Form 10-K405, Exhibit 13
AMERICAN ELECTRIC POWER COMPANY INC
filed 1995-03-29
CIK 4904

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA

Year Ended December 31,              1994        1993        1992        1991        1990
INCOME STATEMENTS DATA
(in millions):
Operating Revenues                  $5,505      $5,269      $5,045      $5,047      $5,178
Operating Income                       932         928         883         918         861
Net Income                             500         354         468         498         496

December 31,                         1994        1993        1992        1991        1990
BALANCE SHEETS DATA (in millions):
Electric Utility Plant              $18,175     $17,712     $17,509     $17,148    $16,652
Accumulated Depreciation
  and Amortization                    6,827       6,612       6,281       5,952      5,588

       Net Electric Utility Plant   $11,348     $11,100     $11,228     $11,196    $11,064

Total Assets                        $15,713     $15,341     $14,277     $13,886    $13,596
Common Shareholders' Equity           4,230       4,152       4,246       4,222      4,167
Cumulative Preferred Stocks
  of Subsidiaries:
  Not Subject to Mandatory
    Redemption                          233         268         535         535        535
  Subject to Mandatory Redemption*      590         501         234         141        145
Long-term Debt*                       4,980       4,995       5,311       5,029      4,927
Obligations Under Capital Leases*       400         284         300         273        290

*Including portion due within one year

Year Ended December 31,              1994        1993        1992        1991        1990
COMMON STOCK DATA:
Earnings per Share                   $2.71       $1.92       $2.54       $2.70      $2.65
Average Number of Shares
  Outstanding (in thousands)       184,666     184,535     184,535     184,535    187,064
Market Price Range: High           $37-3/8     $40-3/8     $35-1/4     $34-1/4    $33-1/8
                    Low             27-1/4          32      30-3/8      26-5/8         26
Year-end Market Price               32-7/8      37-1/8      33-1/8      34-1/4         28
Cash Dividends Paid                  $2.40       $2.40       $2.40       $2.40      $2.40
Dividend Payout Ratio                 88.6%      125.2%       94.6%       88.9%      90.3%
Book Value per Share                $22.83      $22.50      $23.01      $22.88     $22.58

Management's Discussion and Analysis
of Results of Operations and Financial Condition

Earnings Increase

Earnings for 1994 were $500 million or $2.71 per share, up 41.3% from $354 million or $1.92 per share in 1993. The increase was due to the effect of a $145 million after-tax loss recorded in 1993 resulting from a disallowance by the Public Utilities Commission of Ohio (PUCO) of a portion of the Company's Zimmer Plant investment. Exclusive of the disallowance, 1993 earnings and earnings per share would have been $498 million and $2.70, respectively, and 1994 earnings would have increased slightly as the effect of rate increases in several jurisdictions was offset by the related amortization of Zimmer Plant deferrals and increased operating expenses due mainly to significant storm damage and increased fuel expenses.
      In 1993 earnings declined 24.4% from $468 million or $2.54 per share in 1992 reflecting the adverse impact in 1993 of the Zimmer disallowance. Without the Zimmer disallowance, earnings in 1993 would have increased 6.4% due predominantly to improved sales reflecting a return to normal weather, continued improvement in industrial sales, rate increases in several jurisdictions and decreased interest expense and preferred stock dividends due to refinancings.
_________________________________________________________________________
[The following data was presented in graphical form in the printed report.]
                       1990   1991   1992   1993    1994
Earnings per share     $2.65  $2.70  $2.54  $1.92*  $2.71

* Without the Zimmer disallowance 1993 would be $2.70
_________________________________________________________________________

Revenues Increase

Operating revenues increased more than 4% in 1994 and 1993 reflecting the effects of rate increases, growth in the number of customers and the weather. The change in revenues can be analyzed as follows:
                                        Increase (Decrease)
                                        From Previous Year
(Dollars in Millions)                   1994          1993
                                    Amount    %   Amount     %
    Retail:
      Price Variance                $ 90.7        $ 53.1
      Volume Variance                 53.8         173.4
      Fuel Cost Recoveries            40.5         (49.7)
                                     185.0   4.1   176.8    4.1
    Wholesale:
      Price Variance                  68.6          (3.4)
      Volume Variance                (49.7)         59.1
      Fuel Cost Recoveries             8.1         (15.9)
                                      27.0   3.9    39.8    6.1

    Other Operating Revenues          23.8           7.5

        Total                       $235.8   4.5  $224.1    4.4

      The increase in 1994 operating revenues was primarily due to increased revenues from retail customers reflecting retail rate increases in several jurisdictions and an increase in retail energy sales and fuel cost recoveries. The increase in retail energy sales of 2% in 1994 was offset by a 7% decline in wholesale sales resulting in a slight decline in net energy sales.
      The 2% increase in retail energy sales in 1994 resulted from growth in the number of residential, commercial and industrial customers served and increased usage by industrial and commercial customers. Energy sales to residential customers remained constant in 1994 as mild weather during most of the year offset the effect of the severe weather in January and the unseasonably hot weather in June.
      Although wholesale energy sales declined by 7% in 1994, wholesale revenues increased 4% reflecting an increase in take-or-pay capacity charges to unaffiliated utilities. Capacity charges are to reserve a specified quantity of AEP System generating capacity and must be paid even when the energy is not taken. The increase in capacity charges resulted from an increase in capacity reserved under a long-term contract and short-term contracts with unaffiliated utilities in the summer of 1994 because of a forced generating unit outage. The increase in capacity reservation did not lead to a corresponding increase in energy sold due to mild weather throughout most of 1994. While severe winter weather in January 1994 and extremely hot June weather increased short-term wholesale sales, the mild weather throughout the remainder of 1994, combined with increased competition in the wholesale market, reduced short-term sales for the year.
      Fuel cost recoveries increased in both the retail and wholesale jurisdictions in 1994 with the retail jurisdiction increase reflecting the effect of the operation of the fuel clause mechanism in Indiana and the wholesale jurisdiction increase resulting from increased fuel costs.

      The increase in 1993 operating revenues was also primarily due to increased revenues from retail customers reflecting a significant increase in retail energy sales and retail rate increases offset in part by a reduction in fuel cost recoveries. In 1993 energy sales rose 5% with retail energy sales increasing 4% and wholesale sales rising 9%. The increase in retail energy sales in 1993 was due to a return to normal weather, improved industrial sales and growth in the number of retail customers. The 9% upturn in wholesale sales in 1993 was mainly the result of an increase in short-term sales due to decreased availability of unaffiliated generating units combined with increased demand resulting from hot summer weather in 1993. The decline in fuel cost recoveries in 1993 reflects the effects of decreases in fuel costs.
      Efforts to improve short-term wholesale sales are affected by the highly competitive nature of the short-term energy market and other factors, such as unaffiliated generating plant availability, the weather and the economy, all of which are not generally within management's control. The Company's future results of operations will be affected by its ability to make cost-effective wholesale sales or, if such sales are reduced, the ability to raise retail rates to the extent applicable.
      Also, since the Company's residential and commercial sales are weather-sensitive, future results of operations will depend on the weather.
_________________________________________________________________________
[The following data was presented in graphical form in the printed report.]
                         1990   1991   1992   1993   1994
                          (in billions of kilowatthours)
Sales of Energy:
  Residential             25     27     27     29     29
  Commercial              19     20     20     21     21
  Industrial              39     40     41     42     44
  Wholesale & All Other   37     26     23     25     23
    Total Energy Use     120    113    111    117    117
_________________________________________________________________________

Operating Expenses Increase

Operating expenses increased 5% in 1994 and 4% in 1993. Changes in the components of operating expenses are shown in the table.
                                       Increase (Decrease)
                                       From Previous Year
(Dollars in Millions)                  1994            1993
                                  Amount    %     Amount    %

  Fuel and Purchased Power       $ 97.7    5.9    $  0.4   0.0
  Other Operation                  31.9    3.3      57.2   6.3
  Maintenance                      21.2    4.1      32.6   6.7
  Depreciation and Amortization    41.5    7.8      24.4   4.8
  Taxes Other Than Federal
    Income Taxes                   25.9    5.5      26.4   5.9
  Federal Income Taxes             13.8    6.8      37.2  22.4
          Total                  $232.0    5.3    $178.2   4.3

      The increased fuel and purchased power expense in 1994 was mainly the result of increased utilization of coal-fired generation as low-cost nuclear generation was reduced due to scheduled refueling and maintenance outages at both of the Company's nuclear generating units. Also contributing to the increase was increased purchases of energy from unaffiliated utilities for pass-through sales to other unaffiliated utilities.
      Other operation expense increased in 1994 as a result of regulatory-approved increases in accruals and amortization, concurrent with rate recovery, of nuclear plant decommissioning expense and certain low-income residential customers' payment programs. The increase in other operation expense in 1993 was due to severance costs in connection with a reorganization of the Company's Ohio operations and a change in accounting method for postretirement benefits other than pensions due to the adoption of a new accounting standard.
      Significant storm damage caused by snow and ice storms during the first three months of 1994 increased maintenance expense. Storm damage expenditures totaled $46 million of which $23.9 million was deferred as a regulatory asset. The increase in maintenance expense in 1993 was due to an increase in scheduled power plant maintenance, unusual storm damage and the amortization of previously deferred incremental cost of nuclear maintenance expenditures incurred during refueling outages in 1992. With regulator approval the incremental cost of certain nuclear maintenance procedures, which are performed only when the nuclear unit is out of service for refueling, are levelized (deferred and amortized) over the period starting with the beginning of the outage and ending with the beginning of the next outage so that the cost of an average number of refuelings are reflected in each year's expenses. This procedure is necessary to levelize rates because the refueling outages occur approximately every 18 months.
      The increase in depreciation and amortization expense in 1994 was primarily due to the court-ordered discontinuance of the Zimmer Plant phase-in plan deferrals effective in February 1994 and the subsequent amortization of such costs as they were recovered in rates. Depreciation and amortization expense increased in 1993 predominantly as a result of property additions including the Zimmer Plant. Although Zimmer went into service in 1991, regulator-approved deferrals of depreciation expense were recorded through May of 1992, when rate recovery commenced.
      Taxes other than federal income tax expense rose in 1994 mainly due to an increase in the generation-based West Virginia business and occupation tax reflecting an increase in generation at West Virginia power plants and an increase in the revenue-based gross receipts tax of several states reflecting the increase in revenues in 1994. In 1993 taxes other than federal income taxes rose reflecting increased taxable income and property tax assessments and the effect of regulator-approved deferral of Zimmer Plant property taxes in 1992.
      The increase in federal income tax expense attributable to operations in 1994 and 1993 was primarily due to an increase in pre-tax operating income.

Deferred Carrying Charges and Nonoperating Income

The decrease in deferred Zimmer Plant carrying charges in 1994 resulted from the cessation of deferrals commensurate with inclusion of the full plant investment in rate base effective February 1, 1994. The amortization of the deferrals is included in depreciation and amortization expense.
      Zimmer Plant carrying charges decreased in 1993 as the plant investment was phased into rate base commensurate with recovery from ratepayers under a PUCO-ordered rate phase-in plan. From the in-service date of March 1991 until phase-in rate relief was granted in May 1992, deferred carrying charges of $56 million were recorded on the full Zimmer Plant investment. Under the phase-in plan and subsequent to May 1992, a deferred return was recorded only on the portion of the allowed plant investment not yet reflected in rates. Recovery of the pre-rate relief deferral will be sought in the next PUCO base rate proceeding.
      The decrease in other nonoperating income in 1994 was mainly due to recording a provision for loss of $8.2 million after tax on an investment. Also contributing to the 1994 decrease was the effect of interest income recorded in March 1993 on tax refunds received from the Internal Revenue Service (IRS) in connection with the settlement of audits of prior years' tax returns. From 1992 to 1993 other nonoperating income declined significantly mainly because of the effect of interest income recorded in 1992 on tax refunds received from the IRS in connection with the settlement of audits of prior years' tax returns and on receivables from customers for the collection of prior years' fuel costs resulting from the favorable resolution of litigation.
_________________________________________________________________________
[The following data was presented in graphical form in the printed report.]
                                   1990   1991   1992   1993   1994
(In Millions)
Net Interest Charges               $401   $431   $448   $418   $389

Preferred Dividend Requirements     $53    $54    $59    $59    $55
_________________________________________________________________________

_________________________________________________________________________
[The following data was presented in graphical form in the printed report.]
                                   1990   1991   1992   1993     1994
(In Percent)
Dividend Payout Ratio              90.3%  88.9%  94.6%  125.2%*  88.6%

Common Equity Ratio                42.6%  42.5%  41.1%  41.9%    42.2%

* Without Zimmer disallowance 1993 would be 88.9%
_________________________________________________________________________

Interest and Preferred Stock Dividends Decrease

Refinancing programs of several subsidiaries during 1993 and the early part of 1994 reduced the average interest rate on outstanding long-term debt as well as the levels of long-term debt causing the decline in interest expense in 1994 and 1993. Over the past two years management refinanced and retired $2 billion of relatively high interest rate long-term debt to take advantage of low interest rates. Also management took advantage of the low market rates to refinance preferred stock at reduced dividend rates.

Common Dividend and Payout Ratio Remain Constant

The Company paid a quarterly dividend in 1994 of 60 cents a share maintaining the annual dividend rate at $2.40 per share. The payout ratio was 89% in both 1994 and 1993 before the Zimmer disallowance, down from 95% in 1992.
The payout ratio is considered an indicator of a company's ability to increase or maintain its dividend in the future. It has become an important consideration for the electric utility industry as it faces the possibility of competition. Some electric utility companies have reduced the payout ratio by cutting their dividend in order to retain more earnings and be better equipped to meet competitive challenges. Management's objective is to reduce the payout ratio to a level between 75% and 80% by improving earnings.

Construction Spending

Construction expenditures have been declining in recent years. Management estimates cumulative construction expenditures for the next three years to be $2 billion including expenditures necessary to meet the requirements of the Clean Air Act Amendments of 1990. Approximately 86% of the construction expenditures for the next three years will be financed internally. These estimated construction expenditures do not include any major new plant construction.

Capital Resources

The operating subsidiaries generally issue short-term debt to provide for interim financing of capital expenditures that exceed internally generated funds. They periodically reduce their outstanding short-term debt through issuances of long-term debt and preferred stock and with additional capital contributions by the parent company. In 1994 short-term borrowings increased by $38 million. At December 31, 1994, American Electric Power and its subsidiaries had outstanding unused short-term lines of credit of $558 million. The sources of funds available to the parent company are dividends from its subsidiaries, short-term and long-term borrowings and, when necessary, proceeds from the issuance of common stock. American Electric Power issued 700,000 shares of common stock in 1994 through a Dividend Reinvestment Program raising $22 million. As a result of the common stock issuance in 1994 and a reduction in long-term debt over the past several years, the common equity to capitalization ratio has steadily improved. At December 31, 1994 the ratio increased to 42.2% from 41.9% at year end 1993 and has improved from 41.1% in 1992. Management expects that small amounts of common stock will similarly be issued to meet a portion of the construction budget and to maintain or enhance common equity ratios over the next three years.
      At December 31, 1994 the subsidiaries have outstanding $4.98 billion of long-term debt and $823 million of preferred stock. The subsidiaries have regulatory approval to issue up to $714 million of long-term debt and $85 million of preferred stock. Management expects to use the proceeds of future long-term financings to retire short-term debt, refinance higher cost and maturing long-term debt, refund cumulative preferred stock and fund construction expenditures.
      Unless the subsidiaries meet certain earnings or coverage tests, they cannot issue additional long-term debt or preferred stock. In order to issue certain long-term debt (without refunding existing debt), each subsidiary must have pre-tax earnings equal to at least two times the annual interest charges on long-term debt after giving effect to the issuance of the new debt. Generally, issuance of additional preferred stock requires an after-tax gross income at least equal to one and one-half times annual interest and preferred stock dividend requirements after giving effect to the issuance of the new preferred stock. The subsidiaries presently exceed these minimum coverage requirements.
_________________________________________________________________
PRINCIPAL OPERATING SUBSIDIARIES
DEBT & PREFERRED STOCK COVERAGE         Long-term    Preferred
December 31, 1994                            Debt        Stock

Appalachian Power Co.                        3.10        1.65

Columbus Southern Power Co.                  3.64        N/A

Indiana Michigan Power Co.                   5.08        2.74

Kentucky Power Co.                           2.60        N/A

Ohio Power Co.                               4.55        2.58

N/A = Not applicable; no preferred stock restrictions
_________________________________________________________________

Business Conditions

Competition in Our Core Business

All public electric utilities are confined with regard to retail service to providing electric generation, transmission and distribution services in a designated service territory. In exchange for this exclusive right to provide such services at a cost-based regulated price which provides the opportunity to earn a regulator-determined reasonable rate of return on shareholders' equity, electric utilities are obligated to serve all customers in their service territories. Although public electric utilities including AEP are regulated monopolies, we have historically competed with self-generation and with distributors of alternative sources of energy, such as natural gas, fuel oil and coal, within our service areas. In recent years regulated electric utilities have also competed with independent power producers for the right to build and operate new generating plant. The primary competitive factors have been price, reliability of service and the ability of customers to utilize sources of energy other than electric power. AEP has maintained a favorable competitive position on the basis of all of these factors. This is evidenced by the lack of independent power producers and significant self generation in our service territories. With respect to alternative energy sources, AEP believes that the convenience and versatility of electricity and reliability of our service coupled with the limited ability of customers to substitute other energy sources for electric power have placed us in a favorable competitive position. However, we continue to work to improve the competitiveness, effectiveness and reliability of our core product, electricity. AEP, for example, markets high-efficiency heat pumps and off-peak storage water heaters which make electricity competitive with natural gas for space and water heating.
      Competition in the wholesale market, that is, the sale of bulk power to other public and municipal utilities, is not new and has been increasing for a number of years. This is particularly true in the short-term wholesale market. The National Energy Policy Act of 1992 (the Energy Act) facilitated competition in the short and long-term wholesale market since, among other things, it authorized the Federal Energy Regulatory Commission (FERC) to order transmission access for wholesale transactions. The principal factors in competing for wholesale sales are price, including fuel costs, availability of capacity, transmission capability and cost, and reliability of service. Management believes that over the years AEP has generally maintained a favorable competitive position in these factors. However, due to the recent availability of additional capacity of other utilities and reduced fuel prices, price competition, especially in the short-term wholesale market, has been, and is expected to be, important in the future. AEP intends to continue competing for wholesale sales when it will enhance shareholder value.
      With the passage of the Energy Act, the potential for retail wheeling, i.e., competition for retail sales, is getting considerable attention. While the Energy Act gave the FERC broad authority to mandate transmission access in the wholesale market, it prohibits the FERC from ordering retail wheeling. A number of state legislatures and state regulatory agencies have begun to study retail wheeling with encouragement from major industrial customers.
      If it occurs, increased competition may require the resolution of some complex issues, such as stranded investment and the obligation to serve.
When a customer leaves a utility system, there is an issue of who pays for plant investment, regulatory assets and commitments that are no longer needed. If a customer leaves its native electric supplier and later decides to return, the issue of whether the original local utility has an obligation to serve the returning customer must also be addressed. If not recovered directly from customers that choose another supplier and/or from the remaining regulated customers, the AEP System, like all electric utilities, will be required to address stranded investment losses that could result from any future loss of customers or reduced pricing from head-to-head competition. Management intends to seek recovery of any stranded investment, including regulatory assets, as an appropriate recovery of previously approved cost of service.
      Although management believes that it has a favorable competitive position due to AEP's relatively low cost of generation, it will be essential for management to better understand the nature of AEP's costs in order to develop new, innovative and competitive pricing structures and to manage profit margins especially if competition were to expand. It will be important to develop improved costing tools in order to maintain our position as a low-cost supplier. AEP is turning to activity-based budgeting and cost management techniques to enable management to cost logical work activities and services. By examining our operations by logical work units, the cost of all major activities can be better controlled, identified and evaluated to properly price our products and to eliminate unnecessary activities and their cost.
      The development of tools and training to enable management to better manage the costs of operations is only one of the options AEP is currently pursuing. In 1994 AEP's management team has been:

      -  Reviewing and streamlining operations and staffing,
      -  Reducing layers of supervision,
      -  Expanding customer relations and service activities,
      - Expanding its ability to help customers adopt new electro-technologies to reduce their usage of electricity,
      - Expanding strategic planning and management training activities, and
      - Exploring participation in new and existing international power projects and other non-core but related business opportunities.

      Management is committed to maintaining and enhancing our core business. Although the AEP System with our relatively low cost of generation is competitive, management is moving in "new directions" to maintain and improve our competitive position. Whether competition expands or not, these efforts will serve to maintain our relatively low rates and improve sales through economic development in our service territory.

Non-Core Business Prospects

Although AEP has not yet developed any major non-core business, we continue to consider new business opportunities, particularly those which permit the use of our expertise and core competencies. These endeavors are conducted through AEP Energy Services, Inc. (AEPES) and AEP Resources, Inc. which are non-rate-regulated subsidiaries.
      AEPES offers consulting services both domestically and internationally and contracts with other public utilities, commercial entities and government agencies for the licensing of intellectual property and the delivery of services. Recently AEPES entered into agreements with several major engineering consulting firms to jointly market certain consulting services. AEPES is also engaged in efforts to research, develop and commercialize products that can be made out of the ash by-products of electricity generation from coal in an attempt to reduce disposal costs and improve shareholder value.
      AEP Resources is pursuing several possible investment projects. Its primary business focus will be international and domestic cogeneration, the independent power market and the privatization of generation and transmission facilities in the international market. Recently an agreement of intent was signed that may result in a joint venture to construct two 1,300 mw coal-fired generating units in China at an estimated cost of $2 billion. These two units, if constructed, would be the largest coal-fired generating units in Asia and would burn low-sulfur coal. It is currently proposed that AEPES will provide the engineering, design, construction management and training for operation of the two 1,300 mw units. It is anticipated that AEP may acquire an interest in the 49% share of equity expected to be available to foreign investors.
      Non-core investments offer the potential for earning returns which exceed those of rate-regulated operations. However, they also involve a higher degree of risk which must be carefully considered and assessed. AEP may make investments in these and other new non-core businesses after management carefully assesses the risks involved vs. potential for enhanced shareholder value. Appropriate non-core business investments are part of AEP's strategic plan for enhancing shareholder value.

Affiliated Coal

For a number of years Ohio Power Company (OPCo) has been limited in its recovery of the cost of coal produced by its affiliated mines. Under a 1992 stipulation agreement a predetermined price of $1.64 per million Btu's was established for the cost of coal burned at four of OPCo's generating plants (the Gavin, Mitchell, Muskingum River and Cardinal plants), three of which burn affiliated coal from the Meigs, Muskingum and Windsor mines. The stipulation covered the three-year period ending November 30, 1994.
Beginning December 1, 1994 an inflation adjusted 15-year predetermined price of $1.575 per million Btu's for coal burned at the Gavin Plant was established by the 1992 stipulation agreement. As discussed below under "Clean Air Act" a Settlement Agreement sets an overall predetermined electric fuel component rate at 1.465 cents per kwh for the period June 1, 1995 through November 30, 1998. The Gavin Plant predetermined price remains effective as escalated from the original $1.575 per million Btu's. After November 2009 the price that OPCo can recover for coal from its affiliated Meigs mine, which supplies the Gavin Plant, will be limited to the lower of cost or the then-current market price. The predetermined prices provide OPCo with an opportunity to accelerate recovery of its Ohio jurisdictional investment in and liabilities and closing costs of the Meigs, Muskingum and Windsor mining operations to the extent the actual cost of coal burned at the Gavin Plant is less than the predetermined prices. Based on the estimated future cost of coal at Gavin Plant, management believes that OPCo should be able to recover, under the terms of the 1992 stipulation agreement in conjunction with the Settlement Agreement, the Ohio jurisdictional portion of the cost of the affiliated mining operations including mine closure costs.
      As discussed below, compliance with the January 1, 2000 Phase II deadline of the Clean Air Act Amendments of 1990 may cause the affiliated Muskingum and Windsor mines to close. Shutdown costs for the Muskingum and Windsor mines include investments in the mines, leased asset buy-outs, reclamation costs and employee benefits and are estimated to be $150 million after tax (the non-Ohio jurisdiction portion is estimated to be $85 million after tax) at December 31, 1994. Management intends to seek from ratepayers adequate and timely recovery of the non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of the Muskingum and Windsor mining operations as well as for the Meigs mining operations. In the event those costs and/or the cost of such affiliated coal production in the interim cannot be recovered, results of operations would be adversely affected.

Nuclear Cost

The cost to operate and maintain the two-unit Cook Nuclear Plant is impacted by Nuclear Regulatory Commission (NRC) requirements and the normal aging of the plant (Unit 1 began commercial operation in 1975 and Unit 2 in 1978). In addition, the cost to decommission the plant is affected by NRC regulations and the Department of Energy's Spent Nuclear Fuel (SNF) disposal program. Studies completed in 1994 estimate the cost to decommission the plant and dispose of low-level nuclear waste accumulation to range from $634 million to $988 million in 1993 dollars. By law I&M participates in the Department of Energy's SNF disposal program which is described in Note 4 of the Notes to Consolidated Financial Statements. Decommissioning costs and spent nuclear fuel disposal costs are being recovered from ratepayers. In 1993 the Indiana and the Michigan commissions approved higher levels of recovery so that the amount currently being recovered is at least at the lower end of the range in the prior decommissioning study. To date AEP has recovered and accrued $212 million in decommissioning cost. Management intends to seek recovery through the rate-making process of the last increase and any future increases in decommissioning costs over the remaining plant life.
      Nuclear operations are continually reviewed for ways to lessen the growth in operation, maintenance and decommissioning costs. In 1994 Cook Nuclear Plant achieved a superior rating from the Institute of Nuclear Power Operations, a nuclear industry oversight group, and received improved NRC performance ratings. Additionally, costs related to nuclear refueling outages at the Cook Nuclear Plant have been reduced by approximately $20 million in the last two years.
      In 1994 the Financial Accounting Standards Board (FASB) added Accounting for Nuclear Decommissioning Liabilities to its agenda. Among the topics to be studied by the FASB is the question of when future decommissioning liabilities should be recognized. The Company and the electric utility industry accrue such costs over the service life of their nuclear facilities as recovered in rates. A new requirement from the FASB could cause the annual provisions for decommissioning to increase should the estimate of the remaining unaccrued decommissioning costs be greater than the regulators' allowed recovery level. Management believes that the industry's life of the plant accrual accounting method is appropriate and should be accepted by the FASB. Until the FASB completes its study and reaches a conclusion, the impact, if any, on results of operations and financial condition cannot be determined.

Environmental Concerns

Clean Air Act - To comply with the Clean Air Act Amendments of 1990 (CAAA) which requires substantial reductions in sulfur dioxide and nitrogen oxides emitted from electric generating plants, an AEP Systemwide least-cost compliance plan was developed reflecting various methods of compliance. The cornerstone of the compliance strategy is the installation of flue gas desulfurization systems (scrubbers) on OPCo's two-unit Gavin Plant which has been responsible for about 25% of the System's total sulfur dioxide emissions. By selecting scrubbers, the compliance plan allows the continued use of Ohio high-sulfur coal at the Gavin Plant. The scrubbers for Gavin
Unit 1 were completed in December 1994 and the Unit 2 scrubbers are expected to be completed in March 1995. The cost of the leased scrubbers is estimated to be $675 million. Capital expenditures for all other AEP System CAAA-related environmental based protection facilities for the next three years are estimated to be $45 million.
      The PUCO approved the compliance plan for OPCo as a least-cost compliance strategy in November 1992, and under Ohio law the plan is deemed prudent for subsequent PUCO rate proceedings.
      Under the approved plan, fuel switching would be the compliance method at OPCo's Muskingum River Plant in 1995 and 2000 and at OPCo's Cardinal Plant Unit 1 in 2001 although the PUCO in a subsequent fuel cost recovery proceeding recommended that OPCo consider employing fuel switching as early as 1995 at the Cardinal Plant. The plants are currently supplied by OPCo's wholly-owned, high-sulfur coal-mining subsidiaries which operate the Muskingum and Windsor mines. Consequently, these affiliated mining operations could shut down resulting in substantial costs.
      Recovery of CAAA capital and operating compliance costs is being sought through the rate-making process. In 1994 OPCo filed with the PUCO for an annual revenue increase of $152.5 million with half of the requested rate increase to recover costs associated with the Gavin Plant's scrubbers. In February 1995 OPCo and certain other parties to the proceeding entered into a Settlement Agreement to resolve, among other issues, the pending base rate case and the current electric fuel component (EFC) proceeding. Under the terms of the Settlement Agreement base rates would increase by $66 million annually in March 1995 which includes recovery of the annual cost of the scrubbers; the EFC rate would be fixed at 1.465 cents per kwh from June 1995 through November 1998; OPCo would be provided an opportunity under a 1992 predetermined price agreement for coal burned at the Gavin Plant (which is described above) to recover its Ohio jurisdictional portion of the investment in and the future shutdown costs of all affiliated mines; and OPCo may proceed with its CAAA compliance plan as filed with the PUCO. The Settlement Agreement allows the Company to continue to operate the Muskingum and Windsor mines through the end of Phase I, January 1, 2000. The Settlement Agreement is subject to PUCO approval.
      Efforts are continuing to obtain timely recovery of the compliance costs in jurisdictions other than OPCo's Ohio jurisdiction, although there can be no assurance that regulators will provide for recovery of all CAAA compliance costs on a timely basis. Compliance with the CAAA, including potential mine closure costs, will have an adverse effect on results of operations and possibly financial condition if not recovered from ratepayers or through asset dispositions.

Hazardous Material - By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and spent nuclear fuel. Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically disposed of or treated in captive disposal facilities or are beneficially utilized. In addition, the AEP generating plants and transmission and distribution facilities have used asbestos, polychlorinated biphenyls (PCBs) and other hazardous and non-hazardous materials. The AEP System is currently incurring costs to safely dispose of such substances, and additional costs could be incurred to comply with new laws and regulations if enacted.
      The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund legislation) addresses clean-up of hazardous substance disposal sites and authorizes the United States Environmental Protection Agency (Federal EPA) to administer the clean-up programs. AEP companies have been named by the Federal EPA as a "potentially responsible party" (PRP) for 12 sites as of December 31, 1994. Liability has been settled for five of these sites with no significant effect on results of operations. In addition, there are 11 sites for which AEP companies have received information requests or demand letters which could lead to PRP designation.
      In all instances where an AEP company has been named a PRP or defendant, the disposal or recycling activity of the AEP company was in accordance with applicable laws and regulations. CERCLA does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories. As a result, AEP has instituted a number of Systemwide policies that have raised the standard of care by going beyond regulatory requirements where appropriate.
      While the potential liability for each Superfund site must be evaluated separately, several general statements can be made regarding such potential liability. The disposal at a particular site by the AEP companies is often unsubstantiated; the quantity of material the AEP companies disposed of at a site was generally small; and the nature of the material AEP generally disposed of was non-hazardous. Typically, an AEP subsidiary is one of many parties named as PRPs for a site and, although liability is joint and several, generally some of the other parties are financially sound enterprises. Therefore, AEP's present estimates do not anticipate material cleanup costs for identified sites for which AEP subsidiaries have been declared PRPs. However, if for unknown reasons significant costs are incurred for cleanup, results of operations and possibly financial condition would be adversely affected unless the costs can be recovered from insurance proceeds and/or, with regulatory approval, from ratepayers.

Notice of Violation - Kammer Plant - In August 1994 the Federal EPA issued a Notice of Violation (NOV) to OPCo alleging that the Kammer Plant has been operating in violation of applicable federally enforceable air pollution control requirements since January 1, 1989. By law the Federal EPA may seek penalties of up to $25,000 per day for each day of violation. A Consent Decree was negotiated and filed on November 15, 1994, which resolves that portion of the NOV relating to compliance. The portion of the NOV relating to penalties will be addressed independently. At this time management is unable to estimate the amount of any civil penalties that the Federal EPA may impose. It is not anticipated that the ultimate resolution of this matter will have a material adverse impact on results of operations.

Global Climate Change - Concern about global climate change, or "the greenhouse effect," has been the focus of intensive debate within the United States and around the world. Much of the uncertainty about what effects greenhouse gas concentrations will have on the global climate results from a myriad of factors that affect climate. Based on the terms of a 1992 United Nations treaty that pledged the United States to reduce greenhouse gas emissions, the Clinton Administration developed a voluntary plan to reduce greenhouse gas emissions to 1990 levels by the year 2000. As part of this plan, AEP is participating with the U.S. Department of Energy and other electric utility companies in the climate change program to limit future greenhouse gas emissions.
      AEP's climate challenge program applies a policy of proactive environmental stewardship, whereby actions are taken that make economic and environmental sense on their own merits, irrespective of the uncertain threat of global climate change. The plan includes energy conservation programs, improvements in fossil generation efficiency, increased use of nuclear capacity and forest management activities. However, should it be determined necessary to enact significant new measures to control the burning of coal, their cost, if not recovered from ratepayers could adversely impact results of operations and financial condition.

EMF - The potential for electric and magnetic fields (EMF) from transmission and distribution facilities to adversely affect the public health is being extensively researched. AEP continues to support EMF research to help determine the extent, if any, to which EMF may adversely impact public health. Our concern is that new laws imposing EMF limits may be passed or new regulations promulgated without sufficient scientific study and evidence to support them. As long as there is uncertainty about EMF, AEP and other electric utilities will have difficulty finding acceptable sites for their facilities, which could hamper economic growth within AEP's seven-state operating territory. If the present energy delivery system must be changed because of EMF concerns, or if the courts conclude that EMF exposure harms individuals and that utilities are liable for damages, then AEP's results of operations and financial condition could be adversely affected, unless the costs can be recovered from ratepayers.

Litigation

The Company is involved in a number of legal proceedings and claims. While we are unable to predict the outcome of such litigation, it is not expected that the resolution of these matters will have a material adverse effect on financial condition. Information about these matters can be found in the footnotes to the financial statements.

Proposed Revision of the Public Utility Holding Company Act

The Public Utility Holding Company Act of 1935 (1935 Act) currently requires that service, sales and construction contracts (other than power sales) between companies in a registered holding company system, such as the AEP System, be performed at cost with limited exceptions. Over the years, the AEP System has developed numerous affiliated service, sales and construction relationships and in some cases invested significant capital and developed significant operations in reliance upon the ability to recover their full costs under these provisions.
      The Securities and Exchange Commission is studying the 1935 Act to determine whether the rules to administer it should be updated or the 1935 Act should be amended or repealed. Proposals being considered to modernize the 1935 Act could eliminate the assurance that affiliated companies will recover their full cost of providing intra-system services. These proposals may price such transactions at a market-based price if it is lower than cost or generally eliminate the application of the 1935 Act to such transactions. The effect of the adoption of these proposals on AEP intra-system transactions depends on whether the assurance of full cost recovery is eliminated immediately or phased-in and whether it is eliminated for all intra-system transactions or only some. If the cost recovery assurance is eliminated immediately for all intra-system transactions, it could have a material adverse effect on results of operations.
      The 1935 Act was premised upon the fact that utilities were vertically integrated and operated as monopolies in an assigned territory. With passage of the Energy Act and the possibility of increased competition in the electric utility industry, it is essential that the Company's ability to compete not be restricted by its status as a registered holding company under the 1935 Act. To be prepared for these possible changes in the nature of the industry, management has concluded that it supports the repeal of the 1935 Act.

Effects of Inflation

Inflation affects the AEP System's cost of replacing utility plant and the cost of operating and maintaining its plant. The rate-making process limits the Company to recovery of the historical cost of assets resulting in economic losses when the effects of inflation are not recovered from customers on a timely basis. However, economic gains that result from the repayment of long-term debt with inflated dollars partly offset such losses.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands - except per share amounts)
                                                             Year Ended December 31,
                                                    1994          1993          1992
OPERATING REVENUES                                  $5,504,670    $5,268,842    $5,044,792

OPERATING EXPENSES:
  Fuel and Purchased Power                           1,745,245     1,647,573     1,647,167
  Other Operation                                      997,235       965,329       908,172
  Maintenance                                          544,312       523,062       490,425
  Depreciation and Amortization                        572,189       530,731       506,304
  Taxes Other Than Federal Income Taxes                496,260       470,346       443,963
  Federal Income Taxes                                 217,209       203,431       166,219
          TOTAL OPERATING EXPENSES                   4,572,450     4,340,472     4,162,250
OPERATING INCOME                                       932,220       928,370       882,542
NONOPERATING INCOME:
  Deferred Zimmer Plant Carrying Charges
    (net of tax)                                         5,604        25,343        41,901
  Other Nonoperating Income                              5,881        21,229        51,163
          TOTAL NONOPERATING INCOME                     11,485        46,572        93,064
LOSS FROM ZIMMER PLANT DISALLOWANCE:
  Disallowed Cost                                         -          159,067          -
  Related Income Taxes                                    -          (14,534)         -
          NET ZIMMER LOSS                                 -          144,533          -
INCOME BEFORE INTEREST CHARGES AND
  PREFERRED DIVIDENDS                                  943,705       830,409       975,606
INTEREST CHARGES (net)                                 388,998       417,822       447,955
PREFERRED STOCK DIVIDEND REQUIREMENTS
  OF SUBSIDIARIES                                       54,695        58,818        59,348
NET INCOME                                          $  500,012    $  353,769    $  468,303
AVERAGE NUMBER OF SHARES OUTSTANDING                   184,666       184,535       184,535
EARNINGS PER SHARE                                       $2.71         $1.92         $2.54
CASH DIVIDENDS PAID PER SHARE                            $2.40         $2.40         $2.40

                          ____________________________________________

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                                            Year Ended December 31,
(in thousands)                                         1994          1993          1992
RETAINED EARNINGS JANUARY 1                         $1,269,283    $1,358,800    $1,333,855
NET INCOME                                             500,012       353,769       468,303
DEDUCTIONS:
  Cash Dividends Declared                              443,101       442,891       442,891
  Other                                                    613           395           467
RETAINED EARNINGS DECEMBER 31                       $1,325,581    $1,269,283    $1,358,800

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
                                                                      December 31,
(in thousands)                                                     1994          1993
ASSETS
ELECTRIC UTILITY PLANT:
  Production                                                   $ 9,172,766   $ 9,079,130
  Transmission                                                   3,247,280     3,169,347
  Distribution                                                   3,966,442     3,743,047
  General (including mining assets and nuclear fuel)             1,529,436     1,406,159
  Construction Work in Progress                                    258,700       314,489
          Total Electric Utility Plant                          18,174,624    17,712,172
  Accumulated Depreciation and Amortization                      6,826,514     6,612,131

          NET ELECTRIC UTILITY PLANT                            11,348,110    11,100,041



OTHER PROPERTY AND INVESTMENTS                                     735,042       724,373



CURRENT ASSETS:
  Cash and Cash Equivalents                                         62,866        42,561
  Accounts Receivable:
    Customers (Less Allowance for Uncollectible Accounts of
     $4,056 in 1994 and $4,048 in 1993)                            346,462       373,251
    Miscellaneous                                                   86,397        90,514
  Fuel - at average cost                                           306,700       314,441
  Materials and Supplies - at average cost                         216,741       207,373
  Accrued Utility Revenues                                         167,486       169,905
  Prepayments and Other                                             94,786        98,958

          TOTAL CURRENT ASSETS                                   1,281,438     1,297,003



REGULATORY ASSETS                                                1,949,852     1,849,055

DEFERRED CHARGES                                                   398,257       370,929

            TOTAL                                              $15,712,699   $15,341,401

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
                                                                      December 31,
(in thousands - except share data)                                 1994          1993
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock-Par Value $6.50:
                           1994          1993
    Shares Authorized. .300,000,000   300,000,000
    Shares Issued. . . .194,234,992   193,534,992
    (8,999,992 shares were held in treasury)                   $ 1,262,527    $ 1,257,977
  Paid-in Capital                                                1,641,522      1,625,068
  Retained Earnings                                              1,325,581      1,269,283
          Total Common Shareholders' Equity                      4,229,630      4,152,328
  Cumulative Preferred Stocks of Subsidiaries:*
    Not Subject to Mandatory Redemption                            233,240        268,240
    Subject to Mandatory Redemption                                590,300        500,450
  Long-term Debt*                                                4,686,648      4,964,060

          TOTAL CAPITALIZATION                                   9,739,818      9,885,078

OTHER NONCURRENT LIABILITIES                                       667,722        509,317

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year*                              293,671         31,141
  Short-term Debt                                                  316,985        278,976
  Accounts Payable                                                 251,186        259,145
  Taxes Accrued                                                    382,677        409,198
  Interest Accrued                                                  88,916         91,161
  Obligations Under Capital Leases                                  93,252         62,215
  Other                                                            407,965        338,988

          TOTAL CURRENT LIABILITIES                              1,834,652      1,470,824

DEFERRED FEDERAL INCOME TAXES                                    2,473,539      2,468,015

DEFERRED INVESTMENT TAX CREDITS                                    456,043        487,501

DEFERRED GAIN ON SALE AND LEASEBACK -
  ROCKPORT PLANT UNIT 2                                            415,226        430,091

DEFERRED CREDITS                                                   125,699         90,575

CONTINGENCIES (Note 4)

            TOTAL                                              $15,712,699    $15,341,401


See Notes to Consolidated Financial Statements.

*See accompanying schedules.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                           Year Ended December 31,
(in thousands)                                        1994           1993          1992
OPERATING ACTIVITIES:
  Net Income                                       $ 500,012    $   353,769   $   468,303
  Adjustments for Noncash Items:
    Depreciation and Amortization                    561,188        555,436       541,726
    Deferred Federal Income Taxes                    (12,223)       (58,376)      103,180
    Deferred Investment Tax Credits                  (31,275)       (28,222)      (27,796)
    Deferred Operating Expenses and
      Carrying Charges (net of amortization)          16,022          2,997      (108,429)
    Loss from Zimmer Plant Disallowance                 -           159,067          -
  Changes in Certain Current Assets and
    Liabilities:
      Accounts Receivable (net)                       30,906        (16,980)      (72,055)
      Fuel, Materials and Supplies                    (1,627)       156,464        84,473
      Accrued Utility Revenues                         2,419         18,994       (48,935)
      Accounts Payable                                (7,959)        47,018       (12,550)
      Taxes Accrued                                  (26,521)        56,502        26,304
  Other (net)                                        (53,217)        19,998      (119,234)
        Net Cash Flows From Operating Activities     977,725      1,266,667       834,987

INVESTING ACTIVITIES:
  Construction Expenditures                         (643,457)      (592,199)     (625,636)
  Proceeds from Sale of Property and Other            49,802         26,669        97,977
        Net Cash Flows Used For
          Investing Activities                      (593,655)      (565,530)     (527,659)

FINANCING ACTIVITIES:
  Issuance of Common Stock                            22,256           -             -
  Issuance of Cumulative Preferred Stock              88,787        321,168        98,851
  Issuance of Long-term Debt                         411,869      1,339,227     1,329,973
  Retirement of Cumulative Preferred Stock           (35,949)      (333,992)       (7,153)
  Retirement of Long-term Debt                      (445,636)    (1,696,806)   (1,086,875)
  Change in Short-term Debt (net)                     38,009         25,822      (159,229)
  Dividends Paid on Common Stock                    (443,101)      (442,891)     (442,891)
        Net Cash Flows Used For
          Financing Activities                      (363,765)      (787,472)     (267,324)

Net Increase (Decrease) in Cash and
  Cash Equivalents                                    20,305        (86,335)       40,004
Cash and Cash Equivalents January 1                   42,561        128,896        88,892
Cash and Cash Equivalents December 31              $  62,866    $    42,561   $   128,896

See Notes to Consolidated Financial Statements.

1. Significant Accounting Policies:

Organization - The American Electric Power System (AEP, AEP System or the Company) is comprised of American Electric Power Company, Inc., the parent holding company; seven electric utility operating companies (utility subsidiaries); a generating subsidiary, AEP Generating Company (AEPGEN); a service company; and three active coal-mining companies. The five largest utility subsidiaries, which pool their generating and transmission facilities and operate them as an integrated system, are:

-     Appalachian Power Company (APCo)
-     Columbus Southern Power Company (CSPCo)
-     Indiana Michigan Power Company (I&M)
-     Kentucky Power Company (KEPCo)
-     Ohio Power Company (OPCo)

      The remaining two utility subsidiaries, Kingsport Power Company and Wheeling Power Company, are distribution companies that purchase power from APCo and OPCo, respectively. American Electric Power Service Corporation (AEPSC) provides management and professional services to the AEP System. The active coal-mining companies are wholly-owned by OPCo and sell all of their production to OPCo. AEPGEN has a 50% interest in the Rockport Plant which is comprised of two of the AEP System's 1,300 megawatt (mw) generating units.

Rate Regulation - The AEP System is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (1935 Act). The rates charged by the utility subsidiaries are approved by the Federal Energy Regulatory Commission (FERC) or one of the state utility commissions as appropriate. The FERC regulates wholesale rates and the state commissions regulate retail rates.

Principles of Consolidation - The consolidated financial statements include American Electric Power Company, Inc. (AEPCo., Inc.) and its wholly-owned subsidiaries consolidated with their wholly-owned subsidiaries. Significant intercompany items are eliminated in consolidation.

Basis of Accounting - As the owner of cost-based rate-regulated electric public utility companies, AEPCo., Inc.'s consolidated financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than do enterprises that are not rate regulated. In accordance with Statement of Financial Accounting Standards
(SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation, regulatory assets and liabilities are recorded and represent regulator-approved deferred expenses and revenues, respectively, resulting from the rate-making process.

Utility Plant - Electric utility plant is stated at original cost and is generally subject to first mortgage liens. Additions, major replacements and betterments are added to the plant accounts. Retirements from the plant accounts and associated removal costs, net of salvage, are deducted from accumulated depreciation.
      The costs of labor, materials and overheads incurred to operate and maintain utility plant are included in operating expenses.

Allowance for Funds Used During Construction (AFUDC) - AFUDC is a noncash nonoperating income item that is recovered over the service life of utility plant through depreciation and represents the estimated cost of borrowed and equity funds used to finance construction projects. The average rates used to accrue AFUDC were 6.59%, 5.84% and 6.13% in 1994, 1993 and 1992, respectively, and the amounts of AFUDC accrued were $11 million in 1994 and $9 million in 1993 and 1992.

Depreciation, Depletion and Amortization - Depreciation is provided on a straight-line basis over the estimated useful lives of property other than coal-mining property and is calculated largely through the use of composite rates by functional class as follows:

Functional Class                     Composite
of Property                         Annual Rates

Production:
  Steam-Nuclear                            3.4%
  Steam-Fossil-Fired               3.2% to 4.3%
  Hydroelectric-Conventional
    and Pumped Storage             1.7% to 3.0%
Transmission                       1.7% to 2.7%
Distribution                       3.4% to 4.2%
General                            1.7% to 3.8%

      The utility subsidiaries presently recover amounts to be used for demolition of non-nuclear plant through depreciation charges included in rates. Depreciation, depletion and amortization of coal-mining assets is provided over each asset's estimated useful life, ranging up to 30 years, and is calculated using the straight-line method for mining structures and equipment. The units-of-production method is used for coal rights and mine development costs based on estimated recoverable tonnages at a current average rate of 57 cents per ton. These costs are included in the cost of coal charged to fuel expense.

Cash and Cash Equivalents - Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Sale of Receivables - Under an agreement that expires in 1995, CSPCo can sell up to $50 million of undivided interests in designated pools of accounts receivable and accrued utility revenues with limited recourse. As collections reduce previously sold pools, interests in new pools are sold. At December 31, 1994 and 1993, $50 million remained to be collected and remitted to the buyer.

Operating Revenues - Revenues include the accrual of electricity consumed but unbilled at month-end as well as billed revenues.

Fuel Costs - Fuel costs are matched with revenues in accordance with rate commission orders. In the retail jurisdictions, changes in fuel costs are deferred or revenues accrued until approved by the regulatory commission for billing to customers in later months. Wholesale jurisdictional fuel cost changes are expensed and billed as incurred.

Levelization of Nuclear Refueling Outage Costs - Incremental operation and maintenance costs associated with refueling outages at the Donald C. Cook Nuclear Plant (Cook Plant) are deferred for amortization over the period (generally eighteen months) beginning with the commencement of an outage until the beginning of the next outage. The amounts deferred were $49.6 million in 1994, $1.4 million in 1993 and $71.8 million in 1992. Amortization of such deferrals was $30.8 million in 1994, $35.2 million in 1993 and $24.6 million in 1992.

Income Taxes - The Company follows the liability method of accounting for income taxes as prescribed by SFAS 109, Accounting for Income Taxes. Under the liability method, deferred income taxes are provided for all temporary differences between book cost and tax basis of assets and liabilities which will result in a future tax consequence. Where the flow-through method of accounting for temporary differences is reflected in rates, regulatory assets and liabilities are recorded in accordance with SFAS 71.

Investment Tax Credits - Investment tax credits have been accounted for under the flow-through method except where regulatory commissions have reflected investment tax credits in the rate-making process on a deferral basis. Deferred investment tax credits are being amortized over the life of the related plant investment.

Debt and Preferred Stock - Gains and losses on reacquired debt are deferred and amortized over the remaining term of the reacquired debt in accordance with rate-making treatment. If the debt is refinanced the reacquisition costs are deferred and amortized over the term of the replacement debt.
      Debt discount or premium and debt issuance expenses are amortized over the term of the related debt, with the amortization included in interest charges.
      Redemption premiums paid to reacquire preferred stock are deferred and amortized in accordance with rate-making treatment. The excess of par value over costs of preferred stock reacquired to meet sinking fund requirements is credited to paid-in capital.

Other Property and Investments -   Investments held in trust funds for
decommissioning nuclear facilities and for the disposal of spent nuclear fuel are recorded at market value. Adjustments for unrealized gains and losses to the carrying value of trust fund investments are not reflected in equity due to the rate-making process.
      Excluding the decommissioning and spent nuclear fuel disposal trust funds, other property and investments are stated at cost.

Reclassifications - Certain prior-period amounts were reclassified to conform with current-period presentation.


2. Rate Matters:

Rate Activity - On June 27, 1994 the Virginia State Corporation Commission (VA SCC) issued a final order granting APCo an increase in annual revenues of $17.9 million out of the requested amount of $31.4 million which required a revenue refund to customers in August 1994 of $15.8 million. Effective November 15, 1994 APCo implemented a net decrease in rates charged to its Virginia retail customers of $13.2 million, subject to final approval by the VA SCC. The net decrease reflects reduced fuel costs offset, in part, by amortization over three years of $23.9 million of the deferred cost of extensive repairs to facilities damaged by severe winter storms in 1994.
       An application was filed by OPCo on July 6, 1994 with the Public Utilities Commission of Ohio (PUCO) seeking a $152.5 million annual base retail rate increase to recover, among other things, the costs associated with the Gavin Plant's flue gas desulfurization systems (scrubbers). In February 1995 OPCo and certain other parties to the proceeding entered into a Settlement Agreement to resolve, among other issues, the pending base rate case and the current electric fuel component (EFC) proceeding. Under the terms of the Settlement Agreement, base rates would increase by $66 million annually in March 1995 which includes recovery of the cost of the scrubbers; the EFC rate would be fixed at 1.465 cents per kwh from June 1995 through November 1998; OPCo is provided with the opportunity to recover its Ohio jurisdictional share of the investment in and the liabilities and the future shut-down costs of all affiliated mines as well as any fuel costs incurred above the fixed rate; and OPCo may proceed with its Clean Air Act Amendments of 1990 (CAAA) compliance plan as filed with the PUCO. The Settlement Agreement allows the Company to continue to operate the Muskingum and Windsor mines. The Settlement Agreement is subject to PUCO approval.

Recovery of Fuel Costs - Beginning December 1, 1994 the cost of coal burned at the Gavin Plant is subject to a 15-year predetermined price of $1.575 per million Btu's with quarterly escalation adjustments. As discussed above the Settlement Agreement fixes the EFC factor to 1.465 cents per kwh for the period June 1, 1995 through November 30, 1998. After November 2009 the price that OPCo can recover for coal from its affiliated Meigs mine which supplies the Gavin Plant will be limited to the lower of cost or the then-current market price. The predetermined Gavin Plant agreement, in conjunction with the above-referenced Settlement Agreement, provides OPCo with an opportunity to accelerate recovery of its investment in and the liabilities and closing costs and any operating losses incurred under the fixed EFC period of its affiliated mining operations attributable to its Ohio jurisdiction to the extent the actual cost of coal burned at the Gavin Plant is below the predetermined price.
      Based on the estimated future cost of coal burned at Gavin Plant, management believes that the Ohio jurisdictional portion of the investment in and liabilities and closing costs of the affiliated mining operations will be recovered under the terms of the predetermined price agreement.
      As discussed in Note 4 under "Clean Air Act" the affiliated Muskingum and Windsor mines may have to close by January 2000 as part of compliance with Phase II requirements of the CAAA. The Muskingum and/or Windsor mines could close prior to January 2000 depending on the economics of continued operation under the terms of the above Settlement Agreement. Management believes that costs of compliance with the CAAA should be recovered from ratepayers and intends to seek adequate and timely recovery of the non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of the Muskingum and Windsor mining operations as well as for the Meigs mining operation. Unless those costs and/or the cost of affiliated coal production can be recovered from customers through regulated rates, results of operations would be adversely affected.

Unaffiliated Coal and Affiliated Transportation Cost - In October 1993, the FERC denied a request by an I&M wholesale customer seeking rehearing of a February 1993 order. The order concerned the reasonableness of coal costs from an unaffiliated supplier who leases a Utah mining operation from I&M and affiliated coal transportation charges. The February order reversed an administrative law judge's decision and dismissed the complaint. The wholesale customer appealed the October order to the U.S. Court of Appeals. It is not anticipated that the ultimate resolution of this matter will have a material adverse impact on results of operations.

3. Effects of Regulation and Phase-In Plans:

The consolidated financial statements include assets and liabilities recorded in accordance with regulatory actions to match expenses and revenues in cost-based rates. The assets are expected to be recovered in future periods through the rate-making process and the liabilities are expected to reduce future cost recoveries. These regulatory assets and liabilities are comprised of the following:
                                           December 31,
(In Thousands)                           1994          1993
Regulatory Assets:
      Amounts Due From Customers For
       Future Federal Income Taxes    $1,381,549     $1,363,802
      Rate Phase-in Plan Deferrals       118,553        152,711
      Unamortized Loss on
       Reacquired Debt                   101,672         99,910
      Other                              348,078        232,632
      Total Regulatory Assets         $1,949,852     $1,849,055

Regulatory Liabilities:
      Deferred Investment Tax Credits   $456,043       $487,501
      Other Regulatory Liabilities*       76,468         45,259
      Total Regulatory Liabilities      $532,511       $532,760

* Included in Deferred Credits on Consolidated Balance Sheets

      The Zimmer Plant is a 1,300 mw coal-fired plant which commenced commercial operation in 1991. CSPCo owns 25.4% of the plant with the remainder owned by two unaffiliated companies.
      In May 1992 the PUCO issued an order providing for a phased in rate increase of $123 million to be implemented in three steps over a two-year period and disallowed $165 million of Zimmer Plant investment. CSPCo appealed the PUCO ordered Zimmer disallowance and phase-in plan to the Ohio Supreme Court. In November 1993 the Supreme Court issued a decision on CSPCo's appeal affirming the disallowance and finding that the PUCO did not have statutory authority to order phased-in rates. The Court instructed the PUCO to fix rates to provide gross annual revenues in accordance with the law and to provide a mechanism to recover the amounts deferred under the phase-in order.
      As a result of the ruling, 1993 net income was reduced by $144.5 million after tax to reflect the disallowance and in January 1994, the PUCO approved a 7.11% rate increase effective February 1, 1994. The increase is comprised of a 3.72% base rate increase to complete the rate increase phase-in and a temporary 3.39% surcharge, which will be in effect until the deferrals are recovered, estimated to be 1998. In 1994 $18.5 million of net phase-in deferrals were collected through the surcharge which reduced the deferrals from $93.9 million at December 31, 1993 to $75.4 million at December 31,
1994. In 1993 and 1992, $47.9 million and $46 million, respectively, were deferred under the phase-in plan. The recovery of amounts deferred under the phase-in plan and the increase in rates to the full rate level did not affect net income.
      From the in-service date of March 1991 until rates went into effect in May 1992 deferred carrying charges of $43 million were recorded on the Zimmer Plant investment. Recovery of the deferred carrying charges will be sought in the next PUCO base rate proceeding in accordance with the PUCO accounting order that authorized the deferral.
      Rockport Plant consists of two 1,300 mw coal-fired units. I&M and AEPGEN each own 50% of one unit (Rockport 1) and lease a 50% interest in the other unit (Rockport 2) from unaffiliated lessors under an operating lease. The gain on the sale and leaseback of Rockport 2 was deferred and is being amortized, with related taxes, over the initial lease term which expires in 2022.
      Rate phase-in plans in I&M's Indiana and FERC jurisdictions for its share of Rockport 1 provide for the recovery and straight-line amortization through 1997 of prior-year deferrals. Unamortized deferred amounts under the phase-in plans were $43.2 million and $58.8 million at December 31, 1994 and 1993, respectively. Amortization was $16 million in 1994, 1993 and 1992.


4. Commitments and Contingencies:

Construction and Other Commitments - The AEP System has made substantial construction commitments. Such commitments do not presently include any expenditures for new generating capacity. The aggregate construction program expenditures for 1995-1997 are estimated to be $2 billion.
      Long-term fuel supply contracts contain clauses for periodic adjustments, and most jurisdictions have fuel clause mechanisms that provide for recovery of changes in the cost of fuel with the regulators' review and approval. The contracts are for various terms, the longest of which extend to the year 2014, and contain various clauses that would release the Company from its obligation under certain force majeure conditions.
      The AEP System has contracted to sell up to 1,275 mw of capacity to unaffiliated utilities. The Company has an obligation to deliver energy under certain unit power agreements regardless of whether the unit capacity is available. The power sales contracts expire from 1996 to 2010.

Clean Air Act - The Clean Air Act Amendments of 1990 (CAAA) requires significant reductions in sulfur dioxide and nitrogen oxide emissions from various AEP System generating plants. The first phase of reductions in sulfur dioxide emissions (Phase I) began in 1995 and the second, more restrictive phase (Phase II) begins in the year 2000. The law also established a permanent nationwide cap on sulfur dioxide emissions after 1999.
      In 1992 the PUCO approved a systemwide Phase I CAAA compliance plan.
The AEP System's compliance plan centers around the compliance method selected for OPCo's two-unit 2,600 mw Gavin Plant which has emitted about 25% of the System's total sulfur dioxide emissions. Under an Ohio law, utilities could obtain advance PUCO approval of a least-cost compliance plan which would be deemed prudent in subsequent PUCO rate proceedings.
      The PUCO approved least-cost plan set forth compliance measures for the System's affected generating units, which included: installing leased flue gas desulfurization equipment (scrubbers) to burn Ohio high-sulfur coal at Gavin; designating Gavin's coal supply sources to include the affiliated
Meigs mine at a reduced operating capacity and under predetermined prices, new long-term contracts with unaffiliated sources and spot market purchases; and switching from high-sulfur coal to an alternate fuel at other System units.
      Fuel switching may result in the shutdown of OPCo's affiliated Muskingum and Windsor coal-mining operations. To meet Phase I compliance, fuel switching is necessary at one of the Muskingum River generating units beginning in 1995. In order to comply with Phase II requirements on a least-cost basis, fuel switching is currently planned at all of the Muskingum River generating units in January 2000 and at the Cardinal generating unit in 2001.
      As a result of the aforementioned PUCO approval of the Company's least-cost compliance plan, OPCo entered into an agreement in 1992 for construction and lease of the Gavin Plant scrubbers with JMG Funding Partnership, an unaffiliated company. The lease will be accounted for as an operating lease. Management currently expects that the cost of the leased scrubbers will be approximately $675 million. The scrubbers on Gavin Plant Unit 1 commenced operation in December 1994 and the Unit 2 scrubbers are expected to commence operation in March 1995. Capital expenditures for AEP System CAAA-related environmental-based protection facilities for the next three years are estimated to be $45 million which excludes the Gavin scrubbers.
      Recovery of compliance costs is being sought and will be sought through the rate-making process. As detailed in Note 2 under Rate Activity, OPCo has filed an application with the PUCO seeking recovery of its cost of CAAA compliance and entered into a Settlement Agreement regarding this rate request. This Ohio Settlement Agreement provides, among other things, for OPCo to recover the annual lease cost of the scrubbers and other compliance costs and provides OPCo with an opportunity to recover its Ohio jurisdictional share of its investment in and the liabilities and closing costs of the affiliated Muskingum and Windsor mining operations to the extent the actual cost of coal burned at the Gavin Plant is below a predetermined price. The Settlement Agreement requires PUCO approval. AEP intends to also seek timely recovery of all compliance costs, including mine shutdown costs, from its non-Ohio jurisdictional customers. There can be no assurance that regulators will provide for recovery of all CAAA compliance costs on a timely basis. Compliance with the CAAA, including potential mine closure costs, will have an adverse effect on results of operations and possibly financial condition unless the cost can be recovered from ratepayers and/or from asset dispositions.

Other Environmental Matters - The AEP System is regulated by federal, state and local authorities with respect to air and water quality and other environmental matters. Local authorities also regulate zoning. The generation of electricity produces non-hazardous and hazardous by-products. Asbestos, polychlorinated biphenyls (PCBs) and other hazardous materials have been used in the generating plants and transmission/distribution facilities. Substantial costs to store and dispose of hazardous materials have been incurred. Significant additional costs could be incurred in the future to meet the requirements of new laws and regulations and to clean up disposal sites under existing legislation. Management has no knowledge of any material clean up costs related to AEP's past disposal of hazardous and non-hazardous materials.

Nuclear Plant - I&M owns and operates the two-unit 2,110 mw Cook Plant under licenses granted by a regulatory authority. The operation of a nuclear facility involves special risks, potential liabilities, and specific regulatory and safety requirements. Should a nuclear incident occur at any nuclear power plant facility in the United States, the resultant liability could be substantial. By agreement I&M is partially liable together with all other electric utility companies that own nuclear generating units for a nuclear power plant incident. Should nuclear losses or liabilities be underinsured or exceed accumulated funds, or should recovery through regulated rates be denied, results of operations and financial condition would be negatively affected. Specific information about nuclear risk management and potential liabilities is discussed below.

Nuclear Incident Liability - Public liability is limited by law to $8.9 billion should an incident occur at any licensed reactor in the United States. Commercially available insurance provides $200 million of coverage. In the event of a nuclear incident at any nuclear plant in the United States the remainder of the liability would be provided by a deferred premium assessment of $79.3 million on each licensed reactor payable in annual installments of $10 million. As a result, I&M could be assessed $158.6 million per nuclear incident payable in annual installments of $20 million. The number of incidents for which payments could be required is not limited.
      Nuclear insurance pools and other insurance policies provide $3.6 billion of property damage, decommissioning and decontamination coverage for Cook Plant. Additional insurance provides coverage for extra costs resulting from a prolonged accidental Cook Plant outage. Some of the policies have deferred premium provisions which could be triggered by losses in excess of the insurer's resources. The losses could result from claims at the Cook Plant or certain other non-affiliated nuclear units. I&M could be assessed up to $41.9 million under these policies.

Spent Nuclear Fuel Disposal - Federal law provides for government responsibility for permanent spent nuclear fuel disposal and assesses nuclear plant owners fees for spent fuel disposal. A fee of one mill per kilowatthour for fuel consumed after April 6, 1983 is being collected from customers and remitted to the U.S. Treasury. Fees and related interest of $154 million for fuel consumed prior to April 7, 1983 have been recorded as long-term debt with an offsetting regulatory asset. The regulatory asset at December 31, 1994 of $8.4 million is being amortized as rate recovery occurs. I&M has not paid the government the pre-April 1983 fees due to various factors including continued delays and uncertainties related to the federal disposal program. At December 31, 1994, funds collected from customers and related earnings including accrued interest totaled $145.6 million.

Decommissioning and Low Level Waste Accumulation Disposal - Decommissioning costs are accrued over the service life of the Cook Plant. The licenses to operate the two nuclear units expire in 2014 and 2017. After expiration of the licenses the plant is expected to be decommissioned through dismantlement. Estimated decommissioning and low level radioactive waste accumulation disposal costs range from $634 million to $988 million in 1993 dollars. The wide range is caused by variables in assumptions including the estimated length of time spent nuclear fuel must be stored at the plant subsequent to ceasing operations which depends on future developments in the federal government's spent nuclear fuel disposal program. I&M is recovering decommissioning costs in its three rate-making jurisdictions based on at least the lower end of the range in the most recent decommissioning study at the time of the last rate proceeding. I&M records decommissioning costs in other operation expense and records a noncurrent liability equal to the decommissioning cost recovered in rates which was $26 million in 1994, $13 million in 1993 and $12 million in 1992. Decommissioning amounts recovered from customers are deposited in external trusts. Trust fund earnings increase the fund assets and the recorded liability. Trust fund earnings decrease the amount to be recovered from ratepayers. At December 31, 1994 I&M has recognized a decommissioning liability of $212 million.

Kammer Plant - In August 1994 the United States Environmental Protection Agency (Federal EPA) issued a Notice of Violation (NOV) to OPCo alleging that the Kammer Plant has been operating in violation of applicable federally enforceable air pollution control requirements since January 1, 1989. By law, civil penalties of up to $25,000 per day may be imposed for each day of violation. A Consent Decree was negotiated and filed on November 15, 1994 which resolves that portion of the NOV relating to compliance. The portion of the NOV relating to penalties will be addressed independently. At this time management is unable to estimate the amount of any civil penalties that may be imposed by the Federal EPA. It is not anticipated that the ultimate resolution of this matter will have a material adverse impact on results of operations.

Litigation - The Company is involved in a number of legal proceedings and claims. While management is unable to predict the outcome of litigation, it is not expected that the resolution of these matters will have a material adverse effect on financial condition.


5. Dividend Restrictions:

Mortgage indentures, debentures, charter provisions and orders of regulatory authorities place various restrictions on the use of the subsidiaries' retained earnings for the payment of cash dividends on their common stocks. At December 31, 1994, $234 million of retained earnings were restricted. To pay dividends out of paid-in capital the subsidiaries need regulatory approval.


6.Lines of Credit and Commitment Fees:

At December 31, 1994 and 1993 short-term bank lines of credit were available in the amounts of $558 million and $537 million, respectively. Commitment fees of approximately 3/16 of 1% of the unused short-term lines of credit are paid each year to the banks to maintain the lines of credit. Outstanding short-term debt consisted of:
                                           December 31,
(Dollars In Thousands)                  1994         1993

Balance Outstanding:
      Notes Payable                   $ 42,535     $ 65,526
      Commercial Paper                 274,450      213,450
            Total                     $316,985     $278,976

Weighted Average Interest Rate:
      Notes Payable                       6.2%         3.5%
      Commercial Paper                    6.3%         3.7%
            Total                         6.3%         3.6%


7. Benefit Plans:

AEP System Pension Plan - The AEP pension plan is a trusteed, noncontributory defined benefit plan covering all employees meeting eligibility requirements, except participants in the United Mine Workers of America (UMWA) pension plans. Benefits are based on service years and compensation levels. The funding policy is to make annual trust fund contributions equal to the net periodic pension cost up to the maximum amount deductible for federal income taxes, but not less than the minimum required contribution in accordance with the Employee Retirement Income Security Act of 1974. Net AEP pension plan costs were computed as follows:

                                    Year Ended December 31,
(In Thousands)                    1994        1993        1992
Service Cost-Benefits Earned
  During the Year              $  40,000    $ 37,100   $  36,600
Interest Cost on Projected
  Benefit Obligations            114,500     112,600     110,100
Actual Return on Assets           (6,700)   (150,000)    (97,600)
Net Amortization and Deferral   (123,300)     24,700     (17,800)
    Net AEP Pension Plan Costs $  24,500    $ 24,400   $  31,300

AEP pension plan assets and actuarially computed benefit obligations are:

                                               December 31,
(In Thousands)                              1994          1993

AEP Pension Plan Assets at
  Fair Value (a)                        $1,480,600    $1,560,900
Actuarial Present Value of
  Benefit Obligations:
  Vested                                 1,130,000     1,315,200
  Nonvested                                120,700       144,700
    Accumulated Benefit Obligation       1,250,700     1,459,900
Effects of Salary Progression              132,600       176,600
    Projected Benefit Obligation         1,383,300     1,636,500
Funded Status - AEP Pension Plan
  Assets in Excess of or (Less Than)
  Projected Benefit Obligation              97,300       (75,600)
Unrecognized Prior Service Cost            160,800       174,500
Unrecognized Net Gain                     (229,000)      (35,500)
Unrecognized Net Transition Assets
  (Being Amortized Over 17 Years)          (88,600)      (98,400)
    Accrued Net AEP Pension
      Plan Liability                    $  (59,500)   $  (35,000)

(a) AEP pension plan assets primarily consist of common stocks, bonds and cash equivalents and are included in a separate entity Trust Fund.

Assumptions used to determine AEP pension plan's funded status were:

                                              December 31,
                                         1994      1993    1992

Discount Rate                            8.5%      7.0%    8.22%
Average Rate of Increase in
  Compensation Levels                    3.2%      3.2%    5.6 %
Expected Long-term Rate of Return        8.5%      9.0%    9.25%

AEP System Savings Plan - An employee savings plan is offered to non-UMWA employees which allows participants to contribute up to 17% of their salaries into three investment alternatives, including AEP common stock. An employer matching contribution, equaling one-half of the employees' contribution to the plan up to a maximum of 3% of the employees' base salary, is invested in AEP common stock. The employer's annual contributions totaled $18.6 million in 1994, $17.6 million in 1993 and $17.1 million in 1992.

UMWA Pension Plans - The coal-mining subsidiaries of OPCo provide UMWA pension benefits for UMWA employees meeting eligibility requirements. Benefits are based on age at retirement and years of service. As of June 30, 1994, the UMWA actuary estimates the OPCo coal-mining subsidiaries' share of the UMWA pension plans unfunded vested liabilities was approximately $46 million. In the event the OPCo coal-mining subsidiaries cease or significantly reduce mining operations or contributions to the UMWA pension plans, a withdrawal obligation may be triggered for all or a portion of their share of the unfunded vested liability. Contributions are based on the number of hours worked, are expensed when paid and totaled $1.6 million in both 1994 and 1993 and $2.1 million in 1992.

Postretirement Benefits Other Than Pensions - The AEP System provides certain other benefits for retired employees. Substantially all non-UMWA employees are eligible for postretirement health care and life insurance if they have at least 10 service years and are age 55 at retirement. Prior to 1993, net costs of these benefits were recognized as an expense when paid and totaled $12.3 million in 1992.

Postretirement medical benefits for OPCo's UMWA employees who have or will retire after January 1, 1976 are the liability of the OPCo coal-mining subsidiaries. They are eligible for postretirement medical and life insurance benefits if they have at least 10 service years and are age 55 at retirement. Non-active UMWA employees become eligible at age 55 if they have had 20 service years. The cost of health care benefits for this group was expensed when paid in 1992 and totaled $16.5 million.
      SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, was adopted in January 1993 for the Company's aggregate liability for postretirement benefits other than pensions (OPEB). SFAS 106 requires the accrual of the present value liability for OPEB costs during the employee's service years. Costs for the accumulated postretirement benefits earned and not recognized at adoption are being recognized, in accordance with SFAS 106, as a transition obligation over 20 years.
      Management has taken several measures to reduce the impact of its postretirement benefits cost. First, a Voluntary Employees Beneficiary Association (VEBA) trust fund for OPEB benefits for all non-UMWA employees was established. In addition, to help fund and reduce the future costs of OPEB benefits, a corporate owned life insurance (COLI) program was implemented, except where restricted by state law. The insurance policies have a substantial cash surrender value which is recorded, net of equally substantial policy loans, as other property and investments. For jurisdictions where OPEB costs are reflected in cost of service, the funding policy is to make VEBA trust fund contributions equal to the increase in OPEB costs resulting from the implementation of SFAS 106 which is comprised of amounts collected from ratepayers and the net earnings from the COLI program. For jurisdictions where recovery has not been approved and rates are insufficient to absorb these additional costs, the funding policy is to contribute cash generated by the COLI program. Contribution to the VEBA trust fund, including amounts funded by the COLI program, were $29.5 million in 1994 and $21.5 million in 1993.
      The utility subsidiaries received approval in several jurisdictions to recover their increased OPEB costs resulting from the implementation of SFAS
106. For those jurisdictions where recovery has not been approved and rates are insufficient to absorb these additional costs, the utility subsidiaries received regulator authority to defer the increased OPEB costs which are not being currently recovered in rates. Future recovery of the deferrals and the annual ongoing OPEB costs will be sought by the utility subsidiaries in their next base rate filings. At December 31, 1994 and 1993, $28.5 million and $19.1 million, respectively, of incremental OPEB costs were deferred.

Aggregate OPEB costs were computed as follows:
                                               December 31,
(In Thousands)                              1994          1993

Service Cost                              $16,500       $15,700
Interest Cost on Projected
  Benefit Obligation                       47,300        45,300
Net Amortization of Transition Obligation  31,100        28,200
Return on Plan Assets                         900        (1,000)
Net Amortization and Deferral              (6,800)         -
    Net OPEB Costs                        $89,000       $88,200

OPEB assets and actuarially computed benefit obligations are:

                                               December 31,
(In Thousands)                              1994          1993

Fair Market Value of Plan Assets (a)      $  87,200    $  58,600
Accumulated Postretirement Benefit
  Obligation:
    Active Employees Fully Eligible
     for Benefits                            41,200       26,800
    Current Retirees                        361,500      357,000
    Other Active Employees                  245,800      278,200
      Total Benefit Obligations             648,500      662,000
Unfunded Benefit Obligation                (561,300)    (603,400)
Unrecognized Net Loss                         8,900       48,000
Unrecognized Transition Obligation
  Being Amortized Over 20 Years             517,700      550,100
    Accrued OPEB Liability                $ (34,700)   $  (5,300)

(a) Plan assets represent cash surrender value of life insurance contracts on certain employees owned by the trust.

Assumptions used to determined OPEB's funded status were:

                                                December 31,
                                            1994    1993    1992

Discount Rate                               8.5%    7.0%    8.22%
Expected Long-Term Rate of Return
  on Plan Assets                            8.25%   8.75%   9.0%
Initial Medical Cost Trend Rate             8.0%    8.0%    9.0%
Ultimate Medical Cost Trend Rate            5.25%   4.25%   5.25%
Medical Cost Trend Rate Decreases
  to Ultimate Rate in Year                  2005    2005    2005

Assuming a one percent increase in the medical cost trend rate, the 1994 OPEB cost for all employees, both non-UMWA and UMWA would increase by $8 million and the accumulated benefit obligations would increase by $71 million.
      Several UMWA health plans pay the postretirement medical benefits for the Company's UMWA retirees who retired before January 2, 1976 and their survivors plus retirees and others whose last employer is no longer a signatory to the UMWA contract or is no longer in business. The UMWA health plans are funded by payments from current and former UMWA wage agreement signatories, the 1950 UMWA Pension Plan surplus and the Abandoned Mine Land Reclamation Fund Surplus. Required annual payments to the UMWA health funds made by AEP's active and inactive coal-mining subsidiaries were recognized as expense when paid and totaled $3.1 million in 1994, $3.8 million in 1993 and $10 million in 1992.
      By law excess Black Lung Trust funds may be used to pay certain postretirement medical benefits under one of the UMWA health plans. Excess AEP Black Lung Trust funds used to reimburse the coal companies totaled $6.9 million in 1994 and $10 million in 1993. The Black Lung Trust had excess funds at December 31, 1994 and 1993 of $16 million and $18 million, respectively.


8. Fair Value of Financial Instruments:

Nuclear Trust Funds Recorded at Market Value - Effective January 1, 1994, the Company adopted SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, which requires fair value accounting for investments in equity securities with readily determinable market values and investments in debt securities except those that the reporting enterprise has the positive intent and ability to hold to maturity. Debt securities not classified as held-to-maturity and qualifying equity securities, shall be classified as trading or available-for-sale. The Company's investments held in trust funds for decommissioning nuclear facilities and for the disposal of spent nuclear fuel have been classified as available-for-sale. SFAS 115 requires that unrealized gains and losses on investments classified as available-for-sale be reported as a separate component of shareholders' equity. However, due to the rate-making process, adjustments under SFAS 115 for unrealized gains and losses to the carrying value of investments held in the trusts result in corresponding adjustments to regulatory assets and liabilities.
            The cumulative effect of adopting SFAS 115 resulted in an increase in the decommissioning and spent nuclear fuel trust fund assets of $20.4 million comprised of an unrealized holding gain of $21.4 million and an unrealized holding loss of $1 million, with no effect on net income and/or shareholders' equity. The trust investments, reported in other property and investments, had a fair value of $321 million at January 1, 1994 and consist primarily of long-term tax-exempt municipal bonds. In accordance with SFAS 115, prior year amounts were not restated.
      At December 31, 1994 the fair value of the trust investments was $353 million. Accumulated gross unrealized holding gains and losses were $5.5 million and $12.2 million, respectively, at December 31, 1994. The change in market value during 1994 was a $27.1 million net holding loss.
      The trust investments' cost basis by security type at December 31, 1994, was:
                             (In Thousands)

Treasury Bonds                  $    997
Tax-Exempt Bonds                 332,098
Equity  Securities                 1,665
Cash and Cash Equivalents         25,304
            Total               $360,064

      Proceeds from sales and maturities of securities of $20.1 million during 1994 resulted in $52,000 of realized gains and $155,000 of realized losses. The cost of securities for determining realized gains and losses is original acquisition cost including amortized premiums and discounts.
      At December 31, 1994, the year of maturity of trust fund investments other than equity securities, was:

                      (In Thousands)
1995                     $ 39,173
1996 - 1999                85,199
2000 - 2004               142,868
After 2004                 91,159
   Total                 $358,399


Other Financial Instruments Recorded at Historical Cost - The carrying amounts of cash and cash equivalents, accounts receivable, short-term debt, and accounts payable approximate fair value because of the short-term maturity of these instruments. Fair values for preferred stock subject to mandatory redemption were $537 million and $512 million and for long-term debt were $4.7 billion and $5.3 billion at December 31, 1994 and 1993, respectively. The carrying amounts for preferred stock subject to mandatory redemption were $590 million and $501 million and for long-term debt were $5.0 billion and $5.0 billion at December 31, 1994 and 1993, respectively. Fair values are based on quoted market prices for the same or similar issues and the current dividend or interest rates offered for instruments of the same remaining maturities. The carrying amount of the pre-April 1983 spent nuclear fuel disposal liability approximates the Company's best estimate of its fair value.


9. Federal Income Taxes:

The details of federal income taxes as reported are as follows:

                                       Year Ended December 31,
(In Thousands)                        1994       1993      1992

Charged (Credited) to Operating
 Expenses (net):
  Current                         $240,655   $270,318   $ 93,266
  Deferred                          (6,367)   (49,652)    91,188
  Deferred Investment Tax Credits  (17,079)   (17,235)   (18,235)
      Total                        217,209    203,431    166,219

Charged (Credited) to Nonoperating
 Income (net):
  Current                           (2,907)     8,727     17,600
  Deferred                          (5,856)     4,603     11,992
  Deferred Investment Tax Credits  (14,196)    (9,780)    (9,561)
      Total                        (22,959)     3,550     20,031

Credited to Loss from
 Zimmer Plant Disallowance (net):
  Deferred                            -       (13,327)      -
  Deferred Investment Tax Credits     -        (1,207)      -
      Total                           -       (14,534)      -
Total Federal Income Taxes
  as Reported                     $194,250   $192,447   $186,250

    The following is a reconciliation of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory tax rate, and the amount of federal income taxes reported.

                                       Year Ended December 31,
(In Thousands)                      1994       1993        1992

Income Before Preferred Stock
  Dividend Requirements
  of Subsidiaries                $554,707   $412,587    $527,651
Federal Income Taxes              194,250    192,447     186,250
Pre-Tax Book Income              $748,957   $605,034    $713,901

Federal Income Tax on Pre-Tax
  Book Income at Statutory Rate
  (1994 and 1993-35%, 1992-34%)  $262,135   $211,762    $242,726
Increase (Decrease) in Federal
  Income Tax Resulting from
  the Following Items:
  Depreciation                     31,212     27,554      24,337
  Removal Costs                   (13,818)   (17,730)    (15,124)
  Corporate Owned Life Insurance  (22,970)   (27,310)    (25,490)
  Investment Tax Credits (net)    (31,273)   (28,218)    (26,528)
  Zimmer Plant Disallowance          -        42,346        -
  Federal Income Tax
    Accrual Adjustments           (16,100)    (6,500)       -
  Other                           (14,936)    (9,457)    (13,671)
Total Federal Income Taxes
  as Reported                    $194,250   $192,447    $186,250

Effective Federal Income
  Tax Rate                           25.9%      31.8%       26.1%

The following tables show the elements of the net deferred tax liability and the significant temporary differences:
                                                 December 31,
  (In Thousands)                               1994          1993

Deferred Tax Assets                       $   712,048   $   709,895
Deferred Tax Liabilities                   (3,185,587)   (3,177,910)
  Net Deferred Tax Liabilities            $(2,473,539)  $(2,468,015)

Property Related Temporary Differences $(2,098,304) $(2,074,684) Amounts Due From Customers For
 Future Federal Income Taxes                 (483,512)     (477,331)
Deferred Net Gain - Rockport Plant Unit 2     125,278       129,794
All Other (net)                               (17,001)      (45,794)
  Total Net Deferred Tax Liabilities      $(2,473,539)  $(2,468,015)

      The Company has settled with the Internal Revenue Service (IRS) all issues from the audits of the consolidated federal income tax returns for the years prior to 1988. Returns for the years 1988 through 1990 are presently being audited by the IRS. In the opinion of management, the final settlement of open years will not have a material effect on results of operations.

10. Leases:

Leases of property, plant and equipment are for periods up to 35 years and require payments of related property taxes, maintenance and operating costs. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.
      Lease rentals are primarily charged to operating expenses in accordance with rate-making treatment. The components of rentals are as follows:
                                     Year Ended December 31,
(In Thousands)                    1994        1993        1992
 Operating Leases               $233,805   $243,190    $268,810
 Amortization of Capital Leases   79,116     84,226      59,971
 Interest on Capital Leases       23,280     23,839      22,562
   Total Rental Payments        $336,201   $351,255    $351,343

      Properties under capital leases and related obligations on the Consolidated Balance Sheets are as follows:

                                             December 31,
(In Thousands)                              1994        1993

ELECTRIC UTILITY PLANT:
  Production                              $ 44,683   $ 26,831
  Transmission                                  38        364
  Distribution                              14,717     14,717
  General:
    Nuclear Fuel (net of amortization)      89,478     45,660
    Mining Plant and Other                 403,038    332,099
      Total Electric Utility Plant         551,954    419,671
  Accumulated Amortization                 173,641    164,820
      Net Electric Utility Plant           378,313    254,851

OTHER PROPERTY                              24,724     30,986
  Accumulated Amortization                   2,838      1,985

      Net Other Property                    21,886     29,001

      Net Property under Capital Leases   $400,199   $283,852


Obligations under Capital Leases          $400,199   $283,852
Less Portion Due Within One Year            93,252     62,215
Noncurrent Capital Lease Liability        $306,947   $221,637

   Properties under operating leases and related obligations are not included in the Consolidated Balance Sheets.
    Future minimum lease rentals, consisted of the following at December 31, 1994:

                                                 Noncancelable
                                        Capital      Operating
(In Thousands)                           Leases         Leases

1995                                    $ 80,308    $  252,206
1996                                      66,203       250,427
1997                                      52,654       245,813
1998                                      39,650       237,146
1999                                      33,008       234,891
Later Years                              141,781     4,378,882
Total Future Minimum Lease Rentals       413,604(a) $5,599,365
Less Estimated Interest Element          102,883
Estimated Present Value of Future
  Minimum Lease Rentals                  310,721
Unamortized Nuclear Fuel                  89,478
  Total                                 $400,199

(a) Minimum lease rentals do not include nuclear fuel rentals. The rentals are paid in proportion to heat produced and carrying charges on the unamortized nuclear fuel balance. There are no minimum lease payment requirements for leased nuclear fuel.


11.  SUPPLEMENTARY INFORMATION:
                                                Year Ended December 31,
(In Thousands)                                 1994      1993      1992
Purchased Power - Ohio Valley Electric Corp.
 (44.2% owned by AEP)                         $5,755   $19,253    $15,599

Cash was paid for:
  Interest (net of capitalized amounts)      $379,361  $421,060  $447,549
  Income Taxes                               $312,233  $245,350  $128,200

Noncash Acquisitions under
 Capital Leases were                         $227,055   $80,220  $108,726

In connection with a 1992 sale of coal-mining properties, a coal-mining subsidiary is receiving cash payments of $77 million over a 13-1/2 year period which had a net present value of $44.6 million at the time of the sale.

12.  CAPITAL STOCKS AND PAID-IN CAPITAL:
   Changes in capital stocks and paid-in capital during the period January 1, 1992 through December 31, 1994 were:
                                                                                      Cumulative Preferred Stocks
                                     Shares                                                 of Subsidiaries
                                                 Cumulative                              Not Subject   Subject to
                          Common Stock-    Preferred Stocks                   Paid-in   to Mandatory    Mandatory
                       Par Value $6.50(a)   of Subsidiaries   Common Stock    Capital     Redemption   Redemption(b)
January 1, 1992            193,534,992            9,953,201    $1,257,977   $1,630,466    $ 534,978      $140,662
Issues                            -               1,000,000          -            -            -          100,000
Retirements and Other             -                (191,526)         -          (1,149)        -           (7,153)
December 31, 1992          193,534,992           10,761,675     1,257,977    1,629,317      534,978       233,509
Issues                            -               3,250,000          -            -            -          325,000
Retirements and Other             -              (6,323,907)         -          (4,249)    (266,738)      (57,972)
December 31, 1993          193,534,992            7,687,768     1,257,977    1,625,068      268,240       500,537
Issues                         700,000              900,000         4,550       17,706         -           90,000
Retirements and Other             -                (351,517)         -          (1,252)     (35,000)         (152)
December 31, 1994          194,234,992            8,236,251    $1,262,527   $1,641,522    $ 233,240      $590,385


 (a) Includes 8,999,992 shares of treasury stock.
 (b) Including portion due within one year.


13.  Unaudited Quarterly Financial Information:

                                    Quarterly Periods Ended
(In Thousands - Except                        1994
Per Share Amounts)      March 31     June 30       Sept. 30      Dec. 31

Operating Revenues    $1,488,185   $1,348,563    $1,385,278    $1,282,644
Operating Income         257,448      219,427       246,946       208,399
Net Income               152,954      103,793       139,826       103,439
Earnings per Share          0.83         0.56          0.76          0.56



                                    Quarterly Periods Ended
(In Thousands - Except                        1993
Per Share Amounts)      March 31     June 30       Sept. 30      Dec. 31

Operating Revenues    $1,321,450   $1,210,398    $1,406,311    $1,330,683
Operating Income         240,965      195,196       242,156       250,053
Net Income (Loss)        133,058       86,219       (10,139)      144,631
Earnings (Loss)
  per Share                 0.72         0.47         (0.06)         0.79

      Fourth quarter 1994 net income includes favorable federal income tax accrual adjustments of $16.1 million related to the resolution of various issues with the IRS. The third quarter 1993 loss results from the Zimmer disallowance discussed in Note 3.

American Electric Power Company, Inc. and Subsidiary Companies
SCHEDULE OF CONSOLIDATED CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES
                                                               December 31, 1994
                                           Call
                                         Price per             Shares             Shares          Amount (in
                                         Share (a)           Authorized(b)      Outstanding       thousands)
Not Subject to Mandatory Redemption:
  4.08% - 4.56%                         $102-$110               932,403            932,403        $ 93,240
  7.08% - 7.76%                       $101.85-$102.26         1,250,000          1,250,000         125,000
  8.04%                                  $102.58                150,000            150,000          15,000
    Total Not Subject to Mandatory
      Redemption                                                                                  $233,240

Subject to Mandatory Redemption (c):
  4.50%                                  $102                    19,625              3,848        $    385
  5.90% - 5.92%                            (d)                1,950,000          1,950,000         195,000
  6.02% - 6-7/8%                           (e)                1,950,000          1,950,000         195,000
  7% - 7-7/8%                         $107.80-$107.88(f)      1,250,000          1,250,000         125,000
  9.50%                                  $109.50(g)             750,000            750,000          75,000
    Total Subject to Mandatory
      Redemption (h)                                                                               590,385
    Less Portion Due Within One Year                                                                    85
    Long-term Portion                                                                             $590,300

___________________________________________________________________________________________________________

                                                               December 31, 1993
                                           Call
                                         Price per             Shares             Shares          Amount (in
                                         Share (a)           Authorized         Outstanding       thousands)
Not Subject to Mandatory Redemption:
  4.08% - 4.56%                          $102-$110              932,403            932,403        $ 93,240
  7.08% - 7.76%                       $101.85-$102.26         1,600,000          1,600,000         160,000
  8.04%                                  $102.58                150,000            150,000          15,000
    Total Not Subject to Mandatory
      Redemption                                                                                  $268,240

Subject to Mandatory Redemption (c):
  4.50%                                  $102                    19,625              5,365        $    537
  5.90% - 5.92%                            (d)                1,950,000          1,950,000         195,000
  6.02% - 6-7/8%                           (e)                1,300,000          1,300,000         130,000
  7% - 7-7/8%                         $107.80-$107.88(f)      1,000,000          1,000,000         100,000
  9.50%                                  $109.50(g)             750,000            750,000          75,000
    Total Subject to Mandatory
      Redemption (h)                                                                               500,537
    Less Portion Due Within One Year                                                                    87
    Long-term Portion                                                                             $500,450

NOTES TO SCHEDULE OF CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

(a) At the option of the subsidiary the shares may be redeemed at the call price (December 31, 1994 price is shown) plus accrued dividends. The involuntary liquidation preference is $100 per share for all outstanding shares.
(b) As of December 31, 1994 the subsidiaries had 2,730,000, 22,200,000 and 5,546,152 shares of $100, $25 and no par valve preferred stock, respectively, that were authorized but unissued.
(c) With sinking fund. Shares outstanding and related amounts are stated net of applicable retirements through sinking funds (generally at par) and reacquisitions of shares in anticipation of future requirements.
(d) Redemption is prohibited prior to 2003; after that the call price is $100 per share.
(e) Redemption is prohibited prior to 2000; after that the call price is $100 per share.
(f)  Redemption is restricted prior to 1997.
(g)  Redemption is restricted prior to November 1995.
(h) The sinking fund provisions of the series subject to mandatory redemption aggregate $85,000, $3,900,000, $3,835,000, $8,750,000 and $8,750,000 in 1995,
1996, 1997, 1998 and 1999, respectively.

American Electric Power Company, Inc. and Subsidiary Companies
SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES
                                   Weighted Average
Maturity                             Interest Rate   Interest Rates at December 31,      December 31,
                                   December 31, 1994      1994            1993          1994       1993
                                                                                        (in thousands)
FIRST MORTGAGE BONDS
  1995-1999                               7.16%            5%-9.15%        5%-9.15%  $  526,866  $  596,566
  2001-2004                               7.26%            6%-9.31%        6%-9.31%   1,450,020   1,264,020
  2017-2024                               8.37%        7.10%-9-7/8%    7.10%-9-7/8%   1,540,661   1,677,186

INSTALLMENT PURCHASE CONTRACTS (a)
  1995-1998                               6.55%           6%-7-1/4%    3.65%-7-1/4%     174,500     174,500
  2007-2022                               6.82%        5.45%-9-3/8%    5.45%-9-3/8%     811,745     811,745

NOTES PAYABLE (b)
  1994 - 2008                             8.29%        5.29%-10.78%   3.725%-10.78%     313,000     318,000

SINKING FUND DEBENTURES (c)
  1996 - 1999                             6.40%       5-1/8%-7-7/8%  5-1/8%-7-7/8%       30,759      31,153

OTHER LONG-TERM DEBT (d)                                                                163,896     154,386

Unamortized Discount (net)                                                              (31,128)    (32,355)
Total Long-term Debt
  Outstanding (e)                                                                     4,980,319   4,995,201
Less Portion Due Within One Year                                                        293,671      31,141
Long-term Portion                                                                    $4,686,648  $4,964,060


NOTES TO SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

(a) For certain series of installment purchase contracts interest rates are subject to periodic adjustment. Certain series will be purchased on the demand of the owners at periodic interest-adjustment dates. Letters of credit from banks support certain series.
(b) Notes payable represent outstanding promissory notes issued under term loan agreements with a number of banks and other financial institutions. At expiration all notes then issued and outstanding are due and payable. Interest rates are both fixed and variable. Variable rates generally relate to specified short-term interest rates.
(c) Prior to December 31, 1994 sufficient principal amounts of debentures had been reacquired in anticipation of all future sinking fund requirements.
(d) Other long-term debt consist primarily of a liability along with accrued interest for disposal of spent nuclear fuel (see Note 4 of the Notes to Consolidated Financial Statements).
(e)  Long-term debt outstanding at December 31, 1994 is payable as follows:
      Principal Amount (in thousands)

      1995                $  293,671
      1996                   117,062
      1997                    90,513
      1998                   274,645
      1999                   139,905
      Later Years          4,095,651
        Total             $5,011,447

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors of American Electric Power Company, Inc.:

We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP
Columbus, Ohio

February 21, 1995