Form 10-K, Exhibit 13
period 1995-12-31
AMERICAN ELECTRIC POWER COMPANY INC
filed 1996-03-28
CIK 4904

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA

Year Ended December 31,                 1995             1994                1993              1992           1991
INCOME STATEMENTS DATA
(in millions):
Operating Revenues                      $5,670            $5,505              $5,269            $5,045         $5,047
Operating Income                           965               932                 929               883            918
Net Income                                 530               500                 354               468            498
December 31,                             1995              1994                1993              1992           1991
BALANCE SHEETS DATA (in millions):
Electric Utility Plant                 $18,496           $18,175             $17,712           $17,509        $17,148
Accumulated Depreciation
  and Amortization                       7,111             6,827               6,612             6,281          5,952
       Net Electric Utility Plant      $11,385           $11,348             $11,100           $11,228        $11,196

Total Assets                           $15,902           $15,739             $15,362           $14,217        $13,824

Common Shareholders' Equity              4,340             4,229               4,151             4,245          4,221

Cumulative Preferred Stocks
 of Subsidiaries:
  Not Subject to Mandatory Redemption      148               233                 268               535            535

  Subject to Mandatory Redemption*         523               590                 501               234            141

Long-term Debt*                          5,057             4,980               4,995             5,311          5,029

Obligations Under Capital Leases*          405               400                 284               300            273

*Including portion due within one year

Year Ended December 31,                 1995             1994                1993               1992           1991
COMMON STOCK DATA:
Earnings per Share                       $2.85            $2.71                $1.92             $2.54          $2.70

Average Number of Shares
  Outstanding (in thousands)           185,847          184,666              184,535           184,535        184,535

Market Price Range: High               $40-5/8          $37-3/8              $40-3/8           $35-1/4        $34-1/4

                    Low                 31-1/4           27-1/4                   32            30-3/8         26-5/8

Year-end Market Price                   40-1/2           32-7/8               37-1/8            33-1/8         34-1/4

Cash Dividends Paid                      $2.40            $2.40                $2.40             $2.40          $2.40
Dividend Payout Ratio                    84.1%            88.6%               125.2%             94.6%          88.9%
Book Value per Share                    $23.25           $22.83               $22.50            $23.01         $22.88

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
MANAGEMENT S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Conditions

     The prospect for market driven rates is powering a movement to introduce direct competition to the generation function of the electric utility industry. As a result we expect that competition will be a factor influencing AEP s future results of operations. Other important factors that could affect future results of operations are environmental laws, affiliated coal mining costs, nuclear fuel storage and disposal costs and nuclear decommissioning costs. Management will be working to prepare for a transition to greater competition and to manage the other major factors that could impact future results of operations.

Competition at the Wholesale Level

     The Energy Policy Act of 1992 (Energy Act) was designed, among other things, to foster competition in the wholesale market through amendments to
(a) the Public Utility Holding Company Act, facilitating the ownership and operation of generating facilities by independent power producers including non-electric utilities and (b) the Federal Power Act, authorizing the Federal Energy Regulatory Commission (FERC) under certain conditions to order utilities which own transmission facilities to provide wholesale transmission services to other utilities and entities generating electric power. While the Energy Act gave the FERC broad authority to mandate transmission access in the wholesale market, it prohibited the FERC from ordering retail transmission access.

Customer Choice

     The demand for customer choice of electric supplier is mainly coming from large industrial energy users. Transmission access in the retail marketplace will allow an electric customer within a particular utility s service territory to buy power directly from another source using the power lines of the local electric utility for delivery.

Financial Implications of Competition

     A significant expansion of competition in the generation of electricity would require the resolution of many complex issues, including the obligation to serve and the recovery of stranded costs which, if not properly addressed, could adversely impact future results of operations and possibly the financial condition of electric utilities.

     Stranded costs occur when a customer switches to a new supplier for its electric energy needs creating the issue of who pays for plant investment, purchased power or fuel contracts both non-affiliated and affiliated, inventories, construction work in progress, nuclear decommissioning costs, and other investments and commitments that are no longer needed, economic or recoverable in a competitive market. The amount of any losses the Company may experience from stranded costs depends on the extent to which direct competition is introduced to its business and the market price of energy.

     Cost-based regulation traditionally results in the recognition of revenues and expenses in accordance with rate commission orders which can result in revenue and expense recognition in different time periods than for enterprises that are not regulated. As a result, regulatory assets have been recorded by regulated utility companies representing the deferral of costs for recovery in future periods. The Company has approximately $2 billion in regulatory assets. In order to maintain regulatory assets, the Company s rates must be cost- based regulated. Management has reviewed the evidence currently available and concluded that AEP continues to meet the requirements to apply rate-regulated accounting standards. In the event a portion of the Company s business no longer met these requirements, regulatory assets would have to be written off for that portion of the business.

     Whether future results of operations are adversely affected by losses or write-offs also will depend on whether and how equitable recovery is provided for by the applicable regulators. We intend to seek appropriate recovery of any stranded costs and regulatory assets.

AEP s Response to Competitive Pressures

     AEP has the financial strength, geographic reach,location and cost structure to be an able competitor. However, no assurance can be given that AEP can maintain this position in the future.

     In 1995 AEP took steps to prepare for competition by realigning into functional business units, expanding our marketing and customer service efforts and proposing a plan for an orderly transition to retail competition. Previously, AEP had proposed open access transmission rates.

     In order to better position AEP for increasing competition among electricity suppliers, we realigned from separate operating company organizations to distinct Power Generation, Nuclear Generation, Energy Delivery and Corporate Development operating units. We are realigning into separate functional units in order (a) to facilitate the unbundling of electric services to the extent required or permitted by the evolving regulatory structure and (b) to operate more efficiently and effectively to meet customers needs. The legal, financial, rate and regulatory relationships of the subsidiary operating companies will not change.

     To facilitate reliable, safe and efficient access for customers, AEP supports the creation of an Independent System Operator (ISO) to operate a multi-state transmission grid. Under AEP s proposal each electric company, while retaining ownership, would place its portion of the transmission grid under the management of the ISO who would be responsive to the needs of all parties using the transmission grid. AEP also supports the evolution of a Regional Power Exchange, which would establish a competitive marketplace for generation. Generators and resellers of electricity would be permitted to sell power into a spot market operated by the Regional Power Exchange. The Regional Power Exchange would accept offers to buy and sell power and would settle transactions based on the price at which supply and demand are balanced. State regulators would continue to determine the terms, standards and prices for the delivery service. Under our proposed plan regulators would be authorized to establish distribution service charges which would provide, as appropriate, for the recovery of stranded costs and regulatory assets. These charges would be collected by electric companies from all new and existing distribution services customers within a company s service territory.

     AEP has also offered access to its transmission grid at 142 interconnections under the same costs and terms available to AEP itself. The unbundled transmission service for wholesale customers will provide AEP with greater opportunities for transmission service revenues. Also, AEP has responded to its retail customers by introducing new rate designs (interruptible buy-through and real-time pricing) to provide lower cost-based rates, to meet specific customers needs, and to offer customer choice.

     AEP's proposals to pave the way for retail competition were issued to enable the Company to participate in a meaningful way in the debate with other interested parties so that we can build consensus and form coalitions to shape the form of the future playing field. We plan to enhance shareholder value by making AEP the supplier of choice. Our success will depend on our ability to obtain a level playing field, improve and expand on our energy sales and services and maintain and improve our relatively low cost structure.

New Business Opportunities

     We continue to seek and consider new business opportunities, particularly those which permit the use of our expertise and core competencies. In the non-rate-regulated environment, AEP offers consulting services both domestically and internationally and contracts with other public utilities and government agencies for the licensing of intellectual property and the delivery of energy services. In addition, AEP is pursuing investments in power generation, transmission and distribution projects. In 1995 AEP announced a strategic alliance with Cogentrix Energy and Zurn Industries to pursue industrial power projects in the United States and Canada. Cogentrix is one of the largest independent power producers in the U.S., while Zurn is the largest turnkey engineer and constructor of both biomass power plants and mid-sized gas turbine combined cycle plants in the U.S.

     AEP has been pursuing several other possible power generation, transmission and distribution investment projects overseas. These investment opportunities offer the potential for earning returns which exceed those of
the domestic rate-regulated operations.   However, they also involve a higher
degree of risk which must be carefully considered and assessed. AEP may make investments in these and other new business opportunities after management carefully assesses the risks involved versus the potential for enhanced shareholder value. Appropriate new business investments are part of AEP s strategic plan for enhancing shareholder value and will be the full time responsibility of our newly formed corporate development operating unit.

Affiliated Coal Cost

      Fuel is 80% of the production cost of electricity. Although our fuel costs have declined by one half in constant dollars since 1986, we must continue to manage our coal costs to effectively compete. As long-term contracts expire we are negotiating with suppliers to lower purchased coal costs. We will continue to supplement our affiliated and long-term coal supplies with spot market coal as favorable market conditions permit. Approximately 13% of the coal we burn is supplied by affiliated mines; the remainder is acquired under long-term contracts and in the spot market. Efforts continue to reduce the cost of affiliated coal.

     In recent years Ohio Power Company (OPCo) has been limited in its recovery of the cost of coal produced by its affiliated mines in its Ohio jurisdiction. Under the terms of a 1992 stipulation agreement a predetermined price of $1.575 per million Btu s for coal burned at the Gavin Plant was established effective December 1, 1994 for a 15-year period subject to adjustment for inflation. A subsequent Settlement Agreement sets an overall predetermined electric fuel component rate for OPCo at 1.465 cents per kwh for the period June 1, 1995 through November 30, 1998. The Gavin Plant predetermined price remains effective as escalated from the original $1.575 per million Btu s. After November 2009 the price that OPCo can recover for coal from its affiliated Meigs mine, which supplies the Gavin Plant, will be limited to the lower of cost or the then-current market price. The predetermined prices provide OPCo with an opportunity to accelerate recovery of its Ohio jurisdictional investment in and liabilities and closing costs of the Company s Meigs, Muskingum and Windsor mining operations to the extent the actual cost of coal burned at the Gavin Plant is less than the predetermined prices. Based on the estimated future cost of coal at Gavin Plant, we believe that OPCo should be able to recover under the terms of the 1992 stipulation agreement and in conjunction with the Settlement Agreement, the Ohio jurisdictional portion of the cost of the affiliated mining operations including mine closure costs. Management intends to seek from ratepayers recovery of the non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of the affiliated Meigs, Muskingum and Windsor mines. The non-Ohio jurisdictional portion of shutdown costs for these mines which includes the investment in the mines, leased asset buy-outs, reclamation costs and employee benefits is estimated to be approximately $195 million after tax at December 31, 1995. The affiliated Muskingum and Windsor mines may have to close by January 2000 as part of compliance with Phase II requirements of the Clean Air Act Amendments of 1990. Should it become apparent that the costs of the affiliated mines including future mine closure costs will not be recoverable, the mines could be closed and results of operations adversely affected.

Nuclear Cost

     The Company s only nuclear plant, the Donald C. Cook Nuclear Plant, has recently achieved a superior rating from the Institute of Nuclear Power Operations, a nuclear industry oversight group, and received improved Nuclear Regulatory Commission (NRC) performance ratings. Refueling outage costs have been reduced by $20 million compared to 1992 outage expense levels. In an effort to continue to reduce costs and enhance organizational efficiency, we announced in November that during the summer of 1996 we will consolidate our Columbus-based nuclear management and support staff with the plant staff at or near the Cook Nuclear Plant in Bridgman, Michigan.

     The cost to operate and maintain the two-unit Cook Nuclear Plant is impacted by federal laws and NRC requirements. The Nuclear Waste Policy Act of 1982 established federal responsibility for the permanent off-site disposal of spent nuclear fuel and high-level radioactive waste. By law we participate in the Department of Energy s (DOE s) Spent Nuclear Fuel (SNF) disposal program which is described in Note 4 of the Notes to Consolidated Financial Statements. Since 1983 our consumers of nuclear generated electricity have paid $237 million for the disposal of spent nuclear fuel consumed at the Cook Nuclear Plant. Under the provisions of the Nuclear Waste Policy Act, collections from customers are to provide the DOE with money to build a permanent repository for spent fuel. The federal government has not made sufficient progress towards a permanent repository and as long as there is a delay in the permanent storage repository for spent nuclear fuel, the cost of a temporary or permanent repository will continue to increase.

     The cost to decommission the Cook Plant is affected by NRC regulations and the DOE s SNF disposal program. Studies completed in 1994 estimate the cost to decommission the plant and dispose of low-level nuclear waste accumulation to range from $634 million to $988 million in 1993 dollars. The decommissioning estimate could escalate due to uncertainty in the DOE s SNF disposal program and the length of time that SNF may need to be stored at the plant site delaying decommissioning. Presently we are recovering the estimated cost of decommissioning the Cook Plant over its remaining life. However, AEP s future results of operations and possibly its financial condition could be adversely affected if the cost of spent nuclear fuel disposal and decommissioning continues to increase and if for some reason such costs cannot be recovered.

Environmental Concerns

Clean Air Act

     To comply with the Clean Air Act Amendments of 1990 (CAAA) which requires substantial reductions in sulfur dioxide and nitrogen oxides emitted from electric generating plants, an AEP System wide least-cost compliance plan was developed reflecting various methods of compliance. The corner stone of the compliance strategy is the installation of flue gas desulfurization systems (scrubbers) on the two-unit Gavin Plant which has been responsible for about 25% of the System s total sulfur dioxide emissions. By selecting scrubbers, the compliance plan allows the use of Ohio high-sulfur coal at the Gavin Plant. The scrubbers for the Gavin units are completed and operational. The PUCO approved the compliance plan as the least cost compliance strategy and approved recovery of the compliance costs under the terms of the Settlement Agreement.

     Through the CAAA emission allowance program in which utilities are authorized to emit a designated quantity of sulfur dioxide, measured in tons per year, AEP, on a system wide or aggregate basis, will bank a substantial number of Phase I allowances due to over compliance. To meet the stricter standards of Phase II of the CAAA, AEP has the option to use banked Phase I allowances, buy low sulfur com-pliance coal, purchase additional allowances and/or build additional scrubbers. We also have the option to sell Phase I allowances saved due to the installation of the scrubbers and the acquisition of low sulfur coal.

Hazardous Material

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

     The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund legislation) addresses clean-up of hazardous substances at disposal sites and authorizes the United States Environmental Protection Agency (Federal EPA) to administer the clean-up programs. As of year-end 1995, AEP companies are currently involved in litigation with respect to five sites being overseen by the Federal EPA and have been named by the Federal EPA as Potentially Responsible Parties (PRPs) for five other sites. There are 11 additional sites for which AEP companies have received information requests which could lead to PRP designation. Also, AEP companies have received information requests with respect to four sites administered by state authorities. AEP companies liability has been resolved for a number of sites with no significant effect on results of operations. In those instances where an AEP company has been named a PRP or defendant, the disposal or recycling activity of the AEP company was in accordance with applicable laws and regulations. CERCLA does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.

     While the potential liability for each Superfund site must be evaluated separately, several general statements can be made regarding such potential liability. The disposal at a particular site by the AEP companies is often unsubstantiated; the quantity of material the AEP companies disposed of at a site was generally small; and the nature of the material AEP generally disposed of was non-hazardous. Typically, an AEP subsidiary is one of many parties named as PRPs for a site and, although liability is joint and several, generally some of the other parties are financially sound enterprises. Therefore, AEP s present estimates do not anticipate material cleanup costs for identified sites for which AEP subsidiaries have been declared PRPs. However, if for reasons not currently identified significant costs are incurred for cleanup, future results of operations and possibly financial condition would be adversely affected unless the costs can be recovered.

Results of Operations

Earnings Increase

     The 6% increase in net income to $530 million or $2.85 per share for 1995 from $500 million or $2.71 per share in 1994 was primarily due to increased energy sales. Total sales of energy were 120.7 billion kilowatthours in 1995 compared with 116.7 billion kilowatthours in 1994 reflecting increased usage and additional customers. Unseasonably warm weather in the summer of 1995 and colder weather in the fourth quarter of 1995, compared with milder weather in the prior year s fourth quarter, were the primary factors causing the increased usage. The positive earnings impact of the increased sales was partly offset by the unfavorable effect of $27 million in after-tax expenses related to severance pay charges.

     In 1994 earnings increased 41% to $500 million or $2.71 per share from $354 million or $1.92 per share in 1993. The increase was due to the effect of a $145 million after-tax loss recorded in 1993 as a result of a disallowance of a portion of the Company's Zimmer Plant investment. Without the disallowance, 1993 earnings and earnings per share would have been $498 million and $2.70, respectively. Excluding the disallowance, 1994 earnings increased slightly as compared to 1993 earnings predominately due to the favorable effect of rate increases in several jurisdictions which were heavily offset by the related amortization of Zimmer Plant deferrals and increased operating expenses largely as a result of significant storm damage.

Revenues And Sales Increase

     Operating revenues increased 3% in 1995 and more than 4% in 1994 reflecting increased energy usage by retail customers, growth in the number
of retail  customers and the effects of rate increases.   The change in
revenues is analyzed as follows:

                                  Increase (Decrease)
                                  From Previous Year
(Revenues in Millions)          1995              1994
                                Amount   %     Amount     %
    Retail:
      Price Variance            $ 46.5         $ 90.7
      Volume Variance            173.0           53.8
      Fuel Cost
         Recoveries              (22.9)          40.5
                                 196.6  4.2     185.0    4.1
    Wholesale:
      Price Variance             (39.3)          68.6
      Volume Variance             10.8          (49.7)
      Fuel Cost Recoveries        (4.6)           8.1
                                 (33.1)(4.6)     27.0    3.9
    Other Operating Revenues       2.2           23.8

        Total                   $165.7  3.0    $235.8    4.5

     The increase in 1995 operating revenues resulted from a 4% increase in energy sales to retail customers primarily due to increased usage and continued growth in the number of customers in all retail customer classes. Energy sales to residential customers, which is the most weather-sensitive customer class, rose over 6% in 1995 mainly as a result of increased weather related usage in the last half of the year. Sales to commercial and industrial customers rose 5% and 2%, respectively, reflecting additional customers, the effects of weather and the expanding economy.

     Although revenues from wholesale customers declined in 1995, wholesale energy sales increased by more than 1% largely due to increased sales made on an hourly basis to unaffiliated utilities. This type of short-term sale is typically made when the unaffiliated utility can purchase energy at a lower cost than the cost at which that utility can generate the energy. Such sales usually take place as a result of increased weather-related demand. The increase in 1995 wholesale energy sales occurred during the last six months of the year when the summer weather was unseasonably warm and fall temperatures were colder compared with the prior year. While wholesale energy sales increased, wholesale revenues declined in 1995 reflecting increasing competition.

     Although demand and generation increased, fuel cost revenues declined in 1995 due to operation of the fuel clause mechanisms.

     Operating revenues increased in 1994 primarily due to increased revenues from retail customers reflecting retail rate increases in several jurisdictions and an increase in retail energy sales and fuel cost recoveries. A 2% increase in retail energy sales in 1994 was offset by a 7% decline in wholesale sales resulting in a slight decline in net energy sales.

     The 2% increase in retail energy sales in 1994 resulted from growth in the number of residential, commercial and industrial customers served and increased usage by industrial and commercial customers. Energy sales to residential customers remained constant in 1994 due to mild weather during most of the year.

     Wholesale revenues increased 4% in 1994, on a 7% decrease in sales, reflecting an increase in take-or-pay capacity charges to unaffiliated utilities. Capacity charges are to reserve a specified quantity of AEP System generating capacity and must be paid even when the energy is not taken. The increase in capacity charges resulted from increased capacity reserved under a long-term contract and short-term contracts with unaffiliated utilities in the summer of 1994 because of a forced generating unit outage. The increase in capacity reservation did not lead to a corresponding increase in energy sold in 1994 due to mild weather throughout most of 1994. The mild weather in 1994, combined with increased competition in the wholesale market, reduced short-term wholesale sales for 1994.

     Fuel cost recoveries increased in 1994 in both the retail and wholesale jurisdictions resulting from increased fuel costs.

     Future levels of short-term wholesale sales will be affected by the competitive nature of the short-term energy market and other factors, such as unaffiliated generating plant availability, the weather and the economy, all of which are not generally within management's control. The Company's future results of operations will be affected by its ability to make cost-effective wholesale sales or, if such sales are reduced, the ability to raise retail rates to reflect the loss of wholesale sales credits.

     Future results of operations also will depend in part on the weather since sales to residential and commercial customers are weather-sensitive.

Operating Expenses Increase

     Changes in the components of operating expenses are shown in the table.

                                           Increase (Decrease)
                                           From Previous Year
(Dollars in Millions)                   1995                 1994
                                       Amount     %     Amount     %

  Fuel and Purchased Power           $(119.7)   (6.9)    $ 97.7     5.9
  Other Operation                      181.3    18.1       31.9     3.3
  Maintenance                           (2.4)   (0.5)      21.2     4.1
  Depreciation and Amortization         20.8     3.6       41.5     7.8
  Taxes Other Than Federal Income
    Taxes                               (5.0)   (1.0)      25.9     5.5
  Federal Income Taxes                  58.6    27.5       13.8     6.8
          Total                      $ 133.6     2.9     $232.0     5.3

     Although generation increased 3% in 1995, fuel and purchased power expense declined as a result of a decrease in the average cost of fossil fuel resulting from reduced coal prices reflecting the renegotiation of certain long-term coal contracts and other lower priced purchases under existing and new contracts. Other factors which reduced fuel and purchased power expense were increased utilization of low-cost nuclear generation in 1995; operation of fuel clause mechanisms; and decreased energy purchases due to the mild weather during the first half of 1995. Changes in fuel expense are generally deferred pending recovery in various fuel recovery mechanisms, and as such they generally do not affect earnings.

     The increase in fuel and purchased power expense in 1994 was mainly the result of increased utilization of coal-fired generation while the Cook Plant nuclear units were unavailable during refueling and maintenance outages in 1994, and increased purchases of energy from unaffiliated utilities for pass-through sales to other unaffiliated utilities.

     The significant increase in other operation expense during 1995 was primarily due to rent and other operating costs of the Gavin Plant scrubbers which went into service in December 1994 and the first quarter of 1995; a $41 million ($27 million after-tax) provision for severance pay recorded in 1995 related mainly to a functional realignment of operations; and costs related to the development of a new activity based budgeting system. Other operation expense increased in 1994 as a result of regulatory-approved increases in accruals and amortization, concurrent with rate recovery, of nuclear plant decommissioning expense and certain low-income residential customers' payment programs.

     Maintenance expense increased in 1994 due to significant storm damage caused by snow and ice storms during the first three months of 1994.
     The increase in depreciation and amortization expense in 1994 was primarily due to the court-ordered discontinuance of the Zimmer Plant phase-in plan deferrals effective in February 1994 and the subsequent monthly amortization of such costs as they were recovered in rates.

     Taxes other than federal income tax expense rose in 1994 mainly due to an increase in revenue-based gross receipts taxes of several states reflecting the increase in 1994 revenues and an increase in generation-based West Virginia taxes reflecting an increase in generation at West Virginia power plants in 1994. Effective June 1995, the West Virginia tax is based on generating capacity in West Virginia rather than on generation in West Virginia which will result in a less volatile level of West Virginia taxes.

     The increase in 1995 federal income tax expense attributable to operations was primarily due to an increase in pre-tax operating income; changes in certain book/tax differences accounted for on a flow-through basis and the effects of accrual adjustments for prior year tax returns. The 1994 increase was mainly due to an increase in pre-tax operating income.

Deferred Carrying Charges and Nonoperating Income

     The decrease in deferred Zimmer Plant carrying charges in 1995 and 1994 resulted from the cessation of deferrals commensurate with inclusion of the full plant investment in rate base effective February 1, 1994 and the monthly reduction in the deferred balance on which a return is earned. The deferred balance declined due to its amortization to depreciation and amortization expense commensurate with recovery through a rate surcharge.

     The increase in other nonoperating income in 1995 and the decrease in 1994 was mainly due to the 1994 recordation of a provision for loss of $8.2 million after-tax on an investment. Also contributing to the 1994 decrease was the effect of interest income recorded in March 1993 on tax refunds from the Internal Revenue Service (IRS) in connection with the settlement of audits of prior years' tax returns.

Interest Charges Increase

     Interest charges increased in 1995 mainly due to an increase in interest on short-term debt resulting from a higher average interest rate in 1995 on larger levels of outstanding short-term debt during the year. Refinancing programs of several subsidiaries during the early part of 1994 and 1993 reduced the average interest rate on outstanding long-term debt in 1994 as well as the levels of long-term debt causing the decline in interest expense in 1994.

Common Dividend Remains Constant, Payout Ratio Decreases

     The Company paid a quarterly dividend in 1995 of 60 cents a share maintaining the annual dividend rate at $2.40 per share. The payout ratio improved to 84% in 1995 from 89% in 1994. In 1993 the payout ratio was also 89% before the Zimmer disallowance.

Construction Spending Declining

     Construction expenditures have been declining in recent years. Management estimates cumulative construction expenditures for utility operation to be $2 billion over the next three years with no major new plant construction planned. Approximately 80% of the construction expenditures for the next three years will be financed internally.

Liquidity and Capital Resources

     The operating subsidiaries generally issue short-term debt to provide for interim financing of capital expenditures that exceed internally generated funds. They periodically reduce their outstanding short-term debt through issuances of long-term debt and preferred stock and with additional capital contributions by the parent company. In 1995 short-term borrowing increased by $48 million. At December 31, 1995, American Electric Power and its subsidiaries had unused short-term lines of credit of $372 million. The sources of funds available to the parent company are dividends from its subsidiaries, short-term and long-term borrowings and, when necessary, proceeds from the issuance of common stock. American Electric Power issued 1,400,000 shares of common stock in 1995 and 700,000 in 1994 through a Dividend Reinvestment Program raising $49 million and $22 million, respectively. As a result of the common stock issuance in 1995 and 1994 and a reduction in long-term debt over the past several years, the common equity to capitalization ratio has steadily improved. At December 31,1995 the ratio increased to 43.1% from 42.1% at year end 1994 and has improved from 41.1% in 1992.

     At December 31, 1995 the subsidiaries had outstanding $5.06 billion of long-term debt and $671 million of preferred stock. The subsidiaries have regulatory approval to issue up to $1.2 billion of long-term debt. Management expects to use the proceeds of future long-term financing to retire short-term debt, refinance maturing and other long-term debt, refund cumulative preferred stock and fund construction expenditures.

Principal Operating Subsidiaries
Debt & Preferred Stock Coverage

                                          Mortgage     Preferred
December 31, 1995                          Debt           Stock

Appalachian Power Co.                      3.47             1.78
Columbus Southern Power Co.                3.90              N/A
Indiana Michigan Power Co.                 6.25             2.63
Kentucky Power Co.                         2.86              N/A
Ohio Power Co.                             6.17             3.04

N/A - Not Applicable

     Unless the subsidiaries meet certain earnings or coverage tests, they cannot issue additional mortgage bonds or preferred stock. In order to issue mortgage bonds (without refunding existing debt), each subsidiary must have pre-tax earnings equal to at least two times the annual interest charges on mortgage bonds after giving effect to the issuance of the new debt. Generally, issuance of additional preferred stock requires an after-tax gross income at least equal to one and one-half times annual interest and preferred stock dividend requirements after giving effect to the issuance of the new preferred stock. The subsidiaries presently exceed these minimum coverage requirements.

Litigation

     AEP is involved in a number of legal proceedings and claims. While we are unable to predict the outcome of such litigation, it is not expected that the ultimate resolution of these matters will have a material adverse effect on the results of operations and/or financial condition.

Effects of Inflation

     Inflation affects AEP s cost of replacing utility plant and the cost of operating and maintaining its plant. The rate-making process limits our recovery to the historical cost of assets resulting in economic losses when the effects of inflation are not recovered from customers on a timely basis. However, economic gains that results from the repayment of long-term debt with inflated dollars partly offset such losses.

New Accounting Rules

    The Financial Accounting Standards Board (FASB) issued a new accounting standard, SFAS 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in 1995 effective for 1996 accounting periods. The initial implementation of this new standard is not expected to have a significant impact on the Company.

     In 1996 the FASB issued an exposure draft  Accounting for Certain
Liabilities Related to Closure or Removal of Long-Lived Assets.   This
document proposes that the present value of any decommissioning or other closure or removal obligation be recorded as a liability when the obligation is incurred. A corresponding asset would be recorded in the plant investment account and recovered through depreciation charges over the asset s life. A proposed transition rule would require that an entity report in income the cumulative effect of initially applying the new standard. The Company is currently studying the impact of the proposed rules and evaluating its potential impact.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands - except per share amounts)

                                                                      Year Ended December 31,
                                                              1995             1994             1993
OPERATING REVENUES                                         $5,670,330       $5,504,670       $5,268,842

OPERATING EXPENSES:
  Fuel and Purchased Power                                  1,625,531        1,745,245        1,647,573
  Other Operation                                           1,184,158        1,002,822          970,916
  Maintenance                                                 541,825          544,312          523,062
  Depreciation and Amortization                               593,019          572,189          530,731
  Taxes Other Than Federal Income Taxes                       489,223          494,210          468,296
  Federal Income Taxes                                        272,027          213,399          199,621
          TOTAL OPERATING EXPENSES                          4,705,783        4,572,177        4,340,199

OPERATING INCOME                                              964,547          932,493          928,643

NONOPERATING INCOME:
  Deferred Zimmer Plant Carrying Charges (net of tax)           3,089            5,604           25,343
  Other Nonoperating Income                                    17,115            5,881           21,229
          TOTAL NONOPERATING INCOME                            20,204           11,485           46,572

LOSS FROM ZIMMER PLANT DISALLOWANCE:
  Disallowed Cost                                                -                -             159,067
  Related Income Taxes                                           -                -             (14,534)
          NET ZIMMER LOSS                                        -                -             144,533

INCOME BEFORE INTEREST CHARGES AND
  PREFERRED DIVIDENDS                                         984,751          943,978          830,682

INTEREST CHARGES (net)                                        400,077          389,240          418,064

PREFERRED STOCK DIVIDEND REQUIREMENTS
  OF SUBSIDIARIES                                              54,771           54,726           58,849
NET INCOME                                                 $  529,903       $  500,012       $  353,769
AVERAGE NUMBER OF SHARES OUTSTANDING                          185,847          184,666          184,535

EARNINGS PER SHARE                                              $2.85            $2.71            $1.92
CASH DIVIDENDS PAID PER SHARE                                   $2.40            $2.40            $2.40

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(in thousands)
                                                                    Year Ended December 31,
                                                              1995             1994              1993
RETAINED EARNINGS JANUARY 1                                $1,325,581       $1,269,283       $1,358,800
NET INCOME                                                    529,903          500,012          353,769
DEDUCTIONS:
  Cash Dividends Declared                                     445,831          443,101          442,891
  Other                                                             8              613              395

RETAINED EARNINGS DECEMBER 31                              $1,409,645       $1,325,581       $1,269,283

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                                   Year Ended December 31,
                                                                            1995             1994              1993
OPERATING ACTIVITIES:
  Net Income                                                            $   529,903      $   500,012        $  353,769
  Adjustments for Noncash Items:
    Depreciation and Amortization                                           578,003          561,188           555,436
    Deferred Federal Income Taxes                                            11,916          (16,033)          (62,186)
    Deferred Investment Tax Credits                                         (25,819)         (31,275)          (28,222)
    Amortization of Operating Expenses and Carrying Charges (net)            53,479           16,022             2,997
    Loss from Zimmer Plant Disallowance                                      -                -                159,067
  Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                                             (71,804)          34,302           (15,641)
      Fuel, Materials and Supplies                                              457           (1,627)          156,464
      Accrued Utility Revenues                                              (40,433)           2,419            18,994
      Accounts Payable                                                      (31,044)          (7,959)           47,018
      Taxes Accrued                                                          37,515          (26,521)           56,502
  Other (net)                                                                14,437          (52,803)           22,469
        Net Cash Flows From Operating Activities                          1,056,610          977,725         1,266,667

INVESTING ACTIVITIES:
  Construction Expenditures                                                (605,974)        (643,457)         (592,199)
  Proceeds from Sale of Property and Other                                   20,567           49,802            26,669
        Net Cash Flows Used For Investing Activities                       (585,407)        (593,655)         (565,530)

FINANCING ACTIVITIES:
  Issuance of Common Stock                                                   48,707           22,256              -
  Issuance of Cumulative Preferred Stock                                       -              88,787           321,168
  Issuance of Long-term Debt                                                523,476          411,869         1,339,227
  Retirement of Cumulative Preferred Stock                                 (158,839)         (35,949)         (333,992)
  Retirement of Long-term Debt                                             (469,767)        (445,636)       (1,696,806)
  Change in Short-term Debt (net)                                            48,140           38,009            25,822
  Dividends Paid on Common Stock                                           (445,831)        (443,101)         (442,891)
        Net Cash Flows Used For Financing Activities                       (454,114)        (363,765)         (787,472)

Net Increase (Decrease) in Cash and Cash Equivalents                         17,089           20,305           (86,335)
Cash and Cash Equivalents January 1                                          62,866           42,561           128,896
Cash and Cash Equivalents December 31                                    $   79,955       $   62,866        $   42,561

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(In Thousands - Except Share Data)

                                                                                   December 31,
                                                                                1995              1994
ASSETS
ELECTRIC UTILITY PLANT:
  Production                                                                $ 9,238,843       $ 9,172,766
  Transmission                                                                3,316,664         3,247,280
  Distribution                                                                4,184,251         3,966,442
  General (including mining assets and nuclear fuel)                          1,442,086         1,529,436
  Construction Work in Progress                                                 314,118           258,700
           Total Electric Utility Plant                                      18,495,962        18,174,624
  Accumulated Depreciation and Amortization                                   7,111,123         6,826,514

          NET ELECTRIC UTILITY PLANT                                         11,384,839        11,348,110




OTHER PROPERTY AND INVESTMENTS                                                  825,781           747,422




CURRENT ASSETS:
  Cash and Cash Equivalents                                                      79,955            62,866
  Accounts Receivable:
    Customers (less allowance for uncollectible accounts of
    $5,430 in 1995 and $4,056 in 1994)                                          417,854           346,462
    Miscellaneous                                                                74,429            74,017
  Fuel - at average cost                                                        271,933           306,700
  Materials and Supplies - at average cost                                      251,051           216,741
  Accrued Utility Revenues                                                      207,919           167,486
  Prepayments and Other                                                          98,717            94,786

          TOTAL CURRENT ASSETS                                                1,401,858         1,269,058



REGULATORY ASSETS                                                             1,979,446         2,040,997

DEFERRED CHARGES                                                                310,377           333,169

            TOTAL                                                           $15,902,301       $15,738,756


See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS

                                                                                    December 31,
                                                                                1995               1994
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock-Par Value $6.50:
                            1995         1994
    Shares Authorized. .300,000,000   300,000,000
    Shares Issued. . . .195,634,992   194,234,992
    (8,999,992 shares were held in treasury)                                $ 1,271,627        $ 1,262,527
  Paid-in Capital                                                             1,658,524          1,640,661
  Retained Earnings                                                           1,409,645          1,325,581
          Total Common Shareholders' Equity                                   4,339,796          4,228,769
  Cumulative Preferred Stocks of Subsidiaries:*
    Not Subject to Mandatory Redemption                                         148,240            233,240
    Subject to Mandatory Redemption                                             515,085            590,300
  Long-term Debt*                                                             4,920,329          4,686,648

          TOTAL CAPITALIZATION                                                9,923,450          9,738,957

OTHER NONCURRENT LIABILITIES                                                    884,707            794,478

CURRENT LIABILITIES:
  Preferred Stock and Long-term Debt Due Within One Year*                       144,597            293,756
  Short-term Debt                                                               365,125            316,985
  Accounts Payable                                                              220,142            251,186
  Taxes Accrued                                                                 420,192            382,677
  Interest Accrued                                                               80,848             88,916
  Obligations Under Capital Leases                                               89,692             93,252
  Other                                                                         304,466            281,124

          TOTAL CURRENT LIABILITIES                                           1,625,062          1,707,896

DEFERRED INCOME TAXES                                                         2,656,651          2,657,062

DEFERRED INVESTMENT TAX CREDITS                                                 430,041            456,043

DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2                     249,875            259,152

DEFERRED CREDITS                                                                132,515            125,168

CONTINGENCIES (Note 4)

            TOTAL                                                           $15,902,301        $15,738,756

*See Accompanying Schedules on pages 34 - 35.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies:

The American Electric Power System (AEP, AEP System or the Company) is a public utility engaged in the generation, purchase, transmission and distribution of electric power to over 2.9 million retail customers in its seven state service territory which covers portions of Ohio, Michigan, Indiana, Kentucky, West Virginia, Virginia and Tennessee. Electric power is also supplied at wholesale to neighboring utility systems.

     The organization of the AEP System consists of American Electric Power Company, Inc., the parent holding company; seven electric utility operating companies (utility subsidiaries); a generating subsidiary, AEP Generating Company (AEPGEN); a service company, American Electric Power Service Corporation (AEPSC); and three active coal-mining companies. The five largest utility subsidiaries, which pool their generating and transmission facilities and operate them as an integrated system, are:

-    Appalachian Power Company (APCo)
-    Columbus Southern Power Company (CSPCo)
-    Indiana Michigan Power Company (I&M)
-    Kentucky Power Company (KEPCo)
-    Ohio Power Company (OPCo)

     The remaining two utility subsidiaries, Kingsport Power Company and Wheeling Power Company, are distribution companies that purchase power from APCo and OPCo, respectively. AEPSC provides management and professional services to the AEP System. The active coal-mining companies are wholly-owned by OPCo and sell substantially all of their production to OPCo. AEPGEN has a 50% interest in the Rockport Plant which is comprised of two of the AEP System's six 1,300 megawatt (mw) generating units.

     Effective January 1, 1996, AEPSC and the seven utility subsidiaries began operating as American Electric Power. There has been no change to the legal names of these companies. The AEP System s operations are divided into four major business units which are managed centrally by AEPSC. The four business units are Power Generation, Nuclear Generation, Energy Delivery and Corporate Development.

Rate Regulation - The AEP System is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (1935 Act). The rates charged by the utility subsidiaries are approved by the Federal Energy Regulatory Commission (FERC) or one of the state utility commissions as applicable. The FERC regulates wholesale rates and the state commissions regulate retail rates.

Principles of Consolidation - The consolidated financial statements include American Electric Power Company, Inc. (AEPCo., Inc.) and its wholly-owned subsidiaries consolidated with their wholly-owned subsidiaries. Significant intercompany items are eliminated in consolidation.

Basis of Accounting - As the owner of cost-based rate-regulated electric public utility companies, AEPCo., Inc.'s consolidated financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with Statement of Financial Accounting Standards
(SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation, regulatory assets and liabilities are recorded to reflect the economic effects of regulation.

Use of Estimates - The preparation of these financial statements in conformity with generally accepted accounting principles requires in certain instances the use of management s estimates. Actual results could differ from those estimates.

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

Allowance for Funds Used During Construction (AFUDC) - AFUDC is a noncash nonoperating income item that is recovered over the service life of utility plant through depreciation and represents the estimated cost of borrowed and equity funds used to finance construction projects. The average rates used to accrue AFUDC were 6.91%, 6.59%, and 5.84% in 1995, 1994 and 1993, respectively.

Depreciation, Depletion and Amortization - Depreciation is provided on a straight-line basis over the estimated useful lives of property other than coal-mining property and is calculated largely through the use of composite rates by functional class as follows:
Functional Class                       Composite
of Property                           Annual Rates
Production:
  Steam-Nuclear                       3.4%
  Steam-Fossil-Fired                  3.2% to 4.4%
  Hydroelectric-Conventional
    and Pumped Storage                2.5% to 3.2%
Transmission                          1.7% to 2.7%
Distribution                          3.4% to 4.2%
General                               2.0% to 3.8%

      The utility subsidiaries presently recover amounts to be used for demolition of non-nuclear plant through depreciation charges included in rates. Depreciation, depletion and amortization of coal-mining assets is provided over each asset's estimated useful life, ranging up to 30 years, and is calculated using the straight-line method for mining structures and equipment. The units-of-production method is used for coal rights and mine development costs based on estimated recoverable tonnages at a current average rate of $1.07 per ton. These costs are included in the cost of coal charged to fuel expense.

Cash and Cash Equivalents - Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Sale of Receivables - Under an agreement that expires in 2000, CSPCo can sell up to $50 million of undivided interests in designated pools of accounts receivable and accrued utility revenues with limited recourse. As collections reduce previously sold pools, interests in new pools are sold. At December 31, 1995, 1994 and 1993, $50 million remained to be collected and remitted to the buyer.

Operating Revenues - Revenues include the accrual of electricity consumed but unbilled at month-end as well as billed revenues.

Fuel Costs - Fuel costs are matched with revenues in accordance with rate commission orders. Generally in the retail jurisdictions, changes in fuel costs are deferred or revenues accrued until approved by the regulatory commission for billing to customers in later months. Wholesale jurisdictional fuel cost changes are expensed and billed as incurred.

Levelization of Nuclear Refueling Outage Costs - Incremental operation and maintenance costs associated with refueling outages at the Company s Donald
C. Cook Nuclear Plant (Cook Plant) are deferred for amortization over the period (generally eighteen months) beginning with the commencement of an outage until the beginning of the next outage.

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

Debt and Preferred Stock - Gains and losses on reacquired debt are deferred and amortized over the remaining term of the reacquired debt in accordance with rate-making treatment. If the debt is refinanced the reacquisition costs are deferred and amortized over the term of the replacement debt commensurate with their recovery in rates.

      Debt discount or premium and debt issuance expenses are amortized over the term of the related debt, with the amortization included in interest charges.

      Redemption premiums paid to reacquire preferred stock are deferred, debited to paid-in capital and amortized to retained earnings in accordance with rate-making treatment. The excess of par value over costs of preferred stock reacquired to meet sinking fund requirements is credited to paid-in capital.

Other Property and Investments -   Securities held in trust funds for
decommissioning nuclear facilities and for the disposal of spent nuclear fuel are recorded at market value in accordance with SFAS No. 115, Accounting for
Certain Investments in Debt and Equity Securities.   Securities in the trust
funds have been classified as available-for-sale due to their long-term purpose. Due to the rate-making process, adjustments for unrealized gains and losses are not reported in equity but result in adjustments to regulatory assets and liabilities.
      Excluding the decommissioning and spent nuclear fuel disposal trust funds, other property and investments are stated at cost.

Reclassifications - Certain prior-period amounts were reclassified to conform with current-period presentation.

2. Rate Matters:

Base Rate Activity - In March 1995 a Settlement Agreement was approved by the Public Utilities Commission of Ohio (PUCO) that resolved a July 1994 base rate case and a pending electric fuel component (EFC) proceeding. Under the terms of the Settlement Agreement, base rates increased by $66 million annually in March 1995 which includes recovery of the cost of the flue gas desulfurization systems (scrubbers) installed at the Gavin Plant; the EFC rate is fixed at 1.465 cents per kwh from June 1995 through November 1998; OPCo is provided with the opportunity to recover its Ohio jurisdictional share of its investment in and the liabilities and the future shut-down costs of its affiliated mines as well as any fuel costs incurred above the fixed rate; and OPCo may proceed with its Clean Air Act Amendments of 1990 (CAAA) compliance plan as filed with the PUCO. The Settlement Agreement allows the Company to continue to operate the affiliated Muskingum and Windsor mines.

Recovery of Fuel Costs - Under the terms of a 1992 stipulation agreement the cost of coal burned at the Gavin Plant is subject to a 15-year predetermined price of $1.575 per million Btu's with quarterly escalation adjustments through November 2009. (As discussed above the Settlement Agreement fixes the EFC factor at 1.465 cents per kwh for the period June 1, 1995 through November 30, 1998.) After November 2009 the price that OPCo can recover for coal from its affiliated Meigs mine which supplies the Gavin Plant will be limited to the lower of cost or the then-current market price. The stipulation agreement, in conjunction with the above-referenced Settlement Agreement, provides OPCo with an opportunity to accelerate recovery of its investment in and the liabilities and closing costs and any operating losses incurred under the fixed EFC period of its affiliated mining operations attributable to its Ohio jurisdiction to the extent the actual cost of coal burned at the Gavin Plant is below the predetermined price.
      Based on the estimated future cost of coal burned at Gavin Plant, management believes that the Ohio jurisdictional portion of the investment in and liabilities and closing costs of the affiliated mining operations will be recovered under the terms of the predetermined price agreement. Management intends to seek from ratepayers recovery of the non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of the affiliated Meigs, Muskingum and Windsor mines. The non-Ohio jurisdictional portion of shutdown costs for these mines which includes the investment in the mines, leased asset buy-outs, reclamation costs and employee benefits is estimated to be approximately $195 million after tax at December 31, 1995.
      The affiliated Muskingum and Windsor mines may have to close by January 2000 as part of compliance with Phase II requirements of the CAAA. The Muskingum and/or Windsor mines could close prior to January 2000 depending on the economics of continued operation under the terms of the above Settlement Agreement. Unless future shutdown costs and/or the cost of affiliated coal production of the Meigs, Muskingum and Windsor mines can be recovered, results of operations would be adversely affected.

3. Effects of Regulation and Phase-In Plans:

The consolidated financial statements include assets and liabilities recorded in accordance with regulatory actions to match expenses and revenues in cost-based rates. The assets are expected to be recovered in future periods through the rate-making process and the liabilities are expected to reduce future cost recoveries. The Company has reviewed all the evidence currently available and concluded that it continues to meet the requirements to apply SFAS 71. In the event a portion of the Company s business no longer met these requirements regulatory assets would have to be written off for that portion of the business.

      Regulatory assets and liabilities are comprised of the following:

                                                        December 31,
                                                   1995            1994
                                                      (In Thousands)
Regulatory Assets:
   Amounts Due From
      Customers For
      Future Income Taxes                       $1,446,485     $1,458,807
   Rate Phase-in Plan
        Deferrals                                   74,402        118,553
   Unamortized Loss on
         Reacquired Debt                           109,551        108,777
   Other                                           349,008        354,860
   Total Regulatory Assets                      $1,979,446     $2,040,997

Regulatory Liabilities:
   Deferred Investment
        Tax Credits                               $430,041       $456,043
   Other Regulatory
        Liabilities*                                86,347         76,468
    Total Regulatory
        Liabilities                               $516,388       $532,511

* Included in Deferred Credits on Consolidated Balance Sheets

      The rate phase-in plan deferrals are applicable to the Zimmer Plant Unit and the Rockport Plant Unit 1. The Zimmer Plant is a 1,300 mw coal-fired plant which commenced commercial operation in 1991. CSPCo owns 25.4% of the plant with the remainder owned by two unaffiliated companies.
      In May 1992 the PUCO issued an order providing for a phased in rate increase of $123 million to be implemented in three steps over a two-year period and disallowed $165 million of Zimmer Plant investment. CSPCo appealed the PUCO ordered Zimmer disallowance and phase-in plan to the Ohio Supreme Court. In November 1993 the Supreme Court issued a decision on CSPCo's appeal affirming the disallowance and finding that the PUCO did not have statutory authority to order phased-in rates. The Court instructed the PUCO to fix rates to provide gross annual revenues in accordance with the law and to provide a mechanism to recover the amounts deferred under the phase-in order.
      As a result of the ruling, 1993 net income was reduced by $144.5 million after tax to reflect the disallowance and in January 1994, the PUCO approved a 7.11% rate increase effective February 1, 1994. The increase is comprised of a 3.72% base rate increase to complete the rate increase phase-in and a temporary 3.39% surcharge, which will be in effect until the deferrals are recovered, estimated to be 1998. In 1995 and 1994 $28.5 million and $18.5 million, respectively, of net phase-in deferrals were collected through the surcharge which reduced the deferrals from $93.9 million at December 31, 1993 to $75.4 million at December 31, 1994 and $46.9 million at December 31, 1995. In 1993 and 1992, $47.9 million and $46 million, respectively, were deferred under the phase-in plan. The recovery of amounts deferred under the phase-in plan and the increase in rates to the full rate level did not affect net income.
      From the in-service date of March 1991 until rates went into effect in May 1992 deferred carrying charges of $43 million were recorded on the Zimmer Plant investment. Recovery of the deferred carrying charges will be sought in the next PUCO base rate proceeding in accordance with the PUCO accounting order that authorized the deferral.
      The Rockport Plant consists of two 1,300 mw coal-fired units. I&M and AEPGEN each own 50% of one unit (Rockport 1) and lease a 50% interest in the other unit (Rockport 2) from unaffiliated lessors under an operating lease. The gain on the sale and leaseback of Rockport 2 was deferred and is being amortized, with related taxes, over the initial lease term which expires in 2022.
      Rate phase-in plans in I&M's Indiana and FERC jurisdictions for its share of Rockport 1 provide for the recovery and straight-line amortization through 1997 of prior-year deferrals. Unamortized deferred amounts under the phase-in plans were $27.5 million and $43.2 million at December 31, 1995 and 1994, respectively. Amortization was $16 million in 1995, 1994 and 1993.

4. Commitments and Contingencies:

Construction and Other Commitments - The AEP System has made substantial construction commitments for utility operations. Such commitments do not presently include any expenditures for new generating capacity. The aggregate construction program expenditures for 1996-1998 are estimated to be $2 billion.
      Long-term fuel supply contracts contain clauses for periodic adjustments, and most jurisdictions have fuel clause mechanisms that provide for recovery of changes in the cost of fuel with the regulators' review and approval. The contracts are for various terms, the longest of which extend to the year 2014, and contain various clauses that would release the Company from its obligation under certain force majeure conditions.

      The AEP System has contracted to sell up to 1,300 mw of capacity to unaffiliated utilities. The Company has an obligation to deliver energy under certain unit power agreements regardless of whether the unit capacity is available. The power sales contracts expire from 1997 to 2010.

Nuclear Plant - I&M owns and operates the two-unit 2,110 mw Cook Plant under licenses granted by a regulatory authority. The operation of a nuclear facility involves special risks, potential liabilities, and specific regulatory and safety requirements. Should a nuclear incident occur at any nuclear power plant facility in the United States, the resultant liability could be substantial. By agreement I&M is partially liable together with all other electric utility companies that own nuclear generating units for a nuclear power plant incident. In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery is not possible, results of operations and financial condition could be negatively affected.

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

      Nuclear insurance pools and other insurance policies provide $3.6 billion of property damage, decommissioning and decontamination coverage for the Cook Plant. Additional insurance provides coverage for extra costs resulting from a prolonged accidental Cook Plant outage. Some of the policies have deferred premium provisions which could be triggered by losses in excess of the insurer's resources. The losses could result from claims at the Cook Plant or certain other non-affiliated nuclear units. I&M could be assessed up to $40.9 million under these policies.

Spent Nuclear Fuel Disposal - Federal law provides for government responsibility for permanent spent nuclear fuel disposal and assesses nuclear plant owners fees for spent fuel disposal. A fee of one mill per kilowatthour for fuel consumed after April 6, 1983 is being collected from customers and remitted to the U.S. Treasury. Fees and related interest of $163 million for fuel consumed prior to April 7, 1983 have been recorded as long-term debt. I&M has not paid the government the pre-April 1983 fees due to various factors including continued delays and uncertainties related to the federal disposal program. At December 31, 1995, funds collected from customers to eventually pay the pre-April 1983 fee and related earnings including accrued interest approximated the liability.

Decommissioning and Low Level Waste Accumulation Disposal - Decommissioning costs are accrued over the service life of the Cook Plant. The licenses to operate the two nuclear units expire in 2014 and 2017. After expiration of the licenses the plant is expected to be decommissioned through dismantlement. The Company s latest estimate for decommissioning and low level radioactive waste accumulation disposal costs range from $634 million to $988 million in 1993 nondiscounted dollars. The wide range is caused by variables in assumptions including the estimated length of time spent nuclear fuel must be stored at the plant subsequent to ceasing operations. This in turn depends on future developments in the federal government's spent nuclear fuel disposal program. Continued delays in the federal fuel disposal program can result in increased decommissioning costs. I&M is recovering estimated decommissioning costs in its three rate-making jurisdictions based on at least the lower end of the range in the most recent decommissioning study at the time of the last rate proceeding. I&M records decommissioning costs in other operation expense and records a noncurrent liability equal to the decommissioning cost recovered in rates; such amount was $30 million in 1995, $26 million in 1994 and $13 million in 1993. Decommissioning amounts recovered from customers are deposited in external trusts. Trust fund earnings increase the fund assets and the recorded liability and decrease the amount to be recovered from ratepayers. At December 31, 1995 I&M has recognized a decommissioning liability of $269 million.

Litigation - The Company is involved in a number of legal proceedings and claims. While management is unable to predict the ultimate outcome of litigation, it is not expected that the resolution of these matters will have a material adverse effect on the results of operations or financial condition.

5. Dividend Restrictions:

Mortgage indentures, debentures, charter provisions and orders of regulatory authorities place various restrictions on the use of the subsidiaries' retained earnings for the payment of cash dividends on their common stocks. At December 31, 1995, $230 million of retained earnings were restricted. To pay dividends out of paid-in capital the subsidiaries need regulatory approval.

6. Lines of Credit and Commitment Fees:

At December 31, 1995 and 1994 unused short-term bank lines of credit were available in the amounts of $372 million and $558 million, respectively. Commitment fees of approximately 1/8 of 1% of the unused short-term lines of credit are paid each year to the banks to maintain the lines of credit.

Outstanding short-term debt consisted of:
                                     December 31,
(Dollars In Thousands)            1995         1994

Balance Outstanding:
      Notes Payable              $128,425   $ 42,535
      Commercial Paper            236,700    274,450
            Total                $365,125   $316,985

Year-End Weighted
  Average Interest Rate:
      Notes Payable                  6.1%       6.2%
      Commercial Paper               6.1%       6.3%
            Total                    6.1%       6.3%

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

                            Year Ended December 31,
                         1995         1994       1993
                                 (In Thousands)
Service Cost-Benefits
   Earned During
   the Year            $ 30,400     $  40,000  $  37,100
Interest Cost on
  Projected Benefit
  Obligation            116,700       114,500    112,600
Actual Return on
  Assets               (416,800)       (6,700)  (150,000)
Net Amortization
  and Deferral          281,800      (123,300)    24,700
    Net AEP Pension
       Plan Costs     $  12,100     $  24,500  $  24,400

AEP pension plan assets and actuarially computed benefit obligations are:

                                December 31,
                            1995           1994
                               (In Thousands)
AEP Pension Plan
  Assets at
  Fair Value (a)         $1,805,300     $1,480,600
Actuarial Present Value
  of Benefit Obligation:
  Vested                  1,321,600      1,130,000
  Nonvested                 147,400        120,700
    Accumulated
       Benefit Obligation 1,469,000      1,250,700
Effects of Salary
   Progression              181,000        132,600
    Projected Benefit
      Obligation          1,650,000      1,383,300
Funded Status - AEP
  Pension Plan Assets
  in Excess of Projected
  Benefit Obligation        155,300         97,300
Unrecognized Prior
  Service Cost              147,000        160,800
Unrecognized Net Gain      (295,200)      (229,000)
Unrecognized Net
  Transition Assets
  (Being Amortized
  Over 17 Years)            (78,700)       (88,600)
    Accrued Net AEP
      Pension Plan
      Liability          $  (71,600)    $  (59,500)

(a) AEP pension plan assets primarily consist of common stocks, bonds and cash equivalents and are included in a separate entity Trust Fund.

Assumptions used to determine AEP pension plan's funded status were:

                                                        December 31,
                                                 1995        1994      1993
Discount Rate                                    7.25%        8.5%      7.0%
Average Rate of Increase in
  Compensation Levels                            3.2%         3.2%      3.2%
Expected Long-Term
  Rate of Return on Plan Assets                  9.0%         8.5%      9.0%

AEP System Savings Plan - An employee savings plan is offered to non-UMWA employees which allows participants to contribute up to 17% of their salaries into various investment alternatives, including AEP common stock. An employer matching contribution, equaling one-half of the employees' contribution to the plan up to a maximum of 3% of the employees' base salary, is invested in AEP common stock. The employer's annual contributions totaled $18.8 million in 1995, $18.6 million in 1994 and $17.6 million in 1993.

UMWA Pension Plans - The coal-mining subsidiaries of OPCo provide UMWA pension benefits for UMWA employees meeting eligibility requirements. Benefits are based on age at retirement and years of service. As of June 30, 1995, the UMWA actuary estimates the OPCo coal-mining subsidiaries' share of the UMWA pension plans unfunded vested liabilities was approximately $35
million.    In  the  event  the  OPCo  coal-mining  subsidiaries  cease  or significantly reduce mining operations or contributions to the UMWA pension plans, a withdrawal obligation may be triggered for all or a portion of their share of the unfunded vested liability. Contributions are based on the number of hours worked, are expensed when paid and totaled $1.4 million in 1995 and $1.6 million in both 1994 and 1993.

Postretirement Benefits Other Than Pensions (OPEB) - The AEP System provides certain other benefits for retired employees. Substantially all non-UMWA employees are eligible for postretirement health care and life insurance if they have at least 10 service years and are age 55 at retirement.
        Postretirement medical benefits for OPCo's UMWA employees who have or will retire after January 1, 1976 are the liability of the OPCo coal-mining subsidiaries. They are eligible for postretirement medical and life insurance benefits if they have at least 10 service years and are age 55 at retirement. Non-active UMWA employees become eligible at age 55 if they have had 20 service years.
      Management has taken several measures to reduce its OPEB costs. First, a Voluntary Employees Beneficiary Association (VEBA) trust fund for OPEB benefits for all non-UMWA employees was established. In addition, to help fund and reduce the future costs of OPEB benefits, a corporate owned life insurance (COLI) program was implemented, except where restricted by state law. The insurance policies have a substantial cash surrender value which is recorded, net of equally substantial policy loans, in other property and
investments.    Legislation  was  passed  by  Congress  which  would  have significantly reduced the tax benefits of a COLI program for the future. The legislation containing this provision was vetoed by the President. At this time it is uncertain if legislation repealing certain tax benefits from COLI programs will be enacted. If enacted this legislation would negatively impact the effectiveness of the COLI program as a funding and cost reduction mechanism. For jurisdictions where OPEB costs are reflected in cost of service, the funding policy is to make VEBA trust fund contributions equal to the increase in OPEB costs resulting from the January 1993 implementation of
SFAS  106,   "Employers Accounting for Postretirement Benefits Other Than
Pensions." These contributions include amounts collected from ratepayers and the net earnings from the COLI program. For jurisdictions where recovery has not been approved and rates are insufficient to absorb these additional costs, the funding policy is to contribute cash generated by the COLI program. Contribution to the VEBA trust fund, including amounts funded by the COLI program, were $53 million in 1995, $29.5 million in 1994 and $21.5 million in 1993.
       The utility subsidiaries received approval in several jurisdictions to recover their increased OPEB costs resulting from the implementation of SFAS
106. For those jurisdictions where recovery has not been approved and rates are insufficient to absorb these additional costs, the utility subsidiaries received regulatory authority to defer the increased OPEB costs which are not being currently recovered in rates. Future recovery of the deferrals and the annual ongoing OPEB costs will be sought by the utility subsidiaries in their next base rate filings. At December 31, 1995 and 1994, $24.6 million and $28.5 million, respectively, of incremental OPEB costs were deferred.

       Aggregate OPEB costs were computed as follows:

                              Year Ended December 31,
                            1995       1994        1993
                                  (In Thousands)

Service Cost             $ 13,500    $16,500      $15,700
Interest Cost on
   Projected
  Benefit Obligation       54,900     47,300       45,300
Net Amortization of
 Transition Obligation     32,000     31,100       28,200
Return on Plan
 Assets                   (25,400)       900       (1,000)
Net Amortization
 and Deferral              16,800     (6,800)        -
    Net OPEB Costs       $ 91,800    $89,000      $88,200

OPEB assets and actuarially computed benefit obligations are:

                                         December 31,
                                       1995         1994
                                         (In Thousands)

Fair Market Value of
  Plan Assets (a)                    $ 165,600     $  87,200
Accumulated Postretirement
  Benefit Obligation:
    Active Employees
       Fully Eligible for Benefits      59,200        41,200
    Current Retirees                   398,400       361,500
    Other Active Employees             282,400       245,800
      Total Benefit Obligation         740,000       648,500
Unfunded Benefit Obligation           (574,400)     (561,300)
Unrecognized Net Loss                   48,500         8,900
Unrecognized Net Transition
  Obligation Being
  Amortized Over 20 Years              485,600       517,700
    Accrued Net OPEB
       Liability                     $ (40,300)    $ (34,700)

(a) Plan assets consist of cash surrender value of life insurance contracts on certain employees owned by the trust and short-term tax exempt municipal bonds.

Assumptions used to determine OPEB's funded status were:

                                              December 31,
                                          1995    1994    1993

Discount Rate                             7.25%   8.5 %    7.0 %
Expected Long-Term Rate
  of Return on Plan Assets                8.75%   8.25%    8.75%
Initial Medical Cost Trend Rate           8.0 %   8.0 %    8.0 %
Ultimate Medical Cost Trend Rate          4.5 %   5.25%    4.25%
Medical Cost Trend Rate
  Decreases to Ultimate Rate in Year       2005    2005     2005

Assuming a one percent increase in the medical cost trend rate, the 1995 OPEB cost for all employees, both non-UMWA and UMWA, would increase by $9 million and the accumulated benefit obligations would increase by $78 million.

       Several UMWA health plans pay the postretirement medical benefits for the Company's UMWA retirees who retired before January 2, 1976 and their survivors plus retirees and others whose last employer is no longer a signatory to the UMWA contract or is no longer in business. The UMWA health plans are funded by payments from current and former UMWA wage agreement signatories, the 1950 UMWA Pension Plan surplus and the Abandoned Mine Land Reclamation Fund Surplus. Required annual payments to the UMWA health funds made by AEP's active and inactive coal-mining subsidiaries were recognized as expense when paid and totaled $2.8 million in 1995, $3.1 million in 1994 and $3.8 million in 1993.

       By law excess Black Lung Trust funds may be used to pay certain postretirement medical benefits under one of the UMWA health plans. Excess AEP Black Lung Trust funds used to reimburse the coal companies totaled $7.9 million in 1995, $6.9 million in 1994 and $10 million in 1993. The Black
Lung Trust had excess funds at December 31, 1995, 1994 and 1993 of $13 million, $16 million and $18 million, respectively.

8. Fair Value of Financial Instruments:

Nuclear Trust Funds Recorded at Market Value - The trust investments, reported in other property and investments, are recorded at market value in accordance with SFAS 115 and consist primarily of long-term tax-exempt municipal bonds.
       At December 31, 1995 and 1994 the fair values of the trust investments were $434 million and $353 million, respectively. Accumulated gross unrealized holding gains and losses were $19.1 million and $1.0 million, respectively, at December 31, 1995. The change in market value was a $24.9 million net holding gain in 1995 and a $27.1 million net holding loss in 1994.
       The trust investments' cost basis by security type were:

                                                        December 31,
                                                     1995          1994
                                                       (In Thousands)

Treasury Bonds                                     $ 14,963       $    997
Tax-Exempt Bonds                                    336,073        332,098
Equity  Securities                                   24,101          1,665
Cash, Cash Equivalents and Interest Accrued          40,356         25,304
            Total                                  $415,493       $360,064

       Proceeds from sales and maturities of securities of $78.2 million during 1995 resulted in $1.4 million of realized gains and $0.3 million of realized losses. Proceeds from sales and maturities of securities of $20.1 million during 1994 resulted in $52,000 of realized gains and $155,000 of realized losses. The cost of securities for determining realized gains and losses is original acquisition cost including amortized premiums and discounts.

       At December 31, 1995, the year of maturity of trust fund investments other than equity securities, was:
                                        (In Thousands)
1996                                      $  55,748
1997 - 2000                                  96,882
2001 - 2005                                 162,563
After 2005                                   76,199
   Total                                   $391,392

Other Financial Instruments Recorded at Historical Cost - The carrying amounts of cash and cash equivalents, accounts receivable, short-term debt, and accounts payable approximate fair value because of the short-term maturity of these instruments. Fair values for preferred stock subject to mandatory redemption were $544 million and $537 million and for long-term debt were $5.3 billion and $4.7 billion at December 31, 1995 and 1994, respectively. The carrying amounts for preferred stock subject to mandatory redemption were $523 million and $590 million and for long-term debt were $5.1 billion and $5.0 billion at December 31, 1995 and 1994, respectively. Fair values are based on quoted market prices for the same or similar issues and the current dividend or interest rates offered for instruments of the same remaining maturities. The carrying amount of the pre-April 1983 spent nuclear fuel disposal liability approximates the Company's best estimate of its fair value.

9. Federal Income Taxes:

The details of federal income taxes as reported are as follows:

                                                         Year Ended December 31,
                                                        1995       1994     1993
                                                           (In Thousands)
Charged (Credited) to Operating Expenses (net):
  Current                                             $265,313   $240,655  $270,318
  Deferred                                              22,990    (10,177)  (53,462)
  Deferred Investment Tax Credits                      (16,276)   (17,079)  (17,235)
      Total                                            272,027    213,399   199,621

Charged (Credited) to Nonoperating Income (net):
  Current                                               11,325     (2,907)    8,727
  Deferred                                             (11,074)    (5,856)    4,603
  Deferred Investment Tax Credits                       (9,543)   (14,196)   (9,780)
      Total                                             (9,292)   (22,959)    3,550
Credited to Loss from Zimmer Plant Disallowance (net):
  Deferred                                                -          -      (13,327)
  Deferred Investment Tax Credits                         -          -       (1,207)
      Total                                               -          -      (14,534)
Total Federal Income Tax as Reported                  $262,735   $190,440  $188,637

       The following is a reconciliation of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory tax rate, and the amount of federal income taxes reported.

                                                       Year Ended December 31,
                                                        1995       1994     1993
                                                           (In Thousands)
Income Before Preferred Stock
Dividend Requirements of Subsidiaries                 $584,674   $554,738  $412,618
Federal Income Taxes                                   262,735    190,440   188,637
Pre-Tax Book Income                                   $847,409   $745,178  $601,255

Federal Income Tax on Pre-Tax Book
 Income at Statutory Rate (35%)                       $296,593   $260,812  $210,439
Increase (Decrease) in Federal Income Tax
 Resulting from the Following Items:
  Depreciation                                          46,453     31,212    27,554
  Removal Costs                                        (14,640)   (13,818)  (17,730)
  Corporate Owned Life Insurance                       (25,506)   (22,970)  (27,310)
  Investment Tax Credits (net)                         (26,179)   (31,273)  (28,218)
  Zimmer Plant Disallowance                               -          -       42,346
  Federal Income Tax Accrual Adjustments                  -       (16,100)   (6,500)
  Other                                                (13,986)   (17,423)  (11,944)
Total Federal Income Taxes as Reported                $262,735   $190,440  $188,637

Effective Federal Income Tax Rate                         31.0%      25.6%     31.4%

The following tables show the elements of the net deferred tax liability and the significant temporary differences:

                                                         December 31,
                                                      1995           1994
                                                        (In Thousands)

Deferred Tax Assets                                $   723,196    $   657,298
Deferred Tax Liabilities                            (3,379,847)    (3,314,360)
  Net Deferred Tax Liabilities                     $(2,656,651)   $(2,657,062)

Property Related Temporary Differences             $(2,139,387)   $(2,098,304)
Amounts Due From Customers For
 Future Federal Income Taxes                          (442,311)      (444,305)
Deferred State Income Taxes                           (183,981)      (183,987)
All Other (net)                                        109,028         69,534
  Total Net Deferred Tax Liabilities               $(2,656,651)   $(2,657,062)

          The Company has settled with the Internal Revenue Service (IRS) all issues from the audits of the consolidated federal income tax returns for the years prior to 1991. Returns for the years 1991 through 1993 are presently being audited by the IRS. In the opinion of management, the final settlement of open years will not have a material effect on results of operations.

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

                                                      Year Ended December 31,
                                                        1995       1994       1993
                                                              (In Thousands)
 Operating Leases                                      $259,877   $233,805  $243,190
 Amortization of Capital Leases                         101,068     79,116    84,226
 Interest on Capital Leases                              27,542     23,280    23,839
   Total Rental Payments                               $388,487   $336,201  $351,255

            Properties under capital leases and related obligations on the Consolidated Balance Sheets are as follows:

                                                              December 31,
                                                         1995                1994
                                                            (In Thousands)
ELECTRIC UTILITY PLANT:
  Production                                           $ 44,849             $ 44,683
  Transmission                                                7                   38
  Distribution                                           14,753               14,717
  General:
    Nuclear Fuel (net of amortization)                   69,442               89,478
    Mining Plant and Other                              424,952              403,038
      Total Electric Utility Plant                      554,003              551,954
  Accumulated Amortization                              179,952              173,641
      Net Electric Utility Plant                        374,051              378,313

OTHER PROPERTY                                           34,536               24,724
  Accumulated Amortization                                3,994                2,838

      Net Other Property                                 30,542               21,886

      Net Property under Capital Leases                $404,593             $400,199

Obligations under Capital Leases                       $404,593             $400,199
Less Portion Due Within One Year                         89,692               93,252
Noncurrent Capital Lease Liability                     $314,901             $306,947

        Properties under operating leases and related obligations are not included in the Consolidated Balance Sheets.
     Future minimum lease rentals, consisted of the following at December 31, 1995:

                                                                Noncancelable
                                                   Capital       Operating
                                                    Leases        Leases
                                                      (In Thousands)
1996                                             $ 86,495       $   244,228
1997                                               72,576           239,800
1998                                               56,165           231,449
1999                                               47,531           229,296
2000                                               39,547           227,506
Later Years                                       156,895         4,092,193
Total Future Minimum Lease Rentals                459,209(a)     $5,264,472
Less Estimated Interest Element                   124,058
Estimated Present Value of Future Minimum
Lease Rentals                                     335,151
Unamortized Nuclear Fuel                           69,442
  Total                                          $404,593

(a) Minimum lease rentals do not include nuclear fuel rentals. The rentals are paid in proportion to heat produced and carrying charges on the unamortized nuclear fuel balance. There are no minimum lease payment requirements for leased nuclear fuel.

11.  SUPPLEMENTARY INFORMATION:

                                                         Year Ended December 31,
                                                         1995      1994       1993
                                                             (In Thousands)
Purchased Power -
Ohio Valley Electric Corp. (44.2% owned by AEP)         $10,546    $5,755    $19,253

Cash was paid for:
  Interest (net of capitalized amounts)                $395,169  $379,361   $421,060
  Income Taxes                                         $273,671  $312,233   $245,350

Noncash Acquisitions under Capital Leases were         $106,256  $227,055    $80,220

12. CAPITAL STOCKS AND PAID-IN CAPITAL:

      Changes in capital stocks and paid-in capital during the period January 1, 1993 through December 31, 1995 were:

                                                                                          Cumulative Preferred Stocks
                                 Shares                                                      of Subsidiaries
                                              Cumulative                                   Not Subject    Subject to
                    Common Stock-      Preferred Stocks                    Paid-in        To Mandatory   Mandatory
                   Par Value $6.50(a)   of Subsidiaries     Common Stock    Capital       Redemption       Redemption(b)
                                           (Dollars in Thousands)

January 1, 1993       193,534,992        10,761,675        $1,257,977       $1,628,394    $ 534,978        $233,509
Issues                    -               3,250,000           -                -            -               325,000
Retirements and
  Other                   -              (6,323,907)          -                 (4,218)    (266,738)        (57,972)
December 31, 1993     193,534,992         7,687,768        1,257,977         1,624,176      268,240         500,537
Issues                    700,000           900,000            4,550            17,706      -                90,000
Retirements and
  Other                   -                (351,517)         -                  (1,221)     (35,000)           (152)
December 31, 1994     194,234,992         8,236,251        1,262,527         1,640,661      233,240         590,385
Issues                  1,400,000           -                  9,100            39,607         -               -
Retirements and
  Other                   -              (1,526,500)         -                 (21,744)     (85,000)        (67,650)
December 31, 1995     195,634,992         6,709,751        $1,271,627       $1,658,524    $ 148,240        $522,735


(a) Includes 8,999,992 shares of treasury stock.
(b) Including portion due within one year.

13.  Unaudited Quarterly Financial Information:

                                          Quarterly Periods Ended
                                                   1995
                                  March 31       June 30       Sept. 30           Dec. 31
(In Thousands - Except
Per Share Amounts)

Operating Revenues                $1,416,169      $1,305,342     $1,523,390       $1,425,429
Operating Income                     257,556         211,284        262,548          233,159
Net Income                           147,850          96,478        154,156          131,419
Earnings per Share                      0.80            0.52           0.83             0.70

                                           Quarterly Periods Ended
                                                     1994
                                  March 31        June 30       Sept. 30          Dec. 31
(In Thousands - Except
Per Share Amounts)
Operating Revenues                $1,488,185      $1,348,563     $1,385,278       $1,282,644
Operating Income                     257,517         219,496        247,015          208,465
Net Income                           152,954         103,793        139,826          103,439
Earnings per Share                      0.83            0.56           0.76             0.56


Fourth quarter 1994 net income includes favorable federal income tax accrual adjustments of $16.1 million related to the resolution of various issues with the IRS.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

                                                       December 31, 1995
                                     Call
                                 Price per             Shares              Shares     Amount (in
                                 Share (a)           Authorized(b)       Outstanding  thousands)
Not Subject to Mandatory Redemption:
  4.08% - 4.56%                  $102-$110                 932,403            932,403    $ 93,240
  7.08% - 7.40%                  $101.85-$102.11           550,000            550,000      55,000
    Total Not Subject to Mandatory
      Redemption                                                                         $148,240

Subject to Mandatory Redemption (c):
  4.50%                             $102                    19,625              2,348    $    235
  5.90% - 5.92%                       (d)                1,950,000          1,950,000     195,000
  6.02% - 6-7/8%                      (e)                1,950,000          1,950,000     195,000
  7% - 7-7/8%                    $107.80-$107.88(f)      1,250,000          1,250,000     125,000
  9.50%                               (g)                  750,000             75,000       7,500
    Total Subject to Mandatory
      Redemption (h)                                                                      522,735
    Less Portion Due Within One Year                                                        7,650
    Long-term Portion                                                                    $515,085

                                _____________________________________________

                                                         December 31, 1994
                                     Call
                                   Price per             Shares            Shares     Amount (in
                                   Share (a)           Authorized        Outstanding  thousands)
Not Subject to Mandatory Redemption:
  4.08% - 4.56%                    $102-$110              932,403            932,403    $ 93,240
  7.08% - 7.76%                 $101.85-$102.26         1,250,000          1,250,000     125,000
  8.04%                            $102.58                150,000            150,000      15,000
    Total Not Subject to Mandatory
      Redemption                                                                        $233,240

Subject to Mandatory Redemption (c):
  4.50%                            $102                    19,625              3,848    $    385
  5.90% - 5.92%                      (d)                1,950,000          1,950,000     195,000
  6.02% - 6-7/8%                     (e)                1,950,000          1,950,000     195,000
  7% - 7-7/8%                   $107.80-$107.88(f)      1,250,000          1,250,000     125,000
  9.50%                              (g)                  750,000            750,000      75,000
    Total Subject to Mandatory
      Redemption (h)                                                                     590,385
    Less Portion Due Within One Year                                                          85
    Long-term Portion                                                                   $590,300

NOTES TO SCHEDULE OF CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

(a)  At the option of the subsidiary the shares may be redeemed at the call price
(December 31, 1995 price is shown) plus accrued dividends.  The involuntary liquidation preference is $100 per share for all outstanding shares.(b)  As of December 31, 1995 the subsidiaries had 4,255,000, 22,200,000 and 5,547,652 shares of $100, $25 and no par value preferred stock, respectively, that were authorized but unissued.
(c)  With sinking fund.  Shares outstanding and related amounts are stated net of applicable retirements through sinking funds (generally at par) and reacquisitions of shares in anticipation of future requirements.
(d)  Redemption is prohibited prior to 2003; after that the call price is $100 per share.
(e)  Redemption is prohibited prior to 2000; after that the call price is $100 per share.
(f)  Redemption is restricted prior to 1997.
(g)  On February 1, 1996 the outstanding balance of 75,000 shares was redeemed at $100 per share.
(h)  The sinking fund provisions of the series subject to mandatory redemption aggregate
$7,650,000, $84,800, $5,000,000, $5,000,000 and $16,000,000 in 1996, 1997, 1998, 1999 and 2000, respectively.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

                         Weighted Average
Maturity                   Interest Rate   Interest Rates at December 31,      December 31,
                         December 31, 1995      1995            1994          1995      1994
                                                                              (in thousands)
FIRST MORTGAGE BONDS
  1995-1999                     7.05%            5%-9.15%        5%-9.15% $  496,866  $  526,866
  2001-2005                     7.28%            6%-9.31%        6%-9.31%  1,530,020   1,450,020
  2019-2025                     8.26%        7.10%-9-7/8%    7.10%-9-7/8%  1,473,127   1,540,661

INSTALLMENT PURCHASE CONTRACTS(a)
  1995-2002                     5.65%           5%-7-1/4%       6%-7-1/4%    209,500     174,500
  2007-2025                     6.45%        5.45%-7-7/8%    5.45%-9-3/8%    756,745     811,745

NOTES PAYABLE(b)
  1995-2008                     7.87%        5.29%-10.78%    5.29%-10.78%    221,000     313,000

DEBENTURES
  1996 - 1999(c)                6.40%       5-1/8%-7-7/8%    5-1/8%-7-7/8%    30,759      30,759
  2025                          8.35%         8.16%-8.72%          -         200,000        -
OTHER LONG-TERM DEBT(d)                                                      172,403     163,896

Unamortized Discount (net)                                                   (33,144)    (31,128)
Total Long-term Debt
  Outstanding (e)                                                          5,057,276   4,980,319
Less Portion Due Within One Year                                             136,947     293,671
Long-term Portion                                                         $4,920,329  $4,686,648

NOTES TO SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

(a)  For certain series of installment purchase contracts interest rates are subject to periodic adjustment.  Certain series will be purchased on the demand of the owners at periodic interest-adjustment dates.  Letters of credit from banks and standby bond purchase agreements support certain series.
(b)  Notes payable represent outstanding promissory notes issued under term loan agreements with a number of banks and other financial institutions.  At expiration all notes then issued and outstanding are due and payable.  Interest rates are both fixed and variable.  Variable rates generally relate to specified short-term interest rates.
(c)  All sinking fund debentures will be reacquired by March 1, 1996.
(d)  Other long-term debt consist primarily of a liability along with accrued interest for disposal of spent nuclear fuel (see Note 4 of the Notes to Consolidated Financial Statements).
(e)  Long-term debt outstanding at December 31, 1995 is payable as follows:
         Principal Amount (in thousands)
         1996                $  136,947
         1997                    86,933
         1998                   269,266
         1999                   185,673
         2000                   168,648
         Later Years          4,242,953
           Total             $5,090,420

Independent Auditors  Report

To the Shareholders and Board of Directors of American Electric Power Company, Inc.:


     We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.





Deloitte & Touche LLP
Columbus, Ohio
February 27, 1996