Form 10-K, Exhibit 13
period 1996-12-31
AMERICAN ELECTRIC POWER COMPANY INC
filed 1997-03-26
CIK 4904

                                                   AMERICAN ELECTRIC POWER
                                                   1 Riverside Plaza
                                                   Columbus, Ohio 43215-2373

CONTENTS

Selected Consolidated Financial Data

Management's Discussion and Analysis of Financial Condition and Results of Operations

Consolidated Statements of Income and
  Consolidated Statements of Retained Earnings

Consolidated Statements of Cash Flows

Consolidated Balance Sheets

Notes to Consolidated Financial Statements

Schedule of Consolidated Cumulative Preferred Stocks of Subsidiaries

Schedule of Consolidated Long-term Debt of Subsidiaries

Management's Responsibility

Independent Auditors' Report

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA
Year Ended December 31,        1996      1995       1994       1993     1992
INCOME STATEMENTS DATA
(in millions):
Operating Revenues            $5,849    $5,670     $5,505    $5,269   $5,045
Operating Income               1,008       965        932       929      883
Net Income                       587       530        500       354      468

December 31,                   1996      1995        1994      1993     1992

BALANCE SHEETS DATA
 (in millions):
Electric Utility Plant       $18,970   $18,496    $18,175   $17,712  $17,509
Accumulated Depreciation
  and Amortization             7,550     7,111      6,827     6,612    6,281
Net Electric Utility Plant   $11,420   $11,385    $11,348   $11,100  $11,228

Total Assets                 $15,886   $15,902    $15,739   $15,362  $14,217

Common Shareholders' Equity    4,545     4,340      4,229     4,151    4,245

Cumulative Preferred Stocks
 of Subsidiaries:
  Not Subject to Mandatory
   Redemption                     90       148        233       268      535

  Subject to Mandatory
   Redemption*                   510       523        590       501      234

Long-term Debt*                4,884     5,057      4,980     4,995    5,311

Obligations Under Capital
 Leases*                         414       405        400       284      300

*Including portion due within one year

Year Ended December 31,         1996      1995      1994       1993     1992

COMMON STOCK DATA:
Earnings per Share             $3.14     $2.85      $2.71     $1.92    $2.54

Average Number of Shares
 Outstanding (in thousands)  187,321   185,847    184,666   184,535  184,535

Market Price Range: High     $44-3/4   $40-5/8    $37-3/8   $40-3/8  $35-1/4

                    Low       38-5/8    31-1/4     27-1/4        32   30-3/8

Year-end Market Price         41-1/8    40-1/2     32-7/8    37-1/8   33-1/8

Cash Dividends Paid            $2.40     $2.40      $2.40     $2.40    $2.40
Dividend Payout Ratio          76.5%     84.1%      88.6%    125.2%    94.6%
Book Value per Share          $24.15    $23.25     $22.83    $22.50   $23.01

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Outlook

  With the issuance of two Federal Energy Regulatory Commission (FERC) orders and the commencement of planning for retail competition at the state level, we are in a better position to identify and develop strategies for addressing the issues that face American Electric Power (AEP) and our changing industry. We recognize that the conventional ways of maintaining and enhancing shareholder value are becoming less effective as the industry moves towards greater competition in the generation and sale of electricity. The industry's transition to competition and customer choice and the ability to fully recover costs are probably the most significant factors affecting AEP's future profitability.

  Although AEP has the financial strength, geographic reach, location and cost structure to be an able competitor, no assurance can be given that AEP can maintain this position in the future. However, we intend to make every effort to maintain and strengthen our competitive position. We see a link between a smooth transition to a competitive marketplace and the maintaining and enhancing of shareholder value.

  The new FERC orders facilitate increased competition in both the generation and sale of bulk power to wholesale customers. They provide, among other things, for open access to transmission facilities. AEP's support of the FERC's open access transmission rule is evidenced by our being among the first to file a comparability tariff, offering access to our transmission grid at 143 interconnections to all parties under the same terms and conditions available to AEP. This has provided AEP with greater opportunities for transmission service revenues.

  Although customer choice proposals and discussions are under way in the states in which we operate, it is difficult to predict their result and the timing of any resultant changes. We are actively involved in discussions on the state and federal level regarding how best to transition to competition in order to represent the best interests of our customers, shareholders and employees. We favor a transition because we believe that AEP will in the long-term fare better in a competitive market than under continued regulation.

  As the electric energy market evolves from cost-of-service ratemaking to market-based pricing, many complex issues must be resolved, including the recovery of stranded costs. While the new FERC orders provide, under certain conditions, for recovery of stranded costs at the wholesale level, the issue of stranded cost remains open at the much larger state retail level.

Stranded Costs

  Stranded costs occur when a customer switches to a new supplier for its electric energy needs or when a component of the business, for example generation, is no longer subject to cost-based regulation, creating the issue of who pays for plant investment, purchased power or fuel contracts both non-affiliated and affiliated, inventories, construction work in progress, nuclear decommissioning, plant removal and shutdown costs, previously deferred costs (regulatory assets) and other investments and commitments that are no longer needed, economic or recoverable in a competitive market. The amount of any stranded costs AEP may experience depends on the timing of and the extent to which direct competition is introduced to our business and the then-existing market price of energy.

  Under the provisions of Statement of Financial Accounting Standards
(SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," assets (deferred expenses) and liabilities (deferred revenues) are included in the consolidated financial statements in accordance with regulatory actions to match expenses and revenues in cost-based rates. In the event a portion of the business no longer met the requirements of SFAS 71, net regulatory assets would have to be written off for that portion of the business. Among other requirements SFAS 71 requires that the rates charged customers be cost based.

  Our generation business is still cost-based regulated and should remain so for at least three to five years as the industry transitions to full competition. Although the recent FERC orders provide for competition in the firm wholesale market, that market is a relatively small part of our business and many of our firm wholesale sales are still under cost-of-service contracts. We believe that enabling state legislation should provide for a sufficient transition period to allow for the recovery of any generation-related stranded costs and we are dedicating ourselves to work with regulators, customers and legislators to accomplish both an orderly transition and a reasonable and fair disposition of the stranded cost issue.

  We favor the recovery of stranded costs during a transition period in which rates would be fixed or frozen and electric utilities would take steps to achieve cost savings which would be used to reduce or eliminate stranded costs. However, if electric utilities were to no longer be cost-based regulated and it were not possible to recover stranded costs, the results of operations and financial condition of AEP and other electric utilities would be adversely affected.

  Since state commissions have jurisdiction over the sale and distribution of electricity to retail customers, we believe that state legislation and regulation should shape the future competitive market for electricity while federal legislation should seek to ensure reciprocity among the states and a level playing field for all power suppliers. Presently states with higher cost power, like California and Massachusetts, are aggressively pursuing deregulation. The states AEP operates in, however, are generally addressing the call for customer choice more cautiously and the transition to competition is expected to evolve at an uneven pace across the states.

Restructuring/Functional Unbundling

  In 1996 we took some major steps to maintain and enhance AEP's competitive strength and made progress towards our long-term goal of becoming the world's premier supplier of energy and related services. We restructured our management and operations to allow us to comply with the new FERC orders by separating our generation and energy sales operations from our energy transmission delivery operations and to address increasing competition among electric suppliers through distinct functional business units. This has achieved and should continue to achieve staffing, managerial and operating efficiencies. The generation and marketing business units expect to eventually compete in an open market for customers. Our energy delivery business will remain regulated and may ultimately be subject to some form of incentive or performance-based ratemaking while Corporate Development and Marketing will be working to cultivate new but related non-regulated business opportunities.

Corporate Branding and Positioning

  We are enhancing our marketing and customer service efforts with programs like the Key Accounts Program which strives to build strong partnerships with key customers in order to build customer loyalty. In 1996 AEP also launched a series of new television commercials as part of a branding campaign to inform our customers that we will be operating under the name American Electric Power and that we are AEP: America's Energy Partner. The commercials are intended to position AEP as more than just a supplier of electricity. As we enter an increasingly competitive energy market we want to be the energy and energy services provider of choice.

New Business Opportunities

  In the non-rate-regulated environment, AEP offers energy consulting and project management services both domestically and internationally and contracts with other public utilities and government agencies for the licensing of intellectual property and the delivery of energy services. In 1996 an AEP subsidiary and two Chinese companies formed a joint venture company to finance and build a 250-megawatt electric generating facility in China. AEP's share of the total cost of the facility is approximately $120 million and the project is expected to be operational in 1999.

   On February 24, 1997 AEP and Public Service Company of Colorado with equal interests in a joint venture announced a cash tender offer for Yorkshire Electricity Group plc in the United Kingdom. The joint venture proposes to pay $2.4 billion to acquire all of the stock of Yorkshire Electricity. AEP's equity invest-ment, estimated to be $360 million, will be made through its subsidiary AEP Resources Inc., initially using cash borrowed under a revolving credit agreement. We consider the China investment and Yorkshire tender offer as important steps in our long-term goal to become the premier provider of energy and energy services worldwide.

   In addition to pursuing foreign power generation, transmission and distribution investments we formed new subsidiaries in 1996 to explore other new complementary business opportunities including AEP Communications, Inc. which was formed to provide data transmission and related telecommunications products and services. In January 1997 AEP Communications, Inc. entered into an agreement with Sprint Communications, Inc. to construct jointly a 150 mile fiber optic line between Charleston, West Virginia and Roanoke, Virginia. Another new subsidiary AEP Power Marketing is presently seeking approval to market and broker power outside of our traditional service territory. Plans are also in place to commence gas marketing. We are pursuing non-regulated related business opportunities because we believe they offer the opportunity to earn enhanced returns as compared with our traditional regulated business. However, we recognize that these opportunities are generally riskier. Investments in new business opportunities may be made after management carefully assesses the risks versus the potential for enhanced shareholder value.

Cost Containment

  In 1996 we continued our efforts to reduce costs in order to maintain our competitiveness. Reviews of our major processes led to decisions to consolidate the management and operations of internal service functions performed at multiple locations. Among the functions being consolidated are fossil generation plant maintenance, nuclear operations support staff, system operations, accounting and load research. A study of the Company's procurement and supply chain operations led to cost reductions through better inventory management, just-in-time delivery and the increased use of electronic purchasing. Also in 1996 we completed the installation of an activity based management budgeting system throughout the system. This tool will enable managers to better analyze work and control costs. While staff reductions and cost savings are being achieved in these and other areas, expenses for new marketing and customer services and modern efficient management information systems are being increased to prepare for competition. These expenditures for the future should produce further improvements and efficiencies, enabling AEP to maintain its position as a low-cost producer.

Fuel Costs

  Coal is 70% of the production cost of electricity for AEP. Although our coal costs per unit of electricity (per Kwh) have declined by one-half in constant dollars in the last 10 years, we recognize that we must continue to manage our coal costs to continue to maintain our competitive position. Approximately 15% of the coal we burn is supplied by affiliated mines; the remainder is acquired under long-term contracts and in the spot market. As long-term contracts expire we are negotiating with non-affiliated suppliers to lower purchased coal costs. Efforts also continued in 1996 to reduce the cost of affiliated coal. We intend to continue to prudently supplement our long-term coal supplies with spot market purchases as long as favorable spot market prices exist.

  In recent years we have agreed in our Ohio jurisdiction to certain limitations on the recovery of affiliated coal costs. Our analysis shows that we should be able to recover over the term of the agreement (through
2009) the Ohio jurisdictional portion of the current and deferred costs of our affiliated mining operations including future mine closure costs. Management intends to seek recovery of its non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of our affiliated mines estimated at $180 million after tax. However, should it become apparent that the costs will not be recoverable from Ohio and/or non-Ohio jurisdictional customers, the mines may have to be closed and future earnings and possibly financial condition adversely affected. In addition compliance with Phase II requirements of the Clean Air Act, which become effective in January 2000, could also cause the mining operations to close. Unless the cost of any mine closure is recovered either in regulated rates or as a stranded cost in a transition to competition, future earnings and possibly financial condition could be adversely affected.

Nuclear Costs

  Significant efforts have been made to enhance our competitiveness in nuclear power generation and to improve our nuclear organizational efficiency. Net generation in 1996 for the Company's only nuclear plant, the two-unit Donald C. Cook Nuclear Plant, located on the shores of Lake Michigan, was 16,396 gigawatts, the highest in the plant's 20-year history. The generation record was set in part due to Unit 2's best continuous run in its history, 226 days, reached in December 1996. Refueling costs and related outage time have been reduced. We also reduced nuclear staff support costs in 1996 by relocating our Columbus-based nuclear management and support staff to Michigan to consolidate it with the plant staff.

  It is difficult to reduce nuclear generation costs since certain major cost components are impacted by federal laws and Nuclear Regulatory Commission (NRC) regulations. The Nuclear Waste Policy Act of 1982 established federal responsibility for the permanent off-site disposal of spent nuclear fuel and high-level radioactive waste. By law we participate in the Department of Energy's (DOE's) Spent Nuclear Fuel (SNF) disposal program which is described in Note 4 of the Notes to Consolidated Financial Statements. Since 1983 our customers have paid $254 million for the disposal of spent nuclear fuel consumed at the Cook Nuclear Plant. Under the provisions of the Nuclear Waste Policy Act, collections from customers are to provide the DOE with money to build a repository for spent fuel. To date the federal government has not made sufficient progress towards a permanent repository or otherwise assuming responsibility for SNF. As long as there is a delay in the storage repository for SNF, the cost of both temporary and permanent storage will continue to increase.

  The cost to decommission the Cook Nuclear Plant is also affected by NRC regulations and the DOE's SNF disposal program. Studies completed in 1994 estimate the cost to decommission the Cook Nuclear Plant and dispose of low-level nuclear waste accumulation to range from $634 million to $988 million in 1993 dollars. This estimate could escalate due to uncertainty in the DOE's SNF disposal program and the length of time that SNF may need to be stored at the plant site delaying decommissioning. Presently we are recovering the estimated cost of decommissioning the Cook Nuclear Plant over its remaining life. However, AEP's future results of operations and possibly its financial condition could be adversely affected if the cost of spent nuclear fuel disposal and decommissioning continues to increase and cannot be recovered in regulated rates or as a stranded cost in a future competitive market.

Environmental Concerns

  We take great pride in our efforts to economically produce and deliver electricity while minimizing the impact on the environment. AEP has spent millions of dollars to equip our facilities with the latest economical clean air and water technologies and to research possible new technologies. We are also proud of our award winning efforts to reclaim our mining properties. We intend to continue to take a leadership role to foster economically prudent efforts to protect and preserve the environment.

Hazardous Material

  By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and spent nuclear fuel.
Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically disposed of or treated in captive disposal facilities or are beneficially utilized. In addition, our generating plants and transmission and distribution facilities have used asbestos, polychlorinated biphenyls (PCBs) and other hazardous and non-hazardous materials. We are currently incurring costs to safely dispose of such substances, and additional costs could be incurred to comply with new laws and regulations if enacted.

 The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund) addresses clean-up of hazardous substances at disposal sites and authorized the United States Environmental Protection Agency (Federal EPA) to administer the clean-up programs. As of year-end 1996, we are currently involved in litigation with respect to five sites being overseen by the Federal EPA and have been named by the Federal EPA as "Potentially Responsible Parties" (PRPs) for six other sites. There are eight additional sites for which AEP companies have received information requests which could lead to PRP designation. Also, an AEP subsidiary has received an information request with respect to one site administered by state authorities. Our liability has been resolved for a number of sites with no significant effect on results of operations. In those instances where we have been named a PRP or defendant, our disposal or recycling activity was in accordance with the then-applicable laws and regulations. Unfortunately, CERCLA does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.

  While the potential liability for each Superfund site must be evaluated separately, several general statements can be made regarding such potential liability. The disposal at a particular site by AEP is often unsubstantiated; the quantity of material we disposed of at a site was generally small; and the nature of the material we generally disposed of was non-hazardous. Typically, we are one of many parties named as PRPs for a site and, although liability is joint and several, generally some of the other parties are financially sound enterprises. Therefore, our present estimates do not anticipate material cleanup costs for identified sites for which we have been declared PRPs. However, if for reasons not currently identified significant costs are incurred for cleanup, future results of operations and possibly financial condition would be adversely affected unless the costs can be recovered from customers.

Federal EPA Actions

  Federal EPA is required by the Clean Air Act Amendments of 1990 (CAAA) to issue rules to implement the law. In December 1996 Federal EPA issued final rules governing nitrogen oxide emissions that must be met after January 1, 2000 (Phase II of the CAAA). The final rules will require substantial reductions in nitrogen oxide emissions from certain types of power plant boilers including those in AEP's power plants. In December 1996 a group of utilities including AEP operating companies filed a petition for review of the rules in a U.S. Court of Appeals and requested expedited consideration of the appeal. The cost to comply with the emission reductions required by the final rules is expected to be substantial and could have a material adverse impact on results of operations and possibly financial condition if these costs are not recovered from customers.

  Federal EPA is considering proposals to revise the existing ambient air quality standard for ozone and to establish a new ambient air quality standard for fine particulate matter. The rules being considered could result in requirements for reductions of nitrogen oxides and sulfur dioxide emitted from coal fired power plants and could have a significant impact on AEP's operations. The proposals being considered are of particular concern because they do not appear to have a sound scientific basis. The cost of complying with any new emission reduction requirements imposed as a result of the adoption of revised ambient air quality standards can not be precisely determined but could be substantial. If Federal EPA ultimately promulgates stricter ambient air quality standards, they could have a material adverse impact on results of operations and possibly financial condition if these costs are not recovered from customers.

Results of Operations

  1996 was a good year for AEP with earnings the best since 1989 and total shareholder return placing us among the best in our industry. We continued to be well within our goal of being in the upper quartile of the companies in the Standard & Poor's electric utility index, based on cumulative three-year return.

Earnings Increase

  In 1996 earnings increased 11% to $587 million or $3.14 per share from $530 million or $2.85 per share in 1995. The increase is mainly attributable to increased sales of energy and services and reduced interest charges and preferred stock dividends. Sales increased due to increased transmission and other services provided to power marketers and utilities and increased energy sales to non-affiliated utilities and industrial customers. The reduction in interest and preferred stock dividends resulted from the Company's refinancing program. Also contributing to the improvement in earnings were severance pay charges recorded in 1995 in connection with realigning operations and management and gains recorded in 1996 from emission allowance transactions.

  Earnings increased 6% in 1995 to $530 million or $2.85 per share from $500 million or $2.71 per share in 1994. The primary reason for the earnings improvement was increased retail energy sales reflecting increased usage and growth in the number of customers. Unseasonably warm weather in the summer of 1995 and colder weather in the fourth quarter of 1995, were the primary factors accounting for the increased usage. The positive earnings impact of the increased sales was partly offset by the unfavorable effect of severance pay.

Revenues And Sales Increase

  Operating revenues increased 3% in 1996 and 1995. Increased wholesale energy sales and transmission and coal conversion service revenues were the primary reasons for the increase in 1996 revenues. In 1995 the revenue increase resulted primarily from an increase in retail customers' energy usage, growth in the number of retail customers and the effects of rate increases.

  The change in revenues can be analyzed as follows:

                                    Increase (Decrease)
                                    From Previous Year
(Revenues in Millions)             1996               1995
                                  Amount    %    Amount     %
Retail:
   Price Variance                $ (42.9)        $ 46.5
   Volume Variance                  63.7          173.0
   Fuel Cost Recoveries             15.0          (22.9)
                                    35.8   0.7    196.6     4.2
Wholesale:
   Price Variance                 (202.0)         (39.3)
   Volume Variance                 317.3           10.8
   Fuel Cost Recoveries             (3.6)          (4.6)
                                   111.7  16.4    (33.1)   (4.6)

Other Operating Revenues            31.4            2.2

     Total                       $ 178.9   3.2   $165.7     3.0

  In 1996 retail revenues increased slightly due to growth in the number of customers and the addition of a major new industrial customer in December
1995. Revenues from sales to residential customers, the most weather-sensitive customer class, were flat, increasing less than one percent, as the effect of cold winter weather in early 1996 was offset by mild summer and December temperatures. Revenues from commercial and industrial customers increased 1% reflecting growth in the number of customers.

  Wholesale revenues increased 16% in 1996 reflecting a 46% increase in wholesale sales attributable largely to new wholesale transactions with power marketers and other utilities. As the wholesale energy market evolves into a competitive marketplace the Company intends to take advantage of new ways to market and price electricity and related services. During 1996 the Company provided coal conversion services resulting in 6.8 billion kilowatthours of electricity generated for power marketers and certain other utilities under a new FERC-approved interruptible, contingent sales tariff. As a result of these new sales, the average price per kilowatthour was significantly less in 1996 than in 1995. Also contributing to the increased wholesale sales was a new long-term contract with an unaffiliated utility to supply 205 MW of energy for 15 years beginning January 1, 1996.

  An increased level of activity in the wholesale energy markets encouraged by the 1996 issuance of FERC open access transmission rules and AEP's aggressive efforts to provide flexible and competitively priced transmission services led to an increase in transmission service revenues. As a result transmission revenues, which are recorded in other operating revenues, increased by approximately $24 million.

  The increase in 1995 operating revenues resulted primarily from a 4% increase in energy sales to retail customers due mainly to increased usage and continued growth in the number of customers in all retail customer classes. Energy sales to residential customers, the most weather-sensitive customer class, rose more than 6% in 1995 mainly as a result of increased weather related usage in the last half of the year. Sales to commercial and industrial customers rose 5% and 2%, respectively, reflecting the effects of weather and the expanding economy.

 Although revenues from wholesale customers declined in 1995, wholesale energy sales increased by more than 1% largely due to increased short-term sales made on an hourly basis to unaffiliated utilities. This type of short-term sale is typically made when the unaffiliated utility can purchase energy at a lower cost than the cost at which that utility can generate the energy or when the customer is short on generating capacity. Such sales increase in periods of extreme weather. The increase in 1995 wholesale energy sales occurred during the last six months of the year when the summer was unseasonably warm and fall temperatures were colder compared with the prior year. While wholesale energy sales increased, wholesale revenues declined in 1995 reflecting increasing price related competition.

 The level of wholesale sales tends to fluctuate due to the highly competitive nature of the short-term energy market and other factors, such as unaffiliated generating plant availability, the weather and the economy. The recently adopted FERC rules which introduce a greater degree of competition into the wholesale energy market have had the effect of increasing short-term wholesale sales and transmission service revenues. The Company's sales and in turn its results of operations were impacted in 1996 and prior years by the quantities of energy and services sold in wholesale transactions. Future results of operations will be affected by the quantity and price of wholesale transactions which often depends on the weather and power plant availability.

Operating Expenses Increase

  Operating expenses increased 3% in 1996 and 1995. The primary items accounting for the increase in 1996 were increased fuel costs, federal income taxes and expenditures for marketing, information systems and other items necessary to prepare for the transition to competition. In 1995 increased rent and related operating costs of the newly installed Gavin Plant flue gas desulfurization systems (scrubbers) and expenses related to severance pay charges were the main reasons for the increase in operating expenses. Changes in the components of operating expenses were as follows:

                                             Increase (Decrease)
                                              From Previous Year
(Dollars in Millions)                    1996              1995
                                        Amount    %       Amount     %

Fuel and Purchased Power                $ 61.2   3.8     $(119.7)  (6.9)
Other Operation                           25.9   2.2       181.3   18.1
Maintenance                              (39.0) (7.2)       (2.4)  (0.5)
Depreciation and Amortization              7.8   1.3        20.8    3.6
Taxes Other Than Federal
   Income Taxes                            9.4   1.9        (5.0)  (1.0)
Federal Income Taxes                      70.2  25.8        58.6   27.5
      Total                             $135.5   2.9     $ 133.6    2.9

  Fuel and purchased power expense increased in 1996 due to an increase in generation to meet the increase in industrial and wholesale customer demand. The effect of increased generation was partially offset by reduced average fossil fuel costs resulting from increased usage of lower cost spot market coal and lower cost nuclear fuel.

   Although generation increased 3% in 1995, fuel and purchased power expense declined as a result of a decrease in the average cost of fossil fuel resulting from reduced coal prices reflecting the renegotiation of certain long-term coal contracts and other lower priced purchases under existing and new contracts. Other factors which reduced fuel and purchased power expense in 1995 were increased utilization of low cost nuclear generation; decreased energy purchases due to the mild weather during the first half of 1995 and the operation of fuel clause mechanisms. Changes in fuel expense are generally deferred pending recovery in various fuel clause mechanisms, as such they generally do not affect earnings.

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

    Maintenance expense decreased in 1996 due to the recovery of previously expensed storm damage costs and reduced nuclear plant maintenance expense due to workforce reductions and the reduction of contract labor at the Cook Nuclear Plant.

  The increases in federal income tax expense attributable to operations was primarily due to an increase in pre-tax operating income and changes in certain book/tax differences accounted for on a flow-through basis and in 1995 the effects of accrual adjustments for prior year tax returns.

Nonoperating Income

  Nonoperating income decreased in 1996 due to the cost of the AEP branding program and startup costs of the new business ventures. The increase in nonoperating income in 1995 was mainly due to a 1994 loss of $8.2 million on a demand side management investment.

Interest Charges and Preferred Stock Dividend Requirements

  In 1996 interest charges and preferred stock dividend requirements decreased as the Company's subsidiaries continued their refinancing programs. The programs reduced the average interest rate and the amount of long-term debt and preferred stock outstanding. The cost of short-term borrowings in 1996 increased slightly re-flecting an increased average balance of short-term debt outstanding.

   Interest charges increased in 1995 mainly due to an increase in interest on short-term debt resulting from a higher average interest rate in 1995 on larger levels of outstanding short-term debt.

Common Dividend Remains Constant; Payout Ratio Decreases

  The Company paid a quarterly dividend in 1996 of 60 cents a share maintaining the annual dividend rate at $2.40 per share. The payout ratio continued an improving trend to 76% in 1996 from 84% in 1995 and 89% in 1994. It has been a management objective to reduce the payout ratio through efforts to increase earnings in order to enhance AEP's ability to invest in new business ventures that complement our core competencies and can maintain and improve shareholder value.

Liquidity and Capital Resources

   Electric utility construction expenditures in the United States have been declining in recent years due to slow growth in the demand for electricity, environmental restrictions, and delays in obtaining approvals to construct transmission facilities. Demand-side management programs such as direct load control, interruptible load, energy efficiency, and other demand and load reduction programs have lessened the need for new plant expenditures. Also in some parts of the country substantial portions of new generation additions have been by non-utility entities. AEP's construction expenditures have followed the industry trend and have been generally declining since 1991 when we last completed a new generating facility. Our electric generating plant expenditures for 1996 accounted for only 27% of the total electric utility plant expenditures, as compared to the historic level of investment in electric generating plant of 49%. Transmission and distribution (T&D) expenditures, on the other hand, accounted for approximately 68% of expenditures, compared with the historic investment level of 46%. Construction expenditures for our domestic utility operations are estimated to be $2 billion over the next three years with no major plant construction planned for our service territory. Total T&D expenditures will be related to the improvement of and additions to delivery facilities. Approximately 88% of the domestic construction expenditures for the next three years will be financed internally. Allowance for funds used during construction (AFUDC) accruals also declined during this period. The decline in AFUDC in recent years is primarily due to the decrease in the level of generation plant construction combined with a decrease in interest rates.

   The operating subsidiaries generally issue short-term debt to provide for interim financing of capital expenditures that exceed internally generated funds. They periodically reduce their outstanding short-term debt through issuances of long-term debt and historically preferred stock and with additional capital contributions by the parent company. In 1996 short-term borrowing decreased by $45 million. At December 31, 1996 American Electric Power Co., Inc. (the parent company) and its utility subsidiaries had unused short-term lines of credit of $409 million, and several of AEP's subsidiaries engaged in providing non-regulated energy services had an unused line of credit of $100 million available under a revolving credit agreement. In February 1997 the credit available under the revolving credit agreement was increased to $500 million. The sources of funds available to the parent company are dividends from its subsidiaries, short-term and long-term borrowings and, when necessary, proceeds from the issuance of common stock. The parent company issued 1,600,000 shares in 1996, 1,400,000 shares in 1995 and 700,000 shares in
1994 of common stock through a Dividend Reinvestment Program raising $65 million, $49 million and $22 million, respectively. As a result of the common stock issuances and the reduction in long-term debt over the past several years, the common equity to capitalization ratio has steadily improved. At December 31, 1996 the ratio increased to 45.3% from 43.1% at year-end 1995 and from 42.1% at year-end 1994.

   The debt and preferred stock coverages of the principal operating subsidiaries remained strong in 1996.

Coverages at December 31, 1996
                         Mortgage and   Preferred
                       Long-term Debt       Stock

Appalachian Power Co.            3.98        1.99
Columbus Southern Power Co.      4.44         N/A
Indiana Michigan Power Co.       6.66        3.07
Kentucky Power Co.               3.22         N/A
Ohio Power Co.                   6.62        3.63

N/A = Not Applicable

  Unless the subsidiaries meet certain earnings or coverage tests, they cannot issue additional mortgage bonds or preferred stock. In order to issue mortgage bonds (without refunding existing debt), each subsidiary must have pre-tax earnings equal to at least two times the annual interest charges on mortgage bonds after giving effect to the issuance of the new debt. Generally, issuance of additional preferred stock requires after-tax gross income at least equal to one and one-half times annual interest and preferred stock dividend requirements after giving effect to the issuance of the new preferred stock. The subsidiaries presently exceed these minimum coverage requirements.

    In January 1997 the Company announced a tender offer for certain subsidiaries' preferred stock in conjunction with special meetings scheduled to be held on February 28, 1997. The special meetings' purpose is to consider amendments to the subsidiaries' articles of incorporation to remove certain capitalization ratio requirements. These restrictions limit the subsidiaries' financial flexibility and could place them at a competitive disadvantage in the future. The amount paid to redeem the preferred stock that is tendered could total as much as $514 million. The subsidiaries expect to use a combination of short-term debt and unsecured long-term debt to pay for the preferred stock tendered.

Litigation

   AEP is involved in a number of legal proceedings and claims. While we are unable to predict the outcome of such litigation, it is not expected that the ultimate resolution of these matters will have a material adverse effect on the results of operations and/or financial condition.

Effect of Inflation

   Inflation affects AEP's cost of replacing utility plant and the cost of operating and maintaining its plant. The rate-making process limits our recovery to the historical cost of assets resulting in economic losses when the effects of inflation are not recovered from customers on a timely basis. However, economic gains that results from the repayment of long-term debt with inflated dollars partly offset such losses.

Corporate Owned Life Insurance

    In connection with the audit of AEP's 1991, 1992 and 1993 federal income tax returns the Internal Revenue Service agents sought a ruling from the IRS National Office that certain interest deductions relating to a corporate owned life insurance (COLI) program should not be allowed. The Company established the COLI program in 1990 as a part of its strategy to fund and reduce the cost of medical benefits for retired employees. AEP filed a brief with the IRS National Office refuting the agents' position. Although no adjustments have been proposed, a disallowance of the COLI interest deductions through December 31, 1996 would reduce earnings by approxiately $247 million (including interest). AEP believes it will ultimately prevail on this issue and will vigorously contest any disallowance that may be assessed.

   In 1996 Congress enacted legislation that prospectively phases out the tax benefits for COLI interest deductions over a three year period beginning in 1996. As a result the Company intends to restructure its COLI program. The restructuring of the COLI program is not expected to have a material impact on results of operations.

New Accounting Rules

   In 1996 the Financial Accounting Standards Board (FASB) issued an exposure draft "Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets." The proposal suggests that the present value of decommissioning and certain other closure or removal obligations be recorded as a liability when the obligation is incurred. A corresponding asset would be recorded in the plant investment account and recovered through depreciation charges over the asset's life. A proposed transition rule would require that an entity report in income the cumulative effect of initially applying the new standard. The FASB is reconsidering the exposure draft proposal. It is unclear at this time in what manner the FASB will adopt the proposal. Until it becomes apparent what the FASB will decide and how certain questions raised by the exposure draft are resolved the Company cannot determine its impact.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands - except per share amounts)

                                                      Year Ended December 31,
                                                 1996          1995           1994
OPERATING REVENUES                            $5,849,234    $5,670,330    $5,504,670

OPERATING EXPENSES:
  Fuel and Purchased Power                     1,686,754     1,625,531     1,745,245
  Other Operation                              1,210,027     1,184,158     1,002,822
  Maintenance                                    502,841       541,825       544,312
  Depreciation and Amortization                  600,851       593,019       572,189
  Taxes Other Than Federal Income Taxes          498,567       489,223       494,210
  Federal Income Taxes                           342,222       272,027       213,399
          TOTAL OPERATING EXPENSES             4,841,262     4,705,783     4,572,177

OPERATING INCOME                               1,007,972       964,547       932,493

NONOPERATING INCOME                                2,212        20,204        11,485

INCOME BEFORE INTEREST CHARGES AND
  PREFERRED DIVIDENDS                          1,010,184       984,751       943,978

INTEREST CHARGES (net)                           381,328       400,077       389,240

PREFERRED STOCK DIVIDEND REQUIREMENTS
  OF SUBSIDIARIES                                 41,426        54,771        54,726
NET INCOME                                      $587,430      $529,903      $500,012
AVERAGE NUMBER OF SHARES OUTSTANDING             187,321       185,847       184,666
EARNINGS PER SHARE                                 $3.14         $2.85         $2.71
CASH DIVIDENDS PAID PER SHARE                      $2.40         $2.40         $2.40

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(in thousands)
                                                     Year Ended December 31,
                                                1996          1995           1994
RETAINED EARNINGS JANUARY 1                   $1,409,645    $1,325,581    $1,269,283
NET INCOME                                       587,430       529,903       500,012
DEDUCTIONS:
  Cash Dividends Declared                        449,353       445,831       443,101
  Other                                              (24)            8           613

RETAINED EARNINGS DECEMBER 31                 $1,547,746    $1,409,645    $1,325,581

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
                                                      Year Ended December 31,
                                                   1996           1995          1994
OPERATING ACTIVITIES:
  Net Income                                     $587,430      $529,903      $500,012
  Adjustments for Noncash Items:
    Depreciation and Amortization                 590,657       578,003       561,188
    Deferred Federal Income Taxes                 (21,478)       11,916       (16,033)
    Deferred Investment Tax Credits               (25,808)      (25,819)      (31,275)
    Amortization of Operating Expenses
      and Carrying Charges (net)                   55,458        53,479        16,022
  Changes in Certain Current Assets
      and Liabilities:
      Accounts Receivable (net)                   (39,049)      (71,804)       34,302
      Fuel, Materials and Supplies                 35,831           457        (1,627)
      Accrued Utility Revenues                     32,953       (40,433)        2,419
      Accounts Payable                            (13,915)      (31,044)       (7,959)
      Taxes Accrued                                (6,019)       37,515       (26,521)
  Other (net)                                      41,002        14,437       (52,803)
        Net Cash Flows From
            Operating Activities                1,237,062     1,056,610       977,725

INVESTING ACTIVITIES:
  Construction Expenditures                      (577,691)     (605,974)     (643,457)
  Proceeds from Sale of Property and Other         12,283        20,567        49,802
        Net Cash Flows Used For
            Investing Activities                 (565,408)     (585,407)     (593,655)

FINANCING ACTIVITIES:
  Issuance of Common Stock                         65,461        48,707        22,256
  Issuance of Cumulative Preferred Stock             -             -           88,787
  Issuance of Long-term Debt                      407,291       523,476       411,869
  Retirement of Cumulative Preferred Stock        (70,761)     (158,839)      (35,949)
  Retirement of Long-term Debt                   (601,278)     (469,767)     (445,636)
  Change in Short-term Debt (net)                 (45,430)       48,140        38,009
  Dividends Paid on Common Stock                 (449,353)     (445,831)     (443,101)
        Net Cash Flows Used For
            Financing Activities                 (694,070)     (454,114)     (363,765)

Net Increase (Decrease) in Cash and
       Cash Equivalents                           (22,416)       17,089        20,305
Cash and Cash Equivalents January 1                79,955        62,866        42,561
Cash and Cash Equivalents December 31             $57,539       $79,955       $62,866

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(In Thousands - Except Share Data)
                                                             December 31,
                                                         1996             1995
ASSETS
ELECTRIC UTILITY PLANT:
  Production                                           $ 9,341,849    $ 9,238,843
  Transmission                                           3,380,258      3,316,664
  Distribution                                           4,402,449      4,184,251
  General (including mining assets and nuclear fuel)     1,491,781      1,442,086
  Construction Work in Progress                            353,832        314,118
           Total Electric Utility Plant                 18,970,169     18,495,962
  Accumulated Depreciation and Amortization              7,549,798      7,111,123

          NET ELECTRIC UTILITY PLANT                    11,420,371     11,384,839

OTHER PROPERTY AND INVESTMENTS                             892,674        825,781

CURRENT ASSETS:
  Cash and Cash Equivalents                                 57,539         79,955
  Accounts Receivable:
    Customers (less allowance for uncollectible
    accounts of $3,692 in 1996 and $5,430 in 1995)         415,413        417,854
    Miscellaneous                                          115,919         74,429
  Fuel - at average cost                                   235,257        271,933
  Materials and Supplies - at average cost                 251,896        251,051
  Accrued Utility Revenues                                 174,966        207,919
  Prepayments and Other                                    103,891         98,717

          TOTAL CURRENT ASSETS                           1,354,881      1,401,858

REGULATORY ASSETS                                        1,889,482      1,979,446

DEFERRED CHARGES                                           328,139        310,377

            TOTAL                                      $15,885,547    $15,902,301


See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                           1996           1995
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock-Par Value $6.50:
                           1996            1995
    Shares Authorized. .300,000,000   300,000,000
    Shares Issued . . ..197,234,992   195,634,992
    (8,999,992 shares were held in treasury)           $ 1,282,027    $ 1,271,627
  Paid-in Capital                                        1,715,554      1,658,524
  Retained Earnings                                      1,547,746      1,409,645
          Total Common Shareholders' Equity              4,545,327      4,339,796
  Cumulative Preferred Stocks of Subsidiaries:*
    Not Subject to Mandatory Redemption                     90,323        148,240
    Subject to Mandatory Redemption                        509,900        515,085
  Long-term Debt*                                        4,796,768      4,920,329

          TOTAL CAPITALIZATION                           9,942,318      9,923,450

OTHER NONCURRENT LIABILITIES                             1,002,208        884,707

CURRENT LIABILITIES:
  Preferred Stock and Long-term Debt Due Within One Year*   86,942        144,597
  Short-term Debt                                          319,695        365,125
  Accounts Payable                                         206,227        220,142
  Taxes Accrued                                            414,173        420,192
  Interest Accrued                                          75,124         80,848
  Obligations Under Capital Leases                          89,553         89,692
  Other                                                    304,323        304,466

          TOTAL CURRENT LIABILITIES                      1,496,037      1,625,062

DEFERRED INCOME TAXES                                    2,643,143      2,656,651

DEFERRED INVESTMENT TAX CREDITS                            404,050        430,041

DEFERRED GAIN ON SALE AND LEASEBACK -
    ROCKPORT PLANT UNIT 2                                  240,598        249,875

DEFERRED CREDITS                                           157,193        132,515

CONTINGENCIES (Note 4)

            TOTAL                                      $15,885,547    $15,902,301

*See Accompanying Schedules on pages 36 - 37.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies:

The American Electric Power System (AEP, AEP System or the Company) is a public utility engaged in the generation, purchase, transmission and distribution of electric power to over 2.9 million retail customers in its seven state service territory which covers portions of Ohio, Michigan, Indiana, Kentucky, West Virginia, Virginia and Tennessee. Electric power is also supplied at wholesale to neighboring utility systems and power marketers.

   The organization of the AEP System consists of American Electric Power Company, Inc., the parent holding company; seven electric utility operating companies (utility subsidiaries); a generating subsidiary, AEP Generating Company (AEPGEN); a service company, American Electric Power Service Corporation (AEPSC); three active coal-mining companies and a group of subsidiaries that complement utility activities. The following utility subsidiaries pool their generating and transmission facilities and operate them as an integrated system:

-  Appalachian Power Company (APCo)
-  Columbus Southern Power Company (CSPCo)
-  Indiana Michigan Power Company (I&M)
-  Kentucky Power Company (KEPCo)
-  Ohio Power Company (OPCo)

   The remaining two utility subsidiaries, Kingsport Power Company and Wheeling Power Company, are distribution companies that purchase power from APCo and OPCo, respectively. AEPSC provides management and professional services to the AEP System. The active coal-mining companies are wholly-owned by OPCo and sell most of their production to OPCo. AEPGEN has a 50% interest in the Rockport Plant which is comprised of two of the AEP
System's six 1,300 megawatt (mw) generating units. The group of subsidiaries that complement utility activities are engaged in providing non-regulated energy services and are seeking and considering new business opportunities domestically and internationally that will permit AEP to utilize its expertise and core competencies.

   Effective January 1, 1996, AEPSC and the seven utility subsidiaries began operating as American Electric Power. There has been no change to the legal names of these companies. The AEP System's operations are divided into major business units which are managed centrally by AEPSC.

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

Basis of Accounting - As the owner of cost-based rate-regulated electric public utility companies, AEPCo., Inc.'s consolidated financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," regulatory assets (deferred expenses) and regulatory liabilities (deferred income) are recorded to reflect the economic effects of regulation.

Use of Estimates - The preparation of these financial statements in conformity with generally accepted accounting principles requires in certain instances the use of management's estimates. Actual results could differ from those estimates.

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

Allowance for Funds Used During Construction (AFUDC) - AFUDC is a noncash nonoperating income item that is recovered over the service life of utility plant through depreciation and represents the estimated cost of borrowed and equity funds used to finance construction projects. The average rates used to accrue AFUDC were 6.09%, 6.91%, and 6.59% in 1996, 1995 and 1994, respectively.

Depreciation, Depletion and Amortization - Depreciation is provided on a straight-line basis over the estimated useful lives of property other than coal-mining property and is calculated largely through the use of composite rates by functional class as follows:
                               Composite
Functional Class              Depreciation
of Property                   Annual Rates
Production:
  Steam-Nuclear                       3.4%
  Steam-Fossil-Fired          3.2% to 4.4%
  Hydroelectric-Conventional
    and Pumped Storage        2.7% to 3.2%
Transmission                  1.7% to 2.7%
Distribution                  3.3% to 4.2%
General                       2.5% to 3.8%

   The utility subsidiaries presently recover amounts to be used for demolition of non-nuclear plant through depreciation charges included in rates. Depreciation, depletion and amortization of coal-mining assets is provided over each asset's estimated useful life, ranging up to 30 years, and is calculated using the straight-line method for mining structures and equipment. The units-of-production method is used to amortize coal rights and mine development costs based on estimated recoverable tonnages at a current average rate of $1.49 per ton. These costs are included in the cost of coal charged to fuel expense.

Cash and Cash Equivalents - Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Sale of Receivables - Under an agreement that was terminated in January 1997, CSPCo sold $50 million of undivided interests in designated pools of accounts receivable and accrued utility revenues with limited recourse. As collections reduced previously sold pools, interests in new pools were sold. At December 31, 1996, 1995 and 1994, $50 million remained to be collected and remitted to the buyer.

Operating Revenues - Revenues include the accrual of electricity consumed but unbilled at month-end as well as billed revenues.

Fuel Costs - Fuel costs are matched with revenues in accordance with rate commission orders. Generally in the retail jurisdictions, changes in fuel costs are deferred or revenues accrued until approved by the regulatory commission for billing or refund to customers in later months. Wholesale jurisdictional fuel cost changes are expensed and billed as incurred.

Levelization of Nuclear Refueling Outage Costs - Incremental operation and maintenance costs associated with refueling outages at I&M's Donald C. Cook Nuclear Plant (Cook Plant) are deferred and amortized over the period (generally eighteen months) beginning with the commencement of an outage and ending with the beginning of the next outage.

Income Taxes - The Company follows the liability method of accounting for income taxes as prescribed by SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are provided for all temporary differences between book cost and tax basis of assets and liabilities which will result in a future tax consequence. Where the flow-through method of accounting for temporary differences is reflected in rates, deferred income taxes are recorded with related regulatory assets and liabilities in accordance with SFAS 71.

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

   Redemption premiums paid to reacquire preferred stock are included in paid-in capital and amortized to retained earnings in accordance with rate-making treatment. The excess of par value over costs of preferred stock reacquired to meet sinking fund requirements is credited to paid-in capital and amortized to retained earnings.

Other Property and Investments -   Excluding decommissioning and spent
nuclear fuel disposal trust funds, other property and investments are stated at cost. Securities held in trust funds for decommissioning nuclear facilities and for the disposal of spent nuclear fuel are recorded at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities in the trust funds have been classified as available-for-sale due to their long-term purpose. Due to the rate-making process, adjustments for unrealized gains and losses are not reported in equity but result in adjustments to regulatory assets and liabilities.

2. Rate Matters:

Recovery of Fuel Costs - Under the terms of a 1992 stipulation agreement the cost of coal burned at the Gavin Plant is subject to a 15-year predetermined price of $1.575 per million Btu's with quarterly escalation adjustments through November 2009. A 1995 Settlement Agreement set the fuel component of the EFC factor at 1.465 cents per kwh for the period June 1, 1995 through November 30, 1998 and reserved certain items including emission allowances for later consideration in determining total fuel recovery. The agreements provide OPCo with the opportunity to recover over the term of the stipulation agreement the Ohio jurisdictional share of OPCo's investment in and the liabilities and future shut-down costs of its affiliated mines as well as any fuel costs incurred above the fixed rate to the extent the actual cost of coal burned at the Gavin Plant is below the predetermined price. After November 2009 the price that OPCo can recover for coal from its affiliated Meigs mine which supplies the Gavin Plant will be limited to the lower of cost or the then-current market price. Pursuant to these agreements the Company has deferred $28.5 million for future recovery at December 31, 1996.

   Based on the estimated future cost of coal burned at Gavin Plant, management believes that the Ohio jurisdictional portion of the investment in and liabilities and closing costs of the affiliated mining operations including deferred amounts will be recovered under the terms of the predetermined price agreement. Management intends to seek from non-Ohio jurisdictional ratepayers recovery of the non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of the affiliated Meigs, Muskingum and Windsor mines. The non-Ohio jurisdictional portion of shutdown costs for these mines which includes the investment in the mines, leased asset buy-outs, reclamation costs and employee benefits is estimated to be approximately $180 million after tax at December 31, 1996.

   The affiliated Muskingum and Windsor mines may have to close by January 2000 in order to comply with the Phase II requirements of the Clean Air Act Amendments of 1990. The Muskingum and/or Windsor mines could close prior to January 2000 depending on the economics of continued operation under the terms of the above Settlement Agreement. Unless future shutdown costs and/or the cost of affiliated coal production of the Meigs, Muskingum and Windsor mines can be recovered, results of operations would be adversely affected.

3. Effects of Regulation and Phase-In Plans:

In accordance with SFAS 71 the consolidated financial statements include assets (deferred expenses) and liabilities (deferred income) recorded in accordance with regulatory actions to match expenses and revenues in cost-based rates. Regulatory assets are expected to be recovered in future periods through the rate-making process and the regulatory liabilities are expected to reduce future cost recoveries. The Company has reviewed all the evidence currently available and concluded that it continues to meet the requirements to apply SFAS 71. In the event a portion of the Company's business no longer met these requirements net regulatory assets would have to be written off for that portion of the business.

Regulatory assets and liabilities are comprised of the following at:

                                               December 31,
                                           1996             1995
                                              (In Thousands)
Regulatory Assets:
   Amounts Due From Customers For
      Future Income Taxes               $1,459,086       $1,446,485
   Rate Phase-in Plan Deferrals             27,249           74,402
   Unamortized Loss on Reacquired Debt     107,305          109,551
   Other                                   295,842          349,008
   Total Regulatory Assets              $1,889,482       $1,979,446

Regulatory Liabilities:
   Deferred Investment Tax Credits        $404,050         $430,041
   Other Regulatory Liabilities*            86,609           86,347
    Total Regulatory Liabilities          $490,659         $516,388

* Included in Deferred Credits on Consolidated Balance Sheets

   The rate phase-in plan deferrals are applicable to the Zimmer Plant and Rockport Plant Unit 1. The Zimmer Plant is a 1,300 mw coal-fired plant which commenced commercial operation in 1991. CSPCo owns 25.4% of the plant with the remainder owned by two unaffiliated companies. In May 1992 the Public Utilities Commission of Ohio (PUCO) issued an order providing for a phased in rate increase of $123 million to be implemented in three steps over a two-year period and disallowed $165 million of Zimmer Plant investment. CSPCo appealed the PUCO ordered Zimmer disallowance and phase-in plan to the Ohio Supreme Court. In November 1993 the Supreme Court issued a decision on CSPCo's appeal affirming the disallowance and finding that the PUCO did not have statutory authority to order phased-in rates.
The Court instructed the PUCO to fix rates to provide gross annual revenues in accordance with the law and to provide a mechanism to recover the amounts deferred as regulatory assets under the phase-in order.

   As a result of the Supreme Court decision, in January 1994 the PUCO approved a 7.11% rate increase effective February 1, 1994. The increase is comprised of a 3.72% base rate increase to complete the rate increase phase-in and a temporary 3.39% surcharge, which will be in effect until the deferrals are recovered, estimated to be 1997. In 1996, 1995 and 1994
$31.5 million, $28.5 million and $18.5 million, respectively, of net phase-in deferrals were collected through the surcharge. The deferrals were $15.4 million at December 31, 1996 and $46.9 million at December 31, 1995. The recovery of amounts deferred under the phase-in plan and the increase in rates to the full rate level did not affect net income. From the in-service date of March 1991 until rates went into effect in May 1992 deferred carrying charges of $43 million were recorded on the Zimmer Plant investment. Recovery of the deferred carrying charges will be sought in the next PUCO base rate proceeding in accordance with the PUCO accounting order that authorized the deferral.

   The Rockport Plant consists of two 1,300 mw coal-fired units. I&M and AEPGEN each own 50% of one unit (Rockport 1) and lease a 50% interest in the other unit (Rockport 2) from unaffiliated lessors under an operating lease. The gain on the sale and leaseback of Rockport 2 was deferred and is being amortized, with related taxes, over the initial lease term which expires in 2022. Rate phase-in plans in I&M's Indiana and FERC jurisdictions for its share of Rockport 1 provide for the recovery and straight-line amortization through 1997 of prior-year cost deferrals. Unamortized deferred amounts under the phase-in plans were $11.9 million and $27.5 million at December 31, 1996 and 1995, respectively. Amortization was $16 million in 1996, 1995 and 1994.

4. Commitments and Contingencies:

Construction and Other Commitments - The AEP System has made substantial construction commitments for utility operations. Such commitments do not presently include any expenditures for new generating capacity. The aggregate construction program expenditures for 1997-1999 are estimated to be $2 billion.

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

   The AEP System has contracted to sell up to 1,350 mw of capacity on a long-term basis to unaffiliated utilities. Certain contracts totaling 705 mw of capacity are unit power agreements requiring the delivery of energy regardless of whether the unit capacity is available. The power sales contracts expire from 1997 to 2010.

Tender Offer - On February 24, 1997 AEP and Public Service Company of Colorado with equal interests in a joint venture announced a cash tender offer for Yorkshire Electricity Group plc in the United Kingdom. The joint venture proposes to pay $2.4 billion to acquire all of the stock of Yorkshire Electricity. AEP's equity investment, estimated to be $360 million, will be made through its subsidiary AEP Resources Inc., initially using cash borrowed under a revolving credit agreement.

Nuclear Plant - I&M owns and operates the two-unit 2,110 mw Cook Nuclear Plant under licenses granted by the Nuclear Regulatory Commission. The operation of a nuclear facility involves special risks, potential liabilities, and specific regulatory and safety requirements. Should a nuclear incident occur at any nuclear power plant facility in the United States, the resultant liability could be substantial. By agreement I&M is partially liable together with all other electric utility companies that own nuclear generating units for a nuclear power plant incident. In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery in rates is not possible, results of operations and financial condition could be negatively affected.

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

   Nuclear insurance pools and other insurance policies provide $3.6 billion of property damage, decommissioning and decontamination coverage for the Cook Plant. Additional insurance provides coverage for extra costs resulting from a prolonged accidental Cook Plant outage. Some of the policies have deferred premium provisions which could be triggered by losses in excess of the insurer's resources. The losses could result from claims at the Cook Plant or certain other non-affiliated nuclear units.
I&M could be assessed up to $35.8 million under these policies.

Spent Nuclear Fuel Disposal - Federal law provides for government responsibility for permanent spent nuclear fuel disposal and assesses nuclear plant owners fees for spent fuel disposal. A fee of one mill per kilowatthour for fuel consumed after April 6, 1983 is being collected from customers and remitted to the U.S. Treasury. Fees and related interest of $172 million for fuel consumed prior to April 7, 1983 have been recorded as long-term debt. I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program. At December 31, 1996, funds collected from customers towards payment of the pre-April 1983 fee and related earnings thereon approximate the liability.

Decommissioning and Low Level Waste Accumulation Disposal - Decommissioning costs are accrued over the service life of the Cook Plant. The licenses to operate the two nuclear units expire in 2014 and 2017. After expiration of the licenses the plant is expected to be decommissioned through dismantlement. The Company's latest estimate for decommissioning and low level radioactive waste accumulation disposal costs range from $634 million to $988 million in 1993 nondiscounted dollars. The wide range is caused by variables in assumptions including the estimated length of time spent nuclear fuel must be stored at the plant subsequent to ceasing operations. This in turn depends on future developments in the federal government's spent nuclear fuel disposal program. Continued delays in the federal fuel disposal program can result in increased decommissioning costs. I&M is recovering estimated decommissioning costs in its three rate-making jurisdictions based on at least the lower end of the range in the most recent decommissioning study at the time of the last rate proceeding. I&M records decommissioning costs in other operation expense and records a noncurrent liability equal to the decommissioning cost recovered in rates; such amount was $27 million in 1996, $30 million in 1995 including $4 million of special deposits and $26 million in 1994. Decommissioning costs recovered from customers are deposited in external trusts. Trust fund earnings increase the fund assets and the recorded liability and decrease the amount needed to be recovered from ratepayers. At December 31, 1996 I&M has recognized a decommissioning liability of $314 million which is included in other noncurrent liabilities.

Litigation - The Company is involved in a number of legal proceedings and claims. While management is unable to predict the ultimate outcome of litigation, it is not expected that the resolution of these matters will have a material adverse effect on the results of operations or financial condition.

5. Dividend Restrictions:

Mortgage indentures, charter provisions and orders of regulatory authorities place various restrictions on the use of the subsidiaries' retained earnings for the payment of cash dividends on their common stocks. At December 31, 1996, $30 million of retained earnings were restricted. To pay dividends out of paid-in capital the subsidiaries need regulatory approval.

6. Lines of Credit and Commitment Fees:

At December 31, 1996 and 1995 unused short-term bank lines of credit were available in the amounts of $409 million and $372 million, respectively. Commitment fees of approximately 1/8 of 1% of the unused short-term lines of credit are required to maintain the lines of credit. In addition several of the subsidiaries engaged in providing non-regulated energy services share a $100 million line of credit under a revolving credit agreement which requires the payment of a commitment fee of approximately 1/8 of 1% of the unused balance. At December 31, 1996 no borrowings were outstanding under the revolving credit agreement. In February 1997 the credit available under this agreement was increased to $500 million.

Outstanding short-term debt consisted of:

                                 December 31,
(Dollars In Thousands)         1996        1995

Balance Outstanding:
      Notes Payable         $  91,293   $ 128,425
      Commercial Paper        228,402     236,700
            Total            $319,695    $365,125

Year-End Weighted
  Average Interest Rate:
      Notes Payable              6.2%        6.1%
      Commercial Paper           7.2%        6.1%
            Total                6.9%        6.1%

7. Benefit Plans:

AEP System Pension Plan - The AEP pension plan is a trusteed, noncontributory defined benefit plan covering all employees meeting eligibility requirements, except participants in the United Mine Workers of America (UMWA) pension plans. Benefits are based on service years and compensation levels. The funding policy is to make annual contributions to a qualified trust fund equal to the net periodic pension cost up to the maximum amount deductible for federal income taxes, but not less than the minimum required contribution in accordance with the Employee Retirement Income Security Act of 1974.

  Net AEP pension plan costs were computed as follows:

                                         Year Ended December 31,
                                        1996      1995       1994
(In Thousands)
Service Cost-Benefits Earned
 During the Year                    $  40,000  $ 30,400  $  40,000
Interest Cost on Projected Benefit
  Obligation                          119,500   116,700    114,500
Actual Return on Plan Assets         (302,400) (416,800)    (6,700)
Net Amortization (Deferral)           161,800   281,800   (123,300)
    Net AEP Pension Plan Costs      $  18,900 $  12,100  $  24,500

AEP pension plan assets and actuarially computed benefit obligations are:

                                      December 31,
                                   1996         1995
(In Thousands)
AEP Pension Plan Assets at
  Fair Value (a)                $2,009,500   $1,805,300
Actuarial Present Value
  of Benefit Obligation:
      Vested                     1,377,000    1,321,600
      Nonvested                    136,500      147,400
    Accumulated Benefit
      Obligation                 1,513,500    1,469,000
Effects of Salary Progression      162,700      181,000
    Projected Benefit
      Obligation                 1,676,200    1,650,000
Funded Status - AEP
  Pension Plan Assets
  in Excess of Projected
  Benefit Obligation               333,300      155,300
Unrecognized Prior
  Service Cost                     133,200      147,000
Unrecognized Net Gain             (488,200)    (295,200)
Unrecognized Net Transition
  Assets (Being Amortized
  Over 17 Years)                   (68,900)     (78,700)
    Accrued Net AEP
      Pension Plan
      Liability               $    (90,600) $   (71,600)

(a) AEP pension plan assets primarily consist of common stocks, bonds and cash equivalents and are included in a separate entity trust fund.

Assumptions used to determine AEP pension plan's funded status were:

                                                December 31,
                                            1996   1995   1994

Discount Rate                               7.75%  7.25%   8.5%
Average Rate of Increase in
  Compensation Levels                        3.2%   3.2%   3.2%
Expected Long-Term Rate of Return
  on Plan Assets                             9.0%   9.0%   8.5%

AEP System Savings Plan - An employee savings plan is offered to non-UMWA employees which allows participants to contribute up to 17% of their salaries into various investment alternatives, including AEP common stock. An employer matching contribution, equaling one-half of the employees' contribution to the plan up to a maximum of 3% of the employees' base salary, is invested in AEP common stock. The employer's annual contributions totaled $19 million in 1996, $18.8 million in 1995 and $18.6 million in 1994.

UMWA Pension Plans - The coal-mining subsidiaries of OPCo provide UMWA pension benefits for UMWA employees meeting eligibility requirements. Benefits are based on age at retirement and years of service. As of June 30, 1996, the UMWA actuary estimates the OPCo coal-mining subsidiaries' share of the UMWA pension plans' unfunded vested liabilities was approximately $26 million. In the event the OPCo coal-mining subsidiaries cease or significantly reduce mining operations or contributions to the UMWA pension plans, a withdrawal obligation may be triggered for all or a portion of their share of the unfunded vested liability. Contributions are based on the number of hours worked, are expensed when paid and totaled $1.6 million in 1996, $1.4 million in 1995 and $1.6 million in 1994.

Postretirement Benefits Other Than Pensions (OPEB) - The AEP System provides certain other benefits for retired employees. Substantially all non-UMWA employees are eligible for postretirement health care and life insurance if they retire from active service after reaching age 55 and have at least 10 service years.

   Postretirement medical benefits for UMWA employees at affiliated mining operations who have or will retire after January 1, 1976 are the liability of the OPCo coal-mining subsidiaries. They are eligible for postretirement medical benefits if they retire from active service after reaching age 55 and have at least 10 service years. In addition, non-active UMWA employees will become eligible for postretirement benefits at age 55 if they have had 20 service years.

   The funding policy for AEP's plan is to make contributions to an external Voluntary Employees Beneficiary Association trust fund equal to the incremental OPEB costs (i.e., the amount that the total postretirement benefits cost under SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," exceeds the pay-as-you-go amount). Contributions were $45.8 million in 1996, $53 million in 1995 and $29.5 million in 1994. In several jurisdictions the utility subsidiaries deferred the increased OPEB costs resulting from the SFAS 106 required change from pay-as-you-go to accrual accounting which were not being recovered in rates. No additional deferrals were made in 1996. At December 31, 1996 and 1995, $14.5 million and $24.6 million, respectively, of incremental OPEB costs were deferred.

   Aggregate OPEB costs were computed as follows:

                                Year Ended December 31,
                                1996      1995     1994
                             (In Thousands)

Service Cost                 $ 15,300  $ 13,500  $16,500
Interest Cost on Projected
  Benefit Obligation           53,500    54,900   47,300
Net Amortization of
 Transition Obligation         32,300    32,000   31,100
Return on Plan Assets         (21,100)  (25,400)     900
Net Amortization (Deferral)     9,900    16,800   (6,800)
    Net OPEB Costs           $ 89,900  $ 91,800  $89,000

OPEB assets and actuarially computed benefit obligations are:

                                       December 31,
                                     1996        1995
                                      (In Thousands)

Fair Market Value of
  Plan Assets (a)                 $ 232,500   $ 165,600
Accumulated Postretirement
  Benefit Obligation:
    Active Employees Fully
      Eligible for Benefits          57,800      59,200
    Current Retirees                423,000     398,400
    Other Active Employees          245,600     282,400
      Total Benefit Obligation      726,400     740,000
Unfunded Benefit Obligation        (493,900)   (574,400)
Unrecognized Net Loss (Gain)         (3,300)     48,500
Unrecognized Net Transition
  Obligation Being
  Amortized Over 20 Years           448,500     485,600
    Accrued Net OPEB Liability    $ (48,700) $  (40,300)

(a) Plan assets consist of cash surrender value of life insurance contracts on certain employees owned by the trust and short-term tax exempt municipal bonds.


Assumptions used to determine OPEB's funded status were:

                                    December 31,
                                 1996   1995   1994

Discount Rate                    7.75%  7.25%   8.5%
Expected Long-Term Rate
  of Return on Plan Assets       8.75%  8.75%  8.25%
Initial Medical Cost
  Trend Rate                      7.5%   8.0%   8.0%
Ultimate Medical Cost
  Trend Rate                     4.75%   4.5%  5.25%
Medical Cost Trend Rate
  Decreases to Ultimate
  Rate in Year                    2005   2005  2005

Assuming a one percent increase in the medical cost trend rate, the 1996 OPEB cost for all employees, both non-UMWA and UMWA, would increase by $8 million and the accumulated benefit obligations would increase by $82 million.

   Several UMWA health plans pay the postretirement medical benefits for the Company's UMWA retirees who retired before January 2, 1976 and their survivors plus retirees and others whose last employer is no longer a signatory to the UMWA contract or is no longer in business. The UMWA health plans are funded by payments from current and former UMWA wage agreement signatories, the 1950 UMWA Pension Plan surplus and the Abandoned Mine Land Reclamation Fund Surplus. Required annual payments to the UMWA health funds made by AEP's active and inactive coal-mining subsidiaries were recognized as expense when paid and totaled $0.9 million in 1996, $2.8 million in 1995 and $3.1 million in 1994.

   By law, excess Black Lung Trust funds may be used to pay certain postretirement medical benefits under one of the UMWA health plans. Excess AEP Black Lung Trust funds used to reimburse the coal companies totaled $7.4 million in 1996, $7.9 million in 1995 and $6.9 million in 1994. The Black Lung Trust had excess funds at December 31, 1996 of approximately $12 million, of which $10.8 million may be used to pay future costs.

8. Fair Value of Financial Instruments:

Nuclear Trust Funds Recorded at Market Value - The trust investments, reported in other property and investments, are recorded at market value in accordance with SFAS 115 and consist of long-term tax-exempt municipal bonds and other securities.

   At December 31, 1996 and 1995 the fair values of the trust investments were $491 million and $434 million, respectively. Accumulated gross unrealized holding gains were $21.9 million and $19.1 million and accumulated gross unrealized holding losses were $1.2 million and $1 million at December 31, 1996 and 1995, respectively. The change in market value in 1996 was a net unrealized holding gain of $2.6 million, in 1995 a net unrealized holding gain of $24.9 million and in 1994 a net unrealized holding loss of $27.1 million.

   The trust investments' cost basis by security type were:
                              December 31,
                            1996       1995
                            (In Thousands)
Tax-Exempt Bonds         $340,290   $336,073
Equity Securities          54,389     24,101
Treasury Bonds             26,958     12,992
Corporate Bonds             7,977      1,971
Cash, Cash Equivalents
 and Accrued Interest      40,430     40,356
            Total        $470,044   $415,493

   Proceeds from sales and maturities of securities of $115.3 million during 1996 resulted in $2.6 million of realized gains and $2.1 million of realized losses. Proceeds from sales and maturities of securities of $78.2 million during 1995 resulted in $1.4 million of realized gains and $0.3 million of realized losses. During 1994 proceeds from sales and maturities of securities of $20.1 million resulted in $52,000 of realized gains and $155,000 of realized losses. The cost of securities for determining realized gains and losses is original acquisition cost including amortized premiums and discounts.

   At December 31, 1996, the year of maturity of trust fund investments other than equity securities, was:

           (In Thousands)
1997           $ 56,452
1998 - 2001     120,327
2002 - 2006     163,250
After 2006       75,626
   Total       $415,655

Other Financial Instruments Recorded at Historical Cost - The carrying amounts of cash and cash equivalents, accounts receivable, short-term debt, and accounts payable approximate fair value because of the short-term maturity of these instruments. Fair values for preferred stock subject to mandatory redemption were $517 million and $544 million and for long-term debt were $5.0 billion and $5.3 billion at December 31, 1996 and 1995, respectively. The carrying amounts on the financial statements for preferred stock subject to mandatory redemption were $510 million and $523 million and for long-term debt were $4.9 billion and $5.1 billion at December 31, 1996 and 1995, respectively. Fair values are based on quoted market prices for the same or similar issues and the current dividend or interest rates offered for instruments of the same remaining maturities. The carrying amount of the pre-April 1983 spent nuclear fuel disposal liability approximates the Company's best estimate of its fair value.

9. Federal Income Taxes:

The details of federal income taxes as reported are as follows:
                                                    Year Ended December 31,
                                                1996          1995          1994
                                                         (In Thousands)
Charged (Credited) to Operating Expenses (net):
  Current                                     $375,528      $265,313      $240,655
  Deferred                                     (17,008)       22,990       (10,177)
  Deferred Investment Tax Credits              (16,298)      (16,276)      (17,079)
      Total                                    342,222       272,027       213,399

Charged (Credited) to Nonoperating Income (net):
  Current                                       (5,636)       11,325        (2,907)
  Deferred                                      (4,470)      (11,074)       (5,856)
  Deferred Investment Tax Credits               (9,510)       (9,543)      (14,196)
      Total                                    (19,616)       (9,292)      (22,959)

Total Federal Income Tax as Reported          $322,606      $262,735      $190,440

       The following is a reconciliation of the difference between the amount of federal incometaxes computed by multiplying book income before federal income taxes by the statutory tax rate, and the amount of federal income taxes reported.
                                                      Year Ended December 31,
                                                1996           1995           1994
                                                          (In Thousands)
Income Before Preferred Stock Dividend
  Requirements of Subsidiaries                $628,856      $584,674      $554,738
Federal Income Taxes                           322,606       262,735       190,440
Pre-Tax Book Income                           $951,462      $847,409      $745,178

Federal Income Tax on Pre-Tax Book
  Income at Statutory Rate (35%)              $333,012      $296,593      $260,812
Increase (Decrease) in Federal Income
  Tax Resulting from the Following Items:
  Depreciation                                  50,537        46,453        31,212
  Removal Costs                                (15,327)      (14,640)      (13,818)
  Corporate Owned Life Insurance               (12,009)      (25,506)      (22,970)
  Investment Tax Credits (net)                 (25,813)      (26,179)      (31,273)
  Federal Income Tax Accrual Adjustments          -             -          (16,100)
  Other                                         (7,794)      (13,986)      (17,423)
Total Federal Income Taxes as Reported        $322,606      $262,735      $190,440

Effective Federal Income Tax Rate                 33.9%         31.0%         25.6%

The following tables show the elements of the net deferred tax liability and the significant temporary differences:
                                                             December 31,
                                                         1996           1995
                                                            (In Thousands)
Deferred Tax Assets                                  $   784,349     $   723,196
Deferred Tax Liabilities                              (3,427,492)     (3,379,847)
  Net Deferred Tax Liabilities                       $(2,643,143)    $ 2,656,651)

Property Related Temporary Differences               $(2,162,099)    $(2,139,387)
Amounts Due From Customers For Future
  Federal Income Taxes                                  (428,698)       (442,311)
Deferred State Income Taxes                             (229,429)       (183,981)
All Other (net)                                          177,083         109,028
  Total Net Deferred Tax Liabilities                 $(2,643,143)    $(2,656,651)

     The Company has settled with the Internal Revenue Service (IRS) all issues from the audits of the consolidated federal income tax returns for the years prior to 1991. Returns for the years 1991 through 1993 are presently being audited by the IRS. During the audit the IRS agents requested a ruling from their National Office that certain interest deductions relating to corporate owned life insurance (COLI) claimed by the Company for 1991 through 1993 should not be allowed. The Company filed a brief with the IRS National Office refuting the agents' position. Although no adjustments have been proposed, a disallowance of the COLI interest deductions through December 31, 1996 would reduce earnings by approximately $247 million (including interest). AEP believes it will ultimately prevail on this issue and will vigorously contest any adjustments that may be assessed. Accordingly, no provision for this amount has been recorded. In the opinion of management, the final settlement of open years will not have a material effect on results of operations.

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

                                                    Year Ended December 31,
                                                1996          1995          1994
                                                        (In Thousands)
 Operating Leases                             $262,451      $259,877      $233,805
 Amortization of Capital Leases                114,050       101,068        79,116
 Interest on Capital Leases                     28,696        27,542        23,280
   Total Rental Payments                      $405,197      $388,487      $336,201

      Properties under capital leases and related obligations on the Consolidated Balance
Sheets are as follows:
                                                          December 31,
                                                      1996           1995
                                                         (In Thousands)
ELECTRIC UTILITY PLANT:
  Production                                        $ 44,390        $ 44,849
  Transmission                                             6               7
  Distribution                                        14,699          14,753
  General:
    Nuclear Fuel (net of amortization)                59,681          69,442
    Mining Plant and Other                           466,797         424,952
      Total Electric Utility Plant                   585,573         554,003
  Accumulated Amortization                           200,931         179,952
      Net Electric Utility Plant                     384,642         374,051

OTHER PROPERTY                                        33,439          34,536
  Accumulated Amortization                             3,854           3,994
      Net Other Property                              29,585          30,542

      Net Property under Capital Leases             $414,227        $404,593

Obligations under Capital Leases                    $414,227        $404,593
Less Portion Due Within One Year                      89,553          89,692
Noncurrent Capital Lease Liability                  $324,674        $314,901

      Properties under operating leases and related obligations are not included in the
Consolidated Balance Sheets.
            Future minimum lease rentals, consisted of the following at December 31, 1996:
                                                                    Noncancelable
                                                     Capital        Operating
                                                      Leases        Leases
                                                              (In Thousands)
1997                                                $ 90,813        $   240,923
1998                                                  73,817            232,903
1999                                                  63,356            230,994
2000                                                  53,027            229,039
2001                                                  41,634            225,733
Later Years                                          150,278          3,858,008
Total Future Minimum Lease Rentals                   472,925    (a)  $5,017,600
Less Estimated Interest Element                      118,379
Estimated Present Value of Future
  Minimum Lease Rentals                              354,546
Unamortized Nuclear Fuel                              59,681
  Total                                             $414,227
(a)  Minimum lease rentals do not include nuclear fuel rentals.  The rentals are paid in proportion to heat produced and carrying charges on the unamortized nuclear fuel balance.
There are no minimum lease payment requirements for leased nuclear fuel.

11.  SUPPLEMENTARY INFORMATION:

                                                   Year Ended December 31,
                                               1996          1995          1994
                                                        (In Thousands)
Purchased Power - Ohio Valley Electric Corp.
  (44.2% owned by AEP)                        $22,156       $10,546       $5,755
Cash was paid for:
  Interest (net of capitalized amounts)      $373,570      $395,169     $379,361
  Income Taxes                               $404,297      $273,671     $312,233

Noncash Acquisitions under
  Capital Leases were                        $136,988      $106,256     $227,055

12.  CAPITAL STOCKS AND PAID-IN CAPITAL:
      Changes in capital stocks and paid-in capital during the period January 1, 1994 through December 31, 1996 were:
                                                                                                  Cumulative Preferred Stocks
                                      Shares                                                             of Subsidiaries
                                              Cumulative                                         Not Subject          Subject to
                          Common Stock-    Preferred Stocks                       Paid-in       To Mandatory          Mandatory
                       Par Value $6.50(a)  of Subsidiaries    Common Stock        Capital         Redemption         Redemption(b)
                                                               (Dollars in Thousands)
January 1, 1994            193,534,992        7,687,768        $1,257,977       $1,624,176      $  268,240           $ 500,537
Issuances                      700,000          900,000             4,550           17,706            -                 90,000
Retirements and Other             -            (351,517)            -               (1,221)        (35,000)               (152)
December 31, 1994          194,234,992        8,236,251         1,262,527        1,640,661         233,240             590,385
Issuances                    1,400,000             -                9,100           39,607            -                   -
Retirements and Other             -          (1,526,500)             -             (21,744)        (85,000)            (67,650)
December 31, 1995          195,634,992        6,709,751         1,271,627        1,658,524         148,240             522,735
Issuances                    1,600,000             -               10,400           55,061            -                   -
Retirements and Other             -            (707,518)             -               1,969         (57,917)            (12,835)
December 31, 1996          197,234,992        6,002,233        $1,282,027       $1,715,554      $   90,323            $509,900

(a) Includes 8,999,992 shares of treasury stock.
(b) Including portion due within one year.

13.  Unaudited Quarterly Financial Information:

                                   Quarterly Periods Ended
                                            1996
                           March 31   June 30    Sept. 30    Dec. 31
(In Thousands - Except
Per Share Amounts)
Operating Revenues       $1,517,781 $1,400,941 $1,484,422 $1,446,090
Operating Income            292,122    220,625    259,745    235,480
Net Income                  180,012    112,666    162,324    132,428
Earnings per Share             0.96       0.60       0.87       0.71

                                   Quarterly Periods Ended
                                            1995
                           March 31   June 30    Sept. 30    Dec. 31
(In Thousands - Except
Per Share Amounts)
Operating Revenues       $1,416,169 $1,305,342 $1,523,390 $1,425,429
Operating Income            257,556    211,284    262,548    233,159
Net Income                  147,850     96,478    154,156    131,419
Earnings per Share             0.80       0.52       0.83       0.70


AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED CUMULATIVE PREFERRED STOCKS OF
SUBSIDIARIES
                                                             December 31, 1996
                                         Call
                                       Price per             Shares              Shares     Amount (in
                                       Share (a)           Authorized(b)       Outstanding  thousands)
Not Subject to Mandatory Redemption:
  4.08% - 4.56% (c)                   $102-$110                 932,403            903,233    $ 90,323

Subject to Mandatory Redemption (d):
  5.90% - 5.92% (c)                        (e)                1,950,000          1,904,000    $190,400
  6.02% - 6-7/8% (c)                       (f)                1,950,000          1,945,000     194,500
  7% - 7-7/8% (c)                     $107.80-$107.88(g)      1,250,000          1,250,000     125,000
    Total Subject to Mandatory
      Redemption (h)                                                                          $509,900
______________________________________________________________________________________________________
                                                               December 31, 1995
                                           Call
                                         Price per             Shares            Shares     Amount (in
                                         Share (a)           Authorized        Outstanding  thousands)
Not Subject to Mandatory Redemption:
  4.08% - 4.56%                       $102-$110                 932,403            932,403    $ 93,240
  7.08% - 7.40%                       $101.85-$102.11           550,000            550,000      55,000
Total Not Subject to Mandatory
      Redemption                                                                              $148,240

Subject to Mandatory Redemption (d):
  4.50%                                  $102                    19,625              2,348    $    235
  5.90% - 5.92%                            (e)                1,950,000          1,950,000     195,000
  6.02% - 6-7/8%                           (f)                1,950,000          1,950,000     195,000
  7% - 7-7/8%                         $107.80-$107.88(g)      1,250,000          1,250,000     125,000
  9.50%                                    (i)                  750,000             75,000       7,500
    Total Subject to Mandatory
      Redemption (h)                                                                           522,735
    Less Portion Due Within One Year                                                             7,650
    Long-term Portion                                                                         $515,085

NOTES TO SCHEDULE OF CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

(a)  At the option of the subsidiary the shares may be redeemed at the call price plus accrued dividends.
The involuntary liquidation preference is $100 per share for all outstanding shares.
(b)  As of December 31, 1996 the subsidiaries had 4,708,320, 22,200,000 and 5,801,850 shares of $100, $25 and no par value preferred stock, respectively, that were authorized but unissued.
(c) In January 1997 a tender offer for certain series of preferred stock was announced.  In conjunction with the tender offer a special shareholders meeting is scheduled to be held on February 28, 1997 for the purpose of considering amendments to the subsidiaries' articles of incorporation to remove certain capitalization ratio requirements.
(d)  With sinking fund.  Shares outstanding and related amounts are stated net of applicable retirements through sinking funds (generally at par) and reacquisitions of shares in anticipation of future requirements.
(e)  Not callable prior to 2003; after that the call price is $100 per share.
(f)  Not callable prior to 2000; after that the call price is $100 per share.
(g)  Redemption is restricted prior to 1997.
(h)  The sinking fund provisions of the series subject to mandatory redemption aggregate $5,000,000,
$5,000,000, $16,000,000 and $16,000,000 in 1998, 1999, 2000 and 2001, respectively.
(i)  On February 1, 1996 the outstanding balance of 75,000 shares was redeemed at $100 per share.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES
                                Weighted Average
Maturity                          Interest Rate   Interest Rates at December 31,        December 31,
                                December 31, 1996      1996            1995            1996      1995
                                                                                       (in thousands)
FIRST MORTGAGE BONDS
  1996-1999                            7.35%        6-1/4%-9.15%        5%-9.15%   $  383,671  $  496,866
  2001-2006                            7.10%            6%-8.95%        6%-9.31%    1,511,000   1,530,020
  2020-2025                            8.07%         7.10%-9.35%    7.10%-9-7/8%    1,276,750   1,473,127

INSTALLMENT PURCHASE CONTRACTS (a)
  1998-2002                            4.80%        4.10%-7-1/4%       5%-7-1/4%      209,500     209,500
  2007-2025                            6.45%        5.45%-7-7/8%    5.45%-7-7/8%      756,745     756,745

NOTES PAYABLE (b)
  1996-2008                            7.31%         5.29%-9.60%    5.29%-10.78%      282,681     221,000

DEBENTURES
  1996 - 1999 (c)                       -                   -      5-1/8%-7-7/8%         -         30,759
  2025 - 2026                          8.28%            8%-8.72%     8.16%-8.72%      315,000     200,000

OTHER LONG-TERM DEBT (d)                                                              182,943     172,403

Unamortized Discount (net)                                                            (34,580)    (33,144)
Total Long-term Debt
  Outstanding (e)                                                                   4,883,710   5,057,276
Less Portion Due Within One Year                                                       86,942     136,947
Long-term Portion                                                                  $4,796,768  $4,920,329


NOTES TO SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

(a)  For certain series of installment purchase contracts interest rates are subject to periodic adjustment.
Certain series will be purchased on demand at periodic interest-adjustment dates.  Letters of credit from banks and standby bond purchase agreements support certain series.
(b)  Notes payable represent outstanding promissory notes issued under term loan agreements with a number of banks and other financial institutions.  At expiration all notes then issued and outstanding are due and payable.  Interest rates are both fixed and variable.  Variable rates generally relate to specified short-term interest rates.
(c)  All sinking fund debentures were reacquired on March 1, 1996.
(d)  Other long-term debt consists primarily of a liability along with accrued interest for disposal of spent nuclear fuel (see Note 4 of the Notes to Consolidated Financial Statements).
(e)  Long-term debt outstanding at December 31, 1996 is payable as follows:

     Principal Amount (in thousands)

     1997                $   86,942
     1998                   224,274
     1999                   210,678
     2000                   183,652
     2001                   252,575
     Later Years          3,960,169
       Total             $4,918,290

Management's Responsibility

  The management of American Electric Power Company, Inc. is responsible for the integrity and objectivity of the information and representations in this annual report, including the consolidated financial statements. These statements have been prepared in conformity with generally accepted accounting principles, using informed estimates where appropriate, to reflect the Company's financial condition and results of operations. The information in other sections of the annual report is consistent with these statements.
  The Company's Board of Directors has oversight responsibilities for determining that management has fulfilled its obligation in the preparation of the financial statements and in the ongoing examination of the Company's established internal control structure over financial reporting. The Audit Committee, which consists solely of outside directors and which reports directly to the Board of Directors, meets regularly with management, Deloitte & Touche LLP - Certified Public Accountants and the Company's internal audit staff to discuss accounting, auditing and reporting matters. To ensure auditor independence, both Deloitte & Touche LLP and the internal audit staff have unrestricted access to the Audit Committee.
  The financial statements have been audited by Deloitte & Touche LLP, whose report appears on the next page. The auditors provide an objective, independent review as to management's discharge of its responsibilities insofar as they relate to the fairness of the Company's reported financial condition and results of operations. Their audit includes procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement and includes a review of the Company's internal control structure over financial reporting.

Independent Auditors' Report

To the Shareholders and Board of Directors of American Electric Power Company, Inc.:


   We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 25, 1997