Form 10-K, Exhibit 13
period 1997-12-31
AMERICAN ELECTRIC POWER COMPANY INC
filed 1998-03-27
CIK 4904

                               GLOSSARY OF TERMS

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

     Term                                   Meaning
     ----                                   -------

AEPES . . . . . . .   AEP Energy Services, a non-regulated subsidiary of AEP.
AEGCo or AEPGEN . .   AEP Generating Company, a domestic generating subsidiary
                      of AEP.
AEP, AEP Co., Inc
  or the Company. .   American Electric Power Company, Inc.
AEP System or
  the System. . . .   The American Electric Power System, an integrated electric utility system.
AEPR. . . . . . . .   AEP Resources, Inc., a non-regulated subsidiary of AEP.
AEPSC or the Service
  Corporation . . .   American Electric Power Service Corporation, a service
                      subsidiary of AEP.
AFUDC . . . . . . .   Allowance for funds used during construction.  Defined in
                      regulatory systems of accounts as the net cost of
                      borrowed funds used for construction and a reasonable
                      rate of return on other funds when so used.
APCo. . . . . . . .   Appalachian Power Company, a domestic electric utility
                      subsidiary of AEP.
Btu's . . . . . . .   British Thermal Unit
CAAA. . . . . . . .   The Clean Air Act Amendments of 1990.
CERCLA. . . . . . .   The Comprehensive Environmental Response, Compensation
                      and Liability Act.
                      Also called Superfund.
COLI. . . . . . . .   Corporate owned life insurance.
Conoco. . . . . . .   An energy subsidiary of DuPont.
Cook Plant. . . . .   The Donald C. Cook Nuclear Plant, owned by I&M.
CSPCo . . . . . . .   Columbus Southern Power Company, a domestic electric
                      utility subsidiary of AEP.
CSW . . . . . . . .   Central and South West Corporation, an electric utility
                      holding company based in Dallas, Texas.
DOE . . . . . . . .   United States Department of Energy.
D&P . . . . . . . .   Duff & Phelps, LLC.
EFC . . . . . . . .   Electric Fuel Component, a portion of rates for Ohio
                      companies designed to recover fuel costs.
EITF. . . . . . . .   Emerging Issues Task Force of the FASB.
FASB. . . . . . . .   Financial Accounting Standards Board.
Federal EPA . . . .   United States Environmental Protection Agency.
FERC. . . . . . . .   Federal Energy Regulatory Commission (an independent
                      commission within the DOE).
Gavin Plant . . . .   A generating plant, consisting of two 1,300,000-kilowatt
                      coal-fired generating units, near Cheshire, Ohio.
I&M . . . . . . . .   Indiana Michigan Power Company, a domestic electric
                      utility subsidiary of AEP.
IRS . . . . . . . .   United States Internal Revenue Service.
KEPCo or KPCo . . .   Kentucky Power Company, a domestic electric utility
                      subsidiary of AEP.
KGPCo . . . . . . .   Kingsport Power Company, a domestic electric utility
                      subsidiary of AEP.
KPSC. . . . . . . .   Kentucky Public Service Commission.
Kwh . . . . . . . .   Kilowatthour.
MW or mw. . . . . .   Megawatt, 1000 Kwh.
NAAQS . . . . . . .   National Ambient Air Quality Standard as published and
                      revised by the Federal EPA.
NOx . . . . . . . .   Nitrogen Oxide.
NRC . . . . . . . .   Nuclear Regulatory Commission.
OPCo. . . . . . . .   Ohio Power Company, a domestic electric utility
                      subsidiary of AEP.
OPEB. . . . . . . .   Postretirement Benefits Other Than Pensions.
OVEC. . . . . . . .   Ohio Valley Electric Corporation, an electric utility
                      company in which AEP and CSPCo own
                      a 44.2% equity interest.
PCBs. . . . . . . .   Polychlorinated biphenyls.
PRP . . . . . . . .   "Potentially Responsible Parties" as designated by the
                      Federal EPA.
PUCO. . . . . . . .   The Public Utilities Commission of Ohio.
PUHCA or 1935 Act .   Public Utility Holding Company Act of 1935, as amended.

Rockport Plant. . .   A generating plant, consisting of two 1,300,000-kilowatt
                      coal-fired generating units, near Rockport, Indiana.
SEC . . . . . . . .   Securities and Exchange Commission.
SEEBOARD. . . . . .   CSW's UK distribution company.
SFAS. . . . . . . .   Statement of Financial Accounting Standards.
SNF . . . . . . . .   Spent Nuclear Fuel.
S&P . . . . . . . .   Standard & Poor's.
Superfund . . . . .   The Comprehensive Environmental Response, Compensation
                      and Liability Act.  Also called CERCLA.
UK. . . . . . . . .   United Kingdom.
UMWA. . . . . . . .   United Mine Workers of America.
U.S.. . . . . . . .   United States of America.
VaR . . . . . . . .   Value at Risk, a model that measures interest rate market
                      risk exposure.
Virginia SCC or
  VaSCC . . . . . .   State Corporation Commission of Virginia.
WPCo. . . . . . . .   Wheeling Power Company, a domestic electric utility
                      subsidiary of AEP.
Yorkshire . . . . .   Yorkshire Electricity Group plc, a United Kingdom
                      distribution company of which 50% is indirectly owned
                      by AEP Resources, Inc.
Zimmer or
  Zimmer Plant. . .   Wm. H. Zimmer Generating Station, commonly owned by CSPCo,
                      Cincinnati Gas & Electric and Dayton Power & Light.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA
Year Ended December 31,                1997         1996        1995        1994       1993
INCOME STATEMENTS DATA (in millions):
Operating Revenues                    $6,161       $5,849      $5,670      $5,505     $5,269
Operating Income                         984        1,008         965         932        929
Income Before Extraordinary Item         620          587         530         500        354
Extraordinary Loss -
 UK Windfall Tax                         109         -           -           -          -
Net Income                               511          587         530         500        354

December 31,                           1997         1996        1995        1994       1993

BALANCE SHEETS DATA (in millions):
Electric Utility Plant               $19,597      $18,970     $18,496     $18,175    $17,712
Accumulated Depreciation
  and Amortization                     7,964        7,550       7,111       6,827      6,612
       Net Electric
         Utility Plant               $11,633      $11,420     $11,385     $11,348    $11,100

Total Assets                         $16,615      $15,883     $15,900     $15,736    $15,359

Common Shareholders' Equity            4,677        4,545       4,340       4,229      4,151

Cumulative Preferred Stocks
  of Subsidiaries:
  Not Subject to Mandatory Redemption     47           90         148         233        268

  Subject to Mandatory Redemption*       128          510         523         590        501

Long-term Debt*                        5,424        4,884       5,057       4,980      4,995

Obligations Under Capital Leases*        538          414         405         400        284

*Including portion due within one year

Year Ended December 31,                1997         1996        1995        1994       1993

COMMON STOCK DATA:
Earnings per Common Share:
  Before Extraordinary Item            $ 3.28       $3.14       $2.85       $2.71      $1.92
  Extraordinary Loss - UK Windfall Tax  (0.58)        -           -           -          -
  Net Income                           $ 2.70       $3.14       $2.85       $2.71      $1.92

Average Number of Shares
  Outstanding (in thousands)          189,039     187,321     185,847     184,666    184,535

Market Price Range: High              $    52     $44-3/4     $40-5/8     $37-3/8    $40-3/8

                    Low                39-1/8      38-5/8      31-1/4      27-1/4         32

Year-end Market Price                  51-5/8      41-1/8      40-1/2      32-7/8     37-1/8

Cash Dividends Paid                     $2.40       $2.40       $2.40       $2.40      $2.40
Dividend Payout Ratio                   88.7%(a)    76.5%       84.1%       88.6%     125.2%
Book Value per Share                   $24.62      $24.15      $23.25      $22.83     $22.50

(a) Dividend Payout Ratio before Extraordinary Loss - UK Windfall Tax is 73.1%.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

    This discussion includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: electric load and customer growth; abnormal weather conditions; available sources and costs of fuels and availability of generating capacity; the speed and degree to which competition is introduced to our power generation business, the terms of the transition to competition, and its impact on rate structures; the ability to recover stranded costs, new legislation and government regulations, the ability of the Company to successfully reduce its costs including synergy estimates; the degree to which the Company develops non-regulated business ventures and their success; the economic climate and growth in our service territory; inflationary trends, interest rates and other risks.

    In 1997 management took several major steps towards our growth oriented goal of being America's Energy Partner and a global energy and related services company. Construction of a 250-megawatt generating station in China, jointly owned with two Chinese partners, progressed on schedule and within budget. In April, the Company and New Century Energies, Inc. acquired Yorkshire, a UK distribution company. The Yorkshire investment is accounted for using the equity method. A new power marketing business was launched in July contributing significantly to our operating revenues which surpassed $6 billion for the first time. A joint venture with Conoco was announced in October that will provide energy management services as well as financing of steam and electric generation facilities at large commercial and industrial plant sites including initially 16 Conoco and Dupont plant sites. The completion of agreements for the joint venture companies and the commencement of operations are expected in 1998.

    In December 1997 AEP and Central and South West Corporation agreed to merge. The merger is subject to approval by regulators and shareholders. Completion of the merger is expected to occur in the first half of 1999. CSW, a Dallas-based public utility holding company, owns four domestic electric utility subsidiaries serving
1.7 million customers in portions of Texas, Oklahoma, Louisiana and Arkansas and a regional electricity company in the UK. Other international energy operations and non-utility subsidiaries owned by CSW are involved in energy-related investments, telecommunications, energy efficiency services and financial transactions.

Income Before Extraordinary Loss Increases

    AEP's 1997 income before an extraordinary loss, the one-time UK Windfall Tax, increased 6% to $620 million or $3.28 per share from $587 million or $3.14 per share in 1996. The increase was primarily attributable to increased transmission service revenues, reduced preferred stock dividends due to a redemption program and an increase in nonoperating income from the April 1997 investment in Yorkshire exclusive of the extraordinary loss. Net income inclusive of the $109 million extraordinary loss decreased $76 million or 13% primarily due to the UK one-time windfall tax which was based on a revision or recomputation of the original privatization value of certain privatized utilities, including Yorkshire.

    For further details regarding changes in operating revenues and expenses, taxes and nonoperating investment earnings in 1997 and 1996 see Results of Operations.

Business Outlook

    The Company's ability to recover its costs as the industry transitions to competition and as customer choice is more broadly available is the most significant factor affecting its future. Competition in the wholesale generation market continues to intensify since the adoption of federal legislation in 1992 which gave wholesale customers the right to choose their energy supplier and the FERC orders issued in 1996 which forced open access transmission. The introduction of competition and customer choice for retail customers has been slow although activity has been increasing. Federal legislation has been proposed to mandate competition and customer choice at the retail level, and several states have introduced or are considering similar legislation. All of our states have initiatives to move to customer choice that will phase-in or allow for a transition to competition, although the timing is uncertain. The Company supports customer choice and is proactively involved in discussions at both the state and federal levels regarding how best to structure and transition to a competitive marketplace.

    As the cost of generation in the electric energy market evolves from cost-of-service ratemaking to market-based pricing, many complex issues must be resolved, including the recovery of stranded costs. While FERC orders No. 888 and 889 provide, under certain conditions, for recovery of stranded cost at the wholesale level, the issue of stranded cost is unresolved at the much larger retail level. The amount of any stranded costs we may experience depends on the timing and extent to which direct competition is introduced to our business and the then-existing market price of electricity.

    Under the provisions of SFAS No. 71 "Accounting for the Effects of Certain Types of Regulation," regulatory assets (deferred expenses) and regulatory liabilities (deferred revenues) are included in the consolidated balance sheets of regulated utilities in accordance with regulatory actions and in order to match expenses and revenues with cost-based rates. In order to maintain net regulatory assets (net expense deferrals) on the balance sheet, SFAS No. 71 requires that rates charged to customers be cost-based. In the event a portion of AEP's business no longer meets the requirements of SFAS No. 71, net regulatory assets would have to be written off for that portion of the business. The provisions of SFAS No. 71 and SFAS No. 101 "Accounting for the Discontinuance of Application of Statement No. 71" never anticipated that deregulation would include an extended transition period or that it would provide for recovery of stranded costs after the transition period. In July 1997 the FASB's EITF reached a consensus that the application of SFAS No. 71 to a segment of a regulated electric utility which is subject to a legislative plan to transition to competition in that segment should cease when the legislation is passed or an enabling rate order is issued containing sufficient detail for the utility to reasonably determine what the plan would entail. The EITF indicated that the cessation of application of SFAS 71 would require that regulatory assets and impaired plant be written off unless they are recoverable.

    Although FERC orders No. 888 and 889 provide for competition in the firm wholesale market, that market is a relatively small part of our business and most of our firm wholesale sales are still under cost-of-service contracts. As a result AEP's generation business is still cost-based regulated and should remain so for the near future pending the passage of enabling state legislation to deregulate the generation business. We believe that enabling state legislation should provide for the recovery of any generation-related net regulatory assets and other reasonable stranded costs from impaired generation assets. We are working with regulators, customers and legislators to provide for recovery of these stranded costs during a transition period in which rates are fixed or frozen and electric utilities would take steps to achieve cost savings which would be used to reduce or eliminate their stranded costs.
However, if in the future AEP's generation business were to no longer be cost-based regulated and if it were not possible to demonstrate probability of recovery of resultant stranded costs including regulatory assets, results of operations, cash flows and financial condition would be adversely affected.

Cost Containment and Process Improvements

    Efforts continue by AEP to reduce the costs of its products and services in order to maintain our competitiveness. Prior to 1997, reviews of our major domestic processes led to decisions to consolidate management and certain functions and operations and improve certain major processes. While staff reductions and cost savings resulting from the restructuring and improvements are presently being achieved, expenses for new marketing, customer services and modern efficient management information systems are increasing to prepare for competition. In 1997 the costs of these efforts to prepare for competition offset the savings from restructuring.

    In 1997, AEP also began installing a new unified customer service system which is designed to support the request for service, billings, accounts receivable, credit and collection functions. AEP's new unified customer service system replaces a 30-year-old customer system and a nine-year-old transmission and distribution work management system. Process improvement efforts and expenditures to develop and implement the new customer service system and similar efforts and expenditures to acquire, install and enhance new client server-based accounting and budgeting/financial planning software should produce further improvements and efficiencies, enabling AEP to continue to offer its customers excellent service at competitive prices.

Fuel Costs

    AEP recognizes that it must continue to manage coal costs to maintain its competitive position. Approximately 90% of AEP's generation is coal fired and approximately 17% of the 53 million tons of coal burned in 1997 were supplied by affiliated mines with the remainder acquired under long-term contracts and purchases in the spot market. As long-term contracts expire we are negotiating with unaffiliated suppliers to lower coal costs. We intend to continue to prudently supplement our long-term coal supplies with spot market purchases as long as favorable spot market prices exist.

    In prior years we have agreed in our Ohio jurisdiction to certain limitations on the recovery of affiliated coal costs. Our analysis shows that we should be able to recover the Ohio jurisdictional portion of the costs of our affiliated mining operations including future mine closure costs. Management intends to seek recovery of its non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of our affiliated mines estimated at $102 million after tax. However, should it become apparent that these affiliated mining costs will not be recovered from Ohio and/or non-Ohio jurisdictional customers, the mines may have to be closed and future earnings and possibly financial condition could be adversely affected. In addition compliance with Phase II requirements of the CAAA, which become effective in January 2000, could also cause the mining operations to close. Unless the cost of any mine closure is recovered either in regulated rates or as a stranded cost under a plan to transition the generation business to competition, future earnings, cash flows and possibly financial condition could be adversely affected.

Nuclear Costs

    Significant efforts have been made to enhance our competitiveness in nuclear power generation and to improve our nuclear organizational efficiency. In 1997 we continued to receive the "excellence in performance" award from the Institute of Nuclear
Power Operations. Nuclear power plants have a major future financial commitment to safely dispose of SNF and radioactive plant components (i.e. to decommission the plant). It is difficult to reduce nuclear generation costs since certain major cost components are impacted by federal laws and NRC regulations.

    The Nuclear Waste Policy Act of 1982 established federal responsibility for the permanent off-site disposal of SNF and high-level radioactive waste. By law we participate in the DOE's SNF disposal program which is described in Note 4 of the Notes to Consolidated Financial Statements. Since 1983 our customers have paid $272 million for the disposal of nuclear fuel consumed at the Cook Plant. Under the provisions of the Nuclear Waste Policy Act, collections from customers are to provide the DOE with money to build a repository for spent fuel. To date the federal government has not made sufficient progress towards a permanent repository or otherwise assuming responsibility for SNF. As long as there is a delay in the construction of a government approved storage repository for SNF, the cost of both temporary and permanent storage will continue to increase. The cost to decommission the Cook Plant is affected by both NRC regulations and the DOE's SNF disposal program. Studies completed in 1997 estimate the cost to decommission the Cook Plant range from $700 million to $1.152 billion in 1997 dollars. This estimate could escalate due to uncertainty in the DOE's SNF disposal program and the length of time that SNF may need to be stored at the plant site delaying decommissioning. Presently we are recovering the estimated cost of decommissioning the Cook Plant over its remaining life. However, AEP's future results of operations, cash flows and possibly its financial condition could be adversely affected if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

    On September 9 and 10, 1997, during a NRC architect engineer design inspection, questions regarding the operability of certain safety systems caused Company operations personnel to shut down Units 1 and 2 of the Cook Plant. On September 19, 1997, the NRC issued a Confirmatory Action Letter requiring the Company to address the issues identified in the letter. The Company is working with the NRC to resolve these issues and other issues related to restart of the units. Certain issued identified in the letter have been addressed. At this time management is unable to determine when the units will be returned to service. If the units are not returned to service in a reasonable period of time, it could have an adverse impact on results of operations, cash flows and possibly financial condition.

Environmental Concerns

    We take great pride in our efforts to economically produce and deliver electricity while minimizing the impact on the environment. Over the years AEP has spent over a billion dollars to equip our facilities with the latest cost effective clean air and water technologies and to research possible new technologies. We are also proud of our award winning efforts to reclaim our mining properties. We intend to continue in a leadership role fostering economically prudent efforts to protect and preserve the environment.



Hazardous Material

    By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and SNF. Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically disposed of or treated in captive disposal facilities or are beneficially utilized. In addition, our generating plants and transmission and distribution facilities have used asbestos, PCBs and other hazardous and nonhazardous materials. We are currently incurring costs to safely dispose of such substances. Additional costs could be incurred to comply with new laws and regulations if enacted.

    CERCLA or Superfund addresses clean-up of hazardous substances at disposal sites and authorized the Federal EPA to administer the clean-up programs. As of year-end 1997, we are involved in litigation with respect to five sites overseen by the Federal EPA and have been named by the Federal EPA as PRPs for seven other sites. There are seven additional sites for which AEP companies have received information requests which could lead to PRP designation. Also, an AEP subsidiary has received an information request with respect to one site administered by state authorities. Our liability has been resolved for a number of sites with no significant effect on results of operations. In those instances where we have been named a PRP or defendant, our disposal or recycling activity was in accordance with the then-applicable laws and regulations. Unfortunately, CERCLA does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.

    While the potential liability for each Superfund site must be evaluated separately, several general statements can be made regarding our potential future liability. Disposal at a particular site by AEP is often unsubstantiated; the quantity of material we disposed of at a site was generally small; and the nature of the material we generally disposed of was nonhazardous. Typically, we are one of many parties named as PRPs for a site and, although liability is joint and several, generally some of the other parties are financially sound enterprises. Therefore, our present estimates do not anticipate material cleanup costs for identified sites for which we have been declared PRPs. However, if for reasons not currently identified significant cleanup costs are attributed to AEP in the future, results of operations, cash flows and possibly financial condition would be adversely affected unless the costs can be recovered from customers.

Federal EPA Actions

    Federal EPA is required by the CAAA to issue rules to implement the law. In December 1996 Federal EPA issued final rules governing NOx emissions that must be met after January 1, 2000 (Phase II of the CAAA). The final rules will require substantial reductions in NOx emissions from certain types of boilers including those in AEP's power plants. On February 13, 1998, the United States Court of Appeals for the District of Columbia Circuit, in an appeal in which the AEP System operating companies participated, upheld the emission limitations. In addition in November 1997 the Federal EPA published a proposed rulemaking requiring the revision of state implementation plans in 22 eastern states, including those states in which the operating companies of the AEP System have coal-fired generating plants. The proposed rule will require reductions in NOx emissions from utility sources of approximately 85% below 1990 levels and entail very substantial capital and operating expenditures by AEP System operating companies. Pollution controls to meet the proposed revised NOx emission limits would have to be in place by 2002. Eight northeast states have petitioned Federal
EPA for the imposition of additional NOx controls for upwind industrial and utility sources. The matter is being litigated.
The costs to comply with the emission reductions required by the Federal EPA's actions are expected to be substantial and would have a material adverse impact on future results of operations, cash flows and possibly financial condition if the resultant costs are not recovered from customers.

    In 1997 the Federal EPA published a revised ambient air quality standard for ozone and established a new ambient air quality standard for fine particulate matter. These standards are expected to result in redesignation of a number of areas of the country currently in compliance with the existing standard to nonattainment status which could ultimately dictate more stringent emission restrictions for AEP generating units. Under the new rules the states must first determine whether the standards are being achieved. The states then have three years to submit a compliance plan and up to ten years after designation to come into compliance with the new standards. The compliance deadline could be as late as 2010 for the ozone standard and 2012-2015 for the fine particulate standard. Although we are reviewing the impact of the new rules, we are unable to estimate compliance costs without knowledge of the reductions that will be necessary to meet the new standards. If such reductions are significant and the Company must bear a significant portion of the cost of compliance in a region that is in violation of the revised standards, it would have a material adverse effect on results of operations, cash flows and possibly financial condition unless such costs are recovered from customers.

    At the global climate conference in Kyoto, Japan in December 1997 more than 160 countries, including the United States, negotiated a treaty limiting emissions of greenhouse gases, chiefly carbon dioxide, which may eventually contribute to global warming. Although there is no clear scientific evidence that carbon dioxide contributes to global warming and damages the environment, the treaty, which requires Congressional approval, calls for a seven percent reduction below the emission levels of greenhouse gases in 1990. We intend to work with Congress to insure that science and reason are introduced to the debate. If approved by Congress the costs to comply with the emission reductions required by the Kyoto treaty is expected to be substantial and would have a material adverse impact on results of operations, cash flows and possibly financial condition if not recovered from customers.

Results of Operations

Net Income Declines Due to Extraordinary Loss

    Net income decreased 13% to $511 million primarily due to an extraordinary loss of $109 million from the UK's one-time windfall tax which was based on a retroactive revaluation of the original privatization price of certain privatized utilities, including Yorkshire. Income before the extraordinary loss increased 6% in 1997 to $620 million or $3.28 per share from $587 million or $3.14 per share in 1996. The increase is primarily attributable to increased transmission service sales, reduced preferred stock dividends due to a redemption program and an increase in nonoperating income from the April 1997 investment in Yorkshire exclusive of the extraordinary loss.

    In 1996 net income increased 11% to $587 million or $3.14 per share from $530 million or $2.85 per share in 1995. The increase was mainly attributable to increased sales of energy and services and reduced interest charges and preferred stock dividends. Sales increased due to increased transmission and other services provided to power marketers and utilities and increased energy sales to non-affiliated utilities and industrial customers. The reduction in interest and preferred stock dividends resulted from the Company's refinancing program. Also contributing to the improvement in net income in 1996 were severance pay charges recorded in 1995 in connection with the restructuring of management and operations and gains recorded in 1996 from emission allowance transactions.

Revenues and Sales Increase

    Operating revenues increased 5% in 1997 and 3% in 1996. Increased wholesale energy sales and transmission and coal conversion service revenues were the primary reasons for the increases in both years. The change in revenues can be analyzed as follows:
                                      Increase (Decrease)
                                      From Previous Year
(Dollars in Millions)                  1997           1996
                                  Amount    %    Amount     %
Retail:
   Price Variance                 $(44.0)        $ (42.9)
   Volume Variance                   2.4            63.7
   Fuel Cost Recoveries             27.3            15.0
                                   (14.3) (0.3)     35.8    0.7
Wholesale:
   Price Variance                    9.6          (202.0)
   Volume Variance                 269.7           317.3
   Fuel Cost Recoveries              8.3            (3.6)
                                   287.6  36.3     111.7   16.4

Other Operating Revenues            38.8            31.4

     Total                        $312.1   5.3   $ 178.9    3.2

    The slight decrease in retail revenues in 1997 was largely due to a decline in higher priced sales to weather-sensitive residential customers reflecting mild weather. The decline in residential sales was completely offset by an increase in lower priced sales to industrial customers, reflecting increased usage which resulted in a small increase in total retail energy sales. The negative price variance resulted from the shift from higher priced residential sales to lower priced industrial sales.

    In 1997 wholesale revenues and sales increased significantly primarily due to new power marketing transactions which began in July 1997 when AEP commenced a power marketing business. The new power marketing transactions involve the substantial purchase and sale of electricity outside of the AEP transmission system. An increase in coal conversion service sales also contributed to the significant increase in wholesale sales and revenues. These sales are for the generation of electricity from the coal of the purchaser.

    An increase of $33 million in transmission service revenues produced the increase in other operating revenues in 1997. Transmission service revenues are for the transmission of other companies' power through AEP's extensive transmission system. These revenues have increased significantly since the issuance of the FERC's open access transmission rules in 1996.



    In 1996 retail revenues increased slightly due to growth in the number of customers and the addition of a major new industrial customer in December 1995. Revenues from higher priced sales to residential customers, the most weather-sensitive customer class, were flat, increasing less than one percent, as the effect of cold winter weather in early 1996 was offset by mild summer and December temperatures. Revenues from lower priced commercial and industrial customers increased 1% reflecting growth in the number of customers. The increase in lower priced commercial and industrial sales accounted for the negative price variance in 1996.

    Wholesale revenues increased 16% in 1996 reflecting a 46% increase in wholesale sales attributable largely to transactions with power marketers and other utilities. During 1996 the Company began providing coal conversion services resulting in 6.8 billion kilowatthours of electricity generated for power marketers and certain other utilities from their coal under a new FERC-approved interruptible, contingent sales tariff. These sales have lower prices because there is no associated fuel cost. As a result the average price per kilowatthour was significantly less in 1996 than in 1995 producing a negative price variance. Also contributing to the increased wholesale sales was a long-term contract with an unaffiliated utility to supply 205 MW of energy for 15 years beginning January 1, 1996.

    An increased level of activity in the wholesale energy markets, due to FERC's open access rulemaking and AEP's aggressive efforts to provide flexible and competitively priced transmission services led to an increase in transmission service revenues in 1996. As a result transmission service revenues, which are recorded in other operating revenues, increased by approximately $24 million.

    The level of wholesale sales tends to fluctuate due to the highly competitive nature of the short-term energy market and other factors, such as affiliated and unaffiliated generating plant availability, the weather and the economy. The FERC rules which introduce a greater degree of competition into the wholesale energy market have had the effect of increasing short-term wholesale sales and transmission service revenues. The Company's sales and in turn its results of operations were impacted in 1997 and 1996 by the quantities of energy and services sold to wholesale customers. Future results of operations will be affected by the quantity and price of wholesale transactions which often depend on the level of competition, the weather and power plant availability, both affiliated and non-affiliated, factors the Company does not control. However, we work to take advantage of these factors when they are favorable.

Operating Expenses Increase

    Operating expenses increased 7% in 1997 and 3% in 1996. Increased purchased power expense, mainly from the Company's new power marketing business, was the primary reason for the 1997 increase. New marketing, customer services and software costs to prepare for competition also contributed to the increase. The primary items accounting for the increase in 1996 were increased fuel costs, federal income taxes and expenditures for marketing, information systems and other items necessary to prepare for the transition to competition. Changes in the components of operating expenses were as follows:
                                          Increase (Decrease)
                                          From Previous Year
(Dollars in Millions)                    1997              1996
                                Amount     %      Amount      %

Fuel                            $ 26.4    1.6     $ 63.5     4.1
Purchased Power                  330.2  383.5       (2.3)   (2.6)
Other Operation                   17.3    1.4       25.9     2.2
Maintenance                      (19.6)  (3.9)     (39.0)   (7.2)
Depreciation and Amortization     (9.7)  (1.6)       7.8     1.3
Taxes Other Than Federal
   Income Taxes                   (8.0)  (1.6)       9.4     1.9
Federal Income Taxes              (0.9)  (0.3)      70.2    25.8
      Total                     $335.7    6.9     $135.5     2.9

    Fuel expense increased in 1997 primarily due to an increase in the average cost of fuel consumed reflecting the reduced availability of lower cost nuclear generation in 1997 due to the unplanned shutdown and maintenance outage of both nuclear units which began on September 10 and continued through year-end. The increase in fuel expense in 1996 was primarily due to an increase in generation to meet the increase in industrial and wholesale customer demand. The effect of increased generation was partially offset by reduced average fossil fuel costs, resulting from increased usage of lower cost spot market coal, and lower cost nuclear fuel.

    The significant increase in purchased power expense in 1997 was primarily due to purchases of electricity for the new power marketing business. These purchases were made to cover sales made to non-affiliates by the new power marketers.

    In 1997 restructuring savings in other operation expense were more than offset by additional expenses for marketing, customer service and software costs to prepare for the service demands of competition.

    Maintenance expense decreased in 1996 due to the deferral of previously expensed storm damage costs commensurate with their recovery over 5-years and reduced nuclear plant maintenance expense due to workforce reductions and the reduction of contract labor at the Cook Nuclear Plant.

    The increase in federal income tax expense attributable to operations in 1996 was primarily due to an increase in pre-tax operating income and changes in certain book/tax differences accounted for on a flow-through basis and certain permanent differences.

Nonoperating Income

    The increase in nonoperating income in 1997 was mainly due to income from non-regulated operations. The Company's share of earnings from its April 1997 investment in Yorkshire was $34 million which includes $10 million of nonrecurring tax benefits related to a reduction of the UK corporate income tax rate from 33% to 31% effective April 1,1997. The utilization of foreign tax credits also contributed to the increase in nonoperating income. Nonoperating income decreased in 1996 due to the cost of the AEP branding program and the cost of efforts to develop and make investment in new non-regulated business ventures.

Interest Charges and Preferred Stock Dividend Requirements

    In 1997 interest charges on both long-term and short-term debt increased reflecting additional borrowing primarily to fund the Company's non-regulated operations including the investment in Yorkshire. Preferred stock dividend requirements of the subsidiaries decreased in 1997 due to the reacquisition of over 4 million shares of cumulative preferred stock.

    The decrease in interest charges and preferred stock dividend requirements in 1996 was mainly due to continued refinancing programs of the Company's subsidiaries. The refinancings reduced the average interest rate and the amount of long-term debt and preferred stock outstanding. The cost of short-term borrowings in 1996 increased slightly reflecting an increased average balance of short-term debt outstanding.

Financial Condition

    In 1997 AEP maintained its strong financial condition and performance in shareholder value. The year-end closing stock price of $51-5/8 was 25.5% higher than the prior year and 57% greater than the 1994 closing price. The Company paid a quarterly dividend in 1997 of 60 cents a share maintaining the annual dividend rate at $2.40 per share. The 1997 payout ratio before extraordinary loss at 73% was 3% better than 1996's and 15% better than 1994's. It has been a management objective to reduce the payout ratio through efforts to increase earnings in order to enhance AEP's ability to invest in new business ventures that can complement our core competencies and improve shareholder value. AEP's three-year total shareholder return ranked fourth among the companies in the S&P Electric Utility Index. This marked the fourth straight year in the top quartile of the Index. Management's goal is to maintain our position in the top quartile of the S&P Electric Utility Index for three-year total shareholder return.

Capital Investments

    The total consideration paid in 1997 by a joint venture of AEP and an unaffiliated company to acquire Yorkshire was approximately
$2.4 billion which was financed by a combination of equity and non-recourse
debt.   AEP initially funded its 50% equity investment in
the joint venture with $50 million in cash, a $300 million adjustable rate term loan under a long-term revolving credit agreement and $10 million of short-term debt. For more information see Note 7 of the Notes to Consolidated Financial Statements. Also the Company's 70% interest in the construction of two 125 MW units in China will require approximately $110 million of investment.

    AEP's construction expenditures are expected to be $2.4 billion over the next three years which includes the Cook Plant's Unit 1 steam generator replacement, the China project and the cost of transmission and distribution projects for the improvement of and addition to electric energy delivery facilities. Approximately 90% of domestic construction expenditures, estimated to be $2.3 billion for the next three years, will be financed with internally generated funds.

Capital Resources - Structure and Liquidity

    AEP achieved a year-end ratio of common equity to total capitalization including amounts due within one year of 45.5% for 1997, compared with 45.3% for 1996 and 43.1% for 1995. The Company's goal is to maintain the common equity ratio at a level of at least 40 percent. During 1997 the Company and its subsidiaries continued redefining and improving their debt to equity position. The Company's regulated subsidiaries redeemed 4,258,947 shares of cumulative preferred stock with rates ranging from 4.08% to 7.875% at a total cost of $433 million. The subsidiaries used short-term debt and junior subordinated deferrable interest debentures to pay for the preferred stock tendered and to benefit from the tax deductibility of interest.

    The Company and its subsidiaries issued $882 million principal amount of long-term obligations in 1997 at interest rates ranging from 5.9% to 8.0%. The companies continued to reduce financing costs by retiring higher-cost bonds and restructuring the long-term debt from senior secured/first mortgage bonds to senior unsecured debt and junior debentures. The principal amount of long-term debt retirements, including maturities, totaled $343 million with interest rates ranging from 6.5% to 9.35%. Our operating subsidiaries senior secured debt/first mortgage bond ratings, which were reaffirmed and improved in 1997, are listed in the following table:

Company      Moody's     S&P      Fitch     D & P

APCo         A3         A         A         A
CSPCo        A3         A-        A-        A
I&M          Baa1       A-        BBB+      N/A
KPCo         Baa1       A         BBB+      N/A
OPCo         A3         A-        A-        A

N/A = Not applicable


    The operating subsidiaries generally issue short-term debt to provide for interim financing of capital expenditures that exceed internally generated funds. They periodically reduce their outstanding short-term debt through issuances of long-term debt and additional capital contributions by the parent company. The companies formed to pursue non-regulated business opportunities are using short-term debt. Short-term debt increased $235 million from the prior year-end balance and decreased by $45 million in 1996.
At December 31, 1997, AEP Co., Inc. (the parent company) and its subsidiaries had unused short-term lines of credit of $442 million, and several of AEP's subsidiaries engaged in non-regulated investments and energy businesses had available $330 million under a $600 million revolving credit agreement which expires in 1999. The sources of funds available to AEP are dividends from its subsidiaries, short-term and long-term borrowings and, when necessary, proceeds from the issuance of common stock. AEP issued 1,755,000 shares in 1997, 1,600,000 shares in 1996 and 1,400,000 shares in 1995 of common stock through a Dividend Reinvestment Program and the Employee Savings Plan raising $77 million, $65 million and $49 million, respectively.

    The following debt and preferred stock coverages of the principal operating subsidiaries remained strong in 1997:

                         Coverages at December 31, 1997
                                              Preferred
                         Mortgage               Stock

APCo                         3.72              1.92
CSPCo                        4.95              N/A
I&M                          7.57              2.88
KPCo                         4.23              N/A
OPCo                         9.74              3.67

N/A = Not Applicable

    Unless the subsidiaries meet certain earnings or coverage tests, they cannot issue additional mortgage bonds or preferred stock. In order to issue mortgage bonds (without refunding existing debt), each subsidiary must have pre-tax earnings equal to at least two times the annual interest charges on mortgage bonds after giving effect to the issuance of the new debt. Generally, issuance of additional preferred stock requires after-tax gross income at least equal to one and one-half times annual interest and preferred stock dividend requirements after giving effect to the issuance of the new preferred stock. As the above chart indicates, the subsidiaries presently exceed these minimum coverage requirements.

Merger

    In December 1997 AEP and CSW announced that their boards of directors approved a definitive merger agreement for a tax-free, stock-for-stock business combination transaction which if consummated would bring AEP's total market capitalization to approximately $28 billion. The combination is expected to be accounted for as a pooling of interests. Under the agreement, each common share of CSW will be converted to 0.6 shares of AEP. Based on the number of CSW common shares outstanding at December 31, 1997, AEP will issue approximately 127 million shares to CSW common stockholders (valued at $6.6 billion based on the closing price on the last trading day prior to the announcement of the merger). Under the merger agreement, there will be no changes with respect to the public debt issues or the outstanding preferred stock of AEP, CSW or their subsidiaries. The merger is conditioned, among other things, upon the approval of each company's shareholders and certain state and federal regulatory agencies. The companies anticipate that the required regulatory approvals can be obtained in 12 to 18 months. AEP is requesting regulatory and shareholder approval to increase the number of authorized shares from 300,000,000 to 600,000,000 in connection with the merger.

Market Risks

    The Company as a major power producer and a trader of electricity and gas has certain financial market risks inherent in its routine business activities. The trading of electricity and gas and related future contracts exposes the Company to commodity price fluctuations. Market risk represents the risk of loss that may impact the Company's consolidated financial position, results of operations or cash flows due to adverse changes in market prices and rates. As trading activity increases and the market for power evolves this risk will become much greater. Various policies and procedures have been established to manage market risks exposures including the limited usage of energy related derivatives. In its regular business activities, certain trading positions of the Company for electric and gas creates exposure to price volatility for those products. These commodities are subject to unpredictable price fluctuations due to changing economic and weather conditions. During 1997 the Company initiated a power and gas marketing operation that manages the Company's exposure to future price movements using forwards, futures and options. At December 31, 1997, the exposure for financial derivatives in these marketing activities were not material to the Company's consolidated results of operations, financial position or cash flows.

    Investment in two foreign currency denominated joint ventures also exposes the Company to currency translation rate risk. At December 31, 1997, the Company's exposure to changes in foreign currency exchange rates related to projects in the UK and China is not material to its consolidated financial position, results of operations or cash flows. The Company does not presently utilize derivatives to manage its exposures to foreign currency exchange rate movements.

    The Company is exposed to changes in interest rates primarily due to short- and long-term borrowings to fund its business operations. The debt portfolio has both fixed and variable interest rates, terms from one day to thirty years and an average duration of eight years at December 31, 1997.

    The Company measures interest rate market risk exposure utilizing a VaR model. The model is based on the Monte Carlo method of simulated price movements with a 95% confidence level and a one year holding period. The volatilities and correlations were based on three years of monthly prices. The risk of potential loss in fair value attributable to the Company's exposure to interest rates, primarily related to long-term debt with fixed interest rates, was $501 million at December 31, 1997. A near term change in interest rates would not materially affect the consolidated financial position or results of operations of the Company. The Company is not currently utilizing derivatives to manage its exposure to interest rate fluctuations.

    The Company has investments in debt and equity securities which are held in trust funds to decommission its nuclear plant. Approximately 85% of the trust fund value is invested in tax exempt and taxable bonds, short-term debt instruments or cash. The trust investments and their fair value are discussed in Note 9 of the Notes to Consolidated Financial Statements. Instruments in the trust funds have not been included in the market risk calculation for interest rates as these instruments are marked-to-market and changes in market value are reflected in a corresponding decommissioning liability. Any differences between trust fund and ultimate liability are recoverable from ratepayers.

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

Other Matters

Corporate Owned Life Insurance

    In connection with the audit of AEP's consolidated federal income tax returns the IRS agents sought a ruling from the IRS National Office that certain interest deductions relating to a COLI program should not be allowed. The Company established the COLI program in 1990 as a part of its strategy to fund and reduce the cost of medical benefits for retired employees. AEP filed a brief with the IRS National Office refuting the agents' position. No adjustments have been proposed by the IRS. However, should a full disallowance of COLI interest deductions be proposed it would, if sustained, reduce earnings by approximately $286 million (including interest). AEP believes it has meritorious defenses and will vigorously contest any proposed adjustments. No provisions for this amount have been recorded. In the event the Company is unsuccessful it could have a material adverse impact on results of operations and cash flows.

Computer Software - Year 2000 Compliance

    Many existing computer hardware and software programs will not properly recognize calendar dates beginning in the year 2000. Unless corrected, this "Year 2000" problem may cause computer malfunctions, such as system shutdowns or incorrect calculations and system output. The Company is addressing the problem internally by modifying or replacing its computer hardware and software programs to mitigate its risk, minimize technical failures, and repair such failures if they occur. The problem is also being addressed externally with entities that interact electronically with the Company, including but not limited to, suppliers, service providers, government agencies, customers, creditors and financial service organizations. However, due to the complexity of the problem and the interdependent nature of computer systems, if the Company's corrective actions, and/or the actions of other interdependent entities, fail for critical applications, the Company may be adversely impacted in the year 2000. Although significant, the cost of correcting the "Year 2000" problem is not expected to have a material impact on results of operations, cash flows or financial condition.

New Accounting Standards

    In June 1997 the FASB issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes the standards for reporting and displaying components of "comprehensive income," which is the total of net income and all other changes in equity except those resulting from investments by shareholders and dispositions to shareholders. SFAS No. 131 initiates standards for reporting information about operating segments in annual and interim financial statements as well as related disclosures about products and services, geographic areas and major customers. AEP's adoption of these new reporting standards in 1998 is not expected to have a material adverse effect on the results of operations, cash flows and/or financial condition.

Litigation

    AEP is involved in a number of legal proceedings and claims. While we are unable to predict the outcome of such litigation, it is not expected that the ultimate resolution of these matters will have a material adverse effect on the results of operations, cash flows and/or financial condition.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands - except per share amounts)
                                                             Year Ended December 31,
                                                       1997           1996           1995
OPERATING REVENUES                                  $6,161,368     $5,849,234     $5,670,330

OPERATING EXPENSES:
  Fuel                                               1,627,066      1,600,659      1,537,135
  Purchased Power                                      416,266         86,095         88,396
  Other Operation                                    1,227,368      1,210,027      1,184,158
  Maintenance                                          483,268        502,841        541,825
  Depreciation and Amortization                        591,071        600,851        593,019
  Taxes Other Than Federal Income Taxes                490,595        498,567        489,223
  Federal Income Taxes                                 341,280        342,222        272,027
          TOTAL OPERATING EXPENSES                   5,176,914      4,841,262      4,705,783

OPERATING INCOME                                       984,454      1,007,972        964,547

NONOPERATING INCOME (net)                               59,572          2,212         20,204

INCOME BEFORE INTEREST CHARGES AND
  PREFERRED DIVIDENDS                                1,044,026      1,010,184        984,751

INTEREST CHARGES                                       405,815        381,328        400,077

PREFERRED STOCK DIVIDEND REQUIREMENTS
  OF SUBSIDIARIES                                       17,831         41,426         54,771
INCOME BEFORE EXTRAORDINARY ITEM                       620,380        587,430        529,903
EXTRAORDINARY LOSS - UK WINDFALL TAX                  (109,419)          -              -

NET INCOME                                          $  510,961     $  587,430     $  529,903

AVERAGE NUMBER OF SHARES OUTSTANDING                   189,039        187,321        185,847

EARNINGS PER SHARE:
  Before Extraordinary Item                              $3.28          $3.14          $2.85
  Extraordinary Loss                                     (0.58)           -              -
  Net Income                                             $2.70          $3.14          $2.85

CASH DIVIDENDS PAID PER SHARE                            $2.40          $2.40          $2.40


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(in thousands)
                                                             Year Ended December 31,
                                                       1997           1996           1995

RETAINED EARNINGS JANUARY 1                         $1,547,746     $1,409,645     $1,325,581
NET INCOME                                             510,961        587,430        529,903
DEDUCTIONS:
  Cash Dividends Declared                              453,453        449,353        445,831
  Other                                                    237            (24)             8

RETAINED EARNINGS DECEMBER 31                       $1,605,017     $1,547,746     $1,409,645

See Notes to Consolidated Financial Statements.
/TABLE

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(in thousands - except share data)
                                                                       December 31,
                                                                 1997              1996
ASSETS
ELECTRIC UTILITY PLANT:
  Production                                                 $ 9,493,158       $ 9,341,849
  Transmission                                                 3,501,580         3,380,258
  Distribution                                                 4,654,234         4,402,449
  General (including mining assets and nuclear fuel)           1,604,671         1,491,781
  Construction Work in Progress                                  342,842           353,832
           Total Electric Utility Plant                       19,596,485        18,970,169
  Accumulated Depreciation and Amortization                    7,963,636         7,549,798

          NET ELECTRIC UTILITY PLANT                          11,632,849        11,420,371




OTHER PROPERTY AND INVESTMENTS                                 1,358,810           892,674




CURRENT ASSETS:
  Cash and Cash Equivalents                                       91,481            57,539
  Accounts Receivable:
    Customers (less allowance for uncollectible
    accounts of $6,760 in 1997 and $3,692 in 1996)               552,443           415,413
    Miscellaneous                                                115,075           115,919
  Fuel - at average cost                                         224,967           235,257
  Materials and Supplies - at average cost                       263,613           251,896
  Accrued Utility Revenues                                       189,191           174,966
  Prepayments and Other                                           81,366           103,891

          TOTAL CURRENT ASSETS                                 1,518,136         1,354,881



REGULATORY ASSETS                                              1,817,540         1,889,482

DEFERRED CHARGES                                                 288,011           325,580

            TOTAL                                            $16,615,346       $15,882,988

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
                                                                          December 31,
                                                                      1997           1996
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock-Par Value $6.50:
                            1997          1996
    Shares Authorized. .300,000,000   300,000,000
    Shares Issued. . . .198,989,981   197,234,992
    (8,999,992 shares were held in treasury)                      $ 1,293,435    $ 1,282,027
  Paid-in Capital                                                   1,778,782      1,715,554
  Retained Earnings                                                 1,605,017      1,547,746
          Total Common Shareholders' Equity                         4,677,234      4,545,327
  Cumulative Preferred Stocks of Subsidiaries:*
    Not Subject to Mandatory Redemption                                46,724         90,323
    Subject to Mandatory Redemption                                   127,605        509,900
  Long-term Debt*                                                   5,129,463      4,796,768

          TOTAL CAPITALIZATION                                      9,981,026      9,942,318

OTHER NONCURRENT LIABILITIES                                        1,246,537      1,002,208

CURRENT LIABILITIES:
  Preferred Stock and Long-term Debt Due Within One Year*             294,454         86,942
  Short-term Debt                                                     555,075        319,695
  Accounts Payable                                                    353,256        206,227
  Taxes Accrued                                                       380,771        414,173
  Interest Accrued                                                     76,361         75,124
  Obligations Under Capital Leases                                    101,089         89,553
  Other                                                               322,687        304,323

          TOTAL CURRENT LIABILITIES                                 2,083,693      1,496,037

DEFERRED INCOME TAXES                                               2,560,921      2,643,143

DEFERRED INVESTMENT TAX CREDITS                                       376,250        401,491

DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2           231,320        240,598

DEFERRED CREDITS                                                      135,599        157,193

COMMITMENTS AND CONTINGENCIES (Note 4 )

            TOTAL                                                 $16,615,346    $15,882,988

*See Accompanying Schedules.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
                                                        Year Ended December 31,
                                                 1997            1996            1995
OPERATING ACTIVITIES:
  Net Income                                 $   510,961     $   587,430     $   529,903
  Adjustments for Noncash Items:
    Depreciation and Amortization                608,217         590,657         578,003
    Deferred Federal Income Taxes                 (6,549)        (21,478)         11,916
    Deferred Investment Tax Credits              (25,241)        (25,808)        (25,819)
    Amortization of Operating Expenses
      and Carrying Charges (net)                  12,001          55,458          53,479
    Extraordinary Item - UK Windfall Tax         109,419            -               -
  Changes in Certain Current Assets
    and Liabilities:
      Accounts Receivable (net)                 (136,186)        (39,049)        (71,804)
      Fuel, Materials and Supplies                (1,427)         35,831             457
      Accrued Utility Revenues                   (14,225)         32,953         (40,433)
      Accounts Payable                           147,029         (13,915)        (31,044)
      Taxes Accrued                              (33,402)         (6,019)         37,515
  Other (net)                                     27,325          41,002          14,437
        Net Cash Flows From Operating
          Activities                           1,197,922       1,237,062       1,056,610

INVESTING ACTIVITIES:
  Construction Expenditures                     (760,394)       (577,691)       (605,974)
  Investment in Yorkshire                       (363,436)           -               -
  Proceeds from Sale of Property and Other         2,142          12,283          20,567
        Net Cash Flows Used For
          Investing Activities                (1,121,688)       (565,408)       (585,407)

FINANCING ACTIVITIES:
  Issuance of Common Stock                        76,745          65,461          48,707
  Issuance of Long-term Debt                     880,522         407,291         523,476
  Retirement of Cumulative Preferred Stock      (433,329)        (70,761)       (158,839)
  Retirement of Long-term Debt                  (348,157)       (601,278)       (469,767)
  Change in Short-term Debt (net)                235,380         (45,430)         48,140
  Dividends Paid on Common Stock                (453,453)       (449,353)       (445,831)
        Net Cash Flows Used For
          Financing Activities                   (42,292)       (694,070)       (454,114)

Net Increase (Decrease) in Cash and
  Cash Equivalents                                33,942         (22,416)         17,089
Cash and Cash Equivalents January 1               57,539          79,955          62,866
Cash and Cash Equivalents December 31        $    91,481     $    57,539     $    79,955

See Notes to Consolidated Financial Statements.
/TABLE

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Organization - AEP is one of the U.S.'s largest investor-owned public utility holding companies engaged in the generation, purchase, transmission and distribution of electric power to nearly 3 million retail customers in its seven state service territory which covers portions of Ohio, Michigan, Indiana, Kentucky, West Virginia, Virginia and Tennessee. Electric power is also supplied at wholesale to neighboring utility systems and power marketers. AEP has holdings in the United States, the UK and China.

The organization of the AEP System consists of AEP Company, Inc., the parent holding company; seven electric utility operating companies in the U.S. (domestic utility subsidiaries); a domestic generating subsidiary, AEPGEN; a service company, AEPSC; AEPR which pursues energy-related domestic and international investment opportunities and projects; AEPES which markets and trades energy commodities; three active coal-mining companies and a group of subsidiaries that provide power engineering, consulting and management services around the world to complement utility activities.

The following domestic utility subsidiaries pool their generating and transmission facilities and operate them as an integrated system: APCo, CSPCo, I&M, KPCo and OPCo. The remaining two domestic utility subsidiaries, KGPCo and WPCo are distribution companies that purchase power from APCo and OPCo, respectively. AEPSC provides management and professional services to the AEP System. The active coal-mining companies are wholly-owned by OPCo and sell most of their production to OPCo. AEPGEN has a 50% interest in the Rockport Plant which is comprised of two of the AEP System's six 1,300 mw generating units. AEPR has investments and projects that include: a 50% interest in Yorkshire, an electric distribution company in the UK (see Note 7); a 70% interest in a project to build two 125 mw coal-fired generating units in China. AEPES currently markets and trades natural gas. The non-regulated subsidiaries that complement utility activities are engaged in providing non-regulated energy and communication services and are seeking and considering new business opportunities domestically and internationally that will permit AEP to utilize its expertise and core competencies.

The AEP System's operations are divided into major business units which are managed centrally by AEPSC. Although the seven domestic utility subsidiaries and AEPSC are separate legal entities they operate as American Electric Power. There has been no change to the legal names of these companies.



Rate Regulation - The AEP System is subject to regulation by the SEC under the 1935 Act. The rates charged by the domestic utility subsidiaries are approved by the FERC or the state utility commissions as applicable. The FERC regulates wholesale rates and the state commissions regulate retail rates.

Principles of Consolidation - The consolidated financial statements include AEP Co., Inc. and its wholly-owned and majority-owned subsidiaries consolidated with their wholly-owned subsidiaries. Significant intercompany items are eliminated in consolidation. Yorkshire is accounted for using the equity method.

Basis of Accounting - As the owner of cost-based rate-regulated electric public utility companies, AEP Co., Inc.'s consolidated financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," regulatory assets (deferred expenses) and regulatory liabilities (deferred income) are recorded to reflect the economic effects of regulation and to match expenses with regulated revenues.

Use of Estimates - The preparation of these financial statements in conformity with generally accepted accounting principles requires in certain instances the use of estimates. Actual results could differ from those estimates.

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

AFUDC - AFUDC is a noncash nonoperating income item that is recovered over the service life of utility plant through depreciation and represents the estimated cost of borrowed and equity funds used to finance construction projects. The average rates used to accrue AFUDC were 6%, 6.09%, and 6.91% in 1997, 1996 and 1995, respectively.

Depreciation, Depletion and Amortization - Depreciation is provided on a straight-line basis over the estimated useful lives of property other than coal-mining property and is calculated largely through the use of composite rates by functional class as follows:

Functional Class             Annual Composite
of Property                  Depreciation Rates

Production:
  Steam-Nuclear                       3.4%
  Steam-Fossil-Fired          3.2% to 4.4%
  Hydroelectric-Conventional
    and Pumped Storage        2.7% to 3.2%
Transmission                  1.7% to 2.7%
Distribution                  3.3% to 4.2%
General                       2.5% to 3.8%

The utility subsidiaries presently recover amounts to be used for demolition and removal of non-nuclear plant through depreciation charges included in rates. Depreciation, depletion and amortization of coal-mining assets is provided over each asset's estimated useful life, ranging up to 30 years, and is calculated using the straight-line method for mining structures and equipment. The units-of-production method is used to amortize coal rights and mine development costs based on estimated recoverable tonnages at a current average rate of $1.91 per ton. These costs are included in the cost of coal charged to fuel expense.

Cash and Cash Equivalents - Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Foreign Currency Translation - The financial statements of subsidiaries outside the United States are measured using the local currency as the functional currency. Assets and liabilities are translated to U.S. dollars at year-end rates of exchange and revenues and expenses are translated at monthly average exchange rates throughout the year. Translation adjustments are accumulated as a separate component of shareholders' equity. The accumulated total at December 31, 1997 is not material. Currency transaction gains and losses are recorded in income.

Sale of Receivables - Under an agreement that was terminated in January 1997, CSPCo sold $50 million of undivided interests in designated pools of accounts receivable and accrued utility revenues with limited recourse. As collections reduced previously sold pools, interests in new pools were sold. At December 31, 1996, $50 million remained to be collected and remitted to the buyer.

Operating Revenues and Fuel Costs - Revenues include the accrual of electricity consumed but unbilled at month-end as well as billed revenues. Fuel costs are matched with revenues in accordance with rate commission orders. Generally in the retail jurisdictions, changes in fuel costs are deferred or revenues accrued until approved by the regulatory commission for billing or refund to customers in later months. Wholesale jurisdictional fuel cost changes are expensed and billed as incurred.

Levelization of Nuclear Refueling Outage Costs - Incremental operation and maintenance costs associated with refueling outages at I&M's Cook Plant are deferred and amortized over the period (generally eighteen months) beginning with the commencement of an outage and ending with the beginning of the next outage.

Income Taxes - The Company follows the liability method of accounting for income taxes as prescribed by SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are provided for all temporary differences between the book cost and tax basis of assets and liabilities which will result in a future tax consequence. Where the flow-through method of accounting for temporary differences is reflected in rates, deferred income taxes are recorded with related regulatory assets and liabilities in accordance with SFAS No. 71.

Investment Tax Credits - Investment tax credits have been accounted for under the flow-through method except where regulatory commissions have reflected investment tax credits in the rate-making process on a deferral basis. Deferred investment tax credits are being amortized over the life of the related plant investment.

Debt and Preferred Stock - Gains and losses on reacquisition of debt are deferred and amortized over the remaining term of the reacquired debt in accordance with rate-making treatment. If the debt is refinanced, the reacquisition costs are deferred and amortized over the term of the replacement debt commensurate with their recovery in rates.

Discount or premium and expenses of debt issuances are amortized over the term of the related debt, with the amortization included in interest charges.

Redemption premiums paid to reacquire preferred stock are included in paid-in capital and amortized to retained earnings commensurate with their recovery in rates. The excess of par value over costs of preferred stock reacquired is credited to paid-in capital and amortized to retained earnings.

Other Property and Investments - Excluding decommissioning and spent nuclear fuel disposal trust funds and the investment in Yorkshire, other property and investments are stated at cost. Securities held in trust funds for decommissioning nuclear facilities and for the disposal of spent nuclear fuel are recorded at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities in the trust funds have been classified as available-for-sale due to their long-term purpose. Unrealized gains and losses from securities in these trust funds are not reported in equity but result in adjustments to the liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the spent nuclear fuel disposal trust funds.

EPS - The adoption of SFAS No. 128 "Earnings per Share" had no impact on the determination of Earnings per Common Share.


2. Rate Matters:

OPCo's Recovery of Fuel Costs - Under the terms of a 1992 stipulation agreement the cost of coal burned at the Gavin Plant is subject to a 15-year predetermined price of $1.575 per million Btu's with quarterly escalation adjustments through November 2009. A 1995 Settlement Agreement set the fuel component of the EFC factor at 1.465 cents per Kwh for the period June 1, 1995 through November 30, 1998. The stipulation and settlement agreements provide OPCo with the opportunity to recover over the term of the stipulation agreement the Ohio jurisdictional share of OPCo's investment in and the liabilities and future shut-down costs of its affiliated mines as well as any fuel costs incurred above the predetermined rate to the extent the actual cost of coal burned at the Gavin Plant is below the predetermined prices. After full recovery of these costs or November 2009, whichever comes first, the price that OPCo can recover for coal from its affiliated Meigs mine which supplies the Gavin Plant will be limited to the lower of cost or the then-current market price. Pursuant to these agreements OPCo has deferred for future recovery $61 million at December 31, 1997.

Based on the estimated future cost of coal burned at Gavin Plant, management believes that the Ohio jurisdictional portion of the investment in and liabilities and closing costs of the affiliated mining operations including deferred amounts will be recovered under the terms of the predetermined price agreement. Management intends to seek from non-Ohio jurisdictional ratepayers recovery of the non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of the affiliated Meigs, Muskingum and Windsor mines. The non-Ohio jurisdictional portion of shutdown costs for these mines which includes the investment in the mines, leased asset buy-outs, reclamation costs and employee benefits is estimated to be approximately $102 million after tax at December 31, 1997.

The affiliated Muskingum and Windsor mines may have to close by January 2000 in order to comply with the Phase II requirements of the CAAA. The Muskingum and/or Windsor mines could close prior to January 2000 depending on the economics of continued operation under the terms of the above Settlement Agreement. Unless future shutdown costs and/or the cost of affiliated coal production of the Meigs, Muskingum and Windsor mines can be recovered, results of operations would be adversely affected.


3. Effects of Regulation and Phase-In Plans:

In accordance with SFAS No. 71 the consolidated financial statements include assets (deferred expenses) and liabilities (deferred income) recorded in accordance with regulatory actions to match expenses and revenues from cost-based rates. Regulatory assets are expected to be recovered in future periods through the rate-making process and regulatory liabilities are expected to reduce future cost recoveries. The Company has reviewed all the evidence currently available and concluded that it continues to meet the requirements to apply SFAS No. 71. In the event a portion of the Company's business no longer met these requirements, net regulatory assets would have to be written off for that portion of the business and assets attributable to that portion of the business would have to be tested for possible impairment and if required an impairment loss recorded unless the net regulatory assets and impairment losses are recoverable as a stranded investment.

Recognized regulatory assets and liabilities are comprised of the following at:
                                             December 31,
                                         1997            1996
                                            (In Thousands)
Regulatory Assets:
   Amounts Due From Customers For
      Future Income Taxes             $1,372,926      $1,459,086
   Rate Phase-in Plan Deferrals             -             27,249
   Unamortized Loss on Reacquired Debt    96,793         107,305
   Other                                 347,821         295,842
   Total Regulatory Assets            $1,817,540      $1,889,482

Regulatory Liabilities:
   Deferred Investment Tax Credits      $376,250        $401,491
   Other Regulatory Liabilities*          78,802          86,609
    Total Regulatory Liabilities        $455,052        $488,100

* Included in Deferred Credits on Consolidated Balance Sheets

The rate phase-in plan deferrals are applicable to the Zimmer Plant and Rockport Plant Unit 1. The Zimmer Plant is a 1,300 mw coal-fired plant which commenced commercial operation in 1991. CSPCo owns 25.4% of the plant with the remainder owned by two unaffiliated companies. As a result of an Ohio Supreme Court decision, in January 1994 the PUCO approved a temporary 3.39% surcharge effective February 1, 1994. In June 1997 the Company completed recovery of its Zimmer Plant phase-in plan deferrals and discontinued the 3.39% temporary rate surcharge. In 1997, 1996 and 1995 $15.4 million, $31.5 million and $28.5 million, respectively, of net phase-in deferrals were collected through the surcharge.
The deferral balance which was completely recovered and amortized in 1997 was $15.4 million at December 31, 1996.

   The Rockport Plant consists of two 1,300 mw coal-fired units. I&M and AEPGEN each own 50% of one unit (Rockport 1) and lease a 50% interest in the other unit (Rockport 2) from unaffiliated lessors under an operating lease. The gain on the sale and leaseback of Rockport 2 was deferred and is being amortized, with related taxes, over the initial lease term which expires in 2022.
A rate phase-in plan in the Indiana and the FERC jurisdictions provide for the recovery and straight-line amortization of deferred Rockport Plant Unit 1 costs over ten years beginning in 1987. In 1997 the amortization and recovery of the deferred Rockport Plant Unit 1 Phase-in Plan costs were completed. During the recovery period net income was unaffected by the recovery of the phase in deferrals. Amortization was $11.9 million in 1997 and $16 million in 1996 and 1995.


4. Commitments and Contingencies:

Construction and Other Commitments - The AEP System has substantial construction commitments to support its utility operations including the replacement of the Cook Plant Unit 1 steam generators. Such commitments do not presently include any expenditures for new generating capacity. Aggregate construction expenditures for 1998-2000 are estimated to be $2.4 billion.

   Long-term fuel supply contracts contain clauses for periodic price adjustments, and most jurisdictions have fuel clause mechanisms that provide for recovery of changes in the cost of fuel with the regulators' review and approval. The contracts are for various terms, the longest of which extends to the year 2014, and contain various clauses that would release the Company from its obligation under certain force majeure conditions.

   The AEP System has contracted to sell approximately 1,000 mw of capacity on a long-term basis to unaffiliated utilities. Certain contracts totaling 750 mw of capacity are unit power agreements requiring the delivery of energy only if the unit capacity is available. The power sales contracts expire from 1999 to 2010.

Nuclear Plant - I&M owns and operates the two-unit 2,110 mw Cook Plant under licenses granted by the NRC. The operation of a nuclear facility involves special risks, potential liabilities, and specific regulatory and safety requirements. Should a nuclear incident occur at any nuclear power plant facility in the United States, the resultant liability could be substantial. By agreement I&M is partially liable together with all other electric utility companies that own nuclear generating units for a nuclear power plant incident. In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery in rates is not possible, results of operations, cash flows and financial condition could be negatively affected.

Nuclear Plant Shutdown - On September 9 and 10, 1997, during a NRC architect engineer design inspection, questions regarding the operability of certain safety systems caused Company operations personnel to shut down Units 1 and 2 of the Cook Plant. On September 19, 1997, the NRC issued a Confirmatory Action Letter requiring the Company to address the issues identified in the letter. The Company is working with the NRC to resolve these issues and other issues related to restart of the units. Certain issues identified in the letter have been addressed. At this time management is unable to determine when the units will be returned to service. If the units are not returned to service in a reasonable period of time, it could have an adverse impact on results of operations, cash flows and possibly financial condition.

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

    Nuclear insurance pools and other insurance policies provide $3.6 billion (reduced to $3.0 billion effective January 1, 1998) of property damage, decommissioning and decontamination coverage for the Cook Plant. Additional insurance provides coverage for extra costs resulting from a prolonged accidental Cook Plant outage.
Some of the policies have deferred premium provisions which could be triggered by losses in excess of the insurer's resources. The losses could result from claims at the Cook Plant or certain other non-affiliated nuclear units. I&M could be assessed up to $35.8 million under these policies.

SNF Disposal - Federal law provides for government responsibility for permanent spent nuclear fuel disposal and assesses nuclear plant owners fees for spent fuel disposal. A fee of one mill per kilowatthour for fuel consumed after April 6, 1983 is being collected from customers and remitted to the U.S. Treasury. Fees and related interest of $181 million for fuel consumed prior to April 7, 1983 have been recorded as long-term debt. I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program. At December 31, 1997, funds collected from customers towards payment of the pre-April 1983 fee and related earnings thereon approximate the liability.

Decommissioning and Low Level Waste Accumulation Disposal - Decommissioning costs are accrued over the service life of the Cook Plant. The licenses to operate the two nuclear units expire in 2014 and 2017. After expiration of the licenses the plant is expected to be decommissioned through dismantlement. The Company's latest estimate for decommissioning and low level radioactive waste accumulation disposal costs range from $700 million to $1,152 million in 1997 nondiscounted dollars. The wide range is caused by variables in assumptions including the estimated length of time spent nuclear fuel must be stored at the plant subsequent to ceasing operations. This in turn depends on future developments in the federal government's SNF disposal program. Continued delays in the federal fuel disposal program can result in increased decommissioning costs. I&M is recovering estimated decommissioning costs in its three rate-making jurisdictions based on at least the lower end of the range in the most recent decommissioning study at the time of the last rate proceeding. I&M records decommissioning costs in other operation expense and records a noncurrent liability equal to the decommissioning cost recovered in rates; such amounts were $28 million in 1997, $27 million in 1996 and $30 million in 1995 including $4 million of special deposits. Decommissioning costs recovered from customers are deposited in external trusts. Trust fund earnings increase the fund assets and the recorded liability and decrease the amount needed to be recovered from ratepayers. At December 31, 1997, I&M has recognized a decommissioning liability of $381 million which is included in other noncurrent liabilities.

Revised Air Quality Standards - On July 18, 1997, the Federal EPA published a revised NAAQS for ozone and a new NAAQS for fine particulate matter (less than 2.5 microns in size). The new ozone standard is expected to result in redesignation of a number of areas of the country that are currently in compliance with the existing standard to nonattainment status which could ultimately dictate more stringent emission restrictions for AEP System generating units. New stringent emission restrictions on AEP System generating units to achieve attainment of the fine particulate matter standard could also be imposed. The AEP System operating companies joined with other utilities to appeal the revised NAAQS and filed petitions for review in August and September 1997 in the U.S. Court of Appeals for the District of Columbia Circuit. Management is unable to estimate compliance costs without knowledge of the reductions that may be necessary to meet the new standards. If such costs are significant, it could have a material adverse effect on results of operations, cash flows and possibly financial condition unless such costs are recovered.

Litigation - The Company is involved in a number of legal proceedings and claims. While management is unable to predict the ultimate outcome of litigation, it is not expected that the resolution of these matters will have a material adverse effect on the results of operations, cash flows or financial condition.


5. Dividend Restrictions:

Mortgage indentures, charter provisions and orders of regulatory authorities place various restrictions on the use of the subsidiaries' retained earnings for the payment of cash dividends on their common stocks. At December 31, 1997, $27 million of retained earnings were restricted. To pay dividends out of paid-in capital the subsidiaries need regulatory approval.



6. Lines of Credit and Commitment Fees:

At December 31, 1997 and 1996, unused short-term bank lines of credit were available in the amounts of $442 million and $409 million, respectively. In addition several of the subsidiaries engaged in providing non-regulated energy services share a line of credit under a revolving credit agreement. The amounts of credit available under the revolving credit agreement were $330 million and $100 million at December 31, 1997 and 1996, respectively. The short-term bank lines of credit and the revolving credit agreement require the payment of facility fees of approximately 1/10 of 1% on the daily amount of such commitments.

Outstanding short-term debt consisted of:

                                       December 31,
(Dollars In Thousands)            1997             1996

Balance Outstanding:
      Notes Payable             $199,285         $ 91,293
      Commercial Paper           355,790          228,402
            Total               $555,075         $319,695

Year-End Weighted
  Average Interest Rate:
      Notes Payable                 6.3%             6.2%
      Commercial Paper              6.8%             7.2%
            Total                   6.6%             6.9%


7. Yorkshire Acquisition and UK Windfall Tax

In April 1997 the Company and New Century Energies, Inc. through an equally owned joint venture, Yorkshire Power Group Limited (YPG), acquired all of the outstanding shares of Yorkshire, an electric distribution company in the UK. Total consideration paid by the joint venture was approximately $2.4 billion which was financed by a combination of equity and non-recourse debt. The Company uses the equity method of accounting for its investment in YPG. The Company's original investment in the joint venture was $360 million and is included in other property and investments.

In July 1997 the British government enacted a new law that imposed a one-time windfall tax on a revised privatization value which originally had been computed in 1990 on certain privatized utilities. The windfall tax is actually an adjustment of the original privatization price by the UK government. The windfall tax liability for Yorkshire Electricity Group plc is estimated to be 134 million pounds sterling ($219 million) and is payable in two equal installments. The first payment was made in December 1997 and the second installment will be due in December 1998. The Company's $109.4 million share of the tax is reported as an extraordinary loss. The equity earnings from the Yorkshire investment, excluding the extraordinary loss, which are included in nonoperating income, are $34 million inclusive of $10 million of nonrecurring tax benefits related to a reduction of the UK corporate income tax rate from 33% to 31% effective April 1, 1997.

The following amounts which are not included in AEP's consolidated financial statements represent summarized consolidated financial information of YPG at December 31, 1997 and for the nine-months then ended:

Assets:                                 (In Millions)
  Property, Plant and Equipment            $1,644.6
  Current Assets                              602.2
  Other Assets                              1,895.4
     Total Assets                          $4,142.2

Capitalization and Liabilities:
  Common Shareholders' Equity              $  542.1
  Long-term Debt                              704.3
  Other Noncurrent Liabilities                488.7
  Current Liabilities                       2,407.1
     Total Capitalization and Liabilities  $4,142.2

Income Statement Data:
  Operating Revenues                       $1,492.9
  Operating Income                            202.3
  Income Before Extraordinary Item             67.5
  Net Loss                                   (151.3)


8. Benefit Plans:

AEP System Pension Plan - The AEP pension plan is a trusteed, noncontributory defined benefit plan covering all employees meeting eligibility requirements, except participants in the UMWA pension plans. Benefits are based on service years and compensation levels. The funding policy is to make annual contributions to a qualified trust fund equal to the net periodic pension cost up to the maximum amount deductible for federal income taxes, but not less than the minimum required contribution in accordance with the Employee Retirement Income Security Act of 1974.

Net AEP pension plan costs were computed as follows:

                                   Year Ended December 31,
                                 1997       1996        1995
                                        (In Thousands)
Service Cost-Benefits
   Earned During the Year     $  36,000  $  40,000   $  30,400
Interest Cost on Projected
  Benefit Obligation            128,600    119,500     116,700
Actual Return on Plan Assets   (462,700)  (302,400)   (416,800)
Net Amortization (Deferral)     307,700    161,800     281,800
  Net AEP Pension Plan Costs  $   9,600  $  18,900   $  12,100

AEP pension plan assets, actuarially computed benefit obligations and the computation of accrued net pension plan liability are:

                                      December 31,
                                    1997        1996
                                     (In Thousands)

Actuarial Present Value
  of Benefit Obligation:
      Vested Obligation          $1,523,200   $1,377,000
      Nonvested Obligation          161,000      136,500
Effects of Salary Progression       205,800      162,700
    Projected Benefit Obligation  1,890,000    1,676,200
AEP Pension Plan Assets at
  Fair Value (a)                  2,370,300    2,009,500
Funded Status - AEP Pension Plan
  Assets in Excess of Projected
  Benefit Obligation                480,300      333,300
Unrecognized Prior
  Service Cost                      119,400      133,200
Unrecognized Net Gain on Assets    (640,800)    (488,200)
Unrecognized Net Transition
  Assets (Being Amortized
  Over 17 Years)                    (59,100)     (68,900)
    Accrued Net AEP Pension Plan
      Liability                  $ (100,200)  $  (90,600)

(a) AEP pension plan assets primarily consist of common stocks, bonds and cash equivalents and are included in a separate entity trust fund.

Assumptions used to determine AEP's net pension plan liability were:
                                                   December 31,
                                                1997  1996  1995

Discount Rate                                   7.00% 7.75% 7.25%
Average Rate of Increase in Compensation Levels  3.2%  3.2%  3.2%
Expected Long-Term Rate of Return on Plan Assets 9.0%  9.0%  9.0%

OPEB - The AEP System provides certain benefits other than pensions for retired employees. Substantially all non-UMWA employees are eligible for postretirement health care and life insurance if they retire from active service after reaching age 55 and have at least 10 service years.

  Postretirement medical benefits for UMWA employees at affiliated mining operations who have or will retire after January 1, 1976 are the liability of the OPCo coal-mining subsidiaries and are included in the OPEB net costs and liability. They are eligible for postretirement medical benefits if they retire from active service after reaching age 55 and have at least 10 service years. In addition, non-active UMWA employees will become eligible for postretirement benefits at age 55 if they have had 20 years of service.

  The funding policy for AEP's OPEB plan is to make contributions to an external Voluntary Employees Beneficiary Association trust fund equal to the incremental OPEB costs (i.e., the amount that the total postretirement benefits cost under SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," exceeds the pay-as-you-go amount). Contributions were $35.2 million in 1997, $45.8 million in 1996 and $53 million in 1995. In several jurisdictions the utility subsidiaries deferred the increased OPEB costs resulting from the SFAS 106 required change from pay-as-you-go to accrual accounting which were not being recovered in rates. No additional deferrals were made in 1997 or 1996. At December 31, 1997 and 1996, $7.9 million and $14.5 million, respectively, of incremental OPEB costs were deferred.

  Aggregate OPEB costs were computed as follows:

                                 Year Ended December 31,
                                1997      1996      1995
                                     (In Thousands)

Service Cost                  $ 14,000  $ 15,300   $13,500
Interest Cost on Projected
  Benefit Obligation            55,900    53,500    54,900
Net Amortization of the
 Transition Obligation          32,000    32,300    32,000
Return on Plan Assets          (44,100)  (21,100)  (25,400)
Net Amortization (Deferral)     21,500     9,900    16,800
    Net OPEB Costs            $ 79,300  $ 89,900   $91,800

OPEB assets, actuarially computed benefit obligations and the computation of the accrued net OPEB liability are:

                                       December 31,
                                  1997             1996
                                      (In Thousands)

Accumulated Postretirement
  Benefit Obligation:
    Active Employees Fully
     Eligible for Benefits     $  73,800         $ 57,800
    Current Retirees             466,900          423,000
    Other Active Employees       309,000          245,600
      Total Benefit Obligation   849,700          726,400
Fair Market Value of
  Plan Assets (a)                311,900          232,500
Unfunded Benefit Obligation     (537,800)        (493,900)
Unrecognized Net Loss (Gain)      66,100           (3,300)
Unrecognized Net Transition
  Obligation Being
  Amortized Over 20 Years        416,400          448,500
    Accrued Net OPEB Liability $ (55,300)        $(48,700)

(a) Plan assets consist of cash surrender value of life insurance contracts on certain employees owned by the trust and short-term tax-exempt municipal bonds.

Assumptions used to determine OPEB's funded status were:

                                              December 31,
                                       1997      1996      1995

Discount Rate                          7.00%     7.75%     7.25%
Expected Long-Term Rate
  of Return on Plan Assets             8.75%     8.75%     8.75%
Initial Medical Cost Trend Rate         7.0%      7.5%      8.0%
Ultimate Medical Cost Trend Rate       4.25%     4.75%      4.5%
Medical Cost Trend Rate Decreases
  to Ultimate Rate in Year              2005      2005      2005

Assuming a one percent increase in the medical cost trend rate, the 1997 OPEB cost for all employees, both non-UMWA and UMWA, would increase by $10 million and the accumulated benefit obligations would increase by $92 million.

AEP System Savings Plan - An employee savings plan is offered to non-UMWA employees which allows participants to contribute up to 17% of their salaries into various investment alternatives, including AEP common stock. An employer matching contribution, equaling one-half of the employees' contribution to the plan up to a maximum of 3% of the employees' base salary, is invested in AEP common stock. The employer's annual contributions totaled $19.6 million in 1997, $19 million in 1996 and $18.8 million in 1995.

Other UMWA Benefits - The Company provides UMWA pension, health and welfare benefits for certain employees, retirees, and their survivors who meet eligibility requirements. The benefits are administered by UMWA trustees and contributions are made to their trust funds. Contributions based on hours worked are expensed as paid as part of the cost of active mining operations and were not material in 1997, 1996 and 1995. Based upon the UMWA actuary estimate the Company's share of unfunded pension liability was $6.9 million at June 30, 1997. In the event the Company should significantly reduce or cease mining operations or contributions to the UMWA trust funds, a withdrawal obligation will be triggered for both the pension and health and welfare plans. If the mining operations had been closed on December 31, 1997 the estimated withdrawal liability for all UMWA benefit plans would have been $6.7 million.


9. Fair Value of Financial Instruments:

Nuclear Trust Funds Recorded at Market Value - The trust investments, reported in other property and investments, are recorded at market value in accordance with SFAS No. 115 and consist of tax-exempt municipal bonds and other securities.

At December 31, 1997 and 1996 the fair values of the trust investments were $566 million and $491 million, respectively. Accumulated gross unrealized holding gains were $41 million and $21.9 million at December 31, 1997 and 1996, respectively and accumulated gross unrealized holding losses were $1.2 million at both year-ends. The change in market value in 1997, 1996, and 1995 was a net unrealized holding gain of $19.1 million, $2.6 million and $24.9 million, respectively.

The trust investments' cost basis by security type were:

                                               December 31,
                                          1997             1996
                                              (In Thousands)

Tax-Exempt Bonds                        $335,358         $340,290
Equity Securities                         74,398           54,389
Treasury Bonds                            44,200           26,958
Corporate Bonds                            9,167            7,977
Cash, Cash Equivalents and
  Accrued  Interest                       63,392           40,430
            Total                       $526,515         $470,044

Proceeds from sales and maturities of securities of $147.3 million during 1997 resulted in $3.9 million of realized gains and $1.4 million of realized losses. Proceeds from sales and maturities of securities of $115.3 million during 1996 resulted in $2.6 million of realized gains and $2.1 million of realized losses. During 1995 proceeds from sales and maturities of securities of $78.2 million resulted in $1.4 million of realized gains and $0.3 million of realized losses. The cost of securities for determining realized gains and losses is original acquisition cost including amortized premiums and discounts.

At December 31, 1997, the year of maturity of trust fund investments other than equity securities, was:

                     (In Thousands)
1998                    $ 87,063
1999 - 2002              127,575
2003 - 2007              182,873
After 2007                54,606
   Total                $452,117

Other Financial Instruments Recorded at Historical Cost - The carrying amounts of cash and cash equivalents, accounts receivable, short-term debt, and accounts payable approximate fair value because of the short-term maturity of these instruments. Fair values for preferred stock subject to mandatory redemption were $136 million and $517 million and for long-term debt were $5.7 billion and $5.0 billion at December 31, 1997 and 1996, respectively. The carrying amounts on the financial statements for preferred stock subject to mandatory redemption were $128 million and $510 million and for long-term debt were $5.4 billion and $4.9 billion at December 31, 1997 and 1996, respectively. Fair values are based on quoted market prices for the same or similar issues and the current dividend or interest rates offered for instruments of the same remaining maturities. The carrying amount of the spent nuclear fuel disposal trust funds approximates the Company's best estimate of the fair value of the pre-April 1983 SNF disposal liability.




10. Federal Income Taxes:

The details of federal income taxes as reported are as follows:

                                                   Year Ended December 31,
                                                 1997       1996       1995
                                                       (In Thousands)
Charged (Credited) to Operating Expenses (net):
  Current                                      $346,290   $375,528   $265,313
  Deferred                                       11,124    (17,008)    22,990
  Deferred Investment Tax Credits               (16,134)   (16,298)   (16,276)
      Total                                     341,280    342,222    272,027

Charged (Credited) to Nonoperating Income (net):
  Current                                       (16,038)    (5,636)    11,325
  Deferred                                      (17,673)    (4,470)   (11,074)
  Deferred Investment Tax Credits                (9,107)    (9,510)    (9,543)
      Total                                     (42,818)   (19,616)    (9,292)

Total Federal Income Tax as Reported           $298,462   $322,606   $262,735

       The following is a reconciliation of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory tax rate, and the amount of federal income taxes reported.

                                                  Year Ended December 31,
                                                1997       1996       1995
                                                      (In Thousands)

Income Before Preferred Stock Dividend
  Requirements of Subsidiaries               $ 638,211   $628,856   $584,674
Extraordinary Loss (Note 7)                   (109,419)      -          -
Federal Income Taxes                           298,462    322,606    262,735
Pre-Tax Book Income                          $ 827,254   $951,462   $847,409

Federal Income Tax on Pre-Tax Book Income
  at Statutory Rate (35%)                     $289,539   $333,012   $296,593
Increase (Decrease) in Federal Income Tax
  Resulting from the Following Items:
  Depreciation                                  53,239     50,537     46,453
  Corporate Owned Life Insurance               (18,240)   (12,009)   (25,506)
  Investment Tax Credits (net)                 (25,241)   (25,813)   (26,179)
  Extraordinary Loss - UK Windfall Tax          38,297       -          -
  Other                                        (39,132)   (23,121)   (28,626)
Total Federal Income Taxes as Reported        $298,462   $322,606   $262,735

Effective Federal Income Tax Rate                36.1%      33.9%      31.0%




The following tables show the elements of the net deferred tax liability and the significant temporary differences:

                                                           December 31,
                                                      1997            1996
                                                         (In Thousands)

Deferred Tax Assets                                $   807,226    $   784,349
Deferred Tax Liabilities                            (3,368,147)    (3,427,492)
  Net Deferred Tax Liabilities                     $(2,560,921)   $(2,643,143)

Property Related Temporary Differences             $(2,161,484)   $(2,162,099)
Amounts Due From Customers For Future
  Federal Income Taxes                                (410,255)      (428,698)
Deferred State Income Taxes                           (201,843)      (229,429)
All Other (net)                                        212,661        177,083
  Total Net Deferred Tax Liabilities               $(2,560,921)   $(2,643,143)

     The Company has settled with the IRS all issues from the audits of the consolidated federal income tax returns for the years prior to 1991. Returns for the years 1991 through 1996 are presently being audited by the IRS. During the audit the IRS agents requested a ruling from their National Office that certain interest deductions relating to COLI claimed by the Company for 1991 through 1993 should not be allowed. The Company filed a brief with the IRS National Office refuting the agents' position. Although no adjustments have been proposed, a disallowance of the COLI interest deductions through December 31, 1997 would reduce earnings by approximately $286 million (including interest). AEP believes it has meritorious defenses and will vigorously contest any proposed adjustments. No provisions for this amount have been recorded. In the event the Company is unsuccessful it could have a material adverse impact on results of operations and cash flows.


11. Leases:

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

    Lease rentals are primarily charged to operating expenses in accordance with rate-making treatment.  The components of rentals are as follows:
                                                  Year Ended December 31,
                                               1997        1996        1995
                                                      (In Thousands)

 Operating Leases                            $257,042    $262,451    $259,877
 Amortization of Capital Leases               104,732     114,050     101,068
 Interest on Capital Leases                    31,601      28,696      27,542
   Total Rental Payments                     $393,375    $405,197    $388,487

     Properties under capital leases and related obligations on the Consolidated Balance Sheets are as follows:

                                                          December 31,
                                                    1997                1996
                                                         (In Thousands)

ELECTRIC UTILITY PLANT:
  Production                                      $ 47,246            $ 44,390
  Transmission                                           3                   6
  Distribution                                      14,660              14,699
  General:
    Nuclear Fuel (net of amortization)             103,939              59,681
    Mining Plant and Other                         516,843             466,797
      Total Electric Utility Plant                 682,691             585,573
  Accumulated Amortization                         196,145             200,931
      Net Electric Utility Plant                   486,546             384,642

OTHER PROPERTY                                      57,763              33,439
  Accumulated Amortization                           5,917               3,854
      Net Other Property                            51,846              29,585

      Net Property under Capital Leases           $538,392            $414,227

Capital Lease Obligations:*
  Noncurrent Liability                            $437,303            $324,674
  Liability Due Within One Year                    101,089              89,553
      Total Capital Lease Obligations             $538,392            $414,227

*Represents the present value of future minimum lease payments. The noncurrent portion of capital lease obligations is included in other noncurrent liabilities in the Consolidated Balance Sheet.

       Properties under operating leases and related obligations are not included in the Consolidated Balance Sheets.

        Future minimum lease rentals, consisted of the following at December 31, 1997:
                                                 Noncancelable
                                    Capital         Operating
                                    Leases          Leases
                                        (In Thousands)

1998                                $104,623     $   243,042
1999                                  92,740         229,764
2000                                  79,507         228,044
2001                                  64,438         225,482
2002                                  59,400         220,111
Later Years                          164,371       3,577,422
Total Future Minimum Lease Rentals   565,079 (a)  $4,723,865
Less Estimated Interest Element      130,626
Estimated Present Value of Future
  Minimum Lease Rentals              434,453
Unamortized Nuclear Fuel             103,939
  Total                             $538,392

(a) Minimum lease rentals do not include nuclear fuel rentals. The rentals are paid in proportion to heat produced and carrying charges on the unamortized nuclear fuel balance. There are no minimum lease payment requirements for leased nuclear fuel.



12.  Supplementary Information:

                                                    Year Ended December 31,
                                                   1997       1996      1995
                                                         (In Thousands)

Purchased Power - OVEC
  (44.2% owned by AEP System)                    $29,631    $22,156    $10,546

Cash was paid for:
  Interest (net of capitalized amounts)         $390,491   $373,570   $395,169
  Income Taxes                                  $398,833   $404,297   $273,671

Noncash Acquisitions under Capital Leases       $234,846   $136,988   $106,256

13.  Capital Stocks and Paid-In Capital:

      Changes in capital stocks and paid-in capital during the period January 1, 1995 through December 31, 1997 were:

                                                                                Cumulative Preferred Stocks
                              Shares                                                  of Subsidiaries
                                         Cumulative                             Not Subject    Subject to
                Common Stock-      Preferred Stocks                  Paid-in    To Mandatory   Mandatory
                Par Value $6.50(a)  of Subsidiaries  Common Stock    Capital     Redemption    Redemption(b)
                                                       (Dollars in Thousands)
January 1, 1995   194,234,992          8,236,251   $1,262,527     $1,640,661    $  233,240      $590,385
Issuances           1,400,000               -           9,100         39,607          -             -
Retirements and
  Other                  -            (1,526,500)        -           (21,744)      (85,000)      (67,650)
December 31, 1995 195,634,992          6,709,751    1,271,627      1,658,524       148,240       522,735
Issuances           1,600,000               -          10,400         55,061          -             -
Retirements and
  Other                  -              (707,518)        -             1,969       (57,917)      (12,835)
December 31, 1996 197,234,992          6,002,233    1,282,027      1,715,554        90,323       509,900
Issuances           1,754,989               -          11,408         65,337          -             -
Retirements and
  Other                  -            (4,258,947)        -            (2,109)      (43,599)     (382,295)
December 31, 1997 198,989,981          1,743,286   $1,293,435     $1,778,782    $   46,724      $127,605

(a) Includes 8,999,992 shares of treasury stock.
(b) Including portion due within one year.


14.  Unaudited Quarterly Financial Information:

                                         Quarterly Periods Ended
                                                1997
                        March 31        June 30       Sept. 30       Dec. 31
(In Thousands - Except
Per Share Amounts)

Operating Revenues     $1,492,069     $1,382,158     $1,583,994     $1,703,147
Operating Income          271,978        221,255        275,090        216,131
Net Income Before
   Extraordinary Item     172,562        121,139        201,746        124,933
Net Income                172,562        121,139         91,181        126,079
Earnings per Share
   Before Extraordinary
   Item*                     0.92           0.64           1.07           0.66
Earnings per Share           0.92           0.64           0.48           0.66

*Amounts for 1997 do not add to $3.28 earnings per share due to rounding.


The third quarter of 1997 includes an extraordinary loss of $110.6 million or $0.59 per share for a UK Windfall Tax which retroactively adjusted upward Yorkshire's privatization price discussed in Note 7.

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

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

                                                             December 31, 1997
                                         Call
                                       Price per             Shares              Shares     Amount (In
                                       Share (a)           Authorized(b)       Outstanding  Thousands)
Not Subject to Mandatory Redemption:
  4.08% - 4.56% (c)                   $102-$110                 932,403            467,236    $ 46,724

Subject to Mandatory Redemption:
  5.90% - 5.92% (c)(d)                     (e)                1,950,000            388,100    $ 38,810
  6.02% - 6-7/8% (c)(d)                    (f)                1,950,000            637,950      63,795
  7% (g)                                   (g)                  250,000            250,000      25,000
    Total Subject to Mandatory
      Redemption (d)                                                                          $127,605

______________________________________________________________________________________________________


                                                               December 31, 1996
                                           Call
                                         Price per             Shares            Shares     Amount (In
                                         Share (a)           Authorized(b)     Outstanding  Thousands)

Not Subject to Mandatory Redemption:
  4.08% - 4.56%                       $102-$110                 932,403            903,233    $ 90,323

Subject to Mandatory Redemption (d):
  5.90% - 5.92%                            (e)                1,950,000          1,904,000    $190,400
  6.02% - 6-7/8%                           (f)                1,950,000          1,945,000     194,500
  7% - 7-7/8%                         $107.80-$107.88         1,250,000          1,250,000     125,000
    Total Subject to Mandatory
      Redemption (d)                                                                          $509,900



NOTES TO SCHEDULE OF CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

(a) At the option of the subsidiary the shares may be redeemed at the call price plus accrued dividends.
    The involuntary liquidation preference is $100 per share for all outstanding shares.
(b) As of December 31, 1997 the subsidiaries had 7,189,682, 22,200,000 and 7,579,435 shares of $100, $25 and no par value preferred stock, respectively, that were authorized but unissued.
(c) During the first quarter of 1997 preferred stock was reacquired in connection with a tender offer.
(d) Shares outstanding and related amounts are stated net of applicable retirements through sinking funds
    (generally at par) and reacquisitions of shares in anticipation of future requirements.  The subsidiaries reacquired enough shares in 1997 to meet all sinking fund requirements on certain series until 2008 and on certain series until 2009 when all remaining outstanding shares must be redeemed.
    The sinking fund provisions of the series subject to mandatory redemption aggregate $5,000,000 each for the years 2000, 2001 and 2002.
(e) Not callable prior to 2003; after that the call price is $100 per share.
(f) Not callable prior to 2000; after that the call price is $100 per share.
(g) With sinking fund.  Redemption is restricted prior to 2000.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

                              Weighted Average
Maturity                        Interest Rate    Interest Rates at December 31,       December 31,
                              December 31, 1997       1997            1996         1997          1996
                                                                                       (In Thousands)
FIRST MORTGAGE BONDS
  1997-2000                          7.20%         6.35%-9.15%    6-1/4%-9.15%  $  466,411    $  383,671
  2001-2006                          7.10%            6%-8.95%        6%-8.95%   1,511,000     1,511,000
  2021-2025                          7.95%         7.10%-8.80%     7.10%-9.35%   1,120,419     1,276,750

INSTALLMENT PURCHASE CONTRACTS (a)
  1998-2002                          4.60%        3.70%-7-1/4%    4.10%-7-1/4%     189,500       209,500
  2007-2025                          6.45%        5.45%-7-7/8%    5.45%-7-7/8%     756,745       756,745

NOTES PAYABLE (b)
  1997-2008                          6.73%         5.29%-9.60%     5.29%-9.60%     671,681       282,681

JUNIOR DEBENTURES
  2025 - 2027                        8.17%         7.92%-8.72%        8%-8.72%     495,000       315,000

OTHER LONG-TERM DEBT (c)                                                           250,357       182,943

Unamortized Discount (net)                                                         (37,196)      (34,580)
Total Long-term Debt
  Outstanding (d)                                                                5,423,917     4,883,710
Less Portion Due Within One Year                                                   294,454        86,942
Long-term Portion                                                               $5,129,463    $4,796,768

NOTES TO SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

(a)  For certain series of installment purchase contracts interest rates are subject to periodic adjustment.
Certain series will be purchased on demand at periodic interest-adjustment dates.  Letters of credit from banks and standby bond purchase agreements support certain series.
(b)  Notes payable represent outstanding promissory notes issued under term loan agreements and revolving credit agreements with a number of banks and other financial institutions and unsecured medium term notes issued to the public.  At expiration all notes then issued and outstanding are due and payable.  Interest rates are both fixed and variable.  Variable rates generally relate to specified short-term interest rates.
(c)  Other long-term debt consists of a liability along with accrued interest for disposal of  spent nuclear fuel (see Note 4 of the Notes to Consolidated Financial Statements) and financing obligation under sale lease back agreements.
(d)  Long-term debt outstanding at December 31, 1997 is payable as follows:

   Principal Amount (in thousands)

   1998                $  294,454
   1999                   491,579
   2000                   321,286
   2001                   267,040
   2002                   484,533
   Later Years          3,602,221
     Total             $5,461,113

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

Independent Auditors' Report

To the Shareholders and Board of Directors of American Electric Power Company, Inc.:


   We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Columbus, Ohio
February 24, 1998