Form 10-K405, Exhibit 13
period 1999-12-31
AMERICAN ELECTRIC POWER COMPANY INC
filed 2000-03-24
CIK 4904

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA
Year Ended December 31,                1999         1998        1997        1996       1995
INCOME STATEMENTS DATA (in millions):
Total Revenues                        $6,916       $6,397      $5,928      $5,861     $5,673
Operating Income                       1,305        1,247       1,346       1,369      1,254
Income Before Extraordinary Item         520          536         620         587        530
Extraordinary Loss -
 UK Windfall Tax                        -            -            109        -          -
Net Income                               520          536         511         587        530

December 31,                           1999         1998        1997        1996       1995

BALANCE SHEETS DATA (in millions):
Property, Plant and Equipment        $22,205      $21,351     $20,005     $19,289    $18,815
Accumulated Depreciation
  and Amortization                     9,150        8,549       8,087       7,656      7,206
       Net Property,
         Plant and Equipment         $13,055      $12,802     $11,918     $11,633    $11,609

Total Assets                         $21,488      $19,483     $16,615     $15,883    $15,900

Common Shareholders' Equity            5,006        4,842       4,677       4,545      4,340

Cumulative Preferred Stocks
  of Subsidiaries:
  Not Subject to Mandatory Redemption     45           46          47          90        148

  Subject to Mandatory Redemption*       119          128         128         510        523

Long-term Debt*                        7,447        7,006       5,424       4,884      5,057

Obligations Under Capital Leases*        520          533         538         414        405

*Including portion due within one year

Year Ended December 31,                1999         1998        1997        1996       1995

COMMON STOCK DATA:
Earnings per Common Share:
  Before Extraordinary Item            $2.69       $ 2.81       $3.28       $3.14      $2.85
  Extraordinary Loss - UK Windfall Tax   -            -         (0.58)        -          -
  Net Income                           $2.69       $ 2.81       $2.70       $3.14      $2.85

Average Number of Shares
  Outstanding (in millions)              193          191         189         187        186

Market Price Range: High            $48-3/16     $53-5/16     $    52     $44-3/4    $40-5/8

                    Low              30-9/16      42-1/16      39-1/8      38-5/8     31-1/4

Year-end Market Price                 32-1/8      47-1/16      51-5/8      41-1/8     40-1/2

Cash Dividends Paid                    $2.40        $2.40       $2.40       $2.40      $2.40
Dividend Payout Ratio                   89.1%        85.4%       88.7%(a)    76.5%      84.1%
Book Value per Share                  $25.79       $25.24      $24.62      $24.15     $23.25

(a) Dividend Payout Ratio before Extraordinary Loss - UK Windfall Tax is 73.1%.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

    This discussion includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from forward looking statements are: electric load and customer growth; abnormal weather conditions; available sources and costs of fuels; availability of generating capacity; the impact of the proposed merger with Central and South West Corporation (CSW) including any regulatory conditions imposed on the merger or the inability to consummate the merger; the speed and degree to which competition is introduced to our power generation business, the structure and timing of a competitive market and its impact on energy prices or fixed rates; the ability to recover net regulatory assets and other stranded costs in connection with deregulation of generation; new legislation and government regulations; the ability of the Company to successfully control its costs; the success of new business ventures; international developments affecting our foreign investments; the economic climate and growth in our service territory; unforeseen events affecting the Company's efforts to restart its nuclear generating units which are on an extended safety related shutdown; the outcome of litigation with the Internal Revenue Service related to certain interest deductions for a corporate owned life insurance program; the ability of the Company to successfully challenge new environmental regulations and to successfully litigate claims that the Company violated the Clean Air Act; inflationary trends; changes in electricity and gas market prices; interest rates; and other risks and unforeseen events.

    American Electric Power (AEP or the Company), one of the United
States' (U.S.) largest investor-owned electric utilities, is a global energy company. Its domestic regulated electric utility operations provide electric power to 3 million retail customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia and markets, trades and transmits electricity in most of the Northern and Eastern U.S. AEP's worldwide electric and gas operations has holdings in the U.S., the United Kingdom (U.K.), Australia, China and Mexico. These holdings include electric distribution systems in the U.K. and Australia; generation assets in China; a Louisiana gas storage facility, an intrastate gas pipeline operation and a gas trading business in the U.S.; generation facilities under construction in Mexico; and an energy trading business in a developmental stage in Europe. Subsidiaries also provide power engineering and construction, energy consulting and energy management services worldwide. The businesses that comprise worldwide operations are not cost-based rate regulated for accounting purposes, although they are generally subject to different forms of price regulation. As a result regulatory assets and liabilities are not recorded for the worldwide operations. In December 1997 the Company announced plans to merge with CSW, another investor owned electric utility with regulated operations in Arkansas, Louisiana, Oklahoma and Texas; global energy investments in the U.K., Brazil, Chile and Mexico and ownership interests in non-regulated generating plants in Florida, Texas and Colorado.
    Management faced many challenges in 1999 including:
    Managing the Cook Nuclear Plant restart efforts under Nuclear
    Regulatory Commission (NRC) supervision and the recovery of the restart costs in regulated rates,
    Working with regulators to secure approval of the AEP-CSW merger, Managing energy-related investments in the U.K., China and Australia, Operating the newly acquired Louisiana Intrastate Gas (LIG), a fully integrated natural gas gathering, processing, storage and transportation operation in Louisiana,
    Growing the electricity and gas trading operations, Implementing laws, passed in 1999, for electric competition in Ohio and Virginia,
    Working to shape restructuring legislation to make it fair and advantageous to all interested stakeholders and to recover generation related stranded costs including regulatory assets, Dealing with actions and litigation against the Company's coal-fired generating plants by the U.S. Environmental Protection Agency
    (Federal EPA) and certain northeastern states, and Working to mitigate new U.K. price constraints.
    Although earnings will continue to be adversely affected by the expenditures to restart the Cook nuclear units, we expect positive things to occur in 2000 including the restart of the Cook Plant units and the consummation of the merger with CSW. Management expects earnings to recover in 2001 when both Cook nuclear units are expected to be in service for the full year. Although AEP's three-year total shareholder return was in the top quartile of the S&P Electric Utility Index for 1997, AEP's three-year total shareholder return ranked 25th among the companies in the S&P Electric Utility Index for 1999, reflecting the decline in AEP's common stock price. The decline in AEP's stock price in 1999, in management's opinion, reflects the uncertainties associated with the Cook Plant restart and the consummation of the merger with CSW as well as a general decline in the utility sector.

Results of Operations
Net Income
    Net income for 1999 declined 3% to $520 million or $2.69 per share from $536 million or $2.81 per share in 1998 primarily due to increased costs of the Cook Plant restart efforts and moderation of extreme weather experienced in the summer of 1998. In 1998 net income increased 5% to $536 million or $2.81 per share from $511 million or $2.70 per share in 1997 primarily due to the effect of a 1997 extraordinary loss of $109 million. The extraordinary loss, recorded in 1997, was a result of the U.K.'s one-time windfall tax which was based on a revision or recomputation of the original privatization value of certain privatized utilities, including Yorkshire Electricity Group plc (Yorkshire).

Income Before Extraordinary Item
    In 1998 income before the extraordinary loss, recorded in 1997, decreased 14% to $536 million or $2.81 per share from $620 million or $3.28 per share in 1997. Several major items reduced 1998 earnings including the cost of restart activities at the Cook Plant, a write-down of Yorkshire's investment in Ionica, a U.K. telecommunications company, severance accruals for reductions in power generation and energy delivery staff and mild winter and fall weather.

Revenues Increase
    Total revenues increased 8% in 1999 and 1998. Revenues increased in 1999 primarily due to the worldwide electric and gas operations' sale of electricity in Australia and China and gas in the U.S. These transactions are primarily from the activities of businesses acquired in December 1998, CitiPower in Australia and LIG, and the commencement of commercial operation of a two-unit 250 megawatt (MW) coal-fired generating plant in China. The 1998 increase was primarily due to increased revenues from retail, wholesale and transmission service customers in the Company's domestic regulated electric utility operations.
    The table below shows the changes in the components of revenues from domestic regulated electric utility operations and the increase in worldwide electric and gas operations. Revenues from the domestic regulated electric utility operations decreased slightly in 1999 and increased 8% in 1998. The worldwide electric and gas operations revenues increased significantly in 1999 following a 6% increase in 1998.
                        Increase (Decrease)
                        From Previous Year
(Dollars in Millions)     1999     1998
                      Amount  %  Amount   %
Domestic Regulated
 Electric Utility
 Operations:
  Retail:
   Residential        $  66       $ 37
   Commercial            47         57
   Industrial           (11)        90
   Other                  1          4
                        103   2.0  188   3.8

  Wholesale            (191)(19.0) 207  25.9

  Transmission           (6) (3.3)  68  61.7

  Other                  63 106.1    3   4.8

    Total Domestic
     Regulated
     Electric Utility
     Operations         (31) (0.5) 466   7.9

Worldwide Electric
 and Gas Operations     550  N.M.    3   6.3

     Total            $ 519   8.1 $469   7.9
N.M. = Not Meaningful.

    In 1999 retail revenues increased 2% reflecting a 2% increase in retail sales. Sales to residential and commercial customers increased 4% reflecting colder winter weather and customer growth.
    Retail revenues increased 4% in 1998 reflecting a 2% rise in sales and increased retail fuel cost recoveries. The increase in retail fuel recoveries reflects the greater use of internal higher cost coal fired generation and purchased power partially resulting from the need to replace nuclear power usually generated at the Cook Plant. Although residential sales were flat reflecting mild winter and fall weather in 1998, revenues from residential customers increased 2%. The accrual of fuel-related revenues for the recovery of the higher cost Cook Plant replacement energy accounted for the increase in residential revenues. The rise in commercial revenues resulted from a 4% increase in sales reflecting increased usage and growth in the number of commercial customers. Industrial revenues increased 6% reflecting a sales increase of 2% following the resumption of operations by a major industrial customer after an extended labor strike. Also contributing to the increase in industrial revenues were favorable contract price adjustments to certain major industrial customers and the pass-through of higher power costs during periods of peak demand.
    Wholesale revenues declined 19% in 1999 predominantly due to a decrease in wholesale energy sales and a reduction in net revenues from power trading due to a decline in margins. The decrease in wholesale sales reflects the expiration in July 1998 of a power contract which supplied power to several municipal customers and the decision by another wholesale customer who buys energy under a unit power agreement not to take energy from AEP during an outage of that unit. The decline in margins reflects the moderation of extreme weather and capacity shortages experienced in the summer of 1998. The Company engages in the trading of electricity with other utilities and power marketers in the Company's traditional marketing area. Revenues from the trading of electricity are recorded net of purchases. Regulated trading activities are conducted as part of AEP's electric power wholesale marketing and trading operations and involve the purchase and sale of substantial amounts of electricity.
    The 26% increase in wholesale revenues in 1998 is attributable to net revenues from trading of electricity and increased power marketing sales. Although wholesale revenues rose, total wholesale sales declined due to a reduction in coal conversion service sales. These sales are for the generation of electricity from the purchaser's coal and as a result do not include fuel costs. Consequently, the drop in coal conversion service sales did not have a significant effect on wholesale revenues.
    The 62% increase in transmission service revenues in 1998 is attributable to a substantial rise in the quantity of energy transmitted for other entities over AEP's transmission lines. Open transmission access rules issued in 1996 by the FERC and the expansion of wholesale power marketing has contributed to growth in the use of AEP's transmission services.
    In 1999 other revenues increased substantially due to a favorable adjustment to a provision for revenue refund in the Company's Virginia jurisdiction in connection with the commission's final order and increased rental income. The increase in rental income reflects agreed to revisions in the billings for pole attachments with telecommunications companies.
    The level of wholesale transactions, including transmission services, tends to fluctuate due to the highly competitive nature of the short-term
(spot) energy market and other factors, such as affiliated and unaffiliated generating plant availability, the weather and the economy. The FERC rules which introduced a greater degree of competition into the wholesale energy market have had a major effect on wholesale sales and transmission service revenues as more electricity is traded in the short-term market.

Operating Expenses Increase
    Operating expenses increased 9% in 1999 and 12% in 1998.  The increases were attributable to acquisitions in late 1998 of new worldwide electricity and gas operations and the costs to restart the shutdown Cook Plant nuclear generating units. Exclusive of these factors operating expenses actually declined in 1999. Changes in the components of operating expenses were as follows:
                      Increase (Decrease)
                      From Previous Year
(Dollars in Millions)   1999        1998
                  Amount    %   Amount   %

Fuel and
 Purchased Power   $(38)  (1.8)  $392  22.2
Maintenance and
 Other Operation     22    1.2    135   7.9
Depreciation and
  Amortization       20    3.4    (11) (1.9)
Taxes Other Than
  Income Taxes        1    0.2      6   1.3
Worldwide Electric
  and Gas
  Operations        456  480.0     46  93.9
      Total        $461    9.0   $568  12.4


    The decline in fuel and purchased power expense in 1999 is primarily due to a decrease in fuel expense as generation declined 2% reflecting lower demand for electricity by the Company's firm wholesale customers.
Firm wholesale customers include municipal distribution systems that purchase electricity at wholesale to supply the needs of their retail customers and unaffiliated electric utilities that buy power under long-term contracts. The expiration in July 1998 of a contract to supply several municipal customers and the outage of an AEP generating unit with a long-term unit power agreement accounted for the reduced demand.
    Fuel and purchased power expense increased significantly in 1998 primarily due to additional purchases of electricity for resale to other utilities and power marketers and for replacement of energy usually generated by the Cook Plant. Both of Cook's nuclear generating units were unavailable due to the unplanned safety related shutdown which began in September 1997 and continued throughout 1999. Also contributing to the increase in fuel and purchased power expense was an increase in the average cost of fuel consumed reflecting the reduced availability of lower cost nuclear generation.

    The increase in maintenance and other operation expense in 1999 is primarily due to the cost of restart efforts at the Cook Plant. The increased Cook Plant restart expenditures were partially offset by cost containment efforts in power generation, transmission and distribution and lower costs to restore service after severe weather damage to the Company's transmission and distribution system in 1998. The increase in maintenance and other operation expenses in 1998 is primarily due to the extended Cook Plant outage, power marketing and trading costs associated with the efforts of AEP to build a major power trading business, severance accruals for reductions in power generation and energy delivery staff and costs to restore service interrupted by two severe snowstorms in the winter of 1998.
    Expenses of the Company's worldwide electric and gas operations increased significantly in 1999 and 1998 due to the addition of expenses of the businesses acquired in December 1998 and the commercial operation of the generating units constructed in China. LIG was acquired on December 1, 1998 resulting in one month of operating costs being included in AEP's 1998 operating costs and CitiPower, an Australian electric distribution business, was acquired on December 31, 1998. Both acquisitions were accounted for using the purchase method which recognizes revenues and costs from the purchase date.

Interest and Preferred Dividends
    The significant increase in interest and preferred dividends in 1999 reflects increased borrowings to support the expansion of AEP's worldwide electric and gas operations and related acquisitions including CitiPower and LIG in December 1998.

Income Taxes
    Income taxes declined in 1999 primarily due to an increase in foreign tax credits and a decrease in state income taxes.
    The decrease in income tax expense in 1998 was primarily due to a decrease in pre-tax income excluding the extraordinary loss for the U.K. windfall tax.

Business Outlook - Domestic Regulated Electric Utility Operations
    The most significant factors affecting the Company's future earnings from its domestic regulated electric utility operations are the restart of the Cook Plant; weather in the Company's service territory; the ability to recover costs including a fair return on equity in the Company's regulated electric distribution business and its generation business which is being restructured in certain regulatory jurisdictions to a competitive market; the ability to manage costs and risks in the Company's domestic regulated electric utility operations; the consummation of the CSW merger and the realization of related net cost savings and the outcome of ongoing environmental litigation and proposed air quality standards. In 1999 significant progress was made related to many of these major challenges.

Nuclear Plant Restart Effort
    Management shut down both units of the Cook Plant in September 1997 due to questions regarding the operability of certain safety systems that arose during a NRC architect engineer design inspection. The NRC issued a Confirmatory Action Letter in September 1997 requiring the Company to address certain issues identified in the letter. In 1998 the NRC notified the Company that it had convened a Restart Panel for Cook Plant and provided a list of required restart activities. In order to identify and resolve all issues necessary to restart the Cook units, the Company is working with the NRC and will be meeting with the Panel on a regular basis until the units are returned to service. In a February 2, 2000 letter from the NRC, the Company was notified that the Confirmatory Action Letter had been closed. Closing of the Confirmatory Action Letter is one of the key approvals needed to restart the nuclear units.
    The Company's plan to restart the Cook Plant units has Unit 2 scheduled to restart in April 2000 and Unit 1 scheduled to restart in September 2000. The restart plan was developed based upon a comprehensive systems readiness review of all operating systems at the Cook Plant. When maintenance and other work including testing required for restart are complete, the Company will seek concurrence from the NRC to restart the Cook Plant units. Any issues or difficulties encountered in testing of equipment as part of the restart process could delay the scheduled restart dates. Earnings for 2000 will be adversely affected by restart expenses expected to be incurred in 2000, which are estimated to be $200 million, and amortization of previously deferred non-fuel restart costs and fuel-related revenues of $78 million.
    Replacement of the steam generator for Unit 1 will be completed before it is returned to service. Costs associated with the steam generator replacement are estimated to be approximately $165 million, which will be accounted for as a capital investment unrelated to the restart. At December 31, 1999, $119 million has been spent on the steam generator replacement.
    The cost of electricity supplied to retail customers increased due to the outage of the two Cook Plant nuclear units since higher cost coal-fired generation and coal-based purchased power is being substituted for the unavailable low cost nuclear generation. With regulator approvals, actual replacement energy fuel costs that exceeded the costs reflected in billings were recorded as a regulatory asset under the Indiana and Michigan retail jurisdictional fuel cost recovery mechanisms.
    On March 30, 1999, the Indiana Utility Regulatory Commission (IURC) approved a settlement agreement that resolved all matters related to the recovery of replacement energy fuel costs and all outage/restart costs and related issues during the extended outage of the Cook Plant. The settlement agreement provided for, among other things, a replacement fuel billing credit of $55 million, including interest, to Indiana retail customers' bills; the deferral of unrecovered fuel revenues accrued between September 9, 1997 and December 31, 1999, including the billing credit; the deferral of up to $150 million of restart related nuclear operation and maintenance costs in 1999 above the amount included in base rates; the amortization of the deferred fuel and non-fuel operation and maintenance cost deferrals over a five-year period ending December 31, 2003; a freeze in base rates through December 31, 2003; and a fixed fuel recovery charge until March 1, 2004. The $55 million credit was applied to retail customers' bills during the months of July, August and September 1999.
    On December 16, 1999, the Michigan Public Service Commission (MPSC) approved a settlement agreement for two open Michigan power supply cost recovery reconciliation cases which resolves all issues related to the Cook Plant extended outage. The settlement agreement limits the Company's ability to increase base rates and freezes the power supply cost recovery factor for five years; permits the deferral of up to $50 million in 1999 of jurisdictional non-fuel restart nuclear operation and maintenance expenses and authorizes the amortization of power supply cost recovery revenues accrued from September 9, 1997 to December 31, 1999 and non-fuel nuclear operation and maintenance costs deferrals over a five-year period ending December 31, 2003.
    Expenditures to restart the Cook units are estimated to total approximately $574 million. Through December 31, 1999, $373 million has been spent. These expenditures are not capital in nature and as such have negatively affected current earnings and will negatively affect earnings in 2000, and through amortization of the above described deferrals through December 31, 2003. In 1999 the restart costs incurred were $289 million of which $200 million were deferred for amortization over a five-year period beginning January 1, 1999 in accordance with the settlement agreements. Consequently, $129 million of restart costs negatively affected 1999 earnings inclusive of $40 million of amortization of deferred restart costs. At December 31, 1999, regulatory assets included $160 million of deferred restart related operation and maintenance costs. Also deferred as a regulatory asset at December 31, 1999 was $150 million of Cook fuel-related revenues .
    The costs of the extended outage and restart efforts will have a material adverse effect on future results of operations and possibly financial condition through 2003 and on cash flows through 2000.
Management believes that the Cook units will be successfully restarted in April and September 2000, however, if for some unknown reason the units are not returned to service or their restart is delayed significantly it would have an even greater adverse effect on future results of operations, cash flows and financial condition.

Ohio Restructuring and The Transition To Market Pricing For Generation
    The Ohio Electric Restructuring Act of 1999 (the Act) became law in October 1999. The Act provides for customer choice of electricity supplier, a residential rate reduction of 5% for the generation portion of rates and a freezing of the unbundled generation rates including fuel rates beginning on January 1, 2001. The Act also provides for a five-year transition period to move from cost based rates to market pricing for generation services. It authorizes the Public Utilities Commission of Ohio
(PUCO) to address certain major transition issues including unbundling of rates and the recovery of transition costs including stranded costs. Transition costs include generation-related regulatory assets, (which include, among other expense deferrals, unrecovered deferred fuel costs, deferred tax benefits that were flowed through to reduce past rates and deferred affiliated mine shutdown costs), impaired tangible generating
asset values, and future contract costs.   Stranded costs are those costs
of generation above market that would not be recoverable in a competitive market. Transition costs also include customer choice education costs, development costs of new billing and metering systems, costs of filing a transition plan, employee severance and retraining costs and other costs.
    Retail electric services that will be competitive are defined in the Act as electric generation service, aggregation service, and power marketing and brokering. Under the Act the PUCO is granted broad oversight responsibility and is required to approve by October 31, 2000 a transition plan for each electric utility company. Ohio electric utilities were required to file their transition plans by January 3, 2000. The Company filed its plan in December 1999.
    The Act provides Ohio electric utilities with an opportunity to recover PUCO approved allowable transition costs through the generation portion of transition rates paid through December 31, 2005 by customers who do not switch generation suppliers and through a transition charge for customers who switch generation suppliers. Under the Act recovery of the regulatory asset portion of transition costs can, under certain circumstances, extend beyond the five-year transition period but cannot continue beyond December 31, 2010.
    The Act also provides for a reduction in property tax assessments; exemption of electric utilities from the gross receipts tax; and the imposition of a franchise tax, income taxes, and a new kilowatthour (kwh) excise tax. The property tax assessment percentage on electric generation property will be lowered from 100% to 25% of value effective January 1, 2001 and electric utilities will become subject to the Ohio Corporate Franchise Tax and municipal income taxes on January 1, 2002. The last year for which electric utilities will pay a tax based on gross receipts is the tax year ending April 30, 2002. As of May 1, 2001 electric distribution companies will be subject to an excise tax based on kwh sold to Ohio customers. The gross receipts tax, which will terminate for electric utilities, is paid by the Company at the beginning of the tax year, deferred as a prepaid expense and amortized to expense during the tax year pursuant to the tax law whereby the payment of the tax results in the privilege to conduct business in the year following the payment of the tax. The change in the tax law to impose an excise tax based on kwh sold to Ohio customers commencing before the expiration of the gross receipts tax privilege period will result in a 12 month period (May 1, 2001 to April 30, 2002) when our Ohio electric utilities are recording as an expense both the gross receipts tax and the kwh excise tax. In the Company's Ohio transition plan filing, recovery of $90 million was sought for this overlap of the gross receipts and excise taxes.
    The PUCO is required to issue a transition order no later than October 31, 2000 regarding the Company's transition filings which included the following elements:
    a rate unbundling plan including tariff terms and conditions necessary for restructuring, a corporate separation plan, an application for transition revenues, a plan for independent operation of transmission facilities and other components for the implementation of restructuring.
    The rate unbundling portion of the Company's transition plan filing provides for the Company's Ohio retail jurisdictional companies to offer two transition period tariffs beginning January 1, 2001, the standard tariff and the open access distribution tariff. The Company's proposed standard tariff applies to customers who do not choose an alternative energy supplier. This tariff schedule includes detailed charges for generation, transmission and distribution and riders to fund universal service, to promote energy efficiency and to recover regulatory assets and taxes. Taxes include charges for municipal income, excise and franchise taxes and tax credits for gross receipts and property taxes. For customers who choose an alternative electric supplier, the proposed open access distribution tariff will apply. This tariff includes charges for distribution and riders to fund universal service, to promote energy efficiency and to recover regulatory assets and taxes. These riders are the same as those in the standard tariff except there is no property tax credit.
    The Company's corporate separation plan proposal requires that each of the Company's Ohio jurisdictional companies establish separate subsidiaries to own and operate their transmission and distribution assets. The separation plan will be implemented in a manner that recognizes the current overlap of financing arrangements. This would permit an orderly and economically efficient separation of each operating company so that additional transition costs from prematurely retiring of financial instruments can be avoided. Prior to the actual legal separation, the Ohio jurisdictional companies will functionally separate generation from transmission and distribution.
    The transition plan filing requests recovery of stranded generation costs over a five year period and recovery of generation-related regulatory assets and other transition costs of $974 million over a 10-year period through transition revenues. The amount requested for recovery of regulatory assets includes current and new regulatory assets including those arising from compliance with the electric restructuring law. Also included in the requested recovery amount were deferred fuel and affiliated mine closure costs.
    In the Ohio jurisdiction the Company is subject to certain limitations on the current recovery of affiliated coal costs under PUCO approved agreements, which are discussed in Note 3 of the Notes to Consolidated Financial Statements. Under the terms of the agreements full recovery of the Ohio jurisdictional portion of deferred unrecovered costs of affiliated mining operations including future mine closure costs was expected to occur before the expiration of the PUCO approved agreements in 2009. Management closed the Muskingum mine in 1999 and plans to close the Windsor mine in 2000 and the Meigs mine in 2001. Provisions for Muskingum and Windsor mine shutdown costs totaling $45 million and $48 million were recorded in 1998 for Muskingum mine and 1999 for the Windsor mine, respectively. Management deferred these provisions in the Ohio jurisdiction under the PUCO approved agreements because it believed that these deferrals for the cost of the mine shutdowns are probable of future recovery through the agreements. However, since the Act will supersede the agreements effective January 1, 2001, the Company has filed under the provisions of the Act for recovery of all of its stranded regulatory assets including the affiliated coal costs deferred under the agreements of $196 million at December 31, 1999 plus the projected amount that will be deferred by the beginning of the transition period, January 1, 2001, which includes the accrual for the closure costs of the Meigs mine.
    Included in the transition plan is a proposal to implement independent operation of the transmission system. The Company proposes to join a regional transmission organization (RTO) whose approval is currently pending before the Federal Energy Regulatory Commission (FERC).
    See Note 5 of the Notes to Consolidated Financial Statements for further discussion.

Virginia Restructuring
    In March 1999 a law was enacted in Virginia to restructure the electric utility industry. Under the restructuring law, a transition to choice of electricity supplier for retail customers will commence on January 1, 2002 and be completed, subject to a finding by the Virginia State Corporation Commission (Virginia SCC) that an effective competitive market exists, on or before January 1, 2004.
    The law also provides an opportunity to recover just and reasonable net stranded generation costs. The mechanisms in the Virginia law for net stranded cost recovery are: a capping of rates until as late as July 1, 2007, and the application of a wires charge upon customers who depart the incumbent utility in favor of an alternative supplier prior to the termination of the rate cap. The law provides for the establishment of capped rates prior to January 1, 2001 and the establishment of a wires charge by the fourth quarter of 2001.

West Virginia Restructuring
    On January 28, 2000, after over three years of workshops, hearings and negotiations, the Public Service Commission of West Virginia (WVPSC) issued an order approving an electricity restructuring plan for West Virginia.
The restructuring plan has been submitted to the West Virginia Legislature for approval or rejection which is expected to occur during the current legislative session that ends in March 2000. Until approved by the West Virginia Legislature, the restructuring plan cannot take effect. The Company's subsidiaries, Appalachian Power Company (APCo) and Wheeling Power Company, which do business in West Virginia, will be affected by the proposed restructuring.
    The provisions of the proposed restructuring plan provide for customer choice to begin on January 1, 2001, or at a later date set by the WVPSC after all necessary rules are in place (the "starting date"); deregulation of generation assets occurring on the starting date; functional separation of the generation, transmission and distribution businesses on the start date and their legal corporate separation no later than January 1, 2005;
a transition period of up to 13 years, during which the incumbent utility must provide default service for customers who do not change suppliers unless an alternative default supplier is selected through a WVPSC-sponsored bidding process; capped and fixed rates for the 13 year transition period as discussed below; deregulation of metering and billing; a 0.5 mills per kwh wires charge applicable to all retail customers for the period January 1, 2001 through December 31, 2010 intended to provide for recovery of any stranded cost including net regulatory assets;
establishment of a rate stabilization deferred balance by AEP of $81 million by the end of year ten of the transition period to be used as determined by the WVPSC to offset prices paid in the eleventh, twelfth, and thirteenth year of the transition period by residential and small commercial customers that do not choose a supplier.
    Default rates for residential and small commercial customers are capped for four years after the starting date and then increased as specified in the plan for the next six years. In years eleven, twelve and thirteen of the transition period, the power supply rate shall equal the market price of comparable power. Default rates for industrial and large commercial customers are discounted by 1% for four and a half years, beginning July 1, 2000, and then increased at pre-defined levels for the next three years. After seven years the power supply rate for industrial and large commercial customers will be market based.

Restructuring In Other Jurisdictions
    All of the other states within our service territory have initiatives to implement or review customer choice, although the timing of any implementation is uncertain. The Company supports customer choice and deregulation of generation and is proactively involved in discussions regarding the best competitive market structure and transition method to arrive at a fair, competitive marketplace. As the pricing of generation in these markets evolves from regulated cost-of-service rates to market-based pricing, the recovery of stranded costs including net regulatory assets and other transition costs must be addressed. The amount of stranded costs the Company could experience when restructuring occurs in these jurisdictions depends on the timing and extent to which competition is introduced to its business and the future market prices of electricity. The recovery of stranded cost is dependent on the terms of future legislation and, if required, related regulatory proceedings.

Regulatory/Restructuring Accounting
    Under the provisions of Statement of Financial Accounting Standards
(SFAS) 71. "Accounting for the Effects of Certain Types of Regulation," regulatory assets (deferred expenses) and regulatory liabilities (deferred revenues) are included in the consolidated balance sheets of cost-based regulated utilities in accordance with regulatory actions in order to match expenses and revenues. In order to maintain net regulatory assets on the balance sheet, SFAS 71 requires that rates charged to customers be cost based and provide for the probable recovery of regulatory assets over future accounting periods. Management has concluded that as of December 31, 1999 the requirements to apply SFAS 71 continue to be met for AEP's jurisdictions. However, the recent legislation in Ohio and Virginia will result in the discontinuance of SFAS 71 regulatory accounting for the generation portion of the Ohio and Virginia jurisdictions. If the West Virginia Legislature approves the restructuring plan as submitted by the WVPSC it will result in the discontinuance of SFAS 71 regulatory accounting for the generation portion of the West Virginia jurisdiction.
    In the event a portion of AEP's business no longer meets the requirements of SFAS 71, SFAS 101 "Accounting for the Discontinuance of Application of Statement 71" requires that net regulatory assets be written off for that portion of the business. The provisions of SFAS 71 and SFAS 101 did not anticipate or provide accounting guidance for an extended transition period and for recovery of stranded costs during and after a transition period through a wires charge or regulated distribution rates. In 1997 the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) addressed such a situation with the consensus reached on issue 97-4 that requires that the application of SFAS 71 to a segment of a regulated electric utility cease when that segment is subject to a legislatively approved plan for transition to competitive market pricing from cost-based regulated rates and/or a rate order is issued containing sufficient detail for the utility to reasonably determine what the restructuring plan would entail and how it will affect the utility's financial statements. The EITF indicated that the cessation of application of SFAS 71 regulatory accounting would require that regulatory assets and impaired stranded plant cost applicable to the portion of the business that was no longer cost-based regulated, be written off unless they are recoverable in the future through transition rates and/or post-transition cost based regulated rates.

Potential For Write Offs In Ohio, Virginia And West Virginia Jurisdictions
    The Company's accounting for generation will continue to be in accordance with SFAS 71 in the Ohio and Virginia jurisdictions and will continue to be considered to be cost-based regulated for accounting purposes until the amount of transition rates and stranded cost wires charges are determined and known. The establishment of transition rates and wire charges should enable management to determine the Company's ability to recover stranded costs including regulatory assets and transition costs, a requirement under EITF 97-4 to discontinue application of SFAS 71. When the amount of unbundled frozen generation transition rates and distribution stranded cost wires charges are known for the Ohio jurisdiction, the application of SFAS 71 will be discontinued for the Ohio retail jurisdictional portion of the Company's generation business. Management expects this to occur when the PUCO issues its order to approve a transition plan for the Company's Ohio jurisdictional electric operating subsidiaries. The Act requires that the PUCO issue its order no later than October 31, 2000. The application of SFAS 71 will be discontinued for the Virginia retail jurisdictional portion of the Company's generation business when the capped rates and the wires charge are known in Virginia which is expected to occur by the fourth quarter of 2000. In the West Virginia jurisdiction accounting for generation will continue to be in accordance with SFAS 71 and the generation business will continue to be considered to be cost-based regulated for accounting purposes until the proposed restructuring plan is enacted into law. The application of SFAS 71 for the generation portion of the West Virginia jurisdiction will be discontinued when the West Virginia Legislature approves the restructuring plan and when the WVPSC approves the rate stipulation filed with the Commission, which are both expected to occur in March 2000. Together these two documents provides sufficient information for management to determine the impact of restructuring on the Company's financial statements.

    Upon the discontinuance of SFAS 71 the Company will have to write off its Ohio, Virginia and West Virginia jurisdictional generation-related regulatory assets to the extent that they cannot be recovered under the frozen transition rates and stranded costs distribution wires charges and record any asset accounting impairments. An impairment loss would be recorded to the extent that the cost of generation assets cannot be recovered through non-discounted generation-related revenues during the transition period and future market prices. Absent the determination in the legislative or regulatory process of transition rates, any wires charge and other pertinent information, it is not possible at this time for management to determine if any of the Company's generating assets are impaired for accounting purposes on an undiscounted cash flow basis.
    The amount of regulatory assets recorded on the books at December 31, 1999 applicable to the Ohio, Virginia and West Virginia retail jurisdictional generation business before related tax effects is estimated to be $666 million, $64 million and $131 million, respectively. Due to the planned closing of the Company's affiliated mines, including the Meigs mine, projected generation-related regulatory assets as of December 31, 2000 (the date that recoverable generation related regulatory assets are measured under the Ohio law) allocable to the Ohio retail jurisdiction are estimated to exceed $800 million, before income tax effects. Recovery of these Ohio generation related regulatory assets was sought as a part of the Company's Ohio transition plan filing. Based on current projections of future market prices, the Company does not anticipate that it will experience material tangible asset accounting impairment write-offs. Whether the Company will experience material regulatory asset write-offs will depend on whether the PUCO approves the Company's request for their recovery and whether the capped transition rates and allowed wires charges in Virginia and West Virginia will permit their recovery.
    An estimated determination of whether the Company will experience any asset impairment loss regarding its Ohio, Virginia and West Virginia retail jurisdictional generating assets and any loss from the possible inability to recover Ohio, Virginia and West Virginia generation related regulatory assets and other transition costs cannot be made until such time as the transition rates and the wires charges are determined through the regulatory or legislative process. Should the PUCO or the Virginia SCC fail to approve transition rates and wires charges that are sufficient to provide for recovery or the West Virginia Legislature approves a restructuring plan that does not provide for recovery of the Company's generation-related regulatory assets, any other stranded costs and transition costs, it could have a material adverse effect on results of operations, cash flows and possibly financial condition.
    AEP supports the orderly transition to market pricing for electricity because we believe our low cost generating units provide us with a competitive advantage provided the legislators and/or regulators provide a level playing field for all competitors. AEP is working to develop and acquire the necessary skills and competencies to succeed in a competitive electricity commodity market. AEP has developed an extensive wholesale electricity trading business. However, many factors, some of which AEP does not control, could negatively impact AEP's future success in a market priced, competitive environment.
    Customer choice and competition in AEP's other domestic jurisdictions could also ultimately result in adverse impacts on results of operations and cash flows depending on the future market prices of electricity and the ability of the Company to recover its stranded costs including net regulatory assets during a transition or subsequent period through a wires charge or other recovery mechanism. We believe that enabling state legislation and the regulatory process should provide for the full recovery of generation related net regulatory assets and other reasonable stranded costs. However, if in the future any portion of AEP's generation business in other jurisdictions were to no longer be cost-based regulated and if it were not possible to demonstrate probability of recovery of resultant stranded costs including regulatory assets, results of operations, cash flows and financial condition would be adversely affected.

Completion of the Merger
    In 1999 the Company and CSW made significant progress towards receiving all the approvals necessary to complete their merger which was announced in December 1997. FERC and the Securities and Exchange
Commission (SEC) approvals are needed to consummate the merger.
    In 1998 the appropriate shareholder approvals were acquired and the NRC and the Arkansas Public Service Commission approved the merger. In
1998 the FERC issued an order which confirmed that a 250 MW firm contract path with the Ameren System was available to meet the Public Utility
Holding Company Act of 1935 (1935 Act) requirement that the two electric transmission systems operate on an integrated and coordinated basis.
During 1999 the regulatory commissions of Louisiana, Texas and Oklahoma approved the merger and related settlement agreements, and settlements were reached with the FERC staff and certain other parties who had intervened in the FERC proceeding or who had asserted a right to review the merger.
The Company reached agreements in 1999 with its state regulatory commissions in Indiana, Michigan and Kentucky and in 2000 the Department of Justice closed its investigation.
    In granting approval of the merger, the CSW state regulatory commissions, Arkansas, Louisiana, Oklahoma and Texas, required the Company to take several steps to protect the interest of their constituents. Among those requirements are sharing of net merger savings at a rate of approximately 55% to customers and 45% to the Company's shareholders; a freezing or capping of base rates for defined periods of three to five years; joining an RTO; implementing standards to insure quality of service; divesting 1,604 MW of generation in Texas; agreeing to comply with code of conduct standards for affiliated transactions, shared cost allocations and prevention of cross subsidization of non-regulated operations by regulated operations and other provisions facilitating competition. See Note 8 of the Notes to Consolidated Financial Statement for additional detail.
    Merger settlement agreements were approved in 1999 by the IURC, MPSC and the Kentucky Public Service Commission (KPSC). The terms of the settlement agreements provide for, among other things, a 55%/45% sharing of net merger savings with Indiana, Michigan and Kentucky customers; a one-year extension through January 1, 2005 of a freeze in base rates in Indiana and Michigan; additional annual deposits of $6 million to the nuclear decommissioning trust fund for the Indiana jurisdiction for the years 2001 through 2003; quality-of-service standards for customer service and reliability; and participation in an RTO; and other steps to protect and promote fair competition. As part of the settlement agreements, the IURC, MPSC and the key parties to the Kentucky settlement agreed not to oppose the merger in the FERC and the SEC proceedings.
    AEP and CSW also reached settlements in 1999 with the Missouri Public Service Commission, the International Brotherhood of Electrical Workers, representing employees of AEP and CSW, the Utility Worker's Union of America representing AEP employees, and certain wholesale customers who had intervened in the FERC proceeding. All have agreed not to oppose the merger in the FERC and the SEC proceedings. In October 1999 the PUCO withdrew its opposition to the Company's pending merger with CSW in the FERC proceeding.

    During 1999 FERC reviewed the proposed merger addressing issues of competition, market power and customer protection. AEP and CSW reached settlements with the FERC trial staff resolving competition, rate and other issues relating to the merger. The settlements have been submitted to the FERC for approval. Under the terms of the settlements, AEP filed an RTO proposal with the FERC whereby it will transfer the operation and control of AEP's bulk transmission facilities to an RTO known as the Alliance RTO. The settlements also cover rates for transmission services and ancillary service as well as resolving issues related to system integration agreements and confirm, subject to FERC guidance on certain elements, that a proposed generation divestiture of up to 550 MW of capacity will satisfy the FERC staff's market power concerns. Hearings on the merger and related settlement agreements were held before a FERC administrative law judge
(ALJ) in 1999. In November 1999 the ALJ issued a favorable decision finding the merger and the proposed settlement agreements to be in the public interest. The FERC is expected to issue a final order in the first quarter of 2000. SEC approval of the merger under the 1935 Act is expected to follow the FERC's issuance of a final order.
    The proposed merger of CSW into AEP would result in common ownership of two U.K. regional electricity companies (RECs), Yorkshire Electricity Group plc (Yorkshire) and SEEBOARD, plc. AEP has a 50% ownership interest in Yorkshire and CSW has a 100% interest in SEEBOARD. On January 25, 2000, the U.K. Department of Trade and Industry approved the common ownership of two RECs which will result from the consummation of the AEP-CSW merger.
The approval was conditioned on agreement to certain assurances concerning the U.K. operations of Yorkshire and SEEBOARD including meeting customer service obligations, maintaining debt ratings of investment grade or above and separate distribution and supply activities. This approval is the final clearance for the merger in the U.K.
    At December 31, 1999, AEP had deferred $42 million of transaction and transition costs related to the merger, which will be charged to expense if AEP and CSW are not successful in completing their proposed merger. If the merger is consummated, the deferred costs allocable to those regulated electric operating subsidiaries with merger settlement agreements will be amortized over a five- to eight-year recovery period depending on the specific terms of their settlement agreements. The remainder of the deferred merger costs will be expensed upon consummation of the merger. Merger transition costs are expected to continue to be incurred and expensed or deferred for amortization as appropriate for several years after the merger is consummated.
    The merger with CSW is conditioned upon, among other things, the approval of certain state and federal regulatory agencies. The transaction must satisfy many conditions, a number of which may not be waived by the parties, including the condition that the merger must be accounted for as a pooling of interests. The merger agreement has been extended for six months until June 30, 2000 by both AEP's and CSW's boards of directors. Should the merger approval process extend beyond June, either AEP or CSW could terminate the merger agreement. Although consummation of the merger is expected to occur in the second quarter of 2000, the Company is unable to predict the outcome or the timing of the remaining required regulatory proceedings. If realized merger savings do not match or exceed the estimated savings included in merger settlement agreements in the eight-year period following consummation of the merger, future results of operations, cash flows and possibly financial condition could be adversely affected.

Environmental Concerns and Issues
    We take great pride in our efforts to economically produce and deliver electricity while minimizing the impact on the environment. AEP has spent over a billion dollars to equip its facilities with the latest cost effective clean air and water technologies and to research new technologies. We are also proud of our award winning efforts to reclaim our mining properties. We intend to continue in a leadership role fostering economically prudent efforts to protect and preserve the environment while providing a vital commodity, electricity, to our customers at a fair price.

Air Quality
    In 1998 Federal EPA issued a final rule which requires substantial reductions in nitrogen oxide (NOx) emissions in 22 eastern states, including the states in which the Company's generating plants are located. A number of utilities, including the Company, filed petitions seeking a review of the final rule in the U.S. Court of Appeals for the District of Columbia Circuit (Appeals Court). On March 3, 2000, the Appeals Court issued a decision generally upholding Federal EPA's final rule on NOx emission reductions.
    On April 30, 1999, Federal EPA took final action with respect to petitions filed by eight northeastern states pursuant to the Clean Air Act (Section 126 Rule). The Rule approved portions of the states' petitions and imposed NOx reduction requirements on AEP System generating units which are approximately equivalent to the reductions contemplated by the NOx emission reduction final rule. The AEP System companies with coal-fired generating plants, as well as other utility companies, filed a petition in the Appeals Court seeking review of the Section 126 Rule. In 1999, three additional northeastern states and the District of Columbia filed petitions with Federal EPA similar to those originally filed by the eight northeastern states. Since the petitions relied in part on compliance with an 8-hour ozone standard remanded by the Appeals Court, Federal EPA indicated its intent to decouple compliance with the 8-hour standard and issue a revised rule.
    On December 17, 1999, Federal EPA issued a revised Section 126 Rule requiring 392 industrial plants, including certain generating plants owned by the Company, to reduce their NOx emissions by May 1, 2003. This rule approves petitions of four northeastern states which contend that their failure to meet Federal EPA smog standards is due to coal-fired generating plants in upwind states, including many of the Company's plants, and not their automobiles and other local sources.
    Preliminary estimates indicate that compliance with the Federal EPA's final rule on NOx emission reductions that was upheld by the Appeals Court could result in required capital expenditures of approximately $1.6 billion for the Company. It should be noted, however, that compliance costs cannot be estimated with certainty since actual costs incurred to comply could be significantly different from this preliminary estimate depending upon the compliance alternatives selected to achieve reductions in NOx emissions. Unless compliance costs are recovered from customers through regulated rates and, where generation is being deregulated, unbundled generation transition rates, wires charges and the future market price of electricity, such compliance costs will have an adverse effect on future results of operations, cash flows and possibly financial condition.

Federal EPA Complaint and Notice of Violation
    Under the Clean Air Act, if a plant undergoes a major modification that results in a significant emissions increase, permitting requirements might be triggered and the plant may be required to install additional pollution control technology. This requirement does not apply to activities such as routine maintenance, replacement of degraded equipment or failed components, or other repairs needed for the reliable, safe and efficient operation of the plant.
    On November 3, 1999, the Department of Justice, at the request of Federal EPA, filed a complaint in the U.S. District Court for the Southern District of Ohio that alleges the Company made modifications to certain of its coal-fired generating plants over the course of the past 25 years that extend their operating lives or increase their generating capacity in violation of the Clean Air Act. Federal EPA also issued Notices of Violation to the Company alleging violations of certain provisions of the Clean Air Act at certain AEP plants. A number of unaffiliated utilities also received Notices of Violation, complaints or administrative orders.
    The states of New Jersey, New York and Connecticut were subsequently allowed to join Federal EPA's action against the Company under the Clean Air Act. On November 18, 1999, a number of environmental groups filed a lawsuit against power plants owned by the Company alleging similar violations to those in the Federal EPA complaint and Notices of Violation. This action has been consolidated with the Federal EPA action. The complaints and Notices of Violation named 11 of AEP's 17 coal-fired generating plants. Management believes its maintenance, repair and replacement activities were in conformity with the Clean Air Act provisions and intends to vigorously pursue its defense of this matter.
    The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit ($25,000 per day prior to January 30, 1997). Civil penalties, if ultimately imposed by the court, and the cost of any required new pollution control equipment, if the court accepts all of Federal EPA's contentions, could be substantial. In the event the Company does not prevail, any capital and operating costs of additional pollution control equipment that may be required as well as any penalties imposed would adversely affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates and, where states are deregulating generation, approved unbundled transition generation rates, wires charges and future market prices for electricity.

Business Outlook - Worldwide Electric and Gas Operations
    In 1999 no significant new investments were made in the worldwide electric and gas operations outside the U.S. Management continues to evaluate its current investments and opportunities for growth with the goal of maximizing shareholder value. In January 2000 European trading of electricity and gas began. In 1999 the construction of two generating units in China was completed on schedule and the Company acquired a 50% investment interest in a Mexican generation project and commenced energy trading operations in Canada. This follows acquisitions made in December
1998 to expand AEP's electric and gas operations overseas and in the U.S.
which included the purchase of CitiPower, an Australian electric distribution utility, and the purchase of LIG's gas operations in Louisiana and gas trading operation in Houston, Texas.
    The most significant factor affecting the Company's future earnings from its worldwide electric and gas operations is the performance of its energy investments and business ventures including the ability to control costs as the U.K. and Australian electricity supply markets are deregulated and electricity distribution rate regulation becomes more performance based. The Company continues to evaluate the U.S. and international energy markets for investment opportunities to create shareholder value. Future earnings will also be impacted by the performance of any future acquisitions, mergers and investments.
    Pursuant to the 1935 Act, AEP's investment in certain types of non-regulated energy ventures is limited. SEC authorization under the 1935 Act limits AEP to issuing and selling securities in an amount up to 100% of its average quarterly consolidated retained earnings balance (such average balance was approximately $1.7 billion for the twelve months ended December
31, 1999) for investment in exempt wholesale generators (EWGs) and foreign utility companies (FUCOs). At December 31, 1999, AEP's investment in EWGs and FUCOs was $885 million. Management expects to continue to pursue new and existing energy projects and to provide energy related services worldwide.
    In December 1999 the Company contributed $47 million to acquire a 50% interest in a Mexican power project. The power project (Bajio) is a 600
MW natural gas-fired, combined cycle plant located approximately 160 miles from Mexico City. An affiliate of the Company's partner will build the facility, which is estimated to cost $430 million. The Company is not expected to contribute any additional capital to the project; the remainder of the funding will be provided by third party debt some of which will be supported by letters of credit issued on behalf of the Company. The facility will be operated and managed by companies jointly owned by the Company and its partner. Bajio has a 25-year contract to sell 495 MW of the plant's output to Mexico's federally owned electric system. The remainder is expected to be sold to industrial customers in the region.
The Bajio power project is expected to be completed in the fall of 2001.
    The $1.1 billion acquisition of CitiPower, completed on December 31, 1998, was accounted for using the purchase method of accounting. CitiPower provides electricity and electric distribution service to approximately
250,000 customers in the city of Melbourne.
    In March 1998 the Company acquired a 20% equity interest in Pacific
Hydro. Pacific Hydro operates four hydroelectric power stations in Australia with an installed capacity of 40 MW and has interests in two hydroelectric projects under construction in the Philippines.

    Two newly constructed 250 MW coal-fired generating units in China, owned 70% by the Company with the remaining 30% owned by two Chinese partners, began commercial operation in 1999. Although the units incurred a loss in 1999, a higher tariff rate approved by the Central Chinese government in January 2000 should result in the units contributing to the Company's future earnings.
    In addition, the Company has a 50% investment in Yorkshire, a U.K. supplier of electricity and gas and electric service distribution company. The investment was made in April 1997 and contributed $45 million and $39 million of equity earnings in 1999 and 1998, respectively, which is included in worldwide electric and gas operations revenues. Since May 1999 all residential and commercial customers in the U.K. could choose their electricity supplier. Yorkshire has been successful in maintaining its customer base since the start of full competition. However, as expected, margins on retail electric sales have been declining due to competition.
In December 1999 the Office of Gas and Electricity Markets (OFGEM), the U.K. gas and electric regulatory body, published final proposals for Yorkshire's new rates in its distribution business and for price caps in its supply business. The final proposals reduce distribution rates and electricity supply price caps beginning on April 1, 2000. The rate reductions and reduced price caps are expected to reduce the Company's equity earnings from its Yorkshire investment. This reduction may be significant if it is not offset by increased revenues and/or cost savings.
    On December 1, 1998, the Company purchased LIG, a midstream natural gas operation for approximately $340 million including working capital funds. The midstream operations include a fully integrated natural gas gathering, processing, storage and transportation operation in Louisiana and a gas trading and marketing operation in Houston, Texas. Assets include an intrastate pipeline system, natural gas processing plants and natural gas storage facilities. The gas trading operation included in this purchase was merged with AEP's existing gas trading organization which began operating in December 1997. This acquisition is expected to enhance AEP's gas trading operations by improving management's knowledge of the Henry Hub gas market.
    SEC rules under the 1935 Act permit AEP to invest up to 15% of consolidated capitalization (such amount was $2 billion at December 31, 1999) in energy-related companies that engage in marketing and/or trading electricity, gas and other energy commodities. The Company's gas trading business is reported as an investment under this rule and at December 31, 1999, AEP's investment was $337 million.

Financial Condition
    AEP's financial condition continues to be strong. The Cook Plant extended outage and related restart expenditures negatively affected 1999 earnings and will continue to adversely impact earnings in 2000. The 1999 dividend payout ratio was 89.1% and is expected to increase in 2000 as the Cook Plant restart is completed. Nonetheless, it has been a management objective to reduce the payout ratio by increasing earnings.
    AEP's ratio of common equity to total capitalization including long-term debt due within one year was 39.7% on December 31, 1999, compared with
40.3% on December 31, 1998 and 45.5% on December 31, 1997. The decline in 1999 and 1998 primarily reflects borrowing to support the acquisitions and
investments made by the worldwide electric and gas operations.   AEP issued
2,287,000 shares of common stock in 1999, 1,826,000 shares in 1998 and 1,755,000 shares in 1997 through a Dividend Reinvestment and Direct Stock Purchase Plan and the Employee Savings Plan raising $91 million, $86 million and $77 million, respectively. Additional sales of common stock and/or equity linked securities may be necessary in the future to support the Company's growth.
    Consolidated construction expenditures for all subsidiaries are expected to be $2.8 billion over the next three years. All expenditures for domestic regulated electric utility construction, estimated to be $2.5 billion for the next three years, are expected to be financed with internally generated funds.

Capital Resources - Structure and Liquidity
    The Company and its subsidiaries issued $810 million principal amount of long-term obligations in 1999 at interest rates ranging from 5.15% to 7.45%. The Company also increased its borrowing under two long-term revolving credit agreement: $60 million under an agreement which expires in June 2000 and $30 million under an agreement which expires in December 2002. The principal amount of long-term debt retirements, including maturities, totaled $506 million with interest rates ranging from 6.42% to 9.6%. The ratings of the subsidiaries' first mortgage bonds are listed in the following table:
Company     Moody's    S&P     Fitch    D & P
APCo        A3         A         A       A
CSPCo       A3         A-        A-      A
I&M         Baa1       A-        BBB+    BBB+
KPCo        Baa1       A         BBB+    BBB+
OPCo        A3         A-        A-      A

    The Company's subsidiaries also issue senior unsecured debt. Their senior unsecured debt ratings are listed in the following table:
Company          Moody's    S&P     D & P

AEP Resources*    Baa2      BBB+    N/A
APCo              Baa1      BBB+    A-
CitiPower         Baa2      BBB+    N/A
CSPCo             Baa1      BBB+    A-
I&M               Baa2      BBB     BBB
KPCo              Baa2      BBB     BBB
OPCo              Baa1      BBB+    A-

* The rating is for a series of senior notes issued with a Support Agreement from AEP.

    The domestic electric utility subsidiaries generally issue short-term debt to provide for interim financing of capital expenditures that exceed internally generated funds. They periodically reduce their outstanding short-term debt through issuances of long-term debt and additional capital contributions by the parent company. The sources of funds available to AEP Co., Inc. are dividends from its subsidiaries, short-term and long-term borrowings and proceeds from the issuance of common stock.
    The subsidiaries formed to pursue worldwide electric and gas opportunities use short-term debt (through revolving credit facilities) and capital contributions by the parent company to provide for interim financing of capital expenditures and acquisitions. Short-term debt is replaced with long-term debt when financial market conditions are favorable. Some acquisition transactions of existing business entities include the assumption of their outstanding debt.
    Short-term debt increased $271 million and $62 million in 1999 and 1998, respectively. At December 31, 1999, AEP Co., Inc. (the parent company) and its subsidiaries had unused short-term lines of credit of $1,056 million, and another subsidiary had $20 million available under a $50 million revolving credit agreement that expires in December 2002. An AEP subsidiary engaged in the acquisitions of worldwide energy investments and businesses had no funds available under a $600 million revolving credit agreement that expires in June 2000.
    Unless the domestic electric utility subsidiaries meet certain earnings or coverage tests, they cannot issue additional mortgage bonds.
In order to issue mortgage bonds (without refunding existing debt), each subsidiary must have pre-tax earnings equal to at least two times the annual interest charges on mortgage bonds after giving effect to the issuance of the new debt.

    The following debt coverages of AEP's principal domestic electric utility subsidiaries remained strong in 1999 and were as follows:
                         Coverages at
                      December 31, 1999
                          Mortgage

APCo                        5.29
CSPCo                       7.42
I&M                         4.81
KPCo                        5.57
OPCo                       11.78

    As the above table indicates, the major domestic electric utility subsidiaries presently exceed the minimum coverage requirements.

Market Risks
    The Company as a major power producer and a trader of wholesale electricity and natural gas has certain market risks inherent in its business activities. The trading of electricity and natural gas and related financial derivative instruments exposes the Company to market risk. Market risk represents the risk of loss that may impact the Company due to adverse changes in commodity market prices and rates. Policies and procedures have been established to identify, assess, and manage market risk exposures including the use of a risk measurement model which calculates Value at Risk (VaR). The VaR is based on the variance - covariance method using historical prices to estimate volatilities and correlations and assuming a 95% confidence level and a three-day holding period. Throughout 1999 and 1998, the highest, lowest and average VaR in the wholesale electricity and gas trading portfolio was less than $14 million and $11 million, respectively. Based on this VaR analysis, at December 31, 1999 a near term change in commodity prices is not expected to have a material effect on the Company's results of operations, cash flows or financial condition.
    Investments in foreign ventures expose the Company to risk of foreign currency fluctuations. The Company's exposure to changes in foreign currency exchange rates related to these foreign ventures and investments is not expected to be significant for the foreseeable future.
    The Company is exposed to changes in interest rates primarily due to short- and long-term borrowings to fund its business operations. The debt portfolio has both fixed and variable interest rates with terms from one day to forty years and an average duration of four years at December 31, 1999. The Company measures interest rate market risk exposure utilizing a VaR model. The interest rate VaR model is based on a Monte Carlo simulation with a 95% confidence level and a one year holding period. The volatilities and correlations were based on three years of weekly prices. The risk of potential loss in fair value attributable to the Company's exposure to interest rates, primarily related to long-term debt with fixed interest rates, was $575 million at December 31, 1999 and $589 million at December 31, 1998. The Company would not expect to liquidate its entire debt portfolio in a one year holding period. Therefore, a near term change in interest rates should not materially affect results of operations or the consolidated financial position of the Company. The Company is currently utilizing interest rate swaps as a hedge to manage its exposure to interest rate fluctuations in Australia.
    The Company has investments in debt and equity securities which are held in nuclear trust funds. Approximately 80% of the trust fund value is invested in tax exempt and taxable bonds, short-term debt instruments or cash. The trust investments and their fair value are discussed in Note 14 of the Notes to Consolidated Financial Statements. Instruments in the trust funds have not been included in the market risk calculation for interest rates as these instruments are marked-to-market and changes in market value are reflected in a corresponding decommissioning liability. Any differences between the trust fund assets and the ultimate liability should be recoverable from ratepayers.
    Inflation affects AEP's cost of replacing utility plant and the cost of operating and maintaining its plant. The rate-making process limits our recovery to the historical cost of assets resulting in economic losses when the effects of inflation are not recovered from customers on a timely basis. However, economic gains that result from the repayment of long-term debt with inflated dollars partly offset such losses.

Litigation

Corporate Owned Life Insurance
    The Internal Revenue Service (IRS) agents auditing the AEP System's consolidated federal income tax returns requested a ruling from their National Office that certain interest deductions claimed by the Company relating to AEP's corporate owned life insurance (COLI) program should not be allowed. As a result of a suit filed in U.S. District Court (discussed below) this request for ruling was withdrawn by the IRS agents.
Adjustments have been or will be proposed by the IRS disallowing COLI interest deductions for taxable years 1991-96. A disallowance of the COLI interest deductions through December 31, 1999 would reduce earnings by approximately $317 million inclusive of interest.
    The Company made payments of taxes and interest attributable to COLI interest deductions for taxable years 1991-98 to avoid the potential assessment by the IRS of any additional above market rate interest on the contested amount. The payments to the IRS are included on the consolidated balance sheet in other assets pending the resolution of this matter. The Company is seeking refund through litigation of all amounts paid plus interest.
    In order to resolve this issue, the Company filed suit against the U.S. in the U.S. District Court for the Southern District of Ohio in March 1998. In 1999 a U.S. Tax Court judge decided in the Winn-Dixie Stores v. Commissioner case that a corporate taxpayer's COLI deductions should be disallowed. Notwithstanding the decision in Winn-Dixie management has made no provision for any possible adverse earnings impact from this matter because it believes, and has been advised by outside counsel, that it has a meritorious position and will vigorously pursue its lawsuit. In the event the resolution of this matter is unfavorable, it will have a material adverse impact on results of operations, cash flows and possibly financial condition.
    AEP is involved in a number of other legal proceedings and claims. While management is unable to predict the outcome of such litigation, it is not expected that the ultimate resolution of these matters will have a material adverse effect on the results of operations, cash flows or financial condition.

Other Matters
Superfund
    By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and spent nuclear fuel
(SNF). Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically disposed of or treated in captive disposal facilities or are beneficially utilized. In addition, our generating plants and transmission and distribution facilities have used asbestos, polychlorinated biphenyls (PCBs) and other hazardous and nonhazardous materials. We are currently incurring costs to safely dispose of such substances. Additional costs could be incurred to comply with new laws and regulations if enacted.
    The Comprehensive Environmental Response, Compensation and Liability Act (Superfund) addresses clean-up of hazardous substances at disposal sites and authorized Federal EPA to administer the clean-up programs. As of year-end 1999, we are involved in litigation with respect to two sites overseen by the Federal EPA and have been named by the Federal EPA as a potentially responsible party (PRP) for three other sites. There are three additional sites for which AEP has received information requests which could lead to PRP designation. The Company has also been named a PRP at one site under state law. Our liability has been resolved for a number of sites with no significant effect on results of operations. In those instances where we have been named a PRP or defendant, our disposal or recycling activities were in accordance with the then-applicable laws and regulations. Unfortunately, Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.
    While the potential liability for each Superfund site must be evaluated separately, several general statements can be made regarding our potential future liability. AEP's disposal of materials at a particular site is often unsubstantiated and the quantity of materials deposited at a site was small and often nonhazardous. Although liability is joint and several, typically many parties are named as PRPs for each site and several of the parties are financially sound enterprises. Therefore, our present estimates do not anticipate material cleanup costs for identified sites for which we have been declared PRPs. If significant cleanup costs are attributed to AEP in the future, results of operations, cash flows and possibly financial condition would be adversely affected unless the costs can be recovered from customers.
    The Clean Air Act Amendments (CAAA) required Federal EPA to issue rules to implement the law. In 1996 Federal EPA issued final rules governing NOx emissions that must be met after January 1, 2000 (Phase II of CAAA). The final rules required substantial reductions in NOx emissions from certain types of boilers including those in AEP's power plants. To comply with Phase II of CAAA, the Company installed NOx emission control equipment on certain units and switched fuel at other units. The Company is operating under the Phase II rules which require reporting at the end of each year. The Company does not anticipate any material problems complying with the rules.
    At the Third Conference of the Parties to the United Nations Framework Convention on Climate Change held in Kyoto, Japan in December 1997 more than 160 countries, including the U.S., negotiated a treaty requiring legally-binding reductions in emissions of greenhouse gases, chiefly carbon dioxide, which many scientists believe are contributing to global climate change. The treaty, which requires the advice and consent of the U.S. Senate for ratification, would require the U.S. to reduce greenhouse gas emissions seven percent below 1990 levels in the years 2008-2012. Although the U.S. has agreed to the treaty and signed it on November 12, 1998, President Clinton has indicated that he will not submit the treaty to the Senate for consideration until it contains requirements for "meaningful participation by key developing countries" and the rules, procedures, methodologies and guidelines of the treaty's emissions trading and joint implementation programs and compliance enforcement provisions have been negotiated. At the Fourth Conference of the Parties, held in Buenos Aires, Argentina, in November 1998, the parties agreed to a work plan to complete negotiations on outstanding issues with a view toward approving them at the Sixth Conference of the Parties to be held in November 2000. We will continue to work with the Administration and Congress to develop responsible public policy on this issue.
    If the Kyoto treaty is approved by Congress, the costs for the Company to comply with the emission reductions required by the treaty are expected to be substantial and would have a material adverse impact on results of operations, cash flows and possibly financial condition if not recovered from customers. It is management's belief, that the Kyoto protocol is unlikely to be ratified or implemented in the U.S. in its current form.

Costs for Spent Nuclear Fuel and Decommissioning
    AEP, as the owner of the Cook Plant, like other nuclear power plants, has a significant future financial commitment to safely dispose of SNF and decommission and decontaminate the plant. The Nuclear Waste Policy Act of 1982 established federal responsibility for the permanent off-site disposal of SNF and high-level radioactive waste. By law the Company participates in the Department of Energy's (DOE) SNF disposal program which is described in Note 6 of the Notes to Consolidated Financial Statements. Since 1983 we have collected $272 million from customers for the disposal of nuclear fuel consumed at the Cook Plant. $115 million of these funds have been deposited in external trust funds to provide for the future disposal of spent nuclear fuel and $157 million has been remitted to the DOE. Under the provisions of the Nuclear Waste Policy Act, collections from customers are to provide the DOE with money to build a permanent repository for spent fuel. However, in December 1996, the DOE notified AEP that it would be unable to begin accepting SNF by the January 1998 deadline required by law. To date DOE has failed to comply with the requirements of the Nuclear Waste Policy Act.
    As a result of DOE's failure to make sufficient progress toward a permanent repository or otherwise assume responsibility for SNF, AEP along with a number of unaffiliated utilities and states filed suit in the Appeals Court requesting, among other things, that the Appeals Court order DOE to meet its obligations under the law. The Appeals Court ordered the parties to proceed with contractual remedies but declined to order DOE to begin accepting SNF for disposal. DOE estimates its planned site for the nuclear waste will not be ready until at least 2010. In 1998, AEP filed a complaint in the U.S. Court of Federal Claims seeking damages in excess of $150 million due to the DOE's partial material breach of its unconditional contractual deadline to begin disposing of SNF generated by the Cook Plant. Similar lawsuits were filed by other utilities. On April 6, 1999, the court granted DOE's motion to dismiss a lawsuit filed by another utility. On May 20, 1999, the other utility appealed this decision to the U.S. Court of Appeals for the Federal Circuit. The Company's case has been stayed pending final resolution of the other utility's appeal. As long as the delay in the availability of a government approved storage repository for SNF continues, the cost of both temporary and permanent storage will continue to increase.
    The cost to decommission the Cook Plant is affected by both NRC regulations and the delayed SNF disposal program. Studies completed in 1997 estimate the cost to decommission the Cook Plant ranges from $700 million to $1,152 million in 1997 nondiscounted dollars. This estimate could escalate due to continued uncertainty in the SNF disposal program and the length of time that SNF may need to be stored at the plant site. External trust funds have been established with amounts collected from customers to decommission the plant. At December 31, 1999, the total decommissioning trust fund balance was $498 million which includes earnings on the trust investments. We will work with regulators and customers to recover the remaining estimated cost of decommissioning the Cook Plant. However, AEP's future results of operations, cash flows and possibly its financial condition would be adversely affected if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

Year 2000 Readiness Disclosure
    On or about midnight on December 31, 1999, digital computing systems could have produced erroneous results or failed, unless these systems had been modified or replaced, because such systems may have been programmed incorrectly and interpreted the date of January 1, 2000 as being January 1st of the year 1900 or another incorrect date. In addition, certain systems may fail to detect that the year 2000 is a leap year or otherwise incorrectly interpret a year 2000 date.
    The Company has not experienced any material failures of generation and delivery of electric energy due to Year 2000 because of its preparations. Such preparations included the modification or replacement of certain computer hardware and software to minimize Year 2000-related failures and repair. This included both information technology systems
(IT), which are mainframe and client server applications, and embedded logic systems (non-IT), such as process controls for energy production and delivery. Externally, the problem was addressed with entities that interact with the Company, including suppliers, customers, creditors, financial service organizations and other parties essential to the Company's operations. In the course of the external evaluation, the Company sought written assurances from third parties regarding their state of Year 2000 readiness. Another issue addressed was the impact of electric power grid problems that may have occurred outside of our transmission system.
    Through December 31, 1999, the Company spent $46 million on its Year 2000 project. Most Year 2000 costs were for IT contractors and consultants and for salaries of internal IT professionals and were expensed; however, in certain cases the Company acquired hardware and new software that was capitalized.

New Accounting Standards
    The FASB issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" in June 1998. SFAS 133 establishes accounting and reporting standards for derivative instruments. It requires that all derivatives be recognized as either an asset or a liability and measured at fair value in the financial statements. If certain conditions are met a derivative may be designated as a hedge of possible changes in fair value of an asset, liability or firm commitment; variable cash flows of forecasted transactions; or foreign currency exposure. The accounting/reporting for changes in a derivative's fair value (gains and losses) depend on the intended use and resulting designation of the derivative. Management is currently studying the provisions of SFAS 133 and reviewing the Company's contracts and transactions to determine the impact on the Company's results of operations, cash flows and financial condition when SFAS 133 is adopted on January 1, 2001.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(in millions - except per share amounts)
                                                             Year Ended December 31,
                                                       1999           1998           1997
REVENUES
  Domestic Regulated Electric Utility Operations      $6,315         $6,346         $5,880
  Worldwide Electric and Gas Operations                  601             51             48

          TOTAL REVENUES                               6,916          6,397          5,928

OPERATING EXPENSES:
  Fuel and Purchased Power                             2,116          2,154          1,762
  Maintenance and Other Operation                      1,868          1,846          1,711
  Depreciation and Amortization                          600            580            591
  Taxes Other Than Income Taxes                          476            475            469
  Worldwide Electric and Gas Operations                  551             95             49

          TOTAL EXPENSES                               5,611          5,150          4,582

OPERATING INCOME                                       1,305          1,247          1,346
OTHER INCOME (net)                                        15           -                18

INCOME BEFORE INTEREST, PREFERRED
  DIVIDENDS AND INCOME TAXES                           1,320          1,247          1,364

INTEREST AND PREFERRED DIVIDENDS                         540            430            424

INCOME BEFORE INCOME TAXES                               780            817            940

INCOME TAXES                                             260            281            320

INCOME BEFORE EXTRAORDINARY ITEM                         520            536            620

EXTRAORDINARY ITEM - U.K. WINDFALL TAX                  -              -              (109)

NET INCOME                                            $  520         $  536         $  511

AVERAGE NUMBER OF SHARES OUTSTANDING                     193            191            189

EARNINGS PER SHARE:
  Before Extraordinary Item                            $2.69          $2.81         $ 3.28
  Extraordinary Item - U.K. Windfall Tax                 -              -            (0.58)
  Net Income                                           $2.69          $2.81         $ 2.70

CASH DIVIDENDS PAID PER SHARE                          $2.40          $2.40          $2.40


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                                             Year Ended December 31,
                                                       1999           1998           1997
(in millions)
Net Income                                             $520           $536           $511
Other Comprehensive Gain (Loss)                          15             (1)            -

COMPREHENSIVE INCOME                                   $535           $535           $511

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(in millions - except share data)
                                                                      December 31,
                                                                 1999             1998
ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents                                     $   333          $   173
  Accounts Receivable:
    Customers                                                       553              557
    Miscellaneous                                                   369              333
    Allowance for Uncollectible Accounts                            (12)             (11)
  Fuel - at average cost                                            307              216
  Materials and Supplies - at average cost                          311              280
  Accrued Utility Revenues                                          246              214
  Energy Marketing and Trading Contracts                          1,001              372
  Prepayments and Other                                             108               84

          TOTAL CURRENT ASSETS                                    3,216            2,218

PROPERTY PLANT AND EQUIPMENT:
  Electric:
    Production                                                    9,949            9,615
    Transmission                                                  3,832            3,692
    Distribution                                                  5,536            5,125
  Other (including gas and coal mining assets
    and nuclear fuel)                                             2,307            2,118
  Construction Work in Progress                                     581              801
           Total Property, Plant and Equipment                   22,205           21,351
  Accumulated Depreciation and Amortization                       9,150            8,549

          NET PROPERTY, PLANT AND EQUIPMENT                      13,055           12,802

REGULATORY ASSETS                                                 2,171            1,847

OTHER ASSETS                                                      3,046            2,616

            TOTAL                                               $21,488          $19,483

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
                                                                          December 31,
                                                                      1999          1998
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts Payable                                                   $   699       $   607
  Short-term Debt                                                        888           617
  Long-term Debt Due Within One Year*                                  1,111           206
  Taxes Accrued                                                          414           382
  Interest Accrued                                                        78            75
  Obligations Under Capital Leases                                        91            82
  Energy Marketing and Trading Contracts                                 964           360
  Other                                                                  425           472

          TOTAL CURRENT LIABILITIES                                    4,670         2,801

LONG-TERM DEBT*                                                        6,336         6,800

DEFERRED INCOME TAXES                                                  2,745         2,601

DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2              213           222

DEFERRED INVESTMENT TAX CREDITS                                          326           351

DEFERRED CREDITS AND REGULATORY LIABILITIES                              517           263

OTHER NONCURRENT LIABILITIES                                           1,511         1,429

CUMULATIVE PREFERRED STOCK OF SUBSIDIARIES*                              164           174

COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)

COMMON SHAREHOLDERS' EQUITY:
  Common Stock-Par Value $6.50:
                            1999          1998
    Shares Authorized. .600,000,000   600,000,000
    Shares Issued. . . .203,103,341   200,816,469
    (8,999,992 shares were held in treasury
     at December 31, 1999 and 1998)                                    1,320         1,305
  Paid-in Capital                                                      1,932         1,854
  Accumulated Other Comprehensive Income-
    Foreign Currency Translation Adjustments                              14            (1)
  Retained Earnings                                                    1,740         1,684

          TOTAL COMMON SHAREHOLDERS' EQUITY                            5,006         4,842

            TOTAL                                                    $21,488       $19,483

*See Accompanying Schedules.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
                                                             Year Ended December 31,
                                                      1999            1998            1997
OPERATING ACTIVITIES:
  Net Income                                          $ 520         $   536          $   511
  Adjustments for Noncash Items:
    Depreciation and Amortization                       714             620              608
    Deferred Federal Income Taxes                       144              41               (7)
    Deferred Investment Tax Credits                     (25)            (25)             (25)
    Amortization (Deferral) of Operating
      Expenses and Carrying Charges (net)              (151)             15               12
    Equity in Earnings of Yorkshire
      Electricity Group plc                             (45)            (38)             (34)
    Extraordinary Item - UK Windfall Tax                -              -                 109
    Deferred Costs Under Fuel Clause Mechanisms        (116)            (73)             (52)
  Changes in Certain Current Assets
    and Liabilities:
      Accounts Receivable (net)                         (31)           (142)            (136)
      Fuel, Materials and Supplies                     (122)              2               (1)
      Accrued Utility Revenues                          (32)              3              (14)
      Accounts Payable                                   92             200              147
      Taxes Accrued                                      32              (1)             (33)
  Payment of Disputed Tax and Interest
    Related to COLI                                     (19)           (303)              (3)
  Other (net)                                          (144)            195              116
        Net Cash Flows From Operating Activities        817           1,030            1,198

INVESTING ACTIVITIES:
  Construction Expenditures                            (867)           (792)            (760)
  Investment in Yorkshire Electricity Group plc         -              -                (364)
  Investment in CitiPower                               -            (1,054)            -
  Investment in Gas Assets                              -              (340)            -
  Other                                                 (47)            (27)               2
        Net Cash Flows Used For
          Investing Activities                         (914)         (2,213)          (1,122)

FINANCING ACTIVITIES:
  Issuance of Common Stock                               91              86               77
  Issuance of Long-term Debt                            892           2,491              880
  Retirement of Cumulative Preferred Stock              (10)             (1)            (433)
  Retirement of Long-term Debt                         (523)           (915)            (348)
  Change in Short-term Debt (net)                       271              62              235
  Dividends Paid on Common Stock                       (464)           (458)            (453)
        Net Cash Flows From (Used For)
          Financing Activities                          257           1,265              (42)

Net Increase in Cash and Cash Equivalents               160              82               34
Cash and Cash Equivalents January 1                     173              91               57
Cash and Cash Equivalents December 31                 $ 333         $   173          $    91

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                                           Paid-In    Comprehensive    Retained
(in millions)              Common Stock    Capital        Income       Earnings    Total

                          Shares  Amount
JANUARY 1, 1997            197    $1,282   $1,716         $-           $1,548     $4,546
Issuances                    2        11       66          -             -            77
Retirements and Other       -       -          (3)         -             -            (3)
Net Income                  -       -        -             -              511        511
Cash Dividends Declared     -       -        -             -             (453)      (453)
Foreign Currency
 Translation Adjustments    -       -        -             -             -          -

DECEMBER 31, 1997          199     1,293    1,779          -            1,606      4,678
Issuances                    2        12       74          -             -            86
Retirements and Other       -       -           1          -             -             1
Net Income                  -       -        -             -              536        536
Cash Dividends Declared     -       -        -             -             (458)      (458)
Foreign Currency
 Translation Adjustments    -       -        -             (1)           -            (1)

DECEMBER 31, 1998          201     1,305    1,854          (1)          1,684      4,842
Issuances                    2        15       76          -             -            91
Retirements and Other       -       -           2          -             -             2
Net Income                  -       -        -             -              520        520
Cash Dividends Declared     -       -        -             -             (464)      (464)
Foreign Currency
 Translation Adjustments    -       -        -             15            -            15

DECEMBER 31, 1999          203    $1,320   $1,932         $14          $1,740     $5,006

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Organization - American Electric Power Company, Inc. (AEP or the Company) is one of the United States' (U.S.) largest investor-owned public utility holding companies engaged in the generation, purchase, transmission and distribution of electric power to 3 million retail customers in its seven state service territory which covers portions of Ohio, Michigan, Indiana, Kentucky, West Virginia, Virginia and Tennessee. Electric power is also supplied at wholesale to neighboring utility systems and power marketers. AEP also has energy holdings in the U.S., the United Kingdom (UK), China and Australia.

The organization of AEP consists of American Electric Power
Company, Inc. (AEP Co., Inc.), the parent holding company; seven domestic regulated electric utility operating companies (domestic utility subsidiaries); a domestic generating subsidiary, AEP Generating Company (AEGCo); two active coal-mining companies; a service company, American Electric Power Service Corporation
(AEPSC); AEP Resources, Inc. (AEPR) a subsidiary which invests in, owns and operates energy-related domestic and international projects and companies; AEP Energy Services, Inc. (AEPES) a non-regulated subsidiary which markets and trades energy commodities; and other subsidiaries that provide energy and communication services.

The following domestic utility subsidiaries pool their generating and transmission facilities and operate them as an integrated system: Appalachian Power Company (APCo), Columbus Southern Power Company (CSPCo), Indiana Michigan Power Company (I&M), Kentucky Power Company (KPCo) and Ohio Power Company (OPCo). The remaining two domestic utility subsidiaries, Kingsport Power Company (KGPCo) and Wheeling Power Company (WPCo) are distribution companies that purchase power from APCo and OPCo, respectively. AEPSC provides management, professional and other services to the AEP System subsidiaries. The active coal-mining companies are wholly-owned by OPCo (see Note 3 for information regarding shutdown of affiliated mines). AEGCo has a 50% interest in the Rockport Plant which is comprised of two of the AEP System's six 1,300 megawatt (MW) generating units. AEPR owns 50% of Yorkshire Electricity Group plc (Yorkshire), a supply and distribution utility company in the UK (see Note 9); 70% of Nanyang General Light Electric Co., Ltd., owner of a two-unit power plant in China; 20% of Pacific Hydro, an Australian hydroelectric generating company; all of the assets of a midstream natural gas operation in Louisiana and 100% of CitiPower, a Melbourne, Australia supply and distribution utility. AEPES principally markets and trades natural gas. Two non-regulated subsidiaries, AEP Resources Service Company and AEP
Communications are engaged in providing power engineering, consulting and management services around the world and fiber, wireless and information communication services in the U.S.

Although the domestic utility subsidiaries are managed centrally by AEPSC and operate as American Electric Power they and AEPSC have not changed their names and remain separate legal entities.

Rate Regulation - The AEP System is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (1935 Act). The rates charged by the domestic utility subsidiaries are approved by the Federal Energy Regulatory Commission (FERC) and the state utility commissions. The FERC regulates wholesale electricity rates and transmission rates and the state commissions regulate retail generation and distribution rates.

Principles of Consolidation - The consolidated financial statements include AEP Co., Inc. and its wholly-owned and majority-owned subsidiaries consolidated with their wholly-owned subsidiaries. Significant intercompany items are eliminated in consolidation. Yorkshire and Pacific Hydro are accounted for using the equity method with their equity earnings included in revenues from worldwide electric and gas operations.

Basis of Accounting - As the owner of cost-based rate-regulated electric public utility companies, AEP Co., Inc.'s consolidated financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation," regulatory assets (deferred expenses) and regulatory liabilities (deferred revenue) are recorded to reflect the economic effects of regulation by matching expenses with their recovery through regulated revenues.

Use of Estimates - The preparation of these financial statements in conformity with generally accepted accounting principles requires in certain instances the use of estimates. Actual results could differ from those estimates.

Property, Plant and Equipment - Property, plant and equipment are stated at original cost of the acquirer. Additions, major replacements and betterments are added to the plant accounts. Retirements from the plant accounts and associated removal costs, net of salvage, are deducted from accumulated depreciation. The costs of labor, materials and overheads incurred to operate and maintain utility plant are included in operating expenses.

Allowance for Funds Used During Construction (AFUDC) - AFUDC is a noncash nonoperating income item that is capitalized and recovered through depreciation over the service life of domestic regulated electric utility plant. For domestic regulated electric utility plant, it represents the estimated cost of borrowed and equity funds used to finance construction projects. The amounts of AFUDC for 1999, 1998 and 1997 were not significant. Worldwide operations capitalize interest during construction in accordance with SFAS 34, "Capitalization of Interest Costs."

Depreciation, Depletion and Amortization - Depreciation of property, plant and equipment is provided on a straight-line basis over the estimated useful lives of property, other than coal-mining property, and is calculated largely through the use of composite rates by functional class as follows:

Functional Class
of Property                           Annual Composite Depreciation Rates Ranges
                                       1999            1998            1997
Production:
  Steam-Nuclear                               3.4%            3.4%            3.4%
  Steam-Fossil-Fired                 3.2% to  5.0%    3.2% to 4.4%    3.2% to 4.4%
  Hydroelectric-Conventional
    and Pumped Storage               2.7% to  3.4%    2.7% to 3.4%    2.7% to 3.2%
Transmission                         1.7% to  2.7%    1.7% to 2.7%    1.7% to 2.7%
Distribution                         2.8% to  4.2%    3.3% to 4.2%    3.3% to 4.2%
Other                                2.0% to 20.0%    2.5% to 3.8%    2.5% to 3.8%

Depreciation, depletion and amortization of coal-mining assets is provided over each asset's estimated useful life or the estimated life of the mine, whichever is shorter, and is calculated using the straight-line method for mining structures and equipment. The units-of-production method is used to amortize coal rights and mine development costs based on estimated recoverable tonnages at a current average rate of $2.32 per ton in 1999, $1.85 per ton in 1998 and $1.91 per ton in 1997. These costs are included in the cost of coal charged to fuel expense. See Note 3 regarding closure of affiliated mines.

Cash and Cash Equivalents - Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Foreign Currency Translation - The financial statements of subsidiaries outside the U.S. are measured using the local currency as the functional currency. Assets and liabilities are translated to U.S. dollars at year-end rates of exchange and revenues and expenses are translated at monthly average exchange rates throughout the year. Currency translation gain and loss adjustments are accumulated in shareholders' equity. Currency transaction gains and losses are recorded in income.

Energy Marketing and Trading Transactions - The Company makes wholesale electricity and natural gas marketing and trading transactions (trading activities). Trading activities involve the sale of energy under physical forward contracts at fixed and variable prices and the trading of energy contracts including exchange traded futures and options, over-the-counter options and swaps. The majority of these transactions represents physical forward electricity contracts in the Company's traditional marketing area and are typically settled by entering into offsetting contracts. The net revenues from these transactions in the Company's traditional marketing area are included in regulated revenues for ratemaking, accounting and financial and regulatory reporting purposes.

The Company also purchases and sells electricity and gas options, futures and swaps, and enters into forward purchase and sale contracts for electricity outside its traditional marketing area and for gas. These transactions represent non-regulated trading activities that are included in worldwide revenues.

In the first quarter of 1999 the Company adopted the Financial Accounting Standards Board's Emerging Issues Task Force Consensus
(EITF) 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities". The EITF requires that all energy trading contracts be marked-to-market. The effect on the Consolidated Statements of Income of marking open trading contracts to market is deferred as regulatory assets or liabilities for those open electricity trading transactions within the Company's marketing area that are included in cost of service on a settlement basis for ratemaking purposes in the Company's non-Virginia jurisdictions. A Virginia jurisdiction net mark-to-market after-tax gain of $3 million as of December 31, 1999 is included in net income as a result of an agreed prohibition against establishing new regulatory assets in a February 1999 Virginia State Corporation Commission (Virginia SCC) approved settlement agreement. Non-regulated open trading contracts are accounted for on a mark-to-market basis and included in worldwide electric and gas operations revenues. Unrealized mark-to-market gains and losses from all trading activity are reported as assets and liabilities, respectively. The adoption of the EITF did not have a material effect on results of operations, cash flows or financial condition.

The Company enters into contracts to manage the exposure to unfavorable changes in the cost of debt to be issued. These anticipatory debt instruments are entered into in order to manage the change in interest rates between the time a debt offering is initiated and the issuance of the debt (usually a period of 60 days). Gains or losses are deferred and amortized over the life of the debt issuance with the amortization included in interest charges. There were no such forward contracts outstanding at December 31, 1999 or 1998.

See Note 14 - Financial Instruments, Credit and Risk Management for further discussion.

Revenues and Fuel Costs - Regulated revenues include the accrual of electricity consumed but unbilled at month-end as well as billed revenues. Fuel costs are matched, in accordance with SFAS 71, with their recovery from/to customers through regulated revenues in accordance with rate commission orders. Generally in order to accomplish a proper matching in the retail jurisdictions, changes in fuel costs are deferred or revenues accrued until approved by the regulatory commission for billing or refund to customers in later months. Wholesale jurisdictional fuel cost changes are expensed and billed as incurred.

Levelization of Nuclear Refueling Outage Costs - In order to match costs with regulated revenues, incremental operation and maintenance costs associated with refueling outages at I&M's Cook Plant are deferred commensurate with their rate-making treatment and amortized over the period beginning with the commencement of an outage and ending with the beginning of the next outage.

Amortization of Cook Plant Deferred Restart Costs - Pursuant to settlement agreements approved by the Indiana Utility Regulatory Commission (IURC) and the Michigan Public Service Commission (MPSC) to resolve all issues related to an extended outage of the Cook Plant, I&M deferred certain operation and maintenance costs in 1999. The settlement agreements provide for the deferral of $150 million of Indiana jurisdictional and $50 million of Michigan jurisdictional incremental operation and maintenance costs incurred in 1999. The deferred amount will be amortized to expense on a straight-line basis over five years beginning January 1, 1999. I&M deferred $200 million and amortized $40 million in 1999 leaving $160 million as an SFAS 71 regulatory asset at December 31, 1999 on the Consolidated Balance Sheet. See Note 2 "Nuclear Plant Shutdown" for a discussion of the settlement agreements.

Income Taxes - The Company follows the liability method of accounting for income taxes as prescribed by SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are provided for all temporary differences between the book cost and tax basis of assets and liabilities which will result in a future tax consequence. Where the flow-through method of accounting for temporary differences is reflected in regulated revenues (that is, deferred taxes are not included in the cost of service for determining regulated rates for electricity), deferred income taxes are recorded and related regulatory assets and liabilities are established in accordance with SFAS 71.

Investment Tax Credits - Investment tax credits have been accounted for under the flow-through method except where regulatory commissions have reflected investment tax credits in the rate-making process on a deferral basis. Investment tax credits that have been deferred are being amortized over the life of the regulated plant investment.

Debt and Preferred Stock - Gains and losses from the reacquisition of debt used to finance domestic regulated electric utility plant are generally deferred and amortized over the remaining term of the reacquired debt in accordance with their rate-making treatment. If the debt is refinanced the reacquisition costs are generally deferred except in Virginia and amortized over the term of the replacement debt commensurate with their recovery in rates.

Debt discount or premium and debt issuances expenses are deferred and amortized over the term of the related debt, with the amortization included in interest charges.

Redemption premiums paid to reacquire preferred stock of the domestic utility subsidiaries are included in paid-in capital and amortized to retained earnings commensurate with their recovery in rates. The excess of par value over costs of preferred stock reacquired is credited to paid-in capital and amortized to retained earnings consistent with the timing of its recovery in rates in accordance with SFAS 71.

Other Assets - Other assets are comprised primarily of nuclear decommissioning and spent nuclear fuel disposal trust funds; licenses for CitiPower operating franchises; amounts for corporate owned life insurance and related disputed tax payments; the investments in Yorkshire and Pacific Hydro which are accounted for under the equity method of accounting; and goodwill. Securities held in trust funds for decommissioning nuclear facilities and for the disposal of spent nuclear fuel are recorded at market value in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities in the trust funds have been classified as available-for-sale due to their long-term purpose. Under the provisions of SFAS 71, unrealized gains and losses from securities in these trust funds are not reported in equity but result in adjustments to the liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the spent nuclear fuel disposal trust funds. The recoverability of goodwill (evaluated on the basis of undiscounted operating cash flow analysis) is reviewed when events or changes in circumstances indicate that the carrying amount may exceed fair value.

EPS - Earnings per share is determined based upon the weighted average number of shares outstanding. There are no dilutive potential common shares. Therefore, earnings per share is the same for basic earnings per share and diluted earnings per share.

Reclassification - Certain prior year amounts have been reclassified to conform to current year presentation. Such reclassification had no impact on previously reported net income.


2. Nuclear Plant Shutdown:

I&M owns and operates the two-unit 2,110 MW Cook Plant under licenses granted by the Nuclear Regulatory Commission (NRC). I&M shut down both units of the Cook Plant in September 1997 due to questions regarding the operability of certain safety systems that arose during a NRC architect engineer design inspection. The NRC issued a Confirmatory Action Letter in September 1997 requiring I&M to address certain issues identified in the letter. In 1998 the NRC notified I&M that it had convened a Restart Panel for Cook Plant and provided a list of required restart activities. In order to identify and resolve the issues necessary to restart the Cook units, I&M is working with the NRC and will be meeting with the Panel on a regular basis until the units are returned to service. In a February 2, 2000 letter from the NRC, I&M was notified that the Confirmatory Action Letter had been closed. Closing of the Confirmatory Action Letter is one of the key approvals needed to restart the nuclear units.

I&M's plan to restart the Cook Plant units has Unit 2 scheduled to return to service in April 2000 and Unit 1 scheduled to return to service in September 2000. The restart plan was developed based upon a comprehensive systems readiness review of all operating systems at the Cook Plant. When maintenance and other work including testing required for restart are complete, I&M will seek concurrence from the NRC to return the Cook Plant to service. Any issues or difficulties encountered in testing of equipment as part of the restart process could delay the scheduled restart dates.

Replacement of the steam generator for Unit 1 will be completed before it is returned to service. Costs associated with the steam generator replacement are estimated to be approximately $165 million, which will be accounted for as a capital investment unrelated to the restart. At December 31, 1999, $119 million has been spent on the steam generator replacement.

The cost of electricity supplied to certain retail customers increased due to the outage of the two Cook Plant nuclear units since higher cost coal-fired generation and coal-based purchased power is being substituted for the unavailable low cost nuclear generation. With regulator approvals I&M's actual replacement energy fuel costs that exceeded the costs reflected in billings were recorded as a regulatory asset under Indiana and Michigan retail jurisdictional fuel cost recovery mechanisms.

On March 30, 1999, the IURC approved a settlement agreement that resolved all matters related to the recovery of replacement energy fuel costs and all outage/restart costs and related issues during the extended outage of the Cook Plant. The settlement agreement provided for, among other things, a replacement fuel billing credit of $55 million, including interest, to Indiana retail customers' bills; the deferral of unrecovered fuel revenues accrued between September 9, 1997 and December 31, 1999, including the billing credit; the deferral of up to $150 million of restart related nuclear operation and maintenance costs in 1999 above the amount included in base rates; the amortization of the deferred fuel revenues and non-fuel operation and maintenance cost deferrals over a five-year period ending December 31, 2003; a freeze in base rates through December 31, 2003; and a fixed fuel recovery charge through March 1, 2004. The $55 million credit was applied to retail customers' bills during the months of July, August and September 1999.

On December 16, 1999, the MPSC approved a settlement agreement for two open Michigan power supply cost recovery reconciliation cases which resolves all issues related to the Cook Plant extended outage. The settlement agreement limits I&M's ability to increase base rates and freezes the power supply cost recovery factor until January 1, 2004; permits the deferral of up to $50 million in 1999 of jurisdictional non-fuel nuclear operation and maintenance expenses; authorizes the amortization of power supply cost recovery revenues accrued from September 9, 1997 to December 31, 1999 and non-fuel nuclear operation and maintenance cost deferrals over a five-year period ending December 31, 2003.

Expenditures to restart the Cook units are estimated to total approximately $574 million. Through December 31, 1999, $373 million has been spent. The restart costs incurred in 1997 and 1998 were $6 million and $78 million, respectively, and were recorded in other operation and maintenance expense. In 1999 the costs incurred were $289 million and were recorded in accordance with the Indiana and Michigan settlement agreements whereby $150 million and $50 million, respectively, of operation and maintenance costs were deferred in 1999 for amortization through December 31, 2003. The amortization of the non-fuel operation and maintenance restart cost deferrals through December 31, 1999 was $40 million. Consequently, maintenance and other operation expenses included $129 million of Cook restart expense for 1999. Restart costs incurred in 2000 will be accounted for as a current period operation and maintenance expense. At December 31, 1999, the unamortized balance of restart related operation and maintenance costs was $160 million and is included in the Company's regulatory assets. Also deferred as a regulatory asset at December 31, 1999 was $150 million of fuel-related revenues.

The costs of the extended outage and restart efforts will have a material adverse effect on future results of operations and possibly financial condition through 2003 and on cash flows through 2000. Management believes that the Cook units will be successfully returned to service in April and September 2000. However, if for some unknown reason the units are not returned to service or their return is delayed significantly it would have an even greater adverse effect on future results of operations, cash flows and financial condition.


3. Rate Matters:

OPCo's Recovery of Fuel Costs - Under the terms of a 1992 stipulation agreement the cost of coal burned at the Gavin Plant is subject to a 15-year predetermined price of $1.575 per million Btu's with quarterly escalation adjustments through November 2009. A 1995 Settlement Agreement set the fuel component of the electric fuel component (EFC) factor at 1.465 cents per kilowatthour (kwh) for the period June 1, 1995 through November 30, 1998. The 1995 Settlement Agreement requires for the two year period from December 1, 1998 through November 30, 2000 that coal from Central Ohio Coal Company's Muskingum mine and Windsor Coal Company's mine be priced at the market price for comparable quality coal. The Company is allowed to defer the difference for future recovery. Effective December 1, 1998 the 1992 stipulation continued to control the recovery of fuel costs at the Gavin Plant and the ability of OPCo to recover the costs to shut down its affiliated mines. To the extent the actual cost of coal burned at the Gavin Plant is below the predetermined prices, the stipulation agreement provides OPCo with the opportunity to recover over its term the Ohio jurisdictional share of OPCo's investment in and the liabilities and future shutdown costs of its affiliated mines as well as any fuel costs incurred above the predetermined rate and deferred for future recovery under the agreements. These agreements will be superseded effective January 1, 2001 by the Ohio Electric Restructuring Act of 1999 (see Note 5).

The Muskingum coal mine which supplied all of its output to OPCo was closed in October 1999. During 1999 efforts began to reclaim the properties, sell or scrap all mining equipment, terminate both capital and operating leases and perform other activities necessary to shut down the mine. Mine reclamation activities should be completed by December 31 2002; postremediation monitoring is anticipated to continue for five years after completion of reclamation.

In 1999 the Company announced that the affiliated Windsor coal mine would close April 30, 2000. After the mine closes, efforts will begin to reclaim the property, sell or scrap all mining equipment and perform other activities necessary to shut down the mine. Reclamation activities should be completed within two to three years after shutdown.

The Company recorded mine closing costs of $45 million in 1998 for the Muskingum mine and $48 million in 1999 for the Windsor mine. Pursuant to terms of the 1992 and 1995 agreements, the Company deferred accrued mine closure costs of $19 million in 1998 for the Muskingum mine and $25 million in 1999 for the Windsor mine. Fuel expense included $23 million and $26 million in 1999 and 1998, respectively, of mine closure costs. At December 31, 1999, the accrued liabilities for reclamation, mine closing costs and post shutdown costs were $119 million for the Muskingum mine and $84 million for the Windsor mine.

Revenues and net income for the Muskingum mining operation in 1999 up to the shutdown date were $64 million and $1,000, respectively. For the years ended December 31, 1998 and 1997 revenues and net income from the Muskingum mining operation were $110 million and $1,000 and $66 million and zero, respectively. For the years ended December 31, 1999, 1998 and 1997 revenues and net income from the Windsor mining operation were $123 million and $18,000, $65 million and $123,000, and $69 million and $1 million, respectively.

Management believes that existing deferrals for the Ohio jurisdictional portion of the cost of the mine shutdowns can be deferred for future recovery through the Ohio fuel clause mechanism under terms of the Ohio fuel clause predetermined price agreements. At December 31, 1999 the Company has deferred $196 million under the terms of the Ohio fuel clause predetermined price agreements. However, since the Ohio Electric Restructuring Act of 1999 (the
Act) supersedes the agreements, the Company has filed under the provisions of the Act for recovery of all of its generation related regulatory assets which includes the fuel deferral at December 31, 1999 plus the projected balance that will be deferred for the accrual of the Meigs mine closure costs by the beginning of the transition period, January 1, 2001. Under the provisions of the Act the Company is seeking a total of $360 million for the regulatory assets deferred under the above agreements through transition rates and a post generation deregulation five year wires charge. Unless the cost of the remaining coal production and deferred mine shutdowns are recovered through the remaining Ohio fuel clause rates and Ohio restructuring transition rates and/or a post deregulation wires charge, future results of operations and cash flows will be adversely affected.

Management intends to continue to recover from non-Ohio jurisdictional ratepayers the non-Ohio jurisdictional portion of the investment in and the liabilities and closing costs of the Meigs, Muskingum and Windsor mines. The non-Ohio jurisdictional portion of shutdown costs for these mines which includes the investment in the mines, leased asset buy-outs, reclamation costs and employee benefits is estimated to be approximately $62 million after tax at December 31, 1999.

FERC - The FERC issued orders 888 and 889 in April 1996 which required each public utility that owns or controls interstate transmission facilities to file an open access network and point-to-point transmission tariff that offers services comparable to the utility's own uses of its transmission system. The orders also require utilities to functionally unbundle their services, by requiring them to use their own transmission service tariffs in making off-system and third-party sales. As part of the orders, the FERC issued a pro-forma tariff which reflects the Commission's views on the minimum non-price terms and conditions for non-discriminatory transmission service. The FERC orders also allow a utility to seek recovery of certain prudently-incurred stranded costs that result from unbundled transmission service.

On July 9, 1996, the AEP System companies filed an Open Access Transmission Tariff conforming with the FERC's pro-forma transmission tariff, subject to the resolution of certain pricing issues. The 1996 tariff incorporated transmission rates which were the result of a settlement of a pending rate case, but which were being collected subject to refund from certain customers who opposed the settlement and continued to litigate the reasonableness of AEP's transmission rates. On July 30, 1999, the FERC issued an order in the litigated rate case which would reduce AEP's rates for the affected customers below the settlement rate. AEP and certain of the affected customers sought rehearing of the Commission's Order. The Company made a provision in September 1999 for the refund including interest.


On December 10, 1999, AEP filed a settlement agreement with the FERC resolving the issues on rehearing of the July 30, 1999 order. Under terms of the settlement, AEP will make refunds retroactive to September 7, 1993 to certain customers affected by the July 30, 1999 FERC order. The refunds will be made in two payments. The first payment was made February 2, 2000 pursuant to a FERC order granting AEP's request to make interim refunds. The remainder will be paid after the FERC issues a final order and approves a compliance filing that AEP will make pursuant to the final order. In addition, a new rate was made effective January 1, 2000, subject to FERC approval, for all transmission service customers and a future rate was established to take effect upon the consummation of the AEP and Central and South West Corporation merger unless a superseding rate is made effective prior to the merger.

West Virginia

On May 12, 1999, the Company's subsidiary, APCo, filed with the Public Service Commission of West Virginia (WVPSC) for a base rate increase of $50 million annually and a reduction in expanded net energy cost (ENEC) rates of $38 million annually. On February 7, 2000, APCo and other parties to the proceeding filed a Joint Stipulation and Agreement for Settlement (Joint Stipulation) with the WVPSC for approval. The Joint Stipulation's main provisions include no change in either base or ENEC rates effective January 1, 2000 from those base and ENEC rates in effect from November 1, 1996 until December 31, 1999 (these rates provide for recovery of regulatory assets including any generation related regulatory assets of approximately 0.5 mills per kwh); annual ENEC recovery proceedings are suspended and deferral accounting for over or under recovery is discontinued effective January 1, 2000; the net cumulative deferred ENEC recovery balance as established by a WVPSC order on December 27, 1996, which is $66 million at December 31, 1999, shall remain on the books as a regulatory liability.
However, if deregulation of generation occurs in West Virginia
(WV), APCo will use this regulatory liability to reduce unrecoverable generation-related regulatory assets and, to the extent possible, any additional cost or obligations that deregulation may impose. APCo's share of any net savings from the pending merger between AEP and Central and South West Corporation prior to December 31, 2004 shall be retained by APCo. All cost incurred in the merger that are allocated to APCo, whether the merger is consummated or not, shall be fully charged to expense as of December 31, 2004 and shall not be included in any WV rate proceeding after that date. After December 31, 2004, any savings related to the merger will be reflected in rates in any future rate proceeding before the WVPSC to establish distribution rates or to adjust rate caps during the transition to market based rates. If deregulation of generation occurs in WV the net retained generation related merger savings should be used to recover any generation related regulatory assets that are not recovered under the provisions of the Joint Stipulation and the mechanisms provided for in the deregulation legislation and, to the extent possible, to recover any additional costs or obligations that deregulation may impose on APCo. Regardless of whether the net cumulative deferred ENEC recovery balance and the net merger savings are sufficient to offset all of APCo's generation related regulatory assets, under the terms of the Joint Stipulation there will be no further explicit adjustment to APCo's rates to provide for recovery of generation-related regulatory assets beyond the above discussed specific adjustments provided in the Joint Stipulation and the 0.5 mills per kwh wires charge in the WV Restructuring Plan (see Note
5 for discussion of WV Restructuring Plan).


4. Effects of Regulation and Phase-In Plans:

In accordance with SFAS 71 the consolidated financial statements include regulatory assets (deferred expenses) and regulatory liabilities (deferred revenues) recorded in accordance with regulatory actions in order to match expenses and revenues from cost-based rates in the same accounting period. Regulatory assets are expected to be recovered in future periods through the rate-making process and regulatory liabilities are expected to reduce future cost recoveries. Among other things, application of SFAS 71 requires that the Company's regulated rates be cost-based and the recovery of regulatory assets probable. Management has reviewed all the evidence currently available and concluded that the Company continues to meet the requirements to apply SFAS 71. In the event a portion of the Company's business no longer met those requirements, net regulatory assets would have to be written off for that portion of the business and assets attributable to that portion of the business would have to be tested for possible impairment and, if required, an impairment loss recorded unless the net regulatory assets and impairment losses are recoverable as a stranded cost. (See Note 5 "Restructuring Legislation".)

Recognized regulatory assets and liabilities are comprised of the following at:
                                             December 31,
                                         1999            1998
                                             (in millions)
Regulatory Assets:
   Amounts Due From Customers For
      Future Income Taxes               $1,278          $1,324
   Deferred Fuel Costs                     424             193
   Unamortized Loss on Reacquired Debt      84              91
   Other                                   385             239
   Total Regulatory Assets              $2,171          $1,847

Regulatory Liabilities:
   Deferred Investment Tax Credits        $326            $351
   Other Regulatory Liabilities*           300             148
    Total Regulatory Liabilities          $626            $499


* Included in Deferred Credits and Regulatory Liabilities on
Consolidated Balance Sheets.

Rate phase-in plans in the Indiana and the FERC jurisdictions provided for the recovery and straight-line amortization of deferred Rockport Plant Unit 1 costs over a ten year period that ended in 1997. In 1997 amortization and recovery of the deferred Rockport Plant Unit 1 phase-in plan costs were $11.9 million. During the recovery period net income was unaffected by the recovery of the phase-in deferrals.


5. Restructuring Legislation:

Ohio

The Ohio Electric Restructuring Act of 1999 (the Act) became law in October 1999. The Act provides for customer choice of electricity supplier, a residential rate reduction of 5% for the generation portion of rates and a freezing of generation rates including fuel rates beginning on January 1, 2001. The Act also provides for a five-year transition period to move from cost based rates to market pricing for generation services. It authorizes the Public Utilities Commission of Ohio (PUCO) to address certain major transition issues including unbundling of rates and the recovery of transition costs. Under the Act, transition costs can include regulatory assets, generating asset impairments and other stranded costs, employee severance and retraining costs, consumer education costs and other costs. Stranded generation costs are those costs of generation above the market price for electricity that potentially would not be recoverable in a competitive market.

Retail electric services that will be competitive are defined in the Act as electric generation service, aggregation service and power marketing and brokering. Under the legislation the PUCO is granted broad oversight responsibility and is required by the Act to promulgate rules for competitive retail electric generation service and transition plan filings. The Act also gives the PUCO authority to approve a transition plan for each electric utility company and sets a deadline of no later than October 31, 2000 for those approvals.

The Act provides Ohio electric utilities with an opportunity to recover PUCO approved allowable transition costs through generation rates paid through December 31, 2005 by customers who do not switch generation suppliers and through a transition charge for customers who switch generation suppliers. Recovery of the regulatory asset portion of transition costs can, under certain circumstances, extend beyond the five-year transition period but cannot continue beyond December 31, 2010.

The Act also provides for a reduction in property tax assessments, the imposition of franchise and income taxes, and the replacement of a gross receipts tax with a kwh based excise tax. The property tax assessment percentage on generation property will be lowered from 100% to 25% of value effective January 1, 2001 and electric utilities will become subject to the Ohio Corporate Franchise Tax and municipal income taxes on January 1, 2002. The last year for which electric utilities will pay the excise tax based on gross receipts is the tax year ending April 30, 2002. As of May 1, 2001 electric distribution companies will be subject to an excise tax based on kwh sold to Ohio customers. The gross receipts tax is paid at the beginning of the tax year, deferred as a prepaid expense and amortized to expense during the tax year pursuant to the tax law whereby the payment of the tax results in the privilege to conduct business in the year following the payment of the tax. The change in the tax law to impose an excise tax based on kwh sold to Ohio customers commencing before the expiration of the gross receipts tax privilege period will result in a 12 month period when electric utilities are recording as an expense both the gross receipts tax and the excise tax. In the Company's Ohio transition plan filings, recovery of $90 million was sought for this overlap of the gross receipts and excise taxes.

The Company filed its transition plan for OPCo and CSPCo (its Ohio jurisdictional subsidiaries) with the PUCO on December 30, 1999.
The filings included the following elements:

  a rate unbundling plan including tariff terms and conditions necessary for restructuring, a corporate separation plan, an application for transition revenues, a plan for independent operation of transmission facilities and other components for the implementation of restructuring.

Under the rate unbundling plan in the transition plan filing, the Company's Ohio retail jurisdictional companies will offer two transition period tariffs beginning January 1, 2001, the standard tariff and the open access distribution tariff. The proposed standard tariff applies to customers who do not choose an alternative energy supplier. This tariff schedule includes detailed charges for generation, transmission and distribution and riders to fund universal service, to promote energy efficiency and to recover regulatory assets and taxes. Taxes include charges for municipal income, excise and franchise taxes and tax credits for gross receipts and property taxes. For customers who choose an alternative electric supplier, the proposed open access distribution tariff will apply. This tariff includes charges for transmission and distribution and riders to fund universal service, to promote energy efficiency and to recover regulatory assets and taxes. These riders are the same as those in the standard tariff except there is no property tax credit.

The corporate separation plan contains proposals for each of the Company's Ohio jurisdictional companies to establish separate subsidiaries to own and operate their transmission and distribution assets. The separation plan will be implemented in a manner that recognizes the current overlap of financing arrangements. This would permit an orderly and economically efficient separation of each operating company so that additional transition costs can be avoided from premature unwinding of existing financial instruments. Prior to the actual legal separation, the Ohio jurisdictional companies will functionally separate generation from transmission and distribution.

An application to receive transition revenues was included in the transition plan filing. It requests recovery of stranded generation costs over a five year period and recovery of generation-related regulatory assets of $974 million over a 10-year period. The amount requested for recovery of regulatory assets includes current and new regulatory assets including those arising from compliance with the Act and closure of the affiliated mines.

Included in the transition plan is a proposal to implement independent operation of the transmission system. The Company proposes to join a regional transmission organization whose approval is currently pending before the FERC.

A project timeline for activities to implement operational support systems and other technical implementation issues to arrive at and support a competitive electricity market are included in the transition plan.

The Company plans to provide severance, retraining, early retirement, retention, outplacement and other assistance for displaced employees. At this time no employees are identified as affected by electric utility restructuring. Consequently, recovery of such costs was not requested in transition revenues as filed with the transition plan.

The transition plan includes a consumer education plan which will be implemented in conjunction with other electric utilities and the PUCO staff. The transition plan also has terms and conditions for changing suppliers and the commitment of time a customer must accept in a service contract which are two features necessary to accommodate restructuring.

A proposed shopping incentive in the transition plan represents the lower of the market price or the unbundled generation rate in current tariff schedules.

As discussed in Note 4, "Effects of Regulation and Phase-In Plans," the Company defers as regulatory assets and liabilities certain expenses and revenues consistent with the regulatory process in accordance with SFAS 71. Management has concluded that as of December 31, 1999 the requirements to apply SFAS 71 continue to be met since the Company's rates for generation will continue to be cost-based regulated until the PUCO takes action on the transition plan and the proposed tariff schedules contained in it as provided in the Act. The establishment of rates and charges under the transition plan should enable the Company to determine its ability to recover regulatory assets, transition costs and other stranded costs, a requirement to discontinue application of SFAS 71.

When the transition plan and tariff schedules are approved, the application of SFAS 71 will be discontinued for the Ohio retail jurisdictional portion of the generation business. At that time the Company will have to write-off its Ohio jurisdictional generation-related regulatory assets to the extent that they cannot be recovered under the tariff schedules in the transition plan approved by the PUCO and record any asset impairments in accordance with SFAS 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of." An impairment loss would be recorded to the extent that the cost of generation assets cannot be recovered through generation-related revenues during the transition period and future market prices. Until the PUCO completes its regulatory process and issues an order related to the Company's transition plan, it is not possible for management to determine if any of the Company's generating assets are impaired in accordance with SFAS 121. The amount of regulatory assets recorded on the books at December 31, 1999 applicable to the Ohio retail jurisdictional generating business is $666 million before related tax effects. Due to the planned closing of affiliated mines and other anticipated events, generation-related regulatory assets as of December 31, 2000 allocable to the Ohio retail jurisdiction are estimated to exceed $800 million, before income tax effects. Recovery of these regulatory assets and an estimated asset impairment are being sought as a part of the Company's Ohio transition plan filing.

A determination of whether the Company will experience any asset impairment loss regarding its Ohio retail jurisdictional generating assets and any loss from a possible inability to recover Ohio generation-related regulatory assets and other transition costs cannot be made until the PUCO takes action on the Company's transition plan. Management is seeking full recovery of generation-related regulatory assets, stranded costs and other transition costs in its transition plan filing. The PUCO is required to complete its regulatory process including review of the Company's transition plan filing and issue a transition order no later than October 31, 2000. Should the PUCO fail to fully approve the Company's transition plan and its tariff schedules which include recovery of the Company's generation-related regulatory assets, stranded costs and other transition costs, it could have a material adverse effect on results of operations, cash flows and possibly financial condition.

Virginia

In March 1999 a law was enacted in Virginia to restructure the electric utility industry. Under the restructuring law a transition to choice of electricity supplier for retail customers will commence on January 1, 2002 and be completed, subject to a finding by the Virginia SCC that an effective competitive market exists, on January 1, 2004.

The law also provides an opportunity for recovery of just and reasonable net stranded generation costs. The mechanisms in the Virginia law for net stranded cost recovery are: a capping of rates until as late as July 1, 2007, and the application of a wires charge upon customers who depart the incumbent utility in favor of an alternative supplier prior to the termination of the rate cap. The law provides for the establishment of capped rates prior to January 1, 2001 and the establishment of a wires charge by the fourth quarter of 2001.

Management has concluded that as of December 31, 1999 the requirements to apply SFAS 71 continue to be met. The Company's Virginia rates for generation will continue to be cost-based regulated until the establishment of capped rates and the wires charge as provided in the law. The establishment of capped rates and the wires charge should enable management to determine its ability to recover stranded costs, a requirement to discontinue application of SFAS 71.

When the capped rates and the wires charge are established in Virginia, the application of SFAS 71 will be discontinued for the Virginia retail jurisdictional portion of the Company's generating business. At that time the Company will have to write-off its generation-related regulatory assets to the extent that they cannot be recovered under the capped rates and wire charges approved by the Virginia SCC under the provisions of the restructuring law and record any asset impairments in accordance with SFAS 121. An impairment loss would be recorded to the extent that the cost of impaired assets cannot be recovered through generation-related revenues during the transition period and future market prices. Absent the determination through the regulatory process, wires charges and other pertinent information of capped rates as required by the restructuring law, it is not possible at this time for management to determine if any generation-related assets are impaired in accordance with SFAS 121 and if generation-related regulatory assets will be recovered. The amount of regulatory assets recorded on the books applicable to the Company's Virginia retail generating business at December 31, 1999 is estimated to be $64 million before related tax effects.

Should it not be possible under the Virginia law to recover all or a portion of the generation-related regulatory assets and/or tangible generating assets, it could have a material adverse impact on results of operations and cash flows. An estimated determination of whether the Company will experience any asset impairment loss regarding its Virginia retail jurisdictional generating assets and any loss from a possible inability to recover generation-related regulatory assets and other transition costs cannot be made until such time as the Company completes economic studies to estimate an asset impairment and until the transition period capped rates and the wires charge are determined under the law, which is expected to occur by the fourth quarter of 2000.

West Virginia

On January 28, 2000, the WVPSC issued an order approving an electricity restructuring plan for West Virginia. The restructuring plan has been submitted to the West Virginia Legislature for approval or rejection which is expected to occur during the current legislative session that ends in March 2000. Until approved by the West Virginia Legislature, the restructuring plan cannot take effect. The Company's subsidiaries, APCo and WPCo, which do business in West Virginia, will be affected by the proposed restructuring.

The provisions of the proposed restructuring plan provide for customer choice to begin on January 1, 2001, or at a later date set by the WVPSC after all necessary rules are in place (the "starting date"); deregulation of generation assets occurring on the starting date; functional separation of the generation, transmission and distribution businesses on the start date and their legal corporate separation no later than January 1, 2005; a transition period of up to 13 years, during which the incumbent utility must provide default service for customers who do not change suppliers unless an alternative default supplier is selected through a WVPSC-sponsored bidding process; capped and fixed rates for the 13 year transition period as discussed below; deregulation of metering and billing; a
0.5 mills per kwh wires charge applicable to all retail customers for the period January 1, 2001 through December 31, 2010 intended to provide for recovery of any stranded cost including net regulatory assets; establishment of a rate stabilization deferred balance by AEP of $81 million by the end of year ten of the transition period to be used as determined by the WVPSC to offset prices paid in the eleventh, twelfth, and thirteenth year of the transition period by residential and small commercial customers that do not choose a supplier.

Default rates for residential and small commercial customers are capped for four years after the starting date and then increased as specified in the plan for the next six years. In years eleven, twelve and thirteen of the transition period, the power supply rate shall equal the market price of comparable power. Default rates for industrial and large commercial customers are discounted by 1% for four and a half years, beginning July 1, 2000, and then increased at pre-defined levels for the next three years. After seven years the power supply rate for industrial and large commercial customers will be market based.

Management has concluded that as of December 31, 1999 the requirements to apply SFAS 71 continue to be met. The Company's West Virginia rates for generation will continue to be cost-based regulated until the West Virginia Legislature approves the restructuring plan. At that time, management should be able to determine its ability to recover stranded costs, a requirement to discontinue application of SFAS 71.

When the restructuring plan is enacted into law, the application of SFAS 71 will be discontinued for the West Virginia retail jurisdictional portion of the Company's generating business. At that time the Company will have to write-off its generation-related regulatory assets to the extent that they cannot be recovered under the provisions of the approved restructuring plan and record any asset impairments in accordance with SFAS 121. An impairment loss would be recorded to the extent that the cost of impaired assets cannot be recovered through generation-related revenues during the transition period and future market prices. Absent the approval through the regulatory and legislative processes of rates and other pertinent information, it is not possible at this time for management to determine if any generation-related assets are impaired in accordance with SFAS 121 and if generation-related regulatory assets will be recovered. The amount of regulatory assets recorded on the books applicable to the Company's West Virginia retail generating business at December 31, 1999 is estimated to be $131 million before related tax effects.

Should it not be possible under the West Virginia restructuring plan to recover all or a portion of the generation-related regulatory assets and/or tangible generating assets, it could have a material adverse impact on results of operations and cash flows. An estimated determination of whether the Company will experience any asset impairment loss regarding its West Virginia retail jurisdictional generating assets and any loss from a possible inability to recover generation-related regulatory assets and other transition costs cannot be made until such time as the Company completes economic studies to estimate an asset impairment and until the West Virginia Legislature approves the restructuring plan and the WVPSC approves the Joint Stipulation (See Note 3), which are both expected to occur in March 2000.


6. Commitments and Contingencies:

Construction and Other Commitments - The AEP System has substantial construction commitments to support its utility operations.
Aggregate construction expenditures for 2000-2002 for consolidated domestic and foreign operations are estimated to be $2.8 billion.

Long-term contracts to acquire fuel for electric generation have been entered into for various terms, the longest of which extends to the year 2014. The contracts provide for periodic price adjustments and contain various clauses that would release the Company from its obligation under certain force majeure conditions.

The AEP System has contracted to sell approximately 1,275 MW of capacity domestically on a long-term basis to unaffiliated utilities. Certain of these contracts totaling 250 mw of capacity are unit power agreements requiring the delivery of energy only if the unit capacity is available. The power sales contracts expire from 2000 to 2010.

Nuclear Plant - I&M owns and operates the two-unit 2,110 MW Cook Plant under licenses granted by the NRC. The operation of a nuclear facility involves special risks, potential liabilities, and specific regulatory and safety requirements. Should a nuclear incident occur at any nuclear power plant facility in the U.S., the resultant liability could be substantial. By agreement I&M is partially liable together with all other electric utility companies that own nuclear generating units for a nuclear power plant incident. In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery in rates is not possible, results of operations, cash flows and financial condition would be adversely affected.

Nuclear Incident Liability - Public liability is limited by law to $9.9 billion should an incident occur at any licensed reactor in the U.S. Commercially available insurance provides $200 million of coverage. In the event of a nuclear incident at any nuclear plant in the U.S. the remainder of the liability would be provided by a deferred premium assessment of $88 million on each licensed reactor payable in annual installments of $10 million. As a result, I&M could be assessed $176 million per nuclear incident payable in annual installments of $20 million. The number of incidents for which payments could be required is not limited.

Nuclear insurance pools and other insurance policies provide $3 billion of property damage, decommissioning and decontamination coverage for the Cook Plant. Additional insurance provides coverage for extra costs resulting from a prolonged accidental Cook Plant outage. Some of the policies have deferred premium provisions which could be triggered by losses in excess of the insurer's resources. The losses could result from claims at the Cook Plant or certain other unaffiliated nuclear units. I&M could be assessed up to $23 million annually under these policies.

Spent Nuclear Fuel (SNF) Disposal - Federal law provides for government responsibility for permanent SNF disposal and assesses nuclear plant owners fees for SNF disposal. A fee of one mill per kwh for fuel consumed after April 6, 1983 is being collected from customers and remitted to the U.S. Treasury. Fees and related interest of $199 million for fuel consumed prior to April 7, 1983 have been recorded as long-term debt. I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program. At December 31, 1999, funds collected from customers towards payment of the pre-April 1983 fee and related earnings thereon are in trust funds and approximate the liability.

Decommissioning and Low Level Waste Accumulation Disposal - Decommissioning costs are accrued over the service life of the Cook Plant. The licenses to operate the two nuclear units expire in 2014 and 2017. After expiration of the licenses the plant is expected to be decommissioned through dismantlement. The estimated cost of decommissioning and low level radioactive waste accumulation disposal costs ranges from $700 million to $1,152 million in 1997 nondiscounted dollars. The wide range is caused by variables in assumptions including the estimated length of time SNF may need to be stored at the plant site subsequent to ceasing operations. This, in turn, depends on future developments in the federal government's SNF disposal program. Continued delays in the federal fuel disposal program can result in increased decommissioning costs. I&M is recovering estimated decommissioning costs in its three rate-making jurisdictions based on at least the lower end of the range in the most recent decommissioning study at the time of the last rate proceeding. I&M records decommissioning costs in other operation expense and records a noncurrent liability equal to the decommissioning cost recovered in rates; such amounts were $28 million in 1999, $29 million in 1998 and $28 million in 1997. Decommissioning costs recovered from customers are deposited in external trusts. In 1999 the Company also deposited in the decommissioning trust $4 million related to a special regulatory commission approved funding method. Trust fund earnings increase the fund assets and the recorded liability and decrease the amount needed to be recovered from ratepayers. During 1999 and 1998 I&M withdrew $8 million and $3 million, respectively, from the trust fund for decommissioning of the original steam generators removed from Unit 2. At December 31, 1999 and 1998, I&M has recognized a decommissioning liability of $501 million and $446 million, respectively.

Federal EPA Complaint and Notice of Violation - Under the Clean Air Act, if a plant undertakes a major modification that directly results in an emissions increase, permitting requirements might be triggered and the plant may be required to install additional pollution control technology. This requirement does not apply to activities such as routine maintenance, replacement of degraded equipment or failed components, or other repairs needed for the reliable, safe and efficient operation of the plant.

On November 3, 1999 the Department of Justice, at the request of the U.S. Environmental Protection Agency (Federal EPA), filed a complaint in the U.S. District Court for the Southern District of Ohio that alleges the Company made modifications to generating units at certain of its coal-fired generating plants over the course of the past 25 years that extend unit operating lives or increase unit generating capacity without a preconstruction permit in violation of the Clean Air Act. Federal EPA also issued Notices of Violation to the Company alleging similar violations at certain AEP plants. A number of unaffiliated utilities also received Notices of Violation, complaints or administrative orders.

The states of New Jersey, New York and Connecticut were subsequently granted leave to intervene in the Federal EPA's action against the Company under the Clean Air Act. On November 18, 1999 a number of environmental groups filed a lawsuit against power plants owned by the Company alleging similar violations to those in the Federal EPA complaint and Notices of Violation. This action has been consolidated with the Federal EPA action.

The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit ($25,000 per day prior to January 30, 1997). Civil penalties, if ultimately imposed by the court, and the cost of any required new pollution control equipment, if the court accepts Federal EPA's contentions, could be substantial.

Management believes its maintenance, repair and replacement activities were in conformity with the Clean Air Act and intends to vigorously pursue its defense of this matter.

In the event the Company does not prevail, any capital and operating costs of additional pollution control equipment that may be required as well as any penalties imposed would adversely affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates, and where states are deregulating generation, unbundled transition period generation rates, wires charges and future market prices for energy.

COLI Litigation - The Internal Revenue Service (IRS) agents auditing the AEP System's consolidated federal income tax returns requested a ruling from their National Office that certain interest deductions claimed by the Company relating to AEP's corporate owned life insurance (COLI) program should not be allowed. As a result of a suit filed in U.S. District Court (discussed below) this request for ruling was withdrawn by the IRS agents. Adjustments have been or will be proposed by the IRS disallowing COLI interest deductions for taxable years 1991-96. A disallowance of the COLI interest deductions through December 31, 1999 would reduce earnings by approximately $317 million (including interest).

The Company made payments of taxes and interest attributable to COLI interest deductions for taxable years 1991-98 to avoid the potential assessment by the IRS of any additional above market rate interest on the contested amount. The payments to the IRS are included on the consolidated balance sheet in other assets pending the resolution of this matter. The Company is seeking refund through litigation of all amounts paid plus interest.

In order to resolve this issue, the Company filed suit against the United States in the U.S. District Court for the Southern District of Ohio in March 1998. In 1999 a U.S. Tax Court judge decided in the Winn-Dixie Stores v. Commissioner case that a corporate taxpayer's COLI interest deduction should be disallowed. Notwithstanding the decision in Winn-Dixie management has made no provision for any possible adverse earnings impact from this matter because it believes, and has been advised by outside counsel, that it has a meritorious position and will vigorously pursue its lawsuit. In the event the resolution of this matter is unfavorable, it will have a material adverse impact on results of operations, cash flows and possibly financial condition.

Other - The Company is involved in a number of other legal proceedings and claims. While management is unable to predict the ultimate outcome of these matters, it is not expected that their resolution will have a material adverse effect on the results of operations, cash flows or financial condition.

7.  Subsequent Event - NOx Reductions (March 3, 2000):

On March 3, 2000, the U.S. Court of Appeals for the District of Columbia Circuit (Appeals Court) issued a decision generally upholding Federal EPA's final rule (the NOx rule) that requires substantial reductions in nitrogen oxide (NOx) emissions in 22 eastern states, including the states in which the Company's generating plants are located. A number of utilities, including the Company, had filed petitions seeking a review of the final rule in the Appeals Court. On May 25, 1999, the Appeals Court had indefinitely stayed the requirement that states develop revised air quality programs to impose the NOx reductions but did not, however, stay the final compliance date of May 1, 2003.

On April 30, 1999, Federal EPA took final action with respect to petitions filed by eight northeastern states pursuant to the Clean Air Act (Section 126 Rule). The rule approved portions of the states' petitions and imposed NOx reduction requirements on AEP System generating units which are approximately equivalent to the reductions contemplated by the NOx Rule. The AEP System companies with generating plants, as well as other utility companies, filed a petition in the Appeals Court seeking review of Federal EPA's approval of the northeastern states' petitions. In 1999, three additional northeastern states and the District of Columbia filed petitions with Federal EPA similar to those originally filed by the eight northeastern states. Since the petitions relied in part on compliance with an 8-hour ozone standard remanded by the Appeals Court in May 1999, Federal EPA indicated its intent to decouple compliance with the 8-hour standard and issue a revised rule.

On December 17, 1999, Federal EPA issued a revised Section 126 Rule not based on the 8-hour standard and ordered 392 industrial facilities, including certain coal-fired generating plants owned by the Company, to reduce their NOx emissions by May 1, 2003. This rule approves portions of the petitions filed by four northeastern states which contend that their failure to meet Federal EPA smog standards is due to emissions from upwind states' industrial and coal-fired generating facilities.

Preliminary estimates indicate that compliance with the NOx rule upheld by the Appeals Court could result in required capital expenditures of approximately $1.6 billion for the Company. Since compliance costs cannot be estimated with certainty, the actual cost to comply could be significantly different than the Company's preliminary estimate depending upon the compliance alternatives selected to achieve reductions in NOx emissions. Unless such costs are recovered from customers through regulated rates and/or reflected in the future market price of electricity if generation is deregulated, they will have an adverse effect on future results of operations, cash flows and possibly financial condition.


8. Proposed Merger:

The Company and Central and South West Corporation (CSW) announced plans to merge in December 1997. The appropriate shareholder proposals for the consummation of the merger were approved in 1998. Both companies have mutually agreed to extend the closing of the merger available in the original 1997 agreement to gain the final regulatory approvals. The amendment to the merger agreement requires that the companies close the merger before June 30, 2000. The merger has already received approval from state regulatory commissions in Arkansas, Louisiana, Oklahoma and Texas, the four states within CSW's service territory which are required to approve the merger. AEP has reached agreements with its state regulatory commission in Indiana, Michigan, Ohio and Kentucky. These AEP service territory state commissions have agreed not to oppose the merger in federal proceedings. In addition, the Nuclear Regulatory Commission has approved a license transfer application for the transfer of control of CSW subsidiary Central Power and Light's South Texas Nuclear Plant to the Company and the Department of Justice closed its investigation under the Hart-Scott-Rodino Antitrust Improvements Act. Also, in 1998 the FERC issued an order which confirmed that a 250 MW firm contract path with the Ameren System was available. The contract path was obtained by the Company and CSW to meet the requirement of the Public Utility Holding Company Act of 1935 that the two systems operate on an integrated and coordinated basis.

The merger requires additional approvals by the FERC and the SEC.
On July 29, 1999 applications were made with the Federal
Communication Commission to authorize the transfer of control of licenses of several CSW entities to the Company.

FERC

In November, 1998 the FERC issued an order establishing hearing procedures for the merger. The 1998 FERC order indicated that the review of the proposed merger will address the issues of competition, market power and customer protection. On May 25, 1999 AEP and CSW reached a settlement with the FERC trial staff resolving competition and rate issues relating to the merger. On July 13, 1999 AEP and CSW reached an additional settlement with the FERC trial staff resolving additional issues. The settlements were submitted to the FERC for approval. Under the terms of the settlements, AEP filed with the FERC a regional transmission organization (RTO) proposal whereby it will transfer the operation and control of AEP's bulk transmission facilities to an RTO. The settlements also cover rates for transmission services and ancillary service as well as resolve issues related to system integration agreements and confirm, subject to FERC guidance on certain elements, that the proposed generation divestiture of up to 550 megawatts of capacity will satisfy the staff's market power concerns. FERC hearings began on June 29, 1999 and concluded on July 19, 1999.

On June 28, 1999, the Company and CSW filed a motion asking the FERC to waive the requirement for a post-hearing decision by an administrative law judge (ALJ) who presides over the merger hearing. The motion indicated that the commission could then decide the matter based on the hearing record and briefs submitted by all interested parties. On July 28, 1999, the FERC ordered the ALJ to issue an initial decision as soon as possible, but no later than November 24, 1999. The commission concluded that it needed the benefit of the ALJ's opinion and, therefore, decided not to grant the request. The administrative law judge who presided over the FERC merger hearing filed an initial decision with the commission on November 23 1999 and found the AEP-CSW merger to be in the public interest. The FERC indicated it will act on the merger no later than February or March 2000.

Arkansas

On December 17, 1998, the Arkansas Commission approved a stipulated agreement related to a proposed merger regulatory plan. The stipulated agreement calls for CSW's Arkansas operating subsidiary, Southwestern Electric Power Company to share net merger savings with its retail customers through a net merger savings rate reduction rider of $6 million over the five-year period following completion of the merger.

Louisiana

In September, 1999 the Louisiana Public Service Commission (LPSC) issued a final order granting approval of the pending merger between the Company and CSW. In granting approval, the LPSC also approved a stipulated settlement in which the Company and CSW agreed to share with SWEPCO's Louisiana customers net merger savings created as a result of the merger over the eight years following its consummation. The net merger savings are estimated to total more than $18 million during that eight-year period. In addition the settlement also includes a cap on base rates for five years after consummation of the merger; sharing of benefits from off-system sales; establishment of conditions for affiliate transactions with other AEP and CSW subsidiaries; provisions to ensure continued quality of service; and provisions to hold SWEPCO's Louisiana customers harmless for adverse effects of the merger, if any.

Oklahoma

On May 11, 1999, the Oklahoma Corporation Commission (OCC) approved the proposed merger between the Company and CSW. The approval follows an administrative law judge's oral decision on a partial settlement between certain principal parties to the Oklahoma merger proceeding which recommended that the OCC approve the merger. The partial settlement provides for sharing of net merger savings with Oklahoma customers; no increase in Oklahoma base rates prior to January 1, 2003; filing by December 31, 2001 with the FERC an application to join a regional transmission organization; and implementing additional quality of service standards for Oklahoma retail customers. Oklahoma's share (approximately $50 million) of net merger savings over the first five years after the merger is consummated will be shared between Oklahoma customers and AEP shareholders. The partial settlement agreement includes a recommendation by the OCC staff that the OCC file with FERC indicating that it does not oppose the merger, but reserves the right to ensure that there are no adverse impacts on the Oklahoma transmission system from the FERC's approval order. Certain municipal and cooperative customers appealed the OCC's merger approval order. On October 13, 1999 this appeal was dismissed by the Oklahoma Supreme Court and the municipal and cooperative customers have since asked the OCC to withdraw or dismiss their appeal.

Texas

On May 4, 1999, AEP and CSW announced that a stipulated settlement had been reached in Texas. The agreement builds upon an earlier settlement agreement signed by AEP, CSW and certain parties to the Texas merger proceeding. In addition to the parties that were signatories to the earlier agreement, the staff of the Public Utility Commission of Texas is a signatory to the new settlement as well as other key parties to the merger proceeding. The stipulated settlement would result in rate reductions for Texas customers totaling $221 million over a six-year period commencing with the merger's consummation. The rate reduction is composed of $84 million of net merger savings and $137 million to resolve existing issues associated with CSW operating subsidiaries' rate and fuel reconciliation proceedings in Texas. Under the terms of the settlement agreement, base rates can not be increased before January 1, 2003 or three years after the merger is consummated, whichever is later. The settlement also calls for the divestiture of a total of 1,604 megawatts of existing and proposed generating capacity within Texas. If it is determined that the divestiture can proceed immediately after the merger closes without jeopardizing pooling-of-interests accounting treatment for the merger, sale of the plants would begin no later than 90 days after the merger closes. Absent that determination, the divestiture would begin approximately two years after the merger closes to satisfy the requirements to use pooling-of-interests accounting treatment. Other provisions in the settlement agreement provide for, among other things, accelerated stranded cost recovery, quality-of-service standards, continuation of programs for disadvantaged customers and transfer of control of bulk transmission facilities to a regional transmission organization. Hearings on the merger in Texas began August 9, 1999 and concluded on August 10, 1999. Before the hearings began, settlements were reached with all but one of the parties in the case. The settling parties are all wholesale electric customers of CSW's Texas electric operating companies. The settlements call for the withdrawal of their opposition to the merger in all regulatory approval proceedings. In its open meeting on November 4, 1999, the Texas Commission approved the application on the pending merger and the stipulated settlement announced in May.

Indiana

The IURC approved a settlement agreement related to the merger on April 26, 1999. The settlement agreement resulted from an investigation of the proposed merger initiated by the IURC. The terms of the settlement agreement provide for, among other things, a sharing of net merger savings through reductions in customers' bills of approximately $67 million over eight years following consummation of the merger; a one year extension through January 1, 2005 of a freeze in base rates; additional annual deposits of $6 million to the nuclear decommissioning trust fund for the Indiana jurisdiction for the years 2001 through 2003; quality-of-service standards; and participation in a regional transmission organization. As part of the settlement agreement, the IURC agreed not to oppose the merger in the FERC or SEC proceedings.

Michigan

The MPSC has approved a Settlement Agreement with the Company related to the pending merger. In approving the Settlement Agreement, the MPSC has agreed to not oppose the merger at the federal level. AEP has agreed to share net merger savings with Michigan customers as well as AEP shareowners; establish performance standards that will maintain or improve customer service and system reliability; join a regional transmission organization by December 31, 2000; and establish affiliate rules to protect consumers and promote fair competition.

The Michigan jurisdictional customers' share of the net guaranteed merger savings is approximately $14 million over the eight years following the consummation of the merger. Once the merger is consummated, Michigan customers will receive their share of the savings through credits of approximately 1 percent to 1.5 percent every year. The credits will continue for at least eight years and will not be affected by any changes to the current regulatory structure in Michigan.

Kentucky

On April 15, 1999, in compliance with a request from the staff of the Kentucky Public Service Commission (KPSC) AEP filed an application seeking KPSC approval for the indirect change in control of KPCo that will occur as a result of the proposed merger. Although AEP did not believe that the KPSC has the jurisdictional authority to approve the merger, AEP reached a merger settlement agreement on May 24, 1999 with key parties in Kentucky which the KPSC approved on June 14, 1999. Under the terms of the Kentucky settlement, AEP has agreed to share net merger savings with Kentucky customers; establish performance standards that will maintain or improve customer service and system reliability; and to establish rules to protect consumers and promote fair competition. The Kentucky customers' share of the net merger savings are expected to be approximately $28 million. The key parties to the Kentucky settlement agreed not to oppose the merger during the FERC or the SEC proceedings.

Ohio

On October 21, 1999, the PUCO issued a decision stating that it will notify the FERC that it will withdraw its opposition to the Company's pending merger with CSW and will not seek conditions on the merger.

American Municipal Power - Ohio (AMP-Ohio) and AEP reached a settlement addressing outstanding issues. As part of the settlement AMP-Ohio agreed to withdraw as an intervenor in the merger process. AMP-Ohio is the nonprofit wholesale power supplier and service provider for most of Ohio's 84 community-owned public power systems, two West Virginia public power systems and four Pennsylvania public power systems.

Other

AEP and CSW have reached settlements with the Missouri Commission, the International Brotherhood of Electrical Workers, representing employees of AEP and CSW, and the Utility Worker's Union of America representing AEP employees, and certain wholesale customers. All have agreed not to oppose the merger in the FERC or SEC proceedings.

The proposed merger of CSW into AEP would result in common ownership of two United Kingdom (UK) regional electricity companies
(RECs), Yorkshire and SEEBOARD, plc. AEP has a 50% ownership interest in Yorkshire and CSW has a 100% interest in SEEBOARD. On January 25, 2000 the UK's Department of Trade and Industry gave its approval to the merger finding no competitive problems with the ownership of two UK RECs. This final clearance was conditional on the companies agreeing to certain assurance concerning operation of the UK interest including meeting customer service obligations, maintaining debt ratings of investment grade or above and separate distribution and supply activities.

Completion of the Merger

As of December 31, 1999, AEP had deferred $42 million of incremental costs related to the merger on its consolidated balance sheet, which will be charged to expense if AEP and CSW are not successful in completing their proposed merger. If the merger is consummated the deferred costs allocable to the domestic utility subsidiaries will be amortized over their recovery period, generally five to eight years, in accordance with state regulator orders. The remainder of the deferred merger costs will be expensed upon consummation of the merger.

The merger is conditioned upon, among other things, the approval of certain state and federal regulatory agencies. The transaction must satisfy many conditions, a number of which may not be waived by the parties, including the condition that the merger must be accounted for as a pooling of interests. To consummate the merger, the Company needs to obtain the approval of the FERC and the SEC. Although consummation of the merger is expected to occur in the second quarter of 2000, the Company is unable to predict the outcome or the timing of the required regulatory proceedings. Also if the merger savings do not approximate the agreed to net merger savings rate reduction riders in the five to eight years after the consummation of the merger, future results of operations, cash flow and possibly financial condition could be adversely affected.


9. Acquisitions:

The Company completed two energy related acquisitions in 1998 through a subsidiary, AEPR. Both acquisitions have been accounted for using the purchase method. One acquisition was of CitiPower, an Australian distribution utility, that serves approximately 250,000 customers in Melbourne with 3,100 miles of distribution lines in a service area of approximately 100 square miles. All of the stock of CitiPower was acquired on December 31, 1998 for approximately $1.1 billion. The acquisition of CitiPower had no effect on the results of operations for 1998 and a full year of CitiPower's results of operations are included in the 1999 consolidated statement of income. Assets acquired and liabilities assumed have been recorded at their fair values. Based on an independent appraisal, $616 million of the purchase price was allocated to retail and wholesale distribution licenses which are being amortized on a straight-line basis over 20 years and 40 years, respectively. The excess of cost over fair value of the net assets acquired was approximately $34 million and has been recorded as goodwill in other assets and is being amortized on a straight-line basis over 40 years.

The other acquisition was of midstream gas operations that include a fully integrated natural gas gathering, processing, storage and transportation operation in Louisiana and a gas trading and marketing operation in Houston. The gas operations were acquired for approximately $340 million, including working capital funds, on December 1, 1998 with one month of earnings reflected in AEP's consolidated results of operations for the year ended December 31, 1998. A full year of the midstream gas operations' results of operations is included in the 1999 consolidated statement of income. Assets acquired and liabilities assumed have been recorded at their fair values. The excess of cost over fair value of the net assets acquired was approximately $158 million for the midstream gas storage operations and $17 million for the gas trading and marketing operation and has been recorded as goodwill in other assets and is being amortized on a straight-line basis over 40 years and 10 years, respectively.


10. Yorkshire Acquisition and UK Windfall Tax:

In April 1997 the Company and New Century Energies, Inc. through an equally owned joint venture, Yorkshire Power Group Limited (YPG), acquired all of the outstanding shares of Yorkshire. Total consideration paid by the joint venture was approximately $2.4 billion which was financed by a combination of equity and non-recourse debt. The Company uses the equity method of accounting for its investment in YPG. The Company's investment in the joint venture was $368 million and $326 million at December 31, 1999 and 1998, respectively, and is included in other assets.

In July 1997 the British government enacted a new law that imposed a one-time windfall tax on a revised privatization value which originally had been computed in 1990 on certain privatized utilities. The windfall tax is actually an adjustment by the UK government of the original privatization price. The windfall tax liability for Yorkshire was 134 million pounds sterling ($219 million) and was paid in two equal installments made in December 1997 and December 1998. The Company's $109 million share of the tax is reported as an extraordinary loss in 1997.

The 1999 and 1998 equity earnings from the Yorkshire investment are $45 million and $39 million, respectively, and are included in worldwide electric and gas operations revenues. Equity earnings from the Yorkshire investment for 1997, excluding the extraordinary loss, were $34 million.

The following amounts which are not included in AEP's consolidated financial statements represent 100% of YPG's summarized consolidated financial information:
                                             December 31,
                                           1999         1998
                                             (in millions)
Assets:
  Property, Plant and Equipment           $1,666       $1,602
  Current Assets                             450          552
  Goodwill (net)                           1,461        1,547
  Other Assets                               289          295
     Total Assets                         $3,866       $3,996

Capitalization and Liabilities:
  Common Shareholders' Equity             $  725       $  666
  Long-term Debt                           2,031        2,121
  Other Noncurrent Liabilities               442          414
  Long-term Debt Due Within One Year          14           13
  Current Liabilities                        654          782
     Total Capitalization and
      Liabilities                         $3,866       $3,996

                          Twelve Months Ended   Nine Months Ended
                              December 31,         December 31,
                                        (in millions)
                            1999        1998           1997

Income Statement Data:
  Operating Revenues       $2,335      $2,284         $1,493
  Operating Income            301         298            202
  Income Before
    Extraordinary Item         90          77             68
  Net Income (Loss)            90          77           (151)

In August 1999 the Office of Gas and Electricity Markets (OFGEM, which is the UK regulator of gas and electricity rates), published draft price proposals for the UK's regional distribution businesses including Yorkshire and SEEBOARD that would be effective for the five-year period beginning April 1, 2000. Under the draft price proposals, the distribution rates for Yorkshire would be reduced 15% to 20% from current rates. Yorkshire filed comments on September 17, 1999 with OFGEM expressing various concerns with the analysis used by OFGEM.

On October 8, 1999, OFGEM issued updated draft price proposals for Yorkshire's electric distribution business. The updated proposals would require Yorkshire to reduce distribution rates 15% and transfer 8% of costs to Yorkshire's electricity supply business, an overall reduction in distribution prices of 23%.

Also on October 8, 1999, OFGEM issued draft price proposals for Yorkshire's electric supply business. Under the proposals, a supply price cap for certain domestic UK customers is retained from April 2000 through March 2002. For Yorkshire, these proposals would result in a price reduction of approximately 10.7% on the standard domestic tariff commencing April 2000 and ending March 2001 and a nominal price freeze for the year commencing April 2001 and ending March 2002.

In December 1999 OFGEM issued its final proposals for both Yorkshire's distribution and supply businesses. The final distribution and supply price controls were substantially the same as OFGEM's October 8, 1999 proposals except that the reduction in the standard domestic tariff is 3.6% for the supply business. On December 20, 1999, Yorkshire informed OFGEM of its intention to accept the final proposals.

Yorkshire management also believes that supply prices established in the competitive market may require Yorkshire to charge supply prices that are lower than the maximum prices established by OFGEM for customers Yorkshire wishes to retain and who are subject to supply price controls. If Yorkshire charges lower supply prices, the result will be a further reduction in supply revenues beyond that required by OFGEM.

Yorkshire management intends to take all available opportunities to increase revenues and reduce costs to mitigate the impact of the final OFGEM distribution and supply price reductions. Should Yorkshire be unable to increase revenues and reduce costs in amounts sufficient to offset the impact of the OFGEM distribution and supply price reductions, AEP's equity earnings from its investment in Yorkshire will be significantly reduced in comparison to its current level of earnings.


11. Staff Reductions:

During 1998 an internal evaluation of the power generation organization was conducted with a goal of developing an optimum organizational structure for a competitive generation market. The study was completed in October 1998 and called for the elimination of approximately 450 positions. In addition, a review of energy delivery staffing levels in 1998 identified 65 positions for elimination.

A provision for severance costs totaling $26 million was recorded in December 1998 for reductions in power generation and energy delivery staffs and were charged to maintenance and other operation expense in the Consolidated Statements of Income. The power generation and energy delivery staff reductions were made in the first quarter of 1999. The amount of severance benefits paid was not significantly different from the amount accrued.

12. Benefit Plans:

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

The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 1999, and a statement of the funded status as of December 31 for both years:

                                  Pension Plan                  OPEB
                                1999        1998          1999        1998
                                              (in millions)
Reconciliation of benefit
 obligation:
Obligation at January 1        $2,126      $1,909        $1,022      $  850
Service Cost                       50          45            22          17
Interest Cost                     146         133            72          59
Participant Contributions        -           -                7           6
Plan Amendments (a)                 7          48          -           -
Actuarial (Gain) Loss            (253)         96            19         133
Acquisitions (b)                 -           -             -              3
Benefit Payments                 (109)       (105)          (53)        (46)
Curtailments                     -           -               10(c)     -
Obligation at December 31      $1,967      $2,126        $1,099      $1,022

Reconciliation of fair value
 of plan assets:
Fair value of plan assets at
 January 1                     $2,651      $2,370          $396        $312
Actual Return on Plan Assets      248         386            79          53
Company Contributions            -           -               47          72
Participant Contributions        -           -                6           6
Benefit Payments                 (109)       (105)          (52)        (47)
Fair value of plan assets at
 December 31                   $2,790      $2,651          $476        $396

Funded status:
Funded status at December 31  $   823       $ 525         $(623)      $(626)
Unrecognized Net Transition
 (Asset) Obligation               (39)        (49)          317         361
Unrecognized Prior-Service Cost   146         157            -           -
Unrecognized Actuarial
 (Gain) Loss                    (1,042)      (757)          179         175
Accrued Benefit Liability     $   (112)     $(124)        $(127)      $ (90)

(a) Early retirement factors for the Company pension plan were changed to provide more generous benefits to participants retiring between ages 55 and 60.
(b) On December 1, 1998 the Company acquired midstream gas operations resulting in approximately 170 new employees becoming participants in the Company's pension and OPEB plans.
(c) Related to the October 31, 1999 shutdown of Central Ohio Coal Company's
Muskingum mine and the anticipated April 30, 2000 shutdown of the Windsor Coal
Company mine.  Both companies are subsidiaries of AEP.

The following table provides the amounts recognized in the consolidated balance sheets as of December 31 of both years:

                                   Pension Plan               OPEB
                                 1999       1998         1999        1998
                                              (in millions)
Accrued Benefit Liability       $(112)     $(124)       $(127)       $(90)
Additional Minimum Liability       (8)        (3)          -           -
Intangible Asset                    8          3           -           -
Net Amount Recognized           $(112)     $(124)       $(127)       $(90)

The Company's nonqualified pension plan had an accumulated benefit obligation in excess of plan assets of $29 million and $25 million at December 31, 1999 and 1998, respectively. There are no plan assets in the nonqualified plan.

The Company's OPEB plans had accumulated benefit obligations in excess of plan assets of $623 million and $626 million at December 31, 1999 and 1998, respectively.

The following table provides the components of net periodic benefit cost for the plans for fiscal years 1999, 1998 and 1997:
                           Pension Plan                    OPEB
                   1999       1998       1997     1999     1998       1997
                                         (in millions)
Service cost      $  50      $  45      $  36     $ 22     $  17      $ 14
Interest cost       146        133        129       72        59        55
Expected return
 on plan assets    (201)      (172)      (154)     (36)      (28)      (22)
Amortization of
 transition
 (asset) obligation (10)       (10)       (10)      32        32        32
Amortization of
 prior-service
 cost                18         14         14       -        -         -
Amortization of
 net actuarial
 (gain) loss        (15)        (2)        (5)       5
Net periodic
 benefit cost       (12)         8         10       95        80        79
Curtailment loss(a)  -          -          -        18        24        -
Net periodic
 benefit
 cost after
 curtailments      $(12)     $   8      $  10     $113      $104       $79


(a) Curtailment charges were recognized during 1999 and 1998 for the October 31, 1999 shutdown of Central Ohio Coal Company's Muskingum mine and the anticipated
April 30, 2000 shutdown of the Windsor Coal Company mine. Both companies are subsidiaries of AEP.

The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:

                                Pension Plan                    OPEB
                            1999    1998     1997       1999    1998    1997
Weighted-average
 assumptions
 as of December 31
 Discount rate (a)          8.00%   6.75%     7.00%     8.00%   6.75%   7.00%
 Expected return on plan
  assets                    9.00%   9.00%     9.00%     8.75%   8.75%   8.75%
 Rate of compensation
  increase                   3.2%    3.2%     3.2%      N/A     N/A     N/A

(a) The 1999 expense was re-measured as of July 31, 1999 using a discount rate of 7.50%.

For measurement purposes, a 5.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000.
The rate was assumed to decrease gradually each year to a rate of 5.0% for 2005 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:
                                   1% Increase            1% Decrease
                                               (in millions)
Effect on total of service and
 interest cost components of
 net periodic postretirement
 health care benefit cost            $ 12                  $ (10)

Effect on the health care
 component of the accumulated
 postretirement benefit obligation    123                   (109)

CitiPower, a subsidiary acquired on December 31, 1998 sponsors a defined benefit pension plan. At December 31, 1999 and 1998, the fair value of the plan assets was $30 million and $25 million, respectively, and the accumulated benefit obligation of this plan was $27 million and $25 million, respectively. This plan's actuarial assumptions are not significantly different from AEP's.

AEP System Savings Plan - The AEP System Savings Plan is a defined contribution plan offered to non-UMWA employees. The cost for contributions to this plan totaled $21 million in 1999 and 1998 and $20 million in 1997.

Other UMWA Benefits - The Company provides UMWA pension, health and welfare benefits for certain unionized mining employees, retirees, and their survivors who meet eligibility requirements. The benefits are administered by UMWA trustees and contributions are made to their trust funds. Contributions based on hours worked are expensed as paid as part of the cost of active mining operations and were not material in 1999, 1998 and 1997. Based upon the UMWA actuary estimate, the Company's share of unfunded pension liability was $17 million at June 30, 1999. In the event the Company should significantly reduce or cease mining operations or contributions to the UMWA trust funds, a withdrawal obligation will be triggered for the pension plan that equals the unfunded pension liability. If the Meigs mining operations had been closed on December 31, 1999 the estimated annual liability for the UMWA health and welfare plans would have been approximately $1 million.


13.  Business Segments:

As of December 31, 1998, the Company adopted SFAS 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker.

The Company's reportable segments are primarily differentiated based on whether the business activity is conducted within a cost-based regulated environment. The Company manages its operations on this basis because of the substantial impact of regulatory oversight on business processes, cost structures and operating results. The accounting policies of the reportable segments are the same as those described in Note 1, "Significant Accounting
Policies."

The Company's principal business segment is its cost-based rate regulated domestic regulated electric utility operations consisting of seven domestic regulated utility subsidiaries companies providing retail, commercial, industrial and wholesale electric services in seven Atlantic and Midwestern states. Also included in this segment are the Company's electric power wholesale marketing and trading activities that are conducted in the Company's traditional marketing area as part of regulated operations and subject to regulatory ratemaking oversight.

The worldwide electric and gas operations segment is principally made up of international investments in energy-related projects and operations. It also includes the acquisition, development and management of electricity and gas projects and operations worldwide. Such investment activities include electric generation, supply and distribution, and natural gas pipeline, storage and other natural gas services. Although the businesses in the worldwide operations segment are generally subject to different forms of price regulation, they are not cost-based rate regulated. As a result for reporting purposes under U.S. generally accepted accounting principles they do not record regulatory assets and liabilities in accordance with SFAS 71. The other operations business segment includes electric trading outside the Company's traditional marketing area, gas trading operations, telecommunication services, and the marketing of various energy related products and services. As of December 31, 1999 and 1998, less than 6% of consolidated long-lived assets were located in foreign countries.

                         Domestic Regulated  Worldwide                  Elimination
                         Electric Utility    Electric and     Other     Reconciling      AEP
Year                     Operations          Gas Operations Operations  Adjustments  Consolidated
                                                      (in millions)
1999
  Revenues from
    external unaffiliated
    customers                  $6,315              $722*       $(121)        -          $6,916
  Revenues from transactions
    with other operating
    segments                     -                   72          143      $(215)          -
  Interest expense                412               109            7         -             528
  Depreciation, depletion and
    amortization expense          600                55            5        (60)           600
  Income tax expense (benefit)    316               (39)         (17)        -             260

  Segment net income (loss)       508                41          (29)        -             520

  Total assets                 18,038             2,482          968         -          21,488
  Investments in equity method
    subsidiaries                 -                  433           -          -             433
  Gross property additions        735               114           18         -             867

1998
  Revenues from
    external unaffiliated
    customers                  $6,346               $94*        $(43)        -          $6,397
  Revenues from transactions
    with other operating
    segments                     -                    2           14       $(16)          -
  Interest expense                399                17            3         -             419
  Depreciation, depletion and
    amortization expense          580                 1            1         (2)           580
  Income tax expense (benefit)    317               (15)         (21)        -             281

  Segment net income (loss)       564                12          (40)        -             536

  Total assets                 16,837             2,063          583         -          19,483
  Investments in equity method
    subsidiaries                 -                  335           -          -             335
  Gross property additions        700             1,463           23         -           2,186

1997
  Revenues from
    external unaffiliated
    customers                  $5,880               $48*    $     -       $  -         $ 5,928
  Revenues from transactions
    with other operating
    segments                     -                    -           -          -            -
  Interest expense                390                15            1         -             406
  Depreciation, depletion and
    amortization expense          591                 -           -          -             591
  Income tax expense (benefit)    352               (25)          (7)        -             320
  Extraordinary Loss -
    UK Windfall Tax              -                 (109)          -          -            (109)

  Segment net income (loss)       603               (80)         (12)        -             511

  Total assets                 16,224               367           24         -          16,615
  Investments in equity method
    subsidiaries                 -                  287           -          -             287
  Gross property additions        694                62            4         -             760

* Worldwide electric and gas revenues for the years ended December 31, 1999 and 1998 include net income from subsidiaries accounted for under the equity method of $45 million and $39 million, respectively.  For the year ended December 31, 1997 worldwide electric and gas revenues include $34 million of earnings excluding an extraordinary loss from subsidiaries accounted for under the equity method.


14. Financial Instruments, Credit and Risk Management:

The Company is subject to market risk as a result of changes in commodity prices, foreign currency exchange rates, and interest rates. The Company has wholesale electricity and gas trading and marketing operations that manage the exposure to commodity price movements using physical forward purchase and sale contracts at fixed and variable prices, and financial derivative instruments including exchange traded futures and options, over-the-counter options, swaps and other financial derivative contracts at both fixed and variable prices.

Physical forward electricity contracts within AEP's traditional economic market area are recorded on a net basis as domestic regulated electric utility operations revenues in the month when the physical contract settles. Physical forward electricity contracts outside AEP's traditional marketing area, and all financial electricity trading transactions where the underlying physical commodity is outside AEP's traditional economic market area are recorded on a net basis in worldwide electric and gas operations revenues.

In the first quarter of 1999 the Company adopted the Financial Accounting Standards Board's EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities". The EITF requires that all energy trading contracts be marked-to-market. The effect on the Consolidated Statements of Income of marking open trading contracts to market is deferred as regulatory assets or liabilities for the portion of those open electricity trading transactions within the AEP's marketing area that are included in cost of service on a settlement basis for ratemaking purposes in the Company's non-Virginia jurisdictions. A Virginia jurisdiction net mark-to-market pre-tax gain of $5 million for the year ended December 31, 1999 is included in domestic regulated revenues as a result of an agreed prohibition against establishing new regulatory assets in a February 1999 Virginia SCC approved settlement agreement. Open contracts outside of AEP Power Pool's marketing area are marked-to-market in worldwide electric and gas operations revenues. The adoption of the EITF did not have a material effect on results of operations, cash flows or financial condition. All physical and financial instruments for natural gas except for certain qualifying hedges are marked to market and are included on a net basis in worldwide electric and gas operations revenues. The unrealized mark-to-market gains and losses from trading of financial instruments are reported as assets and liabilities, respectively.

The amounts of net revenues recorded in 1999 and 1998 for electric and gas trading activities were:

Revenues - Net Gain (Loss)                 1999          1998
                                              (in millions)
Domestic Regulated Electric
 Utility Operations                        $27           $111
Worldwide Electric and Gas Operations       14            (33)

Electric and gas trading activities were not material in 1997.

Investment in foreign ventures exposes the Company to risk of foreign currency fluctuations. Also, the Company is exposed to changes in interest rates primarily due to short- and long-term borrowings used to fund its business operations. The debt portfolio has both fixed and variable interest rates with terms from one day to forty years and an average duration of four years at December 31, 1999. The Company does not presently utilize derivatives to manage its exposures to foreign currency exchange rate movements.

Market Valuation - The book values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate fair value because of the short-term maturity of these instruments. The book value of the pre-April 1983 spent nuclear fuel disposal liability approximates the Company's best estimate of its fair value.

The book values and fair values of the Company's significant financial instruments at December 31, 1999 and 1998 are summarized in the following table. The fair values of long-term debt and preferred stock are based on quoted market prices for the same or similar issues and the current dividend or interest rates offered for instruments of the same remaining maturities. The fair value of those financial instruments that are marked-to-market are based on management's best estimates using over-the-counter quotations, exchange prices, volatility factors and valuation methodology. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                       Book Value  Fair Value
                           (in millions)
Non-Derivatives

1999

Long-term Debt           $7,447      $7,209

Preferred Stock             119         117

1998

Long-term Debt            7,006       7,291

Preferred Stock             128         134

Derivatives

Trading Assets

                                 1999                         1998
                     Notional  Fair    Average    Notional  Fair    Average
                      Amount   Value  Fair Value   Amount   Value  Fair Value
                       GWH       (in millions)      GWH       (in millions)
Electric
  Futures and
   Options-NYMEX (net)   224  $   2     $   1        -      $ -      $ -
  Physicals           69,509    577       517      58,521     46       41
  Options - OTC        6,203     39        62       3,873     32       79
  Swaps                  177      1         1         276      3        1

                      MMMBTU     (in millions)    MMMBTU      (in millions)
Gas
  Futures and
   Options-NYMEX (net)  -     $  -      $  -       55,442   $  6     $  2
  Physicals          345,830     37        39     212,307     44       30
  Options - OTC      192,593     54        40      65,920     18       12
  Swaps            2,682,033    410       312   1,081,954    246      143

Trading Liabilities

                       GWH       (in millions)      GWH       (in millions)
Electric
  Futures and
   Options-NYMEX (net)  -     $  -      $  -          705   $ (7)    $ (2)
  Physicals           74,764   (536)     (498)     57,652    (51)     (46)
  Options - OTC        8,907    (43)      (56)      2,935    (29)     (78)
  Swaps                  180     (2)       (2)        490     (8)      (2)

                      MMMBTU     (in millions)    MMMBTU      (in millions)
Gas
  Futures and
   Options-
   NYMEX (net)        69,840  $  (8)    $  (5)       -      $ -     $  -
  Physicals          301,271    (32)      (26)    180,949    (42)     (29)
  Options - OTC      227,225    (55)      (37)     74,770    (23)     (14)
  Swaps            2,601,644   (379)     (303)  1,092,660   (231)    (136)

AEP routinely enters into exchange traded futures and options transactions for electricity and natural gas as part of its wholesale trading operations. These transactions are executed through brokerage accounts with brokers who are registered with the Commodity Futures Trading Commission. Brokers require cash or cash related instruments to be deposited on these accounts as margin calls against the customer's open position. The amount of these deposits at December 31, 1999 and 1998 was $25 million and $10 million, respectively.

Credit and Risk Management - In addition to market risk associated with price movements, AEP is also subject to the credit risk inherent in its risk management activities. Credit risk refers to the financial risk arising from commercial transactions and/or the intrinsic financial value of contractual agreements with trading counter parties, by which there exists a potential risk of nonperformance. The Company has established and enforced credit policies that minimize or eliminate this risk. AEP accepts as counter parties to forwards, futures, and other derivative contracts primarily those entities that are classified as Investment Grade, or those that can be considered as such due to the effective placement of credit enhancements and/or collateral agreements. Investment Grade is the designation given to the four highest debt rating categories (i.e., AAA, AA, A, BBB) of the major rating services, e.g., ratings BBB- and above at Standard & Poor's and Baa3 and above at Moody's. When adverse market conditions have the potential to negatively affect a counter party's credit position, the Company will require further enhancements to mitigate risk. Since the formation of the trading business in July of 1997, the Company has not experienced a significant loss due to the credit risk; furthermore, the Company does not anticipate any future material effect on its results of operations, cash flow or financial condition as a result of counter party nonperformance.

Other Financial Instruments - Nuclear Trust Funds Recorded at Market Value - The trust investments, reported in other assets, are recorded at market value in accordance with SFAS 115 and consist of tax-exempt municipal bonds and other securities. At December 31, 1999 and 1998 the fair values of the trust investments were $708 million and $648 million, respectively, and had a cost basis of $636 million and $584 million, respectively. Accumulated gross unrealized holding gains were $78 million and $65 million at December 31, 1999 and 1998, respectively and accumulated gross unrealized holding losses were $7 million and $1 million at December 31, 1999 and 1998, respectively. The change in market value in 1999, 1998, and 1997 was a net unrealized holding gain of $8 million, $24 million, and $19 million, respectively.

The cost basis of trust investments by security type was:

                                               December 31,
                                          1999             1998
                                              (in millions)

Tax-Exempt Bonds                          $351             $326
Equity Securities                          116               96
Treasury Bonds                              73               71
Corporate Bonds                             13               11
Cash, Cash Equivalents and
  Accrued Interest                          83               80
            Total                         $636             $584

Proceeds from sales and maturities of trust securities of $226 million during 1999 resulted in $6 million of realized gains and $5 million of realized losses. Proceeds from sales and maturities of securities of $225 million during 1998 resulted in $8 million of realized gains and $3 million of realized losses. Proceeds from sales and maturities of trust securities of $147 million during 1997 resulted in $4 million of realized gains and $1 million of realized losses. The cost of trust securities for determining realized gains and losses is original acquisition cost including amortized premiums and discounts.

At December 31, 1999, the year
of maturity of trust fund investments other than equity securities, was:

                                          (in millions)
2000                                           $120
2001 - 2004                                     174
2005 - 2009                                     182
After 2009                                       44
   Total                                       $520

CitiPower entered into several interest rate swap agreements for $788 million of borrowings under a credit facility. The swap agreements involve the exchange of floating-rate for fixed-rate interest payments. Interest is recognized currently based on the fixed rate of interest resulting from use of these swap agreements. Market risks arise from the movements in interest rates. If counter parties to an interest rate swap agreement were to default on contractual payments, CitiPower could be exposed to increased costs related to replacing the original agreement. However, CitiPower does not anticipate non-performance by any counter party to any interest rate swap in effect as of December 31, 1999. As of December 31, 1999, CitiPower was a party to interest rate swaps having a aggregate notional amount of $630 million, with $367 million maturing on December 31, 2000, and $263 million maturing on December 31, 2003. The average fixed interest rate payable on the aggregate of the interest rate swaps is 5.32%. The average floating rate for interest rate swaps was 5.93% at December 31, 1999. The estimated fair value of the interest rate swaps, which represents the estimated amount CitiPower would receive to terminate the swaps at December 31, 1999, based on quoted interest rates, is a net receivable of $17 million.

In accordance with the debt covenants included in the financing provisions of this credit facility, CitiPower must hedge at least 80% of its energy purchase requirements through energy trading derivative instruments entered into with market participants, predominantly generators. As of December 31, 1999, CitiPower had outstanding energy trading derivatives with a total contracted load of 7,313 Gwh's. The maturities for these contracts range from three months to six years. Management's estimate of the fair value of these derivatives as of December 31, 1999 is $7 million in excess of net contract value.

15. Income Taxes:

The details of income taxes as reported are as follows:
                                                   Year Ended December 31,
                                                 1999       1998       1997
                                                         (in millions)
Federal:
  Current                                        $139       $247       $330
  Deferred                                        116         16        (32)
      Total                                       255        263        298

State:
  Current                                           3         18         22
  Deferred                                         -          -          -
      Total                                         3         18         22

International:
  Current                                          -          -          -
  Deferred                                          2         -          -
      Total                                         2         -          -

Total Income Tax as Reported                     $260       $281       $320

The following is a reconciliation of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory tax rate, and the amount of income taxes reported.

                                                  Year Ended December 31,
                                                1999       1998        1997
                                                       (in millions)

Income Before Preferred Stock Dividend
  Requirements of Subsidiaries                  $531       $547        $ 638
Extraordinary Loss - UK Windfall Tax(Note 10)     -          -          (109)
Federal Income Taxes                             255        263          298
Pre-Tax Book Income                             $786       $810        $ 827

Federal Income Tax on Pre-Tax Book Income
  at Statutory Rate (35%)                       $275       $283         $289
Increase (Decrease) in Income Tax
  Resulting from the Following Items:
  Depreciation                                    62         58           53
  Corporate Owned Life Insurance                   2        (16)         (18)
  Foreign Tax Credits                            (35)        (8)         (13)
  Investment Tax Credits (net)                   (25)       (25)         (25)
  Extraordinary Loss - UK Windfall Tax            -          -            38
  State                                            3         18           22
  International                                    2         -            -
  Other                                          (24)       (29)         (26)
Total Income Taxes as Reported                  $260       $281         $320

Effective Income Tax Rate                       32.9%      33.9%        37.7%


The following tables show the elements of the Company's net deferred tax liability and the significant temporary differences:

                                                           December 31,
                                                      1999            1998
                                                          (in millions)

Deferred Tax Assets                                 $   930          $   879
Deferred Tax Liabilities                             (3,675)          (3,480)
  Net Deferred Tax Liabilities                      $(2,745)         $(2,601)

Property Related Temporary Differences              $(2,151)         $(2,170)
Amounts Due From Customers For Future
  Federal Income Taxes                                 (376)            (395)
Deferred State Income Taxes                            (205)            (194)
All Other (net)                                         (13)             158
  Net Deferred Tax Liabilities                      $(2,745)         $(2,601)

The Company has settled with the IRS all issues from the audits of its consolidated federal income tax returns for the years prior to 1991. Returns for the years 1991 through 1996 are presently being audited by the IRS. With the exception of interest deductions related to AEP's corporate owned life insurance program, which are discussed under the heading, COLI Litigation, in Note 6, management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on results of operations.

16.  Supplementary Information:
                                                    Year Ended December 31,
                                                   1999       1998      1997
                                                          (in million)
Purchased Power -
  Ohio Valley Electric Corporation
  (44.2% owned by AEP System)                       $64        $43       $30

Cash was paid for:
  Interest (net of capitalized amounts)            $513       $413      $390
  Income Taxes                                      $95       $282      $399

Noncash Investing and Financing Activities:
  Acquisitions under Capital Leases                 $80       $119      $235
  Assumption of Liabilities related
    to Acquisitions                                $ -        $152      $ -

17. Leases:

Leases of property, plant and equipment are for periods up to 35 years and require payments of related property taxes, maintenance and operating costs. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

Lease rentals for both operating and capital leases are generally charged to operating expenses in accordance with rate-making treatment. The components of rental costs are as follows:

                                           Year Ended December 31,
                                        1999        1998        1997
                                                       (in millions)

 Lease Payments on Operating Leases     $245        $255        $257
 Amortization of Capital Leases           96          91         105
 Interest on Capital Leases               34          37          31
   Total Lease Rental Costs             $375        $383        $393

Property, plant and equipment under capital leases and related obligations recorded on the Consolidated Balance Sheets are as follows:

                                                   December 31,
                                            1999                1998
                                                  (in millions)
PROPERTY, PLANT AND EQUIPMENT UNDER CAPITAL LEASES:
  Production                                $ 46                $ 47
  Distribution                                15                  15
  Other:
    Nuclear Fuel (net of amortization)       108                 104
    Mining Assets and Other                  612                 584
      Total Property, Plant and Equipment    781                 750
  Accumulated Amortization                   261                 217

      Net Property, Plant and Equipment
       under Capital Leases                 $520                $533

Obligations Under Capital Leases:
  Noncurrent Liability                      $429                $451
  Liability Due Within One Year               91                  82
     Total Obligations Under Capital Leases $520                $533

Properties under operating leases and related obligations are not included in the Consolidated Balance Sheets.

Future minimum lease payments consisted of the following at
December 31, 1999:
                                                 Noncancelable
                                     Capital       Operating
                                     Leases         Leases
                                        (in millions)

2000                                  $116          $  234
2001                                    98             231
2002                                    74             225
2003                                    55             224
2004                                    41             223
Later Years                            134           3,226
Total Future Minimum Lease Payments    518 (a)      $4,363
Less Estimated Interest Element        106
Estimated Present Value of Future
  Minimum Lease Payments               412
Unamortized Nuclear Fuel               108
  Total                               $520

(a)  Minimum lease payments do not include nuclear fuel payments.
  The payments are paid in proportion to heat produced and carrying charges on the unamortized nuclear fuel balance.
There are no minimum lease payment requirements for leased nuclear fuel.

18.  Lines of Credit and Commitment Fees:

At December 31, 1999, unused short-term bank lines of credit were available in the amount of $1,056 million. In addition one subsidiary not engaged in providing domestic regulated electric utility services has a line of credit under a revolving credit agreement that expires in December 2002. The amount of credit available under the revolving credit agreement was $20 million at December 31, 1999. The short-term bank lines of credit and the revolving credit agreement require the payment of facility fees and do not require compensating balances.

Outstanding short-term debt consisted of:

                                       December 31,
                                  1999             1998
                                  (dollars in millions)
Balance Outstanding:
      Notes Payable               $208             $198
      Commercial Paper             680              419
            Total                 $888             $617

Year-End Weighted
  Average Interest Rate:
      Notes Payable               6.7%             5.8%
      Commercial Paper            6.5%             6.2%
            Total                 6.6%             6.1%

19.  Unaudited Quarterly Financial Information:
                                         Quarterly Periods Ended
                                                1999
                        March 31        June 30       Sept. 30       Dec. 31
(In Millions - Except
Per Share Amounts)
Operating Revenues       $1,694          $1,643         $1,914        $1,665
Operating Income            381             285            376           263
Net Income                  151              88            174           107
Earnings per Share*        0.79            0.46           0.90          0.55

*Amounts for 1999 do not add to $2.69 earnings per share due to rounding.

Fourth quarter 1999 earnings include various favorable adjustments totaling $53 million. These adjustments include $21 million net of tax from the deferral of Cook Plant restart expenses net of amortization under the terms of a Michigan jurisdiction settlement agreement approved on December 16, 1999 (see Note 2 for details);
$17 million net of tax from changes in estimates of state and local taxes that resulted from the resolution of property valuation disputes, a net operating loss carry back and adjustments to the prior year tax accrual after filing state tax returns; $8 million net of tax from changes in estimates for pole attachment revenues due to adjustments to the accrual for prior billings for usage of pole attachments by telecommunications companies; and $7 million from a reduction in Australian income tax rates.

                                         Quarterly Periods Ended
                                                1998
                        March 31        June 30       Sept. 30       Dec. 31
(In Millions - Except
Per Share Amounts)

Operating Revenues       $1,521          $1,557         $1,858        $1,461
Operating Income            344             294            413           196
Net Income                  151             118            195            72
Earnings per Share         0.79            0.62           1.02          0.38

See "Reclassification" in Note 1 regarding reclassification of prior period amounts.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES
<CAPTION.
                                                             December 31, 1999
                                         Call
                                       Price per             Shares              Shares       Amount (In
                                       Share (a)           Authorized(b)      Outstanding(g)  Millions)
Not Subject to Mandatory Redemption:
  4.08% - 4.56%                        $102-$110                932,403            446,764     $ 45

Subject to Mandatory Redemption:
  5.90% - 5.92% (c)                       (d)                 1,950,000            343,100     $ 34
  6.02% - 6-7/8% (c)                      (e)                 1,950,000            597,950       60
  7% (f)                                  (f)                   250,000            250,000       25
    Total Subject to Mandatory
      Redemption (c)                                                                           $119

________________________________________________________________________________________________________


                                                             December 31, 1998
                                         Call
                                       Price per             Shares              Shares       Amount (In
                                       Share (a)           Authorized(b)      Outstanding(g)  Millions)

Not Subject to Mandatory Redemption:
  4.08% - 4.56%                        $102-$110                932,403            460,016     $ 46

Subject to Mandatory Redemption:
  5.90% - 5.92% (c)                       (d)                 1,950,000            388,100     $ 39
  6.02% - 6-7/8% (c)                      (e)                 1,950,000            637,950       64
  7% (f)                                  (f)                   250,000            250,000       25
    Total Subject to Mandatory
      Redemption (c)                                                                           $128



NOTES TO SCHEDULE OF CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

(a) At the option of the subsidiary the shares may be redeemed at the call price plus accrued dividends.
    The involuntary liquidation preference is $100 per share for all outstanding shares.
(b) As of December 31, 1999 the subsidiaries had 7,262,605, 22,200,000 and 7,611,984 shares of $100, $25 and no par value preferred stock, respectively, that were authorized but unissued.
(c) Shares outstanding and related amounts are stated net of applicable retirements through sinking funds
    (genera lly at par) and reacquisitions of shares in anticipation of future requirements.
    The subsidiaries reac quired enough shares in 1997 to meet all sinking fund requirements
    on certain series    until 2008 and on certain series until 2009 when all remaining outstanding shares must be redeemed.The sinking fund provisions of the series subject to mandatory redemption aggregate $5,000,000 million each year for the years 2000, 2001,
    2002, $11,600,000 million in 2003 and $7,700,000 in 2004.
(d) Not callable prior to 2003; after that the call price is $100 per share.
(e) Not callable prior to 2000; after that the call price is $100 per share.
(f) With sinking fund.
(g) The number of shares of preferred  stock redeemed is 98,252 shares in 1999, 7,220 shares in 1998 and
    4,258,947 shares in 1997.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES
                              Weighted Average
Maturity                        Interest Rate    Interest Rates at December 31,        December 31,
                              December 31, 1999       1999            1998         1999          1998
                                                                                       (in millions)
FIRST MORTGAGE BONDS
  1999-2002                          7.19%         6.35%-8.95%     6.35%-8.95%     $  609        $  759
  2003-2006                          6.77%            6%-8%           6%-8%           783           846
  2022-2025                          7.92%         7.10%-8.80%     7.10%-8.80%        822         1,021

INSTALLMENT PURCHASE CONTRACTS (a)
  1999-2002                          5.08%        4.80%-5.55%     4.05%-5.15%         145           145
  2007-2026                          6.26%        5.00%-7-7/8%    5.00%-7-7/8%        806           776

NOTES PAYABLE (b)
  1999-2008                          6.56%        5.8675%-9.60%    5.49%-9.60%      1,594         1,493

SENIOR UNSECURED NOTES
  2000-2004                          6.79%         6.50%-7.45%    6-1/2%-6.73%      1,003           448
  2005-2009                          6.58%         6.24%-6.91%     6.24%-6.91%        488           338
  2038                               7.30%         7.20%-7-3/8%   7.20%-7-3/8%        340           340

JUNIOR DEBENTURES
  2025 - 2038                        8.05%         7.60%-8.72%     7.60%-8.72%        620           620

OTHER LONG-TERM DEBT (c)                                                              285           269

Unamortized Discount (net)                                                            (48)          (49)
Total Long-term Debt
  Outstanding (d)                                                                   7,447         7,006
Less Portion Due Within One Year                                                    1,111           206
Long-term Portion                                                                  $6,336        $6,800

NOTES TO SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

(a)  For certain series of installment purchase contracts interest rates are subject to periodic adjustment.
Certain series will be purchased on demand at periodic interest-adjustment dates.  Letters of credit from banks and standby bond purchase agreements support certain series.
(b)  Notes payable represent outstanding promissory notes issued under term loan agreements and revolving credit agreements with a number of banks and other financial institutions.  At expiration all notes then issued and outstanding are due and payable.  Interest rates are both fixed and variable.  Variable rates generally relate to specified short-term interest rates.
(c)  Other long-term debt consists of a liability along with accrued interest for disposal of  spent nuclear fuel (see Note 6 of the Notes to Consolidated Financial Statements) and financing obligation under sale lease back agreements.
(d)  Long-term debt outstanding at December 31, 1999 is payable as follows:

     Principal Amount (in millions)

     2000                $1,111
     2001                   270
     2002                   391
     2003                 1,374
     2004                   601
     Later Years          3,748
       Total Principal
            Amount        7,495
        Unamortized
          Discount          (48)
            Total        $7,447

Management's Responsibility

   The management of American Electric Power Company, Inc. is responsible for the integrity and objectivity of the information and representations in this annual report, including the consolidated financial statements. These statements have been prepared in conformity with generally accepted accounting principles, using informed estimates where appropriate, to reflect the Company's financial condition and results of operations. The information in other sections of the annual report is consistent with these statements.
   The Company's Board of Directors has oversight responsibilities for determining that management has fulfilled its obligation in the preparation of the financial statements and in the ongoing examination of the Company's established internal control structure over financial reporting. The Audit Committee, which consists solely of outside directors and which reports directly to the Board of Directors, meets regularly with management, Deloitte & Touche LLP - independent auditors and the Company's internal audit staff to discuss accounting, auditing and reporting matters. To ensure auditor independence, both Deloitte & Touche LLP and the internal audit staff have unrestricted access to the Audit Committee.
   The financial statements have been audited by Deloitte & Touche
LLP, whose report appears on the next page. The auditors provide an objective, independent review as to management's discharge of its responsibilities insofar as they relate to the fairness of the Company's reported financial condition and results of operations. Their audit includes procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement and includes an evaluation of the Company's internal control structure over financial reporting.

Independent Auditors' Report

To the Shareholders and Board of Directors of American Electric Power Company, Inc.:


   We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, common shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Columbus, Ohio
February 22, 2000
(March 3, 2000 as to Note 7)