Form 10-K405, Exhibit 13
period 2000-12-31
AMERICAN ELECTRIC POWER COMPANY INC
filed 2001-03-30
CIK 4904

2000 Annual Reports


American Electric Power Company, Inc.
AEP Generating Company
Appalachian Power Company
Central Power and Light Company
Columbus Southern Power Company
Indiana Michigan Power Company
Kentucky Power Company
Ohio Power Company
Public Service Company of Oklahoma
Southwestern Electric Power Company
West Texas Utilities Company


Audited Financial Statements and
Management's Discussion and Analysis





                                    Contents
                                                                                               Page

Glossary of Terms                                                                                 i

Forward Looking Information                                                                      iv

American Electric Power Company, Inc. and Subsidiary Companies
         Selected Consolidated Financial Data                                                    A-1
         Management's Discussion and Analysis of Results of Operations                           A-2
         Consolidated Statements of Income                                                       A-8
         Consolidated Balance Sheets                                                             A-9
         Consolidated Statements of Cash Flows                                                   A-11
         Consolidated Statements of Common Shareholders' Equity                                  A-12
         Schedule of Consolidated Cumulative Preferred
             Stocks of Subsidiaries                                                              A-13
         Schedule of Consolidated Long-term Debt of Subsidiaries                                 A-14
         Index to Notes to Consolidated Financial Statements                                     A-15
         Management's Responsibility                                                             A-16
         Independent Auditors' Report                                                            A-17

AEP Generating Company
         Selected Financial Data                                                                 B-1
         Management's Narrative Analysis of Results of Operations                                B-2
         Statements of Income and Statements of Retained Earnings                                B-3
         Balance Sheets                                                                          B-4
         Statements of Cash Flows                                                                B-6
         Statements of Capitalization                                                            B-7
         Index to Notes to Financial Statements                                                  B-8
         Independent Auditors' Report                                                            B-9

Appalachian Power Company and Subsidiaries
         Selected Consolidated Financial Data                                                    C-1
         Management's Discussion and Analysis of Results of Operations                           C-2
         Consolidated Statements of Income                                                       C-5
         Consolidated Balance Sheets                                                             C-6
         Consolidated Statements of Cash Flows                                                   C-8
         Consolidated Statements of Retained Earnings                                            C-9
         Consolidated Statements of Capitalization                                               C-10
         Schedule of Long-term Debt                                                              C-11
         Index to Notes to Consolidated Financial Statements                                     C-12
         Independent Auditors' Report                                                            C-13




Central Power & Light Company and Subsidiaries
         Selected Consolidated Financial Data                                                    D-1
         Management's Discussion and Analysis of Results of Operations                           D-2
         Consolidated Statements of Income                                                       D-5
         Consolidated Balance Sheets                                                             D-6
         Consolidated Statements of Cash Flows                                                   D-8
         Consolidated Statements of Retained Earnings                                            D-9
         Consolidated Statements of Capitalization                                               D-10
         Schedule of Long-term Debt                                                              D-11
         Index to Notes to Consolidated Financial Statements                                     D-12
         Independent Auditors' Report                                                            D-13

Columbus Southern Power Company and Subsidiaries
         Selected Consolidated Financial Data                                                    E-1
         Management's Narrative Analysis of Results of Operations                                E-2
         Consolidated Statements of Income and
             Consolidated Statements of Retained Earnings                                        E-5
         Consolidated Balance Sheets                                                             E-6
         Consolidated Statements of Cash Flows                                                   E-8
         Consolidated Statements of Capitalization                                               E-9
         Schedule of Long-term Debt                                                              E-10
         Index to Notes to Consolidated Financial Statements                                     E-11
         Independent Auditors' Report                                                            E-12

Indiana Michigan Power Company and Subsidiaries
         Selected Consolidated Financial Data                                                    F-1
         Management's Discussion and Analysis of Results of Operations                           F-2
         Consolidated Statements of Income                                                       F-5
         Consolidated Balance Sheets                                                             F-6
         Consolidated Statements of Cash Flows                                                   F-8
         Consolidated Statements of Retained Earnings                                            F-9
         Consolidated Statements of Capitalization                                               F-10
         Schedule of Long-term Debt                                                              F-11
         Index to Notes to Consolidated Financial Statements                                     F-13
         Independent Auditors' Report                                                            F-14

Kentucky Power Company
         Selected Financial Data                                                                 G-1
         Management's Narrative Analysis of Results of Operations                                G-2
         Statements of Income and Statements of Retained Earnings                                G-4
         Balance Sheets                                                                          G-5
         Statements of Cash Flows                                                                G-7
         Statements of Capitalization                                                            G-8
         Schedule of Long-term Debt                                                              G-9
         Index to Notes to Financial Statements                                                  G-10
         Independent Auditors' Report                                                            G-11




Ohio Power Company and Subsidiaries
         Selected Consolidated Financial Data                                                    H-1
         Management's Discussion and Analysis of Results of Operations                           H-2
         Consolidated Statements of Income                                                       H-5
         Consolidated Balance Sheets                                                             H-6
         Consolidated Statements of Cash Flows                                                   H-8
         Consolidated Statements of Retained Earnings                                            H-9
         Consolidated Statements of Capitalization                                               H-10
         Schedule of Long-term Debt                                                              H-11
         Index to Notes to Consolidated Financial Statements                                     H-13
         Independent Auditors' Report                                                            H-14

Public Service Company of Oklahoma and Subsidiaries
         Selected Consolidated Financial Data                                                    I-1
         Management's Narrative Analysis of Results of Operations                                I-2
         Consolidated Statements of Income and
             Consolidated Statements of Retained Earnings                                        I-4
         Consolidated Balance Sheets                                                             I-5
         Consolidated Statements of Cash Flows                                                   I-7
         Consolidated Statements of Capitalization                                               I-8
         Schedule of Long-term Debt                                                              I-9
         Index to Notes to Consolidated Financial Statements                                     I-10
         Independent Auditors' Report                                                            I-11

Southwestern Electric Power Company and Subsidiaries
         Selected Consolidated Financial Data                                                    J-1
         Management's Discussion and Analysis of Results of Operations                           J-2
         Consolidated Statements of Income and
             Consolidated Statements of Retained Earnings                                        J-5
         Consolidated Balance Sheets                                                             J-6
         Consolidated Statements of Cash Flows                                                   J-8
         Consolidated Statements of Capitalization                                               J-9
         Schedule of Long-term Debt                                                              J-10
         Index to Notes to Consolidated Financial Statements                                     J-11
         Independent Auditors' Report                                                            J-12

West Texas Utilities Company
         Selected Financial Data                                                                 K-1
         Management's Narrative Analysis of Results of Operations                                K-2
         Statements of Income and Statements of Retained Earnings                                K-4
         Balance Sheets                                                                          K-5
         Statements of Cash Flows                                                                K-7
         Statements of Capitalization                                                            K-8
         Schedule of Long-term Debt                                                              K-9
         Index to Notes to Financial Statements                                                  K-10
         Independent Auditors' Report                                                            K-11

Combined Notes to Financial Statements                                                           L-1

Management's Discussion and Analysis of Financial Condition,
    Contingencies and Other Matters                                                              M-1




                                       iv
                                GLOSSARY OF TERMS
         When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

               Term                                Meaning

2004 True-up Proceeding............ A filing to be made after January 10, 2004 under the Texas Legislation to finalize the amount of stranded costs and the recovery of such costs.
AEGCo.............................. AEP Generating Company, an electric utility subsidiary of AEP.
AEP................................ American Electric Power Company, Inc.
AEP Consolidated................... AEP and its majority owned subsidiaries consolidated.
AEP Credit....................,Inc. AEP Credit, Inc., a subsidiary of AEP which factors accounts receivable and accrued utility revenues for affiliated and unaffiliated domestic electric utility companies.
AEP East electric operating
companies..........................APCo, CSPCo, I&M, KPCo and OPCo.
AEPR............................... AEP Resources, Inc.
AEP System or the System........... The American Electric Power System, an integrated electric utility system, owned and operated by AEP's electric utility subsidiaries.
AEPSC.............................. American Electric Power Service Corporation, a service subsidiary providing management and professional services to AEP and its subsidiaries.
AEP Power Pool..................... AEP System Power Pool. Members are APCo, CSPCo, I&M, KPCo and OPCo.  The Pool shares the generation, cost of generation and resultant wholesale system sales of the member companies.
AEP West electric operating
companies.......................... CPL, PSO, SWEPCo and WTU.
AFUDC.............................. Allowance for funds used during construction, a noncash nonoperating income item that is capitalized and recovered through depreciation over the service life of domestic regulated electric utility plant.
Alliance RTO....................... Alliance Regional Transmission Organization, an ISO formed by AEP and four unaffiliated utilities.
Amos Plant......................... John E. Amos Plant, a 2,900 MW generation station jointly owned and operated by APCo and
                                            OPCo.
APCo............................... Appalachian Power Company, an AEP electric utility subsidiary.
Arkansas Commission................ Arkansas Public Service Commission.
Buckeye............................ Buckeye Power, Inc., an unaffiliated corporation.
CLECO.............................. Central Louisiana Electric Company, Inc., an unaffiliated corporation.
COLI............................... Corporate owned life insurance program.
Cook Plant......................... The Donald C. Cook Nuclear Plant, a two-unit, 2,110 MW nuclear plant owned by I&M.
CPL................................ Central Power and Light Company, an AEP electric utility subsidiary.
CSPCo.............................. Columbus Southern Power Company, an AEP electric utility subsidiary.
CSW...............................  Central and South West Corporation, a subsidiary of AEP.
CSW Energy......................... CSW Energy, Inc., an AEP subsidiary which invests in energy projects and builds power plants.
CSW International.................. CSW International, Inc., an AEP subsidiary which invests in energy projects and entities outside the United States.
D.C. Circuit Court................. The United States Court of Appeals for the District of Columbia Circuit.
DHMV............................... Dolet Hills Mining Venture.
DOE................................ United States Department of Energy.
ECOM............................... Excess Cost Over Market.
ENEC............................... Expanded Net Energy Costs.
EITF............................... The Financial Accounting Standards Board's Emerging Issues Task Force.
ERCOT.............................. The Electric Reliability Council of Texas.
EWGs............................... Exempt Wholesale Generators.
FASB............................... Financial Accounting Standards Board.
Federal EPA........................ United States Environmental Protection Agency.
FERC............................... Federal Energy Regulatory Commission.
FMB ............................... First Mortgage Bond.
FUCOs.............................. Foreign Utility Companies.
GAAP............................... Generally Accepted Accounting Principles.
I&M................................ Indiana Michigan Power Company, an AEP electric utility subsidiary.
IPC................................ Installment Purchase Contract.
IRS................................ Internal Revenue Service.
IURC............................... Indiana Utility Regulatory Commission.
ISO................................ Independent system operator.
Joint Stipulation.................. Joint Stipulation and Agreement for Settlement of APCo's WV rate proceeding.
KPCo............................... Kentucky Power Company, an AEP electric utility subsidiary.
KPSC............................... Kentucky Public Service Commission.
KWH................................ Kilowatthour.
LIG................................ Louisiana Intrastate Gas.
Michigan Legislation............... The Customer Choice and Electricity Reliability Act, a Michigan law which provides for customer choice of electricity supplier.
Midwest ISO........................ An independent operator of transmission assets in the Midwest.
MLR................................ Member load ratio, the method used to allocate AEP Power Pool transactions to its members.
Money Pool......................... AEP System's Money Pool.
MPSC............................... Michigan Public Service Commission.
MTN................................ Medium Term Notes.
MW................................. Megawatt.
MWH................................ Megawatthour.
NEIL............................... Nuclear Electric Insurance Limited.
Nox................................ Nitrogen oxide.
Nox Rule........................... A final rules issued by Federal EPA which requires NOx reductions in 22 eastern states including seven of the states in which AEP companies operates.
NP................................. Notes Payable.
NRC................................ Nuclear Regulatory Commission.
Ohio Act........................... The Ohio Electric Restructuring Act of 1999.
Ohio EPA........................... Ohio Environmental Protection Agency.
OPCo..............................  Ohio Power Company, an AEP electric utility subsidiary.
OVEC............................... Ohio Valley Electric Corporation, an electric utility company in which AEP and  CSPCo own a
                                            44.2% equity interest.
PCBs............................... Polychlorinated Biphenyls.
PJM................................ Pennsylvania - New Jersey - Maryland regional transmission organization.
PRP..............................   Potentially Responsible Party.
PSO................................ Public Service Company of Oklahoma, an AEP electric utility subsidiary.
PUCO............................... The Public Utilities Commission of Ohio.
PUCT............................... The Public Utility Commission of Texas.
PUHCA.............................. Public Utility Holding Company Act of 1935, as amended.
PURPA.............................. The Public Utility Regulatory Policies Act of 1978.
RCRA............................... Resource Conservation and Recovery Act of 1976, as amended.
Registrant Subsidiaries............ AEP subsidiaries who are SEC registrants; AEGCo, APCo, CPL, CSPCo, I&M, KPCo, OPCo, PSO,
                                            SWEPCo and WTU.
Rockport Plant..................... A generating plant, consisting of two 1,300 MW coal-fired generating units near Rockport,
                                            Indiana owned by AEGCo and I&M.
RTO................................ Regional Transmission Organization.
SEC................................ Securities and Exchange Commission.
SFAS............................... Statement of Financial Accounting Standards issued by the Financial Accounting Standards
                                            Board.
SFAS 71............................ Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain
                                                                                        -------------------------------------
                                            Types of Regulation.
                                            -------------------
SFAS 101........................... Statement of Financial Accounting Standards No. 101, Accounting for the Discontinuance of
                                                                                         ------------------------------------
                                            Application of Statement 71.
SFAS 121........................... Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of
                                                                                         --------------------------------
                                            Long-Lived Assets and for Long-Lived Assets to be Disposed of.
                                            --------------------------------------------------------------
SFAS 133........................... Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments
                                                                                         -------------------------------------
                                            and Hedging Activities.
SNF................................ Spent Nuclear Fuel.
SPP................................ Southwest Power Pool.
STP................................ South Texas Project Nuclear Generating Plant, owned 25.2% by Central Power and Light
                                            Company, an AEP electric utility subsidiary .
STPNOC............................. STP Nuclear Operating Company, a non-profit Texas corporation which operates STP on behalf of its joint owners including CPL.
Superfund.........................  The Comprehensive Environmental, Response, Compensation and Liability Act.
SWEPCo............................. Southwestern Electric Power Company, an AEP electric utility subsidiary.
Texas Appeals Court................ The Third District of Texas Court of Appeals.
Texas Legislation.................. Legislation enacted in 1999 to restructure the electric utility industry in Texas.
Travis District Court.............. State District Court of Travis County, Texas.
TVA ............................... Tennessee Valley Authority.
U.K................................ The United Kingdom.
UN................................. Unsecured Note.
VaR................................ Value at Risk, a method to quantify risk exposure.
Virginia SCC....................... Virginia State Corporation Commission.
WV................................. West Virginia.
WVPSC.............................. Public Service Commission of West Virginia.
WPCo............................... Wheeling Power Company, an AEP electric distribution subsidiary.
WTU................................ West Texas Utilities Company, an AEP electric utility subsidiary.
Yorkshire.......................... Yorkshire Electricity Group plc, a U.K. regional electricity company owned jointly by AEP and New Century Energies.
Zimmer Plant....................... William H. Zimmer Generating Station, a 1,300 MW coal-fired unit owned 25.4% by Columbus
                   Southern Power Company, an AEP subsidiary.

FORWARD LOOKING INFORMATION

-----------------------------------------------------------------------------

This  discussion  includes  forward-looking  statements  within  the  meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect assumptions, and involve a number of risks and uncertainties. Among the factors both foreign and domestic that could cause actual results to differ materially from forward looking statements are: electric load and customer growth; abnormal weather conditions; available sources of and prices for coal and gas; availability of generating capacity; the impact of the merger with CSW including actual merger savings being less than the related rate reductions; risks related to energy trading and construction under contract; the speed and degree to which competition is introduced to our power generation business; the structure and timing of a competitive market for electricity and its impact on prices; the ability to recover net regulatory assets, other stranded costs and implementation costs in connection with deregulation of generation in certain states; new legislation and government regulations; the ability to successfully control costs; the success of new business ventures; international developments affecting our foreign investments; the economic climate and growth in our service and trading territories both domestic and foreign; the ability of the Company to successfully challenge new environmental regulations and to successfully litigate claims that the Company violated the Clean Air Act; successful resolution of litigation regarding municipal franchise fees in Texas; inflationary trends; changes in electricity and gas market prices; interest rates; foreign exchange rates, and other risks and unforeseen events.

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                            AND SUBSIDIARY COMPANIES

                                      A-17
AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Selected Consolidated Financial Data

Year Ended December 31,                2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------

INCOME STATEMENTS DATA (in millions):
Total Revenues                       $13,694    $12,407    $11,840    $11,163    $11,017
Operating Income                       2,026      2,325      2,280      2,198      2,368
Income From Continuing Operations        302        986        975        949        871
Discontinued Operations                 -          -          -          -           132
Extraordinary Loss                       (35)       (14)      -          (285)      -
Net Income                               267        972        975        664      1,003

December 31,                           2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------

BALANCE SHEETS DATA (in millions):
Property, Plant and Equipment        $38,088    $36,938    $35,655    $33,496    $32,443
Accumulated Depreciation
  and Amortization                    15,695     15,073     14,136     13,229     12,494
                                     -------    -------    -------    -------    -------
       Net Property,
         Plant and Equipment         $22,393    $21,865    $21,519    $20,267    $19,949
                                     =======    =======    =======    =======    =======

Total Assets                         $54,548    $35,719    $33,418    $30,092    $29,228

Common Shareholders' Equity            8,054      8,673      8,452      8,220      8,334

Cumulative Preferred Stocks
  of Subsidiaries:
  Not Subject to Mandatory Redemption     61         63        222        223        382

  Subject to Mandatory Redemption*       100        119        128        154        543

Trust Preferred Securities               334        335        335        335       -

Long-term Debt*                       10,754     11,524     11,113      9,354      9,112

Obligations Under Capital Leases*        614        610        539        549        422

*Including portion due within one year

Year Ended December 31,                2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------

COMMON STOCK DATA:
Earnings per Common Share:
  Continuing Operations                $0.94      $3.07      $3.06      $2.99      $2.79
  Discontinued Operations                -          -          -          -         0.42
  Extraordinary Loss                    (.11)      (.04)       -        (0.90)       -
                                       -----      -----      -----      -----      ------
  Net Income                           $0.83      $3.03      $3.06      $2.09      $3.21
                                       =====      =====      =====      =====      =====

Average Number of Shares
  Outstanding (in millions)              322        321        318        316        312

Market Price Range: High           $48-15/16   $48-3/16   $53-5/16    $    52    $44-3/4

                    Low             25-15/16    30-9/16    42-1/16     39-1/8     38-5/8

Year-end Market Price                 46-1/2     32-1/8    47-1/16     51-5/8     41-1/8

Cash Dividends on Common*              $2.40      $2.40      $2.40      $2.40      $2.40
Dividend Payout Ratio*                 289.2%      79.2%      78.4%     114.8%      74.5%
Book Value per Share                  $25.01     $26.96     $26.46     $25.91     $26.45

The consolidated financial statements give retroactive effect to AEP's merger with CSW, which was accounted for as a pooling of interests, as if AEP and CSW had always been combined. *Based on AEP historical dividend rate.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Management's Discussion and Analysis of Results of Operations

        American Electric Power Company, Inc. (AEP) is one of the largest investor owned electric public utility holding companies in the U.S. serving over 4.8 million retail customers in eleven states (Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia) and selling bulk power at wholesale both within and beyond its domestic retail service area. AEP has 38,000 megawatts of generation and over 38,000 miles of transmission lines and 186,000 miles of distribution lines in the U.S. Subsidiaries own 1,250 megawatts as independent power producers in Colorado, Florida and Texas. In recent years AEP has expanded its domestic operations to include gas marketing, processing, storage and transportation operations, electric, gas and coal trading operations and telecommunication services and invested in and acquired foreign distribution operations in the U.K., Australia and Brazil and electricity generating facilities in China and Mexico. Subsidiaries also provide power engineering, generation and transmission plant maintenance and construction, and energy management services worldwide. AEP is one of the largest traders of electricity and gas in the U.S. In 2000 we established an energy trading operation in Europe.

        Presently AEP is in the process of restructuring its assets and operations to separate the regulated operations from the non-regulated operations and to functionally and, where permitted by law, structurally unbundle its domestic vertically integrated electric utility business into separate generation, transmission and distribution businesses. The purpose of this restructuring is to focus our management and technical expertise to maximize the potential for growth of both non-regulated and regulated operations, to evaluate the performance of these separate and different businesses and to meet the separation requirements of federal and state restructuring legislation and codes of conduct. Five of AEP's 11 states (Arkansas, Ohio, Texas, Virginia, and West Virginia) are in various stages of transitioning to deregulation of generation and to customer choice and market-based pricing from monopoly and regulator set rates for the retail sale of electricity. When the transition is implemented in those states, transmission will be regulated by the Federal Energy Regulatory Commission and distribution services will continue to be cost-based rate regulated by the states. Although we are actively supporting the transition to competition, there is little progress in the remaining six states. Therefore, in the near term, our retail electric business in Indiana, Kentucky, Louisiana, Michigan, Oklahoma and Tennessee will continue to be operated as an integrated public utility subject to state regulation. The foreign energy delivery investments and operations are not cost-based rate regulated but they are generally subject to different forms of price controls, such as capped prices. As such these foreign investments and operations will be included in our unbundled regulated business.

        On November 1, 2000, AEP filed a restructuring plan under PUHCA with the SEC seeking approval to form two wholly owned holding company subsidiaries of AEP to separately own AEP's regulated and non-regulated subsidiaries and to structurally separate into separate legal entities along functional lines (i.e. generation, transmission and distribution) six of the electric utility operating companies (APCo, CPL, CSPCo, OPCo, SWEPCo and WTU). These six operating companies do business in the states that are implementing restructuring (Arkansas, Ohio, Texas, Virginia and West Virginia). The remaining domestic electric operating companies will be functionally unbundled for internal management and internal reporting purposes and for financial segment reporting but will not be structurally unbundled into separate companies since state law and/or regulation prohibits such action. One holding company will hold the unbundled non-regulated electric generation subsidiaries and the non-regulated domestic and foreign subsidiaries including the European trading company and the foreign generating companies, while the other holding company will hold the bundled domestic regulated electric utility companies and the foreign distribution companies. The restructuring will facilitate management's strategy to grow the deregulated wholesale electricity supply and electric and gas trading business and to evaluate the other business operations to explore ways to improve their results of operations and to continuously evaluate and where necessary reshape our business to grow earnings and improve shareholder value. The legal transfer of assets and structural separation plans will also require FERC, certain state and other regulatory approvals.

        2000 was a year of accomplishment that positions AEP for earnings growth. In 2000 we completed the merger of AEP and CSW, greatly increasing the scope and size of AEP; achieved the targeted merger savings; returned the two unit 2,110 MW Cook Plant to service after an extended outage; reached a settlement on a restructuring plan in Ohio that will allow our electric generating and supply business in Ohio to transition over five years to market pricing and recover its stranded cost, including generation-related regulatory assets; continued to grow our domestic electricity and gas trading businesses to become one of the largest electricity and gas traders; established and grew an energy trading operation in Europe; added to our gas assets and operations with the announcement in the first quarter of 2001 of the planned acquisition of Houston Pipe Line Company; restructured our incentive compensation plans to more closely align them with the creation of shareholder value; reduced our power plant operation and maintenance costs while increasing plant availability; established AEP Pro Serv, Inc. to market AEP's expertise in power engineering, environmental engineering and generating plant maintenance services worldwide; closed contracts to design, build, operate and market the output of new power plants for Dow Chemical, Buckeye Power and Columbia Energy; and initiated a re-design of our existing PeopleSoft financial software as part of an enterprise-wide application to fully integrate our financial, work management and supply chain software and to provide data on a business unit basis consistent with our corporate separation initiative.

        Although 2000 was a year marked by significant accomplishments that position AEP for future earnings growth, it resulted in a reduction in earnings and earnings per share due mainly to non-recurring items, such as: a loss incurred from a court decision disallowing tax deductions for interest related to AEP's COLI program; the write-off of non-recoverable merger costs; the expensing of Cook nuclear restart costs in contrast to 1999 when a significant portion of the restart costs were deferred with regulatory approval; the write-off of certain extraordinary costs that were stranded and liabilities incurred in connection with the restructuring of the regulation of the electric utility business in Ohio, Virginia, and West Virginia to transition that portion of AEP's domestic electricity supply business from cost-based rate regulation to customer choice and market pricing; the recognition of losses associated with a CSW investment in Chile which was sold in the fourth quarter; an impairment writedown of AEP's investment in Yorkshire to reflect a pending sale of the investment in 2001; and write-offs of unrecoverable contract costs and goodwill on certain of CSW's non-regulated businesses acquired in the merger.

        Earnings in 2001 are expected to improve significantly with the return of Cook Plant's 2,110 MW of generating capacity due to the completion of restart efforts and the cessation of significant restart costs at Cook and the growth of our wholesale marketing and trading business.

        Our focus for 2001 will be on completing our corporate separation plan to separate our regulated and non-regulated businesses. We believe that a successful implementation of this plan will support our business objective of unlocking shareholder value by providing managers with a simpler structure through which business unit performance can be more easily anticipated and monitored thereby focusing management attention; permitting more efficient financing; and meeting the regulatory codes of conduct required as part of industry restructuring.

      Although management expects that the future outlook for results of operations is excellent there are contingencies, challenges and obstacles to overcome and manage, such as new more stringent Federal EPA environmental requirements and recent complaints and related litigation, further delays in transition to competition supported in part by concerns that California's energy crisis could happen in our service territory, the recovery of generation-related regulatory assets and other stranded costs in Texas and any additional state jurisdictions that we can successfully promote the adoption of customer choice and a transition to market pricing from regulated rate setting, franchise fee litigation in Texas, litigation concerning AEP's financial disclosures regarding the extended Cook Plant safety outage and timing of the successful completion of restart efforts, the amortization of transition regulatory assets from the introduction of competition to our previously regulated domestic generation business and the amortization of deferred costs from the successful effort to restart Cook Plant and to merge AEP and CSW and the outcome of litigation to recover $90 million of duplicate tax expense from May 2001 to April 2002 resulting from restructuring in Ohio. These challenges, contingencies and obstacles, which are discussed in detail in the Notes to Consolidated Financial Statements and in Management's Discussion and Analysis of Financial Condition, Contingencies and Other Matters, are receiving management's full attention and we intend to work diligently to resolve these matters by finding workable solutions that balance the interests of our customers, our employees and our shareholders.

Results of Operations
Net Income

        Although revenues increased by $1.3 billion net income declined to $267 million or $0.83 per share in 2000 from $972 million or $3.03 per share in 1999. The decrease was primarily due to Cook Nuclear Plant restart costs, a disallowance of tax deductions for corporate owned life insurance (COLI), expensing of costs related to AEP's recently completed merger with CSW, write offs related to non-regulated subsidiaries and an extraordinary loss from the discontinuance of regulatory accounting for generation in certain states. In 1999 net income was virtually un-changed as increased expenses to prepare the Cook Nuclear Plant for restart, net of related deferrals, were offset by a gain from a sale of a 50% interest in a cogeneration project.

Revenues Increase

        AEP's revenues include a significant number of transactions from the trading of electricity and gas. Revenues from trading of electricity are recorded net of purchases as domestic electric utility wholesale sales for transactions in AEP's traditional marketing area (up to two transmission systems from the AEP service territory) and as revenues from worldwide electric and gas operations for transactions beyond two transmission systems from AEP. Revenues from gas trading are recorded net of purchases and reported in revenues from worldwide electric and gas operations. Trading transactions involve the purchase and sale of substantial amounts of electricity and gas.

        The level of electricity trading trans-actions tends to fluctuate due to the highly competitive nature of the short-term (spot) energy market and other factors, such as af-filiated and unaffiliated generating plant avail-ability, weather conditions and the economy. The FERC rules, which introduced a greater degree of competition into the wholesale energy market, have had a major effect on the volume of electricity trading as most electricity is traded in the short-term market.
        AEP's total revenues increased 10% in 2000 and 5% in 1999. The table below shows the changes in the components of revenues from domestic electric utility operations and worldwide electric and gas operations. While worldwide electric and gas operations revenues increased 12% in 2000, most of the increase in total revenues was caused by the increased revenues from domestic electric utility operations.

                      Increase (Decrease)
                      From Previous Year
(Dollars in Millions)  2000         1999
                    Amount   %   Amount   %
Domestic Electric
 Utility Operations:
  Retail:
   Residential      $  230       $  18
   Commercial          163          56
   Industrial          (71)         11
   Other                25           7
                    ------       -----
                       347  4.2     92   1.1

  Wholesale            672 59.9   (145)(11.5)
  Other                (30)(6.8)    57  15.3
                    ------       -----

    Total Domestic
     Electric Utility
     Operations        989 10.1      4    -

Worldwide Electric
 and Gas Operations    298 11.6    563  28.1
                    ------       -----

     Total          $1,287 10.4  $ 567   4.8
                    ======       =====

        The increase in total revenues from domestic electric utility operations in 2000 was primarily due to a 38% increase in wholesale sales volume and increased retail fuel revenues as a result of higher gas prices used to generate electricity. The reduction in industrial revenues in 2000 is attributable to the expiration of a long-term contract on December 31, 1999. The significant increase in wholesale sales volume, which accounted for a 60% increase in wholesale revenues, resulted from efforts to grow AEP's energy marketing and trading operations, favorable market conditions, and the availability of additional generation due to the return to service of one of the Cook Plant nuclear units in June 2000 and improved generating unit availability due mainly to improved outage management. The second Cook Plant unit which returned to service in December 2000 did not have a significant impact on revenues.





        In 1999 revenues from domestic electric utility operations were unchanged. A 1% gain in retail revenues was more than offset by a 12% decline in wholesale revenues. The 12% decline in wholesale revenues in 1999 was predominantly due to a decrease in wholesale energy sales and a reduction in net revenues from power trading due to a decline in margins. The decrease in wholesale sales reflects the expiration in July 1998 of a power contract which supplied power to several municipal customers and the decision by another wholesale customer who buys energy under a unit power agreement not to take energy from AEP during an outage of that unit. The decline in wholesale margins in 1999 reflects the moderation of weather and the effected capacity shortages experienced in the summer of 1998.

        Revenues from worldwide electric and gas operations increased 12% in 2000 due to increased natural gas and gas liquid product prices. Volumes of natural gas remained consistent with the prior year, however, prices increased significantly.

        In 1999 revenues derived from worldwide electric and gas operations increased 28%. This increase is primarily due to the acquisitions in December 1998, of CitiPower in Australia and of LIG, and the commercial operation of a two-unit 250 MW coal-fired generating plant in China.


Operating Expenses Increase

        Changes in the components of operating expenses were as follows:

                      Increase (Decrease)
                      From Previous Year
(Dollars in Millions)   2000        1999
                  Amount    %   Amount   %

Fuel and
 Purchased Power  $  679  19.7   $ (6) (0.2)
Maintenance and
 Other Operation     342  12.8     79   3.0
Merger Costs         203    -      -     -
Depreciation and
  Amortization        51   5.0     22   2.2
Taxes Other Than
  Income Taxes         7   1.1      5   0.8
Worldwide Electric
  and Gas
  Operations         304  13.3    422  22.7
                  ------         ----
      Total       $1,586  15.7   $522   5.5
                  ======         ====

        Fuel and purchased power expense increased 20% in 2000 due to a significant increase in the cost of natural gas used for generation. Natural gas usage for generation declined 5% while the cost of natural gas consumed rose 60%. Net income was not impacted by this significant cost increase due to the operation of fuel recovery mechanisms. These fuel recovery mechanisms generally provide for the deferral of fuel costs above the amounts included in rates or the accrual of revenues for fuel costs not yet recovered. Upon regulatory commission review and approval of the unrecovered fuel costs, the accrued or deferred amounts are billed to customers.

        The increase in maintenance and other operation expense in 2000 was mainly due to increased expenditures to prepare the Cook Plant nuclear units for restart following an extended NRC monitored outage and increased usage of and prices for emissions allowances. The increase in Cook Plant restart costs resulted from the effect of deferring restart costs in 1999 and an increase in the restart expenditure level. The Cook Plant began an extended outage in September 1997 when both nuclear generating units were shut down because of questions regarding the operability of certain safety systems. In 1999 a portion of incremental restart expenses were deferred in accordance with IURC and MPSC settlement agreements which resolved all jurisdictional rate-related issues related to the Cook Plant's extended outage. Unit 2 returned to service in June and achieved full power operation on July 5, 2000 and Unit 1 returned to service in December and achieved full power operation on January 3, 2001. The increase in emission allowance usage and prices resulted from the stricter air quality standards of Phase II of the 1990 Clean Air Act Amendments, which became effective on January 1, 2000. The increase in maintenance and other operation expense in 1999 was primarily due to a NRC required 10-year inspection of STP Units 1 and 2 and increased expenditures to prepare the Cook Plant nuclear units for restart. Although a portion of Cook Plant restart costs were deferred in 1999 pursuant to regulatory orders, net expenditures charged to expense increased over 1998.

        With the consummation of the merger with CSW, certain deferred merger costs were expensed. The merger costs charged to expense included transaction and transition costs not allocable to and recoverable from ratepayers under regulatory commission approved settlement agreements to share net merger savings.

        Worldwide electric and gas operations expense in 2000 increased 13% to $2.6 billion from $2.3 billion. The increase was due to the increase in natural gas prices, the write down to market value of a CSW available-for-sale investment in a Chilean-based electric company sold in December 2000 and the effect of a gain in 1999 on the planned sale of a 50% interest in a cogeneration project. Federal law limits ownership in qualifying cogeneration facilities to 50%. CSW Energy constructed the project and completed the sale of a 50% interest in the project to an unaffiliated entity in 1999. Expenses of the worldwide electric and gas operations increased in 1999 due to the addition of expenses of businesses acquired in December 1998 and the start of commercial operation of the two-unit 250 MW coal-fired generating plant in China.




Interest and Preferred Dividends

        In 2000 interest and preferred stock dividends increased by 16% to $1,160 million from $996 million in 1999 due to additional interest expense from the ruling on the litigation with the government disallowing COLI tax deductions and AEP's intention to maintain flexibility for corporate separation by issuing short-term debt at flexible rates. The use of fixed interest rate swaps has been employed to mitigate the risk from floating interest rates.

        The 11% increase in interest and preferred stock dividends in 1999 was due primarily to increased interest expense on long-term debt. Long-term debt outstanding increased $564 million in 1999.

Other Income

        Other income decreased from $139 million in 1999 to $33 million in 2000 primarily due to a write-down of AEP's Yorkshire investment to reflect a proposed sale in 2001, losses of non-regulated subsidiaries accounted for on an equity basis, and a charge for the discontinuance of an electric storage water heater demand side management program.

        Other income increased 46% in 1999 primarily due to gains from the sale of investments at SEEBOARD and from interest income related to a cogeneration power plant.

Income Taxes

        Income taxes increased in 2000 primarily due to an unfavorable ruling in AEP's suit against the government over interest deductions claimed relating to AEP's COLI program and nondeductible merger related costs.



AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Statements of Income
------------------------------------------------------------------------------
(in millions - except per share amounts)

                                                           Year Ended December 31,
                                                    -------------------------------------
                                                     2000           1999           1998
                                                     ----           ----           ----

REVENUES:
  Domestic Electric Utility Operations              $10,827        $ 9,838        $ 9,834
  Worldwide Electric and Gas Operations               2,867          2,569          2,006
                                                    -------        -------        -------

          TOTAL REVENUES                             13,694         12,407         11,840
                                                    -------        -------        -------

EXPENSES:
  Fuel and Purchased Power                            4,128          3,449          3,455
  Maintenance and Other Operation                     3,017          2,675          2,596
  Non-recoverable Merger Costs                          203           -              -
  Depreciation and Amortization                       1,062          1,011            989
  Taxes Other Than Income Taxes                         671            664            659
  Worldwide Electric and Gas Operations               2,587          2,283          1,861
                                                    -------        -------        -------

          TOTAL EXPENSES                             11,668         10,082          9,560
                                                    -------        -------        -------

OPERATING INCOME                                      2,026          2,325          2,280

OTHER INCOME (net)                                       33            139             95
                                                    -------        -------        --------

INCOME BEFORE INTEREST, PREFERRED
  DIVIDENDS AND INCOME TAXES                          2,059          2,464          2,375

INTEREST AND PREFERRED DIVIDENDS                      1,160            996            898
                                                    -------        -------        -------

INCOME BEFORE INCOME TAXES                              899          1,468          1,477

INCOME TAXES                                            597            482            502
                                                    -------        -------        -------

INCOME BEFORE EXTRAORDINARY ITEM                        302            986            975

EXTRAORDINARY LOSSES:
 DISCONTINUANCE OF REGULATORY ACCOUNTING
  FOR GENERATION                                        (35)            (8)          -
 LOSS ON REACQUIRED DEBT                               -                (6)          -
                                                    -------        -------        --------
NET INCOME                                          $   267        $   972        $   975
                                                    =======        =======        =======

AVERAGE NUMBER OF SHARES OUTSTANDING                    322            321            318
                                                        ===            ===            ===

EARNINGS PER SHARE:
  Income Before Extraordinary Item                   $ 0.94          $3.07          $3.06
  Extraordinary Losses                                (0.11)          (.04)           -
                                                     ------          -----          ------
  Net Income                                         $ 0.83          $3.03          $3.06
                                                     ======          =====          =====

CASH DIVIDENDS PAID PER SHARE                        $ 2.40          $2.40          $2.40
                                                     ======          =====          =====

See Notes to Consolidated Financial Statements beginning on page L-1.




AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Balance Sheets
----------------------------------------------------------------------------------------------------------------------------
(in millions - except share data)

                                  December 31,
                                                         2000             1999
                                                         ----             ----
ASSETS

CURRENT ASSETS:
  Cash and Cash Equivalents                             $   437          $   609
  Special Deposits                                         -                  50
  Accounts Receivable:
    Customers                                               827              553
    Miscellaneous                                         2,883            1,486
    Allowance for Uncollectible Accounts                    (11)             (12)
  Energy Trading Contracts                               16,627            1,001
  Other                                                   1,268            1,311
                                                        -------          -------

          TOTAL CURRENT ASSETS                           22,031            4,998
                                                        -------          -------

PROPERTY PLANT AND EQUIPMENT:
  Electric:
    Production                                           16,328           15,869
    Transmission                                          5,609            5,495
    Distribution                                         10,843           10,432
  Other (including gas and coal mining assets
    and nuclear fuel)                                     4,077            4,081
  Construction Work in Progress                           1,231            1,061
                                                        -------          -------
           Total Property, Plant and Equipment           38,088           36,938
  Accumulated Depreciation and Amortization              15,695           15,073
                                                        -------          -------

          NET PROPERTY, PLANT AND EQUIPMENT              22,393           21,865
                                                        -------          -------

REGULATORY ASSETS                                         3,698            3,464
                                                        -------          -------

INVESTMENTS IN POWER AND COMMUNICATIONS PROJECTS            782              862
                                                        -------          -------

GOODWILL (NET OF AMORTIZATION)                            1,382            1,531
                                                        -------          -------

LONG-TERM ENERGY TRADING CONTRACTS                        1,620              136
                                                        -------          -------

OTHER ASSETS                                              2,642            2,863
                                                        -------          -------

            TOTAL                                       $54,548          $35,719
                                                        =======          =======

See Notes to Consolidated Financial Statements beginning on page L-1.




AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Balance Sheets
------------------------------------------------------------------------------------

                                                                   December 31,
                                                                2000          1999
                                                                ----          ----
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts Payable                                            $ 2,627       $ 1,280
  Short-term Debt                                               4,333         3,012
  Long-term Debt Due Within One Year*                           1,152         1,367
  Energy Trading Contracts                                     16,801           964
  Other                                                         2,154         1,443
                                                              -------       -------

          TOTAL CURRENT LIABILITIES                            27,067         8,066
                                                              -------       -------


LONG-TERM DEBT*                                                 9,602        10,157
                                                              -------       -------

CERTAIN SUBSIDIARY OBLIGATED, MANDATORILY REDEEMABLE,
  PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING
  SOLELY JUNIOR SUBORDINATED DEBENTURES OF SUCH
  SUBSIDIARIES                                                    334           335
                                                              -------       -------

DEFERRED INCOME TAXES                                           4,875         5,150
                                                              -------       -------

DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2       203           213
                                                              -------       -------

DEFERRED INVESTMENT TAX CREDITS                                   528           580
                                                              -------       -------

LONG-TERM ENERGY TRADING CONTRACTS                              1,381           108
                                                              -------       -------

DEFERRED CREDITS AND REGULATORY LIABILITIES                       637           607
                                                              -------       -------

OTHER NONCURRENT LIABILITIES                                    1,706         1,648
                                                              -------       -------

CUMULATIVE PREFERRED STOCK OF SUBSIDIARIES*                       161           182
                                                              -------       -------

COMMITMENTS AND CONTINGENCIES (Note 8)

COMMON SHAREHOLDERS' EQUITY:
  Common Stock-Par Value $6.50:
                            2000          1999
                            ----          ----
    Shares Authorized. .600,000,000   600,000,000
    Shares Issued. . . .331,019,146   330,692,317
    (8,999,992 shares were held in treasury
     at December 31, 2000 and 1999)                             2,152         2,149
  Paid-in Capital                                               2,915         2,898
  Accumulated Other Comprehensive Income (Loss)                  (103)           (4)
  Retained Earnings                                             3,090         3,630
                                                              -------       -------

          TOTAL COMMON SHAREHOLDERS' EQUITY                     8,054         8,673
                                                              -------       -------

            TOTAL                                             $54,548       $35,719
                                                              =======       =======

*See Accompanying Schedules.




AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------------------------------------------------------
(in millions)

                            Year Ended December 31,
                                                   2000            1999            1998
                                                   ----            ----            ----

OPERATING ACTIVITIES:
  Net Income                                     $   267         $   972          $   975
  Adjustments for Noncash Items:
    Depreciation and Amortization                  1,299           1,294            1,171
    Deferred Federal Income Taxes                   (170)            180               (2)
    Deferred Investment Tax Credits                  (36)            (38)             (37)
    Amortization (Deferral) of Operating
      Expenses and Carrying Charges (net)             48            (151)              15
    Equity in Earnings of Yorkshire
      Electricity Group plc                          (44)            (45)             (38)
    Extraordinary Item                                35              14             -
    Deferred Costs Under Fuel Clause Mechanisms     (449)           (191)              36
  Changes in Certain Current Assets
    and Liabilities:
      Accounts Receivable (net)                   (1,632)            (80)            (329)
      Fuel, Materials and Supplies                   147            (162)             (23)
      Accrued Utility Revenues                       (79)            (35)               5
      Accounts Payable                             1,322              74              270
      Taxes Accrued                                  172              29               20
  Payment of Disputed Tax and Interest
    Related to COLI                                  319             (16)            (303)
  Other (net)                                        304            (231)             195
                                                 -------         -------          -------
        Net Cash Flows From Operating Activities   1,503           1,614            1,955
                                                 -------         -------          -------

INVESTING ACTIVITIES:
  Construction Expenditures                       (1,773)         (1,680)          (1,396)
  Investment in CitiPower                           -               -              (1,054)
  Investment in Gas Assets                          -               -                (340)
  Other                                               19               7              (54)
                                                 -------         -------          -------
        Net Cash Flows Used For
          Investing Activities                    (1,754)         (1,673)          (2,844)
                                                 -------         -------          -------

FINANCING ACTIVITIES:
  Issuance of Common Stock                            14              93               96
  Issuance of Long-term Debt                       1,124           1,391            2,645
  Retirement of Cumulative Preferred Stock           (20)           (170)             (28)
  Retirement of Long-term Debt                    (1,565)           (915)          (1,101)
  Change in Short-term Debt (net)                  1,308             812              264
  Dividends Paid on Common Stock                    (805)           (833)            (827)
  Other Financing Activities                        -                (43)            -
                                                 -------         -------          -------
        Net Cash Flows From Financing Activities      56             335            1,049
                                                 -------         -------          -------

Effect of Exchange Rate Change on Cash                23              (2)            -
                                                 -------         -------          -------

Net Increase (Decrease) in Cash and
 Cash Equivalents                                   (172)            274              160
Cash and Cash Equivalents January 1                  609             335              175
                                                 -------         -------          -------
Cash and Cash Equivalents December 31            $   437         $   609          $   335
                                                 =======         =======          =======

See Notes to Consolidated Financial Statements beginning on page L-1.



AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Statements of Common Shareholders' Equity
------------------------------------------------------------------------------------------------------------
(in millions)
                                                                                  Accumulated
                                                                                  Other
                   Common Stock Paid-In Retained Comprehensive
                                            Shares  Amount   Capital   Earnings   Income (Loss)   Total

JANUARY 1, 1998                              326    $2,036   $2,818    $3,356     $  23          $8,233
Conforming Change in Accounting Policy        -       -        -          (13)       -              (13)
Reclassification Adjustment                   -         85      (85)     -           -             -
                                             ---    ------   ------    ------     -----          ------
Adjusted Balance at Beginning of Period      326     2,121    2,733     3,343        23           8,220
Issuances                                      2        13       83      -           -               96
Retirements and Other                         -       -           2         3        -                5
Cash Dividends Declared                       -       -        -         (827)       -             (827)
                                                                                                 ------
                                                                                                  7,494
Comprehensive Income:
 Other Comprehensive Income, Net of Taxes
  Foreign Currency Translation Adjustment     -       -        -         -            6               6
  Unrealized Loss on Securities               -       -        -         -          (14)            (14)
  Adjustments for Gain
   Included in Net Income                     -       -        -         -           (7)             (7)
  Minimum Pension Liability                   -       -        -         -           (1)             (1)
  Net Income                                  -       -        -          975        -              975
                                                                                                 ------
   Total Comprehensive Income                                                                       959
                                             ---    ------   ------   -------     -----          ------

DECEMBER 31, 1998                            328     2,134    2,818     3,494         7           8,453
Conforming Change in Accounting Policy        -       -        -           (1)      -                (1)
                                             ---    ------   ------   -------     -----          ------
Adjusted Balance at Beginning of Period      328     2,134    2,818     3,493         7           8,452
Issuances                                      3        15       77      -          -                92
Retirements and Other                         -       -           3      -          -                 3
Cash Dividends Declared                       -       -        -         (833)      -              (833)
                                                                                                 ------
                                                                                                  7,714
Comprehensive Income:
 Other Comprehensive Income, Net of Taxes
  Foreign Currency Translation Adjustment     -       -        -         -          (13)            (13)
  Minimum Pension Liability                   -       -        -         -            2               2
  Net Income                                  -       -        -          972       -               972
                                                                                                 ------
   Total Comprehensive Income                                                                       961
                                             ---    ------   ------   -------     -----          -------

DECEMBER 31, 1999                            331     2,149    2,898     3,632        (4)          8,675
Conforming Change in Accounting Policy        -       -        -           (2)      -                (2)
                                             ---     -----    -----     -----     -----          ------
Adjusted Balance at Beginning of Period      331     2,149    2,898     3,630        (4)          8,673
Issuances                                     -          3       11      -          -                14
Cash Dividends Declared                       -       -        -         (805)      -              (805)
Other                                         -       -           6        (2)      -                 4
                                                                                                 ------
                                                                                                  7,886
Comprehensive Income:
 Other Comprehensive Income, Net of Taxes
  Foreign Currency Translation Adjustment     -       -        -         -         (119)           (119)
  Reclassification Adjustment
   For Loss Included in Net Income            -       -        -         -           20              20
  Net Income                                  -       -        -          267       -               267
                                                                                                 ------
   Total Comprehensive Income                                                                       168
                                             ---    ------   ------     ------    -----          -------

DECEMBER 31, 2000                            331    $2,152   $2,915     $3,090    $(103)         $8,054
                                             ===    ======   ======     ======    =====          ======


See Notes to Consolidated Financial Statements beginning on page L-1.




AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Schedule of Consolidated Cumulative Preferred Stocks of Subsidiaries
--------------------------------------------------------------------------------------------------------

                                                             December 31, 2000
                                       -----------------------------------------------------------------
                                         Call
                                       Price per             Shares              Shares       Amount (In
                                       Share (a)           Authorized(b)      Outstanding(g)  Millions)
--------------------------------------------------------------------------------------------------------

Not Subject to Mandatory Redemption:
  4.00% - 5.00%                        $102-$110              1,525,903            614,608     $ 61
                                                                                               ====

Subject to Mandatory Redemption:
  5.90% - 5.92% (c)                       (d)                 1,950,000            333,100     $ 33
  6.02% - 6-7/8% (c)                      (e)                 1,650,000            513,450       52
  7% (f)                                  (f)                   250,000            150,000       15
                                                                                               ----
    Total Subject to Mandatory
      Redemption (c)                                                                           $100
                                                                                               ====



                                                             December 31, 1999
                                       -----------------------------------------------------------------
                                         Call
                                       Price per             Shares              Shares       Amount (In
                                       Share (a)           Authorized(b)      Outstanding(g)  Millions)
--------------------------------------------------------------------------------------------------------

Not Subject to Mandatory Redemption:
  4.00% - 5.00%                        $102-$110            1,525,903            629,671       $ 63
                                                                                               ====

Subject to Mandatory Redemption:
  5.90% - 5.92% (c)                       (d)               1,950,000            343,100       $ 34
  6.02% - 6-7/8% (c)                      (e)               1,950,000            597,950         60
  7% (f)                                  (f)                 250,000            250,000         25
                                                                                               ----
    Total Subject to Mandatory
      Redemption (c)                                                                           $119
                                                                                               ====
NOTES TO SCHEDULE OF CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

(a)    At the option of the  subsidiary  the shares may be  redeemed at the call price plus accrued dividends.  The involuntary  liquidation preference is
       $100 per share for all outstanding shares.
(b)    As of December 31, 2000 the subsidiaries  had 13,592,750,  22,200,000 and
       7,713,495  shares  of  $100,  $25  and  no  par  value  preferred  stock, respectively, that were authorized but unissued.
(c)    Shares  outstanding  and  related  amounts  are stated net of  applicable retirements through sinking funds(generally at par) and reacquisitions of
       shares  in  anticipation  of  future   requirements.   The   subsidiaries
       reacquired enough shares in 1997 to meet all sinking fund requirements on certain  series  until  2008 and on  certain  series  until 2009 when all remaining
       outstanding  shares must be redeemed.  The sinking fund provisions of the series subject to mandatory redemption aggregate (after deducting sinking fund  requirements)  of $5 million  in 2002,  $12  million  in 2003,  $12 million in 2004 and $2 million in 2005.
(d)    Not callable prior to 2003; after that the call price is $100 per share.
(e)    Not callable prior to 2000; after that the call price is $100 per share.
(f)    With sinking fund.
(g)      The number of shares of preferred stock redeemed is 209,563 shares in 2000, 1,698,276 shares in
      1999 and 281,250 shares in 1998.





AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Schedule of Consolidated Long-term Debt of Subsidiaries
----------------------------------------------------------------------------------------------------------------

                              Weighted Average
Maturity                        Interest Rate    Interest Rates at December 31,        December 31,
--------                      -----------------  ------------------------------   ----------------------
                              December 31, 2000       2000            1999         2000          1999
                              -----------------       ----            ----         ----          ----
                                                                                       (in millions)
                                                                                       -------------

FIRST MORTGAGE BONDS
  2000-2003                          6.96%         5.91%-8.95%     5.25%-8.95%    $ 1,247       $ 1,621
  2004-2008                          6.97%         6-1/8%-8%       6-1/8%-8%        1,140         1,148
  2020-2025                          7.74%         6-7/8%-8.80%    6-7/8%-8.80%     1,104         1,172

INSTALLMENT PURCHASE CONTRACTS (a)
  2000-2009                          5.53%         4.90%-7.70%     4.80%-7.70%        234           235
  2011-2030                          6.02%         4.875%-8.20%    3.332%-8.20%     1,447         1,477

NOTES PAYABLE (b)
  2000-2021                          7.14%         6.20%-9.60%     5.8675%-9.60%    1,181         2,030

SENIOR UNSECURED NOTES
  2000-2004                          6.99%         6.50%-7.45%     6.07%-7.45%      2,049         1,403
  2005-2009                          6.59%         6.24%-6.91%     6.24%-6.91%        475           488
  2038                               7.30%         7.20%-7-3/8%    7.20%-7-3/8%       340           340

JUNIOR DEBENTURES
  2025-2038                          8.05%         7.60%-8.72%     7.60%-8.72%        620           620

YANKEE BONDS AND EURO BONDS
  2001-2006                          8.51%         7.98%-8.875%    7.98%-8.875%       684           742

OTHER LONG-TERM DEBT (c)                                                              280           300

Unamortized Discount (net)                                                            (47)          (52)
                                                                                  -------       -------
Total Long-term Debt
  Outstanding (d)                                                                  10,754        11,524
Less Portion Due Within One Year                                                    1,152         1,367
                                                                                  -------       -------
Long-term Portion                                                                 $ 9,602       $10,157
                                                                                  =======       =======

NOTES TO SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

(a) For certain series of installment purchase contracts interest rates are subject to periodic adjustment. Certain series will be purchased on demand at periodic interest-adjustment dates. Letters of credit from banks and standby bond purchase agreements support certain series.
(b) Notes payable represent outstanding promissory notes issued under term loan agreements and revolving credit agreements with a number of banks and other financial institutions. At expiration all notes then issued and outstanding are due and payable. Interest rates are both fixed and variable. Variable rates generally relate to specified short-term interest rates. (c) Other long-term debt consists of a liability along with accrued interest for disposal of spent nuclear fuel (see Note 8 of the Notes to Consolidated Financial Statements) and financing obligation under sale lease back agreements. (d) Long-term debt outstanding at December 31, 2000 is payable as follows:

     Principal Amount (in millions)

     2001                $ 1,152
     2002                  1,167
     2003                  1,628
     2004                    884
     2005                    616
     Later Years           5,354
                         -------
       Total Principal
            Amount        10,801
        Unamortized
          Discount           (47)
                         -------
            Total        $10,754
                         =======



AMERICAN ELECTRIC POWER COMPANY INC. AND SUBSIDIARY COMPANIES
Index to Notes  to Consolidated Financial Statements
-----------------------------------------------------------------------------

The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                     Combined
                                                     Footnote
                                                     Reference

Significant Accounting Policies                      Note 1

Extraordinary Items                                  Note 2

Merger                                               Note 3

Nuclear Plant Restart                                Note 4

Rate Matters                                         Note 5

Effects of Regulation                                Note 6

Industry Restructuring                               Note 7

Commitments and Contingencies                        Note 8

Acquisitions                                         Note 9

International Investments                            Note 10

Staff Reductions                                     Note 11

Benefit Plans                                        Note 12

Stock-Based Compensation                             Note 13

Business Segments                                    Note 14

Financial Instruments, Credit and Risk Management    Note 15

Income Taxes                                         Note 16

Supplementary Information                            Note 17

Leases                                               Note 18

Lines of Credit and Factoring of Receivables         Note 19

Unaudited Quarterly Financial Information            Note 20

Trust Preferred Securities                           Note 21

MANAGEMENT'S RESPONSIBILITY
------------------------------------------------------------------

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

INDEPENDENT AUDITORS' REPORT
------------------------------------------------------------------------------


To the Shareholders and Board of Directors of American Electric Power Company, Inc.:

         We have audited the consolidated balance sheets of American Electric Power Company, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, common shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of American Electric Power Company, Inc. and its subsidiaries and Central and South West Corporation and its subsidiaries, which has been accounted for as a pooling of interests as described in Note 3 to the consolidated financial statements. We did not audit the consolidated balance sheet of Central and South West Corporation and its subsidiaries as of December 31, 1999, or the related consolidated statements of income, comprehensive income, common shareholders' equity, and cash flows for the years ended December 31, 1999 and 1998, which statements reflect total assets of $14,162,000,000 as of December 31, 1999, and total revenues of $5,537,000,000 and $5,482,000,000 for the years ended December 31, 1999 and
1998, respectively. Those consolidated statements, before the restatement described in Note 3, were audited by other auditors whose report, dated February 25, 2000, has been furnished to us, and our opinion, insofar as it relates to those amounts included for Central and South West Corporation and its subsidiaries for 1999 and 1998, is based solely on the report of such other auditors.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

         We also audited the adjustments described in Note 3 that were applied to restate the 1999 and 1998 financial statements to give retroactive effect to the change in the method of accounting for vacation pay accruals. In our opinion, such adjustments are appropriate and have been properly applied.



Deloitte & Touche LLP
Columbus, Ohio
February 26, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Central and South West Corporation:

We have audited the consolidated balance sheets of Central and South West Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows, for each of the two years in the period ended December 31, 1999 prior to the restatement (and, therefore, are not presented herein) for the retroactive effect of the conforming change in the method of accounting for vacation pay accruals and certain conforming reclassifications to the historical financial statements as described in Note 3 to the restated consolidated financial statements. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CSW UK Holdings (1999) and CSW UK Finance Company (1998) which statements reflect total assets and total revenues of 20 percent and 31 percent in 1999, and total revenues of 32 percent in 1998, respectively, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements prior to the restatement referred to above present fairly, in all material respects, the financial position of Central and South West Corporation and subsidiary companies as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.






Arthur Andersen LLP

Dallas, Texas
February 25, 2000

AUDITOR's REPORT TO THE MEMBERS OF CSW UK HOLDINGS

We have audited the consolidated balance sheets of CSW UK Holdings and subsidiaries as of 31 December 1999 and the related consolidated statement of earnings and statement of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, or a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above and not included herein present fairly, in all material respects, the financial position of CSW UK Holdings and subsidiaries at 31 December 1999 and the result of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations and shareholders' equity as of and for the year ended 31 December 1999 to the extent summarized in the notes to the consolidated financial statements.





KPMG Audit Plc
Chartered Accountants
London, England

17 January 2000

AUDITOR'S REPORT TO THE MEMBERS OF CSW UK FINANCE COMPANY

We have audited the consolidated balance sheet of CSW UK Finance Company and subsidiaries as of 31 December 1998 and the related consolidated statement of earnings and statements of cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above and not included herein present fairly, in all material respects, the financial position of CSW UK Finance Company and subsidiaries at 31 December 1998 and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations and shareholders' equity as of and for the year ended 31 December 1998 to the extent summarized in the notes to the consolidated financial statements.





KPMG Audit Plc
Chartered Accountants
London, England
18 January 1999

                             AEP GENERATING COMPANY



                                       B-9
AEP GENERATING COMPANY
Selected Financial
Data
---------------------------------------------------------------------------------------------------------------

                                                   Year Ended December 31,
                                    -----------------------------------------------------
                                      2000       1999       1998       1997       1996
                                      ----       ----       ----       ----       ----
                                                       (in thousands)
INCOME STATEMENTS DATA:

  Operating Revenues                $228,516   $217,189   $224,146   $227,868   $225,892
  Operating Expenses                 220,092    211,849    215,415    218,828    215,997
                                    --------   --------   --------   --------   --------
  Operating Income                     8,424      5,340      8,731      9,040      9,895
  Nonoperating Income                  3,429      3,659      3,364      3,603      3,695
                                    --------   --------   --------   --------   --------
  Income Before Interest Charges      11,853      8,999     12,095     12,643     13,590
  Interest Charges                     3,869      2,804      3,149      3,857      4,159
                                    --------   --------   --------   --------   --------
  Net Income                        $  7,984   $  6,195   $  8,946   $  8,786   $  9,431
                                    ========   ========   ========   ========   ========


                                                          December 31,
                                    ------------------------------------------------------
                                      2000       1999       1998       1997       1996
                                      ----       ----       ----       ----       ----
                                                       (in thousands)

BALANCE SHEETS DATA:

  Electric Utility Plant            $642,302   $640,093   $636,460   $633,450   $632,257
  Accumulated Depreciation           315,566    295,065    277,855    257,191    238,532
                                    --------   --------   --------   --------   --------
  Net Electric Utility Plant        $326,736   $345,028   $358,605   $376,259   $393,725
                                    ========   ========   ========   ========   ========

  Total Assets                      $374,602   $398,640   $403,892   $419,058   $442,911
                                    ========   ========   ========   ========   ========


  Common Stock and Paid-in Capital  $ 24,434   $ 30,235   $ 36,235   $ 40,235   $ 45,235
  Retained Earnings                    9,722      3,673      2,770      2,528      1,886
                                    --------   --------   --------   --------   --------
  Total Common Shareholder's Equity $ 34,156   $ 33,908   $ 39,005   $ 42,763   $ 47,121
                                    ========   ========   ========   ========   ========

  Long-term Debt (a)                $ 44,808   $ 44,800   $ 44,792   $ 69,570   $ 89,554
                                    ========   ========   ========   ========   ========

  Total Capitalization
    and Liabilities                 $374,602   $398,640   $403,892   $419,058   $442,911
                                    ========   ========   ========   ========   ========


 (a) Including portion due within one year.

AEP GENERATING COMPANY
Management's Narrative Analysis of Results of Operations

        AEP Generating Company is engaged in the generation and wholesale sale of electric power to two affiliates under long-term agreements.

        Operating revenues are derived from the sale of Rockport Plant energy and capacity to two affiliated companies, I&M and KPCo pursuant to FERC approved long-term unit power agreements. Under the terms of its unit power agreement, I&M is required to buy all of AEGCo's Rockport capacity when the unit power agreement with KPCo expires in 2004. The unit power agreements provide for recovery of costs including a FERC approved rate of return on common equity and a return on other capital net of temporary cash investments.

        Net income increased $1.8 million or 29% as a result of the recordation of income tax accrual adjustments and an increase in return on other capital. Comparative net income was increased by the income tax accrual adjustments since an unfavorable income tax accrual adjustment was recorded in 1999 and income tax accrual adjustments are not included in billings under the terms of the unit power agreements. Return on other capital increased as a result of higher interest charges without an offset for earnings on temporary cash investments in 2000.

        Income statement items which changed significantly were:

                                Increase
                               (Decrease)
(dollars in millions)      From Previous Year
                            Amount        %

Operating Revenues. . . . . $11.3         5
Fuel Expense. . . . . . . .   8.5         9
Maintenance Expense . . . .  (0.9)       (8)
Taxes Other Than Federal
 Income Taxes . . . . . . .   0.5        10
Interest Charges. . . . . .   1.1        38


        The increase in operating revenues reflects recovery under the unit power agreements of higher fuel expense and an increase in the return on other capital.

        Fuel expense increased due to an increase in generation reflecting greater availability of the Rockport Plant generating units in 2000 and an increase in the cost of fuel.

        The  decrease  in   maintenance   expense  can  be  attributed  to  cost
containment efforts and the shorter duration in 2000 of maintenance outages for boiler inspection and repair than in 1999.

        Taxes other than federal income taxes increased due to an increase in state income taxes which resulted from an increase in taxable income in 2000 and adjustments to estimated prior year taxes following the filing of the 1999 and 1998 returns.

        The increase in interest charges was primarily due to an increase in interest rates in 2000. AEGCo's long-term debt interest rates are variable on a daily basis which results in interest charges adjusting quickly to market rate changes.

AEP GENERATING COMPANY
Statements of Income
------------------------------------------------------------------------------------------


                                                             Year Ended December 31,
                                                       -----------------------------------
                                                         2000         1999         1998
                                                         ----         ----         ----
                                                                 (in thousands)

OPERATING REVENUES                                     $228,516     $217,189     $224,146
                                                       --------     --------     --------

OPERATING EXPENSES:
  Fuel                                                  102,978       94,481       96,791
  Rent - Rockport Plant Unit 2                           68,283       68,283       68,283
  Other Operation                                        10,295       10,451       10,001
  Maintenance                                             9,616       10,492       11,894
  Depreciation                                           22,162       21,845       21,652
  Taxes Other Than Federal Income Taxes                   5,060        4,585        3,495
  Federal Income Taxes                                    1,698        1,712        3,299
                                                       --------     --------     --------

            TOTAL OPERATING EXPENSES                    220,092      211,849      215,415
                                                       --------     --------     --------

OPERATING INCOME                                          8,424        5,340        8,731

NONOPERATING INCOME                                       3,429        3,659        3,364
                                                       --------     --------     --------

INCOME BEFORE INTEREST CHARGES                           11,853        8,999       12,095

INTEREST CHARGES                                          3,869        2,804        3,149
                                                       --------     --------     --------

NET INCOME                                             $  7,984     $  6,195     $  8,946
                                                       ========     ========     ========


Statements of Retained
Earnings
--------------------------------------------------------------------------------------------------------------------

                                                              Year Ended December 31,
                                                       -----------------------------------
                                                          2000         1999         1998
                                                          ----         ----         ----
                                                                  (in thousands)

RETAINED EARNINGS JANUARY 1                              $3,673       $2,770       $2,528

NET INCOME                                                7,984        6,195        8,946

CASH DIVIDENDS DECLARED                                   1,935        5,292        8,704
                                                         ------       ------       ------

RETAINED EARNINGS DECEMBER 31                            $9,722       $3,673       $2,770
                                                         ======       ======       ======

See Notes to Financial Statements beginning on page L-1.



AEP GENERATING COMPANY
Balance Sheets
-----------------------------------------------------------------------------------------


                                                                       December 31,
                                                                    2000          1999
                                                                    ----          ----
                                                                      (in thousands)

ASSETS

ELECTRIC UTILITY PLANT:
  Production                                                      $635,215      $629,286
  General                                                            2,795         2,400
  Construction Work in Progress                                      4,292         8,407
                                                                  --------      --------
          Total Electric Utility Plant                             642,302       640,093

  Accumulated Depreciation                                         315,566       295,065
                                                                  --------      --------


          NET ELECTRIC UTILITY PLANT                               326,736       345,028
                                                                  --------      --------





CURRENT ASSETS:
  Cash and Cash Equivalents                                          2,757           317
  Accounts Receivable:
   Affiliated Companies                                             21,374        22,464
   Miscellaneous                                                     2,341         2,643
  Fuel - at average cost                                            11,006        17,505
  Materials and Supplies - at average cost                           3,979         3,966
  Prepayments                                                          145           150
                                                                  --------      --------

          TOTAL CURRENT ASSETS                                      41,602        47,045
                                                                  --------      --------



REGULATORY ASSETS                                                    5,504         5,744
                                                                  --------      --------


DEFERRED CHARGES                                                       760           823
                                                                  --------      --------



                    TOTAL                                         $374,602      $398,640
                                                                  ========      ========

See Notes to Financial Statements beginning on page L-1.



AEP GENERATING COMPANY
----------------------------------------------------------------------------------------------------------------------------------

                                                                       December 31,
                                                                    2000          1999
                                                                    ----          ----
                                                                      (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock - Par Value $1,000:
    Authorized and Outstanding - 1,000 Shares                     $  1,000      $  1,000
  Paid-in Capital                                                   23,434        29,235
  Retained Earnings                                                  9,722         3,673
                                                                  --------      --------
          TOTAL CAPITALIZATION AND COMMON SHAREHOLDER'S EQUITY      34,156        33,908
                                                                  --------      --------


OTHER NONCURRENT LIABILITIES                                           358           592
                                                                  --------      --------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year                                44,808        44,800
  Short-term Debt - Notes Payable                                     -           24,700
  Advances from Affiliates                                          28,068          -
  Accounts Payable:
    General                                                          6,109         7,539
    Affiliated Companies                                             7,724        19,451
  Taxes Accrued                                                      4,993         4,285
  Rent Accrued - Rockport Plant Unit 2                               4,963         4,963
  Other                                                              4,443         4,763
                                                                  --------      --------
          TOTAL CURRENT LIABILITIES                                101,108       110,501
                                                                  --------      --------

DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2        122,188       127,759
                                                                  --------      --------

REGULATORY LIABILITIES:
  Deferred Investment Tax Credits                                   59,718        63,114
  Amounts Due to Customers for Income Taxes                         23,996        26,266
                                                                  --------      --------

          TOTAL REGULATORY LIABILITIES                              83,714        89,380
                                                                  --------      --------

DEFERRED INCOME TAXES                                               32,928        36,500
                                                                  --------      --------

DEFERRED CREDITS                                                       150           -
                                                                  --------      ---------

CONTINGENCIES (Note 8)

                    TOTAL                                         $374,602      $398,640
                                                                  ========      ========

See Notes to Financial Statements beginning on page L-1.




AEP GENERATING COMPANY
Statements of Cash Flows
------------------------------------------------------------------------------------------

                                                             Year Ended December 31,
                                                       -----------------------------------
                                                         2000         1999         1998
                                                         ----         ----         ----
                                                                 (in thousands)
OPERATING ACTIVITIES:
  Net Income                                           $  7,984     $  6,195     $  8,946
  Adjustments for Noncash Items:
     Depreciation                                        22,162       21,845       21,652
     Deferred Federal Income Taxes                       (5,842)      (5,282)       5,544
     Deferred Investment Tax Credits                     (3,396)      (3,448)      (3,454)
     Amortization of Deferred Gain on Sale and
       Leaseback - Rockport Plant Unit 2                 (5,571)      (5,571)      (5,571)
  Changes in Certain Current Assets and Liabilities:
     Accounts Receivable                                  1,392       (2,213)      (2,184)
     Fuel, Materials and Supplies                         6,486       (6,263)        (855)
     Accounts Payable                                   (13,157)      14,394        2,892
     Taxes Accrued                                          708        1,058         (193)
  Other (net)                                             1,232       (1,570)       2,542
                                                       --------     --------     --------
         Net Cash Flows From Operating Activities        11,998       19,145       29,319
                                                       --------     --------     --------

INVESTING ACTIVITIES:
  Construction Expenditures                              (5,190)      (8,349)      (6,574)
  Proceeds From Sales of Property                          -             331        2,254
                                                       --------     --------     ---------
         Net Cash Flows Used For Investing Activities    (5,190)      (8,018)      (4,320)
                                                       --------     --------     --------

FINANCING ACTIVITIES:
  Return of Capital to Parent Company                    (5,801)      (6,000)      (4,000)
  Retirement of Long-term Debt                             -            -         (25,000)
  Change in Short-term Debt (net)                       (24,700)         250       12,700
  Change in Advances From Affiliates (net)               28,068         -            -
  Dividends Paid                                         (1,935)      (5,292)      (8,704)
                                                       --------     --------     --------
         Net Cash Flows Used For Financing Activities    (4,368)     (11,042)     (25,004)
                                                       --------     --------     --------

Net Increase (Decrease) in Cash and Cash Equivalents      2,440           85           (5)
Cash and Cash Equivalents January 1                         317          232          237
                                                       --------     --------     --------
Cash and Cash Equivalents December 31                  $  2,757     $    317    $     232
                                                       ========     ========    =========

Supplemental Disclosure:
  Cash paid (received) for interest net of capitalized amounts was $3,531,000, $2,468,000 and $3,060,000 and for income taxes was $6,820,000, $6,565,000 and
  $(2,131,000) in 2000, 1999 and 1998, respectively.

See Notes to Financial Statements beginning on page L-1.


AEP GENERATING COMPANY
Statements of Capitalization
---------------------------------------------------------------------------------------------

                                                                      December 31,
                                                               --------------------------
                                                                 2000             1999
                                                                 ----             ----
                                                                     (in thousands)

COMMON STOCK EQUITY (a)                                        $ 34,156         $ 33,908
                                                               --------         --------

LONG-TERM DEBT
Installment Purchase Contracts - City of Rockport (b)
 Series   Due Date
  1995 A, 2025 (c)                                               22,500           22,500
  1995 B, 2025 (c)                                               22,500           22,500
Unamortized Discount                                               (192)            (200)
Amount Due Within One Year                                      (44,808)         (44,800)
                                                               --------         --------
                                                                   -                -
                                                               --------         --------
TOTAL CAPITALIZATION                                           $ 34,156         $ 33,908
                                                               ========         ========



(a) In 2000, 1999 and 1998, AEGCo returned capital to AEP in the amounts of $5.8 million, $6 million and $4 million, respectively. There were no other material transactions affecting common stock and paid-in capital in 2000, 1999 and 1998.
(b) Installment purchase contracts were entered into in connection with the issuance of pollution control revenue bonds by the City of Rockport, Indiana. Under the terms of the installment purchase contracts, AEGCo is required to pay amounts sufficient to enable the payment of interest and principal on the related pollution control revenue bonds issued to refinance the construction costs of pollution control facilities at the Rockport
      Plant. On the Series 1995 A and B bonds the principal is payable at maturity or on the demand of bondholders. AEGCo has agreements that provide for brokers to remarket bonds tendered. In the event the bonds cannot be remarketed, AEGCo has a standby bond purchase agreement with a bank that provides for the bank to purchase any bonds not remarketed. The purchase agreement expires in 2001. Therefore, the installment purchase contracts have been reclassified as due within one year.
(c) These series have an adjustable interest rate that can be a daily, weekly, commercial paper or term rate as designated by AEGCo. AEGCo selected a daily rate which ranged from 1.65% to 6.1% during 2000 and 1.4% to 5.2% during 1999 and averaged 4.1% in 2000 and 3.2% in 1999. The interest rates were 5% and 4.9% at December 31, 2000 and 4.95% and 4.8% at December 31,
      1999 for Series A and Series B, respectively.


See Notes to Financial Statements beginning on page L-1.


AEP GENERATING COMPANY
Index to Notes to Financial Statements

The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                           Combined
                                                           Footnote
                                                           Reference

Significant Accounting Policies                            Note 1

Effects of Regulation                                      Note 6

Commitments and Contingencies                              Note 8

Business Segments                                          Note 14

Financial Instruments, Credit and Risk Management          Note 15

Income Taxes                                               Note 16

Leases                                                     Note 18

Lines of Credit and Factoring of Receivables               Note 19

Unaudited Quarterly Financial Information                  Note 20

Related Party Transactions                                 Note 23

INDEPENDENT AUDITORS' REPORT
-----------------------------------


To the Shareholder and Board of Directors of AEP Generating Company:

         We have audited the accompanying balance sheets and statements of capitalization of AEP Generating Company as of December 31, 2000 and 1999, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such financial statements present fairly, in all material respects, the financial position of AEP Generating Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



Deloitte & Touche LLP
Columbus, Ohio
February 26, 2001

                   APPALACHIAN POWER COMPANY AND SUBSIDIARIES



                                      C-13
APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Selected Consolidated Financial Data

                                                  Year Ended December 31,
                               -----------------------------------------------------------
                                   2000        1999        1998        1997        1996
                                   ----        ----        ----        ----        ----
                                                      (in thousands)

INCOME STATEMENTS DATA:

  Operating Revenues            $1,860,165  $1,650,937  $1,672,244  $1,628,515  $1,624,869
  Operating Expenses             1,659,011   1,409,701   1,443,701   1,388,521   1,381,993
                                ----------  ----------  ----------  ----------  ----------
  Operating Income                 201,154     241,236     228,543     239,994     242,876
  Nonoperating Income (Loss)        11,752       8,096      (8,301)       (222)        128
                                ----------  ----------  ----------  ----------  ----------
  Income Before Interest Charges   212,906     249,332     220,242     239,772     243,004
  Interest Charges                 148,000     128,840     126,912     119,258     109,315
                                ----------  ----------  ----------  ----------  ----------
  Income Before
    Extraordinary Item              64,906     120,492      93,330     120,514     133,689
  Extraordinary Gain                 8,938        -           -           -           -
                                ----------  ----------  ----------  ----------  ----------
  Net Income                        73,844     120,492      93,330     120,514     133,689
  Preferred Stock Dividend
    Requirements                     2,504       2,706       2,497       7,006      15,938
                                ----------  ----------  ----------  ----------  ----------
  Earnings Applicable to
    Common Stock                $   71,340  $  117,786  $   90,833  $  113,508  $  117,751
                                ==========  ==========  ==========  ==========  ==========



                                                  Year Ended December 31,
                                ----------------------------------------------------------
                                   2000        1999        1998        1997        1996
                                   ----        ----        ----        ----        ----
                                                      (in thousands)

BALANCE SHEETS DATA:

  Electric Utility Plant        $5,418,278  $5,262,951  $5,087,359  $4,901,046  $4,717,132
  Accumulated Depreciation and
     Amortization                2,188,796   2,079,490   1,984,856   1,869,057   1,782,017
                                ----------  ----------  ----------  ----------  ----------
  Net Electric Utility Plant    $3,229,482  $3,183,461  $3,102,503  $3,031,989  $2,935,115
                                ==========  ==========  ==========  ==========  ==========
  Total Assets                  $6,646,153  $4,354,400  $4,047,038  $3,883,430  $3,800,737
                                ==========  ==========  ==========  ==========  ==========

  Common Stock and
    Paid-in Capital             $  975,676  $  974,717  $  924,091  $  873,506  $  835,838
  Retained Earnings                120,584     175,854     179,461     207,544     208,472
                                ----------  ----------  ----------  ----------  ----------
  Total Common Shareholder's
    Equity                      $1,096,260  $1,150,571  $1,103,552  $1,081,050  $1,044,310
                                ==========  ==========  ==========  ==========  ==========

  Cumulative Preferred Stock:
    Not Subject to Mandatory
      Redemption                $   17,790  $   18,491  $   19,359  $   19,747  $   29,815
    Subject to Mandatory
      Redemption                    10,860      20,310      22,310      22,310     190,000
                                ----------  ----------  ----------  ----------  ----------
        Total Cumulative
          Preferred Stock       $   28,650  $   38,801  $   41,669  $   42,057  $  219,815
                                ==========  ==========  ==========  ==========  ==========

  Long-term Debt (a)            $1,605,818  $1,665,307  $1,552,455  $1,494,535  $1,365,842
                                ==========  ==========  ==========  ==========  ==========

  Obligations Under Capital
    Leases (a)                  $   63,160  $   64,645  $   65,175  $   60,110  $   51,969
                                ==========  ==========  ==========  ==========  ==========

  Total Capitalization and
    Liabilities                 $6,646,153  $4,354,400  $4,047,038  $3,883,430  $3,800,737
                                ==========  ==========  ==========  ==========  ==========



(a) Including portion due within one year


APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Management's Discussion and Analysis
of Results of Operations
------------------------------------------------------------------------------

         APCo is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to 909,000 retail customers in southwestern Virginia and southern West Virginia. APCo as a member of the AEP Power Pool shares in the revenues and costs of the AEP Power Pool's wholesale sales to neighboring utility systems and power marketers. APCo also sells wholesale power to municipalities.

         The cost of the AEP System's generating capacity is allocated among the AEP Power Pool members based on their relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity credits. AEP Power Pool members are also compensated for their out-of-pocket costs of energy delivered to the AEP Power Pool and charged for energy received or purchased from the AEP Power Pool.

         The AEP Power Pool calculates each company's prior twelve month peak demand relative to the total peak demand of all member companies as a basis for sharing revenues and costs. The result of this calculation is the member load ratio (MLR) which determines each company's per-centage share of revenues or costs. APCo as a member of the AEP Power Pool shares in the revenues and costs of the AEP Power Pool's wholesale sales to and net forward trades with other utility systems and power marketers. Revenues from forward electricity trades are recorded net of purchases as operating revenues for transactions in AEP's traditional marketing area (up to two trans-mission systems from the AEP service territory) and as nonoperating income for transactions beyond two transmission systems from AEP. The AEP Power Pool also enters into power trading transactions for options, futures and swaps. APCo's share of these transactions is recorded in nonoperating income.

         In February 2001 the U.S. District Court for the Southern District of Ohio ruled against AEP and certain of its subsidiaries, including APCo, in a suit over deductibility of interest claimed in AEP's consolidated tax return related to a corporate owned life insurance (COLI) program. In 1998 and 1999 APCo paid the disputed taxes and interest attributable to the COLI interest deductions for taxable years 1991-98. The payments were included in Other Property and Investments pending the resolution of this matter. As a result of the Court's decision, net income was reduced by $82 million in 2000.

Results of Operations

Net Income

         Income before extraordinary items decreased $55.6 million or 46% in 2000 primarily due to the COLI decision. An extraordinary gain from the discontinuance of SFAS 71 regulatory accounting of $9 million after tax was recorded in June 2000. (See Note 7 of the Notes to Consolidated Financial Statements).

         Net income increased $27.2 million or 29% in 1999 primarily due to a nonoperating gain in 1999 on the sale of real estate and mining assets by APCo's inactive mining subsidiaries and a decline in operating expenses.

Operating Revenues

         The 13% increase in operating revenues in 2000 resulted from APCo's share of increased wholesale electricity transactions by the AEP Power Pool. Operating revenues decreased 1% in 1999 primarily due to a de-crease in wholesale sales and a decline in net revenues reflecting lower margins on whole-sale trading transactions. The changes in the components of revenues were as follows:

                    Increase (Decrease)
                    From Previous Year
(dollars in millions)
---------------------
                     2000           1999
                  ---------------------------
                  Amount   %    Amount     %
Retail:
   Residential    $ 15.5        $ 19.4
   Commercial        9.2          17.1
   Industrial      (15.1)         (4.4)
   Other             1.7           0.9
                  ------        ------
                    11.3   1      33.0     3

Wholesale          237.0  88     (80.6)  (23)
Transmission and
  Other            (39.1)(44)     26.3    42
                  ------        ------

     Total        $209.2  13    $(21.3)   (1)
                  ======        ======

         Retail revenues increased in 1999 primarily due to a 2% increase in retail sales reflecting higher residential and commercial sales. The increase in retail sales was primarily due to colder winter weather and customer growth.

         The increase in wholesale revenues in 2000 is due to a significant increase in AEP Power Pool transactions. As a result of an affiliated company's major industrial customer's decision not to continue its purchased power agreement, additional power was available to the AEP Power Pool for wholesale sales contributing to the increase in APCo's wholesale revenues. The decline in wholesale revenues in 1999 reflects the termination of a contract with several municipal customers in July 1998 and a decline in margins on regulated power trading transactions. The decline in margins reflects the moderation in 1999 of extreme weather in 1998 and capacity shortages experienced in the summer of 1998.

         In 2000 transmission and other revenues decreased substantially due to the combined effect of an unfavorable mark-to-market adjustment in 2000 on outstanding forward trading contracts, a favorable adjustment to a provision for revenue refunds recorded in 1999 in connection with the execution of a final rate refund and a favorable adjustment to rental income in 1999 for agreed to retroactive billings to telecommunications companies for pole attachments.


Operating Expenses

         Operating expenses increased 18% in 2000 primarily due to an increase in purchased power expense, other operation expense and federal income taxes offset in part by a decrease in fuel expense. The decrease in operating expenses in 1999 was mainly due to a decline in purchased power expense. Changes in the components of operating expenses are as follows:

                     Increase (Decrease)
                     From Previous Year
(dollars in millions)
---------------------
                   2000             1999
               -----------------------------
                Amount    %    Amount    %

Fuel            $(75.6) (17)   $  7.2    2
Purchased Power  223.8   88     (49.0) (16)
Other Operation   33.0   13      (5.1)  (2)
Maintenance        0.7    1     (11.0)  (8)
Depreciation and
  Amortization    14.2   10       5.1    4
Taxes Other Than
  Federal Income
  Taxes            8.8    8       1.5    1
Federal Income
 Taxes            44.4   63      17.3   32
                ------         ------
  Total         $249.3   18    $(34.0)  (2)
                ======         ======

         Fuel expense decreased in 2000 due to the combined effect of the discontinuance of deferral accounting for over or under recovery of fuel costs in the West Virginia jurisdiction effective January 1, 2000 under the terms of a rate settlement agreement and a decline in generation due to scheduled plant maintenance. The increase in fuel expense in 1999 was primarily due to increases in generation reflecting greater utilization of internally generated power.

         The significant increase in purchased power expense in 2000 reflects additional purchases of power from the AEP Power Pool as a result of increased availability of generation. The AEP Power Pool was able to supply more energy to APCo since an affiliate's out of service nuclear unit went on line in June 2000, a major industrial customer discontinued purchasing power from an affiliate in January 2000, and generating unit outage management improved.

         The reduction in purchased power expense in 1999 was primarily due to reduced capacity charges from the AEP Power Pool as a result of declines in APCo's MLR and decreased purchases from the AEP Power Pool. The decline in purchases from the AEP Power Pool can be attributed to increased internal generation and the termination of a contract with several municipal customers.

         The increase in other operation expense in 2000 was due to increased marketing and trading costs including increased accruals for incentive compensation and increased use of emission allowances due to stricter air quality standards of Phase II of the 1990 Clean Air Act Amendments which became effective January 1, 2000.

         Maintenance expense decreased in 1999 primarily as a result of expenditures during 1998 to restore service and make repairs following two severe snowstorms.

         Depreciation and amortization expense increased in 2000 due to the amortization, beginning in July 2000, of a new transition regulatory asset established in June 2000 for the net generation-related regulatory assets related to the Company's Virginia and West Virginia jurisdictions that were transferred to the distribution portion of the business and are being recovered through regulated rates (see Note 7 for further discussion of the effects of restructuring). Additional investments in distribution plant also contributed to the increase in depreciation and amortization expense.

         The increase in taxes other than federal income taxes in 2000 is primarily due to an increase in the WV state income taxes due to disallowance of the COLI program interest deductions.

         Federal income taxes attributable to operations increased in 2000 due to the disallowance of COLI interest deductions. The increase in 1999 is primarily due to an increase in pre-tax operating income and changes in certain book/tax differences accounted for on a flow-through basis for rate-making purposes.

Nonoperating Income

         The increase in nonoperating income in 1999 is primarily due to the effect of non-regulated electricity trading and a gain on the sale of coal lands and mining assets by APCo's inactive coal mining subsidiaries. In 1999 nonoperating income included a gain from APCo's share of the AEP Power Pool's trading transactions outside of the AEP System's traditional marketing area. In November 1999 the subsidiaries sold coal lands and mining assets to an unaffiliated company that had been leasing the assets.

Interest Charges

         Interest charges increased in 2000 due to recognizing previously deferred interest payments to the IRS related to the COLI disallowances and interest on resultant state income tax deficiencies.

Extraordinary Gain

         The extraordinary gain recorded in June 2000 was the result of the discontinuance of SFAS 71 for the generation portion of APCo's business.



APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Income

                            Year Ended December 31,
                                                    2000           1999           1998
                                                    ----           ----           ----
                                                              (in thousands)

OPERATING REVENUES                               $1,860,165     $1,650,937     $1,672,244
                                                 ----------     ----------     ----------

OPERATING EXPENSES:
 Fuel                                               369,161        444,711        437,500
 Purchased Power                                    477,910        254,100        303,116
 Other Operation                                    282,610        249,616        254,718
 Maintenance                                        124,493        123,834        134,856
 Depreciation and Amortization                      163,089        148,874        143,809
 Taxes Other Than Federal Income Taxes              126,447        117,641        116,070
 Federal Income Taxes                               115,301         70,925         53,632
                                                 ----------     ----------     ----------
          Total Operating Expenses                1,659,011      1,409,701      1,443,701
                                                 ----------     ----------     ----------

OPERATING INCOME                                    201,154        241,236        228,543

NONOPERATING INCOME (LOSS)                           11,752          8,096         (8,301)
                                                 ----------     ----------     ----------

INCOME BEFORE INTEREST CHARGES                      212,906        249,332        220,242

INTEREST CHARGES                                    148,000        128,840        126,912
                                                 ----------     ----------     ----------

INCOME BEFORE EXTRAORDINARY ITEM                     64,906        120,492         93,330

EXTRAORDINARY GAIN - DISCONTINUANCE OF
 REGULATORY ACCOUNTING FOR GENERATION
 (Inclusive of Tax Benefit of $7,872,000)             8,938           -              -
                                                 ----------     ----------     -----------

NET INCOME                                           73,844        120,492         93,330

PREFERRED STOCK DIVIDEND REQUIREMENTS                 2,504          2,706          2,497
                                                 ----------     ----------     ----------

EARNINGS APPLICABLE TO COMMON STOCK              $   71,340     $  117,786     $   90,833
                                                 ==========     ==========     ==========

See Notes to Consolidated Financial Statements Beginning on Page L-1.



APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
------------------------------------------------------------------------------------------

                                                                      December 31,
                                                              ---------------------------
                                                                 2000             1999
                                                                 ----             ----
                                                                     (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
   Production                                                 $2,058,952       $2,014,968
   Transmission                                                1,177,079        1,151,377
   Distribution                                                1,816,925        1,741,685
   General                                                       254,371          247,798
   Construction Work in Progress                                 110,951          107,123
                                                              ----------       ----------
                 Total Electric Utility Plant                  5,418,278        5,262,951
   Accumulated Depreciation and Amortization                   2,188,796        2,079,490
                                                              ----------       ----------
                 NET ELECTRIC UTILITY PLANT                    3,229,482        3,183,461
                                                              ----------       ----------


OTHER PROPERTY AND INVESTMENTS                                    56,967          126,592
                                                              ----------       ----------

LONG-TERM ENERGY TRADING CONTRACTS                               322,688           33,954
                                                              ----------       ----------


CURRENT ASSETS:
   Cash and Cash Equivalents                                       5,847           64,828
   Advances to Affiliates                                          8,387             -
   Accounts Receivable:
      Customers                                                  243,298          109,525
      Affiliated Companies                                        63,919           37,827
      Miscellaneous                                               16,179            9,154
      Allowance for Uncollectible Accounts                        (2,588)          (2,609)
   Fuel - at average cost                                         39,076           58,161
   Materials and Supplies - at average cost                       57,515           56,917
   Accrued Utility Revenues                                       66,499           53,418
   Energy Trading Contracts                                    2,036,001          143,777
   Prepayments                                                     6,307            7,713
                                                              ----------       ----------
                 TOTAL CURRENT ASSETS                          2,540,440          538,711
                                                              ----------       ----------


REGULATORY ASSETS                                                447,750          436,894
                                                              ----------       ----------

DEFERRED CHARGES                                                  48,826           34,788
                                                              ----------       ----------
                     TOTAL                                    $6,646,153       $4,354,400
                                                              ==========       ==========

See Notes to Consolidated Financial Statements Beginning on Page L-1.




APPALACHIAN POWER COMPANY AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------

                                                                      December 31,
                                                             -----------------------------
                                                                 2000             1999
                                                                 ----             ----
                                                                     (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
   Common Stock - No Par Value:
      Authorized - 30,000,000 Shares
      Outstanding - 13,499,500 Shares                         $  260,458      $   260,458
   Paid-in Capital                                               715,218          714,259
   Retained Earnings                                             120,584          175,854
                                                              ----------      -----------
                Total Common Shareholder's Equity              1,096,260        1,150,571
   Cumulative Preferred Stock:
       Not Subject to Mandatory Redemption                        17,790           18,491
       Subject to Mandatory Redemption                            10,860           20,310
   Long-term Debt                                              1,430,812        1,539,302
                                                              ----------       ----------
                TOTAL CAPITALIZATION                           2,555,722        2,728,674
                                                              ----------       ----------

OTHER NONCURRENT LIABILITIES                                     105,883          132,130
                                                              ----------       ----------

CURRENT LIABILITIES:
   Long-term Debt Due Within One Year                            175,006          126,005
   Short-term Debt                                               191,495          123,480
   Accounts Payable - General                                    153,422           59,150
   Accounts Payable - Affiliated Companies                       107,556           42,459
   Taxes Accrued                                                  63,258           49,038
   Customer Deposits                                              12,612           12,898
   Interest Accrued                                               21,555           19,079
   Energy Trading Contracts                                    2,091,804          140,279
   Other                                                          85,378           71,044
                                                              ----------       ----------
                TOTAL CURRENT LIABILITIES                      2,902,086          643,432
                                                              ----------       ----------

DEFERRED INCOME TAXES                                            682,474          671,917
                                                              ----------       ----------

DEFERRED INVESTMENT TAX CREDITS                                   43,093           57,259
                                                              ----------       ----------

LONG-TERM ENERGY TRADING CONTRACTS                               259,438           26,256
                                                              ----------       ----------

REGULATORY LIABILITIES AND DEFERRED CREDITS                       97,457           94,732
                                                              ----------       ----------

COMMITMENTS AND CONTINGENCIES (Note 8)

                    TOTAL                                     $6,646,153       $4,354,400
                                                              ==========       ==========

See Notes to Consolidated Financial Statements Beginning on Page L-1.



APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows

                                                           Year Ended December 31,
                                                    --------------------------------------
                                                       2000          1999          1998
                                                       ----          ----          ----
                                                                (in thousands)

OPERATING ACTIVITIES:
   Net Income                                       $   73,844    $ 120,492     $  93,330
   Adjustments for Noncash Items:
      Depreciation and Amortization                    163,202      149,791       144,967
      Deferred Federal Income Taxes                      8,602       13,033        (2,338)
      Deferred Investment Tax Credits                   (4,915)      (4,972)       (5,265)
      Deferred Power Supply Costs (net)                (84,408)      35,955        30,081
      Provision for Rate Refunds                        (4,818)       4,818       (31,019)
      Extraordinary Gain - Discontinuance of SFAS 71    (8,938)        -             -
   Changes in Certain Current Assets and Liabilities:
      Accounts Receivable (net)                       (166,911)      10,989        (1,562)
      Fuel, Materials and Supplies                      18,487       (4,812)       (5,006)
      Accrued Utility Revenues                         (13,081)      (7,433)        5,223
      Accounts Payable                                 159,369       (9,273)       14,066
      Taxes Accrued                                     14,220       13,319        (5,830)
      Revenue Refunds Accrued                              181      (95,267)       91,956
      Incentive Plan Accrued                            10,662        1,507        (3,429)
   Disputed Tax and Interest Related to COLI            72,440       (4,124)      (68,316)
   Change in Operating Reserves                        (19,770)       7,451        10,052
   Net Change in Energy Trading Contracts                3,749      (14,531)        3,529
   Rate Stabilization Deferral                          75,601         -             -
   Other (net)                                          (9,647)     (24,681)       13,011
                                                    ----------    ---------     ---------
        Net Cash Flows From Operating Activities       287,869      192,262       283,450
                                                    ----------    ---------     ---------

INVESTING ACTIVITIES:
   Construction Expenditures                          (199,285)    (211,416)     (204,869)
   Proceeds from Sales of Property and Other               159       19,296         2,930
   Net Cost of Removal and Other                        (7,500)     (24,373)       (9,286)
                                                    ----------    ---------     ---------
        Net Cash Flows Used For
          Investing Activities                        (206,626)    (216,493)     (211,225)
                                                    ----------    ---------     ---------

FINANCING ACTIVITIES:
   Capital Contributions from Parent Company              -          50,000        50,000
   Issuance of Long-term Debt                           74,788      227,236       211,944
   Retirement of Cumulative Preferred Stock             (9,924)      (2,675)         (294)
   Retirement of Long-term Debt                       (136,166)    (116,688)     (157,973)
   Change in Short-term Debt (net)                      68,015       47,080       (53,900)
   Change in Advances to Affiliates                     (8,387)        -             -
   Dividends Paid on Common Stock                     (126,612)    (121,392)     (118,916)
   Dividends Paid on Cumulative Preferred Stock         (1,938)      (2,257)       (2,278)
                                                    ----------    ---------     ---------
        Net Cash Flows From (Used For)
          Financing Activities                        (140,224)      81,304       (71,417)
                                                    ----------    ---------     ---------

Net Increase (Decrease) in Cash and Cash Equivalents   (58,981)      57,073           808
Cash and Cash Equivalents January 1                     64,828        7,755         6,947
                                                    ----------    ---------     ---------
Cash and Cash Equivalents December 31               $    5,847    $  64,828     $   7,755
                                                    ==========    =========     =========

Supplemental Disclosure:
  Cash  paid  for  interest  net  of  capitalized   amounts  was   $124,579,000,
  $125,900,000   and   $124,027,000   and  for  income  taxes  was  $63,682,000,
  $55,157,000  and  $65,102,000 in 2000,  1999 and 1998,  respectively.  Noncash
  acquisitions   under  capital  leases  were   $14,116,000,   $13,868,000   and
  $21,146,000 in 2000, 1999 and 1998, respectively.

See Notes to Consolidated Financial Statements Beginning on Page L-1.



APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Retained Earnings

                                                             Year Ended December 31,
                                                       -----------------------------------
                                                         2000         1999         1998
                                                         ----         ----         ----
                                                                 (in thousands)

Retained Earnings January 1                            $175,854     $179,461     $207,544
Net Income                                               73,844      120,492       93,330
                                                       --------     --------     --------
                                                        249,698      299,953      300,874
                                                       --------     --------     --------
Deductions:
   Cash Dividends Declared:
     Common Stock                                       126,612      121,392      118,916
     Cumulative Preferred Stock:
        4-1/2% Series                                       811          850          875
        5.90%  Series                                       307          425          455
        5.92%  Series                                       364          364          364
        6.85%  Series                                       289          579          579
                                                       --------     --------     --------
                Total Cash Dividends Declared           128,383      123,610      121,189

   Capital Stock Expense                                    731          489          224
                                                       --------     --------     --------
                Total Deductions                        129,114      124,099      121,413
                                                       --------     --------     --------

Retained Earnings December 31                          $120,584     $175,854     $179,461
                                                       ========     ========     ========

See Notes to Consolidated Financial Statements Beginning on Page L-1.



APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Capitalization

                                                                                          December 31,
                                                                                 -----------------------------
                                                                                     2000             1999
                                                                                     ----             ----
                                                                                        (in thousands)

COMMON SHAREHOLDER'S EQUITY                                                      $1,096,260        $1,150,571
                                                                                 ----------        ----------

PREFERRED STOCK - authorized shares 8,000,000 no par value

            Call Price                                             Shares
           December 31,      Number of Shares Redeemed          Outstanding
Series(a)      2000 (b)        Year Ended December 31,       December 31, 2000
------     ------------     ----------------------------     -----------------
                              2000      1999      1998
                              ----      ----      ----

Not Subject to Mandatory Redemption:

4-1/2%       $110.00          7,011     8,671     3,878            177,905           17,790            18,491
                                                                                     ------            ------

Subject to Mandatory Redemption:

5.90% (c)      (e)           10,000    20,000      -                47,100            4,710             5,710
5.92% (c)      (e)             -         -         -                61,500            6,150             6,150
6.85% (d)      (f)           84,500      -         -                  -                -                8,450
                                                                                     ------            ------

                                                                                     10,860            20,310
                                                                                     ------            ------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                739,015           844,472
Installment Purchase Contracts                                                      234,782           264,217
Senior Unsecured Notes                                                              468,113           392,844
Junior Debentures                                                                   161,367           161,228
Other Long-term Debt                                                                  2,541             2,546
Less Portion Due Within One Year                                                   (175,006)         (126,005)
                                                                                 ----------        ----------

  Long-term Debt Excluding Portion Due Within One Year                            1,430,812         1,539,302
                                                                                 ----------        ----------

  TOTAL CAPITALIZATION                                                           $2,555,722        $2,728,674
                                                                                 ==========        ==========


(a) The sinking fund provisions of each series subject to mandatory redemption have been met by purchase of shares in advance of the due date.
(b) The cumulative preferred stock is callable at the price indicated plus accrued dividends. The involuntary liquidation preference is $100 per share. The aggregate involuntary liquidation price for all shares of cumulative preferred stock may not exceed $300 million. The unissued shares of the cumulative preferred stock may or may not possess mandatory redemption characteristics upon issuance.
(c) Commencing in 2003 and continuing through 2007 APCo may redeem at $100 per share 25,000 shares of the 5.90% series and 30,000 shares of the 5.92% series outstanding under sinking fund provisions at its option and all outstanding shares must be reacquired in 2008. Shares redeemed in 2000 and 1999 may be applied to meet the sinking fund requirement.
(d) Commencing in 2000 and continuing through date of redemption, a sinking fund for the 6.85% cumulative preferred stock will require the redemption of 60,000 shares each year, in each case at $100 per share. The Company has the non-cumulative option to redeem up to 60,000 additional shares on any sinking fund date at a redemption price of $100 per share.
(e)      Not callable until after 2002.
(f)      This series of preferred stock was redeemed in 2000.





See Notes to Consolidated Financial Statements Beginning on Page L-1.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt
---------------------------------------------------

First mortgage bonds outstanding were as follows:
                             December 31,
                         --------------------
                           2000       1999
                           ----       ----
                          (in thousands)
% Rate Due

6.35   2000 - March 1    $   -      $ 48,000
6.71   2000 - June 1         -        48,000
6-3/8  2001 - March 1     100,000    100,000
7.38   2002 - August 15    50,000     50,000
7.40   2002 - December 1   30,000     30,000
6.65   2003 - May 1        40,000     40,000
6.85   2003 - June 1       30,000     30,000
6.00   2003 - November 1   30,000     30,000
7.70   2004 - September 1  21,000     21,000
7.85   2004 - November 1   50,000     50,000
8.00   2005 - May 1        50,000     50,000
6.89   2005 - June 22      30,000     30,000
6.80   2006 - March 1     100,000    100,000
8.50   2022 - December 1   70,000     70,000
7.80   2023 - May 1        30,237     30,237
7.15   2023 - November 1   20,000     20,000
7.125  2024 - May 1        45,000     50,000
8.00   2025 - June 1       45,000     50,000
Unamortized Discount       (2,222)    (2,765)
                         --------   --------
  Total                  $739,015   $844,472
                         ========   ========

         Certain indentures relating to the first mortgage bonds contain improvement, maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered into, in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                             December 31,
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
Industrial Development
 Authority of
 Russell County, Virginia:

7.70   2007 - November 1 $ 17,500   $ 17,500
5.00   2021 - November 1   19,500     19,500

Putnam County, West Virginia:

5.45   2019 - June 1       40,000     40,000
6.60   2019 - July 1       30,000     30,000

Mason County, West Virginia:

7-7/8  2013 - November 1   10,000     10,000
7.40   2014 - January 1      -        30,000
6.85   2022 - June 1       40,000     40,000
6.60   2022 - October 1    50,000     50,000
6.05   2024 - December 1   30,000     30,000
Unamortized Discount       (2,218)    (2,783)
                         --------   --------
  Total                  $234,782   $264,217
                         ========   ========



         Under the terms of the installment purchase contracts, APCo is required to pay amounts sufficient to enable the payment of interest on and the principal (at stated maturities and upon mandatory redemptions) of related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

Senior unsecured notes outstanding were as follows:

                            December 31,
                          2000       1999
                          ----       ----
                           (in thousands)
% Rate Due
------ ------------------
 (a)   2001 - June 27   $ 75,000   $   -
7.45   2004 - November 1  50,000     50,000
6.60   2009 - May 1      150,000    150,000
7.20   2038 - March 31   100,000    100,000
7.30   2038 - June 30    100,000    100,000
Unamortized Discount      (6,887)    (7,156)
                        --------   --------
  Total                 $468,113   $392,844
                        ========   ========

(a) A floating  interest rate is determined monthly.
    The rate on December 31, 2000 was 6.95%.

Junior debentures outstanding were as follows:

                            December 31,
                         2000         1999
                         ----         ----
                          (in thousands)
8-1/4% Series A due
  2026 - September 30  $ 75,000     $ 75,000
8% Series B due 2027
  - March 31             90,000       90,000
Unamortized Discount     (3,633)      (3,772)
                       --------     --------
  Total                $161,367     $161,228
                       ========     ========

         Interest may be deferred and payment of principal and interest on the junior debentures is subordinated and subject in right to the prior payment in full of all senior indebtedness of the Company.

         At December 31, 2000, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2001                       $  175,006
2002                           80,006
2003                          100,007
2004                          121,008
2005                           80,010
Later Years                 1,064,741
                           ----------
  Total Principal Amount    1,620,778
Unamortized Discount          (14,960)
                           ----------
    Total                  $1,605,818
                           ==========

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Index to Notes to Consolidated Financial Statements


The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                     Combined
                                                     Footnote
                                                     Reference

Significant Accounting Policies                      Note 1

Extraordinary Items                                  Note 2

Rate Matters                                         Note 5

Effects of Regulation                                Note 6

Industry Restructuring                               Note 7

Commitments and Contingencies                        Note 8

Staff Reduction                                      Note 11

Benefit Plans                                        Note 12

Business Segments                                    Note 14

Financial Instruments, Credit and Risk Management    Note 15

Income Taxes                                         Note 16

Supplementary Information                            Note 17

Leases                                               Note 18

Lines of Credit and Factoring of Receivables         Note 19

Unaudited Quarterly Financial Information            Note 20

Related Party Transactions                           Note 23

INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of
Directors of Appalachian Power Company:

     We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Appalachian Power Company and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Appalachian Power Company and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
Columbus, Ohio
February 26, 2001

                CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES



                                      D-13
CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES
Selected Consolidated Financial Data

                                               Year Ended December 31,
                           ---------------------------------------------------------------
                              2000         1999         1998         1997         1996
                              ----         ----         ----         ----         ----
                                                      (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues       $1,771,177   $1,482,475   $1,406,117   $1,376,282   $1,300,688
  Operating Expenses        1,464,079    1,188,490    1,123,330    1,124,963    1,019,498
                           ----------   ----------   ----------   ----------   ----------
  Operating Income            307,098      293,985      282,787      251,319      281,190
  Nonoperating Income
   (Loss)                       7,235        8,113          760        8,277      (11,145)
                           ----------   ----------   ----------   ----------   ----------
  Income Before Interest
    Charges                   314,333      302,098      283,547      259,596      270,045
  Interest Charges            124,766      114,380      122,036      131,173      127,451
                           ----------   ----------   ----------   ----------   ----------
  Income Before
    Extraordinary Item        189,567      187,718      161,511      128,423      142,594
  Extraordinary Loss             -          (5,517)        -            -            -
                           ----------   ----------   ----------   ----------   -----------
  Net Income                  189,567      182,201      161,511      128,423      142,594
  Preferred Stock Dividend
    Requirements                  241        6,931        6,901        9,523       13,563
  Gain (Loss) on Reacquired
    Preferred Stock              -          (2,763)        -           2,402         -
                           ----------   ----------   ----------   ----------   -----------
  Earnings Applicable to
    Common Stock           $  189,326   $  172,507   $  154,610   $  121,302   $  129,031
                           ==========   ==========   ==========   ==========   ==========

                                                      December 31,
                           ---------------------------------------------------------------
                              2000         1999          1998          1997          1996
                              ----         ----          ----          ----          ----
                                                    (in thousands)
BALANCE SHEETS DATA:
  Electric Utility Plant   $5,592,444   $5,511,894   $5,336,191   $5,215,749   $5,116,570
  Accumulated Depreciation
    and Amortization        2,297,189    2,247,225    2,072,686    1,891,406    1,732,252
                           ----------   ----------   ----------   ----------   ----------
  Net Electric Utility
   Plant                   $3,295,255   $3,264,669   $3,263,505   $3,324,343   $3,384,318
                           ==========   ==========   ==========   ==========   ==========

  Total Assets             $5,472,496   $4,847,850   $4,735,476   $4,897,380   $4,919,014
                           ==========   ==========   ==========   ==========   ==========

  Common Stock and Paid-in
    Capital                $  573,888   $  573,888   $  573,888   $  573,888   $  573,888
  Retained Earnings           792,219      758,894      734,387      828,777      864,475
                           ----------   ----------   ----------   ----------   ----------
  Total Common
   Shareholder's Equity    $1,366,107   $1,332,782   $1,308,275   $1,402,665   $1,438,363
                           ==========   ==========   ==========   ==========   ==========
  Preferred Stock          $    5,967   $    5,967   $  163,204   $  163,204   $  250,351
                           ==========   ==========   ==========   ==========   ==========

  CPL - Obligated,
   Mandatorily Redeemable
   Preferred Securities of
   Subsidiary Trust Holding
   Solely Junior
   Subordinated Dentures of
   CPL                        148,500      150,000      150,000      150,000         -
                           ----------   ----------   ----------   ----------   -----------

  Long-term Debt (a)       $1,454,559   $1,454,541   $1,350,706   $1,414,335   $1,613,805
                           ==========   ==========   ==========   ==========   ==========

  Total Capitalization
    and Liabilities        $5,472,496   $4,847,850   $4,735,476   $4,897,380   $4,919,014
                           ==========   ==========   ==========   ==========   ==========



(a) Including portion due within one year.


CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES
Management's Discussion and Analysis
of Results of Operations
--------------------------------------------------

       CPL is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power and provides electric power to approximately 680,000 retail customers in southern Texas. CPL also sells electric power at wholesale to other utilities, municipalities and rural electric cooperatives. CPL participates in power marketing and trading activities conducted on its behalf by the AEP System.

       CPL shares in the revenues and costs of the AEP Power Pool's wholesale sales to and net forward trades with other utility systems and power marketers. Revenues from trading of electricity are recorded net of purchases as operating revenues.

Results of Operations

         Income before extraordinary item increased $2 million or 1% in 2000 primarily as a result of increased retail energy sales, the post merger implementation of AEP's power marketing and trading operations which increased wholesale sales to neighboring utilities and power marketers and the effect of an unfavorable adjustment in 1999 as a result of FERC's approval of a transmission coordination agreement. These items were offset in part by a rise in interest expense. Income before extraordinary item increased $26 million or 16% in 1999 as a result of lower interest charges and increased retail sales. In 1999 CPL recorded an extraordinary loss as a result of a write-off of unamortized expenses associated with the reacquisition of long-term debt.


Operating Revenues

         Operating revenues increased 19% in 2000 and 5% in 1999. The increase in 2000 was primarily due to an increase in fuel-related revenues and a rise in energy sales. Increases in retail and transmission revenues were the primary reasons for the increase in 1999.

         The following analyzes the changes in operating revenues:

                    Increase (Decrease)
                    From Previous Year
(dollars in millions)
---------------------
                     2000           1999
               -----------------------------
               Amount    %    Amount     %
Retail:
   Residential $109.5         $13.4
   Commercial    66.9          16.1
   Industrial    39.5          21.1
   Other          6.9           3.7
               ------         -----
                222.8   17     54.3      4

Wholesale        64.8   85      9.2     14
Transmission
 and Other        1.1    1     12.9     15
               ------         -----
     Total     $288.7   19    $76.4      5
               ======         =====

        Retail operating revenues increased 17% in 2000 due to an increase in fuel and purchased power related revenues, reflecting rising prices for natural gas and purchased power, and an increase in weather-related demand for electricity. In 1999 an increase in fuel and purchased power related revenues and a modest increase in usage accounted for the increase in retail revenues. The increase in 1999 revenues was partially offset by a reduction in base rates resulting from a PUCT rate order. Since the Texas fuel and purchased power clause recovery mechanism provides for the accrual of revenues to recover fuel and purchased power cost increases until reviewed and approved for billing to customers by the PUCT, increases in fuel and purchased power expenses and related accrued revenues do not adversely affect results of operations.





        The significant increase in wholesale revenues in 2000 is attributable to increased sales to other utilities and CPL's initial participation after the merger in the AEP System's power marketing and trading operations. The volume of electricity sales to other utilities, both affiliated and unaffiliated, increased as demand for energy rose in response to warmer summer weather. Since CPL became a subsidiary of AEP as a result of the merger in June 2000, CPL shares in the AEP System's power marketing and trading transactions with other non-affiliated entities. Trading involves the purchase and sale of substantial amounts of electricity with non-affiliated parties. Revenues from trading are recorded net of purchases.

Operating Expenses Increase

         Total operating expenses increased 23% in 2000 and 6% in 1999 primarily due to increased costs of fuel and purchased power and a rise in other operation expense. The changes in the components of operating expenses were:

                       Increase (Decrease)
                       From Previous Year
(dollars in millions)
---------------------
                       2000           1999
                 ----------------------------
                 Amount    %    Amount    %

Fuel             $146.9    36  $ 18.0      5
Purchased Power   109.2   160    28.1     70
Other Operation    28.4    10    30.1     12
Maintenance        (9.6)  (14)    6.4     10
Depreciation and
 Amortization       1.1     1    (7.1)    (4)
Taxes Other Than
 Federal Income
 Taxes             (4.5)   (5)   13.6     19
Federal Income
 Taxes              4.1     4   (23.9)   (21)
                 ------        ------
    Total        $275.6    23  $ 65.2      6
                 ======        ======

         Fuel expense increased in 2000 and 1999 primarily due to a rise in the average cost of fuel primarily from a large increases in natural gas prices. CPL uses natural gas as fuel for 71% of its generating capacity. The nature of the natural gas market is such that both long-term and short-term contracts are generally based on the current spot market price. Changes in natural gas prices affect CPL's fuel expense, however, as explained above, they generally do not impact results of operations.

         The rise in purchased power expense in 2000 was due to an increase in the cost of purchased electricity as a result of the rise in spot market natural gas prices, an increase in the quantity of energy purchased to meet the rise in demand, and increased cogeneration purchases. Purchased power expense increased 70% in 1999 due primarily to higher economy energy purchases reflecting the rise in natural gas prices.

       Other operation expense increased in 2000 due primarily to an increase in transmission expenses that resulted from new prices for the ERCOT transmission grid. Each year ERCOT establishes new rates to allocate the costs of the Texas transmission system to Texas electric utilities. In addition to higher transmission expenses, other operation expense increased due to higher administrative expenses resulting from the Company's share of STP voluntary severance expenses and Texas regulatory expenses.

       In 1999 the increase in other operation expense was caused mainly by a rise in outside service expenses associated with the Texas Legislation and securitization of generation-related regulatory assets, as well as higher transmission expenses. The increase in transmission expense was due primarily to the settlement of a complaint with Texas Utilities Electric Company and the absence in 1999 of a transmission service agreement adjustment made in 1998 related to a final order by the PUCT on a joint complaint filed by CPL and WTU asserting that Texas Utilities Electric Company had been effectively double charging for transmission service within ERCOT.

       Maintenance expenses decreased in 2000 and increased in 1999 as a result of a 10-year service inspection and refueling of STP Units 1 and 2 performed in 1999. Also contributing to the increase in maintenance expense in 1999 were scheduled power plant repairs at some of CPL's other generating plants.

       Taxes other than income taxes increased in 1999 due primarily to higher franchise tax expenses.

       Federal income tax expense associated with utility operations decreased in 1999 as a result of reduced taxable income, the reclassification of certain income tax related regulatory assets designated for securitization consistent with the Texas Legislation, and prior year income tax liability adjustments.

Interest Charges

       The increase in interest charges in 2000 can be attributed to higher average interest rates associated with short term and long term debt. Interest charges decreased in 1999 due primarily to the maturity and reacquisition of long-term debt during 1998 and 1999.

Preferred Stock Dividends

       Preferred stock dividends decreased in 2000 as a result of the redemption of preferred stock in the fourth quarter of 1999, which resulted in a loss on reacquired preferred stock recorded in 1999.



CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES
Consolidated Statements of Income

                                                           Year Ended December 31,
                                                   ---------------------------------------
                                                      2000           1999         1998
                                                      ----           ----         ----
                                                                (in thousands)

OPERATING REVENUES                                 $1,771,177     $1,482,475   $1,406,117
                                                   ----------     ----------   ----------

OPERATING EXPENSES:
  Fuel                                                550,903        403,989      385,944
  Purchased Power                                     177,387         68,155       40,062
  Other Operation                                     319,539        291,131      261,058
  Maintenance                                          60,528         70,165       63,779
  Depreciation and Amortization                       178,786        177,702      184,805
  Taxes Other Than Federal Income Taxes                80,009         84,538       70,927
  Federal Income Tax                                   96,927         92,810      116,755
                                                   ----------     ----------   ----------
           Total Operating Expenses                 1,464,079      1,188,490    1,123,330
                                                   ----------     ----------   ----------

OPERATING INCOME                                      307,098        293,985      282,787

NONOPERATING INCOME                                     7,235          8,113          760
                                                   ----------     ----------   ----------

INCOME BEFORE INTEREST CHARGES                        314,333        302,098      283,547

INTEREST CHARGES                                      124,766        114,380      122,036
                                                   ----------     ----------   ----------

INCOME BEFORE EXTRAORDINARY ITEM                      189,567        187,718      161,511

EXTRAORDINARY LOSS ON REACQUIRED DEBT
  (INCLUSIVE OF TAX $2,971,000)                          -            (5,517)        -
                                                   ----------     ----------   -----------

NET INCOME                                            189,567        182,201      161,511

PREFERRED STOCK DIVIDEND REQUIREMENTS                     241          6,931        6,901

LOSS ON REACQUIRED PREFERRED STOCK                        -           (2,763)        -
                                                   ----------     ----------   -----------

EARNINGS APPLICABLE TO COMMON STOCK                $  189,326     $  172,507   $  154,610
                                                   ==========     ==========   ==========

See Notes to Consolidated Financial Statements beginning on page L-1.



CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
------------------------------------------------------------------------------------------

                                                                     December 31,
                                                                 2000            1999
                                                                    (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
 Production                                                   $3,175,867      $3,152,319
 Transmission                                                    581,931         566,629
 Distribution                                                  1,221,750       1,157,091
 General                                                         237,764         307,378
 Construction Work in Progress                                   138,273         101,550
 Nuclear Fuel                                                    236,859         226,927
                                                              ----------      ----------
         Total Electric Utility Plant                          5,592,444       5,511,894
 Accumulated Depreciation and Amortization                     2,297,189       2,247,225
                                                              ----------      ----------
         NET ELECTRIC UTILITY PLANT                            3,295,255       3,264,669
                                                              ----------      ----------

OTHER PROPERTY AND INVESTMENTS                                    44,225          41,433
                                                              ----------      ----------

LONG-TERM ENERGY TRADING CONTRACTS                                66,231            -
                                                              ----------      -----------

CURRENT ASSETS:
 Cash and Cash Equivalents                                        14,253           7,995
 Special Deposits for Reacquisition of Long-term Debt               -             50,000
 Accounts Receivable:
  General                                                         67,787          49,228
  Affiliated Companies                                            31,272          15,254
  Allowance for Uncollectible Accounts                            (1,675)           -
 Fuel Inventory - at LIFO cost                                    22,842          26,434
 Materials and Supplies - at average cost                         53,108          58,196
 Under-recovered Fuel Costs                                      127,295          30,423
 Energy Trading Contracts                                        481,206            -
 Prepayments                                                       3,014           3,188
                                                              ----------      ----------
         TOTAL CURRENT ASSETS                                    799,102         240,718
                                                              ----------      ----------


REGULATORY ASSETS                                                202,440         223,359
                                                              ----------      ----------

REGULATORY ASSETS DESIGNATED FOR SECURITIZATION                  953,249         953,249
                                                              ----------      ----------

NUCLEAR DECOMMISSIONING TRUST FUND                                93,592          86,122
                                                              ----------      ----------

DEFERRED CHARGES                                                  18,402          38,300
                                                              ----------      ----------

           TOTAL                                              $5,472,496      $4,847,850
                                                              ==========      ==========

See Notes to Consolidated Financial Statements beginning on page L-1.


CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------

                                                                     December 31,
                                                              ---------------------------
                                                                 2000            1999
                                                                 ----            ----
                                                                    (in thousands)

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
 Common Stock - $25 Par Value:
   Authorized - 12,000,000 Shares
   Outstanding - 6,755,535 Shares                             $  168,888      $  168,888
 Paid-in Capital                                                 405,000         405,000
 Retained Earnings                                               792,219         758,894
                                                              ----------      ----------
           Total Common Shareholder's Equity                   1,366,107       1,332,782
 Preferred Stock                                                   5,967           5,967
 CPL - Obligated, Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely
  Junior Subordinated Debentures of CPL                          148,500         150,000

Long-term Debt                                                 1,254,559       1,304,541
                                                              ----------      ----------
           TOTAL CAPITALIZATION                                2,775,133       2,793,290
                                                              ----------      ----------

CURRENT LIABILITIES:
 Long-term Debt Due Within One Year                              200,000         150,000
 Advances from Affiliates                                        269,712         322,158
 Accounts Payable - General                                      128,957          88,702
 Accounts Payable - Affiliated Companies                          40,962          35,344
 Taxes Accrued                                                    55,526          41,121
 Interest Accrued                                                 26,217          14,723
 Energy Trading Contracts                                        489,888            -
 Other                                                            40,630          25,349
                                                              ----------      ----------
           TOTAL CURRENT LIABILITIES                           1,251,892         677,397
                                                              ----------      ----------

DEFERRED INCOME TAXES                                          1,242,797       1,234,175
                                                              ----------      ----------

DEFERRED INVESTMENT TAX CREDITS                                  128,100         133,306
                                                              ----------      ----------

LONG-TERM ENERGY TRADING CONTRACTS                                65,740            -
                                                              ----------      -----------

DEFERRED CREDITS                                                   8,834           9,682
                                                              ----------      ----------

COMMITMENTS AND CONTINGENCIES (Note 8)

             TOTAL                                            $5,472,496      $4,847,850
                                                              ==========      ==========

See Notes to Consolidated Financial Statements beginning on page L-1.


CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows

                            Year Ended December 31,
                                                     2000          1999          1998
                                                     ----          ----          ----
                                                              (in thousands)

OPERATING ACTIVITIES:
  Net Income                                       $ 189,567     $ 182,201     $ 161,511
  Adjustments for Noncash Items:
   Depreciation and Amortization                     178,786       177,702       184,805
   Refunds Due Customers                                -             -          (63,713)
   Changes for Investments and Assets                   -             -           18,669
   Extraordinary Loss on Reacquired Debt                -            5,517          -
   Deferred Income Taxes                              16,263        19,938        (8,328)
   Deferred Investment Tax Credits                    (5,207)       (5,207)       (3,858)
  Changes in Certain Current Assets and Liabilities:
   Accounts Receivable (net)                         (32,902)      (13,426)       10,255
   Fuel, Materials and Supplies                        8,680        (4,476)          (48)
   Interest Accrued                                   11,494       (12,313)       (1,343)
   Fuel Recovery                                     (96,872)      (40,046)       52,364
   Accounts Payable                                   45,873        (3,061)       41,179
   Taxes Accrued                                      14,405        (5,734)       33,297
  Transmission Coordination Agreement Settlement      15,519       (15,519)         -
  Other (net)                                         21,023        19,420        12,839
                                                   ---------     ---------     ---------
   Net Cash Flows From Operating Activities          366,629       304,996       437,629
                                                   ---------     ---------     ---------

INVESTING ACTIVITIES:
  Construction Expenditures                         (199,484)     (210,823)     (123,803)
  Proceeds from Sales of Property and Other             -           15,063        (7,181)
                                                   ---------     ---------     ---------
    Net Cash Flows Used For Investing Activities    (199,484)     (195,760)     (130,984)
                                                   ---------     ---------     ---------

FINANCING ACTIVITIES:
 Issuance of Long-term Debt                          149,248       358,887          -
 Redemption of Preferred Stock                          -         (160,001)         -
 Retirement of Long-term Debt                       (151,440)     (261,700)      (64,000)
 Change in Advances from Affiliates (net)            (52,446)      161,860        17,517
 Special Deposit for Reacquisitions                   50,000       (50,000)         -
 Dividends Paid on Common Stock                     (156,000)     (148,000)     (249,000)
 Dividends Paid on Cumulative Preferred Stock           (249)       (7,835)       (7,219)
                                                   ---------     ---------     ---------
    Net Cash Flows Used For Financing Activities    (160,887)     (106,789)     (302,702)
                                                   ---------     ---------     ---------

Net Increase in Cash and Cash Equivalents              6,258         2,447         3,943
Cash and Cash Equivalents January 1                    7,995         5,548         1,605
                                                   ---------     ---------     ---------
Cash and Cash Equivalents December 31              $  14,253     $   7,995     $   5,548
                                                   =========     =========     =========


Supplemental Disclosure:
  Cash paid for interest net of capitalized amounts (including distributions on Trust Preferred Securities) was $110,010,000, $125,222,000 and $99,239,000 and
  for income taxes was  $48,141,000,  $78,393,000  and $94,245,000 in 2000, 1999
  and 1998, respectively.

See Notes to Consolidated Financial Statements beginning on page L-1.



CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES
Consolidated Statements of Retained Earnings

                            Year Ended December 31,
                                                   2000            1999            1998
                                                   ----            ----            ----
                                                              (in thousands)

BALANCE AT BEGINNING OF PERIOD
  AS PREVIOUSLY REPORTED                         $764,225        $739,031        $833,282
CONFORMING CHANGE IN ACCOUNTING POLICY             (5,331)         (4,644)         (4,505)
                                                 --------        --------        --------
ADJUSTED BALANCE AT BEGINNING OF PERIOD           758,894         734,387         828,777
NET INCOME                                        189,567         182,201         161,511

DEDUCTIONS:
 Cash Dividends Declared:
   Common Stock                                   156,000         148,000         249,000
   Preferred Stock                                    241           6,931           6,901
 Other                                                  1            -               -

LOSS ON REACQUIRED PREFERRED STOCK                   -             (2,763)           -
                                                 --------        --------        ---------

BALANCE AT END OF PERIOD                         $792,219        $758,894        $734,387
                                                 ========        ========        ========

See Notes to Consolidated Financial Statements beginning on page L-1.



CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES
Consolidated Statements of Capitalization

                                                                                          December 31,
                                                                                 -----------------------------
                                                                                     2000             1999
                                                                                     ----             ----
                                                                                        (in thousands)

COMMON SHAREHOLDERS' EQUITY                                                      $1,366,107        $1,332,782
                                                                                 ----------        ----------

PREFERRED STOCK - authorized shares 3,035,000 $100 par value

            Call Price                                             Shares
           December 31,      Number of Shares Redeemed          Outstanding
Series         2000            Year Ended December 31,       December 31, 2000
------     ------------     ----------------------------     -----------------
                              2000      1999      1998
                              ----      ----      ----

Not Subject to Mandatory Redemption:

4.00%        $105.75           -         -         -                42,038            4,204             4,204
4.20%         103.75           -         -         -                17,476            1,748             1,748
Premium                                                                                  15                15
                                                                                 ----------        ----------
  Total Preferred Stock                                                               5,967             5,967
                                                                                 ----------        ----------

TRUST PREFERRED SECURITIES:

 CPL-obligated,  mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures of CPL, 8.00%,
 due April 30, 2037                                                                 148,500           150,000
                                                                                 ----------        ----------

LONG-TERM (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                615,000           764,991
Installment Purchase Contracts                                                      489,559           489,550
Senior Unsecured Notes                                                              350,000           200,000
Less Portion Due Within One year                                                   (200,000)         (150,000)
                                                                                 ----------        ----------

Long-term Debt Excluding Portion Due Within One Year                              1,254,559         1,304,541
                                                                                 ----------        ----------

     TOTAL CAPITALIZATION                                                        $2,775,133        $2,793,290
                                                                                 ==========        ==========



See Notes to Consolidated Financial Statements beginning on page L-1.


CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt

First mortgage bonds outstanding were as follows:
                             December 31,
                         --------------------
                           2000       1999
                           ----       ----
                          (in thousands)
% Rate Due
7.50   2020 - March 1    $   -      $ 50,000
7.25   2004 - October 1   100,000    100,000
7.50   2002 - December 1  115,000    115,000
6-7/8  2003 - February 1   50,000     50,000
7-1/8  2008 - February 1   75,000     75,000
6.00   2000 - April 1        -       100,000
7.50   2023 - April 1      75,000     75,000
6-5/8  2005 - July 1      200,000    200,000
Unamortized Discount         -            (9)
                         --------   --------
  Total                  $615,000   $764,991
                         ========   ========

         Certain indentures relating to the first mortgage bonds contain improvement, maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered into in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                             December 31,
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
Matagorda County
 Naviagation District,
 Texas:

6.00   2028 - July 1     $120,265   $120,265
6.10   2028 - July 1      100,635    100,635
6-1/8  2030 - May 1        60,000     60,000
4.90   2030 - May 1       111,700    111,700
4.95   2030 - May 1        50,000     50,000

Guadalupe-Blanco
 River Authority District,
 Texas:
(a)    2015 - November 1   40,890     40,890

Red River Authority
 District, Texas:
6.00   2020 - June 1        6,330      6,330
Unamortized Discount         (261)      (270)
                         --------   --------
  Total                  $489,559   $489,550
                         ========   ========

(a) A floating  interest rate is  determined monthly.
    The rate on December 31, 2000 was 4.90%.



         Under the terms of the installment purchase contracts, CPL is required to pay amounts sufficient to enable the payment of interest on and the principal (at stated maturities and upon mandatory redemptions) of related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

Senior unsecured notes outstanding were as follows:

                            December 31,
                          2000       1999
                          ----       ----
                           (in thousands)
% Rate Due
------ ------------------
 (b)   2001 - November 23 $200,000 $200,000
 (c)   2002 - February 22  150,000     -
                          -------- ---------
  Total                   $350,000 $200,000
                          ======== ========

(b)      A floating interest rate is determined
    monthly.  The rate on December 31, 2000
    was 7.35063%.
(c)      A floating interest rate is determined
    monthly.  The rate on December 31, 2000
    was 7.20313%.

         At December 31, 2000, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2001                       $  200,000
2002                          265,000
2003                           50,000
2004                          100,000
2005                          200,000
Later Years                   639,820
                           ----------
  Total Principal Amount    1,454,820
Unamortized Discount             (261)
                           ----------
    Total                  $1,454,559
                           ==========

CENTRAL POWER AND LIGHT COMPANY AND SUBSIDIARIES
Index to Notes to Consolidated Financial Statements
------------------------------------------------------------

The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference

Significant Accounting Policies                           Note 1

Extraordinary Items                                       Note 2

Merger                                                    Note 3

Rate Matters                                              Note 5

Effects of Regulation                                     Note 6

Industry Restructuring                                    Note 7

Commitments and Contingencies                             Note 8

Benefit Plans                                             Note 12

Business Segments                                         Note 14

Financial Instruments, Credit and Risk Management         Note 15

Income Taxes                                              Note 16

Lines of Credit and Factoring of Receivables              Note 19

Unaudited Quarterly Financial Information                 Note 20

Trust Preferred Securities                                Note 21

Jointly Owned Electric Utility Plant                      Note 22

Related Party Transactions                                Note 23

INDEPENDENT AUDITORS' REPORT
--------------------------------------------


To the Shareholders and Board of Directors of Central Power and Light Company:

         We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of Central Power and Light Company and subsidiary as of December 31, 2000, and the related consolidated statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 1999 and 1998, before the restatement described in Note 3 to the consolidated financial statements, were audited by other auditors whose report, dated February 25, 2000, expressed an unqualified opinion on those statements.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the 2000 consolidated financial statements present fairly, in all material respects, the financial position of Central Power and Light Company and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

         We also audited the adjustments described in Note 3 that were applied to restate the 1999 and 1998 consolidated financial statements to give retroactive effect to the conforming change in the method of accounting for vacation pay accruals. In our opinion, such adjustments are appropriate and have been properly applied.



Deloitte & Touche LLP
Columbus, Ohio
February 26, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Central Power and Light Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Central Power and Light Company (a Texas corporation and a wholly owned subsidiary of Central and South West Corporation) and subsidiary company as of December 31, 1999, and the related consolidated statements of income, retained earnings and cash flows, for each of the two years in the period ended December 31, 1999 prior to the restatement (and, therefore, are not presented herein) for the retroactive effect of the conforming change in the method of accounting for vacation pay accruals and certain conforming reclassifications to the historical financial statements as described in Note 3 to the restated consolidated financial statements. These financial statements are the responsibility of Central Power and Light Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements prior to the restatement referred to above present fairly, in all material respects, the financial position of Central Power and Light Company and subsidiary company as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.






Arthur Anderson LLP

Dallas, Texas
February 25, 2000

                         COLUMBUS SOUTHERN POWER COMPANY
                                AND SUBSIDIARIES



                                      E-12
COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Selected Consolidated Financial Data
----------------------------------------------------------------------------------------------

                                                Year Ended December 31,
                              ----------------------------------------------------------
                                 2000        1999        1998        1997        1996
                                 ----        ----        ----        ----        ----
                                                    (in thousands)
INCOME STATEMENTS DATA:

  Operating Revenues          $1,356,408  $1,229,994  $1,187,745  $1,094,851  $1,105,683
  Operating Expenses           1,160,531   1,007,204     975,534     899,724     920,136
                              ----------  ----------  ----------  ----------  ----------
  Operating Income               195,877     222,790     212,211     195,127     185,547
  Nonoperating Income (Loss)       5,153       2,709      (1,343)      3,137        (970)
                              ----------  ----------  ----------  ----------  ----------
  Income Before Interest
    Charges                      201,030     225,499     210,868     198,264     184,577
  Interest Charges (net)          80,828      75,229      77,824      78,885      77,469
                              ----------  ----------  ----------  ----------  ----------
  Income Before Extraordinary
     Item                        120,202     150,270     133,044     119,379     107,108
  Extraordinary Item             (25,236)       -           -           -           -
                              ----------  ----------  ----------  ----------  -----------
  Net Income                      94,966     150,270     133,044     119,379     107,108
  Preferred Stock Dividend
    Requirements                   1,783       2,131       2,131       2,442       6,029
                              ----------  ----------  ----------  ----------  ----------
  Earnings Applicable
    to Common Stock           $   93,183  $  148,139  $  130,913  $  116,937  $  101,079
                              ==========  ==========  ==========  ==========  ==========

                                                      December 31,
                              ------------------------------------------------------------
                                 2000        1999        1998        1997        1996
                                 ----        ----        ----        ----        ----
BALANCE SHEETS DATA:                                (in thousands)

  Electric Utility Plant      $3,266,794  $3,151,619  $3,053,565  $2,976,110  $2,899,893
  Accumulated Depreciation     1,299,697   1,210,994   1,134,348   1,074,588   1,016,909
                              ----------  ----------  ----------  ----------  ----------
  Net Electric Utility Plant  $1,967,097  $1,940,625  $1,919,217  $1,901,522  $1,882,984
                              ==========  ==========  ==========  ==========  ==========

  Total Assets                $3,894,934  $2,809,990  $2,681,690  $2,613,860  $2,541,586
                              ==========  ==========  ==========  ==========  ==========

  Common Stock and Paid-in
    Capital                   $  614,380  $  613,899  $  613,518  $  613,138  $  615,735
  Retained Earnings               99,069     246,584     186,441     138,172      99,582
                              ----------  ----------  ----------  ----------  ----------
  Total Common Shareholder's
    Equity                    $  713,449  $  860,483  $  799,959  $  751,310  $  715,317
                              ==========  ==========  ==========  ==========  ==========

  Cumulative Preferred
    Stock - Subject to
    Mandatory Redemption (a)  $   15,000  $   25,000  $   25,000  $   25,000  $   75,000
                              ==========  ==========  ==========  ==========  ==========

  Long-term Debt (a)          $  899,615  $  924,545  $  959,786  $  969,600  $  897,281
                              ==========  ==========  ==========  ==========  ==========

  Obligations Under Capital
    Leases (a)                $   42,932  $   40,270  $   42,362  $   38,587  $   36,134
                              ==========  ==========  ==========  ==========  ==========

  Total Capitalization and
    Liabilities               $3,894,934  $2,809,990  $2,681,690  $2,613,860  $2,541,586
                              ==========  ==========  ==========  ==========  ==========

(a)      Including portion due within one year.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Management's Narrative Analysis of
Results of
Operations
------------------------------------------------------------

      Columbus Southern Power Company is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to 667,000 retail customers in central and southern Ohio. CSPCo as a member of the AEP Power Pool shares in the revenues and costs of the AEP Power Pool's wholesale sales to neighboring utility systems and power marketers. CSPCo also sells wholesale power to municipalities.

      The cost of the AEP System's generating capacity is allocated among the AEP Power Pool members based on their relative peak demands and generating reserves through the payment of capacity charges and receipt of capacity credits. AEP Power Pool members are also compensated for their out-of-pocket costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.

      The AEP Power Pool calculates each company's prior twelve month peak demand relative to the total peak demand of all member companies as a basis for sharing AEP Power Pool revenues and costs. The result of this calculation is the member load ratio (MLR) which determines each company's percentage share of AEP Power Pool revenues and costs. CSPCo as a member of the AEP Power Pool shares in the revenues and costs of the AEP Power Pool's wholesale sales to and net forward trades with other utility systems and power marketers. Revenues from forward electricity trades are recorded net of purchases as operating revenues for transactions in AEP's traditional marketing area (up to two trans-mission systems from the AEP service territory) and as nonoperating income for transactions beyond two transmission systems from AEP. The AEP Power Pool also enters into power trading transactions for options, futures and swaps. CSPCo's share of these transactions is recorded in nonoperating income.

        In February 2001 the U.S. District Court for the Southern District of Ohio ruled against AEP and certain of its subsidiaries, including CSPCo, in a suit over deductibility of interest claimed in AEP's consolidated tax return related to a corporate owned life insurance (COLI) program. In 1998 and 1999 CSPCo paid the disputed taxes and interest attributable to the COLI interest deductions for taxable years 1991-98. The payments were included in Other Property and Investments pending the resolution of this matter. As a result of the Court's decision, net income was reduced by $41 million in 2000.

Results of Operations
Net Income Decreases

        Income before extraordinary item decreased by $30 million or 20% primarily due to increases in federal income tax expense and related interest charges as a result of the U.S. District Court's decision denying COLI deductions. An extraordinary loss related to the discontinuance of SFAS 71 regulatory accounting of $25 million after tax was recorded in September 2000 in connection with the PUCO approval of a plan to transition CSPCo's generation business from cost based rate regulation to customer choice and market pricing.

Operating Revenues Increase

        Operating revenues increased $126.4 million in 2000 due to a significant increase in AEP Power Pool wholesale marketing and trading transactions. Changes in the components of operating revenues were as follows:

                          Increase (Decrease)
                          From Previous Year
(dollars in millions)    Amount       %
----------------------   ------       -

Retail:
  Residential            $  0.8
  Commercial               14.1
  Industrial               (6.0)
  Other                     0.9
                         ------

Wholesale                 123.5     102.6
Transmission               (0.1)     (0.2)
Other                      (6.8)    (32.1)
                         ------

     Total               $126.4      10.3
                         ======

        The increase in wholesale revenues is due to a significant increase in AEP Power Pool transactions. As a result of a major industrial customer's decision in January 2000 not to continue purchasing power from an affiliate, additional power was available to the AEP Power Pool for sale on the wholesale market accounting in part for the increase in the CSPCo's wholesale Power Pool revenues. The increase in AEP Power Pool wholesale sales also resulted from growing AEP's power marketing and trading operation, favorable wholesale market conditions and increased availability of generation. AEP generating unit availability was increased due to the return to service of one of an affiliate's nuclear generating units and improved generating unit outage management. With the return to service in June 2000 of one of an affiliate's two nuclear generating units that affiliate supplied more power to the AEP Power Pool at a lower cost reducing the need to acquire higher cost power on the open market.

Operating Expenses Rise

        Operating expenses increased by 15% in 2000 mostly due to increases in purchased power expense, other operation expense and federal income taxes. Changes in the components of operating expenses were:
                         Increase (Decrease)
                         From Previous Year
(dollars in millions)      Amount       %
----------------------     ------       -

Fuel                        $ 3.6      2.0
Purchased Power Expense      82.2     31.0
Other Operation Expense      31.2     16.3
Maintenance Expense           4.5      6.8
Depreciation                  5.1      5.4
Taxes Other Than Federal
 Income Taxes                 3.1      2.6
Federal Income Taxes         23.6     27.5
                           ------

     Total                 $153.3     15.2
                           ======

        The increase in other operation expense was due to increased power generation costs that resulted from higher emission allowance consumption, increased emission allowance cost and increased costs for power trading reflecting the growth of the power marketing and trading operation.

        The increase in purchased power expense reflects additional purchases of power from the AEP Power Pool as a result of increased availability of AEP Pool generation. The AEP Power Pool was able to supply more energy to CSPCo since an affiliate's out of service nuclear unit went on line in June 2000, a major industrial customer discontinued purchasing power from an affiliate in January 2000, and generating unit outage managements improved.

        Additional generating unit boiler repairs and maintenance of overhead transmission and distribution lines accounted for the increase in maintenance expense.

        Depreciation expenses increased due to additional plant investment.

        The increase in federal income tax expense was primarily due to the court ruling related to the AEP's COLI program.

Nonoperating Income

        The increase in nonoperating income in 2000 was due to an increase in net gains from non-regulated AEP Power Pool trading transactions outside of the AEP System's traditional marketing area. The AEP Power Pool enters into power trading transactions for the purchase and sale of electricity and for options, futures and swaps. The Company's share of the AEP Power Pool's gains and losses from forward electricity trading transactions outside of the AEP System traditional marketing area and for speculative financial transactions (options, futures, swaps) is included in nonoperating income. The increase in nonoperating income is also attributable to the reversal in the first quarter of 2000 of a remaining provision for potential liability for clean-up of possible environmental contamination after the state of Ohio reviewed the matter and determined that no further corrective action would be required.

Interest Charges Increase

        Interest charges increased as a result of the recognition of deferred interest payments to the IRS related to the COLI disallowances.

Extraordinary Loss

       An extraordinary loss was recorded in the third quarter of 2000 when CSPCo discontinued the application of SFAS 71 regulatory accounting for the generation portion of its business due to the approval by the PUCO in September 2000 of a stipulation agreement providing for a transition from cost based rate regulation for CSPCo's generation business to customer choice and market pricing.





COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of
Income
-------------------------------------------------------------------------------------------------------------

                            Year Ended December 31,
                                                  2000            1999            1998
                                                  ----            ----            ----
                                                             (in thousands)

OPERATING REVENUES                             $1,356,408      $1,229,994      $1,187,745
                                               ----------      ----------      ----------

OPERATING EXPENSES:
  Fuel                                            189,155         185,511         189,031
  Purchased Power                                 347,693         265,457         237,688
  Other Operation                                 221,775         190,614         202,720
  Maintenance                                      69,676          65,229          62,095
  Depreciation                                     99,640          94,532          91,218
  Taxes Other Than Federal Income Taxes           123,291         120,147         116,548
  Federal Income Taxes                            109,301          85,714          76,234
                                               ----------      ----------      ----------
      TOTAL OPERATING EXPENSES                  1,160,531       1,007,204         975,534
                                               ----------      ----------      ----------

OPERATING INCOME                                  195,877         222,790         212,211

NONOPERATING INCOME (LOSS)                          5,153           2,709          (1,343)
                                               ----------      ----------      ----------

INCOME BEFORE INTEREST CHARGES                    201,030         225,499         210,868

INTEREST CHARGES                                   80,828          75,229          77,824
                                               ----------      ----------      ----------

INCOME BEFORE EXTRAORDINARY ITEM                  120,202         150,270         133,044

EXTRAORDINARY LOSS:
  Discontinuance of Regulatory
  Accounting for Generation
  (inclusive of tax benefit of $14,148,000)       (25,236)           -               -
                                               ----------      ----------      ----------

NET INCOME                                         94,966         150,270         133,044

PREFERRED STOCK DIVIDEND REQUIREMENTS               1,783           2,131           2,131
                                               ----------      ----------      ----------

EARNINGS APPLICABLE TO COMMON STOCK            $   93,183      $  148,139      $  130,913
                                               ==========      ==========      ==========

Consolidated Statements of Retained Earnings
----------------------------------------------------------------------------------------------------------------------------------

                                                             Year Ended December 31,
                                                     -------------------------------------
                                                       2000          1999          1998
                                                       ----          ----          ----
                                                                (in thousands)

Retained Earnings January 1                          $246,584      $186,441      $138,172
Net Income                                             94,966       150,270       133,044
                                                     --------      --------      --------
                                                      341,550       336,711       271,216
                                                     --------      --------      --------
Deductions:
Cash Dividends Declared:
  Common Stock                                        240,600        87,996        82,644
  Cumulative Preferred Stock - 7% Series                1,400         1,750         1,750
                                                     --------      --------      --------
          Total Cash Dividends Declared               242,000        89,746        84,394
Capital Stock Expense                                     481           381           381
                                                     --------      --------      --------
          Total Deductions                            242,481        90,127        84,775
                                                     --------      --------      --------
Retained Earnings December 31                        $ 99,069      $246,584      $186,441
                                                     ========      ========      ========

See Notes to Consolidated Financial Statements beginning on page L-1.


COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Consolidated Balance
Sheets
------------------------------------------------------------------------------------------

                                                                    December 31,
                                                          -------------------------------
                                                              2000                1999
                                                              ----                ----
                                                                   (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
  Production                                              $1,564,254           $1,544,858
  Transmission                                               360,302              350,826
  Distribution                                             1,096,365            1,032,550
  General                                                    156,534              141,137
  Construction Work in Progress                               89,339               82,248
                                                          ----------           ----------
          Total Electric Utility Plant                     3,266,794            3,151,619
  Accumulated Depreciation                                 1,299,697            1,210,994
                                                          ----------           ----------

          NET ELECTRIC UTILITY PLANT                       1,967,097            1,940,625
                                                          ----------           ----------

OTHER PROPERTY AND INVESTMENTS                                39,848               80,008
                                                          ----------           ----------

LONG-TERM ENERGY TRADING CONTRACTS                           172,167               21,278
                                                          ----------           ----------

CURRENT ASSETS:
  Cash and Cash Equivalents                                   11,600                5,107
  Accounts Receivable:
   Customers                                                  73,711               77,418
   Affiliated Companies                                       49,591               28,453
   Miscellaneous                                              18,807                8,887
   Allowance for Uncollectible Accounts                         (659)              (3,045)
  Fuel - at average cost                                      13,126               21,484
  Materials and Supplies - at average cost                    38,097               41,696
  Accrued Utility Revenues                                     9,638               48,117
  Energy Trading Contracts                                 1,085,989               90,103
  Prepayments                                                 46,735               37,969
                                                          ----------           ----------
          TOTAL CURRENT ASSETS                             1,346,635              356,189
                                                          ----------           ----------


REGULATORY ASSETS                                            291,553              339,103
                                                          ----------           ----------

DEFERRED CHARGES                                              77,634               72,787
                                                          ----------           ----------

           TOTAL                                          $3,894,934           $2,809,990
                                                          ==========           ==========

See Notes to Consolidated Financial Statements beginning on page L-1.


COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------

                                                                   December 31,
                                                         -------------------------------
                                                             2000                1999
                                                             ----                ----
                                                                  (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock - No Par Value:
    Authorized - 24,000,000 Shares
    Outstanding - 16,410,426 Shares                      $   41,026          $   41,026
  Paid-in Capital                                           573,354             572,873
  Retained Earnings                                          99,069             246,584
                                                         ----------          ----------
           Total Common Shareholder's Equity                713,449             860,483
  Cumulative Preferred Stock -
   Subject to Mandatory Redemption                           15,000              25,000
  Long-term Debt                                            899,615             924,545
                                                         ----------          ----------
           TOTAL CAPITALIZATION                           1,628,064           1,810,028
                                                         ----------          ----------

OTHER NONCURRENT LIABILITIES                                 47,584              43,056
                                                         ----------          ----------

CURRENT LIABILITIES:
  Short-term Debt                                              -                 45,500
  Advances from Affiliates                                   88,732                -
  Accounts Payable - General                                 89,846              28,279
  Accounts Payable - Affiliated Companies                    72,493              52,776
  Taxes Accrued                                             162,904             143,477
  Interest Accrued                                           13,369              13,936
  Energy Trading Contracts                                1,115,967              87,911
  Other                                                      60,701              34,375
                                                         ----------          ----------
           TOTAL CURRENT LIABILITIES                      1,604,012             406,254
                                                         ----------          ----------

DEFERRED INCOME TAXES                                       422,759             447,607
                                                         ----------          ----------

DEFERRED INVESTMENT TAX CREDITS                              41,234              44,716
                                                         ----------          ----------

DEFERRED CREDITS                                             12,861              41,875
                                                         ----------          ----------

LONG-TERM ENERGY TRADING CONTRACTS                          138,420              16,454
                                                         ----------          ----------

COMMITMENTS AND CONTINGENCIES (Note 8)

           TOTAL                                         $3,894,934          $2,809,990
                                                         ==========          ==========

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
--------------------------------------------------------

                            Year Ended December 31,
                                                      2000        1999           1998
                                                      ----        ----           ----
                                                             (in thousands)

OPERATING ACTIVITIES:
  Net Income                                       $   94,966   $ 150,270      $133,044
  Adjustments for Noncash Items:
    Depreciation                                      100,182      94,962        91,426
    Deferred Federal Income Taxes                      (4,063)     10,481        17,101
    Deferred Investment Tax Credits                    (3,482)     (3,994)       (4,224)
    Deferred Fuel Costs (net)                           5,352       8,889       (11,311)
    Extraordinary Loss - Discontinuance of SFAS 71     25,236        -             -
  Changes in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                         (29,737)      5,166        (5,910)
    Fuel, Materials and Supplies                       11,957      (7,777)       (8,226)
    Accrued Utility Revenues                           38,479      (7,990)       11,638
    Accounts Payable                                   81,284       9,292           476
  Disputed Tax and Interest Related to COLI            39,483      (2,240)      (37,243)
  Other (net)                                           7,480     (13,426)       29,776
                                                   ----------   ---------     ---------
          Net Cash Flows From Operating Activities    367,137     243,633       216,547
                                                   ----------   ---------     ---------

INVESTING ACTIVITIES:
  Construction Expenditures                          (127,987)   (115,321)     (114,979)
  Proceeds from Sale and Leaseback
    Transactions and Other                              1,560       1,858         2,637
                                                   ----------   ---------     ---------
          Net Cash Flows Used For
           Investing Activities                      (126,427)   (113,463)     (112,342)
                                                   ----------   ---------     ---------

FINANCING ACTIVITIES:
  Change in Advances from Affiliates (net)             88,732        -             -
  Issuance of Long-term Debt                             -           -          111,075
  Retirement of Preferred Stock                       (10,000)       -             -
  Retirement of Long-term Debt                        (25,274)    (35,523)     (122,206)
  Change in Short-term Debt (net)                     (45,500)     (7,000)      (14,100)
  Dividends Paid on Common Stock                     (240,600)    (87,996)      (82,644)
  Dividends Paid on Cumulative Preferred Stock         (1,575)     (1,750)       (1,750)
                                                   ----------   ---------     ---------
          Net Cash Flows Used For
            Financing Activities                     (234,217)   (132,269)     (109,625)
                                                   ----------   ---------     ---------

Net Increase (Decrease) in Cash and
 Cash Equivalents                                       6,493      (2,099)       (5,420)
Cash and Cash Equivalents January 1                     5,107       7,206        12,626
                                                   ----------   ---------     ---------
Cash and Cash Equivalents December 31              $   11,600   $   5,107     $   7,206
                                                   ==========   =========     =========

Supplemental Disclosure:
  Cash paid for interest net of capitalized amounts was $68,506,000, $72,007,000 and $73,917,000 and for income taxes was $81,109,000, $71,809,000 and
  $53,410,000 in 2000, 1999 and 1998, respectively. Noncash acquisitions under capital leases were $10,777,000, $6,855,000 and $11,107,000 in 2000, 1999 and
  1998, respectively.

See Notes to Consolidated Financial Statements beginning on page L-1.


COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Capitalization


                                                                                          December 31,
                                                                                 -----------------------------
                                                                                     2000             1999
                                                                                     ----             ----
                                                                                        (in thousands)

COMMON SHAREHOLDER'S EQUITY                                                      $  713,449        $  860,483
                                                                                 ----------        ----------

PREFERRED STOCK - authorized shares 2,500,000 $100 par value authorized shares 7,000,000 $25 par value

            Call Price                                             Shares
           December 31,      Number of Shares Redeemed          Outstanding
Series         2000            Year Ended December 31,       December 31, 2000
------     ------------     ----------------------------     -----------------
                              2000      1999      1998
                              ----      ----      ----

Subject to Mandatory Redemption:

7.00%          (a)          100,000      -         -               150,000           15,000            25,000
                                                                                 ----------        ----------


LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                537,119           562,327
Installment Purchase Contracts                                                       91,166            91,112
Senior Unsecured Notes                                                              159,318           159,212
Junior Debentures                                                                   112,012           111,894
                                                                                 ----------        ----------

  Total Long-term Debt                                                              899,615           924,545
                                                                                 ----------        ----------

  TOTAL CAPITALIZATION                                                           $1,628,064        $1,810,028
                                                                                 ==========        ==========


(a) Commencing in 2000, a sinking fund will require the redemption of 50,000 shares at $100 a share on or before August 1 of each year. The Company has the right, on each sinking fund date, to redeem an additional 50,000 shares which the company did in August 2000. Redemption of this series is prohibited prior to August 1, 2000. The sinking fund provisions of the 7% series aggregate $5,000,000 in 2002, 2003 and 2004.



See Notes to Consolidated Financial Statements beginning on page L-1.


COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt
-------------------------------------------------

First mortgage bonds outstanding were as follows:
                             December 31,
                         --------------------
                           2000       1999
                           ----       ----
                          (in thousands)
% Rate Due
7.25   2002 - October 1  $ 56,500   $ 75,000
7.15   2002 - November 1   20,000     20,000
6.80   2003 - May 1        45,000     50,000
6.60   2003 - August 1     40,000     40,000
6.10   2003 - November 1   20,000     20,000
6.55   2004 - March 1      50,000     50,000
6.75   2004 - May 1        50,000     50,000
8.70   2022 - July 1       35,000     35,000
8.40   2022 - August 1     15,000     15,000
8.55   2022 - August 1     15,000     15,000
8.40   2022 - August 15    25,500     25,500
8.40   2022 - October 15   13,000     15,000
7.90   2023 - May 1        50,000     50,000
7.75   2023 - August 1     33,000     33,000
7.45   2024 - March 1      30,000     30,000
7.60   2024 - May 1        41,000     41,000
Unamortized Discount       (1,881)    (2,173)
                         --------   --------
  Total                  $537,119   $562,327
                         ========   ========

         Certain indentures relating to the first mortgage bonds contain improvement, maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered into in connection with the issuance of pollution control revenue bonds by the Ohio Air Quality Development
Authority:

                             December 31,
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
------ -----------------
6-3/8  2020 - December 1  $48,550    $48,550
6-1/4  2020 - December 1   43,695     43,695
Unamortized Discount       (1,079)    (1,133)
                          -------    -------
Total                     $91,166    $91,112
                          =======    =======



         Under the terms of the installment purchase contracts, CSPCo is required to pay amounts sufficient to enable the payment of interest on and the principal (at stated maturities and upon mandatory redemptions) of related pollution control revenue bonds issued to finance the construction of pollution control facilities at the Zimmer Plant.

Senior unsecured notes outstanding were as follows:

                            December 31,
                          2000       1999
                          ----       ----
                           (in thousands)
% Rate Due
------ ------------------
6.85   2005 - October 3  $ 48,000  $ 48,000
6.51   2008 - February 1   52,000    52,000
6.55   2008 - June 26      60,000    60,000
Unamortized Discount         (682)     (788)
                         --------  --------
  Total                  $159,318  $159,212
                         ========  ========

Junior debentures outstanding were as follows:

                            December 31,
                         2000         1999
                         ----         ----
                          (in thousands)
% Rate Due
------ ------------------
8-3/8  2025 - September 30 $ 75,000 $ 75,000
7.92   2027 - March 31       40,000   40,000
Unamortized Discount         (2,988)  (3,106)
                           -------- --------
  Total                    $112,012 $111,894
                           ======== ========

         Interest may be deferred and payment of principal and interest on the junior debentures is subordinated and subject in right to the prior payment in full of all senior indebtedness of the Company.

         At December 31, 2000, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2001                         $   -
2002                           76,500
2003                          105,000
2004                          100,000
2005                           48,000
Later Years                   576,745
                             --------
  Total Principal Amount      906,245
Unamortized Discount           (6,630)
                             --------
    Total                    $899,615
                             ========

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Index to Notes to Consolidated Financial Statements
--------------------------------------------------------------

The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference

Significant Accounting Policies                           Note 1

Extraordinary Items                                       Note 2

Rate Matters                                              Note 5

Effects of Regulation                                     Note 6

Industry Restructuring                                    Note 7

Commitments and Contingencies                             Note 8

Staff Reductions                                          Note 11

Benefit Plans                                             Note 12

Business Segments                                         Note 14

Financial Instruments, Credit and Risk Management         Note 15

Income Taxes                                              Note 16

Supplementary Information                                 Note 17

Leases                                                    Note 18

Lines of Credit and Factoring of Receivable               Note 19

Unaudited Quarterly Financial Information                 Note 20

Jointly Owned Electric Utility Plant                      Note 22

Related Party Transactions                                Note 23

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------


To the Shareholders and Board of Directors of Columbus Southern Power Company:

         We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Columbus Southern Power Company and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Columbus Southern Power Company and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



Deloitte & Touche LLP
Columbus, Ohio
February 26, 2001

                 INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES



                                      F-14
INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Selected Consolidated Financial
Data
------------------------------------------------------------------------------------------------------------------------------

                                             Year Ended December 31,
                         -----------------------------------------------------------------
                            2000         1999          1998         1997          1996
                            ----         ----          ----         ----          ----
                                                  (in thousands)
INCOME STATEMENTS DATA:

  Operating Revenues     $1,548,476   $1,394,119    $1,405,794    $1,339,232    $1,328,493
  Operating Expenses      1,583,178    1,285,467     1,239,787     1,131,444     1,108,076
                         ----------   ----------    ----------    ----------    ----------
  Operating Income (Loss)   (34,702)     108,652       166,007       207,788       220,417
  Nonoperating Income
   (Loss)                     9,933        4,530          (839)        4,415         2,729
                         ----------   ----------    ----------    ----------    ----------
  Income (Loss) Before
   Interest Charges         (24,769)     113,182       165,168       212,203       223,146
  Interest Charges          107,263       80,406        68,540        65,463        65,993
                         ----------   ----------    ----------    ----------    ----------
  Net Income (Loss)        (132,032)      32,776        96,628       146,740       157,153
  Preferred Stock
   Dividend Requirements      4,624        4,885         4,824         5,736        10,681
                         ----------   ----------    ----------    ----------    ----------
  Earnings (Loss)
   Applicable to
   Common Stock          $ (136,656)  $   27,891    $   91,804    $  141,004    $  146,472
                         ==========   ==========    ==========    ==========    ==========



                                                    December 31,
                         -----------------------------------------------------------------
                            2000         1999          1998         1997          1996
                            ----         ----          ----         ----          ----
                                                  (in thousands)
BALANCE SHEETS DATA:

  Electric Utility Plant $4,871,473   $4,770,027    $4,631,848    $4,514,497    $4,377,669
  Accumulated
   Depreciation and
   Amortization           2,280,521    2,194,397     2,081,355     1,973,937     1,861,893
                         ----------   ----------    ----------    ----------    ----------
  Net Electric Utility
   Plant                 $2,590,952   $2,575,630    $2,550,493    $2,540,560    $2,515,776
                         ==========   ==========    ==========    ==========    ==========

  Total Assets           $5,818,547   $4,576,696    $4,148,523    $3,967,798    $3,897,484
                         ==========   ==========    ==========    ==========    ==========

  Common Stock and
   Paid-in Capital       $  789,656   $  789,323    $  789,189    $  789,056    $  787,856
  Retained Earnings           3,443      166,389       253,154       278,814       269,071
                         ----------   ----------    ----------    ----------    ----------
  Total Common
   Shareholder's Equity  $  793,099   $  955,712    $1,042,343    $1,067,870    $1,056,927
                         ==========   ==========    ==========    ==========    ==========

  Cumulative Preferred Stock:
    Not Subject to
     Mandatory
     Redemption          $    8,736   $    9,248    $    9,273    $    9,435    $   21,977
    Subject to Mandatory
      Redemption (a)         64,945       64,945        68,445        68,445       135,000
                         ----------   ----------    ----------    ----------    ----------
      Total Cumulative
        Preferred Stock  $   73,681   $   74,193    $   77,718    $   77,880    $  156,977
                         ==========   ==========    ==========    ==========    ==========

  Long-term Debt (a)     $1,388,939   $1,324,326    $1,175,789    $1,049,237    $1,042,104
                         ==========   ==========    ==========    ==========    ==========

  Obligations Under
   Capital Leases (a)    $  163,173   $  187,965    $  186,427    $  195,227    $  130,965
                         ==========   ==========    ==========    ==========    ==========

  Total Capitalization
    and Liabilities      $5,818,547   $4,576,696    $4,148,523    $3,967,798    $3,897,484
                         ==========   ==========    ==========    ==========    ==========



(a)      Including portion due within one year.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Management's Discussion and Analysis
of Results of Operations
------------------------------------------------

       I&M is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to 565,000 retail customers in its service territory in northern and eastern Indiana and a portion of southwestern Michigan. As a member of the AEP Power Pool, I&M shares the revenues and the costs of the AEP Power Pool's wholesale sales to neighboring utilities and power marketers. I&M also sells wholesale power to municipalities and electric cooperatives.

       The cost of the AEP System's generating capacity is allocated among the AEP Power Pool members based on their relative peak demands and generating reserves through the payment of capacity charges or the receipt of capacity credits. AEP Power Pool members are also compensated for the out-of-pocket costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.

       The AEP Power Pool calculates each company's prior twelve month peak demand relative to the total peak demand of all member companies as a basis for sharing revenues and costs. The result of this calculation is each company's member load ratio (MLR) which determines each company's percentage share of revenues or costs. I&M as a member of the AEP Power Pool shares in the revenues and costs of the AEP Power Pool's wholesale sales to and net forward trades with other utility systems and power marketers. Revenues from forward electricity trades in AEP's traditional marketing area (up to two transmission systems from the AEP service territory) are recorded net of purchases as operating revenues and as nonoperating income for trades beyond two transmission systems from AEP. The AEP Power Pool also enters into power trading transactions for options, futures and swaps. I&M's share of these transactions is recorded in nonoperating income.

       I&M is committed under unit power agreements to purchase all of AEGCo's 50% share of the 2,600 MW Rockport Plant capacity unless it is sold to other utilities. AEGCo is an affiliate that is not a member of the AEP Power Pool. A long-term unit power agreement with an unaffiliated utility expired at the end of 1999 for the sale of 455 MW of AEGCo's Rockport Plant capacity. An agreement between AEGCo and KPCo provides for the sale of 390 MW of AEGCo's Rockport Plant capacity to KPCo through 2004. Therefore, effective January 1, 2000, I&M began purchasing 910 MW of AEGCo's 50% share of Rockport Plant capacity.

Results of Operations

       During 2000 both of the Cook Plant nuclear units were successfully restarted after being shutdown in September 1997 due to questions regarding the operability of certain safety systems which arose during a NRC architect engineer design inspection. See discussion in Note 4 of the Notes to Consolidated Financial Statements.

       In February 2001 the U.S. District Court for the Southern District of Ohio ruled against AEP and certain of its subsidiaries, including I&M, in a suit over deductibility of interest claimed in AEP's consolidated tax return related to a corporate owned life insurance (COLI) program. In 1998 and 1999 I&M paid the disputed taxes and interest attributable to the COLI interest deductions for the taxable years 1991-98. The payments were included in Other Property and Investments pending the resolution of this matter. As a result of the Court's decision, I&M's net income was reduced by $66 million in 2000.

       As a result of the costs incurred in 2000 to restart the Cook Plant nuclear units and the disallowance of COLI interest deductions, net income declined $165 million in 2000. In 1999 net income declined $64 million due primarily to the cost of efforts to restart the Cook Plant units.

Operating Revenues

       Operating revenues increased 11% in 2000 and decreased 1% in 1999. The increase in operating revenues in 2000 was primarily due to increased wholesale sales to the AEP Power Pool. The decrease in 1999 was primarily due to a decline in margins on wholesale sales and net power trading transactions within the AEP Power Pool's traditional marketing area. The following analyzes the changes in operating revenues:

                    Increase (Decrease)
                    From Previous Year
(dollars in millions)
---------------------
                     2000           1999
               ------------------------------
               Amount    %    Amount     %
Retail:
   Residential $(37.3)        $  3.4
   Commercial   (16.2)           0.7
   Industrial   (30.0)          (5.7)
   Other         (5.0)          (0.2)
               ------         ------
                (88.5)  (9)     (1.8)    -

Wholesale       253.7   84     (18.2)   (6)
Transmission
 and Other      (10.8) (21)      8.3    20
               ------         ------
     Total     $154.4   11    $(11.7)   (1)
               ======         ======

       The increase in operating revenues in 2000 is primarily due to increased wholesale sales to the AEP Power Pool. With the return to service of the Cook Plant units and purchasing more power from AEGCo due to the expiration of AEGCo's contract to sell power to an unaffiliated entity, I&M had more electricity available to sell to the AEP Power Pool. A decline in retail sales and retail price which led to a decrease in retail operating revenues partly offset the increase in wholesale revenues.

       Operating revenues decreased slightly in 1999 primarily due to reduced margins on I&M's MLR share of wholesale sales and net revenues from regulated power trading transactions in the AEP Power Pool's traditional marketing area. The decline in margins reflects the moderation in 1999 of extreme weather in 1998 and capacity shortages experienced in the summer of 1998.

Operating Expenses Increase

       Total operating expenses increased 23% in 2000 and 4% in 1999 primarily due to costs related to the extended Cook Plant outage and efforts to restart the Cook Plant units. Also contributing to the increase in operating expenses in 2000 was the unfavorable COLI tax ruling and the additional purchases of power due to the expiration of an AEGCo unit power agreement to sell part of its Rockport Plant generation to an unaffiliated utility. The changes in the components of operating expenses were:

                     Increase (Decrease)
                      From Previous Year
(dollars in millions)
---------------------
                       2000           1999
                -----------------------------
                Amount     %    Amount    %

Fuel            $ 25.5    14    $ 12.8    7
Purchased Power   60.4    22     (21.1)  (7)
Other Operation  137.5    30     114.3   33
Maintenance       84.5    62     (22.3) (14)
Depreciation and
 Amortization      4.9     3       4.9    3
Taxes Other Than
 Federal Income
 Taxes            11.0    19      (8.8) (13)
Federal Income
 Taxes           (26.1) (149)    (34.1) (66)
                ------          ------
    Total       $297.7    23    $ 45.7    4
                ======          ======

       The increase in fuel expense in 2000 reflects an increase in nuclear generation as the Cook Plant units returned to service following an extended outage. Fuel expense increased in 1999 primarily due to an increase in coal-fired generation replacing power purchases from the AEP Power Pool.

       Purchased power expense increased in 2000 due to increased purchases from AEGCo. As a result of the expiration of AEGCo's power sale contract with an unaffiliated utility on December 31, 1999, I&M was obligated to buy more of AEGCo's share of Rockport Plant power. The decrease in purchased power expense in 1999 reflects the purchase of less power in 1999 at lower prices from the AEP Power Pool, AEGCo and unaffiliated entities.

       The increases in other operation expense in 2000 and 1999 were primarily due to expenditures to prepare the Cook Plant nuclear units for restart.


       Maintenance expense increased in 2000 primarily due to expenditures to prepare the Cook Plant units for restart. The decline in maintenance expense in 1999 was due to cost containment efforts including staff reductions at I&M's fossil-fired power plants, in the engineering and maintenance staff of AEP Service Corporation and in I&M's transmission and distribution operations.

       In 1999 the IURC and MPSC approved settlement agreements which allowed the deferral of $200 million of Cook Plant restart costs in 1999 for amortization over five years from 1999 through 2003. As a result, other operation and maintenance expense in 1999 reflected a net deferral of $160 million. See discussion in Note 4 of the Notes to Consolidated Financial Statements.

       The increase in taxes other than federal income tax in 2000 is primarily attributable to an increase in Indiana supplemental net income tax reflecting the COLI decision related interest deduction disallowance and a favorable accrual adjustment recorded in December 1999 related to the filing of the 1998 tax return. The decrease in taxes other than federal income taxes in 1999 was primarily due to a decline in estimated taxable income for Indiana supplemental income tax.

       Federal income taxes attributable to operations decreased in 2000 and 1999 due to decreases in pre-tax operating income. In 2000 the decrease was partially offset by an increase in tax expense related to the unfavorable ruling in the suit against the IRS over interest deductions claimed for the COLI program.

Nonoperating Income

       The increase in nonoperating income in 2000 and 1999 is primarily due to the effect of net gains on non-regulated electricity trading transactions. The AEP Power Pool enters into non-regulated transactions for the purchase and sale of electricity options, futures and swaps, and for the forward purchase and sale of electricity outside of the AEP System's traditional marketing area. I&M's share of the AEP Power Pool's non-regulated trading transactions are included in nonoperating income.

Interest Charges

       Interest charges increased in 2000 and 1999 due to increased borrowings to support expenditures for the Cook Plant restart effort and in 2000 also due to the recognition of deferred interest payments to the IRS on the disputed taxes.


INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of
Income
------------------------------------------------------------------------------------------------------------------------------------

                                                           Year Ended December 31,
                                                   ---------------------------------------
                                                      2000           1999         1998
                                                      ----           ----         ----
                                                                (in thousands)

OPERATING REVENUES                                 $1,548,476     $1,394,119   $1,405,794
                                                   ----------     ----------   ----------

OPERATING EXPENSES:
  Fuel                                                210,870        185,419      172,592
  Purchased Power                                     337,376        276,962      298,046
  Other Operation                                     599,012        461,494      347,207
  Maintenance                                         219,854        135,331      157,593
  Depreciation and Amortization                       154,920        149,988      145,112
  Taxes Other Than Federal Income Taxes                69,761         58,713       67,592
  Federal Income Tax Expense (Credit)                  (8,615)        17,560       51,645
                                                   ----------     ----------   ----------
           Total Operating Expenses                 1,583,178      1,285,467    1,239,787
                                                   ----------     ----------   ----------

OPERATING INCOME (LOSS)                               (34,702)       108,652      166,007

NONOPERATING INCOME (LOSS)                              9,933          4,530         (839)
                                                   ----------     ----------   ----------

INCOME (LOSS) BEFORE INTEREST CHARGES                 (24,769)       113,182      165,168

INTEREST CHARGES                                      107,263         80,406       68,540
                                                   ----------     ----------   ----------

NET INCOME (LOSS)                                    (132,032)        32,776       96,628

PREFERRED STOCK DIVIDEND REQUIREMENTS                   4,624          4,885        4,824
                                                   ----------     ----------   ----------

EARNINGS (LOSS) APPLICABLE TO COMMON STOCK         $ (136,656)    $   27,891   $   91,804
                                                   ==========-    ==========   ==========

See Notes to Consolidated Financial Statements beginning on page L-1.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Consolidated Balance
Sheets
------------------------------------------------------------------------

                                                                      December 31,
                                                                  2000            1999
                                                                     (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
 Production                                                    $2,708,436      $2,587,288
 Transmission                                                     945,709         928,758
 Distribution                                                     863,736         818,697
 General (including nuclear fuel)                                 257,152         244,981
 Construction Work in Progress                                     96,440         190,303
                                                               ----------      ----------
         Total Electric Utility Plant                           4,871,473       4,770,027
 Accumulated Depreciation and Amortization                      2,280,521       2,194,397
                                                               ----------      ----------
         NET ELECTRIC UTILITY PLANT                             2,590,952       2,575,630
                                                               ----------      ----------


NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR
 FUEL DISPOSAL TRUST FUNDS                                        778,720         707,967
                                                               ----------      ----------

LONG-TERM ENERGY TRADING CONTRACTS                                194,947          23,131
                                                               ----------      ----------

OTHER PROPERTY AND INVESTMENTS                                    131,417         190,527
                                                               ----------      ----------



CURRENT ASSETS:
 Cash and Cash Equivalents                                         14,835           3,863
 Accounts Receivable:
  Customers                                                       106,832          91,268
  Affiliated Companies                                             48,706          48,901
  Miscellaneous                                                    27,491          18,644
  Allowance for Uncollectible Accounts                               (759)         (1,848)
 Fuel - at average cost                                            16,532          27,597
 Materials and Supplies - at average cost                          84,471          84,149
 Accrued Utility Revenues                                            -             44,428
 Energy Trading Contracts                                       1,229,683          97,946
 Prepayments                                                        6,424           7,631
                                                               ----------      ----------
         TOTAL CURRENT ASSETS                                   1,534,215         422,579
                                                               ----------      ----------


REGULATORY ASSETS                                                 552,140         624,810
                                                               ----------      ----------


DEFERRED CHARGES                                                   36,156          32,052
                                                               ----------      ----------


           TOTAL                                               $5,818,547      $4,576,696
                                                               ==========      ==========

See Notes to Consolidated Financial Statements beginning on page L-1.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------

                                                                     December 31,
                                                              ---------------------------
                                                                 2000            1999
                                                                 ----            ----
                                                                    (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
 Common Stock - No Par Value:
   Authorized - 2,500,000 Shares
   Outstanding - 1,400,000 Shares                             $   56,584      $   56,584
   Paid-in Capital                                               733,072         732,739
   Retained Earnings                                               3,443         166,389
                                                              ----------      ----------
           Total Common Shareholder's Equity                     793,099         955,712
   Cumulative Preferred Stock:
     Not Subject to Mandatory Redemption                           8,736           9,248
     Subject to Mandatory Redemption                              64,945          64,945
   Long-term Debt                                              1,298,939       1,126,326
                                                              ----------      ----------
           TOTAL CAPITALIZATION                                2,165,719       2,156,231
                                                              ----------      ----------

OTHER NONCURRENT LIABILITIES:
 Nuclear Decommissioning                                         560,628         501,185
 Other                                                           108,600         242,522
                                                              ----------      ----------
           TOTAL OTHER NONCURRENT LIABILITIES                    669,228         743,707
                                                              ----------      ----------

CURRENT LIABILITIES:
 Long-term Debt Due Within One Year                               90,000         198,000
 Short-term Debt                                                    -            224,262
 Advances from Affiliates                                        253,582            -
 Accounts Payable - General                                      119,472          78,784
 Accounts Payable - Affiliated Companies                          75,486          31,118
 Taxes Accrued                                                    68,416          48,970
 Interest Accrued                                                 21,639          13,955
 Obligations Under Capital Leases                                100,848          11,072
 Energy Trading Contracts                                      1,275,097          95,564
 Other                                                            97,070          91,684
                                                              ----------      ----------
           TOTAL CURRENT LIABILITIES                           2,101,610         793,409
                                                              ----------      ----------

DEFERRED INCOME TAXES                                            487,945         622,157
                                                              ----------      ----------

DEFERRED INVESTMENT TAX CREDITS                                  113,773         121,627
                                                              ----------      ----------

DEFERRED GAIN ON SALE AND LEASEBACK -
  ROCKPORT PLANT UNIT 2                                           81,299          85,005
                                                              ----------      ----------

LONG-TERM ENERGY TRADING CONTRACTS                               156,736          17,887
                                                              ----------      ----------

DEFERRED CREDITS                                                  42,237          36,673
                                                              ----------      ----------

COMMITMENTS AND CONTINGENCIES (Note 8)

             TOTAL                                            $5,818,547      $4,576,696
                                                              ==========      ==========

See Notes to Consolidated Financial Statements beginning on page L-1.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
------------------------------------------

                            Year Ended December 31,
                                                     2000          1999          1998
                                                     ----          ----          ----
                                                              (in thousands)
OPERATING ACTIVITIES:
  Net Income (Loss)                                $(132,032)    $  32,776     $  96,628
  Adjustments for Noncash Items:
   Depreciation and Amortization                     163,391       153,921       149,209
   Amortization of Incremental Nuclear
    Refueling Outage Expenses (net)                    5,737         8,480        14,142
   Amortization (Deferral) of Nuclear
    Outage Costs (net)                                40,000      (160,000)         -
   Deferred Federal Income Taxes                    (125,179)       85,727        17,905
   Deferred Investment Tax Credits                    (7,854)       (8,152)       (8,266)
   Unrecovered Fuel and Purchased Power Costs         37,501       (84,696)      (46,846)
  Changes in Certain Current Assets and Liabilities:
   Accounts Receivable (net)                         (25,305)      (19,178)        1,462
   Fuel, Materials and Supplies                       10,743       (12,880)       (2,983)
   Accrued Utility Revenues                           44,428        (7,151)       (6,756)
   Accounts Payable                                   85,056        19,068        22,440
   Taxes Accrued                                      19,446        13,809       (11,689)
  Disputed Tax and Interest Related to COLI           56,856        (3,228)      (53,628)
  Other (net)                                        (41,900)       12,831        (8,176)
                                                   ---------     ---------     ---------
     Net Cash Flows From Operating Activities        130,888        31,327       163,442
                                                   ---------     ---------     ---------

INVESTING ACTIVITIES:
  Construction Expenditures                         (171,071)     (165,331)     (147,627)
  Proceeds from Sales of Property and Other              587         2,501         4,419
                                                   ---------     ---------     ---------
    Net Cash Flows Used For Investing Activities    (170,484)     (162,830)     (143,208)
                                                   ---------     ---------     ---------

FINANCING ACTIVITIES:
 Issuance of Long-term Debt                          199,220       247,989       170,675
 Retirement of Cumulative Preferred Stock               (314)       (3,597)         (120)
 Retirement of Long-term Debt                       (148,000)     (109,500)      (55,000)
 Changes in Advances from Affiliates (net)           253,582          -             -
 Change in Short-term Debt (net)                    (224,262)      115,562       (10,900)
 Dividends Paid on Common Stock                      (26,290)     (114,656)     (117,464)
 Dividends Paid on Cumulative Preferred Stock         (3,368)       (5,856)       (4,734)
                                                   ---------     ---------     ---------
    Net Cash Flows From (Used For)
     Financing Activities                             50,568       129,942       (17,543)
                                                   ---------     ---------     ---------

Net Increase (Decrease) in Cash and
 Cash Equivalents                                     10,972        (1,561)        2,691
Cash and Cash Equivalents January 1                    3,863         5,424         2,733
                                                   ---------     ---------     ---------
Cash and Cash Equivalents December 31              $  14,835     $   3,863     $   5,424
                                                   =========     =========     =========

Supplemental Disclosure:
  Cash paid (received) for interest net of capitalized  amounts was $82,511,000,
  $78,703,000   and   $66,313,000   and  for  income   taxes  was   $73,254,000,
  $(71,395,000)  and $36,413,000 in 2000, 1999 and 1998,  respectively.  Noncash acquisitions under capital leases were $22,218,000, $10,852,000 and $9,658,000 in 2000, 1999 and 1998, respectively.

See Notes to Consolidated Financial Statements beginning on page L-1.


INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Retained Earnings
-------------------------------------

                            Year Ended December 31,
                                                   2000            1999            1998
                                                   ----            ----            ----
                                                              (in thousands)

Retained Earnings January 1                      $ 166,389       $253,154        $278,814
Net Income (Loss)                                 (132,032)        32,776          96,628
                                                 ---------       --------        --------
                                                    34,357        285,930         375,442
                                                 ---------       --------        --------
Deductions:
 Cash Dividends Declared:
   Common Stock                                     26,290        114,656         117,464
   Cumulative Preferred Stock:
     4-1/8% Series                                     230            244             247
     4.56%  Series                                      66             66              67
     4.12%  Series                                      74             78              79
     5.90%  Series                                     897            963             985
     6-1/4% Series                                   1,203          1,250           1,266
     6.30%  Series                                     834            834             834
     6-7/8% Series                                   1,186          1,238           1,255
                                                 ---------       --------        --------
           Total Cash Dividends Declared            30,780        119,329         122,197
  Capital Stock Expense                                134            212              91
                                                 ---------       --------        --------
            Total Deductions                        30,914        119,541         122,288
                                                 ---------       --------        --------

Retained Earnings December 31                    $   3,443       $166,389        $253,154
                                                 =========       ========        ========

See Notes to Consolidated Financial Statements beginning on page L-1.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of
Capitalization
-------------------------------------------------------------------------------

                                                                                            December 31,
                                                                                   -----------------------------
                                                                                       2000             1999
                                                                                       ----             ----
                                                                                          (in thousands)

COMMON SHAREHOLDER'S EQUITY                                                        $  793,099        $  955,712
                                                                                   ----------        ----------

PREFERRED STOCK:
$100 Par Value - Authorized 2,250,000 shares
$25 Par Value - Authorized 11,200,000 shares

              Call Price       Number of Shares Redeemed       Shares
              December 31,      Year Ended December 31,        Outstanding
Series           2000           2000     1999     1998         December 31, 2000
--------------------------------------------------------------------------------
Not Subject to Mandatory Redemption:
    4-1/8%     106.125          3,750      97      771              55,389              5,539             5,914
    4.56%      102               -        150      650              14,412              1,441             1,441
    4.12%      102.728          1,375      -       200              17,556              1,756             1,893
                                                                                   ----------        ----------
                                                                                        8,736             9,248
                                                                                   ----------        ----------
Subject to Mandatory Redemption:
    5.90%  (a,b)                 -     15,000       -              152,000             15,200            15,200
    6-1/4% (a,b)                 -     10,000       -              192,500             19,250            19,250
    6.30%  (a,b)                 -       -          -              132,450             13,245            13,245
    6-7/8% (a,c)                 -     10,000       -              172,500             17,250            17,250
                                                                                   ----------        ----------
                                                                                       64,945            64,945
                                                                                   ----------        ----------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                  308,976           356,820
Installment Purchase Contracts                                                        309,717           309,568
Senior Unsecured Notes                                                                397,435           297,282
Other Long-term Debt                                                                  211,307           199,259
Junior Debentures                                                                     161,504           161,397
Less Portion Due Within One Year                                                      (90,000)         (198,000)
                                                                                   ----------        ----------

    Long-term Debt Excluding Portion Due Within One Year                            1,298,939         1,126,326
                                                                                   ----------        ----------

    TOTAL CAPITALIZATION                                                           $2,165,719        $2,156,231
                                                                                   ==========        ==========

(a) Not callable until after 2002. There are no aggregate sinking fund provisions through 2002. Sinking fund provisions require the redemption of 15,000 shares in 2003 and 67,500 shares in each 2004 and 2005.
(b) Commencing in 2004 and continuing through 2008 the Company may redeem, at $100 per share, 20,000 shares of the 5.90% series, 15,000 shares of the 6-1/4% series and 17,500 shares of the 6.30% series outstanding under sinking fund provisions at its option and all remaining outstanding shares must be redeemed not later than 2009. Shares redeemed in 1999 and 1997 may be applied to meet the sinking fund requirement.
(c) Commencing in 2003 and continuing through the year 2007, a sinking fund will require the redemption of 15,000 shares each year and the redemption of the remaining shares outstanding on April 1, 2008, in each case at $100 per share. Shares redeemed in 1999 and 1997 may be applied to meet the sinking fund requirement.


See Notes to Consolidated Financial Statements beginning on page L-1.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt
-----------------------------------------------------

First mortgage bonds outstanding were as follows:
                             December 31,
                         --------------------
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
6.40   2000 - March 1    $   -      $ 48,000
7.63   2001 - June 1       40,000     40,000
7.60   2002 - November 1   50,000     50,000
7.70   2002 - December 15  40,000     40,000
6.10   2003 - November 1   30,000     30,000
8.50   2022 - December 15  75,000     75,000
7.35   2023 - October 1    20,000     20,000
7.20   2024 - February 1   30,000     30,000
7.50   2024 - March 1      25,000     25,000
Unamortized Discount       (1,024)    (1,180)
                         --------   --------
                         $308,976   $356,820

         Certain indentures relating to the first mortgage bonds contain improvement, maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered into, in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                             December 31,
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
------ -----------------
City of Lawrenceburg, Indiana:
7.00   2015 - April 1    $ 25,000   $ 25,000
5.90   2019 - November 1   52,000     52,000

City of Rockport, Indiana:
 (a)   2014 - August 1     50,000     50,000
7.60   2016 - March 1      40,000     40,000
6.55   2025 - June 1       50,000     50,000
 (b)   2025 - June 1       50,000     50,000

City of Sullivan, Indiana:
5.95   2009 - May 1        45,000     45,000
Unamortized Discount       (2,283)    (2,432)
                         --------   --------
                         $309,717   $309,568

(a) A variable interest rate is determined weekly. The average weighted interest rate was 4.5% for 2000 and 3.2% for 1999.
(b) An adjustable interest rate can be a daily, weekly, commercial paper or term rate as designated by I&M. A weekly rate was selected which ranged from 2.9% to 5.9% in 2000 and from 2.2% to 5.6% in 1999 and averaged 4.2% and 3.2% during 2000 and 1999, respectively.


         Under the terms of the installment purchase contracts, I&M is required to pay amounts sufficient to enable the cities to pay interest on and the principal (at stated maturities and upon mandatory redemptions) of related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain generating plants. On the two variable rate series the principal is payable at the stated maturities or on the demand of the bondholders at periodic interest adjustment dates which occur weekly. The variable rate bonds due in 2014 are supported by a bank letter of credit which expires in 2002. I&M has agreements that provide for brokers to remarket the adjustable rate bonds due in 2025 tendered at interest adjustment dates. In the event certain bonds cannot be remarketed, I&M has a standby bond purchase agreement with a bank that provides for the bank to purchase any bonds not remarketed. The purchase agreement expires in 2001. Accordingly, the variable and adjustable rate installment purchase contracts have been classified for repayment purposes based on the expiration dates of the standby purchase agreement and the letter of credit.

Senior unsecured notes outstanding were as follows:
                             December 31,
                        ---------------------
                           2000       1999
                           ----       ----
                           (in thousands)
% Rate Due
------ ------------------
 (a)   2000 - November 22 $   -     $100,000
 (b)   2002 - September 3  200,000      -
6-7/8  2004 - July 1       150,000   150,000
6.45   2008 - November 10   50,000    50,000
Unamortized Discount        (2,565)   (2,718)
                          --------  --------
                          $397,435  $297,282

(a)      A floating interest  rate  is  determined monthly.
         The rate  on December 31, 1999 was 7.1%.
(b)      A floating  interest  rate is  determined quarterly.
         The rate on December 31, 2000 was 7.31%.

Junior debentures outstanding were as follows:

                            December 31,
                         2000         1999
                         ----         ----
                          (in thousands)
% Rate Due
------ -----------------
8.00   2026 - March 31 $ 40,000     $ 40,000
7.60   2038 - June 30   125,000      125,000
Unamortized Discount     (3,496)      (3,603)
                       --------     --------
  Total                $161,504     $161,397
                       ========     ========

         Interest may be deferred and payment of principal and interest on the junior debentures is subordinated and subject in right to the prior payment in full of all senior indebtedness of I&M.


         At December 31, 2000, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2001                       $   90,000
2002                          340,000
2003                           30,000
2004                          150,000
2005                             -
Later Years                   788,307
                           ----------
  Total Principal Amount    1,398,307
Unamortized Discount           (9,368)
                           ----------
    Total                  $1,388,939
                           ==========

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Index to Notes to Consolidated Financial Statements


The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference

Significant Accounting Policies                           Note 1

Merger                                                    Note 3

Nuclear Plant Restart                                     Note 4

Rate Matters                                              Note 5

Effects of Regulation                                     Note 6

Industry Restructuring                                    Note 7

Commitments and Contingencies                             Note 8

Staff Reductions                                          Note 11

Benefit Plans                                             Note 12

Business Segments                                         Note 14

Financial Instruments, Credit and Risk Management         Note 15

Income Taxes                                              Note 16

Supplementary Information                                 Note 17

Leases                                                    Note 18

Lines of Credit and Factoring of Receivables              Note 19

Unaudited Quarterly Financial Information                 Note 20

Related Party Transactions                                Note 23

INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of
Directors of Indiana Michigan Power Company:

       We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Indiana Michigan Power Company and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Indiana Michigan Power Company and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
Columbus, Ohio
February 26, 2001

                             KENTUCKY POWER COMPANY



                                      G-11
KENTUCKY POWER COMPANY
Selected Financial Data
-----------------------------------------------------------

                                           Year Ended December 31,
                          ---------------------------------------------------------
                            2000        1999        1998        1997        1996
                            ----        ----        ----        ----        ----
                                               (in thousands)
INCOME STATEMENTS DATA:

  Operating Revenues      $410,403    $373,982    $362,999    $340,635    $323,321
  Operating Expenses       360,665     319,307     311,106     293,779     281,978
                          --------    --------    --------    --------    --------
  Operating Income          49,738      54,675      51,893      46,856      41,343
  Nonoperating Income
   (Loss)                    2,070        (327)     (1,726)       (464)       (594)
                          --------    --------    --------    --------    --------
  Income Before Interest
   Charges                  51,808      54,348      50,167      46,392      40,749
  Interest Charges          31,045      28,918      28,491      25,646      23,776
                          --------    --------    --------    --------    --------
  Net Income              $ 20,763    $ 25,430    $ 21,676    $ 20,746    $ 16,973
                          ========    ========    ========    ========    ========

                                                 December 31,
                          ---------------------------------------------------------
                            2000        1999        1998        1997        1996
                            ----        ----        ----        ----        ----
                                               (in thousands)
BALANCE SHEETS DATA:

  Electric Utility Plant  $1,103,064  $1,079,048  $1,043,711  $1,006,955   $951,602
  Accumulated Depreciation
    and Amortization         360,648     340,008     315,546     296,318    286,640
                          ----------  ----------  ----------  ----------   --------
  Net Electric Utility
    Plant                 $  742,416  $  739,040  $  728,165  $  710,637   $664,962
                          ==========  ==========  ==========  ==========   ========

  Total Assets            $1,512,016  $  986,638  $  921,847  $  886,671   $833,579
                          ==========  ==========  ==========  ==========   ========

  Common Stock and
    Paid-in Capital       $  209,200  $  209,200  $  199,200  $  179,200   $159,200
  Retained Earnings           57,513      67,110      71,452      78,076     84,090
                          ----------  ----------  ----------  ----------   --------
  Total Common
   Shareholder's Equity   $  266,713  $  276,310  $  270,652  $  257,276   $243,290
                          ==========  ==========  ==========  ==========   ========

  Long-term Debt(a)       $  330,880  $  365,782  $  368,838  $  341,051   $293,198
                          ==========  ==========  ==========  ==========   ========

  Obligations Under
    Capital leases (a)    $   14,184  $   15,141  $   18,977  $   18,725   $ 12,850
                          ==========  ==========  ==========  ==========   ========

  Total Capitalization
   and Liabilities        $1,512,016  $  986,638  $  921,847  $  886,671   $833,579
                          ==========  ==========  ==========  ==========   ========



(a)  Including portion due within one year.

KENTUCKY POWER COMPANY
Management's Narrative Analysis
of Results of Operations
----------------------------------------------------

       KPCo is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power serving 172,000 retail customers in eastern Kentucky. KPCo as a member of the AEP System Power Pool (AEP Power
Pool) shares in the revenues and costs of the AEP Power Pool's wholesale sales to neighboring utility systems and power marketers. KPCo also sells wholesale power to municipalities.

       The cost of the AEP System's generating capacity is allocated among the AEP Power Pool members based on their relative peak demands and generating reserves through the payment of capacity charges or the receipt of credits. AEP Power Pool members are also compensated for their out-of-pocket costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.

       The AEP Power Pool calculates each company's prior twelve month peak demand relative to the total peak demand of all member companies as a basis for sharing AEP Power Pool revenues and costs. The result of this calculation is the member load ratio (MLR) which determines each company's percentage share of AEP Power Pool revenues or costs. KPCo as a member of the AEP Power Pool shares in the revenues and costs of the AEP Power Pool's wholesale sales to and net forward trades with other utility systems and power marketers. Revenues from forward electricity trades are recorded net of purchases as operating revenues for transactions in AEP's traditional marketing area (up to two transmission systems from the AEP service territory) and as nonoperating income for transactions beyond two transmission systems from AEP. The AEP Power Pool also enters into power trading transactions for options, futures and swaps. KPCo's share of these transactions is recorded in nonoperating income.


       In February 2001 the U.S. District Court for the Southern District of Ohio ruled against AEP and certain of its subsidiaries, including KPCo, in a suit over deductibility of interest claimed in AEP's consolidated tax return related to a corporate owned life insurance (COLI) program. In 1998 and 1999 KPCo paid the disputed taxes and interest attributable to the COLI interest deductions for taxable years 1992-98. The payments were included in Other Property and Investments pending the resolution of this matter. As a result of the Court's decision, net income was reduced by $8 million in 2000.

Net Income Decreases

       Net income decreased $4.7 million or 18% in 2000 primarily due to the COLI decision and an increase in maintenance expense.

Operating Revenues Increase

       Operating revenues increased $36 million or 10% in 2000 due to a significant increase in AEP Power Pool transactions. Changes in the components of operating revenues were as follows:

                         Increase (Decrease)
(dollars in millions)   From Previous Year
                         Amount           %
Retail:
  Residential            $ 6.1           5.7
  Commercial              (0.2)         (0.3)
  Industrial              (3.5)         (3.7)
                         -----
                           2.4           0.9

Wholesale                 37.2          49.0
Transmission               2.8          62.6
Other                     (6.0)        (22.3)
                         -----
  Total                  $36.4           9.7
                         =====

       The increase in operating revenues is due to increased KWH sales to residential customers as a result of colder weather and a significant increase in AEP Power Pool wholesale transactions. As a result of an affiliated company's major industrial customer's decision not to continue its purchased power agreement, additional power was available to the AEP Power Pool for wholesale sales contributing to the increase in the company's revenue. Purchased power also increased due to the availability of the Rockport Plant from which the company, under a unit power agreement, purchases 15% of the available power from Rockport. Rockport Plant generated 8% more KWH in the year 2000 than in the year 1999. In 2000 other revenues decreased substantially due to the effect of favorable adjustment to rental income in 1999 reflecting agreed to retroactive revisions to the billings for pole attachments with telecommunications companies.

Operating Expenses Increase

       Operating expenses increased $41.4 million primarily due to increased purchased power, maintenance costs and federal income taxes. Changes in the components of operating expenses were as follows:

                        Increase (Decrease)
(dollars in millions)   From Previous Year
                         Amount           %

Fuel                     $(9.7)        (11.5)
Purchased Power           41.6          38.6
Other Operation            0.8           1.6
Maintenance                4.4          20.6
Depreciation and
 Amortization              1.8           6.2
Taxes Other Than Federal
 Income Taxes             (1.1)        (10.6)
Federal Income Taxes       3.6          27.1
                         -----

     Total               $41.4          13.0
                         =====

        Fuel expense decreased due to a decline in internal generation as a result of planned outages in 2000 at the company's Big Sandy Plant Unit 2. Purchased Power expense increased due to a significant increase in AEP Power Pool wholesale transactions and affiliated power purchases under a unit power agreement.

        The  planned   outages  at  Big  Sandy  Plant  caused  the  increase  in
maintenance expense. Comparing 2000 to 1999, unit 1 of the Big Sandy Plant, experienced 3.6 weeks of various outages compared to 1 week of outages in 1999. Unit 2 experienced 6.8 weeks of outages in 2000 compared to 4.6 weeks in 1999.



        An increase in transmission plant investment and improvements to distribution facilities accounted for the increase in depreciation expense.

        Taxes other than federal income taxes decreased due to decreased Kentucky state income taxes as a result of lower pre-tax operating income partly offset by the unfavorable ruling in AEP's suit against the government over interest deductions claimed in prior years related to a COLI program.

        The increase in federal income tax expense was primarily due to the unfavorable ruling in AEP's suit against the government over interest deductions claimed in prior years related to a COLI program.

Nonoperating Income Increase

        Nonoperating income increased due to the favorable effect of non-regulated electric trading outside the AEP Power Pool's traditional marketing area. The AEP Power Pool enters into transactions for the purchase and sale of electricity options, futures and swaps, and for the forward purchase and sale of electricity outside of the AEP System's traditional marketing area. The company's share of the AEP Power Pool's non-regulated trading transactions are included in nonoperating income.

Interest Charges Increase

      The increase in interest charges resulted from the U.S. District Court's unfavorable decision denying Federal income tax deductions for COLI interest resulting in the incurrance of interest on taxes owed for prior years.



KENTUCKY POWER COMPANY
Statements of Income
---------------------------------------------------------------------------------------

                            Year Ended December 31,
                                                 2000          1999          1998
                                                 ----          ----          ----
                                                          (in thousands)

OPERATING REVENUES                             $410,403      $373,982      $362,999
                                               --------      --------      --------

OPERATING EXPENSES:
  Fuel                                           74,638        84,369        83,303
  Purchased Power                               149,345       107,763       100,620
  Other Operation                                53,325        52,468        47,802
  Maintenance                                    25,866        21,452        30,462
  Depreciation and Amortization                  31,028        29,221        28,080
  Taxes Other Than Federal Income Taxes           9,709        10,854         9,687
  Federal Income Taxes                           16,754        13,180        11,152
                                               --------      --------      --------
      TOTAL OPERATING EXPENSES                  360,665       319,307       311,106
                                               --------      --------      --------

OPERATING INCOME                                 49,738        54,675        51,893

NONOPERATING INCOME (LOSS)                        2,070          (327)       (1,726)
                                               --------      --------      --------

INCOME BEFORE INTEREST CHARGES                   51,808        54,348        50,167

INTEREST CHARGES                                 31,045        28,918        28,491
                                               --------      --------      --------

NET INCOME                                     $ 20,763      $ 25,430      $ 21,676
                                               ========      ========      ========


Statements of Retained Earnings
--------------------------------------------------------------------------------------------------------------------------------

                            Year Ended December 31,
                                                  2000          1999          1998
                                                  ----          ----          ----
                                                           (in thousands)

RETAINED EARNINGS JANUARY 1                     $67,110       $71,452       $78,076

NET INCOME                                       20,763        25,430        21,676

CASH DIVIDENDS DECLARED                          30,360        29,772        28,300
                                                -------       -------       -------

RETAINED EARNINGS DECEMBER 31                   $57,513       $67,110       $71,452
                                                =======       =======       =======

See Notes to Financial Statements beginning on page L-1.



KENTUCKY POWER COMPANY
Balance
Sheets
----------------------------------------------------------------------------------------------------------------------------------

                                                                 December 31,
                                                         ---------------------------
                                                             2000            1999
                                                             ----            ----
                                                                (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
  Production                                             $  271,107      $  268,618
  Transmission                                              360,563         355,442
  Distribution                                              387,499         372,752
  General                                                    67,476          67,608
  Construction Work in Progress                              16,419          14,628
                                                         ----------      ----------
         Total Electric Utility Plant                     1,103,064       1,079,048
  Accumulated Depreciation and Amortization                 360,648         340,008
                                                         ----------      ----------
         NET ELECTRIC UTILITY PLANT                         742,416         739,040
                                                         ----------      ----------


OTHER PROPERTY AND INVESTMENTS                                6,559          12,406
                                                         ----------      ----------

LONG-TERM ENERGY TRADING CONTRACTS                           76,657           8,010
                                                         ----------      ----------

CURRENT ASSETS:
  Cash and Cash Equivalents                                   2,270             674
  Accounts Receivable:
    Customers                                                34,555          18,952
    Affiliated Companies                                     22,119          15,223
    Miscellaneous                                             6,419           8,343
    Allowance for Uncollectible Accounts                       (282)           (637)
  Fuel - at average cost                                      4,760          10,441
  Materials and Supplies - at average cost                   15,408          18,113
  Accrued Utility Revenues                                    6,500          13,737
  Energy Trading Contracts                                  483,537          33,919
  Prepayments                                                   766           1,450
                                                         ----------      ----------
          TOTAL CURRENT ASSETS                              576,052         120,215
                                                         ----------      ----------


REGULATORY ASSETS                                            98,515          96,296
                                                         ----------      ----------

DEFERRED CHARGES                                             11,817          10,671
                                                         ----------      ----------

          TOTAL                                          $1,512,016      $  986,638
                                                         ==========      ==========

See Notes to Financial Statements beginning on page L-1.


KENTUCKY POWER COMPANY
--------------------------------------------------------------------------------------------------------------------

                                                                 December 31,
                                                            -----------------------
                                                              2000         1999
                                                              ----         ----
                                                               (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock - Par Value $50:
    Authorized - 2,000,000 Shares
    Outstanding - 1,009,000 Shares                          $   50,450    $ 50,450
  Paid-in Capital                                              158,750     158,750
  Retained Earnings                                             57,513      67,110
                                                            ----------    --------
            Total Common Shareholder's Equity                  266,713     276,310
  Long-term Debt                                               270,880     260,782
                                                            ----------    --------
            TOTAL CAPITALIZATION                               537,593     537,092
                                                            ----------    --------


OTHER NONCURRENT LIABILITIES                                    18,348      23,797
                                                            ----------    --------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year                            60,000     105,000
  Short-term Debt                                                 -         39,665
  Advances from Affiliates                                      47,636        -
  Accounts Payable - General                                    32,043       9,923
  Accounts Payable - Affiliated Companies                       37,506      19,743
  Customer Deposits                                              4,389       4,143
  Taxes Accrued                                                 11,885       9,860
  Interest Accrued                                               5,610       4,843
  Energy Trading Contracts                                     496,884      33,094
  Other                                                         14,517      12,020
                                                            ----------    --------
           TOTAL CURRENT LIABILITIES                           710,470     238,291
                                                            ----------    --------

DEFERRED INCOME TAXES                                          165,935     165,007
                                                            ----------    --------

DEFERRED INVESTMENT TAX CREDITS                                 11,656      12,908
                                                            ----------    --------

LONG-TERM ENERGY TRADING CONTRACTS                              61,632       6,194
                                                            ----------    --------

DEFERRED CREDITS                                                 6,382       3,349
                                                            ----------    --------

COMMITMENTS AND CONTINGENCIES (Note 8)

                    TOTAL                                   $1,512,016    $986,638
                                                            ==========    ========


KENTUCKY POWER COMPANY
Statements of Cash Flows
-----------------------------------------------------------------------------------------------------------------------------------

                            Year Ended December 31,
                                                   2000         1999         1998
                                                   ----         ----         ----
                                                           (in thousands)
OPERATING ACTIVITIES:
  Net Income                                    $  20,763    $ 25,430     $ 21,676
  Adjustments for Noncash Items:
   Depreciation and Amortization                   31,034      29,228       28,092
   Deferred Income Taxes                            3,765       2,596        3,607
   Deferred Investment Tax Credits                 (1,252)     (1,292)      (1,415)
   Deferred Fuel Costs (net)                        2,948         828         (449)
  Changes in Certain Current Assets
    and Liabilities:
    Accounts Receivable (net)                     (20,930)     (6,618)      (6,663)
    Fuel, Materials and Supplies                    8,386      (7,014)       3,199
    Accrued Utility Revenues                        7,237        (177)        (579)
    Accounts Payable                               39,883       4,935          157
    Taxes Accrued                                   2,025       2,604        1,126
  Disputed Tax and Interest Related to COLI         5,943        (567)      (5,376)
  Other (net)                                      (4,559)     (3,019)      (2,215)
                                                ---------    --------     --------
     Net Cash Flows From Operating Activities      95,243      46,934       41,160
                                                ---------    --------     --------

INVESTING ACTIVITIES:
  Construction Expenditures                       (36,209)    (44,339)     (43,769)
  Proceeds from Sales of Property                     266         168         -
                                                ---------    --------     --------
        Net Cash Flows Used For
          Investing Activities                    (35,943)    (44,171)     (43,769)
                                                ---------    --------     --------

FINANCING ACTIVITIES:
  Capital Contributions from Parent Company          -         10,000       20,000
  Issuance of Long-term Debt                       69,685      79,740       29,816
  Retirement of Long-term Debt                   (105,000)    (83,307)      (2,203)
  Change in Short-term Debt (net)                 (39,665)     19,315      (16,150)
  Change in Advances from Affiliates (net)         47,636        -            -
  Dividends Paid                                  (30,360)    (29,772)     (28,300)
                                                ---------    --------     --------
        Net Cash Flows From (Used For)
         Financing Activities                     (57,704)     (4,024)       3,163
                                                ---------    --------     --------

Net Increase (Decrease) in Cash and
  Cash Equivalents                                  1,596      (1,261)         554
Cash and Cash Equivalents January 1                   674       1,935        1,381
                                                ---------    --------     --------
Cash and Cash Equivalents December 31           $   2,270    $    674     $  1,935
                                                =========    ========     ========

Supplemental Disclosure:
  Cash paid for interest net of capitalized amounts was $28,619,000, $29,845,000
  and  $27,857,000  and  for  income  taxes  was  $7,923,000,   $12,050,000  and
  $8,607,000 in 2000, 1999 and 1998,  respectively.  Noncash  acquisitions under capital leases were  $2,817,000,  $2,219,000 and $4,890,000 in 2000,  1999 and
  1998, respectively.

See Notes to Financial Statements beginning on page L-1.


KENTUCKY POWER COMPANY
Statements of Capitalization
-----------------------------------------------------------------

                                  December 31,
                                                           2000              1999
                                                           ----              ----
                                                               (in thousands)

COMMON SHAREHOLDER'S EQUITY                            $266,713           $276,310
                                                       --------           --------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                    119,341            119,270
Senior Unsecured Notes                                  147,490            157,502
Notes Payable                                            25,000             50,000
Junior Debentures                                        39,049             39,010
Less Portion Due Within One Year                        (60,000)          (105,000)
                                                       --------           --------

  Long-term Debt Excluding Portion Due Within One Year  270,880            260,782
                                                       --------           --------

  TOTAL CAPITALIZATION                                 $537,593           $537,092
                                                       ========           ========


See Notes to Financial Statements beginning on page L-1.


KENTUCKY POWER COMPANY
Schedule of Long-term Debt
-------------------------------------------------

First mortgage bonds outstanding were as follows:
                             December 31,
                         --------------------
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
8.95   2001 - May 10     $ 20,000   $ 20,000
8.90   2001 - May 21       40,000     40,000
6.65   2003 - May 1        15,000     15,000
6.70   2003 - June 1       15,000     15,000
6.70   2003 - June 1       15,000     15,000
7.90   2023 - June 1       14,500     14,500
Unamortized Discount         (159)      (230)
                         --------   --------
                         $119,341   $119,270

         Certain indentures relating to the first mortgage bonds contain improvement, maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Senior unsecured notes outstanding were as follows:

                             December 31,
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
------ ------------------
 (a)   2000 - November 2  $  -      $ 80,000
 (b)   2002 - November 19  70,000       -
6.91   2007 - October 1    48,000     48,000
6.45   2008 - November 10  30,000     30,000
Unamortized Discount         (510)      (498)
                         --------   --------
                          147,490    157,502
Less Portion Due Within
 One Year                    -        80,000
                         --------   --------
  Total                  $147,490   $ 77,502
                         ========   ========

(a)      A floating interest rate is determined monthly.
         The rate on December 31, 1999 was 7.23%.
(b)      A floating interest rate is determined monthly.
         The rate on December 31, 2000 was 7.4075%.

Notes Payable to Banks outstandings were as follows:

6.57   2000 - April 1       $  -    $25,000
7.45     2002 - September 20   25,000  25,000
                              ------- -------
    Total                   $25,000 $50,000
                            ======= =======



Junior debentures outstanding were as follows:

                            December 31,
                         2000         1999
                         ----         ----
                          (in thousands)
% Rate Due
------ -----------------
8.72   2025 - June 30   $40,000      $40,000
Unamortized Discount       (951)        (990)
                        -------      -------
  Total                 $39,049      $39,010
                        =======      =======

         Interest may be deferred and payment of principal and interest on the junior debentures is subordinated and subject in right to the prior payment in full of all senior indebtedness of the Company.

         At December 31, 2000, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2001                        $ 60,000
2002                          95,000
2003                          45,000
2004                            -
2005                            -
Later Years                  132,500
                            --------
  Total Principal Amount     332,500
Unamortized Discount          (1,620)
                            --------
    Total                   $330,880
                            ========

KENTUCKY POWER COMPANY
Index to Notes to Financial Statements
------------------------------------------------------------------------------

The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference

Significant Accounting Policies                           Note 1

Merger                                                    Note 3

Rate Matters                                              Note 5

Effects of Regulation                                     Note 6

Commitments and Contingencies                             Note 8

Staff Reductions                                          Note 11

Benefit Plans                                             Note 12

Business Segments                                         Note 14

Financial Instruments, Credit and Risk Management         Note 15

Income Taxes                                              Note 16

Leases                                                    Note 18

Lines of Credit and Factoring of Receivables              Note 19

Unaudited Quarterly Financial Information                 Note 20

Related Party Transactions                                Note 23

INDEPENDENT AUDITORS' REPORT
-----------------------------------------------


To the Shareholder and Board of
Directors of Kentucky Power Company:

       We have audited the accompanying balance sheets and statements of capitalization of Kentucky Power Company as of December 31, 2000 and 1999, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, such financial statements present fairly, in all material respects, the financial position of Kentucky Power Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
Columbus, Ohio
February 26, 2001

                       OHIO POWER COMPANY AND SUBSIDIARIES



                                      H-14
OHIO POWER COMPANY AND SUBSIDIARIES
Selected Consolidated Financial
Data
-------------------------------------------------------------------------------------------------------

                                                 Year Ended December 31,
                               ----------------------------------------------------------
                                  2000        1999        1998        1997        1996
                                  ----        ----        ----        ----        ----
                                                      (in thousands)
INCOME STATEMENTS DATA:

  Operating Revenues           $2,227,902  $2,039,263  $2,105,547  $1,892,110  $1,911,708
  Operating Expenses            2,001,075   1,750,434   1,816,175   1,615,717   1,614,547
                               ----------  ----------  ----------  ----------  ----------
  Operating Income                226,827     288,829     289,372     276,393     297,161
  Nonoperating Income (Loss)       (5,004)      7,000         588      14,822       6,374
                               ----------  ----------  ----------  ----------  ----------
  Income Before Interest
    Charges                       221,823     295,829     289,960     291,215     303,535
  Interest Charges                119,210      83,672      80,035      82,526      85,880
                               ----------  ----------  ----------  ----------  ----------
  Income Before
    Extraordinary Item            102,613     212,157     209,925     208,689     217,655
  Extraordinary Loss              (18,876)        -          -           -           -
                               ----------  ----------  ----------  ----------  ----------
  Net Income                       83,737     212,157     209,925     208,689     217,655
  Preferred Stock
    Dividend Requirements           1,266       1,417       1,474       2,647       8,778
                               ----------  ----------  ----------  ----------  ----------
  Earnings Applicable to
    Common Stock               $   82,471  $  210,740  $  208,451  $  206,042  $  208,877
                               ==========  ==========  ==========  ==========  ==========

                                                       December 31,
                               ----------------------------------------------------------
                                  2000        1999        1998        1997        1996
                                  ----        ----        ----        ----        ----
                                                      (in thousands)
BALANCE SHEETS DATA:

  Electric Utility Plant       $5,577,631  $5,400,917  $5,257,841  $5,155,797  $4,996,621
  Accumulated Depreciation
     and Amortization           2,764,130   2,621,711   2,461,376   2,349,995   2,216,534
                               ----------  ----------  ----------  ----------  ----------
  Net Electric Utility Plant   $2,813,501  $2,779,206  $2,796,465  $2,805,802  $2,780,087
                               ==========  ==========  ==========  ==========  ==========
  Total Assets                 $6,252,436  $4,677,209  $4,344,680  $4,163,202  $4,092,166
                               ==========  ==========  ==========  ==========  ==========

  Common Stock and
    Paid-in Capital            $  783,684  $  783,577  $  783,536  $  783,497  $  781,863
  Retained Earnings               398,086     587,424     587,500     590,151     584,015
                               ----------  ----------  ----------  ----------  ----------
  Total Common Shareholder's
    Equity                     $1,181,770  $1,371,001  $1,371,036  $1,373,648  $1,365,878
                               ==========  ==========  ==========  ==========  ==========

  Cumulative Preferred Stock:

    Not Subject to Mandatory
      Redemption               $   16,648  $   16,937  $   17,370  $   17,542  $   38,532
    Subject to Mandatory
      Redemption (a)                8,850       8,850      11,850      11,850     109,900
                               ----------  ----------  ----------  ----------  ----------
      Total Cumulative
        Preferred Stock        $   25,498  $   25,787  $   29,220  $   29,392  $  148,432
                               ==========  ==========  ==========  ==========  ==========

  Long-term Debt (a)           $1,195,493  $1,151,511  $1,084,928  $1,095,226  $1,069,729
                               ==========  ==========  ==========  ==========  ==========
  Obligations Under Capital
    Leases (a)                 $  116,581  $  136,543  $  142,635  $  157,487  $  131,285
                               ==========  ==========  ==========  ==========  ==========
  Total Capitalization and
    Liabilities                $6,252,436  $4,677,209  $4,344,680  $4,163,202  $4,092,166
                               ==========  ==========  ==========  ==========  ==========


(a) Including portion due within one year.


OHIO POWER COMPANY AND SUBSIDIARIES
Management's Discussion and Analysis
of Results of Operations

       OPCo is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to 696,000 retail customers in northwestern, east central, eastern and southern sections of Ohio. OPCo supplies electric power to the AEP Power Pool and shares the revenues and costs of the AEP Power Pool's wholesale sales to neighboring utility systems and power marketers. OPCo also sells wholesale power to municipalities and cooperatives.

       The cost of the AEP System's generating capacity is allocated among the AEP Power Pool members based on their relative peak demands and generating reserves through the payment of capacity charges or the receipt of capacity credits. AEP Power Pool members are also compensated for their out-of-pocket costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.

       The AEP Power Pool calculates each company's prior twelve month peak demand relative to the total peak demand of all member companies as a basis for sharing revenues and costs. The result of this calculation is the member load ratio (MLR) which determines each company's percentage share of AEP Power Pool revenues or costs. OPCo as a member of the AEP Power Pool shares in the revenues and costs of the AEP Power Pool's wholesale sales to and net forward trades with other utility systems and power marketers. Revenues from forward electricity trades are recorded net of purchases as operating revenues for transactions in AEP's traditional marketing area (up to two transmission systems from the AEP service territory) and as nonoperating income for transactions beyond two transmission systems from AEP. The AEP Power Pool also enters into power trading transactions for options, futures and swaps. OPCo's share of these transactions is recorded in nonoperating income.

Results of Operations

       In February 2001 the U.S. District Court for the Southern District of Ohio ruled against AEP and certain of its subsidiaries, including OPCo, in a suit over deductibility of interest claimed in AEP's consolidated tax returns related to a corporate owned life insurance (COLI) program. In 1998 and 1999 OPCo paid the disputed taxes and interest attributable to the COLI interest deductions for taxable years 1991-98. The payments were included in Other Property and Investments pending the resolution of this matter. As a result of the Court's decision, net income was reduced by $118 million in 2000.

       Income before extraordinary item decreased $110 million or 52% in 2000 due predominantly to the disallowance of COLI related tax deductions. An extraordinary loss related to the discontinuance of SFAS 71 regulatory accounting, of approximately $19 million after tax, was recorded in September 2000 in connection with the PUCO's approval of a plan to transition OPCo's generation business from cost based rate regulation to customer choice and market pricing.




       Net income increased $2 million or 1% in 1999 primarily due to a decline in operation and maintenance costs reflecting cost containment efforts.

Operating Revenues and Energy Sales

       Operating revenues increased 9% in 2000 following a decrease of 3% in 1999. The changes in the components of revenues were as follows:

                        Increase (Decrease)
                        From Previous Year
(Dollars in Millions)
                      2000          1999
                -----------------------------
                Amount    %   Amount    %
Retail:
   Residential  $  (4.2)      $  7.5
   Commercial       1.7          0.4
   Industrial    (126.0)        (5.0)
   Other            0.2           -
                -------       ------
                 (128.3) (9)     2.9    -

Wholesale         322.1  56    (71.9) (11)

Transmission
 and Other         (5.2) (6)     2.7    3
                -------       ------

     Total      $ 188.6   9   $(66.3)  (3)
                =======       ======

       The increase in operating revenues in 2000 resulted from increased wholesale sales to the AEP Power Pool and the Company's share of increased Power Pool wholesale sales to and net revenues from trading of electricity with other utility systems and power marketers. As a result of one of OPCo's major industrial customers deciding not to continue its power purchase agreement, OPCo was able to deliver additional power to the AEP Power Pool accounting for part of the increase in wholesale revenues. Wholesale revenues also benefited from the growth in AEP's marketing and trading operation, favorable wholesale market conditions and increased availability of AEP Power Pool generation for wholesale sales. The increase in AEP Power Pool generation availability was due to the return to service of one of an affiliate's nuclear units in June 2000 and improved generating unit outage management.

       Operating revenues declined 3% in 1999 primarily due to a decline in margins on wholesale sales and net power trading transactions and decreased sales to the AEP Power Pool.

Operating Expenses

       Operating expenses increased by 14% in 2000 mostly due to increases in fuel expense, purchased power expense, other operation expense and federal income taxes.

       Operating expenses decreased 4% in 1999 from cost containment efforts and lower fuel costs due mainly to a decrease in generation reflecting lower demand for wholesale energy. Changes in the components of operating expenses were as follows:

                      Increase (Decrease)
                      From Previous Year

                     (dollars in millions)
                     ---------------------

                   2000          1999
                  Amount    %    Amount    %
                 ----------------------------
                  ------   ---   ------   ----

Fuel             $ 84.3    12   $(50.8)   (7)
Purchased Power    20.9    13     12.4     8
Other Operation    80.2    25    (26.1)   (7)
Maintenance         3.4     3    (18.3)  (13)
Depreciation
 and Amortization   6.9     5      4.6     3
Taxes Other Than
  Federal Income
  Taxes            (0.3)    -     (3.5)   (2)
Federal Income
  Taxes            55.2    41     16.0    13
                 ------         ------
  Total Operating
   Expenses      $250.6    14   $(65.7)   (4)
                 ======         ======

       Fuel expense increased in 2000 due to increases in generation and the average cost of fuel consumed reflecting shutdown costs included in the cost of coal delivered from affiliated mining operations. Fuel expense decreased in 1999 due to a 6% decrease in generation reflecting the decline in wholesale sales.

       The increase in purchased power expense was due to a significant increase in AEP Power Pool transactions.
       Other operation expense increased in 2000 mainly due to increased power generation costs. Increased emission allowance consumption and allowance prices and increased costs of AEP's growing power marketing and trading operation, including incentive compensation, accounted for the increase in generation costs. The increase in emission allowance usage and prices resulted from the stricter air quality standards of Phase II of the 1990 Clean Air Act Amendments which became effective on January 1, 2000. The decrease in other operation expense in 1999 was due to lower coal-fired power plant expenses reflecting cost containment efforts, and an increase in gains on emission allowance sales. The cost containment efforts included staff reductions in transmission and distribution operations, at the power plants and within the engineering and maintenance group of AEP Service Corporation which bills OPCo for operations support services. These cost containment efforts were the primary reason for the decrease in maintenance expense in 1999.

       The increase in federal income tax expense in 2000 was primarily due to the unfavorable ruling relating to AEP's COLI program. Federal income taxes attributable to operations increased in 1999 due to changes in certain book/tax differences accounted for on a flow-through basis for rate-making purposes and an increase in pre-tax operating income.


Nonoperating Income

       The decrease in nonoperating income in 2000 is due to the disallowance of COLI-related tax deductions for coal-mining operations that are no longer operating.

Extraordinary Loss

       An extraordinary loss was recorded in the third quarter of 2000 when OPCo discontinued the application of SFAS 71 regulatory accounting for the generation portion of its business due to the approval in September 2000 of a stipulation agreement by the PUCO providing for a transition from cost based rate regulation for OPCo's generation business to customer choice and market pricing.



OHIO POWER COMPANY AND SUBSIDIARIES
Consolidated Statements  of Income
---------------------------------------------

                                                         Year Ended December 31,
                                               ------------------------------------------
                                                    2000           1999           1998
                                                    ----           ----           ----
                                                              (in thousands)

OPERATING REVENUES                             $2,227,902     $2,039,263     $2,105,547
                                               ----------     ----------     ----------

OPERATING EXPENSES:
   Fuel                                           771,969        687,672        738,522
   Purchased Power                                184,004        163,143        150,733
   Other Operation                                407,375        327,132        353,194
   Maintenance                                    124,735        121,299        139,611
   Depreciation and Amortization                  155,944        149,055        144,493
   Taxes Other Than Federal Income Taxes          165,552        165,891        169,353
   Federal Income Taxes                           191,496        136,242        120,269
                                               ----------     ----------     ----------
                Total Operating Expenses        2,001,075      1,750,434      1,816,175
                                               ----------     ----------     ----------

OPERATING INCOME                                  226,827        288,829        289,372

NONOPERATING INCOME (LOSS)                         (5,004)         7,000            588
                                               ----------     ----------     ----------

INCOME BEFORE INTEREST CHARGES                    221,823        295,829        289,960

INTEREST CHARGES                                  119,210         83,672         80,035
                                               ----------     ----------     ----------

INCOME BEFORE EXTRAORDINARY ITEM                  102,613        212,157        209,925

EXTRAORDINARY LOSS - Discontinuance of
  Regulatory Accounting for Generation
  (inclusive of Tax Benefit of $21,281,000)       (18,876)          -              -
                                               ----------     ----------     -----------

NET INCOME                                         83,737        212,157        209,925

PREFERRED STOCK DIVIDEND REQUIREMENTS               1,266          1,417          1,474
                                               ----------     ----------     ----------

EARNINGS APPLICABLE TO COMMON STOCK            $   82,471     $  210,740     $  208,451
                                               ==========     ==========     ==========

See Notes to Consolidated Financial Statements beginning on page L-1.



OHIO POWER COMPANY AND SUBSIDIARIES
Consolidated Balance
Sheets
--------------------------------------------------------------------------------------------------

                                                                     December 31,
                                                                 2000            1999
                                                                    (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
   Production                                                 $2,764,155      $2,713,421
   Transmission                                                  870,033         857,420
   Distribution                                                1,040,940         999,679
   General (including mining assets)                             707,417         713,882
   Construction Work in Progress                                 195,086         116,515
                                                              ----------     -----------
                 Total Electric Utility Plant                  5,577,631       5,400,917
   Accumulated Depreciation and Amortization                   2,764,130       2,621,711
                                                              ----------     -----------
                 NET ELECTRIC UTILITY PLANT                    2,813,501       2,779,206
                                                              ----------     -----------


OTHER PROPERTY AND INVESTMENTS                                   109,124         221,756
                                                              ----------     -----------

LONG-TERM ENERGY TRADING CONTRACTS                               256,455          31,912
                                                              ----------     -----------


CURRENT ASSETS:
   Cash and Cash Equivalents                                      31,393         157,138
   Advances to Affiliates                                         92,486            -
   Accounts Receivable:
      Customers                                                  139,732         246,310
      Affiliated Companies                                       126,203          89,215
      Miscellaneous                                               39,046          22,055
      Allowance for Uncollectible Accounts                        (1,054)         (2,223)
   Fuel - at average cost                                         82,291         129,022
   Materials and Supplies - at average cost                       96,053          95,967
   Accrued Utility Revenues                                          264          45,575
   Energy Trading Contracts                                    1,617,660         134,567
   Prepayments and Other                                          32,882          38,472
                                                              ----------     -----------
                 TOTAL CURRENT ASSETS                          2,256,956         956,098
                                                              ----------     -----------

REGULATORY ASSETS                                                714,710         594,385
                                                              ----------     -----------

DEFERRED CHARGES                                                 101,690          93,852
                                                              ----------     -----------


                     TOTAL                                    $6,252,436     $ 4,677,209
                                                              ==========     ===========

See Notes to Consolidated Financial Statements beginning on page L-1.



OHIO POWER COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------

                                                                     December 31,
                                                                 2000            1999
                                                                    (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
   Common Stock - No Par Value:
      Authorized - 40,000,000 Shares
      Outstanding - 27,952,473 Shares                         $  321,201      $  321,201
   Paid-in Capital                                               462,483         462,376
   Retained Earnings                                             398,086         587,424
                                                              ----------      ----------
                Total Common Shareholder's Equity              1,181,770       1,371,001
   Cumulative Preferred Stock:
       Not Subject to Mandatory Redemption                        16,648          16,937
       Subject to Mandatory Redemption                             8,850           8,850
   Long-term Debt                                              1,077,987       1,139,834
                                                              ----------      ----------
                TOTAL CAPITALIZATION                           2,285,255       2,536,622
                                                              ----------      ----------

OTHER NONCURRENT LIABILITIES                                     542,017         414,837
                                                              ----------      ----------

CURRENT LIABILITIES:
   Long-term Debt Due Within One Year                            117,506          11,677
   Short-term Debt                                                  -            194,918
   Accounts Payable - General                                    179,691         180,383
   Accounts Payable - Affiliated Companies                       121,360          64,599
   Customer Deposits                                              39,736           8,196
   Taxes Accrued                                                 223,101         179,112
   Interest Accrued                                               20,458          16,863
   Obligations Under Capital Leases                               32,716          34,284
   Energy Trading Contracts                                    1,662,315         131,844
   Other                                                         151,934          88,249
                                                              ----------      ----------
                TOTAL CURRENT LIABILITIES                      2,548,817         910,125
                                                              ----------      ----------

DEFERRED INCOME TAXES                                            621,941         676,460
                                                              ----------      ----------

DEFERRED INVESTMENT TAX CREDITS                                   25,214          35,838
                                                              ----------      ----------

LONG-TERM ENERGY TRADING CONTRACTS                               206,187          24,677
                                                              ----------      ----------

DEFERRED CREDITS                                                  23,005          78,650
                                                              ----------      ----------

COMMITMENTS AND CONTINGENCIES (Note 8)


                    TOTAL                                     $6,252,436      $4,677,209
                                                              ==========      ==========

See Notes to Consolidated Financial Statements beginning on page L-1.



OHIO POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash
Flows
--------------------------------------------------------------------------------------------------------------------------

                                                           Year Ended December 31,
                                                     2000           1999           1998
                                                     ----           ----           ----
                                                               (in thousands)

OPERATING ACTIVITIES:
   Net Income                                     $  83,737      $ 212,157      $ 209,925
   Adjustments for Noncash Items:
     Depreciation, Depletion and Amortization       200,350        193,780        172,085
     Deferred Income Taxes                          (65,956)         3,666          3,042
     Deferred Investment Tax Credits                 (3,399)        (3,458)        (3,525)
     Deferred Fuel Costs (net)                      (56,869)       (76,978)       (44,694)
     Extraordinary Loss - Discontinuance of SFAS 71  18,876           -              -
   Changes in Certain Current Assets and Liabilities:
     Accounts Receivable (net)                       51,430        (49,309)       (12,376)
     Fuel, Materials and Supplies                    46,645        (60,500)        18,612
     Accrued Utility Revenues                        45,311         (2,074)        (5,915)
     Accounts Payable                                56,069          9,195         51,040
   Disputed Tax and Interest Related to COLI        110,494         (6,272)      (104,222)
   Change in Operating Reserves                     145,573         66,573         77,811
   Other (net)                                        6,232         48,718         42,981
                                                  ---------      ---------      ---------
       Net Cash Flows From Operating Activities     638,493        335,498        404,764
                                                  ---------      ---------      ---------

INVESTING ACTIVITIES:
   Construction Expenditures                       (254,016)      (193,870)      (185,036)
   Proceeds from Sales of Property and Other          6,354          5,900          5,910
                                                  ---------      ---------      ---------
       Net Cash Flows Used For
         Investing Activities                      (247,662)      (187,970)      (179,126)
                                                  ---------      ---------      ---------

FINANCING ACTIVITIES:
   Issuance of Long-term Debt                        74,748        222,308        186,126
   Changes in Advances to Affiliates (net)          (92,486)          -              -
   Retirement of Cumulative Preferred Stock            (182)        (3,392)          (133)
   Retirement of Long-term Debt                     (30,663)      (158,638)      (197,911)
   Change in Short-term Debt (net)                 (194,918)        71,913         44,305
   Dividends Paid on Common Stock                  (271,813)      (210,813)      (211,101)
   Dividends Paid on Cumulative Preferred Stock      (1,262)        (1,420)        (1,475)
                                                  ---------      ---------      ---------
       Net Cash Flows Used For
         Financing Activities                      (516,576)       (80,042)      (180,189)
                                                  ---------      ---------      ---------

Net Increase (Decrease) in Cash and
  Cash Equivalents                                 (125,745)        67,486         45,449
Cash and Cash Equivalents January 1                 157,138         89,652         44,203
                                                  ---------      ---------      ---------
Cash and Cash Equivalents December 31             $  31,393      $ 157,138      $  89,652
                                                  =========      =========      =========

Supplemental Disclosure:
  Cash paid for interest net of capitalized amounts was $87,120,000, $78,739,000 and $79,667,000 and for income taxes was $142,710,000, $94,606,000 and
  $118,548,000 in 2000, 1999 and 1998, respectively. Noncash acquisitions under capital leases were $17,005,000, $28,561,000 and $29,938,000 in 2000, 1999 and
  1998, respectively.


See Notes to Consolidated Financial Statements beginning on page L-1.



OHIO POWER COMPANY AND SUBSIDIARIES
Consolidated Statement of Retained Earnings
----------------------------------------------------------------------------------------------------------------------------------

                                                            Year Ended December 31,
                                                     2000           1999           1998
                                                     ----           ----           ----
                                                               (in thousands)

Retained Earnings January 1                       $587,424       $587,500       $590,151
Net Income                                          83,737        212,157        209,925
                                                  --------       --------       --------
                                                   671,161        799,657        800,076
                                                  --------       --------       --------
Deductions:
  Cash Dividends Declared:
    Common Stock                                   271,813        210,813        211,101
    Cumulative Preferred Stock:
       4.08%    Series                                  59             61             63
       4.20%    Series                                  96             97             97
       4.40%    Series                                 139            142            143
       4-1/2%   Series                                 442            460            467
       5.90%    Series                                 428            472            487
       6.02%    Series                                  66            156            186
       6.35%    Series                                  32             32             32
                                                  --------       --------       --------
                Total Dividends                    273,075        212,233        212,576
                                                  --------       --------       --------

Retained Earnings December 31                     $398,086       $587,424       $587,500
                                                  ========       ========       ========

See Notes to Consolidated Financial Statements beginning on page L-1.


OHIO POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Capitalization
------------------------------------------------------------------------------------------------------------------------------------

                                                                                          December 31,
                                                                                 -----------------------------
                                                                                     2000             1999
                                                                                     ----             ----
                                                                                        (in thousands)

COMMON SHAREHOLDER'S EQUITY                                                      $1,181,770        $1,371,001
                                                                                 ----------        ----------

PREFERRED STOCK - authorized shares 3,762,403 $100 par value authorized shares 4,000,000 $25 par value

            Call Price                                                 Shares
           December 31,    Par   Number of Shares Redeemed          Outstanding
Series(a)      2000       Value     Year Ended December 31,       December 31, 2000
------     ------------   -----  ----------------------------     -----------------
                                  2000      1999      1998
                                  ----      ----      ----

Not Subject to Mandatory Redemption:

4.08%          $103        $100   -          373       425              14,595        1,460             1,460
4.20%           103.20      100    276      -         -                 22,824        2,282             2,310
4.40%           104         100    432       330       200              31,512        3,151             3,194
4-1/2%          110.00      100  2,181     3,631     1,096              97,546        9,755             9,973
                                                                                     ------            ------

                                                                                     16,648            16,937
                                                                                     ------            ------
Subject to Mandatory Redemption:

5.90% (b)         -        $100   -       10,000      -                 72,500        7,250             7,250
6.02% (c)         -         100   -       20,000      -                 11,000        1,100             1,100
6.35% (c)         -         100   -         -         -                  5,000          500               500
                                                                                     ------            ------

                                                                                      8,850             8,850
                                                                                     ------            ------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                316,294           323,772
Installment Purchase Contracts                                                      233,130           233,025
Senior Unsecured Notes                                                              471,583           408,671
Notes Payable                                                                        30,000            30,000
Junior Debentures                                                                   131,980           131,860
Other Long-term Debt                                                                 12,506            24,183
Less Portion Due Within One Year                                                   (117,506)          (11,677)
                                                                                 ----------        ----------

  Long-term Debt Excluding Portion Due Within One Year                            1,077,987         1,139,834
                                                                                 ----------        ----------

  TOTAL CAPITALIZATION                                                           $2,285,255        $2,536,622
                                                                                 ==========        ==========

(a) The series subject to mandatory redemption are not callable until after 2002. The sinking fund provisions of each series subject to mandatory redemption have been met by purchase of shares in advance of the due date.
(b) Commencing in 2004 and continuing through the year 2008, a sinking fund for the 5.90% cumulative preferred stock will require the redemption of 22,500 shares each year and the redemption of the remaining shares outstanding on January 1, 2009, in each case at $100 per share. Shares previously redeemed may be applied to meet sinking fund requirements.
(c) Commencing in 2003 and continuing through 2007 cumulative preferred stock sinking funds will require the redemption of 20,000 shares each year of the 6.02% series and 15,000 shares each year of the 6.35% series, in each case at $100 per share. All remaining outstanding shares must be redeemed in 2008. Shares previously redeemed may be applied to meet the sinking fund requirements.


See Notes to Consolidated Financial Statements beginning on page L-1.

OHIO POWER COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt
------------------------------------------------------

First mortgage bonds outstanding were as follows:
                             December 31,
                         --------------------
                           2000       1999
                           ----       ----
                          (in thousands)
% Rate Due
6.75   2003 - April 1    $ 38,850   $ 40,000
6.55   2003 - October 1    32,135     32,135
6.00   2003 - November 1   25,000     25,000
6.15   2003 - December 1   50,000     50,000
8.80   2022 - February 10  50,000     50,000
7.75   2023 - April 1      40,000     40,000
7.375  2023 - October 1    40,000     40,000
7.10   2023 - November 1   20,000     23,000
7.30   2024 - April 1      21,500     25,000
Unamortized Discount       (1,191)    (1,363)
                         --------   --------
  Total                  $316,294   $323,772
                         ========   ========

         Certain indentures relating to the first mortgage bonds contain improvement, maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

         Installment purchase contracts have been entered into in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                             December 31,
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due

Mason County, West
 Virginia:
5.45%  2016 - December 1  $ 50,000  $ 50,000
Marshall County, West
 Virginia:
5.45%  2014 - July 1        50,000    50,000
5.90%  2022 - April 1       35,000    35,000
6.85%  2022 - June 1        50,000    50,000
Ohio Air Quality
 Development
5.15%  2026 - May 1         50,000    50,000
Unamortized Discount        (1,870)   (1,975)
                          --------  --------
  Total                   $233,130  $233,025
                          ========  ========


         Under the terms of the installment purchase contracts, OPCo is required to pay amounts sufficient to enable the payment of interest on and the principal (at stated maturities and upon mandatory redemptions) of related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

Senior unsecured notes outstanding were as follows:
                            December 31,
                        --------------------
                          2000       1999
                          ----       ----
                           (in thousands)
% Rate Due
------ ------------------
 (a)   2001 - May 16    $ 75,000   $   -
6.75   2004 - July 1     100,000    100,000
7.00   2004 - July 1      75,000     75,000
6.73   2004 - November 1  48,000     48,000
6.24   2008 - December 4  37,225     50,000
7-3/8  2038 - June 30    140,000    140,000
Unamortized Discount      (3,642)    (4,329)
                        --------   --------
  Total                 $471,583   $408,671
                        ========   ========

(a)      A floating interest rate is determined monthly.
         The rate on December 31, 2000 was 7.26%.

Notes payable outstanding were as follows:

                              December 31,
                             2000      1999
                             ----      ----
                             (in thousands)
% Rate Due
6.20   2001 - January 31   $ 5,000   $ 5,000
6.20   2001 - January 31     7,000     7,000
6.20   2001 - January 31    18,000    18,000
                           -------   -------
  Total                    $30,000   $30,000
                           =======   =======

Junior debentures outstanding were as follows:
                            December 31,
                         2000         1999
                         ----         ----
                          (in thousands)
% Rate Due
------ -----------------
8.16   2025 - September 30 $ 85,000 $ 85,000
7.92   2027 - March 31       50,000   50,000
Unamortized Discount         (3,020)  (3,140)
                           -------- --------
  Total                    $131,980 $131,860
                           ======== ========

         Interest may be deferred and payment of principal and interest on the junior debentures is subordinated and subject in right to the prior payment in full of all senior indebtedness of the Company.

         Finance obligations were entered into by the Company's coal mining subsidiaries for mining facilities and equipment through sale and leaseback transactions. In accordance with SFAS 98, the transactions did not qualify as sales and leasebacks for accounting purposes and therefore are shown as other long-term debt. The terms on the remaining long-term debt obligation including renewals end on December 24, 2001 and contain a bargain purchase option at expiration of the agreement. At December 31, 2000, the interest rate was 6.98%.


         At December 31, 2000, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2001                       $  117,506
2002                             -
2003                          145,985
2004                          223,000
2005                             -
Later Years                   718,725
                           ----------
  Total Principal Amount    1,205,216
Unamortized Discount           (9,723)
                           ----------
    Total                  $1,195,493
                           ==========

OHIO POWER COMPANY AND SUBSIDIARIES
Index to Notes to Consolidated Financial Statements


The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                     Combined
                                                     Footnote
                                                     Reference

Significant Accounting Policies                      Note 1

Extraordinary Items                                  Note 2

Rate Matters                                         Note 5

Effects of Regulation                                Note 6

Industry Restructuring                               Note 7

Commitments and Contingencies                        Note 8

Staff Reductions                                     Note 11

Benefit Plans                                        Note 12

Business Segments                                    Note 14

Financial Instruments, Credit and Risk Management    Note 15

Income Taxes                                         Note 16

Supplementary Information                            Note 17

Leases                                               Note 18

Lines of Credit and Factoring of Receivables         Note 19

Unaudited Quarterly Financial Information            Note 20

Related Party Transactions                           Note 23

INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of
Directors of Ohio Power Company:

     We  have  audited  the   accompanying   consolidated   balance  sheets  and
consolidated statements of capitalization of Ohio Power Company and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ohio Power Company and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
Columbus, Ohio
February 26, 2001

                       PUBLIC SERVICE COMPANY OF OKLAHOMA
                                AND SUBSIDIARIES



                                      I-11
PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARIES
Selected Consolidated Financial Data


                                                 Year Ended December 31,
                               -----------------------------------------------------------
                                  2000         1999        1998        1997        1996
                                  ----         ----        ----        ----        ----
                                                      (in thousands)
INCOME STATEMENTS DATA:

  Operating Revenues           $  962,609    $749,390    $780,159    $712,690    $735,265
  Operating Expenses              865,940     650,677     665,085     630,666     635,527
                               ----------    --------    --------    --------    --------
  Operating Income                 96,669      98,713     115,074      82,024      99,738
  Nonoperating Income (Loss)        8,974         946         (91)      1,649     (35,511)
                               ----------    --------    --------    --------    --------
  Income Before Interest
    Charges                       105,643      99,659     114,983      83,673      64,227
  Interest Charges                 38,980      38,151      38,074      37,218      34,748
                               ----------    --------    --------    --------    --------
  Net Income                       66,663      61,508      76,909      46,455      29,479
  Preferred Stock Dividend
    Requirements                      212         212         213         364         816
  Gain On Reacquired
    Preferred Stock                  -           -           -          4,211        -
                               ----------    --------    --------    --------    --------
  Earnings Applicable to
    Common Stock               $   66,451    $ 61,296    $ 76,696    $ 50,302    $ 28,663
                               ==========    ========    ========    ========    ========

                                                       December 31,
                               -----------------------------------------------------------
                                  2000        1999        1998        1997        1996
                                  ----        ----        ----        ----        ----
                                                     (in thousands)
BALANCE SHEETS DATA:

  Electric Utility Plant       $2,604,670  $2,459,705  $2,391,722  $2,339,908  $2,290,175
  Accumulated Depreciation
    and Amortization            1,150,253   1,114,255   1,082,081   1,031,322     987,283
                               ----------  ----------  ----------  ----------  ----------
  Net Electric Utility Plant   $1,454,417  $1,345,450  $1,309,641  $1,308,586  $1,302,892
                               ==========  ==========  ==========  ==========  ==========

  Total Assets                 $2,142,156  $1,524,726  $1,470,939  $1,464,562  $1,447,107
                               ==========  ==========  ==========  ==========  ==========

  Common Stock and Paid-in
    Capital                    $  337,230  $  337,230  $  337,230  $  337,230  $  337,230
  Retained Earnings               137,688     139,237     142,941     135,245     143,944
                               ----------  ----------  ----------  ----------  ----------
  Total Common Shareholder's
    Equity                     $  474,918  $  476,467  $  480,171  $  472,475  $  481,174
                               ==========  ==========  ==========  ==========  ==========

  Cumulative Preferred Stock:
    Not Subject to Mandatory
      Redemption               $    5,283  $    5,286  $    5,287  $    5,287  $   19,826
                               ==========  ==========  ==========  ==========  ==========

  Preferred Securities of
    Subsidiary Trust           $   75,000  $   75,000  $   75,000  $   75,000  $     -
                               ==========  ==========  ==========  ==========  ===========

  Long-term Debt (a)           $  470,822  $  384,516  $  384,064  $  438,703  $  438,369
                               ==========  ==========  ==========  ==========  ==========

  Total Capitalization
    and Liabilities            $2,142,156  $1,524,726  $1,470,939  $1,464,562  $1,447,107
                               ==========  ==========  ==========  ==========  ==========



(a) Including portion due within one year.

PUBLIC SERVICE COMPANY OF OKLAHOMA
Management's Narrative Analysis
of Results of Operations

       PSO is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to approximately 499,000 retail customers in eastern and southwestern Oklahoma. PSO also sells electric power at wholesale to other utilities, municipalities and rural electric cooperatives. PSO participates in power marketing and trading activities conducted on its behalf by the AEP System.

       PSO shares in the revenues and costs of the AEP Power Pool wholesale sales to and net forward trades with other utility systems and power marketers. Revenues from trading of electricity are recorded net of purchases as operating revenues.

Results of Operations Rise

         Net income increased $5.2 million or 8.4% in 2000 due mainly to a gain from the sale of a minority interest in Scientech, Inc. Scientech provides services, systems and instruments, which describe, regulate, monitor and enhance the safety and reliability of power plant operations and their environmental impact.

Operating Revenues

        Operating revenues rose 28% due to an increase in fuel and purchased power revenues, reflecting price increases in fuel and purchased power expenses, and an increase in power sales to neighboring utilities and power marketers. Changes in the components of operating revenues were as follows:



                              Increase
                         From Previous Year
(dollars in millions)      Amount       %
----------------------     ------       -

Retail:
  Residential              $ 65.8      22
  Commercial                 52.2      23
  Industrial                 37.4      23
  Other                       1.9      20
                           ------
                            157.3
Wholesale                    54.8     140
Transmission and Other        1.1       6
                           ------     ---
     Total                 $213.2      28
                           ======     ===

         Revenues from retail customers increased as a result of an increase in fuel-related revenues that reflect rising prices for natural gas used for generation and higher purchased power prices. The Oklahoma fuel clause recovery mechanism provides for the accrual of fuel-related revenues until reviewed and approved for billing to customers by the Oklahoma Corporation Commission. The accrual of additional fuel and purchased power revenues is offset by increases in fuel and purchased power expenses. As a result, accrued fuel-related revenues do not impact results of operations.

         The increase in wholesale revenues is attributable to increased sales volumes to other utilities and prices reflecting the increase in gas prices and PSO's participation in the AEP System's power marketing and trading operations. The volume of electricity sales to other utilities, both affiliated and unaffiliated, increased as demand for energy rose in response to warmer summer weather. Since PSO became a subsidiary of AEP in June 2000 as a result of a merger with CSW, PSO shares in the AEP System's power marketing and trading transactions with other entities. Trading involves the purchase and sale of substantial amounts of electricity at wholesale to non-affiliated parties. Revenues from trading are recorded net of purchases.

Operating Expenses Increase

        Operating expenses were $215.3 million more in 2000 than in 1999 largely as a result of increased fuel and purchased power expenses. Changes in the components of operating expenses were as follows:

                         Increase (Decrease)
                         From Previous Year
(dollars in millions)      Amount       %
----------------------     ------       -

Fuel Expense               $133.6      50
Purchased Power Expense      80.2     107
Other Operation              (0.2)    N.M.
Depreciation and
 Amortization                 1.7       2
Taxes Other Than Federal
 Income Taxes                (1.7)     (5)
Federal Income Taxes          1.7       6
                           ------
     Total                 $215.3      33
                           ======
N.M. = Not Meaningful

        The increases in fuel and purchased power were due primarily to a rise in the average unit fuel cost and higher prices for economy energy purchases reflecting an increase in natural gas prices. As discussed above, changes in fuel and purchased power expenses are generally reflected in revenues on an accrual basis and as such did not impact results of operations.

Nonoperating Income

         Nonoperating income increased $8 million primarily due to the gain from the sale of PSO's minority interest in Scientech, Inc. in 2000.



PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARIES
Consolidated Statements of
Income
-----------------------------------------------------------------------------------------------

                                                           Year Ended December 31,
                                                   ---------------------------------------
                                                      2000           1999         1998
                                                      ----           ----         ----
                                                                (in thousands)

OPERATING REVENUES                                  $962,609       $749,390     $780,159
                                                    --------       --------     --------

OPERATING EXPENSES:
  Fuel                                               402,933        269,316      309,969
  Purchased Power                                    155,087         74,893       57,222
  Other Operation                                    121,697        121,896      109,285
  Maintenance                                         45,858         45,809       36,981
  Depreciation and Amortization                       76,418         74,736       72,671
  Taxes Other Than Federal Income Taxes               33,235         34,970       36,733
  Federal Income Taxes                                30,712         29,057       42,224
                                                    --------       --------     --------
           Total Operating Expenses                  865,940        650,677      665,085
                                                    --------       --------     --------

OPERATING INCOME                                      96,669         98,713      115,074

NONOPERATING INCOME (LOSS)                             8,974            946          (91)
                                                    --------       --------     --------

INCOME BEFORE INTEREST CHARGES                       105,643         99,659      114,983

INTEREST CHARGES                                      38,980         38,151       38,074
                                                    --------       --------     --------

NET INCOME                                            66,663         61,508       76,909

PREFERRED STOCK DIVIDEND REQUIREMENTS                    212            212          213
                                                    --------       --------     --------

EARNINGS APPLICABLE TO COMMON STOCK                 $ 66,451       $ 61,296     $ 76,696
                                                    ========       ========     ========

Consolidated Statements of Retained Earnings
-------------------------------------------------------------------------------------------------------------------------------

                                                           Year Ended December 31,
                                                   ---------------------------------------
                                                      2000           1999         1998
                                                      ----           ----         ----
                                                                (in thousands)
BALANCE AT BEGINNING OF PERIOD AS
 PREVIOUSLY REPORTED                                $142,019       $144,626     $136,996
CONFORMING CHANGE IN ACCOUNTING POLICY                (2,782)        (1,685)      (1,751)
                                                    --------       --------     --------
ADJUSTED BALANCE AT BEGINNING OF PERIOD              139,237        142,941      135,245
NET INCOME                                            66,663         61,508       76,909
DEDUCTIONS:
  Cash Dividends Declared:
    Common Stock                                      68,000         65,000       69,000
    Preferred Stock                                      212            212          213
                                                    --------       --------     --------

BALANCE AT END OF PERIOD                            $137,688       $139,237     $142,941
                                                    ========       ========     ========

See Notes to Consolidated Financial Statements beginning on page L-1.


PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARIES
Consolidated Balance
Sheets
-----------------------------------------------------------------------------

                                                                     December 31,
                                                                 2000            1999
                                                                    (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
 Production                                                   $  914,096      $  916,889
 Transmission                                                    396,695         392,029
 Distribution                                                    938,053         897,516
 General                                                         206,731         217,368
 Construction Work in Progress                                   149,095          35,903
                                                              ----------      ----------
         Total Electric Utility Plant                          2,604,670       2,459,705
 Accumulated Depreciation and Amortization                     1,150,253       1,114,255
                                                              ----------      ----------
         NET ELECTRIC UTILITY PLANT                            1,454,417       1,345,450
                                                              ----------      ----------


OTHER PROPERTY AND INVESTMENTS                                    38,211          46,205
                                                              ----------      ----------

LONG-TERM ENERGY TRADING CONTRACTS                                52,629            -
                                                              ----------      -----------


CURRENT ASSETS:
 Cash and Cash Equivalents                                        11,301           3,173
 Accounts Receivable:
  Customers                                                       60,424          32,301
  Affiliated Companies                                             3,453           2,283
  Allowance for Uncollectible Accounts                              (467)           -
 Fuel - at LIFO cost                                              28,113          24,143
 Materials and Supplies - at average cost                         29,642          34,289
 Under-recovered Fuel Costs                                       43,267           6,469
 Energy Trading Contracts                                        382,380            -
 Prepayments                                                       1,559           1,572
                                                              ----------      ----------
         TOTAL CURRENT ASSETS                                    559,672         104,230
                                                              ----------      ----------


REGULATORY ASSETS                                                 29,338          16,717
                                                              ----------      ----------


DEFERRED CHARGES                                                   7,889          12,124
                                                              ----------      ----------


           TOTAL                                              $2,142,156      $1,524,726
                                                              ==========      ==========

See Notes to Consolidated Financial Statements beginning on page L-1.



PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------

                                                                      December 31,
                                                               --------------------------
                                                                  2000            1999
                                                                  ----            ----
                                                                     (in thousands)

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock - $15 Par Value:
    Authorized Shares: 11,000,000
    Issued Shares: 10,482,000
    Outstanding Shares: 9,013,000                              $  157,230     $  157,230
  Paid-in Capital                                                 180,000        180,000
  Retained Earnings                                               137,688        139,237
                                                               ----------     ----------
          Total Common Shareholder's Equity                       474,918        476,467
                                                               ----------     ----------

Cumulative Preferred Stock Not Subject
    To Mandatory Redemption                                         5,283          5,286
PSO-Obligated, Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely Junior
  Subordinated Debentures of PSO                                   75,000         75,000
Long-term Debt                                                    450,822        364,516
                                                               ----------     ----------

          TOTAL CAPITALIZATION                                  1,006,023        921,269
                                                               ----------     ----------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year                               20,000         20,000
  Advances from Affiliates                                         81,120         79,169
  Accounts Payable - General                                      104,379         44,088
  Accounts Payable - Affiliated Companies                          64,556         35,517
  Customer Deposits                                                19,294         17,751
  Taxes Accrued                                                     1,659         18,480
  Interest Accrued                                                  8,336          5,420
  Energy Trading Contracts                                        389,279           -
  Other                                                            12,137          8,059
                                                               ----------     ----------

          TOTAL CURRENT LIABILITIES                               700,760        228,484
                                                               ----------     ----------

DEFERRED INCOME TAXES                                             312,060        281,916
                                                               ----------     ----------

DEFERRED INVESTMENT TAX CREDITS                                    35,783         37,574
                                                               ----------     ----------

REGULATORY LIABILITIES AND DEFERRED CREDITS                        35,292         55,483
                                                               ----------     ----------

LONG-TERM ENERGY TRADING CONTRACTS                                 52,238           -
                                                               ----------     -----------

CONTINGENCIES (Note 8)

            TOTAL                                              $2,142,156     $1,524,726
                                                               ==========     ==========

See Notes to Consolidated Financial Statements beginning on page L-1.

PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARIES
Consolidated Statements of Cash
Flows
------------------------------------------------------------------------------------------------------------------------

                                                             Year Ended December 31,
                                                    -------------------------------------
                                                      2000          1999          1998
                                                      ----          ----          ----
                                                               (in thousands)

OPERATING ACTIVITIES:
  Net Income                                        $  66,663     $  61,508     $  76,909
  Adjustments for Noncash Items:
   Depreciation and Amortization                       76,418        74,736        72,671
   Deferred Income Taxes                               25,453        14,521        (1,651)
   Deferred Investment Tax Credits                     (1,791)       (1,791)       (1,795)
  Changes in Certain Assets and Liabilities:
   Accounts Receivable (net)                          (28,826)       (1,668)      (13,308)
   Fuel, Materials and Supplies                           677        (8,985)       (5,809)
   Other Property and Investments                       7,994        (2,108)       (2,835)
   Accounts Payable                                    89,330        (8,000)        2,196
   Taxes Accrued                                      (16,821)       (4,615)       23,095
   Fuel Recovery                                      (36,798)      (21,709)       30,605
  Transmission Coordination Agreement Settlement      (15,063)       15,063          -
  Other (net)                                          (1,621)       (5,509)       13,035
                                                    ---------     ---------     ---------
     Net Cash Flows From Operating Activities         165,615       111,443       193,113
                                                    ---------     ---------     ---------

INVESTING ACTIVITIES:
  Construction Expenditures                          (176,851)     (103,122)      (68,897)
  Proceeds from Sales of Property and Other Items        -           (8,659)       (8,271)
                                                    ---------     ---------     ---------
    Net Cash Flows Used For Investing Activities     (176,851)     (111,781)      (77,168)
                                                    ---------     ---------     ---------

FINANCING ACTIVITIES:
 Issuance of Long-term Debt                           105,625        33,232          -
 Retirement of Long-term Debt                         (20,000)      (33,700)      (55,231)
 Change in Advances from Affiliates (net)               1,951        63,277        11,018
 Dividends Paid on Common Stock                       (68,000)      (65,000)      (69,000)
 Dividends Paid on Cumulative Preferred Stock            (212)         (212)         (213)
                                                    ---------     ---------     ---------
    Net Cash Flows From (Used For)
      Financing Activities                             19,364        (2,403)     (113,426)
                                                    ---------     ---------     ---------

Net Increase (Decrease) in Cash and Cash Equivalents    8,128        (2,741)        2,519
Cash and Cash Equivalents January 1                     3,173         5,914         3,395
                                                    ---------     ---------     ---------
Cash and Cash Equivalents December 31               $  11,301     $   3,173     $   5,914
                                                    =========     =========     =========

Supplemental Disclosure:
 Cash paid for interest net of capitalized amounts was $33,732,000,  $37,081,000
 and  $37,772,000  and  for  income  taxes  was  $25,786,000,   $23,871,000  and
 $37,712,000 in 2000, 1999, and 1998, respectively.

See Notes to Consolidated Financial Statements beginning on page L-1.

PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARIES
Consolidated Statements of
Capitalization
----------------------------------------------------------------------------------------------------------------------------

                                                                                          December 31,
                                                                                 -----------------------------
                                                                                    2000             1999
                                                                                    ----             ----
                                                                                       (in thousands)

COMMON SHAREHOLDER'S EQUITY                                                      $  474,918        $  476,467
                                                                                 ----------        ----------

PREFERRED  STOCK  -  authorized  shares  700,000,   cumulative  $100  par  value
redeemable at the option of PSO upon 30 days notice.

            Call Price                                             Shares
           December 31,      Number of Shares Redeemed          Outstanding
Series         2000            Year Ended December 31,       December 31, 2000
------     ------------     ----------------------------     -----------------
                              2000      1999      1998
                              ----      ----      ----

Not Subject to Mandatory Redemption:

4.00%        $105.75          25         9         -                44,606            4,460             4,463
4.24%         103.19           -         -         -                 8,069              807               807
Premium                                                                                  16                16
                                                                                 ----------        ----------
                                                                                      5,283             5,286
                                                                                 ----------        ----------

TRUST PREFERRED SECURITIES
  PSO-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures of PSO, 8.00%,
   due April 30, 2037                                                                75,000            75,000
                                                                                 ----------        ----------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                317,465           337,160
Installment Purchase Contracts                                                       47,357            47,356
Senior Unsecured Notes                                                              106,000              -
Less Portion Due Within One Year                                                    (20,000)          (20,000)
                                                                                 ----------        ----------

Long-term Debt Excluding Portion Due Within One Year                                450,822           364,516
                                                                                 ----------        ----------

  TOTAL CAPITALIZATION                                                           $1,006,023        $  921,269
                                                                                 ==========        ==========


See Notes to Consolidated Financial Statements beginning on page L-1.


PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARIES
Schedule of Long-term Debt
-------------------------------------------------------

First mortgage bonds outstanding were as follows:
                             December 31,
                         --------------------
                           2000       1999
                           ----       ----
                          (in thousands)
% Rate Due
6.43   2000 - March 30   $   -      $ 10,000
5.89   2000 - December 15    -        10,000
5.91   2001 - March 1       6,000      6,000
6.02   2001 - March 1       5,000      5,000
6.02   2001 - March 1       9,000      9,000
6.25   2003 - April 1      35,000     35,000
7.25   2003 - July 1       65,000     65,000
7.38   2004 - December 1   50,000     50,000
6.50   2005 - June 1       50,000     50,000
7.38   2023 - April 1     100,000    100,000
Unamortized Discount       (2,535)    (2,840)
                         --------   --------
                         $317,465   $337,160

         Certain indentures relating to the first mortgage bonds contain improvement, maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

         Installment purchase contracts have been entered into in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                             December 31,
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
Oklahoma Environmental
 Finance Authority (OEFA):

5.90   2007 - December 1  $ 1,000    $ 1,000

Oklahoma Development
 Finance Authority (ODFA):
4.875  2014 - June 1       33,700     33,700

Red River Authority
  of Texas:
6.00   2020 - June 1       12,660     12,660
Unamortized Discount           (3)        (4)
                          -------    -------
  Total                   $47,357    $47,356
                          =======    =======



         Under the terms of the installment purchase contracts, PSO is required to pay amounts sufficient to enable the payment of interest on and the principal (at stated maturities and upon mandatory redemptions) of related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

Senior unsecured notes outstanding were as follows:

                            December 31,
                          2000       1999
                          ----       ----
                           (in thousands)
% Rate Due
------ ------------------
 (a)   2002 - November 21 $106,000 $   -
                          ======== =========

 (a) A floating interest rate is determined monthly.
     The rate on December 31, 2000 was 7.376%.

     At December 31, 2000, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)

2001                        $ 20,000
2002                         106,000
2003                         100,000
2004                          50,000
2005                          50,000
Later Years                  147,360
                            --------
  Total Principal Amount     473,360
Unamortized Discount          (2,538)
                            --------

    Total                   $470,822
                            ========

PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARIES
Index to Notes to Consolidated Financial Statements


The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                    Combined
                                    Footnote
                                                                  Reference


Significant Accounting Policies                                   Note 1

Merger                                                            Note 3

Effects of Regulation                                             Note 6

Industry Restructuring                                            Note 7

Commitments and Contingencies                                     Note 8

Benefit Plans                                                     Note 12

Business Segments                                                 Note 14

Financial Instruments, Credit and Risk Management                 Note 15

Income Taxes                                                      Note 16

Lines of Credit and Factoring of Receivables                      Note 19

Unaudited Quarterly Financial Information                         Note 20

Trust Preferred Securities                                        Note 21

Jointly Owned Electric Utility Plant                              Note 22

Related Party Transactions                                        Note 23

INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of
Directors of Public Service Company of Oklahoma:

       We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of Public Service Company of Oklahoma and subsidiaries as of December 31, 2000, and the related consolidated statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 1999 and 1998, before the restatement described in Note 3 to the consolidated financial statements, were audited by other auditors whose report, dated February 25, 2000, expressed an unqualified opinion on those statements.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

       In our opinion, the 2000 consolidated financial statements present fairly, in all material respects, the financial position of Public Service Company of Oklahoma and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

       We also audited the adjustments described in Note 3 that were applied to restate the 1999 and 1998 consolidated financial statements to give retroactive effect to the conforming change in the method of accounting for vacation pay accruals. In our opinion, such adjustments are appropriate and have been properly applied.



DELOITTE & TOUCHE LLP
Columbus, Ohio
February 26, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Public Service Company Oklahoma:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Public Service Company of Oklahoma (an Oklahoma corporation and a wholly owned subsidiary of Central and South West Corporation) and subsidiary companies as of December 31, 1999, and the related consolidated statements of income, retained earnings and cash flows, for each of the two years in the period ended December 31, 1999 prior to the restatement (and, therefore, are not presented herein) for the retroactive effect of the conforming change in the method of accounting for vacation pay accruals and certain conforming reclassifications to the historical financial statements as described in Note 3 to the restated consolidated financial statements. These financial statements are the responsibility of Public Service Company of Oklahoma's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements prior to the restatement referred to above present fairly, in all material respects, the financial position of Public Service Company of Oklahoma and subsidiary companies as of December 31, 1999, and results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.






Arthur Andersen LLP

Dallas, Texas
February 25, 2000

                       SOUTHWESTERN ELECTRIC POWER COMPANY
                                AND SUBSIDIARIES



                                      J-12
SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Selected Consolidated Financial
Data
------------------------------------------------------------------------------------------------------------------------------

                                                Year Ended December 31,
                               -----------------------------------------------------------
                                  2000         1999        1998        1997        1996
                                  ----         ----        ----        ----        ----
                                                      (in thousands)
INCOME STATEMENTS DATA:

  Operating Revenues           $1,124,210    $971,527    $952,952    $939,869    $920,786
  Operating Expenses              995,932     824,465     802,274     800,396     786,669
                               ----------    --------    --------    --------    --------
  Operating Income                128,278     147,062     150,678     139,473     134,117
  Nonoperating Income (Loss)        3,851      (1,965)      2,451       4,029     (21,178)
                               ----------    --------    --------    --------    --------
  Income Before Interest
    Charges                       132,129     145,097     153,129     143,502     112,939
  Interest Charges                 59,457      58,892      55,135      50,536      50,349
                               ----------    --------    --------    --------    --------
  Income Before Extraordinary
    Item                           72,672      86,205      97,994      92,966      62,590
  Extraordinary Loss                 -         (3,011)       -           -           -
                               ----------    --------    --------    --------    --------
  Net Income                       72,672      83,194      97,994      92,966      62,590
  Preferred Stock Dividend
    Requirements                      229         229         705       2,467       3,053
  Gain (Loss) on Reacquired
    Preferred Stock                  -           -           (856)      1,819        -
                               ----------    --------    --------    --------    ---------
  Earnings Applicable to
    Common Stock               $   72,443    $ 82,965    $ 96,433    $ 92,318    $ 59,537
                               ==========    ========    ========    ========    ========

                                                       December 31,
                               -----------------------------------------------------------
                                  2000        1999        1998        1997        1996
                                  ----        ----        ----        ----        ----
                                                     (in thousands)
BALANCE SHEETS DATA:

  Electric Utility Plant       $3,319,024  $3,231,431  $3,157,911  $3,081,443  $3,044,314
  Accumulated Depreciation
    and Amortization            1,457,005   1,384,242   1,317,057   1,225,865   1,192,356
                               ----------  ----------  ----------  ----------  ----------
  Net Electric Utility Plant   $1,862,019  $1,847,189  $1,840,854  $1,855,578  $1,851,958
                               ==========  ==========  ==========  ==========  ==========

  Total Assets                 $2,662,534  $2,106,215  $2,081,454  $2,134,618  $2,141,999
                               ==========  ==========  ==========  ==========  ==========

  Common Stock and Paid-in
    Capital                    $  380,660  $  380,660  $  380,660  $  380,660  $  380,660
  Retained Earnings               293,989     283,546     296,581     320,148     317,835
                               ----------  ----------  ----------  ----------  ----------
  Total Common Shareholder's
    Equity                     $  674,649  $  664,206  $  677,241  $  700,808  $  698,495
                               ==========  ==========  ==========  ==========  ==========

  Preferred Stock              $    4,704  $    4,706  $    4,707  $   30,639  $   48,496
                               ==========  ==========  ==========  ==========  ==========

  Trust Preferred Securities   $  110,000  $  110,000  $  110,000  $  110,000  $     -
                               ==========  ==========  ==========  ==========  ==========

  Long-term Debt (a)           $  645,963  $  541,568  $  587,673  $  589,980  $  642,555
                               ==========  ==========  ==========  ==========  ==========

  Total Capitalization
    and Liabilities            $2,662,534  $2,106,215  $2,081,454  $2,134,618  $2,141,999
                               ==========  ==========  ==========  ==========  ==========

(a) Including portion due within one year.


SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Management's Discussion and Analysis of Results of Operations

       SWEPCo is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to approximately 428,000 retail customers in northeastern Texas, northwestern Louisiana, and western Arkansas. SWEPCo also sells electric power at wholesale to other utilities, municipalities and rural electric cooperatives. SWEPCo participates in power marketing and trading activities conducted on its behalf by the AEP System.

       SWEPCo shares in the revenues and costs of the AEP Power Pool's wholesale sales to and net forward trades with other utility systems and power marketers. Revenues from trading of electricity are recorded net of purchases as operating revenues.

Results of Operations

         The $10.5 million or 13% decrease in net income in 2000 is due to increased operating expenses. While the $14.8 million or 15% decrease in 1999 is primarily the result of increased other operation and maintenance expenses, the write-off of acquisition expenses attributable to CSW's efforts to acquire the non-nuclear assets of Cajun Power Cooperative, increased interest charges and the effect of an extraordinary loss from the discontinued regulatory accounting for SWEPCo's Texas and Arkansas generating business.

Operating Revenues

       Operating revenues significantly increased in 2000 from higher fuel and purchased power revenues due to increased fuel and purchased power expense, increased retail energy sales, the post merger favorable impact of AEP's power marketing and trading operations, which added new wholesale revenues, and the effect of an unfavorable revenue adjustment in 1999 as a result of FERC's approval of a transmission coordination agreement. The transmission coordination agreement provides the means by which the AEP West electric operating companies plan, operate and maintain their separate transmission assets as a single system. The agreement also establishes the method by which these companies allocate transmission revenues received under open access transmission tariffs. In 1999 the AEP West electric operating companies filed a revised transmission coordination agreement which included changes that ensure a revenue allocation in proportion to each company's respective revenue requirement for service it provides under a revised open access transmission tariff. In the third quarter of 1999, SWEPCo and the other AEP West electric operating companies recorded the estimated impact of the reallocation of open access transmission tariff revenues to 1997 which caused SWEPCo to record a reduction to revenues in the third quarter of 1999.

       The following analyzes the changes in operating revenues:

                    Increase (Decrease)
                    From Previous Year
(dollars in millions)
---------------------
                     2000           1999
               ------------------------------
               Amount    %    Amount     %

Retail:
  Residential  $ 32.7         $(19.9)
  Commercial     21.1            0.5
  Industrial     18.4            1.6
  Other           3.3            1.0
               ------         ------
                 75.5    10    (16.8)   (2)

Wholesale        68.7    40     32.2    23
Transmission     32.1   N.M.    (5.3) N.M.
Other           (23.6)  (86)     8.5    44
               ------         ------
     Total     $152.7    16   $ 18.6     2
               ======         ======

N.M. = Not Meaningful

       Revenues from retail customers increased in 2000 as a result of an increase in fuel and purchased power revenues and a rise in sales volume caused by warmer summer temperatures. The increase in fuel and purchased power revenues reflects rising prices for natural gas used for generation and related higher costs for purchased power. The Texas and Arkansas fuel clause recovery mechanisms provide for the accrual of fuel-related revenues until reviewed and approved for billing to customers by the regulator. The accrual of additional fuel-related revenues is generally offset by increases in fuel and purchased power expenses. As a result fuel-related revenues do not impact results of operations.

       The significant increase in wholesale revenues in 2000 is attributable to increased sales to other utilities and SWEPCo's initial participation in the AEP System's power marketing and trading operations after the merger of CSW and AEP. The volume of wholesale electricity sales to other utilities, both affiliated and unaffiliated, increased as demand for energy rose in response to warmer summer weather. Since SWEPCo became a subsidiary of AEP as a result of the merger in June 2000, SWEPCo shares in the AEP System's power marketing and trading transactions with other entities. Trading transactions involve the purchase and sale of substantial amounts of electricity which are accounted for as revenues net of purchases.

       Wholesale revenues increased 23% in 1999 due mainly to an increase in sales to other utilities as a result of increased demand.

Operating Expenses Increase

       Total operating expenses increased 21% in 2000 primarily due to significant increases in the cost of fuel and purchased power. In 1999 the operating expenses increased 3% primarily due to increased maintenance expense. The changes in the components of operating expenses were:

                    Increase (Decrease)
                    From Previous Year
                   (dollars in millions)
                   ---------------------
                     2000           1999
               ------------------------------
                Amount    %    Amount     %

Fuel            $119.2   31    $ 8.2      2
Purchased Power   40.4  108      1.9      5
Other Operation   17.1   12      1.8      1
Maintenance       10.9   17     13.0     25
Depreciation and
 Amortization     (4.2)  (4)    10.3     11
Taxes Other Than
 Federal Income
 Taxes            (2.2)  (4)    (3.7)    (6)
Federal Income
 Taxes            (9.8) (29)    (9.3)   (22)
                ------         -----
     Total      $171.4   21    $22.2      3
                ======         =====

       Fuel expense increased in 2000 and 1999 due to an increase in the average unit cost of fuel as a result of an increase in the spot market price for natural gas and an increase in generation to meet the rise in retail and wholesale demand for electricity. The modest increase in fuel expense in 1999 resulted from an increase in the generation of electricity to meet the rising wholesale demand for electricity.

       The major increase in purchased power expense in 2000 was primarily caused by an increase in firm energy contract purchases, increased capacity charges and increased economy energy purchases. Purchased power expense for 1999 increased due primarily to an increase in economy energy purchases.

       Other operation expense increased in 2000 due primarily to increased regulatory and consulting expenses.

       Maintenance expense increased in 2000 as a result of costs to restore service and make repairs following a severe ice storm in December. The increase in 1999 can be attributed to higher power station maintenance, increased tree-trimming and additional overhead line maintenance.

       The increase in depreciation and amortization in 1999 is the result of increased depreciable plant and a provision for excess earnings. The Texas Legislation provides that each year during the 1999 through 2001 rate freeze period, electric utilities are subject to an earnings test. See description of earnings test in Note 7 of the Notes to Consolidated Financial Statements.

       A decline in franchise taxes in 2000 and ad valorem taxes in 1999 led to the reduction in taxes other than federal income taxes in 2000 and 1999.

       The decreases in federal income tax expense attributable to operations in 2000 and 1999 were primarily due to decreases in pre-tax operating income and an unfavorable tax accrual adjustment made in 1998.

Nonoperating Income

       The increase in nonoperating income in 2000 was due to the effect of a 1999 write off of Cajun Electric Power Cooperative acquisition expenses following CSW's decision not to continue to pursue the acquisition of Cajun Electric Power Cooperative non-nuclear assets. SWEPCo had deferred approximately $13 million in acquisition costs related to its attempt to acquire Cajun's non-nuclear assets.

Interest Charges

       Interest charges for 1999 increased primarily due to increased levels of short-term borrowings and additional interest expenses in connection with changes to the transmission coordination agreements.

Extraordinary Loss

       An extraordinary loss of $3 million net of tax was recorded in the third quarter of 1999 when SWEPCo discontinued the application of SFAS 71 regulatory accounting for the generation portion of its business in Texas and Arkansas as a result of legislation passed in those states providing for a transition from cost based rate regulation for SWEPCo's generation business to customer choice market pricing.

SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of  Income
-----------------------------------------------------------

                            Year Ended December 31,
                                                      2000           1999         1998
                                                      ----           ----         ----
                                                                (in thousands)

OPERATING REVENUES                                 $1,124,210      $971,527     $952,952
                                                   ----------      --------     --------

OPERATING EXPENSES:
  Fuel                                                498,805       379,597      371,414
  Purchased Power                                      77,792        37,371       35,483
  Other Operation                                     159,459       142,385      140,627
  Maintenance                                          75,123        64,241       51,219
  Depreciation and Amortization                       104,679       108,831       98,479
  Taxes Other Than Federal Income Taxes                56,283        58,458       62,207
  Federal Income Taxes                                 23,791        33,582       42,845
                                                   ----------      --------     --------
           Total Operating Expenses                   995,932       824,465      802,274
                                                   ----------      --------     --------

OPERATING INCOME                                      128,278       147,062      150,678

NONOPERATING INCOME (LOSS)                              3,851        (1,965)       2,451
                                                   ----------      --------     --------

INCOME BEFORE INTEREST CHARGES                        132,129       145,097      153,129

INTEREST CHARGES                                       59,457        58,892       55,135
                                                   ----------      --------     --------

INCOME BEFORE EXTRAORDINARY ITEM                       72,672        86,205       97,994

EXTRAORDINARY LOSS (net of tax of $1,621,000)            -           (3,011)        -
                                                   ----------      --------     ---------

NET INCOME                                             72,672        83,194       97,994

PREFERRED STOCK DIVIDEND REQUIREMENTS                     229           229          705

LOSS ON REACQUIRED PREFERRED STOCK                       -             -            (856)
                                                   ----------      --------     --------

EARNINGS APPLICABLE TO COMMON STOCK                $   72,443      $ 82,965     $ 96,433
                                                   ==========      ========     ========


Consolidated Statements of Retained Earnings

BALANCE AT BEGINNING OF PERIOD AS
  PREVIOUSLY REPORTED                                $288,019      $300,592     $324,050
  Conforming Change in Accounting Policy               (4,473)       (4,011)      (3,902)
                                                     --------      --------     --------

ADJUSTED BALANCE AT BEGINNING OF PERIOD               283,546       296,581      320,148
NET INCOME                                             72,672        83,194       97,994
LOSS ON REACQUIRED PREFERRED STOCK                       -             -            (856)

DEDUCTIONS:
  Cash Dividends Declared:
    Common Stock                                       62,000        96,000      120,000
    Preferred Stock                                       229           229          705
                                                     --------      --------     --------

BALANCE AT END OF PERIOD                             $293,989      $283,546     $296,581
                                                     ========      ========     ========

See Notes to Consolidated Financial Statements beginning on page L-1.

SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
----------------------------------------------------------------------------------------


                                                                      December 31,
                                                                  2000            1999
                                                                     (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
 Production                                                    $1,414,527      $1,402,062
 Transmission                                                     519,317         484,327
 Distribution                                                   1,001,237         958,318
 General                                                          325,948         333,949
 Construction Work in Progress                                     57,995          52,775
                                                               ----------      ----------
         Total Electric Utility Plant                           3,319,024       3,231,431
 Accumulated Depreciation and Amortization                      1,457,005       1,384,242
                                                               ----------      ----------
         NET ELECTRIC UTILITY PLANT                             1,862,019       1,847,189
                                                               ----------      ----------


OTHER PROPERTY AND INVESTMENTS                                     39,627          37,080
                                                               ----------      ----------

LONG-TERM ENERGY TRADING CONTRACTS                                 63,028            -
                                                               ----------      -----------

CURRENT ASSETS:
 Cash and Cash Equivalents                                          1,907           3,043
 Accounts Receivable:
  Customers                                                        42,310          49,939
  Affiliated Companies                                             11,419           6,053
  Allowance for Uncollectible Accounts                               (911)         (4,428)
 Fuel Inventory - at average cost                                  40,024          60,844
 Materials and Supplies - at average cost                          25,137          26,420
 Under-recovered Fuel Costs                                        35,469            -
 Energy Trading Contracts                                         457,936            -
 Prepayments                                                       16,780          15,953
                                                               ----------      ----------
         TOTAL CURRENT ASSETS                                     630,071         157,824
                                                               ----------      ----------


REGULATORY ASSETS                                                  57,082          47,180
                                                               ----------      ----------


DEFERRED CHARGES                                                   10,707          16,942
                                                               ----------      ----------


           TOTAL                                               $2,662,534      $2,106,215
                                                               ==========      ==========

See Notes to Consolidated Financial Statements beginning on page L-1.


SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES

                                                                     December 31,
                                                              ---------------------------
                                                                 2000            1999
                                                                 ----            ----
                                                                    (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
 Common Stock - $18 Par Value:
   Authorized - 7,600,000 Shares
   Outstanding - 7,536,640 Shares                             $  135,660      $  135,660
 Paid-in Capital                                                 245,000         245,000
 Retained Earnings                                               293,989         283,546
                                                              ----------      ----------
           Total Common Shareholder's Equity                     674,649         664,206
 Preferred Stock                                                   4,704           4,706
 SWEPCO - obligated, mandatorily redeemable
    preferred securities of subsidiary trust
    holding solely Junior Subordinated
    Debentures of SWEPCO                                         110,000         110,000
 Long-term Debt                                                  645,368         495,973
                                                              ----------      ----------
           TOTAL CAPITALIZATION                                1,434,721       1,274,885
                                                              ----------      ----------

OTHER NONCURRENT LIABILITIES                                      11,290           9,255
                                                              ----------      ----------

CURRENT LIABILITIES:
 Long-term Debt Due Within One Year                                  595          45,595
 Advances from Affiliates                                         16,823         140,897
 Accounts Payable - General                                      107,747          60,689
 Accounts Payable - Affiliated Companies                          36,021          39,117
 Customer Deposits                                                16,433          14,236
 Taxes Accrued                                                    11,224          24,374
 Interest Accrued                                                 13,198           9,792
 Energy Trading Contracts                                        466,198            -
 Other                                                            15,064          12,623
                                                              ----------      ----------
           TOTAL CURRENT LIABILITIES                             683,303         347,323
                                                              ----------      ----------

DEFERRED INCOME TAXES                                            399,204         376,504
                                                              ----------      ----------

DEFERRED INVESTMENT TAX CREDITS                                   53,167          57,649
                                                              ----------      ----------

REGULATORY LIABILITIES AND DEFERRED CREDITS                       18,288          40,599
                                                              ----------      ----------

LONG-TERM ENERGY TRADING CONTRACTS                                62,561            -
                                                              ----------      -----------

COMMITMENTS AND CONTINGENCIES (Note 8)

             TOTAL                                            $2,662,534      $2,106,215
                                                              ==========      ==========

See Notes to Consolidated Financial Statements beginning on page L-1.



SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
--------------------------------------------

                                                             Year Ended December 31,
                                                    -------------------------------------
                                                      2000          1999          1998
                                                      ----          ----          ----
                                                               (in thousands)

OPERATING ACTIVITIES:
  Net Income                                        $  72,672     $  83,194     $  97,994
  Adjustments for Noncash Items:
   Depreciation and Amortization                      104,679       108,831        98,479
   Deferred Income Taxes                               14,653       (17,347)      (11,909)
   Deferred Investment Tax Credits                     (4,482)       (4,565)       (4,631)
  Changes in Certain Assets and Liabilities:
   Accounts Receivable (net)                           (1,254)      (11,134)       41,077
   Fuel, Materials and Supplies                        22,103       (21,891)      (14,436)
   Accounts Payable                                    43,962       (12,953)      (25,852)
   Taxes Accrued                                      (13,150)        1,185        10,305
   Transmission Coordination Agreement Settlement     (24,406)       24,406          -
   Fuel Recovery                                      (38,357)       (2,490)       18,391
  Other (net)                                          25,208         8,731        17,045
                                                    ---------     ---------     ---------
    Net Cash Flows From Operating Activities          201,628       155,967       226,463
                                                    ---------     ---------     ---------

INVESTING ACTIVITIES:
  Construction Expenditures                          (120,671)     (111,019)      (83,120)
  Other                                                   446        (4,167)       (5,202)
                                                    ---------     ---------     ---------
    Net Cash Flows Used For Investing Activities     (120,225)     (115,186)      (88,322)
                                                    ---------     ---------     ---------

FINANCING ACTIVITIES:
  Issuance of Long-term Debt                          149,360          -             -
  Retirement of Cumulative Preferred Stock                 (1)           (1)      (27,988)
  Retirement of Long-term Debt                        (45,595)      (46,144)       (2,354)
  Change in Advances from Affiliates (net)           (124,074)      100,192        15,530
  Dividends Paid on Common Stock                      (62,000)      (96,000)     (120,000)
  Dividends Paid on Cumulative Preferred Stock           (229)         (229)       (1,183)
                                                    ---------     ---------     ---------
    Net Cash Flows Used For Financing Activities      (82,539)      (42,182)     (135,995)
                                                    ---------     ---------     ---------

Net Increase (Decrease) in Cash and
  Cash Equivalents                                     (1,136)       (1,401)        2,146
Cash and Cash Equivalents January 1                     3,043         4,444         2,298
                                                    ---------     ---------     ---------
Cash and Cash Equivalents December 31               $   1,907     $   3,043     $   4,444
                                                    =========     =========     =========

Supplemental Disclosure:
  Cash paid for interest net of capitalized amounts was $51,110,611, $55,254,000 and $50,341,000 and for income taxes was $27,993,879, $55,677,000 and
  $57,977,000 in 2000, 1999, and 1998, respectively.

See Notes to Consolidated Financial Statements beginning on page L-1.

SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of
Capitalization
------------------------------------------------------------------------------------------------

                                                                                          December 31,
                                                                                 -----------------------------
                                                                                     2000             1999
                                                                                     ----             ----
                                                                                        (in thousands)

COMMON SHAREHOLDER'S EQUITY                                                      $  674,649        $  664,206
                                                                                 ----------        ----------

PREFERRED STOCK - authorized 1,860,000 shares $100 par value

            Call Price                                             Shares
           December 31,      Number of Shares Redeemed          Outstanding
Series         2000            Year Ended December 31,       December 31, 2000
------     ------------     ----------------------------     -----------------
                              2000      1999      1998
                              ----      ----      ----

Not Subject to Mandatory Redemption:

4.28%        $103.90              -        -         -              7,386               739               739
4.65%        $102.75              -        1         -              1,907               190               191
5.00%        $109.00             12        2        20             37,715             3,771             3,772
Premium                                                                                   4                 4
                                                                                 ----------        ----------

                                                                                      4,704             4,706
                                                                                 ----------        ----------

TRUST PREFERRED SECURITIES
  SWEPCo-obligated,  mandatorily  redeemable  preferred securities of subsidiary trust holding solely Junior Subordinated Debentures of SWEPCo, 7.875%,
   due April 30, 2037                                                               110,000           110,000
                                                                                 ----------        ----------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                315,477           360,430
Installment Purchase Contracts                                                      180,486           181,138
Senior Unsecured Notes                                                              150,000              -
Less Portion Due Within One Year                                                       (595)          (45,595)
                                                                                 ----------        ----------

  Long-term Debt Excluding Portion Due Within One Year                              645,368           495,973
                                                                                 ----------        ----------

  TOTAL CAPITALIZATION                                                           $1,434,721        $1,274,885
                                                                                 ==========        ==========


See Notes to Consolidated Financial Statements beginning on page L-1.

SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt
------------------------

First mortgage bonds outstanding were as follows:
                             December 31,
                         --------------------
                           2000       1999
                           ----       ----
                          (in thousands)
% Rate Due
5-1/4  2000 - April 1    $   -      $ 45,000
6-5/8  2003 - February 1   55,000     55,000
7-3/4  2004 - June 1       40,000     40,000
6.20   2006 - November 1    5,795      5,940
6.20   2006 - November 1    1,000      1,000
7.00   2007 - September 1  90,000     90,000
7-1/4  2023 - July 1       45,000     45,000
6-7/8  2025 - October 1    80,000     80,000
Unamortized Discount       (1,318)    (1,510)
                         --------   --------
                         $315,477   $360,430

         Certain indentures relating to the first mortgage bonds contain improvement, maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

         Installment purchase contracts have been entered into in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                             December 31,
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
------ -----------------
DeSoto:

7.60   2019 - January 1  $ 53,500   $ 53,500

Sabine:

6.10   2018 - April 1      81,700     81,700

Titus County:

6.90   2004 - November 1   12,290     12,290
6.00   2008 - January 1    13,520     13,970
8.20   2011 - August 1     17,125     17,125
Unamortized Premium         2,351      2,553
                         --------   --------
                         $180,486   $181,138




         Under the terms of the installment purchase contracts, SWEPCo is required to pay amounts sufficient to enable the payment of interest on and the principal (at stated maturities and upon mandatory redemptions) of related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

Senior unsecured notes outstanding were as follows:

                            December 31,
                          2000       1999
                          ----       ----
                           (in thousands)
% Rate Due
------ ------------------
 (a)   2002 - March 1   $150,000   $   -
                        ========   ========

(a)      A floating interest rate is determined monthly.
         The rate on December 31, 2000 was 6.97%.

At December 31, 2000, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2001                        $    595
2002                         150,595
2003                          55,595
2004                          52,885
2005                             595
Later Years                  384,665
                            --------
  Total Principal Amount     644,930
Unamortized Premium            1,033
                            --------
    Total                   $645,963
                            ========

SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Index to Notes to Consolidated Financial Statements


The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference

Significant Accounting Policies                           Note 1

Extraordinary Items                                       Note 2

Merger                                                    Note 3

Rate Matters                                              Note 5

Effects of Regulation                                     Note 6

Industry Restructuring                                    Note 7

Commitments and Contingencies                             Note 8

Benefit Plans                                             Note 12

Business Segments                                         Note 14

Financial Instruments, Credit and Risk Management         Note 15

Income Taxes                                              Note 16

Lines of Credit and Factoring of Receivables              Note 19

Unaudited Quarterly Financial Information                 Note 20

Trust Preferred Securities                                Note 21

Jointly Owned Electric Utility Plant                      Note 22

Related Party Transactions                                Note 23

INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of
Directors of Southwestern Electric Power Company:

       We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of Southwestern Electric Power Company and subsidiaries as of December 31, 2000, and the related consolidated statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 1999 and 1998, before the restatement described in Note 3 to the consolidated financial statements, were audited by other auditors whose report, dated February 25, 2000, expressed an unqualified opinion on those statements.

       We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the 2000 consolidated financial statements present fairly, in all material respects, the financial position of Southwestern Electric Power Company and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

       We also audited the adjustments described in Note 3 that were applied to restate the 1999 and 1998 consolidated financial statements to give retroactive effect to the conforming change in the method of accounting for vacation pay accruals. In our opinion, such adjustments are appropriate and have been properly applied.



DELOITTE & TOUCHE LLP
Columbus, Ohio
February 26, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Southwestern Electric Power Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Southwestern Electric Power Company (a Delaware corporation and a wholly owned subsidiary of Central and South West Corporation) and subsidiary company as of December 31, 1999, and the related consolidated statements of income, retained earnings and cash flows, for each of the two years in the period ended December 31, 1999 prior to the restatement (and, therefore, are not presented herein) for the retroactive effect of the conforming change in the method of accounting for vacation pay accruals and certain conforming reclassifications to the historical financial statements as described in Note 3 to the restated consolidated financial statements. These financial statements are the responsibility of Southwestern Electric Power
Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements prior to the restatement referred to above present fairly, in all material respects, the financial position of Southwestern Electric Power Company and subsidiary company as of December 31, 1999, and results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.







Arthur Andersen LLP

Dallas, Texas
February 25, 2000

                          WEST TEXAS UTILITIES COMPANY



                                      K-11
WEST TEXAS UTILITIES COMPANY
Selected Financial
Data
----------------------------------------------------------------------------------------------------

                                               Year Ended December 31,
                              -----------------------------------------------------------
                                 2000        1999        1998        1997        1996
                                 ----        ----        ----        ----        ----
                                                    (in thousands)
INCOME STATEMENTS DATA:

  Operating Revenues          $  572,794  $  445,709  $  424,953  $  397,779  $  377,057
  Operating Expenses             520,453     391,910     365,677     353,195     327,499
                              ----------  ----------  ----------  ----------  ----------
  Operating Income                52,341      53,799      59,276      44,584      49,558
  Nonoperating Income (Loss)      (1,675)      2,488       2,712       1,463      (9,922)
                              ----------  ----------  ----------  ----------  ----------
  Income Before Interest
    Charges                       50,666      56,287      61,988      46,047      39,636
  Interest Charges                23,216      24,420      24,263      24,570      25,241
                              ----------  ----------  ----------  ----------  ----------
  Income Before
    Extraordinary Item            27,450      31,867      37,725      21,477      14,395
  Extraordinary Loss                -         (5,461)       -           -           -
                              ----------  ----------  ----------  ----------  -----------
  Net Income                      27,450      26,406      37,725      21,477      14,395
  Preferred Stock Dividend
    Requirements                     104         104         104         144         264
                              ----------  ----------  ----------  ----------  ----------
  Gain on Reacquired
    Preferred Stock                 -           -           -          1,085        -
                              ----------  ----------  ----------  ----------  ----------
  Earnings Applicable to
    Common Stock              $   27,346  $   26,302  $   37,621  $   22,418  $   14,131
                              ==========  ==========  ==========  ==========  ==========

                                                       December 31,
                              ------------------------------------------------------------
                                 2000        1999        1998        1997        1996
                                 ----        ----        ----        ----        ----
                                                    (in thousands)
BALANCE SHEETS DATA:

  Electric Utility Plant      $1,229,339  $1,182,544  $1,146,582  $1,108,845  $1,088,141
  Accumulated Depreciation
    and Amortization             515,041     495,847     473,503     441,281     414,777
                              ----------  ----------  ----------  ----------  ----------
  Net Electric Utility Plant  $  714,298  $  686,697  $  673,079  $  667,564  $  673,364
                              ==========  ==========  ==========  ==========  ==========

  Total Assets                $1,088,932  $  861,205  $  819,446  $  826,858  $  837,412
                              ==========  ==========  ==========  ==========  ==========

  Common Stock and Paid-in
    Capital                   $  139,450  $  139,450  $  139,450  $  139,450  $  139,450
  Retained Earnings              122,588     113,242     114,940     117,319     120,901
                              ----------  ----------  ----------  ----------  ----------
  Total Common Shareholder's
    Equity                    $  262,038  $  252,692  $  254,390  $  256,769  $  260,351
                              ==========  ==========  ==========  ==========  ==========

  Cumulative Preferred Stock:
    Not Subject to Mandatory
      Redemption              $    2,482  $    2,482  $    2,482  $    2,483  $    6,291
                              ==========  ==========  ==========  ==========  ==========
  Long-term Debt (a)          $  255,843  $  303,686  $  303,518  $  303,351  $  303,182
                              ==========  ==========  ==========  ==========  ==========

Total Capitalization
    and Liabilities           $1,088,932  $  861,205  $  819,446  $  826,858  $  837,412
                              ==========  ==========  ==========  ==========  ==========



(a) Including portion due within one year.

WEST TEXAS UTILITIES COMPANY
Management's Narrative Analysis
of Results of
Operations
------------------------------------------------------

       WTU is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power and provides electric power to approximately 190,000 retail customers in west and central Texas. WTU also sells electric power at wholesale to other utilities, municipalities and rural electric cooperatives. WTU participates in power marketing and trading activities conducted on its behalf by the AEP System.

         WTU shares in the revenues and costs of the AEP Power Pool's wholesale sales to and net forward trades with other utility systems and power marketers. Revenues from trading of electricity are recorded net of purchases as operating revenues.

Results of Operations

       Income before extraordinary items decreased $4.4 million or 14%. The decrease was primarily due to a decrease in nonoperating income, as a result of the termination of merchandise sales and the cost of phasing out the merchandise sales program. The decrease in nonoperating income is partially offset by a decrease in interest charges.

       An extraordinary loss related to the discontinuance of SFAS 71 regulatory accounting for WTU's generation business of $5.5 million after tax was recorded in September 1999.

Operating Revenues

       A 29% increase in operating revenues was due to increased fuel and purchases power revenues, reflecting higher fuel and purchased power expenses, and an increase in weather-related demand for electricity. Under the operation of a fuel and purchase power clause mechanism in Texas, revenues are accrued to reflect fuel and purchased power cost increases. The accrued revenues are subsequently reviewed and approved for recovery by the PUCT. As a result changes in fuel and purchase power revenues do not generally impact results of operations.

       Changes in the components of operating revenues were as follows:

                         Increase (Decrease)
                         From Previous Year
(dollars in millions)      Amount       %
----------------------     ------       -

Retail:
  Residential              $ 31.7      24
  Commercial                 18.9      24
  Industrial                 13.3      26
  Other                       9.3      25
                           ------
                             73.2
Wholesale                    47.8      46
Transmission                  3.7      11
Other                         2.4     128
                           ------
     Total                 $127.1      29
                           ======

       Revenues from retail customers increased significantly as a result of an increase in fuel and purchase power related revenues reflecting rising prices for natural gas used for generation and related higher purchased power prices. Since the Texas fuel and purchase power clause recovery mechanism provides for the accrual of revenues to recover fuel and purchase power cost changes until reviewed and approved for billing to customers by the PUCT, increases in fuel and purchased power expenses and related accrued revenues do not adversely effect results of operations.

       The significant increase in wholesale revenues is attributable to increased sales to other utilities and WTU's participation in the AEP System's power marketing and trading operations. The volume of electricity sales to other utilities, both affiliated and unaffiliated, increased as demand for energy rose in response to warmer summer weather. Since WTU became a subsidiary of AEP as a result of the merger in June 2000, WTU shares in the AEP System's power marketing and trading transactions with other non-affiliated entities. Trading involves the purchase and sale of substantial amounts of electricity to non-affiliated parties. Revenues from trading are recorded net of purchases. Operating Expenses

         Operating expenses were $520.5 million or 33% more than in 1999 largely as a result of increased fuel and purchased power expenses. Changes in the components of operating expenses were as follows:

                         Increase (Decrease)
                         From Previous Year
(dollars in millions)      Amount       %
----------------------     ------       -

Fuel                       $ 59.8      48
Purchased Power              66.1     107
Other Operation              (1.2)     (1)
Maintenance                   1.6       8
Depreciation and
 Amortization                 4.4       9
Taxes Other Than Federal
 Income                      (2.9)    (10)
Federal Income Taxes          0.8       6
                           ------
     Total                 $128.6      33
                           ======

       The substantial increase in fuel expense was primarily due to a rise in the average cost of fuel resulting from an increase in spot market prices of natural gas. WTU uses natural gas as fuel for 72% of its generating capacity. The nature of the natural gas market is such that both long-term and short-term contracts are generally based on the current spot market price. Consequently, changes in natural gas prices affect WTU's fuel expense. However, as explained above they generally do not impact results of operations.

       Purchased power expense increased due primarily to an increase in the cost per MWH purchased to replace generation at a power plant which was out of service for 90 days as a result of a control room fire and to the adverse impact of natural gas prices on wholesale purchased power prices.

       The increase in maintenance expense was due to an increase in power plant
maintenance  and  overhead  line  maintenance.   The  increase  in  power  plant
maintenance was partly due to repair of the fire damaged control room.

       Depreciation and amortization expense increased due to the recordation of increased accruals for estimated excess earnings under the Texas Legislation.

       The decrease in taxes other than federal income taxes was primarily due to lower ad valorem and state franchise taxes.

Nonoperating Income

       Nonoperating   income  decreased  $4.2  million   primarily  due  to  the
termination of merchandise sales and the cost of phasing out the merchandise sales program.

Interest Charges

       The decrease in interest charges of $1.2 million or 5% resulted from a reduction in long-term borrowings.

Extraordinary Loss

       The extraordinary loss of $5.5 million was recorded in the third quarter of 1999 when WTU discontinued the application of SFAS 71 regulatory accounting for the generation portion of its business as a result of Texas Jurisdictional Legislation which provides for a transition from cost based rate regulation for WTU's generation business to customer choice and market based pricing for the supply of electricity at retail.



WEST TEXAS UTILITIES COMPANY
Statements of Income
---------------------------------------------------------------

                                                           Year Ended December 31,
                                                   ---------------------------------------
                                                      2000           1999         1998
                                                      ----           ----         ----
                                                                (in thousands)

OPERATING REVENUES                                 $  572,794     $  445,709   $  424,953
                                                   ----------     ----------   ----------

OPERATING EXPENSES:
  Fuel                                                183,154        123,348      122,836
  Purchased Power                                     127,583         61,532       48,131
  Other Operation                                      93,078         94,290       90,061
  Maintenance                                          21,241         19,604       16,666
  Depreciation and Amortization                        55,172         50,789       42,750
  Taxes Other Than Federal Income Taxes                25,321         28,267       24,638
  Federal Income Taxes                                 14,904         14,080       20,595
                                                   ----------     ----------   ----------
           Total Operating Expenses                   520,453        391,910      365,677
                                                   ----------     ----------   ----------

OPERATING INCOME                                       52,341         53,799       59,276

NONOPERATING INCOME (LOSS)                             (1,675)         2,488        2,712
                                                   ----------     ----------   ----------

INCOME BEFORE INTEREST CHARGES                         50,666         56,287       61,988

INTEREST CHARGES                                       23,216         24,420       24,263
                                                   ----------     ----------   -----------

INCOME BEFORE EXTRAORDINARY ITEMS                      27,450         31,867       37,725

EXTRAORDINARY LOSS - (net of tax of $2,941,000)          -            (5,461)        -
                                                   ----------     ----------   -----------

NET INCOME                                             27,450         26,406       37,725

PREFERRED STOCK DIVIDEND REQUIREMENTS                     104            104          104
                                                   ----------     ----------   ----------

EARNINGS APPLICABLE TO COMMON STOCK                $   27,346     $   26,302   $   37,621
                                                   ==========     ==========   ==========


Statements of Retained
Earnings
-----------------------------------------------------------------------------------------------------------------

                            Year Ended December 31,
                                                      2000           1999         1998
                                                      ----           ----         ----
                                                                (in thousands)

BALANCE AT BEGINNING OF PERIOD AS
 PREVIOUSLY REPORTED                                $115,856       $117,189     $119,479
CONFORMING CHANGE IN ACCOUNTING POLICY                (2,614)        (2,249)      (2,160)
                                                    --------       --------     --------
ADJUSTED BALANCE AT BEGINNING OF PERIOD              113,242        114,940      117,319
NET INCOME                                            27,450         26,406       37,725
DEDUCTIONS:
  Cash Dividends Declared:
    Common Stock                                      18,000         28,000       40,000
    Preferred Stock                                      104            104          104
                                                    --------       --------     --------

BALANCE AT END OF PERIOD                            $122,588       $113,242     $114,940
                                                    ========       ========     ========

See Notes to Financial Statements beginning on page L-1.

WEST TEXAS UTILITIES COMPANY
Balance Sheets
-----------------------------------------------------------------------------------------------------------------

                                                                       December 31,
                                                                   2000            1999
                                                                      (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
 Production                                                     $  431,793     $  429,783
 Transmission                                                      235,303        220,479
 Distribution                                                      416,587        403,206
 General (including nuclear fuel)                                  110,832        113,945
 Construction Work in Progress                                      34,824         15,131
                                                                ----------     ----------
         Total Electric Utility Plant                            1,229,339      1,182,544
 Accumulated Depreciation and Amortization                         515,041        495,847
                                                                ----------     ----------
         NET ELECTRIC UTILITY PLANT                                714,298        686,697
                                                                ----------     ----------


OTHER PROPERTY AND INVESTMENTS                                      23,154         21,570
                                                                ----------     ----------

ENERGY TRADING CONTRACTS - LONG-TERM                                20,944           -
                                                                ----------     -----------

CURRENT ASSETS:
 Cash and Cash Equivalents                                           6,941          6,074
 Accounts Receivable:
  Customers                                                         36,217         45,928
  Affiliated Companies                                              16,095          4,837
  Allowance for Uncollectible Accounts                                (288)          (186)
 Fuel - at average cost                                             12,174         17,133
 Materials and Supplies - at average cost                           10,510         14,029
 Underrecovered Fuel Costs                                          67,655         14,652
 Energy Trading Contracts                                          152,174           -
 Prepayments                                                           851            619
                                                                ----------     ----------
         TOTAL CURRENT ASSETS                                      302,329        103,086
                                                                ----------     ----------


REGULATORY ASSETS                                                   24,808         29,745
                                                                ----------     ----------


DEFERRED CHARGES                                                     3,399         20,107
                                                                ----------     ----------


           TOTAL                                                $1,088,932     $  861,205
                                                                ==========     ==========

See Notes to Financial Statements beginning on page L-1.


WEST TEXAS UTILITIES COMPANY
-------------------------------------------------------------------------------------------------------------------------------

                                                                      December 31,
                                                               ---------------------------
                                                                  2000            1999
                                                                  ----            ----
                                                                     (in thousands)

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
 Common Stock - $25 Par Value:
   Authorized - 7,800,000 Shares
   Outstanding - 5,488,560 Shares                              $  137,214        $137,214
 Paid-in Capital                                                    2,236           2,236
 Retained Earnings                                                122,588         113,242
                                                               ----------        --------
           Total Common Shareholder's Equity                      262,038         252,692
 Cumulative Preferred Stock:
     Not Subject to Mandatory Redemption                            2,482           2,482
 Long-term Debt                                                   255,843         263,686
                                                               ----------        --------
           TOTAL CAPITALIZATION                                   520,363         518,860
                                                               ----------        --------

CURRENT LIABILITIES:
 Long-term Debt Due Within One Year                                  -             40,000
 Advances from Affiliates                                          58,578          21,408
 Accounts Payable - General                                        45,562          39,611
 Accounts Payable - Affiliated Companies                           42,212          19,770
 Customer Deposits                                                  2,659           2,396
 Taxes Accrued                                                     18,901          12,458
 Interest Accrued                                                   3,717           4,165
 Energy Trading Contracts                                         154,919            -
 Other                                                              7,906           5,510
                                                               ----------        --------
           TOTAL CURRENT LIABILITIES                              334,454         145,318
                                                               ----------        --------

DEFERRED INCOME TAXES                                             157,038         148,992
                                                               ----------        --------

DEFERRED INVESTMENT TAX CREDITS                                    24,052          25,323
                                                               ----------        --------

REGULATORY LIABILITIES AND DEFERRED CREDITS                        32,236          22,712
                                                               ----------        --------

ENERGY TRADING CONTRACTS - LONG-TERM                               20,789            -
                                                               ----------        ---------

COMMITMENTS AND CONTINGENCIES (Note 8)

             TOTAL                                             $1,088,932        $861,205
                                                               ==========        ========

See Notes to Financial Statements beginning on page L-1.

WEST TEXAS UTILITIES COMPANY
Statements of Cash Flows
----------------------------------------


                                                             Year Ended December 31,
                                                    --------------------------------------
                                                      2000          1999          1998
                                                      ----          ----          ----
                                                               (in thousands)

OPERATING ACTIVITIES:
  Net Income                                        $  27,450     $  26,406     $  37,725
  Adjustments for Noncash Items:
    Depreciation and Amortization                      55,172        50,789        42,750
    Deferred Federal Income Taxes                       8,164        12,026        (6,626)
    Deferred Investment Tax Credits                    (1,271)       (1,275)       (1,321)
    Extraordinary Loss - Discontinuance of SFAS 71       -            5,461          -
CHANGES IN CERTAIN ASSETS AND LIABILITIES:
    Accounts Receivable (net)                          (1,445)      (18,890)      (21,119)
    Fuel, Materials and Supplies                        8,478        (3,785)         (660)
    Accounts Payable                                   28,393         7,229           305
    Taxes Accrued                                       6,443         2,427        (1,344)
    Fuel Recovery                                     (53,003)      (10,672)        7,988
  Other Property and Investments                       (1,584)       (2,057)       (1,344)
  Transmission Coordination Agreement Settlement       15,465       (15,465)         -
  Other (net)                                           2,016        10,448         4,972
                                                    ---------     ---------     ---------
    Net Cash Flows From Operating Activities           94,278        62,642        61,326
                                                    ---------     ---------     ---------

INVESTING ACTIVITIES:
  Construction Expenditures                           (64,477)      (49,443)      (36,867)
  Other                                                  -           (3,832)       (5,782)
                                                    ---------     ---------     ---------
    Net Cash Flows Used For Investing Activities      (64,477)      (53,275)      (42,649)
                                                    ---------     ---------     ---------

FINANCING ACTIVITIES:
 Retirement of Long-term Debt                         (48,000)         -             -
 Change in Advances from Affiliates (net)              37,170        16,835         4,573
 Dividends Paid on Common Stock                       (18,000)      (28,000)      (40,000)
 Dividends Paid on Cumulative Preferred Stock            (104)         (105)         (104)
                                                    ---------     ---------     ---------
    Net Cash Flows From (Used For)
      Financing Activities                            (28,934)      (11,270)      (35,531)
                                                    ---------     ---------     ---------

Net Increase (Decrease) in Cash and Cash Equivalents      867        (1,903)      (16,854)
Cash and Cash Equivalents at Beginning of Period        6,074         7,977        24,831
                                                    ---------     ---------     ---------
Cash and Cash Equivalents at End of Period          $   6,941     $   6,074     $   7,977
                                                    =========     =========     =========

Supplemental Disclosure:
  Cash paid (received) for interest net of capitalized  amounts was $19,088,000,
  $17,577,000 and  $17,250,000  and for income taxes was $(906,000),  $3,309,000 and $29,533,000 in 2000, 1999 and 1998, respectively.

See Notes to Financial Statements beginning on page L-1.

WEST TEXAS UTILITIES COMPANY
Statements of
Capitalization
---------------------------------------------------------------------------

                                                                                          December 31,
                                                                                 -----------------------------
                                                                                     2000              1999
                                                                                     ----              ----
                                                                                         (in thousands)

COMMON SHAREHOLDER'S EQUITY                                                      $262,038           $252,692
                                                                                 --------           --------

PREFERRED STOCK - authorized 810,000 shares $100 par value

            Call Price                                             Shares
           December 31,      Number of Shares Redeemed          Outstanding
Series         2000            Year Ended December 31,       December 31, 2000
------     ------------     ----------------------------     -----------------
                              2000      1999      1998
                              ----      ----      ----

Not Subject to Mandatory Redemption:

4.40%        $107.00              1        2         -             23,672           2,367             2,367
Premium                                                                               115               115
                                                                                 --------          --------
                                                                                    2,482             2,482
                                                                                 --------          --------


LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                              211,533           259,376
Installment Purchase Contracts                                                     44,310            44,310
Less Portion Due Within One Year                                                     -              (40,000)
                                                                                 --------          --------

Long-term Debt Excluding Portion Due Within One Year                              255,843           263,686
                                                                                 --------          --------

  TOTAL CAPITALIZATION                                                           $520,363          $518,860
                                                                                 ========          ========


See Notes to Financial Statements beginning on page L-1.


WEST TEXAS UTILITIES COMPANY
Schedule of Long-term Debt
--------------------------------------------------

First mortgage bonds outstanding were as follows:
                             December 31,
                         --------------------
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
7-3/4  2007 - June 1     $ 25,000   $ 25,000
6-7/8  2002 - October 1    35,000     35,000
7      2004 - October 1    40,000     40,000
6-1/8  2004 - February 1   40,000     40,000
7-1/2  2000 - April 1        -        40,000
6-3/8  2005 - October 1    72,000     80,000
Unamortized Discount         (467)      (624)
                         --------   --------
                         $211,533   $259,376

         Certain indentures relating to the first mortgage bonds contain improvement, maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

         Installment purchase contracts have been entered into, in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                             December 31,
                           2000       1999
                           ----       ----
                            (in thousands)
% Rate Due
Red River Authority
 of Texas:
6      2020 - June 1      $44,310    $44,310
                          =======    =======




         Under the terms of the installment purchase contracts, WTU is required to pay amounts sufficient to enable the payment of interest on and the principal (at stated maturities and upon mandatory redemptions) of related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

         At December 31, 2000, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2001                        $   -
2002                          35,000
2003                            -
2004                          80,000
2005                          72,000
Later Years                   69,310
                            --------
   Total                    $256,310
                            ========

WEST TEXAS UTILITIES COMPANY
Index to Notes to Financial Statements
-----------------------------------------

The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                               Combined
                                                               Footnote
                                                               Reference


Significant Accounting Policies                                 Note 1

Extraordinary Items                                             Note 2

Merger                                                          Note 3

Rate Matters                                                    Note 5

Effects of Regulation                                           Note 6

Industry Restructuring                                          Note 7

Commitments and Contingencies                                   Note 8

Benefit Plans                                                   Note 12

Business Segments                                               Note 14

Financial Instrument, Credit and Risk Management                Note 15

Income Taxes                                                    Note 16

Lines of Credit and Factoring of Receivables                    Note 19

Unaudited Quarterly Financial Information                       Note 20

Jointly Owned Electric Utility Plant                            Note 22

Related Party Transactions                                      Note 23

INDEPENDENT AUDITORS' REPORT
-----------------------------------------------


To the Shareholders and Board of
Directors of West Texas Utilities Company:

       We have audited the accompanying balance sheet and statement of capitalization of West Texas Utilities Company as of December 31, 2000, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended December 31, 1999 and 1998, before the restatement described in Note 3 to the financial statements, were audited by other auditors whose report, dated February 25, 2000, expressed an unqualified opinion on those statements.

       We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the 2000 financial statements present fairly, in all material respects, the financial position of West Texas Utilities Company as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

       We also audited the adjustments described in Note 3 that were applied to restate the 1999 and 1998 financial statements to give retroactive effect to the conforming change in the method of accounting for vacation pay accruals. In our opinion, such adjustments are appropriate and have been properly applied.



DELOITTE & TOUCHE LLP
Columbus, Ohio
February 26, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of West Texas Utilities Company:

We have audited the accompanying balance sheets and statements of capitalization of West Texas Utilities Company (a Texas corporation and a wholly owned subsidiary of Central and South West Corporation) as of December 31, 1999, and the related statement of income, retained earnings and cash flows, for each of the two years in the period ended December 31, 1999 prior to the restatement (and, therefore, are not presented herein) for the retroactive effect of the conforming change in the method of accounting for vacation pay accruals and certain conforming reclassifications to the historical financial statements as described in Note 3 to the restated financial statements. These financial statements are the responsibility of West Texas Utilities Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements prior to the restatement referred to above present fairly, in all material respects, the financial position of West Texas Utilities Company as of December 31, 1999, and results of its operations and its cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.









Arthur Andersen LLP

Dallas, Texas
February 25, 2000

                                      L-48
NOTES TO FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

The notes to financial statements that follow are a combined presentation for AEP and its subsidiary registrants. The following list of footnotes shows the registrant to which they apply:

 1. Significant Accounting Policies AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo,
                                    OPCo,  PSO, SWEPCo, WTU

 2. Extraordinary Items             AEP, APCo, CPL, CSPCo, OPCo, SWEPCo, WTU

 3. Merger                          AEP, CPL, I&M, KPCo, PSO, SWEPCo, WTU

 4. Nuclear Plant Restart           AEP, I&M

 5. Rate Matters                    AEP, APCo, CPL, CSPCo, I&M, KPCo, OPCo,
                                    OPCo, SWEPCo, WTU

 6. Effects of Regulation           AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo,
                                    KPCo, OPCo, PSO, SWEPCo, WTU

 7. Industry Restructuring          AEP, APCo, CPL, CSPCo, I&M, OPCo, PSO,
                                    SWEPCo, WTU

 8. Commitments and Contingencies   AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo,
                                    OPCo, PSO, SWEPCo, WTU

 9. Acquisitions                    AEP

10. International Investments       AEP

11. Staff Reductions                AEP, APCo, CSPCo, I&M, KPCo, OPCo

12. Benefit Plans                   AEP, APCo, CPL, CSPCo, I&M, KPCo, OPCo,
                                    PSO, SWEPCo, WTU

13. Stock Based Compensation        AEP

14. Business Segments               AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo,
                                    OPCo, PSO, SWEPCo, WTU

15. Financial Instruments, Credit   AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo,
     and Risk Management            OPCo, PSO, SWEPCo, WTU

16. Income Taxes                    AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo,
                                    KPCo, OPCo, PSO, SWEPCo, WTU

17. Supplementary Information       AEP, APCo, CSPCo, I&M, OPCo

18. Leases                          AEP, AEGCo, APCo, CSPCo, I&M, KPCo, OPCo

19. Lines of Credit                 AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo,
     and Commitment Fees            OPCo, PSO, SWEPCo, WTU

20. Unaudited Quarterly             AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo,
     Financial Information          OPCo, PSO, SWEPCo, WTU

21. Trust Preferred Securities      AEP, CPL, PSO, SWEPCo,


22. Jointly Owned Electric
     Utility Plant                  CPL, CSPCo, PSO, SWEPCo, WTU

23. Related Party Transactions      AEGCo, APCo, CPL, CSPCo, I&M, KPCo,
                                    OPCo, PSO, SWEPCo, WTU

1. Significant Accounting Policies:

Business Operations - AEP's principal business conducted by its eleven domestic electric utility operating companies is the generation, transmission and distribution of electric power. Nine of AEP's eleven domestic electric utility operating companies, APCo, CPL, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo, WTU, are SEC registrants. AEGCo is a domestic generating company wholly-owned by AEP that is an SEC registrant. These companies are subject to regulation by the FERC under the Federal Power Act and follow the Uniform System of Accounts prescribed by FERC. They are subject to further regulation with regard to rates and other matters by state regulatory commissions.

Wholesale marketing and trading of electricity and gas is conducted in the United States and Europe. In addition AEP's domestic operations includes non-regulated independent power and cogeneration facilities and an intra-state midstream natural gas operation in Louisiana.

AEP's international operations include regulated supply and distribution of electricity and other non-regulated power generation projects in the United Kingdom, Australia, Mexico, South America and China.

In addition to the above energy related operations, AEP is also involved in domestic factoring of accounts receivable, investing in leveraged leases and providing energy services worldwide and communications related services domestically.

Rate Regulation - The AEP System is subject to regulation by the SEC under the PUHCA. The rates charged by the domestic utility subsidiaries are approved by the FERC and the state utility commissions. The FERC regulates wholesale electricity operations and transmission rates and the state commissions regulate retail generation and distribution rates. The prices charged by foreign subsidiaries located in the UK, Australia, China, Mexico and Brazil are regulated by the authorities of that country and are generally subject to price controls.

Principles of Consolidation - AEP's consolidated financial statements include AEP Co., Inc. and its wholly-owned and majority-owned subsidiaries consolidated with their wholly-owned subsidiaries. The consolidated financial statements for APCo, CPL, CSPCo, I&M, OPCo, PSO and SWEPCo include the registrant and its wholly-owned subsidiaries. Significant intercompany items are eliminated in consolidation. Equity investments that are 50% or less owned are accounted for using the equity method with their equity earnings included in Other Income, net for AEP and nonoperating income for the registrant subsidiaries.

Basis of  Accounting - As  cost-based  rate-regulated  electric  public  utility companies, the financial statements for AEP and each of the registrant subsidiaries reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with SFAS 71, "Accounting for the Effects of Certain Types of Regulation," regulatory assets (deferred expenses) and regulatory liabilities (deferred revenues) are recorded to reflect the economic effects of regulation by matching expenses with their recovery through regulated revenues. Application of SFAS 71 for the generation portion of the business was discontinued as follows: in Ohio by OPCo and CSPCo in September 2000, in Virginia and West Virginia by APCo in June 2000, in Texas by CPL, WTU, and SWEPCo in September 1999 and in Arkansas by SWEPCo in September 1999. See Note 7, "Industry Restructuring" for additional information.

Use of Estimates - The preparation of these financial statements in conformity with generally accepted accounting principles requires in certain instances the use of estimates and assumptions that affect the reported amounts of assets and liabilities along with the disclosure of contingent liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment - Domestic electric utility property, plant and equipment are stated at original cost of the acquirer. The property, plant and equipment of SEEBOARD, CitiPower and LIG are stated at their fair market value at acquisition plus the original cost of property acquired or constructed since the acquisition, less disposals. Additions, major replacements and betterments are added to the plant accounts. For cost-based rate regulated operations retirements from the plant accounts and associated removal costs, net of salvage, are deducted from accumulated depreciation. The costs of labor, materials and overheads incurred to operate and maintain plant are included in operating expenses.

Allowance for Funds Used During Construction (AFUDC) - AFUDC is a noncash nonoperating income item that is capitalized and recovered through depreciation over the service life of domestic regulated electric utility plant. For domestic regulated electric utility plant, it represents the estimated cost of borrowed and equity funds used to finance construction projects. The amounts of AFUDC for 2000, 1999 and 1998 were not significant. Effective with the discontinuance of the application of SFAS 71 regulatory accounting for domestic generating assets in Arkansas, Ohio, Texas, Virginia and West Virginia and for AEP's other nonregulated operations interest is capitalized during construction in accordance with SFAS 34, "Capitalization of Interest Costs." The amounts of interest capitalized was not material in 2000, 1999, and 1998.

Depreciation, Depletion and Amortization - Depreciation of property, plant and equipment is provided on a straight-line basis over the estimated useful lives of property, other than coal-mining property, and is calculated largely through the use of composite rates by functional class as follows:

Functional Class           Annual Composite
of Property            Depreciation Rates Ranges
                                2000
Production:
  Steam-Nuclear            2.8% to  3.4%
  Steam-Fossil-Fired       2.3% to  4.5%
  Hydroelectric-
   Conventional
    and Pumped Storage     2.7% to  3.4%
Transmission               1.7% to  3.1%
Distribution               3.3% to  4.2%
Other                      2.5% to 20.0%

Functional Class           Annual Composite
of Property            Depreciation Rates Ranges
                                1999
Production:
  Steam-Nuclear            2.8% to  3.4%
  Steam-Fossil-Fired       3.2% to  5.0%
  Hydroelectric-
   Conventional
    and Pumped Storage     2.7% to  3.4%
Transmission               1.7% to  2.7%
Distribution               2.8% to  4.2%
Other                      2.0% to 20.0%

Functional Class           Annual Composite
of Property            Depreciation Rates Ranges
                                1998
Production:
  Steam-Nuclear            2.8% to  3.4%
  Steam-Fossil-Fired       3.2% to  4.4%
  Hydroelectric-
   Conventional
    and Pumped Storage     2.7% to  3.4%
Transmission               1.7% to  2.7%
Distribution               3.3% to  4.2%
Other                      2.5% to 20.0%

The following table provides the annual composite depreciation rates generally used by the AEP registrant subsidiaries for the years 2000, 1999 and 1998 which were as follows:

                    Nuclear  Steam  Hydro  Transmission  Distribution  General

AEGCo                - %     3.5%    - %       - %           - %       2.8%
APCo                 -       3.4    2.9       2.2           3.3        3.2
CPL                 2.8      2.3     -        2.3           3.5        4.2
CSPCo                -       3.2     -        2.3           3.6        3.3
I&M                 3.4      4.5    3.4       1.9           4.2        3.8
KPCo                 -       3.8     -        1.7           3.5        2.5
OPCo                 -       3.4    2.7       2.3           4.0        2.7
PSO                  -       2.7     -        2.3           3.4        6.4
SWEPCo               -       3.3     -        2.7           3.6        4.6
WTU                  -       2.7     -        3.1           3.3        6.8

Depreciation, depletion and amortization of OPCo's coal-mining assets is provided over each asset's estimated useful life or the estimated life of the mine, whichever is shorter, and is calculated using the straight-line method for mining structures and equipment. The units-of-production method is used to amortize coal rights and mine development costs based on estimated recoverable tonnages at a current average rate of $5.07 per ton in 2000, $2.32 per ton in 1999 and $1.85 per ton in 1998. These costs are included in the cost of coal charged to fuel expense. See Note 5 "Rate Matters" regarding the closure and possible sale of affiliated mines.

Cash and Cash Equivalents - Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Inventory - Except for CPL, PSO and WTU, the domestic utility companies value fossil fuel inventories using a weighted average cost method. CPL, PSO and WTU, utilize the LIFO method to value fossil fuel inventories. SWEPCo continues to use the weighted average cost method pending approval of its request to the Arkansas Commission to utilize the LIFO method. Natural gas inventories held by LIG are marked-to-market.

Accounts Receivable - AEP Credit Inc. (formerly CSW Credit) factors accounts receivable for the domestic utility subsidiaries, except
APCo, and unaffiliated companies.


Foreign Currency Translation - The financial statements of subsidiaries outside the U.S. which are included in AEP's consolidated financial statements are measured using the local currency as the functional currency and translated into U.S. dollars in accordance with SFAS 52 "Foreign Currency Translation". Assets and liabilities are translated to U.S. dollars at year-end rates of exchange and revenues and expenses are translated at monthly average exchange rates throughout the year. Currency translation gain and loss adjustments are recorded in shareholders' equity as "Accumulated Other Comprehensive Income (Loss)". The non-cash impact of the changes in exchange rates on cash, resulting from the translation of items at different exchange rates is shown on AEP's Consolidated Statement of Cash Flows in "Effect of Exchange Rate Change on Cash." Actual currency transaction gains and losses are recorded in income.

Energy Marketing and Trading Transactions - The AEP System engages in wholesale electricity and natural gas marketing and trading transactions (trading activities). Trading activities involve the sale of energy under physical forward contracts at fixed and variable prices and the trading of energy contracts including exchange traded futures and options, over-the-counter options and swaps. The majority of these transactions represent physical forward electricity contracts in AEP's traditional marketing area (up to two transmission systems from AEP's service territory) and are typically settled by entering into offsetting contracts. The net revenues from these transactions in AEP's traditional marketing area are included in revenues from domestic electric utility operations on AEP's consolidated statements of income.

The AEP System also purchases and sells electricity and gas options, futures and swaps, and enters into forward purchase and sale contracts for electricity (outside its traditional marketing area) and gas. These transactions represent non-regulated trading activities that are included in revenues from worldwide electric and gas operations on AEP's consolidated statements of income.

All of the registrant subsidiaries except AEGCo participate in the AEP System's wholesale marketing and trading of electricity. APCo, CSPCo, I&M, KPCo and OPCo record revenues from trading of electricity net of purchases as operating revenues for forward electricity trades in AEP's traditional marketing area and as nonoperating income for forward electricity trades beyond two transmission systems from AEP and for speculative financial transactions (options, futures and swaps). CPL, PSO, SWEPCo and WTU record revenues from trading of electricity net of purchases as operating revenues.

The AEP System follows EITF 98-10 and EITF 00-17, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" and "Measuring the Fair Value of Energy-Related Contracts in Applying Issue 98-10", respectively. EITF 98-10 requires that all energy trading contracts be marked-to-market. The effect on AEP's consolidated statements of income of marking open trading contracts to market in the regulated jurisdictions are deferred as regulatory assets or liabilities for those open electricity trading transactions within AEP's marketing area that are included in cost of service on a settlement basis for ratemaking purposes. Non-regulated jurisdictions with open electricity trading transactions within AEP's marketing area are marked-to-market and included in domestic electric utility operations revenues on AEP's consolidated statements of income. Non-regulated and regulated jurisdictions open electricity trading contracts outside the traditional marketing area are accounted for on a mark-to-market basis and included in worldwide electric and gas operations revenues on AEP's consolidated statements of income. Open gas trading contracts are accounted for on a mark-to-market basis and included in worldwide electric and gas operations on AEP's consolidated statements of income.

APCo, CSPCo and OPCo account for open forward electricity trading contracts on a mark-to-market basis and include the mark-to-market change in revenues for open contracts in AEP's traditional marketing area and in nonoperating income for open contracts beyond AEP's traditional marketing area.

I&M and KPCo account for open forward electricity trading contracts on a mark-to-market basis and defer the mark-to-market change as regulatory assets or liabilities for those open contracts in AEP's traditional marketing area and include the mark-to-market change in nonoperating income for open contracts beyond AEP's traditional marketing area.

CPL, PSO, SWEPCo and WTU account for open forward electricity trading contracts on a mark-to-market basis. CPL includes the mark-to-market change for open electricity trading contracts in revenues. PSO defers as regulatory assets or liabilities the mark-to-market change for open forward electricity trading contracts that are included in cost of service on a settlement basis for ratemaking purposes. SWEPCo and WTU include the jurisdictional share of the mark-to-market change in revenues for open electricity trading contracts for those jurisdictions that are not subject to SFAS 71 cost based rate regulation and defer as regulatory assets or liabilities the jurisdictional share of the mark-to-market change for open contracts that are included in cost of service on a settlement basis for ratemaking purposes.

Unrealized mark-to-market gains and losses from all trading activity are reported as assets and liabilities, respectively.


Hedging and Related Activities - In order to mitigate the risks of market price and interest rate fluctuations, AEP's foreign subsidiaries, SEEBOARD and CitiPower, utilize interest swaps, currency swaps and forward contracts to hedge such market fluctuations. Changes in the market value of these swaps and contracts are deferred until the gain or loss is realized on the underlying hedged asset, liability or commodity. To qualify as a hedge, these transactions must be designated as a hedge and changes in their fair value must correlate with changes in the price and interest rate movement of the underlying asset, liability or commodity. This in effect reduces AEP's exposure to the effects of market fluctuations related to price and interest rates.

AEP, APCo, CSPCo, I&M, and OPCo enter into contracts to manage the exposure to unfavorable changes in the cost of debt to be issued. These anticipatory debt instruments are entered into in order to manage the change in interest rates between the time a debt offering is initiated and the issuance of the debt (usually a period of 60 days). Gains or losses from these transactions are deferred and amortized over the life of the debt issuance with the amortization included in interest charges. There were no such forward contracts outstanding at December 31, 2000 or 1999. See Note 15 - "Financial Instruments, Credit and Risk Management" for further discussion of the accounting for risk management transactions.

Revenues and Fuel Costs - Domestic revenues include the accrual of service provided but un-billed at month-end as well as billed revenues. The cost of fuel consumed is charged to expense as incurred. Under governing regulatory com-mission retail rate orders, any resulting fuel cost over or under-recoveries are deferred as regula-tory liabilities or regulatory assets in accordance with SFAS 71. These deferrals generally are billed or refunded to customers in later months with the regulator's review and approval. Wholesale jurisdictional fuel cost increases and decreases over amounts included in base rates are expensed and billed as incurred. See Note 5 "Rate Matters" and Note 7 "Industry Restruct-uring" for further information about fuel recovery. Levelization of Nuclear Refueling Outage Costs - In order to match costs with regulated revenues, which include outage costs on a normalized basis, incremental operation and maintenance costs associated with periodic refueling outages at I&M's Cook Plant are deferred and amortized over the period beginning with the commencement of an outage and ending with the beginning of the next outage.

Amortization of Cook Plant Deferred Restart Costs - Pursuant to settlement agreements approved by the IURC and the MPSC to resolve all issues related to an extended outage of the Cook Plant, I&M deferred $200 million of incremental operation and maintenance costs during 1999. The deferred amount is being amortized to expense on a straight-line basis over five years from January 1, 1999 to December 31, 2003. I&M amortized $40 million in 1999 and 2000, leaving $120 million as an SFAS 71 regulatory asset at December 31, 2000 on the Consolidated Balance Sheets of AEP and I&M.

Income Taxes - The AEP System follows the liability method of accounting for income taxes as prescribed by SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are provided for all temporary differences between the book cost and tax basis of assets and liabilities which will result in a future tax consequence. Where the flow-through method of accounting for temporary differences is reflected in regulated revenues (that is, deferred taxes are not included in the cost of service for determining regulated rates for electricity), deferred income taxes are recorded and related regulatory assets and liabilities are established in accordance with SFAS 71 to match the regulated revenues and tax expense.

Investment Tax Credits - Investment tax credits have been accounted for under the flow-through method except where regulatory commissions have reflected investment tax credits in the rate-making process on a deferral basis. Investment tax credits that have been deferred are being amortized over the life of the regulated plant investment.

Debt and Preferred Stock - Where appropriate gains and losses from the reacquisition of debt used to finance domestic regulated electric utility plant are generally deferred and amortized over the remaining term of the reacquired debt in accordance with their rate-making treatment. If the debt is refinanced, the reacquisition costs attributable to the portions of the business that are subject to cost based regulatory accounting under SFAS 71 are generally deferred and amortized over the term of the replacement debt commensurate with their recovery in rates. Gains and losses on the reacquisition of debt for operations not subject to SFAS 71 are reported as a component of net income.

Debt discount or premium and debt issuances expenses are deferred and amortized over the term of the related debt, with the amortization included in interest charges.

Where rates are regulated redemption premiums paid to reacquire preferred stock of the domestic utility subsidiaries are included in paid-in capital and amortized to retained earnings commensurate with their recovery in rates. The excess of par value over costs of preferred stock reacquired is credited to paid-in capital and amortized to retained earnings consistent with the timing of its recovery in rates in accordance with SFAS 71.

Goodwill - The amount of acquisition cost in excess of the fair value allocated to tangible assets obtained through an acquisition accounted for as a purchase combination is recorded as goodwill on AEP's consolidated balance sheet. Amortization of goodwill is on a straight-line basis generally over 40 years except for the portion of goodwill associated with gas trading and marketing activities which is being amortized on a straight-line basis over 10 years. The recoverability of goodwill (evaluated on undiscounted operating cash flow analysis) is reviewed when events or changes in circumstances indicate that the carrying amount may exceed fair value.

Other Assets - Other assets on AEP's consolidated balance sheet are comprised primarily of nuclear decommissioning and spent nuclear fuel disposal trust funds and licenses for CitiPower operating franchises. Securities held in trust funds for decommissioning nuclear facilities and for the disposal of spent nuclear fuel are included in Other Assets at market value in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities in the trust funds have been classified as available-for-sale due to their long-term purpose. Under the provisions of SFAS 71, unrealized gains and losses from securities in these trust funds are not reported in equity but result in adjustments to the liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the spent nuclear fuel disposal trust funds in accordance with their treatment in rates.

Comprehensive Income - Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. There were no material differences between net income and comprehensive income for AEGCo, APCo, CPL, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo, and WTU.

Components  of Other  Comprehensive  Income - The following  table  provides the
components  that  comprise  the  balance  sheet  amount  in  Accumulated   Other
Comprehensive Income for AEP.

                               December 31,
   Components               2000    1999   1998
-------------------------------------------------
                                 (millions)
Foreign Currency
 Adjustments               $ (99)   $ 20   $ 33
Unrealized Losses
 on Securities               -       (20)   (20)
Minimum Pension
 Liability                    (4)     (4)    (6)
                           -----    ----   ----
                           $(103)   $ (4)  $  7
                           =====    ====   ====





Segment Reporting - The AEP System has adopted SFAS No. 131, which requires disclosure of selected financial information by business segment as viewed by the chief operating decision-maker. See Note 14 "Business Segments" for further discussion and details regarding segments.

Common Stock Options - AEP follows Accounting Principles Board Opinion 25 to account for stock options. Compensation expense is not recognized at the date of grant, because the exercise price of stock options awarded under the stock option plan equals the market price of the underlying stock on the date of grant.

EPS - AEP's basic earnings per share is determined based upon the weighted average number of common shares outstanding during the years presented. Diluted earnings per share for AEP is based upon the weighted average number of common shares and stock options outstanding during the years presented. Basic and diluted are the same in 2000, 1999 and 1998.

AEGCo, APCo, CPL, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo, and WTU are wholly-owned subsidiaries of AEP and are not required to report EPS.

Reclassification - Certain prior year financial statement items have been reclassified to conform to current year presentation. Such reclassification had no impact on previously reported net income.

2. Extraordinary Items:

Extraordinary Items - Extraordinary items were recorded for the discontinuance of regulatory accounting under SFAS 71 for the generation portion of the business in the Ohio, Virginia, West Virginia, Texas and Arkansas state jurisdictions. See Note 7 "Industry Restructuring" for descriptions of the restructuring plans and related accounting effects. The following table shows the components of the extraordinary items reported on AEP's consolidated statements of income:

                                  Year Ended
                                  December 31,
                                 2000     1999
                                 ----     ----
                                 (in millions)
Extraordinary Items:
 Discontinuance of Regulatory
 Accounting for Generation:
  Ohio Jurisdiction
  (Net of Tax of $35 Million)   $(44)    $  -
  Virginia and West Virginia
   Jurisdictions (Inclusive of
   Tax Benefit of $8 Million)      9        -
  Texas and Arkansas
   Jurisdictions (Net of Tax
   of $5 Million)                 -         (8)
 Loss on Reacquired Debt
 (Net of Tax of $3 Million)       -         (6)
                                ----      ----

  Extraordinary Items           $(35)     $(14)
                                ====      ====

There were no extraordinary items in 1998.

3. Merger:

On June 15, 2000, AEP merged with CSW so that CSW became a wholly-owned subsidiary of AEP. Under the terms of the merger agreement, approximately 127.9 million shares of AEP Common Stock were issued in exchange for all the outstanding shares of CSW Common Stock based upon an exchange ratio of 0.6 share of AEP Common Stock for each share of CSW Common Stock. Following the exchange, former shareholders of AEP owned approximately 61.4 percent of the corporation, while former CSW shareholders owned approximately 38.6 percent of the corporation.

The merger was accounted for as a pooling of interests. Accordingly, AEP's consolidated financial statements give retroactive effect to the merger, with all periods presented as if AEP and CSW had always been combined. Certain reclassifications have been made to conform the historical financial statement presentation of AEP and CSW.

The following table sets forth revenues, extraordinary items and net income previously reported by AEP and CSW and the combined amounts shown in the accompanying financial statements for 1999 and 1998:

                     Year Ended December 31,
                   1999                   1998
                   ----                   ----
                          (in millions)
Revenues:
  AEP             $ 6,870               $ 6,358
  CSW               5,537                 5,482
                  -------               -------
  AEP After
   Pooling        $12,407               $11,840
                  =======               =======




                     Year Ended December 31,
                   1999                   1998
                   ----                   ----
                          (in millions)

Extraordinary Items:
  AEP                $ -                    $ -
  CSW                 (14)                    -
                     ----                   ---
  AEP After
   Pooling           $(14)                  $ -
                     ====                   ===

Net Income:
  AEP                $520                  $536
  CSW                 455                   440
  Conforming
   Adjustment          (3)                   (1)
                     ----                  ----
  AEP After Pooling  $972                  $975
                     ====                  ====

The combined financial statements include an adjustment to conform CSW's accounting for vacation pay accruals with AEP's accounting. The effect of the conforming adjustment was to reduce net assets by $16 million at December 31, 1999 and reduce net income by $3 million and $1 million for the years ended December 31, 1999 and 1998, respectively.

The following table shows the vacation accrual conforming adjustment for CSW's registrant utility subsidiaries:

       Net Asset         Net Income Reductions
                                              -
      Reduction At      Year Ended December 31,
                        -----------------------
    December 31, 1999     1999           1998
    -----------------    ------         ------
      (in millions)         (in millions)

  CPL     $5.3            $0.7           $0.1
  PSO      2.8             1.1             -
  SWEPCo   4.5             0.5            0.1
  WTU      2.6             0.4            0.1

  In connection with the merger, $203 million ($180 million after tax) of non-recoverable merger costs were expensed by AEP through December 31, 2000. Such costs included transaction and transition costs not recoverable from ratepayers. Also included in the merger costs were non-recoverable change in control payments. Merger transaction and transition costs of $45 million recoverable from ratepayers were deferred pursuant to state regulator approved settlement agreements. The deferred merger costs are being amortized over five to eight year recovery periods depending on the specific terms of the settlement agreements, with the amortization ($4 million for AEP for the year
  2000) included in depreciation and amortization expense.


The following table shows the deferred merger cost and amortization expense of the applicable subsidiary registrants:

                                Amortization
                                Expense for the
        Merger Cost Deferral    Year Ended
        at December 31, 2000     December 31, 2000
        --------------------     -----------------
                       (in millions)

CPL           $15.7                   $1.3
I&M             7.6                    0.7
KPCo            2.7                    0.3
PSO             8.3                    0.5
SWEPCo          6.6                    0.5
WTU             4.6                    0.4

Merger transition costs are expected to continue to be incurred for several years after the merger and will be expensed or deferred for amortization as appropriate. The state settlement agreements provide for, among other things, a sharing of net merger savings with certain regulated customers over periods of up to eight years through rate reductions beginning in the third quarter of 2000. In connection with the merger, the PUCT approved a settlement agreement that provides for, among other things, sharing net merger savings with Texas customers of CPL, SWEPCo and WTU over six years after consummation of the merger through rate reduction riders. The settlement agreement results in rate reductions for Texas customers totaling $221 million over a six-year period commencing with the merger's consummation. The rate reduction was composed of $84 million of net merger savings and $137 million to resolve issues associated with CPL's, SWEPCo's and WTU's rate and fuel reconciliation proceedings in Texas. Under the terms of the settlement agreement, base rates cannot be increased until three years after consummation of the merger.

The IURC and MPSC approved merger settlement agreements that, among other things, provide for sharing net merger savings with I&M's retail customers over eight years through reductions to customers' bills. The terms of the Indiana settlement require reductions in customers' bills of approximately $67 million over eight years. Under the Michigan settlement, billing credits will be used to reduce customers' bills by approximately $14 million over eight years for net guaranteed merger savings. The Indiana settlement extends the base rate freeze in the Cook Plant extended outage settlement agreement until January 1, 2005 and requires additional annual deposits of $6 million to the nuclear decommissioning trust fund for the Indiana jurisdiction for the years 2001 through 2003. As a result of an appeal of the Indiana settlement agreement by a consumer group, I&M has not reflected the reductions in Indiana jurisdictional customers' bills. Instead, pending the result of the appeal, I&M recorded a liability ($1 million at December 31, 2000) for the reduction due to its Indiana customers under the settlement.

The KPSC approved a settlement agreement that, among other things, provides for sharing net merger savings with KPCo's customers over eight years through reductions to customers' bills and prohibits a general increase in base rates or other charges for three years following consummation of the merger. The Kentucky customers' share of the net merger savings is expected to be approximately $28 million.

A merger settlement agreement for PSO was approved by the Oklahoma Corporation Commission that, among other things, provides for sharing approximately $28 million in guaranteed net merger savings over five years with Oklahoma customers, prohibits an increase in Oklahoma base rates prior to January 1, 2003 and requires an application to join an RTO be filed with FERC by December 31, 2001.

The Arkansas Commission approved an agreement related to the merger which, among other things, provides for $6 million of net merger savings to reduce SWEPCo customers rates over five years in Arkansas and prohibits a base rate increase being effective prior to January 1, 2002.

SWEPCo's Louisiana customers will receive approximately $18 million of merger savings over eight years according to a merger approval order issued by the Louisiana Public Service Commission. In addition, the order capped base rates for five years after the consummation of the merger (until June 2005) and required that benefits from off-system sales be shared with ratepayers.

If actual merger savings are significantly less than the merger savings rate reductions required by the merger settlement agreements in the eight-year period following consummation of the merger, future results of operations, cash flows and possibly financial condition could be adversely affected.
Most of the merger settlement agreements approved by the regulatory commissions require the electric operating companies to join regional transmission organizations. APCo, CSPCo, I&M, KPCo, OPCo and several other unaffiliated utilities formed the Alliance RTO before the consummation of the merger. As a condition of FERC's approval of the merger, CPL, PSO, SWEPCo and WTU were required to join an RTO prior to December 31, 2000 and to transfer the operation and control of their transmission facilities to that RTO by December 15, 2001. CPL and WTU are members of ERCOT. PSO and SWEPCo are members of SPP. ERCOT and SPP are transmission pooling organizations in certain geographic areas of the U.S. whose goals include enhancement of bulk electric transmission reliability. The SPP has filed with FERC to be approved as an RTO. Due to the FERC's inaction on approving the SPP RTO, in December 2000 PSO and SWEPCo filed with the FERC requesting an extension of time to join an RTO until 75 days following the FERC's approval of an RTO for the SPP service area. Initial filings to gain FERC approval for the Alliance RTO were made and conditional approval was granted by the FERC. The Alliance RTO made compliance filings as requested by the FERC and these were accepted in January 2001. Final FERC approval of the SPP RTO is pending.

The divestiture of 1,904 MW of generating capacity was required as a condition of regulatory approval of the merger by the FERC and PUCT. Under the FERC-approved merger agreement the divestiture of 550 MW of generating capacity comprised of 300 MW of capacity in SPP and 250 MW of capacity in ERCOT is required. The FERC is requiring AEP and CSW to divest their entire ownership interest in and operational control of the entire generating facilities that produce the capacity to be divested. The FERC required divestiture of the identified ERCOT capacity must be completed by March 15, 2001 and for the SPP capacity by July 1, 2002. The FERC found that certain energy sales in SPP and ERCOT would be a reasonable and effective interim mitigation measure until the required SPP and ERCOT divestitures could be completed. In February 2001, AEP announced the sale of Frontera, one of the plants required to be divested by the settlement agreements approved by the FERC. The Texas settlement calls for the divestiture of a total of 1,604 MW of generating capacity within Texas inclusive of 250 MW ordered to be divested by FERC. The Texas divestiture cannot proceed until two years after the merger closes to satisfy the requirements to use pooling-of-interests accounting treatment. The FERC divestiture is not limited by the pooling rules because it is regulatory ordered.

The current annual dividend rate per share of AEP Common Stock is $2.40. The dividends per share reported on the statements of income for prior periods represent pro forma amounts and are based on AEP's historical annual dividend rate of $2.40 per share. If the dividends per share reported for prior periods were based on the sum of the historical dividends declared by AEP and CSW, the annual dividend rate would be $2.60 per combined share for the years ended December 31, 1999 and 1998.

  4. Nuclear Plant Restart:

The restart of both units of I&M's Cook Plant was completed with Unit 2 reaching 100% power on July 5, 2000 and Unit 1 achieving 100% power on January 3, 2001. Cook Plant is a 2,110 MW two-unit plant owned and operated by I&M under licenses granted by the NRC. I&M shut down both units of the Cook Plant in September 1997 due to questions regarding the operability of certain safety systems that arose during a NRC architect engineer design inspection.

Settlement agreements in the Indiana and Michigan retail jurisdictions that address recovery of Cook Plant related outage costs were approved in 1999. The IURC approved a settlement agreement in March 1999 that resolved all matters related to the recovery of replacement energy fuel costs and all outage/restart costs and related issues during the extended outage of the Cook Plant. The settlement agreement provided for, among other things, the deferral of unrecovered fuel revenues accrued between September 9, 1997 and December 31, 1999; the deferral of up to $150 million of restart related nuclear operation and maintenance costs in 1999 above the amount included in base rates; the amortization of the deferred fuel revenues and non-fuel operation and maintenance cost deferrals over a five-year period ending December 31, 2003; a freeze in base rates through December 31, 2003; and a fixed fuel recovery charge through March 1, 2004. The regulatory approved deferrals were recorded in 1999 as a regulatory asset in accordance with SFAS 71.

In December 1999 the MPSC approved a settlement agreement for two open Michigan power supply cost recovery reconciliation cases that resolves all issues related to the Cook Plant extended outage. The settlement agreement limits I&M's ability to increase base rates and freezes the power supply cost recovery factor until January 1, 2004; permits the deferral of up to $50 million in 1999 of jurisdictional non-fuel nuclear operation and maintenance expenses; authorizes the amortization of power supply cost recovery revenues accrued from September 9, 1997 to December 31, 1999 and non-fuel nuclear operation and maintenance cost deferrals over a five-year period ending December 31, 2003. The regulatory approved deferrals were recorded in the fourth quarter of 1999.

The amounts of restart costs charged to other operation and maintenance expenses were as follows:

                          Year Ended December 31,
                          2000     1999      1998
                          ----     ----      ----

Costs Incurred            $297    $ 289       $78
Deferred Pursuant to
 Settlement Agreements      -      (200)        -
Amortization of Deferrals   40       40         -
                          ----    -----       ---

Charged to O&M Expense    $337    $ 129       $78
                          ====    =====       ===

At December 31, 2000 and 1999, deferred restart costs of $120 million and $160 million, respectively, remained in regulatory assets to be amortized through 2003. Also pursuant to the settlement agreements, accrued fuel-related revenues of $38 million and $37 million in 2000 and 1999, respectively, were amortized. At December 31, 2000 and 1999, fuel-related revenues of $113 million and $150 million, respectively, were included in regulatory assets and will be amortized through December 31, 2003 for both jurisdictions.

The amortization of restart costs and fuel-related revenues deferred under Indiana and Michigan retail jurisdictional settlement agreements will adversely affect results of operations through December 31, 2003 when the amortization period ends. The annual amortization of restart cost and fuel-related revenue deferrals is $78 million.

5. Rate Matters:

Texas Jurisdictional Fuel Filings - AEP's Texas electric operating companies (CPL, SWEPCo and WTU) have been experiencing significant natural gas fuel price increases which have resulted in under-recoveries of fuel costs and the need to seek increases in fuel rates and surcharges to recover these under-recoveries.

CPL Fuel Filings - In July 2000 CPL filed with the PUCT an application to implement an increase in fuel factor revenues effective with the September 2000 billing month. Additionally, CPL proposed to implement an interim fuel surcharge to collect its under-recovered fuel costs, including accumu-lated interest, over a twelve-month period begin-ing in October 2000.

In September 2000 the PUCT approved a settlement. The settlement provided for an increase in fuel factor revenues of $173.5 million annually and provided for a two-phase surcharge totaling $86.4 million. The recovery of the first phase surcharge of $21.3 million for previously under-recovered fuel costs including accumulated interest for the period from December 1, 1999 through May 31, 2000 was authorized to be collected in September through December 2000. The second surcharge was not to exceed $65.1 million for projected under-recoveries for the period from June 2000 through August 2000 and was authorized to be collected January through September 2001. A September 2000 compliance filing showed the actual under-recovery for June 2000 through August 2000 to be $93.7 million. The remaining under-recovery amount of $28.6 was carried forward into a January 2001 filing.

In January 2001 CPL filed with the PUCT an application to implement an increase in fuel factors of $175.9 million, effective with the March 2001 billing month over the ten months March 2001 through December 2001. Additionally, CPL proposed to implement an interim fuel surcharge of $51.8 million, including accumulated interest, over a nine-month period beginning in April 2001 to collect its under-recovered fuel costs. Approval by the PUCT is pending.

SWEPCo Fuel Filings - In November 2000 SWEPCo filed with the PUCT an application for authority to implement an increase in fuel factor revenues effective with the January 2001 billing month. SWEPCo also proposed to implement an interim fuel surcharge to collect its under-recovered fuel costs, including accumulated interest, over a six-month period beginning in January 2001.

In January 2001 the PUCT approved SWEPCo's application. The order allows an increase in fuel factors of $12 million on an annual basis including accumulated interest beginning in January 2001 and a surcharge of $11.8 million for the billing months of February through July 2001.

In June 2000 SWEPCo filed with the PUCT an application for authority to reconcile fuel costs and to request authorization to carry the unrecovered balance forward into the next reconciliation period. During the reconciliation period of January 1, 1997 through December 31, 1999, SWEPCo incurred $347 million of Texas jurisdiction eligible fuel and fuel-related expenses.

On December 27, 2000, SWEPCo reached a settlement. The settlement resulted in a reduction of $2.25 million of eligible Texas jurisdictional fuel expense, which was prorated equally over thirty-six months of the reconciliation period. The settlement also provides that depreciation and lease expense associated with new aluminum railcars will qualify for treatment as eligible fuel expense from January 1, 2000 forward. Parties to the settlement will support SWEPCo in seeking to amend its 1999 excess earnings report to include 1999 railcar depreciation expense in the depreciation component of the calculation. In February 2001, the PUCT approved the settlement, which did not have a material effect on SWEPCo's results of operations.

WTU Fuel Filings - In August 2000 WTU filed with the PUCT an application for authority to implement an increase in fuel factors effective with the October 2000 billing month. WTU also proposed to implement an interim fuel surcharge to collect its under-recovered fuel costs from August 1, 1999 through June 30, 2000 including accumulated interest, over a six-month period beginning in November 2000.

In December 2000, the PUCT approved WTU's application. The order allows an increase in fuel factors of $42.6 million on an annual basis including accumulated interest and provides for a surcharge of $19.6 million for previously under-recovered fuel costs.

In January 2001 WTU filed with the PUCT an application for authority to implement an increase in fuel factor revenues of $46.5 million effective with the March 2001 billing. Approval by the PUCT is pending.

In December 2000 WTU filed with the PUCT an application for authority to reconcile fuel costs. During the reconciliation period of July 1, 1997 through June 30, 2000, WTU incurred $348 million of Texas jurisdiction eligible fuel and fuel-related expenses. Approval by the PUCT is pending.

OPCo's Recovery of Fuel Costs - Pursuant to PUCO - approved stipulation agreements the cost of coal burned at the Gavin Plant was subject to a 15-year predetermined price of $1.575 per million Btu's with quarterly escalation adjustments through November 2009. To the extent the actual cost of coal burned at the Gavin Plant was below the predetermined prices, the stipulation agreement provided OPCo with the opportunity to recover over its term the Ohio jurisdictional share of OPCo's investment in and the liabilities and future shutdown costs of its affiliated mines as well as any fuel costs incurred above the pre-determined rate and deferred for future recovery under the agreements. As a result of the Ohio Act introducing customer choice and a transition to market based pricing for electricity supply in Ohio, these stipulation agreements were superseded effective January 1, 2001. OPCo filed under the provisions of the Ohio Act for recovery of all of its generation related regulatory assets including fuel costs deferred under these predetermined price stipulation agreements. Under the terms of OPCo's PUCO-approved stipulated transition plan, recovery of generation-related regulatory assets at December 31, 2000, which were $518 million, over seven years was approved.

The Muskingum coal strip mine and Windsor deep coal mine which supplied all of their output to OPCo have been closed. Efforts are underway to reclaim the properties, sell or scrap all mining equipment, terminate both capital and operating leases and perform other activities necessary to reclaim the mines. Mine reclamation activities should be completed within two to three years; postremediation monitoring is anticipated to continue for five years after completion of reclamation.

OPCo currently plans to close the Meigs deep coal mine by the end of 2001 unless ongoing efforts to sell it are successful. Currently efforts are being made to sell the active Meigs and shutdown Windsor and Muskingum mines.

FERC - The FERC issued orders 888 and 889 in April 1996 which required each public utility that owns or controls interstate transmission facilities to file an open access network and point-to-point transmission tariff that offers services comparable to the utility's own uses of its transmission system. The orders also require utilities to functionally unbundle their services, and to pay their own transmission service tariffs in making off-system and third-party sales. As part of the orders, the FERC issued a pro-forma tariff, which reflects the Commission's views on the minimum non-price terms and conditions for non-discriminatory transmission service. The FERC orders also allow a utility to seek recovery of certain prudently-incurred stranded costs that result from unbundled transmission service.

On July 9, 1996, the AEP System companies filed an Open Access Transmission Tariff conforming with the FERC's pro-forma transmission tariff, subject to the resolution of certain pricing issues. The 1996 tariff incorporated transmission rates which were the result of a settlement of a pending rate case, but which were being collected subject to refund from certain customers who opposed the settlement and continued to litigate the reasonableness of AEP's transmission rates. On July 30, 1999, the FERC issued an order in the litigated rate case that would reduce AEP's rates for the affected customers below the settlement rate. AEP and certain of the affected customers sought rehearing of the Commission's Order.

On December 10, 1999, AEP filed a settlement agreement with the FERC resolving the issues on rehearing of the July 30, 1999 order. On March 16, 2000, the FERC approved the settlement agreement. Under terms of the settlement, the AEP System is required to make refunds retroactive to September 7, 1993 to certain customers affected by the July 30, 1999 FERC order. The refunds were made in two payments. Pursuant to FERC orders the first payment was made in February 2000 and the second payment was made on August 1, 2000. APCo, CSPCo, I&M, KPCo, and OPCo recorded provisions in 1999 and 2000 for the earnings impact of the required refunds including interest.

The settlement agreement also reduced the rates for transmission service. A new lower rate of $1.55 kw/month was made effective January 1, 2000, for all transmission service customers. Also as agreed, a new rate of $1.42 kw/month took effect on June 16, 2000 upon consummation of the AEP/CSW merger. Prior to January 1, 2000, the rate was $2.04 kw/month. Unless the market volume of physical power transactions grows to increase the utilization of the AEP
System's transmission lines, the new open access transmission rate will adversely impact future results of operations and cash flows. Since the rate has been reduced the volume of transmission usage has increased on the AEP System mainly due to increased competition in the wholesale electricity market.

West Virginia

On May 12, 1999, APCo, an AEP subsidiary doing business in WV, filed with the WVPSC for a base rate increase of $50 million annually and a reduction in ENEC rates of $38 million annually. On February 7, 2000, APCo and other parties to the proceeding filed a Joint Stipulation with the WVPSC for approval.

The Joint Stipulation's main provisions include no change in either base or ENEC rates effective January 1, 2000 from those base and ENEC rates in effect from November 1, 1996 until December 31, 1999 (these rates provide for recovery of regulatory assets including any generation-related regulatory assets through frozen transition rates and a wires charge of 0.5 mills per KWH); the continued suspension of annual ENEC recovery proceedings and cessation of existing deferral accounting for all over or under recovery of fuel and purchased power costs net of system sales effective January 1, 2000; and the retention, as a regulatory liability, on the books of a net cumulative deferred ENEC overrecovery balance of $66 million as established by a WVPSC order on December 27, 1996. The Joint Stipulation also provides that when deregulation of generation occurs in WV, APCo will use this retained regulatory liability to reduce generation-related regulatory assets and, to the extent possible, any additional costs or obligations that restructuring and deregulation of APCo's generation business may impose. The elimination of ENEC recovery proceedings in WV will subject AEP and APCo to the risk of fuel market price increases and reductions in wholesale sales levels which could adversely affect results of operations and cash flows.

Also, under the Joint Stipulation, APCo's share of any net savings from the merger between AEP and CSW prior to December 31, 2004 shall be retained by APCo. As a result, all costs incurred in the merger that were allocated to APCo shall be fully charged to expense to partially offset merger savings through December 31, 2004 and shall not be included in any WV rate proceeding after that date. After December 31, 2004, current distribution savings related to the merger will be reflected in rates in any future rate proceeding before the WVPSC to establish distribution rates or to adjust rate caps during the transition to market based generation rates. When deregulation of generation occurs in WV, the net retained generation-related merger savings shall be used to recover any generation-related regulatory assets that are not recovered under the other provisions of the Joint Stipulation and the mechanisms provided for in the deregulation legislation and, to the extent possible, to recover any additional costs or obligations that deregulation may impose on APCo. Regardless of whether the net cumulative deferred ENEC overrecovery balance and the net merger savings are sufficient to offset all of APCo's generation-related regulatory assets, under the terms of the Joint Stipulation there will be no further explicit adjustment to APCo's rates to provide for recovery of generation-related regulatory assets beyond the above discussed specific adjustment provisions in the Joint Stipulation and the 0.5 mills per KWH wires charge in the WV Restructuring Plan (see Note 7 "Industry Restructuring" for discussion of WV Restructuring Plan). On June 2, 2000, the WVPSC issued an order approving the Joint Stipulation. Management expects that the stipulation agreement plus the provisions of pending restructuring legislation will, if the legislation becomes effective, provide for the recovery of existing regulatory assets, other stranded costs and the cost of such deregulation in WV.

6. Effects of Regulation:

In accordance with SFAS 71 the consolidated financial statements include regulatory assets (deferred expenses) and regulatory liabilities (deferred revenues) recorded in accordance with regulatory actions in order to match expenses and revenues from cost-based rates in the same accounting period. Regulatory assets are expected to be recovered in future periods through the rate-making process and regulatory liabilities are expected to reduce future cost recoveries. Among other things, application of SFAS 71 requires that the AEP System's regulated rates be cost-based and the recovery of regulatory assets probable. Management has reviewed all the evidence currently available and concluded that the requirements to apply SFAS 71 continue to be met for all electric operations in Indiana, Kentucky, Louisiana, Michigan, Oklahoma and Tennessee.

When the generation portion of the business in Arkansas, Ohio, Texas, Virginia and WV no longer met the requirements to apply SFAS 71, net regulatory assets were written off for that portion of the business unless they were determined to be recoverable as a stranded cost through regulated distribution rates or wire charges in accordance with SFAS 101 "Regulated Enterprises - Accounting for the Discontinuation of FASB Statement No. 71" and EITF 97-4 "Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB No. 71, Accounting for the Effects of Certain Types of Regulation, and No. 101, Regulated Enterprises - Accounting for the Discontinuation of the Application of FASB Statement No. 71." In the Ohio, Virginia and WV jurisdictions the generation-related regulated assets that are recoverable through transition rates have been transferred to the distribution portion of the business and are being amortized as they are recovered through charges to regulated distribution customers. In the Texas jurisdiction generation-related regulatory assets that have been tentatively approved for recovery through securitization have been classified as "regulatory assets designated for securitization." (See Note 7 "Industry Restructuring" for further details.)

AEP's recognized regulatory assets and liabilities are comprised of the following at:

                                December 31,
                              2000       1999
                               (in millions)
Regulatory Assets:
  Amounts Due From Customers
   For Future Income Taxes   $  914    $1,450
  Transition - Regulatory
   Assets                       963      -
  Regulatory Assets
  Designated for
   Securitization               953       953
  Deferred Fuel Costs           407       477
  Unamortized Loss on
   Reacquired Debt              113       154
  Cook Plant Restart Costs      120       160
  DOE Decontamination and
   Decommissioning
    Assessment                   35        39
  Other                         193       231
                             ------    ------
Total Regulatory Assets      $3,698    $3,464
                             ======    ======

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                 $528      $580
  Other                         208       315
                               ----      ----
Total Regulatory Liabilities   $736      $895
                               ====      ====

The recognized regulatory assets and liabilities for the registrant subsidiaries are comprised of the following at:

                                  AEGCo      APCo         CPL         CSPCo       I&M
                                ---------------------------------------------------------
December 31, 2000                                   (in thousands)
Regulatory Assets:
  Amounts Due From Customers
   For Future Income Taxes                 $217,540    $  206,930   $ 31,853    $229,466
  Transition - Regulatory Assets            191,469                  247,852
  Excess Earnings                                         (39,700)
  Regulatory Assets Designated
   For Securitization                                     953,249
  Deferred Fuel Costs                        14,669       127,295                112,503
  Unamortized Loss on
   Reacquired Debt                $5,504     11,676        12,773      8,340      17,740
  Deferred Storm Damage                       1,244
  Cook Plant Restart Costs                                                       120,000
  DOE Decontamination and
   Decommissioning Assessment                               3,622                 31,744
  Other                                      11,152        18,815      3,508      40,687
                                  ------   --------    ----------   --------    --------
Total Regulatory Assets           $5,504   $447,750    $1,282,984   $291,553    $552,140
                                  ======   ========    ==========   ========    ========

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                   $59,718   $ 43,093      $128,100    $41,234    $113,773
  Amounts Due To Customers
   For Future Income Taxes        23,996
  WV Rate Stabilization                      75,601
  Other                                       2,614                   11,510       9,930
                                 -------   --------      --------    -------    --------
Total Regulatory Liabilities     $83,714   $121,308      $128,100    $52,744    $123,703
                                 =======   ========      ========    =======    ========


                                  KPCo      OPCo        PSO        SWEPCo       WTU
                                ------------------------------------------------------
December 31, 2000                                (in thousands)
Regulatory Assets:
  Amounts Due From Customers
   For Future Income Taxes      $85,926   $180,602                $14,558
  Transition - Regulatory Assets           517,851
  Deferred Fuel Costs                                 $43,267      35,469     $67,655
  Unamortized Loss on
   Reacquired Debt                  459      6,106     13,600      22,626      11,204
  Other                          12,130     10,151     15,738      19,898      13,604
                                -------   --------    -------     -------     -------
Total Regulatory Assets         $98,515   $714,710    $72,605     $92,551     $92,463
                                =======   ========    =======     =======     =======

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                  $11,656    $25,214    $35,783     $53,167     $24,052
  Excess Earnings                                                     500      15,100
  Amounts Due To Customers
   For Future Income Taxes                             28,652                  13,493
  Other                           3,172     10,994      2,015       8,140
                                -------    -------    -------     -------     --------
Total Regulatory Liabilities    $14,828    $36,208    $66,450     $61,807     $52,645
                                =======    =======    =======     =======     =======





                                  AEGCo     APCo          CPL        CSPCo       I&M
                                 ------------------------------------------------------
December 31, 1999                                  (in thousands)
Regulatory Assets:
  Amounts Due From Customers
   For Future Income Taxes                $389,922     $212,364    $243,031   $236,783
  Excess Earnings                                       (18,400)
  Regulatory Assets -
   Designated For Securitization                        953,249
  Deferred Fuel Costs                                    30,423                150,004
  Unamortized Loss on
   Reacquired Debt                $5,744    20,828       13,983      23,307     14,780
  Deferred Zimmer Plant
   Carrying Charges                                                  42,826
  Deferred Storm Damage                      6,619
  Cook Plant Restart Costs                                                     160,000
  DOE Decontamination and
   Decommissioning Assessment                             4,022                 35,238
  Other                                     19,525       11,390      29,939     28,005
                                  ------  --------   ----------    --------   --------
Total Regulatory Assets           $5,744  $436,894   $1,207,031    $339,103   $624,810
                                  ======  ========   ==========    ========   ========

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                   $63,114  $ 57,259   $  133,306    $ 44,716   $121,627
  Amounts Due To Customers
   For Future Income Taxes        26,266
  50% Share - Net WV ENEC                   36,589
  Over Recovery - Fuel Costs                34,676
  Deferred Gains From Emission
    Allowance Sales                          1,867                   13,539
  Other                                      7,180                   24,082     17,238
                                 -------  --------    ---------    --------   --------
Total Regulatory Liabilities     $89,380  $137,571    $ 133,306    $ 82,337   $138,865
                                 =======  ========    =========    ========   ========


                                 KPCo       OPCo        PSO        SWEPCo       WTU
                                -----------------------------------------------------
December 31, 1999                                (in thousands)
Regulatory Assets:
  Amounts Due From Customers
   For Future Income Taxes      $88,764   $331,164                $ 7,128
  Deferred Fuel Costs                      197,631     $6,469                 $14,652
  Unamortized Loss on
   Reacquired Debt                  711     15,666     14,880      25,539      14,700
  Other                           6,821     49,924      1,837      14,513      15,045
                                -------   --------    -------     -------     -------
Total Regulatory Assets         $96,296   $594,385    $23,186     $47,180     $44,397
                                =======   ========    =======     =======     =======

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                  $12,908   $ 35,838    $37,574     $57,649     $25,323
  Excess Earnings                                                   6,500       6,000
  Amounts Due To Customers
   For Future Income Taxes                             32,826                  13,146
  Deferred Gains From Emission
   Allowance Sales                          53,738
  Other                           2,792     13,043                  2,480
                                -------   --------    -------     -------     -------
Total Regulatory Liabilities    $15,700   $102,619    $70,400     $66,629     $44,469
                                =======   ========    =======     =======     =======


7. Industry Restructuring:

Restructuring legislation has been enacted in seven of the eleven state retail jurisdictions in which AEP's domestic electric utility companies operate. The legislation provides for a transition from cost-based regulation of bundled electric service to unbundled cost-based rate regulation of transmission and distribution service and customer choice market pricing for the supply of electricity. The enactment of restructuring legislation and the ability to determine transition rates, wires charges and any resultant extraordinary gain or loss under restructuring legislation enabled APCo, CPL, CSPCo, OPCo, SWEPCo and WTU to discontinue regulatory accounting for the generation portion of their business in those jurisdictions. Prior to restructuring, the electric utility companies accounted for their operations according to the cost-based regulatory accounting principles of SFAS 71. Under the provisions of SFAS 71, regulatory assets and regulatory liabilities are recorded to reflect the economic effects of regulation to account for the difference between regulatory accounting and GAAP and to match expenses with regulated revenues. The discontinuance of the application of SFAS 71 is in accordance with the provisions of SFAS 101. Pursuant to those provisions and further guidance provided in EITF Issue 97-4, a company is required to write-off regulatory assets and liabilities related to the deregulated operations, unless recovery of such amounts is provided through cost-based regulated rates to be collected in the portion of operations which continues to be rate regulated. Additionally, a company experiencing a discontinuance of cost-based rate regulation is required to determine if any plant assets are impaired under SFAS 121. A SFAS 121 accounting impairment analysis involves estimating cumulative future non-discounted net cash flows arising from the use of assets. If the cumulative undiscounted net cash flows exceed the net book value of the assets, then there is no impairment of the assets for accounting purposes. If there is any accounting impairment, it would be recorded on a discounted basis.

As legislative and regulatory proceedings evolve, the electric operating companies doing business in the seven states that have passed restructuring legislation are applying the standards discussed above to discontinue SFAS 71 regulatory accounting. The following is a summary of the restructuring legislation, the status of the transition plans and the status of the electric utility operating companies' accounting to comply with the changes in each of the seven state regulatory jurisdictions affected by restructuring legislation.

Ohio Restructuring - Affecting AEP, CSPCo and OPCo

Effective January 1, 2001, customer choice of electricity supplier began under the Ohio Act. In February 2001, one supplier announced its plan to offer service to CSPCo's residential customers. Currently for residential customers of OPCo, no alternative suppliers have registered with the PUCO as required by the Ohio Act. Two alternative suppliers have been approved to compete for CSPCo's and OPCo's commercial and industrial customers. Presently, customers continue to be served by CSPCo and OPCo with a legislatively required residential rate reduction of 5% for the generation portion of rates and a freezing of generation rates including fuel rates starting on January 1, 2001.

The Ohio Act provides for a five-year transition period to move from cost based rates to market pricing for generation services. It granted the PUCO broad oversight responsibility for promul-gation of rules for competitive retail electric generation service, approval of a transition plan for each electric utility company and addressing certain major transition issues including unbund-ling of rates and the recovery of stranded costs including regulatory assets and transition costs.



The Ohio Act also provides for a reduction in property tax assessments, the imposition of replacement franchise and income taxes, and the replacement of a gross receipts tax with a KWH based excise tax. The property tax assessment percentage on generation property was lowered from 100% to 25% of value effective January 1, 2001 and Ohio electric utilities will become subject to the Ohio Corporate Franchise Tax and municipal income taxes on January 1, 2002. The last year for which Ohio electric utilities will pay the excise tax based on gross receipts is the tax year ending April 30, 2002. As of May 1, 2001 electric distribution companies will be subject to an excise tax based on KWH sold to Ohio customers. The gross receipts tax is paid at the beginning of the tax year (May 1), deferred by CSPCo and OPCo as a prepaid expense and amortized to expense during the tax year pursuant to the tax law whereby the payment of the tax results in the privilege to conduct business in the year following the payment of the tax. As a result a duplicate tax will be expensed from May 1, 2001 through April 30, 2002 adding approximately $90 million ($40 million for CSPCo and $50 million for OPCo) to tax expense during that period. Unless CSPCo and OPCo can recover the duplicate amount from ratepayers it will negatively impact results of operations.

On September 28, 2000, the PUCO approved, with minor modifications, a stipulation agreement between CSPCo, OPCo, the PUCO staff, the Ohio Consumers' Counsel and other concerned parties regarding transition plans filed by CSPCo and OPCo. The key provisions of this stipulation agreement are:

o Recovery of generation-related regulatory assets at December 31, 2000 over seven years for OPCo ($518 million) and over eight years for CSPCo ($248 million) through frozen transition rates for the first five years of the recovery period and a wires charge for the remaining years.
o A shopping incentive (a price credit) of 2.5 mills per KWH for the first 25% of CSPCo residential customers that switch suppliers. There is no shopping incentive for OPCo customers.
o The absorption of $40 million by CSPCo and OPCo ($20 million per company) of consumer education, implementation and transition plan filing costs with deferral of the remaining costs, plus a carrying charge, as a regulatory asset for recovery in future distribution rates.
o CSPCo and OPCo will make available a fund of up to $10 million to reimburse customers who choose to purchase their power from another company for certain transmission charges imposed by PJM and/or a Midwest ISO on generation originating in the Midwest ISO or PJM areas.
o The statutory 5% reduction in the generation component of residential tariffs will remain in effect for the entire five year transition period.
o CSPCo's and OPCo's request for a $90 million gross receipts tax rider to recover the duplicate gross receipts KWH based excise tax would be considered separately by the PUCO.

The approved stipulation agreement also accepted the following provisions contained in CSPCo's and OPCo's filed transition plans:

o a corporate separation plan to segregate generation, transmission and distribution assets into separate legal entities, and o a plan for independent operation of transmission facilities.

The gross receipts tax issue was considered by the PUCO in hearings held in June 2000. In the September 28, 2000 order approving the stipulation agreement, the PUCO determined that there was no duplicate tax overlap period and denied the request for a $90 million gross receipts tax rider. CSPCo's and OPCo's request for rehearing of the gross receipts tax issue was denied. An appeal of this issue to the Ohio Supreme Court has been filed. Unless this issue is resolved in CSPCo's and OPCo's favor, it will have an adverse effect on future results of operations and financial position.

One of the intervenors at the hearings for approval of the settlement agreement (whose request for rehearing was denied by the PUCO) has filed with the Ohio Supreme Court for review of the settlement agreement including recovery of regulatory assets. Management is unable to predict the outcome of litigation but the resolution of this matter could negatively impact results of operation.

Beginning January 1, 2001, CSPCo's and OPCo's fuel costs will not be subject to PUCO fuel recovery proceedings. Deferred fuel costs at December 31, 2000 which represent under or over recoveries were one of the items included in the PUCO's final determination of net regulatory assets to be collected (recovered) during the transition period. The elimination of fuel clause recoveries in 2001 in Ohio will subject AEP, CSPCo and OPCo to the risk of fuel market price increases and could adversely affect their future results of operations and cash flows.

CSPCo and OPCo Discontinue Application of SFAS 71 Regulatory Accounting for the
 Ohio Jurisdiction

In September 2000 CSPCo and OPCo discontinued the application of SFAS 71 for their Ohio retail jurisdictional generation business since generation is no longer cost-based regulated in the Ohio jurisdiction and management was able to determine their transition rates and wires charges. The discontinuance in the Ohio jurisdiction was possible as a result of the PUCO's September 28, 2000 approval of the stipulation agreement which established rates, wires charges and net regulatory asset recovery procedures during the transition to market rates.

CSPCo's and OPCo's discontinuance of SFAS 71 for generation resulted in after tax extraordinary losses in the third quarter of 2000 of $25 million and $19 million, respectively, due to certain unrecoverable generation-related regulatory assets and transition expenses. Management believes that substantially all of the remaining net regulatory assets related to the Ohio generation business will be recovered under the PUCO's September 28, 2000 order. Therefore, under the provisions of EITF 97-4, CSPCo's and OPCo's generation-related recoverable net regulatory assets were transferred to the transmission and distribution portion of the business and will be amortized as they are recovered through transition rates to customers. CSPCo and OPCo performed an accounting impairment analysis on their generating assets under SFAS 121 as required when discontinuing the application of SFAS 71 and concluded there was no impairment of generation assets.
Virginia - Affecting AEP and APCo

In Virginia, a restructuring law provides for a transition to choice of electricity supplier for retail customers beginning on January 1, 2002. In February 2001 restructuring revision legislation was approved by the Virginia Legislature which could modify the terms of restructuring. Presently, the transition period is to be completed, subject to a finding by the Virginia SCC that an effective competitive market exists by January 1, 2004 but no later than January 1, 2005.

The restructuring law also provides an opportunity for recovery of just and reasonable net stranded generation costs. The mechanisms in the Virginia law for net stranded cost recovery are: a capping of rates until as late as July 1, 2007, and the application of a wires charge upon customers who depart the incumbent utility in favor of an alternative supplier prior to the termination of the rate cap. The restructuring law provides for the establishment of capped rates prior to January 1, 2001 based either on a request by APCo for a change in rates prior to January 1, 2001 or on the rates in effect at July 1, 1999 if no rate change request is made and the establishment of a wires charge by the fourth quarter of 2001. APCo did not request new rates; therefore, its current rates are the capped rates. In the third quarter of 2000, the Virginia SCC directed APCo to file a cost of service study using 1999 as a test year to review the reasonableness of APCo's capped rates. The cost of service study was filed on January 3, 2001. In the opinion of APCo's Virginia counsel, Virginia's restructuring law does not permit the Virginia SCC to change rates for the transition period except for changes in the fuel factor, changes in state gross receipts taxes, or to address the utility's financial distress. However, if the Virginia SCC were to reduce APCo's capped rates or deny recovery of regulatory assets, it would adversely affect results of operations if such action is ultimately determined to be legal.

The Virginia restructuring law also requires filings to be made that outline the functional separation of generation from transmission and distribution and a rate unbundling plan. On January 3, 2001, APCo filed its corporate separation plan and rate unbundling plan with the Virginia SCC which is based on the most recent rate case test year (1996). See the heading "Structural Separation" below in this footnote for a discussion of AEP's corporate separation plan filed with the SEC.

West Virginia - Affecting AEP and APCo

On January 28, 2000, the WVPSC issued an order approving an electricity restructuring plan for WV. On March 11, 2000, the WV Legislature approved the restructuring plan by joint resolution. The joint resolution provides that the WVPSC cannot implement the plan until the legislature makes necessary tax law changes to preserve the revenues of the state and local governments. The Joint Committee on Government and Finance of the WV Legislature hired a consultant to study and issue a report on the tax changes required to implement electric restructuring. Moreover, the committee also hired a consultant to study and issue a report on the electric restructuring plan in light of events occurring in California. The WV Legislature is not expected to consider these reports until the 2002 Legislative Session since the 2001 Legislative Session ends in April 2001. Since the WV Legislature has not yet passed the required tax law changes, the restructuring plan has not become effective. AEP subsidiaries, APCo and WPCo, provide electric service in WV.

The provisions of the restructuring plan provide for customer choice to begin after all necessary rules are in place (the "starting date"); deregulation of generation assets on the starting date; functional separation of the generation, transmission and distribution businesses on the starting date and their legal corporate separation no later than January 1, 2005; a transition period of up to 13 years, during which the incumbent utility must provide default service for customers who do not change suppliers unless an alternative default supplier is selected through a WVPSC-sponsored bidding process; capped and fixed rates for the 13 year transition period as discussed below; deregulation of metering and billing; a 0.5 mills per KWH wires charge applicable to all retail customers for a 10-year period commencing with the starting date intended to provide for recovery of any stranded cost including net regulatory assets; establishment of a rate stabilization deferred liability balance of $81 million ($76 million by APCo and $5 million by WPCo) by the end of year ten of the transition period to be used as determined by the WVPSC to offset market prices paid in the eleventh, twelfth, and thirteenth year of the transition period by residential and small commercial customers that do not choose an alternative supplier.

Default rates for residential and small commercial customers are capped for four years after the starting date and then increase as specified in the plan for the next six years. In years eleven, twelve and thirteen of the transition period, the power supply rate shall equal the market price of comparable power. Default rates for industrial and large commercial customers are discounted by 1% for four and a half years, beginning July 1, 2000, and then increased at pre-defined levels for the next three years. After seven years the power supply rate for industrial and large commercial customers will be market based. APCo's Joint Stipulation agreement, discussed in Note 5 "Rate Matters", which was approved by the WVPSC on June 2, 2000 in connection with a base rate filing, also provides additional mechanisms to recover regulatory assets.

APCo Discontinues Application of SFAS 71 Regulatory Accounting

In June 2000 APCo discontinued the application of SFAS 71 for its Virginia and WV retail jurisdictional portions of its generation business since generation is no longer considered to be cost-based regulated in those jurisdictions and management was able to determine APCo's transition rates and wires charges. The discontinuance in the WV jurisdiction was made possible by the June 2, 2000 approval of the Joint Stipulation which established rates, wires charges and regulatory asset recovery procedures for the transition period to market rates which was determined to be probable. APCo was also able to discontinue application of SFAS 71 for the generation portion of its Virginia retail jurisdiction after management decided that APCo would not request capped rates different from its current rates. The existence of effective restructuring legislation in Virginia and the probability that the WV legislation would become effective with the expected probable passage of required enabling tax legislation in 2001 supported management's decision in 2000 to discontinue SFAS 71 regulatory accounting for APCo's electricity generation and supply business.

APCo's discontinuance of SFAS 71 for generation resulted in an after tax extraordinary gain, in the second quarter of 2000, of $9 million. Management believes that it is probable that substantially all net regulatory assets related to the Virginia and WV generation business will be recovered. Therefore, under the provisions of EITF 97-4, APCo's generation-related net regulatory assets were transferred to the distribution portion of the business and are being amortized as they are recovered through charges to regulated distribution customers. As required by SFAS 101 when discontinuing SFAS 71 regulatory accounting, APCo performed an accounting impairment analysis on its generating assets under SFAS 121 and concluded that there was no accounting impairment of generation assets.

The studies requested by the WV Legislature, discussed above, could result in the WV Legislature deciding not to enact the required tax changes, thereby, effectively continuing cost based rate regulation in West Virginia or it could modify the restructuring plan. Modifications in the restructuring plan could adversely affect future results of operations if they were to occur. Management is carefully monitoring the situation in West Virginia and continues to work with all concerned parties to get approval to successfully transition APCo's generation business in West Virginia. Failure to pass the required enabling tax changes could ultimately require APCo to reinstate regulatory accounting principles under SFAS 71 for its generation operations in West Virginia.

Arkansas Restructuring - Affecting AEP and SWEPCo

In 1999 legislation was enacted in Arkansas that will ultimately restructure the electric utility industry. Its major provisions are:

o retail competition begins January 1, 2002 but can be delayed until as late as June 30, 2003 by the Arkansas Commission; o transmission facilities must be operated by an ISO if owned by a company which also owns generation assets; o rates will be frozen for one to three years; o market power issues will be addressed by the Arkansas Commission; and o an annual progress report to the Arkansas General Assembly on the development of competition in electric markets and its impact on retail customers is required.

In November 2000 the Arkansas Commission filed its annual progress report with the Arkansas General Assembly recommending a delay in the start date of retail competition to a date between October 1, 2003 and October 1, 2005. The report also asks the Arkansas General Assembly to delegate authority to the Arkansas Commission to determine the appropriate retail competition start date within the approved time frame. In February 2001 the Arkansas General Assembly passed legislation that was signed into law by the Governor that changes the date of electric retail competition to October 1, 2003, and provided the Arkansas Commission with the authority to delay that date for up to two years.

Texas Restructuring - Affecting AEP, CPL, SWEPCo and WTU

In June 1999 Texas restructuring legislation was signed into law which, among other things:

o gives Texas customers of investor-owned utilities the opportunity to choose their electricity provider beginning January 1, 2002;
o    provides for the recovery of regulatory assets and of other stranded costs through  securitization  and  non-bypassable  wires charges;
o    requires reductions in NOx and sulfur dioxide emissions;
o    provides  for a rate freeze  until  January 1, 2002  followed by a 6%
     rate  reduction  for  residential  and small  commercial customers and a number of customer protections;
o    provides  for an  earnings  test  for each of the  three  years of the rate
     freeze  period  (1999  through  2001)  which  will  reduce   stranded  cost
     recoveries or if there is no stranded cost provides for a refund or their use to fund certain capital expenditures in the amount of the excess earnings;
o requires each utility to structurally unbundle into a retail electric provider, a power generation company and a transmission and distribution utility;
o provides for certain limits for ownership and control of generating capacity by companies;
o provides for elimination of the fuel clause reconciliation process beginning January 1, 2002; and
o provides for a 2004 true-up proceeding to determine recovery of stranded costs including final fuel recovery balances, net regulatory assets, certain environmental costs, accumulated excess earnings and other issues.

Under the Texas Legislation, delivery of electricity will continue to be the responsibility of the local electric transmission and distribution utility company at regulated prices. Each electric utility was required to submit a plan to structurally unbundle its business activities into a retail electric provider, a power generation company, and a transmission and distribution utility. In May 2000 CPL, SWEPCo and WTU filed a revised business separation plan that the PUCT approved on July 7, 2000 in an interim order. The revised business separation plans provided for CPL and WTU, which operate in Texas only, to establish separate companies and divide their integrated utility operations and assets into a power generation company, a transmission and distribution utility and a retail electric provider. SWEPCo will separate its Texas jurisdictional transmission and distribution assets and operations into a new Texas regulated transmission and distribution subsidiary. In addition, a retail electric provider will be formed by SWEPCo to provide retail electric service to SWEPCo's Texas jurisdictional customers.

Under the Texas Legislation, electric utilities are allowed, with the approval of the PUCT, to recover stranded generation costs including generation-related regulatory assets that may not be recoverable in a future competitive market. The approved stranded costs can be refinanced through securitization, which is a financing structure designed to provide lower financing costs than are available through conventional financings. Lower financing costs are achieved through the issuance of securitization bonds at a lower interest rate to finance 100% of the costs pursuant to a state pledge to ensure recovery of the bond principal and financing costs through a non-bypassable rate surcharge by the regulated transmission and distribution utility over the life of the securitization bonds.

In 1999 CPL filed an application with the PUCT to securitize approximately $1.27 billion of its retail generation-related regulatory assets and approximately $47 million in other qualified restructuring costs. On March 27, 2000, the PUCT issued an order permitting CPL to securitize approximately $764 million of net regulatory assets. The PUCT's order authorized issuance of up to $797 million of securitization bonds including the $764 million for recovery of net generation-related regulatory assets and $33 million for other qualified refinancing costs. The $764 million for recovery of net generation-related regulatory assets reflects the recovery of $949 million of generation-related regulatory assets offset by $185 million of customer benefits associated with accumulated deferred income taxes. CPL had previously proposed in its filing to flow these benefits back to customers over the 14-year term of the securitization bonds. On April 11, 2000, four parties appealed the PUCT's securitization order to the Travis County District Court. In July 2000 the Travis County District Court upheld the PUCT's securitization order. The securitization order is being appealed to the Supreme Court of Texas. One of these appeals challenges CPL's ability to recover securitization charges under the Texas Constitution. CPL will not be able to issue the securitization bonds until these appeals are resolved.

The remaining regulatory assets of $206 million originally included by CPL in its 1999 securitization request were included in a March 2000 filing with the PUCT, requesting recovery of an additional $1.1 billion of stranded costs. The March 2000 filing of $1.1 billion included recovery of approximately $800 million of STP costs included in property, plant and equipment-electric on AEP's Consolidated Balance Sheets and in electric utility plant-production on CPL's Consolidated Balance Sheets. These STP costs had previously been identified as excess cost over market (ECOM) by the PUCT for regulatory purposes and were earning a lower return and were being amortized on an accelerated basis for rate-making purposes in Texas. The March 2000 filing will determine the initial amount of stranded costs in addition to the securitized regulatory assets to be recovered beginning January 1, 2002.

CPL submitted a revised estimate of stranded costs on October 2, 2000 using assumptions developed in generic proceedings by the PUCT and an administrative model developed by the PUCT staff that reduced the amount of the initial stranded cost estimate to $361 million from the $1.1 billion requested by CPL. CPL subsequently agreed to accept adjustments proposed by intervenors that reduced ECOM to approximately $230 million. Hearings on CPL's requested ECOM were held in October 2000. In February 2001 the PUCT issued an interim decision determining an initial amount of CPL ECOM or stranded costs of negative $580 million. The decision indicated that CPL's costs were below market after securitization of regulatory assets. Management does not agree with the critical inputs to this model. Management believes CPL has a positive stranded cost exclusive of securitized regulatory assets. The final amount of CPL's stranded costs including regulatory assets and ECOM will be established by the PUCT in the legislatively required 2004 true-up proceeding. If CPL's total stranded costs determined in the 2004 true-up are less than the amount of securitized regulatory assets, the PUCT can implement an offsetting credit to transmission and distribution rates.

The PUCT ruled that prior to the 2004 true-up proceeding, no adjustments would be made to the amount of regulatory costs authorized by the PUCT to be securitized. However, the PUCT also ruled that excess earnings for the period 1999-2001 should be refunded through transmission and distribution rates to the extent of any over-mitigation of stranded costs represented by negative ECOM. In the event that CPL will be required to refund excess earnings in the future instead of applying them to reduce ECOM or regulatory assets, it will adversely affect future cash flow but not results of operations since excess earnings for 1999 and 2000 were accrued and expensed in 1999 and 2000. The Texas Legislation allows for several alternative methods to be used to value stranded costs in the final 2004 true-up proceeding including the sale or exchange of generation assets, the issuance of power generation company stock to the public or the use of PUCT staff's ECOM model. To the extent that the final 2004 true-up proceeding determines that CPL should recover additional stranded costs, the total amount recoverable can be securitized.

The Texas Legislation provides that each year during the 1999 through 2001 rate freeze period, electric utilities are subject to an earnings test. For electric utilities with stranded costs, such as CPL, any earnings in excess of the most recently approved cost of capital in its last rate case must be applied to reduce stranded costs. Utilities without stranded costs, such as SWEPCo and WTU, must either flow such excess earnings amounts back to customers or make capital expenditures to improve transmission or distribution facilities or to improve air quality. The Texas Legislation requires PUCT approval of the annual earnings test calculation.

The 1999 earnings test reports filed by CPL, SWEPCo and WTU showed excess earnings of $21 million, $1 million and zero, respectively. The PUCT staff issued its report on the excess earnings calculations filed by CPL, SWEPCo and WTU and calculated the excess earnings amounts to be $41 million, $3 million and $11 million for CPL, SWEPCo and WTU, respectively. The Office of Public Utility Counsel also filed exceptions to the companies' earnings reports. Several issues were resolved via settlement and the remaining open issues were submitted to the PUCT. A final order was issued by the PUCT in February 2001 and adjustments to the accrued 1999 and 2000 excess earnings were recorded in results of operations in the fourth quarter of 2000. After adjustments the accruals for 1999 excess earnings for CPL and WTU were $24 million and $1 million, respectively. CPL and WTU also recorded an estimated provision for excess 2000 earnings of $16 million and $14 million, respectively.

A Texas settlement agreement in connection with the AEP and CSW merger permits CPL to apply for regulatory purposes up to $20 million of STP ECOM plant assets a year in 2000 and 2001 to reduce excess earnings, if any. For book and financial reporting purposes, STP ECOM plant assets will be depreciated in accordance with GAAP, on a systematic and rational basis unless impaired. CPL will establish a regulatory liability or reduce regulatory assets by a charge to earnings to the extent excess earnings exceed $20 million in 2000 and 2001.

Beginning January 1, 2002, fuel costs will not be subject to PUCT fuel reconciliation proceedings. Consequently, CPL, SWEPCo and WTU will file a final fuel reconciliation with the PUCT to reconcile their fuel costs through the period ending December 31, 2001. Fuel costs have been reconciled by CPL, SWEPCo and WTU through June 30, 1998, December 31, 1999 and June 30, 1997, respectively. WTU is currently reconciling its fuel through June 2000. See discussion in Note 5 "Rate Matters". At December 31, 2000, CPL's, SWEPCo's and WTU's Texas jurisdictional unrecovered deferred fuel balances were $127 million, $20 million and $59 million, respectively. Final unrecovered deferred fuel balances at December 31, 2001 will be included in each company's 2004 true-up proceeding. If the final fuel balances or any amount incurred but not yet reconciled were not recovered, they could have a negative impact on results of operations. The elimination of the fuel clause recoveries in 2002 in Texas will subject AEP, CPL, SWEPCo and WTU to greater risks of fuel market price increases and could adversely affect future results of operations beginning in 2002.

The affiliated retail electric provider of CPL, SWEPCo and WTU will be required to offer residential and small commercial customers (with a peak usage of less than 1000 KW) a rate 6% below rates in effect on January 1, 1999 adjusted for any changes in fuel cost recovery factors since January 1, 1999 (price to beat). The price to beat must be offered to residential and small commercial customers until January 1, 2007. Customers with a peak usage of more than 1000 KW are subject to market rates. The Texas restructuring legislation provides for the price to beat to be adjusted up to two times annually to reflect significant changes in fuel and purchased energy costs.

Discontinuance of the Application of SFAS 71 Regulatory Accounting in Arkansas and Texas

The financial statements of CPL, SWEPCo and WTU have historically reflected the economic effects of regulation by applying the requirements of SFAS 71. As a result of the scheduled deregulation of generation in Arkansas and Texas, the application of SFAS 71 for the generation portion of the business in those states was discontinued in the third quarter of 1999. Under the provisions of EITF 97-4, CPL's generation-related net regulatory assets were transferred to the distribution portion of the business and will be amortized as they are recovered through wires charges to customers. Management believes that substantially all of CPL's generation-related regulatory assets will be recovered under the Texas Legislation. CPL's recovery of generation-related regulatory assets and stranded costs are subject to a final determination by the PUCT in 2004. If future events were to make the recovery through securitization of CPL's generation-related regulatory assets no longer probable, CPL would write-off the portion of such regulatory assets deemed unrecoverable as a non-cash extraordinary charge to earnings.

The Texas Legislation provides that all finally determined stranded costs will be recovered. Since SWEPCo and WTU are not expected to have net stranded costs, all Arkansas and Texas jurisdictional generation-related net regulatory assets were written off as non-recoverable in 1999 when SWEPCo and WTU discontinued the application of SFAS 71 regulatory accounting. As required by SFAS 101 when SFAS 71 is discontinued, an accounting impairment analysis for generation assets under SFAS 121 was completed for CPL, SWEPCo and WTU. The analysis showed that there was no accounting impairment of generation assets when the application of SFAS 71 was discontinued. CPL, SWEPCo and WTU will test their generation assets for impairment under SFAS 121 if circumstances change. Management believes that on a discounted basis CPL's generation business net cash flows will likely be less than its generating assets' net book value and together with its generation-related regulatory assets should create a recoverable stranded cost for regulatory purposes under the Texas Legislation. Therefore, management continues to carry on the balance sheet at December 31, 2000, $953 million of generation-related regulatory assets already approved for securitization and $195 million of net generation-related regulatory assets pending approval for securitization in Texas. A final determination of whether they will be securitized and recovered will be made as part of the 2004 true-up proceeding.

CPL, SWEPCo, and WTU continue to analyze the impact of electric utility industry restructuring legislation on their Arkansas and Texas electric operations. Although management believes that the Texas Legislation provides for full recovery of stranded costs and that the companies do not have a recordable accounting impairment, a final determination of whether CPL will experience an accounting loss or whether SWEPCo and WTU will experience any additional accounting loss from an inability to recover generation-related regulatory assets and other restructuring related costs in Texas and Arkansas cannot be made until such time as the regulatory process is complete following the 2004 true-up proceeding in Texas and a determination by the Arkansas Commission. In the event CPL, SWEPCo, and WTU are unable after the 2004 true-up proceeding and after the Arkansas Commission proceedings to recover all or a portion of their generation-related regulatory assets, stranded costs and other restructuring related costs, it could have a material adverse effect on results of operations, cash flows and possibly financial condition.

Although Arkansas' delay of retail competition may be having a negative effect on the progress of efforts to transition SWEPCo's generation in Arkansas to market based pricing of electricity, it appears that Texas is moving forward as planned. Management is carefully monitoring the situation in Arkansas and is working with all concerned parties to prudently quicken the pace of the transition. However, changes could occur due to concerns stemming from the California energy crisis and other events which could adversely affect future results of operations in Arkansas and possibly Texas.

Michigan Restructuring - Affecting AEP and I&M

On June 5, 2000, the Michigan Legislation became law. Its major provisions, which were effective immediately, applied only to electric utilities with one million or more retail customers. I&M, AEP's electric operating subsidiary doing business in Michigan, has less than one million customers in Michigan. Consequently, I&M was not immediately required to comply with the Michigan Legislation.

The Michigan Legislation gives the MPSC broad power to issue orders to implement retail customer choice of electric supplier no later than January 1, 2002 including recovery of regulatory assets and stranded costs. On October 2, 2000, I&M filed a restructuring implementation plan as required by a MPSC order. The plan identifies I&M's proposal to file with the MPSC on June 5, 2001 its unbundled rates, open access tariffs, terms of service and supporting schedules. Described in the plan are I&M's intentions and preparation for competition related to supplier transactions, customer transactions, rate unbundling, education programs, and regional transmission organization. The plan contains a proposed methodology to determine stranded costs and implementation costs and requests the continuation of a wires charge for recovery of nuclear decommissioning costs. Approval of the restructuring implementation plan is pending before the MPSC.

Management has concluded that as of December 31, 2000 the requirements to apply SFAS 71 continue to be met since I&M's rates for generation in Michigan will continue to be cost-based regulated until the MPSC approves rates and wires charges in 2001. The establishment of rates and wires charges under a MPSC approved transition plan will enable management to determine the ability to recover stranded costs including regulatory assets and other implementation costs, a requirement of EITF 97-4 to discontinue the application of SFAS 71. Upon the discontinuance of SFAS 71, I&M will, if necessary, have to write off its Michigan jurisdictional generation-related regulatory assets and record its unrecorded Michigan jurisdictional liability for decommissioning the Cook Plant to the extent that they cannot be recovered under the transition rates and wires charges. As required by SFAS 101 when discontinuing SFAS 71 regulatory accounting, I&M will have to perform an accounting impairment analysis under SFAS 121 to determine if the Michigan jurisdictional portion of its generating assets are impaired for accounting purposes.

The amount of regulatory assets recorded on the books at December 31, 2000 applicable to I&M's Michigan retail jurisdictional generation business is approximately $45 million before related tax effects. The estimated unrecorded liability for the Michigan jurisdiction to decommission the Cook Plant ranges from $114  million to $215  million in 2000  non-discounted  dollars  based upon studies completed during 2000. For the Michigan jurisdiction, I&M has accumulated approximately $100 million in trust funds to decommission the Cook Plant. Based on the current information available, management does not anticipate that I&M will experience any material tangible asset accounting impairment or regulatory asset write-offs. Ultimately, however, whether I&M will experience material regulatory asset write-offs will depend on whether the MPSC approves their recovery in future restructuring proceedings.


A determination of whether I&M will experience any asset impairment loss regarding its Michigan retail jurisdictional generating assets and any loss from a possible inability to recover Michigan generation-related regulatory assets, de-commissioning obligations and transition costs cannot be made until such time as the rates and the wires charges are determined through the regulatory process. In the event I&M is unable to recover all or a portion of its generation-related regulatory assets, unrecorded decommissioning obligation, stranded costs and other implementation costs, it could have a material adverse effect on results of operations, cash flows and possibly financial condition.

Oklahoma Restructuring - Affecting AEP and PSO

In 1997, the Oklahoma Legislature passed restructuring legislation providing for retail open access by July 1, 2002. That legislation called for a number of studies to be completed on a variety of restructuring issues, including an independent system operator, technical, financial, transition and consumer issues. During 1998 and 1999 several of the studies were completed.

The information from the studies was expected to be used in the development of additional industry restructuring legislation during the 2000 legislative session. Several additional electric industry restructuring bills were filed in the 2000 Oklahoma legislative session. The proposed bills generally supplemented the industry restructuring legislation previously enacted in Oklahoma which lacked specific procedures for a transition to market based competitive prices. The industry restructuring legislation previously passed did not delegate the establishment of transition procedures to the Oklahoma Corporation Commission. The 2000 Oklahoma legislative session adjourned in May without passing further restructuring legislation.

The 2001 Oklahoma legislative session convened in early February. No further electric restructuring legislation has passed and proposals have been made to delay the implementation of the transition to customer choice and market based pricing under the restructuring legislation. If the necessary legislation is not passed, PSO's generation and retail electric supply business will remain regulated in Oklahoma. If implementation legislation were to modify the original restructuring legislation in Oklahoma it could have a adverse effect on results of operations.

Management has concluded that as of December 31, 2000 the requirements to apply SFAS 71 continue to be met since PSO's rates for generation in Oklahoma will continue to be cost-based regulated until the Oklahoma Legislature approves further restructuring legislation and transition rates and wires charges are established under an approved transition plan. Until management is able to determine the ability to recover stranded costs which includes regulatory assets and other implementation costs, PSO cannot discontinue application of SFAS 71 accounting under GAAP.

When PSO discontinues application of SFAS 71, it will be necessary to write off Oklahoma jurisdictional generation-related regulatory assets to the extent that they cannot be recovered under the transition rates and wires charges, when determined, and record any asset accounting impairments in accordance with SFAS 121.

A determination of whether PSO will experience any asset impairment loss regarding its Oklahoma retail jurisdictional generating assets and any loss from a possible inability to recover Oklahoma generation-related regulatory assets and other transition costs cannot be made until such time as the rates and the wires charges are determined through the legislative and/or regulatory process. In the event PSO is unable to recover all or a portion of its generation-related regulatory assets and implementation costs, Oklahoma restructuring could have a material adverse effect on results of operations and cash flows.






Structural Separation

On November 1, 2000, AEP, AEPSC, APCo, CPL, CSPCo, OPCo, SWEPCo and WTU filed with the SEC for approval to form two separate legal holding company subsidiaries of AEP, the parent company. The purpose of these entities is to legally and functionally separate the competitive market business activities and the subsidiaries performing those competitive activities from the business activities which are cost-based regulated and the subsidiaries that perform those regulated activities. Corporate separation plans have also been filed with regulatory commissions in Arkansas, Ohio, Texas and Virginia to comply with requirements specified in their restructuring legislation. The Texas Legislation requires separate legal entities for generation and distribution assets by January 1, 2002. AEP, APCo, CPL, CSPCo, OPCo, SWEPCo and WTU will need approval from the SEC under PUHCA, FERC and certain state regulatory commissions to make these organization changes.

8. Commitments and Contingencies:

Construction and Other Commitments - The AEP System has substantial construction commitments to support its operations. Aggregate construction expenditures for 2001-2003 for consolidated domestic and foreign operations are estimated to be $7 billion.

The following table shows the estimated construction expenditures of the subsidiary registrants for 2001 - 2003:

                      (in millions)

AEGCo                   $    9.1
APCo                     1,164.3
CPL                        770.2
CSPCo                      422.2
I&M                        439.6
KPCo                       215.6
OPCo                     1,085.2
PSO                        310.8
SWEPCo                     413.1
WTU                        259.3




Long-term contracts to acquire fuel for electric generation have been entered into for various terms, the longest of which extends to the year 2014 for the AEP System. The expiration date of the longest fuel contract for APCo is 2006, CSPCo is 2007, I&M is 2014, KPCo is 2003, OPCo is 2012, PSO is 2014, SWEPCo is 2006 and WTU is 2006. The contracts provide for periodic price adjustments and contain various clauses that would release the subsidiaries from their obligations under certain force majeure conditions.

The AEP System has contracted to sell approximately 1,174 MW of capacity domestically on a long-term basis to unaffiliated utilities. Certain of these contracts totaling 250 mw of capacity are unit power agreements requiring the delivery of energy only if the unit capacity is available. The power sales contracts expire from 2001 to 2010.

Nuclear Plants - Affecting AEP, CPL and I&M

I&M owns and operates the two-unit 2,110 MW Cook Plant under licenses granted by the NRC. CPL owns 25.2% of the two-unit 2,500 MW STP. STPNOC operates STP on behalf of the joint owners under licenses granted by the NRC. The operation of a nuclear facility involves special risks, potential liabilities, and specific regulatory and safety requirements. Should a nuclear incident occur at any nuclear power plant facility in the U.S., the resultant liability could be substantial. By agreement I&M and CPL are partially liable together with all other electric utility companies that own nuclear generating units for a nuclear power plant incident at any nuclear plant in the U.S. In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery in rates is not possible, results of operations, cash flows and financial condition would be adversely affected.

Nuclear Incident Liability - Affecting AEP, CPL and I&M

The Price-Anderson Act establishes insurance protection for public liability arising from a nuclear incident at $9.5 billion and covers any incident at a licensed reactor in the U.S. Commercially available insurance provides $200 million of coverage. In the event of a nuclear incident at any nuclear plant in the U.S. the remainder of the liability would be provided by a deferred premium assessment of $88 million on each licensed reactor in the U.S. payable in annual installments of $10 million. As a result, I&M could be assessed $176 million per nuclear incident payable in annual installments of $20 million. CPL could be assessed $44 million per nuclear incident payable in annual installments of $5 million as its share of a STPNOC assessment. The number of incidents for which payments could be required is not limited.

Insurance coverage for property damage, decommissioning and decontamination at the Cook Plant and STP is carried by I&M and STPNOC in the amount of $1.8 billion each. Cook Plant and STPNOC jointly purchase $1 billion of excess coverage for property damage, de-commissioning and decontamination. Additional insurance provides coverage for extra costs resulting from a prolonged accidental outage.

SNF Disposal - Affecting AEP, CPL, and I&M

Federal law provides for government responsibility for permanent SNF disposal and assesses nuclear plant owners fees for SNF disposal. A fee of one mill per KWH for fuel consumed after April 6, 1983 at Cook Plant and STP is being collected from customers and remitted to the U.S. Treasury. Fees and related interest of $211 million for fuel consumed prior to April 7, 1983 at Cook Plant have been recorded as long-term debt. I&M has not paid the government the Cook Plant related pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program. At December 31, 2000, funds collected from customers towards payment of the pre-April 1983 fee and related earnings thereon are in external funds and approximate the liability. CPL is not liable for any assessments for nuclear fuel consumed prior to April 7, 1983 since the STP units began operation in 1988 and 1989.


Decommissioning and Low Level Waste Accumulation Disposal - Affecting AEP, CPL and I&M

Decommissioning costs are accrued over the service lives of the Cook Plant and STP. The licenses to operate the two nuclear units at Cook Plant expire in 2014 and 2017. After expiration of the licenses, Cook Plant is expected to be decommissioned through dismantlement. The estimated cost of decommissioning and low level radioactive waste accumulation disposal costs for Cook Plant ranges from $783 million to $1,481 million in 2000 nondiscounted dollars. The wide range is caused by variables in assumptions including the estimated length of time SNF may need to be stored at the plant site subsequent to ceasing operations. This, in turn, depends on future developments in the federal government's SNF disposal program. Continued delays in the federal fuel disposal program can result in increased decommissioning costs. I&M is re-covering estimated Cook Plant decommissioning costs in its three rate-making jurisdictions based on at least the lower end of the range in the most recent decommissioning study at the time of the last rate proceeding. The amount recovered in rates for decommissioning the Cook Plant and deposited in the external fund was $28 million in 2000, $28 million in 1999 and $29 million in 1998.

The licenses to operate the two nuclear units at STP expire in 2027 and 2028. After expiration of the licenses, STP is expected to be decommissioned using the decontamination method. CPL estimates its portion of the costs of decommissioning STP to be $289 million in 1999 nondiscounted dollars. CPL is accruing and recovering these decommissioning costs through rates based on the service life of STP at a rate of $8 million per year.

Decommissioning costs recovered from customers are deposited in external trusts. In 2000 and 1999 I&M deposited in its decommissioning trust an additional $6 million and $4 million, respectively, related to special regulatory commission approved funding for decommissioning of the Cook Plant. Trust fund earnings increase the fund assets and the recorded liability and decrease the amount needed to be recovered from ratepayers. Decommissioning costs including interest,  unrealized  gains and  losses  and  expenses  of the trust  funds are recorded in other operation expense for Cook Plant. For STP, nuclear decommissioning costs are recorded in other operation expense, interest income of the trusts are recorded in nonoperating income and interest expense of the trust funds are included in interest charges. During 1999 and 1998 I&M withdrew $8 million and $3 million, respectively, from the trust funds for decommissioning of the original steam generators removed from Cook Plant Unit 2.

On the AEP Consolidated Balance Sheets, nuclear decommissioning trust assets are included in other assets and a corresponding nuclear decommissioning liability is included in other noncurrent liabilities. On CPL's balance sheets, the nuclear decommissioning liability is included in electric utility plant-accumulated depreciation and amortization. At December 31, 2000 and 1999, the decommissioning liability for Cook Plant and STP combined totals $654 million and $587 million, respectively.

Shareholders' Litigation - Affecting AEP

On June 23, 2000, a complaint was filed in the U.S. District Court for the Eastern District of New York seeking unspecified compensatory damages against AEP and four former or present officers. The individual plaintiff also seeks certification as the representative of a class consisting of all persons and entities who purchased or otherwise acquired AEP common stock between July 25, 1997, and June 25, 1999. The complaint alleges that the defendants knowingly violated federal securities laws by disseminating materially false and misleading statements concerning, among other things, the undisclosed materially impaired condition of the Cook Plant, AEP's inability to properly monitor, manage, repair, supervise and report on operations at the Cook Plant and the materially adverse conditions these problems were having, and would continue to have, on AEP's deteriorating financial condition, and ultimately on AEP's operations, liquidity and stock price. Four other similar class action complaints have been filed and the court has consolidated the five cases. The plaintiffs filed a consolidated complaint pursuant to this court order. This case has been transferred to the U.S. District Court for the Southern District of Ohio. Although management believes these shareholder actions are without merit and intends to oppose them vigorously, management cannot predict the outcome of this litigation or its impact on results of operations, cash flows or financial condition.

Municipal Franchise Fee Litigation - Affecting AEP and CPL

CPL has been involved in litigation regarding municipal franchise fees in Texas as a result of a class action suit filed by the City of San Juan, Texas in 1996. The City of San Juan claims CPL underpaid municipal franchise fees and seeks damage of up to $300 million plus attorney's fees. CPL filed a counterclaim for overpayment of franchise fees.

During 1997, 1998 and 1999 the litigation moved procedurally through the Texas Court System and was sent to mediation without resolution.

In 1999 a class notice was mailed to each of the cities served by CPL. Over 90 of the 128 cities declined to participate in the lawsuit. However, CPL has pledged that if any final, non-appealable court decision in the litigation awards a judgement against CPL for a franchise underpayment, CPL will extend the principles of that decision, with regard to any franchise underpayment, to the cities that declined to participate in the litigation. In December 1999, the court ruled that the class of plaintiffs would consist of approximately 30 cities. A trial date for June 2001 has been set.

Although management believes that it has substantial defenses to the cities' claims and intends to defend itself against the cities' claims and pursue its counterclaims vigorously, management cannot predict the outcome of this litigation or its impact on results of operations, cash flows or financial condition.

Texas Base Rate Litigation - Affecting AEP and CPL

In November 1995 CPL filed with the PUCT a request to increase its retail base rates by $71 million. In October 1997 the PUCT issued a final order which lowered CPL's annual retail base rates by $19 million from the rate level which existed prior to May 1996. The PUCT also included a "glide path" rate methodology in the final order pursuant to which annual rates were reduced by $13 million beginning May 1, 1998 with an additional annual reduction of $13 million commencing on May 1, 1999.

CPL appealed the final order to the Travis District Court. The primary issues being appealed include: the classification of $800 million of invested capital in STP as ECOM and assigning it a lower return on equity than other generation property; the use of the "glide path" rate reduction methodology; and an $18 million disallowance of service billings from an affiliate, CSW Services. As part of the appeal, CPL sought a temporary injunction to prohibit the PUCT from implementing the "glide path" rate reduction methodology. The temporary injunction was denied and the "glide path" rate reduction was implemented. In February 1999 the Travis District Court affirmed the PUCT order in regard to the three major items discussed above.

CPL appealed the Travis District Court's findings to the Texas Appeals Court which in July 2000, issued its opinion upholding the Travis District Court except for the disallowance of affiliated service company billings. Under Texas law, specific findings regarding affiliate transactions must be made by PUCT. In regards to the affiliate service billing issue, the findings were not complete in the opinion of the Texas Appeals Court who remanded the issue back to PUCT.

CPL has sought a rehearing of the Texas Appeals Court's opinion. The Texas Appeals Court has requested briefs related to CPL's rehearing request from interested parties. Management is unable to predict the final resolution of its appeal. If the appeal is unsuccessful the PUCT's 1997 order will continue to adversely affect results of operations and cash flows.

As part of the AEP/CSW merger approval process in Texas, a stipulation agreement was approved which resulted in the withdrawal of the appeal related to the "glide path" rate methodology. CPL will continue its appeal of the ECOM classification for STP property and the disallowed affiliated service billings.

Lignite Mining Agreement Litigation - Affecting AEP and SWEPCo

SWEPCo and CLECO are each a 50% owner of Dolet Hills Power Station Unit 1 and jointly own lignite reserves in the Dolet Hills area of northwestern Louisiana. In 1982, SWEPCo and CLECO entered into a lignite mining agreement with DHMV, a partnership for the mining and delivery of lignite from a portion of these reserves.

In April 1997, SWEPCo and CLECO sued DHMV and its partners in U.S. District Court for the Western District of Louisiana seeking to enforce various obligations of DHMV under the lignite mining agreement, including provisions relating to the quality of delivered lignite, pricing, and mine reclamation practices. In June 1997, DHMV filed an answer denying the allegations in the suit and filed a counterclaim asserting various contract-related claims against SWEPCo and CLECO. SWEPCo and CLECO have denied the allegations contained in the counterclaims. In January 1999, SWEPCo and CLECO amended the claims against DHMV to include a request that the lignite mining agreement be terminated.

In April 2000, the parties agreed to settle the litigation. As part of the settlement, DHMV's interest in the mining operations and related debt and other obligations will be purchased by SWEPCo and CLECO. The closing date for the settlement has been extended from December 31, 2000 to March 31, 2001. The litigation has been stayed until April 2001 to give the parties time to consummate the settlement agreement.

Management believes that the resolution of this matter will not have a material effect on results of operations, cash flows or financial condition.

Federal EPA Complaint and Notice of Violation - Affecting AEP, APCo, CSPCo, I&M, and OPCo

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

AEP, APCo, CSPCo, I&M, and OPCo have been involved in litigation regarding generating plant emissions under the Clean Air Act. In 1999 Notices of Violation were issued and complaints were filed by Federal EPA in various U.S. District Courts alleging APCo, CSPCo, I&M, OPCo and a number of unaffiliated utilities made modifications to generating units at certain of their coal-fired generating plants over the course of the past 25 years that extended unit operating lives or increased unit generating capacity without a preconstruction permit in violation of the Clean Air Act. The complaint was amended in March 2000 to add allegations for certain generating units previously named in the complaint and to include additional generating units previously named only in the Notices of Violation in the complaint.

A number of northeastern and eastern states were granted leave to intervene in the Federal EPA's action against the AEP System under the Clean Air Act. A lawsuit against power plants owned by certain AEP System operating companies alleging similar violations to those in the Federal EPA complaint and Notices of Violation was filed by a number of special interest groups and has been consolidated with the Federal EPA action.

The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit ($25,000 per day prior to January 30, 1997). Civil penalties, if ultimately imposed by the court, and the cost of any required new pollution control equipment, if the court accepts Federal EPA's contentions, could be substantial.

On May 10, 2000, the AEP System companies filed motions to dismiss all or portions of the complaints. Briefing on these motions was completed on August 2, 2000. On February 23, 2001, the government filed a motion for partial summary judgement seeking a determination that four projects undertaken on units at Sporn, Cardinal and Clinch River plants do not constitute "routine maintenance, repair and replacement" as used in the Clean Air Act. Management believes its maintenance, repair and replacement activities were in conformity with the Clean Air Act and intends to vigorously pursue its defense.

In the event the AEP System companies do not prevail, any capital and operating costs of additional pollution control equipment that may be required as well as any penalties imposed would adversely affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates, and where states are deregulating generation, unbundled transition period generation rates, stranded cost wires charges and future market prices for electricity.

In December 2000 Cinergy Corp., an unaffiliated utility, which operates certain plants jointly owned by CSPCo reached a tentative agreement with Federal EPA and other parties to settle litigation regarding generating plant emissions under the Clean Air Act. Negotiations are continuing between the parties in an attempt to reach final settlement terms. Cinergy's settlement could impact the operation of Zimmer Plant and W.C. Beckjord Generating Station Unit 6 which are owned 25.4% and 12.5%, respectively, by CSPCo. Until a final settlement is reached, CSPCo will be unable to determine the settlement's impact on its jointly owned facilities and its future earnings and cash flows.

NOx Reductions - Affecting AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo, OPCo and SWEPCo

Federal EPA issued a NOx rule that required substantial reductions in NOx emissions in a number of eastern states, including certain states in which the AEP System's generating plants are located. A number of utilities, including several AEP System companies, filed petitions seeking a review of the final rule in the D.C. Circuit Court. In March 2000, the D.C. Circuit Court issued a decision generally upholding the NOx rule. The D.C. Circuit Court issued an order in August 2000 which extends the final compliance date to May 31, 2004. In September 2000 following denial by the D.C. Circuit Court of a request for rehearing, the industry petitioners, including the AEP System companies, petitioned the U.S. Supreme Court for review, which was denied.

In December 2000 Federal EPA ruled that eleven states, including states in which AEGCo's, APCo's, CSPCo's, I&M's, KPCo's and OPCo's generating units are located, failed to submit plans to comply with the mandates of the NOx rule. This determination means that those states could face stringent sanctions within the next 24 months including limits on construction of new sources of air emissions, loss of federal highway funding and possible Federal EPA takeover of state air quality management programs.

In January 2000 Federal EPA adopted a revised rule granting petitions filed by certain northeastern states under Section 126 of the Clean Air Act seeking significant reductions in nitrogen oxide emissions from utility and industrial sources. The rule imposes emissions reduction requirements comparable to the NOx rule beginning May 1, 2003, for most of AEP's coal-fired generating units. Certain AEP operating companies and other utilities filed petitions for review in the D.C. Circuit Court. Briefing has been completed and oral argument was held in December 2000.

In a related matter, on April 19, 2000, the Texas Natural Resource Conservation Commission adopted rules requiring significant reductions in NOx emissions from utility sources, including CPL and SWEPCo. The rule's compliance date is May 2003 for CPL and May 2005 for SWEPCo.

In June 2000 OPCo announced that it was beginning a $175 million installation of selective catalytic reduction technology (expected to be operational in 2001) to reduce NOx emissions on its two-unit 2,600 MW Gavin Plant. Construction of selective catalytic reduction technology on Amos Plant Unit 3, which is jointly owned by OPCo and APCo, and APCo's Mountaineer Plant is scheduled to begin in 2001. The Amos and Mountaineer projects (expected to be completed in 2002) are estimated to cost a total of $230 million ($145 million for APCo and $85 million for OPCo).

Preliminary estimates indicate that compliance with the NOx rule upheld by the D.C. Circuit Court as well as compliance with the Texas Natural Resource Conservation Commission rule and the Section 126 petitions could result in required capital expenditures of approximately $1.6 billion, including the amounts discussed in the previous paragraph, for AEP Consolidated. Estimated compliance costs by registrant subsidiaries are as follows:
                        (in millions)
AEGCo                       $125
APCo                         365
CPL                           57
CSPCo                        106
I&M                          202
KPCo                         140
OPCo                         606
SWEPCo                        28

Since compliance costs cannot be estimated with certainty, the actual cost to comply could be significantly different than the preliminary estimates depending upon the compliance alternatives selected to achieve reductions in NOx emissions. Unless any capital and operating costs of additional pollution control equipment are recovered from customers through regulated rates and/or future market prices for electricity where generation is deregulated, they will have an adverse effect on future results of operations, cash flows and possibly financial condition.

COLI Litigation - Affecting AEP, APCo, CSPCo, I&M, KPCo and OPCo

On February 20, 2001, the U.S. District Court for the Southern District of Ohio ruled against the AEP System companies in their suit against the United States over deductibility of interest claimed in their consolidated federal income tax return related to a COLI program. The suit was filed to resolve the IRS' assertion that interest deductions for the COLI program should not be allowed. In 1998 and 1999 APCo, CSPCo, I&M, KPCo and OPCo paid the disputed taxes and interest attributable to COLI interest deductions for taxable years 1991-98 for APCo, CSPCo, I&M and OPCo and 1992-98 for KPCo to avoid the potential assessment by the IRS of additional interest on the contested tax. The payments were included in other assets on AEP's Consolidated Balance Sheet and in Other
Property and Investment on the subsidiaries' balance sheets pending the resolution of this matter. As a result of the U.S. District Court's decision to deny the COLI interest deductions, net income was reduced for AEP Consolidated by $319 million in 2000. The appeal of this decision is planned.
The earnings reductions for affected registrant subsidiaries are as follows:

                        (in millions)
APCo                        $ 82
CSPCo                         41
I&M                           66
KPCo                           8
OPCo                         118

Other - AEP and its registrant subsidiaries are involved in a number of other legal proceedings and claims. While management is unable to predict the ultimate outcome of these matters, it is not expected that their resolution will have a material adverse effect on results of operations, cash flows or financial condition.

9. Acquisitions:

AEP completed two energy related acquisitions in 1998 through a subsidiary, AEPR. Both acquisitions have been accounted for using the purchase method. On December 31, 1998 CitiPower, an Australian distribution utility, that serves approximately 250,000 customers in Melbourne with 3,100 miles of distribution lines in a service area of approximately 100 square miles was acquired. All of the stock of CitiPower was acquired for approximately $1.1 billion. The acquisition of CitiPower had no effect on the results of operations for 1998 and a full year of CitiPower's results of operations are included in the consolidated statements of income for 1999 and 2000. Assets acquired and liabilities assumed have been recorded at their fair values. Based on an independent appraisal, $616 million of the purchase price was allocated to retail and wholesale distribution licenses which are being amortized on a straight-line basis over 20 years and 40 years, respectively. The excess of cost over fair value of the net assets acquired was approximately $34 million and is recorded as goodwill and is being amortized on a straight-line basis over 40 years. On December 1, 1998 AEPR acquired Louisiana Intrastate Gas (LIG) with midstream gas operations that include a fully integrated natural gas gathering, processing, storage and transportation operation in Louisiana and a gas trading and marketing operation. LIG was acquired for approximately $340 million, including working capital funds with one month of earnings reflected in AEP's consolidated results of operations for the year ended December 31, 1998. A full year of LIG's results of operations is included in AEP's consolidated statements of income for 1999 and 2000. Assets acquired and liabilities assumed have been recorded at their fair values. The excess of cost over fair value of the net assets acquired was approximately $158 million for the midstream gas storage operations and $17 million for the gas trading and marketing operation. The goodwill is being amortized on a straight-line basis over 40 years and 10 years, respectively.

10. International Investments:

CSW International owns a 44% equity interest in Vale, a Brazilian electric operating company which it had purchased for a total of $149 million. The investment is covered by a put option, which, if exercised, requires CSW International's partners in Vale to purchase CSW International's Vale shares at a minimum price equal to the U.S. dollar equivalent of CSW International's purchase price. As a result, management has concluded that CSW International's investment carrying amount will not be reduced below the put option value unless it is deemed to be a permanent impairment and CSW International's partners in Vale are deemed unable to fulfill their responsibilities under the put option. Vale has experienced losses from operations and CSW International's investment has been affected by the devaluation of the Brazilian Real. CSW International's cumulative equity share of these operating and foreign currency translation losses through December 31, 2000 is approximately $33 million, net of tax, and $49 million, net of tax, respectively. Pursuant to the put option arrangement, these losses have not been applied to reduce the carrying value of the Vale investment. As a result, CSW International will not recognize any future earnings from Vale until the operating losses are recovered. In December 2000, CSW International sold its investment in a Chilean electric company for $67 million. A net loss on the sale of $13 million ($9 million after tax) is included in worldwide electric and gas expenses and includes $26 million ($17 million net of tax) of losses from foreign exchange rate changes that were previously reflected in other comprehensive income. In the second quarter of 2000 management determined that the then existing decline in market value of the shares was other than temporary. As a result the investment was written down by $33 million ($21 million after tax) in June 2000. The total loss from both the write down of the Chilean investment to market in the second quarter and from the sale in the fourth quarter was $46 million ($30 million net of tax).

In December 2000 AEPR entered into negotiations to sell its 50% investment in Yorkshire, a U.K. electricity supply and distribution company. On February 26, 2001 an agreement to sell AEPR's 50% interest in Yorkshire was signed. As a result a $43 million impairment writedown ($30 million after tax) was recorded in the fourth quarter of 2000 to reflect the net loss from the expected sale in the first quarter of 2001. The impairment writedown is included in other income
(net) on AEP's Consolidated Statements of Income.

11. Staff Reductions:

During 1998 an internal evaluation of the power generation organization was conducted with a goal of developing an optimum organizational structure for a competitive generation market. The study was completed in October 1998 and called for the elimination of approximately 450 positions across the AEP System. In addition, a review of energy delivery staffing levels in 1998 identified 65 AEP System positions for elimination.

A provision for severance costs totaling $26 million was recorded in December 1998 for reductions in power generation and energy delivery staffs and was charged to maintenance and other operation expense. The power generation and energy delivery staff reductions were made in the first quarter of 1999. The amount of severance benefits paid was not significantly different from the amount accrued.

The following table shows the staff reductions information for the applicable registrant companies:

              Total Number   Severance Accrual
Company       of Employees        Amount
-------       -------------  ------------------
                              (in millions)
APCo                180            $7.6
CSPCo                70             3.4
I&M                  80             3.7
KPCo                 35             1.9
OPCo                150             8.6

12. Benefit Plans:

In the U.S. the AEP System sponsors two qualified pension plans and two nonqualified pension plans. All employees in the U.S., except participants in the UMWA pension plans are covered by one or both of the pension plans. OPEB plans are sponsored by the AEP System to provide medical and death benefits for retired employees in the U.S.


The foreign pension plans are for employees of SEEBOARD in the U.K. and CitiPower in Australia. The majority of SEEBOARD's employees joined a pension plan that is administered for the U.K.'s electricity industry. The assets of this plan are actuarially valued every three years. SEEBOARD and its participating employees both contribute to the plan. Subsequent to July 1, 1995, new employees were no longer able to participate in that plan and two new pension plans were made available to new employees of SEEBOARD. CitiPower sponsors a defined benefit pension plan that covers all employees.

The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 2000, and a statement of the funded status as of December 31 for both years:





                                     U.S.                  Foreign                U.S.
                                  Pension Plans          Pension Plans          OPEB Plans
                               ------------------       ----------------    -------------------
                                2000        1999        2000        1999     2000       1999
                                ----        ----        ----        ----     ----       ----
                                                          (in millions)
Reconciliation of benefit
 obligation:
Obligation at January 1        $2,934      $3,117       $1,176    $1,147    $1,365     $1,297
Service Cost                       60          71           13        15        29         33
Interest Cost                     227         211           64        59       106         90
Participant Contributions        -           -               5         4         7          9
Plan Amendments                   (71)(a)       7 (b)     -            7 (c)   (67) (d)  -
Foreign Currency Translation
 Adjustment                      -           -             (95)      (26)     -          -
Actuarial (Gain) Loss             218        (300)          80        37       262       -
Benefit Payments                 (207)       (172)         (64)      (67)      (85)       (74)
Curtailments                     -           -            -         -           51  (e)    10 (e)
                               ------      ------       ------    ------    ------     ------
Obligation at December 31      $3,161      $2,934       $1,179    $1,176    $1,668     $1,365
                               ======      ======       ======    ======    ======     ======

Reconciliation of fair value
 of plan assets:
Fair value of plan assets at
 January 1                     $3,866      $3,665       $1,405    $1,338      $668       $560
Actual Return on Plan Assets      250         370           55       156         2         71
Company Contributions               2           2         -            7       112        103
Participant Contributions        -           -               5         4         7          9
Foreign Currency Translation
 Adjustment                      -           -            (111)      (33)       -          -
Benefit Payments                 (207)       (172)         (64)      (67)      (85)       (74)
                               ------      ------       ------    ------      ----       ----
Fair value of plan assets at
 December 31                   $3,911      $3,865       $1,290    $1,405      $704       $669
                               ======      ======       ======    ======      ====       ====

Funded status:
Funded status at December 31    $ 750       $ 931         $111     $ 229     $(964)     $(696)
Unrecognized Net Transition
 (Asset) Obligation               (23)        (31)          -         -        298        434
Unrecognized Prior-Service Cost   (12)         71           10        11        -          -
Unrecognized Actuarial
 (Gain) Loss                     (628)       (954)         (67)     (177)      448        135
                                -----       -----         ----     -----     -----      -----
Prepaid Benefit (Accrued
 Liability)                     $  87       $  17         $ 54     $  63     $(218)     $(127)
                                =====       =====         ====     =====     =====      =====

(a) One of the qualified pension plans converted to the cash balance pension formula from a final average pay formula. (b) Early retirement factors for one of the pension plans was changed to provide more generous benefits to participants retiring between ages 55 and 60.
(c) SEEBOARD made a one-time payment to all retired participants.
(d) Change to a service-related formula for retirement health care costs and a 50% of pay life insurance benefit for retiree life insurance. (e) Related to the shutdown of OPCo's affiliated coal mine operations.




The following table provides the amounts recognized in AEP's consolidated balance sheets as of December 31 of both years:
                                      U.S.                  Foreign                  U.S.
                                  Pension Plan           Pension Plans            OPEB Plans
                               -------------------      ----------------      -------------------
                                2000        1999        2000        1999       2000        1999
                                ----        ----        ----        ----       ----        ----
                                                          (in millions)

Prepaid Benefit Costs           $ 159       $ 145       $54          $63      $  -        $  -
Accrued Benefit Liability         (72)       (128)       -            -        (218)       (127)
Additional Minimum Liability      (24)        (14)       -            -         N/A         N/A
Intangible Asset                   14           8        -            -         N/A         N/A
Accumulated Other
 Comprehensive Income              10           6        -            -         N/A         N/A
                                -----       -----       ---          ---      -----       ------
Net Amount Recognized           $  87       $  17       $54          $63      $(218)      $(127)
                                =====       =====       ===          ===      =====       =====

Other Comprehensive (Income)
 Expense Attributable to
 Change in Additional Pension
 Liability Recognition             $4         $(2)       -             -        N/A         N/A
                                   ==         ====      ===           ===       ===         ====

N/A = Not Applicable




The AEP System's nonqualified pension plans had accumulated benefit obligations in excess of plan assets of $41 million and $26 million at December 31, 2000 and $29 million and $23 million at December 31, 1999. There are no plan assets in the nonqualified plans.

The AEP System's OPEB plans had accumulated benefit obligations in excess of plan assets of $964 million and $696 million at December 31, 2000 and 1999, respectively.

The following table provides the components of AEP's net periodic benefit cost for the plans for fiscal years 2000, 1999 and 1998:
                                        U.S.                 Foreign                  U.S.
                                   Pension Plans           Pension Plans          OPEB Plans
                                --------------------   --------------------   -------------------
                                2000    1999    1998   2000    1999    1998   2000   1999   1998
                                ----    ----    ----   ----    ----    ----   ----   ----   ----
                                                         (in millions)
Service cost                    $  60  $  71   $  67   $ 13    $ 15    $ 14   $ 29   $ 33   $ 26
Interest cost                     227    211     202     64      59      68    106     90     76
Expected return on plan assets   (321)  (299)   (269)   (75)    (71)    (77)   (57)   (49)   (40)
Amortization of
 transition (asset) obligation     (8)    (8)     (8)    -      -        -      41     43     41
Amortization of prior-service
 cost                              13     12       9      1     -        -      -      -      -
Amortization of net actuarial
 (gain) loss                      (39)   (15)     (3)    -      -        -       4      5     (2)
                                 ----  -----   -----   ----    ----    ----   ----   ----   ----
Net periodic benefit cost         (68)   (28)     (2)     3       3       5    123    122    101
Curtailment loss(a)                -      -      -       -      -        -      79     18     24
                                 ----  -----   -----   ----    ----    ----   ----   ----   -----
Net periodic benefit
 cost after curtailments         $(68) $ (28)  $  (2)  $  3    $  3    $  5   $202   $140   $125
                                 ====  =====   =====   ====    ====    ====   ====   ====   ====

(a) Curtailment charges were recognized during 2000, 1999 and 1998 for the shutdown of affiliated coal mine operations.

The following table provides the net periodic benefit cost (credit) for the plans by the following AEP registrant subsidiaries for fiscal years 2000, 1999 and 1998:

                                           U.S.                           U.S
                                       Pension Plans                   OPEB Plans
                                ----------------------------   ---------------------------
                                   2000      1999      1998      2000      1999    1998
                                   ----      ----      ----      ----      ----    ----
                                                       (in thousands)

APCo                            $(14,047)  $(3,925)  $   778   $ 22,139  $19,431  $16,569
CPL                               (2,986)   (4,270)   (2,850)     6,656    7,595    6,599
CSPCo                            (10,905)   (4,893)   (1,410)     9,643    8,623    7,467
I&M                               (8,565)   (1,259)    2,104     14,155   13,664   11,994
KPCo                              (2,075)     (393)      322      2,364    2,652    2,113
OPCo                             (15,041)   (4,979)       26    116,205   52,518   54,578
PSO                               (2,196)   (3,129)   (2,190)     4,277    5,516    4,369
SWEPCo                            (2,606)   (3,734)   (2,581)     4,152    4,913    3,673
WTU                               (1,585)   (2,221)   (1,478)     2,929    3,377    3,002

The assumptions used in the measurement of the AEP System's benefit  obligations are shown in the following tables:
                                 U.S.                    Foreign
                             Pension Plans             Pension Plans               U.S. OPEB Plans
                        -----------------------   -------------------------     --------------------
                        2000    1999       1998   2000      1999       1998     2000    1999    1998
                        ----    ----       ----   ----      ----       ----     ----    ----    ----
                          %       %          %      %         %          %        %       %       %
Weighted-average assumptions as of December 31:
 Discount rate          7.50    8.00       6.75     5-5.5    5.5-6    5-5.5     7.50    8.00    6.75
 Expected return on
  plan assets           9.00    9.00       9.00     6-7.5  6.5-7.5   6.25-7     8.75    8.75    8.75
 Rate of compensation
  increase               3.2     3.8       3.8    3.5-4.0    4-4.5    3.5-4      N/A     N/A     N/A

For measurement purposes, a 6.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually each year to a rate of 5.1% through 2005 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                          1% Increase  1% Decrease
                          -----------  ------------
                               (in millions)
Effect on total
 service and interest
 cost components of
 net periodic
 postretirement
 health care benefit cost    $ 15         $ (13)

Effect on the health care
 component of the
 accumulated
 postretirement
 benefit obligation           197          (162)

AEP System Savings Plans - The AEP System Savings Plans are defined contribution plans offered to non-UMWA U.S. employees. The cost for contributions to these plans totaled $37 million in 2000, $36 million in 1999 and $35 million in 1998. Beginning in 2001 AEP's contributions to the plans will increase to 4.5% of the initial 6% of employee pay contributed from the current 3% of the initial 6% of employee base pay contributed.

The following table provides the cost for contributions to the savings plans by the following AEP registrant subsidiaries for fiscal years 2000, 1999 and 1998:

          2000     1999     1998
          ----     ----     ----
              (in thousands)

APCo     $3,988   $4,091   $4,276
CPL       3,161    3,284    3,078
CSPCo     1,638    1,679    1,830
I&M       4,231    3,996    4,017
KPCo        544      561      714
OPCo      3,713    3,744    3,978
PSO       2,306    2,435    2,230
SWEPCo    2,880    2,961    2,728
WTU       1,708    1,766    1,594


Other UMWA Benefits - AEP and OPCo provide UMWA pension, health and welfare benefits for certain unionized mining employees, retirees, and their survivors who meet eligibility requirements. The benefits are administered by UMWA trustees and contributions are made to their trust funds. Contributions are based on hours worked and are expensed as paid as part of the cost of active mining operations and were not material in 2000, 1999 and 1998.

13. Stock-Based Compensation:

In 2000, AEP adopted a Long-term Incentive Plan under which a maximum of 15,700,000 shares of common stock can be issued to key employees. Under the plan, the exercise price of each option granted equals the market price of AEP's common stock on the date of grant. These options will vest in equal increments, annually, over a three-year period beginning on January 1, 2002 with a maximum exercise term of ten years.

CSW maintained a stock option plan prior to the merger with AEP. Effective with the merger, all CSW stock options outstanding were converted into AEP stock options at an exchange ratio of one CSW stock option for 0.6 of an AEP stock option. The exercise price for each CSW stock option was adjusted for the exchange ratio. The provisions of the CSW stock option plan will continue in effect until all options expire or there are no longer options outstanding. Under the CSW stock option plan, the option exercise price was equal to the stock's market price on the date of grant. The grant vested over three years, one-third on each of the first three anniversary dates of the grant, and expires 10 years after the original grant date. All CSW stock options were fully vested at December 31, 2000.





The following table summarizes share activity in the above plans, and the weighted-average exercise price:


                           2000                    1999                   1998
                           ----                    ----                   ----
                               Weighted                Weighted               Weighted
                               Average                 Average                Average
                    Options    Exercise     Options    Exercise     Options   Exercise
                (in thousands) Price    (in thousands) Price    (in thousands) Price
                -------------- -----    -------------- -----    -------------- ------
Outstanding at
 beginning of year     825     $40             866     $40           1,141     $40
  Granted            6,046     $36              -      $ -            -        $ -
  Exercised            (26)    $36             (22)    $38            (202)    $40
  Forfeited           (235)    $39             (19)    $43             (73)    $40
                     -----                     ---                   -----
Outstanding at
 end of year         6,610     $36             825     $40             866     $40
                     =====                     ===                   =====

Options Exercisable
 at end of year        588     $41             707     $42             606     $43
                       ===                     ===                     ===

The weighted-average fair value of options granted in 2000 is $36 per share. No options were granted in 1999 or 1998. Shares outstanding under the stock option plan have exercise prices ranging from $35 to $49 and a weighted-average remaining contractual life of 9.2 years.

If compensation expense for stock options had been determined based on the fair value at the grant date, net income and earnings per share would have been the pro forma amounts shown below:

                           2000    1999    1998
                           ----    ----    ----
Pro forma net income
(in millions)              $264    $972    $975

Pro forma earnings per
share (basic and diluted)  $0.82  $3.03    $3.06

The pro forma amounts are not representative of the effects on reported net income for future years.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used to estimate the fair value of options granted in 2000: dividend yield of 6.02%; expected stock price volatility of 24.75%; risk-free interest rate of 5.02% and expected life of option of 7 years.



14.      Business Segments:

AEP's principal business segment is its cost-based rate regulated Domestic Electric Utility business consisting of eleven regulated utility operating companies providing generation, distribution and transmission electric services in eleven states. Also included in this segment are AEP's electric power wholesale marketing and trading activities conducted within two transmission systems of the AEP System.

The AEP consolidated income statement caption "Revenues-Domestic Electric Utility Operations" includes both the retail and wholesale domestic electricity supply businesses which are cost-based rate regulated on a bundled basis with transmission and distribution services in Kentucky, Indiana, Michigan, Louisiana, Oklahoma and Tennessee and are in the process of transitioning to customer choice market based pricing in Arkansas, Ohio, Texas, WV and Virginia. Since the domestic electric utility companies have not yet functionally or structurally separated their retail and wholesale electricity supply business from their regulated transmission and distribution service business, separate financial data is not available and the Domestic Electric Utilities business will continue to be reported as one business segment which is the only reportable segment for the domestic electric operating subsidiaries. Therefore all registrant subsidiaries have one reportable segment, a regulated vertically integrated electricity generation and energy delivery business. All other activities for these registrant subsidiaries are insignificant. In 2000, 1999 and 1998 all the registrant subsidiaries revenues are derived from the generation, sale and delivery of electricity in the U.S.

The AEP consolidated income statement caption "Revenues-Worldwide Electric and Gas Operations" includes three segments: Foreign Energy Delivery, Worldwide Energy Investments and other. The Foreign Energy Delivery segment includes investments in overseas electric distribution and supply companies (SEEBOARD and Yorkshire in the U.K. and CitiPower in Australia).

The Worldwide Energy Investments segment represents domestic and international investments in energy-related gas and electric projects including the development and management of those projects. Such investment activities include electric generation in Florida, Texas, Colorado, Brazil and Mexico, and natural gas pipeline, storage and other natural gas services in the U.S.

The other segment which is included in the AEP consolidated income statement as part of Worldwide Electric and Gas Operations includes non-regulated electric marketing and trading activities outside of AEP's marketing area (beyond two transmission systems from the AEP System) gas marketing and trading activities, telecommunication services, and the marketing of various energy related products and services.

In the fourth quarter of 2000, management announced its intent to functionally and structurally separate its operations into two main business segments, a non-regulated business and a regulated business. Separation of AEP's regulated bundled generation, distribution and transmission businesses into an unbundled non-regulated generation business and regulated unbundled distribution and transmission business will not be completed until the required regulatory approvals are obtained and the electric operating subsidiaries operating in states that are deregulating the generation business are structurally separated and the remaining subsidiaries functionally separated and the necessary changes are made to their accounting software, books, and records. Management expects to begin reporting certain segmented information by the new business segments in the near future.






                             Domestic*  Foreign   Worldwide
                             Electric   Energy    Energy              Reconciling      AEP
Year                         Utilities  Delivery  Investments  Other  Adjustments  Consolidated
----                         ---------  --------  -----------  -----  -----------  ------------
                                                     (in millions)
2000
  Revenues from:
    External unaffiliated
     customers                 $10,827   $1,934     $  836    $    97       -          $13,694
    Transactions with other
     operating segments           -        -           147        391    $(538)           -
  Interest expense                 734      163        129         91      (60)          1,057
  Depreciation, depletion and
    amortization expense         1,062      149         25         13     (187)          1,062
  Income tax expense (benefit)     641      (16)       (19)        (9)      -              597
  Segment net income (loss)        211      125        (56)       (13)      -              267
  Total assets                  35,741    4,446      2,089     12,272       -           54,548
  Investments in equity method
    subsidiaries                  -         427        360         77       -              864
  Gross property additions       1,386      177        149         61       -            1,773

1999
  Revenues from:
    External unaffiliated
     customers                $ 9,838    $2,023     $  583     $  (37)       -         $12,407
    Transactions with other
     operating segments          -         -            70        246     $(316)          -
  Interest expense                688       172        109         55       (47)           977
  Depreciation, depletion and
    amortization expense        1,011       166         26          9      (201)         1,011
  Income tax expense (benefit)    490        18        (10)       (16)       -             482
  Segment net income (loss)       794       170         34        (26)       -             972
  Total assets                 27,288     4,739      1,669      2,023        -          35,719
  Investments in equity method
    subsidiaries                 -          412        420         57        -             889
  Gross property additions      1,215       206        205         54        -           1,680

1998
  Revenues from:
    External unaffiliated
     customers                $ 9,834    $1,769     $  183     $   54        -         $11,840
    Transactions with other
     operating segments          -         -          -            49     $ (49)          -
  Interest expense                682       116         68         51       (38)           879
  Depreciation, depletion and
    amortization expense          989        95         13          7      (115)           989
  Income tax expense (benefit)    532         4        (14)       (20)       -             502
  Segment net income (loss)       884       155        (26)       (38)       -             975
  Total assets                 25,546     4,504      1,672      1,543        -          33,265
  Investments in equity method
    subsidiaries                 -          352        287         59        -             698
  Gross property additions        729     1,259        712         90        -           2,790

*Includes the domestic generation retail and wholesale supply businesses a significant portion of which is undergoing a transition from regulated cost based bundled rates to open access market pricing but which have not yet been unbundled i.e., structurally separated from the distribution and transmission portions of the vertically integrated electric utility business.

Geographic Areas                                       Revenues
----------------         ----------------------------------------------------------------------
                                               United                                  AEP
                         United States        Kingdom        Other Foreign        Consolidated
                         ---------------------------------------------------------------------
                                                    (in millions)

2000                       $11,663             $1,632             $399              $13,694
1999                        10,353              1,705              349               12,407
1998                        10,063              1,769                8               11,840


                                                     Long-Lived Assets
                         ----------------------------------------------------------------------
                                               United                                  AEP
                         United States        Kingdom        Other Foreign        Consolidated
                         ---------------------------------------------------------------------
                                                    (in millions)

2000                       $20,463             $1,220             $710              $22,393
1999                        19,958              1,124              783               21,865
1998                        19,752              1,102              665               21,519




15. Financial Instruments, Credit and
  Risk Management:

AEP and its subsidiaries are subject to market risk as a result of changes in commodity prices, foreign currency exchange rates, and interest rates. AEP has wholesale electricity and gas trading and marketing operations that manage the exposure to commodity price movements using physical forward purchase and sale contracts at fixed and variable prices, and financial derivative instruments including exchange traded futures and options, over-the-counter options, swaps and other financial derivative contracts at both fixed and variable prices.

In the first quarter of 1999 AEP adopted the Financial Accounting Standards Board's EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities". The EITF requires that all open energy trading contracts be marked-to-market. The effect on the Consolidated Statements of Income of marking open trading contracts to market in the AEP System's regulated jurisdictions are deferred as regulatory assets or liabilities in accordance with SFAS 71 for the portion of those open electricity trading transactions within AEP's marketing area that are included in cost of service on a settlement basis for ratemaking purposes. Open electricity trading transactions within AEP's marketing area allocated to non-regulated jurisdictions are marked-to-market and included in revenues from domestic electric utility operations. Open electricity trading contracts outside AEP's marketing area are accounted for on a mark-to-market basis and included in revenues from worldwide electric and gas operations. Open gas trading contracts are accounted for on a mark-to-market basis and included in revenues from worldwide electric and gas operations. Unrealized mark-to-market gains and losses from trading of financial instruments are reported as assets and liabilities, respectively.

The amounts of net revenues recorded in 2000 and 1999 for electric and gas trading activities were:

Revenues - Net Gain (Loss)     2000      1999
--------------------------     ----      ----
                               (in millions)
Domestic Electric Utility
  Operations                   $ 43      $27
Worldwide Electric and
  Gas Operations                213       14

The amounts of net revenues recorded in 2000 and 1999 for the registrant subsidiaries were:
                              2000        1999
                              ----        ----
                           (in thousands)

APCo                     $23,712    $14,640
CPL                       (3,809)      -
CSPCo                     22,032      5,819
I&M                       29,344      6,384
KPCo                      11,792      2,182
OPCo                      34,582     10,921
PSO                        3,553       -
SWEPCo                      (441)      -
WTU                         (453)      -

Investment in foreign energy companies and projects exposes AEP to risk of foreign currency fluctuations. AEP is also exposed to changes in interest rates primarily due to short- and long-term borrowings used to fund its business operations. AEP does not presently utilize derivatives to manage its exposures to foreign currency exchange rate movements.

Market Valuation - The book values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate fair value because of the short-term maturity of these instruments. The book value of the pre-April 1983 spent nuclear fuel disposal liability approximates AEP and I&M's best estimate of its fair value.

The book values and fair values of AEP's and the registrant subsidiaries' significant financial instruments at December 31, 2000 and 1999 are summarized in the following table. The fair values of long-term debt and preferred stock subject to mandatory redemption are based on quoted market prices for the same or similar issues and the current dividend or interest rates offered for instruments of the same remaining maturities. The fair value of those financial instruments that are marked-to-market are based on management's best estimates using over-the-counter quotations, exchange prices, volatility factors and a valuation methodology. The estimates presented herein are not necessarily indicative of the amounts that AEP and the registrant subsidiaries could realize in a current market exchange.






                                                 2000                      1999
                                        Book Value  Fair Value    Book Value  Fair Value
                                        ----------  ----------    ----------  ----------
                                            (in thousands)            (in thousands)
             Non-Derivatives

             AEP Consolidated

             Long-term Debt             $10,754,000 $10,812,000   $11,524,000 $11,037,000
             Preferred Stock                100,000      98,000       119,000     117,000
             Trust Preferred Securities     334,000     326,000       335,000     290,000

             AEGCo

             Long-term Debt                     $45         $45           $45         $45

             APCo

             Long-term Debt              $1,605,818  $1,601,313    $1,665,307  $1,580,600
             Preferred Stock                 10,860      10,725        20,310      19,700

             CPL

             Long-term Debt              $1,454,559  $1,463,690    $1,454,541  $1,435,083
             Trust Preferred Securities     148,500     147,431       150,000     129,360

             CSPCo

             Long-term Debt                $899,615    $908,620      $925,000    $889,000
             Preferred Stock                 15,000      14,892        25,000      25,438

             I&M

             Long-term Debt              $1,388,939  $1,377,230    $1,324,326  $1,283,300
             Preferred Stock                 64,945      63,941        64,945      63,500

             KPCo

             Long-term Debt                $330,880    $335,408      $365,782    $359,100

             OPCo

             Long-term Debt              $1,195,493  $1,176,367    $1,151,511  $1,027,000
             Preferred Stock                  8,850       8,780         8,850       8,500

             PSO

             Long-term Debt                $470,822    $476,964      $384,516    $378,437
             Trust Preferred Securities      75,000      72,180        75,000      63,390

             SWEPCo

             Long-term Debt                $645,963    $651,586      $541,568    $537,354
             Trust Preferred Securities     110,000     106,700       110,000      97,372

             WTU

             Long-term Debt                $255,843    $261,315      $303,686    $298,220



                                                         Derivatives
                                              2000                         1999
                                  ---------------------------  ----------------------------
                                  Notional  Fair    Average    Notional  Fair    Average
                                   Amount   Value  Fair Value   Amount   Value  Fair Value
                                  --------  -----  ----------  --------  -----  ----------
                                    GWH       (in millions)      GWH       (in millions)
             AEP Consolidated
             Trading Assets

             Electric
               Futures and
                Options-NYMEX (net)  -     $ -      $ -            224   $  2      $  1
               Physicals          247,330   8,845    2,758      69,509    577       517
               Options - OTC        8,981     215       99       6,203     39        62
               Swaps               11,575     164       60         177      1         1

                                   MMMBTU                      MMMBTU
             Gas
               Futures and
                Options-NYMEX (net)  -     $  -     $  -          -      $ -      $  -
               Physicals          597,251     455       97     345,830     37        39
               Options - OTC      698,392   1,266      355     192,593     54        40
               Swaps            4,677,142   7,328    1,730   2,682,033    410       312


             Trading Liabilities

                                    GWH       (in millions)      GWH       (in millions)

             Electric
               Futures and
                Options-NYMEX (net)  -     $  -      $  -         -      $ -      $ -
               Physicals          246,729   (8,906)   (2,712)   74,764   (536)     (498)
               Options - OTC       10,368     (133)      (69)    8,907    (43)      (56)
               Swaps               11,289     (144)      (47)      180     (2)       (2)

                                   MMMBTU                      MMMBTU
             Gas
               Futures and
                Options-
                NYMEX (net)        23,110  $   (81) $   (11)    69,840   $ (8)    $  (5)
               Physicals          442,309     (420)     (91)   301,271    (32)      (26)
               Options - OTC      666,304     (934)    (306)   227,225    (55)      (37)
               Swaps            4,616,178   (7,592)  (1,762) 2,601,644   (379)     (303)


                                              2000                         1999
                                  ---------------------------  ----------------------------
                                  Notional  Fair    Average    Notional  Fair    Average
                                   Amount   Value  Fair Value   Amount   Value  Fair Value
                                  --------  -----  ----------  --------  -----  ----------
                                    GWH       (in thousands)     GWH       (in thousands)
             APCo
             Trading Assets

             Electric
               Futures and
                Options-NYMEX (net)  -    $     -    $   -           64  $    535 $    254
               Physicals           45,406  2,246,952  757,757    19,953   165,624  150,377
               Options - OTC        1,924     59,814   25,015     1,781    11,766   18,461
               Swaps                3,652     51,470   18,387        51       112       90

             Trading Liabilities

             Electric
               Futures and
                Options-NYMEX (net)  -    $  -        $  -         -     $   -    $   -
               Physicals          45,994  (2,271,026) (747,567)  21,461  (154,364)(144,876)
               Options - OTC       3,130     (35,955)  (18,872)   2,557   (12,375) (16,811)
               Swaps               3,562     (44,855)  (14,103)      52      (103)     (85)

             KPCo
             Trading Assets

             Electric
               Futures and
                Options-NYMEX (net)  -     $    -    $   -           15  $   114  $    49
               Physicals           10,779   533,781   179,999     4,707   39,074   35,477
               Options - OTC          456    14,207     5,938       420    2,773    4,353
               Swaps                  867    12,227     4,368        12       26       21

             Trading Liabilities

             Electric
               Futures and
                Options-NYMEX (net)  -    $  -        $  -        -      $  -      $ -
               Physicals          10,919  (539,465)   (177,581)  5,063     (36,422)(34,180)
               Options - OTC         743    (8,521)     (4,461)    603      (2,900) (3,949)
               Swaps                 846   (10,656)     (3,350)     12         (24)    (20)

                                              2000                         1999
                                  ---------------------------  ----------------------------
                                  Notional  Fair    Average    Notional  Fair    Average
                                   Amount   Value  Fair Value   Amount   Value  Fair Value
                                  --------  -----  ----------  --------  -----  ----------
                                    GWH       (in thousands)     GWH       (in thousands)
             I&M
             Trading Assets

             Electric
               Futures and
                Options-NYMEX (net)  -     $    -    $   -           43 $    340  $   171
               Physicals           27,431   1,357,459 466,140    13,592  112,830   99,621
               Options - OTC        1,162      36,139  15,464     1,213    8,010   12,125
               Swaps                2,206      31,095  11,144        35       76       61

             Trading Liabilities

             Electric
               Futures and
                Options-NYMEX (net)  -    $  -        $  -        -      $  -      $ -
               Physicals          27,786  (1,379,302) (460,348) 14,620    (105,169)(95,948)
               Options - OTC       1,891     (25,807)  (13,031)  1,742      (8,391)(11,010)
               Swaps               2,152     (27,099)   (8,552)     35         (70)    (58)


             OPCo
             Trading Assets

             Electric
               Futures and
                Options-NYMEX (net)  -    $     -    $   -           61 $    583  $    286
               Physicals           36,080  1,786,137  639,632    18,753  155,507   146,395
               Options - OTC        1,529     46,731   20,403     1,673    9,672     9,936
               Swaps                2,902     41,788   16,172        48      987       967

             Trading Liabilities

             Electric
               Futures and
                Options-NYMEX (net)  -    $  -        $  -        -     $  -      $ -
               Physicals          36,547  (1,802,295) (627,137) 20,171   (143,440)(135,015)
               Options - OTC       2,487     (29,350)  (16,571)  2,403    (11,506)  (7,084)
               Swaps               2,830     (37,398)  (13,447)     49     (1,846)  (1,829)


             CSPCo
             Trading Assets

             Electric
               Futures and
                Options-NYMEX (net)  -     $    -    $   -           40 $    312  $   159
               Physicals           24,221   1,198,835 420,090    12,503  103,794   91,570
               Options - OTC        1,026      31,918  13,961     1,116    7,369   11,140
               Swaps                1,948      27,461   9,914        32       70       56

             Trading Liabilities

             Electric
               Futures and
                Options-NYMEX (net)  -    $  -        $  -        -      $  -      $ -
               Physicals          24,535  (1,211,580) (414,198) 13,449     (96,748)(88,194)
               Options - OTC       1,669     (19,220)  (10,629)  1,602      (7,717)(10,114)
               Swaps               1,900     (23,932)   (7,599)     32         (64)    (53)



                            2000
                Notional  Fair    Average
                 Amount   Value  Fair Value
                --------  -----  ----------
                  GWH       (in thousands)
CPL
Trading Assets

Electric
  Physicals      31,040  $547,437  $ 210,189

Trading
Liabilities
  Electric
   Physicals     31,442  (555,628)  (211,482)


PSO
Trading Assets

Electric
  Physicals      24,670   435,009    232,198


Trading
Liabilities
  Electric
   Physicals     24,990  (441,517)  (234,082)


SWEPCo
Trading Assets
Electric
  Physicals      29,538   520,964    217,444

Trading
Liabilities
  Electric
   Physicals     29,920  (528,759)  (220,171)


WTU
Trading Assets

Electric
  Physicals       9,821   173,118     58,048


Trading
Liabilities
  Electric
   Physicals      9,948  (175,708)   (58,071)

There were no trading activities for CPL, PSO, SWEPCo, and WTU for the year ended 1999.

AEP routinely enters into exchange traded futures and options transactions for electricity and natural gas as part of its wholesale trading operations. These transactions are executed through brokerage accounts with brokers who are registered with the Commodity Futures Trading Commission. Brokers require cash or cash related instruments to be deposited on these accounts as margin calls against the customer's open position. The amount of these deposits at December 31, 2000 and 1999 was $95 million and $25 million, respectively.

Credit and Risk Management - In addition to market risk associated with price movements, AEP is also subject to the credit risk inherent in its risk management activities. Credit risk refers to the financial risk arising from commercial transactions and/or the intrinsic financial value of contractual agreements with trading counter parties, by which there exists a potential risk of non-performance. The AEP System has established and enforced credit policies that minimize or eliminate this risk. AEP accepts as counter parties to forwards, futures, and other derivative contracts primarily those entities that are classified as Investment Grade, or those that can be considered as such due to the effective placement of credit enhancements and/or collateral agreements. Investment Grade is the designation given to the four highest debt rating categories (i.e., AAA, AA, A, BBB) of the major rating services, e.g., ratings BBB- and above at Standard & Poor's and Baa3 and above at Moody's. When adverse market conditions have the potential to negatively affect a counter party's credit position, AEP will require further enhancements to mitigate risk. Since the formation of the trading business in July of 1997, AEP has not experienced a significant loss due to the credit risk; furthermore, AEP does not anticipate any future material effect on its results of operations, cash flow or financial condition as a result of counter party non-performance.

Other Financial Instruments - Nuclear Trust Funds Recorded at Market Value - The trust investments for decommission and SNF disposal, reported in other assets, are recorded at market value. At December 31, 2000 and 1999 the fair values of the trust investments were $873 million and $795 million, respectively, and had a cost basis of $768 million and $696 million, respectively. The change in market value in 2000, 1999, and 1998 was a net unrealized holding gain of $6 million, $18 million, and $32 million, respectively.

At December 31, 2000 and 1999 the fair value of CPL's trust investments for decommissioning were $94 million and $86 million, respectively, and had a cost basis of $70 million and $60 million, respectively. The change in market value for CPL was a net unrealized holding loss of $3 million in 2000 and a net unrealized holding gain of $10 million and $8 million in 1999 and 1998, respectively. At December 31, 2000 and 1999 the fair value of I&M's trust investments for decommissioning and SNF disposal were $779 million and $708 million, respectively, and had a cost basis of $698 million and $636 million, respectively. The change in market value for I&M in 2000, 1999, and 1998 was a net unrealized holding gain of $9 million, $8 million and $24 million, respectively.

CitiPower entered into several interest rate swap agreements for $425 million of borrowings under a credit facility. The swap agreements involve the exchange of floating-rate for fixed-rate interest payments. Interest is recognized currently based on the fixed rate of interest resulting from use of these swap agreements. Market risks arise from the movements in interest rates. If counter parties to an interest rate swap agreement were to default on contractual payments, CitiPower could be exposed to increased costs related to replacing the original agreement. However, CitiPower does not anticipate non-performance by any counter party to any interest rate swap in effect as of December 31, 2000. As of December 31, 2000, CitiPower was a party to interest rate swaps having an aggregate notional amount of $626 million, with $224 million maturing on December 31, 2003, and $201 million maturing on December 29, 2003, $201 million commencing on December 29, 2003 and maturing on December 30, 2005. The average fixed interest rate payable on the aggregate of the interest rate swaps is 5.84%. The average floating rate for interest rate swaps was 6.04% at December 31, 2000. The estimated fair value of the interest rate swaps, which represents the estimated amount CitiPower would receive to terminate the swaps at December 31, 2000, based on quoted interest rates, is a net receivable of less than a million dollars.

CitiPower entered into interest rate swap agreement for $112 million in January 2000, for the purpose of hedging a capital markets bond issue. The interest rate swap agreement exchanges a fixed-rate for a floating interest rate up to January 15, 2007. The $112 million interest rate swap agreement was terminated on December 18, 2000. The gain of $9 million earned upon termination of the swap agreement has been deferred and will be amortized through January 15, 2007.

The CSW UK Holdings Group (Group) entered into two currency swaps in 1996 in respect of two tranches of $200 million notes ("Yankee Bonds") repayable on August 1, 2001 and August 1, 2006. The swaps convert fixed rate semi-annual U.S. Dollar interest payments at 6.95% and 7.45% to fixed rate sterling. As a result of the swaps the effective fixed sterling interest rates, including fees, are 7.98% and 8.75%. The estimated fair value of these swaps at December 31, 2000 is a net payable of $1 million.

The Group also has an interest in two interest rate swaps entered into by its joint venture associate Power Asset Development Company Limited in 1998. The swaps convert floating rate interest payable on a $157 million bank project finance borrowing, maturing in 2021, to 6.00% fixed rate. The estimated fair value of these swaps at December 31, 2000 is a net payable of $3 million of which the Group's interest is $1 million.

In addition, at December 31, 2000, the Group has an interest in a currency swap and an interest rate swap entered into by another joint venture associate, South Coast Power Limited. The estimated fair value of these swaps is a net receivable of $3 million of which the Group's share is $1 million.

In accordance with the debt covenants included in the financing provisions of its credit facility, CitiPower must hedge at least 80% of its energy purchase requirements through energy trading derivative instruments entered into with market participants, predominantly generators. As of December 31, 2000,
CitiPower had outstanding energy trading derivatives with a total contracted load of 10,144 GWH's. The maturities for these contracts range from three months to six years. Management's estimate of the fair value of these derivatives as of December 31, 2000 is $7 million in excess of net contract value.
SEEBOARD manages its energy purchase costs through energy trading derivative instruments entered into with market participants. The Company buys derivative instruments to hedge purchase costs only and does not enter into any speculative trades. As of December 31, 2000, SEEBOARD had outstanding energy trading derivatives with a total contracted volume of 14,059 GWH's excluding Medway Power Limited. These contracts have maturities in the range of 1 to 27 months. In addition SEEBOARD has a 15 year contract with Medway Power Limited which owns and operates a 675 MW combined cycle gas generating station. SEEBOARD also has a 37.5% equity interest in Medway Power Limited. There are 29,025 GWH remaining under the contract which has 10 years and 9 months to run.

Management's estimate of the fair value of these derivatives as of December 31, 2000 is $132 million below net contract value.

16. Income Taxes:

The details of AEP's consolidated income taxes as reported are as follows:

                   Year Ended December 31,
               ------------------------------
                 2000       1999       1998
                 ----       ----       ----
                        (in millions)
Federal:
 Current         $ 766      $308       $492
 Deferred         (237)      129        (43)
                 -----      ----       ----
     Total         529       437        449
                 -----      ----       ----
State:
 Current            50        25         30
 Deferred           (9)       -          -
                 -----      ----       ----
     Total          41        25         30
                 -----      ----       ----
International:
 Current             6         3         14
 Deferred           21        17          9
                 -----      ----       -----
     Total          27        20         23
                 -----      ----       -----

Total Income Tax
  as Reported    $ 597      $482       $502
                 =====      ====       ====


The details of the registrant subsidiaries income taxes as reported are as follows:

                                         AEGCo      APCo      CPL       CSPCo      I&M
Year Ended December 31, 2000                             (in thousands)

Charged (Credited) to Operating
 Expenses (net):
  Current                                $ 8,746   $129,165  $ 89,403   $120,494  $ 134,796
  Deferred                                (5,842)     3,838    16,263     (7,746)  (126,748)
  Deferred Investment Tax Credits           -        (2,947)   (5,207)    (3,379)    (7,524)
                                         -------   --------  --------   --------  ---------
    Total                                  2,904    130,056   100,459    109,369        524
                                         -------   --------  --------   --------  ---------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                    (44)       327    (5,073)     3,777      2,950
  Deferred                                  -         4,764      -         3,683      1,569
  Deferred Investment Tax Credits         (3,396)    (1,968)     -          (103)      (330)
                                         -------   --------   -------   --------  ---------
    Total                                 (3,440)     3,123    (5,073)     7,357      4,189
                                         -------   --------   -------   --------  ---------

Total Income Tax as Reported             $  (536)  $133,179   $95,386   $116,726  $   4,713
                                         =======   ========   =======   ========  =========


                                          KPCo      OPCo      PSO       SWEPCo     WTU
Year Ended December 31, 2000                             (in thousands)

Charged (Credited) to Operating
 Expenses (net):
  Current                                $17,878   $259,608  $11,597     $16,073   $ 6,774
  Deferred                                 2,521    (70,263)  25,453      14,653     9,401
  Deferred Investment Tax Credits         (1,187)    (1,824)  (1,791)     (4,482)   (1,271)
                                         -------   --------  -------     -------   -------
    Total                                 19,212    187,521   35,259      26,244    14,904
                                         -------   --------  -------     -------   -------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                    (50)    15,426   (1,306)     (1,476)     (222)
  Deferred                                 1,244      4,307     -           -       (1,237)
  Deferred Investment Tax Credits            (65)    (1,575)    -           -         -
                                         -------    -------  -------     -------   --------
    Total                                  1,129     18,158   (1,306)     (1,476)   (1,459)
                                         -------    -------  -------     -------   -------

Total Income Tax as Reported             $20,341   $205,679  $33,953     $24,768   $13,445
                                         =======   ========  =======     =======   =======


                                         AEGCo     APCo       CPL       CSPCo      I&M
Year Ended December 31, 1999                             (in thousands)

Charged (Credited) to Operating
 Expenses (net):
  Current                                $ 7,713   $69,522   $ 89,112    $79,410   $(67,368)
  Deferred                                (5,282)    8,981     19,620      9,737     85,345
  Deferred Investment Tax Credits           -       (2,659)    (5,207)    (3,432)    (7,547)
                                         -------   -------   --------    -------   --------
    Total                                  2,431    75,844    103,525     85,715     10,430
                                         -------   -------   --------    -------   --------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                   (146)   (1,548)    (5,604)    (3,122)     1,529
  Deferred                                  -        4,052        318        744        382
  Deferred Investment Tax Credits         (3,448)   (2,313)      -          (562)      (605)
                                         -------   -------   --------    -------   --------
    Total                                 (3,594)      191     (5,286)    (2,940)     1,306
                                         -------   -------   --------    -------   --------
Total Income Taxes as Reported           $(1,163)  $76,035   $ 98,239    $82,775   $ 11,736
                                         =======   =======   ========    =======   ========


                                           KPCo      OPCo       PSO      SWEPCo     WTU
Year Ended December 31, 1999                               (in thousands)

Charged (Credited) to Operating
 Expenses (net):
  Current                                 $14,897   $135,540   $20,777   $ 60,169   $ 3,328
  Deferred                                  2,239      4,205    14,521    (17,347)   12,026
  Deferred Investment Tax Credits          (1,193)    (1,825)   (1,791)    (4,565)   (1,275)
                                          -------   --------   -------   --------   -------
    Total                                  15,943    137,920    33,507     38,257    14,079
                                          -------   --------   -------   --------   -------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                    (424)    (3,256)   (2,215)    (4,826)      858
  Deferred                                    357       (539)     -          -         -
  Deferred Investment Tax Credits             (99)    (1,633)     -          -         -
                                          -------   --------   -------   --------   -------
    Total                                    (166)    (5,428)   (2,215)    (4,826)      858
                                          -------   --------   -------   --------   -------
Total Income Taxes as Reported            $15,777   $132,492   $31,292   $ 33,431   $14,937
                                          =======   ========   =======   ========   =======



                                           AEGCo    APCo     CPL       CSPCo      I&M
Year Ended December 31, 1998                             (in thousands)

Charged (Credited) to Operating
 Expenses (net):
  Current                                 $(2,556)  $63,291  $128,942   $62,123   $43,103
  Deferred                                  5,544      (143)   (8,328)   17,612    21,073
  Deferred Investment Tax Credits            -       (2,671)   (3,858)   (3,498)   (7,593)
                                          -------   -------  --------   -------   -------
    Total                                   2,988    60,477   116,756    76,237    56,583
                                          -------   -------  --------   -------   -------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                     (45)   (4,902)   (2,204)   (3,795)     (594)
  Deferred                                   -       (2,195)     -         (511)   (3,168)
  Deferred Investment Tax Credits          (3,454)   (2,594)     -         (726)     (673)
                                          -------   -------  --------   -------   -------
    Total                                  (3,499)   (9,691)   (2,204)   (5,032)   (4,435)
                                          -------   -------  --------   -------   -------
Total Income Taxes as Reported            $  (511)  $50,786  $114,552   $71,205   $52,148
                                          =======   =======  ========   =======   =======


                                           KPCo      OPCo      PSO     SWEPCo    WTU
Year Ended December 31, 1998                              (in thousands)

Charged (Credited) to Operating
 Expenses (net):
  Current                                 $10,788   $120,932  $52,587  $ 64,463  $28,542
  Deferred                                  3,967      3,907   (1,651)  (11,909)  (6,626)
  Deferred Investment Tax Credits          (1,202)    (1,827)  (1,795)   (4,631)  (1,321)
                                          -------   --------  -------  --------  -------
    Total                                  13,553    123,012   49,141    47,923   20,595
                                          -------   --------  -------  --------  -------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                    (794)    (5,619)     (93)   (1,868)    (454)
  Deferred                                   (360)      (865)    -         -        -
  Deferred Investment Tax Credits            (213)    (1,698)    -         -        -
                                          -------   --------  -------  --------  --------
    Total                                  (1,367)    (8,182)     (93)   (1,868)    (454)
                                          -------   --------  -------  --------  -------
Total Income Taxes as Reported            $12,186   $114,830  $49,048  $ 46,055  $20,141
                                          =======   ========  =======  ========  =======




The following is a reconciliation for AEP Consolidated of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory tax rate, and the amount of income taxes reported.

                                                  Year Ended December 31,
                                             ---------------------------------
                                                2000       1999        1998
                                                ----       ----        ----
                                                       (in millions)

Net Income                                      $267      $  972      $  975
Extraordinary Items
 (net of income tax $44 million in 2000 and
 $8 million in 1999)                              35          14        -
Preferred Stock Dividends                         11          19          19
                                                ----      ------      ------
Income Before Preferred Stock Dividends
  of Subsidiaries                                313       1,005         994
Income Taxes                                     597         482         502
                                                ----      ------      ------
Pre-Tax Income                                  $910      $1,487      $1,496
                                                ====      ======      ======

Income Tax on Pre-Tax Income
  at Statutory Rate (35%)                       $319        $520        $524
Increase (Decrease) in Income Tax
  Resulting from the Following Items:
   Depreciation                                   77          71          67
   Corporate Owned Life Insurance                247           2         (16)
   Foreign Tax Credits                           (31)        (63)        (49)
   Investment Tax Credits (net)                  (36)        (38)        (37)
   Merger Transaction Costs                       49          -           -
   State Income Taxes                             26          16          19
   International                                  18          13          15
   Other                                         (72)        (39)        (21)
                                                ----        ----        ----
Total Income Taxes as Reported                  $597        $482        $502
                                                ====        ====        ====

Effective Income Tax Rate                       65.5%       32.5%       33.6%
                                                ====        ====        ====



Shown below is a reconciliation for each AEP registrant subsidiary of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory rate, and the amount of income taxes reported.

                                             AEGCo    APCo       CPL       CSPCo      I&M
Year Ended December 31, 2000                              (in thousands)

Net Income (Loss)                           $7,984  $ 73,844  $189,567  $ 94,966   $(132,032)
Extraordinary (Gains) Loss                            (1,066)             39,384
Income Tax Benefit                            -       (7,872)     -      (14,148)       -
Income Taxes                                  (536)  133,179    95,386   116,726       4,713
                                            ------  --------  --------  --------   ---------
Pre-Tax Income (Loss)                       $7,448  $198,085  $284,953  $236,928   $(127,319)
                                            ======  ========  ========  ========   =========

Income Tax on Pre-Tax Income (Loss)
 at Statutory Rate (35%)                   $ 2,607  $ 69,330   $99,733  $ 82,925    $(44,561)
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                                 452     7,606     7,556    10,529      20,378
  Corporate Owned Life Insurance              -       54,824      -       29,259      42,587
  Nuclear Fuel Disposal Costs                 -         -         -         -         (3,957)
  Allowance for Funds Used
    During  Construction                    (1,070)     -         -         -         (2,211)
  Rockport Plant Unit 2 Investment
    Tax Credit                                 374      -         -         -           -
  Removal Costs                               -       (1,197)     -         -           -
  Investment Tax Credits (net)              (3,396)   (4,915)   (5,207)   (3,482)     (7,854)
  State Income Taxes                           784     9,950     2,296        89       6,004
  Other                                       (287)   (2,419)   (8,992)   (2,594)     (5,673)
                                           -------  --------   -------  --------    --------
Total Income Taxes as Reported             $  (536) $133,179   $95,386  $116,726    $  4,713
                                           =======  ========   =======  ========    ========

Effective Income Tax Rate                     N.M.     67.2%     33.5%     49.3%       N.M.
                                              ====     ====      ====      ====        ====


                                           KPCo      OPCo       PSO      SWEPCo     WTU
Year Ended December 31, 2000                               (in thousands)
Net Income                                $20,763   $ 83,737   $ 66,663   $72,672   $27,450
Extraordinary Loss                                    40,157
Income Tax Benefit                           -       (21,281)      -         -         -
Income Taxes                               20,342    205,679     33,953    24,768    13,445
                                          -------   --------   --------   -------   -------
Pre-Tax Income                            $41,105   $308,292   $100,616   $97,440   $40,895
                                          =======   ========   ========   =======   =======

Income Tax on Pre-Tax Income
 at Statutory Rate (35%)                  $14,387   $107,903    $35,216  $ 34,104   $14,313
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                              1,827     27,577       -         -        1,204
  Corporate Owned Life Insurance            5,149     84,453       -         -         -
  Nuclear Fuel Disposal Costs                -          -          -         -         -
  Allowance for Funds Used
    During Construction                      -          -          -         -         -
  Rockport Plant Unit 2 Investment
    Tax Credit                               -          -          -         -         -
  Removal Costs                              (420)      -          -         -         -
  Investment Tax Credits (net)             (1,252)    (3,398)    (1,791)   (4,482)   (1,271)
  State Income Taxes                        1,597     (1,988)     3,037     1,650      -
  Other                                      (946)    (8,868)    (2,509)   (6,504)     (801)
                                          -------   --------    -------  --------   ------- -
Total Income Taxes as Reported            $20,342   $205,679    $33,953  $ 24,768   $13,445
                                          =======   ========    =======  ========   =======

Effective Income Tax Rate                    49.5%      66.8%      33.8%     25.4%     32.9%
                                             ====       ====       ====      ====      ====


                                            AEGCo      APCo       CPL       CSPCo     I&M
Year Ended December 31, 1999                                 (in thousands)
Net Income                                  $ 6,195   $120,492   $182,201   $150,270   $32,776
Extraordinary Loss                                                  8,488
Income Tax Benefit                             -          -        (2,971)      -         -
Income Taxes                                 (1,163)    76,035     98,239     82,775    11,736
                                            -------   --------   --------   --------   -------
Pre-Tax Income                              $ 5,032   $196,527   $285,957   $233,045   $44,512
                                            =======   ========   ========   ========   =======
Income Tax on Pre-Tax
 Income at Statutory Rate (35%)             $ 1,762   $ 68,785   $100,085    $ 81,566  $15,580
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                                  446     12,593      7,981       8,846   19,966
  Corporate Owned Life Insurance               -          -          -           -         594
  Nuclear Fuel Disposal Costs                  -          -          -           -      (3,347)
  Allowance for Funds Used
   During Construction                       (1,069)      -          -           -      (2,174)
  Rockport Plant Unit 2
   Investment Tax Credit                        374       -          -           -        -
  Removal Costs                                -        (3,220)      -           -        -
  Investment Tax Credits (net)               (3,448)    (4,972)    (5,207)     (3,994)  (8,152)
  State Income Taxes                            467      3,305      6,965          58   (4,635)
Other                                           305       (456)   (11,585)     (3,701)  (6,096)
                                            -------   --------   --------    --------  -------
Total Income Taxes as Reported              $(1,163)  $ 76,035   $ 98,239    $ 82,775  $11,736
                                            =======   ========   ========    ========  =======

Effective Income Tax Rate                      N.M.       38.7%      34.4%       35.6%    26.4%
                                               ====       ====       ====        ====     ====
                                           KPCo      OPCo       PSO       SWEPCo     WTU
Year Ended December 31, 1999                               (in thousands)
Net Income                                $25,430   $212,157    $61,508    $83,194   $26,406
Extraordinary Loss                                                           4,632     8,402
Income Tax Benefit                           -           -         -        (1,621)   (2,941)
Income Taxes                               15,777    132,492     31,292     33,431    14,937
                                          -------   --------    -------   --------   -------
Pre-Tax Income                            $41,207   $344,649    $92,800   $119,636   $46,804
                                          =======   ========    =======   ========   =======
Income Tax on Pre-Tax Income
 at Statutory Rate (35%)                  $14,423   $120,628   $ 32,480   $ 41,873   $16,382
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                              1,843     17,517       -          -        1,120
  Corporate Owned Life Insurance             -           198       -          -         -
  Removal Costs                              (420)      -          -          -         -
  Investment Tax Credits (net)             (1,292)    (3,458)    (1,791)    (4,565)   (1,275)
  State Income Taxes                        1,809      1,090      3,054      2,924      -
Other                                        (586)    (3,483)    (2,451)    (6,801)   (1,290)
                                          -------   --------   --------   --------   -------
Total Income Taxes as Reported            $15,777   $132,492   $ 31,292   $ 33,431   $14,937
                                          =======   ========   ========   ========   =======

Effective Income Tax Rate                    38.3%      38.5%      33.8%      28.0%     32.0%
                                             ====       ====       ====       ====      ====


                                           AEGCo     APCo       CPL       CSPCo      I&M
Year Ended December 31, 1998                               (in thousands)
Net Income                                 $ 8,946  $ 93,330   $161,511   $133,044   $ 96,628
Income Taxes                                  (511)   50,786    114,552     71,205     52,148
                                           -------  --------   --------   --------   --------
Pre-Tax Income                             $ 8,435  $144,116   $276,063   $204,249   $148,776
                                           =======  ========   ========   ========   ========

Income Tax on Pre-Tax Book Income
 at Statutory Rate (35%)                   $ 2,953  $ 50,441   $ 96,623   $ 71,488   $ 52,072
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                               1,105    11,667      8,170      8,604     17,257
  Corporate Owned Life Insurance              -       (4,212)      -          -        (3,263)
  Allowance for Funds Used
   During Construction                      (1,070)     -          -          -        (2,184)
  Rockport Plant Unit 2
   Investment Tax Credits                      374      -          -          -          -
  Nuclear Fuel Disposal Costs                 -         -          -          -        (3,397)
  Removal Costs                               -       (4,200)      -          -          -
  Investment Tax Credits (net)              (3,454)   (5,265)    (3,858)    (4,224)    (8,266)
  State Income Taxes                          (203)    4,449       -             1      3,209
  Mirror CWIP                                 -         -        10,055       -          -
Other                                         (216)   (2,094)     3,562     (4,664)    (3,280)
                                           -------  --------   --------   --------    -------
Total Income Taxes as Reported             $  (511) $ 50,786   $114,552   $ 71,205    $52,148
                                           =======  ========   ========   ========    =======

Effective Income Tax Rate                     N.M.      35.3%      41.5%      34.9%      35.1%
                                              ====      ====       ====       ====       ====


                                           KPCo     OPCo       PSO      SWEPCo      WTU
Year Ended December 31, 1998                              (in thousands)
Net Income                                $21,676  $209,925   $ 76,909   $ 97,994    $37,725
Income Taxes                               12,186   114,830     49,048     46,055     20,141
                                          -------  --------   --------   --------    -------
Pre-Tax Income                            $33,862  $324,755   $125,957   $144,049    $57,866
                                          =======  ========   ========   ========    =======

Income Tax on Pre-Tax Book Income
 at Statutory Rate (35%)                  $11,852  $113,665   $ 44,085   $ 50,418    $20,253
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                              1,633    16,693       -          -           964
  Corporate Owned Life Insurance             -       (5,238)      -          -          -
  Removal Costs                              (840)     -          -          -          -
  Investment Tax Credits (net)             (1,415)   (3,525)    (1,795)    (4,631)    (1,321)
  State Income Taxes                        1,560     1,782      4,478      3,308       -
Other                                        (604)   (8,547)     2,280     (3,040)       245
                                          -------  --------   --------   --------    -------
Total Income Taxes as Reported            $12,186  $114,830   $ 49,048   $ 46,055    $20,141
                                          =======  ========   ========   ========    =======

Effective Income Tax Rate                    36.0%     35.4%      39.0%      32.0%      34.9%
                                             ====      ====       ====       ====       ====


The following tables show the elements of the net deferred tax liability and the significant temporary differences for AEP Consolidated and each registrant subsidiary:

                                                           December 31,
                                                   --------------------------
                                                      2000            1999
                                                      ----            ----
                                                          (in millions)
Deferred Tax Assets                                 $ 1,248         $ 1,241
Deferred Tax Liabilities                             (6,123)         (6,391)
                                                    -------         -------
  Net Deferred Tax Liabilities                      $(4,875)        $(5,150)
                                                    =======-        =======

Property Related Temporary Differences              $(3,935)        $(4,109)
Amounts Due From Customers For Future
  Federal Income Taxes                                 (415)           (437)
Deferred State Income Taxes                            (251)           (220)
Regulatory Assets Designated for Securitization        (332)           (332)
All Other (net)                                          58             (52)
                                                    -------         -------
  Net Deferred Tax Liabilities                      $(4,875)        $(5,150)
                                                    =======         =======

                                          AEGCo       APCo         CPL        CSPCo      I&M
December 31, 2000                                            (in thousands)

Deferred Tax Assets                     $  81,480   $ 178,487  $    67,184  $  88,198  $ 342,900
Deferred Tax Liabilities                 (114,408)   (860,961)  (1,309,981)  (510,957)  (830,845)
                                        ---------   ---------  -----------  ---------  ---------
  Net Deferred Tax Liabilities          $ (32,928)  $(682,474) $(1,242,797) $(422,759) $(487,945)
                                        =========   =========  ===========  =========  =========

Property Related Temporary Differences  $ (78,113)  $(510,950) $  (773,454) $(343,045) $(324,198)
Amounts Due From Customers For
  Future Federal Income Taxes              10,317     (95,639)     (72,426)   (79,959)   (55,218)
Deferred State Income Taxes                (5,478)    (86,351)        -          -       (69,982)
Net Deferred Gain on Sale and
  Leaseback-Rockport Plant Unit 2          42,766        -            -          -        28,454
Accrued Nuclear Decommissioning Expense      -           -            -          -        34,702
Deferred Fuel and Purchased Power            -           -            -          -       (39,395)
Deferred Cook Plant Restart Costs            -           -            -          -       (42,000)
Nuclear Fuel                                 -           -            -          -       (28,319)
Regulatory Assets Designated
  for Securitization                         -           -        (332,198)      -          -
All Other (net)                            (2,420)     10,466      (64,719)       245      8,011
                                        ---------   ---------  -----------  ---------  ---------
  Net Deferred Tax Liabilities          $ (32,928)  $(682,474) $(1,242,797) $(422,759) $(487,945)
                                        =========   =========  ===========  =========  =========


                                           KPCo        OPCo       PSO       SWEPCo        WTU
December 31, 2000                                           (in thousands)

Deferred Tax Assets                     $  32,807  $ 330,878  $  60,010  $   47,615    $  16,604
Deferred Tax Liabilities                 (198,742)  (952,819)  (372,070)   (446,819)    (173,642)
                                        ---------  ---------  ---------   ---------    ---------
  Net Deferred Tax Liabilities          $(165,935) $(621,941) $(312,060)  $(399,204)   $(157,038)
                                        =========  =========  =========   =========    =========

Property Related Temporary Differences  $(116,109) $(586,039) $(313,248)  $(375,427)   $(150,264)
Amounts Due From Customers For
  Future Federal Income Taxes             (19,680)  (110,908)    11,082      (6,015)       4,723
Deferred State Income Taxes               (29,695)   (14,282)   (36,487)       -            -
Deferred Fuel and Purchased Power            -      (116,224)      -           -            -
Provision for Mine Shutdown Costs            -        63,995       -           -            -
Postretirement Benefits                      -        93,306       -           -            -
All Other (net)                              (451)    48,211     26,593     (17,762)     (11,497)
                                        ---------  ---------  ---------   ---------    ---------
  Net Deferred Tax Liabilities          $(165,935) $(621,941) $(312,060)  $(399,204)   $(157,038)
                                        =========  =========  =========   =========    =========


                                          AEGCo       APCo         CPL        CSPCo      I&M
December 31, 1999                                            (in thousands)

Deferred Tax Assets                     $  85,392   $ 173,038  $    99,426  $  79,510  $ 231,329
Deferred Tax Liabilities                 (121,892)   (844,955)  (1,334,601)  (527,117)  (853,486)
                                        ---------   ---------  -----------  ---------  ---------
  Net Deferred Tax Liabilities          $ (36,500)  $(671,917) $(1,234,175) $(447,607) $(622,157)
                                        =========   =========  ===========  =========  =========

Property Related Temporary Differences  $ (84,149)  $(510,143) $  (798,381) $(352,805) $(436,162)
Amounts Due From Customers For
  Future Federal Income Taxes              11,283    (109,846)     (74,328)   (85,078)   (61,311)
Deferred State Income Taxes                (5,970)    (76,073)        -          -       (61,700)
Net Deferred Gain on Sale and
  Leaseback-Rockport Plant Unit 2          44,716        -            -          -        29,752
Accrued Nuclear Decommissioning Expense      -           -            -          -        32,097
Deferred Fuel and Purchased Power            -           -            -          -       (52,713)
Deferred Cook Plant Restart Costs            -           -            -          -       (56,000)
Nuclear Fuel                                 -           -            -          -       (27,512)
Regulatory Assets Designated
  for Securitization                         -           -        (332,198)      -          -
All Other (net)                            (2,380)     24,145      (29,268)    (9,724)    11,392
                                        ---------   ---------  -----------  ---------  ---------
  Net Deferred Tax Liabilities          $ (36,500)  $(671,917) $(1,234,175) $(447,607) $(622,157)
                                        =========   =========  ===========  =========  =========

                                           KPCo        OPCo       PSO       SWEPCo        WTU
December 31, 1999                                           (in thousands)

Deferred Tax Assets                     $  32,186  $ 234,826  $  68,488  $   79,056    $  26,916
Deferred Tax Liabilities                 (197,193)  (911,286)  (350,404)   (455,560)    (175,908)
                                        ---------  ---------  ---------   ---------    ---------
  Net Deferred Tax Liabilities          $(165,007) $(676,460) $(281,916)  $(376,504)   $(148,992)
                                        =========  =========  =========   =========    =========

Property Related Temporary Differences  $(114,903) $(599,863) $(308,497)  $(389,680)   $(153,027)
Amounts Due From Customers For Future
                                     -
  Federal Income Taxes                    (19,616)  (108,185)    12,697      (3,366)       4,569
Deferred State Income Taxes               (32,715)   (22,124)   (13,001)       -            -
Deferred Fuel and Purchase Power             -       (62,832)      -           -            -
Provision for Mine Shutdown Costs            -        33,105       -           -            -
Postretirement Benefits                      -        44,483       -           -            -
All Other (net)                             2,227     38,956     26,885      16,542         (534)
                                        ---------  ---------  ---------   ---------    ---------
  Net Deferred Tax Liabilities          $(165,007) $(676,460) $(281,916)  $(376,504)   $(148,992)
                                        =========  =========  =========   =========    =========

The AEP System has settled with the IRS all issues from the audits of its consolidated federal income tax returns for the years prior to 1991. Returns for the years 1991 through 1999 are presently being audited by the IRS. Management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on results of operations.

17.  Supplementary Information:

                             Year Ended December 31,
                                                       2000     1999     1998
                                                       ----     ----     ----
                                                           (in millions)
AEP Consolidated Purchased Power -
 Ohio Valley Electric Corporation                       $86      $64      $43
  (44.2% owned by AEP System)

Cash was paid for:
  Interest (net of capitalized amounts)                $842     $979     $859
  Income Taxes                                         $449     $270     $540

Noncash Investing and Financing Activities:
 Acquisitions under Capital Leases                     $118      $80     $119
 Assumption of Liabilities Related to Acquisitions       -        -      $152

The amounts of power purchased by the registrant subsidiaries from Ohio Valley Electric Corporation, which is 44.2% owned by the AEP System, for the years ended December 31, 2000, 1999, and 1998 were:

               Year Ended
               December 31,      APCo     CSPCo     I&M       OPCo
               ------------      ----     -----     ---       ----
                                          (in thousands)

               2000            $30,998   $8,706   $15,204   $31,134
               1999             21,774    6,006    10,227    25,623
               1998             10,388    5,947    14,271    12,006


18. Leases:

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

Lease rentals for both operating and capital leases are generally charged to operating expenses in accordance with rate-making treatment. The components of rental costs are as follows:

                                   AEP     AEGCo     APCo    CSPCo      I&M     KPCo     OPCo
Year Ended December 31, 2000                            (in thousands)
Lease Payments on
 Operating Leases               $216,000  $73,858  $ 7,128  $ 7,683  $ 81,446  $1,978   $51,981
Amortization of Capital Leases   121,000      281   13,900    7,776    26,341   3,931    37,280
Interest on Capital Leases        38,000       55    3,930    2,690    10,908   1,054     9,584
                                --------  -------  -------  -------  --------  ------   -------
 Total Lease Rental Costs       $375,000  $74,194  $24,958  $18,149  $118,695  $6,963   $98,845
                                ========  =======  =======  =======  ========  ======   =======


                                   AEP     AEGCo     APCo    CSPCo      I&M     KPCo     OPCo
Year Ended December 31, 1999                            (in thousands)
Lease Payments on
 Operating Leases               $247,000  $74,269  $ 5,647  $ 5,687  $ 81,611  $  199  $ 60,026
Amortization of Capital Leases    97,000      364   13,749    7,427    11,320   4,299    35,622
Interest on Capital Leases        35,000       64    4,267    2,720     9,338   1,162     9,552
                                --------  -------  -------  -------  --------  ------  --------
 Total Lease Rental Costs       $379,000  $74,697  $23,663  $15,834  $102,269  $5,660  $105,200
                                ========  =======  =======  =======  ========  ======  ========


                                   AEP     AEGCo     APCo    CSPCo      I&M     KPCo     OPCo
Year Ended December 31, 1998                            (in thousands)
Lease Payments on
 Operating Leases               $257,000  $76,387  $ 7,047  $ 8,107  $ 88,297  $  931  $ 59,141
Amortization of Capital Leases    91,000      560   13,561    6,530    10,717   4,265    36,585
Interest on Capital Leases        37,000       97    3,541    2,626    10,302   1,173    14,309
                                --------  -------  -------  -------  --------  ------  --------
 Total Lease Rental Costs       $385,000  $77,044  $24,149  $17,263  $109,316  $6,369  $110,035
                                ========  =======  =======  =======  ========  ======  ========

CPL, PSO, SWEPCo and WTU do not have any operating leases.

Property, plant and equipment under capital leases and related obligations recorded on the Consolidated Balance Sheets are as follows:

                                  AEP     AEGCo      APCo    CSPCo      I&M       KPCo    OPCo
Year Ended December 31, 2000                             (in thousands)
Property, Plant and Equipment
 Under Capital Leases
 Production                     $ 42,000  $2,017   $ 6,276  $     2   $  7,023  $ 1,730 $ 24,709
 Distribution                    151,000                                14,595
 Other:
  Nuclear Fuel
  (net of amortization)           90,000                                89,872
  Mining Assets and Other        619,000     177    93,437  $68,352     97,383   22,072  200,308
                                --------  ------   -------  -------   --------  ------- ---------
   Total Property, Plant
    and Equipment                902,000   2,194    99,713   68,354    208,873   23,802  225,017
 Accumulated Amortization        288,000   1,603    36,553   25,422     45,700    9,618  108,436
                                --------  ------   -------  -------   --------  ------- ---------
  Net Property, Plant and
   Equipment Under
   Capital Leases               $614,000  $  591   $63,160  $42,932   $163,173  $14,184 $116,581
                                ========  ======   =======  =======   ========  ======= ========

Obligations Under Capital Leases:
  Noncurrent Liability          $419,000  $  358   $50,350  $35,199   $ 62,325  $11,091 $ 83,866
  Liability Due Within One Year  195,000     233    12,810    7,733    100,848    3,093   32,715
                                --------  ------   -------  -------   --------  ------- ---------
      Total Obligations Under
       Capital Leases           $614,000  $  591   $63,160  $42,932   $163,173  $14,184 $116,581
                                ========  ======   =======  =======   ========  ======= =========


                                  AEP     AEGCo      APCo    CSPCo      I&M     KPCo     OPCo
Year Ended December 31, 1999                             (in thousands)
Property, Plant and Equipment
 Under Capital Leases
 Production                     $ 46,000  $2,350  $  8,354           $  8,348  $ 2,022 $ 24,428
 Distribution                    106,000                               14,645
 Other:
  Nuclear Fuel
   (net of amortization)         108,000                              108,140
  Mining Assets and Other        612,000     226    93,053  $63,386    99,367   24,225  205,209
                                --------  ------  --------  -------  --------  ------- --------
   Total Property, Plant
    and Equipment                872,000   2,576   101,407   63,386   230,500   26,247  229,637
 Accumulated Amortization        262,000   1,708    36,762   23,116    42,535   11,106   93,094
                                --------  ------  --------  -------  --------  ------- --------
  Net Property, Plant and
   Equipment Under
   Capital Leases               $610,000  $  868  $ 64,645  $40,270  $187,965  $15,141 $136,543
                                ========  ======  ========  =======  ========  ======= ========

Obligations Under Capital Leases:
  Noncurrent Liability          $510,000  $  592  $ 52,009  $33,031  $176,893  $11,830 $102,259
  Liability Due Within One Year  100,000     276    12,636    7,239    11,072    3,311   34,284
                                --------  ------  --------  -------  --------  ------- --------
      Total Obligations Under
       Capital Leases           $610,000  $  868  $ 64,645  $40,270  $187,965  $15,141 $136,543
                                ========  ======  ========  =======  ========  ======= ========

Properties under operating leases and related obligations are not included in the Consolidated Balance Sheets.

CPL, PSO, SWEPCo and WTU do not lease property, plant and equipment under capital leases.

Future minimum lease payments consisted of the following at December 31, 2000:

                                   AEP    AEGCo      APCo     CSPCo     I&M     KPCo     OPCo
Capital (a)                                               (in thousands)
-----------
2001                            $129,000   $255    $16,528   $10,480  $ 14,620 $ 3,929  $ 39,733
2002                              99,000    217     15,526     9,426    13,535   3,501    21,332
2003                              81,000    133     12,872     7,677    11,336   2,661    19,004
2004                              63,000     20     10,336     6,331     9,397   2,004    15,445
2005                              48,000      6      7,027     5,397     7,053   1,609    11,746
Later Years                      397,000      1     13,748    15,376    25,427   3,417    38,710
                                --------   ----    -------   -------  -------- -------  ---------
Total Future Minimum
 Lease Payments                  817,000(a) 632     76,037    54,687    81,368  17,121   145,970
Less Estimated Interest Element  293,000     41     12,876    11,755     8,067   2,937    29,389
                                --------   ----    -------   -------  -------- -------  --------
Estimated Present Value of
  Future Minimum Lease Payments  524,000   $591    $63,161   $42,932    73,301 $14,184  $116,581
                                           ====    =======   =======           =======  ========
Unamortized Nuclear Fuel          90,000                                89,872
                                --------                              --------        -
  Total                         $614,000                              $163,173
                                ========                              ========

(a) Minimum lease payments do not include nuclear fuel payments. The payments are paid in proportion to heat produced and carrying charges on the unamortized nuclear fuel balance. There are no minimum lease payment requirements for leased nuclear fuel.

                                  AEP        AEGCo     APCo     CSPCo      I&M     KPCo    OPCo
                                                           (in thousands)
Noncancellable Operating Leases
2001                           $  244,000 $   73,854  $  726   $ 4,314  $   99,249 $ 29  $ 62,560
2002                              236,000     73,854     425       774      97,551   26    61,787
2003                              235,000     73,854     412       735      97,385   23    61,109
2004                              235,000     73,854     412       735      96,467   21    61,229
2005                              243,000     73,854     412       735      95,201   21    71,304
Later Years                     3,090,000  1,255,518   2,888     2,820   1,434,570  232   386,629
                               ---------- ----------  ------   -------  ---------- ----  ---------
Total Future Minimum
 Lease Payments                $4,283,000 $1,624,788  $5,275   $10,113  $1,920,423 $352  $704,618
                               ========== ==========  ======   =======  ========== ====  =========


19.      Lines of Credit and Factoring of
       Receivables:

The AEP System uses short-term debt, primarily commercial paper, to meet fluctuations in working capital requirements and other interim capital needs. AEP has established a money pool to coordinate short-term borrowings for certain subsidiaries, including AEGCo, CPL, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo and WTU, and also incurs borrowings outside the money pool for other subsidiaries. As of December 31, 2000, AEP had revolving credit facilities totaling $3.5 billion to backup its commercial paper program. At December 31, 2000, AEP had $2.7 billion outstanding in short-term borrowings. The maximum amount of such short-term borrowings outstanding during the year, which had a weighted average interest rate for the year of 7.5%, was $2.7 billion during December 2000.

The registrant subsidiaries incurred interest expense for amounts borrowed from the AEP money pool as follows

                    Year Ended December 31,
                   2000      1999      1998
                   ----      ----      ----
                         (in millions)

 CPL              $16.9     $14.1      $8.8
 CSPCo              1.4        -         -
 I&M                0.8        -         -
 KPCo                -         -         -
 OPCo               9.2        -         -
 PSO                7.5       2.0       1.0
 SWEPCo             4.2       4.7       1.8
 WTU                2.7       0.6       0.3

Interest income earned from amounts advanced to the AEP money pool by the registrant subsidiaries were:

                    Year Ended December 31,
                   2000      1999      1998
                   ----      ----      ----
                         (in millions)

 CSPCo            $ 1.1     $  -       $ -
 I&M                9.0        -         -
 KPCo               1.8        -         -
 OPCo               3.4        -         -
 PSO                 -         -        0.6
 SWEPCo              -        0.1       0.1
 WTU                 -        0.2       0.4


AEP Credit, which does not participate in the money pool, issues commercial paper on a stand-alone basis. At December 31, 2000, AEP Credit had a $2.0 billion unsecured revolving credit agreement to back up its commercial paper program, which had $1.2 billion outstanding. The maximum amount of such commercial paper outstanding during the year, which had a weighted average interest rate for the year of 6.6% was $1.5 billion during September 2000.

Outstanding short-term debt for AEP Consolidated consisted of:

                         December 31,
                    2000             1999
                    ----             ----
                        (in millions)
Balance Outstanding:
  Notes Payable    $  193           $  232
  Commercial Paper  4,140            2,780
                   ------           ------
    Total          $4,333           $3,012
                   ======           ======

In 2000 APCo did not participate in AEP's money pool. At December 31, 2000 and 1999, APCo had issued commercial paper in the amounts of $191.5 million and $123.5 million, respectively. At December 31, 2000, the weighted average interest rate for APCo's commercial paper borrowings was 8.24%. In January 2001 APCo became a participant in AEP's money pool and retired all outstanding short-term debt.

AEP Credit factors electric customer accounts receivable for affiliated operating companies and unaffiliated companies. AEP Credit issues commercial paper on a stand alone basis and does not participate in the money pool. In June 2000 the factoring of customer accounts receivable for affiliated companies was expanded as a result of the merger.


Under the factoring arrangement the registrant subsidiaries (excluding AEGCo and APCo) sell without recourse certain of their customer accounts receivable and accrued utility revenue balances to AEP Credit and are charged a fee based on AEP Credit financing costs, uncollectible accounts experience for each company's receivables and administrative costs. The costs of factoring customer accounts receivable is reported as an operating expense. At December 31, 2000, the amount of factored accounts receivable and accrued utility revenues for each registrant subsidiary was as follows:

Company         (in millions)
-------

 CPL               $153
 CSPCo              116
 I&M                103
 KPCo                30
 OPCo               104
 PSO                108
 SWEPCo              91
 WTU                 52

The fees paid by the registrant subsidiaries to AEP Credit for factoring customer accounts receivable were:

                   Year Ended December 31,
                   2000      1999      1998
                   ----      ----      ----
                         (in millions)

 CPL              $15.7     $14.7     $12.8
 CSPCo             10.8        -         -
 I&M                6.8        -         -
 KPCo               1.9        -         -
 OPCo               8.4        -         -
 PSO                8.3       6.5       7.7
 SWEPCo             9.2       9.3       9.1
 WTU                4.0       3.5       3.7

20.  Unaudited Quarterly Financial Information:

The unaudited quarterly financial information for AEP Consolidated follows:

                                    2000 Quarterly Periods Ended
                       -------------------------------------------------------
                        March 31        June 30       Sept. 30       Dec. 31
                       ----------     ----------     ----------     ----------
(In Millions - Except
Per Share Amounts)
-----------------------
Operating Revenues       $3,021          $3,169         $3,915        $3,589
Operating Income            428             308            873           417
Income (Loss) Before
 Extraordinary Items        140             (18)           403          (223)
Net Income (Loss)           140              (9)           359          (223)
Earnings (Loss)
 per Share                 0.43           (0.03)          1.11         (0.68)

Fourth quarter 2000 earnings decreased $415 million from the prior year. The decrease was primarily due to various unfavorable items including: a ruling disallowing interest deductions claimed by AEP relating to its COLI program of $319 million; $35 million of the Cook Plant restart costs; and a $30 million writedown for the proposed sale of Yorkshire. Additionally, the fourth quarter of 1999 includes a $33 million gain on the sale of Sweeney in October.

                                    1999 Quarterly Periods Ended
                       -------------------------------------------------------
                        March 31        June 30       Sept. 30       Dec. 31
                       ----------     ----------     ----------     ----------
(In Millions - Except
Per Share Amounts)
-----------------------

Operating Revenues       $2,902          $2,963         $3,528        $3,014
Operating Income            525             552            802           446
Income Before
 Extraordinary Items        195             190            403           198
Net Income                  195             190            395           192
Earnings per Share         0.61            0.59           1.23          0.60

The unaudited quarterly financial information for each AEP registrant subsidiary follows:

     Quarterly Periods
     Ended                                  AEGCo     APCo       CPL      CSPCo      I&M
     -----------------                      -----     ----       ---      -----      ---
                                                           (in thousands)
     2000
     March 31
      Operating Revenues                   $56,866  $455,595  $316,328  $298,306  $343,986
      Operating Income                       2,395    78,246    38,650    44,124   (15,251)
      Income (Loss) Before
        Extraordinary Items                  2,445    47,664     8,139    27,471   (36,553)
      Net Income (Loss)                      2,445    47,664     8,139    27,471   (36,553)

     June 30
      Operating Revenues                   $56,928  $430,000  $437,911  $330,914  $362,272
      Operating Income                       1,746    58,208    95,717    50,798   (18,599)
      Income (Loss) Before
        Extraordinary Items                  1,653    30,240    67,553    35,335   (39,181)
      Net Income (Loss)                      1,653    39,178    67,553    35,335   (39,181)

     September 30
      Operating Revenues                   $55,658  $475,092  $601,369  $386,583  $423,217
      Operating Income                       2,209    65,750   120,653    83,562    36,056
      Income Before Extraordinary Items      1,972    36,112    89,974    65,542    15,190
      Net Income                             1,972    36,112    89,974    40,306    15,190

     December 31
      Operating Revenues                   $59,064  $499,478  $415,569  $340,605  $419,001
      Operating Income                       2,074    (1,050)   52,078    17,393   (36,908)
      Income (Loss) Before
        Extraordinary Items                  1,914   (49,110)   23,901    (8,146)  (71,488)
      Net Income (Loss)                      1,914   (49,110)   23,901    (8,146)  (71,488)

     Quarterly Periods
     Ended                                   KPCo     OPCo       PSO     SWEPCo     WTU
     -----------------                       ----     ----       ---     ------     ---
                                                           (in thousands)
     2000
     March 31
      Operating Revenues                  $ 97,204  $545,411  $161,329  $212,156  $ 96,535
      Operating Income                      15,557    65,113    10,860    22,731     9,781
      Income Before Extraordinary Items      8,052    46,216     1,165     7,663     3,833
      Net Income                             8,052    46,216     1,165     7,663     3,833

     June 30
      Operating Revenues                  $ 97,759  $540,321  $209,172  $272,409  $130,742
      Operating Income                       9,456    79,968    24,502    33,296    16,938
      Income Before Extraordinary Items      2,449    58,233    14,700    18,786     8,070
      Net Income                             2,449    58,233    14,700    18,786     8,070

     September 30
      Operating Revenues                  $106,698  $582,702  $358,710  $377,442  $201,191
      Operating Income                      13,790    96,652    56,437    61,312    16,565
      Income Before Extraordinary Items      6,761    77,061    54,329    47,537    10,670
      Net Income                             6,761    58,185    54,329    47,537    10,670

     December 31
      Operating Revenues                  $108,742  $559,468  $233,398  $262,203  $144,326
      Operating Income                      10,935   (14,906)    4,870    10,939     9,057
      Income (Loss) Before
        Extraordinary Items                  3,501   (78,897)   (3,531)   (1,314)    4,877
      Net Income (Loss)                      3,501   (78,897)   (3,531)   (1,314)    4,877

In the fourth quarter of 2000 earnings for APCo, CSPCo, I&M, and OPCo were effected by a ruling disallowing interest deductions claimed by AEP relating to its COLI program. The unfavorable amounts are $82 million for APCo, $41 million for CSPCo, $66 million for I&M, $8 million for KPCo and $118 million for OPCo.
Additionally I&M incurred costs in the fourth quarter of 2000 for the Cook Plant restart of $35 million.


     Quarterly Periods
     Ended                                  AEGCo     APCo       CPL      CSPCo      I&M
     -----------------                      -----     ----       ---      -----      ---
                                                           (in thousands)

     1999
     March 31
      Operating Revenues                   $52,827  $427,702  $282,278  $279,067  $334,113
      Operating Income                       2,360    71,607    46,091    46,047    38,838
      Income Before Extraordinary Items      2,614    39,261    17,020    27,418    20,070
      Net Income                             2,614    39,261    17,020    27,418    20,070

     June 30
      Operating Revenues                   $51,612  $373,766  $383,783  $301,419  $336,553
      Operating Income                       1,002    43,099    79,679    54,473    26,966
      Income Before Extraordinary Items      1,222    11,036    51,024    34,559     9,745
      Net Income                             1,222    11,036    51,024    34,559     9,745

     September 30
      Operating Revenues                   $57,235  $441,435  $495,653  $368,946  $411,248
      Operating Income                         921    66,309   127,499    83,478    26,085
      Income Before Extraordinary Items        958    35,661   103,989    63,719     8,084
      Net Income                               958    35,661   103,989    63,719     8,084

     December 31
      Operating Revenues                   $55,515  $408,034  $320,761  $280,562  $312,205
      Operating Income                       1,057    60,221    40,716    38,792    16,763
      Income (Loss) Before
        Extraordinary Items                  1,401    34,534    15,685    24,574    (5,123)
      Net Income (Loss)                      1,401    34,534    10,168    24,574    (5,123)

     Quarterly Periods
     Ended                                  KPCo      OPCo       PSO     SWEPCo     WTU
     -----------------                      ----      ----       ---     ------     ---
                                                          (in thousands)

     1999
     March 31
      Operating Revenues                  $ 90,741  $518,221  $151,030  $197,064  $ 81,052
      Operating Income                      15,360    78,956    12,031    25,810     6,922
      Income Before Extraordinary Items      8,209    60,821     2,423    12,095       932
      Net Income                             8,209    60,821     2,423    12,095       932

     June 30
      Operating Revenues                  $ 86,231  $498,587  $178,699  $242,888  $107,782
      Operating Income                      10,233    73,328    23,172    35,269    16,361
      Income Before Extraordinary Items      2,995    51,865    13,955    21,411    10,116
      Net Income                             2,995    51,865    13,955    21,411    10,116

     September 30
      Operating Revenues                  $ 94,939  $544,451  $258,656  $312,035  $164,104
      Operating Income                      14,244    72,858    57,720    61,541    27,030
      Income Before Extraordinary Items      7,197    56,233    50,257    44,908    21,413
      Net Income                             7,197    56,233    50,257    41,897    15,952

     December 31
      Operating Revenues                  $102,071  $478,004  $161,005  $219,540  $ 92,771
      Operating Income                      14,838    63,687     5,790    24,442     3,486
      Income (Loss) Before
        Extraordinary Items                  7,029    43,238    (5,127)    7,791      (594)
      Net Income (Loss)                      7,029    43,238    (5,127)    7,791      (594)

21.  Trust Preferred Securities:

The following Trust Preferred  Securities  issued by the wholly-owned  statutory business trusts of CPL, PSO and SWEPCo were outstanding at December 31, 2000 and
December  31,  1999.  They are  classified  on the  balance  sheets  as  certain
subsidiaries   Obligated,   Mandatorily   Redeemable   Preferred  Securities  of
Subsidiary  Trusts  Holding  Solely  Junior  Subordinated   Debentures  of  such
subsidiaries.  The Junior Subordinated  Debentures mature on April 30, 2037. CPL reacquired 60,000 trust preferred units during 2000.

                                 Units issued/   2000       1999     Description of
                                 outstanding    Amount     Amount    Underlying
Business Trust      Security     at 12/31/00  (millions) (millions)  Debentures of Registrant
---------------------------------------------------------------------------------------------

CPL Capital I    8.00%, Series A   5,940,000     $149       $150     CPL, $153 million,
                                                                     8.00%, Series A
PSO Capital I    8.00%, Series A   3,000,000       75         75     PSO, $77 million,
                                                                     8.00%, Series A
SWEPCo Capital I 7.875%, Series A  4,400,000      110        110     SWEPCO, $113 million,
                                  ----------     ----       ----
                                  13,340,000     $334       $335     7.875%, Series A
                                  ==========     ====       ====

Each of the business  trusts is treated as a subsidiary  of its parent  company.
The only assets of the business trusts are the subordinated debentures issued by their parent company as specified above. In addition to the obligations under their subordinated debentures, each of the parent companies has also agreed to a security obligation which represents a full and unconditional guarantee of its capital trust obligation.

22.  Jointly Owned Electric Utility Plant:

CPL, CSP, PSO, SWEPCo and WTU have generating  units that are jointly owned with unaffiliated companies.  Each of the participating companies is obligated to pay its  share  of the  costs  of any  such  jointly  owned  facilities  in the same
proportion  as  its  ownership  interest.   Each  AEP  registrant   subsidiary's
proportionate  share of the operating  costs  associated with such facilities is included in its  statements of income and the  investments  are reflected in its balance sheets under utility plant as follows:

                                Company's Share
                                  December 31,
                                                     2000                        1999
                                          --------------------------  ---------------------------
                                 Percent     Utility    Construction     Utility   Construction
                                   of         Plant         Work          Plant         Work
                                Ownership  in Service   in Progress    in Service   in Progress
                                --------- ------------ -------------  ------------ ------------
                                                   (in thousands)            (in thousands)
CPL:
  Oklaunion Generating Station
  (Unit No. 1)                         7.8     $   37,236     $   395     $   37,236    $  -
  South Texas Project Generating
   Station (Units No. 1 and 2)        25.2      2,373,575      19,292      2,351,795     56,021
                                               ----------     -------     ----------    -------
                                               $2,410,811     $19,687     $2,389,031    $56,021
                                               ==========     =======     ==========    ========

CSP:
  W.C. Beckjord Generating Station
   (Unit No. 6)                       12.5     $   14,108     $   178     $   13,919    $   390
  Conesville Generating Station
   (Unit No. 4)                       43.5         80,103         261         80,433         80
  J.M. Stuart Generating Station      26.0        191,875      10,086        184,168      3,620
  Wm. H. Zimmer Generating Station    25.4        706,549       5,265        701,054      6,030
  Transmission                         (a)         61,820         451         60,333      1,210
                                               ----------     -------     ----------    -------
                                               $1,054,455     $16,241     $1,039,907    $11,330
                                               ==========     =======     ==========    =======

PSO:
  Oklaunion Generating Station
   (Unit No. 1)                       15.6     $   81,185     $   817     $   81,185    $  -
                                               ==========     =======     ==========    ========

SWEPCo:
  Dolet Hills Generating Station
   (Unit No. 1)                       40.2     $  231,442     $ 1,984     $  230,971    $ 1,771
  Flint Creek Generating Station
   (Unit No. 1)                       50.0         82,899         852         81,895        286
  Pirkey Generating Station
   (Unit No. 1)                       85.9        437,069         435        434,960      1,777
                                               ----------     -------     ----------    -------
                                               $  751,410     $ 3,271     $  747,826    $ 3,834
                                               ==========     =======     ==========    ========

WTU:
  Oklaunion Generating Station
   (Unit No. 1)                       54.7     $  277,624     $ 3,295     $  281,777    $  -
                                               ==========     =======     ==========    ========


(a)      Varying percentages of ownership.

The accumulated depreciation with respect to each AEP registrant subsidiary's share of jointly owned facilities is shown below:

                                                    December 31,
                                                   2000      1999
                                                   ----      ----
                                                   (in thousands)

                                        CPL      $834,722  $758,460
                                        CSPCo     389,558   361,113
                                        PSO        33,669    36,374
                                        SWEPCo    367,558   354,360
                                        WTU        98,045    93,807


23.      Related Party Transactions

AEP System Power Pool

APCo, CSPCo, I&M, KEPCo and OPCo are parties to the Interconnection Agreement, dated July 6, 1951, as amended (the Interconnection Agreement), defining how they share the costs and benefits associated with their generating plants. This sharing is based upon each company's "member-load-ratio," which is calculated monthly on the basis of each company's maximum peak demand in relation to the sum of the maximum peak demands of all five companies during the preceding 12 months. In addition, since 1995, APCo, CSPCo, I&M, KEPCo and OPCo have been parties to the AEP System Interim Allowance Agreement which provides, among other things, for the transfer of SO2 Allowances associated with transactions under the Interconnection Agreement.

Power marketing and trading transactions (trading activities) are conducted by the AEP Power Pool and shared among the parties under the Interconnection Agreement.

In addition, the AEP Power Pool enters into transactions for the purchase and sale of electricity options, futures and swaps, and for the forward purchase and sale of electricity outside of the AEP System's traditional marketing area.

CPL, PSO, SWEPCo, WTU and AEP Service Corporation are parties to a Restated and Amended Operating Agreement originally dated as of January 1, 1997 (CSW Operating Agreement). The CSW Operating Agreement requires the operating companies of the west zone to maintain specified annual planning reserve margins and requires the subsidiaries that have capacity in excess of the required margins to make such capacity available for sale to other AEP subsidiaries as capacity commitments. The CSW Operating Agreement also delegates to AEP Service Corporation the authority to coordinate the acquisition, disposition, planning, design and construction of generating units and to supervise the operation and maintenance of a central control center. The CSW Operating Agreement has been accepted for filing and allowed to become effective by FERC.

AEP's System Integration Agreement provides for the integration and coordination of AEP's east and west zone operating subsidiaries, joint dispatch of generation within the AEP System, and the distribution, between the two operating zones, of costs and benefits associated with the System's generating plants. It is designed to function as an umbrella agreement in addition to the AEP Interconnection Agreement and the CSW Operating Agreement, each of which will continue to control the distribution of costs and benefits within each zone.

The following table shows the revenues derived from sales to the Pools and direct sales to affiliates for years ended December 31, 2000, 1999 and 1998:




                                          APCo     CSPCo    I&M     KPCo    OPCo    AEGCo
     Related Party Revenues                                (in thousands)

2000     Sales to East System Pool      $ 81,013 $36,884 $200,474 $36,554 $502,140 $   -
         Sales to West System Pool         7,697   4,095    4,614   1,829    6,356     -
         Direct Sales To East Affiliates  59,106    -        -       -      66,487  227,983
         Direct Sales To West Affiliates   4,092   2,262    2,510     972    3,421     -
                                        -------- ------- -------- ------- -------- ---------
            Total Revenues              $151,908 $43,241 $207,598 $39,355 $578,404 $227,983
                                        ======== ======= ======== ======= ======== ========

1999     Sales to East System Pool       $41,869 $15,136  $50,624 $43,157 $337,699 $   -
         Direct Sales To East Affiliates  57,201    -        -       -      50,968  152,559
                                         ------- -------  ------- ------- -------- --------
            Total Revenues               $99,070 $15,136  $50,624 $43,157 $388,667 $152,559
                                         ======= =======  ======= ======= ======== ========

1998     Sales to East System Pool       $36,930 $20,128  $37,561 $43,543 $363,343 $   -
         Direct Sales To East Affiliates  56,753    -        -       -      55,167  153,537
                                         ------- -------  ------- ------- -------- --------
            Total Revenues               $93,683 $20,128  $37,561 $43,543 $418,510 $153,537
                                         ======= =======  ======= ======= ======== ========




                                         CPL      PSO     SWEPCo   WTU
Related Party Revenues                            (in thousands)

2000     Sales to East System Pool       $  -    $  -     $  -    $  -
         Sales to West System Pool        23,421   7,323    5,546     194
         Direct Sales To East Affiliates  (3,348) (1,990)  (3,008) (1,116)
         Direct Sales To West Affiliates  12,516  21,995   62,178   7,645
                                         ------- -------  ------- -------
            Total Revenues               $32,589 $27,328  $64,716 $ 6,723
                                         ======= =======  ======= =======

1999     Sales to West System Pool       $ 6,124 $ 3,097  $ 4,527  $  401
         Direct Sales To West Affiliates   7,470   7,968   49,542   2,576
                                         ------- -------  -------  ------
             Total Revenues              $13,594 $11,065  $54,069  $2,977
                                         ======= =======  =======  ======

1998     Sales to West System Pool       $ 7,853 $ 3,223  $ 5,660  $  270
         Direct Sales To West Affiliates   9,798  10,196   29,811   2,190
                                         ------- -------  -------  ------
             Total Revenues              $17,651 $13,419  $35,471  $2,460
                                         ======= =======  =======  ======

The following table shows the purchased power expense incurred from purchases from the Pools and affiliates for the years ended December 31, 2000, 1999, and 1998:

                                                APCo     CSPCo    I&M      KPCo     OPCo
Related Party Purchases                                      (in thousands)

2000     Purchases from East System Pool       $355,305 $287,482 $106,644 $ 58,150  $50,339
         Purchases from West System Pool            455      260      285      108      390
         Direct Purchases from East Affiliates     -        -     158,537   69,446     -
         Direct Purchases from West Affiliates       14        8        9        3       12
                                               -------- -------- -------- --------  -------
             Total Purchases                   $355,774 $287,750 $265,475 $127,707  $50,741
                                               ======== ======== ======== ========  =======

1999     Purchases from East System Pool       $130,991 $199,574 $112,350  $19,502 $ 20,864
         Direct Purchases from East Affiliates     -        -      88,022   64,498     -
                                               -------- -------- --------  ------- ---------
             Total Purchases                   $130,991 $199,574 $200,372  $84,000 $ 20,864
                                               ======== ======== ========  ======= ========

1998     Purchases from East System Pool       $180,762 $167,619 $125,240  $ 9,673 $ 18,211
         Direct Purchases from East Affiliates     -        -      86,246   67,291     -
                                               -------- -------- --------  ------- ---------
             Total Purchases                   $180,762 $167,619 $211,486  $76,964 $ 18,211
                                               ======== ======== ========  ======= ========

                                                CPL      PSO     SWEPCo    WTU
Related Party Purchases                                  (in thousands)

2000     Purchases from East System Pool        $  -     $20,100  $  -    $  -
         Purchases from West System Pool          1,696    5,386    4,379  18,444
         Direct Purchases from East Affiliates      251    2,117     -         71
         Direct Purchases from West Affiliates   30,644   33,185    8,264  39,258
                                                -------  -------  ------- -------
             Total Purchases                    $32,591  $60,788  $12,643 $57,773
                                                =======  =======  ======= =======

1999     Purchases from West System Pool        $   895  $ 6,992   $1,295 $ 7,266
         Direct Purchases from West Affiliates   15,778   27,627    6,256  19,325
                                                -------  -------   ------ -------
             Total Purchases                    $16,673  $34,619   $7,551 $26,591
                                                =======  =======   ====== =======

1998     Purchases from West System Pool         $1,091  $ 5,022  $ 2,579 $ 8,314
         Direct Purchases from West Affiliates    8,636   15,970    7,576  20,935
                                                 ------  -------  ------- -------
             Total Purchases                     $9,727  $20,992  $10,155 $29,249
                                                 ======  =======  ======= =======


AEP System Transmission Pool

APCo, CSPCo, I&M, KEPCo and OPCo are parties to the Transmission Agreement, dated April 1, 1984, as amended (the Transmission Agreement), defining how they share the costs associated with their relative ownership of the extra-high-voltage transmission system (facilities rated 345 kw and above) and certain facilities operated at lower voltages (138 kv and above). Like the Interconnection Agreement, this sharing is based upon each company's "member-load-ratio."

The following table shows the net (credits) or charges allocated among the parties to the Transmission Agreement during the years ended December 31, 1998, 1999 and 2000:

            1998         1999          2000
            ----         ----          ----
                    (in thousands)

APCo     $ (2,400)    $ (8,300)    $ (3,400)
CSPCo      35,600       39,000       38,300
I&M       (44,100)     (43,900)     (43,800)
KEPCo      (6,000)      (4,300)      (6,000)
OPCo       16,900       17,500       14,900

CPL, PSO, SWEPCo, WTU and AEP Service Corporation are parties to a Transmission Coordination Agreement originally dated as of January 1, 1997 (TCA). The TCA established a coordinating committee, which is charged with the responsibility of overseeing the coordinated planning of the transmission facilities of the west zone operating subsidiaries, including the performance of transmission planning studies, the interaction of such subsidiaries with independent system operators (ISO) and other regional bodies interested in transmission planning and compliance with the terms of the Open Access Transmission Tariff (OATT) filed with the FERC and the rules of the FERC relating to such tariff.

Under the TCA, the west zone operating subsidiaries have delegated to AEP Service Corporation the responsibility of monitoring the reliability of their transmission systems and administering the OATT on their behalf. The TCA also provides for the allocation among the west zone operating subsidiaries of revenues collected for transmission and ancillary services provided under the OATT. In December 1999, the FERC approved the TCA filing based on the revised revenue allocation ratios effective as of January 1, 1997. In January 2000, the west zone operating companies settled among themselves, including interest, under the revised TCA.

The following table shows the net (credits) or charges, excluding interest, allocated among the west zone operating companies during the years ended December 31, 1998, 1999 and 2000:

            1998         1999          2000
            ----         ----          ----
                    (in thousands)

CPL       $  -         $  -        $(15,498)
WTU         1,139          (28)     (23,443)
SWEPCo      3,572        1,058       22,115
PSO        (4,711)      (1,030)      16,826

AEP's System Transmission Integration Agreement provides for the integration and coordination of the planning, operation and maintenance of the transmission facilities of AEP's east and west zone operating subsidiaries. Like the System Integration Agreement, the System Transmission Integration Agreement functions as an umbrella agreement in addition to the AEP Transmission Agreement and the Transmission Coordination Agreement. The System Transmission Integration Agreement contains two service schedules that govern:

o        The allocation of transmission costs and revenues.
o The allocation of third-party transmission costs and revenues and System dispatch costs.

The Transmission Integration Agreement anticipates that additional service schedules may be added as circumstances warrant.

Unit Power Agreements and Other

A unit power agreement between AEGCo and I&M (the I&M Power Agreement) provides for the sale by AEGCo to I&M of all the power (and the energy associated therewith) available to AEGCo at the Rockport Plant. I&M is obligated, whether or not power is available from AEGCo, to pay as a demand charge for the right to receive such power (and as an energy charge for any associated energy taken by I&M) such amounts, as when added to amounts received by AEGCo from any other sources, will be at least sufficient to enable AEGCo to pay all its operating and other expenses, including a rate of return on the common equity of AEGCo as approved by FERC, currently 12.16%. The I&M Power Agreement will continue in effect until the expiration of the lease term of Unit 2 of the Rockport Plant unless extended in specified circumstances.

Pursuant to an assignment between I&M and KEPCo, and a unit power agreement between KEPCo and AEGCo, AEGCo sells KEPCo 30% of the power (and the energy associated therewith) available to AEGCo from both units of the Rockport Plant. KEPCo has agreed to pay to AEGCo in consideration for the right to receive such power the same amounts which I&M would have paid AEGCo under the terms of the I&M Power Agreement for such entitlement. The KEPCo unit power agreement expires on December 31, 2004.

APCo and OPCo, jointly own two power plants. The costs of operating these facilities are apportioned between the owners based on ownership interests. Each company's share of these costs is included in the appropriate expense accounts on each company's consolidated statements of income. Each company's investment in these plants is included in electric utility plant on its consolidated balance sheets.

I&M provides barging services to AEGCo, APCo and OPCo. I&M records revenues from barging services as nonoperating income. AEGCo, APCo and OPCo record costs paid to I&M for barging services as fuel expense. The amount of affiliated revenues and affiliated expenses were:

                    Year Ended December 31,
                     2000     1999     1998
                     ----     ----     ----
Company                   (in millions)

I&M - revenues      $23.5    $28.1    $24.8
AEGCo - expense       8.8      8.5      8.8
APCo - expense        7.8     10.5      8.5
OPCo - expense        6.9      9.1      7.5

American Electric Power Service Corporation (AEPSC) provides certain managerial and professional services to AEP System companies. The costs of the services are billed to its affiliated companies by AEPSC on a direct-charge basis, whenever possible, and on reasonable bases of proration for shared services. The billings for services are made at cost and include no compensation for the use of equity capital, which is furnished to AEPSC by AEP Co., Inc. Billings from AEPSC are capitalized or expensed depending on the nature of the services rendered. AEPSC and its billings are subject to the regulation of the SEC under the 1935 Act.

                                      M-26
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION, CONTINGENCIES AND OTHER MATTERS
----------------------------------------------------------------------------

        The following is a combined presentation of management's discussion and analysis of financial condition, contingencies and other matters for AEP and certain of its registrant subsidiaries. Management's discussion and analysis of results of operations for AEP and each of its subsidiary registrants is presented with their financial statements earlier in this document. The following is a list of sections of management's discussion and analysis of financial condition, contingencies and other matters and the registrant to which they apply:

Financial Condition         AEP, APCo, CPL,
                            I&M, OPCo, SWEPCo

Market Risks                AEP, AEGCo, APCo,
                            CPL, CSPCo, I&M,
                            KPCo, OPCo, PSO,
                            SWEPCo, WTU

Industry Restructuring      AEP, APCo, CPL,
                            CSPCo, I&M, OPCo,
                            PSO, SWEPCo, WTU

Litigation                  AEP, APCo, CPL,
                            CSPCo, I&M, KPCo,
                            OPCo, SWEPCo, WTU

Environmental Concerns
 and Issues                 AEP, APCo, CPL,
                            CSPCo, I&M, OPCo,
                            SWEPCo

Foreign Energy Delivery,    AEP
 Worldwide Energy
 Investments and Other
 Business Operations

Other Matters               AEP, AEGCo, APCo,
                            CPL, CSPCo, I&M,
                            KPCo, OPCo, PSO,
                            SWEPCo, WTU

Financial Condition - Affecting AEP, APCo, CPL, I&M, OPCo and SWEPCo

        The Cook Plant extended outage and related restart expenditures negatively affected AEP's 2000 earnings and cash flows and the write-off related to COLI and non-regulated subsidiaries further depressed earnings. Although the 2000 dividend payout ratio was 289%, it is expected that the ratio will improve significantly as a result of earnings growth in 2001. It has been a management objective to reduce the payout ratio by increasing earnings. Management expects to grow future earnings by growing the wholesale business and by controlling operations and maintenance costs.

        AEP's common equity to total capitalization, including long-term debt due within one year and short-term debt, decreased from 37% in 1999 to 34% in 2000. Preferred stock at 1% remained unchanged. Long-term debt decreased from 50% to 47%, while short-term debt increased from 12% to 18%. AEP's intention is to maintain flexibility during corporate separation by issuing floating rate debt. In 2000, AEP did not issue any shares of common stock to meet the requirements of the Dividend Reinvestment and Direct Stock Purchase Plan and the Employee Savings Plan. Sales of common stock and/or equity linked securities may be necessary in the future to support AEP's plan to grow the business.

        Expenditures by the AEP System for domestic electric utility construction are estimated to be $6 billion for the next three years. Approximately 70% of those construction expenditures are expected to be financed by internally generated funds.

        Construction expenditures for the registrant subsidiaries for the next three years excluding AFUDC are:

                              Construction
          Projected           Expenditures
          Construction        Financed with
          Expenditures        Internal Funds
         (in millions)

APCo         $1,122.8               79%
I&M             427.2               ALL
OPCo          1,044.5               ALL
CPL             745.1              NONE
SWEPCo          405.6               70%

        The year-end ratings of the subsidiaries' first mortgage bonds are listed in the following table:

Company          Moody's    S&P     Fitch

APCo              A3        A       A-
CSPCo             A3        A-      A
I&M               Baa1      A-      BBB+
KPCo              Baa1      A-      BBB+
OPCo              A3        A-      A-
CPL               A3        A-      A
PSO               A1        A       A+
SWEPCo            A1        A       A+
WTU               A2        A-      A

        The ratings at the end of the year for senior unsecured debt issued by the subsidiaries are listed in the following table:

Company          Moody's    S&P     Fitch

AEP Resources*    Baa2      BBB+    BBB+
APCo              Baa1      BBB+    BBB+
CSPCo             Baa1      BBB+    A-
I&M               Baa2      BBB+    BBB
KPCo              Baa2      BBB+    BBB
OPCo              Baa1      BBB+    BBB+
CPL               Baa1      BBB+    A-
PSO               A2        BBB+    A
SWEPCo            A2        BBB+    A
WTU               A3        BBB+    -

o The rating is for a series of senior notes issued with a Support Agreement from AEP.

Financing Activity

        Debt was issued in 2000 for the funding of debt maturities, for construction programs and for the growth of the wholesale business. AEP and its subsidiaries issued $1.1 billion principal amount of long-term obligations in 2000 at variable interest rates with due dates ranging from 2001 to 2007. The principal amount of long-term debt retirements, including maturities, totaled $1.6 billion with interest rates ranging from 5.25% to 9.6%.

        The principal amount of long-term obligations issued and retired in 2000 by the registrant subsidiaries was:

           Issuance           Retirements
                 (in thousands)

APCo       $ 75,000            $136,000
I&M         200,000             148,000
OPCo         75,000              32,102
CPL         150,000             150,000
SWEPCo      150,000              45,595

        The domestic  electric utility  subsidiaries  generally issue short-term debt to provide for interim financing of capital expenditures that exceed internally generated funds. They periodically reduce their outstanding short-term debt through issuances of long-term debt and additional capital contributions by the parent company. The sources of funds available to the parent company, AEP, are dividends from its subsidiaries, short-term and long-term borrowings and proceeds from the issuance of common stock.

        The subsidiaries formed to pursue worldwide electric and gas opportunities use short-term debt and capital contributions from the parent company for interim financing of working capital and acquisitions. Short-term debt is replaced with long-term debt when financial market conditions are favorable. Some acquisitions of existing business entities include the assumption of their outstanding debt.

        The AEP System uses short-term debt, primarily commercial paper, to meet fluctuations in working capital requirements and other interim capital needs. AEP has established a system money pool to meet the short-term borrowings for certain of its subsidiaries, including AEGCo, CPL, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo and WTU. In January 2001 APCo became a participant in AEP's money pool and retired all outstanding short-term debt. In addition, AEP also funds the short-term debt requirements of other subsidiaries that are not included in the money pool. As of December 31, 2000, AEP had back up credit facilities totaling $3.5 billion to support its commercial paper program. At December 31, 2000, AEP had $2.7 billion outstanding in short-term borrowings. The maximum amount of short-term borrowings outstanding during the year, which had a weighted average interest rate for the year of 7.5%, was $2.7 billion during December 2000.

AEP Credit purchases, without recourse, the accounts receivable of most of the domestic utility operating companies and certain non-affiliated electric utility companies. The sale of accounts receivable provides the domestic electric utility operating companies with cash immediately, thereby reducing working capital needs and revenue requirements. In addition, AEP Credit's capital structure contains greater leverage than that of the domestic electric utility operating companies, so cost of capital is lowered. AEP Credit issues commercial paper to meet its financing needs. At December 31, 2000, AEP Credit had a $2.0 billion unsecured back up credit facility to support its commercial paper program, which had $1.2 billion outstanding. The maximum amount of such commercial paper outstanding during the year, which had a weighted average interest rate of 6.6%, was $1.5 billion during September 2000.

Market Risks - Affecting AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo and WTU

        AEP as a major power producer and a trader of wholesale electricity and natural gas has certain market risks inherent in its business activities. The trading of electricity and natural gas and related financial derivative instruments exposes AEP to market risk. Market risk represents the risk of loss that may impact due to changes in commodity market prices and rates. Policies and procedures have been established to identify, assess, and manage market risk exposures including the use of a risk measurement model which calculates Value at Risk (VaR). The VaR is based on the variance - covariance method using historical prices to estimate volatilities and correlations and assuming a 95% confidence level and a one-day holding period. Throughout the year ending December 31, 2000 the average, high, and low VaRs in the wholesale electricity and gas trading portfolio were $10 million, $32 million, and $1 million, respectively. The average, high, and low VaRs for the year ending December 31, 1999 were $4 million, $8 million, and $1 million, respectively. Based on this VaR analysis, at December 31, 2000 a near term typical change in commodity prices is not expected to have a material effect on AEP's results of operations, cash flows or financial condition. The following table shows the high and average U.S. electricity market risk as measured by VaR allocated to the AEP registrant subsidiaries based upon the AEP System's trading activities in the U.S. Low VaR is excluded because all companies are under $1 million.

VaR for Registrant Subsidiaries:

                          December 31,
                    2000             1999
                    ----             ----
                 High Average     High Average
                        (in millions)

APCo             $2     $6        $1     $2
CPL               1      4         -      -
CSPCo             1      3         1      1
I&M               1      4         1      2
KPCo              -      1         -      1
OPCo              2      5         1      2
PSO               1      3         -      -
SWEPCo            1      4         -      -
WTU               -      1         -      -

        Investments in foreign ventures expose AEP to risk of foreign currency fluctuations. AEP's exposure to changes in foreign currency exchange rates related to these foreign ventures and investments is not expected to be significant for the foreseeable future.

        AEP is exposed to changes in interest rates primarily due to short-and long-term borrowings to fund its business operations. AEP measures interest rate market risk exposure utilizing a VaR model. The interest rate VaR model is based on a Monte Carlo simulation with a 95% confidence level and a one year holding period. The volatilities and correlations were based on three years of weekly prices. The risk of potential loss in fair value attributable to AEP's exposure to interest rates, primarily related to long-term debt with fixed interest rates, was $998 million at December 31, 2000 and $966 million at December 31, 1999. The following table shows the potential loss in fair value as measured by VaR allocated to the AEP registrant subsidiaries based upon debt outstanding:

VaR for Registrant Subsidiaries:

                          December 31,
                    2000               1999
                    ----               ----
                         (in millions)
Company

AEGCo               $  4               $  4
APCo                 149                144
CPL                  135                131
CSPCo                 84                 81
I&M                  129                125
KPCo                  31                 30
OPCo                 112                109
PSO                   44                 42
SWEPCo                60                 58
WTU                   24                 23
        AEP and its registrant subsidiaries would not expect to liquidate its entire debt portfolio in a one year holding period. Therefore, a near term change in interest rates should not materially affect results of operations or the consolidated financial position of AEP and its registrant subsidiaries. AEP is currently utilizing interest rate swaps as a hedge to manage its exposure to interest rate fluctuations in the U.K. and Australia.

        AEP has investments in debt and equity securities which are held in nuclear trust funds. The trust investments and their fair value are discussed in
Note 15 of the Notes to Consolidated Financial Statements. Instruments in the trust funds have not been included in the market risk calculation for interest rates as these instruments are marked-to-market and changes in market value are reflected in a corresponding decommissioning liability. Any differences between the trust fund assets and the ultimate liability should be recoverable from ratepayers.

        AEGCo is not exposed to risk from changes in interest rates on short-term and long-term borrowings used to finance oper-ations since financing costs are recovered through the unit power agreements.

        Inflation affects the AEP's System's cost of replacing utility plant and the cost of operating and maintaining its plant. The rate-making process limits recovery to the historical cost of assets, resulting in economic losses when the effects of inflation are not recovered from customers on a timely basis. However, economic gains that result from the repayment of long-term debt with inflated dollars partly offset such losses.
Industry Restructuring

        In 2000 California's deregulated energy market suffered problems including high energy prices, short energy supply, and financial difficulties for retail energy suppliers whose prices to customers are controlled. This energy crisis has highlighted the importance of risk management and has contributed to certain state regulatory and legislative actions which could delay the start of customer choice and the transition to competitive, market based pricing for retail electricity supply in some of the states in which the AEP System companies operate. Seven of the eleven state retail jurisdictions in which the domestic electric utility companies operate have enacted restructuring legislation. In general, the legislation provides for a transition from cost-based regulation of bundled electric service to customer choice and market pricing for the supply of electricity. As legislative and regulatory proceedings evolve, six of the electric operating companies (APCo, CPL, CSPCo, OPCo, SWEPCo and WTU) doing business in five of the seven states that have passed restructuring legislation have discontinued the application of SFAS 71 regulatory accounting for generation. The seven states in various stages of restructuring to transition generation to market based pricing are Arkansas, Michigan, Ohio, Oklahoma, Texas, Virginia, and West Virginia. PSO and I&M have not discontinued regulatory accounting for their generation business in Oklahoma and Michigan, respectively, pending the implementation of the legislation. The following is a summary of restructuring legislation, the status of the transition plans and the status of the electric utility companies' accounting to comply with the changes in each of the AEP System's seven state regulatory jurisdictions affected by restructuring legislation.

Ohio Restructuring - Affecting AEP, CSPCo and OPCo

           Effective January 1, 2001, customer choice of electricity supplier began under the Ohio Act. In February 2001, one supplier announced its plan to offer service to CSPCo's residential customers. Currently for residential customers of OPCo, no alternative suppliers have registered with the PUCO as required by the Ohio Act. Two alternative suppliers have been approved to compete for CSPCo's and OPCo's commercial and industrial customers. Presently, customers continue to be served by CSPCo and OPCo with a legislatively required residential rate reduction of 5% for the generation portion of rates and a freezing of generation rates including fuel rates starting on January 1, 2001.

           The Ohio Act provides for a five-year transition period to move from cost based rates to market pricing for generation services. It granted the PUCO broad oversight responsibility for promulgation of rules for competitive retail electric generation service, approval of a transition plan for each electric utility company and addressing certain major transition issues including unbundling of rates and the recovery of stranded costs including regulatory assets and transition costs.

           The Ohio Act also provides for a reduction in property tax assessments, the imposition of replacement franchise and income taxes, and the replacement of a gross receipts tax with a KWH based excise tax. The property tax assessment percentage on generation property was lowered from 100% to 25% of value effective January 1, 2001 and Ohio electric utilities will become subject to the Ohio Corporate Franchise Tax and municipal income taxes on January 1, 2002. The last year for which Ohio electric utilities will pay the excise tax based on gross receipts is the tax year ending April 30, 2002. As of May 1, 2001 electric distribution companies will be subject to an excise tax based on KWH sold to Ohio customers. The gross receipts tax is paid at the beginning of the tax year (May 1), deferred by CSPCo and OPCo as a prepaid expense and amortized to expense during the tax year pursuant to the tax law whereby the payment of the tax results in the privilege to conduct business in the year following the payment of the tax. As a result a duplicate tax will be expensed from May 1, 2001 through April 30, 2002 adding approximately $90 million to AEP consolidated tax expense ($40 million for CSPCo and $50 million for OPCo) during that period. Unless the companies can recover the duplicate amount from ratepayers it will negatively impact results of operations.

        On September 28, 2000, the PUCO approved, with minor modifications, a stipulation agreement between CSPCo, OPCo, the PUCO staff, the Ohio Consumers' Counsel and other concerned parties regarding transition plans filed by CSPCo and OPCo. The key provisions of this stipulation agreement are:

o Recovery of generation-related regulatory assets at December 31, 2000 over seven years for OPCo ($518 million) and over eight years for CSPCo ($248 million) through frozen transition rates for the first five years of the recovery period and a wires charge for the remaining years.
o A shopping incentive (a price credit) of 2.5 mills per KWH for the first 25% of CSPCo residential customers that switch suppliers. There is no shopping incentive for OPCo customers.
o The absorption of $40 million by CSPCo and OPCo ($20 million per company) of consumer education, implementation and transition plan filing costs with deferral of the remaining costs, plus a carrying charge, as a regulatory asset for recovery in future distribution rates.
o CSPCo and OPCo will make available a fund of up to $10 million to reimburse customers who choose to purchase their power from another company for certain transmission charges imposed by PJM and/or a Midwest ISO on generation originating in the Midwest ISO or PJM areas.
o The statutory 5% reduction in the generation component of residential tariffs will remain in effect for the entire five year transition period.
o The companies' request for a $90 million ($40 million for CSPCo and $50 million for OPCo) gross receipts tax rider to recover the duplicate gross receipts KWH based excise tax would be considered separately by the PUCO.

        The  approved   stipulation   agreement   also  accepted  the  following
provisions contained in CSPCo's and OPCo's filed transition plans:

o a corporate separation plan to segregate generation, transmission and distribution assets into separate legal entities, and o a plan for independent operation of transmission facilities.

        The gross receipts tax issue was considered by the PUCO in hearings held in June 2000. In the September 28, 2000 order approving the stipulation agreement, the PUCO determined that there was no duplicate tax overlap period and denied the request for a $90 million ($40 million for CSPCo and $50 million for OPCo) gross receipts tax rider. CSPCo's and OPCo's request for rehearing of the gross receipts tax issue was denied. An appeal of this issue to the Ohio Supreme Court has been filed. Unless this issue is resolved in the companies' favor, it will have an adverse effect on future results of operations and financial position.

        One of the intervenors at the hearings for approval of the settlement agreement (whose request for rehearing was denied by the PUCO) has filed with the Ohio Supreme Court for review of the settlement agreement including recovery of regulatory assets. Management is unable to predict the outcome of litigation but the resolution of this matter could negatively impact results of operations.

        Beginning January 1, 2001, CSPCo's and OPCo's fuel costs will not be subject to PUCO fuel recovery proceedings. Deferred fuel costs at December 31, 2000 which represent under or over recoveries were one of the items included in the PUCO's final determination of net regulatory assets to be collected (recovered) during the transition period. The elimination of fuel clause recoveries in 2001 in Ohio will subject AEP, CSPCo and OPCo to the risk of fuel market price increases and could adversely affect their future results of operations and cash flows.

CSPCo and OPCo Discontinue Application of SFAS 71 Regulatory Accounting for the
 Ohio Jurisdiction

        In September 2000 CSPCo and OPCo discontinued the application of SFAS 71 for their Ohio retail jurisdictional generation business since generation is no longer cost-based regulated in the Ohio jurisdiction and management was able to determine their transition rates and wires charges. The discontinuance in the Ohio jurisdiction was possible as a result of the PUCO's September 28, 2000 approval of the stipulation agreement which established rates, wires charges and net regulatory asset recovery procedures during the transition to market rates.

        CSPCo's and OPCo's discontinuance of SFAS 71 for generation resulted in after tax extraordinary losses in the third quarter of 2000 of $25 million and $19 million, respectively, due to certain unrecoverable generation-related regulatory assets and transition expenses. Management believes that substantially all of the remaining net regulatory assets related to the Ohio generation business will be recovered under the PUCO's September 28, 2000 order. Therefore, under the provisions of EITF 97-4, CSPCo's and OPCo's generation-related recoverable net regulatory assets were transferred to the transmission and distribution portion of the business and will be amortized as they are recovered through transition rates to customers. CSPCo and OPCo performed an accounting impairment analysis on their generating assets under SFAS 121 as required when discontinuing the application of SFAS 71 and concluded there was no impairment of generation assets.

Virginia Restructuring - Affecting AEP and APCo

        In Virginia, a restructuring law provides for a transition to choice of electricity supplier for retail customers beginning on January 1, 2002. In February 2001, restructuring revision legislation was approved by the Virginia Legislature which could modify the terms of restructuring. Presently, the transition period is to be completed, subject to a finding by the Virginia SCC that an effective competitive market exists by January 1, 2004 but no later than January 1, 2005.

        The restructuring law also provides an opportunity for recovery of just and reasonable net stranded generation costs. The mechanisms in the Virginia law for net stranded cost recovery are: a capping of rates until as late as July 1, 2007, and the application of a wires charge upon customers who depart the incumbent utility in favor of an alternative supplier prior to the termination of the rate cap. The restructuring law provides for the establishment of capped rates prior to January 1, 2001 based either on a request by APCo for a change in rates prior to January 1, 2001 or on the rates in effect at July 1, 1999 if no rate change request is made and the establishment of a wires charge by the fourth quarter of 2001. APCo did not request new rates; therefore, its current rates are the capped rates. In the third quarter of 2000, the Virginia SCC directed APCo to file a cost of service study using 1999 as a test year to review the reasonableness of APCo's capped rates. The cost of service study was filed on January 3, 2001. In the opinion of APCo's Virginia counsel, Virginia's restructuring law does not permit the Virginia SCC to change rates for the transition period except for changes in the fuel factor, changes in state gross receipts taxes, or to address the utility's financial distress. However, if the Virginia SCC were to reduce APCo's capped rates or deny recovery of regulatory assets, it would adversely affect results of operations if such action is ultimately determined to be legal.

        The Virginia restructuring law also requires filings to be made that outline the functional separation of generation from transmission and distribution and a rate unbundling plan. On January 3, 2001, APCo filed its corporate separation plan and rate unbundling plan with the Virginia SCC which is based on the most recent rate case test year (1996). See Note 7 of the Notes to Consolidated Financial Statements for a discussion of AEP's corporate separation plan filed with the SEC.

West Virginia Restructuring - Affecting AEP and APCo

        On January 28, 2000, the WVPSC issued an order approving an electricity restructuring plan for WV. On March 11, 2000, the WV Legislature approved the restructuring plan by joint resolution. The joint resolution provides that the WVPSC cannot implement the plan until the legislature makes necessary tax law changes to preserve the revenues of the state and local governments. The Joint Committee on Government and Finance of the WV Legislature hired a consultant to study and issue a report on the tax changes required to implement electric restructuring. Moreover, the committee also hired a consultant to study and issue a report on the electric restructuring plan in light of events occurring in California. The WV Legislature is not expected to consider these reports until the 2002 Legislative Session since the 2001 Legislative Session ends in April 2001. Since the WV Legislature has not yet passed the required tax law changes, the restructuring plan has not become effective. AEP subsidiaries, APCo and WPCo, provide electric service in WV.

        The provisions of the restructuring plan provide for customer choice to begin after all necessary rules are in place (the "starting date"); deregulation of generation assets on the starting date; functional separation of the generation, transmission and distribution businesses on the starting date and their legal corporate separation no later than January 1, 2005; a transition period of up to 13 years, during which the incumbent utility must provide default service for customers who do not change suppliers unless an alternative default supplier is selected through a WVPSC-sponsored bidding process; capped and fixed rates for the 13 year transition period as discussed below;
deregulation of metering and billing; a 0.5 mills per KWH wires charge applicable to all retail customers for a 10-year period commencing with the starting date intended to provide for recovery of any stranded cost including net regulatory assets; establishment of a rate stabilization deferred liability balance of $81 million ($76 million by APCo and $5 million by WPCo) by the end of year ten of the transition period to be used as determined by the WVPSC to offset market prices paid in the eleventh, twelfth, and thirteenth year of the transition period by residential and small commercial customers that do not choose an alternative supplier.

        Default rates for residential and small commercial customers are capped for four years after the starting date and then increase as specified in the plan for the next six years. In years eleven, twelve and thirteen of the transition period, the power supply rate shall equal the market price of comparable power. Default rates for industrial and large commercial customers are discounted by 1% for four and a half years, beginning July 1, 2000, and then increased at pre-defined levels for the next three years. After seven years the power supply rate for industrial and large commercial customers will be market based. APCo's Joint Stipulation agreement, discussed in Note 5 of the Notes to Consolidated Financial Statements, which was approved by the WVPSC on June 2, 2000 in connection with a base rate filing, also provides additional mechanisms to recover regulatory assets.

APCo Discontinues Application of SFAS 71 Regulatory Accounting

        In June 2000 APCo discontinued the application of SFAS 71 for its Virginia and WV retail jurisdictional portions of its generation business since generation is no longer considered to be cost-based regulated in those jurisdictions and management was able to determine APCo's transition rates and wires charges. The discontinuance in the WV jurisdiction was made possible by the June 2, 2000 approval of the Joint Stipulation which established rates, wires charges and regulatory asset recovery procedures for the transition period to market rates which was determined to be probable. APCo was also able to discontinue application of SFAS 71 for the generation portion of its Virginia retail jurisdiction after management decided that APCo would not request capped rates different from its current rates. The existence of effective restructuring legislation in Virginia and the probability that the WV legislation would become effective with the expected probable passage of required enabling tax legislation in 2001 supported management's decision in 2000 to discontinue SFAS 71 regulatory accounting for APCo's electricity generation and supply business.

        APCo's discontinuance of SFAS 71 for generation resulted in an after tax extraordinary gain, in the second quarter of 2000, of $9 million. Management believes that it is probable that substantially all net regulatory assets related to the Virginia and WV generation business will be recovered. Therefore, under the provisions of EITF 97-4, APCo's generation-related net regulatory assets were transferred to the distribution portion of the business and are being amortized as they are recovered through charges to regulated distribution customers. As required by SFAS 101 when discontinuing SFAS 71 regulatory accounting, APCo performed an accounting impairment analysis on its generating assets under SFAS 121 and concluded that there was no accounting impairment of generation assets.

        The recent energy crisis in California, discussed above, may be having a chilling effect on efforts to enact the required tax change legislation in West Virginia. The WV Legislature could decide not to enact the required tax changes, thereby, effectively continuing cost based rate regulation in West Virginia or it could modify the restructuring plan. Modifications in the restructuring plan could adversely affect future results of operations if they were to occur. Management is carefully monitoring the situation in West Virginia and continues to work with all concerned parties to get approval to successfully transition our generation business in West Virginia. Failure to pass the required enabling tax changes could ultimately require APCo to re-instate regulatory accounting principles under SFAS 71 for its generation operations in West Virginia.

Arkansas Restructuring - Affecting AEP and SWEPCo

        In 1999 legislation was enacted in Arkansas that will ultimately restructure the electric utility industry. Its major provisions are:

o retail competition begins January 1, 2002 but can be delayed until as late as June 30, 2003 by the Arkansas Commission; o transmission facilities must be operated by an ISO if owned by a company which also owns generation assets; o rates will be frozen for one to three years; o market power issues will be addressed by the Arkansas Commission; and o an annual progress report to the Arkansas General Assembly on the development of competition in electric markets and its impact on retail customers is required.

         In November 2000 the Arkansas Commission filed its annual progress report with the Arkansas General Assembly recommending a delay in the start date of retail competition to a date between October 1, 2003 and October 1, 2005. The report also asks the Arkansas General Assembly to delegate authority to the Arkansas Commission to determine the appropriate retail competition start date within the approved time frame. In February 2001 the Arkansas General Assembly passed legislation that was signed into law by the Governor that changes the date of electric retail competition to October 1, 2003, and provides the Arkansas Commission with the authority to delay that date for up to two years.

Texas Restructuring - Affecting AEP, CPL, SWEPCo and WTU

         In June 1999 Texas restructuring legislation was signed into law which, among other things:

o gives Texas customers of investor-owned utilities the opportunity to choose their electricity provider beginning January 1, 2002;
o provides for the recovery of regulatory assets and of other stranded costs through securitization and non-bypassable wires charges;
o    requires reductions in NOx and sulfur dioxide emissions;
o provides for a rate freeze until January 1, 2002 followed by a 6% rate reduction for residential and small commercial customers and a number of customer protections;
o    provides  for an  earnings  test  for each of the  three  years of the rate
     freeze  period  (1999  through  2001)  which  will  reduce   stranded  cost
     recoveries or if there is no stranded cost provides for a refund or their use to fund certain capital expenditures in the amount of the excess earnings;
o requires each utility to structurally unbundle into a retail electric provider, a power generation company and a transmission and distribution utility;
o provides for certain limits for ownership and control of generating capacity by companies;
o provides for elimination of the fuel clause reconciliation process beginning January 1, 2002; and o provides for a 2004 true-up proceeding to determine recovery of stranded costs including final fuel recovery balances, net regulatory assets, certain environmental costs, accumulated excess earnings and other issues.

         Under the Texas Legislation, delivery of electricity will continue to be the responsibility of the local electric transmission and distribution utility company at regulated prices. Each electric utility was required to submit a plan to structurally unbundle its business activities into a retail electric provider, a power generation company, and a transmission and distribution utility. In May 2000 CPL, SWEPCo and WTU filed a revised business separation plan that the PUCT approved on July 7, 2000 in an interim order. The revised business separation plans provided for CPL and WTU, which operate in Texas only, to establish separate companies and divide their integrated utility operations and assets into a power generation company, a transmission and distribution utility and a retail electric provider. SWEPCo will separate its Texas jurisdictional transmission and distribution assets and operations into a new Texas regulated transmission and distribution subsidiary. In addition, a retail electric provider will be formed by SWEPCo to provide retail electric service to SWEPCo's Texas jurisdictional customers.

         Under the Texas Legislation, electric utilities are allowed, with the approval of the PUCT, to recover stranded generation costs including generation-related regulatory assets that may not be recoverable in a future competitive market. The approved stranded costs can be refinanced through securitization, which is a financing structure designed to provide lower financing costs than are available through conventional financings. Lower financing costs are achieved through the issuance of securitization bonds at a lower interest rate to finance 100% of the costs pursuant to a state pledge to ensure recovery of the bond principal and financing costs through a non-bypassable rate surcharge by the regulated transmission and distribution utility over the life of the securitization bonds.

         In 1999 CPL filed an application with the PUCT to securitize approximately $1.27 billion of its retail generation-related regulatory assets and approximately $47 million in other qualified restructuring costs. On March 27, 2000, the PUCT issued an order permitting CPL to securitize approximately $764 million of net regulatory assets. The PUCT's order authorized issuance of up to $797 million of securitization bonds including the $764 million for recovery of net generation-related regulatory assets and $33 million for other qualified refinancing costs. The $764 million for recovery of net generation-related regulatory assets reflects the recovery of $949 million of generation-related regulatory assets offset by $185 million of customer benefits associated with accumulated deferred income taxes. CPL had previously proposed in its filing to flow these benefits back to customers over the 14-year term of the securitization bonds. On April 11, 2000, four parties appealed the PUCT's securitization order to the Travis County District Court. In July 2000 the Travis County District Court upheld the PUCT's securitization order. The securitization order is being appealed to the Supreme Court of Texas. One of these appeals challenges CPL's ability to recover securitization charges under the Texas Constitution. CPL will not be able to issue the securitization bonds until these appeals are resolved.

         The remaining regulatory assets of $206 million originally included by CPL in its 1999 securitization request were included in a March 2000 filing with the PUCT, requesting recovery of an additional $1.1 billion of stranded costs. The March 2000 filing of $1.1 billion included recovery of approximately $800 million of STP costs included in property, plant and equipment-electric on AEP's Consolidated Balance Sheets and in electric utility plant-production on CPL's Consolidated Balance Sheets. These STP costs had previously been identified as excess cost over market (ECOM) by the PUCT for regulatory purposes and were earning a lower return and were being amortized on an accelerated basis for rate-making purposes in Texas. The March 2000 filing will determine the initial amount of stranded costs in addition to the securitized regulatory assets to be recovered beginning January 1, 2002.

         CPL submitted a revised estimate of stranded costs on October 2, 2000 using assumptions developed in generic proceedings by the PUCT and an administrative model developed by the PUCT staff that reduced the amount of the initial stranded cost estimate to $361 million from the $1.1 billion requested by CPL. CPL subsequently agreed to accept adjustments proposed by intervenors that reduced ECOM to approximately $230 million. Hearings on CPL's requested ECOM were held in October 2000. In February 2001 the PUCT issued an interim decision determining an initial amount of CPL ECOM or stranded costs of negative $580 million. The decision indicated that CPL's costs were below market after securitization of regulatory assets. Management does not agree with the critical inputs to this model. Management believes CPL has a positive stranded cost exclusive of securitized regulatory assets. The final amount of CPL's stranded costs including regulatory assets and ECOM will be established by the PUCT in the legislatively required 2004 true-up proceeding. If CPL's total stranded costs determined in the 2004 true-up are less than the amount of securitized regulatory assets, the PUCT can implement an offsetting credit to transmission and distribution rates.

         The PUCT ruled that prior to the 2004 true-up proceeding, no adjustments would be made to the amount of regulatory costs authorized by the PUCT to be securitized. However, the PUCT also ruled that excess earnings for the period 1999-2001 should be refunded through transmission and distribution rates to the extent of any over-mitigation of stranded costs represented by negative ECOM. In the event that CPL will be required to refund excess earnings in the future instead of applying them to reduce ECOM or regulatory assets, it will adversely affect future cash flow but not results of operations since excess earnings for 1999 and 2000 were accrued and expensed in 1999 and 2000. The Texas Legislation allows for several alternative methods to be used to value stranded costs in the final 2004 true-up proceeding including the sale or exchange of generation assets, the issuance of power generation company stock to the public or the use of PUCT staff's ECOM model. To the extent that the final 2004 true-up proceeding determines that CPL should recover additional stranded costs, the total amount recoverable can be securitized.

         The Texas Legislation provides that each year during the 1999 through 2001 rate freeze period, electric utilities are subject to an earnings test. For electric utilities with stranded costs, such as CPL, any earnings in excess of the most recently approved cost of capital in its last rate case must be applied to reduce stranded costs. Utilities without stranded costs, such as SWEPCo and WTU, must either flow such excess earnings amounts back to customers or make capital expenditures to improve transmission or distribution facilities or to improve air quality. The Texas Legislation requires PUCT approval of the annual earnings test calculation.

         The 1999 earnings test reports filed by CPL, SWEPCo and WTU showed excess earnings of $21 million, $1 million and zero, respectively. The PUCT staff issued its report on the excess earnings calculations filed by CPL, SWEPCo and WTU and calculated the excess earnings amounts to be $41 million, $3 million and $11 million for CPL, SWEPCo and WTU, respectively. The Office of Public
Utility Counsel also filed exceptions to the companies' earnings reports. Several issues were resolved via settlement and the remaining open issues were submitted to the PUCT. A final order was issued by the PUCT in February 2001 and adjustments to the accrued 1999 and 2000 excess earnings were recorded in results of operations in the fourth quarter of 2000. After adjustments the accruals for 1999 excess earnings for CPL and WTU were $24 million and $1 million, respectively. CPL and WTU also recorded an estimated provision for excess 2000 earnings of $16 million and $14 million, respectively.

         A Texas settlement agreement in connection with the AEP and CSW merger permits CPL to apply for regulatory purposes up to $20 million of STP ECOM plant assets a year in 2000 and 2001 to reduce excess earnings, if any. For book and financial reporting purposes, STP ECOM plant assets will be depreciated in accordance with GAAP, on a systematic and rational basis unless impaired. CPL will establish a regulatory liability or reduce regulatory assets by a charge to earnings to the extent excess earnings exceed $20 million in 2000 and 2001.

         Beginning January 1, 2002, fuel costs will not be subject to PUCT fuel reconciliation proceedings. Consequently, CPL, SWEPCo and WTU will file a final fuel reconciliation with the PUCT to reconcile their fuel costs through the period ending December 31, 2001. Fuel costs have been reconciled by CPL, SWEPCo and WTU through June 30, 1998, December 31, 1999 and June 30, 1997, respectively. WTU is currently reconciling its fuel through June 2000. See discussion in Note 5 of the Notes to Consolidated Financial Statements. At December 31, 2000, CPL's, SWEPCo's and WTU's Texas jurisdictional unrecovered deferred fuel balances were $127 million, $20 million and $59 million, respectively. Final unrecovered deferred fuel balances at December 31, 2001 will be included in each company's 2004 true-up proceeding. If the final fuel balances or any amount incurred but not yet reconciled were not recovered, they could have a negative impact on results of operations. The elimination of the fuel clause recoveries in 2002 in Texas will subject AEP, CPL, SWEPCo and WTU to greater risks of fuel market price increases and could adversely affect future results of operations beginning in 2002.
         The affiliated retail electric provider of CPL, SWEPCo and WTU will be required to offer residential and small commercial customers (with a peak usage of less than 1000 KW) a rate 6% below rates in effect on January 1, 1999 adjusted for any changes in fuel cost recovery factors since January 1, 1999 (price to beat). The price to beat must be offered to residential and small commercial customers until January 1, 2007. Customers with a peak usage of more than 1000 KW are subject to market rates. The Texas restructuring legislation provides for the price to beat to be adjusted up to two times annually to reflect significant changes in fuel and purchased energy costs.

CPL, SWEPCo and WTU Discontinue Application of SFAS 71 Regulatory Accounting in
 Arkansas and Texas

         The financial statements of CPL, SWEPCo and WTU have historically reflected the economic effects of regulation by applying the requirements of SFAS 71. As a result of the scheduled deregulation of generation in Arkansas and Texas, the application of SFAS 71 for the generation portion of the business in those states was discontinued in the third quarter of 1999. Under the provisions of EITF 97-4, CPL's generation-related net regulatory assets were transferred to the distribution portion of the business and will be amortized as they are recovered through wires charges to customers. Management believes that substantially all of CPL's generation-related regulatory assets will be recovered under the Texas Legislation. CPL's recovery of generation-related regulatory assets and stranded costs are subject to a final determination by the PUCT in 2004. If future events were to make the recovery through securitization of CPL's generation-related regulatory assets no longer probable, CPL would write-off the portion of such regulatory assets deemed unrecoverable as a non-cash extraordinary charge to earnings.

         The Texas Legislation provides that all finally determined stranded costs will be recovered. Since SWEPCo and WTU are not expected to have net stranded costs, all Arkansas and Texas jurisdictional generation-related net regulatory assets were written off as non-recoverable in 1999 when they discontinued application of SFAS 71 regulatory accounting. As required by SFAS 101 when SFAS 71 is discontinued, an accounting impairment analysis for generation assets under SFAS 121 was completed for CPL, SWEPCo and WTU. The analysis showed that there was no accounting impairment of generation assets when the application of SFAS 71 was discontinued. CPL, SWEPCo and WTU will test their generation assets for impairment under SFAS 121 if circumstances change. Management believes that on a discounted basis CPL's generation business net cash flows will likely be less than its generating assets' net book value and together with its generation-related regulatory assets should create a recoverable stranded cost for regulatory purposes under the Texas Legislation. Therefore, management continues to carry on the balance sheet at December 31, 2000, $953 million of generation-related regulatory assets already approved for securitization and $195 million of net generation-related regulatory assets pending approval for securitization in Texas. A final determination of whether they will be securitized and recovered will be made as part of the 2004 true-up proceeding.

         CPL, SWEPCo, and WTU continue to analyze the impact of electric utility industry restructuring legislation on their Arkansas and Texas electric operations. Although management believes that the Texas Legislation provides for full recovery of stranded costs and that the companies do not have a recordable accounting impairment, a final determination of whether CPL will experience an accounting loss or whether SWEPCo and WTU will experience any additional accounting loss from an inability to recover generation-related regulatory assets and other restructuring related costs in Texas and Arkansas cannot be made until such time as the regulatory process is complete following the 2004 true-up proceeding in Texas and a determination by the Arkansas Commission. In the event CPL, SWEPCo, and WTU are unable after the 2004 true-up proceeding and after the Arkansas Commission proceedings to recover all or a portion of their generation-related regulatory assets, stranded costs and other restructuring related costs, it could have a material adverse effect on results of operations, cash flows and possibly financial condition.

         Although Arkansas' delay of retail competition may be having a negative effect on the progress of efforts to transition SWEPCo's generation in Arkansas to market based pricing of electricity, it appears that Texas is moving forward as planned. Management is carefully monitoring the situation in Arkansas and is working with all concerned parties to prudently quicken the pace of the transition. However, changes could occur due to concerns stemming from the California energy crisis and other events which could adversely affect future results of operations in Arkansas and possibly Texas.

Michigan Restructuring - Affecting AEP and I&M

        On June 5, 2000, the Michigan Legislation became law. Its major provisions, which were effective immediately, applied only to electric utilities with one million or more retail customers. I&M, AEP's electric operating subsidiary doing business in Michigan, has less than one million customers in Michigan. Consequently, I&M was not immediately required to comply with the Michigan Legislation.

         The Michigan Legislation gives the MPSC broad power to issue orders to implement retail customer choice of electric supplier no later than January 1, 2002 including recovery of regulatory assets and stranded costs. On October 2, 2000, I&M filed a restructuring implementation plan as required by a MPSC order. The plan identifies I&M's proposal to file with the MPSC on June 5, 2001 its unbundled rates, open access tariffs, terms of service and supporting schedules. Described in the plan are I&M's intentions and preparation for competition related to supplier transactions, customer transactions, rate unbundling, education programs, and regional transmission organization. The plan contains a proposed methodology to determine stranded costs and implementation costs and requests the continuation of a wires charge for recovery of nuclear decommissioning costs. Approval of the restructuring implementation plan is pending before the MPSC.

         Management has concluded that as of December 31, 2000 the requirements to apply SFAS 71 continue to be met since I&M's rates for generation in Michigan will continue to be cost-based regulated until the MPSC approves rates and wires charges in 2001. The establishment of rates and wires charges under a MPSC approved transition plan will enable management to determine the ability to recover stranded costs including regulatory assets and other implementation costs, a requirement of EITF 97-4 to discontinue the application of SFAS 71.

         Upon the discontinuance of SFAS 71, I&M will, if necessary, have to write off its Michigan jurisdictional generation-related regulatory assets and record its unrecorded Michigan jurisdictional liability for decommissioning the Cook Plant to the extent that they cannot be recovered under the transition rates and wires charges. As required by SFAS 101 when discontinuing SFAS 71 regulatory accounting, I&M will have to perform an accounting impairment analysis under SFAS 121 to determine if the Michigan jurisdictional portion of its generating assets are impaired for accounting purposes.

         The amount of regulatory assets recorded on the books at December 31, 2000 applicable to I&M's Michigan retail jurisdictional generation business is approximately $45 million before related tax effects. The estimated unrecorded liability for the Michigan jurisdiction to decommission the Cook Plant ranges from $114  million to $215  million in 2000  non-discounted  dollars  based upon studies completed during 2000. For the Michigan jurisdiction, I&M has accumulated approximately $100 million in trust funds to decommission the Cook Plant. Based on the current information available, management does not anticipate that I&M will experience any material tangible asset accounting impairment or regulatory asset write-offs. Ultimately, however, whether I&M will experience material regulatory asset write-offs will depend on whether the MPSC approves their recovery in future restructuring proceedings.

         A determination of whether I&M will experience any asset impairment loss regarding its Michigan retail jurisdictional generating assets and any loss from a possible inability to recover Michigan generation-related regulatory assets, decommissioning obligations and transition costs cannot be made until such time as the rates and the wires charges are determined through the regulatory process. In the event I&M is unable to recover all or a portion of its generation-related regulatory assets, unrecorded decommissioning obligation, stranded costs and other implementation costs, it could have a material adverse effect on results of operations, cash flows and possibly financial condition.

Oklahoma Restructuring - Affecting AEP and PSO

         In 1997, the Oklahoma Legislature passed restructuring legislation providing for retail open access by July 1, 2002. That legislation called for a number of studies to be completed on a variety of restructuring issues, including an independent system operator, technical, financial, transition and consumer issues. During 1998 and 1999 several of the studies were completed.

         The  information  from  the  studies  was  expected  to be  used in the development of additional industry restructuring legislation during the 2000 legislative session. Several additional electric industry restructuring bills were filed in the 2000 Oklahoma legislative session. The proposed bills generally supple-mented the industry restructuring legislation previously enacted in Oklahoma which lacked specific procedures for a transition to market based competitive prices. The industry restructuring legislation previously passed did not delegate the establishment of transition procedures to the Oklahoma Corporation Commission. The 2000 Oklahoma legislative session adjourned in May without passing further restructuring legislation.
         The 2001 Oklahoma legislative session convened in early February. No further electric restructuring legislation has passed and proposals have been made to delay the implementation of the transition to customer choice and market based pricing under the restructuring legislation. These proposals are a reaction to California's recent energy crisis. Management is working with all concerned parties to reassure them that what happened in California will not occur in Oklahoma. If the necessary legislation is not passed, PSO's generation and retail electric supply business will remain regulated in Oklahoma. If implementation legislation were to modify the original restructuring legislation in Oklahoma it could have a adverse effect on results of operations.

         Management has concluded that as of December 31, 2000 the requirements to apply SFAS 71 continue to be met since PSO's rates for generation in Oklahoma will continue to be cost-based regulated until the Oklahoma Legislature approves further restructuring legislation and transition rates and wires charges are established under an approved transition plan. Until management is able to determine the ability to recover stranded costs which includes regulatory assets and other implementation costs, PSO cannot discontinue application of SFAS 71 accounting under GAAP.

         When PSO discontinues application of SFAS 71, it will be necessary to write off Oklahoma jurisdictional generation-related regulatory assets to the extent that they cannot be recovered under the transition rates and wires charges, when determined, and record any asset accounting impairments in accordance with SFAS 121.

        A determination of whether PSO will experience any asset impairment loss regarding its Oklahoma retail jurisdictional generating assets and any loss from a possible inability to recover Oklahoma generation-related regulatory assets and other transition costs cannot be made until such time as the rates and the wires charges are determined through the legislative and/or regulatory process. In the event PSO is unable to recover all or a portion of its generation-related regulatory assets and implementation costs, Oklahoma restructuring could have a material adverse effect on results of operations and cash flows.

Restructuring In Other Jurisdictions

        The remaining four states (Indiana, Kentucky, Louisiana and Tennessee) making up AEP's service territory have initiatives to implement or review customer choice, although the timing of any implementation is uncertain and may be further delayed due to the California situation. AEP supports customer choice and deregulation of generation and is proactively involved in discussions regarding the best competitive market structure and transition method to arrive at a fair, competitive marketplace. As the pricing of generation in these markets evolves from regulated cost-of-service rates to market-based pricing, the recovery of stranded costs including net regulatory assets and other transition costs must be addressed. The amount of stranded costs the AEP subsidiaries could experience when and if restructuring occurs in their state jurisdictions depends on the timing and extent to which competition is introduced to their business and the future market prices of electricity. The recovery of stranded cost is dependent on the terms of future legislation and, if required, related regulatory proceedings.

        Customer choice and the transition to market based competition if restructuring is implemented in Indiana, Kentucky, Louisiana and Tennessee could also ultimately result in adverse impacts on results of operations and cash flows depending on the future market prices of electricity and the ability of the subsidiaries to recover their stranded costs including net regulatory assets during a transition or subsequent period through a wires charge or other recovery mechanism. Management believes that state restructuring legislation and the regulatory process should provide for full recovery of generation-related net regulatory assets and other reasonable stranded costs if these states decide to deregulate generation. However, if in the future any portion of the generation business in these other jurisdictions were to no longer be cost-based regulated and if it were not possible to demonstrate probability of recovery of resultant stranded costs including regulatory assets, results of operations, cash flows and financial condition would be adversely affected.

Amortization of Transition Regulatory Assets and Other Deferred Costs - Affecting AEP, APCo, CPL, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo and WTU

        Future earnings will be negatively impacted by amortization of certain deferred costs and regulatory assets related to I&M's Cook Plant extended outage, transition plans to discontinue SFAS 71 regulatory accounting for generation with the beginning of customer choice in certain states and the merger of AEP and CSW.

        During 1999, the IURC and MPSC approved settlement agreements which provided for the deferral in 1999 and amortization of restart costs and fuel-related revenues from the extended Cook Plant outage. The amortization period is for five years ending in December 2003. Annual amortization is $78 million for I&M. See Note 4 of the Notes to Consolidated Financial Statements.

        Beginning in 2001 under the Ohio Act, CSPCo and OPCo began amortizing their transition regulatory assets over eight and seven years, respectively. The annual amortization in 2001 for CSPCo and OPCo is estimated to be $20 million and $74 million, respectively. The amount of amortization is based upon KWH sold.

        APCo began amortization of its West Virginia jurisdictional regulatory assets over an eleven year period in July 2000. In the Virginia jurisdiction, APCo started straight line amortization of regulatory assets over a seven year period in July 2000. The annual amortization for 2001 is $9 million for APCo's West Virginia jurisdiction and $9 million for APCo's Virginia jurisdiction.


        In June 2000 AEP merged with CSW. In connection with securing approval for the merger, AEP and certain of its subsidiaries signed agreements, approved by regulatory authorities, which included rate reductions to share estimated merger savings with customers. The agreements provide for rate reductions for periods up to eight years beginning in the third quarter of 2000.

        Certain merger related costs recover-able from ratepayers were deferred pursuant to the settlement agreements and will be amortized over five to eight years depending upon the terms of the respective agreements. The annual amortization of the deferred merger costs for the AEP System is estimated to total $8 million in 2001. The merger amortization will be recorded as follows:
$2.6 million by CPL, $1.7 million by I&M, $600,000 by KPCo, $1.2 million by PSO, $1.1 million by SWEPCo and $800,000 by WTU. If actual merger savings are significantly less than the merger savings rate reductions required by the merger settlement agreements and the amortization of deferred merger-related costs, future results of operations, cash flows and possibly financial condition could be adversely affected. See Note 3 of the Notes to Consolidated Financial Statements for further discussion of the merger.

        Amortization of the above described deferred costs and regulatory assets could negatively affect future earnings to the extent that they exceed cost savings or revenues growth.

Litigation

COLI - Affecting AEP, APCo, CSPCo, I&M, KPCo and OPCo

        On February 20, 2001, the U.S. District Court for the Southern District of Ohio ruled against AEP in its suit against the United States over deductibility of interest claimed by AEP in its consolidated federal income tax return related to its COLI program. AEP had filed suit to resolve the IRS' assertion that interest deductions for AEP's COLI program should not be allowed. In 1998 and 1999 AEP and the impacted subsidiaries paid the disputed taxes and interest attributable to COLI interest deductions for taxable years 1991-98 for APCo, CSPCo, I&M and OPCo and 1992-98 for KPCo to avoid the potential assessment by the IRS of additional interest on the contested tax. The payments were included in other assets on AEP Consolidated Balance Sheet and Other Property and Investments on the subsidiaries' balance sheets pending the resolution of this matter. As a result of the U.S. District Court's decision to deny the COLI interest deductions, net income was reduced by $319 million for the AEP System in 2000. Management plans to appeal the decision.

The earnings reductions for affected registrant subsidiaries are as follows:

                                (in millions)
APCo                                $ 82
CSPCo                                 41
I&M                                   66
KPCo                                   8
OPCo                                 118

Shareholders' Litigation - Affecting AEP

        On June 23, 2000, a complaint was filed in the U.S. District Court for the Eastern District of New York seeking unspecified compensatory damages against AEP and four former or present officers. The individual plaintiff also seeks certification as the representative of a class consisting of all persons and entities who purchased or otherwise acquired AEP common stock between July 25, 1997, and June 25, 1999. The complaint alleges that the defendants knowingly violated federal securities laws by disseminating materially false and misleading statements concerning, among other things, the undisclosed materially impaired condition of the Cook Plant, AEP's inability to properly monitor, manage, repair, supervise and report on operations at the Cook Plant and the materially adverse conditions these problems were having, and would continue to have, on AEP's deteriorating financial condition, and ultimately on AEP's operations, liquidity and stock price. Four other similar class action complaints have been filed and the court has consolidated the five cases. The plaintiffs filed a consolidated complaint pursuant to this court order. This case has been transferred to the U.S. District Court for the Southern District of Ohio. Although, management believes these shareholder actions are without merit and intends to oppose them vigorously, management cannot predict the outcome of this litigation or its impact on results of operations, cash flows or financial condition.

Municipal Franchise Fee Litigation - Affecting AEP and CPL

        CPL has been involved in litigation regarding municipal franchise fees in Texas as a result of a class action suit filed by the City of San Juan, Texas in 1996. The City of San Juan claims CPL underpaid municipal franchise fees and seeks damages of up to $300 million plus attorney's fees. CPL filed a counterclaim for overpayment of franchise fees.
        During 1997, 1998 and 1999 the litigation moved procedurally through the Texas Court System and was sent to mediation without resolution.

        In 1999 a class notice was mailed to each of the cities served by CPL. Over 90 of the 128 cities declined to participate in the lawsuit. However, CPL has pledged that if any final, non-appealable court decision awards a judgement against CPL for a franchise underpayment, CPL will extend the principles of that decision, with regard to any franchise underpayment, to the cities that declined to participate in the litigation. In December 1999, the court ruled that the class of plaintiffs would consist of approximately 30 cities. A trial date for June 2001 has been set.

        Although management believes that it has substantial defenses to the cities' claims and intends to defend itself against the cities' claims and pursue its counterclaim vigorously, management cannot predict the outcome of this litigation or its impact on results of operations, cash flows or financial condition.

Texas Base Rate Litigation - Affecting AEP and CPL

        In November 1995 CPL filed with the PUCT a request to increase its retail base rates by $71 million. In October 1997 the PUCT issued a final order which lowered CPL's annual retail base rates by $19 million from the rate level which existed prior to May 1996. The PUCT also included a "glide path" rate methodology in the final order pursuant to which annual rates were reduced by $13 million beginning May 1, 1998 with an additional annual reduction of $13 million commencing on May 1, 1999.

        CPL appealed the final order to the Travis District Court. The primary issues being appealed include: the classification of $800 million of invested capital in STP as ECOM and assigning it a lower return on equity than other generation property; the use of the "glide path" rate reduction methodology; and an $18 million disallowance of service billings from an affiliate, CSW Services. As part of the appeal, CPL sought a temporary injunction to prohibit the PUCT from implementing the "glide path" rate reduction methodology. The temporary injunction was denied and the "glide path" rate reduction was implemented. In February 1999 the Travis District Court affirmed the PUCT order in regard to the three major items discussed above.

        CPL appealed the Travis District Court's findings to the Texas Appeals Court which in July 2000, issued its opinion upholding the Travis District Court except for the disallowance of affiliated service company billings. Under Texas law, specific findings regarding affiliate transactions must be made by PUCT. In regards to the affiliate service billing issue, the findings were not complete in the opinion of the Texas Appeals Court who remanded the issue back to PUCT.

        CPL has sought a rehearing of the Texas Appeals Court's opinion. The Texas Appeals Court has requested briefs related to CPL's rehearing request from interested parties. Management is unable to predict the final resolution of its appeal. If the appeal is unsuccessful the PUCT's 1997 order will continue to adversely affect results of operations and cash flows.

        As part of the AEP/CSW merger approval process in Texas, a stipulation agreement was approved which resulted in the withdrawal of the appeal related to the "glide path" rate methodology. CPL will continue its appeal of the ECOM classification for STP property and the related loss of return on equity and the disallowed affiliated service billings.

Lignite Mining Agreement Litigation - Affecting AEP and SWEPCo

         SWEPCo and CLECO are each a 50% owner of Dolet Hills Power Station Unit 1 and jointly own lignite reserves in the Dolet Hills area of northwestern Louisiana. In 1982, SWEPCo and CLECO entered into a lignite mining agreement with DHMV, a partnership for the mining and delivery of lignite from a portion of these reserves.

         In April 1997, SWEPCo and CLECO sued DHMV and its partners in U.S. District Court for the Western District of Louisiana seeking to enforce various obligations of DHMV under the lignite mining agreement, including provisions relating to the quality of delivered lignite, pricing, and mine reclamation practices. In June 1997, DHMV filed an answer denying the allegations in the suit and filed a counterclaim asserting various contract-related claims against SWEPCo and CLECO. SWEPCo and CLECO have denied the allegations contained in the counterclaims. In January 1999, SWEPCo and CLECO amended the claims against DHMV to include a request that the lignite mining agreement be terminated.

         In April 2000, the parties agreed to settle the litigation. As part of the settlement, DHMV's interest in the mining operations and related debt and other obligations will be purchased by SWEPCo and CLECO. The closing date for the settlement has been extended from December 31, 2000 to March 31, 2001. The litigation has been stayed until April 2001 to give the parties time to consummate the settlement agreement.

        Management believes that the resolution of this matter will not have a material effect on results of operations, cash flows or financial condition.

        AEP and its registrant subsidiaries are involved in a number of other legal proceedings and claims. While management is unable to predict the outcome of such litigation, it is not expected that the ultimate resolution of these matters will have a material adverse effect on the results of operations, cash flows or financial condition.

Environmental Concerns and Issues

        As 2001 begins, the U.S. continues to debate an array of environmental issues affecting the electric utility industry. Most of the policies are aimed at reducing air emissions citing alleged impacts of such emissions on public health, sensitive ecosystems or the global climate.

        AEP and its subsidiaries' policy on the environment continues to be the development and application of long-term economically feasible measures to improve air and water quality, limit emissions and protect the health of employees, customers, neighbors and others impacted by their operations. In support of this policy, AEP and its subsidiaries continue to invest in research through groups like the Electric Power Research Institute and directly through demonstration projects for new technology for the capture and storage of carbon dioxide, mercury, NOx and other emissions. The AEP System intends to continue in a leadership role to protect and preserve the environment while providing vital energy commodities and services to customers at fair prices.

        AEP and its subsidiaries have a proven record of efficiently producing and delivering electricity and gas while minimizing the impact on the environment. AEP and its subsidiaries have spent billions of dollars to equip their facilities with the latest cost effective clean air and water technologies and to research new technologies. Award winning efforts to reclaim our mining properties is a proud accomplishment.

        The introduction of multi-pollutant control legislation is being discussed by members of Congress and the Bush Administration. The legislation being considered may regulate carbon dioxide, NOx, sulfur dioxide, mercury and other emissions from electric generating plants. Management will continue to support solutions which are based on sound science, economics and demonstrated control technologies. Management is unable to predict the timing or magnitude of additional pollution control laws or regulations. If additional control technology is required on facilities owned by the electric utility companies and their costs were not recoverable from ratepayers or through market based prices or volumes of product sold, they could adversely affect future results of operations and cash flows. The following discussions explains existing control efforts, litigation and other pending matters related to environmental issues for AEP System companies.

Federal EPA Complaint and Notice of Violation - Affecting AEP, APCo, CSPCo, I&M and OPCo

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

        AEP, APCo, CSPCo, I&M and OPCo have been involved in litigation regarding generating plant emissions under the Clean Air Act. In 1999 Notices of Violation were issued and complaints were filed by Federal EPA in various U.S. District Courts alleging APCo, CSPCo, I&M and OPCo and a number of unaffiliated utilities made modifications to generating units at certain of their coal-fired generating plants over the course of the past 25 years that extended unit operating lives or increased unit generating capacity without a preconstruction permit in violation of the Clean Air Act. The complaint was amended in March 2000 to add allegations for certain generating units previously named in the complaint and to include additional generating units previously named only in the Notices of Violation in the complaint.

        A number of northeastern and eastern states were granted leave to intervene in the Federal EPA's action against the AEP System under the Clean Air Act. A lawsuit against power plants owned by certain AEP System operating companies alleging similar violations to those in the Federal EPA complaint and Notices of Violation was filed by a number of special interest groups and has been consolidated with the Federal EPA action.

        The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit ($25,000 per day prior to January 30, 1997). Civil penalties, if ultimately imposed by the court, and the cost of any required new pollution control equipment, if the court accepts Federal EPA's contentions, could be substantial.

        On May 10, 2000, the AEP System companies filed motions to dismiss all or portions of the complaints. Briefing on these motions was completed on August 2, 2000. On February 23, 2001, the government filed a motion for partial summary judgement seeking a determination that four projects undertaken on units at Sporn, Cardinal and Clinch River plants do not constitute "routine maintenance, repair and replacement" as used in the Clear Air Act. Management believes its maintenance, repair and replacement activities were in conformity with the Clean Air Act and intends to vigorously pursue its defense.

        In the event the AEP System companies do not prevail, any capital and operating costs of additional pollution control equipment that may be required as well as any penalties imposed would adversely affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates, and where states are deregulating generation, unbundled transition period generation rates, stranded cost wires charges and future market prices for electricity.

        In December 2000 Cinergy Corp., an unaffiliated utility, which operates certain plants jointly owned by AEP's subsidiary, CSPCo, reached a tentative agreement with Federal EPA and other parties to settle litigation regarding generating plant emissions under the Clean Air Act. Negotiations are continuing between the parties in an attempt to reach final settlement terms. Cinergy's settlement could impact the operation of Zimmer Plant and W.C. Beckjord Generating Station Unit 6 which are owned 25.4% and 12.5%, respectively, by CSPCo. Until a final settlement is reached, CSPCo will be unable to determine the settlement's impact on its jointly owned facilities and its future earnings and cash flows.

NOx Reduction - Affecting AEP, APCo, CPL, I&M, OPCo and SWEPCo

        Federal EPA issued a NOx rule that required substantial reductions in NOx emissions in a number of eastern states, including certain states in which the AEP System's generating plants are located. A number of utilities, including several AEP System companies, filed petitions seeking a review of the final rule in the D.C. Circuit Court. In March 2000, the D.C. Circuit Court issued a decision generally upholding the NOx rule. The D.C. Circuit Court issued an order in August 2000 which extends the final compliance date to May 31, 2004. In September 2000 following denial by the D.C. Circuit Court of a request for rehearing, the industry petitioners, including the AEP System companies, petitioned the U.S. Supreme Court for review, which was denied.

        In December 2000 Federal EPA ruled that eleven states, including certain states in which the AEP System's generating units are located, failed to submit plans to comply with the mandates of the NOx rule. This deter-mination means that those states could face stringent sanctions within the next 24 months including limits on construction of new sources of air emissions, loss of federal high-way funding and possible Federal EPA take-over of state air quality management programs.

        In January 2000 Federal EPA adopted a revised rule granting petitions filed by certain northeastern states under Section 126 of the Clean Air Act seeking significant reductions in nitrogen oxide emissions from utility and industrial sources. The rule im-poses emissions reduction requirements com-parable to the NOx rule beginning May 1, 2003, for most of AEP's coal-fired generating units. Certain AEP companies and other utili-ties filed petitions for review in the D.C. Circuit Court. Briefing has been completed and oral argument was held in December 2000.
        In a related matter, on April 19, 2000, the Texas Natural Resource Conservation Commission adopted rules requiring significant reductions in NOx emissions from utility sources, including CPL and SWEPCo. The rule's compliance date is May 2003 for CPL and May 2005 for SWEPCo.

        In June 2000 OPCo announced that it was beginning a $175 million installation of selective catalytic reduction technology (expected to be operational in 2001) to reduce NOx emissions on its two-unit 2,600 MW Gavin Plant. Construction of selective catalytic reduction technology on Amos Plant Unit 3, which is jointly owned by OPCo and APCo, and APCo's Mountaineer Plant is scheduled to begin in 2001. The Amos and Mountaineer projects (expected to be completed in 2002) are estimated to cost a total of $230 million ($145 million for APCo and $85 million for OPCo).

        Preliminary estimates indicate that compliance with the NOx rule upheld by the D.C. Circuit Court as well as compliance with the Texas Natural Resource Conservation Commission rule and the Section 126 petitions could result in required capital expenditures of approximately $1.6 billion including the amounts discussed in the previous paragraph for the AEP System.

        The following table shows the estimated compliance cost for certain of AEP's registrant subsidiaries.

Company            Amount
-------            ------
               (in millions)
APCo                $365
CPL                   57
I&M                  202
OPCo                 606
SWEPCo                28

        Since compliance costs cannot be estimated with certainty, the actual cost to comply could be significantly different than the preliminary estimates depending upon the compliance alternatives selected to achieve reductions in NOx emissions. Unless any capital and operating costs of additional pollution control equipment are recovered from customers through regulated rates and/or future market prices for electricity where generation is deregulated, they will have an adverse effect on future results of operations, cash flows and possibly financial condition.

Superfund - Affecting AEP, APCo, CPL, CSPCo, I&M, OPCo and SWEPCo

        By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and SNF. Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically disposed of or treated in captive disposal facilities or are beneficially utilized. In addition, the AEP System's generating plants and transmission and distribution facilities have used asbestos, PCBs and other hazardous and non-hazardous materials. The AEP System companies are currently incurring costs to safely dispose of these substances. Additional costs could be incurred to comply with new laws and regulations if enacted.

        Superfund addresses clean-up of hazardous substances at disposal sites and authorized Federal EPA to administer the clean-up programs. As of year-end 2000, subsidiaries of AEP have been named by the Federal EPA as a PRP for five sites. APCo, CSPCo, and OPCo each have one PRP site and I&M has two PRP sites. There are five additional sites for which AEP, APCo, CSPCo, I&M, OPCo and SWEPCo have received information requests which could lead to PRP designation. CPL, OPCo and SWEPCo have also been named a PRP at three sites under state law. Liability has been resolved for a number of sites with no significant effect on the AEP subsidiaries' results of operations. In those instances where AEP or its subsidiaries have been named a PRP or defendant, their disposal or recycling activities were in accordance with the then-applicable laws and regulations. Unfortunately, Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.

        While the potential liability for each Superfund site must be evaluated separately, several general statements can be made regarding AEP's and its subsidiaries' potential future liability. Disposal of materials at a particular site is often unsubstantiated and the quantity of materials deposited at a site was small and often nonhazardous. Although liability is joint and several, typically many parties are named as PRPs for each site and several of the parties are financially sound enterprises. Therefore, management's present estimates do not anticipate material cleanup costs for identified sites for which AEP System companies have been declared PRPs. If significant cleanup costs are attributed to AEP or its subsidiaries in the future under Superfund, results of operations, cash flows and possibly financial condition would be adversely affected unless the costs can be recovered from customers.

Global Climate Change

        At the Third Conference of the Parties to the United Nations Framework Convention on Climate Change held in Kyoto, Japan in December 1997 more than 160 countries, including the U.S., negotiated a treaty requiring legally-binding reductions in emissions of greenhouse gases, chiefly carbon dioxide, which many scientists believe are contributing to global climate change. The treaty, which requires the advice and consent of the U.S. Senate for ratification, would require the U.S. to reduce greenhouse gas emissions seven percent below 1990 levels in the years 2008-2012. Although the U.S. has agreed to the treaty and signed it on November 12, 1998, the treaty has not been submitted to the Senate for consideration as it does not contain requirements for "meaningful
participation   by  key  developing   countries"  and  the  rules,   procedures,
methodologies and guidelines of the treaty's emissions trading and joint implementation programs and compliance enforcement provisions have not been negotiated. At the Fourth Conference of the Parties in November 1998, the parties agreed to a work plan to complete negotiations on outstanding issues with a view toward approving them at the Sixth Conference of the Parties to be held in November 2000. During the Sixth Conference of the Parties agreement was not reached on any of the outstanding issues requiring resolution in order to faciliate ratification of the Kyoto Protocol. There are several contentious issues and literally hundreds of pages of detailed, complex rules that remain to be negotiated. Discussions are expected to resume in July 2001. While a candidate for the presidency, George Bush had stated his opposition to U.S. ratification of the Kyoto Protocol. The Seventh Conference of the Parties is scheduled for October 2001 in Morocco. AEP does not support the Kyoto Treaty as presently drafted. Management will continue to work with the Administration and Congress to develop responsible public policy on this issue.

        If the Kyoto treaty is approved by Congress as presently drafted, the costs for the AEP System to comply with the required emission reductions required by the treaty are expected to be substantial and would have a material adverse impact on results of operations, cash flows and possibly financial condition if not recovered from customers. It is management's belief that the Kyoto Protocol is unlikely to be ratified and implemented in the U.S. in its current form.

Costs for Spent Nuclear Fuel and Decommissioning - Affecting AEP, CPL and I&M

        I&M, as the owner of the Cook Plant, and CPL, as a partial owner of STP, have a significant future financial commitment to safely dispose of SNF and decommission and decontaminate the plants. The Nuclear Waste Policy Act of 1982 established federal responsibility for the permanent off-site disposal of SNF and high-level radioactive waste. By law CPL and I&M participate in the DOE's SNF disposal program which is described in Note 8 of the Notes to Consolidated Financial Statements. Since 1983 I&M has collected $275 million from customers for the disposal of nuclear fuel consumed at the Cook Plant. $116 million of these funds have been deposited in external trust funds to provide for the future disposal of SNF and $159 million has been remitted to the DOE. CPL has collected and remitted to the DOE, $44 million for the future disposal of SNF since STP began operation in the late 1980s. Under the provisions of the Nuclear Waste Policy Act, collections from customers are to provide the DOE with money to build a permanent repository for spent fuel. However, in 1996, the DOE notified the companies that it would be unable to begin accepting SNF by the January 1998 deadline required by law. To date DOE has failed to comply with the requirements of the Nuclear Waste Policy Act.

        As a result of DOE's failure to make sufficient progress toward a permanent repository or otherwise assume responsibility for SNF, AEP on behalf of I&M and STPNOC on behalf of CPL and the other STP owners, along with a number of unaffiliated utilities and states, filed suit in the D.C. Circuit Court requesting, among other things, that the D.C. Circuit Court order DOE to meet its obligations under the law. The D.C. Circuit Court ordered the parties to proceed with contractual remedies but declined to order DOE to begin accepting SNF for disposal. DOE estimates its planned site for the nuclear waste will not be ready until at least 2010. In 1998, AEP and I&M filed a complaint in the U.S. Court of Federal Claims seeking damages in excess of $150 million due to the DOE's partial material breach of its unconditional contractual deadline to begin disposing of SNF generated by the Cook Plant. Similar lawsuits were filed by other utilities. In August 2000, in an appeal of related cases involving other unaffiliated utilities, the U.S. Court of Appeals for the Federal Circuit held that the delays clause of the standard contract between utilities and the DOE did not apply to DOE's complete failure to perform its contract obligations, and that the utilities' suits against DOE may continue in court. AEP's and I&M suit has been stayed pending further action by the U.S. Court of Federal Claims. As long as the delay in the availability of a government approved storage repository for SNF continues, the cost of both temporary and permanent storage and the cost of decommissioning will continue to increase.

        In January 2001, I&M and STPNOC, on behalf of STP's joint owners, joined a lawsuit against DOE, filed in November 2000 by unaffiliated utilities, related to DOE's nuclear waste fund cost recovery settlement with PECO Energy Corporation. The settlement allows PECO to skip two payments to the DOE for disposal of SNF due to the lack of progress towards development of a permanent repository for SNF. The companies believe the settlement is unlawful as the settlement would force other utilities to make up any shortfall in DOE's SNF disposal funds.

        The cost to decommission nuclear plants is affected by both NRC regulations and the delayed SNF disposal program. Studies completed in 2000 estimate the cost to decommission the Cook Plant ranges from $783 million to $1,481 million in 2000 non-discounted dollars. External trust funds have been established with amounts collected from customers to decommission the plant. At December 31, 2000, the total decommissioning trust fund balance for Cook Plant was $558 million which includes earnings on the trust investments. Studies completed in 1999 for STP estimate CPL's share of decommissioning cost to be $289 million in 1999 non-discounted dollars. Amounts collected from customers to decommission STP have been placed in an external trust. At December 31, 2000, the total decommissioning trust fund for CPL's share of STP was $94 million which includes earnings on the trust investments. Estimates from the decommissioning studies could continue to escalate due to the uncertainty in the SNF disposal program and the length of time that SNF may need to be stored at the plant site. We will work with regulators and customers to recover the remaining estimated costs of decommissioning Cook Plant and STP through regulated rates and, where generation has been deregulated, through wires charges. However, AEP's, CPL's and I&M's future results of operations, cash flows and possibly their financial conditions would be adversely affected if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

Foreign Energy Delivery, Worldwide Energy Investments and Other Business Operations

        Worldwide electric and gas operations on AEP's Consolidated Statements of Income include the foreign energy delivery, worldwide energy investments, and other segments of AEP's business. See Note 14 of the Notes to Consolidated Financial Statements for a discussion of segments.

        AEP's investment in certain types of activities is limited by PUHCA. SEC authorization under PUHCA limits AEP to issuing and selling securities in an amount up to 100% of its average quarterly consolidated retained earnings balance for investment in EWGs and FUCOs. At December 31, 2000, AEP's investment in EWGs and FUCOs was $1.8 billion compared to AEP's limit of $3.4 billion by law.

        SEC rules under PUHCA permit AEP to invest up to 15% of consolidated capitalization (such amount was $3.5 billion at December 31, 2000) in energy-related companies that engage in marketing and/or trading of electricity, gas and other energy commodities. AEP's gas trading business and its interests in domestic cogeneration projects are reported as investments under this rule and at December 31, 2000, AEP's investment was less than one million dollars.

        Management continues to evaluate the U.S. and international energy markets for investment opportunities that complement AEP's wholesale operations. Management expects to continue to pursue new and existing energy supply projects and to provide energy related services worldwide. AEP's future consolidated earnings will be impacted by the performance of existing and any future investments.

        The major business activities and subsidiaries of AEP's worldwide electric and gas operations are SEEBOARD, CitiPower, Yorkshire, European energy trading operations, U.S. power trading more than two transmission systems removed from the AEP transmission system and gas trading operations in the U.S., domestic and foreign generating facilities in China, Mexico and the U.S., electric distribution in South America and power plant construction. SEEBOARD's principal business is the distribution and supply of electricity in southeast England. CitiPower provides electricity and electric distribution service in the city of Melbourne, Australia. AEP owns 100% of SEEBOARD and CitiPower. The revenues and operating expenses for SEEBOARD and CitiPower are included in worldwide revenues and expenses on AEP's Consolidated Statements of Income. Interest, taxes and other nonoperating items for SEEBOARD and CitiPower are included in the appropriate income statement lines.

        In 1998 SEEBOARD's 80% owned subsidiary, SEEBOARD Powerlink, signed a 30-year contract for $1.6 billion to operate, maintain, finance and renew the high-voltage power distribution network of the London Underground transportation system. SEEBOARD Powerlink will be responsible for distributing high voltage electricity to supply 270 London Underground stations and 250 miles of the rail system's track. SEEBOARD's partners in Powerlink are an international electrical engineering group and an international cable and construction group.

        AEP has a 50% investment in Yorkshire, another U.K. regional electricity distribution and supply company. The investment is accounted for using the equity method of accounting with equity earnings included in other income (net) on the AEP Consolidated Statements of Income. In December 2000 AEP entered into negotiations to sell its investment in Yorkshire. On February 26, 2001, an agreement to sell AEP's 50% interest in Yorkshire was signed. The sale is expected to close by March 31, 2001. See Note 10 of the Notes to Consolidated Financial Statements.

        In the U.K. all residential and commercial customers have been allowed to choose their electricity supplier since May 1999. Margins on retail electric sales have been generally declining due to competition. In April 2000 final proposals from the regulatory commission reduced distribution rates and electricity supply price caps. The distribution rate reductions and reduced price caps are expected to reduce AEP's earnings from SEEBOARD and its Yorkshire investment. In response to these final proposals and increasing competition, SEEBOARD and Yorkshire adopted an aggressive program of reducing controllable costs. Significant features of this program include staff reductions, outsourcing of certain functions and consolidation of facilities. Management intends to aggressively pursue this cost reduction program and continues to evaluate additional cost reduction measures to further mitigate the effects of the final proposals and increasing competition in the U.K. electricity supply business. Management expects that, despite the cost control measures, the rate reductions will negatively impact AEP's earnings.

        The Utilities Act which became law in the U.K. in July 2000 includes a requirement for separate licensing of electricity supply and distribution and the introduction of a prohibition of electricity supply and distribution licenses being held by the same legal entity. This requirement effectively means that the electricity supply and distribution businesses of SEEBOARD and Yorkshire must be held by separate companies. However, AEP will not be required to divest its interest in either the supply entity or the distribution entity. The separation of the supply and distribution business into two entities each for SEEBOARD and Yorkshire is not expected to have a material impact on future results of operations or cash flows.

        Beginning   January  1,  2001  price   reductions   on  the  supply  and
distribution of electricity are being implemented in Victoria, Australia. The effect of these price reductions is expected to reduce CitiPower's results of operations to the extent that they cannot be offset by reduced expenses, improved efficiencies or increased sales.

        A new, higher tariff rate for the electricity from two 250 MW coal-fired generating units located in Henan Province, China was approved by the Central Chinese government in January 2000. AEP owns 70% of these units, with the remaining 30% owned by two Chinese partners. As a result of the new tariff the units contributed positively to AEP's results of operations for 2000 after incurring a loss in 1999.

        Other foreign generating facilities include a 37.5% interest in 675 MW of capacity in the U.K. and a 50% interest in 118 MW of capacity in Mexico. AEP also has a 50% ownership interest in two generating plants under construction; a 600 MW facility in Mexico and a 400 MW facility in the U.K. All of these facilities sell their capacity under long-term contracts. The investment in these facilities is accounted for using the equity method.

        AEP, through its CSW Energy subsidiary, has an ownership interest in seven operational domestic generation facilities in Colorado, Florida and Texas with one 440 MW facility under construction. These plants are EWGs or qualifying facilities (QF) as defined by law and not subject to cost-based rate regulation or the application of SFAS 71 regulatory accounting. The combined installed capacity of the operational facilities is 1,508 MW at December 31, 2000. The power from these QF facilities is sold under long-term power purchase agreements with the local host facility. Any merchant power is sold in the wholesale market generally under short-term contract. As a result, increases in the market price of natural gas used to generate electricity at these facilities may adversely impact results of operations.

        In 1999 a 50% equity interest in one of the above facilities was sold to an unaffiliated company. The after-tax gain from the sale was approximately $33 million. An additional unit is under construction at this facility. Pursuant to the terms of the sale agreement, the unaffiliated company will make additional payments to CSW Energy upon completion of the additional unit.

        Under terms of the FERC and Texas settlement agreements that approved the merger, the divestiture of certain generating units is required. The Frontera power plant, one of CSW Energy's facilities, is specifically identified as one of the plants where the entire ownership interest must be sold. On February 8, 2001, AEP announced that it had reached agreement with an unaffiliated company to sell the 500 MW Frontera power plant for $265 million in cash.

        In 2000 an electricity and gas trading operation in Europe was added. This business requires minimal capital investment and offers an opportunity to employ our expertise in energy marketing and trading to a new market.

        The domestic gas trading operation grew substantially in 2000 and is expected to benefit from the planned acquisition of the Houston Pipe Line Company which was announced in January 2001. The acquisition of Houston Pipe Line Company, which has more than 4,400 miles of natural gas transmission pipeline and operates one of the largest storage facilities, is expected to complement our intra-state gas transmission and storage facilities in Louisiana and extends AEP's strategy of linking physical energy asset operations with trading and marketing operations.

        AEP's Louisiana gas operation is LIG, a midstream natural gas operation, that was purchased in December 1998 for approximately $340 million including working capital funds. LIG includes a fully integrated natural gas gathering, processing, storage and transportation operation in Louisiana and a gas trading and marketing operation. Assets include an intrastate pipeline system, natural gas liquids processing plants and natural gas storage facilities.

        AEP's subsidiaries are engaged in the engineering and construction for third parties of three power plants in the U.S. with a capacity of 1,910 MW. These plants will be natural gas-fired facilities that are scheduled to be completed from 2001 to 2003. AEP intends to use its engineering, trading and marketing expertise on these projects some of which also include power purchase and power sale agreements to enhance its results of operations.

Other Matters - Affecting AEP, AEGCo, APCo, CPL, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo and WTU

New Accounting Standards - SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS 137 and SFAS 138, is effective for the AEP System beginning January 1, 2001. SFAS 133 requires that entities recognize all derivatives as either assets or liabilities and measure them at fair value. Changes in the fair value of derivative assets and liabilities must be recognized currently in net income. Changes in the derivatives that are effective cash flow hedges are recorded in other comprehensive income.

        Pending the resolution of certain industry issues presently before the FASB's Derivatives Implementation Group (DIG), the effect of adoption of SFAS 133 will result in transition adjustment amounts which will have an immaterial effect on both net income and other comprehensive income.


        The FASB's DIG, has issued tentative guidance, which has not yet been approved by the FASB, that option contracts cannot qualify as normal purchases and sales. In addition there are two industry issues pending resolution by the DIG related to whether electric capacity contracts that may have some characteristics of purchased and written options can qualify as normal sales, and whether contracts which do not result in physical delivery of power because of transmission constraints are derivatives.

        While the Company believes the majority of the its fuel supply agreements should qualify as normal purchases and that the majority of its power sales agreements qualify as normal sales, the ultimate resolution of the above issues may result in accounting for certain power sales and fuel supply agreements as derivatives which may have a material effect on reported net income under SFAS 133. Whether the impact will be favorable or adverse will depend on the market prices compared to the contractual prices at the time of valuation.

INVESTOR INQUIRIES
Investors should direct inquiries to Investor Relations using the toll free number, 1-800-237-2667 or by writing to: Bette Jo Rozsa Managing Director of Investor Relations American Electric Power Service Corporation 28th Floor 1 Riverside Plaza Columbus, OH 43215-2373

FORM 10-K ANNUAL REPORT
The Annual Report (Form 10-K) to the Securities and Exchange Commission will be available in April 2001 at no cost to shareholders.
Please address requests for copies to:
Geoffrey C. Dean
Director of Financial Reporting
American Electric Power Service Corporation
26th Floor
1 Riverside Plaza
Columbus, OH  43215-2373

TRANSFER AGENT AND REGISTRAR OF CUMULATIVE PREFERRED STOCK
Equiserve, First Chicago Division
P.O. Box 2500
Jersey City, NJ  07303-2500
Phone number: 1-800-328-6955