Form 10-K, Exhibit 13
period 2002-12-31
AMERICAN ELECTRIC POWER CO INC
filed 2003-03-20
CIK 4904

2002 Annual Reports


                     American Electric Power Company, Inc.
                             AEP Generating Company
                           AEP Texas Central Company
                            AEP Texas North Company
                           Appalachian Power Company
                        Columbus Southern Power Company
                         Indiana Michigan Power Company
                             Kentucky Power Company
                               Ohio Power Company
                       Public Service Company of Oklahoma
                      Southwestern Electric Power Company

                        Audited Financial Statements and
                      Management's Discussion and Analysis



                                    Contents

                                                                                                       Page
Glossary of Terms                                                                                         i

Forward Looking Information                                                                              iv

AEP Common Stock and Dividend Information                                                                 v

American Electric Power Company, Inc. and Subsidiary Companies
         Selected Consolidated Financial Data                                                           A-1
         Management's Discussion and Analysis of Results of Operations                                  A-2
         Consolidated Statements of Operations                                                         A-12
         Consolidated Balance Sheets                                                                   A-13
         Consolidated Statements of Cash Flows                                                         A-15
         Consolidated Statements of Common Shareholders' Equity and
           Comprehensive Income                                                                        A-16
         Schedule of Consolidated Cumulative Preferred Stocks of Subsidiaries                          A-17
         Schedule of Consolidated Long-term Debt of Subsidiaries                                       A-18
         Index to Combined Notes to Consolidated Financial Statements                                  A-19
         Independent Auditors' Report                                                                  A-20
         Management's Responsibility                                                                   A-21

AEP Generating Company
         Selected Financial Data                                                                        B-1
         Management's Narrative Analysis of Results of Operations                                       B-2
         Statements of Income and Statements of Retained Earnings                                       B-3
         Balance Sheets                                                                                 B-4
         Statements of Cash Flows                                                                       B-6
         Statements of Capitalization                                                                   B-7
         Index to Combined Notes to Financial Statements                                                B-8
         Independent Auditors' Report                                                                   B-9

AEP Texas Central Company and Subsidiaries
         Selected Consolidated Financial Data                                                           C-1
         Management's Discussion and Analysis of Results of Operations                                  C-2
         Consolidated Statements of Income and Consolidated Statements of
           Comprehensive Income                                                                         C-6
         Consolidated Statements of Retained Earnings                                                   C-7
         Consolidated Balance Sheets                                                                    C-8
         Consolidated Statements of Cash Flows                                                         C-10
         Consolidated Statements of Capitalization                                                     C-11
         Schedule of Long-term Debt                                                                    C-12
         Index to Combined Notes to Consolidated Financial Statements                                  C-13
         Independent Auditors' Report                                                                  C-14

AEP Texas North Company
         Selected Financial Data                                                                        D-1
         Management's Narrative Analysis of Results of Operations                                       D-2
         Statements of Operations and Statements of Comprehensive Income                                D-6
         Statements of Retained Earnings                                                                D-7
         Balance Sheets                                                                                 D-8
         Statements of Cash Flows                                                                      D-10
         Statements of Capitalization                                                                  D-11
         Schedule of Long-term Debt                                                                    D-12
         Index to Combined Notes to Financial Statements                                               D-13
         Independent Auditors' Report                                                                  D-14

Appalachian Power Company and Subsidiaries
         Selected Consolidated Financial Data                                                           E-1
         Management's Discussion and Analysis of Results of Operations                                  E-2
         Consolidated Statements of Income and Consolidated Statements of
           Comprehensive Income                                                                         E-7
         Consolidated Statements of Retained Earnings                                                   E-8
         Consolidated Balance Sheets                                                                    E-9
         Consolidated Statements of Cash Flows                                                         E-11
         Consolidated Statements of Capitalization                                                     E-12
         Schedule of Long-term Debt                                                                    E-13
         Index to Combined Notes to Consolidated Financial Statements                                  E-14
         Independent Auditors' Report                                                                  E-15

Columbus Southern Power Company and Subsidiaries
         Selected Consolidated Financial Data                                                           F-1
         Management's Narrative Analysis of Results of Operations                                       F-2
         Consolidated Statements of Income and
            Consolidated Statements of Comprehensive Income                                             F-6
         Consolidated Statements of Retained Earnings                                                   F-7
         Consolidated Balance Sheets                                                                    F-8
         Consolidated Statements of Cash Flows                                                         F-10
         Consolidated Statements of Capitalization                                                     F-11
         Schedule of Long-term Debt                                                                    F-12
         Index to Combined Notes to Consolidated Financial Statements                                  F-13
         Independent Auditors' Report                                                                  F-14

Indiana Michigan Power Company and Subsidiaries
         Selected Consolidated Financial Data                                                           G-1
         Management's Discussion and Analysis of Results of Operations                                  G-2
         Consolidated Statements of Income and Consolidated Statements of
             Comprehensive Income                                                                       G-7
         Consolidated Statements of Retained Earnings                                                   G-8
         Consolidated Balance Sheets                                                                    G-9
         Consolidated Statements of Cash Flows                                                         G-11
         Consolidated Statements of Capitalization                                                     G-12
         Schedule of Long-term Debt                                                                    G-13
         Index to Combined Notes to Consolidated Financial Statements                                  G-14
         Independent Auditors' Report                                                                  G-15

Kentucky Power Company
         Selected Financial Data                                                                        H-1
         Management's Narrative Analysis of Results of Operations                                       H-2
         Statements of Income, Statements of Comprehensive Income
             and Statements of Retained Earnings                                                        H-6
         Balance Sheets                                                                                 H-7
         Statements of Cash Flows                                                                       H-9
         Statements of Capitalization                                                                  H-10
         Schedule of Long-term Debt                                                                    H-11
         Index to Combined Notes to Financial Statements                                               H-12
         Independent Auditors' Report                                                                  H-13

Ohio Power Company
         Selected Financial Data                                                                        I-1
         Management's Discussion and Analysis of Results of Operations                                  I-2
         Statements of Income and Statements of Comprehensive Income                                    I-7
         Statements of Retained Earnings                                                                I-8
         Balance Sheets                                                                                 I-9
         Statements of Cash Flows                                                                      I-11
         Statements of Capitalization                                                                  I-12
         Schedule of Long-term Debt                                                                    I-13
         Index to Combined Notes to Financial Statements                                               I-14
         Independent Auditors' Report                                                                  I-15

Public Service Company of Oklahoma and Subsidiary
         Selected Consolidated Financial Data                                                           J-1
         Management's Narrative Analysis of Results of Operations                                       J-2
         Consolidated Statements of Income and
            Consolidated Statements of Comprehensive Income                                             J-5
         Consolidated Statements of Retained Earnings                                                   J-6
         Consolidated Balance Sheets                                                                    J-7
         Consolidated Statements of Cash Flows                                                          J-9
         Consolidated Statements of Capitalization                                                     J-10
         Schedule of Long-term Debt                                                                    J-11
         Index to Combined Notes to Consolidated Financial Statements                                  J-12
         Independent Auditors' Report                                                                  J-13

Southwestern Electric Power Company and Subsidiaries
         Selected Consolidated Financial Data                                                           K-1
         Management's Discussion and Analysis of Results of Operations                                  K-2
         Consolidated Statements of Income and
            Consolidated Statements of Comprehensive Income                                             K-6
         Consolidated Statements of Retained Earnings                                                   K-7
         Consolidated Balance Sheets                                                                    K-8
         Consolidated Statements of Cash Flows                                                         K-10
         Consolidated Statements of Capitalization                                                     K-11
         Schedule of Long-term Debt                                                                    K-12
         Index to Combined Notes to Consolidated Financial Statements                                  K-13
         Independent Auditors' Report                                                                  K-14

Combined Notes to Financial Statements                                                                  L-1

Registrants' Combined Management's Discussion and Analysis of Financial
Condition, Accounting Policies and Other Matters                                                        M-1





                                 GLOSSARY OF TERMS
When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

               Term                                Meaning
2004 True-up Proceeding............A filing to be made after January 10, 2004 under the Texas  Legislation to finalize the amount of stranded costs and the recovery of such costs.
AEGCo..............................AEP Generating Company, an electric utility subsidiary of AEP.
AEP................................American Electric Power Company, Inc.
AEP Consolidated...................AEP and its majority owned consolidated subsidiaries.
AEP Credit.........................AEP Credit,  Inc., a subsidiary of AEP which factors  accounts  receivable and accrued utility revenues for affiliated and non-affiliated domestic electric utility companies.
AEP East companies.................APCo, CSPCo, I&M, KPCo and OPCo.
AEPR...............................AEP Resources, Inc.
AEP System or the System...........The American Electric Power System, an integrated electric utility system,  owned and operated by AEP's electric utility subsidiaries.
AEPSC..............................American Electric Power Service  Corporation,  a service subsidiary  providing  management and professional services to AEP and its subsidiaries.
AEP Power Pool.....................AEP System  Power  Pool.  Members are APCo,  CSPCo,  I&M,  KPCo and OPCo.  The Pool shares the generation,  cost of generation  and resultant  wholesale  system sales of the member companies.
AEP West companies.................PSO, SWEPCo, TCC and TNC.
AFUDC..............................Allowance for funds used during construction, a noncash nonoperating income item that is capitalized and recovered through depreciation over the service life of domestic regulated electric utility plant.
Alliance RTO.......................Alliance Regional Transmission Organization, an ISO formed by AEP and four unaffiliated utilities (the FERC overturned earlier approvals of this RTO in December 2001).
Amos Plant.........................John E. Amos Plant, a 2,900 MW generation station jointly owned and operated by APCo and OPCo.
APCo...............................Appalachian Power Company, an AEP electric utility subsidiary.
Arkansas Commission................Arkansas Public Service Commission.
Buckeye............................Buckeye Power, Inc., an unaffiliated corporation.
CLECO..............................Central Louisiana Electric Company, Inc., an unaffiliated corporation.
COLI...............................Corporate owned life insurance program.
Cook Plant.........................The Donald C. Cook Nuclear Plant, a two-unit, 2,110 MW nuclear plant owned by I&M.
CPL................................Central   Power   and   Light   Company   [legal   name   changed   to   AEP   Texas   Central
                                            Company (TCC) effective December 2002].  See TCC.
CSPCo..............................Columbus Southern Power Company, an AEP electric utility subsidiary.
CSW............................... Central and South West Corporation, a subsidiary of AEP (Effective January 21, 2003, the legal name of Central and South West Corporation was changed to AEP Utilities, Inc.).
CSW Energy.........................CSW Energy, Inc., an AEP subsidiary which invests in energy projects and builds power plants.
CSW International..................CSW  International,  Inc., an AEP  subsidiary  which  invests in energy  projects and entities outside the United States.
D.C. Circuit Court.................The United States Court of Appeals for the District of Columbia Circuit.
DHMV...............................Dolet Hills Mining Venture.
DOE................................United States Department of Energy.
ECOM...............................Excess Cost Over Market.
ENEC...............................Expanded Net Energy Costs.
EITF...............................The Financial Accounting Standards Board's Emerging Issues Task Force.
ERCOT..............................The Electric Reliability Council of Texas.
EWGs...............................Exempt Wholesale Generators.
FASB...............................Financial Accounting Standards Board.
Federal EPA........................United States Environmental Protection Agency.
FERC...............................Federal Energy Regulatory Commission.
FMB ...............................First Mortgage Bond.
FUCOs..............................Foreign Utility Companies.
GAAP...............................Generally Accepted Accounting Principles.
I&M................................Indiana Michigan Power Company, an AEP electric utility subsidiary.
ICR................................Interchange Cost Reconstruction.
IPC................................Installment Purchase Contract.
IRS................................Internal Revenue Service.
IURC...............................Indiana Utility Regulatory Commission.
ISO................................Independent System Operator.
Joint Stipulation..................Joint Stipulation and Agreement for Settlement of APCo's WV rate proceeding.
KPCo...............................Kentucky Power Company, an AEP electric utility subsidiary.
KPSC...............................Kentucky Public Service Commission.
KWH................................Kilowatthour.
LIG................................Louisiana Intrastate Gas.
Michigan Legislation...............The Customer Choice and Electricity Reliability Act, a Michigan law which provides for customer choice of electricity supplier.
MISO...............................Midwest Independent System Operator (an independent operator of transmission assets in the
                                            Midwest).
MLR................................Member Load Ratio, the method used to allocate AEP Power Pool transactions to its members.
Money Pool.........................AEP System's Money Pool.
MPSC...............................Michigan Public Service Commission.
MTM................................Mark-to-Market.
MTN................................Medium Term Notes.
MW.................................Megawatt.
MWH................................Megawatthour.
NEIL...............................Nuclear Electric Insurance Limited.
NOx................................Nitrogen oxide.
NOx Rule...........................A final rule issued by Federal EPA which requires NOx reductions in 22 eastern states including seven of the states in which AEP companies operate.
NP.................................Notes Payable.
NRC................................Nuclear Regulatory Commission.
Ohio Act...........................The Ohio Electric Restructuring Act of 1999.
Ohio EPA...........................Ohio Environmental Protection Agency.
OPCo.............................. Ohio Power Company, an AEP electric utility subsidiary.
OVEC...............................Ohio Valley Electric Corporation, an electric utility company in which AEP and CSPCo own a
                                            44.2% equity interest.
PCBs...............................Polychlorinated Biphenyls.
PJM................................Pennsylvania - New Jersey - Maryland regional transmission organization.
PRP..............................  Potentially Responsible Party.
PSO................................Public Service Company of Oklahoma, an AEP electric utility subsidiary.
PUCO...............................The Public Utilities Commission of Ohio.
PUCT...............................The Public Utility Commission of Texas.
PUHCA..............................Public Utility Holding Company Act of 1935, as amended.
PURPA..............................The Public Utility Regulatory Policies Act of 1978.
RCRA...............................Resource Conservation and Recovery Act of 1976, as amended.
Registrant Subsidiaries............AEP subsidiaries who are SEC registrants; AEGCo, APCo, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo,
                                            TCC and TNC.
REP................................Retail Electric Provider.
Rockport Plant.....................A generating plant, consisting of two 1,300 MW coal-fired generating units near Rockport,
                                            Indiana owned by AEGCo and I&M.
RTO................................Regional Transmission Organization.
SEC................................Securities and Exchange Commission.
SFAS...............................Statement of Financial Accounting Standards issued by the Financial Accounting Standards
                                            Board.
SFAS 71............................Statement of Financial Accounting Standards No. 71,
                                            Accounting for the Effects of Certain Types of Regulation.
                                            ---------------------------------------------------------
SFAS 101...........................Statement of Financial Accounting Standards No. 101,
                                            Accounting for the Discontinuance of Application of Statement 71.
                                            ----------------------------------------------------------------
SFAS 133...........................Statement of Financial Accounting Standards No. 133,
                                            Accounting for Derivative Instruments and Hedging Activities.
                                            ------------------------------------------------------------
SNF................................Spent Nuclear Fuel.
SPP................................Southwest Power Pool.
STP................................South Texas Project Nuclear Generating Plant, owned 25.2% by AEP Texas Central Company, an
                                            AEP electric utility subsidiary.
STPNOC.............................STP Nuclear Operating Company, a non-profit Texas corporation which operates STP on behalf of its joint owners including TCC.
Superfund......................... The Comprehensive Environmental, Response, Compensation and Liability Act.
SWEPCo.............................Southwestern Electric Power Company, an AEP electric utility subsidiary.
TCC................................AEP Texas Central Company, an AEP electric utility subsidiary [formerly known as Central
                                            Power and Light Company (CPL)].
Texas Appeals Court................The Third District of Texas Court of Appeals.
Texas Legislation..................Legislation enacted in 1999 to restructure the electric utility industry in Texas.
TNC................................AEP Texas North Company, an AEP electric utility subsidiary [formerly known as West Texas
                                            Utilities Company (WTU)].
Travis District Court..............State District Court of Travis County, Texas.
TVA ...............................Tennessee Valley Authority.
U.K................................The United Kingdom.
UN.................................Unsecured Note.
VaR................................Value at Risk, a method to quantify risk exposure.
Virginia SCC.......................Virginia State Corporation Commission.
WV.................................West Virginia.
WVPSC..............................Public Service Commission of West Virginia.
WPCo...............................Wheeling Power Company, an AEP electric distribution subsidiary.
WTU................................West Texas Utilities Company [legal name changed to AEP Texas North Company  (TNC) effective
                                            December 2002].  See TNC.
Yorkshire..........................Yorkshire Electricity Group plc, a U.K. regional electricity company owned jointly by AEP and
                                            New Century Energies until April 2001.
Zimmer Plant.......................William H. Zimmer Generating Station, a 1,300 MW coal-fired unit owned 25.4% by Columbus
                                            Southern Power Company, an AEP subsidiary.

FORWARD LOOKING INFORMATION

These reports made by AEP and its registrant subsidiaries contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and its registrant subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are:

o        Electric load and customer growth.
o        Abnormal weather conditions.
o        Available sources and costs of fuels.
o        Availability of generating capacity.
o The speed and degree to which competition is introduced to our service territories.
o The ability to recover stranded costs in connection with possible/proposed deregulation.
o        New legislation and government regulation.
o Oversight and/or investigation of the energy sector or its participants.
o        The ability of AEP to successfully control its costs.
o The success of acquiring new business ventures and disposing of existing investments that no longer match our corporate profile.
o International and country-specific developments affecting AEP's foreign investments including the disposition of any current foreign investments and potential additional foreign investments.
o The economic climate and growth in AEP's service territory and changes in market demand and demographic patterns.
o        Inflationary trends.
o        Electricity and gas market prices.
o        Interest rates.
o        Liquidity in the banking, capital and wholesale power markets.
o        Actions of rating agencies.
o Changes in technology, including the increased use of distributed generation within our transmission and distribution service territory.
o Other risks and unforeseen events, including wars, the effects of terrorism, embargoes and other catastrophic events.





AEP Common Stock and Dividend Information

The quarterly high and low sales prices and the quarter-end closing price for AEP common stock and the cash dividends paid per share are shown in the following table:


                                                                     Quarter-end
Quarter Ended                  High                Low              Closing Price                Dividend
-------------                 ------             -------            -------------                --------
March 2002                    $47.08              $39.70               $46.09                      $0.60
June 2002                      48.80               39.00                40.02                       0.60
September 2002                 40.37               22.74                28.51                       0.60
December 2002                  30.55               15.10                27.33                       0.60

March 2001                    $48.10              $39.25               $47.00                      $0.60
June 2001                      51.20               45.10                46.17                       0.60
September 2001                 48.90               41.50                43.23                       0.60
December 2001                  46.95               39.70                43.53                       0.60


AEP common stock is traded principally on the New York Stock Exchange. At
December 31, 2002, AEP had approximately 144,000 shareholders of record. In 2003 management recommended that the Company reduce dividends by approximately 40% after payment of the March 2003 dividend which was approved by the Company's
Board of Directors at the current level of $0.60 per share.

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                            AND SUBSIDIARY COMPANIES




AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Selected Consolidated Financial Data
Year Ended December 31,                                      2002           2001            2000            1999            1998
-----------------------                                      ----           ----            ----            ----            ----
OPERATIONS STATEMENTS DATA (in millions):
Total Revenues                                             $14,555         $12,767         $11,113         $10,019         $14,080
Operating Income                                             1,263           2,182           1,774           2,061           2,046
Income Before Discontinued  Operations, Extraordinary
Items  and Cumulative Effect                                    21             917             180             869             859
Discontinued Operations Income (Loss)                         (190)             86             122             117             116
Extraordinary Losses                                          -                (50)            (35)            (14)           -
Cumulative Effect of
  Accounting Change Gain (Loss)                               (350)             18            -               -               -
Net Income (Loss)                                             (519)            971             267             972             975

December 31,                                                 2002           2001            2000            1999            1998
------------                                                 ----           ----            ----            ----            ----
BALANCE SHEET DATA (in millions):
Property, Plant and Equipment                              $37,857         $37,414         $34,895         $33,930         $32,400
Accumulated Depreciation
  and Amortization                                          16,173          15,310          14,899          14,266          13,374
                                                           -------         -------         -------         -------         -------
Net Property,
  Plant and Equipment                                      $21,684         $22,104         $19,996         $19,664         $19,026
                                                           =======         =======         =======         =======         =======

Total Assets                                               $34,741         $39,297         $46,633        $35,296          $33,418

Common Shareholders' Equity                                  7,064           8,229           8,054          8,673            8,452

Cumulative Preferred Stocks
  of Subsidiaries*                                             145             156             161            182              350

Trust Preferred Securities                                     321             321             334            335              335

Long-term Debt*                                             10,496           9,505           8,980          9,471            9,215

Obligations Under Capital Leases*                              228             451             614            610              539


Year Ended December 31,                                      2002             2001            2000           1999           1998
-----------------------                                      ----             ----            ----           ----           ----
COMMON STOCK DATA:
Earnings per Common Share:
Before Discontinued Operations, Extraordinary
Items and Cumulative Effect                               $  0.06         $ 2.85            $ 0.56         $ 2.71            $2.70
Discontinued Operations                                     (0.57)          0.26              0.38           0.36             0.36
Extraordinary Losses                                          -            (0.16)            (0.11)         (0.04)             -
Cumulative Effect of
  Accounting Change                                         (1.06)          0.06               -              -                -
                                                          -------         ------            ------         ------            -----

Earnings (Loss) Per Share                                 $ (1.57)        $ 3.01            $ 0.83         $ 3.03            $3.06
                                                          =======         ======            ======         ======            =====

Average Number of Shares
  Outstanding (in millions)                                   332            322               322            321              318
Market Price Range:
                    High                                  $ 48.80         $51.20         $48-15/16       $48-3/16         $53-5/16
                    Low                                     15.10          39.25          25-15/16        30-9/16          42-1/16

Year-end Market Price                                       27.33          43.53            46-1/2         32-1/8          47-1/16

Cash Dividends on Common**                                $  2.40          $2.40             $2.40          $2.40            $2.40
Dividend Payout Ratio**                                   (152.9)%         79.7%            289.2%          79.2%            78.4%
Book Value per Share                                       $20.85         $25.54            $25.01         $26.96           $26.46

*Including portion due within one year.  Long-term Debt includes Equity Unit Senior Notes.

**Based on AEP historical dividend rate. See "Common Stock and Dividend
Information" (on page V) regarding the potential reduction of future dividends.


AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Management's Discussion and Analysis of Results of Operations


American Electric Power Company, Inc. (AEP or the Company) is one of the largest investor owned electric public utility holding companies in the U.S. We provide generation, transmission and distribution service to almost five million retail customers in eleven states (Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia) through our electric utility operating companies.

We have a vast portfolio of assets including:
o 38,000 megawatts of generating capacity, the largest complement of generation in the U.S., the majority of which has a significant cost advantage in our market areas
o 4,000 megawatts of generating capacity in the U.K., a country which is currently experiencing excess generation capacity
o 38,000 miles of transmission lines, the backbone of the electric interconnection grid in the Eastern U.S.
o 186,000 miles of distribution lines that support delivery of electricity to our customers' premises
o Substantial coal transportation assets (7,000 railcars, 1,800 barges, 37 tug boats and two coal handling terminals with 20 million tons of annual capacity)
o 6,400 miles of gas pipelines in Louisiana and Texas with 128 Bcf of gas storage facilities

Business Strategy

We plan to focus on utility operations in the U.S. We continue to participate in wholesale electricity and natural gas markets. Weakness in these markets after the collapse of Enron and other companies caused us to re-examine and realign our strategy to direct our attention to our utility markets. We have reduced trading to focus predominantly in markets where we have assets. We plan to obtain maximum value for our assets by selling excess output and procuring economical energy using commercial expertise gained from our extensive experience in the wholesale business.

Through our utility operations focus, we intend to be the energy and low cost generation provider of choice. We have ample generation to meet our customers' needs. We have a cost advantage resulting from AEP's long tradition of designing, building and operating efficient power plants and delivery networks. Our customers continue to show top quartile level of satisfaction. We provide safe and reliable sources of energy.

Our business provides a vital requirement of our economy and affords an opportunity for a fair return to our shareholders. Our business provides the opportunity for a predictable stream of cash flows and earnings, allowing us to pay a competitive dividend to investors.

We are addressing many challenges in our unregulated business. We have already substantially reduced our trading activities. We have written down the value of several investments to reflect deterioration in market conditions. We are evaluating our portfolio and plan to sell assets that are no longer core to our business strategy. We are also in discussion with our regulators to determine if the legal separation of certain operating company subsidiaries into regulated and unregulated segments can be avoided. We believe that the expected benefits from legal separation are no longer compelling. Transition rules for Michigan and Virginia do not require legal separation. Deregulation is no longer an expectation in the foreseeable future in the other states where we operate.

Our strategy for the core business of utility operations is to:
o        Maintain moderate but steady earnings growth
o Maximize value of transmission assets and protect our revenue stream in an RTO membership environment
o Continue process improvement to maintain distribution service quality while, at the same time, further enhancing financial performance
o Optimize generation assets through increased availability and sale of excess capacity
o Manage the regulatory process to maximize retention of earnings improvement while providing fair and reasonable rates to our customers

We remain very focused on credit quality and liquidity as discussed in greater detail later in this report.

We are committed to continually evaluating the need to reallocate resources to areas with greater potential, to match investments with our strategy and to pare investments that do not produce sufficient return and sustainable shareholder value. Any investment dispositions could affect future results of operations, cash flows and possibly financial condition.

2002 Overview

2002 was a year of rapid and dramatic change for the energy industry, including AEP, as the wholesale energy market quickly shrank and many of its participants exited or significantly limited future trading activity. Investors lost confidence in corporate America and the economy stalled. Investors' demand for stability, predictable cash flows, earnings, and financial strength have replaced their demand for rapid growth.

Our wholesale business did not perform well. We had significant losses in options trading in the first half of the year and new investments performed well below our expectations.

We focused on financial strength by:
o        Issuing approximately $1 billion in common stock and equity units
o Retiring debt of approximately $3 billion through the sale of two f oreign retail utility companies in the U.K. (SEEBOARD) and
         Australia (CitiPower)
o        Establishing a cash liquidity reserve of $1 billion at year-end

See Financing Activity in Management's Discussion and Analysis of Financial Condition, Accounting Policies and Other Matters in section M for an overview of all changes to capital structure.

We also focused on:
o        Implementing an enterprise-wide risk management system
o Completing a cost reduction initiative which we expect to result in sustainable net annual savings of more than $200 million beginning in 2003
o Eliminating or reducing future capital requirements associated with non-core assets

We have redirected our business strategy by:
o        Scaling back trading activities to focus principally on supporting our core assets
o Selling our Texas retail business o Proposing the sale of a significant portion of the Texas unregulated generation assets

Outlook for 2003

We remain focused on the fundamental earnings power of our utility operations, and we are committed to strengthening our balance sheet. Our strategy for achieving these goals is well planned:
o First, we will continue to identify opportunities to reduce our operations and maintenance expense.
o        Second, we will find opportunities to reduce capital expenditures.
o Third, management recommended a 40% reduction in the common stock dividend beginning in the second quarter to a quarterly rate of $0.35 per share. This will result in annual cash savings of approximately $340 million and should improve our retained earnings as well as create free cash flow to improve liquidity and pay-down outstanding debt.
o Fourth, we plan to evaluate and, where appropriate, dispose of non-core assets. Proceeds from these sales will be used to reduce debt.
o Fifth, we will continue to evaluate the potential for issuing additional equity to further strengthen our balance sheet and maintain credit quality.

We remain committed to being a low cost provider of electricity, to serving our customers with excellence and to providing an attractive return to investors. We will therefore focus on producing the best possible results from our utility operations enhanced by a commercial group that ensures maximum value from our assets.

Although we aim for excellent results from operations there are challenges and certain risks. We discuss these matters in detail in the Notes to Financial Statements and in Management's Discussion and Analysis of Financial Condition, Accounting Policies and Other Matters. We will work diligently to resolve these matters by finding workable solutions that balance the interests of our customers, our employees and our investors.

Results of Operations

In 2002, AEP's principal operating business segments and their major activities were:
   o  Wholesale:
        o  Generation of electricity for sale to retail and wholesale customers
        o  Gas pipeline and storage services
        o Marketing and trading of electricity, gas, coal and other commodities
        o Coal mining, bulk commodity barging operations and other energy supply related businesses
   o   Energy Delivery
        o  Domestic electricity trans-mission
        o  Domestic electricity distri-bution
   o   Other Investments
        o  Energy Services

Net Income

Income Before Discontinued Operations, Extraordinary Items and Cumulative Effect decreased $896 million or 98% to $21 million in 2002 from $917 million in 2001. The Company recognized impairments on under-performing assets and recorded losses in value of $854 million (net of tax) (see Note 13). The losses in the fourth quarter 2002 were generally caused by the extended decline in domestic and international wholesale energy markets and in telecommunications. In 2002, the Company's Net Loss was $519 million or a loss of $1.57 per share including the fourth quarter losses, losses on sales of SEEBOARD and CitiPower, and a loss for transitional goodwill impairment related to SEEBOARD and CitiPower that resulted from the adoption of SFAS 142 (see Note 3).

Net Income increased in 2001 to $971 million or $3.01 per share from $267 million or $0.83 per share in 2000. The increase of $704 million or $2.18 per share was due to the growth of AEP's wholesale marketing business, increased revenues and the controlling of our operating and maintenance costs in the energy delivery business, and declining capital costs. The effect of 2000 charges for a disallowance of COLI-related tax deductions, expenses of the merger with CSW, write-offs related to non-regulated investments and restart costs of the Cook Nuclear Plant were all contributing factors to the increase in 2001 earnings compared to 2000. The favorable effect on comparative Net Income of these 2000 charges was offset in part in 2001 by losses from Enron's bankruptcy and extraordinary losses for the effects of deregulation and a loss on reacquired debt.

Our wholesale business has been affected by a slowing economy. Wholesale energy margins and energy use by industrial customers declined in 2002 and 2001. Earnings from our wholesale business, which includes generation, increased in 2001 largely as a result of the successful return to service of the Cook Plant in June 2000 and by acquisitions of HPL and MEMCO.

Our energy delivery business, which consists of domestic electricity transmission and distribution services, contributed to the increase in earnings by controlling operating and maintenance expenses and by increasing revenues in 2002 and 2001.

Capital costs decreased due primarily to interest paid to the IRS in 2000 on a COLI deduction disallowance and continuing declines in short-term market interest rate conditions since early 2001.

Volatility in energy commodities markets affects the fair values of all of our open trading and derivative contracts exposing AEP to market risk and causing our results of operations to be more volatile. See "Market Risks" section for a discussion of the policies and procedures AEP uses to manage its exposure to market and other risks from trading activities.

Revenues Increase

AEP's total revenues increased 14% in 2002 and 15% in 2001. The following table shows the components of revenues:

                                 For The Year Ended
                                    December 31
                                --------------------
                                2002    2001    2000
                                   (in millions)
WHOLESALE:
  Residential                 $ 3,713  $ 3,553 $ 3,511
  Commercial                    2,156    2,328   2,249
  Industrial                    1,903    2,388   2,444
  Other Retail
   Customers                      385      419     414

  Electricity
    Marketing (net)             2,227      802   1,073
  Unrealized MTM
    Income-Electric               136      210      38
  Other                         1,397      632     837
  Less: Transmission and
   Distribution Revenues
   Assigned to Energy
   Delivery*                   (3,551)  (3,356) (3,174)
                               ------  ------- -------
  Wholesale
   Electric                     8,366    6,976   7,392
                               ------  ------- -------

  Gas Marketing (net)           3,021    2,274     310
  Unrealized MTM Income
   (Loss)-Gas                    (399)      47     132
                              -------  ------- -------
  Wholesale Gas                 2,622    2,321     442
                              -------  ------- -------
TOTAL WHOLESALE                10,988    9,297   7,834
                              -------  ------- -------

DOMESTIC ELECTRICITY
 DELIVERY:
  Transmission                    922    1,029   1,009
  Distribution                  2,629    2,327   2,165
                              -------  ------- -------

TOTAL DOMESTIC
 ELECTRICITY
 DELIVERY                       3,551    3,356   3,174
                              -------  ------- -------

OTHER
  INVESTMENTS                      16      114     105
                              -------  ------- -------

TOTAL REVENUES                $14,555  $12,767 $11,113
                              =======  ======= =======

*Certain revenues in the Wholesale business include energy delivery revenues due primarily to bundled tariffs that are assignable to the Energy Delivery business.

The level of electricity transactions tends to fluctuate due to the highly competitive nature of the short-term (spot) energy market and other factors, such as affiliated and unaffiliated generating plant availability, weather conditions and the economy. The FERC's introduction of a greater degree of competition into the wholesale energy market has had a major effect on the volume of wholesale power marketing especially in the short-term market.

The increase in 2002 in wholesale revenues resulted from a 27% increase in trading volume associated with Wholesale Electricity which was offset by a continuing decrease in gross margins which began in the fourth quarter of 2001, and an increase in residential sales as a result of favorable weather conditions in the third quarter 2002. In addition Other Wholesale electric revenues increased due to the mid-year 2001 acquisition of barging and coal mining operations as well as the recognition of revenues for generation projects completed for third parties. The increase in 2002 Wholesale Gas revenues resulted from a full year of HPL operations compared to a partial year from our acquisition date in July 2001, offset by a decrease in the results from financial trading and MTM unrealized losses. Other Investments revenue decreased in 2002 due to the elimination of factoring of accounts receivable of an unaffiliated utility.

Prior to the third quarter of 2002, we recorded and reported upon settlement, sales under forward trading contracts as revenues and purchases under forward trading contracts as purchased energy expenses. Effective July 1, 2002, we reclassified such forward trading revenues and purchases on a net basis, as permitted by EITF 98-10 (see Note 1).

Kilowatthour sales to industrial customers decreased by 10% in 2002 and by 5% in 2001. This decrease was due to the economic slow down which began in late 2001. Sales to residential customers rose 5% due to weather related demand in 2002. The economic slow down reduced demand and wholesale prices especially in the latter part of 2001.

Operating Expenses Increase

Changes in the components of operating expenses were as follows:

                               Increase (Decrease)
                               From Previous Year
                                2002         2001
                                ----         ----
                                  (in millions)
                           Amount     %      Amount     %
                           ------     -      ------     -
Fuel and Purchased
 Energy:
  Electricity              $  959   43.7    $(1,275) (36.7)
  Gas                         404   14.7      2,339  570.5
Maintenance and
 Other Operation              303    8.2        228    6.5
Non-recoverable
 Merger Costs                 (11) (52.4)      (182) (89.7)
Asset Impairments             867   N.M.       -     -
Depreciation and
 Amortization                 134   10.8        152   13.9
Taxes Other Than
 Income Taxes                  51    7.6        (16)  (2.3)
                           ------            ------
      Total                $2,707   25.6     $1,246   13.3
                           ======            ======

The increase in Fuel and Purchased Energy expense was primarily attributable to an increase in power generation. Net generation increased 6% for Eastern plants due to increased demand for electricity and a reduction in planned power plant maintenance outages for various plants as compared to 2001. The return to service of the Cook Plant's two nuclear generating units in June 2000 and December 2000 accounted for the increase in nuclear generation. The increase in Gas expense was primarily due to a full year of HPL operations compared to a partial year from our acquisition date in July 2001.

The increase in Maintenance and Other Operation expense in 2002 is primarily due to recognizing a full year's expense for the businesses acquired during 2001 including MEMCO (a barging line), Quaker Coal, two power plants in the U.K. and HPL. In addition, increased administrative costs for the implementation of customer choice in Texas contributed to the increase. The increase was offset in part by a reduction in trading incentive compensation and the effect of planned boiler plant maintenance at various plants in 2001 and less refueling outages for STP in 2002 than 2001.

Maintenance and Other Operation expense rose in 2001 mainly as a result of additional traders' incentive compensation and accruals for severance costs related to corporate restructuring.

With the consummation of the merger with CSW, certain deferred merger costs were expensed in 2000. The merger costs charged to expense included transaction and transition costs not allocable to and recoverable from ratepayers under regulatory commission approved settlement agreements to share net merger savings. As expected, merger costs declined in 2001 and 2002 after the merger was consummated.

In 2002 AEP recorded pre-tax impairments of assets (including Goodwill) and investments totaling $1.4 billion (consisting of approximately, $866.6 million related to asset impairments, $321.1 million related to investment value losses, and $238.7 million related to discontinued operations) that reflected downturns in energy trading markets, projected long-term decreases in electricity prices, and other factors. These impairments exclude the transitional impairment loss from adoption of SFAS142 (see Note 2). The categories of impairments included:

                 2002 Pre-Tax Estimated Loss
                         (in millions)

Asset Impairments
  Held for Sale            $  483.1
Asset Impairments
  Held and Used               651.4
Investment Value
  Losses                      291.9
                           --------

       Total               $1,426.4
                           ========

Additional market deterioration associated with our non-core wholesale investments, including our U.K. operations, could have an adverse impact on our future results of operations and cash flows. Significant long-term changes in external market conditions could lead to additional write-offs and potential divestitures of our wholesale investments, including, but not limited to, our U.K. operations.

The rise in Depreciation and Amortization expense in 2002 resulted from the amortization of Texas generation related Regulatory Assets that were securitized in early 2002, businesses acquired in 2001 and additional production plant placed into service.

Depreciation and Amortization expense increased in 2001 primarily as a result of the commencement of amortization of transition generation regulatory assets in the Ohio, Virginia and West Virginia jurisdictions due to passage of restructuring legislation, the new businesses acquired in 2001 and additional investments in Property, Plant and Equipment.

Taxes Other Than Income Taxes increased in 2002 due to a full year of state excise taxes which replaced the state gross receipts tax in Ohio and increased local franchise taxes in Texas partly offset by the effect of Texas one-time 2001 assessments and decreased gross Texas receipts taxes due to deregulation.

Interest, Preferred Stock Dividends, Minority Interest

The decrease in Interest in 2002 was primarily due to a reduction in short-term interest rates and lower outstanding balances of short-term debt and the refinancing of long-term debt at favorable interest rates offset in part by an increased amount of long-term debt outstanding.

Interest expense decreased 15% in 2001 due to the effect of interest paid to the IRS on a COLI deduction disallowance in 2000 and lower average outstanding short-term debt balances and a decrease in average short-term interest rates.

Minority Interest in Finance Subsidiary increased substantially in 2002 because the distributions to minority interest were in effect for the entire year. In 2001 we issued a preferred member interest to finance the acquisition of HPL and paid a preferred return of $13 million to the preferred member interest. The minority interest was only in effect during the last four months of 2001.

Other Income/Other Expenses

Other Income increased by $110 million or 33% in 2002 due to the sale of AEP'S retail electric providers in Texas and due to non-operational revenue (see Note
1). Other Expenses increased $134 million or 72% in 2002 due to non-operational expenses (see Note 1).

Other Income increased $240 million in 2001. This increase was primarily caused by an increase in equity earnings due to acquisitions of $63 million and a $73 million gain from the sale of a generating plant (see Note 1). Other Expenses increased by $110 million or 143% in 2001 due to costs to exit air transportation, fiber optic and Datapult businesses (see Note 1).

Income Taxes

The decrease in total Income Taxes in 2002 was due to a decrease in pre-tax book income offset by the tax effects of the sale of foreign operations.

Although pre-tax book income increased considerably in 2001, Income Taxes decreased due to the effect of recording in 2000 prior year federal income taxes as a result of the disallowance of COLI interest deductions by the IRS and nondeductible merger related costs in 2000.

Extraordinary Losses and Cumulative Effect

The loss for transitional goodwill impairment related to SEEBOARD and CitiPower resulted from the adoption of SFAS 142 (see Notes 2 and 3) and has been reported as a Cumulative Effect of Accounting Change on January 1, 2002.

In 2001 we recorded an extraordinary loss of $48 million net of tax to write-off prepaid Ohio excise taxes stranded by Ohio deregulation. The application of regulatory accounting for generation was discontinued in 2000 for the Ohio, Virginia and West Virginia jurisdictions which resulted in the after-tax extraordinary loss of $35 million.

New accounting rules that became effective in 2001 regarding accounting for derivatives required us to mark-to-market certain fuel supply contracts that qualify as financial derivatives. The effect of initially adopting the new rules at July 1, 2001 was a favorable earnings effect of $18 million, net of tax, which is reported as a Cumulative Effect of Accounting Change.

Discontinued Operations

The operations shown below were discontinued or held for sale in 2002 (See Note
12). Results of operations including impairment losses, net of tax, of these businesses have been reclassified:

Company             2002           2001          2000
-------             ----           ----          ----
                              (in millions)
SEEBOARD           $  96          $ 88           $ 99
CitiPower           (123)           (6)            17
Pushan                (7)            4              7
Eastex              (156)           -              (1)
                   -----          ----           ----
                   $(190)         $ 86           $122
                   =====          ====           ====


Reclassification

Balance sheet amounts have been restated to reflect our change in accounting policy regarding certain assets and liabilities related to forward physical and financial transactions (see "Reclassification" discussion Note 1.) Based upon AEP's legal rights of offset, physical and financial contracts were netted in 2002 and 2001 amounts and financial contracts were netted in 2000 and 1999 amounts. Related assets and liabilities were not netted in 1998 amounts as the impact is not material.



AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Statements of Operations
-------------------------------------
(in millions - except per share amounts)
                                                                                                 Year Ended December 31,
                                                                                               --------------------------
                                                                                           2002           2001           2000
                                                                                           ----           ----           ----
REVENUES:
  Wholesale Electricity                                                                  $ 8,366        $ 6,976        $ 7,392
  Wholesale Gas                                                                            2,622          2,321            442
  Domestic Electricity Delivery                                                            3,551          3,356          3,174
  Other Investment                                                                            16            114            105
                                                                                         -------        -------        -------
               TOTAL REVENUES                                                             14,555         12,767         11,113
                                                                                         -------        -------        -------

EXPENSES:
  Fuel and Purchased Energy:
   Electricity                                                                             3,154          2,195          3,470
   Gas                                                                                     3,153          2,749            410
                                                                                         -------        -------        -------
     TOTAL FUEL AND PURCHASED ENERGY                                                       6,307          4,944          3,880
  Maintenance and Other Operation                                                          4,013          3,710          3,482
  Non-recoverable Merger Costs                                                                10             21            203
  Asset Impairments                                                                          867           -              -
  Depreciation and Amortization                                                            1,377          1,243          1,091
  Taxes Other Than Income Taxes                                                              718            667            683
                                                                                         -------        -------        -------

               TOTAL EXPENSES                                                             13,292         10,585          9,339
                                                                                         -------        -------        -------

OPERATING INCOME                                                                           1,263          2,182          1,774

OTHER INCOME                                                                                 445            335             95

LESS: INVESTMENT VALUE AND OTHER IMPAIRMENT LOSSES                                           321           -              -

LESS: OTHER EXPENSES                                                                         321            187             77

LESS: INTEREST                                                                               785            844            999
      PREFERRED STOCK DIVIDEND REQUIREMENTS OF
       SUBSIDIARIES                                                                           11             10             11
      MINORITY INTEREST IN FINANCE SUBSIDIARY                                                 35             13           -
                                                                                         -------        -------        -------

INCOME BEFORE INCOME TAXES                                                                   235          1,463            782
INCOME TAXES                                                                                 214            546            602
                                                                                         -------        -------        -------
INCOME BEFORE DISCONTINUED OPERATIONS, EXTRAORDINARY ITEMS
  AND CUMULATIVE EFFECT                                                                       21            917            180
DISCONTINUED OPERATIONS (LOSS) INCOME (NET OF TAX)                                          (190)            86            122
EXTRAORDINARY LOSSES (NET OF TAX):
  DISCONTINUANCE OF REGULATORY ACCOUNTING FOR GENERATION                                    -               (48)           (35)
  LOSS ON REACQUIRED DEBT                                                                   -                (2)          -

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX)                                         (350)            18           -
                                                                                         -------        -------        -------

NET INCOME (LOSS)                                                                        $  (519)       $   971        $   267
                                                                                         =======        =======        =======

AVERAGE NUMBER OF SHARES OUTSTANDING                                                         332            322            322
                                                                                             ===            ===            ===

EARNINGS (LOSS) PER SHARE:
  Income Before Discontinued Operations, Extraordinary Items
     and Cumulative Effect of Accounting Change                                           $ 0.06         $ 2.85         $ 0.56
  Discontinued Operations                                                                  (0.57)          0.26           0.38
  Extraordinary Losses                                                                       -            (0.16)         (0.11)
  Cumulative Effect of Accounting Change                                                   (1.06)          0.06            -
                                                                                          ------         ------         ------

  Earnings (Loss) Per Share (Basic and Diluted)                                           $(1.57)        $ 3.01         $ 0.83
                                                                                          ======         ======         ======

CASH DIVIDENDS PAID PER SHARE                                                              $2.40          $2.40          $2.40
                                                                                           =====          =====          =====

See Notes to Consolidated Financial Statements beginning on page L-1.




AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Balance Sheets
---------------------------
(in millions - except share data)
                                                                                                           December 31,
                                                                                                           -----------
                                                                                                   2002                 2001
                                                                                                   ----                 ----
ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents                                                                      $ 1,213              $   224
  Accounts Receivable:
    Customers                                                                                        466                  343
    Miscellaneous                                                                                  1,394                1,365
    Allowance for Uncollectible Accounts                                                            (119)                 (69)
  Fuel, Materials and Supplies                                                                     1,166                1,037
  Energy Trading and Derivative Contracts                                                          1,046                2,125
  Other                                                                                              935                  639
                                                                                                 -------              -------

          TOTAL CURRENT ASSETS                                                                     6,101                5,664
                                                                                                 -------              -------

PROPERTY, PLANT AND EQUIPMENT:
  Electric:
    Production                                                                                    17,031               17,054
    Transmission                                                                                   5,882                5,764
    Distribution                                                                                   9,573                9,309
  Other (including gas and coal mining assets
    and nuclear fuel)                                                                              3,965                4,272
  Construction Work in Progress                                                                    1,406                1,015
                                                                                                 -------              -------
           Total Property, Plant and Equipment                                                    37,857               37,414
  Accumulated Depreciation and Amortization                                                       16,173               15,310
                                                                                                 -------              -------

          NET PROPERTY, PLANT AND EQUIPMENT                                                       21,684               22,104
                                                                                                 -------              -------

REGULATORY ASSETS                                                                                  2,688                3,162
                                                                                                 -------              -------

SECURITIZED TRANSITION ASSETS                                                                        735                 -
                                                                                                 -------              -------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                                                       283                  633
                                                                                                 -------              -------

ASSETS HELD FOR SALE                                                                                 247                  721
                                                                                                 -------              -------

ASSETS OF DISCONTINUED OPERATIONS                                                                   -                   3,954
                                                                                                 -------              -------

GOODWILL                                                                                             396                  392
                                                                                                 -------              -------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                    824                  795
                                                                                                 -------              -------

OTHER ASSETS                                                                                       1,783                1,872
                                                                                                 -------              -------

            TOTAL ASSETS                                                                         $34,741              $39,297
                                                                                                 =======              =======

See Notes to Consolidated Financial Statements beginning on page L-1.




AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Balance Sheets
                                                                                                          December 31,
                                                                                                          -----------
                                                                                                   2002                2001
                                                                                                   ----                ----
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts Payable                                                                               $ 2,042             $ 1,914
  Short-term Debt                                                                                  3,164               4,011
  Long-term Debt Due Within One Year*                                                              1,633               1,095
  Energy Trading and Derivative Contracts                                                          1,147               1,877
  Other                                                                                            1,804               1,924
                                                                                                 -------             -------

          TOTAL CURRENT LIABILITIES                                                                9,790              10,821
                                                                                                 -------             -------

LONG-TERM DEBT*                                                                                    8,487               8,410
                                                                                                 -------             -------

EQUITY UNIT SENIOR NOTES                                                                             376                -
                                                                                                 -------             -------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                    484                 603
                                                                                                 -------             -------

DEFERRED INCOME TAXES                                                                              3,916               4,500
                                                                                                 -------             -------

DEFERRED INVESTMENT TAX CREDITS                                                                      455                 491
                                                                                                 -------             -------

DEFERRED CREDITS AND REGULATORY LIABILITIES                                                          765                 819
                                                                                                 -------             -------

DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2                                          185                 194
                                                                                                 -------             -------

OTHER NONCURRENT LIABILITIES                                                                       1,903               1,334
                                                                                                 -------             -------

LIABILITIES HELD FOR SALE                                                                             91                  87
                                                                                                 -------             -------

LIABILITIES OF DISCONTINUED OPERATIONS                                                              -                  2,582
                                                                                                 -------             -------

COMMITMENTS AND CONTINGENCIES (Note 9)

CERTAIN SUBSIDIARY OBLIGATED, MANDATORILY REDEEMABLE
  PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING
  SOLELY JUNIOR SUBORDINATED DEBENTURES OF SUCH
  SUBSIDIARIES                                                                                       321                 321
                                                                                                 -------             -------

MINORITY INTEREST IN FINANCE SUBSIDIARY                                                              759                 750
                                                                                                 -------             -------

CUMULATIVE PREFERRED STOCK OF SUBSIDIARIES*                                                          145                 156
                                                                                                 -------             -------

COMMON SHAREHOLDERS' EQUITY:
  Common Stock-Par Value $6.50:
                                  2002          2001
                                  ----          ----
    Shares Authorized. . . . .600,000,000   600,000,000
    Shares Issued. . . . . . .347,835,212   331,234,997
    (8,999,992 shares were held in treasury
     at December 31, 2002 and 2001)                                                                2,261               2,153
  Paid-in Capital                                                                                  3,413               2,906
  Accumulated Other Comprehensive Income (Loss)                                                     (609)               (126)
  Retained Earnings                                                                                1,999               3,296
                                                                                                 -------             -------
          TOTAL COMMON SHAREHOLDERS' EQUITY                                                        7,064               8,229
                                                                                                 -------             -------

            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $34,741             $39,297
                                                                                                 =======             =======

*See Accompanying Schedules.

See Notes to Consolidated Financial Statements beginning on page L-1.




         AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                     Consolidated Statements of Cash Flows
                                 (in millions)
                             Year Ended December 31,
                                                                                                ---------------------------
                                                                                            2002           2001              2000
                                                                                            ----           ----              ----
OPERATING ACTIVITIES:
  Net Income (Loss)                                                                        $ (519)        $   971          $   267
  Plus:  Discontinued Operations                                                              540             (86)            (122)
                                                                                           ------         -------           ------
  Net Income from Continuing Operations                                                        21             885              145
  Adjustments for Noncash Items:
    Asset Impairments, Investment Value and Other Impairments                               1,188            -                -
    Depreciation and Amortization                                                           1,403           1,277            1,152
    Deferred Investment Tax Credits                                                           (31)            (29)             (36)
    Deferred Income Taxes                                                                     (66)            157             (190)
    Amortization of Operating Expenses and Carrying Charges                                    40              40               48
    Cumulative Effect of Accounting Change                                                   -                (18)            -
    Equity Earnings of Yorkshire Electricity Group plc                                       -               -                 (44)
    Extraordinary Loss                                                                       -                 50               35
    Deferred Costs Under Fuel Clause Mechanisms                                               (31)            340             (449)
    Mark-to-Market of Energy Trading Contracts                                                263            (257)            (170)
    Miscellaneous Accrued Expenses                                                             30            (384)             217
  Changes in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                                                                (152)          1,766           (1,530)
    Fuel, Materials and Supplies                                                             (127)            (78)             149
    Accrued Revenues                                                                         (283)             35              (71)
    Accounts Payable                                                                           52            (478)           1,292
    Taxes Accrued                                                                            (216)           (147)             171
  Payment of Disputed Tax and Interest Related to COLI                                       -                 -               319
  Change in Other Assets                                                                     (177)           (239)            (283)
  Change in Other Liabilities                                                                (237)           (161)             386
                                                                                           ------         -------          -------
        Net Cash Flows From Operating Activities                                            1,677           2,759            1,141
                                                                                           ------         -------          -------
INVESTING ACTIVITIES:
  Construction Expenditures                                                                (1,722)         (1,654)          (1,468)
  Purchase of Gas Pipe Line                                                                  -               (727)            -
  Purchase of U.K. Generation                                                                -               (943)            -
  Purchase of Coal Company                                                                   -               (101)            -
  Purchase of Barging Operations                                                             -               (266)            -
  Purchase of Wind Generation                                                                -               (175)            -
  Proceeds from Sale of Retail Electric Providers                                             146            -                -
  Proceeds from Sale of Foreign Investments                                                 1,117             383             -
  Proceeds from Sale of U.S. Generation                                                      -                265             -
  Other                                                                                        37             (42)             (18)
                                                                                           ------         -------          -------
        Net Cash Flows Used For Investing Activities                                         (422)         (3,260)          (1,486)
                                                                                           ------         -------          -------
FINANCING ACTIVITIES:
  Issuance of Common Stock                                                                    656              11               14
  Issuance of Minority Interest                                                              -                744             -
  Issuance of Long-term Debt                                                                2,893           2,863              878
  Issuance of Equity Unit Senior Notes                                                        334            -                -
  Retirement of Cumulative Preferred Stock                                                    (10)             (5)             (21)
  Retirement of Long-term Debt                                                             (2,514)         (1,570)          (1,303)
  Change in Short-term Debt (net)                                                            (829)           (790)           1,328
  Dividends Paid on Common Stock                                                             (793)           (773)            (805)
  Dividends on Minority Interest in Subsidiary                                               -                 (5)            -
                                                                                           ------         -------          -------
        Net Cash Flows From (Used for) Financing Activities                                  (263)            475               91
                                                                                           ------         -------          -------
Effect of Exchange Rate Changes on Cash                                                        (3)             (1)              30
                                                                                           ------         -------          -------
Net Increase (Decrease) in Cash and Cash Equivalents                                          989             (27)            (224)
Cash and Cash Equivalents from Continuing Operations -  Beginning of Period                   224             251              475
                                                                                           ------         -------          -------
Cash and Cash Equivalents from Continuing Operations -  End of  Period                     $1,213         $   224          $   251
                                                                                           ======         =======          =======
Net Increase (Decrease) in Cash and Cash Equivalents from
  Discontinued Operations                                                                  $ (100)        $    17          $   (17)
Cash and Cash Equivalents from Discontinued Operations -  Beginning of Period                 108              91              108
                                                                                           ------         -------          -------
Cash and Cash Equivalents from Discontinued Operations -  End of Period                    $    8         $   108          $    91
                                                                                           ======         =======          =======

See Notes to Consolidated Financial Statements beginning on page L-1.






AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Statements of Common Shareholders' Equity and Comprehensive Income
-------------------------------------------------------------------------------
(in millions)
                                                                                  Accumulated
                                                                                  Other
                                             Common Stock    Paid-In   Retained   Comprehensive
                                            Shares  Amount   Capital   Earnings   Income (Loss)       Total
                                            ------  ------   -------   --------   -------------       -----

DECEMBER 31, 1999                           331    $2,149   $2,898    $3,630         $  (4)           $8,673
Issuances                                    -          3       11      -                -                14
Cash Dividends Declared                      -       -        -         (805)            -              (805)
Other                                        -       -           6        (2)            -                 4
                                                                                                      ------
                                                                                                       7,886
Comprehensive Income:
 Other Comprehensive Income, Net of Taxes
  Foreign Currency Translation Adjustment    -       -        -         -              (119)            (119)
  Reclassification Adjustment
   For Loss Included in Net Income           -       -        -         -                20               20
 Net Income                                  -       -        -          267                             267
                                                                                                      ------
   Total Comprehensive Income                                                                            168
                                            ---    ------   ------    ------          -----           ------

DECEMBER 31, 2000                           331    $2,152   $2,915    $3,090          $(103)          $8,054
Issuances                                    -          1        9      -              -                  10
Cash Dividends Declared                      -       -        -         (773)          -                (773)
Other                                        -       -         (18)        8           -                 (10)
                                                                                                      ------
                                                                                                       7,281
Comprehensive Income:
 Other Comprehensive Income, Net of Taxes
  Foreign Currency Translation Adjustment    -       -        -         -               (14)             (14)
  Unrealized Gain (Loss) on
   Hedged Derivatives                                                                    (3)              (3)
  Minimum Pension Liability                  -       -        -         -                (6)              (6)
 Net Income                                  -       -        -          971                             971
                                                                                                      ------
   Total Comprehensive Income                                                                            948
                                            ---    ------   ------    ------          -----           ------

DECEMBER 31, 2001                           331    $2,153   $2,906    $3,296          $(126)          $8,229

Issuances                                    17       108      568      -              -                 676
Cash Dividends Declared                      -       -        -         (793)          -                (793)
Other                                        -       -         (61)       15           -                 (46)
                                                                                                      ------
                                                                                                        (163)
Comprehensive Income:
 Other Comprehensive Income, Net of Taxes
  Foreign Currency Translation Adjustment    -       -        -         -               117              117
  Unrealized Gain (Loss) on
   Hedged Derivatives                                                                   (13)             (13)
  Minimum Pension Liability                  -       -        -         -              (585)            (585)
  Unrealized Loss on Securities Available
   For Sale                                                                              (2)              (2)
 Net Income (Loss)                           -       -        -         (519)                           (519)
                                                                                                      ------
   Total Comprehensive Income                                                                         (1,002)
                                            ---    ------   ------    ------          -----           ------

DECEMBER 31, 2002                           348    $2,261   $3,413    $1,999          $(609)          $7,064
                                            ===    ======   ======    ======          =====           ======

See Notes to Consolidated Financial Statements beginning on page L-1.




AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Schedule of Consolidated Cumulative Preferred Stocks of Subsidiaries

                                                                 December 31, 2002
                                                                 -----------------
                                         Call
                                       Price per             Shares              Shares       Amount (In
                                        Share(a)          Authorized(b)       Outstanding(f)  Millions)
                                      --------------------------------------------------------------------
Not Subject to Mandatory Redemption:
  4.00% - 5.00%                        $102-$110            1,525,903           608,150        $ 61
                                                                                               ----

Subject to Mandatory Redemption:
  5.90% - 5.92% (c)                      (d)                1,950,000           333,100          33
  6.02% - 6-7/8% (c)                     $100               1,650,000           513,450          51
                                                                                               ----
    Total Subject to Mandatory
      Redemptio(C)(c) 84

Total Preferred Stock                                                                          $145
                                                                                               ====




                                                                 December 31, 2001
                                                                 -----------------
                                         Call
                                       Price per             Shares               Shares       Amount (In
                                        Share(a)          Authorized(b)        Outstanding(f)  Millions)
                                      --------------------------------------------------------------------
Not Subject to Mandatory Redemption:
  4.00% - 5.00%                        $102-$110            1,525,903           614,608        $ 61
                                                                                               ----

Subject to Mandatory Redemption:
  5.90% - 5.92% (c)                       (d)               1,950,000           333,100          33
  6.02% - 6-7/8% (c)                     $100               1,650,000           513,450          52
  7% (e)                                  (e)                 250,000           100,000          10
                                                                                               ----
    Total Subject to Mandatory
      Redemption (c)                                                                             95
                                                                                               ----

Total Preferred Stock                                                                          $156
                                                                                               ====




NOTES TO SCHEDULE OF CONSOLIDATED CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES

(a) At the option of the subsidiary the shares may be redeemed at the call price plus accrued dividends. The involuntary liquidation preference is $100 per share for all outstanding shares.
(b) As of December 31, 2002 the subsidiaries had 13,749,202, 22,200,000 and 7,713,501 shares of $100, $25 and no par value preferred stock, respectively, that were authorized but unissued. (c) Shares outstanding and related amounts are stated net of applicable retirements through sinking funds(generally at par) and reacquisitions of shares in anticipation of future requirements. The subsidiaries reacquired enough shares in 1997 to meet all sinking fund requirements on certain series until 2008 and on certain series until 2009 when all remaining outstanding shares must be redeemed.
(d) Not callable prior to 2003, after that the call price is $100 per share plus accrued dividends. (e) With sinking fund. (f) The number of shares of preferred stock redeemed is 106,458 shares in 2002, 50,000 shares in 2001 and 209,563 shares in 2000.



AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Schedule of Consolidated Long-term Debt of Subsidiaries

                              Weighted Average
Maturity                        Interest Rate    Interest Rates at December 31,        December 31,
--------                      -----------------  -----------------------------         -----------
                              December 31, 2002       2002            2001         2002          2001
                              -----------------       ----            ----         ----          ----
                                                                                      (in millions)
                                                                                      -------------
FIRST MORTGAGE BONDS (a)
  2002-2004                          6.87%        6.00%-7.85%      6.00%-7.85%    $   648       $ 1,246
  2005-2008                          6.90%        6.20%-8%         6.20%-8%           463           699
  2022-2025                          7.66%        6.875%-8.7%      6-7/8%-8.80%       773           850

INSTALLMENT PURCHASE CONTRACTS (b)
  2002-2009                          4.62%        3.75%-7.70%      1.80%-7.70%        396           446
  2011-2030                          5.83%        1.35%-8.20%      1.55%-8.20%      1,284         1,234

NOTES PAYABLE (c)
  2002-2021                          5.54%        3.732%-9.60%     4.048%-9.60%       520           217

SENIOR UNSECURED NOTES
  2002-2005                          5.53%        2.12%-7.45%      2.31%-7.45%      1,834         1,910
  2006-2012                          5.91%        4.31%-6.91%      6.125%-6.91%     2,295         1,727
  2032-2038                          6.64%        6.00%-7-3/8%     7.20%-7-3/8%       690           340

JUNIOR DEBENTURES
  2025-2038                          7.90%        7.60%-8.72%      7.60%-8.72%        205           618

SECURITIZATION BONDS
  2003-2016                          5.40%        3.54%-6.25%           -             797           -

OTHER LONG-TERM DEBT (d)                                                              247           258

Unamortized Discount (net)                                                            (32)          (40)
                                                                                  -------       -------
Total Long-term Debt
  Outstanding                                                                      10,120         9,505
Less Portion Due Within One Year                                                    1,633         1,095
                                                                                  -------       -------
Long-term Portion                                                                 $ 8,487       $ 8,410
                                                                                  =======       =======

EQUITY UNIT SENIOR NOTES
  2007                               5.75%        5.75%                 -         $   376       $  -
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

(c) Notes payable represent outstanding promissory notes issued under term loan agreements and revolving credit agreements with a number of banks and other financial institutions. At expiration all notes then issued and outstanding are due and payable. Interest rates are both fixed and variable. Variable rates generally relate to specified short-term interest rates. (

d) Other long-term debt consists of a liability along with accrued interest for disposal of spent nuclear fuel(see Note 9 of the Notes to Consolidated Financial Statements) and financing obligation under sale lease back agreements.

Long-term debt outstanding at December 31, 2002 (includes Equity Unit Senior Notes) is payable as follows:


                   (in millions)

     2003                             $ 1,633
     2004                                 824
     2005                                 993
     2006                               1,611
     2007                               1,081
     Later Years                        4,386
                                      -------
                                       10,528
     Unamortized Discount                  32
                                      -------
     Total                            $10,496

AMERICAN ELECTRIC POWER COMPANY INC. AND SUBSIDIARY COMPANIES
Index to Combined Notes to Consolidated Financial Statements

The notes listed below are combined with the notes to financial statements for AEP and its other subsidiary registrants. The combined footnotes begin on page L-1.

                                                            Combined
                                                            Footnote
                                                            Reference
                                                            ---------

Significant Accounting Policies                              Note  1

Extraordinary Items and Cumulative Effect                    Note  2

Goodwill and Other Intangible Assets                         Note  3

Merger                                                       Note  4

Nuclear Plant Restart                                        Note  5

Rate Matters                                                 Note  6

Effects of Regulation                                        Note  7

Customer Choice and Industry Restructuring                   Note  8

Commitments and Contingencies                                Note  9

Guarantees                                                   Note 10

Sustained Earnings Improvement Initiative                    Note 11

Acquisitions, Dispositions and Discontinued Operations       Note 12

Asset Impairments and Investment Value Losses                Note 13

Benefit Plans                                                Note 14

Stock-Based Compensation                                     Note 15

Business Segments                                            Note 16

Risk Management, Financial Instruments And Derivatives       Note 17

Income Taxes                                                 Note 18

Basic and Diluted Earnings Per Share                         Note 19

Supplementary Information                                    Note 20

Power and Distribution Projects                              Note 21

Leases                                                       Note 22

Lines of Credit and Sale of Receivables                      Note 23

Unaudited Quarterly Financial Information                    Note 24

Trust Preferred Securities                                   Note 25

Minority Interest in Finance Subsidiary                      Note 26

Equity Units                                                 Note 27

Subsequent Events (Unaudited)                                Note 30

INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors of American Electric Power Company, Inc.:

We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows and common shareholders' equity and comprehensive income, for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

As discussed in Note 13 to the consolidated financial statements, the Company recorded certain impairments of goodwill, long-lived assets and other investments in the fourth quarter of 2002.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003

MANAGEMENT'S RESPONSIBILITY

The management of American Electric Power Company, Inc. has prepared the financial statements and schedules herein and is responsible for the integrity and objectivity of the information and representations in this annual report, including the consolidated financial statements. These statements have been prepared in conformity with accounting principles generally accepted in the United States of America, using informed estimates where appropriate, to reflect the Company's financial condition and results of operations. The information in other sections of the annual report is consistent with these statements.

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

The financial statements have been audited by Deloitte & Touche LLP, whose report appears on the previous page. The auditors provide an objective, independent review as to management's discharge of its responsibilities insofar as they relate to the fairness of the Company's reported financial condition and results of operations. Their audit includes procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement and includes an evaluation of the Company's internal control structure over financial reporting.

                             AEP GENERATING COMPANY




AEP GENERATING COMPANY
Selected Financial Data
-----------------------
                                                                                    Year Ended December 31,
                                                                                    ----------------------
                                                             2002            2001            2000            1999            1998
                                                             ----            ----            ----            ----            ----
                                                                                         (in thousands)
INCOME STATEMENTS DATA:

  Operating Revenues                                       $213,281        $227,548        $228,516        $217,189        $224,146
  Operating Expenses                                        207,152         220,571         220,092         211,849         215,415
                                                           --------        --------        --------        --------        --------
  Operating Income                                            6,129           6,977           8,424           5,340           8,731
  Nonoperating Items, Net                                     3,681           3,484           3,429           3,659           3,364
  Interest Charges                                            2,258           2,586           3,869           2,804           3,149
                                                           --------        --------        --------        --------        --------
  Net Income                                               $  7,552        $  7,875        $  7,984        $  6,195        $  8,946
                                                           ========        ========        ========        ========        ========

                                                                                          December 31,
                                                                                          -----------
                                                             2002            2001            2000            1999            1998
                                                             ----            ----            ----            ----            ----
                                                                                        (in thousands)
BALANCE SHEETS DATA:

  Electric Utility Plant                                   $652,213        $648,254        $642,302        $640,093        $636,460
  Accumulated Depreciation                                  358,174         337,151         315,566         295,065         277,855
                                                           --------        --------        --------        --------        --------
  Net Electric Utility Plant                               $294,039        $311,103        $326,736        $345,028        $358,605
                                                           ========        ========        ========        ========        ========

  Total Assets                                             $349,729        $361,341        $374,602        $398,640        $403,892
                                                           ========        ========        ========        ========        ========

  Common Stock and Paid-in Capital                         $ 24,434        $ 24,434        $ 24,434        $ 30,235        $ 36,235
  Retained Earnings                                          18,163          13,761           9,722           3,673           2,770
                                                           --------        --------        --------        --------        --------
  Total Common Shareholder's Equity                        $ 42,597        $ 38,195        $ 34,156        $ 33,908        $ 39,005
                                                           ========        ========        ========        ========        ========

  Long-term Debt (a)                                       $ 44,802        $ 44,793        $ 44,808        $ 44,800        $ 44,792
                                                           ========        ========        ========        ========        ========

  Total Capitalization
   And Liabilities                                         $349,729        $361,341        $374,602        $398,640        $403,892
                                                           ========        ========        ========        ========        ========

(a) Including portion due within one year.


AEP GENERATING COMPANY
Management's Narrative Analysis of Results of Operations
--------------------------------------------------------


AEP Generating Company is engaged in the generation and wholesale sale of electric power to two affiliates under long-term agreements.

Operating Revenues are derived from the sale of Rockport Plant energy and capacity to two affiliated companies, I&M and KPCo, pursuant to FERC approved long-term unit power agreements. Under the terms of its unit power agreement, I&M will purchase all of AEGCo's Rockport capacity unless it is sold to other utilities. A unit power agreement between AEGCo and KPCo expires in 2004. The KPCo unit power agreement extends until December 31, 2009 for Rockport Plant Unit 1 and until December 7, 2022 for Rockport Plant Unit 2 if AEP's restructuring settlement agreement filed with the FERC becomes operative. The unit power agreements provide for recovery of costs including a FERC approved rate of return on common equity and a return on other capital net of temporary cash investments. Under terms of the unit power agreements, AEGCo accumulates all expenses monthly and prepares the bills for its affiliates. In the month the expenses are incurred, AEGCo recognizes the billing revenues and establishes a receivable from the affiliated companies.

Results of Operations

Net Income decreased $323,000 or 4% as a result of limits on recovery of return on capital related to operating and in-service ratios of the Rockport Plant.

Operating Revenues Decrease
---------------------------

The decrease in Operating Revenues of $14,267,000 or 6% reflects a decrease in recoverable expenses, primarily fuel.


Operating Expenses Decrease
---------------------------

Operating Expenses decreased 6% as follows:

                                            Increase
                                           (Decrease)
(dollars in thousands)                 From Previous Year
---------------------                  ------------------
                                          Amount     %
                                          ------     -
Fuel                                   $(13,723)    (13)
Other Operation                           1,899      17
Maintenance                                 565       6
Depreciation                                137       1
Taxes Other Than Income Taxes              (976)    (23)
Income Taxes                             (1,321)    (46)
                                       --------
        Total                          $(13,419)     (6)
                                       ========


The decrease in Fuel expense reflects a decrease in generation and lower average fuel costs.

Other Operation expense increased due to increased costs for employee benefits and property insurance.

The increase in Maintenance expense can be attributed to shorter duration of maintenance outages for boiler inspection and repair in 2001.

Taxes Other Than Income Taxes decreased due to a decrease in Indiana real and personal property taxes reflecting a favorable change in the law which lowered the tax for Rockport Plant.

The decrease in Income Taxes attributable to operations is primarily due to a decrease in pre-tax operating income and a change in estimate for state income tax accruals.



AEP GENERATING COMPANY
Statements of Income
--------------------
                                                                                                 Year Ended December 31,
                                                                                     -----------------------------------------
                                                                                       2002             2001             2000
                                                                                       ----             ----             ----
                                                                                                   (in thousands)
OPERATING REVENUES                                                                   $213,281        $227,548         $228,516
                                                                                     --------        --------         --------

OPERATING EXPENSES:
  Fuel                                                                                 89,105         102,828          102,978
  Rent - Rockport Plant Unit 2                                                         68,283          68,283           68,283
  Other Operation                                                                      12,924          11,025           10,295
  Maintenance                                                                           9,418           8,853            9,616
  Depreciation                                                                         22,560          22,423           22,162
  Taxes Other Than Income Taxes                                                         3,281           4,257            3,854
  Income Taxes                                                                          1,581           2,902            2,904
                                                                                     --------        --------         --------

            TOTAL OPERATING EXPENSES                                                  207,152         220,571          220,092
                                                                                     --------        --------         --------

OPERATING INCOME                                                                        6,129           6,977            8,424

NONOPERATING INCOME                                                                       343              30                6

NONOPERATING EXPENSES                                                                     198              16               17

NONOPERATING INCOME TAX CREDITS                                                         3,536           3,470            3,440

INTEREST CHARGES                                                                        2,258           2,586            3,869
                                                                                     --------        --------         --------

NET INCOME                                                                           $  7,552        $  7,875         $  7,984
                                                                                     ========        ========         ========


Statements of Retained Earnings

                                                                                               Year Ended December 31,
                                                                                      ----------------------------------------
                                                                                       2002             2001             2000
                                                                                       ----             ----             ----
                                                                                                   (in thousands)

RETAINED EARNINGS JANUARY 1                                                           $13,761         $ 9,722           $3,673

NET INCOME                                                                              7,552           7,875            7,984

CASH DIVIDENDS DECLARED                                                                 3,150           3,836            1,935
                                                                                      -------         -------           ------

RETAINED EARNINGS DECEMBER 31                                                         $18,163         $13,761           $9,722
                                                                                      =======         =======           ======

See Notes to Financial Statements beginning on page L-1.





AEP GENERATING COMPANY
Balance Sheets
--------------
                                                                                                          December 31,
                                                                                                 -----------------------------
                                                                                                    2002                2001
                                                                                                    ----                ----
                                                                                                         (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
  Production                                                                                      $637,095            $638,297
  General                                                                                            4,728               3,012
  Construction Work in Progress                                                                     10,390               6,945
                                                                                                  --------            --------
          Total Electric Utility Plant                                                             652,213             648,254

  Accumulated Depreciation                                                                         358,174             337,151
                                                                                                  --------             -------

          NET ELECTRIC UTILITY PLANT                                                               294,039             311,103
                                                                                                  --------             -------

OTHER PROPERTY AND INVESTMENTS                                                                         119                 119
                                                                                                  --------            --------

CURRENT ASSETS:
  Cash and Cash Equivalents                                                                           -                    983
  Accounts Receivable:
   Affiliated Companies                                                                             18,454              22,344
   Miscellaneous                                                                                      -                    147
  Fuel                                                                                              20,260              15,243
  Materials and Supplies                                                                             4,913               4,480
  Prepayments                                                                                         -                    244
                                                                                                  --------            --------

          TOTAL CURRENT ASSETS                                                                      43,627              43,441
                                                                                                  --------            --------

REGULATORY ASSETS                                                                                    4,970               5,207
                                                                                                  --------            --------

DEFERRED CHARGES                                                                                     6,974               1,471
                                                                                                  --------            --------

                    TOTAL ASSETS                                                                  $349,729            $361,341
                                                                                                  ========            ========


See Notes to Financial Statements beginning on page L-1.




AEP GENERATING COMPANY
                                                                                                                December 31,
                                                                                                                -----------
                                                                                                         2002                2001
                                                                                                         ----                ----
                                                                                                               (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock - Par Value $1,000:
    Authorized and Outstanding - 1,000 Shares                                                          $  1,000            $  1,000
  Paid-in Capital                                                                                        23,434              23,434
  Retained Earnings                                                                                      18,163              13,761
                                                                                                       --------            --------
    Total Common Shareholder's Equity                                                                    42,597              38,195
  Long-term Debt                                                                                         44,802              44,793
                                                                                                       --------            --------


          TOTAL CAPITALIZATION                                                                           87,399              82,988
                                                                                                       --------            --------

OTHER NONCURRENT LIABILITIES                                                                                301                  76
                                                                                                       --------            --------

CURRENT LIABILITIES:
  Advances from Affiliates                                                                               28,034              32,049
  Accounts Payable:
    General                                                                                                  26               7,582
    Affiliated Companies                                                                                 15,907               1,654
  Taxes Accrued                                                                                           2,327               4,777
  Rent Accrued - Rockport Plant Unit 2                                                                    4,963               4,963
  Other                                                                                                   1,111               3,481
                                                                                                       --------            --------

          TOTAL CURRENT LIABILITIES                                                                      52,368              54,506
                                                                                                       --------            --------

DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2                                             111,046             116,617
                                                                                                       --------            --------

REGULATORY LIABILITIES:
  Deferred Investment Tax Credits                                                                        52,943              56,304
  Amounts Due to Customers for Income Taxes                                                              16,670              22,725
                                                                                                       --------            --------

          TOTAL REGULATORY LIABILITIES                                                                   69,613              79,029
                                                                                                       --------            --------

DEFERRED INCOME TAXES                                                                                    29,002              27,975
                                                                                                       --------            --------

DEFERRED CREDITS                                                                                           -                    150
                                                                                                       --------            --------

COMMITMENTS AND CONTINGENCIES (Note 9)

                    TOTAL CAPITALIZATION AND LIABILITIES                                               $349,729            $361,341
                                                                                                       ========            ========

See Notes to Financial Statements beginning on page L-1.





AEP GENERATING COMPANY
Statements of Cash Flows
------------------------
                                                                                                Year Ended December 31,
                                                                                     -------------------------------------------
                                                                                        2002             2001             2000
                                                                                        ----             ----             ----
                                                                                                   (in thousands)
OPERATING ACTIVITIES:
  Net Income                                                                         $  7,552         $  7,875         $  7,984
  Adjustments for Noncash Items:
    Depreciation                                                                       22,560           22,423           22,162
    Deferred Income Taxes                                                              (5,028)          (6,224)          (5,842)
    Deferred Investment Tax Credits                                                    (3,361)          (3,414)          (3,396)
    Amortization of Deferred Gain on Sale and
      Leaseback - Rockport Plant Unit 2                                                (5,571)          (5,571)          (5,571)
  Change in Certain Current Assets and Liabilities:
    Accounts Receivable                                                                 4,037            1,224            1,392
    Fuel, Materials and Supplies                                                       (5,450)          (4,738)           6,486
    Accounts Payable                                                                    6,697           (4,597)         (13,157)
    Taxes Accrued                                                                      (2,450)            (216)             708
  Other Assets                                                                         (5,211)            (569)           1,636
  Other Liabilities                                                                    (2,295)          (1,244)            (404)
                                                                                     --------         --------         --------
            Net Cash Flows From Operating Activities                                   11,480            4,949           11,998
                                                                                     --------         --------         --------

INVESTING ACTIVITIES - Construction Expenditures                                       (5,298)          (6,868)          (5,190)
                                                                                     --------         --------         --------

FINANCING ACTIVITIES:
  Return of Capital to Parent Company                                                    -                -              (5,801)
  Change in Short-term Debt (net)                                                        -                -             (24,700)
  Change in Advances From Affiliates (net)                                             (4,015)           3,981           28,068
  Dividends Paid                                                                       (3,150)          (3,836)          (1,935)
                                                                                     --------         --------         --------
            Net Cash Flows From (Used For)
              Financing Activities                                                     (7,165)             145           (4,368)
                                                                                     --------         --------         --------

Net Increase (Decrease) in Cash and Cash Equivalents                                     (983)          (1,774)           2,440
Cash and Cash Equivalents January 1                                                       983            2,757              317
                                                                                     --------         --------         --------
Cash and Cash Equivalents December 31                                                $   -            $    983         $  2,757
                                                                                     ========         ========         ========

Supplemental Disclosure:
Cash paid for interest net of capitalized amounts was $2,019,000, $1,509,000 and $3,531,000 and for income taxes was $7,884,000, $8,597,000 and $6,820,000 in
2002, 2001 and 2000, respectively.

See Notes to Financial Statements beginning on page L-1.






AEP GENERATING COMPANY
Statements of Capitalization
----------------------------
                                                                                                              December 31,
                                                                                                              -----------
                                                                                                         2002             2001
                                                                                                         ----             ----
                                                                                                            (in thousands)
COMMON STOCK EQUITY (a)                                                                                $42,597           $38,195
                                                                                                       -------           -------

LONG-TERM DEBT
Installment Purchase Contracts - City of Rockport (b)
 Series   Due Date
 1995 A,  2025 (c)                                                                                      22,500           22,500
 1995 B,  2025 (c)                                                                                      22,500           22,500
Unamortized Discount                                                                                      (198)            (207)
                                                                                                       -------          -------
  TOTAL LONG-TERM DEBT                                                                                  44,802           44,793
                                                                                                       -------          -------

TOTAL CAPITALIZATION                                                                                   $87,399          $82,988
                                                                                                       =======          =======

(a) In 2000, AEGCo returned capital to AEP in the amounts of $5.8 million. There were no other material transactions affecting Common Stock and Paid-in Capital in 2002, 2001 and 2000. (b) Installment purchase contracts were entered into in connection with the issuance of pollution control revenue bonds by the City of Rockport, Indiana. The terms of the installment purchase contracts require AEGCo to pay amounts sufficient to enable the payment of interest and principal on the related pollution control revenue bonds issued to refinance the construction costs of pollution control facilities at the Rockport Plant.
(c) These series have an adjustable interest rate that can be a daily, weekly, commercial paper or term rate as designated by AEGCo. Prior to July 13, 2001, AEGCo had selected a daily rate which ranged from 0.9% to 5.6% during 2001 and averaged 2.8% in 2001. Effective July 13, 2001, AEGCo selected a term rate of 4.05% for five years ending July 12, 2006.

See Notes to Financial Statements beginning on page L-1.


AEP GENERATING COMPANY
Index to Combined Notes to Financial Statements
-----------------------------------------------
The notes to AEGCo's financial statements are combined with the notes to financial statements for AEP and its other subsidiary registrants. Listed below are the combined notes that apply to AEGCo. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference
                                                          ---------

Significant Accounting Policies                            Note  1

Effects of Regulation                                      Note  7

Commitments and Contingencies                              Note  9

Guarantees                                                 Note 10

Sustained Earnings Improvement Initiative                  Note 11

Business Segments                                          Note 16

Risk Management, Financial Instruments and Derivatives     Note 17

Income Taxes                                               Note 18

Leases                                                     Note 22

Lines of Credit and Sale of Receivables                    Note 23

Unaudited Quarterly Financial Information                  Note 24

Related Party Transactions                                 Note 29

INDEPENDENT AUDITORS' REPORT


To the Shareholder and Board of Directors of AEP Generating Company:

We have audited the accompanying balance sheets and statements of capitalization of AEP Generating Company as of December 31, 2002 and 2001, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of AEP Generating Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES



AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES
Selected Consolidated Financial Data
------------------------------------
                                                                            Year Ended December 31,
                                                                            ----------------------
                                            2002                2001                2000             1999                  1998
                                            ----                ----                ----             ----                  ----
                                                                                 (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                     $1,690,493         $1,738,837          $1,770,402         $1,482,475          $1,406,117
  Operating Expenses                      1,296,760          1,443,106           1,463,304          1,188,490           1,123,330
                                          ---------          ---------           ---------          ---------           ---------
  Operating Income                          393,733            295,731             307,098            293,985             282,787
  Nonoperating Items, Net                     8,079              5,324               7,235              8,113                 760
  Interest Charges                          125,871            116,268             124,766            114,380             122,036
                                            -------          ---------             -------            -------           ---------
  Income Before
   Extraordinary Item                       275,941            184,787             189,567            187,718             161,511
  Extraordinary Loss                           -                (2,509)               -                (5,517)               -
                                          ---------          ---------           ---------           --------           ---------
  Net Income                                275,941            182,278             189,567            182,201             161,511
  Preferred Stock
   Dividend
   Requirements                                 241                242                 241              6,931               6,901
  Gain (Loss) on
   Reacquired Preferred
   Stock                                          4               -                   -               (2,763)                -
                                          ---------          ---------           ---------           --------            --------

  Earnings Applicable
   To Common Stock                         $275,704           $182,036            $189,326           $172,507            $154,610
                                           ========           ========            ========           ========            ========

                                                                           Year Ended December 31,
                                                                           ----------------------
                                            2002               2001                2000                 1999                1998
                                            ----               ----                ----                 ----                ----
                                                                            (in thousands)
BALANCE SHEETS DATA:
  Electric Utility
   Plant                                 $5,625,736         $5,769,707          $5,592,444         $5,511,894          $5,336,191
  Accumulated
   Depreciation
   And Amortization                       2,405,492           2,446,027          2,297,189          2,247,225           2,072,686
                                          ---------          ----------          ---------          ---------           ---------
  Net Electric Utility
   Plant                                 $3,220,244           $3,323,68         $3,295,255         $3,264,669          $3,263,505
                                         ==========          ==========         ==========         ==========          ==========
  Total Assets                           $5,356,438          $4,893,030         $5,467,701         $4,847,857          $4,735,656
                                         ==========          ==========         ==========         ==========          ==========

  Common Stock and
   Paid-in Capital                         $187,898          $  573,903           $573,904           $573,904            $573,904
  Accumulated Other
   Comprehensive
   Income (Loss)                            (73,160)               -                  -                  -                   -
  Retained Earnings                         986,396             826,197            792,219            758,894             734,387
                                           -------          ----------            -------            -------             -------
  Total Common
   Shareholder's Equity                  $1,101,134          $1,400,100         $1,366,123         $1,332,798          $1,308,291
                                         ==========          ==========         ==========         ==========          ==========
  Preferred Stock                           $ 5,942          $    5,952            $ 5,951            $ 5,951            $163,188
                                            =======          ==========            =======            =======            ========

  CPL - Obligated,
   Mandatorily
   Redeemable Preferred
   Securities of
   Subsidiary Trust
   Holding Solely
   Junior Subordinated
   Debentures of CPL
                                           $136,250           $ 136,250           $148,500           $150,000            $150,000
                                           ========           =========           ========           ========            ========

  Long-term Debt (a)                     $1,438,565          $1,253,768         $1,454,559         $1,454,541          $1,350,706
                                         ==========          ==========         ==========         ==========          ==========

  Total Capitalization
   And Liabilities                       $5,356,438          $4,893,030         $5,467,701         $4,847,857          $4,735,656
                                         ==========          ==========         ==========         ==========          ==========

(a) Including portion due within one year.

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES
Management's Discussion and Analysis of Results of Operations
-------------------------------------------------------------


AEP Texas Central Company (TCC), formerly known as Central Power and Light Company (CPL), is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power in southern Texas. TCC also sells electric power at wholesale to other utilities, municipalities, rural electric cooperatives and beginning in 2002 to its affiliated retail electric provider (REP) in Texas.

Wholesale power marketing activities are conducted on TCC's behalf by AEPSC. TCC, along with the other AEP electric operating subsidiaries, shares in AEP's electric power transactions with other utility systems and power marketers.

On January 1, 2002, customer choice of electricity supplier began in the Electric Reliability Council of Texas (ERCOT) area of Texas where TCC operates.

Under the Texas Restructuring Legislation, each electric utility was required to submit a plan to structurally unbundle its business into an affiliated REP, a power generator, and a transmission and distribution utility. During the year 2000, TCC submitted a plan for separation that was subsequently approved by the PUCT. TCC has functionally separated its generation from its transmission and distribution operations and AEP formed a separate affiliated REP. Pending regulatory approval, TCC anticipates legally separating its generation from its transmission and distribution operations (see Note 8). The affiliated REP, a separate legal entity that was an AEP subsidiary (not owned by or consolidated with TCC) was sold in December 2002 (see Note 12).

Since the affiliated REP is the electricity supplier to retail customers in the ERCOT area, TCC sells its generation to the affiliated REP and other market participants and provides transmission and distribution services to retail customers of the REPs in the TCC service territory. As a result of the formation of the affiliated REP, effective January 1, 2002, TCC no longer supplies electricity directly to retail customers. The implementation of REPs as suppliers to retail customers has caused a significant shift in TCC's sales as described below under "Results of Operations."

In December 2002, AEP sold the affiliated REP to an unrelated third party who assumed the obligations of the affiliated REP under the Texas Restructuring Legislation (see Note 12). Prior to the sale during 2002 sales to the affiliated REP were classified as Sales to AEP Affiliates. Subsequent to the sale, transactions with the REP were classified as Wholesale Electricity or Energy Delivery.

Results of Operations
---------------------

In 2002, Net Income increased $94 million or 51% primarily due to $262 million of revenues associated with recognition of stranded costs in Texas offset in part by losses associated with the commencement of customer choice in Texas which resulted in the loss of customers and reduced prices (see Note 8). In 2001, Income Before Extraordinary Item decreased $5 million or 3%, primarily resulting from a settlement of Texas municipal franchise fees and increased Maintenance expenses.

Changes in Operating Revenues
-----------------------------

                            Increase (Decrease)
                            From Previous Year
                           (dollars in millions)
                          ---------------------
                           2002              2001
                          Amount     %      Amount     %
                          ------     -      ------     -

Wholesale
  Electricity*         $(1,096.4)   (90)    $(29.9)    (2)
Energy  Delivery*           81.4     17       (5.6)    (1)
Sales to AEP
 Affiliates                966.7    N.M.       4.0     11
                         --------           ------
   Total                 $ (48.3)    (3)    $(31.5)    (2)
                         =======            ======

*Reflects the allocation of certain transmission and distribution revenues included in bundled retail rates to energy delivery.

N.M. = Not Meaningful

In 2002, Wholesale Electricity revenues decreased as a result of the elimination of TCC's retail electricity sales in the ERCOT region as of January 1, 2002 and a decrease in wholesale power marketing margins offset in part by the interchange cost reconstruction (ICR) adjustments (see Note 6). In 2001, the decrease in Wholesale Electricity revenues was primarily attributable to unfavorable wholesale power marketing and trading conditions.

In 2002, Sales to AEP Affiliates revenue increased primarily due to increased revenues from the newly created affiliated REP. Although TCC sold electricity to the affiliated REP instead of directly to retail customers, total revenues decreased due to lower prices for power sold to the affiliated REP.

Additionally, delivery charges provided to the affiliated REP in 2002 are classified as Sales to AEP Affiliates in 2002, whereas in 2001 they were classified as Energy Delivery revenue. Revenues for 2002 included $262 million of revenues, associated with recognition of stranded costs in Texas (see Note
8). Energy Delivery revenue also included revenues received for securitized assets beginning in 2002 (see Note 8).

Changes in Operating Expenses
-----------------------------


                       Increase (Decrease)
                       From Previous Year
                      (dollars in millions)
                      ---------------------

                          2002               2001
                   Amount        %      Amount     %
                   ------        -      ------     -


Fuel              $(246.2)      (50)    $(58.8)   (11)
Purchased
 Power:
 Wholesale
 Electricity
                       83.5      65      (16.2)   (11)
AEP Affiliates        (35.3)    (60)      26.0     80
Other
Operation             (17.1)     (5)       1.7      1
Maintenance            (7.8)    (11)      10.7     18
Depreciation
 And
 Amortization
                       45.8      27      (10.4)    (6)
Taxes Other
 Than
 Income
 Taxes
                        4.6       5       14.4     19
Income
Taxes                  26.1      23       12.4     12
                    -------             ------
   Total            $(146.4)    (10)    $(20.2)    (1)
                    =======             ======



In 2002, the decrease in Fuel expense was due to a decrease in the average unit cost of fuel and decreased generation. The decrease in Fuel expense in 2001 was primarily due to a reduction in the average cost of fuel primarily from a decline in natural gas prices. TCC used natural gas as fuel for 32% of its generation in 2002. The nature of the natural gas market is such that both long-term and short-term contracts are generally based on the current spot market price. Changes in natural gas prices affect TCC's fuel expense; however, they generally did not impact results of operations in 2001 and 2000 due to fuel recovery mechanisms, which are no longer in place beginning with deregulation in 2002.

In 2002, the increase in Wholesale Electricity Purchased Power expense is due to higher MWH purchases from the market where we could purchase power at prices lower than our cost to produce. ICR adjustments also had the effect of increasing Wholesale Electricity Purchased Power expense and decreasing AEP Affiliates Purchased Power expense in 2002 (see Note 6).

In 2001, Purchased Power increased overall largely due to higher natural gas prices. Although gas prices declined in 2001, they were higher during the first half of 2001 when TCC was making most of its purchases.

In 2002, Other Operation expense decreased due primarily to the elimination of factoring of accounts receivable and lower ERCOT transmission related expenses.

In 2002, Maintenance expense decreased due to two scheduled "18 month interval" refueling outages for STP during 2001 that increased Maintenance expense above the 2002 and 2000 levels. Also contributing to the decrease in 2002, and the increase in 2001, was an increase in Maintenance expense for scheduled major overhauls of four power plants in 2001.

In 2002, the increase in Depreciation and Amortization is attributable to the amortization of regulatory assets that were securitized in the first quarter of 2002, offset by the elimination of excess earnings expense in 2002 under Texas Restructuring Legislation (see Note 8).

In 2002, the increase in Taxes Other Than Income Taxes resulted primarily from higher local franchise taxes, offset by one-time 2001 assessments and decreased gross receipts tax, due to deregulation. In 2001, Taxes Other Than Income Taxes increased due primarily to an increase in franchise related taxes, including a settlement of disputed franchise fees, and a new tax levied by the PUCT, the Texas System Benefit Fund Assessment.

In 2002, the increase in Income Taxes is due to an increase in pre-tax income offset by changes in timing between book/tax accounting differences in state income taxes. In 2001 the increase in Income Tax expense is primarily due to adjustments associated with prior year tax returns and an increase in pre-tax book income.

Other Changes
-------------

In 2002, Nonoperating Income and Nonoperating Expenses increased significantly as a result of increased non-utility revenue and expenses associated with energy related construction projects for third parties, offset in part by decreased interest income. The revenues associated with the energy related construction projects included in Nonoperating Income increased $34 million and $15 million in 2002 and 2001. The expenses associated with these projects included in Nonoperating Expenses increased $32 million and $14 million in 2002 and 2001.

In 2002, Nonoperating Income Tax Expense increased due to increases in pre-tax non-operating income.

In 2002, Interest Charges increased primarily due to higher levels of outstanding debt (see TCC's schedule of Long-term Debt and Consolidated Statements of Capitalization for further information). In 2001, the decrease in interest charges was attributable to lower average interest rates associated with short-term and long-term debt.

Extraordinary Loss
------------------

The extraordinary loss on reacquired debt recorded in 2001 was the result of reacquisition of installment purchase contracts for Matagorda County, Navigation District, Texas.


Impairment
----------

As a result of TCC's recent ability to purchase electricity at a significantly lower price than its current cost to generate electricity, TCC proposed in September 2002 to "inactivate" various, high-cost gas fired generating facilities. In the third quarter 2002, TCC recorded an impairment charge of approximately $95.6 million (pre-tax) related to these plants and recorded approximately $4.0 million (pre-tax) for severance charges. Both of these charges were deferred and recorded in Regulatory Assets Designated for or Subject to Securitization, to be included as a stranded cost in the Texas 2004 true-up proceeding (see Note 8). In the fourth quarter 2002 an additional pre-tax charge of $21.6 million was recorded related to additional plant impairments, fuel inventory and materials and supplies, and an additional $1.5 million pre-tax charge was recorded related to severance charges (see Note 13) related to the "inactivated" plants. The entire $23.1 million was also deferred and recorded in Regulatory Assets Designated for or Subject to Securitization.



AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
---------------------------------
                                                                                               Year Ended December 31,
                                                                                 -------------------------------------------------
                                                                                       2002              2001              2000
                                                                                       ----              ----              ----
                                                                                                    (in thousands)
OPERATING REVENUES:
  Wholesale Electricity                                                          $  127,502          $1,223,893         $1,253,836
  Energy Delivery                                                                   554,547             473,182            478,814
  Sales to AEP Affiliates                                                         1,008,444              41,762             37,752
                                                                                 ----------          ----------         ----------
     TOTAL OPERATING REVENUES                                                     1,690,493           1,738,837          1,770,402
                                                                                 ----------          ----------         ----------

OPERATING EXPENSES:
  Fuel                                                                              245,834             492,057            550,903
  Purchased Power:
    Wholesale Electricity                                                           211,358             127,816            144,021
    AEP Affiliates                                                                   23,406              58,641             32,591
  Other Operation                                                                   304,094             321,227            319,539
  Maintenance                                                                        63,392              71,212             60,528
  Depreciation and Amortization                                                     214,162             168,341            178,786
  Taxes Other Than Income Taxes                                                      95,500              90,916             76,477
  Income Taxes                                                                      139,014             112,896            100,459
                                                                                 ----------          ----------         ----------
    TOTAL OPERATING EXPENSES                                                      1,296,760           1,443,106          1,463,304
                                                                                 ----------          ----------         ----------

OPERATING INCOME                                                                    393,733             295,731            307,098

NONOPERATING INCOME                                                                  53,141              22,552              5,830

NONOPERATING EXPENSES                                                                41,910              17,626              3,668

NONOPERATING INCOME TAX EXPENSE (CREDIT)                                              3,152                (398)            (5,073)

INTEREST CHARGES                                                                    125,871             116,268            124,766
                                                                                 ----------          ----------         ----------

INCOME BEFORE EXTRAORDINARY ITEM                                                    275,941             184,787            189,567

EXTRAORDINARY LOSS ON REACQUIRED DEBT (Net of Tax of $1,351,000 for 2001)              -                 (2,509)              -
                                                                                 ----------          ----------         ----------

NET INCOME                                                                          275,941             182,278            189,567

PREFERRED STOCK DIVIDEND REQUIREMENTS                                                   241                 242                241

GAIN ON REACQUIRED PREFERRED STOCK                                                        4                -                  -
                                                                                 ----------          ----------         ----------

EARNINGS APPLICABLE TO COMMON STOCK                                              $  275,704          $  182,036         $  189,326
                                                                                 ==========          ==========         ==========


Consolidated Statements of Comprehensive Income
-----------------------------------------------
                                                                                                Year Ended December 31,
                                                                                 ------------------------------------------------
                                                                                   2002                 2001               2000
                                                                                   ----                 ----               ----
                                                                                                   (in thousands)
NET INCOME                                                                         $275,941           $182,278            $189,567
OTHER COMPREHENSIVE INCOME (LOSS):
  Cash Flow Power Hedges                                                                (36)              -                   -
  Minimum Pension Liability                                                         (73,124)              -                   -
                                                                                   --------           --------            --------
COMPREHENSIVE INCOME                                                               $202,781           $182,278            $189,567
                                                                                   ========           ========            ========

The common stock of TCC is owned by a wholly owned subsidiary of AEP.
See Notes to Financial Statements beginning on page L-1.



AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Retained Earnings
--------------------------------------------

                                                                                           Year Ended December 31,
                                                                              ---------------------------------------------
                                                                                2002              2001               2000
                                                                                ----              ----               ----
                                                                                             (in thousands)
BEGINNING OF PERIOD                                                           $826,197          $792,219           $758,894
NET INCOME                                                                     275,941           182,278            189,567

DEDUCTIONS (ADDITIONS):
  Capital Stock Gains                                                               (4)             -                  -
  Cash Dividends Declared:
    Common Stock                                                               115,505           148,057            156,000
    Preferred Stock                                                                241               242                241
  Other                                                                           -                    1                  1
                                                                              --------          --------           --------


BALANCE AT END OF PERIOD                                                      $986,396          $826,197           $792,219
                                                                              ========          ========           ========

The common stock of TCC is owned by a wholly owned subsidiary of AEP.
See Notes to Financial Statements beginning on page L-1.





AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
---------------------------
                                                                                                            December 31,
                                                                                                            -----------
                                                                                                     2002                 2001
                                                                                                     ----                 ----
                                                                                                           (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
  Production                                                                                      $2,903,942          $3,169,421
  Transmission                                                                                       698,964             663,655
  Distribution                                                                                     1,296,731           1,279,037
  General                                                                                            258,386             241,137
  Construction Work in Progress                                                                      200,947             169,075
  Nuclear Fuel                                                                                       266,766             247,382
                                                                                                     -------             -------
          Total Electric Utility Plant                                                             5,625,736           5,769,707
  Accumulated Depreciation and Amortization                                                        2,405,492           2,446,027
                                                                                                   ---------           ---------
          NET ELECTRIC UTILITY PLANT                                                               3,220,244           3,323,680
                                                                                                   ---------           ---------

OTHER PROPERTY AND INVESTMENTS                                                                         3,977              47,950
                                                                                                       -----              ------

SECURITIZED TRANSITION ASSETS                                                                        734,591                -
                                                                                                     -------          ----------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                      4,392              28,039
                                                                                                       -----              ------

CURRENT ASSETS:
  Cash and Cash Equivalents                                                                           85,420              10,909
  Accounts Receivable:
   General                                                                                           113,543              38,459
   Affiliated Companies                                                                              121,324               6,249
   Allowance for Uncollectible Accounts                                                                 (346)               (186)
  Fuel Inventory                                                                                      32,563              38,690
  Materials and Supplies                                                                              51,593              55,475
  Accrued Utility Revenues                                                                            27,150                -
  Energy Trading and Derivative Contracts                                                             22,493              34,480
  Prepayments and Other Current Assets                                                                 2,133               2,742
                                                                                                       -----               -----
          TOTAL CURRENT ASSETS                                                                       455,873             186,818
                                                                                                     -------             -------

REGULATORY ASSETS                                                                                    458,552             226,812
                                                                                                     -------             -------

REGULATORY ASSETS DESIGNATED FOR OR SUBJECT TO SECURITIZATION                                        336,444             959,294
                                                                                                     -------             -------

NUCLEAR DECOMMISSIONING TRUST FUND                                                                    98,474              98,600
                                                                                                      ------              ------

DEFERRED CHARGES                                                                                      43,891              21,837
                                                                                                      ------              ------

                    TOTAL ASSETS                                                                  $5,356,438          $4,893,030
                                                                                                  ==========          ==========

See Notes to Financial Statements beginning on page L-1.




AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES

                                                                                                                December 31,
                                                                                                                -----------
                                                                                                        2002                  2001
                                                                                                        ----                  ----
                                                                                                               (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock - $25 Par Value:
    Authorized - 12,000,000 Shares
    Outstanding - 2,211,678 Shares at December 31, 2002 6,755,535 Shares at
    December 31, 2001                                                                                $   55,292           $  168,888
  Paid-in Capital                                                                                       132,606              405,015
  Accumulated Other Comprehensive Income (Loss)                                                         (73,160)                -
  Retained Earnings                                                                                     986,396              826,197
                                                                                                      ---------            ---------
    Total Common Shareholder's Equity                                                                 1,101,134            1,400,100
  Preferred Stock                                                                                         5,942                5,952
  CPL - Obligated, Mandatorily Redeemable Preferred
   Securities of Subsidiary Trust Holding Solely
   Junior Subordinated Debentures of CPL                                                                136,250              136,250

Long-term Debt                                                                                        1,209,434              988,768
                                                                                                      ---------              -------
          TOTAL CAPITALIZATION                                                                        2,452,760            2,531,070
                                                                                                      ---------            ---------

OTHER NONCURRENT LIABILITIES                                                                             74,572               10,905
                                                                                                      ---------            ---------

CURRENT LIABILITIES:
  Short-term Debt - Affiliates                                                                          650,000                 -
  Long-term Debt Due Within One Year                                                                    229,131              265,000
  Advances from Affiliates (net)                                                                        126,711              354,277
  Accounts Payable - General                                                                             72,199               65,307
  Accounts Payable - Affiliated Companies                                                                36,242               49,301
  Customer Deposits                                                                                         666               26,744
  Taxes Accrued                                                                                          24,791               83,512
  Interest Accrued                                                                                       51,205               23,715
  Energy Trading and Derivative Contracts                                                                19,811               40,987
  Other                                                                                                  36,698               18,076
                                                                                                         ------               ------

          TOTAL CURRENT LIABILITIES                                                                   1,247,454              926,919
                                                                                                      ---------              -------

DEFERRED INCOME TAXES                                                                                 1,261,252            1,163,795
                                                                                                      ---------            ---------

DEFERRED INVESTMENT TAX CREDITS                                                                         117,686              122,892
                                                                                                        -------              -------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                         1,713               17,675
                                                                                                          -----               ------

REGULATORY LIABILITIES AND DEFERRED CREDITS                                                             201,001              119,774
                                                                                                        -------              -------

COMMITMENTS AND CONTINGENCIES (Note 9)

                    TOTAL CAPITALIZATION AND LIABILITIES                                             $5,356,438           $4,893,030
                                                                                                     ==========           ==========

See Notes to Financial Statements beginning on page L-1.




AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
-------------------------------------
                                                                                                  Year Ended December 31,
                                                                                       -------------------------------------------
                                                                                       2002               2001               2000
                                                                                       ----               ----               ----
                                                                                                    (in thousands)
OPERATING ACTIVITIES:
  Net Income                                                                          $275,941          $182,278          $189,567
  Adjustments to Reconcile Net Income to Net Cash Flows from Operating
   Activities:
    Depreciation and Amortization                                                      214,162           168,341           178,786
    Extraordinary Loss on Reacquired Debt                                                 -                2,509              -
    Deferred Income Taxes                                                              113,655           (72,568)           16,263
    Deferred Investment Tax Credits                                                     (5,206)           (5,208)           (5,207)
    Mark-toMarket Energy Trading and Derivative Contracts                               (1,558)          (12,048)            8,191
  Change in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                                                         (189,999)           52,862           (32,902)
    Fuel, Materials and Supplies                                                        (4,899)          (18,215)            8,680
    Interest Accrued                                                                    27,490            (2,502)           11,494
    Accrued Utility Revenues                                                           (27,150)             -                 -
    Accounts Payable                                                                    (6,167)          (55,311)           45,873
    Taxes Accrued                                                                      (58,721)           27,986            14,405
  Fuel Recovery                                                                         16,455           179,866           (96,872)
  Transmission Coordination Agreement Settlement                                          -                 -               15,519
  Texas Wholesale Clawback (see Note 7)                                               (262,000)             -                 -
  Change in Other Assets                                                                  (534)           10,767               589
  Change in Other Liabilities                                                           56,024            11,163            12,243
                                                                                      --------          --------          --------
            Net Cash Flows From Operating Activities                                   147,493           469,920           366,629
                                                                                      --------          --------          --------

INVESTING ACTIVITIES:
  Construction Expenditures                                                           (151,645)         (193,732)         (199,484)
  Proceeds From Sales of Property and Other                                                143              (354)             -
                                                                                      --------          --------          --------
            Net Cash Flows Used For Investing
             Activities                                                               (151,502)         (194,086)         (199,484)
                                                                                      --------          --------          --------

FINANCING ACTIVITIES:
  Issuance of Long-term Debt                                                           797,335           260,162           149,248
  Change in Short-term Debt Affiliate (Net)                                            650,000              -                 -
  Retirement of Common Stock                                                          (386,005)             -                 -
  Retirement of Preferred Stock                                                             (6)             -                 -
  Retirement of Long-term Debt                                                        (639,492)         (475,606)         (151,440)
  Change in Advances from Affiliates (net)                                            (227,566)           84,565           (52,446)
  Special Deposit for Reacquisition of Long-term Debt                                     -                 -               50,000
  Dividends Paid on Common Stock                                                      (115,505)         (148,057)         (156,000)
  Dividends Paid on Cumulative Preferred Stock                                            (241)             (242)             (249)
                                                                                      --------          --------          --------
            Net Cash Flows From (Used For)
             Financing Activities                                                       78,520          (279,178)         (160,887)
                                                                                      --------          --------          --------

Net Increase (Decrease) in Cash and Cash     Equivalents
                                                                                        74,511            (3,344)            6,258
Cash and Cash Equivalents January 1                                                     10,909            14,253             7,995
                                                                                      --------          --------          --------
Cash and Cash Equivalents December 31                                                 $ 85,420          $ 10,909          $ 14,253
                                                                                      ========          ========          ========

Supplemental Disclosure:
Cash paid for interest net of capitalized amounts (including distributions on Trust Preferred Securities) was $93,120,000, $109,835,000 and $110,010,000 and
for income taxes was $95,600,000, $161,529,000 and $48,141,000 in 2002, 2001 and
2000,respectively.

See Notes to Financial Statements beginning on page L-1.



AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Capitalization
-----------------------------------------
                                                                                       December 31,
                                                                                        -----------
                                                                                   2002             2001
                                                                                   ----             ----
                                                                                      (in thousands)
COMMON SHAREHOLDER'S EQUITY (a)                                                $1,101,134        $1,400,100
                                                                               ----------        ----------

PREFERRED STOCK - 3,035,000 authorized shares, $100 par value

Not Subject to Mandatory Redemption:

            Call Price                                           Shares
           December 31,      Number of Shares Redeemed        Outstanding
Series         2002            Year Ended December 31,     December 31, 2002
------     ------------     ----------------------------   -----------------
                              2002      2001      2000
                              ----      ----      ----

4.00%        $105.75          100        -         -           41,938               4,194             4,204
4.20%         103.75           -         -         -           17,476               1,748             1,748
                                                                               ----------        ----------
  Total Preferred Stock                                                             5,942             5,952
                                                                               ----------        ----------

TRUST PREFERRED SECURITIES:

 TCC-obligated, mandatorily redeemable preferred
 securities of subsidiary trust holding solely
 Junior Subordinated Debentures of TCC, 8.00%,
 due April 30, 2037                                                               136,250           136,250
                                                                               ----------        ----------

LONG-TERM (See Schedule of Long-term Debt):

First Mortgage Bonds                                                              152,353           614,200
Securitization Bonds  (a)                                                         796,635              -
Installment Purchase Contracts                                                    489,577           489,568
Senior Unsecured Notes                                                               -              150,000
Less Portion Due Within One year                                                 (229,131)         (265,000)
                                                                               ----------        ----------

Long-term Debt Excluding Portion Due Within One Year                            1,209,434           988,768
                                                                               ----------        ----------

     TOTAL CAPITALIZATION                                                      $2,452,760        $2,531,070
                                                                               ==========        ==========

(a) In February 2002, TCC issued securitization bonds.  $386 million of the proceeds was used to retire 4,543,857 shares of common stock.

See Notes to Financial Statements beginning on page L-1.


AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt
--------------------------


First mortgage bonds outstanding were as follows:

                                         December 31,
                                       2002       2001
                                       ----       ----
                                       (in thousands)
% Rate Due
7.25  2004 - October 1              $ 27,400  $100,000
7.50  2002 - December 1                    -   115,000
6-7/8 2003 - February 1               16,418    49,200
7-1/8 2008 - February 1               18,581    75,000
7.50  2023 - April 1                  17,996    75,000
6-5/8 2005 - July 1                   71,958   200,000
                                    --------  --------
  Total                             $152,353  $614,200
                                    ========  ========

First mortgage bonds are secured by a first mortgage lien on electric utility plant. The indenture, as supplemented, relating to the first mortgage bonds contains maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Securitization Bonds outstanding were as follows:

                              December 31,
                           ------------------
        Final               2002       2001
                            ----       ----
       Payment   Maturity   (in thousands)
Rate    Date       Date
----  ---------  ------------
3.54  1/15/2005  1/15/2007  $128,950  $ -
5.01  1/15/2008  1/15/2010   154,507    -
5.56  1/15/2010  1/15/2012   107,094    -
5.96  7/15/2013  7/15/2015   214,927    -
6.25  1/15/2016  1/15/2017   191,857    -
Unamortized Discount            (700)   -
                            --------  -----
            Total           $796,635  $ -
                            ========  =====

In February 2002, CPL Transition Funding LLC, a special purpose subsidiary of TCC, issued $797 million of Securitization Bonds, Series 2002-1. The Securitization Bonds mature at different times through 2017 and have a weighted average interest rate of 5.4 percent.

Installment purchase contracts have been entered into in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:


                                      December 31,
                                    2002        2001
                                    ----        ----
                                    (in thousands)
% Rate Due
Matagorda County
 Navigation District,
 Texas:
6.00  2028    - July 1           $120,265   $120,265
6-1/8 2030    - May 1              60,000     60,000
3.75  2030(a) - May 1             111,700    111,700
4.00  2030(a) - May 1              50,000     50,000
4.55  2029(a) - Nov 1             100,635    100,635

Guadalupe-Blanco
 River Authority
 District, Texas:
(b)  2015 - November 1             40,890     40,890

Red River Authority
 District, Texas:
6.00  2020 - June 1                 6,330      6,330
Unamortized Discount                 (243)      (252)
                                 --------   --------
  Total                          $489,577   $489,568
                                 ========   ========

(a)Installment Purchase Contract provides for bonds to be tendered in 2003 for 3.75% and 4.00% series and in 2006 for 4.55% series. Therefore, these installment purchase contracts have been classified for payments in those years.
(b) A floating interest rate is determined monthly. The rate on December 31, 2002 was 1.7%.

Under the terms of the installment purchase contracts, TCC is required to pay amounts sufficient to enable the payment of interest on and the principal (at stated maturities and upon mandatory redemptions) of related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

Senior unsecured notes outstanding were as follows:

                                          December 31,
                                       2002        2001
                                       ----        ----
                                     (in thousands)
% Rate Due

2002 - February 22 (c)                $ -     $150,000
                                      ------  --------
  Total                               $ -     $150,000
                                      ======  ========

(c) A floating interest rate is determined monthly. The rate on December 31, 2001 was 2.56%.



At December 31, 2002, future annual long-term debt payments are as follows:

                                            Amount
                                            ------
                                        (in thousands)
2003                                       $229,131
2004                                         75,951
2005                                        121,937
2006                                        152,900
2007                                         52,729
Later Years                                 806,860
                                         ----------
  Total Principal Amount                  1,439,508
Unamortized Discount                           (943)
                                         ----------
    Total                                $1,438,565

See Note 25 for discussion of the Trust Preferred Securities issued by a wholly owned statutory business trust of TCC.

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARIES
Index to Combined Notes to Consolidated Financial Statements
------------------------------------------------------------

The notes to TCC's consolidated financial statements are combined with the notes to financial statements for AEP and its other subsidiary registrants. Listed below are the combined notes that apply to TCC. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference
                                                          ---------

Significant Accounting Policies                           Note  1

Extraordinary Items and Cumulative Effect                 Note  2

Merger                                                    Note  4

Rate Matters                                              Note  6

Effects of Regulation                                     Note  7

Customer Choice and Industry Restructuring                Note  8

Commitments and Contingencies                             Note  9

Guarantees                                                Note 10

Sustained Earnings Improvement Initiative                 Note 11

Acquisitions, Dispositions and Discontinued Operations    Note 12

Asset Impairment and Investment Value Losses              Note 13

Benefit Plans                                             Note 14

Business Segments                                         Note 16

Risk Management, Financial Instruments and Derivatives    Note 17

Income Taxes                                              Note 18

Leases                                                    Note 22

Lines of Credit and Sale of Receivables                   Note 23

Unaudited Quarterly Financial Information                 Note 24

Trust Preferred Securities                                Note 25

Jointly Owned Electric Utility Plant                      Note 28

Related Party Transactions                                Note 29

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors of AEP Texas Central Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of AEP Texas Central Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AEP Texas Central Company and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003

                             AEP TEXAS NORTH COMPANY

AEP TEXAS NORTH COMPANY
Selected Financial Data
-----------------------

                                                                               Year Ended December 31,
                                                                              ------------------------
                                                2002                2001              2000              1999              1998
                                                ----                ----              ----              ----              ----
                                                                                   (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                        $  450,740            $556,458          $571,064         $445,709           $424,953
  Operating Expenses                           442,869             523,068           518,723          391,910            365,677
                                            ----------            --------          --------         --------           --------
  Operating Income                               7,871              33,390            52,341           53,799             59,276
  Nonoperating Items, Net                         (703)              2,195            (1,675)           2,488              2,712
  Interest Charges                              20,845              23,275            23,216           24,420             24,263
                                            ----------            --------          --------         --------           --------
  Income (Loss) Before
   Extraordinary Item                          (13,677)             12,310            27,450           31,867             37,725
  Extraordinary Loss                              -                    -                -              (5,461)              -
                                            ----------            --------          --------         --------           --------
  Net Income (Loss)                            (13,677)             12,310            27,450           26,406             37,725
  Preferred Stock
   Dividend Requirements                           104                 104               104              104                104
                                            ----------            --------          --------         --------           --------
  Earnings (Loss) Applicable to
   Common Stock                             $  (13,781)           $ 12,206          $ 27,346         $ 26,302           $ 37,621
                                            ==========            ========          ========         ========           ========



                                                                                   December 31,
                                                                                   -----------
                                              2002                2001               2000               1999             1998
                                              ----                ----               ----               ----             ----
                                                                                  (in thousands)
BALANCE SHEETS DATA:
  Electric Utility Plant                    $1,201,747          $1,260,872        $1,229,339       $1,182,544         $1,146,582
  Accumulated
   Depreciation and
   Amortization                                521,792             546,162           515,041          495,847            473,503
                                            ----------          ----------        ----------       ----------         ----------
  Net Electric Utility
   Plant                                      $679,955            $714,710          $714,298         $686,697           $673,079
                                              ========            ========          ========         ========           ========

  Total Assets                                $877,175          $  864,875        $1,087,504         $861,205           $819,446
                                              ========          ==========        ==========         ========           ========

  Common Stock and
   Paid-in Capital                            $139,565            $139,565          $139,565         $139,565           $139,565
  Accumulated Other Comprehensive
    Income (Loss)                              (30,763)               -                 -                -                  -
  Retained Earnings                             71,942             105,970           122,588          113,242            114,940
                                             ---------          ----------        ----------       ----------         ----------
  Total Common
   Shareholder's Equity                       $180,744            $245,535          $262,153         $252,807           $254,505
                                              ========            ========          ========         ========           ========

  Cumulative Preferred Stock:
   Not Subject to
    Mandatory Redemption                        $2,367             $ 2,367           $ 2,367          $ 2,367            $ 2,368
                                                ======             =======           =======          =======            =======
  Long-term Debt (a)                          $132,500            $255,967          $255,843         $303,686           $303,518
                                              ========            ========          ========         ========           ========

  Total Capitalization
   And Liabilities                            $877,175          $  864,875        $1,087,504         $861,205           $819,446
                                              ========          ==========        ==========         ========           ========

(a) Including portion due within one year.


AEP TEXAS NORTH COMPANY
Management's Narrative Analysis of Results of Operations
--------------------------------------------------------


AEP Texas North Company (TNC), formerly known as West Texas Utilities Company
(WTU), is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power in west and central Texas. TNC also sells electric power at wholesale to other utilities, municipalities, rural electric cooperatives and beginning in 2002 to its affiliated retail electric provider (REP) in Texas.

Wholesale power marketing activities are conducted on TNC's behalf by AEPSC. TNC, along with the other AEP electric operating subsidiaries, shares in AEP's electric power transactions with other utility systems and power marketers.

On January 1, 2002, customer choice of electricity supplier began in the Electric Reliability Council of Texas (ERCOT) area of Texas. TNC operates in both the ERCOT and Southwest Power Pool (SPP) regions of Texas, with the majority of its operations being in the ERCOT territory.

Under the Texas Restructuring Legislation, each electric utility was required to submit a plan to structurally unbundle its business into an affiliated REP, a power generator, and a transmission and distribution utility. During the year 2000, TNC submitted a plan for separation that was subsequently approved by the PUCT. TNC has functionally separated its generation from its transmission and distribution operations and AEP formed a separate affiliated REP. Pending regulatory approval, TNC anticipates legally separating its generation from its transmission and distribution operations (see Note 8). The affiliated REP, a separate legal entity that was an AEP subsidiary (not owned by or consolidated with TNC) was sold in December 2002 (see Note 12).

Since the affiliated REP is the electricity supplier to retail customers in the ERCOT area, TNC sells its generation to the affiliated REP and other market participants and provides transmission and distribution services to retail customers of the REPs in the TNC service territory. As a result of the formation of the affiliated REP, effective January 1, 2002, TNC no longer supplies electricity directly to retail customers. The implementation of REPs as suppliers to retail customers has caused a significant shift in TNC's sales as described below under "Results of Operations."

In December 2002, AEP sold the affiliated REP to an unrelated third party, who assumed the obligations of the affiliated REP under the Texas Restructuring Legislation (see Note 12). Prior to the sale, during 2002, sales to the affiliated REP were classified as Sales to AEP Affiliates. Subsequent to the sale, transactions with the REP will be classified as Wholesale Electricity or Energy Delivery.

Results of Operations
---------------------

In 2002, Net Income decreased $26.0 million or 211% primarily due to a $38.1 million long-lived asset impairment charge ($24.8 million net of tax) related to the inactivation of inefficient gas fired plants (see Note 13) and a $4.7 million impairment charge ($3.1 million net of tax) related to the abandonment of a wind-powered generation facility (see Note 13).

Changes in Operating Revenues
-----------------------------

   Increase (Decrease) From Previous Year
   --------------------------------------

                               (in millions)       %

Wholesale  Electricity*          $(231.7)        (63)
Energy Delivery*                   (95.7)        (57)
Sales to AEP
 Affiliates                        221.7         N.M.
                                 -------
   Total                         $(105.7)        (19)
                                 =======

*Reflects the allocation of certain transmission and distribution revenues included in bundled retail rates to energy delivery.

N.M. =  Not Meaningful

Wholesale Electricity revenues decreased as a result of the elimination of TNC's retail electricity sales in the ERCOT region as of January 1, 2002 and a decrease in wholesale power marketing margins, partially offset by the ICR adjustments (see Note 6).

Sales to AEP Affiliates increased primarily due to increased revenues from the newly created affiliated REP. Although TNC sold electricity to the affiliated REP instead of directly to retail customers in the ERCOT region, total revenues decreased due to lower prices for power sold to the affiliated REP.

Additionally, delivery charges provided to the affiliated REP in 2002 are classified as Sales to AEP Affiliates in 2002, whereas in 2001 they were classified as Energy Delivery revenue.

Changes in Operating Expenses
-----------------------------

   Increase (Decrease) From Previous Year
   --------------------------------------

                                (in millions)      %


Fuel                               $(76.7)        (43)
Purchased Power:
 Wholesale Electricity               10.0          14
 AEP Affiliates                     (19.1)        (34)
Other Operation                      (6.3)         (6)
Asset Impairments                    42.9         N.M.
Maintenance                           -            -
Depreciation and
 Amortization                        (7.1)        (14)
Taxes Other
 Than Income Taxes                   (5.8)        (21)
Income Taxes                        (18.1)        N.M.
                                    -----
   Total                           $(80.2)        (15)
                                   ======

N.M. = Not Meaningful

Fuel expense decreased due to a decrease in the average unit cost of fuel and decreased generation required due to decreased energy sales. TNC used natural gas as fuel for 42% of its generation in 2002. The nature of the natural gas market is such that both long-term and short-term contracts are generally based on the current spot market price. Changes in natural gas prices affect TNC's fuel expense; however, they generally did not impact results of operations in 2001 due to fuel recovery mechanisms, which are no longer in place beginning with deregulation in 2002.

The net decline in total Purchased Power expense in 2002 was mainly due to both reduced MWHs purchased and reduced prices, partially offset by ICR adjustments (see Note 6).

Other Operation expense decreased slightly in 2002 due to lower factoring and transmission expenses, offset in part by a $1.4 million write-down of material and supply inventory associated with the impaired plants.

As a result of TNC's recent ability to purchase electricity at a significantly lower price than its current cost to generate electricity, TNC proposed in September 2002 to "inactivate" various, high-cost gas fired generating facilities. TNC recorded an impairment charge in the third quarter 2002 of approximately $34.2 million related to these plants, which was recorded in Asset Impairments expense. In the fourth quarter 2002, an additional asset impairments charge of $3.9 million was also recorded in connection with these plants, along with a $4.7 million charge for a wind-powered generation facility (see Note 13). Additionally, a $1.2 million charge associated with fuel inventory (recorded in Fuel) and a $1.4 million charge associated with materials and supplies (recorded in Other Operations) was recorded in the fourth quarter of 2002 related to the "inactivated" plants.

Depreciation and Amortization expense decreased due to the elimination in 2002 of excess earnings expense under Texas Restructuring Legislation and the elimination of regulatory asset amortization that ended in 2001.

The decrease in Taxes Other Than Income Taxes is primarily a result of one time 2001 assessments and a decrease in the gross receipts tax due to deregulation.

The decrease in Income Taxes is primarily a result of a decrease in pre-tax income resulting from the impairment of various generating facilities.


Other Changes

Nonoperating Income and Nonoperating Expenses increased significantly as a result of increased non-utility revenue and expenses associated with energy related construction projects for third parties, offset in part by decreased interest income. The revenues associated with the aforementioned energy related construction projects included in Nonoperating Income increased $45.5 million in 2002. The expenses associated with these projects included in Nonoperating Expenses increased $43.0 million in 2002.

Interest Charges declined primarily due to lower interest rates.



AEP TEXAS NORTH COMPANY
Statements of Operations
------------------------

                                                                                             Year Ended December 31,
                                                                             -------------------------------------------------------
                                                                                  2002                2001              2000
                                                                                  ----                ----              ----
                                                                                                 (in thousands)
OPERATING REVENUES:
  Wholesale Electricity                                                         $136,962            $368,741          $376,206
  Energy Delivery                                                                 73,353             169,036           176,204
  Sales to AEP Affiliates                                                        240,425              18,681            18,654
                                                                                --------            --------          --------
            TOTAL OPERATING REVENUES                                             450,740             556,458           571,064
                                                                                --------            --------          --------

OPERATING EXPENSES:
  Fuel                                                                           100,466             177,140           183,154
  Purchased Power:
    Wholesale Electricity                                                         80,391              70,395            68,080
    AEP Affiliates                                                                37,582              56,656            57,773
  Other Operation                                                                104,960             111,248            93,078
  Asset Impairments                                                               42,898                -                 -
  Maintenance                                                                     22,295              22,343            21,241
  Depreciation and Amortization                                                   43,620              50,705            55,172
  Taxes Other Than Income Taxes                                                   22,471              28,319            25,321
  Income Tax Expense (Credit)                                                    (11,814)              6,262            14,904
                                                                                --------            --------          --------
            TOTAL OPERATING EXPENSES                                             442,869             523,068           518,723
                                                                                --------            --------          --------

OPERATING INCOME                                                                   7,871              33,390            52,341

NONOPERATING INCOME                                                               53,763              12,199             9,530

NONOPERATING EXPENSES                                                             54,755              10,695            12,664

NONOPERATING INCOME TAX CREDIT                                                      (289)               (691)           (1,459)

INTEREST CHARGES                                                                  20,845              23,275            23,216
                                                                                --------            --------          --------

NET INCOME (LOSS)                                                                (13,677)             12,310            27,450

PREFERRED STOCK DIVIDEND REQUIREMENTS                                                104                 104               104
                                                                                --------            --------          --------

EARNINGS (LOSS) APPLICABLE TO COMMON STOCK                                      $(13,781)           $ 12,206          $ 27,346
                                                                                ========            ========          ========


Statements of Comprehensive Income

                                                                                             Year Ended December  31,
                                                                                ----------------------------------------------
                                                                                  2002                2001               2000
                                                                                  ----                ----               ----

NET INCOME (LOSS)                                                               $(13,677)            $12,310           $27,450

OTHER COMPREHENSIVE INCOME (LOSS):
  Cash Flow Power Hedges                                                             (15)               -                 -
  Minimum Pension Liability                                                      (30,748)               -                 -
                                                                                --------             -------           -------
COMPREHENSIVE INCOME (LOSS)                                                     $(44,440)            $12,310           $27,450
                                                                                ========             =======           =======


The common stock of TNC is owned by a wholly owned subsidiary of AEP. See notes to Financial Statements beginning on page L-1.


AEP TEXAS NORTH COMPANY
Statements of Retained Earnings
-------------------------------

                                                                                         Year Ended December  31,
                                                                            ----------------------------------------------
                                                                             2002                 2001              2000
                                                                             ----                 ----              ----
                                                                                             (in thousands)
BEGINNING OF PERIOD                                                         $105,970            $122,588          $113,242

NET INCOME (LOSS)                                                            (13,677)             12,310            27,450

DEDUCTIONS:
  Cash Dividends Declared:
    Common Stock                                                              20,247              28,824            18,000
    Preferred Stock                                                              104                 104               104
                                                                            --------            --------          --------

BALANCE AT END OF PERIOD                                                    $ 71,942            $105,970          $122,588
                                                                            ========            ========          ========

The common stock of TNC is owned by a wholly owned subsidiary of AEP. See notes to Financial Statements beginning on page L-1.




AEP TEXAS NORTH COMPANY
Balance Sheets
--------------

                                                                                                                December 31,
                                                                                                         2002               2001
                                                                                                         ----               ----
                                                                                                              (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
  Production                                                                                         $  353,087          $  443,508
  Transmission                                                                                          254,483             250,023
  Distribution                                                                                          445,486             431,969
  General                                                                                               111,679             112,797
  Construction Work in Progress                                                                          37,012              22,575
                                                                                                     ----------          ----------
          Total Electric Utility Plant                                                                1,201,747           1,260,872
  Accumulated Depreciation and Amortization                                                             521,792             546,162
                                                                                                     ----------          ----------
          NET ELECTRIC UTILITY PLANT                                                                    679,955             714,710
                                                                                                     ----------          ----------

OTHER PROPERTY AND INVESTMENTS                                                                            1,213              24,933
                                                                                                     ----------          ----------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                         2,248               8,327
                                                                                                     ----------          ----------

CURRENT ASSETS:
  Cash and Cash Equivalents                                                                               1,219               2,454
  Accounts Receivable:
   Customers                                                                                             62,660              18,720
   Affiliated Companies                                                                                  43,632               8,656
   Allowance for Uncollectible Accounts                                                                  (5,041)               (196)
  Fuel Inventory                                                                                         12,677               8,307
  Materials and Supplies                                                                                  9,574              11,190
  Accrued Utility Revenues                                                                                6,829                -
  Energy Trading and Derivative Contracts                                                                 4,130              10,240
  Prepayments and Other                                                                                   1,070                 966
                                                                                                     ----------          ----------
          TOTAL CURRENT ASSETS                                                                          136,750              60,337
                                                                                                     ----------          ----------

REGULATORY ASSETS                                                                                        45,097              54,122
                                                                                                     ----------          ----------

DEFERRED CHARGES                                                                                         11,912               2,446
                                                                                                     ----------          ----------

                    TOTAL ASSETS                                                                     $  877,175          $  864,875
                                                                                                     ==========          ==========

See Notes to Financial Statements beginning on page L-1.




AEP TEXAS NORTH COMPANY

                                                                                                                December 31,
                                                                                                          2002               2001
                                                                                                          ----               ----
                                                                                                              (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock - $25 Par Value:
    Authorized - 7,800,000 Shares
    Outstanding - 5,488,560 Shares                                                                     $137,214             $137,214
  Paid-in Capital                                                                                         2,351                2,351
  Accumulated Other Comprehensive Income (Loss)                                                         (30,763)                -
  Retained Earnings                                                                                      71,942              105,970
                                                                                                       --------             --------
    Total Common Shareholder's Equity                                                                   180,744              245,535
  Cumulative Preferred Stock
    Not Subject to Mandatory Redemption                                                                   2,367                2,367
  Long-term Debt                                                                                        132,500              220,967
                                                                                                       --------             --------
          TOTAL CAPITALIZATION                                                                          315,611              468,869
                                                                                                       --------             --------

OTHER NONCURRENT LIABILITIES                                                                             28,861                6,296
                                                                                                       --------             --------

CURRENT LIABILITIES:
  Short-term Debt - Affiliates                                                                          125,000                 -
  Long-term Debt Due Within One Year                                                                       -                  35,000
  Advances from Affiliates                                                                               80,407               50,448
  Accounts Payable - General                                                                             32,714               33,782
  Accounts Payable - Affiliated Companies                                                                76,217               11,388
  Customer Deposits                                                                                         117                4,191
  Taxes Accrued                                                                                           3,697               17,358
  Interest Accrued                                                                                        2,776                4,762
  Energy Trading and Derivative Contracts                                                                 3,801               12,402
  Other                                                                                                  17,414                9,824
                                                                                                       --------             --------
          TOTAL CURRENT LIABILITIES                                                                     342,143              179,155
                                                                                                       --------             --------

DEFERRED INCOME TAXES                                                                                   117,521              145,049
                                                                                                       --------             --------

DEFERRED INVESTMENT TAX CREDITS                                                                          21,510               22,781
                                                                                                       --------             --------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                           557                5,250
                                                                                                       --------             --------

REGULATORY LIABILITIES AND DEFERRED CREDITS                                                              50,972               37,475
                                                                                                       --------             --------

COMMITMENTS AND CONTINGENCIES (Note 9)

                    TOTAL CAPITALIZATION AND LIABILITIES                                               $877,175             $864,875
                                                                                                       ========             ========

See Notes to Financial Statements beginning on page L-1.




                            AEP TEXAS NORTH COMPANY
                            Statements of Cash Flows
                            ------------------------

                                                                                                 Year Ended December 31,
                                                                                    ----------------------------------------------
                                                                                      2002               2001              2000
                                                                                      ----               ----              ----
                                                                                                    (in thousands)
OPERATING ACTIVITIES:
  Net Income (Loss)                                                                   $(13,677)         $ 12,310          $ 27,450
  Adjustments to Reconcile Net Income to Net Cash Flows From Operating
   Activities:
    Depreciation and Amortization                                                       43,620            50,705            55,172
    Writedown of Utility Assets                                                         38,154              -
    Writedown of Wind Farm Assets                                                        4,744              -                 -
    Deferred Income Taxes                                                              (12,275)          (11,891)            8,164
    Deferred Investment Tax Credits                                                     (1,271)           (1,271)           (1,271)
    Mark-to-Market Energy Trading and Derivative Contracts                              (1,127)           (3,506)            2,590
  CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES:
      Accounts Receivable (net)                                                        (74,071)           24,844            (1,445)
      Fuel, Materials and Supplies                                                      (2,754)            3,187             8,478
      Accrued Utility Revenues                                                          (6,829)             -                 -
      Accounts Payable                                                                  63,761           (42,604)           28,393
      Taxes Accrued                                                                    (13,661)           (1,543)            6,443
  Fuel Recovery                                                                         14,169            32,505           (53,841)
  Transmission Coordination Agreement Settlement                                          -                 -               15,465
  Change in Other Assets                                                               (16,928)           (1,432)            2,549
  Change in Other Liabilities                                                           16,514            11,056            (3,869)
                                                                                      --------          --------          --------
            Net Cash Flows From Operating Activities                                    38,369            72,360            94,278
                                                                                      --------          --------          --------

INVESTING ACTIVITIES:
  Construction Expenditures                                                            (43,563)          (39,662)          (64,477)
  Sales Proceeds and Other                                                                 150              (127)             -
                                                                                      --------          --------          --------
            Net Cash Used For Investing Activities                                     (43,413)          (39,789)          (64,477)
                                                                                      --------          --------          --------

FINANCING ACTIVITIES:
  Retirement of Long-term Debt                                                        (130,799)             -              (48,000)
  Change in Short-term Debt Affiliated (net)                                           125,000              -                 -
  Change in Advances from Affiliates (net)                                              29,959            (8,130)           37,170
  Dividends Paid on Common Stock                                                       (20,247)          (28,824)          (18,000)
  Dividends Paid on Cumulative Preferred Stock                                            (104)             (104)             (104)
                                                                                      --------          --------          --------
            Net Cash Flows From (Used For) Financing Activities                          3,809           (37,058)          (28,934)
                                                                                      --------          --------          --------

Net Increase (Decrease) in Cash and Cash Equivalents                                    (1,235)           (4,487)              867
Cash and Cash Equivalents at Beginning of Period                                         2,454             6,941             6,074
                                                                                      --------          --------          --------
Cash and Cash Equivalents at End of Period                                            $  1,219            $2,454            $6,941
                                                                                      ========            ======            ======

Supplemental Disclosure:
Cash paid (received) for interest net of capitalized amounts was $19,934,000
$19,279,000 and $19,088,000 and for income taxes was $15,544,000, $21,997,000 and ($906,000) in 2002, 2001 and 2000 respectively.

See Notes to Financial Statements beginning on page L-1.




AEP TEXAS NORTH COMPANY
Statements of Capitalization
----------------------------
                                                                                        December 31,
                                                                                   2002              2001
                                                                                   ----              ----
                                                                                       (in thousands)
COMMON SHAREHOLDER'S EQUITY                                                      $180,744          $245,535
                                                                                 --------          --------

PREFERRED STOCK: $100 par value - authorized shares 810,000

            Call Price                                             Shares
           December 31,      Number of Shares Redeemed          Outstanding
Series         2002            Year Ended December 31,       December 31, 2002
------     ------------     ----------------------------     -----------------
                              2002      2001      2000
                              ----      ----      ----

Not Subject to Mandatory Redemption:

 4.40%       $107               -        -          1              23,672           2,367             2,367

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                               88,190           211,657
Installment Purchase Contracts                                                     44,310            44,310
Less Portion Due Within One Year                                                     -              (35,000)
                                                                                 --------          --------

Long-term Debt Excluding Portion Due Within One Year                              132,500           220,967
                                                                                 --------          --------

  TOTAL CAPITALIZATION                                                           $315,611          $468,869
                                                                                 ========          ========

See Notes to Financial Statements beginning on page L-1.



AEP TEXAS NORTH COMPANY
Schedule of Long-term Debt
--------------------------


First mortgage bonds outstanding were as follows:

                             December 31,
                             -----------
                           2002       2001
                           ----       ----
                           (in thousands)
% Rate Due
6-7/8  2002 - October 1  $  -       $ 35,000
7      2004 - October 1   18,469      40,000
6-1/8  2004 - February 1  24,036      40,000
6-3/8  2005 - October 1   37,609      72,000
7-3/4  2007 - June 1       8,151      25,000
Unamortized Discount         (75)       (343)
                         -------    --------
                         $88,190    $211,657

First mortgage bonds are secured by a first mortgage lien on electric utility plant. The indenture, as supplemented, relating to the first mortgage bonds contains maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered into, in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                             December 31,
                             -----------
                            2002      2001
                            ----      ----
                            (in thousands)
% Rate Due
Red River Authority
 of Texas:
6.00   2020 - June 1      $44,310    $44,310
                          =======    =======



Under the terms of the installment purchase contracts, TNC is required to pay amounts sufficient to enable the payment of interest on and the principal of (at stated maturities and upon mandatory redemptions) related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

At December 31, 2002, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2003                        $   -
2004                          42,505
2005                          37,609
2006                            -
2007                           8,151
Later Years                   44,310
                            --------
Principal Amount             132,575
Less: Unamortized Discount       (75)
                            --------
    Total                   $132,500

AEP TEXAS NORTH COMPANY
Index to Combined Notes to Financial Statements
-----------------------------------------------

The notes to TNC's financial statements are combined with the notes to financial statements for AEP and its other subsidiary registrants. Listed below are the combined notes that apply to TNC. The combined footnotes begin on page L-1.

                                                               Combined
                                                               Footnote
                                                              Reference
                                                              ---------

Significant Accounting Policies                                 Note  1

Extraordinary Items and Cumulative Effect                       Note  2

Merger                                                          Note  4

Rate Matters                                                    Note  6

Effects of Regulation                                           Note  7

Customer Choice and Industry Restructuring                      Note  8

Commitments and Contingencies                                   Note  9

Guarantees                                                      Note 10

Sustained Earnings Improvement Initiative                       Note 11

Acquisitions, Dispositions and Discontinued Operations          Note 12

Asset Imapairments and Investment Value Losses                  Note 13

Benefit Plans                                                   Note 14

Business Segments                                               Note 16

Risk Management, Financial Instruments and Derivatives          Note 17

Income Taxes                                                    Note 18

Leases                                                          Note 22

Lines of Credit and Sale of Receivables                         Note 23

Unaudited Quarterly Financial Information                       Note 24

Jointly Owned Electric Utility Plant                            Note 28

Related Party Transactions                                      Note 29

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of
Directors of AEP Texas North Company:

We have audited the accompanying balance sheets and statements of capitalization of AEP Texas North Company as of December 31, 2002 and 2001, and the related statements of operations, retained earnings, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of AEP Texas North Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003

                   APPALACHIAN POWER COMPANY AND SUBSIDIARIES




APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Selected Consolidated Financial Data
------------------------------------
                                                                         Year Ended December 31,
                                        -----------------------------------------------------------------------------------------
                                            2002              2001             2000                 1999                  1998
                                            ----              ----             ----                 ----                  ----
                                                                            (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                    $1,814,470         $1,784,259         $1,759,253           $1,586,050          $1,672,244
  Operating Expenses                     1,512,407          1,509,273          1,558,099            1,344,814           1,443,701
                                        ----------         ----------         ----------           ----------          ----------
  Operating Income                         302,063            274,986            201,154              241,236             228,543
  Nonoperating Items,
   Net                                      20,106              6,868             11,752                8,096              (8,301)
  Interest Charges                         116,677            120,036            148,000              128,840             126,912
                                        ----------         ----------         ----------           ----------         -----------
  Income Before
   Extraordinary Item                      205,492            161,818             64,906              120,492              93,330
  Extraordinary Gain                          -                  -                 8,938                 -                   -
                                        ----------         ----------         ----------           ----------          ----------
  Net Income                               205,492            161,818             73,844              120,492              93,330
  Preferred Stock
   Dividend Requirements                     2,897              2,011              2,504                2,706               2,497
                                        ----------         ----------         ----------           ----------          ----------
  Earnings Applicable
   to Common Stock                     $   202,595         $  159,807         $   71,340           $  117,786          $   90,833
                                       ===========         ==========         ==========           ==========          ==========

                                                                               December 31,
                                       ------------------------------------------------------------------------------------------
                                            2002              2001             2000                  1999                 1998
                                            ----              ----             ----                  ----                 ----
                                                                            (in thousands)
BALANCE SHEETS DATA:
  Electric Utility
   Plant                                $5,895,303         $5,664,657         $5,418,278           $5,262,951          $5,087,359
  Accumulated
   Depreciation and
   Amortization                          2,424,607          2,296,481          2,188,796            2,079,490           1,984,856
                                        ----------         ----------         ----------           ----------          ----------
  Net Electric Utility
   Plant                                $3,470,696         $3,368,176         $3,229,482           $3,183,461          $3,102,503
                                        ==========         ==========         ==========           ==========          ==========

  Total Assets                          $4,627,847         $4,482,785         $6,572,595           $4,352,219          $4,047,038
                                        ==========         ==========         ==========           ==========          ==========

  Common Stock and
   Paid-in Capital                        $977,700           $976,244           $975,676             $974,717            $924,091
  Accumulated Other
   Comprehensive Income
   (Loss)                                  (72,082)              (340)              -                    -                   -
  Retained Earnings                        260,439            150,797            120,584              175,854             179,461
                                        ----------         ----------         ----------           ----------          ----------
  Total Common
   Shareholder's Equity                 $1,166,057         $1,126,701         $1,096,260           $1,150,571          $1,103,552
                                        ==========         ==========         ==========           ==========          ==========

Cumulative Preferred Stock:
  Not Subject to
   Mandatory Redemption                 $   17,790         $   17,790         $   17,790           $   18,491          $   19,359
  Subject to Mandatory
   Redemption                               10,860             10,860             10,860               20,310              22,310
                                        ----------         ----------         ----------           ----------          -----------
  Total Cumulative
   Preferred Stock                        $ 28,650         $   28,650         $   28,650           $   38,801          $   41,669
                                          ========         ==========         ==========           ==========          ==========

  Long-term Debt (a)                    $1,893,861         $1,556,559         $1,605,818           $1,665,307          $1,552,455
                                        ==========         ==========         ==========           ==========          ==========

  Obligations Under
   Capital Leases (a)                   $   33,589         $   46,285           $ 63,160           $   64,645          $   65,175
                                        ==========         ==========           ========           ==========          ==========

  Total Capitalization
   And Liabilities                      $4,627,847         $4,482,785         $6,572,595           $4,352,219          $4,047,038
                                        ==========         ==========         ==========           ==========          ==========

(a) Including portion due within one year.


                   APPALACHIAN POWER COMPANY AND SUBSIDIARIES
          Management's Discussion and Analysis of Results of Operation
          ------------------------------------------------------------



APCo is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to 925,000 retail customers in southwestern Virginia and southern West Virginia. APCo, as a member of the AEP Power Pool, shares in the revenues and costs of the AEP Power Pool's wholesale sales to neighboring utility systems and power marketers including power trading transactions. APCo also sells wholesale power to municipalities.

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

Results of Operations
---------------------

Net Income increased $44 million or 27% in 2002 due to higher retail sales resulting from increased generation, weather related electricity demands and reductions in Maintenance expense. Most significantly, the Mountainer, Amos and Glen Lyn plants, down for boiler maintenance in 2001, were back online in 2002 resulting in increased availability of generation and decreased maintenance expense. In addition, Nonoperating Income less Nonoperating Expenses increased $10 million as a result of a reduction in trading incentive compensation recorded in Nonoperating Expenses offset in part by decreased power trading gains recorded in Nonoperating Income.

Net Income increased $88 million or 119% in 2001 primarily due to the effect of a court decision related to a corporate owned life insurance (COLI) program recorded in 2000. In February 2001, the U.S. District Court for the Southern District of Ohio ruled against AEP and certain of its subsidiaries, including APCo, in a suit over deductibility of interest claimed in AEP's consolidated tax return related to COLI. In 1998 and 1999 APCo paid the disputed taxes and interest attributable to the COLI interest deductions for taxable years 1991-98. Also contributing to the increase in net income was growth in and strong performance by the wholesale electricity business in the first half of 2001 offset in part by the effect of extremely mild weather in November and December combined with weak economic conditions which reduced retail energy sales.

Operating Revenues
------------------

Operating Revenues increased $30 million or 2% in 2002 as a result of weather related demand and increased generation resulting from availablility of plants previously down for maintenance coming back online. An increase of $25 million, or 1%, in 2001 Operating Revenues was attributable to an increase in AEP Power Pool transactions. Changes in components of revenues were as follows:

                     Increase (Decrease)
                     From Previous Year
                    (dollars in millions)
                     2002           2001
                  ---------------------------
                  Amount    %   Amount     %
                  ------    -   ------     -
Wholesale
  Electricity*   $16.0      2    $(11.7)  (1)
Energy Delivery*  (1.0)     -      20.1    3
Sales to AEP
  Affiliates      15.2      9      16.6   11
                 -----           ------
     Total
      Revenues   $30.2      2    $ 25.0    1
                 =====           ======

*Reflects the allocation of certain transmission and distribution revenues included in bundled retail rates to energy delivery.


Operating Revenues for 2002 increased as a result of an increase in generation and availability at the Mountaineer, Amos and Glen Lyn plants; and increases in residential and commercial sales due to warmer weather during July and September. Sales to AEP affiliates increased for the year due to an increase in generation capacity and power available to be delivered to AEP Power Pool. These increases were partially offset by flat industrial sales as recessionary conditions continued into 2002.

The year 2001 saw a decrease in kilowatt hour sales to industrial customers. This decrease was due to the economic recession. In the fourth quarter, sales to residential and commercial customers declined, reflecting recession-related reductions in demand.

The increase in Sales to AEP Affiliates in 2001 is due to an increase in AEP Power Pool transactions. As the quantity of energy sold by the AEP Power Pool rose, APCo's contribution of energy to the Pool rose, accounting for the increase in APCo's revenues from Sales to AEP Affiliates.

Operating Expenses
------------------

Operating Expenses for 2002 were comparable to those of 2001. Increases in Fuel and Wholesale Electricity Purchased Power expenses were offset by decreases in power purchases from AEP Affiliates due to increases in APCo generation and availability as plants previously down for maintenance resumed operations. The decrease in operating expenses in 2001 of 3% is due to decreases in income taxes, other operation expense, fuel expense and taxes other than income taxes partially offset by increases in electricity purchased power expense and depreciation and amortization expenses. Changes in the components of Operating Expenses are as follows:

                    Increase (Decrease)
                     From Previous Year
                   (dollars in millions)
                   2002             2001
               -----------------------------
                Amount    %    Amount    %
                ------    -    ------    -
Fuel           $  79.4   23  $ (17.6)   (5)
Wholesale
 Electricity
 Purchases        15.0   36     17.4    70
AEP Affiliate
 Purchases      (112.3) (32)    (8.9)   (3)
Other Operation    8.9    3    (18.6)   (7)
Maintenance      (10.2)  (8)     7.9     6
Depreciation and
  Amortization     8.9    5     17.3    11
Taxes Other Than
  Income Taxes    (4.6)  (5)   (11.8)  (11)
Income Taxes      18.0   19    (34.5)  (27)
               -------      --------
  Total        $   3.1    - $  (48.8)   (3)
               =======      ========

Fuel expense increased for 2002 as a result of an increase in APCo generation. Mountaineer, Amos, and Glen Lyn plants had undergone boiler plant maintenance in 2001 which resulted in increased availability in 2002. The decrease in Fuel expense in 2001 is due to a decline in generation as a result of scheduled plant maintenance.

Wholesale Electricity Purchases increased for 2002 as a result of increased purchases from third parties for resale to wholesale customers and to meet internal demand. Electricity purchased power expense increased in 2001 due to increases in wholesale electricity prices and as a result of the previously mentioned plant outages.

The decrease for 2002 in Purchases from AEP Affiliates is a result of increased internal generation due to plant availability. Purchased power from AEP affiliates decreased in 2001 as the result of a decrease in AEP Power Pool capacity charges due to a reduction in APCo's MLR.

Other Operation expense increased in 2002 mainly due to severance expenses related to the sustained earnings initiative plan, a reduction in the gains recorded on the dispositions of SO2 emission allowances, and increased insurance premiums and other employee benefit costs. These increases were offset by reduced trading overhead expenses as a result of reduced staffing and weaker market conditions; a decrease in transmission equalization charges caused by a reduction in APCo's MLR ratio; and energy delivery severance accruals recorded in 2001 for which there was no comparable activity in 2002. Other operation expense decreased in 2001 mainly due to the effect of AEPSC billings in 2000 for the disallowance of the COLI program interest deduction. Additionally, the decrease was the result of a gain recorded on the disposition of SO2 emission allowances offset in part by increased wholesale power trading incentive compensation expense.

The decrease in Maintenance expense in 2002 is primarily due to previously discussed boiler plant maintenance at Amos, Mountaineer and Glen Lyn plants in the year 2001.

Depreciation and Amortization expense increased during 2002 due to increased amortization for the net generation-related regulatory assets related to the Company's West Virginia jurisdiction which were assigned to the distribution portion of the Company's business and are being recovered through regulated rates. Investment in production plant in service, primarily equipment related to emission control, contributed to the increase in depreciation and amortization expense.

Depreciation and Amortization expense increased in 2001 due to accelerated amortization, beginning in July 2000, of the transition regulatory assets in the Virginia and West Virginia jurisdictions. Additional investments in distribution and transmission plant also contributed to the increases in depreciation and amortization expense in 2001. During June 2000 we discontinued the application of SFAS 71 in the Virginia and West Virginia jurisdictions. Consequently net generation-related regulatory assets were assigned to the energy delivery business's regulated distribution business where the Virginia and West Virginia jurisdictions authorized the recovery of these transition regulatory assets through regulated rates.

The decrease in Taxes Other Than Income Taxes for the year 2002 is due primarily to a decrease in municipal license tax. The municipal license tax was replaced by the Virginia consumption tax. The municipal license tax was imposed on APCo and the Virginia consumption tax is imposed on the customer with APCo acting as collector agent. The decrease in Taxes Other Than Income Taxes in 2001 is due to the elimination of the Virginia gross receipts tax as a result of a tax law change due to deregulation in that state.

The increase in Income Taxes for 2002 was due to an increase in pre-tax income. Income taxes attributable to operations decreased in 2001 due to the effect of the disallowance of COLI interest deductions in 2000 offset in part by an increase in pre-tax operating income.

Nonoperating Income and Nonoperating Expenses
---------------------------------------------

The Nonoperating Income decrease for 2002 was due primarily to a decrease in net power trading gains driven by a decline in market prices. Nonoperating Expenses decreased as a result of decreased trading incentives. The increase in Nonoperating Income and Nonoperating Expenses for 2001 is due to considerable increases in the level of activity in the wholesale business's trading transactions outside of the AEP System's traditional marketing area.

Interest Charges
----------------

Interest Charges for 2002 decreased primarily as a result of lower AEP money pool balances and interest rates and the retirement of first mortgage bonds in 2001. Interest charges decreased in 2001 primarily due to the effect of recognizing in 2000 previously deferred interest payments to the IRS related to the COLI disallowances and interest on resultant state income tax deficiencies. Additionally, the decrease in 2001 is due to the retirement of first mortgage bonds in 2000.




APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
---------------------------------
                                                                                           Year Ended December 31,
                                                                           ---------------------------------------------------
                                                                                2002                2001               2000
                                                                                ----                ----               ----
                                                                                               (in thousands)
OPERATING REVENUES:
  Wholesale Electricity                                                     $1,033,904           $1,017,938         $1,029,657
  Energy Delivery                                                              594,089              595,036            574,918
  Sales to AEP Affiliates                                                      186,477              171,285            154,678
                                                                            ----------           ----------         ----------
     Total Operating Revenues                                                1,814,470            1,784,259          1,759,253
                                                                            ----------           ----------         ----------

OPERATING EXPENSES:
  Fuel                                                                         430,963              351,557            369,161
  Purchased Power:
    Wholesale Electricity                                                       57,091               42,092             24,720
    AEP Affiliates                                                             234,597              346,878            355,774
  Other Operation                                                              269,426              260,518            279,114
  Maintenance                                                                  122,209              132,373            124,493
  Depreciation and Amortization                                                189,335              180,393            163,089
  Taxes Other Than Income Taxes                                                 95,249               99,878            111,692
  Income Taxes                                                                 113,537               95,584            130,056
                                                                            ----------           ----------         ----------
     Total Operating Expenses                                                1,512,407            1,509,273          1,558,099
                                                                            ----------           ----------         ----------

OPERATING INCOME                                                               302,063              274,986            201,154

NONOPERATING INCOME                                                             29,278               49,507             31,204

NONOPERATING EXPENSES                                                           11,783               41,500             16,329

NONOPERATING INCOME TAX EXPENSE (BENEFIT)                                       (2,611)               1,139              3,123

INTEREST CHARGES                                                               116,677              120,036            148,000
                                                                            ----------           ----------         ----------

INCOME BEFORE EXTRAORDINARY ITEM                                               205,492              161,818             64,906

EXTRAORDINARY GAIN - DISCONTINUANCE OF
 REGULATORY ACCOUNTING FOR GENERATION
 (Inclusive of Tax Benefit of $7,872,000)                                        -                     -                 8,938
                                                                            ----------           ----------         ----------

NET INCOME                                                                     205,492              161,818             73,844

PREFERRED STOCK DIVIDEND REQUIREMENTS                                            2,897                2,011              2,504
                                                                            ----------           ----------         ----------

EARNINGS APPLICABLE TO COMMON STOCK                                           $202,595             $159,807           $ 71,340
                                                                              ========             ========           ========


Consolidated Statements of Comprehensive Income
                                                                                             Year Ended December 31,
                                                                              ------------------------------------------------
                                                                                  2002                2001               2000
                                                                                  ----                ----               ----
                                                                                                 (in thousands)

NET INCOME                                                                    $205,492             $161,818            $73,844

OTHER COMPREHENSIVE INCOME (LOSS)
  Foreign Currency Exchange Rate Hedge                                          (1,580)                (340)              -
  Minimum Pension Liability                                                    (70,162)                -                  -
                                                                              --------             --------            -------
COMPREHENSIVE INCOME                                                          $133,750             $161,478            $73,844
                                                                              ========             ========            =======

See Notes to Financial Statements beginning on page L-1.






APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Retained Earnings
--------------------------------------------


                                                                                        Year Ended December 31,
                                                                        ---------------------------------------------------
                                                                                2002              2001               2000
                                                                                ----              ----               ----
                                                                                             (in thousands)
Retained Earnings January 1                                                   $150,797          $120,584           $175,854
  Net Income                                                                   205,492           161,818             73,844
                                                                              --------          --------           --------
                                                                               356,289           282,402            249,698
                                                                              --------          --------           --------
Deductions:
  Cash Dividends Declared:
    Common Stock                                                                92,952           129,594            126,612
    Cumulative Preferred Stock:
      4-1/2% Series                                                                801               801                811
      5.90%  Series                                                                278               278                307
      5.92%  Series                                                                364               364                364
      6.85%  Series                                                               -                 -                   289
                                                                              --------          --------           --------
              Total Cash Dividends Declared                                     94,395           131,037            128,383

  Capital Stock Expense                                                          1,455               568                731
                                                                              --------          --------           --------
              Total Deductions                                                  95,850           131,605            129,114
                                                                              --------          --------           --------

Retained Earnings December 31                                                 $260,439          $150,797           $120,584
                                                                              ========          ========           ========

See Notes to Financial Statements beginning on page L-1.




APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
---------------------------


                                                                                                              December 31,
                                                                                                    ------------------------------
                                                                                                        2002                2001
                                                                                                             (in thousands)
ASSETS
ELECTRIC UTILITY PLANT:
  Production                                                                                         $2,245,945          $2,093,532
  Transmission                                                                                        1,218,108           1,222,226
  Distribution                                                                                        1,951,804           1,887,020
  General                                                                                               272,901             257,957
  Construction Work in Progress                                                                         206,545             203,922
                                                                                                     ----------          ----------
          Total Electric Utility Plant                                                                5,895,303           5,664,657
  Accumulated Depreciation and Amortization                                                           2,424,607           2,296,481
                                                                                                     ----------          ----------
          NET ELECTRIC UTILITY PLANT                                                                  3,470,696           3,368,176
                                                                                                     ----------          ----------

OTHER PROPERTY AND INVESTMENTS                                                                           54,653              53,736
                                                                                                     ----------          ----------

LONG-TERM ENERGY TRADING CONTRACTS                                                                      115,748             119,638
                                                                                                     ----------          ----------

CURRENT ASSETS:
  Cash and Cash Equivalents                                                                               4,285              13,663
  Accounts Receivable:
   Customers                                                                                            132,266             113,371
   Affiliated Companies                                                                                 122,665              63,368
   Miscellaneous                                                                                         28,629              11,847
   Allowance for Uncollectible Accounts                                                                 (13,439)             (1,877)
  Fuel Inventory                                                                                         53,646              56,699
  Materials and Supplies                                                                                 59,886              59,849
  Accrued Utility Revenues                                                                               30,948              30,907
  Energy Trading and Derivative Contracts                                                                94,238             137,742
  Prepayments and Other                                                                                  13,396              16,018
                                                                                                     ----------          ----------
          TOTAL CURRENT ASSETS                                                                          526,520             501,587
                                                                                                     ----------          ----------

REGULATORY ASSETS                                                                                       395,553             397,383
                                                                                                     ----------          ----------

DEFERRED CHARGES                                                                                         64,677              42,265
                                                                                                     ----------          ----------

          TOTAL ASSETS                                                                               $4,627,847          $4,482,785
                                                                                                     ==========          ==========

See Notes to Financial Statements beginning on page L-1.




APPALACHIAN POWER COMPANY AND SUBSIDIARIES


                                                                                                              December 31,
                                                                                                    -------------------------------
                                                                                                        2002                2001
                                                                                                        ----                ----
                                                                                                             (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock - No Par Value:
    Authorized - 30,000,000 Shares
    Outstanding - 13,499,500 Shares                                                                  $  260,458          $  260,458
  Paid-in Capital                                                                                       717,242             715,786
  Accumulated Other Comprehensive Income (Loss)                                                         (72,082)               (340)
  Retained Earnings                                                                                     260,439             150,797
                                                                                                     ----------          ----------
    Total Common Shareowner's Equity                                                                  1,166,057           1,126,701
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                                                                  17,790              17,790
    Subject to Mandatory Redemption                                                                      10,860              10,860
  Long-term Debt                                                                                      1,738,854           1,476,552
                                                                                                     ----------          ----------

          TOTAL CAPITALIZATION                                                                        2,933,561           2,631,903
                                                                                                     ----------          ----------

OTHER NONCURRENT LIABILITIES                                                                            173,438              84,104
                                                                                                     ----------          ----------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year                                                                    155,007              80,007
  Advances From Affiliates                                                                               39,205             291,817
  Accounts Payable - General                                                                            141,546             127,597
  Accounts Payable - Affiliated Companies                                                                98,374              84,518
  Taxes Accrued                                                                                          29,181              55,583
  Customer Deposits                                                                                      26,186              13,177
  Interest Accrued                                                                                       22,437              21,770
  Energy Trading and Derivative Contracts                                                                69,001             121,161
  Other                                                                                                  79,832              79,089
                                                                                                     ----------          ----------

          Total CURRENT LIABILITIES                                                                     660,769             874,719
                                                                                                     ----------          ----------

DEFERRED INCOME TAXES                                                                                   701,801             703,575
                                                                                                     ----------          ----------

DEFERRED INVESTMENT TAX CREDITS                                                                          33,691              38,328
                                                                                                     ----------          ----------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                        44,517              60,518
                                                                                                     ----------          ----------

REGULATORY LIABILITIES AND DEFERRED CREDITS                                                              80,070              89,638
                                                                                                     ----------          ----------

COMMITMENTS AND CONTINGENCIES (Note 9)

          TOTAL CAPITALIZATION AND LIABILITIES                                                       $4,627,847          $4,482,785
                                                                                                     ==========          ==========

See Notes to Financial Statements beginning on page L-1.





APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
-------------------------------------


                                                                                            Year Ended December 31,
                                                                               -----------------------------------------------
                                                                                  2002               2001              2000
                                                                                  ----               ----              ----
                                                                                                (in thousands)
OPERATING ACTIVITIES:
  Net Income                                                                    $ 205,492         $ 161,818            $73,844
  Adjustments for Noncash Items:
    Depreciation and Amortization                                                 189,335           180,505            163,202
    Deferred Income Taxes                                                          16,777            42,498              8,602
    Deferred Investment Tax Credits                                                (4,637)           (4,765)            (4,915)
    Deferred Power Supply Costs (net)                                               6,365             1,411            (84,408)
    Mark-to-Market of Energy Trading Contracts                                    (21,151)          (68,254)            (1,843)
    Provision for Rate Refunds                                                       -                 -                (4,818)
    Extraordinary Gain                                                               -                 -                (8,938)
  Change in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                                                     (83,412)          134,099           (166,911)
    Fuel, Materials and Supplies                                                    3,016           (19,957)            18,487
    Accrued Utility Revenues                                                          (41)           35,592            (13,081)
    Accounts Payable                                                               27,805           (45,073)           159,369
    Taxes Accrued                                                                 (26,402)           (7,675)            14,220
    Revenue Refunds Accrued                                                          -                 -                   181
    Incentive Plan Accrued                                                           (858)           (2,451)            10,662
  Disputed Tax and Interest Related to COLI                                          -                 -                72,440
  Change in Operating Reserves                                                     (3,190)           (5,358)           (19,770)
  Rate Stabilization Deferral                                                        -                 -                75,601
  Change in Other Assets                                                          (43,337)           19,418            (13,021)
  Change in Other Liabilities                                                      14,948           (27,954)             9,817
                                                                                ---------         ---------          ---------
            Net Cash Flows From Operating Activities                              280,710           393,854            288,720
                                                                                ---------         ---------          ---------

INVESTING ACTIVITIES:
  Construction Expenditures                                                      (276,549)         (306,046)          (199,285)
  Proceeds From Sales of Property and Other                                         1,074             1,182                159
  Net Cost of Removal and Other                                                      -               (8,434)            (7,500)
                                                                                ---------         ---------          ---------
            Net Cash Flows Used For Investing
             Activities                                                          (275,475)         (313,298)          (206,626)
                                                                                ---------         ---------          ---------

FINANCING ACTIVITIES:
  Issuance of Long-term Debt                                                      647,401           124,588             74,788
  Retirement of Cumulative Preferred Stock                                           -                 -                (9,924)
  Retirement of Long-term Debt                                                   (315,007)         (175,000)          (136,166)
  Change in Short-term Debt (net)                                                    -             (191,495)            68,015
  Change in Advances From Affiliates                                             (252,612)          300,204             (8,387)
  Dividends Paid on Common Stock                                                  (92,952)         (129,594)          (126,612)
  Dividends Paid on Cumulative Preferred Stock                                     (1,443)           (1,443)            (1,938)
                                                                                ---------         ---------          ---------
            Net Cash Flows Used For
             Financing Activities                                                 (14,613)          (72,740)          (140,224)
                                                                                ---------         ---------          ---------

Net Increase (Decrease) in Cash and Cash Equivalents                               (9,378)            7,816            (58,130)
Cash and Cash Equivalents January 1                                                13,663             5,847             63,977
                                                                                ---------         ---------          ---------
Cash and Cash Equivalents December 31                                           $   4,285           $13,663            $ 5,847
                                                                                =========           =======            =======

Supplemental Disclosure:
Cash paid for interest net of capitalized amounts was $111,528,000, $117,283,000 and $124,579,000 and for income taxes was $125,120,000, $56,981,000 and
$63,682,000 in 2002, 2001 and 2000, respectively. There were no noncash acquisitions under capital leases in 2002. In 2001 and 2000, non cash acquisitions under capital leases were $2,510,000 and $14,116,000, respectively.

See Notes to Financial Statements beginning on page L-1.






APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Capitalization
-----------------------------------------

                                                                                          December 31,
                                                                                          -----------
                                                                                   2002                2001
                                                                                   ----                ----
                                                                                         (in thousands)
COMMON SHAREHOLDER'S EQUITY                                                      $1,166,057        $1,126,701
                                                                                 ----------        ----------

PREFERRED STOCK: No par value - authorized shares 8,000,000

            Call Price                                             Shares
           December 31,      Number of Shares Redeemed          Outstanding
Series         2002 (a)        Year Ended December 31,       December 31, 2002
------     ------------     ----------------------------     -----------------
                              2002      2001      2000
                              ----      ----      ----

Not Subject to Mandatory Redemption (b):

4-1/2%         $110            6         -        7,011            177,899           17,790            17,790
                                                                                 ----------        ----------

Subject to Mandatory Redemption (b):

5.90% (c)                      -         -       10,000             47,100            4,710             4,710
5.92% (c)                      -         -         -                61,500            6,150             6,150
                                                                                 ----------        ----------

                                                                                     10,860            10,860
                                                                                 ----------        ----------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                489,697           639,365
Installment Purchase Contracts                                                      235,027           234,904
Senior Unsecured Notes                                                            1,166,609           518,247
Junior Debentures                                                                      -              161,507
Other Long-term Debt                                                                  2,528             2,536
Less Portion Due Within One Year                                                   (155,007)          (80,007)
                                                                                 ----------        ----------

  Long-term Debt Excluding Portion Due Within One Year                            1,738,854         1,476,552
                                                                                 ----------        ----------

  TOTAL CAPITALIZATION                                                           $2,933,561        $2,631,903
                                                                                 ==========        ==========


(a) The cumulative preferred stock is callable at the price indicated plus accrued dividends. The involuntary liquidation preference is $100 per share. The aggregate involuntary liquidation price for all shares of cumulative preferred stock may not exceed $300 million. The unissued shares of the cumulative preferred stock may or may not possess mandatory redemption characteristics upon issuance.
(b) The sinking fund provisions of each series subject to mandatory redemption have been met by shares purchased in advance of the due date.
(c) Commencing in 2003 and continuing through 2007 APCo may redeem at $100 per share 25,000 shares of the 5.90% series and 30,000 shares of the 5.92% series outstanding under sinking fund provisions at its option and all outstanding shares must be redeemed in 2008. Shares previously redeemed may be applied to meet the sinking fund requirement.

See Notes to Financial Statements beginning on page L-1.



APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt
--------------------------



First mortgage bonds outstanding were as follows:
                              December 31,
                              -----------
                            2002      2001
                            ----      ----
                             (in thousands)
% Rate Due
7.38   2002 - August 15  $   -      $ 50,000
7.40   2002 - December 1     -        30,000
6.65   2003 - May 1          -        40,000
6.85   2003 - June 1         -        30,000
6.00   2003 - November 1   30,000     30,000
7.70   2004 - September 1  21,000     21,000
7.85   2004 - November 1   50,000     50,000
8.00   2005 - May 1        50,000     50,000
6.89   2005 - June 22      30,000     30,000
6.80   2006 - March 1     100,000    100,000
8.50   2022 - December 1   70,000     70,000
7.80   2023 - May 1        30,237     30,237
7.15   2023 - November 1   20,000     20,000
7.125  2024 - May 1        45,000     45,000
8.00   2025 - June 1       45,000     45,000
Unamortized Discount       (1,540)    (1,872)
                         --------   --------
  Total                  $489,697   $639,365
                         ========   ========

First mortgage bonds are secured by a first mortgage lien on electric utility plant. Certain supplemental indentures to the first mortgage lien contain maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered into, in connection with the issuance of pollution control revenue bonds, by governmental authorities as follows:

                              December 31,
                              -----------
                            2002       2001
                            ----       ----
                             (in thousands)

% Rate Due
Industrial Development
 Authority of
 Russell County, Virginia:

7.70   2007 - November 1 $ 17,500   $ 17,500
5.00   2021 - November 1   19,500     19,500

Putnam County, West Virginia:

5.45   2019 - June 1       40,000     40,000
6.60   2019 - July 1       30,000     30,000

Mason County, West Virginia:

7-7/8  2013 - November 1   10,000     10,000
6.85   2022 - June 1       40,000     40,000
6.60   2022 - October 1    50,000     50,000
6.05   2024 - December 1   30,000     30,000
Unamortized Discount       (1,973)    (2,096)
                         --------   --------
  Total                  $235,027   $234,904
                         ========   ========


Under the terms of the installment purchase contracts, APCo is required to pay amounts sufficient to enable the payment of interest on and the principal of (at stated maturities and upon mandatory redemptions) related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

Senior unsecured notes outstanding were as follows:

                              December 31,
                              -----------
                            2002       2001
                            ----       ----
                             (in thousands)
% Rate Due
 (a) 2003 - August 20    $ 125,000   $125,000
7.45 2004 - November 1      50,000     50,000
4.80 2005 - June 15        450,000       -
4.32 2007 - November 12    200,000       -
6.60 2009 - May 1          150,000    150,000
7.20 2038 - March 31       100,000    100,000
7.30 2038 - June 30        100,000    100,000
Unamortized Discount        (8,391)    (6,753)
  Total                 $1,166,609   $518,247
                        ==========   ========

(a) A floating  interest rate is determined monthly.  The rate on December
    31, 2002 and 2001 was 2.167% and 2.839%, respectively.

Junior debentures outstanding were as follows:

                            December 31,
                            -----------
                          2002       2001
                          ----       ----
                           (in thousands)
8-1/4% Series A due
  2026 - September 30  $   -        $ 75,000
8% Series B due 2027
  - March 31               -          90,000
Unamortized Discount       -          (3,493)
                       --------     --------
  Total                $   -        $161,507
                       ========     ========

At December 31, 2002, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2003                       $  155,007
2004                          121,008
2005                          530,010
2006                          100,011
2007                          217,513
Later Years                   782,216
                           ----------
  Total Principal Amount    1,905,765
Unamortized Discount          (11,904)
                           ----------
    Total                  $1,893,861
                           ==========





APPALACHIAN POWER COMPANY AND SUBSIDIARIES
Index to Combined Notes to Consolidated Financial Statements
------------------------------------------------------------

The notes to APCo's consolidated financial statements are combined with the notes to financial statements for AEP and its other subsidiary registrants.
Listed below are the combined notes that apply to APCo. The combined footnotes begin on page L-1.

                                                     Combined
                                                     Footnote
                                                     Reference

Significant Accounting Policies                      Note  1

Extraordinary Items and Cumulative Effect            Note  2

Effects of Regulation                                Note  7

Customer Choice and Industry Restructuring           Note  8

Commitments and Contingencies                        Note  9

Guarantees                                           Note 10

Sustained Earnings Improvement Initiative            Note 11

Asset Impairments and Investments Value Losses       Note 13

Benefit Plans                                        Note 14

Business Segments                                    Note 16

Risk Management, Financial Instruments
  and Derivatives                                    Note 17

Income Taxes                                         Note 18

Supplementary Information                            Note 20

Leases                                               Note 22

Lines of Credit and Sale of Receivables              Note 23

Unaudited Quarterly Financial Information            Note 24

Related Party Transactions                           Note 29





INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of
Directors of Appalachian Power Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Appalachian Power Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Appalachian Power Company and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 21,  2003








                         COLUMBUS SOUTHERN POWER COMPANY
                                AND SUBSIDIARIES








COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Selected Consolidated Financial Data
------------------------------------

                                                                             Year Ended December 31,
                                             --------------------------------------------------------------------------------------
                                                 2002               2001              2000               1999               1998
                                                 ----               ----              ----               ----               ----
                                                                                 (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                         $1,400,160          $1,350,319        $1,304,409          $1,190,997        $1,187,745
  Operating Expenses                          1,180,381           1,098,142         1,108,532             968,207           975,534
                                             ----------          ----------        ----------          ----------        ----------
  Operating Income                              219,779             252,177           195,877             222,790           212,211
  Nonoperating Items,
   Net                                           15,263               7,738             5,153               2,709            (1,343)
  Interest Charges                               53,869              68,015            80,828              75,229            77,824
                                             ----------          ----------         ---------          ----------        ----------
  Income Before
   Extraordinary Item                           181,173             191,900           120,202             150,270           133,044
  Extraordinary Loss                               -                (30,024)          (25,236)               -                 -
                                             ----------          ----------         ---------          ----------        ----------
  Net Income                                    181,173             161,876            94,966             150,270           133,044
  Preferred Stock
   Dividend
   Requirements                                   1,332               1,095             1,783               2,131             2,131
                                             ----------          ----------         ---------          ----------        ----------
  Earnings Applicable to
   Common Stock                                $179,841            $160,781           $93,183            $148,139          $130,913
                                               ========            ========           =======            ========          ========


                                                                             Year Ended December 31,
                                             --------------------------------------------------------------------------------------
                                                 2002                2001              2000              1999               1998
                                                 ----                ----              ----              ----               ----
                                                                                  (in thousands)
BALANCE SHEETS DATA:

  Electric Utility Plant                     $3,467,626           $3,354,320        $3,266,794         $3,151,619        $3,053,565
  Accumulated Depreciation                    1,465,174            1,377,032         1,299,697          1,210,994         1,134,348
                                             ----------           ----------        ----------         ----------        ----------
  Net Electric Utility
   Plant                                     $2,002,452           $1,977,288        $1,967,097         $1,940,625        $1,919,217
                                             ==========           ==========        ==========         ==========        ==========

  Total Assets                               $2,753,240           $2,722,388        $3,877,491         $2,808,623        $2,681,690
                                             ==========           ==========        ==========         ==========        ==========

  Common Stock and
   Paid-in Capital                             $616,410             $615,395          $614,380           $613,899          $613,518
  Accumulated Other
   Comprehensive Income
   (Loss)                                       (59,357)                -                 -                  -                 -
  Retained Earnings                             290,611              176,103            99,069            246,584           186,441
                                             ----------           ----------        ----------         ----------        ----------
  Total Common
   Shareholder's Equity                        $847,664             $791,498          $713,449           $860,483          $799,959
                                               ========             ========          ========           ========          ========

  Cumulative Preferred
   Stock - Subject to
   Mandatory
   Redemption (a)                              $  -                 $ 10,000          $ 15,000           $ 25,000          $ 25,000
                                               ========             ========          ========           ========          ========

  Long-term Debt (a)                           $621,626             $791,848          $899,615           $924,545          $959,786
                                               ========             ========          ========           ========          ========

  Obligations Under
   Capital Leases (a)                          $ 27,610             $ 34,887          $ 42,932           $ 40,270          $ 42,362
                                               ========             ========          ========           ========          ========

  Total Capitalization and
    Liabilities                              $2,753,240           $2,722,388        $3,877,491         $2,808,623        $2,681,690
                                             ==========           ==========        ==========         ==========        ==========

(a) Including portion due within one year.


COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Management's Narrative Analysis of Results of Operations
--------------------------------------------------------

Columbus Southern Power Company is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to 689,000 retail customers in central and southern Ohio. CSPCo as a member of the AEP Power Pool shares in the revenues and costs of the AEP Power Pool's wholesale sales to neighboring utility systems and power marketers including power trading transactions. CSPCo also sells wholesale power to municipalities.

The cost of the AEP Power Pool's generating capacity is allocated among the Pool members based on their relative peak demands and generating reserves through the payment of capacity charges and receipt of capacity credits. AEP Power Pool members are also compensated for their out-of-pocket costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool. The AEP Power Pool calculates each company's prior twelve month peak demand relative to the total peak demand of all member companies as a basis for sharing AEP Power Pool revenues and costs. The result of this calculation is the member load ratio (MLR) which determines each companies percentage share of AEP Power Pool revenues and costs.

Results of Operations
---------------------

Net Income increased $19 million or 12% in 2002 due to reduced interest charges and a $30 million extraordinary loss recorded in 2001 to recognize prepaid Ohio excise taxes stranded by Ohio deregulation offset by higher operating expenses.

Operating Revenues
------------------

Operating Revenues increased in 2002 mainly as a result of increased residential and commercial sales due to demand caused by weather conditions.


Changes in the components of Operating Revenues were:

                                      Increase (Decrease)
                                      From Previous Year
                                      ------------------
                                    (dollars in millions)

                                        Amount        %
                                        ------        -
Retail*                                   $51         8
Wholesale Marketing                         3         2
Unrealized MTM                             (4)      (22)
Other                                       1         3
                                          ---
Wholesale Electricity*                     51         6
Energy Delivery*                            9         2
Sales to AEP Affiliates                   (10)      (15)
                                         ----
   Total Revenues                         $50         4
                                          ===

* Reflects the allocation of certain transmission and distribution revenues included in bundled retail rates to energy delivery.

During the summer months, cooling degree days increased 35%. For the fall season, heating degree days increased 34%. This reflects a return to more normal weather conditions since the weather experienced in 2001 was abnormally mild.

Operating Expenses
------------------

Operating Expenses increased in 2002 mainly as a result of purchased power, operating expenses and state taxes.

Changes in the components of Operating Expenses were:

                                     Increase (Decrease)
                                     From Previous Year
                                     ------------------
                                    (dollars in millions)

                                       Amount         %
                                       ------         -

Fuel                                    $10           6
Wholesale Purchased Power                 4          37
AEP Affiliates Purchased
 Power                                   18           6
Other Operation Expenses                 18           8
Maintenance Expense                      (2)         (4)
Depreciation and
 Amortization                             4           3
Taxes Other Than
  Income Taxes                           25          22
Income Taxes                              5           5
                                        ---
     Total                              $82           7
                                        ===

Fuel cost increased as a result of a 10% increase in generation partially offset by a slight cost decrease per ton of coal consumed.

Wholesale Purchased Power increased in 2002 due to increased purchases from third parties for resale to wholesale customers and to meet internal demand.

Expenses related to AEP Affiliates Purchased Power increased due to greater system pool capacity charges.

The increase in Other Operation expenses was attributable to a number of factors: higher OPEB post retirement costs as a result of higher medical cost and lower investment performance, 2002 Sustained Earnings Initiative Expenses, and the 2001 reversal of a quality of service liability accrual. The increase was partially offset by a reduction in energy trading overheads reflecting reduced marketing activity.

The increase in Taxes Other Than Income Taxes in 2002 is due to an increase in property taxes and a full year of the state excise tax which replaced the state gross receipts tax during 2001.

The increase in Income Taxes is predominately due to an increase in state taxes as a result of the State of Ohio's tax legislation resulting from utility deregulation. This increase was offset in part by a decrease in federal taxes due to a decrease in pre-tax operating income.

Nonoperating Income and Nonoperating Expense
--------------------------------------------

The decrease in Nonoperating Income in 2002 is due to a reduction in net gains from AEP Power Pool trading transactions outside of the AEP System's traditional marketing area. The AEP Power Pool enters into power trading transactions for the purchase and sale of electricity and for options, futures and swaps. CSPCo's share of the AEP Power Pool's gains and losses from forward electricity trading transactions outside of the AEP System traditional marketing area and for speculative financial transactions (options, futures, swaps) is included in Nonoperating Income. The decrease reflects a reduction in electricity prices and margins due to a decrease in demand.

The decrease in Nonoperating Expenses in 2002 was due to a decrease in energy trading incentive compensation.

Nonoperating Income Tax Expense increased in 2002 due to increase in pre-tax nonoperating income.

Interest Charges
----------------

Interest Charges decreased in 2002 primarily due to a decrease in the outstanding balance of long-term debt since the first quarter of 2001, the refinancing of debt at favorable interest rates and a reduction in short-term interest rates.


COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
---------------------------------

                                                                                                Year Ended December 31,
                                                                                ---------------------------------------------------
                                                                                   2002                  2001               2000
                                                                                   ----                  ----               ----
OPERATING REVENUES:
  Wholesale Electricity                                                         $  850,680           $  799,589          $  856,998
  Energy Delivery                                                                  492,278              483,219             398,046
  Sales to AEP Affiliates                                                           57,202               67,511              49,365
                                                                                ----------           ----------          ----------
            Total Operating Revenues                                             1,400,160            1,350,319           1,304,409
                                                                                ----------           ----------          ----------

OPERATING EXPENSES:
  Fuel                                                                             185,086              175,153             189,155
  Purchased Power:
    Wholesale Electricity                                                           15,023               10,957               9,879
    AEP Affiliates                                                                 310,605              292,199             287,750
  Other Operation                                                                  237,802              219,497             219,840
  Maintenance                                                                       60,003               62,454              69,676
  Depreciation and Amortization                                                    131,624              127,364              99,640
  Taxes Other Than Income Taxes                                                    136,024              111,481             123,223
  Income Taxes                                                                     104,214               99,037             109,369
                                                                                ----------           ----------          ----------
            TOTAL OPERATING EXPENSES                                             1,180,381            1,098,142           1,108,532
                                                                                ----------           ----------          ----------

OPERATING INCOME                                                                   219,779              252,177             195,877

NONOPERATING INCOME                                                                 26,360               32,756              20,580

NONOPERATING EXPENSES                                                                4,308               21,095               8,070

NONOPERATING INCOME TAX EXPENSE                                                      6,789                3,923               7,357

INTEREST CHARGES                                                                    53,869               68,015              80,828
                                                                                ----------           ----------          ----------

INCOME BEFORE EXTRAORDINARY ITEM                                                   181,173              191,900             120,202

EXTRAORDINARY LOSS - DISCONTINUANCE OF
 REGULATORY ACCOUNTING FOR GENERATION - Net of
 tax (Note 2)                                                                         -                 (30,024)            (25,236)
                                                                                ----------           ----------          ----------

NET INCOME                                                                         181,173              161,876              94,966

PREFERRED STOCK DIVIDEND REQUIREMENTS                                                1,332                1,095               1,783
                                                                                ----------           ----------          ----------

EARNINGS APPLICABLE TO COMMON STOCK                                               $179,841             $160,781            $ 93,183
                                                                                  ========             ========            ========



Consolidated Statements of Comprehensive Income
-----------------------------------------------
                                                                                                Year Ended December 31,
                                                                                  -------------------------------------------------
                                                                                    2002                 2001                2000
                                                                                    ----                 ----                ----

NET INCOME                                                                        $181,173             $161,876             $94,966

OTHER COMPREHENSIVE INCOME (LOSS)
  Foreign Currency Exchange Rate Hedge                                                (267)                -                   -
  Minimum Pension Liability                                                        (59,090)                -                   -
                                                                                  --------             --------             -------
COMPREHENSIVE INCOME                                                              $121,816             $161,876             $94,966
                                                                                  ========             ========             =======

The common stock of the CSPCo is wholly owned by AEP.

See Notes to Financial Statements beginning on page L-1.





COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Retained Earnings
--------------------------------------------

                                                                                             Year Ended December 31,
                                                                            --------------------------------------------------
                                                                               2002                  2001               2000
                                                                               ----                  ----               ----
                                                                                                (in thousands)
Retained Earnings January 1                                                  $176,103             $ 99,069            $246,584
Net Income                                                                    181,173              161,876              94,966
                                                                             --------             --------            --------
                                                                              357,276              260,945             341,550
                                                                             --------             --------            --------
Deductions:
Cash Dividends Declared:
  Common Stock                                                                 65,300               82,952             240,600
  Cumulative Preferred Stock - 7% Series                                          350                  875               1,400
                                                                             --------             --------            --------
          Total Cash Dividends Declared                                        65,650               83,827             242,000
Capital Stock Expense                                                           1,015                1,015                 481
                                                                             --------             --------            --------
          Total Deductions                                                     66,665               84,842             242,481
                                                                             --------             --------            --------
Retained Earnings December 31                                                $290,611             $176,103            $ 99,069
                                                                             ========             ========            ========

See Notes to Financial Statements beginning on page L-1.




COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
---------------------------

                                                                                                               December 31,
                                                                                                               -----------
                                                                                                        2002                2001
                                                                                                        ----                ----
                                                                                                             (in thousands)

ASSETS

ELECTRIC UTILITY PLANT:
  Production                                                                                         $1,582,627          $1,574,506
  Transmission                                                                                          413,286             401,405
  Distribution                                                                                        1,208,255           1,159,105
  General                                                                                               165,025             146,732
  Construction Work in Progress                                                                          98,433              72,572
                                                                                                     ----------          ----------
          Total Electric Utility Plant                                                                3,467,626           3,354,320
  Accumulated Depreciation                                                                            1,465,174           1,377,032
                                                                                                     ----------          ----------

          NET ELECTRIC UTILITY PLANT                                                                  2,002,452           1,977,288
                                                                                                     ----------          ----------

OTHER PROPERTY AND INVESTMENTS                                                                           35,759              40,369
                                                                                                     ----------          ----------

LONG-TERM ENERGY TRADING CONTRACTS                                                                       77,810              73,310
                                                                                                     ----------          ----------

CURRENT ASSETS:
 Cash and Cash Equivalents                                                                                1,479              12,358
 Advances to Affiliates                                                                                  31,257                -
 Accounts Receivable:
  Customers                                                                                              49,566              41,770
  Affiliated Companies                                                                                   54,518              63,470
  Miscellaneous                                                                                          22,005              16,968
  Allowance for Uncollectible Accounts                                                                     (634)               (745)
 Fuel                                                                                                    24,844              20,019
 Materials and Supplies                                                                                  40,339              38,984
 Accrued Utility Revenues                                                                                12,671               7,087
 Energy Trading Contracts                                                                                63,348              84,323
 Prepayments and Other Current Assets                                                                     7,308              28,733
                                                                                                     ----------          ----------
          TOTAL CURRENT ASSETS                                                                          306,701             312,967
                                                                                                     ----------          ----------

REGULATORY ASSETS                                                                                       257,682             262,267
                                                                                                     ----------          ----------

DEFERRED CHARGES                                                                                         72,836              56,187
                                                                                                     ----------          ----------

                    TOTAL ASSETS                                                                     $2,753,240          $2,722,388
                                                                                                     ==========          ==========

See Notes to Financial Statements beginning on page L-1.





COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES

                                                                                                                December 31,
                                                                                                                -----------
                                                                                                           2002             2001
                                                                                                           ----             ----
                                                                                                              (in thousands)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock - No Par Value:
   Authorized - 24,000,000 Shares
   Outstanding - 16,410,426 Shares                                                                      $ 41,026           $ 41,026
  Paid-in Capital                                                                                        575,384            574,369
  Accumulated Other Comprehensive Income (Loss)                                                          (59,357)              -
  Retained Earnings                                                                                      290,611            176,103
                                                                                                      ----------         ----------
          Total Common Shareholder's Equity                                                              847,664            791,498
  Cumulative Preferred Stock - Subject to
   Mandatory Redemption                                                                                     -                10,000
  Long-term Debt - General                                                                               418,626            571,348
  Long term Debt - Affiliated Companies                                                                  160,000               -
                                                                                                      ----------         ----------
          TOTAL CAPITALIZATION                                                                         1,426,290          1,372,846
                                                                                                      ----------         ----------

OTHER NONCURRENT LIABILITIES                                                                              95,460             36,715
                                                                                                      ----------         ----------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year - General                                                            43,000             20,500
  Long-term Debt Due Within One Year - Affiliated Companies                                                 -               200,000
  Short-term Debt - Affiliated Companies                                                                 290,000               -
  Advances from Affiliates                                                                                  -               181,384
  Accounts Payable - General                                                                              89,736             60,689
  Accounts Payable - Affiliated Companies                                                                 81,599             83,697
  Taxes Accrued                                                                                          112,172            116,364
  Interest Accrued                                                                                         9,798             10,907
  Energy Trading Contracts                                                                                46,375             72,082
  Other                                                                                                   36,790             36,305
                                                                                                      ----------         ----------
          TOTAL CURRENT LIABILITIES                                                                      709,470            781,928
                                                                                                      ----------         ----------

DEFERRED INCOME TAXES                                                                                    437,771            443,722
                                                                                                      ----------         ----------

DEFERRED INVESTMENT TAX CREDITS                                                                           33,907             37,176
                                                                                                      ----------         ----------

LONG-TERM ENERGY TRADING CONTRACTS                                                                        29,926             37,101
                                                                                                      ----------         ----------

DEFERRED CREDITS                                                                                          20,416             12,900
                                                                                                      ----------         ----------

COMMITMENTS AND CONTINGENCIES (Note 9)

                    TOTAL CAPITALIZATION AND LIABILITIES                                              $2,753,240         $2,722,388
                                                                                                      ==========         ==========

See Notes to Financial Statements beginning on page L-1.





COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
-------------------------------------

                                                                                              Year Ended December 31,
                                                                                 -----------------------------------------------
                                                                                     2002              2001               2000
                                                                                     ----              ----               ----
                                                                                                  (in thousands)
OPERATING ACTIVITIES:
  Net Income                                                                     $ 181,173           $ 161,876         $  94,966
  Adjustments for Noncash Items:
    Depreciation and Amortization                                                  131,753             128,500           100,182
    Deferred Income Taxes                                                           23,292              24,108            (4,063)
    Deferred Investment Tax Credits                                                 (3,269)             (4,058)           (3,482)
    Deferred Fuel Costs (net)                                                         -                   -                5,352
    Mark to Market of Energy Trading Contracts                                     (16,667)            (44,680)           (3,393)
    Extraordinary Loss                                                                -                 30,024            25,236
  Change in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                                                       (3,992)             19,987           (29,737)
    Fuel, Materials and Supplies                                                    (6,180)             (7,780)           11,957
    Accrued Utility Revenues                                                        (5,584)              2,551            38,479
    Accounts Payable                                                                26,949             (16,249)           81,284
  Disputed Tax and Interest Related to COLI                                            -                  -               39,483
  Change in Other Assets                                                            (8,027)            (42,066)         (121,115)
  Change in Other Liabilities                                                      (22,448)            (18,769)          132,441
                                                                                 ---------           ---------         ---------
            Net Cash Flows From Operating Activities                               297,000             233,444           367,590
                                                                                 ---------           ---------         ---------

INVESTING ACTIVITIES:
  Construction Expenditures                                                       (136,800)           (132,532)         (127,987)
  Proceeds From Sales and Leaseback
   Transactions and Other                                                              730              10,841             1,560
                                                                                 ---------           ---------         ---------
            Net Cash Flows Used For Investing
             Activities                                                           (136,070)           (121,691)         (126,427)
                                                                                 ---------           ---------         ---------

FINANCING ACTIVITIES:
  Change in Advances from Affiliates (net)                                        (212,641)             92,652            88,732
  Issuance of Affiliated Long-term Debt                                            160,000             200,000              -
  Retirement of Preferred Stock                                                    (10,000)             (5,000)          (10,000)
  Retirement of General Long-term Debt                                            (133,343)           (314,733)          (25,274)
  Retirement of Affiliated Long-term Debt                                         (200,000)               -                 -
  Change in Short-term Debt (net)                                                  290,000                -              (45,500)
  Dividends Paid on Common Stock                                                   (65,300)            (82,952)         (240,600)
  Dividends Paid on Cumulative Preferred Stock                                        (525)               (962)           (1,575)
                                                                                 ---------           ---------         ---------
            Net Cash Flows Used For
              Financing Activities                                                (171,809)           (110,995)         (234,217)
                                                                                 ---------           ---------         ---------

Net Increase (Decrease) in Cash and Cash Equivalents                               (10,879)                758             6,946
Cash and Cash Equivalents January 1                                                 12,358              11,600             4,654
                                                                                 ---------           ---------         ---------
Cash and Cash Equivalents December 31                                            $   1,479           $  12,358         $  11,600
                                                                                 =========           =========         =========

Supplemental Disclosure:
Cash paid for interest net of capitalized amounts was $53,514,000, $68,596,000 and $68,506,000 and for income taxes was $117,591,000, 80,485,000 and
$81,109,000 in 2002, 2001 and 2000, respectively. Noncash acquisitions under capital leases were $1,019,000 and $10,777,000 in 2001 and 2000, respectively.

See Notes to Financial Statements beginning on page L-1.





COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Capitalization
-----------------------------------------


                                                                                          December 31,
                                                                                          -----------
                                                                                    2002              2001
                                                                                        (in thousands)

COMMON SHAREHOLDER'S EQUITY                                                      $  847,664        $  791,498
                                                                                 ----------        ----------

PREFERRED STOCK: $100 par value - authorized shares 2,500,000
                 $25  par value - authorized shares 7,000,000

                                     Shares
                             Number of Shares Redeemed          Outstanding
Series                         Year Ended December 31,       December 31, 2002
------                      ----------------------------     -----------------
                              2002      2001      2000
                              ----      ----      ----

Subject to Mandatory Redemption:

7.00%                       100,000    50,000   100,000               -               -                10,000
                                                                                 ----------        ----------


LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                222,797           243,197
Installment Purchase Contracts                                                       91,275            91,220
Senior Unsecured Notes                                                              147,554           147,458
Notes - Affiliated                                                                  160,000           200,000
Junior Debentures                                                                      -              109,973
Less Portion Due Within One Year                                                   ( 43,000)         (220,500)
                                                                                 ----------        ----------

  Total Long-term Debt Excluding Portion Due Within One Year                        578,626           571,348
                                                                                 ----------        ----------

  TOTAL CAPITALIZATION                                                           $1,426,290        $1,372,846
                                                                                 ==========        ==========



See Notes to Financial Statements beginning on page L-1.



COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt
--------------------------

First mortgage bonds outstanding were as follows:
                             December 31,
                             -----------
                            2002      2001
                            ----      ----
                            (in thousands)
% Rate Due
7.25   2002 - October 1  $   -      $ 14,000
7.15   2002 - November 1     -         6,500
6.80   2003 - May 1        13,000     13,000
6.60   2003 - August 1     25,000     25,000
6.10   2003 - November 1    5,000      5,000
6.55   2004 - March 1      26,500     26,500
6.75   2004 - May 1        26,000     26,000
8.70   2022 - July 1        2,000      2,000
8.55   2022 - August 1     15,000     15,000
8.40   2022 - August 15    14,000     14,000
8.40   2022 - October 15   13,000     13,000
7.90   2023 - May 1        40,000     40,000
7.75   2023 - August 1     33,000     33,000
7.60   2024 - May 1        11,000     11,000
Unamortized Discount         (703)      (803)
                         --------   --------
  Total                  $222,797   $243,197
                         ========   ========

First mortgage bonds are secured by a first mortgage lien on electric utility plant. Certain supplemental indentures to the first mortgage lien contain maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered into in connection with the issuance of pollution control revenue bonds by the Ohio Air Quality Development
Authority:

                              December 31,
                              -----------
                            2002       2001
                            ----       ----
                             (in thousands)
% Rate Due
6-3/8  2020 - December 1  $48,550    $48,550
6-1/4  2020 - December 1   43,695     43,695
Unamortized Discount         (970)    (1,025)
                          -------    -------
Total                     $91,275    $91,220
                          =======    =======

Under the terms of the installment purchase contracts, CSPCo is required to pay amounts sufficient to enable the payment of interest on and the principal of (at stated maturities and upon mandatory redemptions) related pollution control revenue bonds issued to finance the construction of pollution control facilities at the Zimmer Plant.


Senior unsecured notes outstanding were as follows:

                            December 31,
                            -----------
                            2002     2001
                            ----     ----
                            (in thousands)
% Rate Due
------ ------------------
6.85   2005 - October 3  $ 36,000  $ 36,000
6.51   2008 - February 1   52,000    52,000
6.55   2008 - June 26      60,000    60,000
Unamortized Discount         (446)     (542)
                         --------  --------
  Total                  $147,554  $147,458
                         ========  ========

Notes payable to parent company were as follows:

                              December 31,
                              -----------
                            2002         2001
                            ----         ----
                             (in thousands)
% Rate     Due
(a)        2002 - Sept 25 $   -      $200,000
6.501%     2006 - May 15   160,000       -
                          --------   --------
   Total                  $160,000   $200,000
                          ========   ========

(a) Redemed 9/25/02

Junior debentures outstanding were as follows:

                            December 31,
                            -----------
                          2002        2001
                          ----        ----
                           (in thousands)
% Rate Due
------ ------------------
8-3/8  2025 - Sept 30  $   -        $ 72,843
7.92   2027 - March 31     -          40,000
Unamortized Discount       -          (2,870)
                       --------     --------
  Total                $   -        $109,973
                       ========     ========


At December 31, 2002, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2003                        $ 43,000
2004                          52,500
2005                          36,000
2006                         160,000
2007                            -
Later Years                  332,245
                            --------
  Total Principal Amount     623,745
Unamortized Discount          (2,119)
                            --------
    Total                   $621,626

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
Index to Combined Notes to Consolidated Financial Statements
------------------------------------------------------------

The notes to CSPCo's consolidated financial statements are combined with the notes to financial statements for AEP and its other subsidiary registrants. Listed below are the combined notes that apply to CSPCo. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference
                                                          ---------

Significant Accounting Policies                           Note  1

Extraordinary Items and Cumulative Effect                 Note  2

Effects of Regulation                                     Note  7

Customer Choice and Industry Restructuring                Note  8

Commitments and Contingencies                             Note  9

Guarantees                                                Note 10

Sustained Earnings Improvement Initiative                 Note 11

Asset Impairments and Investment Value Losses             Note 13

Benefit Plans                                             Note 14

Business Segments                                         Note 16

Risk Management, Financial Instruments and Derivatives    Note 17

Income Taxes                                              Note 18

Supplementary Information                                 Note 20

Leases                                                    Note 22

Lines of Credit and Sale of Receivables                   Note 23

Unaudited Quarterly Financial Information                 Note 24

Jointly Owned Electric Utility Plant                      Note 28

Related Party Transactions                                Note 29

INDEPENDENT AUDITORS' REPORT


To the Shareholder and Board of Directors of Columbus Southern Power Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Columbus Southern Power Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Columbus Southern Power Company and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003

                         INDIANA MICHIGAN POWER COMPANY
                                AND SUBSIDIARIES





INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Selected Consolidated Financial Data
------------------------------------

                                                                           Year Ended December 31,
                                        -----------------------------------------------------------------------------------------
                                            2002                2001               2000               1999                1998
                                            ----                ----               ----               ----                ----
                                                                              (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                    $1,526,764         $1,526,997          $1,488,209          $1,351,666          $1,405,794
  Operating Expenses                     1,375,575          1,367,292           1,522,911           1,243,014           1,239,787
                                        ----------         ----------          ----------          ----------          ----------
  Operating Income
   (Loss)                                  151,189            159,705             (34,702)            108,652             166,007
  Nonoperating Items,
   Net                                      16,726              9,730               9,933               4,530                (839)
  Interest Charges                          93,923             93,647             107,263              80,406              68,540
                                        ----------         ----------          ----------          ----------          ----------
  Net Income (Loss)                         73,992             75,788            (132,032)             32,776              96,628
  Preferred Stock
   Dividend
   Requirements                              4,601              4,621               4,624               4,885               4,824
                                        ----------         ----------           ---------          ----------          ----------
  Earnings (Loss)
   Applicable to
   Common Stock                         $   69,391         $   71,167           $(136,656)         $   27,891          $   91,804
                                        ==========         ==========           =========          ==========          ==========

                                                                                   December 31,
                                        -----------------------------------------------------------------------------------------
                                              2002               2001               2000               1999                1998
                                              ----               ----               ----               ----                ----
                                                                                (in thousands)
BALANCE SHEETS DATA:

  Electric Utility
   Plant                                $5,029,958         $4,923,721          $4,871,473          $4,770,027          $4,631,848
  Accumulated
   Depreciation and
   Amortization                          2,568,604          2,436,972           2,280,521           2,194,397           2,081,355
                                        ----------         ----------          ----------          ----------          ----------
  Net Electric Utility
   Plant                                $2,461,354         $2,486,749          $2,590,952          $2,575,630          $2,550,493
                                        ==========         ==========          ==========          ==========          ==========

  Total Assets                          $4,587,191         $4,394,062          $5,774,108          $4,575,210          $4,148,523
                                        ==========         ==========          ==========          ==========          ==========

  Common Stock and
   Paid-in Capital                      $  915,144         $  789,800          $  789,656          $  789,323          $  789,189
  Accumulated Other
   Comprehensive Income
   (Loss)                                  (40,487)            (3,835)               -                   -                   -
  Retained Earnings                        143,996             74,605               3,443             166,389             253,154
                                        ----------         ----------          ----------          ----------          ----------
  Total Common
   Shareholder's Equity                 $1,018,653         $  860,570          $  793,099          $  955,712          $1,042,343
                                        ==========         ==========          ==========          ==========          ==========

  Cumulative Preferred
   Stock:
    Not Subject to
     Mandatory
     Redemption                         $    8,101         $    8,736          $    8,736        $    9,248          $    9,273
    Subject to
     Mandatory
     Redemption (a)                         64,945             64,945              64,945            64,945              68,445
                                        ----------         ----------          ----------        ----------          ----------
      Total Cumulative
        Preferred Stock                 $   73,046         $   73,681          $   73,681        $   74,193          $   77,718
                                        ==========         ==========          ==========        ==========          ==========

  Long-term Debt (a)                    $1,617,062         $1,652,082          $1,388,939        $1,324,326          $1,175,789
                                        ==========         ==========          ==========        ==========          ==========

  Obligations Under
   Capital Leases (a)                   $   50,848         $   61,933           $  163,173        $  187,965          $  186,427
                                        ==========         ==========           ==========        ==========          ==========

  Total Capitalization
    And Liabilities                     $4,587,191         $4,394,062           $5,774,108        $4,575,210          $4,148,523
                                        ==========         ==========           ==========        ==========          ==========

(a) Including portion due within one year. (a)


INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Management's Discussion and Analysis of Results of Operations
-------------------------------------------------------------

I&M is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to 571,000 retail customers in its service territory in northern and eastern Indiana and a portion of southwestern Michigan. As a member of the AEP Power Pool, I&M shares the revenues and the costs of the AEP Power Pool's wholesale sales to neighboring utilities and power marketers. I&M also sells wholesale power to municipalities and electric cooperatives.

The cost of the AEP Power Pool's generating capacity is allocated among its members based on their relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity credits. AEP Power Pool members are also compensated for the out-of-pocket costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool. The AEP Power Pool calculates each company's prior twelve month peak demand relative to the total peak demand of all member companies as a basis for sharing revenues and costs. The result of this calculation is each company's member load ratio
(MLR) which determines each company's percentage share of revenues and costs.

Under unit power agreements, I&M purchases AEGCo's 50% share of the 2,600 MW Rockport Plant capacity unless it is sold to other utilities. AEGCo is an affiliate that is not a member of the AEP Power Pool. An agreement between AEGCo and KPCo provides for the sale of 390 MW of AEGCo's Rockport Plant capacity to KPCo through 2004. The KPCo agreement extends until December 31, 2009 for Rockport Unit 1 and until December 7, 2022 for Rockport Plant Unit 2 if AEP's restructuring settlement agreement filed with the FERC becomes operative. Therefore, I&M purchases 910 MW of AEGCo's 50% share of Rockport Plant capacity.

Results of Operations
---------------------

During 2002 Net Income decreased by $2 million due to increased operations and maintenance costs incurred as part of planned and unplanned outages at Cook Plant and Rockport Plant.

During 2000 both of the Cook Plant nuclear units were successfully restarted after being shutdown in September 1997 due to questions regarding the operability of certain safety systems which arose during a NRC architect engineer design inspection (see Note 5).

As a result of costs incurred in 2000 to restart the Cook Plant and a disallowance of interest deductions for a corporate owned life insurance (COLI) program, Net Income increased in 2001 by $208 million. In February 2001 the U.S. District Court for the Southern District of Ohio ruled against AEP and certain of its subsidiaries, including I&M, in a suit over deductibility of interest claimed in AEP's consolidated tax return related to COLI. In 1998 and 1999 I&M paid the disputed taxes and interest attributable to the COLI interest deductions for the taxable years 1991-98 and deferred them. The deferrals were expensed and impacted Net Income in 2000.

Operating Revenues Increase
---------------------------

Operating Revenues were flat in 2002 and increased 3% in 2001. The 2001 increase reflects increased sales to AEP affiliates through the AEP Power Pool. The following analyzes the changes in Operating Revenues:

                    Increase (Decrease)
                    From Previous Year
                    ------------------
                   (dollars in millions)
                     2002           2001
               ------------------------------
               Amount    %    Amount     %
               ------    -    ------     -
Retail*       $ 28.2    4   $ (2.3)     N.M
Marketing        2.6    1    (12.0)     (4)
Other            2.6    6      5.0      13
              ------        ------
 Total
  Wholesale
  Electricity   33.4    3     (9.3)     (1)

Energy
 Delivery*       7.3    2      3.4       1
Sales to AEP
 Affiliates    (40.9) (16)    44.7      21
              ------        ------
     Total    $ (0.2)  N.M. $ 38.8       3
              ======        ======

N.M. = Not Meaningful

*Reflects the allocation of certain transmission and distribution revenues included in bundled retail rates to energy delivery. The increase in Operating Revenues in 2001 is primarily due to increased sales to AEP affiliates reflecting increased availablility of the Cook Plant. The return to service of the Cook Plant units increased the amount of power I&M could sell to its affiliates in the AEP Power Pool.

Operating Expenses
------------------

Total Operating Expenses increased 1% in 2002 and decreased 10% in 2001. The 2001 decrease was primarily due to the unfavorable COLI tax ruling and costs related to the extended Cook Plant outage and restart efforts in 2000. The changes in the components of Operating Expenses were:

                      Increase (Decrease)
                      From Previous Year
                     -------------------
                     (dollars in millions)
                     2002           2001
                -----------------------------
                Amount     %    Amount    %
                ------     -    ------    -

Fuel            $(10.6)    (4)  $  39.2   19
Wholesale
 Electricity
 Purchases         4.7     25       4.9   36
AEP Affiliate
 Purchases        (4.5)    (2)    (27.2) (10)
Other Operation   13.6      3    (147.7) (25)
Maintenance       24.3     19     (92.6) (42)
Depreciation and
 Amortization      3.8      2       9.3    6
Taxes Other Than
 Income Taxes     (7.8)   (12)      4.9    8
Income Taxes     (15.2)   (28)     53.6  N.M.
                ------          -------
    Total       $  8.3      1   $(155.6) (10)
                ======          =======

N.M. = Not Meaningful

Fuel expense decreased in 2002 due to lower average costs of fuel and a decline in nuclear generation. The increase in Fuel expense in 2001 reflects an increase in nuclear generation as the Cook Plant units returned to service following the extended outage.

Wholesale Electricity purchases increased in 2002 and 2001 due to increased purchases from third parties for sales for resale. AEP Affiliates purchases declined in 2002 due to lower purchases from AEGCo at lower costs. The decline in purchased power from AEP affiliates in 2001 reflects generation from the Cook Plant replacing purchases from the AEP Power Pool which declined 21%.

Other Operation expense increased in 2002 primarily due to higher costs for pensions, other benefits and insurance. The decrease in Other Operation and Maintenance expenses in 2001 was primarily due to the cessation of expenditures to prepare the Cook Plant nuclear units for restart with their return to service in 2000. Maintenance expense increased for nuclear maintenance costs incurred during refueling outages in 2002.

The increase in Depreciation and Amortization charges in 2001 reflects increased generation and distribution plant investments and amortization of I&M's share of deferred merger costs.

Due to a change in the Indiana property tax law which lowered the floor percentage for calculating tax liability, Taxes Other Than Income Taxes declined in 2002. Taxes Other than Income Taxes increased in 2001 due to higher real and personal property tax expense from the effect of a favorable accrual adjustment of amounts recorded in December 2000 to actual expenses.

Income Taxes attributable to operations decreased in 2002 due to a decrease in pre-tax operating income. The significant increase in Income Taxes attributable to operations in 2001 is due to an increase in pre-tax operating income.

Nonoperating Income, Nonoperating Expenses and Income Taxes
-----------------------------------------------------------

The decrease in Nonoperating Income in 2002 is primarily due to decreased net gains on forward electricity trading transactions outside AEP's traditional marketing area. The increase in Nonoperating Income in 2001 is primarily due to increased net gains on forward electricity trading transactions outside AEP's traditional marketing area.

Nonoperating Expenses decreased in 2002 due to decreased trading overheads and traders' incentive compensation. Nonoperating Expenses increased in 2001 due to increased trading overheads and traders' incentive compensation.

The increase in Nonoperating Income Taxes in 2001 reflects the increase in nonoperating pre-tax income.

Interest Charges
----------------

The decrease in 2001 Interest Charges reflects the recognition in 2000 of deferred interest payments to the IRS on disputed income taxes from the disallowance of tax deductions for COLI interest for the years 1991-1998.



INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
---------------------------------

                                                                                               Year Ended December 31,
                                                                                 -------------------------------------------------
                                                                                     2002               2001                2000
                                                                                     ----               ----                ----
                                                                                                   (in thousands)
OPERATING REVENUES:
  Wholesale Electricity                                                          $  990,905          $  957,548         $  966,882
  Energy Delivery                                                                   321,721             314,410            311,019
  Sales to AEP Affiliates                                                           214,138             255,039            210,308
                                                                                 ----------          ----------         ----------

            TOTAL OPERATING REVENUES                                              1,526,764           1,526,997          1,488,209
                                                                                 ----------          ----------         ----------

OPERATING EXPENSES:
  Fuel                                                                              239,455             250,098            210,870
  Purchased Power:
    Wholesale Electricity                                                            23,443              18,707             13,785
    AEP Affiliates                                                                  233,724             238,237            265,475
  Other Operation                                                                   462,707             449,115            596,861
  Maintenance                                                                       151,602             127,263            219,854
  Depreciation and Amortization                                                     168,070             164,230            154,920
  Taxes other Than Income Taxes                                                      57,721              65,518             60,622
  Income Taxes                                                                       38,853              54,124                524
                                                                                 ----------          ----------         ----------

            TOTAL OPERATING EXPENSES                                              1,375,575           1,367,292          1,522,911
                                                                                 ----------          ----------         ----------

OPERATING INCOME (LOSS)                                                             151,189             159,705            (34,702)

NONOPERATING INCOME                                                                  93,739              97,810             76,499

NONOPERATING EXPENSES                                                                71,029              83,037             62,377

NONOPERATING INCOME TAXES                                                             5,984               5,043              4,189

INTEREST CHARGES                                                                     93,923              93,647            107,263
                                                                                 ----------          ----------         ----------

NET INCOME (LOSS)                                                                    73,992              75,788           (132,032)

PREFERRED STOCK DIVIDEND REQUIREMENTS                                                 4,601               4,621              4,624
                                                                                 ----------          ----------          ---------

EARNINGS (LOSS) APPLICABLE TO COMMON STOCK                                       $   69,391          $   71,167          $(136,656)
                                                                                 ==========          ==========          =========


Consolidated Statements of Comprehensive Income
-----------------------------------------------

                                                                                               Year Ended December 31,
                                                                                 --------------------------------------------------
                                                                                      2002               2001               2000
                                                                                      ----               ----               ----
                                                                                                    (in thousands)

NET INCOME (LOSS)                                                                  $ 73,992             $75,788          $(132,032)

OTHER COMPREHENSIVE INCOME (LOSS)
  Cash Flow Interest Rate Hedge                                                       3,835              (3,835)              -
  Cash Flow Power Hedge                                                                (286)               -                  -
  Minimum Pension Liability                                                         (40,201)               -                  -
                                                                                   --------             -------          ---------

COMPREHENSIVE INCOME (LOSS)                                                        $ 37,340             $71,953          $(132,032)
                                                                                   ========             =======          =========

See Notes to Financial Statements beginning on page L-1.






INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Retained Earnings
--------------------------------------------

                                                                                            Year Ended December 31,
                                                                             --------------------------------------------------
                                                                               2002                2001                  2000
                                                                               ----                ----                  ----
                                                                                               (in thousands)
Retained Earnings January 1                                                  $ 74,605              $ 3,443            $ 166,389
Net Income (Loss)                                                              73,992               75,788             (132,032)
                                                                             --------             --------            ---------
                                                                              148,597               79,231               34,357
                                                                             --------             --------            ---------
Deductions:
 Cash Dividends Declared:
   Common Stock                                                                  -                    -                  26,290
   Cumulative Preferred Stock:
     4-1/8% Series                                                                229                  229                  230
     4.56% Series                                                                  66                   66                   66
     4.12% Series                                                                  52                   72                   74
     5.90% Series                                                                 897                  897                  897
     6-1/4% Series                                                              1,203                1,203                1,203
     6.30% Series                                                                 834                  834                  834
     6-7/8% Series                                                              1,186                1,186                1,186
                                                                             --------             --------            ---------
           Total Cash Dividends Declared                                        4,467                4,487               30,780
  Capital Stock Expense                                                           134                  139                  134
                                                                             --------             --------            ---------
            Total Deductions                                                    4,601                4,626               30,914
                                                                             --------             --------            ---------

Retained Earnings December 31                                                $143,996             $ 74,605              $ 3,443
                                                                             ========             ========              =======

See Notes to Financial Statements beginning on page L-1.




INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
---------------------------

                                                                                                       December 31,
                                                                                                       -----------
                                                                                               2002                 2001
                                                                                               ----                 ----
                                                                                                     (in thousands)
ASSETS
ELECTRIC UTILITY PLANT:
 Production                                                                                 $2,768,463           $2,758,160
 Transmission                                                                                  971,599              957,336
 Distribution                                                                                  921,835              900,921
 General (including nuclear fuel)                                                              220,137              233,005
 Construction Work in Progress                                                                 147,924               74,299
                                                                                            ----------           ----------
         Total Electric Utility Plant                                                        5,029,958            4,923,721
 Accumulated Depreciation and Amortization                                                   2,568,604            2,436,972
                                                                                            ----------           ----------
         NET ELECTRIC UTILITY PLANT                                                          2,461,354            2,486,749
                                                                                            ----------           ----------

NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR
 FUEL DISPOSAL TRUST FUNDS                                                                     870,754              834,109
                                                                                            ----------           ----------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                               83,265               82,898
                                                                                            ----------           ----------

OTHER PROPERTY AND INVESTMENTS                                                                 120,941              127,977
                                                                                            ----------           ----------

CURRENT ASSETS:
 Cash and Cash Equivalents                                                                       3,237               16,804
 Advances to Affiliates                                                                        191,226               46,309
 Accounts Receivable:
  Customers                                                                                     67,333               60,864
  Affiliated Companies                                                                         122,489               31,908
  Miscellaneous                                                                                 30,468               25,398
  Allowance for Uncollectible Accounts                                                            (578)                (741)
 Fuel                                                                                           32,731               28,989
 Materials and Supplies                                                                         95,552               91,440
 Energy Trading and Derivative Contracts                                                        68,148              108,895
 Accrued Utility Revenues                                                                        6,511                2,072
 Prepayments and Other                                                                          11,899                6,497
                                                                                            ----------           ----------
         TOTAL CURRENT ASSETS                                                                  629,016              418,435
                                                                                            ----------           ----------

REGULATORY ASSETS                                                                              348,212              408,927
                                                                                            ----------           ----------

DEFERRED CHARGES                                                                                73,649               34,967
                                                                                            ----------           ----------

           TOTAL ASSETS                                                                     $4,587,191           $4,394,062
                                                                                            ==========           ==========

See Notes to Financial Statements beginning on page L-1.





INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES

                                                                                                              December 31,
                                                                                                              -----------
                                                                                                        2002               2001
                                                                                                        ----               ----
                                                                                                             (in thousands)

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
 Common Stock - No Par Value:
   Authorized - 2,500,000 Shares
   Outstanding - 1,400,000 Shares                                                                    $   56,584         $   56,584
 Paid-in Capital                                                                                        858,560            733,216
 Accumulated Other Comprehensive Income (Loss)                                                          (40,487)            (3,835)
 Retained Earnings                                                                                      143,996             74,605
                                                                                                     ----------         ----------
           Total Common Shareholder's Equity                                                          1,018,653            860,570
 Cumulative Preferred Stock:
   Not Subject to Mandatory Redemption                                                                    8,101              8,736
   Subject to Mandatory Redemption                                                                       64,945             64,945
 Long-term Debt                                                                                       1,587,062          1,312,082
                                                                                                     ----------         ----------
           TOTAL CAPITALIZATION                                                                       2,678,761          2,246,333
                                                                                                     ----------         ----------

OTHER NONCURRENT LIABILITIES:
 Nuclear Decommissioning                                                                                620,672            600,244
 Other                                                                                                  138,965             87,025
                                                                                                     ----------         ----------
           TOTAL OTHER NONCURRENT LIABILITIES                                                           759,637            687,269
                                                                                                     ----------         ----------

CURRENT LIABILITIES:
 Long-term Debt Due Within One Year                                                                      30,000            340,000
 Accounts Payable - General                                                                             125,048             86,766
 Accounts Payable - Affiliated Companies                                                                 93,608             43,956
 Taxes Accrued                                                                                           71,559             69,761
 Interest Accrued                                                                                        21,481             20,691
 Obligations Under Capital Leases                                                                         8,229             10,840
 Energy Trading and Derivative Contracts                                                                 48,568             93,413
 Other                                                                                                   92,822             76,486
                                                                                                     ----------         ----------
           TOTAL CURRENT LIABILITIES                                                                    491,315            741,913
                                                                                                     ----------         ----------

DEFERRED INCOME TAXES                                                                                   356,197            400,531
                                                                                                     ----------         ----------

DEFERRED INVESTMENT TAX CREDITS                                                                          97,709            105,449
                                                                                                     ----------         ----------

DEFERRED GAIN ON SALE AND LEASEBACK -
  ROCKPORT PLANT UNIT 2                                                                                  73,885             77,592
                                                                                                     ----------         ----------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                        32,261             42,936
                                                                                                     ----------         ----------

REGULATORY LIABILITIES AND DEFERRED CREDITS                                                              97,426             92,039
                                                                                                     ----------         ----------

COMMITMENTS AND CONTINGENCIES (Note 9)

             TOTAL CAPITALIZATION AND LIABILITIES                                                    $4,587,191         $4,394,062
                                                                                                     ==========         ==========

See Notes to Financial Statements beginning on page L-1.






INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
-------------------------------------

                                                                                                Year Ended December 31,
                                                                                                ----------------------
                                                                                     2002               2001               2000
                                                                                     ----               ----               ----
                                                                                                   (in thousands)
OPERATING ACTIVITIES:
  Net Income (Loss)                                                             $  73,992            $  75,788          $(132,032)
  Adjustments for Noncash Items:
   Depreciation and Amortization                                                  168,070              166,360            163,391
   Amortization (Deferral) of Incremental Nuclear
    Refueling Outage Expenses (net)                                               (26,577)                 418              5,737
   Amortization of Nuclear Outage Costs                                            40,000               40,000             40,000
   Deferred Income Taxes                                                          (16,921)             (29,205)          (125,179)
   Deferred Investment Tax Credits                                                 (7,740)              (8,324)            (7,854)
   Unrecovered Fuel and Purchased Power Costs                                      37,501               37,501             37,501
  Changes in Certain Current Assets
    And Liabilities:
   Accounts Receivable (net)                                                     (102,283)              64,841            (25,305)
   Fuel, Materials and Supplies                                                    (7,854)             (19,426)            10,743
   Accrued Utility Revenues                                                        (4,439)              (2,072)            44,428
   Accounts Payable                                                                87,934              (60,185)            85,056
   Taxes Accrued                                                                    1,798                1,345             19,446
  Mark-to-Market of Energy Trading and Derivatives Contracts                       (9,517)             (62,647)            14,830
  Disputed Tax and Interest Related to COLI                                          -                    -                56,856
  Regulatory Asset - Trading Losses                                                  (992)               8,493            (17,914)
  Regulatory Liability - Trading Gains                                              2,494               34,293             (7,416)
  Change in Other Assets                                                          (28,233)              (5,871)           (68,160)
  Change in Other Liabilities                                                      21,001               (5,102)            37,309
                                                                                ---------            ---------          ---------
     Net Cash Flows From Operating Activities                                     228,234              236,207            131,437
                                                                                ---------            ---------          ---------

INVESTING ACTIVITIES:
  Construction Expenditures                                                      (167,484)             (91,052)          (171,071)
  Buyout of Nuclear Fuel Leases                                                      -                 (92,616)              -
  Other                                                                             1,759                1,074                587
                                                                                ---------            ---------          ---------
    Net Cash Flows Used For Investing Activities                                 (165,725)            (182,594)         (170,484)
                                                                                ---------            ---------         ---------

FINANCING ACTIVITIES:
 Capital Contributions from Parent Company                                        125,000                 -                  -
 Issuance of Long-term Debt                                                       288,732              297,656            199,220
 Retirement of Cumulative Preferred Stock                                            (424)                -                  (314)
 Retirement of Long-term Debt                                                    (340,000)             (44,922)          (148,000)
 Change in Advances from Affiliates (net)                                        (144,917)            (299,891)           253,582
 Change in Short-term Debt (net)                                                     -                    -              (224,262)
 Dividends Paid on Common Stock                                                      -                    -               (26,290)
 Dividends Paid on Cumulative Preferred Stock                                      (4,467)              (4,487)            (3,368)
                                                                                ---------            ---------          ---------
    Net Cash Flows From (Used For)
     Financing Activities                                                         (76,076)             (51,644)            50,568
                                                                                ---------            ---------          ---------

Net Increase (Decrease) in Cash and
 Cash Equivalents                                                                 (13,567)               1,969             11,521
Cash and Cash Equivalents January 1                                                16,804               14,835              3,314
                                                                                ---------            ---------          ---------
Cash and Cash Equivalents December 31                                             $ 3,237              $16,804            $14,835
                                                                                  =======              =======            =======

Supplemental Disclosure:
Cash paid for interest net of capitalized amounts was $89,984,000, $92,140,000 and $82,511,000 and for income taxes was $60,523,000, $100,470,000 and
$73,254,000 in 2002, 2001 and 2000, respectively. Noncash acquisitions under capital leases were $1,023,000 and $22,218,000 in 2001 and 2000, respectively.

See Notes to Financial Statements beginning on page L-1.




INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Capitalization
-----------------------------------------

                                                                                            December 31,
                                                                                            -----------
                                                                                     2002                2001
                                                                                     ----                ----
                                                                                          (in thousands)

COMMON SHAREHOLDER'S EQUITY                                                        $1,018,653        $  860,570
                                                                                   ----------        ----------

PREFERRED STOCK:
$100 Par Value - Authorized 2,250,000 shares
$25 Par Value - Authorized 11,200,000 shares

              Call Price                                            Shares
              December 31,     Number of Shares Redeemed        Outstanding
Series           2002 (a)       Year Ended December 31,       December 31, 2002
------        ------------     ------------------------       -----------------
                                2002     2001     2000
                                ----     ----     ----

Not Subject to Mandatory Redemption-$100 Par:

    4-1/8%     106.125            20     -       3,750              55,369              5,537             5,539
    4.56%      102               -       -        -                 14,412              1,441             1,441
    4.12%      102.728         6,326     -       1,375              11,230              1,123             1,756
                                                                                   ----------        ----------
                                                                                        8,101             8,736
                                                                                   ----------        ----------
Subject to Mandatory Redemption-$100 Par(b):

    5.90%  (c)                   -       -        -                152,000             15,200            15,200
    6-1/4% (c)                   -       -        -                192,500             19,250            19,250
    6.30%  (c)                   -       -        -                132,450             13,245            13,245
    6-7/8% (d)                   -       -        -                172,500             17,250            17,250
                                                                                   ----------        ----------
                                                                                       64,945            64,945
                                                                                   ----------        ----------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                  174,245           264,141
Installment Purchase Contracts                                                        310,336           310,239
Senior Unsecured Notes                                                                747,027           696,144
Other Long-term Debt (e)                                                              223,736           219,947
Junior Debentures                                                                     161,718           161,611
Less Portion Due Within One Year                                                      (30,000)         (340,000)
                                                                                   ----------        ----------

    Long-term Debt Excluding Portion Due Within One Year                            1,587,062         1,312,082
                                                                                   ----------        ----------

    TOTAL CAPITALIZATION                                                           $2,678,761        $2,246,333
                                                                                   ==========        ==========

(a) The cumulative preferred stock is callable at the price indicated plus accrued dividends
(b) Sinking fund provisions require the redemption of 15,000 shares in 2003 and 67,500 shares in each of 2004, 2005, 2006 and 2007. The sinking fund provisions of each series subject to mandatory redemption have been met by purchase of shares in advance of these due dates. Shares previously purchased may be applied to meet the sinking fund requirement.
(c) Commencing in 2004 and continuing through 2008 I&M may redeem, at $100 per share, 20,000 shares of the 5.90% series, 15,000 shares of the 6-1/4% series and 17,500 shares of the 6.30% series outstanding under sinking fund provisions at its option and all remaining outstanding shares must be redeemed not later than 2009. The series are callable beginning November 1, 2003 for the 5.90% series, December 1, 2003 for the 6-1/4% series and March
     1, 2004 for the 6.30% series at $100 plus accrued dividends.
(d) Commencing in 2003 and continuing through the year 2007, a sinking fund will require the redemption of 15,000 shares each year and the redemption of the remaining shares outstanding on April 1, 2008, in each case at $100 per share. Callable at $100 per share plus accrued dividends beginning
     February 1, 2003.
(e) Represents a liability for SNF disposal including interest payable to the DOE. See Note 9.

See Notes to Financial Statements beginning on page L-1.



INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt
--------------------------


First mortgage bonds outstanding were as follows:

                             December 31,
                             -----------
                            2002      2001
                            ----      ----
                            (in thousands)
% Rate Due
7.60   2002 - November 1 $   -      $ 50,000
7.70   2002 - December 15    -        40,000
6.10   2003 - November 1   30,000     30,000
8.50   2022 - December 15  75,000     75,000
7.35   2023 - October 1    15,000     15,000
7.20   2024 - February 1   30,000     30,000
7.50   2024 - March 1      25,000     25,000
Unamortized Discount         (755)      (859)
                         --------   --------
                         $174,245   $264,141

First mortgage bonds are secured by a first mortgage lien on electric utility plant. Certain supplemental indentures to the first mortgage lien contain maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                              December 31,
                              -----------
                            2002       2001
                            ----       ----
                             (in thousands)
% Rate Due
City of Lawrenceburg, Indiana:
7.00   2015 - April 1    $ 25,000   $ 25,000
5.90   2019 - November 1   52,000     52,000

City of Rockport, Indiana:
 (a)    2014 - August 1      -        50,000
7.60    2016 - March 1     40,000     40,000
6.55    2025 - June 1      50,000     50,000
 (b)    2025 - June 1      50,000     50,000
4.90(c) 2025 - June 1      50,000       -

City of Sullivan, Indiana:
5.95   2009 - May 1        45,000     45,000
Unamortized Discount       (1,664)    (1,761)
                         --------   --------
                         $310,336   $310,239
                         ========   ========

(a) A variable interest rate was determined weekly. The average weighted interest rates were 1.5% in 2002 and 2.4% for 2001.
(b) In June 2001 an auction rate was established. Auction rates are determined by standard procedures every 35 days. The auction rate for 2002 ranged from 1.3% to 1.7% and averaged 1.5%. The auction rate for June through December 2001 ranged from 1.55% to 2.9% and averaged 2.4%. Prior to June 25, 2001, an adjustable interest rate was a daily, weekly, commercial paper or term rate as designated by I&M. A weekly rate was selected which ranged from 1.9% to 4.9% in 2001 and averaged 3.3% during 2001.
(c)  Rate is fixed until June 1, 2007 (term rate bonds).


The terms of the installment purchase contracts require I&M to pay amounts sufficient for the cities to pay interest on and the principal of (at stated maturities and upon mandatory redemptions) related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain generating plants. The term rate bonds due 2025 are subject to mandatory tender for purchase on the term maturity date (June 1, 2007). Accordingly, the term rate bonds have been classified for repayment purposes in 2007 (the term end date).

Senior unsecured notes outstanding were as follows:

                             December 31,
                             -----------
                            2002      2001
                            ----      ----
                            (in thousands)
% Rate Due
------ ------------------
 (a)   2002 - September 3 $   -     $200,000
6-7/8  2004 - July 1       150,000   150,000
6.125  2006 - December 15  300,000   300,000
6.45   2008 - November 10   50,000    50,000
6.375  2012 - November 1   100,000      -
6      2032 - December 31  150,000      -
Unamortized Discount        (2,973)   (3,856)
                          --------  --------
                          $747,027  $696,144
                          ========  ========

(a) A floating interest rate was determined quarterly. The rate on December 31, 2001 was 2.71%. The average interest rates were 2.6% in 2002 and 5.1% in 2001.

Junior debentures outstanding were as follows:

                            December 31,
                            -----------
                          2002        2001
                          ----        ----
                           (in thousands)
% Rate Due
------ -----------------
8.00   2026 - March 31 $ 40,000     $ 40,000
7.60   2038 - June 30   125,000      125,000
Unamortized Discount     (3,282)      (3,389)
                       --------     --------
  Total                $161,718     $161,611
                       ========     ========

Interest may be deferred and payment of principal and interest on the junior debentures is subordinated and subject in right to the prior payment in full of all senior indebtedness of I&M.

At December 31, 2002, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2003                       $   30,000
2004                          150,000
2005                             -
2006                          300,000
2007                           50,000
Later Years                 1,095,736
                           ----------
  Total Principal Amount    1,625,736
Unamortized Discount           (8,674)
                           ----------
    Total                  $1,617,062
                           ==========

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
Index to Combined Notes to Consolidated Financial Statements

The notes to I&M's consolidated financial statements are combined with the notes to financial statements for AEP and its other subsidiary registrants. Listed below are the combined notes that apply to I&M. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference
                                                          ---------

Significant Accounting Policies                           Note  1

Merger                                                    Note  4

Nuclear Plant Restart                                     Note  5

Effects of Regulation                                     Note  7

Customer Choice and Industry Restructuring                Note  8

Commitments and Contingencies                             Note  9

Guarantees                                                Note 10

Sustained Earnings Improvement Initiative                 Note 11

Asset Impairments and Investment Value Losses             Note 13

Benefit Plans                                             Note 14

Business Segments                                         Note 16

Risk Management, Financial Instruments and Derivatives    Note 17

Income Taxes                                              Note 18

Supplementary Information                                 Note 20

Leases                                                    Note 22

Lines of Credit and Sale of Receivables                   Note 23

Unaudited Quarterly Financial Information                 Note 24

Related Party Transactions                                Note 29

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of
Directors of Indiana Michigan Power Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Indiana Michigan Power Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, retained earnings and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Indiana Michigan Power Company and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003

                             KENTUCKY POWER COMPANY




KENTUCKY POWER COMPANY
Selected Financial Data
-----------------------

                                                                       Year Ended December 31,
                                        --------------------------------------------------------------------------------------
                                             2002             2001             2000                1999                  1998
                                             ----             ----             ----                ----                  ----
                                                                          (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                    $  378,683          $   379,025        $  389,875        $  358,757         $  362,999
  Operating Expenses                       336,486              331,347           340,137           304,082            311,106
                                        ----------          -----------        ----------        ----------         ----------
  Operating Income                          42,197               47,678            49,738            54,675             51,893
  Nonoperating
   Items, Net                                5,206                1,248             2,070              (327)            (1,726)
  Interest Charges                          26,836               27,361            31,045            28,918             28,491
                                        ----------          -----------        ----------        ----------         ----------
  Net Income                            $   20,567          $    21,565        $   20,763        $   25,430         $   21,676
                                        ==========          ===========        ==========        ==========         ==========


                                                                       Year Ended December 31,
                                        --------------------------------------------------------------------------------------
                                            2002              2001              2000              1999                 1998
                                            ----              ----              ----              ----                 ----
                                                                          (in thousands)
BALANCE SHEETS DATA:

  Electric Utility
   Plant                                $1,295,619          $1,128,415         $1,103,064       $1,079,048          $1,043,711
  Accumulated
   Depreciation and
   Amortization                            397,304             384,104            360,648          340,008             315,546
                                        ----------          ----------         ----------       ----------          ----------
  Net Electric
   Utility Plant                        $  898,315            $744,311           $742,416         $739,040            $728,165
                                        ==========            ========           ========         ========            ========

  Total Assets                          $1,164,676          $  999,048         $1,494,543       $  986,123          $  921,847
                                        ==========          ==========         ==========       ==========          ==========

  Common Stock and
   Paid-in Capital                      $  259,200          $  209,200           $209,200         $209,200            $199,200
  Accumulated Other
   Comprehensive
   Income (Loss)                            (9,451)             (1,903)              -                -                   -
  Retained Earnings                         48,269              48,833             57,513           67,110              71,452
                                        ----------          ----------         ----------       ----------          ----------
  Total Common
   Shareholder's
   Equity                               $  298,018          $  256,130           $266,713         $276,310            $270,652
                                        ==========          ==========           ========         ========            ========

  Long-term
   Debt (a)                             $  466,632          $  346,093           $330,880         $365,782            $368,838
                                        ==========          ==========           ========         ========            ========

  Obligations Under
   Capital    Leases(a)
                                        $    7,248          $    9,583           $ 14,184         $ 15,141            $ 18,977
                                        ==========          ==========           ========         ========            ========

  Total
   Capitalization
   and Liabilities                      $1,164,676          $  999,048         $1,494,543       $  986,123          $  921,847
                                        ==========          ==========         ==========       ==========          ==========

(a) Including portion due within one year.


KENTUCKY POWER COMPANY
Management's Narrative Analysis of Results of Operations
--------------------------------------------------------



KPCo is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power serving 174,000 retail customers in eastern Kentucky. KPCo as a member of the AEP Power Pool shares in the revenues and costs of the AEP Power Pool's wholesale sales to neighboring utility systems and power marketers including power trading transactions. KPCo also sells wholesale power to municipalities.

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

KPCo has a unit power agreement with AEGCo, an affiliated company, which expires in 2004. The unit power agreement extends until December 31, 2009 for Rockport Plant Unit 1 and until December 7, 2002 for Rockport Plant Unit 2 if AEP's settlement restructuring agreement filed with the FERC becomes operative. The agreement provides for KPCo to purchase 15% of the total output of the two unit 2,600-mw capacity Rockport Plant. Under the unit power agreement, there is a demand charge for the right to receive the power, which is payable even it the power is not taken. The amount of the demand charge is such that when added to other amounts received by AEGCo, it will enable AEGCo to recover all its fixed expenses including a FERC-approved rate of return on common equity.

Results of Operations
---------------------

Net Income for 2002 decreased $1 million or 5%. Total Revenues were flat while increases in Operating Expenses, driven by expenses related to planned outages at the Big Sandy plant, were offset by comparable gains in net nonoperating income which benefited from decreases in trading incentive compensation.

Changes in Revenues
-------------------


                                      Increase (Decrease)
                                          Year-to-Date
                                      -------------------
                                     (dollars in millions)

                                       Amount         %
                                       ------         -
Wholesale Electricity*                 $13            6
Energy Delivery*                         1            1
Sales to AEP Affiliates                (14)         (34)
                                       ---
  Total                                $ -            -
                                       ===

*Reflects the allocation of certain transmission and distribution revenues included in bundled retail rates to energy delivery.

Revenues in 2002 were comparable to those of last year. Increased sales to retail electricity customers reflecting warmer summer weather, colder days in late 2002, and increased fuel recovery revenues were offset by lower Sales to AEP Affiliates resulting from planned outages in 2002. KPCo's decreased generation was due to scheduled maintenance resulting in lower availability in the fourth quarter.

Changes in Operating Expenses
-----------------------------


                                        Increase (Decrease)
                                            Year-to-Date
                                        -------------------
                                       (dollars in millions)

                                        Amount          %
                                        ------          -

Fuel                                    $(5.6)         (8)
Wholesale Electricity                      -           N.M.
Purchases from AEP   Affiliates
                                          2.8           2
Other Operation                          (5.4)         (9)
Maintenance                              12.6          56
Depreciation                               .7           2
Taxes Other Than
 Income Taxes                              .4           5
Income Taxes                              (.4)         (4)
                                        -----
  Total Operating Expenses              $ 5.1           2
                                        =====

N.M. = Not Meaningful

Fuel expense decreased in 2002 as a result of planned fourth quarter outages at the Big Sandy plant for scheduled boiler maintenance. The 800 megawatt Unit 2, representing approximately 75% of the plant's generation capacity, was off-line from mid-September through the end of the year, thereby reducing the demand for fuel in the fourth quarter. Purchases from AEP Affiliates for 2002 increased to meet demand during the planned outages at the Big Sandy plant.

Other Operation expense decreased in 2002 due to reduced consumption of emission allowances due to the planned outage; reduced accruals for trading incentive compensation due to reduced trading activity; and improvements in transmission expense resulting from less wholesale activity and related transmission, and an increase in AEP transmission equalization credits. Under the AEP Transmission Equalization Agreement, KPCo and certain eastern region affiliates share the costs associated with the ownership of their transmission system based upon each company's peak demand and investment. A decrease in KPCo's peak demand relative to its affiliates' peak demand was the main reason for the increase in transmission equalization credits. These developments were offset in part by severance expenses related to a sustained earnings initiative (see Note 11).

Maintenance expense increased in 2002 primarily as a result of planned power plant outages. Big Sandy plant Unit 2 was down for the fourth quarter for planned boiler overhaul and electric plant maintenance. The Company experienced marginal increases in overhead line maintenance expense.

Nonoperating Income Taxes for 2002 have increased as a result of increases in pre-tax income for the year offset in part by prior-year tax return adjustments.

Other Changes
-------------

Nonoperating Income for 2002 decreased as a result of AEP's previously announced plan to reduce trading activity, and decreased margins on power trading activity outside of the AEP System's traditional marketing area resulting from soft market demand. Nonoperating Expenses decreased in 2002 as a result of decreases in trading incentive compensation.



KENTUCKY POWER COMPANY
Statements of Income
--------------------

                                                                                                Year Ended December 31,
                                                                                  -------------------------------------------------
                                                                                    2002                 2001                2000
                                                                                    ----                 ----                ----
                                                                                                    (in thousands)
OPERATING REVENUES:
  Wholesale Electricity                                                           $218,665             $205,476            $226,708
  Energy Delivery                                                                  132,054              131,183             121,346
  Sales to AEP Affiliates                                                           27,964               42,366              41,821
                                                                                  --------             --------            --------
      TOTAL OPERATING REVENUES                                                     378,683              379,025             389,875
                                                                                  --------             --------            --------

OPERATING EXPENSES:
  Fuel                                                                              65,043               70,635              74,638
  Purchased Power:
    Wholesale Electricity                                                               29                   86               1,940
    AEP Affiliates                                                                 133,002              130,204             127,707
  Other Operation                                                                   52,892               58,275              52,495
  Maintenance                                                                       35,089               22,444              25,866
  Depreciation and Amortization                                                     33,233               32,491              31,028
  Taxes Other Than Income Taxes                                                      8,240                7,854               7,251
  Income Taxes                                                                       8,958                9,358              19,212
                                                                                  --------             --------            --------
      TOTAL OPERATING EXPENSES                                                     336,486              331,347             340,137
                                                                                  --------             --------            --------

OPERATING INCOME                                                                    42,197               47,678              49,738

NONOPERATING INCOME                                                                  7,863               10,881               6,139

NONOPERATING EXPENSES                                                                  753                8,949               2,940

NONOPERATING INCOME TAXES                                                            1,904                  684               1,129

INTEREST CHARGES                                                                    26,836               27,361              31,045
                                                                                  --------             --------            --------

NET INCOME                                                                        $ 20,567             $ 21,565            $ 20,763
                                                                                  ========             ========            ========

Statements of Comprehensive Income
----------------------------------
                                                                                                 Year Ended December 31,
                                                                                  -------------------------------------------------
                                                                                     2002                2001                 2000
                                                                                     ----                ----                 ----
                                                                                                    (in thousands)

NET INCOME                                                                        $ 20,567              $21,565             $20,763

OTHER COMPREHENSIVE INCOME (LOSS)
  Cash Flow Interest Rate Hedge                                                      2,225               (1,903)               -
  Minimum Pension Liability                                                         (9,773)                -                   -
                                                                                  --------              -------             -------
COMPREHENSIVE INCOME                                                              $ 13,019              $19,662             $20,763
                                                                                  ========              =======             =======

Statements of Retained Earnings
-------------------------------
                                                                                                  Year Ended December 31,
                                                                                  -------------------------------------------------
                                                                                     2002                2001                 2000
                                                                                     ----                ----                 ----
                                                                                                     (in thousands)

RETAINED EARNINGS JANUARY 1                                                        $48,833              $57,513             $67,110

NET INCOME                                                                          20,567               21,565              20,763

CASH DIVIDENDS DECLARED                                                             21,131               30,245              30,360
                                                                                   -------              -------             -------

RETAINED EARNINGS DECEMBER 31                                                      $48,269              $48,833             $57,513
                                                                                   =======              =======             =======

See Notes to Financial Statements beginning on page L-1.





KENTUCKY POWER COMPANY
Balance Sheets
--------------

                                                                                                               December 31,
                                                                                                               -----------
                                                                                                        2002                2001
                                                                                                        ----                ----
                                                                                                             (in thousands)
ASSETS
ELECTRIC UTILITY PLANT:
  Production                                                                                         $  275,121          $  271,070
  Transmission                                                                                          373,639             374,116
  Distribution                                                                                          425,817             402,537
  General                                                                                                55,913              65,059
  Construction Work in Progress                                                                         165,129              15,633
                                                                                                     ----------          ----------
          Total Electric Utility Plant                                                                1,295,619           1,128,415
  Accumulated Depreciation and Amortization                                                             397,304             384,104
                                                                                                     ----------          ----------
          NET ELECTRIC UTILITY PLANT                                                                    898,315             744,311
                                                                                                     ----------          ----------

OTHER PROPERTY AND INVESTMENTS                                                                            6,904               6,492
                                                                                                     ----------          ----------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                        29,871              29,477
                                                                                                     ----------          ----------

CURRENT ASSETS:
  Cash and Cash Equivalents                                                                               2,304               1,947
  Accounts Receivable:
   Customers                                                                                             22,044              20,036
   Affiliated Companies                                                                                  23,802              16,012
   Miscellaneous                                                                                          2,889               3,333
   Allowance for Uncollectible Accounts                                                                    (192)               (264)
  Fuel                                                                                                   10,817              12,060
  Materials and Supplies                                                                                 16,127              15,766
  Accrued Utility Revenues                                                                                5,301               5,395
  Accrued Tax Benefit                                                                                     1,253                -
  Energy Trading Contracts                                                                               24,320              33,905
  Prepayments and other                                                                                   2,127               1,314
                                                                                                     ----------          ----------
          TOTAL CURRENT ASSETS                                                                          110,792             109,504
                                                                                                     ----------          ----------

REGULATORY ASSETS                                                                                       101,976              97,692
                                                                                                     ----------          ----------

DEFERRED CHARGES                                                                                         16,818              11,572
                                                                                                     ----------          ----------

          TOTAL ASSETS                                                                               $1,164,676          $  999,048
                                                                                                     ==========          ==========

See Notes to Financial Statements beginning on page L-1.




KENTUCKY POWER COMPANY

                                                                                                              December 31,
                                                                                                              -----------
                                                                                                        2002                2001
                                                                                                        ----                ----
                                                                                                             (in thousands)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock - $50 Par Value:
    Authorized - 2,000,000 Shares
    Outstanding - 1,009,000 Shares                                                                   $   50,450            $ 50,450
  Paid-in Capital                                                                                       208,750             158,750
  Accumulated Other Comprehensive Income (Loss)                                                          (9,451)             (1,903)
  Retained Earnings                                                                                      48,269              48,833
                                                                                                     ----------            --------
    Total Common Shareowner's Equity                                                                    298,018             256,130
  Long-term Debt                                                                                        391,632             176,093
  Long-term Debt - Affiliated Companies                                                                  60,000              75,000
                                                                                                     ----------            --------

          TOTAL CAPITALIZATION                                                                          749,650             507,223
                                                                                                     ----------            --------

OTHER NONCURRENT LIABILITIES                                                                             27,319              11,929
                                                                                                     ----------            --------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year - General                                                             -                 95,000
  Long-term Debt Due within One Year -
    Affiliated Companies                                                                                 15,000                -
  Advances from Affiliates                                                                               23,386              66,200
  Accounts Payable:
    General                                                                                              46,515              23,464
    Affiliated Companies                                                                                 44,035              22,557
  Customer Deposits                                                                                       8,048               4,461
  Taxes Accrued                                                                                            -                 10,305
  Interest Accrued                                                                                        6,471               5,269
  Energy Trading and Derivative Contracts                                                                17,803              38,664
  Other                                                                                                  14,322              12,882
                                                                                                     ----------            --------

          TOTAL CURRENT LIABILITIES                                                                     175,580             278,802
                                                                                                     ----------            --------

DEFERRED INCOME TAXES                                                                                   178,313             168,304
                                                                                                     ----------            --------

DEFERRED INVESTMENT TAX CREDITS                                                                           9,165              10,405
                                                                                                     ----------            --------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                        11,488              14,917
                                                                                                     ----------            --------

REGULATORY LIABILITIES AND DEFERRED CREDITS                                                              13,161               7,468
                                                                                                     ----------            --------

COMMITMENTS AND CONTINGENCIES (Note 9)

          TOTAL CAPITALIZATION AND LIABILITIES                                                       $1,164,676            $999,048
                                                                                                     ==========            ========

See Notes to Financial Statements beginning on page L-1.




KENTUCKY POWER COMPANY
Statements of Cash Flows
------------------------
                                                                                            Year Ended December 31,
                                                                               ----------------------------------------------
                                                                                  2002              2001               2000
                                                                                  ----              ----               ----
                                                                                               (in thousands)
OPERATING ACTIVITIES:
  Net Income                                                                   $  20,567          $ 21,565          $  20,763
  Adjustments for Noncash Items:
    Depreciation and Amortization                                                 33,233            32,491             31,034
    Deferred Income Taxes                                                          9,839             6,293              3,765
    Deferred Investment Tax Credits                                               (1,240)           (1,251)            (1,252)
    Deferred Fuel Costs (net)                                                      2,998            (4,707)             2,948
    Mark-to-Market of Energy Trading Contracts                                   (12,267)           (1,454)            (4,376)
  Change in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                                                     (9,426)           23,694            (20,930)
    Fuel, Materials and Supplies                                                     882            (7,658)             8,386
    Accrued Utility Revenues                                                          94             1,105              7,237
    Accounts Payable                                                              44,529           (22,942)            39,883
    Taxes Accrued                                                                (11,558)           (1,580)             2,025
  Disputed Tax and Interest Related to COLI                                         -                 -                 5,943
  Change in Other Assets                                                         (21,491)           (2,762)            62,653
  Change in Other Liabilities                                                     16,161            (9,446)           (62,702)
                                                                               ---------          --------          ---------
            Net Cash Flows From Operating Activities                              72,321            33,348             95,377
                                                                               ---------          --------          ---------

INVESTING ACTIVITIES:
  Construction Expenditures                                                     (178,700)          (37,206)           (36,209)
  Proceeds From Sales of Property                                                    217               216                266
                                                                               ---------          --------          ---------
            Net Cash Flows Used For Investing
             Activities                                                         (178,483)          (36,990)           (35,943)
                                                                               ---------          --------          ---------

FINANCING ACTIVITIES:
  Capital Contributions from Parent Company                                       50,000              -                  -
  Issuance of Long-term Debt                                                     274,964            75,000             69,685
  Retirement of Long-term Debt                                                  (154,500)          (60,000)          (105,000)
  Change in Short-term Debt (net)                                                   -                 -               (39,665)
  Change in Advances From Affiliates (net)                                       (42,814)           18,564             47,636
  Dividends Paid                                                                 (21,131)          (30,245)           (30,360)
                                                                               ---------          --------          ---------
            Net Cash Flows From (Used For)
             Financing Activities                                                106,519             3,319            (57,704)
                                                                               ---------          --------          ---------

Net Increase (Decrease) in Cash and Cash Equivalents                                 357              (323)             1,730
Cash and Cash Equivalents January 1                                                1,947             2,270                540
                                                                               ---------          --------          ---------
Cash and Cash Equivalents December 31                                          $   2,304          $  1,947          $   2,270
                                                                               =========          ========          =========

Supplemental Disclosure:
Cash paid for interest net of capitalized amounts was $25,176,000, $27,090,000 and $28,619,000 and for income taxes was $13,040,500, $7,549,000 and $7,923,000 in 2002, 2001 and 2000, respectively. Noncash acquisitions under capital leases were $22,021, $817,000 and $2,817,000 and in 2002, 2001 and 2000, respectively.

See Notes to Financial Statements beginning on page L-1.





KENTUCKY POWER COMPANY
Statements of Capitalization
----------------------------

                                                                                                                December 31,
                                                                                                                -----------
                                                                                                         2002                2001
                                                                                                         ----                ----
                                                                                                              (in thousands)

COMMON SHAREHOLDER'S EQUITY                                                                            $298,018            $256,130
                                                                                                       --------            --------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                                       -                 59,383
Senior Unsecured Notes                                                                                  352,508             147,625
Notes Payable                                                                                            75,000             100,000
Junior Debentures                                                                                        39,124              39,085
Less Portion Due Within One Year                                                                        (15,000)            (95,000)
                                                                                                       --------   -         -------

  Long-term Debt Excluding Portion Due Within One Year                                                  451,632             251,093
                                                                                                       --------   -         -------

  TOTAL CAPITALIZATION                                                                                 $749,650            $507,223
                                                                                                       ========            ========

See Notes to Financial Statements beginning on page L-1.



KENTUCKY POWER COMPANY
Schedule of Long-term Debt
--------------------------

First mortgage bonds outstanding were as follows:

                             December 31,
                             -----------
                           2002        2001
                           ----        ----
                            (in thousands)
% Rate Due
6.65   2003 - May 1      $   -      $ 15,000
6.70   2003 - June 1         -        15,000
6.70   2003 - July 1         -        15,000
7.90   2023 - June 1         -        14,500
Unamortized Discount         -          (117)
                         --------   --------
                         $   -      $ 59,383
                         ========   ========

First mortgage bonds were secured by a first mortgage lien on electric utility plant.

Senior unsecured notes outstanding were as follows:

                             December 31,
                             -----------
                            2002      2001
                            ----      ----
                            (in thousands)
% Rate Due
------ ------------------
 (a)   2002 - November 19 $   -     $ 70,000
6.91   2007 - October 1     48,000    48,000
6.45   2008 - November 10   30,000    30,000
5.50   2007 - July         125,000      -
4.31   2007 - November 12   80,400      -
4.37   2007 - December 12   69,564      -
Unamortized Discount          (456)     (375)
                          --------  --------
                          $352,508  $147,625

(a) A floating interest rate is determined monthly. The rate December 31, 2001 was 4.3%.

Notes payable to parent company were as follows:

                             December 31,
                             -----------
                            2002      2001
                            ----      ----
                            (in thousands)
% Rate Due
4.336  2003 - May 15      $15,000   $15,000
6.501  2006 - May 15       60,000    60,000
                          -------   -------
                          $75,000   $75,000


Notes payable to banks outstanding were as follows:

                               December 31,
                               -----------
                              2002     2001
                              ----     ----
                             (in thousands)
% Rate   Due
7.45   2002 - September 20   $  -    $25,000
                             ======= =======

Junior debentures outstanding were as follows:

                            December 31,
                            -----------
                          2002         2001
                          ----         ----
                            (in thousands)
% Rate Due
8.72   2025 - June 30   $40,000      $40,000
Unamortized Discount       (876)        (915)
                        -------      -------
  Total                 $39,124      $39,085
                        =======      =======

Interest may be deferred and payment of principal and interest on the junior debentures is subordinated and subject in right to the prior payment in full of all senior indebtedness of the Company.

At December 31, 2002, future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2003                        $ 15,000
2004                            -
2005                            -
2006                          60,000
2007                         322,964
Later Years                   70,000
                            --------
  Total Principal Amount     467,964
Unamortized Discount          (1,332)
                            --------
    Total                   $466,632
                            ========

KENTUCKY POWER COMPANY
Index to Combined Notes to Financial Statements
-----------------------------------------------

The notes to KPCo's financial statements are combined with the notes to financial statements for AEP and its other subsidiary registrants. Listed below are the combined notes that apply to KPCo. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference
                                                          ---------

Significant Accounting Policies                           Note  1

Merger                                                    Note  4

Rate Matters                                              Note  6

Effects of Regulation                                     Note  7

Commitments and Contingencies                             Note  9

Guarantees                                                Note 10

Sustained Earnings Improvement Initiative                 Note 11

Asset Impairments and Investment Value Losses             Note 13

Benefit Plans                                             Note 14

Business Segments                                         Note 16

Risk Management, Financial Instruments and Derivatives    Note 17

Income Taxes                                              Note 18

Leases                                                    Note 22

Lines of Credit and Sale of Receivables                   Note 23

Unaudited Quarterly Financial Information                 Note 24

Related Party Transactions                                Note 29

INDEPENDENT AUDITORS' REPORT


To the Shareholder and Board of
Directors of Kentucky Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Kentucky Power Company as of December 31, 2002 and 2001, and the related statements of income, comprehensive income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Kentucky Power Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003

                               OHIO POWER COMPANY




OHIO POWER COMPANY
Selected Financial Data
-----------------------

                                                                           Year Ended December 31,
                                           ---------------------------------------------------------------------------------------
                                              2002              2001                2000               1999                1998
                                              ----              ----                ----               ----                ----
                                                                               (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                       $2,113,125         $2,098,105         $2,140,331          $1,978,826         $2,105,547
  Operating Expenses                        1,814,796          1,857,395          1,913,504           1,689,997          1,816,175
                                           ----------         ----------         ----------          ----------         ----------
  Operating Income                            298,329            240,710            226,827             288,829            289,372
  Nonoperating Items,
   Net                                          5,376             18,686             (5,004)              7,000                588
  Interest Charges                             83,682             93,603            119,210              83,672             80,035
                                           ----------         ----------         ----------          ----------         ----------
  Income Before
   Extraordinary Item                         220,023            165,793            102,613             212,157            209,925
  Extraordinary Loss                             -               (18,348)           (18,876)               -                  -
                                           ----------         ----------          ---------          ----------         ----------
  Net Income                                  220,023            147,445             83,737             212,157            209,925
  Preferred Stock
   Dividend
   Requirements                                 1,258              1,258              1,266               1,417              1,474
                                           ----------         ----------         ----------          ----------         ----------
  Earnings Applicable
   To Common Stock                         $  218,765         $  146,187         $   82,471          $  210,740         $  208,451
                                           ==========         ==========         ==========          ==========         ==========

                                                                           Year Ended December 31,
                                           ---------------------------------------------------------------------------------------
                                              2002                2001              2000               1999                1998
                                              ----                ----              ----               ----                ----
                                                                               (in thousands)
BALANCE SHEETS DATA:
  Electric Utility
   Plant                                   $5,685,826         $5,390,576         $5,577,631          $5,400,917         $5,257,841
  Accumulated
   Depreciation                             2,566,828          2,452,571          2,764,130           2,621,711          2,461,376
                                           ----------         ----------         ----------          ----------         ----------
  Net Electric Utility
   Plant                                   $3,118,998         $2,938,005         $2,813,501          $2,779,206         $2,796,465
                                           ==========         ==========         ==========          ==========         ==========
  Total Assets                             $4,457,032         $4,394,073         $6,193,975          $4,675,159         $4,344,680
                                           ==========         ==========         ==========          ==========         ==========

  Common Stock and
   Paid-in Capital                           $783,684           $783,684           $783,684            $783,577           $783,536
  Accumulated Other
   Comprehensive Income
   (Loss)                                     (72,886)              (196)              -                   -                  -
  Retained Earnings                           522,316            401,297            398,086             587,424            587,500
                                           ----------         ----------         ----------          ----------         ----------
  Total Common
   Shareholder's Equity                    $1,233,114         $1,184,785         $1,181,770          $1,371,001         $1,371,036
                                           ==========         ==========         ==========          ==========         ==========

  Cumulative Preferred Stock:
   Not Subject to
    Mandatory Redemption                   $   16,648         $   16,648           $ 16,648            $ 16,937           $ 17,370
   Subject to Mandatory
    Redemption (a)                              8,850              8,850              8,850               8,850             11,850
                                           ----------         ----------         ----------          ----------          ----------
    Total Cumulative
     Preferred Stock                       $   25,498         $   25,498         $   25,498          $   25,787         $   29,220
                                           ==========         ==========         ==========          ==========         ==========
  Long-term Debt (a)                       $1,067,314         $1,203,841         $1,195,493          $1,151,511         $1,084,928
                                           ==========         ==========         ==========          ==========         ==========
  Obligations Under
   Capital Leases (a)                      $   65,626         $   80,666         $  116,581          $  136,543         $  142,635
                                           ==========         ==========         ==========          ==========         ==========
  Total Capitalization
   and Liabilities                         $4,457,032         $4,394,073         $6,193,975          $4,675,159         $4,344,680
                                           ==========         ==========         ==========          ==========         ==========

(a) Including portion due within one year.


OHIO POWER COMPANY
Management's Discussion and Analysis of Results of Operations
-------------------------------------------------------------

Ohio Power Company (OPCo) is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to 702,000 retail customers in northwestern, east central, eastern and southern sections of Ohio. OPCo supplies electric power to the AEP Power Pool and shares the revenues and costs of the AEP Power Pool's wholesale sales to neighboring utility systems and power marketers including power trading transactions. OPCo also sells wholesale power to municipalities and cooperatives.

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

Results of Operations
---------------------

Income Before Extraordinary Item increased $54 million or 33% in 2002 mainly due to reductions in operating expenses, predominantly fuel, and interest charges.

Income Before Extraordinary Item increased $63 million or 62% in 2001 primarily due to the effect of a court decision related to a corporate owned life insurance (COLI) program recorded in 2000. In February 2001 the U.S. District Court for the Southern District of Ohio ruled against AEP and certain of its subsidiaries, including OPCo, in a suit over deductibility of interest claimed in AEP's consolidated tax returns related to COLI. In 1998 and 1999 OPCo paid the disputed taxes and interest attributable to the COLI interest deductions for taxable years 1991-98. The payments were included in Other Property and Investments pending the resolution of this matter. Net Income was also favorably impacted by the growth in and strong performance by the wholesale business. The effects of the COLI decision in 2000 and favorable wholesale business in 2001 were offset in part by the commencement of the amortization of transition regulatory assets in 2001, the effect of mild winter weather and the economic downturn.

Operating Revenues
------------------

Operating Revenues increased 1% in 2002 mainly as a result of increased residential and commercial sales due to demand caused by weather conditions. Changes in the components of Operating Revenues were:

                      Increase (Decrease)
                      From Previous Year
                      ------------------
                    (Dollars in Millions)
                      2002          2001
                -----------------------------
                     Amount %     Amount %
                     ------ -     ------ -
Retail*              $ 11   2     $(66) (8)
Wholesale
 Marketing             10   5      (19) (8)
Unrealized MTM          2   8       33  N.M.
Other                   1   1       (4) (5)
                     ----         ----
Total
 Wholesale
 Electricity*          24   2      (56) (5)
Energy
 Delivery*             37   7       85  18
Sales to AEP
 Affiliates           (46) (9)     (71)(12)
                     ----         ----

     Total           $ 15   1     $(42) (2)
                     ====         ====

* Reflects the allocation of certain transmission and distribution revenues included in bundled retail rates to energy delivery.

During the summer months, cooling degree days increased 39%. For the fall season, heating degree days increased 32%. This reflects a return to more normal weather conditions since 2001 weather was abnormally mild. Sales to AEP Affiliates decreased due to a 15% decrease in price, reflective of lower average fuel cost, while MWH sales rose slightly.

Operating Revenues decreased 2% in 2001 due to decreased sales to the AEP Power Pool. This was the result of an affiliate being able to supply more power to the Power Pool from two nuclear units that returned to service in June and December 2000.

Operating Expenses
------------------

Operating Expenses decreased 2% in 2002 mostly due to reductions in Fuel. Operating Expenses in 2001 also decreased 3%. This reduction was the result of lower Fuel and Income Taxes partially offset by amortization of transition regulatory assets.

Changes in the components of Operating Expenses were:

                     Increase (Decrease)
                      From Previous Year
                      ------------------
                    (dollars in millions)
                    2002           2001
                    ----           ----
                   Amount   %     Amount  %
                   ------   -     ------  -

Fuel              $(102)  (15)    $(85)  (11)
Wholesale
 Electricity
 Purchased Power      4     6       15    30
AEP Affiliates
 Purchased Power      8    14       12    23
Other Operation      16     4       (4)   (1)
Maintenance          (6)   (4)      18    15
Depreciation
 and Amortization     9     4       84    54
Taxes Other Than
  Income Taxes       16    10      (10)   (6)
Income Taxes         12    12      (86)  (46)
                  -----           ----
  Total Operating
   Expenses       $ (43)   (2)    $(56)   (3)
                  =====           ====

The Fuel expense decrease for 2002 reflects a reduction of 19% in average cost of fuel for generation, offset in part by a slight increase in MWH generated. The decrease in fuel costs are the result of purchasing coal at lower prices on the open market in 2002 instead of affiliated company coal.

Fuel expense decreased 11% in 2001 mainly due to a 9% decrease in net generation because of decreased sales to the AEP Power Pool caused by an affiliate's two nuclear units returning to service.

Wholesale Electricity Purchased Power expense increased in 2002. This was the result of a 11% increase of MWH sales, partially offset by a decrease in price. In 2001 the increase was due to increases in MWH purchases from third parties because of the non-availability of associated nuclear power for resale to wholesale customers and to meet internal demand.

AEP Affiliates Purchased Power expense increased in 2002 as a result of an 18% increase of MWH purchased from affiliates with a slight decrease in the average price. The increase for 2001 was also a result of increased purchases through the AEP Power Pool.

Maintenance expense increased in 2001 mainly due to boiler repairs at Amos, Cardinal, Kammer, Mitchell, Muskingum and Sporn plants, and boiler inspections at the Amos and Cardinal Plants.

In 2001, the commencement of amortization of transition regulatory assets in connection with the transition to customer choice and market-based pricing of retail electricity supply under Ohio deregulation accounted for the significant increase in Depreciation and Amortization expense.

The 2002 increase in Taxes Other Than Income Taxes is the result of increases in state excise tax created from a change in the base tax calculation. The decrease in 2001 was due to a decrease in property tax expense reflecting a reduction in rates on generation property under the Ohio Restructuring law partially offset by a new state excise tax.

Income Taxes increased in 2002 due to an increase in both federal and state tax expenses. Federal taxes increased due to higher pre-tax operating income offset in part by changes in certain book/tax timing differences accounted for on a flow-thru basis. State taxes increased predominately as a result of the State of Ohio's tax legislation revision involving utility deregulation.

Income Taxes decreased in 2001 due to an unfavorable ruling in AEP's suit against the government over interest deductions claimed relating to AEP's COLI program which was recorded in 2000 and a decrease in pre-tax book income.

Nonoperating Income and Nonoperating Expense
--------------------------------------------

Nonoperating Expenses decreased during 2002 due to reductions in variable incentive compensation expenses associated with wholesale trading.

Nonoperating Income and Nonoperating Expenses increased in 2001 as a result of an increase in the level of trading activity outside of the AEP System's traditional marketing area.

The 2002 increase in Nonoperating Income Tax Expense is a result of the favorable tax benefit from the sale of the Ohio Coal companies in 2001. This event also caused the decrease for 2001.

Interest Charges
----------------

The 2002 decrease in Interest Charges was primarily due to a decrease in the outstanding balances of long-term debt, the refinancing of debt at favorable interest rates and a reduction in short-term interest rates.

The major reason for the decrease in Interest Charges in 2001 was the recognition in 2000 of deferred interest payments to the IRS related to COLI disallowances.

Extraordinary Loss
------------------

In the second quarter of 2001 an extraordinary loss of $18 million net of tax was recorded to write-off prepaid Ohio excise taxes stranded by Ohio deregulation. In 2000 the application of regulatory accounting for generation under SFAS 71 was discontinued which resulted in an after tax extraordinary loss of $19 million.



OHIO POWER COMPANY
Statements of Income
--------------------

                                                                                                Year Ended December 31,
                                                                                -------------------------------------------------
                                                                                   2002                2001                2000
                                                                                   ----                ----                ----
                                                                                                 (in thousands)
OPERATING REVENUES:
  Wholesale Electricity                                                         $1,058,250          $1,034,026         $1,090,297
  Energy Delivery                                                                  589,673             552,713            467,587
  Sales to AEP Affiliates                                                          465,202             511,366            582,447
                                                                                ----------          ----------         ----------
            TOTAL OPERATING REVENUES                                             2,113,125           2,098,105          2,140,331
                                                                                ----------          ----------         ----------

OPERATING EXPENSES:
  Fuel                                                                             584,730             686,568            771,969
  Purchased Power:
    Wholesale Electricity                                                           67,385              63,441             48,657
    AEP Affiliates                                                                  71,154              62,585             50,741
  Other Operation                                                                  416,533             400,790            404,410
  Maintenance                                                                      136,609             142,878            124,735
  Depreciation and Amortization                                                    248,557             239,982            155,944
  Taxes Other Than Income Taxes                                                    176,247             159,778            169,527
  Income Taxes                                                                     113,581             101,373            187,521
                                                                                ----------          ----------         ----------
            TOTAL OPERATING EXPENSES                                             1,814,796           1,857,395          1,913,504
                                                                                ----------          ----------         ----------

OPERATING INCOME                                                                   298,329             240,710            226,827

NONOPERATING INCOME                                                                 51,953              70,108             57,163

NONOPERATING EXPENSES                                                               28,567              53,802             44,009

NONOPERATING INCOME TAX EXPENSE (CREDIT)                                            18,010              (2,380)            18,158

INTEREST CHARGES                                                                    83,682              93,603            119,210
                                                                                ----------          ----------         ----------

INCOME BEFORE EXTRAORDINARY ITEM                                                   220,023             165,793            102,613

EXTRAORDINARY LOSS - DISCONTINUANCE OF
  REGULATORY ACCOUNTING FOR GENERATION -
  Net of tax (See Note 2)                                                             -                (18,348)           (18,876)
                                                                                ----------          ----------         ----------

NET INCOME                                                                         220,023             147,445             83,737

PREFERRED STOCK DIVIDEND REQUIREMENTS                                                1,258               1,258              1,266
                                                                                ----------          ----------         ----------

EARNINGS APPLICABLE TO COMMON STOCK                                             $  218,765          $  146,187         $   82,471
                                                                                ==========          ==========         ==========

Statements of Comprehensive Income
----------------------------------
                                                                                                 Year Ended December 31,
                                                                                  -----------------------------------------------
                                                                                                     (in thousands)

                                                                                   2002                2001                2000
                                                                                   ----                ----                ----

NET INCOME                                                                        $220,023           $147,445             $83,737

OTHER COMPREHENSIVE INCOME (LOSS)
  Foreign Currency Exchange Rate Hedge                                                (542)              (196)               -
  Minimum Pension Liability                                                        (72,148)              -                   -
                                                                                  --------           --------             -------
COMPREHENSIVE INCOME                                                              $147,333           $147,249             $83,737
                                                                                  ========           ========             =======

The common stock of OPCo is wholly owned by AEP.

See Notes to Financial Statements beginning on page L-1.



OHIO POWER COMPANY
Statement of Retained Earnings
------------------------------

                                                                                             Year Ended December 31,
                                                                                  -----------------------------------------------
                                                                                     2002              2001             2000
                                                                                     ----              ----             ----
                                                                                                   (in thousands)

Retained Earnings January 1                                                       $401,297           $398,086            $587,424
  Net Income                                                                       220,023            147,445              83,737
                                                                                  --------           --------            --------
                                                                                   621,320            545,531             671,161
                                                                                  --------           --------            --------

Deductions:
  Cash Dividends Declared:
    Common Stock                                                                    97,746            142,976             271,813
    Cumulative Preferred Stock:
       4.08%  Series                                                                    58                 58                  59
       4.20%  Series                                                                    96                 96                  96
       4.40%  Series                                                                   139                139                 139
       4-1/2% Series                                                                   439                439                 442
       5.90%  Series                                                                   428                428                 428
       6.02%  Series                                                                    66                 66                  66
       6.35%  Series                                                                    32                 32                  32
                                                                                  --------           --------            --------
              Total Dividends                                                       99,004            144,234             273,075
                                                                                  --------           --------            --------

Retained Earnings December 31                                                     $522,316           $401,297            $398,086
                                                                                  ========           ========            ========

See Notes to Financial Statements beginning on page L-1.





OHIO POWER COMPANY
Balance Sheets
--------------

                                                                                                   December 31,
                                                                                                   -----------
                                                                                           2002                 2001
                                                                                           ----                 ----
                                                                                                 (in thousands)
ASSETS
ELECTRIC UTILITY PLANT:
  Production                                                                          $3,116,825             $3,007,866
  Transmission                                                                           905,829                891,283
  Distribution                                                                         1,114,600              1,081,122
  General                                                                                260,153                245,232
  Construction Work in Progress                                                          288,419                165,073
                                                                                      ----------             ----------
          Total Electric Utility Plant                                                 5,685,826              5,390,576
  Accumulated Depreciation and Amortization                                            2,566,828              2,452,571
                                                                                      ----------             ----------
          NET ELECTRIC UTILITY PLANT                                                   3,118,998              2,938,005
                                                                                      ----------             ----------

OTHER PROPERTY AND INVESTMENTS                                                            61,686                 62,303
                                                                                      ----------             ----------

LONG-TERM ENERGY TRADING CONTRACTS                                                       103,230                 99,706
                                                                                      ----------             ----------

CURRENT ASSETS:
  Cash and Cash Equivalents                                                                5,285                  8,848
  Accounts Receivable:
   Customers                                                                              95,100                 84,694
   Affiliated Companies                                                                  124,244                148,563
   Miscellaneous                                                                          19,281                 20,409
   Allowance for Uncollectible Accounts                                                     (909)                (1,379)
  Fuel                                                                                    87,409                 84,724
  Materials and Supplies                                                                  85,379                 88,768
  Energy Trading Contracts                                                                92,108                114,280
  Prepayments and Other                                                                   12,083                 20,865
                                                                                      ----------             ----------
          TOTAL CURRENT ASSETS                                                           519,980                569,772
                                                                                      ----------             ----------

REGULATORY ASSETS                                                                        568,641                644,625
                                                                                      ----------             ----------

DEFERRED CHARGES                                                                          84,497                 79,662
                                                                                      ----------             ----------

                    TOTAL ASSETS                                                      $4,457,032             $4,394,073
                                                                                      ==========             ==========


See Notes to Financial Statements beginning on page L-1.




OHIO POWER COMPANY

                                                                                                     December 31,
                                                                                                     -----------
                                                                                              2002                2001
                                                                                              ----                ----
                                                                                                    (in thousands)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock - No Par Value:
    Authorized - 40,000,000 Shares
    Outstanding - 27,952,473 Shares                                                       $  321,201           $  321,201
  Paid-in Capital                                                                            462,483              462,483
  Accumulated Other Comprehensive Income (Loss)                                              (72,886)                (196)
  Retained Earnings                                                                          522,316              401,297
                                                                                          ----------           ----------
    Total Common Shareholder's Equity                                                      1,233,114            1,184,785
  Cumulative Preferred Stock:
    Not Subject to Mandatory Redemption                                                       16,648               16,648
    Subject to Mandatory Redemption                                                            8,850                8,850
  Long-term Debt                                                                             917,649            1,203,841
                                                                                          ----------           ----------

          TOTAL CAPITALIZATION                                                             2,176,261            2,414,124
                                                                                          ----------           ----------

OTHER NONCURRENT LIABILITIES                                                                 227,689              130,386
                                                                                          ----------           ----------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year - General                                                89,665                 -
  Long-term Debt Due Within One Year - Affiliated Companies                                   60,000                 -
  Short-term Debt - Affiliated Companies                                                     275,000                 -
  Advances From Affiliates                                                                   129,979              300,213
  Accounts Payable - General                                                                 170,563              131,057
  Accounts Payable - Affiliated Companies                                                    145,718              176,520
  Customer Deposits                                                                           12,969                5,452
  Taxes Accrued                                                                              111,778              126,770
  Interest Accrued                                                                            18,809               17,679
  Obligations Under Capital Leases                                                            14,360               16,405
  Energy Trading Contracts                                                                    61,839               98,081
  Other                                                                                       80,608               90,431
                                                                                          ----------           ----------

          Total CURRENT LIABILITIES                                                        1,171,288              962,608
                                                                                          ----------           ----------

DEFERRED INCOME TAXES                                                                        794,387              797,889
                                                                                          ----------           ----------

DEFERRED INVESTMENT TAX CREDITS                                                               18,748               21,925
                                                                                          ----------           ----------

LONG-TERM ENERGY TRADING CONTRACTS                                                            39,702               50,459
                                                                                          ----------           ----------

REGULATORY LIABILITIES AND DEFERRED CREDITS                                                   28,957               16,682
                                                                                          ----------           ----------

COMMITMENTS AND CONTINGENCIES (Note 9)

                    TOTAL CAPITALIZATION AND LIABILITIES                                  $4,457,032           $4,394,073
                                                                                          ==========           ==========

See Notes to Financial Statements beginning on page L-1.





OHIO POWER COMPANY
Statements of Cash Flows
------------------------
                                                                                            Year Ended December 31,
                                                                                  ----------------------------------------------
                                                                                    2002              2001             2000
                                                                                    ----              ----             ----
                                                                                                (in thousands)
OPERATING ACTIVITIES:
  Net Income                                                                      $ 220,023          $ 147,445          $ 83,737
  Adjustments for Noncash Items:
    Depreciation, Depletion and Amortization                                        248,557            252,123           200,350
    Deferred Income Taxes                                                            46,010            215,833           (65,956)
    Deferred Investment Tax Credits                                                  (3,177)            (3,289)           (3,399)
    Deferred Fuel Costs (net)                                                          -                  -              (56,869)
    Extraordinary Loss                                                                                  18,348            18,876
    Mark to Market of Energy Trading Contracts                                      (28,693)           (59,833)           (5,614)
  Change in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                                                        14,571             51,640            51,430
    Fuel, Materials and Supplies                                                        704              4,852            46,645
    Accrued Utility Revenues                                                          3,081                264            45,311
    Accounts Payable                                                                  8,704              9,887            56,069
    Customer Deposits                                                                 7,517            (34,284)           31,540
    Taxes Accrued                                                                   (14,992)           (96,331)           60,919
  Disputed Tax and Interest Related to COLI                                            -                  -              110,494
  Employee Benefit and Other Noncurrent Liabilities                                 110,298           (392,026)          145,573
  Impairment Loss                                                                     1,757               -                 -
  Change in Other Assets                                                             (2,233)            79,831          (439,448)
  Change in Other Liabilities                                                      (133,154)          (107,704)          359,640
                                                                                  ---------          ---------         ---------
            Net Cash Flows From Operating Activities                                478,973             86,756           639,298
                                                                                  ---------          ---------         ---------

INVESTING ACTIVITIES:
  Construction Expenditures                                                        (354,797)          (344,571)         (254,016)
  Proceeds From Sales of Property and Other                                           6,499             16,778             6,354
  Investment in Coal Companies                                                         -               (32,115)             -
                                                                                  ---------          ---------         ---------
            Net Cash Flows Used For
              Investing Activities                                                 (348,298)          (359,908)         (247,662)
                                                                                  ---------          ---------         ---------

FINANCING ACTIVITIES:
  Issuance of Long-term Debt                                                           -               300,000            74,748
  Change in Advances From Affiliates (net)                                         (170,234)           392,699           (92,486)
  Retirement of Cumulative Preferred Stock                                             -                  -                 (182)
  Retirement of Long-term Debt                                                     (140,000)          (297,858)          (30,663)
  Change in Short-term Debt (net)                                                   275,000               -             (194,918)
  Dividends Paid on Common Stock                                                    (97,746)          (142,976)         (271,813)
  Dividends Paid on Cumulative Preferred Stock                                       (1,258)            (1,258)           (1,262)
                                                                                  ---------          ---------         ---------
            Net Cash Flows From (Used For)
              Financing Activities                                                 (134,238)           250,607          (516,576)
                                                                                  ---------          ---------         ---------

Net Decrease in Cash and Cash Equivalents                                            (3,563)           (22,545)         (124,940)
Cash and Cash Equivalents January 1                                                   8,848             31,393           156,333
                                                                                  ---------          ---------         ---------
Cash and Cash Equivalents December 31                                               $ 5,285            $ 8,848           $31,393
                                                                                    =======            =======           =======

Supplemental Disclosure:
Cash paid (received) for interest net of capitalized amounts was $81,041,000, $94,747,000 and $87,120,000 and for income taxes was $105,058,000, $(22,417,000)
and $142,710,000 in 2002, 2001 and 2000, respectively. Noncash acquisitions under capital leases were $106,000, $2,380,000 and $17,005,000 in 2002, 2001 and
2000, respectively.

See Notes to Financial Statements beginning on page L-1.





OHIO POWER COMPANY
Statements of Capitalization
----------------------------

                                                                                December 31,
                                                                                -----------
                                                                           2002              2001
                                                                           ----              ----
                                                                               (in thousands)

COMMON SHAREHOLDER'S EQUITY                                             $1,233,114        $1,184,785
                                                                        ----------        ----------

PREFERRED STOCK: $100 par value - authorized shares 3,762,403
                 $25  par value - authorized shares 4,000,000

            Call Price                                      Shares
           December 31,    Number of Shares Redeemed     Outstanding
Series         2002 (a)     Year Ended December 31,   December 31, 2002
------     -------------  --------------------------- -----------------
                            2002      2001      2000
                            ----      ----      ----

Not Subject to Mandatory Redemption-$100 Par:

4.08%          $103          -         -         -         14,595             1,460             1,460
4.20%           103.20       -         -         276       22,824             2,282             2,282
4.40%           104          -         -         432       31,512             3,151             3,151
4-1/2%          110          -         -       2,181       97,546             9,755             9,755
                                                                         ----------        ----------

                                                                             16,648            16,648
                                                                         ----------        ----------
Subject to Mandatory Redemption-$100 Par (b):

5.90% (c)      $ -           -        -          -         72,500             7,250             7,250
6.02% (d)        -           -        -          -         11,000             1,100             1,100
6.35% (d)        -           -        -          -          5,000               500               500
                                                                         ----------        ----------

                                                                              8,850             8,850
                                                                         ----------        ----------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                        136,633           141,544
Installment Purchase Contracts                                              233,340           233,235
Senior Unsecured Notes                                                      397,341           396,962
Notes Payable to Affiliated Company                                         300,000           300,000
Junior Debentures                                                              -              132,100
Less Portion Due Within One Year                                           (149,665)             -
                                                                         ----------        ----------

  Long-term Debt Excluding Portion Due Within One Year                      917,649         1,203,841
                                                                         ----------        ----------

  TOTAL CAPITALIZATION                                                   $2,176,261        $2,414,124
                                                                         ==========        ==========

(a) The cumulative preferred stock is callable at the price indicated plus accrued dividends.
(b) Sinking fund provisions require the redemption of 35,000 shares in 2003 and 57,500 shares in each of 2004, 2005, 2006 and 2007. The sinking fund provisions of each series subject to mandatory redemption have been met by purchase of shares in advance of the due dates. Shares previously purchased may be applied to the sinking fund requirement. At the company's option, all shares are redeemable at $100 per share plus accrued and unpaid dividends with at least 30 days notice beginning on or after November 1, 2003 for the 5.09% series, October 1, 2003 for the 6.02% series, and April
     1, 2003 for the 6.35% series.
(c) Commencing in 2004 and continuing through the year 2008, a sinking fund for the 5.90% cumulative preferred stock will require the redemption of 22,500 shares each year and the redemption of the remaining shares outstanding on January 1, 2009, in each case at $100 per share. Shares previously redeemed may be applied to meet sinking fund requirements.
(d) Commencing in 2003 and continuing through 2007 sinking fund provisions will require the redemption of 20,000 shares each year of the 6.02% series and 15,000 shares each year of the 6.35% series, in each case at $100 per share. All remaining outstanding shares must be redeemed in 2008. Shares previously redeemed may be applied to meet the sinking fund requirements.

See Notes to Financial Statements beginning on page L-1.


OHIO POWER COMPANY
Schedule of Long-term Debt
--------------------------

First mortgage bonds outstanding were as follows:
                             December 31,
                             -----------
                            2002        2001
                            ----        ----
                             (in thousands)
% Rate Due
6.75   2003 - April 1    $ 29,850   $ 29,850
6.55   2003 - October 1    27,315     27,315
6.00   2003 - November 1   12,500     12,500
6.15   2003 - December 1   20,000     20,000
(a)    2022 - February 10    -         5,000
7.75   2023 - April 1       5,000      5,000
7.375  2023 - October 1    20,250     20,250
7.10   2023 - November 1   12,000     12,000
7.30   2024 - April 1      10,000     10,000
Unamortized Discount         (282)      (371)
                         --------   --------
  Total                  $136,633   $141,544
                         ========   ========

(a) Redeemed on May 10, 2002.

First mortgage bonds are secured by a first mortgage lien on electric utility plant. Certain supplemental indentures to the first mortgage lien contain maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered into in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                               December 31,
                               -----------
                              2002     2001
                              ----     ----
                              (in thousands)
% Rate Due

Mason County, West
 Virginia:
5.45%  2016 - December 1  $ 50,000  $ 50,000
Marshall County, West
 Virginia:
5.45%  2014 - July 1        50,000    50,000
5.90%  2022 - April 1       35,000    35,000
6.85%  2022 - June 1        50,000    50,000
Ohio Air Quality
 Development
5.15%  2026 - May 1         50,000    50,000
Unamortized Discount        (1,660)   (1,765)
  Total                   $233,340  $233,235
                          ========  ========

Under the terms of the installment purchase contracts, OPCo is required to pay amounts sufficient to enable the payment of interest on and the principal of (at stated maturities and upon mandatory redemptions) related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

Senior unsecured notes outstanding were as follows:

                            December 31,
                            -----------
                           2002       2001
                           ----       ----
                           (in thousands)
% Rate Due
------ ------------------
6.75   2004 - July 1    $100,000   $100,000
7.00   2004 - July 1      75,000     75,000
6.73   2004 - November 1  48,000     48,000
6.24   2008 - December 4  37,225     37,225
7-3/8  2038 - June 30    140,000    140,000
Unamortized Discount      (2,884)    (3,263)
                        --------   --------
  Total                 $397,341   $396,962
                        ========   ========

Notes payable to parent company were as follows:

                              December 31,
                              -----------
                             2002      2001
                             ----      ----
                             (in thousands)
% Rate Due
4.336% 2003 - May 15      $ 60,000   $ 60,000
6.501% 2006 - May 15       240,000    240,000
                          --------   --------
  Total                   $300,000   $300,000
                          ========   ========

Junior debentures outstanding were as follows:

                               December 31,
                               -----------
                             2002      2001
                             ----      ----
                             (in thousands)
% Rate Due
------ -----------------
(a)    2025 - September 30 $   -    $ 85,000
(a)    2027 - March 31         -      50,000
Unamortized Discount           -      (2,900)
                           -------- --------
  Total                    $   -    $132,100
                           ======== ========

(a) Redeemed on July 24, 2002

At December 31, 2002 future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2003                       $  149,665
2004                          223,000
2005                             -
2006                          240,000
2007                             -
Later Years                   459,475
                           ----------
  Total Principal Amount    1,072,140
Unamortized Discount            4,826
                           ----------
    Total                  $1,067,314
                           ==========

OHIO POWER COMPANY
Index to Combined Notes to Financial Statements
-----------------------------------------------

The notes to OPCo's financial statements are combined with the notes to financial statements for AEP and its other subsidiary registrants. Listed below are the combined notes that apply to OPCo. The combined footnotes begin on page L-1.

                                                     Combined
                                                     Footnote
                                                     Reference

Significant Accounting Policies                      Note  1

Extraordinary Items and Cumulative Effect            Note  2

Effects of Regulation                                Note  7

Customer Choice and Industry Restructuring           Note  8

Commitments and Contingencies                        Note  9

Guarantees                                           Note 10

Sustained Earnings Improvement Initiative            Note 11

Acquisitions, Dispositions and Discontinued
  Operations                                         Note 12

Asset Impairments and Investment Value Losses        Note 13

Benefit Plans                                        Note 14

Business Segments                                    Note 16

Risk Management, Financial Instruments
  and Derivatives                                    Note 17

Income Taxes                                         Note 18

Supplementary Information                            Note 20

Leases                                               Note 22

Lines of Credit and Sale of Receivables              Note 23

Unaudited Quarterly Financial Information            Note 24

Related Party Transactions                           Note 29

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of
Directors of Ohio Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Ohio Power Company as of December 31, 2002 and 2001, and the related statements of income, comprehensive income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Ohio Power Company as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003

                       PUBLIC SERVICE COMPANY OF OKLAHOMA
                                 AND SUBSIDIARY


PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARY
Selected Consolidated Financial Data
------------------------------------
                                                                               Year Ended December 31,
                                                 ---------------------------------------------------------------------------------
                                                     2002              2001             2000               1999             1998
                                                     ----              ----             ----               ----             ----
                                                                                   (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                             $  793,647           $957,000         $956,398         $749,390          $780,159
  Operating Expenses                                708,926            860,012          859,729          650,677           665,085
                                                 ----------           --------         --------         --------          --------
  Operating Income                                   84,721             96,988           96,669           98,713           115,074
  Nonoperating Items,
   Net                                               (3,239)                20            8,974              946               (91)
  Interest Charges                                   40,422             39,249           38,980           38,151            38,074
                                                 ----------           --------         --------         --------          --------
  Net Income                                         41,060             57,759           66,663           61,508            76,909
  Preferred Stock Dividend
    Requirements                                        213                213              212              212               213
  Gain On Reacquired
    Preferred Stock                                       1               -                -                -                 -
                                                 ----------           --------         --------         --------          --------
  Earnings Applicable to
    Common Stock                                 $   40,848           $ 57,546         $ 66,451         $ 61,296          $ 76,696
                                                 ==========           ========         ========         ========          ========


                                                                                     December 31,
                                                 ---------------------------------------------------------------------------------
                                                     2002              2001              2000             1999              1998
                                                     ----              ----              ----             ----              ----
                                                                                    (in thousands)
BALANCE SHEETS DATA:

  Electric Utility Plant                         $2,759,504         $2,695,099       $2,604,670       $2,459,705        $2,391,722
  Accumulated Depreciation
   and Amortization                               1,239,855          1,184,443        1,150,253        1,114,255         1,082,081
                                                 ----------         ----------       ----------       ----------        ----------
  Net Electric Utility
   Plant                                         $1,519,649         $1,510,656       $1,454,417       $1,345,450        $1,309,641
                                                 ==========         ==========       ==========       ==========        ==========

  Total Assets                                   $1,776,690         $1,748,911       $2,138,423       $1,524,846        $1,471,089
                                                 ==========         ==========       ==========       ==========        ==========

  Common Stock and Paid-in
   Capital                                       $  337,246         $  337,246       $  337,246       $  337,246        $  337,246
  Accumulated Other Comprehensive
   Income (Loss)                                    (54,473)              -                -                -                 -
  Retained Earnings                                 116,474            142,994          137,688          139,237           142,941
                                                 ----------         ----------       ----------       ----------        ----------
  Total Common
   Shareholder's Equity                          $  399,247         $  480,240       $  474,934       $  476,483        $  480,187
                                                 ==========         ==========       ==========       ==========        ==========

  Cumulative Preferred
   Stock:
    Not Subject to
     Mandatory Redemption                        $    5,267         $    5,267       $    5,267       $    5,270        $    5,271
                                                 ==========         ==========       ==========       ==========        ==========

  Preferred Securities of
   Subsidiary Trust                              $   75,000         $   75,000       $   75,000       $   75,000        $   75,000
                                                 ==========         ==========       ==========       ==========        ==========

  Long-term Debt (a)                             $  545,437         $  451,129       $  470,822       $  384,516        $  384,064
                                                 ==========         ==========       ==========       ==========        ==========

  Total Capitalization and
   Liabilities                                   $1,776,690         $1,748,911       $2,138,423       $1,524,846        $1,471,089
                                                 ==========         ==========       ==========       ==========        ==========

(a) Including portion due within one year.

PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARY
Management's Narrative Analysis of Results of Operations
--------------------------------------------------------

Public Service Company of Oklahoma (PSO) is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to approximately 505,000 retail customers in eastern and southwestern Oklahoma. PSO also sells electric power at wholesale to other utilities, municipalities and rural electric cooperatives.

Wholesale power marketing activities are conducted on PSO's behalf by AEPSC. PSO, along with the other AEP electric operating subsidiaries, shares in AEP's electric power transactions with other utility systems and power marketers.

Results of Operations
---------------------

In 2002, Net Income decreased by $17 million or 29% primarily resulting from reduced wholesale margins and increased depreciation expense.

Changes in Operating Revenues
-----------------------------

Operating revenues decreased in 2002 as a result of reduced wholesale margins, a decline in fuel recovery revenue and decreases due to the interchange cost reconstruction (ICR) adjustments (see Note 6).

                                    Increase (Decrease)
                                    From Previous Year
                                    ------------------
                                   (dollars in millions)

                                     Amount          %
                                     ------          -

Wholesale Electricity*               $(149.7)      (23)
Energy Delivery*                        13.6         5
Sales to AEP Affiliates                (27.3)      (74)
                                     -------
   Total Operating Revenues          $(163.4)      (17)
                                     =======

*Reflects the allocation of certain transmission and distribution revenues included in bundled retail rates to energy delivery.



Changes in Operating Expenses
-----------------------------

                                     Increase (Decrease)
                                     From Previous Year
                                     ------------------
                                   (dollars in millions)

                                      Amount         %
                                      ------         -

Fuel                                $(215.3)       (47)
Purchased Power:
 Wholesale Electricity                 23.3         96
 AEP Affiliates                        45.7        104
Other Operation                        (4.1)        (3)
Maintenance                             1.9          4
Depreciation and
 Amortization                           5.6          7
Taxes Other Than
 Income Taxes                           2.1          7
Income Taxes                          (10.3)       (30)
                                   --------        ---
     Total                          $(151.1)       (18)
                                    =======        ===

N.M. = Not Meaningful

The decrease in Fuel expense in 2002 was primarily due to lower market prices for natural gas and fuel oil, and deferral of underrecovered fuel costs due to the ICR adjustments through the fuel clause recovery mechanism (see Note 6) and to the amortization of previously overrecovered fuel costs.

The increase in Electricity Marketing Purchased Power expense in 2002 resulted mainly from ICR adjustments (see Note 6), partially offset by a decrease in energy prices.

The increase in the AEP Affiliates Purchased Power expense in 2002 resulted mainly from the ICR adjustments (see Note 6).

Other Operation expense decreased in 2002 primarily due to lower transmission expenses and decreased factoring expenses due to reduced revenues.

Maintenance expense increased, in 2002 largely as a result of increased expenses to repair damage to overhead lines caused by a winter storm in 2002.

Depreciation and Amortization expense increased in 2002 primarily due to the additional depreciable capitalized costs involved in repowering Northeast Station Units 1 & 2 completed in 2001.

Taxes Other Than Income Taxes increased in 2002 primarily due to the increase in ad valorem taxes.


Income Taxes decreased in 2002 primarily due to a decrease in pre-tax income.

Other Changes
-------------

Nonoperating Expenses increased primarily due to the write-down of certain non-utility investments in 2002.



PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARY
Consolidated Statements of Income
---------------------------------

                                                                                            Year Ended December 31,
                                                                              -----------------------------------------------
                                                                               2002                 2001              2000
                                                                               ----                 ----              ----
                                                                                                (in thousands)
OPERATING REVENUES:
  Wholesale Electricity                                                       $508,661             $658,352          $696,626
  Energy Delivery                                                              275,547              261,877           245,124
  Sales to AEP Affiliates                                                        9,439               36,771            14,648
                                                                              --------             --------          --------

            TOTAL OPERATING REVENUES                                           793,647              957,000           956,398
                                                                              --------             --------          --------

OPERATING EXPENSES:
  Fuel                                                                         246,199              461,470           402,933
  Purchased Power:
    Wholesale Electricity                                                       47,507               24,187            88,088
    AEP Affiliates                                                              89,454               43,758            60,788
  Other Operation                                                              133,538              137,678           121,697
  Maintenance                                                                   48,060               46,188            45,858
  Depreciation and Amortization                                                 85,896               80,245            76,418
  Taxes Other Than Income Taxes                                                 34,077               31,973            28,688
  Income Taxes                                                                  24,195               34,513            35,259
                                                                              --------             --------          --------

            TOTAL OPERATING EXPENSES                                           708,926              860,012           859,729
                                                                              --------             --------          --------

OPERATING INCOME                                                                84,721               96,988            96,669

NONOPERATING INCOME                                                              1,920                2,112             8,807

NONOPERATING EXPENSES                                                            6,971                1,740             1,139

NONOPERATING INCOME TAX EXPENSE (CREDIT)                                        (1,812)                 352            (1,306)

INTEREST CHARGES                                                                40,422               39,249            38,980
                                                                              --------             --------          --------

NET INCOME                                                                      41,060               57,759            66,663

GAIN ON REACQUIRED PREFERRED STOCK                                                   1                 -                 -

LESS: PREFERRED STOCK DIVIDEND REQUIREMENTS                                        213                  213               212
                                                                              --------             --------          --------

EARNINGS APPLICABLE TO COMMON STOCK                                           $ 40,848             $ 57,546          $ 66,451
                                                                              ========             ========          ========


Consolidated Statements of Comprehensive Income
-----------------------------------------------
                                                                                             Year Ended December 31,
                                                                              -----------------------------------------------
                                                                                2002                 2001               2000
                                                                                ----                 ----               ----
                                                                                                (in thousands)

NET INCOME                                                                    $ 41,060              $57,759           $66,663
OTHER COMPREHENSIVE INCOME (LOSS):
  Cash Flow Power Hedges                                                           (42)                -                 -
  Minimum Pension Liability                                                    (54,431)                -                 -
                                                                              --------              -------           -------
COMPREHENSIVE INCOME (LOSS)                                                   $(13,413)             $57,759           $66,663
                                                                              ========              =======           =======


The common stock of PSO is owned by a wholly owned subsidiary of AEP. See Notes to Financial Statements beginning on page L-1.






PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARY
Consolidated Statements of Retained Earnings
--------------------------------------------

                                                                                          Year Ended December 31,
                                                                               ---------------------------------------------
                                                                                 2002               2001              2000
                                                                                 ----               ----              ----
                                                                                                (in thousands)
BEGINNING OF PERIOD                                                           $142,994             $137,688         $139,237
NET INCOME                                                                      41,060               57,759           66,663
DEDUCTIONS
  Capital Stock Gains                                                                (1)                -                -
  Cash Dividends Declared:
    Common Stock                                                                67,368               52,240           68,000
    Preferred Stock                                                                213                  213              212
                                                                              --------             --------         --------

BALANCE AT END OF PERIOD                                                      $116,474             $142,994         $137,688
                                                                              ========             ========         ========


The common stock of PSO is owned by a wholly owned subsidiary of AEP. See Notes to Financial Statements beginning on page L-1.




PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARY
Consolidated Balance Sheets
---------------------------

                                                                                                              December 31,
                                                                                                              -----------
                                                                                                        2002                2001
                                                                                                        ----                ----
                                                                                                             (in thousands)
ASSETS
ELECTRIC UTILITY PLANT:
  Production                                                                                         $1,040,520          $1,034,711
  Transmission                                                                                          432,846             427,110
  Distribution                                                                                          990,947             972,806
  General                                                                                               206,747             203,572
  Construction Work in Progress                                                                          88,444              56,900
                                                                                                     ----------          ----------
      Total Electric Utility Plant                                                                    2,759,504           2,695,099
  Accumulated Depreciation and Amortization                                                           1,239,855           1,184,443
                                                                                                     ----------          ----------
          NET ELECTRIC UTILITY PLANT                                                                  1,519,649           1,510,656
                                                                                                     ----------          ----------

OTHER PROPERTY AND INVESTMENTS                                                                            5,383              41,020
                                                                                                     ----------          ----------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                         4,481              21,354
                                                                                                     ----------          ----------

CURRENT ASSETS:
  Cash and Cash Equivalents                                                                              16,774               5,795
  Accounts Receivable:
   Customers                                                                                             31,687              31,144
   Affiliated Companies                                                                                  14,139              10,905
   Allowance for Uncollectible Accounts                                                                     (84)                (44)
  Fuel Inventory                                                                                         19,973              21,559
  Materials and Supplies                                                                                 37,375              36,785
  Under-recovered Fuel Costs                                                                             76,470                 756
  Energy Trading and Derivative Contracts                                                                 3,841              26,259
  Prepayments and Other                                                                                   2,735               2,368
                                                                                                     ----------          ----------
          TOTAL CURRENT ASSETS                                                                          202,910             135,527
                                                                                                     ----------          ----------

REGULATORY ASSETS                                                                                        26,150              35,064
                                                                                                     ----------          ----------

DEFERRED CHARGES                                                                                         18,117               5,290
                                                                                                     ----------          ----------

                    TOTAL ASSETS                                                                     $1,776,690          $1,748,911
                                                                                                     ==========          ==========


See Notes to Financial Statements beginning on page L-1.




PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARY

                                                                                                         December 31,
                                                                                                         -----------
                                                                                                   2002                 2001
                                                                                                   ----                 ----
                                                                                                        (in thousands)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock - $15 Par Value:
    Authorized Shares: 11,000,000
    Issued Shares: 10,482,000
    Outstanding Shares: 9,013,000                                                              $  157,230           $  157,230
  Paid-in Capital                                                                                 180,016              180,016
  Accumulated Other Comprehensive Income (Loss)                                                   (54,473)                -
  Retained Earnings                                                                               116,474              142,994
                                                                                               ----------           ----------
    Total Common Shareholder's Equity                                                             399,247              480,240
                                                                                               ----------           ----------

Cumulative Preferred Stock Not Subject
  to Mandatory Redemption                                                                           5,267                5,267
PSO-Obligated, Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely Junior
  Subordinated Debentures of PSO                                                                   75,000               75,000
Long-term Debt                                                                                    445,437              345,129
                                                                                               ----------           ----------

          TOTAL CAPITALIZATION                                                                    924,951              905,636
                                                                                               ----------           ----------

OTHER NONCURRENT LIABILITIES                                                                       54,761                7,263
                                                                                               ----------           ----------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year                                                              100,000              106,000
  Advances from Affiliates                                                                         86,105              123,087
  Accounts Payable - General                                                                       61,169               72,759
  Accounts Payable - Affiliated Companies                                                          78,076               40,857
  Customer Deposits                                                                                21,789               21,041
  Over-Recovered Fuel Costs                                                                          -                   9,476
  Taxes Accrued                                                                                     6,854               18,150
  Interest Accrued                                                                                  6,979                7,298
  Energy Trading and Derivative Contracts                                                           3,260               31,718
  Other                                                                                            24,957               12,216
                                                                                               ----------           ----------

          TOTAL CURRENT LIABILITIES                                                               389,189              442,602
                                                                                               ----------           ----------

DEFERRED INCOME TAXES                                                                             341,396              296,877
                                                                                               ----------           ----------

DEFERRED INVESTMENT TAX CREDITS                                                                    32,201               33,992
                                                                                               ----------           ----------

REGULATORY LIABILITIES AND DEFERRED CREDITS                                                        32,611               49,080
                                                                                               ----------           ----------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                   1,581               13,461
                                                                                               ----------           ----------

COMMITMENTS AND CONTINGENCIES (Note 9)

                    TOTAL CAPITALIZATION AND LIABILITIES                                       $1,776,690           $1,748,911
                                                                                               ==========           ==========

See Notes to Financial Statements beginning on page L-1.




PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARY
Consolidated Statements of Cash Flows
-------------------------------------

                                                                                                  Year Ended December 31,
                                                                                                ---------------------------
                                                                                         2002              2001              2000
                                                                                         ----              ----              ----
                                                                                                      (in thousands)
OPERATING ACTIVITIES:
  Net Income                                                                          $  41,060         $  57,759         $  66,663
  Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
    Depreciation and Amortization                                                        85,896            80,245            76,418
    Deferred Income Taxes                                                                75,659           (17,751)           25,453
    Deferred Investment Tax Credits                                                      (1,791)           (1,791)           (1,791)
  Changes in Certain Assets and Liabilities:
    Accounts Receivable (net)                                                            (3,737)           21,405           (28,826)
    Fuel, Materials and Supplies                                                            996              (589)              677
    Other Property and Investments                                                         (419)           (2,809)            7,994
    Accounts Payable                                                                     25,629           (55,319)           89,330
    Taxes Accrued                                                                       (11,296)           16,491           (16,821)
    Fuel Recovery                                                                       (85,190)           51,987           (36,798)
  Transmission Coordination Agreement Settlement                                           -                 -              (15,063)
  Changes in Other Assets                                                                 2,215            (9,120)            4,482
  Changes in Other Liabilities                                                           (6,928)            9,351            (6,103)
                                                                                      ---------         ---------         ---------
            Net Cash From Operating Activities                                          122,094           149,859           165,615
                                                                                      ---------         ---------         ---------

INVESTING ACTIVITIES:
  Construction Expenditures                                                             (89,365)         (124,520)         (176,851)
  Proceeds from Sale of Property                                                            963              -                 -
  Other Items                                                                              -                 (359)             -
                                                                                      ---------         ---------         ---------
            Net Cash Used For
              Investing Activities                                                      (88,402)         (124,879)         (176,851)
                                                                                      ---------         ---------         ---------

FINANCING ACTIVITIES:
  Issuance of Long-term Debt                                                            187,850              -              105,625
  Retirement of Long-term Debt                                                         (106,000)          (20,000)          (20,000)
  Change in Advances From Affiliates (net)                                              (36,982)           41,967             1,951
  Dividends Paid on Common Stock                                                        (67,368)          (52,240)          (68,000)
  Dividends Paid on Cumulative Preferred Stock                                             (213)             (213)             (212)
                                                                                      ---------         ---------         ---------
            Net Cash From (used For)
              Financing Activities                                                      (22,713)          (30,486)           19,364
                                                                                      ---------         ---------         ---------

Net Increase (Decrease) in Cash and Cash Equivalents                                     10,979            (5,506)            8,128
Cash and Cash Equivalents January 1                                                       5,795            11,301             3,173
                                                                                      ---------         ---------         ---------
Cash and Cash Equivalents December 31                                                 $  16,774         $   5,795         $  11,301
                                                                                      =========         =========         =========

Supplemental Disclosure:
Cash paid (received) for interest net of capitalized amounts was $38,620,000, $38,250,000 and $33,732,000 and for income taxes was ($38,943,000),
$38,653,000 and $25,786,000 in 2002, 2001 and 2000, respectively.

See Notes to Financial Statements beginning on page L-1.





PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARY
Consolidated Statements of Capitalization
-----------------------------------------

                                                                                          December 31,
                                                                                         ------------
                                                                                    2002             2001
                                                                                    ----             ----
                                                                                        (in thousands)
COMMON SHAREHOLDER'S EQUITY                                                      $ 399,247         $480,240
                                                                                 ---------         --------

PREFERRED STOCK: Cumulative $100 par value - authorized shares 700,000, redeemable at the option of PSO upon 30 days notice.

            Call Price                                             Shares
           December 31,      Number of Shares Redeemed          Outstanding
Series         2002            Year Ended December 31,       December 31, 2002
------     ------------     ----------------------------     -----------------
                              2002      2001      2000
                              ----      ----      ----

Not Subject to Mandatory Redemption:

4.00%        $105.75           6         -         25               44,600           4,460            4,460
4.24%         103.19           -         -         -                 8,069             807              807
                                                                                 ---------        ---------
                                                                                     5,267            5,267
                                                                                 ---------        ---------
TRUST PREFERRED SECURITIES
  PSO-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures of PSO, 8.00%,
   due April 30, 2037                                                               75,000           75,000
                                                                                 ---------         --------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                               298,079          297,772
Installment Purchase Contracts                                                      47,358           47,357
Senior Unsecured Notes                                                             200,000          106,000
Less Portion Due Within One Year                                                  (100,000)        (106,000)
                                                                                 ---------         --------

Long-term Debt Excluding Portion Due Within One Year                               445,437          345,129
                                                                                 ---------         --------

  TOTAL CAPITALIZATION                                                           $ 924,951         $905,636
                                                                                 =========         ========

See Notes to Financial Statements beginning on page L-1.


PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARY
Schedule of Long-term Debt
--------------------------

First mortgage bonds outstanding were as follows:

                                         December 31,
                                         -----------
                                      2002        2001
                                      ----        ----
                                       (in thousands)
% Rate Due
6.25 2003 - April 1              $ 35,000      $ 35,000
7.25 2003 - July 1                 65,000        65,000
7.38 2004 - December 1             50,000        50,000
6.50 2005 - June 1                 50,000        50,000
7.38 2023 - April 1               100,000       100,000
Unamortized Discount               (1,921)       (2,228)
                                 --------      --------
                                 $298,079      $297,772

First mortgage bonds are secured by a first mortgage lien on electric utility plant. The indenture, as supplemented, relating to the first mortgage bonds contains maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered into in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                                         December 31,
                                         -----------
                                      2002        2001
                                      ----        ----
                                        (in thousands)
% Rate Due
Oklahoma Environmental
 Finance Authority (OEFA):
5.90 2007 - December 1            $ 1,000       $ 1,000

Oklahoma Development
 Finance Authority (ODFA):
4.875  2014 - June 1               33,700        33,700

Red River Authority
  of Texas:
6.00   2020 - June 1               12,660        12,660
Unamortized Discount                   (2)           (3)
                                  -------       -------
  Total                           $47,358       $47,357
                                  =======       =======



Under the terms of the installment purchase contracts, PSO is required to pay amounts sufficient to enable the payment of interest on and the principal of (at stated maturities and upon mandatory redemptions) related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

Senior unsecured notes outstanding were as follows:

                                         December 31,
                                         -----------
                                      2002        2001
                                      ----        ----
                                        (in thousands)
% Rate Due
(a)   2002 - November 21            $   -       $106,000
(b)   2032 - December 31             200,000        -
                                    --------    --------
       TOTAL                        $200,000    $106,000
                                    ========    ========

(a) A floating interest rate is determined monthly. The rate on December 31, 2001 was $2.775%.
(b) A fixed interest rate of 6.00% was the rate on December 31, 2002.


At December 31, 2002, future annual long-term debt payments are as follows:

                                              Amount
                                              ------
                                          (in thousands)

2003                                         $100,000
2004                                           50,000
2005                                           50,000
2006                                             -
2007                                            1,000
Later Years                                   346,360
                                             --------
  Total Principal Amount                      547,360
Unamortized Discount                           (1,923)
                                             --------

    Total                                    $545,437
                                             ========

See Note 25 for discussion of the Trust Preferred Securities issued by a wholly owned statutory business trust of PSO (see Note 25).

PUBLIC SERVICE COMPANY OF OKLAHOMA AND SUBSIDIARY
Index to Combined Notes to Consolidated Financial Statements
------------------------------------------------------------

The notes to PSO's consolidated financial statements are combined with the notes to financial statements for AEP and its other subsidiary registrants. Listed below are the combined notes that apply to PSO. The combined footnotes begin on page L-1.

                                                                  Combined
                                                                  Footnote
                                                                  Reference
                                                                  ---------


Significant Accounting Policies                                   Note  1

Merger                                                            Note  4

Rate Matters                                                      Note  6

Effects of Regulation                                             Note  7

Customer Choice and Industry Restructuring                        Note  8

Commitments and Contingencies                                     Note  9

Guarantees                                                        Note 10

Sustained Earnings Improvement Initiative                         Note 11

Benefit Plans                                                     Note 14

Business Segments                                                 Note 16

Risk Management, Financial Instruments and Derivatives            Note 17

Income Taxes                                                      Note 18

Leases                                                            Note 22

Lines of Credit and Sale of Receivables                           Note 23

Unaudited Quarterly Financial Information                         Note 24

Trust Preferred Securities                                        Note 25

Jointly Owned Electric Utility Plant                              Note 28

Related Party Transactions                                        Note 29

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of
Directors of Public Service Company of Oklahoma:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Public Service Company of Oklahoma and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Public Service Company of Oklahoma and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003

                       SOUTHWESTERN ELECTRIC POWER COMPANY
                                AND SUBSIDIARIES




SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Selected Consolidated Financial Data
------------------------------------

                                                                            Year Ended December 31,
                                            ------------------------------------------------------------------------------------
                                              2002              2001              2000                1999               1998
                                              ----              ----              ----                ----               ----
                                                                             (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                        $1,084,720         $1,101,326       $1,118,274         $  971,527         $  952,952
  Operating Expenses                           942,251            955,119          989,996            824,465            802,274
                                            ----------         ----------       ----------         ----------         ----------
  Operating Income                             142,469            146,207          128,278            147,062            150,678
  Nonoperating Items, Net                         (309)               741            3,851             (1,965)             2,451
  Interest Charges                              59,168             57,581           59,457             58,892             55,135
                                            ----------         ----------       ----------         ----------         ----------
  Income Before
   Extraordinary Item                           82,992             89,367           72,672             86,205             97,994
  Extraordinary Loss                              -                  -                -                (3,011)              -
                                            ----------         ----------       ----------         ----------         ----------
  Net Income                                    82,992             89,367           72,672             83,194             97,994
  Preferred Stock Dividend
   Requirements                                    229                229              229                229                705
  Loss on
   Reacquired Preferred
   Stock                                          -                  -                -                  -                  (856)
                                            ----------         ----------       ----------         ----------         ----------
  Earnings Applicable to
   Common Stock                             $   82,763           $ 89,138         $ 72,443         $   82,965         $   96,433
                                            ==========           ========         ========         ==========         ==========


                                                                                December 31,
                                            ------------------------------------------------------------------------------------
                                              2002               2001              2000               1999               1998
                                              ----               ----              ----               ----               ----
                                                                              (in thousands)
BALANCE SHEETS DATA:
  Electric Utility Plant                    $3,596,174         $3,460,764       $3,319,024         $3,231,431         $3,157,911
  Accumulated Depreciation
   and Amortization                          1,697,338          1,550,618        1,457,005          1,384,242          1,317,057
                                            ----------         ----------       ----------         ----------         ----------
  Net Electric Utility
   Plant                                    $1,898,836         $1,910,146       $1,862,019         $1,847,189         $1,840,854
                                            ==========         ==========       ==========         ==========         ==========
  Total Assets                              $2,208,675         $2,300,676       $2,658,389         $2,106,762         $2,082,258
                                            ==========         ==========       ==========         ==========         ==========

  Common Stock and
   Paid-in Capital                          $  380,663         $  380,663       $  380,663         $  380,663         $  380,663
  Accumulated Other Comprehensive
   Income (Loss)                               (53,683)              -                -                  -                  -
  Retained Earnings                            334,789            308,915          293,989            283,546            296,581
                                            ----------         ----------       ----------         ----------         ----------
  Total Common
   Shareholder's Equity                     $  661,769         $  689,578       $  674,652         $  664,209         $  677,244
                                            ==========         ==========       ==========         ==========         ==========

  Preferred Stock                           $    4,701         $    4,701        $   4,701         $    4,703         $    4,704
                                            ==========         ==========        =========         ==========         ==========

  Trust Preferred
   Securities                               $  110,000         $  110,000       $  110,000         $  110,000         $  110,000
                                            ==========         ==========       ==========         ==========         ==========

  Long-term Debt (a)                        $  693,448         $  645,283       $  645,963         $  541,568         $  587,673
                                            ==========         ==========       ==========         ==========         ==========

  Total Capitalization and Liabilities      $2,208,675         $2,300,676       $2,658,389         $2,106,762         $2,082,258
                                            ==========         ==========       ==========         ==========         ==========


(a) Including portion due within one year.


SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Management's Discussion and Analysis of Results of Operations
-------------------------------------------------------------

Southwestern Electric Power Company (SWEPCo) is a public utility engaged in the generation, purchase, sale, transmission and distribution of electric power to approximately 437,000 retail customers in northeastern Texas, northwestern Louisiana and western Arkansas. SWEPCo also sells electric power at wholesale to other utilities, municipalities and rural electric cooperatives.

Wholesale power marketing activities are conducted on SWEPCo's behalf by AEPSC. SWEPCo, along with the other AEP electric operating subsidiaries, shares in AEP's electric power transactions with other utility systems and power marketers.

Results of Operations
---------------------

In 2002, Net Income decreased $6.4 million or 7% primarily resulting from reduced margins. In 2001, Net Income increased $16.7 million or 23% resulting primarily from the favorable impact of our sharing in AEP's power marketing activities for a full year.

Changes in Operating Revenues
-----------------------------

                           Increase (Decrease)
                            From Previous Year
                            ------------------
                           (dollars in millions)

                         2002            2001
                         ----            ----

                      Amount     %       Amount     %
                      ------     -       ------     -
Wholesale
 Electricity*          $(25)    (4)      $(21)     (3)
Energy  Delivery*        15      5        (12)     (3)
Sales to AEP
 Affiliates              (7)    (9)        16      26
                       ----              ----
   Total
    Operating
    Revenues           $(17)    (2)      $(17)     (2)
                       ====              ====

*Reflects the allocation of certain transmission and distribution revenues included in bundled retail rates to energy delivery.




Operating Revenues decreased 2% for 2002 primarily due to decreased fuel revenues offset in part by the addition of the Dolet Hills mining operation ($12.6 million) and the positive impact of the interchange cost reconstruction
(ICR) adjustments (see Note 6).

In 2001, Operating Revenues decreased $17 million or 2% resulting from unfavorable wholesale marketing and trading conditions.

Changes in Operating Expenses
-----------------------------

                             Increase (Decrease)
                              From Previous Year
                              ------------------
                            (dollars in millions)

                             2002              2001
                             ----              ----
                        Amount     %      Amount      %
                        ------     -      ------      -
Fuel                     $(69)    (15)     $(41)     (8)
Purchased
 Power:
  Wholesale
   Electricity             26     143       (40)    (69)
  AEP
     Affiliates            26     165         2      19
Other Operation            18      10        12       7
Maintenance                (8)    (10)        -      (1)
Depreciation
 and
 Amortization               3       3        15      14
Taxes Other
 Than
 Income Taxes              (1)     (1)        2       4
Income Taxes               (8)    (20)       16      60
                         ----              ----
   Total                 $(13)     (1)     $(34)     (4)
                         ====              ====


Fuel expense decreased in 2002 due to a reduction in MWH generated and a decrease in the cost of fuel, primarily natural gas.

Fuel expense decreased in 2001 from lower natural gas prices and a mild summer resulting in a reduction in generation.

In 2002, Purchased Power increased primarily due to the impact of ICR adjustments (see Note 6). In 2001, the decrease in Purchased Power expense was mainly due to reduced prices caused by decreased electricity demand.

The acquisition of Dolet Hills Lignite Company (Dolet Hills) in June 2001 caused Other Operation expense to increase in 2002 by $4.3 million. Other Operation expense was also impacted by the ICR adjustments (see Note 6). In 2001, Other Operation expense increased also as a result of the Dolet Hills mining operation in June 2001.

The 10% decrease in Maintenance expense in 2002 is primarily a result of higher storm and tree trimming related expenses in 2001.

The increase in Depreciation and Amortization expense in 2002 is primarily due to the addition of Dolet Hills in June 2001, which added $3.0 million of additional expense in 2002. Depreciation and Amortization expense increased in 2001 due primarily to an increase in excess earnings accruals under the Texas restructuring legislation and the acquisition of Dolet Hills mining operation.

In 2002, the decrease in Income Taxes was due to a decrease in pre-tax income. In 2001, the increase in income tax expense was primarily due to an increase in pre-tax income.



SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
---------------------------------

                                                                                                  Year Ended December 31,
                                                                                 ------------------------------------------------
                                                                                        2002             2001              2000
                                                                                        ----             ----              ----
                                                                                                     (in thousands)
OPERATING REVENUES:
  Wholesale Electricity                                                          $  664,185          $  689,085        $  710,200
  Energy Delivery                                                                   348,236             333,004           344,950
  Sales to AEP Affiliates                                                            72,299              79,237            63,124
                                                                                 ----------          ----------        ----------
            TOTAL OPERATING REVENUES                                              1,084,720           1,101,326         1,118,274
                                                                                 ----------          ----------        ----------

OPERATING EXPENSES:
  Fuel                                                                              388,334             457,613           498,805
  Purchased Power:
    Wholesale Electricity                                                            44,119              18,164            58,518
    AEP Affiliates                                                                   42,022              15,858            13,338
  Other Operation                                                                   189,024             171,314           159,459
  Maintenance                                                                        66,855              74,677            75,123
  Depreciation and Amortization                                                     122,969             119,543           104,679
  Taxes Other Than Income Taxes                                                      55,232              55,834            53,830
  Income Taxes                                                                       33,696              42,116            26,244
                                                                                 ----------          ----------        ----------
            TOTAL OPERATING EXPENSES                                                942,251             955,119           989,996
                                                                                 ----------          ----------        ----------

OPERATING INCOME                                                                    142,469             146,207           128,278

NONOPERATING INCOME                                                                   3,260               4,512             5,487

NONOPERATING EXPENSES                                                                 1,797               3,229             3,112

NONOPERATING INCOME TAX EXPENSE (CREDIT)                                              1,772                 542            (1,476)

INTEREST CHARGES                                                                     59,168              57,581            59,457
                                                                                 ----------          ----------        ----------

NET INCOME                                                                           82,992              89,367            72,672

PREFERRED STOCK DIVIDEND REQUIREMENTS                                                   229                 229               229
                                                                                 ----------          ----------        ----------

EARNINGS APPLICABLE TO COMMON STOCK                                              $   82,763          $   89,138        $   72,443
                                                                                 ==========          ==========        ==========


Consolidated Statements of Comprehensive Income
-----------------------------------------------
                                                                                                  Year Ended December 31,
                                                                                  -----------------------------------------------
                                                                                     2002               2001                2000
                                                                                     ----               ----                ----
                                                                                                    (in thousands)

NET INCOME                                                                          $82,992            $89,367            $72,672

OTHER COMPREHENSIVE INCOME (LOSS):
  Cash Flow Power Hedges                                                                (48)              -                  -
  Minimum Pension Liability                                                         (53,635)              -                  -
                                                                                    -------            -------            -------

COMPREHENSIVE INCOME                                                                $29,309            $89,367            $72,672
                                                                                    =======            =======            =======

The common stock of SWEPCo is owned by a wholly owned subsidiary of AEP. See
Notes to Financial Statements beginning on page L-1.





SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Retained Earnings
--------------------------------------------

                                                                                                 Year Ended December 31,
                                                                                   ----------------------------------------------
                                                                                     2002               2001               2000
                                                                                     ----               ----               ----
                                                                                                    (in thousands)
BALANCE AT BEGINNING OF PERIOD                                                     $308,915           $293,989           $283,546
NET INCOME                                                                           82,992             89,367             72,672

DEDUCTIONS:
  Cash Dividends Declared:
    Common Stock                                                                     56,889             74,212             62,000
    Preferred Stock                                                                     229                229                229
                                                                                   --------           --------           --------

BALANCE AT END OF PERIOD                                                           $334,789           $308,915           $293,989
                                                                                   ========           ========           ========

The common stock of SWEPCo is owned by a wholly owned subsidiary of AEP. See
Notes to Financial Statements beginning on page L-1.





SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
---------------------------

                                                                                                               December 31,
                                                                                                               -----------
                                                                                                         2002               2001
                                                                                                         ----               ----
                                                                                                              (in thousands)
ASSETS

ELECTRIC UTILITY PLANT:
  Production                                                                                         $1,503,722          $1,429,356
  Transmission                                                                                          575,003             538,749
  Distribution                                                                                        1,063,564           1,042,523
  General                                                                                               378,130             376,016
  Construction Work in Progress                                                                          75,755              74,120
                                                                                                     ----------          ----------
          Total Electric Utility Plant                                                                3,596,174           3,460,764
  Accumulated Depreciation and Amortization                                                           1,697,338           1,550,618
                                                                                                     ----------          ----------
          NET ELECTRIC UTILITY PLANT                                                                  1,898,836           1,910,146
                                                                                                     ----------          ----------

OTHER PROPERTY AND INVESTMENTS                                                                            5,978              43,000
                                                                                                     ----------          ----------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                         5,119              24,508
                                                                                                     ----------          ----------

CURRENT ASSETS:
  Cash and Cash Equivalents                                                                               2,069               5,415
  Accounts Receivable:
   Customers                                                                                             62,359              43,133
   Affiliated Companies                                                                                  19,253              12,069
   Allowance for Uncollectible Accounts                                                                  (2,128)                (89)
  Fuel Inventory                                                                                         61,741              52,212
  Materials and Supplies                                                                                 33,539              32,527
  Under-recovered Fuel Costs                                                                              2,865               8,839
  Energy Trading and Derivative Contracts                                                                 4,388              30,139
  Prepayments and Other                                                                                  17,851              18,716
                                                                                                     ----------          ----------
          TOTAL CURRENT ASSETS                                                                          201,937             202,961
                                                                                                     ----------          ----------

REGULATORY ASSETS                                                                                        49,233              52,308
                                                                                                     ----------          ----------

DEFERRED CHARGES                                                                                         47,572              67,753
                                                                                                     ----------          ----------

                    TOTAL ASSETS                                                                     $2,208,675          $2,300,676
                                                                                                     ==========          ==========

See Notes to Financial Statements beginning on page L-1.




SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES

                                                                                                           December 31,
                                                                                                           -----------
                                                                                                   2002                 2001
                                                                                                   ----                 ----
                                                                                                          (in thousands)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common Stock - $18 Par Value:
    Authorized - 7,600,000 Shares
    Outstanding - 7,536,640 Shares                                                              $  135,660           $  135,660
  Paid-in Capital                                                                                  245,003              245,003
  Accumulated Other Comprehensive Income (Loss)                                                    (53,683)                -
  Retained Earnings                                                                                334,789              308,915
                                                                                                ----------           ----------
    Total Common Shareholder's Equity                                                              661,769              689,578
  Preferred Stock                                                                                    4,701                4,701
  SWEPCo-Obligated, Mandatorily Redeemable Preferred
   Securities of Subsidiary Trust Holding Solely Junior
   Subordinated Debentures of SWEPCo                                                               110,000              110,000
  Long-term Debt                                                                                   637,853              494,688
                                                                                                ----------           ----------
          TOTAL CAPITALIZATION                                                                   1,414,323            1,298,967
                                                                                                ----------           ----------

OTHER NONCURRENT LIABILITIES                                                                        78,494               40,109
                                                                                                ----------           ----------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year                                                                55,595              150,595
  Advances from Affiliates, net                                                                     23,239              117,367
  Accounts Payable - General                                                                        62,139               71,810
  Accounts Payable - Affiliated Companies                                                           58,773               37,469
  Customer Deposits                                                                                 20,110               19,880
  Taxes Accrued                                                                                     19,081               36,522
  Interest Accrued                                                                                  17,051               13,027
  Energy Trading and Derivative Contracts                                                            3,724               36,297
  Over-recovered Fuel                                                                               17,226                5,487
  Other                                                                                             34,565               26,074
                                                                                                ----------           ----------
          TOTAL CURRENT LIABILITIES                                                                311,503              514,528
                                                                                                ----------           ----------

DEFERRED INCOME TAXES                                                                              341,064              369,781
                                                                                                ----------           ----------

DEFERRED INVESTMENT TAX CREDITS                                                                     44,190               48,714
                                                                                                ----------           ----------

REGULATORY LIABILITIES AND DEFERRED CREDITS                                                         17,295               13,127
                                                                                                ----------           ----------

LONG-TERM ENERGY TRADING AND DERIVATIVE CONTRACTS                                                    1,806               15,450
                                                                                                ----------           ----------

COMMITMENTS AND CONTINGENCIES (Note 9)

                    TOTAL CAPITALIZATION AND LIABILITIES                                        $2,208,675           $2,300,676
                                                                                                ==========           ==========

See Notes to Financial Statements beginning on page L-1.




SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
-------------------------------------
                                                                                                  Year Ended December 31,
                                                                                     --------------------------------------------
                                                                                        2002              2001              2000
                                                                                        ----              ----              ----
                                                                                                     (in thousands)
OPERATING ACTIVITIES:
  Net Income                                                                         $ 82,992          $ 89,367          $ 72,672
  Adjustments to Reconcile Net Income to Net Cash Flows From Operating
   Activities:
    Depreciation and Amortization                                                     122,969           119,543           104,679
    Deferred Income Taxes                                                              (3,134)          (31,396)           14,653
    Deferred Investment Tax Credits                                                    (4,524)           (4,453)           (4,482)
    Mark-to-Market Energy Trading and Derivative Contracts                             (1,151)          (10,695)            7,795
  Changes in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                                                         (24,371)          (11,447)           (1,254)
    Fuel, Materials and Supplies                                                      (10,541)          (19,578)           22,103
    Accounts Payable                                                                   11,633           (34,489)           43,962
    Taxes Accrued                                                                     (17,441)           25,298           (13,150)
    Transmission Coordination Agreement Settlement                                       -                 -              (24,406)
    Fuel Recovery                                                                      17,713            34,423           (38,357)
  Change in Other Assets                                                               24,257             1,323            54,414
  Change in Other Liabilities                                                          12,161            11,714           (37,001)
                                                                                    ---------         ---------         ---------
            Net Cash Flows From Operating Activities                                  210,563           169,610           201,628
                                                                                    ---------         ---------         ---------

INVESTING ACTIVITIES:
  Construction Expenditures                                                          (111,775)         (111,725)         (120,671)
  Purchase of Dolet Hills Mining Operations                                              -              (85,716)             -
  Other                                                                                 1,134              (411)              446
                                                                                    ---------         ---------         ---------
            Net Cash Flows Used For
              Investing Activities                                                   (110,641)         (197,852)         (120,225)
                                                                                    ---------         ---------         ---------

FINANCING ACTIVITIES:
  Issuance of Long-term Debt                                                          198,573              -              149,360
  Redemption of Preferred Stock                                                          -                 -                   (1)
  Retirement of Long-term Debt                                                       (150,595)             (595)          (45,595)
  Change in Advances From Affiliates (net)                                            (94,128)          106,786          (124,074)
  Dividends Paid on Common Stock                                                      (56,889)          (74,212)          (62,000)
  Dividends Paid on Cumulative Preferred Stock                                           (229)             (229)             (229)
                                                                                    ---------         ---------         ---------
            Net Cash Flows From (Used For)
              Financing Activities                                                   (103,268)           31,750           (82,539)
                                                                                    ---------         ---------         ---------

Net Increase (Decrease) in Cash and Cash Equivalents                                   (3,346)            3,508            (1,136)
Cash and Cash Equivalents January 1                                                     5,415             1,907             3,043
                                                                                    ---------         ---------         ---------
Cash and Cash Equivalents December 31                                               $   2,069         $   5,415         $   1,907
                                                                                    =========         =========         =========

Supplemental Disclosure:
Cash paid for interest net of capitalized amounts was $49,008,000, $51,126,000 and $51,111,000 and for income taxes was $60,451,000, $49,901,000 and
$27,994,000 in 2002, 2001, and 2000, respectively.

See Notes to Financial Statements beginning on page L-1.




SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Consolidated Statements of Capitalization
-----------------------------------------


                                                                                          December 31,
                                                                                          -----------
                                                                                    2002               2001
                                                                                    ----               ----
                                                                                        (in thousands)
COMMON SHAREHOLDER'S EQUITY                                                      $  661,769        $  689,578
                                                                                 ----------        ----------

PREFERRED STOCK: $100 par value - authorized shares 1,860,000

            Call Price                                             Shares
           December 31,      Number of Shares Redeemed          Outstanding
Series         2002            Year Ended December 31,       December 31, 2002
------     ------------     ----------------------------     -----------------
                              2002      2001      2000
                              ----      ----      ----

Not Subject to Mandatory Redemption:

4.28%        $103.90             -         -         -              7,386               740               740
4.65%        $102.75             -         -         -              1,907               190               190
5.00%        $109.00             -         -        12             37,715             3,771             3,771
                                                                                 ----------        ----------

                                                                                      4,701             4,701
                                                                                 ----------        ----------

TRUST PREFERRED SECURITIES
  SWEPCo-Obligated, Mandatorily Redeemable Preferred
   Securities of Subsidiary Trust Holding Solely
   Junior Subordinated Debentures of SWEPCo, 7.875%,
   due April 30, 2037                                                               110,000           110,000
                                                                                 ----------        ----------

LONG-TERM DEBT (See Schedule of Long-term Debt):

First Mortgage Bonds                                                                315,420           315,449
Installment Purchase Contracts                                                      179,183           179,834
Senior Unsecured Notes                                                              198,845           150,000
Less Portion Due Within One Year                                                    (55,595)         (150,595)
                                                                                 ----------        ----------

  Long-term Debt Excluding Portion Due Within One Year                              637,853           494,688
                                                                                 ----------        ----------

  TOTAL CAPITALIZATION                                                           $1,414,323        $1,298,967
                                                                                 ==========        ==========

See Notes to Financial Statements beginning on page L-1.



SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Schedule of Long-term Debt
--------------------------

First mortgage bonds outstanding were as follows:
                              December 31,
                              -----------
                            2002       2001
                            ----       ----
                             (in thousands)
% Rate Due
6-5/8  2003 - February 1 $ 55,000   $ 55,000
7-3/4  2004 - June 1       40,000     40,000
6.20   2006 - November 1    5,505      5,650
6.20   2006 - November 1    1,000      1,000
7.00   2007 - September 1  90,000     90,000
7-1/4  2023 - July 1       45,000     45,000
6-7/8  2025 - October 1    80,000     80,000
Unamortized Discount       (1,085)    (1,201)
                         --------   --------
                         $315,420   $315,449
                         ========   ========

First mortgage bonds are secured by a first mortgage lien on electric utility plant. The indenture, as supplemented, relating to the first mortgage bonds contains maintenance and replacement provisions requiring the deposit of cash or bonds with the trustee, or in lieu thereof, certification of unfunded property additions.

Installment purchase contracts have been entered into in connection with the issuance of pollution control revenue bonds by governmental authorities as follows:

                             December 31,
                             -----------
                            2002      2001
                            ----      ----
                            (in thousands)
% Rate Due
DeSoto County:

7.60   2019 - January 1  $ 53,500   $ 53,500

Sabine:

6.10   2018 - April 1      81,700     81,700

Titus County:

6.90   2004 - November 1   12,290     12,290
6.00   2008 - January 1    12,620     13,070
8.20   2011 - August 1     17,125     17,125

Unamortized Premium         1,948      2,149
                         --------   --------
                         $179,183   $179,834
                         ========   ========



Under the terms of the installment purchase contracts, SWEPCo is required to pay amounts sufficient to enable the payment of interest on and the principal of (at stated maturities and upon mandatory redemptions) related pollution control revenue bonds issued to finance the construction of pollution control facilities at certain plants.

Senior unsecured notes outstanding were as follows:

                              December 31,
                              -----------
                            2002     2001
                            ----     ----
                            (in thousands)
% Rate Due
------ ------------------
 4.50  2005 - July 1     $200,000  $   -
 (a)   2002 - March 1        -      150,000
 Unamortized Discount      (1,155)     -
                         --------  --------
                         $198,845  $150,000
                         ========  ========

(a)A floating interest rate is determined monthly. The rate on December 31, 2001 was 2.311%.

At December 31, 2002 future annual long-term debt payments are as follows:

                             Amount
                             ------
                         (in thousands)
2003                        $ 55,595
2004                          52,885
2005                         200,595
2006                           6,520
2007                          90,450
Later Years                  287,695
                            --------
  Total Principal Amount     693,740
Unamortized Discount            (292)
                            --------
    Total                   $693,448
                            ========


See Note 25 for discussion of Trust Preferred Securities issued by a wholly-owned statutory business trust of SWEPCo.

SOUTHWESTERN ELECTRIC POWER COMPANY AND SUBSIDIARIES
Index to Combined Notes to Consolidated Financial Statements
------------------------------------------------------------

The notes to SWEPCo's consolidated financial statements are combined with the notes to financial statements for AEP and its other subsidiary registrants. Listed below are the combined notes that apply to SWEPCo. The combined footnotes begin on page L-1.

                                                          Combined
                                                          Footnote
                                                          Reference
                                                          ---------

Significant Accounting Policies                           Note  1

Extraordinary Items and Cumulative Effect                 Note  2

Goodwill and Other Intangible Assets                      Note  3

Merger                                                    Note  4

Rate Matters                                              Note  6

Effects of Regulation                                     Note  7

Customer Choice and Industry Restructuring                Note  8

Commitments and Contingencies                             Note  9

Guarantees                                                Note 10

Sustained Earnings Improvement Initiative                 Note 11

Acquisitions, Dispositions and Discontinued Operations    Note 12

Benefit Plans                                             Note 14

Business Segments                                         Note 16

Risk Management, Financial Instruments and Derivatives    Note 17

Income Taxes                                              Note 18

Leases                                                    Note 22

Lines of Credit and Sale of Receivables                   Note 23

Unaudited Quarterly Financial Information                 Note 24

Trust Preferred Securities                                Note 25

Jointly Owned Electric Utility Plant                      Note 28

Related Party Transactions                                Note 29

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of
Directors of Southwestern Electric Power Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Southwestern Electric Power Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Southwestern Electric Power Company and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003

COMBINED NOTES TO FINANCIAL STATEMENTS

Index to Combined Notes to Financial Statements

The notes to financial statements that follow are a combined presentation for AEP and its subsidiary registrants. The following list of footnotes shows the registrant to which they apply:


 1. Significant Accounting Policies         AEP, AEGCo, APCo, CSPCo, I&M, KPCo,
                                            OPCo, PSO, SWEPCo, TCC, TNC

 2. Extraordinary Items and                 AEP, APCo, CSPCo, OPCo, SWEPCo,
      Cumulative Effect                     TCC, TNC

 3. Goodwill and Other Intangible Assets    AEP, SWEPCo

 4. Merger                                  AEP, I&M, KPCo, PSO, SWEPCo, TCC,
                                            TNC

 5. Nuclear Plant Restart                   AEP, I&M

 6. Rate Matters                            AEP, KPCo, PSO, SWEPCo, TCC, TNC

 7. Effects of Regulation                   AEP, AEGCo, APCo, CSPCo, I&M, KPCo,
                                            OPCo, PSO, SWEPCo, TCC, TNC

 8. Customer Choice and Industry            AEP, APCo, CSPCo, I&M, OPCo, PSO,
      Restructuring                         SWEPCo, TCC, TNC

 9. Commitments and Contingencies           AEP, AEGCo, APCo, CSPCo, I&M, KPCo,
                                            OPCo, PSO, SWEPCo, TCC, TNC

10. Guarantees                              AEP, AEGCo, APCo, CSPCo, I&M, KPCo,
                                            OPCo, PSO, SWEPCo, TCC, TNC

11. Sustained Earnings Improvement          AEP, AEGCo, APCo, CSPCo, I&M, KPCo,
      Initiative                            OPCo, PSO, SWEPCo, TCC, TNC

12. Acquisitions, Dispositions and          AEP, OPCo, SWEPCo, TCC, TNC
      Discontinued Operations

13. Asset Impairments and Investment        AEP, APCo, CSPCo, I&M, KPCo, OPCo,
      Value Losses                          TCC, TNC

14. Benefit Plans                           AEP, APCo, CSPCo, I&M, KPCo, OPCo,
                                            PSO, SWEPCo, TCC, TNC

15. Stock-Based Compensation                AEP

16. Business Segments                       AEP, AEGCo, APCo, CSPCo, I&M, KPCo,
                                            OPCo, PSO, SWEPCo, TCC, TNC

17. Risk Management, Financial              AEP, AEGCo, APCo, CSPCo, I&M, KPCo,
      Instruments and Derivatives           OPCo, PSO, SWEPCo, TCC, TNC

18. Income Taxes                            AEP, AEGCo, APCo, CSPCo, I&M, KPCo,
                                            OPCo, PSO, SWEPCo, TCC, TNC

19. Basic and Diluted Earnings Per Share    AEP

20. Supplementary Information               AEP, APCo, CSPCo, I&M, OPCo

21. Power and Distribution Projects         AEP

22. Leases                                  AEP, AEGCo, APCo, CSPCo, I&M, KPCo,
                                            OPCo, PSO, SWEPCo, TCC, TNC

23. Lines of Credit and Sale                AEP, AEGCo, APCo, CSPCo, I&M, KPCo,
      of Receivables                        OPCo, PSO, SWEPCo, TCC, TNC

24. Unaudited Quarterly Financial           AEP, AEGCo, APCo, CSPCo, I&M,  KPCo,
      Information                           OPCo, PSO, SWEPCo, TCC, TNC

25. Trust Preferred Securities              AEP, PSO, SWEPCo, TCC

26. Minority Interest in Finance            AEP
      Subsidiary

27. Equity Units                            AEP

28. Jointly Owned Electric Utility Plant    CSPCo, PSO, SWEPCo, TCC, TNC

29. Related Party Transactions              AEGCo, APCo, CSPCo, I&M, KPCo, OPCo,
                                            PSO, SWEPCo, TCC, TNC

30. Subsequent Events (Unaudited)           AEP

1. Significant Accounting Policies:

Business Operations - AEP's (the Company's) principal business conducted by its eleven domestic electric utility operating companies is the generation, transmission and distribution of electric power. Nine of AEP's eleven domestic electric utility operating companies, APCo, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo, TCC, TNC, are SEC registrants. AEGCo is a domestic generating company wholly-owned by AEP that is an SEC registrant. These companies are subject to regulation by the FERC under the Federal Power Act and follow the Uniform System of Accounts prescribed by FERC. They are subject to further regulation with regard to rates and other matters by state regulatory commissions.

AEP also engages in wholesale marketing and trading of electricity, natural gas and to a lesser extent, other commodities in the United States and Europe. In addition, the Company's domestic operations include non-regulated independent power and cogeneration facilities, coal mining and intra-state midstream natural gas operations in Louisiana and Texas.

International operations include supply of electricity and other non-regulated power generation projects in the United Kingdom, and to a lesser extent in Mexico, Australia, China and the Pacific Rim region. These operations are either wholly-owned or partially-owned by various AEP subsidiaries. We also maintained operations in Brazil through the fourth quarter of 2002. See Note 13 for discussion of impaired investments and assets held for sale.

The Company also operates domestic barging operations, provides various energy related services and furnishes communications related services domestically. See
Note 13 for further discussion of changes in our communications related business and other business operations announced in 2002.

Rate Regulation - AEP is subject to regulation by the SEC under the PUHCA. The rates charged by the domestic utility subsidiaries are approved by the FERC and the state utility commissions. The FERC regulates wholesale electricity operations and transmission rates and the state commissions regulate retail rates. The prices charged by foreign subsidiaries located in China, Mexico and Brazil are regulated by the authorities of that country and are generally subject to price controls.

Principles of Consolidation - AEP's consolidated financial statements include AEP Co., Inc. and its wholly-owned and majority-owned subsidiaries consolidated with their wholly-owned or substantially controlled subsidiaries. The consolidated financial statements for APCo, CSPCo, I&M, PSO, SWEPCo and TCC include the registrant and its wholly-owned subsidiaries. Significant intercompany items are eliminated in consolidation. Equity investments not substantially controlled that are 50% or less owned are accounted for using the equity method with their equity earnings included in Other Income for AEP and nonoperating income for the registrant subsidiaries.

Basis of Accounting - As the owner of cost-based rate-regulated electric public utility companies, AEP Co., Inc.'s consolidated financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate-regulated. In accordance with SFAS 71, "Accounting for the Effects of Certain Types of Regulation," regulatory assets (deferred expenses) and regulatory liabilities (future revenue reductions or refunds) are recorded to reflect the economic effects of regulation by matching expenses with their recovery through regulated revenues. Application of SFAS 71 for the generation portion of the business was discontinued as follows: in Ohio by OPCo and CSPCo in September 2000, in Virginia and West Virginia by APCo in June 2000, in Texas by TCC, TNC, and SWEPCo in September 1999 and in Arkansas by SWEPCo in September 1999. See Note 8, "Customer Choice and Industry Restructuring" for additional information.

Use of Estimates - The preparation of these financial statements in conformity with generally accepted accounting principles necessarily includes the use of estimates and assumptions by management. Actual results could differ from those estimates.

Property, Plant and Equipment - Domestic electric utility property, plant and equipment are stated at original cost of the acquirer. Property, plant and equipment of the non-regulated operations and other investments are stated at their fair market value at acquisition plus the original cost of property acquired or constructed since the acquisition, less disposals. Additions, major replacements and betterments are added to the plant accounts. For cost-based rate-regulated operations, retirements from the plant accounts and associated removal costs, net of salvage, are deducted from accumulated depreciation. The costs of labor, materials and overhead incurred to operate and maintain plant are included in operating expenses. Plants are tested for impairment as required under SFAS 144. See Note 13.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization
- AFUDC is a noncash, nonoperating income item that is capitalized and recovered through depreciation over the service life of domestic regulated electric utility plant. It represents the estimated cost of borrowed and equity funds used to finance construction projects. The amounts of AFUDC for 2002, 2001 and 2000 were not significant. Effective with the discontinuance of SFAS 71 regulatory accounting for domestic generating assets in Arkansas, Ohio, Texas, Virginia, West Virginia and other non-regulated operations, interest is capitalized during construction in accordance with SFAS 34, "Capitalization of Interest Costs." The amounts of interest capitalized were not material in 2002, 2001, and 2000.


Depreciation, Depletion and Amortization - Depreciation of property, plant and equipment is provided on a straight-line basis over the estimated useful lives of property, other than coal-mining property, and is calculated largely through the use of composite rates by functional class as follows:

                                          Annual Composite
Functional Class                         Depreciation Rates
of Property                                     Ranges
----------------                         ------------------
                                                 2002
                                                 ----

Production:
  Steam-Nuclear                             2.5% to  3.4%
  Steam-Fossil-Fired                        2.6% to  4.5%
  Hydroelectric- Conventional
    and Pumped Storage                      1.9% to  3.4%
Transmission                                1.7% to  3.0%
Distribution                                3.3% to  4.2%
Other                                       1.8% to  9.9%

                                          Annual Composite
Functional Class                         Depreciation Rates
of Property                                     Ranges
----------------                         ------------------
                                                 2001
                                                 ----
Production:
  Steam-Nuclear                             2.5% to  3.4%
  Steam-Fossil-Fired                        2.5% to  4.5%
  Hydroelectric- Conventional
    and Pumped Storage                      1.9% to  3.4%
Transmission                                1.7% to  3.1%
Distribution                                2.7% to  4.2%
Other                                       1.8% to 15.0%

                                          Annual Composite
Functional Class                         Depreciation Rates
of Property                                     Ranges
----------------                         ------------------
                                                2000
                                                ----
Production:
  Steam-Nuclear                             2.8% to  3.4%
  Steam-Fossil-Fired                        2.3% to  4.5%
  Hydroelectric- Conventional
    and Pumped Storage                      1.9% to  3.4%
Transmission                                1.7% to  3.1%
Distribution                                3.3% to  4.2%
Other                                       2.5% to  7.3%



The following table provides the annual composite depreciation rates generally used by the AEP registrant subsidiaries for the years 2002, 2001 and 2000 which were as follows:

                      Nuclear         Steam         Hydro           Transmission            Distribution          General
                      -------         -----         -----           ------------            ------------          -------
AEGCo                    - %          3.5%           - %                  - %                     - %             2.8%
APCo                     -            3.4           2.9                  2.2                     3.3              3.1
CSPCo                    -            3.2            -                   2.3                     3.6              3.2
I&M                     3.4           4.5           3.4                  1.9                     4.2              3.8
KPCo                     -            3.8            -                   1.7                     3.5              2.5
OPCo                     -            3.4           2.7                  2.3                     4.0              2.7
PSO                      -            2.7            -                   2.3                     3.4              6.3
SWEPCo                   -            3.4            -                   2.7                     3.6              4.7
TCC                     2.5           2.6           1.9                  2.3                     3.5              4.0
TNC                      -            2.8            -                   3.1                     3.3              6.8



Depreciation, depletion and amortization of coal-mining assets is provided over each asset's estimated useful life or the estimated life of the mine, whichever is shorter, and is calculated using the straight-line method for mining structures and equipment. The units-of-production method is used to amortize coal rights and mine development costs based on estimated recoverable tonnages. These costs are included in the cost of coal charged to fuel expense for coal used by utility operations. Current average amortization rates are $0.32 per ton in 2002, $3.46 per ton in 2001 and $5.07 per ton in 2000. In 2001, an AEP
subsidiary sold coal mines in Ohio and West Virginia. See Note 12, Acquisitions, Dispositions and Discontinued Operations for further discussion of the changes in our coal investments leading to the decline in amortization rates in 2002.

Cash and Cash Equivalents - Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Inventory - Except for PSO, TCC and TNC, the regulated domestic utility companies value fossil fuel inventories using a weighted average cost method. PSO, TCC and TNC, utilize the LIFO method to value fossil fuel inventories. For those domestic utilities whose generation is unregulated, inventory of coal and oil is carried at the lower of cost or market. Coal mine inventories are also carried at the lower of cost or market. Materials and supplies inventories are carried at average cost.

Non-trading gas inventory is carried at the lower of cost or market. In compliance with EITF 02-03 as described in the New Accounting Pronouncements section of Note 1, natural gas inventories held in connection with trading operations at October 25, 2002 continued to be carried at fair value until December 31, 2002, and inventory purchased from October 26 through December 31, 2002 was carried at the lower of cost or market. Effective January 1, 2003, all natural gas inventories held in connection with trading operations will be adjusted to the historical cost basis and carried at the lower of cost or market. We estimate the adjustment in January 2003 will decrease the value of natural gas inventories held in connection with trading operations by approximately $39 million. This change will be accounted for as a cumulative effect of a change in accounting principle.

Accounts Receivable - AEP Credit, Inc. factors accounts receivable for certain of the domestic utility subsidiaries and, until the first quarter of 2002, factored accounts receivable for certain non-affiliated utilities. On December 31, 2001 AEP Credit, Inc. entered into a sale of receivables agreement with a group of banks and commercial paper conduits. This transaction constitutes a sale of receivables in accordance with SFAS 140, allowing the receivables to be taken off of the company's balance sheet. See Note 23 for further details.

Foreign Currency Translation - The financial statements of subsidiaries outside the U.S. which are included in AEP's consolidated financial statements are measured using the local currency as the functional currency and translated into U.S. dollars in accordance with SFAS 52 "Foreign Currency Translation". Assets and liabilities are translated to U.S. dollars at year-end rates of exchange and revenues and expenses are translated at monthly average exchange rates throughout the year. Currency translation gain and loss adjustments are recorded in shareholders' equity as Accumulated Other Comprehensive Income (Loss). The non-cash impact of the changes in exchange rates on cash, resulting from the translation of items at different exchange rates, is shown on AEP's Consolidated Statements of Cash Flows in Effect of Exchange Rate Changes on Cash. Actual currency transaction gains and losses are recorded in income.

Deferred Fuel Costs - The cost of fuel consumed is charged to expense when the fuel is burned. Where applicable under governing state regulatory commission retail rate orders, fuel cost over or under-recoveries are deferred as regulatory liabilities or regulatory assets in accordance with SFAS 71. These deferrals generally are amortized when refunded or billed to customers in later months with the regulator's review and approval. The amount of deferred fuel costs under fuel clauses for AEP was $143 million at December 31, 2002 and $139 million at December 31, 2001. See Note 7 "Effects of Regulation".

We are protected from fuel cost changes in Kentucky for KPCo, the SPP area of Texas, Louisiana and Arkansas for SWEPCo, Oklahoma for PSO and Virginia for APCo. Where fuel clauses have been eliminated due to the transition to market pricing, (Ohio effective January 1, 2001 and in the Texas ERCOT area effective January 1, 2002) changes in fuel costs impact earnings. In other state jurisdictions, (Indiana, Michigan and West Virginia) where fuel clauses have been frozen or suspended for a period of years, fuel cost changes also impact earnings. This is also true for certain of AEP's Independent Power Producer generating units that do not have long-term contracts for their fuel supply. See
Note 6, "Rate Matters" and Note 8, "Customer Choice and Industry Restructuring" for further information about fuel recovery.

Revenue Recognition -

Regulatory Accounting - The consolidated financial statements of AEP and the financial statements of electric operating subsidiary companies with cost-based rate-regulated operations (I&M, KPCo, PSO, and a portion of APCo, OPCo, CSPCo, TCC, TNC and SWEPCo), reflect the actions of regulators that can result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with SFAS 71, regulatory assets (deferred expenses to be recovered in the future) and regulatory liabilities (deferred future revenue reductions or refunds) are recorded to reflect the economic effects of regulation by matching expenses with their recovery through regulated revenues in the same accounting period and by matching income with its passage to customers through regulated revenues in the same accounting period. Regulatory liabilities are also recorded to provide currently for refunds to customers that have not yet been made.

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

Traditional Electricity Supply and Delivery Activities - Revenues are recognized on the accrual or settlement basis for normal retail and wholesale electricity supply sales and electricity transmission and distribution delivery services. The revenues are recognized in our income statement when the energy is delivered to the customer and include unbilled as well as billed amounts. In general, expenses are recorded when purchased electricity is received and when expenses are incurred.

Domestic Gas Pipeline and Storage Activities - Revenues are recognized from domestic gas pipeline and storage services when gas is delivered to contractual meter points or when services are provided. Transportation and storage revenues also include the accrual of earned, but unbilled and/or not yet metered gas.

Substantially all of the forward gas purchase and sale contracts, excluding wellhead purchases of natural gas, swaps and options for the domestic pipeline operations, qualify as derivative financial instruments as defined by SFAS 133. Accordingly, net gains and losses resulting from revaluation of these contacts to fair value during the period are recognized currently in the results of operations, appropriately discounted and net of applicable credit and liquidity reserves.

Energy Marketing and Trading Transactions -
In 2000, 2001 and throughout the majority of 2002, AEP engaged in wholesale electricity, natural gas and other commodity marketing and trading transactions (trading activities). Trading activities involve the purchase and sale of energy under forward contracts at fixed and variable prices and the trading of financial energy contracts which includes exchange futures and options and over-the-counter options and swaps. We use the mark-to-market method of accounting for trading activities as required by EITF Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF 98-10). Under the mark-to-market method of accounting, gains and losses from settlements of forward trading contracts are recorded net in revenues. For energy contracts not yet settled, whether physical or financial, changes in fair value are recorded net in revenues as unrealized gains and losses from mark-to-market valuations. When positions are settled and gains and losses are realized, the previously recorded unrealized gains and losses from mark-to-market valuations are reversed. In October 2002, management announced plans to focus on wholesale markets around owned assets.

All of the registrant subsidiaries except AEGCo participate in AEP's wholesale marketing and trading of electricity. For I&M, KPCo, PSO and a portion of TNC and SWEPCo, when the contract settles the total gain or loss is realized in cash. Where this amount is recorded on the income statement depends on whether the contract's delivery points are within or outside of AEP's traditional marketing area. For contracts with delivery points in AEP's traditional marketing area, the total gain or loss realized in cash for sales and the cost of purchased energy are included in revenues on a net basis. Prior to settlement, changes in the fair value of physical forward sale and purchase contracts in AEP's traditional marketing area are deferred as regulatory liabilities (gains) or regulatory assets (losses). For contracts with delivery points outside of AEP's traditional marketing area only the difference between the accumulated unrealized net gains or losses recorded in prior periods and the cash proceeds is recognized in the income statement as nonoperating income. Prior to settlement, changes in the fair value of physical forward sale and purchase contracts with delivery points outside of AEP's traditional marketing area are included in nonoperating income on a net basis. Unrealized mark-to-market gains and losses are included in the Balance Sheet as energy trading contract assets or liabilities as appropriate.

For APCo, CSPCo and OPCo, depending on whether the delivery point for the electricity is in AEP's traditional marketing area or not determines where the contract is reported in the income statement. Physical forward trading sale and purchase contracts with delivery points in AEP's traditional marketing area are included in revenues on a net basis. Prior to settlement, changes in the fair value of physical forward sale and purchase contracts in AEP's traditional marketing area are also included in revenues on a net basis. Physical forward sale and purchase contracts for delivery outside of AEP's traditional marketing area are included in nonoperating income when the contract settles. Prior to settlement, changes in the fair value of physical forward sale and purchase contracts with delivery points outside of AEP's traditional marketing area are included in nonoperating income on a net basis.

The trading of energy options, futures and swaps, represents financial transactions with unrealized gains and losses from changes in fair values reported net in AEP's revenues until the contracts settle. When these contracts settle, the net proceeds are recorded in revenues and reverse the prior cumulative unrealized net gain or loss. APCo, CSPCo, OPCo, I&M and KPCo also have financial transactions, but record the unrealized gains and losses, as well as the net proceeds upon settlement, in nonoperating income.

The fair values of open short-term trading contracts are based on exchange prices and broker quotes. Open long-term trading contracts are marked-to-market based mainly on AEP- developed valuation models. The models are derived from internally assessed market prices with the exception of the NYMEX gas curve, where we use daily settled prices. All fair value amounts are net of appropriate valuation adjustments for items such as discounting, liquidity and credit quality. Such valuation adjustments provide for a better approximation of fair value. The use of these models to fair value open trading contracts has inherent risks relating to the underlying assumptions employed by such models. Independent controls are in place to evaluate the reasonableness of the price curve models. Significant adverse or favorable effects on future results of operations and cash flows could occur if market prices, at the time of settlement, do not correlate with AEP-developed price models.

As explained above, the effect on AEP's Consolidated Statements of Operations of marking to market open electricity trading contracts in AEP's regulated jurisdictions is deferred as regulatory assets (losses) or liabilities (gains) since these transactions are included in cost of service on a settlement basis for ratemaking purposes. Unrealized mark-to-market gains and losses from trading activities whether deferred or recognized in revenues are part of Energy Trading and Derivative Contracts assets or liabilities as appropriate.

Construction Projects for Outside Parties - Certain AEP entities engage in construction projects for outside parties that are accounted for on the percentage-of-completion method of revenue recognition. This method recognizes revenue in proportion to costs incurred compared to total estimated costs.

Debt Instrument Hedging and Related Activities - In order to mitigate the risks of market price and interest rate fluctuations, AEP, APCo, CSPCo, I&M, KPCo and OPCo enter into contracts to manage the exposure to unfavorable changes in the cost of debt to be issued. These anticipatory debt instruments are entered into in order to manage the change in interest rates between the time a debt offering is initiated and the issuance of the debt (usually a period of 60 days). Gains or losses from these transactions are deferred and amortized over the life of the debt issuance with the amortization included in interest charges. There were no such forward contracts outstanding at December 31, 2002 or 2001. See Note 17
- "Risk Management, Financial Instruments and Derivatives" for further discussion of the accounting for risk management transactions.

Levelization of Nuclear Refueling Outage Costs - In order to match costs with regulated revenues, incremental operation and maintenance costs associated with periodic refueling outages at I&M's Cook Plant are deferred and amortized over the period beginning with the commencement of an outage and ending with the beginning of the next outage.

Maintenance Costs - Maintenance costs are expensed as incurred except where SFAS 71 requires the recordation of a regulatory asset to match the expensing of maintenance costs with their recovery in cost-based regulated revenues. See below for an explanation of costs deferred in connection with an extended outage at I&M's Cook Plant.

Amortization of Cook Plant Deferred Restart Costs - Pursuant to settlement agreements approved by the IURC and the MPSC to resolve all issues related to an extended outage of the Cook Plant, I&M deferred $200 million of incremental operation and maintenance costs during 1999. The deferred amount is being amortized to expense on a straight-line basis over five years from January 1, 1999 to December 31, 2003. I&M amortized $40 million each year 1999 through 2002 leaving $40 million as an SFAS 71 regulatory asset at December 31, 2002 on the Consolidated Balance Sheets of AEP and I&M.

Other Income and Other Expenses - Other Income includes non-operational revenue including area business development and river transportation, equity earnings of non-consolidated subsidiaries, gains on dispositions of property, interest and dividends, an allowance for equity funds used during construction (explained above) and miscellaneous income. Other Expenses includes non-operational expense including area business development and river transportation, losses on dispositions of property, miscellaneous amortization, donations and various other non-operating and miscellaneous expenses.

AEP Consolidated Other Income and Deductions

                                          December 31,
                                   2002      2001      2000
                                   ----      ----      ----
                                         (in millions)
OTHER INCOME:
Equity Earnings                   $ 104     $ 123      $ 22
Non-operational Revenue             187       123        71
Interest and  Miscellaneous
Income                               25        16         2
Gain on Sale of  Frontera
                                     -         73        -
Gain on Sale of Retail
 Electric Provider                  129        -         -
                                  -----     -----      ----

   Total Other Income             $ 445     $ 335      $ 95
                                  =====     =====      ====

OTHER EXPENSES:
Property Taxes and
 Miscellaneous Expenses           $ 142      $ 68      $ 28
Non-operational   Expenses
                                    179        56        49
Fiber Optic and
 Datapult Exit Costs                 -         49        -
Provision for Loss - Airplane
                                     -         14        -
                                  -----     -----      ----

  Total Other Expenses            $ 321     $ 187      $ 77
                                  =====     =====      ====

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

Debt and Preferred Stock - Gains and losses from the reacquisition of debt used to finance domestic regulated electric utility plant are generally deferred and amortized over the remaining term of the reacquired debt in accordance with their rate-making treatment. If debt associated with the regulated business is refinanced, the reacquisition costs attributable to the portions of the business that are subject to cost based regulatory accounting under SFAS 71 are generally deferred and amortized over the term of the replacement debt commensurate with their recovery in rates. Gains and losses on the reacquisition of debt for operations not subject to SFAS 71 are reported as a Loss on Reacquired Debt, an extraordinary item on the Consolidated Statements of Operations of AEP and TCC. See discussion of SFAS 145 in New Accounting Pronouncements section of this note for new treatment effective in 2003.

Debt discount or premium and debt issuance expenses are deferred and amortized utilizing the effective interest rate method over the term of the related debt. The amortization expense is included in interest charges.

Where rates are regulated, redemption premiums paid to reacquire preferred stock of the domestic utility subsidiaries are included in paid-in capital and amortized to retained earnings commensurate with their recovery in rates. The excess of par value over costs of preferred stock reacquired is credited to paid-in capital and amortized to retained earnings consistent with the timing of its inclusion in rates in accordance with SFAS 71.

Goodwill and Intangible Assets - In June 2001, the FASB issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets, affecting AEP and SWEPCo.

SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and established new standards for the recognition of certain identifiable intangible assets, separate from goodwill. We adopted the provisions of SFAS 141 effective July 1, 2001. See Note 12 for further discussion of acquisitions initiated after June 30, 2001 and Note 3 for further discussion of our components of goodwill and intangible assets.

SFAS 142 requires that goodwill and intangible assets with finite useful lives no longer be amortized, but instead tested for impairment at least annually. SFAS 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated lives to the estimated residual values. In accordance with SFAS 142, for all business combinations with an acquisition date before July 1, 2001, we amortized goodwill and intangible assets with indefinite lives through December 2001, and then ceased amortization. The goodwill associated with those business combinations with an acquisition date before July 1, 2001 was amortized on a straight-line basis generally over 40 years except for the portion of goodwill associated with gas trading and marketing activities which was amortized on a straight-line basis over 10 years. In accordance with SFAS 142, for all business combinations with an acquisition date after June 30, 2001, we have not amortized goodwill and intangible assets with indefinite lives. Intangible assets with finite lives continue to be amortized over their respective estimated lives ranging from 5 to 10 years. See Note 3 for total goodwill, accumulated amortization and the impact on operations of the adoption of SFAS 142.

In early 2002, we began testing our goodwill and intangible assets with indefinite useful lives for impairment, in accordance with SFAS 142. See Note 3 for the results of our testing and the corresponding net transitional impairment loss recorded as a Cumulative Effect of Accounting Change during 2002.

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

Comprehensive Income (Loss) - Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income (loss) has two components: net income (loss) and other comprehensive income (loss). There were no material differences between net income and comprehensive income for AEGCo.

Components of Other Comprehensive Income (Loss) - Other comprehensive income
(loss) is included on the balance sheet in the equity section. The following table provides the components that comprise the balance sheet amount in Accumulated Other Comprehensive Income (Loss) for AEP.


                                           December 31,
   Components                       2002      2001      2000
------------------------------------------------------------
                                         (in millions)
Foreign Currency
 Adjustments                        $ 4     $(113)    $ (99)
Unrealized Losses
 On Securities                       (2)       -         -
Unrealized Gain on
 Hedged Derivatives                 (16)       (3)       -
Minimum Pension
 Liability                         (595)      (10)       (4)
                                  -----     -----     -----
                                  $(609)    $(126)    $(103)
                                  =====     =====     =====


Accumulated Other Comprehensive Income (Loss) for AEP registrant subsidiaries as of December 31, 2002 and 2001 is shown in the following table. Registrant subsidiary balances for Accumulated Other Comprehensive Income (Loss) for the year ended December 31, 2000 was zero.

                                        December 31,
   Components                         2002       2001
------------------------------------------------------
                                     (in thousands)
Cash Flow Hedges:
   APCo                             $(1,920)   $ (340)
   CSPCo                               (267)     -
   I&M                                 (286)   (3,835)
   KPCo                                 322    (1,903)
   OPCo                                (738)     (196)
   PSO                                  (42)     -
   SWEPCo                               (48)     -
   TCC                                  (36)     -
   TNC                                  (15)     -
Minimum Pension
 Liability:
   APCo                            $(70,162)   $ -
   CSPCo                            (59,090)     -
   I&M                              (40,201)     -
   KPCo                              (9,773)     -
   OPCo                             (72,148)     -
   PSO                              (54,431)     -
   SWEPCo                           (53,635)     -
   TCC                              (73,124)     -
   TNC                              (30,748)     -

Segment Reporting - The AEP System has adopted SFAS No. 131, which requires disclosure of selected financial information by business segment as viewed by the chief operating decision-maker. See Note 16, "Business Segments" for further discussion and details regarding segments.

Common Stock Options - At December 31, 2002, AEP has two stock-based employee compensation plans with outstanding stock options, which are described more fully in Note 15. AEP accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations. No stock-based employee compensation expense is reflected in AEP's earnings, as all options granted under these plans had exercise prices equal to or above the market value of the underlying common stock on the date of grant. The following table illustrates the effect on AEP's net income (loss) and earnings (loss) per share as if AEP had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

                                     Year Ended December 31,
                                   2002      2001      2000
                                   ----      ----      ----
                                          (in millions
                                      except per share data)

Net Income(Loss), as reported    $ (519)     $ 971     $ 267
Deduct:  Total stock-based
  employee compensation
  expense determined
  under fair value
  based method for
  all awards, net of
  related tax effects               (9)       (12)       (3)
                                ------      -----     -----
Pro forma net income
  (loss)                        $ (528)     $ 959     $ 264
                                ======      =====     =====

Earnings (Loss) per   share:
 Basic - as reported
                                $(1.57)     $3.01     $0.83
                                ======      =====     =====
 Basic - pro forma              $(1.59)     $2.98     $0.82
                                ======      =====     =====

 Diluted -  as reported
                                $(1.57)     $3.01     $0.83
                                ======      =====     =====
 Diluted - pro forma            $(1.59)     $2.97     $0.82
                                ======      =====     =====

Earnings Per Share (EPS) - AEP calculates earnings (loss) per share in accordance with SFAS No. 128, "Earnings Per Share" (see Note 19). Basic earnings
(loss) per common share is calculated by dividing net earnings (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is calculated by adjusting the weighted average outstanding common shares, assuming conversion of all potentially dilutive stock options and awards. The effects of stock options have not been included in the fiscal 2002 diluted loss per common share calculation as their effect would have been anti-dilutive. Basic and diluted EPS are the same in 2002, 2001 and 2000.

AEGCo, APCo, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo, TCC and TNC are wholly-owned subsidiaries of AEP and are not required to report EPS.

Reclassification - Beginning in the fourth quarter of 2002, AEP and its registrant subsidiaries elected to begin netting certain assets and liabilities related to forward physical and financial transactions. This is done in accordance with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" and Emerging Issues Task Force Topic D-43, "Assurance That a Right of Setoff is Enforceable in a Bankruptcy under FASB Interpretation No. 39". Transactions with common counterparties have been netted at the applicable entity level, by commodity and type (physical or financial) where the legal right of offset exists. For comparability purposes, prior periods presented in this report have been netted in accordance with this policy.

Certain additional prior year financial statement items have been reclassified to conform to current year presentation. Such reclassifications had no impact on previously reported net income.

New Accounting Pronouncements

SFAS 142, "Goodwill and Other Intangible Assets", was effective for AEP on January 1, 2002. The adoption of SFAS 142 required the transition testing for impairment of all indefinite lived intangibles by the end of the first quarter 2002 and initial testing of goodwill by the end of the second quarter 2002. In the first quarter 2002, AEP completed testing the goodwill of its domestic operations and its indefinite lived intangible assets and there was no impairment. In the second quarter 2002, AEP completed initial testing for goodwill impairment of the U.K. and Australian retail electricity and supply operations. The fair values of the U.K. and Australia retail electricity and supply operations were estimated using a combination of market values based on recent market transactions and cash flow projections. As a result of that testing, AEP determined that there was a net transitional impairment loss, which is reported as a cumulative effect of a change in accounting principle. See Notes 2, 3, 12 and 13 for further discussion of the actual impairment charges and sales of impaired assets.

SFAS 142 also changed the accounting and reporting for goodwill and other intangible assets. In accordance with SFAS 142 goodwill and indefinite lived intangible assets acquired through acquisition after June 30, 2001 were not amortized. Effective January 1, 2002, amortization related to goodwill and indefinite lived intangible assets acquired before July 1, 2001 ceased. SFAS 142 requires that other intangible assets be separately identified and if they have finite lives, they must be amortized over that life. See Note 3 for amortization lives of AEP's and SWEPCo's intangible assets.

SFAS 143, "Accounting for Asset Retirement Obligations", is effective for AEP on January 1, 2003. SFAS 143 generally applies to legal obligations associated with the retirement of long-lived assets. A company is required to recognize an estimated liability for any legal obligations associated with the future retirement of its long-lived assets. The liability is measured at fair value and is capitalized as part of the related asset's capitalized cost. The increase in the capitalized cost is included in determining depreciation expense over the expected useful life of the asset. The catch-up effect of adopting SFAS 143 will be recorded as a cumulative effect of an accounting change. Additionally, because the asset retirement obligation is recorded initially at fair value, accretion expense (similar to interest) will be recognized each period as an operating expense in the statement of operations.

The regulated entities have an asset retirement obligation associated with nuclear decommissioning costs for the Cook and STP Nuclear Plants (affects I&M and TCC) and possibly other obligations. AEP expects to establish regulatory assets and liabilities that will result in no cumulative effect adjustment of adopting SFAS 143 for the regulated entities.

In addition, the regulated transmission and distribution entities have asset retirement obligations related to the final retirement of certain transmission and distribution lines. There are also underground storage tanks located at various sites throughout the AEP System and PCB's are contained in certain transformer rectifier sets at power plants. The amounts relating to these obligations cannot be determined because the entities are not able to estimate the final retirement dates for these facilities.

In January 2003, the SEC Staff concluded that SFAS 143 also precludes an entity from recording an expense for estimated costs associated with the removal or retirement of assets that result from other than legal obligations. The SEC Staff concluded that amounts that are included in accumulated depreciation related to estimated removal costs arising from other than legal obligations should be written off as part of the cumulative effect of adopting SFAS 143 unless the company is regulated under SFAS 71. Companies regulated under SFAS 71 may continue to include removal costs in depreciation rates but must quantify the removal costs included in accumulated depreciation as regulatory liabilities in footnote disclosure. The AEP registrant subsidiaries that are regulated entities have included estimated removal costs for non-legal retirement obligations in book depreciation rates.

For non-regulated entities, including certain formerly regulated generation facilities, asset retirement obligations associated with wind farms, closure costs associated with power plants in the U.K. and possibly other items will be incurred. Also the amount of removal costs embedded in accumulated depreciation is expected to result in a favorable cumulative effect adjustment to net income. However, AEP and its registrant subsidiaries have not completed their determination of the net effect of these items on first quarter 2003 results of operations upon the adoption of the provisions of this standard.

In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets" which sets forth the accounting to recognize and measure an impairment loss. This standard replaced, SFAS 121, "Accounting for Long-lived Assets and for Long-lived Assets to be Disposed Of." AEP adopted SFAS 144 effective January 1, 2002. The adoption of SFAS 144 did not materially affect AEP's results of operations or financial conditions. See Notes 3 and 13 for discussion of impairments recognized in 2002 by AEP and its registrant subsidiaries, affected by SFAS 144.

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS 145 rescinds SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt", effective for fiscal years beginning after May 15, 2002. SFAS 4 required gains and losses from extinguishment of debt to be aggregated and classified as an extraordinary item if material. In 2003, for financial reporting purposes AEP and TCC will reclassify extraordinary losses net of tax on TCC's reacquired debt of $2 million for 2001.

In October 2002, the Emerging Issues Task Force of the FASB reached a final consensus on Issue No. 02-3, "Recognition and Reporting of Gains and Losses on Energy Contracts under Issues No. 98-10 and 00-17" (EITF 02-3). EITF 02-3 rescinds EITF 98-10 and related interpretive guidance. Under EITF 02-3, mark-to-market accounting is precluded for energy trading contracts that are not derivatives pursuant to SFAS 133. The consensus to rescind EITF 98-10 will also eliminate any basis for recognizing physical inventories at fair value other than as provided by generally accepted accounting principles. The consensus is effective for fiscal periods beginning after December 15, 2002, and applies to all energy trading contracts entered into and inventory purchased through October 25, 2002. Effective January 1, 2003, nonderivative energy contracts are required to be accounted for on a settlement basis and inventory is required to be presented at the lower of cost or market. The effect of implementing this consensus will be reported as a cumulative effect of an accounting change. Such contracts and inventory will continue to be accounted for at fair value through December 31, 2002. Energy contracts that qualify as derivatives will continue to be accounted for at fair value under SFAS 133.

Effective January 1, 2003, EITF 02-3 requires that gains and losses on all derivatives, whether settled financially or physically, be reported in the income statement on a net basis if the derivatives are held for trading purposes. Previous guidance in EITF 98-10 permitted non-financial settled energy trading contracts to be reported either gross or net in the income statement. Prior to the third quarter of 2002, AEP and its registrant subsidiaries recorded and reported upon settlement, sales under forward trading contracts as revenues and purchases under forward trading contracts as purchased energy expenses. Effective July 1, 2002, AEP and its registrant subsidiaries reclassified such forward trading revenues and purchases on a net basis, as permitted by EITF 98-10. The reclassification of such trading activity to a net basis of reporting resulted in a substantial reduction in both revenues and purchased energy expense, but did not have any impact on financial condition, results of operations or cash flows.

Effective July 1, 2002, AEP and its registrant subsidiaries modified their valuation procedures for estimating the fair value of energy trading contracts at inception. Unrealized gain or loss at inception is recognized only when the fair value of a contract is obtained from a quoted market price in an active market or is otherwise evidenced by comparison to other observable market data. Any fair value changes subsequent to the inception of a contract, however, are recognized immediately based on the best market data available. AEP and its registrant subsidiaries now also use such procedures for determining unrealized gain or loss at inception for all derivative contracts.

In June 2002, FASB issued SFAS 146 which addresses accounting for costs associated with exit or disposal activities. This statement supersedes previous accounting guidance, principally EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The timing of recognizing future costs related to exit or disposal activities, including restructuring, as well as the amounts recognized may be affected by SFAS 146. AEP will adopt the provisions of SFAS 146 for exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45) which requires that a liability related to issuing a guarantee be recognized, as well as additional disclosures of guarantees. This new guidance is an interpretation of SFAS Nos. 5, 57 and 107 and a rescission of FIN No. 34. The initial recognition and initial measurement provisions of FIN 45 are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim and annual periods ending after December 15, 2002. We do not expect that the implementation of FIN 45 will materially affect results of operations, cash flows or financial condition. See guarantee details discussed in Note 10.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Under the fair value based method, compensation cost for stock options is measured when options are issued. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent (quarterly) disclosures in financial statements of the effects of stock-based compensation. SFAS 148 is effective for fiscal years ending after December 15, 2002. AEP does not currently intend to adopt the fair value based method of accounting for stock options.

In November 2002, the FASB issued an Invitation to Comment, "Accounting for Stock-Based Compensation: A Comparison of FASB Statement No. 123, Accounting for Stock-Based Compensation, and Its Related Interpretations, and IASB Proposed IFRS, Share-Based Payment." The FASB plans to make a decision in the first quarter of 2003 whether it will begin a more comprehensive reconsideration of the accounting for stock options. This may include revisiting the decision in SFAS 123 allowing companies to disclose the pro forma effects of the fair value based method rather than requiring recognition of the fair value of employee stock options as an expense.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46) which changes the requirements for consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. This new guidance is an interpretation of Accounting Research Bulletin (ARB) No. 51, "Consolidated Financial Statements". The initial recognition and initial measurement provisions of FIN 46 for all enterprises with variable interests in variable interest entities created after January 31, 2003, shall apply the provisions of this Interpretation to those entities immediately. A public entity with variable interests in variable interest entities created before February 1, 2003 shall apply the provisions of this Interpretation no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003.

If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when this Interpretation becomes effective, the enterprise shall disclose the following information in all financial statements initially issued after January 31, 2003, regardless of the date on which the variable interest entity was created:

a. The nature, purpose, size, and activities of the variable interest entity
b. The enterprise's maximum exposure to loss as a result of its involvement with the variable interest entity

AEP and its subsidiaries believe it is reasonably possible that they will be required to consolidate identified variable interest entities as a result of this new guidance. See Notes 9, 22, 23 and 26 for additional disclosures relating to the variable interest entities.

2. Extraordinary Items and Cumulative Effect:

Extraordinary Items - Extraordinary items were recorded for the discontinuance of regulatory accounting under SFAS 71 for the generation portion of the business in the Ohio, Virginia, West Virginia, Texas and Arkansas state jurisdictions. See Note 7 "Customer Choice and Industry Restructuring" for descriptions of the restructuring plans and related accounting effects. OPCo and CSPCo recognized an extraordinary loss for stranded Ohio Public Utility Excise Tax (commonly known as the Gross Receipts Tax - GRT) net of allowable Ohio coal credits during the quarter ended June 30, 2001. This loss resulted from regulatory decisions in connection with Ohio deregulation which stranded the recovery of the GRT. Effective with the liability affixing on May 1, 2001, CSPCo and OPCo recorded an extraordinary loss under SFAS 101. Both Ohio companies appealed to the Ohio Supreme Court the PUCO order on Ohio restructuring that the Ohio companies believe failed to provide for recovery for the final year of the GRT. In April 2002, the Ohio Supreme Court denied recovery of the final year of the GRT.

In October 2001, TCC reacquired $101 million of pollution control bonds in advance of their maturity. Since these pollution control bonds were used to finance unregulated generation assets, a loss of $2 million after-tax was recorded. AEP and its registrant subsidiaries had no extraordinary items in 2002.

The following table shows the components of the extraordinary items reported on AEP's Consolidated Statements of Operations:

                                  Year Ended
                                 December 31,
                                 -----------
                               2002  2001  2000
                               ----  ----  ----
                                (in millions)
Extraordinary Items:
 Discontinuance of Regulatory
 Accounting for Generation:
 Ohio Jurisdiction (Net of Tax
  of $20 million in 2001 and
  $35 Million in 2000)(a)       $ -  $(48) $(44)
 Virginia and West Virginia
   Jurisdictions (Inclusive of
   Tax Benefit of $8 Million)(b)  -     -     9
 Loss on Reacquired Debt
  (Net of Tax of $1 Million
   in 2001)(c)                    -    (2)    -
                                ---- ----  ----

  Extraordinary Items           $ -  $(50) $(35)
                                ==== ====  ====

(a) Relates to AEP, OPCo and CSPCo.
(b) Relates to AEP and APCo.
(c) Relates to AEP and TCC.

Cumulative Effect of Accounting Change - SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized and be tested annually for impairment. The implementation of SFAS 142 resulted in a $350 million net transitional loss for our U.K. and Australian operations and is reported in AEP's Consolidated Statements of Operations as a cumulative effect of accounting change (see Note 3 for further details).

The FASB's Derivative Implementation Group (DIG) issued accounting guidance under SFAS 133 for certain derivative fuel supply contracts with volumetric optionality and derivative electricity capacity contracts. This guidance, effective in the third quarter of 2001, concluded that fuel supply contracts with volumetric optionality cannot qualify for a normal purchase or sale exclusion from mark-to-market accounting and provided guidance for determining when certain option-type contracts and forward contracts in electricity can qualify for the normal purchase or sale exclusion.

For AEP, the effect of initially adopting the DIG guidance at July 1, 2001 was a favorable earnings mark-to-market effect of $18 million, net of tax of $2 million. It was reported as a cumulative effect of an accounting change on AEP's Consolidated Statements of Operations.

3. Goodwill and Other Intangible Assets:

As described in the Significant Accounting Policies footnote, AEP adopted the provisions of SFAS 141 effective July 1, 2001. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and established new standards for the recognition of certain identifiable intangible assets, separate from goodwill. Business combinations initiated after June 30, 2001 (see Note 12 for details) are accounted for utilizing SFAS 141.

SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. SFAS 142 required a two-step impairment test for goodwill. The first step was to compare the carrying amount of the reporting unit's assets to the fair value of the reporting unit. If the carrying amount exceeded the fair value then the second step was required to be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. The impairment loss is the amount by which the recorded goodwill exceeds the implied goodwill. AEP was required to complete a "transitional" impairment test for goodwill as of the beginning of the fiscal year in which the statement was adopted. This transitional impairment test required that AEP complete step one of the goodwill impairment test within six months from the date of initial adoption, or June 30, 2002. In the first quarter 2002, AEP completed the transitional impairment test of goodwill related to domestic operations and indefinite lived intangible assets and concluded that those assets were not impaired.

In the second quarter 2002, AEP completed testing for goodwill impairment on AEP's U.K. and Australian retail electricity and supply operations. The fair values of the U.K. and Australian retail electricity and supply operations were estimated using a combination of market values based on recent market transactions and cash flow projections. As a result of this testing, AEP determined that there was a net transitional impairment loss of $350 million, which was reported in AEP's Consolidated Statements of Operations as a Cumulative Effect of Accounting Change.

SFAS 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated lives to the estimated residual values. In accordance with SFAS 142, for all business combinations initiated before July 1, 2001, AEP amortized goodwill and intangible assets with indefinite lives through December 2001, and then ceased amortization. The goodwill associated with those business combinations with acquisition dates before July 1, 2001 was amortized on a straight-line basis generally over 40 years except for the portion of goodwill associated with gas trading and marketing activities, which was amortized on a straight-line basis over 10 years. Also, in accordance with SFAS 142, for all business combinations with acquisition dates after June 30, 2001, AEP has not amortized goodwill and intangible assets with indefinite lives. Intangible assets with finite lives continue to be amortized over their respective estimated lives ranging from 5 to 10 years.

New reporting requirements imposed by SFAS 142 include the disclosures shown below.



Goodwill

The changes in AEP's the carrying amount of goodwill for the twelve months ended December 31, 2002 by operating segment are:



                                                                                      Energy                        AEP
                                                                     Wholesale       Delivery       Other      Consolidated
                                                                     ---------       --------       -----      ------------
                                                                                         (in millions)
  Balance January 1, 2002                                               $340           $37           $15           $392
  Goodwill acquired                                                        2            -             -               2
  Changes to Goodwill due to purchase price
   adjustments                                                           181            -             -             181
  Non-transitional impairment losses                                    (173)           -            (12)          (185)
  Foreign currency exchange rate changes                                   6            -             -               6
                                                                        ----           ---           ---           ----
  Balance December 31, 2002                                             $356           $37           $ 3           $396
                                                                        ====           ===           ===           ====


Accumulated amortization of goodwill was approximately $22 million and $25 million at December 31, 2002 and 2001, respectively. A decrease of $3 million related principally to the non-transitional impairment of goodwill on Gas Power Systems (see Note 13a).

The transitional impairment loss related to SEEBOARD and CitiPower goodwill, which is reported as a cumulative effect of an accounting change, is excluded from the above schedule. Under SFAS 144, the assets of SEEBOARD and CitiPower, including goodwill and acquired intangible assets no longer subject to amortization, are reported as Assets of Discontinued Operations in AEP's Consolidated Balance Sheets. See Note 12 related to the sale of SEEBOARD and CitiPower.

Changes to goodwill due to purchase price adjustments of $181 million was primarily due to purchase price adjustments related to AEP's acquisition of U.K. Generation. The purchase price adjustments also include adjustments related to the acquisition of Houston Pipe Line Company, MEMCO, Nordic Trading and AEP Coal (see Note 12).

In the first quarter of 2002, AEP recognized a goodwill impairment loss of $12 million for all goodwill related to the acquisition of Gas Power Systems (see
Note 13a).

In the fourth quarter of 2002, AEP prepared its annual goodwill impairment tests. The fair values of the operations were estimated using cash flow projections. There were no goodwill impairments as a result of the annual goodwill impairment tests. However, in the fourth quarter, AEP recognized goodwill impairment losses totaling $173 million related to impairment studies performed on the U.K. Generation assets ($166 million), AEP Coal ($3 million), and Nordic Trading ($4 million). These goodwill impairment studies were triggered by the SFAS 144 asset impairment losses recognized on these operations in the fourth quarter (refer to Note 13). The fair values of these operations were estimated using cash flow projections.

The following tables show the transitional disclosures to adjust AEP's reported net income (loss) and earnings (loss) per share to exclude amortization expense recognized in prior periods related to goodwill and intangible assets that are no longer being amortized.



  Net Income (Loss)                                                                               Year Ended December 31,
                                                                                                  -----------------------
                                                                                              2002         2001        2000
                                                                                              ----         ----        ----
                                                                                                      (in millions)
  Reported Net Income (Loss)                                                                 $(519)       $  971        $267
  Add back: Goodwill amortization (a)                                                          -              39          39
  Add back: Amortization for intangibles with indefinite
   lives under SFAS 142 (b)                                                                    -               8           9
                                                                                             -----        ------        ----
  Adjusted Net Income (Loss)                                                                 $(519)       $1,018        $315
                                                                                             =====        ======        ====


                                                                                                    Twelve Months Ended
  Earnings (Loss) Per Share (Basic and Dilutive)                                                        December 31,
                                                                                                    -------------------

                                                                                             2002          2001         2000
                                                                                             ----          ----         ----
  Reported Earnings (Loss) per Share                                                        $(1.57)       $3.01        $0.83
  Add back: Goodwill amortization (c)                                                          -           0.12         0.12
  Add back: Amortization for intangibles with
   indefinite lives under SFAS 142 (d)                                                         -           0.02         0.03
                                                                                            ------        -----        -----
  Adjusted Earnings (Loss) per Share                                                        $(1.57)       $3.15        $0.98
                                                                                            ======        =====        =====


(a) This amount includes $34 million and $37 million in 2001 and 2000 related to Seeboard and CitiPower amortization expense included in Discontinued Operations on AEP's Consolidated Statements of Operations.
(b) The amounts shown for 2001 and 2000 relate to CitiPower amortization expense included in Discontinued Operations on AEP's Consolidated Statements of Operations.
(c) This amount includes $0.10 and $0.11 in 2001 and 2000 related to Seeboard and CitiPower amortization expense included in Discontinued Operations on AEP's Consolidated Statements of Operations.
(d) The amounts shown for 2001 and 2000 relate to CitiPower amortization expense included in Discontinued Operations on AEP's Consolidated Statements of Operations.

Acquired Intangible Assets

Acquired intangible assets subject to amortization are $37 million at December 31, 2002 and $33 million at December 31, 2001, net of accumulated amortization. Of those amounts, $25 million and $33 million at December 31, 2002 and 2001, relate to SWEPCo. The gross carrying amount, accumulated amortization and amortization life by major asset class are:



                                                    December 31, 2002                        December 31, 2001
                                                           Gross                          Gross
                                      Amortization       Carrying  Accumulated           Carrying       Accumulated
                                           Life           Amount   Amortization           Amount        Amortization
                                      ------------       --------  ------------          -------        ------------
                                       (in years)            (in millions)                       (in millions)
   Dolet Hills    Advanced
    Royalties (SWEPCo)                      10              $35           $5              $35                  $2
   Less: Adjustment   Due to
   Purchase   Price
   Reallocation
    (SWEPCo)                                                  6            1                -                   -
   Trade name and
    Administration of
   Contracts                                 7                2            -                -                   -
   Unpatented
    Technology                              10               10            -                -                   -
                                                            ---           --              ---                  --
   Totals                                                   $41           $4              $35                  $2
                                                            ===           ==              ===                  ==



Amortization of intangible assets (primarily SWEPCo) was $2 million for the twelve months ended December 31, 2002. AEP's estimated aggregate amortization expense is $4 million for each year 2003 through 2008. SWEPCo's estimated aggregate amortization expense (included in AEP's estimated amount) is $3 million for each year 2003 through 2008.

AEP's acquired intangible assets no longer subject to amortization were comprised of retail and wholesale distribution licenses for CitiPower operating franchises. The licenses were being amortized on a straight-line basis over 20 and 40 years for the retail and wholesale licenses, respectively. In accordance with SFAS 144, the assets of CitiPower, including acquired intangible assets no longer subject to amortization, are reported as Assets of Discontinued Operations on one line in AEP's Consolidated Balance Sheets. See Note 12 related to the sale of CitiPower.

4. Merger:

On June 15, 2000, AEP merged with CSW so that CSW became a wholly-owned subsidiary of AEP. Under the terms of the merger agreement, approximately 127.9 million shares of AEP Common Stock were issued in exchange for all the outstanding shares of CSW Common Stock based upon an exchange ratio of 0.6 share of AEP Common Stock for each share of CSW Common Stock.

The merger was accounted for as a pooling of interests. Accordingly, AEP's consolidated financial statements give retroactive effect to the merger, with all periods presented as if AEP and CSW had always been combined. Certain reclassifications have been made to conform the historical financial statement presentation of AEP and CSW. Effective January 2003, the legal name of CSW was changed to AEP Utilities, Inc.

In connection with the merger, $10 million ($7 million after tax), $21 million ($14 million after tax) and $203 million ($180 million after tax) of non-recoverable merger costs were expensed in 2002, 2001 and 2000. Such costs included transaction and transition costs not recoverable from ratepayers. Also included in the merger costs were non-recoverable changes in control payments. Merger transaction and transition costs of $52 million recoverable from ratepayers were deferred pursuant to state regulator approved settlement agreements through December 31, 2002. The deferred merger costs are being amortized over five to eight year recovery periods, depending on the specific terms of the settlement agreements, with the amortization ($8 million, $8 million and $4 million for the years 2002, 2001 and 2000) included in depreciation and amortization expense.

The following tables show the deferred merger cost and amortization expense of the applicable subsidiary registrants:

                              Amortization
            Merger Cost       Expense for the
            Deferral at       Year Ended
           December 31, 2002    December 31, 2002
           -----------------    -----------------
                           (in millions)
I&M              $8.2                $1.7
KPCo              2.9                 0.6
PSO               5.0                 1.6
SWEPCo            3.9                 1.1
TCC               9.1                 2.6
TNC               2.7                 0.8

                              Amortization
            Merger Cost       Expense for the
            Deferral at       Year Ended
           December 31, 2001    December 31, 2001
           -----------------    -----------------
                           (in millions)
I&M              $ 9.1               $1.7
KPCo               3.2                0.6
PSO                6.6                1.2
SWEPCo             5.0                1.1
TCC               11.8                2.6
TNC                3.5                0.8

                              Amortization
            Merger Cost       Expense for the
            Deferral at       Year Ended
           December 31, 2000    December 31, 2000
           -----------------    -----------------
                           (in millions)
I&M              $ 6.9               $0.7
KPCo               2.5                0.3
PSO                7.9                0.5
SWEPCo             6.1                0.5
TCC               14.4                1.3
TNC                4.2                0.4

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

Summary of key provisions of Merger Rate Agreements:

State/Company Ratemaking Provisions

Texas - SWEPCo, TCC, TNC   $221 million rate reduction over 6 years.
                           No base rate increases for 3 years post merger.

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

Arkansas - SWEPCo          Rate reductions of $6 million
                           over 5 years.

Louisiana - SWEPCo         Rate reductions to share merger savings estimated
                           to be $18 million over 8 years. Base rate cap until June 2005.

If actual merger savings are significantly less than the merger savings rate reductions required by the merger settlement agreements in the eight-year period following consummation of the merger, future results of operations, cash flows and possibly financial condition could be adversely affected.

See Note 9, "Commitments and Contingencies" for information on a court decision concerning the merger.

5. Nuclear Plant Restart:

I&M completed the restart of both units of the Cook Plant in 2000. Cook Plant is a 2,110 MW two-unit plant owned and operated by I&M under licenses granted by the NRC. I&M shut down both units of the Cook Plant, in September 1997, due to questions regarding the operability of certain safety systems that arose during a NRC architect engineer design inspection.

Settlement agreements in the Indiana and Michigan retail jurisdictions that address recovery of Cook Plant related outage costs were approved in 1999. The IURC approved a settlement agreement that resolved all matters related to the recovery of replacement energy fuel costs and all outage/restart costs and related issues during the extended outage of the Cook Plant. The MPSC approved a settlement agreement for two open Michigan power supply cost recovery reconciliation cases that resolved all issues related to the Cook Plant extended outage. The settlement agreements allowed:

o Deferral of $200 million of non-fuel nuclear operation and maintenance (O&M) costs for amortization over five years ending December 31, 2003,
o Deferral of certain unrecovered fuel and power supply costs for amortization over five years ending December 31, 2003,
o A freeze in base rates through December 31, 2003 and a fixed fuel recovery charge through March 1, 2004 in the Indiana jurisdiction,
o A freeze in base rates and fixed power supply costs recovery factors until January 1, 2004 for the Michigan jurisdiction.

The amount of costs and deferrals charged to other operation and maintenance expenses were as follows:

                                    Year Ended December 31,
                                    2002     2001     2000
                                    ----     ----     ----

Costs Incurred                       $-       $ 1      $297
Amortization of Deferrals             40       40        40
                                   -  --   -   --   --   --

Charged to O&M Expense               $40      $41      $337
                                     ===      ===      ====

At December 31, 2002 and 2001, deferred O&M costs of $40 million and $80 million, respectively, remained in Regulatory Assets to be amortized through 2003. Also pursuant to the settlement agreements, accrued fuel-related revenues of $38 million were amortized as a reduction of revenues in each of 2002, 2001 and 2000. At December 31, 2002 and 2001, fuel-related revenues of $37 million and $75 million, respectively, were included in Regulatory Assets and will be amortized through December 31, 2003 for both jurisdictions.

The amortization of O&M costs and fuel-related revenues deferred under Indiana and Michigan retail jurisdictional settlement agreements will adversely affect results of operations through December 31, 2003 when the amortization period ends. The annual amortization of O&M costs and fuel-related revenue deferrals is approximately $78 million.


6. Rate Matters:

Texas Fuel - Affecting AEP, SWEPCo, TCC and TNC

Prior to the start of retail competition in ERCOT on January 1, 2002, fuel recovery for Texas utilities was a multi-step procedure. When fuel costs changed, utilities filed with the PUCT for authority to adjust fuel factors. If a utility's prior fuel factors resulted in material over-recovery or under-recovery of fuel costs, the utility would also request a refund or surcharge factor to refund or collect those amounts. While fuel factors were intended to recover fuel costs, final settlement of these amounts was subject to reconciliation and approval by the PUCT.

Fuel reconciliation proceedings determine whether fuel costs incurred during the reconciliation period were reasonable and necessary. All fuel costs incurred since the prior reconciliation date are subject to PUCT review and approval. If material amounts are determined to be unreasonable and ordered to be refunded to customers, results of operations and cash flows would be negatively impacted.

According to Texas Restructuring Legislation, fuel cost in the Texas jurisdiction after 2001 is no longer subject to PUCT review and reconciliation. During 2002, TCC and TNC filed final fuel reconciliations with the PUCT to reconcile their fuel costs through the period ending December 31, 2001. The ultimate recovery of deferred fuel balances at December 31, 2001 will be decided as part of their 2004 true-up proceedings. See discussion of TCC and TNC fuel reconciliations below.

In October 2001, the PUCT delayed the start of customer choice in the SPP area of Texas. All of SWEPCo's Texas service territory and a small portion of TNC's service territory are in SPP. SWEPCo's existing Texas fuel cost recovery procedures will continue until competition begins. SWEPCo will continue to set fuel factors and determine final fuel costs in fuel reconciliation proceedings during the SPP delay period. The PUCT has ruled that TNC fuel factors in the SPP area will be based upon the price-to-beat fuel factors offered by the retail electric provider in the ERCOT portion of TNC's service territory. TNC transferred its SPP customers to Mutual Energy SWEPCo effective December 1, 2002. TNC filed in 2002 with the PUCT to determine the most appropriate method to reconcile fuel costs in TNC's SPP area and a decision is expected by mid 2003.

Under Texas restructuring, customer choice to select a retail electric provider began January 1, 2002. Sales to customers using 1 MW or less will be at fixed base rates during a transition period from 2002 through 2006. As discussed in
Note 12 "Acquisitions, Dispositions and Discontinued Operations", AEP sold its Texas retail electric providers (REP) and their retail customers in December 2002.

The former AEP subsidiaries serving as REPs for the ERCOT area filed with the PUCT in May 2002 to increase the fuel portion of their price-to-beat rate in compliance with the Texas Restructuring Legislation and the PUCT's rules. The Texas legislation provides for the adjustment of the fuel portion of the rate up to twice annually to reflect significant changes in the market price of natural gas and purchased energy used to serve retail customers using NYMEX natural gas prices. On July 15, 2002, the PUCT required further hearings to reconsider the validity of their existing rules for fuel factor adjustments. On July 24, 2002, the Texas REPs filed a petition with the District Court seeking an injunction commanding the PUCT to proceed to a final order based on the existing rules and prohibiting the PUCT from conducting a remand proceeding. The District Court issued an order on August 9, 2002 requiring the PUCT to comply with the existing rules. On August 26, 2002, the PUCT issued an order approving a 22% increase to the fuel portion of the price-to-beat rates effective immediately for both REPs. The PUCT order approving the 22% increase has been appealed by parties opposing the price-to-beat adjustment. With the sale of the REPs to Centrica in December 2002, Centrica is responsible for these appeals. Any adverse ruling from the appeal could impact TCC and TNC by requiring refunds for the time period AEP served the retail customers prior to the sale to Centrica (January 2002 to December 2002).


TCC Fuel Reconciliation  - Affecting AEP and TCC

In December 2002, TCC filed with the PUCT to reconcile fuel costs and to defer its over-recovery of fuel for inclusion in the 2004 true-up proceeding. This reconciliation for the period of July 1998 through December 2001 will be the final fuel reconciliation. At December 31, 2001, the over-recovery balance for TCC was $63.5 million including interest. During the reconciliation period, TCC incurred $1.6 billion of eligible fuel and fuel-related expenses. Recommendations from intervening parties are expected in April 2003 with hearings scheduled in May 2003. A final order is expected in late 2003. An adverse ruling from the PUCT could have a material impact on future results of operations, cash flows and financial condition. Additional information regarding the 2004 true-up proceeding for TCC can be found in Note 8 "Customer Choice and Industry Restructuring".

TNC Fuel Reconciliation - Affecting AEP and TNC

In June 2002, TNC filed with the PUCT to reconcile fuel costs and to defer any unrecovered portion applicable to retail sales within its ERCOT service area for inclusion in the 2004 true-up proceeding. This reconciliation for the period of July 2000 through December 2001 will be the final fuel reconciliation for TNC's ERCOT service territory. At December 31, 2001, the under-recovery balance associated with TNC's ERCOT service area was $27.5 million including interest. During the reconciliation period, TNC incurred $293.7 million of eligible fuel costs serving both ERCOT and SPP retail customers. TNC also requested authority to surcharge its SPP customers. TNC's SPP customers will continue to be subject to fuel reconciliations until competition begins in SPP. The under-recovery balance at December 31, 2001 for TNC's service within SPP was $0.7 million including interest.

In October 2002, the filing was split into two phases for hearing purposes. The first phase examined all components of the filing except for AEP trading activities and the associated margins that flow back to customers as an offset to fuel costs consistent with the PUCT - approved Texas merger settlement. Intervenors filed testimony in the first phase recommending that up to $25 million of TNC's requested retail eligible fuel recovery be disallowed and hearings were held on October 23, 2002. TNC disputed the recommendations. On October 21, 2002, the PUCT Staff and Office of Public Utility Counsel (OPC) filed a joint Motion for Summary Decision related to the second phase issue and requested that approximately $18.5 million of TNC's retail eligible fuel recovery be disallowed without a hearing. On November 8, 2002, the administrative law judges (ALJs) in the case denied the motion. The intervenors filed testimony on October 29, 2002 in the second phase recommending that up to $34 million of TNC's requested retail eligible fuel recovery be disallowed. The intervenors recommended disallowance includes the amount sought in the October 21 Motion for Summary Decision. The total intervenor recommended retail disallowance is approximately $59 million. Hearings for the second phase were held on November 13-14, 2002. On February 3, 2003, TNC filed a motion to reopen the evidentiary record and include a decrease to retail eligible fuel costs of $1.3 million, including interest, to reflect final resettlement revenues and expenses from ERCOT for the period August through December 2001 (see discussion in Fuel and Purchased Power below). The PUCT is expected to issue a final order in this case by mid 2003. An adverse ruling from the PUCT could have a material impact on future results of operations, cash flows and financial condition.

ERCOT Over-scheduling - Affecting AEP, TCC and TNC

ERCOT began serving as a central control center for all of ERCOT at the end of July 2001 when ERCOT became a single control area. Qualified scheduling entities
(QSE) schedule loads and resources for ERCOT market participants including power generation companies and retail electric providers. In August 2001, ERCOT incurred substantial costs for managing transmission in its north zone. The costs incurred by ERCOT to manage congestion are shared by all ERCOT QSEs. In late 2001, the PUCT initiated an investigation of the impact of scheduling of electric loads and resources by QSEs during August 2001. The PUCT's investigation determined that a substantial amount of the congestion charges were the result of QSEs, including AEP's QSE, scheduling more resources than required to meet their actual load requirements in the ERCOT north zone. AEP's QSE over-scheduled resources due to an error in the allocation of estimated load requirements between ERCOT congestion zones. Pursuant to the PUCT's investigation, QSEs, including AEP's QSE, agreed to a settlement that provides for the refund of payments received for adjusting resource schedules for congestion. The settlement was approved by the PUCT in November 2002. The settlement recognizes that the scheduling errors were associated with the start up of the ERCOT competitive market. AEP's QSE paid $3.2 million to ERCOT and received $1.7 million from ERCOT in congestion refunds for a net payment of $1.5 million. Payments were assigned to TNC and the refunds were allocated to TCC and TNC. TNC incurred a net cost of $2.8 million and TCC received a refund of $1.3 million. The TNC payment and TCC refund have been reflected in the final fuel reconciliation filings for each company. However, intervening parties have objected to the inclusion of the TNC payment in its final fuel reconciliation. Recommendations from intervening parties in the TCC proceeding are not expected until April 2003. An adverse ruling from the PUCT would impact future results of operations, cash flows and financial condition.

Texas Transmission Rates - Affecting AEP, TCC and TNC

On June 28, 2001, the Supreme Court of Texas ruled that the transmission pricing mechanism created by the PUCT in 1996 and used for the period January 1, 1997 through August 31, 1999 was invalid. The court upheld an appeal filed by unaffiliated Texas utilities that the PUCT exceeded its statutory authority to set such rates during that period. TCC and TNC were not parties to the case. However, the companies' transmission sales and purchases were priced using the invalid rates. It is unclear what action the PUCT will take to respond to the court's ruling. If the PUCT changes rates retroactively, the result could have a material unfavorable impact on results of operations and cash flows for TCC and TNC.

FERC Wholesale Fuel Complaints - Affecting AEP and TNC

In May 2000, certain TNC wholesale customers filed a complaint with FERC alleging that TNC had overcharged them through the fuel adjustment clause for certain purchased power costs related to 1999 unplanned outages at TNC's Oklaunion generation station. In November 2001, certain TNC wholesale customers filed an additional complaint at FERC asserting that since 1997 TNC had billed wholesale customers for not only the 1999 Oklaunion outage costs, but also certain additional costs that are not permissible under the fuel adjustment clause.

In December 2001, FERC issued an order requiring TNC to refund, with interest, amounts associated with the May 2000 complaint that were previously billed to wholesale customers. The effects of this order were recorded in 2001. In response to the November 2001 complaint, negotiations to settle the complaint and update the contracts are continuing. In March 2002, TNC recorded a provision for refund of $2.2 million before income taxes. The actual refund and final resolution of this matter could differ materially from this estimate and may have a negative impact on future results of operations, cash flows and financial condition.

FERC Transmission Rates - Affecting AEP, PSO, SWEPCo, TCC and TNC

In November 2001, FERC issued an order resulting from a remand by an appeals court of a tariff compliance filing order issued in 1998 that had been appealed by certain customers. The order required PSO, SWEPCo, TCC and TNC to submit revised open access transmission tariffs and calculate and issue refunds for overcharges from January 1, 1997. In July 2002, FERC approved a revised open access transmission tariff and refunds of $1.3 million were issued to unaffiliated entities.

Under FERC rules, the new tariffs resulted in a reallocation of previously received transmission revenues among affiliates resulting in the following income statement impact:

                              Increase (Decrease) Revenues
                              ----------------------------
                              2001        2002      Total
                                     (in millions)

PSO                         $ 2.8        $ 2.5     $ 5.3

SWEPCo                        3.2          2.8       6.0

TCC                          (6.0)        (2.8)     (8.8)

TNC                          (2.6)        (1.2)     (3.8)
                            -----        -----     -----

AEP Total                   $(2.6)       $ 1.3     $(1.3)
                            =====        =====     =====


Fuel and Purchased Power - Affecting AEP, PSO, SWEPCo, TCC and TNC

PSO has Under-Recovered Fuel Costs of $75.7 million at December 31, 2002, representing fuel and purchased power costs recorded but not yet collected from retail customers in Oklahoma. The first significant item causing the under-recovery is approximately $44 million in reallocation of purchased power costs for periods prior to January 1, 2002, as described below. The other significant item impacting the under-recovered fuel costs are natural gas price increases that were not expected when PSO set its quarterly factors during 2002. The Corporation Commission of the State of Oklahoma (OCC) is currently reviewing the reasons for the large under-recovered balance.

The AEP West electric operating companies' power is dispatched real-time on an economic basis and is later allocated among the AEP West electric operating companies using the Interchange Cost Reconstruction (ICR) system based on dispatch information from internal and external sources. ICR is designed to allocate the cost of power under the terms and conditions of the AEP West Operating Agreement. During 2002, two ICR adjustments were made. The adjustments were related to a 2002 true-up and a reallocation of years prior to 2002.

During the third quarter of 2002, AEP reallocated purchased power costs among the four AEP West electric operating companies for the periods prior to January 1, 2002 (the ICR Adjustments). The effects of the reallocation on pre-tax income were insignificant to PSO and TCC and increased pre-tax income at SWEPCo and TNC by $2.4 million and $1.9 million, respectively.

The formation of the ERCOT single control zone increased the need for data estimation and true-up which has resulted in extended true-up periods associated with allocations being performed on estimated data. ERCOT can make adjustments to companies' settlements for up to six months. A true-up process for 2002 was completed and recorded in the fourth quarter of 2002 resulting in insignificant changes in PSO's and SWEPCo's pre-tax income. TCC's pre-tax income was reduced by $3.7 million and TNC's pre-tax income was increased by $4.8 million. As ERCOT notifies TCC and TNC of further adjustments, they will be recorded.

PSO implemented new fuel rates in December 2002 following the OCC's review and approval. The new fuel factors were designed to recover estimated fuel costs for the next three months and to begin recovery of the under-recovered amount. Recovery of the under-recovered amount is expected to occur over several months and is subject to OCC review and approval.

For SWEPCo, the true-up process described above and the ICR Adjustments resulted in a net increase in fuel costs recoverable from customers of $8 million included in Regulatory Assets on AEP's and SWEPCo's Consolidated Balance Sheets. The amount is recoverable from customers pursuant to the applicable fuel recovery mechanisms and review of the state regulatory commissions in Arkansas, Louisiana and Texas.

To the extent the OCC and/or the AEP West Commissions regulating SWEPCo do not permit recovery of the revised fuel and purchased power costs, there could be an adverse effect on results of operations and cash flows.

PSO Rate Review - Affecting AEP and PSO

In February 2003, the Director of the OCC filed an application requiring PSO to file all documents necessary for a general rate review before August 1, 2003. Management is unable to predict the result of this review as the documents and data have not been assembled.

Louisiana Compliance Filing - Affecting AEP and SWEPCo

On October 15, 2002, SWEPCo filed with the Louisiana Public Service Commission
(LPSC) detailed financial information typically utilized in a revenue requirement filing, including a jurisdictional cost of service. This filing was required by the LPSC as a result of their order approving the merger between AEP and CSW. The LPSC's merger order also provides that SWEPCo's base rates are capped at the present level through mid 2005. The filing indicates that SWEPCo's current rates should not be reduced. If the LPSC disagrees with our conclusion, they could order SWEPCo to file all documents for a full cost of service revenue requirement review in order to determine whether SWEPCo's capped rates should be reduced which would adversely impact results of operations and cash flows.

FERC Long-term Contracts - Affecting AEP and AEP East and AEP West companies

In September 2002, the FERC voted to hold hearings to consider requests from certain wholesale customers located in Nevada and Washington to break long-term contracts which they allege are "high-priced". At issue are long-term contracts entered during the California energy price spike in 2000 and 2001. The complaints allege that AEP sold power at unjust and unreasonable prices. The FERC delayed hearings to allow the parties to hold settlement discussions. In January 2003, the FERC settlement judge assigned to the case indicated that the parties' settlement efforts were not progressing and he recommended that the complaint be placed back on the schedule for a hearing. In February 2003, AEP and one of our customers agreed to terminate their contract with the customer withdrawing its FERC complaint.

In a similar complaint, a FERC administrative law judge (ALJ) ruled in favor of AEP and dismissed, in December 2002, a complaint filed by two Nevada utilities. In 2000 and 2001, AEP agreed to sell power to the utilities for future delivery. In late 2001, the utilities filed complaints that the prices for power supplied under those contracts should be lowered because the market for power was allegedly dysfunctional at the time such contracts were entered. The ALJ rejected the utilities' complaint, held that the markets for future delivery were not dysfunctional, and that the utilities had failed to demonstrate that the public interest required that changes be made to the contracts. The ALJ's order is preliminary and is subject to review by the FERC. The FERC will likely rule on the ALJ's order in 2003. Management is unable to predict the outcome of these proceedings or their impact on results of operations.

Environmental Surcharge Filing - Affecting AEP and KPCo

In September 2002, KPCo filed with the KPSC to revise its environmental surcharge tariff to recover the cost of emissions control equipment being installed at Big Sandy Plant. See NOx Reductions in Note 9 "Commitments and Contingencies".

The surcharge request, as filed, would increase annual revenues by approximately $21 million and must be approved by the KPSC before its inclusion in customers' bills. If the KPSC does not approve an increase in the environmental surcharge, results of operations and cash flows would be negatively impacted.

7. Effects of Regulation:

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

When the generation portion of the business in Arkansas, Ohio, Texas, Virginia and West Virginia no longer met the requirements to apply SFAS 71, net regulatory assets were written off for that portion of the business unless they were determined to be recoverable as a stranded cost through regulated distribution rates or wire charges in accordance with SFAS 101 and EITF 97-4. In the Ohio and West Virginia jurisdictions generation-related regulatory assets that are recoverable through transition rates have been transferred to the distribution portion of the business and are being amortized as they are recovered through charges to regulated distribution customers. These assets are classified as "transition regulatory assets". As discussed in Note 8, "Customer Choice and Industry Restructuring" the Virginia SCC ordered the generation-related regulatory assets in the Virginia jurisdiction to remain with the generation portion of the business. Generation-related regulatory assets in the Virginia jurisdiction are being amortized concurrent with their recovery through capped rates. These assets are also classified as "transition regulatory assets." The Texas jurisdiction generation-related regulatory assets that are eligible for recovery through securitization have been classified as "regulatory assets designated for or subject to securitization." See Note 8 "Customer Choice and Industry Restructuring" for further details.

AEP's recognized regulatory assets and liabilities are comprised of the following at:

                                               December 31,
                                               -----------
                                             2002       2001
                                             ----       ----
                                             (in millions)
Regulatory Assets:
  Amounts Due From Customers
   For Future Income Taxes                 $  791     $  814
  Transition Regulatory Assets                743        847
  Regulatory Assets
   Designated for or Subject to
   Securitization                             336        959
  Texas Wholesale Clawback (a)                262        -
  Deferred Fuel Costs                         143        139
  Unamortized Loss on
   Reacquired Debt                             83         99
  Cook Plant Restart Costs                     40         80
  DOE Decontamination and
   Decommissioning
   Assessment                                  26         31
  Other                                       264        193
                                           ------     ------
Total Regulatory Assets                    $2,688     $3,162
                                           ======     ======

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                             $  455     $ 491
  Texas Retail Clawback (a)                    66       -
  Other                                       419       393
                                           ------     -----
Total Regulatory Liabilities               $  940     $ 884
                                           ======     =====

(a) See "Texas Restructuring" section of Note 8.


The recognized regulatory assets and liabilities for the registrant subsidiaries are of two types: those earning a return and those not earning a return. Items not earning a return have their recovery period end date indicated. Regulatory assets and liabilities are comprised of the following items:

                                             AEGCo                            APCo
                                ------------------------------   ------------------------------
                                                     Recovery/                        Recovery/
                                                      Refund                           Refund
                                   2002      2001     Period       2002       2001     Period
                                   ----      ----    --------      ----       ----    --------
                                                          (in thousands)
Regulatory Assets:
  Amounts Due From
   Customers For Future
   Income Taxes                                                $209,884    $189,794  Note 1
  Transition - Regulatory
   Assets Virginia                                               39,670      46,981  Jun. 2007
  Transition - Regulatory
   Assets West Virginia                                         119,038     127,998  Jun. 2011
  Deferred Fuel Costs                                             5,367      11,732
  Unamortized Loss on
   Reacquired Debt              $ 4,970  $ 5,207     Note 2       9,147      10,421  Note 2
  Deferred Storm Damage                                            -              6
  Other                                                          12,447      10,451  Note 3
                                -------  -------               --------    --------
Total Regulatory Assets         $ 4,970  $ 5,207               $395,553    $397,383
                                =======  =======               ========    ========

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                  $52,943  $56,304     Note 4       $ 33,691 $ 38,328  Note 4
  WV Rate Stabilization                                             75,601   75,601  Note 5
  Amounts Due To Customers
   For Future Income Taxes       16,670   22,725     Note 1
  Other                                                                 72      112  Note 3
                                -------  -------                  -------- --------
Total Regulatory Liabilities    $69,613  $79,029                  $109,364 $114,041
                                =======  =======                  ======== ========


Note 1: This amount fluctuates from month to month and has no fixed recovery/refund period.
Note 2: Unamortized loss on reacquired debt varies in its recovery period for each registrant and ranges from one to thirty-six years recovery period across all registrants. Note 3: Other may include items not earning a return and would have various recovery/refund periods. Note 4: Generally amortized over the life of the related plant assets as approved by the various state commissions. Note 5: Amortization will be determined by the WVPSC to offset market prices.



                                             CSPCo                           I&M
                               -------------------------------  -------------------------------
                                                     Recovery/                        Recovery/
                                                      Refund                           Refund
                                   2002      2001     Period       2002      2001      Period
                                   ----      ----    --------      ----      ----     --------
                                                        (in thousands)
Regulatory Assets:
  Amounts Due From Customers
   For Future Income Taxes     $ 26,290   $ 28,361  Note 1      $163,928     $171,605  Note 1
  Transition - Regulatory
   Assets                       204,961    223,830  Dec. 2008
  Deferred Fuel Costs                                             37,501       75,002  Dec. 2003
  Unamortized Loss on
   Reacquired Debt                5,978      7,010  Note 2        14,994       16,255  Note 2
  Cook Plant Restart Costs                                        40,000       80,000  Dec. 2003
  Incremental Nuclear Refueling
   Outage Expenses (Net)                                          29,572        2,995  Note 5
  DOE Decontamination and
   Decommissioning Assessment                                     23,375       27,784  Dec. 2008
  Other                          20,453      3,066  Note 3        38,842       35,286  Note 3
                               --------   --------              --------     --------
Total Regulatory Assets        $257,682   $262,267              $348,212     $408,927
                               ========   ========              ========     ========

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                 $ 33,907  $ 37,176   Note 4      $ 97,709     $105,449  Note 4
  Other                            -           31   Note 3        65,983       52,479  Note 3
                               --------  --------               --------     --------
Total Regulatory Liabilities   $ 33,907  $ 37,207               $163,692     $157,928
                               ========  ========               ========     ========


Note 1: This amount fluctuates from month to month and has no fixed recovery period.
Note 2: Unamortized loss on reacquired debt varies in its recovery period for each registrant and ranges from one to thirty-six years recovery period across all registrants. Note 3: Other may include items not earning a return and would have various recovery/refund periods. Note 4: Generally amortized over the life of the related plant assets as approved by the various state commissions. Note 5: Amortized over the period beginning with the commencement of an outage and ending with the beginning of the next outage.



                                              KPCo                             OPCo
                                  ------------------------------   ----------------------------
                                                     Recovery/                        Recovery/
                                                      Refund                           Refund
                                   2002      2001     Period       2002       2001     Period
                                   ----      ----    --------      ----       ----    --------
                                                        (in thousands)
Regulatory Assets:
  Amounts Due From Customers
   For Future Income Taxes      $ 87,261   $83,027    Note 1     $165,106   $186,740  Note 1
  Transition - Regulatory
   Assets                                                         375,409    442,707  Dec. 2007
  Deferred Fuel Costs               -        1,542
  Unamortized Loss on
   Reacquired Debt                   152        51    Note 2        4,899      5,502  Note 2
  Other                           14,563    13,072    Note 3       23,227      9,676  Note 3
                                --------   -------               --------   --------
Total Regulatory Assets         $101,976   $97,692               $568,641   $644,625
                                ========   =======               ========   ========

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                  $  9,165   $10,405    Note 4     $ 18,748   $ 21,925  Note 4
  Other                           12,152     6,551    Note 3        1,237      1,237  Note 3
                                --------   -------               --------   --------
Total Regulatory Liabilities    $ 21,317   $16,956               $ 19,985   $ 23,162
                                ========   =======               ========   ========


Note 1: This amount fluctuates from month to month and has no fixed recovery period.
Note 2: Unamortized loss on reacquired debt varies in its recovery period for each registrant and ranges from one to thirty-six years recovery period across all registrants. Note 3: Other may include items not earning a return and would have various recovery/refund periods. Note 4: Generally amortized over the life of the related plant assets as approved by the various state commissions.



                                              PSO                             SWEPCo
                                  -----------------------------   ------------------------------
                                                     Recovery/                        Recovery/
                                                      Refund                          Refund
                                   2002      2001     Period       2002       2001    Period
                                   ----      ----    --------      ----       ----   --------
                                                        (in thousands)
Regulatory Assets:
  Amounts Due From
   Customers For Future
   Income Taxes                                                  $ 19,855   $ 16,532  Note 1
  Deferred Fuel Costs           $ 76,470    $   756   Note 1        2,865      8,839  Note 1
  Unamortized Loss on
   Reacquired Debt                11,138     12,381   Note 2       17,031     20,045  Note 2
  Other                           15,012     22,683   Note 3       12,347     15,731  Note 3
                                --------    -------              --------   --------
Total Regulatory Assets         $102,620    $35,820              $ 52,098   $ 61,147
                                ========    =======              ========   ========

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                  $ 32,201    $33,992   Note 4     $ 44,190   $ 48,714  Note 4
  Ammounts Due To Customers
   For Future Income Taxes        27,893     26,085   Note 1
  Deferred Fuel Costs               -         9,476   Note 1       17,226      5,487  Note 1
  Other                            4,391     22,444   Note 3        7,094     10,889  Note 3
                                --------    -------              --------   --------
Total Regulatory Liabilities    $ 64,485    $91,997              $ 68,510   $ 65,090
                                ========    =======              ========   ========



Note 1: This amount fluctuates from month to month and has no fixed recovery/refund period.
Note 2: Unamortized loss on reacquired debt varies in its recovery period for each registrant and ranges from one to thirty-six years recovery period across all registrants. Note 3: Other may include items not earning a return and would have various recovery/refund periods. Note 4: Generally amortized over the life of the related plant assets as approved by the various state commissions.



                                              TCC                             TNC
                                  ----------------------------   -------------------------------
                                                     Recovery/                        Recovery/
                                                      Refund                          Refund
                                   2002      2001     Period       2002       2001    Period
                                   ----      ----    --------      ----       ----   --------
                                                        (in thousands)

Regulatory Assets:
  Amounts Due From Customers
   For Future Income Taxes       $162,247 $  200,496 Note 1
  Regulatory Assets -
   Designated For or Subject
   To Securitization              336,444    959,294 Note 5
  Deferred Fuel Costs                                             $26,680   $ 40,389  Note 5
  Texas Wholesale Clawback        262,000       -    Note 5
  Unamortized Loss on
   Reacquired Debt                  8,661     11,186 Note 2         3,283      8,272  Note 2
  Deferred Debt - Restructuring    13,324       -    Note 2        10,134       -     Note 2
  DOE Decontamination and
   Decommissioning Assessment       3,170      3,170 Dec. 2004
  Other                             9,150     11,960 Note 3         5,000      5,461  Note 3
                                 -------- ----------              -------   --------
Total Regulatory Assets          $794,996 $1,186,106              $45,097   $ 54,122
                                 ======== ==========              =======   ========

Regulatory Liabilities:
  Deferred Investment
   Tax Credits                   $117,686 $ 122,892  Note 4      $21,510   $ 22,781   Note 4
   Deferred Fuel Costs             69,026    52,572  Note 5
   Texas Retail Clawback           51,926      -     Note 5       14,328       -      Note 5

  Over - Recovery of
   Transition Changes              20,870      -      Jan. 2016
  Purchased Power Conservation      9,560      -      Note 1
  Excess Earnings                  46,111     62,852  Note 5      17,419     17,300   Note 4
  Ammounts Due To Customers
   For Future Income Taxes                                        12,280     13,591   Note 1
  Other                                 6          6  Note 3       7,285      5,775   Note 3
                                 -------- ----------             -------   --------
Total Regulatory Liabilities     $315,185 $  238,322             $72,822   $ 59,447
                                 ======== ==========             =======   ========


Note 1: This amount fluctuates from month to month or year to year and has no fixed recovery/refund period.
Note 2: Unamortized loss on reacquired debt varies in its recovery period for each registrant and ranges from one to thirty-seven years recovery period across all registrants. Note 3: Other may include items not earning a return and would have various recovery/refund periods. Note 4: Generally amortized over the life of the related plant assets as approved by the various state commissions. Note 5: Includable in TCC's and TNC's PUCT 2004 true-up proceedings. See "Texas Restructuring" section of Note 8.


8. Customer Choice and Industry
    Restructuring:

Customer choice allowing retail customers to select alternative generation suppliers began on January 1, 2001 in Ohio and on January 1, 2002 in Michigan, Virginia and in the ERCOT area of Texas. Customer choice in the SPP area of Texas, also scheduled to begin on January 1, 2002, was delayed by the PUCT. AEP's subsidiaries operate in both the ERCOT and SPP areas of Texas.

Implementation of legislation enacted in Arkansas, Oklahoma and West Virginia to allow retail customers to choose their electricity supplier has been delayed or repealed. In 2001, Oklahoma delayed implementation of customer choice indefinitely. In February 2003, the Arkansas General Assembly passed legislation that repealed customer choice legislation, which is currently awaiting signature by the Govenor of Arkansas. Before West Virginia's choice plan can be effective, tax legislation must be passed to continue consistent funding for state and local governments. No further legislation has been introduced related to restructuring in West Virginia.

In general, state restructuring legislation provides for a transition from cost-based rate regulated bundled electric service to unbundled cost-based rates for transmission and distribution service and market pricing for the supply of electricity with customer choice of supplier.

Ohio Restructuring - Affecting AEP, CSPCo and OPCo

Customer choice of electricity supplier and restructuring began on January 1, 2001, under the Ohio Act. At January 1, 2003, virtually all customers continue to receive supply service from CSPCo and OPCo with a legislatively required residential generation rate reduction of 5%. All customers continue to be served by CSPCo and OPCo for transmission and distribution services.

The Ohio Act provided for a five-year transition period to move from cost-based rates to market pricing for electric generation supply services. It granted the PUCO broad oversight responsibility for promulgation of rules for competitive retail electric generation service and approval of a transition plan for each electric utility company, changed the taxation of electric companies and addressed certain major transition issues including unbundling of rates and the recovery of stranded costs including regulatory assets and transition costs.

In 1999 CSPCo and OPCo filed transition plans. After negotiations with interested parties including the PUCO staff, the PUCO approved a stipulation agreement for CSPCo's and OPCo's transition plans. The approved plans included, among other things, recovery of generation-related regulatory assets over seven years for OPCo and over eight years for CSPCo through frozen transition rates for the first five years of the recovery period and through a wires charge for the remaining years. At December 31, 2002, the remaining amount of regulatory assets to be amortized as recovered was $375 million for OPCo and $205 million for CSPCo.

By provisions of the Ohio Act on May 1, 2001, electric distribution companies became subject to an excise tax based on KWH sold to Ohio customers. The last tax year for which Ohio electric utilities paid the excise tax based on gross receipts was May 1, 2001 through April 30, 2002. As required by law, the gross receipts tax is paid in advance of the tax year for which the utility exercises its privilege to conduct business. CSPCo and OPCo treated the tax payment as a prepaid expense and amortized it to expense during the privilege year.

The stipulation agreement also required the PUCO to consider implementation of a gross receipts tax credit rider as the parties could not reach an agreement. Following a hearing on the gross receipts tax issue, the PUCO ordered the gross receipts tax credit rider to be effective May 1, 2001 instead of May 1, 2002 as proposed by the companies. On April 3, 2002, the Ohio Supreme Court rejected the companies' arguments and affirmed the PUCO's order which established the effective date of tax credit riders in rates. This ruling had no impact on 2002 results of operations as the companies had recorded an extraordinary loss ($30 million for CSPCo and $18 million for OPCo, both amounts net of tax) in 2001.

On June 27, 2002, the Ohio Consumers' Counsel, Industrial Energy Users - Ohio and American Municipal Power - Ohio filed a complaint with the PUCO alleging that CSPCo and OPCo have violated the PUCO's orders regarding implementation of their transition plan and violated other applicable law by failing to participate in an RTO.

The complainants seek, among other relief, an order from the PUCO suspending collection of transition charges by CSPCo and OPCo until transfer of control of their transmission assets has occurred, pricing standard offer electric generation effective January 1, 2006 at the market price used by the companies in their 1999 transition plan filings to estimate transition costs and imposing a $25,000 per company forfeiture for each day AEP fails to comply with its commitment to transfer control of transmission assets to an RTO.

Due to the FERC's reversal of its previous approval of our RTO filings, CSPCo and OPCo have been delayed in the implementation of their RTO participation plans. We continue to pursue integration of CSPCo, OPCo and other AEP East companies into PJM. In this regard on December 19, 2002, the companies filed an application with PUCO for approval of the transfer of functional control over certain of their transmission facilities to PJM. Management is unable to predict the timing of FERC's final approval of RTOs, the timing of an RTO being operational or the outcome of these proceedings before the PUCO.

In October 2002, the PUCO initiated an investigation of the financial condition of Ohio's regulated public utilities. The PUCO's goal is to identify measures available to the PUCO to ensure that the regulated operations of Ohio's public utilities are not impacted by adverse financial consequences of parent or affiliate company unregulated operations and take appropriate corrective action, if necessary. The utilities and other interested parties were requested to provide comments and suggestions by November 12, 2002, with reply comments by November 22, 2002, on the type of information necessary to accomplish the stated goals, the means to gather the required information from the public utilities and potential courses of action that the PUCO could take. Management is unable to predict the outcome of the PUCO's investigation or its impact on results of operations and business practices, if any.

Virginia Restructuring - Affecting AEP and APCo

In Virginia, choice of electricity supplier for retail customers began on January 1, 2002 under its restructuring law. Presently, APCo continues to service all its previous customers under capped rates. A finding by the Virginia SCC that an effective competitive market exists would be required to end the transition period prior to its scheduled end on June 30, 2007.

The restructuring law provides an opportunity for recovery of just and reasonable net stranded generation costs. The mechanisms in the Virginia law for net stranded cost recovery are: a capping of rates until as late as July 1, 2007, and the application of a wires charge upon customers who depart the incumbent utility in favor of an alternative supplier prior to the termination of the rate cap. Capped rates are the rates in effect at July 1, 1999 if no rate change request was made by the utility. APCo did not request new rates. Virginia's restructuring law does not permit the Virginia SCC to change generation rates during the transition period except for changes in fuel costs, changes in state gross receipts taxes, or to address financial distress of the utility.

In July 2002, APCo filed with the Virginia SCC requesting an increase in fuel rates effective January 1, 2003. A public hearing was held on September 23, 2002 related to this filing. On November 8, 2002, a decision was issued in this proceeding approving an annual increase of approximately $24 million.

The Virginia restructuring law also required filings to be made that outline the functional separation of generation from transmission and distribution and a rate unbundling plan. In January 2001 APCo filed its corporate separation plan and rate unbundling plan with the Virginia SCC. The Virginia SCC approved settlement agreements that resolved most issues except the assignment of generation-related regulatory assets among functionally separated generation, transmission and distribution organizations. The Virginia SCC determined that generation-related regulatory assets and related amortization expense should be assigned to APCo's generation function. Presently, capped rates are sufficient to recover generation-related regulatory assets. Therefore, management determined that recovery of APCo's generation-related regulatory assets remains probable. APCo did not and will not collect a wires charge in 2002 or 2003, respectively. The settlement agreements and related Virginia SCC order addressed functional separation leaving decisions related to corporate separation for later consideration.

Texas Restructuring - Affecting AEP, SWEPCo, TCC and TNC

In preparation for the start of competition in Texas, CPL, SWEPCo, and WTU, the integrated electric utility companies operating in Texas, were required to make PUCT filings and legal and operational changes to their business. AEP formed new subsidiaries, Mutual Energy CPL L.P. and Mutual Energy WTU L.P., to act as retail electric providers (REP) in Texas beginning on January 1, 2002, the effective date of customer choice in Texas. The CPL and WTU names continued to be used by the registrant subsidiaries which owned the generation, transmission and distribution assets located in the ERCOT areas of Texas and WTU's entire operations in SPP throughout most of 2002. In December 2002, WTU transferred its SPP retail customers to Mutual Energy SWEPCO L.P. AEP sold the new subsidiaries that serve ERCOT retail customers to Centrica in December 2002, along with the Central Power and Light and West Texas Utilities brand names. CPL and WTU changed their names to AEP Texas Central Company (TCC) and AEP Texas North Company (TNC), respectively.

On January 1, 2002, customer choice of electricity supplier began in the ERCOT area of Texas. Customer choice has been delayed in other areas of Texas including the SPP area. All of SWEPCo's Texas service territory and a small portion of TNC's service territory are located in the SPP. TCC operates entirely in the ERCOT area of Texas.

Texas restructuring legislation, among other things:
o provides for the recovery of regulatory assets and other stranded costs through securitization and non-bypassable wires charges;
o    requires reductions in NOx and sulfur dioxide emissions;
o provides for an earnings test for each of the years 1999 through 2001 which will reduce stranded cost recoveries or if there is no stranded cost, provides for a refund or their use to fund certain capital expenditures;
o requires each utility to structurally unbundle into a retail electric provider, a power generation company and a transmission and distribution utility;
o provides for certain limits for ownership and control of generating capacity by companies and;
o provides for a 2004 true-up proceeding to quantify and reconcile the amount of stranded costs, final fuel balances, net regulatory assets, certain environmental costs, accumulated excess earnings, excess of price-to-beat revenues over market prices subject to certain conditions and limitations (Retail clawback), and the difference between the price of power obtained through the legislatively-mandated capacity auctions and the power costs used in the PUCT's ECOM model for 2002 and 2003 (Wholesale clawback) and other issues.

Under the Texas Legislation, electric utilities were required to submit a plan to structurally unbundle business activities into a retail electric provider, a power generation company and a transmission and distribution (T&D) utility. In 2000, SWEPCo, TCC and TNC filed their business separation plans with the PUCT. The PUCT approved the plans for TCC and TNC but determined that competition in the SPP areas of Texas should be delayed indefinitely and abated SWEPCo's plan.

Operations for TCC and TNC have been functionally separated consistent with the approved plans. The delivery of electricity in ERCOT continues to be the responsibility of TCC and TNC at regulated prices.

Texas Legislation provides electric utilities an opportunity to recover regulatory assets and stranded costs resulting from the unbundling of the T&D utility from the generation facilities. Stranded costs are the difference between regulatory net book value of generation assets and the market value of the assets based on one of several methodologies authorized by the Texas Legislation. Stranded costs can be refinanced through securitization (a financing structure designed to provide lower financing costs than are available through conventional financings).

In 1999, TCC filed with the PUCT to securitize $1.27 billion of its retail generation-related regulatory assets and $47 million in other qualified restructuring costs. The PUCT authorized the issuance of up to $797 million of securitization bonds ($949 million of generation-related regulatory assets and $33 million of qualified refinancing costs offset by $185 million of customer benefits for accumulated deferred income taxes). TCC issued its securitization bonds in February 2002. The annual cost of the bonds are recovered through a PUCT approved transition charge in distribution rates.

TCC included regulatory assets not approved for securitization in its request for recovery of $1.1 billion of stranded costs. The $1.1 billion request included $800 million of STP costs included in Property, Plant and Equipment-Electric Production on AEP's Consolidated Balance Sheets. These STP costs had previously been identified as excess cost over market (ECOM) by the PUCT for regulatory purposes. They were earning a lower return and being amortized on an accelerated basis for rate-making purposes.

After hearings on the issue of stranded costs, the PUCT ruled, in October 2001, that its current estimate of TCC's stranded costs was negative $615 million. TCC disagreed with the ruling (see discussion of appeal ruling below). The ruling indicated that TCC's costs were below market after securitization of regulatory assets. The final amount of TCC's stranded costs including regulatory assets and ECOM will be established by the PUCT in the 2004 true-up proceeding. If TCC's total stranded costs determined in the 2004 true-up are less than the amount of securitized regulatory assets, the PUCT can implement an offsetting credit to transmission and distribution rates.

The Texas Legislation allows for several alternative methods to be used to value stranded costs in the final 2004 true-up proceeding including the sale or exchange of generation assets, stock valuation or the use of an ECOM model.

TCC decided to obtain a market value of generating assets for purposes of determining stranded costs for the 2004 true-up proceeding and filed a plan of divestiture with the PUCT, in December 2002, seeking approval of a sales process for all of its generating facilities. Such sales quantify the actual stranded costs. The amount of stranded costs under this market valuation methodology will be the amount by which net book value of TCC's generating assets, including regulatory assets and liabilities that were not securitized, exceeds the market value of the generation assets as measured by the net proceeds from the sale of the assets. It is anticipated that any such sale will result in significant stranded costs for purposes of the 2004 true-up proceeding. The filing included a request for the PUCT to issue a declaratory order that TCC's 25% ownership interest in its nuclear plant, STP, can be sold to value stranded costs. Intervenors to this proceeding, including the PUCT Staff, have made filings to dismiss TCC's filing claiming that the PUCT does not have the authority to issue a declaratory order. The intervenors also argued that the proper time to address the sales process is after the plants are sold during the 2004 true-up proceeding. Since the bidding process is not expected to be completed before mid 2004, TCC requested that the 2004 true-up proceeding be scheduled after completion of the divestiture of the generating assets.

Texas Legislation also requires that electric utilities and their affiliated power generation companies (PGC) sell at auction in 2002 and 2003 at least 15% of the PGC's Texas jurisdictional installed generation capacity in order to promote competitiveness in the wholesale market through increased availability of generation and liquidity. Actual market power prices received in the state mandated auctions wil replace the PUCT's earlier estimates of those market prices used in the ECOM model to calculate the stranded cost for the 2004 true-up proceeding.

The decision to determine stranded costs using market prices, instead of using the PUCT's ECOM model estimates, enabled TCC to record a $262 million regulatory asset and related revenues which represents the quantifiable amount of stranded costs for the year 2002 related to the wholesale prices. Prior to the decision to pursue a sale of TCC's generating assets, the PUCT's ECOM estimate prohibited the recognition of the regulatory assets and revenues as there was no way to quantify stranded costs. As discussed above, a defined process is required in order to determine the amount of stranded costs related to generation facility for the 2004 true-up proceedings. TCC's plan of divestiture filed with the PUCT during December 2002 provided such a process.

When the divestiture and the 2004 true-up processing is completed, TCC will securitize stranded costs which exceed current securitized amounts. The annual costs of securitization will be recovered through a non-bypassable rate surcharge by the regulated T&D utility over the life of the securitization bonds. Any stranded costs and other true-up amounts not recovered through the sale of securitization bonds may be recovered through a separate non-bypassable competitive transition charge to T&D utility customers.

The Texas Legislation provides for an earnings test each year 1999 through 2001 and requires PUCT approval of the annual earnings test calculation.

The PUCT issued final orders for the 1999 earnings test in February 2001 and for the 2000 earnings test in September 2001. The 1999 excess earnings were none for SWEPCo, $24 million for TCC and $1 million for TNC. Excess earnings for 2000 were $1 million for SWEPCo, $23 million for TCC and $17 million for TNC. Adjustments were recorded in results of operations as the orders were received.

The PUCT issued its final order for the 2001 earnings test in December 2002. An estimate of 2001 excess earnings of $8 million for TCC, $2 million for SWEPCo and none for TNC had been recorded in 2001. Adjustments to reflect the PUCT staff's estimate of excess earnings ($2 million for SWEPCo, $0.7 million for TNC and none for TCC) were recorded prior to September 30, 2002. The PUCT's final order regarding 2001 excess earnings required only minor adjustments to prior estimates.

Due to TCC's and TNC's disagreement with the PUCT's final order for the 2000 excess earnings, the companies filed an appeal in district court in 2001 seeking judicial review of the PUCT's determination of excess earnings. The district court upheld the PUCT's order and the companies appealed that decision. A ruling on the appeal is expected in 2003.

On January 28, 2003, the TCC and TNC filed an appeal in District Court seeking judicial review of the PUCT order for the 2001 excess earnings.

The PUCT ruled that prior to the 2004 true-up proceeding, no adjustments would be made to the amount of stranded costs authorized by the PUCT to be securitized. Final stranded cost amounts and the treatment of excess earnings will be determined in the 2004 true-up proceeding. To the extent that the final 2004 true-up proceeding determines that TCC should recover additional stranded costs, the additional amount recoverable can also be securitized. The PUCT also ruled that excess earnings for the period 1999-2001 should be refunded through distribution rates to the extent of any over-mitigation of stranded costs represented by negative ECOM. In 2001 the PUCT issued an order requiring TCC to reduce distribution rates by approximately $54.8 million plus accrued interest over a five-year period beginning January 1, 2002 in order to return estimated excess earnings for 1999, 2000 and 2001. Since excess earnings amounts were expensed in 1999, 2000 and 2001, the order has no additional effect on reported net income but will reduce cash flows for the five year refund period. The amount to be refunded is recorded as a regulatory liability.

Management believes that TCC will have stranded costs in 2004. TCC has appealed the PUCT's refund of excess earnings to the Travis County District Court and, depending on the outcome of that appeal (and the final outcome of the rulemaking challenge discussed below), the PUCT may revise the treatment of excess earnings in the final calculation of the stranded cost balance. In the same appeal, TCC and certain unaffiliated parties also challenged various elements of the PUCT's order determining the estimated stranded costs of TCC, with the unaffiliated parties contending, among other things, that the entire $615 million of negative stranded costs should be refunded presently. Prior to the Court hearing on this issue, however, TCC agreed to give up its claims concerning errors in the calculation of the stranded cost estimate, while the unaffiliated parties agreed to give up claims that there should be a refund of negative stranded costs. The Travis County District Court subsequently heard oral arguments concerning the remaining issues in the appeal, but has not yet issued a decision. The PUCT's stranded cost estimate that is the subject of this appeal will be superceded by a final determination of stranded costs to be accomplished as part of the 2004 true-up proceeding.

In a separate appeal challenging the PUCT's substantive rule governing the 2004 true-up proceeding, the Texas Third Court of Appeals ruled in February 2003, that the Texas Legislation does not contemplate the refunding of negative stranded costs to customers. The Court of Appeals held that the PUCT was justified in using any negative stranded cost balance determined in the 2004 true-up proceeding only as an offset to prevent an over-recovery of stranded costs via securitization. In addition, the Court of Appeals ruled that negative stranded costs cannot be offset against other true-up balances, including final under-recovered fuel amounts. This ruling may be further appealed to the Supreme Court of Texas.

Beginning January 1, 2002, fuel costs are not subject to PUCT fuel reconciliation proceedings for TCC and TNC's ERCOT retail customers. Due to the delay of competition for SWEPCo's SPP area of Texas, SWEPCo continues to record and request recovery of fuel costs subject to Texas fuel proceedings. Final deferred fuel balances related to ERCOT customers of TCC and TNC at December 31, 2001 will be included in the 2004 true-up proceeding. If the final fuel balances or any amount incurred but not yet reconciled are not recovered, they could have a negative impact on results of operations.

Under the Texas Legislation, retail electric providers (REPs) associated with integrated utilities are required to offer residential and small commercial customers (with a peak usage of less than 1000 KW) a price-to-beat rate until January 1, 2007. In December 2001 the PUCT approved price-to-beat rates for the AEP REPs in TCC's and TNC's ERCOT area. Customers with a peak usage of more than 1000 KW are subject to market rates. The Texas Restructuring Legislation also provides that a REP associated with integrated utilities may request an adjustment of its fuel portion of the price-to-beat rate up to two times annually to reflect changes in market prices of fuel and purchased energy costs based upon changes in NYMEX gas prices.

As part of the 2004 true-up proceedings the price-to-beat rates charged by AEP REPs for 2002 and 2003 will be compared to the market rates for the same period. If market rates are lower, the excess of the price-to-beat, reduced by non-bypassable delivery charges, over the prevailing market prices must be returned to the distribution company, subject to a per customer maximum. During 2002, AEP provided for such potential liabilities at the maximum amount via a charge to revenues, and recorded a regulatory liability for TCC and TNC. These amounts were $52 million for TCC and $14 million for TNC.

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

A Joint Stipulation approved by the WVPSC in 2000 in connection with a base rate filing, allowed for recovery of regulatory assets including any generation-related regulatory assets through the following provisions: o Frozen transition rates and a wires charge of 0.5 mills per KWH.
o The retention, as a regulatory liability, on the books of a net cumulative deferred ENEC over-recovery balance of $66 million to be used to offset the cost of deregulation when generation is deregulated in WV.
o The retention of net merger savings prior to December 31, 2004 resulting from the merger of AEP and CSW.
o A 0.5 mills per KWH wires charge for departing customers provided for in the WV Restructuring Plan.

Management expects that the approved Joint Stipulation provides for the recovery of existing regulatory assets and other stranded costs.

In order for customer choice to become effective in WV, the WV Legislature needed to enact additional legislation to preserve the revenues of state and local government. In the subsequent two legislative sessions, which usually end in March each year, the West Virginia Legislature has not enacted the required legislation. Due to the lack of legislative activity, the WVPSC closed two proceedings related to electricity restructuring in the summer of 2002.

The two closed proceedings related to the respective dockets intended originally to determine whether West Virginia should deregulate the generation business, and to develop the WVPSC's Deregulation Plan and related rules to implement the Plan.

Management has reviewed these two proceedings and has concluded that at this time it is not clear that APCo meets the requirements to reapply SFAS 71. Management will monitor developments to determine when it is appropriate to reapply SFAS 71 to APCo's generation business.

Arkansas Restructuring - Affecting AEP and SWEPCo

In 1999, Arkansas enacted legislation to restructure its electric utility industry.

In February 2003, the Arkansas General Assembly passed legislation that repealed customer choice legislation, which is currently awaiting signature by the Governor of Arkansas.

Discontinuance of the Application of SFAS 71 Regulatory Accounting in Arkansas, Ohio, Texas, Virginia and West Virginia - Affecting AEP, APCo, CSPCo, OPCo, SWEPCo, TCC and TNC

The enactment of restructuring legislation and the ability to determine transition rates, wires charges and any resultant gain or loss under restructuring legislation in Arkansas, Ohio, Texas, Virginia and West Virginia resulted in AEP and certain subsidiaries discontinuing regulatory accounting under SFAS 71 for the generation portion of their business in those states. Under the provisions of SFAS 71, regulatory assets and regulatory liabilities are recorded to reflect the economic effects of regulation by matching expenses with related regulated revenues.

The discontinuance of the application of SFAS 71 in Arkansas, Ohio, Texas, Virginia and West Virginia resulted in recognition of extraordinary gains or losses. The discontinuance of SFAS 71 can require the write-off of regulatory assets and liabilities related to the deregulated operations, unless their recovery is provided through cost-based regulated rates to be collected in a portion of operations which continues to be rate regulated. Additionally, a company must determine if any plant assets are impaired when they discontinue SFAS 71 accounting. At the time the companies discontinued SFAS 71, the analysis showed that there was no accounting impairment of generation assets.

As a result of deregulation of generation, the application of SFAS 71 for the generation portion of the business in Arkansas, Ohio, Texas, Virginia and West Virginia was discontinued. Remaining generation-related regulatory assets will be amortized as they are recovered under terms of transition plans. Management believes that substantially all generation-related regulatory assets and stranded costs will be recovered under terms of the transition plans. If future events including the 2004 true-up proceeding in Texas were to make their recovery no longer probable, the companies would write-off the portion of such regulatory assets and stranded costs deemed unrecoverable as a non-cash extraordinary charge to earnings. If any write-off of regulatory assets or stranded costs occurred, it could have a material adverse effect on future results of operations, cash flows and possibly financial condition.

Michigan Restructuring - Affecting AEP and I&M

Customer choice commenced for I&M's Michigan customers on January 1, 2002. Effective with that date the rates on I&M's Michigan customers' bills for retail electric service were unbundled to allow customers the opportunity to evaluate the cost of generation service for comparison with other offers. I&M's total rates in Michigan remain unchanged and reflect cost of service. At December 31, 2002, none of I&M's customers have elected to change suppliers and no alternative electric suppliers are registered to compete in I&M's Michigan service territory.

Management has concluded that as of December 31, 2002 the requirements to apply SFAS 71 continue to be met since I&M's rates for generation in Michigan continue to be cost-based regulated.

9. Commitments and Contingencies:

Construction and Other Commitments - Affecting AEP, AEGCo, APCo, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo, TCC and TNC

The AEP System has substantial construction commitments to support its operations. Aggregate construction expenditures for 2003-2005 for consolidated domestic and foreign operations are estimated to be $4.7 billion.

The following table shows the estimated construction expenditures of the subsidiary registrants for 2003 - 2005:



                    (in millions)

     AEGCo             $ 70.9
     APCo             1,005.7
     CSPCo              418.9
     I&M                601.5
     KPCo               148.3
     OPCo               733.4
     PSO                262.3
     SWEPCo             351.3
     TCC                419.6
     TNC                130.8

APCo, AEP's subsidiary which operates in Virginia and West Virginia, has been seeking regulatory approval to build a new high voltage transmission line for over a decade. Certificates have been issued by both the West Virginia Public Service Commission and the Virginia State Corporation Commission authorizing construction and operation of the line. On December 31, 2002, the U.S. Forest Service issued a final environmental impact statement and record of decision to allow the use of federal lands in the Jefferson National Forest for construction of a portion of the line. We expect additional state and federal permits to be issued in the first half of 2003. Through December 31, 2002, we had invested approximately $51 million in this effort. The line is estimated to cost $287 million including amounts spent to date with completion scheduled in 2006. If the required permits are not obtained and the line is not constructed, the $51 million investment would be written off adversely affecting future results of operations and cash flows.

Long-term contracts to acquire fuel for electric generation have been entered into for various terms, the longest of which extends to the year 2014 for the AEP System. The expiration date of the longest fuel contract is 2007 for APCo, 2005 for CSPCo, 2007 for I&M, 2005 for KPCo, 2012 for OPCo, 2014 for PSO, 2006 for SWEPCo and 2006 for TNC. The contracts provide for periodic price adjustments and contain various clauses that would release the subsidiaries from their obligations under certain force majeure conditions.

The AEP System has unit contingent contracts to supply approximately 250 MW of capacity to unaffiliated entities through December 31, 2009. The commitment is pursuant to a unit power agreement requiring the delivery of energy only if the unit capacity is available.

Power Generation Facility - Affecting AEP and OPCo

AEP has entered into agreements with Katco Funding L.P. (Katco) an unrelated unconsolidated special purpose entity. Katco has an aggregate financing commitment of $525 million and a capital structure of which 3% is equity from investors with no relationship to AEP or any of its subsidiaries and 97% is debt from a syndicate of banks. Katco was formed to develop, construct, finance and lease a power generation facility to AEP. Katco will own the power generation facility and lease it to AEP after construction is completed. The lease will be accounted for as an operating lease (see Note 22), therefore neither the facility nor the related obligations are reported on AEP's balance sheet. Payments under the operating lease are expected to commence in the first quarter of 2004. AEP will in turn sublease the facility to Dow Chemical Company (DOW), which will use the energy produced by the facility and sell excess energy. AEP has agreed to purchase the excess energy from DOW for resale. The use of Katco allows AEP to limit its risk associated with the power generation facility once the construction phase has been completed.

AEP is the construction agent for Katco, and is responsible for completing construction by December 31, 2003, subject to unforeseen events beyond AEP's control.

In the event the project is terminated before completion of construction, AEP has the option to either purchase the facility for 100% of project costs or terminate the project and make a payment to Katco for 89.9% of project costs.

The operating lease between Katco and AEP commences on the commercial operation date of the facility and continues until November 2006. The lease contains extension options subject to the approval of Katco, and if all extension options were exercised, the total term of the lease would be 30 years. AEP's lease payments to Katco are sufficient for Katco to make required debt payments and provide a return to the investors of Katco. At the end of each lease term, AEP may renew the lease at fair market value subject to Katco's approval, purchase the facility at its original construction cost, or sell the facility, on behalf of Katco, to an independent third party. If the facility is sold and the proceeds from the sale are insufficient to repay Katco, AEP may be required to make a payment to Katco for the difference between the proceeds from the sale and the obligations of Katco, up to 82% of the project's cost. AEP has guaranteed a portion of the obligations of its subsidiaries to Katco during the construction and post-construction periods.

As of December 31, 2002, project costs subject to these agreements totaled $360 million, and total costs for the completed facility are expected to be approximately $510 million. For the 30-year extended lease term, the lease rental is a variable rate obligation indexed to three-month LIBOR. Consequently as market interest rates increase, the payments under this operating lease will also increase. Annual payments of approximately $12 million represent future minimum payments during the initial term calculated using the indexed LIBOR rate (1.38% at December 31, 2002). The Power Generation Facility collateralizes the debt obligation of Katco. AEP's maximum exposure to loss as a result of its involvement with Katco is 100% during the construction phase and up to 82% once the construction is completed. Maximum loss is deemed to be remote due to the collateralization.

It is reasonably possible that AEP will consolidate Katco in the third quarter of 2003, as a result of the issuance of FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" (FIN 46). Upon consolidation, AEP would record the assets, liabilities, depreciation expense, minority interest and debt interest expense. AEP would eliminate operating lease expense. The sublease to DOW would not be affected by this consolidation.

OPCo has entered into a 30-year power purchase agreement for electricity produced by an unaffiliated entity's three-unit natural gas fired plant. The plant was completed in 2002 and the agreement will terminate in 2032. Under the terms of the agreement, OPCo has the option to run the plant until December 31, 2005 taking 100% of the power generated and making monthly capacity payments. The capacity payments are fixed through December 2005 at $1.2 million per month. For the remainder of the 30-year contract term, OPCo will pay the variable costs to generate the electricity it purchases (up to 20% of the plant's capacity).

Nuclear Plants - Affecting AEP, I&M and TCC

I&M owns and operates the two-unit 2,110 MW Cook Plant under licenses granted by the NRC. TCC owns 25.2% of the two-unit 2,500 MW STP. STPNOC operates STP on behalf of the joint owners under licenses granted by the NRC. The operation of a nuclear facility involves special risks, potential liabilities, and specific regulatory and safety requirements. Should a nuclear incident occur at any nuclear power plant facility in the U.S., the resultant liability could be substantial. By agreement I&M and TCC are partially liable together with all other electric utility companies that own nuclear generating units for a nuclear power plant incident at any nuclear plant in the U.S. In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery from customers is not possible, results of operations, cash flows and financial condition would be adversely affected.

Nuclear Incident Liability - Affecting AEP, I&M and TCC

The Price-Anderson Act establishes insurance protection for public liability arising from a nuclear incident at $9.5 billion and covers any incident at a licensed reactor in the U.S. Commercially available insurance provides $200 million of coverage. In the event of a nuclear incident at any nuclear plant in the U.S., the remainder of the liability would be provided by a deferred premium assessment of $88 million on each licensed reactor in the U.S. payable in annual installments of $10 million. As a result, I&M could be assessed $176 million per nuclear incident payable in annual installments of $20 million. TCC could be assessed $44 million per nuclear incident payable in annual installments of $5 million as its share of a STPNOC assessment. The number of incidents for which payments could be required is not limited. Under an industry-wide program insuring workers at nuclear facilities, I&M and TCC are also obligated for assessments of up to $6.2 million and $1.6 million, respectively, for potential claims. These obligations will remain in effect until December 31, 2007.

Insurance coverage for property damage, decommissioning and decontamination at the Cook Plant and STP is carried by I&M and STPNOC in the amount of $1.8 billion each. I&M and STPNOC jointly purchase $1 billion of excess coverage for property damage, decommissioning and decontamination. Additional insurance provides coverage for extra costs resulting from a prolonged accidental outage. I&M and STPNOC utilize an industry mutual insurer for the placement of this insurance coverage. Participation in this mutual insurer requires a contingent financial obligation of up to $36 million for I&M and $3 million for TCC which is assessable if the insurer's financial resources would be inadequate to pay for losses.

The current Price-Anderson Act expired in August 2002. Its contingent financial obligations still apply to reactors licensed by the NRC as of its expiration date. It is anticipated that the Price-Anderson Act will be renewed with increased third party financial protection requirements for nuclear incidents.

SNF Disposal - Affecting AEP, I&M and TCC

Federal law provides for government responsibility for permanent SNF disposal and assesses nuclear plant owners fees for SNF disposal. A fee of one mill per KWH for fuel consumed after April 6, 1983 at Cook Plant and STP is being collected from customers and remitted to the U.S. Treasury. Fees and related interest of $224 million for fuel consumed prior to April 7, 1983 at Cook Plant have been recorded as long-term debt. I&M has not paid the government the Cook Plant related pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program. At December 31, 2002, funds collected from customers towards payment of the pre-April 1983 fee and related earnings thereon are in external funds and exceed the liability amount. TCC is not liable for any assessments for nuclear fuel consumed prior to April 7, 1983 since the STP units began operation in 1988 and 1989.

Decommissioning and Low Level Waste Accumulation Disposal - Affecting AEP, I&M and TCC

Decommissioning costs are accrued over the service lives of the Cook Plant and STP. The licenses to operate the two nuclear units at Cook Plant expire in 2014 and 2017. After expiration of the licenses, Cook Plant is expected to be decommissioned using the prompt decontamination and dismantlement (DECON) method. The estimated cost of decommissioning and low level radioactive waste accumulation disposal costs for Cook Plant ranges from $783 million to $1,481 million in 2000 nondiscounted dollars. The wide range is caused by variables in assumptions including the estimated length of time SNF may need to be stored at the plant site subsequent to ceasing operations. This, in turn, depends on future developments in the federal government's SNF disposal program. Continued delays in the federal fuel disposal program can result in increased decommissioning costs. I&M is recovering estimated Cook Plant decommissioning costs in its three rate-making jurisdictions based on at least the lower end of the range in the most recent decommissioning study at the time of the last rate proceeding. The amount recovered in rates for decommissioning the Cook Plant and deposited in the external fund was $27 million in 2002 and 2001 and $28 million in 2000.

The licenses to operate the two nuclear units at STP expire in 2027 and 2028. After expiration of the licenses, STP is expected to be decommissioned using the DECON method. TCC estimates its portion of the costs of decommissioning STP to be $289 million in 1999 nondiscounted dollars. TCC is accruing and recovering these decommissioning costs through rates based on the service life of STP at a rate of $8 million per year.

Decommissioning costs recovered from customers are deposited in external trusts. In 2002 and 2001 I&M deposited in its decommissioning trust an additional $12 million each year related to special regulatory commission approved funding for decommissioning of the Cook Plant. Trust fund earnings increase the fund assets and the recorded liability and decrease the amount needed to be recovered from ratepayers. Decommissioning costs including interest, unrealized gains and losses and expenses of the trust funds are recorded in Other Operation expense for Cook Plant. For STP, nuclear decommissioning costs are recorded in Other Operation expense, interest income of the trusts are recorded in Nonoperating Income and interest expense of the trust funds are included in Interest Charges.

On the AEP Consolidated Balance Sheets, nuclear decommissioning trust assets are included in Other Assets and a corresponding nuclear decommissioning liability is included in Other Noncurrent Liabilities. On TCC's balance sheets, the nuclear decommissioning liability of $98 million is included in Electric Utility Plant-Accumulated Depreciation and Amortization. The decommissioning liability for both nuclear plants combined totals $719 million and $699 million at December 31, 2002 and 2001, respectively.

Federal EPA Complaint and Notice of Violation - Affecting AEP, APCo, CSPCo, I&M, and OPCo

Since 1999 AEPSC, APCo, CSPCo, I&M, and OPCo have been involved in litigation regarding generating plant emissions under the Clean Air Act. Federal EPA and a number of states alleged that AEP System companies and eleven unaffiliated utilities modified certain units at coal fired generating plants in violation of the Clean Air Act. Federal EPA filed complaints against AEP subsidiaries in U.S. District Court for the Southern District of Ohio. A separate lawsuit initiated by certain special interest groups was consolidated with the Federal EPA case. The alleged modification of the generating units occurred over a 20 year period.

Under the Clean Air Act, if a plant undertakes a major modification that directly results in an emissions increase, permitting requirements might be triggered and the plant may be required to install additional pollution control technology. This requirement does not apply to activities such as routine maintenance, replacement of degraded equipment or failed components, or other repairs needed for the reliable, safe and efficient operation of the plant. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit ($25,000 per day prior to January 30, 1997). In 2001 the District Court ruled claims for civil penalties based on activities that occurred more than five years before the filing date of the complaints cannot be imposed. There is no time limit on claims for injunctive relief.

Management believes its maintenance, repair and replacement activities were in conformity with the Clean Air Act and intends to vigorously pursue its defense.

Management is unable to estimate the loss or range of loss related to the contingent liability for civil penalties under the Clear Air Act proceedings and unable to predict the timing of resolution of these matters due to the number of alleged violations and the significant number of issues yet to be determined by the Court. In the event the AEP System companies do not prevail, any capital and operating costs of additional pollution control equipment that may be required as well as any penalties imposed would adversely affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates and market prices for electricity.

In December 2000 Cinergy Corp., an unaffiliated utility, which operates certain plants jointly owned by CSPCo, reached a tentative agreement with the Federal EPA and other parties to settle litigation regarding generating plant emissions under the Clean Air Act. Negotiations are continuing between the parties in an attempt to reach final settlement terms. Cinergy's settlement could impact the operation of Zimmer Plant and W.C. Beckjord Generating Station Unit 6 (owned 25.4% and 12.5%, respectively, by CSPCo). Until a final settlement is reached, CSPCo will be unable to determine the settlement's impact on its jointly owned facilities and its results of operations and cash flows.

NOx Reductions - Affecting AEP, AEGCo, APCo, CSPCo, I&M, KPCo, OPCo, SWEPCo and TCC

Federal EPA issued a NOx Rule requiring substantial reductions in NOx emissions in a number of eastern states, including certain states in which the AEP System's generating plants are located. The NOx Rule has been upheld on appeal. The compliance date for the NOx Rule is May 31, 2004.

In 2000 Federal EPA also adopted a revised rule (the Section 126 Rule) granting petitions filed by certain northeastern states under the Clean Air Act. The rule imposed emissions reduction requirements comparable to the NOx Rule beginning May 1, 2003, for most of AEP's coal-fired generating units. Affected utilities, including certain AEP operating companies, petitioned the D.C. Circuit Court to review the Section 126 Rule.

After review, the D.C. Circuit Court instructed Federal EPA to justify the methods it used to allocate allowances and project growth for both the NOx Rule and the Section 126 Rule. AEP subsidiaries and other utilities requested that the D.C. Circuit Court vacate the Section 126 Rule or suspend its May 2003 compliance date. In August 2001 the D.C. Circuit Court issued an order tolling the compliance schedule until Federal EPA responded to the Court's remand. On April 30, 2002, Federal EPA announced that May 31, 2004 is the compliance date for the Section 126 Rule. Federal EPA published a notice in the Federal Register in May 2002 advising that no changes in the growth factors used to set the NOx budgets were warranted. In June 2002 AEP subsidiaries joined other utilities and industrial organizations in seeking a review of Federal EPA's action in the D.C. Circuit Court. This action is pending.

In 2000 the Texas Commission on Environmental Quality (formerly the Texas Natural Resource Conservation Commission) adopted rules requiring significant reductions in NOx emissions from utility sources, including SWEPCo and TCC. The compliance date is May 2003 for TCC and May 2005 for SWEPCo.

AEP is installing a variety of emission control technologies to reduce NOx emissions to comply with the applicable state and Federal NOx requirements. This includes selective catalytic reduction (SCR) technolocy on certain units and non-SCR technologies on a larger number of units. During 2001 SCR technology commenced operations on OPCo's Gavin Plant. Installation of SCR technology on Amos and Mountaineer plants was completed and commenced operation in May 2002. Construction of SCR technology at certain other AEP generating units continues. Non-SCR technologies have been installed and commenced operation on a number of units across the AEP System and additional units will be equipped with these technologies.

The AEP NOx compliance plan is a dynamic plan that is continually reviewed and revised as new information becomes available on the performance of installed technologies and the cost of planned technologies. Certain compliance steps may or may not be necessary as a result of this new information. Consequently, the plan has a range of possible outcomes. Our current estimates indicate that compliance with the NOx Rule, the Texas Commission on Environmental Quality rule and the Section 126 Rule could result in required capital expenditures in the range of $1.3 billion to $2 billion of which $843 million has been spent through December 31, 2002 for the AEP System. The range of cost estimate reflects the uncertainty over the need for certain SCR projects. Estimated compliance cost ranges and amounts spent by registrant subsidiaries at December 31, 2002, are as follows:

                            Estimated          Amount Spent
                        Compliance Costs
                        ----------------       ------------
                                      (in millions)

AEGCo                         $30 - 198                $  1
APCo                             445                    234
CSPCo                             93                     45
I&M                            42 - 210                   5
KPCo                             163                    135
OPCo                          535 - 864                 387
SWEPCo                            40                     24
TCC                                5                      5

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

Merger Litigation - Affecting AEP, APCo, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo, TCC and TNC

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

In its June 2000 approval of the merger, the SEC agreed with AEP that the companies' systems are integrated because they have transmission access rights to a single high-voltage line through Missouri and also met the PUCHA's single region requirement because it is now technically possible to centrally control the output of power plants across many states. In its ruling, the appeals court said that the SEC failed to support and explain its conclusions that the integration and single region requirements are satisfied.

Management believes that the merger meets the requirements of the PUHCA and expects the matter to be resolved favorably.

Enron Bankruptcy -  Affecting AEP, APCo, CSPCo, I&M, KPCo and OPCo

On October 15, 2002, certain subsidiaries of AEP filed claims against Enron and its subsidiaries in the bankruptcy proceeding filed by the Enron entities which are pending in the U.S. Bankruptcy Court for the Southern District of New York. At the date of Enron's bankruptcy AEP had open trading contracts and trading accounts receivables and payables with Enron. In addition, on June 1, 2001, we purchased Houston Pipe Line Company (HPL) from Enron. Various HPL related contingencies and indemnities remained unsettled at the date of Enron's bankruptcy. The timing of the resolution of the claims by the Bankruptcy Court is not certain.

In connection with the 2001 acquisition of HPL, we acquired exclusive rights to use and operate the underground Bammel gas storage facility pursuant to an agreement with BAM Lease Company, a now-bankrupt subsidiary of Enron. This exclusive right to use the referenced facility is for a term of 30 years, with a renewal right for another 20 years and includes the use of the Bammel storage reservoir and the related compression, treating and delivery systems. We have engaged in preliminary discussions with Enron concerning the possible purchase of the residual interest held by Enron in the Bammel storage facility and the possible resolution of outstanding issues between AEP and Enron relating to our acquisition of its interest in the Bammel storage facility. We are unable to predict whether these discussions will lead to an agreement on these subjects. If these discussions do not lead to an agreement, there may be a dispute with Enron concerning our ability to continue utilization of the Bammel storage facility under the existing agreement.

We also entered into an agreement with BAM Lease Company which grants HPL the right to use approximately 65 billion cubic feet of cushion gas (or pad gas) required for the normal operation of the Bammel gas storage facility. The Bammel Gas Trust, which purportedly owned approximately 55 billion cubic feet of the gas, had entered into a financing arrangement in 1997 with Enron and a group of banks. These banks purported to have certain rights to the gas in certain events of default. In connection with AEP's acquisition of HPL, the banks entered into an agreement granting HPL's use of the cushion gas and released HPL from liabilities and obligations under the financing arrangement. HPL was thereafter informed by the banks of a purported default by Enron under the terms of the referenced financing arrangement. In July 2002 the banks filed a lawsuit against HPL seeking a declaratory judgment that they have a valid and enforceable security interest in this cushion gas which would permit them to cause the withdrawal of this gas from the storage facility. In September 2002 HPL filed a general denial and certain counterclaims against the banks. Management is unable to predict the outcome of this lawsuit or its impact on results of operations and cash flows.

In 2001 AEP expensed $47 million ($31 million net of tax) for our estimated loss from the Enron bankruptcy. In 2002 AEP expensed an additional $6 million for a cumulative loss of $53 million ($34 million net of tax). The amounts for certain subsidiary registrants were:

                                                     Amounts
                                 Amounts              Net of
Registrant                      Expensed               Tax
                                --------              -----
                                           (in millions)

APCo                              $5.3                $3.4
CSPCo                              2.7                 1.8
I&M                                2.8                 1.8
KPCo                               1.1                 0.7
OPCo                               3.6                 2.3

The additional 2002 expense did not materially change the cumulative expense per registrant subsidiary. The amounts expensed were based on an analysis of contracts where AEP and Enron entities are counterparties, the offsetting of receivables and payables, the application of deposits from Enron entities and management's analysis of the HPL related purchase contingencies and indemnifications.

Enron has recently instituted proceedings against other energy trading counter-parties challenging the practice of utilizing offsetting receivables and payables and related collateral across various Enron entities. We believe that we have the right to utilize similar procedures in dealing with payables, receivables and collateral with Enron entities by offsetting approximately $110 million of trading payables owed to various Enron entities against trading receivables due to us. We believe we have legal defenses to any challenge that may be made to the utilization of such offsets but at this time are unable to predict the ultimate resolution of this issue.

Shareholder Lawsuits - Affecting AEP

In the fourth quarter of 2002 lawsuits alleging securities law violations and seeking class action certification were filed in federal District Court, Columbus, Ohio against AEP, certain AEP executives, and in some of the lawsuits, members of the AEP Board of Directors and certain investment banking firms. The lawsuits claim that AEP failed to disclose that alleged "round trip" trades resulted in an overstatement of revenues, that AEP failed to disclose that AEP traders falsely reported energy prices to trade publications that published gas price indices and that AEP failed to disclose that it did not have in place sufficient management controls to prevent round trip trades or false reporting of energy prices. The plaintiffs seek recovery of an unstated amount of compensatory damages, attorney fees and costs. The cases are presently pending a decision by the Court on competing motions by certain plaintiffs and groups of plaintiffs' for designation as lead plaintiff. Once the Court selects a lead plaintiff, that lead plaintiff will file an amended complaint. AEP intends to vigorously defend against these actions. Also in the fourth quarter of 2002, two shareholder derivative actions were filed in state court in Columbus, Ohio against AEP and its Board of Directors alleging a breach of fiduciary duty for failure to establish and maintain adequate internal controls over AEP's gas trading operations; and, a lawsuit was filed against AEP, certain AEP executives and AEP's ERISA Plan Administrator in federal District Court for the Southern District of New York (subsequently transferred to federal District Court in Columbus, Ohio) alleging violations of the Employee Retirement Income Security Act in the selection of AEP stock as a investment alternative and in the allocation of assets to AEP stock. These cases are in the initial pleading stage. AEP intends to vigorously defend against these actions.

California Lawsuit - Affecting AEP

In November 2002, Cruz Bustamante, Lieutenant Governor of California, filed a lawsuit in Los Angeles County, California Superior Court against forty energy companies including AEP and two publishing companies alleging violations of California law through alleged fraudulent reporting of false natural gas price and volume information with an intent to affect the market price of natural gas and electricity. This case is in the initial pleading stage. AEP intends to vigorously defend against this action.

Arbitration of Williams Claim - Affecting AEP

In October 2002, AEP filed its demand for arbitration with the American Arbitration Association to initiate formal arbitration proceedings in a dispute with the Williams Companies (Williams). The proceeding results from Williams' repudiation of its obligations to provide physical power deliveries to AEP and Williams' failure to provide the monetary security required for natural gas deliveries by AEP. Consequently, both parties claimed default and terminated all outstanding natural gas and electric power trading deals among the various Williams and AEP affiliates. Williams claimed that AEP owes approximately $130 million in connection with the termination and liquidation of all trading deals. AEP believes it has valid claims arising from Williams' actions and is seeking, in part, a determination that either no amount is due or that a lesser amount is due from AEP to Williams (which is fully reserved by AEP) and the extent of any other damages and legal or equitable relief available. Although management is unable to predict the outcome of this matter, it is not expected to have a material impact on results of operations, cash flows or financial condition.

Energy Market Investigations - Affecting AEP

In February 2002, the FERC issued an order directing its Staff to conduct a fact-finding investigation into whether any entity, including Enron, manipulated short-term prices in electric energy or natural gas markets in the West or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000, forward. In April 2002 AEP furnished certain information to the FERC in response to their related data request.

Pursuant to the FERC's February order, on May 8, 2002, the FERC issued further data requests, including requests for admissions, with respect to certain trading strategies engaged in by Enron and, allegedly, traders of other companies active in the wholesale electricity and ancillary services markets in the West, particularly California, during the years 2000 and 2001. This data request was issued to AEP as part of a group of over 100 entities designated by the FERC as all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator and/or the California Power Exchange.

The May 8, 2002 FERC data request required senior management to conduct an investigation into our trading activities during 2000 and 2001 and to provide an affidavit as to whether we engaged in certain trading practices that the FERC characterized in the data request as being potentially manipulative. Senior management complied with the order and denied our involvement with those trading practices.

On May 21, 2002, the FERC issued a further data request with respect to this matter to us and over 100 other market participants requesting information for the years 2000 and 2001 concerning "wash", "round trip" or "sale/buy back" trading in the Western System Coordinating Council (WSCC), which involves the sale of an electricity product to another company together with a simultaneous purchase of the same product at the same price (collectively, "wash sales"). Similarly, on May 22, 2002, the FERC issued an additional data request with respect to this matter to us and other market participants requesting similar information for the same period with respect to the sale of natural gas products in the WSCC and Texas. After reviewing our records, we responded to the FERC that we did not participate in any "wash sale" transactions involving power or gas in the relevant market. We further informed the FERC that certain of our traders did engage in trades on the Intercontinental Exchange, an electronic electricity trading platform owned by a group of electricity trading companies, including us, on September 21, 2001, the day on which all brokerage commissions for trades on that exchange were donated to charities for the victims of the September 11, 2001 terrorist attacks, which do not meet the FERC criteria for a "wash sale" but do have certain characteristics in common with such sales. In response to a request from the California attorney general for a copy of AEP's responses to the FERC inquires, we provided the pertinent information.

The PUCT also issued similar data requests to AEP and other power marketers. AEP responded to such data request by the July 2, 2002 response date. The U.S. Commodity Futures Trading Commission (CFTC) issued a subpoena to us on June 17, 2002 requesting information with respect to "wash sale" trading practices. AEP responded to CFTC. In addition, the U.S. Department of Justice made a civil investigation demand to AEP and other electric generating companies concerning their investigation of the Intercontinental Exchange. AEP has completed a review of our trading activities in the United States for the last three years involving sequential trades with the same terms and counterparties. The revenue from such trading is not material to our financial statements. AEP believes that substantially all these transactions involve economic substance and risk transference and do not constitute "wash sales".

In August 2002, AEP received an informal data request from the SEC asking us to voluntarily provide documents related to "round trip" or "wash" trades. AEP has provided the requested information to the SEC.

In September 2002, AEP received a subpoena from FERC requesting information about our natural gas transactions and their potential impact on gas commodity prices in the New York City area. AEP responded to the subpoena in October 2002.

In October 2002, AEP dismissed several employees involved in natural gas marketing and trading after the Company determined that they provided inaccurate price information for use in indexes compiled and published by trade publications. AEP, subsequently, instituted measures that require all price information for use in market indexes be verified and reported through AEP's chief risk officer's organization. AEP has and will continue to provide to the FERC, the SEC and the CFTC information relating to price data given to energy industry publications.

FERC Proposed Standard Market Design  - Affecting AEP System

In July 2002, the FERC issued its Standard Market Design (SMD) notice of proposed rulemaking, one of the most sweeping rulemaking proposals in its history. The proposed SMD rule seeks to standardize the structure and operation of wholesale electricity markets across the country. Key elements of FERC's proposal include standard rules and processes for all users of the electricity transmission grid, new transmission rules and policies, and the creation of certain markets to be operated by independent administrators of the grid in all regions. The FERC recently indicated that it would issue a white paper on the proposal in April 2003, in response to the numerous comments FERC received on its proposal. The FERC is expected to issue its final rule in mid to late 2003. Because the rule is not yet finalized, management cannot predict the effect of the final rule on cash flows and results of operations.

FERC Proposed Security Standards - Affecting AEP System

The FERC published for comment its proposed security standards as part of the SMD. These standards are intended to ensure all market participants have a basic security program that effectively protects the electric grid and related market activities. They require compliance by January 1, 2004. The impact of these proposed standards is far-reaching and includes significant penalties for non-compliance. These standards apply to market operations and transmission owners. For the AEP System this includes: power generation plants, transmission systems, distribution systems and related areas of business. FERC is considering new proposals to modify the scope and timetable for compliance with the standards. Unless FERC changes the scope and timing of the original proposed standards, those standards could result in significant expenditures and operational changes in a compressed time frame, and may adversely affect results of operations and cash flows if such costs are not recovered from customers.

FERC Market Power Mitigation  - Affecting AEP System

A FERC order issued in November 2001 on AEP's triennial market based wholesale power rate authorization update required certain mitigation actions that AEP would need to take for sales/purchases within its control area and required AEP to post information on its website regarding its power system's status. As a result of a request for rehearing filed by AEP and other market participants, FERC issued an order delaying the effective date of the mitigation plan until after a planned technical conference on market power determination. No such conference has been held and management is unable to predict the timing of any further action by the FERC or its affect on future results of operations and cash flows.

Other - AEP and its subsidiaries are involved in a number of other legal proceedings and claims. While management is unable to predict the ultimate outcome of these matters, it is not expected that their resolution will have a material adverse effect on results of operations, cash flows or financial condition.

10. Guarantees:

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45) which clarifies the accounting to recognize a liability related to issuing a guarantee, as well as additional disclosures of guarantees. This new guidance is an interpretation of SFAS 5, 57, and 107 and a rescission of FIN 34. The initial recognition and initial measurement provisions of FIN 45 is effective on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002.

There are no liabilities recorded for all of the guarantees described below in accordance with FIN 45 as these guarantees were entered into prior to December 31, 2002. There is no collateral held in relation to these guarantees and there is no recourse to third parties in the event these guarantees are drawn.

Certain AEP subsidiaries have entered into standby letters of credit (LOC) with third parties. These LOCs cover gas and electricity trading contracts, construction contracts, insurance programs, security deposits, debt service reserves, drilling funds and credit enhancements for issued bonds. All of these LOCs were issued at a subsidiary level of AEP in the subsidiaries' ordinary course of business. TCC issued one of the LOCs for credit enhancement of issued bonds. The maximum future payments of all the LOCs are approximately $166 million with maturities ranging from January 2003 to December 2007. TCC's LOC was for $40.9 million with a maturity date of November 2003. Since AEP is the parent to all these subsidiaries, it holds all assets of the subsidiary as collateral. There is no recourse to third parties in the event these letters of credit are drawn.

The following AEP subsidiaries have entered into guarantees of third parties obligations:

CSW Energy and CSW International have guaranteed 50% of the required debt service reserve of Sweeny Cogeneration (Sweeny), an IPP of which CSW Energy is a 50% owner. The guarantee was provided in lieu of Sweeny funding the debt reserve as a part of financing. In the event that Sweeny does not make the required debt payments, CSW Energy and CSW International have a maximum future payment exposure of approximately $3.7 million, which expires June 2020.

Additionally, CSW guaranteed 50% of the required debt service reserve for Polk Power Partners, another IPP of which CSW Energy owns 50%. In the event that Polk Power does not make the required debt payments, CSW has a maximum future payment exposure of approximately $4.7 million, which expires July 2010.

In connection with reducing the cost of the lignite mining contract for its Henry W. Pirkey Power Plant, SWEPCo has agreed under certain conditions, to assume the revolving credit agreement, capital lease obligations, and term loan payments of the mining contractor. In the event the mining contractor defaults under any of these agreements, SWEPCo's total future maximum payment exposure is approximately $74 million with maturity dates ranging from April 2003 to February 2012.

As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining, SWEPCo has agreed to provide guarantees of mine reclamation in the amount of approximately $85 million. Since SWEPCo uses self-bonding, the guarantee provides for SWEPCo to commit to use its resources to complete the reclamation in the event the work is not completed by a third party miner. At December 31, 2002 the cost to reclaim the mine is estimated to be approximately $36 million. This guarantee ends upon depletion of reserves estimated at 2035 plus 6 years to complete reclamation.

In connection with the ability for Mutual Energy CPL L.P. (former subsidiary of AEP sold to Centrica on December 23, 2002) to compete in the CPL territory and to secure transition charges, AEP provided a guarantee that AEP would pay transition charges if Mutual Energy CPL failed to meet certain obligations. At the time of sale this guarantee (matures in February 2003) was not revoked. The future maximum payment exposure is $12.2 million. In February 2003, the guarantee matured and no payments under the guarantee were required.

In connection with the ERCOT transmission congestion auction, AEP has guaranteed the obligations of Mutual Energy CPL L.P. (former subsidiary of AEP sold to Centrica on December 23, 2002) and Mutual Energy WTU L.P. (former subsidiary of AEP sold to Centrica on December 23, 2002). At the time of sale these guarantees were not revoked. The total future maximum payment exposure for both companies is approximately $0.6 million. In January 2003 these guarantees matured and no payments under the guarantees were required.

See Note 26 "Minority Interest in Finance Subsidiary" for disclosure for the guaranteed support of AEP for Caddis Partners, LLC.

AEP and all its registrant and non-registrant subsidiaries enter into several types of contracts, which would require indemnifications. Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements. Generally these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters. At this time AEP cannot estimate the maximum potential payment for any of these indemnifications due to the uncertainty of future events. In addition, as of December 31, 2002, there are no liabilities required for any indemnifications.

AEP and its regulated and non-regulated subsidiaries lease certain equipment under a master operating lease. Under the lease agreement, the lessor is guaranteed to receive up to 87% of the unamortized balance of the equipment at the end of the lease term. If the fair market value of the leased equipment is below the unamortized balance at the end of the lease term, we have committed to pay the difference between the fair market value and the unamortized balance, with the total guarantee not to exceed 87% of the unamortized balance. At December 31, 2002, the maximum potential loss for these lease agreements was approximately $50 million assuming the fair market value of the equipment is zero at the end of the lease term. The maximum potential loss by registrant is as follows:


Registrant                     Maximum Potential Loss
----------                     ----------------------
                                    (in millions)

APCo                                  $ 0.7
CSPCo                                   0.8
I&M                                     2.0
KPCo                                    -
OPCo                                    0.7
PSO                                     3.3
SWEPCo                                  3.4
TCC                                     6.7
TNC                                     2.5
Other AEP non-registrant
  Subsidiaries                         29.9
                                      -----

Total                                 $50.0
                                      =====

11. Sustained Earnings Improvement Initiative:

In response to difficult conditions in AEP's business, a Sustained Earnings Improvement (SEI) initiative was undertaken company-wide in the fourth quarter of 2002, as a cost-saving and revenue-building effort to build long-term earnings growth. Termination benefits expense relating to 1,120 terminated employees totaling $75.4 million pre-tax was recorded in the fourth quarter of 2002. Of this amount, AEP paid $9.5 million to these terminated employees in the fourth quarter of 2002. The termination benefits expense was classified as Maintenance and Other Operation expense on AEP's Consolidated Statements of Operations and as Other Operation expense on the other registrant's statements of operations. We determined that the termination of the employees under our SEI initiative did not constitute a curtailment under the provisions of SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits".
The following table shows the staff reductions, termination benefits expense and the remaining termination benefits expense accrual as of December 31, 2002:




                     Total                          Total
                    Number         Total        Termination
                      of          Expense        Benefits
                  Terminated     Recorded in     Accrued at
                   Employees        2002         12/31/02
                   ---------     ---------      -----------
                               (in millions)   (in millions)

AEGCo                    -          $ 0.3           $ 0.3
APCo                    93           13.1            12.2
CSPCo                   19            5.0             4.5
I&M                    146           15.0            13.1
KPCo                    16            2.6             2.5
OPCo                    33            7.5             7.1
PSO                     17            3.1             3.0
SWEPCo                   8            3.3             3.1
TCC                     37            6.0             5.5
TNC                     20            2.0             1.6
Other AEP
 Subsidiaries          731           17.5            13.0
                     -----          -----           -----
  Totals             1,120          $75.4           $65.9
                     =====          =====           =====

Approximately $48 million of severance expense associated with 701 AEP Service Corporation employees (included in the 731 figure above) was allocated among all AEP subsidiaries. AEGCo has no employees but receives allocated expenses.

In addition, certain buildings and corporate aircraft are being sold in an effort to reduce ongoing operating expenses.

12. Acquisitions, Dispositions and Discontinued Operations:

Acquisitions

SFAS 141 "Business Combinations" applies to all business combinations initiated and consummated after June 30, 2001.

2002

Acquisition of Nordic Trading
In January 2002 AEP acquired for $2.2 million and other assumed liabilities the trading operations, including key staff, of Enron's Norway and Sweden-based energy trading businesses (Nordic Trading). Results of operations are included in AEP's Consolidated Statements of Operations from the date of acquisition. The excess of cost over fair value of the net assets acquired was approximately $4.0 million which was recorded as Goodwill. Subsequently in the fourth quarter of 2002, a decision was made to exit the non-core trading business in Europe and to close or sell Nordic Trading as discussed under the "Discontinued Operations" section of this note.

Acquisition of USTI
In January 2002, AEP acquired 100% of the stock of United Sciences Testing, Inc.
(USTI) for $12.5 million. USTI provides equipment and services related to automated emission monitoring of combustion gases to both AEP affiliates and external customers. Results of operations are included in AEP's Consolidated Statements of Operations from the date of acquisition.

2001

On June 1, 2001, AEP, through a wholly owned subsidiary, purchased Houston Pipe Line Company and Lodisco LLC for $727 million from Enron. The acquired assets include 4,200 miles of gas pipeline, a 30-year $274 million prepaid lease of a gas storage facility and certain gas marketing contracts. The purchase method of accounting was used to record the acquisition. According to APB Opinion No. 16 "Business Combinations" AEP recorded the assets acquired and liabilities assumed at their estimated fair values determined by independent appraisal or by Company's management based on information currently available and on current assumptions as to future operations. Based on a final purchase price allocation the excess of cost over fair value of the net assets acquired was approximately $153 million and is recorded as Goodwill. SFAS 142 "Goodwill and Other Intangible Assets" treats goodwill as a non-amortized, non-wasting asset effective January 1, 2002. Therefore, Goodwill was amortized for only seven months in 2001 on a straight-line basis over 30 years. The purchase method results in the assets, liabilities and earnings of the acquired operations being included in AEP's consolidated financial statements from the purchase date.

AEP also purchased the following assets or acquired the following businesses from July 1, 2001 through December 31, 2001 for an aggregate total of $1,651 million:
o SWEPCo, an AEP subsidiary, purchased the Dolet Hills mining operations and assumed the existing mine reclamation liabilities at its jointly owned lignite reserves in Louisiana.
o Quaker Coal Company as part of a bankruptcy proceeding settlement. AEP also assumed additional liabilities of approximately $58 million. The acquisition includes property, coal reserves, mining operations and royalty interests in Colorado, Kentucky, Ohio, Pennsylvania and West Virginia. AEP continues to operate the mines and facilities which employ over 800 individuals. See Note 13b "Asset Impairments and Investment Value Losses".
o MEMCO Barge Line added 1,200 hopper barges and 30 towboats to AEP's existing barging fleet. MEMCO's 450 employees operate the barge line. MEMCO added major barging operations on the Mississippi and Ohio rivers to AEP's barging operations on the Ohio and Kanawha rivers.
o U.K. Generation added 4,000 megawatts of coal-fired generation from Fiddler's Ferry, a four-unit, 2,000-megawatt station on the River Mersey in northwest England, approximately 200 miles from London and Ferrybridge, a four-unit, 2,000-megawatt station on the River Aire in northeast England, approximately 200 miles from London and related coal stocks. See Note 13b "Asset Impairments and Investment Value Losses".
o A 20% equity interest in Caiua, a Brazilian electric operating company which is a subsidiary of Vale. See Note 21, "Power and Distribution Projects". AEP converted a total of $66 million on an existing loan and accrued interest on that loan into Caiua equity. See Note 13b "Asset Impairments and Investment Value Losses".
o Indian Mesa Wind Project consisting of 160 megawatts of wind generation located near Fort Stockton, Texas.
o Acquired existing contracts and hired key staff from Enron's London-based international coal trading group.

Regarding the 2002 and 2001 acquisitions, management has recorded the assets acquired and liabilities assumed at their estimated fair values in accordance with APB Opinion No. 16 and SFAS 141 as appropriate based on currently available information and on current assumptions as to future operations.

Dispositions

2002

In 2002, AEP completed a number of disposals of assets determined to be non-core:

Disposal of SEEBOARD
On June 18, 2002, AEP, through a wholly owned subsidiary, entered into an agreement, subject to European Union (EU) approval, to sell its consolidated subsidiary SEEBOARD, a U.K. electricity supply and distribution company. EU approval was received July 25, 2002 and the sale was completed on July 29, 2002. AEP received approximately $941 million in net cash from the sale, subject to a working capital true up, and the buyer assumed SEEBOARD debt of approximately $1.12 billion, resulting in a net loss of $345 million at June 30, 2002. In accordance with SFAS 144 the results of operations of SEEBOARD have been classified as Discontinued Operations for all years presented. A net loss of $22 million was classified as Discontinued Operations in the second quarter of 2002. The remaining $323 million of the net loss has been classified as a transitional impairment loss from the adoption of SFAS 142 (see Notes 2 and 3) and has been reported as a Cumulative Effect of Accounting Change retroactive to January 1, 2002. A $59 million reduction of the net loss was recognized in the second half of 2002 to reflect changes in exchange rates to closing, settlement of working capital true-up and selling expenses. The net total loss recognized on the disposal of SEEBOARD was $286 million. Proceeds from the sale of SEEBOARD were used to pay down bank facilities and short-term debt.

The assets and liabilities of SEEBOARD were aggregated on AEP's Consolidated Balance Sheets as Assets of Discontinued Operations and Liabilities of Discontinued Operations as of December 31, 2001. The major classes of SEEBOARD's assets and liabilities of discontinued operations were:


                                               December 31,
                                                  2001
                                               -----------
                                              (in millions)
        Assets:
         Current Assets                           $  324
         Plant,Property and Equipment, Net         1,283
         Goodwill                                  1,129
         Other Assets                                 96
                                                  ------
          Total Assets of Discontinued
           Operations                             $2,832

        Liabilities:
         Current Liabilities                      $  752
         Long-term Debt                              701
         Deferred Income
          Taxes                                      268
         Other Liabilities                            77
                                                  ------
          Total Liabilities of Discontinued
          Operations                              $1,798


Disposal of CitiPower
On July 19, 2002, AEP, through a wholly owned subsidiary entered into an agreement to sell CitiPower, a retail electricity and gas supply and distribution subsidiary in Australia. AEP completed the sale on August 30, 2002 and received net cash of approximately $175 million and the buyer assumed CitiPower debt of approximately $674 million. AEP recorded a net charge totaling $125 million as of June 30, 2002. The charge included an impairment loss of $98 million on the remaining carrying value of an intangible asset related to a distribution license for CitiPower. The remaining $27 million of net loss was classified as a transitional goodwill impairment loss from the adoption of SFAS 142 (see Notes 2 and 3) and was recorded as a Cumulative Effect of Accounting Change retroactive to January 1, 2002.

The loss on the sale of CitiPower increased $24 million to $149 million in the second half of 2002 based on actual closing amounts and exchange rates.

CitiPower's results of operations have been reclassified as Discontinued Operations in accordance with SFAS 144. The assets and liabilities of CitiPower have been aggregated on the December 31, 2001, AEP balance sheet as Assets of Discontinued Operations and Liabilities of Discontinued Operations. The major classes of CitiPower's assets and liabilities of discontinued operations are:

                                            December 31,   2001
                                            -------------------
                                                (in millions)
   Assets:
    Current Assets                                 $  138
    Plant, Property and
   Equipment, Net                                     495
    Goodwill/Intangibles                              466
    Other Assets                                       23
                                                   ------
     Total Assets of
   Discontinued
      Operations                                   $1,122
                                                   ======


   Liabilities:
    Current Liabilities                       $ 83
    Long-term Debt                             612
    Deferred Income Taxes                       55
    Other Liabilities                           34
                                              ----
     Total Liabilities of    Discontinued
      Operations
                                              $784


Total revenues and pretax profit (loss) of the discontinued operations of SEEBOARD and CitiPower were:

                           SEEBOARD
                         (in millions)
Revenues:

12 months ended
  12/31/02                      $  694
12 months ended
  12/31/01                       1,451
12 months ended
  12/31/00                       1,596

Pretax Profit:

12 months ended
  12/31/02                     $   180
12 months ended
  12/31/01                         104
12 months ended
  12/31/00                          91

                           CitiPower
                         (in millions)
Revenues:

12 months ended
  12/31/02                     $   204
12 months ended
  12/31/01                         350
12 months ended
  12/31/00                         338

Pretax Profit (Loss):

12 months ended
  12/31/02                     $  (190)
12 months ended
  12/31/01                          (4)
12 months ended
  12/31/00                          20

Disposition of Texas REPs

In April 2002, AEP reached a definitive agreement, subject to regulatory approval, to sell two of its Texas retail electric providers (REPs) to Centrica, a provider of retail energy and other consumer services. PUCT regulatory approval for the sale was obtained in December 2002. On December 23, 2002 AEP sold to Centrica, the general partner interests and the limited partner interests in Mutual Energy CPL L.P. and Mutual Energy WTU L.P. for a base purchase price paid in cash at closing and certain additional payments, including a net working capital payment. Centrica paid a base purchase price of $145.5 million which was based on a fair market value per customer established by an independent appraiser and an agreed customer count. AEP recorded a net gain totaling $83.7 million in Other Income. AEP (through TCC and TNC) will provide Centrica with a power supply contract for the two REPs and back-office services related to these customers for a two-year period. In addition, AEP retained the right to share in earnings from the two REPs above a threshold amount through 2006 in the event the Texas retail market develops increased earnings opportunities. Under the Texas Legislation, REPs are subject to a clawback liability if customer change does not attain thresholds required by the legislation. AEP is responsible for a portion of such liability, if any, for the period it operated the REPs in the Texas competitive retail market (January 1, 2002 through December 23, 2002). In addition, AEP retained responsibility for regulatory obligations arising out of operations before closing. AEP's wholly-owned subsidiary Mutual Energy Service Company LLC (MESC) received an up-front payment of approximately $30 million from Centrica associated with the back-office service agreement, and MESC deferred its right to receive payment of an additional amount of approximately $9 million to secure certain contingent obligations. These prepaid service revenues were deferred on the books of MESC to be amortized over the two-year term of the back office service agreement.

2001

In March 2001, CSWE, a subsidiary company, completed the sale of Frontera, a generating plant that the FERC required to be divested in connection with the merger of AEP and CSW. The sale proceeds were $265 million and resulted in an after tax gain of $46 million.

In July 2001, AEP, through a wholly owned subsidiary, sold its 50% interest in a 120-megawatt generating plant located in Mexico. The sale resulted in an after tax gain of approximately $11 million.

In July 2001, OPCo, an AEP subsidiary, sold coal mines in Ohio and West Virginia and agreed to purchase approximately 34 million tons of coal from the purchaser of the mines through 2008. The sale is expected to have a nominal impact on the results of operations and cash flows of OPCo and AEP.

In December 2001, AEP completed the sale of its ownership interests in the Virginia and West Virginia PCS (personal communications services) Alliances for stock, resulting in an after tax gain of approximately $7 million. During 2002, due to decreasing market value of the shares, AEP reduced the value of them to zero.

2000

In December 2000, AEP, through a wholly owned subsidiary, committed to negotiate a sale of its 50% investment in Yorkshire, a U.K. electricity supply and distribution company. As a result a $43 million writedown ($30 million after tax) was recorded in the fourth quarter of 2000 to reflect the net loss from the expected sale in the first quarter of 2001. The writedown is included in Other Income on AEP's Consolidated Statements of Operations. On February 26, 2001 an agreement to sell the Company's 50% interest in Yorkshire was signed. On April 2, 2001, following the approval of the buyer's shareholders, the sale was completed without further impact on AEP's consolidated earnings.

In December 2000, CSW International, a subsidiary company sold its investment in a Chilean electric company for $67 million. A net loss on the sale of $13 million ($9 million after tax) is included in Other Income, and includes $26 million ($17 million net of tax) of losses from foreign exchange rate changes that were previously reflected in Accumulated Other Comprehensive Income. In the second quarter of 2000 AEP management determined that the then existing decline in market value of the shares was other than temporary. As a result the investment was written down by $33 million ($21 million after tax) in June 2000. The total loss from both the write down of the Chilean investment to market in the second quarter and from the sale in the fourth quarter was $46 million ($30 million net of tax).


Discontinued Operations

The operations shown below, affecting AEP, were discontinued or classified as held for sale in 2002. Results of operations of these businesses have been reclassified as shown in the following table:



                                SEE-BOARD       CitiPower      Pushan       Eastex        Total
                                ---------       ---------      ------       ------        -----
   (in millions)
   2002 Revenue                  $   694           $204          $57         $  73         $1,028
   2001 Revenue                    1,451            350           57          -             1,858
   2000 Revenue                    1,596            338           57          -             1,991
   2002 Earnings  (Loss)
   After Tax                          96           (123)          (7)         (156)          (190)
   2001 Earnings
    (Loss) After Tax                  88             (6)           4          -                86
   2000 Earnings  (Loss)
   After Tax                          99             17            7            (1)           122


13. Asset Impairments and Investment Value Losses:

In 2002 AEP recorded pre-tax impairments of assets (including goodwill) and investments totaling $1.426 billion (consisting of approximately $866.6 million related to Asset Impairments, $321.1 million related to Investment Value and Other Impairment Losses, and $238.7 million related to Discontinued Operations) that reflected downturns in energy trading markets, projected long-term decreases in electricity prices, and other factors. These impairments exclude the transitional impairment loss from adoption of SFAS142 (see Notes 2 and 3). The categories of impairments included:

                                                  2002 Pre-Tax Estimated Loss
                                                              ----
                                                         (in millions)

        Asset Impairments Held for Sale                   $   483.1
        Asset Impairments Held and Used                       651.4
        Investment Value Losses                               291.9
                                                          ----------

                                Total                      $1,426.4
                                                           ========


a. Assets Held for Sale

In 2002, AEP (and its registrant subsidiaries, as applicable) recorded the following estimated loss on disposal of assets (including Goodwill) held for sale:


                                           2002 Pre-Tax
                   Assets                 Estimated Loss
               Held for Sale               on Disposal            Business             Registrant
               -------------               -----------            --------             ----------
                                          (in millions)
        Eastex                               $218.7              Wholesale                AEP
        Pushan Power                           20.0                 Other                 AEP
                                            -------
        Total Impairment   Losses
          Included in   Discontinued
          Operations                         $238.7
        Telecommunication -   AEPC/C3        $158.5                 Other                 AEP
        Newgulf Facility                       11.8              Wholesale                AEP
        Nordic Trading                          5.3              Wholesale                AEP
        Excess Equipment                       23.9              Wholesale                AEP
        Excess Real Estate                     15.7              Wholesale                AEP
                                           --------
        Total Included in
          Asset  Impairment   Losses         $215.2
        Telecommunications   - AFN          $  13.8                 Other                 AEP
        Water Heater                                                                  AEP, APCo, CSPCo,
          Program                               3.2              Wholesale           I&M, KPCo and OPCo
        Gas Power Systems                      12.2              Wholesale                AEP
                                           --------
        Total Included in
          Investment  Value
          and Other Impairment
          Losses                            $  29.2
                                            -------

        Total-All Held for Sale
          Losses                             $483.1
                                             ======

Eastex
In 1998, CSW began construction of a natural gas-fired cogeneration facility (Eastex) located near Longview, Texas and commercial operations commenced in December 2001. In June 2002, AEP requested that the FERC allow it to modify the FERC Merger Order and substitute Eastex as a required divestiture under the order, due to the fact that the agreed upon market-power related divestiture of a plant in Oklahoma was no longer feasible. The FERC approved the request at the end of September 2002. Subsequently, in the fourth quarter of 2002 AEP solicited bids for the sale of Eastex and several interested buyers were identified by December 2002. A sale of assets is expected to be completed by the end of 2003 with an estimated pre-tax loss on sale of $218.7 million included in Discontinued Operations in AEP's Consolidated Statements of Operations. The estimated loss was based on the estimated fair value of the facility and indicative bids by interested buyers.

Results of operations of Eastex have been reclassified as Discontinued Operations in accordance with SFAS 144 as shown in Note 12. The assets and liabilities of Eastex have been included on AEP's Consolidated Balance Sheets as held for sale. The major classes of assets and liabilities held for sale are:

                                                      2002            2001
                                                      ----            ----
                                                          (in millions)
Assets:
Current Assets                                        $15            $  -
Property, Plant and Equipment, Net                     -               217
Other Assets                                           -                 3
                                                   ------           ------
  Total Assets Held for Sale                          $15             $220
                                                      ===             ====

Liabilities:
Current Liabilities                                  $  8           $    5
Other Liabilities                                       4                1
                                                    -----            ------
  Total Liabilities Held for Sale                     $12           $    6
                                                      ===           ======


Pushan Power Plant
In the fourth quarter of 2002, AEP began active negotiations to sell its interest in the Pushan Power Plant (Pushan) in Nanyang, China to the minority interest partner. Negotiations are expected to be completed by the second quarter of 2003 with an estimated pre-tax loss on disposal of $20.0 million, based on an indicative price expression. The estimated pre-tax loss on disposal is classified in Discontinued Operations in AEP's Consolidated Statements of Operations.

Results of operations of Pushan have been reclassified as Discontinued Operations in accordance with SFAS 144 as discussed in Note 12. The assets and liabilities of Pushan have been classified on AEP's Consolidated Balance Sheets as held for sale. The major classes of assets and liabilities held for sale are:

                                                    2002            2001
                                                    ----            ----
                                                        (in millions)
Assets:
Current Assets                                    $  19             $  17
Property, Plant and Equipment, Net                  132               161
                                                  -----             -----
  Total Assets Held for Sale                       $151              $178
                                                   ====              ====

Liabilities:
Current Liabilities                               $  28             $  27
Long-term Debt                                       25                30
Other Liabilities                                    26                24
                                                 ------             -----
  Total Liabilities Held for Sale                 $  79             $  81
                                                  =====             =====

Telecommunications
AEP had developed businesses to provide telecommunication services to businesses and to other telecommunication companies through broadband fiber optic networks operated in conjunction with AEP's electric transmission and distribution lines. The businesses included AEP Communications, LLC (AEPC), C3 Communications, Inc.
(C3), and a 50% share of AFN Networks, LLC (AFN), a joint venture. Due to the difficult economic conditions in these businesses and the overall telecommunications industry, and other operating problems, the AEP Board approved in December 2002 a plan to cease operations of these businesses. AEP took steps to market the assets of the businesses to potential interested buyers in the fourth quarter of 2002. A number of potential buyers have made offers for the assets of C3. Potential buyers have indicated interest in the assets of AFN. A formal offering of the assets of AEPC will begin early in 2003. The complete sale of all telecommunication assets is expected to be completed by the end of 2003 with an estimated pre-tax impairment loss of $158.5 million (related to AEPC and C3) classified in Asset Impairments in AEP's Consolidated Statements of Operations and an estimated pre-tax loss in value of the investment in AFN of $13.8 million classified in Investment Value and Other Impairment Losses in AEP's Consolidated Statements of Operations. The estimated losses are based on indicative bids by potential buyers.

$6 million and $182 million of Property, Plant and Equipment, net of accumulated depreciation of the telecommunication businesses have been classified on AEP's Consolidated Balance Sheets as held for sale in 2002 and 2001, respectively.

Newgulf Facility
In 1995, CSW purchased an 85 MW gas-fired peaking electrical generation facility located near Newgulf, Texas (Newgulf). In October 2002 AEP began negotiations with a likely buyer of the facility. A sale is now expected to be completed by the end of 2003 with an estimated pre-tax loss on sale of $11.8 million based on an indicative bid by the likely buyer. The estimated loss on disposal is classified in Asset Impairments on AEP's Consolidated Statements of Operations. Newgulf's Property, Plant and Equipment, net of accumulated depreciation, of $6 million in 2002 and $17 million in 2001 has been classified on AEP's Consolidated Balance Sheets as held for sale.


Nordic Trading
In October 2002 AEP announced that its ongoing energy trading operations would be centered around its generation assets. As a result, AEP took steps to exit its coal, gas, and electricity trading activities in Europe, except for those activities necessary to support the U.K. Generation operations. The Nordic Trading business acquired earlier in 2002 (see Note 12) was made available for sale to potential buyers. The estimated pre-tax loss on disposal in 2002 of $5.3 million, consisted of impairment of goodwill of $4.0 million (see Note 3) and impairment of assets of $1.3 million. The estimated loss of $5.3 million is included in Asset Impairments on AEP's Consolidated Statements of Operations. Management's determination of a zero fair value was based on discussions with a potential buyer. There are no assets and liabilities of Nordic Trading to be classified on AEP's Consolidated Balance Sheets as held for sale.

Excess Equipment
In November 2002, as a result of a cancelled development project, AEP obtained title to a surplus gas turbine generator. AEP has been unsuccessful in finding potential buyers of the unit, including its own internal generation operators, due to an over-supply of generation equipment available for sale. Sale of the turbine is now projected before the end of 2003 with an estimated 2002 pre-tax loss on disposal of $23.9 million, based on market prices of similar equipment. The loss is included in Asset Impairments on AEP's Consolidated Statements of Operations. The Other asset of $12 million in 2002 and $31 million in 2001 has been classified on AEP's Consolidated Balance Sheets as held for sale.


Excess Real Estate
In the fourth quarter of 2002, AEP began to market an under-utilized office building in Dallas, TX obtained through the merger with CSW. One prospective buyer has executed an option to purchase the building. Sale of the facility is projected by second quarter 2003 and an estimated 2002 pre-tax loss on disposal of $15.7 million has been recorded, based on the option sale price. The estimated loss is included in Asset Impairments on AEP's Consolidated Statements of Operations. The Property asset of $18 million in 2002 and $36 million in 2001 has been classified on AEP's Consolidated Balance Sheets as held for sale.

Water Heater Program
AEP, APCo, CSPCo, I&M, KPCo and OPCo operated a program to lease electric water heaters to residential and commercial customers until a decision was reached in the fourth quarter of 2002 to discontinue the program and to offer the assets for sale. Negotiations are underway with a qualified buyer, and sale of the assets is projected by the end of the first quarter of 2003. AEP's estimated 2002 pre-tax loss on disposal of $3.20 million ($50 thousand for APCo, $615 thousand for CSPCo, $643 thousand for I&M, $11 thousand for KPCo, $1.757 million for OPCo and $126 thousand for other AEP non-registrant subsidiaries) was based on the expected contract sales price. The loss is included in Investment Value and Other Impairment Losses on AEP's Consolidated Statements of Operations and in Nonoperating Expenses on the statements of income of the registrant subsidiaries. The assets and liabilities have been classified on AEP's Consolidated Balance Sheets as held for sale. The major classes of assets held for sale are:

                                                 2002            2001
                                                 ----            ----
                                                     (in millions)
Assets:
Current Assets                                  $  1              $  2
Property, Plant and Equipment, Net                38                48
                                                ----              ----
  Total Assets Held for Sale                     $39               $50
                                                 ===               ===

Gas Power Systems
AEP acquired in 2001 a 75% interest in a startup company seeking to develop low-cost peaking generator sets powered by surplus jet turbine engines. The first quarter of 2002, AEP recognized a goodwill impairment loss of $12.2 million due to technological and operating problems (See Note 3). The loss was recorded in Investment Value and Other Impairment Losses on AEP's Consolidated Statements of Operations. The fair values of the remaining assets and liabilities were excluded from AEP's Consolidated Balance Sheets as held for sale, as the impact was insignificant. AEP's remaining interest was sold in January 2003.

b. Assets Held and Used

In 2002, AEP recorded the following impairments related to assets (including Goodwill) held and used to Asset Impairments on AEP's Consolidated Statements of
Operations:


           Assets                                   Business
       Held and Used       2002 Pre-Tax Loss        Segment         Registrant
       -------------       ------------------       -------         ----------
                            (in millions)
U.K. Generation                $548.7               Wholesale          AEP
AEP Coal                         59.9               Wholesale          AEP
Texas Plants                     38.1               Wholesale      AEP and TNC
Ft. Davis Wind Farm
                                  4.7               Wholesale      AEP and TNC
                              -------
      Total - ALL
        Held and Used
        Losses                  $51.4
                                =====

U.K. Generation Plants
In December 2001, AEP acquired two coal-fired generation plants (U.K. Generation) in the U.K. for a cash payment of $942.3 million and assumption of certain liabilities. Subsequently and continuing through 2002, wholesale U.K. electric power prices declined sharply as a result of domestic over-capacity and static demand. External industry forecasts and AEP's own projections made during the fourth quarter of 2002 indicate that this situation may extend many years into the future. As a result, the U.K. Generation fixed asset carrying value at year-end 2002 was substantially impaired. A December 2002 probability-weighted discounted cash flow analysis of the fair value of our U.K. Generation indicated a 2002 pre-tax impairment loss of $548.7 million, including a goodwill impairment of $166.1 million as discussed in Note 3. The cash flow analysis used a discount rate of 6% over the remaining life of the assets and reflected assumptions for future electricity prices and plant operating costs. This impairment loss is included in Asset Impairments on AEP's Consolidated Statements of Operations.

AEP Coal
In October 2001, AEP acquired out of bankruptcy certain assets and assumed certain liabilities of nineteen coal mine companies formerly known as "Quaker Coal" and re-identified as "AEP Coal". During 2002 the coal operations suffered a decline in forward prices and adverse mining factors that culminated in the fourth quarter of 2002 and significantly reduced mine productivity and revenue. Based on an extensive review of economically accessible reserves and other factors, future mine productivity and production is expected to continue to be below historical levels. In December 2002, a probability-weighted discounted cash flow analysis of fair value of the mines was performed which indicated a 2002 pre-tax impairment loss of $59.9 million including a goodwill impairment of $3.6 million as discussed in Note 3. This impairment loss is included in Asset Impairments on AEP's Consolidated Statements of Operations.

Texas Plants
In September 2002, AEP proposed closing 16 gas-fired power plants in the ERCOT control area of Texas (8 TNC plants and 8 TCC plants). ERCOT indicated that it may designate some of those plants as "reliability must run" (RMR) status. In October ERCOT designated seven RMR plants (3 TNC plants and 4 TCC plants) and approved AEP's plan to inactivate nine other plants (5 TNC plants and 4 TCC plants). The process of moving the plants to inactive status took approximately two months. Employees of the plants moved to inactive status (approximately 180) were eligible for severance and outplacement services.

As a result of the decision to inactivate TNC plants, a write-down of utility assets of approximately $34.2 million (pre-tax) was recorded in Asset Impairments expense during the third quarter 2002 on AEP's and TNC's Statements of Operations. The decision to inactivate the TCC plants resulted in a write-down of utility assets of approximately $95.6 million (pre-tax), which was deferred and recorded in Regulatory Assets during the third quarter 2002 in AEP's Consolidated Balance Sheets (in Regulatory Assets Designated For or Subject to Securitization on TCC's Consolidated Balance Sheets).

During the fourth quarter 2002, evaluations continued as to whether assets remaining at the inactivated plants, including materials, supplies and fuel oil inventories, could be utilized elsewhere within the AEP System. As a result of such evaluations, TNC recorded an additional asset impairment charge to Asset Impairments expense of $3.9 million (pre-tax) in the fourth quarter 2002. In addition TNC recorded related inventory write-downs of $2.6 million [$1.2 million in Fuel and Purchased Energy: Electricity on AEP (Fuel Expense on TNC) and $1.4 million in Maintenance and Other Operation expense on AEP (Other Operation on TNC)]. Similarly, TCC recorded an additional asset impairment write-down of $6.7 million (pre-tax), which was deferred and recorded in Regulatory Assets on AEP (in Regulatory Assets Designated For or Subject to Securitization on TCC's Consolidated Balance Sheets) in the fourth quarter 2002. TCC also recorded related inventory write-downs of $14.9 million which was deferred and recorded in Regulatory Assets on AEP (in Regulatory Assets Designated For or Subject to Securitization on TCC's Consolidated Balance Sheets) in the fourth quarter 2002.

The total Texas plant asset impairment of $38.1 million in 2002 (all related to TNC) is included in Asset Impairments on AEP's and TNC's Consolidated Statements of Operations.

RMR plants are required to ensure the reliability of the power grid, even if electricity from those plants is not required to meet market needs. ERCOT and AEP negotiated interim contracts for the seven RMR plants through December 2003, however, ERCOT has the right to terminate the plants from RMR status upon 90 days written notice.

In December 2002, TCC filed a plan of divestiture with the PUCT proposing to sell all of its power generation assets, including the eight gas-fired generating plants that were either inactivated or designated as RMR status. See Texas Restructuring section of the "Customer Choice and Industry Restructuring"
Note 8 for further discussion of the divestiture plan and anticipated timeline.

Ft. Davis Wind Farm
In the 1990's, CSW developed a 6 MW facility wind energy project located on a lease site near Ft. Davis, Texas. In the fourth quarter of 2002 AEP engineering staff determined that operation of the facility was no longer technically feasible and the lease of the underlying site should not be renewed. Dismantling of the facility will be complete by the end of 2003 with an estimated 2002 pre-tax loss on abandonment of $4.7 million. The loss was recorded in Asset Impairments on AEP's Consolidated Statements of Operations and TNC's Statements of Operations. The facility will continue to be classified as held and used until disposal is complete.

c. Investment Values

In 2002, AEP recorded the following declines in fair value on investments accounted for under APB 18 that were considered to be other than temporarily impaired as shown in the table below:



            Investment Value
               Impairment           2002 Pre-Tax       Business
               Loss Items          Estimated Loss      Segment       Registrant
               ----------          --------------      -------       ----------
                                   (in millions)

  Grupo Rede Investment - Brazil      $217.0           Other            AEP
  South Coast Power                     63.2           Other            AEP
  Misc. Technology Investments          11.7           Other            AEP
                                      ------
               Total                  $291.9

Grupo Rede Investment
In December 2002, AEP recorded an other than temporary impairment totaling $141.0 million ($217.0 million net of federal income tax benefit of $76.0 million) of its 44% equity investment in Vale and its 20% equity interest in Caiua, both Brazilian electric operating companies (referred to as Grupo Rede). This amount is included in Investment Value and Other Impairment Losses on AEP's Consolidated Statements of Operations. As of September 30, 2002, AEP had not recognized its cumulative equity share of operating and foreign currency translation losses of approximately $88 million and $105 million, respectively, due to the existence of a put option that permits AEP to require Grupo Rede to purchase our equity at a minimum price equal to the U.S. dollar equivalent of the original purchase price. In January 2002 AEP evaluated through an independent credit assessment the ability of Grupo Rede to fulfill its responsibilities under the put option and concluded that the carrying value of the original investment was reasonable.

During 2002, there has been a continuing decline in the Brazilian power industry and the value of the local currency. Events in the fourth quarter of 2002 led us to change our view that Grupo Rede would be able to fulfill its responsibilities under the put option. These events included two downgrades of Caiua debt by Moody's, resulting in a rating of Caa1. Caiua is an intermediate holding company which owns substantially all of the utility companies in the Grupo Rede system. The downgrading of Caiua's credit ratings to a level well below investment grade casts significant doubt on the ability of Grupo Rede to honor the put option. Grupo Rede is in the process of restructuring some of its debt s, and as a condition for participating in the restructuring, during November 2002 a creditor of Grupo Rede requested that AEP agree not to exercise the put option prior to March 31, 2007. AEP agreed and in exchange received an extension of the put option from the previous end date of 2009 through 2019. Based on the factors noted above, AEP could no longer reasonably believe that our investment could be recovered, resulting in the recording of the impairment.

South Coast Power Investment
South Coast Power is a 50% owned joint venture that was formed in 1996 to build and operate a merchant closed-cycle gas turbine generator at Shoreham, U.K.. South Coast Power is subject to the same adverse wholesale electric power rates described for U.K. Generation above. A December 2002 projected cash flow estimate of the fair value of the investment indicated a 2002 pre-tax other than temporary impairment of the equity interest (which included the fair value of supply contracts held by South Coast Power and accounted for in accordance with SFAS 133) in the amount of $63.2 million. This loss of investment value is included in Investment Value and Other Impairment Losses on AEP's Consolidated Statements of Operations.

Technology Investments
AEP previously made investments totaling $11.7 million in four early-stage or startup technologies involving pollution control and procurement. An analysis in December 2002 of the viability of the underlying technologies and the projected performance of the investee companies indicated that the investments were unlikely to be recovered, and an other than temporary impairment of the entire amount of the equity interest under APB 18 was recorded. The loss of investment value is included in Investment Value and Other Impairment Losses on AEP's Consolidated Statements of Operations.

14. Benefit Plans:

Pension and Other Postretirement Benefits

In the U.S. AEP sponsors two qualified pension plans and two nonqualified pension plans. Substantially all employees in the U.S. are covered by either one qualified plan or both a qualified and a nonqualified pension plan. Other postretirement benefit (OPEB) plans are sponsored by the AEP System to provide medical and death benefits for retired employees in the U.S.

AEP also has a foreign pension plan for employees of AEP Energy Services U.K. Generation Limited (Genco) in the U.K. Genco employees participate in their existing pension plan acquired as part of AEP's purchase of two generation plants in the U.K. in December 2001.

The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 2002, and a statement of the funded status as of December 31 for both years:
                                      U.S.                      U.S.
                                  Pension Plans             OPEB Plans
                                  -------------             ----------
                                2002        2001         2002       2001
                                ----        ----         ----       ----
                                              (in millions)
Reconciliation of Benefit
 Obligation:
Obligation at January 1        $3,292      $3,161       $ 1,645     $1,668
Service Cost                       72          69            34         30
Interest Cost                     241         232           114        114
Participant Contributions        -           -               13          8
Plan Amendments                    (2)       -             -             7  (a)
Actuarial (Gain) Loss             258         121           152        192
Divestitures                     -           -             -          (287) (b)
Benefit Payments                 (278)       (291)          (81)       (88)
Curtailments                     -           -             -             1
                               ------      ------       -------     ------
Obligation at December 31      $3,583      $3,292       $ 1,877     $1,645
                               ======      ======       =======     ======

Reconciliation of Fair Value
 of Plan Assets:
Fair Value of Plan Assets at
 January 1                     $3,438      $3,911       $   711     $  704
Actual Return on Plan Assets     (371)       (182)          (57)       (31)
Company Contributions               6        -              137        118
Participant Contributions           -        -               13          8
Benefit Payments                 (278)       (291)          (81)       (88)
                               ------      ------       -------     ------
Fair Value of Plan Assets at
 December 31                   $2,795      $3,438       $   723     $  711
                               ======      ======       =======     ======

Funded Status:
Funded Status at December 31   $ (788)     $  146       $(1,154)    $ (934)
Unrecognized Net Transition
 (Asset) Obligation                (7)        (15)          233        263
Unrecognized Prior-Service Cost   (13)        (12)            6          7
Unrecognized Actuarial
 (Gain) Loss                    1,020          35           896        649
                               ------      ------       -------     ------
Prepaid Benefit (Accrued
 Liability)                    $  212      $  154       $   (19)    $  (15)
                               ======      ======       =======     ======

(a) Related to the purchase of Houston Pipe Line Company and MEMCO Barge Line.
(b) Related to the sale of Central Ohio Coal Company, Southern Ohio Coal Company and Windsor Coal Company.


The following table provides the amounts for prepaid benefit costs and accrued benefit liability recognized in the Consolidated Balance Sheets as of December 31 of both years. The amounts for additional minimum liability, intangible asset and Accumulated Other Comprehensive Income for 2001 and 2002 were recorded in 2002.
                                      U.S.                    U.S.
                                  Pension Plans            OPEB Plans
                                  -------------            ----------
                                2002        2001        2002        2001
                                ----        ----        ----        ----
                                             (in millions)

Prepaid Benefit Costs           $ 255       $ 205       $ -         $   1
Accrued Benefit Liability         (44)        (51)       (19)         (16)
Additional Minimum Liability     (944)        (15)       N/A          N/A
Intangible Asset                   45           9        N/A          N/A
Accumulated Other
 Comprehensive Income             900           6        N/A          N/A
                                -----       -----       ----        ------
Net Asset (Liability)           $ 212       $ 154       $(19)       $ (15)
                                =====       =====       ====        =====

Other Comprehensive (Income)
 Expense Attributable to
 Change in Additional Pension
 Liability Recognition          $ 894         $(4)       N/A          N/A
                                =====         ===       ====        ======

N/A = Not Applicable

The value of our qualified plans' assets has decreased from $3.438 billion at December 31, 2001 to $2.795 billion at December 31, 2002. The qualified plans paid $272 million in benefits to plan participants during 2002 (nonqualified plans paid $6 million in benefits). The investment returns and declining discount rates have changed the status of our qualified plans from overfunded (plan assets in excess of projected benefit obligations) by $146 million at December 31, 2001 to an underfunded position (plan assets are less than projected benefit obligations) of $788 million at December 31, 2002. Due to the qualified plans currently being underfunded, the Company recorded a charge to Other Comprehensive Income (OCI) of $585 million, and a Deferred Income Tax Asset of $315 million, offset by a Minimum Pension Liability of $662 million and reduction to prepaid costs and intangible assets of $238 million. The charge to OCI does not affect earnings or cash flow. The OCI charge for each AEP subsidiary registrant is recorded in Minimum Pension Liability in the respective registrant's Consolidated Statements of Comprehensive Income. Also, because of the recent reductions in the funded status of our qualified plans, we expect to make cash contributions to our qualified plans of approximately $66 million in 2003 increasing to approximately $108 million per year by 2005.

The AEP System's qualified pension plans had accumulated benefit obligations in excess of plan assets of $661 million at December 31, 2002.

The AEP System's nonqualified pension plans had accumulated benefit obligations in excess of plan assets of $72 million at December 31, 2002 and $66 million at December 31, 2001. There are no assets in the nonqualified plans.

The AEP System's OPEB plans had accumulated benefit obligations in excess of plan assets of $1,154 million and $934 million at December 31, 2002 and 2001, respectively.

The Genco pension plan had $7 million and $10 million at December 31, 2002 and 2001, respectively, of accumulated benefit obligations in excess of plan assets.



The following table provides the components of AEP's net periodic benefit cost (credit) for the plans for fiscal years 2002, 2001 and 2000:

                                         U.S.                      U.S.
                                     Pension Plans             OPEB Plans
                                     -------------             ----------
                                 2002   2001   2000        2002    2001   2000
                                 ----   ----   ----        ----    ----   ----
                                                 (in millions)

Service Cost                    $  72  $  69   $  60       $ 34    $ 30   $ 29
Interest Cost                     241    232     227        114     114    106
Expected Return on Plan Assets   (337)  (338)   (321)       (62)    (61)   (57)
Amortization of
 Transition (Asset) Obligation     (9)    (8)     (8)        29      30     41
Amortization of Prior-service
 Cost                              (1)    -       13         -       -      -
Amortization of Net Actuarial
 (Gain) Loss                      (10)   (24)    (39)        27      18      4
                                 ----  -----   -----       ----    ----   ----
Net Periodic Benefit Cost
 (Credit)                         (44)   (69)    (68)       142     131    123
Curtailment Loss (a)               -      -      -           -        1     79
                                 ----  -----   -----       ----    ----   ----
Net Periodic Benefit
 Cost (Credit) After
 Curtailments                   $ (44) $ (69)  $ (68)      $142    $132   $202
                                =====  =====   =====       ====    ====   ====

(a) Curtailment charges were recognized during 2000 for the shutdown of Central Ohio Coal Company, Southern Ohio Coal Company and Windsor Coal Company.

The following table provides the net periodic benefit cost (credit) for the plans by the following AEP registrant and other non-registrant subsidiaries for fiscal years 2002, 2001 and 2000:


                                         U.S.                          U.S.
                                    Pension Plans                   OPEB Plans
                                    -------------                   ----------
                              2002      2001      2000     2002      2001      2000
                              ----      ----      ----     ----      ----      ----
                                                  (in thousands)
APCo                      $ (9,988)   $(13,645) $(14,047) $ 25,107  $ 22,810  $ 22,139
CSPCo                       (8,328)    (10,624)  (10,905)   11,494    10,328     9,643
I&M                         (4,206)     (7,805)   (8,565)   17,608    15,077    14,155
KPCo                        (1,406)     (1,922)   (2,075)    2,986     2,438     2,364
OPCo                       (11,360)    (14,879)  (15,041)   22,608    34,444   116,205
PSO                         (3,819)     (2,480)   (2,196)    8,436     6,187     4,277
SWEPCo                      (2,245)     (3,051)   (2,606)    8,371     6,399     4,152
TCC                         (4,786)     (3,411)   (2,986)   10,733     8,214     6,656
TNC                         (1,104)     (1,644)   (1,585)    4,798     3,729     2,929
Other Non-Registrant
  Subsidiaries               3,657      (9,139)   (7,546)   29,722    22,278    19,798
                          --------    --------  --------  --------  --------  --------
Total                     $(43,585)   $(68,600) $(67,552) $141,863  $131,904  $202,318
                          ========    ========  ========  ========  ========  ========


The weighted-average assumptions as of December 31, used in the measurement of AEP's benefit obligations are shown in the following tables:

                                 U.S.                     U.S.
                             Pension Plans             OPEB Plans
                             -------------             ----------
                        2002    2001    2000       2002   2001    2000
                        ----    ----    ----       ----   ----    ----
                          %       %        %        %       %       %
 Discount Rate          6.75    7.25     7.50     6.75    7.25    7.50
 Expected Return on
  Plan Assets           9.00    9.00     9.00     8.75    8.75    8.75
 Rate of Compensation
  Increase              3.7     3.7      3.2      N/A     N/A     N/A



In determining the discount rate in the calculation of future pension obligations we review the interest rates of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. As a result of a decrease in this benchmark rate during 2002, we determined that a decrease in our discount rate from 7.25% at December 31, 2001 to 6.75% at December 31, 2002 was appropriate.

For OPEB measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually each year to a rate of 5% through 2008 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                  1% Increase     1% Decrease
                                  -----------     -----------
                                         (in millions)
Effect on total  service
 and interest cost
 components of  net
 periodic postretirement
 health care benefit cost              $ 21          $ (17)

Effect on the health care
 component of the
 accumulated
 postretirement
 benefit obligation                     237          (193)

AEP Savings Plans

AEP sponsors various defined contribution retirement savings plans eligible to substantially all non-United Mine Workers of America (UMWA) U.S. employees. These plans include features under Section 401(k) of the Internal Revenue Code and provide for company matching contributions. Beginning in 2001, AEP's contributions to the two largest plans increased to 75 cents for every dollar of the first 6% of eligible employee compensation from the previous rate of 50 cents. The cost for contributions to these plans totaled $60.1 million in 2002, $55.6 million in 2001 and $36.8 million in 2000.

The following table provides the cost for contributions to the savings plans by the following AEP registrant and other non-registrant subsidiaries for fiscal years 2002, 2001 and 2000:

                          2002         2001           2000
                          ----         ----           ----


                                   (in thousands)

APCo                   $ 6,722          $7,031        $ 3,988
CSPCo                    2,784           2,789          1,638
I&M                      8,039           7,833          4,231
KPCo                     1,043           1,016            544
OPCo                     5,785           6,398          3,713
PSO                      2,260           2,235          2,306
SWEPCo                   2,765           2,776          2,880
TCC                      3,054           3,046          3,161
TNC                      1,574           1,558          1,708
Other Non-
  Registrant
  Subsidiaries          26,094          20,869         12,677
                       -------         -------         ------
   Total               $60,120         $55,551        $36,846
                       =======         =======        =======

On January 1, 2003, the two major AEP Savings Plans merged into a single plan.

Other UMWA Benefits

AEP and OPCo provide UMWA pension, health and welfare benefits for certain unionized mining employees, retirees, and their survivors who meet eligibility requirements. The benefits are administered by UMWA trustees and contributions are made to their trust funds. Contributions are expensed as paid as part of the cost of active mining operations and were not material in 2002, 2001 and 2000. In July 2001, OPCo sold certain coal mines in Ohio and West Virginia.



15. Stock-Based Compensation:

The American Electric Power System 2000 Long-Term Incentive Plan (the Plan) was approved by shareholders at AEP's annual meeting in 2000 and authorizes the use of 15,700,000 shares of AEP common stock for various types of stock-based compensation awards, including stock option awards, to key employees. The Plan was adopted in 2000.

Under the Plan, the exercise price of all stock option grants must equal or exceed the market price of AEP's common stock on the date of grant. AEP generally grants options that have a ten-year life and vest, subject to the participant's continued employment, in approximately equal 1/3 increments on January 1st following the first, second and third anniversary of the grant date.

CSW maintained a stock option plan prior to the merger with AEP in 2000. Effective with the merger, all CSW stock options outstanding were converted into AEP stock options at an exchange ratio of one CSW stock option for 0.6 of an AEP stock option. The exercise price for each CSW stock option was adjusted for the exchange ratio. Outstanding CSW stock options will continue in effect until all options are exercised, cancelled or expired. Under the CSW stock option plan, the option price was equal to the fair market value of the stock on the grant date. All CSW options fully vested upon the completion of the merger and expire 10 years after their original grant date.

A summary of AEP stock option transactions in fiscal periods 2002, 2001 and 2000 is as follows:



                               2002                    2001                    2000
                               ----                    ----                    ----
                                   Weighted                Weighted                Weighted
                                   Average                 Average                 Average
                        Options    Exercise     Options    Exercise     Options    Exercise
                    (in thousands)  Price   (in thousands)  Price   (in thousands)  Price
Outstanding at
 beginning of year       6,822       $37        6,610        $36           825       $40
  Granted                2,923       $27          645        $45         6,046       $36
  Exercised               (600)      $36         (216)       $38           (26)      $36
  Forfeited               (358)      $41         (217)       $37          (235)      $39
                         -----                  -----                    -----
Outstanding at
 end of year             8,787       $34        6,822        $37         6,610       $36
                         =====                  =====                    =====

Options exercisable
 at end of year          2,481       $36          395        $43           588       $41
                         =====                    ===                      ===

Weighted average Exercise price of options:
 -Granted above Market Price         $27                     N/A                     N/A
 -Granted at Market Price            $27                     $45                     $36





The following table summarizes information about AEP stock options outstanding at December 31, 2002:

             Options Outstanding
----------------------------------------------

Range of
Exercise          Number    Life in  Exercise
Prices          Outstanding  Years     Price
---------------------------------------------
$27.06-35.625    8,047,058    8.4    $ 32.54
 40.69-49.00       739,483    7.1      44.84
---------------------------------------------
$27.06-49.00     8,786,541    8.3    $ 33.58
---------------------------------------------

             Options Exercisable

Range of
Exercise           Number    Weighted-Average
Prices           Outstanding  Exercise Price

$27.06-35.625     2,230,000       $35.51
 40.69-49.00        251,327        43.66
---------------------------------------------
$27.06-49.00      2,481,327       $36.33
---------------------------------------------

If compensation expense for stock options had been determined based on the fair value at the grant date, AEP net income and earnings per share would have been the pro forma amounts shown in the following table:


-------------------------------------------------------------
                                   2002       2001     2000
                                   ----       ----     ----
                                         (in millions
                                  except per share amounts)
Net (loss) income:

  As reported                    $ (519)     $ 971    $ 267
  Pro forma                        (528)       959      264
Basic (loss) earnings per share:
  As reported                    $(1.57)     $3.01    $0.83
  Pro forma                       (1.59)      2.98     0.82
Diluted (loss) earnings per share:
  As reported                    $(1.57)     $3.01    $0.83
  Pro forma                       (1.59)      2.97     0.82

The proceeds received from exercised stock options are included in common stock and paid-in capital.

The pro forma amounts are not representative of the effects on reported net income for future years.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used to estimate the fair value of AEP options granted:


                                 2002     2001     2000
-------------------------------------------------------------
Risk Free Interest
 Rate                            3.53%      4.87%    5.02%
Expected Life                  7 years    7 years  7 years
Expected Volatility             29.78%     28.40%   24.75%
Expected Dividend
 Yield                           6.15%      6.05%    6.02%

Weighted average fair value of options:

 -Granted above
Market Price                    $4.58       N/A       N/A
 -Granted at Market   Price
                                $4.37      $8.01    $5.50
---------------------------- ---------- ---------- ----------

16. Business Segments:

In 2000, AEP reported the following four business segments: Domestic Electric Utilities; Foreign Energy Delivery; Worldwide Energy Investments; and Other. With this structure, our regulated domestic utility companies were considered single, vertically-integrated units, and were reported collectively in the Domestic Electric Utilities segment.

In 2001 and 2002, we moved toward a goal of functionally and structurally separating our businesses. The ensuing realignment of our operations resulted in our current business segments, Wholesale, Energy Delivery and Other. The business activities of each of these segments are as follows:

Wholesale
o        Generation of electricity for sale to retail and wholesale customers
o        Gas pipeline and storage services
o        Marketing and trading of electricity, gas, coal and other commodities
o Coal mining, bulk commodity barging operations and other energy supply related businesses

Energy Delivery
o        Domestic electricity transmission
o        Domestic electricity distribution

Other
o        Energy services

Segment results of operations for the twelve months ended December 31, 2002, 2001 and 2000 are shown below. These amounts include certain estimates and allocations where necessary.

We have used earnings before interest and income taxes (EBIT) as a measure of segment operating performance. The EBIT measure is total operating revenues net of total operating expenses and other income and deductions from income. It differs from net income in that it does not take into account interest expense, income taxes and the effect of discontinued operations, extraordinary items and the cumulative effect of a change in accounting principle. EBIT is believed to be a reasonable gauge of results of operations. By excluding interest expense and income taxes, EBIT does not give guidance regarding the demand of debt service or other interest requirements, or tax liabilities or taxation rates. The effects of interest expense and taxes on overall corporate performance can be seen in the Consolidated Statements of Operations. By excluding discontinued operations, extraordinary items, and the cumulative effect of changes in accounting principles, EBIT gives more focused guidance on segment operating performance.




                                          Energy             Reconciling           AEP
Year                         Wholesale    Delivery   Other   Adjustments       Consolidated
----                         ---------    --------   -----   -----------       ------------
                                              (in millions)
2002
  Revenues from:
    External unaffiliated
     customers                 $10,988    $ 3,551    $  16    $    -            $14,555
    Transactions with other
     operating segments          2,314         20       46       (2,380)           -
  Segment EBIT                     645        970     (549)        -              1,066
  Depreciation, depletion and
    amortization expense           842        519       16         -              1,377
  Total assets                  22,622     11,624      248          247(a)       34,741
  Investments in equity method
    subsidiaries                   115       -          57         -                172
  Gross property additions       1,072        638       12         -              1,722

2001

  Revenues from:
    External unaffiliated
     customers                 $ 9,297    $ 3,356   $  114    $    -            $12,767
    Transactions with other
     operating segments          2,708         20    1,155       (3,883)           -
  Segment EBIT                   1,302        986       42         -              2,330
  Depreciation, depletion and
    amortization expense           597        632       14         -              1,243
  Total assets                  21,947     12,455      220        4,675(a)       39,297
  Investments in equity method
    subsidiaries                   242       -         370         -                612
  Gross property additions         610        844      200         -              1,654

2000

  Revenues from:
    External unaffiliated
     customers                 $ 7,834     $3,174   $  105    $    -            $11,113
    Transactions with other
     operating segments          1,726          2      750       (2,478)           -
  Segment EBIT                     686      1,017       89         -              1,792
  Depreciation, depletion and
    amortization expense           556        506       29         -              1,091
  Total assets                  24,172     14,876    2,625        4,960(a)       46,633
  Investments in equity method
    subsidiaries                   140       -         296         -                436
  Gross property additions         366        961      141         -              1,468

(a) Reconciling adjustments for Total Assets include Assets Held for Sale and/or
Assets of Discontinued Operations



Of the registrant operating company subsidiaries, all of the registrant subsidiaries except AEGCo have two business segments. The segment results for each of these subsidiaries are reported in the table below. AEGCo has one segment, a wholesale generation business. AEGCo's results of operations are reported in AEGCo's financial statements.





                                         Twelve Months Ended                         Twelve Months Ended
                                          December 31, 2002                           December 31, 2001
                                          -----------------                           -----------------

                                             Segment                                       Segment         Total
                               Revenues        EBIT      Total Assets       Revenues        EBIT           Assets
                               --------      -------     ------------       --------       -------         ------
                                           (in thousands)                              (in thousands)


Wholesale Segment
APCo                         $1,220,381     $215,735     $2,586,966        $1,189,223     $164,844       $2,505,877
CSPCo                           907,882      282,974      1,762,074           867,100      232,372        1,742,328
I&M                           1,205,043       42,410      3,160,575         1,212,587      117,396        3,027,509
KPCo                            246,629        6,568        591,655           247,842        4,935          507,516
OPCo                          1,523,452      364,071      2,861,415         1,545,392      240,128        2,820,995
PSO                             518,100       34,322        840,374           695,123       52,086          827,235
SWEPCo                          736,484       70,547      1,082,251           768,322       82,409        1,127,331
TCC                           1,135,946      395,060      3,117,447         1,265,655      303,966        2,847,743
TNC                             377,387      (58,930)       376,308           387,422        7,930          371,031

Energy Delivery Segment
APCo                         $  594,089     $217,360     $2,040,881        $  595,036     $213,733       $1,976,908
CSPCo                           492,278       63,071        991,166           483,219      130,503          980,060
I&M                             321,721      170,342      1,426,616           314,410      111,206        1,366,553
KPCo                            132,054       51,697        573,021           131,183       54,033          491,532
OPCo                            589,673       71,225      1,595,617           552,713      118,261        1,573,078
PSO                             275,547       69,543        936,316           261,877       79,787          921,676
SWEPCo                          348,236      107,081      1,126,424           333,004      107,197        1,173,345
TCC                             554,547      148,918      2,238,991           473,182      109,587        2,045,287
TNC                              73,353       53,995        500,867           169,036       33,226          493,844

Registrant Subsidiaries
Company Total
APCo                         $1,814,470     $433,095     $4,627,847        $1,784,259     $378,577       $4,482,785
CSPCo                         1,400,160      346,045      2,753,240         1,350,319      362,875        2,722,388
I&M                           1,526,764      212,752      4,587,191         1,526,997      228,602        4,394,062
KPCo                            378,683       58,265      1,164,676           379,025       58,968          999,048
OPCo                          2,113,125      435,296      4,457,032         2,098,105      358,389        4,394,073
PSO                             793,647      103,865      1,776,690           957,000      131,873        1,748,911
SWEPCo                        1,084,720      177,628      2,208,675         1,101,326      189,606        2,300,676
TCC                           1,690,493      543,978      5,356,438         1,738,837      413,553        4,893,030
TNC                             450,740       (4,935)       877,175           556,458       41,156          864,875




                                                                     Twelve Months Ended
                                                                      December 31, 2000
                                                                     -------------------
                                              Revenues                   Segment EBIT                 Total Assets
                                               --------                   ------------                 ------------
                                                                         (in thousands)
        Wholesale Segment

        APCo                                 $1,184,335                     $154,525                    $3,674,081
        CSPCo                                   906,363                      235,860                     2,481,594
        I&M                                   1,177,190                     (146,297)                    3,978,360
        KPCo                                    268,529                       22,379                       759,228
        OPCo                                  1,672,744                      289,084                     3,976,532
        PSO                                     711,274                       54,072                     1,011,474
        SWEPCo                                  773,324                       27,055                     1,302,611
        TCC                                   1,291,588                      273,650                     3,182,202
        TNC                                     394,860                       13,910                       466,539

        Energy Delivery Segment

        APCo                                   $574,918                     $191,560                    $2,898,514
        CSPCo                                   398,046                       81,896                     1,395,897
        I&M                                     311,019                      126,241                     1,795,748
        KPCo                                    121,346                       49,770                       735,315
        OPCo                                    467,587                      138,418                     2,217,443
        PSO                                     245,124                       85,524                     1,126,949
        SWEPCo                                  344,950                      129,842                     1,355,778
        TCC                                     478,814                      136,069                     2,285,499
        TNC                                     176,204                       50,201                       620,965

        Registrant Subsidiaries
        Company Total

        APCo                                 $1,759,253                     $346,085                    $6,572,595
        CSPCo                                 1,304,409                      317,756                     3,877,491
        I&M                                   1,488,209                      (20,056)                    5,774,108
        KPCo                                    389,875                       72,149                     1,494,543
        OPCo                                  2,140,331                      427,502                     6,193,975
        PSO                                     956,398                      139,596                     2,138,423
        SWEPCo                                1,118,274                      156,897                     2,658,389
        TCC                                   1,770,402                      409,719                     5,467,701
        TNC                                     571,064                       64,111                     1,087,504





17.  Risk Management, Financial
       Instruments and Derivatives:

Risk Management

We are subject to market risks in our day to day operations. Our risk policies have been reviewed with the Board of Directors, approved by a Risk Executive Committee and are administered by the Chief Risk Officer. The Risk Executive Committee establishes risk limits, approves risk policies, assigns responsibilities regarding the oversight and management of risk and monitors risk levels. This committee receives daily, weekly, and monthly reports regarding compliance with policies, limits and procedures. The committee meets monthly and consists of the Chief Risk Officer, Chief Credit Officer, V.P. of Market Risk Oversight, and senior financial and operating managers.

The risks and related strategies that management can employ are:

Risk                  Description             Strategy
----                  -----------             --------
Price Risk            Volatility in           Trading and
                       commodity prices        hedging

Interest Rate Risk    Changes in
                       interest rates         Hedging

Foreign Exchange      Fluctuations in
 Risk                  foreign currency       Trading and
                       rates                   hedging

Credit Risk           Non-performance         Guarantees
                       on contracts            and
                            with               collateral
                       counterparties

We employ physical forward purchase and sale contracts, exchange futures and options, over-the-counter options, swaps, and other derivative contracts to offset price risk where appropriate. However, we engage in trading of electricity, gas and to a lesser degree other commodities and as a result we are subject to price risk. The amount of risk taken by the traders is controlled by the management of the trading operations and the Chief Risk Officer and his staff. If the risk from trading activities exceeds certain pre-determined limits, the positions are modified or hedged to reduce the risk to be within the limits unless specifically approved by the Risk Executive Committee.

AEP is exposed to risk from changes in the market prices of coal and natural gas used to generate electricity where generation is no longer regulated or where existing fuel clauses are suspended or frozen. The protection afforded by fuel clause recovery mechanisms has either been eliminated by the implementation of customer choice in Ohio (effective January 1, 2001) and in the ERCOT area of Texas (effective January 1, 2002) or frozen by a settlement agreement in Michigan, capped in Indiana and fixed (subject to future commission action) in West Virginia. To the extent all fuel supply for the generating units in these states is not under fixed price long-term contracts, AEP is subject to market price risk. AEP continues to be protected against market price changes by active fuel clauses in Arkansas, Kentucky, Louisiana, Oklahoma, Virginia and the SPP area of Texas.

We enter into currency and interest rate forward and swap transactions to hedge the currency and interest rate exposures created by commodity transactions. These transactions are marked-to-market to match the change in value in the transactions they hedge which are also marked-to-market. We employ forward contracts as cash flow hedges and swaps as cash flow or fair value hedges to mitigate changes in interest rates or fair values on Short-Term Debt and Long-term Debt when management deems it necessary. We do not hedge all interest rate risk.

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

Forwards and swaps are valued based on forward price curves which represent a series of projected prices at which transactions can be executed in the market. The forward price curve includes the market's expectations for prices of a delivered commodity at that future date. The forward price curve is developed from the market bid price, which is the highest price which traders are willing to pay for a contract, and the ask or offer price, which is the lowest price traders are willing to receive for selling a contract.

Option contracts, consisting primarily of options on forwards and spread options, are valued using models, which are variations on Black-Scholes option models. The market-related inputs are the interest rate curve, the underlying commodity forward price curve, the implied volatility curve and the implied correlation curve. Volatility and correlation prices may be quoted in the market. Significant estimates in valuing these contracts include forward price curves, volumes, and other volatilities.

Futures and options traded on exchanges (primarily oil and gas on NYMEX) are valued at the exchange price.

Electricity and gas markets in particular have primary trading hubs or delivery points/regions and less liquid secondary delivery points. In North American natural gas markets, the primary delivery points are generally traded from Henry Hub, Louisiana. The less liquid gas or power trading points may trade as a spread (based on transportation costs, constraints, etc.) from the nearest liquid trading hub. Also, some commodities trade more often and therefore are more liquid than others. For example, peak electricity is a more liquid product than off-peak electricity. Henry Hub gas trades in monthly blocks for up to 36 months and after that only trades in seasonal or calendar blocks. When this occurs, we use our best judgment to estimate the curve values. The value used will be based on various factors such as last trade price, recent price trend, product spreads, location spreads (including transportation costs), cross commodity spreads (e.g., heat rate conversion of gas to power), time spreads, cost of carry (e.g., cost of gas storage), marginal production cost, cost of new entrant capacity, and alternative fuel costs. Also, an energy commodity contract's price volatility generally increases as it approaches the delivery month. Spot price volatility (e.g., daily or hourly prices) can cause contract values to change substantially as open positions settle against spot prices. When a portion of a curve has been estimated for a period of time and market changes occur, assumptions are updated to align the curve to the market. All fair value amounts are net of adjustments for items such as credit quality of the counterparty (credit risk) and liquidity risk.

We also mark-to-market derivatives that are not trading contracts in accordance with generally accepted accounting principles. There may be unique models for these transactions, but the curves the Company inputs into the models are the same forward curves, which are described above.

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

Results of Risk Management Activities

The amounts of net revenue margins (sales less purchases) in 2002, 2001, and 2000 for trading activities were:

                    2002        2001        2000
                    ----        ----        ----
                            (in millions)
Net Revenue
 Margins            $53         $402        $233

The amounts of revenues recorded in 2002, 2001 and 2000 for the registrant subsidiaries were:
                      2002         2001        2000
                      ----         ----        ----
                               (in thousands)

APCo              $29,044     $ 52,871     $ 27,924
CSPCo              24,503       36,120       16,999
I&M                11,833       19,130       26,575
KPCo                3,801        6,150       10,704
OPCo               39,114       43,789       26,840
PSO                (1,357)      (7,345)       5,233
SWEPCo             (4,999)       2,317        1,562
TCC                (7,708)      10,500       (1,752)
TNC                (1,098)       1,508          222
                  -------     --------     --------
  Total           $93,133     $165,040     $114,307
                  =======     ========     ========


The fair value of open trading contracts that are marked-to-market are based on management's best estimates using over-the-counter quotations and exchange prices for short-term open trading contracts, and internally developed price curves for open long-term trading contracts. The following table does not reflect derivative contracts designated as hedges or firm transmission rights contracts. As a result, the totals will not agree to the Consolidated Balance Sheets. The fair values of trading contracts at December 31 are:

                                           2002                 2001
                                  ------------------     -------------------
                                           Fair                 Fair
                                          Value                Value
                                      (in millions)        (in millions)
Trading Assets

Electricity and Other
               Physicals                 $  846               $   966
               Financials                   226                   170
                                         ------               -------
             Total Trading Assets        $1,072               $ 1,136
                                         ======               =======

Gas
               Physicals                 $  105               $   196
               Financials                   685                 1,587
                                         ------               -------
             Total Trading Assets        $  790               $ 1,783
                                         ======               =======

Trading Liabilities

Electricity and Other
               Physicals                 $ (534)              $  (760)
               Financials                  (126)                  (87)
                                         ------               -------
             Total Trading Liabilities   $ (660)              $  (847)
                                         ======               =======

Gas
               Physicals                 $ (191)              $   (38)
               Financials                  (761)               (1,586)
                                         ------               -------
             Total Trading Liabilities   $ (952)              $(1,624)
                                         ======               =======

The fair values of trading contracts for the registrant subsidiaries at December 31 are:

                                           2002                  2001
                                    -----------------     -----------------
                                           Fair                  Fair
                                          Value                 Value
                                      (in thousands)        (in thousands)
APCo
Trading Assets

Electricity and Other
               Physicals                 $ 168,687            $ 217,914
               Financials                   39,585               39,466

Trading Liabilities

Electricity and Other
               Physicals                 $(100,045)           $(164,624)
               Financials                  (11,375)             (17,055)


CSPCo
Trading Assets

Electricity and Other
               Physicals                 $ 113,397            $ 133,425
               Financials                   26,611               24,206

Trading Liabilities

Electricity and Other
               Physicals                 $ (67,244)           $ (98,749)
               Financials                   (7,647)             (10,433)


I&M
Trading Assets

Electricity and Other
               Physicals                 $ 121,706            $ 165,162
               Financials                   28,474               26,630

Trading Liabilities

Electricity and Other
               Physicals                 $ (70,061)           $(117,795)
               Financials                   (9,258)             (12,652)

                                           2002                  2001
                                    ----------------      ------------------
                                           Fair                  Fair
                                           Value                 Value
                                      (in thousands)         (in thousands)

KPCo
Trading Assets

Electricity and Other
               Physicals                 $  43,532            $  53,651
               Financials                   10,216                9,732

Trading Liabilities

Electricity and Other
               Physicals                 $ (25,815)           $ (46,476)
               Financials                   (2,935)              (4,178)


OPCo
Trading Assets

Electricity and Other
               Physicals                 $ 158,473            $ 180,989
               Financials                   35,304               32,997

Trading Liabilities

Electric and Other
               Physicals                 $ (89,526)           $(132,603)
               Financials                  (10,145)             (15,937)


PSO
Trading Assets

Electricity
               Physicals                 $   8,165            $  47,613

Trading Liabilities

Electricity
               Physicals                 $  (4,620)           $ (45,179)


SWEPCo
Trading Assets

Electricity
               Physicals                 $   9,329            $  54,647
Trading Liabilities

Electricity
               Physicals                 $  (5,278)           $ (51,747)


TCC
Trading Assets

Electricity
               Physicals                 $  26,752            $  62,520


Trading Liabilities

Electricity
               Physicals                 $ (21,136)           $ (58,663)
               Financials                     (202)                -


TNC
Trading Assets

Electricity
               Physicals                 $   6,323            $  18,567

Trading Liabilities

Electricity
               Physicals                 $  (4,047)           $ (17,652)
               Financials                     (233)                -




Credit Risk

AEP limits credit risk by extending unsecured credit to entities based on internal ratings. AEP uses Moody's Investor Service, Standard and Poor's and qualitative and quantitative data to independently assess the financial health of counterparties on an ongoing basis. This data, in conjunction with the ratings information, is used to determine appropriate risk parameters. AEP also requires cash deposits, letters of credit and parental/affiliate guarantees as security from counterparties depending upon credit quality in our normal course of business.

We trade electricity and gas contracts with numerous counterparties. Since our open energy trading contracts are valued based on changes in market prices of the related commodities, our exposures change daily. We believe that our credit and market exposures with any one counterparty are not material to our financial condition at December 31, 2002. At December 31, 2002, less than 7% of our exposure was below investment grade as expressed in terms of Net Mark to Market Assets. Net Mark to Market Assets represents the aggregate difference between the forward market price for the remaining term of the contract and the contractual price per counterparty. The following table approximates counterparty credit quality and exposure for AEP based on netting across AEP entities, commodities and instruments at December 31, 2002:


                      Futures,
                    Forward and
Counterparty            Swap
 Credit Quality       Contracts     Options       Total
                    -----------     -------       -----
                                (in millions)

AAA/Exchanges         $    26     $    2     $   28
AA                        307         33         340
A                         448         26         474
BBB                       700        101         801
Below   Investment
 Grade                    107         11         118
                      -------      ------     ------

  Total                $1,588      $ 173      $1,761
                       ======      =====      ======


We enter into transactions for electricity and natural gas as part of wholesale trading operations. Electricity and gas transactions are executed over-the-counter with counterparties or through brokers. Gas transactions are also executed through brokerage accounts with brokers who are registered with the U.S. Commodity Futures Trading Commission. Brokers and counterparties require cash or cash-related instruments to be deposited on these transactions as margin against open positions. The combined margin deposits at December 31, 2002 and 2001 were $109 million and $55 million. These margin accounts are restricted and therefore are not included in Cash and Cash Equivalents on the Consolidated Balance Sheets. AEP and its subsidiaries can be subject to further margin requirements should related commodity prices change.

The margin deposits at December 31, 2002 for the registrants were:

                                           (in thousands)

         APCo                                  $1,010
         CSPCo                                    673
         I&M                                      727
         KPCo                                     261
         OPCo                                   1,400
         PSO                                       91
         SWEPCo                                   105
         TCC                                      121
         TNC                                       37

Financial Derivatives and Hedging

In the first quarter of 2001, AEP adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. AEP recorded a favorable transition adjustment to Accumulated Other Comprehensive Income of $27 million at January 1, 2001 in connection with the adoption of SFAS 133. Derivatives included in the transition adjustment are interest rate swaps, foreign currency swaps and commodity swaps, options and futures.

Most of the derivatives identified in the trans-ition adjustment were designated as cash flow hedges and relate to foreign operations.

Certain derivatives may be designated for accounting purposes as a hedge of either the fair value of an asset, liability, firm commitment, or a hedge of the variability of cash flows related to a variable-priced asset, liability, commitment, or forecasted trans-action. To qualify for hedge accounting, the relationship between the hedging instrument and the hedged item must be documented to include the risk management objective and strategy for use of the hedge instrument. At the inception of the hedge and on an ongoing basis, the effectiveness of the hedge is assessed to determine whether the hedge will be or is highly effective in offsetting changes in fair value or cash flows of the item being hedged. Changes in the fair value that result from the ineffectiveness of a hedge under SFAS 133 are recognized currently in earnings through mark-to-market accounting. Changes in the fair value of effective cash flow hedges are reported in Accumulated Other Comprehensive Income. Gains and losses from cash flow hedges in other comprehensive income are reclassified to earnings in the accounting periods in which the variability of cash flows of the hedged items affect earnings


Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on AEP's Consolidated Balance Sheets at December 31, 2002 are:
                                                                Accumulated
                                                          Other Comprehensive
                   Hedging Assets  Hedging Liabilities   Income (Loss) After Tax
                   --------------  -------------------   -----------------------
                                        (in millions)
lectricity and Gas          $6              $ (8)                    $ (2)
nterest Rate                 -               (13)*                    (12)
oreign Currency              -                (2)                      (2)
                                                                     ----
                                                                     $(16)

* Includes $6 million loss recorded in an equity investment.

The following table represents the activity in Other Comprehensive Income (Loss) related to the effect of adopting SFAS 133 for derivative contracts that qualify as cash flow hedges at December 31, 2002:




                                                                 (in millions)
AEP Consolidated
  Beginning Balance, January 1, 2002                               $    (3)
  Changes in fair value                                                (56)
  Reclasses from OCI to net loss                                        43
                                                                   -------
Accumulated OCI derivative loss, December 31, 2002                 $   (16)
                                                                   =======

                                                                (in thousands)
APCo
  Beginning Balance, January 1, 2002                               $  (340)
  Effective portion of changes in fair value                        (1,310)
  Reclasses from OCI to net income                                    (270)
                                                                   -------
Accumulated OCI derivative loss, December 31, 2002                 $(1,920)
                                                                   =======

CSPCo
  Beginning Balance, January 1, 2002                               $   -
  Effective portion of changes in fair value                            62
  Reclasses from OCI to net income                                    (329)
                                                                   -------
Accumulated OCI derivative Loss, December 31, 2002                 $  (267)
                                                                   =======
I&M
  Beginning Balance, January 1, 2002                               $(3,835)
  Effective portion of changes in fair value                            34
  Reclasses from OCI to net income                                   3,515
                                                                   -------
Accumulated OCI derivative loss, December 31, 2002                 $  (286)
                                                                   =======

KPCo
  Beginning Balance, January 1, 2002                               $(1,903)
  Effective portion of changes in fair value                           343
  Reclasses from OCI to net income                                   1,882
                                                                   -------
Accumulated OCI derivative gain, December 31, 2002                 $   322
                                                                   =======

OPCo
  Beginning Balance, January 1, 2002                               $  (196)
  Effective portion of changes in fair value                          (103)
  Reclasses from OCI to net income                                    (439)
                                                                   -------
Accumulated OCI derivative loss, December 31, 2002                 $  (738)
                                                                   =======

PSO
  Beginning Balance, January 1, 2002                               $   -
  Effective portion of changes in fair value                             2
  Reclasses from OCI to net income                                     (44)
                                                                   -------
Accumulated OCI derivative loss, December 31, 2002                 $   (42)
                                                                   =======

SWEPCo
  Beginning Balance, January 1, 2002                               $   -
  Effective portion of changes in fair value                             1
  Reclasses from OCI to net income                                     (49)
                                                                   -------
Accumulated OCI derivative loss, December 31, 2002                 $   (48)
                                                                   =======

TCC
  Beginning Balance, January 1, 2002                               $   -
  Effective portion of changes in fair value                            30
  Reclasses from OCI to net income                                     (66)
                                                                   -------
Accumulated OCI derivative loss, December 31, 2002                 $   (36)
                                                                   =======

TNC
  Beginning Balance, January 1, 2002                               $   -
  Effective portion of changes in fair value                             3
  Reclasses from OCI to net income                                     (18)
                                                                   -------
Accumulated OCI derivative loss, December 31, 2002                 $   (15)
                                                                   =======


Approximately $9 million of net losses from cash flow hedges in Accumulated Other Comprehensive Income (Loss) at December 31, 2002 are expected to be reclassified to net income in the next twelve months as the items being hedged settle. The actual amounts reclassified from Accumulated Other Comprehensive Income to Net Income can differ as a result of market price changes. The maximum term for which the exposure to the variability of future cash flows is being hedged is five years.

Financial Instruments

Market Valuation of Non-Derivative Financial Instrument

The book values of Cash and Cash Equivalents, Accounts Receivable, Short-term Debt and Accounts Payable approximate fair value because of the short-term maturity of these instruments. The book value of the pre-April 1983 spent nuclear fuel disposal liability approximates the best estimate of its fair value.

The fair values of Long-term Debt and preferred stock subject to mandatory redemption are based on quoted market prices for the same or similar issues and the current dividend or interest rates offered for instruments with similar maturities. These instruments are not marked-to-market. The estimates presented are not necessarily indicative of the amounts that we could realize in a current market exchange. The book values and fair values of significant financial instruments for AEP and its registrant subsidiaries at December 31, 2002 and 2001 are summarized in the following tables.

                                    2002                         2001
                                    ----                         ----
                            Book Value   Fair Value   Book Value    Fair Value
                            ----------   ----------   ----------    ----------
                               (in millions)                (in millions)
AEP
Long-term Debt             $   10,125   $  10,470    $    9,505  $    9,542
Preferred Stock                    84          77            95          93
Trust Preferred Securities        321         324           321         321

                              (in thousands)                (in thousands)
AEGCo
Long-term Debt             $   44,802   $   48,103   $   44,793  $   45,268

APCo
Long-term Debt             $1,893,861   $1,953,087   $1,556,559  $1,439,531
Preferred Stock                10,860        9,774       10,860      10,860

CSPCo
Long-term Debt             $  621,626   $  643,715   $  791,848  $  802,194
Preferred Stock                  -            -          10,000      10,100

I&M
Long-term Debt             $1,617,062   $1,673,363   $1,652,082  $1,672,392
Preferred Stock                64,945       58,948       64,945      62,795

KPCo
Long-term Debt             $  466,632   $  475,455   $  346,093  $  350,233

OPCo
Long-term Debt             $1,067,314   $1,095,197   $1,203,841  $1,227,880
Preferred Stock                 8,850        7,965        8,850       8,837

PSO
Long-term Debt             $  545,437   $  570,761   $  451,129  $  462,903
Trust Preferred Securities     75,000       75,900       75,000      74,730

SWEPCo
Long-term Debt             $  693,448   $  727,085   $  645,283  $  656,998
Trust Preferred Securities    110,000      110,880      110,000     109,780

TCC
Long-term Debt             $1,438,565   $1,522,373   $1,253,768  $1,278,644
Trust Preferred Securities    136,250      136,959      136,250     135,760

TNC
Long-term Debt             $  132,500   $  144,060   $  255,967  $  266,846



Other Financial Instruments - Nuclear Trust Funds Recorded at Market Value - The trust investments which are classified as held for sale for decommissioning and SNF disposal, reported in Other Assets on AEP's Consolidated Balance Sheets, are recorded at market value in accordance with SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities". At December 31, 2002 and 2001, the fair values of the trust investments were $969 million and $933 million, respectively, and had a cost basis of $909 million and $839 million, respectively. The change in market value in 2002, 2001, and 2000 was a net unrealized holding loss of $33 million and $11 million and a net unrealized holding gain of $6 million, respectively.

18. Income Taxes:

The details of AEP's consolidated income taxes before discontinued operations, extraordinary items, and cumulative effect as reported are as follows:

                   Year Ended December 31,
                   ----------------------
                  2002      2001       2000
                  ----      ----       ----
                        (in millions)
Federal:
 Current         $ 330      $404       $ 793
 Deferred         (192)       60        (236)
                 -----      ----       -----
     Total         138       464         557
                 -----      ----       -----
State:
 Current            32        61          47
 Deferred           30        34          (6)
                 -----      ----       -----
     Total          62        95          41
                 -----      ----       -----
International:
 Current            13       (13)          4
 Deferred            1        -            -
                 -----      ----       ------
     Total          14       (13)          4
                 -----      ----       -----

Total Income Tax
  as Reported
  Before
  Discontinued
  Operations,
  Extraordinary
  Items and
  Cumulative
  Effect         $ 214      $546       $ 602
                 =====      ====       =====



The details of the registrant subsidiaries income taxes as reported are as follows:


                                            AEGCo      APCo      CSPCo      I&M        KPCo
Year Ended December 31, 2002                               (in thousands)
Charged (Credited) to Operating
 Expenses (net):
  Current                                $  6,607   $ 99,140  $ 81,539  $  66,063    $   680
  Deferred                                 (5,028)    17,626    25,771    (19,870)     9,451
  Deferred Investment Tax Credits               2     (3,229)   (3,096)    (7,340)    (1,173)
                                         --------   --------  --------  ---------    -------
    Total                                   1,581    113,537   104,214     38,853      8,958
                                         --------   --------  --------  ---------    -------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                    (173)      (354)    9,442      3,435      1,583
  Deferred                                   -          (849)   (2,479)     2,949        388
  Deferred Investment Tax Credits          (3,363)    (1,408)     (174)      (400)       (67)
                                         --------   --------  --------  ---------   --------
    Total                                  (3,536)    (2,611)    6,789      5,984      1,904
                                         --------   --------  --------  ---------   --------

Total Income Tax as Reported             $ (1,955)  $110,926  $111,003  $  44,837   $ 10,862
                                         ========   ========  ========  =========   ========



                                         OPCo        PSO      SWEPCo      TCC       TNC
Year Ended December 31, 2002                               (in thousands)
Charged (Credited) to Operating
 Expenses (net):
  Current                                $ 86,026   $(49,673) $ 41,354  $  30,495   $    109
  Deferred                                 30,048     75,659    (3,134)   113,726    (10,652)
  Deferred Investment Tax Credits          (2,493)    (1,791)   (4,524)    (5,207)    (1,271)
                                         --------   --------  --------  ---------   --------
    Total                                 113,581     24,195    33,696    139,014    (11,814)
                                         --------   --------  --------  ---------   --------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                   2,732     (1,812)    1,772      3,223      1,334
  Deferred                                 15,962       -         -           (71)    (1,623)
  Deferred Investment Tax Credits            (684)      -         -          -          -
                                         --------   --------  --------  ---------   --------
    Total                                  18,010     (1,812)    1,772      3,152       (289)
                                         --------   --------  --------  ---------   --------

Total Income Tax as Reported             $131,591   $ 22,383  $ 35,468  $ 142,166   $(12,103)
                                         ========   ========  ========  =========   ========



                                           AEGCo      APCo       CSPCo      I&M      KPCo
Year Ended December 31, 2001                                (in thousands)
Charged (Credited) to Operating
 Expenses (net):
  Current                                $  9,126   $ 71,623  $ 88,013  $ 107,286   $  7,726
  Deferred                                 (6,224)    27,198    14,923    (45,785)     2,812
  Deferred Investment Tax Credits            -        (3,237)   (3,899)    (7,377)    (1,180)
                                         --------   --------  --------  ---------   --------
    Total                                   2,902     95,584    99,037     54,124      9,358
                                         --------   --------  --------  ---------   --------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                     (56)   (19,165)  (13,803)   (10,590)    (2,725)
  Deferred                                   -        21,832    17,885     16,580      3,481
  Deferred Investment Tax Credits          (3,414)    (1,528)     (159)      (947)       (72)
                                         --------   --------  --------  ---------   --------
    Total                                  (3,470)     1,139     3,923      5,043        684
                                         --------   --------  --------  ---------   --------

Total Income Tax as Reported             $   (568)  $ 96,723  $102,960  $  59,167   $ 10,042
                                         ========   ========  ========  =========   ========



                                           OPCo       PSO      SWEPCo       TCC       TNC
Year Ended December 31, 2001                               (in thousands)
Charged (Credited) to Operating
 Expenses (net):
  Current                                $(62,298)  $ 53,030  $ 77,965  $ 190,671   $ 19,424
  Deferred                                166,166    (16,726)  (31,396)   (72,568)   (11,891)
  Deferred Investment Tax Credits          (2,495)    (1,791)   (4,453)    (5,207)    (1,271)
                                         --------   --------  --------  ---------   --------
    Total                                 101,373     34,513    42,116    112,896      6,262
                                         --------   --------  --------  ---------   --------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                 (21,600)       352       542       (398)      (691)
  Deferred                                 20,014       -         -          -          -
  Deferred Investment Tax Credits            (794)      -         -          -          -
                                         --------   --------  --------  ---------   --------
    Total                                  (2,380)       352       542       (398)      (691)
                                         --------   --------  --------  ---------   --------

Total Income Tax as Reported             $ 98,993   $ 34,865  $ 42,658  $ 112,498   $  5,571
                                         ========   ========  ========  =========   ========



                                           AEGCo       APCo     CSPCo       I&M       KPCo
Year Ended December 31, 2000                               (in thousands)
Charged (Credited) to Operating
 Expenses (net):
  Current                                $  8,746   $129,165  $120,494  $ 134,796   $ 17,878
  Deferred                                 (5,842)     3,838    (7,746)  (126,748)     2,521
  Deferred Investment Tax Credits            -        (2,947)   (3,379)    (7,524)    (1,187)
                                         --------   --------  --------  ---------   --------
    Total                                   2,904    130,056   109,369        524     19,212
                                         --------   --------  --------  ---------   --------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                     (44)       327     3,777      2,950        (50)
  Deferred                                   -         4,764     3,683      1,569      1,244
  Deferred Investment Tax Credits          (3,396)    (1,968)     (103)      (330)       (65)
                                         --------   --------  --------  ---------   --------
    Total                                  (3,440)     3,123     7,357      4,189      1,129
                                         --------   --------  --------  ---------   --------

Total Income Tax as Reported             $   (536)  $133,179  $116,726  $   4,713   $ 20,341
                                         ========   ========  ========  =========   ========


                                          OPCo        PSO      SWEPCo      TCC        TNC
Year Ended December 31, 2000                              (in thousands)
Charged (Credited) to Operating
 Expenses (net):
  Current                               $ 259,608   $ 11,597  $ 16,073  $  89,403   $  6,774
  Deferred                                (70,263)    25,453    14,653     16,263      9,401
  Deferred Investment Tax Credits          (1,824)    (1,791)   (4,482)    (5,207)    (1,271)
                                        ---------   --------  --------  ---------   --------
    Total                                 187,521     35,259    26,244    100,459     14,904
                                        ---------   --------  --------  ---------   --------
Charged (Credited) to
 Nonoperating Income (net):
  Current                                  15,426     (1,306)   (1,476)    (5,073)      (222)
  Deferred                                  4,307       -         -          -        (1,237)
  Deferred Investment Tax Credits         ( 1,575)      -         -          -          -
                                        ---------   --------  --------  ---------   ---------
    Total                                  18,158     (1,306)   (1,476)    (5,073)    (1,459)
                                        ---------   --------  --------  ---------   --------

Total Income Tax as Reported            $ 205,679   $ 33,953   $24,768  $  95,386   $ 13,445
                                        =========   ========   =======  =========   ========


The following is a reconciliation for AEP Consolidated of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory tax rate, and the amount of income taxes reported.

                                                    Year Ended December 31,
                                                    ----------------------
                                              2002          2001       2000
                                              ----          ----       ----
                                                       (in millions)

Net Income (Loss)                             $(519)      $  971       $267
Discontinued Operations (net of income tax
 Of $73 million in 2002, $22 million in 2001
 and $5 million in 2000)                        190          (86)      (122)
Extraordinary Items
 (net of income tax of $20 million in 2001
  and $44 million in 2000)                       -            50         35
Cumulative Effect of Accounting Change
 (net of income tax of  $2 million in 2001)     350          (18)        -
Preferred Stock Dividends                        11           10         11
                                              -----       ------       ----
Income Before Preferred Stock Dividends
  of Subsidiaries                                32          927        191
Income Taxes Before Discontinued Operations,
  Extraordinary Items and Cumulative Effect     214          546        602
                                              -----       ------       ----
Pre-Tax Income                                $ 246       $1,473       $793
                                              =====       ======       ====

Income Taxes on Pre-Tax Income
  at Statutory Rate (35%)                     $  86       $  516       $278
Increase (Decrease) in Income Taxes
  Resulting from the Following Items:
   Depreciation                                  32           48         77
   Corporate Owned Life Insurance                -             4        247
   Investment Tax Credits (net)                 (35)         (37)       (36)
   Tax Effects of International Operations      123          (12)        (1)
   Energy Production Credits                    (14)          -          -
   Merger Transaction Costs                      -            -          49
   State Income Taxes                            40           62         26
   Other                                        (18)         (35)       (38)
                                              -----       ------       ----
Total Income Taxes as Reported Before
  Discontinued Operations, Extraordinary
  Items and Cumulative Effect                 $ 214       $  546       $602
                                              =====       ======       ====
Effective Income Tax Rate                      87.0%        37.1%      75.9%
                                              =====       ======       ====

Shown below is a reconciliation for each AEP registrant subsidiary of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory rate, and the amount of income taxes reported.


                                             AEGCo     APCo      CSPCo      I&M       KPCo
Year Ended December 31, 2002                                 (in thousands)

Net Income                                 $  7,552  $205,492  $181,173   $ 73,992   $ 20,567
Income Taxes                                 (1,955)  110,926   111,003     44,837     10,862
                                           --------  --------  --------   --------   --------
Pre-Tax Income                             $  5,597  $316,418  $292,176   $118,829   $ 31,429
                                           ========  ========  ========   ========   ========

Income Tax on Pre-Tax Income
 at Statutory Rate (35%)                   $  1,959  $110,746  $102,262   $ 41,590   $ 11,000
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                                  870     3,082     2,899     21,812      2,057
  Corporate Owned Life Insurance               -          (93)      719        268        305
  Nuclear Fuel Disposal Costs                  -         -         -        (3,814)      -
  Allowance for Funds Used
    During  Construction                       (446)     -         -        (3,453)      -
  Rockport Plant Unit 2 Investment
    Tax Credit                                 (748)     -         -          -          -
  Removal Costs                                -         -         -          -          (735)
  Investment Tax Credits (net)               (3,361)   (4,637)   (3,270)    (7,740)    (1,240)
  State Income Taxes                            335     6,469    11,387        124      1,058
  Other                                        (564)   (4,641)   (2,994)    (3,950)    (1,583)
                                           --------  --------  --------   --------   --------
Total Income Taxes as Reported             $ (1,955) $110,926  $111,003   $ 44,837   $ 10,862
                                           ========  ========  ========   ========   ========

Effective Income Tax Rate                       N.M.    35.1%     38.0%      37.7%       34.6%
                                               ====    =====     =====      =====       =====



                                            OPCo       PSO      SWEPCo      TCC        TNC
Year Ended December 31, 2002                                (in thousands)
Net Income (Loss)                          $220,023  $ 41,060  $ 82,992  $ 275,941   $(13,677)
Income Taxes                                131,591    22,383    35,468    142,166    (12,103)
                                           --------  --------  --------  ---------   --------
Pre-Tax Income (Loss)                      $351,614  $ 63,443  $118,460  $ 418,107   $(25,780)
                                           ========  ========  ========  =========   ========

Income Tax on Pre-Tax Income (Loss)
 at Statutory Rate (35%)                   $123,065  $ 22,205  $ 41,461  $ 146,337   $ (9,023)
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                                4,227      (583)   (2,790)      (295)       (32)
  Corporate Owned Life Insurance                (84)     -         -          -          -
  Investment Tax Credits (net)               (3,177)   (1,791)   (4,524)    (5,207)    (1,271)
  State Income Taxes                         18,051     2,639     3,987      2,202     (1,577)
  Other                                     (10,491)      (87)   (2,666)      (871)      (200)
                                           --------  --------  --------  ---------   --------
Total Income Taxes as Reported             $131,591  $ 22,383  $ 35,468  $ 142,166   $(12,103)
                                           ========  ========  ========  =========   ========

Effective Income Tax Rate                     37.4%      35.3%     29.9%      34.0%      47.0%
                                              =====      =====     =====      =====      =====



                                            AEGCo     APCo      CSPCo       I&M       KPCo
Year Ended December 31, 2001                               (in thousands)

Net Income                                  $ 7,875  $161,818  $161,876  $  75,788   $ 21,565
Extraordinary Loss                             -         -       30,024       -          -
Income Taxes                                   (568)   96,723   102,960     59,167     10,042
                                            -------  --------  --------  ---------   --------
Pre-Tax Income                              $ 7,307  $258,541  $294,860  $ 134,955   $ 31,607
                                            =======  ========  ========  =========   ========

Income Tax on Pre-Tax Income
 at Statutory Rate (35%)                   $  2,557  $ 90,489  $103,201  $  47,234   $ 11,062
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                                  230     2,977     2,757     21,224      1,581
  Corporate Owned Life Insurance               -          450       544       (148)       334
  Nuclear Fuel Disposal Costs                  -         -         -        (3,292)      -
  Allowance for Funds Used
    During  Construction                     (1,078)     -         -        (1,606)      -
  Rockport Plant Unit 2 Investment
    Tax Credit                                  374      -         -          -          -
  Removal Costs                                -         -         -          -          (420)
  Investment Tax Credits (net)               (3,414)   (4,765)   (4,058)    (8,324)    (1,252)
  State Income Taxes                          1,050     9,613     5,727      6,137        318
  Other                                        (287)   (2,041)   (5,211)    (2,058)    (1,581)
                                           --------  --------  --------  ---------   --------
Total Income Taxes as Reported             $   (568) $ 96,723  $102,960  $  59,167   $ 10,042
                                           ========  ========  ========  =========   ========

Effective Income Tax Rate                       N.M.     37.4%     34.9%      43.8%      31.8%
                                                ====     =====     =====      =====      =====



                                            OPCo        PSO     SWEPCo      TCC        TNC
Year Ended December 31, 2001                                (in thousands)
Net Income                                $ 147,445  $ 57,759  $ 89,367  $ 182,278   $ 12,310
Extraordinary Loss                           18,348      -         -         2,509       -
Income Taxes                                 98,993    34,865    42,658    112,498      5,571
                                          ---------  --------  --------  ---------   --------
Pre-Tax Income                            $ 264,786  $ 92,624  $132,025  $ 297,285   $ 17,881
                                          =========  ========  ========  =========   ========

Income Tax on Pre-Tax Income
 at Statutory Rate (35%)                  $  92,675  $ 32,418  $ 46,209  $ 104,050   $  6,258
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                                7,972     1,127      (501)     8,477      1,463
  Corporate Owned Life Insurance              1,852      -         -          -          -
  Investment Tax Credits (net)               (3,289)   (1,791)   (4,453)    (5,207)    (1,271)
  State Income Taxes                          9,752     5,137     5,451      9,652      1,283
  Other                                      (9,969)   (2,026)   (4,048)    (4,474)    (2,162)
                                          ---------  --------  --------  ---------   --------
Total Income Taxes as Reported            $  98,993  $ 34,865  $ 42,658  $ 112,498   $  5,571
                                          =========  ========  ========  =========   ========

Effective Income Tax Rate                      37.4%     37.6%     32.3%      37.8%      31.2%
                                               ====      ====      ====       =====      =====

                                             AEGCo     APCo      CSPCo       I&M        KPCo
Year Ended December 31, 2000                                 (in thousands)

Net Income (Loss)                           $ 7,984  $ 73,844  $ 94,966  $(132,032)  $ 20,763
Extraordinary (Gains) Loss                             (1,066)   39,384       -          -
Income Tax Benefit                             -       (7,872)  (14,148)      -          -
Income Taxes                                   (536)  133,179   116,726      4,713     20,341
                                            -------  --------  --------  ---------   --------
Pre-Tax Income (Loss)                       $ 7,448  $198,085  $236,928  $(127,319)  $ 41,104
                                            =======  ========  ========  =========   ========

Income Tax on Pre-Tax Income
 (Loss) at Statutory Rate (35%)            $  2,607  $ 69,330  $ 82,925  $ (44,562)  $ 14,386
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                                  452     7,606    10,529     20,378      1,827
  Corporate Owned Life Insurance               -       54,824    29,259     42,587      5,149
  Nuclear Fuel Disposal Costs                  -         -         -        (3,957)      -
  Allowance for Funds Used
    During  Construction                     (1,070)     -         -        (2,211)      -
  Rockport Plant Unit 2 Investment
    Tax Credit                                  374      -         -          -          -
  Removal Costs                                -       (1,197)     -          -          (420)
  Investment Tax Credits (net)               (3,396)   (4,915)   (3,482)    (7,854)    (1,252)
  State Income Taxes                            784     9,950        89      6,004      1,597
  Other                                        (287)   (2,419)   (2,594)    (5,672)      (946)
                                           --------  --------  --------  ---------   --------
Total Income Taxes as Reported             $   (536) $133,179  $116,726  $   4,713   $ 20,341
                                           ========  ========  ========  =========   ========

Effective Income Tax Rate                       N.M.     67.2%     49.3%      N.M.      49.5%
                                                ====     ====      ====       ====      =====



                                           OPCo        PSO      SWEPCo      TCC        TNC
Year Ended December 31, 2000                                (in thousands)
Net Income                                $  83,737  $ 66,663  $ 72,672  $ 189,567   $ 27,450
Extraordinary Loss                           40,157      -         -          -          -
Income Tax Benefit                          (21,281)     -         -          -          -
Income Taxes                                205,679    33,953    24,768     95,386     13,445
                                          ---------  --------  --------  ---------   --------
Pre-Tax Income                            $ 308,292  $100,616  $ 97,440  $ 284,953   $ 40,895
                                          =========  ========  ========  =========   ========

Income Tax on Pre-Tax Income
 at Statutory Rate (35%)                  $ 107,902  $ 35,216  $ 34,104  $  99,734   $ 14,313
Increase (Decrease) in Income Tax
 Resulting from the Following Items:
  Depreciation                               27,577       695    (1,012)     7,556      1,204
  Corporate Owned Life Insurance             84,453      -         -          -          -
  Investment Tax Credits (net)               (3,398)   (1,791)   (4,482)    (5,207)    (1,271)
  State Income Taxes                         (1,988)    3,037     1,650      2,296       -
  Other                                      (8,867)   (3,204)   (5,492)    (8,993)      (801)
                                          ---------  --------  --------  ---------   --------
Total Income Taxes as Reported            $ 205,679  $ 33,953  $ 24,768  $  95,386   $ 13,445
                                          =========  ========  ========  =========   ========

Effective Income Tax Rate                     66.7%     33.7%     25.4%     33.5%      32.9%
                                              ====      ====      ====      =====      ====


The following tables show the elements of the net deferred tax liability and the significant temporary differences for AEP Consolidated and each registrant subsidiary:

 December 31,                                       2002              2001
--------------                                      ----              ----
                                                        (in millions)

Deferred Tax Assets                               $ 2,189          $ 1,216
Deferred Tax Liabilities                           (6,105)          (5,716)
                                                  -------          -------
Net Deferred Tax Liabilities                      $(3,916)         $(4,500)
                                                  =======          =======

Property Related Temporary Differences            $(3,612)         $(3,674)
Amounts Due From Customers For Future
   Federal Income Taxes                              (360)            (245)
Deferred State Income Taxes                          (422)            (314)
Transition Regulatory Assets                         (234)            (268)
Regulatory Assets Designated for Securitization      (310)            (332)
Asset Impairments and Investment Value Losses         417             -
Deferred Income Taxes on Other Comprehensive Loss     326                3
All Other (net)                                       279              330
                                                  -------          -------
   Net Deferred Tax Liabilities                   $(3,916)         $(4,500)
                                                  =======          =======



                                          AEGCo       APCo      CSPCo        I&M        KPCo
December 31, 2002                                           (in thousands)
Deferred Tax Assets                     $  73,094  $ 213,972  $  72,990   $ 348,672    $  36,948
Deferred Tax Liabilities                 (102,096)  (915,773)  (510,761)   (704,869)    (215,261)
                                        ---------  ---------  ---------   ---------    ---------
  Net Deferred Tax Liabilities          $ (29,002) $(701,801) $(437,771)  $(356,197)   $(178,313)
                                        ========== =========  =========   =========    =========

Property Related Temporary Differences  $ (74,291) $(555,824) $(331,381)  $(343,587)   $(127,073)
Amounts Due From Customers For
  Future Federal Income Taxes               7,626    (58,246)    (8,895)    (38,752)     (20,488)
Deferred State Income Taxes                (5,119)   (77,693)   (23,448)    (52,528)     (28,722)
Transition Regulatory Assets                -        (28,735)   (71,752)       -            -
Asset Impairments and Investment
  Value Losses                              -             18        215         225            4
Deferred Income Taxes on Other
  Comprehensive Loss                        -         38,823     31,961      21,800        5,089
Net Deferred Gain on Sale and
  Leaseback-Rockport Plant Unit 2          38,866       -          -         25,860         -
Accrued Nuclear Decommissioning Expense      -          -          -         65,856         -
Deferred Fuel and Purchased Power            -        (1,878)      (273)    (13,144)         415
Deferred Cook Plant Restart Costs            -          -          -        (14,000)        -
Nuclear Fuel                                 -          -          -         (5,153)        -
All Other (net)                             3,916    (18,266)   (34,198)     (2,774)      (7,538)
                                        ---------   --------  ---------   ---------    ---------
  Net Deferred Tax Liabilities          $ (29,002) $(701,801) $(437,771)  $(356,197)   $(178,313)
                                        =========  =========  =========   =========    =========



                                          OPCo       PSO       SWEPCo        TCC         TNC
December 31, 2002                                          (in thousands)
Deferred Tax Assets                     $ 155,334  $  70,649  $  82,113   $   130,210  $  35,970
Deferred Tax Liabilities                 (949,721)  (412,045)  (423,177)   (1,391,462)  (153,491)
                                        ---------  ---------  ---------   -----------  ---------
  Net Deferred Tax Liabilities          $(794,387) $(341,396) $(341,064)  $(1,261,252) $(117,521)
                                        =========  =========  =========   ===========  =========

Property Related Temporary Differences  $(620,634) $(303,888) $(315,821)  $  (709,246) $(142,034)
Amounts Due From Customers For
  Future Federal Income Taxes             (53,256)     9,490     (4,078)     (198,595)     5,726
Deferred State Income Taxes               (46,990)   (57,911)   (48,372)      (66,333)    (4,080)
Transition Regulatory Assets             (131,833)      -          -             -          -
Asset Impairments and Investment
  Value Losses                                615       -          -             -        14,996
Deferred Income Taxes on Other
  Comprehensive Loss                       39,246     29,332     28,906        39,394     16,565
Deferred Fuel and Purchased Power             540    (28,696)     3,192         2,655     (9,933)
Regulatory Assets Designated
  For Securitization                         -          -          -         (310,410)      -
All Other (net)                            17,925     10,277     (4,891)      (18,717)     1,239
                                        ---------  ---------  ---------   -----------  ---------
  Net Deferred Tax Liabilities          $(794,387) $(341,396) $(341,064)  $(1,261,252) $(117,521)
                                        =========  =========  =========   ===========  =========



                                          AEGCo      APCo        CSPCo       I&M         KPCo

December 31, 2001                                           (in thousands)
Deferred Tax Assets                     $  75,856  $ 162,334  $  74,767   $ 332,225    $  30,927
Deferred Tax Liabilities                 (103,831)  (865,909)  (518,489)   (732,756)    (199,231)
                                        ---------  ---------  ---------   ---------    ---------
  Net Deferred Tax Liabilities          $ (27,975) $(703,575) $(443,722)  $(400,531)   $(168,304)
                                        =========  =========  =========   =========    =========

Property Related Temporary Differences  $ (70,581) $(530,298) $(323,139)  $(306,151)   $(118,147)
Amounts Due From Customers For
  Future Federal Income Taxes               9,292    (55,206)    (9,839)    (46,756)     (20,215)
Deferred State Income Taxes                (3,822)   (56,747)    (8,968)    (38,015)     (25,267)
Transition Regulatory Assets                 -       (34,783)   (78,298)       -            -
Deferred Income Taxes on Other
  Comprehensive Loss                         -           183       -          2,065        1,025
Net Deferred Gain on Sale and
  Leaseback-Rockport Plant Unit 2          40,816       -          -         27,157         -
Accrued Nuclear Decommissioning Expense      -          -          -         43,707         -
Deferred Fuel and Purchased Power            -        (4,106)       (39)    (26,270)          57
Deferred Cook Plant Restart Costs            -          -          -        (28,000)        -
Nuclear Fuel                                 -          -          -        (16,062)        -
All Other (net)                            (3,680)   (22,618)   (23,439)    (12,206)      (5,757)
                                        ---------  ---------  ---------   ---------    ---------
  Net Deferred Tax Liabilities          $ (27,975) $(703,575) $(443,722)  $(400,531)   $(168,304)
                                        =========  =========  =========   =========    =========



                                           OPCo       PSO       SWEPCo        TCC        TNC
December 31, 2001                                           (in thousands)
Deferred Tax Assets                     $ 135,938  $  59,421  $  56,189   $   130,863  $  22,888
Deferred Tax Liabilities                 (933,827)   356,298)  (425,970)   (1,294,658)  (167,937)
                                        ---------   --------  ---------   -----------  ---------
  Net Deferred Tax Liabilities          $(797,889) $(296,877) $(369,781)  $(1,163,795) $(145,049)
                                        =========  =========  =========   ===========  =========

Property Related Temporary
  Differences                           $(595,974) $(320,900) $(362,884)  $  (808,922) $(149,309)
Amounts Due From Customers For
  Future Federal Income Taxes             (61,130)    10,199     (6,441)      (70,174)     4,757
Deferred State Income Taxes               (18,440)   (35,038)   (48,729)      (66,333)    (4,079)
Transition Regulatory Assets             (154,947)      -          -             -          -
Deferred Income Taxes on Other
  Comprehensive Loss                          106       -          -             -          -
Deferred Fuel and Purchased Power              12      3,052     (2,778)       18,032    (11,756)
Provision for Mine Shutdown Costs          20,323       -          -             -          -
Regulatory Assets Designated
  For Securitization                         -          -          -         (332,198)      -
All Other (net)                            12,161     45,810     51,051        95,800     15,338
                                        ---------  ---------   --------   ------------ ---------
  Net Deferred Tax Liabilities          $(797,889) $(296,877) $(369,781)  $(1,163,795) $(145,049)
                                        =========  =========  =========   ===========  =========


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

The earnings reductions recorded in 2000 for affected registrant subsidiaries were as follows:

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


19.  Basic and Diluted Earnings Per Share:

The calculation of AEP's basic and diluted earnings (loss) per common share
(EPS) is based on the amounts of Net Income (Loss) and weighted average common shares shown in the table below:

                              2002      2001     2000
                              ----      ----     ----
                               (in millions - except
                                 per share amounts)
Income:
Income Before Discontinued
 Operations, Extraordinary
 Items and Cumulative
 Effect                      $  21    $  917    $ 180
Discontinued Operations       (190)       86      122
                             ------    -----    -----
Income (Loss) Before
 Extraordinary Item
 And Cumulative Effect        (169)    1,003      302
Extraordinary Losses
 (net of tax):
 Discontinuance of
  Regulatory Accounting
  For Generation                -        (48)     (35)
 Loss on Reacquired Debt        -         (2)     -
Cumulative Effect of
  Accounting Change
  (net of tax)                (350)       18       -
                             -----     -----    -----

Net Income (Loss)            $(519)   $  971    $ 267
                             =====    ======    =====

Weighted Average Shares:
  Average Common
   Shares Outstanding          332       322      322
  Assumed Conversion of
   Dilutive Stock Options
   (see Note 15)               -           1       -
                             -----     -----    -----
  Diluted Average Common
   Shares Outstanding          332       323      322
                             =====     =====    =====

Basic and Diluted
  Earnings Per Common Share:
  Income Before Discontinued
   Operations, Extraordinary
   Items and Cumulative
   Effect                   $ 0.06     $2.85    $0.56
  Discontinued Operations    (0.57)     0.26     0.38
                            ------     -----    -----
  Income (Loss) Before
   Extraordinary Item and
   Cumulative Effect         (0.51)     3.11     0.94
  Extraordinary Losses
   (net of tax):
   Discontinuance of
    Regulatory Accounting
    For Generation             -       (0.15)   (0.11)
   Loss on Reacquired Debt     -       (0.01)     -
  Cumulative Effect
   of Accounting Change
   (net of tax)              (1.06)     0.06      -
                            ------     -----    -----
                            $(1.57)    $3.01    $0.83
                            ======     =====    =====

The assumed conversion of stock options does not affect net earnings (loss) for purposes of calculating diluted earnings per share. AEP's basic and diluted EPS are the same in 2002, 2001 and 2000 since the effect on weighted average common shares outstanding is minimal.

Had AEP recognized net income in fiscal 2002, incremental shares attributable to the assumed exercise of outstanding stock options would have increased diluted common shares outstanding by 398,000 shares.

Options to purchase 8.8 million, 0.7 million and 6.4 million shares of common stock were outstanding at December 31, 2002, 2001 and 2000, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the year-end market price of the common shares and, therefore, the effect would be antidilutive.

In addition, there is no effect on diluted earnings per share related to our equity units (issued in 2002) unless the market value of AEP common stock exceeds $49.08 per share. There were no dilutive effects from equity units at December 31, 2002. If our common stock value exceeds $49.08 we would apply the treasury stock method to the equity units to calculate diluted earnings per share. This method of calculation theoretically assumes that the proceeds received as a result of the forward purchase contracts are used to repurchase outstanding shares. Also see Note 27.

20.  Supplementary Information:


                                                                                     Year Ended December 31,
                                                                                    -----------------------
                                                                                 2002        2001         2000
                                                                                 ----        ----         ----
                                                                                         (in millions)
AEP Consolidated Purchased Power -
 Ohio Valley Electric Corporation
  (44.2% owned by AEP System)                                                    $142        $127         $86

Cash was paid for:
  Interest (net of capitalized amounts)                                          $792        $972        $842
  Income Taxes                                                                   $336        $569        $449

Noncash Investing and Financing Activities:
 Acquisitions under Capital Leases                                               $  6         $17        $118
Assumption of Liabilities Related to Acquisitions                                  $1        $171           -

Exchange of Communication Investment for Common Stock                               -          $5           -


The amounts of power purchased by the registrant subsidiaries from Ohio Valley Electric Corporation, which is 44.2% owned by the AEP System, for the years ended December 31, 2002, 2001, and 2000 were:

                                 APCo         CSPCo         I&M         OPCo
                                 ----         -----         ---         ----
                                              (in thousands)
Year Ended December 31, 2002    $53,386      $14,885      $23,282      $50,135
Year Ended December 31, 2001     45,542       12,626       20,723       47,757
Year Ended December 31, 2000     30,998        8,706       15,204       31,134


21. Power and Distribution Projects:

Power Projects

AEP owns interests of 50% or less in domestic unregulated power plants with a capacity of 1,483 MW located in Colorado, Florida and Texas. In addition to the domestic projects, AEP has equity interests in international power plants totaling 1,113 MW.

Investments in power projects that are 50% or less owned are accounted for by the equity method and reported in Investments in Power and Distribution Projects on AEP's Consolidated Balance Sheets (see "Eastex" within the Assets Held for Sale section of Note 13), except for Eastex Cogeneration which, due to its structure, is consolidated. At December 31, 2002, six domestic power projects and three international power investments are accounted for under the equity method. The six domestic projects are combined cycle gas turbines that provide steam to a host commercial customer and are considered either Qualifying Facilities (QFs) or Exempt Wholesale Generators (EWGs) under PURPA. The three international power investments are classified as Foreign Utility Companies
(FUCO) under the Energy Policies Act of 1992. Two of the international investments are power projects and the other international investment is a company which owns an interest in four additional power projects. All of the power projects accounted for under the equity method have unrelated third-party partners.

Seven of the above power projects have project-level financing, which is non-recourse to AEP. AEP or AEP subsidiaries have guaranteed $58 million of domestic partnership obligations for performance under power purchase agreements and for debt service reserves in lieu of cash deposits.

Distribution Projects

AEP owns a 44% equity interest in Vale, a Brazilian electric operating company which was purchased for a total of $149 million. On December 1, 2001 AEP converted a $66 million note receivable and accrued interest into a 20% equity interest in Caiua (Brazilian electric operating company), a subsidiary of Vale. Vale and Caiua have experienced losses from operations and AEP's investment has been affected by the devaluation of the Brazilian Real. In December 2002, AEP recorded an other than temporary impairment totaling $141.1 million (after federal income tax benefit of $76 million) of its 44% equity investment in Vale and its 20% equity interest in Caiua. See "Grupo Rede Investment" within the Investment Values section of Note 13 "Asset Impairments and Investment Value Losses", for further information on the 2002 impairment of AEP's Vale and Caiua investments.

22. Leases:

Leases of property, plant and equipment are for periods up to 99 years and require payments of related property taxes, maintenance and operating costs. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

Lease rentals for both operating and capital leases are generally charged to operating expenses in accordance with rate-making treatment for regulated operations. Capital leases for non-regulated property are accounted for as if the assets were owned and financed. The components of rental costs are as follows:



                                   AEP     AEGCo     APCo     CSPCo     I&M      KPCo    OPCo
Year Ended December 31, 2002                            (in thousands)
Lease Payments on
 Operating Leases               $346,000  $76,143  $ 6,634  $ 5,209  $110,833  $ 1,597  $68,816
Amortization of Capital Leases    65,000      238    9,729    6,010     8,319    2,171   12,637
Interest on Capital Leases        14,000       19    2,240    1,717     2,221      469    4,501
                                --------  -------  -------  -------  --------  -------  -------
 Total Lease Rental Costs       $425,000  $76,400  $18,603  $12,936  $121,373  $ 4,237  $85,954
                                ========  =======  =======  =======  ========  =======  =======

                                   PSO     SWEPCo    TCC       TNC
Year Ended December 31, 2002                (in thousands)
Lease Payments on
 Operating Leases                $ 4,403   $3,240  $ 7,184  $ 1,981
Amortization of Capital Leases      -        -        -        -
Interest on Capital Leases          -        -        -        -
                                 -------   ------  -------  -------
 Total Lease Rental Costs        $ 4,403   $3,240  $ 7,184  $ 1,981
                                 =======   ======  =======  =======


                                   AEP     AEGCo     APCo     CSPCo    I&M      KPCo     OPCo
Year Ended December 31, 2001                            (in thousands)
Lease Payments on
 Operating Leases               $293,000  $76,262  $ 6,142  $ 7,063  $104,574  $ 1,191  $63,913
Amortization of Capital Leases    82,000      281   12,099    7,206    17,933    2,740   14,443
Interest on Capital Leases        22,000       55    3,789    2,396     4,424      808    5,818
                                --------  -------  -------  -------  --------  -------  -------
 Total Lease Rental Costs       $397,000  $76,598  $22,030  $16,665  $126,931  $ 4,739  $84,174
                                ========  =======  =======  =======  ========  =======  =======

                                   PSO     SWEPCo    TCC      TNC
Year Ended December 31, 2001                (in thousands)
Lease Payments on
 Operating Leases               $  4,010  $ 2,277  $ 5,948  $ 1,534
Amortization of Capital Leases      -        -        -        -
Interest on Capital Leases          -        -        -        -
                                --------  -------  -------  -------
 Total Lease Rental Costs       $  4,010  $ 2,277  $ 5,948  $ 1,534
                                ========  =======  =======  =======

                                   AEP     AEGCo     APCo     CSPCo     I&M      KPCo    OPCo
Year Ended December 31, 2000                            (in thousands)
Lease Payments on
 Operating Leases               $246,000  $73,858  $ 7,128  $ 7,683  $ 81,446  $ 1,978  $51,981
Amortization of Capital Leases   118,000      281   13,900    7,776    26,341    3,931   37,280
Interest on Capital Leases        36,000       55    3,930    2,690    10,908    1,054    9,584
                                --------  -------  -------   ------  --------  -------  -------
 Total Lease Rental Costs       $400,000  $74,194  $24,958  $18,149  $118,695  $ 6,963  $98,845
                                ========  =======  =======  =======  ========  =======  =======


                                   PSO     SWEPCo    TCC      TNC
Year Ended December 31, 2000                (in thousands)
Lease Payments on
 Operating Leases               $  3,269  $ 1,401  $ 5,410  $ 1,210
Amortization of Capital Leases      -        -        -        -
Interest on Capital Leases          -        -        -        -
                                --------  -------  -------  -------
 Total Lease Rental Costs       $  3,269  $ 1,401  $ 5,410  $ 1,210
                                ========  =======  =======  =======


Property, plant and equipment under capital leases and related obligations recorded on the Consolidated Balance Sheets are as follows:


                                  AEP      AEGCO     APCo    CSPCo     I&M      KPCo
Year Ended December 31, 2002                       (in thousands)
Property, Plant and Equipment
 Under Capital Leases
 Production                     $ 40,000  $ 1,793  $ 3,368  $ 6,380  $  5,728  $ 1,138
 Distribution                     15,000     -        -        -       14,589      -
 Other:
  Mining Assets and Other        687,000     -      67,395   46,791    70,140   14,258
                                --------  ------   -------  -------  --------  -------
   Total Property, Plant
    and Equipment                742,000    1,793   70,763   53,171    90,457   15,396
 Accumulated Amortization        299,000    1,294   37,452   26,551    41,141    8,168
                                --------  -------  -------  -------  --------   ------
  Net Property, Plant and
   Equipment Under
   Capital Leases               $443,000  $   499  $33,311  $26,620  $ 49,316  $ 7,228
                                ========  =======  =======  =======  ========  =======

Obligations Under Capital Leases:
  Noncurrent Liability          $170,000  $   301  $23,991  $21,643  $ 42,619  $ 5,093
  Liability Due Within One Year   58,000      198    9,598    5,967     8,229    2,155
                                --------  -------  -------  -------  --------   ------
      Total Obligations Under
       Capital Leases           $228,000  $   499  $33,589  $27,610  $ 50,848  $ 7,248
                                ========  =======  =======  =======  ========  =======




                                  OPCo    SWEPCo
Year Ended December 31, 2002      (in thousands)
Property, Plant and Equipment
 Under Capital Leases
 Production                     $ 21,360  $  -
 Distribution                       -        -
 Other:
  Mining Assets and Other        103,018   45,699
   Total Property, Plant
    and Equipment                124,378   45,699
 Accumulated Amortization         63,810   45,699
  Net Property, Plant and
   Equipment Under
   Capital Leases               $ 60,568  $  -
                                ========  =======

Obligations Under Capital Leases:
  Noncurrent Liability          $ 51,266  $  -
  Liability Due Within One Year   14,360     -
                                --------  -------
      Total Obligations Under
       Capital Leases           $ 65,626  $  -
                                ========  =======


                                  AEP      AEGCo     APCo    CSPCo     I&M       KPCo     OPCo
Year Ended December 31, 2001                             (in thousands)
Property, Plant and Equipment
 Under Capital Leases
 Production                     $ 39,000  $ 1,983  $ 2,712  $ 6,380  $   4,826  $ 1,138  $ 22,477
 Distribution                     15,000     -        -        -        14,593     -         -
 Other:
 Mining Assets and Other         723,000      129   82,292   54,999     86,267   17,658   114,944
                                --------  -------  -------  -------  ---------  -------   -------
   Total Property, Plant
    and Equipment                777,000    2,112   85,004   61,379    105,686   18,796   137,421
 Accumulated Amortization        250,000    1,801   38,745   26,044     43,768    9,213    57,429
                                --------  -------  -------  -------  ---------  -------  --------
  Net Property, Plant and
   Equipment Under
   Capital Leases               $527,000  $   311  $46,259  $35,335  $  61,918  $ 9,583  $ 79,992
                                ========  =======  =======  =======  =========  =======  ========

Obligations Under Capital Leases:
  Noncurrent Liability          $219,000  $    76  $33,928  $27,052  $  51,093  $ 6,742  $ 64,261
  Liability Due Within One Year   75,000      235   12,357    7,835     10,840    2,841    16,405
                                --------  -------  -------  -------  ---------  -------  --------
      Total Obligations Under
       Capital Leases           $294,000  $   311  $46,285  $34,887  $  61,933  $ 9,583  $ 80,666
                                ========  =======  =======  =======  =========  =======  ========


Future minimum lease payments consisted of the following at December 31, 2002:

                                   AEP     AEGCo     APCo     CSPCo      I&M      KPCo    OPCo
Capital                                                  (in thousands)
-------
2003                           $ 70,000 $      249 $12,483  $ 7,365  $  10,373  $ 2,623  $ 17,363
2004                             53,000        114  10,515    6,231      9,122    1,957    14,634
2005                             37,000         58   6,799    5,279      6,506    1,581    11,442
2006                             29,000         31   5,117    3,898      5,561      948    10,220
2007                             21,000         29   2,668    2,969      4,024      788     8,694
Later Years                      59,000         79   4,829    8,321     10,732      725    20,302
                               -------- ---------- -------  -------  ---------  -------  --------
Total Future Minimum
 Lease Payments                 269,000        560  42,411   34,063     46,318    8,622    82,655
Less Estimated Interest Elemen   41,000         61   8,822    6,453     (4,530)   1,374    17,029
                               -------- ---------- -------  -------  ---------  -------  --------
Estimated Present Value of
  Future Minimum Lease
  Payments                     $228,000 $      499 $33,589  $27,610  $  50,848  $ 7,248  $ 65,626
                               ======== ========== =======  =======  =========  =======  ========


                                  AEP      AEGCo      APCo    CSPCo      I&M      KPCo     OPCo
                                                         (in thousands)
Noncancellable Operating Leases
2003                        $   305,000 $   73,854 $ 4,482  $ 4,608 $   95,213  $ 1,031  $ 62,784
2004                            271,000     73,854   3,723    5,111     81,246      865    62,837
2005                            252,000     73,854   3,114    4,013     78,968      747    62,169
2006                            242,000     73,854   2,742    1,630     77,741      576    62,481
2007                            237,000     73,854   1,962    1,374     76,461      875    62,880
Later Years                   2,462,000  1,107,810   4,384    2,670  1,117,725    1,492   180,548
                             ---------- ---------- -------- ------- ----------  -------  --------
Total Future Minimum
 Lease Payments              $3,769,000 $1,477,080 $20,407  $19,406 $1,527,354  $ 5,586  $493,699
                             ========== ========== =======  ======= ==========  =======  ========


                                 PSO      SWEPCo     TCC     TNC
                                            (in thousands)
Noncancellable Operating Leases
2003                         $    2,260 $      912 $ 1,815  $   448
2004                              1,998        617   1,565      296
2005                              1,714        433   1,388      192
2006                              1,391        317   1,086      169
2007                              1,256        301     603      167
Later Years                        -          -       -        -
                             ---------- ---------- -------  -------
Total Future Minimum
 Lease Payments              $    8,619 $    2,580 $ 6,457  $ 1,272
                             ========== ========== =======  =======


OPCo has entered into an agreement with JMG Funding LLP (JMG) an unrelated unconsolidated special purpose entity. JMG has a capital structure of which 3% is equity from investors with no relationship to AEP or any of its subsidiaries and 97% is debt from pollution control bonds and other bonds. JMG was formed to design, construct and lease the Gavin Scrubber for the Gavin Plant to OPCo. JMG owns the Gavin Scrubber and leases it to OPCo. The lease is accounted for as an operating lease with the payment obligations included in the lease footnote. Payments under the operating lease are based on JMG's cost of financing (both debt and equity) and include an amortization component plus the cost of administration. Neither OPCo nor AEP has an ownership interest in JMG and does not guarantee JMG's debt.

At any time during the lease, OPCo has the option to purchase the Gavin Scrubber for the greater of its fair market value or adjusted acquisition cost (equal to the unamortized debt and equity of JMG) or sell the Gavin Scrubber. The initial 15-year lease term is non-cancelable. At the end of the initial term, OPCo can renew the lease, purchase the Gavin Scrubber (terms previously mentioned), or sell the Gavin Scrubber. In case of a sale at less than the adjusted acquisition cost, OPCo must pay the difference to JMG.

The use of JMG allows AEP to enter into an operating lease while keeping the tax benefits otherwise associated with a capital lease. As of December 31, 2002, unless the structure of this arrangement is changed, it is reasonably possible that AEP will consolidate JMG in the third quarter of 2003 as a result of the issuance of FIN 46. Upon consolidation, AEP would record the assets, liabilities, depreciation expense, minority interest and debt interest expense of JMG. AEP would eliminate operating lease expense. AEP's maximum exposure to loss as a result of its involvement with JMG is approximately $560 million of outstanding debt and equity of JMG as of December 31, 2002.

AEGCo and I&M entered into a sale and leaseback transaction in 1989 with Wilmington Trust Company (Owner Trustee) an unrelated unconsolidated trustee for Rockport Plant Unit 2 (the plant). Owner Trustee was capitalized with equity from six owner participants with no relationship to AEP or any of its subsidiaries and debt from a syndicate of banks and securities in a private placement to certain institutional investors.
The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022. The Owner Trustee owns the plant and leases it to AEGCo and I&M. The lease is accounted for as an operating lease with the payment obligations included in the lease footnote. The lease term is for 33 years with potential renewal options. At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the plant. AEGCo, I&M nor AEP has ownership interest in the Owner Trustee and do not guarantee its debt.

23.  Lines of Credit and Sale of Receivables:

Lines of Credit - AEP System

The AEP System uses short-term debt, primarily commercial paper and revolving credit facilities, to meet fluctuations in working capital requirements and other interim capital needs. AEP has established a utility money pool and a non-utility money pool to coordinate short-term borrowings for certain subsidiaries. Utility money participants include AEGCo, APCo, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo, TCC and TNC. AEP also incurs borrowings outside of the money pool for other subsidiaries. As of December 31, 2002, AEP had revolving credit facilities totaling $3.5 billion to support its commercial paper program. At December 31, 2002, AEP had $3.2 billion outstanding in short-term borrowings of which $1.4 billion was commercial paper supported by the revolving credit facilities. The maximum amount of commercial paper outstanding during the year, which had a weighted average interest rate during 2002 of 2.47%, was $3.3 billion during April 2002. On December 11, 2002, Moody's Investor Services placed AEP's Prime-2 short-term rating for commercial paper under review for possible downgrade. On January 24, 2003, Standard & Poor's Rating Services placed AEP's A-2 short-term rating for commercial paper under review for possible downgrade. On February 10, 2003, Moody's Investor Services downgraded AEP's short-term rating for commercial paper to Prime-3 from Prime-2. As a result, AEP's access to the commercial paper market will be limited and AEP will use other sources of funds as necessary.
The registrant subsidiaries incurred interest expense for amounts borrowed from the AEP money pool as follows:

                        Year Ended December 31,
                        ----------------------
                       2002      2001      2000
                       ----      ----      ----
                             (in millions)

AEGCo                  $0.4     $ 0.8      $  -
APCo                    4.9       9.8         -
CSPCo                   3.2       5.0        1.4
I&M                     0.4      13.1        0.8
KPCo                    1.8       2.3         -
OPCo                    6.9      14.6        9.2
PSO                     5.4       6.3        7.5
SWEPCo                  4.6       3.4        4.2
TCC                    11.1      11.4       16.9
TNC                     3.8       3.1        2.7

Interest income earned from amounts advanced to the AEP money pool by the registrant subsidiaries were:

                        Year Ended December 31,
                        ----------------------
                       2002      2001       2000
                       ----      ----       ----
                            (in millions)

AEGCo                  $0.1      $ -        $ -
APCo                    2.0       1.7         -
CSPCo                   1.3       0.8        1.1
I&M                     2.0       1.6        9.0
KPCo                     -        0.1        1.8
OPCo                    0.8       8.6        3.4
PSO                     1.1        -          -
SWEPCo                  1.6       0.1         -
TCC                     2.0       0.1         -

Outstanding short-term debt for AEP Consolidated consisted of:

                                 December 31,
                                 -----------
                               2002        2001
                               ----        ----
                                (in millions)
Balance Outstanding:
  Notes Payable               $1,747      $1,063
  Commercial paper             1,417       2,948
                              ------      ------
    Total                     $3,164      $4,011
                              ======      ======

Sale of Receivables - AEP Credit

AEP Credit entered into a sale of receivables agreement with a group of banks and commercial paper conduits. Under the sale of receivables agreement, which expires May 28, 2003, AEP Credit sells an interest in the receivables it acquires to the commercial paper conduits and banks and receives cash. This transaction constitutes a sale of receivables in accordance with SFAS 140 allowing the receivables to be taken off of AEP Credit's balance sheet and allowing AEP Credit to repay any debt obligations. AEP has no ownership interest in the commercial paper conduits and does not consolidate these entities in accordance with GAAP. We continue to service the receivables. This off-balance sheet transaction was entered into to allow AEP credit to repay its outstanding debt obligations, continue to purchase the AEP operating companies' receivables, and accelerate its cash collections.

At December 31, 2002, the sale of receivables agreement provided the banks and commercial paper conduits would purchase a maximum of $600 million of receivables from AEP Credit, of which $454 million was outstanding. As collections from receivables sold occur and are remitted, the outstanding balance for sold receivables is reduced and as new receivables are sold, the outstanding balance of sold receivables increases. All of the receivables sold represented affiliate receivables. The commitment's new term under the sale of receivables agreement will remain at $600 million until May 28, 2003. AEP Credit maintains a retained interest in the receivables sold and this interest is pledged as collateral for the collection of the receivables sold. The fair value of the retained interest is based on book value due to the short-term nature of the accounts receivables less an allowance for anticipated uncollectible accounts.

AEP Credit purchases accounts receivable through purchase agreements with affiliated companies and, until the first quarter of 2002, with non-affiliated companies. As a result of the restructuring of electric utilities in the State of Texas, the purchase agreement between AEP Credit and Reliant Energy, Incorporated was terminated as of January 25, 2002 and the purchase agreement between AEP Credit and Texas-New Mexico Power Company, the last remaining non-affiliated company, was terminated on February 7, 2002. In addition, the purchase agreements between AEP Credit and its Texas affiliates AEP Texas Central Company (formerly Central Power and Light Company) and AEP Texas North Company (formerly West Texas Utilities Company) were terminated effective March 20, 2002.



Comparative accounts receivable information for AEP Credit:

                            Year Ended December 31,
                            ----------------------
                             2002           2001
                             ----           ----
                                (in millions)
Proceeds from Sale of
 Accounts Receivable        $5,513        $1,134
Accounts Receivable
 Retained Interest Less
  Uncollectible Accounts
  and Amounts Pledged as
  Collateral                    76           143
Deferred Revenue from
 Servicing Accounts
 Receivable                      1             5
Loss on Sale of Accounts
 Receivable                      4             8
Average Variable
 Discount Rate                1.92%         2.28%
Retained Interest if 10%
 Adverse change in
 Uncollectible Accounts         74           142
Retained Interest if 20%
 Adverse change in
 Uncollectible Accounts         72           140



Historical loss and delinquency amount for the AEP System's customer accounts receivable managed portfolio:


                                                                        Face Value
                                                                   Year Ended December 31,
                                                                   ----------------------
                                                                    2002          2001
                                                                       (in millions)

Customer Accounts Receivable Retained                              $  466        $  343
Miscellaneous Accounts Receivable Retained                          1,394         1,365
Allowance for Uncollectible Accounts Retained                        (119)          (69)
                                                                   ------        ------
        Total Net Balance Sheet Accounts Receivable                 1,741         1,639

Customer Accounts Receivable Securitized (Affiliate)                  454           560
Customer Accounts Receivable Securitized (Non-Affiliate)              -             485
                                                                   ------        ------
        Total Accounts Receivable managed                          $2,195        $2,684
                                                                   ======        ======

Net Uncollectible Accounts Written Off                                 48            72
                                                                   ------        ------



Customer accounts receivable retained and securitized for the domestic electric operating companies are managed by AEP Credit. Miscellaneous account receivable have been fully retained and not securitized.

At December 31, 2002, delinquent customer accounts receivable was $30 million.

Under the factoring arrangement certain of the registrant subsidiaries (excluding AEGCo) sell without recourse certain of their customer accounts receivable and accrued utility revenue balances to AEP Credit and are charged a fee based on AEP Credit financing costs, uncollectible accounts experience for each company's receivables and administrative costs. The costs of factoring customer accounts receivable is reported as an operating expense. The amount of factored accounts receivable and accrued utility revenues for each registrant subsidiary was as follows:

                      December 31,
                      -----------
                    2002      2001
                    ----      ----
Company             (in millions)
-------
APCo               $ 67.6    $ 61.2
CSPCo               114.3     105.7
I&M                 103.7      94.9
KPCo                 29.5      26.2
OPCo                109.8     100.2
PSO                  83.7      70.7
SWEPCo               65.2      81.6
TCC                  -        145.3
TNC                  -         35.5


The fees paid by the registrant subsidiaries to AEP Credit for factoring customer accounts receivable were:

                             Year Ended December 31,
                             ----------------------
                         2002         2001         2000
                         ----         ----         ----
                                  (in millions)

APCo                    $ 4.8         $ 5.2        $  -
CSPCo                    15.8          15.2         10.8
I&M                       7.4           8.5          6.8
KPCo                      2.7           2.7          1.9
OPCo                     11.4          12.8          8.4
PSO                       7.2           9.6          8.3
SWEPCo                    5.4           7.4          9.2
TCC                       2.2          14.7         15.7
TNC                       1.4           3.8          4.0



24.  Unaudited Quarterly Financial Information:

The unaudited quarterly financial information for AEP Consolidated follows:

                                    2002 Quarterly Periods Ended
                                    ----------------------------
                        March 31        June 30       Sept. 30       Dec. 31
                        --------        -------       --------       -------
(In Millions - Except
Per Share Amounts)
Revenues                 $3,169          $3,575         $3,870        $3,941
Operating Income (Loss)     459             427            782          (405)
Income (Loss) Before
 Discontinued Operations,
 Extraordinary Items
 and Cumulative Effect      159             158            386          (682)
Net Income (Loss)          (169)             62            425          (837)
Earnings (Loss) per Share
 Before Discontinued
 Operations,Extraordinary
 Items and Cumulative
 Effect*                   0.49            0.49           1.14         (2.01)
Earnings (Loss) per
 Share**                  (0.53)           0.19           1.25         (2.47)

                                    2001 Quarterly Periods Ended
                                    ----------------------------
                        March 31        June 30       Sept. 30       Dec. 31
                        --------        -------       --------       -------
(In Millions - Except
Per Share Amounts)

Revenues                 $2,910          $3,259         $3,733        $2,865
Operating Income            521             622            824           215
Income Before
 Discontinued Operations,
 Extraordinary Items
 and Cumulative Effect      230             251            399            37
Net Income                  266             232            421            52
Earnings per Share Before
 Discontinued Operations,
 Extraordinary Items
 and Cumulative Effect***  0.72            0.77           1.23          0.12
Earnings per Share****     0.83            0.72           1.31          0.16

* Amounts for 2002 do not add to $0.06 earnings per share before Discontinued Operations, Extraordinary Items and Cumulative Effect due to rounding and the dilutive effect of shares issued in 2002.

**Amounts for 2002 do not add to $(1.57) earnings per share due to rounding.

***Amounts for 2001 do not add to $2.85 earnings per share before Discontinued Operations, Extraordinary Items and Cumulative Effect due to rounding.

****Amounts for 2001 do not add to $3.01 earnings per share due to rounding.

The unaudited quarterly financial information for each AEP registrant subsidiary follows:




   Quarterly Periods Ended                   AEGCo      APCo        CSPCo       I&M        KPCo
                                                                (in thousands)
   2002
   March 31
    Operating Revenues                       $49,875  $462,605    $314,826   $352,235   $ 99,185
    Operating Income                           1,767    81,554      45,548     30,363     15,484
    Income Before
      Extraordinary Items                      1,893    55,341      33,858     11,058     10,246
    Net Income                                 1,893    55,341      33,858     11,058     10,246

   June 30
    Operating Revenues                       $53,356  $432,015    $343,813   $369,043   $ 92,164
    Operating Income                           1,504    65,224      58,040     19,865      9,550
    Income Before
      Extraordinary Items                      1,718    46,608      51,721      7,494      5,246
    Net Income                                 1,718    46,608      51,721      7,494      5,246

   September 30
    Operating Revenues                       $55,988  $474,282    $428,437   $421,472   $100,359
    Operating Income                           1,436    81,365      89,033     57,004     11,119
    Income Before Extraordinary Items          1,947    53,947      76,117     35,312      5,994
    Net Income                                 1,947    53,947      76,117     35,312      5,994

   December 31
    Operating Revenues                       $54,062  $445,568    $313,084   $384,014   $ 86,975
    Operating Income                           1,422    73,920      27,158     43,957      6,044
    Income (Loss) Before
      Extraordinary Items                      1,994    49,596      19,477     20,128       (919)
    Net Income (Loss)                          1,994    49,596      19,477     20,128       (919)



   Quarterly Periods Ended                    OPCo       PSO        SWEPCo      TCC        TNC
   -----------------------                    ----       ---        ------      ---        ---
                                                                (in thousands)
   2002
   March 31
    Operating Revenues                      $520,652  $148,986    $222,259   $278,910   $103,626
    Operating Income                          83,716     8,410      22,469     55,445     11,145
    Income (Loss) Before Extraordinary Items  64,051    (1,648)      8,159     24,445      3,992
    Net Income (Loss)                         64,051    (1,648)      8,159     24,445      3,992

   June 30
    Operating Revenues                      $521,365  $158,330    $263,074   $360,391   $104,452
    Operating Income                          61,046    20,201      31,988     64,319      5,547
    Income Before Extraordinary Items         55,348    11,620      18,155     33,535        675
    Net Income                                55,348    11,620      18,155     33,535        675

   September 30
    Operating Revenues                      $566,366  $230,098    $362,423   $546,260   $152,667
    Operating Income (Loss)                   97,210    50,710      60,254    118,204       (308)
    Income (Loss) Before Extraordinary Items  80,258    41,002      45,794     93,383     (4,193)
    Net Income (Loss)                         80,258    41,002      45,794     93,383     (4,193)

   December 31
    Operating Revenues                      $504,742  $256,233    $236,964   $504,932   $ 89,995
    Operating Income (Loss)                   56,357     5,400      27,758    155,765     (8,513)
    Income (Loss) Before
      Extraordinary Items                     20,366    (9,914)     10,884    124,578    (14,151)
    Net Income (Loss)                         20,366    (9,914)     10,884    124,578    (14,151)


   Quarterly Periods Ended                    AEGCo     APCo        CSPCo       I&M        KPCo
   -----------------------                    -----     ----        -----       ---        ----
                                                                (in thousands)
   2001
   March 31
    Operating Revenues                       $60,507  $501,204    $327,437   $387,813   $100,681
    Operating Income                           1,807    88,152      51,932     52,698     12,604
    Income Before Extaordinary Items           1,980    61,787      37,671     32,363      7,075
    Net Income                                 1,980    61,787      37,671     32,363      7,075

   June 30
    Operating Revenues                       $52,217  $430,412    $333,995   $382,234   $ 89,541
    Operating Income                           1,882    59,362      62,894     47,340      8,364
    Income Before Extrodinary Items            2,063    36,419      47,418     27,374      2,742
    Net Income                                 2,063    36,419      21,011     27,374      2,742

   September 30
    Operating Revenues                       $57,417  $434,450    $375,691   $398,457   $ 96,197
    Operating Income                           1,615    60,381      76,920     44,509     12,587
    Income Before Extraordinary Items          2,051    30,317      65,318     25,064      5,312
    Net Income                                 2,051    30,317      65,318     25,064      5,312

   December 31
    Operating Revenues                       $57,407  $418,193    $313,196   $358,493   $ 92,606
    Operating Income                           1,673    67,091      60,431     15,158     14,123
    Income (Loss) Before
      Extraordinary Items                      1,781    33,295      41,493     (9,013)     6,436
    Net Income (Loss)                          1,781    33,295      37,876     (9,013)     6,436


   Quarterly Periods Ended                   OPCo       PSO        SWEPCo      TCC        TNC
   -----------------------                   ----       ---        ------      ---        ---
                                                                (in thousands)
  2001
  March 31
    Operating Revenues                      $552,503  $225,080    $267,117   $432,910   $141,649
    Operating Income                          64,756     8,340      33,986     64,152      5,392
    Income (Loss) Before Extraordinary Items  53,397    (1,560)     19,869     35,031        891
    Net Income (Loss)                         53,397    (1,560)     19,869     35,031        891

  June 30
    Operating Revenues                      $512,196  $265,360    $271,748   $470,420   $139,228
    Operating Income                          47,067    21,942      32,649     82,351     12,428
    Income Before Extraordinary Items         32,094    11,921      17,784     52,518      6,133
    Net Income                                10,579    11,921      17,784     52,518      6,133
  September 30
    Operating Revenues                      $535,535  $325,373    $331,441   $527,117   $181,433
    Operating Income                          69,668    59,914      60,194    112,598     17,745
    Income Before Extraordinary Items         51,378    51,069      46,357     83,702     14,067
    Net Income                                51,378    51,069      46,357     83,702     14,067

  December 31
    Operating Revenues                      $497,871  $141,187    $231,020   $308,390   $ 94,148
    Operating Income (Loss)                   59,219     6,792      19,378     36,630     (2,175)
    Income (Loss) Before
      Extraordinary Items                     28,924    (3,671)      5,357     13,536     (8,781)
    Net Income (Loss)                         32,091    (3,671)      5,357     11,027     (8,781)


Income Before Discontinued Operations, Extraordinary Items and Cumulative Effect for the fourth quarter 2002 decreased $896 million from the prior year due to the impairment loss and impairment value losses of approximately $1,188 million (pre-tax) to reduce the valuation of under-performing assets. In addition to the impairments that were recorded during the fourth quarter, a change in AEP's Accumulated Other Comprehensive Income (Loss) of $585 million for pension liability had a negative effect on each registrant's Consolidated Balance Sheets.

25.  Trust Preferred Securities:

The following Trust Preferred Securities issued by the wholly-owned statutory business trusts of PSO, SWEPCo and TCC were outstanding at December 31, 2002 and December 31, 2001. They are classified on AEP's, PSO's, SWEPCo's and TCC's Balance Sheets as Certain Subsidiary Obligated, Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures of Such Subsidiaries. The Junior Subordinated Debentures mature on April 30, 2037. TCC reacquired 490,000 trust preferred units during 2001.



                                                   Units
                                                  Issued/                                           Description of
                                                Outstanding                                           Underlying
Business Trust              Security            At 12/31/02      Amount at December 31,        Debentures of Registrant
--------------              --------            -----------      ----------------------        ------------------------
                                                                      2002           2001
                                                                        (in millions)
CPL Capital I            8.00%, Series A         5,450,000            $136           $136        TCC, $141 million,
                                                                                                  8.00%, Series A

PSO Capital I            8.00%, Series A         3,000,000              75             75        PSO, $77 million,
                                                                                                  8.00%, Series A

SWEPCo Capital I         7.875%, Series A        4,400,000             110            110        SWEPCO, $113 million,
                                                ----------            ----           ----
                                                                                                  7.875%, Series A
                                                12,850,000            $321           $321
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

26.  Minority Interest in Finance Subsidiary:

In August 2001, AEP formed AEP Energy Services Gas Holding Co. II, LLC (SubOne) and Caddis Partners, LLC (Caddis). SubOne is a wholly owned consolidated subsidiary of AEP that was capitalized with the assets of Houston Pipe Line Company, Louisiana Interstate Gas Company (AEP subsidiaries) and $321.4 million of AEP Energy Services Gas Holding Company (AEP Gas Holding is an AEP subsidiary and parent of SubOne) preferred stock, that is convertible into AEP common stock at market price on a dollar-for-dollar basis. Caddis was capitalized with $2 million cash and a subscription agreement that represents an unconditional obligation to fund $83 million from SubOne and $750 million from Steelhead Investors LLC ("Steelhead" - non-controlling preferred member interest). As managing member, SubOne consolidates Caddis. Steelhead is an unconsolidated special purpose entity and has a capital structure of $750 million of which 3% is equity from investors with no relationship to AEP or any of its subsidiaries and 97% is debt from a syndicate of banks. The use of Steelhead allows AEP to limit its risk associated with Houston Pipe Line Company and Louisiana Intrastate Gas Company.

Under the provisions of the Caddis formation agreements, Steelhead receives a quarterly preferred return equal to an adjusted floating reference rate (4.784% and 4.413% for the quarters ended December 31, 2002 and 2001, respectively). Caddis has the right to redeem Steelhead's interest at any time.

The $750 million invested in Caddis by Steelhead was loaned to SubOne. This intercompany loan to SubOne is due August 2006, and is supported by the natural gas pipeline assets of SubOne, a cash reserve fund of SubOne and SubOne's $321.4 million of preferred stock in AEP Gas Holding. The preferred stock is convertible into AEP common stock upon the occurrence of certain events including AEP's stock price closing below $18.75 for ten consecutive trading days. AEP can elect not to have the transaction supported by such preferred stock if SubOne were to reduce its loan with Caddis by $225 million. The credit agreement between Caddis and SubOne contains covenants that restrict certain incremental liens and indebtedness, asset sales, investments, acquisitions, and distributions. The credit agreement also contains covenants that impose minimum financial ratios. Non-performance of these covenants may result in an event of default under the credit agreement. Through December 31, 2002, we have complied with the covenants contained in the credit agreement. In addition, a default under any other agreement or instrument relating to AEP and certain subsidiaries' debt outstanding in excess of $50 million is an event of default under the credit agreement.

The initial period of Steelhead's investment in Caddis is through August 2006. At the end of the initial period, Caddis will either reset Steelhead's return rate, re-market Steelhead's interests to new investors, redeem Steelhead's interests, in whole or in part including accrued return, or liquidate Caddis in accordance with the provisions of applicable agreements.

Steelhead has certain rights as a preferred member in Caddis. Upon the occurrence of certain events including a default in the payment of the preferred return, Steelhead's rights include: forcing a liquidation of Caddis and acting as the liquidator, and requiring the conversion of the AEP Gas Holding preferred stock into AEP common stock. If Steelhead exercised its rights to force Caddis to liquidate under these conditions, then AEP would evaluate whether to refinance at that time or relinquish the assets that support the intercompany loan to Caddis. Liquidation of Caddis could negatively impact AEP's liquidity.

Caddis and SubOne are each a limited liability company, with a separate existence and identity from its members, and the assets of each are separate and legally distinct from AEP. The results of operations, cash flows and financial position of Caddis and SubOne are consolidated with AEP for financial reporting purposes. Steelhead's investment in Caddis and payments made to Steelhead from Caddis are currently reported on AEP's consolidated statements of operation and consolidated balance sheets as Minority Interest in Finance Subsidiary.

AEP's maximum exposure to loss as a result of its involvement with Steelhead is $321.4 million of preferred stock, $83 million under the subscription agreement to Caddis for any losses incurred by Caddis and the cash reserve fund balance of $34 million (as of December 31, 2002) due Caddis for default under the intercompany loan agreement. AEP can reduce its maximum exposure related to the preferred stock by a reduction of $225 million of the intercompany loan.

As of December 31, 2002, we are continuing to review the application of FIN 46 as it relates to the Steelhead transaction.

27. Equity Units

In June 2002, AEP issued 6.9 million equity units at $50 per unit and received proceeds of $345 million. Each equity unit consists of a forward purchase contract and a senior note.

The forward purchase contracts obligate the holders to purchase shares of AEP common stock on August 16, 2005. The purchase price per equity unit is $50. The number of shares to be purchased under the forward purchase contract will be determined under a formula based upon the average closing price of AEP common stock near the stock purchase date. Holders may satisfy their obligation to purchase AEP common stock under the forward purchase contracts by allowing the senior notes to be remarketed or by continuing to hold the senior notes and using other resources as consideration for the purchase of stock. If the holders elect to allow the notes to be remarketed, the proceeds from the remarketing will be used to purchase a portfolio of U.S. treasury securities that the holders will pledge to AEP in order to meet their obligations under the forward purchase contracts.

The senior notes have a principal amount of $50 each and mature on August 16, 2007. The senior notes are the collateral that secures the holders' requirement to purchase common stock under the forward purchase contracts.

AEP will make quarterly interest payments on the senior notes at the initial annual rate of 5.75%. The interest rate can be reset through a remarketing, which is initially scheduled for May 2005. AEP will make contract adjustment payments to the purchaser at the annual rate of 3.50% on the forward purchase contracts. The present value of the contract adjustment payments has been recorded as a $31 million liability in Equity Unit Senior Notes offset by a charge to Paid-in Capital. Interest payments on the senior notes are reported as interest expense. Accretion of the contract adjustment payment liability is reported as interest expense.

AEP applies the treasury stock method to the equity units to calculate diluted earnings per share. This method of calculation theoretically assumes that the proceeds received as a result of the forward purchase contract are used to repurchase outstanding shares.

28.  Jointly Owned Electric Utility Plant:

CSPCo, PSO, SWEPCo, TCC and TNC have generating units that are jointly owned with unaffiliated companies. Each of the participating companies is obligated to pay its share of the costs of any such jointly owned facilities in the same proportion as its ownership interest. Each AEP registrant subsidiary's proportionate share of the operating costs associated with such facilities is included in its statements of income and the investments are reflected in its balance sheets under utility plant as follows:


                                                              Company's Share
                                                                December 31,
                                                              ---------------
                                                     2002                        2001
                                          --------------------------  ---------------------------
                                 Percent     Utility    Construction     Utility   Construction
                                   of         Plant         Work          Plant         Work
                                Ownership  in Service   in Progress    in Service   in Progress
                                --------- ------------ -------------  ------------ ------------
                                                (in thousands)              (in thousands)
CSPCo:
  W.C. Beckjord Generating Station
   (Unit No. 6)                     12.5  $   15,487     $    49       $   14,292    $   884
  Conesville Generating Station
   (Unit No. 4)                     43.5      81,960         279           81,697        494
  J.M. Stuart Generating Station    26.0     197,276      44,865          193,760     27,758
  Wm. H. Zimmer Generating Station  25.4     705,620      14,077          704,951      2,634
  Transmission                       (a)      61,187       2,281           61,476         91
                                          ----------     -------       ----------    -------
                                          $1,061,530     $61,551       $1,056,176    $31,861
                                          ==========     =======       ==========    =======

PSO:
  Oklaunion Generating Station
   (Unit No. 1)                     15.6  $   83,562     $   777       $   82,646    $   634
                                          ==========     =======       ==========    ========

SWEPCo:
  Dolet Hills Generating Station
   (Unit No. 1)                     40.2   $  235,366      1,313       $  234,747    $   675
  Flint Creek Generating Station
   (Unit No. 1)                     50.0       91,567      1,052           83,953        213
  Pirkey Generating Station
   (Unit No. 1)                     85.9      451,136      2,197          439,430     10,577
                                           ----------    -------       ----------    -------
                                           $  778,069    $ 4,562       $  758,130    $11,465
                                           ==========    =======       ==========    ========

TCC:
  Oklaunion Generating Station
  (Unit No. 1)                       7.8   $   38,055    $   369       $   37,728    $   318
  South Texas Project Generating
   Station (Units No. 1 and 2)      25.2    2,364,359     43,887        2,360,452     41,571
                                           ----------    -------       ----------    -------
                                           $2,402,414    $44,256       $2,398,180    $41,889
                                           ==========    =======       ==========    ========

TNC:
  Oklaunion Generating Station
   (Unit No. 1)                     54.7   $  277,946    $ 3,650       $  279,419    $ 1,651
                                           ==========    =======       ==========    =======



(a) Varying percentages of ownership.




The accumulated depreciation with respect to each AEP registrant subsidiary's share of jointly owned facilities is shown below:

                                December 31,
                                -----------
                           2002             2001
                           ----             ----
                               (in thousands)

CSPCo                    $436,683         $410,756
PSO                        49,085           35,653
SWEPCo                    450,057          392,728
TCC                       927,193          863,130
TNC                       102,542          100,430


29.  Related Party Transactions

AEP System Power Pool

APCo, CSPCo, I&M, KPCo and OPCo are parties to the Interconnection Agreement, dated July 6, 1951, as amended (the Interconnection Agreement), defining how they share the costs and benefits associated with their generating plants. This sharing is based upon each company's "member-load-ratio," which is calculated monthly on the basis of each company's maximum peak demand in relation to the sum of the maximum peak demands of all five companies during the preceeding 12 months. In addition, since 1995, APCo, CSPCo, I&M, KPCo and OPCo have been parties to the AEP System Interim Allowance Agreement which provides, among other things, for the transfer of SO2 Allowances associated with transactions under the Interconnection Agreement. As part of AEP's restructuring settlement agreement filed with FERC, under certain conditions CSPCo and OPCo would no longer be parties to the Interconnection Agreement and certain other modifications to its terms would also be made.

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

PSO, SWEPCo, TCC, TNC and AEP Service Corporation are parties to a Restated and Amended Operating Agreement originally dated as of January 1, 1997 (CSW Operating Agreement). The CSW Operating Agreement requires the operating companies of the west zone to maintain specified annual planning reserve margins and requires the operating companies that have capacity in excess of the required margins to make such capacity available for sale to other operating companies as capacity commitments. The CSW Operating Agreement also delegates to AEP Service Corporation the authority to coordinate the acquisition, disposition, planning, design and construction of generating units and to supervise the operation and maintenance of a central control center. As part of AEP's restructuring settlement agreement filed with the FERC, under certain conditions TCC and TNC would no longer be parties to the CSW Operating Agreement.

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



The following table shows the revenues derived from sales to the Pools and direct sales to affiliates for years ended December 31, 2002, 2001 and 2000:


                                          APCo    CSPCo       I&M      KPCo    OPCo     AEGCo
Related Party Revenues                                (in thousands)
2002     Sales to East System Pool      $106,651 $42,986  $  197,525 $ 22,369 $397,248 $   -
         Sales to West System Pool        18,300  12,107      13,036    4,717   16,265     -
         Direct Sales To East Affiliates  58,213    -           -        -      50,599  213,071
         Direct Sales To West Affiliates    -       -           -        -        -        -
         Other                             3,313   2,109       3,577      878    1,090     -
                                        -------- -------  ---------- -------- -------- --------
            Total Revenues              $186,477 $57,202  $  214,138 $ 27,964 $465,202 $213,071
                                        ======== =======  ========== ======== ======== ========

2001     Sales to East System Pool      $ 91,977 $44,185  $  239,277 $ 34,735 $431,637 $   -
         Sales to West System Pool        24,892  13,971      15,596    6,117   19,797     -
         Direct Sales To East Affiliates  54,777    -           -        -      55,450  227,338
         Direct Sales To West Affiliates  (3,133) (1,705)     (1,905)    (744)  (2,590)    -
         Other                             2,772  11,060       2,071    2,258    7,072     -
                                        -------- -------  ---------- -------- -------- --------
            Total Revenues              $171,285 $67,511  $  255,039 $ 42,366 $511,366 $227,338
                                        ======== =======  ========== ======== ======== ========

2000     Sales to East System Pool      $ 81,013 $36,884  $  200,474 $ 36,554 $502,140 $   -
         Sales to West System Pool         7,697   4,095       4,614    1,829    6,356     -
         Direct Sales To East Affiliates  59,106    -           -        -      66,487  227,983
         Direct Sales To West Affiliates   4,092   2,262       2,510      972    3,421     -
         Other                             2,770   6,124       2,710    2,466    4,043     -
                                        -------- -------  ---------- -------- -------- --------
            Total Revenues              $154,678 $49,365  $  210,308 $ 41,821 $582,447 $227,983
                                        ======== =======  ========== ======== ======== ========


                                          PSO    SWEPCo      TCC      TNC
Related Party Revenues                            (in thousands)

2002     Sales to East System Pool       $  -    $  -     $     -    $  -
         Sales to West System Pool           674   1,334     18,416    1,280
         Direct Sales To East Affiliates     611     270        366      (23)
         Direct Sales To West Affiliates   6,047  75,674    956,751  228,404
         Other                             2,107  (4,979)    32,911   10,764
                                         ------- ------- ---------- --------
            Total Revenues               $ 9,439 $72,299 $1,008,444 $240,425
                                         ======= ======= ========== ========

2001     Sales to East System Pool       $     4 $  -    $      -   $   -
         Sales to West System Pool         3,317   8,073     19,865      322
         Direct Sales To East Affiliates   2,833   3,238      3,697    1,228
         Direct Sales To West Affiliates  30,668  67,930     12,617    9,350
         Other                               (51)     (4)     5,583    7,781
                                         ------- ------- ---------- --------
            Total Revenues               $36,771 $79,237 $   41,762 $ 18,681
                                         ======= ======= ========== ========

2000     Sales to East System Pool       $  -    $  -    $     -    $   -
         Sales to West System Pool         7,323   5,546     23,421      194
         Direct Sales To East Affiliates  (1,990) (3,008)    (3,348)  (1,116)
         Direct Sales To West Affiliates  21,995  62,178     12,516    7,645
         Other                           (12,680) (1,592)     5,163   11,931
                                         ------- ------- ---------- --------
            Total Revenues               $14,648 $63,124 $   37,752 $ 18,654
                                         ======= ======= ========== ========


The following table shows the purchased power expense incurred from purchases from the Pools and affiliates for the years ended December 31, 2002, 2001, and 2000:



                                                APCo     CSPCo    I&M      KPCo     OPCo
Related Party Purchases                                      (in thousands)
2002     Purchases from East System Pool       $233,677 $309,999 $ 83,918 $ 68,846  $70,338
         Purchases from West System Pool            337      219      237       86      297
         Direct Purchases from East Affiliates      583      387  149,569   64,070      519
         Direct Purchases from West Affiliates     -        -        -        -        -
                                               -------- -------- -------- --------  -------
             Total Purchases                   $234,597 $310,605 $233,724 $133,002  $71,154
                                               ======== ======== ======== ========  =======

2001     Purchases from East System Pool       $346,582 $292,034 $ 79,030 $ 61,816  $62,350
         Purchases from West System Pool            296      165      185       72      235
         Direct Purchases from East Affiliates     -        -     159,022   68,316     -
         Direct Purchases from West Affiliates     -        -        -        -        -
                                               -------- -------- -------- --------  -------
             Total Purchases                   $346,878 $292,199 $238,237 $130,204  $62,585
                                               ======== ======== ======== ========  =======

2000     Purchases from East System Pool       $355,305 $287,482 $106,644 $ 58,150  $50,339
         Purchases from West System Pool            455      260      285      108      390
         Direct Purchases from East Affiliates     -        -     158,537   69,446     -
         Direct Purchases from West Affiliates       14        8        9        3       12
                                               -------- -------- -------- --------  -------
             Total Purchases                   $355,774 $287,750 $265,475 $127,707  $50,741
                                               ======== ======== ======== ========  =======



                                                  PSO     SWEPCo    TCC     TNC
Related Party Purchases                                  (in thousands)
2002     Purchases from East System Pool        $   343  $  -     $   -   $  -
         Purchases from West System Pool            874     (456)   1,366  15,475
         Direct Purchases from East Affiliates   29,029   17,242    8,236   2,669
         Direct Purchases from West Affiliates   59,208   25,236   13,804  19,438
                                                -------  -------  ------- -------
             Total Purchases                    $89,454  $42,022  $23,406 $37,582
                                                =======  =======  ======= =======


2001     Purchases from East System Pool        $ 1,327  $  -     $   -   $     4
         Purchases from West System Pool          5,877    3,810      415  11,689
         Direct Purchases from East Affiliates    1,951    2,352   12,657   4,614
         Direct Purchases from West Affiliates   34,603    9,696   45,569  40,349
                                                -------  -------  ------- -------
             Total Purchases                    $43,758  $15,858  $58,641 $56,656
                                                =======  =======  ======= =======

2000     Purchases from East System Pool        $20,100  $  -     $   -   $  -
         Purchases from West System Pool          5,386    4,379    1,696  18,444
         Direct Purchases from East Affiliates    2,117      695      251      71
         Direct Purchases from West Affiliates   33,185    8,264   30,644  39,258
                                                -------  -------  ------- -------
             Total Purchases                    $60,788  $13,338  $32,591 $57,773
                                                =======  =======  ======= =======


The above summarized related party revenues and expenses are reported in their entirety, without elimination, and are presented as operating revenues affiliated and purchased power affiliated on the statements of operations of each AEP Power Pool member. Since all of the above pool members are included in AEP's consolidated results, the above summarized related party transactions are eliminated in total in AEP's consolidated revenues and expenses.

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

The following table shows the net (credits) or charges allocated among the parties to the Transmission Agreement during the years ended December 31, 2002, 2001 and 2000:

            2002         2001          2000
            ----         ----          ----
                    (in thousands)

APCo     $(13,400)    $ (3,100)    $ (3,400)
CSPCo      42,200       40,200       38,300
I&M       (36,100)     (41,300)     (43,800)
KPCo       (5,400)      (4,600)      (6,000)
OPCo       12,700        8,800       14,900

PSO, SWEPCo, TCC, TNC and AEP Service Corporation are parties to a Transmission Coordination Agreement originally dated as of January 1, 1997 (TCA). The TCA established a coordinating committee, which is charged with the responsibility of overseeing the coordinated planning of the transmission facilities of the west zone operating subsidiaries, including the performance of transmission planning studies, the interaction of such subsidiaries with independent system operators (ISO) and other regional bodies interested in transmission planning and compliance with the terms of the Open Access Transmission Tariff (OATT) filed with the FERC and the rules of the FERC relating to such tariff.

Under the TCA, the west zone operating subsidiaries have delegated to AEP Service Corporation the responsibility of monitoring the reliability of their transmission systems and administering the OATT on their behalf. The TCA also provides for the allocation among the west zone operating subsidiaries of revenues collected for transmission and ancillary services provided under the OATT.

The following table shows the net (credits) or charges allocated among the parties to the Transmission Agreement during the years ended December 31, 2002, 2001 and 2000:

            2002         2001          2000
            ----         ----          ----
                    (in thousands)

PSO       $(4,200)    $ (4,000)    $ (3,300)
SWEPCo     (5,000)      (5,400)      (5,900)
TCC         3,600        3,900        3,400
TNC         5,600        5,500        5,800

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

Unit Power Agreements and Other

A unit power agreement between AEGCo and I&M (the I&M Power Agreement) provides for the sale by AEGCo to I&M of all the power (and the energy associated therewith) available to AEGCo at the Rockport Plant unless it is sold to another utility. I&M is obligated, whether or not power is available from AEGCo, to pay as a demand charge for the right to receive such power (and as an energy charge for any associated energy taken by I&M) such amounts, as when added to amounts received by AEGCo from any other sources, will be at least sufficient to enable AEGCo to pay all its operating and other expenses, including a rate of return on the common equity of AEGCo as approved by FERC, currently 12.16%. The I&M Power Agreement will continue in effect until the expiration of the lease term of Unit 2 of the Rockport Plant unless extended in specified circumstances.

Pursuant to an assignment between I&M and KPCo, and a unit power agreement between KPCo and AEGCo, AEGCo sells KPCo 30% of the power (and the energy associated therewith) available to AEGCo from both units of the Rockport Plant. KPCo has agreed to pay to AEGCo in consideration for the right to receive such power the same amounts which I&M would have paid AEGCo under the terms of the I&M Power Agreement for such entitlement. The KPCo unit power agreement expires on December 31, 2004. This unit power agreement extends until December 31, 2009 for Unit 1 and until December 7, 2022 for Unit 2 if AEP's restructuring settlement agreement filed with the FERC becomes operative.

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

I&M provides barging services to AEGCo, APCo and OPCo. I&M records revenues from barging services as nonoperating income. AEGCo, APCo and OPCo record costs paid to I&M for barging services as fuel expense. The amount of affiliated revenues and affiliated expenses were:

                    Year Ended December 31,
                     2002     2001     2000
                     ----     ----     ----
Company                   (in millions)

I&M - revenues      $34.3    $30.2    $23.5
AEGCo - expense       7.8      8.5      8.8
APCo - expense       12.8     11.5      7.8
OPCo - expense        7.9     10.2      6.9
Memco - expense       5.7      -         -
AEP Energy Services   0.1      -         -

American Electric Power Service Corporation (AEPSC) provides certain managerial and professional services to AEP System companies. The costs of the services are billed to its affiliated companies by AEPSC on a direct-charge basis, whenever possible, and on reasonable bases of proration for shared services. The billings for services are made at cost and include no compensation for the use of equity capital, which is furnished to AEPSC by AEP Co., Inc. Billings from AEPSC are capitalized or expensed depending on the nature of the services rendered. AEPSC and its billings are subject to the regulation of the SEC under the PUHCA.

30. Subsequent Events (Unaudited):

Common Stock Offering - On February 27, 2003, AEP priced its offering of 50 million shares of common stock at a public offering price of $20.95 per share. AEP has granted the underwriters an option to purchase an additional 7.5 million shares of common stock to cover overallotments. The net proceeds from the sale of these securities will be used to reduce debt and for general corporate purposes.

Senior Notes Offering - During March 2003, AEP completed an offering of 5.375% Series C Senior Notes which have a principal amount of $500 million and a maturity date of March 15, 2010. The net proceeds from the offering will be used to repay or redeem current maturities of long-term debt, a portion of our minority interest in a financing subsidiary, and for general corporate purposes.

REGISTRANTS' COMBINED MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION, ACCOUNTING POLICIES  AND OTHER MATTERS

The following is a combined presentation of management's discussion and analysis of financial condition, accounting policies and other matters for AEP and its registrant subsidiaries. Management's discussion and analysis of results of operations for AEP and each of its subsidiary registrants is presented with their financial statements earlier in this document. The following is a list of sections of management's discussion and analysis of financial condition, accounting policies and other matters and the registrant to which they apply:

Financial Condition         AEP, AEGCo, APCo,
                            CSPCo, I&M, KPCo,
                            OPCo, PSO, SWEPCo,
                            TCC, TNC

Critical Accounting         AEP, AEGCo, APCo,
  Policies                  CSPCo, I&M, KPCo,
                            OPCo, PSO, SWEPCo,
                            TCC, TNC

Market Risks                AEP, AEGCo, APCo,
                            CSPCo, I&M, KPCo,
                            OPCo, PSO, SWEPCo,
                            TCC, TNC

Industry Restructuring      AEP, APCo, CSPCo
                            I&M, KPCo, OPCo,
                            PSO, SWEPCo, TCC,
                            TNC

Litigation                  AEP, AEGCo, APCo,
                            CSPCo, I&M, KPCo,
                            OPCo, PSO, SWEPCo,
                            TCC, TNC

Environmental Concerns      AEP, AEGCo, APCo,
  and Issues                CSPCo, I&M, KPCo
                            OPCo, PSO,
                            SWEPCo, TCC, TNC

Other Matters               AEP, AEGCo, APCo,
                            CSPCo, I&M, KPCo,
                            OPCo, PSO,
                            SWEPCo, TCC, TNC

Financial Condition

We measure our financial condition by the strength of the balance sheets and the liquidity provided by cash flows and earnings.

Balance sheet capitalization ratios and cash flow ratios are principal determinants of our credit quality.

Credit Ratings

The rating agencies have been conducting credit reviews of AEP and its registrant subsidiaries. The agencies are also reviewing most companies in the energy sector due to issues which impact the entire industry, not only AEP and its subsidiaries.

In February 2003, Moody's Investors Service (Moody's) completed their review of AEP and its rated subsidiaries. The results of that review were downgrades of the following ratings for unsecured debt: AEP to Baa3 from Baa2, APCo from Baa1 to Baa2, TCC from Baa1 to Baa2, PSO from A2 to Baa1, SWEPCo from A2 to Baa1. TNC, which had no senior unsecured notes outstanding at the time of the ratings action, had its mortgage bond debt downgraded from A2 to A3. AEP's commercial paper was also concurrently downgraded from P-2 to P-3. The completion of this review was a culmination of earlier ratings action in 2002 that had included a downgrade of AEP from Baa1 to Baa2 and the placement of five of the registrant subsidiaries on negative outlook. With the completion of the reviews, Moody's has placed AEP and its rated subsidiaries on stable outlook.

In February 2003, Standard & Poor's placed AEP's senior unsecured debt and commercial paper ratings on credit watch with negative implications, and did the same with the subsidiaries. S&P indicated that resolution regarding these actions would come within a short time (see additional discussion in Financing - Credit Ratings in Item 1 of Part I).

In 2002, Fitch Ratings Service downgraded both PSO and SWEPCo from A to A- for the senior unsecured notes. Fitch has AEP and its subsidiaries on stable outlook and the commercial paper rating is stable at F-2 (see additional discussion in Financing - Credit Ratings in Item 1 of Part I).

Current ratings of AEP's subsidiaries' first mortgage bonds are listed in the following table:

Company                      Moody's    S&P      Fitch
-------                      -------    ---      -----

APCo                         Baa1       BBB+     A-
CSPCo                        A3         BBB+     A
I&M                          Baa1       BBB+     BBB+
KPCo                         Baa1       BBB+     BBB+
OPCo                         A3         BBB+     A-
PSO                          A3         BBB+     A
SWEPCO                       A3         BBB+     A
TCC                          Baa1       BBB+     A
TNC                          A3         BBB+     A


Current short-term ratings are as follows:

Company                      Moody's    S&P      Fitch
-------                      -------    ---      -----

AEP                          P-3        A-2      F-2


The current ratings for senior unsecured debt are listed in the following table:

Company                      Moody's    S&P      Fitch
-------                      -------    ---      -----

AEP                          Baa3       BBB+     BBB+
AEP Resources*               Baa3       BBB+     BBB+
APCo                         Baa2       BBB+     BBB+
CSPCo                        A3         BBB+     A-
I&M                          Baa2       BBB+     BBB
KPCo                         Baa2       BBB+     BBB
OPCo                         A3         BBB+     BBB+
PSO                          Baa1       BBB+     A-
SWEPCO                       Baa1       BBB+     A-
TCC                          Baa2       BBB+     A-
TNC                          Baa1       BBB+     A-

* The rating is for a series of senior notes issued with a Support
   Agreement from AEP.


AEP's common equity to total capitalization declined to 32% in 2002 from 36% in 2001 and 37% in 2000. Total capitalization includes long-term debt due within one year, equity unit senior notes, minority interest and short-term debt. Preferred stock at 1% remained unchanged. In 2002, long-term debt including equity unit senior notes and trust preferred securities increased from 43% to 50% while Short-term Debt decreased from 17% to 14% and Minority Interest in Finance Subsidiary remained unchanged at 3%. In 2001 Long-term Debt remained unchanged while Short-term Debt decreased from 20% to 17% and Minority Interest in Finance Subsidiary increased to 3%. In 2002, 2001 and 2000, AEP did not issue any shares of common stock to meet the requirements of the Dividend Reinvestment and Direct Stock Purchase Plan and the Employee Savings Plan. Common stock was issued in 2002 for stock options exercised and under an equity offering (discussed in Financing Activity).

Liquidity
---------

Liquidity, or access to cash, has become a more critical factor in determining the financial stability of a company due to volatility in wholesale power markets and the potential limitations that credit rating downgrades place on a company's ability to raise capital. Management is committed to preserving an adequate liquidity position and addressing AEP and its subsidiaries' financial needs in 2003.

As of December 31, 2002, we had an available liquidity position of $3.5 billion as illustrated in the table below:

Credit Facilities
-----------------
                       (in millions) Maturity
Commercial Paper Backup
  Lines of Credit          $2,500*       5/03
Commercial Paper Backup
  Lines of Credit           1,000        5/05
Corporate Separation
  Revolving Credit          1,725        4/03
Euro Revolving Credit
  Facilities                  315       10/03
                           ------
         Total              5,540

Cash
Liquidity Reserve           1,000**
                           ------
Total Credit Facilities
  and Cash                  6,540

Less: Commercial Paper
        Outstanding
      Corporate Separation  1,415
        Loans               1,300
      Euro Revolving
        Credit Loans          305
                           ------
Total Available Liquidity  $3,520
                           ======

 *  Contains one year term-out provision.
** Unrestricted and excludes $213 million of operational cash on hand.


AEP and its subsidiaries' goal for 2003 is to use cash from operations to fund capital expenditures, dividend payments and working capital requirements. Short-term debt is used as an interim bridge for timing differences in the need for cash or to fund debt maturities until permanent financing is arranged.

Short-term funding comes from the parent company's commercial paper program and revolving credit facilities. Proceeds are loaned to the subsidiaries through intercompany notes. AEP and its subsidiaries also operate a non-utility and utility money pool to minimize the AEP System's external short-term funding requirements and sell accounts receivable to provide liquidity for the domestic electric subsidiaries. The commercial paper program is backed by $3.5 billion in bank facilities of which $1 billion matures in May 2005. The remaining $2.5 billion matures in May 2003 and has a one-year term-out provision at AEP's option. At December 31, 2002, approximately $1.4 billion of commercial paper was outstanding. A portion of the commercial paper balance is related to funding of debt maturities of the Ohio and Texas subsidiaries pending a permanent financing program. The Ohio and Texas subsidiaries issued $2,025 million of senior unsecured notes in February 2003 with maturity dates ranging from 2005 to 2033. The commercial paper balance outstanding decreased in early 2003 due to repayment with proceeds from these issuances.

AEP also has a $1.725 billion bank facility maturing in April 2003 that is available for debt refinancing. At December 31, 2002, $1.3 billion was outstanding under that facility. With the issuance of the permanent financing for the Ohio and Texas subsidiaries mentioned above, this facility was repaid and cancelled in February 2003.

AEP also has revolving credit facilities in place for 300 million Euros to support the wholesale business in Europe. At December 31, 2002, the majority of these facilities were drawn.

AEP also maintains a minimum $300 million cash liquidity reserve fund to support its marketing operations in the U.S. and keeps additional cash on hand as market conditions change. At December 31, 2002, AEP had $1 billion of cash available for liquidity.

On December 6, 2002, we closed a 364-day, $425 million facility and used it to partially repay the maturing interim financing for the U.K. generation plants
(FFF). The facility was secured by a pledge of the shares of AEP companies in the FFF ownership chain and guaranteed by the parent company. A portion ($213 million) of the facility is due in May 2003. The remainder of the FFF interim financing was repaid using a combination of existing funds and draws against the Euro revolving credit facilities.

In total, we had approximately $6.5 billion in liquidity sources of which $3.5 billion were unused and available at December 31, 2002.

During 2002, cash flow from operations was $1.7 billion, including $21 million from Net Income Before Discontinued Operations, Extraordinary Items and Cumulative Effect, approximately $1.3 billion from depreciation, amortization, deferred taxes, and deferred investment tax credits, approximately $1.1 billion associated with asset, investment value and other impairments, offset by additional working capital requirements of approximately $700 million. These additional working capital requirements reflect the one time impact of the discontinuance of the sale of accounts receivable for Texas companies and billing delays related to the transition to customer choice in Texas, higher margin requirements for gas trading, seasonal fuel inventory growth, and other miscellaneous items. Construction expenditures were $1.7 billion including major expenditures for emission control technology on several coal-fired generating units (see discussion in Note 9). Dividends on common stock were $793 million. Cash from operations, proceeds from the sale of SEEBOARD, CitiPower and the Texas REPs and the issuance of common stock, common equity units, 15-year notes for a wind generation project and transition funding bonds provided funds to reduce debt, fund construction and pay dividends.

During 2001, AEP's cash flow from operations was $2.8 billion, including $885 million from Net Income Before Discontinued Operations, Extraordinary Items and Cumulative Effect and $1.4 billion from depreciation, amortization, deferred taxes and deferred investment tax credits. Capital expenditures including acquisitions were $3.9 billion and dividends on common stock were $773 million. Cash from operations less dividends on common stock financed 51% of capital expenditures.

During 2001, the proceeds of AEP's $1.25 billion global notes issuance and proceeds from the sale of a U.K. distribution company and two generating plants provided cash to purchase assets, fund construction, retire debt and pay dividends. Major construction expenditures include amounts for a wind generating facility and emission control technology on several coal-fired generating units. Asset purchases include HPL, coal mines, a barge line, a wind generating facility and two coal-fired generating plants in the U.K. These acquisitions accounted for the increase in total debt during 2001. Long-term funding arrangements for specific assets are often complex and typically not completed until after the acquisition.

The loss for 2002 resulted in a negative dividend payout ratio of 153% reflecting the losses on sale and impairments of assets. Earnings for 2001 resulted in a dividend payout ratio of 80%, a considerable improvement over the 289% payout ratio in 2000. The abnormally high ratio in 2000 was the result of the adverse impact on 2000 earnings from the Cook Plant extended outage and related restart expenditures, merger costs and the write-off related to COLI and non-regulated subsidiaries.

AEP and its subsidiaries generally use short-term borrowings to fund property acquisitions and construction until long-term funding mechanisms are arranged. Some acquisitions of existing business entities include the assumption of their outstanding debt and certain liabilities. Sources of long-term funding include issuance of AEP common stock, minority interest or long-term debt and sale-leaseback or leasing arrange-ments. The domestic electric subsidiaries generally issue short-term debt to provide for interim financing of capital expenditures that exceed internally generated funds and periodically reduce their outstanding short-term debt through issuances of long-term debt and additional capital contributions from their parent company.

AEP's revolving credit agreements include covenants that require performance of certain actions, including maintaining specified financial ratios. Non-performance of these covenants may result in an event of default under these credit agreements. At December 31, 2002, AEP complied with the covenants contained in these credit agreements. In addition, a default under any other agreement or instrument relating to debt outstanding in excess of $50 million is an event of default under these credit agreements. An event of default under these credit agreements would cause all amounts outstanding thereunder to be immediately payable.


Financing Activity
------------------

Common Stock

In June 2002, AEP issued 16 million shares of common stock at $40.90 per share through an equity offering and received net proceeds of $634 million. Proceeds from the sale of equity units and common stock were used to pay down short-term debt and establish a cash liquidity reserve fund.

Equity Units

In June 2002, AEP issued 6.9 million equity units at $50 per unit ($345 million). See Note 27 for additional information.

Debt

In February 2002, TCC issued $797 million of securitization notes that were approved by the PUCT as part of Texas restructuring to recover generation related regulatory assets. The proceeds were used to reduce TCC's debt and equity.

In April 2002, AEP closed on a bridge loan facility consisting of a $1.125 million 364-day revolving credit facility and a $600 million 364-day term loan facility to prepare for corporate separation. At year-end, $600 million was borrowed under the term loan facility and $700 million was borrowed under the revolving credit facility. Those amounts were repaid and the facility terminated when bonds were issued by CSPCo, OPCo, TCC and TNC in February 2003.

In February 2003, CSPCo issued $250 million of unsecured senior notes due 2013 at a coupon of 5.50% and $250 million of unsecured senior notes due 2033 at a coupon of 6.60%. OPCo issued $250 million of unsecured senior notes due 2013 at a coupon of 5.50% and $250 million of unsecured senior notes due 2033 at a coupon of 6.60%. TCC issued $100 million of unsecured senior notes due 2005 at a variable rate, $150 million of unsecured senior notes due 2005 at a coupon of 3.0%, $275 million of unsecured senior notes due 2013 at a coupon of 5.50% and $275 million of unsecured senior notes due 2033 at a coupon of 6.65%. TNC issued $225 million of unsecured senior notes due 2013 at a coupon of 5.50%. The use of proceeds from the above bonds was repayment of the bridge loan facility mentioned above, repayment of short-term debt, and for general corporate purposes.

In 2002, the following issuances were completed by the subsidiaries of AEP:


------------ ---------------- ----------- ----------- -------
                              Principal
                               Amount
                                (in
                                mil-
Com-pany      Type of Debt     lions)      Interest    Due
                                             Rate      Date
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
             Senior
APCo         Unsecured Notes     $450       4.80%      2005
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
             Senior
APCo         Unsecured Notes     200        4.32%*     2007
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
             Installment
I&M          Purchase             50        4.90%      2025
             Contracts
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
             Senior
I&M          Unsecured Notes     150         6.0%      2032
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
             Senior
I&M          Unsecured Notes     100        6 3/8%     2012
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
             Senior
KPCo         Unsecured Notes     125        5.50%      2007
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
             Senior
KPCo         Unsecured Notes      80        4.32%*     2007
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
             Senior
KPCo         Unsecured Notes      70        4.37%*     2007
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
             Senior
PSO          Unsecured Notes     200        6.00%      2032
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
             Senior
SWEPCo       Unsecured Notes     200        4.50%      2005
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
Other        Notes Payable       121      6.20%-       2017
Subsid-iaries                               6.60%
------------ ---------------- ----------- ----------- -------
------------ ---------------- ----------- ----------- -------
Other        Revolving           305       Variable    2003
Subsid-iariesCredit
------------ ---------------- ----------- ----------- -------
-------------------------------------------------------------
* Interest rate payable by subsidiary in U.S. dollars. While these companies do not have an Australian rate obligation, there is an underlying interest rate to Australian investors in Australian dollars of either 6% or a variable rate.
-------------------------------------------------------------

The subsidiaries also redeemed approximately $2 billion of long-term debt in 2002. See the Schedule of Long-term Debt for each registrant in sections B to K for details.

AEP uses money pools to meet the short-term borrowings for the majority of its subsidiaries In addition, AEP also funds the short-term debt requirements of other subsidiaries that are not included in the money pool. As of December 31, 2002, AEP had credit facilities totaling $3.5 billion to support its commercial paper program. At December 31, 2002, AEP had $1.4 billion outstanding in short-term borrowings subject to these credit facilities.

AEP Credit purchases, without recourse, the accounts receivable of most of the domestic utility operating companies. AEP Credit's financing for the purchase of receivables changed in December 2001. Starting December 31, 2001, AEP Credit entered into a sale of receivables agreement. The agreement allows AEP Credit to sell certain receivables and receive cash meeting the requirements of SFAS 140 for the receivables to be removed from AEP's and the subsidiaries' Balance Sheets. At December 31, 2002, AEP Credit had $454 million sold under this agreement. See Note 23 for further discussion.

Off-balance Sheet and Minority Interest Arrangements

AEP and its subsidiaries enter into off-balance sheet arrangements for various reasons ranging from accelerating cash collections, reducing operational expense to spreading risk of loss to third parties. The following identifies significant off-balance sheet arrangements:

Power Generation Facility

AEP has entered into agreements with Katco Funding L.P. (Katco), an unrelated unconsolidated special purpose entity. Katco has an aggregate financing commitment of $525 million and a capital structure of which 3% is equity from investors with no relationship to AEP or any of its subsidiaries and 97% is debt from a syndicate of banks. Katco was formed to develop, construct, finance and lease a power generation facility to AEP. Katco will own the power generation facility and lease it to AEP after construction is completed. The lease will be accounted for as an operating lease (see Note 22), therefore neither the facility nor the related obligations are reported on AEP's Consolidated Balance Sheets. Payments under the operating lease are expected to commence in the first quarter of 2004. AEP will in turn sublease the facility to Dow Chemical Company
(DOW), which will use the energy produced by the facility and sell excess energy. AEP has agreed to purchase the excess energy from DOW for resale. The use of Katco allows AEP to limit its risk associated with the power generation facility once the construction phase has been completed.

AEP is the construction agent for Katco, and is responsible for completing construction by December 31, 2003, subject to unforeseen events beyond AEP's control.

In the event the project is terminated before completion of construction, AEP has the option to either purchase the facility for 100% of project costs or terminate the project and make a payment to Katco for 89.9% of project costs.

The operating lease between Katco and AEP commences on the commercial operation date of the facility and continues until November 2006. The lease contains extension options subject to the approval of Katco, and if all extension options were exercised, the total term of the lease would be 30 years. AEP's lease payments to Katco are sufficient for Katco to make required debt payments and provide a return to the investors of Katco. At the end of each lease term, AEP may renew the lease at fair market value subject to Katco's approval, purchase the facility at its original construction cost, or sell the facility, on behalf of Katco, to an independent third party. If the facility is sold and the proceeds from the sale are insufficient to repay Katco, AEP may be required to make a payment to Katco for the difference between the proceeds from the sale and the obligations of Katco, up to 82% of the project's cost. AEP has guaranteed a portion of the obligations of its subsidiaries to Katco during the construction and post-construction periods.

As of December 31, 2002, project costs subject to these agreements totaled $360 million, and total costs for the completed facility are expected to be approximately $510 million. For the 30-year extended lease term, the lease rental is a variable rate obligation indexed to three-month LIBOR. Consequently as market interest rates increase, the payments under this operating lease will also increase. Annual payments of approximately $12 million represent future minimum payments during the initial term calculated using the indexed LIBOR rate (1.38% at December 31, 2002). The Power Generation Facility collateralizes the debt obligation of Katco. AEP's maximum exposure to loss as a result of its involvement with Katco is 100% during the construction phase and up to 82% once the construction is completed. Maximum loss is deemed to be remote due to the collateralization.

It is reasonably possible that AEP will consolidate Katco in the third quarter of 2003, as a result of the issuance of FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" (FIN 46). Upon consolidation, AEP would record the assets, liabilities, depreciation expense, minority interest and debt interest expense. AEP would eliminate operating lease expense. The sublease to DOW would not be affected by this consolidation.

The lease payments and the guarantee of construction commitments are included in the Other Commercial Commitments table below.

Minority Interest in Finance Subsidiary
---------------------------------------

In August 2001, AEP formed AEP Energy Services Gas Holding Co. II, LLC (SubOne) and Caddis Partners, LLC (Caddis). SubOne is a wholly owned consolidated subsidiary of AEP that was capitalized with the assets of Houston Pipe Line Company, Louisiana Interstate Gas Company (AEP subsidiaries) and $321.4 million of AEP Energy Services Gas Holding Company (AEP Gas Holding is an AEP subsidiary and parent of SubOne) preferred stock, that is convertible into AEP common stock at market price on a dollar-for-dollar basis. Caddis was capitalized with $2 million cash and a subscription agreement that represents an unconditional obligation to fund $83 million from SubOne and $750 million from Steelhead Investors LLC ("Steelhead" - non-controlling preferred member interest). As managing member, SubOne consolidates Caddis. Steelhead is an unconsolidated special purpose entity and has a capital structure of $750 million of which 3% is equity from investors with no relationship to AEP or any of its subsidiaries and 97% is debt from a syndicate of banks. The use of Steelhead allows AEP to limit its risk associated with Houston Pipe Line Company and Louisiana Intrastate Gas Company.

Under the provisions of the Caddis formation agreements, Steelhead receives a quarterly preferred return equal to an adjusted floating reference rate (4.784% and 4.413% for the quarters ended December 31, 2002 and 2001, respectively). Caddis has the right to redeem Steelhead's interest at any time.

The $750 million invested in Caddis by Steelhead was loaned to SubOne. This intercompany loan to SubOne is due August 2006, and is supported by the natural gas pipeline assets of SubOne, a cash reserve fund of SubOne and SubOne's $321.4 million of preferred stock in AEP Gas Holding. The preferred stock is convertible into AEP common stock upon the occurrence of certain events including AEP's stock price closing below $18.75 for ten consecutive trading days. AEP can elect not to have the transaction supported by such preferred stock if SubOne were to reduce its loan with Caddis by $225 million. The credit agreement between Caddis and SubOne contains covenants that restrict certain incremental liens and indebtedness, asset sales, investments, acquisitions, and distributions. The credit agreement also contains covenants that impose minimum financial ratios. Non-performance of these covenants may result in an event of default under the credit agreement. Through December 31, 2002, we have complied with the covenants contained in the credit agreement. In addition, a default under any other agreement or instrument relating to AEP and certain subsidiaries' debt outstanding in excess of $50 million is an event of default under the credit agreement.

The initial period of Steelhead's investment in Caddis is through August 2006. At the end of the initial period, Caddis will either reset Steelhead's return rate, re-market Steelhead's interests to new investors, redeem Steelhead's interests, in whole or in part including accrued return, or liquidate Caddis in accordance with the provisions of applicable agreements.

Steelhead has certain rights as a preferred member in Caddis. Upon the occurrence of certain events including a default in the payment of the preferred return, Steelhead's rights include: forcing a liquidation of Caddis and acting as the liquidator, and requiring the conversion of the AEP Gas Holding preferred stock into AEP common stock. If Steelhead exercised its rights to force Caddis to liquidate under these conditions, then AEP would evaluate whether to refinance at that time or relinquish the assets that support the intercompany loan to Caddis. Liquidation of Caddis could negatively impact AEP's liquidity.

Caddis and SubOne are each a limited liability company, with a separate existence and identity from its members, and the assets of each are separate and legally distinct from AEP. The results of operations, cash flows and financial position of Caddis and SubOne are consolidated with AEP for financial reporting purposes. Steelhead's investment in Caddis and payments made to Steelhead from Caddis are currently reported on AEP's income statement and balance sheet as Minority Interest in Finance Subsidiary.

AEP's maximum exposure to loss as a result of its involvement with Steelhead is $321.4 million of preferred stock, $83 million under the subscription agreement to Caddis for any losses incurred by Caddis and the cash reserve fund balance of $34 million (as of December 31, 2002) due Caddis for default under the intercompany loan agreement. AEP can reduce its maximum exposure related to the preferred stock by a reduction of $225 million of the intercompany loan.

As of December 31, 2002, management is continuing to review the application of FIN 46 as it relates to the Steelhead transaction.

AEP Credit
----------

AEP Credit entered into a sale of receivables agreement with a group of banks and commercial paper conduits. Under the sale of receivables agreement, which expires May 28, 2003, AEP Credit sells an interest in the receivables it acquires to the commercial paper conduits and banks and receives cash. This transaction constitutes a sale of receivables in accordance with SFAS 140 allowing the receivables to be taken off of AEP Credit's balance sheet and allowing AEP Credit to repay any debt obligations. AEP has no ownership interest in the commercial paper conduits and does not consolidate these entities in accordance with GAAP. We continue to service the receivables. This off-balance sheet transaction was entered into to allow AEP Credit to repay its outstanding debt obligations, continue to purchase the AEP operating companies' receivables, and accelerate its cash collections.

At December 31, 2002, the sale of receivables agreement provided the banks and commercial paper conduits would purchase a maximum of $600 million of receivables from AEP Credit, of which $454 million was outstanding. As collections from receivables sold occur and are remitted, the outstanding balance for sold receivables is reduced and as new receivables are sold, the outstanding balance of sold receivables increases. All of the receivables sold represented affiliate receivables. The commitment's new term under the sale of receivables agreement will remain at $600 million until May 28, 2003. AEP Credit maintains a retained interest in the receivables sold and this interest is pledged as collateral for the collection of the receivables sold. The fair value of the retained interest is based on book value due to the short-term nature of the accounts receivables less an allowance for anticipated uncollectible accounts.

See Note 23 "Lines of Credit and Sale of Receivables" for further disclosure.

Gavin Plant's flue gas desulfurization system (Gavin Scrubber)
-------------------------------------------------------------

OPCo has entered into an agreement with JMG Funding LLP (JMG) an unrelated unconsolidated special purpose entity. JMG has a capital structure of which 3% is equity from investors with no relationship to AEP or any of its subsidiaries and 97% is debt from pollution control bonds and other bonds. JMG owns the Gavin Scrubber and leases it to OPCo. The lease is accounted for as an operating lease with the payment obligations included in the lease footnote. Payments under the operating lease are based on JMG's cost of financing (both debt and equity) and include an amortization component plus the cost of administration. Neither OPCo nor AEP has an ownership interest in JMG and does not guarantee JMG's debt.

At any time during the lease, OPCo has the option to purchase the Gavin Scrubber for the greater of its fair market value or adjusted acquisition cost (equal to the unamortized debt and equity of JMG) or sell the Gavin Scrubber. The initial 15-year lease term is non-cancelable. At the end of the initial term, OPCo can renew the lease, purchase the Gavin Scrubber (terms previously mentioned), or sell the Gavin Scrubber. In case of a sale at less than the adjusted acquisition cost, OPCo must pay the difference to JMG.

The use of JMG allows OPCo to enter into an operating lease while keeping the tax benefits otherwise associated with a capital lease. As of December 31, 2002, unless the structure of this arrangement is changed, it is reasonably possible that AEP and OPCo will consolidate JMG in the third quarter of 2003 as a result of the issuance of FIN 46. Upon consolidation, AEP and OPCo would record the assets, liabilities, depreciation expense, minority interest and debt interest expense of JMG. AEP and OPCo would eliminate operating lease expense. AEP's and OPCo's maximum exposure to loss as a result of their involvement with JMG is approximately $560 million of outstanding debt and equity of JMG as of December 31, 2002.

Rockport Plant Unit 2
---------------------

AEGCo and I&M entered into a sale and leaseback transaction in 1989 with Wilmington Trust Company (Owner Trustee) an unrelated unconsolidated trustee for Rockport Plant Unit 2 (the plant). Owner Trustee was capitalized with equity from six owner participants with no relationship to AEP or any of its subsidiaries and debt from a syndicate of banks and securities in a private placement to certain institutional investors.

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022. The Owner Trustee owns the plant and leases it to AEGCo and I&M. The lease is accounted for as an operating lease with the payment obligations included in the lease footnote. The lease term is for 33 years with potential renewal options. At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the plant. AEGCo, I&M nor AEP has ownership interest in the Owner Trustee and do not guarantee its debt.

Summary Obligation Information

The contractual obligations of AEP and its subsidiaries include amounts reported on the Consolidated Balance Sheets and other obligations disclosed in the footnotes. The following table summarizes AEP's contractual cash obligations at December 31, 2002:


                                                                    Payments Due by Period
                                                                        (in millions)
Contractual Cash Obligations             Less Than 1 year      2-3 years    4-5 years      After 5 years    Total
----------------------------             ----------------      ---------    ---------      -------------    -----
Long-term Debt                                $1,633          $1,817         $2,316           $4,354      $10,120
Short-term Debt                                3,164            -              -                -           3,164
Equity Unit Senior Notes                        -               -               376             -             376
Trust Preferred Securities                      -               -              -                 321          321
Minority Interest In Finance
 Subsidiary (a)                                 -               -               759             -             759
Preferred Stock Subject to
 Mandatory Redemption                           -               -               -                 84           84
Capital Lease Obligations                         70              90             50               18          228
Unconditional Purchase
 Obligations (b)                               1,405           1,810            989            1,513        5,717
Noncancellable Operating Leases                  305             523            479            2,462        3,769
                                              ------          ------         ------           ------      -------
  Total Contractual
   Cash Obligations                           $6,577          $4,240         $4,969           $8,752      $24,538
                                              ======          ======         ======           ======      =======

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

For the subsidiary registrants, please see each registrant's schedules of capitalization and long-term debt included with each registrants' financial statements in sections B through K for the timing of debt payment obligations and the lease footnote (Note 22) in section L for the timing of rent payments.

The special purpose entities (SPE), described under "Off-Balance Sheet and Minority Interest Arrangements" above, have been employed for some of the contractual cash obligations reported in the above table. The lease of Rockport Plant Unit 2 and the Gavin Scrubber, the permanent financing of HPL, and the sale of accounts receivable all use SPEs. Neither AEP nor any AEP related parties have an ownership interest in the SPE. AEP does not guarantee the debt of these entities. These SPEs are not consolidated in AEP's or the subsidiaries' financial statements in accordance with GAAP. As a result, neither the assets nor the debt of the SPE are included on AEP's Consolidated Balance Sheets. The future cash obligations payable to the SPEs are included in the above table.

In addition to the amounts disclosed in the contractual cash obligations table above, AEP and its subsidiaries make commitments in the normal course of business. These commitments include standby letters of credit, guarantees for the payment of obligation performance bonds, and other commitments. AEP's commitments outstanding at December 31, 2002 under these agreements are summarized in the table below:


                                                    Amount of Commitment Expiration Per Period
                                                                     (in millions)
Other Commercial Commitments             Less Than 1 year      2-3 years    4-5 years      After 5 years    Total
----------------------------             ----------------      ---------    ---------      -------------    -----

Standby Letters of Credit (a)                 $  125              $  1       $ -               $ 40         $  166
Guarantees of the Performance
  of Ooutside Parties (b)                         13                17        325               137            492
Guarantess of Our Performance                  1,159                 2         82                 9          1,252
Construction of Generating and
 Transmission Facilities for
 Third Parties (c)                               671                  83       47                67            868
Other Commercial
 Commitments (d)                                  14                53         11                -              78
                                              ------              ----       ----              ----         ------
Total Commercial Commitments                  $1,982              $156       $465              $253         $2,856
                                              ======              ====       ====              ====         ======

(a) AEP has standby letters of credit to third parties. These letters of credit cover gas and electricity trading contracts, various construction contracts and credit enhancement for issued bonds. All of these letters of credit were issued at a subsidiary level of AEP in the subsidiaries' ordinary course of business. The maximum future payments of these letters of credit are $166 million with maturities ranging from January 2003 to December
    2007. There is no liability recorded for these letters of credit in accordance with FIN 45. Since AEP is the parent to all these subsidiaries, it holds all assets of the subsidiary as collateral. There is no recourse to third parties in the event these letters of credit are drawn.
(b) These amounts are the balances drawn, not the maximum guarantee disclosed in
    Note 10.
(c) As construction agent for third party owners of power plants and transmission facilities, AEP has committed by contract terms to complete construction by dates specified in the contracts. Should AEP default on these obligations, financial payments could be up to 100% of contract value (amount shown in table) or other remedies required by contract terms.
(d) Represents estimated future payments for power to be generated at facilities under construction.


With the exceptions of SWEPCo's guarantee of an unaffiliated mine operator's obligations (payable upon their default) of $148 million at December 31, 2002, and OPCo's obligations under a power purchase agreement of $14 million each year in 2003 through 2005, the obligations in the above table are commitments of AEP and its non-registrant subsidiaries.

OPCo has entered into a 30-year power purchase agreement for electricity pro-duced by an unaffiliated entity's three-unit natural gas fired plant. The plant was completed in 2002 and the agreement will terminate in 2032. Under the terms of the agreement, OPCo has the option to run the plant until December 31, 2005 taking 100% of the power generated and making monthly capacity payments. The capacity payments are fixed through December 2005 at $1.2 million per month. For the remainder of the 30 year contract term, OPCo will pay the variable costs to generate the electricity it purchases which could be up to 20% of the plant's capacity. The estimated fixed payments are included in the Other Commercial Commitments table shown above.

Expenditures for domestic electric utility construction are estimated to be $4 billion for the next three years. Approximately 90% of those construction expenditures are expected to be financed by internally generated funds.

Construction expenditures for certain registrant subsidiaries for the next three years are:

                              Construction
          Projected           Expenditures
          Construction        Financed with
          Expenditures       Internal Funds
          ------------       --------------
          (in millions)

APCo        $1,005                 70%
I&M            601                 90
OPCo           733                100
SWEPCo         351                100
TCC            419                100

APCo, AEP's subsidiary which operates in Virginia and West Virginia, has been seeking regulatory approval to build a new high voltage transmission line for over a decade. Certificates have been issued by both the WVPSC and the Virginia SCC authorizing construction and operation of the line. On December 31, 2002, the United States Forest Service issued a final environmental impact statement and record of decision to allow the use of federal lands in the Jefferson National Forest for construction of a portion of the line. APCo expects additional state and federal permits to be issued in the first half of 2003. Through December 31, 2002, APCo has invested approximately $51 million in this effort. The line is estimated to cost $287 million including amounts spent to date with completion in 2006. If the required permits are not obtained and the line is not constructed, the $51 million investment would be written off adversely affecting future results of operations and cash flows.

Pension Plans
-------------

AEP maintains qualified defined benefit pension plans (Qualified Plans), which cover substantially all non-union and certain union associates, and unfunded excess plans to provide benefits in excess of amounts permitted to be paid under the provisions of the tax law to participants in the Qualified Plans. Additionally, AEP has entered into individual retirement agreements with certain current and retired executives that provide additional retirement benefits.

AEP's pension income for all pension plans approximated $69 million and $44 million for the years ended December 31, 2001 and December 31, 2002, respectively, and is calculated based upon a number of actuarial assumptions, including an expected long-term rate of return on the Qualified Plans' assets of 9%. In developing the expected long-term rate of return assumption, AEP evaluated input from actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions. Projected returns by such actuaries and consultants are based on broad equity and bond indices. AEP also considered historical returns of the investment markets as well as AEP's 10-year average return (for the period ended
2002) of 8.8%. AEP anticipates that the investment managers will continue to generate long-term returns of at least 9.0%. The expected long-term rate of return on the Qualified Plans' assets is based on an asset allocation assumption of 70% with equity managers, with an expected long-term rate of return of 10.5%, and 28% with fixed income managers, with an expected long-term rate of return of 6%, and 2% in cash and short term investments with an expected rate of return of 3%. Because of market fluctuation, the actual asset allocation as of December 31, 2002 was 67% with equity managers and 32% with fixed income managers and 1% in cash. AEP believes, however, that the long-term asset allocation on average will approximate 70% with equity managers, 28% with fixed income managers and the remaining 2% in cash. AEP regularly reviews the actual asset allocation and periodically rebalances the investments to our targeted allocation when considered appropriate. AEP continues to believe that 9.0% is a reasonable long-term rate of return on the Qualified Plans' assets, despite the recent market downturn in which the Qualified Plans' assets had a loss of 11.2% for the twelve months ended December 31, 2002. AEP will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust as necessary.

AEP bases its determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded. As of December 31, 2002 AEP had cumulative losses of approximately $879 million which remain to be recognized in the calculation of the market-related value of assets. These unrecognized net actuarial losses result in increases in the future pension costs depending on several factors, including whether such losses at each measurement date exceed the corridor in accordance with SFAS No. 87, "Employers' Accounting for Pensions."

The discount rate that AEP utilizes for determining future pension obligations is based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The discount rate determined on this basis has decreased from 7.25% at December 31, 2001 to 6.75% at December 31, 2002. Due to the effect of the unrecognized actuarial losses and based on an expected rate of return on the Qualified Plans' assets of 9.0%, a discount rate of 6.75% and various other assumptions, AEP estimates that the pension expense for all pension plans will approximate $2 million, $46 million and $97 million in 2003, 2004 and 2005, respectively. Future actual pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the pension plans.

Lowering the expected long-term rate of return on the Qualified Plans' assets by ..5% (from 9.0% to 8.5%) would have reduced pension income for 2002 by approximately $19 million. Lowering the discount rate by 0.5% would have reduced pension income for 2002 by approximately $8 million.

The value of the Qualified Plans' assets has decreased from $3.438 billion at December 31, 2001 to $2.795 billion at December 31, 2002. The Qualified Plans paid out $272 million in benefits to plan participants during 2002 (nonqualified plans paid out $6 million in benefits). The investment returns and declining discount rates have changed the status of the Qualified Plans from overfunded (plan assets in excess of projected benefit obligations) by $146 million at December 31, 2001 to an underfunded position (plan assets are less than projected benefit obligations) of $788 million at December 31, 2002. Due to the Qualified Plans currently being underfunded, AEP recorded a charge to Other Comprehensive Income (OCI) of $585 million, and a Deferred Income Tax Asset of $315 million, offset by a Minimum Pension Liability of $662 million and a reduction to prepaid costs and intangible assets of $238 million. The charge to OCI does not affect earnings or cash flow. AEP is in full compliance with all regulations governing such plans including all Employee Retirement Income Security Act of 1974 laws. Because of the recent reductions in the funded status of the Qualified Plans, AEP expects to make cash contributions to the Qualified Plans of approximately $66 million in 2003 increasing to approximately $108 million per year by 2005.

Critical Accounting Policies

In the ordinary course of business, AEP and its registrant subsidiaries have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of their financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. They believe that the following discussion addresses the most critical accounting policies, which are those that are most important to the portrayal of the financial condition and results and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Revenue Recognition
-------------------
Regulatory Accounting - The consolidated financial statements of AEP and the financial statements of electric operating subsidiary companies with cost-based rate-regulated operations (I&M, KPCo, PSO, and a portion of APCo, OPCo, CSPCo, TCC, TNC and SWEPCo) reflect the actions of regulators that can result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with SFAS 71, regulatory assets (deferred expenses to be recovered in the future) and regulatory liabilities (deferred future revenue reductions or refunds) are recorded to reflect the economic effects of regulation by matching expenses with their recovery through regulated revenues in the same accounting period and by matching income with its passage to customers through regulated revenues in the same accounting period. Regulatory liabilities are also recorded to provide for refunds to customers that have not yet been made.

When regulatory assets are probable of recovery through regulated rates, they record them as assets on the balance sheet. They test for probability of recovery whenever new events occur, for example, issuance of a regulatory commission order or passage of new legislation. If they determine that recovery of a regulatory asset is no longer probable, they write-off that regulatory asset as a charge against earnings. A write-off of regulatory assets may also reduce future cash flows since there may be no recovery through regulated rates.

Traditional Electricity Supply and Delivery Activities - Revenues are recognized on the accrual or settlement basis for normal retail and wholesale electricity supply sales and electricity transmission and distribution delivery services. The revenues are recognized in our statement of operations when the energy is delivered to the customer and include unbilled as well as billed amounts. In general, expenses are recorded when purchased electricity is received and when expenses are incurred.

Domestic Gas Pipeline and Storage Activities - Revenues are recognized from domestic gas pipeline and storage services when gas is delivered to contractual meter points or when services are provided. Transportation and storage revenues also include the accrual of earned, but unbilled and/or not yet metered gas.

Substantially all of the forward gas purchase and sale contracts, excluding wellhead purchases of natural gas, swaps and options for the domestic pipeline operations, qualify as derivative financial instruments as defined by SFAS 133. Accordingly, net gains and losses resulting from revaluation of these contracts to fair value during the period are recognized currently in the results of operations, appropriately discounted and net of applicable credit and liquidity reserves.

Energy Marketing and Trading Activities -In 2000, 2001 and throughout the majority of 2002, AEP engaged in broad non-regulated wholesale electricity, natural gas and other commodity marketing and trading transactions (trading activities). AEP's trading activities involved the purchase and sale of energy under forward contracts at fixed and variable prices and the buying and selling of financial energy contracts which include exchange traded futures and options and over-the-counter options and swaps. We used the mark-to-market method of accounting for trading activities as required by EITF Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF 98-10). Under the mark-to-market method of accounting, gains and losses from settlements of forward trading contracts are recorded net in revenues. For energy contracts not yet settled, whether physical or financial, changes in fair value are recorded net as revenues. Such fair value changes are referred to as unrealized gains and losses from mark-to-market valuations. When positions are settled and gains and losses are realized, the previously recorded unrealized gains and losses from mark-to-market valuations are reversed. Unrealized mark-to-market gains and losses are included in the Balance Sheets as "Energy Trading and Derivative Contracts." In October 2002, management announced plans to focus on wholesale markets where we own assets. A portion of the revenues and costs associated with AEP's wholesale electricity trading activities is allocated to TCC, SWEPCo, PSO and TNC and to members of the AEP Power Pool (APCo, CSPCo, I&M, KPCo and OPCo); however, TCC, SWEPCo, PSO and TNC are only allocated a portion of the forward transactions.

AEP's cost-based rate-regulated electric public utility companies (I&M, KPCo, PSO, and a portion of TNC and SWEPCo) defer, as regulatory liabilities (unrealized gains) or regulatory assets (unrealized losses), changes in the fair value of physical forward sale and purchase contracts in AEP's traditional marketing area. AEP's traditional marketing area is up to two transmission systems from the AEP service territory. For contracts which are outside of AEP's traditional marketing area, the change in fair value is included in nonoperating income on a net basis.

The majority of trading activities represent physical forward contracts that are typically settled by entering into offsetting contracts. An example of our energy trading activities is when, in January, we enter into a forward sales contract to deliver energy in July. At the end of each month until the contract settles in July, we would record any difference between the contract price and the market price as an unrealized gain or loss in revenues. In July when the contract settles, we would realize a gain or loss in cash and reverse to revenues the previously recorded cumulative unrealized gain or loss. Prior to settlement, the change in the fair value of physical forward sale and purchase contracts is included in revenues on a net basis. Upon settlement of a forward trading contract, the amount realized for a sales contract and the realized cost for a purchase contract are included on a net basis in revenues with the prior change in unrealized fair value reversed out of revenues.

For I&M, KPCo, PSO and a portion of TNC and SWEPCo, when the contract settles the total gain or loss is realized in cash and the impact on the income statement depends on whether the contract's delivery points are within or outside of AEP's traditional marketing area. For contracts with delivery points in AEP's traditional marketing area, the total gain or loss realized in cash for sales and the cost of purchased energy are included in revenues on a net basis. Prior to settlement, changes in the fair value of physical forward sale and purchase contracts in AEP's traditional marketing area are deferred as regulatory liabilities (gains) or regulatory assets (losses). For contracts with delivery points outside of AEP's traditional marketing area only the difference between the accumulated unrealized net gains or losses recorded in prior periods and the cash proceeds is recognized in the income statement as nonoperating income. Prior to settlement, changes in the fair value of physical forward sale and purchase contracts with delivery points outside of AEP's traditional marketing area are included in nonoperating income on a net basis. Unrealized mark-to-market gains and losses are included in the Balance Sheet as energy trading contract assets or liabilities as appropriate.

For APCo, CSPCo and OPCo, depending on whether the delivery point for the electricity is in AEP's traditional marketing area or not determines where the contract is reported in the income statement. Physical forward trading sale and purchase contracts with delivery points in AEP's traditional marketing area are included in revenues on a net basis. Prior to settlement, changes in the fair value of physical forward sale and purchase contracts in AEP's traditional marketing area are also included in revenues on a net basis. Physical forward sale and purchase contracts for delivery outside of AEP's traditional marketing area are included in nonoperating income when the contract settles. Prior to settlement, changes in the fair value of physical forward sale and purchase contracts with delivery points outside of AEP's traditional marketing area are included in nonoperating income on a net basis.

Continuing with the above example for AEP, APCo, CSPCo, OPCo, TCC, and a portion of TNC and SWEPCo, assume that later in January or sometime in February through July we enter into an offsetting forward contract to buy energy in July. If we do nothing else with these contracts until settlement in July and if the commodity type, volumes, delivery point, schedule and other key terms match, then the difference between the sale price and the purchase price represents a fixed value to be realized when the contracts settle in July. Mark-to-market accounting for these contracts from this point forward will have no further impact on operating results but has an offsetting and equal effect on trading contract assets and liabilities. If the sale and purchase contracts do not match exactly as to commodity type, volumes, delivery point, schedule and other key terms, then there could be continuing mark-to-market effects on revenues from recording additional changes in fair values using MTM accounting.

For AEP, the trading of energy options, futures and swaps, represents financial transactions with unrealized gains and losses from changes in fair values reported net in revenues until the contracts settle. When these contracts settle, we record the net proceeds in revenues and reverse to revenues the prior cumulative unrealized net gain or loss. APCo, CSPCo, I&M, KPCo and OPCo also have financial transactions, but record the unrealized gains and losses, as well as the net proceeds upon settlement, in nonoperating income.

The fair values of open short-term trading contracts are based on exchange prices and broker quotes. We mark-to-market open long-term trading contracts based primarily on valuation models that estimate future energy prices based on existing market and broker quotes and supply and demand market data and assumptions. The fair values determined are reduced by the appropriate valuation adjustments for items such as discounting, liquidity and credit quality. Credit risk is the risk that the counterparty to the contract will fail to perform or fail to pay amounts due to AEP. Liquidity risk represents the risk that imperfections in the market will cause the price to be less than or more than what the price should be based purely on supply and demand. There are inherent risks related to the underlying assumptions in models used to fair value open long-term trading contracts. We have independent controls to evaluate the reasonableness of our valuation models. However, energy markets, especially electricity markets, are imperfect and volatile. Unforeseen events can and will cause reasonable price curves to differ from actual prices throughout a contract's term and at the time contracts settle. Therefore, there could be significant adverse or favorable effects on future results of operations and cash flows if market prices are not consistent with AEP's approach at estimating current market consensus for forward prices in the current period. This is particularly true for long-term contracts.

AEP applies MTM accounting to derivatives that are not trading contracts in accordance with generally accepted accounting principles. Derivatives are contracts whose value is derived from the market value of an underlying commodity.

Volatility in energy commodities markets affects the fair values of all of our open trading and derivative contracts exposing us to market risk and causing our results of operations to be subject to volatility. See Note 17, "Risk Management, Financial Instruments and Derivatives" for a discussion of the policies and procedures used to manage our exposure to market and other risks from trading activities.

Given the previously discussed reduction in AEP's trading activities, the impact of mark-to-market accounting on our financial statements is expected to decline in future periods.

Long-Lived Assets
-----------------

Long-lived assets, including fixed assets and intangibles, are evaluated periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of any such assets may not be recoverable. If the sum of the undiscounted cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance. Our estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to its business model or changes in its operating performance.

Pension Benefits
----------------

AEP sponsors pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements. Several statistical and other factors which attempt to anticipate future events are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets and rate of future compensation increases as determined by management, within certain guidelines. In addition, AEP's actuarial consultants also use subjective factors such as withdrawal and mortality rates to estimate these factors. The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension expense recorded.

New Accounting Pronouncements
-----------------------------

See Note 1 to the consolidated financial statements for a discussion of significant accounting policies and new accounting pronouncements.

Market Risks

As a major power producer and marketer of wholesale electricity and natural gas, we have certain market risks inherent in our business activities. These risks include commodity price risk, interest rate risk, foreign exchange risk and credit risk. They represent the risk of loss that may impact us due to changes in the underlying market prices or rates.

Policies and procedures have been established to identify, assess, and manage market risk exposures in our day to day operations. Our risk policies have been reviewed with the Board of Directors, approved by a Risk Executive Committee and administered by a Chief Risk Officer. The Risk Executive Committee establishes risk limits, approves risk policies, assigns responsibilities regarding the oversight and management of risk and monitors risk levels. This committee receives daily, weekly, and monthly reports regarding compliance with policies, limits and procedures. The committee meets monthly and consists of the Chief Risk Officer, Chief Credit Officer, V.P. Market Risk Oversight, and senior financial and operating managers.

We use a risk measurement model which calculates Value at Risk (VaR) to measure our commodity price risk in the trading portfolio. The VaR is based on the variance - covariance method using historical prices to estimate volatilities and correlations and assuming a 95% confidence level and a one-day holding period. Based on this VaR analysis, at December 31, 2002 a near term typical change in commodity prices is not expected to have a material effect on our results of operations, cash flows or financial condition. The following table shows the high, average, and low market risk as measured by VaR at:

                 December 31,
                 -----------
                   2002             2001
                   ----             ----
          High Average Low   High Average Low
          ---- ------- ---   ---- ------- ---
                      (in millions)

AEP        $24    $12   $4    $28    $14   $5

APCo         4      1    -      4      1    -
CSPCo        3      1    -      2      1    -
I&M          3      1    -      3      1    -
KPCo         1      -    -      1      -    -
OPCo         4      1    -      3      1    -
PSO          -      -    -      2      1    -
SWEPCo       -      -    -      3      1    -
TCC          -      -    -      3      1    -
TNC          -      -    -      1      1    -

After the October announcement of our strategy to reduce trading activity, the related VaRs were substantially reduced. The average AEP trading VaR for the fourth quarter 2002 was $7 million as compared to $13 million for fourth quarter 2001. In 2003 we will continue to adjust our VaR limit structure commensurate with our anticipated level of trading activity.

We also utilize a VaR model to measure interest rate market risk exposure. The interest rate VaR model is based on a Monte Carlo simulation with a 95% confidence level and a one year holding period. The volatilities and correlations were based on three years of weekly prices. The risk of potential loss in fair value attributable to AEP's exposure to interest rates, primarily related to long-term debt with fixed interest rates, was $527 million at December 31, 2002 and $673 million at December 31, 2001. However, since we would not expect to liquidate our entire debt portfolio in a one year holding period, a near term change in interest rates should not materially affect results of operations or consolidated financial position.

The following table shows the potential loss in fair value as measured by VaR allocated to the AEP registrant subsidiaries based upon debt outstanding:

VaR for Registrant Subsidiaries:

                                     December 31,
                                     -----------
                                 2002           2001
                                 ----           ----
                                    (in millions)
Company
AEGCo                            $ 3              $5
APCo                              87             100
CSPCo                             33              60
I&M                               85              86
KPCo                              30              16
OPCo                              34              59
PSO                               70              17
SWEPCo                            70              36
TCC                               65              80
TNC                                5              20

AEGCo is not exposed to risk from changes in interest rates on short-term and long-term borrowings used to finance operations since financing costs are recovered through the unit power agreements.

AEP is exposed to risk from changes in the market prices of coal and natural gas used to generate electricity where generation is no longer regulated or where existing fuel clauses are suspended or frozen. The protection afforded by fuel clause recovery mechanisms has either been eliminated by the implementation of customer choice in Ohio (effective January 1, 2001 for CSPCo and OPCo) and in the ERCOT area of Texas (effective January 1, 2002 for TCC and TNC) or frozen by settlement agreements in Michigan and West Virginia or capped in Indiana. To the extent the fuel supply of the generating units in these states is not under fixed price long-term contracts AEP is subject to market price risk. AEP continues to be protected against market price changes by active fuel clauses in Oklahoma, Arkansas, Louisiana, Kentucky, Virginia and the SPP area of Texas.

We employ physical forward purchase and sale contracts, exchange futures and options, over-the-counter options, swaps, and other derivative contracts to offset price risk where appropriate. However, we engage in trading of electricity, gas and to a lesser degree other commodities and as a result we are subject to price risk. The amount of risk taken by the traders is controlled by the management of the trading operations and the Company's Chief Risk Officer and his staff. When the risk from trading activities exceeds certain pre-determined limits, the positions are modified or hedged to reduce the risk to be within the limits unless specifically approved by the Risk Executive Committee.

We employ fair value hedges, cash flow hedges and swaps to mitigate changes in interest rates or fair values on short and long-term debt when management deems it necessary. We do not hedge all interest rate risk.

We employ cash flow forward hedge contracts to lock-in prices on certain power trading transactions denominated in foreign currencies where deemed necessary. International subsidiaries use currency swaps to hedge exchange rate fluctuations in debt denominated in foreign currencies. We do not hedge all foreign currency exposure.

Credit Risk

AEP limits credit risk by extending unsecured credit to entities based on internal ratings. In addition, AEP uses Moody's Investor Service, Standard and Poor's and qualitative and quantitative data to independently assess the financial health of counterparties on an ongoing basis. This data, in conjunction with the ratings information, is used to determine appropriate risk parameters. AEP also requires cash deposits, letters of credit and parental/affiliate guarantees as security from counterparties depending upon credit quality in our normal course of business.

We trade electricity and gas contracts with numerous counterparties. Since our open energy trading contracts are valued based on changes in market prices of the related commodities, our exposures change daily. We believe that our credit and market exposures with any one counterparty is not material to our financial condition at December 31, 2002. At December 31, 2002 approximately 7% of our exposure was below investment grade as expressed in terms of net MTM assets. Net MTM assets represents the aggregate difference between the forward market price for the remaining term of the contract and the contractual price per counterparty. As of December 31, 2002, the following table approximates counterparty credit quality and exposure for AEP based on netting across AEP entities, commodities and instruments:

                    Futures,
                  Forward and
Counterparty          Swap
Credit Quality:    Contracts    Options      Total
--------------      -------     -------     ------
                            (in millions)

AAA/Exchanges        $    26      $  2     $   28
AA                       307        33        340
A                        448        26        474
BBB                      700       101        801
Below Investment
Grade                    107       11         118
                    ---------    -----    --------

  Total              $ 1,588      $173     $1,761
                     =======      ====     ======


The counterparty credit quality and exposure for the registrant subsidiaries is generally consistent with that of AEP.

We enter into transactions for electricity and natural gas as part of wholesale trading operations. Electric and gas transactions are executed over the counter with counterparties or through brokers. Gas transactions are also executed through brokerage accounts with brokers who are registered with the Commodity Futures Trading Commission. Brokers and counterparties require cash or cash related instruments to be deposited on these transactions as margin against open positions. The combined margin deposits at December 31, 2002 and 2001 were $109 million and $55 million, respectively. These margin accounts are restricted and therefore are not included in Cash and Cash Equivalents on the Balance Sheets. We can be subject to further margin requirements should related commodity prices change.

We recognize the net change in the fair value of all open trading contracts, in accordance with generally accepted accounting principles and include the net change in mark-to-market amounts on a net discounted basis in revenues. The marking-to-market of open trading contracts contributed an unrealized $180 million to revenues in 2002. The mark-to-market fair values of open short-term trading contracts are based on exchange prices and broker quotes. The fair value of open long-term trading contracts are based mainly on internally developed valuation models. The gross value is present valued and reduced by appropriate valuation adjustments for counterparty credit risks and liquidity risk to arrive at fair value. The models are derived from internally assessed market prices with the exception of the NYMEX gas curve, where we use daily settled prices. Forward price curves are developed for inclusion in the model based on broker quotes and other available market data. The liquid portion of these curves are validated on a regular basis by the middle-office through the market data. Illiquid portions of the curves are validated through a review of the underlying market assumptions and variables for consistency and reasonableness. The end of the month liquidity reserve is based on the difference in price between the price curve and the bid price if we have a long position and the price curve and the ask price if we have a short position. This provides for a more accurate valuation of energy contracts.

The use of these models to fair value open trading contracts has inherent risks relating to the underlying assumptions employed by such models. Independent controls are in place to evaluate the reasonableness of the price curve models. Significant adverse or favorable effects on future results of operations and cash flows could occur if market prices, at the time of settlement, do not correlate with our interally developed price models.

The effect on the Statements of Operations of marking to market open electricity trading contracts in AEP's regulated jurisdictions, specifically I&M, KPCo, PSO and a portion of SWEPCO, is deferred as regulatory assets (losses) or liabilities (gains) since these transactions are included in cost of service on a settlement basis for ratemaking purposes. Unrealized mark-to-market gains and losses from trading are reported as assets or liabilities.


The following table shows net revenues (revenues less fuel and purchased energy expense) and their relationship to the mark-to-market revenues (the change in fair value of open trading contracts).

                                December 31,
                                -----------
                        2002       2001        2000
                        ----       ----        ----

                               (in millions)
Revenues
 (including
 Mark- To-
 Market
 Adjustment)          $14,555    $12,767    $11,113
Fuel and
 Purchased
 Energy
 Expense                6,307      4,944      3,880
                      -------    -------    -------
Net Revenues          $ 8,248    $ 7,823    $ 7,233
                      =======    =======    =======
Mark-to-Market
 Revenues                $180       $207       $187
                          ===       ====       ====
Percentage of
 Net Revenues
 Represented by
 Mark-to-Market
 On Open
 Trading  Positions        2%         3%         3%
                           ==         ==         ==

The following tables analyze the changes in fair values of trading assets and liabilities. The first table "Net Fair Value of Mark-to-Market Energy Trading and Derivative Contracts" shows how the net fair value of energy trading contracts was derived from the amounts included in the Consolidated Balance Sheets line item "Energy Trading and Derivative Contracts." The next table "Mark-to-Market Energy Trading and Derivative Contracts" disaggregates realized and unrealized changes in fair value; identifies changes in fair value as a result of changes in valuation methodologies; and reconciles the net fair value of energy trading contracts and related derivatives at December 31, 2001 of $448 million to December 31, 2002 of $250 million. Contracts realized/settled during the period include both sales and purchase contracts. The third table "Mark-to-Market Energy Trading and Derivative Contract Maturities" shows exposures to changes in fair values and realization periods over time for each method used to determine fair value.


Net Fair Value of Mark-to-Market Energy Trading and Derivative Contracts - AEP
                                                                                                    December 31
                                                                                              ----------------------
                                                                                             2002                  2001
                                                                                             ----                  ----
                                                                                                   (in millions)

Energy Trading and Derivative Contracts:
    Current Asset                                                                           $1,046               $ 2,125
    Long-term Asset                                                                            824                   795
    Current Liability                                                                       (1,147)               (1,877)
    Long-term Liability                                                                       (484)                 (603)
                                                                                            ------               -------
Net Fair Value of Energy Trading and Derivative Contracts                                      239                   440
Non-trading related derivative liabilities                                                      11*                 -
Assets held for sale (CitiPower)                                                              -                        8
                                                                                            ------               -------
Net Fair Value of Energy Trading and Derivative Contracts                                   $  250               $   448
                                                                                            ======               =======

* Excludes $6 million Loss recorded in an equity investment.


The above net fair value of energy trading and derivative contracts includes $180 million at December 31, 2002, in unrealized mark-to-market gains that are recognized in the Consolidated Statements of Operations at December 31, 2002.


Mark-to-Market Energy Trading and Derivative Contracts - AEP
                                                                                                Total
                                                                                                -----
                                                                                            (in millions)
Net Fair Value of Energy Trading and Derivative Contracts
  at December 31, 2001                                                                         $ 448

(Gain) Loss from Contracts Realized/Settled During the Period                                   (182)              (a)

Fair Value of New Open Contracts When Entered Into During the Period                              68               (b)

Net Option Premiums Paid/(Received) (130) (c)

Change in fair value due to Methodology Changes                                                      1             (d)

Change in Market Value of Energy Trading Contracts
  Allocated to Regulated Jurisdictions                                                            (2)              (e)

Changes in Market Value of Contracts                                                              47               (f)
                                                                                               -----

Net Fair Value of Energy Trading and Derivative Contracts
 at December 31, 2002                                                                          $ 250
                                                                                               =====






Mark-to-Market Energy Trading and Derivative Contracts - Registrant Subsidiaries

                                                               APCo                 CSPCo                  I&M
                                                               ----                 -----                  ---
Net Fair Value of Energy Trading
 Contracts at December 31, 2001                              $ 75,701                $48,449             $ 61,345
(Gain) Loss from Contracts
 Realized/Settled During the Period (a)                        (19,143)              (13,812)              (9,611)
Change in Fair Value Due To
 Methodology Changes (d)                                           350                   228                  247
Changes in Fair Market Value of Energy
 Trading Contracts Allocated To
 Regulated Jurisdictions (e)                                       -                     -                  1,502
Fair Value Of New Open Contracts
 When Entered Into during The Period (b)                       10,865                  7,039                2,774
Net Option Premium Payments (c)                                 (1,797)               (1,208)              (1,292)
Changes In Market Value Of Contracts (f)                       30,876                 24,421               15,896
                                                             --------                -------             --------
Net Fair Value of Energy Trading
 Contracts at December 31, 2002 (g)                          $ 96,852                $65,117             $ 70,861
                                                             ========                =======             ========


                                                               KPCo                  OPCo                  PSO
                                                               ----                  ----                  ---
Net Fair Value of Energy Trading
 Contracts at December 31, 2001                                $12,729              $ 65,446              $ 2,434
(Gain) Loss From Contracts
 Realized/Settled During Period (a)                              1,153              (18,337)                6,476
Change in Fair Value Due To
 Methodology Changes (d)                                            90                   311                   32
Changes In Fair Market Value Of Energy
 Trading Contracts Allocated To
 Regulated Jurisdiction (e)                                      5,136                 -                   (5,397)
Fair Value of New Open Contracts
 When Entered Into During Period (b)                             1,013                18,443                 -
Net Option Premium Payments (c)                                   (464)               (1,603)                -
Changes In Market Value Of Contracts (f)                         5,341                29,846                 -
                                                               -------              --------              -------
Net Fair Value of Energy Trading
 Contracts at December 31, 2002 (g)                            $24,998              $ 94,106              $ 3,545
                                                               =======              ========              =======


                                                                 SWEPCo                  TCC              TNC
                                                                 ------                  ---              ---
Net Fair Value of Energy Trading
 Contracts at December 31, 2001                                $ 2,900               $ 3,857              $   915
(Gain) Loss From Contracts
 Realized/Settled During The Period (a)                          6,971                 7,138                2,413
Change in Fair Value Due To
 Methodology Changes (d)                                            36                    42                   12
Changes In Fair Market Value Of Energy
 Trading Contracts Allocated To
 Regulated jurisdiction (e)                                     (2,485)                 -                    (336)
Fair Value Of New Open Contracts
  When Entered Into During The Period (b)                          428                 1,919                1,627
Net Option Premium Payments (c)                                   -                     -                    -
Changes In Market Value Of Contracts (f)                        (3,800)               (7,542)              (2,588)
                                                               -------               -------              -------
Net Fair Value of Energy Trading
 Contracts at December 31, 2002 (g)                            $ 4,050               $ 5,414              $ 2,043
                                                               =======               =======              =======


(a) "(Gain) Loss from Contracts Realized/Settled During the Period" include realized gains from energy trading contracts and related derivatives that settled during 2002 that were entered into prior to 2002. (b) The "Fair Value of New Open Contracts When Entered Into During Period" represents the fair value of long- term contracts entered into with customers during 2002. The fair value is calculated as of the execution of the contract. Most of the fair value comes from longer term fixed price contracts with customers that seek to limit their risk against fluctuating energy prices. The contract prices are valued against market curves representative of the delivery location.
(c) Net Option Premiums Paid/(Received)" reflects the net option premiums paid/(received) as they relate to unexercised and unexpired option contracts that were entered into in 2002. (d) The Company changed the discount rate applied to its trading portfolio from BBB+ Utility to LIBOR in the second quarter which increased fair value by $10 million. In addition, the Company changed its methodology in valuing a spread option model so as to more accurately reflect the exercising of power transactions at optimal prices which reduced fair value by $9 million.
(e)"Change in Market Value of Energy Trading Contracts Allocated to Regulated Jurisdictions" relates to the net gains of those contracts that are not reflected in the Consolidated Statements of Operations. These net gains are recorded as regulatory liabilities for those subsidiaries that operate in regulated jurisdictions.
(f)"Changes in Market Value of Contracts" represents the fair value change in the trading portfolio due to market fluctuations during the current period. Market fluctuations are attributable to various factors such as supply/demand, weather, storage, etc.
(g)"Net Fair Value of Energy Trading Contracts" does not reflect the changes in fair value associated with derivative contracts designated as hedges and therefore will not agree to the net fair value of the Energy Trading and Derivative Contracts line items on the individual registrants' balance sheets.





Mark-to-Market Energy Trading and Derivative Contract Maturities - AEP

                                                          Fair Value of Contracts at December 31, 2002
                                                          --------------------------------------------
                                                                             Maturities
                                                                            (in millions)

AEP Consolidated                                  Less than                             In Excess       Total Fair
Source of Fair Value                               1 year    1-3 years     4-5 years    Of 5 years        Value
--------------------                               ------    ---------     ---------    ----------        -----
Prices Actively Quoted (a)                          $(32)         $ 69          $ -         $ -           $ 37
Prices Provided by Other External
 Sources (b)                                          24           189           11           -            224
Prices Based on Models and Other
 Valuation Methods (c)                               (84)           13           36          24            (11)
                                                    ----          ----          ---         ---           ----
  Total                                             $(92)         $271          $47         $24           $250
                                                    ====          ====          ===         ===           ====


Mark-to-Market Energy Trading and Derivative Contract Maturities- Registrant Subsidiaries

                                                                  Fair Value of Contracts at December 31, 2002
                                                                  --------------------------------------------
                                                                                 Maturities
                                                                               (in thousands)

                                               Less than                                In Excess       Total Fair
Source of Fair Value                           1 year        1-3 years     4-5 years    Of 5 years      Value
--------------------                           ------        ---------     ---------    ----------      -----

APCo
Prices Provided by Other
 External Sources (b)                          $14,352       $43,307        $ 3,018         $ -           $ 60,677
Prices Based on Models and Other
 Valuation Methods (c)                          11,492         9,475          8,183          7,025          36,175
                                               -------       -------        -------         ------        --------
  Total                                        $25,844       $52,782        $11,201         $7,025        $ 96,852
                                               =======       =======        =======         ======        ========

CSPCo
Prices Provided by Other
 External Sources (b)                          $ 9,657       $29,113        $ 2,028         $ -           $ 40,798
Prices Based on Models and Other
 Valuation Methods (c)                           7,726         6,370          5,501          4,722          24,319
                                               -------       -------        -------         ------        --------
  Total                                        $17,383       $35,483        $ 7,529         $4,722        $ 65,117
                                               =======       =======        =======         ======        ========

KPCo
Prices Provided by Other
 External Sources (b)                          $ 3,707       $11,176        $   779         $ -           $ 15,662
Prices Based On Models and Other
 Valuation Methods (c)                           2,966         2,442          2,114          1,814           9,336
                                               -------       -------        -------         ------        --------
  Total                                        $ 6,673       $13,618        $ 2,893         $1,814        $ 24,998
                                               =======       =======        =======         ======        ========

I&M
Prices Provided by Other
 External Sources (b)                          $12,105       $30,961        $ 2,171         $ -           $ 45,237
Prices Based on Models and Other
 Valuation Methods (c)                           7,913         6,772          5,886          5,053          25,624
                                               -------       -------        -------         ------        --------
  Total                                        $20,018       $37,733        $ 8,057         $5,053        $ 70,861
                                               =======       =======        =======         ======        ========

OPCo
Prices Provided by Other
 External Sources (b)                          $20,775       $38,622        $ 2,691         $ -           $ 62,088
Prices Based on Models and Other
 Valuation Methods (c)                          10,003         8,453          7,298          6,264          32,018
                                               -------       -------        -------         ------        --------
  Total                                        $30,778       $47,075        $ 9,989         $6,264        $ 94,106
                                               =======       =======        =======         ======        ========

PSO
Prices Provided by Other
 External Sources (b)                          $   373        $1,736        $   125         $ -           $  2,234
Prices Based on Models and Other
 Valuation Methods (c)                             296           390            336            289           1,311
                                               -------        ------        -------        -------        --------
  Total                                        $   669        $2,126        $   461        $   289        $  3,545
                                               =======        ======        =======        =======        ========

SWEPCo
Prices Provided by Other
 External Sources (b)                          $   427        $1,983        $   141        $  -           $  2,551
Prices Based on Models and Other
 Valuation Methods (c)                             338           446            385            330           1,499
                                               -------        ------        -------        -------        --------
  Total                                        $   765        $2,429        $   526        $   330        $  4,050
                                               =======        ======        =======        =======        ========

TCC
Prices Provided by Other
 External Sources (b)                          $ 1,536       $ 1,605       $    115        $   -          $  3,256
Prices Based on Models and Other
 Valuation Methods (c)                           1,219           361            311            267           2,158
                                               -------       -------       --------        -------        --------
  Total                                        $ 2,755       $ 1,966       $    426        $   267        $  5,414
                                               =======       =======       ========        =======        ========

TNC
Prices Provided by Other
 External Sources (b)                          $   201        $1,016       $     73           $  -        $  1,290
Prices Based on Models and Other
 Valuation Methods (c)                             159           229            197            168             753
                                               -------        ------       --------         ------        --------
  Total                                        $   360        $1,245       $    270         $  168        $  2,043
                                               =======        ======       ========         ======        ========


(a)"Prices Actively Quoted" represents the Company's exchange traded futures positions.
(b)"Prices Provided by Other External Sources" represents the
    Company's positions in
    natural gas, power, and coal at points where over-the-counter broker quotes are available. Some prices from external sources are quoted as strips (one bid/ask for Nov-Mar, Apr-Oct, etc). Such transactions have also been included in this category.
(c)"Prices Based on Models and Other Valuation Methods" contain the following: the value of the Company's adjustments for liquidity and counterparty credit exposure, the value of contracts not quoted by an exchange or an over-the-counter broker, the value of transactions for which an internally developed price curve was developed as a result of the long dated nature of certain transactions, and the value of certain structured transactions.

We have investments in debt and equity securities which are held in nuclear trust funds. The trust investments and their fair value are discussed in Note 17, "Risk Management, Financial Instruments and Derivatives." Financial instruments in these trust funds have not been included in the market risk calculation for interest rates as these instruments are marked-to-market and changes in market value of these instruments are reflected in a corresponding decommissioning liability. Any differences between the trust fund assets and the ultimate liability are expected to be recovered through regulated rates from our regulated customers.

Inflation affects our cost of replacing operating and maintaining utility plant assets. The rate-making process limits recovery to the historical cost of assets, resulting in economic losses when the effects of inflation are not recovered from customers on a timely basis. However, economic gains that result from the repayment of long-term debt with inflated dollars partly offset such losses.

Industry Restructuring

Four of the eleven state retail jurisdictions (Michigan, Ohio, Texas and Virginia) in which AEP's domestic electric utility companies operate have implemented retail restructuring legislation. Three other states (Arkansas, Oklahoma and West Virginia) initially adopted retail restructuring legislation, but have since delayed the implementation of that legislation or repealed the legislation (Arkansas). In general, retail restructuring legislation provides for a transition from cost-based rate regulation of bundled electric service to customer choice and market pricing for the supply of electricity. As legislative and regulatory proceedings evolved, six AEP electric operating companies (APCo, CSPCo, OPCo, SWEPCo, TCC and TNC) have discontinued the application of SFAS 71 regulatory accounting for the generation business. AEP has not discontinued its regulatory accounting for its subsidiaries doing business in Michigan (I&M) and Oklahoma (PSO). Restructuring legislation, the status of the transition plans and the status of the electric utility companies' accounting to comply with the changes in each of our state regulatory jurisdictions affected by restructuring legislation is presented in Note 8 of the Notes to Financial Statements.

Corporate Separation

AEP and its subsidiaries have filed with the FERC and SEC seeking approval to separate their regulated and unregulated operations. The plan for corporate separation allows AEP and its subsidiaries to meet the requirements of Texas and Ohio restructuring legislation. In Texas, TCC and TNC intended to transfer the generation assets from the integrated electric operating companies (CPL and WTU) which operated in ERCOT prior to the effective date of the Texas Restructuring Legislation to unregulated generation companies. In Ohio, CSPCo and OPCo intended to transfer transmission and distribution assets from the integrated companies to two new wires companies leaving CSPCo and OPCo as generating companies. AEP and its subsidiaries proposed amendments to the power pooling agreements to remove the four Ohio and Texas generating companies. Only those operating companies that continue to exist as integrated utilities would have been included in the amended power pooling agreements, which would govern energy exchanges among members and the allocation of their off-system purchases and sales. In connection with corporate seperation, certain new interim power supply agreements have been proposed to provide power to distribution companies who will no longer own generation assets. Several state commissions, wholesale customer groups and other interested parties intervened in the FERC proceeding. Negotiated settlement agreements with the state regulatory commissions and other major intervenors were filed with the FERC in December 2001. In September 2002, the FERC conditionally approved our corporate separation plan as modified by the settlement agreements. Terms in the settlement agreements would be effective upon implementation of corporation separation. In addition, SEC approval of AEP's corporate separation plan is required for its implementation. The Arkansas Commission intervened with the SEC, which has extended the length of time needed for the SEC's review. In order to execute this separation, AEP and its subsidiaries may be required to retire various debt securities and transfer assets between legal entities.

With the changes in AEP's business strategy in response to current energy market/business conditions, management is evaluating changes to the corporate separation plans, including determining whether legal corporate separation is appropriate.

RTO Formation

FERC Order No. 2000 and many of the settlement agreements with the FERC and state regulatory commissions to approve the AEP-CSW merger required the transfer of functional control of the subsidiaries' transmission systems to RTOs.

AEP East companies initially participated in the formation of the Alliance RTO. In December 2001, the FERC reversed prior approvals and rejected the Alliance RTO's filing. Subsequently, in May 2002, AEP announced an agreement with the PJM Interconnection to pursue terms for AEP East companies to participate in PJM with final agreements to be negotiated. In July 2002, the FERC conditionally approved AEP's decision for AEP East companies to join PJM subject to certain conditions being met. The performance of these conditions are only partially under AEP's control. In December 2002, AEP East companies in Indiana, Kentucky, Ohio and Virginia filed for state regulatory commission approval of their plans to transfer functional control of their transmission assets to PJM based on statutory or regulatory requirements in those states. Those proceedings are currently pending. In February 2003, the Virginia Legislature enacted legislation that would prohibit the transfer to an RTO, until at least July 2004, which is currently awaiting signature by the Governor of Virginia.

AEP West companies are members of ERCOT or the SPP. In May 2002, FERC accepted, conditionally, filings related to a proposed consolidation of the MISO and the SPP. In that order the FERC required the AEP West companies in SPP to file reasons why they should not be required to join MISO. In August 2002, AEP, SWEPCo and TNC notified the FERC of their intent that the transmission assets in SPP would participate in MISO. AEP's SPP companies are also regulated by state public utility commissions, and the Louisiana and Arkansas commissions also filed responses to the FERC's RTO order indicating that additional analysis was required. Regulatory activities concerning various RTO issues are ongoing in Arkansas and Louisiana.

Management is unable to predict the outcome of these transmission regulatory actions and proceedings or their impact on the timing and operation of RTOs, AEP and its subsidiaries' transmission operations or future results of operations and cash flows.

FERC Proposed Standard Market Design and Security Standards

In 2002, the FERC issued its Standard Market Design (SMD) notice of proposed rulemaking seeking to standardize the structure and operation of wholesale electricity markets across the country. The FERC published for comment its proposed security standards as part of the SMD. These standards are intended to ensure all market participants have a basic security program that effectively protects the electric grid and related market activities. Because the rule is not yet finalized, management cannot predict the effect of the final rule on AEP or its subsidiaries' operations and financial results. See Note 9 for a complete discussion of these proposals.

Litigation

AEP and its subsidiaries are involved in various litigation. The details of significant litigation contingencies are disclosed in Note 9 and summarized below.

Enron Bankruptcy - Affecting AEP, APCo, CSPCo, I&M, KPCo and OPCo

In 2002, certain subsidiaries of AEP filed claims in the bankruptcy proceeding of the Enron Corp. and its subsidiaries which are pending in the U.S. Bankruptcy Court for the Southern District of New York. At the date of Enron's bankruptcy, AEP and its subsidiaries had open trading contracts and trading accounts receivables and payables with Enron and various HPL related contingencies and indemnities including issues related to the underground Bammel gas storage facility and the cushion gas (or pad gas) required for its normal operation.

In 2001, AEP expensed $47 million ($31 million net of tax) for our estimated loss from the Enron bankruptcy. In 2002 AEP expensed an additional $6 million for a cumulative loss of $53 million ($34 million net of tax). The amounts for certain subsidiary registrants were:

                                              Amounts
                           Amounts             Net of
Registrant                Expensed              Tax
                          --------             -----
                                  (in millions)

APCo                         $5.3              $3.4
CSPCo                         2.7               1.8
I&M                           2.8               1.8
KPCo                          1.1               0.7
OPCo                          3.6               2.3

The additional 2002 expense did not materially change the cumulative expense per registrant subsidiary. The amounts expensed were based on an analysis of contracts where AEP entities and Enron are counterparties.

Management believes that we have the right to utilize offsetting receivables and payables and related collateral across various Enron entities by offsetting approximately $110 million of trading payables owed to various Enron entities against trading receivables due to us. Management believes we have legal defenses to any challenge that may be made to the utilization of such offsets. At this time management is unable to predict the ultimate resolution of these issues or their impact on results of operations and cash flows. See Note 9 for further discussion.

COLI - Affecting AEP, APCo, CSPCo, I&M, KPCo and OPCo

A decision by the U.S. District Court for the Southern District of Ohio in February 2001 that denied AEP's deduction of interest claimed on AEP's consolidated federal income tax returns related to a COLI program resulted in a $319 million reduction in AEP's Net Income for 2000.

The earnings reductions for affected registrant subsidiaries were as follows:

                                (in millions)
APCo                                $ 82
CSPCo                                 41
I&M                                   66
KPCo                                   8
OPCo                                 118

AEP has appealed the Court's decision. See Note 18 for further discussion.

Shareholders' Litigation - Affecting AEP

In 2002, lawsuits alleging securities law violations, a breach of fiduciary duty for failure to establish and maintain adequate internal controls and violations of the Employee Retirement Income Security Act were filed against AEP, certain AEP executives, members of the AEP Board of Directors and certain investment banking firms. These cases are in the initial pleading stage. AEP intends to vigorously defend against these actions. See Note 9 for further discussion.

California Lawsuit - Affecting AEP

In 2002, the Lieutenant Governor of California filed a lawsuit in California Superior Court against forty energy companies, including AEP, and two publishing companies alleging violations of California law through alleged fraudulent reporting of false natural gas price and volume information with an intent to affect the market price of natural gas and electricity. AEP intends to vigorously defend against this action. See Note 9 for further discussion.

FERC Wholesale Fuel Complaints - Affecting AEP and TNC

In May 2000 and November 2001, certain TNC wholesale customers filed a complaints with FERC alleging that TNC had overcharged them through the fuel adjustment clause for certain purchased power costs. The final resolution of this matter could have a negative impact on futute results of operations, cash flow and financial condition. See Note 6 for further discussion.

Merger Litigation - Affecting AEP and all Subsidiary Registrants

In January 2002, a federal court ruled that the SEC did not properly find that the June 15, 2000 merger of AEP with CSW meets the requirements of the PUHCA and sent the case back to the SEC for further review. Management believes that the merger meets the requirements of the PUHCA and expects the matter to be resolved favorably. See Note 9 for further discussion.

Arbitration of Williams Claim - Affecting AEP

In 2002, AEP filed its demand for arbitration with the American Arbitration Association to initiate formal arbitration proceedings in a dispute with the Williams Companies (Williams). The proceeding results from Williams' repudiation of its obligations to provide physical power deliveries to AEP and Williams' failure to provide the monetary security required for natural gas deliveries. Although management is unable to predict the outcome of this matter, it is not expected to have a material impact on results of operations, cash flows or financial condition. See Note 9 for further discussion.

Energy Market Investigations - Affecting AEP

During 2002, the FERC, the California attorney general, the PUCT, the SEC, the Department of Justice and the U.S. Commodity Futures Trading Commission (CFTC) initiated investigations into whether any entity, including Enron, manipulated short-term prices in electric energy or natural gas markets, exercised undue influence over wholesale prices or participated in fraudulent trading practices.

AEP and its subsidiaries have and will continue to provide information to the FERC, the SEC, state officials and the CFTC as required. See Note 9 for further discussion.

FERC Market Power Mitigation  - Affecting the AEP System

A FERC order on our triennial market based wholesale power rate authorization update required certain mitigation actions that AEP and its subsidiaries would need to take for sales/purchases within their control area and required the posting of information on our website regarding the status of AEP's power system. As a result of a request for rehearing filed by AEP and other market participants, FERC issued an order delaying the effective date of the mitigation plan until after a planned technical conference on market power determination. No such conference has been held and management is unable to predict the timing of any further action by the FERC or its affect on future results of operations and cash flows.

Other Litigation - Affecting AEP and all Subsidiary Registrants

AEP and its subsidiaries are involved in a number of other legal proceedings and claims. While management is unable to predict the outcome of such litigation, it is not expected that the ultimate resolution of these matters will have a material adverse effect on results of operations, cash flows or financial condition.

Environmental Concerns and Issues

AEP and its subsidiaries will confront several new environmental requirements over the next decade with the potential for substantial control costs and premature retirement of some generating plants. These policies include: stringent controls on sulfur dioxide (S02), nitrogen oxide (NOx) and mercury
(Hg) emissions from future regulations or laws, or an adverse decision in the New Source Review litigation; a new Clean Water Act rule to reduce fish killed at once-through cooled power plants; and a possible future requirement to reduce carbon dioxide (CO2) emissions as the world endeavors to stabilize atmospheric concentrations of greenhouse gas emissions and avert global climatic changes.

AEP and its subsidiaries' environmental policy require full compliance with all applicable legal requirements. In support of this policy, AEP and its subsidiaries invest in research through groups like the Electric Power Research Institute and directly through demonstration projects for new emission control technologies. AEP and its subsidiaries intend to continue in a leadership role to protect and preserve the environment while providing vital energy commodities and services to customers at fair prices. AEP and its subsidiaries have a proven record of efficiently producing and delivering electricity and gas while minimizing the impact on the environment. AEP and its subsidiaries have spent billions of dollars to equip many of their facilities with pollution control technologies.

Multi-pollutant control legislation has been introduced in Congress and is supported by the Bush Administration. The legislation would regulate NOx, SO2, Hg and possibly CO2 emissions from electric generating plants. AEP and its subsidiaries are advocates of comprehensive, multi-pollutant legislation so that compliance planning can be coordinated and collateral emission reductions maximized. Optimally, such legislation would establish reasonable emission reduction targets and compliance timetables based on sound science, utilize nationwide cap-and-trade programs for achieving compliance as cost-effectively as possible, protect fuel diversity and preserve the reliability of the nation's electric supply. Management is unable to predict the timing or magnitude of additional pollution control laws or regulations. If additional control technology is required on AEP System facilities and their costs are not recoverable from customers through regulated rates or market prices, those costs could adversely affect future results of operations and cash flows. The following discussions explain existing control efforts, litigation and other pending matters related to environmental issues for AEP companies.

Federal EPA Complaint and Notice of Violation - Affecting AEP, APCo, CSPCo, I&M and OPCo

Since 1999 AEPSC, APCo, CSPCo, I&M, and OPCo have been involved in litigation regarding generating plant emissions under the Clean Air Act. Federal EPA, a number of states and special interest groups alleged that AEP System companies modified certain units at coal fired generating plants in violation of the Clean Air Act over a 20 year period.

Management believes its maintenance, repair and replacement activities were in conformity with the Clean Air Act and intends to vigorously pursue its defense. Management is unable to estimate the loss or range of loss related to the contingent liability under the Clear Air Act proceedings and unable to predict the timing of resolution of these matters due to the number of alleged violations and the significant number of issues yet to be determined by the Court. If the AEP System companies do not prevail, any capital and operating costs of additional pollution control equipment or any penalties imposed would adversely affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered. See Note 9 for further discussion.

NOx Reductions - Affecting AEP, APCo,  I&M, OPCo, SWEPCo and TCC

Federal EPA issued a NOx Rule and adopted a revised rule (the Section 126 Rule) requiring substantial reductions in NOx emissions in a number of eastern states, including certain states in which the AEP System's generating plants are located. The compliance date for these rules is May 31, 2004.

In 2000, the Texas Commission on Environmental Quality (formerly the Texas Natural Resource Conservation Commission) adopted rules requiring significant reductions in NOx emissions from utility sources, including TCC and SWEPCo. The compliance date is May 2003 for TCC and May 2005 for SWEPCo.

AEP and its subsidiaries are installing a variety of emission control technologies to reduce NOx emissions to comply with the applicable state and Federal NOx requirements including selective catalytic reduction (SCR) and non-SCR technologies. The AEP System NOx compliance plan is a dynamic plan that is continually reviewed and revised. Current estimates indicate that compliance with the NOx Rule, the Texas Commission on Environmental Quality rule and the
Section 126 Rule could result in required capital expenditures in the range of $1.3 billion to $2 billion of which $843 million has been spent through December 31, 2002 for the AEP System.

The following table shows the estimated compliance cost ranges and amounts spent by certain of AEP's registrant subsidiaries through December 31, 2002.




                 Estimated     Amounts
             Compliance Costs   Spent
             ----------------  -------
                      (in millions)
Company

APCo                $445       $234
I&M               42-210          5
OPCo             535-864        387
SWEPCo                40         24
TCC                    5          5

Unless any capital and operating costs of additional pollution control equipment are recovered from customers, they will have an adverse effect on future results of operations, cash flows and possibly financial condition. See Note 9 for further discussion.

Superfund and State Remediation - Affecting AEP, APCo, CSPCo, I&M, OPCo, SWEPCo and TCC

By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and SNF. Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically disposed of or treated in captive disposal facilities or are beneficially utilized. In addition, our generating plants and transmission and distribution facilities have used asbestos, PCBs and other hazardous and non-hazardous materials. AEP and its subsidiaries are currently incurring costs to safely dispose of these substances. Additional costs could be incurred to comply with new laws and regulations if enacted.

Superfund addresses clean-up of hazardous substances at disposal sites and authorized Federal EPA to administer the clean-up programs. As of year-end 2002 subsidiaries of AEP are named by the Federal EPA as a PRP for five sites. APCo, CSPCo, and OPCo each have one PRP site and I&M has two PRP sites. There are six additional sites for which APCo, CSPCo, I&M, KPCo, OPCo and SWEPCo have received information requests which could lead to PRP designation. HPL, OPCo, SWEPCo and TCC have also been named potentially liable at six sites under state law. Liability has been resolved for a number of sites with no significant effect on results of operations. In those instances where AEP or its subsidiaries have been named a PRP or defendant, their disposal or recycling activities were in accordance with the then-applicable laws and regulations. Unfortunately, Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.

While the potential liability for each Superfund site must be evaluated separately, several general statements can be made regarding AEP subsidiaries' potential future liability. Disposal of materials at a particular site is often unsubstantiated and the quantity of materials deposited at a site was small and often nonhazardous. Although superfund liability has been interpreted by the courts as joint and several, typically many parties are named as PRPs for each site and several of the parties are financially sound enterprises. Therefore, our present estimates do not anticipate material cleanup costs for identified sites for which AEP subsidiaries have been declared PRPs. If significant cleanup costs are attributed to AEP or its subsidiaries in the future under Superfund, results of operations, cash flows and possibly financial condition would be adversely affected unless the costs can be recovered from customers.

Global Climate Change - Affecting AEP and all Registrant Subsidiaries

At the Third Conference of the Parties to the United Nations Framework Convention on Climate Change held in Kyoto, Japan in December 1997, more than 160 countries, including the U.S., negotiated a treaty requiring legally-binding reductions in emissions of greenhouse gases, chiefly CO2, which many scientists believe are contributing to global climate change. Although the U.S. signed the Kyoto Protocol on November 12, 1998, the treaty was not submitted to the Senate for its advice and consent by President Clinton. In March 2001, President Bush announced his opposition to the treaty and its U.S. ratification. At the Seventh Conference of the Parties in November 2001, the parties finalized the rules, procedures and guidelines required to facilitate ratification of the protocol. The protocol is expected to become effective in 2003. AEP does not support the Kyoto Protocol but intends to work with the Bush Administration and U.S. Congress to develop responsible public policy on this issue. Management expects that due to President Bush's opposition to legislation mandating greenhouse gas emissions controls, any policies developed and implemented in the near future are likely to encourage voluntary measures to reduce, avoid or sequester such emissions. AEP has for many years been a leader in pursuing voluntary actions to control greenhouse gas emissions. AEP recently expanded its commitment in this area by joining the Chicago Climate Exchange, a pilot greenhouse gas emission reduction and trading program, under which AEP and its subsidiaries are obligated to reduce or offset 18 million tons of CO2 emissions during 2003-2006.

The acquisition of 4,000 MW of coal-fired generation in the United Kingdom in December 2001 exposes these assets to potential CO2 emission control obligations since the U.K has become a party to the Kyoto Protocol.

Control of Mercury Emissions

In December 2000, Federal EPA issued a regulatory determination listing the electric generating sector as a source category under the Clean Air Act for development of maximum achievable control technology standards to control emissions of hazardous air pollutants, including Hg. Federal EPA is expected to issue proposed regulations in 2003 and develop a final rule in 2004. Management cannot predict the outcome of these regulatory proceedings, or the costs to comply with any new standards adopted by Federal EPA. The costs associated with compliance could be material. However, unless any capital and operating costs of additional pollution control equipment are recovered from customers, they will have an adverse effect on future results of operations, cash flows and possibly financial condition.

Costs for Spent Nuclear Fuel and Decommissioning - Affecting AEP, I&M and TCC

I&M, as the owner of the Cook Plant, and TCC, as a partial owner of STP, have a significant future financial commitment to safely dispose of SNF and decommission and decontaminate the plants. The Nuclear Waste Policy Act of 1982 established federal responsibility for the permanent off-site disposal of SNF and high-level radioactive waste. By law I&M and TCC participate in the DOE's SNF disposal program which is described in Note 9 of the Notes to Financial Statements. Since 1983 I&M has collected $303 million from customers for the disposal of nuclear fuel consumed at the Cook Plant. $117 million of these funds have been deposited in external trust funds to provide for the future disposal of SNF and $186 million has been remitted to the DOE. TCC has collected and remitted to the DOE, $53 million for the future disposal of SNF since STP began operation in the late 1980s. Under the provisions of the Nuclear Waste Policy Act, collections from customers are to provide the DOE with money to build a permanent repository for spent fuel. However, in 1996, the DOE notified the companies that it would be unable to begin accepting SNF by the January 1998 deadline required by law. To date DOE has failed to comply with the requirements of the Nuclear Waste Policy Act.

As a result of DOE's failure to make sufficient progress toward a permanent repository or otherwise assume responsibility for SNF, AEP on behalf of I&M and STPNOC on behalf of TCC and the other STP owners, along with a number of unaffiliated utilities and states, filed suit in the D.C. Circuit Court requesting, among other things, that the D.C. Circuit Court order DOE to meet its obligations under the law. The D.C. Circuit Court ordered the parties to proceed with contractual remedies but declined to order DOE to begin accepting SNF for disposal. DOE estimates its planned site for the nuclear waste will not be ready until at least 2010. In 1998, AEP and I&M filed a complaint in the U.S. Court of Federal Claims seeking damages in excess of $150 million due to the DOE's partial material breach of its unconditional contractual deadline to begin disposing of SNF generated by the Cook Plant. Similar lawsuits were filed by other utilities. In August 2000, in an appeal of related cases involving other unaffiliated utilities, the U.S. Court of Appeals for the Federal Circuit held that the delays clause of the standard contract between utilities and the DOE did not apply to DOE's complete failure to perform its contract obligations, and that the utilities' suits against DOE may continue in court. On January 17, 2003, the U.S. Court of Federal Claims ruled in favor of I&M on the issue of liability. The case continues on the issue of damages owed to I&M by the DOE. As long as the delay in the availability of a government approved storage repository for SNF continues, the cost of both temporary and permanent storage of SNF and the cost of decommissioning will continue to increase.

In January 2001, I&M and STPNOC, on behalf of STP's joint owners, joined a lawsuit against DOE, filed in November 2000 by unaffiliated utilities, related to DOE's nuclear waste fund cost recovery settlement with PECO Energy Corporation (now Exelon Generation Company, LLC). The settlement adjusted the fees Exelon was required to pay to DOE for disposal of SNF. The fee adjustment allowed Exelon to skip payments to the DOE to make up for Exelon's damages from DOE's breach of its contract obligation to dispose of SNF from commercial nuclear power plants. The companies believe the settlement was unlawful as it would force other utilities (rather than DOE) to compensate Exelon for the damages it had incurred from DOE's breach of contract. In September 2002, the U.S. Court of Appeals for the Eleventh Circuit found that DOE acted improperly by adopting the fee adjustment provision of this settlement, that the fee adjustment provisions of the settlement harmed other utilities who pay into the fund and violated the federal nuclear waste management laws and that the fee adjustment provisions of the settlement were null and void.

The cost to decommission nuclear plants is affected by both NRC regulations and the delayed SNF disposal program. Studies completed in 2000 estimate the cost to decommission the Cook Plant ranges from $783 million to $1,481 million in 2000 non-discounted dollars. External trust funds have been established with amounts collected from customers to decommission the plant. At December 31, 2002, the total decom-missioning trust fund balance for Cook Plant was $618 million which includes earnings on the trust investments. Studies completed in 1999 for STP estimate TCC's share of decommissioning cost to be $289 million in 1999 non-discounted dollars. Amounts collected from customers to decommission STP have been placed in an external trust. At December 31, 2002, the total decommission-ing trust fund for TCC's share of STP was $98 million which includes earnings on the trust investments. Estimates from the decommissioning studies could continue to escalate due to the uncertainty in the SNF disposal program and the length of time that SNF may need to be stored at the plant site. I&M and TCC will work with regulators and customers to recover the remaining estimated costs of decommissioning Cook Plant and STP. However, AEP's, I&M's and TCC's future results of operations, cash flows and possibly their financial conditions would be adversely affected if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

Other Environmental Concerns - Affecting AEP and all Subsidiaries

AEP and its subsidiaries are exposed to other environmental concerns which are not considered to be material or potentially material at this time. Should they become significant or should any new concerns be uncovered that are material, they could have a material adverse effect on results of operations and possibly financial condition. AEP performs environmental reviews and audits on a regular basis for the purpose of identifying, evaluating and addressing environmental concerns and issues.

Other Matters

Seasonality

Sale of electric power is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. The pattern of this fluctuation may change depending on the nature and location of facilities AEP and its subsidiaries acquire and the terms of power sale contracts they enter. In addition, AEP and its subsidiaries have historically sold less power, and consequently earned less income, when weather conditions are milder. AEP and its subsidiaries expect that unusually mild weather in the future could diminish their results of operations and may impact their financial condition.

Sustained Earnings Improvement Initiative

In response to difficult conditions in AEP's business, a Sustained Earnings Improvement (SEI) initiative was undertaken company-wide in the fourth quarter of 2002, as a cost-saving and revenue-building effort to build long-term earnings growth. Termination benefits expense relating to 1,120 terminated employees totaling $75.4 million pre-tax was recorded in the fourth quarter of 2002. We determined that the termination of the employees under our SEI initiative did not constitute a curtailment under the provisions of SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits". In addition, certain buildings and corporate aircraft are being sold in an effort to reduce ongoing operating expenses. See Note 11 for additional information.

Non-Core Wholesale Investments

Additional market deterioration associated with AEP's non-core wholesale investments, including AEP's U.K. operations, could have an adverse impact on AEP's future results of operations and cash flows. Significant long-term changes in external market conditions could lead to additional write-offs and potential divestitures of AEP's wholesale investments, including, but not limited to, AEP's U.K. operations.

Elk City Referendum - Affecting AEP and PSO

In October 2002, the City Commission of Elk City, Oklahoma voted to hold a referendum seeking voter approval of a $20.4 million acquisition of PSO's distribution assets within the city limits. The vote occurred in December 2002 with the referendum being defeated.

Snohomish Settlement - Affecting AEP

In February 2003, AEP and the Public Utility District No. 1 of Snohomish County, Washington (Snohomish) agreed to terminate their long-term contract signed in January 2001. Snohomish also agreed to withdraw its complaint before the FERC regarding this contract.
Investments Limitations - Affecting AEP

Our investment, including guarantees of debt, in certain types of activities is limited by PUHCA. SEC authorization under PUHCA limits us to issuing and selling securities in an amount up to 100% of our average quarterly consolidated retained earnings balance for investment in EWGs and FUCOs. At December 31, 2002, AEP's investment in EWGs and FUCOs was $2.0 billion, including guarantees of debt, compared to AEP's limit of $2.8 billion.

SEC rules under PUHCA permit AEP to invest up to 15% of consolidated capitalization (such amount was $3.2 billion at December 31, 2002) in energy-related companies, including marketing and/or trading of electricity, gas and other energy commodities.

INVESTOR INQUIRIES
Investors should direct inquiries to Investor Relations using the toll free number, 1-800-237-2667 or by writing to: Bette Jo Rozsa Managing Director of Investor Relations American Electric Power Service Corporation 28th Floor 1 Riverside Plaza Columbus, OH 43215-2373

FORM 10-K ANNUAL REPORT
The Annual Report (Form 10-K) to the Securities and Exchange Commission  will be available in April 2003 at no cost to shareholders.
Please address requests for copies to:
R. Todd Rimmer
Director of Financial Reporting
American Electric Power Service Corporation
26th Floor
1 Riverside Plaza
Columbus, OH  43215-2373

TRANSFER AGENT AND REGISTRAR OF CUMULATIVE PREFERRED STOCK
Equiserve Trust Company, N.A.
P.O. Box 43069
Providence, RI 02940-3069
Phone Number: 1-800-328-6955
Hearing Impaired Number:  TDD: 1-800-952-9245
Website:  http://www.equiserve.com