Form 10-K/A, Exhibit 13
period 2002-12-31
AMERICAN ELECTRIC POWER CO INC
filed 2003-05-14
CIK 4904

EXHIBIT 13

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   FORM 10-K/A



                 Annual Report Pursuant to Section 13 or 15(d) of the Securities
                 Exchange Act of 1934 For the fiscal year ended December 31,
                 2002


Commission File            Name of Registrant; State of Incorporation; Address of       IRS Employer
Number                     Principle Executive Offices; and Telephone Number            Identification Number
----------------------     ---------------------------------------------------------------------------

1-3525                     AMERICAN ELECTRIC POWER COMPANY, INC.                        13-4922640
                            (A New York Corporation)
                           1 Riverside Plaza
                            Columbus, Ohio 43215-2373
                             Telephone (614)223-1000


                                INTRODUCTORY NOTE

This amendment on Form 10-K/A amends American Electric Power Company, Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2002, as initially filed with the Securities and Exchange Commission on March 20, 2003, and is being filed to reflect certain revisions to the consolidated financial statements. The significant effects of these revisions are presented in Note 28 to the consolidated financial statements. This amendment incorporates certain revisions to historical financial data and related descriptions, but is not intended to update other information presented in this annual report as originally filed, except where specifically noted.

The following Items of the Original Filing are revised by this filing:

Item 1.     Business

Item 6.     Selected Financial Data

Item 7. Management's Discussion and Analysis of Results of Operations and Financial Condition

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk

Item 8.     Financial Statements and Supplemental Data

Unaffected Items have not been repeated in this filing.

American Electric Power



2002 Annual Report




Audited Consolidated Financial Statements and
Management's Discussion and Analysis




                                                                                   AMERICAN ELECTRIC POWER
                                                                                   1 Riverside Plaza
                                                                                   Columbus, Ohio 43215-2373

CONTENTS


Common Stock and Dividend Information                                                                                2

Glossary of Terms                                                                                                    3

Forward Looking Information                                                                                          6

Selected Consolidated Financial Data                                                                                 7

Management's Discussion and Analysis of Results of Operations and Financial Condition                                8

Consolidated Statements of Operations                                                                               40

Consolidated Balance Sheets                                                                                         41

Consolidated Statements of Cash Flows                                                                               43

Consolidated Statements of Common Shareholders' Equity and Comprehensive Income                                     44

Notes to Consolidated Financial Statements                                                                          45

Schedule of Consolidated Cumulative Preferred Stocks of Subsidiaries                                               121

Schedule of Consolidated Long-term Debt of Subsidiaries                                                            122

Management's Responsibility                                                                                        123

Independent Auditors' Report                                                                                       124

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

               Term                                Meaning
2004 True-up Proceeding............A filing to be made after January 10, 2004 under the Texas  Legislation to finalize the amount of stranded costs and the recovery of such costs.
AEGCo..............................AEP Generating Company, an electric utility subsidiary of AEP.
AEP................................American Electric Power Company, Inc.
AEP Consolidated...................AEP and its majority owned consolidated subsidiaries.
AEP Credit.........................AEP Credit,  Inc., a subsidiary of AEP which factors  accounts  receivable and accrued utility revenues for affiliated and non-affiliated domestic electric utility companies.
AEP East companies.................APCo, CSPCo, I&M, KPCo and OPCo.
AEPR...............................AEP Resources, Inc.
AEP System or the System...........The American Electric Power System, an integrated electric utility system,  owned and operated by AEP's electric utility subsidiaries.
AEPSC..............................American Electric Power Service  Corporation,  a service subsidiary  providing  management and professional services to AEP and its subsidiaries.
AEP Power Pool.....................AEP System  Power  Pool.  Members are APCo,  CSPCo,  I&M,  KPCo and OPCo.  The Pool shares the generation,  cost of generation  and resultant  wholesale  system sales of the member companies.
AEP West companies.................PSO, SWEPCo, TCC and TNC.
AFUDC..............................Allowance for funds used during construction, a noncash nonoperating income item
                                            that is capitalized and recovered
                                            through depreciation over the
                                            service life of domestic regulated
                                            electric utility plant.
Alliance                                    RTO.......................Alliance
                                            Regional Transmission Organization,
                                            an ISO formed by AEP and four
                                            unaffiliated utilities (the FERC
                                            overturned earlier approvals of this
                                            RTO in December 2001).
Amos Plant.........................John E. Amos Plant, a 2,900 MW generation station jointly owned and operated by APCo and OPCo.
APCo...............................Appalachian Power Company, an AEP electric utility subsidiary.
Arkansas Commission................Arkansas Public Service Commission.
Buckeye............................Buckeye Power, Inc., an unaffiliated corporation.
CLECO..............................Central Louisiana Electric Company, Inc., an unaffiliated corporation.
COLI...............................Corporate owned life insurance program.
Cook Plant.........................The Donald C. Cook Nuclear Plant, a two-unit, 2,110 MW nuclear plant owned by I&M.
CPL................................Central   Power   and   Light   Company   [legal   name   changed   to   AEP   Texas   Central
                                   Company (TCC) effective December 2002].  See TCC.
CSPCo..............................Columbus Southern Power Company, an AEP electric utility subsidiary.
CSW................................Central  and South West Corporation, a
                                            subsidiary of AEP (Effective January
                                            21, 2003, the legal name of Central
                                            and South West Corporation was
                                            changed to AEP Utilities, Inc.).
CSW Energy.........................CSW Energy, Inc., an AEP subsidiary which invests in energy projects and builds power plants.
CSW International..................CSW  International,  Inc., an AEP  subsidiary  which  invests in energy  projects and entities outside the United States.
D.C. Circuit Court.................The United States Court of Appeals for the District of Columbia Circuit.
DHMV...............................Dolet Hills Mining Venture.
DOE................................United States Department of Energy.
ECOM...............................Excess Cost Over Market.
ENEC...............................Expanded Net Energy Costs.
EITF...............................The Financial Accounting Standards Board's Emerging Issues Task Force.
ERCOT..............................The Electric Reliability Council of Texas.
EWGs...............................Exempt Wholesale Generators.
FASB...............................Financial Accounting Standards Board.
Federal EPA........................United States Environmental Protection Agency.
FERC...............................Federal Energy Regulatory Commission.
FMB ...............................First Mortgage Bond.
FUCOs..............................Foreign Utility Companies.
GAAP...............................Generally Accepted Accounting Principles.
I&M................................Indiana Michigan Power Company, an AEP electric utility subsidiary.
IPC................................Installment Purchase Contract.
IRS................................Internal Revenue Service.
IURC...............................Indiana Utility Regulatory Commission.
ISO................................Independent System Operator.
Joint Stipulation..................Joint Stipulation and Agreement for Settlement of APCo's WV rate proceeding.
KPCo...............................Kentucky Power Company, an AEP electric utility subsidiary.
KPSC...............................Kentucky Public Service Commission.
KWH................................Kilowatthour.
LIG................................Louisiana Intrastate Gas.
Michigan Legislation...............The Customer Choice and Electricity Reliability Act, a Michigan law which provides for customer choice of electricity supplier.
MISO...............................Midwest Independent System Operator (an independent operator of transmission assets in the
                                            Midwest).
MLR................................Member Load Ratio, the method used to allocate AEP Power Pool transactions to its members.
Money Pool.........................AEP System's Money Pool.
MPSC...............................Michigan Public Service Commission.
MTM................................Mark-to-Market.
MTN................................Medium Term Notes.
MW.................................Megawatt.
MWH................................Megawatthour.
NEIL...............................Nuclear Electric Insurance Limited.
NOx................................Nitrogen oxide.
NOx                                         Rule...........................A
                                            final rule issued by Federal EPA
                                            which requires NOx reductions in 22
                                            eastern states including seven of
                                            the states in which AEP companies
                                            operate.
NP.................................Notes Payable.
NRC................................Nuclear Regulatory Commission.
Ohio Act...........................The Ohio Electric Restructuring Act of 1999.
Ohio EPA...........................Ohio Environmental Protection Agency.
OPCo.............................. Ohio Power Company, an AEP electric utility subsidiary.
OVEC...............................Ohio Valley Electric Corporation, an electric utility company in which AEP and CSPCo own a
                                            44.2% equity interest.
PCBs...............................Polychlorinated Biphenyls.
PJM................................Pennsylvania - New Jersey - Maryland regional transmission organization.
PRP..............................  Potentially Responsible Party.
PSO................................Public Service Company of Oklahoma, an AEP electric utility subsidiary.
PUCO...............................The Public Utilities Commission of Ohio.
PUCT...............................The Public Utility Commission of Texas.
PUHCA..............................Public Utility Holding Company Act of 1935, as amended.
PURPA..............................The Public Utility Regulatory Policies Act of 1978.
RCRA...............................Resource Conservation and Recovery Act of 1976, as amended.
Registrant Subsidiaries............AEP subsidiaries who are SEC registrants; AEGCo, APCo, CSPCo, I&M, KPCo, OPCo, PSO, SWEPCo,
                                            TCC and TNC.
Rockport Plant.....................A generating plant, consisting of two 1,300 MW coal-fired generating units near Rockport,
                                            Indiana owned by AEGCo and I&M.
RTO................................Regional Transmission Organization.
SEC................................Securities and Exchange Commission.
SFAS...............................Statement of Financial Accounting Standards issued by the Financial Accounting Standards
                                            Board.
SFAS 71............................Statement of Financial Accounting Standards No. 71,
                                            Accounting for the Effects of Certain Types of Regulation
                                            ---------------------------------------------------------
SFAS 101...........................Statement of Financial Accounting Standards No. 101,
                                            Accounting for the Discontinuance of
Application of Statement 71.
                                            ----------------------------------------------------------------
SFAS 133...........................Statement of Financial Accounting Standards No. 133,
                                            Accounting for Derivative Instruments and Hedging Activities.
                                            ------------------------------------------------------------
SNF................................Spent Nuclear Fuel.
SPP................................Southwest Power Pool.
STP................................South Texas Project Nuclear Generating Plant, owned 25.2% by AEP Texas Central Company, an
                                            AEP electric utility subsidiary.
STPNOC.............................STP Nuclear Operating Company, a non-profit Texas corporation which operates STP on behalf of its joint owners including TCC.
Superfund......................... The Comprehensive Environmental, Response, Compensation and Liability Act.
SWEPCo.............................Southwestern Electric Power Company, an AEP electric utility subsidiary.
TCC................................AEP Texas Central Company, an AEP electric utility subsidiary [formerly known as Central
                                            Power and Light Company (CPL)].
Texas Appeals Court................The Third District of Texas Court of Appeals.
Texas Legislation..................Legislation enacted in 1999 to restructure the electric utility industry in Texas.
TNC................................AEP Texas North Company, an AEP electric utility subsidiary [formerly known as West Texas
                                            Utilities Company (WTU)].
Travis District Court..............State District Court of Travis County, Texas.
TVA ...............................Tennessee Valley Authority.
U.K................................The United Kingdom.
UN.................................Unsecured Note.
VaR................................Value at Risk, a method to quantify risk exposure.
Virginia SCC.......................Virginia State Corporation Commission.
WV.................................West Virginia.
WVPSC..............................Public Service Commission of West Virginia.
WPCo...............................Wheeling Power Company, an AEP electric distribution subsidiary.
WTU................................West Texas Utilities Company [legal name changed to AEP Texas North Company  (TNC) effective
                                            December 2002].  See TNC.
Yorkshire..........................Yorkshire Electricity Group plc, a U.K. regional electricity company owned jointly by AEP and
                                            New Century Energies until April 2001.
Zimmer Plant.......................William H. Zimmer Generating Station, a 1,300 MW coal-fired unit owned 25.4% by Columbus
                                            Southern Power Company, an AEP subsidiary.

     FORWARD LOOKING INFORMATION

     This report made by AEP contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are:

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



AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Selected Consolidated Financial Data
Year Ended December 31,                                     2002           2001            2000            1999            1998
-----------------------                                     ----           ----            ----            ----            ----
OPERATIONS STATEMENTS DATA (in millions):
Total Revenues***                                           $14,536         $13,252         $11,326         $10,019         $14,080
Operating Income                                              1,263           2,182           1,774           2,061           2,046
Income Before Discontinued  Operations, Extraordinary
Items  and Cumulative Effect
                                                                 21             917             180             869             859
Discontinued Operations Income      (Loss)
                                                               (190)             86             122             117             116
Extraordinary Losses                                           -                (50)            (35)            (14)           -
Cumulative Effect of
  Accounting Change Gain (Loss)                                (350)             18            -               -               -
Net Income (Loss)                                              (519)            971             267             972             975


December 31,                                                2002           2001            2000            1999            1998
------------                                                ----           ----            ----            ----            ----
BALANCE SHEET DATA (in millions):
Property, Plant and Equipment                               $37,857         $37,414         $34,895        $33,930          $32,400
Accumulated Depreciation
  and Amortization                                           16,173          15,310          14,899         14,266           13,374
                                                            -------         -------         -------        -------          -------
Net Property,
  Plant and Equipment                                       $21,684         $22,104         $19,996        $19,664          $19,026
                                                            =======         =======         =======        =======          =======

Total Assets                                                $34,741         $39,297         $46,633        $35,296          $33,418

Common Shareholders' Equity                                   7,064           8,229           8,054          8,673            8,452

Cumulative Preferred Stocks
  of Subsidiaries*                                              145             156             161            182              350

Trust Preferred Securities                                      321             321             334            335              335

Long-term Debt*                                              10,496           9,505           8,980          9,471            9,215

Obligations Under Capital Leases*                               228             451             614            610              539

Year Ended December 31,                                     2002             2001            2000           1999           1998
-----------------------                                     ----             ----            ----           ----           ----
COMMON STOCK DATA:
Earnings per Common Share:
Before Discontinued  Operations, Extraordinary
Items and  Cumulative Effect                               $  0.06         $ 2.85            $ 0.56         $ 2.71            $2.70
Discontinued Operations                                      (0.57)          0.26              0.38           0.36             0.36
Extraordinary Losses                                           -            (0.16)            (0.11)         (0.04)             -
Cumulative Effect of
  Accounting Change                                          (1.06)          0.06               -              -                -
                                                           -------         ------            ------         ------            -----

Earnings (Loss) Per Share                                  $ (1.57)        $ 3.01            $ 0.83         $ 3.03            $3.06
                                                           =======         ======            ======         ======            =====

Average Number of Shares
  Outstanding (in millions)                                    332            322               322            321              318
Market Price Range:
                    High                                   $ 48.80         $51.20         $48-15/16       $48-3/16         $53-5/16
                    Low                                      15.10          39.25          25-15/16        30-9/16          42-1/16

Year-end Market Price                                        27.33          43.53            46-1/2         32-1/8          47-1/16

Cash Dividends on Common**                                 $  2.40          $2.40             $2.40          $2.40            $2.40
Dividend Payout Ratio**                                    (152.9)%         79.7%            289.2%          79.2%            78.4%
Book Value per Share                                        $20.85         $25.54            $25.01         $26.96           $26.46

  *Including portion due within one year.  Long-term Debt includes Equity Unit
   Senior Notes.
 **Based on AEP historical dividend rate. See "Common Stock and Dividend
   Information" on page 2 regarding the potential reduction of future dividends. ***See Note 28 for discussion of revisions of 2002, 2001 and 2000 amounts.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Management's Discussion and Analysis of Results of Operations and Financial
 Condition



As discussed in Note 28 to Consolidated Financial Statements, AEP's 2002, 2001 and 2000 Consolidated Statements of Operations have been revised to reflect certain reclassifications. See Note 28 for a summary of the significant effects of the revision. The following discussion of AEP's financial condition and results of operations gives effect to such revision and should be read in conjunction with the consolidated financial statements and related notes.

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

We focused on financial strength by:
o        Issuing approximately $1 billion in common stock and equity units
o Retiring debt of approximately $3 billion through the sale of two foreign retail utility companies in the U.K. (SEEBOARD)
         and Australia (CitiPower)
o        Establishing a cash liquidity reserve of $1 billion at year-end

See the Financing Activity section for an overview of all changes to capital structure.

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

Although we aim for excellent results of operations there are challenges and certain risks. We discuss these matters in detail in the Notes to Consolidated Financial Statements and in this Management's Discussion and Analysis. We will work diligently to resolve these matters by finding workable solutions that balance the interests of our customers, our employees and our investors.

Results of Operations

In 2002 AEP's principal operating business segments and their major activities were: o Wholesale: o Generation of electricity for sale to retail and wholesale customers o Gas pipeline and storage services o Marketing and trading of electricity, gas, coal and other commodities o Coal mining, bulk commodity barging operations and other energy supply related businesses o Energy Delivery
o Domestic electricity trans-mission o Domestic electricity distribution o Other Investments o Energy services

Net Income

Income Before Discontinued Operations, Extraordinary Items and Cumulative Effect decreased $896 million or 98% to $21 million in 2002 from $917 million in 2001. The Company recognized impairments on under-performing assets and recorded losses in value of $854 million (net of tax) (see Note 13). The losses in the fourth quarter 2002 were generally caused by the extended decline in domestic and international wholesale energy markets and in telecommunications. In 2002 the Company's Net Loss was $519 million or a loss of $1.57 per share including the fourth quarter losses, losses on sales of SEEBOARD and CitiPower, and a loss for transitional goodwill impairment related to SEEBOARD and CitiPower that resulted from the adoption of SFAS 142 (see Note 3).

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

Revenues Increase

AEP's total revenues increased 10% in 2002 and 17% in 2001. The following table shows the components of revenues:

                       For The Year Ended
                           December 31
                       --------------------
                       2002    2001    2000
                       ----    ----    ----
                           (in millions)
WHOLESALE:
  Residential        $3,713  $ 3,553 $ 3,511
  Commercial          2,156    2,328   2,249
  Industrial          1,903    2,388   2,444
  Other Retail
   Customers            385      419     414

  Electricity
    Marketing (net)   2,214    1,287   1,286
  Unrealized MTM
    Income-Electric     136      210      38
  Other               1,397      632     837
  Less Transmission and
   Distribution Revenues
   Assigned to Energy
   Delivery*         (3,551)  (3,356) (3,174)
                     ------  ------- -------
  Wholesale
   Electric           8,353    7,461   7,605
                     ------  ------- -------

  Gas Marketing (net) 3,015    2,274     310
  Unrealized MTM Income
   (Loss)-Gas          (399)      47     132
                    -------  ------- -------
  Wholesale Gas       2,616    2,321     442
                    -------  ------- -------
TOTAL WHOLESALE      10,969    9,782   8,047
                    -------  ------- -------

DOMESTIC ELECTRICITY
 DELIVERY:
  Transmission          922    1,029   1,009
  Distribution        2,629    2,327   2,165
                    -------  ------- -------

TOTAL DOMESTIC
 ELECTRICITY
 DELIVERY             3,551    3,356   3,174
                    -------  ------- -------

OTHER
  INVESTMENTS            16      114     105
                    -------  ------- -------

TOTAL REVENUES      $14,536  $13,252 $11,326
                    =======  ======= =======

*Certain revenues in Wholesale business include energy delivery revenues due primarily to bundled tariffs that are assignable to the Energy Delivery business.

The level of electricity transactions tends to fluctuate due to the highly competitive nature of the short-term (spot) energy market and other factors, such as affiliated and unaffiliated generating plant availability, weather conditions and the economy. The FERC's introduction of a greater degree of competition into the wholesale energy market has had a major effect on the volume of wholesale power marketing especially in the short-term market. The increase in 2002 in wholesale revenues resulted from a 27% increase in trading volume associated with Wholesale Electricity which was offset by a continuing decrease in gross margins which began in the fourth quarter of 2001, and an increase in residential sales as a result of favorable weather conditions in the third quarter 2002. In addition Other wholesale electric revenues increased due to the mid-year 2001 acquisition of barging and coal mining operations as well as the recognition of revenues for generation projects completed for third parties. The increase in 2002 Wholesale Gas revenues resulted from a full year of HPL operations compared to a partial year from our acquisition date in July 2001, offset by a decrease in the results from financial trading and MTM unrealized losses. Other Investments decreased in 2002 due to the elimination of factoring of accounts receivable of an unaffiliated utility.

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

Operating Expenses Increase

Changes in the components of operating expenses were as follows:

                     Increase (Decrease)
                      From Previous Year
                            2002         2001
                            ----         ----
                          (in millions)
                   Amount   %   Amount   %
Fuel and Purchased
 Energy:
  Electricity    $ (394) (11.2) $ (162) (4.4)
  Gas               945   49.5   1,498 365.4
Maintenance and
 Other Operation    586   15.8     228   6.5
Non-recoverable
 Merger Costs       (11) (52.4)   (182)(89.7)
Asset Impairments   867   N.M.     -     -
Depreciation and
 Amortization       134   10.8     152  13.9
Taxes Other Than
 Income Taxes        76   11.4     (16) (2.3)
                  -----         ------
      Total      $2,203   19.9  $1,518  15.9
                 ======         ======

The increase in Fuel and Purchased Energy expense was primarily attributable to an increase in Gas expense was primarily due to a full year of HPL operations compared to a partial year from our acquisition date in July 2001. The increase in Fuel and Purchased Energy - Gas expense was partially offset by the decrease in Fuel and Purchased Energy - Electric expense which was caused by a decrease in average unit cost of fuel and a decrease in western plants' net generation. The lower cost of fuel is due to lower market prices for natural gas, and fuel oil and a deferral of underrecovered fuel costs.

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

                 2002 Pre-Tax Estimated Loss
                         (in millions)

Asset Impairments
  Held for Sale             $ 483.1
                               Asset Impairments
                               Held and Used 651.4
                                Investment Value
                                  Losses 291.9
                            -------

       Total               $1,426.4

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

Other Income increased $240 million in 2001. This increase was primarily caused by an increase in equity earnings due to acquisitions of $63 million, a $73 million gain from the sale of a generating plant (see Note 1). Other Expenses increased by $110 million or 143% in 2001 due to costs to exit air transportation, fiber optic and Datapult businesses (see Note 1).

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
                   =====          ====           ====


Reclassification

Balance sheet amounts have been restated to reflect our reclassification of certain assets and liabilities related to forward physical and financial transactions (see "Reclassification" discussion in Note 1). Based upon AEP's legal rights of offset, physical and financial contracts were netted in 2002 and 2001 amounts and financial contracts were netted in 2000 and 1999 amounts. Related assets and liabilities were not netted in 1998 amounts as the impact is not material.

Financial Condition

We measure our financial condition by the strength of the Consolidated Balance Sheets and the liquidity provided by cash flows and earnings.

Balance sheet capitalization ratios and cash flow ratios are principal determinants of our credit quality.

Credit Ratings

The rating agencies have been conducting credit reviews of AEP and our registrant subsidiaries. The agencies are also reviewing most companies in the energy sector due to issues which impact the entire industry, not only AEP and our subsidiaries.

In February 2003 Moody's Investors Service (Moody's) completed its review of AEP and our rated subsidiaries. The results of that review were downgrades of the following ratings for our unsecured debt: AEP to Baa3 from Baa2, APCo from Baa1 to Baa2, TCC from Baa1 to Baa2, PSO from A2 to Baa1, SWEPCo from A2 to Baa1. TNC, which had no senior unsecured notes outstanding at the time of the ratings action, had its mortgage bond debt downgraded from A2 to A3. AEP's commercial paper was also concurrently downgraded from P-2 to P-3. The completion of this review was a culmination of earlier ratings action in 2002 that had included a downgrade of AEP from Baa1 to Baa2 and the placement of five of our registrants on negative outlook. With the completion of the reviews, Moody's has placed AEP and it's rated subsidiaries on stable outlook.

In February 2003 Standard & Poor's placed AEP's senior unsecured debt and commercial paper ratings on credit watch with negative implications, and did the same with our subsidiaries. S&P indicated that resolution regarding these actions would come within a short time.

In 2002 Fitch Ratings Service downgraded both PSO and SWEPCo from A to A- for the senior unsecured notes. Fitch has AEP and our subsidiaries on stable outlook and the commercial paper rating is stable at F-2.

Current ratings of our subsidiaries' first mortgage bonds are listed in the following table:


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

AEP's common equity to total capitalization declined to 32% in 2002 from 36% in 2001 and 37% in 2000. Total capitalization includes long-term debt due within one year, equity unit senior notes, minority interest and short-term debt. Preferred stock at 1% remained unchanged. In 2002 long-term debt including equity unit senior notes and trust preferred securities increased from 43% to 50% while Short-term Debt decreased from 17% to 14% and Minority Interest in Finance Subsidiary remained unchanged at 3%. In 2001 Long-term Debt remained unchanged while Short-term Debt decreased from 20% to 17% and Minority Interest in Finance Subsidiary increased to 3%. In 2002, 2001 and 2000, AEP did not issue any shares of common stock to meet the requirements of the Dividend Reinvestment and Direct Stock Purchase Plan and the Employee Savings Plan. Common stock was issued in 2002 for stock options exercised and under an equity offering (discussed in Financing Activity).

Liquidity

Liquidity, or access to cash, has become a more critical factor in determining the financial stability of the Company due to volatility in wholesale power markets and the potential limitations that credit rating downgrades place on a company's ability to raise capital. Management is committed to preserving an adequate liquidity position and addressing our financial needs in 2003.

As of December 31, 2002, we had an available liquidity position of $3.5 billion as illustrated in the table below:

Credit Facilities

                       (in millions) Maturity
Commercial Paper Backup
  Lines of Credit          $2,500*       5/03
Commercial Paper Backup
  Lines of Credit           1,000        5/05
Corporate Separation
  Revolving Credit          1,725        4/03
Euro Revolving Credit
  Facilities                  315       10/03
                           ------
         Total              5,540

Cash
Liquidity Reserve           1,000**
Total Credit Facilities
  and Cash                  6,540

Less: Commercial Paper
        Outstanding         1,415
      Corporate Separation
        Loans               1,300
      Euro Revolving
        Credit Loans          305
                           ------
Total Available Liquidity  $3,520
                           ======

 *  Contains one year term-out provision.
** Unrestricted and excludes $213 million of operational cash on hand.

Our goal for 2003 is to use cash from operations to fund our capital expenditures, dividend payments and working capital requirements. Short-term debt is used as an interim bridge for timing differences in the need for cash or to fund debt maturities until permanent financing is arranged.

Short-term funding comes from the parent company's commercial paper program and revolving credit facilities. Proceeds are loaned to our subsidiaries through intercompany notes. We also operate a non-utility and utility money pool to minimize the AEP System's external short-term funding requirements and sell accounts receivable to provide liquidity for our domestic electric subsidiaries. The commercial paper program is backed by $3.5 billion in bank facilities of which $1 billion matures in May 2005. The remaining $2.5 billion matures in May 2003 and has a one-year term-out provision at our option. At December 31, 2002 approximately $1.4 billion of commercial paper was outstanding. A portion of the commercial paper balance is related to funding of debt maturities of the Ohio and Texas subsidiaries pending a permanent financing program. The Ohio and Texas subsidiaries issued $2,025 million of senior unsecured notes in February 2003 with maturity dates ranging from 2005 to 2033. The commercial paper balance outstanding decreased in early 2003 due to repayment with proceeds from these issuances.

AEP also has a $1.725 billion bank facility maturing in April 2003 that is available for debt refinancing. At December 31, 2002, $1.3 billion was outstanding under that facility. With the issuance of the permanent financing for the Ohio and Texas subsidiaries mentioned above, this facility was repaid and cancelled in February 2003.

We also have revolving credit facilities in place for 300 million Euros to support the wholesale business in Europe. At December 31, 2002, the majority of these facilities were drawn.

AEP also maintains a minimum $300 million cash liquidity reserve fund to support its marketing operations in the U.S. and keeps additional cash on hand as market conditions change. At December 31, 2002, we had $1 billion of cash available for liquidity.

On December 6, 2002, we closed a 364-day, $425 million facility and used it to partially repay the maturing interim financing for the U.K. generation plants
(FFF). The facility was secured by a pledge of the shares of AEP companies in the FFF ownership chain and guaranteed by the parent company. A portion ($213 million) of the facility is due in May 2003. The remainder of the FFF interim financing was repaid using a combination of existing funds and draws against the two Euro revolving credit facilities. In total, we had approximately $6.5 billion in liquidity sources of which $3.5 billion were unused and available at December 31, 2002.

During 2002, cash flow from operations was approximately $1.7 billion, including $21 million from Net Income Before Discontinued Operations, Extraordinary Items and Cumulative Effect, approximately $1.3 billion from depreciation, amortization, deferred taxes, and deferred investment tax credits, approximately $1.1 billion associated with asset, investment value and other impairments, offset by additional working capital requirements of approximately $700 million. These additional working capital requirements reflect the one time impact of the discontinuance of the sale of accounts receivable for Texas companies and billing delays related to the transition to customer choice in Texas, higher margin requirements for gas trading, seasonal fuel inventory growth, and other miscellaneous items. Construction expenditures were $1.7 billion including major expenditures for emission control technology on several coal-fired generating units (see discussion in Note 9). Dividends on common stock were $793 million. Cash from operations, proceeds from the sale of SEEBOARD, CitiPower and the Texas REPs and the issuance of common stock, common equity units, 15-year notes for a wind generation project and transition funding bonds provided funds to reduce debt, fund construction and pay dividends.

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

During 2001, the proceeds of AEP's $1.25 billion global notes issuance and proceeds from the sale of a U.K. distribution company and two generating plants provided cash to purchase assets, fund construction, retire debt and pay dividends. Major construction expenditures include amounts for a wind generating facility and emission control technology on several coal-fired generating units. Asset purchases included HPL, coal mines, a barge line, a wind generating facility and two coal-fired generating plants in the U.K. These acquisitions accounted for the increase in total debt during 2001. Long-term funding arrangements for specific assets are often complex and typically not completed until after the acquisition.

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

We generally use short-term borrowings to fund property acquisitions and construction until long-term funding mechanisms are arranged. Some acquisitions of existing business entities include the assumption of their outstanding debt and certain liabilities. Sources of long-term funding include issuance of AEP common stock, minority interest, long-term debt, sale-leasebacks and leasing arrangements. The domestic electric subsidiaries generally issue short-term debt to provide for interim financing of capital expenditures that exceed internally generated funds and periodically reduce their outstanding short-term debt through issuances of long-term debt and additional capital contributions from their parent company.

Our revolving credit agreements include covenants that require us to perform certain actions, including maintaining specified financial ratios. Non-performance of these covenants may result in an event of default under these credit agreements. At December 31, 2002, we complied with the covenants contained in these credit agreements. In addition, a default under any other agreement or instrument relating to our debt outstanding in excess of $50 million is an event of default under these credit agreements. An event of default under these credit agreements would cause all amounts outstanding thereunder to be immediately payable.

Financing Activity

Common Stock

In June 2002 AEP issued 16 million shares of common stock at $40.90 per share through an equity offering and received net proceeds of $634 million. Proceeds from the sale of equity units and common stock were used to pay down short-term debt and establish a cash liquidity reserve fund.

Equity Units

In June 2002, AEP issued 6.9 million equity units at $50 per unit ($345 million). See Note 27 for additional information.

Debt

In February 2002 TCC issued $797 million of securitization notes that were approved by the PUCT as part of Texas restructuring to recover generation related regulatory assets. The proceeds were used to reduce TCC's debt and equity.

In April 2002 AEP closed on a bridge loan facility consisting of a $1.125 million 364-day revolving credit facility and a $600 million 364-day term loan facility to prepare for corporate separation. At year-end, $600 million was borrowed under the term loan facility and $700 million was borrowed under the revolving credit facility. Those amounts were repaid and the facility terminated when bonds were issued by CSPCo, OPCo, TCC and TNC in February 2003.

In February 2003 CSPCo issued $250 million of unsecured senior notes due 2013 at a coupon of 5.50% and $250 million of unsecured senior notes due 2033 at a coupon of 6.60%. OPCo issued $250 million of unsecured senior notes due 2013 at a coupon of 5.50% and $250 million of unsecured senior notes due 2033 at a coupon of 6.60%. TCC issued $100 million of unsecured senior notes due 2005 at a variable rate, $150 million of unsecured senior notes due 2005 at a coupon of 3.0%, $275 million of unsecured senior notes due 2013 at a coupon of 5.50% and $275 million of unsecured senior notes due 2033 at a coupon of 6.65%. TNC issued $225 million of unsecured senior notes due 2013 at a coupon of 5.50%. The use of proceeds from the above bonds was repayment of the bridge loan facility mentioned above, repayment of short-term debt, and for general corporate purposes.


In 2002 the following issuances were completed by the subsidiaries of AEP:

------------ -------------- ----------- ------------ ---------

                            Principal
                             Amount
                              (in
                Company Type of Debt millions) Interest Due Date
                                      Rate
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
             Senior
APCo         Unsecured        $450         4.80%       2005
             Notes
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
             Senior
APCo         Unsecured         200        4.32%*       2007
             Notes
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
             Installment
I&M          Purchase           50         4.90%       2025
             Contracts
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
             Senior
I&M          Unsecured         150         6.0%        2032
             Notes
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
             Senior
I&M          Unsecured         100        6 3/8%       2012
             Notes
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
KPCo         Senior
             Unsecured         125         5.50%       2007
             Notes
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
             Senior
KPCo         Unsecured          80        4.32%*       2007
             Notes
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
             Senior
KPCo         Unsecured          70        4.37%*       2007
             Notes
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
PSO          Senior
             Unsecured         200         6.00%       2032
             Notes
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
SWEPCo       Senior
             Unsecured         200         4.50%       2005
             Notes
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
Other        Notes Payable     121        6.20%-       2017
Subsidiaries                               6.60%
------------ -------------- ----------- ------------ ---------
------------ -------------- ----------- ------------ ---------
Other        Revolving         305       Variable      2003
Subsidiaries Credit
------------ -------------- ----------- ------------ ---------
--------------------------------------------------------------
*Interest rate payable by subsidiary in U.S. dollars. While these companies do not have an Australian rate obligation, there is an underlying interest rate to Australian investors in Australian dollars of either 6% or a variable rate.
--------------------------------------------------------------

The subsidiaries also redeemed approximately $2 billion of long-term debt in 2002.

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

AEP Credit purchases, without recourse, the accounts receivable of most of the domestic utility operating companies. AEP Credit's financing for the purchase of receivables changed in December 2001. Starting December 31, 2001, AEP Credit entered into a sale of receivables agreement. The agreement allows AEP Credit to sell certain receivables and receive cash meeting the requirements of SFAS 140 for the receivables to be removed from the Consolidated Balance Sheets. At December 31, 2002, AEP Credit had $454 million sold under this agreement. See
Note 23 for further discussion.

Off-balance Sheet Arrangements

AEP enters into off-balance sheet arrangements for various reasons ranging from accelerating cash collections, reducing operational expense to spreading risk of loss to third parties. The following identifies AEP's significant off-balance sheet arrangements:

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

AEP, is the construction agent for Katco, and is responsible for completing construction by December 31, 2003, subject to unforeseen events beyond AEP's control.

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

Minority Interest in Finance Subsidiary

In August 2001 AEP formed AEP Energy Services Gas Holding Co. II, LLC (SubOne) and Caddis Partners, LLC (Caddis). SubOne is a wholly owned consolidated subsidiary of AEP that was capitalized with the assets of Houston Pipe Line Company, Louisiana Interstate Gas Company (AEP subsidiaries) and $321.4 million of AEP Energy Services Gas Holding Company (AEP Gas Holding is an AEP subsidiary and parent of SubOne) preferred stock, that is convertible into AEP common stock at market price on a dollar-for-dollar basis. Caddis was capitalized with $2 million cash and a subscription agreement that represents an unconditional obligation to fund $83 million from SubOne and $750 million from Steelhead Investors LLC ("Steelhead" - non-controlling preferred member interest). As managing member, SubOne consolidates Caddis. Steelhead is an unconsolidated special purpose entity and has a capital structure of $750 million of which 3% is equity from investors with no relationship to AEP or any of its subsidiaries and 97% is debt from a syndicate of banks. The use of Steelhead allows AEP to limit its risk associated with Houston Pipe Line Company and Louisiana Intrastate Gas Company.

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






Summary Obligations Information

The contractual obligations of AEP include amounts reported on the Consolidated
Balance Sheets and other obligations disclosed in the footnotes. The following table summarizes AEP's contractual cash obligations at December 31, 2002:

                                                                    Payments Due by Period
                                                                        (in millions)
Contractual Cash Obligations             Less Than 1 year      2-3 years    4-5 years      After 5 years      Total
----------------------------             ----------------      ---------    ---------      -------------    -------

Long-term Debt                                    $1,633          $1,817         $2,316          $ 4,354      $10,120
Short-term Debt                                    3,164            -              -                -           3,164
Equity Unit Senior Notes                            -               -               376             -             376
Trust Preferred Securities                          -               -              -                 321          321
Minority Interest In Finance
 Subsidiary (a)                                     -               -               759             -             759
Preferred Stock Subject to
 Mandatory Redemption                               -               -               -                 84           84
Capital Lease Obligations                             70              90             50               18          228
Unconditional Purchase
 Obligations (b)                                   1,405           1,810            989            1,513        5,717
Noncancellable Operating Leases                      305             523            479            2,462        3,769
                                                  ------          ------         ------          -------      -------
  Total Contractual
   Cash Obligations                               $6,577          $4,240         $4,969          $ 8,752      $24,538
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

The SPE's, described under "Off-Balance Sheet Arrangements" above, have been employed for some of the contractual cash obligations reported in the above table. The lease of Rockport Plant Unit 2 and the Gavin Scrubbers, the permanent financing of HPL, and the sale of accounts receivable all use SPE's. Neither AEP nor any AEP related parties have an ownership interest in the SPE. AEP does not guarantee the debt of these entities. These SPEs are not consolidated in AEP's financial statements in accordance with GAAP. As a result, neither the assets nor the debt of the SPE are included on the Consolidated Balance Sheets. The future cash obligations payable to the SPEs are included in the above table.






In addition to the amounts disclosed in the contractual cash obligations table above, AEP and our subsidiaries make commitments in the normal course of business. These commitments include standby letters of credit, guarantees for the payment of obligation performance bonds, and other commitments. AEP's commitments outstanding at December 31, 2002 under these agreements are summarized in the table below:


                                                    Amount of Commitment Expiration Per Period
                                                                     (in millions)
Other Commercial Commitments             Less Than 1 year      2-3 years    4-5 years      After 5 years    Total
----------------------------             ----------------      ---------    ---------      -------------    -----

Standby Letters of Credit (a)                $  125               $  1       $ -               $ 40         $  166
Guarantees of the Performance
 of Outside Parties (b)                          13                 17        325               137            492
Guarantees of our Performance                 1,159                  2         82                 9          1,252
Construction of Generating and
 Transmission Facilities for
 Third Parties (c)                              671                 83         47                67            868
Other Commercial
 Commitments (d)                                 14                 53         11                -              78
                                             ------               ----       ----              ----         ------
Total Commercial Commitments                 $1,982               $156       $465              $253         $2,856
                                             ======               ====       ====              ====         ======


(a) AEP has standby letters of credit to third parties. These letters of credit cover gas and electricity trading contracts, various construction contracts and credit enhancement for issued bonds. All of these letters of credit were issued at a subsidiary level of AEP in the subsidiaries' ordinary course of business. The maximum future payments of these letters of credit are $166 million with maturities ranging from January 2003 to December 2007. There is no liability recorded for these letters of credit in accordance with FIN 45. Since AEP is the parent to all these subsidiaries, it holds all assets of the subsidiary as collateral. There is no recourse to third parties in the event these letters of credit are drawn.
(b) These amounts are the balances drawn, not the maximum guarantee disclosed in
Note 10. (c) As construction agent for third party owners of power plants and transmission facilities, the Company has committed by contract terms to complete construction by dates specified in the contracts. Should the Company default on these obligations, financial payments could be up to 100% of contract value (amount shown in table) or other remedies required by contract terms. (c) Represents estimated future payments for power to be generated at facilities under construction.

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

APCo, AEP's subsidiary which operates in Virginia and West Virginia, has been seeking regulatory approval to build a new high voltage transmission line for over a decade. Certificates have been issued by both the WVPSC and the Virginia SCC authorizing construction and operation of the line. On December 31, 2002, the United States Forest Service issued a final environmental impact statement and record of decision to allow the use of federal lands in the Jefferson National Forest for construction of a portion of the line. We expect additional state and federal permits to be issued in the first half of 2003. Through December 31, 2002 we had invested approximately $51 million in this effort. The line is estimated to cost $287 million including amounts spent to date with completion in 2006. If the required permits are not obtained and the line is not constructed, the $51 million investment would be written off adversely affecting future results of operations and cash flows.

Pension Plans

The Company maintains qualified defined benefit pension plans (Qualified Plans), which cover substantially all non-union and certain union associates and unfunded excess plans to provide benefits in excess of amounts permitted to be paid under the provisions of the tax law to participants in the Qualified Plans. Additionally, the Company has entered into individual retirement agreements with certain current and retired executives that provide additional retirement benefits.

Our pension income for all pension plans approximated $69 million and $44 million for the years ended December 31, 2001 and December 31, 2002, respectively, and is calculated based upon a number of actuarial assumptions, including an expected long-term rate of return on our Qualified Plans' assets of 9%. In developing our expected long-term rate of return assumption, we evaluated input from our actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions. Projected returns by such actuaries and consultants are based on broad equity and bond indices. We also considered historical returns of the investment markets as well as our 10-year average return (for the period ended 2002) of 8.8%. We anticipate that our investment managers will continue to generate long-term returns of at least 9.0%. Our expected long-term rate of return on the Qualified Plans' assets is based on an asset allocation assumption of 70% with equity managers, with an expected long-term rate of return of 10.5%, and 28% with fixed income managers, with an expected long-term rate of return of 6%, and 2% in cash and short term investments with an expected rate of return of 3%. Because of market fluctuation, our actual asset allocation as of December 31, 2002 was 67% with equity managers and 32% with fixed income managers and 1% in cash. We believe, however, that our long-term asset allocation on average will approximate 70% with equity managers, 28% with fixed income managers and the remaining 2% in cash. We regularly review our actual asset allocation and periodically rebalance our investments to our targeted allocation when considered appropriate. We continue to believe that 9.0% is a reasonable long-term rate of return on our Qualified Plans' assets, despite the recent market downturn in which our Qualified Plans' assets had a loss of 11.2% for the twelve months ended December 31, 2002. We will continue to evaluate our actuarial assumptions, including our expected rate of return, at least annually, and will adjust as necessary.

We base our determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded. As of December 31, 2002 we had cumulative losses of approximately $879 million which remain to be recognized in the calculation of the market-related value of assets. These unrecognized net actuarial losses result in increases in our future pension costs depending on several factors, including whether such losses at each measurement date exceed the corridor in accordance with SFAS No. 87, "Employers' Accounting for Pensions."

The discount rate that we utilize for determining future pension obligations is based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The discount rate determined on this basis has decreased from 7.25% at December 31, 2001 to 6.75% at December 31, 2002. Due to the effect of the unrecognized actuarial losses and based on an expected rate of return on our Qualified Plans' assets of 9.0%, a discount rate of 6.75% and various other assumptions, we estimate that our pension expense for all pension plans will approximate $2 million, $46 million and $97 million in 2003, 2004 and 2005, respectively. Future actual pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in our pension plans.

Lowering the expected long-term rate of return on our Qualified Plans, assets by ..5% (from 9.0% to 8.5%) would have reduced our pension income for 2002 by approximately $19 million. Lowering the discount rate by 0.5% would have reduced our pension income for 2002 by approximately $8 million.

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

Critical Accounting Policies

In the ordinary course of business, AEP has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. AEP believes that the following discussion addresses the most critical accounting policies, which are those that are most important to the portrayal of the financial condition and results and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Revenue Recognition
Regulatory Accounting - The consolidated financial statements of AEP and the financial statements of electric operating subsidiary companies with cost-based rate-regulated operations (I&M, KPCo, PSO, and a portion of APCo, OPCo, CSPCo, TCC, TNC and SWEPCo) reflect the actions of regulators that can result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with SFAS 71, regulatory assets (deferred expenses to be recovered in the future) and regulatory liabilities (deferred future revenue reductions or refunds) are recorded to reflect the economic effects of regulation by matching expenses with their recovery through regulated revenues in the same accounting period and by matching income with its passage to customers through regulated revenues in the same accounting period. Regulatory liabilities are also recorded to provide for refunds to customers that have not yet been made.

When regulatory assets are probable of recovery through regulated rates, we record them as assets on the balance sheet. We test for probability of recovery whenever new events occur, for example, issuance of a regulatory commission order or passage of new legislation. If we determine that recovery of a regulatory asset is no longer probable, we write-off that regulatory asset as a charge against earnings. A write-off of regulatory assets may also reduce future cash flows since there may be no recovery through regulated rates.

Traditional Electricity Supply and Delivery Activities - Revenues are recognized on the accrual or settlement basis for normal retail and wholesale electricity supply sales and electricity transmission and distribution delivery services. The revenues are recognized in our Consolidated Statements of Operations when the energy is delivered to the customer and include unbilled as well as billed amounts. In general, expenses are recorded when purchased electricity is received and when expenses are incurred.

Domestic Gas Pipeline and Storage Activities - Revenues are recognized from domestic gas pipeline and storage services when gas is delivered to contractual meter points or when services are provided. Transportation and storage revenues also include the accrual of earned, but unbilled and/or not yet metered gas.

Substantially all of the forward gas purchase and sale contracts, excluding wellhead purchases of natural gas, swaps and options for the domestic pipeline operations, qualify as derivative financial instruments as defined by SFAS 133. Accordingly, net gains and losses resulting from revaluation of these contracts to fair value during the period are recognized currently in the consolidated results of operations, appropriately discounted and net of applicable credit and liquidity reserves.

Energy Marketing and Trading Activities -In 2000, 2001 and throughout the majority of 2002, AEP engaged in broad non-regulated wholesale electricity, natural gas and other commodity marketing and trading transactions (trading activities). AEP's trading activities involved the purchase and sale of energy under forward contracts at fixed and variable prices and the buying and selling of financial energy contracts which include exchange traded futures and options and over-the-counter options and swaps. We used the mark-to-market method of accounting for trading activities as required by EITF Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF 98-10). Under the mark-to-market method of accounting, gains and losses from settlements of forward trading contracts are recorded net in revenues. For energy contracts not yet settled, whether physical or financial, changes in fair value are recorded net as revenues. Such fair value changes are referred to as unrealized gains and losses from mark-to-market valuations. When positions are settled and gains and losses are realized, the previously recorded unrealized gains and losses from mark-to-market valuations are reversed. Unrealized mark-to-market gains and losses are included in the Consolidated Balance Sheets as "Energy Trading and Derivative Contracts." In October 2002, management announced plans to focus on wholesale markets where we own assets.

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

For AEP, the trading of energy options, futures and swaps, represents financial transactions with unrealized gains and losses from changes in fair values reported net in revenues until the contracts settle. When these contracts settle, we record the net proceeds in revenues and reverse the prior cumulative unrealized net gain or loss.

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

Volatility in energy commodity markets affects the fair values of all of our open trading and derivative contracts exposing us to market risk and causing our results of operations to be subject to volatility. See Note 17, "Risk Management, Financial Instruments and Derivatives" for a discussion of the policies and procedures used to manage our exposure to market and other risks from trading activities.

Given the previously discussed reduction in AEP's trading activities, the impact of mark-to-market accounting on our financial statements is expected to decline in future periods.

Long-Lived Assets

Long-lived assets, including fixed assets and intangibles, are evaluated periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of any such assets may not be recoverable. If the sum of the undiscounted cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance. Our estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to our business model or changes in our operating performance.

Pension Benefits

We sponsor pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements. Several statistical and other factors which attempt to anticipate future events are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets and rate of future compensation increases as determined by management, within certain guidelines. In addition, our actuarial consultants also use subjective factors such as withdrawal and mortality rates to estimate these factors. The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension expense recorded.

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

Policies and procedures have been established to identify, assess, and manage market risk exposures in our day to day operations. Our risk policies have been reviewed with the Board of Directors, approved by a Risk Executive Committee and administered by a Chief Risk Officer. The Risk Executive Committee establishes risk limits, approves risk policies, assigns responsibilities regarding the oversight and management of risk and monitors risk levels. This committee receives daily, weekly, and monthly reports regarding compliance with policies, limits and procedures. The committee meets monthly and consists of the Chief Risk Officer, Chief Credit Officer, V.P. of Market Risk Oversight, and senior financial and operating managers.
We use a risk measurement model which calculates Value at Risk (VaR) to measure our commodity price risk in the trading portfolio. The VaR is based on the variance - covariance method using historical prices to estimate volatilities and correlations and assuming a 95% confidence level and a one-day holding period. Based on this VaR analysis, at December 31, 2002 a near term typical change in commodity prices is not expected to have a material effect on our consolidated results of operations, cash flows or financial condition. The following table shows the high, average, and low market risk as measured by VaR at:

                      December 31,
          -----------------------------------
                   2002             2001
                   ----             ----
          High Average Low   High Average Low
                       (in millions)

AEP        $24    $12   $4    $28    $14   $5

After the October announcement of our strategy to reduce trading activity, the related VaRs were substantially reduced. The average AEP trading VaR for the fourth quarter 2002 was $7 million as compared to $13 million for fourth quarter 2001. In 2003 we will continue to adjust our VaR limit structure commensurate with our anticipated level of trading activity.

We also utilize a VaR model to measure interest rate market risk exposure. The interest rate VaR model is based on a Monte Carlo simulation with a 95% confidence level and a one year holding period. The volatilities and correlations were based on three years of weekly prices. The risk of potential loss in fair value attributable to AEP's exposure to interest rates, primarily related to long-term debt with fixed interest rates, was $527 million at December 31, 2002 and $673 million at December 31, 2001. However, since we would not expect to liquidate our entire debt portfolio in a one year holding period, a near term change in interest rates should not materially affect consolidated results of operations or financial position.

AEP is exposed to risk from changes in the market prices of coal and natural gas used to generate electricity where generation is no longer regulated or where existing fuel clauses are suspended or frozen. The protection afforded by fuel clause recovery mechanisms has either been eliminated by the implementation of customer choice in Ohio (effective January 1, 2001) and in the ERCOT area of Texas (effective January 1, 2002) or frozen by settlement agreements in Michigan and West Virginia or capped in Indiana. To the extent the fuel supply of the generating units in these states is not under fixed price long-term contracts, AEP is subject to market price risk. AEP continues to be protected against market price changes by active fuel clauses in Oklahoma, Arkansas, Louisiana, Kentucky, Virginia and the SPP area of Texas.

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

Credit Risk

AEP limits credit risk by extending unsecured credit to entities based on internal ratings. In addition, AEP uses Moody's Investors Service, Standard and Poor's and qualitative and quantitative data to independently assess the financial health of counterparties on an ongoing basis. This data, in conjunction with the ratings information, is used to determine appropriate risk parameters. AEP also requires cash deposits, letters of credit and parental/affiliate guarantees as security from counterparties depending upon credit quality in our normal course of business.

We trade electricity and gas contracts with numerous counterparties. Since our open energy trading contracts are valued based on changes in market prices of the related commodities, our exposures change daily. We believe that our credit and market exposure with any one counterparty is not material to our financial condition at December 31, 2002. At December 31, 2002 approximately 7% of our exposure was below investment grade as expressed in terms of net MTM assets. Net MTM assets represents the aggregate difference between the forward market price for the remaining term of the contract and the contractual price per counterparty. The following table approximates counterparty credit quality and exposure for AEP based on netting across AEP entities, commodities and instruments.

                           Futures,
                           Forward
                          and Swap
Counterparty              Contracts  Options    Total
 Credit Quality:
December 31, 2002
                              (in millions)
AAA/Exchanges        $      26      $    2    $    28
AA                         307          33        340
A                          448          26        474
BBB                        700         101        801
Below   Investment
 Grade                     107          11        118
                       -------    --------     ------

  Total                $ 1,588    $    173     $1,761
                       =======    ========     ======

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

We recognize the net change in the fair value of all open trading contracts in accordance with generally accepted accounting principles and include the net change in mark-to-market amounts on a net discounted basis in revenues. The marking-to-market of open trading contracts contributed an unrealized $180 million to revenues in 2002. The mark-to-market fair values of open short-term trading contracts are based on exchange prices and broker quotes. The fair value of open long-term trading contracts are based mainly on internally developed valuation models. The gross value is present valued and reduced by appropriate valuation adjustments for counterparty credit risks and liquidity risk to arrive at fair value. The models are derived from internally assessed market prices with the exception of the NYMEX gas curve, where we use daily settled prices. Forward price curves are developed for inclusion in the model based on broker quotes and other available market data. The liquid portion of these curves are validated on a regular basis by the middle-office through the market data. Illiquid portions of the curves are validated through a review of the underlying market assumptions and variables for consistency and reasonableness. The end of the month liquidity reserve is based on the difference in price between the price curve and the bid price if we have a long position and the price curve and the ask price if we have a short position. This provides for a more accurate valuation of energy contracts.

The use of these models to fair value open trading contracts has inherent risks relating to the underlying assumptions employed by such models. Independent controls are in place to evaluate the reasonableness of the price curve models. Significant adverse or favorable effects on future results of operations and cash flows could occur if market prices, at the time of settlement, do not correlate with the Company developed price models.

The effect on the Consolidated Statements of Operations of marking to market open electricity trading contracts in the Company's regulated jurisdictions, is deferred as regulatory assets (losses) or liabilities (gains) since these transactions are included in cost of service on a settlement basis for ratemaking purposes. Unrealized mark-to-market gains and losses from trading are reported as assets or liabilities.

The following table shows net revenues (revenues less fuel and purchased energy expense) and their relationship to the mark-to-market revenues (the change in fair value of open trading contracts).

                                  December 31,
                        2002       2001        2000
                        ----       ----        ----

                                  (in millions)
Revenues
 (including
 mark-to-
 market
 adjustment)          $14,536    $13,252    $11,326
Fuel and
 Purchased
 Energy
 Expense                5,980      5,429      4,093
                      -------    -------    -------
Net Revenues          $ 8,556    $ 7,823    $ 7,233
                      =======    =======    =======
Mark-to-Market
 Revenues                $180       $207       $187
                          ===       ====       ====
Percentage of
 Net Revenues
 Represented by
 Mark-to-Market
 On Open
 Trading  Positions
                           2%         3%         3%
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

Net Fair Value of Mark-to-Market Energy Trading and Derivative Contracts
                                                                                             December 31
                                                                                       ----------------------
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


Mark-to-Market Energy Trading and Derivative Contracts
                                                                                       Total
                                                                                   (in millions)
Net Fair Value of Energy Trading and Derivative Contracts
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
                                                                                       =====

(a) (Gain) Loss from Contracts Realized/Settled During the Period" include realized gains from energy trading contracts and related derivatives that settled during 2002 that were entered into prior to 2002. (b) The "Fair Value of New Open Contracts When Entered Into During Period" represents the fair value of long- term contracts entered into with customers during 2002. The fair value is calculated as of the execution of the contract. Most of the fair value comes from longer term fixed price contracts with customers that seek to limit their risk against fluctuating energy prices. The contract prices are valued against market curves representative of the delivery location. (c) Net Option Premiums Paid/(Received)" reflects the net option premiums paid/(received) as they relate to unexercised and unexpired option contracts that were entered into in 2002.
(d) The Company changed the discount rate applied to its trading portfolio from BBB+ Utility to LIBOR in the second quarter which increased fair value by $10 million. In addition, the Company changed its methodology in valuing a spread option model so as to more accurately reflect the exercising of power transactions at optimal prices which reduced fair value by $9 million.
(e)"Change in Market Value of Energy Trading Contracts Allocated to Regulated Jurisdictions" relates to the net gains of those contracts that are not reflected in the Consolidated Statements of Operations. These net gains are recorded as regulatory liabilities for those subsidiaries that operate in regulated jurisdictions. (f)"Changes in Market Value of Contracts" represents the fair value change in the trading portfolio due to market fluctuations during the current period. Market fluctuations are attributable to various factors such as supply/demand, weather, storage, etc.



Mark-to-Market Energy Trading and Derivative Contract Maturities

                                                          Fair Value of Contracts at December 31, 2002
                                                                             Maturities
                                                                            (in millions)

AEP Consolidated                                  Less than                             In Excess       Total Fair
Source of Fair Value                               1 year    1-3 years     4-5 years    Of 5 years        Value
--------------------                               ------    ---------     ---------    ----------        -----

Prices Actively Quoted (a)                          $(32)         $ 69          $ -            $ -           $ 37
Prices Provided by Other External
 Sources (b)                                          24           189           11              -            224
Prices Based on Models and Other
 Valuation Methods (c)                               (84)           13           36             24            (11)
                                                    ----          ----          ---            ---         ------
  Total                                             $(92)         $271          $47            $24          $ 250
                                                    ====          ====          ===            ===          =====


(a) "Prices Actively Quoted" represents the Company's exchange traded futures, options and euro dollar positions.
(b) "Prices Provided by Other External Sources" represents the Company's positions in natural gas, power, and coal at points where over-the-counter broker quotes are available. Some prices from external sources are quoted as strips (one bid/ask for Nov-Mar, Apr-Oct, etc). Such transactions have also been included in this category.
(c) "Prices Based on Models and Other Valuation Methods" contain the following: the value of the Company's adjustments for liquidity and counterparty credit exposure, the value of contracts not quoted by an exchange or an over-the-counter broker, the value of transactions for which an internally developed price curve was developed as a result of the long dated nature of certain transactions, and the value of certain structured transactions.




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

Inflation affects our cost of replacing, operating and maintaining utility plant assets. The rate-making process limits recovery to the historical cost of assets, resulting in economic losses when the effects of inflation are not recovered from customers on a timely basis. However, economic gains that result from the repayment of long-term debt with inflated dollars partly offset such losses.

Industry Restructuring

Four of the eleven state retail jurisdictions (Michigan, Ohio, Texas and Virginia) in which our domestic electric utility companies operate have implemented retail restructuring legislation. Three other states (Arkansas, Oklahoma and West Virginia) initially adopted retail restructuring legislation, but have since either delayed the implementation of that legislation, or repealed the legislation (Arkansas). In general, retail restructuring legislation provides for a transition from cost-based rate regulation of bundled electric service to customer choice and market pricing for the supply of electricity. As legislative and regulatory proceedings evolved, six AEP electric operating companies have discontinued the application of SFAS 71, regulatory accounting for the generation business. AEP has not discontinued its regulatory accounting for its subsidiaries doing business in Michigan and Oklahoma. Restructuring legislation, the status of the transition plans and the status of the electric utility companies' accounting to comply with the changes in each of our state regulatory jurisdictions affected by restructuring legislation is presented in Note 8 of the Notes to Consolidated Financial Statements.

Corporate Separation

We have filed with the FERC and SEC seeking approval to separate our regulated and unregulated operations. Our plan for corporate separation would have complied with the requirements of Texas and Ohio restructuring legislation. In Texas, we intended to transfer the generation assets from the integrated electric operating companies (CPL and WTU) which operated in ERCOT prior to the effective date of the Texas Restructuring Legislation to unregulated generation companies. In Ohio, we intended to transfer transmission and distribution assets from the integrated companies to two new wires companies leaving CSPCo and OPCo as generating companies. We proposed amendments to the power pooling agreements to remove the four Ohio and Texas generating companies. Only those operating companies that continue to exist as integrated utilities would have been included in the amended power pooling agreements, which would govern energy exchanges among members and the allocation of their off-system purchases and sales. In connection with corporate separation, certain new interim power supply agreements have been proposed to provide power to distribution companies who will no longer own generation assets. Several state commissions, wholesale customer groups and other interested parties intervened in the FERC proceeding. Negotiated settlement agreements with the state regulatory commissions and other major intervenors were filed with the FERC in December 2001. In September 2002, the FERC conditionally approved our corporate separation plan as modified by the settlement agreements. Terms in the settlement agreements would be effective upon implementation of corporate separation. In addition, SEC approval of our corporate separation plan is required for its implementation. The Arkansas Commission intervened with the SEC, which has extended the length of time needed for the SEC's review. In order to execute this separation, we may be required to retire various debt securities and transfer assets between legal entities.

With the changes in our business strategy in response to current energy market/business conditions, management is evaluating changes to our corporate separation plans, including determining whether legal corporate separation is appropriate.

RTO Formation

FERC Order No. 2000 and many of the settlement agreements with the FERC and state regulatory commissions to approve the AEP-CSW merger, required the transfer of functional control of our transmission system to RTOs.

AEP East companies initially participated in the formation of the Alliance RTO. In December 2001, the FERC reversed prior approvals and rejected the Alliance RTO's filing. Subsequently, in May 2002 AEP announced an agreement with the PJM Interconnection to pursue terms for AEP East companies to participate in PJM with final agreements to be negotiated. In July 2002, the FERC conditionally approved our decision for AEP East companies to join PJM subject to certain conditions being met. The performance of these conditions are only partially under our control. In December 2002, AEP East companies in Indiana, Kentucky, Ohio and Virginia filed for state regulatory commission approval of their plans to transfer functional control of their transmission system to PJM based on statutory or regulatory requirements in those states. Those proceedings are currently pending. In February 2003, the Virginia legislature enacted legislation that would prohibit the transfer to an RTO, until at least July 2004, which is currently awaiting signature by the Governor of Virginia.

AEP West companies are members of ERCOT or the SPP. In May 2002, FERC accepted, conditionally, filings related to a proposed consolidation of the MISO and the SPP. In that order the FERC required the AEP West companies in SPP to file reasons why they should not be required to join MISO. In August 2002, we notified the FERC of our intent that our transmission assets in SPP would participate in MISO. Our SPP companies are also regulated by state public utility commissions, and the Louisiana and Arkansas commissions also filed responses to the FERC's RTO order indicating that additional analysis was required. Regulatory activities concerning various RTO issues are ongoing in Arkansas and Louisiana.

Management is unable to predict the outcome of these transmission regulatory actions and proceedings or their impact on the timing and operation of RTOs, our transmission operations or future results of operations and cash flows.


FERC Proposed Standard Market Design Security Standards

In 2002, the FERC issued its Standard Market Design (SMD) notice of proposed rulemaking seeking to standardize the structure and operation of wholesale electricity markets across the country. The FERC published for comment its proposed security standards as part of the SMD. These standards are intended to ensure all market participants have a basic security program that effectively protects the electric grid and related market activities. Because the rule is not yet finalized, management cannot predict the effect of the final rule on our operations and financial results. See Note 9 for a complete discussion of these proposals.

Litigation

AEP is involved in various litigation. The details of significant litigation contingencies are disclosed in Note 9 and summarized below.

Enron Bankruptcy

In 2002, certain subsidiaries of AEP filed claims in the bankruptcy proceeding of the Enron Corp. and its subsidiaries which are pending in the U.S. Bankruptcy Court for the Southern District of New York. At the date of Enron's bankruptcy, AEP had open trading contracts and trading accounts receivables and payables with Enron and various HPL related contingencies and indemnities including issues related to the underground Bammel gas storage facility and the cushion gas (or pad gas) required for its normal operation.

We believe that we have the right to utilize offsetting receivables and payables and related collateral across various Enron entities by offsetting approximately $110 million of trading payables owed to various Enron entities against trading receivables due to us. We believe we have legal defenses to any challenge that may be made to the utilization of such offsets. At this time we are unable to predict the ultimate resolution of these issues or their impact on results of operations and cash flows. See Note 9 for further discussion.

COLI

A decision by U.S. District Court for the Southern District of Ohio in February 2001 that denied AEP's deduction of interest claimed on our consolidated federal income tax returns related to a COLI program resulted in a $319 million reduction in Net Income for 2000. AEP has appealed the Court's decision. See
Note 18 for further discussion.

Shareholders' Litigation

In 2002 lawsuits alleging securities law violations, a breach of fiduciary duty for failure to establish and maintain adequate internal controls and violations of the Employee Retirement Income Security Act were filed against AEP, certain AEP executives, members of the AEP Board of Directors and certain investment banking firms. These cases are in the initial pleading stage. AEP intends to vigorously defend against these actions. See Note 9 for further discussion.

California Lawsuit

In 2002 the Lieutenant Governor of California filed a lawsuit in California Superior Court against forty energy companies including AEP and two publishing companies alleging violations of California law through alleged fraudulent reporting of false natural gas price and volume information with an intent to affect the market price of natural gas and electricity. AEP intends to vigorously defend against this action. See Note 9 for further discussion.

FERC Wholesale Fuel Complaints

In May 2000 and November 2001 certain TNC wholesale customers filed complaints with FERC alleging that TNC had overcharged them through the fuel adjustment clause for certain purchased power costs. The final resolution of this matter could have a negative impact on future results of operations, cash flow and financial condition. See Note 6 for further discussion.

Merger Litigation

In January 2002, a federal court ruled that the SEC did not properly find that the June 15, 2000 merger of AEP with CSW meets the requirements of the PUHCA and sent the case back to the SEC for further review. Management believes that the merger meets the requirements of the PUHCA and expects the matter to be resolved favorably. See Note 9 for further discussion.

Arbitration of Williams Claim

In 2002 AEP filed its demand for arbitration with the American Arbitration Association to initiate formal arbitration proceedings in a dispute with the Williams Companies (Williams). The proceeding results from Williams' repudiation of its obligations to provide physical power deliveries to AEP and Williams' failure to provide the monetary security required for natural gas deliveries. Although management is unable to predict the outcome of this matter, it is not expected to have a material impact on results of operations, cash flows or financial condition. See Note 9 for further discussion.

Energy Market Investigations

During 2002 the FERC, the California attorney general, the PUCT, the SEC, the Department of Justice and the U.S. Commodity Futures Trading Commission (CFTC) initiated investigations into whether any entity, including Enron, manipulated short-term prices in electric energy or natural gas markets, exercised undue influence over wholesale prices or participated in fraudulent trading practices.

We have and will continue to provide information to the FERC, the SEC, state officials and the CFTC as required. See Note 9 for further discussion.

FERC Market Power Mitigation

A FERC order on our triennial market based wholesale power rate authorization update required certain mitigation actions that we would need to take for sales/purchases within our control area and required us to post information on our website regarding our power system's status. As a result of a request for rehearing filed by AEP and other market participants, FERC issued an order delaying the effective date of the mitigation plan until after a planned technical conference on market power determination. No such conference has been held and management is unable to predict the timing of any further action by the FERC or its affect on future results of operations and cash flows.

Other Litigation

We are involved in a number of other legal proceedings and claims. While management is unable to predict the outcome of such litigation, it is not expected that the ultimate resolution of these matters will have a material adverse effect on the results of operations, cash flows or financial condition.

Environmental Concerns and Issues

We will confront several new environmental requirements over the next decade with the potential for substantial control costs and premature retirement of some generating plants. These policies include: stringent controls on sulfur dioxide (SO2), nitrogen oxide (NOx) and mercury (Hg) emissions from future regulations or laws, or an adverse decision in the New Source Review litigation; a new Clean Water Act rule to reduce fish killed at once-through cooled power plants; and a possible future requirement to reduce carbon dioxide (CO2) emissions as the world endeavors to stabilize atmospheric concentrations of greenhouse gas emissions and avert global climatic changes.

Our environmental policy requires full compliance with all applicable legal requirements. In support of this policy, we invest in research through groups like the Electric Power Research Institute and directly through demonstration projects for new emission control technologies. We intend to continue in a leadership role to protect and preserve the environment while providing vital energy commodities and services to customers at fair prices.

We have a proven record of efficiently producing and delivering electricity and gas while minimizing the impact on the environment. We have spent billions of dollars to equip many of our facilities with pollution control technologies.

Multi-pollutant control legislation has been introduced in Congress and is supported by the Bush Administration. The legislation would regulate NOx, SO2, Hg and possibly CO2 emissions from electric generating plants. We are an advocate of comprehensive, multi-pollutant legislation so that compliance planning can be coordinated and collateral emission reductions maximized. Optimally, such legislation would establish reasonable emission reduction targets and compliance timetables based on sound science, utilize nationwide cap-and-trade programs for achieving compliance as cost-effectively as possible, protect fuel diversity and preserve the reliability of the nation's electric supply. Management is unable to predict the timing or magnitude of additional pollution control laws or regulations. If additional control technology is required on our facilities and their costs are not recoverable from customers through regulated rates or market prices, they could adversely affect future results of operations and cash flows. The following discussions explain existing control efforts, litigation and other pending matters related to environmental issues for AEP companies.

Federal EPA Complaint and Notice of Violation

Since 1999 AEP has been involved in litigation regarding generating plant emissions under the Clean Air Act. Federal EPA, a number of states and special interest groups alleged that AEP System companies modified certain units at coal fired generating plants in violation of the Clean Air Act over a 20 year period.

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

AEP is installing a variety of emission control technologies to reduce NOx emissions to comply with the applicable state and Federal NOx requirements including selective catalytic reduction (SCR) technology and non-SCR technologies. The AEP NOx compliance plan is a dynamic plan that is continually reviewed and revised. Our current estimates indicate that compliance with the above rules could result in required capital expenditures in the range of $1.3 billion to $2 billion of which $843 million has been spent through December 31, 2002. Unless any capital and operating costs of additional pollution control equipment are recovered from customers, they will have an adverse effect on future results of operations, cash flows and possibly financial condition. See
Note 9 for further discussion.

Superfund and State Remediation

By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and SNF. Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically disposed of, or treated in captive disposal facilities, or are beneficially utilized. In addition, our generating plants and transmission and distribution facilities have used asbestos, PCBs and other hazardous and non-hazardous materials. We are currently incurring costs to safely dispose of these substances. Additional costs could be incurred to comply with new laws and regulations if enacted.

Superfund addresses clean-up of hazardous substances at disposal sites and authorizes Federal EPA to administer the clean-up programs. As of year-end 2002, subsidiaries of AEP are named by the Federal EPA as a PRP for five sites. There are six additional sites for which we have received information requests which could lead to PRP designation. We have also been named potentially liable at six sites under state law. Our liability has been resolved for a number of sites with no significant effect on results of operations. In those instances where we have been named a PRP or defendant, our disposal or recycling activities were in accordance with the then-applicable laws and regulations. Unfortunately, Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.

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

Global Climate Change

At the Third Conference of the Parties to the United Nations Framework Convention on Climate Change held in Kyoto, Japan in December 1997, more than 160 countries, including the U.S., negotiated a treaty requiring legally-binding reductions in emissions of greenhouse gases, chiefly CO2, which many scientists believe are contributing to global climate change. Although the U.S. signed the Kyoto Protocol on November 12, 1998, the treaty was not submitted to the Senate for its advice and consent by President Clinton. In March 2001, President Bush announced his opposition to the treaty and its U.S. ratification. At the Seventh Conference of the Parties in November 2001, the parties finalized the rules, procedures and guidelines required to facilitate ratification of the protocol. The protocol is expected to become effective in 2003. AEP does not support the Kyoto Protocol but intends to work with the Bush Administration and U.S. Congress to develop responsible public policy on this issue. Management expects that due to President Bush's opposition to legislation mandating greenhouse gas emissions controls, any policies developed and implemented in the near future are likely to encourage voluntary measures to reduce, avoid or sequester such emissions. AEP has for many years been a leader in pursuing voluntary actions to control greenhouse gas emissions. We recently expanded on our commitment in this area by joining the Chicago Climate Exchange, a pilot greenhouse gas emission reduction and trading program, under which we are obligated to reduce or offset 18 million tons of CO2 emissions during 2003-2006.

The acquisition of 4,000 MW of coal-fired generation in the United Kingdom in December 2001 exposes these assets to potential CO2 emission control obligations since the U.K. has become a party to the Kyoto Protocol.

Control of Mercury Emissions

In December 2000 Federal EPA issued a regulatory determination listing the electric generating sector as a source category under the Clean Air Act for development of maximum achievable control technology standards to control emissions of hazardous air pollutants, including Hg. Federal EPA is expected to issue proposed regulations in 2003 and develop a final rule in 2004. We cannot predict the outcome of these regulatory proceedings, or the costs to comply with any new standards adopted by Federal EPA. The costs associated with compliance could be material. However, unless any capital and operating costs of additional pollution control equipment are recovered from customers, they will have an adverse effect on future results of operations, cash flows and possibly financial condition.

Costs for Spent Nuclear Fuel and Decommissioning

I&M, as the owner of the Cook Plant, and TCC, as a partial owner of STP, have a significant future financial commitment to safely dispose of SNF and decommission and decontaminate the plants. The Nuclear Waste Policy Act of 1982 established federal responsibility for the permanent off-site disposal of SNF and high-level radioactive waste. By law I&M and TCC participate in the DOE's SNF disposal program which is described in Note 9 of the Notes to Consolidated Financial Statements. Since 1983 I&M has collected $303 million from customers for the disposal of nuclear fuel consumed at the Cook Plant. $117 million of these funds have been deposited in external trust funds to provide for the future disposal of SNF and $186 million has been remitted to the DOE. TCC has collected and remitted to the DOE, $53 million for the future disposal of SNF since STP began operation in the late 1980s. Under the provisions of the Nuclear Waste Policy Act, collections from customers are to provide the DOE with money to build a permanent repository for spent fuel. However, in 1996, the DOE notified the companies that it would be unable to begin accepting SNF by the January 1998 deadline required by law. To date DOE has failed to comply with the requirements of the Nuclear Waste Policy Act.

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

The cost to decommission nuclear plants is affected by both NRC regulations and the delayed SNF disposal program. Studies completed in 2000 estimate the cost to decommission the Cook Plant ranges from $783 million to $1,481 million in 2000 non-discounted dollars. External trust funds have been established with amounts collected from customers to decommission the plant. At December 31, 2002, the total decommissioning trust fund balance for Cook Plant was $618 million which includes earnings on the trust investments. Studies completed in 1999 for STP estimate TCC's share of decommissioning cost to be $289 million in 1999 non-discounted dollars. Amounts collected from customers to decommission STP have been placed in an external trust. At December 31, 2002, the total decommissioning trust fund for TCC's share of STP was $98 million which includes earnings on the trust investments. Estimates from the decommissioning studies could continue to escalate due to the uncertainty in the SNF disposal program and the length of time that SNF may need to be stored at the plant site. We will work with regulators and customers to recover the remaining estimated costs of decommissioning Cook Plant and STP. However, future results of operation, cash flows and possibly financial conditions would be adversely affected if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

Other Environmental Concerns

We are exposed to other environmental concerns which are not considered to be material or potentially material at this time. Should they become significant or should any new concerns be uncovered that are material, they could have a material adverse effect on results of operations and possibly financial condition. AEP performs environmental reviews and audits on a regular basis for the purpose of identifying, evaluating and addressing environmental concerns and issues.

Other Matters

Seasonality

Sale of electric power is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. The pattern of this fluctuation may change depending on the nature and location of facilities we acquire and the terms of power sale contracts we enter. In addition, AEP has historically sold less power, and consequently earned less income, when weather conditions are milder. AEP expects that unusually mild weather in the future could diminish its results of operations and may impact its financial condition.

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

Elk City Referendum

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

Investments Limitations

Our investment in certain types of activities, including guarantees of debt, is limited by PUHCA. SEC authorization under PUHCA limits us to issuing and selling securities in an amount up to 100% of our average quarterly consolidated retained earnings balance for investment in EWGs and FUCOs. At December 31, 2002, AEP's investment in EWGs and FUCOs was $2.0 billion, including guarantees of debt, compared to AEP's limit of $2.8 billion.

SEC rules under PUHCA permit AEP to invest up to 15% of consolidated capitalization (such amount was $3.2 billion at December 31, 2002) in energy-related companies, including marketing and/or trading of electricity, gas and other energy commodities.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Statements of Operations
-------------------------------------
(in millions - except per share amounts)
                                                                                                    Year Ended December 31,
                                                                                                  --------------------------
                                                                                               2002           2001           2000
                                                                                               ----           ----           ----
REVENUES:
  Wholesale Electricity                                                                     $  8,353        $ 7,461        $ 7,605
  Wholesale Gas                                                                                2,616          2,321            442
  Domestic Electricity Delivery                                                                3,551          3,356          3,174
  Other Investment                                                                                16            114            105
                                                                                            --------        -------        -------
               TOTAL REVENUES                                                                 14,536         13,252         11,326
                                                                                            --------        -------        -------

EXPENSES:
  Fuel and Purchased Energy:
   Electricity                                                                                 3,127          3,521          3,683
   Gas                                                                                         2,853          1,908            410
                                                                                            --------        -------        -------
     TOTAL FUEL AND PURCHASED ENERGY                                                           5,980          5,429          4,093
  Maintenance and Other Operation                                                              4,296          3,710          3,482
  Non-recoverable Merger Costs                                                                    10             21            203
  Asset Impairments                                                                              867           -            -
  Depreciation and Amortization                                                                1,377          1,243          1,091
  Taxes Other Than Income Taxes                                                                  743            667            683
                                                                                            --------        -------        -------

               TOTAL EXPENSES                                                                 13,273         11,070          9,552
                                                                                            --------        -------        -------

OPERATING INCOME                                                                               1,263          2,182          1,774

OTHER INCOME                                                                                     445            335             95

LESS: INVESTMENT VALUE AND OTHER IMPAIRMENT LOSSES                                               321           -              -

LESS: OTHER EXPENSES                                                                             321            187             77

LESS: INTEREST                                                                                   785            844            999
      PREFERRED STOCK DIVIDEND REQUIREMENTS OF
       SUBSIDIARIES                                                                               11             10             11
      MINORITY INTEREST IN FINANCE SUBSIDIARY                                                     35             13           -
                                                                                            --------        -------        -------

INCOME BEFORE INCOME TAXES                                                                       235          1,463            782
INCOME TAXES                                                                                     214            546            602
                                                                                            --------        -------        -------
INCOME BEFORE DISCONTINUED OPERATIONS, EXTRAORDINARY ITEMS  AND CUMULATIVE EFFECT                 21            917            180
DISCONTINUED OPERATIONS (LOSS) INCOME (NET OF TAX)                                              (190)            86            122
EXTRAORDINARY LOSSES (NET OF TAX):
  DISCONTINUANCE OF REGULATORY ACCOUNTING FOR GENERATION                                        -               (48)           (35)
  LOSS ON REACQUIRED DEBT                                                                       -                (2)          -

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX)                                             (350)            18           -
                                                                                            --------        -------        -------

NET INCOME (LOSS)                                                                            $  (519)       $   971        $   267
                                                                                            ========        =======        =======

AVERAGE NUMBER OF SHARES OUTSTANDING                                                             332            322            322
                                                                                                 ===            ===            ===

EARNINGS (LOSS) PER SHARE:
  Income Before Discontinued Operations, Extraordinary Items and Cumulative Effect
   of Accounting Change                                                                       $ 0.06         $ 2.85         $ 0.56
  Discontinued Operations                                                                      (0.57)          0.26           0.38
  Extraordinary Losses                                                                           -            (0.16)         (0.11)
  Cumulative Effect of Accounting Change                                                       (1.06)          0.06            -
                                                                                              ------         ------         ------

  Earnings (Loss) Per Share (Basic and Diluted)                                               $(1.57)        $ 3.01         $ 0.83
                                                                                              ======         ======         ======

CASH DIVIDENDS PAID PER SHARE                                                                 $ 2.40          $2.40          $2.40
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

PROPERTY PLANT AND EQUIPMENT:
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

COMMITMENTS AND CONTINGENCIES (Note 9)

CERTAIN SUBSIDIARY OBLIGATED, MANDATORILY REDEEMABLE,
  PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING
  SOLELY JUNIOR SUBORDINATED DEBENTURES OF SUCH
  SUBSIDIARIES                                                                                       321                 321
                                                                                                 -------             -------

MINORITY INTEREST IN FINANCE SUBSIDIARY                                                              759                 750
                                                                                                 -------             -------

CUMULATIVE PREFERRED STOCK OF SUBSIDIARIES*                                                          145                 156
                                                                                                 -------             -------

COMMON SHAREHOLDERS' EQUITY:
  Common Stock-Par Value $6.50:
                            2002          2001
                            ----          ----
    Shares Authorized. .600,000,000   600,000,000
    Shares Issued. . . .347,835,212   331,234,997
    (8,999,992 shares were held in treasury
     at December 31, 2002 and 2001)                                                                2,261               2,153
  Paid-in Capital                                                                                  3,413               2,906
  Accumulated Other Comprehensive Income (Loss)                                                     (609)               (126)
  Retained Earnings                                                                                1,999               3,296
                                                                                                 -------             -------
          TOTAL COMMON SHAREHOLDERS' EQUITY                                                        7,064               8,229
                                                                                                 -------             -------

            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $34,741             $39,297
                                                                                                 =======             =======

*See Accompanying Schedules.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Statements of Cash Flows
(in millions)
                                                                                                   Year Ended December 31,
                                                                                                ---------------------------
                                                                                          2002           2001              2000
                                                                                          ----           ----              ----
OPERATING ACTIVITIES:
  Net Income (Loss)                                                                     $  (519)        $   971          $   267
  Plus:  Discontinued Operations                                                            540             (86)            (122)
                                                                                         ------         -------           ------
  Net Income from Continuing Operations                                                      21             885              145
  Adjustments for Noncash Items:
    Asset Impairments, Investment Value and Other Impairments                             1,188            -                -
    Depreciation and Amortization                                                         1,403           1,277            1,152
    Deferred Investment Tax Credits                                                         (31)            (29)             (36)
    Deferred Income Taxes                                                                   (66)            157             (190)
    Amortization of Operating Expenses and Carrying Charges                                  40              40               48
    Cumulative Effect of Accounting Change                                                  -               (18)            -
    Equity Earnings of Yorkshire Electricity Group plc                                      -              -                 (44)
    Extraordinary Loss                                                                      -                50               35
    Deferred Costs Under Fuel Clause Mechanisms                                             (31)            340             (449)
    Mark-to-Market of Energy Trading Contracts                                              263            (257)            (170)
    Miscellaneous Accrued Expenses                                                           30            (384)             217
  Changes in Certain Current Assets and Liabilities:
    Accounts Receivable (net)                                                              (152)          1,766           (1,530)
    Fuel, Materials and Supplies                                                           (127)            (78)             149
    Accrued Revenues                                                                       (283)             35              (71)
    Accounts Payable                                                                         52            (478)           1,292
    Taxes Accrued                                                                          (216)           (147)             171
  Payment of Disputed Tax and Interest Related to COLI                                     -                 -               319
  Change in Other Assets                                                                   (177)           (239)            (283)
  Change in Other Liabilities                                                              (237)           (161)             386
                                                                                         ------         -------          -------
        Net Cash Flows From Operating Activities                                          1,677           2,759            1,141
                                                                                        -------         -------          -------
INVESTING ACTIVITIES:
  Construction Expenditures                                                              (1,722)         (1,654)          (1,468)
  Purchase of Gas Pipe Line                                                                -               (727)            -
  Purchase of U.K. Generation                                                              -               (943)            -
  Purchase of Coal Company                                                                 -               (101)            -
  Purchase of Barging Operations                                                           -               (266)            -
  Purchase of Wind Generation                                                              -               (175)            -
  Proceeds from Sale of Retail Electric Providers                                           146            -                -
  Proceeds from Sale of Foreign Investments                                               1,117             383             -
  Proceeds from Sale of U.S. Generation                                                    -                265             -
  Other                                                                                      37             (42)             (18)
                                                                                        -------         -------          -------
        Net Cash Flows Used For Investing Activities                                       (422)         (3,260)          (1,486)
                                                                                        -------         -------          -------
FINANCING ACTIVITIES:
  Issuance of Common Stock                                                                  656              11               14
  Issuance of Minority Interest                                                            -                744             -
  Issuance of Long-term Debt                                                              2,893           2,863              878
  Issuance of Equity Unit Senior Notes                                                      334            -                -
  Retirement of Cumulative Preferred Stock                                                  (10)             (5)             (21)
  Retirement of Long-term Debt                                                           (2,514)         (1,570)          (1,303)
  Change in Short-term Debt (net)                                                          (829)           (790)           1,328
  Dividends Paid on Common Stock                                                           (793)           (773)            (805)
  Dividends on Minority Interest in Subsidiary                                             -                 (5)            -
                                                                                        -------         -------          -------
        Net Cash Flows From (Used for) Financing Activities                                (263)            475               91
                                                                                        -------         -------          -------
Effect of Exchange Rate Changes on Cash                                                      (3)             (1)              30
                                                                                        -------         -------          -------
Net Increase (Decrease) in Cash and Cash Equivalents                                        989             (27)            (224)
Cash and Cash Equivalents from Continuing Operations -  Beginning of Period                 224             251              475
                                                                                        -------         -------          -------
Cash and Cash Equivalents from Continuing Operations -  End of  Period                   $1,213         $   224          $   251
                                                                                         ======         =======          =======
Net Increase (Decrease) in Cash and Cash Equivalents from
  Discontinued Operations                                                                $ (100)        $    17          $   (17)
Cash and Cash Equivalents from Discontinued Operations -  Beginning of Period               108              91              108
                                                                                         ------         -------          -------
Cash and Cash Equivalents from Discontinued Operations -  End of Period                  $    8         $   108          $    91
                                                                                         ======         =======          =======

See Notes to Consolidated Financial Statements.


AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Consolidated Statements of Common Shareholders' Equity and Comprehensive Income
-------------------------------------------------------------------------------
(in millions)
                                                                                  Accumulated
                                                                                  Other
                                             Common Stock    Paid-In   Retained   Comprehensive
                                            Shares  Amount   Capital   Earnings   Income (Loss)   Total
                                            ------  ------   -------   --------   -------------   -----

DECEMBER 31, 1999                           331    $2,149   $2,898    $3,630     $  (4)         $8,673
Issuances                                    -          3       11      -          -                14
Cash Dividends Declared                      -       -        -         (805)      -              (805)
Other                                        -       -           6        (2)      -                 4
                                                                                                ------
                                                                                                 7,886
Comprehensive Income:
 Other Comprehensive Income, Net of Taxes
  Foreign Currency Translation Adjustment    -       -        -         -         (119)           (119)
  Reclassification Adjustment
   For Loss Included in Net Income           -       -        -         -           20              20
 Net Income                                  -       -        -          267                       267
                                                                                                ------
   Total Comprehensive Income                                                                      168
                                            ---    ------   ------    ------     -----          ------

DECEMBER 31, 2000                           331     2,152    2,915     3,090      (103)          8,054
Issuances                                    -          1        9      -          -                10
Cash Dividends Declared                      -       -        -         (773)      -              (773)
Other                                        -       -         (18)        8       -               (10)
                                                                                                ------
                                                                                                 7,281
Comprehensive Income:
 Other Comprehensive Income, Net of Taxes
  Foreign Currency Translation Adjustment    -       -        -         -          (14)            (14)
  Unrealized Gain (Loss) on
   Hedged Derivatives                                                               (3)             (3)
  Minimum Pension Liability                  -       -        -         -           (6)             (6)
 Net Income                                  -       -        -          971                       971
                                                                                                ------
   Total Comprehensive Income                                                                      948
                                            ---    ------   ------    ------     -----          ------

DECEMBER 31, 2001                           331     2,153    2,906     3,296      (126)          8,229

Issuances                                    17       108      568      -          -               676
Cash Dividends Declared                      -       -        -         (793)      -              (793)
Other                                        -       -         (61)       15       -               (46)
                                                                                                ------
                                                                                                  (163)
Comprehensive Income:
 Other Comprehensive Income, Net of Taxes
  Foreign Currency Translation Adjustment    -       -        -         -          117             117
  Unrealized Gain (Loss) on
   Hedged Derivatives                                                              (13)            (13)
  Minimum Pension Liability                  -       -        -         -         (585)           (585)
  Unrealized Loss on Securities Available
   For Sale                                                                         (2)             (2)
 Net Income (Loss)                           -       -        -         (519)                     (519)
                                                                                                ------
   Total Comprehensive Income                                                                   (1,002)

DECEMBER 31, 2002                           348    $2,261   $3,413    $1,999     $(609)         $7,064
                                            ===    ======   ======    ======     ======         ======

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 1. Significant Accounting Policies

 2. Extraordinary Items and Cumulative Effect

 3. Goodwill and Other Intangible Assets

 4. Merger

 5. Nuclear Plant Restart

 6. Rate Matters

 7. Effects of Regulation

 8. Customer Choice and Industry Restructuring

 9. Commitments and Contingencies

10. Guarantees

11. Sustained Earnings Improvement Initiative

12. Acquisitions, Dispositions and Discontinued Operations

13. Asset Impairments and Investment Value Losses

14. Benefit Plans

15. Stock-Based Compensation

16. Business Segments

17. Risk Management, Financial Instruments and Derivatives

18. Income Taxes

19. Basic and Diluted Earnings Per Share

20. Supplementary Information

21. Power and Distribution Projects

22. Leases

23. Lines of Credit and Sale of Receivables

24. Unaudited Quarterly Financial Information

25. Trust Preferred Securities

26. Minority Interest in Finance Subsidiary

27. Equity Units

28. Revisions to Classifications in the Consolidated Statements of Operations

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

Principles of Consolidation - AEP's consolidated financial statements include AEP Co., Inc. and its wholly-owned and majority-owned subsidiaries consolidated with their wholly-owned or substantially controlled subsidiaries. Significant intercompany items are eliminated in consolidation. Equity investments not substantially controlled that are 50% or less owned are accounted for using the equity method with their equity earnings included in Other Income.

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

Property, Plant and Equipment - Domestic electric utility property, plant and equipment are stated at original cost of the acquirer. Property, plant and equipment of the non-regulated operations and other investments are stated at their fair market value at acquisition plus the original cost of property acquired or constructed since the acquisition, less disposals. Additions, major replacements and betterments are added to the plant accounts. For cost-based rate-regulated operations, retirements from the plant accounts and associated removal costs, net of salvage, are deducted from accumulated depreciation. The costs of labor, materials and overhead incurred to operate and maintain plant are included in operating expenses. Plants are tested for impairment as required under SFAS 144. See further discussion of impairments in Note 13.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization
- AFUDC is a noncash, nonoperating income item that is capitalized and recovered through depreciation over the service life of domestic regulated electric utility plant. It represents the estimated cost of borrowed and equity funds used to finance construction projects. The amounts of AFUDC for 2002, 2001 and 2000 were not significant. Effective with the discontinuance of the application of SFAS 71, regulatory accounting for domestic generating assets in Arkansas, Ohio, Texas, Virginia and West Virginia and for other non-regulated operations, interest is capitalized during construction in accordance with SFAS 34, "Capitalization of Interest Costs." The amounts of interest capitalized were not material in 2002, 2001 and 2000.

Depreciation, Depletion and Amortization - Depreciation of property, plant and equipment is provided on a straight-line basis over the estimated useful lives of property, other than coal-mining property, and is calculated largely through the use of composite rates by functional class as follows:

                                          Annual Composite
Functional Class                      Depreciation Rates Ranges
of Property                           -------------------------
-----------                                      2002
                                                 ----
Production:
  Steam-Nuclear                             2.5% to  3.4%
  Steam-Fossil-Fired                        2.6% to  4.5%
  Hydroelectric-Conventional
   and Pumped Storage
                                            1.9% to  3.4%
Transmission                                1.7% to  3.0%
Distribution                                3.3% to  4.2%
Other                                       1.8% to  9.9%







                                          Annual Composite
                                      Depreciation Rates Ranges
                                      -------------------------
Functional Class
of Property
-----------                                      2001
                                                 ----
Production:
  Steam-Nuclear                             2.5% to  3.4%
  Steam-Fossil-Fired                        2.5% to  4.5%
  Hydroelectric-   Conventional
   and Pumped Storage
                                            1.9% to  3.4%
Transmission                                1.7% to  3.1%
Distribution                                2.7% to  4.2%
Other                                       1.8% to 15.0%

                                          Annual Composite
Functional Class                      Depreciation Rates Ranges
of Property                           -------------------------
-----------                                      2000
                                                 ----

Production:
  Steam-Nuclear                             2.8% to  3.4%
  Steam-Fossil-Fired                        2.3% to  4.5%
  Hydroelectric-     Conventional
    and Pumped Storage
                                            1.9% to  3.4%
Transmission                                1.7% to  3.1%
Distribution                                3.3% to  4.2%
Other                                       2.5% to  7.3%

Depreciation, depletion and amortization of coal-mining assets is provided over each asset's estimated useful life or the estimated life of the mine, whichever is shorter, and is calculated using the straight-line method for mining structures and equipment. The units-of-production method is used to amortize coal rights and mine development costs based on estimated recoverable tonnages. These costs are included in the cost of coal charged to fuel expense for coal used by utility operations. Current average amortization rates are $0.32 per ton in 2002, $3.46 per ton in 2001 and $5.07 per ton in 2000. In 2001, an AEP
subsidiary sold coal mines in Ohio and West Virginia. See Note 12, Acquisitions, Dispositions and Discontinued Operations for further discussion of the changes in our coal investments leading to the decline in amortization rates for 2002.

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

Accounts Receivable - AEP Credit Inc. factors accounts receivable for certain of the domestic utility subsidiaries and, until the first quarter of 2002, factored accounts receivable for certain non-affiliated utilities. On December 31, 2001 AEP Credit, Inc. entered into a sale of receivables agreement with a group of banks and commercial paper conduits. This transaction constitutes a sale of receivables in accordance with SFAS 140, allowing the receivables to be taken off of the company's balance sheet. See Note 23 for further details.

Foreign Currency Translation - The financial statements of subsidiaries outside the U.S. which are included in AEP's consolidated financial statements are measured using the local currency as the functional currency and translated into U.S. dollars in accordance with SFAS 52 "Foreign Currency Translation". Assets and liabilities are translated to U.S. dollars at year-end rates of exchange and revenues and expenses are translated at monthly average exchange rates throughout the year. Currency translation gain and loss adjustments are recorded in shareholders' equity in Accumulated Other Comprehensive Income (Loss). The non-cash impact of the changes in exchange rates on cash, resulting from the translation of items at different exchange rates is shown on AEP's Consolidated Statements of Cash Flows in Effect of Exchange Rate Changes on Cash. Actual currency transaction gains and losses are recorded in income.

Deferred Fuel Costs - The cost of fuel consumed is charged to expense when the fuel is burned. Where applicable under governing state regulatory commission retail rate orders, fuel cost over-recoveries or under-recoveries are deferred as regulatory liabilities or regulatory assets in accordance with SFAS 71. These deferrals generally are amortized when refunded or billed to customers in later months with the regulator's review and approval. The amount of deferred fuel costs under fuel clauses for AEP was $143 million at December 31, 2002 and $139 million at December 31, 2001. See also Note 7 "Effects of Regulation".

We are protected from fuel cost changes in Kentucky for KPCo, the SPP area of Texas, Louisiana and Arkansas for SWEPCo, Oklahoma for PSO and Virginia for APCo. Where fuel clauses have been eliminated due to the transition to market pricing (Ohio effective January 1, 2001 and in the Texas ERCOT area effective January 1, 2002), changes in fuel costs impact earnings. In other state jurisdictions, (Indiana, Michigan and West Virginia) where fuel clauses have been frozen or suspended for a period of years, fuel cost changes also impact earnings. This is also true for certain of AEP's Independent Power Producer generating units that do not have long-term contracts for their fuel supply. See
Note 6, "Rate Matters" and Note 8, "Customer Choice and Industry Restructuring" for further information about fuel recovery.

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

When recovery of regulatory assets is probable through regulated rates, we record them as assets on the balance sheet. We test for probability of recovery whenever new events occur, for example a regulatory commission order or passage of new legislation. If we determine that recovery of a regulatory asset is no longer probable, we write-off that regulatory asset as a charge against net income. A write-off of regulatory assets may also reduce future cash flows since there may be no recovery through regulated rates.

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

Debt Instrument Hedging and Related Activities - In order to mitigate the risks of market price and interest rate fluctuations, AEP enters into contracts to manage the exposure to unfavorable changes in the cost of debt to be issued. These anticipatory debt instruments are entered into in order to manage the change in interest rates between the time a debt offering is initiated and the issuance of the debt (usually a period of 60 days). Gains or losses from these transactions are deferred and amortized over the life of the debt issuance with the amortization included in interest charges. There were no such forward contracts outstanding at December 31, 2002 or 2001. See Note 17 - "Risk Management, Financial Instruments and Derivatives" for further discussion of the accounting for risk management transactions.

Levelization of Nuclear Refueling Outage Costs - In order to match costs with regulated revenues, incremental operation and maintenance costs associated with periodic refueling outages at I&M's Cook Plant are deferred and amortized over the period beginning with the commencement of an outage and ending with the beginning of the next outage.

Maintenance Costs - Maintenance costs are expensed as incurred except where SFAS 71 requires the recordation of a regulatory asset to match the expensing of maintenance costs with their recovery in cost-based regulated revenues. See below for an explanation of costs deferred in connection with an extended outage at I&M's Cook Plant.
Amortization of Cook Plant Deferred Restart Costs - Pursuant to settlement agreements approved by the IURC and the MPSC to resolve all issues related to an extended outage of the Cook Plant, I&M deferred $200 million of incremental operation and maintenance costs during 1999. The deferred amount is being amortized to expense on a straight-line basis over five years from January 1, 1999 to December 31, 2003. I&M amortized $40 million each year 1999 through 2002 leaving $40 million as a SFAS 71 Regulatory Asset at December 31, 2002 on the Consolidated Balance Sheets.

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

Excise Taxes - AEP, as an agent for a state or local government, collects from customers certain excise taxes levied by the state or local government upon the customer. These taxes are not recorded as revenue or expense, but only as a pass-through billing to the customer to be remitted to the government entity. Excise tax collections and payments related to taxes imposed upon the customer are not presented in the Consolidated Statements of Operations.

Debt and Preferred Stock - Gains and losses from the reacquisition of debt used to finance domestic regulated electric utility plant are generally deferred and amortized over the remaining term of the reacquired debt in accordance with their rate-making treatment. If debt associated with the regulated business is refinanced, the reacquisition costs attributable to the portions of the business that are subject to cost based regulatory accounting under SFAS 71 are generally deferred and amortized over the term of the replacement debt commensurate with their recovery in rates. Gains and losses on the reacquisition of debt for operations not subject to SFAS 71 are reported as a Loss on Reacquired Debt, an extraordinary item on the Consolidated Statements of Operations. See discussion of SFAS 145 in New Accounting Pronouncements section of this note for new treatment effective in 2003. Debt discount or premium and debt issuance expenses are deferred and amortized utilizing the effective interest rate method over the term of the related debt. The amortization expense is included in interest charges.

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

Goodwill and Intangible Assets - In June 2001, the FASB issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets.

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

Nuclear Trust Funds - Nuclear decommissioning and spent nuclear fuel trust funds represent funds that regulatory commissions have allowed us to collect through rates to fund future decommissioning and spent fuel disposal liabilities. By rules or orders, the state jurisdictional commissions (Indiana, Michigan and Texas) and the FERC established investment limitations and general risk management guidelines to protect their ratepayers' funds and to allow those funds to earn a reasonable return. In general, limitations include:

o        Acceptable investments (rated investment grade or above)
o        Maximum percentage invested in a specific type of investment
o Prohibition of investment in obligations of the applicable company or its affiliates

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

Comprehensive Income (Loss) - Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income has two components, net income and other comprehensive income.

Components of Other Comprehensive Income (Loss) - Other comprehensive income
(loss) is included on the balance sheet in the equity section. The following table provides the components that comprise the balance sheet amount in Accumulated Other Comprehensive Income (Loss) for AEP.

                                           December 31,
   Components                         2002    2001   2000
-------------------------            ---------------------
                                         (in millions)
Foreign Currency
 Adjustments                          4     $(113)    $ (99)
Unrealized Losses
 On Securities                       (2)       -         -
Unrealized Gain (Loss) on
 Hedged Derivatives                 (16)       (3)       -
Minimum Pension
 Liability                         (595)      (10)       (4)
                                  -----     -----      ----
                                  $(609)    $(126)    $(103)
                                  =====     =====     =====


Segment Reporting - The AEP System has adopted SFAS No. 131, which requires disclosure of selected financial information by business segment as viewed by the chief operating decision-maker. See Note 16 "Business Segments" for further discussion and details regarding segments.

Common Stock Options - At December 31, 2002, AEP has two stock-based employee compensation plans with outstanding stock options, which are described more fully in Note 15. We account for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations. No stock-based employee compensation expense is reflected in earnings, as all options granted under these plans had exercise prices equal to or above the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (loss) per share as if the company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.


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

Reclassification - Beginning in the fourth quarter of 2002, AEP elected to begin netting certain assets and liabilities related to forward physical and financial transactions. This is done in accordance with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" and Emerging Issues Task Force Topic D-43, "Assurance That a Right of Setoff is Enforceable in a Bankruptcy under FASB Interpretation No. 39". Transactions with common counterparties have been netted at the applicable entity level, by commodity and type (physical or financial) where the legal right of offset exists. For comparability purposes, prior periods presented in this report have been netted in accordance with this policy.

Certain additional prior year financial statement items have been reclassified to conform to current year presentation. Such reclassifications had no impact on previously reported net income.

New Accounting Pronouncements

SFAS 142, "Goodwill and Other Intangible Assets", was effective for AEP on January 1, 2002. The adoption of SFAS 142 required the transition testing for impairment of all indefinite lived intangibles by the end of the first quarter 2002 and initial testing of goodwill by the end of the second quarter 2002. In the first quarter 2002, AEP completed testing the goodwill of its domestic operations and its indefinite lived intangible assets and there was no impairment. In the second quarter 2002, we completed initial testing for goodwill impairment of our U.K. and Australian retail electricity and supply operations. The fair values of the U.K. and Australia retail electricity and supply operations were estimated using a combination of market values based on recent market transactions and cash flow projections. As a result of that testing, we determined that we had a net transitional impairment loss, which is reported as a cumulative effect of a change in accounting principle. See Notes 2, 3, 12 and 13 for further discussion of the actual impairment charges and sales of impaired assets.

SFAS 142 also changed the accounting and reporting for goodwill and other intangible assets. In accordance with SFAS 142 goodwill and indefinite lived intangible assets acquired through acquisition after June 30, 2001 were not amortized. Effective January 1, 2002, amortization related to goodwill and indefinite lived intangible assets acquired before July 1, 2001 ceased. SFAS 142 requires that other intangible assets be separately identified and if they have finite lives, they must be amortized over that life. See Note 3 for amortization lives of our intangible assets.

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

The regulated entities have an asset retirement obligation associated with nuclear decommissioning costs for the Cook and STP Nuclear Plants and possibly other obligations. We expect to establish regulatory assets and liabilities that will result in no cumulative effect adjustment of adopting SFAS 143 for the regulated entities.

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

For non-regulated entities, including certain formerly regulated generation facilities, asset retirement obligations associated with wind farms, closure costs associated with power plants in the U.K. and possibly other items will be incurred. Also the amount of removal costs embedded in accumulated depreciation is expected to result in a favorable cumulative effect adjustment to net income. However, we have not completed our determination of the net effect of these items on first quarter 2003 results of operations upon the adoption of the provisions of this standard.

In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets" which sets forth the accounting to recognize and measure an impairment loss. This standard replaced, SFAS 121, "Accounting for Long-lived Assets and for Long-lived Assets to be Disposed Of." AEP adopted SFAS 144 effective January 1, 2002. The adoption of SFAS 144 did not materially affect AEP's results of operations or financial conditions. See Notes 3 and 13 for discussion of impairments recognized in 2002, affected by SFAS 144.

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS 145 rescinds SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt", effective for fiscal years beginning after May 15, 2002. SFAS 4 required gains and losses from extinguishment of debt to be aggregated and classified as an extraordinary item if material. In 2003, for financial reporting purposes AEP will reclassify extraordinary losses net of tax on reacquired debt of $2 million for 2001.

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

Effective January 1, 2003, EITF 02-3 requires that gains and losses on all derivatives, whether settled financially or physically, be reported in the income statement on a net basis if the derivatives are held for trading purposes. Previous guidance in EITF 98-10 permitted non-financial settled energy trading contracts to be reported either gross or net in the income statement. Prior to the third quarter of 2002, we recorded and reported upon settlement, sales under forward trading contracts as revenues and purchases under forward trading contracts as purchased energy expenses. Effective July 1, 2002, we reclassified such forward trading revenues and purchases on a net basis, as permitted by EITF 98-10. The reclassification of such trading activity to a net basis of reporting resulted in a substantial reduction in both revenues and purchased energy expense, but did not have any impact on our financial condition, results of operations or cash flows.

Effective July 1, 2002, we modified our valuation procedures for estimating the fair value of energy trading contracts at inception. Unrealized gain or loss at inception is recognized only when the fair value of a contract is obtained from a quoted market price in an active market or is otherwise evidenced by comparison to other observable market data. Any fair value changes subsequent to the inception of a contract, however, are recognized immediately based on the best market data available. We now also use such procedures for determining unrealized gain or loss at inception for all derivative contracts.

In June 2002, FASB issued SFAS 146 which addresses accounting for costs associated with exit or disposal activities. This statement supersedes previous accounting guidance, principally EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The timing of recognizing future costs related to exit or disposal activities, including restructuring, as well as the amounts recognized may be affected by SFAS 146. We will adopt the provisions of SFAS 146 for exit or disposal activities initiated after December 31, 2002.

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

AEP believes it is reasonably possible that it will be required to consolidate identified variable interest entities as a result of this new guidance. See Notes 9, 22, 23 and 26 for additional disclosures relating to AEP's variable interest entities.

2. Extraordinary Items and Cumulative Effect:

Extraordinary Items - Extraordinary items were recorded for the discontinuance of regulatory accounting under SFAS 71 for the generation portion of the business in the Ohio, Virginia, West Virginia, Texas and Arkansas state jurisdictions. See Note 7 "Customer Choice and Industry Restructuring" for descriptions of the restructuring plans and related accounting effects. OPCo and CSPCo recognized an extraordinary loss for stranded Ohio Public Utility Excise Tax (commonly known as the Gross Receipts Tax - GRT) net of allowable Ohio coal credits during the quarter ended June 30, 2001. This loss resulted from regulatory decisions in connection with Ohio deregulation which stranded the recovery of the GRT. Effective with the liability affixing on May 1, 2001, CSPCo and OPCo recorded an extraordinary loss under SFAS 101. Both Ohio companies appealed to the Ohio Supreme Court the PUCO order on Ohio restructuring that the Ohio companies believe failed to provide for recovery for the final year of the GRT. In April 2002 the Ohio Supreme Court denied recovery of the final year of the GRT.

In October 2001 TCC reacquired $101 million of pollution control bonds in advance of their maturity. Since these pollution control bonds were used to finance unregulated generation assets, a loss of $2 million after-tax was recorded. The Company had no extraordinary items in 2002.

The following table shows the components of the extraordinary items reported on the consolidated statements of operations:

                                   Year Ended
                                  December 31,
                               ----------------
                                 2002 2001 2000
                               ----  ----  ----
                                  (in millions)
Extraordinary Items:
 Discontinuance of Regulatory
 Accounting for Generation:
  Ohio Jurisdiction (Net of Tax
  of $20 million in 2001 and
  $35 Million in 2000)          $ -  $(48) $(44)
  Virginia and West Virginia
   Jurisdictions (Inclusive of
   Tax Benefit of $8 Million)     -     -     9
 Loss on Reacquired Debt
 (Net of Tax of $1 Million
  in 2001)                        -    (2)    -
                                ---- ----  ----

  Extraordinary Items           $ -  $(50) $(35)
                                ==== ====  ====

Cumulative Effect of Accounting Change - SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized and be tested annually for impairment. The implementation of SFAS 142 resulted in a $350 million net transitional loss for our U.K. and Australian operations and is reported in the Consolidated Statements of Operations as a cumulative effect of accounting change (see Note 3 for further details).

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

For AEP, the effect of initially adopting the DIG guidance at July 1, 2001 was a favorable earnings mark-to-market effect of $18 million, net of tax of $2 million. It was reported as a cumulative effect of an accounting change on the consolidated statements of operations.

3. Goodwill and Other Intangible Assets:

As described in our Significant Accounting Policies footnote, we adopted the provisions of SFAS 141 effective July 1, 2001. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and established new standards for the recognition of certain identifiable intangible assets, separate from goodwill. Business combinations initiated after June 30, 2001 (see Note 12 for details) are accounted for utilizing SFAS 141.

SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. SFAS 142 required a two-step impairment test for goodwill. The first step was to compare the carrying amount of the reporting unit's assets to the fair value of the reporting unit. If the carrying amount exceeded the fair value then the second step was required to be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. The impairment loss is the amount by which the recorded goodwill exceeds the implied goodwill. We were required to complete a "transitional" impairment test for goodwill as of the beginning of the fiscal year in which the statement was adopted. This transitional impairment test required that we complete step one of the goodwill impairment test within six months from the date of initial adoption, or June 30, 2002. In the first quarter 2002, we completed the transitional impairment test of our goodwill related to our domestic operations and our indefinite lived intangible assets and concluded that those assets were not impaired.

In the second quarter 2002, we completed testing for goodwill impairment on our U.K. and Australian retail electricity and supply operations. The fair values of our U.K. and Australian retail electricity and supply operations were estimated using a combination of market values based on recent market transactions and cash flow projections. As a result of this testing, we determined that we had a net transitional impairment loss of $350 million, which is reported in the Consolidated Statements of Operations as a Cumulative Effect of Accounting Change.

SFAS 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated lives to the estimated residual values. In accordance with SFAS 142, for all business combinations initiated before July 1, 2001, we amortized goodwill and intangible assets with indefinite lives through December 2001, and then ceased amortization. The goodwill associated with those business combinations with acquisition dates before July 1, 2001 was amortized on a straight-line basis generally over 40 years except for the portion of goodwill associated with gas trading and marketing activities, which was amortized on a straight-line basis over 10 years. Also, in accordance with SFAS 142, for all business combinations with acquisition dates after June 30, 2001, we have not amortized goodwill and intangible assets with indefinite lives. Intangible assets with finite lives continue to be amortized over their respective estimated lives ranging from 5 to 10 years.

New reporting requirements imposed by SFAS 142 include the disclosures shown below.

Goodwill

The changes in the carrying amount of goodwill for the twelve months ended December 31, 2002 by operating segment are:



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
                                                                        ====           ===           ===              ====


Accumulated amortization of goodwill was approximately $22 million and $25 million at December 31, 2002 and 2001, respectively. A decrease of $3 million related principally to the non-transitional impairment of goodwill on Gas Power Systems (see Note 13.a).

The transitional impairment loss related to SEEBOARD and CitiPower goodwill, which is reported as a cumulative effect of an accounting change, is excluded from the above schedule. Under SFAS 144, the assets of SEEBOARD and CitiPower, including goodwill and acquired intangible assets no longer subject to amortization, are reported as Assets of Discontinued Operations in the Consolidated Balance Sheets. See Note 12 related to the sale of SEEBOARD and CitiPower.

Changes to goodwill due to purchase price adjustments of $181 million was primarily due to purchase price adjustments related to our acquisition of U.K. Generation. The purchase price adjustments also include adjustments related to the acquisition of Houston Pipe Line Company, MEMCO, Nordic Trading and AEP Coal (see Note 12).

In the first quarter of 2002, AEP recognized a goodwill impairment loss of $12 million for all goodwill related to the acquisition of Gas Power Systems (see
Note 13.a).

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

The following tables show the transitional disclosures to adjust reported net income (loss) and earnings (loss) per share to exclude amortization expense recognized in prior periods related to goodwill and intangible assets that are no longer being amortized.





  Net Income (Loss)                                                                              Year Ended December 31,
                                                                                                 -----------------------
                                                                                              2002        2001         2000
                                                                                              ----        ----         ----
                                                                                                     (in millions)
  Reported Net Income (Loss)                                                                $ (519)       $  971        $267
  Add back: Goodwill amortization (a)                                                          -              39          39
  Add back: Amortization for intangibles with indefinite
   lives under SFAS 142 (b)                                                                    -               8           9
                                                                                            ------        ------        ----
  Adjusted Net Income (Loss)                                                                $ (519)       $1,018        $315
                                                                                            ======        ======        ====

                                                                                                   Twelve Months Ended
  Earnings (Loss) Per Share (Basic and Dilutive)                                                       December 31,
                                                                                             2002          2001         2000
                                                                                             ----          ----         ----
  Reported Earnings (Loss) per Share                                                        $(1.57)       $3.01        $0.83
  Add back: Goodwill amortization (c)                                                          -           0.12         0.12
  Add back: Amortization for intangibles with
   indefinite lives under SFAS 142 (d)                                                         -           0.02         0.03
                                                                                            ------        -----        -----
  Adjusted Earnings (Loss) per Share                                                        $(1.57)       $3.15        $0.98
                                                                                            ======        =====        =====

(a) This amount includes $34 million and $37 million in 2001 and 2000 related to Seeboard and CitiPower amortization expense included in Discontinued Operations on the Consolidated Statements of Operations.
(b) The amounts shown for 2001 and 2000 relate to CitiPower amortization expense included in Discontinued Operations on the Consolidated Statements of Operations.
(c) This amount includes $0.10 and $0.11 in 2001 and 2000 related to Seeboard and CitiPower amortization expense included in Discontinued Operations on the Consolidated Statements of Operations.
(d) The amounts shown for 2001 and 2000 relate to CitiPower amortization expense included in Discontinued Operations on the Consolidated Statements of Operations.


Acquired Intangible Assets

Acquired intangible assets subject to amortization are $37 million at December 31, 2002 and $33 million at December 31, 2001, net of accumulated amortization. The gross carrying amount, accumulated amortization and amortization life by major asset class are:





                                                         December 31, 2002                    December 31, 2001
                                                         Gross                              Gross
                                   Amortization        Carrying  Accumulated               Carrying         Accumulated
                                        Life            Amount   Amortization               Amount         Amortization
                                   ------------        --------  ------------              -------         ------------
                                    (in years)             (in millions)                         (in millions)
   Dolet Hills Advanced
    Royalties                            10               $35              $5                  $35                  $2
   Less: Adjustment Due to
    Purchase Price
    Reallocation                                            6               1                    -                   -
   Trade name and
    Administration of
    Contracts                             7                 2               -                    -                   -
   Unpatented
   Technology                            10                10               -                    -                   -
                                                          ---              --                  ---                  --
   Totals                                                 $41              $4                  $35                  $2
                                                          ===              ==                  ===                  ==


Amortization of intangible assets was $2 million for the twelve months ended December 31, 2002. Estimated aggregate amortization expense is $4 million for each year 2003 through 2008.

AEP's acquired intangible assets no longer subject to amortization were comprised of retail and wholesale distribution licenses for CitiPower operating franchises. The licenses were being amortized on a straight-line basis over 20 and 40 years for the retail and wholesale licenses, respectively. In accordance with SFAS 144, the assets of CitiPower, including acquired intangible assets no longer subject to amortization, are reported as Assets of Discontinued Operations on one line in the Consolidated Balance Sheets. See Note 12 related to the sale of CitiPower.

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

Summary of key provisions of Merger Rate Agreements:

State/Company              Ratemaking Provisions
-------------              ---------------------
Texas - SWEPCo, TCC, $221 million rate reduction over 6 years TNC No base rate increases for 3 years post merger.

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

Settlement agreements in the Indiana and Michigan retail jurisdictions that address recovery of Cook Plant related outage costs were approved in 1999. The IURC approved a settlement agreement that resolved all matters related to the recovery of replacement energy fuel costs and all outage/restart costs and related issues during the extended outage of the Cook Plant. The MPSC approved a settlement agreement for two open Michigan power supply cost recovery reconciliation cases that resolved all issues related to the Cook Plant extended outage. The settlement agreements allowed:

o Deferral of $200 million of non-fuel nuclear operation and maintenance (O&M) costs for amortization over five years ending December 31, 2003
o Deferral of certain unrecovered fuel and power supply costs for amortization over five years ending December 31, 2003
o A freeze in base rates through December 31, 2003 and a fixed fuel recovery charge through March 1, 2004 in the Indiana jurisdiction,
o A freeze in base rates and fixed power supply costs recovery factors until January 1, 2004 for the Michigan jurisdiction

The amount of costs and deferrals charged to other operation and maintenance expenses were as follows:

                                    Year Ended December 31,
                                    ----------------------
                                    2002     2001     2000
                                    ----     ----     ----
                                        (in millions)
Costs Incurred                      $ -       $ 1     $ 297
Amortization of Deferrals             40       40        40
                                     ---     ----     -----

Charged to O&M Expense               $40      $41     $ 337
                                     ===      ===     =====

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

6. Rate Matters:

Texas Fuel -Prior to the start of retail competition in ERCOT on January 1, 2002, fuel recovery for Texas utilities was a multi-step procedure. When fuel costs changed, utilities filed with the PUCT for authority to adjust fuel factors. If a utility's prior fuel factors resulted in material over-recovery or under-recovery of fuel costs, the utility would also request a refund or surcharge factor to refund or collect those amounts. While fuel factors were intended to recover fuel costs, final settlement of these amounts was subject to reconciliation and approval by the PUCT.

Fuel reconciliation proceedings determine whether fuel costs incurred during the reconciliation period were reasonable and necessary. All fuel costs incurred since the prior reconciliation date are subject to PUCT review and approval. If material amounts are determined to be unreasonable and ordered to be refunded to customers, results of operations and cash flows would be negatively impacted.

According to Texas Restructuring Legislation, fuel costs in the Texas jurisdiction after 2001 is no longer subject to PUCT review and reconciliation. During 2002 TCC and TNC filed final fuel reconciliations with the PUCT to reconcile their fuel costs through the period ended December 31, 2001. The ultimate recovery of deferred fuel balances at December 31, 2001 will be decided as part of their 2004 true-up proceedings. See discussion of TCC and TNC final fuel reconciliations below.

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

Under Texas restructuring, customer choice to select a retail electric provider began January 1, 2002. Sales to customers using 1 MW or less are at fixed base rates during a transition period from 2002 through 2006. As discussed in Note 12 "Acquisitions, Dispositions and Discontinued Operations", AEP sold its Texas retail electric providers (REP) and their retail customers in December 2002.

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

TCC Fuel Reconciliation - In December 2002 TCC filed with the PUCT to reconcile fuel costs and to defer its over-recovery of fuel for inclusion in the 2004 true-up proceeding. This reconciliation for the period of July 1998 through December 2001 will be the final fuel reconciliation. At December 31, 2001, the over-recovery balance for TCC was $63.5 million including interest. During the reconciliation period, TCC incurred $1.6 billion of eligible fuel and fuel-related expenses. Recommendations from intervening parties are expected in April 2003 with hearings scheduled in May 2003. A final order is expected in late 2003. An adverse ruling from the PUCT could have a material impact on future results of operations, cash flows and financial condition. Additional information regarding the 2004 true-up proceeding for TCC can be found in Note 8 "Customer Choice and Industry Restructuring".

TNC Fuel Reconciliation - In June 2002 TNC filed with the PUCT to reconcile fuel costs and to defer any unrecovered portion applicable to retail sales within its ERCOT service area for inclusion in the 2004 true-up proceeding. This reconciliation for the period of July 2000 through December 2001 will be the final fuel reconciliation for TNC's ERCOT service territory. At December 31, 2001, the under-recovery balance associated with TNC's ERCOT service area was $27.5 million including interest. During the reconciliation period, TNC incurred $293.7 million of eligible fuel costs serving both ERCOT and SPP retail customers. TNC also requested authority to surcharge its SPP customers. TNC's SPP customers will continue to be subject to fuel reconciliations until competition begins in SPP. The under-recovery balance at December 31, 2001 for TNC's service within SPP was $0.7 million including interest.

In October 2002 the filing was split into two phases for hearing purposes. The first phase examined all components of the filing except for AEP trading activities and the associated margins that flow back to customers as an offset to fuel costs consistent with the PUCT - approved Texas merger settlement. Intervenors filed testimony in the first phase recommending that up to $25 million of TNC's requested retail eligible fuel recovery be disallowed and hearings were held on October 23, 2002. TNC disputed the recommendations. On October 21, 2002, the PUCT Staff and Office of Public Utility Counsel (OPC) filed a joint Motion for Summary Decision related to the second phase issue and requested that approximately $18.5 million of TNC's retail eligible fuel recovery be disallowed without a hearing. On November 8, 2002, the administrative law judges (ALJs) in the case denied the motion. The intervenors filed testimony on October 29, 2002 in the second phase recommending that up to $34 million of TNC's requested retail eligible fuel recovery be disallowed. The intervenors recommended disallowance includes the amount sought in the October 21 Motion for Summary Decision. The total intervenor recommended retail disallowance is approximately $59 million. Hearings for the second phase were held on November 13-14, 2002. On February 3, 2003, TNC filed a motion to reopen the evidentiary record and include a decrease to retail eligible fuel costs of $1.3 million, including interest, to reflect final resettlement revenues and expenses from ERCOT for the period August through December 2001 (see discussion in Fuel and Purchased Power below). The PUCT is expected to issue a final order in this case by mid 2003. An adverse ruling from the PUCT could have a material impact on future results of operations, cash flows and financial condition.

ERCOT Over-scheduling - ERCOT began serving as a central control center for all of ERCOT at the end of July 2001 when ERCOT became a single control area. Qualified scheduling entities (QSE) schedule loads and resources for ERCOT market participants including power generation companies and retail electric providers. In August 2001 ERCOT incurred substantial costs for managing transmission in its north zone. The costs incurred by ERCOT to manage congestion are shared by all ERCOT QSEs. In late 2001, the PUCT initiated an investigation of the impact of scheduling of electric loads and resources by QSEs during August 2001. The PUCT's investigation determined that a substantial amount of the congestion charges were the result of QSEs, including AEP's QSE, scheduling more resources than required to meet their actual load requirements in the ERCOT north zone. AEP's QSE over-scheduled resources due to an error in the allocation of estimated load requirements between ERCOT congestion zones. Pursuant to the PUCT's investigation, QSEs, including AEP's QSE, agreed to a settlement that provides for the refund of payments received for adjusting resource schedules for congestion. The settlement was approved by the PUCT in November 2002. The settlement recognizes that the scheduling errors were associated with the start up of the ERCOT competitive market. AEP's QSE paid $3.2 million to ERCOT and received $1.7 million from ERCOT in congestion refunds for a net payment of $1.5 million. Payments were assigned to TNC and the refunds were allocated to TCC and TNC. TNC incurred a net cost of $2.8 million and TCC received a refund of $1.3 million. The TNC payment and TCC refund have been reflected in the final fuel reconciliation filings for each company. However, intervening parties have objected to the inclusion of the TNC payment in its final fuel reconciliation. Recommendations from intervening parties in the TCC proceeding are not expected until April 2003. An adverse ruling from the PUCT could impact future results of operations, cash flows and financial condition.

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

FERC Wholesale Fuel Complaints - In May 2000 certain TNC wholesale customers filed a complaint with FERC alleging that TNC had overcharged them through the fuel adjustment clause for certain purchased power costs related to 1999 unplanned outages at TNC's Oklaunion generation station. In November 2001 certain TNC wholesale customers filed an additional complaint with the FERC asserting that since 1997 TNC had billed wholesale customers for not only the 1999 Oklaunion outage costs, but also certain additional costs that are not permissible under the fuel adjustment clause.

In December 2001 FERC issued an order requiring TNC to refund, with interest, amounts associated with the May 2000 complaint that were previously billed to wholesale customers. The effects of this order were recorded in 2001. In response to the November 2001 complaint, negotiations to settle the complaint and revise the contracts are continuing. In March 2002 TNC recorded a provision for refund of $2.2 million before income taxes. The actual refund and final resolution of this matter could differ materially from this estimate and may have a negative impact on future results of operations, cash flow and financial condition.

FERC Transmission Rates - In November 2001 FERC issued an order resulting from a remand by an appeals court of a tariff compliance filing order issued in 1998 that had been appealed by certain customers. The order required PSO, SWEPCo, TCC and TNC to submit revised open access transmission tariffs and calculate and issue refunds for overcharges from January 1, 1997. In July 2002 FERC approved a revised open access transmission tariff and refunds of $1.3 million were issued.

Fuel and Purchased Power - PSO had under-recovered fuel costs of $75.7 million at December 31, 2002, representing fuel and purchased power costs recorded but not yet collected from retail customers in Oklahoma. The first significant item causing the under-recovery is approximately $44 million in reallocation of purchased power costs for periods prior to January 1, 2002, as described below. The other significant item impacting the under-recovered fuel costs are natural gas price increases that were not expected when PSO set its quarterly factors during 2002. The Corporation Commission of the State of Oklahoma (OCC) is currently reviewing the reasons for the large under-recovered balance.

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

During the third quarter of 2002, AEP reallocated purchased power costs among the four AEP West electric operating companies for the periods prior to January 1, 2002 (the ICR Adjustments). The effects of the reallocation on pretax income were insignificant to PSO and TCC and increased pre-tax income at SWEPCo and TNC by $2.4 million and $1.9 million, respectively.

The formation of the ERCOT single control zone increased the need for data estimation and true-up which has resulted in extended true-up periods associated with allocations being performed on estimated data. ERCOT can make adjustments to companies' settlements for up to six months. A true-up process for 2002 was completed and recorded in the fourth quarter of 2002 resulting in insignificant changes in PSO's and SWEPCo's pre-tax income. TCC's pre-tax income was reduced by $3.7 million and TNC's pre-tax income was increased by $4.8 million. As ERCOT notifies the companies of further adjustments, they will be recorded.

PSO implemented new fuel rates in December 2002 following the OCC's review and approval. The new fuel factors were designed to recover estimated fuel costs for the next three months and to begin recovery of the under-recovered amount. Recovery of the under-recovered amount is expected to occur over several months and is subject to OCC review and approval.

For SWEPCo, the true-up process described above and the ICR Adjustments resulted in a net increase in fuel costs recoverable from customers of $8 million included in Regulatory Assets on the Consolidated Balance Sheets. The amount is recoverable from customers pursuant to the applicable fuel recovery mechanisms and review of the state regulatory commissions in Arkansas, Louisiana and Texas.

To the extent the OCC and/or the AEP West Commissions regulating SWEPCo do not permit recovery of the revised fuel and purchased power costs, there could be an adverse effect on results of operations and cash flows.

PSO Rate Review - In February 2003, the Director of the OCC filed an application requiring PSO to file all documents necessary for a general rate review before August 1, 2003. Management is unable to predict the result of this review as the documents and data have not been assembled.

Louisiana Compliance Filing - On October 15, 2002, SWEPCo filed with the Louisiana Public Service Commission (LPSC) detailed financial information typically utilized in a revenue requirement filing, including a jurisdictional cost of service. This filing was required by the LPSC as a result of their order approving the merger between AEP and CSW. The LPSC's merger order also provides that SWEPCo's base rates are capped at the present level through mid 2005. The filing indicates that SWEPCo's current rates should not be reduced. If the LPSC disagrees with our conclusion, they could order SWEPCo to file all documents for a full cost of service revenue requirement review in order to determine whether SWEPCo's capped rates should be reduced which would adversely impact results of operations and cash flows.

FERC Long-term Contracts - In September 2002 the FERC voted to hold hearings to consider requests from certain wholesale customers located in Nevada and Washington to break long-term contracts which the customers allege are "high-priced". At issue are long-term contracts entered during the California energy price spike in 2000 and 2001. The complaints allege that AEP sold power at unjust and unreasonable prices. The FERC delayed hearings to allow the parties to hold settlement discussions. In January 2003 the FERC settlement judge assigned to the case indicated that the parties' settlement efforts were not progressing and he recommended that the complaint be placed back on the schedule for a hearing. In February 2003 AEP and one of our customers agreed to terminate their contract with the customer withdrawing its FERC complaint.

In the similar complaint, a FERC administrative law judge (ALJ) ruled in favor of AEP and dismissed in December 2002 a complaint filed by two Nevada utilities. In 2000 and 2001, AEP agreed to sell power to the utilities for future delivery. In late 2001 the utilities filed complaints that the prices for power supplied under those contracts should be lowered because the market for power was allegedly dysfunctional at the time such contracts were entered. The ALJ rejected the utilities' complaint, held that the markets for future delivery were not dysfunctional, and that the utilities' had failed to demonstrate that the public interest required that changes be made to the contracts. The ALJ's order is preliminary and is subject to review by the FERC. The FERC will likely rule on the ALJ's order in 2003. Management is unable to predict the outcome of these proceedings or their impact on results of operations.

Environmental Surcharge Filing - In September 2002 KPCo filed with the KPSC to revise its environmental surcharge tariff to recover the cost of emissions control equipment being installed at Big Sandy Plant. See NOx Reductions in Note 9 "Commitments and Contingencies".

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

When the generation portion of the Company's business in Arkansas, Ohio, Texas, Virginia and West Virginia no longer met the requirements to apply SFAS 71, net regulatory assets were written off for that portion of the business unless they were determined to be recoverable as a stranded cost through regulated distribution rates or wire charges in accordance with SFAS 101 and EITF 97-4. In the Ohio and West Virginia jurisdictions generation-related regulatory assets that are recoverable through transition rates have been transferred to the distribution portion of the business and are being amortized as they are recovered through charges to regulated distribution customers. These assets are classified as "transition regulatory assets". As discussed in Note 8, "Customer Choice and Industry Restructing" the Virginia SCC ordered the generation-related regulatory assets in the Virginia jurisdiction to remain with the generation portion of the business. Generation-related regulatory assets in the Virginia jurisdiction are being amortized concurrent with their recovery through capped rates. These assets are also classified as "transition regulatory assets." The Texas jurisdiction generation-related regulatory assets that are eligible for recovery through securitization have been classified as "regulatory assets designated for or subject to securitization." See Note 8 "Customer Choice and Industry Restructuring" for further details.

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
                                           ======     =====

(a) See "Texas Restructuring" section of Note 8.


At December 31, 2002 $1,870 million of Regulatory Assets are not earning a return.

o $641 million of the total $791 million for amounts due from customers for future income taxes are not earning a return. These balances are reversed as the associated deferred tax timing differences are reversed, and have no specific amortization period.
o Transition regulatory assets of $743 million are not earning a return and had the following recovery periods. (Degree) $419 million five years (Degree) $205 million six years (Degree) $119 million nine years
o Deferred fuel costs of $143 million includes $113 million that was not earning a return and had the following recovery periods: (Degree) $76 million that fluctuates month to month and has no fixed recovery period. (Degree) $37 million one year
o Cook plant restart costs of $40 million does not earn a return and has a recovery period of one year.
o Unamortized loss on reacquired debt includes $43 million not earning a return and ranges from one to thirty-six years recovery period.
o The balance of $289 million not earning a return is of varying natures and recovery periods.

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

Implementation of legislation enacted in Arkansas, Oklahoma, and West Virginia to allow retail customers to choose their electricity supplier has been delayed or repealed. In 2001 Oklahoma delayed implementation of customer choice indefinitely. In February 2003 the Arkansas General Assembly passed legislation that repealed customer choice legislation, which is currently awaiting signature by the Governor of Arkansas. Before West Virginia's choice plan can be effective, tax legislation must be passed to continue consistent funding for state and local governments. No further legislation has been introduced related to restructuring in West Virginia.

In general, state restructuring legislation provides for a transition from cost-based rate regulated bundled electric service to unbundled cost-based rates for transmission and distribution service and market pricing for the supply of electricity with customer choice of supplier.

Ohio Restructuring - Customer choice of electricity supplier and restructuring began on January 1, 2001, under the Ohio Act. At January 1, 2003, virtually all customers continue to receive supply service from CSPCo and OPCo with a legislatively required residential generation rate reduction of 5%. All customers continue to be served by CSPCo and OPCo for transmission and distribution services.

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

The stipulation agreement also required the PUCO to consider implementation of a gross receipts tax credit rider as the parties could not reach an agreement. Following a hearing on the gross receipts tax issue, the PUCO ordered the gross receipts tax credit rider to be effective May 1, 2001 instead of May 1, 2002 as proposed by the companies. On April 3, 2002, the Ohio Supreme Court rejected the companies' arguments and affirmed the PUCO's order which established the effective date of tax credit riders in rates. This ruling had no impact on 2002 results of operations as the companies had recorded an extraordinary loss of $48 million (net of tax of $20 million) in 2001.

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

Due to the FERC's reversal of its previous approvals of our RTO filings, CSPCo and OPCo have been delayed in the implementation of their RTO participation plans. We continue to pursue integration of CSPCo, OPCo and other AEP East companies into PJM. In this regard on December 19, 2002, the companies filed an application with PUCO for approval of the transfer of functional control over certain of their transmission facilities to PJM. Management is unable to predict the timing of FERC's final approval of RTOs, the timing of an RTO being operational or the outcome of these proceedings before the PUCO.

 In October 2002 the PUCO initiated an investigation of the financial condition of Ohio's regulated public utilities. The PUCO's goal is to identify measures available to the PUCO to ensure that the regulated operations of Ohio's public utilities are not impacted by adverse financial consequences of parent or affiliate company unregulated operations and take appropriate corrective action, if necessary. The utilities and other interested parties were requested to provide comments and suggestions by November 12, 2002, with reply comments by November 22, 2002, on the type of information necessary to accomplish the stated goals, the means to gather the required information from the public utilities and potential courses of action that the PUCO could take. Management is unable to predict the outcome of the PUCO's investigation or its impact on results of operations and business practices, if any.

Virginia Restructuring - In Virginia, choice of electricity supplier for retail customers began on January 1, 2002 under its restructuring law. Presently, APCo continues to service all its previous customers under capped rates. A finding by the Virginia SCC that an effective competitive market exists would be required to end the transition period prior to its scheduled end on June 30, 2007.

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

In July 2002 APCo filed with the Virginia SCC requesting an increase in fuel rates effective January 1, 2003. A public hearing was held on September 23, 2002 related to this filing. On November 8, 2002, a decision was issued in this proceeding approving an annual increase of approximately $24 million.

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

Texas Restructuring - In preparation for the start of competition in Texas, CPL, SWEPCo, and WTU, the integrated electric utility companies operating in Texas, were required to make PUCT filings and legal and operational changes to their business. AEP formed new subsidiaries, Mutual Energy CPL L.P. and Mutual Energy WTU L.P., to act as retail electric providers (REP) in Texas beginning on January 1, 2002, the effective date of customer choice in Texas. The CPL and WTU names continued to be used by the registrant subsidiaries which owned the generation, transmission and distribution assets located in the ERCOT areas of Texas and WTU's entire operations in SPP throughout most of 2002. In December 2002 WTU transferred its SPP retail customers to Mutual Energy SWEPCO L.P. AEP sold the new subsidiaries that serve ERCOT retail customers to Centrica in December 2002, along with the Central Power and Light and West Texas Utilities brand names. CPL and WTU changed their names to AEP Texas Central Company (TCC) and AEP Texas North Company (TNC), respectively.

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

Under the Texas Legislation, electric utilities were required to submit a plan to structurally unbundle business activities into a retail electric provider, a power generation company and a transmission and distribution (T&D) utility. In 2000 SWEPCo, TCC and TNC filed their business separation plans with the PUCT. The PUCT approved the plans for TCC and TNC but determined that competition in the SPP areas of Texas should be delayed indefinitely and abated SWEPCo's plan.

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

In 1999 TCC filed with the PUCT to securitize $1.27 billion of its retail generation-related regulatory assets and $47 million in other qualified restructuring costs. The PUCT authorized the issuance of up to $797 million of securitization bonds ($949 million of generation-related regulatory assets and $33 million of qualified refinancing costs offset by $185 million of customer benefits for accumulated deferred income taxes). TCC issued its securitization bonds in February 2002. The annual cost of the bonds are recovered through a PUCT approved transition charge in distribution rates.

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

After hearings on the issue of stranded costs, the PUCT ruled in October 2001 that its current estimate of TCC's stranded costs was negative $615 million. TCC disagreed with the ruling (see discussion of appeal ruling below). The ruling indicated that TCC's costs were below market after securitization of regulatory assets. The final amount of TCC's stranded costs including regulatory assets and ECOM will be established by the PUCT in the 2004 true-up proceeding. If TCC's total stranded costs determined in the 2004 true-up are less than the amount of securitized regulatory assets, the PUCT can implement an offsetting credit to transmission and distribution rates.

The Texas Legislation allows for several alternative methods to be used to value stranded costs in the final 2004 true-up proceeding including the sale or exchange of generation assets, stock valuation or the use of an ECOM model.

TCC decided to obtain a market value of generating assets for purposes of determining stranded costs for the 2004 true-up proceeding and filed a plan of divestiture with the PUCT in December 2002 seeking approval of a sales process for all of its generating facilities. Such sales quantify the actual stranded costs. The amount of stranded costs under this market valuation methodology will be the amount by which net book value of TCC's generating assets, including regulatory assets and liabilities that were not securitized, exceeds the market value of the generation assets as measured by the net proceeds from the sale of the assets. It is anticipated that any such sale will result in significant stranded costs for purposes of the 2004 true-up proceeding. The filing included a request for the PUCT to issue a declaratory order that TCC's 25% ownership interest in its nuclear plant, STP, can be sold to value stranded costs. Intervenors to this proceeding, including the PUCT Staff, have made filings to dismiss TCC's filing claiming that the PUCT does not have the authority to issue a declaratory order. The intervenors also argued that the proper time to address the sales process is after the plants are sold during the 2004 true-up proceeding. Since the bidding process is not expected to be completed before mid 2004, TCC requested that the 2004 true-up proceeding be scheduled after completion of the divestiture of the generating assets.

Texas Legislation also requires that electric utilities and their affiliated power generation companies (PGC) sell at auction in 2002 and 2003 at least 15% of the PGC's Texas jurisdictional installed generation capacity in order to promote competitiveness in the wholesale market through increased availability of generation and liquidity. Actual market power prices received in the state mandated auctions will replace the PUCT's earlier estimates of those market prices used in the ECOM model to calculate the stranded cost for the 2004 true-up proceeding.

The decision to determine stranded costs using market prices, instead of using the PUCT's ECOM model estimates, enabled TCC to record a $262 million regulatory asset and related revenues which represents the quantifiable amount of stranded costs for the year 2002 related to the wholesale prices. Prior to the decision to pursue a sale of TCC's generating assets, the PUCT's ECOM estimate prohibited the recognition of the regulatory assets and revenues as there was no way to quantify stranded costs. As discussed above, a defined process is required in order to determine the amount of stranded costs related to generation facilities for the 2004 true-up proceedings. TCC's plan of divestiture filed with the PUCT during December 2002 provided such a process.

When the divestiture and the 2004 true-up process are completed, TCC will securitize any stranded costs which exceed current securitized amounts. The annual costs of securitization will be recovered through a non-bypassable rate surcharge by the regulated T&D utility over the life of the securitization bonds. Any stranded costs and other true-up amounts not recovered through the sale of securitization bonds may be recovered through a separate non-bypassable competitive transition charge to T&D utility customers.

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

The PUCT ruled that prior to the 2004 true-up proceeding, no adjustments would be made to the amount of stranded costs authorized by the PUCT to be securitized. Final stranded cost amounts and the treatment of excess earnings will be determined in the 2004 true-up proceeding. To the extent that the final 2004 true-up proceeding determines that TCC should recover additional stranded costs, the additional amount recoverable can also be securitized. The PUCT also ruled that estimated excess earnings for the period 1999-2001 should be refunded through distribution rates to the extent of any over-mitigation of stranded costs represented by negative ECOM. In 2001 the PUCT issued an order requiring TCC to reduce distribution rates by approximately $54.8 million plus accrued interest over a five-year period beginning January 1, 2002 in order to return estimated excess earnings for 1999, 2000 and 2001. Since excess earnings amounts were expensed in 1999, 2000 and 2001, the order has no additional effect on reported net income but will reduce cash flows for the five year refund period. The amount to be refunded is recorded as a regulatory liability.

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

West Virginia Restructuring - In 2000 the WVPSC issued an order approving an electricity restructuring plan which the WV Legislature approved by joint resolution. The joint resolution provides that the WVPSC cannot implement the plan until the legislature makes tax law changes necessary to preserve the revenues of state and local governments. Since the WV Legislature has not passed the required tax law changes, the restructuring plan has not become effective. AEP subsidiaries, APCo and WPCo, provide electric service in WV.

A Joint Stipulation approved by the WVPSC in 2000 in connection with an APCo base rate filing, allowed for recovery of regulatory assets including any generation-related regulatory assets through the following provisions: o Frozen transition rates and a wires charge of 0.5 mills per KWH. o The retention, as a regulatory liability, on the books of a net cumulative deferred ENEC over-recovery balance of $66 million to be used to offset the cost of deregulation when generation is deregulated in WV.
o The retention of net merger savings prior to December 31, 2004 resulting from the merger of AEP and CSW.
o A 0.5 mills per KWH wires charge for departing customers provided for in the WV Restructuring Plan.

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

Management has reviewed these two proceedings and concluded that at this time it is not clear that APCo meets the requirements to reapply SFAS 71. Management will monitor developments to determine when it is appropriate to reapply SFAS 71 to APCo's generation business.

Arkansas Restructuring - In 1999 Arkansas enacted legislation to restructure its electric utility industry.

In February 2003 the Arkansas General Assembly passed legislation that repealed customer choice legislation, which is currently awaiting signature by the Governor of Arkansas.

Discontinuance of the Application of SFAS 71 Regulatory Accounting in Arkansas, Ohio, Texas, Virginia and West Virginia - The enactment of restructuring legislation and the ability to determine transition rates, wires charges and any resultant gain or loss under restructuring legislation in Arkansas, Ohio, Texas, Virginia and West Virginia resulted in AEP and certain subsidiaries discontinuing regulatory accounting under SFAS 71 for the generation portion of their business in those states. Under the provisions of SFAS 71, regulatory assets and regulatory liabilities are recorded to reflect the economic effects of regulation by matching expenses with related regulated revenues.

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

Michigan Restructuring - Customer choice commenced for I&M's Michigan customers on January 1, 2002. Effective with that date the rates on I&M's Michigan customers' bills for retail electric service were unbundled to allow customers the opportunity to evaluate the cost of generation service for comparison with other offers. I&M's total rates in Michigan remain unchanged and reflect cost of service. At December 31, 2002, none of I&M's customers have elected to change suppliers and no alternative electric suppliers are registered to compete in I&M's Michigan service territory.

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

APCo, AEP's subsidiary which operates in Virginia and West Virginia, has been seeking regulatory approval to build a new high voltage transmission line for over a decade. Certificates have been issued by both the West Virginia Public Service Commission and the Virginia State Corporation Commission authorizing construction and operation of the line. On December 31, 2002, the U.S. Forest Service issued a final environmental impact statement and record of decision to allow the use of federal lands in the Jefferson National Forest for construction of a portion of the line. We expect additional state and federal permits to be issued in the first half of 2003. Through December 31, 2002, we had invested approximately $51 million in this effort. The line is estimated to cost $287 million including amounts spent to date with completion scheduled in 2006. If the required permits are not obtained and the line is not constructed, the $51 million investment would be written off, adversely affecting future results of operations and cash flows.

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

Power Generation Facility - AEP has entered into agreements with Katco Funding L.P. (Katco) an unrelated unconsolidated special purpose entity. Katco has an aggregate financing commitment of $525 million and a capital structure of which 3% is equity from investors with no relationship to AEP or any of its subsidiaries and 97% is debt from a syndicate of banks. Katco was formed to develop, construct, finance and lease a power generation facility to AEP. Katco will own the power generation facility and lease it to AEP after construction is completed. The lease will be accounted for as an operating lease (see Note 22), therefore neither the facility nor the related obligations are reported on AEP's balance sheet. Payments under the operating lease are expected to commence in the first quarter of 2004. AEP will in turn sublease the facility to Dow Chemical Company (DOW), which will use the energy produced by the facility and sell excess energy. AEP has agreed to purchase the excess energy from DOW for resale. The use of Katco allows AEP to limit its risk associated with the power generation facility once the construction phase has been completed.

AEP, is the construction agent for Katco, and is responsible for completing construction by December 31, 2003, subject to unforeseen events beyond AEP's control.

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

Nuclear Plants - I&M owns and operates the two-unit 2,110 MW Cook Plant under licenses granted by the NRC. TCC owns 25.2% of the two-unit 2,500 MW STP. STPNOC operates STP on behalf of the joint owners under licenses granted by the NRC. The operation of a nuclear facility involves special risks, potential liabilities, and specific regulatory and safety requirements. Should a nuclear incident occur at any nuclear power plant facility in the U.S., the resultant liability could be substantial. By agreement I&M and TCC are partially liable together with all other electric utility companies that own nuclear generating units for a nuclear power plant incident at any nuclear plant in the U.S. In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery from customers is not possible, results of operations, cash flows and financial condition would be adversely affected.

Nuclear Incident Liability - The Price-Anderson Act establishes insurance protection for public liability arising from a nuclear incident at $9.5 billion and covers any incident at a licensed reactor in the U.S. Commercially available insurance provides $200 million of coverage. In the event of a nuclear incident at any nuclear plant in the U.S., the remainder of the liability would be provided by a deferred premium assessment of $88 million on each licensed reactor in the U.S. payable in annual installments of $10 million. As a result, I&M could be assessed $176 million per nuclear incident payable in annual installments of $20 million. TCC could be assessed $44 million per nuclear incident payable in annual installments of $5 million as its share of a STPNOC assessment. The number of incidents for which payments could be required is not limited. Under an industry-wide program insuring workers at nuclear facilities, I&M and TCC are also obligated for assessments of up to $6.2 million and $1.6 million, respectively, for potential claims. These obligations will remain in effect until December 31, 2007.

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

Spent Nuclear Fuel Disposal - Federal law provides for government responsibility for permanent SNF disposal and assesses nuclear plant owners fees for SNF disposal. A fee of one mill per KWH for fuel consumed after April 6, 1983 at Cook Plant and STP is being collected from customers and remitted to the U.S. Treasury. Fees and related interest of $224 million for fuel consumed prior to April 7, 1983 at Cook Plant have been recorded as long-term debt. I&M has not paid the government the Cook Plant related pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program. At December 31, 2002, funds collected from customers towards payment of the pre-April 1983 fee and related earnings thereon are in external funds and exceed the liability amount. TCC is not liable for any assessments for nuclear fuel consumed prior to April 7, 1983 since the STP units began operation in 1988 and 1989.

Decommissioning and Low Level Waste Accumulation Disposal - Decommissioning costs are accrued over the service lives of the Cook Plant and STP. The licenses to operate the two nuclear units at Cook Plant expire in 2014 and 2017. After expiration of the licenses, Cook Plant is expected to be decommissioned using the prompt decontamination and dismantlement (DECON) method. The estimated cost of decommissioning and low level radioactive waste accumulation disposal costs for Cook Plant ranges from $783 million to $1,481 million in 2000 nondiscounted dollars. The wide range is caused by variables in assumptions including the estimated length of time SNF may need to be stored at the plant site subsequent to ceasing operations. This, in turn, depends on future developments in the federal government's SNF disposal program. Continued delays in the federal fuel disposal program can result in increased decommissioning costs. I&M is recovering estimated Cook Plant decommissioning costs in its three rate-making jurisdictions based on at least the lower end of the range in the most recent decommissioning study at the time of the last rate proceeding. The amount recovered in rates for decommissioning the Cook Plant and deposited in the external fund was $27 million in 2002 and 2001 and $28 million in 2000.

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

On the Consolidated Balance Sheets, nuclear decommissioning trust assets are included in Other Assets and a corresponding nuclear decommissioning liability is included in Other Noncurrent Liabilities. The decommissioning liability for both nuclear plants combined totals $719 million and $699 million at December 31, 2002 and 2001, respectively.

Federal EPA Complaint and Notice of Violation -
Since 1999 AEP has been involved in litigation regarding generating plant emissions under the Clean Air Act. Federal EPA and a number of states alleged that AEP System companies and eleven unaffiliated utilities modified certain units at coal fired generating plants in violation of the Clean Air Act. Federal EPA filed complaints against AEP subsidiaries in U.S. District Court for the Southern District of Ohio. A separate lawsuit initiated by certain special interest groups was consolidated with the Federal EPA case. The alleged modification of the generating units occurred over a 20 year period.

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

NOx Reductions - Federal EPA issued a NOx Rule requiring substantial reductions in NOx emissions in a number of eastern states, including certain states in which the AEP System's generating plants are located. The NOx Rule has been upheld on appeal. The compliance date for the NOx Rule is May 31, 2004.

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

AEP is installing a variety of emission control technologies to reduce NOx emissions to comply with the applicable state and Federal NOx requirements. This includes selective catalytic reduction (SCR) technology on certain units and non-SCR technologies on a larger number of units. During 2001 SCR technology commenced operations on OPCo's Gavin Plant. Installation of SCR technology on Amos and Mountaineer plants was completed and commenced operation in May 2002. Construction of SCR technology at certain other AEP generating units continues. Non-SCR technologies have been installed and commenced operation on a number of units across the AEP System and additional units will be equipped with these technologies.

The AEP NOx compliance plan is a dynamic plan that is continually reviewed and revised as new information becomes available on the performance of installed technologies and the cost of planned technologies. Certain compliance steps may or may not be necessary as a result of this new information. Consequently, the plan has a range of possible outcomes. Our current estimates indicate that compliance with the NOx Rule, the Texas Commission on Environmental Quality rule and the Section 126 Rule could result in required capital expenditures in the range of $1.3 billion to $2 billion of which $843 million has been spent through December 31, 2002. The range of cost estimates reflects the uncertainty over the need for certain SCR projects.

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

Merger Litigation - On January 18, 2002, the U.S. Court of Appeals for the District of Columbia ruled that the SEC did not properly find that the June 15, 2000 merger of AEP with CSW meets the requirements of the PUHCA and sent the case back to the SEC for further review. Specifically, the court required the SEC to revisit and identify factors supporting its conclusion that the merger met PUHCA requirements that utilities be "physically interconnected" and confined to a "single area or region."

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

Enron Bankruptcy - On October 15, 2002, certain subsidiaries of AEP filed claims against Enron and its subsidiaries in the bankruptcy proceeding filed by the Enron entities which are pending in the U.S. Bankruptcy Court for the Southern District of New York. At the date of Enron's bankruptcy AEP had open trading contracts and trading accounts receivables and payables with Enron. In addition, on June 1, 2001, we purchased Houston Pipe Line Company (HPL) from Enron. Various HPL related contingencies and indemnities remained unsettled at the date of Enron's bankruptcy. The timing of the resolution of the claims by the Bankruptcy Court is not certain.

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

Shareholder Lawsuits - In the fourth quarter of 2002 lawsuits alleging securities law violations and seeking class action certification were filed in federal District Court, Columbus, Ohio against AEP, certain AEP executives, and in some of the lawsuits, members of the AEP Board of Directors and certain investment banking firms. The lawsuits claim that AEP failed to disclose that alleged "round trip" trades resulted in an overstatement of revenues, that AEP failed to disclose that AEP traders falsely reported energy prices to trade publications that published gas price indices and that AEP failed to disclose that it did not have in place sufficient management controls to prevent round trip trades or false reporting of energy prices. The plaintiffs seek recovery of an unstated amount of compensatory damages, attorney fees and costs. The cases are presently pending a decision by the Court on competing motions by certain plaintiffs and groups of plaintiffs' for designation as lead plaintiff. Once the Court selects a lead plaintiff, that lead plaintiff will file an amended complaint. AEP intends to vigorously defend against these actions. Also in the fourth quarter of 2002, two shareholder derivative actions were filed in state court in Columbus, Ohio against AEP and its Board of Directors alleging a breach of fiduciary duty for failure to establish and maintain adequate internal controls over AEP's gas trading operations; and, a lawsuit was filed against AEP, certain AEP executives and AEP's ERISA Plan Administrator in federal District Court for the Southern District of New York (subsequently transferred to federal District Court in Columbus, Ohio) alleging violations of the Employee Retirement Income Security Act in the selection of AEP stock as a investment alternative and in the allocation of assets to AEP stock. These cases are in the initial pleading stage. AEP intends to vigorously defend against these actions.

California Lawsuit - In November 2002 Cruz Bustamante, Lieutenant Governor of California, filed a lawsuit in Los Angeles County, California Superior Court against forty energy companies including AEP and two publishing companies alleging violations of California law through alleged fraudulent reporting of false natural gas price and volume information with an intent to affect the market price of natural gas and electricity. This case is in the initial pleading stage. AEP intends to vigorously defend against this action.

Arbitration of Williams Claim - In October 2002 AEP filed its demand for arbitration with the American Arbitration Association to initiate formal arbitration proceedings in a dispute with the Williams Companies (Williams). The proceeding results from Williams' repudiation of its obligations to provide physical power deliveries to AEP and Williams' failure to provide the monetary security required for natural gas deliveries by AEP. Consequently, both parties claimed default and terminated all outstanding natural gas and electric power trading deals among the various Williams and AEP affiliates. Williams claimed that AEP owes approximately $130 million in connection with the termination and liquidation of all trading deals. AEP believes it has valid claims arising from Williams' actions and is seeking, in part, a determination that either no amount is due or that a lesser amount is due from AEP to Williams (which is fully reserved by AEP) and the extent of any other damages and legal or equitable relief available. Although management is unable to predict the outcome of this matter, it is not expected to have a material impact on results of operations, cash flows or financial condition.

Energy Market Investigations - In February 2002 the FERC issued an order directing its Staff to conduct a fact-finding investigation into whether any entity, including Enron, manipulated short-term prices in electric energy or natural gas markets in the West or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000, forward. In April 2002 AEP furnished certain information to the FERC in response to their related data request.

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

On May 21, 2002, the FERC issued a further data request with respect to this matter to us and over 100 other market participants requesting information for the years 2000 and 2001 concerning "wash," "round trip" or "sale/buy back" trading in the Western System Coordinating Council (WSCC), which involves the sale of an electricity product to another company together with a simultaneous purchase of the same product at the same price (collectively, "wash sales"). Similarly, on May 22, 2002, the FERC issued an additional data request with respect to this matter to us and other market participants requesting similar information for the same period with respect to the sale of natural gas products in the WSCC and Texas. After reviewing our records, we responded to the FERC that we did not participate in any "wash sale" transactions involving power or gas in the relevant market. We further informed the FERC that certain of our traders did engage in trades on the Intercontinental Exchange, an electronic electricity trading platform owned by a group of electricity trading companies, including us, on September 21, 2001, the day on which all brokerage commissions for trades on that exchange were donated to charities for the victims of the September 11, 2001 terrorist attacks, which do not meet the FERC criteria for a "wash sale" but do have certain characteristics in common with such sales. In response to a request from the California attorney general for a copy of AEP's responses to the FERC inquires, we provided the pertinent information.

The PUCT also issued similar data requests to AEP and other power marketers. AEP responded to such data requests by the July 2, 2002 response date. The U.S. Commodity Futures Trading Commission (CFTC) issued a subpoena to us on June 17, 2002 requesting information with respect to "wash sale" trading practices. We responded to CFTC. In addition, the U.S. Department of Justice made a civil investigation demand to us and other electric generating companies concerning their investigation of the Intercontinental Exchange. We have completed a review of our trading activities in the United States for the last three years involving sequential trades with the same terms and counterparties. The revenue from such trading is not material to our financial statements. We believe that substantially all these transactions involve economic substance and risk transference and do not constitute "wash sales".

In August 2002 we received an informal data request from the SEC asking us to voluntarily provide documents related to "round trip" or "wash" trades. We have provided the requested information to the SEC.

In September 2002 we received a subpoena from FERC requesting information about our natural gas transactions and their potential impact on gas commodity prices in the New York City area. We responded to the subpoena in October 2002.

In October 2002 AEP dismissed several employees involved in natural gas marketing and trading after the Company determined that they provided inaccurate price information for use in indexes compiled and published by trade publications. AEP, subsequently, instituted measures that require all price information for use in market indexes be verified and reported through AEP's Chief Risk Officer's organization. We have and will continue to provide to the FERC, the SEC and the CFTC information relating to price data given to energy industry publications.

FERC Proposed Standard Market Design - In July 2002, the FERC issued its Standard Market Design (SMD) notice of proposed rulemaking, one of the most sweeping rulemaking proposals in its history. The proposed SMD rule seeks to standardize the structure and operation of wholesale electricity markets across the country. Key elements of FERC's proposal include standard rules and processes for all users of the electricity transmission grid, new transmission rules and policies, and the creation of certain markets to be operated by independent administrators of the grid in all regions. The FERC recently indicated that it would issue a white paper on the proposal in April 2003, in response to the numerous comments by FERC received on its proposal. The FERC is expected to issue its final rule in mid to late 2003. Because the rule is not yet finalized, management cannot predict the effect of the final rule on cash flows and results of operations.

FERC Proposed Security Standards - The FERC published for comment its proposed security standards as part of the SMD. These standards are intended to ensure all market participants have a basic security program that effectively protects the electric grid and related market activities. They require compliance by January 1, 2004. The impact of these proposed standards is far-reaching and includes significant penalties for non-compliance. These standards apply to market operations and transmission owners. For the AEP System this includes: power generation plants, transmission systems, distribution systems and related areas of business. FERC is considering new proposals to modify the scope and timetable for compliance with the standards. Unless FERC changes the scope and timing of the original proposed standards, those standards could result in significant expenditures and operational changes in a compressed time frame, and may adversely affect our results of operations and cash flows if such costs are not recovered from customers.

FERC Market Power Mitigation - A FERC order issued in November 2001 on AEP's triennial market based wholesale power rate authorization update required certain mitigation actions that AEP would need to take for sales/purchases within its control area and required AEP to post information on its website regarding its power system's status. As a result of a request for rehearing filed by AEP and other market participants, FERC issued an order delaying the effective date of the mitigation plan until after a planned technical conference on market power determination. No such conference has been held and management is unable to predict the timing of any further action by the FERC or its affect on future results of operations and cash flows.

Other - We are involved in a number of other legal proceedings and claims. While management is unable to predict the ultimate outcome of these matters, it is not expected that their resolution will have a material adverse effect on results of operations, cash flows or financial condition.

10. Guarantees

In November 2002 the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45) which clarifies the accounting to recognize a liability related to issuing a guarantee, as well as additional disclosures of guarantees. This new guidance is an interpretation of SFAS 5, 57, and 107 and a rescission of FIN 34. The initial recognition and initial measurement provisions of FIN 45 is effective on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002.

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

The following AEP subsidiaries have entered into guarantees of third party obligations:

CSW Energy and CSW International have guaranteed 50% of the required debt service reserve of Sweeny Cogeneration, an IPP of which CSW Energy is a 50% owner. The guarantee was provided in lieu of Sweeny funding the debt reserve as a part of financing. In the event that Sweeny does not make the required debt payments, CSW Energy and CSW International have a maximum future payment exposure of approximately $3.7 million, which expires June 2020.

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

See Note 26 "Minority Interest in Finance Subsidiary" for disclosure of the guaranteed support of AEP for Caddis Partners, LLC.

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

11. Sustained Earnings Improvement Initiative:

In response to difficult conditions in AEP's business, a Sustained Earnings Improvement (SEI) initiative was undertaken company-wide in the fourth quarter of 2002, as a cost-saving and revenue-building effort to build long-term earnings growth. Termination benefits expense relating to 1,120 terminated employees totaling $75.4 million pre-tax was recorded in the fourth quarter of 2002. Of this amount, AEP paid $9.5 million to 312 terminated employees and recorded a provision for $65.9 million related to 808 terminated employees. The payments and accruals were classified as Maintenance and Other Operation expense on the Consolidated Statements of Operations. We determined that the termination of the employees under our SEI initiative did not constitute a curtailment under the provisions of SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits". In addition, certain buildings and corporate aircraft are being sold in an effort to reduce ongoing operating expenses.

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

Acquisition of USTI
In January 2002 AEP acquired 100% of the stock of United Sciences Testing, Inc.
(USTI) for $12.5 million. USTI provides equipment and services related to automated emission monitoring of combustion gases to both AEP affiliates and external customers. Results of operations are included in AEP's Consolidated Statements of Operations from the date of acquisition.

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

AEP also purchased the following assets or acquired the following businesses from July 1, 2001 through December 31, 2001 for an aggregate total of $1,651 million:
o SWEPCo, an AEP subsidiary, purchased the Dolet Hills mining operations and assumed the existing mine reclamation liabilities at its jointly owned lignite reserves in Louisiana.
o Quaker Coal Company as part of a bankruptcy proceeding settlement. AEP also assumed additional liabilities of approximately $58 million. The acquisition includes property, coal reserves, mining operations and royalty interests in Colorado, Kentucky, Ohio, Pennsylvania and West Virginia. AEP continues to operate the mines and facilities which employ over 800 individuals. See Note 13b "Asset Impairments and Investment Value Losses".
o MEMCO Barge Line added 1,200 hopper barges and 30 towboats to AEP's existing barging fleet. MEMCO's 450 employees operate the barge line. MEMCO added major barging operations on the Mississippi and Ohio rivers to AEP's barging operations on the Ohio and Kanawha rivers.
o U.K. Generation added 4,000 megawatts of coal-fired generation from Fiddler's Ferry, a four-unit, 2,000-megawatt station on the River Mersey in northwest England, approximately 200 miles from London and Ferrybridge, a four-unit, 2,000-megawatt station on the River Aire in northeast England, approximately 200 miles from London and related coal stocks. See Note 13b "Asset Impairments and Investment Value Losses".
o A 20% equity interest in Caiua, a Brazilian electric operating company which is a subsidiary of Vale. See Note 21, "Power, Distribution and Communications Projects". The Company converted a total of $66 million on an existing loan and accrued interest on that loan into Caiua equity. See Note 13b "Asset Impairments and Investment Value Losses".
o Indian Mesa Wind Project consisting of 160 megawatts of wind generation located near Fort Stockton, Texas.
o Acquired existing contracts and hired key staff from Enron's London-based international coal trading group.

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


                                               December 31,
                                                  2001
                                              (in millions)
        Assets:
         Current Assets                           $  324
         Plant,Property and Equipment,  Net        1,283
         Goodwill                                  1,129
         Other Assets                                 96
                                                  ------
          Total Assets of Discontinued
           Operations                             $2,832
                                                  ======

        Liabilities:
         Current Liabilities                      $  752
         Long-term Debt                              701
         Deferred Income
          Taxes                                      268
         Other Liabilities                            77
                                                  ------
          Total Liabilities of Discontinued
          Operations                              $1,798
                                                  ======


Disposal of CitiPower
On July 19, 2002, AEP, through a wholly owned subsidiary entered into an agreement to sell Citipower, a retail electricity and gas supply and distribution subsidiary in Australia. AEP completed the sale on August 30, 2002 and received net cash of approximately $175 million and the buyer assumed CitiPower debt of approximately $674 million. AEP recorded a net charge totaling $125 million as of June 30, 2002. The charge included an impairment loss of $98 million on the remaining carrying value of an intangible asset related to a distribution license for CitiPower. The remaining $27 million of net loss was classified as a transitional goodwill impairment loss from the adoption of SFAS 142 (see Notes 2 and 3) and was recorded as a cumulative effect of a change in accounting principle retroactive to January 1, 2002.

The loss on the sale of CitiPower increased $24 million to $149 million in the second half of 2002 based on actual closing amounts and exchange rates.

CitiPower's results of operations have been reclassified as Discontinued Operations in accordance with SFAS 144. The assets and liabilities of Citipower have been aggregated on the December 31, 2001, balance sheet as Assets of Discontinued Operations and Liabilities of Discontinued Operations. The major classes of CitiPower's assets and liabilities of discontinued operations are:

                                              December 31, 2001
                                                (in millions)
   Assets:
    Current Assets                                 $  138
    Plant, Property and Equipment, Net                495
    Goodwill/Intangibles                              466
    Other Assets                                       23
                                                   ------
     Total Assets of Discontinued
    Operations                                     $1,122
                                                   ======


   Liabilities:
    Current Liabilities                              $ 83
    Long-term Debt                                    612
    Deferred Income Taxes                              55
    Other Liabilities                                  34
                                                     ----
     Total Liabilities of Discontinued
      Operations                                     $784
                                                     ====


Total revenues and pretax profit (loss) of the discontinued operations of SEEBOARD and CitiPower were:

                           SEEBOARD
                         (in millions)
Revenues:

12 months ended
  12/31/02                  $  694
12 months ended
  12/31/01                   1,451
12 month ended
  12/31/00                   1,596

Pretax Profit:

12 months ended
  12/31/02                 $   180
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

Pretax Profit:

                                12 months ended
  12/31/02                  $  (190)
12 months ended
  12/31/01                       (4)
12 months ended
  12/31/00                       20


Disposition of Texas REPs

In April 2002 AEP reached a definitive agreement, subject to regulatory approval, to sell two of its Texas retail electric providers (REPs) to Centrica, a provider of retail energy and other consumer services. PUCT regulatory approval for the sale was obtained in December 2002. On December 23, 2002 AEP sold to Centrica, the general partner interests and the limited partner interests in Mutual Energy CPL L.P. and Mutual Energy WTU L.P. for a base purchase price paid in cash at closing and certain additional payments, including a net working capital payment. Centrica paid a base purchase price of $145.5 million which was based on a fair market value per customer established by an independent appraiser and an agreed customer count. AEP recorded a net gain totaling $83.7 million in Other Income. AEP will provide Centrica with a power supply contract for the two REPs and back-office services related to these customers for a two-year period. In addition, AEP retained the right to share in earnings from the two REPs above a threshold amount through 2006 in the event the Texas retail market develops increased earnings opportunities. Under the Texas Legislation, REPs are subject to a clawback liability if customer change does not attain thresholds required by the legislation. AEP is responsible for a portion of such liability, if any, for the period it operated the REPs in the Texas competitive retail market (January 1, 2002 through December 23, 2002). In addition, AEP retained responsibility for regulatory obligations arising out of operations before closing. AEP's wholly-owned subsidiary Mutual Energy Service Company LLC (MESC) received an up-front payment of approximately $30 million from Centrica associated with the back-office service agreement, and MESC deferred its right to receive payment of an additional amount of approximately $9 million to secure certain contingent obligations. These prepaid service revenues were deferred on the books of MESC to be amortized over the two-year term of the back office service agreement.

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

In December 2001 AEP completed the sale of its ownership interests in the Virginia and West Virginia PCS (personal communications services) Alliances for stock, resulting in an after tax gain of approximately $7 million. During 2002, due to decreasing market value of the shares, we have reduced the value of them to zero.

2000

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


Discontinued Operations

The operations shown below were discontinued or classified as held for sale in 2002. Results of operations of these businesses have been reclassified as shown in the following table.

                                  SEEBOARD      CitiPower       Pushan       Eastex         Total
   (in millions)                  --------      ---------       ------       ------         -----

   2002 Revenue                  $   694           $204          $57         $  73         $1,028
   2001 Revenue                    1,451            350           57          -             1,858
   2000 Revenue                    1,596            338           57          -             1,991
   2002 Earnings  (Loss)
   After Tax                          96           (123)          (7)         (156)          (190)
   2001 Earnings
    (Loss) After Tax                  88             (6)           4          -                86
   2000 Earnings  (Loss)
   After Tax                          99             17            7            (1)           122

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

                                                 2002 Pre-Tax Estimated Loss
                                                 ---------------------------
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
                                                         ========



a. Assets Held for Sale

In 2002, AEP recorded the following estimated loss on disposal of assets (including Goodwill) held for sale:


                                           2002 Pre-Tax
                   Assets                 Estimated Loss
               Held for Sale               on Disposal             Business
               -------------               -----------             --------
                                          (in millions)

        Eastex                               $218.7                 Wholesale
        Pushan Power                           20.0                 Other
                                            -------
        Total Impairment   Losses
          Included in   Discontinued
          Operations                         $238.7
                                             ======

        Telecommunication -   AEPC/C3        $158.5                  Other
        Newgulf Facility                       11.8                 Wholesale
        Nordic Trading                          5.3                 Wholesale
        Excess Equipment                       23.9                 Wholesale
        Excess Real Estate                     15.7                 Wholesale
                                           --------
        Total Included in
          Asset  Impairment   Losses         $215.2
        Telecommunications   - AFN          $  13.8                 Other
        Water Heater   Program                  3.2                 Wholesale
        Gas Power Systems                      12.2                 Wholesale
                                           --------
        Total Included in
          Investment  Value
          and Other Impairment
          Losses                            $  29.2
                                            -------

        Total-All Held for Sale
          Losses                             $483.1
                                             ======

Eastex
In 1998, CSW began construction of a natural gas-fired cogeneration facility (Eastex) located near Longview, Texas and commercial operations commenced in December 2001. In June 2002, AEP requested that the FERC allow it to modify the FERC Merger Order and substitute Eastex as a required divestiture under the order, due to the fact that the agreed upon market-power related divestiture of a plant in Oklahoma was no longer feasible. The FERC approved the request at the end of September 2002. Subsequently, in the fourth quarter of 2002 AEP solicited bids for the sale of Eastex and several interested buyers were identified by December 2002. A sale of assets is expected to be completed by the end of 2003 with an estimated pre-tax loss on sale of $218.7 million included in Discontinued Operations in the Consolidated Statements of Operations. The estimated loss was based on the estimated fair value of the facility and indicative bids by interested buyers.

Results of operations of Eastex have been reclassified as Discontinued Operations in accordance with SFAS 144 as shown in Note 12. The assets and liabilities of Eastex have been included on AEP's Consolidated Balance Sheets as held for sale. The major classes of assets and liabilities held for sale are:

                                               2002            2001
                                                   (in millions)
Assets:
Current Assets                                 $15            $  -
Property, Plant and Equipment, Net               -             217
Other Assets                                     -               3
                                               ---            ----
  Total Assets Held for Sale                   $15            $220
                                               ===            ====

Liabilities:
Current Liabilities                           $  8          $    5
Other Liabilities                                4               1
                                              ----          ------
  Total Liabilities Held for Sale               $12         $    6
                                                ===         ======


Pushan Power Plant
In the fourth quarter of 2002, AEP began active negotiations to sell its interest in the Pushan Power Plant (Pushan) in Nanyang, China to the minority interest partner. Negotiations are expected to be completed by the second quarter of 2003 with an estimated pre-tax loss on disposal of $20.0 million, based on an indicative price expression. The estimated pre-tax loss on disposal is classified in Discontinued Operations in the Consolidated Statements of Operations.

Results of operations of Pushan have been reclassified as Discontinued Operations in accordance with SFAS 144 as discussed in Note 12. The assets and liabilities of Pushan have been classified on AEP's Consolidated Balance Sheets as held for sale. The major classes of assets and liabilities held for sale are:

                                                  2002            2001
                                                      (in millions)
Assets:
Current Assets                                   $  19           $  17
Property, Plant and Equipment, Net                 132             161
                                                 -----           -----
  Total Assets Held for Sale                      $151            $178
                                                  ====            ====

Liabilities:
Current Liabilities                              $  28           $  27
Long-term Debt                                      25              30
Other Liabilities                                   26              24
                                                ------           -----
  Total Liabilities Held for Sale                $  79           $  81
                                                 =====           =====

Telecommunications
AEP had developed businesses to provide telecommunication services to businesses and to other telecommunication companies through broadband fiber optic networks operated in conjunction with AEP's electric transmission and distribution lines. The businesses included AEP Communications, LLC (AEPC), C3 Communications, Inc.
(C3), and a 50% share of AFN Networks, LLC (AFN), a joint venture. Due to the difficult economic conditions in these businesses and the overall telecommunications industry, and other operating problems, the AEP Board approved in December 2002 a plan to cease operations of these businesses. AEP took steps to market the assets of the businesses to potential interested buyers in the fourth quarter of 2002. A number of potential buyers have made offers for the assets of C3. Potential buyers have indicated interest in the assets of AFN. A formal offering of the assets of AEPC will begin early in 2003. The complete sale of all telecommunication assets is expected to be completed by the end of 2003 with an estimated pre-tax impairment loss of $158.5 million (related to AEPC and C3) classified in Asset Impairments in the Consolidated Statements of Operations and an estimated pre-tax loss in value of the investment in AFN of $13.8 million classified in Investment Value and Other Impairment Losses in the Consolidated Statement of Operations. The estimated losses are based on indicative bids by potential buyers.

$6 million and $182 million of Property, Plant and Equipment, net of accumulated depreciation of the telecommunication businesses have been classified on AEP's Consolidated Balance Sheets as held for sale in 2002 and 2001, respectively.

Newgulf Facility
In 1995, CSW purchased an 85 MW gas-fired peaking electrical generation facility located near Newgulf, Texas (Newgulf). In October 2002 AEP began negotiations with a likely buyer of the facility. A sale is now expected to be completed by the end of 2003 with an estimated pre-tax loss on sale of $11.8 million based on an indicative bid by the likely buyer. The estimated loss on disposal is classified in Asset Impairments on the Consolidated Statements of Operations. Newgulf's Property, Plant and Equipment, net of accumulated depreciation, of $6 million in 2002 and $17 million in 2001 has been classified on AEP's Consolidated Balance Sheets as held for sale.


Nordic Trading
In October 2002 AEP announced that its ongoing energy trading operations would be centered around its generation assets. As a result, AEP took steps to exit its coal, gas, and electricity trading activities in Europe, except for those activities necessary to support the U.K. Generation operations. The Nordic Trading business acquired earlier in 2002 (see Note 12) was made available for sale to potential buyers. The estimated pre-tax loss on disposal in 2002 of $5.3 million, consisted of impairment of goodwill of $4.0 million (see Note 3) and impairment of assets of $1.3 million. The estimated loss of $5.3 million is included in Asset Impairments on the Consolidated Statements of Operations. Management's determination of a zero fair value was based on discussions with a potential buyer. There are no assets and liabilities of Nordic Trading to be classified on AEP's Consolidated Balance Sheets as held for sale.

Excess Equipment
In November 2002, as a result of a cancelled development project, AEP obtained title to a surplus gas turbine generator. AEP has been unsuccessful in finding potential buyers of the unit, including its own internal generation operators, due to an over-supply of generation equipment available for sale. Sale of the turbine is now projected before the end of 2003 with an estimated 2002 pre-tax loss on disposal of $23.9 million, based on market prices of similar equipment. The loss is included in Asset Impairments on the Consolidated Statements of Operations. The Other asset of $12 million in 2002 and $31 million in 2001 has been classified on AEP's Consolidated Balance Sheets as held for sale.


Excess Real Estate
In the fourth quarter of 2002, AEP began to market an under-utilized office building in Dallas, TX obtained through the merger with CSW. One prospective buyer has executed an option to purchase the building. Sale of the facility is projected by second quarter 2003 and an estimated 2002 pre-tax loss on disposal of $15.7 million has been recorded, based on the option sale price. The estimated loss is included in Asset Impairments on the Consolidated Statements of Operations. The Property asset of $18 million in 2002 and $36 million in 2001 has been classified on AEP's Consolidated Balance Sheets as held for sale.


Water Heater Program
AEP operated a program to lease electric water heaters to residential and commercial customers until a decision was reached in the fourth quarter of 2002 to discontinue the program and to offer the assets for sale. Negotiations are underway with a qualified buyer, and sale of the assets is projected by the end of the first quarter of 2003. The estimated 2002 pre-tax loss on disposal of $3.2 million was based on the expected contract sales price. The loss is included in Investment Value and Other Impairment Losses on the Consolidated Statements of Operations. The assets and liabilities have been classified on AEP's Consolidated Balance Sheets as held for sale. The major classes of assets held for sale are:

                                                   2002            2001
                                                       (in millions)
Assets:
Current Assets                                   $  1              $  2
Property, Plant and Equipment, Net                 38                48
                                                 ----              ----
  Total Assets Held for Sale                      $39               $50
                                                  ===               ===

Gas Power Systems
AEP acquired in 2001 a 75% interest in a startup company seeking to develop low-cost peaking generator sets powered by surplus jet turbine engines. The first quarter of 2002, AEP recognized a goodwill impairment loss of $12.2 million due to technological and operating problems (See Note 3). The loss was recorded in Investment Value and Other Impairment Losses on the Consolidated Statements of Operations. The fair values of the remaining assets and liabilities were excluded from AEP's Consolidated Balance Sheets as held for sale, as the impact was insignificant. AEP's remaining interest was sold in January 2003.

b. Assets Held and Used

In 2002, AEP recorded the following impairments related to assets (including Goodwill) held and used to Asset Impairments on the Consolidated Statements of
Operations:


           Assets                                                  Business
       Held and Used              2002 Pre-Tax Loss                Segment
       -------------              ------------------               -------
                                  (in millions)
U.K. Generation                       $548.7                       Wholesale
AEP Coal                                59.9                       Wholesale
Texas Plants                            38.1                       Wholesale
Ft. Davis Wind Farm                      4.7                       Wholesale
                                      ------
    Total - ALL
     Held and Used
       Losses                          $51.4
                                       =====

U.K. Generation Plants
In December 2001, AEP acquired two coal-fired generation plants (U.K. Generation) in the U.K. for a cash payment of $942.3 million and assumption of certain liabilities. Subsequently and continuing through 2002, wholesale U.K. electric power prices declined sharply as a result of domestic over-capacity and static demand. External industry forecasts and AEP's own projections made during the fourth quarter of 2002 indicate that this situation may extend many years into the future. As a result, the U.K. Generation fixed asset carrying value at year-end 2002 was substantially impaired. A December 2002 probability-weighted discounted cash flow analysis of the fair value of our U.K. Generation indicated a 2002 pre-tax impairment loss of $548.7 million, including a goodwill impairment of $166.1 million as discussed in Note 3. The cash flow analysis used a discount rate of 6% over the remaining life of the assets and reflected assumptions for future electricity prices and plant operating costs. This impairment loss is included in Asset Impairments on the Consolidated Statements of Operations.

AEP Coal
In October 2001, AEP acquired out of bankruptcy certain assets and assumed certain liabilities of nineteen coal mine companies formerly known as "Quaker Coal" and re-identified as "AEP Coal". During 2002 the coal operations suffered a decline in forward prices and adverse mining factors that culminated in the fourth quarter of 2002 and significantly reduced mine productivity and revenue. Based on an extensive review of economically accessible reserves and other factors, future mine productivity and production is expected to continue to be below historical levels. In December 2002, a probability-weighted discounted cash flow analysis of fair value of the mines was performed which indicated a 2002 pre-tax impairment loss of $59.9 million including a goodwill impairment of $3.6 million as discussed in Note 3. This impairment loss is included in Asset Impairments on the Consolidated Statements of Operations.

Texas Plants
In September 2002 AEP proposed closing 16 gas-fired power plants in the ERCOT control area of Texas (8 TNC plants and 8 TCC plants). ERCOT indicated that it may designate some of those plants as "reliability must run" (RMR) status. In October ERCOT designated seven RMR plants (3 TNC plants and 4 TCC plants) and approved AEP's plan to inactivate nine other plants (5 TNC plants and 4 TCC plants). The process of moving the plants to inactive status took approximately two months. Employees of the plants moved to inactive status (approximately 180) were eligible for severance and outplacement services.

As a result of the decision to inactivate TNC plants, a write-down of utility assets of approximately $34.2 million (pre-tax) was recorded in Asset Impairments expense during the third quarter 2002. The decision to inactivate the TCC plants resulted in a write-down of utility assets of approximately $95.6 million (pre-tax), which was deferred and recorded in Regulatory Assets during the third quarter 2002.

During the fourth quarter 2002, evaluations continued as to whether assets remaining at the inactivated plants, including materials, supplies and fuel oil inventories, could be utilized elsewhere within the AEP System. As a result of such evaluations, TNC recorded an additional asset impairment charge to Asset Impairments expense of $3.9 million (pre-tax) in the fourth quarter 2002. In addition TNC recorded related inventory write-downs of $2.6 million ($1.2 million in Fuel and Purchased Energy: Electricity and $1.4 million in Maintenance and Other Operation expense). Similarly, TCC recorded an additional asset impairment write-down of $6.7 million (pre-tax), which was deferred and recorded in Regulatory Assets in the fourth quarter 2002. TCC also recorded related inventory write-downs of $14.9 million which was deferred and recorded in Regulatory Assets in the fourth quarter 2002.

The total Texas plant asset impairment of $38.1 million in 2002 (all related to TNC) is included in Asset Impairments on the Consolidated Statement of Operations.

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

Ft. Davis Wind Farm
In the 1990's, CSW developed a 6 MW facility wind energy project located on a lease site near Ft. Davis, Texas. In the fourth quarter of 2002 AEP engineering staff determined that operation of the facility was no longer technically feasible and the lease of the underlying site should not be renewed. Dismantling of the facility will be complete by the end of 2003 with an estimated 2002 pre-tax loss on abandonment of $4.7 million. The loss was recorded in Asset Impairments on the Consolidated Statements of Operations. The facility will continue to be classified as held and used until disposal is complete.

c. Investment Values

In 2002, AEP recorded the following declines in fair value on investments accounted for under APB 18 that were considered to be other than temporarily impaired as shown in the table below:






           Investment Value
               Impairment                  2002 Pre-Tax              Business
               Loss Items                 Estimated Loss             Segment
               ----------                 --------------             -------
                                          (in millions)
  Grupo Rede Investment -  Brazil            $217.0                    Other
  South Coast Power                            63.2                    Other
  Misc. Technology   Investments
                                               11.7                    Other
                                           --------
                Total                             $
                                                  =

Grupo Rede Investment
In December 2002, AEP recorded an other than temporary impairment totaling $141.0 million ($217.0 million net of federal income tax benefit of $76.0 million) of its 44% equity investment in Vale and its 20% equity interest in Caiua, both Brazilian electric operating companies (referred to as Grupo Rede). This amount is included in Investment Value and Other Impairment Losses on the Consolidated Statements of Operations. As of September 30, 2002, AEP had not recognized its cumulative equity share of operating and foreign currency translation losses of approximately $88 million and $105 million, respectively, due to the existence of a put option that permits AEP to require Grupo Rede to purchase our equity at a minimum price equal to the U.S. dollar equivalent of the original purchase price. In January 2002 AEP evaluated through an independent credit assessment the ability of Grupo Rede to fulfill its responsibilities under the put option and concluded that the carrying value of the original investment was reasonable.

During 2002, there has been a continuing decline in the Brazilian power industry and the value of the local currency. Events in the fourth quarter of 2002 led us to change our view that Grupo Rede would be able to fulfill its responsibilities under the put option. These events included two downgrades of Caiua debt by Moody's, resulting in a rating of Caa1. Caiua is an intermediate holding company which owns substantially all of the utility companies in the Grupo Rede system. The downgrading of Caiua's credit ratings to a level well below investment grade casts significant doubt on the ability of Grupo Rede to honor the put option. Grupo Rede is in the process of restructuring some of its debts, and as a condition for participating in the restructuring, during November 2002 a creditor of Grupo Rede requested that AEP agree not to exercise the put option prior to March 31, 2007. AEP agreed and in exchange received an extension of the put option from the previous end date of 2009 through 2019. Based on the factors noted above, AEP could no longer reasonably believe that our investment could be recovered, resulting in the recording of the impairment.

South Coast Power Investment
South Coast Power is a 50% owned joint venture that was formed in 1996 to build and operate a merchant closed-cycle gas turbine generator at Shoreham, U.K.. South Coast Power is subject to the same adverse wholesale electric power rates described for U.K. Generation above. A December 2002 projected cash flow estimate of the fair value of the investment indicated a 2002 pre-tax other than temporary impairment of the equity interest (which included the fair value of supply contracts held by South Coast Power and accounted for in accordance with SFAS 133) in the amount of $63.2 million. This loss of investment value is included in Investment Value and Other Impairment Losses on the Consolidated Statements of Operations.

Technology Investments
AEP previously made investments totaling $11.7 million in four early-stage or startup technologies involving pollution control and procurement. An analysis in December 2002 of the viability of the underlying technologies and the projected performance of the investee companies indicated that the investments were unlikely to be recovered, and an other than temporary impairment of the entire amount of the equity interest under APB 18 was recorded. The loss of investment value is included in Investment Value and Other Impairment Losses on the Consolidated Statements of Operations.

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
                                U.S. Pension Plans U.S. OPEB Plans 2002 2001
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
                               ======      ======      =======     ======

Reconciliation of Fair Value
 of Plan Assets:
Fair Value of Plan Assets at
 January 1                     $3,438      $3,911      $   711     $  704
Actual Return on Plan Assets     (371)       (182)         (57)       (31)
Company Contributions               6        -             137        118
Participant Contributions           -        -              13          8
Benefit Payments                 (278)       (291)         (81)       (88)
                               ------      ------      -------     ------
Fair Value of Plan Assets at
 December 31                   $2,795      $3,438      $   723     $  711
                               ======      ======      =======     ======

Funded Status:
Funded Status at December 31   $ (788)      $ 146      $(1,154)    $ (934)
Unrecognized Net Transition
 (Asset) Obligation                (7)        (15)         233        263
Unrecognized Prior-Service Cost   (13)        (12)           6          7
Unrecognized Actuarial
 (Gain) Loss                    1,020          35          896        649
                               ------       -----       ------     ------
Prepaid Benefit (Accrued
 Liability)                    $  212       $ 154       $  (19)    $  (15)
                               ======       =====       ======     ======

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
                                U.S. Pension Plans U.S. OPEB Plans 2002 2001
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

The following table provides the components of AEP's net periodic benefit cost (credit) for the plans for fiscal years 2002, 2001 and 2000:
                                 U.S. Pension Plans U.S. OPEB Plans
                                 ------------------           ---------------
                                 2002   2001    2000       2002    2001   2000
                                 ----   ----    ----       ----    ----   ----
                                                 (in millions)
Service Cost                    $  72  $  69   $  60       $ 34    $ 30   $ 29
Interest Cost                     241    232     227        114     114    106
Expected Return on Plan Assets   (337)  (338)   (321)       (62)    (61)   (57)
Amortization of
 Transition (Asset) Obligation     (9)    (8)     (8)        29      30     41
Amortization of Prior-service
 Cost                              (1)    -       13         -       -      -
Amortization of Net Actuarial
 (Gain) Loss                      (10)   (24)    (39)        27      18      4
                                 ----  -----   -----       ----    ----   ----
Net Periodic Benefit Cost
 (Credit)                         (44)   (69)    (68)       142     131    123
Curtailment Loss (a)               -      -      -           -        1     79
                                 ----  -----   -----       ----    ----   ----
Net Periodic Benefit
 Cost (Credit) after
 Curtailments                   $ (44) $ (69)  $ (68)      $142    $132   $202
                                =====  =====   =====       ====    ====   ====

(a) Curtailment charges were recognized during 2000 for the shutdown of Central Ohio Coal Company, Southern Ohio Coal Company and Windsor Coal Company.


The weighted-average assumptions as of December 31, used in the measurement of the Company's benefit obligations are shown in the following tables:

                          U.S. Pension Plans U.S. OPEB Plans
                          ------------------         ---------------
                        2002    2001     2000     2002    2001    2000
                        ----    ----     ----     ----    ----    ----
                          %       %        %        %       %       %
 Discount Rate          6.75    7.25     7.50     6.75    7.25    7.50
 Expected Return on
  Plan Assets           9.00    9.00     9.00     8.75    8.75    8.75
 Rate of Compensation
  Increase              3.7     3.7      3.2      N/A     N/A     N/A


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

Other UMWA Benefits

AEP and OPCo, a subsidiary company, provide UMWA pension, health and welfare benefits for certain unionized mining employees, retirees, and their survivors who meet eligibility requirements. The benefits are administered by UMWA trustees and contributions are made to their trust funds. Contributions are expensed as paid as part of the cost of active mining operations and were not material in 2002, 2001 and 2000. In July 2001, OPCo sold certain coal mines in Ohio and West Virginia.


15. Stock-Based Compensation:

The American Electric Power System 2000 Long-Term Incentive Plan was approved by shareholders at the Company's annual meeting in 2000 and authorizes the use of 15,700,000 shares of AEP common stock for various types of stock-based compensation awards, including stock option awards, to key employees. The plan was adopted in 2000.

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


A summary of stock option transactions in fiscal periods 2002, 2001 and 2000 is as follows:


                               2002                    2001                    2000
                               ----                    ----                    ----
                                   Weighted                Weighted                Weighted
                                   Average                 Average                 Average
                        Options    Exercise     Options    Exercise     Options    Exercise
                    (in thousands) Price    (in thousands) Price    (in thousands) Price
                    -------------- -----    -------------- -----    -------------- -----
Outstanding at
 beginning of year       6,822     $37           6,610     $36             825     $40
  Granted                2,923     $27             645     $45           6,046     $36
  Exercised               (600)    $36            (216)    $38             (26)    $36
  Forfeited               (358)    $41            (217)    $37            (235)    $39
                         -----                    ----                    ----
Outstanding at
 end of year             8,787     $34           6,822     $37           6,610     $36
                         =====                   =====                   =====

Options exercisable
 at end of year          2,481     $36             395     $43             588     $41
                         =====                     ===                     ---


Weighted average Exercise price of options:
 -Granted above Market Price       $27                      -                       -
 -Granted at Market Price          $27                     $45                     $36



The following table summarizes information about stock options outstanding at December 31, 2002:

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

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used to estimate the fair value of options granted:


                                 2002       2001     2000
----------------------------------------------------------
Risk Free Interest
 Rate                            3.53%      4.87%    5.02%
Expected Life                  7 years    7 years  7 years
Expected Volatility             29.78%     28.40%   24.75%
Expected Dividend
 Yield                           6.15%      6.05%    6.02%

Weighted average fair value of options:

 -Granted above
Market Price                    $4.58        -        -
 -Granted at Market   Price
                                $4.37      $8.01    $5.50
---------------------------- ---------- ---------- ----------

16. Business Segments:

As discussed in Note 28, the 2002, 2001 and 2000 Consolidated Statements of Operations have been revised to reflect certain reclassifications. Certain of these items affect AEP's previously filed 2002, 2001 and 2000 segment financial information. The following segment financial data for 2002, 2001 and 2000 have been derived from the revised consolidated financial statements.

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




                                        Energy             Reconciling      AEP
Year                         Wholesale  Delivery   Other   Adjustments  Consolidated
----                         ---------  --------   -----   -----------  ------------
                                               (in millions)
2002
  Revenues from:
    External unaffiliated
     customers                 $10,969  $ 3,551    $  16     $  -         $14,536
    Transactions with other
     operating segments          2,314       20       46      (2,380)        -
  Segment EBIT                     645      970     (549)       -           1,066
  Depreciation, depletion and
    amortization expense           842      519       16        -           1,377
  Total assets                  22,622   11,624      248         247(a)    34,741
  Investments in equity method
    subsidiaries                   115     -          57        -             172
  Gross property additions       1,072      638       12        -           1,722

2001
  Revenues from:
    External unaffiliated
     customers                 $ 9,782  $ 3,356   $  114     $  -         $13,252
    Transactions with other
     operating segments          2,708       20    1,155      (3,883)        -
  Segment EBIT                   1,302      986       42        -           2,330
  Depreciation, depletion and
    amortization expense           597      632       14        -           1,243
  Total assets                  21,947   12,455      220       4,675(a)    39,297
  Investments in equity method
    subsidiaries                   242     -         370        -             612
  Gross property additions         610      844      200        -           1,654

2000
  Revenues from:
    External unaffiliated
     customers                 $ 8,047  $ 3,174   $  105     $  -         $11,326
    Transactions with other
     operating segments          1,726        2      750      (2,478)        -
  Segment EBIT                     686    1,017       89        -           1,792
  Depreciation, depletion and
    amortization expense           556      506       29        -           1,091
  Total assets                  24,172   14,876    2,625       4,960(a)    46,633
  Investments in equity method
    subsidiaries                   140     -         296        -             436
  Gross property additions         366      961      141        -           1,468

(a) Reconciling adjustments for Total Assets include Assets Held for Sale and/or Assets of Discontinued Operations.



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

Results of Risk Management Activities

The amounts of net revenue margins (sales less purchases) in 2002, 2001, and 2000 for trading activities were:

                    2002        2001        2000
                    ----        ----        ----

                            (in millions)

Net Revenue
 Margins            $47         $402        $233



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

                                           2002                  2001
                                  ------------------     --------------------
                                           Fair                  Fair
                                          Value                 Value
                                      (in millions)         (in millions)
Trading Assets

Electricity and Other
               Physicals                 $  846               $   966
               Financials                   226                   170
                                         ------               -------
             Total Trading Assets        $1,072               $ 1,136
                                         ======               =======

Gas
               Physicals                 $  105               $   196
               Financials                   685                 1,587
                                         ------               -------
             Total Trading Assets        $  790               $ 1,783
                                         ======               =======

Trading Liabilities

Electricity and Other
               Physicals                 $ (534)              $  (760)
               Financials                  (126)                  (87)
                                         ------               -------
             Total Trading Liabilities   $ (660)              $  (847)
                                         ======               =======

Gas
               Physicals                 $ (191)              $   (38)
               Financials                  (761)               (1,586)
                                         ------               -------
             Total Trading Liabilities   $ (952)              $(1,624)
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

We trade electricity and gas contracts with numerous counterparties. Since our open energy trading contracts are valued based on changes in market prices of the related commodities, our exposures change daily. We believe that our credit and market exposures with any one counterparty are not material to our financial condition at December 31, 2002. At December 31, 2002, less than 7% of our exposure was below investment grade as expressed in terms of Net Mark to Market Assets. Net Mark to Market Assets represents the aggregate difference between the forward market price for the remaining term of the contract and the contractual price per counterparty. The following table approximates counterparty credit quality and exposure for AEP based on netting across AEP entities, commodities and instruments.



                     Futures
Counterparty        Forward and
 Credit Quality:       Swap
                    Contracts      Options      Total
Year Ending         ---------      -------      -----
December 31, 2002
                                  (in millions)
AAA/Exchanges        $     26     $    2      $   28
AA                        307         33         340
A                         448         26         474
BBB                       700        101         801
Below   Investment
 Grade                    107         11         118
                        -----        ---       -----


  Total                $1,588       $173      $1,761
                       ======       ====      ======


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




Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the Consolidated Balance Sheets at December 31, 2002 are:
                                                                     Accumulated
                                                          Other Comprehensive
                 Hedging Assets   Hedging Liabilities   Income (Loss) After Tax
                 --------------   -------------------   -----------------------
                                       (in millions)
Electricity
  and Gas                 $6               $ (8)                    $ (2)
Interest Rate              -                (13)*                    (12)
Foreign Currency           -                 (2)                      (2)
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

The following table represents the activity in Other Comprehensive Income (Loss) related to the effect of adopting SFAS 133 for derivative contracts that qualify as cash flow hedges at December 31, 2002:

                                                                  (in millions)
AEP Consolidated
  Beginning Balance, January 1, 2002                                   $ (3)
  Changes in fair value                                                 (56)
  Reclasses from OCI to net loss                                         43
                                                                        ---
Accumulated OCI derivative loss, December 31, 2002                     $(16)
                                                                       ====

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

The fair values of Long-term Debt and preferred stock subject to mandatory redemption are based on quoted market prices for the same or similar issues and the current dividend or interest rates offered for instruments with similar maturities. These instruments are not marked-to-market. The estimates presented are not necessarily indicative of the amounts that we could realize in a current market exchange. The book values and fair values of significant financial instruments for AEP at December 31, 2002 and 2001 are summarized in the following tables.

                                    2002                         2001
                           Book Value  Fair Value       Book Value  Fair Value
                           ----------  ----------       ----------  ----------
                                (in millions)                (in millions)

Long-term Debt                $10,125     $10,470        $9,505      $9,542
Preferred Stock                    84          77            95          93
Trust Preferred Securities        321         324           321         321




Other Financial Instruments - Nuclear Trust Funds Recorded at Market Value - The trust investments which are classified as held for sale for decommissioning and SNF disposal, reported in Other Assets, are recorded at market value in accordance with SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities". At December 31, 2002 and 2001, the fair values of the trust investments were $969 million and $933 million, respectively, and had a cost basis of $909 million and $839 million, respectively. The change in market value in 2002, 2001, and 2000 was a net unrealized holding loss of $33 million and $11 million and a net unrealized holding gain of $6 million, respectively.



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
                                              =====       ======      ====


The following tables show the elements of the net deferred tax liability and the significant temporary differences:
                                                           December 31,
                                                   --------------------------
                                                      2002            2001
                                                      ----            ----
                                                          (in millions)
Deferred Tax Assets                                 $ 2,189         $ 1,216
Deferred Tax Liabilities                             (6,105)         (5,716)
                                                    -------         -------
  Net Deferred Tax Liabilities                      $(3,916)        $(4,500)
                                                    =======         =======

Property Related Temporary Differences              $(3,612)        $(3,674)
Amounts Due From Customers For Future
  Federal Income Taxes                                 (360)           (245)
Deferred State Income Taxes                            (422)           (314)
Transition Regulatory Assets                           (234)           (268)
Regulatory Assets Designated for Securitization        (310)           (332)
Asset Impairments and Investment Value Losses           417            -
Deferred Income Taxes on Other Comprehensive Loss       326               3
All Other (net)                                         279             330
                                                    -------         -------
  Net Deferred Tax Liabilities                      $(3,916)        $(4,500)
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

19. Basic and Diluted Earnings Per Share:

The calculation of basic and diluted earnings (loss) per common share (EPS) is based on the amounts of Net Income (Loss) and weighted average common shares shown in the table below:

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

20. Supplementary Information:

                                                              Year Ended December 31,
                                                           2002       2001          2000
                                                           ----       ----          ----
                                                                  (in millions)
AEP Consolidated Purchased Power -
 Ohio Valley Electric Corporation
  (44.2% owned by AEP System)                              $142        $127         $86

Cash was Paid for:
  Interest (net of capitalized amounts)                     792         972         842
  Income Taxes                                              336         569         449

Noncash Investing and Financing Activities:
 Acquisitions under Capital Leases                            6          17         118
 Assumption of Liabilities Related to Acquisitions            1         171           -
 Exchange of Communication Investment for Common Stock        -           5           -


21. Power and Distribution Projects:

Power Projects

AEP owns interests of 50% or less in domestic unregulated power plants with a capacity of 1,483 MW located in Colorado, Florida and Texas. In addition to the domestic projects, AEP has equity interests in international power plants totaling 1,113 MW.

Investments in power projects that are 50% or less owned are accounted for by the equity method and reported in Investments in Power and Distribution Projects on the Consolidated Balance Sheets (see "Eastex" within the Assets Held for Sale section of Note 13), except for Eastex Cogeneration which, due to its structure, is consolidated. At December 31, 2002, six domestic power projects and three international power investments are accounted for under the equity method. The six domestic projects are combined cycle gas turbines that provide steam to a host commercial customer and are considered either Qualifying Facilities (QFs) or Exempt Wholesale Generators (EWGs) under PURPA. The three international power investments are classified as Foreign Utility Companies (FUCO) under the Energy Policies Act of 1992. Two of the international investments are power projects and the other international investment is a company which owns an interest in four additional power projects. All of the power projects accounted for under the equity method have unrelated third-party partners.

Seven of the above power projects have project-level financing, which is non-recourse to AEP. AEP or AEP subsidiaries have guaranteed $58 million of domestic partnership obligations for performance under power purchase agreements and for debt service reserves in lieu of cash deposits.

Distribution Projects

We own a 44% equity interest in Vale, a Brazilian electric operating company which was purchased for a total of $149 million. On December 1, 2001 we converted a $66 million note receivable and accrued interest into a 20% equity interest in Caiua (Brazilian electric operating company), a subsidiary of Vale. Vale and Caiua have experienced losses from operations and our investment has been affected by the devaluation of the Brazilian Real. In December 2002, AEP recorded an other than temporary impairment totaling $141.1 million (after federal income tax benefit of $76 million) of its 44% equity investment in Vale and its 20% equity interest in Caiua. See "Grupo Rede Investment" within the Investment Values section of Note 13 "Asset Impairments and Investment Value Losses", for further information on the 2002 impairment of our Vale and Caiua investments.

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

Lease rentals for both operating and capital leases are generally charged to operating expenses in accordance with rate-making treatment for regulated operations. Capital leases for non-regulated property are accounted for as if the assets were owned and financed. The components of rental costs are as follows:

                         Year Ended December 31,
                         ----------------------
                         2002     2001    2000
                         ----     ----    ----
                             (in millions)

Lease Payments on
 Operating Leases        $346     $293     $246
Amortization of
 Capital Leases            65       82      118
Interest on
 Capital Leases            14       22       36
                         ----     ----     ----

 Total Lease Rental
  Costs                  $425     $397     $400
                         ====     ====     ====


Property, plant and equipment under capital leases and related obligations recorded on the Consolidated Balance Sheets are as follows:

                                  December 31,
                                  -----------
                               2002         2001
                               ----         ----
                                  (in millions)

Property, Plant and
 Equipment:
 Production                    $ 40         $ 39
 Distribution                    15           15
 Other                          687          723
                               ----         ----
   Total Property, Plant and
    Equipment                   742          777
 Accumulated Amortization       299          250
                               ----         ----
  Net Property, Plant
   and Equipment               $443         $527
                               ====         ====

Obligations Under Capital
 Leases:
  Noncurrent Liability         $170         $219
  Liability Due Within
   One Year                      58           75
                               ----         ----
      Total                    $228         $294
                               ====         ====

Future minimum lease payments consisted of the following at December 31, 2002

                                  Noncancelable
                     Capital      Operating
                     Leases       Leases
                     -------      --------------
                       (in millions)

2003                 $ 70         $  305
2004                   53            271
2005                   37            252
2006                   29            242
2007                   21            237
Later Years            59          2,462
                     ----         ------
Total Future
 Minimum Lease
 Payments             269         $3,769
                                  ======
Less Estimated
 Interest Element      41
Estimated Present
 Value of Future
 Minimum Lease
 Payments            $228
                     ====

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

Outstanding Short-term Debt for AEP Consolidated consisted of:

                                  December 31,
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


Historical loss and delinquency amount for the AEP System's customer accounts receivable managed portfolio:

                                                                      Face Value
                                                         Year Ended December 31,
                                                          ---------------------
                                                           2002          2001
                                                           ----          ----
                                                             (in millions)


Customer Accounts Receivable Retained                     $  466        $  343
Miscellaneous Accounts Receivable Retained                 1,394         1,365
Allowance for Uncollectible Accounts Retained               (119)          (69)
                                                          ------        ------
    Total Net Balance Sheet Accounts Receivable            1,741         1,639

Customer Accounts Receivable Securitized (Affiliate)         454           560
Customer Accounts Receivable Securitized (Non-Affiliate)     -             485
                                                          ------        ------
        Total Accounts Receivable Managed                 $2,195        $2,684
                                                          ======        ======

Net Uncollectible Accounts Written Off                    $   49        $   87
                                                          ======        ======

Customer accounts receivable retained and securitized for the domestic electric operating companies are managed by AEP Credit. Miscellaneous accounts receivable have been fully retained and not securitized.

At December 31, 2002, delinquent customer accounts receivable for the electric utility affiliates that AEP Credit currently factors was $30 million.



24. Unaudited Quarterly Financial Information:

As discussed in Note 28, the 2002 and 2001 Consolidated Statements of Operations have been revised to reflect certain reclassifications. Certain of these items affect AEP's previously filed 2002 and 2001 interim financial information. The following quarterly financial data for the four quarters of 2002 and 2001 have been derived from the revised consolidated financial statements.

The unaudited quarterly financial information for AEP Consolidated follows:

                                    2002 Quarterly Periods Ended
                                    ----------------------------
                        March 31        June 30       Sept. 30       Dec. 31
                        --------        -------       --------       -------
(In Millions - Except
Per Share Amounts)
Revenues Revised*****    $ 3,112         $ 3,570        $ 3,913       $ 3,941
Revenues as Previously
 Stated                    3,169           3,575          3,870         3,941
Operating Income (Loss)      459             427            782          (405)
Income (Loss) Before
 Discontinued Operations,
 Extraordinary Items
 and Cumulative Effect      159             158            386          (682)
Net Income (Loss)          (169)             62            425          (837)
Earnings (Loss) per Share
 Before Discontinued
 Operations,
 Extraordinary Items
 And Cumulative Effect*    0.49            0.49           1.14         (2.01)
Earnings (Loss) per
 Share**                  (0.53)           0.19           1.25         (2.47)

                                    2001 Quarterly Periods Ended
                                    ----------------------------
                        March 31        June 30       Sept. 30       Dec. 31
                        --------        -------       --------       -------
(In Millions - Except
Per Share Amounts)

Revenues Revised *****  $ 2,910         $ 3,408        $ 3,913       $ 3,021
Revenues as Previously
 Stated                   2,910           3,259          3,733         2,865
Operating Income            521             622            824           215
Income Before
 Discontinued Operations,
 Extraordinary Items
 and Cumulative Effect      230             251            399            37
Net Income                  266             232            421            52
Earnings per Share Before
 Discontinued Operations,
 Extraordinary Items
 and Cumulative Effect***  0.72            0.77           1.23          0.12
Earnings per Share****     0.83            0.72           1.31          0.16

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

*****See Note 28 for discussion of revisions.

Income Before Discontinued Operations, Extraordinary Items and Cumulative Effect for the fourth quarter 2002 decreased $896 million from the prior year due to the impairment loss and impairment value losses of approximately $1,188 million (pre-tax) to reduce the valuation of under-performing assets. In addition to the impairments that were booked during the fourth quarter, a change in other comprehensive income of $585 million for pension liability had a negative effect on the Consolidated Balance Sheets.

25. Trust Preferred Securities:

The following Trust Preferred Securities issued by the wholly-owned statutory business trusts of PSO, SWEPCo and TCC were outstanding at December 31, 2002 and December 31, 2001. They are classified on the Consolidated Balance Sheets as Certain Subsidiaries Obligated, Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures of Such Subsidiaries. The Junior Subordinated Debentures mature on April 30, 2037. TCC reacquired 490,000 trust preferred units during 2001.


                                                Units Issued/                                  Description of
                                                Outstanding                                    Underlying
Business Trust           Security               At 12/31/02          Amount at December 31,    Debentures of Registrant
--------------           --------               -------------      ----------------------      ------------------------
                                                                      2002           2001
                                                                        (in millions)

CPL Capital I            8.00%, Series A         5,450,000            $136           $136      TCC, $141 million,
                                                                                               8.00%, Series A

PSO Capital I            8.00%, Series A         3,000,000              75             75      PSO, $77 million,
                                                                                               8.00%, Series A

SWEPCo Capital I         7.875%, Series A        4,400,000             110            110      SWEPCO, $113 million,
                                                ----------            ----           ----
                                                                                               7.875%, Series A
                                                12,850,000            $321           $321
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


26. Minority Interest in Finance Subsidiary:

In August 2001 AEP formed AEP Energy Services Gas Holding Co. II, LLC (SubOne) and Caddis Partners, LLC (Caddis). SubOne is a wholly owned consolidated subsidiary of AEP that was capitalized with the assets of Houston Pipe Line Company, Louisiana Interstate Gas Company (AEP subsidiaries) and $321.4 million of AEP Energy Services Gas Holding Company (AEP Gas Holding is an AEP subsidiary and parent of SubOne) preferred stock, that is convertible into AEP common stock at market price on a dollar-for-dollar basis. Caddis was capitalized with $2 million cash and a subscription agreement that represents an unconditional obligation to fund $83 million from SubOne and $750 million from Steelhead Investors LLC ("Steelhead" - non-controlling preferred member interest). As managing member, SubOne consolidates Caddis. Steelhead is an unconsolidated special purpose entity and has a capital structure of $750 million of which 3% is equity from investors with no relationship to AEP or any of its subsidiaries and 97% is debt from a syndicate of banks. The use of Steelhead allows AEP to limit its risk associated with Houston Pipe Line Company and Louisiana Intrastate Gas Company.

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

28. Revisions to Classifications in the Consolidated Statements of Operations

Subsequent to the issuance of AEP's 2002 financial statements, management determined that certain amounts were misclassified in the 2002 Consolidated Statement of Operations. These misclassifications had no effect on Operating Income or Net Income (Loss). Certain misclassifications were a result of errors in the coding of certain transactions associated with intercompany transactions and transactions associated with our U.K. operations. As a result, the accompanying 2002 Consolidated Statement of Operations has been revised as follows (in millions):

                                                         2002                                         2002
                                                     As Reported         Reclassification           Revised
                                                     -----------         ----------------           -------
Wholesale Electricity                                     $8,366                    $(13)               $8,353
Wholesale Gas                                              2,622                      (6)                2,616
Fuel and Purchased Energy:  Electricity
                                                           3,154                     (27)                3,127
 Gas                                                       3,153                    (300)                2,853
Maintenance and Other Operation                            4,013                     283                 4,296
Taxes Other Than Income Taxes                                718                      25                   743

In addition, management determined that certain amounts were misclassified in the current presentation of the 2001 and 2000 Consolidated Statements of Operations as a result of transitioning from the gross method of presenting forward trading contracts to a net presentation. As a result, the accompanying 2001 and 2000 Consolidated Statements of Operations have been revised as follows (in millions):

                                                         2001                                      2001
                                                     As Reported        Reclassification          Revised
                                                     -----------        ----------------          -------

Wholesale Electricity                                      $6,976              $  485                $7,461
Fuel and Purchased Energy:  Electricity
                                                            2,195               1,326                 3,521
 Gas                                                        2,749                (841)                1,908

                                                         2000                                      2000
                                                     As Reported        Reclassification          Revised
                                                     -----------        ----------------          -------
Wholesale Electricity                                      $7,392              $  213                $7,605
Fuel and Purchased Energy:  Electricity
                                                            3,470                 213                 3,683



These misclassifications had no effect on Operating Income or Net Income (Loss).



AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Schedule of Consolidated Cumulative Preferred Stocks of Subsidiaries

                                                                  December 31, 2002
                                       -----------------------------------------------------------------
                                         Call
                                       Price per             Shares              Shares       Amount (In
                                       Share(a)            Authorized(b)      Outstanding(f)  Millions)
--------------------------------------------------------------------------------------------------------

Not Subject to Mandatory Redemption:
  4.00% - 5.00%                        $102-$110            1,525,903           608,150        $ 61
                                                                                               ----

Subject to Mandatory Redemption:
  5.90% - 5.92% (c)                       (d)               1,950,000           333,100          33
  6.02% - 6-7/8% (c)                     $100               1,650,000           513,450          51
                                                                                               ----
    Total Subject to Mandatory
      Redemption (c)                                                                             84
                                                                                               ----

Total Preferred Stock                                                                          $145
                                                                                               ====



                                                                    December 31, 2001
                                      -------------------------------------------------------------------
                                         Call
                                       Price per             Shares               Shares       Amount (In
                                       Share(a)           Authorized(b)       Outstanding(f)   Millions)
---------------------------------------------------------------------------------------------------------

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



AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
Schedule of Consolidated Long-term Debt of Subsidiaries

                                Weighted Average
Maturity                        Interest Rate    Interest Rates at December 31,        December 31,
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
                                                                                  =======       =======


NOTES TO SCHEDULE OF CONSOLIDATED LONG-TERM DEBT OF SUBSIDIARIES

(a) First mortgage bonds are secured by first mortgage liens on electric property, plant and equipment. (b) For certain series of installment purchase contracts interest rates are subject to periodic adjustment. Certain series will be purchased on demand at periodic interest-adjustment dates. Letters of credit from banks and standby bond purchase agreements support certain series.
(c) Notes payable represent outstanding promissory notes issued under term loan agreements and revolving credit agreements with a number of banks and other financial institutions. At expiration all notes then issued and outstanding are due and payable. Interest rates are both fixed and variable. Variable rates generally relate to specified short-term interest rates. (d) Other long-term debt consists of a liability along with accrued interest for disposal of spent nuclear fuel (see Note 9 of the Notes to Consolidated Financial Statements) and financing obligation under sale lease back agreements.

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

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors of American Electric Power Company, Inc.:

We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations (as revised - see Note
28), cash flows and common shareholders' equity and comprehensive income, for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Columbus, Ohio
February 21, 2003
(May 14, 2003 as to Note 16)
(May 14, 2003 as to Note 28)

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