Form 10-K, Exhibit 13
period 2010-12-31
AMERICAN ELECTRIC POWER CO INC
filed 2011-02-25
CIK 4904

2010 Annual Reports

American Electric Power Company, Inc. and Subsidiary Companies
Appalachian Power Company and Subsidiaries
Columbus Southern Power Company and Subsidiaries
Indiana Michigan Power Company and Subsidiaries
Ohio Power Company Consolidated
Public Service Company of Oklahoma
Southwestern Electric Power Company Consolidated

Audited Financial Statements and
Management’s Financial Discussion and Analysis

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES

Public Service Company of Oklahoma:
Selected Financial Data	209
Management’s Financial Discussion and Analysis	210
Quantitative and Qualitative Disclosures About Risk Management Activities	218
Report of Independent Registered Public Accounting Firm	219
Management's Report on Internal Control Over Financial Reporting	220
Financial Statements	221
Index of Notes to Financial Statements of Registrant Subsidiaries	226

Southwestern Electric Power Company Consolidated:
Selected Consolidated Financial Data	228
Management’s Financial Discussion and Analysis	229
Quantitative and Qualitative Disclosures About Risk Management Activities	237
Report of Independent Registered Public Accounting Firm	238
Management's Report on Internal Control Over Financial Reporting	239
Consolidated Financial Statements	240
Index of Notes to Financial Statements of Registrant Subsidiaries	245

Notes to Financial Statements of Registrant Subsidiaries	246

Combined Management’s Discussion and Analysis of Registrant Subsidiaries	405

GLOSSARY OF TERMS

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

Term	Meaning

AEGCo	AEP Generating Company, an AEP electric utility subsidiary.
AEP or Parent	American Electric Power Company, Inc.
AEP Consolidated	AEP and its majority owned consolidated subsidiaries and consolidated affiliates.
AEP Credit	AEP Credit, Inc., a subsidiary of AEP which factors accounts receivable and accrued utility revenues for affiliated electric utility companies.
AEP East companies	APCo, CSPCo, I&M, KPCo and OPCo.
AEP Foundation	AEP charitable organization created in 2005 for charitable contributions in the communities in which AEP’s subsidiaries operate.
AEP Power Pool	Members are APCo, CSPCo, I&M, KPCo and OPCo. The Pool shares the generation, cost of generation and resultant wholesale off-system sales of the member companies.
AEP System or the System	American Electric Power System, an integrated electric utility system, owned and operated by AEP’s electric utility subsidiaries.
AEP West companies	PSO, SWEPCo, TCC and TNC.
AEPEP	AEP Energy Partners, Inc., a subsidiary of AEP dedicated to wholesale marketing and trading, asset management and commercial and industrial sales in the deregulated Texas market.
AEPES	AEP Energy Services, Inc., a subsidiary of AEP Resources, Inc.
AEPSC	American Electric Power Service Corporation, a service subsidiary providing management and professional services to AEP and its subsidiaries.
AFUDC	Allowance for Funds Used During Construction.
AOCI	Accumulated Other Comprehensive Income.
APCo	Appalachian Power Company, an AEP electric utility subsidiary.
APSC	Arkansas Public Service Commission.
ASU	Accounting Standard Update.
CAA	Clean Air Act.
CLECO	Cleco Corporation, a nonaffiliated utility company.
CO2	Carbon Dioxide and other greenhouse gases.
Cook Plant	Donald C. Cook Nuclear Plant, a two-unit, 2,191 MW nuclear plant owned by I&M.
CSPCo	Columbus Southern Power Company, an AEP electric utility subsidiary.
CSW	Central and South West Corporation, a subsidiary of AEP (Effective January 21, 2003, the legal name of Central and South West Corporation was changed to AEP Utilities, Inc.).
CSW Operating Agreement
Agreement, dated January 1, 1997, as amended, by and among PSO and SWEPCo governing generating capacity allocation, energy pricing, and revenues and costs of third party sales.  AEPSC acts as the agent.

CTC	Competition Transition Charge.
CWIP	Construction Work in Progress.
DCC Fuel	DCC Fuel LLC, DCC Fuel II LLC and DCC Fuel III LLC consolidated variable interest entities formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.
DETM	Duke Energy Trading and Marketing L.L.C., a risk management counterparty.
DHLC	Dolet Hills Lignite Company, LLC, a wholly-owned lignite mining subsidiary of SWEPCo.
E&R	Environmental compliance and transmission and distribution system reliability.
EIS	Energy Insurance Services, Inc., a nonaffiliated captive insurance company.
ERCOT	Electric Reliability Council of Texas.
ERISA	Employee Retirement Income Security Act of 1974, as amended.
ESP	Electric Security Plans, filed with the PUCO, pursuant to the Ohio Amendments.

i

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

GAAP	Accounting Principles Generally Accepted in the United States of America.
IGCC	Integrated Gasification Combined Cycle, technology that turns coal into a cleaner-burning gas.
Interconnection Agreement	Agreement, dated July 6, 1951, as amended, by and among APCo, CSPCo, I&M, KPCo and OPCo, defining the sharing of costs and benefits associated with their respective generating plants.
IRS	Internal Revenue Service.
IURC	Indiana Utility Regulatory Commission.
I&M	Indiana Michigan Power Company, an AEP electric utility subsidiary.
JMG	JMG Funding LP.
KGPCo	Kingsport Power Company, an AEP electric utility subsidiary.
KPCo	Kentucky Power Company, an AEP electric utility subsidiary.
KPSC	Kentucky Public Service Commission.
kV	Kilovolt.
KWH	Kilowatthour.
LPSC	Louisiana Public Service Commission.
MISO	Midwest Independent Transmission System Operator.
MLR	Member load ratio, the method used to allocate AEP Power Pool transactions to its members.
MMBtu	Million British Thermal Units.
MPSC	Michigan Public Service Commission.
MTM	Mark-to-Market.
MW	Megawatt.
NEIL	Nuclear Electric Insurance Limited.
NOx	Nitrogen oxide.
Nonutility Money Pool	AEP’s Nonutility Money Pool.
NSR	New Source Review.
OCC	Corporation Commission of the State of Oklahoma.
OPCo	Ohio Power Company, an AEP electric utility subsidiary.
OPEB	Other Postretirement Benefit Plans.
OTC	Over the counter.
OVEC	Ohio Valley Electric Corporation, which is 43.47% owned by AEP.
PJM	Pennsylvania – New Jersey – Maryland regional transmission organization.
PM	Particulate Matter.
PSO	Public Service Company of Oklahoma, an AEP electric utility subsidiary.
PUCO	Public Utilities Commission of Ohio

Term	Meaning

PUCT	Public Utility Commission of Texas.
Registrant Subsidiaries	AEP subsidiaries which are SEC registrants; APCo, CSPCo, I&M, OPCo, PSO and SWEPCo.
Risk Management Contracts	Trading and nontrading derivatives, including those derivatives designated as cash flow and fair value hedges.
Rockport Plant	A generating plant, consisting of two 1,300 MW coal-fired generating units near Rockport, Indiana, owned by AEGCo and I&M.
RTO	Regional Transmission Organization.
Sabine	Sabine Mining Company, a lignite mining company that is a consolidated variable interest entity.
SIA	System Integration Agreement.
SNF	Spent Nuclear Fuel.
SO2	Sulfur Dioxide.
SPP	Southwest Power Pool.
Stall Unit	J. Lamar Stall Unit at Arsenal Hill Plant.
SWEPCo	Southwestern Electric Power Company, an AEP electric utility subsidiary.
TA	Transmission Agreement dated April 1, 1984 by and among APCo, CSPCo, I&M, KPCo and OPCo, which allocates costs and benefits in connection with the operation of transmission assets.
TCC	AEP Texas Central Company, an AEP electric utility subsidiary.
TEM	SUEZ Energy Marketing NA, Inc. (formerly known as Tractebel Energy Marketing, Inc.).
TNC	AEP Texas North Company, an AEP electric utility subsidiary.
Transition Funding
AEP Texas Central Transition Funding I LLC and AEP Texas Central Transition Funding II LLC, wholly-owned subsidiaries of TCC and consolidated variable interest entities formed for the purpose of issuing and servicing securitization bonds related to Texas restructuring law.

True-up Proceeding	A filing made under the Texas Restructuring Legislation to finalize the amount of stranded costs and other true-up items and the recovery of such amounts.
Turk Plant	John W. Turk, Jr. Plant.
Utility Money Pool	AEP System’s Utility Money Pool.
VIE	Variable Interest Entity.
Virginia SCC	Virginia State Corporation Commission.
WPCo	Wheeling Power Company, an AEP electric utility subsidiary.
WVPSC	Public Service Commission of West Virginia.

FORWARD-LOOKING INFORMATION

This report made by AEP and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Many forward-looking statements appear in “Item 7 – Management’s Financial Discussion and Analysis,” but there are others throughout this document which may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue” and similar expressions, and include statements reflecting future results or guidance and statements of outlook.  These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Forward-looking statements in this document speak only as of the date of this document.  Except to the extent required by applicable law, we undertake no obligation to update or revise any forward-looking statement.  Among the factors that could cause actual results to differ materially from those in the forward-looking statements are:

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

•	The availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material.
•	Electric load, customer growth and the impact of retail competition, particularly in Ohio.
•	Weather conditions, including storms, and our ability to recover significant storm restoration costs through applicable rate mechanisms.
•	Available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters.
•	Availability of necessary generating capacity and the performance of our generating plants.
•	Our ability to resolve I&M’s Donald C. Cook Nuclear Plant Unit 1 restoration and outage-related issues through warranty, insurance and the regulatory process.
•	Our ability to recover regulatory assets and stranded costs in connection with deregulation.
•	Our ability to recover increases in fuel and other energy costs through regulated or competitive electric rates.
•
Our ability to build or acquire generating capacity, including the Turk Plant, and transmission line facilities (including our ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are cancelled) through applicable rate cases or competitive rates.

•
New legislation, litigation and government regulation, including oversight of energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances or additional regulation of fly ash and similar combustion products that could impact the continued operation and cost recovery of our plants.

•
Timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance).

•	Resolution of litigation.
•	Our ability to constrain operation and maintenance costs.
•	Our ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas and other energy-related commodities.
•	Changes in the creditworthiness of the counterparties with whom we have contractual arrangements, including participants in the energy trading market.
•	Actions of rating agencies, including changes in the ratings of debt.
•	Volatility and changes in markets for electricity, natural gas, coal, nuclear fuel and other energy-related commodities.
•	Changes in utility regulation, including the implementation of ESPs and related regulation in Ohio and the allocation of costs within regional transmission organizations, including PJM and SPP.
•	Accounting pronouncements periodically issued by accounting standard-setting bodies.

•	The impact of volatility in the capital markets on the value of the investments held by our pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impacton future funding requirements.
•	Prices and demand for power that we generate and sell at wholesale.
•	Changes in technology, particularly with respect to new, developing or alternative sources of generation.
•	Other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, cyber security threats and other catastrophic events.
•	Our ability to recover through rates or prices any remaining unrecovered investment in generating units that may be retired before the end of their previously projected useful lives.

AEP and its Registrant Subsidiaries expressly disclaim any obligation to update any forward-looking information.

v

AEP COMMON STOCK AND DIVIDEND INFORMATION

The AEP common stock quarterly high and low sales prices, quarter-end closing price and the cash dividends paid per share are shown in the following table:

			Quarter-End
Quarter Ended	High	Low	Closing Price	Dividend
December 31, 2010	$37.94	$34.92	$35.98	$0.46
September 30, 2010	36.93	31.87	36.23	0.42
June 30, 2010	35.00	28.17	32.30	0.42
March 31, 2010	36.86	32.68	34.18	0.41

December 31, 2009	$36.51	$29.59	$34.79	$0.41
September 30, 2009	32.36	28.07	30.99	0.41
June 30, 2009	29.16	24.75	28.89	0.41
March 31, 2009	34.34	24.00	25.26	0.41

AEP common stock is traded principally on the New York Stock Exchange.  At December 31, 2010, AEP had approximately 91,000 registered shareholders.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among American Electric Power Company, Inc., the S&P 500 Index and the S&P Electric Utilities Index

$160
$140
$120
$100
$80
$60
$40
$20
$0
12/05
12/06
12/07
12/08
12/09
12/10
152
123
120
116
135
122
113
101
77
116
111
97
121
120
112
American Electric Power Company, Inc.
S&P 500
S&P Electric Utilities

*$100 invested on 12/31/05 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

Copyright© 2010 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA

	2010		2009	2008	2007	2006
	(dollars in millions, except per share amounts)
STATEMENTS OF INCOME DATA
Total Revenues	$14,427		$13,489	$14,440	$13,380	$12,622

Operating Income	$2,663		$2,771	$2,787	$2,319	$1,966

Income Before Discontinued Operations and Extraordinary Loss	$1,218		$1,370	$1,376	$1,153	$1,001
Discontinued Operations, Net of Tax	-		-	12	24	10
Income Before Extraordinary Loss	1,218		1,370	1,388	1,177	1,011
Extraordinary Loss, Net of Tax	-		(5)	-	(79)	-
Net Income	1,218		1,365	1,388	1,098	1,011

Less: Net Income Attributable to Noncontrolling Interests	4		5	5	6	6

NET INCOME ATTRIBUTABLE TO AEP SHAREHOLDERS	1,214		1,360	1,383	1,092	1,005

Less: Preferred Stock Dividend Requirements of Subsidiaries	3		3	3	3	3

EARNINGS ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,211		$1,357	$1,380	$1,089	$1,002

BALANCE SHEETS DATA
Total Property, Plant and Equipment	$53,740		$51,684	$49,710	$46,145	$42,021
Accumulated Depreciation and Amortization	18,066		17,340	16,723	16,275	15,240
Total Property, Plant and Equipment – Net	$35,674		$34,344	$32,987	$29,870	$26,781

Total Assets	$50,455		$48,348	$45,155	$40,319	$37,877

Total AEP Common Shareholders’ Equity	$13,622		$13,140	$10,693	$10,079	$9,412

Noncontrolling Interests	$-		$-	$17	$18	$18

Cumulative Preferred Stock Not Subject to Mandatory Redemption	$60		$61	$61	$61	$61

Long-term Debt (a)	$16,811		$17,498	$15,983	$14,994	$13,698

Obligations Under Capital Leases (a)	$474	(b)	$317	$325	$371	$291

AEP COMMON STOCK DATA
Basic Earnings (Loss) per Share Attributable to AEP Common Shareholders:

Income Before Discontinued Operations and Extraordinary Loss	$2.53		$2.97	$3.40	$2.87	$2.52
Discontinued Operations, Net of Tax	-		-	0.03	0.06	0.02
Income Before Extraordinary Loss	2.53		2.97	3.43	2.93	2.54
Extraordinary Loss, Net of Tax	-		(0.01)	-	(0.20)	-

Total Basic Earnings per Share Attributable to AEP Common Shareholders	$2.53		$2.96	$3.43	$2.73	$2.54

Weighted Average Number of Basic Shares Outstanding (in millions)	479		459	402	399	394

Market Price Range:
High	$37.94		$36.51	$49.11	$51.24	$43.13
Low	$28.17		$24.00	$25.54	$41.67	$32.27

Year-end Market Price	$35.98		$34.79	$33.28	$46.56	$42.58

Cash Dividends Paid per AEP Common Share	$1.71		$1.64	$1.64	$1.58	$1.50

Dividend Payout Ratio	67.59%		55.41%	47.8%	57.9%	59.1%

Book Value per AEP Common Share	$28.32		$27.49	$26.35	$25.17	$23.73

(a)	Includes portion due within one year.
(b)	Obligations Under Capital Leases increased primarily due to capital leases under new master lease agreements for property that was previously leased under operating leases.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
MANAGEMENT’S FINANCIAL DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Company Overview

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

We operate an extensive portfolio of assets including:

•	Almost 39,000 megawatts of generating capacity, one of the largest complements of generation in the U.S., the majority of which provides a significant cost advantage in most of our market areas.
•	Approximately 39,000 miles of transmission lines, including 2,116 miles of 765kV lines, the backbone of the electric interconnection grid in the Eastern U.S.
•	Approximately 220,000 miles of distribution lines that deliver electricity to 5.3 million customers.
•	Substantial commodity transportation assets (more than 9,000 railcars, approximately 3,300 barges, 62 towboats, 29 harbor boats and a coal handling terminal with 18 million tons of annual capacity).

Economic Conditions

Retail margins increased during 2010 due to successful rate proceedings in various jurisdictions and higher residential and commercial demand for electricity as a result of favorable weather throughout our service territories.  Industrial sales increased 5% in 2010 in comparison to the recessionary lows of 2009.  We forecast a 1% increase in commercial sales and 2% increases in both our residential and industrial sales in 2011 as a result of anticipated slow economic growth.  Our forecasted industrial sales growth of 2% is due to the announcement of increased production by Ormet, a large aluminum manufacturer in Ohio, and announced expansions of several refineries in our Texas service territory.

Regulatory Activity

The table below summarizes our significant 2010 regulatory activities:

		Annual
	Annual	Rider		Approved
	Approved	Surcharge		Return on
	Base Rate	Rate		Common	Effective
Jurisdiction	Change	Change		Equity	Date
	(in millions)
Kentucky	$63.7	$-		10.50%	July 2010

Michigan	35.7	3.3	(a)	10.35%	December 2010

Oklahoma	30.3	(30.3)		10.15%	February 2011

Texas	15.0	10.0	(b)	10.33%	May 2010

Virginia	61.5	-		10.53%	August 2010

(a)	The MPSC granted I&M recovery of $6.6 million of customer choice implementation costs over a two year period beginning April 2011.
(b)	The PUCT granted SWEPCo a $10 million one-year surcharge rider to recover additional vegetation management costs which began in May 2010.

In Ohio, several notices of appeal are outstanding at the Supreme Court of Ohio relating to significant issues in the determination of the approved 2009 – 2011 ESP rates.  In January 2011, the PUCO issued an order that determined that OPCo’s 2009 earnings were not significantly excessive but determined relevant CSPCo 2009 earnings were significantly excessive.  As a result, the PUCO ordered CSPCo to refund $43 million of its earnings to customers, which was recorded on CSPCo’s December 2010 books.  Also, in January 2011, CSPCo and OPCo filed an application with the PUCO to approve a new ESP that includes a standard service offer pricing for generation effective with the first billing cycle of January 2012 through the last billing cycle of May 2014.  Customer class rates individually vary, but on average, customers would experience net base generation increases of 1.4% in 2012 and 2.7% for the period January 2013 through May 2014.

In West Virginia, a settlement agreement was filed with the WVPSC in December 2010 to increase annual base rates by $60 million, effective March 2011.  The settlement agreement allows APCo to defer and amortize up to $18 million of previously expensed 2009 incremental storm expenses over a period of eight years.  A decision from the WVPSC is expected in March 2011.

Cost Reduction Initiatives

Due to the continued slow recovery in the U.S. economy and a corresponding negative impact on energy consumption, the AEP System implemented cost reduction initiatives in the second quarter of 2010 to reduce its workforce by 11.5% and reduce Other Operation and Maintenance spending.  Achieving these goals involved identifying process improvements, streamlining organizational designs and developing other efficiencies that will deliver additional savings.  In 2010, we recorded $293 million of pretax expense related to these cost reduction initiatives.  Starting with the third quarter of 2010, we realized cost savings in Other Operation and Maintenance expenses on our Consolidated Statements of Income and anticipate continued savings to help offset future inflationary impacts.

Turk Plant

SWEPCo is currently constructing the Turk Plant, a new base load 600 MW coal generating unit in Arkansas, which is expected to be in service in 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and will operate the completed facility.  SWEPCo’s share of construction costs is currently estimated to cost $1.3 billion, excluding AFUDC, plus an additional $125 million for transmission, excluding AFUDC.  The APSC, LPSC and PUCT approved SWEPCo’s original application to build the Turk Plant.  Various proceedings are pending that challenge the Turk Plant’s construction, its approved wetlands and air permits and its transmission line certificate of environmental compatibility and public need.  In 2010, the motions for preliminary injunction were partially granted and upheld on appeal pending a hearing.  According to the preliminary injunction, all uncompleted construction work associated with wetlands, streams or rivers at the Turk Plant must immediately stop.  Mitigation measures required by the permit are authorized and may be completed.  The preliminary injunction affects portions of the water intake and associated piping and portions of the transmission lines.  A hearing on SWEPCo’s appeal is scheduled for March 2011.

In June 2010, the Arkansas Supreme Court denied motions for rehearing filed by the APSC and SWEPCo related to the reversal of the APSC’s earlier grant of a Certificate of Environmental Compatibility and Public Need (CECPN) for SWEPCo’s 88 MW Arkansas portion of the Turk Plant.  As a result, in June 2010, SWEPCo filed notice with the APSC of its intent to proceed with construction of the Turk Plant but that SWEPCo no longer intends to pursue a CECPN to seek recovery of its Arkansas portion of Turk Plant costs in Arkansas retail rates.  The APSC issued an order which reversed and set aside the previously granted CECPN.

Management expects that SWEPCo will ultimately be able to complete construction of the Turk Plant and related transmission facilities and place those facilities in service.  However, if SWEPCo is unable to complete the Turk Plant construction and place the Turk Plant in service or if SWEPCo cannot recover all of its investment in and expenses related to the Turk Plant, it would materially reduce future net income and cash flows and materially impact financial condition.  See “Turk Plant” section of Note 4.

Settlement with Bank of America

In February 2011, we reached a settlement with BOA and paid $425 million in full settlement of all claims against us.  We also received title to 55 BCF of cushion gas in the Bammel storage facility as part of the settlement.  The effect of the settlement had no impact on our financial statements for the year ended December 31, 2010.  We do not expect the effect of the settlement to have a material impact on our 2011 consolidated net income.

Ohio Customer Choice

In our Ohio service territory, various competitive retail electric service (CRES) providers are targeting retail customers by offering alternative generation service.  As of December 31, 2010, approximately 5,000 Ohio retail customers (primarily CSPCo customers) have switched to alternative CRES providers.  As a result, in comparison to 2009, we lost approximately $16 million of generation related gross margin in 2010 and currently forecast incremental lost margins of approximately $54 million for 2011.  We anticipate recovery of a portion of this lost margin through off-system sales and our newly created CRES provider.  Our CRES provider will target retail customers in Ohio, both within and outside of our retail service territory.

Termination of AEP Power Pool

Originally approved by the FERC in 1951 and subsequently amended in 1951, 1962, 1975 1979 (twice) and 1980, the Interconnection Agreement establishes the AEP Power Pool which permits the AEP East companies to pool their generation assets on a cost basis.  In December 2010, each member gave notice to AEPSC and the other AEP Power Pool members of its decision to terminate the Interconnection Agreement effective January 1, 2014 or such other date approved by the FERC, subject to state regulatory input.  It is unknown at this time whether the AEP Power Pool will be replaced by a new agreement among some or all of the members, whether individual companies will enter into bilateral or multi-party contracts with each other for power sales and purchases or asset transfers or if each company will choose to operate independently.  The decision to terminate is subject to management’s ongoing evaluation.  The AEP Power Pool members may revoke their notices of termination.  If members of the current AEP Power Pool experience decreases in revenues or increases in costs as a result of the termination of the AEP Power Pool and are unable to recover the change in revenues and costs through rates, prices or additional sales, it could have an adverse impact on future net income and cash flows.

Transmission Agreement

The AEP East companies are parties to a Transmission Agreement defining how they share the costs associated with their relative ownership of transmission assets.  This sharing was based upon each company’s MLR until the FERC approved a new Transmission Agreement effective November 1, 2010.  The new Transmission Agreement will be phased-in for retail rates over periods of up to four years, adds KGPCo and WPCo as parties to the agreement and changes the allocation method.  Our recovery mechanism for transmission costs is through our base rates.  State regulatory phase-in of the new agreement may limit our ability to fully recover our transmission costs.

Cook Plant Unit 1 Fire and Shutdown

In September 2008, I&M shut down Cook Plant Unit 1 (Unit 1) due to turbine vibrations, caused by blade failure, which resulted in a fire on the electric generator. Repair of the property damage and replacement of the turbine rotors and other equipment could cost up to approximately $395 million.  Management believes that I&M should recover a significant portion of repair and replacement costs through the turbine vendor’s warranty, insurance and the regulatory process.  I&M repaired Unit 1 and it resumed operations in December 2009 at slightly reduced power.  The Unit 1 rotors were repaired and reinstalled due to the extensive lead time required to manufacture and install new turbine rotors.  As a result, the replacement of the repaired turbine rotors and other equipment is scheduled for the Unit 1 planned outage in the fall of 2011.  If the ultimate costs of the incident are not covered by warranty, insurance or through the related regulatory process or if any future regulatory proceedings are adverse, it could have an adverse impact on net income, cash flows and financial condition.  See “Cook Plant Unit 1 Fire and Shutdown” section of Note 6.

Texas Restructuring Appeals

Pursuant to PUCT restructuring orders, TCC securitized net recoverable stranded generation costs of $2.5 billion and is recovering the principal and interest on the securitization bonds through the end of 2020.  TCC also refunded other net true-up regulatory liabilities of $375 million during the period October 2006 through June 2008 via a CTC credit rate rider under PUCT restructuring orders.  TCC and intervenors appealed the PUCT’s true-up related orders.  After rulings from the Texas District Court and the Texas Court of Appeals, TCC, the PUCT and intervenors filed petitions for review with the Texas Supreme Court.  Review is discretionary and the Texas Supreme Court has not yet determined if it will grant review.  See “Texas Restructuring Appeals” section of Note 4.

Mountaineer Carbon Capture and Storage

Product Validation Facility (PVF)

APCo and ALSTOM Power, Inc., an unrelated third party, jointly constructed a CO2 capture validation facility, which was placed into service in September 2009.  APCo also constructed and owns the necessary facilities to store the CO2.  In APCo’s July 2009 Virginia base rate filing and May 2010 West Virginia base rate filing, APCo requested recovery of and a return on its Virginia and West Virginia jurisdictional share of its project costs and recovery of the related asset retirement obligation regulatory asset amortization and accretion.  In July 2010, the Virginia SCC issued a base rate order that denied recovery of the Virginia share of the PVF costs, which resulted in a pretax write-off of approximately $54 million in the second quarter of 2010.  In December 2010, a settlement agreement was filed with the WVPSC to increase annual base rates by $60 million, effective March 2011.  A decision from the WVPSC is expected in March 2011.  As of December 31, 2010, APCo has recorded a noncurrent regulatory asset of $60 million related to the PVF.  If APCo cannot recover its remaining investments in and expenses related to the PVF, it would reduce future net income and cash flows and impact financial condition.  See “Mountaineer Carbon Capture and Storage Project” section of Note 4.

Carbon Capture and Sequestration Project with the Department of Energy (DOE)

During 2010, AEPSC, on behalf of APCo, began the project definition stage for the potential construction of a new commercial scale carbon capture and sequestration (CCS) facility under consideration at the Mountaineer Plant.  AEPSC, on behalf of APCo, applied for and was selected to receive funding from the DOE for the project.  The DOE will fund 50% of allowable costs incurred for the CCS facility up to a maximum of $334 million.  A Front-End Engineering and Design (FEED) study, scheduled for completion during the third quarter of 2011, will refine the total cost estimate for the CCS facility.  Results from the FEED study will be evaluated by management before any decision is made to seek the necessary regulatory approvals to build the CCS facility.  As of December 31, 2010, APCo has incurred $14 million in total costs and has received $5 million of DOE funding resulting in a net $9 million balance included in Construction Work In Progress on the Consolidated Balance Sheets.  If APCo is unable to recover the costs of the CCS project, it would reduce future net income and cash flows.  See “Mountaineer Carbon Capture and Storage Project” section of Note 4.

LITIGATION

In the ordinary course of business, we are involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, we cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  We assess the probability of loss for each contingency and accrue a liability for cases that have a probable likelihood of loss if the loss can be estimated.  For details on our regulatory proceedings and pending litigation see Note 4 – Rate Matters and Note 6 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect our net income.

ENVIRONMENTAL ISSUES

We are implementing a substantial capital investment program and incurring additional operational costs to comply with new environmental control requirements.  We will need to make additional investments and operational changes in response to existing and anticipated requirements such as CAA requirements to reduce emissions of SO2, NOx, PM and hazardous air pollutants from fossil fuel-fired power plants and new proposals governing the beneficial use and disposal of coal combustion products.

We are engaged in litigation about environmental issues, have been notified of potential responsibility for the clean-up of contaminated sites and incur costs for disposal of SNF and future decommissioning of our nuclear units.  We are also engaged in the development of possible future requirements to reduce CO2 emissions to address concerns about global climate change.

Clean Air Act Requirements

The CAA establishes a comprehensive program to protect and improve the nation’s air quality and control sources of air emissions.  The states implement and administer many of these programs and could impose additional or more stringent requirements.  Notable developments in CAA regulatory requirements affecting our operations are discussed briefly below.

The Federal EPA issued the Clean Air Interstate Rule (CAIR) in 2005 requiring specific reductions in SO2 and NOx emissions from power plants.  In 2008, the D.C. Circuit Court of Appeals issued a decision remanding CAIR to the Federal EPA.  CAIR remains in effect while a new rulemaking is conducted.  Nearly all of the states in which our power plants are located are covered by CAIR.  In July 2010, the Federal EPA issued a proposed rule (Transport Rule) to replace CAIR that would impose new and more stringent requirements to control SO2 and NOx emissions from fossil fuel-fired electric generating units in 31 states and the District of Columbia.  Each state covered by the Transport Rule is assigned an allowance budget for SO2 and/or NOx.  Limited interstate trading is allowed on a sub-regional basis and intrastate trading is allowed among generating units.  Certain of our western states (Texas, Arkansas and Oklahoma) would be subject to only the seasonal NOx program, with new limits that are proposed to take effect in 2012.  The remainder of the states in which we operate would be subject to seasonal and annual NOx programs and an annual SO2 emissions reduction program that takes effect in two phases.  The first phase becomes effective in 2012 and requires approximately one million tons per year more SO2 emission reductions across the region than would have been required under CAIR.  The second phase takes effect in 2014 and reduces SO2 emissions by an additional 800,000 tons per year.  The SO2 and NOx programs rely on newly-created allowances rather than relying on the CAIR NOx allowances or the Title IV Acid Rain Program allowances used in the CAIR rule.  The time frames for and stringency of the additional emission reductions, coupled with the lack of robust interstate trading and the elimination of historic allowance banks, pose significant concerns for the AEP System and our electric utility customers, as these features could accelerate unit retirements, increase capital requirements, constrain operations, decrease reliability and unfavorably impact financial condition if the increased costs are not recovered in rates or market prices.  The Federal EPA requested comments on a scheme based exclusively on intrastate trading of allowances or a scheme that establishes unit-by-unit emission rates.  Either of these options would provide less flexibility and exacerbate the negative impact of the rule.  The proposal indicates that the requirements are expected to be finalized in June 2011 and be effective January 1, 2012.

The Federal EPA issued a Clean Air Mercury Rule (CAMR) setting mercury standards for new coal-fired power plants and requiring all states to issue new state implementation plans (SIPs) including mercury requirements for existing coal-fired power plants.  The CAMR was vacated and remanded to the Federal EPA by the D.C. Circuit Court of Appeals in 2008.

Under the terms of a consent decree, the Federal EPA is required to issue final maximum achievable control technology (MACT) standards for coal and oil-fired power plants by November 2011.  The Federal EPA has substantial discretion in determining how to structure the MACT standards.  We will urge the Federal EPA to carefully consider all of the options available so that costly and inefficient control requirements are not imposed regardless of unit size, age or other operating characteristics.  However, we have approximately 5,000 MW of older coal units, including 2,000 MW of older coal-fired capacity already subject to control requirements under the NSR consent decree, for which it may be economically inefficient to install scrubbers or other environmental controls.  The timing and ultimate disposition of those units will be affected by: (a) the MACT standards and other environmental regulations, (b) the economics of maintaining the units, (c) demand for electricity, (d) availability and cost of replacement power and (e) regulatory decisions about cost recovery of the remaining investment in those units.

The Federal EPA issued a Clean Air Visibility Rule (CAVR), detailing how the CAA’s best available retrofit technology requirements will be applied to facilities built between 1962 and 1977 that emit more than 250 tons per year of certain pollutants in specific industrial categories, including power plants.  CAVR will be implemented through individual SIPs or, if SIPs are not adequate or are not developed on schedule, through federal implementation plans (FIPs).  The Federal EPA has proposed disapproval of SIPs in a few states, and proposed more stringent control requirements for affected units in those states.  If the Federal EPA takes such action in the states where our facilities are located, it could increase the costs of compliance, accelerate the installation of required controls, and/or force the premature retirement of existing units.

In 2009, the Federal EPA issued a final mandatory reporting rule for CO2 and other greenhouse gases covering a broad range of facilities emitting in excess of 25,000 tons of CO2 emissions per year.   The Federal EPA issued a final endangerment finding for greenhouse gas emissions from new motor vehicles in 2009 and final rules limiting CO2 emissions from new motor vehicles in May 2010.  The Federal EPA determined that greenhouse gas emissions from stationary sources will be subject to regulation under the CAA beginning January 2011 and finalized its proposed scheme to streamline and phase-in regulation of stationary source CO2 emissions through the NSR prevention of significant deterioration and Title V operating permit programs through the issuance of final federal rules, SIP calls and FIPs.  The Federal EPA is reconsidering whether to include CO2 emissions in a number of stationary source standards, including standards that apply to new and modified electric utility units and announced a settlement agreement to issue proposed new source performance standards for utility boilers.  It is not possible at this time to estimate the costs of compliance with these new standards, but they may be material.

The Federal EPA has also issued new, more stringent national ambient air quality standards (NAAQS) for SO2, NOx  and lead, and is currently reviewing the NAAQS for ozone and PM.  States are in the process of evaluating the attainment status and need for additional control measures in order to attain and maintain the new NAAQS and may develop additional requirements for our facilities as a result of those evaluations.  We cannot currently predict the nature, stringency or timing of those requirements.

Estimated Air Quality Environmental Investments

The CAIR, CAVR and the consent decree signed to settle the NSR litigation require us to make significant additional investments, some of which are estimable.  Our estimates are subject to significant uncertainties and will be affected by any changes in the outcome of several interrelated variables and assumptions, including: (a) the timing of implementation, (b) required levels of reductions, (c) methods for allocation of allowances and (d) our selected compliance alternatives and their costs.  These obligations may also be affected or altered by the development of new regulations described above.  In short, we cannot estimate our compliance costs with certainty and the actual costs to comply could differ significantly from the estimates discussed below.

The CAIR, CAVR and commitments in the consent decree will require installation of additional controls on our power plants through 2020.  We plan to install additional scrubbers on 6,770 MW for SO2 control.  From 2011 to 2020, we estimate total environmental investment to meet these requirements of $10.6 billion including investment in scrubbers and other SO2 equipment of approximately $5.9 billion.  These estimates are highly uncertain due to the variability associated with: (a) the states’ implementation of these regulatory programs, including the potential for SIPs or FIPS that impose standards more stringent than CAIR or CAVR, (b) additional rulemaking activities in response to the court decisions remanding the CAIR and CAMR, (c) the actual performance of the pollution control technologies installed on our units, (d) changes in costs for new pollution controls, (e) new generating technology developments and (f) other factors.  Associated operational and maintenance expenses will also increase during those years.  We cannot estimate these additional operational and maintenance costs due to the uncertainties described above, but they are expected to be significant.  Estimated construction expenditures are subject to periodic review and modification.

We will seek recovery of expenditures for pollution control technologies, replacement or additional generation and associated operating costs from customers through our regulated rates.  We should be able to recover these expenditures through market prices in deregulated jurisdictions.  If not, those costs could adversely affect future net income, cash flows and possibly financial condition.

Coal Combustion Residual Rule

In June 2010, the Federal EPA published a proposed rule to regulate the disposal and beneficial re-use of coal combustion residuals, including fly ash and bottom ash generated at our coal-fired electric generating units.  The rule contains two alternative proposals, one that would impose federal hazardous waste disposal and management standards on these materials and one that would allow states to retain primary authority to regulate the beneficial re-use and disposal of these materials under state solid waste management standards, including minimum federal standards for disposal and management.  Both proposals would impose stringent requirements for the construction of new coal ash landfills and would require existing unlined surface impoundments to upgrade to the new standards or stop receiving coal ash and initiate closure within five years of the issuance of a final rule.

Currently, approximately 40% of the coal ash and other residual products from our generating facilities are re-used in the production of cement and wallboard, as structural fill or soil amendments, as abrasives or road treatment materials and for other beneficial uses.  Certain of these uses would no longer be available and others are likely to significantly decline if coal ash and related materials are classified as hazardous wastes.  In addition, we currently use surface impoundments and landfills to manage these materials at our generating facilities and will incur significant costs to upgrade or close and replace these existing facilities.  We estimate that the potential compliance costs associated with the proposed solid waste management alternative could be as high as $3.9 billion for units across the AEP System.  Regulation of these materials as hazardous wastes would significantly increase these costs.  We will seek recovery of expenditures for pollution control technologies and associated costs from customers through our regulated rates (in regulated jurisdictions).  We should be able to recover these expenditures through market prices in deregulated jurisdictions.  If not, these costs could adversely affect future net income, cash flows and possibly financial condition.

Global Warming

National public policy makers and regulators in the 11 states we serve have conflicting views on global warming.  We are focused on taking, in the short term, actions that we see as prudent, such as improving energy efficiency, investing in developing cost-effective and less carbon-intensive technologies and evaluating our assets across a range of plausible scenarios and outcomes.  We are also active participants in a variety of public policy discussions at state and federal levels to assure that proposed new requirements are feasible and the economies of the states we serve are not placed at a competitive disadvantage.

We believe that this is a global issue and that the United States should assume a leadership role in developing a new international approach that will address growing emissions of CO2 and other greenhouse gases (generally referred to as CO2 in this discussion) from all nations, including developing countries.  We support a reasonable approach to CO2 emission reductions that recognizes a reliable and affordable electric supply is vital to economic stability and that allows sufficient time for technology development.  We proposed to national policy makers that national and international policy for reasonable CO2  controls should involve the following principles:

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

For additional information on global warming, see Part I of the Annual Report under the headings entitled “Business – General – Environmental and Other Matters – Global Warming.”

While comprehensive economy-wide regulation of CO2 emissions might be achieved through future legislation, Congress has yet to enact such legislation.  The Federal EPA continues to take action to regulate CO2 emissions under the existing requirements of the CAA discussed above.

Our fossil fuel-fired generating units are very large sources of CO2 emissions.  If substantial CO2 emission reductions are required, there will be significant increases in capital expenditures and operating costs which would impact the ultimate retirement of older, less-efficient, coal-fired units.  To the extent we install additional controls on our generating plants to limit CO2 emissions and receive regulatory approvals to increase our rates, cost recovery could have a positive effect on future earnings.  Prudently incurred capital investments made by our subsidiaries in rate-regulated jurisdictions to comply with legal requirements and benefit customers are generally included in rate base for recovery and earn a return on investment.  We would expect these principles to apply to investments made to address new environmental requirements.  However, requests for rate increases reflecting these costs can affect us adversely because our regulators could limit the amount or timing of increased costs that we would recover through higher rates.  In addition, to the extent our costs are relatively higher than our competitors’ costs, such as operators of nuclear and natural gas based generation, it could reduce our off-system sales or cause us to lose customers in jurisdictions that permit customers to choose their supplier of generation service.

Several states have adopted programs that directly regulate CO2 emissions from power plants, but none of these programs are currently in effect in states where we have generating facilities.  Certain of our states have passed legislation establishing renewable energy, alternative energy and/or energy efficiency requirements (including Ohio, Michigan, Texas and Virginia).  We are taking steps to comply with these requirements.  In order to meet these requirements and as a key part of our corporate sustainability effort, we pledged to increase our wind power by an additional 2,000 MW from 2007 levels by 2011.  By the end of 2010, we secured, through power purchase agreements, an additional 1,111 MW of wind power.  To the extent demand for renewable energy from wind power increases, it could have a positive effect on future earnings from our transmission activities.  For example, a project in Texas would build new transmission lines to transport electricity from planned wind energy generation in west Texas to more densely populated areas in eastern Texas.

We have taken measurable, voluntary actions to reduce and offset our CO2 emissions.  We participated in a number of voluntary programs to monitor, mitigate and reduce CO2 emissions, but many of these programs have been discontinued due to anticipated legislative or regulatory actions.  Through the end of 2009, we reduced our emissions by a cumulative 94 million metric tons from adjusted baseline levels in 1998 through 2001 as a result of these voluntary actions.  Our total CO2 emissions in 2009 were 136 million metric tons.  We estimate that our 2010 emissions were approximately 140 million metric tons.

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

Global warming creates the potential for physical and financial risk.  The materiality of the risks depends on whether any physical changes occur quickly or over several decades and the extent and nature of those changes.  Physical risks from climate change could include changes in weather conditions.  Our customers’ energy needs currently vary with weather conditions, primarily temperature and humidity.  For residential customers, heating and cooling today represent their largest energy use.  To the extent weather patterns change significantly, customers’ energy use could increase or decrease depending on the duration and magnitude of any changes.  Increased energy use due to weather changes could require us to invest in more generating assets, transmission and other infrastructure to serve increased load, driving the overall cost of electricity higher.  Decreased energy use due to weather changes could affect our financial condition through lower sales and decreased revenues.  Extreme weather conditions in general require more system backup, adding to costs, and can contribute to increased system stresses, including service interruptions and increased storm restoration costs.  We may not recover all costs related to mitigating these physical and financial risks.  Weather conditions outside of our service territory could also have an impact on our revenues, either directly through changes in the patterns of our off-system power purchases and sales or indirectly through demographic changes as people adapt to changing weather.  We buy and sell electricity depending upon system needs and market opportunities.  Extreme weather conditions that create high energy demand could raise electricity prices, which could increase the cost of energy we provide to our customers and could provide opportunity for increased wholesale sales.

To the extent climate change impacts a region’s economic health, it could also impact our revenues.  Our financial performance is tied to the health of the regional economies we serve.  The price of energy, as a factor in a region's cost of living as well as an important input into the cost of goods, has an impact on the economic health of our communities.  The cost of additional regulatory requirements would normally be borne by consumers through higher prices for energy and purchased goods.

RESULTS OF OPERATIONS

SEGMENTS

Our primary business is our electric utility operations.  Within our Utility Operations segment, we centrally dispatch generation assets and manage our overall utility operations on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight.  While our Utility Operations segment remains our primary business segment, other segments include our AEP River Operations segment with significant barging activities and our Generation and Marketing segment, which includes our nonregulated generating, marketing and risk management activities primarily in the ERCOT market area and to a lesser extent Ohio in PJM and MISO.  Intersegment sales and transfers are generally based on underlying contractual arrangements and agreements.

Our reportable segments and their related business activities are as follows:

Utility Operations
•	Generation of electricity for sale to U.S. retail and wholesale customers.
•	Electricity transmission and distribution in the U.S.

AEP River Operations
•
Commercial barging operations that annually transport approximately 39 million tons of coal and dry bulk commodities primarily on the Ohio, Illinois and lower Mississippi Rivers.  Approximately 46% of the barging is for transportation of agricultural products, 25% for coal, 11% for steel and 18% for other commodities.

Generation and Marketing
•	Wind farms and marketing and risk management activities primarily in ERCOT and to a lesser extent Ohio in PJM and MISO.

The table below presents our consolidated Income (Loss) Before Discontinued Operations and Extraordinary Loss by segment for the years ended December 31, 2010, 2009 and 2008.

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Utility Operations	$1,201	$1,329	$1,123
AEP River Operations	37	47	55
Generation and Marketing	25	41	65
All Other (a)	(45)	(47)	133
Income Before Discontinued Operations and Extraordinary Loss	$1,218	$1,370	$1,376

(a)	While not considered a business segment, All Other includes:
	•	Parent’s guarantee revenue received from affiliates, investment income, interest income and interest expense, and other nonallocated costs.
	•	Tax and interest expense adjustments related to our UK operations which were sold in 2004 and 2002.
	•	Forward natural gas contracts that were not sold with our natural gas pipeline and storage operations in 2004 and 2005. These contracts are financial derivatives which settle and expire in 2011.
•
The 2008 cash settlement of a purchase power and sale agreement with TEM related to the Plaquemine Cogeneration Facility which was sold in 2006.  The cash settlement of $255 million ($164 million, net of tax) is included in Net Income.

	•	Revenue sharing related to the Plaquemine Cogeneration Facility.

AEP CONSOLIDATED

2010 Compared to 2009

Income Before Discontinued Operations and Extraordinary Loss in 2010 decreased $152 million compared to 2009 primarily due to $185 million of charges incurred (net of tax) related to cost reduction initiatives.  In 2010, we conducted cost reduction initiatives to reduce both labor and non-labor expenses.

Average basic shares outstanding increased to 479 million in 2010 from 459 million in 2009 primarily due to the April 2009 issuance of 69 million shares of AEP common stock.  Actual shares outstanding were 481 million as of December 31, 2010.

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

Average basic shares outstanding increased to 459 million in 2009 from 402 million in 2008 primarily due to the April 2009 issuance of 69 million shares of AEP common stock.  Actual shares outstanding were 478 million as of December 31, 2009.

Our results of operations are discussed below by operating segment.

UTILITY OPERATIONS

We believe that a discussion of the results from our Utility Operations segment on a gross margin basis is most appropriate in order to further understand the key drivers of the segment.  Gross margin represents total revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances and purchased power.

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Total Revenues	$13,791	$12,803	$13,566
Fuel and Purchased Power	4,996	4,420	5,622
Gross Margin	8,795	8,383	7,944
Depreciation and Amortization	1,598	1,561	1,450
Other Operating Expenses	4,573	4,162	4,114
Operating Income	2,624	2,660	2,380
Other Income, Net	169	138	173
Interest Expense	942	916	915
Income Tax Expense	650	553	515
Income Before Discontinued Operations and Extraordinary Loss	$1,201	$1,329	$1,123

KWH Sales/Degree Days

Summary of KWH Energy Sales for Utility Operations

	Years Ended December 31,
	2010	2009	2008
	(in millions of KWH)
Retail:
Residential	61,944	58,232	58,892
Commercial	50,748	49,925	50,382
Industrial	57,333	54,428	64,508
Miscellaneous	3,083	3,048	3,114
Total Retail (a)	173,108	165,633	176,896

Wholesale	32,581	29,670	43,068

Total KWHs	205,689	195,303	219,964

(a) Includes energy delivered to customers served by AEP's Texas Wires Companies.

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.  In general, degree day changes in our eastern region have a larger effect on net income than changes in our western region due to the relative size of the two regions and the number of customers within each region.

Summary of Heating and Cooling Degree Days for Utility Operations

	Years Ended December 31,
	2010	2009	2008
	(in degree days)
Eastern Region
Actual - Heating (a)	3,222	3,018	3,154
Normal - Heating (b)	2,983	3,040	3,018

Actual - Cooling (c)	1,307	816	949
Normal - Cooling (b)	1,002	1,011	986

Western Region
Actual - Heating (a)	1,112	970	992
Normal - Heating (b)	980	984	1,010

Actual - Cooling (d)	2,515	2,439	2,252
Normal - Cooling (b)	2,339	2,344	2,320

(a)	Eastern Region and Western Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.
(d)	Western Region cooling degree days are calculated on a 65 degree temperature base for PSO/SWEPCo and a 70 degree temperature base for TCC/TNC.

2010 Compared to 2009

Reconciliation of Year Ended December 31, 2009 to Year Ended December 31, 2010
Income from Utility Operations Before Discontinued Operations and Extraordinary Loss
(in millions)

Year Ended December 31, 2009	$1,329

Changes in Gross Margin:
Retail Margins	601
Off-system Sales	53
Transmission Revenues	15
Other Revenues	(257)
Total Change in Gross Margin	412

Total Expenses and Other:
Other Operation and Maintenance	(351)
Depreciation and Amortization	(37)
Taxes Other Than Income Taxes	(60)
Interest and Investment Income	5
Carrying Costs Income	23
Allowance for Equity Funds Used During Construction	(5)
Interest Expense	(26)
Equity Earnings of Unconsolidated Subsidiaries	8
Total Expenses and Other	(443)

Income Tax Expense	(97)

Year Ended December 31, 2010	$1,201

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $601 million primarily due to the following:
	•	Successful rate proceedings in our service territories which include:
		•	A $138 million increase in the recovery of E&R costs in Virginia, costs related to the Transmission Rate Adjustment Clause in Virginia and construction financing costs in West Virginia.
		•	A $49 million increase in the recovery of advanced metering costs in Texas.
		•	A $43 million net rate increase for KPCo.
		•	A $42 million net rate increase for SWEPCo.
		•	A $39 million net rate increase for I&M.
		•	A $37 million net rate increase for PSO.
		•	A $14 million net rate increase in our other jurisdictions.
		•	For the increases described above, $183 million of these increases relate to riders/trackers which have corresponding increases in other expense items.
•
A $229 million increase in weather-related usage primarily due to a 60% increase in cooling degree days in our eastern service territory and 7% and 15% increases in heating degree days in our eastern and western service territories, respectively.

•
A $78 million increase due to higher fuel and purchased power costs recorded in 2009 related to the Cook Plant Unit 1 (Unit 1) shutdown.  This increase was offset by a corresponding decrease in Other Revenues as discussed below.

These increases were partially offset by:
	•	A $43 million decrease due to a refund provision for the 2009 Significantly Excessive Earnings Test (SEET).
	•	A $38 million decrease due to the termination of an I&M unit power agreement.

•
Margins from Off-system Sales increased $53 million primarily due to increased prices and higher physical sales volumes in our eastern service territory, partially offset by lower trading and marketing margins.

•	Transmission Revenues increased $15 million primarily due to increased revenues in the ERCOT, PJM and SPP regions.
•
Other Revenues decreased $257 million primarily due to the Cook Plant accidental outage insurance proceeds of $185 million which ended when Unit 1 returned to service in December 2009.  I&M reduced customer bills by approximately $78 million in 2009 for the cost of replacement power resulting from the Unit 1 outage.  This decrease in insurance proceeds was offset by a corresponding increase in Retail Margins as discussed above.  Other Revenues also decreased due to lower gains on sales of emission allowances of $29 million, partially offset by sharing with customers in certain fuel clauses.  This decrease in gains on sales of emission allowances was the result of lower market prices.

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $351 million primarily due to the following:
• A $280 million increase due to expenses related to the cost reduction initiatives. In 2010, management conducted cost reduction initiatives to reduce both labor and non-labor expenses.
•
A $114 million increase in demand side management, energy efficiency and vegetation management programs and other related expenses.    All of these expenses are currently recovered dollar-for-dollar in rate recovery riders/trackers in Gross Margin.

• A $54 million increase due to the write-off of APCo’s Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility as denied for recovery by the Virginia SCC.
These increases were partially offset by:
• An $89 million decrease in storm expenses.
•
Depreciation and Amortization increased $37 million primarily due to new environmental improvements placed in service at APCo, CSPCo and OPCo and placing the Stall Unit in service at SWEPCo partially offset by lower depreciation in Arkansas and Texas as a result of SWEPCo’s recent base rate orders.

•	Taxes Other Than Income Taxes increased $60 million primarily due to the employer portion of payroll taxes incurred related to the cost reduction initiatives and higher franchise and property taxes.
•	Carrying Costs Income increased $23 million primarily due to environmental construction in Virginia and a higher under-recovered fuel balance for OPCo.
•	Interest Expense increased $26 million primarily due to an increase in long-term debt and a decrease in the debt component of AFUDC due to completed environmental improvements at APCo, CSPCo and OPCo.
•
Income Tax Expense increased $97 million primarily due to the regulatory accounting treatment of state income taxes, other book/tax differences which are accounted for on a flow-through basis and the tax treatment associated with the future reimbursement of Medicare Part D prescription drug benefits, partially offset by a decrease in pretax book income.

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

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $549 million primarily due to the following:
	•	Successful rate proceedings in our service territories which include:
• A $187 million increase related to the PUCO’s approval of our Ohio ESPs.
• A $170 million increase related to base rates and recovery of E&R costs in Virginia and construction financing costs in West Virginia.
• A $75 million net rate increase for PSO.
• A $42 million net rate increase for I&M.
• A $50 million net rate increase in our other jurisdictions.
•
A $201 million increase in fuel margins in Ohio primarily due to the deferral of fuel costs by CSPCo and OPCo in 2009.  The PUCO’s March 2009 approval of CSPCo’s and OPCo’s ESPs allows for the deferral of fuel and related costs related to the ESP period.

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

	•	A $52 million decrease in weather-related usage primarily due to a 14% decrease in cooling degree days in our eastern service territory.
	•	A $29 million decrease related to favorable coal contract amendments in 2008.

•	Margins from Off-system Sales decreased $333 million primarily due to lower physical sales volumes and lower margins in our eastern service territory reflecting lower market prices, partially offset by higher trading and marketing margins.
•	Transmission Revenues increased $25 million primarily due to increased rates in the ERCOT and SPP regions.
•
Other Revenues increased $198 million primarily due to the Cook Plant accidental outage insurance proceeds of $185 million which ended when Unit 1 returned to service in December 2009.  I&M reduced customer bills by approximately $78 million in 2009 for the cost of replacement power resulting during the outage period.  This decrease in insurance proceeds was offset by a corresponding increase in Retail Margins as discussed above.

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $46 million primarily due to the following:
	•	The 2008 deferral of $74 million of previously expensed Oklahoma ice storm costs resulting from an OCC order approving recovery of January and December 2007 ice storm expenses.
	•	A $64 million increase in administrative and general expenses primarily for employee benefits.
	•	A $48 million increase in storm restoration expenses due to the December 2009 winter storm in Tennessee, Virginia and West Virginia.
	•	A $32 million increase in demand side management, energy efficiency and vegetation management programs.
	•	A $29 million increase in recoverable transmission service expenses.
	•	A $14 million increase due to the completion of reliability deferrals in Virginia in December 2008 and the decrease of environmental deferrals in Virginia in 2009.
These increases were partially offset by:
	•	A $67 million decrease in distribution and customer account expenses.
	•	A $51 million decrease in transmission expenses related to cost recovery rider amortization in Ohio and rate adjustment clause deferrals in Virginia.
	•	A $43 million decrease in other operating expenses including lower charitable contributions.
	•	A $39 million decrease in RTO fees, forestry and other transmission expenses.
	•	A $15 million decrease in plant outages and other plant operating and maintenance expenses, including lower removal costs.
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
•
Allowance for Equity Funds Used During Construction increased $37 million as a result of construction at SWEPCo’s Turk Plant and Stall Unit and the reapplication of “Regulated Operations” accounting guidance for the generation portion of SWEPCo’s Texas retail jurisdiction effective the second quarter of 2009.

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

AEP RIVER OPERATIONS

2010 Compared to 2009

Income Before Discontinued Operations and Extraordinary Loss from our AEP River Operations segment decreased from $47 million in 2009 to $37 million in 2010 primarily due to expenses related to cost reduction initiatives, increased interest expense on new equipment financing, a property casualty loss in 2010 and a gain on the sale of two older towboats in 2009.

2009 Compared to 2008

Income Before Discontinued Operations and Extraordinary Loss from our AEP River Operations segment decreased from $55 million in 2008 to $47 million in 2009 primarily due to lower revenues as a result of a weak import market.

GENERATION AND MARKETING

2010 Compared to 2009

Income Before Discontinued Operations and Extraordinary Loss from our Generation and Marketing segment decreased from $41 million in 2009 to $25 million in 2010 primarily due to reduced inception gains from ERCOT marketing activities, reduced plant performance due to lower power prices in ERCOT, partially offset by positive hedging activities on our generation assets and increased income from our wind farm operations.

2009 Compared to 2008

Income Before Discontinued Operations and Extraordinary Loss from our Generation and Marketing segment decreased from $65 million in 2008 to $41 million in 2009 primarily due to lower gross margins at the Oklaunion Generating Station as a result of lower power prices in ERCOT and decreased generation from our wind farm operations.

ALL OTHER

2010 Compared to 2009

Income Before Discontinued Operations and Extraordinary Loss from All Other increased from a loss of $47 million in 2009 to a loss of $45 million in 2010 primarily due to gains on the sale of our remaining shares of Intercontinental Exchange, Inc. (ICE) and a decrease in various parent related expenses partially offset by a contribution to AEP’s charitable foundation and losses on the sales of assets.

2009 Compared to 2008

Income Before Discontinued Operations and Extraordinary Loss from All Other decreased from income of $133 million in 2008 to a loss of $47 million in 2009.  In 2008, we had after-tax income of $164 million from a litigation settlement of a purchase power and sale agreement with TEM.

AEP SYSTEM INCOME TAXES

2010 Compared to 2009

Income Tax Expense increased $68 million in comparison to 2009 primarily due to the regulatory accounting treatment of state income taxes, other book/tax differences which are accounted for on a flow-through basis and the tax treatment associated with the future reimbursement of Medicare Part D retiree prescription drug benefits, offset in part by a decrease in pretax book income.

2009 Compared to 2008

Income Tax Expense decreased $67 million in comparison to 2008 primarily due to a decrease in pretax book income and the regulatory accounting treatment of state income taxes and other book/tax differences which are accounted for on a flow-through basis.

FINANCIAL CONDITION

We measure our financial condition by the strength of our balance sheet and the liquidity provided by our cash flows.  Target debt to equity ratios are usually maintained for each subsidiary and often credit arrangements contain ratios as covenants that must be met for borrowing to continue.

LIQUIDITY AND CAPITAL RESOURCES

Debt and Equity Capitalization

	December 31,
	2010		2009
	(dollars in millions)
Long-term Debt, including amounts due within one year	$16,811	52.8%	$17,498	56.8%
Short-term Debt	1,346	4.2	126	0.4
Total Debt	18,157	57.0	17,624	57.2
Preferred Stock of Subsidiaries	60	0.2	61	0.2
AEP Common Equity	13,622	42.8	13,140	42.6

Total Debt and Equity Capitalization	$31,839	100.0%	$30,825	100.0%

Our ratio of debt-to-total capital decreased from 57.2% in 2009 to 57% in 2010 primarily due to an increase in common equity.

Liquidity

Liquidity, or access to cash, is an important factor in determining our financial stability.  We believe we have adequate liquidity under our existing credit facilities.  At December 31, 2010, we had $3.4 billion in aggregate credit facility commitments to support our operations.  Additional liquidity is available from cash from operations and a sale of receivables agreement.  We are committed to maintaining adequate liquidity.  We generally use short-term borrowings to fund working capital needs, property acquisitions and construction until long-term funding is arranged.  Sources of long-term funding include issuance of long-term debt, sale-leaseback or leasing agreements or common stock.

Credit Facilities

We manage our liquidity by maintaining adequate external financing commitments.  At December 31, 2010, our available liquidity was approximately $2.5 billion as illustrated in the table below:

		Amount	Maturity
		(in millions)

	Commercial Paper Backup:
	Revolving Credit Facility	$1,454	April 2012
	Revolving Credit Facility	1,500	June 2013
	Revolving Credit Facility	478	April 2011
	Total	3,432
	Cash and Cash Equivalents	294
	Total Liquidity Sources	3,726
Less:	AEP Commercial Paper Outstanding	650
	Letters of Credit Issued	601

	Net Available Liquidity	$2,475

We have credit facilities totaling $3.4 billion, of which two $1.5 billion credit facilities support our commercial paper program.  In June 2010, we terminated one of the $1.5 billion credit facilities that was scheduled to mature in March 2011 and replaced it with a new $1.5 billion credit facility which matures in 2013.  These credit facilities also allow us to issue letters of credit in an amount up to $1.35 billion.  In June 2010, we also reduced the credit facility that matures in April 2011 from $627 million to $478 million.  This facility is fully utilized for letters of credit providing liquidity support for Pollution Control Bonds.  In March 2011, we intend to replace the revolving credit facility of $478 million with bilateral letters of credit or refinance the bonds.  We may redeem some portion of the Pollution Control Bonds supported by the facility.

We use our commercial paper program to meet the short-term borrowing needs of the subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds the majority of the nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  The maximum amount of commercial paper outstanding during 2010 was $868 million.  The weighted-average interest rate for our commercial paper during 2010 was 0.43%.

Securitized Accounts Receivables

In 2010, we renewed our receivables securitization agreement.  The agreement provides a commitment of $750 million from bank conduits to purchase receivables.  A commitment of $375 million expires in July 2011 and the remaining commitment of $375 million expires in July 2013.  We intend to extend or replace the agreement expiring in July 2011 on or before its maturity.

Debt Covenants and Borrowing Limitations

Our revolving credit agreements contain certain covenants and require us to maintain our percentage of debt to total capitalization at a level that does not exceed 67.5%.  The method for calculating outstanding debt and capitalization is contractually defined in our revolving credit agreements. At December 31, 2010, this contractually-defined percentage was 53.3%.  Nonperformance under these covenants could result in an event of default under these credit agreements.  At December 31, 2010, we complied with all of the covenants contained in these credit agreements.  In addition, the acceleration of our payment obligations, or the obligations of certain of our major subsidiaries, prior to maturity under any other agreement or instrument relating to debt outstanding in excess of $50 million, would cause an event of default under these credit agreements and in a majority of our non-exchange traded commodity contracts which would permit the lenders and counterparties to declare the outstanding amounts payable.  However, a default under our non-exchange traded commodity contracts does not cause an event of default under our revolving credit agreements.

The revolving credit facilities do not permit the lenders to refuse a draw on any facility if a material adverse change occurs.

Utility Money Pool borrowings and external borrowings may not exceed amounts authorized by regulatory orders.  At December 31, 2010, we had not exceeded those authorized limits.

Dividend Policy and Restrictions

The Board of Directors declared a quarterly dividend of $0.46 per share in January 2011.  Future dividends may vary depending upon our profit levels, operating cash flow levels and capital requirements, as well as financial and other business conditions existing at the time.  Our income derives from our common stock equity in the earnings of our utility subsidiaries.  Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of dividends.

We have the option to defer interest payments on the AEP Junior Subordinated Debentures for one or more periods of up to 10 consecutive years per period.  During any period in which we defer interest payments, we may not declare or pay any dividends or distributions on, or redeem, repurchase or acquire, our common stock.

We do not believe restrictions related to our various financing arrangements, charter provisions and regulatory requirements will have any significant impact on Parent’s ability to access cash to meet the payment of dividends on its common stock.

Credit Ratings

We do not have any credit arrangements that would require material changes in payment schedules or terminations as a result of a credit downgrade, but our access to the commercial paper market may depend on our credit ratings.  In addition, downgrades in our credit ratings by one of the rating agencies could increase our borrowing costs.  Counterparty concerns about the credit quality of AEP or its utility subsidiaries could subject us to additional collateral demands under adequate assurance clauses under our derivative and non-derivative energy contracts.

CASH FLOW

Managing our cash flows is a major factor in maintaining our liquidity strength.

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Cash and Cash Equivalents at Beginning of Period	$490	$411	$178
Net Cash Flows from Operating Activities	2,662	2,475	2,581
Net Cash Flows Used for Investing Activities	(2,523)	(2,916)	(4,027)
Net Cash Flows from (Used for) Financing Activities	(335)	520	1,679
Net Increase (Decrease) in Cash and Cash Equivalents	(196)	79	233
Cash and Cash Equivalents at End of Period	$294	$490	$411

Cash from operations and short-term borrowings provides working capital and allows us to meet other short-term cash needs.

Operating Activities

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Net Income	$1,218	$1,365	$1,388
Depreciation and Amortization	1,641	1,597	1,483
Other	(197)	(487)	(290)
Net Cash Flows from Operating Activities	$2,662	$2,475	$2,581

Net Cash Flows from Operating Activities were $2.7 billion in 2010 consisting primarily of Net Income of $1.2 billion and $1.6 billion of noncash Depreciation and Amortization.  Other changes represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  Other includes a $656 million increase in securitized receivables under the application of new accounting guidance for “Transfers and Servicing” related to our sale of receivables agreement.  Significant changes in other items include an increase in under-recovered fuel primarily due to the deferral of fuel under the FAC in Ohio and higher fuel costs in Oklahoma, accrued tax benefits and the favorable impact of a decrease in fuel inventory.  Deferred Income Taxes increased primarily due to a change in tax versus book temporary differences from operations.  Accrued Taxes, Net increased primarily as a result of the receipt of a federal income tax refund of $419 million related to a net operating loss in 2009 that was carried back to 2007 and 2008.  We also contributed $500 million to our qualified pension trust in 2010.

Net Cash Flows from Operating Activities were $2.5 billion in 2009 consisting primarily of Net Income of $1.4 billion and $1.6 billion of noncash Depreciation and Amortization.  Other represents items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  Significant changes in other items include the negative impact on cash of an increase in coal inventory reflecting decreased customer demand for electricity, an increase in under-recovered fuel primarily in Ohio and West Virginia and an increase in accrued tax benefits resulting from a net income tax operating loss in 2009.  Deferred Income Taxes increased primarily due to the American Recovery and Reinvestment Act of 2009 extending bonus depreciation provisions, a one-time change in tax accounting method and an increase in tax versus book temporary differences from operations.

Net Cash Flows from Operating Activities were $2.6 billion in 2008 consisting primarily of Net Income of $1.4 billion and $1.5 billion of noncash Depreciation and Amortization.  Other changes represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  Net Cash Flows from Operating Activities increased in 2008 due to the TEM settlement.  Under-recovered fuel costs and fuel, materials and supplies inventories increased working capital requirements due to the higher cost of coal and natural gas.  Deferred Income Taxes increased primarily due to the enactment of the Economic Stimulus Act which enhanced expensing provisions for certain assets placed in service in 2008 and provided for a 50% bonus depreciation provision for certain assets placed in service in 2008.

Investing Activities

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Construction Expenditures	$(2,345)	$(2,792)	$(3,800)
Acquisitions of Nuclear Fuel	(91)	(169)	(192)
Acquisitions of Assets	(155)	(104)	(160)
Proceeds from Sales of Assets	187	278	90
Other	(119)	(129)	35
Net Cash Flows Used for Investing Activities	$(2,523)	$(2,916)	$(4,027)

Net Cash Flows Used for Investing Activities were $2.5 billion in 2010 primarily due to Construction Expenditures for environmental, new generation, distribution and transmission investments.  Proceeds from Sales of Assets in 2010 include $139 million for sales of Texas transmission assets to ETT.

Net Cash Flows Used for Investing Activities were $2.9 billion in 2009 primarily due to Construction Expenditures for our new generation, environmental and distribution investments.  Proceeds from Sales of Assets in 2009 includes $104 million relating to the sale of a portion of Turk Plant to joint owners as planned and $95 million for sales of Texas transmission assets to ETT.

Net Cash Flows Used for Investing Activities were $4 billion in 2008 primarily due to Construction Expenditures for distribution, environmental and new generation investments.

Financing Activities

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Issuance of Common Stock, Net	$93	$1,728	$159
Issuance/Retirement of Debt, Net	497	(360)	2,266
Dividends Paid on Common Stock	(824)	(758)	(666)
Other	(101)	(90)	(80)
Net Cash Flows from (Used for) Financing Activities	$(335)	$520	$1,679

Net Cash Flows Used for Financing Activities were $335 million in 2010.  Our net debt issuances were $497 million.  The net issuances included issuances of $952 million of notes and $326 million of pollution control bonds, a $531 million increase in commercial paper outstanding and retirements of $1.6 billion of notes, $148 million of securitization bonds and $222 million of pollution control bonds.  Our short-term debt securitized by receivables increased $656 million under the application of new accounting guidance for “Transfers and Servicing” related to our sale of receivables agreement.  We paid common stock dividends of $824 million.

Net Cash Flows from Financing Activities were $520 million in 2009.  Issuance of Common Stock, Net of $1.7 billion is comprised of our issuance of 69 million shares of common stock with net proceeds of $1.64 billion and additional shares through our dividend reinvestment, employee savings and incentive programs.  Our net debt retirements were $360 million. The net retirements included the repayment of $2 billion outstanding under our credit facilities and retirement of $816 million of long-term debt and issuances of $1.9 billion of senior unsecured and debt notes and $431 million of pollution control bonds.  We paid common stock dividends of $758 million.

Net Cash Flows from Financing Activities were $1.7 billion in 2008 primarily due to the borrowing under our credit facility to provide liquidity during the 2008 credit market.  We paid common stock dividends of $666 million.

The following financing activities occurred during 2010:

AEP Common Stock:

•	During 2010, we issued 3 million shares of common stock under our incentive compensation, employee savings and dividend reinvestment plans and received net proceeds of $93 million.

Debt:

•
During 2010, we issued approximately $1.3 billion of long-term debt, including $650 million of senior notes at interest rates ranging from 3.4% to 6.2%, $150 million of senior notes at a variable interest rate, $326 million of pollution control revenue bonds at interest rates ranging from 2.875% to 5.375%, $84 million of notes at a 4% interest rate and $68 million of notes at a variable interest rate.  The proceeds from these issuances were used to fund long-term debt maturities and our construction programs.

•
During 2010, we entered into $1 billion of interest rate derivatives and settled $172 million of such transactions.  The settlements resulted in net cash payments of $6 million.  As of December 31, 2010, we had in place $907 million of notional interest rate derivatives designated as cash flow and fair value hedges.

In 2011:

•	In January 2011, TCC retired $92 million of its outstanding Securitization Bonds.
•	In January 2011, PSO issued $250 million of 4.4% Senior Unsecured Notes due 2021.
•	In January 2011, PSO gave notice to retire $200 million of 6% Senior Unsecured Notes due in 2032 on February 28, 2011.
•	In February 2011, APCo issued $65 million of 2% Pollution Control Bonds due 2041 with a 2012 mandatory put date.
•	We expect to refinance approximately $1 billion of the $1.3 billion of long-term debt that will mature in 2011.

BUDGETED CONSTRUCTION EXPENDITURES

We forecast approximately $2.5 billion and $2.6 billion of construction expenditures excluding AFUDC and capitalized interest for 2011 and 2012, respectively.  For 2012 through 2014, we forecast annual construction expenditures to average between $2.6 billion and $3.1 billion.  The projected increases are generally the result of required environmental investment to comply with Federal EPA rules and additional transmission spending.  Estimated construction expenditures are subject to periodic review and modification and may vary based on the ongoing effects of regulatory constraints, environmental regulations, business opportunities, market volatility, economic trends, weather, legal reviews and the ability to access capital.  We expect to fund these construction expenditures through cash flows from operations and financing activities.  Generally, the subsidiaries use cash or short-term borrowings under the money pool to fund these expenditures until long-term funding is arranged.  The estimated expenditures include amounts for completion of the Turk and Dresden Plants.  Both plants are scheduled for completion in 2012.  We resumed work on Dresden in the first quarter of 2011.  The 2011 estimated construction expenditures include generation, transmission and distribution related investments, as well as expenditures for compliance with environmental regulations as follows:

Budgeted
Construction
Expenditures
(in millions)
Environmental	$223
Generation	813
Transmission	594
Distribution	776
Other	100
Total	$2,506

OFF-BALANCE SHEET ARRANGEMENTS

In prior periods, under a limited set of circumstances, we entered into off-balance sheet arrangements for various reasons including accelerating cash collections, reducing operational expenses and spreading risk of loss to third parties.  Our current guidelines restrict the use of off-balance sheet financing entities or structures to traditional operating lease arrangements and transfers of customer accounts receivable that we enter in the normal course of business.  The following identifies significant off-balance sheet arrangements:

AEP Credit

AEP Credit has a receivables securitization agreement with bank conduits.  Under this agreement, AEP Credit securitizes an interest in a portion of the receivables it acquires from affiliated utilities with the bank conduits and receives cash.  Effective January 1, 2010, we record the receivables and debt related to AEP Credit on our Consolidated Balance Sheet.

At December 31, 2009, AEP Credit had $631 million of securitized receivables outstanding.  See “ASU 2009-16 ‘Transfers and Servicing’ (ASU 2009-16)” section of Note 2.

Rockport Plant Unit 2

AEGCo and I&M entered into a sale and leaseback transaction in 1989 with Wilmington Trust Company (Owner Trustee), an unrelated unconsolidated trustee for Rockport Plant Unit 2 (the Plant).  The Owner Trustee was capitalized with equity from six owner participants with no relationship to AEP or any of its subsidiaries and debt from a syndicate of banks and certain institutional investors.  The future minimum lease payments for each company are $887 million as of December 31, 2010.

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

Railcars

In June 2003, we entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  We intend to maintain the lease for the full lease term of twenty years via the renewal options.  The lease is accounted for as an operating lease.  The future minimum lease obligation is $36 million for the remaining railcars as of December 31, 2010.  Under a return-and-sale option, the lessor is guaranteed that the sale proceeds will equal at least a specified lessee obligation amount which declines with each five year renewal.  At December 31, 2010, the maximum potential loss was approximately $25 million ($17 million, net of tax) assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, we believe that the fair value would produce a sufficient sales price to avoid any loss.  We have other railcar lease arrangements that do not utilize this type of financing structure.

CONTRACTUAL OBLIGATION INFORMATION

Our contractual cash obligations include amounts reported on the Consolidated Balance Sheets and other obligations disclosed in our footnotes.  The following table summarizes our contractual cash obligations at December 31, 2010:

Payments Due by Period

	Less Than			After
Contractual Cash Obligations	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)
Short-term Debt (a)	$1,346	$-	$-	$-	$1,346
Interest on Fixed Rate Portion of Long-term
Debt (b)	909	1,709	1,467	7,778	11,863
Fixed Rate Portion of Long-term Debt (c)	752	2,009	2,431	10,947	16,139
Variable Rate Portion of Long-term Debt (d)	557	150	-	-	707
Capital Lease Obligations (e)	100	159	106	286	651
Noncancelable Operating Leases (e)	306	547	467	1,349	2,669
Fuel Purchase Contracts (f)	2,810	3,974	2,543	3,718	13,045
Energy and Capacity Purchase Contracts (g)	69	199	204	1,101	1,573
Construction Contracts for Capital Assets (h)	1,031	1,407	1,636	3,143	7,217
Total	$7,880	$10,154	$8,854	$28,322	$55,210

(a)	Represents principal only excluding interest.
(b)
Interest payments are estimated based on final maturity dates of debt securities outstanding at December 31, 2010 and do not reflect anticipated future refinancing, early redemptions or debt issuances.

(c)	See “Long-term Debt” section of Note 14. Represents principal only excluding interest.
(d)	See “Long-term Debt” section of Note 14. Represents principal only excluding interest. Variable rate debt had interest rates that ranged between 0.29% and 1.31% at December 31, 2010.
(e)	See Note 13.
(f)	Represents contractual obligations to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.
(g)	Represents contractual obligations for energy and capacity purchase contracts.
(h)
Represents only capital assets for which we have signed contracts.  Actual payments are dependent upon and may vary significantly based upon the decision to build, regulatory approval schedules, timing and escalation of project costs.

Our $119 million liability related to uncertainty in Income Taxes is not included above because we cannot reasonably estimate the cash flows by period.

Our pension funding requirements are not included in the above table.  As of December 31, 2010, we expect to make contributions to our pension plans totaling $158 million in 2011.  Estimated contributions of $158 million in 2012 and $158 million in 2013 may vary significantly based on market returns, changes in actuarial assumptions and other factors.  Based upon the benefit obligation and fair value of assets available to pay pension benefits, our pension plans were 80.3% funded as of December 31, 2010.

In addition to the amounts disclosed in the contractual cash obligations table above, we make additional commitments in the normal course of business.  These commitments include standby letters of credit, guarantees for the payment of obligation performance bonds and other commitments.  At December 31, 2010, our commitments outstanding under these agreements are summarized in the table below:

Amount of Commitment Expiration Per Period

	Less Than			After
Other Commercial Commitments	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)
Standby Letters of Credit (a)	$601	$-	$-	$-	$601
Guarantees of the Performance of Outside Parties (b)	-	-	-	65	65
Guarantees of Our Performance (c)	1,457	18	20	41	1,536
Total Commercial Commitments	$2,058	$18	$20	$106	$2,202

(a)
We enter into standby letters of credit (LOCs) with third parties.  These LOCs cover items such as gas and electricity risk management contracts, construction contracts, insurance programs, security deposits, debt service reserves and variable rate Pollution Control Bonds.  AEP, on behalf of our subsidiaries, and/or the subsidiaries issued all of these LOCs in the ordinary course of business.  There is no collateral held in relation to any guarantees in excess of our ownership percentages.  In the event any LOC is drawn, there is no recourse to third parties.  The maximum future payments of these LOCs are $601 million with maturities ranging from January 2011 to November 2011.  See “Letters of Credit” section of Note 6.

(b)	See “Guarantees of Third-Party Obligations” section of Note 6.
(c)	We issued performance guarantees and indemnifications for energy trading and various sale agreements.

SIGNIFICANT TAX LEGISLATION

The American Recovery and Reinvestment Tax Act of 2009 provided for several new grant programs, expanded tax credits and extended the 50% bonus depreciation provision enacted in the Economic Stimulus Act of 2008.  The Small Business Jobs Act, enacted in September 2010, included a one-year extension of the 50% bonus depreciation provision.  The Tax Relief, Unemployment Insurance Reauthorization and the Job Creation Act of 2010 extended the life of research and development, employment and several energy tax credits originally scheduled to expire at the end of 2010.  In addition, this act extended the time for claiming bonus depreciation and increased the deduction to 100% starting in September 2010 through 2011 and decreasing the deduction to 50% for 2012.

These enacted provisions will have no material impact on net income or financial condition but will have a favorable impact on cash flows in 2011 and are expected to result in material future cash flow benefits.

TRANSMISSION INITIATIVES

AEP Transmission Company, LLC (Utility Operations segment)

In 2006, we formed AEP Transmission Company, LLC (AEP Transco).  In 2009, AEP Transco formed seven wholly-owned transmission companies.  Upon approval of FERC interim rates, the transmission companies began recognizing revenues in July 2010 for their respective investments in PJM and SPP.  The transmission companies have been established in Ohio, Oklahoma and Michigan.  Applications for establishment of AEP Kentucky Transmission Company, Inc. and AEP West Virginia Transmission Company, Inc. have been filed with the KPSC and the WVPSC, respectively, and are pending approval.  Other filings with commissions will be made in 2011.  These seven companies consist of:

AEP East Transmission companies:
•	AEP Appalachian Transmission Company, Inc. (covering Virginia)
•	AEP Indiana Michigan Transmission Company, Inc.
•	AEP Kentucky Transmission Company, Inc.
•	AEP Ohio Transmission Company, Inc.
•	AEP West Virginia Transmission Company, Inc.
AEP West Transmission companies:
•	AEP Oklahoma Transmission Company, Inc.
•	AEP Southwestern Transmission Company, Inc. (covering Arkansas and Louisiana)

AEPSC and other AEP subsidiaries provide services to the transmission companies through service agreements.  Therefore, the transmission companies do not have any employees.

AEP Transco owns all of the transmission companies’ equity.  The transmission companies do not have outstanding debt and have not received capital contributions.  All of the transmission companies’ capital needs are provided by Parent and AEP Transco.  For the transmission companies listed above, we forecast approximately $160 million of construction expenditures for 2011.

Joint Venture Initiatives (Utility Operations segment)

We are currently participating in the following joint venture initiatives:
				Total		AEP's Equity
				Estimated		Method
		Projected		Project Costs		Investment at	Approved
Project		Completion	Owners	at		December 31,	Return on
Name	Location	Date	(Ownership %)	Completion		2010	Equity
				(in thousands)
ETT	Texas	2017	MEHC Texas	$3,100,000	(a)	$110,323	9.96%
	(ERCOT)		Transco, LLC (50%)
			AEP (50%)

PATH (b)	West	2015 (c)	Allegheny Energy (50%)	2,100,000	(d)	23,621	14.3% (e)
	Virginia		AEP (50%)

Prairie Wind	Kansas	2014	Westar Energy (50%)	225,000		784	12.8%
			ETA (50%) (f)

Pioneer	Indiana	2016	Duke Energy (50%)	1,000,000		-	12.54%
			AEP (50%)

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

(c)	PJM has directed the construction of the PATH Project and placement of the project into service by June 2015, at the latest.
(d)
PATH consists of the “West Virginia Series,” which is owned equally by subsidiaries of Allegheny Energy Inc. and AEP, and the “Allegheny Series” which is wholly-owned by a subsidiary of Allegheny Energy Inc.  The total project is estimated to cost approximately $2.1 billion.  Our estimated share of the project cost is approximately $700 million.  In February 2011, the “Ohio Series” was dissolved, which was owned equally by subsidiaries of Allegheny Energy Inc. and AEP.

(e)	An October 2010 FERC order set the 14.3% return on equity for hearing.
(f)
Electric Transmission America, LLC (ETA) is a 50/50 joint venture with MidAmerican Energy Holdings Company (MEHC) America Transco, LLC and AEP Transmission Holding Company, LLC.  ETA will be utilized as a vehicle to invest in selected transmission projects located in North America, outside of ERCOT.  AEP Transmission Holding Company, LLC owns 25% of Prairie Wind through its ownership interest in ETA.

For our joint ventures listed above, we forecast approximately $113 million of equity contributions in 2011 to support construction and other expenditures.

MINE SAFETY INFORMATION

The Federal Mine Safety and Health Act of 1977 (Mine Act) imposes stringent health and safety standards on various mining operations.  The Mine Act and its related regulations affect numerous aspects of mining operations, including training of mine personnel, mining procedures, equipment used in mine emergency procedures, mine plans and other matters.  SWEPCo, through its ownership of DHLC, CSPCo, through its ownership of Conesville Coal Preparation Company (CCPC), and OPCo, through its use of the Conner Run fly ash impoundment, are subject to the provisions of the Mine Act.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) requires companies that operate mines to include in their periodic reports filed with the SEC, certain mine safety information covered by the Mine Act.  DHLC, CCPC and Conner Run received the following notices of violation and proposed assessments under the Mine Act for the quarter ended December 31, 2010:

	DHLC	CCPC	Conner Run
Number of Citations for Violations of Mandatory Health or Safety Standards under 104 *	1	-	-
Number of Orders Issued under 104(b) *	-	-	-
Number of Citations and Orders for Unwarrantable Failure to Comply with Mandatory Health or
Safety Standards under 104(d) *	-	-	-
Number of Flagrant Violations under 110(b)(2) *	-	-	-
Number of Imminent Danger Orders Issued under 107(a) *	-	-	-
Total Dollar Value of Proposed Assessments	$1,026	$-	$-
Number of Mining-related Fatalities	-	-	-

* References to sections under the Mine Act

DHLC currently has two legal actions pending before the Mine Safety and Health Administration (MSHA) challenging four violations issued by MSHA following an employee fatality in March 2009.

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

We recognize regulatory assets (deferred expenses to be recovered in the future) and regulatory liabilities (deferred future revenue reductions or refunds) for the economic effects of regulation.  Specifically, we match the timing of our expense recognition with the recovery of such expense in regulated revenues.  Likewise, we match income with the regulated revenues from our customers in the same accounting period.  We also record liabilities for refunds, or probable refunds, to customers that have not been made.

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

The changes in unbilled electric utility revenues included in Revenue on our Consolidated Statements of Income were $46 million, $55 million and $72 million for the years ended December 31, 2010, 2009 and 2008, respectively.  The increases in unbilled electric revenues are primarily due to rate increases and changes in weather.  Accrued unbilled revenues for the Utility Operations segment were $549 million and $503 million as of December 31, 2010 and 2009, respectively.

Assumptions and Approach Used

For each operating company, we compute the monthly estimate for unbilled revenues as net generation less the current month’s billed KWH plus the prior month’s unbilled KWH.  However, due to meter reading issues, meter drift and other anomalies, a separate monthly calculation limits the unbilled estimate within a range of values.  This limiter calculation is derived from an allocation of billed KWH to the current month and previous month, on a cycle-by-cycle basis, and by dividing the current month aggregated result by the billed KWH.  The limits are statistically set at one standard deviation from this percentage to determine the upper and lower limits of the range.  The unbilled estimate is compared to the limiter calculation and adjusted for variances exceeding the upper and lower limits.

Effect if Different Assumptions Used

Significant fluctuations in energy demand for the unbilled period, weather, line losses or changes in the composition of customer classes could impact the accuracy of the unbilled revenue estimate.  A 1% change in the limiter calculation when it is outside the range would increase or decrease unbilled revenues by 1% of the accrued unbilled revenues.

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

We reduce fair values by estimated valuation adjustments for items such as discounting, liquidity and credit quality.  We calculate liquidity adjustments by utilizing bid/ask spreads to estimate the potential fair value impact of liquidating open positions over a reasonable period of time.  We calculate credit adjustments on our risk management contracts using estimated default probabilities and recovery rates relative to our counterparties or counterparties with similar credit profiles and contractual netting agreements.

With respect to hedge accounting, we assess hedge effectiveness and evaluate a forecasted transaction’s probability of occurrence within the specified time period as provided in the original hedge documentation.

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

Long-Lived Assets

Nature of Estimates Required

In accordance with the requirements of “Property, Plant and Equipment” accounting guidance, we evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any such assets may not be recoverable or the assets meet the held for sale criteria.  We utilize a group composite method of depreciation to estimate the useful lives of long-lived assets as approved by our regulators.  The evaluations of long-lived held and used assets may result from abandonments, significant decreases in the market price of an asset, a significant adverse change in the extent or manner in which an asset is being used or in its physical condition, a significant adverse change in legal factors or in the business climate that could affect the value of an asset, as well as other economic or operations analyses.  If the carrying amount is not recoverable, we record an impairment to the extent that the fair value of the asset is less than its book value.  For assets held for sale, an impairment is recognized if the expected net sales price is less than its book value.  For regulated assets, an impairment charge could be offset by the establishment of a regulatory asset if rate recovery is probable.  For nonregulated assets, any impairment charge is recorded against earnings.

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

Effect if Different Assumptions Used

In connection with the evaluation of long-lived assets in accordance with the requirements of “Property, Plant and Equipment” accounting guidance, the fair value of an asset can vary if different estimates and assumptions would have been used in our applied valuation techniques.  The estimate for depreciation rates takes into account the history of interim capital replacements and the amount of salvage expected.  In cases of impairment, we made our best estimate of fair value using valuation methods based on the most current information at that time.  Fluctuations in realized sales proceeds versus the estimated fair value of the asset are generally due to a variety of factors including, but not limited to, differences in subsequent market conditions, the level of bidder interest, timing and terms of the transactions and our analysis of the benefits of the transaction.

Pension and Other Postretirement Benefits

We maintain a qualified, defined benefit pension plan (Qualified Plan), which covers substantially all nonunion and certain union employees, and unfunded, nonqualified supplemental plans (Nonqualified Plans) to provide benefits in excess of amounts permitted under the provisions of the tax law to be paid to participants in the Qualified Plan (collectively the Pension Plans).  Additionally, we entered into individual employment contracts with certain current and retired executives that provide additional retirement benefits as a part of the Nonqualified Plans.  We also sponsor other postretirement benefit plans to provide medical and life insurance benefits for retired employees (Postretirement Plans).  The Pension Plans and Postretirement Plans are collectively the Plans.

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

The following table shows the net periodic cost of the Plans:

	Years Ended December 31,
Net Periodic Benefit Cost	2010	2009	2008
	(in millions)
Pension Plans	$141	$96	$51
Postretirement Plans	111	141	80

The net periodic benefit cost is calculated based upon a number of actuarial assumptions, including expected long-term rates of return on the Plans’ assets.  In developing the expected long-term rate of return assumption for 2011, we evaluated input from actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions.  We also considered historical returns of the investment markets.  We anticipate that the investment managers we employ for the Plans will invest the assets to generate future returns averaging 7.75% for the Qualified Plan and 7.5% for the Postretirement Plans.

The expected long-term rate of return on the Plans’ assets is based on our targeted asset allocation and our expected investment returns for each investment category.  Our assumptions are summarized in the following table:

			Other Postretirement
	Pension Plans		Benefit Plans
		Assumed/		Assumed/
	2011	Expected	2011	Expected
	Target	Long-Term	Target	Long-Term
	Asset	Rate of	Asset	Rate of
	Allocation	Return	Allocation	Return
Equity	50%	9.00%	66%	9.00%
Real Estate	5%	7.60%	-%	-%
Fixed Income	39%	5.75%	32%	5.75%
Other Investments	5%	10.50%	-%	-%
Cash and Cash Equivalents	1%	3.00%	2%	3.00%
Total	100%		100%

We regularly review the actual asset allocation and periodically rebalance the investments to our targeted allocation.  We believe that 7.75% for the Pension Plan and 7.5% for the Postretirement Plans are reasonable long-term rates of return on the Plans’ assets despite the recent market volatility.  The Pension Plan’s assets had an actual gain of 13.4% and 17.1% for the years ended December 31, 2010 and 2009, respectively.  The Postretirement Plans’ assets had an actual gain of 11.3% and 23.7% for the years ended December 31, 2010 and 2009, respectively.  We will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust the assumptions as necessary.

We base our determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.  As of December 31, 2010, we had cumulative losses of approximately $285 million that remain to be recognized in the calculation of the market-related value of assets.  These unrecognized net actuarial losses will result in increases in the future pension costs depending on several factors, including whether such losses at each measurement date exceed the corridor in accordance with “Compensation – Retirement Benefits” accounting guidance.

The method used to determine the discount rate that we utilize for determining future obligations is a duration-based method in which a hypothetical portfolio of high quality corporate bonds similar to those included in the Moody’s Aa bond index is constructed with a duration matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate at December 31, 2010 under this method was 5.05% for the Qualified Plan, 4.95% for the Nonqualified Plans and 5.25% for the Postretirement Plans.  Due to the effect of the unrecognized actuarial losses and based on an expected rate of return on the Pension Plans’ assets of 7.75%, discount rates of 5.05% and 4.95% and various other assumptions, we estimate that the pension costs for the Pension Plans will approximate $144 million, $166 million and $194 million in 2011, 2012 and 2013, respectively.  Based on an expected rate of return on the Postretirement Plans’ assets of 7.5%, a discount rate of 5.25% and various other assumptions, we estimate costs will approximate $82 million, $78 million and $74 million in 2011, 2012 and 2013, respectively.  Future actual costs will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the Plans.  The actuarial assumptions used may differ materially from actual results.  The effects of a 50 basis point change to selective actuarial assumptions are included in the “Effect if Different Assumptions Used” section below.

The value of the Pension Plan’s assets increased to $3.9 billion at December 31, 2010 from $3.4 billion at December 31, 2009 primarily due to a $500 million contribution.  During 2010, the Qualified Plan paid $465 million and the Nonqualified Plans paid $15 million in benefits to plan participants.  The value of the Postretirement Plans’ assets increased to $1.5 billion at December 31, 2010 from $1.3 billion at December 31, 2009 primarily due to investment gains and contributions.  The Postretirement Plans paid $142 million in benefits to plan participants during 2010.

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

			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in millions)
Effect on December 31, 2010 Benefit Obligations
Discount Rate	$(233)	$256	$(132)	$147
Compensation Increase Rate	11	(10)	-	-
Cash Balance Crediting Rate	43	(38)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	114	(101)

Effect on 2010 Periodic Cost
Discount Rate	(20)	22	(12)	14
Compensation Increase Rate	4	(3)	1	(1)
Cash Balance Crediting Rate	10	(9)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	18	(16)
Expected Return on Plan Assets	(20)	20	(6)	6

N/A Not Applicable

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

NEW ACCOUNTING PRONOUNCEMENTS

New Accounting Pronouncements Adopted During 2010

We adopted ASU 2009-16 “Transfers and Servicing” effective January 1, 2010.  The adoption of this standard resulted in AEP Credit’s transfers of receivables being accounted for as financings with the receivables and short-term debt recorded on our balance sheet.

We adopted the prospective provisions of ASU 2009-17 “Consolidations” effective January 1, 2010.  We no longer consolidate DHLC effective with the adoption of this standard.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET AND CREDIT RISK

Market Risks

Our Utility Operations segment is exposed to certain market risks as a major power producer and transacts in wholesale electricity, coal and emission allowance trading and marketing contracts.  These risks include commodity price risk, interest rate risk and credit risk.  In addition, we are exposed to foreign currency exchange risk because occasionally we procure various services and materials used in our energy business from foreign suppliers.  These risks represent the risk of loss that may impact us due to changes in the underlying market prices or rates.

Our Generation and Marketing segment, operating primarily within ERCOT and to a lesser extent Ohio in PJM and MISO, primarily transacts in wholesale energy marketing contracts.  This segment is exposed to certain market risks as a marketer of wholesale electricity.  These risks include commodity price risk, interest rate risk and credit risk.  These risks represent the risk of loss that may impact us due to changes in the underlying market prices or rates.

All Other includes natural gas operations which holds forward natural gas contracts that were not sold with the natural gas pipeline and storage assets.  These contracts are financial derivatives, which gradually settle and completely expire in 2011.  Our risk objective is to keep these positions generally risk neutral through maturity.

We employ risk management contracts including physical forward purchase and sale contracts and financial forward purchase and sale contracts.  We engage in risk management of electricity, coal, natural gas and emission allowances and to a lesser degree other commodities associated with our energy business.  As a result, we are subject to price risk.  The amount of risk taken is determined by the commercial operations group in accordance with the market risk policy approved by the Finance Committee of our Board of Directors.  Our market risk oversight staff independently monitors our risk policies, procedures and risk levels and provides members of the Commercial Operations Risk Committee (CORC) various daily, weekly and/or monthly reports regarding compliance with policies, limits and procedures.  The CORC consists of our President, Chief Financial Officer, Senior Vice President of Commercial Operations and Chief Risk Officer.  When commercial activities exceed predetermined limits, we modify the positions to reduce the risk to be within the limits unless specifically approved by the CORC.

The following table summarizes the reasons for changes in total mark-to-market (MTM) value as compared to December 31, 2009:

MTM Risk Management Contract Net Assets (Liabilities)
Year Ended December 31, 2010
		Generation
	Utility	and
	Operations	Marketing	All Other	Total
	(in millions)
Total MTM Risk Management Contract Net Assets (Liabilities)
at December 31, 2009	$134	$147	$(3)	$278
(Gain) Loss from Contracts Realized/Settled During the Period and
Entered in a Prior Period	(81)	(16)	5	(92)
Fair Value of New Contracts at Inception When Entered During the
Period (a)	17	8	-	25
Net Option Premiums Received for Unexercised or Unexpired
Option Contracts Entered During the Period	(1)	-	-	(1)
Changes in Fair Value Due to Valuation Methodology Changes on
Forward Contracts (b)	(2)	(2)	-	(4)
Changes in Fair Value Due to Market Fluctuations During the
Period (c)	6	3	-	9
Changes in Fair Value Allocated to Regulated Jurisdictions (d)	18	-	-	18
Total MTM Risk Management Contract Net Assets
at December 31, 2010	$91	$140	$2	233

Commodity Cash Flow Hedge Contracts				11
Interest Rate and Foreign Currency Cash Flow Hedge Contracts				21
Fair Value Hedge Contracts				6
Collateral Deposits				101
Total MTM Derivative Contract Net Assets at December 31, 2010				$372
(a)
Reflects fair value on primarily long-term structured contracts which are typically with customers that seek fixed pricing to limit their risk against fluctuating energy prices.  The contract prices are valued against market curves associated with the delivery location and delivery term.  A significant portion of the total volumetric position has been economically hedged.

(b)	Reflects changes in methodology in calculating the credit and discounting liability fair value adjustments.
(c)	Market fluctuations are attributable to various factors such as supply/demand, weather, etc.
(d)	Relates to the net gains (losses) of those contracts that are not reflected on the Consolidated Statements of Income. These net gains (losses) are recorded as regulatory liabilities/assets.

See Note 10 – Derivatives and Hedging and Note 11 – Fair Value Measurements for additional information related to our risk management contracts.  The following tables and discussion provide information on our credit risk and market volatility risk.

Credit Risk

We limit credit risk in our wholesale marketing and trading activities by assessing the creditworthiness of potential counterparties before entering into transactions with them and continuing to evaluate their creditworthiness on an ongoing basis.  We use Moody’s Investors Service, Standard & Poor’s and current market-based qualitative and quantitative data as well as financial statements to assess the financial health of counterparties on an ongoing basis.

We have risk management contracts with numerous counterparties.  Since open risk management contracts are valued based on changes in market prices of the related commodities, our exposures change daily.  As of December 31, 2010, our credit exposure net of collateral to sub investment grade counterparties was approximately 5.3%, expressed in terms of net MTM assets, net receivables and the net open positions for contracts not subject to MTM (representing economic risk even though there may not be risk of accounting loss).  As of December 31, 2010, the following table approximates our counterparty credit quality and exposure based on netting across commodities, instruments and legal entities where applicable:

	Exposure			Number of	Net Exposure
	Before			Counterparties	of
	Credit	Credit	Net	>10% of	Counterparties
Counterparty Credit Quality	Collateral	Collateral	Exposure	Net Exposure	>10%
	(in millions, except number of counterparties)
Investment Grade	$666	$19	$647	1	$189
Split Rating	2	-	2	1	2
Noninvestment Grade	4	3	1	2	1
No External Ratings:
Internal Investment Grade	215	-	215	2	123
Internal Noninvestment Grade	59	11	48	1	32
Total as of December 31, 2010	$946	$33	$913	7	$347

Total as of December 31, 2009	$846	$58	$788	12	$317

Value at Risk (VaR) Associated with Risk Management Contracts

We use a risk measurement model, which calculates VaR, to measure our commodity price risk in the risk management portfolio.  The VaR is based on the variance-covariance method using historical prices to estimate volatilities and correlations and assumes a 95% confidence level and a one-day holding period.  Based on this VaR analysis, as of December 31, 2010, a near term typical change in commodity prices is not expected to have a material effect on our net income, cash flows or financial condition.

The following table shows the end, high, average and low market risk as measured by VaR for the trading portfolio for the periods indicated:

VaR Model

Twelve Months Ended				Twelve Months Ended
December 31, 2010				December 31, 2009
End	High	Average	Low	End	High	Average	Low
(in millions)				(in millions)
$-	$2	$1	$-	$1	$2	$1	$-

We back-test our VaR results against performance due to actual price movements.  Based on the assumed 95% confidence interval, the performance due to actual price movements would be expected to exceed the VaR at least once every 20 trading days.

As our VaR calculation captures recent price movements, we also perform regular stress testing of the portfolio to understand our exposure to extreme price movements.  We employ a historical-based method whereby the current portfolio is subjected to actual, observed price movements from the last four years in order to ascertain which historical price movements translated into the largest potential MTM loss.  We then research the underlying positions, price movements and market events that created the most significant exposure and report the findings to the Risk Executive Committee or the CORC as appropriate.

Interest Rate Risk

We utilize an Earnings at Risk (EaR) model to measure interest rate market risk exposure. EaR statistically quantifies the extent to which our interest expense could vary over the next twelve months and gives a probabilistic estimate of different levels of interest expense.  The resulting EaR is interpreted as the dollar amount by which actual interest expense for the next twelve months could exceed expected interest expense with a one-in-twenty chance of occurrence.  The primary drivers of EaR are from the existing floating rate debt (including short-term debt) as well as long-term debt issuances in the next twelve months.  As calculated on debt outstanding as of December 31, 2010 and 2009, the estimated EaR on our debt portfolio for the following twelve months was $5 million and $4 million, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of American Electric Power Company, Inc.:

We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and subsidiary companies (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and subsidiary companies as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Accounting Standards Update No. 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets, effective January 1, 2010.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2011 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 25, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of American Electric Power Company, Inc.:

We have audited the internal control over financial reporting of American Electric Power Company, Inc. and subsidiary companies (the "Company") as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2010 of the Company and our report dated February 25, 2011 expressed an unqualified opinion on those financial statements and included an explanatory paragraph relating to the Company’s adoption of a new accounting pronouncement.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 25, 2011

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

Management assessed the effectiveness of AEP’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on management’s assessment, AEP’s internal control over financial reporting was effective as of December 31, 2010.

AEP’s independent registered public accounting firm has issued an attestation report on AEP’s internal control over financial reporting. The Report of Independent Registered Public Accounting Firm appears on the previous page.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2010, 2009 and 2008
(in millions, except per-share and share amounts)

	2010	2009	2008
REVENUES
Utility Operations	$13,687	$12,733	$13,326
Other Revenues	740	756	1,114
TOTAL REVENUES	14,427	13,489	14,440
EXPENSES
Fuel and Other Consumables Used for Electric Generation	4,029	3,478	4,474
Purchased Electricity for Resale	1,000	1,053	1,281
Other Operation	3,132	2,620	2,856
Maintenance	1,142	1,205	1,053
Gain on Settlement of TEM Litigation	-	-	(255)
Depreciation and Amortization	1,641	1,597	1,483
Taxes Other Than Income Taxes	820	765	761
TOTAL EXPENSES	11,764	10,718	11,653

OPERATING INCOME	2,663	2,771	2,787

Other Income (Expense):
Interest and Investment Income	38	11	57
Carrying Costs Income	70	47	83
Allowance for Equity Funds Used During Construction	77	82	45
Interest Expense	(999)	(973)	(957)

INCOME BEFORE INCOME TAX EXPENSE AND EQUITY EARNINGS	1,849	1,938	2,015

Income Tax Expense	643	575	642
Equity Earnings of Unconsolidated Subsidiaries	12	7	3

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS	1,218	1,370	1,376

DISCONTINUED OPERATIONS, NET OF TAX	-	-	12

INCOME BEFORE EXTRAORDINARY LOSS	1,218	1,370	1,388

EXTRAORDINARY LOSS, NET OF TAX	-	(5)	-

NET INCOME	1,218	1,365	1,388

Less: Net Income Attributable to Noncontrolling Interests	4	5	5

NET INCOME ATTRIBUTABLE TO AEP SHAREHOLDERS	1,214	1,360	1,383

Less: Preferred Stock Dividend Requirements of Subsidiaries	3	3	3

EARNINGS ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,211	$1,357	$1,380

WEIGHTED AVERAGE NUMBER OF BASIC AEP COMMON SHARES OUTSTANDING	479,373,306	458,677,534	402,083,847

BASIC EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS
Income Before Discontinued Operations and Extraordinary Loss	$2.53	$2.97	$3.40
Discontinued Operations, Net of Tax	-	-	0.03
Income Before Extraordinary Loss	2.53	2.97	3.43
Extraordinary Loss, Net of Tax	-	(0.01)	-

TOTAL BASIC EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$2.53	$2.96	$3.43

WEIGHTED AVERAGE NUMBER OF DILUTED AEP COMMON SHARES OUTSTANDING	479,601,442	458,982,292	403,640,708

DILUTED EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS
Income Before Discontinued Operations and Extraordinary Loss	$2.53	$2.97	$3.39
Discontinued Operations, Net of Tax	-	-	0.03
Income Before Extraordinary Loss	2.53	2.97	3.42
Extraordinary Loss, Net of Tax	-	(0.01)	-

TOTAL DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON
SHAREHOLDERS	$2.53	$2.96	$3.42

CASH DIVIDENDS PAID PER SHARE	$1.71	$1.64	$1.64

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2010, 2009 and 2008
(in millions)

	AEP Common Shareholders
	Common Stock				Accumulated
					Other
			Paid-in	Retained	Comprehensive	Noncontrolling
	Shares	Amount	Capital	Earnings	Income (Loss)	Interests	Total
TOTAL EQUITY – DECEMBER 31, 2007	422	$2,743	$4,352	$3,138	$(154)	$18	$10,097
Adoption of Guidance for Split-Dollar Life Insurance
Accounting, Net of Tax of $6				(10)			(10)
Adoption of Guidance for Fair Value Accounting,
Net of Tax of $0				(1)			(1)
Issuance of Common Stock	4	28	131				159
Reissuance of Treasury Shares			40				40
Common Stock Dividends				(660)		(6)	(666)
Preferred Stock Dividend Requirements of Subsidiaries				(3)			(3)
Other Changes in Equity			4				4
SUBTOTAL – EQUITY							9,620

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $2					4		4
Securities Available for Sale, Net of Tax of $9					(16)		(16)
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $7					12		12
Pension and OPEB Funded Status, Net of Tax of $161					(298)		(298)
NET INCOME				1,383		5	1,388
TOTAL COMPREHENSIVE INCOME							1,090
TOTAL EQUITY – DECEMBER 31, 2008	426	2,771	4,527	3,847	(452)	17	10,710
Issuance of Common Stock	72	468	1,311				1,779
Common Stock Dividends				(753)		(5)	(758)
Preferred Stock Dividend Requirements of Subsidiaries				(3)			(3)
Purchase of JMG			37			(18)	19
Other Changes in Equity			(51)			1	(50)
SUBTOTAL – EQUITY							11,697

COMPREHENSIVE INCOME
Other Comprehensive Income, Net of Taxes:
Cash Flow Hedges, Net of Tax of $4					7		7
Securities Available for Sale, Net of Tax of $6					11		11
Reapplication of Regulated Operations Accounting
Guidance for Pensions, Net of Tax of $8					15		15
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $13					23		23
Pension and OPEB Funded Status, Net of Tax of $12					22		22
NET INCOME				1,360		5	1,365
TOTAL COMPREHENSIVE INCOME							1,443
TOTAL EQUITY – DECEMBER 31, 2009	498	3,239	5,824	4,451	(374)	-	13,140
Issuance of Common Stock	3	18	75				93
Common Stock Dividends				(820)		(4)	(824)
Preferred Stock Dividend Requirements of Subsidiaries				(3)			(3)
Other Changes in Equity			5				5
SUBTOTAL – EQUITY							12,411

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $14					26		26
Securities Available for Sale, Net of Tax of $4					(8)		(8)
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $12					22		22
Pension and OPEB Funded Status, Net of Tax of $25					(47)		(47)
NET INCOME				1,214		4	1,218
TOTAL COMPREHENSIVE INCOME							1,211
TOTAL EQUITY – DECEMBER 31, 2010	501	$3,257	$5,904	$4,842	$(381)	$-	$13,622

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2010 and 2009
(in millions)

	2010	2009
CURRENT ASSETS
Cash and Cash Equivalents	$294	$490
Other Temporary Investments
(December 31, 2010 amount includes $287 related to Transition Funding and EIS)	416	363
Accounts Receivable:
Customers	683	492
Accrued Unbilled Revenues	195	503
Pledged Accounts Receivable - AEP Credit	949	-
Miscellaneous	137	92
Allowance for Uncollectible Accounts	(41)	(37)
Total Accounts Receivable	1,923	1,050
Fuel	837	1,075
Materials and Supplies	611	586
Risk Management Assets	232	260
Accrued Tax Benefits	389	547
Regulatory Asset for Under-Recovered Fuel Costs	81	85
Margin Deposits	88	89
Prepayments and Other Current Assets	145	211
TOTAL CURRENT ASSETS	5,016	4,756

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	24,352	23,045
Transmission	8,576	8,315
Distribution	14,208	13,549
Other Property, Plant and Equipment (including nuclear fuel and coal mining)	3,846	3,744
Construction Work in Progress	2,758	3,031
Total Property, Plant and Equipment	53,740	51,684
Accumulated Depreciation and Amortization	18,066	17,340
TOTAL PROPERTY, PLANT AND EQUIPMENT - NET	35,674	34,344

OTHER NONCURRENT ASSETS
Regulatory Assets	4,943	4,595
Securitized Transition Assets	1,742	1,896
Spent Nuclear Fuel and Decommissioning Trusts	1,515	1,392
Goodwill	76	76
Long-term Risk Management Assets	410	343
Deferred Charges and Other Noncurrent Assets	1,079	946
TOTAL OTHER NONCURRENT ASSETS	9,765	9,248

TOTAL ASSETS	$50,455	$48,348

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2010 and 2009
(dollars in millions)

2010	2009
CURRENT LIABILITIES
Accounts Payable	$1,061	$1,158
Short-term Debt:
Securitized Debt for Receivables - AEP Credit	690	-
Other Short-term Debt	656	126
Total Short-term Debt	1,346	126
Long-term Debt Due Within One Year	1,309	1,741
Risk Management Liabilities	129	120
Customer Deposits	273	256
Accrued Taxes	702	632
Accrued Interest	281	287
Regulatory Liability for Over-Recovered Fuel Costs	17	76
Deferred Gain and Accrued Litigation Costs	448	-
Other Current Liabilities	952	931
TOTAL CURRENT LIABILITIES	6,518	5,327

NONCURRENT LIABILITIES
Long-term Debt
(December 31, 2010 amount includes $1,857 related to Transition Funding, DCC Fuel and Sabine)	15,502	15,757
Long-term Risk Management Liabilities	141	128
Deferred Income Taxes	7,359	6,420
Regulatory Liabilities and Deferred Investment Tax Credits	3,171	2,909
Asset Retirement Obligations	1,394	1,254
Employee Benefits and Pension Obligations	1,893	2,189
Deferred Credits and Other Noncurrent Liabilities	795	1,163
TOTAL NONCURRENT LIABILITIES	30,255	29,820

TOTAL LIABILITIES	36,773	35,147

Cumulative Preferred Stock Not Subject to Mandatory Redemption	60	61

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

EQUITY
Common Stock – Par Value – $6.50 Per Share:
2010	2009
Shares Authorized	600,000,000	600,000,000
Shares Issued	501,114,881	498,333,265
(20,307,725 shares and 20,278,858 shares were held in treasury at December 31,
2010 and 2009, respectively)	3,257	3,239
Paid-in Capital	5,904	5,824
Retained Earnings	4,842	4,451
Accumulated Other Comprehensive Income (Loss)	(381)	(374)
TOTAL AEP COMMON SHAREHOLDERS’ EQUITY	13,622	13,140

TOTAL EQUITY	13,622	13,140

TOTAL LIABILITIES AND EQUITY	$50,455	$48,348

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010, 2009 and 2008
(in millions)

	2010	2009	2008
OPERATING ACTIVITIES
Net Income	$1,218	$1,365	$1,388
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Depreciation and Amortization	1,641	1,597	1,483
Deferred Income Taxes	809	1,244	498
Provision for SIA Refund	-	-	149
Discontinued Operations, Net of Tax	-	-	(12)
Extraordinary Loss, Net of Tax	-	5	-
Carrying Costs Income	(70)	(47)	(83)
Allowance for Equity Funds Used During Construction	(77)	(82)	(45)
Mark-to-Market of Risk Management Contracts	30	(59)	(140)
Amortization of Nuclear Fuel	139	63	88
Pension Contributions to Qualified Plan Trust	(500)	-	-
Property Taxes	(21)	(17)	(13)
Fuel Over/Under-Recovery, Net	(253)	(474)	(272)
Gains on Sales of Assets, Net	(14)	(15)	(17)
Change in Other Noncurrent Assets	(75)	(137)	(244)
Change in Other Noncurrent Liabilities	202	244	8
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(866)	41	71
Fuel, Materials and Supplies	221	(475)	(183)
Margin Deposits	1	(3)	(40)
Accounts Payable	(36)	8	(94)
Customer Deposits	14	2	(48)
Accrued Taxes, Net	179	(470)	4
Accrued Interest	(8)	17	30
Other Current Assets	72	(70)	(29)
Other Current Liabilities	56	(262)	82
Net Cash Flows from Operating Activities	2,662	2,475	2,581

INVESTING ACTIVITIES
Construction Expenditures	(2,345)	(2,792)	(3,800)
Change in Other Temporary Investments, Net	(4)	16	45
Purchases of Investment Securities	(1,918)	(853)	(1,922)
Sales of Investment Securities	1,817	748	1,917
Acquisitions of Nuclear Fuel	(91)	(169)	(192)
Acquisitions of Assets	(155)	(104)	(160)
Proceeds from Sales of Assets	187	278	90
Other Investing Activities	(14)	(40)	(5)
Net Cash Flows Used for Investing Activities	(2,523)	(2,916)	(4,027)

FINANCING ACTIVITIES
Issuance of Common Stock, Net	93	1,728	159
Issuance of Long-term Debt	1,270	2,306	2,774
Commercial Paper and Credit Facility Borrowings	565	127	2,055
Change in Short-term Debt, Net	770	119	(660)
Retirement of Long-term Debt	(1,993)	(816)	(1,824)
Commercial Paper and Credit Facility Repayments	(115)	(2,096)	(79)
Principal Payments for Capital Lease Obligations	(95)	(82)	(97)
Dividends Paid on Common Stock	(824)	(758)	(666)
Dividends Paid on Cumulative Preferred Stock	(3)	(3)	(3)
Other Financing Activities	(3)	(5)	20
Net Cash Flows from (Used for) Financing Activities	(335)	520	1,679

Net Increase (Decrease) in Cash and Cash Equivalents	(196)	79	233
Cash and Cash Equivalents at Beginning of Period	490	411	178
Cash and Cash Equivalents at End of Period	$294	$490	$411

See Notes to Consolidated Financial Statements.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
INDEX OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies
2.	New Accounting Pronouncements and Extraordinary Item
3.	Goodwill and Other Intangible Assets
4.	Rate Matters
5.	Effects of Regulation
6.	Commitments, Guarantees and Contingencies
7.	Acquisitions, Dispositions and Discontinued Operations
8.	Benefit Plans
9.	Business Segments
10.	Derivatives and Hedging
11.	Fair Value Measurements
12.	Income Taxes
13.	Leases
14.	Financing Activities
15.	Stock-Based Compensation
16.	Property, Plant and Equipment
17.	Cost Reduction Initiatives
18.	Unaudited Quarterly Financial Information

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The principal business conducted by seven of our electric utility operating companies is the generation, transmission and distribution of electric power.  TCC exited the generation business and along with KGPCo and WPCo, provides only transmission and distribution services.  TNC engages in the transmission and distribution of electric power and is a part owner in the Oklaunion Plant operated by PSO.  TNC leases their entire portion of the output of the plant through 2027 to a nonutility affiliate.  AEGCo is a regulated electricity generation business whose function is to provide power to our regulated electric utility operating companies.  These companies are subject to regulation by the FERC under the Federal Power Act and the Energy Policy Act of 2005.  These companies maintain accounts in accordance with the FERC and other regulatory guidelines.  These companies are subject to further regulation with regard to rates and other matters by state regulatory commissions.

We also engage in wholesale electricity, natural gas and other commodity marketing and risk management activities in the United States.  In addition, our operations include nonregulated wind farms and barging operations and we provide various energy-related services.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rates and Service Regulation

Our public utility subsidiaries’ rates are regulated by the FERC and state regulatory commissions in our eleven state operating territories.  The FERC also regulates our affiliated transactions, including AEPSC intercompany service billings which are generally at cost, under the 2005 Public Utility Holding Company Act and the Federal Power Act.  The FERC also has jurisdiction over the issuances and acquisitions of securities of our public utility subsidiaries, the acquisition or sale of certain utility assets and mergers with another electric utility or holding company.  For non-power goods and services, the FERC requires that a nonregulated affiliate can bill an affiliated public utility company no more than market while a public utility must bill the higher of cost or market to a nonregulated affiliate.  The state regulatory commissions also regulate certain intercompany transactions under various orders and affiliate statutes.  Both the FERC and state regulatory commissions are permitted to review and audit the relevant books and records of companies within a public utility holding company system.

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

The state regulatory commissions regulate all of the distribution operations and rates of our retail public utilities on a cost basis.  They also regulate the retail generation/power supply operations and rates except in Ohio and the ERCOT region of Texas.  The ESP rates in Ohio continue the process of aligning generation/power supply rates over time with market rates.  In the ERCOT region of Texas, the generation/supply business is under customer choice and market pricing and is conducted by REPs.  Through its nonregulated subsidiaries, AEP enters into short and long-term wholesale transactions to buy or sell capacity, energy and ancillary services in the ERCOT market.  In addition, these nonregulated subsidiaries control certain wind and coal-fired generation assets, the power from which is marketed and sold in ERCOT.  Effective November 2009, AEP had no active REPs in ERCOT.  SWEPCo operates in the SPP area which includes a portion of Texas.  In 2009, the Texas legislature amended its restructuring legislation for the generation portion of SWEPCo’s Texas retail jurisdiction to delay indefinitely restructuring requirements.  As a result, SWEPCo reapplied accounting guidance for “Regulated Operations” to its Texas generation operations.

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

Principles of Consolidation

Our consolidated financial statements include our wholly-owned and majority-owned subsidiaries and variable interest entities (VIEs) of which we are the primary beneficiary.  Intercompany items are eliminated in consolidation.  We use the equity method of accounting for equity investments where we exercise significant influence but do not hold a controlling financial interest.  Such investments are recorded as Deferred Charges and Other Noncurrent Assets on our Consolidated Balance Sheets; equity earnings are included in Equity Earnings of Unconsolidated Subsidiaries on our Consolidated Statements of Income.  We have ownership interests in generating units that are jointly-owned with nonaffiliated companies.  Our proportionate share of the operating costs associated with such facilities is included on our Consolidated Statements of Income and our proportionate share of the assets and liabilities are reflected on our Consolidated Balance Sheets.

Variable Interest Entities

The accounting guidance for “Variable Interest Entities” is a consolidation model that considers if a company has a controlling financial interest in a VIE.  A controlling financial interest will have both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.  Entities are required to consolidate a VIE when it is determined that they have a controlling financial interest in a VIE and therefore, are the primary beneficiary of that VIE, as defined by the accounting guidance for “Variable Interest Entities.”  In determining whether we are the primary beneficiary of a VIE, we consider factors such as equity at risk, the amount of the VIE’s variability we absorb, guarantees of indebtedness, voting rights including kick-out rights, power to direct the VIE and other factors.  We believe that significant assumptions and judgments were applied consistently.  Also, see the “ASU 2009-17 ‘Consolidations’ ” section of Note 2 for a discussion of the impact of new accounting guidance effective January 1, 2010.

We are the primary beneficiary of Sabine, DCC Fuel LLC, DCC Fuel II LLC, DCC Fuel III LLC, AEP Credit, Transition Funding and a protected cell of EIS.  As of January 1, 2010, we are no longer the primary beneficiary of DHLC as defined by the new accounting guidance for “Variable Interest Entities.”  In addition, we have not provided material financial or other support to Sabine, DCC Fuel LLC, DCC Fuel II LLC, DCC Fuel III LLC, Transition Funding, our protected cell of EIS and AEP Credit that was not previously contractually required.  We hold a significant variable interest in Potomac-Appalachian Transmission Highline, LLC West Virginia Series (West Virginia Series) and DHLC.

Sabine is a mining operator providing mining services to SWEPCo.  SWEPCo has no equity investment in Sabine but is Sabine’s only customer.  SWEPCo guarantees the debt obligations and lease obligations of Sabine.  Under the terms of the note agreements, substantially all assets are pledged and all rights under the lignite mining agreement are assigned to SWEPCo.  The creditors of Sabine have no recourse to any AEP entity other than SWEPCo.  Under the provisions of the mining agreement, SWEPCo is required to pay, as a part of the cost of lignite delivered, an amount equal to mining costs plus a management fee.  In addition, SWEPCo determines how much coal will be mined for each year.  Based on these facts, management concluded that SWEPCo is the primary beneficiary and is required to consolidate Sabine.  SWEPCo’s total billings from Sabine for the years ended December 31, 2010, 2009 and 2008 were $133 million, $99 million and $110 million, respectively.  See the tables below for the classification of Sabine’s assets and liabilities on our Consolidated Balance Sheets.

Our subsidiaries participate in one protected cell of EIS for approximately ten lines of insurance.  EIS has multiple protected cells.  Neither AEP nor its subsidiaries have an equity investment in EIS.  The AEP System is essentially this EIS cell’s only participant, but allows certain third parties access to this insurance.  Our subsidiaries and any allowed third parties share in the insurance coverage, premiums and risk of loss from claims.  Based on our control and the structure of the protected cell and EIS, management concluded that we are the primary beneficiary of the protected cell and are required to consolidate its assets and liabilities.  Our insurance premium payments to the protected cell for the years ended December 31, 2010, 2009 and 2008 were $35 million, $30 million and $28 million, respectively.  See the tables below for the classification of the protected cell’s assets and liabilities on our Consolidated Balance Sheets.  The amount reported as equity is the protected cell’s policy holders’ surplus.

In September 2009, I&M entered into a nuclear fuel sale and leaseback transaction with DCC Fuel LLC.  In April 2010, I&M entered into a nuclear fuel sale and leaseback transaction with DCC Fuel II LLC.  In December 2010, I&M entered into a nuclear fuel sale and leaseback transaction with DCC Fuel III LLC.  DCC Fuel LLC, DCC Fuel II LLC and DCC Fuel III LLC (collectively DCC Fuel) were formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.  DCC Fuel purchased the nuclear fuel from I&M with funds received from the issuance of notes to financial institutions.  Each entity is a single-lessee leasing arrangement with only one asset and is capitalized with all debt.  DCC Fuel LLC, DCC Fuel II LLC and DCC Fuel III LLC are separate legal entities from I&M, the assets of which are not available to satisfy the debts of I&M.  Payments on the DCC Fuel LLC and DCC Fuel II LLC leases are made semi-annually and began in April 2010 and October 2010, respectively.  Payments on the DCC Fuel III LLC lease are made monthly and will begin in January 2011.  Payments on the leases for the year ended December 31, 2010 were $59 million.  No payments were made to DCC Fuel in 2009.  The leases were recorded as capital leases on I&M’s balance sheet as title to the nuclear fuel transfers to I&M at the end of the 48, 54 and 54 month lease term, respectively.  Based on our control of DCC Fuel, management concluded that I&M is the primary beneficiary and is required to consolidate DCC Fuel.  The capital leases are eliminated upon consolidation.  See the tables below for the classification of DCC Fuel’s assets and liabilities on our Consolidated Balance Sheets.

AEP Credit is a wholly-owned subsidiary of AEP.  AEP Credit purchases, without recourse, accounts receivable from certain utility subsidiaries of AEP to reduce working capital requirements.  AEP Parent provides a minimum of 5% equity and up to 20% of AEP Credit’s short-term borrowing needs in excess of third party financings.  Any third party financing of AEP Credit only has recourse to the receivables securitized for such financing.  Based on our control of AEP Credit, management has concluded that we are the primary beneficiary and are required to consolidate its assets and liabilities.  See the tables below for the classification of AEP Credit’s assets and liabilities on our Consolidated Balance Sheets.  See the “ASU 2009-17 ‘Consolidation’ ” section of Note 2 for a discussion of the impact of new accounting guidance effective January 1, 2010.  Also, see “Securitized Accounts Receivables – AEP Credit” section of Note 14.

DHLC is a mining operator who sells 50% of the lignite produced to SWEPCo and 50% to CLECO.  SWEPCo and CLECO share the executive board seats and its voting rights equally.  Each entity guarantees a 50% share of DHLC’s debt.  SWEPCo and CLECO equally approve DHLC’s annual budget.  The creditors of DHLC have no recourse to any AEP entity other than SWEPCo.  As SWEPCo is the sole equity owner of DHLC, it receives 100% of the management fee.  Based on the shared control of DHLC’s operations, management concluded as of January 1, 2010 that SWEPCo is no longer the primary beneficiary and is no longer required to consolidate DHLC.  SWEPCo’s total billings from DHLC for the years ended December 31, 2010, 2009 and 2008 were $56 million, $43 million and $44 million, respectively.  See the tables below for the classification of DHLC’s assets and liabilities on our Consolidated Balance Sheets at December 31, 2009 as well as our investment and maximum exposure as of December 31, 2010.  As of January 1, 2010, DHLC is reported as an equity investment in Deferred Charges and Other Noncurrent Assets on our Consolidated Balance Sheets.  Also, see the “ASU 2009-17 ‘Consolidations’ ” section of Note 2 for a discussion of the impact of new accounting guidance effective January 1, 2010.

Transition Funding was formed for the sole purpose of issuing and servicing securitization bonds related to Texas restructuring law.  Management has concluded that TCC is the primary beneficiary of Transition Funding because TCC has the power to direct the most significant activities of the VIE and TCC’s equity interest could potentially be significant.  Therefore, TCC is required to consolidate Transition Funding.  The securitized bonds totaled $1.8 billion at December 31, 2010 and are included in current and long-term debt on the Consolidated Balance Sheets.  Transition Funding has securitized transition assets of $1.7 billion at December 31, 2010, which are presented separately on the face of the Consolidated Balance Sheets.  The securitized transition assets represent the right to impose and collect Texas true-up costs from customers receiving electric transmission or distribution service from TCC under recovery mechanisms approved by the PUCT.  The securitization bonds are payable only from and secured by the securitized transition assets.  The bondholders have no recourse to TCC or any other AEP entity.  TCC acts as the servicer for Transition Funding’s securitized transition assets and remits all related amounts collected from customers to Transition Funding for interest and principal payments on the securitization bonds and related costs.

The balances below represent the assets and liabilities of the VIEs that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
VARIABLE INTEREST ENTITIES
December 31, 2010
(in millions)

	SWEPCo	I&M	Protected Cell		Transition
	Sabine	DCC Fuel	of EIS	AEP Credit	Funding
ASSETS
Current Assets	$50	$92	$131	$924	$214
Net Property, Plant and Equipment	139	173	-	-	-
Other Noncurrent Assets	34	112	1	10	1,746
Total Assets	$223	$377	$132	$934	$1,960

LIABILITIES AND EQUITY
Current Liabilities	$33	$79	$33	$886	$221
Noncurrent Liabilities	190	298	85	1	1,725
Equity	-	-	14	47	14
Total Liabilities and Equity	$223	$377	$132	$934	$1,960

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
VARIABLE INTEREST ENTITIES
December 31, 2009
(in millions)

	SWEPCo	SWEPCo	I&M	Protected Cell
	Sabine	DHLC	DCC Fuel	of EIS
ASSETS
Current Assets	$51	$8	$47	$130
Net Property, Plant and Equipment	149	44	89	-
Other Noncurrent Assets	35	11	57	2
Total Assets	$235	$63	$193	$132

LIABILITIES AND EQUITY
Current Liabilities	$36	$17	$39	$36
Noncurrent Liabilities	199	38	154	74
Equity	-	8	-	22
Total Liabilities and Equity	$235	$63	$193	$132

Our investment in DHLC was:

	December 31, 2010
	As Reported on
	the Consolidated	Maximum
	Balance Sheets	Exposure
	(in millions)
Capital Contribution from SWEPCo	$6	$6
Retained Earnings	2	2
SWEPCo's Guarantee of Debt	-	48

Total Investment in DHLC	$8	$56

In September 2007, we and Allegheny Energy Inc. (AYE) formed a joint venture by creating Potomac-Appalachian Transmission Highline, LLC (PATH).  PATH is a series limited liability company and was created to construct a high-voltage transmission line project in the PJM region.  PATH consists of the “Ohio Series,” the “West Virginia Series (PATH-WV),” both owned equally by AYE and AEP, and the “Allegheny Series” which is 100% owned by AYE.  Provisions exist within the PATH-WV agreement that make it a VIE.  The “Ohio Series” does not include the same provisions that make PATH-WV a VIE.  Neither the “Ohio Series” nor “Allegheny Series” are considered VIEs.  We are not required to consolidate PATH-WV as we are not the primary beneficiary, although we hold a significant variable interest in PATH-WV.  Our equity investment in PATH-WV is included in Deferred Charges and Other Noncurrent Assets on our Consolidated Balance Sheets.  We and AYE share the returns and losses equally in PATH-WV.  Our subsidiaries and AYE’s subsidiaries provide services to the PATH companies through service agreements.  At the current time, PATH-WV has no debt outstanding.  However, when debt is issued, the debt to equity ratio in each series should be consistent with other regulated utilities.  The entities recover costs through regulated rates.

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

Our investment in PATH-WV was:

	December 31,
	2010		2009
	As Reported on		As Reported on
	the Consolidated	Maximum	the Consolidated	Maximum
	Balance Sheets	Exposure	Balance Sheets	Exposure
		(in millions)
Capital Contribution from AEP	$18	$18	$13	$13
Retained Earnings	6	6	3	3

Total Investment in PATH-WV	$24	$24	$16	$16

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

Accounting guidance for “Discontinuation of Rate-Regulated Operations” requires the recognition of an impairment of stranded net regulatory assets and stranded plant costs if they are not recoverable in regulated rates.  In addition, an enterprise is required to eliminate from its balance sheet the effects of any actions of regulators that had been recognized as regulatory assets and regulatory liabilities.  Such impairments and adjustments are classified as an extraordinary item.  Consistent with accounting guidance for “Discontinuation of Rate-Regulated Operations,” SWEPCo recorded an extraordinary reduction in earnings and shareholder’s equity from the reapplication of “Regulated Operations” accounting guidance in 2009.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  These estimates include, but are not limited to, inventory valuation, allowance for doubtful accounts, goodwill, intangible and long-lived asset impairment, unbilled electricity revenue, valuation of long-term energy contracts, the effects of regulation, long-lived asset recovery, storm costs, the effects of contingencies and certain assumptions made in accounting for pension and postretirement benefits.  The estimates and assumptions used are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements.  Actual results could ultimately differ from those estimates.

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

AEP Credit factors accounts receivable on a daily basis, excluding receivables from risk management activities, for CSPCo, I&M, KGPCo, KPCo, OPCo, PSO, SWEPCo and a portion of APCo.  Since APCo does not have regulatory authority to sell accounts receivable in its West Virginia regulatory jurisdiction, only a portion of APCo’s accounts receivable are sold to AEP Credit.  AEP Credit has a receivables securitization agreement with bank conduits.  Under the securitization agreement, AEP Credit receives financing from the bank conduits for the interest in the billed and unbilled receivables AEP Credit acquires from affiliated utility subsidiaries.  Prior to January 1, 2010, this transaction constituted a sale of receivables in accordance with the accounting guidance for “Transfers and Servicing,” allowing the receivables to be removed from our Consolidated Balance Sheets (see “Securitized

Accounts Receivable – AEP Credit” section of Note 14).  See “ASU 2009-16 ‘Transfers and Servicing’ ” section of Note 2 for a discussion of the impact of accounting guidance effective January 1, 2010 whereby such future transactions do not constitute a sale of receivables and are accounted for as financings.

Allowance for Uncollectible Accounts

Generally, AEP Credit records bad debt expense based upon a 12-month rolling average of bad debt write-offs in proportion to gross accounts receivable purchased from participating AEP subsidiaries.  For receivables related to APCo’s West Virginia operations, the bad debt reserve is calculated based on a rolling two-year average write-off in proportion to gross accounts receivable.  For customer accounts receivables related to our risk management activities, accounts receivables are reviewed for bad debt reserves at a specific counterparty level basis.  For the wires business of TCC and TNC, bad debt reserves are calculated using the specific identification of receivable balances greater than 120 days delinquent.  For miscellaneous accounts receivable, bad debt expense is recorded for all amounts outstanding 180 days or greater at 100%, unless specifically identified.  Miscellaneous accounts receivable items open less than 180 days may be reserved using specific identification for bad debt reserves.

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

Property, Plant and Equipment and Equity Investments

Regulated

Electric utility property, plant and equipment for our rate-regulated operations are stated at original purchase cost. Additions, major replacements and betterments are added to the plant accounts.  Normal and routine retirements from the plant accounts, net of salvage, are charged to accumulated depreciation under the group composite method of depreciation.  The group composite method of depreciation assumes that on average, asset components are retired at the end of their useful lives and thus there is no gain or loss.  The equipment in each primary electric plant account is identified as a separate group.  Under the group composite method of depreciation, continuous interim routine replacements of items such as boiler tubes, pumps, motors, etc. result in the original cost, less salvage, being charged to accumulated depreciation.  The depreciation rates that are established take into account the past history of interim capital replacements and the amount of salvage received.  These rates and the related lives are subject to periodic review.  Removal costs are charged to regulatory liabilities.  The costs of labor, materials and overhead incurred to operate and maintain our plants are included in operating expenses.

Long-lived assets are required to be tested for impairment when it is determined that the carrying value of the assets may no longer be recoverable or when the assets meet the held for sale criteria under the accounting guidance for “Impairment or Disposal of Long-Lived Assets.”  Equity investments are required to be tested for impairment when it is determined there may be an other-than-temporary loss in value.

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

Nonregulated

Our nonregulated operations generally follow the policies of our cost-based rate-regulated operations listed above but with the following exceptions.  Property, plant and equipment of nonregulated operations and equity investments (included in Deferred Charges and Other Noncurrent Assets) are stated at fair value at acquisition (or as adjusted for any applicable impairments) plus the original cost of property acquired or constructed since the acquisition, less disposals.  Normal and routine retirements from the plant accounts, net of salvage, are charged to accumulated depreciation for most nonregulated operations under the group composite method of depreciation.  For nonregulated plant assets, a gain or loss would be recorded if the retirement is not considered an interim routine replacement.  Removal costs are charged to expense.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

AFUDC represents the estimated cost of borrowed and equity funds used to finance construction projects that is capitalized and recovered through depreciation over the service life of regulated electric utility plant.  For nonregulated operations, including generating assets in Ohio and certain generating assets in Texas, interest is capitalized during construction in accordance with the accounting guidance for “Capitalization of Interest”.  We record the equity component of AFUDC in Allowance for Equity Funds Used During Construction and the debt component of AFUDC as a reduction to Interest Expense.

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

Fair Value Measurements of Assets and Liabilities

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.  When quoted market prices are not available, pricing may be completed using comparable securities, dealer values, operating data and general market conditions to determine fair value.  Valuation models utilize various inputs such as commodity, interest rate and, to a lesser degree, volatility or credit that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, market corroborated inputs (i.e. inputs derived principally from, or correlated to, observable market data) and other observable inputs for the asset or liability.

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

Assets in the benefits and nuclear trusts, Cash and Cash Equivalents and Other Temporary Investments are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets.  Fixed income securities do not trade on an exchange and do not have an official closing price.  Pricing vendors calculate bond valuations using financial models and matrices.  Fixed income securities are typically classified as Level 2 holdings because their valuation inputs are based on observable market data.  Observable inputs used for valuing fixed income securities are benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and economic events.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Benefit plan assets included in Level 3 are real estate and private equity investments that are valued using methods requiring judgment including appraisals.

Items classified as Level 2 are primarily investments in individual fixed income securities.  These fixed income securities are valued using models with input data as follows:

Type of Fixed Income Security
	United States		State and Local
Type of Input	Government	Corporate Debt	Government

Benchmark Yields	X	X	X
Broker Quotes	X	X	X
Discount Margins	X	X
Treasury Market Update	X
Base Spread	X	X	X
Corporate Actions		X
Ratings Agency Updates		X	X
Prepayment Schedule and
History			X
Yield Adjustments	X

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

Changes in fuel costs, including purchased power in Kentucky for KPCo, in Indiana and Michigan for I&M, in Texas, Louisiana and Arkansas for SWEPCo, in Oklahoma for PSO and in Virginia and West Virginia (prior to 2009) for APCo are reflected in rates in a timely manner through the FAC.  Beginning in 2009, changes in fuel costs, including purchased power in Ohio for CSPCo and OPCo and in West Virginia for APCo are reflected in rates through FAC phase-in plans.  All of the profits from off-system sales are given to customers through the FAC in West Virginia for APCo.  A portion of profits from off-system sales are shared with customers through the FAC and other rate mechanisms in Oklahoma for PSO, Texas, Louisiana and Arkansas for SWEPCo, Kentucky for KPCo, Virginia for APCo and in Indiana and Michigan (all areas of Michigan beginning in December 2010) for I&M.  Where the FAC or off-system sales sharing mechanism is capped, frozen or non-existent (prior to 2009 for CSPCo and OPCo in Ohio and currently in Texas for AEP Energy Partners, Inc.), changes in fuel costs or sharing of off-system sales impacted earnings.

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

Most of the power produced at the generation plants of the AEP East companies is sold to PJM, the RTO operating in the east service territory.  We purchase power from PJM to supply our customers.  Generally, these power sales and purchases are reported on a net basis as revenues on our Consolidated Statements of Income.  However, purchases of power in excess of sales to PJM, on an hourly net basis, used to serve retail load are recorded gross as Purchased Electricity for Resale on our Consolidated Statements of Income.  Other RTOs in which we operate do not function in the same manner as PJM.  They function as balancing organizations and not as exchanges.

Physical energy purchases arising from non-derivative contracts are accounted for on a gross basis in Purchased Electricity for Resale on our Consolidated Statements of Income.  Energy purchases arising from non-trading derivative contracts are recorded based on the transaction’s economic substance.  Purchases under non-trading derivatives used to serve accrual based obligations are recorded in Purchased Electricity for Resale on our Consolidated Statements of Income.  All other non-trading derivative purchases are recorded net in revenues.

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

Energy Marketing and Risk Management Activities

We engage in wholesale electricity, natural gas, coal and emission allowances marketing and risk management activities focused on wholesale markets where we own assets and on adjacent markets.  Our activities include the purchase and sale of energy under forward contracts at fixed and variable prices and the buying and selling of financial energy contracts, which include exchange traded futures and options, as well as over-the-counter options and swaps.  We engage in certain energy marketing and risk management transactions with RTOs.

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

Government Grants

In 2010, APCo received final approval for a federal stimulus grant for a commercial scale Carbon Capture and Sequestration facility under consideration at the Mountaineer Plant.  Also in 2010, CSPCo received final approval for a federal stimulus grant for the gridSMART® demonstration program.  For each project, APCo and CSPCo are reimbursed by the Department of Energy for allowable costs incurred during the billing period.  These reimbursements result in the reduction of Other Operation and Maintenance expenses on our Consolidated Statements of Income or a reduction in Construction Work in Progress on our Consolidated Balance Sheets.

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

Goodwill and Intangible Assets

When we acquire businesses, we record the fair value of all assets and liabilities, including intangible assets.  To the extent that consideration exceeds the fair value of identified assets, we record goodwill.  We do not amortize goodwill and intangible assets with indefinite lives.  We test acquired goodwill and other intangible assets with indefinite lives for impairment at least annually at their estimated fair value.  We test goodwill at the reporting unit level and other intangibles at the asset level.  Fair value is the amount at which an asset or liability could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.  Quoted market prices in active markets are the best evidence of fair value and are used as the basis for the measurement, if available.  In the absence of quoted prices for identical or similar assets in active markets, we estimate fair value using various internal and external valuation methods.  We amortize intangible assets with finite lives over their respective estimated lives, currently 10 years, to their estimated residual values.  We also review the lives of the amortizable intangibles with finite lives on an annual basis.

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

The investment philosophies for our benefit plans support the allocation of assets to minimize risks and optimizing net returns.  Strategies used include:

•	Maintaining a long-term investment horizon.
•	Diversifying assets to help control volatility of returns at acceptable levels.
•	Managing fees, transaction costs and tax liabilities to maximize investment earnings.
•	Using active management of investments where appropriate risk/return opportunities exist.
•	Keeping portfolio structure style-neutral to limit volatility compared to applicable benchmarks.
•	Using alternative asset classes such as real estate and private equity to maximize return and provide additional portfolio diversification.

The target asset allocation and allocation ranges are as follows:

Pension Plan Assets	Minimum	Target	Maximum
Domestic Equity	30.0%	35.0%	40.0%
International and Global Equity	10.0%	15.0%	20.0%
Fixed Income	35.0%	39.0%	45.0%
Real Estate	4.0%	5.0%	6.0%
Other Investments	1.0%	5.0%	7.0%
Cash	0.5%	1.0%	3.0%

OPEB Plans Assets	Minimum	Target	Maximum
Equity	61.0%	66.0%	71.0%
Fixed Income	29.0%	32.0%	37.0%
Cash	1.0%	2.0%	4.0%

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

A portion of the pension assets is invested in real estate funds to provide diversification, add return and hedge against inflation.  Real estate properties are illiquid, difficult to value and not actively traded.  The pension plan uses external real estate investment managers to invest in commingled funds that hold real estate properties.  To mitigate investment risk in the real estate portfolio, commingled real estate funds are used to ensure that holdings are diversified by region, property type and risk classification.  Real estate holdings include core, value-added, and development risk classifications and some investments in Real Estate Investment Trusts (REITs), which are publicly traded real estate securities classified as Level 1.

A portion of the pension assets is invested in private equity.  Private equity investments add return and provide diversification and typically require a long-term time horizon to evaluate investment performance.  Private equity is classified as an alternative investment because it is illiquid, difficult to value and not actively traded.  The pension plan uses limited partnerships and commingled funds to invest across the private equity investment spectrum.   Our private equity holdings are with six general partners who help monitor the investments and provide investment selection expertise.  The holdings are currently comprised of venture capital, buyout and hybrid debt and equity investment instruments.  Commingled private equity funds are used to enhance the holdings’ diversity.

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

We hold trust owned life insurance (TOLI) underwritten by The Prudential Insurance Company in the OPEB plan trusts.  The strategy for holding life insurance contracts in the taxable Voluntary Employees' Beneficiary Association (VEBA) trust is to minimize taxes paid on the asset growth in the trust.  Earnings on plan assets are tax-deferred within the TOLI contract and can be tax-free if held until claims are paid.  Life insurance proceeds remain in the trust and are used to fund future retiree medical benefit liabilities.  With consideration to other investments held in the trust, the cash value of the TOLI contracts is invested in two diversified funds.  A portion is invested in a commingled fund with underlying investments in stocks that are actively traded on major international equity exchanges.  The other portion of the TOLI cash value is invested in a diversified, commingled fixed income fund with underlying investments in government bonds, corporate bonds and asset-backed securities.

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

We maintain trust records for each regulatory jurisdiction. The trust assets may not be used for another jurisdiction’s liabilities.  Regulatory approval is required to withdraw decommissioning funds.  These funds are managed by external investment managers who must comply with the guidelines and rules of the applicable regulatory authorities.  The trust assets are invested to optimize the net of tax earnings of the trust giving consideration to liquidity, risk, diversification and other prudent investment objectives.

We record securities held in these trust funds as Spent Nuclear Fuel and Decommissioning Trusts on our Consolidated Balance Sheets.  We record these securities at fair value.  We classify securities in the trust funds as available-for-sale due to their long-term purpose.  Other-than-temporary impairments for investments in both debt and equity securities are considered realized losses as a result of securities being managed by an external investment management firm.  The external investment management firm makes specific investment decisions regarding the equity and debt investments held in these trusts and generally intends to sell debt securities in an unrealized loss position as part of a tax optimization strategy.  Impairments reduce the cost basis of the securities which will affect any future unrealized gain or realized gain or loss due to the adjusted cost of investment.  We record unrealized gains and other-than-temporary impairments from securities in these trust funds as adjustments to the regulatory liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the spent nuclear fuel disposal trust funds in accordance with their treatment in rates.  Consequently, changes in fair value of trust assets do not affect earnings or AOCI.  See the “Nuclear Contingencies” section of Note 6 for additional discussion of nuclear matters.  See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 11 for disclosure of the fair value of assets within the trusts.

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

Components of Accumulated Other Comprehensive Income (Loss) (AOCI)

AOCI is included on our Consolidated Balance Sheets in our equity section.  Our components of AOCI as of December 31, 2010 and 2009 are shown in the following table:

	December 31,
Components	2010	2009
	(in millions)
Securities Available for Sale, Net of Tax	$4	$12
Cash Flow Hedges, Net of Tax	11	(15)
Amortization of Pension and OPEB Deferred Costs, Net of Tax	57	35
Pension and OPEB Funded Status, Net of Tax	(453)	(406)
Total	$(381)	$(374)

Stock-Based Compensation Plans

At December 31, 2010, we had stock options, performance units, restricted shares and restricted stock units outstanding under The Amended and Restated American Electric Power System Long-Term Incentive Plan (LTIP).  This plan was last approved by shareholders in April 2010.

We maintain a variety of tax qualified and nonqualified deferred compensation plans for employees and non-employee directors that include, among other options, an investment in or an investment return equivalent to that of AEP common stock.  This includes career share accounts maintained under the American Electric Power System Stock Ownership Requirement Plan, which facilitates executives in meeting minimum stock ownership requirements assigned to them by the HR Committee of the Board of Directors.  Career shares are derived from vested performance units granted to employees under the LTIP.  Career shares are equal in value to shares of AEP common stock and do not become payable to executives until after their service ends.  Dividends paid on career shares are reinvested as additional career shares.

We compensate our non-employee directors, in part, with stock units under the American Electric Power Company, Inc. Stock Unit Accumulation Plan for Non-Employee Directors.  These stock units become payable in cash to directors after their service ends.

In January 2006, we adopted accounting guidance for “Compensation - Stock Compensation” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, based on estimated fair values.

We recognize compensation expense for all share-based awards with service only vesting conditions granted on or after January 2006 using the straight-line single-option method.  Stock-based compensation expense recognized on our Consolidated Statements of Income for the years ended December 31, 2010, 2009 and 2008 is based on awards ultimately expected to vest.  Therefore, stock-based compensation expense has been reduced to reflect estimated forfeitures.  Accounting guidance for “Compensation - Stock Compensation” requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For the years ended December 31, 2010, 2009 and 2008, compensation expense is included in Net Income for the performance units, career shares, restricted shares, restricted stock units and the non-employee director’s stock units.  See Note 15 for additional discussion.

Earnings Per Share (EPS)

Shown below are income statement amounts attributable to AEP common shareholders:

	Years Ended December 31,
Amounts Attributable to AEP Common Shareholders	2010	2009	2008
	(in millions)
Income Before Discontinued Operations and Extraordinary Loss	$1,211	$1,362	$1,368
Discontinued Operations, Net of Tax	-	-	12
Extraordinary Loss, Net of Tax	-	(5)	-
Net Income	$1,211	$1,357	$1,380

Basic earnings per common share is calculated by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share is calculated by adjusting the weighted average outstanding common shares, assuming conversion of all potentially dilutive stock options and awards.

The following table presents our basic and diluted EPS calculations included on our Consolidated Statements of Income:

	Years Ended December 31,
	2010		2009		2008
	(in millions, except per share data)
		$/share		$/share		$/share
Earnings Attributable to AEP Common Shareholders	$1,211		$1,357		$1,380

Weighted Average Number of Basic Shares Outstanding	479.4	$2.53	458.7	$2.96	402.1	$3.43
Weighted Average Dilutive Effect of:
Performance Share Units	0.1	-	0.3	-	1.2	0.01
Stock Options	-	-	-	-	0.1	-
Restricted Stock Units	0.1	-	-	-	0.1	-
Restricted Shares	-	-	-	-	0.1	-
Weighted Average Number of Diluted Shares Outstanding	479.6	$2.53	459.0	$2.96	403.6	$3.42

The assumed conversion of stock options does not affect net earnings for purposes of calculating diluted earnings per share.

Options to purchase 136,250, 452,216 and 470,016 shares of common stock were outstanding at December 31, 2010, 2009 and 2008, respectively, but were not included in the computation of diluted earnings per share attributable to AEP common shareholders.  Since the options’ exercise prices were greater than the average market price of the common shares, the effect would have been antidilutive.

CSPCo and OPCo Revised Depreciation Rates

Effective January 1, 2009, we revised book depreciation rates for CSPCo and OPCo generating plants consistent with a completed depreciation study.  OPCo’s overall higher depreciation rates primarily related to shortened depreciable lives for certain OPCo generating facilities.  In comparing 2009 and 2008, the change in depreciation rates resulted in a net increase (decrease) in depreciation expense of:

Depreciation
Expense Variance
Years Ended
December 31,
2009/2008
(in millions)
CSPCo	$(18)
OPCo	71

The net change in depreciation rates resulted in a decrease to our net-of-tax, basic earnings per share of $0.08 for the year ended December 31, 2009.

Supplementary Information

	Years Ended December 31,
Related Party Transactions	2010		2009	2008
	(in millions)
AEP Consolidated Revenues – Utility Operations:
Ohio Valley Electric Corporation (43.47% owned)	$(20)	(a)	$-	$(54)	(b)
AEP Consolidated Revenues – Other Revenues:
Ohio Valley Electric Corporation – Barging and Other
Transportation Services (43.47% Owned)	29		31	32
AEP Consolidated Expenses – Purchased Electricity
for Resale:
Ohio Valley Electric Corporation (43.47% Owned)	302	(c)	286	263

(a)	The AEP Power Pool purchased power from OVEC to serve off-system sales in an agreement that began in January 2010 and ended in June 2010.
(b)	The AEP Power Pool purchased power from OVEC as part of risk management activities in an agreement that ended in December 2008.
(c)
The AEP Power Pool purchased power from OVEC to serve retail sales in an agreement that began in January 2010 and ended in June 2010.  The total amount reported in 2010 includes $10 million related to this agreement.

	Years Ended December 31,
Cash Flow Information	2010	2009	2008
	(in millions)
Cash Paid (Received) for:
Interest, Net of Capitalized Amounts	$958	$924	$853
Income Taxes	(268)	(98)	233
Noncash Investing and Financing Activities:
Acquisitions Under Capital Leases	225	86	62
Assumption of Liabilities Related to Acquisitions	8	-	-
Government Grants Included in Accounts Receivable at December 31,	10	-	-
Construction Expenditures Included in Accounts Payable at December 31,	267	348	460
Acquisition of Nuclear Fuel Included in Accounts Payable at December 31,	-	-	38
Noncash Donation Expense Related to Issuance of Treasury Shares to
AEP Foundation	-	-	40

Transmission Investments

We participate in certain joint ventures which involve the development, construction, ownership and operation of transmission facilities.  These investments are recorded using the equity method and reported as Deferred Charges and Other Noncurrent Assets on our Consolidated Balance Sheets.

Adjustments to Securitized Accounts Receivable Disclosure

In the “Securitized Accounts Receivable – AEP Credit” section of Note 14, we expanded our disclosure to reflect certain prior period amounts related to our securitization agreement that were not previously disclosed.  These omissions were not material to our financial statements and had no impact on our previously reported net income, changes in shareholders’ equity, financial position or cash flows.

2.  NEW ACCOUNTING PRONOUNCEMENTS AND EXTRAORDINARY ITEM

NEW ACCOUNTING PRONOUNCEMENTS

Upon issuance of final pronouncements, we review the new accounting literature to determine its relevance, if any, to our business.  The following represents a summary of final pronouncements that impact our financial statements.

Pronouncements Adopted During 2010

The following standards were effective during 2010.  Consequently, their impact is reflected in the financial statements.  The following paragraphs discuss their impact.

ASU 2009-16 “Transfers and Servicing” (ASU 2009-16)

In 2009, the FASB issued ASU 2009-16 clarifying when a transfer of a financial asset should be recorded as a sale.  The standard defines participating interest to establish specific conditions for a sale of a portion of a financial asset.  This standard must be applied to all transfers after the effective date.

We adopted ASU 2009-16 effective January 1, 2010.  AEP Credit securitizes an interest in receivables it acquires from certain of its affiliates to bank conduits and receives cash.  As of December 31, 2009, AEP Credit owed $656 million to bank conduits related to receivable sales outstanding.  Upon adoption of ASU 2009-16, future transactions do not constitute a sale of receivables and are accounted for as financings.  Effective January 2010, we record the receivables and related debt on our Consolidated Balance Sheet.

ASU 2009-17 “Consolidations” (ASU 2009-17)

In 2009, the FASB issued ASU 2009-17 amending the analysis an entity must perform to determine if it has a controlling financial interest in a VIE.  In addition to presentation and disclosure guidance, ASU 2009-17 provides that the primary beneficiary of a VIE must have both:

•	The power to direct the activities of the VIE that most significantly impact the VIE’s economic performance.
•	The obligation to absorb the losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

We adopted the prospective provisions of ASU 2009-17 effective January 1, 2010 and deconsolidated DHLC.  DHLC was deconsolidated due to the shared control between SWEPCo and CLECO.  After January 1, 2010, we report DHLC using the equity method of accounting.

This standard increased our disclosure requirements for AEP Credit and Transition Funding, wholly-owned consolidated subsidiaries.  See “Variable Interest Entities” section of Note 1 for further discussion.

EXTRAORDINARY ITEM

SWEPCo Texas Restructuring

In August 2006, the PUCT adopted a rule extending the delay in implementation of customer choice in SWEPCo’s SPP area of Texas until no sooner than January 1, 2011.  In May 2009, the governor of Texas signed a bill related to SWEPCo’s SPP area of Texas that requires continued cost of service regulation until certain stages have been completed and approved by the PUCT such that fair competition is available to all Texas retail customer classes.  Based upon the signing of the bill, SWEPCo re-applied “Regulated Operations” accounting guidance for the generation portion of SWEPCo’s Texas retail jurisdiction effective second quarter of 2009.  Management believes that a return to competition in the SPP area of Texas will not occur.  The reapplication of “Regulated Operations” accounting guidance resulted in an $8 million ($5 million, net of tax) extraordinary loss.

3.  GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The changes in our carrying amount of goodwill for the years ended December 31, 2010 and 2009 by operating segment are as follows:

	Utility	AEP River	AEP
	Operations	Operations	Consolidated
	(in millions)
Balance at December 31, 2008	$37	$39	$76
Impairment Losses	-	-	-
Balance at December 31, 2009	37	39	76
Impairment Losses	-	-	-
Balance at December 31, 2010	$37	$39	$76

In the fourth quarters of 2010 and 2009, we performed our annual impairment tests.  The fair values of the operations with goodwill were estimated using cash flow projections and other market value indicators.  There were no goodwill impairment losses.  We do not have any accumulated impairment on existing goodwill.

Other Intangible Assets

Acquired intangible assets subject to amortization were $1.2 million and $10.3 million at December 31, 2010 and 2009, respectively, net of accumulated amortization and are included in Deferred Charges and Other Noncurrent Assets on our Consolidated Balance Sheets.  The amortization life, gross carrying amount and accumulated amortization by major asset class are as follows:

		December 31,
		2010		2009
		Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Life	Amount	Amortization	Amount	Amortization
	(in years)	(in millions)
Easements	10	$2.2	$2.2	$2.2	$1.9
Purchased Technology	10	10.9	9.7	10.9	8.6
Advanced Royalties	15	-	-	29.4	21.7
Total		$13.1	$11.9	$42.5	$32.2

Amortization of intangible assets was $1 million, $3 million and $3 million for 2010, 2009 and 2008, respectively.  Our estimated total amortization is $1 million for 2011 and $138 thousand for 2012.

The Advanced Royalties asset class relates to the lignite mine of DHLC, a wholly-owned subsidiary of SWEPCo.  As of January 1, 2010, SWEPCo no longer consolidates DHLC, but rather it is reported as an equity investment, resulting in the elimination of a review of this asset by SWEPCo.  Also, see “ASU 2009-17 ‘Consolidations’” section of Note 2 for discussion of impact of new accounting guidance effective January 1, 2010.

Other than goodwill, we have no intangible assets that are not subject to amortization.

4.  RATE MATTERS

Our subsidiaries are involved in rate and regulatory proceedings at the FERC and their state commissions.  Rate matters can have a material impact on net income, cash flows and possibly financial condition.  Our recent significant rate orders and pending rate filings are addressed in this note.

CSPCo and OPCo Rate Matters

Ohio Electric Security Plan Filings

2009 – 2011 ESPs

The PUCO issued an order in March 2009 that modified and approved CSPCo’s and OPCo’s ESPs which established rates at the start of the April 2009 billing cycle.  The ESPs are in effect through 2011.  The order also limited annual rate increases for CSPCo to 7% in 2009, 6% in 2010 and 6% in 2011 and for OPCo to 8% in 2009, 7% in 2010 and 8% in 2011.  Some rate components and increases are exempt from these limitations.  CSPCo and OPCo collected the 2009 annualized revenue increase over the last nine months of 2009.

The order provided a FAC for the three-year period of the ESP.  The FAC was phased in to avoid having the resultant rate increases exceed the ordered annual caps described above.  The FAC is subject to quarterly true-ups, annual accounting audits and prudency reviews.  See the “2009 Fuel Adjustment Clause Audit” section below.  The order allowed CSPCo and OPCo to defer any unrecovered FAC costs resulting from the annual caps and accrued associated carrying charges at CSPCo’s and OPCo’s weighted average cost of capital.  Any deferred FAC regulatory asset balance at the end of the three-year ESP period will be recovered through a non-bypassable surcharge over the period 2012 through 2018.  That recovery will include deferrals associated with the Ormet interim arrangement and is subject to the PUCO’s ultimate decision regarding the Ormet interim arrangement deferrals plus related carrying charges.  See the “Ormet Interim Arrangement” section below.  The FAC deferral as of December 31, 2010 was $476 million for OPCo excluding $30 million of unrecognized equity carrying costs.

Discussed below are the significant outstanding uncertainties related to the ESP order:

The Ohio Consumers’ Counsel filed a notice of appeal with the Supreme Court of Ohio raising several issues including alleged retroactive ratemaking, recovery of carrying charges on certain environmental investments, Provider of Last Resort (POLR) charges and the decision not to offset rates by off-system sales margins.  A decision from the Supreme Court of Ohio is pending.

In November 2009, the Industrial Energy Users-Ohio filed a notice of appeal with the Supreme Court of Ohio challenging components of the ESP order including the POLR charge, the distribution riders for gridSMART® and enhanced reliability, the PUCO’s conclusion and supporting evaluation that the modified ESPs are more favorable than the expected results of a market rate offer, the unbundling of the fuel and non-fuel generation rate components, the scope and design of the fuel adjustment clause and the approval of the plan after the 150-day statutory deadline.  A decision from the Supreme Court of Ohio is pending.

In April 2010, the Industrial Energy Users-Ohio filed an additional notice of appeal with the Supreme Court of Ohio challenging alleged retroactive ratemaking, CSPCo's and OPCo's abilities to collect through the FAC amounts deferred under the Ormet interim arrangement and the approval of the plan after the 150-day statutory deadline.  A decision from the Supreme Court of Ohio is pending.

Ohio law requires that the PUCO determine, following the end of each year of the ESP, if rate adjustments included in the ESP resulted in significantly excessive earnings under the Significantly Excessive Earnings Test (SEET).  If the rate adjustments, in the aggregate, result in significantly excessive earnings, the excess amount could be returned to customers.  In September 2010, CSPCo and OPCo filed their 2009 SEET filings with the PUCO.  CSPCo’s and OPCo’s returns on common equity were 20.84% and 10.81%, respectively, including off-system sales margins.  In January 2011, the PUCO issued an order that determined a return on common equity for 2009 in excess of 17.6% would be significantly excessive.  The PUCO determined that OPCo’s 2009 earnings were not significantly excessive but determined relevant CSPCo earnings, excluding off-system sales margins, to be 19.73%, which exceeded the PUCO determined threshold by 2.13%.  As a result, the PUCO ordered CSPCo to refund $43 million ($28 million net of tax) of its earnings to customers, which was recorded as a revenue provision on CSPCo’s December 2010 books.  The PUCO ordered that the significantly excessive earnings be applied first to CSPCo’s FAC deferral, including unrecognized equity carrying costs, as of the date of the order, with any remaining balance to be credited to CSPCo’s customers on a per kilowatt basis which began with the first billing cycle in February 2011 through December 2011.  Several parties, including CSPCo and OPCo, have filed requests for rehearing with the PUCO, which remain pending.  CSPCo and OPCo are required to file their 2010 SEET filing with the PUCO in 2011.  Based upon the approach in the PUCO 2009 order, management does not currently believe that there are significantly excessive earnings in 2010.

Management is unable to predict the outcome of the various ongoing ESP proceedings and litigation discussed above.  If these proceedings, including future SEET filings, result in adverse rulings, it could reduce future net income and cash flows and impact financial condition.

Proposed January 2012 – May 2014 ESP

In January 2011, CSPCo and OPCo filed an application with the PUCO to approve a new ESP that includes a standard service offer (SSO) pricing on a combined company basis for generation effective with the first billing cycle of January 2012 through the last billing cycle of May 2014.  The ESP also includes alternative energy resource requirements and addresses provisions regarding distribution service, energy efficiency requirements, economic development, job retention in Ohio and other matters.  The SSO presents redesigned generation rates by customer class.  Customer class rates individually vary, but on average, customers will experience net base generation increases of 1.4% in 2012 and 2.7% for the period January 2013 through May 2014.

Proposed CSPCo and OPCo Merger

In October 2010, CSPCo and OPCo filed an application with the PUCO to merge CSPCo into OPCo.  Approval of the merger will not affect CSPCo's and OPCo's rates until such time as the PUCO approves new rates, terms and conditions for the merged company.  In January 2011, CSPCo and OPCo filed an application with the FERC requesting approval for an internal corporate reorganization under which CSPCo will merge into OPCo.  CSPCo and OPCo requested the reorganization transaction be effective in October 2011.  Decisions are pending from the PUCO and the FERC.

Requested Sporn Unit 5 Shutdown and Proposed Distribution Rider

In October 2010, OPCo filed an application with the PUCO for the approval of a December 2010 closure of Sporn Unit 5 and the simultaneous establishment of a new non-bypassable distribution rider, outside the rate caps established in the 2009 – 2011 ESP proceeding.  The proposed rider would recover the net book value of the unit as well as related materials and supplies as of December 2010, which is estimated to be $59 million, as well as future closure costs incurred after December 2010.  OPCo also requested authority to record the future closure costs as a regulatory asset or regulatory liability with a weighted average cost of capital carrying charge to be included in the proposed non-bypassable distribution rider after they are incurred.  Also in October 2010, OPCo filed a retirement notification with PJM pending PUCO approval of OPCo’s application to close Sporn Unit 5, which was granted by PJM.  Pending PUCO approval, Sporn Unit 5 continues to operate.  Management is unable to predict the outcome of this proceeding.

2009 Fuel Adjustment Clause Audit

As required under the ESP orders, the PUCO selected an outside consultant to conduct the audit of the FAC for the period of January 2009 through December 2009.  In May 2010, the outside consultant provided their confidential audit report to the PUCO.  The audit report included a recommendation that the PUCO should review whether any proceeds from a 2008 coal contract settlement agreement which totaled $72 million should reduce OPCo’s FAC under-recovery balance.  Of the total proceeds, approximately $58 million was recognized as a reduction to fuel expense prior to 2009 and $14 million reduced fuel expense in 2009 and 2010.  Hearings were held in August 2010.  If the PUCO orders any portion of the $58 million previously recognized or potential other future adjustments be used to reduce the current year FAC deferral, it would reduce future net income and cash flows and impact financial condition.

Ormet Interim Arrangement

CSPCo, OPCo and Ormet, a large aluminum company, filed an application with the PUCO for approval of an interim arrangement governing the provision of generation service to Ormet.  This interim arrangement was approved by the PUCO and was effective from January 2009 through September 2009.  In March 2009, the PUCO approved a FAC in the ESP filings.  The approval of the FAC, together with the PUCO approval of the interim arrangement, provided the basis to record regulatory assets for the difference between the approved market price and the rate paid by Ormet.  The Industrial Energy Users-Ohio, CSPCo and OPCo filed Notices of Appeal regarding aspects of this decision with the Supreme Court of Ohio.  A hearing at the Supreme Court of Ohio was held in February 2011.  Through September 2009, the last month of the interim arrangement, CSPCo and OPCo had $30 million and $34 million, respectively, of deferred FAC related to the interim arrangement including recognized carrying charges.  These amounts exclude $1 million and $1 million, respectively, of unrecognized equity carrying costs.  In November 2009, CSPCo and OPCo requested that the PUCO approve recovery of the deferrals under the interim agreement plus a weighted average cost of capital carrying charge.  The interim arrangement deferrals are included in CSPCo’s and OPCo’s FAC phase-in deferral balances.  See “Ohio Electric Security Plan Filings” section above.  In the ESP proceeding, intervenors requested that CSPCo and OPCo be required to refund the Ormet-related regulatory assets and requested that the PUCO prevent CSPCo and OPCo from collecting the Ormet-related revenues in the future.  The PUCO did not take any action on this request in the ESP proceeding.  The intervenors raised the issue again in response to CSPCo’s and OPCo’s November 2009 filing to approve recovery of the deferrals under the interim agreement.  If CSPCo and OPCo are not ultimately permitted to fully recover their requested deferrals under the interim arrangement, it would reduce future net income and cash flows and impact financial condition.

Economic Development Rider

In April 2010, the Industrial Energy Users-Ohio filed a notice of appeal of the 2009 PUCO-approved Economic Development Rider (EDR) with the Supreme Court of Ohio.  The EDR collects from ratepayers the difference between the standard tariff and lower contract billings to qualifying industrial customers, subject to PUCO approval.  The Industrial Energy Users-Ohio raised several issues including claims that (a) the PUCO lost jurisdiction over CSPCo’s and OPCo’s ESP proceedings and related proceedings when the PUCO failed to issue ESP orders within the 150-day statutory deadline, (b) the EDR should not be exempt from the ESP annual rate limitations and (c) CSPCo and OPCo should not be allowed to apply a weighted average long-term debt carrying cost on deferred EDR regulatory assets.

In June 2010, Industrial Energy Users-Ohio filed a notice of appeal of the 2010 PUCO-approved EDR with the Supreme Court of Ohio.  The Industrial Energy Users-Ohio raised the same issues as noted in the 2009 EDR appeal plus a claim that CSPCo and OPCo should not be able to take the benefits of the higher ESP rates while simultaneously challenging the ESP orders.

As of December 31, 2010, CSPCo and OPCo have incurred $38 million and $30 million, respectively, in EDR costs including carrying costs.  Of these costs, CSPCo and OPCo have collected $35 million and $26 million, respectively, through the EDR, which CSPCo and OPCo began collecting in January 2010.  The remaining $3 million and $4 million for CSPCo and OPCo, respectively, are recorded as EDR regulatory assets.  If CSPCo and OPCo are not ultimately permitted to recover their deferrals or are required to refund revenue collected, it would reduce future net income and cash flows and impact financial condition.

Environmental Investment Carrying Cost Rider

In February 2010, CSPCo and OPCo filed an application with the PUCO to establish an Environmental Investment Carrying Cost Rider to recover carrying costs for 2009 through 2011 related to environmental investments made in 2009.  The carrying costs include both a return of and on the environmental investments as well as related administrative and general expenses and taxes.  In August 2010, the PUCO issued an order approving a rider of approximately $26 million and $34 million for CSPCo and OPCo, respectively, effective September 2010.  The implementation of the rider will likely not impact cash flows since this rider is subject to the rate increase caps authorized by the PUCO in the ESP proceedings, but will increase the ESP phase-in plan deferrals associated with the FAC.

Ohio IGCC Plant

In March 2005, CSPCo and OPCo filed a joint application with the PUCO seeking authority to recover costs of building and operating an IGCC power plant.  Through December 31, 2010, CSPCo and OPCo have each collected $12 million in pre-construction costs authorized in a June 2006 PUCO order and each incurred $11 million in pre-construction costs.  As a result, CSPCo and OPCo each established a net regulatory liability of approximately $1 million.  The order also provided that if CSPCo and OPCo have not commenced a continuous course of construction of the proposed IGCC plant before June 2011, all pre-construction costs that may be utilized in projects at other sites must be refunded to Ohio ratepayers with interest.  Intervenors have filed motions with the PUCO requesting all pre-construction costs be refunded to Ohio ratepayers with interest.

CSPCo and OPCo will not start construction of an IGCC plant until existing statutory barriers are addressed and sufficient assurance of regulatory cost recovery exists. Management cannot predict the outcome of any cost recovery litigation concerning the Ohio IGCC plant or what effect, if any, such litigation would have on future net income and cash flows.  However, if CSPCo and OPCo were required to refund all or some of the pre-construction costs collected and the costs incurred were not recoverable in another jurisdiction, it would reduce future net income and cash flows and impact financial condition.

SWEPCo Rate Matters

Turk Plant

SWEPCo is currently constructing the Turk Plant, a new base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which is expected to be in service in 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and will operate the completed facility.  The Turk Plant is currently estimated to cost $1.7 billion, excluding AFUDC, plus an additional $125 million for transmission, excluding AFUDC.  SWEPCo’s share is currently estimated to cost $1.3 billion, excluding AFUDC, plus the additional $125 million for transmission, excluding AFUDC.  As of December 31, 2010, excluding costs attributable to its joint owners, SWEPCo has capitalized approximately $1 billion of expenditures (including AFUDC and capitalized interest of $137 million and related transmission costs of $66 million).  As of December 31, 2010, the joint owners and SWEPCo have contractual construction commitments of approximately $321 million (including related transmission costs of $3 million).  SWEPCo’s share of the contractual construction commitments is $235 million.  If the plant is cancelled, the joint owners and SWEPCo would incur contractual construction cancellation fees, based on construction status as of December 31, 2010, of approximately $121 million (including related transmission cancellation fees of $1 million).  SWEPCo’s share of the contractual construction cancellation fees would be approximately $89 million.

Discussed below are the significant outstanding uncertainties related to the Turk Plant:

The APSC granted approval for SWEPCo to build the Turk Plant by issuing a Certificate of Environmental Compatibility and Public Need (CECPN) for the 88 MW SWEPCo Arkansas jurisdictional share of the Turk Plant.  Following an appeal by certain intervenors, the Arkansas Supreme Court issued a decision that reversed the APSC’s grant of the CECPN.  The Arkansas Supreme Court ultimately concluded that the APSC erred in determining the need for additional power supply resources in a proceeding separate from the proceeding in which the APSC granted the CECPN.  However, the Arkansas Supreme Court approved the APSC’s procedure of granting CECPNs for transmission facilities in dockets separate from the Turk Plant CECPN proceeding.  SWEPCo filed a notice with the APSC of its intent to proceed with construction of the Turk Plant but that SWEPCo no longer intends to pursue a CECPN to seek recovery of the originally approved 88 MW portion of Turk Plant costs in Arkansas retail rates.  In June 2010, the APSC issued an order which reversed and set aside the previously granted CECPN.

The PUCT issued an order approving a Certificate of Convenience and Necessity (CCN) for the Turk Plant with the following conditions: (a) a cap on the recovery of jurisdictional capital costs for the Turk Plant based on the previously estimated $1.522 billion projected construction cost, excluding AFUDC and related transmission costs, (b) a cap on recovery of annual CO2 emission costs at $28 per ton through the year 2030 and (c) a requirement to hold Texas ratepayers financially harmless from any adverse impact related to the Turk Plant not being fully subscribed to by other utilities or wholesale customers.  SWEPCo appealed the PUCT’s order contending the two cost cap restrictions are unlawful.  The Texas Industrial Energy Consumers filed an appeal contending that the PUCT’s grant of a conditional CCN for the Turk Plant was unnecessary to serve retail customers.  In February 2010, the Texas District Court affirmed the PUCT’s order in all respects.  In March 2010, SWEPCo and the Texas Industrial Energy Consumers appealed this decision to the Texas Court of Appeals.

The LPSC approved SWEPCo’s application to construct the Turk Plant.  The Sierra Club filed a complaint with the LPSC to begin an investigation into the construction of the Turk Plant.  In November 2010, the LPSC dismissed the complaint.

In November 2008, SWEPCo received its required air permit approval from the Arkansas Department of Environmental Quality and commenced construction at the site.  The Arkansas Pollution Control and Ecology Commission (APCEC) upheld the air permit.  The parties who unsuccessfully appealed the air permit to the APCEC filed a notice of appeal with the Circuit Court of Hempstead County, Arkansas.  In December 2010, the Circuit Court affirmed the APCEC.  In January 2011, the same parties asked the Arkansas Court of Appeals to overturn the Circuit Court’s December 2010 decision.  A decision from the Arkansas Court of Appeals is pending.

A wetlands permit was issued by the U.S. Army Corps of Engineers in December 2009.  In 2010, the Sierra Club, the Audubon Society and others filed a complaint in the Federal District Court for the Western District of Arkansas against the U.S. Army Corps of Engineers challenging the process used and the terms of the permit issued to SWEPCo authorizing certain wetland and stream impacts, and sought a preliminary injunction to halt construction and for a temporary restraining order.  In July 2010, the Hempstead County Hunting Club also filed a complaint with the Federal District Court for the Western District of Arkansas against SWEPCo, the U.S. Army Corps of Engineers, the U.S. Department of the Interior and the U.S. Fish and Wildlife Service seeking a temporary restraining order and preliminary injunction to stop construction of the Turk Plant asserting claims of violations of federal and state laws.  The plaintiffs’ federal law claims challenge the process used and terms of the permit issued to SWEPCo authorizing certain wetland and stream impacts.  The plaintiffs’ state law claims challenge SWEPCo's ability to construct the Turk Plant without obtaining a certificate from the APSC.  In 2010, the motions for preliminary injunction were partially granted and upheld on appeal pending a hearing.  According to the preliminary injunction, all uncompleted construction work associated with wetlands, streams or rivers at the Turk Plant must immediately stop.  Mitigation measures required by the permit are authorized and may be completed.  The preliminary injunction affects portions of the water intake and associated piping and portions of the transmission lines.  A hearing on SWEPCo’s appeal is scheduled for March 2011.  In October 2010, the Federal District Court certified issues relating to the state law claims to the Arkansas Supreme Court, including whether those claims are within the primary jurisdiction of the APSC.  The Arkansas Supreme Court accepted the request.

In January 2009, SWEPCo was granted CECPNs by the APSC to build three transmission lines and facilities authorized by the SPP and needed to transmit power from the Turk Plant.  Intervenors appealed the CECPN decisions in April 2009 to the Arkansas Court of Appeals.  In July 2010, the Hempstead County Hunting Club and other appellants filed with the Arkansas Court of Appeals emergency motions to stay the transmission CECPNs to prohibit SWEPCo from taking ownership of private property and undertaking construction of the transmission lines.  The Arkansas Court of Appeals issued a decision in July 2010 remanding all transmission line CECPN appeals to the APSC.  As a result, a stay was not ordered and construction continues on the affected transmission lines.  In January 2011, the appellants filed requests to withdraw their appeals at the Court of Appeals and the APSC postponed a scheduled hearing pending a ruling on those requests.  In February 2011, the Court of Appeals dismissed the appeals, and the APSC subsequently closed the remand docket, finding the CECPN decisions final and non-appealable.  As previously discussed, the preliminary injunction issued by the Federal District Court related to the wetlands permit also impacts the uncompleted construction on portions of the transmission lines.

Management expects that SWEPCo will ultimately be able to complete construction of the Turk Plant and related transmission facilities and place those facilities in service.  However, if SWEPCo is unable to complete the Turk Plant construction, including the related transmission facilities, and place the Turk Plant in service or if SWEPCo cannot recover all of its investment in and expenses related to the Turk Plant, it would materially reduce future net income and cash flows and materially impact financial condition.

Stall Unit

SWEPCo constructed the Stall Unit, an intermediate load 500 MW natural gas-fired combustion turbine combined cycle generating unit, at its existing Arsenal Hill Plant located in Shreveport, Louisiana.  The LPSC and the APSC issued orders capping SWEPCo’s Stall Unit construction costs at $445 million including AFUDC and excluding related transmission costs.  The Stall Unit was placed in service in June 2010.  As of December 31, 2010, the Stall Unit cost applicable to the cap was $426 million, including $49 million of AFUDC.  Management does not expect the final costs of the Stall Unit to exceed the ordered cap.  In July 2010, the Stall Unit was placed into Arkansas rates.  SWEPCo received CWIP treatment for a portion of the Stall Unit in the 2009 Texas Base Rate Filing.  See “2009 Texas Base Rate Filing” section below.  The Stall Unit will be phased into Louisiana rates between October 2010 and October 2011.

2009 Texas Base Rate Filing

In August 2009, SWEPCo filed a rate case with the PUCT to increase its base rates by approximately $75 million annually including a return on common equity of 11.5%.  The filing included requests for financing cost riders of $32 million related to construction of the Stall Unit and Turk Plant, a vegetation management rider of $16 million and other requested increases of $27 million.  In April 2010, a settlement agreement was approved by the PUCT to increase SWEPCo’s base rates by approximately $15 million annually, effective May 2010, including a return on common equity of 10.33%, which consists of $5 million related to construction of the Stall Unit and $10 million in other increases.  In addition, the settlement agreement decreased annual depreciation expense by $17 million and allowed SWEPCo a $10 million one-year surcharge rider to recover additional vegetation management costs that SWEPCo must spend within two years.

Texas Fuel Reconciliation

In May 2010, various intervenors, including the PUCT staff, filed testimony recommending disallowances ranging from $3 million to $30 million in SWEPCo’s $755 million fuel and purchased power costs reconciliation for the period January 2006 through March 2009.  In July 2010, Cities Advocating Reasonable Deregulation filed testimony regarding the 2007 transfer of ERCOT trading contracts to AEPEP.  The testimony included unquantified refund recommendations relating to re-pricing of contract transactions.

In September 2010, the Administrative Law Judges issued a Proposal for Decision (PFD) that recommended a disallowance of a significant portion of the charges under a ten-year gas transportation agreement that began in 2009 for the Mattison Plant located in northwest Arkansas.  In January 2011, the PUCT issued an order which overturned a portion of the PFD that recommended a finding of imprudence on the Mattison gas contract.  The impact of this order had an immaterial impact on SWEPCo’s financial statements.

TCC and TNC Rate Matters

TEXAS RESTRUCTURING

Texas Restructuring Appeals

Pursuant to PUCT restructuring orders, TCC securitized net recoverable stranded generation costs of $2.5 billion and is recovering the principal and interest on the securitization bonds through the end of 2020.  TCC also refunded other net true-up regulatory liabilities of $375 million during the period October 2006 through June 2008 via a CTC credit rate rider under PUCT restructuring orders.  TCC and intervenors appealed the PUCT’s true-up related orders.  After rulings from the Texas District Court and the Texas Court of Appeals, TCC, the PUCT and intervenors filed petitions for review with the Texas Supreme Court.  Review is discretionary and the Texas Supreme Court has not yet determined if it will grant review.  The Texas Supreme Court requested a full briefing which has concluded.  The following represent issues where either the Texas District Court or the Texas Court of Appeals recommended the PUCT decision be modified:

•
The Texas District Court judge determined that the PUCT erred by applying an invalid rule to determine the carrying cost rate for the true-up of stranded costs.  The Texas Court of Appeals reversed the District Court’s unfavorable decision.  An October 2010 decision of the Texas Supreme Court addressing the same issue for another utility upholds the Court of Appeals determination.

•
The Texas District Court judge determined that the PUCT improperly reduced TCC’s net stranded plant costs for commercial unreasonableness. This favorable decision was affirmed by the Texas Court of Appeals.

•
The Texas Court of Appeals determined that the PUCT erred by not reducing stranded costs by the “excess earnings” that had already been refunded to affiliated Retail Electric Providers (REPs).  This decision could be unfavorable unless the PUCT allows TCC to recover the refunds previously made to the REPs.  See the “TCC Excess Earnings” section below.

Management cannot predict the outcome of the pending court proceedings and the PUCT remand decisions.  If TCC ultimately succeeds in its appeals, it could have a favorable effect on future net income, cash flows and possibly financial condition.  If intervenors succeed in their appeals, it could reduce future net income and cash flows and possibly impact financial condition.

TCC Deferred Investment Tax Credits and Excess Deferred Federal Income Taxes

In 2006, the PUCT reduced recovery of the amount securitized by $103 million of tax benefits and associated carrying costs related to TCC’s generation assets.  In 2006, TCC obtained a private letter ruling from the IRS which confirmed that such reduction was an IRS normalization violation.  In order to avoid a normalization violation, the PUCT agreed to allow TCC to defer refunding the tax benefits of $103 million plus interest through the CTC refund period pending resolution of the normalization issue.  In 2008, the IRS issued final regulations, which supported the IRS’ private letter ruling which would make the refunding of or the reduction of the amount securitized by such tax benefits a normalization violation.  After the IRS issued its final regulations, at the request of the PUCT, the Texas Court of Appeals remanded the tax normalization issue to the PUCT for the consideration of additional evidence including the IRS regulations.  TCC is not accruing interest on the $103 million because it is not probable that the PUCT will order TCC to violate the normalization provision of the Internal Revenue Code.  If interest were accrued, management estimates interest expense would have been approximately $22 million higher for the period July 2008 through December 2010.

Management believes that the PUCT will ultimately allow TCC to retain the deferred amounts, which would have a favorable effect on future net income and cash flows.  Although unexpected, if the PUCT fails to issue a favorable order and orders TCC to return the tax benefits to customers, the resulting normalization violation could result in TCC’s repayment to the IRS of Accumulated Deferred Investment Tax Credits (ADITC) on all property, including transmission and distribution property.  This amount approximates $101 million as of December 31, 2010.  It could also lead to a loss of TCC’s right to claim accelerated tax depreciation in future tax returns.  If TCC is required to repay its ADITC to the IRS and is also required to refund ADITC plus unaccrued interest to customers, it would reduce future net income and cash flows and impact financial condition.

TCC Excess Earnings

In 2005, a Texas appellate court issued a decision finding that a PUCT order requiring TCC to refund to the Retail Electric Providers (REPs) excess earnings prior to and outside of the true-up process was unlawful under the Texas Restructuring Legislation.  From 2002 to 2005, TCC refunded $55 million of excess earnings, including interest, under the overturned PUCT order.  On remand, the PUCT must determine how to implement the Court of Appeals decision given that the unauthorized refunds were made to the REPs in lieu of reducing stranded costs in the true-up proceeding.

Certain parties have taken positions that, if adopted, could result in TCC being required to refund excess earnings and interest through the true-up process without receiving a refund from the REPs.  If this were to occur, it would reduce future net income and cash flows and impact financial condition.  Management cannot predict the outcome of the excess earnings remand.

OTHER TEXAS RATE MATTERS

Texas Base Rate Appeal

TCC filed a base rate case in 2006 seeking to increase base rates.  The PUCT issued an order in 2007 which increased TCC’s base rates by $20 million, eliminated a merger credit rider of $20 million and reduced depreciation rates by $7 million.  The PUCT decision was appealed by TCC and various intervenors.  On appeal, the Texas District Court affirmed the PUCT in most respects and the Texas Court of Appeals affirmed the Texas District Court’s decision.  The order became final with an August 2010 Texas Court of Appeals mandate.

ETT 2007 Formation Appeal

ETT is a joint venture between AEP Utilities, Inc. and MidAmerican Energy Holdings Company Texas Transco, LLC.  TCC and TNC have sold transmission assets both in service and under construction to ETT.  The PUCT approved ETT's initial rates, a request for a transfer of in-service assets and CWIP and a certificate of convenience and necessity (CCN) to operate as a stand alone transmission utility in ERCOT.  ETT was allowed a 9.96% return on common equity.  Intervenors appealed the PUCT’s decision but the Texas Court of Appeals affirmed the PUCT's decision in all material respects.  The deadline to appeal this decision to the Texas Supreme Court has expired.

In a separate development, the Texas governor signed a new law that clarifies the PUCT’s authority to grant CCNs to transmission only utilities such as ETT.  ETT filed an application with the PUCT for a CCN under the new law.  In March 2010, the PUCT approved the application for a CCN under the new law.

APCo and WPCo Rate Matters

2009 Virginia Base Rate Case

In July 2009, APCo filed a generation and distribution base rate increase with the Virginia SCC of $154 million annually based on a 13.35% return on common equity.  Interim rates, subject to refund, became effective in December 2009 but were discontinued in February 2010 when newly enacted Virginia legislation suspended the collection of interim rates.  In July 2010, the Virginia SCC issued an order approving a $62 million increase based on a 10.53% return on common equity.  The order denied recovery of the Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility, which resulted in a pretax write-off of $54 million in Other Operation.  See “Mountaineer Carbon Capture and Storage Project” section below.  In addition, the order allowed the deferral of approximately $25 million of incremental storm expense incurred in 2009.  Approximately $3 million, including interest, was refunded to customers in September 2010 related to the collection of interim rates.

2010 West Virginia Base Rate Case

In May 2010, APCo and WPCo filed a request with the WVPSC to increase annual base rates by $156 million based on an 11.75% return on common equity to be effective March 2011.  The filing also included a request for recovery of and a return on the West Virginia jurisdictional share of the Mountaineer Carbon Capture and Storage Product

Validation Facility.  In December 2010, a settlement agreement was filed with the WVPSC to increase annual base rates by $60 million, effective March 2011.  The settlement agreement allows APCo to defer and amortize up to $18 million of previously expensed 2009 incremental storm expenses over a period of eight years.  A decision from the WVPSC is expected in March 2011.

Mountaineer Carbon Capture and Storage Project

Product Validation Facility (PVF)

APCo and ALSTOM Power, Inc., an unrelated third party, jointly constructed a CO2 capture validation facility, which was placed into service in September 2009.  APCo also constructed and owns the necessary facilities to store the CO2.  In October 2009, APCo started injecting CO2 into the underground storage facilities.  The injection of CO2 required the recording of an asset retirement obligation and an offsetting regulatory asset.  As of December 31, 2010, APCo has recorded a noncurrent regulatory asset of $60 million related to the PVF.

In APCo’s July 2009 Virginia base rate filing, APCo requested recovery of and a return on its Virginia jurisdictional share of its project costs and recovery of the related asset retirement obligation regulatory asset amortization and accretion.  In July 2010, the Virginia SCC issued a base rate order that denied recovery of the Virginia share of the PVF costs.  See “2009 Virginia Base Rate Case” section above.

In APCo’s and WPCo’s May 2010 West Virginia base rate filing, APCo and WPCo requested recovery of and a return on their West Virginia jurisdictional share of the project costs and recovery of the related asset retirement obligation regulatory asset amortization and accretion.  In December 2010, a settlement agreement was filed with the WVPSC to increase annual base rates by $60 million, effective March 2011.  A decision from the WVPSC is expected in March 2011.  If APCo cannot recover its remaining investment in and expenses related to the PVF, it would reduce future net income and cash flows and impact financial condition.

Carbon Capture and Sequestration Project with the Department of Energy (DOE)

During 2010, AEPSC, on behalf of APCo, began the project definition stage for the potential construction of a new commercial scale carbon capture and sequestration (CCS) facility under consideration at the Mountaineer Plant.  AEPSC, on behalf of APCo, applied for and was selected to receive funding from the DOE for the project.  The DOE will fund 50% of allowable costs incurred for the CCS facility up to a maximum of $334 million.  A Front-End Engineering and Design (FEED) study, scheduled for completion during the third quarter of 2011, will refine the total cost estimate for the CCS facility.  Results from the FEED study will be evaluated by management before any decision is made to seek the necessary regulatory approvals to build the CCS facility.  As of December 31, 2010, APCo has incurred $14 million in total costs and has received $5 million of DOE funding resulting in a net $9 million balance included in Construction Work In Progress on the Consolidated Balance Sheets.  If APCo is unable to recover the costs of the CCS project, it would reduce future net income and cash flows.

APCo’s Filings for an IGCC Plant

In 2008, the Virginia SCC issued an order denying APCo’s request for a surcharge rate mechanism to provide for the timely recovery of pre-construction costs and the ongoing financing costs of the project during the construction period, as well as the capital costs, operating costs and a return on common equity once the facility is placed into commercial operation. The order was based upon the Virginia SCC's finding that the estimated cost of the plant was uncertain and may escalate.  The Virginia SCC also expressed concerns that the estimated costs did not include a retrofitting of carbon capture and sequestration facilities.  During 2009, based on the order received in Virginia, the WVPSC removed the IGCC case as an active case from its docket and indicated that the conditional CPCN granted in 2008 must be reconsidered if and when APCo proceeds with the IGCC plant.

Through December 31, 2010, APCo deferred for future recovery pre-construction IGCC costs of approximately $9 million applicable to its West Virginia jurisdiction, approximately $2 million applicable to its FERC jurisdiction and approximately $9 million applicable to its Virginia jurisdiction.

APCo will not start construction of the IGCC plant until sufficient assurance of full cost recovery exists in Virginia and West Virginia.  If the plant is cancelled, APCo plans to seek recovery of its prudently incurred deferred pre-construction costs which, if not recoverable, would reduce future net income and cash flows and impact financial condition.

APCo’s and WPCo’s Expanded Net Energy Charge (ENEC) Filing

In September 2009, the WVPSC issued an order approving APCo’s and WPCo’s March 2009 ENEC request.  The approved order provided for recovery of an under-recovered balance plus a projected increase in ENEC costs over a four-year phase-in period with an overall increase of $355 million and a first-year increase of $124 million, effective October 2009.  The WVPSC also approved a fixed annual carrying cost rate of 4%, effective October 2009, to be applied to the incremental deferred regulatory asset balance that will result from the phase-in plan and lowered annual coal cost projections by $27 million.

In June 2010, the WVPSC approved a settlement agreement for $96 million, including $10 million of construction surcharges related to APCo’s and WPCo’s second year ENEC increase.  The settlement agreement provided for recovery of the amounts related to the renegotiated coal contracts and allows APCo to accrue weighted average cost of capital carrying charge on the excess under-recovery balance due to the ENEC phase-in as adjusted for the impacts of Accumulated Deferred Income Taxes.  As of December 31, 2010, APCo’s ENEC under-recovery balance was $361 million, excluding $3 million of unrecognized equity carrying costs, which is included in noncurrent regulatory assets.  The new rates became effective in July 2010.

PSO Rate Matters

PSO Fuel and Purchased Power

2006 and Prior Fuel and Purchased Power

The OCC filed a complaint with the FERC related to the allocation of off-system sales margins (OSS) among the AEP operating companies in accordance with a FERC-approved allocation agreement.  The FERC issued an adverse ruling in 2008.  As a result, PSO recorded a regulatory liability in 2008 to return reallocated OSS to customers.  Starting in March 2009, PSO refunded the additional reallocated OSS to its customers through February 2010.

A reallocation of purchased power costs among AEP West companies for periods prior to 2002 resulted in an under-recovery of $42 million of PSO fuel costs.  PSO recovered the $42 million by offsetting it against an existing fuel over-recovery during the period June 2007 through May 2008.  The Oklahoma Industrial Energy Consumers (OIEC) contended that PSO should not have collected the $42 million without specific OCC approval.  In December 2010, the OCC issued orders which approved PSO’s 2006 and prior fuel and purchased power costs without any adjustments.

2008 Fuel and Purchased Power

In July 2009, the OCC initiated a proceeding to review PSO’s fuel and purchased power adjustment clause for the calendar year 2008 and also initiated a prudence review of the related costs.  In March 2010, the Oklahoma Attorney General and the OIEC recommended the fuel clause adjustment rider be amended so that the shareholder’s portion of off-system sales margins decrease from 25% to 10%.  The OIEC also recommended that the OCC conduct a comprehensive review of all affiliate transactions during 2007 and 2008.  In July 2010, additional testimony regarding the 2007 transfer of ERCOT trading contracts to AEPEP was filed.  The testimony included unquantified refund recommendations relating to re-pricing of contract transactions.  Hearings are currently scheduled for March 2011.  If the OCC were to issue an unfavorable decision, it could reduce future net income and cash flows and impact financial condition.

2008 Oklahoma Base Rate Appeal

In January 2009, the OCC issued a final order approving an $81 million increase in PSO’s non-fuel base revenues based on a 10.5% return on common equity.  The new rates reflecting the final order were implemented with the first billing cycle of February 2009.  PSO and intervenors appealed various issues but the Court of Civil Appeals affirmed the OCC's decision.  No parties sought rehearing or appeal and, as a result, this case has concluded.

2010 Oklahoma Base Rate Case

In July 2010, PSO filed a request with the OCC to increase annual base rates by $82 million, including $30 million that is currently being recovered through a rider.  The requested net annual increase to ratepayers would be $52 million.  The requested increase included a $24 million increase in depreciation and an 11.5% return on common equity.  In January 2011, the OCC approved a settlement agreement which did not change annual revenue or depreciation rates, but transferred $30 million into base rates that was previously being recovered through a capital investment rider.  The order provided a 10.15% return on common equity and new rates were effective in February 2011.

I&M Rate Matters

Indiana Fuel Clause Filing (Cook Plant Unit 1 Fire and Shutdown)

I&M filed applications with the IURC to increase its fuel adjustment charge by approximately $53 million for the period of April 2009 through September 2009.  The filings sought increases for previously under-recovered fuel clause expenses.

As fully discussed in the “Cook Plant Unit 1 Fire and Shutdown” section of Note 6, Cook Plant Unit 1 (Unit 1) was shut down in September 2008 due to significant turbine damage and a small fire on the electric generator.  Unit 1 was placed back into service in December 2009 at slightly reduced power.  The unit outage resulted in increased replacement power fuel costs.  The filing only requested the cost of replacement power through mid-December 2008, the date when I&M began receiving accidental outage insurance proceeds.  I&M committed to absorb the remaining costs of replacement power through the date the unit returned to service, which occurred in December 2009.

I&M reached an agreement with intervenors, which was approved by the IURC in March 2009, to collect its existing prior period under-recovery regulatory asset deferral balance over twelve months instead of over six months as initially proposed.  Under the agreement, the fuel factors were placed into effect, subject to refund, and a subdocket was established to consider issues relating to the Unit 1 shutdown including the treatment of the accidental outage insurance proceeds.  I&M maintains a separate accidental outage policy with NEIL.  In 2009, I&M recorded $185 million in revenue under the policy and reduced the cost of replacement power in customers’ bills by $78 million.

In October 2010, the Indiana/Michigan Industrial Group and the Indiana Office of Utility Consumer Counselor filed testimony which recommended I&M pay to customers a portion of the accidental outage insurance proceeds up to the extent not previously paid to customers through the fuel adjustment clause or needed to cover costs not covered by I&M’s property damage insurance policy.  In January 2011, a settlement agreement was filed with the IURC.  The settlement stated (a) that I&M will credit an additional $14 million to customers through the fuel adjustment clause, (b) that the parties to the settlement will not oppose the need to replace the existing low-pressure turbine at Cook Unit 1, and (c) that the parties to the settlement agree that the cost of the replacement should not be offset by the accidental outage insurance proceeds received by I&M.  In February 2011, the IURC approved the settlement agreement as filed.

Michigan 2009 Power Supply Cost Recovery (PSCR) Reconciliation (Cook Plant Unit 1 Fire and Shutdown)

In March 2010, I&M filed its 2009 PSCR reconciliation with the MPSC.  The filing included an adjustment to exclude from the PSCR the incremental fuel cost of replacement power due to the Unit 1 outage from mid-December 2008 through December 2009, the period during which I&M received and recognized the accidental outage insurance proceeds.  Management believes that I&M is entitled to retain the accidental outage insurance proceeds since it made customers whole regarding the replacement power costs.  In October 2010, a settlement agreement was filed with the MPSC which included deferring the Unit 1 outage issue to the 2010 PSCR reconciliation, which will be filed in March 2011.  If any fuel clause revenues or accidental outage insurance proceeds have to be paid to customers, it would reduce future net income and cash flows and impact financial condition.  See the “Cook Plant Unit 1 Fire and Shutdown” section of Note 6.

Michigan Base Rate Filing

In January 2010, I&M filed with the MPSC a request for a $63 million increase in annual base rates based on an 11.75% return on common equity.  Starting with the August 2010 billing cycle, I&M, with MPSC authorization, implemented a $44 million interim rate increase.  The interim increase excluded new trackers and regulatory assets for which I&M was not currently incurring expenses.  In October 2010, a settlement agreement was approved by the MPSC to increase annual base rates by $36 million based on a 10.35% return on common equity, effective December 2010, plus separate recovery of approximately $7 million of customer choice implementation costs over a two year period beginning April 2011.  In addition, the approved revenue requirement includes the amortization of $6 million in previously expensed restructuring costs over five years, which I&M deferred in October 2010 and began amortizing in December 2010.  Also, the approved settlement agreement provided for sharing of off-system sales margins between customers (75%) and I&M (25%) with customers receiving a credit in future Power Supply Cost Recovery proceedings for their jurisdictional share of any off-system sales margins.  Through December 2010, I&M recorded a provision for refund of $3 million, including interest, related to interim rates that were in effect through November 2010.  In January 2011, I&M filed an application with the MPSC requesting the MPSC find that $3 million, including interest, is the total amount to be refunded to customers.  I&M is proposing to refund this amount to customers during April 2011.  A decision from the MPSC is pending.

Kentucky Rate Matters

Kentucky Base Rate Filing

In December 2009, KPCo filed a base rate case with the KPSC to increase base revenues by $124 million annually based on an 11.75% return on common equity.  The base rate case also requested recovery of deferred storm restoration expenses over a three-year period.  In June 2010, the KPSC approved a settlement agreement to increase base revenues by $64 million annually based on a 10.5% return on common equity.  The settlement agreement included recovery of $23 million of deferred storm restoration expenses over five years.  New rates became effective with the first billing cycle of July 2010.

FERC Rate Matters

Seams Elimination Cost Allocation (SECA) Revenue Subject to Refund

In 2004, AEP eliminated transaction-based through-and-out transmission service (T&O) charges in accordance with FERC orders and collected, at the FERC’s direction, load-based charges, referred to as RTO SECA, to partially mitigate the loss of T&O revenues on a temporary basis through March 2006.  Intervenors objected to the temporary SECA rates.  The FERC set SECA rate issues for hearing and ordered that the SECA rate revenues be collected, subject to refund.  The AEP East companies recognized gross SECA revenues of $220 million from 2004 through 2006 when the SECA rates terminated.

In 2006, a FERC Administrative Law Judge (ALJ) issued an initial decision finding that the SECA rates charged were unfair, unjust and discriminatory and that new compliance filings and refunds should be made.  The ALJ also found that any unpaid SECA rates must be paid in the recommended reduced amount.

AEP filed briefs jointly with other affected companies asking the FERC to reverse the decision.  In May 2010, the FERC issued an order that generally supports AEP’s position and required a compliance filing to be filed with the FERC by August 2010.  In June 2010, AEP and other affected companies filed a joint request for rehearing with the FERC.

In August 2010, the affected companies, including the AEP East companies, filed a compliance filing with the FERC.  If the compliance filing is accepted, the AEP East companies would have to pay refunds of approximately $20 million including estimated interest of $5 million.  The AEP East companies could also potentially receive payments up to approximately $10 million including estimated interest of $3 million.  A decision is pending from the FERC.

The FERC has approved settlements applicable to $112 million of SECA revenue.  The AEP East companies provided reserves for net refunds for SECA settlements applicable to the remaining $108 million of SECA revenues collected.  Based on the AEP East companies’ analysis of the May 2010 order and the compliance filing, management believes that the reserve is adequate to pay the refunds, including interest, that will be required should the May 2010 order or the compliance filing be made final.  Management cannot predict the ultimate outcome of this proceeding at the FERC which could impact future net income and cash flows.

Modification of the Transmission Agreement (TA)

The AEP East companies are parties to the TA that provides for a sharing of the cost of transmission lines operated at 138-kV and above and transmission stations containing extra-high voltage facilities.  In June 2009, AEPSC, on behalf of the parties to the TA, filed with the FERC a request to modify the TA.  Under the proposed amendments, KGPCo and WPCo will be added as parties to the TA.  In addition, the amendments would provide for the allocation of PJM transmission costs generally on the basis of the TA parties’ 12-month coincident peak and reimburse transmission revenues based on individual cost of service instead of the MLR method used in the present TA.  In October 2010, the FERC approved a settlement agreement for the new TA effective November 1, 2010.  The impacts of the settlement agreement will be phased-in for retail rate making purposes in certain jurisdictions over periods of up to four years.

PJM/MISO Market Flow Calculation Settlement Adjustments

During 2009, an analysis conducted by MISO and PJM discovered several instances of unaccounted for power flows on numerous coordinated flowgates.  These flows affected the settlement data for congestion revenues and expenses and dated back to the start of the MISO market in 2005.  In January 2011, PJM and MISO reached a settlement agreement where the parties agreed to net various issues to zero.  This settlement was filed with the FERC in January 2011.  PJM and MISO are currently awaiting final approval from the FERC.

5.  EFFECTS OF REGULATION

Regulatory assets are comprised of the following items:
	December 31,			Remaining
	2010		2009	Recovery Period
Current Regulatory Assets	(in millions)
Under-recovered Fuel Costs - earns a return	$73		$85	1 year
Under-recovered Fuel Costs - does not earn a return	8		-	1 year
Total Current Regulatory Assets	$81		$85

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending future
proceedings to determine the recovery method and timing:

Regulatory Assets Currently Earning a Return
Customer Choice Deferrals - CSPCo, OPCo	$59		$57
Storm Related Costs - CSPCo, OPCo, TCC	55		49
Line Extension Carrying Costs - CSPCo, OPCo	55		43
Acquisition of Monongahela Power - CSPCo	8		10
Other Regulatory Assets Not Yet Being Recovered	7		1
Regulatory Assets Currently Not Earning a Return
Mountaineer Carbon Capture and Storage Product Validation Facility - APCo	60		111
Environmental Rate Adjustment Clause - APCo	56		25
Storm Related Costs - APCo, KGPCo, PSO, SWEPCo	45		-
Deferred Wind Power Costs - APCo	29		5
Special Rate Mechanism for Century Aluminum - APCo	13		12
Acquisition of Monongahela Power - CSPCo	4		-
Transmission Rate Adjustment Clause - APCo	-	(a)	26
Storm Related Costs - KPCo	-	(b)	24
Other Regulatory Assets Not Yet Being Recovered	4		18
Total Regulatory Assets Not Yet Being Recovered	395		381

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Fuel Adjustment Clause - OPCo	476		341	2 to 8 years
Expanded Net Energy Charge - APCo	361	(c)	-	3 years
Unamortized Loss on Reacquired Debt	93		99	33 years
Storm Related Costs - PSO	38		53	3 years
RTO Formation/Integration Costs	21		23	9 years
Red Rock Generating Facility - PSO	10		11	46 years
Economic Development Rider - CSPCo, OPCo	1		12	1 year
Other Regulatory Assets Being Recovered	21		23	various
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	2,161		2,139	13 years
Income Taxes, Net	1,097		966	37 years
Cook Nuclear Plant Refueling Outage Levelization - I&M	54		22	3 years
Postemployment Benefits	51		52	4 years
Storm Related Costs - KPCo	21	(b)	-	5 years
Transmission Rate Adjustment Clause - APCo	19	(a)	-	2 years
Asset Retirement Obligation - APCo, I&M	15		16	10 years
Restructuring Transition Costs - TCC	14		25	5 years
Off-system Sales Margin Sharing - I&M	13		18	1 year
Vegetation Management - PSO	13		16	1 year
Virginia Environmental and Reliability Costs Recovery - APCo	4		76	3 years
Expanded Net Energy Charge - APCo	-	(c)	282
Other Regulatory Assets Being Recovered	65		40	various
Total Regulatory Assets Being Recovered	4,548		4,214

Total Noncurrent Regulatory Assets	$4,943		$4,595

(a)	Recovery of regulatory asset through the transmission rate adjustment clause.
(b)	Recovery of regulatory asset was granted during 2010.
(c)	The majority of the balance results from the ENEC phase-in plan and earns a weighted average cost of capital carrying charge.

Regulatory liabilities are comprised of the following items:

	December 31,		Remaining
	2010	2009	Refund Period
Current Regulatory Liability	(in millions)
Over-recovered Fuel Costs - pays a return	$16	$65	1 year
Over-recovered Fuel Costs - does not pay a return	1	11	1 year
Total Current Regulatory Liability	$17	$76

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Paying a Return
Refundable Construction Financing Costs - SWEPCo	$20	$-
Other Regulatory Liabilities Not Yet Being Paid	-	3
Regulatory Liabilities Currently Not Paying a Return
Over-Recovery of gridSMART® Costs - CSPCo, PSO	10	9
Other Regulatory Liabilities Not Yet Being Paid	11	10
Total Regulatory Liabilities Not Yet Being Paid	41	22

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	2,222	2,048	(a)
Advanced Metering Infrastructure Surcharge - TCC, TNC	61	30	10 years
Deferred Investment Tax Credits	32	41	up to 12 years
Excess Earnings - SWEPCo, TNC	13	11	43 years
Transmission Cost Recovery Rider - CSPCo, OPCo	2	25	1 year
Other Regulatory Liabilities Being Paid	2	2	various
Regulatory Liabilities Currently Not Paying a Return
Excess Asset Retirement Obligations for Nuclear Decommissioning
Liability - I&M	354	281	(b)
Deferred Investment Tax Credits	242	239	up to 76 years
Unrealized Gain on Forward Commitments	60	74	5 years
Spent Nuclear Fuel Liability - I&M	42	41	(b)
Over-recovery of Transition Charges - TCC	38	38	9 years
Deferred State Income Tax Coal Credits - APCo	29	28	9 years
Over-recovery of PJM Expenses - I&M	12	18	1 year
Energy Efficiency/Peak Demand Reduction	10	2	2 years
Other Regulatory Liabilities Being Paid	11	9	various
Total Regulatory Liabilities Being Paid	3,130	2,887

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax
Credits	$3,171	$2,909

(a)	Relieved as removal costs are incurred.
(b)	Relieved when plant is decommissioned.

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

COMMITMENTS

Construction and Commitments

The AEP System has substantial construction commitments to support its operations and environmental investments.  In managing the overall construction program and in the normal course of business, we contractually commit to third-party construction vendors for certain material purchases and other construction services.  We forecast approximately $2.5 billion and $2.6 billion of construction expenditures excluding AFUDC and capitalized interest for 2011 and 2012, respectively.  The subsidiaries purchase fuel, materials, supplies, services and property, plant and equipment under contract as part of their normal course of business.  Certain supply contracts contain penalty provisions for early termination.

The following table summarizes our actual contractual commitments at December 31, 2010:

	Less Than 1			After
Contractual Commitments	year	2-3 years	4-5 years	5 years	Total
	(in millions)
Fuel Purchase Contracts (a)	$2,810	$3,974	$2,543	$3,718	$13,045
Energy and Capacity Purchase Contracts (b)	69	199	204	1,101	1,573
Total	$2,879	$4,173	$2,747	$4,819	$14,618

(a)	Represents contractual commitments to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.
(b)	Represents contractual commitments for energy and capacity purchase contracts.

GUARANTEES

We record liabilities for guarantees in accordance with the accounting guidance for “Guarantees.”  There is no collateral held in relation to any guarantees in excess of our ownership percentages.  In the event any guarantee is drawn, there is no recourse to third parties unless specified below.

Letters of Credit

We enter into standby letters of credit with third parties.  As Parent, we issue all of these letters of credit in our ordinary course of business on behalf of our subsidiaries.  These letters of credit cover items such as gas and electricity risk management contracts, construction contracts, insurance programs, security deposits and debt service reserves.

We have two $1.5 billion credit facilities, of which $750 million may be issued under one credit facility as letters of credit.  In June 2010, we terminated one of the $1.5 billion facilities that was scheduled to mature in March 2011 and replaced it with a new $1.5 billion credit facility which matures in 2013 and allows for the issuance of up to $600 million as letters of credit.  As of December 31, 2010, the maximum future payments for letters of credit issued under the two $1.5 billion credit facilities were $124 million with maturities ranging from January 2011 to November 2011.

In June 2010, we reduced a $627 million credit agreement to $478 million.  As of December 31, 2010, $477 million of letters of credit with maturities ranging from March 2011 to April 2011 were issued by subsidiaries under this credit agreement to support variable rate Pollution Control Bonds.

Guarantees of Third-Party Obligations

SWEPCo

As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining, SWEPCo provides guarantees of mine reclamation of approximately $65 million.  Since SWEPCo uses self-bonding, the guarantee provides for SWEPCo to commit to use its resources to complete the reclamation in the event the work is not completed by Sabine Mining Company (Sabine), a consolidated variable interest entity.  This guarantee ends upon depletion of reserves and completion of final reclamation.  Based on the latest study, we estimate the reserves will be depleted in 2036 with final reclamation completed by 2046 at an estimated cost of approximately $58 million.  As of December 31, 2010, SWEPCo has collected approximately $49 million through a rider for final mine closure and reclamation costs, of which $2 million is recorded in Other Current Liabilities, $25 million is recorded in Deferred Credits and Other Noncurrent Liabilities and $22 million is recorded in Asset Retirement Obligations on our Consolidated Balance Sheets.

Sabine charges SWEPCo, its only customer, all of its costs.  SWEPCo passes these costs to customers through its fuel clause.

Indemnifications and Other Guarantees

Contracts

We enter into several types of contracts which require indemnifications.  Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements.  Generally, these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters.  With respect to sale agreements, our exposure generally does not exceed the sale price.  The status of certain sale agreements is discussed in the “Dispositions” section of Note 7.  These sale agreements include indemnifications with a maximum exposure related to the collective purchase price.  This maximum exposure of approximately $1 billion relates to the Bank of America (BOA) litigation indemnity pertaining to the sale of Houston Pipeline Company in 2005 (see “Enron Bankruptcy” section of this note), of which $448 million is recorded in Current Liabilities – Deferred Gain and Accrued Litigation Costs on the Consolidated Balance Sheet as of December 31, 2010.  In February 2011, all matters related to the BOA litigation were resolved and we paid BOA $425 million.  There are no material amounts recorded for any indemnifications other than the deferred gain (plus interest and attorneys’ fees) related to the BOA litigation which settled in February 2011.

Lease Obligations

We lease certain equipment under master lease agreements.  See “Master Lease Agreements” and “Railcar Lease” sections of Note 13 for disclosure of lease residual value guarantees.

ENVIRONMENTAL CONTINGENCIES

Federal EPA Complaint and Notice of Violation

The Federal EPA, certain special interest groups and a number of states alleged that APCo, CSPCo, I&M and OPCo modified certain units at their coal-fired generating plants in violation of the NSR requirements of the CAA.  Cases with similar allegations against CSPCo, Dayton Power and Light Company and Duke Energy Ohio, Inc. were also filed related to their jointly-owned units.  The cases were settled with the exception of a case involving a jointly-owned Beckjord unit which had a liability trial.  Following two liability trials, the jury found no liability at the jointly-owned Beckjord unit.  The defendants and the plaintiffs appealed to the Seventh Circuit Court of Appeals.  In October 2010, the Seventh Circuit dismissed all remaining claims in these cases.  Beckjord is operated by Duke Energy Ohio, Inc.

SWEPCo Citizen Suit and Notice of Violation

In 2005, two special interest groups, Sierra Club and Public Citizen, filed a complaint alleging violations of the CAA at SWEPCo’s Welsh Plant.  In 2008, a consent decree resolved all claims in the case and in the pending appeal of an altered permit for the Welsh Plant.  The consent decree required SWEPCo to install continuous particulate emission monitors at the Welsh Plant, secure 65 MW of renewable energy capacity, fund $2 million in emission reduction, energy efficiency or environmental mitigation projects and pay a portion of plaintiffs’ attorneys’ fees and costs.

The Federal EPA issued a Notice of Violation (NOV) based on alleged violations of a percent sulfur in fuel limitation and the heat input values listed in a previous state permit similar to the claims made in the citizen suit.  The NOV also alleges that a permit alteration issued by the Texas Commission on Environmental Quality in 2007 was improper.  In March 2008, SWEPCo met with the Federal EPA to discuss the alleged violations.  The Federal EPA did not object to the settlement of the citizen suit and has taken no further action.  We are unable to predict the timing of any future action by the Federal EPA.  We are unable to determine a range of potential losses that are reasonably possible of occurring.

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

In September 2009, the Second Circuit Court of Appeals issued a ruling on appeal remanding the cases to the Federal District Court for the Southern District of New York.  The Second Circuit held that the issues of climate change and global warming do not raise political questions and that Congress’ refusal to regulate CO2 emissions does not mean that plaintiffs must wait for an initial policy determination by Congress or the President’s administration to secure the relief sought in their complaints.  The court stated that Congress could enact comprehensive legislation to regulate CO2 emissions or that the Federal EPA could regulate CO2 emissions under existing CAA authorities and that either of these actions could override any decision made by the district court under federal common law.  The Second Circuit did not rule on whether the plaintiffs could proceed with their state common law nuisance claims.  In December 2010, the defendants’ petition for review by the U.S. Supreme Court was granted.  Briefing is underway and the case will be heard in April 2011.  We believe the actions are without merit and intend to continue to defend against the claims.

In October 2009, the Fifth Circuit Court of Appeals reversed a decision by the Federal District Court for the District of Mississippi dismissing state common law nuisance claims in a putative class action by Mississippi residents asserting that CO2 emissions exacerbated the effects of Hurricane Katrina.  The Fifth Circuit held that there was no exclusive commitment of the common law issues raised in plaintiffs’ complaint to a coordinate branch of government and that no initial policy determination was required to adjudicate these claims.  The court granted petitions for rehearing.  An additional recusal left the Fifth Circuit without a quorum to reconsider the decision and the appeal was dismissed, leaving the district court’s decision in place.  Plaintiffs filed a petition with the U.S. Supreme Court asking the court to remand the case to the Fifth Circuit and reinstate the panel decision.  The petition was denied in January 2011.

We are unable to determine a range of potential losses that are reasonably possible of occurring.

Alaskan Villages’ Claims

In 2008, the Native Village of Kivalina and the City of Kivalina, Alaska filed a lawsuit in Federal Court in the Northern District of California against AEP, AEPSC and 22 other unrelated defendants including oil and gas companies, a coal company and other electric generating companies.  The complaint alleges that the defendants' emissions of CO2 contribute to global warming and constitute a public and private nuisance and that the defendants are acting together.  The complaint further alleges that some of the defendants, including AEP, conspired to create a false scientific debate about global warming in order to deceive the public and perpetuate the alleged nuisance.  The plaintiffs also allege that the effects of global warming will require the relocation of the village at an alleged cost of $95 million to $400 million.  In October 2009, the judge dismissed plaintiffs’ federal common law claim for nuisance, finding the claim barred by the political question doctrine and by plaintiffs’ lack of standing to bring the claim.  The judge also dismissed plaintiffs’ state law claims without prejudice to refiling in state court.  The plaintiffs appealed the decision.  Briefing is complete and no date has been set for oral argument.  The defendants requested that the court defer setting this case for oral argument until after the Supreme Court issues its decision in the CO2 public nuisance case discussed above.  We believe the action is without merit and intend to defend against the claims.  We are unable to determine a range of potential losses that are reasonably possible of occurring.

The Comprehensive Environmental Response Compensation and Liability Act (Superfund) and State Remediation

By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and SNF.  Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically treated and deposited in captive disposal facilities or are beneficially utilized.  In addition, our generating plants and transmission and distribution facilities have used asbestos, polychlorinated biphenyls and other hazardous and nonhazardous materials.  We currently incur costs to dispose of these substances safely.

Superfund addresses clean-up of hazardous substances that have been released to the environment.  The Federal EPA administers the clean-up programs.  Several states have enacted similar laws.  At December 31, 2010, our subsidiaries are named by the Federal EPA as a Potentially Responsible Party (PRP) for four sites for which alleged liability is unresolved.  There are eight additional sites for which our subsidiaries have received information requests which could lead to PRP designation.  Our subsidiaries have also been named potentially liable at four sites under state law including the I&M site discussed in the next paragraph.  In those instances where we have been named a PRP or defendant, our disposal or recycling activities were in accordance with the then-applicable laws and regulations.  Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.  Liability has been resolved for a number of sites with no significant effect on net income.

In 2008, I&M received a letter from the Michigan Department of Environmental Quality (MDEQ) concerning conditions at a site under state law and requesting I&M take voluntary action necessary to prevent and/or mitigate public harm.  I&M started remediation work in accordance with a plan approved by MDEQ and recorded a provision of approximately $11 million.  As the remediation work is completed, I&M’s cost may continue to increase as new information becomes available concerning either the level of contamination at the site or changes in the scope of remediation required by the MDEQ.  We cannot predict the amount of additional cost, if any.

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

Amos Plant – State and Federal Enforcement Proceedings

In March 2010, we received a letter from the West Virginia Department of Environmental Protection, Division of Air Quality (DAQ), alleging that at various times in 2007 through 2009 the units at Amos Plant reported periods of excess opacity (indicator of compliance with particulate matter emission limits) that lasted for more than thirty consecutive minutes in a 24-hour period and that certain required notifications were not made.  We met with representatives of DAQ to discuss these occurrences and the steps we have taken to prevent a recurrence.  DAQ indicated that additional enforcement action may be taken, including imposition of a civil penalty of approximately $240 thousand.  We have denied that violations of the reporting requirements occurred and maintain that the proper reporting was done.  We continue to discuss the resolution of these issues with DAQ, but cannot predict the outcome of these discussions or the amount of any penalty that may be assessed.

In March 2010, we received a request to show cause from the Federal EPA alleging that certain reporting requirements under Superfund and the Emergency Planning and Community Right-to-Know Act had been violated and inviting us to engage in settlement negotiations.  The request includes a proposed civil penalty of approximately $300 thousand.  We indicated our willingness to engage in good faith negotiations and provided additional information to representatives of the Federal EPA.  We have not admitted that any violations occurred or that the amount of the proposed penalty is reasonable.

Defective Environmental Equipment

As part of our continuing environmental investment program, we chose to retrofit wet flue gas desulfurization systems on several units utilizing the jet bubbling reactor (JBR) technology.  The retrofits on two Cardinal Plant units and a Conesville Plant unit are operational.  Due to unexpected operating results, we completed an extensive review in 2009 of the design and manufacture of the JBR internal components.  Our review concluded that there were fundamental design deficiencies and that inferior and/or inappropriate materials were selected for the internal fiberglass components.  We initiated discussions with Black & Veatch, the original equipment manufacturer, to develop a repair or replacement corrective action plan.  In 2010, we settled with Black & Veatch and resolved the issues involving the internal components and JBR vessel corrosion.  These settlements resulted in an immaterial increase in the capitalized costs of the projects for modification of the scope of the contracts.

NUCLEAR CONTINGENCIES

I&M owns and operates the two-unit 2,191 MW Cook Plant under licenses granted by the Nuclear Regulatory Commission (NRC).  We have a significant future financial commitment to dispose of SNF and to safely decommission and decontaminate the plant.  The licenses to operate the two nuclear units at the Cook Plant expire in 2034 and 2037.  The operation of a nuclear facility also involves special risks, potential liabilities and specific regulatory and safety requirements.  By agreement, I&M is partially liable, together with all other electric utility companies that own nuclear generating units, for a nuclear power plant incident at any nuclear plant in the U.S.  Should a nuclear incident occur at any nuclear power plant in the U.S., the liability could be substantial.

Decommissioning and Low Level Waste Accumulation Disposal

The cost to decommission a nuclear plant is affected by NRC regulations and the SNF disposal program.  Decommissioning costs are accrued over the service life of the Cook Plant.  The most recent decommissioning cost study was performed in 2009.  According to that study, the estimated cost of decommissioning and disposal of low-level radioactive waste ranges from $831 million to $1.5 billion in 2009 nondiscounted dollars.  The wide range in estimated costs is caused by variables in assumptions.  I&M recovers estimated decommissioning costs for the Cook Plant in its rates.  The amount recovered in rates was $14 million in 2010, $16 million in 2009 and $27 million in 2008.  Reduced annual decommissioning cost recovery amounts reflect the units’ longer estimated life and operating licenses granted by the NRC.  Decommissioning costs recovered from customers are deposited in external trusts.

At December 31, 2010 and 2009, the total decommissioning trust fund balance was $1.2 billion and $1.1 billion, respectively.  Trust fund earnings increase the fund assets and decrease the amount remaining to be recovered from ratepayers.  The decommissioning costs (including interest, unrealized gains and losses and expenses of the trust funds) increase or decrease the recorded liability.

I&M continues to work with regulators and customers to recover the remaining estimated costs of decommissioning the Cook Plant.  However, future net income, cash flows and possibly financial condition would be adversely affected if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

SNF Disposal

The Federal government is responsible for permanent SNF disposal and assesses fees to nuclear plant owners for SNF disposal.  A fee of one mill per KWH for fuel consumed after April 6, 1983 at the Cook Plant is being collected from customers and remitted to the U.S. Treasury.  At December 31, 2010 and 2009, fees and related interest of $265 million and $265 million, respectively, for fuel consumed prior to April 7, 1983 have been recorded as Long-term Debt and funds collected from customers along with related earnings totaling $307 million and $306 million, respectively, to pay the fee are recorded as part of Spent Nuclear Fuel and Decommissioning Trusts.  I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program.

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

The Price-Anderson Act, extended through December 31, 2025, establishes insurance protection for public liability arising from a nuclear incident at $12.6 billion and covers any incident at a licensed reactor in the U.S.  Commercially available insurance, which must be carried for each licensed reactor, provides $375 million of coverage.  In the event of a nuclear incident at any nuclear plant in the U.S., the remainder of the liability would be provided by a deferred premium assessment of $117.5 million on each licensed reactor in the U.S. payable in annual installments of $17.5 million.  As a result, I&M could be assessed $235 million per nuclear incident payable in annual installments of $35 million.  The number of incidents for which payments could be required is not limited.

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

Cook Plant Unit 1 Fire and Shutdown

In September 2008, I&M shut down Cook Plant Unit 1 (Unit 1) due to turbine vibrations, caused by blade failure, which resulted in significant turbine damage and a small fire on the electric generator.  This equipment, located in the turbine building, is separate and isolated from the nuclear reactor.  The turbine rotors that caused the vibration were installed in 2006 and are within the vendor’s warranty period.  The warranty provides for the repair or replacement of the turbine rotors if the damage was caused by a defect in materials or workmanship.  Repair of the property damage and replacement of the turbine rotors and other equipment could cost up to approximately $395 million.  Management believes that I&M should recover a significant portion of these costs through the turbine vendor’s warranty, insurance and the regulatory process.  I&M repaired Unit 1 and it resumed operations in December 2009 at slightly reduced power.  The Unit 1 rotors were repaired and reinstalled due to the extensive lead time required to manufacture and install new turbine rotors.  As a result, the replacement of the repaired turbine rotors and other equipment is scheduled for the Unit 1 planned outage in the fall of 2011.

I&M maintains property insurance through NEIL with a $1 million deductible.  As of December 31, 2010, we recorded $46 million in Prepayments and Other Current Assets on our Consolidated Balance Sheets representing estimated recoverable amounts under the property insurance policy.  Through December 31, 2010, I&M received partial payments of $203 million from NEIL for the cost incurred to date to repair the property damage.

I&M also maintains a separate accidental outage policy with NEIL.  In 2009, I&M recorded $185 million in revenue under the policy and reduced the cost of replacement power in customers’ bills by $78 million.

NEIL is reviewing claims made under the insurance policies to ensure that claims associated with the outage are covered by the policies.  The review by NEIL includes the timing of the unit’s return to service and whether the return should have occurred earlier reducing the amount received under the accidental outage policy.  The treatment of the remaining accidental outage policy revenues through fuel clauses is discussed in “I&M Rate Matters” section of Note 4.  The treatment of property damage costs, replacement power costs and insurance proceeds will be the subject of future regulatory proceedings in Indiana and Michigan.  If the ultimate costs of the incident are not covered by warranty, insurance or through the regulatory process or if any future regulatory proceedings are adverse, it could have an adverse impact on net income, cash flows and financial condition.

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

Fort Wayne Lease

Since 1975, I&M has leased certain energy delivery assets from the City of Fort Wayne, Indiana under a long-term lease that expired on February 28, 2010.  I&M negotiated with Fort Wayne to purchase the assets at the end of the lease, but no agreement was reached prior to the end of the lease.

I&M and Fort Wayne reached a settlement agreement.  The agreement, signed in October 2010, is subject to approval by the IURC.  I&M filed a petition with the IURC seeking approval.  If the agreement is approved, I&M will purchase the remaining leased property and settle claims Fort Wayne asserted.  The agreement provides that I&M will pay Fort Wayne a total of $39 million, inclusive of interest, over 15 years and Fort Wayne will recognize that I&M is the exclusive electricity supplier in the Fort Wayne area.   I&M will seek recovery in rates of the payments made to Fort Wayne.  If the agreement is not approved by the IURC, the parties have the right to terminate the agreement and pursue other relief.

Enron Bankruptcy

In 2001, we purchased Houston Pipeline Company (HPL) from Enron.  Various HPL-related contingencies and indemnities from Enron remained unsettled at the date of Enron’s bankruptcy.  In connection with our acquisition of HPL, we entered into an agreement with BAM Lease Company, which granted HPL the exclusive right to use approximately 55 billion cubic feet (BCF) of cushion gas required for the normal operation of the Bammel gas storage facility.  At the time of our acquisition of HPL, BOA and certain other banks (the BOA Syndicate) and Enron entered into an agreement granting HPL the exclusive use of the cushion gas.  Also at the time of our acquisition, Enron and the BOA Syndicate released HPL from all prior and future liabilities and obligations in connection with the financing arrangement.  After the Enron bankruptcy, the BOA Syndicate informed HPL of a purported default by Enron under the terms of the financing arrangement.  This dispute was being litigated in federal courts in Texas and New York.

In 2007, the judge in the New York action issued a decision on all claims, including those that were pending trial in Texas, granting BOA summary judgment and dismissing our claims.  In August 2008, the New York court entered a final judgment of $346 million.  In May 2009, the judge awarded $20 million of attorneys’ fees to BOA.  In October 2010, the Court of Appeals affirmed the New York district court’s decision as to the final judgment of $346 million plus interest and reversed the New York district court decision as to the judgment dismissing our claims against BOA in the Southern District of Texas.

In 2005, we sold our interest in HPL and 30 BCF of working gas for approximately $1 billion.  Although the assets were legally transferred, we were unable to determine all costs associated with the transfer until the BOA litigation was resolved.  We indemnified the buyer of HPL against any damages up to the purchase price resulting from the BOA litigation, including the right to use the 55 BCF of natural gas through 2031.  As a result, we deferred the entire gain related to the sale of HPL (approximately $380 million) pending resolution of the Enron and BOA disputes.

The deferred gain related to the sale of HPL, plus accrued interest and attorneys’ fees related to the New York court’s judgment was $448 million at December 31, 2010 and is included in Current Liabilities – Deferred Gain and Accrued Litigation Costs on the Consolidated Balance Sheet.  $441 million related to this matter was included in Deferred Credits and Other Noncurrent Liabilities on our Consolidated Balance Sheet at December 31, 2009.  The effect of this decision had no impact on consolidated net income for 2010.

In February 2011, we reached a settlement with BOA covering claims in both the New York and Texas proceedings and paid BOA $425 million.  The settlement covers all claims with BOA and Enron.  We received title to the 55 BCF of natural gas in the Bammel storage facility as part of the settlement.  We do not expect the effect of the settlement to have a material impact on our 2011 consolidated net income.

Natural Gas Markets Lawsuits

In 2002, the Lieutenant Governor of California filed a lawsuit in Los Angeles County California Superior Court against numerous energy companies, including AEP, alleging violations of California law through alleged fraudulent reporting of false natural gas price and volume information with an intent to affect the market price of natural gas and electricity.  AEP was dismissed from the case.  A number of similar cases were also filed in California and in state and federal courts in several states making essentially the same allegations under federal or state laws against the same companies.  AEP (or a subsidiary) is among the companies named as defendants in some of these cases.  These cases are at various pre-trial stages.  In 2008, we settled all of the cases pending against us in California.  The settlements did not impact 2008 earnings due to provisions made in prior periods.  We will continue to defend each remaining case where an AEP company is a defendant.  We believe the remaining exposure is immaterial.

7.  ACQUISITIONS, DISPOSITIONS AND DISCONTINUED OPERATIONS

ACQUISITIONS

2010

Valley Electric Membership Corporation (Utility Operations segment)

In November 2009, SWEPCo signed a letter of intent to purchase certain transmission and distribution assets of Valley Electric Membership Corporation (VEMCO).  In October 2010, SWEPCo finalized the purchase for approximately $102 million and began serving VEMCO’s 30,000 customers in Louisiana.

2009

Oxbow Lignite Company and Red River Mining Company (Utility Operations segment)

On December 29, 2009, SWEPCo purchased 50% of the Oxbow Lignite Company, LLC (OLC) membership interest for $13 million.  CLECO acquired the remaining 50% membership interest in the OLC for $13 million.  The Oxbow Mine is located near Coushatta, Louisiana and will be used as one of the fuel sources for SWEPCo’s and CLECO’s jointly-owned Dolet Hills Generating Station.  SWEPCo will account for OLC as an equity investment.  Also, on December 29, 2009, DHLC purchased mining equipment and assets for $16 million from the Red River Mining Company.

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

DISPOSITIONS

2010

Electric Transmission Texas LLC (ETT) (Utility Operations segment)

TCC and TNC sold, at cost, $66 million and $73 million, respectively, of transmission facilities to ETT for the year ended December 31, 2010.

Intercontinental Exchange, Inc. (ICE) (All Other)

In April 2010, we sold our remaining 138,000 shares of ICE and recognized a $16 million gain ($10 million, net of tax).  We recorded the gain in Interest and Investment Income on our Consolidated Statements of Income for the year ended December 31, 2010.

2009

Electric Transmission Texas LLC (ETT) (Utility Operations segment)

In 2009, TCC and TNC sold, at cost, $93 million and $2 million, respectively, of transmission facilities to ETT.

2008

None

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

Certain of our operations were discontinued in 2008.  Results of operations of these businesses are classified as shown in the following table:

U.K.
Generation (a)
(in millions)
2010 Revenue	$-
2010 Pretax Income	-
2010 Earnings, Net of Tax	-

2009 Revenue	$-
2009 Pretax Income	-
2009 Earnings, Net of Tax	-

2008 Revenue	$2
2008 Pretax Income	2
2008 Earnings, Net of Tax	12

(a)	The 2008 amounts relate primarily to favorable income tax reserve adjustments.

8.  BENEFIT PLANS

For a discussion of investment strategy, investment limitations, target asset allocations and the classification of investments within the fair value hierarchy, see “Investments Held in Trust for Future Liabilities” and “Fair Value Measurements of Assets and Liabilities” sections of Note 1.

We sponsor a qualified pension plan and two unfunded nonqualified pension plans.  Substantially all of our employees are covered by the qualified plan or both the qualified and a nonqualified pension plan.  We sponsor OPEB plans to provide medical and life insurance benefits for retired employees.

We recognize the funded status associated with our defined benefit pension and OPEB plans in the balance sheets. Disclosures about the plans are required by the “Compensation – Retirement Benefits” accounting guidance.  We recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, and recognize, as a component of other comprehensive income, the changes in the funded status of the plan that arise during the year that are not recognized as a component of net periodic benefit cost.  We record a regulatory asset instead of other comprehensive income for qualifying benefit costs of our regulated operations that for ratemaking purposes are deferred for future recovery.  The cumulative funded status adjustment is equal to the remaining unrecognized deferrals for unamortized actuarial losses or gains, prior service costs and transition obligations, such that remaining deferred costs result in an AOCI equity reduction or regulatory asset and deferred gains result in an AOCI equity addition or regulatory liability.

Actuarial Assumptions for Benefit Obligations

The weighted-average assumptions as of December 31 of each year used in the measurement of our benefit obligations are shown in the following table:

					Other Postretirement
	Pension Plans				Benefit Plans
Assumptions	2010		2009		2010	2009
Discount Rate	5.05%		5.60%		5.25%	5.85%
Rate of Compensation Increase	4.95%	(a)	4.60%	(a)	N/A	N/A

(a)	Rates are for base pay only. In addition, an amount is added to reflect target incentive compensation for exempt employees and overtime and incentive pay for nonexempt employees.

     N/A   Not applicable

We use a duration-based method to determine the discount rate for our plans.  A hypothetical portfolio of high quality corporate bonds similar to those included in the Moody’s Aa bond index is constructed with a duration matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.

For 2010, the rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 11.5% per year, with an average increase of 4.95%.

Actuarial Assumptions for Net Periodic Benefit Costs

The weighted-average assumptions as of January 1 of each year used in the measurement of our benefit costs are shown in the following table:

				Other Postretirement
	Pension Plans			Benefit Plans
	2010	2009	2008	2010	2009	2008
Discount Rate	5.60%	6.00%	6.00%	5.85%	6.10%	6.20%
Expected Return on Plan Assets	8.00%	8.00%	8.00%	8.00%	7.75%	8.00%
Rate of Compensation Increase	4.60%	5.90%	5.90%	N/A	N/A	N/A

N/A Not Applicable

The expected return on plan assets for 2010 was determined by evaluating historical returns, the current investment climate (yield on fixed income securities and other recent investment market indicators), rate of inflation and current prospects for economic growth.

The health care trend rate assumptions as of January 1 of each year used for OPEB plans measurement purposes are shown below:

Health Care Trend Rates	2010	2009
Initial	8.00%	6.50%
Ultimate	5.00%	5.00%
Year Ultimate Reached	2016	2012

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(in millions)
Effect on Total Service and Interest Cost
Components of Net Periodic Postretirement Health Care Benefit Cost	$22	$(18)

Effect on the Health Care Component of the
Accumulated Postretirement Benefit Obligation	255	(209)

Significant Concentrations of Risk within Plan Assets

In addition to establishing the target asset allocation of plan assets, the investment policy also places restrictions on securities to limit significant concentrations within plan assets.  The investment policy establishes guidelines that govern maximum market exposure, security restrictions, prohibited asset classes, prohibited types of transactions, minimum credit quality, average portfolio credit quality, portfolio duration and concentration limits.  The guidelines were established to mitigate the risk of loss due to significant concentrations in any investment.  We monitor the plans to control security diversification and ensure compliance with our investment policy.  At December 31, 2010, the assets were invested in compliance with all investment limits.  See “Investments Held in Trust for Future Liabilities” section of Note 1 for limit details.

Benefit Plan Obligations, Plan Assets and Funded Status as of December 31, 2010 and 2009

The following tables provide a reconciliation of the changes in the plans’ benefit obligations, fair value of plan assets and funded status as of December 31.  The benefit obligation for the defined benefit pension and OPEB plans are the projected benefit obligation and the accumulated benefit obligation, respectively.

			Other Postretirement
	Pension Plans		Benefit Plans
	2010	2009	2010	2009
Change in Benefit Obligation	(in millions)
Benefit Obligation at January 1	$4,701	$4,301	$1,941	$1,843
Service Cost	111	104	47	42
Interest Cost	253	254	113	110
Actuarial Loss	222	290	164	32
Plan Amendment Prior Service Credit	-	-	(36)	-
Benefit Payments	(480)	(248)	(142)	(120)
Participant Contributions	-	-	29	25
Medicare Subsidy	-	-	9	9
Benefit Obligation at December 31	$4,807	$4,701	$2,125	$1,941

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$3,403	$3,161	$1,308	$1,018
Actual Gain on Plan Assets	420	482	149	235
Company Contributions	515	8	117	150
Participant Contributions	-	-	29	25
Benefit Payments	(480)	(248)	(142)	(120)
Fair Value of Plan Assets at December 31	$3,858	$3,403	$1,461	$1,308

Underfunded Status at December 31	$(949)	$(1,298)	$(664)	$(633)

Benefit Amounts Recognized on the Balance Sheets as of December 31, 2010 and 2009

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
	2010	2009	2010	2009
	(in millions)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(8)	$(10)	$(4)	$(4)
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(941)	(1,288)	(660)	(629)
Underfunded Status	$(949)	$(1,298)	$(664)	$(633)

Amounts Included in AOCI and Regulatory Assets as of December 31, 2010 and 2009

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
	2010	2009	2010	2009
Components	(in millions)
Net Actuarial Loss	$2,129	$2,096	$638	$546
Prior Service Cost (Credit)	11	12	(20)	3
Transition Obligation	-	-	3	43

Recorded as
Regulatory Assets	$1,764	$1,750	$388	$380
Deferred Income Taxes	132	125	81	74
Net of Tax AOCI	244	233	152	138

Components of the change in amounts included in AOCI and Regulatory Assets during the years ended December 31, 2010 and 2009 are as follows:

			Other Postretirement
	Pension Plans		Benefit Plans
	Years Ended December 31,
	2010	2009	2010	2009
Components	(in millions)
Actuarial Loss (Gain) During the Year	$121	$130	$121	$(127)
Prior Service Credit	-	-	(36)	-
Amortization of Actuarial Loss	(89)	(59)	(29)	(42)
Amortization of Transition Obligation	-	-	(27)	(27)
Change for the Year	$32	$71	$29	$(196)

Pension and Other Postretirement Plans’ Assets

The following table presents the classification of pension plan assets within the fair value hierarchy at December 31, 2010:

						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in millions)
Equities:
Domestic	$1,350	$2	$-	$-	$1,352	35.1%
International	403	-	-	-	403	10.4%
Real Estate Investment Trusts	112	-	-	-	112	2.9%
Common Collective Trust -
International	-	163	-	-	163	4.2%
Subtotal - Equities	1,865	165	-	-	2,030	52.6%

Fixed Income:
United States Government and
Agency Securities	-	634	-	-	634	16.4%
Corporate Debt	-	672	-	-	672	17.4%
Foreign Debt	-	127	-	-	127	3.3%
State and Local Government	-	23	-	-	23	0.6%
Other - Asset Backed	-	51	-	-	51	1.3%
Subtotal - Fixed Income	-	1,507	-	-	1,507	39.0%

Real Estate	-	-	83	-	83	2.2%

Alternative Investments	-	-	130	-	130	3.4%
Securities Lending	-	254	-	-	254	6.6%
Securities Lending Collateral (a)	-	-	-	(276)	(276)	(7.1	) %

Cash and Cash Equivalents (b)	-	127	-	2	129	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	1	1	-%

Total	$1,865	$2,053	$213	$(273)	$3,858	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay cash collateral received as part of the Securities Lending Program.
(b)	Amounts in "Other" column primarily represent foreign currency holdings.
(c)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following table sets forth a reconciliation of changes in the fair value of real estate and alternative investments classified as Level 3 in the fair value hierarchy for AEP’s pension assets:

		Alternative	Total
	Real Estate	Investments	Level 3
	(in millions)
Balance as of January 1, 2010	$90	$106	$196
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(7)	4	(3)
Relating to Assets Sold During the Period	-	1	1
Purchases and Sales	-	19	19
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$83	$130	$213

The following table presents the classification of OPEB plan assets within the fair value hierarchy at December 31, 2010:

						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in millions)
Equities:
Domestic	$584	$-	$-	$-	$584	40.0%
International	220	-	-	-	220	15.1%
Common Collective Trust -
Global	-	115	-	-	115	7.9%
Subtotal - Equities	804	115	-	-	919	63.0%

Fixed Income:
Common Collective Trust - Debt	-	48	-	-	48	3.3%
United States Government and
Agency Securities	-	93	-	-	93	6.4%
Corporate Debt	-	110	-	-	110	7.5%
Foreign Debt	-	25	-	-	25	1.7%
State and Local Government	-	3	-	-	3	0.2%
Other - Asset Backed	-	1	-	-	1	0.1%
Subtotal - Fixed Income	-	280	-	-	280	19.2%

Trust Owned Life Insurance:
International Equities	-	49	-	-	49	3.3%
United States Bonds	-	163	-	-	163	11.1%

Cash and Cash Equivalents (a)	21	25	-	1	47	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	3	3	0.2%

Total	$825	$632	$-	$4	$1,461	100.0%

(a)	Amounts in "Other" column primarily represent foreign currency holdings.
(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following table presents the classification of pension plan assets within the fair value hierarchy at December 31, 2009:

						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in millions)
Equities:
Domestic	$1,219	$-	$-	$-	$1,219	35.8%
International	320	-	-	-	320	9.4%
Real Estate Investment Trusts	87	-	-	-	87	2.6%
Common Collective Trust -
International	-	161	-	-	161	4.7%
Subtotal - Equities	1,626	161	-	-	1,787	52.5%

Fixed Income:
United States Government and
Agency Securities	-	233	-	-	233	6.9%
Corporate Debt	-	831	-	-	831	24.4%
Foreign Debt	-	171	-	-	171	5.0%
State and Local Government	-	35	-	-	35	1.0%
Other - Asset Backed	-	27	-	-	27	0.8%
Subtotal - Fixed Income	-	1,297	-	-	1,297	38.1%

Real Estate	-	-	90	-	90	2.7%

Alternative Investments	-	-	106	-	106	3.1%
Securities Lending	-	173	-	-	173	5.1%
Securities Lending Collateral (a)	-	-	-	(196)	(196)	(5.8	) %

Cash and Cash Equivalents (b)	-	116	-	4	120	3.5%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	26	26	0.8%

Total	$1,626	$1,747	$196	$(166)	$3,403	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay cash collateral received as part of the Securities Lending Program.
(b)	Amounts in "Other" column primarily represent foreign currency holdings.
(c)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following table sets forth a reconciliation of changes in the fair value of real estate and alternative investments classified as Level 3 in the fair value hierarchy for the pension assets:

		Alternative	Total
	Real Estate	Investments	Level 3
	(in millions)
Balance as of January 1, 2009	$137	$106	$243
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(47)	(14)	(61)
Relating to Assets Sold During the Period	-	1	1
Purchases and Sales	-	13	13
Transfers in and/or out of Level 3	-	-	-
Balance as of December 31, 2009	$90	$106	$196

The following table presents the classification of OPEB plan assets within the fair value hierarchy at December 31, 2009:

						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in millions)
Equities:
Domestic	$343	$-	$-	$-	$343	26.2%
International	375	-	-	-	375	28.7%
Common Collective Trust -
Global	-	93	-	-	93	7.1%
Subtotal - Equities	718	93	-	-	811	62.0%

Fixed Income:
Common Collective Trust - Debt	-	38	-	-	38	2.9%
United States Government and
Agency Securities	-	42	-	-	42	3.2%
Corporate Debt	-	141	-	-	141	10.8%
Foreign Debt	-	32	-	-	32	2.4%
State and Local Government	-	6	-	-	6	0.5%
Other - Asset Backed	-	2	-	-	2	0.2%
Subtotal - Fixed Income	-	261	-	-	261	20.0%

Trust Owned Life Insurance:
International Equities	-	75	-	-	75	5.7%
United States Bonds	-	131	-	-	131	10.0%

Cash and Cash Equivalents (a)	7	14	-	1	22	1.7%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	8	8	0.6%

Total	$725	$574	$-	$9	$1,308	100.0%

(a)	Amounts in "Other" column primarily represent foreign currency holdings.
(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

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

	December 31,
Accumulated Benefit Obligation	2010	2009
	(in millions)
Qualified Pension Plan	$4,659	$4,539
Nonqualified Pension Plans	80	90
Total	$4,739	$4,629

For our underfunded pension plans that had an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets of these plans at December 31, 2010 and 2009 were as follows:

	Underfunded Pension Plans
	December 31,
	2010	2009
	(in millions)
Projected Benefit Obligation	$4,807	$4,701

Accumulated Benefit Obligation	$4,739	$4,629
Fair Value of Plan Assets	3,858	3,403
Underfunded Accumulated Benefit Obligation	$(881)	$(1,226)

Estimated Future Benefit Payments and Contributions

We expect contributions and payments for the pension plans of $158 million and the OPEB plans of $86 million during 2011.  The estimated pension benefit payments for the unfunded plan and contributions to the trust are at least the minimum amount required by ERISA plus payment of unfunded nonqualified benefits.  For the qualified pension plan, we may make additional discretionary contributions to maintain the funded status of the plan.  The contribution to the OPEB plans is generally based on the amount of the OPEB plans’ periodic benefit costs for accounting purposes as provided in agreements with state regulatory authorities, plus the additional discretionary contribution of our Medicare subsidy receipts.

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

	Pension Plans	Other Postretirement Benefit Plans
	Pension	Benefit	Medicare Subsidy
	Payments	Payments	Receipts
	(in millions)
2011	$314	$143	$11
2012	320	148	12
2013	325	153	13
2014	333	160	14
2015	342	166	15
Years 2016 to 2020, in Total	1,811	931	95

Components of Net Periodic Benefit Cost

The following table provides the components of our net periodic benefit cost for the plans for the years ended December 31, 2010, 2009 and 2008:

				Other Postretirement
	Pension Plans			Benefit Plans
	Years Ended December 31,
	2010	2009	2008	2010	2009	2008
	(in millions)
Service Cost	$111	$104	$100	$47	$42	$42
Interest Cost	253	254	249	113	110	113
Expected Return on Plan Assets	(312)	(321)	(336)	(105)	(80)	(111)
Amortization of Transition Obligation	-	-	-	27	27	27
Amortization of Prior Service Cost	-	-	1	-	-	-
Amortization of Net Actuarial Loss	89	59	37	29	42	9
Net Periodic Benefit Cost	141	96	51	111	141	80
Capitalized Portion	(44)	(30)	(16)	(35)	(44)	(25)
Net Periodic Benefit Cost Recognized as Expense	$97	$66	$35	$76	$97	$55

Estimated amounts expected to be amortized to net periodic benefit costs and the impact on the balance sheet during 2011 are shown in the following table:

		Other
		Postretirement
	Pension Plans	Benefit Plans
Components	(in millions)
Net Actuarial Loss	$121	$33
Prior Service Cost (Credit)	1	(2)
Transition Obligation	-	2
Total Estimated 2011 Amortization	$122	$33

Expected to be Recorded as
Regulatory Asset	$99	$19
Deferred Income Taxes	8	5
Net of Tax AOCI	15	9
Total	$122	$33

American Electric Power System Retirement Savings Plan

We sponsor the American Electric Power System Retirement Savings Plan, a defined contribution retirement savings plan for substantially all employees who are not members of the United Mine Workers of America (UMWA).  It is a qualified plan offering participants an opportunity to contribute a portion of their pay with features under Section 401(k) of the Internal Revenue Code.  We provided matching contributions of 75% of the first 6% of eligible compensation contributed by an employee in 2008.  Effective January 1, 2009, we match the first 1% of eligible employee contributions at 100% and the next 5% of contributions at 70%.  The cost for company matching contributions totaled $61 million in 2010, $74 million in 2009 and $71 million in 2008.

UMWA Benefits

We provide UMWA pension, health and welfare benefits for certain unionized mining employees, retirees and their survivors who meet eligibility requirements.  UMWA trustees make final interpretive determinations with regard to all benefits.  The pension benefits are administered by UMWA trustees and contributions are made to their trust funds.  The health and welfare benefits are administered by us and benefits are paid from our general assets.  Contributions and benefits paid were not material in 2010, 2009 and 2008.

9.  BUSINESS SEGMENTS

Our primary business is our electric utility operations.  Within our Utility Operations segment, we centrally dispatch generation assets and manage our overall utility operations on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight.  While our Utility Operations segment remains our primary business segment, other segments include our AEP River Operations segment with significant barging activities and our Generation and Marketing segment, which includes our nonregulated generating, marketing and risk management activities primarily in the ERCOT market area and to a lesser extent Ohio in PJM and MISO.  Intersegment sales and transfers are generally based on underlying contractual arrangements and agreements.

Our reportable segments and their related business activities are as follows:

Utility Operations
•  Generation of electricity for sale to U.S. retail and wholesale customers.
•  Electricity transmission and distribution in the U.S.

AEP River Operations
•
Commercial barging operations that annually transport approximately 39 million tons of coal and dry bulk commodities primarily on the Ohio, Illinois and lower Mississippi Rivers.  Approximately 46% of the barging is for transportation of agricultural products, 25% for coal, 11% for steel and 18% for other commodities.

Generation and Marketing
•	Wind farms and marketing and risk management activities primarily in ERCOT and to a lesser extent Ohio in PJM and MISO.

The remainder of our activities is presented as All Other.  While not considered a business segment, All Other includes:

•	Parent’s guarantee revenue received from affiliates, investment income, interest income and interest expense, and other nonallocated costs.
•	Tax and interest expense adjustments related to our UK operations which were sold in 2004 and 2002.
•	Forward natural gas contracts that were not sold with our natural gas pipeline and storage operations in 2004 and 2005. These contracts are financial derivatives which settle and expire in 2011.
•	The 2008 cash settlement of a purchase power and sale agreement with TEM related to the Plaquemine Cogeneration Facility which was sold in 2006.
•	Revenue sharing related to the Plaquemine Cogeneration Facility.

The tables below present our reportable segment information for years ended December 31, 2010, 2009 and 2008 and balance sheet information as of December 31, 2010 and 2009.  These amounts include certain estimates and allocations where necessary.

			Nonutility Operations
				Generation
	Utility		AEP River	and	All Other	Reconciling
	Operations		Operations	Marketing	(a)	Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2010
Revenues from:
External Customers	$13,687		$566	$173	$1	$-		$14,427
Other Operating Segments	104		22	-	14	(140)		-
Total Revenues	$13,791		$588	$173	$15	$(140)		$14,427

Depreciation and Amortization	$1,598		$24	$30	$2	$(13)	(b)	$1,641
Interest Income	8		-	2	31	(20)		21
Interest Expense	942		14	20	58	(35)	(b)	999
Income Tax Expense (Credit)	650		19	(20)	(6)	-		643

Net Income (Loss)	1,201		37	25	(45)	-		1,218

Gross Property Additions	2,475		23	1	1	-		2,500

			Nonutility Operations
				Generation
	Utility		AEP River	and	All Other	Reconciling
	Operations		Operations	Marketing	(a)	Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2009
Revenues from:
External Customers	$12,733	(e)	$490	$281	$(15)	$-		$13,489
Other Operating Segments	70	(e)	18	5	36	(129)		-
Total Revenues	$12,803		$508	$286	$21	$(129)		$13,489

Depreciation and Amortization	$1,561		$17	$29	$2	$(12)	(b)	$1,597
Interest Income	4		-	-	47	(40)		11
Interest Expense	916		5	21	86	(55)	(b)	973
Income Tax Expense (Credit)	553		23	-	(1)	-		575

Income (Loss) Before Discontinued
Operations and Extraordinary Loss	$1,329		$47	$41	$(47)	$-		$1,370
Extraordinary Loss, Net of Tax	(5)		-	-	-	-		(5)
Net Income (Loss)	$1,324		$47	$41	$(47)	$-		$1,365

Gross Property Additions	$2,813		$81	$1	$1	$-		$2,896

			Nonutility Operations
				Generation
	Utility		AEP River	and	All Other		Reconciling
	Operations		Operations	Marketing	(a)		Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2008
Revenues from:
External Customers	$13,326	(e)	$616	$485	$13		$-		$14,440
Other Operating Segments	240	(e)	30	(122)	9		(157)		-
Total Revenues	$13,566		$646	$363	$22		$(157)		$14,440

Depreciation and Amortization	$1,450		$14	$28	$2		$(11)	(b)	$1,483
Interest Income	42		-	1	78		(65)		56
Interest Expense	915		5	22	94		(79)	(b)	957
Income Tax Expense	515		26	17	84		-		642

Income Before Discontinued
Operations and Extraordinary Loss	$1,123		$55	$65	$133		$-		$1,376
Discontinued Operations, Net of Tax	-		-	-	12		-		12
Net Income	$1,123		$55	$65	$145		$-		$1,388

Gross Property Additions	$3,871		$116	$2	$(29)	(c)	$-		$3,960

		Nonutility Operations
			Generation		Reconciling
	Utility	AEP River	and	All Other	Adjustments
	Operations	Operations	Marketing	(a)	(b)		Consolidated
	(in millions)
December 31, 2010
Total Property, Plant and Equipment	$52,822	$574	$584	$11	$(251)		$53,740
Accumulated Depreciation and Amortization	17,795	110	198	9	(46)		18,066
Total Property, Plant and Equipment - Net	$35,027	$464	$386	$2	$(205)		$35,674

Total Assets	$48,780	$621	$881	$15,942	$(15,769)	(d)	$50,455

Investments in Equity Method Investees	157	3	-	-	-		160

		Nonutility Operations
			Generation		Reconciling
	Utility	AEP River	and	All Other	Adjustments
	Operations	Operations	Marketing	(a)	(b)		Consolidated
	(in millions)
December 31, 2009
Total Property, Plant and Equipment	$50,905	$436	$571	$10	$(238)		$51,684
Accumulated Depreciation and Amortization	17,110	88	168	8	(34)		17,340
Total Property, Plant and Equipment - Net	$33,795	$348	$403	$2	$(204)		$34,344

Total Assets	$46,930	$495	$779	$15,094	$(14,950)	(d)	$48,348

Investments in Equity Method Investees	84	4	-	-	-		88

(a)	All Other includes:
•	Parent's guarantee revenue received from affiliates, investment income, interest income and interest expense, and other nonallocated costs.
•	Tax and interest expense adjustments related to our UK operations which were sold in 2004 and 2002.
•	Forward natural gas contracts that were not sold with our natural gas pipeline and storage operations in 2004 and 2005. These contracts are financial derivatives which settle and expire in 2011.
•
The 2008 cash settlement of a purchase power and sale agreement with TEM related to the Plaquemine Cogeneration Facility which was sold in 2006.  The cash settlement of $255 million ($164 million, net of tax) is included in Net Income.

•	Revenue sharing related to the Plaquemine Cogeneration Facility.
(b)	Includes eliminations due to an intercompany capital lease.
(c)
Gross Property Additions for All Other includes construction expenditures of $8 million in 2008 related to the acquisition of turbines by one of our nonregulated, wholly-owned subsidiaries.  These turbines were refurbished and transferred to a generating facility within our Utility Operations segment in the fourth quarter of 2008.  The transfer of these turbines resulted in the elimination of $37 million from All Other and the addition of $37 million to Utility Operations.

(d)
Reconciling Adjustments for Total Assets primarily include the elimination of intercompany advances to affiliates and intercompany accounts receivable along with the elimination of AEP's investments in subsidiary companies.

(e)
PSO and SWEPCo transferred certain existing ERCOT energy marketing contracts to AEP Energy Partners, Inc. (AEPEP) (Generation and Marketing segment) and entered into intercompany financial and physical purchase and sales agreements with AEPEP.  As a result, we reported third-party net purchases or sales activity for these energy marketing contracts as Revenues from External Customers for the Utility Operations segment.  This was offset by the Utility Operations segment's related net sales (purchases) for these contracts with AEPEP in Revenues from Other Operating Segments of $(5) million and $122 million for the years ended December 31, 2009 and 2008, respectively.  The Generation and Marketing segment also reported these purchase or sales contracts with Utility Operations as Revenues from Other Operating Segments.  These affiliated contracts between PSO and SWEPCo with AEPEP ended in December 2009.

10.  DERIVATIVES AND HEDGING

OBJECTIVES FOR UTILIZATION OF DERIVATIVE INSTRUMENTS

We are exposed to certain market risks as a major power producer and marketer of wholesale electricity, coal and emission allowances.  These risks include commodity price risk, interest rate risk, credit risk and, to a lesser extent, foreign currency exchange risk.  These risks represent the risk of loss that may impact us due to changes in the underlying market prices or rates.  We manage these risks using derivative instruments.

STRATEGIES FOR UTILIZATION OF DERIVATIVE INSTRUMENTS TO ACHIEVE OBJECTIVES

Trading Strategies

Our strategy surrounding the use of derivative instruments for trading purposes focuses on seizing market opportunities to create value driven by expected changes in the market prices of the commodities in which we transact.

Risk Management Strategies

Our strategy surrounding the use of derivative instruments focuses on managing our risk exposures, future cash flows and creating value utilizing both economic and formal hedging strategies. To accomplish our objectives, we primarily employ risk management contracts including physical forward purchase and sale contracts, financial forward purchase and sale contracts and financial swap instruments.  Not all risk management contracts meet the definition of a derivative under the accounting guidance for “Derivatives and Hedging.”  Derivative risk management contracts elected normal under the normal purchases and normal sales scope exception are not subject to the requirements of this accounting guidance.

We enter into power, coal, natural gas, interest rate and, to a lesser degree, heating oil and gasoline, emission allowance and other commodity contracts to manage the risk associated with our energy business.  We enter into interest rate derivative contracts in order to manage the interest rate exposure associated with our commodity portfolio.  For disclosure purposes, such risks are grouped as “Commodity,” as they are related to energy risk management activities.  We also engage in risk management of interest rate risk associated with debt financing and foreign currency risk associated with future purchase obligations denominated in foreign currencies.  For disclosure purposes, these risks are grouped as “Interest Rate and Foreign Currency.” The amount of risk taken is determined by the Commercial Operations and Finance groups in accordance with our established risk management policies as approved by the Finance Committee of our Board of Directors.

The following table represents the gross notional volume of our outstanding derivative contracts as of December 31, 2010 and 2009:

Notional Volume of Derivative Instruments

	Volume
	December 31,		Unit of
	2010	2009	Measure
	(in millions)
Commodity:
Power	652	589	MWHs
Coal	63	60	Tons
Natural Gas	94	127	MMBtus
Heating Oil and Gasoline	6	6	Gallons
Interest Rate	$171	$216	USD

Interest Rate and Foreign Currency	$907	$83	USD

Fair Value Hedging Strategies

We enter into interest rate derivative transactions as part of an overall strategy to manage the mix of fixed-rate and floating-rate debt.  Certain interest rate derivative transactions effectively modify our exposure to interest rate risk by converting a portion of our fixed-rate debt to a floating rate.  Provided specific criteria are met, these interest rate derivatives are designated as fair value hedges.

Cash Flow Hedging Strategies

We enter into and designate as cash flow hedges certain derivative transactions for the purchase and sale of power, coal, natural gas and heating oil and gasoline (“Commodity”) in order to manage the variable price risk related to the forecasted purchase and sale of these commodities.  We monitor the potential impacts of commodity price changes and, where appropriate, enter into derivative transactions to protect profit margins for a portion of future electricity sales and fuel or energy purchases.  We do not hedge all commodity price risk.

Our vehicle fleet and barge operations are exposed to gasoline and diesel fuel price volatility.  We enter into financial heating oil and gasoline derivative contracts in order to mitigate price risk of our future fuel purchases.  For disclosure purposes, these contracts are included with other hedging activity as “Commodity.”  We do not hedge all fuel price risk.

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

According to the accounting guidance for “Derivatives and Hedging,” we reflect the fair values of our derivative instruments subject to netting agreements with the same counterparty net of related cash collateral.  For certain risk management contracts, we are required to post or receive cash collateral based on third party contractual agreements and risk profiles.  For the December 31, 2010 and 2009 balance sheets, we netted $8 million and $12 million, respectively, of cash collateral received from third parties against short-term and long-term risk management assets and $109 million and $98 million, respectively, of cash collateral paid to third parties against short-term and long-term risk management liabilities.

The following tables represent the gross fair value impact of our derivative activity on our Consolidated Balance Sheets as of December 31, 2010 and 2009:

Fair Value of Derivative Instruments
December 31, 2010

	Risk Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign	Other
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)(c)	(a) (b)	Total
	(in millions)
Current Risk Management Assets	$1,023	$18	$30	$(839)	$232
Long-term Risk Management Assets	546	12	2	(150)	410
Total Assets	1,569	30	32	(989)	642

Current Risk Management Liabilities	995	13	2	(881)	129
Long-term Risk Management Liabilities	387	6	3	(255)	141
Total Liabilities	1,382	19	5	(1,136)	270

Total MTM Derivative Contract Net Assets
(Liabilities)	$187	$11	$27	$147	$372

Fair Value of Derivative Instruments
December 31, 2009

	Risk Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign	Other
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	(a) (b)	Total
	(in millions)
Current Risk Management Assets	$1,078	$13	$-	$(831)	$260
Long-term Risk Management Assets	614	-	-	(271)	343
Total Assets	1,692	13	-	(1,102)	603

Current Risk Management Liabilities	997	17	3	(897)	120
Long-term Risk Management Liabilities	442	-	2	(316)	128
Total Liabilities	1,439	17	5	(1,213)	248

Total MTM Derivative Contract Net Assets
(Liabilities)	$253	$(4)	$(5)	$111	$355

(a)
Derivative instruments within these categories are reported gross.  These instruments are subject to master netting agreements and are presented on the Consolidated Balance Sheet on a net basis in accordance with the accounting guidance for "Derivatives and Hedging."

(b)
Amounts represent counterparty netting of risk management and hedging contracts, associated cash collateral in accordance with the accounting guidance for "Derivatives and Hedging" and dedesignated risk management contracts.

(c)
At December 31, 2010, Risk Management Assets included $7 million and Risk Management Liabilities included $1 million related to fair value hedging strategies while the remainder related to cash flow hedging strategies.  At December 31, 2009, we only employed cash flow hedging strategies.

The table below presents our activity of derivative risk management contracts for the years ended December 31, 2010 and 2009:

Amount of Gain (Loss) Recognized on
Risk Management Contracts
	Years Ended December 31,
Location of Gain (Loss)	2010	2009
	(in millions)
Utility Operations Revenue	$85	$144
Other Revenue	9	19
Regulatory Assets (a)	(9)	(28)
Regulatory Liabilities (a)	38	(7)
Total Gain (Loss) on Risk Management Contracts	$123	$128

 (a)  Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheet.

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

We record realized and unrealized gains or losses on interest rate swaps that qualify for fair value hedge accounting treatment and any offsetting changes in the fair value of the debt being hedged in Interest Expense on our Consolidated Statements of Income.  During 2010, we recognized gains of $6 million on our hedging instruments, offsetting losses of $6 million on our long-term debt and an immaterial amount of hedge ineffectiveness.  During 2009, we did not employ any fair value hedging strategies.  During 2008, we employed fair value hedging strategies and recognized an immaterial loss and no hedge ineffectiveness.

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

Realized gains and losses on derivative contracts for the purchase and sale of power, coal, natural gas, and heating oil and gasoline designated as cash flow hedges are included in Revenues, Fuel and Other Consumables Used for Electric Generation or Purchased Electricity for Resale on our Consolidated Statements of Income, or in Regulatory Assets or Regulatory Liabilities on our Consolidated Balance Sheets, depending on the specific nature of the risk being hedged.  During 2010, 2009 and 2008, we designated commodity derivatives as cash flow hedges.

We reclassify gains and losses on financial fuel derivative contracts designated as cash flow hedges from Accumulated Other Comprehensive Income (Loss) on our Consolidated Balance Sheets into Other Operation expense, Maintenance expense or Depreciation and Amortization expense, as it relates to capital projects, on our Consolidated Statements of Income.  During 2010 and 2009, we designated heating oil and gasoline derivatives as cash flow hedges.

We reclassify gains and losses on interest rate derivative hedges related to our debt financings from Accumulated Other Comprehensive Income (Loss) into Interest Expense in those periods in which hedged interest payments occur.  During 2010, 2009 and 2008, we designated interest rate derivatives as cash flow hedges.

The accumulated gains or losses related to our foreign currency hedges are reclassified from Accumulated Other Comprehensive Income (Loss) on our Consolidated Balance Sheets into Depreciation and Amortization expense on our Consolidated Statements of Income over the depreciable lives of the fixed assets designated as the hedged items in qualifying foreign currency hedging relationships.  During 2010, 2009 and 2008, we designated foreign currency derivatives as cash flow hedges.

During 2009, we recognized a $6 million gain in Interest Expense related to hedge ineffectiveness on interest rate derivatives designated in cash flow hedge strategies.  During 2010, 2009 and 2008, hedge ineffectiveness was immaterial or nonexistent for all of the other hedge strategies disclosed above.

The following tables provide details on designated, effective cash flow hedges included in AOCI on our Consolidated Balance Sheets and the reasons for changes in cash flow hedges for the years ended December 31,  2010 and 2009.  All amounts in the following tables are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2010
		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Balance in AOCI as of December 31, 2009	$(2)	$(13)	$(15)
Changes in Fair Value Recognized in AOCI	9	13	22
Amount of (Gain) or Loss Reclassified from AOCI
to Income Statement/within Balance Sheet:
Utility Operations Revenue	-	-	-
Other Revenue	(7)	-	(7)
Purchased Electricity for Resale	4	-	4
Interest Expense	-	4	4
Regulatory Assets (a)	3	-	3
Regulatory Liabilities (a)	-	-	-
Balance in AOCI as of December 31, 2010	$7	$4	$11

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2009
		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Balance in AOCI as of December 31, 2008	$7	$(29)	$(22)
Changes in Fair Value Recognized in AOCI	(6)	11	5
Amount of (Gain) or Loss Reclassified from AOCI
to Income Statement/within Balance Sheet:
Utility Operations Revenue	(15)	-	(15)
Other Revenue	(15)	-	(15)
Purchased Electricity for Resale	29	-	29
Interest Expense	-	5	5
Regulatory Assets (a)	5	-	5
Regulatory Liabilities (a)	(7)	-	(7)
Balance in AOCI as of December 31, 2009	$(2)	$(13)	$(15)

   (a)  Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

During 2008 we reclassified $7 million of gains from AOCI to net income.

Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on our Consolidated Balance Sheets at December 31, 2010 and 2009 were:

Impact of Cash Flow Hedges on our Consolidated Balance Sheet
December 31, 2010

		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Hedging Assets (a)	$13	$25	$38
Hedging Liabilities (a)	(2)	(4)	(6)
AOCI Gain (Loss) Net of Tax	7	4	11

Portion Expected to be Reclassified to Net
Income During the Next Twelve Months	3	(2)	1

Impact of Cash Flow Hedges on our Consolidated Balance Sheet
December 31, 2009

		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Hedging Assets (a)	$8	$-	$8
Hedging Liabilities (a)	(12)	(5)	(17)
AOCI Gain (Loss) Net of Tax	(2)	(13)	(15)

Portion Expected to be Reclassified to Net
Income During the Next Twelve Months	(2)	(4)	(6)

(a)	Hedging Assets and Hedging Liabilities are included in Risk Management Assets and Liabilities on our Consolidated Balance Sheets.

The actual amounts that we reclassify from Accumulated Other Comprehensive Income (Loss) to Net Income can differ from the estimate above due to market price changes.  As of December 31, 2010, the maximum length of time that we are hedging (with contracts subject to the accounting guidance for “Derivatives and Hedging”) our exposure to variability in future cash flows related to forecasted transactions is 41 months.

Credit Risk

We limit credit risk in our wholesale marketing and trading activities by assessing the creditworthiness of potential counterparties before entering into transactions with them and continuing to evaluate their creditworthiness on an ongoing basis.  We use Moody’s, Standard and Poor’s and current market-based qualitative and quantitative data as well as financial statements to assess the financial health of counterparties on an ongoing basis.

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

Collateral Triggering Events

Under the tariffs of the RTOs and Independent System Operators (ISOs) and a limited number of derivative and non-derivative contracts primarily related to our competitive retail auction loads, we are obligated to post an additional amount of collateral if our credit ratings decline below investment grade.  The amount of collateral required fluctuates based on market prices and our total exposure.  On an ongoing basis, our risk management organization assesses the appropriateness of these collateral triggering items in contracts.  We do not anticipate a downgrade below investment grade.  The following table represents: (a) our aggregate fair value of such derivative contracts, (b) the amount of collateral we would have been required to post for all derivative and non-derivative contracts if our credit ratings had declined below investment grade and (c) how much was attributable to RTO and ISO activities as of December 31, 2010 and 2009:

	December 31,
	2010	2009
	(in millions)
Liabilities for Derivative Contracts with Credit Downgrade Triggers	$20	$10
Amount of Collateral AEP Subsidiaries Would Have Been Required to Post	45	34
Amount Attributable to RTO and ISO Activities	44	29

In addition, a majority of our non-exchange traded commodity contracts contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding payable.  These cross-default provisions could be triggered if there was a non-performance event under outstanding debt in excess of $50 million.  On an ongoing basis, our risk management organization assesses the appropriateness of these cross-default provisions in our contracts.  We do not anticipate a non-performance event under these provisions.  The following table represents: (a) the fair value of these derivative liabilities subject to cross-default provisions prior to consideration of contractual netting arrangements, (b) the amount this exposure has been reduced by cash collateral we have posted and (c) if a cross-default provision would have been triggered, the settlement amount that would be required after considering our contractual netting arrangements as of December 31, 2010 and 2009:

	December 31,
	2010	2009
	(in millions)
Liabilities for Contracts with Cross Default Provisions Prior to Contractual
Netting Arrangements	$401	$567
Amount of Cash Collateral Posted	81	15
Additional Settlement Liability if Cross Default Provision is Triggered	213	199

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

The book values and fair values of Long-term Debt as of December 31, 2010 and 2009 are summarized in the following table:

	December 31,
	2010		2009
	Book Value	Fair Value	Book Value	Fair Value
	(in millions)
Long-term Debt	$16,811	$18,285	$17,498	$18,479

Fair Value Measurements of Other Temporary Investments

Other Temporary Investments include marketable securities that we intend to hold for less than one year, investments by our protected cell of EIS and funds held by trustees primarily for the payment of debt.  See “Other Temporary Investments” section of Note 1.

The following is a summary of Other Temporary Investments:

	December 31, 2010
		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
Other Temporary Investments	Cost	Gains	Losses	Value
	(in millions)
Restricted Cash (a)	$225	$-	$-	$225
Fixed Income Securities:
Mutual Funds	69	-	-	69
Variable Rate Demand Notes	97	-	-	97
Equity Securities - Mutual Funds	18	7	-	25
Total Other Temporary Investments	$409	$7	$-	$416

	December 31, 2009
		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
Other Temporary Investments	Cost	Gains	Losses	Value
	(in millions)
Restricted Cash (a)	$223	$-	$-	$223
Fixed Income Securities:
Mutual Funds	57	-	-	57
Variable Rate Demand Notes	45	-	-	45
Equity Securities:
Domestic	1	15	-	16
Mutual Funds	18	4	-	22
Total Other Temporary Investments	$344	$19	$-	$363

(a)	Primarily represents amounts held for the payment of debt.

The following table provides the activity for our debt and equity securities within Other Temporary Investments for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Proceeds From Investment Sales	$455	$35	$1,185
Purchases of Investments	503	82	1,118
Gross Realized Gains on Investment Sales	16	-	-
Gross Realized Losses on Investment Sales	-	-	-

At December 31, 2010 and 2009, we had no Other Temporary Investments with an unrealized loss position.  In June 2009, we recorded $9 million ($6 million, net of tax) of other-than-temporary impairments of Other Temporary Investments for equity investments of our protected cell captive insurance company.  At December 31, 2010, the fair value of fixed income securities are primarily debt based mutual funds with short and intermediate maturities and variable rate demand notes.  Mutual funds may be sold and do not contain maturity dates.

Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal

I&M records securities held in trust funds for decommissioning nuclear facilities and for the disposal of SNF at fair value.  See “Nuclear Trust Funds” section of Note 1.

The following is a summary of nuclear trust fund investments at December 31, 2010 and December 31, 2009:

	December 31,
	2010			2009
	Estimated	Gross	Other-Than-	Estimated	Gross	Other-Than-
	Fair	Unrealized	Temporary	Fair	Unrealized	Temporary
	Value	Gains	Impairments	Value	Gains	Impairments
	(in millions)
Cash and Cash Equivalents	$20	$-	$-	$14	$-	$-
Fixed Income Securities:
United States Government	461	23	(1)	401	13	(4)
Corporate Debt	59	4	(2)	57	5	(2)
State and Local Government	341	(1)	-	369	8	1
Subtotal Fixed Income Securities	861	26	(3)	827	26	(5)
Equity Securities - Domestic	634	183	(123)	551	234	(119)
Spent Nuclear Fuel and
Decommissioning Trusts	$1,515	$209	$(126)	$1,392	$260	$(124)

The following table provides the securities activity within the decommissioning and SNF trusts for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Proceeds From Investment Sales	$1,362	$713	$732
Purchases of Investments	1,415	771	804
Gross Realized Gains on Investment Sales	12	28	33
Gross Realized Losses on Investment Sales	2	1	7

The adjusted cost of debt securities was $835 million and $801 million as of December 31, 2010 and 2009, respectively.

The fair value of debt securities held in the nuclear trust funds, summarized by contractual maturities, at December 31, 2010 was as follows:

Fair Value
of Debt
Securities
(in millions)
Within 1 year	$22
1 year – 5 years	306
5 years – 10 years	257
After 10 years	276
Total	$861

Fair Value Measurements of Financial Assets and Liabilities

For a discussion of fair value accounting and the classification of assets and liabilities within the fair value hierarchy, see the “Fair Value Measurements of Assets and Liabilities” section of Note 1.

The following tables set forth, by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2010 and 2009.  As required by the accounting guidance for “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.  There have not been any significant changes in AEP’s valuation techniques.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Cash and Cash Equivalents (a)	$170	$-	$-	$124	$294

Other Temporary Investments
Restricted Cash (a)	184	-	-	41	225
Fixed Income Securities:
Mutual Funds	69	-	-	-	69
Variable Rate Demand Notes	-	97	-	-	97
Equity Securities - Mutual Funds (b)	25	-	-	-	25
Total Other Temporary Investments	278	97	-	41	416

Risk Management Assets
Risk Management Commodity Contracts (c) (f)	20	1,432	112	(1,013)	551
Cash Flow Hedges:
Commodity Hedges (c)	11	17	-	(15)	13
Fair Value Hedges	-	7	-	-	7
Interest Rate/Foreign Currency Hedges	-	25	-	-	25
Dedesignated Risk Management Contracts (d)	-	-	-	46	46
Total Risk Management Assets	31	1,481	112	(982)	642

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (e)	-	8	-	12	20
Fixed Income Securities:
United States Government	-	461	-	-	461
Corporate Debt	-	59	-	-	59
State and Local Government	-	341	-	-	341
Subtotal Fixed Income Securities	-	861	-	-	861
Equity Securities - Domestic (b)	634	-	-	-	634
Total Spent Nuclear Fuel and Decommissioning Trusts	634	869	-	12	1,515

Total Assets	$1,113	$2,447	$112	$(805)	$2,867

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (f)	$25	$1,325	$27	$(1,114)	$263
Cash Flow Hedges:
Commodity Hedges (c)	4	13	-	(15)	2
Fair Value Hedges	-	1	-	-	1
Interest Rate/Foreign Currency Hedges	-	4	-	-	4
Total Risk Management Liabilities	$29	$1,343	$27	$(1,129)	$270

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2009

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Cash and Cash Equivalents (a)	$427	$-	$-	$63	$490

Other Temporary Investments
Restricted Cash (a)	198	-	-	25	223
Fixed Income Securities:
Mutual Funds	57	-	-	-	57
Variable Rate Demand Notes	-	45	-	-	45
Equity Securities (b):
Domestic	16	-	-	-	16
Mutual Funds	22	-	-	-	22
Total Other Temporary Investments	293	45	-	25	363

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	8	1,609	72	(1,119)	570
Cash Flow Hedges:
Commodity Hedges (c)	1	11	-	(4)	8
Dedesignated Risk Management Contracts (d)	-	-	-	25	25
Total Risk Management Assets	9	1,620	72	(1,098)	603

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (e)	-	3	-	11	14
Fixed Income Securities:
United States Government	-	401	-	-	401
Corporate Debt	-	57	-	-	57
State and Local Government	-	369	-	-	369
Subtotal Fixed Income Securities	-	827	-	-	827
Equity Securities - Domestic (b)	551	-	-	-	551
Total Spent Nuclear Fuel and Decommissioning Trusts	551	830	-	11	1,392

Total Assets	$1,280	$2,495	$72	$(999)	$2,848

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$11	$1,415	$10	$(1,205)	$231
Cash Flow Hedges:
Commodity Hedges (c)	-	16	-	(4)	12
Interest Rate/Foreign Currency Hedges	-	5	-	-	5
Total Risk Management Liabilities	$11	$1,436	$10	$(1,209)	$248

(a)	Amounts in "Other" column primarily represent cash deposits in bank accounts with financial institutions or with third parties. Level 1 amounts primarily represent investments in money market funds.
(b)	Amounts represent publicly traded equity securities and equity-based mutual funds.
(c)	Amounts in "Other" column primarily represent counterparty netting of risk management and hedging contracts and associated cash collateral under the accounting guidance for "Derivatives and Hedging."
(d)
Represents contracts that were originally MTM but were subsequently elected as normal under the accounting guidance for "Derivatives and Hedging."  At the time of the normal election, the MTM value was frozen and no longer fair valued.  This MTM value will be amortized into revenues over the remaining life of the contracts.

(e)	Amounts in "Other" column primarily represent accrued interest receivables from financial institutions. Level 2 amounts primarily represent investments in money market funds.
(f)
The December 31, 2010 maturity of the net fair value of risk management contracts prior to cash collateral, assets/(liabilities), is as follows:  Level 1 matures ($2) million in 2011, $2 million in periods 2012-2014 and ($5) million in periods 2015-2018;  Level 2 matures $13 million in 2011, $66 million in periods 2012-2014, $12 million in periods 2015-2016 and $16 million in periods 2017-2028;  Level 3 matures $18 million in 2011, $24 million in periods 2012-2014, $16 million in periods 2015-2016 and $27 million in periods 2017-2028.  Risk management commodity contracts are substantially comprised of power contracts.

(g)
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

There have been no transfers between Level 1 and Level 2 during the year ended December 31, 2010.

The following tables set forth a reconciliation of changes in the fair value of net trading derivatives and other investments classified as Level 3 in the fair value hierarchy:

Net Risk Management
Year Ended December 31, 2010	Assets (Liabilities)
(in millions)
Balance as of December 31, 2009	$62
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	5
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets)
Relating to Assets Still Held at the Reporting Date (a)	63
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	-
Purchases, Issuances and Settlements (c)	(25)
Transfers into Level 3 (d) (h)	18
Transfers out of Level 3 (e) (h)	(53)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	15
Balance as of December 31, 2010	$85

Net Risk Management
Year Ended December 31, 2009	Assets (Liabilities)
(in millions)
Balance as of December 31, 2008	$49
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	(4)
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets)
Relating to Assets Still Held at the Reporting Date (a)	44
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	-
Purchases, Issuances and Settlements (c)	(17)
Transfers in and/or out of Level 3 (f)	(25)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	15
Balance as of December 31, 2009	$62

	Net Risk
	Management	Other	Investments
	Assets	Temporary	in Debt
Year Ended December 31, 2008	(Liabilities)	Investments	Securities
	(in millions)
Balance as of December 31, 2007	$49	$-	$-
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	-	-	-
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets)
Relating to Assets Still Held at the Reporting Date (a)	12	-	-
Realized and Unrealized Gains (Losses) Included in Other
Comprehensive Income	-	-	-
Purchases, Issuances and Settlements (c)	-	(118)	(17)
Transfers in and/or out of Level 3 (f)	(36)	118	17
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	24	-	-
Balance as of December 31, 2008	$49	$-	$-

(a)	Included in revenues on our Consolidated Statements of Income.
(b)	Represents the change in fair value between the beginning of the reporting period and the settlement of the risk management commodity contract.
(c)	Represents the settlement of risk management commodity contracts for the reporting period.
(d)	Represents existing assets or liabilities that were previously categorized as Level 2.
(e)	Represents existing assets or liabilities that were previously categorized as Level 3.
(f)
Represents existing assets or liabilities that were either previously categorized as a higher level for which the inputs to the model became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period.

(g)	Relates to the net gains (losses) of those contracts that are not reflected on our Consolidated Statements of Income. These net gains (losses) are recorded as regulatory liabilities/assets.
(h)	Transfers are recognized based on their value at the beginning of the reporting period that the transfer occurred.

12.  INCOME TAXES

The details of our consolidated income taxes before discontinued operations and extraordinary loss as reported are as follows:

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Federal:
Current	$(134)	$(575)	$164
Deferred	760	1,171	456
Total Federal	626	596	620

State and Local:
Current	(20)	(76)	(1)
Deferred	38	55	22
Total State and Local	18	(21)	21

International:
Current	(1)	-	1
Deferred	-	-	-
Total International	(1)	-	1

Total Income Tax Expense Before Discontinued
Operations and Extraordinary Loss	$643	$575	$642

The following is a reconciliation of our consolidated difference between the amount of federal income taxes computed by multiplying book income before income taxes by the federal statutory tax rate and the amount of income taxes reported.

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Net Income	$1,218	$1,365	$1,388
Discontinued Operations, Net of Income Tax of $(10) million in 2008	-	-	(12)
Extraordinary Loss, Net of Income Tax of $3 million in 2009	-	5	-
Income Before Discontinued Operations and Extraordinary Loss	1,218	1,370	1,376
Income Tax Expense Before Discontinued Operations and Extraordinary Loss	643	575	642
Pretax Income	$1,861	$1,945	$2,018

Income Taxes on Pretax Income at Statutory Rate (35%)	$651	$681	$706
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	47	31	23
Investment Tax Credits, Net	(16)	(19)	(19)
Energy Production Credits	(20)	(15)	(20)
State and Local Income Taxes	11	(14)	13
Removal Costs	(19)	(19)	(21)
AFUDC	(33)	(36)	(24)
Medicare Subsidy	12	(11)	(12)
Tax Reserve Adjustments	(16)	(6)	2
Other	26	(17)	(6)
Total Income Tax Expense Before Discontinued Operations and
Extraordinary Loss	$643	$575	$642

Effective Income Tax Rate	34.6%	29.6%	31.8%

The following table shows elements of the net deferred tax liability and significant temporary differences:

	December 31,
	2010	2009
	(in millions)
Deferred Tax Assets	$2,519	$2,493
Deferred Tax Liabilities	(10,009)	(9,065)
Net Deferred Tax Liabilities	$(7,490)	$(6,572)

Property-Related Temporary Differences	$(5,301)	$(4,714)
Amounts Due from Customers for Future Federal Income Taxes	(250)	(229)
Deferred State Income Taxes	(622)	(523)
Securitized Transition Assets	(651)	(712)
Regulatory Assets	(867)	(862)
Accrued Pensions	218	335
Deferred Income Taxes on Other Comprehensive Loss	207	203
Accrued Nuclear Decommissioning	(395)	(356)
All Other, Net	171	286
Net Deferred Tax Liabilities	$(7,490)	$(6,572)

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

At December 31, 2010, we have federal general business credit carryforwards of $64 million.  If these credits are not utilized, they will expire in the years 2028 through 2030.

We are no longer subject to U.S. federal examination for years before 2001.  We have completed the exam for the years 2001 through 2006 and have issues that we are pursuing at the appeals level.  The years 2007 and 2008 are currently under examination.  Although the outcome of tax audits is uncertain, in management’s opinion, adequate provisions for federal income taxes have been made for potential liabilities resulting from such matters.  In addition, we accrue interest on these uncertain tax positions.  We are not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on net income.

We, along with our subsidiaries, file income tax returns in various state, local and foreign jurisdictions.  These taxing authorities routinely examine our tax returns and we are currently under examination in several state and local jurisdictions.  We believe that we have filed tax returns with positions that may be challenged by these tax authorities.  Management believes that adequate provisions for income taxes have been made for potential liabilities resulting from such challenges and the ultimate resolution of these audits will not materially impact net income.  With few exceptions, we are no longer subject to state, local or non-U.S. income tax examinations by tax authorities for years before 2000.

We sustained federal, state and local net income tax operating losses in 2009 driven primarily by bonus depreciation, a change in tax accounting method related to units of property and other book versus tax temporary differences.  As a result, we accrued current federal, state and local income tax benefits in 2009.  We realized the federal cash flow benefit in 2010 as there was sufficient capacity in prior periods to carry the net operating loss back.  Most of our state and local jurisdictions do not provide for a net operating loss carry back.  We anticipate future taxable income will be sufficient to realize the tax benefit.  As such, we determined that a valuation allowance is unnecessary.

We recognize interest accruals related to uncertain tax positions in interest income or expense, as applicable, and penalties in Other Operation in accordance with the accounting guidance for “Income Taxes.”

The following table shows amounts reported for interest expense, interest income and reversal of prior period interest expense:

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Interest Expense	$8	$1	$10
Interest Income	11	5	21
Reversal of Prior Period Interest Expense	5	5	13

The following table shows balances for amounts accrued for the receipt of interest and the payment of interest and penalties:

	December 31,
	2010	2009
	(in millions)
Accrual for Receipt of Interest	$42	$30
Accrual for Payment of Interest and Penalties	21	18

The reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009	2008
	(in millions)
Balance at January 1,	$237	$237	$222
Increase - Tax Positions Taken During a Prior Period	40	56	41
Decrease - Tax Positions Taken During a Prior Period	(43)	(65)	(45)
Increase - Tax Positions Taken During the Current Year	-	16	27
Decrease - Tax Positions Taken During the Current Year	(6)	-	(5)
Increase - Settlements with Taxing Authorities	-	1	3
Decrease - Settlements with Taxing Authorities	(2)	-	-
Decrease - Lapse of the Applicable Statute of Limitations	(7)	(8)	(6)
Balance at December 31,	$219	$237	$237

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $112 million, $137 million and $147 million for 2010, 2009 and 2008, respectively.  We believe there will be no significant net increase or decrease in unrecognized tax benefits within 12 months of the reporting date.

Federal Tax Legislation

Under the Energy Tax Incentives Act of 2005, we filed applications with the United States Department of Energy and the IRS in 2008 for the West Virginia IGCC project and in July 2008 the IRS allocated the project $134 million in credits.  In September 2008, we entered into a memorandum of understanding with the IRS concerning the requirements of claiming the credits.  We had until July 2010 to meet certain minimum requirements under the agreement with the IRS or the credits would be forfeited.  In July 2010, we forfeited the allocated tax credits.

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

The American Recovery and Reinvestment Tax Act of 2009 provided for several new grant programs and expanded tax credits and an extension of the 50% bonus depreciation provision enacted in the Economic Stimulus Act of 2008.  The enacted provisions did not have a material impact on net income or financial condition.  However, the bonus depreciation contributed to the 2009 federal net operating tax loss that resulted in a 2010 cash flow benefit of $419 million.

The Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act (Health Care Acts) were enacted in March 2010.  The Health Care Acts amend tax rules so that the portion of employer health care costs that are reimbursed by the Medicare Part D prescription drug subsidy will no longer be deductible by the employer for federal income tax purposes effective for years beginning after December 31, 2012.  Because of the loss of the future tax deduction, a reduction in the deferred tax asset related to the nondeductible OPEB liabilities accrued to date was recorded in March 2010.  This reduction did not materially affect our cash flows or financial condition.  For the year ended December 31, 2010, deferred tax assets decreased $56 million, partially offset by recording net tax regulatory assets of $35 million in our jurisdictions with regulated operations, resulting in a decrease in net income of $21 million.

The Small Business Jobs Act (the Act) was enacted in September 2010.  Included in the Act was a one-year extension of the 50% bonus depreciation provision.  The Tax Relief, Unemployment Insurance Reauthorization and the Job Creation Act of 2010 extended the life of research and development, employment and several energy tax credits originally scheduled to expire at the end of 2010.  In addition, the Act extended the time for claiming bonus depreciation and increased the deduction to 100% for part of 2010 and 2011.  The enacted provisions will not have a material impact on net income or financial condition but had a favorable impact on cash flows of $318 million in 2010.

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

The Ohio legislation also imposed a new commercial activity tax at a fully phased-in rate of 0.26% on all Ohio gross receipts.  The tax was phased-in over a five-year period that began July 1, 2005 at 23% of the full 0.26% rate.  As a result of this tax, expenses of approximately $13 million, $11 million and $9 million were recorded in 2010, 2009 and 2008, respectively, in Taxes Other Than Income Taxes.

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

Lease rentals for both operating and capital leases are generally charged to Other Operation and Maintenance expense in accordance with rate-making treatment for regulated operations.  Capital leases for nonregulated property are accounted for as if the assets were owned and financed.  The components of rental costs are as follows:

	Years Ended December 31,
Lease Rental Costs	2010	2009	2008
	(in millions)
Net Lease Expense on Operating Leases	$343	$354	$368
Amortization of Capital Leases	97	83	97
Interest on Capital Leases	26	13	16
Total Lease Rental Costs	$466	$450	$481

The following table shows the property, plant and equipment under capital leases and related obligations recorded on our Consolidated Balance Sheets.  Capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities on our Consolidated Balance Sheets.

	December 31,
Property, Plant and Equipment Under Capital Leases	2010	2009
	(in millions)
Generation	$97	$75
Distribution	-	-
Other Property, Plant and Equipment	482	379
Construction Work in Progress	-	-
Total Property, Plant and Equipment Under Capital Leases	579	454
Accumulated Amortization	108	139
Net Property, Plant and Equipment Under Capital Leases	$471	$315

Obligations Under Capital Leases
Noncurrent Liability	$398	$244
Liability Due Within One Year	76	73
Total Obligations Under Capital Leases	$474	$317

Future minimum lease payments consisted of the following at December 31, 2010:

		Noncancelable
Future Minimum Lease Payments	Capital Leases	Operating Leases
	(in millions)
2011	$100	$306
2012	88	286
2013	71	261
2014	59	241
2015	47	226
Later Years	286	1,349
Total Future Minimum Lease Payments	$651	$2,669
Less Estimated Interest Element	177
Estimated Present Value of Future Minimum
Lease Payments	$474

Master Lease Agreements

We lease certain equipment under master lease agreements.  In December 2010, we signed a new master lease agreement with GE Capital Commercial Inc. (GE) for approximately $137 million to replace existing operating and capital leases with GE.  We refinanced approximately $60 million of capital leases and approximately $77 million in operating leases.  These assets were included in existing master lease agreements that were to be terminated in 2011 since GE exercised the termination provision related to these leases in 2008.  Approximately $16 million of currently leased assets were not included in the refinancing, but will be purchased or refinanced in 2011.  In addition, approximately $40 million of operating leases that were previously under lease with GE are now recorded as capital leases after the refinancing.  These obligations are included in the future minimum lease payments schedule earlier in this note.

For equipment under the GE master lease agreements, the lessor is guaranteed receipt of up to 84% of the unamortized balance of the equipment at the end of the lease term.  If the fair value of the leased equipment is below the unamortized balance at the end of the lease term, we are committed to pay the difference between the fair value and the unamortized balance, with the total guarantee not to exceed 84% of the unamortized balance.  For equipment under other master lease agreements, the lessor is guaranteed a residual value up to a stated percentage of either the unamortized balance or the equipment cost at the end of the lease term.  If the actual fair value of the leased equipment is below the guaranteed residual value at the end of the lease term, we are committed to pay the difference between the actual fair value and the residual value guarantee.  At December 31, 2010, the maximum potential loss for these lease agreements was approximately $14 million ($9 million, net of tax) assuming the fair value of the equipment is zero at the end of the lease term.  Historically, at the end of the lease term the fair value has been in excess of the unamortized balance.

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

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it equally to AEGCo and I&M.  The lease is accounted for as an operating lease with the payment obligations included in the future minimum lease payments schedule earlier in this note.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  Neither AEGCo, I&M nor AEP has an ownership interest in the Owner Trustee and do not guarantee its debt.  The future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2010 are as follows:

Future Minimum Lease Payments	AEGCo	I&M
	(in millions)
2011	$74	$74
2012	74	74
2013	74	74
2014	74	74
2015	74	74
Later Years	517	517
Total Future Minimum Lease Payments	$887	$887

Railcar Lease

In June 2003, AEP Transportation LLC (AEP Transportation), a subsidiary of AEP, entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The lease is accounted for as an operating lease.  In January 2008, AEP Transportation assigned the remaining 848 railcars under the original lease agreement to I&M (390 railcars) and SWEPCo (458 railcars).  The assignment is accounted for as operating leases for I&M and SWEPCo.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  I&M and SWEPCo intend to renew these leases for the full lease term of twenty years via the renewal options.  The future minimum lease obligations are $17 million for I&M and $19 million for SWEPCo for the remaining railcars as of December 31, 2010.  These obligations are included in the future minimum lease payments schedule earlier in this note.

Under the lease agreement, the lessor is guaranteed that the sale proceeds under a return-and-sale option will equal at least a lessee obligation amount specified in the lease, which declines from approximately 84% under the current five year lease term to 77% at the end of the 20-year term of the projected fair value of the equipment.  I&M and SWEPCo have assumed the guarantee under the return-and-sale option.  I&M’s maximum potential loss related to the guarantee is approximately $12 million ($8 million, net of tax) and SWEPCo’s is approximately $13 million ($9 million, net of tax) assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, we believe that the fair value would produce a sufficient sales price to avoid any loss.

Sabine Dragline Lease

During 2009, Sabine, an entity consolidated in accordance with the accounting guidance for “Variable Interest Entities,” entered into capital lease arrangements with a nonaffiliated company to finance the purchase of two electric draglines to be used for Sabine’s mining operations totaling $47 million.  The amounts included in the lease represented the aggregate fair value of the existing equipment and a sale and leaseback transaction for additional dragline rebuild costs required to keep the dragline operational.  In addition to the 2009 transactions, Sabine has one additional $53 million dragline completed in 2008 that was financed under a capital lease.  These capital lease assets are included in Other Property, Plant and Equipment on our December 31, 2010 and 2009 Consolidated Balance Sheets.  The short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities on our December 31, 2010 and 2009 Consolidated Balance Sheets.  The future payment obligations are included in our future minimum lease payments schedule earlier in this note.

I&M Nuclear Fuel Lease

In December 2007, I&M entered into a sale-and-leaseback transaction with Citicorp Leasing, Inc. (CLI), an unrelated, unconsolidated, wholly-owned subsidiary of Citibank, N.A. to lease nuclear fuel for I&M’s Cook Plant.  In December 2007, I&M sold a portion of its unamortized nuclear fuel inventory to CLI at cost for $85 million.  The lease has a variable rate based on one month LIBOR and is accounted for as a capital lease with lease terms up to 60 months.  The future payment obligations of $3 million are included in our future minimum lease payments schedule earlier in this note.  The net capital lease asset is included in Other Property, Plant and Equipment and the short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities, respectively, on our December 31, 2010 and 2009 Consolidated Balance Sheets.  The future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2010 are as follows, based on estimated fuel burn:

Future Minimum Lease Payments	Amount
(in millions)
2011	$2
2012	1
Total Future Minimum Lease Payments	$3

14.  FINANCING ACTIVITIES

AEP Common Stock

In April 2009, we issued 69 million shares of common stock at $24.50 per share for net proceeds of $1.64 billion, which were primarily used to repay cash drawn under our credit facilities in the second quarter of 2009.

Set forth below is a reconciliation of common stock share activity for the years ended December 31, 2010, 2009 and 2008:

		Held in
Shares of AEP Common Stock	Issued	Treasury
Balance, December 31, 2007	421,926,696	21,499,992
Issued	4,394,552	-
Treasury Stock Contributed to AEP Foundation	-	(1,250,000)
Balance, December 31, 2008	426,321,248	20,249,992
Issued	72,012,017	-
Treasury Stock Acquired	-	28,866
Balance, December 31, 2009	498,333,265	20,278,858
Issued	2,781,616	-
Treasury Stock Acquired	-	28,867
Balance, December 31, 2010	501,114,881	20,307,725

Preferred Stock

Information about the components of preferred stock of our subsidiaries is as follows:

December 31, 2010
	Call Price	Shares	Shares
	Per Share (a)	Authorized (b)	Outstanding (c)	Amount
Not Subject to Mandatory Redemption:				(in millions)
4.00% - 5.00%	$102-$110	1,525,903	600,641	$60

December 31, 2009
	Call Price	Shares	Shares
	Per Share (a)	Authorized (b)	Outstanding (c)	Amount
Not Subject to Mandatory Redemption:				(in millions)
4.00% - 5.00%	$102-$110	1,525,903	606,627	$61

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

(b)
As of December 31, 2010 and 2009, our subsidiaries had 14,494,227 and 14,488,294 shares of $100 par value preferred stock, respectively, 22,200,000 shares of $25 par value preferred stock and 7,822,535 and 7,822,482 shares of no par value preferred stock, respectively, that were authorized but unissued.  Total shares authorized but unissued include shares not subject to mandatory redemption described in the above table.

(c)	The number of preferred stock shares redeemed was 5,986 shares and 251 shares in 2010 and 2009, respectively. There were no preferred stock shares redeemed in 2008.

Long-term Debt

	Weighted
	Average
	Interest
	Rate at			Outstanding at
	December 31,	Interest Rate Ranges at December 31,		December 31,
Type of Debt and Maturity	2010	2010	2009	2010	2009
				(in millions)
Senior Unsecured Notes
2010-2015	4.99%	0.702%-6.375%	0.464%-6.375%	$3,318	$4,258
2016-2021	6.12%	5.00%-7.95%	5.00%-7.95%	4,020	4,020
2029-2040	6.41%	5.625%-8.13%	5.625%-8.13%	4,331	4,138

Pollution Control Bonds (a)
2010-2015 (b)	2.95%	0.29%-6.25%	0.22%-7.125%	1,300	800
2017-2025	5.12%	4.45%-6.05%	0.23%-6.05%	443	595
2026-2042	5.19%	4.40%-6.30%	0.20%-6.30%	520	764

Notes Payable (c)
2011-2026	5.44%	2.07%-8.03%	4.47%-8.03%	396	326

Securitization Bonds
2010-2020	5.36%	4.98%-6.25%	4.98%-6.25%	1,847	1,995

Junior Subordinated Debentures (d)
2063	8.75%	8.75%	8.75%	315	315

Spent Nuclear Fuel Obligation (e)				265	265

Other Long-term Debt
2011-2059	1.72%	1.3125%-13.718%	1.25%-13.718%	91	88

Unamortized Discount (net)				(35)	(66)
Total Long-term Debt Outstanding				16,811	17,498
Less Portion Due Within One Year				1,309	1,741
Long-term Portion				$15,502	$15,757

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

(d)	Debentures will mature on March 1, 2063, subject to extensions to no later than March 1, 2068, and are callable at par any time on or after March 1, 2013.
(e)	Spent nuclear fuel obligation consists of a liability along with accrued interest for disposal of spent nuclear fuel (see “SNF Disposal” section of Note 6).

At December 31, 2010, $50 million of PSO’s Senior Unsecured Notes, which are due within one year, are classified as long-term debt due to our intent and ability to refinance these notes on a long-term basis.  In January 2011, PSO issued $250 million of 4.4% Senior Unsecured Notes due in 2021, demonstrating the ability to refinance these obligations on a long-term basis.

At December 31, 2009, approximately $472 million of variable-rate, tax-exempt bonds were outstanding.  These bonds, which are short-term obligations, were classified as long-term due to our intent and ability to refinance each obligation on a long-term basis.  At December 31, 2009, our $478 million credit facility had non-cancelable terms in excess of one year, demonstrating the ability to refinance these short-term obligations on a long-term basis.

Long-term debt outstanding at December 31, 2010 is payable as follows:

						After
	2011	2012	2013	2014	2015	2015	Total
	(in millions)
Principal Amount	$1,309	$815	$1,344	$941	$1,490	$10,947	$16,846
Unamortized Discount							(35)
Total Long-term Debt Outstanding							$16,811

In January 2011, TCC retired $92 million of its outstanding Securitization Bonds.

In February 2011, APCo issued $65 million of 2% Pollution Control Bonds due in 2041 with a 2012 mandatory put date.

As of December 31, 2010, trustees held, on our behalf, $303 million of our reacquired variable rate tax-exempt long-term debt.

Dividend Restrictions

Parent Restrictions

The holders of our common stock are entitled to receive the dividends declared by our Board of Directors provided funds are legally available for such dividends.  Our income derives from our common stock equity in the earnings of our utility subsidiaries.

Pursuant to the leverage restrictions in our credit agreements, we must maintain a percentage of debt to total capitalization at a level that does not exceed 67.5%.  The payment of cash dividends indirectly results in an increase in the percentage of debt to total capitalization of the company distributing the dividend.  The method for calculating outstanding debt and capitalization is contractually defined in the credit agreements.  None of AEP’s retained earnings were restricted for the purpose of the payment of dividends.

We have issued $315 million of Junior Subordinated Debentures.  The debentures will mature on March 1, 2063, subject to extensions to no later than March 1, 2068, and are callable at par any time on or after March 1, 2013.  We have the option to defer interest payments on the debentures for one or more periods of up to 10 consecutive years per period.  During any period in which we defer interest payments, we may not declare or pay any dividends or distributions on, or redeem, repurchase or acquire our common stock.  We do not anticipate any deferral of those interest payments in the foreseeable future.

Utility Subsidiaries’ Restrictions

Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of dividends.  Specifically, most of our public utility subsidiaries have revolving credit agreements that contain a covenant that limits their debt to capitalization ratio to 67.5%.  At December 31, 2010, the amount of restricted net assets of AEP’s subsidiaries that may not be distributed to Parent in the form of a loan, advance or dividend was approximately $7 billion.

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

Lines of Credit and Short-term Debt

We use our commercial paper program to meet the short-term borrowing needs of our subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds the majority of the nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  As of December 31, 2010, we had credit facilities totaling $3 billion to support our commercial paper program (see “Credit Facilities” section below).  The maximum amount of commercial paper outstanding during 2010 was $868 million and the weighted average interest rate of commercial paper outstanding during the year was 0.43%.  Our outstanding short-term debt was as follows:

	December 31,
	2010		2009
	Outstanding	Interest	Outstanding	Interest
Type of Debt	Amount	Rate (a)	Amount	Rate (a)
	(in millions)		(in millions)
Securitized Debt for Receivables (b)	$690	0.31%	$-	-
Commercial Paper	650	0.52%	119	0.26%
Line of Credit – Sabine Mining Company (c)	6	2.15%	7	2.06%
Total Short-term Debt	$1,346		$126

(a)	Weighted average rate.
(b)	Amount of securitized debt for receivables as accounted for under the "Transfers and Servicing" accounting guidance. See "ASU 2009-16 'Transfers and Servicing' " section of Note 2.
(c)	Sabine Mining Company is a consolidated variable interest entity. This line of credit does not reduce available liquidity under AEP's credit facilities.

Credit Facilities

We have credit facilities totaling $3 billion to support our commercial paper program.  The facilities are structured as two $1.5 billion credit facilities, of which $750 million may be issued under the credit facility that matures in April 2012 as letters of credit.  In June 2010, we terminated one of the $1.5 billion facilities, which was scheduled to mature in March 2011, and replaced it with a new $1.5 billion credit facility which matures in June 2013 and allows for the issuance of up to $600 million as letters of credit.  As of December 31, 2010, the maximum future payments for letters of credit issued under the two $1.5 billion credit facilities were $124 million.

In June 2010, we reduced a $627 million credit agreement that matures in April 2011 to $478 million.  Under the facility, we may issue letters of credit.  As of December 31, 2010, $477 million of letters of credit were issued by subsidiaries under this credit agreement to support variable rate Pollution Control Bonds.

Securitized Accounts Receivable – AEP Credit

AEP Credit has a receivables securitization agreement with bank conduits.  Under the securitization agreement, AEP Credit receives financing from the bank conduits for the interest in the receivables AEP Credit acquires from affiliated utility subsidiaries.  Prior to January 1, 2010, this transaction constituted a sale of receivables in accordance with the accounting guidance for “Transfers and Servicing,” allowing the receivables to be removed from our Consolidated Balance Sheet.  See “ASU 2009-16 ‘Transfers and Servicing’ ” section of Note 2 for discussion of the impact of new accounting guidance effective January 1, 2010 whereby such future transactions do not constitute a sale of receivables and will be accounted for as financings.  AEP Credit continues to service the receivables.  These securitized transactions allow AEP Credit to repay its outstanding debt obligations, continue to purchase our operating companies’ receivables and accelerate AEP Credit’s cash collections.

In July 2010, AEP Credit renewed its receivables securitization agreement.  The agreement provides a commitment of $750 million from bank conduits to finance receivables from AEP Credit.  A commitment of $375 million expires in July 2011 and the remaining commitment of $375 million expires in July 2013.

Accounts receivable information for AEP Credit is as follows:

	Years Ended December 31,
	2010		2009	2008
	(dollars in millions)
Proceeds from Sale of Accounts Receivable	$	N/A	$7,043	$7,717
Loss on Sale of Accounts Receivable		N/A	3	20
Average Variable Discount Rate on Sale of
Accounts Receivable		N/A	0.57%	3.19%
Effective Interest Rates on Securitization of
Accounts Receivable		0.31%	N/A	N/A
Net Uncollectible Accounts Receivable Written Off		22	28	23

	December 31,
	2010	2009
	(in millions)
Accounts Receivable Retained Interest and Pledged as Collateral
Less Uncollectible Accounts	$923	$160
Deferred Revenue from Servicing Accounts Receivable	N/A	1
Retained Interest if 10% Adverse Change in Uncollectible Accounts	N/A	158
Retained Interest if 20% Adverse Change in Uncollectible Accounts	N/A	156
Total Principal Outstanding	690	656
Derecognized Accounts Receivable	N/A	631
Delinquent Securitized Accounts Receivable	50	29
Bad Debt Reserves Related to Securitization/Sale of Accounts Receivable	26	20
Unbilled Receivables Related to Securitization/Sale of Accounts Receivable	354	376

N/A Not Applicable

Customer accounts receivable retained and securitized for our operating companies are managed by AEP Credit.  AEP Credit’s delinquent customer accounts receivable represents accounts greater than 30 days past due.

15.  STOCK-BASED COMPENSATION

As approved by shareholder vote, the Amended and Restated American Electric Power System Long-Term Incentive Plan (LTIP) authorizes the use of 20,000,000 shares of AEP common stock for various types of stock-based compensation awards, including stock options, to employees.  A maximum of 10,000,000 shares may be used under this plan for full value share awards, which includes performance units, restricted shares and restricted stock units.  The AEP Board of Directors and shareholders last approved the LTIP in 2010.  The following sections provide further information regarding each type of stock-based compensation award granted by the Human Resources Committee of the Board of Directors (HR Committee).

Stock Options

We did not grant stock options in 2010, 2009 or 2008 but we do have outstanding stock options from grants in earlier periods that vested or were exercised in these years.  The exercise price of all outstanding stock options equaled or exceeded the market price of AEP’s common stock on the date of grant.  All outstanding stock options were granted with a ten-year term and generally vested, subject to the participant’s continued employment, in approximately equal 1/3 increments on January 1st of the year following the first, second and third anniversary of the grant date.  We record compensation cost for stock options over the vesting period based on the fair value on the grant date.  The LTIP does not specify a maximum contractual term for stock options.

The total fair value of stock options vested and the total intrinsic value of options exercised are as follows:

	Years Ended December 31,
Stock Options	2010	2009	2008
	(in thousands)
Fair Value of Stock Options Vested	$-	$25	$25
Intrinsic Value of Options Exercised (a)	2,058	106	655

(a)	Intrinsic value is calculated as market price at exercise dates less the option exercise price.

A summary of AEP stock option transactions during the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
	(in thousands)		(in thousands)		(in thousands)
Outstanding at January 1,	1,089	$32.78	1,128	$32.73	1,196	$32.69
Granted	-	N/A	-	N/A	-	N/A
Exercised/Converted	(448)	31.53	(21)	27.20	(68)	31.97
Forfeited/Expired	(90)	38.44	(18)	36.28	-	N/A
Outstanding at December 31,	551	32.88	1,089	32.78	1,128	32.73

Options Exercisable at December 31,	551	$32.88	1,089	$32.78	1,125	$32.72

The following table summarizes information about AEP stock options outstanding and exercisable at December 31, 2010:

	Number	Weighted
	of Options	Average	Weighted
2010 Range of	Outstanding	Remaining	Average	Aggregate
Exercise Prices	and Exercisable	Life	Exercise Price	Intrinsic Value
	(in thousands)	(in years)		(in thousands)
$27.06-27.95	266	2.20	$27.44	$2,273
$30.76-38.65	159	3.10	31.26	778
$44.10-49.00	126	0.50	46.40	-
Total	551	2.08	32.88	3,051

We include the proceeds received from exercised stock options in common stock and paid-in capital.

Performance Units

Our performance units have a value upon vesting equal to the market value of shares of AEP common stock.  The number of performance units held is multiplied by the performance score to determine the actual number of performance units realized.  The performance score is determined at the end of the performance period based on performance measures, which include both performance and market conditions, established for each grant at the beginning of the performance period by the HR Committee and can range from 0% to 200%.  For the three-year performance and vesting period ending in 2009 and earlier performance periods, performance units are paid in cash or stock at the employee’s election unless they are needed to satisfy a participant’s stock ownership requirement.  Starting with the three-year performance and vesting period ending in 2010 and later, performance units are paid in cash, unless they are needed to satisfy a participant’s stock ownership requirement.  In that case, the number of units needed to satisfy the participant’s largest stock ownership requirement is mandatorily deferred as AEP Career Shares until after the end of the participant’s AEP career.  AEP Career Shares are a form of non-qualified deferred compensation that have a value equivalent to shares of AEP common stock and are paid in cash after the participant’s termination of employment.  Amounts equivalent to cash dividends on both performance units and

AEP Career Shares accrue as additional units.  We recorded compensation cost for performance units over the three-year vesting period.  The liability for both the performance units and AEP Career Shares, recorded in Employee Benefits and Pension Obligations on our Consolidated Balance Sheets, is adjusted for changes in value.  The fair value of performance unit awards is based on the estimated performance score and the current 20-day average closing price of AEP common stock at the date of valuation.

The HR Committee awarded performance units and reinvested dividends on outstanding performance units and AEP Career Shares for the years ended December 31, 2010, 2009 and 2008 as follows:

	Years Ended December 31,
Performance Units	2010	2009	2008
Awarded Units (in thousands)	736	1,179	1,384
Weighted Average Unit Fair Value at Grant Date	$35.43	$34.32	$30.11
Vesting Period (in years)	3	3	3

Performance Units and AEP Career Shares	Years Ended December 31,
(Reinvested Dividends Portion)	2010	2009	2008
Awarded Units (in thousands)	211	224	149
Weighted Average Grant Date Fair Value	$34.70	$28.82	$37.21
Vesting Period (in years)	(a)	(a)	(a)

(a)	The vesting period for the reinvested dividends on performance units is equal to the remaining life of the related performance units. Dividends on AEP Career Shares vest immediately upon grant.

Performance scores and final awards are determined and certified by the HR Committee in accordance with the pre-established performance measures within approximately a month after the end of the performance period.  The HR Committee has discretion to reduce or eliminate the value of final awards, but may not increase them.  The performance scores for all open performance periods are dependent on two equally-weighted performance measures: (a) three-year total shareholder return measured relative to the utility industry segment of the Standard and Poor’s 500 Index and (b) three-year cumulative earnings per share measured relative to an AEP Board of Directors approved target. The value of each performance unit earned equals the average closing price of AEP common stock for the last 20 business days of the performance period.

The certified performance scores and units earned for the three-year period ended December 31, 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
	2010	2009	2008
Certified Performance Score	55.8%	73.5%	120.3%
Performance Units Earned	489,013	593,175	1,088,302
Performance Units Manditorily Deferred as AEP Career Shares	33,501	26,635	42,214
Performance Units Voluntarily Deferred into the Incentive Compensation
Deferral Program	6,583	27,855	66,415
Performance Units to be Paid in Cash	448,929	538,685	979,673

The cash payouts for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Cash Payouts for Performance Units	$18,683	$30,034	$52,960
Cash Payouts for AEP Career Share Distributions	3,594	2,184	1,236

Restricted Shares and Restricted Stock Units

The independent members of the AEP Board of Directors granted 300,000 restricted shares to the then Chairman, President and CEO on January 2, 2004 upon the commencement of his AEP employment.  Of these restricted shares, 50,000 vested on January 1, 2005, 50,000 vested on January 1, 2006, 66,666 vested on November 30, 2009 and 66,667 vested on November 30, 2010.  The remaining 66,667 restricted shares will vest on November 30, 2011, subject to his continued AEP employment through that date.   Compensation cost for restricted shares is measured at fair value on the grant date and recorded over the vesting period.  Fair value is determined by multiplying the number of shares granted by the grant date market closing price, which was $30.76.  The maximum term for these restricted shares is eight years and dividends on these restricted shares are paid in cash.  AEP has not granted other restricted shares.

The HR Committee also grants restricted stock units (RSUs), which generally vest, subject to the participant’s continued employment, over at least three years in approximately equal annual increments on the anniversaries of the grant date.  For awards granted prior to 2009, additional RSUs granted as dividends vest on the last vesting date associated with that RSU grant.  For awards granted in 2009 and later, additional RSUs granted as dividends vest on the same date as the underlying RSUs on which the dividends were awarded.  Compensation cost is measured at fair value on the grant date and recorded over the vesting period.  Fair value is determined by multiplying the number of units granted by the grant date market closing price.  The maximum contractual term of outstanding RSUs is five years from the grant date.

In 2010, the HR Committee granted a total of 165,520 of RSUs to four CEO succession candidates to better ensure the retention of these candidates.  These grants vest, subject to the candidates’ continuous employment, in three approximately equal installments on August 3, 2013, August 3, 2014 and August 3, 2015.

The HR Committee awarded RSUs, including units awarded for dividends, for the years ended December 31, 2010, 2009 and 2008 as follows:

	Years Ended December 31,
Restricted Stock Units	2010	2009	2008
Awarded Units (in thousands)	873	130	56
Weighted Average Grant Date Fair Value	$35.24	$29.29	$41.69

The total fair value and total intrinsic value of restricted shares and restricted stock units vested during the years ended December 31, 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
Restricted Shares and Restricted Stock Units	2010	2009	2008
	(in thousands)
Fair Value of Restricted Shares and Restricted Stock Units Vested	$6,044	$6,573	$2,619
Intrinsic Value of Restricted Shares and Restricted Stock Units Vested (a)	5,993	5,445	2,534

(a)	Intrinsic value is calculated as market price at exercise date.

A summary of the status of our nonvested restricted shares and RSUs as of December 31, 2010 and changes during the year ended December 31, 2010 are as follows:

		Weighted
		Average
Nonvested Restricted Shares and		Grant Date
Restricted Stock Units	Shares/Units	Fair Value
	(in thousands)
Nonvested at January 1, 2010	366	$34.12
Granted	873	35.24
Vested	(173)	35.00
Forfeited	(40)	35.01
Nonvested at December 31, 2010	1,026	34.88

The total aggregate intrinsic value of nonvested restricted shares and RSUs as of December 31, 2010 was $37 million and the weighted average remaining contractual life was 3.09 years.

Other Stock-Based Plans

We also have a Stock Unit Accumulation Plan for Non-employee Directors providing each non-employee director with AEP stock units as a substantial portion of their quarterly compensation for their services as a director.  Amounts equivalent to cash dividends on the stock units accrue as additional AEP stock units.  The non-employee directors vest immediately upon award of the stock units.  Stock units are paid in cash upon termination of board service or up to 10 years later if the participant so elects.  Cash payments for stock units are calculated based on the average closing price of AEP common stock for the 20 trading days immediately preceding the payment date.

We recorded the compensation cost for stock units when the units are awarded and adjusted the liability for changes in value based on the current 20-day average closing price of AEP common stock at the date of valuation.

We had no material cash payouts for stock unit distributions for the years ended December 31, 2010, 2009 and 2008.

The Board of Directors awarded stock units, including units awarded for dividends, for the years ended December 31, 2010, 2009 and 2008 as follows:

	Years Ended December 31,
Stock Unit Accumulation Plan for Non-Employee Directors	2010	2009	2008
Awarded Units (in thousands)	54	56	43
Weighted Average Grant Date Fair Value	$34.67	$29.56	$37.72

Share-based Compensation Plans

Compensation cost and the actual tax benefit realized for the tax deductions from compensation cost for share-based payment arrangements recognized in income and total compensation cost capitalized in relation to the cost of an asset for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
Share-based Compensation Plans	2010	2009	2008
	(in thousands)
Compensation Cost for Share-based Payment Arrangements (a)	$28,116	$31,165	$(18,028)	(b)
Actual Tax Benefit Realized	9,841	10,908	(6,310)	(b)
Total Compensation Cost Capitalized	4,689	5,956	(5,026)	(b)

(a)	Compensation cost for share-based payment arrangements is included in Other Operation and Maintenance expenses on our Consolidated Statements of Income.
(b)	In 2008, AEP’s declining total shareholder return and lower stock price significantly reduced the accruals for performance units.

During the years ended December 31, 2010, 2009 and 2008, there were no significant modifications affecting any of our share-based payment arrangements.

As of December 31, 2010, there was $81 million of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the LTIP. Unrecognized compensation cost related to the performance units and AEP Career Shares will change as the fair value is adjusted each period and forfeitures for all award types are realized.  Our unrecognized compensation cost will be recognized over a weighted-average period of 1.84 years.

Cash received from stock options exercised and actual tax benefit realized for the tax deductions from stock options exercised during the years ended December 31, 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
Share-based Compensation Plans	2010	2009	2008
	(in thousands)
Cash Received from Stock Options Exercised	$14,134	$567	$2,170
Actual Tax Benefit Realized for the Tax Deductions from Stock Options Exercised	706	35	219

Our practice is to use authorized but unissued shares to fulfill share commitments for stock option exercises and RSU vesting.  Although we do not currently anticipate any changes to this practice, we could use treasury shares, shares acquired in the open market specifically for distribution under the LTIP or any combination thereof for this purpose.  The number of new shares issued to fulfill vesting RSUs is generally reduced to offset AEP’s tax withholding obligation.

16.  PROPERTY, PLANT AND EQUIPMENT

Depreciation, Depletion and Amortization

We provide for depreciation of Property, Plant and Equipment, excluding coal-mining properties, on a straight-line basis over the estimated useful lives of property, generally using composite rates by functional class as follows:

2010	Regulated									Nonregulated
				Annual								Annual
Functional	Property,			Composite						Property,		Composite
Class of	Plant and		Accumulated	Depreciation			Depreciable			Plant and	Accumulated	Depreciation			Depreciable
Property	Equipment		Depreciation	Rate Ranges			Life Ranges			Equipment	Depreciation	Rate Ranges			Life Ranges
	(in millions)						(in years)			(in millions)					(in years)
Generation	$14,147		$6,537	1.6	-	3.8%	9	-	132	$10,205	$3,788	2.2	-	5.1%	20	-	70
Transmission	8,576		2,481	1.4	-	3.0%	25	-	87	-	-	-	-	-%	-	-	-
Distribution	14,208		3,607	2.4	-	3.9%	11	-	75	-	-	-	-	-%	-	-	-
CWIP	2,615	(a)	47	N.M.			N.M.			143	9	N.M.			N.M.
Other	2,685		1,268	3.0	-	12.5%	5	-	55	1,161	329	N.M.			N.M.
Total	$42,231		$13,940							$11,509	$4,126

2009	Regulated									Nonregulated
				Annual								Annual
Functional	Property,			Composite						Property,		Composite
Class of	Plant and		Accumulated	Depreciation			Depreciable			Plant and	Accumulated	Depreciation			Depreciable
Property	Equipment		Depreciation	Rate Ranges			Life Ranges			Equipment	Depreciation	Rate Ranges			Life Ranges
	(in millions)						(in years)			(in millions)					(in years)
Generation	$13,047		$6,460	1.6	-	3.8%	9	-	132	$9,998	$3,479	1.9	-	3.3%	20	-	70
Transmission	8,315		2,478	1.4	-	2.7%	25	-	87	-	-	-	-	-%	-	-	-
Distribution	13,549		3,421	2.4	-	3.9%	11	-	75	-	-	-	-	-%	-	-	-
CWIP	2,866	(a)	(19)	N.M.			N.M.			165	6	N.M.			N.M.
Other	2,616		1,130	4.2	-	12.8%	5	-	55	1,128	385	N.M.			N.M.
Total	$40,393		$13,470							$11,291	$3,870

2008	Regulated						Nonregulated
	Annual						Annual
	Composite						Composite
	Depreciation			Depreciable			Depreciation			Depreciable
Functional Class of Property	Rate Ranges			Life Ranges			Rate Ranges			Life Ranges
				(in years)						(in years)
Generation	1.6	-	3.5%	9	-	132	2.6	-	5.1%	20	-	61
Transmission	1.4	-	2.7%	25	-	87	-	-	-%	-	-	-
Distribution	2.4	-	3.9%	11	-	75	-	-	-%	-	-	-
CWIP	N.M.			N.M.			N.M.			N.M.
Other	4.9	-	11.3%	5	-	55	N.M.			N.M.

(a)			Includes CWIP related to SWEPCo's Arkansas jurisdictional share of the Turk Plant.

N.M. Not Meaningful

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

As of January 1, 2010, DHLC was deconsolidated and is now reported as an equity investment on our Consolidated Balance Sheet.  Also, see the “ASU 2009-17 ‘Consolidations’ ” section of Note 2 for a discussion of the impact of new accounting guidance effective January 1, 2010.

Asset Retirement Obligations (ARO)

We record ARO in accordance with the accounting guidance for “Asset Retirement and Environmental Obligations” for our legal obligations for asbestos removal and for the retirement of certain ash disposal facilities, closure and monitoring of underground carbon storage facilities at Mountaineer Plant, wind farms and certain coal mining facilities, as well as for nuclear decommissioning of our Cook Plant.  We have identified, but not recognized, ARO liabilities related to electric transmission and distribution assets as a result of certain easements on property on which we have assets.  Generally, such easements are perpetual and require only the retirement and removal of our assets upon the cessation of the property’s use.  We do not estimate the retirement for such easements because we plan to use our facilities indefinitely.  The retirement obligation would only be recognized if and when we abandon or cease the use of specific easements, which is not expected.

The following is a reconciliation of the 2010 and 2009 aggregate carrying amounts of ARO:

Carrying
Amount
of ARO
(in millions)
ARO at December 31, 2008	$1,158
Accretion Expense	73
Liabilities Incurred	47
Liabilities Settled	(24)
Revisions in Cash Flow Estimates	5
ARO at December 31, 2009 (a)	1,259
DHLC Deconsolidation (c)	(12)
Accretion Expense	75
Liabilities Incurred	32
Liabilities Settled	(20)
Revisions in Cash Flow Estimates	64
ARO at December 31, 2010 (b)	$1,398

(a)	The current portion of our ARO, totaling $5 million, is included in Other Current Liabilities on our 2009 Consolidated Balance Sheet.
(b)	The current portion of our ARO, totaling $4 million, is included in Other Current Liabilities on our 2010 Consolidated Balance Sheet.
(c)	We adopted ASU 2009-17 effective January 1, 2010 and deconsolidated DHLC. As a result, we record only 50% of the final reclamation based on our share of the obligation instead of the previous 100%.

As of December 31, 2010 and 2009, our ARO liability was $1.4 billion and $1.3 billion, respectively, and included $930 million and $878 million, respectively, for nuclear decommissioning of the Cook Plant.  As of December 31, 2010 and 2009, the fair value of assets that are legally restricted for purposes of settling the nuclear decommissioning liabilities totaled $1.2 billion and $1.1 billion, respectively, and are recorded in Spent Nuclear Fuel and Decommissioning Trusts on our Consolidated Balance Sheets.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

Our amounts of allowance for borrowed, including interest capitalized, and equity funds used during construction is summarized in the following table:

	Years Ended December 31,
	2010	2009	2008
	(in millions)
Allowance for Equity Funds Used During Construction	$77	$82	$45
Allowance for Borrowed Funds Used During Construction	53	67	75

Jointly-owned Electric Facilities

We have electric facilities that are jointly-owned with nonaffiliated companies.  Using our own financing, we are obligated to pay a share of the costs of these jointly-owned facilities in the same proportion as our ownership interest.  Our proportionate share of the operating costs associated with such facilities is included in our Consolidated Statements of Income and the investments and accumulated depreciation are reflected in our Consolidated Balance Sheets under Property, Plant and Equipment as follows:

			Company’s Share at December 31, 2010
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
	Type	Ownership	in Service	Progress	Depreciation
			(in millions)
W.C. Beckjord Generating Station (Unit No. 6) (a)	Coal	12.5%	$19	$-	$8
Conesville Generating Station (Unit No. 4) (b)	Coal	43.5%	301	8	49
J.M. Stuart Generating Station (c)	Coal	26.0%	507	23	163
Wm. H. Zimmer Generating Station (a)	Coal	25.4%	771	10	366
Dolet Hills Generating Station (Unit No. 1) (f)	Lignite	40.2%	258	5	192
Flint Creek Generating Station (Unit No. 1) (g)	Coal	50.0%	116	7	62
Pirkey Generating Station (Unit No. 1) (g)	Lignite	85.9%	503	10	358
Oklaunion Generating Station (Unit No. 1) (e)	Coal	70.3%	395	4	201
Turk Generating Plant (h)	Coal	73.33%	-	971	-
Transmission	N/A	(d)	63	3	48

			Company’s Share at December 31, 2009
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
	Type	Ownership	in Service	Progress	Depreciation
			(in millions)
W.C. Beckjord Generating Station (Unit No. 6) (a)	Coal	12.5%	$19	$-	$8
Conesville Generating Station (Unit No. 4) (b)	Coal	43.5%	301	4	45
J.M. Stuart Generating Station (c)	Coal	26.0%	499	15	153
Wm. H. Zimmer Generating Station (a)	Coal	25.4%	767	4	355
Dolet Hills Generating Station (Unit No. 1) (f)	Lignite	40.2%	255	4	188
Flint Creek Generating Station (Unit No. 1) (g)	Coal	50.0%	116	5	61
Pirkey Generating Station (Unit No. 1) (g)	Lignite	85.9%	497	8	350
Oklaunion Generating Station (Unit No. 1) (e)	Coal	70.3%	390	6	195
Turk Generating Plant (h)	Coal	73.33%	-	688	-
Transmission	N/A	(d)	70	1	47

(a)         Operated by Duke Energy Corporation, a nonaffiliated company.
(b)         Operated by CSPCo.
(c)         Operated by The Dayton Power & Light Company, a nonaffiliated company.
(d)         Varying percentages of ownership.
(e)         Operated by PSO and also jointly-owned (54.7%) by TNC.
(f)          Operated by CLECO, a nonaffiliated company.
(g)         Operated by SWEPCo.
(h)
Turk Generating Plant is currently under construction with a projected commercial operation date of 2012.  SWEPCo jointly owns the plant with Arkansas Electric Cooperative Corporation (11.67%), East Texas Electric Cooperative (8.33%) and Oklahoma Municipal Power Authority (6.67%).  Through December 2010, construction costs totaling $279 million have been billed to the other owners.

N/A    Not Applicable

17.  COST REDUCTION INITIATIVES

In April 2010, we began initiatives to decrease both labor and non-labor expenses with a goal of achieving significant reductions in operation and maintenance expenses.  A total of 2,461 positions were eliminated across the AEP System as a result of process improvements, streamlined organizational designs and other efficiencies.  Most of the affected employees terminated employment May 31, 2010.  The severance program provides two weeks of base pay for every year of service along with other severance benefits.

We recorded a charge to expense in 2010 primarily related to the headcount reduction initiatives.  We do not expect additional costs to be incurred related to this initiative.

Total
(in millions)
Incurred	$293
Settled	283
Adjustments	7
Remaining Balance at December 31, 2010	$17

These costs relate primarily to severance benefits.  They are included primarily in Other Operation on the Consolidated Statements of Income and Other Current Liabilities on the Consolidated Balance Sheets.  Approximately 99% of the expense was within the Utility Operations segment.

18.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

In our opinion, the unaudited quarterly information reflects all normal and recurring accruals and adjustments necessary for a fair presentation of our net income for interim periods.  Quarterly results are not necessarily indicative of a full year’s operations because of various factors.  Our unaudited quarterly financial information is as follows:

	2010 Quarterly Periods Ended
	March 31	June 30		September 30	December 31
	(in millions - except per share amounts)
Total Revenues	$3,569	$3,360		$4,064	$3,434
Operating Income	758	394	(a)	1,025	486	(b)
Net Income	346	137	(a)	557	178	(b)

Amounts Attributable to AEP Common Shareholders:
Net Income	344	136	(a)	555	176	(b)

Basic Earnings per Share Attributable to AEP
Common Shareholders:
Earnings per Share (c)	0.72	0.28		1.16	0.37

Diluted Earnings per Share Attributable to AEP
Common Shareholders:
Earnings per Share (c)	0.72	0.28		1.16	0.37

	2009 Quarterly Periods Ended
	March 31	June 30		September 30	December 31
	(in millions - except per share amounts)
Total Revenues	$3,458	$3,202		$3,547	$3,282
Operating Income	750	682		858	481
Income Before Extraordinary Loss	363	322		446	239
Extraordinary Loss, Net of Tax	-	(5)	(d)	-	-
Net Income	363	317		446	239

Amounts Attributable to AEP Common Shareholders:
Income Before Extraordinary Loss	360	321		443	238
Extraordinary Loss, Net of Tax	-	(5)	(d)	-	-
Net Income	360	316		443	238

Basic Earnings (Loss) per Share Attributable to AEP
Common Shareholders:
Earnings per Share Before Extraordinary Loss (c)	0.89	0.68		0.93	0.49
Extraordinary Loss per Share	-	(0.01)		-	-
Earnings per Share (c)	0.89	0.67		0.93	0.49

Diluted Earnings (Loss) per Share Attributable to AEP
Common Shareholders:
Earnings per Share Before Extraordinary Loss (c)	0.89	0.68		0.93	0.49
Extraordinary Loss per Share	-	(0.01)		-	-
Earnings per Share (c)	0.89	0.67		0.93	0.49

(a)	See Note 17 for discussion of expenses related to cost reduction initiatives recorded in the second quarter of 2010.
(b)	Includes a $43 million refund provision for the 2009 Significantly Excessive Earnings Test in addition to various other provisions for certain regulatory and legal matters.
(c)	Quarterly Earnings Per Share amounts are meant to be stand-alone calculations and are not always additive to full-year amount due to rounding.
(d)	See “SWEPCo Texas Restructuring” in “Extraordinary Item” section of Note 2 for discussion of the extraordinary loss recorded in the second quarter of 2009.

APPALACHIAN POWER COMPANY
AND SUBSIDIARIES

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands)

	2010		2009	2008	2007		2006
STATEMENTS OF INCOME DATA
Total Revenues	$3,275,103		$2,876,655	$2,889,156	$2,607,269		$2,394,028

Operating Income	$381,023		$372,525	$312,976	$320,826		$365,643

Income Before Extraordinary Loss	$136,668		$155,814	$122,863	$133,499		$181,449
Extraordinary Loss, Net of Tax	-		-	-	(78,763)	(a)	-
Net Income	$136,668		$155,814	$122,863	$54,736		$181,449

BALANCE SHEETS DATA
Total Property, Plant and Equipment	$10,239,610		$9,800,213	$9,427,921	$8,738,446		$8,000,278
Accumulated Depreciation and Amortization	2,843,087		2,751,443	2,675,784	2,591,833		2,476,290
Total Property, Plant and Equipment –
Net	$7,396,523		$7,048,770	$6,752,137	$6,146,613		$5,523,988

Total Assets	$9,997,153		$9,796,413	$8,762,664	$7,621,684		$7,001,798

Total Common Shareholder's Equity	$2,821,679		$2,771,577	$2,376,591	$2,082,032		$2,036,174

Cumulative Preferred Stock Not Subject to
Mandatory Redemption	$17,747		$17,752	$17,752	$17,752		$17,763

Long-term Debt (b)	$3,561,141		$3,477,306	$3,174,512	$2,847,299		$2,598,664

Obligations Under Capital Leases (b)	$32,731	(c)	$7,484	$9,313	$11,101		$11,859

(a)
Reflects a change in Virginia law for the reestablishment of regulatory assets and liabilities related to generation and supply operations in accordance with the accounting guidance for “Regulated Operations.”

(b)	Includes portion due within one year.
(c)	Obligations Under Capital Leases increased primarily due to capital leases under new master lease agreements for property that was previously leased under operating leases.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
MANAGEMENT’S FINANCIAL DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, APCo engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to 957,000 retail customers in its service territory in southwestern Virginia and southern West Virginia.  APCo consolidates Cedar Coal Company, Central Appalachian Coal Company and Southern Appalachian Coal Company, its wholly-owned subsidiaries.  APCo sells power at wholesale to municipalities.

Originally approved by the FERC in 1951 and subsequently amended in 1951, 1962, 1975, 1979 (twice) and 1980, the Interconnection Agreement establishes the AEP Power Pool which permits the AEP East companies to pool their generation assets on a cost basis.  It establishes an allocation method for generating capacity among its members based on relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity revenues.  AEP Power Pool members are compensated for their costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.  The capacity reserve relationship of the AEP Power Pool members changes as generating assets are added, retired or sold and relative peak demand changes.  The AEP Power Pool calculates each member’s prior twelve-month peak demand relative to the sum of the peak demands of all members as a basis for sharing revenues and costs.  The result of this calculation is the MLR, which determines each member’s percentage share of revenues and costs.

In December 2010, each member gave notice to AEPSC and the other AEP Power Pool members of its decision to terminate the Interconnection Agreement effective January 1, 2014 or such other date approved by the FERC, subject to state regulatory input.  It is unknown at this time whether the AEP Power Pool will be replaced by a new agreement among some or all of the members, whether individual companies will enter into bilateral or multi-party contracts with each other for power sales and purchases or asset transfers or if each company will choose to operate independently.  This decision to terminate is subject to management’s ongoing evalution.  The AEP Power Pool members may revoke their notices of termination.  If APCo experiences decreases in revenues or increases in costs as a result of the termination of the AEP Power Pool and is unable to recover the change in revenues and costs through rates, prices or additional sales, it could have an adverse impact on future net income and cash flows.

The AEP East companies are parties to a Transmission Agreement defining how they share the costs associated with their relative ownership of transmission assets.  This sharing was based upon each company’s MLR until the FERC approved a new Transmission Agreement effective November 1, 2010.  The impacts of the new Transmission Agreement will be phased-in for retail rates, adds KGPCo and WPCo as parties to the agreement and changes the allocation method.

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

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

Regulatory Activity

Virginia Regulatory Activity

In July 2010, the Virginia SCC issued an order approving a $62 million annual increase based on a 10.53% return on common equity.  The order denied recovery of the Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility, which resulted in a pretax write-off of approximately $54 million in the second quarter of 2010.  In addition, the order allowed the deferral of approximately $25 million of incremental storm expense incurred in 2009.  As a result, APCo recorded a pretax loss of $29 million in the second quarter of 2010.  See “2009 Virginia Base Rate Case” section of Note 4.

In June 2010, the Virginia SCC denied APCo’s request to include certain wind purchased power agreements (Beech Ridge and Grand Ridge) with a 20-year term in its Virginia renewable energy portfolio standard program.  As a result, APCo recorded an expense of $4 million in June 2010 to reduce the regulatory asset related to the Virginia portion of wind power costs to write off the difference between the actual Grand Ridge purchased power costs incurred from September 2009 through June 2010 and the estimated cost of non-wind power, which management believes is probable of recovery.  APCo’s future net income and cash flows will be reduced by the unrecoverable Virginia portion of the Beech Ridge and Grand Ridge costs until such time as the contracts are reassigned, renegotiated or terminated.

West Virginia Regulatory Activity

In December 2010, a settlement agreement was filed with the WVPSC to increase annual base rates by $54 million, effective March 2011.  The settlement agreement allows APCo to defer and amortize up to $18 million of previously expensed 2009 incremental storm expenses over a period of eight years.  A decision from the WVPSC is expected in March 2011.  See “2010 West Virginia Base Rate Case” section of Note 4.

In a proceeding established by the WVPSC to explore options to meet WPCo's future power supply requirements, the WVPSC, in November 2009, issued an order approving a joint stipulation among APCo, WPCo, the WVPSC staff and the Consumer Advocate Division.  The order approved the recommendation of the signatories to the stipulation that WPCo merge into APCo and be supplied from APCo's existing power resources.  Merger approvals from the WVPSC, Virginia SCC and the FERC are required.  No merger approval filings have been made.  See “WPCo Merger with APCo” section of Note 4.

Mountaineer Carbon Capture and Storage Product Validation Facility (PVF)

APCo and ALSTOM Power, Inc., an unrelated third party, jointly constructed a CO2 capture validation facility, which was placed into service in September 2009.  APCo also constructed and owns the necessary facilities to store the CO2.  In APCo’s July 2009 Virginia base rate filing and May 2010 West Virginia base rate filing, APCo requested recovery of and a return on its Virginia and West Virginia jurisdictional share of its project costs and recovery of the related asset retirement obligation regulatory asset amortization and accretion.  In July 2010, the Virginia SCC issued a base rate order that denied recovery of the Virginia share of the PVF costs, which resulted in a pretax write-off of approximately $54 million in the second quarter of 2010.  In December 2010, a settlement agreement was filed with the WVPSC to increase annual base rates by $60 million, effective March 2011.  A decision from the WVPSC is expected in March 2011.  As of December 31, 2010, APCo has recorded a noncurrent regulatory asset of $60 million related to the PVF.  If APCo cannot recover its remaining investments in and expenses related to the PVF, it would reduce future net income and cash flows and impact financial condition.  See “Mountaineer Carbon Capture and Storage Project” section of Note 4.

Carbon Capture and Sequestration Project with the Department of Energy (DOE)

During 2010, AEPSC, on behalf of APCo, began the project definition stage for the potential construction of a new commercial scale carbon capture and sequestration (CCS) facility under consideration at the Mountaineer Plant.  AEPSC, on behalf of APCo, applied for and was selected to receive funding from the DOE for the project.  The DOE will fund 50% of allowable costs incurred for the CCS facility up to a maximum of $334 million.  A Front-End Engineering and Design (FEED) study, scheduled for completion during the third quarter of 2011, will refine the total cost estimate for the CCS facility.  Results from the FEED study will be evaluated by management before any decision is made to seek the necessary regulatory approvals to build the CCS facility.  As of December 31, 2010, APCo has incurred $14 million in total costs and has received $5 million of DOE funding resulting in a net $9 million balance included in Construction Work In Progress on the Consolidated Balance Sheets.  If APCo is unable to recover the costs of the CCS project, it would reduce future net income and cash flows.  See “Mountaineer Carbon Capture and Storage Project” section of Note 4.

Litigation and Environmental Issues

In the ordinary course of business, APCo is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 4 – Rate Matters and Note 6 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” section beginning on page 405 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2010	2009	2008
	(in millions of KWH)
Retail:
Residential	13,127	12,218	12,523
Commercial	7,208	6,974	7,057
Industrial	10,774	10,388	13,794
Miscellaneous	869	835	835
Total Retail	31,978	30,415	34,209

Wholesale	6,578	5,648	9,611

Total KWHs	38,556	36,063	43,820

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2010	2009	2008
	(in degree days)

Actual - Heating (a)	2,636	2,214	2,236
Normal - Heating (b)	2,272	2,288	2,288

Actual - Cooling (c)	1,530	1,053	1,116
Normal - Cooling (b)	1,170	1,176	1,175

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2010 Compared to 2009

Reconciliation of Year Ended December 31, 2009 to Year Ended December 31, 2010
Net Income
(in millions)

Year Ended December 31, 2009	$156

Changes in Gross Margin:
Retail Margins	137
Off-system Sales	5
Other Revenues	15
Total Change in Gross Margin	157

Total Expenses and Other:
Other Operation and Maintenance	(99)
Depreciation and Amortization	(30)
Taxes Other Than Income Taxes	(19)
Carrying Costs Income	10
Other Income	(4)
Interest Expense	(5)
Total Expenses and Other	(147)

Income Tax Expense	(29)

Year Ended December 31, 2010	$137

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $137 million primarily due to the following:
•
A $138 million increase in rate relief primarily due to an increase in the recovery of E&R costs in Virginia, costs related to the Transmission Rate Adjustment Clause in Virginia and construction financing costs in West Virginia.  This increase in Retail Margins had corresponding increases of $62 million related to riders/trackers recognized in other expense items.

	•	A $49 million increase in residential usage primarily due to a 46% increase in cooling degree days.
These increases were partially offset by:
	•	An $18 million decrease in industrial sales primarily due to the decreased load for APCo’s largest customer, Century Aluminum.
	•	An $11 million decrease due to higher capacity settlement expenses under the Interconnection Agreement net of recovery in West Virginia and environmental deferrals in Virginia.
	•	A $9 million decrease related to increased consumable and allowance expenses.
•	Margins from Off-system Sales increased $5 million primarily due to increased prices and higher physical sales volumes, partially offset by lower trading and marketing margins.
•	Other Revenues increased $15 million primarily due to increased gains on the sale of SO2 allowances as a result of favorable market prices.

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $99 million primarily due to the following:
	•	A $54 million increase due to expenses related to cost reduction initiatives. In 2010, management conducted cost reduction initiatives to reduce both labor and non-labor expenses.
	•	A $54 million increase due to the write-off of APCo’s Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility as denied for recovery by the Virginia SCC.

	•	A $33 million increase primarily due to the reduction of under-recovery of transmission costs resulting from the implementation of the Transmission Rate Adjustment Clause in Virginia in December 2009.
	•	A $7 million increase due to expenses related to the Mountaineer Carbon Capture and Storage Product Validation Facility.
	•	A $7 million increase in steam maintenance expenses primarily due to a planned outage at the Amos Plant.
These increases were partially offset by:
	•	A $49 million decrease in distribution expenses resulting from storm damage repairs in 2009.
	•	A $25 million decrease due to the deferral of 2009 storm costs as allowed by the Virginia SCC in 2010.
•
Depreciation and Amortization expenses increased $30 million primarily due to a greater depreciation base resulting from environmental upgrades at the Amos Plant and the amortization of carrying charges which are being collected through the Virginia E&R surcharges.

•
Taxes Other Than Income Taxes increased $19 million primarily due to recording a West Virginia franchise tax audit settlement, a favorable franchise tax return adjustment recorded in 2009 and additional employer payroll taxes incurred related to cost reduction initiatives.

•	Carrying Costs Income increased $10 million primarily due to environmental construction in Virginia.
•	Other Income decreased $4 million primarily due to a decrease in the equity component of AFUDC as a result of the completion of environmental projects.
•	Interest Expense increased $5 million primarily due to a decrease in the debt component of AFUDC as a result of the completion of environmental projects.
•
Income Tax Expense increased $29 million primarily due to the regulatory accounting treatment of state income taxes and other book/tax differences which are accounted for on a flow-through basis and an increase in pretax book income.

2009 Compared to 2008

Reconciliation of Year Ended December 31, 2008 to Year Ended December 31, 2009
Net Income
(in millions)

Year Ended December 31, 2008	$123

Changes in Gross Margin:
Retail Margins	128
Off-system Sales	(27)
Transmission Revenues	2
Other Revenues	(2)
Total Change in Gross Margin	101

Total Expenses and Other:
Other Operation and Maintenance	(33)
Depreciation and Amortization	(17)
Taxes Other Than Income Taxes	9
Carrying Costs Income	(25)
Other Income	(7)
Interest Expense	7
Total Expenses and Other	(66)

Income Tax Expense	(2)

Year Ended December 31, 2009	$156

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $128 million primarily due to the following:
•
A $144 million increase in rate relief primarily due to the impact of the Virginia base rate orders issued in October 2008 and December 2009 and increases in the recovery of construction financing costs in West Virginia.

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

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $33 million primarily due to the following:
	•	A $49 million increase in distribution expenses resulting from storm damage repairs in 2009 and an increase in reliability spending.
	•	A $15 million increase in steam maintenance expenses primarily due to a planned outage at the Amos Plant.

These increases were partially offset by:
	•	A $26 million decrease related to the establishment of a regulatory asset in 2009 for the deferral of transmission costs.
	•	A $7 million decrease in employee benefit expenses.
•	Depreciation and Amortization expenses increased $17 million primarily due to the following:
	•	A $15 million increase in depreciation expense due to a greater depreciation base resulting from environmental upgrades at the Amos, Clinch River and Mountaineer Plants.
	•	A $2 million increase in amortization of carrying charges and depreciation expense that are being collected through the Virginia E&R surcharges.
•	Taxes Other Than Income Taxes decreased $9 million primarily due to a favorable franchise tax return adjustment recorded in 2009.
•	Carrying Costs Income decreased $25 million due to completion of reliability deferrals in Virginia in December 2008 and a decrease of environmental construction deferrals in Virginia in 2009.
•	Other Income decreased $7 million primarily due to higher interest income related to a tax refund in 2008 and other tax adjustments.
•
Interest Expense decreased $7 million primarily due to a $24 million decrease in interest expense related to a refund on off-system sales margins in accordance with the FERC’s order related to the SIA in 2008.  This decrease was partially offset by a $20 million increase in interest expense due to increased long-term debt outstanding.

•
Income Tax Expense increased $2 million primarily due to an increase in pretax book income, partially offset by the regulatory accounting treatment of state income taxes and other book/tax differences which are accounted for on a flow-through basis.

FINANCIAL CONDITION

LIQUIDITY

APCo participates in the Utility Money Pool, which provides access to AEP’s liquidity.  APCo relies upon ready access to capital markets, cash flows from operations and access to the Utility Money Pool to fund current operations and capital expenditures.  See the “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” section beginning on page 405 for additional discussion of liquidity.

Credit Ratings

APCo’s ultimate access to capital markets may depend on its credit ratings.  In addition, a credit rating downgrade of APCo by one of the rating agencies could increase APCo’s borrowing costs.  Failure to maintain investment grade ratings may constrain APCo’s ability to participate in the Utility Money Pool or the amount of APCo’s receivables securitized by AEP Credit.  Counterparty concerns about APCo’s credit quality could subject APCo to additional collateral demands under adequate assurance clauses under derivative and non-derivative energy contracts.

CASH FLOW

Cash flows for 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Cash and Cash Equivalents at Beginning of Period	$2,006	$1,996	$2,195
Cash Flows from (Used for):
Operating Activities	655,564	(29,267)	242,703
Investing Activities	(523,948)	(529,958)	(682,085)
Financing Activities	(132,671)	559,235	439,183
Net Increase (Decrease) in Cash and Cash Equivalents	(1,055)	10	(199)
Cash and Cash Equivalents at End of Period	$951	$2,006	$1,996

Operating Activities

Net Cash Flows from Operating Activities were $656 million in 2010.  APCo produced Net Income of $137 million during the period and had noncash expense items of $304 million for Depreciation and Amortization and $144 million for Deferred Income Taxes, partially offset by $33 million in Carrying Costs Income.  APCo contributed $37 million to the qualified pension trust.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The activity in working capital relates to a number of items.  The $117 million inflow from Fuel, Materials and Supplies was primarily due to a reduction in fuel inventory and a decrease in the average cost of coal per ton.  The $77 million inflow from Accrued Taxes, Net was primarily due to the receipt of a 2010 income tax refund of $170 million related to a federal net income tax operating loss in 2009 that was carried back to 2007 and 2008.  Items contributing to the net income tax operating loss included bonus depreciation and the favorable impact of a change in tax accounting method related to units of property.  The $63 million outflow from Accounts Receivable, Net was primarily due to an increase in accrued unbilled revenues due to usual seasonal fluctuations and timing of settlements of receivables from affiliated companies.

Net Cash Flows Used for Operating Activities were $29 million in 2009.  APCo produced Net Income of $156 million during the period and had noncash expense items of $323 million for Deferred Income Taxes and $274 million for Depreciation and Amortization, partially offset by $23 million in Carrying Costs Income.  The $323 million inflow for Deferred Income Taxes was primarily due to the American Recovery and Reinvestment Act of 2009 extending bonus depreciation provisions, a change in tax accounting method and an increase in tax versus book temporary differences from operations.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The activity in working capital relates to a number of items.  The $221 million outflow from Fuel, Materials and Supplies was primarily due to an increase in coal inventory.  The $172 million outflow from Accrued Taxes, Net was primarily due to an increase in accrued tax benefits resulting from a net income tax operating loss in 2009.  The $41 million outflow from Accounts Payable was primarily due to APCo’s provision for revenue refund which was paid to the AEP West companies as part of a FERC order on the SIA.  The $194 million outflow from Fuel Over/Under-Recovery, Net was primarily due to a net under-recovery of fuel costs in both Virginia and West Virginia.

Net Cash Flows from Operating Activities were $243 million in 2008.  APCo produced Net Income of $123 million during the period and noncash expense items of $257 million for Depreciation and Amortization and $146 million for Deferred Income Taxes, partially offset by $48 million in Carrying Costs Income.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The activity in working capital relates to a number of items. The $138 million inflow from Accounts Payable included APCo’s provision for revenue refund of $77 million to be paid to the AEP West companies as part of the FERC’s recent order on the SIA.  The $190 million outflow in Fuel Over/Under-Recovery, Net resulted from a net under recovery of fuel cost in both Virginia and West Virginia.

Investing Activities

Net Cash Flows Used for Investing Activities in 2010, 2009 and 2008 primarily reflect construction expenditures of $534 million, $544 million and $697 million, respectively.  Construction expenditures were primarily for projects to improve service reliability for transmission and distribution, as well as environmental upgrades.  Environmental upgrades primarily include the installation of FGD equipment at the Amos Plant.

Financing Activities

Net Cash Flows Used for Financing Activities were $133 million in 2010.  APCo issued $300 million of Senior Unsecured Notes and $68 million of Pollution Control Bonds.  APCo retired $150 million of Senior Unsecured Notes, $100 million of Notes Payable – Affiliated and $50 million of Pollution Control Bonds.  APCo reduced short-term borrowings from the Utility Money Pool by $101 million and paid $88 million in dividends on common stock.

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

In February 2011, APCo issued $65 million of 2% Pollution Control Bonds due in 2041 with a 2012 mandatory put date.

CONTRACTUAL OBLIGATION INFORMATION

APCo’s contractual cash obligations include amounts reported on APCo’s Consolidated Balance Sheets and other obligations disclosed in the footnotes.  The following table summarizes APCo’s contractual cash obligations at December 31, 2010:

Payments Due by Period

	Less Than			After
Contractual Cash Obligations	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)
Advances from Affiliates (a)	$128.3	$-	$-	$-	$128.3
Interest on Fixed Rate Portion of Long-term Debt (b)	191.1	354.2	323.2	2,255.0	3,123.5
Fixed Rate Portion of Long-term Debt (c)	250.0	320.0	500.1	2,269.3	3,339.4
Variable Rate Portion of Long-term Debt (d)	229.7	-	-	-	229.7
Capital Lease Obligations (e)	9.5	14.5	6.5	6.9	37.4
Noncancelable Operating Leases (e)	14.3	21.5	17.6	58.0	111.4
Fuel Purchase Contracts (f)	541.7	790.8	487.5	419.7	2,239.7
Energy and Capacity Purchase Contracts (g)	16.4	27.3	27.0	186.4	257.1
Construction Contracts for Capital Assets (h)	94.7	197.2	221.0	289.1	802.0
Total	$1,475.7	$1,725.5	$1,582.9	$5,484.4	$10,268.5

(a)	Represents short-term borrowings from the Utility Money Pool.
(b)
Interest payments are estimated based on final maturity dates of debt securities outstanding at December 31, 2010 and do not reflect anticipated future refinancings, early redemptions or debt issuances.

(c)	See “Long-term Debt” section of Note 14. Represents principal only excluding interest.
(d)	See “Long-term Debt” section of Note 14. Represents principal only excluding interest. Variable rate debt had interest rates that ranged between 0.29% and 0.37% at December 31, 2010.
(e)	See Note 13.
(f)	Represents contractual obligations to purchase coal and other consumables as fuel for electric generation along with related transportation of the fuel.
(g)	Represents contractual obligations for energy and capacity purchase contracts.
(h)
Represents only capital assets for which APCo has signed contracts.  Actual payments are dependent upon and may vary significantly based upon the decision to build, regulatory approval schedules, timing and escalation of project costs.

APCo’s $14 million liability related to uncertainty in Income Taxes is not included above because management cannot reasonably estimate the cash flows by period.

APCo’s pension funding requirements are not included in the above table.  As of December 31, 2010, management expects to make contributions to the pension plans totaling $14.7 million in 2011.  Estimated contributions of $24.1 million in 2012 and $21.3 million in 2013 may vary significantly based on market returns, changes in actuarial assumptions and other factors.  Based upon the benefit obligation and fair value of assets available to pay pension benefits, APCo’s pension plan obligation was 78.6% funded as of December 31, 2010.

In addition to the amounts disclosed in the contractual cash obligations table above, APCo makes additional commitments in the normal course of business.  APCo’s commitments outstanding at December 31, 2010 under these agreements are summarized in the table below:

Amount of Commitment Expiration Per Period

	Less Than			After
Other Commercial Commitments	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)
Standby Letters of Credit (a)	$232.3	$-	$-	$-	$232.3

(a)
APCo enters into standby letters of credit (LOCs) with third parties.  These LOCs cover items such as insurance programs, security deposits, debt service reserves and variable rate Pollution Control Bonds.  All of these LOCs were issued in APCo’s ordinary course of business.  There is no collateral held in relation to any guarantees in excess of APCo's ownership percentages.  In the event any LOC is drawn, there is no recourse to third parties.  The maximum future payments of these LOCs are $232.3 million with maturities ranging from March 2011 to April 2011.  See “Letters of Credit” section of Note 6.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the adoption and impact of new accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT RISK MANAGEMENT ACTIVITIES

See “Quantitative And Qualitative Disclosures About Risk Management Activities” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of risk management activities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Appalachian Power Company:

We have audited the accompanying consolidated balance sheets of Appalachian Power Company and subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in common shareholder’s equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Appalachian Power Company and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 25, 2011

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

Management assessed the effectiveness of APCo’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on management’s assessment, APCo’s internal control over financial reporting was effective as of December 31, 2010.

This annual report does not include an attestation report of APCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit APCo to provide only management’s report in this annual report.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
REVENUES
Electric Generation, Transmission and Distribution	$2,950,183	$2,604,494	$2,542,222
Sales to AEP Affiliates	316,207	263,389	328,735
Other Revenues	8,713	8,772	18,199
TOTAL REVENUES	3,275,103	2,876,655	2,889,156

EXPENSES
Fuel and Other Consumables Used for Electric Generation	663,422	547,266	710,115
Purchased Electricity for Resale	257,349	246,742	215,413
Purchased Electricity from AEP Affiliates	917,616	803,116	785,191
Other Operation	429,107	266,763	297,818
Maintenance	211,486	274,543	209,766
Depreciation and Amortization	304,192	273,506	256,626
Taxes Other Than Income Taxes	110,908	92,194	101,251
TOTAL EXPENSES	2,894,080	2,504,130	2,576,180

OPERATING INCOME	381,023	372,525	312,976

Other Income (Expense):
Interest Income	1,477	1,403	6,371
Carrying Costs Income	33,080	22,761	48,249
Allowance for Equity Funds Used During Construction	2,967	7,000	8,938
Interest Expense	(207,649)	(202,426)	(209,733)

INCOME BEFORE INCOME TAX EXPENSE	210,898	201,263	166,801

Income Tax Expense	74,230	45,449	43,938

NET INCOME	136,668	155,814	122,863

Preferred Stock Dividend Requirements Including Capital Stock Expense	900	900	942

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$135,768	$154,914	$121,921

The common stock of APCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S
EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2007	$260,458	$1,025,149	$831,612	$(35,187)	$2,082,032

Adoption of Guidance for Split-Dollar Life Insurance
Accounting, Net of Tax of $1,175			(2,181)		(2,181)
Adoption of Guidance for Fair Value Accounting,
Net of Tax of $154			(286)		(286)
Capital Contribution from Parent		200,000			200,000
Preferred Stock Dividends			(799)		(799)
Capital Stock Expense		143	(143)		-
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					2,278,766

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $297				552	552
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $1,794				3,333	3,333
Pension and OPEB Funded Status, Net of Tax of $15,574				(28,923)	(28,923)
NET INCOME			122,863		122,863
TOTAL COMPREHENSIVE INCOME					97,825

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2008	260,458	1,225,292	951,066	(60,225)	2,376,591

Capital Contribution from Parent		250,000			250,000
Common Stock Dividends			(20,000)		(20,000)
Preferred Stock Dividends			(799)		(799)
Capital Stock Expense		101	(101)		-
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					2,605,792

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $970				(1,801)	(1,801)
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $2,642				4,907	4,907
Pension and OPEB Funded Status, Net of Tax of $3,697				6,865	6,865
NET INCOME			155,814		155,814
TOTAL COMPREHENSIVE INCOME					165,785

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2009	260,458	1,475,393	1,085,980	(50,254)	2,771,577

Common Stock Dividends			(88,000)		(88,000)
Preferred Stock Dividends			(799)		(799)
Capital Stock Expense		103	(101)		2
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					2,682,780

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $3,843				7,137	7,137
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $2,247				4,172	4,172
Pension and OPEB Funded Status, Net of Tax of $4,888				(9,078)	(9,078)
NET INCOME			136,668		136,668
TOTAL COMPREHENSIVE INCOME					138,899

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2010	$260,458	$1,475,496	$1,133,748	$(48,023)	$2,821,679

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2010 and 2009
(in thousands)

	2010	2009
CURRENT ASSETS
Cash and Cash Equivalents	$951	$2,006
Accounts Receivable:
Customers	166,878	150,285
Affiliated Companies	145,972	135,686
Accrued Unbilled Revenues	108,210	68,971
Miscellaneous	3,090	6,690
Allowance for Uncollectible Accounts	(6,667)	(5,408)
Total Accounts Receivable	417,483	356,224
Fuel	230,697	343,261
Materials and Supplies	89,370	88,575
Risk Management Assets	53,242	67,956
Accrued Tax Benefits	104,435	180,708
Regulatory Asset for Under-Recovered Fuel Costs	18,300	78,685
Prepayments and Other Current Assets	35,811	36,293
TOTAL CURRENT ASSETS	950,289	1,153,708

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	4,736,150	4,284,361
Transmission	1,852,415	1,813,777
Distribution	2,740,752	2,642,479
Other Property, Plant and Equipment	348,013	329,497
Construction Work in Progress	562,280	730,099
Total Property, Plant and Equipment	10,239,610	9,800,213
Accumulated Depreciation and Amortization	2,843,087	2,751,443
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	7,396,523	7,048,770

OTHER NONCURRENT ASSETS
Regulatory Assets	1,486,625	1,433,791
Long-term Risk Management Assets	38,420	47,141
Deferred Charges and Other Noncurrent Assets	125,296	113,003
TOTAL OTHER NONCURRENT ASSETS	1,650,341	1,593,935

TOTAL ASSETS	$9,997,153	$9,796,413

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
December 31, 2010 and 2009

	2010	2009
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$128,331	$229,546
Accounts Payable:
General	223,144	291,240
Affiliated Companies	166,884	157,640
Long-term Debt Due Within One Year – Nonaffiliated	479,672	200,019
Long-term Debt Due Within One Year – Affiliated	-	100,000
Risk Management Liabilities	27,993	25,792
Customer Deposits	58,451	57,578
Deferred Income Taxes	44,180	68,706
Accrued Taxes	75,619	65,241
Accrued Interest	57,871	58,962
Other Current Liabilities	93,286	95,292
TOTAL CURRENT LIABILITIES	1,355,431	1,350,016

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	3,081,469	3,177,287
Long-term Risk Management Liabilities	10,873	20,364
Deferred Income Taxes	1,642,072	1,439,884
Regulatory Liabilities and Deferred Investment Tax Credits	562,381	526,546
Employee Benefits and Pension Obligations	306,460	312,873
Deferred Credits and Other Noncurrent Liabilities	199,041	180,114
TOTAL NONCURRENT LIABILITIES	5,802,296	5,657,068

TOTAL LIABILITIES	7,157,727	7,007,084

Cumulative Preferred Stock Not Subject to Mandatory Redemption	17,747	17,752

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

COMMON SHAREHOLDER’S EQUITY
Common Stock – No Par Value:
Authorized – 30,000,000 Shares
Outstanding – 13,499,500 Shares	260,458	260,458
Paid-in Capital	1,475,496	1,475,393
Retained Earnings	1,133,748	1,085,980
Accumulated Other Comprehensive Income (Loss)	(48,023)	(50,254)
TOTAL COMMON SHAREHOLDER’S EQUITY	2,821,679	2,771,577

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,997,153	$9,796,413

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
OPERATING ACTIVITIES
Net Income	$136,668	$155,814	$122,863
Adjustments to Reconcile Net Income to Net Cash Flows from (Used for)
Operating Activities:
Depreciation and Amortization	304,192	273,506	256,626
Deferred Income Taxes	144,413	322,626	145,594
Carrying Costs Income	(33,080)	(22,761)	(48,249)
Allowance for Equity Funds Used During Construction	(2,967)	(7,000)	(8,938)
Mark-to-Market of Risk Management Contracts	29,182	(15,346)	(20,555)
Pension Contributions to Qualified Plan Trust	(36,784)	-	-
Fuel Over/Under-Recovery, Net	(13,356)	(194,436)	(189,543)
Change in Regulatory Assets	38,475	(84,159)	(73,602)
Change in Other Noncurrent Assets	(15,668)	(2,926)	(12,020)
Change in Other Noncurrent Liabilities	1,757	3,895	(7,335)
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(63,426)	(14,489)	(19,058)
Fuel, Materials and Supplies	116,530	(221,280)	(43,748)
Accounts Payable	(16,823)	(41,370)	137,704
Accrued Taxes, Net	76,881	(172,126)	(5,496)
Other Current Assets	1,287	(3,608)	(18,984)
Other Current Liabilities	(11,717)	(5,607)	27,444
Net Cash Flows from (Used for) Operating Activities	655,564	(29,267)	242,703

INVESTING ACTIVITIES
Construction Expenditures	(534,334)	(543,587)	(696,767)
Change in Other Cash Deposits	1,964	235	(674)
Acquisitions of Assets	(2,485)	(1,116)	(1,685)
Proceeds from Sales of Assets	4,738	14,510	17,041
Other Investing Activities	6,169	-	-
Net Cash Flows Used for Investing Activities	(523,948)	(529,958)	(682,085)

FINANCING ACTIVITIES
Capital Contribution from Parent	-	250,000	200,000
Issuance of Long-term Debt – Nonaffiliated	363,726	447,883	735,799
Change in Advances from Affiliates, Net	(101,215)	34,658	(80,369)
Retirement of Long-term Debt – Nonaffiliated	(200,019)	(150,017)	(412,789)
Retirement of Long-term Debt – Affiliated	(100,000)	-	-
Retirement of Cumulative Preferred Stock	(4)	-	-
Principal Payments for Capital Lease Obligations	(7,001)	(3,479)	(3,922)
Dividends Paid on Common Stock	(88,000)	(20,000)	-
Dividends Paid on Cumulative Preferred Stock	(799)	(799)	(799)
Other Financing Activities	641	989	1,263
Net Cash Flows from (Used for) Financing Activities	(132,671)	559,235	439,183

Net Increase (Decrease) in Cash and Cash Equivalents	(1,055)	10	(199)
Cash and Cash Equivalents at Beginning of Period	2,006	1,996	2,195
Cash and Cash Equivalents at End of Period	$951	$2,006	$1,996

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$202,884	$209,806	$177,531
Net Cash Paid (Received) for Income Taxes	(153,205)	(81,508)	(72,973)
Noncash Acquisitions Under Capital Leases	22,772	2,572	3,242
Government Grants Included in Accounts Receivable at December 31,	1,049	-	-
Construction Expenditures Included in Accounts Payable at December 31,	66,048	108,077	185,469
SIA Refund Included in Accounts Payable at December 31,	-	-	77,139

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to APCo’s consolidated financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to APCo.  The footnotes begin on page 246.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Rate Matters	Note 4
Effects of Regulation	Note 5
Commitments, Guarantees and Contingencies	Note 6
Benefit Plans	Note 8
Business Segments	Note 9
Derivatives and Hedging	Note 10
Fair Value Measurements	Note 11
Income Taxes	Note 12
Leases	Note 13
Financing Activities	Note 14
Related Party Transactions	Note 15
Property, Plant and Equipment	Note 16
Cost Reduction Initiatives	Note 17
Unaudited Quarterly Financial Information	Note 18

COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARIES

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
MANAGEMENT’S NARRATIVE FINANCIAL DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Company Overview

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

In October 2010, CSPCo and OPCo filed with the PUCO to merge CSPCo into OPCo.  Approval of the merger will not affect CSPCo's and OPCo's rates until the PUCO approves new rates, terms and conditions for the merged company.  In January 2011, CSPCo and OPCo filed with the FERC requesting approval for an internal corporate reorganization under which CSPCo will merge into OPCo effective October 2011.

Originally approved by the FERC in 1951 and subsequently amended in 1951, 1962, 1975, 1979 (twice) and 1980, the Interconnection Agreement establishes the AEP Power Pool which permits the AEP East companies to pool their generation assets on a cost basis.  It establishes an allocation method for generating capacity among its members based on relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity revenues.  AEP Power Pool members are compensated for their costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.  The capacity reserve relationship of the AEP Power Pool members changes as generating assets are added, retired or sold and relative peak demand changes.  The AEP Power Pool calculates each member’s prior twelve-month peak demand relative to the sum of the peak demands of all members as a basis for sharing revenues and costs.  The result of this calculation is the MLR, which determines each member’s percentage share of revenues and costs.

In December 2010, each member gave notice to AEPSC and the other AEP Power Pool members of its decision to terminate the Interconnection Agreement effective January 1, 2014 or such other date approved by the FERC, subject to state regulatory input.  It is unknown at this time whether the AEP Power Pool will be replaced by a new agreement among some or all of the members, whether individual companies will enter into bilateral or multi-party contracts with each other for power sales and purchases or asset transfers or if each company will choose to operate independently.  This decision to terminate is subject to management’s ongoing evaluation.  The AEP Power Pool members may revoke their notices of termination.  If CSPCo experiences decreases in revenues or increases in costs as a result of the termination of the AEP Power Pool and is unable to recover the change in revenues and costs through rates, prices or additional sales, it could have an adverse impact on future net income and cash flows.

The AEP East companies are parties to a Transmission Agreement defining how they share the costs associated with their relative ownership of transmission assets.  This sharing was based upon each company’s MLR until the FERC approved a new Transmission Agreement effective November 1, 2010.  The impacts of the new Transmission Agreement will be phased-in for retail rates, adds KGPCo and WPCo as parties to the agreement and changes the allocation method.

In March 2007, CSPCo and AEGCo entered into a 10-year unit power agreement for the entire output from the Lawrenceburg Plant with an option for an additional 2-year period.  CSPCo pays AEGCo for the capacity, depreciation, fuel, operation and maintenance and tax expenses.  These payments are due regardless of whether the plant operates.

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

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

Ohio Customer Choice

In CSPCo’s service territory, various competitive retail electric service (CRES) providers are targeting retail customers by offering alternative generation service.  As of December 31, 2010, approximately 5,000 CSPCo retail customers have switched from CSPCo to alternative CRES providers.  As a result, in comparison to 2009, CSPCo lost approximately $16 million of generation related gross margin in 2010.  Management currently forecasts incremental lost margins of approximately $53 million for 2011.  Management anticipates recovery of a portion of this lost margin through off-system sales.

Regulatory Activity

2009 – 2011 ESP

During 2009, the PUCO issued an order that modified and approved CSPCo’s ESP which established rates through 2011.  The order also limited annual rate increases for CSPCo to 7% in 2009, 6% in 2010 and 6% in 2011.  The order provided a FAC for the three-year period of the ESP.  Several notices of appeal are outstanding at the Supreme Court of Ohio relating to significant issues in the determination of the approved ESP rates.  In January 2011, the PUCO issued an order that determined that relevant CSPCo 2009 earnings were significantly excessive.  As a result, the PUCO ordered CSPCo to refund $43 million of its earnings to customers, which was recorded as a revenue provision on CSPCo’s December 2010 books.  See “Ohio Electric Security Plan Filings” section of Note 4.

Proposed January 2012 – May 2014 ESP

In January 2011, CSPCo filed an application with the PUCO to approve a new ESP that includes a standard service offer (SSO) pricing for generation effective with the first billing cycle of January 2012 through the last billing cycle of May 2014.  The SSO presents redesigned generation rates by customer class.  Customer class rates individually vary, but on average, customers will experience net base generation increases of 1.4% in 2012 and 2.7% for the period January 2013 through May 2014.  See “Ohio Electric Security Plan Filings” section of Note 4.

Litigation and Environmental Issues

In the ordinary course of business, CSPCo is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 4 – Rate Matters and Note 6 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” section beginning on page 405 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2010	2009	2008
	(in millions of KWH)
Retail:
Residential	7,804	7,303	7,551
Commercial	8,709	8,532	8,772
Industrial	4,666	4,784	5,828
Miscellaneous	56	54	55
Total Retail	21,235	20,673	22,206

Wholesale	2,950	2,822	5,463

Total KWHs	24,185	23,495	27,669

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2010	2009	2008
	(in degree days)

Actual - Heating (a)	3,295	3,040	3,157
Normal - Heating (b)	3,036	3,054	3,187

Actual - Cooling (c)	1,317	854	1,056
Normal - Cooling (b)	1,029	1,037	999

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2010 Compared to 2009

Reconciliation of Year Ended December 31, 2010 to Year Ended December 31, 2009
Net Income
(in millions)

Year Ended December 31, 2009	$272

Changes in Gross Margin:
Retail Margins	(20)
Off-system Sales	22
Other Revenues	4
Total Change in Gross Margin	6

Total Expenses and Other:
Other Operation and Maintenance	(41)
Depreciation and Amortization	(7)
Taxes Other Than Income Taxes	(12)
Other Income	(2)
Interest Expense	2
Total Expenses and Other	(60)

Income Tax Expense	12

Year Ended December 31, 2010	$230

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins decreased $20 million due to:
	•	A $43 million decrease due to a refund provision for the 2009 Significantly Excessive Earnings Test (SEET).
	•	A $23 million decrease in capacity settlements under the Interconnection Agreement.
•
A $16 million decrease as a result of the expiration of the City of Westerville contract as a dedicated customer for CSPCo at the end of 2009.  A new contract was entered into with Westerville on January 1, 2010 which is partially included in Off-system Sales as margins are shared by the members of the AEP Power Pool.

	•	A $14 million decrease as a result of the elimination of Restructuring Transition Charge (RTC) revenues with the implementation of CSPCo’s ESP.
These decreases were partially offset by:
	•	A $45 million increase in residential and commercial revenue from weather-related usage primarily due to a 54% increase in cooling degree days.
•
A $26 million increase in revenue due to the implementation of PUCO approved rider rates in June 2010 related to the Energy Efficiency & Peak Demand Reduction (EE/PDR) Programs.  This increase in Retail Margins was offset by a corresponding increase in Other Operation and Maintenance as discussed below.

	•	A $5 million increase related to the implementation of higher rates set by the Ohio ESP.
•	Margins from Off-system Sales increased $22 million primarily due to increased prices and higher physical sales volumes, partially offset by lower trading and marketing margins.

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $41 million primarily due to:
	•	A $31 million increase due to expenses incurred related to cost reduction initiatives. In 2010, management conducted cost reduction initiatives to reduce both labor and non-labor expenses.

•
A $26 million increase in expenses due to the implementation of PUCO approved EE/PDR programs.  This increase in Other Operation and Maintenance expenses was offset by a corresponding increase in Retail Margins as discussed above.

	•	A $13 million increase in recoverable customer account expenses due to increased Universal Service Fund surcharge rates for customers who qualify for payment assistance.
These increases were partially offset by:
	•	An $8 million decrease related to a 2009 obligation to contribute to the “Partnership with Ohio” fund for low income, at-risk customers ordered by the PUCO’s approval of CSPCo’s ESP.
	•	A $7 million decrease in steam plant removal expenses and a $3 million decrease in maintenance of electric plant expenses primarily related to work performed at the Conesville Plant in 2009.
	•	A $7 million decrease in boiler plant maintenance expenses primarily related to work performed at the Conesville and Zimmer Plants in 2009.
	•	A $3 million decrease in overhead distribution line expenses primarily due to ice and wind storms in the first quarter of 2009, partially offset by increased vegetation management activities.
•	Depreciation and Amortization increased $7 million primarily due to environmental projects at the Conesville Plant that were completed and placed in service in November 2009.
•	Taxes Other Than Income Taxes increased $12 million primarily due to a $9 million increase in property taxes as a result of increased property values.
•
Income Tax Expense decreased $12 million primarily due to a decrease in pretax book income, changes in certain book/tax differences accounted for on a flow-through basis and a tax loss benefit from Parent, which was partially offset by federal income tax adjustments.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the adoption and impact of new accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT RISK MANAGEMENT ACTIVITIES

See “Quantitative And Qualitative Disclosures About Risk Management Activities” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of risk management activities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Columbus Southern Power Company:

We have audited the accompanying consolidated balance sheets of Columbus Southern Power Company and subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in common shareholder’s equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Columbus Southern Power Company and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 25, 2011

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

Management assessed the effectiveness of CSPCo’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on management’s assessment, CSPCo’s internal control over financial reporting was effective as of December 31, 2010.

This annual report does not include an attestation report of CSPCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit CSPCo to provide only management’s report in this annual report.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
REVENUES
Electric Generation, Transmission and Distribution	$2,063,255	$1,934,338	$2,079,610
Sales to AEP Affiliates	82,994	67,213	122,949
Other Revenues	2,792	3,022	5,542
TOTAL REVENUES	2,149,041	2,004,573	2,208,101

EXPENSES
Fuel and Other Consumables Used for Electric Generation	399,886	298,198	360,792
Purchased Electricity for Resale	106,114	85,262	197,943
Purchased Electricity from AEP Affiliates	409,097	392,761	413,518
Other Operation	350,047	290,632	348,051
Maintenance	108,389	126,441	109,335
Depreciation and Amortization	151,440	144,402	186,746
Taxes Other Than Income Taxes	187,260	175,151	168,028
TOTAL EXPENSES	1,712,233	1,512,847	1,784,413

OPERATING INCOME	436,808	491,726	423,688

Other Income (Expense):
Interest Income	919	802	5,334
Carrying Costs Income	8,166	7,656	6,551
Allowance for Equity Funds Used During Construction	2,072	3,382	3,364
Interest Expense	(85,893)	(88,184)	(92,068)

INCOME BEFORE INCOME TAX EXPENSE	362,072	415,382	346,869

Income Tax Expense	131,849	143,721	109,739

NET INCOME	230,223	271,661	237,130

Capital Stock Expense	149	157	157

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$230,074	$271,504	$236,973

The common stock of CSPCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S
EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2007	$41,026	$580,349	$561,696	$(18,794)	$1,164,277
Adoption of Guidance for Split-Dollar Life Insurance
Accounting, Net of Tax of $589			(1,095)		(1,095)
Adoption of Guidance for Fair Value Accounting,
Net of Tax of $170			(316)		(316)
Common Stock Dividends			(122,500)		(122,500)
Capital Stock Expense		157	(157)		-
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					1,040,366

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $1,174				2,181	2,181
Amortization of Pension and OPEB Deferred
Costs, Net of Tax of $607				1,128	1,128
Pension and OPEB Funded Status, Net of Tax of $19,137				(35,540)	(35,540)
NET INCOME			237,130		237,130
TOTAL COMPREHENSIVE INCOME					204,899
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2008	41,026	580,506	674,758	(51,025)	1,245,265

Common Stock Dividends			(150,000)		(150,000)
Capital Stock Expense		157	(157)		-
Noncash Dividend of Property to Parent			(8,123)		(8,123)
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					1,087,142

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $1,027				(1,907)	(1,907)
Amortization of Pension and OPEB Deferred
Costs, Net of Tax of $1,193				2,215	2,215
Pension and OPEB Funded Status, Net of Tax of $390				724	724
NET INCOME			271,661		271,661
TOTAL COMPREHENSIVE INCOME					272,693
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2009	41,026	580,663	788,139	(49,993)	1,359,835

Common Stock Dividends			(102,500)		(102,500)
Capital Stock Expense		149	(149)		-
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					1,257,335

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $130				242	242
Amortization of Pension and OPEB Deferred
Costs, Net of Tax of $1,333				2,475	2,475
Pension and OPEB Funded Status, Net of Tax of $2,186				(4,060)	(4,060)
NET INCOME			230,223		230,223
TOTAL COMPREHENSIVE INCOME					228,880
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2010	$41,026	$580,812	$915,713	$(51,336)	$1,486,215

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2010 and 2009
(in thousands)

	2010	2009
CURRENT ASSETS
Cash and Cash Equivalents	$509	$1,096
Other Cash Deposits	2,260	16,150
Advances to Affiliates	54,202	-
Accounts Receivable:
Customers	50,187	37,158
Affiliated Companies	66,788	28,555
Accrued Unbilled Revenues	32,821	11,845
Miscellaneous	14,374	4,164
Allowance for Uncollectible Accounts	(1,584)	(3,481)
Total Accounts Receivable	162,586	78,241
Fuel	72,882	74,158
Materials and Supplies	42,033	39,652
Emission Allowances	28,486	26,587
Risk Management Assets	23,774	34,343
Accrued Tax Benefits	8,797	29,273
Margin Deposits	14,762	14,874
Prepayments and Other Current Assets	26,864	6,349
TOTAL CURRENT ASSETS	437,155	320,723

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	2,686,294	2,641,860
Transmission	662,312	623,680
Distribution	1,796,023	1,745,559
Other Property, Plant and Equipment	203,593	189,315
Construction Work in Progress	172,793	155,081
Total Property, Plant and Equipment	5,521,015	5,355,495
Accumulated Depreciation and Amortization	1,927,112	1,838,840
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	3,593,903	3,516,655

OTHER NONCURRENT ASSETS
Regulatory Assets	298,111	341,029
Long-term Risk Management Assets	22,089	23,882
Deferred Charges and Other Noncurrent Assets	152,932	147,217
TOTAL OTHER NONCURRENT ASSETS	473,132	512,128

TOTAL ASSETS	$4,504,190	$4,349,506

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDER'S EQUITY
December 31, 2010 and 2009

	2010	2009
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$-	$24,202
Accounts Payable:
General	98,925	95,872
Affiliated Companies	78,617	81,338
Long-term Debt Due Within One Year – Nonaffiliated	-	150,000
Long-term Debt Due Within One Year – Affiliated	-	100,000
Risk Management Liabilities	15,967	13,052
Customer Deposits	29,441	27,911
Accrued Taxes	226,572	199,001
Accrued Interest	22,533	24,669
Other Current Liabilities	111,868	67,053
TOTAL CURRENT LIABILITIES	583,923	783,098

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	1,438,830	1,286,393
Long-term Risk Management Liabilities	6,223	10,313
Deferred Income Taxes	604,828	535,265
Regulatory Liabilities and Deferred Investment Tax Credits	163,888	174,671
Employee Benefits and Pension Obligations	136,643	133,968
Deferred Credits and Other Noncurrent Liabilities	83,640	65,963
TOTAL NONCURRENT LIABILITIES	2,434,052	2,206,573

TOTAL LIABILITIES	3,017,975	2,989,671

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

COMMON SHAREHOLDER’S EQUITY
Common Stock – No Par Value:
Authorized – 24,000,000 Shares
Outstanding – 16,410,426 Shares	41,026	41,026
Paid-in Capital	580,812	580,663
Retained Earnings	915,713	788,139
Accumulated Other Comprehensive Income (Loss)	(51,336)	(49,993)
TOTAL COMMON SHAREHOLDER’S EQUITY	1,486,215	1,359,835

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$4,504,190	$4,349,506

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
OPERATING ACTIVITIES
Net Income	$230,223	$271,661	$237,130
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	151,440	144,402	186,746
Deferred Income Taxes	74,585	131,407	(303)
Carrying Costs Income	(8,166)	(7,656)	(6,551)
Allowance for Equity Funds Used During Construction	(2,072)	(3,382)	(3,364)
Mark-to-Market of Risk Management Contracts	11,807	(4,786)	(10,551)
Property Taxes	(12,463)	(7,364)	(2,169)
Fuel Over/Under-Recovery, Net	21,792	(36,028)	-
Provision for 2009 Significantly Excessive Earnings Test	42,683	-	-
Change in Other Noncurrent Assets	596	(36,462)	(8,984)
Change in Other Noncurrent Liabilities	(17,655)	15,858	12,254
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(75,580)	52,088	(14,976)
Fuel, Materials and Supplies	880	(37,954)	(3,381)
Accounts Payable	17,209	(57,666)	67,349
Customer Deposits	1,530	(2,234)	(12,950)
Accrued Taxes, Net	43,965	(17,319)	5,075
Other Current Assets	3,251	9,439	(23,730)
Other Current Liabilities	5,867	(16,027)	(8,241)
Net Cash Flows from Operating Activities	489,892	397,977	413,354

INVESTING ACTIVITIES
Construction Expenditures	(235,901)	(302,699)	(433,014)
Change in Other Cash Deposits	13,890	16,150	21,460
Change in Advances to Affiliates, Net	(54,202)	-	-
Acquisitions of Assets	(742)	(232)	(807)
Proceeds from Sales of Assets	5,106	823	1,576
Other Investing Activities	12,667	-	-
Net Cash Flows Used for Investing Activities	(259,182)	(285,958)	(410,785)

FINANCING ACTIVITIES
Issuance of Long-term Debt - Nonaffiliated	149,443	91,160	346,397
Change in Advances from Affiliates, Net	(24,202)	(50,663)	(20,334)
Retirement of Long-term Debt - Nonaffiliated	(150,000)	-	(204,245)
Retirement of Long-term Debt - Affiliated	(100,000)	-	-
Principal Payments for Capital Lease Obligations	(4,170)	(2,704)	(2,936)
Dividends Paid on Common Stock	(102,500)	(150,000)	(122,500)
Other Financing Activities	132	221	723
Net Cash Flows Used for Financing Activities	(231,297)	(111,986)	(2,895)

Net Increase (Decrease) in Cash and Cash Equivalents	(587)	33	(326)
Cash and Cash Equivalents at Beginning of Period	1,096	1,063	1,389
Cash and Cash Equivalents at End of Period	$509	$1,096	$1,063

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$85,240	$94,054	$78,539
Net Cash Paid for Income Taxes	36,805	46,945	113,140
Noncash Acquisitions Under Capital Leases	9,633	892	2,326
Government Grants Included in Accounts Receivable at December 31,	9,260	-	-
Construction Expenditures Included in Accounts Payable at December 31,	14,229	31,106	47,438
Noncash Dividend of Property to Parent	-	8,123	-
SIA Refund Included in Accounts Payable at December 31,	-	-	44,178

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to CSPCo’s consolidated financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to CSPCo.  The footnotes begin on page 246.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Rate Matters	Note 4
Effects of Regulation	Note 5
Commitments, Guarantees and Contingencies	Note 6
Benefit Plans	Note 8
Business Segments	Note 9
Derivatives and Hedging	Note 10
Fair Value Measurements	Note 11
Income Taxes	Note 12
Leases	Note 13
Financing Activities	Note 14
Related Party Transactions	Note 15
Property, Plant and Equipment	Note 16
Cost Reduction Initiatives	Note 17
Unaudited Quarterly Financial Information	Note 18

INDIANA MICHIGAN POWER COMPANY
AND SUBSIDIARIES

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
MANAGEMENT’S NARRATIVE FINANCIAL DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, I&M engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to 582,000 retail customers in its service territory in northern and eastern Indiana and a portion of southwestern Michigan.  I&M consolidates Blackhawk Coal Company and Price River Coal Company, its wholly-owned subsidiaries.  I&M also consolidates DCC Fuel.  I&M sells power at wholesale to municipalities and electric cooperatives.  I&M’s River Transportation Division (RTD) provides barging services to affiliates and nonaffiliated companies.  The revenues from barging represent the majority of other revenues except in 2009 when insurance proceeds related to the Cook Plant Unit 1 outage were the largest amount.

Originally approved by the FERC in 1951 and subsequently amended in 1951, 1962, 1975, 1979 (twice) and 1980, the Interconnection Agreement establishes the AEP Power Pool which permits the AEP East companies to pool their generation assets on a cost basis.  It establishes an allocation method for generating capacity among its members based on relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity revenues.  AEP Power Pool members are compensated for their costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.  The capacity reserve relationship of the AEP Power Pool members changes as generating assets are added, retired or sold and relative peak demand changes.  The AEP Power Pool calculates each member’s prior twelve-month peak demand relative to the sum of the peak demands of all members as a basis for sharing revenues and costs.  The result of this calculation is the MLR, which determines each member’s percentage share of revenues and costs.

In December 2010, each member gave notice to AEPSC and the other AEP Power Pool members of its decision to terminate the Interconnection Agreement effective January 1, 2014 or such other date approved by the FERC, subject to state regulatory input.  It is unknown at this time whether the AEP Power Pool will be replaced by a new agreement among some or all of the members, whether individual companies will enter into bilateral or multi-party contracts with each other for power sales and purchases or asset transfers or if each company will choose to operate independently.  This decision to terminate is subject to management’s ongoing evaluation.  The AEP Power Pool members may revoke their notices of termination.  If I&M experiences decreases in revenues or increases in costs as a result of the termination of the AEP Power Pool and is unable to recover the change in revenues and costs through rates, prices or additional sales, it could have an adverse impact on future net income and cash flows.

The AEP East companies are parties to a Transmission Agreement defining how they share the costs associated with their relative ownership of transmission assets.  This sharing was based upon each company’s MLR until the FERC approved a new Transmission Agreement effective November 1, 2010.  The new Transmission Agreement will be phased-in for retail rates over periods of up to four years, adds KGPCo and WPCo as parties to the agreement and changes the allocation method.  I&M’s recovery mechanism for transmission costs is through its base rates.  Changes in allocation under the new Transmission Agreement and state regulatory phase-in of the new agreement will limit I&M’s ability to fully recover its transmission costs.

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

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

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

Regulatory Activity

Michigan Regulatory Activity

In October 2010, a settlement agreement was approved by the MPSC to increase annual base rates by $36 million based on a 10.35% return on common equity, effective December 2010, plus separate recovery of approximately $7 million of customer choice implementation costs over a two year period beginning April 2011.  In addition, the approved revenue requirement includes the amortization of $6 million in previously expensed restructuring costs over five years, which I&M deferred in October 2010 and began amortizing in December 2010.  Also, the approved settlement agreement provided for sharing of off-system sales margins between customers (75%) and I&M (25%) with customers receiving a credit in future Power Supply Cost Recovery proceedings for their jurisdictional share of any off-system sales margins.  See “Michigan Base Rate Filing” section of Note 4.

Cook Plant Unit 1 Fire and Shutdown

In September 2008, I&M shut down Cook Plant Unit 1 (Unit 1) due to turbine vibrations, caused by blade failure, which resulted in significant turbine damage and a small fire on the electric generator.  Repair of the property damage and replacement of the turbine rotors and other equipment could cost up to approximately $395 million.  Management believes that I&M should recover a significant portion of these costs through the turbine vendor’s warranty, insurance and the regulatory process.  I&M repaired Unit 1 and it resumed operations in December 2009 at slightly reduced power.  The Unit 1 rotors were repaired and reinstalled due to the extensive lead time required to manufacture and install new turbine rotors.  As a result, the replacement of the repaired turbine rotors and other equipment is scheduled for the Unit 1 planned outage in the fall of 2011.  If the ultimate costs of the incident are not covered by warranty, insurance or through the regulatory process or if any future regulatory proceedings are adverse, it could have an adverse impact on net income, cash flows and financial condition.  See “Indiana Fuel Clause Filing” and “Michigan 2009 Power Supply Cost Recovery Reconciliation” sections of Note 4 and “Cook Plant Unit 1 Fire and Shutdown” section of Note 6.

Litigation and Environmental Issues

In the ordinary course of business, I&M is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 4 – Rate Matters and Note 6 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” section beginning on page 405 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2010	2009	2008
	(in millions of KWH)
Retail:
Residential	6,083	5,767	6,059
Commercial	5,121	5,038	5,272
Industrial	7,445	6,762	7,536
Miscellaneous	72	76	76
Total Retail	18,721	17,643	18,943

Wholesale	7,839	8,564	11,325

Total KWHs	26,560	26,207	30,268

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2010	2009	2008
	(in degree days)

Actual - Heating (a)	3,759	3,876	4,146
Normal - Heating (b)	3,774	3,788	3,789

Actual - Cooling (c)	1,165	580	747
Normal - Cooling (b)	832	844	842

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2010 Compared to 2009

Reconciliation of Year Ended December 31, 2009 to Year Ended December 31, 2010
Net Income
(in millions)

Year Ended December 31, 2009	$216

Changes in Gross Margin:
Retail Margins	171
FERC Municipals and Cooperatives	(32)
Off-system Sales	9
Transmission Revenues	2
Other Revenues	(185)
Total Change in Gross Margin	(35)

Total Expenses and Other:
Other Operation and Maintenance	(64)
Depreciation and Amortization	(2)
Taxes Other Than Income Taxes	(5)
Other Income	1
Interest Expense	(3)
Total Expenses and Other	(73)

Income Tax Expense	18

Year Ended December 31, 2010	$126

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $171 million primarily due to the following:
•
An $87 million increase primarily due to a $78 million increase in fuel and purchased power costs recorded in 2009 related to the Cook Plant Unit 1 (Unit 1) shutdown.  This increase was offset by a corresponding decrease in Other Revenues as discussed below.

•
A $39 million increase in rate relief primarily due to the impact of the Michigan rate settlement approved in October 2010 and the approval of the Indiana base rate filing effective March 2009.  This increase in Retail Margins had corresponding increases of $13 million related to riders/trackers recognized in  expense items.

• A $38 million increase in weather-related usage and increased price for residential and commercial customers primarily due to an increase in cooling degree days.
• A $28 million increase in industrial sales margins due to higher usage in comparison to recessionary lows of 2009.
These increases were partially offset by:
• A $15 million increase in PJM costs partially recovered through a rate rider included in the $13 million discussed above.
•	FERC Municipals and Cooperatives margins decreased $32 million primarily due to a unit power sales agreement ending in December 2009.
•	Margins from Off-system Sales increased $9 million primarily due to increased prices and higher physical sales volumes, partially offset by lower trading and marketing margins.
•	Other Revenues decreased $185 million primarily due to the following:
•
A $185 million decrease in the Cook Plant accidental outage insurance proceeds which ended when Unit 1 returned to service in December 2009.  I&M reduced customer bills by approximately $78 million in 2009 for the cost of replacement power resulting from the Unit 1 outage.  This decrease in insurance proceeds was offset by a corresponding increase in Retail Margins as discussed above.

This decrease was partially offset by:
•
A $9 million increase in RTD revenues from barging activities.  The increase in RTD revenue was offset by a corresponding increase in Other Operation and Maintenance expenses from barging activities as discussed below.

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $64 million primarily due to the following:
	•	A $35 million increase due to expenses related to cost reduction initiatives. In 2010, management conducted cost reduction initiatives to reduce both labor and non-labor expenses.
	•	A $17 million increase in transmission expense primarily due to lower credits under the Transmission Agreement.
•
A $9 million increase in RTD expenses from barging activities.  The increase in RTD expense was partially offset by a corresponding increase in Other Revenues from barging activities as discussed above.

•
Income Tax Expense decreased $18 million primarily due to a decrease in pretax book income partially offset by the regulatory accounting treatment of state income taxes and other book/tax differences which are accounted for on a flow-through basis.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the adoption and impact of new accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT RISK MANAGEMENT ACTIVITIES

See “Quantitative And Qualitative Disclosures About Risk Management Activities” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of risk management activities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Indiana Michigan Power Company:

We have audited the accompanying consolidated balance sheets of Indiana Michigan Power Company and subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in common shareholder’s equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Indiana Michigan Power Company and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 25, 2011

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

Management assessed the effectiveness of I&M’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on management’s assessment, I&M’s internal control over financial reporting was effective as of December 31, 2010.

This annual report does not include an attestation report of I&M’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit I&M to provide only management’s report in this annual report.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
REVENUES
Electric Generation, Transmission and Distribution	$1,735,338	$1,685,308	$1,727,769
Sales to AEP Affiliates	330,951	196,151	302,741
Other Revenues - Affiliated	114,070	110,143	116,747
Other Revenues - Nonaffiliated	15,368	193,422	19,102
TOTAL REVENUES	2,195,727	2,185,024	2,166,359

EXPENSES
Fuel and Other Consumables Used for Electric Generation	465,482	409,845	436,078
Purchased Electricity for Resale	128,369	128,508	116,958
Purchased Electricity from AEP Affiliates	327,335	337,308	384,182
Other Operation	560,346	500,672	527,669
Maintenance	222,406	218,036	219,630
Depreciation and Amortization	136,443	134,690	127,406
Taxes Other Than Income Taxes	80,431	75,262	78,338
TOTAL EXPENSES	1,920,812	1,804,321	1,890,261

OPERATING INCOME	274,915	380,703	276,098

Other Income (Expense):
Interest Income	3,389	5,776	2,921
Allowance for Equity Funds Used During Construction	15,678	12,013	965
Interest Expense	(104,465)	(101,145)	(89,851)

INCOME BEFORE INCOME TAX EXPENSE	189,517	297,347	190,133

Income Tax Expense	63,426	81,037	58,258

NET INCOME	126,091	216,310	131,875

Preferred Stock Dividend Requirements	339	339	339

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$125,752	$215,971	$131,536

The common stock of I&M is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S
EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2007	$56,584	$861,291	$483,499	$(15,675)	$1,385,699

Adoption of Guidance for Split-Dollar Life Insurance
Accounting, Net of Tax of $753			(1,398)		(1,398)
Common Stock Dividends			(75,000)		(75,000)
Preferred Stock Dividends			(339)		(339)
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					1,308,962

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $1,676				3,112	3,112
Amortization of Pension and OPEB Deferred Costs, Net
of Tax of $237				441	441
Pension and OPEB Funded Status, Net of Tax of $5,154				(9,572)	(9,572)
NET INCOME			131,875		131,875
TOTAL COMPREHENSIVE INCOME					125,856

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2008	56,584	861,291	538,637	(21,694)	1,434,818

Capital Contribution from Parent		120,000			120,000
Common Stock Dividends			(98,000)		(98,000)
Preferred Stock Dividends			(339)		(339)
Gain on Reacquired Preferred Stock		1			1
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					1,456,480

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $462				(857)	(857)
Amortization of Pension and OPEB Deferred Costs, Net
of Tax of $445				826	826
Pension and OPEB Funded Status, Net of Tax of $13				24	24
NET INCOME			216,310		216,310
TOTAL COMPREHENSIVE INCOME					216,303

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2009	56,584	981,292	656,608	(21,701)	1,672,783

Common Stock Dividends			(105,000)		(105,000)
Preferred Stock Dividends			(339)		(339)
Gain on Reacquired Preferred Stock		2			2
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					1,567,446

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $652				1,211	1,211
Amortization of Pension and OPEB Deferred
Costs, Net of Tax of $470				873	873
Pension and OPEB Funded Status, Net of Tax of $685				(1,272)	(1,272)
NET INCOME			126,091		126,091
TOTAL COMPREHENSIVE INCOME					126,903

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2010	$56,584	$981,294	$677,360	$(20,889)	$1,694,349

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2010 and 2009
(in thousands)

	2010	2009
CURRENT ASSETS
Cash and Cash Equivalents	$361	$779
Advances to Affiliates	-	114,012
Accounts Receivable:
Customers	76,193	71,120
Affiliated Companies	149,169	83,248
Accrued Unbilled Revenues	19,449	8,762
Miscellaneous	10,968	8,638
Allowance for Uncollectible Accounts	(1,692)	(2,265)
Total Accounts Receivable	254,087	169,503
Fuel	87,551	79,554
Materials and Supplies	178,331	164,439
Risk Management Assets	27,526	34,438
Accrued Tax Benefits	71,113	144,473
Deferred Cook Plant Fire Costs	45,752	134,322
Prepayments and Other Current Assets	33,713	29,395
TOTAL CURRENT ASSETS	698,434	870,915

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	3,774,262	3,634,215
Transmission	1,188,665	1,154,026
Distribution	1,411,095	1,360,553
Other Property, Plant and Equipment (including nuclear fuel and coal mining)	719,708	755,132
Construction Work in Progress	301,534	278,278
Total Property, Plant and Equipment	7,395,264	7,182,204
Accumulated Depreciation, Depletion and Amortization	3,124,998	3,073,695
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	4,270,266	4,108,509

OTHER NONCURRENT ASSETS
Regulatory Assets	556,254	496,464
Spent Nuclear Fuel and Decommissioning Trusts	1,515,227	1,391,919
Long-term Risk Management Assets	31,485	29,134
Deferred Charges and Other Noncurrent Assets	77,229	82,047
TOTAL OTHER NONCURRENT ASSETS	2,180,195	1,999,564

TOTAL ASSETS	$7,148,895	$6,978,988

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
December 31, 2010 and 2009

	2010	2009
CURRENT LIABILITIES	(in thousands)
Advances from Affiliates	$42,769	$-
Accounts Payable:
General	121,665	171,192
Affiliated Companies	105,221	61,315
Long-term Debt Due Within One Year – Nonaffiliated	154,457	37,544
(December 31, 2010 amount includes $77,457 related to DCC Fuel)
Long-term Debt Due Within One Year – Affiliated	-	25,000
Risk Management Liabilities	16,785	13,436
Customer Deposits	29,264	27,711
Accrued Taxes	62,637	56,814
Accrued Interest	27,444	27,633
Other Current Liabilities	140,710	151,865
TOTAL CURRENT LIABILITIES	700,952	572,510

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	1,849,769	2,015,362
Long-term Risk Management Liabilities	6,530	10,386
Deferred Income Taxes	760,105	696,163
Regulatory Liabilities and Deferred Investment Tax Credits	852,197	756,845
Asset Retirement Obligations	963,029	894,746
Deferred Credits and Other Noncurrent Liabilities	313,892	352,116
TOTAL NONCURRENT LIABILITIES	4,745,522	4,725,618

TOTAL LIABILITIES	5,446,474	5,298,128

Cumulative Preferred Stock Not Subject to Mandatory Redemption	8,072	8,077

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

COMMON SHAREHOLDER’S EQUITY
Common Stock – No Par Value:
Authorized – 2,500,000 Shares
Outstanding – 1,400,000 Shares	56,584	56,584
Paid-in Capital	981,294	981,292
Retained Earnings	677,360	656,608
Accumulated Other Comprehensive Income (Loss)	(20,889)	(21,701)
TOTAL COMMON SHAREHOLDER’S EQUITY	1,694,349	1,672,783

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,148,895	$6,978,988

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
OPERATING ACTIVITIES
Net Income	$126,091	$216,310	$131,875
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	136,443	134,690	127,406
Accretion of Asset Retirement Obligations	11,905	11,178	21,178
Deferred Income Taxes	63,947	271,264	57,879
Amortization (Deferral) of Incremental Nuclear Refueling Outage Expenses, Net	(31,939)	3,110	8,925
Allowance for Equity Funds Used During Construction	(15,678)	(12,013)	(965)
Mark-to-Market of Risk Management Contracts	4,592	(10,533)	(10,482)
Amortization of Nuclear Fuel	139,438	62,699	87,574
Pension Contributions to Qualified Plan Trust	(71,681)	-	-
Fuel Over/Under Recovery, Net	(12,589)	34,676	(35,688)
Change in Other Noncurrent Assets	(12,597)	(16,555)	(9,533)
Change in Other Noncurrent Liabilities	56,592	45,276	45,073
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(85,072)	19,338	(3,753)
Fuel, Materials and Supplies	(16,564)	(20,676)	(7,822)
Accounts Payable	46,579	(65,424)	90,041
Accrued Taxes, Net	77,075	(132,214)	6,283
Received (Deferred) Cook Plant Fire Costs, Net	87,347	(89,409)	(23,013)
Other Current Assets	5,056	(5,351)	(8,966)
Other Current Liabilities	4,149	(2,924)	15,351
Net Cash Flows from Operating Activities	513,094	443,442	491,363

INVESTING ACTIVITIES
Construction Expenditures	(333,238)	(332,775)	(352,335)
Change in Advances to Affiliates, Net	114,012	(114,012)	-
Purchases of Investment Securities	(1,414,473)	(770,919)	(803,664)
Sales of Investment Securities	1,361,813	712,742	732,475
Acquisitions of Nuclear Fuel	(90,903)	(169,138)	(192,299)
Other Investing Activities	17,105	21,004	3,642
Net Cash Flows Used for Investing Activities	(345,684)	(653,098)	(612,181)

FINANCING ACTIVITIES
Capital Contribution from Parent	-	120,000	-
Issuance of Long-term Debt - Nonaffiliated	152,464	670,060	115,269
Issuance of Long-term Debt - Affiliated	-	25,000	-
Change in Advances from Affiliates, Net	42,769	(476,036)	430,972
Retirement of Long-term Debt - Nonaffiliated	(202,011)	-	(312,000)
Retirement of Long-term Debt - Affiliated	(25,000)	-	-
Retirement of Cumulative Preferred Stock	(3)	(2)	-
Principal Payments for Capital Lease Obligations	(31,180)	(31,637)	(39,427)
Dividends Paid on Common Stock	(105,000)	(98,000)	(75,000)
Dividends Paid on Cumulative Preferred Stock	(339)	(339)	(339)
Other Financing Activities	472	661	932
Net Cash Flows from (Used for) Financing Activities	(167,828)	209,707	120,407

Net Increase (Decrease) in Cash and Cash Equivalents	(418)	51	(411)
Cash and Cash Equivalents at Beginning of Period	779	728	1,139
Cash and Cash Equivalents at End of Period	$361	$779	$728

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$100,617	$99,079	$75,981
Net Cash Paid (Received) for Income Taxes	(71,268)	(51,298)	310
Noncash Acquisitions Under Capital Leases	10,000	2,651	4,472
Construction Expenditures Included in Accounts Payable at December 31,	21,757	74,251	50,507
Acquisition of Nuclear Fuel Included in Accounts Payable at December 31,	308	15	37,628
SIA Refund Included in Accounts Payable at December 31,	-	-	48,489

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to I&M’s consolidated financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to I&M.  The footnotes begin on page 246.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Rate Matters	Note 4
Effects of Regulation	Note 5
Commitments, Guarantees and Contingencies	Note 6
Benefit Plans	Note 8
Business Segments	Note 9
Derivatives and Hedging	Note 10
Fair Value Measurements	Note 11
Income Taxes	Note 12
Leases	Note 13
Financing Activities	Note 14
Related Party Transactions	Note 15
Property, Plant and Equipment	Note 16
Cost Reduction Initiatives	Note 17
Unaudited Quarterly Financial Information	Note 18

OHIO POWER COMPANY CONSOLIDATED

OHIO POWER COMPANY CONSOLIDATED
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands)

	2010		2009	2008	2007	2006
STATEMENTS OF INCOME DATA
Total Revenues	$3,223,707		$3,011,574	$3,096,934	$2,814,212	$2,724,875

Operating Income	$607,802		$613,193	$495,050	$526,352	$425,291

Net Income	$311,393		$308,615	$232,455	$271,186	$231,434
Less: Net Income Attributable to
Noncontrolling Interest	-		2,042	1,332	2,622	2,791
Net Income Attributable to OPCo
Shareholders	311,393		306,573	231,123	268,564	228,643
Less: Preferred Stock Dividend
Requirements	732		732	732	732	732
Earnings Attributable to OPCo Common
Shareholder	$310,661		$305,841	$230,391	$267,832	$227,911

BALANCE SHEETS DATA
Total Property, Plant and Equipment	$10,263,541		$10,013,458	$9,788,862	$9,140,357	$8,405,645
Accumulated Depreciation and Amortization	3,606,777		3,318,896	3,122,989	2,967,285	2,836,584
Total Property, Plant and Equipment – Net	$6,656,764		$6,694,562	$6,665,873	$6,173,072	$5,569,061

Total Assets	$8,747,327		$9,039,139	$8,003,826	$7,338,429	$6,807,528

Total Common Shareholder's Equity	$3,168,424		$3,234,695	$2,421,945	$2,291,017	$2,008,342

Cumulative Preferred Stock Not Subject to
Mandatory Redemption	$16,616		$16,627	$16,627	$16,627	$16,630

Noncontrolling Interest	$-		$-	$16,799	$15,923	$15,825

Long-term Debt (a)	$2,729,522		$3,242,505	$3,039,376	$2,849,598	$2,401,741

Obligations Under Capital Leases (a)	$50,307	(b)	$22,682	$26,466	$29,077	$34,966

(a)	Includes portion due within one year.
(b)	Obligations Under Capital Leases increased primarily due to capital leases under new master lease agreements for property
	that was previously leased under operating leases.

OHIO POWER COMPANY CONSOLIDATED
MANAGEMENT’S FINANCIAL DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, OPCo engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to 706,000 retail customers in the northwestern, east central, eastern and southern sections of Ohio.  OPCo consolidated JMG Funding LP, a variable interest entity, until it was dissolved in December 2009 at which time JMG’s assets were transferred to OPCo.  This change had an immaterial impact on comparative financial statements.

In October 2010, CSPCo and OPCo filed with the PUCO to merge CSPCo into OPCo.  Approval of the merger will not affect CSPCo's and OPCo's rates until the PUCO approves new rates, terms and conditions for the merged company.  In January 2011, CSPCo and OPCo filed with the FERC requesting approval for an internal corporate reorganization under which CSPCo will merge into OPCo effective October 2011.

Originally approved by the FERC in 1951 and subsequently amended in 1951, 1962, 1975, 1979 (twice) and 1980, the Interconnection Agreement establishes the AEP Power Pool which permits the AEP East companies to pool their generation assets on a cost basis.  It establishes an allocation method for generating capacity among its members based on relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity revenues.  AEP Power Pool members are compensated for their costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.  The capacity reserve relationship of the AEP Power Pool members changes as generating assets are added, retired or sold and relative peak demand changes.  The AEP Power Pool calculates each member’s prior twelve-month peak demand relative to the sum of the peak demands of all members as a basis for sharing revenues and costs.  The result of this calculation is the MLR, which determines each member’s percentage share of revenues and costs.

In December 2010, each member gave notice to AEPSC and the other AEP Power Pool members of its decision to terminate the Interconnection Agreement effective January 1, 2014 or such other date approved by the FERC, subject to state regulatory input.  It is unknown at this time whether the AEP Power Pool will be replaced by a new agreement among some or all of the members, whether individual companies will enter into bilateral or multi-party contracts with each other for power sales and purchases or asset transfers or if each company will choose to operate independently.  This decision to terminate is subject to management’s ongoing evaluation.  The AEP Power Pool members may revoke their notices of termination.  If OPCo experiences decreases in revenues or increases in costs as a result of the termination of the AEP Power Pool and is unable to recover the change in revenues and costs through rates, prices or additional sales, it could have an adverse impact on future net income and cash flows.

The AEP East companies are parties to a Transmission Agreement defining how they share the costs associated with their relative ownership of transmission assets.  This sharing was based upon each company’s MLR until the FERC approved a new Transmission Agreement effective November 1, 2010.  The impacts of the new Transmission Agreement will be phased-in for retail rates, adds KGPCo and WPCo as parties to the agreement and changes the allocation method.

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

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

Regulatory Activity

2009 – 2011 ESP

During 2009, the PUCO issued an order that modified and approved OPCo’s ESP which established rates through 2011.  The order also limited annual rate increases for OPCo to 8% in 2009, 7% in 2010 and 8% in 2011.  The order provided a FAC for the three-year period of the ESP.  Several notices of appeal are outstanding at the Supreme Court of Ohio relating to significant issues in the determination of the approved ESP rates.  In January 2011, the PUCO issued an order that determined that OPCo’s 2009 earnings were not significantly excessive.  See “Ohio Electric Security Plan Filings” section of Note 4.

Proposed January 2012 – May 2014 ESP

In January 2011, OPCo filed an application with the PUCO to approve a new ESP that includes a standard service offer (SSO) pricing for generation effective with the first billing cycle of January 2012 through the last billing cycle of May 2014.  The SSO presents redesigned generation rates by customer class.  Customer class rates individually vary, but on average, customers will experience net base generation increases of 1.4% in 2012 and 2.7% for the period January 2013 through May 2014.  See “Ohio Electric Security Plan Filings” section of Note 4.

Litigation and Environmental Issues

In the ordinary course of business, OPCo is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 4 – Rate Matters and Note 6 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” section beginning on page 405 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2010	2009	2008
	(in millions of KWH)
Retail:
Residential	7,582	7,339	7,528
Commercial	5,745	5,686	5,824
Industrial	12,800	11,834	14,441
Miscellaneous	73	77	79
Total Retail	26,200	24,936	27,872

Wholesale	5,516	4,136	7,384

Total KWHs	31,716	29,072	35,256

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2010	2009	2008
	(in degree days)

Actual - Heating (a)	3,714	3,682	3,845
Normal - Heating (b)	3,536	3,545	3,535

Actual - Cooling (c)	1,040	566	700
Normal - Cooling (b)	795	807	813

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2010 Compared to 2009

Reconciliation of Year Ended December 31, 2009 to Year Ended December 31, 2010
Net Income
(in millions)

Year Ended December 31, 2009	$309

Changes in Gross Margin:
Retail Margins	92
Off-system Sales	19
Transmission Revenues	1
Other Revenues	(22)
Total Change in Gross Margin	90

Total Expenses and Other:
Other Operation and Maintenance	(74)
Depreciation and Amortization	(10)
Taxes Other Than Income Taxes	(12)
Carrying Costs Income	13
Other Income	1
Interest Expense	(3)
Total Expenses and Other	(85)

Income Tax Expense	(3)

Year Ended December 31, 2010	$311

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $92 million primarily due to the following:
•
A $37 million increase in retail sales as a result of an increase in weather-related usage by residential and commercial customers primarily due to an 84% increase in cooling degree days and increased usage by industrial customers in comparison to recessionary lows in 2009.

	•	A $37 million increase in capacity settlements under the Interconnection Agreement.
•
A $29 million increase in revenue due to the implementation of PUCO approved rider rates in June 2010 related to the Energy Efficiency & Peak Demand Reduction (EE/PDR) Programs.  This increase in Retail Margins was offset by a corresponding increase in Other Operation and Maintenance as discussed below.

	•	A $25 million FERC approved increase in demand charges received from WPCo effective January 2010.
These increases were partially offset by:
	•	A $10 million decrease related to increased consumable and allowance expenses.
•
A $9 million decrease in fuel recovery related to coal pile survey adjustments recorded in 2009 for the 2008 consumption portion.  The 2008 portion was excluded from the deferred fuel calculation.  The PUCO’s March 2009 approval of OPCo’s ESP allowed for the recovery of fuel and related costs beginning January 1, 2009.

•	Margins from Off-system Sales increased $19 million primarily due to increased prices and higher physical sales volumes, partially offset by lower trading and marketing margins.
•
Other Revenues decreased $22 million primarily due to reduced gains on sales of emission allowances as a result of lower market prices for allowances.  Gains on sales of allowances are partially offset by sharing in the fuel clause.

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $74 million primarily due to:
	•	A $54 million increase in expenses related to cost reduction initiatives. In 2010, management conducted cost reduction initiatives to reduce both labor and non-labor expenses.
•
A $29 million increase in expenses due to the implementation of PUCO approved EE/PDR programs.  This increase in Other Operation and Maintenance expense was offset by a corresponding increase in Retail Margins as discussed above.

	•	A $10 million increase in recoverable customer account expenses due to increased Universal Service Fund surcharge rates for customers who qualify for payment assistance.
These increases were partially offset by:
	•	An $11 million decrease related to a 2009 coal blending project.
	•	A $5 million decrease related to a 2009 obligation to contribute to the “Partnership with Ohio” fund for low income, at-risk customers ordered by the PUCO’s approval of OPCo’s ESP.
•	Depreciation and Amortization increased $10 million primarily due to:
	•	A $13 million increase from higher depreciable property balances as a result of environmental improvements placed in service and various other property additions.
This increase was partially offset by:
	•	A $3 million decrease primarily due to the completion of the amortization of software in the fourth quarter of 2009.
•	Taxes Other Than Income Taxes increased $12 million primarily due to:
• • •
An $8 million increase in real and property taxes.
A $3 million increase in state excise taxes.
A $2 million increase due to the employer portion of payroll taxes incurred related to cost reduction initiatives.

•	Carrying Costs Income increased $13 million primarily due to a higher under-recovered fuel balance in 2010.
•
Income Tax Expense increased $3 million primarily due to an increase in pretax book income, the recording of federal income tax adjustments and the tax treatment associated with the future reimbursement of Medicare Part D retiree prescription drug benefits, partially offset by the regulatory accounting treatment of state income taxes.

2009 Compared to 2008

Reconciliation of Year Ended December 31, 2008 to Year Ended December 31, 2009
Net Income
(in millions)

Year Ended December 31, 2008	$232

Changes in Gross Margin:
Retail Margins	283
Off-system Sales	(119)
Transmission Revenues	(1)
Other Revenues	17
Total Change in Gross Margin	180

Total Expenses and Other:
Other Operation and Maintenance	18
Depreciation and Amortization	(78)
Taxes Other Than Income Taxes	(2)
Carrying Costs Income	(6)
Other Income	(5)
Interest Expense	21
Total Expenses and Other	(52)

Income Tax Expense	(51)

Year Ended December 31, 2009	$309

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

FINANCIAL CONDITION

LIQUIDITY

OPCo participates in the Utility Money Pool, which provides access to AEP’s liquidity.  OPCo relies upon ready access to capital markets, cash flows from operations and access to the Utility Money Pool to fund current operations and capital expenditures.  See the “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” section beginning on page 405 for additional discussion of liquidity.

Credit Ratings

OPCo’s ultimate access to capital markets may depend on its credit ratings.  In addition, a credit rating downgrade of OPCo by one of the rating agencies could increase OPCo’s borrowing costs.  Failure to maintain investment grade ratings may constrain OPCo’s ability to participate in the Utility Money Pool or the amount of OPCo’s receivables securitized by AEP Credit.  Counterparty concerns about OPCo’s credit quality could subject OPCo to additional collateral demands under adequate assurance clauses under derivative and non-derivative energy contracts.

CASH FLOW

Cash flows for 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Cash and Cash Equivalents at Beginning of Period	$1,984	$12,679	$6,666
Cash Flows from (Used for):
Operating Activities	821,807	321,034	485,877
Investing Activities	73,112	(812,981)	(701,789)
Financing Activities	(896,463)	481,252	221,925
Net Increase (Decrease) in Cash and Cash Equivalents	(1,544)	(10,695)	6,013
Cash and Cash Equivalents at End of Period	$440	$1,984	$12,679

Operating Activities

Net Cash Flows from Operating Activities were $822 million in 2010.  OPCo produced Net Income of $311 million during the period and noncash expense items of $362 million for Depreciation and Amortization and $218 million for Deferred Income Taxes.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The current period activity in working capital relates to a number of items.  Accrued Taxes, Net had an $87 million inflow due to a 2010 income tax refund of $138 million as a result of a federal net income tax operating loss in 2009 that was carried back to 2007 and 2008.  Fuel, Materials and Supplies had a $65 million inflow primarily due to a decrease in coal inventory to target levels as well as price decreases due to the expiration of higher priced spot market contracts.  The $154 million change in Fuel Over/Under-Recovery, Net reflects the deferral of fuel costs as a fuel clause was reactivated in 2009 under OPCo’s ESP.

Net Cash Flows from Operating Activities were $321 million in 2009.  OPCo produced Net Income of $309 million during the period and noncash expense items of $352 million for Depreciation and Amortization and $383 million for Deferred Income Taxes.  The $383 million inflow for Deferred Income Taxes was primarily due to the American Recovery and Reinvestment Act of 2009 extending bonus depreciation provisions, a change in tax accounting method and an increase in tax versus book temporary differences from operations.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The current period activity in working capital primarily relates to a number of items.  Fuel, Materials and Supplies had a $156 million outflow primarily due to an increase in coal inventory reflecting decreased customer demand for electricity.  Accounts Payable had a $121 million outflow primarily due to OPCo’s provision for revenue refund of $62 million which was paid in the first quarter of 2009 to the AEP West companies as part of the FERC’s order on the SIA.  Accrued Taxes, Net had a $119 million outflow due to an increase in accrued tax benefits resulting from a net income tax operating loss in 2009.  The $298 million change in Fuel Over/Under-Recovery, Net reflects the deferral of fuel costs as a fuel clause was reactivated in 2009 under OPCo’s ESP.

Net Cash Flows from Operating Activities were $486 million in 2008.  OPCo produced Net Income of $232 million during the period and a noncash expense item of $274 million for Depreciation and Amortization.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital and changes in the future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The activity in working capital relates to a number of items.  Accounts Payable had a $127 million inflow due to increases in tonnage and prices per ton related to fuel and consumable purchases and also included OPCo’s December 2008 provision for refund of $62 million which was paid in the first quarter of 2009 to the AEP West companies as part of the FERC’s order on the SIA.  Fuel, Materials and Supplies had an $89 million outflow due to price increases.

Investing Activities

Net Cash Flows from Investing Activities were $73 million in 2010.  Net Cash Flows Used for Investing Activities were $813 million in 2009 and $702 million in 2008.  OPCo had a net decrease of $338 million and a net increase of $438 million in loans to the Utility Money Pool during 2010 and 2009, respectively.  Construction Expenditures of $277 million, $418 million and $706 million in 2010, 2009 and 2008, respectively, were primarily related to environmental upgrades and projects to improve service reliability for transmission and distribution.  Environmental upgrades include the installation of FGD projects at the Amos and Cardinal Plants.

Financing Activities

Net Cash Flows Used for Financing Activities were $896 million in 2010.  OPCo retired $600 million of Senior Unsecured Notes and $118 million of Pollution Control Bonds.  In addition, OPCo paid $367 million of dividends on common stock.  These decreases were partially offset by the issuance of $204 million of Pollution Control Bonds.

Net Cash Flows from Financing Activities were $481 million in 2009 primarily due to a $550 million Capital Contribution from Parent as well as a $500 million issuance of Senior Unsecured Notes.  These increases were partially offset by a $218 million reaquisition of Pollution Control Bonds related to JMG and a $78 million retirement of Notes Payable – Nonaffiliated.  OPCo also had a net decrease in borrowings of $134 million from the Utility Money Pool and paid $95 million in common stock dividends to Parent.

Net Cash Flows from Financing Activities were $222 million in 2008.  OPCo issued $244 million of Pollution Control Bonds and $250 million of Senior Unsecured Notes.  These increases were partially offset by the retirement of $250 million of Pollution Control Bonds, $37 million of Senior Unsecured Notes and $18 million of Notes Payable – Nonaffiliated.

CONTRACTUAL OBLIGATION INFORMATION

OPCo’s contractual cash obligations include amounts reported on OPCo’s Consolidated Balance Sheets and other obligations disclosed in the footnotes.  The following table summarizes OPCo’s contractual cash obligations at December 31, 2010:

Payments Due by Period

	Less Than			After
Contractual Cash Obligations	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)

Interest on Fixed Rate Portion of Long-term Debt (a)	$140.4	$274.0	$198.0	$814.2	$1,426.6
Fixed Rate Portion of Long-term Debt (b)	-	500.0	629.6	1,440.0	2,569.6
Variable Rate Portion of Long-term Debt (c)	165.0	-	-	-	165.0
Capital Lease Obligations (d)	11.7	18.3	11.4	22.0	63.4
Noncancelable Operating Leases (d)	20.7	38.4	36.1	71.4	166.6
Fuel Purchase Contracts (e)	887.8	1,546.7	1,184.4	2,551.6	6,170.5
Energy and Capacity Purchase Contracts (f)	6.5	8.8	3.4	21.5	40.2
Construction Contracts for Capital Assets (g)	43.3	62.4	65.5	109.0	280.2
Total	$1,275.4	$2,448.6	$2,128.4	$5,029.7	$10,882.1

(a)
Interest payments are estimated based on final maturity dates of debt securities outstanding at December 31, 2010 and do not reflect anticipated future refinancings, early redemptions or debt issuances.

(b)	See “Long-term Debt” section of Note 14. Represents principal only excluding interest.
(c)	See “Long-term Debt” section of Note 14. Represents principal only excluding interest. Variable rate debt had interest rates that ranged between 0.30% and 0.48% at December 31, 2010.
(d)	See Note 13.
(e)	Represents contractual obligations to purchase coal and other consumables as fuel for electric generation along with related transportation of the fuel.
(f)	Represents contractual obligations for energy and capacity purchase contracts.
(g)
Represents only capital assets for which OPCo has signed contracts.  Actual payments are dependent upon and may vary significantly based upon the decision to build, regulatory approval schedules, timing and escalation of project costs.

OPCo’s $21 million liability related to uncertainty in Income Taxes is not included above because management cannot reasonably estimate the cash flows by period.

OPCo’s pension funding requirements are not included in the above table.  As of December 31, 2010, management expects to make contributions to the pension plans totaling $12.6 million in 2011.  Estimated contributions of $17.9 million in 2012 and $18 million in 2013 may vary significantly based on market returns, changes in actuarial assumptions and other factors.  Based upon the benefit obligation and fair value of assets available to pay pension benefits, OPCo’s pension plan obligation was 82.3% funded as of December 31, 2010.

In addition to the amounts disclosed in the contractual cash obligations table above, OPCo makes additional commitments in the normal course of business.  OPCo’s commitments outstanding at December 31, 2010 under these agreements are summarized in the table below:

Amount of Commitment Expiration Per Period

	Less Than			After
Other Commercial Commitments	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)
Standby Letters of Credit (a)	$166.9	$-	$-	$-	$166.9

(a)
OPCo enters into standby letters of credit (LOCs) with third parties.  These LOCs cover items such as insurance programs, security deposits, debt service reserves and variable rate Pollution Control Bonds.  All of these LOCs were issued in OPCo’s ordinary course of business.  There is no collateral held in relation to any guarantees in excess of OPCo's ownership percentages.  In the event any LOC is drawn, there is no recourse to third parties.  The maximum future payments of these LOCs are $166.9 million maturing in April 2011.  See “Letters of Credit” section of Note 6.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the adoption and impact of new accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT RISK MANAGEMENT ACTIVITIES

See “Quantitative And Qualitative Disclosures About Risk Management Activities” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of risk management activities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Ohio Power Company:

We have audited the accompanying consolidated balance sheets of Ohio Power Company Consolidated (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ohio Power Company Consolidated as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 25, 2011

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

Management assessed the effectiveness of OPCo’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on management’s assessment, OPCo’s internal control over financial reporting was effective as of December 31, 2010.

This annual report does not include an attestation report of OPCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit OPCo to provide only management’s report in this annual report.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
REVENUES
Electric Generation, Transmission and Distribution	$2,159,206	$1,941,257	$2,116,797
Sales to AEP Affiliates	1,025,923	1,034,290	940,468
Other Revenues - Affiliated	21,069	23,457	20,732
Other Revenues - Nonaffiliated	17,509	12,570	18,937
TOTAL REVENUES	3,223,707	3,011,574	3,096,934

EXPENSES
Fuel and Other Consumables Used for Electric Generation	1,088,588	988,520	1,190,939
Purchased Electricity for Resale	180,721	178,123	175,429
Purchased Electricity from AEP Affiliates	93,971	74,598	140,686
Other Operation	446,264	386,323	414,945
Maintenance	238,356	224,439	213,431
Depreciation and Amortization	361,728	352,068	273,720
Taxes Other Than Income Taxes	206,277	194,310	192,734
TOTAL EXPENSES	2,615,905	2,398,381	2,601,884

OPERATING INCOME	607,802	613,193	495,050

Other Income (Expense):
Interest Income	1,648	1,436	6,515
Carrying Costs Income	23,630	10,698	16,309
Allowance for Equity Funds Used During Construction	3,877	2,712	3,073
Interest Expense	(156,107)	(152,950)	(173,870)

INCOME BEFORE INCOME TAX EXPENSE	480,850	475,089	347,077

Income Tax Expense	169,457	166,474	114,622

NET INCOME	311,393	308,615	232,455

Less: Net Income Attributable to Noncontrolling Interest	-	2,042	1,332

NET INCOME ATTRIBUTABLE TO OPCo SHAREHOLDERS	311,393	306,573	231,123

Less: Preferred Stock Dividend Requirements	732	732	732

EARNINGS ATTRIBUTABLE TO OPCo COMMON SHAREHOLDER	$310,661	$305,841	$230,391

The common stock of OPCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CHANGES IN
EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	OPCo Common Shareholder
				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive	Noncontrolling
	Stock	Capital	Earnings	Income (Loss)	Interest	Total

TOTAL EQUITY – DECEMBER 31, 2007	$321,201	$536,640	$1,469,717	$(36,541)	$15,923	$2,306,940

Adoption of Guidance for Split-Dollar Life Insurance
Accounting, Net of Tax of $1,004			(1,864)			(1,864)
Adoption of Guidance for Fair Value Accounting,
Net of Tax of $152			(282)			(282)
Common Stock Dividends – Nonaffilated					(1,332)	(1,332)
Preferred Stock Dividends			(732)			(732)
Other Changes in Equity					876	876
SUBTOTAL – EQUITY						2,303,606

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $1,343				2,493		2,493
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $1,515				2,813		2,813
Pension and OPEB Funded Status,
Net of Tax of $55,259				(102,623)		(102,623)
NET INCOME			231,123		1,332	232,455
TOTAL COMPREHENSIVE INCOME						135,138

TOTAL EQUITY – DECEMBER 31, 2008	321,201	536,640	1,697,962	(133,858)	16,799	2,438,744

Capital Contribution from Parent		550,000				550,000
Common Stock Dividends – Affiliated			(95,000)			(95,000)
Common Stock Dividends – Nonaffiliated					(2,042)	(2,042)
Preferred Stock Dividends			(732)			(732)
Purchase of JMG		36,509			(17,910)	18,599
Other Changes in Equity					1,111	1,111
SUBTOTAL – EQUITY						2,910,680

COMPREHENSIVE INCOME
Other Comprehensive Income, Net of Taxes:
Cash Flow Hedges, Net of Tax of $4,392				8,156		8,156
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $3,421				6,353		6,353
Pension and OPEB Funded Status, Net of Tax of $480				891		891
NET INCOME			306,573		2,042	308,615
TOTAL COMPREHENSIVE INCOME						324,015

TOTAL EQUITY – DECEMBER 31, 2009	321,201	1,123,149	1,908,803	(118,458)	-	3,234,695

Common Stock Dividends			(366,575)			(366,575)
Preferred Stock Dividends			(732)			(732)
Gain on Reacquired Preferred Stock		4				4
SUBTOTAL – EQUITY						2,867,392

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $659				(1,223)		(1,223)
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $3,795				7,047		7,047
Pension and OPEB Funded Status, Net of Tax of $8,715				(16,185)		(16,185)
NET INCOME			311,393			311,393
TOTAL COMPREHENSIVE INCOME						301,032

TOTAL EQUITY – DECEMBER 31, 2010	$321,201	$1,123,153	$1,852,889	$(128,819)	$-	$3,168,424

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2010 and 2009
(in thousands)

	2010	2009
CURRENT ASSETS
Cash and Cash Equivalents	$440	$1,984
Advances to Affiliates	100,500	438,352
Accounts Receivable:
Customers	86,186	60,711
Affiliated Companies	198,845	200,579
Accrued Unbilled Revenues	27,928	15,021
Miscellaneous	2,368	2,701
Allowance for Uncollectible Accounts	(2,184)	(2,665)
Total Accounts Receivable	313,143	276,347
Fuel	257,289	336,866
Materials and Supplies	134,181	115,486
Risk Management Assets	30,773	50,048
Accrued Tax Benefits	69,021	143,473
Prepayments and Other Current Assets	33,998	26,301
TOTAL CURRENT ASSETS	939,345	1,388,857

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	6,890,110	6,731,469
Transmission	1,234,677	1,166,557
Distribution	1,626,390	1,567,871
Other Property, Plant and Equipment	359,254	348,718
Construction Work in Progress	153,110	198,843
Total Property, Plant and Equipment	10,263,541	10,013,458
Accumulated Depreciation and Amortization	3,606,777	3,318,896
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	6,656,764	6,694,562

OTHER NONCURRENT ASSETS
Regulatory Assets	934,011	742,905
Long-term Risk Management Assets	28,012	28,003
Deferred Charges and Other Noncurrent Assets	189,195	184,812
TOTAL OTHER NONCURRENT ASSETS	1,151,218	955,720

TOTAL ASSETS	$8,747,327	$9,039,139

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2010 and 2009

	2010	2009
	(in thousands)
CURRENT LIABILITIES
Accounts Payable:
General	$170,240	$182,848
Affiliated Companies	136,215	92,766
Long-term Debt Due Within One Year – Nonaffiliated	165,000	679,450
Risk Management Liabilities	22,166	24,391
Customer Deposits	28,228	22,409
Accrued Taxes	229,253	203,335
Accrued Interest	46,184	46,431
Other Current Liabilities	98,687	104,889
TOTAL CURRENT LIABILITIES	895,973	1,356,519

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	2,364,522	2,363,055
Long-term Debt – Affiliated	200,000	200,000
Long-term Risk Management Liabilities	8,403	12,510
Deferred Income Taxes	1,531,639	1,302,939
Regulatory Liabilities and Deferred Investment Tax Credits	126,403	128,187
Employee Benefits and Pension Obligations	246,517	269,485
Deferred Credits and Other Noncurrent Liabilities	188,830	155,122
TOTAL NONCURRENT LIABILITIES	4,666,314	4,431,298

TOTAL LIABILITIES	5,562,287	5,787,817

Cumulative Preferred Stock Not Subject to Mandatory Redemption	16,616	16,627

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

COMMON SHAREHOLDER'S EQUITY
Common Stock – No Par Value:
Authorized – 40,000,000 Shares
Outstanding – 27,952,473 Shares	321,201	321,201
Paid-in Capital	1,123,153	1,123,149
Retained Earnings	1,852,889	1,908,803
Accumulated Other Comprehensive Income (Loss)	(128,819)	(118,458)
TOTAL COMMON SHAREHOLDER’S EQUITY	3,168,424	3,234,695

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,747,327	$9,039,139

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
OPERATING ACTIVITIES
Net Income	$311,393	$308,615	$232,455
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Depreciation and Amortization	361,728	352,068	273,720
Deferred Income Taxes	218,246	382,794	42,717
Carrying Costs Income	(23,630)	(10,698)	(16,309)
Allowance for Equity Funds Used During Construction	(3,877)	(2,712)	(3,073)
Mark-to-Market of Risk Management Contracts	13,444	(5,486)	(13,839)
Pension Contributions to Qualified Plan Trust	(51,641)	-	-
Property Taxes	(6,861)	(7,109)	(5,507)
Fuel Over/Under-Recovery, Net	(153,643)	(297,570)	-
Change in Other Noncurrent Assets	3,200	4,913	(48,653)
Change in Other Noncurrent Liabilities	(6,418)	35,130	(10,445)
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(38,066)	(29,927)	5,104
Fuel, Materials and Supplies	64,801	(155,557)	(89,058)
Accounts Payable	43,060	(121,117)	126,716
Customer Deposits	5,819	(1,924)	(6,280)
Accrued Taxes, Net	87,476	(119,428)	(11,210)
Other Current Assets	(1,310)	2,877	(10,730)
Other Current Liabilities	(1,914)	(13,835)	20,269
Net Cash Flows from Operating Activities	821,807	321,034	485,877

INVESTING ACTIVITIES
Construction Expenditures	(276,736)	(417,601)	(706,315)
Change in Advances to Affiliates, Net	337,852	(438,352)	-
Acquisitions of Assets	(5,059)	(1,197)	(2,033)
Proceeds from Sales of Assets	17,211	38,640	8,293
Other Investing Activities	(156)	5,529	(1,734)
Net Cash Flows from (Used for) Investing Activities	73,112	(812,981)	(701,789)

FINANCING ACTIVITIES
Capital Contribution from Parent	-	550,000	-
Issuance of Long-term Debt – Nonaffiliated	202,380	493,775	491,204
Change in Short-term Debt, Net – Nonaffiliated	-	-	(701)
Change in Advances from Affiliates, Net	-	(133,887)	32,339
Retirement of Long-term Debt – Nonaffiliated	(718,580)	(295,500)	(305,188)
Retirement of Cumulative Preferred Stock	(7)	(1)	-
Principal Payments for Capital Lease Obligations	(7,447)	(4,271)	(5,736)
Dividends Paid on Common Stock – Nonaffiliated	-	(2,042)	(1,332)
Dividends Paid on Common Stock – Affiliated	(366,575)	(95,000)	-
Dividends Paid on Cumulative Preferred Stock	(732)	(732)	(732)
Acquisition of JMG Noncontrolling Interest	-	(28,221)	-
Other Financing Activities	(5,502)	(2,869)	12,071
Net Cash Flows from (Used for) Financing Activities	(896,463)	481,252	221,925

Net Increase (Decrease) in Cash and Cash Equivalents	(1,544)	(10,695)	6,013
Cash and Cash Equivalents at Beginning of Period	1,984	12,679	6,666
Cash and Cash Equivalents at End of Period	$440	$1,984	$12,679

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$154,744	$147,573	$144,790
Net Cash Paid (Received) for Income Taxes	(115,073)	(62,704)	100,430
Noncash Acquisitions Under Capital Leases	23,736	2,383	3,910
Noncash Acquisitions of Coal Land Rights	-	-	41,600
Construction Expenditures Included in Accounts Payable at December 31,	17,710	29,929	33,177
SIA Refund Included in Accounts Payable at December 31,	-	-	62,045

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

OHIO POWER COMPANY CONSOLIDATED
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to OPCo’s financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to OPCo.  The footnotes begin on page 246.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Rate Matters	Note 4
Effects of Regulation	Note 5
Commitments, Guarantees and Contingencies	Note 6
Benefit Plans	Note 8
Business Segments	Note 9
Derivatives and Hedging	Note 10
Fair Value Measurements	Note 11
Income Taxes	Note 12
Leases	Note 13
Financing Activities	Note 14
Related Party Transactions	Note 15
Property, Plant and Equipment	Note 16
Cost Reduction Initiatives	Note 17
Unaudited Quarterly Financial Information	Note 18

PUBLIC SERVICE COMPANY OF OKLAHOMA

PUBLIC SERVICE COMPANY OF OKLAHOMA
SELECTED FINANCIAL DATA
(in thousands)

	2010		2009	2008		2007		2006
STATEMENTS OF OPERATIONS DATA
Total Revenues	$1,273,662		$1,124,750	$1,655,945	(a)	$1,395,550		$1,441,784

Operating Income (Loss)	$181,992		$170,308	$160,463	(a)(b)	$(4,835)	(c)	$90,993

Net Income (Loss)	$72,787		$75,602	$78,484	(a)(b)	$(24,124)	(c)	$36,860

BALANCE SHEETS DATA
Total Property, Plant and Equipment	$3,975,329		$3,809,558	$3,692,011		$3,459,181		$3,186,294
Accumulated Depreciation and Amortization	1,255,064		1,220,177	1,192,130		1,182,171		1,187,107
Total Property, Plant and Equipment – Net	$2,720,265		$2,589,381	$2,499,881		$2,277,010		$1,999,187

Total Assets	$3,284,071		$3,169,207	$3,100,798		$2,843,871		$2,565,579

Total Common Shareholder's Equity	$842,472		$811,742	$748,246		$640,898		$585,438

Cumulative Preferred Stock Not Subject to
Mandatory Redemption	$4,882		$5,258	$5,262		$5,262		$5,262

Long-term Debt (d)	$971,186		$968,121	$884,859		$918,316		$669,998

Obligations Under Capital Leases (d)	$18,389	(e)	$5,470	$3,478		$4,028		$4,816

(a)	Includes the net favorable effect of the recognition of off-system sales margins as ordered by the FERC in November 2008. See “Allocation of Off-system Sales Margins” section of Note 4.
(b)	Includes the favorable effect of the 2008 deferral of Oklahoma ice storm expenses incurred in 2007.
(c)	Includes expenses incurred from ice storms in January and December 2007.
(d)	Includes portion due within one year.
(e)	Obligations Under Capital Leases increased primarily due to capital leases under new master lease agreements for property that was previously leased under operating leases.

PUBLIC SERVICE COMPANY OF OKLAHOMA
MANAGEMENT’S FINANCIAL DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, PSO engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to approximately 532,000 retail customers in its service territory in eastern and southwestern Oklahoma.  PSO sells electric power at wholesale to other utilities, municipalities and electric cooperatives.

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

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

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

Regulatory Activity

In July 2010, PSO filed a request with the OCC to increase annual base rates by $82 million, including $30 million that is currently being recovered through a rider.  The requested net annual increase to ratepayers would be $52 million.  The requested increase included a $24 million increase in depreciation and an 11.5% return on common equity.  In January 2011, the OCC approved a settlement agreement which did not change annual revenue or depreciation rates, but transferred $30 million into base rates that was previously being recovered through a capital investment rider.  The order provided a 10.15% return on common equity and new rates were effective in February 2011.  See “2010 Oklahoma Base Rate Case” section of Note 4.

Litigation and Environmental Issues

In the ordinary course of business, PSO is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 4 – Rate Matters and Note 6 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” section beginning on page 405 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2010	2009	2008
	(in millions of KWH)
Retail:
Residential	6,595	6,004	5,997
Commercial	5,136	4,974	4,890
Industrial	4,921	4,742	5,551
Miscellaneous	1,265	1,236	1,315
Total Retail	17,917	16,956	17,753

Wholesale	1,190	982	949

Total KWHs	19,107	17,938	18,702
Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2010	2009	2008
	(in degree days)

Actual - Heating (a)	1,993	1,840	1,864
Normal - Heating (b)	1,784	1,789	1,809

Actual - Cooling (c)	2,380	1,861	2,003
Normal - Cooling (b)	2,095	2,126	2,130

(a)	Western Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Western Region cooling degree days are calculated on a 65 degree temperature base.

2010 Compared to 2009

Reconciliation of Year Ended December 31, 2009 to Year Ended December 31, 2010
Net Income
(in millions)

Year Ended December 31, 2009	$76

Changes in Gross Margin:
Retail Margins (a)	52
Transmission Revenues	1
Other Revenues	(1)
Total Change in Gross Margin	52

Total Expenses and Other:
Other Operation and Maintenance	(45)
Depreciation and Amortization	5
Taxes Other Than Income Taxes	(1)
Other Income	(4)
Interest Expense	(4)
Total Expenses and Other	(49)

Income Tax Expense	(6)

Year Ended December 31, 2010	$73

(a)	Includes firm wholesale sales to municipals and cooperatives.

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $52 million primarily due to the following:
	•	A $37 million increase primarily due to rate increases.
	•	A $27 million increase in weather-related usage primarily due to a 28% increase in cooling degree days and an 8% increase in heating degree days.
These increases were partially offset by:
	•	A $10 million decrease primarily due to lower wholesale municipal customer revenues and increased capacity and fuel costs.

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $45 million primarily due to the following:
	•	A $24 million increase primarily due to expenses related to cost reduction initiatives. In 2010, management conducted cost reduction initiatives to reduce both labor and non-labor expenses.
	•	A $9 million increase in demand side management programs.
	•	A $7 million increase in plant maintenance expense resulting primarily from the 2009 deferral of generation maintenance expenses as a result of PSO’s 2008 base rate case.
	•	A $5 million increase in employee-related expenses.
•
Depreciation and Amortization expenses decreased $5 million primarily due to a decrease in amortization of regulatory assets related to Generation Cost Recovery (GCR) and the Lawton Settlement which were fully recovered in August 2009 and August 2010, respectively.  The decrease was partially offset by an increase in depreciation on higher levels of depreciable plant and by the amortization of storm-related regulatory assets.

•	Other Income decreased $4 million primarily due to the following:
• A $2 million decrease in interest income primarily due to the Lawton Settlement regulatory asset.
• A $1 million decrease in carrying charges for GCR and storm-related regulatory assets.
•	Interest Expense increased $4 million primarily due to increased long-term debt outstanding.
•	Income Tax Expense increased $6 million due to the recording of state income tax adjustments and to an increase in pretax book income.

2009 Compared to 2008

Reconciliation of Year Ended December 31, 2008 to Year Ended December 31, 2009
Net Income
(in millions)

Year Ended December 31, 2008	$78

Changes in Gross Margin:
Retail Margins (a)	75
Off-system Sales	(3)
Transmission Revenues	2
Other Revenues	(11)
Total Change in Gross Margin	63

Total Expenses and Other:
Other Operation and Maintenance	29
Deferral of Ice Storm Costs	(74)
Depreciation and Amortization	(5)
Taxes Other Than Income Taxes	(3)
Other Income	(23)
Carrying Costs Income	(5)
Interest Expense	18
Total Expenses and Other	(63)

Income Tax Expense	(2)

Year Ended December 31, 2009	$76

(a)	Includes firm wholesale sales to municipals and cooperatives.

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $75 million primarily due to the following:
•
An $86 million increase primarily resulting from base rate increases during the year, including revenue increases from rate riders of $22 million.  This increase in rider revenue was offset by a corresponding $14 million increase in Other Operation and Maintenance expenses and a $4 million increase in Depreciation and Amortization expenses discussed below.

This increase was partially offset by:
• A $14 million decrease due to the net favorable effect of the recognition of off-system sales margins as ordered by the FERC in November 2008.
•
Other Revenues decreased $11 million primarily due to the recognition of the sale of SO2 allowances in 2008, partially offset by a corresponding $9 million decrease in Other Operation and Maintenance expenses discussed below.

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses decreased $29 million primarily due to the following:
	•	The write-off in 2008 of $10 million of unrecoverable pre-construction costs related to the cancelled Red Rock Generating Facility.
	•	An $8 million decrease in plant maintenance expense primarily due to the deferral of generation maintenance expenses as a result of PSO’s 2008 base rate case.
	•	A $5 million decrease in contributions.
	•	A $4 million decrease primarily resulting from the reduced sale of receivable expense due to decreased revenues.

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
•
Depreciation and Amortization expenses increased $5 million primarily due to a $4 million increase in amortization of regulatory assets, the largest of which was related to the GCR regulatory asset.  This increase was offset by a corresponding increase in rider revenue discussed above.

•
Other Income decreased $23 million primarily due to interest income in 2008 from the AEP East companies for the refund of off-system sales margins in accordance with the FERC’s order related to the SIA.

•	Carrying Costs Income decreased $5 million due to the declining balance of unrecovered GCR regulatory assets being collected from customers, which were fully recovered in August 2009.
•	Interest Expense decreased $18 million primarily due to interest expense to customers in 2008 for off-system sales margins in accordance with the FERC’s order related to the SIA.
•	Income Tax Expense increased $2 million primarily due to an increase in state income tax expense, partially offset by a decrease in pretax book income.

FINANCIAL CONDITION

LIQUIDITY

PSO participates in the Utility Money Pool, which provides access to AEP’s liquidity.  PSO relies upon ready access to capital markets, cash flows from operations and access to the Utility Money Pool to fund current operations and capital expenditures.  See the “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” section beginning on page 405 for additional discussion of liquidity.

Credit Ratings

PSO’s ultimate access to capital markets may depend on its credit ratings.  In addition, a credit rating downgrade of PSO by one of the rating agencies could increase PSO’s borrowing costs.  Failure to maintain investment grade ratings may constrain PSO’s ability to participate in the Utility Money Pool or the amount of PSO’s receivables securitized by AEP Credit.  Counterparty concerns about PSO’s credit quality could subject PSO to additional collateral demands under adequate assurance clauses under derivative and non-derivative energy contracts.

CASH FLOW

Cash flows for 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Cash and Cash Equivalents at Beginning of Period	$796	$1,345	$1,370
Cash Flows from (Used for):
Operating Activities	93,946	239,653	167,956
Investing Activities	(132,569)	(237,975)	(233,464)
Financing Activities	38,297	(2,227)	65,483
Net Decrease in Cash and Cash Equivalents	(326)	(549)	(25)
Cash and Cash Equivalents at End of Period	$470	$796	$1,345

Operating Activities

Net Cash Flows from Operating Activities were $94 million in 2010.  PSO produced Net Income of $73 million during the period and had noncash expense items of $105 million for Depreciation and Amortization and $93 million for Deferred Income Taxes.  The $19 million outflow in Change in Other Noncurrent Assets was primarily the result of the deferral of January 2010 ice storm costs.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The activity in working capital relates to a number of items.  The $24 million outflow from Accrued Taxes, Net was primarily due to an increase in accrued tax benefits as a result of PSO’s 2010 federal net income tax operating loss.  Items contributing to the net income tax operating loss included bonus depreciation and the favorable impact of a change in tax accounting method related to units of property.  The $21 million outflow from Accounts Payable was primarily due to a decrease in affiliated payables.  The $10 million outflow in Accounts Receivable, Net was primarily due to the refund anticipated from Parent as a result of PSO’s 2010 federal net income tax operating loss.  The $88 million outflow from Fuel Over/Under-Recovery, Net was the result of returning previously over-recovered fuel costs to customers and higher fuel costs in relation to commission-approved fuel recovery rates.

Net Cash Flows from Operating Activities were $240 million in 2009.  PSO produced Net Income of $76 million during the period and had noncash expense items of $110 million for Depreciation and Amortization and $56 million for Deferred Income Taxes.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The activity in working capital relates to a number of items.  The $81 million inflow from Accounts Receivable, Net was primarily due to receiving the SIA refund from the AEP East companies.  The $16 million outflow from Accounts Payable was primarily due to decreases in customer accounts factored and purchased power payables. The $10 million outflow from Accrued Taxes, Net was due to an increase in accrued tax benefits resulting from a net income tax operating loss in 2009.  The $59 million outflow from Fuel Over/Under-Recovery, Net was primarily due to refunding customers previously over-recovered fuel costs, including those associated with the SIA refund.

Net Cash Flows from Operating Activities were $168 million in 2008.  PSO produced Net Income of $78 million during the period and had noncash expense items of $105 million for Depreciation and Amortization and $68 million for Deferred Income Taxes.  PSO established a $74 million regulatory asset for an OCC order approving recovery of ice storm costs related to storms in January and December 2007.  PSO recorded a Provision for SIA Refund of $52 million to its customers for off-system sales margins to be received from the AEP East companies as ordered by the FERC related to the SIA.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The activity in working capital relates to a number of items.  The $89 million outflow from Accounts Payable was primarily due to a decrease in accounts payable accruals and purchased power payables.  The $41 million change in Accounts Receivable, Net was primarily the result of the refund to be received from the AEP East companies related to the SIA.  The $29 million inflow from Accrued Taxes, Net was the result of a refund for the 2007 overpayment of federal income taxes and increased accruals related to property and income taxes.  The $47 million inflow from Fuel Over/Under-Recovery, Net resulted from revenues exceeding recoverable fuel costs.

Investing Activities

Net Cash Flows Used for Investing Activities in 2010, 2009 and 2008 were $133 million, $238 million and $233 million, respectively.  Construction Expenditures of $195 million, $175 million and $286 million in 2010, 2009 and 2008, respectively, were primarily related to projects for improved generation, transmission and distribution service reliability, customer service work and storm restoration.  In 2010 and 2009, PSO had a net decrease and increase, respectively, of $63 million in loans to the Utility Money Pool.  In 2008, PSO had a net decrease of $51 million in loans to the Utility Money Pool.

Financing Activities

Net Cash Flows from Financing Activities were $38 million in 2010.  PSO had a net increase of $91 million in borrowings from the Utility Money Pool.  This inflow was partially offset by $51 million paid in dividends on common stock.

Net Cash Flows Used for Financing Activities were $2 million in 2009.  PSO issued $250 million of Senior Unsecured Notes and $34 million of Pollution Control Bonds, partially offset by the retirement of $200 million of Senior Unsecured Notes.  PSO had a net decrease of $70 million in borrowings from the Utility Money Pool.  In addition, PSO paid $32 million in common stock dividends and received capital contributions from the Parent of $20 million.

Net Cash Flows from Financing Activities were $65 million in 2008.  PSO had a net increase of $70 million in borrowings from the Utility Money Pool and received capital contributions from the Parent of $30 million.  These inflows were partially offset by PSO’s repurchasing of $34 million of Pollution Control Bonds in May 2008.

In January 2011, PSO issued $250 million of 4.4% Senior Unsecured Notes due in 2021.

In January 2011, PSO gave notice to retire $200 million of 6% Senior Unsecured Notes due in 2032 on February 28, 2011.

CONTRACTUAL OBLIGATION INFORMATION

PSO’s contractual cash obligations include amounts reported on PSO’s Balance Sheets and other obligations disclosed in the footnotes.  The following table summarizes PSO’s contractual cash obligations at December 31, 2010:

Payments Due by Period

	Less Than			After
Contractual Cash Obligations	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)
Advances from Affiliates	$91.4	$-	$-	$-	$91.4
Interest on Fixed Rate Portion of Long-term Debt (a)	54.8	106.0	103.3	631.6	895.7
Fixed Rate Portion of Long-term Debt (b)	25.0	0.3	34.0	914.3	973.6
Capital Lease Obligations (c)	5.4	7.8	4.2	4.1	21.5
Noncancelable Operating Leases (c)	2.3	3.5	1.5	1.0	8.3
Fuel Purchase Contracts (d)	256.6	113.8	30.1	-	400.5
Energy and Capacity Purchase Contracts (e)	18.0	114.8	131.5	590.7	855.0
Construction Contracts for Capital Assets (f)	36.0	53.9	44.8	118.9	253.6
Total	$489.5	$400.1	$349.4	$2,260.6	$3,499.6

(a)
Interest payments are estimated based on final maturity dates of debt securities outstanding at December 31, 2010 and do not reflect anticipated future refinancings, early redemptions or debt issuances.

(b)	See “Long-term Debt” section of Note 14. Represents principal only excluding interest.
(c)	See Note 13.
(d)	Represents contractual obligations to purchase coal, natural gas and other consumables as fuel for electric generation along with related transportation of the fuel.
(e)	Represents contractual obligations for energy and capacity purchase contracts.
(f)
Represents only capital assets for which PSO has signed contracts.  Actual payments are dependent upon and may vary significantly based upon the decision to build, regulatory approval schedules, timing and escalation of project costs.

PSO’s $9 million liability related to uncertainty in Income Taxes is not included above because management cannot reasonably estimate the cash flows by period.

PSO’s pension funding requirements are not included in the above table.  As of December 31, 2010, management expects to make contributions to the pension plans totaling $5.4 million in 2011.  Estimated contributions of $18 million in 2012 and $14.5 million in 2013 may vary significantly based on market returns, changes in actuarial assumptions and other factors.  Based upon the benefit obligation and fair value of assets available to pay pension benefits, PSO’s pension plan obligation was 79.6% funded as of December 31, 2010.

As of December 31, 2010, PSO had no outstanding standby letters of credit or guarantees of performance.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the adoption and impact of new accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT RISK MANAGEMENT ACTIVITIES

See “Quantitative And Qualitative Disclosures About Risk Management Activities” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of risk management activities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Public Service Company of Oklahoma:

We have audited the accompanying balance sheets of Public Service Company of Oklahoma (the "Company") as of December 31, 2010 and 2009, and the related statements of income, changes in common shareholder’s equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Public Service Company of Oklahoma as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 25, 2011

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

Management assessed the effectiveness of PSO’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on management’s assessment, PSO’s internal control over financial reporting was effective as of December 31, 2010.

This annual report does not include an attestation report of PSO’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit PSO to provide only management’s report in this annual report.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF INCOME
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
REVENUES
Electric Generation, Transmission and Distribution	$1,246,916	$1,075,014	$1,549,490
Sales to AEP Affiliates	23,528	45,756	101,602
Other Revenues	3,218	3,980	4,853
TOTAL REVENUES	1,273,662	1,124,750	1,655,945

EXPENSES
Fuel and Other Consumables Used for Electric Generation	373,317	310,168	774,089
Purchased Electricity for Resale	187,106	180,055	270,536
Purchased Electricity from AEP Affiliates	46,013	19,331	59,344
Other Operation	222,396	185,575	208,930
Maintenance	115,788	108,020	113,305
Deferral of Ice Storm Costs	-	-	(74,217)
Depreciation and Amortization	104,929	110,149	105,249
Taxes Other Than Income Taxes	42,121	41,144	38,246
TOTAL EXPENSES	1,091,670	954,442	1,495,482

OPERATING INCOME	181,992	170,308	160,463

Other Income (Expense):
Interest Income	308	1,879	25,248
Carrying Costs Income	3,145	4,642	10,138
Allowance for Equity Funds Used During Construction	804	1,787	1,822
Interest Expense	(63,362)	(59,093)	(76,910)

INCOME BEFORE INCOME TAX EXPENSE	122,887	119,523	120,761

Income Tax Expense	50,100	43,921	42,277

NET INCOME	72,787	75,602	78,484

Preferred Stock Dividend Requirements	200	212	212

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$72,587	$75,390	$78,272

The common stock of PSO is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S
EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2007	$157,230	$310,016	$174,539	$(887)	$640,898

Adoption of Guidance for Split-Dollar Life Insurance
Accounting, Net of Tax of $596			(1,107)		(1,107)
Capital Contribution from Parent		30,000			30,000
Preferred Stock Dividends			(212)		(212)
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					669,579

COMPREHENSIVE INCOME
Other Comprehensive Income, Net of Taxes:
Cash Flow Hedges, Net of Tax of $99				183	183
NET INCOME			78,484		78,484
TOTAL COMPREHENSIVE INCOME					78,667

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2008	157,230	340,016	251,704	(704)	748,246

Capital Contribution from Parent		20,000			20,000
Common Stock Dividends			(32,000)		(32,000)
Preferred Stock Dividends			(212)		(212)
Gain on Reacquired Preferred Stock		1			1
Other Changes in Common Shareholder's Equity		4,214	(4,214)		-
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					736,035

COMPREHENSIVE INCOME
Other Comprehensive Income, Net of Taxes:
Cash Flow Hedges, Net of Tax of $57				105	105
NET INCOME			75,602		75,602
TOTAL COMPREHENSIVE INCOME					75,707

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2009	157,230	364,231	290,880	(599)	811,742

Common Stock Dividends			(51,026)		(51,026)
Preferred Stock Dividends			(200)		(200)
Gain on Reacquired Preferred Stock		76			76
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					760,592

COMPREHENSIVE INCOME
Other Comprehensive Income, Net of Taxes:
Cash Flow Hedges, Net of Tax of $4,896				9,093	9,093
NET INCOME			72,787		72,787
TOTAL COMPREHENSIVE INCOME					81,880

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2010	$157,230	$364,307	$312,441	$8,494	$842,472

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

PUBLIC SERVICE COMPANY OF OKLAHOMA
BALANCE SHEETS
ASSETS
December 31, 2010 and 2009
(in thousands)

	2010	2009
CURRENT ASSETS
Cash and Cash Equivalents	$470	$796
Advances to Affiliates	-	62,695
Accounts Receivable:
Customers	43,049	38,239
Affiliated Companies	65,070	59,096
Miscellaneous	5,497	7,242
Allowance for Uncollectible Accounts	(971)	(304)
Total Accounts Receivable	112,645	104,273
Fuel	20,176	20,892
Materials and Supplies	46,247	44,914
Risk Management Assets	14,225	2,376
Deferred Income Tax Benefits	-	26,335
Accrued Tax Benefits	38,589	15,291
Regulatory Asset for Under-Recovered Fuel Costs	37,262	-
Prepayments and Other Current Assets	9,416	9,139
TOTAL CURRENT ASSETS	279,030	286,711

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	1,330,368	1,300,069
Transmission	663,994	617,291
Distribution	1,686,470	1,596,355
Other Property, Plant and Equipment	235,406	228,705
Construction Work in Progress	59,091	67,138
Total Property, Plant and Equipment	3,975,329	3,809,558
Accumulated Depreciation and Amortization	1,255,064	1,220,177
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	2,720,265	2,589,381

OTHER NONCURRENT ASSETS
Regulatory Assets	263,545	279,185
Long-term Risk Management Assets	252	50
Deferred Charges and Other Noncurrent Assets	20,979	13,880
TOTAL OTHER NONCURRENT ASSETS	284,776	293,115

TOTAL ASSETS	$3,284,071	$3,169,207

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

PUBLIC SERVICE COMPANY OF OKLAHOMA
BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
December 31, 2010 and 2009

	2010	2009
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$91,382	$-
Accounts Payable:
General	69,155	76,895
Affiliated Companies	53,179	71,099
Long-term Debt Due Within One Year – Nonaffiliated	25,000	-
Risk Management Liabilities	922	2,579
Customer Deposits	41,217	42,002
Accrued Taxes	25,390	19,471
Regulatory Liability for Over-Recovered Fuel Costs	-	51,087
Other Current Liabilities	47,333	60,905
TOTAL CURRENT LIABILITIES	353,578	324,038

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	946,186	968,121
Long-term Risk Management Liabilities	197	144
Deferred Income Taxes	660,783	588,768
Regulatory Liabilities and Deferred Investment Tax Credits	336,961	326,931
Employee Benefits and Pension Obligations	98,107	107,748
Deferred Credits and Other Noncurrent Liabilities	40,905	36,457
TOTAL NONCURRENT LIABILITIES	2,083,139	2,028,169

TOTAL LIABILITIES	2,436,717	2,352,207

Cumulative Preferred Stock Not Subject to Mandatory Redemption	4,882	5,258

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

COMMON SHAREHOLDER’S EQUITY
Common Stock – Par Value – $15 Per Share:
Authorized – 11,000,000 Shares
Issued – 10,482,000 Shares
Outstanding – 9,013,000 Shares	157,230	157,230
Paid-in Capital	364,307	364,231
Retained Earnings	312,441	290,880
Accumulated Other Comprehensive Income (Loss)	8,494	(599)
TOTAL COMMON SHAREHOLDER’S EQUITY	842,472	811,742

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,284,071	$3,169,207

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
OPERATING ACTIVITIES
Net Income	$72,787	$75,602	$78,484
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Depreciation and Amortization	104,929	110,149	105,249
Deferred Income Taxes	92,695	56,029	67,874
Provision for SIA Refund	-	-	52,100
Carrying Costs Income	(3,145)	(4,642)	(10,138)
Deferral of Ice Storm Costs	-	-	(74,217)
Allowance for Equity Funds Used During Construction	(804)	(1,787)	(1,822)
Mark-to-Market of Risk Management Contracts	160	1,791	5,151
Fuel Over/Under-Recovery, Net	(88,349)	(59,462)	46,553
Unrealized Forward Commitments, Net	46	(1,928)	(5,263)
Change in Other Noncurrent Assets	(19,325)	7,713	6,117
Change in Other Noncurrent Liabilities	3,764	625	(6,774)
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(10,094)	81,446	(40,725)
Fuel, Materials and Supplies	(617)	5,301	(4,022)
Margin Deposits	217	499	8,093
Accounts Payable	(20,601)	(16,431)	(89,413)
Accrued Taxes, Net	(23,605)	(10,230)	28,506
Other Current Assets	4,229	(6,426)	491
Other Current Liabilities	(18,341)	1,404	1,712
Net Cash Flows from Operating Activities	93,946	239,653	167,956

INVESTING ACTIVITIES
Construction Expenditures	(194,896)	(175,122)	(285,826)
Change in Other Temporary Investments, Net	3	-	5
Change in Advances to Affiliates, Net	62,695	(62,695)	51,202
Acquisitions of Assets	(2,819)	(2,646)	(1,409)
Proceeds from Sales of Assets	2,448	2,488	2,564
Net Cash Flows Used for Investing Activities	(132,569)	(237,975)	(233,464)

FINANCING ACTIVITIES
Capital Contribution from Parent	-	20,000	30,000
Issuance of Long-term Debt – Nonaffiliated	2,240	280,732	-
Change in Advances from Affiliates, Net	91,382	(70,308)	70,308
Retirement of Long-term Debt – Nonaffiliated	-	(200,000)	(33,700)
Retirement of Cumulative Preferred Stock	(300)	(2)	-
Principal Payments for Capital Lease Obligations	(3,991)	(1,485)	(1,551)
Dividends Paid on Common Stock	(51,026)	(32,000)	-
Dividends Paid on Cumulative Preferred Stock	(200)	(212)	(212)
Other Financing Activities	192	1,048	638
Net Cash Flows from (Used For) Financing Activities	38,297	(2,227)	65,483

Net Decrease in Cash and Cash Equivalents	(326)	(549)	(25)
Cash and Cash Equivalents at Beginning of Period	796	1,345	1,370
Cash and Cash Equivalents at End of Period	$470	$796	$1,345

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$57,970	$71,135	$53,132
Net Cash Paid (Received) for Income Taxes	(16,770)	1,040	(50,022)
Noncash Acquisitions Under Capital Leases	13,794	3,478	1,008
Construction Expenditures Included in Accounts Payable at December 31,	6,842	11,901	18,004
SIA Refund Included in Accounts Receivable at December 31,	-	-	72,311

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

PUBLIC SERVICE COMPANY OF OKLAHOMA
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to PSO’s financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to PSO.  The footnotes begin on page 246.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Rate Matters	Note 4
Effects of Regulation	Note 5
Commitments, Guarantees and Contingencies	Note 6
Benefit Plans	Note 8
Business Segments	Note 9
Derivatives and Hedging	Note 10
Fair Value Measurements	Note 11
Income Taxes	Note 12
Leases	Note 13
Financing Activities	Note 14
Related Party Transactions	Note 15
Property, Plant and Equipment	Note 16
Cost Reduction Initiatives	Note 17
Unaudited Quarterly Financial Information	Note 18

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands)

	2010 (a)		2009		2008		2007		2006
STATEMENTS OF INCOME DATA
Total Revenues	$1,523,534		$1,389,302		$1,554,762		$1,483,462		$1,431,839

Operating Income	$248,797		$162,512		$172,645		$134,702		$189,618

Income Before Extraordinary Loss	$146,684		$122,528		$96,445		$69,771		$94,591
Extraordinary Loss, Net of Tax	-		(5,325)	(b)	-		-		-
Net Income	146,684		117,203		96,445		69,771		94,591
Less: Net Income Attributable to
Noncontrolling Interest	4,093		3,130		3,691		3,507		2,868
Net Income Attributable to SWEPCo
Shareholders	142,591		114,073		92,754		66,264		91,723
Less: Preferred Stock Dividend
Requirements	229		229		229		229		229
Earnings Attributable to SWEPCo
Common Shareholder	$142,362		$113,844		$92,525		$66,035		$91,494

BALANCE SHEETS DATA
Total Property, Plant and Equipment	$6,556,077		$6,064,895		$5,576,528		$4,876,912		$4,328,247
Accumulated Depreciation and Amortization	2,130,351		2,086,333		2,014,154		1,939,044		1,834,145
Total Property, Plant and Equipment –
Net	$4,425,726		$3,978,562		$3,562,374		$2,937,868		$2,494,102

Total Assets	$5,243,567		$4,640,033		$4,253,085		$3,488,386		$3,175,071

Total Common Shareholder's Equity	$1,666,988		$1,524,126		$1,248,653		$972,955		$821,202

Cumulative Preferred Stock Not Subject to
Mandatory Redemption	$4,696		$4,697		$4,697		$4,697		$4,697

Noncontrolling Interest	$361		$31		$276		$1,687		$1,815

Long-term Debt (c)	$1,769,520	(d)	$1,474,153		$1,478,149	(d)	$1,197,217	(d)	$729,006

Obligations Under Capital Leases (c)	$128,664		$148,661	(e)	$112,725	(e)	$100,320	(e)	$84,715

(a)	Prospectively adopted the “Consolidation” accounting guidance effective January 1, 2010 and began accounting for DHLC under the equity method of accounting.
(b)
Reflects the re-application of the generation portion of Texas’ retail jurisdiction in accordance with the accounting guidance for “Regulated Operations.”  See “SWEPCo Texas Restructuring” in “Extraordinary Item” section of Note 2.

(c)	Includes portion due within one year.
(d)	Increased primarily due to the construction of new generation.
(e)	Increased primarily due to new leases for coal handling equipment.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
MANAGEMENT’S FINANCIAL DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, SWEPCo engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to approximately 520,000 retail customers in its service territory in northeastern and panhandle of Texas, northwestern Louisiana and western Arkansas.  SWEPCo consolidates its wholly-owned subsidiary, Southwest Arkansas Utilities Corporation.  See Note 2 for a discussion of the deconsolidation of DHLC effective January 1, 2010.  SWEPCo also consolidates Sabine Mining Company, a variable interest entity.  SWEPCo sells electric power at wholesale to other utilities, municipalities and electric cooperatives.

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

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

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

Regulatory Activity

Texas Regulatory Activity

In April 2010, a settlement agreement was approved by the PUCT to increase SWEPCo’s base rates by approximately $15 million annually, effective May 2010, including a return on equity of 10.33%.  In addition, the settlement agreement will decrease annual depreciation expense by $17 million and allows SWEPCo a $10 million one-year surcharge rider to recover additional vegetation management costs that SWEPCo must spend within two years.  See “2009 Texas Base Rate Filing” section of Note 4.

Turk Plant

SWEPCo is currently constructing the Turk Plant, a new base load 600 MW coal generating unit in Arkansas, which is expected to be in service in 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and will operate the completed facility.  SWEPCo’s share of construction costs is currently estimated to cost $1.3 billion, excluding AFUDC, plus an additional $125 million for transmission, excluding AFUDC.  The APSC, LPSC and PUCT approved SWEPCo’s original application to build the Turk Plant.  Various proceedings are pending that challenge the Turk Plant’s construction, its approved wetlands and air permits and its transmission line certificate of environmental compatibility and public need.  See “Turk Plant” section of Note 4.

Litigation and Environmental Issues

In the ordinary course of business, SWEPCo is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 4 – Rate Matters and Note 6 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” section beginning on page 405 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2010	2009	2008
	(in millions of KWH)
Retail:
Residential	6,361	5,587	5,694
Commercial	6,117	5,957	5,994
Industrial	5,254	4,460	5,402
Miscellaneous	81	82	82
Total Retail	17,813	16,086	17,172

Wholesale	7,333	6,527	6,395

Total KWHs	25,146	22,613	23,567

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2010	2009	2008
	(in degree days)

Actual - Heating (a)	1,543	1,270	1,325
Normal - Heating (b)	1,253	1,263	1,281

Actual - Cooling (c)	2,592	1,956	2,031
Normal - Cooling (b)	2,213	2,231	2,221

(a)	Western Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Western Region cooling degree days are calculated on a 65 degree temperature base.

2010 Compared to 2009

Reconciliation of Year Ended December 31, 2009 to Year Ended December 31, 2010
Income Before Extraordinary Loss
(in millions)

Year Ended December 31, 2009	$123

Changes in Gross Margin:
Retail Margins (a)	104
Off-system Sales	1
Transmission Revenues	1
Other Revenues	(42)
Total Change in Gross Margin	64

Total Expenses and Other:
Other Operation and Maintenance	7
Depreciation and Amortization	18
Taxes Other Than Income Taxes	(3)
Other Income	(1)
Interest Expense	(16)
Equity Earnings of Unconsolidated Subsidiaries	2
Total Expenses and Other	7

Income Tax Expense	(47)

Year Ended December 31, 2010	$147

(a)	Includes firm wholesale sales to municipals and cooperatives.

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $104 million primarily due to:
	•	A $42 million increase in base rates in Arkansas and Texas. This increase in Retail Margins had corresponding increases of $9 million related to riders/trackers recognized in other expense items.
	•	A $25 million increase in weather-related usage primarily due to a 33% increase in cooling degree days and a 21% increase in heating degree days.
	•	A $16 million increase in fuel recovery primarily due to lower capacity costs and increased wholesale fuel recovery.
	•	A $14 million increase in industrial sales compared to the recessionary lows of 2009.
•
Other Revenues decreased $42 million primarily resulting from the deconsolidation of SWEPCo’s mining subsidiary, DHLC.  Prior to the deconsolidation, SWEPCo recorded revenues from coal deliveries from DHLC to CLECO.  SWEPCo prospectively adopted the “Consolidation” accounting guidance effective January 1, 2010 and began accounting for DHLC under the equity method of accounting.  The decreased revenue from coal deliveries was partially offset by a corresponding decrease in Other Operation and Maintenance expenses from mining operations discussed below.

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses decreased $7 million primarily due to:
•
A $34 million decrease in expenses for coal deliveries from SWEPCo’s mining subsidiary, DHLC.  The decreased expenses for coal deliveries were partially offset by a corresponding decrease in Other Revenues discussed above.

This decrease was partially offset by:
• A $30 million increase due to expenses related to cost reduction initiatives. In 2010, management conducted cost reduction initiatives to reduce both labor and non-labor expenses.
•
Depreciation and Amortization expenses decreased $18 million primarily due to lower Arkansas and Texas depreciation resulting from the Arkansas and Texas base rate orders and the deconsolidation of DHLC, partially offset by the addition of the Stall Unit.

•	Interest Expense increased $16 million primarily due to increased long-term debt outstanding.
•	Income Tax Expense increased $47 million primarily due to an increase in pretax book income and the recording of federal income tax adjustments.

2009 Compared to 2008

Reconciliation of Year Ended December 31, 2008 to Year Ended December 31, 2009
Income Before Extraordinary Loss
(in millions)

Year Ended December 31, 2008	$96

Changes in Gross Margin:
Retail Margins (a)	(32)
Off-system Sales	1
Transmission Revenues	7
Other Revenues	(1)
Total Change in Gross Margin	(25)

Total Expenses and Other:
Other Operation and Maintenance	16
Taxes Other Than Income Taxes	(1)
Other Income	(2)
Interest Expense	23
Total Expenses and Other	36

Income Tax Expense	16

Year Ended December 31, 2009	$123

(a)	Includes firm wholesale sales to municipals and cooperatives.

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins decreased $32 million primarily due to the following:
	•	A $22 million decrease due to the net favorable effect of the recognition of off-system sales margins as ordered by the FERC in November 2008.
	•	A $12 million decrease in wholesale fuel recovery.
	•	A $12 million decrease in industrial sales due to reduced operating levels and suspended operations by certain large industrial customers in SWEPCo’s service territory.
	•	A $5 million net impairment of a fuel regulatory asset related to deferred mining costs in Arkansas.
These decreases were partially offset by:
	•	A $13 million increase in wholesale and municipal revenue primarily due to higher prices and the annual true-up for formula rate customers.
	•	An $8 million increase in rate relief related to the Louisiana Formula Rate Plan.
•	Transmission Revenues increased $7 million primarily due to higher rates in the SPP region.

Total Expenses and Other and Income Tax Expense changed between years as indicated:

•	Other Operation and Maintenance expenses decreased $16 million primarily due to the following:
	•	An $11 million decrease in distribution expenses associated with the 2008 storm restoration expenses from Hurricanes Ike and Gustav.
	•	A $2 million decrease in expenses for coal deliveries from SWEPCo’s mining subsidiary, DHLC.
	•	A $2 million decrease resulting from reduced sale of receivable expense due to decreased revenues.
•	Other Income decreased $2 million primarily due to the following:
	•	A $26 million decrease in interest income from the AEP East companies for the refund in 2008 of off-system sales margins in accordance with the FERC’s order related to SIA.
	•	An $8 million decrease in interest income primarily resulting from fuel recovery and decreased lending to affiliated companies.

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
•
Income Tax Expense decreased $16 million primarily due to the regulatory accounting treatment of state income taxes and other book/tax differences which are accounted for on a flow-through basis and a tax loss benefit from Parent.

FINANCIAL CONDITION

LIQUIDITY

SWEPCo participates in the Utility Money Pool, which provides access to AEP’s liquidity.  SWEPCo relies upon ready access to capital markets, cash flows from operations and access to the Utility Money Pool to fund current operations and capital expenditures.  See the “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” section beginning on page 405 for additional discussion of liquidity.

Credit Ratings

SWEPCo’s ultimate access to capital markets may depend on its credit ratings.  In addition, a credit rating downgrade of SWEPCo by one of the rating agencies could increase SWEPCo’s borrowing costs.  Failure to maintain investment grade ratings may constrain SWEPCo’s ability to participate in the Utility Money Pool or the amount of SWEPCo’s receivables securitized by AEP Credit.  Counterparty concerns about SWEPCo’s credit quality could subject SWEPCo to additional collateral demands under adequate assurance clauses under derivative and non-derivative energy contracts.

CASH FLOW

Cash flows for 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Cash and Cash Equivalents at Beginning of Period	$1,661	$1,910	$1,742
Cash Flows from (Used for):
Operating Activities	272,951	410,820	224,210
Investing Activities	(553,170)	(556,487)	(692,345)
Financing Activities	280,072	145,418	468,303
Net Increase (Decrease) in Cash and Cash Equivalents	(147)	(249)	168
Cash and Cash Equivalents at End of Period	$1,514	$1,661	$1,910

Operating Activities

Net Cash Flows from Operating Activities were $273 million in 2010.  SWEPCo produced Net Income of $147 million during the period and had noncash items of $127 million for Depreciation and Amortization and $82 million for Deferred Income Taxes, partially offset by $46 million in Allowance for Equity Funds Used During Construction.  SWEPCo contributed $29 million to the qualified pension trust.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The activity in working capital relates to a number of items.  The $23 million outflow from Accounts Payable was primarily due to a decrease in fuel costs and purchased power payables.  The $22 million outflow from Accounts Receivable, Net was primarily due to the refund anticipated from Parent as a result of SWEPCo’s 2010 federal net income tax operating loss.  Items contributing to the net income tax operating loss included bonus depreciation and the favorable impact of a change in tax accounting method related to units of property.  The $21 million inflow from Fuel, Materials and Supplies was primarily due to lower coal inventories at the Flint Creek and Welsh Plants.  The $19 million outflow from Accrued Taxes, Net was primarily due to an increase in accrued tax benefits as a result of SWEPCo’s 2010 federal net income tax operating loss.

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

Net Cash Flows from Operating Activities were $224 million in 2008.  SWEPCo produced Net Income of $96 million during the period and had noncash expense items of $145 million for Depreciation and Amortization and $62 million for Deferred Income Taxes.  SWEPCo recorded a Provision for SIA Refund of $54 million to its customers for off-system sales margins to be received from the AEP East companies as ordered by the FERC related to the SIA.  The other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  The activity in working capital relates to a number of items.  The $52 million outflow from Accounts Receivable, Net was primarily the result of the anticipated refund from the AEP East companies related to the SIA.  The $36 million outflow from Accounts Payable was primarily due to a decrease in purchased power payables.  The $25 million outflow from Fuel, Materials and Supplies was primarily due to higher coal and fuel-related costs.  The $87 million outflow from Fuel Over/Under-Recovery, Net was the result of higher fuel costs.

Investing Activities

Net Cash Flows Used for Investing Activities in 2010, 2009 and 2008 were $553 million, $556 million and $692 million, respectively.  Construction Expenditures of $420 million, $597 million and $692 million in 2010, 2009 and 2008, respectively, were primarily related to new generation projects at the Turk Plant and Stall Unit.  In 2010, SWEPCo acquired the Valley Electric Membership Corporation for $102 million and increased loans to the Utility Money Pool by $34 million.  In 2009, SWEPCo increased loans to the Utility Money Pool by $35 million, acquired the Red River Mining Company for $16 million and purchased 50% of the Oxbow Lignite Mining Company, LLC membership interest for $13 million.  These outflows in 2009 were partially offset by $106 million in proceeds from sales of assets primarily relating to the sale of a portion of Turk Plant to joint owners.

Financing Activities

Net Cash Flows from Financing Activities were $280 million in 2010.  SWEPCo issued $350 million of Senior Unsecured Notes and $54 million of Pollution Control Bonds.  These increases were partially offset by the retirement of $54 million of Pollution Control Bonds and $50 million of Notes Payable – Affiliated.

Net Cash Flows from Financing Activities were $145 million in 2009.  During the year, SWEPCo received capital contributions from the Parent of $143 million.

Net Cash Flows from Financing Activities were $468 million in 2008.  SWEPCo issued $400 million of Senior Unsecured Notes and received capital contributions from the Parent of $200 million.  These increases were partially offset by the retirement of $160 million of Long-term Debt – Nonaffiliated.

CONTRACTUAL OBLIGATION INFORMATION

SWEPCo’s contractual cash obligations include amounts reported on SWEPCo’s Consolidated Balance Sheets and other obligations disclosed in the footnotes.  The following table summarizes SWEPCo’s contractual cash obligations at December 31, 2010:

Payments Due by Period

	Less Than			After
Contractual Cash Obligations	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)
Short-term Debt (a)	$6.2	$-	$-	$-	$6.2
Interest on Fixed Rate Portion of Long-term
Debt (b)	102.4	198.4	194.6	711.0	1,206.4
Fixed Rate Portion of Long-term Debt (c)	41.1	20.0	303.5	1,406.7	1,771.3
Capital Lease Obligations (d)	22.3	42.3	36.1	78.5	179.2
Noncancelable Operating Leases (d)	6.0	9.1	5.7	12.5	33.3
Fuel Purchase Contracts (e)	257.1	321.2	76.6	80.2	735.1
Energy and Capacity Purchase Contracts (f)	19.0	39.1	39.2	284.9	382.2
Construction Contracts for Capital Assets (g)	172.0	201.2	105.3	110.7	589.2
Total	$626.1	$831.3	$761.0	$2,684.5	$4,902.9

(a)	Represents principal only excluding interest.
(b)
Interest payments are estimated based on final maturity dates of debt securities outstanding at December 31, 2010 and do not reflect anticipated future refinancings, early redemptions or debt issuances.

(c)	See “Long-term Debt” section of Note 14. Represents principal only excluding interest.
(d)	See Note 13.
(e)	Represents contractual obligations to purchase coal, natural gas and other consumables as fuel for electric generation along with related transportation of the fuel.
(f)	Represents contractual obligations for energy and capacity purchase contracts.
(g)
Represents only capital assets for which SWEPCo has signed contracts.  Actual payments are dependent upon and may vary significantly based upon the decision to build, regulatory approval schedules, timing and escalation of project costs.

SWEPCo’s $14 million liability related to uncertainty in Income Taxes is not included above because management cannot reasonably estimate the cash flows by period.

SWEPCo’s pension funding requirements are not included in the above table.  As of December 31, 2010, management expects to make contributions to the pension plans totaling $7.3 million in 2011.  Estimated contributions of $16.3 million in 2012 and $13.2 million in 2013 may vary significantly based on market returns, changes in actuarial assumptions and other factors.  Based upon the benefit obligation and fair value of assets available to pay pension benefits, SWEPCo’s pension plan obligation was 84.1% funded as of December 31, 2010.

In addition to the amounts disclosed in the contractual cash obligations table above, SWEPCo makes additional commitments in the normal course of business.  SWEPCo’s commitments outstanding at December 31, 2010 under these agreements are summarized in the table below:

Amount of Commitment Expiration Per Period

	Less Than			After
Other Commercial Commitments	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)
Standby Letters of Credit (a)	$4.4	$-	$-	$-	$4.4
Guarantees of the Performance of Outside Parties (b)	-	-	-	65.0	65.0
Total	$4.4	$-	$-	$65.0	$69.4

(a)
SWEPCo enters into standby letters of credit (LOCs) with third parties.  These LOCs cover items such as insurance programs, security deposits, debt service reserves and variable rate Pollution Control Bonds.  All of these LOCs were issued in SWEPCo’s ordinary course of business.  There is no collateral held in relation to any guarantees in excess of SWEPCo’s ownership percentages.  In the event any LOC is drawn, there is no recourse to third parties.  The maximum future payments of these LOCs are $4.4 million maturing in June 2011.  See “Letters of Credit” section of Note 6.

(b)	See "Guarantees of Third-Party Obligations" section of Note 6.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of the adoption and impact of new accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT RISK MANAGEMENT ACTIVITIES

See “Quantitative And Qualitative Disclosures About Risk Management Activities” section of “Combined Management’s Discussion and Analysis of Registrant Subsidiaries” beginning on page 405 for a discussion of risk management activities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Southwestern Electric Power Company:

We have audited the accompanying consolidated balance sheets of Southwestern Electric Power Company Consolidated (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Southwestern Electric Power Company Consolidated as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Accounting Standards Update No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting  by Enterprises Involved with Variable Interest Entities, effective January 1, 2010.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 25, 2011

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

Management assessed the effectiveness of SWEPCo’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on management’s assessment, SWEPCo’s internal control over financial reporting was effective as of December 31, 2010.

This annual report does not include an attestation report of SWEPCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit SWEPCo to provide only management’s report in this annual report.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
REVENUES
Electric Generation, Transmission and Distribution	$1,469,514	$1,315,056	$1,458,027
Sales to AEP Affiliates	51,870	29,318	50,842
Lignite Revenues – Nonaffiliated	-	43,239	44,366
Other Revenues	2,150	1,689	1,527
TOTAL REVENUES	1,523,534	1,389,302	1,554,762

EXPENSES
Fuel and Other Consumables Used for Electric Generation	587,058	495,928	523,361
Purchased Electricity for Resale	125,064	127,170	164,466
Purchased Electricity from AEP Affiliates	23,707	42,712	118,773
Other Operation	245,504	249,792	260,186
Maintenance	103,352	105,602	111,273
Depreciation and Amortization	126,901	145,144	145,011
Taxes Other Than Income Taxes	63,151	60,442	59,047
TOTAL EXPENSES	1,274,737	1,226,790	1,382,117

OPERATING INCOME	248,797	162,512	172,645

Other Income (Expense):
Interest Income	579	1,286	35,086
Allowance for Equity Funds Used During Construction	45,646	46,737	14,908
Interest Expense	(86,538)	(70,500)	(93,150)

INCOME BEFORE INCOME TAX EXPENSE AND EQUITY
EARNINGS (LOSS)	208,484	140,035	129,489

Income Tax Expense	64,214	17,511	33,041
Equity Earnings (Loss) of Unconsolidated Subsidiaries	2,414	4	(3)

INCOME BEFORE EXTRAORDINARY LOSS	146,684	122,528	96,445

EXTRAORDINARY LOSS, NET OF TAX	-	(5,325)	-

NET INCOME	146,684	117,203	96,445

Less: Net Income Attributable to Noncontrolling Interest	4,093	3,130	3,691

NET INCOME ATTRIBUTABLE TO SWEPCo SHAREHOLDERS	142,591	114,073	92,754

Less: Preferred Stock Dividend Requirements	229	229	229

EARNINGS ATTRIBUTABLE TO SWEPCo COMMON SHAREHOLDER	$142,362	$113,844	$92,525

The common stock of SWEPCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CHANGES IN
EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	SWEPCo Common Shareholder
				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive	Noncontrolling
	Stock	Capital	Earnings	Income (Loss)	Interest	Total

TOTAL EQUITY – DECEMBER 31, 2007	$135,660	$330,003	$523,731	$(16,439)	$1,687	$974,642

Adoption of Guidance for Split-Dollar Life Insurance
Accounting, Net of Tax of $622			(1,156)			(1,156)
Adoption of Guidance for Fair Value Accounting, Net
of Tax of $6			10			10
Capital Contribution from Parent		200,000				200,000
Common Stock Dividends – Nonaffilated					(5,109)	(5,109)
Preferred Stock Dividends			(229)			(229)
SUBTOTAL – EQUITY						1,168,158

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $56				97	7	104
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $507				941		941
Pension and OPEB Funded Status, Net of Tax of $9,003				(16,719)		(16,719)
NET INCOME			92,754		3,691	96,445
TOTAL COMPREHENSIVE INCOME						80,771

TOTAL EQUITY – DECEMBER 31, 2008	135,660	530,003	615,110	(32,120)	276	1,248,929

Capital Contribution from Parent		142,500				142,500
Common Stock Dividends – Nonaffiliated					(3,375)	(3,375)
Preferred Stock Dividends			(229)			(229)
Other Changes in Equity		2,476	(2,476)			-
SUBTOTAL – EQUITY						1,387,825

COMPREHENSIVE INCOME
Other Comprehensive Income, Net of Taxes:
Cash Flow Hedges, Net of Tax of $533				989		989
Reapplication of Regulated Operations Accounting
Guidance for Pensions, Net of Tax of $8,223				15,271		15,271
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $928				1,724		1,724
Pension and OPEB Funded Status, Net of Tax of $617				1,145		1,145
NET INCOME			114,073		3,130	117,203
TOTAL COMPREHENSIVE INCOME						136,332

TOTAL EQUITY – DECEMBER 31, 2009	135,660	674,979	726,478	(12,991)	31	1,524,157

Common Stock Dividends – Nonaffiliated					(3,763)	(3,763)
Preferred Stock Dividends			(229)			(229)
SUBTOTAL – EQUITY						1,520,165

COMPREHENSIVE INCOME
Other Comprehensive Income (Loss), Net of Taxes:
Cash Flow Hedges, Net of Tax of $401				745		745
Amortization of Pension and OPEB Deferred Costs,
Net of Tax of $505				937		937
Pension and OPEB Funded Status, Net of Tax of $636				(1,182)		(1,182)
NET INCOME			142,591		4,093	146,684
TOTAL COMPREHENSIVE INCOME						147,184

TOTAL EQUITY – DECEMBER 31, 2010	$135,660	$674,979	$868,840	$(12,491)	$361	$1,667,349

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2010 and 2009
(in thousands)

	2010	2009
CURRENT ASSETS
Cash and Cash Equivalents	$1,514	$1,661
Advances to Affiliates	86,222	34,883
Accounts Receivable:
Customers	34,434	46,657
Affiliated Companies	43,219	19,542
Miscellaneous	17,739	9,952
Allowance for Uncollectible Accounts	(588)	(64)
Total Accounts Receivable	94,804	76,087
Fuel
(December 31, 2010 amount includes $35,055 related to Sabine)	91,777	121,453
Materials and Supplies	50,395	54,484
Risk Management Assets	1,209	3,049
Deferred Income Tax Benefits	15,529	13,820
Accrued Tax Benefits	37,900	16,164
Regulatory Asset for Under-Recovered Fuel Costs	758	1,639
Prepayments and Other Current Assets	24,270	20,503
TOTAL CURRENT ASSETS	404,378	343,743

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	2,297,463	1,837,318
Transmission	943,724	870,069
Distribution	1,611,129	1,447,559
Other Property, Plant and Equipment
(December 31, 2010 amount includes $224,857 related to Sabine)	632,158	733,310
Construction Work in Progress	1,071,603	1,176,639
Total Property, Plant and Equipment	6,556,077	6,064,895
Accumulated Depreciation and Amortization
(December 31, 2010 amount includes $91,840 related to Sabine)	2,130,351	2,086,333
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	4,425,726	3,978,562

OTHER NONCURRENT ASSETS
Regulatory Assets	332,698	268,165
Long-term Risk Management Assets	438	84
Deferred Charges and Other Noncurrent Assets	80,327	49,479
TOTAL OTHER NONCURRENT ASSETS	413,463	317,728

TOTAL ASSETS	$5,243,567	$4,640,033

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2010 and 2009

	2010	2009
	(in thousands)
CURRENT LIABILITIES
Accounts Payable:
General	$162,271	$160,870
Affiliated Companies	64,474	59,818
Short-term Debt – Nonaffiliated	6,217	6,890
Long-term Debt Due Within One Year – Nonaffiliated	41,135	4,406
Long-term Debt Due Within One Year – Affiliated	-	50,000
Risk Management Liabilities	4,067	844
Customer Deposits	48,245	41,269
Accrued Taxes	30,516	24,720
Accrued Interest	39,856	33,179
Obligations Under Capital Leases	13,265	14,617
Regulatory Liability for Over-Recovered Fuel Costs	16,432	13,762
Provision for SIA Refund	7,698	19,307
Other Current Liabilities	59,420	71,781
TOTAL CURRENT LIABILITIES	493,596	501,463

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	1,728,385	1,419,747
Long-term Risk Management Liabilities	338	221
Deferred Income Taxes	624,333	485,936
Regulatory Liabilities and Deferred Investment Tax Credits	393,673	333,935
Asset Retirement Obligations	56,632	60,562
Employee Benefits and Pension Obligations	96,314	125,956
Obligations Under Capital Leases	115,399	134,044
Deferred Credits and Other Noncurrent Liabilities	62,852	49,315
TOTAL NONCURRENT LIABILITIES	3,077,926	2,609,716

TOTAL LIABILITIES	3,571,522	3,111,179

Cumulative Preferred Stock Not Subject to Mandatory Redemption	4,696	4,697

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

EQUITY
Common Stock – Par Value – $18 Per Share:
Authorized – 7,600,000 Shares
Outstanding – 7,536,640 Shares	135,660	135,660
Paid-in Capital	674,979	674,979
Retained Earnings	868,840	726,478
Accumulated Other Comprehensive Income (Loss)	(12,491)	(12,991)
TOTAL COMMON SHAREHOLDER’S EQUITY	1,666,988	1,524,126

Noncontrolling Interest	361	31

TOTAL EQUITY	1,667,349	1,524,157

TOTAL LIABILITIES AND EQUITY	$5,243,567	$4,640,033

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
OPERATING ACTIVITIES
Net Income	$146,684	$117,203	$96,445
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	126,901	145,144	145,011
Deferred Income Taxes	81,764	28,016	62,060
Provision for SIA Refund	-	-	54,100
Extraordinary Loss, Net of Tax	-	5,325	-
Allowance for Equity Funds Used During Construction	(45,646)	(46,737)	(14,908)
Mark-to-Market of Risk Management Contracts	4,826	650	5,294
Pension Contributions to Qualified Plan Trust	(29,065)	-	-
Fuel Over/Under-Recovery, Net	(6,089)	68,024	(86,864)
Change in Regulatory Liabilities	26,671	(2,310)	598
Change in Other Noncurrent Assets	(15,207)	20,333	27,121
Change in Other Noncurrent Liabilities	21,958	9,111	(8,287)
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(21,507)	113,134	(52,375)
Fuel, Materials and Supplies	21,498	(26,190)	(25,427)
Accounts Payable	(23,004)	40,981	(36,422)
Accrued Taxes, Net	(18,788)	(25,252)	8,015
Accrued Interest	6,570	(3,468)	19,612
Other Current Assets	(3,182)	700	7,928
Other Current Liabilities	(1,433)	(33,844)	22,309
Net Cash Flows from Operating Activities	272,951	410,820	224,210

INVESTING ACTIVITIES
Construction Expenditures	(420,485)	(596,581)	(692,162)
Change in Advances to Affiliates, Net	(34,405)	(34,883)	-
Equity Investment in Oxbow Lignite Company	-	(12,873)	-
Acquisition of Red River Mining Company	-	(15,650)	-
Acquisition of Valley Electric Membership Corporation	(101,841)	-	-
Proceeds from Sales of Assets	5,356	105,999	1,107
Other Investing Activities	(1,795)	(2,499)	(1,290)
Net Cash Flows Used for Investing Activities	(553,170)	(556,487)	(692,345)

FINANCING ACTIVITIES
Capital Contribution from Parent	-	142,500	200,000
Issuance of Long-term Debt – Nonaffiliated	399,394	-	437,042
Credit Facility Borrowings	99,688	126,903	86,095
Change in Advances from Affiliates, Net	-	(2,526)	961
Retirement of Long-term Debt – Nonaffiliated	(53,500)	(4,406)	(160,444)
Retirement of Long-term Debt – Affiliated	(50,000)	-	-
Retirement of Cumulative Preferred Stock	(1)	-	-
Credit Facility Repayments	(100,361)	(127,185)	(79,208)
Proceeds from Dragline Sale/Leaseback	-	22,831	-
Principal Payments for Capital Lease Obligations	(12,183)	(10,952)	(11,511)
Dividends Paid on Common Stock – Nonaffiliated	(3,763)	(3,375)	(5,109)
Dividends Paid on Cumulative Preferred Stock	(229)	(229)	(229)
Other Financing Activities	1,027	1,857	706
Net Cash Flows from Financing Activities	280,072	145,418	468,303

Net Increase (Decrease) in Cash and Cash Equivalents	(147)	(249)	168
Cash and Cash Equivalents at Beginning of Period	1,661	1,910	1,742
Cash and Cash Equivalents at End of Period	$1,514	$1,661	$1,910

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$70,729	$80,671	$47,029
Net Cash Paid (Received) for Income Taxes	8,350	19,615	(33,275)
Noncash Acquisitions Under Capital Leases	1,593	51,217	25,398
Construction Expenditures Included in Accounts Payable at December 31,	94,836	71,431	76,826
Noncash Assumption of Liabilities Related to Acquisition of Valley
Electric Membership Corporation	8,400	-	-
SIA Refund Included in Accounts Receivable at December 31,	-	-	85,248

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 246.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to SWEPCo’s consolidated financial statements are combined with the notes to financial statements for other registrant subsidiaries. Listed below are the notes that apply to SWEPCo.  The footnotes begin on page 246.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Goodwill and Other Intangible Assets	Note 3
Rate Matters	Note 4
Effects of Regulation	Note 5
Commitments, Guarantees and Contingencies	Note 6
Acquisitions	Note 7
Benefit Plans	Note 8
Business Segments	Note 9
Derivatives and Hedging	Note 10
Fair Value Measurements	Note 11
Income Taxes	Note 12
Leases	Note 13
Financing Activities	Note 14
Related Party Transactions	Note 15
Property, Plant and Equipment	Note 16
Cost Reduction Initiatives	Note 17
Unaudited Quarterly Financial Information	Note 18

INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to financial statements that follow are a combined presentation for the Registrant Subsidiaries. The following list indicates the registrants to which the footnotes apply:

1.	Organization and Summary of Significant Accounting Policies	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
2.	New Accounting Pronouncements and Extraordinary Item	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
3.	Goodwill and Other Intangible Assets	SWEPCo
4.	Rate Matters	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
5.	Effects of Regulation	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
6.	Commitments, Guarantees and Contingencies	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
7.	Acquisitions	SWEPCo
8.	Benefit Plans	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
9.	Business Segments	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
10.	Derivatives and Hedging	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
11.	Fair Value Measurements	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
12.	Income Taxes	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
13.	Leases	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
14.	Financing Activities	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
15.	Related Party Transactions	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
16.	Property, Plant and Equipment	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
17.	Cost Reduction Initiatives	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo
18.	Unaudited Quarterly Financial Information	APCo, CSPCo, I&M, OPCo, PSO, SWEPCo

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

The Registrant Subsidiaries engage in wholesale electricity marketing and risk management activities in the United States.  In addition, I&M provides barging services to both affiliated and nonaffiliated companies and SWEPCo, through consolidated and nonconsolidated affiliates, conducts lignite mining operations to fuel certain of its generation facilities.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rates and Service Regulation

The Registrant Subsidiaries’ rates are regulated by the FERC and state regulatory commissions in the nine state operating territories in which they operate.  The FERC also regulates the Registrant Subsidiaries’ affiliated transactions, including AEPSC intercompany service billings which are generally at cost, under the 2005 Public Utility Holding Company Act and the Federal Power Act.  The FERC also has jurisdiction over the issuances and acquisitions of securities of the public utility subsidiaries, the acquisition or sale of certain utility assets and mergers with another electric utility or holding company.  For non-power goods and services, the FERC requires that a nonregulated affiliate can bill an affiliated public utility company no more than market while a public utility must bill the higher of cost or market to a nonregulated affiliate.  The state regulatory commissions also regulate certain intercompany transactions under various orders and affiliate statutes.  Both the FERC and state regulatory commissions are permitted to review and audit the relevant books and records of companies within a public utility holding company system.

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

The state regulatory commissions regulate all of the distribution operations and rates of the Registrant Subsidiaries retail public utilities on a cost basis.  They also regulate the retail generation/power supply operations and rates except in Ohio.  The ESP rates in Ohio continue the process of aligning generation/power supply rates over time with market rates.  SWEPCo operates in the SPP area which includes a portion of Texas.  In 2009, the Texas legislature amended its restructuring legislation for the generation portion of SWEPCo’s Texas retail jurisdiction to delay indefinitely restructuring requirements.  As a result, SWEPCo reapplied accounting guidance for “Regulated Operations” to its Texas generation operations.

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

Principles of Consolidation

The consolidated financial statements for APCo and CSPCo include the Registrant Subsidiary and its wholly-owned subsidiaries.  The consolidated financial statements for I&M include the Registrant Subsidiary, its wholly-owned subsidiaries and DCC Fuel (substantially-controlled variable interest entities (VIEs)).  The consolidated financial statements for SWEPCo include the Registrant Subsidiary, its wholly-owned subsidiaries excluding DHLC (as of January 1, 2010, SWEPCo is no longer the primary beneficiary of DHLC and is no longer required to consolidate DHLC, in accordance with “ASU 2009-17 ‘Consolidations’ ”) and Sabine (a substantially-controlled VIE).  The consolidated financial statements for OPCo include the Registrant Subsidiary and JMG (a substantially-controlled VIE that was dissolved in December 2009).  Intercompany items are eliminated in consolidation.  The Registrant Subsidiaries use the equity method of accounting for equity investments where they exercise significant influence but do not hold a controlling financial interest.  Such investments are recorded as Deferred Charges and Other Noncurrent Assets on the balance sheets; equity earnings are included in Equity Earnings of Unconsolidated Subsidiaries on the statements of income.  CSPCo, OPCo, PSO and SWEPCo have ownership interests in generating units that are jointly-owned with nonaffiliated companies.  The proportionate share of the operating costs associated with such facilities is included in the income statements and the assets and liabilities are reflected in the balance sheets.  See “Variable Interest Entities” section of Note 15.

Accounting for the Effects of Cost-Based Regulation

As rate-regulated electric public utility companies, the Registrant Subsidiaries’ financial statements reflect the actions of regulators that result in the recognition of certain revenues and expenses in different time periods than enterprises that are not rate-regulated.  In accordance with accounting guidance for “Regulated Operations,” the Registrant Subsidiaries record regulatory assets (deferred expenses) and regulatory liabilities (future revenue reductions or refunds) to reflect the economic effects of regulation by matching expenses with their recovery through regulated revenues and income with its passage to customers through the reduction of regulated revenues.  Due to the passage of legislation requiring restructuring and a transition to customer choice and market-based rates, CSPCo and OPCo discontinued the application of “Regulated Operations” accounting treatment for the generation portion of their business.  In 2009, the Texas legislature amended its restructuring legislation for the generation portion of SWEPCo’s Texas retail jurisdiction to delay indefinitely restructuring requirements.  As a result, SWEPCo reapplied accounting guidance for “Regulated Operations” to its Texas generation operations.

Accounting guidance for “Discontinuation of Rate-Regulated Operations” requires the recognition of an impairment of stranded net regulatory assets and stranded plant costs if they are not recoverable in regulated rates.  In addition, an enterprise is required to eliminate from its balance sheet the effects of any actions of regulators that had been recognized as regulatory assets and regulatory liabilities.  Such impairments and adjustments are classified as an extraordinary item.  Consistent with accounting guidance for “Discontinuation of Rate-Regulated Operations,” SWEPCo recorded an extraordinary reduction in earnings and shareholder’s equity from the reapplication of “Regulated Operations” accounting guidance in 2009.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  These estimates include, but are not limited to, inventory valuation, allowance for doubtful accounts, long-lived asset impairment, unbilled electricity revenue, valuation of long-term energy contracts, the effects of regulation, long-lived asset recovery, storm costs, the effects of contingencies and certain assumptions made in accounting for pension and postretirement benefits.  The estimates and assumptions used are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements.  Actual results could ultimately differ from those estimates.

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

AEP Credit factors accounts receivable on a daily basis, excluding receivables from risk management activities, through purchase agreements with CSPCo, I&M, KGPCo, KPCo, OPCo, PSO, SWEPCo and a portion of APCo.  Since APCo does not have regulatory authority to sell accounts receivable in its West Virginia regulatory jurisdiction, only a portion of APCo’s accounts receivable are sold to AEP Credit.  See “Sale of Receivables – AEP Credit” section of Note 14 for additional information.

Allowance for Uncollectible Accounts

Generally, AEP Credit records bad debt expense related to receivables purchased from the Registrant Subsidiaries under a sale of receivables agreement.  For receivables related to APCo’s West Virginia operations, the bad debt reserve is calculated based on a rolling two-year average write-off in proportion to gross accounts receivable.  For customer accounts receivables relating to risk management activities, accounts receivables are reviewed for bad debt reserves at a specific counterparty level basis.  For miscellaneous accounts receivable, bad debt expense is recorded for all amounts outstanding 180 days or greater at 100%, unless specifically identified.  Miscellaneous accounts receivable items open less than 180 days may be reserved using specific identification for bad debt reserves.

Concentrations of Credit Risk and Significant Customers

The Registrant Subsidiaries do not have any significant customers that comprise 10% or more of their Operating Revenues as of December 31, 2010.

The Registrant Subsidiaries monitor credit levels and the financial condition of their customers on a continuing basis to minimize credit risk.  The regulatory commissions allow recovery in rates for a reasonable level of bad debt costs.  Management believes adequate provision for credit loss has been made in the accompanying Registrant Subsidiary financial statements.

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

Property, Plant and Equipment and Equity Investments

Regulated

Electric utility property, plant and equipment for rate-regulated operations are stated at original purchase cost. Additions, major replacements and betterments are added to the plant accounts.  Normal and routine retirements from the plant accounts, net of salvage, are charged to accumulated depreciation under the group composite method of depreciation.  The group composite method of depreciation assumes that on average, asset components are retired at the end of their useful lives and thus there is no gain or loss.  The equipment in each primary electric plant account is identified as a separate group.  Under the group composite method of depreciation, continuous interim routine replacements of items such as boiler tubes, pumps, motors, etc. result in the original cost, less salvage, being charged to accumulated depreciation.  The depreciation rates that are established take into account the past history of interim capital replacements and the amount of salvage received.  These rates and the related lives are subject to periodic review.  Removal costs are charged to regulatory liabilities.  The costs of labor, materials and overhead incurred to operate and maintain plants are included in operating expenses.

Long-lived assets are required to be tested for impairment when it is determined that the carrying value of the assets may no longer be recoverable or when the assets meet the held for sale criteria under the accounting guidance for “Impairment or Disposal of Long-Lived Assets.”  Equity investments are required to be tested for impairment when it is determined there may be an other-than-temporary loss in value.

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

Nonregulated

The generation operations of CSPCo and OPCo generally follow the policies of cost-based rate-regulated operations listed above but with the following exceptions.  Property, plant and equipment are stated at fair value at acquisition (or as adjusted for any applicable impairments) plus the original cost of property acquired or constructed since the acquisition, less disposals.  Normal and routine retirements from the plant accounts, net of salvage, are charged to accumulated depreciation for most nonregulated operations under the group composite method of depreciation.  A gain or loss would be recorded if the retirement is not considered an interim routine replacement.  Removal costs are charged to expense.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

AFUDC represents the estimated cost of borrowed and equity funds used to finance construction projects that is capitalized and recovered through depreciation over the service life of regulated electric utility plant.  For nonregulated operations, including generating assets in Ohio, interest is capitalized during construction in accordance with the accounting guidance for “Capitalization of Interest.”  The Registrant Subsidiaries record the equity component of AFUDC in Allowance for Equity Funds Used During Construction and the debt component of AFUDC as a reduction to Interest Expense.

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

Fair Value Measurements of Assets and Liabilities

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.  When quoted market prices are not available, pricing may be completed using comparable securities, dealer values, operating data and general market conditions to determine fair value.  Valuation models utilize various inputs such as commodity, interest rate and, to a lesser degree, volatility and credit that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, market corroborated inputs (i.e. inputs derived principally from, or correlated to, observable market data) and other observable inputs for the asset or liability.

For commercial activities, exchange traded derivatives, namely futures contracts, are generally fair valued based on unadjusted quoted prices in active markets and are classified as Level 1.  Level 2 inputs primarily consist of OTC broker quotes in moderately active or less active markets, as well as exchange traded contracts where there is insufficient market liquidity to warrant inclusion in Level 1.  Management verifies price curves using these broker quotes and classifies these fair values within Level 2 when substantially all of the fair value can be corroborated.  Management typically obtains multiple broker quotes, which are non-binding in nature but are based on recent trades in the marketplace.  When multiple broker quotes are obtained, the quoted bid and ask prices are averaged.  In certain circumstances, a broker quote may be discarded if it is a clear outlier.  Management uses a historical correlation analysis between the broker quoted location and the illiquid locations and if the points are highly correlated, these locations are included within Level 2 as well.  Certain OTC and bilaterally executed derivative instruments are executed in less active markets with a lower availability of pricing information.  Long-dated and illiquid complex or structured transactions and FTRs can introduce the need for internally developed modeling inputs based upon extrapolations and assumptions of observable market data to estimate fair value.  When such inputs have a significant impact on the measurement of fair value, the instrument is categorized as Level 3.

AEP utilizes its trustee’s external pricing service to estimate the fair value of the underlying investments held in the benefit plan and nuclear trusts.  AEP’s investment managers review and validate the prices utilized by the trustee to determine fair value.  AEP’s investment managers perform their own valuation testing to verify the fair values of the securities.  AEP receives audit reports of the trustee’s operating controls and valuation processes.  The trustee uses multiple pricing vendors for the assets held in the plans.

Assets in the benefits and nuclear trusts and Other Cash Deposits are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets.  Fixed income securities do not trade on an exchange and do not have an official closing price.  Pricing vendors calculate bond valuations using financial models and matrices.  Fixed income securities are typically classified as Level 2 holdings because their valuation inputs are based on observable market data.  Observable inputs used for valuing fixed income securities are benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and economic events.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Benefit plan assets included in Level 3 are real estate and private equity investments that are valued using methods requiring judgment including appraisals.

Items classified as Level 2 are primarily investments in individual fixed income securities.  These fixed income securities are valued using models with input data as follows:

Type of Fixed Income Security
	United States		State and Local
Type of Input	Government	Corporate Debt	Government

Benchmark Yields	X	X	X
Broker Quotes	X	X	X
Discount Margins	X	X
Treasury Market Update	X
Base Spread	X	X	X
Corporate Actions		X
Ratings Agency Updates		X	X
Prepayment Schedule and History			X
Yield Adjustments	X

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

Changes in fuel costs, including purchased power in Indiana and Michigan for I&M, in Texas, Louisiana and Arkansas for SWEPCo, in Oklahoma for PSO and in Virginia and West Virginia (prior to 2009) for APCo are reflected in rates in a timely manner through the FAC.  Beginning in 2009, changes in fuel costs, including purchased power in Ohio for CSPCo and OPCo and in West Virginia for APCo are reflected in rates through FAC phase-in plans.  All of the profits from off-system sales are given to customers through the FAC in West Virginia for APCo.  A portion of profits from off-system sales are shared with customers through the FAC and other rate mechanisms in Oklahoma for PSO, Texas, Louisiana and Arkansas for SWEPCo, Virginia for APCo and in Indiana and Michigan (all areas of Michigan beginning in December 2010) for I&M.  Where the FAC or off-system sales sharing mechanism is capped, frozen or non-existent (prior to 2009 for CSPCo and OPCo in Ohio), changes in fuel costs or sharing of off-system sales impacted earnings.

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

Most of the power produced at the generation plants of the AEP East companies is sold to PJM, the RTO operating in the east service territory.  The AEP East companies purchase power from PJM to supply power to their customers.  Generally, these power sales and purchases are reported on a net basis as revenues in the statements of income.  However, purchases of power in excess of sales to PJM, on an hourly net basis, used to serve retail load are recorded gross as Purchased Electricity for Resale on the statements of income.  Other RTOs in which the Registrant Subsidiaries operate do not function in the same manner as PJM.  They function as balancing organizations and not as exchanges.

Physical energy purchases arising from non-derivative contracts are accounted for on a gross basis in Purchased Electricity for Resale on the statements of income.  Energy purchases arising from non-trading derivative contracts are recorded based on the transaction’s economic substance.  Purchases under non-trading derivatives used to serve accrual based obligations are recorded in Purchased Electricity for Resale on the statements of income.  All other non-trading derivative purchases are recorded net in revenues.

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

Energy Marketing and Risk Management Activities

AEPSC, on behalf of the Registrant Subsidiaries, engages in wholesale electricity, coal, natural gas and emission allowances marketing and risk management activities focused on wholesale markets where the AEP System owns assets and on adjacent markets.  These activities include the purchase and sale of energy under forward contracts at fixed and variable prices and the buying and selling of financial energy contracts which include exchange traded futures and options, as well as over-the-counter options and swaps.  Certain energy marketing and risk management transactions are with RTOs.

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

Certain qualifying wholesale marketing and risk management derivatives transactions are designated as hedges of variability in future cash flows as a result of forecasted transactions (cash flow hedge).  The Registrant Subsidiaries initially record the effective portion of the cash flow hedge’s gain or loss as a component of AOCI.  When the forecasted transaction is realized and affects net income, the Registrant Subsidiaries subsequently reclassify the gain or loss on the hedge from AOCI into revenues or expenses within the same financial statement line item as the forecasted transaction on their income statements.  For CSPCo and OPCo, the ineffective portion of the gain or loss is recognized in revenues or expense in the income statements immediately.  APCo, I&M, PSO, and SWEPCo, who are subject to cost-based regulation, defer the ineffective portion as regulatory assets (for losses) and regulatory liabilities (for gains).  See “Accounting for Cash Flow Hedging Strategies” section of Note 10.

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

Government Grants

In 2010, APCo received final approval for a federal stimulus grant for a commercial scale Carbon Capture and Sequestration facility under consideration at the Mountaineer Plant.  Also in 2010, CSPCo received final approval for a federal stimulus grant for the gridSMART® demonstration program.  For each project, APCo and CSPCo are reimbursed for allowable costs incurred during the billing period.  These reimbursements result in the reduction of Other Operation and Maintenance expenses on the Consolidated Statements of Income or a reduction in Construction Work in Progress on the Consolidated Balance Sheets.

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

Goodwill and Intangible Assets

SWEPCo is the only Registrant Subsidiary with an intangible asset with a finite life.  SWEPCo amortizes the asset over its estimated life to its residual value (see Note 3 – Goodwill and Other Intangible Assets).  The Registrant Subsidiaries have no recorded goodwill or intangible assets with indefinite lives as of December 31, 2010 and 2009.

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

The investment philosophies for AEP’s benefit plans support the allocation of assets to minimize risks and optimizing net returns.  Strategies used include:

•	Maintaining a long-term investment horizon.
•	Diversifying assets to help control volatility of returns at acceptable level.
•	Managing fees, transaction costs and tax liabilities to maximize investment earnings.
•	Using active management of investments where appropriate risk/return opportunities exist.
•	Keeping portfolio structure style-neutral to limit volatility compared to applicable benchmarks.
•	Using alternative asset classes such as real estate and private equity to maximize return and provide additional portfolio diversification.

The target asset allocation and allocation ranges are as follows:

Pension Plan Assets	Minimum	Target	Maximum
Domestic Equity	30.0%	35.0%	40.0%
International and Global Equity	10.0%	15.0%	20.0%
Fixed Income	35.0%	39.0%	45.0%
Real Estate	4.0%	5.0%	6.0%
Other Investments	1.0%	5.0%	7.0%
Cash	0.5%	1.0%	3.0%

OPEB Plans Assets	Minimum	Target	Maximum
Equity	61.0%	66.0%	71.0%
Fixed Income	29.0%	32.0%	37.0%
Cash	1.0%	2.0%	4.0%

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

Trust owned life insurance (TOLI) underwritten by The Prudential Insurance Company is held in the OPEB plan trusts.  The strategy for holding life insurance contracts in the taxable Voluntary Employees' Beneficiary Association (VEBA) trust is to minimize taxes paid on the asset growth in the trust.  Earnings on plan assets are tax-deferred within the TOLI contract and can be tax-free if held until claims are paid.  Life insurance proceeds remain in the trust and are used to fund future retiree medical benefit liabilities.  With consideration to other investments held in the trust, the cash value of the TOLI contracts is invested in two diversified funds.  A portion is invested in a commingled fund with underlying investments in stocks that are actively traded on major international equity exchanges.  The other portion of the TOLI cash value is invested in a diversified, commingled fixed income fund with underlying investments in government bonds, corporate bonds and asset-backed securities.

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

I&M maintains trust funds for each regulatory jurisdiction.  The trust assets may not be used for another jurisdiction’s liabilities.  Regulatory approval is required to withdraw decommissioning funds.  These funds are managed by external investment managers who must comply with the guidelines and rules of the applicable regulatory authorities. The trust assets are invested to optimize the net of tax earnings of the trust giving consideration to liquidity, risk, diversification, and other prudent investment objectives.

I&M records securities held in these trust funds in Spent Nuclear Fuel and Decommissioning Trusts on its Consolidated Balance Sheet.  I&M records these securities at fair value.  I&M classifies securities in the trust funds as available-for-sale due to their long-term purpose.  Other-than-temporary impairments for investments in both debt and equity securities are considered realized losses as a result of securities being managed by an external investment management firm.  The external investment management firm makes specific investment decisions regarding the equity and debt investments held in these trusts and generally intends to sell debt securities in an unrealized loss position as part of a tax optimization strategy.  Impairments reduce the cost basis of the securities which will affect any future unrealized gain or realized gains or losses due to the adjusted cost of investment.  I&M records unrealized gains and other-than-temporary impairments from securities in these trust funds as adjustments to the regulatory liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the SNF disposal trust funds in accordance with their treatment in rates.  Consequently, the changes in fair value of trust assets do not affect earnings or AOCI.  See the “Nuclear Contingencies” section of Note 6 for additional discussion of nuclear matters.  See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 11 for disclosure of the fair value of assets within the trusts.

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

Components of Accumulated Other Comprehensive Income (Loss) (AOCI)

AOCI is included on the balance sheets in the equity section.  Components of AOCI for the Registrant Subsidiaries as of December 31, 2010 and 2009 is shown in the following table:

	December 31,
	2010	2009
	(in thousands)
Cash Flow Hedges, Net of Tax
APCo	$(56)	$(7,193)
CSPCo	(134)	(376)
I&M	(8,685)	(9,896)
OPCo	10,583	11,806
PSO	8,494	(599)
SWEPCo	(4,190)	(4,935)

Amortization of Pension and OPEB Deferred Costs, Net of Tax
APCo	$12,412	$8,240
CSPCo	5,818	3,343
I&M	2,140	1,267
OPCo	16,213	9,166
SWEPCo	3,602	2,665

Pension and OPEB Funded Status, Net of Tax
APCo	$(60,379)	$(51,301)
CSPCo	(57,020)	(52,960)
I&M	(14,344)	(13,072)
OPCo	(155,615)	(139,430)
SWEPCo	(11,903)	(10,721)

Earnings Per Share (EPS)

APCo, CSPCo, I&M, OPCo, PSO and SWEPCo are wholly-owned subsidiaries of AEP.  Therefore, none are required to report EPS.

CSPCo and OPCo Revised Depreciation Rates

Effective January 1, 2009, CSPCo and OPCo revised book depreciation rates for generating plants consistent with a completed depreciation study.  OPCo’s overall higher depreciation rates primarily related to shortened depreciable lives for certain OPCo generating facilities.  In comparing 2009 and 2008, the change in depreciation rates resulted in a net increase (decrease) in depreciation expense of:

Depreciation
Expense Variance
Years Ended
December 31,
2009/2008
(in thousands)
CSPCo	$(17,815)
OPCo	71,056

Adjustments to Sale of Receivables Disclosure

In the “Sale of Receivables – AEP Credit” section of Note 14, the disclosure was expanded for the Registrant Subsidiaries to reflect certain prior period amounts related to the sale of receivables that were not previously disclosed.  These omissions were not material to the financial statements and had no impact on the Registrant Subsidiaries’ previously reported net income, changes in shareholders’ equity, financial position or cash flows.

Adjustments to Benefit Plans Footnote

In Note 8 – Benefit Plans, the disclosure was expanded to reflect disclosure requirements for each of the individual Registrant Subsidiaries based on their participation in the AEP System.  These omissions were not material to the financial statements and had no impact on the Registrant Subsidiaries’ previously reported net income, changes in shareholder’s equity, financial position or cash flows.

2.  NEW ACCOUNTING PRONOUNCEMENTS AND EXTRAORDINARY ITEM

NEW ACCOUNTING PRONOUNCEMENTS

Upon issuance of final pronouncements, management reviews the new accounting literature to determine its relevance, if any, to the Registrant Subsidiaries’ business.  The following represents a summary of final pronouncements that impact the Registrant Subsidiaries’ financial statements.

Pronouncements Adopted in 2010

The following standard was effective during 2010.  Consequently, the financial statements reflect its impact.

ASU 2009-17 “Consolidations” (ASU 2009-17)

In 2009, the FASB issued ASU 2009-17 amending the analysis an entity must perform to determine if it has a controlling financial interest in a VIE.  In addition to presentation and disclosure guidance, ASU 2009-17 provides that the primary beneficiary of a VIE must have both:

•	The power to direct the activities of the VIE that most significantly impact the VIE’s economic performance.
•	The obligation to absorb the losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Registrant Subsidiaries adopted the prospective provisions of ASU 2009-17 effective January 1, 2010.  This standard required separate presentation of material consolidated VIEs’ assets and liabilities on the balance sheets.  Upon adoption, SWEPCo deconsolidated DHLC.  DHLC was deconsolidated due to the shared control between SWEPCo and CLECO.  After January 1, 2010, SWEPCo reports DHLC using the equity method of accounting.

EXTRAORDINARY ITEM

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

Other Intangible Assets

SWEPCo’s acquired intangible asset subject to amortization was $7.7 million at December 31, 2009, net of accumulated amortization and was included in Deferred Charges and Other Noncurrent Assets on SWEPCo’s Consolidated Balance Sheet.  The amortization life, gross carrying amount and accumulated amortization are:

		December 31,
		2010		2009
		Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Life	Amount	Amortization	Amount	Amortization
	(in years)	(in millions)
Advanced Royalties	15	$-	$-	$29.4	$21.7

Amortization of the intangible asset was $1 million and $1 million for 2009 and 2008, respectively.

The Advanced Royalties asset class relates to the lignite mine of DHLC, a wholly-owned subsidiary of SWEPCo.  As of January 1, 2010, SWEPCo no longer consolidates DHLC, but rather it is reported as an equity investment resulting in the elimination of a review of this asset by SWEPCo.  Also, see “ASU 2009-17 ‘Consolidations’” section of Note 2 for discussion of impact of new accounting guidance effective January 1, 2010.

Starting in 2010, the Registrant Subsidiaries have no intangible assets.

4.  RATE MATTERS

The Registrant Subsidiaries are involved in rate and regulatory proceedings at the FERC and their state commissions.  Rate matters can have a material impact on net income, cash flows and possibly financial condition.  The Registrant Subsidiaries recent significant rate orders and pending rate filings are addressed in this note.

CSPCo and OPCo Rate Matters

Ohio Electric Security Plan Filings

2009 – 2011 ESPs

The PUCO issued an order in March 2009 that modified and approved CSPCo’s and OPCo’s ESPs which established rates at the start of the April 2009 billing cycle.  The ESPs are in effect through 2011.  The order also limited annual rate increases for CSPCo to 7% in 2009, 6% in 2010 and 6% in 2011 and for OPCo to 8% in 2009, 7% in 2010 and 8% in 2011.  Some rate components and increases are exempt from these limitations.  CSPCo and OPCo collected the 2009 annualized revenue increase over the last nine months of 2009.

The order provided a FAC for the three-year period of the ESP.  The FAC was phased in to avoid having the resultant rate increases exceed the ordered annual caps described above.  The FAC is subject to quarterly true-ups, annual accounting audits and prudency reviews.  See the “2009 Fuel Adjustment Clause Audit” section below.  The order allowed CSPCo and OPCo to defer any unrecovered FAC costs resulting from the annual caps and accrued associated carrying charges at CSPCo’s and OPCo’s weighted average cost of capital.  Any deferred FAC regulatory asset balance at the end of the three-year ESP period will be recovered through a non-bypassable surcharge over the period 2012 through 2018.  That recovery will include deferrals associated with the Ormet interim arrangement and is subject to the PUCO’s ultimate decision regarding the Ormet interim arrangement deferrals plus related carrying charges.  See the “Ormet Interim Arrangement” section below.  The FAC deferral as of December 31, 2010 was $476 million for OPCo excluding $30 million of unrecognized equity carrying costs.

Discussed below are the significant outstanding uncertainties related to the ESP order:

The Ohio Consumers’ Counsel filed a notice of appeal with the Supreme Court of Ohio raising several issues including alleged retroactive ratemaking, recovery of carrying charges on certain environmental investments, Provider of Last Resort (POLR) charges and the decision not to offset rates by off-system sales margins.  A decision from the Supreme Court of Ohio is pending.

In November 2009, the Industrial Energy Users-Ohio filed a notice of appeal with the Supreme Court of Ohio challenging components of the ESP order including the POLR charge, the distribution riders for gridSMART® and enhanced reliability, the PUCO’s conclusion and supporting evaluation that the modified ESPs are more favorable than the expected results of a market rate offer, the unbundling of the fuel and non-fuel generation rate components, the scope and design of the fuel adjustment clause and the approval of the plan after the 150-day statutory deadline.  A decision from the Supreme Court of Ohio is pending.

In April 2010, the Industrial Energy Users-Ohio filed an additional notice of appeal with the Supreme Court of Ohio challenging alleged retroactive ratemaking, CSPCo's and OPCo's abilities to collect through the FAC amounts deferred under the Ormet interim arrangement and the approval of the plan after the 150-day statutory deadline.  A decision from the Supreme Court of Ohio is pending.

 Ohio law requires that the PUCO determine, following the end of each year of the ESP, if rate adjustments included in the ESP resulted in significantly excessive earnings under the Significantly Excessive Earnings Test (SEET).  If the rate adjustments, in the aggregate, result in significantly excessive earnings, the excess amount could be returned to customers.  In September 2010, CSPCo and OPCo filed their 2009 SEET filings with the PUCO.  CSPCo’s and OPCo’s returns on common equity were 20.84% and 10.81%, respectively, including off-system sales margins.  In January 2011, the PUCO issued an order that determined a return on common equity for 2009 in excess of 17.6% would be significantly excessive.  The PUCO determined that OPCo’s 2009 earnings were not significantly excessive but determined relevant CSPCo earnings, excluding off-system sales margins, to be 19.73%, which exceeded the PUCO determined threshold by 2.13%.  As a result, the PUCO ordered CSPCo to refund $43 million ($28 million net of tax) of its earnings to customers, which was recorded as a revenue provision on CSPCo’s December 2010 books.  The PUCO ordered that the significantly excessive earnings be applied first to CSPCo’s FAC deferral, including unrecognized equity carrying costs, as of the date of the order, with any remaining balance to be credited to CSPCo’s customers on a per kilowatt basis which began with the first billing cycle in February 2011 through December 2011.  Several parties, including CSPCo and OPCo, have filed requests for rehearing with the PUCO, which remain pending.  CSPCo and OPCo are required to file their 2010 SEET filing with the PUCO in 2011.  Based upon the approach in the PUCO 2009 order, management does not currently believe that there are significantly excessive earnings in 2010.

Management is unable to predict the outcome of the various ongoing ESP proceedings and litigation discussed above.  If these proceedings, including future SEET filings, result in adverse rulings, it could reduce future net income and cash flows and impact financial condition.

Proposed January 2012 – May 2014 ESP

In January 2011, CSPCo and OPCo filed an application with the PUCO to approve a new ESP that includes a standard service offer (SSO) pricing on a combined company basis for generation effective with the first billing cycle of January 2012 through the last billing cycle of May 2014.  The ESP also includes alternative energy resource requirements and addresses provisions regarding distribution service, energy efficiency requirements, economic development, job retention in Ohio and other matters.  The SSO presents redesigned generation rates by customer class.  Customer class rates individually vary, but on average, customers will experience net base generation increases of 1.4% in 2012 and 2.7% for the period January 2013 through May 2014.

Proposed CSPCo and OPCo Merger

In October 2010, CSPCo and OPCo filed an application with the PUCO to merge CSPCo into OPCo.  Approval of the merger will not affect CSPCo's and OPCo's rates until such time as the PUCO approves new rates, terms and conditions for the merged company.  In January 2011, CSPCo and OPCo filed an application with the FERC requesting approval for an internal corporate reorganization under which CSPCo will merge into OPCo.  CSPCo and OPCo requested the reorganization transaction be effective in October 2011.  Decisions are pending from the PUCO and the FERC.

Requested Sporn Unit 5 Shutdown and Proposed Distribution Rider

In October 2010, OPCo filed an application with the PUCO for the approval of a December 2010 closure of Sporn Unit 5 and the simultaneous establishment of a new non-bypassable distribution rider, outside the rate caps established in the 2009 – 2011 ESP proceeding.  The proposed rider would recover the net book value of the unit as well as related materials and supplies as of December 2010, which is estimated to be $59 million, as well as future closure costs incurred after December 2010.  OPCo also requested authority to record the future closure costs as a regulatory asset or regulatory liability with a weighted average cost of capital carrying charge to be included in the proposed non-bypassable distribution rider after they are incurred.  Also in October 2010, OPCo filed a retirement notification with PJM pending PUCO approval of OPCo’s application to close Sporn Unit 5, which was granted by PJM.  Pending PUCO approval, Sporn Unit 5 continues to operate.  Management is unable to predict the outcome of this proceeding.

2009 Fuel Adjustment Clause Audit

As required under the ESP orders, the PUCO selected an outside consultant to conduct the audit of the FAC for the period of January 2009 through December 2009.  In May 2010, the outside consultant provided their confidential audit report to the PUCO.  The audit report included a recommendation that the PUCO should review whether any proceeds from a 2008 coal contract settlement agreement which totaled $72 million should reduce OPCo’s FAC under-recovery balance.  Of the total proceeds, approximately $58 million was recognized as a reduction to fuel expense prior to 2009 and $14 million reduced fuel expense in 2009 and 2010.  Hearings were held in August 2010.  If the PUCO orders any portion of the $58 million previously recognized or potential other future adjustments be used to reduce the current year FAC deferral, it would reduce future net income and cash flows and impact financial condition.

Ormet Interim Arrangement

CSPCo, OPCo and Ormet, a large aluminum company, filed an application with the PUCO for approval of an interim arrangement governing the provision of generation service to Ormet.  This interim arrangement was approved by the PUCO and was effective from January 2009 through September 2009.  In March 2009, the PUCO approved a FAC in the ESP filings.  The approval of the FAC, together with the PUCO approval of the interim arrangement, provided the basis to record regulatory assets for the difference between the approved market price and the rate paid by Ormet.  The Industrial Energy Users-Ohio, CSPCo and OPCo filed Notices of Appeal regarding aspects of this decision with the Supreme Court of Ohio.  A hearing at the Supreme Court of Ohio was held in February 2011.  Through September 2009, the last month of the interim arrangement, CSPCo and OPCo had $30 million and $34 million, respectively, of deferred FAC related to the interim arrangement including recognized carrying charges.  These amounts exclude $1 million and $1 million, respectively, of unrecognized equity carrying costs.  In November 2009, CSPCo and OPCo requested that the PUCO approve recovery of the deferrals under the interim agreement plus a weighted average cost of capital carrying charge.  The interim arrangement deferrals are included in CSPCo’s and OPCo’s FAC phase-in deferral balances.  See “Ohio Electric Security Plan Filings” section above.  In the ESP proceeding, intervenors requested that CSPCo and OPCo be required to refund the Ormet-related regulatory assets and requested that the PUCO prevent CSPCo and OPCo from collecting the Ormet-related revenues in the future.  The PUCO did not take any action on this request in the ESP proceeding.  The intervenors raised the issue again in response to CSPCo’s and OPCo’s November 2009 filing to approve recovery of the deferrals under the interim agreement.  If CSPCo and OPCo are not ultimately permitted to fully recover their requested deferrals under the interim arrangement, it would reduce future net income and cash flows and impact financial condition.

Economic Development Rider

In April 2010, the Industrial Energy Users-Ohio filed a notice of appeal of the 2009 PUCO-approved Economic Development Rider (EDR) with the Supreme Court of Ohio.  The EDR collects from ratepayers the difference between the standard tariff and lower contract billings to qualifying industrial customers, subject to PUCO approval.  The Industrial Energy Users-Ohio raised several issues including claims that (a) the PUCO lost jurisdiction over CSPCo’s and OPCo’s ESP proceedings and related proceedings when the PUCO failed to issue ESP orders within the 150-day statutory deadline, (b) the EDR should not be exempt from the ESP annual rate limitations and (c) CSPCo and OPCo should not be allowed to apply a weighted average long-term debt carrying cost on deferred EDR regulatory assets.

In June 2010, Industrial Energy Users-Ohio filed a notice of appeal of the 2010 PUCO-approved EDR with the Supreme Court of Ohio.  The Industrial Energy Users-Ohio raised the same issues as noted in the 2009 EDR appeal plus a claim that CSPCo and OPCo should not be able to take the benefits of the higher ESP rates while simultaneously challenging the ESP orders.

As of December 31, 2010, CSPCo and OPCo have incurred $38 million and $30 million, respectively, in EDR costs including carrying costs.  Of these costs, CSPCo and OPCo have collected $35 million and $26 million, respectively, through the EDR, which CSPCo and OPCo began collecting in January 2010.  The remaining $3 million and $4 million for CSPCo and OPCo, respectively, are recorded as EDR regulatory assets.  If CSPCo and OPCo are not ultimately permitted to recover their deferrals or are required to refund revenue collected, it would reduce future net income and cash flows and impact financial condition.

Environmental Investment Carrying Cost Rider

In February 2010, CSPCo and OPCo filed an application with the PUCO to establish an Environmental Investment Carrying Cost Rider to recover carrying costs for 2009 through 2011 related to environmental investments made in 2009.  The carrying costs include both a return of and on the environmental investments as well as related administrative and general expenses and taxes.  In August 2010, the PUCO issued an order approving a rider of approximately $26 million and $34 million for CSPCo and OPCo, respectively, effective September 2010.  The implementation of the rider will likely not impact cash flows since this rider is subject to the rate increase caps authorized by the PUCO in the ESP proceedings, but will increase the ESP phase-in plan deferrals associated with the FAC.

Ohio IGCC Plant

In March 2005, CSPCo and OPCo filed a joint application with the PUCO seeking authority to recover costs of building and operating an IGCC power plant.  Through December 31, 2010, CSPCo and OPCo have each collected $12 million in pre-construction costs authorized in a June 2006 PUCO order and each incurred $11 million in pre-construction costs.  As a result, CSPCo and OPCo each established a net regulatory liability of approximately $1 million.  The order also provided that if CSPCo and OPCo have not commenced a continuous course of construction of the proposed IGCC plant before June 2011, all pre-construction costs that may be utilized in projects at other sites must be refunded to Ohio ratepayers with interest.  Intervenors have filed motions with the PUCO requesting all pre-construction costs be refunded to Ohio ratepayers with interest.

CSPCo and OPCo will not start construction of an IGCC plant until existing statutory barriers are addressed and sufficient assurance of regulatory cost recovery exists. Management cannot predict the outcome of any cost recovery litigation concerning the Ohio IGCC plant or what effect, if any, such litigation would have on future net income and cash flows.  However, if CSPCo and OPCo were required to refund all or some of the pre-construction costs collected and the costs incurred were not recoverable in another jurisdiction, it would reduce future net income and cash flows and impact financial condition.

SWEPCo Rate Matters

Turk Plant

SWEPCo is currently constructing the Turk Plant, a new base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which is expected to be in service in 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and will operate the completed facility.  The Turk Plant is currently estimated to cost $1.7 billion, excluding AFUDC, plus an additional $125 million for transmission, excluding AFUDC.  SWEPCo’s share is currently estimated to cost $1.3 billion, excluding AFUDC, plus the additional $125 million for transmission, excluding AFUDC.  As of December 31, 2010, excluding costs attributable to its joint owners, SWEPCo has capitalized approximately $1 billion of expenditures (including AFUDC and capitalized interest of $137 million and related transmission costs of $66 million).  As of December 31, 2010, the joint owners and SWEPCo have contractual construction commitments of approximately $321 million (including related transmission costs of $3 million).  SWEPCo’s share of the contractual construction commitments is $235 million.  If the plant is cancelled, the joint owners and SWEPCo would incur contractual construction cancellation fees, based on construction status as of December 31, 2010, of approximately $121 million (including related transmission cancellation fees of $1 million).  SWEPCo’s share of the contractual construction cancellation fees would be approximately $89 million.

Discussed below are the significant outstanding uncertainties related to the Turk Plant:

The APSC granted approval for SWEPCo to build the Turk Plant by issuing a Certificate of Environmental Compatibility and Public Need (CECPN) for the 88 MW SWEPCo Arkansas jurisdictional share of the Turk Plant.  Following an appeal by certain intervenors, the Arkansas Supreme Court issued a decision that reversed the APSC’s grant of the CECPN.  The Arkansas Supreme Court ultimately concluded that the APSC erred in determining the need for additional power supply resources in a proceeding separate from the proceeding in which the APSC granted the CECPN.  However, the Arkansas Supreme Court approved the APSC’s procedure of granting CECPNs for transmission facilities in dockets separate from the Turk Plant CECPN proceeding.  SWEPCo filed a notice with the APSC of its intent to proceed with construction of the Turk Plant but that SWEPCo no longer intends to pursue a CECPN to seek recovery of the originally approved 88 MW portion of Turk Plant costs in Arkansas retail rates.  In June 2010, the APSC issued an order which reversed and set aside the previously granted CECPN.

The PUCT issued an order approving a Certificate of Convenience and Necessity (CCN) for the Turk Plant with the following conditions: (a) a cap on the recovery of jurisdictional capital costs for the Turk Plant based on the previously estimated $1.522 billion projected construction cost, excluding AFUDC and related transmission costs, (b) a cap on recovery of annual CO2 emission costs at $28 per ton through the year 2030 and (c) a requirement to hold Texas ratepayers financially harmless from any adverse impact related to the Turk Plant not being fully subscribed to by other utilities or wholesale customers.  SWEPCo appealed the PUCT’s order contending the two cost cap restrictions are unlawful.  The Texas Industrial Energy Consumers filed an appeal contending that the PUCT’s grant of a conditional CCN for the Turk Plant was unnecessary to serve retail customers.  In February 2010, the Texas District Court affirmed the PUCT’s order in all respects.  In March 2010, SWEPCo and the Texas Industrial Energy Consumers appealed this decision to the Texas Court of Appeals.

The LPSC approved SWEPCo’s application to construct the Turk Plant.  The Sierra Club filed a complaint with the LPSC to begin an investigation into the construction of the Turk Plant.  In November 2010, the LPSC dismissed the complaint.

In November 2008, SWEPCo received its required air permit approval from the Arkansas Department of Environmental Quality and commenced construction at the site.  The Arkansas Pollution Control and Ecology Commission (APCEC) upheld the air permit.  The parties who unsuccessfully appealed the air permit to the APCEC filed a notice of appeal with the Circuit Court of Hempstead County, Arkansas.  In December 2010, the Circuit Court affirmed the APCEC.  In January 2011, the same parties asked the Arkansas Court of Appeals to overturn the Circuit Court’s December 2010 decision.  A decision from the Arkansas Court of Appeals is pending.

A wetlands permit was issued by the U.S. Army Corps of Engineers in December 2009.  In 2010, the Sierra Club, the Audubon Society and others filed a complaint in the Federal District Court for the Western District of Arkansas against the U.S. Army Corps of Engineers challenging the process used and the terms of the permit issued to

SWEPCo authorizing certain wetland and stream impacts, and sought a preliminary injunction to halt construction and for a temporary restraining order.  In July 2010, the Hempstead County Hunting Club also filed a complaint with the Federal District Court for the Western District of Arkansas against SWEPCo, the U.S. Army Corps of Engineers, the U.S. Department of the Interior and the U.S. Fish and Wildlife Service seeking a temporary restraining order and preliminary injunction to stop construction of the Turk Plant asserting claims of violations of federal and state laws.  The plaintiffs’ federal law claims challenge the process used and terms of the permit issued to SWEPCo authorizing certain wetland and stream impacts.  The plaintiffs’ state law claims challenge SWEPCo's ability to construct the Turk Plant without obtaining a certificate from the APSC.  In 2010, the motions for preliminary injunction were partially granted and upheld on appeal pending a hearing.  According to the preliminary injunction, all uncompleted construction work associated with wetlands, streams or rivers at the Turk Plant must immediately stop.  Mitigation measures required by the permit are authorized and may be completed.  The preliminary injunction affects portions of the water intake and associated piping and portions of the transmission lines.  A hearing on SWEPCo’s appeal is scheduled for March 2011.  In October 2010, the Federal District Court certified issues relating to the state law claims to the Arkansas Supreme Court, including whether those claims are within the primary jurisdiction of the APSC.  The Arkansas Supreme Court accepted the request.

In January 2009, SWEPCo was granted CECPNs by the APSC to build three transmission lines and facilities authorized by the SPP and needed to transmit power from the Turk Plant.  Intervenors appealed the CECPN decisions in April 2009 to the Arkansas Court of Appeals.  In July 2010, the Hempstead County Hunting Club and other appellants filed with the Arkansas Court of Appeals emergency motions to stay the transmission CECPNs to prohibit SWEPCo from taking ownership of private property and undertaking construction of the transmission lines.  The Arkansas Court of Appeals issued a decision in July 2010 remanding all transmission line CECPN appeals to the APSC.  As a result, a stay was not ordered and construction continues on the affected transmission lines.  In January 2011, the appellants filed requests to withdraw their appeals at the Court of Appeals and the APSC postponed a scheduled hearing pending a ruling on those requests.  In February 2011, the Court of Appeals dismissed the appeals, and the APSC subsequently closed the remand docket, finding the CECPN decisions final and non-appealable.  As previously discussed, the preliminary injunction issued by the Federal District Court related to the wetlands permit also impacts the uncompleted construction on portions of the transmission lines.

Management expects that SWEPCo will ultimately be able to complete construction of the Turk Plant and related transmission facilities and place those facilities in service.  However, if SWEPCo is unable to complete the Turk Plant construction, including the related transmission facilities, and place the Turk Plant in service or if SWEPCo cannot recover all of its investment in and expenses related to the Turk Plant, it would materially reduce future net income and cash flows and materially impact financial condition.

Stall Unit

SWEPCo constructed the Stall Unit, an intermediate load 500 MW natural gas-fired combustion turbine combined cycle generating unit, at its existing Arsenal Hill Plant located in Shreveport, Louisiana.  The LPSC and the APSC issued orders capping SWEPCo’s Stall Unit construction costs at $445 million including AFUDC and excluding related transmission costs.  The Stall Unit was placed in service in June 2010.  As of December 31, 2010, the Stall Unit cost applicable to the cap was $426 million, including $49 million of AFUDC.  Management does not expect the final costs of the Stall Unit to exceed the ordered cap.  In July 2010, the Stall Unit was placed into Arkansas rates.  SWEPCo received CWIP treatment for a portion of the Stall Unit in the 2009 Texas Base Rate Filing.  See “2009 Texas Base Rate Filing” section below.  The Stall Unit will be phased into Louisiana rates between October 2010 and October 2011.

Louisiana Fuel Adjustment Clause Audit

Consultants for the LPSC issued their audit report of SWEPCo’s Louisiana retail FAC.  The audit report included a significant recommendation that might result in a financial impact that could be material for SWEPCo.  The audit report recommended that the LPSC discontinue SWEPCo’s tiered sharing mechanism related to off-system sales margins on a prospective basis and that SWEPCo included inappropriate costs in the FAC.  In September 2010, the LPSC consultants filed testimony supporting their audit report findings but did not quantify their recommendations.  Management is unable to predict how the LPSC will rule on the recommendations in the audit report and its financial statement impact on net income, cash flows and financial condition.

2009 Texas Base Rate Filing

In August 2009, SWEPCo filed a rate case with the PUCT to increase its base rates by approximately $75 million annually including a return on common equity of 11.5%.  The filing included requests for financing cost riders of $32 million related to construction of the Stall Unit and Turk Plant, a vegetation management rider of $16 million and other requested increases of $27 million.  In April 2010, a settlement agreement was approved by the PUCT to increase SWEPCo’s base rates by approximately $15 million annually, effective May 2010, including a return on common equity of 10.33%, which consists of $5 million related to construction of the Stall Unit and $10 million in other increases.  In addition, the settlement agreement decreased annual depreciation expense by $17 million and allowed SWEPCo a $10 million one-year surcharge rider to recover additional vegetation management costs that SWEPCo must spend within two years.

Texas Fuel Reconciliation

In May 2010, various intervenors, including the PUCT staff, filed testimony recommending disallowances ranging from $3 million to $30 million in SWEPCo’s $755 million fuel and purchased power costs reconciliation for the period January 2006 through March 2009.  In July 2010, Cities Advocating Reasonable Deregulation filed testimony regarding the 2007 transfer of ERCOT trading contracts to AEPEP.  The testimony included unquantified refund recommendations relating to re-pricing of contract transactions.

In September 2010, the Administrative Law Judges issued a Proposal for Decision (PFD) that recommended a disallowance of a significant portion of the charges under a ten-year gas transportation agreement that began in 2009 for the Mattison Plant located in northwest Arkansas.  In January 2011, the PUCT issued an order which overturned a portion of the PFD that recommended a finding of imprudence on the Mattison gas contract.  The impact of this order had an immaterial impact on SWEPCo’s financial statements.

Louisiana 2008 Formula Rate Filing

In April 2008, SWEPCo filed its first formula rate filing under an approved three-year formula rate plan (FRP).  SWEPCo requested an increase in its annual Louisiana retail rates of $11 million to be effective in August 2008 in order to earn the approved formula return on common equity of 10.565%.  In August 2008, as provided by the FRP, SWEPCo implemented the FRP rates, subject to refund.  During 2009, SWEPCo recorded a provision for refund of approximately $1 million after reaching a settlement in principle with intervenors.  A settlement stipulation was reached by the parties and is pending LPSC approval.  SWEPCo began refunding customers in August 2010.

Louisiana 2009 Formula Rate Filing

In April 2009, SWEPCo filed the second FRP which would increase its annual Louisiana retail rates by an additional $4 million effective in August 2009.  SWEPCo implemented the FRP rate increase as filed in August 2009, subject to refund.  In October 2009, consultants for the LPSC objected to certain components of SWEPCo’s FRP calculation.  In February 2011, a settlement stipulation was reached by the parties and is pending LPSC approval.  The settlement stipulation agreed to a $2 million refund, which was recorded in 2010 as a provision in Other Current Liabilities on SWEPCo's Consolidated Balance Sheets.  If a refund is required, it could reduce future net income and cash flows.

Louisiana 2010 Formula Rate Filing

In April 2010, SWEPCo filed the third FRP which would decrease its annual Louisiana retail rates by $3 million effective in August 2010 pursuant to the approved FRP, subject to refund.  In October 2010, consultants for the LPSC objected to certain components of SWEPCo’s FRP calculations.  SWEPCo believes the rates as filed are in compliance with the FRP methodology previously approved by the LPSC.  If the LPSC disagrees with SWEPCo, it could result in refunds which could reduce future net income and cash flows.

APCo Rate Matters

2009 Virginia Base Rate Case

In July 2009, APCo filed a generation and distribution base rate increase with the Virginia SCC of $154 million annually based on a 13.35% return on common equity.  Interim rates, subject to refund, became effective in December 2009 but were discontinued in February 2010 when newly enacted Virginia legislation suspended the collection of interim rates.  In July 2010, the Virginia SCC issued an order approving a $62 million increase based on a 10.53% return on common equity.  The order denied recovery of the Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility, which resulted in a pretax write-off of $54 million in Other Operation.  See “Mountaineer Carbon Capture and Storage Project” section below.  In addition, the order allowed the deferral of approximately $25 million of incremental storm expense incurred in 2009.  Approximately $3 million, including interest, was refunded to customers in September 2010 related to the collection of interim rates.

2010 West Virginia Base Rate Case

In May 2010, APCo filed a request with the WVPSC to increase annual base rates by $140 million based on an 11.75% return on common equity to be effective March 2011.  The filing also included a request for recovery of and a return on the West Virginia jurisdictional share of the Mountaineer Carbon Capture and Storage Product Validation Facility.  In December 2010, a settlement agreement was filed with the WVPSC to increase annual base rates by $54 million, effective March 2011.  In addition, the settlement agreement allows APCo to defer and amortize up to $18 million of previously expensed 2009 incremental storm expenses over a period of eight years.  A decision from the WVPSC is expected in March 2011.

Mountaineer Carbon Capture and Storage Project

Product Validation Facility (PVF)

APCo and ALSTOM Power, Inc., an unrelated third party, jointly constructed a CO2 capture validation facility, which was placed into service in September 2009.  APCo also constructed and owns the necessary facilities to store the CO2.  In October 2009, APCo started injecting CO2 into the underground storage facilities.  The injection of CO2 required the recording of an asset retirement obligation and an offsetting regulatory asset.  As of December 31, 2010, APCo has recorded a noncurrent regulatory asset of $60 million related to the PVF.

In APCo’s July 2009 Virginia base rate filing, APCo requested recovery of and a return on its Virginia jurisdictional share of its project costs and recovery of the related asset retirement obligation regulatory asset amortization and accretion.  In July 2010, the Virginia SCC issued a base rate order that denied recovery of the Virginia share of the PVF costs.  See “2009 Virginia Base Rate Case” section above.

In APCo’s May 2010 West Virginia base rate filing, APCo requested recovery of and a return on its West Virginia jurisdictional share of its project costs and recovery of the related asset retirement obligation regulatory asset amortization and accretion.  In December 2010, a settlement agreement was filed with the WVPSC to increase annual base rates by $54 million, effective March 2011.  A decision from the WVPSC is expected in March 2011.  If APCo cannot recover its remaining investment in and expenses related to the PVF, it would reduce future net income and cash flows and impact financial condition.

Carbon Capture and Sequestration Project with the Department of Energy (DOE)

During 2010, AEPSC, on behalf of APCo, began the project definition stage for the potential construction of a new commercial scale carbon capture and sequestration (CCS) facility under consideration at the Mountaineer Plant.  AEPSC, on behalf of APCo, applied for and was selected to receive funding from the DOE for the project.  The DOE will fund 50% of allowable costs incurred for the CCS facility up to a maximum of $334 million.  A Front-End Engineering and Design (FEED) study, scheduled for completion during the third quarter of 2011, will refine the total cost estimate for the CCS facility.  Results from the FEED study will be evaluated by management before any decision is made to seek the necessary regulatory approvals to build the CCS facility.  As of December 31, 2010, APCo has incurred $14 million in total costs and has received $5 million of DOE funding resulting in a net $9 million balance included in Construction Work In Progress on the Consolidated Balance Sheets.  If APCo is unable to recover the costs of the CCS project, it would reduce future net income and cash flows.

APCo’s Filings for an IGCC Plant

In 2008, the Virginia SCC issued an order denying APCo’s request for a surcharge rate mechanism to provide for the timely recovery of pre-construction costs and the ongoing financing costs of the project during the construction period, as well as the capital costs, operating costs and a return on common equity once the facility is placed into commercial operation. The order was based upon the Virginia SCC's finding that the estimated cost of the plant was uncertain and may escalate.  The Virginia SCC also expressed concerns that the estimated costs did not include a retrofitting of carbon capture and sequestration facilities.  During 2009, based on the order received in Virginia, the WVPSC removed the IGCC case as an active case from its docket and indicated that the conditional CPCN granted in 2008 must be reconsidered if and when APCo proceeds with the IGCC plant.

Through December 31, 2010, APCo deferred for future recovery pre-construction IGCC costs of approximately $9 million applicable to its West Virginia jurisdiction, approximately $2 million applicable to its FERC jurisdiction and approximately $9 million applicable to its Virginia jurisdiction.

APCo will not start construction of the IGCC plant until sufficient assurance of full cost recovery exists in Virginia and West Virginia.  If the plant is cancelled, APCo plans to seek recovery of its prudently incurred deferred pre-construction costs which, if not recoverable, would reduce future net income and cash flows and impact financial condition.

APCo’s 2009 Expanded Net Energy Charge (ENEC) Filing

In September 2009, the WVPSC issued an order approving APCo’s March 2009 ENEC request.  The approved order provided for recovery of an under-recovered balance plus a projected increase in ENEC costs over a four-year phase-in period with an overall increase of $320 million and a first-year increase of $112 million, effective October 2009.  The WVPSC also approved a fixed annual carrying cost rate of 4%, effective October 2009, to be applied to the incremental deferred regulatory asset balance that will result from the phase-in plan and lowered annual coal cost projections by $27 million.

In June 2010, the WVPSC approved a settlement agreement for $86 million, including $9 million of construction surcharges related to APCo’s second year ENEC increase.  The settlement agreement provided for recovery of the amounts related to the renegotiated coal contracts and allows APCo to accrue weighted average cost of capital carrying costs on the excess under-recovery balance due to the ENEC phase-in as adjusted for the impacts of Accumulated Deferred Income Taxes.  As of December 31, 2010, APCo’s ENEC under-recovery balance was $361 million, excluding $3 million of unrecognized equity carrying costs, which is included in noncurrent regulatory assets.  The new rates became effective in July 2010.

WPCo Merger with APCo

In a proceeding established by the WVPSC to explore options to meet WPCo's future power supply requirements, the WVPSC, in November 2009, issued an order approving a joint stipulation among APCo, WPCo, the WVPSC staff and the Consumer Advocate Division.  The order approved the recommendation of the signatories to the stipulation that WPCo merge into APCo and be supplied from APCo's existing power resources.  Merger approvals from the WVPSC, Virginia SCC and the FERC are required.  No merger approval filings have been made.

PSO Rate Matters

PSO Fuel and Purchased Power

2006 and Prior Fuel and Purchased Power

The OCC filed a complaint with the FERC related to the allocation of off-system sales margins (OSS) among the AEP operating companies in accordance with a FERC-approved allocation agreement.  The FERC issued an adverse ruling in 2008.  As a result, PSO recorded a regulatory liability in 2008 to return reallocated OSS to customers.  Starting in March 2009, PSO refunded the additional reallocated OSS to its customers through February 2010.

A reallocation of purchased power costs among AEP West companies for periods prior to 2002 resulted in an under-recovery of $42 million of PSO fuel costs.  PSO recovered the $42 million by offsetting it against an existing fuel over-recovery during the period June 2007 through May 2008.  The Oklahoma Industrial Energy Consumers (OIEC) contended that PSO should not have collected the $42 million without specific OCC approval.  In December 2010, the OCC issued orders which approved PSO’s 2006 and prior fuel and purchased power costs without any adjustments.

2008 Fuel and Purchased Power

In July 2009, the OCC initiated a proceeding to review PSO’s fuel and purchased power adjustment clause for the calendar year 2008 and also initiated a prudence review of the related costs.  In March 2010, the Oklahoma Attorney General and the OIEC recommended the fuel clause adjustment rider be amended so that the shareholder’s portion of off-system sales margins decrease from 25% to 10%.  The OIEC also recommended that the OCC conduct a comprehensive review of all affiliate transactions during 2007 and 2008.  In July 2010, additional testimony regarding the 2007 transfer of ERCOT trading contracts to AEPEP was filed.  The testimony included unquantified refund recommendations relating to re-pricing of contract transactions.  Hearings are currently scheduled for March 2011.  If the OCC were to issue an unfavorable decision, it could reduce future net income and cash flows and impact financial condition.

2008 Oklahoma Base Rate Appeal

In January 2009, the OCC issued a final order approving an $81 million increase in PSO’s non-fuel base revenues based on a 10.5% return on common equity.  The new rates reflecting the final order were implemented with the first billing cycle of February 2009.  PSO and intervenors appealed various issues but the Court of Civil Appeals affirmed the OCC's decision.  No parties sought rehearing or appeal and, as a result, this case has concluded.

2010 Oklahoma Base Rate Case

In July 2010, PSO filed a request with the OCC to increase annual base rates by $82 million, including $30 million that is currently being recovered through a rider.  The requested net annual increase to ratepayers would be $52 million.  The requested increase included a $24 million increase in depreciation and an 11.5% return on common equity.  In January 2011, the OCC approved a settlement agreement which did not change annual revenue or depreciation rates, but transferred $30 million into base rates that was previously being recovered through a capital investment rider.  The order provided a 10.15% return on common equity and new rates were effective in February 2011.

I&M Rate Matters

Indiana Fuel Clause Filing (Cook Plant Unit 1 Fire and Shutdown)

I&M filed applications with the IURC to increase its fuel adjustment charge by approximately $53 million for the period of April 2009 through September 2009.  The filings sought increases for previously under-recovered fuel clause expenses.

As fully discussed in the “Cook Plant Unit 1 Fire and Shutdown” section of Note 6, Cook Plant Unit 1 (Unit 1) was shut down in September 2008 due to significant turbine damage and a small fire on the electric generator.  Unit 1 was placed back into service in December 2009 at slightly reduced power.  The unit outage resulted in increased replacement power fuel costs.  The filing only requested the cost of replacement power through mid-December 2008, the date when I&M began receiving accidental outage insurance proceeds.  I&M committed to absorb the remaining costs of replacement power through the date the unit returned to service, which occurred in December 2009.

I&M reached an agreement with intervenors, which was approved by the IURC in March 2009, to collect its existing prior period under-recovery regulatory asset deferral balance over twelve months instead of over six months as initially proposed.  Under the agreement, the fuel factors were placed into effect, subject to refund, and a subdocket was established to consider issues relating to the Unit 1 shutdown including the treatment of the accidental outage insurance proceeds.  I&M maintains a separate accidental outage policy with NEIL.  In 2009, I&M recorded $185 million in revenue under the policy and reduced the cost of replacement power in customers’ bills by $78 million.

In October 2010, the Indiana/Michigan Industrial Group and the Indiana Office of Utility Consumer Counselor filed testimony which recommended I&M pay to customers a portion of the accidental outage insurance proceeds up to the extent not previously paid to customers through the fuel adjustment clause or needed to cover costs not covered by I&M’s property damage insurance policy.  In January 2011, a settlement agreement was filed with the IURC.  The settlement stated (a) that I&M will credit an additional $14 million to customers through the fuel adjustment clause, (b) that the parties to the settlement will not oppose the need to replace the existing low-pressure turbine at Cook Unit 1, and (c) that the parties to the settlement agree that the cost of the replacement should not be offset by the accidental outage insurance proceeds received by I&M.  In February 2011, the IURC approved the settlement agreement as filed.

Michigan 2009 Power Supply Cost Recovery (PSCR) Reconciliation (Cook Plant Unit 1 Fire and Shutdown)

In March 2010, I&M filed its 2009 PSCR reconciliation with the MPSC.  The filing included an adjustment to exclude from the PSCR the incremental fuel cost of replacement power due to the Unit 1 outage from mid-December 2008 through December 2009, the period during which I&M received and recognized the accidental outage insurance proceeds.  Management believes that I&M is entitled to retain the accidental outage insurance proceeds since it made customers whole regarding the replacement power costs.  In October 2010, a settlement agreement was filed with the MPSC which included deferring the Unit 1 outage issue to the 2010 PSCR reconciliation, which will be filed in March 2011.  If any fuel clause revenues or accidental outage insurance proceeds have to be paid to customers, it would reduce future net income and cash flows and impact financial condition.  See the “Cook Plant Unit 1 Fire and Shutdown” section of Note 6.

Michigan Base Rate Filing

In January 2010, I&M filed with the MPSC a request for a $63 million increase in annual base rates based on an 11.75% return on common equity.  Starting with the August 2010 billing cycle, I&M, with MPSC authorization, implemented a $44 million interim rate increase.  The interim increase excluded new trackers and regulatory assets for which I&M was not currently incurring expenses.  In October 2010, a settlement agreement was approved by the MPSC to increase annual base rates by $36 million based on a 10.35% return on common equity, effective December 2010, plus separate recovery of approximately $7 million of customer choice implementation costs over a two year period beginning April 2011.  In addition, the approved revenue requirement includes the amortization of $6 million in previously expensed restructuring costs over five years, which I&M deferred in October 2010 and began amortizing in December 2010.  Also, the approved settlement agreement provided for sharing of off-system sales margins between customers (75%) and I&M (25%) with customers receiving a credit in future Power Supply Cost Recovery proceedings for their jurisdictional share of any off-system sales margins.  Through December 2010, I&M recorded a provision for refund of $3 million, including interest, related to interim rates that were in effect through November 2010.  In January 2011, I&M filed an application with the MPSC requesting the MPSC find that $3 million, including interest, is the total amount to be refunded to customers.  I&M is proposing to refund this amount to customers during April 2011.  A decision from the MPSC is pending.

FERC Rate Matters

Seams Elimination Cost Allocation (SECA) Revenue Subject to Refund

In 2004, AEP eliminated transaction-based through-and-out transmission service (T&O) charges in accordance with FERC orders and collected, at the FERC’s direction, load-based charges, referred to as RTO SECA, to partially mitigate the loss of T&O revenues on a temporary basis through March 2006.  Intervenors objected to the temporary SECA rates.  The FERC set SECA rate issues for hearing and ordered that the SECA rate revenues be collected, subject to refund.  The AEP East companies recognized gross SECA revenues of $220 million from 2004 through 2006 when the SECA rates terminated.  APCo’s, CSPCo’s, I&M’s and OPCo’s portions of recognized gross SECA revenues are as follows:

Company	(in millions)
APCo	$70.2
CSPCo	38.8
I&M	41.3
OPCo	53.3

In 2006, a FERC Administrative Law Judge (ALJ) issued an initial decision finding that the SECA rates charged were unfair, unjust and discriminatory and that new compliance filings and refunds should be made.  The ALJ also found that any unpaid SECA rates must be paid in the recommended reduced amount.

AEP filed briefs jointly with other affected companies asking the FERC to reverse the decision.  In May 2010, the FERC issued an order that generally supports AEP’s position and requires a compliance filing to be filed with the FERC by August 2010.  In June 2010, AEP and other affected companies filed a joint request for rehearing with the FERC.

The AEP East companies provided reserves for net refunds for SECA settlements totaling $44 million applicable to the $220 million of SECA revenues collected.  APCo’s, CSPCo’s, I&M’s and OPCo’s portions of the provision are as follows:

Company	(in millions)
APCo	$14.1
CSPCo	7.8
I&M	8.3
OPCo	10.7

Settlements approved by the FERC consumed $10 million of the reserve for refunds applicable to $112 million of SECA revenue.  In December 2010, the FERC issued an order approving a settlement agreement resulting in the collection of $2 million of previously deemed uncollectible SECA revenue.  Therefore, the AEP East companies reduced their reserves for net refunds for SECA settlements by $2 million.  The balance in the reserve for future settlements as of December 31, 2010 was $32 million.  APCo’s, CSPCo’s, I&M’s and OPCo’s reserve balances at December 31, 2010 were:

Company	December 31, 2010
(in millions)
APCo	$10.0
CSPCo	5.6
I&M	5.9
OPCo	7.6

In August 2010, the affected companies, including the AEP East companies, filed a compliance filing with the FERC.  If the compliance filing is accepted, the AEP East companies would have to pay refunds of approximately $20 million including estimated interest of $5 million.  The AEP East companies could also potentially receive payments up to approximately $10 million including estimated interest of $3 million.  A decision is pending from the FERC.  APCo’s, CSPCo’s, I&M’s and OPCo’s portions of potential refund payments and potential payments to be received are as follows:

Company	Potential Refund Payments	Potential Payments to be Received
	(in millions)
APCo	$6.4	$3.2
CSPCo	3.5	1.8
I&M	3.7	1.9
OPCo	4.8	2.4

Based on the AEP East companies’ analysis of the May 2010 order and the compliance filing, management believes that the reserve is adequate to pay the refunds, including interest, that will be required should the May 2010 order or the compliance filing be made final.  Management cannot predict the ultimate outcome of this proceeding at the FERC which could impact future net income and cash flows.

Allocation of Off-system Sales Margins – Affecting PSO and SWEPCo

The OCC filed a complaint at the FERC alleging that AEP inappropriately allocated off-system sales margins between the AEP East companies and the AEP West companies and did not properly allocate off-system sales margins within the AEP West companies.

In 2009, AEP made a compliance filing with the FERC and the AEP East companies refunded approximately $250 million to the AEP West companies.  Following authorized regulatory treatment, the AEP West companies shared a portion of SIA margins with their customers during the period June 2000 to March 2006.  In 2008, the AEP West companies recorded a provision for refund reflecting the sharing.  Refunds have been or are currently being returned to PSO, SWEPCo and FERC customers.  Management believes the AEP West companies’ provision for refund is adequate.

Modification of the Transmission Agreement (TA) – Affecting APCo, CSPCo, I&M and OPCo

The AEP East companies are parties to the TA that provides for a sharing of the cost of transmission lines operated at 138-kV and above and transmission stations containing extra-high voltage facilities.  In June 2009, AEPSC, on behalf of the parties to the TA, filed with the FERC a request to modify the TA.  Under the proposed amendments, KGPCo and WPCo will be added as parties to the TA.  In addition, the amendments would provide for the allocation of PJM transmission costs generally on the basis of the TA parties’ 12-month coincident peak and reimburse transmission revenues based on individual cost of service instead of the MLR method used in the present TA.  In October 2010, the FERC approved a settlement agreement for the new TA effective November 1, 2010.  The impacts of the settlement agreement will be phased-in for retail rate making purposes in certain jurisdictions over periods of up to four years.

PJM Transmission Formula Rate Filing – Affecting APCo, CSPCo, I&M and OPCo

AEP filed an application with the FERC in July 2008 to increase its open access transmission tariff (OATT) rates for wholesale transmission service within PJM.  The filing sought to implement a formula rate allowing annual adjustments reflecting future changes in the AEP East companies' cost of service.  The FERC issued an order conditionally accepting AEP’s proposed formula rate and delayed the requested October 2008 effective date for five months.  AEP began settlement discussions with the intervenors and the FERC staff which resulted in a settlement that was filed with the FERC in April 2010.

In October 2010, a settlement agreement was approved by the FERC which resulted in a $51 million annual increase beginning in April 2009 for service as of March 2009, of which approximately $7 million is being collected from nonaffiliated customers within PJM.  Prior to November 2010, the remaining $44 million was billed to the AEP East companies and was generally offset by compensation from PJM for use of the AEP East companies’ transmission facilities so that net income was not directly affected.  Beginning in November 2010, AEP East companies, KGPCo and WPCo, which are parties to the modified TA, allocate revenue and expenses on different methodologies and will affect net income.  See “Modification of the Transmission Agreement” above.

The settlement also results in an additional $30 million increase for the first annual update of the formula rate, beginning in August 2009 for service as of July 2009.  Approximately $4 million of the increase will be collected from nonaffiliated customers within PJM with the remaining $26 million being billed to the AEP East companies.

Under the formula, an annual update will be filed to be effective July 2010 and each year thereafter.  Also, beginning with the July 2010 update, the rates each year will include an adjustment to true-up the prior year's collections to the actual costs for the prior year.  In May 2010, the second annual update was filed with the FERC to decrease the revenue requirement by $58 million for service as of July 2010.  Approximately $8 million of the decrease will be refunded to nonaffiliated customers within PJM.

Transmission Agreement (TA) – Affecting APCo, CSPCo, I&M and OPCo

Certain transmission facilities placed in service in 1998 were inadvertently excluded from the AEP East companies’ TA calculation prior to January 2009.  The excluded equipment was KPCo’s Inez Station which had been determined as eligible equipment for inclusion in the TA in 1995 by the AEP TA transmission committee.  The amount involved was $7 million annually.  In June 2010, the KPSC approved a settlement agreement in KPCo’s base rate filing which set new base rates effective July 2010 but excluded consideration of this issue.

PJM/MISO Market Flow Calculation Settlement Adjustments - Affecting APCo, CSPCo, I&M and OPCo

During 2009, an analysis conducted by MISO and PJM discovered several instances of unaccounted for power flows on numerous coordinated flowgates.  These flows affected the settlement data for congestion revenues and expenses and dated back to the start of the MISO market in 2005.  In January 2011, PJM and MISO reached a settlement agreement where the parties agreed to net various issues to zero.  This settlement was filed with the FERC in January 2011.  PJM and MISO are currently awaiting final approval from the FERC.

5.  EFFECTS OF REGULATION

Regulatory assets and liabilities are comprised of the following items:

	APCo				I&M
				Remaining				Remaining
	December 31,			Recovery	December 31,			Recovery
Regulatory Assets:	2010		2009	Period	2010		2009	Period
	(in thousands)				(in thousands)
Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$18,300		$78,685	1 year	$-		$4,826
Under-recovered Fuel Costs - does not earn a return	-		-		8,467		-	1 year
Total Current Regulatory Assets	$18,300		$78,685		$8,467		$4,826

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending
future proceedings to determine the recovery
method and timing:

Regulatory Assets Currently Earning a Return
Customer Choice Implementation Costs	$-		$-		$-	(b)	$6,311
Regulatory Assets Currently Not Earning a Return
Mountaineer Carbon Capture and Storage
Product Validation Facility	59,866		110,665		-		-
Virginia Environmental Rate Adjustment Clause	55,724		25,311		-		-
Deferred Wind Power Costs	28,584		5,372		-		-
Storm Related Costs	25,225		-		-		-
Special Rate Mechanism for Century Aluminum	12,628		12,422		-		-
Virginia Transmission Rate Adjustment Clause	-	(a)	26,184		-		-
Deferred PJM Fees	-		-		-	(b)	6,254
Other Regulatory Assets Not Yet Being Recovered	604		315		-		-
Total Regulatory Assets Not Yet Being Recovered	182,631		180,269		-		12,565

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Expanded Net Energy Charge	361,314	(c)	-	3 years	-		-
Unamortized Loss on Reacquired Debt	12,679		13,456	26 years	18,507		16,326	22 years
RTO Formation/Integration Costs	5,952		6,647	9 years	4,437		4,967	9 years
Customer Choice Implementation Costs	-		-		6,767	(b)	-	3 years
Other Regulatory Assets Being Recovered	-		-		1,103		1,674	various
Regulatory Assets Currently Not Earning a Return
Income Taxes, Net	523,009		490,356	29 years	159,453		152,722	37 years
Pension and OPEB Funded Status	335,105		331,631	13 years	268,080		252,011	13 years
Postemployment Benefits	25,484		26,045	4 years	8,968		8,398	4 years
Virginia Transmission Rate Adjustment Clause	19,271	(a)	-	2 years	-		-
Asset Retirement Obligation	12,560		14,595	7 years	2,700		2,120	10 years
Virginia Environmental and Reliability Costs
Recovery	4,421		76,057	3 years	-		-
West Virginia Reliability Expense	3,158		7,956	1 year	-		-
Postretirement Benefits	26		38	3 years	1,857		3,373	2 years
Cook Nuclear Plant Refueling Outage Levelization	-		-		53,795		21,856	3 years
Off-system Sales Margin Sharing	-		-		13,091		17,583	1 year
Deferred PJM Fees	-		-		7,078	(b)	-	2 years
Deferred Severance Costs	-		-		6,217		-	5 years
Expanded Net Energy Charge	-	(c)	281,818		-		-
Virginia Restructuring Transition Costs	-		4,245		-		-
Other Regulatory Assets Being Recovered	1,015		678	various	4,201		2,869	various
Total Regulatory Assets Being Recovered	1,303,994		1,253,522		556,254		483,899

Total Noncurrent Regulatory Assets	$1,486,625		$1,433,791		$556,254		$496,464

(a) Recovery of regulatory asset through the transmission rate adjustment clause.
(b) Recovery of regulatory asset was granted during 2010.
(c) The majority of the balance results from the ENEC phase-in plan and earns a weighted average cost of capital carrying charge.

	APCo			I&M
			Remaining			Remaining
	December 31,		Refund	December 31,		Refund
Regulatory Liabilities:	2010	2009	Period	2010	2009	Period
	(in thousands)			(in thousands)
Current Regulatory Liability
Over-recovered Fuel Costs - pays a return	$-	$-		$1	$-	1 year
Over-recovered Fuel Costs - does not pay a return	-	-		-	8,949
Total Current Regulatory Liability	$-	$-		$1	$8,949

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Not Paying a Return
Other Regulatory Liabilities Not Yet Being Paid	$-	$-		$147	$158
Total Regulatory Liabilities Not Yet Being Paid	-	-		147	158

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	500,667	451,170	(a)	357,493	327,593	(a)
Deferred Investment Tax Credits	5,097	8,997	10 years	-	-
Regulatory Liabilities Currently Not Paying a Return
Deferred State Income Tax Coal Credits	28,900	27,842	9 years	-	-
Deferred Investment Tax Credits	1,918	1,985	10 years	55,416	57,732	76 years
Unrealized Gain on Forward Commitments	25,799	36,552	5 years	28,045	27,359	5 years
Excess Asset Retirement Obligations for Nuclear
Decommissioning Liability	-	-		353,689	280,705	(b)
Spent Nuclear Fuel Liability	-	-		41,932	41,517	(b)
Over-recovery of PJM Expenses	-	-		11,671	17,827	1 year
Indiana Clean Coal Technology Rider Liability	-	-		2,494	2,416	1 year
Other Regulatory Liabilities Being Paid	-	-		1,310	1,538	various
Total Regulatory Liabilities Being Paid	562,381	526,546		852,050	756,687

Total Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits	$562,381	$526,546		$852,197	$756,845

(a)	Relieved as removal costs are incurred.
(b)	Relieved when plant is decommissioned.

	CSPCo				OPCo
				Remaining			Remaining
	December 31,			Recovery	December 31,		Recovery
	2010		2009	Period	2010	2009	Period
Regulatory Assets:	(in thousands)				(in thousands)

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered
pending future proceedings to determine the
recovery method and timing:

Regulatory Assets Currently Earning a Return
Line Extension Carrying Costs	$33,709		$26,590		$21,246	$16,278
Customer Choice Deferrals	29,716		28,781		29,141	28,330
Storm Related Costs	19,122		17,014		11,021	9,794
Acquisition of Monongahela Power	7,929		10,282		-	-
Economic Development Rider	3,057		-		3,057	-
Other Regulatory Assets Not Yet Being Recovered	287		1,421		391	1,058
Regulatory Assets Currently Not Earning a Return
Acquisition of Monongahela Power	4,052		-		-	-
Energy Efficiency/Peak Demand Reduction	-	(a)	4,071		-	4,007
Other Regulatory Assets Not Yet Being Recovered	43		17		58	22
Total Regulatory Assets Not Yet Being Recovered	97,915		88,176		64,914	59,489

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Unamortized Loss on Reacquired Debt	8,613		9,357	14 years	7,276	7,871	28 years
RTO Formation/Integration Costs	2,420		2,692	9 years	6,547	7,302	9 years
Economic Development Rider	710		10,209	1 year	696	1,633	1 year
Acquisition of Monongahela Power	504		2,861	1 year	-	-
Fuel Adjustment Clause	-		36,982		475,835	303,550	2 to 8 years
Other Regulatory Assets Being Recovered	383		-	various	-	-
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	173,755		175,024	13 years	190,076	188,149	13 years
Income Taxes, Net	3,100		10,631	25 years	179,186	168,849	19 years
Enhanced Service Reliability Plan	2,990		2,061	2 years	387	-	2 years
Postemployment Benefits	2,909		3,036	4 years	5,897	6,062	4 years
Unrealized Loss on Forward Commitments	2,591		-	1 year	3,197	-	1 year
Energy Efficiency/Peak Demand Reduction	2,221	(a)	-	2 years	-	-
Total Regulatory Assets Being Recovered	200,196		252,853		869,097	683,416

Total Noncurrent Regulatory Assets	$298,111		$341,029		$934,011	$742,905

(a)	Recovery of regulatory asset was granted during 2010.

	CSPCo			OPCo
			Remaining			Remaining
	December 31,		Refund	December 31,		Refund
	2010	2009	Period	2010	2009	Period
Regulatory Liabilities:	(in thousands)			(in thousands)

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Not Paying a Return
Over-recovery of Costs Related to gridSMART®	$6,182	$7,477		$-	$-
Low Income Customers/Economic Recovery	2,260	2,351		1,160	1,110
Other Regulatory Liabilities Not Yet Being Paid	1,817	1,823		1,349	2,476
Total Regulatory Liabilities Not Yet Being Paid	10,259	11,651		2,509	3,586

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	137,720	130,999	(a)	118,826	112,453	(a)
Transmission Cost Recovery Rider	786	14,811	1 year	1,633	10,003	1 year
Deferred Investment Tax Credits	-	-		1,085	1,967	9 years
Other Regulatory Liabilities Being Paid	336	377	various	-	178
Regulatory Liabilities Currently Not Paying a Return
Deferred Investment Tax Credits	14,787	16,833	14 years	-	-
Energy Efficiency/Peak Demand Reduction	-	-		2,245	-	2 years
Unrealized Gain on Forward Commitments	-	-		105	-	1 year
Total Regulatory Liabilities Being Paid	153,629	163,020		123,894	124,601

Total Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits	$163,888	$174,671		$126,403	$128,187

(a)	Relieved as removal costs are incurred.

	PSO			SWEPCo
			Remaining			Remaining
	December 31,		Recovery	December 31,		Recovery
	2010	2009	Period	2010	2009	Period
Regulatory Assets:	(in thousands)			(in thousands)

Current Regulatory Asset
Under-recovered Fuel Costs - earns a return	$37,262	$-	1 year	$758	$1,639	1 year

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending
future proceedings to determine the recovery
method and timing:

Regulatory Assets Currently Not Earning a Return
Storm Related Costs	$17,256	$-		$1,239	$-
Other Regulatory Assets Not Yet Being Recovered	574	850		613	471
Total Regulatory Assets Not Yet Being Recovered	17,830	850		1,852	471

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Storm Related Costs	38,499	53,366	3 years	-	3,043
Red Rock Generating Facility	10,406	10,631	46 years	-	-
Unamortized Loss on Reacquired Debt	8,277	10,175	9 years	12,422	13,118	33 years
Acquisition of Valley Electric Membership
Corporation (VEMCO)	-	-		6,500	-	5 years
Lawton Settlement	-	9,396		-	-
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	166,333	172,420	13 years	163,870	174,974	13 years
Vegetation Management	13,303	16,014	1 year	-	-
Deferral of Major Generation Overhauls	4,083	5,083	4 years	-	-
Energy Efficiency/Peak Demand Reduction	3,705	88	1 year	495	1	1 year
Income Taxes, Net	691	-	34 years	132,118	72,174	29 years
Unrealized Loss on Forward Commitments	285	331	3 years	2,975	73	3 years
Storm Related Costs	-	-		4,800	-	3 years
Rate Case Expense	-	-		4,606	-	3 years
Dolet Hills Deferred Fuel	-	-		2,725	3,353	4 years
Other Regulatory Assets Being Recovered	133	831	various	335	958	various
Total Regulatory Assets Being Recovered	245,715	278,335		330,846	267,694

Total Noncurrent Regulatory Assets	$263,545	$279,185		$332,698	$268,165

	PSO			SWEPCo
			Remaining				Remaining
	December 31,		Refund	December 31,			Refund
	2010	2009	Period	2010		2009	Period
Regulatory Liabilities:	(in thousands)			(in thousands)

Current Regulatory Liability
Over-recovered Fuel Costs - pays a return	$-	$51,087		$16,432		$13,762	1 year

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Paying a Return
Refundable Construction Financing Costs	$-	$-		$20,139		$-
Regulatory Liabilities Currently Not Paying a Return
Over-recovery of Costs Related to gridSMART®	3,806	1,833		-		-
Over-recovery of Storm Related Costs	3,493	-		-		-
Excess Earnings	-	-		-	(a)	3,167
Other Regulatory Liabilities Not Yet Being Paid	-	1,171		806		1,006
Total Regulatory Liabilities Not Yet Being Paid	7,299	3,004		20,945		4,173

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	284,230	283,683	(b)	346,402		308,590	(b)
Excess Earnings	-	-		3,119	(a)	-	43 years
Other Regulatory Liabilities Being Paid	-	-		1,667		2,054	various
Regulatory Liabilities Currently Not Paying a Return
Deferred Investment Tax Credits	41,166	31,541	38 years	13,868		15,352	28 years
Energy Efficiency/Peak Demand Reduction	4,266	1,120	1 year	-		64
Vegetation Management	-	-		5,672		-	2 years
Income Taxes, Net	-	5,431		-		-
Other Regulatory Liabilities Being Paid	-	2,152		2,000		3,702	various
Total Regulatory Liabilities Being Paid	329,662	323,927		372,728		329,762

Total Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits	$336,961	$326,931		$393,673		$333,935

(a)	Payment of regulatory liability was granted during 2010.
(b)	Relieved as removal costs are incurred.

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

COMMITMENTS

Construction and Commitments – Affecting APCo, CSPCo, I&M, OPCo, PSO and SWEPCo

The Registrant Subsidiaries have substantial construction commitments to support their operations and environmental investments.  In managing the overall construction program and in the normal course of business, the Registrant Subsidiaries contractually commit to third-party construction vendors for certain material purchases and other construction services.  The following table shows the forecasted construction expenditures excluding AFUDC and capitalized interest by Registrant Subsidiary for 2011:

Forecasted
Construction
Company	Expenditures
(in millions)
APCo	$450
CSPCo	187
I&M	305
OPCo	264
PSO	169
SWEPCo	442

The Registrant Subsidiaries purchase fuel, materials, supplies, services and property, plant and equipment under contract as part of their normal course of business.  Certain supply contracts contain penalty provisions for early termination.

The following tables summarize the Registrant Subsidiaries’ actual contractual commitments at December 31, 2010:

	Less Than 1			After
Contractual Commitments - APCo	year	2-3 years	4-5 years	5 years	Total

	(in millions)
Fuel Purchase Contracts (a)	$541.7	$790.8	$487.5	$419.7	$2,239.7
Energy and Capacity Purchase Contracts (b)	16.4	27.3	27.0	186.4	257.1
Total	$558.1	$818.1	$514.5	$606.1	$2,496.8

	Less Than 1			After
Contractual Commitments - CSPCo	year	2-3 years	4-5 years	5 years	Total
	(in millions)
Fuel Purchase Contracts (a)	$254.1	$426.9	$323.2	$497.5	$1,501.7
Energy and Capacity Purchase Contracts (b)	5.3	7.1	2.7	16.9	32.0
Total	$259.4	$434.0	$325.9	$514.4	$1,533.7

	Less Than 1			After
Contractual Commitments - I&M	year	2-3 years	4-5 years	5 years	Total
	(in millions)
Fuel Purchase Contracts (a)	$429.6	$585.3	$441.6	$169.1	$1,625.6
Energy and Capacity Purchase Contracts (b)	2.5	1.2	0.4	-	4.1
Total	$432.1	$586.5	$442.0	$169.1	$1,629.7

	Less Than 1			After
Contractual Commitments - OPCo	year	2-3 years	4-5 years	5 years	Total
	(in millions)
Fuel Purchase Contracts (a)	$887.8	$1,546.7	$1,184.4	$2,551.6	$6,170.5
Energy and Capacity Purchase Contracts (b)	6.5	8.8	3.4	21.5	40.2
Total	$894.3	$1,555.5	$1,187.8	$2,573.1	$6,210.7

	Less Than 1			After
Contractual Commitments - PSO	year	2-3 years	4-5 years	5 years	Total
	(in millions)
Fuel Purchase Contracts (a)	$256.6	$113.8	$30.1	$-	$400.5
Energy and Capacity Purchase Contracts (b)	18.0	114.8	131.5	590.7	855.0
Total	$274.6	$228.6	$161.6	$590.7	$1,255.5

	Less Than 1			After
Contractual Commitments - SWEPCo	year	2-3 years	4-5 years	5 years	Total
	(in millions)
Fuel Purchase Contracts (a)	$257.1	$321.2	$76.6	$80.2	$735.1
Energy and Capacity Purchase Contracts (b)	19.0	39.1	39.2	284.9	382.2
Total	$276.1	$360.3	$115.8	$365.1	$1,117.3

(a)	Represents contractual commitments to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.
(b)	Represents contractual commitments for energy and capacity purchase contracts.

GUARANTEES

Liabilities for guarantees are recorded in accordance with the accounting guidance for “Guarantees.”  There is no collateral held in relation to any guarantees.  In the event any guarantee is drawn, there is no recourse to third parties unless specified below.

Letters of Credit – Affecting APCo, I&M, OPCo and SWEPCo

Certain Registrant Subsidiaries enter into standby letters of credit with third parties.  These letters of credit are issued in the ordinary course of business and cover items such as insurance programs, security deposits and debt service reserves.

AEP has two $1.5 billion credit facilities, of which $750 million may be issued under one credit facility as letters of credit.  In June 2010, AEP terminated one of the $1.5 billion facilities that was scheduled to mature in March 2011 and replaced it with a new $1.5 billion credit facility which matures in 2013 and allows for the issuance of up to $600 million as letters of credit.

In June 2010, the Registrant Subsidiaries and certain other companies in the AEP System reduced a $627 million credit agreement to $478 million.  As of December 31, 2010, $477 million of letters of credit were issued by Registrant Subsidiaries under the agreement to support variable rate Pollution Control Bonds.

At December 31, 2010, the maximum future payments of the letters of credit were as follows:

			Borrower
Company	Amount	Maturity	Sublimit
	(in thousands)		(in thousands)
$1.35 billion letters of credit:
I&M	$150	March 2011	N/A
SWEPCo	4,448	June 2011	N/A

$478 million letter of credit:
APCo	$232,292	March 2011 to April 2011	$300,000
I&M	77,886	April 2011	230,000
OPCo	166,899	April 2011	400,000

Guarantees of Third-Party Obligations – Affecting SWEPCo

As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining, SWEPCo provides guarantees of mine reclamation of approximately $65 million.  Since SWEPCo uses self-bonding, the guarantee provides for SWEPCo to commit to use its resources to complete the reclamation in the event the work is not completed by Sabine Mining Company (Sabine), a consolidated variable interest entity.  This guarantee ends upon depletion of reserves and completion of final reclamation.  Based on the latest study, it is estimated the reserves will be depleted in 2036 with final reclamation completed by 2046 at an estimated cost of approximately $58 million.  As of December 31, 2010, SWEPCo has collected approximately $49 million through a rider for final mine closure and reclamation costs, of which $2 million is recorded in Other Current Liabilities, $25 million is recorded in Deferred Credits and Other Noncurrent Liabilities and $22 million is recorded in Asset Retirement Obligations on SWEPCo’s Consolidated Balance Sheets.

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

ENVIRONMENTAL CONTINGENCIES

Federal EPA Complaint and Notice of Violation – Affecting CSPCo

The Federal EPA, certain special interest groups and a number of states alleged that APCo, CSPCo, I&M and OPCo modified certain units at their coal-fired generating plants in violation of the NSR requirements of the CAA.  Cases with similar allegations against CSPCo, Dayton Power and Light Company and Duke Energy Ohio, Inc. were also filed related to their jointly-owned units.  The cases were settled with the exception of a case involving a jointly-owned Beckjord unit which had a liability trial.  Following two liability trials, the jury found no liability at the jointly-owned Beckjord unit.  The defendants and the plaintiffs appealed to the Seventh Circuit Court of Appeals.  In October 2010, the Seventh Circuit dismissed all remaining claims in these cases.  Beckjord is operated by Duke Energy Ohio, Inc.

Citizen Suit  and  Notice of Violation – Affecting SWEPCo

In 2005, two special interest groups, Sierra Club and Public Citizen, filed a complaint alleging violations of the CAA at SWEPCo’s Welsh Plant.  In 2008, a consent decree resolved all claims in the case and in the pending appeal of an altered permit for the Welsh Plant.  The consent decree required SWEPCo to install continuous particulate emission monitors at the Welsh Plant, secure 65 MW of renewable energy capacity, fund $2 million in emission reduction, energy efficiency or environmental mitigation projects and pay a portion of plaintiffs’ attorneys’ fees and costs.

The Federal EPA issued a Notice of Violation (NOV) based on alleged violations of a percent sulfur in fuel limitation and the heat input values listed in a previous state permit similar to the claims made in the citizen suit.  The NOV also alleges that a permit alteration issued by the Texas Commission on Environmental Quality in 2007 was improper.  In March 2008, SWEPCo met with the Federal EPA to discuss the alleged violations.  The Federal EPA did not object to the settlement of the citizen suit and has taken no further action.  Management is unable to predict the timing of any future action by the Federal EPA.  Management is unable to determine a range of potential losses that are reasonably possible of occurring.

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

In September 2009, the Second Circuit Court of Appeals issued a ruling on appeal remanding the cases to the Federal District Court for the Southern District of New York.  The Second Circuit held that the issues of climate change and global warming do not raise political questions and that Congress’ refusal to regulate CO2 emissions does not mean that plaintiffs must wait for an initial policy determination by Congress or the President’s administration to secure the relief sought in their complaints.  The court stated that Congress could enact comprehensive legislation to regulate CO2 emissions or that the Federal EPA could regulate CO2 emissions under existing CAA authorities and that either of these actions could override any decision made by the district court under federal common law.  The Second Circuit did not rule on whether the plaintiffs could proceed with their state common law nuisance claims.  In December 2010, the defendants’ petition for review by the U.S. Supreme Court was granted.  Briefing is underway and the case will be heard in April 2011.  Management believes the actions are without merit and intends to continue to defend against the claims.

In October 2009, the Fifth Circuit Court of Appeals reversed a decision by the Federal District Court for the District of Mississippi dismissing state common law nuisance claims in a putative class action by Mississippi residents asserting that CO2 emissions exacerbated the effects of Hurricane Katrina.  The Fifth Circuit held that there was no exclusive commitment of the common law issues raised in plaintiffs’ complaint to a coordinate branch of government and that no initial policy determination was required to adjudicate these claims.  The court granted petitions for rehearing.  An additional recusal left the Fifth Circuit without a quorum to reconsider the decision and the appeal was dismissed, leaving the district court’s decision in place.  Plaintiffs filed a petition with the U.S. Supreme Court asking the court to remand the case to the Fifth Circuit and reinstate the panel decision.  The petition was denied in January 2011.

Management is unable to determine a range of potential losses that are reasonably possible of occurring.

Alaskan Villages’ Claims – Affecting APCo, CSPCo, I&M, OPCo, PSO and SWEPCo

In 2008, the Native Village of Kivalina and the City of Kivalina, Alaska filed a lawsuit in Federal Court in the Northern District of California against AEP, AEPSC and 22 other unrelated defendants including oil and gas companies, a coal company and other electric generating companies.  The complaint alleges that the defendants' emissions of CO2 contribute to global warming and constitute a public and private nuisance and that the defendants are acting together.  The complaint further alleges that some of the defendants, including AEP, conspired to create a false scientific debate about global warming in order to deceive the public and perpetuate the alleged nuisance.  The plaintiffs also allege that the effects of global warming will require the relocation of the village at an alleged cost of $95 million to $400 million.  In October

2009, the judge dismissed plaintiffs’ federal common law claim for nuisance, finding the claim barred by the political question doctrine and by plaintiffs’ lack of standing to bring the claim.  The judge also dismissed plaintiffs’ state law claims without prejudice to refiling in state court.  The plaintiffs appealed the decision.  Briefing is complete and no date has been set for oral argument.  The defendants requested that the court defer setting this case for oral argument until after the Supreme Court issues its decision in the CO2 public nuisance case discussed above.  Management believes the action is without merit and intends to defend against the claims.  Management is unable to determine a range of potential losses that are reasonably possible of occurring.

The Comprehensive Environmental Response Compensation and Liability Act (Superfund) and State Remediation – Affecting APCo, CSPCo, I&M, OPCo, PSO and SWEPCo

By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and SNF.  Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically treated and deposited in captive disposal facilities or are beneficially utilized.  In addition, the generating plants and transmission and distribution facilities have used asbestos, polychlorinated biphenyls and other hazardous and nonhazardous materials.  The Registrant Subsidiaries currently incur costs to dispose of these substances safely.

Superfund addresses clean-up of hazardous substances that have been released to the environment.  The Federal EPA administers the clean-up programs.  Several states have enacted similar laws.  At December 31, 2010, APCo and CSPCo are each named as a Potentially Responsible Party (PRP) for one site and OPCo is named a PRP for two sites by the Federal EPA.  There are seven additional sites for which APCo, CSPCo, I&M, OPCo, and SWEPCo have received information requests which could lead to PRP designation.  I&M and SWEPCo have also been named potentially liable at two sites each under state law including the I&M site discussed in the next paragraph.  In those instances where the Registrant Subsidiaries have been named a PRP or defendant, disposal or recycling activities were in accordance with the then-applicable laws and regulations.  Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.  Liability has been resolved for a number of sites with no significant effect on net income.

In 2008, I&M received a letter from the Michigan Department of Environmental Quality (MDEQ) concerning conditions at a site under state law and requesting I&M take voluntary action necessary to prevent and/or mitigate public harm.  I&M started remediation work in accordance with a plan approved by MDEQ and recorded a provision of approximately $11 million.  As the remediation work is completed, I&M’s cost may continue to increase as new information becomes available concerning either the level of contamination at the site or changes in the scope of remediation required by the MDEQ.  Management cannot predict the amount of additional cost, if any.

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

Amos Plant – State and Federal Enforcement Proceedings – Affecting APCo and OPCo

In March 2010, APCo and OPCo received a letter from the West Virginia Department of Environmental Protection, Division of Air Quality (DAQ), alleging that at various times in 2007 through 2009 the units at Amos Plant reported periods of excess opacity (indicator of compliance with particulate matter emission limits) that lasted for more than thirty consecutive minutes in a 24-hour period and that certain required notifications were not made.  Management met with representatives of DAQ to discuss these occurrences and the steps taken to prevent a recurrence.  DAQ indicated that additional enforcement action may be taken, including imposition of a civil penalty of approximately $240 thousand.  APCo and OPCo denied that violations of the reporting requirements occurred and maintain that the proper reporting was done.  Management continues to discuss the resolution of these issues with DAQ, but cannot predict the outcome of these discussions or the amount of any penalty that may be assessed.

In March 2010, APCo and OPCo received a request to show cause from the Federal EPA alleging that certain reporting requirements under Superfund and the Emergency Planning and Community Right-to-Know Act had been violated and inviting APCo and OPCo to engage in settlement negotiations.  The request includes a proposed civil penalty of approximately $300 thousand.  Management indicated a willingness to engage in good faith negotiations and met with representatives of the Federal EPA.  APCo and OPCo have not admitted that any violations occurred or that the amount of the proposed penalty is reasonable.

Defective Environmental Equipment – Affecting CSPCo and OPCo

As part of the AEP System’s continuing environmental investment program, management chose to retrofit wet flue gas desulfurization systems on units utilizing the jet bubbling reactor (JBR) technology.  The retrofits on two of the Cardinal Plant units and a Conesville Plant unit are operational.  Due to unexpected operating results, management completed an extensive review in 2009 of the design and manufacture of the JBR internal components.  The review concluded that there were fundamental design deficiencies and that inferior and/or inappropriate materials were selected for the internal fiberglass components.  Management initiated discussions with Black & Veatch, the original equipment manufacturer, to develop a repair or replacement corrective action plan.  In 2010, management settled with Black & Veatch and resolved the issues involving the internal components and JBR vessel corrosion.  These settlements resulted in an immaterial increase in the capitalized costs of the projects for modification of the scope of the contracts.

NUCLEAR CONTINGENCIES – AFFECTING I&M

I&M owns and operates the two-unit 2,191 MW Cook Plant under licenses granted by the Nuclear Regulatory Commission (NRC).  I&M has a significant future financial commitment to dispose of SNF and to safely decommission and decontaminate the plant.  The licenses to operate the two nuclear units at the Cook Plant expire in 2034 and 2037.  The operation of a nuclear facility also involves special risks, potential liabilities and specific regulatory and safety requirements.  By agreement, I&M is partially liable, together with all other electric utility companies that own nuclear generating units, for a nuclear power plant incident at any nuclear plant in the U.S.  Should a nuclear incident occur at any nuclear power plant in the U.S., the liability could be substantial.

Decommissioning and Low Level Waste Accumulation Disposal

The cost to decommission a nuclear plant is affected by NRC regulations and the SNF disposal program.  Decommissioning costs are accrued over the service life of the Cook Plant.  The most recent decommissioning cost study was performed in 2009.  According to that study, the estimated cost of decommissioning and disposal of low-level radioactive waste ranges from $831 million to $1.5 billion in 2009 nondiscounted dollars.  The wide range in estimated costs is caused by variables in assumptions.  I&M recovers estimated decommissioning costs for the Cook Plant in its rates.  The amount recovered in rates was $14 million in 2010, $16 million in 2009 and $27 million in 2008.  Reduced annual decommissioning cost recovery amounts reflect the units’ longer estimated life and operating licenses granted by the NRC.  Decommissioning costs recovered from customers are deposited in external trusts.

At December 31, 2010 and 2009, the total decommissioning trust fund balance was $1.2 billion and $1.1 billion, respectively.  Trust fund earnings increase the fund assets and decrease the amount remaining to be recovered from ratepayers.  The decommissioning costs (including interest, unrealized gains and losses and expenses of the trust funds) increase or decrease the recorded liability.

I&M continues to work with regulators and customers to recover the remaining estimated costs of decommissioning the Cook Plant.  However, future net income, cash flows and possibly financial condition would be adversely affected if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

SNF Disposal

The Federal government is responsible for permanent SNF disposal and assesses fees to nuclear plant owners for SNF disposal.  A fee of one mill per KWH for fuel consumed after April 6, 1983 at the Cook Plant is being collected from customers and remitted to the U.S. Treasury.  At December 31, 2010 and 2009, fees and related interest of $265 million and $265 million, respectively, for fuel consumed prior to April 7, 1983 have been recorded as Long-term Debt and funds collected from customers along with related earnings totaling $307 million and $306 million, respectively, to pay the fee are recorded as part of Spent Nuclear Fuel and Decommissioning Trusts.  I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program.

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

The Price-Anderson Act, extended through December 31, 2025, establishes insurance protection for public liability arising from a nuclear incident at $12.6 billion and covers any incident at a licensed reactor in the U.S.  Commercially available insurance, which must be carried for each licensed reactor, provides $375 million of coverage.  In the event of a nuclear incident at any nuclear plant in the U.S., the remainder of the liability would be provided by a deferred premium assessment of $117.5 million on each licensed reactor in the U.S. payable in annual installments of $17.5 million.  As a result, I&M could be assessed $235 million per nuclear incident payable in annual installments of $35 million.  The number of incidents for which payments could be required is not limited.

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

Cook Plant Unit 1 Fire and Shutdown

In September 2008, I&M shut down Cook Plant Unit 1 (Unit 1) due to turbine vibrations, caused by blade failure, which resulted in significant turbine damage and a small fire on the electric generator.  This equipment, located in the turbine building, is separate and isolated from the nuclear reactor.  The turbine rotors that caused the vibration were installed in 2006 and are within the vendor’s warranty period.  The warranty provides for the repair or replacement of the turbine rotors if the damage was caused by a defect in materials or workmanship.  Repair of the property damage and replacement of the turbine rotors and other equipment could cost up to approximately $395 million.  Management believes that I&M should recover a significant portion of these costs through the turbine vendor’s warranty, insurance and the regulatory process.  I&M repaired Unit 1 and it resumed operations in December 2009 at slightly reduced power.  The Unit 1 rotors were repaired and reinstalled due to the extensive lead time required to manufacture and install new turbine rotors.  As a result, the replacement of the repaired turbine rotors and other equipment is scheduled for the Unit 1 planned outage in the fall of 2011.

I&M maintains property insurance through NEIL with a $1 million deductible.  As of December 31, 2010, I&M recorded $46 million on its Consolidated Balance Sheet representing estimated recoverable amounts under the property insurance policy.  Through December 31, 2010, I&M received partial payments of $203 million from NEIL for the cost incurred to date to repair the property damage.

I&M also maintains a separate accidental outage policy with NEIL.  In 2009, I&M recorded $185 million in revenue under the policy and reduced the cost of replacement power in customers’ bills by $78 million.

NEIL is reviewing claims made under the insurance policies to ensure that claims associated with the outage are covered by the policies.  The review by NEIL includes the timing of the unit’s return to service and whether the return should have occurred earlier reducing the amount received under the accidental outage policy.  The treatment of the remaining accidental outage policy revenues through fuel clauses is discussed in “I&M Rate Matters” section of Note 4.  The treatment of property damage costs, replacement power costs and insurance proceeds will be the subject of future regulatory proceedings in Indiana and Michigan.  If the ultimate costs of the incident are not covered by warranty, insurance or through the regulatory process or if any future regulatory proceedings are adverse, it could have an adverse impact on net income, cash flows and financial condition.

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

Fort Wayne Lease – Affecting I&M

Since 1975, I&M has leased certain energy delivery assets from the City of Fort Wayne, Indiana under a long-term lease that expired on February 28, 2010.  I&M negotiated with Fort Wayne to purchase the assets at the end of the lease, but no agreement was reached prior to the end of the lease.

I&M and Fort Wayne reached a settlement agreement.  The agreement, signed in October 2010, is subject to approval by the IURC.  I&M filed a petition with the IURC seeking approval.  If the agreement is approved, I&M will purchase the remaining leased property and settle claims Fort Wayne asserted.  The agreement provides that I&M will pay Fort Wayne a total of $39 million, inclusive of interest, over 15 years and Fort Wayne will recognize that I&M is the exclusive electricity supplier in the Fort Wayne area.   I&M will seek recovery in rates of the payments made to Fort Wayne.  If the agreement is not approved by the IURC, the parties have the right to terminate the agreement and pursue other relief.

Coal Transportation Rate Dispute – Affecting PSO

In 1985, the Burlington Northern Railroad Co. (now BNSF) entered into a coal transportation agreement with PSO.  The agreement contained a base rate subject to adjustment, a rate floor, a reopener provision and an arbitration provision.  In 1992, PSO reopened the pricing provision.  The parties failed to reach an agreement and the matter was arbitrated, with the arbitration panel establishing a lowered rate as of July 1, 1992 (the 1992 Rate) and modifying the rate adjustment formula.  The decision did not mention the rate floor.  From April 1996 through the contract termination in December 2001, the 1992 Rate exceeded the adjusted rate determined according to the decision.  PSO paid the adjusted rate and contended that the panel eliminated the rate floor.  BNSF invoiced at the 1992 Rate and contended that the 1992 Rate was the new rate floor.  PSO terminated the contract by paying a termination fee, as required by the agreement.  BNSF contends that the termination fee should have been calculated on the 1992 Rate, not the adjusted rate, resulting in an underpayment of approximately $9.5 million, including interest.

This matter was submitted to an arbitration board.  In April 2006, the arbitration board filed its decision, denying BNSF’s underpayments claim.  PSO filed a request for an order confirming the arbitration award and a request for entry of judgment on the award with the U.S. District Court for the Northern District of Oklahoma.  On July 14, 2006, the U.S. District Court issued an order confirming the arbitration award.  On July 24, 2006, BNSF filed a Motion to Reconsider the July 14, 2006 Arbitration Confirmation Order and Final Judgment and its Motion to Vacate and Correct the Arbitration Award with the U.S. District Court.  In February 2007, the U.S. District Court granted BNSF’s Motion to Reconsider.  In August 2009, the U.S. District Court upheld the arbitration board’s decision.  BNSF appealed the U.S. District Court’s decision to the U.S. Court of Appeals.  In December 2010, the Tenth Circuit Court of Appeals affirmed the U.S. District Court’s order confirming the arbitration award, denying BNSF’s underpayments claim.  In January 2011, the appellate court issued a mandate to send the case back to the U.S. District Court to address the remaining attorney fee issues to determine the award amount to PSO for attorney’s fees and expenses related to the proceedings at both the district court and appellate court levels.

7.  ACQUISITIONS

2010

Valley Electric Membership Corporation – Affecting SWEPCo

In November 2009, SWEPCo signed a letter of intent to purchase certain transmission and distribution assets of Valley Electric Membership Corporation (VEMCO).  In October 2010, SWEPCo finalized the purchase for approximately $102 million and began serving VEMCO’s 30,000 customers in Louisiana.

2009

Oxbow Lignite Company and Red River Mining Company – Affecting SWEPCo

On December 29, 2009, SWEPCo purchased 50% of the Oxbow Lignite Company, LLC (OLC) membership interest for $13 million.  CLECO acquired the remaining 50% membership interest in the OLC for $13 million.  The Oxbow Mine is located near Coushatta, Louisiana and will be used as one of the fuel sources for SWEPCo’s and CLECO’s jointly-owned Dolet Hills Generating Station.  SWEPCo will account for OLC as an equity investment.  Also, on December 29, 2009, DHLC purchased mining equipment and assets for $16 million from the Red River Mining Company.

2008

None

8.  BENEFIT PLANS

For a discussion of investment strategy, investment limitations, target asset allocations and the classification of investments within the fair value hierarchy, see “Investments Held in Trust for Future Liabilities” and “Fair Value Measurements of Assets and Liabilities” sections of Note 1.

The Registrant Subsidiaries participate in an AEP sponsored qualified pension plan and two unfunded nonqualified pension plans.  Substantially all employees are covered by the qualified plan or both the qualified and a nonqualified pension plan.  The Registrant Subsidiaries also participate in OPEB plans sponsored by AEP to provide medical and life insurance benefits for retired employees.

Due to the Registrant Subsidiaries’ participation in AEP’s benefits plans, the assumptions used by the actuary and the accounting for the plans by each subsidiary are the same.  This section details the assumptions that apply to all Registrant Subsidiaries and the rate of compensation increase for each subsidiary.

The Registrant Subsidiaries recognize the funded status associated with defined benefit pension and OPEB plans in their balance sheets.  Disclosures about the plans are required by the “Compensation – Retirement Benefits” accounting guidance.  The Registrant Subsidiaries recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, and recognize, as a component of other comprehensive income, the changes in the funded status of the plan that arise during the year that are not recognized as a component of net periodic benefit cost.  The Registrant Subsidiaries record a regulatory asset instead of other comprehensive income for qualifying benefit costs of regulated operations that for ratemaking purposes are deferred for future recovery.  The cumulative funded status adjustment is equal to the remaining unrecognized deferrals for unamortized actuarial losses or gains, prior service costs and transition obligations, such that remaining deferred costs result in an AOCI equity reduction or regulatory asset and deferred gains result in an AOCI equity addition or regulatory liability.

Actuarial Assumptions for Benefit Obligations

The weighted-average assumptions as of December 31 of each year used in the measurement of the Registrant Subsidiaries’ benefit obligations are shown in the following tables:

			Other Postretirement
	Pension Plans		Benefit Plans
Assumption	2010	2009	2010	2009
Discount Rate	5.05%	5.60%	5.25%	5.85%

	Pension Plans
Assumption - Rate of Compensation Increase (a)	2010	2009
APCo	4.70%	4.35%
CSPCo	5.30%	4.95%
I&M	4.90%	4.55%
OPCo	4.90%	4.55%
PSO	4.95%	4.60%
SWEPCo	4.80%	4.45%

(a)	Rates are for base pay only. In addition, an amount is added to reflect target incentive compensation for exempt employees and overtime and incentive pay for nonexempt employees.

A duration-based method is used to determine the discount rate for the plans.  A hypothetical portfolio of high quality corporate bonds similar to those included in the Moody’s Aa bond index is constructed with a duration matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate is the same for each Registrant Subsidiary.

For 2010, the rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 11.5% per year, with the average increase shown in the table above.  The compensation increase rates reflect variations in each Registrant Subsidiary’s population participating in the pension plan.

Actuarial Assumptions for Net Periodic Benefit Costs

The weighted-average assumptions as of January 1 of each year used in the measurement of each Registrant Subsidiary’s benefit costs are shown in the following tables:

				Other Postretirement
	Pension Plans			Benefit Plans
Assumptions	2010	2009	2008	2010	2009	2008
Discount Rate	5.60%	6.00%	6.00%	5.85%	6.10%	6.20%
Expected Return on Plan Assets	8.00%	8.00%	8.00%	8.00%	7.75%	8.00%

	Pension Plans
Assumption - Rate of Compensation Increase	2010	2009	2008
APCo	4.35%	5.65%	5.65%
CSP	4.95%	6.25%	6.25%
I&M	4.55%	5.85%	5.85%
OPCo	4.55%	5.85%	5.85%
PSO	4.60%	5.90%	5.90%
SWEPCo	4.45%	5.75%	5.75%

The expected return on plan assets for 2010 was determined by evaluating historical returns, the current investment climate (yield on fixed income securities and other recent investment market indicators), rate of inflation and current prospects for economic growth.  The expected return on plan assets is the same for each Registrant Subsidiary.

The health care trend rate assumptions as of January 1 of each year used for OPEB plans measurement purposes are shown below:

Health Care Trend Rates	2010	2009
Initial	8.00%	6.50%
Ultimate	5.00%	5.00%
Year Ultimate Reached	2016	2012

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Effect on Total Service and Interest Cost
Components of Net Periodic Postretirement
Health Care Benefit Cost:
1% Increase	$3,689	$1,619	$2,908	$3,278	$1,273	$1,394
1% Decrease	(2,965)	(1,302)	(2,343)	(2,636)	(1,026)	(1,123)

Effect on the Health Care Component of the
Accumulated Postretirement Benefit
Obligation:
1% Increase	$47,231	$20,182	$31,596	$41,472	$13,770	$15,276
1% Decrease	(38,564)	(16,501)	(25,905)	(33,902)	(11,297)	(12,533)

Significant Concentrations of Risk within Plan Assets

In addition to establishing the target asset allocation of plan assets, the investment policy also places restrictions on securities to limit significant concentrations within plan assets.  The investment policy establishes guidelines that govern maximum market exposure, security restrictions, prohibited asset classes, prohibited types of transactions, minimum credit quality, average portfolio credit quality, portfolio duration and concentration limits.  The guidelines were established to mitigate the risk of loss due to significant concentrations in any investment.  Management monitors the plans to control security diversification and ensure compliance with the investment policy.  At December 31, 2010, the assets were invested in compliance with all investment limits.  See “Investments Held in Trust for Future Liabilities” section of Note 1 for limit details.

Benefit Plan Obligations, Plan Assets and Funded Status as of December 31, 2010 and 2009

The following tables provide a reconciliation of the changes in the plans’ benefit obligations, fair value of plan assets and funded status as of December 31.  The benefit obligation for the defined benefit pension and OPEB plans are the projected benefit obligation and the accumulated benefit obligation, respectively.

APCo			Other Postretirement
	Pension Plans		Benefit Plans
	2010	2009	2010	2009
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$632,832	$585,806	$348,787	$333,140
Service Cost	12,908	12,689	5,722	5,142
Interest Cost	33,956	34,050	20,300	19,710
Actuarial Loss	28,909	34,389	33,656	8,892
Plan Amendment Prior Service Credit	-	-	(4,257)	-
Benefit Payments	(56,386)	(34,102)	(27,677)	(24,188)
Participant Contributions	-	-	4,782	4,243
Medicare Subsidy	-	-	1,839	1,848
Benefit Obligation at December 31	$652,219	$632,832	$383,152	$348,787

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$474,657	$440,386	$217,160	$169,462
Actual Gain on Plan Assets	57,745	68,337	29,112	42,378
Company Contributions	36,820	36	20,394	25,265
Participant Contributions	-	-	4,782	4,243
Benefit Payments	(56,386)	(34,102)	(27,677)	(24,188)
Fair Value of Plan Assets at December 31	$512,836	$474,657	$243,771	$217,160

Underfunded Status at December 31	$(139,383)	$(158,175)	$(139,381)	$(131,627)

CSPCo			Other Postretirement
	Pension Plans		Benefit Plans
	2010	2009	2010	2009
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$364,891	$344,638	$151,161	$150,885
Service Cost	5,873	5,504	2,761	2,470
Interest Cost	19,156	19,529	8,713	8,493
Actuarial (Gain) Loss	7,931	15,910	14,171	(2,915)
Plan Amendment Prior Service Credit	-	-	(2,164)	-
Benefit Payments	(43,698)	(20,690)	(11,988)	(10,677)
Participant Contributions	-	-	2,488	2,143
Medicare Subsidy	-	-	765	762
Benefit Obligation at December 31	$354,153	$364,891	$165,907	$151,161

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$288,468	$271,342	$98,754	$81,350
Actual Gain on Plan Assets	28,825	37,816	12,208	14,808
Company Contributions	6,998	-	8,072	11,130
Participant Contributions	-	-	2,488	2,143
Benefit Payments	(43,698)	(20,690)	(11,988)	(10,677)
Fair Value of Plan Assets at December 31	$280,593	$288,468	$109,534	$98,754

Underfunded Status at December 31	$(73,560)	$(76,423)	$(56,373)	$(52,407)

I&M			Other Postretirement
	Pension Plans		Benefit Plans
	2010	2009	2010	2009
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$526,363	$480,447	$241,847	$227,979
Service Cost	15,284	14,002	6,750	5,990
Interest Cost	29,085	28,520	14,164	13,675
Actuarial Loss	40,694	29,079	20,980	4,443
Plan Amendment Prior Service Credit	-	-	(4,273)	-
Benefit Payments	(50,444)	(25,685)	(17,439)	(14,337)
Participant Contributions	-	-	3,526	2,908
Medicare Subsidy	-	-	1,187	1,189
Benefit Obligation at December 31	$560,982	$526,363	$266,742	$241,847

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$379,562	$353,624	$166,682	$128,878
Actual Gain on Plan Assets	50,811	51,612	20,983	30,576
Company Contributions	71,759	11	14,938	18,657
Participant Contributions	-	-	3,526	2,908
Benefit Payments	(50,444)	(25,685)	(17,439)	(14,337)
Fair Value of Plan Assets at December 31	$451,688	$379,562	$188,690	$166,682

Underfunded Status at December 31	$(109,294)	$(146,801)	$(78,052)	$(75,165)

OPCo			Other Postretirement
	Pension Plans		Benefit Plans
	2010	2009	2010	2009
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$616,590	$573,613	$306,711	$291,601
Service Cost	11,381	11,034	5,426	4,877
Interest Cost	32,744	33,100	17,785	17,325
Actuarial Loss	23,478	32,454	31,462	9,284
Plan Amendment Prior Service Credit	-	-	(3,875)	-
Benefit Payments	(54,257)	(33,611)	(23,685)	(22,385)
Participant Contributions	-	-	4,765	4,234
Medicare Subsidy	-	-	1,759	1,775
Benefit Obligation at December 31	$629,936	$616,590	$340,348	$306,711

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$468,300	$435,694	$200,797	$157,255
Actual Gain on Plan Assets	52,940	66,153	26,258	39,214
Company Contributions	51,705	64	15,529	22,479
Participant Contributions	-	-	4,765	4,234
Benefit Payments	(54,257)	(33,611)	(23,685)	(22,385)
Fair Value of Plan Assets at December 31	$518,688	$468,300	$223,664	$200,797

Underfunded Status at December 31	$(111,248)	$(148,290)	$(116,684)	$(105,914)

PSO			Other Postretirement
	Pension Plans		Benefit Plans
	2010	2009	2010	2009
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$285,592	$260,936	$108,220	$101,446
Service Cost	6,052	5,744	2,815	2,522
Interest Cost	14,888	15,369	6,360	6,154
Actuarial (Gain) Loss	(1,047)	18,364	7,540	2,434
Plan Amendment Prior Service Credit	-	-	(2,408)	-
Benefit Payments	(37,305)	(14,821)	(8,049)	(6,510)
Participant Contributions	-	-	1,763	1,472
Medicare Subsidy	-	-	694	702
Benefit Obligation at December 31	$268,180	$285,592	$116,935	$108,220

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$216,966	$202,447	$75,700	$58,195
Actual Gain on Plan Assets	21,040	29,316	6,357	12,637
Company Contributions	12,875	24	8,146	9,906
Participant Contributions	-	-	1,763	1,472
Benefit Payments	(37,305)	(14,821)	(8,049)	(6,510)
Fair Value of Plan Assets at December 31	$213,576	$216,966	$83,917	$75,700

Underfunded Status at December 31	$(54,604)	$(68,626)	$(33,018)	$(32,520)

SWEPCo			Other Postretirement
	Pension Plans		Benefit Plans
	2010	2009	2010	2009
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$288,081	$257,749	$118,571	$110,689
Service Cost	7,046	6,757	3,108	2,817
Interest Cost	15,093	15,557	6,940	6,735
Actuarial (Gain) Loss	(2,014)	23,126	9,084	2,453
Plan Amendment Prior Service Credit	-	-	(2,399)	-
Benefit Payments	(41,000)	(15,108)	(8,125)	(6,347)
Participant Contributions	-	-	1,907	1,579
Medicare Subsidy	-	-	640	645
Benefit Obligation at December 31	$267,206	$288,081	$129,726	$118,571

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$212,626	$194,816	$82,940	$63,498
Actual Gain on Plan Assets	23,854	32,840	8,150	14,035
Company Contributions	29,138	78	8,225	10,175
Participant Contributions	-	-	1,907	1,579
Benefit Payments	(41,000)	(15,108)	(8,125)	(6,347)
Fair Value of Plan Assets at December 31	$224,618	$212,626	$93,097	$82,940

Underfunded Status at December 31	$(42,588)	$(75,455)	$(36,629)	$(35,631)

Amounts Recognized on the Registrant Subsidiaries' Balance Sheets as of December 31, 2010 and 2009

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
APCo	2010	2009	2010	2009
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(34)	$(35)	$(2,854)	$(2,705)
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(139,349)	(158,140)	(136,527)	(128,922)
Underfunded Status	$(139,383)	$(158,175)	$(139,381)	$(131,627)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
CSPCo	2010	2009	2010	2009
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$-	$-	$(363)	$(338)
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(73,560)	(76,423)	(56,010)	(52,069)
Underfunded Status	$(73,560)	$(76,423)	$(56,373)	$(52,407)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
I&M	2010	2009	2010	2009
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(57)	$(87)	$(313)	$(327)
Deferred Credits and Other Noncurrent Liabilities
Accrued Long-term Benefit Liability	(109,237)	(146,714)	(77,739)	(74,838)
Underfunded Status	$(109,294)	$(146,801)	$(78,052)	$(75,165)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
OPCo	2010	2009	2010	2009
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(59)	$(64)	$(304)	$(240)
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(111,189)	(148,226)	(116,380)	(105,674)
Underfunded Status	$(111,248)	$(148,290)	$(116,684)	$(105,914)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
PSO	2010	2009	2010	2009
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(68)	$(97)	$-	$-
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(54,536)	(68,529)	(33,018)	(32,520)
Underfunded Status	$(54,604)	$(68,626)	$(33,018)	$(32,520)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
SWEPCo	2010	2009	2010	2009
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(73)	$(75)	$-	$-
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(42,515)	(75,380)	(36,629)	(35,631)
Underfunded Status	$(42,588)	$(75,455)	$(36,629)	$(35,631)

Amounts Included in AOCI and Regulatory Assets as of December 31, 2010 and 2009

			Other Postretirement
APCo	Pension Plans		Benefit Plans
	December 31,
	2010	2009	2010	2009
Components	(in thousands)
Net Actuarial Loss	$290,798	$287,871	$115,350	$96,884
Prior Service Cost (Credit)	2,310	3,227	(2,086)	-
Transition Obligation	-	-	1,947	9,362

Recorded as
Regulatory Assets	$289,214	$286,995	$45,891	$44,636
Deferred Income Taxes	1,366	1,439	23,881	21,213
Net of Tax AOCI	2,528	2,664	45,439	40,397

			Other Postretirement
CSPCo	Pension Plans		Benefit Plans
	December 31,
	2010	2009	2010	2009
Components	(in thousands)
Net Actuarial Loss	$200,755	$202,025	$51,305	$43,708
Prior Service Cost (Credit)	1,292	1,856	(898)	-
Transition Obligation	-	-	74	3,771

Recorded as
Regulatory Assets	$144,607	$146,082	$29,148	$28,942
Deferred Income Taxes	20,104	20,230	7,467	6,489
Net of Tax AOCI	37,336	37,569	13,866	12,048

			Other Postretirement
I&M	Pension Plans		Benefit Plans
	December 31,
	2010	2009	2010	2009
Components	(in thousands)
Net Actuarial Loss	$208,879	$194,212	$78,483	$68,637
Prior Service Cost (Credit)	2,051	2,795	(2,882)	-
Transition Obligation	-	-	320	4,525

Recorded as
Regulatory Assets	$199,982	$186,367	$68,098	$65,644
Deferred Income Taxes	3,830	3,723	2,737	2,630
Net of Tax AOCI	7,118	6,917	5,086	4,888

			Other Postretirement
OPCo	Pension Plans		Benefit Plans
	December 31,
	2010	2009	2010	2009
Components	(in thousands)
Net Actuarial Loss	$296,277	$286,851	$107,571	$90,839
Prior Service Cost (Credit)	2,207	3,115	(1,699)	-
Transition Obligation	-	-	180	6,566

Recorded as
Regulatory Assets	$148,095	$146,818	$41,981	$41,331
Deferred Income Taxes	52,637	49,332	22,421	19,626
Net of Tax AOCI	97,752	93,816	41,650	36,448

			Other Postretirement
PSO	Pension Plans		Benefit Plans
	December 31,
	2010	2009	2010	2009
Components	(in thousands)
Net Actuarial Loss	$134,101	$141,636	$33,922	$28,212
Prior Service Credit	(769)	(1,720)	(921)	-
Transition Obligation	-	-	-	4,292

Recorded as
Regulatory Assets	$133,332	$139,916	$33,001	$32,504

			Other Postretirement
SWEPCo	Pension Plans		Benefit Plans
	December 31,
	2010	2009	2010	2009
Components	(in thousands)
Net Actuarial Loss	$131,343	$142,964	$37,707	$31,848
Prior Service Credit	(235)	(1,031)	(1,095)	-
Transition Obligation	-	-	-	3,765

Recorded as
Regulatory Assets	$131,108	$141,933	$23,842	$23,221
Deferred Income Taxes	-	-	4,469	4,336
Net of Tax AOCI	-	-	8,301	8,056

Components of the change in amounts included in AOCI and Regulatory Assets by Registrant Subsidiary during the years ended December 31, 2010 and 2009 are as follows:

Pension Plans - Components	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Loss (Gain) During the Year	$14,769	$5,439	$24,732	$20,869	$(2,346)	$(6,379)
Amortization of Actuarial Loss	(11,842)	(6,708)	(10,065)	(11,442)	(5,188)	(5,242)
Amortization of Prior Service Cost (Credit)	(917)	(565)	(744)	(909)	950	796
Change for the Year Ended
December 31, 2010	$2,010	$(1,834)	$13,923	$8,518	$(6,584)	$(10,825)

Pension Plans - Components	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Loss During the Year	$10,937	$5,372	$13,200	$10,579	$9,484	$10,367
Amortization of Actuarial Loss	(7,688)	(4,431)	(6,406)	(7,500)	(3,487)	(3,516)
Amortization of Prior Service Cost (Credit)	(917)	(565)	(744)	(910)	1,082	916
Change for the Year Ended
December 31, 2009	$2,332	$376	$6,050	$2,169	$7,079	$7,767

Other Postretirement Benefit Plans - Components	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Loss During the Year	$23,876	$9,858	$13,372	$21,349	$7,283	$7,570
Amortization of Actuarial Loss	(5,410)	(2,261)	(3,526)	(4,616)	(1,573)	(1,711)
Prior Service Credit	(4,257)	(2,164)	(4,273)	(3,875)	(2,408)	(2,399)
Amortization of Transition Obligation	(5,244)	(2,431)	(2,814)	(4,211)	(2,805)	(2,461)
Change for the Year Ended
December 31, 2010	$8,965	$3,002	$2,759	$8,647	$497	$999

Other Postretirement Benefit Plans - Components	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Gain During the Year	$(21,375)	$(11,976)	$(16,408)	$(18,761)	$(5,577)	$(6,540)
Amortization of Actuarial Loss	(7,666)	(3,285)	(5,213)	(6,703)	(2,348)	(2,560)
Amortization of Transition Obligation	(5,244)	(2,432)	(2,814)	(4,211)	(2,805)	(2,461)
Change for the Year Ended
December 31, 2009	$(34,285)	$(17,693)	$(24,435)	$(29,675)	$(10,730)	$(11,561)

Pension and Other Postretirement Plans’ Assets

The following tables present the classification of pension plan assets within the fair value hierarchy by Registrant Subsidiary at December 31, 2010:

APCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$179,421	$366	$-	$-	$179,787	35.1%
International	53,559	-	-	-	53,559	10.4%
Real Estate Investment Trusts	14,932	-	-	-	14,932	2.9%
Common Collective Trust -
International	-	21,619	-	-	21,619	4.2%
Subtotal - Equities	247,912	21,985	-	-	269,897	52.6%

Fixed Income:
United States Government and
Agency Securities	-	84,280	-	-	84,280	16.4%
Corporate Debt	-	89,296	-	-	89,296	17.4%
Foreign Debt	-	16,900	-	-	16,900	3.3%
State and Local Government	-	3,021	-	-	3,021	0.6%
Other - Asset Backed	-	6,798	-	-	6,798	1.3%
Subtotal - Fixed Income	-	200,295	-	-	200,295	39.0%

Real Estate	-	-	11,060	-	11,060	2.2%

Alternative Investments	-	-	17,281	-	17,281	3.4%
Securities Lending	-	33,804	-	-	33,804	6.6%
Securities Lending Collateral (a)	-	-	-	(36,664)	(36,664)	(7.1)%

Cash and Cash Equivalents (b)	-	16,870	-	212	17,082	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	81	81	-%

Total	$247,912	$272,954	$28,341	$(36,371)	$512,836	100.0%

CSPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$98,168	$200	$-	$-	$98,368	35.1%
International	29,304	-	-	-	29,304	10.4%
Real Estate Investment Trusts	8,170	-	-	-	8,170	2.9%
Common Collective Trust -
International	-	11,829	-	-	11,829	4.2%
Subtotal - Equities	135,642	12,029	-	-	147,671	52.6%

Fixed Income:
United States Government and
Agency Securities	-	46,113	-	-	46,113	16.4%
Corporate Debt	-	48,857	-	-	48,857	17.4%
Foreign Debt	-	9,247	-	-	9,247	3.3%
State and Local Government	-	1,653	-	-	1,653	0.6%
Other - Asset Backed	-	3,719	-	-	3,719	1.3%
Subtotal - Fixed Income	-	109,589	-	-	109,589	39.0%

Real Estate	-	-	6,052	-	6,052	2.2%

Alternative Investments	-	-	9,455	-	9,455	3.4%
Securities Lending	-	18,496	-	-	18,496	6.6%
Securities Lending Collateral (a)	-	-	-	(20,060)	(20,060)	(7.1)%

Cash and Cash Equivalents (b)	-	9,230	-	116	9,346	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	44	44	-%

Total	$135,642	$149,344	$15,507	$(19,900)	$280,593	100.0%

I&M
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$158,027	$323	$-	$-	$158,350	35.1%
International	47,173	-	-	-	47,173	10.4%
Real Estate Investment Trusts	13,152	-	-	-	13,152	2.9%
Common Collective Trust -
International	-	19,041	-	-	19,041	4.2%
Subtotal - Equities	218,352	19,364	-	-	237,716	52.6%

Fixed Income:
United States Government and
Agency Securities	-	74,231	-	-	74,231	16.4%
Corporate Debt	-	78,649	-	-	78,649	17.4%
Foreign Debt	-	14,885	-	-	14,885	3.3%
State and Local Government	-	2,661	-	-	2,661	0.6%
Other - Asset Backed	-	5,987	-	-	5,987	1.3%
Subtotal - Fixed Income	-	176,413	-	-	176,413	39.0%

Real Estate	-	-	9,742	-	9,742	2.2%

Alternative Investments	-	-	15,220	-	15,220	3.4%
Securities Lending	-	29,773	-	-	29,773	6.6%
Securities Lending Collateral (a)	-	-	-	(32,292)	(32,292)	(7.1)%

Cash and Cash Equivalents (b)	-	14,859	-	186	15,045	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	71	71	-%

Total	$218,352	$240,409	$24,962	$(32,035)	$451,688	100.0%

OPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$181,467	$371	$-	$-	$181,838	35.1%
International	54,169	-	-	-	54,169	10.4%
Real Estate Investment Trusts	15,103	-	-	-	15,103	2.9%
Common Collective Trust -
International	-	21,866	-	-	21,866	4.2%
Subtotal - Equities	250,739	22,237	-	-	272,976	52.6%

Fixed Income:
United States Government and
Agency Securities	-	85,242	-	-	85,242	16.4%
Corporate Debt	-	90,315	-	-	90,315	17.4%
Foreign Debt	-	17,093	-	-	17,093	3.3%
State and Local Government	-	3,055	-	-	3,055	0.6%
Other - Asset Backed	-	6,875	-	-	6,875	1.3%
Subtotal - Fixed Income	-	202,580	-	-	202,580	39.0%

Real Estate	-	-	11,187	-	11,187	2.2%

Alternative Investments	-	-	17,478	-	17,478	3.4%
Securities Lending	-	34,190	-	-	34,190	6.6%
Securities Lending Collateral (a)	-	-	-	(37,082)	(37,082)	(7.1)%

Cash and Cash Equivalents (b)	-	17,063	-	214	17,277	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	82	82	-%

Total	$250,739	$276,070	$28,665	$(36,786)	$518,688	100.0%

PSO
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$74,721	$153	$-	$-	$74,874	35.1%
International	22,305	-	-	-	22,305	10.4%
Real Estate Investment Trusts	6,219	-	-	-	6,219	2.9%
Common Collective Trust -
International	-	9,004	-	-	9,004	4.2%
Subtotal - Equities	103,245	9,157	-	-	112,402	52.6%

Fixed Income:
United States Government and
Agency Securities	-	35,099	-	-	35,099	16.4%
Corporate Debt	-	37,188	-	-	37,188	17.4%
Foreign Debt	-	7,038	-	-	7,038	3.3%
State and Local Government	-	1,258	-	-	1,258	0.6%
Other - Asset Backed	-	2,831	-	-	2,831	1.3%
Subtotal - Fixed Income	-	83,414	-	-	83,414	39.0%

Real Estate	-	-	4,606	-	4,606	2.2%

Alternative Investments	-	-	7,197	-	7,197	3.4%
Securities Lending	-	14,078	-	-	14,078	6.6%
Securities Lending Collateral (a)	-	-	-	(15,269)	(15,269)	(7.1)%

Cash and Cash Equivalents (b)	-	7,026	-	88	7,114	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	34	34	-%

Total	$103,245	$113,675	$11,803	$(15,147)	$213,576	100.0%

SWEPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$78,585	$160	$-	$-	$78,745	35.1%
International	23,458	-	-	-	23,458	10.4%
Real Estate Investment Trusts	6,540	-	-	-	6,540	2.9%
Common Collective Trust -
International	-	9,469	-	-	9,469	4.2%
Subtotal - Equities	108,583	9,629	-	-	118,212	52.6%

Fixed Income:
United States Government and
Agency Securities	-	36,914	-	-	36,914	16.4%
Corporate Debt	-	39,111	-	-	39,111	17.4%
Foreign Debt	-	7,402	-	-	7,402	3.3%
State and Local Government	-	1,323	-	-	1,323	0.6%
Other - Asset Backed	-	2,977	-	-	2,977	1.3%
Subtotal - Fixed Income	-	87,727	-	-	87,727	39.0%

Real Estate	-	-	4,844	-	4,844	2.2%

Alternative Investments	-	-	7,569	-	7,569	3.4%
Securities Lending	-	14,806	-	-	14,806	6.6%
Securities Lending Collateral (a)	-	-	-	(16,058)	(16,058)	(7.1)%

Cash and Cash Equivalents (b)	-	7,389	-	93	7,482	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	36	36	-%

Total	$108,583	$119,551	$12,413	$(15,929)	$224,618	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay cash collateral received as part of the Securities
	Lending Program.
(b)	Amounts in "Other" column primarily represent foreign currency holdings.
(c)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending
	settlement.

The following tables set forth a reconciliation of changes in the fair value of real estate and alternative investments classified as Level 3 in the fair value hierarchy by Registrant Subsidiary for pension assets:

		Alternative	Total
APCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$12,623	$14,739	$27,362
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(1,563)	412	(1,151)
Relating to Assets Sold During the Period	-	134	134
Purchases and Sales	-	1,996	1,996
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$11,060	$17,281	$28,341

		Alternative	Total
CSPCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$7,671	$8,957	$16,628
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(1,619)	81	(1,538)
Relating to Assets Sold During the Period	-	26	26
Purchases and Sales	-	391	391
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$6,052	$9,455	$15,507

		Alternative	Total
I&M	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$10,094	$11,786	$21,880
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(352)	556	204
Relating to Assets Sold During the Period	-	181	181
Purchases and Sales	-	2,697	2,697
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$9,742	$15,220	$24,962

		Alternative	Total
OPCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$12,454	$14,541	$26,995
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(1,267)	476	(791)
Relating to Assets Sold During the Period	-	155	155
Purchases and Sales	-	2,306	2,306
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$11,187	$17,478	$28,665

		Alternative	Total
PSO	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$5,770	$6,737	$12,507
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(1,164)	75	(1,089)
Relating to Assets Sold During the Period	-	24	24
Purchases and Sales	-	361	361
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$4,606	$7,197	$11,803

		Alternative	Total
SWEPCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$5,654	$6,602	$12,256
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(810)	156	(654)
Relating to Assets Sold During the Period	-	51	51
Purchases and Sales	-	760	760
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$4,844	$7,569	$12,413

The following tables present the classification of OPEB plan assets within the fair value hierarchy by Registrant Subsidiary at December 31, 2010:

APCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$97,469	$-	$-	$-	$97,469	40.0%
International	36,792	-	-	-	36,792	15.1%
Common Collective Trust -
Global	-	19,153	-	-	19,153	7.9%
Subtotal - Equities	134,261	19,153	-	-	153,414	63.0%

Fixed Income:
Common Collective Trust - Debt	-	7,966	-	-	7,966	3.3%
United States Government and
Agency Securities	-	15,636	-	-	15,636	6.4%
Corporate Debt	-	18,365	-	-	18,365	7.5%
Foreign Debt	-	4,140	-	-	4,140	1.7%
State and Local Government	-	583	-	-	583	0.2%
Other - Asset Backed	-	158	-	-	158	0.1%
Subtotal - Fixed Income	-	46,848	-	-	46,848	19.2%

Trust Owned Life Insurance:
International Equities	-	8,189	-	-	8,189	3.3%
United States Bonds	-	27,130	-	-	27,130	11.1%

Cash and Cash Equivalents (a)	3,422	4,179	-	143	7,744	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	446	446	0.2%

Total	$137,683	$105,499	$-	$589	$243,771	100.0%

CSPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$43,795	$-	$-	$-	$43,795	40.0%
International	16,532	-	-	-	16,532	15.1%
Common Collective Trust -
Global	-	8,606	-	-	8,606	7.9%
Subtotal - Equities	60,327	8,606	-	-	68,933	63.0%

Fixed Income:
Common Collective Trust - Debt	-	3,580	-	-	3,580	3.3%
United States Government and
Agency Securities	-	7,026	-	-	7,026	6.4%
Corporate Debt	-	8,252	-	-	8,252	7.5%
Foreign Debt	-	1,860	-	-	1,860	1.7%
State and Local Government	-	262	-	-	262	0.2%
Other - Asset Backed	-	71	-	-	71	0.1%
Subtotal - Fixed Income	-	21,051	-	-	21,051	19.2%

Trust Owned Life Insurance:
International Equities	-	3,679	-	-	3,679	3.3%
United States Bonds	-	12,190	-	-	12,190	11.1%

Cash and Cash Equivalents (a)	1,538	1,878	-	64	3,480	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	201	201	0.2%

Total	$61,865	$47,404	$-	$265	$109,534	100.0%

I&M
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$75,446	$-	$-	$-	$75,446	40.0%
International	28,479	-	-	-	28,479	15.1%
Common Collective Trust -
Global	-	14,825	-	-	14,825	7.9%
Subtotal - Equities	103,925	14,825	-	-	118,750	63.0%

Fixed Income:
Common Collective Trust - Debt	-	6,166	-	-	6,166	3.3%
United States Government and
Agency Securities	-	12,103	-	-	12,103	6.4%
Corporate Debt	-	14,215	-	-	14,215	7.5%
Foreign Debt	-	3,204	-	-	3,204	1.7%
State and Local Government	-	452	-	-	452	0.2%
Other - Asset Backed	-	122	-	-	122	0.1%
Subtotal - Fixed Income	-	36,262	-	-	36,262	19.2%

Trust Owned Life Insurance:
International Equities	-	6,338	-	-	6,338	3.3%
United States Bonds	-	21,000	-	-	21,000	11.1%

Cash and Cash Equivalents (a)	2,649	3,234	-	111	5,994	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	346	346	0.2%

Total	$106,574	$81,659	$-	$457	$188,690	100.0%

OPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$89,430	$-	$-	$-	$89,430	40.0%
International	33,758	-	-	-	33,758	15.1%
Common Collective Trust -
Global	-	17,573	-	-	17,573	7.9%
Subtotal Equities	123,188	17,573	-	-	140,761	63.0%

Fixed Income:
Common Collective Trust - Debt	-	7,309	-	-	7,309	3.3%
United States Government and
Agency Securities	-	14,346	-	-	14,346	6.4%
Corporate Debt	-	16,850	-	-	16,850	7.5%
Foreign Debt	-	3,798	-	-	3,798	1.7%
State and Local Government	-	535	-	-	535	0.2%
Other - Asset Backed	-	145	-	-	145	0.1%
Subtotal Fixed Income	-	42,983	-	-	42,983	19.2%

Trust Owned Life Insurance:
International Equities	-	7,513	-	-	7,513	3.3%
United States Bonds	-	24,892	-	-	24,892	11.1%

Cash and Cash Equivalents (a)	3,140	3,834	-	131	7,105	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	410	410	0.2%

Total	$126,328	$96,795	$-	$541	$223,664	100.0%

PSO
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$33,555	$-	$-	$-	$33,555	40.0%
International	12,666	-	-	-	12,666	15.1%
Common Collective Trust -
Global	-	6,593	-	-	6,593	7.9%
Subtotal - Equities	46,221	6,593	-	-	52,814	63.0%

Fixed Income:
Common Collective Trust - Debt	-	2,742	-	-	2,742	3.3%
United States Government and
Agency Securities	-	5,382	-	-	5,382	6.4%
Corporate Debt	-	6,322	-	-	6,322	7.5%
Foreign Debt	-	1,425	-	-	1,425	1.7%
State and Local Government	-	201	-	-	201	0.2%
Other - Asset Backed	-	54	-	-	54	0.1%
Subtotal - Fixed Income	-	16,126	-	-	16,126	19.2%

Trust Owned Life Insurance:
International Equities	-	2,819	-	-	2,819	3.3%
United States Bonds	-	9,339	-	-	9,339	11.1%

Cash and Cash Equivalents (a)	1,178	1,438	-	49	2,665	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	154	154	0.2%

Total	$47,399	$36,315	$-	$203	$83,917	100.0%

SWEPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$37,225	$-	$-	$-	$37,225	40.0%
International	14,051	-	-	-	14,051	15.1%
Common Collective Trust -
Global	-	7,314	-	-	7,314	7.9%
Subtotal - Equities	51,276	7,314	-	-	58,590	63.0%

Fixed Income:
Common Collective Trust - Debt	-	3,042	-	-	3,042	3.3%
United States Government and
Agency Securities	-	5,971	-	-	5,971	6.4%
Corporate Debt	-	7,014	-	-	7,014	7.5%
Foreign Debt	-	1,581	-	-	1,581	1.7%
State and Local Government	-	223	-	-	223	0.2%
Other - Asset Backed	-	60	-	-	60	0.1%
Subtotal - Fixed Income	-	17,891	-	-	17,891	19.2%

Trust Owned Life Insurance:
International Equities	-	3,127	-	-	3,127	3.3%
United States Bonds	-	10,361	-	-	10,361	11.1%

Cash and Cash Equivalents (a)	1,307	1,596	-	55	2,958	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	170	170	0.2%

Total	$52,583	$40,289	$-	$225	$93,097	100.0%

(a)	Amounts in "Other" column primarily represent foreign currency holdings.
(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending
	settlement.

The following tables present the classification of pension plan assets within the fair value hierarchy by Registrant Subsidiary at December 31, 2009:

APCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$170,104	$-	$-	$-	$170,104	35.8%
International	44,620	-	-	-	44,620	9.4%
Real Estate Investment Trusts	12,089	-	-	-	12,089	2.6%
Common Collective Trust -
International	-	22,468	-	-	22,468	4.7%
Subtotal - Equities	226,813	22,468	-	-	249,281	52.5%

Fixed Income:
United States Government and
Agency Securities	-	32,473	-	-	32,473	6.9%
Corporate Debt	-	115,879	-	-	115,879	24.4%
Foreign Debt	-	23,838	-	-	23,838	5.0%
State and Local Government	-	4,800	-	-	4,800	1.0%
Other - Asset Backed	-	3,822	-	-	3,822	0.8%
Subtotal - Fixed Income	-	180,812	-	-	180,812	38.1%

Real Estate	-	-	12,623	-	12,623	2.7%

Alternative Investments	-	-	14,739	-	14,739	3.1%
Securities Lending	-	24,179	-	-	24,179	5.1%
Securities Lending Collateral (a)	-	-	-	(27,313)	(27,313)	(5.8)%

Cash and Cash Equivalents (b)	-	16,126	-	562	16,688	3.5%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	3,648	3,648	0.8%

Total	$226,813	$243,585	$27,362	$(23,103)	$474,657	100.0%

CSPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$103,381	$-	$-	$-	$103,381	35.8%
International	27,117	-	-	-	27,117	9.4%
Real Estate Investment Trusts	7,347	-	-	-	7,347	2.6%
Common Collective Trust -
International	-	13,655	-	-	13,655	4.7%
Subtotal - Equities	137,845	13,655	-	-	151,500	52.5%

Fixed Income:
United States Government and
Agency Securities	-	19,735	-	-	19,735	6.9%
Corporate Debt	-	70,425	-	-	70,425	24.4%
Foreign Debt	-	14,487	-	-	14,487	5.0%
State and Local Government	-	2,917	-	-	2,917	1.0%
Other - Asset Backed	-	2,323	-	-	2,323	0.8%
Subtotal - Fixed Income	-	109,887	-	-	109,887	38.1%

Real Estate	-	-	7,671	-	7,671	2.7%

Alternative Investments	-	-	8,957	-	8,957	3.1%
Securities Lending	-	14,694	-	-	14,694	5.1%
Securities Lending Collateral (a)	-	-	-	(16,599)	(16,599)	(5.8)%

Cash and Cash Equivalents (b)	-	9,800	-	341	10,141	3.5%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	2,217	2,217	0.8%

Total	$137,845	$148,036	$16,628	$(14,041)	$288,468	100.0%

I&M
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$136,025	$-	$-	$-	$136,025	35.8%
International	35,680	-	-	-	35,680	9.4%
Real Estate Investment Trusts	9,667	-	-	-	9,667	2.6%
Common Collective Trust -
International	-	17,967	-	-	17,967	4.7%
Subtotal - Equities	181,372	17,967	-	-	199,339	52.5%

Fixed Income:
United States Government and
Agency Securities	-	25,967	-	-	25,967	6.9%
Corporate Debt	-	92,664	-	-	92,664	24.4%
Foreign Debt	-	19,062	-	-	19,062	5.0%
State and Local Government	-	3,839	-	-	3,839	1.0%
Other - Asset Backed	-	3,056	-	-	3,056	0.8%
Subtotal - Fixed Income	-	144,588	-	-	144,588	38.1%

Real Estate	-	-	10,094	-	10,094	2.7%

Alternative Investments	-	-	11,786	-	11,786	3.1%
Securities Lending	-	19,335	-	-	19,335	5.1%
Securities Lending Collateral (a)	-	-	-	(21,841)	(21,841)	(5.8)%

Cash and Cash Equivalents (b)	-	12,895	-	449	13,344	3.5%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	2,917	2,917	0.8%

Total	$181,372	$194,785	$21,880	$(18,475)	$379,562	100.0%

OPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$167,827	$-	$-	$-	$167,827	35.8%
International	44,022	-	-	-	44,022	9.4%
Real Estate Investment Trusts	11,927	-	-	-	11,927	2.6%
Common Collective Trust -
International	-	22,167	-	-	22,167	4.7%
Subtotal - Equities	223,776	22,167	-	-	245,943	52.5%

Fixed Income:
United States Government and
Agency Securities	-	32,038	-	-	32,038	6.9%
Corporate Debt	-	114,327	-	-	114,327	24.4%
Foreign Debt	-	23,519	-	-	23,519	5.0%
State and Local Government	-	4,736	-	-	4,736	1.0%
Other - Asset Backed	-	3,771	-	-	3,771	0.8%
Subtotal - Fixed Income	-	178,391	-	-	178,391	38.1%

Real Estate	-	-	12,454	-	12,454	2.7%

Alternative Investments	-	-	14,541	-	14,541	3.1%
Securities Lending	-	23,855	-	-	23,855	5.1%
Securities Lending Collateral (a)	-	-	-	(26,947)	(26,947)	(5.8)%

Cash and Cash Equivalents (b)	-	15,910	-	554	16,464	3.5%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	3,599	3,599	0.8%

Total	$223,776	$240,323	$26,995	$(22,794)	$468,300	100.0%

PSO
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$77,756	$-	$-	$-	$77,756	35.8%
International	20,396	-	-	-	20,396	9.4%
Real Estate Investment Trusts	5,526	-	-	-	5,526	2.6%
Common Collective Trust -
International	-	10,270	-	-	10,270	4.7%
Subtotal - Equities	103,678	10,270	-	-	113,948	52.5%

Fixed Income:
United States Government and
Agency Securities	-	14,843	-	-	14,843	6.9%
Corporate Debt	-	52,968	-	-	52,968	24.4%
Foreign Debt	-	10,896	-	-	10,896	5.0%
State and Local Government	-	2,194	-	-	2,194	1.0%
Other - Asset Backed	-	1,747	-	-	1,747	0.8%
Subtotal - Fixed Income	-	82,648	-	-	82,648	38.1%

Real Estate	-	-	5,770	-	5,770	2.7%

Alternative Investments	-	-	6,737	-	6,737	3.1%
Securities Lending	-	11,052	-	-	11,052	5.1%
Securities Lending Collateral (a)	-	-	-	(12,485)	(12,485)	(5.8)%

Cash and Cash Equivalents (b)	-	7,371	-	257	7,628	3.5%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	1,668	1,668	0.8%

Total	$103,678	$111,341	$12,507	$(10,560)	$216,966	100.0%

SWEPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$76,200	$-	$-	$-	$76,200	35.8%
International	19,988	-	-	-	19,988	9.4%
Real Estate Investment Trusts	5,415	-	-	-	5,415	2.6%
Common Collective Trust -
International	-	10,065	-	-	10,065	4.7%
Subtotal - Equities	101,603	10,065	-	-	111,668	52.5%

Fixed Income:
United States Government and
Agency Securities	-	14,547	-	-	14,547	6.9%
Corporate Debt	-	51,909	-	-	51,909	24.4%
Foreign Debt	-	10,678	-	-	10,678	5.0%
State and Local Government	-	2,150	-	-	2,150	1.0%
Other - Asset Backed	-	1,712	-	-	1,712	0.8%
Subtotal - Fixed Income	-	80,996	-	-	80,996	38.1%

Real Estate	-	-	5,654	-	5,654	2.7%

Alternative Investments	-	-	6,602	-	6,602	3.1%
Securities Lending	-	10,831	-	-	10,831	5.1%
Securities Lending Collateral (a)	-	-	-	(12,235)	(12,235)	(5.8)%

Cash and Cash Equivalents (b)	-	7,224	-	252	7,476	3.5%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	1,634	1,634	0.8%

Total	$101,603	$109,116	$12,256	$(10,349)	$212,626	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay cash collateral received as part of the Securities
	Lending Program.
(b)	Amounts in "Other" column primarily represent foreign currency holdings.
(c)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending
	settlement.

The following tables set forth a reconciliation of changes in the fair value of real estate and alternative investments classified as Level 3 in the fair value hierarchy for pension assets by Registrant Subsidiary:

		Alternative	Total
APCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2009	$19,157	$14,853	$34,010
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(6,534)	(1,933)	(8,467)
Relating to Assets Sold During the Period	-	58	58
Purchases and Sales	-	1,761	1,761
Transfers in and/or out of Level 3	-	-	-
Balance as of December 31, 2009	$12,623	$14,739	$27,362

		Alternative	Total
CSPCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2009	$11,642	$9,026	$20,668
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(3,971)	(1,175)	(5,146)
Relating to Assets Sold During the Period	-	35	35
Purchases and Sales	-	1,071	1,071
Transfers in and/or out of Level 3	-	-	-
Balance as of December 31, 2009	$7,671	$8,957	$16,628

		Alternative	Total
I&M	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2009	$15,319	$11,877	$27,196
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(5,225)	(1,546)	(6,771)
Relating to Assets Sold During the Period	-	46	46
Purchases and Sales	-	1,409	1,409
Transfers in and/or out of Level 3	-	-	-
Balance as of December 31, 2009	$10,094	$11,786	$21,880

		Alternative	Total
OPCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2009	$18,900	$14,653	$33,553
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(6,446)	(1,907)	(8,353)
Relating to Assets Sold During the Period	-	57	57
Purchases and Sales	-	1,738	1,738
Transfers in and/or out of Level 3	-	-	-
Balance as of December 31, 2009	$12,454	$14,541	$26,995

		Alternative	Total
PSO	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2009	$8,757	$6,790	$15,547
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(2,987)	(884)	(3,871)
Relating to Assets Sold During the Period	-	26	26
Purchases and Sales	-	805	805
Transfers in and/or out of Level 3	-	-	-
Balance as of December 31, 2009	$5,770	$6,737	$12,507

		Alternative	Total
SWEPCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2009	$8,581	$6,653	$15,234
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(2,927)	(866)	(3,793)
Relating to Assets Sold During the Period	-	26	26
Purchases and Sales	-	789	789
Transfers in and/or out of Level 3	-	-	-
Balance as of December 31, 2009	$5,654	$6,602	$12,256

The following tables present the classification of OPEB plan assets within the fair value hierarchy by Registrant Subsidiary at December 31, 2009:

APCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$57,049	$-	$-	$-	$57,049	26.2%
International	62,241	-	-	-	62,241	28.7%
Common Collective Trust -
Global	-	15,468	-	-	15,468	7.1%
Subtotal - Equities	119,290	15,468	-	-	134,758	62.0%

Fixed Income:
Common Collective Trust - Debt	-	6,302	-	-	6,302	2.9%
United States Government and
Agency Securities	-	6,955	-	-	6,955	3.2%
Corporate Debt	-	23,498	-	-	23,498	10.8%
Foreign Debt	-	5,334	-	-	5,334	2.4%
State and Local Government	-	996	-	-	996	0.5%
Other - Asset Backed	-	232	-	-	232	0.2%
Subtotal - Fixed Income	-	43,317	-	-	43,317	20.0%

Trust Owned Life Insurance:
International Equities	-	12,369	-	-	12,369	5.7%
United States Bonds	-	21,759	-	-	21,759	10.0%

Cash and Cash Equivalents (a)	1,092	2,389	-	165	3,646	1.7%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	1,311	1,311	0.6%

Total	$120,382	$95,302	$-	$1,476	$217,160	100.0%

CSPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$25,942	$-	$-	$-	$25,942	26.2%
International	28,304	-	-	-	28,304	28.7%
Common Collective Trust -
Global	-	7,034	-	-	7,034	7.1%
Subtotal - Equities	54,246	7,034	-	-	61,280	62.0%

Fixed Income:
Common Collective Trust - Debt	-	2,866	-	-	2,866	2.9%
United States Government and
Agency Securities	-	3,163	-	-	3,163	3.2%
Corporate Debt	-	10,686	-	-	10,686	10.8%
Foreign Debt	-	2,426	-	-	2,426	2.4%
State and Local Government	-	453	-	-	453	0.5%
Other - Asset Backed	-	106	-	-	106	0.2%
Subtotal - Fixed Income	-	19,700	-	-	19,700	20.0%

Trust Owned Life Insurance:
International Equities	-	5,625	-	-	5,625	5.7%
United States Bonds	-	9,895	-	-	9,895	10.0%

Cash and Cash Equivalents (a)	497	1,086	-	75	1,658	1.7%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	596	596	0.6%

Total	$54,743	$43,340	$-	$671	$98,754	100.0%

I&M
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$43,790	$-	$-	$-	$43,790	26.2%
International	47,773	-	-	-	47,773	28.7%
Common Collective Trust -
Global	-	11,873	-	-	11,873	7.1%
Subtotal - Equities	91,563	11,873	-	-	103,436	62.0%

Fixed Income:
Common Collective Trust - Debt	-	4,837	-	-	4,837	2.9%
United States Government and
Agency Securities	-	5,338	-	-	5,338	3.2%
Corporate Debt	-	18,036	-	-	18,036	10.8%
Foreign Debt	-	4,094	-	-	4,094	2.4%
State and Local Government	-	764	-	-	764	0.5%
Other - Asset Backed	-	178	-	-	178	0.2%
Subtotal - Fixed Income	-	33,247	-	-	33,247	20.0%

Trust Owned Life Insurance:
International Equities	-	9,494	-	-	9,494	5.7%
United States Bonds	-	16,701	-	-	16,701	10.0%

Cash and Cash Equivalents (a)	838	1,834	-	126	2,798	1.7%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	1,006	1,006	0.6%

Total	$92,401	$73,149	$-	$1,132	$166,682	100.0%

OPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$52,752	$-	$-	$-	$52,752	26.2%
International	57,551	-	-	-	57,551	28.7%
Common Collective Trust -
Global	-	14,302	-	-	14,302	7.1%
Subtotal - Equities	110,303	14,302	-	-	124,605	62.0%

Fixed Income:
Common Collective Trust - Debt	-	5,827	-	-	5,827	2.9%
United States Government and
Agency Securities	-	6,431	-	-	6,431	3.2%
Corporate Debt	-	21,727	-	-	21,727	10.8%
Foreign Debt	-	4,932	-	-	4,932	2.4%
State and Local Government	-	921	-	-	921	0.5%
Other - Asset Backed	-	215	-	-	215	0.2%
Subtotal - Fixed Income	-	40,053	-	-	40,053	20.0%

Trust Owned Life Insurance:
International Equities	-	11,437	-	-	11,437	5.7%
United States Bonds	-	20,119	-	-	20,119	10.0%

Cash and Cash Equivalents (a)	1,010	2,209	-	152	3,371	1.7%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	1,212	1,212	0.6%

Total	$111,313	$88,120	$-	$1,364	$200,797	100.0%

PSO
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$19,887	$-	$-	$-	$19,887	26.2%
International	21,697	-	-	-	21,697	28.7%
Common Collective Trust -
Global	-	5,392	-	-	5,392	7.1%
Subtotal - Equities	41,584	5,392	-	-	46,976	62.0%

Fixed Income:
Common Collective Trust - Debt	-	2,197	-	-	2,197	2.9%
United States Government and
Agency Securities	-	2,424	-	-	2,424	3.2%
Corporate Debt	-	8,191	-	-	8,191	10.8%
Foreign Debt	-	1,859	-	-	1,859	2.4%
State and Local Government	-	347	-	-	347	0.5%
Other - Asset Backed	-	81	-	-	81	0.2%
Subtotal - Fixed Income	-	15,099	-	-	15,099	20.0%

Trust Owned Life Insurance:
International Equities	-	4,312	-	-	4,312	5.7%
United States Bonds	-	7,585	-	-	7,585	10.0%

Cash and Cash Equivalents (a)	381	833	-	57	1,271	1.7%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	457	457	0.6%

Total	$41,965	$33,221	$-	$514	$75,700	100.0%

SWEPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$21,790	$-	$-	$-	$21,790	26.2%
International	23,772	-	-	-	23,772	28.7%
Common Collective Trust -
Global	-	5,908	-	-	5,908	7.1%
Subtotal - Equities	45,562	5,908	-	-	51,470	62.0%

Fixed Income:
Common Collective Trust - Debt	-	2,407	-	-	2,407	2.9%
United States Government and
Agency Securities	-	2,656	-	-	2,656	3.2%
Corporate Debt	-	8,974	-	-	8,974	10.8%
Foreign Debt	-	2,037	-	-	2,037	2.4%
State and Local Government	-	380	-	-	380	0.5%
Other - Asset Backed	-	89	-	-	89	0.2%
Subtotal - Fixed Income	-	16,543	-	-	16,543	20.0%

Trust Owned Life Insurance:
International Equities	-	4,724	-	-	4,724	5.7%
United States Bonds	-	8,310	-	-	8,310	10.0%

Cash and Cash Equivalents (a)	417	912	-	63	1,392	1.7%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	501	501	0.6%

Total	$45,979	$36,397	$-	$564	$82,940	100.0%

(a)	Amounts in "Other" column primarily represent foreign currency holdings.
(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending
	settlement.

Determination of Pension Expense

The determination of pension expense or income is based on a market-related valuation of assets which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

Accumulated Benefit Obligation	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Qualified Pension Plan	$646,513	$350,150	$551,702	$623,652	$261,535	$260,838
Nonqualified Pension Plans	221	6	994	793	1,326	1,133
Total as of December 31, 2010	$646,734	$350,156	$552,696	$624,445	$262,861	$261,971

Accumulated Benefit Obligation	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Qualified Pension Plan	$626,533	$362,037	$515,338	$611,120	$281,452	$284,143
Nonqualified Pension Plans	259	1	803	833	1,176	1,081
Total as of December 31, 2009	$626,792	$362,038	$516,141	$611,953	$282,628	$285,224

For the underfunded pension plans that had an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets of these plans at December 31, 2010 and 2009 were as follows:

	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Projected Benefit Obligation	$652,219	$354,153	$560,982	$629,936	$268,180	$267,206

Accumulated Benefit Obligation	$646,734	$350,156	$552,696	$624,445	$262,861	$261,971
Fair Value of Plan Assets	512,836	280,593	451,688	518,688	213,576	224,618
Underfunded Accumulated Benefit
Obligation as of December 31, 2010	$(133,898)	$(69,563)	$(101,008)	$(105,757)	$(49,285)	$(37,353)

	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Projected Benefit Obligation	$632,832	$364,891	$526,363	$616,590	$285,592	$288,081

Accumulated Benefit Obligation	$626,792	$362,038	$516,141	$611,953	$282,628	$285,224
Fair Value of Plan Assets	474,657	288,468	379,562	468,300	216,966	212,626
Underfunded Accumulated Benefit
Obligation as of December 31, 2009	$(152,135)	$(73,570)	$(136,579)	$(143,653)	$(65,662)	$(72,598)

Estimated Future Benefit Payments and Contributions

The estimated pension benefit payments for the unfunded plan and contributions to the trust are at least the minimum amount required by ERISA plus payment of unfunded nonqualified benefits.  For the qualified pension plan, additional discretionary contributions may be made to the trust to maintain the funded status of the plan.  The contributions to the OPEB plans are generally based on the amount of the OPEB plans’ periodic benefit costs for accounting purposes as provided in agreements with state regulatory authorities, plus the additional discretionary contribution of the Medicare subsidy receipts.  The following table provides the estimated contributions and payments by Registrant Subsidiary for 2011:

		Other Postretirement
Company	Pension Plans	Benefit Plans
	(in thousands)
APCo	$14,735	$15,032
CSPCo	4,958	5,544
I&M	21,087	11,756
OPCo	12,578	11,184
PSO	5,376	5,196
SWEPCo	7,287	5,539

The tables below reflect the total benefits expected to be paid from the plan or from the Registrant Subsidiary’s assets.  The payments include the participants’ contributions to the plan for their share of the cost.  Medicare subsidy receipts are shown in the year of the corresponding benefit payments, even though actual cash receipts are expected early in the following year.  Future benefit payments are dependent on the number of employees retiring, whether the retiring employees elect to receive pension benefits as annuities or as lump sum distributions, future integration of the benefit plans with changes to Medicare and other legislation, future levels of interest rates and variances in actuarial results.  The estimated payments for the pension benefits and OPEB are as follows:

Pension Plans	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2011	$43,369	$27,274	$33,768	$43,315	$19,313	$19,103
2012	43,847	27,316	34,466	43,244	20,198	19,550
2013	44,073	27,164	35,638	43,140	20,601	20,207
2014	45,098	27,572	35,763	44,263	21,167	20,871
2015	45,333	27,496	37,269	44,398	21,585	22,063
Years 2016 to 2020, in Total	241,638	136,426	206,098	233,038	111,796	114,363

Other Postretirement Benefit Plans: Benefit Payments	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2011	$27,094	$12,259	$17,682	$23,622	$8,136	$8,321
2012	27,634	12,674	18,514	24,116	8,532	8,781
2013	28,353	13,095	19,297	24,493	9,016	9,274
2014	29,439	13,548	20,216	25,110	9,295	9,838
2015	30,306	13,751	21,129	26,036	9,774	10,300
Years 2016 to 2020, in Total	164,970	72,606	120,771	143,818	55,120	59,052

Other Postretirement Benefit Plans: Medicare Subsidy Receipts	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2011	$(2,086)	$(836)	$(1,322)	$(1,862)	$(754)	$(704)
2012	(2,312)	(948)	(1,455)	(2,077)	(807)	(769)
2013	(2,508)	(1,057)	(1,592)	(2,273)	(863)	(830)
2014	(2,684)	(1,163)	(1,719)	(2,454)	(924)	(889)
2015	(2,865)	(1,284)	(1,846)	(2,616)	(973)	(956)
Years 2016 to 2020, in Total	(17,053)	(8,000)	(11,283)	(15,409)	(5,661)	(5,791)

Components of Net Periodic Benefit Cost (Credit)

The following tables provide the components of net periodic benefit cost (credit) by Registrant Subsidiary for the years ended December 31, 2010, 2009 and 2008:

				Other Postretirement
APCo	Pension Plans			Benefit Plans
	Years Ended December 31,
	2010	2009	2008	2010	2009	2008
	(in thousands)
Service Cost	$12,908	$12,689	$12,407	$5,722	$5,142	$5,228
Interest Cost	33,956	34,050	33,852	20,300	19,710	20,578
Expected Return on Plan Assets	(43,805)	(44,885)	(46,855)	(17,628)	(13,531)	(18,793)
Amortization of Transition Obligation	-	-	-	5,244	5,244	5,244
Amortization of Prior Service Cost	917	917	917	-	-	-
Amortization of Net Actuarial Loss	11,842	7,688	3,016	5,410	7,666	2,639
Net Periodic Benefit Cost	15,818	10,459	3,337	19,048	24,231	14,896
Capitalized Portion	(6,058)	(3,661)	(1,258)	(7,295)	(8,481)	(5,616)
Net Periodic Benefit Cost Recognized as
Expense	$9,760	$6,798	$2,079	$11,753	$15,750	$9,280

				Other Postretirement
CSPCo	Pension Plans			Benefit Plans
	Years Ended December 31,
	2010	2009	2008	2010	2009	2008
	(in thousands)
Service Cost	$5,873	$5,504	$5,367	$2,761	$2,470	$2,435
Interest Cost	19,156	19,529	19,804	8,713	8,493	9,327
Expected Return on Plan Assets	(26,357)	(27,277)	(28,905)	(7,916)	(6,126)	(9,080)
Amortization of Transition Obligation	-	-	-	2,431	2,432	2,431
Amortization of Prior Service Cost	565	565	565	-	-	-
Amortization of Net Actuarial Loss	6,708	4,431	1,771	2,261	3,285	928
Net Periodic Benefit Cost (Credit)	5,945	2,752	(1,398)	8,250	10,554	6,041
Capitalized Portion	(1,891)	(900)	509	(2,624)	(3,451)	(2,199)
Net Periodic Benefit Cost (Credit)
Recognized as Expense	$4,054	$1,852	$(889)	$5,626	$7,103	$3,842

				Other Postretirement
I&M	Pension Plans			Benefit Plans
	Years Ended December 31,
	2010	2009	2008	2010	2009	2008
	(in thousands)
Service Cost	$15,284	$14,002	$13,573	$6,750	$5,990	$5,944
Interest Cost	29,085	28,520	27,959	14,164	13,675	14,006
Expected Return on Plan Assets	(35,040)	(35,733)	(37,466)	(13,397)	(10,259)	(14,067)
Amortization of Transition Obligation	-	-	-	2,814	2,814	2,814
Amortization of Prior Service Cost	744	744	745	-	-	-
Amortization of Net Actuarial Loss	10,065	6,406	2,472	3,526	5,213	1,068
Net Periodic Benefit Cost	20,138	13,939	7,283	13,857	17,433	9,765
Capitalized Portion	(4,028)	(2,732)	(1,646)	(2,771)	(3,417)	(2,207)
Net Periodic Benefit Cost Recognized as
Expense	$16,110	$11,207	$5,637	$11,086	$14,016	$7,558

				Other Postretirement
OPCo	Pension Plans			Benefit Plans
	Years Ended December 31,
	2010	2009	2008	2010	2009	2008
	(in thousands)
Service Cost	$11,381	$11,034	$10,715	$5,426	$4,877	$4,893
Interest Cost	32,744	33,100	33,065	17,785	17,325	17,977
Expected Return on Plan Assets	(42,720)	(44,277)	(46,365)	(16,176)	(12,559)	(17,493)
Amortization of Transition Obligation	-	-	-	4,211	4,211	4,211
Amortization of Prior Service Cost	909	910	913	-	-	-
Amortization of Net Actuarial Loss	11,442	7,500	2,949	4,616	6,703	1,769
Net Periodic Benefit Cost	13,756	8,267	1,277	15,862	20,557	11,357
Capitalized Portion	(4,952)	(3,001)	(476)	(5,710)	(7,462)	(4,236)
Net Periodic Benefit Cost Recognized as
Expense	$8,804	$5,266	$801	$10,152	$13,095	$7,121

				Other Postretirement
PSO	Pension Plans			Benefit Plans
	Years Ended December 31,
	2010	2009	2008	2010	2009	2008
	(in thousands)
Service Cost	$6,052	$5,744	$5,340	$2,815	$2,522	$2,489
Interest Cost	14,888	15,369	15,087	6,360	6,154	6,137
Expected Return on Plan Assets	(19,739)	(20,438)	(21,546)	(6,110)	(4,695)	(6,271)
Amortization of Transition Obligation	-	-	-	2,805	2,805	2,805
Amortization of Prior Service Credit	(950)	(1,082)	(1,081)	-	-	-
Amortization of Net Actuarial Loss	5,188	3,487	4,233	1,573	2,348	421
Net Periodic Benefit Cost	5,439	3,080	2,033	7,443	9,134	5,581
Capitalized Portion	(1,806)	(1,087)	(777)	(2,471)	(3,224)	(2,132)
Net Periodic Benefit Cost Recognized as
Expense	$3,633	$1,993	$1,256	$4,972	$5,910	$3,449

				Other Postretirement
SWEPCo	Pension Plans			Benefit Plans
	Years Ended December 31,
	2010	2009	2008	2010	2009	2008
	(in thousands)
Service Cost	$7,046	$6,757	$6,284	$3,108	$2,817	$2,745
Interest Cost	15,093	15,557	14,961	6,940	6,735	6,694
Expected Return on Plan Assets	(19,489)	(20,083)	(20,751)	(6,646)	(5,120)	(6,819)
Amortization of Transition Obligation	-	-	-	2,461	2,461	2,461
Amortization of Prior Service Credit	(796)	(916)	(917)	-	-	-
Amortization of Net Actuarial Loss	5,242	3,516	4,165	1,711	2,560	458
Net Periodic Benefit Cost	7,096	4,831	3,742	7,574	9,453	5,539
Capitalized Portion	(2,406)	(1,546)	(1,362)	(2,568)	(3,025)	(2,016)
Net Periodic Benefit Cost Recognized as
Expense	$4,690	$3,285	$2,380	$5,006	$6,428	$3,523

Estimated amounts expected to be amortized to net periodic benefit costs and the impact on each Registrant Subsidiary’s balance sheet during 2011 are shown in the following tables:

	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
Pension Plan - Components	(in thousands)
Net Actuarial Loss	$16,342	$8,873	$14,061	$15,787	$6,727	$6,701
Prior Service Cost (Credit)	917	565	744	909	(950)	(795)
Total Estimated 2011 Amortization	$17,259	$9,438	$14,805	$16,696	$5,777	$5,906

Pension Plans -
Expected to be Recorded as
Regulatory Asset	$17,168	$6,470	$13,917	$7,614	$5,777	$5,906
Deferred Income Taxes	32	1,039	311	3,179	-	-
Net of Tax AOCI	59	1,929	577	5,903	-	-
Total	$17,259	$9,438	$14,805	$16,696	$5,777	$5,906

	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
Other Postretirement Benefit Plans -	(in thousands)
Components
Net Actuarial Loss	$6,423	$2,700	$4,085	$5,560	$1,766	$1,960
Prior Service Credit	(171)	(74)	(236)	(139)	(75)	(90)
Transition Obligation	1,146	44	188	106	-	-
Total Estimated 2011 Amortization	$7,398	$2,670	$4,037	$5,527	$1,691	$1,870

Other Postretirement Benefit Plans - Expected to be Recorded as
Regulatory Asset	$2,419	$1,523	$3,419	$2,190	$1,691	$1,215
Deferred Income Taxes	1,743	402	216	1,168	-	229
Net of Tax AOCI	3,236	745	402	2,169	-	426
Total	$7,398	$2,670	$4,037	$5,527	$1,691	$1,870

American Electric Power System Retirement Savings Plans

The Registrant Subsidiaries participate in an AEP sponsored defined contribution retirement savings plan, the American Electric Power System Retirement Savings Plan, for substantially all employees who are not members of the United Mine Workers of America (UMWA).  This qualified plan offers participants an opportunity to contribute a portion of their pay, includes features under Section 401(k) of the Internal Revenue Code and provides for company matching contributions.  The matching contributions to the plan were 75% of the first 6% of eligible compensation contributed by the employee in 2008.  Effective January 1, 2009, the match is 100% of the first 1% of eligible employee contributions and 70% of the next 5% of contributions.

The 2009 and 2008 contributions below for SWEPCo include a legacy savings plan of an acquired subsidiary.

The following table provides the cost for contributions to the retirement savings plans by Registrant Subsidiary for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$7,284	$8,673	$8,226
CSPCo	3,267	4,008	3,678
I&M	8,969	10,315	9,501
OPCo	6,439	7,632	7,246
PSO	3,505	4,083	3,933
SWEPCo	3,866	5,269	4,943

UMWA Benefits

APCo, CSPCo, I&M and OPCo provide UMWA pension, health and welfare benefits for certain unionized mining employees, retirees and their survivors who meet eligibility requirements.  UMWA trustees make final interpretive determinations with regard to all benefits.  The pension benefits are administered by UMWA trustees and contributions are made to their trust funds.  APCo, CSPCo, I&M and OPCo administer the health and welfare benefits and pay them from their general assets.  Contributions and benefits paid were not material in 2010, 2009 and 2008.

9.  BUSINESS SEGMENTS

The Registrant Subsidiaries each have one reportable segment, an integrated electricity generation, transmission and distribution business.  The Registrant Subsidiaries’ other activities are insignificant.  The Registrant Subsidiaries’ operations are managed on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight on the business process, cost structures and operating results.

10.  DERIVATIVES AND HEDGING

OBJECTIVES FOR UTILIZATION OF DERIVATIVE INSTRUMENTS

The Registrant Subsidiaries are exposed to certain market risks as major power producers and marketers of wholesale electricity, coal and emission allowances.  These risks include commodity price risk, interest rate risk, credit risk and, to a lesser extent, foreign currency exchange risk.  These risks represent the risk of loss that may impact the Registrant Subsidiaries due to changes in the underlying market prices or rates.  AEPSC, on behalf of the Registrant Subsidiaries, manages these risks using derivative instruments.

STRATEGIES FOR UTILIZATION OF DERIVATIVE INSTRUMENTS TO ACHIEVE OBJECTIVES

Trading Strategies

The strategy surrounding the use of derivative instruments for trading purposes focuses on seizing market opportunities to create value driven by expected changes in the market prices of the commodities in which AEPSC transacts on behalf of the Registrant Subsidiaries.

Risk Management Strategies

The strategy surrounding the use of derivative instruments focuses on managing risk exposures, future cash flows and creating value utilizing both economic and formal hedging strategies.  To accomplish these objectives, AEPSC, on behalf of the Registrant Subsidiaries, primarily employs risk management contracts including physical forward purchase and sale contracts, financial forward purchase and sale contracts and financial swap instruments.  Not all risk management contracts meet the definition of a derivative under the accounting guidance for “Derivatives and Hedging.”  Derivative risk management contracts elected normal under the normal purchases and normal sales scope exception are not subject to the requirements of this accounting guidance.

AEPSC, on behalf of the Registrant Subsidiaries, enters into power, coal, natural gas, interest rate and, to a lesser degree, heating oil and gasoline, emission allowance and other commodity contracts to manage the risk associated with the energy business.  AEPSC, on behalf of the Registrant Subsidiaries, enters into interest rate derivative contracts in order to manage the interest rate exposure associated with the Registrant Subsidiaries’ commodity portfolio.  For disclosure purposes, such risks are grouped as “Commodity,” as these risks are related to energy risk management activities.  AEPSC, on behalf of the Registrant Subsidiaries, also engages in risk management of interest rate risk associated with debt financing and foreign currency risk associated with future purchase obligations denominated in foreign currencies.  For disclosure purposes, these risks are grouped as “Interest Rate and Foreign Currency.”  The amount of risk taken is determined by the Commercial Operations and Finance groups in accordance with established risk management policies as approved by the Finance Committee of AEP’s Board of Directors.

The following tables represent the gross notional volume of the Registrant Subsidiaries’ outstanding derivative contracts as of December 31, 2010 and 2009:

Notional Volume of Derivative Instruments
December 31, 2010

Primary Risk	Unit of
Exposure	Measure	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
		(in thousands)
Commodity:
Power	MWHs	194,217	111,959	117,862	136,657	21	34
Coal	Tons	11,195	5,550	6,571	23,033	4,936	8,777
Natural Gas	MMBtus	2,166	1,248	1,302	1,524	15	19
Heating Oil and
Gasoline	Gallons	1,054	467	521	776	616	564
Interest Rate	USD	$9,541	$5,471	$5,732	$7,185	$609	$793

Interest Rate and
Foreign Currency	USD	$200,000	$-	$-	$-	$200,000	$189

Notional Volume of Derivative Instruments
December 31, 2009

Primary Risk	Unit of
Exposure	Measure	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
		(in thousands)
Commodity:
Power	MWHs	191,121	96,828	99,265	112,745	10	12
Coal	Tons	11,347	5,615	5,150	23,631	5,936	6,790
Natural Gas	MMBtus	17,867	9,051	9,129	10,539	-	-
Heating Oil and
Gasoline	Gallons	1,164	474	552	838	668	628
Interest Rate	USD	$21,054	$10,658	$10,716	$13,487	$1,137	$1,457

Interest Rate and
Foreign Currency	USD	$-	$-	$-	$-	$-	$3,798

Fair Value Hedging Strategies

AEPSC, on behalf of the Registrant Subsidiaries, enters into interest rate derivative transactions as part of an overall strategy to manage the mix of fixed-rate and floating-rate debt.  Certain interest rate derivative transactions effectively modify an exposure to interest rate risk by converting a portion of fixed-rate debt to a floating rate.  Provided specific criteria are met, these interest rate derivatives are designated as fair value hedges.

Cash Flow Hedging Strategies

AEPSC, on behalf of the Registrant Subsidiaries, enters into and designates as cash flow hedges certain derivative transactions for the purchase and sale of power, coal, natural gas and heating oil and gasoline (“Commodity”) in order to manage the variable price risk related to the forecasted purchase and sale of these commodities.  Management monitors the potential impacts of commodity price changes and, where appropriate, enters into derivative transactions to protect profit margins for a portion of future electricity sales and fuel or energy purchases.  The Registrant Subsidiaries do not hedge all commodity price risk.

The Registrant Subsidiaries’ vehicle fleet is exposed to gasoline and diesel fuel price volatility.  AEPSC, on behalf of the Registrant Subsidiaries, enters into financial heating oil and gasoline derivative contracts in order to mitigate price risk of future fuel purchases.  For disclosure purposes, these contracts are included with other hedging activity as “Commodity.” The Registrant Subsidiaries do not hedge all fuel price risk.

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

At times, the Registrant Subsidiaries are exposed to foreign currency exchange rate risks primarily when some fixed assets are purchased from foreign suppliers.  In accordance with AEP’s risk management policy, AEPSC, on behalf of the Registrant Subsidiaries, may enter into foreign currency derivative transactions to protect against the risk of increased cash outflows resulting from a foreign currency’s appreciation against the dollar.  The Registrant Subsidiaries do not hedge all foreign currency exposure.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND THE IMPACT ON THE FINANCIAL STATEMENTS

The accounting guidance for “Derivatives and Hedging” requires recognition of all qualifying derivative instruments as either assets or liabilities on the balance sheet at fair value.  The fair values of derivative instruments accounted for using MTM accounting or hedge accounting are based on exchange prices and broker quotes.  If a quoted market price is not available, the estimate of fair value is based on the best information available including valuation models that estimate future energy prices based on existing market and broker quotes, supply and demand market data and assumptions.  In order to determine the relevant fair values of the derivative instruments, the Registrant Subsidiaries apply valuation adjustments for discounting, liquidity and credit quality.

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

According to the accounting guidance for “Derivatives and Hedging,” the Registrant Subsidiaries reflect the fair values of derivative instruments subject to netting agreements with the same counterparty net of related cash collateral.  For certain risk management contracts, the Registrant Subsidiaries are required to post or receive cash collateral based on third party contractual agreements and risk profiles.  For the December 31, 2010 and 2009 balance sheets, the Registrant Subsidiaries netted cash collateral received from third parties against short-term and long-term risk management assets and cash collateral paid to third parties against short-term and long-term risk management liabilities as follows:

	December 31,
	2010		2009
	Cash Collateral	Cash Collateral	Cash Collateral	Cash Collateral
	Received	Paid	Received	Paid
	Netted Against	Netted Against	Netted Against	Netted Against
	Risk Management	Risk Management	Risk Management	Risk Management
Company	Assets	Liabilities	Assets	Liabilities
	(in thousands)
APCo	$1,809	$16,229	$3,789	$31,806
CSPCo	1,042	9,347	1,920	16,108
I&M	1,087	9,757	1,936	16,222
OPCo	1,272	11,561	2,235	19,512
PSO	-	44	-	194
SWEPCo	-	72	-	305

The following tables represent the gross fair value of the Registrant Subsidiaries’ derivative activity on the Balance Sheets as of December 31, 2010 and 2009:

Fair Value of Derivative Instruments
December 31, 2010

APCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$267,702	$1,956	$11,888	$(228,304)	$53,242
Long-term Risk Management Assets	79,560	714	-	(41,854)	38,420
Total Assets	347,262	2,670	11,888	(270,158)	91,662

Current Risk Management Liabilities	262,027	2,363	-	(236,397)	27,993
Long-term Risk Management Liabilities	61,724	701	-	(51,552)	10,873
Total Liabilities	323,751	3,064	-	(287,949)	38,866

Total MTM Derivative Contract Net
Assets (Liabilities)	$23,511	$(394)	$11,888	$17,791	$52,796

Fair Value of Derivative Instruments
December 31, 2009

APCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$332,764	$3,621	$-	$(268,429)	$67,956
Long-term Risk Management Assets	132,044	-	-	(84,903)	47,141
Total Assets	464,808	3,621	-	(353,332)	115,097

Current Risk Management Liabilities	309,639	5,084	-	(288,931)	25,792
Long-term Risk Management Liabilities	118,702	80	-	(98,418)	20,364
Total Liabilities	428,341	5,164	-	(387,349)	46,156

Total MTM Derivative Contract Net
Assets (Liabilities)	$36,467	$(1,543)	$-	$34,017	$68,941

Fair Value of Derivative Instruments
December 31, 2010

CSPCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$149,886	$1,164	$-	$(127,276)	$23,774
Long-term Risk Management Assets	45,413	412	-	(23,736)	22,089
Total Assets	195,299	1,576	-	(151,012)	45,863

Current Risk Management Liabilities	146,540	1,362	-	(131,935)	15,967
Long-term Risk Management Liabilities	35,144	404	-	(29,325)	6,223
Total Liabilities	181,684	1,766	-	(161,260)	22,190

Total MTM Derivative Contract Net
Assets (Liabilities)	$13,615	$(190)	$-	$10,248	$23,673

Fair Value of Derivative Instruments
December 31, 2009

CSPCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$168,137	$1,805	$-	$(135,599)	$34,343
Long-term Risk Management Assets	66,816	-	-	(42,934)	23,882
Total Assets	234,953	1,805	-	(178,533)	58,225

Current Risk Management Liabilities	156,463	2,574	-	(145,985)	13,052
Long-term Risk Management Liabilities	60,048	41	-	(49,776)	10,313
Total Liabilities	216,511	2,615	-	(195,761)	23,365

Total MTM Derivative Contract Net
Assets (Liabilities)	$18,442	$(810)	$-	$17,228	$34,860

Fair Value of Derivative Instruments
December 31, 2010

I&M
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$162,896	$1,151	$-	$(136,521)	$27,526
Long-term Risk Management Assets	56,154	429	-	(25,098)	31,485
Total Assets	219,050	1,580	-	(161,619)	59,011

Current Risk Management Liabilities	156,750	1,421	-	(141,386)	16,785
Long-term Risk Management Liabilities	37,039	421	-	(30,930)	6,530
Total Liabilities	193,789	1,842	-	(172,316)	23,315

Total MTM Derivative Contract Net
Assets (Liabilities)	$25,261	$(262)	$-	$10,697	$35,696

Fair Value of Derivative Instruments
December 31, 2009

I&M
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$167,847	$1,839	$-	$(135,248)	$34,438
Long-term Risk Management Assets	72,127	-	-	(42,993)	29,134
Total Assets	239,974	1,839	-	(178,241)	63,572

Current Risk Management Liabilities	156,561	2,596	-	(145,721)	13,436
Long-term Risk Management Liabilities	60,217	41	-	(49,872)	10,386
Total Liabilities	216,778	2,637	-	(195,593)	23,822

Total MTM Derivative Contract Net
Assets (Liabilities)	$23,196	$(798)	$-	$17,352	$39,750

Fair Value of Derivative Instruments
December 31, 2010

OPCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$262,751	$1,316	$-	$(233,294)	$30,773
Long-term Risk Management Assets	63,533	503	-	(36,024)	28,012
Total Assets	326,284	1,819	-	(269,318)	58,785

Current Risk Management Liabilities	259,635	1,663	-	(239,132)	22,166
Long-term Risk Management Liabilities	50,757	493	-	(42,847)	8,403
Total Liabilities	310,392	2,156	-	(281,979)	30,569

Total MTM Derivative Contract Net
Assets (Liabilities)	$15,892	$(337)	$-	$12,661	$28,216

Fair Value of Derivative Instruments
December 31, 2009

OPCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$255,179	$2,199	$-	$(207,330)	$50,048
Long-term Risk Management Assets	88,064	-	-	(60,061)	28,003
Total Assets	343,243	2,199	-	(267,391)	78,051

Current Risk Management Liabilities	240,877	2,998	-	(219,484)	24,391
Long-term Risk Management Liabilities	81,186	47	-	(68,723)	12,510
Total Liabilities	322,063	3,045	-	(288,207)	36,901

Total MTM Derivative Contract Net
Assets (Liabilities)	$21,180	$(846)	$-	$20,816	$41,150

Fair Value of Derivative Instruments
December 31, 2010

PSO
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$19,174	$134	$13,558	$(18,641)	$14,225
Long-term Risk Management Assets	1,944	-	-	(1,692)	252
Total Assets	21,118	134	13,558	(20,333)	14,477

Current Risk Management Liabilities	19,607	-	-	(18,685)	922
Long-term Risk Management Liabilities	1,889	-	-	(1,692)	197
Total Liabilities	21,496	-	-	(20,377)	1,119

Total MTM Derivative Contract Net
Assets (Liabilities)	$(378)	$134	$13,558	$44	$13,358

Fair Value of Derivative Instruments
December 31, 2009

PSO
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$14,885	$179	$-	$(12,688)	$2,376
Long-term Risk Management Assets	2,640	-	-	(2,590)	50
Total Assets	17,525	179	-	(15,278)	2,426

Current Risk Management Liabilities	14,981	301	-	(12,703)	2,579
Long-term Risk Management Liabilities	2,913	-	-	(2,769)	144
Total Liabilities	17,894	301	-	(15,472)	2,723

Total MTM Derivative Contract Net
Assets (Liabilities)	$(369)	$(122)	$-	$194	$(297)

Fair Value of Derivative Instruments
December 31, 2010

SWEPCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$33,284	$123	$-	$(32,198)	$1,209
Long-term Risk Management Assets	3,346	-	5	(2,913)	438
Total Assets	36,630	123	5	(35,111)	1,647

Current Risk Management Liabilities	36,338	-	-	(32,271)	4,067
Long-term Risk Management Liabilities	3,250	-	-	(2,912)	338
Total Liabilities	39,588	-	-	(35,183)	4,405

Total MTM Derivative Contract Net
Assets (Liabilities)	$(2,958)	$123	$5	$72	$(2,758)

Fair Value of Derivative Instruments
December 31, 2009

SWEPCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (a) (b)	Total
	(in thousands)
Current Risk Management Assets	$22,847	$169	$42	$(20,009)	$3,049
Long-term Risk Management Assets	4,145	-	5	(4,066)	84
Total Assets	26,992	169	47	(24,075)	3,133

Current Risk Management Liabilities	20,788	-	89	(20,033)	844
Long-term Risk Management Liabilities	4,568	-	-	(4,347)	221
Total Liabilities	25,356	-	89	(24,380)	1,065

Total MTM Derivative Contract Net
Assets (Liabilities)	$1,636	$169	$(42)	$305	$2,068

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

The tables below present the Registrant Subsidiaries’ activity of derivative risk management contracts for the years ended December 31, 2010 and 2009:

Amount of Gain (Loss) Recognized on
Risk Management Contracts
Year Ended December 31, 2010

Location of Gain (Loss)	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and
Distribution Revenues	$5,057	$22,429	$21,834	$18,464	$3,156	$3,880
Sales to AEP Affiliates	(2,379)	(2,630)	(2,471)	7,673	(794)	(1,523)
Regulatory Assets (a)	(372)	(2,591)	(186)	(3,197)	46	(2,902)
Regulatory Liabilities (a)	27,790	1,498	8,217	1,953	878	351
Total Gain (Loss) on Risk Management
Contracts	$30,096	$18,706	$27,394	$24,893	$3,286	$(194)

Amount of Gain (Loss) Recognized on
Risk Management Contracts
Year Ended December 31, 2009

Location of Gain (Loss)	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and
Distribution Revenues	$16,213	$28,738	$39,188	$30,575	$(94)	$44
Sales to AEP Affiliates	(8,978)	(5,650)	(5,450)	(1,120)	912	750
Regulatory Assets (a)	-	(10,281)	(5,837)	(11,784)	(331)	(73)
Regulatory Liabilities (a)	6,908	(3,486)	(2,394)	(4,319)	(1,280)	190
Total Gain (Loss) on Risk Management
Contracts	$14,143	$9,321	$25,507	$13,352	$(793)	$911

(a) Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or non-current on the balance sheet.

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

For contracts that have not been designated as part of a hedging relationship, the accounting for changes in fair value depends on whether the derivative instrument is held for trading purposes.  Unrealized and realized gains and losses on derivative instruments held for trading purposes are included in revenues on a net basis on the Statements of Income.  Unrealized and realized gains and losses on derivative instruments not held for trading purposes are included in revenues or expenses on the Statements of Income depending on the relevant facts and circumstances.  However, unrealized and some realized gains and losses in regulated jurisdictions (APCo, I&M, PSO, the non-Texas portion of SWEPCo generation and beginning in the second quarter of 2009 the Texas portion of SWEPCo generation) for both trading and non-trading derivative instruments are recorded as regulatory assets (for losses) or regulatory liabilities (for gains) in accordance with the accounting guidance for “Regulated Operations.”  SWEPCo re-applied the accounting guidance for “Regulated Operations” for the generation portion of SWEPCo’s Texas retail jurisdiction effective the second quarter of 2009.

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

The Registrant Subsidiaries record realized and unrealized gains or losses on interest rate swaps that qualify for fair value hedge accounting treatment and any offsetting changes in the fair value of the debt being hedged in Interest Expense on the Statements of Income.  During December 31, 2010 and 2009, the Registrant Subsidiaries did not employ any fair value hedging strategies.  During 2008, APCo employed fair value hedging strategies and recognized an immaterial loss and no hedge ineffectiveness.

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

Realized gains and losses on derivative contracts for the purchase and sale of power, coal, natural gas and heating oil and gasoline designated as cash flow hedges are included in Revenues, Fuel and Other Consumables Used for Electric Generation or Purchased Electricity for Resale on the Statements of Income, or in Regulatory Assets or Regulatory Liabilities on the Balance Sheets, depending on the specific nature of the risk being hedged.  During 2010, 2009 and 2008, APCo, CSPCo, I&M and OPCo designated commodity derivatives as cash flow hedges.

The Registrant Subsidiaries reclassify gains and losses on financial fuel derivative contracts designated as cash flow hedges from Accumulated Other Comprehensive Income (Loss) on the Balance Sheets into Other Operation expense, Maintenance expense or Depreciation and Amortization expense, as it relates to capital projects, on the Statements of Income.  During 2010 and 2009, the Registrant Subsidiaries designated heating oil and gasoline derivatives as cash flow hedges.

The Registrant Subsidiaries reclassify gains and losses on interest rate derivative hedges related to debt financings from Accumulated Other Comprehensive Income (Loss) into Interest Expense in those periods in which hedged interest payments occur.  During 2010, APCo and PSO designated interest rate derivatives as cash flow hedges.  During 2009, OPCo designated interest rate derivatives as cash flow hedges.  During 2008, APCo and OPCo designated interest rate derivatives as cash flow hedges.

The accumulated gains or losses related to foreign currency hedges are reclassified from Accumulated Other Comprehensive Income (Loss) on the Balance Sheets into Depreciation and Amortization expense on the Statements of Income over the depreciable lives of the fixed assets that were designated as the hedged items in qualifying foreign currency hedging relationships.  During 2010 and 2009, SWEPCo designated foreign currency derivatives as cash flow hedges.  During 2008, APCo, OPCo and SWEPCo designated foreign currency derivatives as cash flow hedges.

During 2009, OPCo recognized a $6 million gain in Interest Expense related to hedge ineffectiveness on interest rate derivatives designated in cash flow hedge strategies.  During 2010, 2009 and 2008, hedge ineffectiveness was immaterial or nonexistent for all of the other hedge strategies disclosed above.

The following tables provide details on designated, effective cash flow hedges included in AOCI on the Balance Sheets and the reasons for changes in cash flow hedges for the years ended December 31, 2010 and 2009.  All amounts in the following tables are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2010

Commodity Contracts	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2009	$(743)	$(376)	$(382)	$(366)	$(78)	$112
Changes in Fair Value Recognized in AOCI	(1,450)	(852)	(901)	(1,106)	77	69
Amount of (Gain) or Loss Reclassified
from AOCI to Income Statement/within
Balance Sheet:
Electric Generation, Transmission, and
Distribution Revenues	51	112	87	117	-	-
Fuel and Other Consumables Used for
Electric Generation	-	-	-	(13)	197	-
Purchased Electricity for Resale	393	1,068	895	1,270	-	-
Other Operation Expense	(43)	(33)	(31)	(39)	(39)	(44)
Maintenance Expense	(70)	(21)	(28)	(33)	(24)	(23)
Property, Plant and Equipment	(71)	(32)	(36)	(55)	(45)	(32)
Regulatory Assets (a)	1,660	-	218	-	-	-
Regulatory Liabilities (a)	-	-	-	(5)	-	-
Balance in AOCI as of December 31, 2010	$(273)	$(134)	$(178)	$(230)	$88	$82

Interest Rate and Foreign Currency
Contracts	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2009	$(6,450)	$-	$(9,514)	$12,172	$(521)	$(5,047)
Changes in Fair Value Recognized in AOCI	5,042	-	-	-	8,813	(74)
Amount of (Gain) or Loss Reclassified
from AOCI to Income Statement/within
Balance Sheet:
Depreciation and Amortization
Expense	-	-	-	4	-	-
Other Operation Expense	-	-	-	-	-	21
Interest Expense	1,625	-	1,007	(1,363)	114	828
Balance in AOCI as of December 31, 2010	$217	$-	$(8,507)	$10,813	$8,406	$(4,272)

Total Contracts	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2009	$(7,193)	$(376)	$(9,896)	$11,806	$(599)	$(4,935)
Changes in Fair Value Recognized in AOCI	3,592	(852)	(901)	(1,106)	8,890	(5)
Amount of (Gain) or Loss Reclassified
from AOCI to Income Statement/within
Balance Sheet:
Electric Generation, Transmission, and
Distribution Revenues	51	112	87	117	-	-
Fuel and Other Consumables Used for
Electric Generation	-	-	-	(13)	197	-
Purchased Electricity for Resale	393	1,068	895	1,270	-	-
Other Operation Expense	(43)	(33)	(31)	(39)	(39)	(23)
Maintenance Expense	(70)	(21)	(28)	(33)	(24)	(23)
Depreciation and Amortization
Expense	-	-	-	4	-	-
Interest Expense	1,625	-	1,007	(1,363)	114	828
Property, Plant and Equipment	(71)	(32)	(36)	(55)	(45)	(32)
Regulatory Assets (a)	1,660	-	218	-	-	-
Regulatory Liabilities (a)	-	-	-	(5)	-	-
Balance in AOCI as of December 31, 2010	$(56)	$(134)	$(8,685)	$10,583	$8,494	$(4,190)

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2009

Commodity Contracts	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2008	$2,726	$1,531	$1,482	$1,898	$-	$-
Changes in Fair Value Recognized in AOCI	(669)	(462)	(435)	(522)	5	190
Amount of (Gain) or Loss Reclassified
from AOCI to Income Statement/within
Balance Sheet:
Electric Generation, Transmission, and
Distribution Revenues	(1,646)	(4,088)	(3,189)	(4,903)	-	-
Fuel and Other Consumables Used for
Electric Generation	(95)	(41)	(50)	(67)	(49)	(54)
Purchased Electricity for Resale	1,093	2,708	2,142	3,274	-	-
Other Operation Expense	-	-	-	-	-	-
Maintenance Expense	-	-	-	-	-	-
Property, Plant and Equipment	(58)	(24)	(29)	(46)	(34)	(24)
Regulatory Assets (a)	4,003	-	481	-	-	-
Regulatory Liabilities (a)	(6,097)	-	(784)	-	-	-
Balance in AOCI as of December 31, 2009	$(743)	$(376)	$(382)	$(366)	$(78)	$112

Interest Rate and Foreign Currency
Contracts	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2008	$(8,118)	$-	$(10,521)	$1,752	$(704)	$(5,924)
Changes in Fair Value Recognized in AOCI	(1)	-	-	10,915	-	49
Amount of (Gain) or Loss Reclassified
from AOCI to Income Statement/within
Balance Sheet:
Depreciation and Amortization
Expense	-	-	(4)	4	-	-
Interest Expense	1,669	-	1,011	(499)	183	828
Balance in AOCI as of December 31, 2009	$(6,450)	$-	$(9,514)	$12,172	$(521)	$(5,047)

Total Contracts	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2008	$(5,392)	$1,531	$(9,039)	$3,650	$(704)	$(5,924)
Changes in Fair Value Recognized in AOCI	(670)	(462)	(435)	10,393	5	239
Amount of (Gain) or Loss Reclassified
from AOCI to Income Statement/within
Balance Sheet:
Electric Generation, Transmission, and
Distribution Revenues	(1,646)	(4,088)	(3,189)	(4,903)	-	-
Fuel and Other Consumables Used for
Electric Generation	(95)	(41)	(50)	(67)	(49)	(54)
Purchased Electricity for Resale	1,093	2,708	2,142	3,274	-	-
Other Operation Expense	-	-	-	-	-	-
Maintenance Expense	-	-	-	-	-	-
Depreciation and Amortization
Expense	-	-	(4)	4	-	-
Interest Expense	1,669	-	1,011	(499)	183	828
Property, Plant and Equipment	(58)	(24)	(29)	(46)	(34)	(24)
Regulatory Assets (a)	4,003	-	481	-	-	-
Regulatory Liabilities (a)	(6,097)	-	(784)	-	-	-
Balance in AOCI as of December 31, 2009	$(7,193)	$(376)	$(9,896)	$11,806	$(599)	$(4,935)

    (a)  Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or non-current on the Balance Sheets.

The following table represents amounts of income reclassified from AOCI to net income:

Year	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2008	$975	$736	$1,713	$1,528	$183	$284

Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the Balance Sheets at December 31, 2010 and 2009 were:

Impact of Cash Flow Hedges on the Registrant Subsidiaries’
Balance Sheets
December 31, 2010

	Hedging Assets (a)		Hedging Liabilities (a)		AOCI Gain (Loss) Net of Tax
		Interest Rate		Interest Rate		Interest Rate
		and Foreign		and Foreign		and Foreign
Company	Commodity	Currency	Commodity	Currency	Commodity	Currency
	(in thousands)
APCo	$333	$11,888	$(727)	$-	$(273)	$217
CSPCo	229	-	(419)	-	(134)	-
I&M	175	-	(437)	-	(178)	(8,507)
OPCo	174	-	(511)	-	(230)	10,813
PSO	134	13,558	-	-	88	8,406
SWEPCo	123	5	-	-	82	(4,272)

	Expected to be Reclassified to
	Net Income During the Next
	Twelve Months
			Maximum Term for
		Interest Rate	Exposure to
		and Foreign	Variability of Future
Company	Commodity	Currency	Cash Flows
	(in thousands)		(in months)
APCo	$(280)	$(1,173)	41
CSPCo	(137)	-	41
I&M	(184)	(955)	41
OPCo	(236)	1,359	41
PSO	88	735	12
SWEPCo	82	(829)	23

Impact of Cash Flow Hedges on the Registrant Subsidiaries’
Balance Sheets
December 31, 2009

	Hedging Assets (a)		Hedging Liabilities (a)		AOCI Gain (Loss) Net of Tax
		Interest Rate		Interest Rate		Interest Rate
		and Foreign		and Foreign		and Foreign
Company	Commodity	Currency	Commodity	Currency	Commodity	Currency
	(in thousands)
APCo	$1,999	$-	$(3,542)	$-	$(743)	$(6,450)
CSPCo	984	-	(1,794)	-	(376)	-
I&M	1,011	-	(1,809)	-	(382)	(9,514)
OPCo	1,242	-	(2,088)	-	(366)	12,172
PSO	178	-	(300)	-	(78)	(521)
SWEPCo	168	5	-	(46)	112	(5,047)

	Expected to be Reclassified to
	Net Income During the Next
	Twelve Months
		Interest Rate
		and Foreign
Company	Commodity	Currency
	(in thousands)
APCo	$(691)	$(1,301)
CSPCo	(349)	-
I&M	(358)	(1,007)
OPCo	(335)	1,359
PSO	(79)	(114)
SWEPCo	111	(829)

(a)	Hedging Assets and Hedging Liabilities are included in Risk Management Assets and Liabilities on the Balance Sheets.

The actual amounts reclassified from Accumulated Other Comprehensive Income (Loss) to Net Income can differ from the estimate above due to market price changes.

Credit Risk

AEPSC, on behalf of the Registrant Subsidiaries, limits credit risk in their wholesale marketing and trading activities by assessing the creditworthiness of potential counterparties before entering into transactions with them and continuing to evaluate their creditworthiness on an ongoing basis.  AEPSC, on behalf of the Registrant Subsidiaries, uses Moody’s, Standard and Poor’s and current market-based qualitative and quantitative data as well as financial statements to assess the financial health of counterparties on an ongoing basis.

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

Collateral Triggering Events

Under the tariffs of the RTOs and Independent System Operators (ISOs) and a limited number of derivative and non-derivative contracts primarily related to competitive retail auction loads, the Registrant Subsidiaries are obligated to post an additional amount of collateral if certain credit ratings decline below investment grade.  The amount of collateral required fluctuates based on market prices and total exposure.  On an ongoing basis, AEP’s risk management organization assesses the appropriateness of these collateral triggering items in contracts.  Management does not anticipate a downgrade below investment grade.  The following tables represent: (a) the Registrant Subsidiaries’ aggregate fair values of such derivative contracts, (b) the amount of collateral the Registrant Subsidiaries would have been required to post for all derivative and non-derivative contracts if credit ratings of the Registrant Subsidiaries had declined below investment grade and (c) how much was attributable to RTO and ISO activities as of December 31, 2010 and  2009:

	December 31, 2010
	Liabilities for	Amount of Collateral the	Amount
	Derivative Contracts	Registrant Subsidiaries	Attributable to
	with Credit	Would Have Been	RTO and ISO
Company	Downgrade Triggers	Required to Post	Activities
	(in thousands)
APCo	$6,594	$12,607	$12,574
CSPCo	3,801	7,267	7,248
I&M	3,965	7,581	7,561
OPCo	4,640	8,871	8,847
PSO	16	1,785	1,385
SWEPCo	19	2,139	1,659

	December 31, 2009
	Liabilities for	Amount of Collateral the	Amount
	Derivative Contracts	Registrant Subsidiaries	Attributable to
	with Credit	Would Have Been	RTO and ISO
Company	Downgrade Triggers	Required to Post	Activities
	(in thousands)
APCo	$2,229	$8,433	$7,947
CSPCo	1,129	4,272	4,026
I&M	1,139	4,309	4,060
OPCo	1,315	4,975	4,688
PSO	689	2,772	2,083
SWEPCo	819	3,297	2,477

As of December 31, 2010 and 2009, the Registrant Subsidiaries were not required to post any collateral.

In addition, a majority of the Registrant Subsidiaries’ non-exchange traded commodity contracts contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding payable.  These cross-default provisions could be triggered if there was a non-performance event under outstanding debt in excess of $50 million.  On an ongoing basis, AEP’s risk management organization assesses the appropriateness of these cross-default provisions in the contracts.  Management does not anticipate a non-performance event under these provisions.  The following tables represent: (a) the fair value of these derivative liabilities subject to cross-default provisions prior to consideration of contractual netting arrangements, (b) the amount this exposure has been reduced by cash collateral posted by the Registrant Subsidiaries and (c) if a cross-default provision would have been triggered, the settlement amount that would be required after considering the Registrant Subsidiaries’ contractual netting arrangements as of December 31, 2010 and 2009:

	December 31, 2010
	Liabilities for		Additional
	Contracts with Cross		Settlement
	Default Provisions		Liability if Cross
	Prior to Contractual	Amount of Cash	Default Provision
Company	Netting Arrangements	Collateral Posted	is Triggered
	(in thousands)
APCo	$76,810	$6,637	$23,748
CSPCo	44,277	3,826	13,689
I&M	46,188	3,991	14,280
OPCo	54,066	4,670	16,731
PSO	60	-	28
SWEPCo	75	-	37

	December 31, 2009
	Liabilities for		Additional
	Contracts with Cross		Settlement
	Default Provisions		Liability if Cross
	Prior to Contractual	Amount of Cash	Default Provision
Company	Netting Arrangements	Collateral Posted	is Triggered
	(in thousands)
APCo	$154,924	$3,115	$33,186
CSPCo	78,489	1,578	16,813
I&M	79,158	1,592	16,955
OPCo	91,430	1,838	19,615
PSO	40	-	40
SWEPCo	139	-	93

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

The book values and fair values of Long-term Debt for the Registrant Subsidiaries as of December 31, 2010 and 2009 are summarized in the following table:

	December 31,
	2010		2009
Company	Book Value	Fair Value	Book Value	Fair Value
	(in thousands)
APCo	$3,561,141	$3,878,557	$3,477,306	$3,699,373
CSPCo	1,438,830	1,571,219	1,536,393	1,616,857
I&M	2,004,226	2,169,520	2,077,906	2,192,854
OPCo	2,729,522	2,945,280	3,242,505	3,380,084
PSO	971,186	1,040,656	968,121	1,007,183
SWEPCo	1,769,520	1,931,516	1,474,153	1,554,165

Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal

I&M records securities held in trust funds for decommissioning nuclear facilities and for the disposal of SNF at fair value.  See “Nuclear Trust Funds” section of Note 1.

The following is a summary of nuclear trust fund investments at December 31, 2010 and 2009:

	December 31,
	2010			2009
	Estimated	Gross	Other-Than-	Estimated	Gross	Other-Than-
	Fair	Unrealized	Temporary	Fair	Unrealized	Temporary
	Value	Gains	Impairments	Value	Gains	Impairments
	(in thousands)
Cash and Cash Equivalents	$20,039	$-	$-	$14,412	$-	$-
Fixed Income Securities:
United States Government	461,084	22,582	(1,489)	400,565	12,708	(3,472)
Corporate Debt	59,463	3,716	(1,905)	57,291	4,636	(2,177)
State and Local Government	340,786	(975)	(340)	368,930	7,924	991
Subtotal Fixed Income Securities	861,333	25,323	(3,734)	826,786	25,268	(4,658)
Equity Securities - Domestic	633,855	183,447	(122,889)	550,721	234,437	(119,379)
Spent Nuclear Fuel and
Decommissioning Trusts	$1,515,227	$208,770	$(126,623)	$1,391,919	$259,705	$(124,037)

The following table provides the securities activity within the decommissioning and SNF trusts for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Proceeds From Investment Sales	$1,361,813	$712,742	$732,475
Purchases of Investments	1,414,473	770,919	803,664
Gross Realized Gains on Investment Sales	11,570	28,218	32,634
Gross Realized Losses on Investment Sales	2,087	1,241	7,223

The adjusted cost of debt securities was $835 million and $801 million as of December 31, 2010 and 2009, respectively.

The fair value of debt securities held in the nuclear trust funds, summarized by contractual maturities, at December 31, 2010 was as follows:

Fair Value
of Debt
Securities

(in thousands)
Within 1 year	$22,424
1 year – 5 years	305,846
5 years – 10 years	257,096
After 10 years	275,967
Total	$861,333

Fair Value Measurements of Financial Assets and Liabilities

For a discussion of fair value accounting and the classification of assets and liabilities within the fair value hierarchy, see the “Fair Value Measurements of Assets and Liabilities” section of Note 1.

The following tables set forth, by level within the fair value hierarchy, the Registrant Subsidiaries’ financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2010 and 2009.  As required by the accounting guidance for “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.  There have not been any significant changes in management’s valuation techniques.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
APCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (g)	$1,686	$330,605	$13,791	$(270,012)	$76,070
Cash Flow Hedges:
Commodity Hedges (a)	-	2,591	-	(2,258)	333
Interest Rate/Foreign Currency Hedges	-	11,888	-	-	11,888
Dedesignated Risk Management Contracts (b)	-	-	-	3,371	3,371
Total Risk Management Assets	$1,686	$345,084	$13,791	$(268,899)	$91,662

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (g)	$1,653	$312,258	$8,660	$(284,432)	$38,139
Cash Flow Hedges:
Commodity Hedges (a)	-	2,985	-	(2,258)	727
Total Risk Management Liabilities	$1,653	$315,243	$8,660	$(286,690)	$38,866

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2009
APCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Other Cash Deposits (d)	$421	$-	$-	$51	$472

Risk Management Assets
Risk Management Commodity Contracts (a)	2,344	449,406	12,866	(360,248)	104,368
Cash Flow Hedges:
Commodity Hedges (a)	-	3,620	-	(1,621)	1,999
Dedesignated Risk Management Contracts (b)	-	-	-	8,730	8,730
Total Risk Management Assets	2,344	453,026	12,866	(353,139)	115,097

Total Assets	$2,765	$453,026	$12,866	$(353,088)	$115,569

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a)	$2,648	$422,063	$3,438	$(388,265)	$39,884
Cash Flow Hedges:
Commodity Hedges (a)	-	5,163	-	(1,621)	3,542
DETM Assignment (c)	-	-	-	2,730	2,730
Total Risk Management Liabilities	$2,648	$427,226	$3,438	$(387,156)	$46,156

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
CSPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (g)	$972	$185,699	$7,950	$(150,930)	$43,691
Cash Flow Hedges:
Commodity Hedges (a)	-	1,531	-	(1,302)	229
Dedesignated Risk Management Contracts (b)	-	-	-	1,943	1,943
Total Risk Management Assets	$972	$187,230	$7,950	$(150,289)	$45,863

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (g)	$953	$175,078	$4,975	$(159,235)	$21,771
Cash Flow Hedges:
Commodity Hedges (a)	-	1,721	-	(1,302)	419
Total Risk Management Liabilities	$953	$176,799	$4,975	$(160,537)	$22,190

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2009
CSPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Other Cash Deposits (d)	$16,129	$-	$-	$21	$16,150

Risk Management Assets
Risk Management Commodity Contracts (a)	1,188	227,150	6,518	(182,038)	52,818
Cash Flow Hedges:
Commodity Hedges (a)	-	1,805	-	(821)	984
Dedesignated Risk Management Contracts (b)	-	-	-	4,423	4,423
Total Risk Management Assets	1,188	228,955	6,518	(178,436)	58,225

Total Assets	$17,317	$228,955	$6,518	$(178,415)	$74,375

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a)	$1,342	$213,330	$1,742	$(196,226)	$20,188
Cash Flow Hedges:
Commodity Hedges (a)	-	2,615	-	(821)	1,794
DETM Assignment (c)	-	-	-	1,383	1,383
Total Risk Management Liabilities	$1,342	$215,945	$1,742	$(195,664)	$23,365

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
I&M
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (g)	$1,014	$209,031	$8,295	$(161,531)	$56,809
Cash Flow Hedges:
Commodity Hedges (a)	-	1,533	-	(1,358)	175
Dedesignated Risk Management Contracts (b)	-	-	-	2,027	2,027
Total Risk Management Assets	1,014	210,564	8,295	(160,862)	59,011

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (e)	-	7,898	-	12,141	20,039
Fixed Income Securities:
United States Government	-	461,084	-	-	461,084
Corporate Debt	-	59,463	-	-	59,463
State and Local Government	-	340,786	-	-	340,786
Subtotal Fixed Income Securities	-	861,333	-	-	861,333
Equity Securities - Domestic (f)	633,855	-	-	-	633,855
Total Spent Nuclear Fuel and Decommissioning Trusts	633,855	869,231	-	12,141	1,515,227

Total Assets	$634,869	$1,079,795	$8,295	$(148,721)	$1,574,238

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (g)	$994	$186,898	$5,187	$(170,201)	$22,878
Cash Flow Hedges:
Commodity Hedges (a)	-	1,795	-	(1,358)	437
Total Risk Management Liabilities	$994	$188,693	$5,187	$(171,559)	$23,315

	Assets and Liabilities Measured at Fair Value on a Recurring Basis
	December 31, 2009
I&M
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a)	$1,198	$231,777	$6,571	$(181,446)	$58,100
Cash Flow Hedges:
Commodity Hedges (a)	-	1,839	-	(828)	1,011
Dedesignated Risk Management Contracts (b)	-	-	-	4,461	4,461
Total Risk Management Assets	1,198	233,616	6,571	(177,813)	63,572

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (e)	-	3,562	-	10,850	14,412
Fixed Income Securities:
United States Government	-	400,565	-	-	400,565
Corporate Debt	-	57,291	-	-	57,291
State and Local Government	-	368,930	-	-	368,930
Subtotal Fixed Income Securities	-	826,786	-	-	826,786
Equity Securities - Domestic (f)	550,721	-	-	-	550,721
Total Spent Nuclear Fuel and Decommissioning Trusts	550,721	830,348	-	10,850	1,391,919

Total Assets	$551,919	$1,063,964	$6,571	$(166,963)	$1,455,491

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a)	$1,353	$213,242	$1,755	$(195,732)	$20,618
Cash Flow Hedges:
Commodity Hedges (a)	-	2,637	-	(828)	1,809
DETM Assignment (c)	-	-	-	1,395	1,395
Total Risk Management Liabilities	$1,353	$215,879	$1,755	$(195,165)	$23,822

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
OPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Other Cash Deposits (d)	$26	$-	$-	$-	$26

Risk Management Assets
Risk Management Commodity Contracts (a) (g)	1,186	314,560	9,709	(269,216)	56,239
Cash Flow Hedges:
Commodity Hedges (a)	-	1,764	-	(1,590)	174
Dedesignated Risk Management Contracts (b)	-	-	-	2,372	2,372
Total Risk Management Assets	1,186	316,324	9,709	(268,434)	58,785

Total Assets	$1,212	$316,324	$9,709	$(268,434)	$58,811

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (g)	$1,163	$302,299	$6,101	$(279,505)	$30,058
Cash Flow Hedges:
Commodity Hedges (a)	-	2,101	-	(1,590)	511
Total Risk Management Liabilities	$1,163	$304,400	$6,101	$(281,095)	$30,569

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2009
OPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Other Cash Deposits (d)	$1,075	$-	$-	$24	$1,099

Risk Management Assets
Risk Management Commodity Contracts (a)	1,383	332,904	7,644	(270,272)	71,659
Cash Flow Hedges:
Commodity Hedges (a)	-	2,199	-	(957)	1,242
Dedesignated Risk Management Contracts (b)	-	-	-	5,150	5,150
Total Risk Management Assets	1,383	335,103	7,644	(266,079)	78,051

Total Assets	$2,458	$335,103	$7,644	$(266,055)	$79,150

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a)	$1,562	$317,114	$2,075	$(287,549)	$33,202
Cash Flow Hedges:
Commodity Hedges (a)	-	3,045	-	(957)	2,088
DETM Assignment (c)	-	-	-	1,611	1,611
Total Risk Management Liabilities	$1,562	$320,159	$2,075	$(286,895)	$36,901

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
PSO
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (g)	$-	$21,119	$1	$(20,335)	$785
Cash Flow Hedges:
Commodity Hedges	-	134	-	-	134
Interest Rate/Foreign Currency Hedges	-	13,558	-	-	13,558
Total Risk Management Assets	$-	$34,811	$1	$(20,335)	$14,477

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (g)	$-	$21,498	$-	$(20,379)	$1,119

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2009
PSO
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a)	$-	$17,494	$14	$(15,260)	$2,248
Cash Flow Hedges:
Commodity Hedges (a)	-	179	-	(1)	178
Total Risk Management Assets	$-	$17,673	$14	$(15,261)	$2,426

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a)	$-	$17,865	$12	$(15,454)	$2,423
Cash Flow Hedges:
Commodity Hedges (a)	-	301	-	(1)	300
Total Risk Management Liabilities	$-	$18,166	$12	$(15,455)	$2,723

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
SWEPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (g)	$-	$36,632	$2	$(35,115)	$1,519
Cash Flow Hedges:
Commodity Hedges	-	123	-	-	123
Interest Rate/Foreign Currency Hedges	-	5	-	-	5
Total Risk Management Assets	$-	$36,760	$2	$(35,115)	$1,647

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (g)	$-	$39,592	$-	$(35,187)	$4,405

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2009
SWEPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a)	$-	$26,945	$22	$(24,007)	$2,960
Cash Flow Hedges:
Commodity Hedges (a)	-	216	-	(43)	173
Total Risk Management Assets	$-	$27,161	$22	$(24,050)	$3,133

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a)	$-	$25,312	$19	$(24,312)	$1,019
Cash Flow Hedges:
Commodity Hedges (a)	-	89	-	(43)	46
Total Risk Management Liabilities	$-	$25,401	$19	$(24,355)	$1,065

(a)	Amounts in “Other” column primarily represent counterparty netting of risk management and hedging contracts and associated cash collateral under the accounting guidance for “Derivatives and Hedging.”
(b)
Represents contracts that were originally MTM but were subsequently elected as normal under the accounting guidance for “Derivatives and Hedging.”  At the time of the normal election, the MTM value was frozen and no longer fair valued.  This MTM value will be amortized into revenues over the remaining life of the contracts.

(c)	See “Natural Gas Contracts with DETM” section of Note 15.
(d)	Amounts in “Other” column primarily represent cash deposits with third parties. Level 1 amounts primarily represent investments in money market funds.
(e)	Amounts in “Other” column primarily represent accrued interest receivables from financial institutions. Level 2 amounts primarily represent investments in money market funds.
(f)	Amounts represent publicly traded equity securities and equity-based mutual funds.
(g)	Substantially comprised of power contracts for APCo, CSPCo, I&M and OPCo and coal contracts for PSO and SWEPCo.

There have been no transfers between Level 1 and Level 2 during the year ended December 31, 2010.

The following tables set forth a reconciliation of changes in the fair value of net trading derivatives classified as Level 3 in the fair value hierarchy:

Year Ended December 31, 2010	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2009	$9,428	$4,776	$4,816	$5,569	$2	$3
Realized Gain (Loss) Included in Net Income
(or Changes in Net Assets) (a) (b)	1,670	946	963	1,107	2	2
Unrealized Gain (Loss) Included in Net
Income (or Changes in Net Assets) Relating
to Assets Still Held at the Reporting Date (a)	-	9,601	-	11,713	-	-
Realized and Unrealized Gains (Losses)
Included in Other Comprehensive Income	-	-	-	-	-	-
Purchases, Issuances and Settlements (c)	(7,163)	(4,039)	(4,121)	(4,761)	(1)	(1)
Transfers into Level 3 (d) (h)	1,133	614	616	719	-	-
Transfers out of Level 3 (e) (h)	(10,999)	(6,332)	(6,558)	(7,646)	-	-
Changes in Fair Value Allocated to Regulated
Jurisdictions (g)	11,062	(2,591)	7,392	(3,093)	(2)	(2)
Balance as of December 31, 2010	$5,131	$2,975	$3,108	$3,608	$1	$2

Year Ended December 31, 2009	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2008	$8,009	$4,497	$4,352	$5,563	$(2)	$(3)
Realized Gain (Loss) Included in Net Income
(or Changes in Net Assets) (a) (b)	(1,324)	(743)	(719)	(921)	-	-
Unrealized Gain (Loss) Included in Net
Income (or Changes in Net Assets) Relating
to Assets Still Held at the Reporting Date (a)	-	4,234	-	4,947	-	-
Realized and Unrealized Gains (Losses)
Included in Other Comprehensive Income	-	-	-	-	-	-
Purchases, Issuances and Settlements (c)	(5,464)	(2,940)	(2,847)	(3,683)	-	-
Transfers in and/or out of Level 3 (f)	(500)	(272)	(263)	(337)	-	-
Changes in Fair Value Allocated to Regulated
Jurisdictions (g)	8,707	-	4,293	-	4	6
Balance as of December 31, 2009	$9,428	$4,776	$4,816	$5,569	$2	$3

Year Ended December 31, 2008	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2007	$(697)	$(263)	$(280)	$(1,607)	$(243)	$(408)
Realized (Gain) Loss Included in Net Income
(or Changes in Net Assets) (a)	393	86	110	1,406	244	410
Unrealized Gain (Loss) Included in Net
Income (or Changes in Net Assets) Relating
to Assets Still Held at the Reporting Date (a)	-	1,724	-	2,082	-	(1)
Realized and Unrealized Gains (Losses)
Included in Other Comprehensive Income	-	-	-	-	-	-
Purchases, Issuances and Settlements	-	-	-	-	-	-
Transfers in and/or out of Level 3 (f)	(931)	(537)	(516)	(637)	(1)	(2)
Changes in Fair Value Allocated to Regulated
Jurisdictions (g)	9,244	3,487	5,038	4,319	(2)	(2)
Balance as of December 31, 2008	$8,009	$4,497	$4,352	$5,563	$(2)	$(3)

(a)	Included in revenues on the Statements of Income.
(b)	Represents the change in fair value between the beginning of the reporting period and the settlement of the risk management commodity contract.
(c)	Represents the settlement of risk management commodity contracts for the reporting period.
(d)	Represents existing assets or liabilities that were previously categorized as Level 2.
(e)	Represents existing assets or liabilities that were previously categorized as Level 3.
(f)
Represents existing assets or liabilities that were either previously categorized as a higher level for which the inputs to the model became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period.

(g)	Relates to the net gains (losses) of those contracts that are not reflected on the Statements of Income. These net gains (losses) are recorded as regulatory assets/liabilities.
(h)	Transfers are recognized based on their value at the beginning of the reporting period that the transfer occurred.

12.  INCOME TAXES

The details of the Registrant Subsidiaries’ income taxes before extraordinary loss as reported are as follows:

Year Ended December 31, 2010	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$(66,216)	$59,310	$1,795	$(47,907)	$(46,528)	$(16,066)
Deferred	144,413	74,585	63,947	218,246	92,695	81,764
Deferred Investment Tax Credits	(3,967)	(2,046)	(2,316)	(882)	3,933	(1,484)
Total Income Taxes	$74,230	$131,849	$63,426	$169,457	$50,100	$64,214

Year Ended December 31, 2009	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$(273,084)	$14,294	$(187,911)	$(215,371)	$(11,338)	$(6,963)
Deferred	322,626	131,407	271,264	382,794	56,029	28,016
Deferred Investment Tax Credits	(4,093)	(1,980)	(2,316)	(949)	(770)	(3,542)
Total Income Taxes	$45,449	$143,721	$81,037	$166,474	$43,921	$17,511

Year Ended December 31, 2008	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$(97,447)	$111,996	$2,575	$72,847	$(24,763)	$(25,055)
Deferred	145,594	(303)	57,879	42,717	67,874	62,060
Deferred Investment Tax Credits	(4,209)	(1,954)	(2,196)	(942)	(834)	(3,964)
Total Income Taxes	$43,938	$109,739	$58,258	$114,622	$42,277	$33,041

Shown below for each Registrant Subsidiary is a reconciliation of the difference between the amounts of federal income taxes computed by multiplying book income before income taxes by the federal statutory rate and the amount of income taxes reported.

APCo	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Net Income	$136,668	$155,814	$122,863
Income Taxes	74,230	45,449	43,938
Pretax Income	$210,898	$201,263	$166,801

Income Taxes on Pretax Income at Statutory Rate (35%)	$73,814	$70,442	$58,380
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	18,134	11,357	9,117
AFUDC	(1,860)	(4,469)	(6,159)
Removal Costs	(6,709)	(6,424)	(6,596)
Investment Tax Credits, Net	(3,967)	(4,093)	(4,209)
State and Local Income Taxes	(7,189)	(15,821)	(7,583)
Conservation Easement	-	(5,250)	-
Other	2,007	(293)	988
Total Income Taxes	$74,230	$45,449	$43,938

Effective Income Tax Rate	35.2%	22.6%	26.3%

CSPCo	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Net Income	$230,223	$271,661	$237,130
Income Taxes	131,849	143,721	109,739
Pretax Income	$362,072	$415,382	$346,869

Income Taxes on Pretax Income at Statutory Rate (35%)	$126,725	$145,384	$121,404
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	5,641	3,775	3,659
Investment Tax Credits, Net	(2,046)	(1,980)	(1,954)
State and Local Income Taxes	2,759	2,880	964
Parent Company Loss Benefit	(7,136)	(2,986)	(6,663)
Other	5,906	(3,352)	(7,671)
Total Income Taxes	$131,849	$143,721	$109,739

Effective Income Tax Rate	36.4%	34.6%	31.6%

I&M	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Net Income	$126,091	$216,310	$131,875
Income Taxes	63,426	81,037	58,258
Pretax Income	$189,517	$297,347	$190,133

Income Taxes on Pretax Income at Statutory Rate (35%)	$66,331	$104,071	$66,547
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	11,419	9,550	4,971
Nuclear Fuel Disposal Costs	(1,655)	(3,249)	(4,381)
AFUDC	(9,032)	(7,413)	(3,362)
Removal Costs	(3,663)	(5,960)	(3,839)
Investment Tax Credits, Net	(2,316)	(2,316)	(2,196)
State and Local Income Taxes	3,966	(15,059)	3,077
Other	(1,624)	1,413	(2,559)
Total Income Taxes	$63,426	$81,037	$58,258

Effective Income Tax Rate	33.5%	27.3%	30.6%

OPCo	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Net Income	$311,393	$308,615	$232,455
Income Taxes	169,457	166,474	114,622
Pretax Income	$480,850	$475,089	$347,077

Income Taxes on Pretax Income at Statutory Rate (35%)	$168,298	$166,281	$121,477
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	5,802	5,371	4,389
Investment Tax Credits, Net	(882)	(949)	(942)
State and Local Income Taxes	(1,853)	4,766	2,102
Other	(1,908)	(8,995)	(12,404)
Total Income Taxes	$169,457	$166,474	$114,622

Effective Income Tax Rate	35.2%	35.0%	33.0%

PSO	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Net Income	$72,787	$75,602	$78,484
Income Taxes	50,100	43,921	42,277
Pretax Income	$122,887	$119,523	$120,761

Income Taxes on Pretax Income at Statutory Rate (35%)	$43,010	$41,833	$42,266
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	(166)	(174)	(502)
Investment Tax Credits, Net	(781)	(770)	(834)
State and Local Income Taxes	10,307	6,025	3,845
Other	(2,270)	(2,993)	(2,498)
Total Income Taxes	$50,100	$43,921	$42,277

Effective Income Tax Rate	40.8%	36.7%	35.0%

SWEPCo	Years Ended December 31,
	2010	2009	2008
	(in thousands)
Net Income	$146,684	$117,203	$96,445
Extraordinary Loss	-	5,325	-
Income Taxes	64,214	17,511	33,041
Pretax Income	$210,898	$140,039	$129,486

Income Taxes on Pretax Income at Statutory Rate (35%)	$73,814	$49,014	$45,320
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	1,223	1,506	502
Depletion	(1,506)	(3,150)	(3,158)
AFUDC	(15,856)	(16,243)	(5,114)
Investment Tax Credits, Net	(1,484)	(3,542)	(3,964)
State and Local Income Taxes	(637)	647	4,121
Parent Company Loss Benefit	-	(4,232)	-
Other	8,660	(6,489)	(4,666)
Total Income Taxes	$64,214	$17,511	$33,041

Effective Income Tax Rate	30.4%	12.5%	25.5%

The following tables show elements of the net deferred tax liability and significant temporary differences for each Registrant Subsidiary.

APCo	December 31,
	2010	2009
	(in thousands)
Deferred Tax Assets	$417,393	$404,253
Deferred Tax Liabilities	(2,103,645)	(1,912,843)
Net Deferred Tax Liabilities	$(1,686,252)	$(1,508,590)

Property Related Temporary Differences	$(1,151,667)	$(1,027,656)
Amounts Due from Customers for Future Federal Income Taxes	(104,995)	(106,519)
Deferred State Income Taxes	(242,579)	(202,987)
Deferred Income Taxes on Other Comprehensive Loss	25,859	27,060
Deferred Fuel and Purchased Power	(129,671)	(126,230)
Accrued Pensions	52,406	58,779
Regulatory Assets	(179,686)	(185,880)
All Other, Net	44,081	54,843
Net Deferred Tax Liabilities	$(1,686,252)	$(1,508,590)

CSPCo	December 31,
	2010	2009
	(in thousands)
Deferred Tax Assets	$143,453	$124,087
Deferred Tax Liabilities	(761,834)	(682,624)
Net Deferred Tax Liabilities	$(618,381)	$(558,537)

Property Related Temporary Differences	$(576,649)	$(493,879)
Amounts Due from Customers for Future Federal Income Taxes	(1,013)	(3,182)
Deferred State Income Taxes	(7,251)	(9,161)
Deferred Income Taxes on Other Comprehensive Loss	27,642	26,920
Accrued Pensions	6,927	8,140
Regulatory Assets	(78,623)	(74,298)
All Other, Net	10,586	(13,077)
Net Deferred Tax Liabilities	$(618,381)	$(558,537)

I&M	December 31,
	2010	2009
	(in thousands)
Deferred Tax Assets	$751,455	$722,974
Deferred Tax Liabilities	(1,530,993)	(1,428,710)
Net Deferred Tax Liabilities	$(779,538)	$(705,736)

Property Related Temporary Differences	$(246,395)	$(224,113)
Amounts Due from Customers for Future Federal Income Taxes	(27,932)	(25,573)
Deferred State Income Taxes	(79,522)	(80,345)
Deferred Income Taxes on Other Comprehensive Loss	11,248	11,685
Accrued Nuclear Decommissioning Expense	(394,441)	(354,534)
Post Retirement Benefits	41,727	34,236
Accrued Pensions	36,564	49,086
Regulatory Assets	(108,842)	(102,247)
All Other, Net	(11,945)	(13,931)
Net Deferred Tax Liabilities	$(779,538)	$(705,736)

OPCo	December 31,
	2010	2009
	(in thousands)
Deferred Tax Assets	$290,613	$270,381
Deferred Tax Liabilities	(1,841,019)	(1,601,472)
Net Deferred Tax Liabilities	$(1,550,406)	$(1,331,091)

Property Related Temporary Differences	$(1,263,137)	$(1,127,166)
Amounts Due from Customers for Future Federal Income Taxes	(56,506)	(53,651)
Deferred State Income Taxes	(99,508)	(88,489)
Deferred Income Taxes on Other Comprehensive Loss	69,364	63,785
Deferred Fuel and Purchased Power	(177,057)	(109,204)
Accrued Pensions	(8,852)	3,602
Regulatory Assets	(71,219)	(74,769)
All Other, Net	56,509	54,801
Net Deferred Tax Liabilities	$(1,550,406)	$(1,331,091)

PSO	December 31,
	2010	2009
	(in thousands)
Deferred Tax Assets	$90,750	$101,346
Deferred Tax Liabilities	(751,592)	(663,779)
Net Deferred Tax Liabilities	$(660,842)	$(562,433)

Property Related Temporary Differences	$(561,364)	$(500,832)
Amounts Due from Customers for Future Federal Income Taxes	(242)	1,901
Deferred State Income Taxes	(76,254)	(60,408)
Deferred Income Taxes on Other Comprehensive Loss	(4,574)	322
Accrued Pensions	18,389	23,382
Regulatory Assets	(74,404)	(75,101)
All Other, Net	37,607	48,303
Net Deferred Tax Liabilities	$(660,842)	$(562,433)

SWEPCo	December 31,
	2010	2009
	(in thousands)
Deferred Tax Assets	$104,444	$89,938
Deferred Tax Liabilities	(713,248)	(562,054)
Net Deferred Tax Liabilities	$(608,804)	$(472,116)

Property Related Temporary Differences	$(521,210)	$(422,726)
Amounts Due from Customers for Future Federal Income Taxes	(25,800)	(13,927)
Deferred State Income Taxes	(56,315)	(32,260)
Deferred Income Taxes on Other Comprehensive Loss	6,726	6,995
Accrued Pensions	9,821	20,581
Regulatory Assets	(41,956)	(52,894)
All Other, Net	19,930	22,115
Net Deferred Tax Liabilities	$(608,804)	$(472,116)

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

The Registrant Subsidiaries are no longer subject to U.S. federal examination for years before 2001.  The Registrant Subsidiaries have completed the exam for the years 2001 through 2006 and have issues that are being pursued at the appeals level.  The years 2007 and 2008 are currently under examination.  Although the outcome of tax audits is uncertain, in management’s opinion, adequate provisions for federal income taxes have been made for potential liabilities resulting from such matters.  In addition, the Registrant Subsidiaries accrue interest on these uncertain tax positions.  Management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on net income.

The Registrant Subsidiaries file income tax returns in various state and local jurisdictions.  These taxing authorities routinely examine their tax returns and the Registrant Subsidiaries are currently under examination in several state and local jurisdictions.  Management believes that previously filed tax returns have positions that may be challenged by these tax authorities.  However, management believes that adequate provisions for income taxes have been made for potential liabilities resulting from such challenges and that the ultimate resolution of these audits will not materially impact net income.  With few exceptions, the Registrant Subsidiaries are no longer subject to state or local income tax examinations by tax authorities for years before 2000.

APCo, I&M, OPCo and PSO sustained federal, state and local net income tax operating losses in 2009 driven primarily by bonus depreciation, a change in tax accounting method related to units of property and other book versus tax temporary differences.  As a result, these registrant subsidiaries accrued current federal, state and local income tax benefits in 2009.  These registrant subsidiaries realized the federal cash flow benefit in 2010 as there was sufficient capacity in prior periods to carry the consolidated federal net operating loss back.  Most of the registrant subsidiaries’ state and local jurisdictions do not provide for a net operating loss carry back.  It is anticipated that future taxable income will be sufficient to realize the tax benefit.  As such, management has determined that a valuation allowance is unnecessary.

The Registrant Subsidiaries recognize interest accruals related to uncertain tax positions in interest income or expense as applicable and penalties in Other Operation in accordance with the accounting guidance for “Income Taxes.”

The following tables show amounts reported for interest expense, interest income and reversal of prior period interest expense:

	Years Ended December 31,
	2010			2009
			Reversal of			Reversal of
			Prior Period			Prior Period
	Interest	Interest	Interest	Interest	Interest	Interest
Company	Expense	Income	Expense	Expense	Income	Expense
	(in thousands)
APCo	$2,330	$-	$1,146	$593	$-	$1,803
CSPCo	1,549	-	39	1,091	-	200
I&M	-	209	159	-	4,090	119
OPCo	2,399	-	1,614	2,221	-	1,495
PSO	455	-	871	-	721	382
SWEPCo	749	-	320	12	424	428

	Year Ended December 31, 2008
			Reversal of
			Prior Period
	Interest	Interest	Interest
Company	Expense	Income	Expense
	(in thousands)
APCo	$2,365	$5,367	$2,635
CSPCo	153	3,304	3,411
I&M	179	1,371	5,650
OPCo	4,093	5,755	295
PSO	2,008	-	-
SWEPCo	1,340	1,585	-

The following table shows balances for amounts accrued for the receipt of interest:

	December 31,
Company	2010	2009
	(in thousands)
APCo	$934	$2,187
CSPCo	2,784	2,281
I&M	7,642	5,764
OPCo	6	1,339
PSO	-	1,735
SWEPCo	957	1,262

The following table shows balances for amounts accrued for the payment of interest and penalties:

	December 31,
Company	2010	2009
	(in thousands)
APCo	$1,274	$1,733
CSPCo	2,219	206
I&M	1,823	439
OPCo	3,858	4,411
PSO	877	3,028
SWEPCo	1,107	983

The reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance at January 1, 2010	$17,292	$16,738	$20,007	$48,813	$12,216	$10,163
Increase - Tax Positions Taken During
a Prior Period	4,177	10,110	4,964	9,104	151	6,128
Decrease - Tax Positions Taken During
a Prior Period	(6,376)	(1,496)	(5,287)	(7,341)	(1,200)	(376)
Decrease - Tax Positions Taken During
the Current Year	(1,015)	(597)	(1,487)	(1,152)	(517)	(691)
Decrease - Settlements with Taxing
Authorities	(811)	-	(236)	(70)	(265)	(4)
Decrease - Lapse of the Applicable
Statute of Limitations	-	-	(90)	(5,454)	(540)	(810)
Balance at December 31, 2010	$13,267	$24,755	$17,871	$43,900	$9,845	$14,410

	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance at January 1, 2009	$20,573	$21,179	$11,815	$52,338	$13,310	$10,252
Increase - Tax Positions Taken During
a Prior Period	5,339	6,068	8,336	11,970	2,304	4,102
Decrease - Tax Positions Taken During
a Prior Period	(8,263)	(9,994)	(14,921)	(14,030)	(2,322)	(3,065)
Increase - Tax Positions Taken During
the Current Year	2,471	-	14,398	890	-	-
Decrease - Tax Positions Taken During
the Current Year	-	(195)	-	-	(533)	(357)
Increase - Settlements with Taxing
Authorities	-	-	645	-	-	-
Decrease - Lapse of the Applicable
Statute of Limitations	(2,828)	(320)	(266)	(2,355)	(543)	(769)
Balance at December 31, 2009	$17,292	$16,738	$20,007	$48,813	$12,216	$10,163

	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance at January 1, 2008	$19,741	$19,753	$11,317	$51,982	$14,105	$6,610
Increase - Tax Positions Taken During
a Prior Period	1,617	1,198	100	3,133	1,322	2,233
Decrease - Tax Positions Taken During
a Prior Period	(486)	(1,207)	(2,976)	(2,692)	(6,383)	(2,271)
Increase - Tax Positions Taken During
the Current Year	2,891	1,575	3,335	2,446	4,806	4,193
Decrease - Tax Positions Taken During
the Current Year	(1,931)	(311)	(436)	(835)	(540)	(395)
Increase - Settlements with Taxing
Authorities	906	171	745	192	-	-
Decrease - Settlements with Taxing
Authorities	-	-	-	-	-	(28)
Decrease - Lapse of the Applicable
Statute of Limitations	(2,165)	-	(270)	(1,888)	-	(90)
Balance at December 31, 2008	$20,573	$21,179	$11,815	$52,338	$13,310	$10,252

Management believes that there will be no significant net increase or decrease in unrecognized benefits within 12 months of the reporting date.  The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate for each Registrant Subsidiary was as follows:

Company	2010	2009	2008
	(in thousands)
APCo	$1,109	$3,777	$5,738
CSPCo	10,626	9,709	11,954
I&M	1,664	1,271	6,283
OPCo	18,123	23,795	27,307
PSO	1,977	2,985	2,974
SWEPCo	2,481	2,278	2,205

Federal Tax Legislation – Affecting APCo

Under the Energy Tax Incentives Act of 2005, AEP filed applications with the United States Department of Energy and the IRS in 2008 for the West Virginia IGCC project and in July 2008 the IRS allocated the project $134 million in credits.  In September 2008, AEP entered into a memorandum of understanding with the IRS concerning the requirements of claiming the credits.  AEP had until July 2010 to meet certain minimum requirements under the agreement with the IRS or the credits would be forfeited.  In July 2010, AEP forfeited the allocated tax credits.

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

The American Recovery and Reinvestment Act of 2009 provided for several new grant programs and expanded tax credits and an extension of the 50% bonus depreciation provision enacted in the Economic Stimulus Act of 2008.  The enacted provisions did not have a material impact on net income or financial condition.  However, the bonus depreciation contributed to AEP’s 2009 federal net operating tax loss that resulted in a 2010 cash flow benefit to the Registrant Subsidiaries as follows:

Company	(in thousands)

APCo	$170,466
CSPCo	3,192
I&M	78,456
OPCo	137,919
PSO	10,741
SWEPCo	-

The Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act (Health Care Acts) were enacted in March 2010.  The Health Care Acts amend tax rules so that the portion of employer health care costs that are reimbursed by the Medicare Part D prescription drug subsidy will no longer be deductible by the employer for federal income tax purposes effective for years beginning after December 31, 2012.  Because of the loss of the future tax deduction, a reduction in the deferred tax asset related to the nondeductible OPEB liabilities accrued to date was recorded by the Registrant Subsidiaries in March 2010.  This reduction did not materially affect the Registrant Subsidiaries' cash flows or financial condition.  For the year ended December 31, 2010, the Registrant Subsidiaries reflected a decrease in deferred tax assets, which was partially offset by recording net tax regulatory assets in jurisdictions with regulated operations, resulting in a decrease in net income as follows:

	Net Reduction	Tax
	to Deferred	Regulatory	Decrease in
Company	Tax Assets	Assets, Net	Net Income
	(in thousands)
APCo	$9,397	$8,831	$566
CSPCo	4,386	2,970	1,416
I&M	7,212	6,528	684
OPCo	8,385	4,020	4,365
PSO	3,172	3,172	-
SWEPCo	3,412	3,412	-

The Small Business Jobs Act (the Act) was enacted in September 2010.  Included in the Act was a one-year extension of the 50% bonus depreciation provision.  The Tax Relief, Unemployment Insurance Reauthorization and the Job Creation Act of 2010 extended the life of research and development, employment and several energy tax credits originally scheduled to expire at the end of 2010.  In addition, the Act extended the time for claiming bonus depreciation and increased the deduction to 100% for part of 2010 and 2011.  The enacted provisions will not have a material impact on the Registrant Subsidiaries’ net income or financial condition but had a favorable impact on cash flows in 2010 as follows:

Company	(in thousands)
APCo	$43,379
CSPCo	85,180
I&M	49,740
OPCo	39,457
PSO	-
SWEPCo	30,269

State Tax Legislation – Affecting APCo, CSPCo, I&M, OPCo, PSO and SWEPCo

Under Ohio House Bill 66, in 2005, AEP reversed deferred state income tax liabilities that are not expected to reverse during the phase-out as follows:

	Other			Deferred State
	Regulatory	Regulatory	State Income	Income Tax
Company	Liabilities (a)	Asset, Net (b)	Tax Expense (c)	Liabilities (d)
	(in thousands)
APCo	$-	$10,945	$2,769	$13,714
CSPCo	15,104	-	-	15,104
I&M	-	5,195	-	5,195
OPCo	41,864	-	-	41,864
PSO	-	-	706	706
SWEPCo	-	582	119	701

(a)	The reversal of deferred state income taxes for CSPCo and OPCo was recorded as a regulatory liability pending rate-making treatment in Ohio.
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

The Ohio legislation also imposed a new commercial activity tax at a fully phased-in rate of 0.26% on all Ohio gross receipts.  The tax was phased-in over a five-year period that began July 1, 2005 at 23% of the full 0.26% rate.  As a result of this tax, expenses of approximately $6 million, $5 million and $4 million each for CSPCo and OPCo were recorded in 2010, 2009 and 2008, respectively, in Taxes Other Than Income Taxes.

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

Lease rentals for both operating and capital leases are generally charged to Other Operation and Maintenance expense in accordance with rate-making treatment for regulated operations.  Capital leases for nonregulated property are accounted for as if the assets were owned and financed.  The components of rental costs are as follows:

Year Ended December 31, 2010	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$18,034	$40,011	$91,973	$22,876	$2,649	$5,877
Amortization of Capital Leases	7,002	4,204	31,178	7,865	3,992	11,742
Interest on Capital Leases	1,598	639	2,298	2,493	1,057	9,892
Total Lease Rental Costs	$26,634	$44,854	$125,449	$33,234	$7,698	$27,511

Year Ended December 31, 2009	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$21,001	$45,124	$94,409	$28,334	$5,807	$8,052
Amortization of Capital Leases	3,480	2,715	31,612	4,688	1,485	10,739
Interest on Capital Leases	206	140	1,937	1,284	85	6,372
Total Lease Rental Costs	$24,687	$47,979	$127,958	$34,306	$7,377	$25,163

Year Ended December 31, 2008	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$18,840	$42,330	$96,595	$25,876	$6,995	$8,519
Amortization of Capital Leases	4,820	3,329	39,697	6,369	1,550	6,926
Interest on Capital Leases	525	482	5,311	1,606	140	3,855
Total Lease Rental Costs	$24,185	$46,141	$141,603	$33,851	$8,685	$19,300

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

December 31, 2010	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Property, Plant and Equipment Under
Capital Leases:
Generation	$10,255	$1,696	$19,147	$32,524	$3,471	$15,528
Distribution	-	-	-	-	-	-
Other Property, Plant and Equipment	29,154	14,144	26,922	29,965	19,256	142,210
Construction Work in Progress	-	-	-	-	-	-
Total Property, Plant and Equipment	39,409	15,840	46,069	62,489	22,727	157,738
Accumulated Amortization	6,678	3,953	10,366	15,010	4,338	29,370
Net Property, Plant and Equipment
Under Capital Leases	$32,731	$11,887	$35,703	$47,479	$18,389	$128,368

Obligations Under Capital Leases:
Noncurrent Liability	$24,617	$7,965	$26,858	$38,237	$13,838	$115,399
Liability Due Within One Year	8,114	3,990	8,845	12,070	4,551	13,265

Total Obligations Under Capital Leases	$32,731	$11,955	$35,703	$50,307	$18,389	$128,664

December 31, 2009	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Property, Plant and Equipment Under
Capital Leases:
Generation	$90	$6,989	$16,363	$23,018	$2,041	$13,869
Distribution	-	-	-	-	-	-
Other Property, Plant and Equipment	15,401	8,477	50,587	13,344	6,973	164,632
Construction Work in Progress	-	-	-	-	-	-
Total Property, Plant and Equipment	15,491	15,466	66,950	36,362	9,014	178,501
Accumulated Amortization	8,007	10,769	14,400	16,066	3,544	30,858
Net Property, Plant and Equipment
Under Capital Leases	$7,484	$4,697	$52,550	$20,296	$5,470	$147,643

Obligations Under Capital Leases:
Noncurrent Liability	$4,539	$2,452	$27,485	$16,926	$3,722	$134,044
Liability Due Within One Year	2,945	2,274	25,065	5,756	1,748	14,617

Total Obligations Under Capital Leases	$7,484	$4,726	$52,550	$22,682	$5,470	$148,661

Future minimum lease payments consisted of the following at December 31, 2010:

Capital Leases	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2011	$9,529	$4,472	$10,345	$11,702	$5,448	$22,306
2012	8,571	2,769	9,144	9,377	4,208	21,722
2013	5,901	2,379	4,702	8,902	3,610	20,540
2014	3,616	1,820	3,779	6,665	2,689	19,079
2015	2,885	695	2,742	4,773	1,475	17,053
Later Years	6,897	1,284	15,933	21,952	4,082	78,506
Total Future Minimum Lease
Payments	37,399	13,419	46,645	63,371	21,512	179,206
Less Estimated Interest Element	4,668	1,464	10,942	13,064	3,123	50,542
Estimated Present Value of Future
Minimum Lease Payments	$32,731	$11,955	$35,703	$50,307	$18,389	$128,664

Noncancelable Operating Leases	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2011	$14,339	$38,904	$97,750	$20,708	$2,281	$6,015
2012	11,505	36,479	95,170	19,379	2,031	4,861
2013	9,939	34,911	94,612	18,978	1,464	4,199
2014	9,311	33,456	93,880	18,687	949	3,140
2015	8,332	31,920	90,786	17,408	626	2,599
Later Years	57,971	60,936	561,803	71,457	974	12,518
Total Future Minimum Lease
Payments	$111,397	$236,606	$1,034,001	$166,617	$8,325	$33,332

Master Lease Agreements

The Registrant Subsidiaries lease certain equipment under master lease agreements.  In December 2010, management signed a new master lease agreement with GE Capital Commercial Inc. (GE) to replace existing operating and capital leases with GE.  These assets were included in existing master lease agreements that were to be terminated in 2011 since GE exercised the termination provision related to these leases in 2008.  Certain assets were not included in the refinancing, but the assets will be purchased or refinanced in 2011.  In addition, certain operating leases that were previously under lease with GE are now recorded as capital leases after the refinancing.    The amounts refinanced for the Registrant Subsidiaries are as follows:

Leases Refinanced with GE	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Operating Lease to Operating Lease	$6,815	$8,382	$12,245	$7,443	$2,458	$13,091
Capital Lease to Capital Lease	1,602	965	6,749	1,491	522	652
Operating Lease to Capital Lease	11,252	1,906	4,984	10,087	3,205	4,574

These obligations are included in the future minimum lease payments schedule earlier in this note.

For equipment under the GE master lease agreements, the lessor is guaranteed receipt of up to 84% of the unamortized balance of the equipment at the end of the lease term.  If the fair value of the leased equipment is below the unamortized balance at the end of the lease term, the Registrant Subsidiaries are committed to pay the difference between the fair value and the unamortized balance, with the total guarantee not to exceed 84% of the unamortized balance.  For equipment under other master lease agreements, the lessor is guaranteed a residual value up to a stated percentage of either the unamortized balance or the equipment cost at the end of the lease term.  If the actual fair value of the leased equipment is below the guaranteed residual value at the end of the lease term, the Registrant Subsidiaries are committed to pay the difference between the actual fair value and the residual value guarantee.  At December 31, 2010, the maximum potential loss by Registrant Subsidiary for these lease agreements assuming the fair value of the equipment is zero at the end of the lease term is as follows:

	Maximum	Maximum
	Potential	Potential Loss
Company	Loss	Net of Tax
	(in thousands)
APCo	$1,197	$778
CSPCo	888	577
I&M	1,768	1,149
OPCo	1,216	790
PSO	616	400
SWEPCo	2,572	1,672

Historically, at the end of the lease term the fair value has been in excess of the unamortized balance.

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

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it equally to AEGCo and I&M.  The lease is accounted for as an operating lease with the payment obligations included in the future minimum lease payments schedule earlier in this note.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  Neither AEGCo, I&M nor AEP has an ownership interest in the Owner Trustee and do not guarantee its debt.  I&M’s future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2010 are as follows:

Future Minimum Lease Payments	I&M
(in millions)
2011	$74
2012	74
2013	74
2014	74
2015	74
Later Years	517
Total Future Minimum Lease Payments	$887

Railcar Lease

In June 2003, AEP Transportation LLC (AEP Transportation), a subsidiary of AEP, entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The lease is accounted for as an operating lease.  In January 2008, AEP Transportation assigned the remaining 848 railcars under the original lease agreement to I&M (390 railcars) and SWEPCo (458 railcars).  The assignment is accounted for as operating leases for I&M and SWEPCo.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  I&M and SWEPCo intend to renew these leases for the full lease term of twenty years via the renewal options.  The future minimum lease obligations are $17 million for I&M and $19 million for SWEPCo for the remaining railcars as of December 31, 2010.  These obligations are included in the future minimum lease payments schedule earlier in this note.

Under the lease agreement, the lessor is guaranteed that the sale proceeds under a return-and-sale option will equal at least a lessee obligation amount specified in the lease, which declines from approximately 84% under the current five year lease term to 77% at the end of the 20-year term of the projected fair value of the equipment.  I&M and SWEPCo have assumed the guarantee under the return-and-sale option.  I&M’s maximum potential loss related to the guarantee is approximately $12 million ($8 million, net of tax) and SWEPCo’s is approximately $13 million ($9 million, net of tax) assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, management believes that the fair value would produce a sufficient sales price to avoid any loss.

Sabine Dragline Lease

During 2009, Sabine, an entity consolidated in accordance with the accounting guidance for “Variable Interest Entities,” entered into capital lease arrangements with a nonaffiliated company to finance the purchase of two electric draglines to be used for Sabine’s mining operations totaling $47 million.  The amounts included in the lease represented the aggregate fair value of the existing equipment and a sale and leaseback transaction for additional dragline rebuild costs required to keep the dragline operational.  In addition to the 2009 transactions, Sabine has one additional $53 million dragline completed in 2008 that was financed under a capital lease.  These capital lease assets are included in Other Property, Plant and Equipment on SWEPCo’s December 31, 2010 and 2009 Consolidated Balance Sheets.  The short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities on SWEPCo’s December 31, 2010 and 2009 Consolidated Balance Sheets.  The future payment obligations are included in SWEPCo’s future minimum lease payments schedule earlier in this note.

I&M Nuclear Fuel Lease

In December 2007, I&M entered into a sale-and-leaseback transaction with Citicorp Leasing, Inc. (CLI), an unrelated, unconsolidated, wholly-owned subsidiary of Citibank, N.A. to lease nuclear fuel for I&M’s Cook Plant.  In December 2007, I&M sold a portion of its unamortized nuclear fuel inventory to CLI at cost for $85 million.  The lease has a variable rate based on one month LIBOR and is accounted for as a capital lease with lease terms up to 60 months.  The future payment obligations of $3 million are included in I&M’s future minimum lease payments schedule earlier in this note.  The net capital lease asset is included in Other Property, Plant and Equipment and the short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities, respectively, on I&M’s December 31, 2010 and 2009 Consolidated Balance Sheets.  The future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2010 are as follows, based on estimated fuel burn:

Future Minimum Lease Payments	Amount
(in millions)
2011	$2
2012	1
Total Future Minimum Lease Payments	$3

14.  FINANCING ACTIVITIES

Preferred Stock

				Shares
				Outstanding at	Call Price at
	Par		Authorized	December 31,	December 31,			December 31,
Company	Value		Shares	2010	2010 (a)	Series	Redemption	2010	2009
								(in thousands)
APCo	$-	(b)	8,000,000	177,465	$110.00	4.50%	Any time	$17,747	$17,752
CSPCo	25		7,000,000	-	-	-	-	-	-
CSPCo	100		2,500,000	-	-	-	-	-	-
I&M	25		11,200,000	-	-	-	-	-	-
I&M	100		(c)	55,257	106.13	4.125%	Any time	5,525	5,530
I&M	100		(c)	14,412	102.00	4.56%	Any time	1,441	1,441
I&M	100		(c)	11,055	102.73	4.12%	Any time	1,106	1,106
OPCo	25		4,000,000	-	-	-	-	-	-
OPCo	100		(d)	14,495	103.00	4.08%	Any time	1,450	1,460
OPCo	100		(d)	22,824	103.20	4.20%	Any time	2,282	2,282
OPCo	100		(d)	31,482	104.00	4.40%	Any time	3,148	3,148
OPCo	100		(d)	97,357	110.00	4.50%	Any time	9,736	9,737
PSO	100		(e)	44,508	105.75	4.00%	Any time	4,451	4,451
PSO	100		(e)	4,310	103.19	4.24%	Any time	431	807
SWEPCo	100		(f)	7,386	103.90	4.28%	Any time	739	740
SWEPCo	100		(f)	1,907	102.75	4.65%	Any time	190	190
SWEPCo	100		(f)	37,665	109.00	5.00%	Any time	3,767	3,767

(a)
The cumulative preferred stock is callable at the price indicated plus accrued dividends.  If the Registrant Subsidiary defaults on preferred stock dividend payments for a period of one year or longer, preferred stock holders are entitled, voting separately as one class, to elect the number of directors necessary to constitute a majority of the Registrant Subsidiary’s full board of directors.

(b)	Stated value is $100 per share.
(c)	I&M has 2,250,000 authorized $100 par value per share shares in total.
(d)	OPCo has 3,762,403 authorized $100 par value per share shares in total.
(e)	PSO has 700,000 authorized shares in total.
(f)	SWEPCo has 1,860,000 authorized shares in total.

		Number of Shares Redeemed for the
		Years Ended December 31,
Company	Series	2010	2009	2008
APCo	4.50%	53	2	-
I&M	4.125%	44	34	-
OPCo	4.08%	100	-	-
OPCo	4.50%	6	10	-
PSO	4.00%	-	40	-
PSO	4.24%	3,759	-	-
SWEPCo	5.00%	8	-	-

Long-term Debt

There are certain limitations on establishing liens against the Registrant Subsidiaries’ assets under their respective indentures.  None of the long-term debt obligations of the Registrant Subsidiaries have been guaranteed or secured by AEP or any of its affiliates.

The following details long-term debt outstanding as of December 31, 2010 and 2009:

		Weighted
		Average
		Interest
		Rate at			Outstanding at
		December 31,	Interest Rate Ranges at December 31,		December 31,
Company	Maturity	2010	2010	2009	2010	2009
Senior Unsecured Notes					(in thousands)
APCo	2010-2038	5.98%	3.40%-7.95%	4.40%-7.95%	$3,042,060	$2,875,885
CSPCo	2010-2035	5.37%	0.702%-6.60%	4.40%-6.60%	1,246,085	1,243,648
I&M	2012-2037	6.25%	5.05%-7.00%	5.05%-7.00%	1,270,116	1,419,633
OPCo	2010-2033	5.74%	4.85%-6.60%	0.4644%-6.60%	2,044,942	2,643,925
PSO	2011-2037	5.86%	4.70%-6.625%	4.70%-6.625%	922,576	921,761
SWEPCo	2015-2040	5.92%	4.90%-6.45%	4.90%-6.45%	1,548,185	1,196,944

Pollution Control Bonds (a)
APCo	2010-2042 (b)	3.09%	0.29%-6.05%	0.20%-7.125%	516,650	498,972
CSPCo	2012-2038 (b)	4.78%	3.875%-5.80%	3.875%-5.80%	192,745	192,745
I&M	2011-2025 (b)	4.09%	0.33%-6.25%	0.23%-6.25%	266,456	266,418
OPCo	2010-2037 (b)	2.62%	0.30%-5.15%	0.22%-7.125%	484,580	398,580
PSO	2014-2020	5.03%	4.45%-5.25%	4.45%-5.25%	46,360	46,360
SWEPCo	2011-2019 (b)	4.33%	3.25%-4.95%	0.82%-4.95%	176,335	176,335

Notes Payable - Affiliated
APCo	2010	-	-	4.708%	-	100,000
CSPCo	2010	-	-	4.64%	-	100,000
I&M	2010	-	-	5.375%	-	25,000
OPCo	2015	5.25%	5.25%	5.25%	200,000	200,000
SWEPCo	2010	-	-	4.45%	-	50,000

Notes Payable - Nonaffiliated
I&M	2013-2015	3.81%	2.07%-5.44%	5.44%	202,753	102,300
SWEPCo	2012-2024	6.66%	6.37%-7.03%	4.47%-7.03%	45,000	50,874

Spent Nuclear Fuel Liability (c)
I&M					264,901	264,555

Other Long-term Debt
APCo	2026	13.718%	13.718%	13.718%	2,431	2,449
PSO	2026	3.00%	3.00%	-	2,250	-

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

(c)	Spent nuclear fuel obligation consists of a liability along with accrued interest for disposal of spent nuclear fuel (see “SNF Disposal” section of Note 6).

At December 31, 2010, $50 million of PSO’s Senior Unsecured Notes, which are due within one year, are classified as long-term debt due to management’s intent and ability to refinance these notes on a long-term basis.  In January 2011, PSO issued $250 million of 4.4% Senior Unsecured Notes due in 2021, demonstrating the ability to refinance these obligations on a long-term basis.

At December 31, 2009, approximately $230 million, $77 million and $165 million of variable-rate, tax-exempt bonds were outstanding for APCo, I&M and OPCo, respectively.  These bonds, which are short-term obligations, were classified as long-term debt due to management’s intent and ability to refinance each obligation on a long-term basis.  At December 31, 2009, the $478 million credit facility had non-cancelable terms in excess of one year, demonstrating the ability to refinance these short-term obligations on a long-term basis.

Long-term debt outstanding at December 31, 2010 is payable as follows:

	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2011	$479,672	$-	$154,457	$165,000	$25,000	$41,135
2012	250,025	194,500	161,389	-	150	20,000
2013	70,029	306,000	43,937	500,000	150	-
2014	33	60,000	290,943	343,580	33,850	-
2015	500,038	-	129,027	286,000	150	303,500
After 2015	2,269,284	882,245	1,229,901	1,440,000	914,310	1,406,700
Total Principal Amount	3,569,081	1,442,745	2,009,654	2,734,580	973,610	1,771,335
Unamortized Discount	(7,940)	(3,915)	(5,428)	(5,058)	(2,424)	(1,815)
Total Long-term Debt
Outstanding	$3,561,141	$1,438,830	$2,004,226	$2,729,522	$971,186	$1,769,520

In February 2011, APCo issued $65 million of 2% Pollution Control Bonds due in 2041 with a 2012 mandatory put date.

On behalf of OPCo, trustees held $303 million of reacquired variable rate tax-exempt long-term debt as of December 31, 2010.

Dividend Restrictions

The Registrant Subsidiaries pay dividends to Parent provided funds are legally available.  Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of the Registrant Subsidiaries to transfer funds to Parent in the form of dividends.

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

Additionally, the Federal Power Act creates a reserve on earnings attributable to hydroelectric generating plants.  Because of their respective ownership of such plants, this reserve applies to APCo, I&M and OPCo.

None of these restrictions limit the ability of the Registrant Subsidiaries to pay dividends out of retained earnings.

Charter and Leverage Restrictions

Provisions within the articles or certificates of incorporation of the Registrant Subsidiaries relating to preferred stock or shares restrict the payment of cash dividends on common and preferred stock or shares.  Pursuant to the credit agreement leverage restrictions, the Registrant Subsidiaries must maintain a percentage of debt to total capitalization at a level that does not exceed 67.5%.

At December 31, 2010, approximately $150 million of the retained earnings of APCo, $77 million of the retained earnings of CSPCo, $101 million of the retained earnings of SWEPCo and none of the retained earnings of I&M, OPCo and PSO have restrictions related to the payment of dividends to Parent.

Utility Money Pool – AEP System

The AEP System uses a corporate borrowing program to meet the short-term borrowing needs of its subsidiaries.  The corporate borrowing program includes a Utility Money Pool, which funds the utility subsidiaries.  The AEP System Utility Money Pool operates in accordance with the terms and conditions approved in a regulatory order.  The amount of outstanding loans (borrowings) to/from the Utility Money Pool as of December 31, 2010 and 2009 is included in Advances to/from Affiliates on each of the Registrant Subsidiaries’ balance sheets.  The Utility Money Pool participants’ money pool activity and their corresponding authorized borrowing limits for the years ended December 31, 2010 and 2009 are described in the following tables:

Year Ended December 31, 2010:

					Loans
	Maximum	Maximum	Average	Average	(Borrowings)	Authorized
	Borrowings	Loans	Borrowings	Loans	to/from Utility	Short-term
	from Utility	to Utility	from Utility	to Utility	Money Pool as of	Borrowing
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2010	Limit
	(in thousands)
APCo	$438,039	$-	$227,002	$-	$(128,331)	$600,000
CSPCo	134,592	229,758	32,368	96,009	54,202	350,000
I&M	42,769	223,111	17,972	107,123	(42,769)	500,000
OPCo	-	618,559	-	231,600	100,500	600,000
PSO	107,320	74,751	45,287	31,211	(91,382)	300,000
SWEPCo	78,616	274,958	39,458	184,126	86,222	350,000

Year Ended December 31, 2009:

					Loans
	Maximum	Maximum	Average	Average	(Borrowings)	Authorized
	Borrowings	Loans	Borrowings	Loans	to/from Utility	Short-term
	from Utility	to Utility	from Utility	to Utility	Money Pool as of	Borrowing
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2009	Limit
	(in thousands)
APCo	$420,925	$-	$207,121	$-	$(229,546)	$600,000
CSPCo	203,306	9,029	101,965	5,666	(24,202)	350,000
I&M	491,107	210,813	109,469	110,454	114,012	500,000
OPCo	522,934	451,832	255,870	302,420	438,352	600,000
PSO	77,976	284,647	56,378	61,328	62,695	300,000
SWEPCo	62,871	158,843	18,530	61,828	34,883	350,000

The maximum and minimum interest rates for funds either borrowed from or loaned to the Utility Money Pool were as follows:
	Years Ended December 31,
	2010	2009	2008
Maximum Interest Rate	0.55%	2.28%	5.47%
Minimum Interest Rate	0.09%	0.15%	2.28%

The average interest rates for funds borrowed from and loaned to the Utility Money Pool for the years ended December 31, 2010, 2009 and 2008 are summarized for all Registrant Subsidiaries in the following table:

	Average Interest Rate			Average Interest Rate
	for Funds Borrowed			for Funds Loaned
	from Utility Money Pool for			to Utility Money Pool for
	Years Ended December 31,			Years Ended December 31,
Company	2010	2009	2008	2010	2009	2008
APCo	0.26%	0.89%	3.66%	-%	-%	3.25%
CSPCo	0.18%	1.05%	3.59%	0.26%	0.57%	3.29%
I&M	0.43%	1.46%	3.35%	0.24%	0.26%	-%
OPCo	-%	1.21%	3.24%	0.21%	0.22%	3.82%
PSO	0.31%	2.01%	3.32%	0.17%	0.56%	4.53%
SWEPCo	0.19%	1.66%	3.38%	0.27%	0.52%	3.12%

Interest expense related to the Utility Money Pool is included in Interest Expense on each of the Registrant Subsidiaries’ Financial Statements.  The Registrant Subsidiaries incurred interest expense for amounts borrowed from the Utility Money Pool as follows:

	Years Ended December 31,
Company	2010	2009	2008
		(in thousands)
APCo	$611	$1,887	$6,076
CSPCo	11	1,081	2,287
I&M	17	924	7,903
OPCo	5	2,075	4,912
PSO	102	86	1,856
SWEPCo	11	68	1,480

Interest income related to the Utility Money Pool is included in Interest Income on each of the Registrant Subsidiaries’ Financial Statements.  The Registrant Subsidiaries earned interest income for amounts advanced to the Utility Money Pool as follows:

	Years Ended December 31,
Company	2010	2009	2008
		(in thousands)
APCo	$9	$-	$872
CSPCo	208	-	880
I&M	219	129	-
OPCo	500	228	79
PSO	19	322	293
SWEPCo	438	278	2,540

Short-term Debt

The Registrant Subsidiaries’ outstanding short-term debt was as follows:
December 31,
		2010		2009
		Outstanding	Interest	Outstanding	Interest
Company	Type of Debt	Amount	Rate (b)	Amount	Rate (b)
		(in thousands)		(in thousands)
SWEPCo	Line of Credit – Sabine (a)	$6,217	2.15%	$6,890	2.06%

(a)		Sabine Mining Company is a consolidated variable interest entity.
(b)		Weighted average rate.

Credit Facilities

AEP has credit facilities totaling $3 billion to support the commercial paper program.  The facilities are structured as two $1.5 billion credit facilities, of which $750 million may be issued under the credit facility that matures in April 2012 as letters of credit.  In June 2010, AEP terminated one of the $1.5 billion facilities, which was scheduled to mature in March 2011, and replaced it with a new $1.5 billion credit facility which matures in June 2013 and allows for the issuance of up to $600 million as letters of credit.  As of December 31, 2010, the maximum future payments for letters of credit issued under the two $1.5 billion credit facilities were $150 thousand for I&M and $4 million for SWEPCo.

In June 2010, the Registrant Subsidiaries and certain other companies in the AEP System reduced a $627 million credit agreement that matures in April 2011 to $478 million.  Under the facility, letters of credit may be issued.  As of December 31, 2010, $477 million of letters of credit were issued to support variable rate Pollution Control Bonds as follows:

Company	Amount
(in thousands)
APCo	$232,292
I&M	77,886
OPCo	166,899

Sale of Receivables – AEP Credit

Under a sale of receivables arrangement, the Registrant Subsidiaries sell, without recourse, certain of their customer accounts receivable and accrued unbilled revenue balances to AEP Credit and are charged a fee based on AEP Credit’s financing costs, administrative costs and uncollectible accounts experience for each Registrant Subsidiaries’ receivables.  APCo does not have regulatory authority to sell its West Virginia accounts receivable.  The costs of customer accounts receivable sold are reported in Other Operation on the Registrant Subsidiaries’ income statements.  The Registrant Subsidiaries manage and service their customer accounts receivable sold.

In July 2010, AEP Credit renewed its receivables securitization agreement.  The agreement provides a commitment of $750 million from bank conduits to purchase receivables.  A commitment of $375 million expires in July 2011 and the remaining commitment of $375 million expires in July 2013.

The amount of accounts receivable and accrued unbilled revenues under the sale of receivables agreement for each Registrant Subsidiary as of December 31, 2010 and 2009 was as follows:

	December 31,
Company	2010	2009
	(in thousands)
APCo	$145,515	$143,938
CSPCo	175,997	169,095
I&M	123,366	130,193
OPCo	168,701	160,977
PSO	121,679	73,518
SWEPCo	135,092	117,297

The fees paid by the Registrant Subsidiaries to AEP Credit for customer accounts receivable sold were:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$9,194	$5,132	$6,140
CSPCo	11,412	11,225	12,744
I&M	6,770	6,191	7,213
OPCo	9,218	8,769	10,003
PSO	5,406	6,954	10,936
SWEPCo	5,688	6,171	7,992

The Registrant Subsidiaries’ proceeds on the sale of receivables to AEP Credit were:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$1,418,487	$1,258,860	$1,029,779
CSPCo	1,750,902	1,627,444	1,640,598
I&M	1,283,955	1,228,502	1,178,473
OPCo	1,744,707	1,574,323	1,630,446
PSO	1,196,586	1,028,770	1,484,556
SWEPCo	1,402,525	1,300,393	1,347,899

15.  RELATED PARTY TRANSACTIONS

For other related party transactions, also see “Utility Money Pool – AEP System” and “Sale of Receivables – AEP Credit” sections of Note 14.

AEP Power Pool

APCo, CSPCo, I&M, KPCo and OPCo are parties to the Interconnection Agreement, dated July 6, 1951, as amended, defining how they share the costs and benefits associated with their generating plants.  This sharing is based upon each company’s MLR, which is calculated monthly on the basis of each company’s maximum peak demand in relation to the sum of the maximum peak demands of all five companies during the preceding 12 months.  In December 2010, each AEP Power Pool member gave notice to AEPSC and the other AEP Power Pool members of its decision to terminate the Interconnection Agreement effective January 2014 or such other date approved by the FERC.  It is unknown at this time what will replace the Interconnection Agreement.  In addition, since 1995, APCo, CSPCo, I&M, KPCo and OPCo have been parties to the AEP System Interim Allowance Agreement, which provides, among other things, for the transfer of SO2 allowances associated with the transactions under the Interconnection Agreement.

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

Affiliated Revenues and Purchases

The following tables show the revenues derived from sales to the pools, direct sales to affiliates, natural gas contracts with AEPES and other revenues for the years ended December 31, 2010, 2009 and 2008:

Related Party Revenues	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2010
Sales to AEP Power Pool	$158,873	$64,467	$327,992	$891,424	$-	$-
Direct Sales to East Affiliates	123,832	-	-	115,406	1,210	1,248
Direct Sales to West Affiliates	3,471	1,900	1,931	2,225	19,629	39,851
Direct Sales to AEPEP	-	-	-	-	-	(286)
Direct Sales to Transmission Companies	44	113	1,848	123	30	1
Natural Gas Contracts with AEPES	(2,171)	(1,072)	(1,087)	(1,258)	2	3
Other Revenues	32,158	17,586	267	18,003	2,657	11,053
Total Affiliated Revenues	$316,207	$82,994	$330,951	$1,025,923	$23,528	$51,870

Related Party Revenues	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2009
Sales to AEP Power Pool	$130,331	$57,373	$198,579	$935,563	$-	$-
Direct Sales to East Affiliates	123,549	-	-	84,078	3,136	1,220
Direct Sales to West Affiliates	2,255	1,169	1,154	1,384	39,197	16,434
Direct Sales to AEPEP	-	-	-	-	-	(659)
Natural Gas Contracts with AEPES	(8,340)	(4,866)	(4,637)	(6,142)	(328)	(387)
Other Revenues	15,594	13,537	1,055	19,407	3,751	12,710
Total Affiliated Revenues	$263,389	$67,213	$196,151	$1,034,290	$45,756	$29,318

Related Party Revenues	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2008
Sales to AEP Power Pool	$219,305	$101,743	$292,183	$849,574	$-	$-
Direct Sales to East Affiliates	92,225	-	-	74,465	4,246	3,438
Direct Sales to West Affiliates	16,558	9,849	9,483	11,505	90,545	33,493
Natural Gas Contracts with AEPES	(2,029)	(1,203)	(1,085)	(689)	(467)	(552)
Other Revenues	2,676	12,560	2,160	5,613	7,278	14,463
Total Affiliated Revenues	$328,735	$122,949	$302,741	$940,468	$101,602	$50,842

The following tables show the purchased power expense incurred for purchases from the pools and affiliates for the years ended December 31, 2010, 2009 and 2008:

Related Party Purchases	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2010
Purchases from AEP Power Pool	$916,791	$294,838	$91,129	$90,576	$-	$-
Direct Purchases from East Affiliates	-	-	-	-	6,162	4,078
Direct Purchases from West Affiliates	825	458	466	538	39,851	19,629
Purchases from AEGCo	-	113,801	235,740	-	-	-
Gas Purchases from AEPES	-	-	-	2,857	-	-
Total Purchases	$917,616	$409,097	$327,335	$93,971	$46,013	$23,707

Related Party Purchases	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2009
Purchases from AEP Power Pool	$801,624	$316,490	$99,159	$72,360	$-	$-
Direct Purchases from East Affiliates	-	-	-	-	2,896	3,515
Direct Purchases from West Affiliates	1,492	802	777	987	16,435	39,197
Direct Purchases from AEGCo	-	75,469	237,372	-	-	-
Gas Purchases from AEPES	-	-	-	1,251	-	-
Total Purchases	$803,116	$392,761	$337,308	$74,598	$19,331	$42,712

Related Party Purchases	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2008
Purchases from AEP Power Pool	$783,048	$334,983	$135,056	$135,514	$-	$-
Purchases from West System Pool	-	-	-	-	-	2,867
Purchases from AEPEP	-	-	-	-	-	28
Direct Purchases from East Affiliates	-	-	-	-	25,851	25,333
Direct Purchases from West Affiliates	2,143	1,239	1,195	1,483	33,493	90,545
Direct Purchases from AEGCo	-	77,296	247,931	-	-	-
Gas Purchases from AEPES	-	-	-	3,689	-	-
Total Purchases	$785,191	$413,518	$384,182	$140,686	$59,344	$118,773

The above summarized related party revenues and expenses are reported as Sales to AEP Affiliates and Purchased Electricity from AEP Affiliates on the income statements of each Registrant Subsidiary.  Since the Registrant Subsidiaries are included in AEP’s consolidated results, the above summarized related party transactions are eliminated in total in AEP’s consolidated revenues and expenses.

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

APCo, CSPCo, I&M, KPCo and OPCo are parties to the TA, dated April 1, 1984, as amended, defining how they share the costs associated with their relative ownership of the extra-high-voltage transmission system (facilities rated 345 kV and above) and certain facilities operated at lower voltages (138 kV and above).  Like the Interconnection Agreement, this sharing is based upon each company’s MLR.  The FERC approved a new TA effective November 2010.  The impacts of the new TA will be phased-in for retail rates, adds KGPCo and WPCo as parties to the agreement and changes the allocation method.

The following table shows the net charges (credits) allocated among the Registrant Subsidiaries, party to the TA, during the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$(16,079)	$(12,535)	$(29,146)
CSPCo	42,516	51,309	55,273
I&M	(25,188)	(38,400)	(37,398)
OPCo	6,765	8,461	13,294

The net charges (credits) shown above are recorded in Other Operation expense on the income statements.

PSO, SWEPCo, TNC and AEPSC are parties to the TCA, originally dated January 1, 1997, as amended.  The TCA has been approved by the FERC and establishes a coordinating committee, which is charged with overseeing the coordinated planning of the transmission facilities of the parties to the agreement, including the performance of transmission planning studies, the interaction of such companies with independent system operators (ISO) and other regional bodies interested in transmission planning and compliance with the terms of the Open Access Transmission Tariff (OATT) filed with the FERC and the rules of the FERC relating to such a tariff.

Under the TCA, the parties to the agreement delegated to AEPSC the responsibility of monitoring the reliability of their transmission systems and administering the OATT on their behalf.  The allocations have been governed by the FERC-approved OATT for the SPP (with respect to PSO, TNC and SWEPCo).

The following table shows the net charges (credits) allocated among parties to the TCA pursuant to the SPP OATT protocols as described above during the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
PSO	$10,600	$11,100	$8,200
SWEPCo	(10,500)	(11,100)	(8,200)

The net charges (credits) shown above are recorded in the Other Operation expense on PSO’s and SWEPCo’s income statements.

Assignment from SWEPCo to AEPEP

On March 1, 2008, SWEPCo assigned its portion of a 20-year Purchase Power Agreement (PPA) to AEPEP.  In addition to the PPA assignment, an intercompany agreement was executed between AEPEP and SWEPCo to provide SWEPCo with future margins related to its share.  SWEPCo also retained the rights to the Renewable Energy Credit Offsets from the PPA.  The PPA and intercompany agreements are effective through 2019.  SWEPCo recorded losses of $286 thousand and $659 thousand and revenue of $903 thousand from AEPEP in Sales to AEP Affiliates on its 2010, 2009 and 2008 Consolidated Statements of Income, respectively.

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

PSO and SWEPCo have historically presented third party ERCOT trading and marketing activity on a net basis in Revenues - Electric Generation, Transmission and Distribution.  The applicable ERCOT third party trading and marketing contracts that were not transferred to AEPEP will remain until maturity on PSO’s and SWEPCo’s balance sheets and will be presented on a net basis in Sales to AEP Affiliates on PSO’s and SWEPCo’s income statements.

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

Natural Gas Contracts with DETM

In 2003, AEPES assigned to AEPSC, as agent for the AEP East companies, approximately $97 million (negative value) associated with its natural gas contracts with DETM.  The assignment was executed in order to consolidate DETM positions within AEP.  Beginning in 2007, PSO and SWEPCo were allocated a portion of the DETM assignment based on the SIA methodology of sharing trading and marketing margins between the AEP East companies, PSO and SWEPCo.  Concurrently, in order to ensure that there would be no financial impact to the AEP East companies, PSO or SWEPCo as a result of the assignment, AEPES and AEPSC entered into agreements requiring AEPES to reimburse AEPSC for any related cash settlements and all income related to the assigned contracts.  The agreement between AEPSC and AEPES ended December 31, 2010, coinciding with the settlement of the remaining DETM contracts.  The following table represents the Registrant Subsidiaries’ risk management liabilities related to DETM at December 31, 2009:

December 31,
Company	2009
(in thousands)
APCo	$2,730
CSPCo	1,383
I&M	1,395
OPCo	1,611

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

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$940	$431	$1,204
CSPCo	535	229	707
I&M	547	224	681
OPCo	640	279	840

These purchases are reflected in Purchased Electricity for Resale on the income statements.

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

UPA between AEGCo and KPCo

Pursuant to an assignment between I&M and KPCo and a UPA between KPCo and AEGCo, AEGCo sells KPCo 30% of the power (and the energy associated therewith) available to AEGCo from both units of the Rockport Plant.  KPCo pays to AEGCo in consideration for the right to receive such power the same amounts which I&M would have paid AEGCo under the terms of the I&M Power Agreement for such entitlement.  The KPCo UPA ends in December 2022.

Cook Coal Terminal

Cook Coal Terminal, a division of OPCo, performs coal transloading services at cost for APCo and I&M.  OPCo included revenues for these services in Other Revenues – Affiliated and expenses in Other Operation expense on its Consolidated Statements of Income.  The coal transloading revenues in 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$-	$916	$1,000
I&M	17,208	18,908	15,368

APCo and I&M recorded the cost of transloading services in Fuel on their balance sheets.

In addition, Cook Coal Terminal provided coal transloading services for OVEC in 2008.  Cook Coal Terminal did not provide coal transloading services for OVEC in 2009 or 2010.  OPCo recorded revenue as Other Revenues – Nonaffiliated on its Consolidated Statements of Income in the amount of $59 thousand in 2008.  OVEC is 43.47% owned by AEP (includes CSPCo’s 4.3% ownership of OVEC).

In 2010, 2009 and 2008, Cook Coal Terminal also performed railcar maintenance services at cost for APCo, I&M, PSO and SWEPCo.  OPCo included revenues for these services in Sales to AEP Affiliates and expenses in Other Operation expense on its Consolidated Statements of Income.  The railcar maintenance revenues were as follows:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$7	$98	$39
I&M	1,870	2,045	2,720
PSO	522	510	1,160
SWEPCo	1,044	914	434

APCo, I&M, PSO and SWEPCo recorded the cost of the railcar maintenance services in Fuel on their balance sheets.

In addition, Cook Coal Terminal provides railcar maintenance services for OVEC.  OPCo recorded revenue as Other Revenues – Nonaffiliated on its Consolidated Statements of Income in the amount of $1 million, for each year in 2010, 2009 and 2008.

SWEPCo Railcar Facility

SWEPCo operates a railcar maintenance facility in Alliance, Nebraska.  The facility performs maintenance on its own railcars as well as railcars belonging to I&M, PSO and third parties.  SWEPCo billed I&M $1.8 million and $2.2 million for railcar services provided in 2010 and 2009, respectively, and billed PSO $655 thousand and $425 thousand in 2010 and 2009, respectively.  These billings, for SWEPCo, and costs, for I&M and PSO, are recorded in Fuel on the balance sheets.

I&M Barging, Urea Transloading and Other Services

I&M provides barging, urea transloading and other transportation services to affiliates.  Urea is a chemical used to control NOx emissions at certain generation plants in the AEP System.  I&M recorded revenues from barging, transloading and other services as Other Revenues – Affiliated on its Consolidated Statements of Income.  The affiliated companies recorded these costs paid to I&M as fuel expense or other operation expense.  The amount of affiliated revenues and affiliated expenses were:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
I&M – Revenues	$105,811	$94,921	$103,436
AEGCo – Expense	12,548	13,167	17,038
APCo – Expense	28,241	29,442	27,058
KPCo – Expense	133	112	9
OPCo – Expense	44,160	38,039	40,950
AEP River Operations LLC – Expense (Nonutility
Subsidiary of AEP)	20,729	14,161	18,381

In addition, I&M provided transloading services to OVEC.  I&M recorded revenues of $112 thousand, $135 thousand and $3 thousand for 2010, 2009 and 2008, respectively, in Other Revenues – Nonaffiliated on its Consolidated Statements of Income.

Services Provided by AEP River Operations LLC

AEP River Operations LLC provides services for barge towing, chartering and general and administrative expenses to I&M.  The costs are recorded by I&M as Other Operation expense.  For the years ended December 31, 2010, 2009 and 2008, I&M recorded expenses of $28 million, $24 million and $37 million, respectively, for these activities.

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

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
AEGCo	$180	$31	$138
CSPCo	397	1,306	682
I&M	2,112	2,818	2,714
KGPCo	-	5	-
KPCo	368	358	1,183
OPCo	3,268	2,831	1,944
PSO	412	848	1,225
SWEPCo	560	966	288

In addition, APCo billed OVEC and IKEC a total of $541 thousand, $202 thousand and $303 thousand for the years ended December 31, 2010, 2009 and 2008, respectively.

Affiliate Coal Purchases

In 2008, OPCo entered into contracts to sell excess coal purchases to certain AEP subsidiaries through 2010.  These sales (purchases) are reflected in Sales to AEP Affiliates on the income statements.  The following table shows the realized and unrealized amounts recorded for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$(2,830)	$(1,573)	$(187)
CSPCo	(1,558)	(783)	(90)
I&M	(1,383)	(813)	(92)
KPCo	(837)	(340)	(36)
OPCo	8,930	5,022	534
PSO	(796)	(585)	(48)
SWEPCo	(1,526)	(928)	(81)

Affiliate Railcar Agreement

Certain AEP subsidiaries have an agreement providing for the use of each other’s leased or owned railcars when available.  The agreement specifies that the company using the railcar will be billed, at cost, by the company furnishing the railcar.  The AEP subsidiaries recorded these costs or reimbursements as costs or reduction of costs, respectively, in Fuel on their balance sheets and such costs are recoverable from customers.  The following tables show the net effect of the railcar agreement on the balance sheets:

Year Ended December 31, 2010
Billing Company

Billed Company	APCo	I&M	OPCo	PSO	SWEPCo	Total
	(in thousands)
APCo	$-	$-	$1,195	$1	$(1)	$1,195
CSPCo	-	-	-	-	9	9
I&M	142	-	1,536	123	502	2,303
KPCo	399	-	245	-	-	644
OPCo	919	418	-	21	97	1,455
PSO	177	921	191	-	493	1,782
SWEPCo	328	2,162	594	110	-	3,194
Total	$1,965	$3,501	$3,761	$255	$1,100	$10,582

Year Ended December 31, 2009
Billing Company

Billed Company	APCo	I&M	OPCo	PSO	SWEPCo	Total
	(in thousands)
APCo	$-	$143	$1,632	$15	$44	$1,834
CSPCo	-	-	-	-	11	11
I&M	162	-	1,185	195	895	2,437
KPCo	669	-	13	-	-	682
OPCo	969	708	-	37	179	1,893
PSO	277	953	181	-	562	1,973
SWEPCo	79	1,896	1,312	136	-	3,423
Total	$2,156	$3,700	$4,323	$383	$1,691	$12,253

Purchased Power from OVEC

The amounts of power purchased by the Registrant Subsidiaries from OVEC for the years ended December 31, 2010, 2009 and 2008 were:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$105,307	$103,369	$94,874
CSPCo	29,809	29,261	26,853
I&M	52,687	51,710	47,465
OPCo	103,967	102,057	93,661

The amounts shown above are recoverable from customers and are included in Purchased Electricity for Resale on the income statements.

AEP Power Pool Purchases from OVEC

Beginning in 2006, the AEP Power Pool began purchasing power from OVEC as part of wholesale marketing and risk management activity.  These purchases are reflected in Electric Generation, Transmission and Distribution revenues on the income statements.  The agreement ended in December 2008.  The following table shows the amounts recorded for the year ended December 31, 2008:

Year Ended
Company	December 31, 2008
(in thousands)
APCo	$17,795
CSPCo	10,381
I&M	9,999
OPCo	12,359

In January 2010, the AEP Power Pool began purchasing power from OVEC to serve off-system sales and retail sales through June 2010.  Purchases serving off-system sales are reported net as a reduction in Electric Generation, Transmission and Distribution revenues and purchases serving retail sales are reported in Purchased Electricity for Resale expenses on the income statements.  The following table shows the amounts recorded for the year ended December 31, 2010:

	Year Ended December 31, 2010
	Reported in	Reported in
Company	Revenues	Expenses
	(in thousands)
APCo	$6,631	$3,635
CSPCo	3,689	1,963
I&M	3,721	1,980
OPCo	4,248	2,268

SWEPCo Lignite Purchases from DHLC

Effective January 1, 2010, SWEPCo deconsolidated DHLC due to the adoption of new accounting guidance.  See “ASU 2009-17 ‘Consolidations’ ” section of Note 2.  DHLC sells 50% of its lignite mining output to SWEPCo and the other 50% to CLECO.  SWEPCo purchased $56 million of lignite from DHLC and recorded these costs in Fuel on its Consolidated Balance Sheet at December 31, 2010.

SWEPCo Transactions with Oxbow Lignite Company

Oxbow Lignite Company, LLC (OLC) is jointly-owned by SWEPCo and CLECO, each owning 50%.  As joint-owners, SWEPCo and CLECO have equal representation in OLC regarding ownership, liability, profit and distributions.  OLC has surface lease and lignite and coal lease agreements which provide equal rights to each owner to mine the reserves and equal liability for the depletion costs.  DHLC is the exclusive miner of OLC’s reserves and 100% of the lignite mined is sold to SWEPCo and CLECO.  SWEPCo paid OLC $465 thousand for land leases, lignite leases and administrative services in 2010.  SWEPCo recorded these costs in Fuel on its Consolidated Balance Sheet at December 31, 2010.  See “Oxbow Lignite Company and Red River Mining Company” section of Note 7 for additional information regarding the purchase of OLC.

Sales and Purchases of Property – Transmission Companies

In 2009, AEP Transmission Company, LLC (AEP Transco) formed seven wholly-owned transmission companies.  AEP Transco is the holding company for the seven new transmission companies.  These seven companies consist of:  AEP Appalachian Transmission Company, Inc., AEP Indiana Michigan Transmission Company, Inc., AEP Kentucky Transmission Company, Inc., AEP Ohio Transmission Company, Inc., AEP West Virginia Transmission Company, Inc., AEP Oklahoma Transmission Company, Inc. (OKTCo) and AEP Soutwestern Transmission Company, Inc.

PSO began selling transmission property to OKTCo during 2010 for $1.5 million, which was recorded at net book value.  There were no gains or losses recorded on the transactions.

Sales and Purchases of Property

Certain AEP subsidiaries had affiliated sales and purchases of electric property individually amounting to $100 thousand or more for the years ended December 31, 2010, 2009 and 2008 as shown in the following tables:

Year Ended
Companies	December 31, 2010
(in thousands)
AEGCo to APCo	$332
AEGCo to OPCo	190
APCo to I&M	1,090
APCo to KPCo	209
CSPCo to I&M	1,459
CSPCo to KPCo	433
I&M to APCo	444
I&M to OPCo	485
I&M to SWEPCo	218
OPCo to APCo	3,011
OPCo to CSPCo	686
OPCo to I&M	976
OPCo to KPCo	527
SWEPCo to PSO	3,680
TCC to SWEPCo	360

Year Ended
Companies	December 31, 2009
(in thousands)
APCo to I&M	$155
I&M to APCo	4,004
I&M to OPCo	6,378
OPCo to APCo	908
OPCo to CSPCo	344
OPCo to I&M	6,026
OPCo to TCC	526
PSO to SWEPCo	118
TCC to APCo	426
TCC to SWEPCo	684

Year Ended
Companies	December 31, 2008
(in thousands)
APCo to CSPCo	$858
APCo to I&M	2,720
APCo to OPCo	615
CSPCo to PSO	180
I&M to APCo	653
I&M to KPCo	444
I&M to OPCo	1,992
I&M to PSO	666
OPCo to I&M	1,800
OPCo to PSO	259
PSO to I&M	646
TCC to APCo	220

In addition, certain AEP subsidiaries had aggregate affiliated sales and purchases of meters and transformers for the years ended December 31, 2010, 2009 and 2008 as shown in the following tables:

Year Ended December 31, 2010
	Purchaser
Seller	APCo	CSPCo	I&M	KGPCo	KPCo	OPCo	PSO	SWEPCo	TCC	TNC	WPCo	Total
	(in thousands)
APCo	$-	$17	$112	$225	$139	$120	$61	$31	$-	$-	$-	$705
CSPCo	65	-	3	-	-	1,164	74	908	157	-	6	2,377
I&M	138	46	-	-	7	310	116	1	-	63	14	695
KGPCo	154	-	-	-	-	-	-	-	-	-	-	154
KPCo	364	9	6	23	-	83	-	2	-	-	-	487
OPCo	146	6,085	429	1	139	-	5	196	8	10	366	7,385
PSO	-	42	-	-	-	2	-	560	6	3	-	613
SWEPCo	48	2	4	-	3	212	1,203	-	70	11	-	1,553
TCC	22	-	38	-	-	23	6	266	-	966	-	1,321
TNC	8	-	-	-	-	-	1	70	642	-	4	725
WPCo	-	1	-	-	-	110	-	-	-	-	-	111
Total	$945	$6,202	$592	$249	$288	$2,024	$1,466	$2,034	$883	$1,053	$390	$16,126

Year Ended December 31, 2009
	Purchaser
Seller	APCo	CSPCo	I&M	KGPCo	KPCo	OPCo	PSO	SWEPCo	TCC	TNC	WPCo	Total
	(in thousands)
APCo	$-	$32	$87	$305	$161	$115	$-	$19	$44	$-	$-	$763
CSPCo	30	-	26	-	-	664	93	6	-	-	3	822
I&M	39	88	-	-	50	315	119	65	37	75	17	805
KGPCo	213	-	-	-	-	-	-	-	-	-	-	213
KPCo	505	23	64	7	-	133	3	8	-	-	1	744
OPCo	372	2,748	297	-	87	-	6	85	1	44	464	4,104
PSO	23	42	7	-	-	1	-	607	26	1	-	707
SWEPCo	38	27	21	-	26	58	1,360	-	162	28	-	1,720
TCC	13	-	72	-	-	19	2	87	-	873	-	1,066
TNC	8	-	10	-	-	17	18	25	750	-	-	828
WPCo	-	6	-	-	-	170	-	-	-	-	-	176
Total	$1,241	$2,966	$584	$312	$324	$1,492	$1,601	$902	$1,020	$1,021	$485	$11,948

Year Ended December 31, 2008
	Purchaser
Seller	APCo	CSPCo	I&M	KGPCo	KPCo	OPCo	PSO	SWEPCo	TCC	TNC	WPCo	Total
	(in thousands)
APCo	$-	$27	$24	$386	$112	$206	$9	$164	$73	$-	$-	$1,001
CSPCo	18	-	15	-	-	580	2	-	-	-	5	620
I&M	2	86	-	-	15	270	25	2	5	-	22	427
KGPCo	253	-	-	-	-	-	-	-	-	-	-	253
KPCo	354	11	16	6	-	121	-	2	33	-	-	543
OPCo	249	3,446	613	-	95	-	2	16	14	11	562	5,008
PSO	1	98	-	-	-	4	-	124	-	25	-	252
SWEPCo	-	-	-	-	-	3	655	-	13	9	-	680
TCC	1	-	-	-	-	1	9	535	-	494	-	1,040
TNC	-	-	-	-	-	9	28	26	334	-	-	397
WPCo	-	6	1	-	-	152	-	-	-	-	-	159
Total	$878	$3,674	$669	$392	$222	$1,346	$730	$869	$472	$539	$589	$10,380

The amounts above are recorded in Property, Plant and Equipment. Transfers are recorded at cost.

Global Borrowing Notes

AEP has intercompany notes in place with the Registrant Subsidiaries.  The debt is reflected in Long-term Debt – Affiliated on the Registrant Subsidiaries’ balance sheets.  The Registrant Subsidiaries accrue interest for their share of the global borrowing and remit the interest to AEP.  The accrued interest is reflected in either Accrued Interest or Other Current Liabilities on the Registrant Subsidiaries’ balance sheets.  APCo, CSPCo, I&M, OPCo, PSO and SWEPCo participate in the global borrowing arrangement.

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

Variable Interest Entities

The accounting guidance for “Variable Interest Entities” is a consolidation model that considers if a company has a controlling financial interest in a VIE.  A controlling financial interest will have both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.  Entities are required to consolidate a VIE when it is determined that they have a controlling financial interest in a VIE and therefore, are the primary beneficiary of that VIE as defined by the accounting guidance for “Variable Interest Entities.”  In determining whether they are the primary beneficiary of a VIE, management considers for each Registrant Subsidiary factors such as equity at risk, the amount of the VIE’s variability the Registrant Subsidiary absorbs, guarantees of indebtedness, voting rights including kick-out rights, the power to direct the VIE and other factors.  Management believes that significant assumptions and judgments were applied consistently.  In addition, the Registrant Subsidiaries have not provided financial or other support to any VIE that was not previously contractually required.  Also, see the “ASU 2009-17 ‘Consolidations’ ” section of Note 2 for a discussion of the impact of new accounting guidance effective January 1, 2010.

SWEPCo is the primary beneficiary of Sabine.  As of January 1, 2010, SWEPCo is no longer the primary beneficiary of DHLC as defined by new accounting guidance for “Variable Interest Entities.”  I&M is the primary beneficiary of DCC Fuel LLC, DCC Fuel II LLC and DCC Fuel III LLC.  APCo, CSPCo, I&M, OPCo, PSO and SWEPCo each hold a significant variable interest in AEPSC.  I&M and CSPCo each hold a significant variable interest in AEGCo.  SWEPCo holds a significant variable interest in DHLC.

Sabine is a mining operator providing mining services to SWEPCo.  SWEPCo has no equity investment in Sabine but is Sabine’s only customer.  SWEPCo guarantees the debt obligations and lease obligations of Sabine.  Under the terms of the note agreements, substantially all assets are pledged and all rights under the lignite mining agreement are assigned to SWEPCo.  The creditors of Sabine have no recourse to any AEP entity other than SWEPCo.  Under the provisions of the mining agreement, SWEPCo is required to pay, as a part of the cost of lignite delivered, an amount equal to mining costs plus a management fee.  In addition, SWEPCo determines how much coal will be mined each year.  Based on these facts, management concluded that SWEPCo is the primary beneficiary and is required to consolidate Sabine.  SWEPCo’s total billings from Sabine for the years ended December 31, 2010, 2009 and 2008 were $133 million, $99 million and $110 million, respectively.  See the tables below for the classification of Sabine’s assets and liabilities on SWEPCo’s Consolidated Balance Sheets.

DHLC is a mining operator who sells 50% of the lignite produced to SWEPCo and 50% to CLECO.  SWEPCo and CLECO share the executive board seats and its voting rights equally.  Each entity guarantees a 50% share of DHLC’s debt.  SWEPCo and CLECO equally approve DHLC’s annual budget.  The creditors of DHLC have no recourse to any AEP entity other than SWEPCo.  As SWEPCo is the sole equity owner of DHLC, it receives 100% of the management fee.  Based on the shared control of DHLC’s operations, management concluded as of January 1, 2010 that SWEPCo is no longer the primary beneficiary and is no longer required to consolidate DHLC.  SWEPCo’s total billings from DHLC for the years ended December 31, 2010, 2009 and 2008 were $56 million, $43 million and $44 million, respectively.  See the tables below for the classification of DHLC’s assets and liabilities on SWEPCo’s Consolidated Balance Sheet at December 31, 2009 as well as SWEPCo’s investment and maximum exposure as of December 31, 2010.  As of December 31, 2010, DHLC is reported as an equity investment in Deferred Charges and Other Noncurrent Assets on SWEPCo’s Consolidated Balance Sheet.  Also, see the “ASU 2009-17 ‘Consolidations’ ” section of Note 2 for a discussion of the impact of new accounting guidance effective January 1, 2010.

The balances below represent the assets and liabilities of the VIEs that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
VARIABLE INTEREST ENTITIES
December 31, 2010
(in millions)
Sabine
ASSETS
Current Assets	$50
Net Property, Plant and Equipment	139
Other Noncurrent Assets	34
Total Assets	$223

LIABILITIES AND EQUITY
Current Liabilities	$33
Noncurrent Liabilities	190
Equity	-
Total Liabilities and Equity	$223

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
VARIABLE INTEREST ENTITIES
December 31, 2009
(in millions)
	Sabine	DHLC
ASSETS
Current Assets	$51	$8
Net Property, Plant and Equipment	149	44
Other Noncurrent Assets	35	11
Total Assets	$235	$63

LIABILITIES AND EQUITY
Current Liabilities	$36	$17
Noncurrent Liabilities	199	38
Equity	-	8
Total Liabilities and Equity	$235	$63

SWEPCo's investment in DHLC was:

	December 31, 2010
	As Reported on
	the Consolidated	Maximum
	Balance Sheets	Exposure
	(in millions)
Capital Contribution from SWEPCo	$6	$6
Retained Earnings	2	2
SWEPCo's Guarantee of Debt	-	48

Total Investment in DHLC	$8	$56

In September 2009, I&M entered into a nuclear fuel sale and leaseback transaction with DCC Fuel LLC.  In April 2010, I&M entered into a nuclear fuel sale and leaseback transaction with DCC Fuel II LLC.  In December 2010, I&M entered into a nuclear fuel sale and leaseback transaction with DCC Fuel III LLC.  DCC Fuel LLC, DCC Fuel II LLC and DCC Fuel III LLC (collectively DCC Fuel) were formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.

DCC Fuel purchased the nuclear fuel from I&M with funds received from the issuance of notes to financial institutions.  Each entity is a single-lessee leasing arrangement with only one asset and is capitalized with all debt.  DCC Fuel LLC, DCC Fuel II LLC and DCC Fuel III LLC are separate legal entities from I&M, the assets of which are not available to satisfy the debts of I&M.  Payments on the DCC Fuel LLC and DCC Fuel II LLC leases are made semi-annually and began in April 2010 and October 2010, respectively.  Payments on the DCC Fuel III LLC lease are made monthly and began in January 2011.  Payments on the leases for the year ended December 31, 2010 were $59 million.  No payments were made to DCC Fuel in 2009.  The leases were recorded as capital leases on I&M’s balance sheet as title to the nuclear fuel transfers to I&M at the end of the 48, 54 and 54 month lease term, respectively.  Based on I&M’s control of DCC Fuel, management concluded that I&M is the primary beneficiary and is required to consolidate DCC Fuel.  The capital leases are eliminated upon consolidation.  See the tables below for the classification of DCC Fuel’s assets and liabilities on I&M’s Consolidated Balance Sheets.

The balances below represent the assets and liabilities of the VIE that are consolidated.  These balances include intercompany transactions that would be eliminated upon consolidation.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
VARIABLE INTEREST ENTITIES
December 31, 2010 and 2009
(in millions)
	DCC Fuel
ASSETS	2010	2009
Current Assets	$92	$47
Net Property, Plant and Equipment	173	89
Other Noncurrent Assets	112	57
Total Assets	$377	$193

LIABILITIES AND EQUITY
Current Liabilities	$79	$39
Noncurrent Liabilities	298	154
Equity	-	-
Total Liabilities and Equity	$377	$193

AEPSC provides certain managerial and professional services to AEP’s subsidiaries.  AEP is the sole equity owner of AEPSC.  AEP management controls the activities of AEPSC.  The costs of the services are based on a direct charge or on a prorated basis and billed to the AEP subsidiary companies at AEPSC’s cost.  No AEP subsidiary has provided financial or other support outside of the reimbursement of costs for services rendered.  AEPSC finances its operations through cost reimbursement from other AEP subsidiaries.  There are no other terms or arrangements between AEPSC and any of the AEP subsidiaries that could require additional financial support from an AEP subsidiary or expose them to losses outside of the normal course of business.  AEPSC and its billings are subject to regulation by the FERC.  AEP’s subsidiaries are exposed to losses to the extent they cannot recover the costs of AEPSC through their normal business operations.  All Registrant Subsidiaries are considered to have a significant interest in AEPSC due to their activity in AEPSC’s cost reimbursement structure.  However, no Registrant Subsidiary has control over AEPSC.  AEPSC is consolidated by AEP.  In the event AEPSC would require financing or other support outside the cost reimbursement billings, this financing would be provided by AEP.

Total AEPSC billings to the Registrant Subsidiaries were as follows:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$238,367	$200,828	$249,897
CSPCo	136,160	124,055	135,586
I&M	139,920	128,372	147,851
OPCo	196,271	175,193	207,773
PSO	102,116	86,375	116,576
SWEPCo	147,928	129,887	138,753

The carrying amount and classification of variable interest in AEPSC's accounts payable are as follows:

	December 31,
	2010		2009
	As Reported on the	Maximum	As Reported on the	Maximum
Company	Balance Sheet	Exposure	Balance Sheet	Exposure
	(in thousands)
APCo	$23,230	$23,230	$22,693	$22,693
CSPCo	12,676	12,676	13,348	13,348
I&M	12,980	12,980	13,119	13,119
OPCo	16,927	16,927	17,647	17,647
PSO	9,384	9,384	8,521	8,521
SWEPCo	14,465	14,465	13,752	13,752

AEGCo, a wholly-owned subsidiary of AEP, is consolidated by AEP.  AEGCo owns a 50% ownership interest in Rockport Plant Unit 1, leases a 50% interest in Rockport Plant Unit 2 and owns 100% of the Lawrenceburg Generating Station.  AEGCo sells all the output from the Rockport Plant to I&M and KPCo.   AEGCo leases the Lawrenceburg Generating Station to CSPCo.  AEP guarantees all the debt obligations of AEGCo.  I&M and CSPCo are considered to have a significant interest in AEGCo due to these transactions.  I&M and CSPCo are exposed to losses to the extent they cannot recover the costs of AEGCo through their normal business operations.  In the event AEGCo would require financing or other support outside the billings to I&M, CSPCo and KPCo, this financing would be provided by AEP.  For additional information regarding AEGCo’s lease, see “Rockport Lease” section of Note 13.

Total billings from AEGCo were as follows:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
CSPCo	$113,801	$75,469	$113,875
I&M	235,741	237,372	247,932

The carrying amount and classification of variable interest in AEGCo’s accounts payable are as follows:

	December 31,
	2010		2009
	As Reported on		As Reported on
	the Consolidated	Maximum	the Consolidated	Maximum
Company	Balance Sheet	Exposure	Balance Sheet	Exposure
	(in thousands)
CSPCo	$18,165	$18,165	$5,690	$5,690
I&M	27,899	27,899	22,506	22,506

16.  PROPERTY, PLANT AND EQUIPMENT

Depreciation, Depletion and Amortization

The Registrant Subsidiaries provide for depreciation of Property, Plant and Equipment, excluding coal-mining properties, on a straight-line basis over the estimated useful lives of property, generally using composite rates by functional class.  The following table provides the annual composite depreciation rates by functional class generally used by the Registrant Subsidiaries:

APCo

2010	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$4,736,150	$1,701,839	2.4%	40-121	$-	$-	-	-
Transmission	1,852,415	445,671	1.6%	25-87	-	-	-	-
Distribution	2,740,752	562,139	3.2%	11-52	-	-	-	-
CWIP	562,280	(18,470)	N.M.	N.M.	-	-	-	-
Other	314,301	139,167	7.8%	24-55	33,712	12,741	N.M.	N.M.
Total	$10,205,898	$2,830,346			$33,712	$12,741

2009	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$4,284,361	$1,648,292	2.3%	40-121	$-	$-	-	-
Transmission	1,813,777	436,320	1.6%	25-87	-	-	-	-
Distribution	2,642,479	557,963	3.2%	11-52	-	-	-	-
CWIP	730,099	(27,062)	N.M.	N.M.	-	-	-	-
Other	296,149	123,419	8.9%	24-55	33,348	12,511	N.M.	N.M.
Total	$9,766,865	$2,738,932			$33,348	$12,511

2008	Regulated		Nonregulated
	Annual Composite		Annual Composite
	Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate	Life Ranges	Rate	Life Ranges
		(in years)		(in years)
Generation	2.3%	40-121	-	-
Transmission	1.6%	25-87	-	-
Distribution	3.2%	11-52	-	-
CWIP	N.M.	N.M.	-	-
Other	7.5%	24-55	N.M.	N.M.

N.M. Not Meaningful

CSPCo

2010	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$-	$-	-	-	$2,686,294	$967,882	2.2%	50 - 60
Transmission	662,312	241,393	2.3%	33-50	-	-	-	-
Distribution	1,796,023	617,407	3.5%	12-56	-	-	-	-
CWIP	94,845	(2,156)	N.M.	N.M.	77,948	527	N.M.	N.M.
Other	179,276	98,801	8.4%	N.M.	24,317	3,258	N.M.	N.M.
Total	$2,732,456	$955,445			$2,788,559	$971,667

2009	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$-	$-	-	-	$2,641,860	$924,842	2.0%	50-60
Transmission	623,680	231,428	2.2%	33-50	-	-	-	-
Distribution	1,745,559	593,541	3.4%	12-56	-	-	-	-
CWIP	112,426	(4,006)	N.M.	N.M.	42,655	10	N.M.	N.M.
Other	164,998	89,968	10.2%	N.M.	24,317	3,057	N.M.	N.M.
Total	$2,646,663	$910,931			$2,708,832	$927,909

2008	Regulated		Nonregulated
	Annual Composite		Annual Composite
	Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate	Life Ranges	Rate	Life Ranges
		(in years)		(in years)
Generation	-	-	2.7%	40-59
Transmission	2.3%	33-50	-	-
Distribution	3.5%	12-56	-	-
CWIP	N.M.	N.M.	N.M.	N.M.
Other	8.7%	N.M.	N.M.	N.M.

N.M. Not Meaningful

OPCo

2010	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$-	$-	-	-	$6,890,110	$2,526,808	3.7%	35-70
Transmission	1,234,677	491,798	2.3%	27-70	-	-	-	-
Distribution	1,626,390	449,390	3.9%	12-55	-	-	-	-
CWIP	98,532	616	N.M.	N.M.	54,578	8,624	N.M.	N.M.
Other	241,238	118,485	9.9%	N.M.	118,016	11,056	N.M.	N.M.
Total	$3,200,837	$1,060,289			$7,062,704	$2,546,488

2009	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$-	$-	-	-	$6,731,469	$2,283,322	3.3%	35-70
Transmission	1,166,557	473,342	2.3%	27-70	-	-	-	-
Distribution	1,567,871	422,521	3.9%	12-55	-	-	-	-
CWIP	95,726	(2,623)	N.M.	N.M.	103,117	6,467	N.M.	N.M.
Other	231,416	124,217	11.5%	N.M.	117,302	11,650	N.M.	N.M.
Total	$3,061,570	$1,017,457			$6,951,888	$2,301,439

2008	Regulated		Nonregulated
	Annual Composite		Annual Composite
	Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate	Life Ranges	Rate	Life Ranges
		(in years)		(in years)
Generation	-	-	2.7%	35-61
Transmission	2.3%	27-70	-	-
Distribution	3.9%	12-55	-	-
CWIP	N.M.	N.M.	N.M.	N.M.
Other	8.5%	N.M.	N.M.	N.M.

N.M. Not Meaningful

SWEPCo

2010	Regulated					Nonregulated
				Annual				Annual
Functional	Property,			Composite		Property,		Composite
Class of	Plant and		Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment		Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)				(in years)	(in thousands)			(in years)
Generation	$2,297,463		$1,026,467	1.9%	35-68	$-	$-	-	-
Transmission	943,724		272,619	2.4%	50-70	-	-	-	-
Distribution	1,611,129		513,472	2.7%	25-65	-	-	-	-
CWIP	1,065,949	(a)	700	N.M.	N.M.	5,654	-	N.M.	N.M.
Other	403,881		248,544	7.7%	7-47	228,277	68,549	N.M.	N.M.
Total	$6,322,146		$2,061,802			$233,931	$68,549

2009	Regulated					Nonregulated
				Annual				Annual
Functional	Property,			Composite		Property,		Composite
Class of	Plant and		Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment		Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)				(in years)	(in thousands)			(in years)
Generation	$1,837,318		$1,089,516	2.7%	22-68	$-	$-	-	-
Transmission	870,069		266,524	2.6%	40-72	-	-	-	-
Distribution	1,447,559		397,445	3.6%	18-67	-	-	-	-
CWIP	1,170,823	(a)	(5,920)	N.M.	N.M.	5,816	-	N.M.	N.M.
Other	396,080		192,006	7.6%	7-48	337,230	146,762	N.M.	N.M.
Total	$5,721,849		$1,939,571			$343,046	$146,762

2008	Regulated		Nonregulated
	Annual Composite		Annual Composite
	Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate	Life Ranges	Rate	Life Ranges
		(in years)		(in years)
Generation	2.9%	19-68	2.9%	30-37
Transmission	2.7%	44-65	-	-
Distribution	3.5%	19-56	-	-
CWIP	N.M.	N.M.	N.M.	N.M.
Other	7.1%	7-45	N.M.	N.M.

(a) Includes CWIP related to SWEPCo's Arkansas jurisdictional share of the Turk Plant.

N.M. Not Meaningful

	I&M				PSO
2010	Regulated				Regulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$3,774,262	$2,085,746	1.6%	59-132	$1,330,368	$648,205	1.8%	9-70
Transmission	1,188,665	408,832	1.4%	46-75	663,994	161,835	1.9%	40-75
Distribution	1,411,095	361,259	2.5%	14-70	1,686,470	311,005	2.4%	27-65
CWIP	301,534	33,046	N.M.	N.M.	59,091	(1,958)	N.M.	N.M.
Other	572,328	129,703	11.7%	N.M.	230,286	135,977	8.3%	5-35
Total	$7,247,884	$3,018,586			$3,970,209	$1,255,064

	I&M				PSO
	Nonregulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Other	$147,380	$106,412	N.M.	N.M.	$5,120	$-	N.M.	N.M.

	I&M				PSO
2009	Regulated				Regulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$3,634,215	$2,056,271	1.6%	59-132	$1,300,069	$637,317	1.8%	9-70
Transmission	1,154,026	403,760	1.4%	46-75	617,291	157,999	2.0%	40-75
Distribution	1,360,553	358,231	2.4%	14-70	1,596,355	311,352	2.4%	27-65
CWIP	278,278	29,931	N.M.	N.M.	67,138	(1,422)	N.M.	N.M.
Other	605,288	118,433	12.8%	N.M.	223,585	114,931	8.3%	5-35
Total	$7,032,360	$2,966,626			$3,804,438	$1,220,177

	I&M				PSO
	Nonregulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Other	$149,844	$107,069	N.M.	N.M.	$5,120	$-	N.M.	N.M.

	I&M		PSO
2008	Regulated		Regulated

	Annual Composite	Depreciable	Annual Composite	Depreciable
Functional Class of Property	Depreciation Rate	Life Ranges	Depreciation Rate	Life Ranges
		(in years)		(in years)
Generation	1.6%	59-132	1.7%	9-70
Transmission	1.4%	46-75	1.9%	40-75
Distribution	2.4%	14-70	2.9%	27-65
CWIP	N.M.	N.M.	N.M.	N.M.
Other	11.3%	N.M.	6.8%	5-35

	I&M		PSO
	Nonregulated		Nonregulated

	Annual Composite	Depreciable	Annual Composite	Depreciable
Functional Class of Property	Depreciation Rate	Life Ranges	Depreciation Rate	Life Ranges
		(in years)		(in years)
Other	N.M.	N.M.	N.M.	N.M.

N.M. Not Meaningful

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

As of January 1, 2010, DHLC was deconsolidated and is now reported as an equity investment on SWEPCo’s Consolidated Balance Sheet.  Also, see the “ASU 2009-17 ‘Consolidations’ ” section of Note 2 for a discussion of the impact of new accounting guidance effective January 1, 2010.

Asset Retirement Obligations (ARO)

The Registrant Subsidiaries record ARO in accordance with the accounting guidance for “Asset Retirement and Environmental Obligations” for the retirement of certain ash disposal facilities, closure and monitoring of underground carbon storage facilities at Mountaineer Plant and coal mining facilities as well as asbestos removal.  I&M records ARO for the decommissioning of the Cook Plant.  The Registrant Subsidiaries have identified, but not recognized, ARO liabilities related to electric transmission and distribution assets, as a result of certain easements on property on which assets are owned.  Generally, such easements are perpetual and require only the retirement and removal of assets upon the cessation of the property’s use.  The retirement obligation is not estimable for such easements since the Registrant Subsidiaries plan to use their facilities indefinitely.  The retirement obligation would only be recognized if and when the Registrant Subsidiaries abandon or cease the use of specific easements, which is not expected.

As of December 31, 2010 and 2009, I&M’s ARO liability for nuclear decommissioning of the Cook Plant was $930 million and $878 million, respectively.  These liabilities are reflected in Asset Retirement Obligations on I&M’s Consolidated Balance Sheets.  As of December 31, 2010 and 2009, the fair value of I&M’s assets that are legally restricted for purposes of settling decommissioning liabilities totaled $1.2 billion and $1.1 billion, respectively.  These assets are included in Spent Nuclear Fuel and Decommissioning Trusts on I&M’s Consolidated Balance Sheets.

The following is a reconciliation of the 2010 and 2009 aggregate carrying amounts of ARO by Registrant Subsidiary:

	ARO at					Revisions in	ARO at
	December 31,		Accretion	Liabilities	Liabilities	Cash Flow	December 31,
Company	2009		Expense	Incurred	Settled	Estimates	2010
	(in thousands)
APCo (a)(d)	$125,289		$8,541	$5,341	$(4,064)	$6,817	$141,924
CSPCo (a)(d)	40,522		2,869	1,452	(1,711)	11,643	54,775
I&M (a)(b)(d)	894,746		47,844	7,216	(1,694)	14,917	963,029
OPCo (a)(d)	94,221		8,565	3,579	(2,497)	30,628	134,496
PSO (a)(d)	15,652		1,332	4,746	(173)	-	21,557
SWEPCo (a)(c)(d)(e)	51,684	(f)	4,290	9,056	(7,709)	2,061	59,382

	ARO at					Revisions in	ARO at
	December 31,		Accretion	Liabilities	Liabilities	Cash Flow	December 31,
Company	2008		Expense	Incurred	Settled	Estimates	2009
	(in thousands)
APCo (a)(d)	$51,879		$4,969	$38,654	$(2,656)	$32,443	$125,289
CSPCo (a)(d)	17,428		1,458	-	(2,858)	24,494	40,522
I&M (a)(b)(d)	902,920		48,662	2,396	(1,480)	(57,752)	894,746
OPCo (a)(d)	89,316		7,935	-	(3,946)	916	94,221
PSO (a)(d)	14,826		1,250	-	(390)	(34)	15,652
SWEPCo (a)(c)(d)(e)	55,086		7,384	6,039	(11,081)	6,673	64,101

(a)	Includes ARO related to ash disposal facilities.
(b)	Includes ARO related to nuclear decommissioning costs for the Cook Plant ($930 million and $878 million at
December 31, 2010 and 2009, respectively).
(c)	Includes ARO related to Sabine and DHLC.
(d)	Includes ARO related to asbestos removal.
(e)	The current portion of SWEPCo’s ARO, totaling $2.6 million and $3.5 million, at December 31, 2010 and and 2009 respectively, is included in Other Current Liabilities on SWEPCo’s Consolidated Balance Sheets.
(f)	SWEPCo adopted ASU 2009-17 effective January 1, 2010 and deconsolidated DHLC. As a result, SWEPCo recorded only 50% ($12 million) of the final reclamation based on its share of the obligation instead of the previous 100%.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

The amounts of AFUDC included in Allowance for Equity Funds Used During Construction on the Registrant Subsidiaries’ income statements for 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$2,967	$7,000	$8,938
CSPCo	2,072	3,382	3,364
I&M	15,678	12,013	965
OPCo	3,877	2,712	3,073
PSO	804	1,787	1,822
SWEPCo	45,646	46,737	14,908

The amounts of allowance for borrowed funds used during construction or interest capitalized included in Interest Expense on the Registrant Subsidiaries’ income statements for 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$2,251	$6,014	$9,040
CSPCo	2,311	5,968	2,677
I&M	8,500	8,348	4,609
OPCo	1,475	10,538	25,269
PSO	572	1,142	2,174
SWEPCo	33,668	29,546	19,800

Jointly-owned Electric Facilities

APCo, CSPCo, I&M, OPCo, PSO and SWEPCo have electric facilities that are jointly-owned with affiliated and nonaffiliated companies. Using its own financing, each participating company is obligated to pay its share of the costs of any such jointly-owned facilities in the same proportion as its ownership interest.  Each Registrant Subsidiary’s proportionate share of the operating costs associated with such facilities is included in its statements of operations and the investments and accumulated depreciation are reflected in its balance sheets under Property, Plant and Equipment as follows:

			Company’s Share at December 31, 2010
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
Company	Type	Ownership	in Service	Progress	Depreciation
			(in thousands)
APCo
John E. Amos Generating Station (Unit No. 3) (a)	Coal	33.33%	$472,244	$5,638	$77,786

CSPCo
W.C. Beckjord Generating Station	Coal	12.5%	$19,079	$248	$8,003
(Unit No. 6) (b)
Conesville Generating Station (Unit No. 4) (c)	Coal	43.5%	300,618	8,259	49,121
J.M. Stuart Generating Station (d)	Coal	26.0%	506,756	22,435	162,869
Wm. H. Zimmer Generating Station (b)	Coal	25.4%	771,236	9,636	365,989
Transmission	N/A	(f)	62,952	3,008	47,957
Total			$1,660,641	$43,586	$633,939

I&M
Rockport Generating Plant (Unit No. 1) (e)	Coal	50.0%	$742,538	$25,304	$437,371

OPCo
John E. Amos Generating Station (Unit No. 3) (a)	Coal	66.67%	$988,870	$6,354	$168,933

PSO
Oklaunion Generating Station (Unit No. 1) (g)	Coal	15.6%	$91,275	$1,124	$56,160

SWEPCo
Dolet Hills Generating Station (Unit No. 1) (h)	Lignite	40.2%	$258,261	$4,648	$191,486
Flint Creek Generating Station (Unit No. 1) (i)	Coal	50.0%	115,742	6,725	61,750
Pirkey Generating Station (Unit No. 1) (i)	Lignite	85.9%	502,520	10,317	358,241
Turk Generating Plant (j)	Coal	73.33%	-	971,131	-
Total			$876,523	$992,821	$611,477

			Company’s Share at December 31, 2009
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
Company	Type	Ownership	in Service	Progress	Depreciation
			(in thousands)
CSPCo
W.C. Beckjord Generating Station	Coal	12.5%	$19,400	$120	$8,097
(Unit No. 6) (b)
Conesville Generating Station (Unit No. 4) (c)	Coal	43.5%	300,646	3,829	44,832
J.M. Stuart Generating Station (d)	Coal	26.0%	498,851	15,442	152,601
Wm. H. Zimmer Generating Station (b)	Coal	25.4%	767,654	4,082	355,457
Transmission	N/A	(f)	69,868	355	46,815
Total			$1,656,419	$23,828	$607,802

PSO
Oklaunion Generating Station (Unit No. 1) (g)	Coal	15.6%	$89,823	$1,688	$55,772

SWEPCo
Dolet Hills Generating Station (Unit No. 1) (h)	Lignite	40.2%	$255,274	$4,212	$188,475
Flint Creek Generating Station (Unit No. 1) (i)	Coal	50.0%	115,839	4,627	60,772
Pirkey Generating Station (Unit No. 1) (i)	Lignite	85.9%	496,786	7,724	350,079
Turk Generating Plant (j)	Coal	73.33%	-	688,167	-
Total			$867,899	$704,730	$599,326

(a)	Operated by APCo.
(b)	Operated by Duke Energy Corporation, a nonaffiliated company.
(c)	Operated by CSPCo.
(d)	Operated by The Dayton Power & Light Company, a nonaffiliated company.
(e)	Operated by I&M.
(f)	Varying percentages of ownership.
(g)	Operated by PSO and also jointly-owned (54.7%) by TNC.
(h)	Operated by Cleco Corporation, a nonaffiliated company.
(i)	Operated by SWEPCo.
(j)
Turk Generating Plant is currently under construction with a projected commercial operation date of 2012.  SWEPCo jointly owns the plant with Arkansas Electric Cooperative Corporation (11.67%), East Texas Electric Cooperative (8.33%) and Oklahoma Municipal Power Authority (6.67%).  Through December 2010, construction costs totaling $279 million have been billed to the other owners.

N/A	Not Applicable

17.  COST REDUCTION INITIATIVES

In April 2010, management began initiatives to decrease both labor and non-labor expenses with a goal of achieving significant reductions in operation and maintenance expenses.  A total of 2,461 positions were eliminated across the AEP System as a result of process improvements, streamlined organizational designs and other efficiencies.  Most of the affected employees terminated employment May 31, 2010.  The severance program provides two weeks of base pay for every year of service along with other severance benefits.

Management recorded a charge to expense in 2010 primarily related to the headcount reduction initiatives.  Management does not expect additional costs to be incurred related to this initiative.

	Expense	Incurred for			Remaining
	Allocation from	Registrant			Balance at
	AEPSC	Subsidiaries	Settled	Adjustments	December 31, 2010
	(in thousands)
APCo	$20,526	$36,399	$51,826	$(1,373)	$3,726
CSPCo	11,048	21,244	30,948	110	1,454
I&M	12,051	32,985	41,503	(1,335)	2,198
OPCo	19,427	33,681	53,691	3,502	2,919
PSO	10,681	13,324	22,970	491	1,526
SWEPCo	12,588	17,074	28,874	965	1,753

These costs relate primarily to severance benefits.  They are included primarily in Other Operation on the Consolidated Statements of Income and Other Current Liabilities on the Consolidated Balance Sheets.

18.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

In management’s opinion, the unaudited quarterly information reflects all normal and recurring accruals and adjustments necessary for a fair presentation of the results of operations for interim periods.  Quarterly results are not necessarily indicative of a full year’s operations because of various factors.  The unaudited quarterly financial information for each Registrant Subsidiary is as follows:

Quarterly Periods Ended:	APCo		CSPCo		I&M		OPCo	PSO	SWEPCo
	(in thousands)
March 31, 2010
Total Revenues	$926,623		$517,439		$553,056		$861,273	$237,755	$342,804
Operating Income	157,938		98,401		87,870		181,343	22,622	43,468
Net Income	70,282		51,650		45,058		91,903	4,139	31,083

June 30, 2010
Total Revenues	$703,274		$524,104		$509,915		$721,964	$327,686	$361,467
Operating Income (a)	9,033	(b)	97,150		42,140		89,623	39,265	43,518
Net Income (Loss) (a)	(19,619)	(b)	52,116		14,602		37,548	15,489	26,705

September 30, 2010
Total Revenues	$840,622		$648,394		$608,250		$855,859	$426,569	$480,982
Operating Income	112,060		186,844		115,904		190,063	104,654	128,428
Net Income	50,071		107,057		62,300		100,865	55,432	81,685

December 31, 2010
Total Revenues	$804,584		$459,104		$524,506		$784,611	$281,652	$338,281
Operating Income	101,992		54,413	(c)	29,001	(d)	146,773	15,451	33,383
Net Income (Loss)	35,934		19,400	(c)	4,131	(d)	81,077	(2,273)	7,211
Quarterly Periods Ended:	APCo		CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
March 31, 2009
Total Revenues	$786,029		$471,736	$567,044	$762,715	$295,287	$321,802
Operating Income	153,898		90,533	136,570	145,077	21,872	24,993
Net Income	74,407		48,858	80,952	72,609	6,038	11,700

June 30, 2009
Total Revenues	$636,112		$507,876	$530,416	$678,013	$277,141	$340,782
Operating Income	85,567		150,966	91,874	133,839	50,891	48,870
Income Before Extraordinary Loss	29,170		84,178	48,509	63,912	24,122	35,778
Extraordinary Loss, Net of Tax	-		-	-	-	-	(5,325)	(e)
Net Income	29,170		84,178	48,509	63,912	24,122	30,453

September 30, 2009
Total Revenues	$695,673		$556,143	$552,267	$765,971	$318,555	$414,974
Operating Income	83,698		167,412	100,143	186,121	81,352	83,023
Net Income	27,370		97,593	54,859	96,575	43,577	65,058

December 31, 2009
Total Revenues	$758,841		$468,818	$535,297	$804,875	$233,767	$311,744
Operating Income	49,362	(f)	82,815	52,116	148,156	16,193	5,626
Net Income	24,867	(f)	41,032	31,990	75,519	1,865	9,992

(a)	See Note 17 for discussion of expenses related to cost reduction initiatives recorded in the second quarter of 2010.
(b)	Includes a $54 million write-off of APCo’s Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility.
(c)	Includes a $43 million refund provision for the 2009 Significantly Excessive Earnings Test.
(d)	Includes provisions for certain regulatory and legal matters.
(e)	See “SWEPCo Texas Restructuring” in “Extraordinary Item” section of Note 2 for discussion of the extraordinary loss recorded in the second quarter of 2009.
(f)	Includes a $68 million increase in storm, plant maintenance and other maintenance expenses.

COMBINED MANAGEMENT’S DISCUSSION AND ANALYSIS OF REGISTRANT SUBSIDIARIES

The following is a combined presentation of certain components of the Registrant Subsidiaries’ management’s discussion and analysis.  The information in this section completes the information necessary for management’s discussion and analysis of financial condition and net income and is meant to be read with (a) Management’s Financial Discussion and Analysis, (b) financial statements, (c) footnotes and (d) the schedules of each individual registrant.

EXECUTIVE OVERVIEW

Economic Conditions

The Registrant Subsidiaries’ retail margins increased primarily due to successful rate proceedings in Indiana, Ohio, Oklahoma, Michigan and Virginia and higher residential and commercial demand for electricity as a result of favorable weather.

In comparison to the recessionary lows of 2009, industrial sales increased 5% in 2010 for the AEP System.  During 2009, the Registrant Subsidiaries’ operations were impacted by difficult economic conditions especially their industrial sales reflecting customers’ curtailments or closures of facilities.  In 2009, CSPCo’s and OPCo’s largest customer, Ormet, a major industrial customer, operated at a reduced load of approximately 330 MW and continued operations at this reduced level during 2010.  In February 2009, Century Aluminum, a major industrial customer (325 MW load) of APCo, announced the curtailment of operations at its Ravenswood, WV facility.

Management forecasts slight improvement in economic conditions in 2011 for all operating companies.  Industrial sales are expected to increase 4% for CSPCo and OPCo due to Ormet’s announcement of increased production in 2011.  Residential growth for the Registrant Subsidiaries is expected to see slow improvement, similar to 2010.

Cost Reduction Initiatives

Due to the continued slow recovery in the U.S. economy and a corresponding negative impact on energy consumption, the AEP System implemented cost reduction initiatives in the second quarter of 2010 to reduce its workforce by 11.5% and reduce other operation and maintenance spending.  Achieving these goals involved identifying process improvements, streamlining organizational designs and developing other efficiencies that will deliver additional savings.  In 2010, pretax expense of $293 million was recorded related to these cost reduction initiatives.  Starting with the third quarter of 2010, the Registrant Subsidiaries realized cost savings in Other Operation and Maintenance expenses on their statements of income.  Management anticipates continued savings to help offset future inflationary impacts.

LITIGATION

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

ENVIRONMENTAL ISSUES

The Registrant Subsidiaries are implementing a substantial capital investment program and incurring additional operational costs to comply with new environmental control requirements.  The Registrant Subsidiaries will need to make additional investments and operational changes in response to existing and anticipated requirements such as CAA requirements to reduce emissions of SO2, NOx, PM and hazardous air pollutants from fossil fuel-fired power plants and new proposals governing the beneficial use and disposal of coal combustion products.

The Registrant Subsidiaries are engaged in litigation about environmental issues, have been notified of potential responsibility for the clean-up of contaminated sites and incur costs for disposal of SNF and future decommissioning of I&M’s nuclear units.  Management is also engaged in the development of possible future requirements to reduce CO2 emissions to address concerns about global climate change.

Clean Air Act Requirements

The CAA establishes a comprehensive program to protect and improve the nation’s air quality and control sources of air emissions.  The states implement and administer many of these programs and could impose additional or more stringent requirements.  Notable developments in CAA regulatory requirements affecting the Registrant Subsidiaries’ operations are discussed briefly below.

The Federal EPA issued the Clean Air Interstate Rule (CAIR) in 2005 requiring specific reductions in SO2 and NOx emissions from power plants.  In 2008, the D.C. Circuit Court of Appeals issued a decision remanding CAIR to the Federal EPA.  CAIR remains in effect while a new rulemaking is conducted.  Nearly all of the states in which the AEP System’s power plants are located are covered by CAIR.  In July 2010, the Federal EPA issued a proposed rule (Transport Rule) to replace CAIR that would impose new and more stringent requirements to control SO2 and NOx emissions from fossil fuel-fired electric generating units in 31 states and the District of Columbia.  Each state covered by the Transport Rule is assigned an allowance budget for SO2 and/or NOx.  Limited interstate trading is allowed on a sub-regional basis and intrastate trading is allowed among generating units.  Texas, Arkansas and Oklahoma would be subject to only the seasonal NOx program, with new limits that are proposed to take effect in 2012.  The remainder of the states in which the Registrant Subsidiaries operate would be subject to seasonal and annual NOx programs and an annual SO2 emissions reduction program that takes effect in two phases.  The first phase becomes effective in 2012 and requires approximately one million tons per year more SO2 emission reductions across the region than would have been required under CAIR.  The second phase takes effect in 2014 and reduces SO2 emissions by an additional 800,000 tons per year.  The SO2 and NOx programs rely on newly-created allowances rather than relying on the CAIR NOx allowances or the Title IV Acid Rain Program allowances used in the CAIR rule.  The time frames for and stringency of the additional emission reductions, coupled with the lack of robust interstate trading and the elimination of historic allowance banks, pose significant concerns for the AEP System and its electric utility customers, as these features could accelerate unit retirements, increase capital requirements, constrain operations, decrease reliability and unfavorably impact financial condition if the increased costs are not recovered in rates or market prices.  The Federal EPA requested comments on a scheme based exclusively on intrastate trading of allowances or a scheme that establishes unit-by-unit emission rates.  Either of these options would provide less flexibility and exacerbate the negative impact of the rule.  The proposal indicates that the requirements are expected to be finalized in June 2011 and be effective January 1, 2012.

The Federal EPA issued a Clean Air Mercury Rule (CAMR) setting mercury standards for new coal-fired power plants and requiring all states to issue new state implementation plans (SIPs) including mercury requirements for existing coal-fired power plants.  The CAMR was vacated and remanded to the Federal EPA by the D.C. Circuit Court of Appeals in 2008.

Under the terms of a consent decree, the Federal EPA is required to issue final maximum achievable control technology (MACT) standards for coal and oil-fired power plants by November 2011.  The Federal EPA has substantial discretion in determining how to structure the MACT standards.  Management will urge the Federal EPA to carefully consider all of the options available so that costly and inefficient control requirements are not imposed regardless of unit size, age or other operating characteristics.  However, the AEP System has approximately 5,000 MW of older coal units, including 2,000 MW of older coal-fired capacity already subject to control requirements under the NSR consent decree, for which it may be economically inefficient to install scrubbers or other environmental controls.  The timing and ultimate disposition of those units will be affected by: (a) the MACT standards and other environmental regulations, (b) the economics of maintaining the units, (c) demand for electricity, (d) availability and cost of replacement power and (e) regulatory decisions about cost recovery of the remaining investment in those units.

The Federal EPA issued a Clean Air Visibility Rule (CAVR), detailing how the CAA’s best available retrofit technology requirements will be applied to facilities built between 1962 and 1977 that emit more than 250 tons per year of certain pollutants in specific industrial categories, including power plants.  CAVR will be implemented through individual SIPs or, if SIPs are not adequate or are not developed on schedule, through federal implementation plans (FIPs).  The Federal

EPA has proposed disapproval of SIPs in a few states, and proposed more stringent control requirements for affected units in those states.  If the Federal EPA takes such action in the states where the AEP System’s facilities are located, it could increase the costs of compliance, accelerate the installation of required controls, and/or force the premature retirement of existing units.

In 2009, the Federal EPA issued a final mandatory reporting rule for CO2 and other greenhouse gases covering a broad range of facilities emitting in excess of 25,000 tons of CO2 emissions per year.   The Federal EPA issued a final endangerment finding for greenhouse gas emissions from new motor vehicles in 2009 and final rules limiting CO2 emissions from new motor vehicles in May 2010.  The Federal EPA determined that greenhouse gas emissions from stationary sources will be subject to regulation under the CAA beginning January 2011 and finalized its proposed scheme to streamline and phase-in regulation of stationary source CO2 emissions through the NSR prevention of significant deterioration and Title V operating permit programs through the issuance of final federal rules, SIP calls and FIPs.  The Federal EPA is reconsidering whether to include CO2 emissions in a number of stationary source standards, including standards that apply to new and modified electric utility units and announced a settlement agreement to issue proposed new source performance standards for utility boilers.  It is not possible at this time to estimate the costs of compliance with these new standards, but they may be material.

The Federal EPA has also issued new, more stringent national ambient air quality standards (NAAQS) for SO2, NO2 and lead, and is currently reviewing the NAAQS for ozone and PM.  States are in the process of evaluating the attainment status and need for additional control measures in order to attain and maintain the new NAAQS and may develop additional requirements for facilities as a result of those evaluations.  Management cannot currently predict the nature, stringency or timing of those requirements.

Estimated Air Quality Environmental Investments

The CAIR, CAVR and the consent decree signed to settle the NSR litigation require significant additional investments, some of which are estimable.  Management’s estimates are subject to significant uncertainties and will be affected by any changes in the outcome of several interrelated variables and assumptions, including: (a) the timing of implementation, (b) required levels of reductions, (c) methods for allocation of allowances and (d) selected compliance alternatives and their costs.  These obligations may also be affected or altered by the development of new regulations described above.  In short, management cannot estimate compliance costs with certainty and the actual costs to comply could differ significantly from the estimates discussed below.

The CAIR, CAVR and commitments in the consent decree will require installation of additional controls on the Registrant Subsidiaries’ power plants through 2020.  The Registrant Subsidiaries plan to install additional scrubbers on 5,970 MW for SO2 control.  This amount includes the installation of scrubbers on the Rockport Plant (50% I&M and 50% AEGCo).  From 2011 to 2020, the following table shows the total estimated costs for environmental investment to meet these requirements including investment in scrubbers and other SO2 equipment by Registrant Subsidiary:

Required
Total
Company	Environmental
(in millions)
APCo	$857
CSPCo	500
I&M	1,556
OPCo	1,551
PSO	1,186
SWEPCo	2,458

These estimates are highly uncertain due to the variability associated with: (a) the states’ implementation of these regulatory programs, including the potential for SIPs or FIPS that impose standards more stringent than CAIR or CAVR, (b) additional rulemaking activities in response to the court decisions remanding the CAIR and CAMR, (c) the actual performance of the pollution control technologies installed on each units, (d) changes in costs for new pollution controls, (e) new generating technology developments and (f) other factors.  Associated operational and maintenance expenses will also increase during those years.  Management cannot estimate these additional operational and maintenance costs due to the uncertainties described above, but they are expected to be significant.

The Registrant Subsidiaries will seek recovery of expenditures for pollution control technologies, replacement or additional generation and associated operating costs from customers through regulated rates.  The Registrant Subsidiaries should be able to recover these expenditures through market prices in deregulated jurisdictions.  If not, those costs could adversely affect future net income, cash flows and possibly financial condition.

Coal Combustion Residual Rule

In June 2010, the Federal EPA published a proposed rule to regulate the disposal and beneficial re-use of coal combustion residuals, including fly ash and bottom ash generated at coal-fired electric generating units.  The rule contains two alternative proposals, one that would impose federal hazardous waste disposal and management standards on these materials and one that would allow states to retain primary authority to regulate the beneficial re-use and disposal of these materials under state solid waste management standards, including minimum federal standards for disposal and management.  Both proposals would impose stringent requirements for the construction of new coal ash landfills and would require existing unlined surface impoundments to upgrade to the new standards or stop receiving coal ash and initiate closure within five years of the issuance of a final rule.

Currently, approximately 40% of the coal ash and other residual products from the AEP System’s generating facilities are re-used in the production of cement and wallboard, as structural fill or soil amendments, as abrasives or road treatment materials and for other beneficial uses.  Certain of these uses would no longer be available and others are likely to significantly decline if coal ash and related materials are classified as hazardous wastes.  In addition,  surface impoundments and landfills to manage these materials are currently used at the generating facilities. The Registrant Subsidiaries will incur significant costs to upgrade or close and replace their existing facilities.  Management estimates that the potential compliance costs associated with the proposed solid waste management alternative could be as high as $3.9 billion for units across the AEP System.  Regulation of these materials as hazardous wastes would significantly increase these costs.  The Registrant Subsidiaries will seek recovery of expenditures for pollution control technologies and associated costs from customers through regulated rates or market prices for electricity.  If these costs are not recovered, it will have a material adverse impact on net income, cash flows and financial condition.

Global Warming

National public policy makers and regulators in the 10 states the Registrant Subsidiaries serve have conflicting views on global warming.  Management is focused on taking, in the short term, actions that are seen as prudent, such as improving energy efficiency, investing in developing cost-effective and less carbon-intensive technologies and evaluating assets across a range of plausible scenarios and outcomes.  Management is also an active participant in a variety of public policy discussions at state and federal levels to assure that proposed new requirements are feasible and the economies of the states served are not placed at a competitive disadvantage.

Management believes that this is a global issue and that the United States should assume a leadership role in developing a new international approach that will address growing emissions of CO2 and other greenhouse gases (generally referred to as CO2 in this discussion) from all nations, including developing countries.  Management supports a reasonable approach to CO2 emission reductions that recognizes a reliable and affordable electric supply is vital to economic stability and that allows sufficient time for technology development.  Management proposed to national policy makers that national and international policy for reasonable CO2 controls should involve the following principles:

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

While comprehensive economy-wide regulation of CO2 emissions might be achieved through future legislation, Congress has yet to enact such legislation.  The Federal EPA continues to take action to regulate CO2 emissions under the existing requirements of the CAA discussed above.

The Registrant Subsidiaries’ fossil fuel-fired generating units are very large sources of CO2 emissions.  If substantial CO2 emission reductions are required, there will be significant increases in capital expenditures and operating costs which would impact the ultimate retirement of older, less-efficient, coal-fired units.  To the extent the Registrant Subsidiaries install additional controls on their generating plants to limit CO2 emissions and receive regulatory approvals to increase rates, cost recovery could have a positive effect on future earnings.  Prudently incurred capital investments made by the Registrant Subsidiaries in rate-regulated jurisdictions to comply with legal requirements and benefit customers are generally included in rate base for recovery and earn a return on investment.  Management would expect these principles to apply to investments made to address new environmental requirements.  However, requests for rate increases reflecting these costs can affect the Registrant Subsidiaries adversely because the regulators could limit the amount or timing of increased costs that would be recoverable through higher rates.  In addition, to the extent the Registrant Subsidiaries’ costs are relatively higher than their competitors’ costs, such as operators of nuclear and natural gas based generation, it could reduce off-system sales or cause the Registrant Subsidiaries to lose customers in jurisdictions that permit customers to choose their supplier of generation service.

Several states have adopted programs that directly regulate CO2 emissions from power plants, but none of these programs are currently in effect in states where the Registrant Subsidiaries have generating facilities.  Certain states, including Ohio, Michigan, Texas and Virginia, passed legislation establishing renewable energy, alternative energy and/or energy efficiency requirements.  The Registrant Subsidiaries are taking steps to comply with these requirements.  In order to meet these requirements and as a key part of AEP’s corporate sustainability effort, management pledged to increase wind power by an additional 2,000 MW from 2007 levels by 2011.  By the end of 2010, the Registrant Subsidiaries secured, through power purchase agreements, an additional 1,111 MW of wind power.  To the extent demand for renewable energy from wind power increases, it could have a positive effect on future earnings from transmission activities.

The AEP System has taken measurable, voluntary actions to reduce and offset CO2 emissions.  The AEP System participates in a number of voluntary programs to monitor, mitigate and reduce CO2 emissions, but many of these programs have been discontinued due to anticipated legislative or regulatory actions.  Through the end of 2009, the AEP System reduced emissions by a cumulative 94 million metric tons from adjusted baseline levels in 1998 through 2001 as a result of these voluntary actions.  The AEP System’s total CO2 emissions in 2009 were 136 million metric tons.  Management estimates that 2010 emissions were approximately 140 million metric tons.

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

Global warming creates the potential for physical and financial risk.  The materiality of the risks depends on whether any physical changes occur quickly or over several decades and the extent and nature of those changes.  Physical risks from climate change could include changes in weather conditions.  Customers' energy needs currently vary with weather conditions, primarily temperature and humidity.  For residential customers, heating and cooling today represent their largest energy use.  To the extent weather patterns change significantly, customers' energy use could increase or decrease depending on the duration and magnitude of the changes.  Increased energy use due to weather changes could require the Registrant Subsidiaries to invest in more generating assets, transmission and other infrastructure to serve increased load, driving the cost of electricity higher.  Decreased energy use due to weather changes could affect financial condition through lower sales and decreased revenues.  Extreme weather conditions in general require more system backup, adding to costs, and can contribute to increased system stresses, including service interruptions and increased storm restoration costs.  The Registrant Subsidiaries may not recover all costs related to mitigating these physical and financial risks.  Weather conditions outside of the AEP System’s service territory could also have an impact on revenues, either directly through changes in the patterns of off-system power purchases and sales or indirectly through demographic changes as people adapt to changing weather.  The Registrant Subsidiaries buy and sell electricity depending upon system needs and market opportunities.  Extreme weather conditions that create high energy demand could raise electricity prices, which would increase the cost of energy the Registrant Subsidiaries provide to customers and could provide opportunity for increased wholesale sales.

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

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

Sources of Funding

Short-term funding for the Registrant Subsidiaries comes from AEP’s commercial paper program and revolving credit facilities through the Utility Money Pool.  AEP and its Registrant Subsidiaries operate a money pool to minimize the AEP System’s external short-term funding requirements and sell accounts receivable to provide liquidity.  Under credit facilities, $1.35 billion may be issued as letters of credit (LOC).  The Registrant Subsidiaries generally use short-term funding sources (the Utility Money Pool or receivables sales) to provide for interim financing of capital expenditures that exceed internally generated funds and periodically reduce their outstanding short-term debt through issuances of long-term debt, sale-leasebacks, leasing arrangements and additional capital contributions from Parent.

The Registrant Subsidiaries and certain other companies in the AEP System entered into a 3-year credit agreement which matures in April 2011.  In June 2010, the credit facility was reduced from $627 million to $478 million.  The Registrant Subsidiaries may issue LOCs under the credit facility.  Each subsidiary has a borrowing/LOC limit under the credit facility.  This facility is fully utilized for letters of credit providing liquidity support for Pollution Control Bonds.  Management intends to replace the revolving credit facility with bilateral letters of credit or refinance the bonds.  Management may redeem some portion of the Pollution Control Bonds supported by the facility.  As of December 31, 2010, a total of $477 million of LOCs were issued under the credit agreement.  The following table shows each Registrant Subsidiaries’ borrowing/LOC limit under the credit facility and the outstanding amount of LOCs.

		LOC Amount
		Outstanding
	Credit Facility	Against the
	Borrowing/LOC	Agreement at
Company	Limit	December 31, 2010
	(in millions)
APCo	$300	$232
CSPCo	230	-
I&M	230	78
OPCo	400	167
PSO	65	-
SWEPCo	230	-

Dividend Restrictions

Under the Federal Power Act, the Registrant Subsidiaries are restricted from paying dividends out of stated capital.  Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of the Registrant Subsidiaries to transfer funds to Parent in the form of dividends.

Sales of Receivables

In 2010, AEP Credit renewed its receivables securitization agreement.  The agreement provides a commitment of $750 million from bank conduits to purchase receivables.  A commitment of $375 million expires in July 2011 and the remaining commitment of $375 million expires in July 2013. AEP Credit purchases accounts receivable from the Registrant Subsidiaries.  Management intends to extend or replace AEP Credit’s agreement expiring in July 2011 on or before its maturity.

BUDGETED CONSTRUCTION EXPENDITURES

The 2011 estimated construction expenditures by Registrant Subsidiary include generation, transmission and distribution related investments, as well as expenditures for compliance with environmental regulations as follows:

	Budgeted Construction Expenditures
Company	Environmental	Generation	Transmission	Distribution	Other	Total
	(in millions)
APCo	$112	$62	$103	$161	$12	$450
CSPCo	21	50	25	84	7	187
I&M	1	185	29	82	8	305
OPCo	50	82	37	85	10	264
PSO	7	24	32	99	7	169
SWEPCo	10	266	85	71	10	442

For 2012 through 2014, management forecasts annual construction expenditures for the AEP System to average between $2.6 billion and $3.1 billion.  The projected increases are generally the result of required environmental investment to comply with Federal EPA rules and additional transmission spending.  Estimated construction expenditures are subject to periodic review and modification and may vary based on the ongoing effects of regulatory constraints, environmental regulations, business opportunities, market volatility, economic trends, weather, legal reviews and the ability to access capital.  The budgeted amounts exclude AFUDC and capitalized interest.  These construction expenditures will be funded through cash flows from operations and financing activities.  Generally, the Registrant Subsidiaries use cash or short-term borrowings under the money pool to fund these expenditures until long-term funding is arranged.  SWEPCo’s budgeted construction expenditures include an amount for scheduled completion of the Turk Plant in 2012.

SIGNIFICANT TAX LEGISLATION

The American Recovery and Reinvestment Tax Act of 2009 provided for several new grant programs, expanded tax credits and extended the 50% bonus depreciation provision enacted in the Economic Stimulus Act of 2008.  The Small Business Jobs Act, enacted in September 2010, included a one-year extension of the 50% bonus depreciation provision.  The Tax Relief, Unemployment Insurance Reauthorization and the Job Creation Act of 2010 extended the life of research and development, employment and several energy tax credits originally scheduled to expire at the end of 2010.  In addition, this act extended the time for claiming bonus depreciation and increased the deduction to 100% starting in September 2010 through 2011 and decreasing the deduction to 50% for 2012.

These enacted provisions will have no material impact on the Registrant Subsidiaries’ net income or financial condition but will have a favorable impact on their cash flows in 2011.  The provisions are expected to result in material future cash flow benefits.

MINE SAFETY INFORMATION

The Federal Mine Safety and Health Act of 1977 (Mine Act) imposes stringent health and safety standards on various mining operations.  The Mine Act and its related regulations affect numerous aspects of mining operations, including training of mine personnel, mining procedures, equipment used in mine emergency procedures, mine plans and other matters.  SWEPCo, through its ownership of DHLC, CSPCo, through its ownership of Conesville Coal Preparation Company (CCPC), and OPCo, through its use of the Conner Run fly ash impoundment, are subject to the provisions of the Mine Act.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) requires companies that operate mines to include in their periodic reports filed with the SEC, certain mine safety information covered by the Mine Act.  DHLC, CCPC and Conner Run received the following notices of violation and proposed assessments under the Mine Act for the quarter ended December 31, 2010:

	DHLC	CCPC	Conner Run
Number of Citations for Violations of Mandatory Health or
Safety Standards under 104 *	1	-	-
Number of Orders Issued under 104(b) *	-	-	-
Number of Citations and Orders for Unwarrantable Failure
to Comply with Mandatory Health or Safety Standards under
104(d) *	-	-	-
Number of Flagrant Violations under 110(b)(2) *	-	-	-
Number of Imminent Danger Orders Issued under 107(a) *	-	-	-
Total Dollar Value of Proposed Assessments	$1,026	$-	$-
Number of Mining-related Fatalities	-	-	-

* References to sections under the Mine Act

DHLC currently has two legal actions pending before the Mine Safety and Health Administration (MSHA) challenging four violations issued by MSHA following an employee fatality in March 2009.

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

Regulatory Accounting

Nature of Estimates Required

The financial statements of the Registrant Subsidiaries with cost-based rate-regulated operations (APCo, I&M, PSO, SWEPCo, and a portion of CSPCo and OPCo) reflect the actions of regulators that can result in the recognition of revenues and expenses in different time periods than enterprises that are not rate-regulated.

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

Assumptions and Approach Used

When incurred costs are probable of recovery through regulated rates, the Registrant Subsidiaries record them as regulatory assets on the balance sheet.  Management reviews the probability of recovery at each balance sheet date and whenever new events occur.  Examples of new events include changes in the regulatory environment, issuance of a regulatory commission order or passage of new legislation.  The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, rate of return earned on invested capital and timing and amount of assets to be recovered through regulated rates.  If recovery of a regulatory asset is no longer probable, that regulatory asset is written-off as a charge against earnings.  A write-off of regulatory assets may also reduce future cash flows since there will be no recovery through regulated rates.

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

The changes in unbilled electricity utility revenues included in Revenue for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Years Ended December 31,
Company	2010	2009	2008
	(in thousands)
APCo	$30,337	$25,378	$32,815
CSPCo	11,272	7,030	7,614
I&M	2,194	2,695	12,934
OPCo	(1,408)	5,845	4,048
PSO	(4,159)	4,415	(211)
SWEPCo	(1,175)	(282)	5,008

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

Effect if Different Assumptions Used

Significant fluctuations in energy demand for the unbilled period, weather, line losses or changes in the composition of customer classes could impact the accuracy of the unbilled revenue estimate.  A 1% change in the limiter calculation when it is outside the range would increase or decrease unbilled revenues by 1% of the accrued unbilled revenues.

Accounting for Derivative Instruments

Nature of Estimates Required

Management considers fair value techniques, valuation adjustments related to credit and liquidity and judgments related to the probability of forecasted transactions occurring within the specified time period to be critical accounting estimates.  These estimates are considered significant because they are highly susceptible to change from period to period and are dependent on many subjective factors.

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

The Registrant Subsidiaries reduce fair values by estimated valuation adjustments for items such as discounting, liquidity and credit quality.  Liquidity adjustments are calculated by utilizing bid/ask spreads to estimate the potential fair value impact of liquidating open positions over a reasonable period of time.  Credit adjustments on risk management contracts are calculated using estimated default probabilities and recovery rates relative to the  counterparties or counterparties with similar credit profiles and contractual netting agreements.  With respect to hedge accounting, management assesses hedge effectiveness and evaluates a forecasted transaction’s probability of occurrence within the specified time period as provided in the original hedge documentation.

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

Long-Lived Assets

Nature of Estimates Required

In accordance with the requirements of “Property, Plant and Equipment” accounting guidance, the Registrant Subsidiaries evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any such assets may not be recoverable or the assets meet the held for sale criteria.  The Registrant Subsidiaries utilize a group composite method of depreciation to estimate the useful lives of long-lived assets as approved by their regulators.  The evaluations of long-lived held and used assets may result from abandonments, significant decreases in the market price of an asset, a significant adverse change in the extent or manner in which an asset is being used or in its physical condition, a significant adverse change in legal factors or in the business climate that could affect the value of an asset, as well as other economic or operations analyses.  If the carrying amount is not recoverable, the Registrant Subsidiary records an impairment to the extent that the fair value of the asset is less than its book value.  For assets held for sale, an impairment is recognized if the expected net sales price is less than its book value.  For regulated assets, an impairment charge could be offset by the establishment of a regulatory asset, if rate recovery is probable.  For nonregulated assets, any impairment charge is recorded against earnings.

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

Pension and Other Postretirement Benefits

AEP maintains a qualified, defined benefit pension plan (Qualified Plan), which covers substantially all nonunion and certain union employees, and unfunded, nonqualified supplemental plans (Nonqualified Plans) to provide benefits in excess of amounts permitted under the provisions of the tax law to be paid to participants in the Qualified Plans (collectively the Pension Plans).  Additionally, AEP entered into individual employment contracts with certain current and retired executives that provide additional retirement benefits as a part of the Nonqualified Plans.  AEP also sponsors other postretirement benefit plans to provide medical and life insurance benefits for retired employees (Postretirement Plans).  The Pension Plans and Postretirement Plans are collectively the Plans.

The Registrant Subsidiaries participate in the Plans.  The Plans cover all employees who meet eligibility requirements.

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

The following table shows the net periodic cost (credit) for the years ended December 31, 2010, 2009 and 2008 by Registrant Subsidiary for the Plans:

Pension Plans	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2010	$15,818	$5,945	$20,138	$13,756	$5,439	$7,096
2009	10,459	2,752	13,939	8,267	3,080	4,831
2008	3,337	(1,398)	7,283	1,277	2,033	3,742

Other Postretirement Benefit Plans	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2010	$19,048	$8,250	$13,857	$15,862	$7,443	$7,574
2009	24,231	10,554	17,433	20,557	9,134	9,453
2008	14,896	6,041	9,765	11,357	5,581	5,539

The net periodic benefit cost is calculated based upon a number of actuarial assumptions, including expected long-term rates of return on the Plans’ assets.  In developing the expected long-term rate of return assumption for 2011, management evaluated input from actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions.  Management also considered historical returns of the investment markets.  Management anticipates that the investment managers employed for the Plans will invest the assets to generate future returns averaging 7.75% for the Qualified Plan and 7.5% for the Postretirement Plans.

The expected long-term rate of return on the Plans’ assets is based on AEP’s targeted asset allocation and expected investment returns for each investment category.  Assumptions for the Plans are summarized in the following table:

			Other Postretirement
	Pension Plans		Benefit Plans
		Assumed/		Assumed/
	2011	Expected	2011	Expected
	Target	Long-Term	Target	Long-Term
	Asset	Rate of	Asset	Rate of
	Allocation	Return	Allocation	Return
Equity	50%	9.00%	66%	9.00%
Real Estate	5%	7.60%	-%	-%
Debt Securities	39%	5.75%	32%	5.75%
Other Investments	5%	10.50%	-%	-%
Cash and Cash Equivalents	1%	3.00%	2%	3.00%
Total	100%		100%

Management regularly reviews the actual asset allocation and periodically rebalances the investments to the targeted allocation.  Management believes that 7.75% for the Pension Plan and 7.5% for the Postretirement Plans are reasonable long-term rates of return on the Plans’ assets despite the recent market volatility.  The Pension Plan’s assets had an actual gain of 13.4% and 17.1% for the years ended December 31, 2010 and 2009, respectively.  The Postretirement Plans’ assets had an actual gain of 11.3% and 23.7% for the years ended December 31, 2010 and 2009, respectively.  Management will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust the assumptions as necessary.

AEP bases the determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.  As of December 31, 2010, AEP had cumulative losses of approximately $285 million that remain to be recognized in the calculation of the market-related value of assets.  These unrecognized net actuarial losses will result in increases in the future pension costs depending on several factors, including whether such losses at each measurement date exceed the corridor in accordance with “Compensation – Retirement Benefits” accounting guidance.  See the table below for the amount of cumulative losses by Registrant Subsidiary.

The method used to determine the discount rate that AEP utilizes for determining future obligations is a duration-based method in which a hypothetical portfolio of high quality corporate bonds similar to those included in the Moody’s Aa bond index is constructed with a duration matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate at December 31, 2010 under this method was 5.05% for the Qualified Plan, 4.95% for the Nonqualified Plans and 5.25% for the Postretirement Plans.  Due to the effect of the unrecognized actuarial losses and based on an expected rate of return on the Pension Plans’ assets of 7.75%, a discount rate of 5.05% and 4.95% and various other assumptions, management estimates that the pension costs by Registrant Subsidiary for all pension plans will approximate the amounts in the following table.  Based on an expected rate of return on the OPEB plans’ assets of 7.5%, a discount rate of 5.25% and various other assumptions, management estimates Postretirement Plan costs by Registrant Subsidiary will approximate the amounts in the following tables:

Cumulative Losses	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Deferred Asset Loss	$37,859	$20,714	$33,345	$38,291	$15,767	$16,582

Pension Plans	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2011	$17,433	$8,659	$17,412	$14,295	$9,811	$10,175
2012	20,219	11,656	18,984	17,177	12,681	13,166
2013	24,887	13,516	24,207	21,549	11,755	11,949

Other Postretirement Benefit Plans	APCo	CSPCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2011	$14,762	$5,791	$11,635	$12,251	$4,445	$4,845
2012	13,561	5,475	10,186	11,679	4,270	4,654
2013	12,012	5,193	9,731	11,172	4,124	4,492

Future actual costs will depend on future investment performance, changes in future discount rates and various other factors related to each Registrant Subsidiary’s populations participating in the Plans.  The actuarial assumptions used may differ materially from actual results.  The effects of a 50 basis point change to selective actuarial assumptions are included in the “Effect if Different Assumptions Used” section below.

The value of AEP’s Pension Plans’ assets increased to $3.9 billion at December 31, 2010 from $3.4 billion at December 31, 2009 primarily due to a $500 million contribution.  During 2010, the Qualified Plan paid $465 million in benefits to plan participants and the nonqualified plans paid $15 million in benefits.  The value of AEP’s Postretirement Plans’ assets increased to $1.5 billion at December 31, 2010 from $1.3 billion at December 31, 2009 primarily due to investment gains and contributions.  The Postretirement Plans paid $142 million in benefits to plan participants during 2010.  See Note 8 for complete details by Registrant Subsidiary.

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

APCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2010 Benefit Obligations
Discount Rate	$(32,159)	$35,286	$(22,728)	$25,268
Compensation Increase Rate	1,166	(1,086)	3	(3)
Cash Balance Crediting Rate	4,904	(4,116)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	19,401	(17,875)

Effect on 2010 Periodic Cost
Discount Rate	(2,751)	3,006	(2,366)	2,655
Compensation Increase Rate	479	(439)	113	(106)
Cash Balance Crediting Rate	1,412	(1,259)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	3,257	(2,910)
Expected Return on Plan Assets	(2,697)	2,697	(1,050)	1,054

CSPCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2010 Benefit Obligations
Discount Rate	$(15,931)	$17,396	$(9,880)	$11,002
Compensation Increase Rate	624	(577)	2	(2)
Cash Balance Crediting Rate	1,746	(1,507)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	8,300	(7,630)

Effect on 2010 Periodic Cost
Discount Rate	(1,494)	1,632	(991)	1,110
Compensation Increase Rate	260	(239)	51	(48)
Cash Balance Crediting Rate	767	(684)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	1,413	(1,259)
Expected Return on Plan Assets	(1,465)	1,465	(472)	474

I&M			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2010 Benefit Obligations
Discount Rate	$(29,382)	$32,383	$(16,618)	$18,564
Compensation Increase Rate	1,499	(1,388)	3	(3)
Cash Balance Crediting Rate	5,229	(4,475)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	14,170	(12,858)

Effect on 2010 Periodic Cost
Discount Rate	(2,365)	2,584	(1,482)	1,651
Compensation Increase Rate	412	(378)	88	(82)
Cash Balance Crediting Rate	1,213	(1,082)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	2,275	(2,014)
Expected Return on Plan Assets	(2,316)	2,316	(812)	815

OPCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2010 Benefit Obligations
Discount Rate	$(30,215)	$33,096	$(21,157)	$23,654
Compensation Increase Rate	1,050	(968)	2	(2)
Cash Balance Crediting Rate	4,262	(3,562)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	18,318	(16,812)

Effect on 2010 Periodic Cost
Discount Rate	(2,656)	2,902	(2,041)	2,287
Compensation Increase Rate	462	(424)	104	(98)
Cash Balance Crediting Rate	1,363	(1,215)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	2,899	(2,583)
Expected Return on Plan Assets	(2,602)	2,602	(964)	968

PSO			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2010 Benefit Obligations
Discount Rate	$(11,647)	$12,698	$(7,330)	$8,191
Compensation Increase Rate	673	(608)	3	(3)
Cash Balance Crediting Rate	3,529	(3,303)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	6,518	(5,434)

Effect on 2010 Periodic Cost
Discount Rate	(1,129)	1,234	(639)	712
Compensation Increase Rate	197	(180)	39	(37)
Cash Balance Crediting Rate	578	(516)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	998	(883)
Expected Return on Plan Assets	(1,104)	1,104	(361)	363

SWEPCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2010 Benefit Obligations
Discount Rate	$(11,515)	$12,552	$(8,411)	$9,411
Compensation Increase Rate	666	(598)	4	(4)
Cash Balance Crediting Rate	4,295	(4,035)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	7,541	(6,338)

Effect on 2010 Periodic Cost
Discount Rate	(1,126)	1,230	(708)	789
Compensation Increase Rate	196	(180)	43	(40)
Cash Balance Crediting Rate	577	(514)	N/A	N/A
Health Care Cost Trend Rate	N/A	N/A	1,106	(978)
Expected Return on Plan Assets	(1,100)	1,100	(400)	402

N/A   Not Applicable

Nuclear Trust Funds

Nuclear decommissioning and spent nuclear fuel trust funds represent funds that regulatory commissions allow I&M to collect through rates to fund future decommissioning and spent nuclear fuel disposal liabilities.  By rules or orders, the IURC, the MPSC and the FERC established investment limitations and general risk management guidelines.

I&M maintains trust funds for each regulatory jurisdiction.  These funds are managed by external investment managers who must comply with the guidelines and rules of the applicable regulatory authorities.  The trust assets are invested to optimize the net of tax earnings of the trust giving consideration to liquidity, risk, diversification and other prudent investment objectives.  I&M records securities held in these trust funds as Spent Nuclear Fuel and Decommissioning Trusts on its Consolidated Balance Sheets.  I&M records these securities at fair value.  Management utilizes the trustee’s external pricing service to estimate the fair value of the underlying investments held in these trusts.  I&M’s investment managers review and validate the prices utilized by the trustee to determine fair value.  Management performs valuation testing to verify the fair values of the securities.  Management receives audit reports of the trustee’s operating controls and valuation processes.  See “Investments Held in Trust for Future Liabilities” section of Note 1 and “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 11.

NEW ACCOUNTING PRONOUNCEMENTS

New Accounting Pronouncement Adopted During  2010

The Registrant Subsidiaries prospectively adopted ASU 2009-17 “Consolidation” effective January 1, 2010.  SWEPCo no longer consolidates DHLC effective with the adoption of this standard.

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

The following tables summarize the reasons for changes in total mark-to-market (MTM) value as compared to December 31, 2009:

MTM Risk Management Contract Net Assets (Liabilities)
Year Ended December 31, 2010
(in thousands)

APCo

Total MTM Risk Management Contract Net Assets at December 31, 2009	$45,197
(Gain) Loss from Contracts Realized/Settled During the Period and Entered in a Prior Period	(28,148)
Fair Value of New Contracts at Inception When Entered During the Period (a)	-
Net Option Premiums Paid/(Received) for Unexercised or Unexpired Option Contracts Entered
During the Period	(217)
Changes in Fair Value Due to Market Fluctuations During the Period (c)	65
Changes in Fair Value Allocated to Regulated Jurisdictions (d)	9,985
Total MTM Risk Management Contract Net Assets	26,882
Cash Flow Hedge Contracts	11,494
Collateral Deposits	14,420
Total MTM Derivative Contract Net Assets at December 31, 2010	$52,796

OPCo

Total MTM Risk Management Contract Net Assets at December 31, 2009	$26,330
(Gain) Loss from Contracts Realized/Settled During the Period and Entered in a Prior Period	(17,265)
Fair Value of New Contracts at Inception When Entered During the Period (a)	9,434
Changes in Fair Value Due to Valuation Methodology Changes on Forward Contracts (b)	(715)
Net Option Premiums Paid/(Received) for Unexercised or Unexpired Option Contracts Entered
During the Period	(441)
Changes in Fair Value Due to Market Fluctuations During the Period (c)	4,013
Changes in Fair Value Allocated to Regulated Jurisdictions (d)	(3,092)
Total MTM Risk Management Contract Net Assets	18,264
Cash Flow Hedge Contracts	(337)
Collateral Deposits	10,289
Total MTM Derivative Contract Net Assets at December 31, 2010	$28,216

PSO

Total MTM Risk Management Contract Net Assets (Liabilities) at December 31, 2009	$(369)
(Gain) Loss from Contracts Realized/Settled During the Period and Entered in a Prior Period	96
Fair Value of New Contracts at Inception When Entered During the Period (a)	-
Net Option Premiums Paid/(Received) for Unexercised or Unexpired Option Contracts Entered
During the Period	(74)
Changes in Fair Value Due to Market Fluctuations During the Period (c)	(19)
Changes in Fair Value Allocated to Regulated Jurisdictions (d)	(12)
Total MTM Risk Management Contract Net Assets	(378)
Cash Flow Hedge Contracts	13,692
Collateral Deposits	44
Total MTM Derivative Contract Net Assets at December 31, 2010	$13,358

SWEPCo

Total MTM Risk Management Contract Net Assets at December 31, 2009	$1,636
(Gain) Loss from Contracts Realized/Settled During the Period and Entered in a Prior Period	(2,059)
Fair Value of New Contracts at Inception When Entered During the Period (a)	-
Net Option Premiums Paid/(Received) for Unexercised or Unexpired Option Contracts Entered
During the Period	(128)
Changes in Fair Value Due to Market Fluctuations During the Period (c)	(25)
Changes in Fair Value Allocated to Regulated Jurisdictions (d)	(2,382)
Total MTM Risk Management Contract Net Assets	(2,958)
Cash Flow Hedge Contracts	128
Collateral Deposits	72
Total MTM Derivative Contract Net Assets at December 31, 2010	$(2,758)

(a)
Reflects fair value on primarily long-term contracts which are typically with customers that seek fixed pricing to limit their risk against fluctuating energy prices.  The contract prices are valued against market curves associated with the delivery location and delivery term.  A significant portion of the total volumetric position has been economically hedged.

(b)	Reflects changes in methodology in calculating the credit and discounting liability fair value adjustments.
(c)	Market fluctuations are attributable to various factors such as supply/demand, weather, etc.
(d)	Relates to the net gains (losses) of those contracts that are not reflected on the Consolidated Statements of Income. These net gains (losses) are recorded as regulatory liabilities/assets.

The following tables present the maturity, by year, of net assets/liabilities to give an indication of when these MTM amounts will settle and generate or (require) cash:

Maturity and Source of Fair Value of MTM
Risk Management Contract Net Assets (Liabilities)
December 31, 2010

APCo
	2011	2012-2014	2015+	Total
	(in thousands)
Level 1 (a)	$33	$-	$-	$33
Level 2 (b)	3,588	14,518	241	18,347
Level 3 (c)	2,053	1,909	1,169	5,131
Total	5,674	16,427	1,410	23,511
Dedesignated Risk Management
Contracts (d)	1,779	1,592	-	3,371
Total MTM Risk Management
Contract Net Assets	$7,453	$18,019	$1,410	$26,882

OPCo
	2011	2012-2014	2015+	Total
	(in thousands)
Level 1 (a)	$23	$-	$-	$23
Level 2 (b)	1,637	10,454	170	12,261
Level 3 (c)	1,455	1,330	823	3,608
Total	3,115	11,784	993	15,892
Dedesignated Risk Management
Contracts (d)	1,252	1,120	-	2,372
Total MTM Risk Management
Contract Net Assets	$4,367	$12,904	$993	$18,264

PSO
	2011	2012-2014	Total
	(in thousands)
Level 1 (a)	$-	$-	$-
Level 2 (b)	(432)	53	(379)
Level 3 (c)	(1)	2	1
Total MTM Risk Management
Contract Net Assets	$(433)	$55	$(378)

SWEPCo
	2011	2012-2014	Total
	(in thousands)
Level 1 (a)	$-	$-	$-
Level 2 (b)	(3,055)	95	(2,960)
Level 3 (c)	2	-	2
Total MTM Risk Management
Contract Net Assets	$(3,053)	$95	$(2,958)

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

Credit Risk

Counterparty credit quality and exposure of the Registrant Subsidiaries is generally consistent with that of AEP.

Value at Risk (VaR) Associated with Risk Management Contracts

Management uses a risk measurement model, which calculates VaR to measure commodity price risk in the risk management portfolio.  The VaR is based on the variance-covariance method using historical prices to estimate volatilities and correlations and assumes a 95% confidence level and a one-day holding period.  Based on this VaR analysis, at December 31, 2010, a near term typical change in commodity prices is not expected to have a material effect on net income, cash flows or financial condition.

The following table shows the end, high, average and low market risk as measured by VaR for the trading portfolio for the periods indicated:

VaR Model

	Twelve Months Ended December 31,
	2010				2009
Company	End	High	Average	Low	End	High	Average	Low
	(in thousands)
APCo	$124	$659	$193	$71	$275	$699	$333	$151
OPCo	100	545	161	54	201	530	244	113
PSO	3	70	15	1	10	34	12	4
SWEPCo	6	93	21	2	16	49	18	6

Management back-tests its VaR results against performance due to actual price movements.  Based on the assumed 95% confidence interval, the performance due to actual price movements would be expected to exceed the VaR at least once every 20 trading days.

As the VaR calculations capture recent price movements, management also performs regular stress testing of the portfolio to understand the exposure to extreme price movements.  Management employs a historical-based method whereby the current portfolio is subjected to actual, observed price movements from the last four years in order to ascertain which historical price movements translated into the largest potential MTM loss.  Management then researches the underlying positions, price movements and market events that created the most significant exposure and report the findings to the Risk Executive Committee or the Commercial Operations Risk Committee as appropriate.

Interest Rate Risk

Management utilizes an Earnings at Risk (EaR) model to measure interest rate market risk exposure. EaR statistically quantifies the extent to which interest expense could vary over the next twelve months and gives a probabilistic estimate of different levels of interest expense.  The resulting EaR is interpreted as the dollar amount by which actual interest expense for the next twelve months could exceed expected interest expense with a one-in-twenty chance of occurrence.  The primary drivers of EaR are from the existing floating rate debt (including short-term debt) as well as long-term debt issuances in the next twelve months.  As calculated on the Registrant Subsidiaries’ outstanding debt as of December 31, 2010 and 2009, the estimated EaR on the Registrant Subsidiaries’ debt portfolio was as follows:

	December 31,
Company	2010	2009
	(in thousands)
APCo	$1,165	$1,837
CSPCo	178	216
I&M	274	227
OPCo	926	1,373
PSO	658	119
SWEPCo	1,027	305