Form 10-K, Exhibit 13
period 2011-12-31
AMERICAN ELECTRIC POWER CO INC; APPALACHIAN POWER CO; INDIANA MICHIGAN POWER CO; OHIO POWER CO; PUBLIC SERVICE CO OF OKLAHOMA; SOUTHWESTERN ELECTRIC POWER CO
filed 2012-02-28
CIK 4904, 6879, 50172, 73986, 81027, 92487

2011 Annual Reports

American Electric Power Company, Inc. and Subsidiary Companies
Appalachian Power Company and Subsidiaries
Indiana Michigan Power Company and Subsidiaries
Ohio Power Company Consolidated
Public Service Company of Oklahoma
Southwestern Electric Power Company Consolidated

Audited Financial Statements and
Management’s Financial Discussion and Analysis

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES

GLOSSARY OF TERMS

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

Term	Meaning

AEGCo	AEP Generating Company, an AEP electric utility subsidiary.
AEP or Parent	American Electric Power Company, Inc., a holding company.
AEP Consolidated	AEP and its majority owned consolidated subsidiaries and consolidated affiliates.
AEP Credit	AEP Credit, Inc., a subsidiary of AEP which factors accounts receivable and accrued utility revenues for affiliated electric utility companies.
AEP East companies	APCo, I&M, KPCo and OPCo.
AEP Foundation	AEP charitable organization created in 2005 for charitable contributions in the communities in which AEP’s subsidiaries operate.
AEP Power Pool	Members are APCo, I&M, KPCo and OPCo. The AEP Power Pool shares the generation, cost of generation and resultant wholesale off-system sales of the member companies.
AEP System or the System	American Electric Power System, an integrated electric utility system, owned and operated by AEP’s electric utility subsidiaries.
AEP West companies	PSO, SWEPCo, TCC and TNC.
AEPEP	AEP Energy Partners, Inc., a subsidiary of AEP dedicated to wholesale marketing and trading, asset management and commercial and industrial sales in the deregulated Texas market.
AEPES	AEP Energy Services, Inc., a subsidiary of AEP Resources, Inc.
AEPSC	American Electric Power Service Corporation, a service subsidiary providing management and professional services to AEP and its subsidiaries.
AFUDC	Allowance for Funds Used During Construction.
AOCI	Accumulated Other Comprehensive Income.
APCo	Appalachian Power Company, an AEP electric utility subsidiary.
APSC	Arkansas Public Service Commission.
ASU	Accounting Standard Update.
BOA	Bank of America Corporation.
CAA	Clean Air Act.
CLECO	Central Louisiana Electric Company, a nonaffiliated utility company.
CO2	Carbon Dioxide and other greenhouse gases.
Cook Plant	Donald C. Cook Nuclear Plant, a two-unit, 2,191 MW nuclear plant owned by I&M.
CSPCo	Columbus Southern Power Company, a former AEP electric utility subsidiary that was merged into OPCo effective December 31, 2011.
CSW	Central and South West Corporation, a subsidiary of AEP (Effective January 21, 2003, the legal name of Central and South West Corporation was changed to AEP Utilities, Inc.).
CSW Operating Agreement
Agreement, dated January 1, 1997, as amended, by and among PSO and SWEPCo governing generating capacity allocation, energy pricing, and revenues and costs of third party sales.  AEPSC acts as the agent.

CTC	Competition Transition Charge, a transition charge applied to TCC’s transmission and distribution rates for stranded costs and other true-up amounts as required by the Texas Restructuring Legislation.
CWIP	Construction Work in Progress.
DCC Fuel	DCC Fuel LLC, DCC Fuel II LLC, DCC Fuel III LLC and DCC Fuel IV LLC, consolidated variable interest entities formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.
DETM	Duke Energy Trading and Marketing L.L.C., a risk management counterparty.
DHLC	Dolet Hills Lignite Company, LLC, a wholly-owned lignite mining subsidiary of SWEPCo.
E&R	Environmental compliance and transmission and distribution system reliability.
EIS	Energy Insurance Services, Inc., a nonaffiliated captive insurance company.

i

Term	Meaning

ENEC	Expanded Net Energy Charge.
ERCOT	Electric Reliability Council of Texas regional transmission organization.
ESP	Electric Security Plans, filed with the PUCO, pursuant to the Ohio Amendments.
ETA
Electric Transmission America, LLC an equity interest joint venture with MidAmerican Energy Holdings Company America Transco, LLC formed to own and operate electric transmission facilities in North America outside of ERCOT.

ETT
Electric Transmission Texas, LLC, an equity interest joint venture between AEP and MidAmerican Energy Holdings Company Texas Transco, LLC formed to own and operate electric transmission facilities in ERCOT.

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

GAAP	Accounting Principles Generally Accepted in the United States of America.
IGCC	Integrated Gasification Combined Cycle, technology that turns coal into a cleaner-burning gas.
Interconnection Agreement	An agreement by and among APCo, I&M, KPCo and OPCo, defining the sharing of costs and benefits associated with their respective generating plants.
IRS	Internal Revenue Service.
IURC	Indiana Utility Regulatory Commission.
I&M	Indiana Michigan Power Company, an AEP electric utility subsidiary.
JMG	JMG Funding LP.
KGPCo	Kingsport Power Company, an AEP electric utility subsidiary.
KPCo	Kentucky Power Company, an AEP electric utility subsidiary.
KPSC	Kentucky Public Service Commission.
kV	Kilovolt.
KWH	Kilowatthour.
LPSC	Louisiana Public Service Commission.
MISO	Midwest Independent Transmission System Operator.
MLR	Member load ratio, the method used to allocate AEP Power Pool transactions to its members.
MMBtu	Million British Thermal Units.
MPSC	Michigan Public Service Commission.
MTM	Mark-to-Market.
MW	Megawatt.
NEIL	Nuclear Electric Insurance Limited insures domestic and international nuclear utilities for the costs associated with interruptions, damages, decontaminations and related nuclear risks.
NOx	Nitrogen oxide.
Nonutility Money Pool	AEP’s Nonutility Money Pool is the centralized funding mechanism AEP uses to meet the short term cash requirements of pool participants.
NSR	New Source Review.
OCC	Corporation Commission of the State of Oklahoma.
OPCo	Ohio Power Company, an AEP electric utility subsidiary.
OPEB	Other Postretirement Benefit Plans.

Term	Meaning

OTC	Over the counter.
OVEC	Ohio Valley Electric Corporation, which is 43.47% owned by AEP.
PJM	Pennsylvania – New Jersey – Maryland regional transmission organization.
PM	Particulate Matter.
POLR	Provider of Last Resort revenues.
PSO	Public Service Company of Oklahoma, an AEP electric utility subsidiary.
PUCO	Public Utilities Commission of Ohio.
PUCT	Public Utility Commission of Texas.
Registrant Subsidiaries	AEP subsidiaries which are SEC registrants; APCo, I&M, OPCo, PSO and SWEPCo.
Risk Management Contracts	Trading and nontrading derivatives, including those derivatives designated as cash flow and fair value hedges.
Rockport Plant	A generating plant, consisting of two 1,300 MW coal-fired generating units near Rockport, Indiana, owned by AEGCo and I&M.
RTO	Regional Transmission Organization, responsible for moving electricity over large interstate areas.
Sabine	Sabine Mining Company, a lignite mining company that is a consolidated variable interest entity.
SEET	Significantly Excessive Earnings Test.
SEC	U.S. Securities and Exchange Commission.
SIA	System Integration Agreement, effective June 15, 2000, provides contractual basis for coordinated planning, operation and maintenance of the power supply sources of the combined AEP.
SNF	Spent Nuclear Fuel.
SO2	Sulfur Dioxide.
SPP	Southwest Power Pool regional transmission organization.
Stall Unit	J. Lamar Stall Unit at Arsenal Hill Plant.
SWEPCo	Southwestern Electric Power Company, an AEP electric utility subsidiary.
TCC	AEP Texas Central Company, an AEP electric utility subsidiary.
Texas Restructuring Legislation	Legislation enacted in 1999 to restructure the electric utility industry in Texas.
TNC	AEP Texas North Company, an AEP electric utility subsidiary.
Transition Funding
AEP Texas Central Transition Funding I LLC and AEP Texas Central Transition Funding II LLC, wholly-owned subsidiaries of TCC and consolidated variable interest entities formed for the purpose of issuing and servicing securitization bonds related to Texas restructuring law.

True-up Proceeding	A filing made under the Texas Restructuring Legislation to finalize the amount of stranded costs and other true-up items and the recovery of such amounts.
Turk Plant	John W. Turk, Jr. Plant.
Utility Money Pool	AEP System’s Utility Money Pool is the centralized funding mechanism AEP uses to meet the short term cash requirements of pool participants.
VIE	Variable Interest Entity.
Virginia SCC	Virginia State Corporation Commission.
WPCo	Wheeling Power Company, an AEP electric utility subsidiary.
WVPSC	Public Service Commission of West Virginia.

FORWARD-LOOKING INFORMATION

This report made by AEP and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Many forward-looking statements appear in “Item 7 – Management’s Financial Discussion and Analysis,” but there are others throughout this document which may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue” and similar expressions, and include statements reflecting future results or guidance and statements of outlook.  These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Forward-looking statements in this document are presented as of the date of this document.  Except to the extent required by applicable law, we undertake no obligation to update or revise any forward-looking statement.  Among the factors that could cause actual results to differ materially from those in the forward-looking statements are:

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

•	The availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material.
•	Electric load, customer growth and the impact of retail competition, particularly in Ohio due to the February 2012 PUCO rehearing order.
•	Weather conditions, including storms, and our ability to recover significant storm restoration costs through applicable rate mechanisms.
•	Available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters.
•	Availability of necessary generating capacity and the performance of our generating plants.
•	Our ability to resolve I&M’s Donald C. Cook Nuclear Plant Unit 1 restoration and outage-related issues through warranty, insurance and the regulatory process.
•	Our ability to recover regulatory assets and stranded costs in connection with deregulation.
•	Our ability to recover increases in fuel and other energy costs through regulated or competitive electric rates.
•
Our ability to build or acquire generating capacity, and transmission lines and facilities (including our ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are cancelled) through applicable rate cases or competitive rates.

•
New legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances or additional regulation of fly ash and similar combustion products that could impact the continued operation and cost recovery of our plants and related assets.

•	A reduction in the federal statutory tax rate.
•
Timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance.

•	Resolution of litigation.
•	Our ability to constrain operation and maintenance costs.
•	Our ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas and other energy-related commodities.
•	Changes in the creditworthiness of the counterparties with whom we have contractual arrangements, including participants in the energy trading market.
•	Actions of rating agencies, including changes in the ratings of our debt.
•	Volatility and changes in markets for electricity, natural gas, coal, nuclear fuel and other energy-related commodities.

•
Changes in utility regulation, including the implementation of ESPs and the expected legal separation and transition to market for generation in Ohio and the allocation of costs within regional transmission organizations, including PJM and SPP.

•	Accounting pronouncements periodically issued by accounting standard-setting bodies.
•
The impact of volatility in the capital markets on the value of the investments held by our pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact on future funding requirements.

•	Prices and demand for power that we generate and sell at wholesale.
•	Changes in technology, particularly with respect to new, developing or alternative sources of generation.
•	Our ability to recover through rates or market prices any remaining unrecovered investment in generating units that may be retired before the end of their previously projected useful lives.
•	Our ability to successfully manage negotiations with stakeholders and obtain regulatory approval to terminate or amend the Interconnection Agreement and break up or modify the AEP Power Pool.
•	Evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including nuclear fuel.
•	Other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, cyber security threats and other catastrophic events.

The forward looking statements of AEP and its registrant subsidiaries speak only as of the date of this report or as of the date they are made.  AEP and its Registrant Subsidiaries expressly disclaim any obligation to update any forward-looking information.

v

AEP COMMON STOCK AND DIVIDEND INFORMATION

The AEP common stock quarterly high and low sales prices, quarter-end closing price and the cash dividends paid per share are shown in the following table:

			Quarter-End
Quarter Ended	High	Low	Closing Price	Dividend
December 31, 2011	$41.71	$35.85	$41.31	$0.47
September 30, 2011	38.98	33.09	38.02	0.46
June 30, 2011	38.99	34.37	37.68	0.46
March 31, 2011	36.92	33.47	35.14	0.46

December 31, 2010	$37.94	$34.92	$35.98	$0.46
September 30, 2010	36.93	31.87	36.23	0.42
June 30, 2010	35.00	28.17	32.30	0.42
March 31, 2010	36.86	32.68	34.18	0.41

AEP common stock is traded principally on the New York Stock Exchange.  At December 31, 2011, AEP had approximately 87,000 registered shareholders.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among American Electric Power Company, Inc., the S&P 500 Index
and the S&P Electric Utilities Index

$140
$120
$100
$80
$60
$40
$20
$0
12/06
12/07
12/08
12/09
12/10
12/11
123
113
105
91
84
66
94
93
84
101
98
97
122
118
99
American Electric Power Company, Inc.
S&P 500
S&P Electric Utilities

*$100 invested on 12/31/06 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

Copyright© 2012 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA

	2011	2010		2009	2008	2007
	(dollars in millions, except per share amounts)
STATEMENTS OF INCOME DATA
Total Revenues	$15,116	$14,427		$13,489	$14,440	$13,380

Operating Income	$2,782	$2,663		$2,771	$2,787	$2,319

Income Before Discontinued Operations and Extraordinary Items	$1,576	$1,218		$1,370	$1,376	$1,153
Discontinued Operations, Net of Tax	-	-		-	12	24
Income Before Extraordinary Items	1,576	1,218		1,370	1,388	1,177
Extraordinary Items, Net of Tax	373	-		(5)	-	(79)
Net Income	1,949	1,218		1,365	1,388	1,098

Net Income Attributable to Noncontrolling Interests	3	4		5	5	6

NET INCOME ATTRIBUTABLE TO AEP SHAREHOLDERS	1,946	1,214		1,360	1,383	1,092

Preferred Stock Dividend Requirements of Subsidiaries Including
Capital Stock Expense	5	3		3	3	3

EARNINGS ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,941	$1,211		$1,357	$1,380	$1,089

BALANCE SHEETS DATA
Total Property, Plant and Equipment	$55,670	$53,740		$51,684	$49,710	$46,145
Accumulated Depreciation and Amortization	18,699	18,066		17,340	16,723	16,275
Total Property, Plant and Equipment – Net	$36,971	$35,674		$34,344	$32,987	$29,870

Total Assets	$52,223	$50,455		$48,348	$45,155	$40,319

Total AEP Common Shareholders’ Equity	$14,664	$13,622		$13,140	$10,693	$10,079

Noncontrolling Interests	$1	$-		$-	$17	$18

Cumulative Preferred Stock Not Subject to Mandatory Redemption	$-	$60		$61	$61	$61

Long-term Debt (a)	$16,516	$16,811		$17,498	$15,983	$14,994

Obligations Under Capital Leases (a)	$458	$474	(b)	$317	$325	$371

AEP COMMON STOCK DATA
Basic Earnings (Loss) per Share Attributable to AEP Common Shareholders:

Income Before Discontinued Operations and Extraordinary Items	$3.25	$2.53		$2.97	$3.40	$2.87
Discontinued Operations, Net of Tax	-	-		-	0.03	0.06
Income Before Extraordinary Items	3.25	2.53		2.97	3.43	2.93
Extraordinary Items, Net of Tax	0.77	-		(0.01)	-	(0.20)

Total Basic Earnings per Share Attributable to AEP Common Shareholders	$4.02	$2.53		$2.96	$3.43	$2.73

Weighted Average Number of Basic Shares Outstanding (in millions)	482	479		459	402	399

Market Price Range:
High	$41.71	$37.94		$36.51	$49.11	$51.24
Low	$33.09	$28.17		$24.00	$25.54	$41.67

Year-end Market Price	$41.31	$35.98		$34.79	$33.28	$46.56

Cash Dividends Declared per AEP Common Share	$1.85	$1.71		$1.64	$1.64	$1.58

Dividend Payout Ratio	46.02%	67.59%		55.41%	47.8%	57.9%

Book Value per AEP Common Share	$30.36	$28.32		$27.49	$26.35	$25.17

(a)	Includes portion due within one year.
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

Our subsidiaries operate an extensive portfolio of assets including:

•	Almost 36,500 megawatts of generating capacity, one of the largest complements of generation in the U.S.
•	Approximately 39,000 miles of transmission lines, including 2,116 miles of 765kV lines, the backbone of the electric interconnection grid in the Eastern U.S.
•	Approximately 223,000 miles of distribution lines that deliver electricity to 5.3 million customers.
•
Substantial commodity transportation assets (more than 7,600 railcars, approximately 3,300 barges, 61 towboats, 29 harbor boats and a coal handling terminal with 18 million tons of annual capacity).  Our commercial barging operations annually transport approximately 44 million tons of coal and dry bulk commodities.  Approximately 37% of the barging is for transportation of agricultural products, 31% for coal, 16% for steel and 16% for other commodities.

CSPCo-OPCo Merger

On December 31, 2011, CSPCo merged into OPCo with OPCo being the surviving entity.  All prior disclosed amounts have been recast as if the merger occurred on the first day of the earliest reporting period.   All contracts and operations of CSPCo and its subsidiary are now part of OPCo.  The merger had no impact on our prior reported net income, cash flow or financial condition.

January 2012 – May 2016 Ohio ESP

In December 2011, the PUCO approved a modified stipulation for a new ESP for the period January 2012 through May 2016 that includes a standard service offer (SSO) pricing for generation.  Various parties, including OPCo, filed requests for rehearing with the PUCO.  In February 2012, the PUCO issued an entry on rehearing which rejected the modified stipulation and ordered a return to the 2011 ESP rates until a new rate plan is approved.  Under the February 2012 rehearing order, OPCo has 30 days to notify the PUCO whether it plans to modify or withdraw its original application as filed in January 2011.  Management is currently evaluating its options and the potential financial and operational impacts on OPCo.  See “Ohio Electric Security Plan Filing” section of Note 3.

Ohio Customer Choice

In our Ohio service territory, various competitive retail electric service (CRES) providers are targeting retail customers by offering alternative generation service.  As a result, in comparison to 2010, we lost approximately $132 million of generation and transmission related gross margin.  We are recovering a portion of lost margins through collection of capacity and transmission revenues from competitive CRES providers, off-system sales and new revenues from our CRES provider.  AEP Retail Energy Partners LLC, our CRES provider and member of our Generating and Marketing segment, targets retail customers in Ohio, both within and outside of our retail service territory.  As a result of the February 2012 order on rehearing, OPCo is subject to significant risk of revenue loss associated with customer switching, which could materially reduce future net income and cash flows and materially impact financial condition.  Currently, there are no limitations on the obligation of OPCo to provide below cost capacity rate pricing to alternative suppliers to support customers switching in Ohio.  As a result of customer switching, for every 10% decline in the number of retail customers, management estimates OPCo could lose approximately $75 million of generation gross margin, net of estimated off-system sales.  On February 27, 2012, OPCo filed a Motion for Relief and Request for Expedited Ruling with the PUCO related to the review of capacity charges.  The filing seeks a decision within 90 days and the avoidance of an immediate change to pricing for capacity at the Reliability Pricing Model auction price, which is substantially below OPCo’s cost.  We are evaluating our options to challenge this capacity pricing issue.

In January 2012, we entered into an agreement to acquire BlueStar Energy Holdings, Inc. (BlueStar) and its independent retail electric supplier BlueStar Energy Solutions.  BlueStar provides electric supply for retail customers in Ohio, Illinois and other deregulated electricity markets and also provides energy solutions, including demand response and energy efficiency services, nationwide.  BlueStar has approximately 21,000 customer accounts.  Consummation of the transaction is subject to regulatory and other approvals.  The transaction is expected to close in the first quarter of 2012.

Corporate Separation

In January 2012, the PUCO approved a corporate separation plan of OPCo’s generation assets to complete the transition to a fully competitive generation market by June 2015, which includes the transfer of generation assets to a nonregulated AEP subsidiary at net book value.  In February 2012, as part of the PUCO’s entry on rehearing which rejected the ESP modified stipulation, the PUCO revoked its approval of OPCo’s corporate separation plan.  Any proposed corporate separation plan will require approval by the PUCO and the FERC.  Management intends to pursue Ohio corporate separation in future regulatory proceedings.

In February 2012, prior to the PUCO revoking OPCo’s corporate separation plan, applications were filed with the FERC proposing to establish a new power cost sharing agreement between APCo, I&M and KPCo and transfer OPCo’s generation assets to APCo, KPCo and a nonregulated AEP subsidiary.  In conjunction with these filings, APCo and KPCo, which are generation capacity deficit utilities, filed an application with the FERC to acquire approximately 2,400 MWs of OPCo’s 12,000 MW generation capacity at net book value.  This acquisition would allow APCo and KPCo to satisfy their capacity reserve requirements in PJM and provide baseload generation to meet their customers’ energy requirements.  As a result of the February 2012 ESP rehearing order, we are reviewing the recoverability of all OPCo generation assets and are in the process of withdrawing the PUCO and the FERC applications.  We intend to file new FERC and PUCO applications related to corporate separation.  To the extent existing generation assets and the cost of new equipment and converted facilities are not recoverable, it could materially reduce future net income and cash flows.  Upon receipt of all regulatory approvals, the remaining generation assets of OPCo will be owned by a nonregulated AEP subsidiary.

If we receive all regulatory approvals, our results of operations related to generation currently owned by OPCo will be determined by our ability to sell power and capacity at a profit at rates determined by the prevailing market.

Customer Demand

In comparison to 2010, cooling degree days in 2011 were up 20% in our western region and down 7% in our eastern region.  While cooling degree days in our eastern region were down in comparison to 2010, they were significantly higher than normal.  Our weather-normalized residential and commercial sales remained relatively flat in comparison to 2010.  Industrial sales increased 4% in 2011, primarily due to a significant increase in production from Ormet, a large aluminum company, and lesser increases from other industrial customers, reflecting an increase in production by several of our metals and refinery customers.  Commercial margins decreased 6% during 2011 primarily due to the loss of retail customers in Ohio.  See “Ohio Customer Choice” section below.

Texas Restructuring

In July 2011, the Supreme Court of Texas overturned a 2006 PUCT order that denied recovery of capacity auction true-up amounts related to TCC securitized net recoverable stranded generation cost and remanded for reconsideration the treatment of certain tax balances under normalization rules.  Based upon the Supreme Court of Texas’ reversal of the PUCT’s capacity auction true-up disallowance, TCC recorded $421 million of pretax income ($273 million, net of tax) in Extraordinary Items, Net of Tax on the statement of income in the third quarter of 2011.

Also in 2011, TCC recorded $271 million in pretax Carrying Costs Income on the statement of income related to the debt component of carrying costs for the period from January 2002 through December 2011.  This carrying costs income represents previously unrecorded earnings associated with restructuring in Texas since 2002.  The total regulatory asset related to the capacity auction true-up as of December 31, 2011 was $692 million, excluding unrecognized equity carrying costs.  TCC plans to continue to recognize debt carrying costs income until securitization occurs and plans to recognize equity carrying costs income as collected from customers over the life of the securitization.  Securitization is expected to be completed in March 2012.

In December 2011, the PUCT approved an unopposed stipulation allowing TCC to recover $800 million, including carrying charges, and retain contested tax balances in full satisfaction of its true-up proceeding.  TCC recorded the reversal of regulatory credits of $65 million ($42 million, net of tax) and the reversal of $89 million of accumulated deferred investment tax credits ($58 million, net of tax) in Extraordinary Items, Net of Tax on the statement of income in the fourth quarter of 2011.  Also, in the fourth quarter of 2011, TCC recorded $52 million in pretax Carrying Costs Income on the statement of income.  See the “Texas Restructuring Appeals” and “TCC Deferred Investment Tax Credits and Excess Deferred Federal Income Taxes” sections of Note 3.

Regulatory Activity

The table below summarizes our significant 2011 regulatory activities:

	Requested		Approved
	Annual	Requested	Annual		Approved
	Requested	Return on	Approved		Return on	Approved
	Base Rate	Common	Base Rate		Common	Effective
Jurisdiction	Change	Equity	Change		Equity	Date
	(in millions)		(in millions)
Indiana	$149	11.15%	$ (a)		(a)	(a)

Michigan	25	11.15%	15		10.2%	April 2012

Ohio	94	11.15%	-	(b)	10.2%	January 2012

Virginia	126	11.65%	55		10.9%	February 2012

West Virginia	156	11.75%	51		10.0%	April 2011

(a)			The Indiana base rate case is presently under review at the IURC.
(b)
Although the distribution base rate did not change, approximately $47 million was being recovered through the Distribution Investment Rider (DIR).  Due to the February 2012 PUCO ESP entry on rehearing, which rejected the modified stipulation for a new ESP, collection of the DIR terminated.  OPCo has the right to withdraw from the stipulation in its distribution base rate case.  Management is currently evaluating all of its options.

2009 – 2011 Ohio ESP

In 2011, the PUCO issued an order in the 2009 – 2011 ESP remand proceeding requiring OPCo to cease POLR billings and apply POLR collections since June 2011 first to the FAC deferral with any remaining balance to be credited to OPCo’s customers in November and December 2011.  As a result, in comparison to 2010, we lost approximately $71 million of pretax income related to POLR.  In February 2012, the Ohio Consumers’ Counsel (OCC) and the Industrial Energy Users-Ohio filed appeals with the Supreme Court of Ohio challenging various issues, including the PUCO’s refusal to order retrospective relief concerning the POLR charges collected during 2009 – 2011 and various aspects of the approved environmental carrying charge, which if ordered could total up to $698 million, excluding carrying costs.

OPCo filed its 2010 Significantly Excessive Earnings Test (SEET) with the PUCO based upon the approach in the PUCO’s 2009 order.  Subsequent testimony and legal briefs from intervenors recommended a refund of up to $62 million of 2010 earnings, which included off-system sales in the SEET calculation.  In December 2011, the PUCO staff filed testimony that recommended a $23 million refund of 2010 earnings.  In the fourth quarter of 2011, OPCo provided a reserve based upon management’s estimate of the probable amount for a PUCO ordered SEET refund.  OPCo is required to file its 2011 SEET filing with the PUCO in 2012.  Management does not currently believe that there are significantly excessive earnings in 2011.  See “Ohio Electric Security Plan Filing” section of Note 3.

Virginia Rate Adjustment Clause

In January 2012, the Virginia SCC issued an order related to a generation rate adjustment clause which requested recovery of the Dresden Plant costs.  The order allows APCo to recover $26 million annually, effective March 2012.  See “Rate Adjustment Clauses” section of Note 3.

Turk Plant

SWEPCo is currently constructing the Turk Plant, a new base load 600 MW coal generating unit in Arkansas, which is expected to be in service in the fourth quarter of 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and will operate the completed facility.  SWEPCo’s share of construction costs is currently estimated to be $1.3 billion, excluding AFUDC, plus an additional $122 million for transmission, excluding AFUDC.  SWEPCo submitted applications with the APSC, the LPSC and the PUCT for approval to build the Turk Plant.  The APSC and the LPSC approved SWEPCo’s applications.  However, in June 2010, the APSC issued an order which reversed and set aside the previously granted Certificate of Environmental Compatibility and Public Need (CECPN).  The PUCT approved SWEPCo’s application with several conditions, including a Texas jurisdictional capital costs cap.  In November 2011, the Texas Court of Appeals affirmed the PUCT’s order in all respects.  As a result, in the fourth quarter of 2011, SWEPCo recorded a pretax write-off of $49 million in Asset Impairments and Other Related Charges on the statement of income related to the estimated excess of the Texas jurisdictional portion of the Turk Plant above the Texas jurisdictional capital costs cap.  In December 2011, SWEPCo and the Texas Industrial Energy Consumers filed motions for rehearing at the Texas Court of Appeals which were denied in January 2012.  SWEPCo intends to seek review of the Texas Court of Appeals decision at the Supreme Court of Texas.

Several parties, including the Hempstead County Hunting Club, the Sierra Club and the National Audubon Society had challenged the air permit, the wastewater discharge permit and the wetlands permit that were issued for the Turk Plant.  In 2011, SWEPCo entered into settlement agreements with these parties which resolved all outstanding issues related to the permits and the APSC’s grant of a CECPN.  The parties dismissed all pending permit and CECPN challenges at the APSC, other administrative agencies and the courts.  See “Turk Plant” section of Note 3.

Cook Plant

In September 2008, I&M shut down Cook Plant Unit 1 (Unit 1) due to turbine vibrations, caused by blade failure, which resulted in a fire on the electric generator.  Repair of the property damage and replacement of the turbine rotors and other equipment cost approximately $400 million.  Management believes that I&M should recover a significant portion of repair and replacement costs through the turbine vendor’s warranty, insurance and the regulatory process.  Due to the extensive lead time required to manufacture and install new turbine rotors, I&M repaired Unit 1 and it resumed operations in December 2009.  The installation of the new turbine rotors and other equipment occurred during the refueling outage of Unit 1 in the fall of 2011.  If the ultimate costs of the incident are not covered by warranty, insurance or through the related regulatory process or if any future regulatory proceedings are adverse, it could have an adverse impact on net income, cash flows and financial condition.  See “Cook Plant Unit 1 Fire and Shutdown” section of Note 5.

As a result of the nuclear plant situation in Japan following a March 2011 earthquake, the Nuclear Regulatory Commission (NRC) initiated a review of safety procedures and requirements for nuclear generating facilities.  This review could increase procedures and testing requirements, require physical modifications to the plant and increase future operating costs at the Cook Plant.  The NRC is also looking into the fuel used at eleven reactors, including the units at the Cook Plant.  Their concern relates to fuel temperatures if abnormal conditions are experienced.  We have been monitoring this issue and will respond to the NRC’s inquiry. In addition to the review by the NRC, Congress could consider legislation tightening oversight of nuclear generating facilities.  We are unable to predict the impact of potential future regulation of nuclear facilities.

LITIGATION

In the ordinary course of business, we are involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, we cannot predict the eventual resolution, timing or amount of any loss, fine or penalty.  We assess the probability of loss for each contingency and accrue a liability for cases that have a probable likelihood of loss if the loss can be estimated.  For details on our regulatory proceedings and pending litigation see Note 3 – Rate Matters and Note 5 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect our net income, financial condition and cash flows.

ENVIRONMENTAL ISSUES

We are implementing a substantial capital investment program and incurring additional operational costs to comply with new environmental control requirements.  We will need to make additional investments and operational changes in response to existing and anticipated requirements such as CAA requirements to reduce emissions of SO2, NOx, PM and hazardous air pollutants (HAPs) from fossil fuel-fired power plants, new proposals governing the beneficial use and disposal of coal combustion products and proposed clean water rules.

We are engaged in litigation about environmental issues, have been notified of potential responsibility for the clean-up of contaminated sites and incur costs for disposal of SNF and future decommissioning of our nuclear units.  We are also engaged in the development of possible future requirements including the items discussed below and reductions of CO2 emissions to address concerns about global climate change.  We, along with various industry groups, affected states and other parties have challenged some of the Federal EPA requirements in court.  The U.S. House of Representatives passed legislation called the Transparency in Regulatory Analysis of Impacts on the Nation (the TRAIN Act) that would delay implementation of certain Federal EPA rules and facilitate a comprehensive analysis of their impacts.  The Senate is considering similar legislation.  We believe that further analysis and better coordination of these environmental requirements would facilitate planning and lower overall compliance costs while achieving the same environmental goals.

We will seek recovery of expenditures for pollution control technologies and associated costs from customers through rates in regulated jurisdictions.  We should be able to recover certain of these expenditures through market prices in deregulated jurisdictions.  If not, the costs of environmental compliance could materially affect future net income, cash flows and possibly financial condition.

Environmental Controls Impact on the Generating Fleet

The rules and proposed environmental controls discussed in the next several sections will have a material impact on the generating units in the AEP System.  We continue to evaluate the impact of these rules, project scope and technology available to achieve compliance.  As of December 31, 2011, the AEP System had a total generating capacity of nearly 36,500 MWs, of which 23,900 MWs are coal-fired.  We continue to refine the cost estimates of complying with these rules and other impacts of the environmental proposals on our coal-fired generating facilities.  Based upon our estimates, investment to meet these proposed requirements ranges from approximately $6 billion to $7 billion between 2012 and 2020.  These amounts include investments to convert 1,055 MWs of coal generation to natural gas capacity and the completion of 580 MWs of natural gas-fired generation in January 2012.

The cost estimates will change depending on the timing of implementation and whether the Federal EPA provides flexibility in the final rules.  The cost estimates will also change based on: (a) the states’ implementation of these regulatory programs, including the potential for state implementation plans or federal implementation plans that impose more stringent standards, (b) additional rulemaking activities in response to court decisions, (c) the actual performance of the pollution control technologies installed on our units, (d) changes in costs for new pollution controls, (e) new generating technology developments, (f) total MWs of capacity retired and replaced, including the type and amount of such replacement capacity and (g) other factors.

Subject to the factors listed above and based upon our continuing evaluation, we may retire the following plants or units of plants before or during 2015:

		Generating
Company	Plant Name and Unit	Capacity
		(in MWs)
APCo	Clinch River Plant, Unit 3	235
APCo	Glen Lyn Plant	335
APCo	Kanawha River Plant	400
APCo/OPCo	Philip Sporn Plant, Units 1-4	600
I&M	Tanners Creek Plant, Units 1-3	495
KPCo	Big Sandy Plant, Unit 1	278
OPCo	Conesville Plant, Unit 3	165
OPCo	Kammer Plant	630
OPCo	Muskingum River Plant, Units 1-4	840
OPCo	Picway Plant	100
SWEPCo	Welsh Plant, Unit 2	528
Total		4,606

Duke Energy Corporation, the operator of W. C. Beckjord Generating Station, has announced its intent to close the facility in 2015.  OPCo owns 12.5% (54 MWs) of one unit at that station.

Effective December 1, 2011, we revised book depreciation rates for certain OPCo generating units consistent with shortened depreciable lives for the generating units.  This change in depreciable lives is expected to result in a $54 million increase in depreciation expense in 2012.  However, as a result of the January and February 2012 PUCO orders and the expected corporate separation of OPCo's generation assets and the termination of the AEP Power Pool, we are reviewing the recoverability of all OPCo generation assets.

Plans for and the timing of conversion of some of our coal units to natural gas, installing emission control equipment on other units and closure of existing units will be impacted by changes in emission requirements and demand for power.  As part of environmental compliance, we are evaluating options related to maturity of the lease for Rockport Plant Unit 2 in 2022.

To the extent existing generation assets and the cost of new equipment and converted facilities are not recoverable, it could materially reduce future net income and cash flows.

Clean Air Act Requirements

The CAA establishes a comprehensive program to protect and improve the nation’s air quality and control sources of air emissions.  The states implement and administer many of these programs and could impose additional or more stringent requirements.

The Federal EPA issued the Clean Air Interstate Rule (CAIR) in 2005 requiring specific reductions in SO2 and NOx emissions from power plants.  In 2008, the D.C. Circuit Court of Appeals issued a decision remanding CAIR to the Federal EPA.  The Federal EPA issued the Cross-State Air Pollution Rule (CSAPR) (discussed in detail below) in August 2011 to replace CAIR.  The CSAPR has been challenged in the courts, and the United States Court of Appeals for the D.C. Circuit issued an order in December 2011 staying the effective date of the rule pending judicial review.  CAIR remains in effect while the litigation continues.  Nearly all of the states in which our power plants are located are covered by CAIR.

The Federal EPA issued the final maximum achievable control technology (MACT) standards for coal and oil-fired power plants (discussed in detail below) in February 2012.

The Federal EPA issued a Clean Air Visibility Rule (CAVR), detailing how the CAA’s requirement that certain facilities install best available retrofit technology (BART) to address regional haze in federal parks and other protected areas.  BART requirements apply to facilities built between 1962 and 1977 that emit more than 250 tons per year of certain pollutants in specific industrial categories, including power plants.  CAVR will be implemented through individual state implementation plans (SIPs) or, if SIPs are not adequate or are not developed on schedule, through federal implementation plans (FIPs).  The Federal EPA proposed disapproval of SIPs in a few states, including Arkansas and Oklahoma.  The Federal EPA finalized a FIP for Oklahoma that contains more stringent control requirements for SO2 emissions from affected units in that state and we have challenged the FIP in the Tenth Circuit Court of Appeals.  No action has been finalized in Arkansas.  If the Federal EPA is upheld and similar action is taken in Arkansas, it could increase the costs of compliance, accelerate the installation of required controls and/or force the premature retirement of existing units.

In 2009, the Federal EPA issued a final mandatory reporting rule for CO2 and other greenhouse gases covering a broad range of facilities emitting in excess of 25,000 tons of CO2 emissions per year.   The Federal EPA issued a final endangerment finding for greenhouse gas emissions from new motor vehicles in 2009.  The Federal EPA determined that greenhouse gas emissions from stationary sources will be subject to regulation under the CAA beginning January 2011 and finalized its proposed scheme to streamline and phase-in regulation of stationary source CO2 emissions through the NSR prevention of significant deterioration and Title V operating permit programs through the issuance of final federal rules, SIP calls and FIPs.  The Federal EPA is reconsidering whether to include CO2 emissions in a number of stationary source standards, including standards that apply to new and modified electric utility units and announced a settlement agreement to issue proposed new source performance standards for utility boilers.

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

Notable developments in significant CAA regulatory requirements affecting our operations are discussed in the following sections.

Cross-State Air Pollution Rule (formerly the Clean Air Act Transport Rule)

In July 2010, the Federal EPA issued a proposed rule to replace CAIR that would impose new and more stringent requirements to control SO2 and NOx emissions from fossil fuel-fired electric generating units in 31 states and the District of Columbia.

In August 2011, the Federal EPA issued the final rule, CSAPR.  The CSAPR relies on newly-created SO2 and NOx allowances and individual state budgets to compel further emission reductions from electric utility generating units in 28 states.  Interstate trading of allowances is allowed on a restricted sub-regional basis beginning in 2012.  Arkansas and Louisiana are subject only to the seasonal NOx program in the final rule.  Texas is subject to the annual programs for SO2 and NOx in addition to the seasonal NOx program.  The annual SO2 allowance budgets in Indiana, Ohio and West Virginia have been reduced significantly in the final rule.  A supplemental rule includes Oklahoma in the seasonal NOx program.  The supplemental rule was finalized in December 2011, with an increased NOx emission budget for the 2012 compliance year.

In October 2011, the Federal EPA released a proposed rule revising portions of the final CSAPR.  The proposed rule would correct errors in unit-specific assumptions and make available additional allowances in 10 states, including Louisiana and Texas, and provide additional allowances for the new unit set aside in Arkansas.  In addition, the proposed rule would make the allowance trading assurance provisions which restrict interstate trading of allowances effective January 1, 2014 instead of January 1, 2012.

Numerous affected entities, states and other parties filed petitions to review the CSAPR in the United States Court of Appeals for the District of Columbia Circuit.  Several of the petitioners filed motions to stay the implementation of the rule pending judicial review.  In December 2011, the court granted the motions for stay and ordered the parties to submit schedules for expedited briefing in order to allow the case to be heard in April 2012.  A final supplemental rule addressing seasonal NOx emissions in five states was finalized in December 2011 and has been the subject of separate appeals by certain Oklahoma entities, including PSO.  The Federal EPA has announced that the provisions of the supplemental rule will not be enforced while the stay of the final CSAPR remains in effect.

The time frames and stringency of the required emission reductions, coupled with the lack of robust interstate trading and the elimination of historic allowance banks, pose significant concerns for the AEP System and our electric utility customers.

Mercury and Other Hazardous Air Pollutants Regulation

In February 2012, the Federal EPA issued a rule addressing a broad range of HAPs from coal and oil-fired power plants.  The rule establishes unit-specific emission rates for mercury, PM (as a surrogate for particles of nonmercury metal) and hydrogen chloride (as a surrogate for acid gases) for units burning coal on a site-wide 30-day rolling average basis.  In addition, the rule proposes work practice standards, such as boiler tune-ups, for controlling emissions of organic HAPs and dioxin/furans.  The effective date of the final rule is April 16, 2012 and compliance is required within three years.

The final rule contains a slightly less stringent PM limit than the original proposal and allows operators to exclude periods of startup and shutdown from the emissions averaging periods.  The compliance time frame remains a serious concern.  A one-year administrative extension may be available if the extension is necessary for the installation of controls or to avoid a serious reliability problem.  In addition, the Federal EPA issued an enforcement policy describing the circumstances under which an administrative consent order might be issued to provide a fifth year for the installation of controls or completion of reliability upgrades.  We are concerned about the availability of compliance extensions and the inability to foreclose citizen suits being filed under the CAA for failure to achieve compliance by the required deadlines.

Regional Haze

In March 2011, the Federal EPA proposed to approve in part and disapprove in part the regional haze SIP submitted by the State of Oklahoma through the Department of Environmental Quality.  The Federal EPA is proposing to approve all of the NOx control measures in the SIP and disapprove the SO2 control measures for six electric generating units, including two units owned by PSO.  The Federal EPA is proposing a FIP that would require these units to install technology capable of reducing SO2 emissions to 0.06 pounds per million British thermal units within three years of the effective date of the FIP.  PSO submitted comments on the proposed action demonstrating that the cost-effectiveness calculations performed by the Federal EPA were unsound, challenging the period for compliance with the final rule and showing that the visibility improvements secured by the proposed SIP were significant and cost-effective.  The Federal EPA finalized the FIP in December 2011.  PSO will appeal the FIP and pursue its claims in the Tenth Circuit Court of Appeals.

Coal Combustion Residual Rule

In June 2010, the Federal EPA published a proposed rule to regulate the disposal and beneficial re-use of coal combustion residuals, including fly ash and bottom ash generated at coal-fired electric generating units.  The rule contains two alternative proposals.  One proposal would impose federal hazardous waste disposal and management standards on these materials and another would allow states to retain primary authority to regulate the beneficial re-use and disposal of these materials under state solid waste management standards, including minimum federal standards for disposal and management.  Both proposals would impose stringent requirements for the construction of new coal ash landfills and would require existing unlined surface impoundments to upgrade to the new standards or stop receiving coal ash and initiate closure within five years of the issuance of a final rule.  In October 2011, the Federal EPA issued a notice of data availability requesting comments on a number of technical reports and other data received during the comment period for the original proposal and requesting comments on potential modeling analyses to update its risk assessment.

Currently, approximately 40% of the coal ash and other residual products from our generating facilities are re-used in the production of cement and wallboard, as structural fill or soil amendments, as abrasives or road treatment materials and for other beneficial uses.  Certain of these uses would no longer be available and others are likely to significantly decline if coal ash and related materials are classified as hazardous wastes.  In addition, we currently use surface impoundments and landfills to manage these materials at our generating facilities and will incur significant costs to upgrade or close and replace these existing facilities under the proposed solid waste management alternative.  Regulation of these materials as hazardous wastes would significantly increase these costs.  As the rule is not final, we are unable to determine a range of potential costs that are reasonably possible of occurring but expect the costs to be significant.

Clean Water Act Regulations

In April 2011, the Federal EPA issued a proposed rule setting forth standards for existing power plants that will reduce mortality of aquatic organisms pinned against a plant’s cooling water intake screen (impingement) or entrained in the cooling water.  Entrainment is when small fish, eggs or larvae are drawn into the cooling water system and affected by heat, chemicals or physical stress.  The proposed standards affect all plants withdrawing more than two million gallons of cooling water per day and establish specific intake design and intake velocity standards meant to allow fish to avoid or escape impingement.  Compliance with this standard is required within eight years of the effective date of the final rule.  The proposed standard for entrainment for existing facilities requires a site-specific evaluation of the available measures for reducing entrainment.  The proposed entrainment standard for new units at existing facilities requires either intake flows commensurate with closed cycle cooling or achieving entrainment reductions equivalent to 90% or greater of the reductions that could be achieved with closed cycle cooling.  Plants withdrawing more than 125 million gallons of cooling water per day must submit a detailed technology study to be reviewed by the state permitting authority.  We are evaluating the proposal and engaged in the collection of additional information regarding the feasibility of implementing this proposal at our facilities.  We submitted comments on the proposal in July and August 2011.

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

While comprehensive economy-wide regulation of CO2 emissions might be achieved through future legislation, Congress has yet to enact such legislation.  The Federal EPA continues to take action to regulate CO2 emissions under the existing CAA, permitting programs for new sources, and is expected to propose new source emissions standards for fossil fuel-fired plants in 2012.

Several states have adopted programs that directly regulate CO2 emissions from power plants, but none of these programs are currently in effect in states where we have generating facilities.  Certain of our states have passed legislation establishing renewable energy, alternative energy and/or energy efficiency requirements (including Michigan, Ohio, Texas and Virginia).  We are taking steps to comply with these requirements.  In order to meet these requirements and as a key part of our corporate sustainability effort, we pledged to increase our wind power from 2007 levels.  By the end of 2011, we secured, through power purchase agreements, 1,893 MW of wind and solar power.

We have taken measurable, voluntary actions to reduce and offset our CO2 emissions.  We participated in a number of voluntary programs to monitor, mitigate and reduce CO2 emissions, but many of these programs have been discontinued due to anticipated legislative or regulatory actions.  Through the end of 2010, we reduced our emissions by a cumulative 96 million metric tons from adjusted baseline levels in 1998 through 2001 under Chicago Climate Exchange (CCX) rules.  Our total CO2 emissions in 2010, as reported to CCX, were 138 million metric tons.  We estimate that our 2011 emissions were approximately 139 million metric tons.

Certain groups have filed lawsuits alleging that emissions of CO2 are a “public nuisance” and seeking injunctive relief and/or damages from small groups of coal-fired electricity generators, petroleum refiners and marketers, coal companies and others.  We have been named in pending lawsuits, which we are defending.  It is not possible to predict the outcome of these lawsuits or their impact on our operations or financial condition.  See “Carbon Dioxide Public Nuisance Claims” and “Alaskan Villages’ Claims” sections of Note 5.

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

Global warming creates the potential for physical and financial risk.  The materiality of the risks depends on whether any physical changes occur quickly or over many decades and the extent and nature of those changes.  The main physical risk from climate change that could affect AEP is changes in weather conditions.  Our customers’ energy needs currently vary with weather conditions, primarily temperature and humidity.  For residential customers, heating and cooling today represent their largest energy use.  To the extent weather patterns change significantly, customers’ energy use could increase or decrease depending on the duration and magnitude of any changes.  Increased energy use due to weather changes could require us to invest in more generating assets, transmission and other infrastructure in the long term to serve increased load, driving the overall cost of electricity higher.  Decreased energy use due to weather changes (i.e. milder winters) could affect our financial condition through lower sales and decreased revenues.  Extreme weather conditions in general require more system backup, adding to costs, and can contribute to increased system stresses, including service interruptions and increased storm restoration costs.  We may not recover all costs related to mitigating these physical and financial risks.  Weather conditions outside of our service territory could also have an impact on our revenues, either directly through changes in the patterns of our off-system power purchases and sales or indirectly through demographic changes as people adapt to changing weather.  We buy and sell electricity depending upon system needs and market opportunities.  Extreme weather conditions that create high energy demand could raise electricity prices, which could increase the cost of energy we provide to our customers and could provide opportunity for increased wholesale sales and higher margins.

To the extent climate change affects a region’s economic health, it could also affect our revenues.  Our financial performance is tied to the health of the regional economies we serve.  The price of energy, as a factor in a region's cost of living as well as an important input into the cost of goods, has an impact on the economic health of our communities.  The cost of additional regulatory requirements would normally be borne by consumers through higher prices for energy and purchased goods.

For additional information on global warming, see Part I of the Annual Report under the headings entitled “Business – General – Environmental and Other Matters – Global Warming.”

RESULTS OF OPERATIONS

SEGMENTS

Our primary business is the generation, transmission and distribution of electricity.  Within our Utility Operations segment, we centrally dispatch generation assets and manage our overall utility operations on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight.  Intersegment sales and transfers are generally based on underlying contractual arrangements and agreements.

While our Utility Operations segment remains our primary business segment, the advancement of an area of our business prompted us to identify a new reportable segment.  Starting in the fourth quarter of 2011, we established our new Transmission Operations segment as described below:

Utility Operations

•	Generation of electricity for sale to U.S. retail and wholesale customers.
•	Transmission and distribution of electricity through assets owned and operated by our ten utility operating companies.

Transmission Operations

•
Development, construction and operation of transmission facilities through investments in our wholly-owned transmission subsidiaries that were established in 2009 and our transmission joint ventures.  These investments have FERC-approved returns on equity.

AEP River Operations

•	Commercial barging operations that transport coal and dry bulk commodities primarily on the Ohio, Illinois and lower Mississippi Rivers.

Generation and Marketing

•	Nonregulated generation in ERCOT.
•	Marketing and risk management activities primarily in ERCOT and, to a lesser extent, Ohio in PJM and MISO.

The table below presents our consolidated Income Before Extraordinary Items by segment for the years ended December 31, 2011, 2010 and 2009.  We reclassified prior year amounts to conform to the current year’s presentation.

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Utility Operations	$1,549	$1,192	$1,325
Transmission Operations	30	9	4
AEP River Operations	45	37	47
Generation and Marketing	14	25	41
All Other (a)	(62)	(45)	(47)
Income Before Extraordinary Items	$1,576	$1,218	$1,370

(a)	While not considered a reportable segment, All Other includes:
	•	Parent’s guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs.
	•	Tax and interest expense adjustments related to our UK operations which were sold in 2004 and 2002.
•
Forward natural gas contracts that were not sold with our natural gas pipeline and storage operations in 2004 and 2005.  These contracts were financial derivatives which settled and expired in the fourth quarter of 2011.

	•	Revenue sharing related to the Plaquemine Cogeneration Facility which ended in the fourth quarter of 2011.

AEP CONSOLIDATED

2011 Compared to 2010

Income Before Extraordinary Items in 2011 increased $358 million compared to 2010 primarily due to:

•
An increase in carrying costs income due to the third quarter 2011 recognition of a regulatory asset related to TCC capacity auction true-up amounts that were originally written off in 2005 and a related favorable fourth quarter 2011 resolution of contested tax items related to the TCC stranded cost settlement.

•	A decrease in expenses as a result of the 2010 cost reduction initiatives.
•	Successful rate proceedings in our various jurisdictions.

These increases were partially offset by:

•	The loss of retail customers in Ohio to competitive retail electric service providers.
•	Various Ohio adjustments in 2011, including:
	•	The impairments of Sporn Unit 5 and the FGD project at Muskingum River Unit 5.
	•	A net decrease due to unfavorable Ohio regulatory orders in 2011.
	•	The recording of an obligation to contribute to Partnership with Ohio and Ohio Growth Fund.
•	The elimination of POLR charges, effective June 2011, in Ohio due to an October 2011 PUCO remand order.
•
A fourth quarter 2011 write-off related to SWEPCo’s Texas jurisdictional portion of the Turk Plant as a result of the November 2011 Texas Court of Appeals decision upholding the Texas capital cost cap.

Average basic shares outstanding increased to 482 million in 2011 from 479 million in 2010.  Actual shares outstanding were 483 million as of December 31, 2011.

2010 Compared to 2009

Income Before Extraordinary Items in 2010 decreased $152 million compared to 2009 primarily due to charges incurred related to the 2010 cost reduction initiatives.

Average basic shares outstanding increased to 479 million in 2010 from 459 million in 2009.  Actual shares outstanding were 481 million as of December 31, 2010.

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

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Revenues	$14,200	$13,792	$12,803
Fuel and Purchased Power	5,455	4,996	4,420
Gross Margin	8,745	8,796	8,383
Other Operation and Maintenance	3,539	3,760	3,410
Asset Impairments and Other Related Charges	139	-	-
Depreciation and Amortization	1,613	1,598	1,561
Taxes Other Than Income Taxes	812	811	751
Operating Income	2,642	2,627	2,661
Interest and Investment Income	29	9	4
Carrying Costs Income	393	70	47
Allowance for Equity Funds Used During Construction	91	77	82
Interest Expense	(886)	(942)	(916
Income Before Income Tax Expense and Equity Earnings	2,269	1,841	1,878
Equity Earnings of Unconsolidated Subsidiaries	2	2	-
Income Tax Expense	722	651	553
Income Before Extraordinary Items	$1,549	$1,192	$1,325

Summary of KWH Energy Sales for Utility Operations

	Years Ended December 31,
	2011	2010	2009
	(in millions of KWHs)
Retail:
Residential	61,655	61,944	58,232
Commercial	50,767	50,748	49,925
Industrial	59,667	57,333	54,428
Miscellaneous	3,100	3,083	3,048
Total Retail (a)	175,189	173,108	165,633

Wholesale	40,519	32,581	29,670

Total KWHs	215,708	205,689	195,303

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

Summary of Heating and Cooling Degree Days for Utility Operations

	Years Ended December 31,
	2011	2010	2009
	(in degree days)
Eastern Region
Actual - Heating (a)	2,794	3,222	3,018
Normal - Heating (b)	2,980	2,983	3,040

Actual - Cooling (c)	1,215	1,307	816
Normal - Cooling (b)	1,017	1,002	1,011

Western Region
Actual - Heating (a)	1,029	1,112	970
Normal - Heating (b)	984	980	984

Actual - Cooling (d)	3,020	2,515	2,439
Normal - Cooling (b)	2,349	2,339	2,344

(a)	Eastern Region and Western Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.
(d)	Western Region cooling degree days are calculated on a 65 degree temperature base for PSO/SWEPCo and a 70 degree temperature base for TCC/TNC.

2011 Compared to 2010

Reconciliation of Year Ended December 31, 2010 to Year Ended December 31, 2011
Income from Utility Operations Before Extraordinary Items
(in millions)

Year Ended December 31, 2010	$1,192

Changes in Gross Margin:
Retail Margins	(139)
Off-system Sales	44
Transmission Revenues	48
Other Revenues	(4)
Total Change in Gross Margin	(51)

Changes in Expenses and Other:
Other Operation and Maintenance	221
Asset Impairments and Other Related Charges	(139)
Depreciation and Amortization	(15)
Taxes Other Than Income Taxes	(1)
Interest and Investment Income	20
Carrying Costs Income	323
Allowance for Equity Funds Used During Construction	14
Interest Expense	56
Total Change in Expenses and Other	479

Income Tax Expense	(71)

Year Ended December 31, 2011	$1,549

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins decreased $139 million primarily due to the following:
	•	A $132 million decrease attributable to Ohio customers switching to alternative competitive retail electric service (CRES) providers.
	•	An $87 million decrease in weather-related usage in our eastern region primarily due to a 13% decrease in heating degree days and a 7% decrease in cooling degree days.
	•	An $84 million decrease in rate related margins for APCo due to the expiration of E&R cost recovery in Virginia.
	•	A $60 million decrease due to the elimination of POLR charges, effective June 2011, in Ohio as a result of the October 2011 PUCO remand order.
	•	A $51 million net decrease due to unfavorable Ohio and Virginia regulatory orders.
	•	A $30 million increase in other variable electric generation expenses.
These decreases were partially offset by:
	•	Successful rate proceedings in our service territories which include:
• A $120 million rate increase for OPCo.
• A $63 million rate increase for APCo.
• A $30 million rate increase for SWEPCo.
• A $27 million rate increase for KPCo.
• A $27 million rate increase for I&M.
• For the rate increases described above, $78 million of these increases relate to riders/trackers which have corresponding increases in other expense items below.
	•	A $38 million increase in weather-related usage in our western region primarily due to a 20% increase in cooling degree days, slightly offset by a 7% decrease in heating degree days.

•
A $30 million increase due to increased SWEPCo gross margin from sales to customers previously served by Valley Electric Membership Corporation (VEMCO).  SWEPCo acquired VEMCO assets and began serving VEMCO customers in October 2010.

	•	A $14 million increase related to TCC’s Transition Funding. This increase is offset by an increase in Depreciation and Amortization expenses.
•	Margins from Off-system Sales increased $44 million primarily due to an increase in PJM capacity revenues and higher physical sales volumes, partially offset by lower trading and marketing margins.
•
Transmission Revenues increased $48 million primarily due to net rate increases in PJM and increased transmission revenues for Ohio customers who have switched to alternative CRES providers.  The increase in transmission revenues related to CRES providers partially offsets lost revenues included in Retail Margins above.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses decreased $221 million primarily due to the following:
	•	A $280 million decrease due to expenses related to the cost reduction initiatives recorded in 2010.
•
A $54 million decrease due to the second quarter 2010 write-off of APCo’s Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility as denied for recovery by the Virginia SCC.

	•	A $42 million decrease in administrative and general expenses primarily due to a decrease in fringe benefit expenses.
	•	A $33 million decrease due to the first quarter 2011 deferral of 2010 costs related to storms and our cost reduction initiatives as allowed by the WVPSC.
•
A $27 million decrease due to the favorable fourth quarter 2011 Asset Retirement Obligation adjustment for APCo related to the early closure and previous write-off of the Mountaineer Carbon Capture and Storage Product Validation Facility.

	•	An $11 million gain from the sale of land in January 2011.
These decreases were partially offset by:
	•	A $54 million increase in demand side management, energy efficiency programs and other expenses currently recovered dollar-for-dollar in rate recovery riders/trackers within Gross Margin.
•
A $41 million increase due to the first quarter 2011 write-off of a portion of the West Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility as denied for recovery by the WVPSC.

•
A $35 million increase related to the fourth quarter 2011 recording of an obligation to contribute to Partnership with Ohio and Ohio Growth Fund as a result of the approved December 2011 Ohio stipulation agreement.

	•	A $33 million increase in storm-related expenses.
	•	A $33 million increase in plant outage and other plant operating and maintenance expenses.
	•	A $25 million increase due to the second quarter 2010 deferral of 2009 storm costs as allowed by the Virginia SCC.
•	Asset Impairments and Other Related Charges in 2011 included the following:
	•	A third quarter 2011 plant impairment of $48 million for Sporn Unit 5.
	•	A third quarter 2011 plant impairment of $42 million for the FGD project at Muskingum River Unit 5.
•
A fourth quarter 2011 write-off of $49 million related to SWEPCo’s Texas jurisdictional portion of the Turk Plant as a result of the November 2011 Texas Court of Appeals decision upholding the Texas capital cost cap.

•	Depreciation and Amortization expenses increased $15 million primarily due to the following:
	•	A $23 million increase due to the amortization of carrying costs on deferred fuel as a result of the October 2011 Ohio POLR remand order.
•
A $20 million increase in depreciation and amortization for TCC primarily due to increased amortization of TCC’s Securitized Transition Assets.  This increase is partially offset by an increase in revenues within Gross Margin.

	•	Overall higher depreciable property balances.

These increases were partially offset by:
• A $34 million decrease in depreciation and amortization for APCo primarily due to the expiration of E&R amortization of deferred carrying costs in Virginia.
•	Interest and Investment Income increased $20 million primarily due to interest income recorded in the third quarter of 2011 for favorable adjustments related to the 2001-2006 federal income tax audit.
•
Carrying Costs Income increased $323 million due to the third quarter 2011 recognition of a regulatory asset related to TCC capacity auction true-up amounts that were originally written off in 2005 and a related favorable fourth quarter 2011 resolution of contested tax items related to the TCC stranded cost settlement.

•
Allowance for Equity Funds Used During Construction increased $14 million primarily due to construction of the Turk and Dresden Plants and various environmental upgrades, partially offset by a decrease due to the completion of the Stall Unit in June 2010.

•	Interest Expense decreased $56 million primarily due to lower outstanding long-term debt balances and lower long-term interest rates.
•
Income Tax Expense increased $71 million primarily due to an increase in pretax book income, partially offset by the 2010 tax treatment associated with the future reimbursement of Medicare Part D retiree prescription drug benefits and by the recording of federal and state income tax adjustments resulting from the filing of the prior year tax returns.

2010 Compared to 2009

Reconciliation of Year Ended December 31, 2009 to Year Ended December 31, 2010
Income from Utility Operations Before Discontinued Operations and Extraordinary Items
(in millions)

Year Ended December 31, 2009	$1,325

Changes in Gross Margin:
Retail Margins	602
Off-system Sales	53
Transmission Revenues	15
Other Revenues	(257)
Total Change in Gross Margin	413

Changes in Expenses and Other:
Other Operation and Maintenance	(350)
Depreciation and Amortization	(37)
Taxes Other Than Income Taxes	(60)
Interest and Investment Income	5
Carrying Costs Income	23
Allowance for Equity Funds Used During Construction	(5)
Interest Expense	(26)
Equity Earnings of Unconsolidated Subsidiaries	2
Total Change in Expenses and Other	(448)

Income Tax Expense	(98)

Year Ended December 31, 2010	$1,192

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $602 million primarily due to the following:
	•	Successful rate proceedings in our service territories which include:
		•	A $138 million increase in the recovery of E&R costs in Virginia, costs related to the Transmission Rate Adjustment Clause in Virginia and construction financing costs in West Virginia.
		•	A $49 million increase in the recovery of advanced metering costs in Texas.
		•	A $43 million net rate increase for KPCo.
		•	A $42 million net rate increase for SWEPCo.
		•	A $39 million net rate increase for I&M.
		•	A $37 million net rate increase for PSO.
		•	A $14 million net rate increase in our other jurisdictions.
		•	For the increases described above, $183 million of these increases relate to riders/trackers which have corresponding increases in other expense items.
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

These increases were partially offset by:
	•	A $43 million decrease due to an unfavorable order related to the 2009 Significantly Excessive Earnings Test (SEET).
	•	A $38 million decrease due to the termination of an I&M unit power agreement.

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

Total Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $350 million primarily due to the following:
• A $280 million increase due to expenses related to the cost reduction initiatives in 2010.
• A $114 million increase in demand side management, energy efficiency programs and other expenses currently recovered dollar-for-dollar in rate recovery riders/trackers within Gross Margin.
• A $54 million increase due to the write-off of APCo’s Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility as denied for recovery by the Virginia SCC.
These increases were partially offset by:
• An $89 million decrease in storm expenses.
•
Depreciation and Amortization increased $37 million primarily due to new environmental improvements placed in service at APCo and OPCo and placing the Stall Unit in service at SWEPCo partially offset by lower depreciation in Arkansas and Texas as a result of SWEPCo’s recent base rate orders.

•	Taxes Other Than Income Taxes increased $60 million primarily due to the employer portion of payroll taxes incurred related to the cost reduction initiatives and higher franchise and property taxes.
•	Carrying Costs Income increased $23 million primarily due to environmental construction in Virginia and a higher under-recovered fuel balance for OPCo.
•	Interest Expense increased $26 million primarily due to an increase in long-term debt and a decrease in the debt component of AFUDC due to completed environmental improvements at APCo and OPCo.
•
Income Tax Expense increased $97 million primarily due to the regulatory accounting treatment of state income taxes, other book/tax differences which are accounted for on a flow-through basis and the tax treatment associated with the future reimbursement of Medicare Part D prescription drug benefits, partially offset by a decrease in pretax book income.

TRANSMISSION OPERATIONS

Wholly-owned Entities

AEP Transmission Company, LLC (AEP Transco), a subsidiary of AEP, has seven wholly-owned transmission companies.  The transmission companies have been approved by the applicable commissions in Indiana, Michigan, Ohio and Oklahoma.  Applications for approval of the transmission companies have been filed with the APSC, the KPSC, the LPSC, the Virginia SCC and the WVPSC and are pending approval.  These seven companies consist of:

AEP East Transmission Companies

•	AEP Appalachian Transmission Company, Inc. (APTCo) (covering Virginia)
•	AEP Indiana Michigan Transmission Company, Inc. (IMTCo)
•	AEP Kentucky Transmission Company, Inc. (KTCo)
•	AEP Ohio Transmission Company, Inc. (OHTCo)
•	AEP West Virginia Transmission Company, Inc. (WVTCo)

AEP West Transmission Companies

•	AEP Oklahoma Transmission Company, Inc. (OKTCo)
•	AEP Southwestern Transmission Company, Inc. (SWTCo) (covering Arkansas and Louisiana)

The AEP East Transmission Companies and the AEP West Transmission Companies have FERC-approved returns on common equity of 11.49% and 11.20%, respectively.  AEPSC and other AEP subsidiaries provide services to the transmission companies through service agreements.  Therefore, the transmission companies do not have any employees.

All of the transmission companies’ capital needs are provided by Parent, AEP Transco and/or the AEP Utility Money Pool.  The Utility Money Pool is used to meet the short-term borrowing needs of AEP regulated utility subsidiaries.  The Utility Money Pool operates in accordance with the terms and conditions approved in regulatory orders.

Joint Venture Initiatives

We are currently participating in the following joint venture initiatives:

				Total
				Estimated		AEP's
		Projected		Project Costs		Investment at		Approved
Project		Completion	Owners	at		December 31,		Return on
Name	Location	Date	(Ownership %)	Completion		2011		Equity
				(in thousands)
ETT	Texas	2017	MEHC Texas	$3,100,000	(a)	$223,527		9.96%
	(ERCOT)		Transco, LLC (50%)
			AEP (50%)

PATH (b)	West	2015 (c)	FirstEnergy (50%)	2,100,000	(d)	28,929		12.4%
	Virginia		AEP (50%)

Prairie Wind	Kansas	2014	Westar Energy (50%)	225,000		1,986		12.8%
			ETA (50%) (e)

Pioneer	Indiana	2018	Duke Energy (50%)	1,000,000		-		12.54%
			AEP (50%)

RITELine IN	Indiana	2019	RTD (25%) (f)	400,000		171	(g)	11.43%
			ETA (37.5%) (e) (f)
			AEPTHC (37.5%)

RITELine IL	Illinois	2019	Commonwealth	1,200,000		14		11.43%
			Edison (75%)
			RTD (25%) (f)

(a)	ETT’s current and future estimated project cost in ERCOT over the next several years is expected to be $3.1 billion. Future projects will be evaluated on a case-by-case basis.
(b)
In September 2007, AEP Transmission Holding Company, LLC (AEPTHC) and AET PATH Company, LLC, a subsidiary of FirstEnergy, Inc. (FirstEnergy), formed a joint venture by creating Potomac-Appalachian Transmission Highline, LLC (PATH) and its subsidiaries.  The PATH subsidiaries will operate as transmission utilities owning certain electric transmission assets within PJM.

(c)
PJM directed AEP and FirstEnergy to suspend current development efforts on the PATH Project, subject to those activities necessary to maintain the project in its current state, while PJM conducts more rigorous analysis of the potential need for the PATH Project as part of its continuing Regional Transmission Expansion Plan (RTEP) process.  PJM’s announcement specifically indicated that PJM was not directing AEP and FirstEnergy to cancel or abandon the PATH Project.

(d)
PATH consists of the “West Virginia Series,” which is owned equally by subsidiaries of FirstEnergy and AEP, and the “Allegheny Series” which is wholly-owned by a subsidiary of FirstEnergy.  The total project is estimated to cost approximately $2.1 billion.  AEP’s estimated share of the project cost is approximately $700 million.

(e)
ETA is a 50/50 joint venture with MidAmerican Energy Holdings Company (MEHC) America Transco, LLC and AEP.  ETA will be utilized as a vehicle to invest in selected transmission projects located in North America, outside of ERCOT.  AEP owns 25% of Prairie Wind Transmission, LLC (Prairie Wind) through its ownership interest in ETA.

(f)
RITELine Transmission Development, LLC (RTD) is a 50/50 joint venture with Exelon Transmission Company, LLC and ETA.  AEP owns 62.5% of RITELine Indiana, LLC (RITELine IN) through its ownership interest in ETA and AEPTHC.  AEP owns 6.25% of RITELine Illinois, LLC (RITELine IL) through its ownership interest in ETA.

(g)	RITELine IN is a consolidated variable interest entity.

For the consolidated entities within our Transmission Operations segment, we forecast approximately $350 million, excluding AFUDC, of construction expenditures for 2012.  For the equity investments within our Transmission Operations segment, we forecast approximately $116 million of AEP equity contributions in 2012 to support construction expenditures and the payment of operating expenses.

2011 Compared to 2010

Income Before Extraordinary Items from our Transmission Operations segment increased from $9 million in 2010 to $30 million in 2011 primarily due to an increase in transmission investments by ETT and OHTCo.

2010 Compared to 2009

Income Before Extraordinary Items from our Transmission Operations segment increased from $4 million in 2009 to $9 million in 2010 primarily due to an increase in transmission investments by ETT.

AEP RIVER OPERATIONS

2011 Compared to 2010

Income Before Extraordinary Items from our AEP River Operations segment increased from $37 million in 2010 to $45 million in 2011 primarily due to increased coal exports, increased barge fleet size and the cost reduction initiatives in 2010, partially offset by higher fuel, maintenance and flood-related expenses.

2010 Compared to 2009

Income Before Extraordinary Items from our AEP River Operations segment decreased from $47 million in 2009 to $37 million in 2010 primarily due to expenses related to cost reduction initiatives, increased interest expense on new equipment financing, a property casualty loss in 2010 and a gain on the sale of two older towboats in 2009.

GENERATION AND MARKETING

2011 Compared to 2010

Income Before Extraordinary Items from our Generation and Marketing segment decreased from $25 million in 2010 to $14 million in 2011 primarily due to lower gross margins at the Oklaunion Plant.

2010 Compared to 2009

Income Before Extraordinary Items from our Generation and Marketing segment decreased from $41 million in 2009 to $25 million in 2010 primarily due to reduced inception gains from ERCOT marketing activities, reduced plant performance due to lower power prices in ERCOT, partially offset by positive hedging activities on our generation assets and increased income from our wind farm operations.

ALL OTHER

2011 Compared to 2010

Income Before Extraordinary Items from All Other decreased from a loss of $45 million in 2010 to a loss of $62 million in 2011 primarily due to a loss incurred in 2011 related to the settlement of litigation with BOA and Enron and a gain on the sale of our remaining shares of Intercontinental Exchange, Inc. (ICE) in 2010 partially offset by a contribution to AEP’s charitable foundation in 2010.

2010 Compared to 2009

Income Before Extraordinary Items from All Other increased from a loss of $47 million in 2009 to a loss of $45 million in 2010 primarily due to a gain on the sale of our remaining shares of ICE in 2010 and a decrease in various parent related expenses partially offset by a 2010 contribution to AEP’s charitable foundation and losses on the sales of assets.

AEP SYSTEM INCOME TAXES

2011 Compared to 2010

Income Tax Expense increased $175 million primarily due to an increase in pretax book income and the unrealized capital loss valuation allowance related to a deferred tax asset associated with the settlement of litigation with BOA and Enron, offset in part by the 2010 tax treatment associated with the future reimbursement of Medicare Part D retiree prescription drug benefits and by the recording of federal and state income tax adjustments resulting from the filing of prior year tax returns.

2010 Compared to 2009

Income Tax Expense increased $68 million primarily due to the regulatory accounting treatment of state income taxes, other book/tax differences which are accounted for on a flow-through basis and the tax treatment associated with the future reimbursement of Medicare Part D retiree prescription drug benefits, offset in part by a decrease in pretax book income.

FINANCIAL CONDITION

We measure our financial condition by the strength of our balance sheet and the liquidity provided by our cash flows.

LIQUIDITY AND CAPITAL RESOURCES

Debt and Equity Capitalization

	December 31,
	2011		2010
	(dollars in millions)
Long-term Debt, including amounts due within one year	$16,516	50.3%	$16,811	52.8%
Short-term Debt	1,650	5.0	1,346	4.2
Total Debt	18,166	55.3	18,157	57.0
Preferred Stock of Subsidiaries	-	-	60	0.2
AEP Common Equity	14,664	44.7	13,622	42.8
Noncontrolling Interests	1	-	-	-

Total Debt and Equity Capitalization	$32,831	100.0%	$31,839	100.0%

Our ratio of debt-to-total capital decreased from 57% in 2010 to 55.3% in 2011 primarily due to an increase in common equity.  This increase in common equity is primarily the result of the third quarter 2011 recognition of a regulatory asset related to TCC capacity auction true-up amounts that were originally written off in 2005 and a related favorable fourth quarter 2011 resolution of contested tax items related to the TCC stranded cost settlement.

Liquidity

Liquidity, or access to cash, is an important factor in determining our financial stability.  We believe we have adequate liquidity under our existing credit facilities.  At December 31, 2011, we had $3.25 billion in aggregate credit facility commitments to support our operations.  Additional liquidity is available from cash from operations and a sale of receivables agreement.  We are committed to maintaining adequate liquidity.  We generally use short-term borrowings to fund working capital needs, property acquisitions and construction until long-term funding is arranged.  Sources of long-term funding include issuance of long-term debt, sale-leaseback or leasing agreements or common stock.

Credit Facilities

We manage our liquidity by maintaining adequate external financing commitments.  At December 31, 2011, our available liquidity was approximately $2.4 billion as illustrated in the table below:

		Amount	Maturity
		(in millions)

Commercial Paper Backup:
	Revolving Credit Facility	$1,500	June 2015
	Revolving Credit Facility	1,750	July 2016
Total		3,250
Cash and Cash Equivalents		221
Total Liquidity Sources		3,471
Less:	AEP Commercial Paper Outstanding	967
	Letters of Credit Issued	134

Net Available Liquidity		$2,370

We have credit facilities totaling $3.25 billion to support our commercial paper program.  The credit facilities allow us to issue letters of credit in an amount up to $1.35 billion.  In July 2011, we replaced the $1.5 billion facility due in 2012 with a new $1.75 billion facility maturing in July 2016 and extended the $1.5 billion facility due in 2013 to expire in June 2015.

In March 2011, we terminated a $478 million credit facility, used for letters of credit to support variable rate debt.  In March 2011, we also issued bilateral letters of credit to support the remarketing of $357 million of variable rate debt and reacquired $115 million which a trustee holds on our behalf.

We use our commercial paper program to meet the short-term borrowing needs of the subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds the majority of the nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  The maximum amount of commercial paper outstanding during 2011 was $1.2 billion.  The weighted-average interest rate for our commercial paper during 2011 was 0.4%.

Financing Plan

In March 2012, TCC plans to issue $800 million of securitization bonds as approved by the PUCT for recovery of capacity auction true-up amounts over 13 years.  We are also evaluating potential securitization of certain deferred regulatory assets in Ohio and West Virginia.  Recent legislation in Ohio allows the securitization of deferred FAC costs and certain other regulatory assets.  Legislation has been introduced in West Virginia to allow the WVPSC to consider securitization of deferred ENEC costs.

At December 31, 2011, we have $1.4 billion of long-term debt due within one year which includes $572 million of Pollution Control Bonds with mandatory tender dates and credit support for variable interest rates that requires the debt be classified as current.  Also included in our long-term debt due within one year is $273 million of securitization bonds and DCC Fuel notes payable which will be repaid.  We plan to refinance a portion of our maturities.  Proceeds from new issuances and the TCC securitization may limit the amount of the remaining long-term debt due within one year that needs to be refinanced.

Securitized Accounts Receivables

In 2011, we renewed our receivables securitization agreement.  The agreement provides a commitment of $750 million from bank conduits to purchase receivables with an increase to $800 million for the months of July, August and September to accommodate seasonal demand.  A commitment of $375 million with the seasonal increase to $425 million expires in June 2012 and the remaining commitment of $375 million expires in June 2014.  We intend to extend or replace the agreement expiring in June 2012 on or before its maturity.

Debt Covenants and Borrowing Limitations

Our revolving credit agreements contain certain covenants and require us to maintain our percentage of debt to total capitalization at a level that does not exceed 67.5%.  The method for calculating outstanding debt and capitalization is contractually defined in our revolving credit agreements.  Debt as defined in the revolving credit agreements excludes junior subordinated debentures, securitization bonds and debt of AEP Credit.  At December 31, 2011, this contractually-defined percentage was 51.1%.  Nonperformance under these covenants could result in an event of default under these credit agreements.  At December 31, 2011, we complied with all of the covenants contained in these credit agreements.  In addition, the acceleration of our payment obligations, or the obligations of certain of our major subsidiaries, prior to maturity under any other agreement or instrument relating to debt outstanding in excess of $50 million, would cause an event of default under these credit agreements and in a majority of our non-exchange traded commodity contracts which would permit the lenders and counterparties to declare the outstanding amounts payable.  However, a default under our non-exchange traded commodity contracts does not cause an event of default under our revolving credit agreements.

The revolving credit facilities do not permit the lenders to refuse a draw on any facility if a material adverse change occurs.

Utility Money Pool borrowings and external borrowings may not exceed amounts authorized by regulatory orders.  At December 31, 2011, we had not exceeded those authorized limits.

Dividend Policy and Restrictions

The Board of Directors declared a quarterly dividend of $0.47 per share in January 2012.  Future dividends may vary depending upon our profit levels, operating cash flow levels and capital requirements, as well as financial and other business conditions existing at the time.  Our income derives from our common stock equity in the earnings of our utility subsidiaries.  Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of dividends.

We have the option to defer interest payments on the AEP Junior Subordinated Debentures for one or more periods of up to 10 consecutive years per period.  During any period in which we defer interest payments, we may not declare or pay any dividends or distributions on, or redeem, repurchase or acquire, our common stock.

We do not believe restrictions related to our various financing arrangements and regulatory requirements will have any significant impact on Parent’s ability to access cash to meet the payment of dividends on its common stock.

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

CASH FLOW

Managing our cash flows is a major factor in maintaining our liquidity strength.

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Cash and Cash Equivalents at Beginning of Period	$294	$490	$411
Net Cash Flows from Operating Activities	3,788	2,662	2,475
Net Cash Flows Used for Investing Activities	(2,890)	(2,523)	(2,916)
Net Cash Flows from (Used for) Financing Activities	(971)	(335)	520
Net Increase (Decrease) in Cash and Cash Equivalents	(73)	(196)	79
Cash and Cash Equivalents at End of Period	$221	$294	$490

Cash from operations and short-term borrowings provides working capital and allows us to meet other short-term cash needs.

Operating Activities

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Net Income	$1,949	$1,218	$1,365
Depreciation and Amortization	1,655	1,641	1,597
Other	184	(197)	(487)
Net Cash Flows from Operating Activities	$3,788	$2,662	$2,475

Net Cash Flows from Operating Activities were $3.8 billion in 2011 consisting primarily of Net Income of $1.9 billion and $1.7 billion of noncash Depreciation and Amortization.  Other changes represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  Following a Supreme Court of Texas reversal of the PUCT’s capacity auction true-up disallowance and the PUCT’s approval of a stipulation agreement, we recorded Extraordinary Items, Net of Tax of $373 million for the 2011 recognition of a regulatory asset related to TCC capacity auction true-up amounts and the reversal of tax related regulatory credits.  We also recorded $393 million in Carrying Costs Income primarily related to the Texas restructuring appeals.  A significant change in other items includes the favorable impact of a decrease in fuel inventory.  Deferred Income Taxes increased primarily due to bonus depreciation provisions in the Small Business Jobs Act and the Tax Relief, Unemployment Insurance Reauthorization and Jobs Creation Act, the settlement with BOA and Enron and an increase in tax versus book temporary differences from operations.  In February 2011, we paid $425 million to BOA of which $211 million was used to settle litigation with BOA and Enron. The remaining $214 million was used to acquire cushion gas as discussed in Investing Activities below.  During 2011, we also contributed $450 million to our qualified pension trust.

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

Investing Activities

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Construction Expenditures	$(2,669)	$(2,345)	$(2,792)
Acquisitions of Nuclear Fuel	(106)	(91)	(169)
Acquisitions of Assets	(19)	(155)	(104)
Acquisitions of Cushion Gas from BOA	(214)	-	-
Proceeds from Sales of Assets	123	187	278
Other	(5)	(119)	(129)
Net Cash Flows Used for Investing Activities	$(2,890)	$(2,523)	$(2,916)

Net Cash Flows Used for Investing Activities were $2.9 billion in 2011 primarily due to Construction Expenditures for new generation, environmental, distribution and transmission investments.  We paid $214 million to BOA for cushion gas as part of a litigation settlement.

Net Cash Flows Used for Investing Activities were $2.5 billion in 2010 primarily due to Construction Expenditures for environmental, new generation, distribution and transmission investments.  Proceeds from Sales of Assets in 2010 include $139 million for sales of Texas transmission assets to ETT.

Net Cash Flows Used for Investing Activities were $2.9 billion in 2009 primarily due to Construction Expenditures for our new generation, environmental, distribution and transmission investments.  Proceeds from Sales of Assets in 2009 includes $104 million relating to the sale of a portion of Turk Plant to joint owners as planned and $95 million for sales of Texas transmission assets to ETT.

Financing Activities

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Issuance of Common Stock, Net	$92	$93	$1,728
Issuance/Retirement of Debt, Net	(33)	497	(360)
Retirement of Cumulative Preferred Stock	(64)	-	-
Dividends Paid on Common Stock	(898)	(824)	(758)
Other	(68)	(101)	(90)
Net Cash Flows from (Used for) Financing Activities	$(971)	$(335)	$520

Net Cash Flows Used for Financing Activities in 2011 were $971 million.  Our net debt retirements were $33 million. The net retirements included retirements of $727 million of senior unsecured and other debt notes, $778 million of pollution control bonds and $159 million of securitization bonds offset by issuances of $710 million of notes, $627 million of pollution control bonds and an increase in short-term borrowing of $304 million.  We paid common stock dividends of $898 million and $64 million to retire all of our subsidiaries’ preferred stocks.  See Note 13  – Financing Activities.

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

The following financing activities occurred during 2011:

AEP Common Stock:

•	During 2011, we issued 2.6 million shares of common stock under our incentive compensation, employee savings and dividend reinvestment plans and received net proceeds of $92 million.

Preferred Stock of Subsidiaries:

•	During 2011, we paid $64 million to retire all outstanding shares of our subsidiaries’ preferred stock.

Debt:

•
During 2011, we issued approximately $1.3 billion of long-term debt, including $600 million of senior notes at interest rates ranging from 4.4% to 4.6%.  We also issued $627 million of pollution control revenue bonds, including $225 million at interest rates ranging from 1.125% to 2% and $402 million at variable interest rates.  The proceeds from these issuances were used to fund long-term debt maturities and our construction programs.

•
During 2011, we entered into $975 million of interest rate derivatives and settled $974 million of such transactions.  The settlements resulted in net cash receipts of $34 million.  As of December 31, 2011, we had in place $907 million of notional interest rate derivatives designated as cash flow and fair value hedges.

In 2012:

•	In January 2012, TCC retired $98 million of its outstanding Securitization Bonds.
•	In January and February 2012, I&M retired $14 million of Notes Payable related to DCC Fuel.
•	In February 2012, APCo retired $30 million of 6.05% Pollution Control Bonds due in 2024 and $19.5 million of 5% Pollution Control Bonds due in 2021.
•	In February 2012, SWEPCo issued $275 million of 3.55% Senior Unsecured Notes due in 2022 and $65 million of 4.58% Notes Payable due in 2032.

BUDGETED CONSTRUCTION EXPENDITURES

We forecast approximately $3.1 billion of construction expenditures excluding equity AFUDC and capitalized interest for 2012.  For 2013 and 2014, we forecast construction expenditures ranging from $3.4 billion to $3.5 billion each year.  The projected increases are generally the result of required environmental investment to comply with Federal EPA rules and additional transmission spending.  Estimated construction expenditures are subject to periodic review and modification and may vary based on the ongoing effects of regulatory constraints, environmental regulations, business opportunities, market volatility, economic trends, weather, legal reviews and the ability to access capital.  We expect to fund these construction expenditures through cash flows from operations and financing activities.  Generally, the subsidiaries use cash or short-term borrowings under the money pool to fund these expenditures until long-term funding is arranged.  The estimated expenditures include amounts for completion of the Turk Plant.  APCo’s Dresden Plant was completed and placed in service in January 2012.  SWEPCo’s Turk Plant is expected to be in-service in the fourth quarter of 2012.  The 2012 estimated construction expenditures include generation, transmission and distribution related investments, as well as expenditures for compliance with environmental regulations as follows:

Budgeted
Construction
Expenditures
(in millions)
Environmental	$511
Generation	781
Transmission	812
Distribution	847
Other	114
Total	$3,065

OFF-BALANCE SHEET ARRANGEMENTS

In prior periods, under a limited set of circumstances, we entered into off-balance sheet arrangements for various reasons including reducing operational expenses and spreading risk of loss to third parties.  Our current guidelines restrict the use of off-balance sheet financing entities or structures to traditional operating lease arrangements that we enter in the normal course of business.  The following identifies significant off-balance sheet arrangements.

Rockport Plant Unit 2

AEGCo and I&M entered into a sale-and-leaseback transaction in 1989 with Wilmington Trust Company (Owner Trustee), an unrelated unconsolidated trustee for Rockport Plant Unit 2 (the Plant).  The Owner Trustee was capitalized with equity from six owner participants with no relationship to AEP or any of its subsidiaries and debt from a syndicate of banks and certain institutional investors.  The future minimum lease payments for AEGCo and I&M are $813 million and $813 million, respectively, as of December 31, 2011.

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it to AEGCo and I&M.  Our subsidiaries account for the lease as an operating lease with the future payment obligations included in Note 12.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  We, as well as our subsidiaries, have no ownership interest in the Owner Trustee and do not guarantee its debt.

Railcars

In June 2003, we entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  We intend to maintain the lease for the full lease term of twenty years via the renewal options.  The lease is accounted for as an operating lease.  The future minimum lease obligation is $34 million for the remaining railcars as of December 31, 2011.  Under a return-and-sale option, the lessor is guaranteed that the sale proceeds will equal at least a specified lessee obligation amount which declines with each five-year renewal.  At December 31, 2011, the maximum potential loss was approximately $25 million assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, we believe that the fair value would produce a sufficient sales price to avoid any loss.  We have other railcar lease arrangements that do not utilize this type of financing structure.

CONTRACTUAL OBLIGATION INFORMATION

Our contractual cash obligations include amounts reported on the balance sheets and other obligations disclosed in our footnotes.  The following table summarizes our contractual cash obligations at December 31, 2011:

Payments Due by Period

	Less Than			After
Contractual Cash Obligations	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)
Short-term Debt (a)	$1,650	$-	$-	$-	$1,650
Interest on Fixed Rate Portion of Long-term
Debt (b)	788	1,402	1,169	6,382	9,741
Fixed Rate Portion of Long-term Debt (c)	888	2,346	2,202	10,457	15,893
Variable Rate Portion of Long-term Debt (d)	545	111	6	-	662
Capital Lease Obligations (e)	96	148	102	285	631
Noncancelable Operating Leases (e)	316	552	471	1,235	2,574
Fuel Purchase Contracts (f)	2,867	3,918	2,574	3,108	12,467
Energy and Capacity Purchase Contracts (g)	104	213	217	1,066	1,600
Construction Contracts for Capital Assets (h)	682	918	821	1,663	4,084
Total	$7,936	$9,608	$7,562	$24,196	$49,302

(a)	Represents principal only excluding interest.
(b)
Interest payments are estimated based on final maturity dates of debt securities outstanding at December 31, 2011 and do not reflect anticipated future refinancing, early redemptions or debt issuances.

(c)	See “Long-term Debt” section of Note 13. Represents principal only excluding interest.
(d)	See “Long-term Debt” section of Note 13. Represents principal only excluding interest. Variable rate debt had interest rates that ranged between 0.06% and 0.955% at December 31, 2011.
(e)	See Note 12.
(f)	Represents contractual obligations to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.
(g)	Represents contractual obligations for energy and capacity purchase contracts.
(h)
Represents only capital assets for which we have signed contracts.  Actual payments are dependent upon and may vary significantly based upon the decision to build, regulatory approval schedules, timing and escalation of project costs.

Our $68 million liability related to uncertainty in Income Taxes is not included above because we cannot reasonably estimate the cash flows by period.

Our pension funding requirements are not included in the above table.  As of December 31, 2011, we expect to make contributions to our pension plans totaling $208 million in 2012.  Estimated contributions of $107 million in 2013 and $107 million in 2014 may vary significantly based on market returns, changes in actuarial assumptions and other factors.  Based upon the benefit obligation and fair value of assets available to pay pension benefits, our pension plans were 86.2% funded as of December 31, 2011.

In addition to the amounts disclosed in the contractual cash obligations table above, we make additional commitments in the normal course of business.  These commitments include standby letters of credit, guarantees for the payment of obligation performance bonds and other commitments.  At December 31, 2011, our commitments outstanding under these agreements are summarized in the table below:

Amount of Commitment Expiration Per Period

	Less Than			After
Other Commercial Commitments	1 year	2-3 years	4-5 years	5 years	Total
	(in millions)
Standby Letters of Credit (a)	$134	$-	$-	$-	$134
Guarantees of the Performance of Outside Parties (b)	-	-	-	100	100
Guarantees of Our Performance (c)	402	7	20	36	465
Total Commercial Commitments	$536	$7	$20	$136	$699

(a)
We enter into standby letters of credit (LOCs) with third parties.  These LOCs cover items such as gas and electricity risk management contracts, construction contracts, insurance programs, security deposits and debt service reserves.  AEP, on behalf of our subsidiaries, and/or the subsidiaries issued all of these LOCs in the ordinary course of business.  There is no collateral held in relation to any guarantees in excess of our ownership percentages.  In the event any LOC is drawn, there is no recourse to third parties.  The maximum future payments of these LOCs are $134 million with maturities ranging from January 2012 to October 2012.  Subsequent to December 31, 2011, standby LOCs have increased approximately $100 million as a result of declining market prices related to our risk management contracts.  This increase is partially offset by a reduction of posted cash collateral of approximately $20 million.  See “Letters of Credit” section of Note 5.

(b)	See “Guarantees of Third-Party Obligations” section of Note 5.
(c)	We issued performance guarantees and indemnifications for energy trading and various sale agreements.

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

These enacted provisions did not have a material impact on net income or financial condition but had a favorable impact on cash flows in 2010 and 2011 and are expected to result in material future cash flow benefits in 2012.

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

We recognize regulatory assets (deferred expenses to be recovered in the future) and regulatory liabilities (deferred future revenue reductions or refunds) for the economic effects of regulation.  Specifically, we match the timing of expense and income recognition with regulated revenues.  We also record liabilities for refunds, or probable refunds, to customers that have not been made.

Assumptions and Approach Used

When incurred costs are probable of recovery through regulated rates, we record them as regulatory assets on the balance sheet.  We review the probability of recovery at each balance sheet date and whenever new events occur.  Similarly, we record regulatory liabilities when a determination is made that a refund is probable or when ordered by a commission.  Examples of new events that affect probability include changes in the regulatory environment, issuance of a regulatory commission order or passage of new legislation.  The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs as well as the return of revenues, rate of return earned on invested capital and timing and amount of assets to be recovered through regulated rates.  If recovery of a regulatory asset is no longer probable, we write off that regulatory asset as a charge against earnings.  A write-off of regulatory assets or establishment of a regulatory liability may also reduce future cash flows since there will be no recovery through regulated rates.

Effect if Different Assumptions Used

A change in the above assumptions may result in a material impact on our net income.  Refer to Note 4 for further detail related to regulatory assets and liabilities.

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

The changes in unbilled electric utility revenues included in Revenue on our statements of income were $(81) million, $46 million and $55 million for the years ended December 31, 2011, 2010 and 2009, respectively.  The changes in unbilled electric revenues are primarily due to changes in weather and rate increases.  Accrued unbilled revenues for the Utility Operations segment were $468 million and $549 million as of December 31, 2011 and 2010, respectively.

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

For additional information regarding derivatives, hedging and fair value measurements, see Notes 9 and 10.  See “Fair Value Measurements of Assets and Liabilities” section of Note 1 for fair value calculation policy.

Long-Lived Assets

Nature of Estimates Required

In accordance with the requirements of “Property, Plant and Equipment” accounting guidance, we evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any such assets may not be recoverable including planned abandonments and a probable disallowance for rate-making on a plant under construction or the assets meet the held-for-sale criteria.  We utilize a group composite method of depreciation to estimate the useful lives of long-lived assets.  The evaluations of long-lived, held-and-used assets may result from abandonments, significant decreases in the market price of an asset, a significant adverse change in the extent or manner in which an asset is being used or in its physical condition, a significant adverse change in legal factors or in the business climate that could affect the value of an asset, as well as other economic or operations analyses.  If the carrying amount is not recoverable, we record an impairment to the extent that the fair value of the asset is less than its book value.  For assets held for sale, an impairment is recognized if the expected net sales price is less than its book value.  For regulated assets, the earnings impact of an impairment charge could be offset by the establishment of a regulatory asset if rate recovery is probable.  For nonregulated assets, any impairment charge is recorded against earnings.

Assumptions and Approach Used

The fair value of an asset is the amount at which that asset could be bought or sold in a current transaction between willing parties other than in a forced or liquidation sale.  Quoted market prices in active markets are the best evidence of fair value and are used as the basis for the measurement, if available.  In the absence of quoted prices for identical or similar assets in active markets, we estimate fair value using various internal and external valuation methods including cash flow projections or other market indicators of fair value such as bids received, comparable sales or independent appraisals.  We perform depreciation studies that include a review of any external factors that may affect the useful life to determine composite depreciation rates and related lives which are subject to periodic review by state regulatory commissions for cost-based regulated assets.  The fair value of the asset could be different using different estimates and assumptions in these valuation techniques.

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

Pension and Other Postretirement Benefits

We maintain a qualified, defined benefit pension plan (Qualified Plan), which covers substantially all nonunion and certain union employees, and unfunded, nonqualified supplemental plans (Nonqualified Plans) to provide benefits in excess of deductible amounts as permitted under the provisions of the tax law to be paid to participants in the Qualified Plan (collectively the Pension Plans).  Additionally, we entered into individual employment contracts with certain current and retired executives that provide additional retirement benefits as a part of the Nonqualified Plans.  We also sponsor other postretirement benefit plans to provide medical and life insurance benefits for retired employees (Postretirement Plans).  The Pension Plans and Postretirement Plans are collectively the Plans.

For a discussion of investment strategy, investment limitations, target asset allocations and the classification of investments within the fair value hierarchy, see “Investments Held in Trust for Future Liabilities” and “Fair Value Measurements of Assets and Liabilities” sections of Note 1.  See Note 7 for information regarding costs and assumptions for employee retirement and postretirement benefits.

The following table shows the net periodic cost of the Plans:

	Years Ended December 31,
Net Periodic Benefit Cost	2011	2010	2009
	(in millions)
Pension Plans	$118	$141	$96
Postretirement Plans	73	111	141

The net periodic benefit cost is calculated based upon a number of actuarial assumptions, including expected long-term rates of return on the Plans’ assets.  In developing the expected long-term rate of return assumption for 2012, we evaluated input from actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions.  We also considered historical returns of the investment markets.  We anticipate that the investment managers we employ for the Plans will invest the assets to generate future returns averaging 7.25%.

The expected long-term rate of return on the Plans’ assets is based on our targeted asset allocation and our expected investment returns for each investment category.  Our assumptions are summarized in the following table:

			Other Postretirement
	Pension Plans		Benefit Plans
		Assumed/		Assumed/
	2012	Expected	2012	Expected
	Target	Long-Term	Target	Long-Term
	Asset	Rate of	Asset	Rate of
	Allocation	Return	Allocation	Return
Equity	45%	8.75%	66%	8.50%
Fixed Income	45%	5.25%	33%	5.08%
Other Investments	10%	8.75%	-%	-%
Cash and Cash Equivalents	-%	-%	1%	1.55%
Total	100%		100%
We regularly review the actual asset allocation and periodically rebalance the investments to our targeted allocation.  We believe that 7.25% is a reasonable estimate of the long-term rate of return on the Plans’ assets despite the recent market volatility.  The Pension Plans’ assets had an actual gain of 8.1% and 13.4% for the years ended December 31, 2011 and 2010, respectively.  The Postretirement Plans’ assets had an actual gain of 0.4% and 11.3% for the years ended December 31, 2011 and 2010, respectively.  We will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust the assumptions as necessary.

We base our determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.  As of December 31, 2011, we had cumulative losses of approximately $104 million that remain to be recognized in the calculation of the market-related value of assets.  These unrecognized net actuarial losses may result in increases in the future pension costs depending on several factors, including whether such losses at each measurement date exceed the corridor in accordance with “Compensation – Retirement Benefits” accounting guidance.

The method used to determine the discount rate that we utilize for determining future obligations is a duration-based method in which a hypothetical portfolio of high quality corporate bonds similar to those included in the Moody’s Aa bond index is constructed with a duration matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate at December 31, 2011 under this method was 4.55% for the Qualified Plan, 4.4% for the Nonqualified Plans and 4.75% for the Postretirement Plans.  Due to the effect of the unrecognized actuarial losses and based on an expected rate of return on the Pension Plans’ assets of 7.25%, discount rates of 4.55% and 4.4% and various other assumptions, we estimate that the pension costs for the Pension Plans will approximate $127 million, $150 million and $125 million in 2012, 2013 and 2014, respectively.  Based on an expected rate of return on the Postretirement Plans’ assets of 7.25%, a discount rate of 4.75% and various other assumptions, we estimate costs will approximate $95 million, $88 million and $81 million in 2012, 2013 and 2014, respectively.  Future actual costs will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the Plans.  The actuarial assumptions used may differ materially from actual results.  The effects of a 50 basis point change to selective actuarial assumptions are included in the “Effect if Different Assumptions Used” section below.

The value of the Pension Plans’ assets increased to $4.3 billion at December 31, 2011 from $3.9 billion at December 31, 2010 primarily due to $450 million of contributions.  During 2011, the Qualified Plan paid $287 million and the Nonqualified Plans paid $7 million in benefits to plan participants.  The value of the Postretirement Plans’ assets decreased to $1.4 billion at December 31, 2011 from $1.5 billion at December 31, 2010 primarily due to benefits paid exceeding contributions by the company and the participants.  The Postretirement Plans paid $150 million in benefits to plan participants during 2011.

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

Assumptions and Approach Used

The critical assumptions used in developing the required estimates include the following key factors:

•	Discount rate
•	Compensation increase rate
•	Cash balance crediting rate
•	Health care cost trend rate
•	Expected return on plan assets

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

			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in millions)
Effect on December 31, 2011 Benefit Obligations
Discount Rate	$(256)	$281	$(142)	$159
Compensation Increase Rate	11	(10)	-	-
Cash Balance Crediting Rate	45	(40)	NA	NA
Health Care Cost Trend Rate	NA	NA	120	(109)

Effect on 2011 Periodic Cost
Discount Rate	(18)	19	(11)	12
Compensation Increase Rate	4	(4)	-	-
Cash Balance Crediting Rate	13	(12)	NA	NA
Health Care Cost Trend Rate	NA	NA	18	(16)
Expected Return on Plan Assets	(20)	20	(7)	7

NA Not Applicable

NEW ACCOUNTING PRONOUNCEMENTS

New Accounting Pronouncements Adopted During 2011

We adopted ASU 2011-5 “Presentation of Comprehensive Income” effective for the 2011 Annual Report including the deferral of  the reclassification adjustment presentation provisions of ASU 2011-05 under the terms in ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income.”  The standard requires other comprehensive income be presented as part of a single continuous statement of comprehensive income or in a statement of other comprehensive income immediately following the statement of net income.  This standard changed the presentation of our financial statements but did not affect the calculation of net income, comprehensive income or earnings per share.

See Note 2 for further discussion of accounting pronouncements.

Future Accounting Changes

The FASB’s standard-setting process is ongoing and until new standards have been finalized and issued, we cannot determine the impact on the reporting of our operations and financial position that may result from any such future changes.  The FASB is currently working on several projects including revenue recognition, contingencies, financial instruments, leases, insurance, hedge accounting and consolidation policy.  We also expect to see more FASB projects as a result of its desire to converge International Accounting Standards with GAAP.  The ultimate pronouncements resulting from these and future projects could have an impact on our future net income and financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risks

Our Utility Operations segment is exposed to certain market risks as a major power producer and through its transactions in wholesale electricity, coal and emission allowance trading and marketing contracts.  These risks include commodity price risk, interest rate risk and credit risk.  In addition, we are exposed to foreign currency exchange risk because occasionally we procure various services and materials used in our energy business from foreign suppliers.  These risks represent the risk of loss that may impact us due to changes in the underlying market prices or rates.

Our Generation and Marketing segment primarily transacts in wholesale energy marketing within ERCOT and, to a lesser extent, wholesale and retail energy contracts in Ohio within PJM and MISO.  This segment is exposed to certain market risks as a marketer of wholesale and retail electricity.  These risks include commodity price risk, interest rate risk and credit risk.  These risks represent the risk of loss that may impact us due to changes in the underlying market prices or rates.

All Other included natural gas operations which held forward natural gas contracts that were not sold with the natural gas pipeline and storage assets.  These contracts were financial derivatives, which settled and expired in the fourth quarter of 2011.

We employ risk management contracts including physical forward purchase and sale contracts and financial forward purchase and sale contracts.  We engage in risk management of power, coal and natural gas and, to a lesser degree, heating oil and gasoline, emission allowance and other commodity contracts to manage the risk associated with our energy business.  As a result, we are subject to price risk.  The amount of risk taken is determined by the commercial operations group in accordance with the market risk policy approved by the Finance Committee of our Board of Directors.  Our market risk oversight staff independently monitors our risk policies, procedures and risk levels and provides members of the Commercial Operations Risk Committee (CORC) various daily, weekly and/or monthly reports regarding compliance with policies, limits and procedures.  The CORC consists of our Chief Operating Officer, Chief Financial Officer, Senior Vice President of Commercial Operations and Chief Risk Officer.  When commercial activities exceed predetermined limits, we modify the positions to reduce the risk to be within the limits unless specifically approved by the CORC.

The following table summarizes the reasons for changes in total mark-to-market (MTM) value as compared to December 31, 2010:

MTM Risk Management Contract Net Assets (Liabilities)
Year Ended December 31, 2011

		Generation
	Utility	and
	Operations	Marketing	All Other	Total
	(in millions)
Total MTM Risk Management Contract Net Assets
at December 31, 2010	$91	$140	$2	$233
(Gain) Loss from Contracts Realized/Settled During the Period and
Entered in a Prior Period	(21)	(22)	(2)	(45)
Fair Value of New Contracts at Inception When Entered During the
Period (a)	6	16	-	22
Net Option Premiums Received for Unexercised or Unexpired
Option Contracts Entered During the Period	-	-	-	-
Changes in Fair Value Due to Market Fluctuations During the
Period (b)	-	(2)	-	(2)
Changes in Fair Value Allocated to Regulated Jurisdictions (c)	(17)	-	-	(17)
Total MTM Risk Management Contract Net Assets
at December 31, 2011	$59	$132	$-	191
Commodity Cash Flow Hedge Contracts				(5)
Interest Rate and Foreign Currency Cash Flow Hedge Contracts				(42)
Fair Value Hedge Contracts				-
Collateral Deposits				107
Total MTM Derivative Contract Net Assets at December 31, 2011				$251

(a)
Reflects fair value on primarily long-term structured contracts which are typically with customers that seek fixed pricing to limit their risk against fluctuating energy prices.  The contract prices are valued against market curves associated with the delivery location and delivery term.  A significant portion of the total volumetric position has been economically hedged.

(b)	Market fluctuations are attributable to various factors such as supply/demand, weather, etc.
(c)	Relates to the net gains (losses) of those contracts that are not reflected on the statements of income. These net gains (losses) are recorded as regulatory liabilities/assets.

See Note 9 – Derivatives and Hedging and Note 10 – Fair Value Measurements for additional information related to our risk management contracts.  The following tables and discussion provide information on our credit risk and market volatility risk.

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

We have risk management contracts with numerous counterparties.  Since open risk management contracts are valued based on changes in market prices of the related commodities, our exposures change daily.  As of December 31, 2011, our credit exposure net of collateral to sub investment grade counterparties was approximately 5.9%, expressed in terms of net MTM assets, net receivables and the net open positions for contracts not subject to MTM (representing economic risk even though there may not be risk of accounting loss).  As of December 31, 2011, the following table approximates our counterparty credit quality and exposure based on netting across commodities, instruments and legal entities where applicable:

	Exposure			Number of	Net Exposure
	Before			Counterparties	of
	Credit	Credit	Net	>10% of	Counterparties
Counterparty Credit Quality	Collateral	Collateral	Exposure	Net Exposure	>10%
	(in millions, except number of counterparties)
Investment Grade	$611	$2	$609	1	$172
Split Rating	1	-	1	1	1
Noninvestment Grade	14	2	12	1	12
No External Ratings:
Internal Investment Grade	280	4	276	1	128
Internal Noninvestment Grade	54	11	43	1	35
Total as of December 31, 2011	$960	$19	$941	5	$348

Total as of December 31, 2010	$946	$33	$913	7	$347

Value at Risk (VaR) Associated with Risk Management Contracts

We use a risk measurement model, which calculates VaR, to measure our commodity price risk in the risk management portfolio.  The VaR is based on the variance-covariance method using historical prices to estimate volatilities and correlations and assumes a 95% confidence level and a one-day holding period.  Based on this VaR analysis, as of December 31, 2011, a near term typical change in commodity prices is not expected to have a material effect on our net income, cash flows or financial condition.

The following table shows the end, high, average and low market risk as measured by VaR for the trading portfolio for the periods indicated:

VaR Model

Twelve Months Ended				Twelve Months Ended
December 31, 2011				December 31, 2010
End	High	Average	Low	End	High	Average	Low
(in millions)				(in millions)
$-	$2	$-	$-	$-	$2	$1	$-

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

Interest Rate Risk

We utilize an Earnings at Risk (EaR) model to measure interest rate market risk exposure. EaR statistically quantifies the extent to which our interest expense could vary over the next twelve months and gives a probabilistic estimate of different levels of interest expense.  The resulting EaR is interpreted as the dollar amount by which actual interest expense for the next twelve months could exceed expected interest expense with a one-in-twenty chance of occurrence.  The primary drivers of EaR are from the existing floating rate debt (including short-term debt) as well as long-term debt issuances in the next twelve months.  As calculated on debt outstanding as of December 31, 2011 and 2010, the estimated EaR on our debt portfolio for the following twelve months was $29 million and $5 million, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of American Electric Power Company, Inc.:

We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and subsidiary companies (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and subsidiary companies as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2011 the Company changed its method of presenting comprehensive income due to the adoption of FASB Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  The change in presentation has been applied retrospectively to all periods presented. As discussed in Note 2 to the consolidated financial statements, on January 1, 2010, the Company adopted FASB Accounting Standards Update No. 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2012 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/   Deloitte & Touche LLP

Columbus, Ohio
February 28, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of American Electric Power Company, Inc.:

We have audited the internal control over financial reporting of American Electric Power Company, Inc. and subsidiary companies (the "Company") as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2011 of the Company and our report dated February 28, 2012 expressed an unqualified opinion on those financial statements and included an explanatory paragraph relating to the Company’s adoption of new accounting pronouncements in 2011 and 2010.

/s/   Deloitte & Touche LLP

Columbus, Ohio
February 28, 2012

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of American Electric Power Company, Inc. and subsidiary companies (AEP) is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a- 15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.  AEP’s internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of AEP’s internal control over financial reporting as of December 31, 2011.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework.  Based on management’s assessment, AEP’s internal control over financial reporting was effective as of December 31, 2011.

AEP’s independent registered public accounting firm has issued an attestation report on AEP’s internal control over financial reporting.  The Report of Independent Registered Public Accounting Firm appears on the previous page.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2011, 2010 and 2009
(in millions, except per-share and share amounts)

	2011	2010	2009
REVENUES
Utility Operations	$14,091	$13,687	$12,733
Other Revenues	1,025	740	756
TOTAL REVENUES	15,116	14,427	13,489
EXPENSES
Fuel and Other Consumables Used for Electric Generation	4,421	4,029	3,478
Purchased Electricity for Resale	1,191	1,000	1,053
Other Operation	2,868	3,132	2,620
Maintenance	1,236	1,142	1,205
Asset Impairments and Other Related Charges	139	-	-
Depreciation and Amortization	1,655	1,641	1,597
Taxes Other Than Income Taxes	824	820	765
TOTAL EXPENSES	12,334	11,764	10,718

OPERATING INCOME	2,782	2,663	2,771

Other Income (Expense):
Interest and Investment Income	27	38	11
Carrying Costs Income	393	70	47
Allowance for Equity Funds Used During Construction	98	77	82
Interest Expense	(933)	(999)	(973)

INCOME BEFORE INCOME TAX EXPENSE AND EQUITY EARNINGS	2,367	1,849	1,938

Income Tax Expense	818	643	575
Equity Earnings of Unconsolidated Subsidiaries	27	12	7

INCOME BEFORE EXTRAORDINARY ITEMS	1,576	1,218	1,370

EXTRAORDINARY ITEMS, NET OF TAX	373	-	(5)

NET INCOME	1,949	1,218	1,365

Net Income Attributable to Noncontrolling Interests	3	4	5

NET INCOME ATTRIBUTABLE TO AEP SHAREHOLDERS	1,946	1,214	1,360

Preferred Stock Dividend Requirements of Subsidiaries Including Capital Stock Expense	5	3	3

EARNINGS ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,941	$1,211	$1,357

WEIGHTED AVERAGE NUMBER OF BASIC AEP COMMON SHARES OUTSTANDING	482,169,282	479,373,306	458,677,534

BASIC EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS
Income Before Extraordinary Items	$3.25	$2.53	$2.97
Extraordinary Items, Net of Tax	0.77	-	(0.01)

TOTAL BASIC EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$4.02	$2.53	$2.96

WEIGHTED AVERAGE NUMBER OF DILUTED AEP COMMON SHARES OUTSTANDING	482,460,328	479,601,442	458,982,292

DILUTED EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS
Income Before Extraordinary Items	$3.25	$2.53	$2.97
Extraordinary Items, Net of Tax	0.77	-	(0.01)

TOTAL DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON
SHAREHOLDERS	$4.02	$2.53	$2.96

CASH DIVIDENDS DECLARED PER SHARE	$1.85	$1.71	$1.64

See Notes to Consolidated Financial Statements beginning on page 52.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2011, 2010 and 2009
(in millions)

	2011	2010	2009
NET INCOME	$1,949	$1,218	$1,365

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $18 in 2011, $14 in 2010 and $4 in 2009	(34)	26	7
Securities Available for Sale, Net of Tax of $1 in 2011, $4 in 2010 and $6 in 2009	(2)	(8)	11
Reapplication of Regulated Operations Accounting Guidance for Pensions, Net of
Tax of $8 in 2009	-	-	15
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $13 in 2011,
$12 in 2010 and $13 in 2009	24	22	23
Pension and OPEB Funded Status, Net of Tax of $41 in 2011, $25 in 2010 and
$12 in 2009	(77)	(47)	22

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(89)	(7)	78

TOTAL COMPREHENSIVE INCOME	1,860	1,211	1,443

Total Comprehensive Income Attributable to Noncontrolling Interests	3	4	5

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO AEP
SHAREHOLDERS	1,857	1,207	1,438

Preferred Stock Dividend Requirements Including Capital Stock Expense	5	3	3

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO AEP
COMMON SHAREHOLDERS	$1,852	$1,204	$1,435

See Notes to Consolidated Financial Statements beginning on page 52.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2011, 2010 and 2009
(in millions)

	AEP Common Shareholders
	Common Stock				Accumulated
					Other
			Paid-in	Retained	Comprehensive	Noncontrolling
	Shares	Amount	Capital	Earnings	Income (Loss)	Interests	Total
TOTAL EQUITY – DECEMBER 31, 2008	426	$2,771	$4,527	$3,847	$(452)	$17	$10,710

Issuance of Common Stock	72	468	1,311				1,779
Common Stock Dividends				(753)		(5)	(758)
Preferred Stock Dividend Requirements of Subsidiaries				(3)			(3)
Purchase of JMG			37			(18)	19
Other Changes in Equity			(51)			1	(50)
SUBTOTAL – EQUITY							11,697

NET INCOME				1,360		5	1,365
OTHER COMPREHENSIVE INCOME					78		78
TOTAL EQUITY – DECEMBER 31, 2009	498	3,239	5,824	4,451	(374)	-	13,140

Issuance of Common Stock	3	18	75				93
Common Stock Dividends				(820)		(4)	(824)
Preferred Stock Dividend Requirements of Subsidiaries				(3)			(3)
Other Changes in Equity			5				5
SUBTOTAL – EQUITY							12,411

NET INCOME				1,214		4	1,218
OTHER COMPREHENSIVE LOSS					(7)		(7)
TOTAL EQUITY – DECEMBER 31, 2010	501	3,257	5,904	4,842	(381)	-	13,622

Issuance of Common Stock	3	17	75				92
Common Stock Dividends				(894)		(4)	(898)
Preferred Stock Dividend Requirements of Subsidiaries				(2)			(2)
Loss on Reacquired Preferred Stock			(4)				(4)
Capital Stock Expense			(16)				(16)
Other Changes in Equity			11	(2)		2	11
SUBTOTAL – EQUITY							12,805

NET INCOME				1,946		3	1,949
OTHER COMPREHENSIVE LOSS					(89)		(89)
TOTAL EQUITY – DECEMBER 31, 2011	504	$3,274	$5,970	$5,890	$(470)	$1	$14,665

See Notes to Consolidated Financial Statements beginning on page 52.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2011 and 2010
(in millions)

	2011	2010
CURRENT ASSETS
Cash and Cash Equivalents	$221	$294
Other Temporary Investments
(December 31, 2011 and 2010 amounts include $281 and $287, respectively, related to Transition Funding and EIS)	294	416
Accounts Receivable:
Customers	690	683
Accrued Unbilled Revenues	106	195
Pledged Accounts Receivable - AEP Credit	920	949
Miscellaneous	150	137
Allowance for Uncollectible Accounts	(32)	(41)
Total Accounts Receivable	1,834	1,923
Fuel	657	837
Materials and Supplies	635	611
Risk Management Assets	193	232
Accrued Tax Benefits	51	389
Regulatory Asset for Under-Recovered Fuel Costs	65	81
Margin Deposits	67	88
Prepayments and Other Current Assets	165	145
TOTAL CURRENT ASSETS	4,182	5,016

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	24,938	24,352
Transmission	9,048	8,576
Distribution	14,783	14,208
Other Property, Plant and Equipment (including nuclear fuel and coal mining)	3,780	3,846
Construction Work in Progress	3,121	2,758
Total Property, Plant and Equipment	55,670	53,740
Accumulated Depreciation and Amortization	18,699	18,066
TOTAL PROPERTY, PLANT AND EQUIPMENT - NET	36,971	35,674

OTHER NONCURRENT ASSETS
Regulatory Assets	6,026	4,943
Securitized Transition Assets	1,627	1,742
Spent Nuclear Fuel and Decommissioning Trusts	1,592	1,515
Goodwill	76	76
Long-term Risk Management Assets	403	410
Deferred Charges and Other Noncurrent Assets	1,346	1,079
TOTAL OTHER NONCURRENT ASSETS	11,070	9,765

TOTAL ASSETS	$52,223	$50,455

See Notes to Consolidated Financial Statements beginning on page 52.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2011 and 2010
(dollars in millions)

2011	2010
CURRENT LIABILITIES
Accounts Payable	$1,095	$1,061
Short-term Debt:
Securitized Debt for Receivables - AEP Credit	666	690
Other Short-term Debt	984	656
Total Short-term Debt	1,650	1,346
Long-term Debt Due Within One Year
(December 31, 2011 and 2010 amounts include $293 and $237, respectively, related to Transition Funding, DCC Fuel and Sabine)	1,433	1,309
Risk Management Liabilities	150	129
Customer Deposits	289	273
Accrued Taxes	717	702
Accrued Interest	279	281
Regulatory Liability for Over-Recovered Fuel Costs	8	17
Deferred Gain and Accrued Litigation Costs	-	448
Other Current Liabilities	990	952
TOTAL CURRENT LIABILITIES	6,611	6,518

NONCURRENT LIABILITIES
Long-term Debt
(December 31, 2011 and 2010 amounts include $1,674 and $1,857, respectively, related to Transition Funding, DCC Fuel and Sabine)	15,083	15,502
Long-term Risk Management Liabilities	195	141
Deferred Income Taxes	8,227	7,359
Regulatory Liabilities and Deferred Investment Tax Credits	3,195	3,171
Asset Retirement Obligations	1,472	1,394
Employee Benefits and Pension Obligations	1,801	1,893
Deferred Credits and Other Noncurrent Liabilities	974	795
TOTAL NONCURRENT LIABILITIES	30,947	30,255

TOTAL LIABILITIES	37,558	36,773

Cumulative Preferred Stock Not Subject to Mandatory Redemption	-	60

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

EQUITY
Common Stock – Par Value – $6.50 Per Share:
2011	2010
Shares Authorized	600,000,000	600,000,000
Shares Issued	503,759,460	501,114,881
(20,336,592 shares and 20,307,725 shares were held in treasury at December 31, 2011 and
2010, respectively)	3,274	3,257
Paid-in Capital	5,970	5,904
Retained Earnings	5,890	4,842
Accumulated Other Comprehensive Income (Loss)	(470)	(381)
TOTAL AEP COMMON SHAREHOLDERS’ EQUITY	14,664	13,622

Noncontrolling Interests	1	-

TOTAL EQUITY	14,665	13,622

TOTAL LIABILITIES AND EQUITY	$52,223	$50,455

See Notes to Consolidated Financial Statements beginning on page 52.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2011, 2010 and 2009
(in millions)

	2011	2010	2009
OPERATING ACTIVITIES
Net Income	$1,949	$1,218	$1,365
Adjustments to Reconcile Net Income to Net Cash Flows
from Operating Activities:
Depreciation and Amortization	1,655	1,641	1,597
Deferred Income Taxes	794	809	1,244
Gain on Settlement with BOA and Enron	(51)	-	-
Settlement of Litigation with BOA and Enron	(211)	-	-
Extraordinary Items, Net of Tax	(373)	-	5
Asset Impairments and Other Related Charges	139	-	-
Carrying Costs Income	(393)	(70)	(47)
Allowance for Equity Funds Used During Construction	(98)	(77)	(82)
Mark-to-Market of Risk Management Contracts	37	30	(59)
Amortization of Nuclear Fuel	137	139	63
Pension Contributions to Qualified Plan Trust	(450)	(500)	-
Property Taxes	(15)	(21)	(17)
Fuel Over/Under-Recovery, Net	(25)	(253)	(474)
Change in Other Noncurrent Assets	(112)	(89)	(152)
Change in Other Noncurrent Liabilities	307	202	244
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	107	(866)	41
Fuel, Materials and Supplies	176	221	(475)
Accounts Payable	(44)	(36)	8
Accrued Taxes, Net	193	179	(470)
Other Current Assets	37	73	(73)
Other Current Liabilities	29	62	(243)
Net Cash Flows from Operating Activities	3,788	2,662	2,475

INVESTING ACTIVITIES
Construction Expenditures	(2,669)	(2,345)	(2,792)
Change in Other Temporary Investments, Net	8	(4)	16
Purchases of Investment Securities	(1,321)	(1,918)	(853)
Sales of Investment Securities	1,379	1,817	748
Acquisitions of Nuclear Fuel	(106)	(91)	(169)
Acquisitions of Assets	(19)	(155)	(104)
Acquisition of Cushion Gas from BOA	(214)	-	-
Proceeds from Sales of Assets	123	187	278
Other Investing Activities	(71)	(14)	(40)
Net Cash Flows Used for Investing Activities	(2,890)	(2,523)	(2,916)

FINANCING ACTIVITIES
Issuance of Common Stock, Net	92	93	1,728
Issuance of Long-term Debt	1,328	1,270	2,306
Commercial Paper and Credit Facility Borrowings	488	565	127
Change in Short-term Debt, Net	744	770	119
Retirement of Long-term Debt	(1,665)	(1,993)	(816)
Retirement of Cumulative Preferred Stock	(64)	-	-
Commercial Paper and Credit Facility Repayments	(928)	(115)	(2,096)
Principal Payments for Capital Lease Obligations	(71)	(95)	(82)
Dividends Paid on Common Stock	(898)	(824)	(758)
Dividends Paid on Cumulative Preferred Stock	(2)	(3)	(3)
Other Financing Activities	5	(3)	(5)
Net Cash Flows from (Used for) Financing Activities	(971)	(335)	520

Net Increase (Decrease) in Cash and Cash Equivalents	(73)	(196)	79
Cash and Cash Equivalents at Beginning of Period	294	490	411
Cash and Cash Equivalents at End of Period	$221	$294	$490

See Notes to Consolidated Financial Statements beginning on page 52.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
INDEX OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies
2.	New Accounting Pronouncements and Extraordinary Items
3.	Rate Matters
4.	Effects of Regulation
5.	Commitments, Guarantees and Contingencies
6.	Acquisitions, Dispositions and Impairments
7.	Benefit Plans
8.	Business Segments
9.	Derivatives and Hedging
10.	Fair Value Measurements
11.	Income Taxes
12.	Leases
13.	Financing Activities
14.	Stock-Based Compensation
15.	Property, Plant and Equipment
16.	Cost Reduction Initiatives
17.	Unaudited Quarterly Financial Information
18.	Goodwill and Other Intangible Assets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The principal business conducted by six of our electric utility operating companies is the generation, transmission and distribution of electric power.  KGPCo, TCC and WPCo provide only transmission and distribution services.  TNC engages in the transmission and distribution of electric power and is a part owner of the Oklaunion Plant operated by PSO.  TNC leases its entire portion of the output of the plant through 2027 to a nonutility affiliate.  AEGCo, a regulated electricity generation company, provides power to three of our regulated electric utility operating companies.  These companies are subject to regulation by the FERC under the Federal Power Act and the Energy Policy Act of 2005.  These companies maintain accounts in accordance with the FERC and other regulatory guidelines.  These companies are subject to further regulation with regard to rates and other matters by state regulatory commissions.

Seven wholly-owned transmission companies and several joint ventures have been approved by the FERC for our new transmission investments.  These companies are subject to regulation by the FERC and maintain their accounts accordingly.

We also engage in wholesale electricity, natural gas and other commodity marketing and risk management activities in the United States.  In addition, our operations include nonregulated wind farms and barging operations and we provide various energy-related services.

CSPCo-OPCo Merger

On December 31, 2011, CSPCo merged into OPCo with OPCo being the surviving entity.  All prior disclosed amounts have been recast as if the merger occurred on the first day of the earliest reporting period.   All contracts and operations of CSPCo and its subsidiary are now part of OPCo.  The merger had no impact on our prior reported net income, cash flow or financial condition.

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

The FERC regulates wholesale power markets and wholesale power transactions.  Our wholesale power transactions are generally market-based.  Wholesale power transactions are cost-based regulated when we negotiate and file a cost-based contract with the FERC or the FERC determines that we have “market power” in the region where the transaction occurs.  We have entered into wholesale power supply contracts with various municipalities and cooperatives that are FERC-regulated, cost-based contracts.  These contracts are generally formula rate mechanisms, which are trued up to actual costs annually.  Our wholesale power transactions in the SPP region are cost-based due to PSO and SWEPCo having market power in the SPP region.

The state regulatory commissions regulate all of the distribution operations and rates of our retail public utilities on a cost basis.  The state regulatory commissions also regulate the retail generation/power supply operations and rates except in Ohio and the ERCOT region of Texas.  The ESP rates in Ohio continue the process of aligning generation/power supply rates over time with market rates.  In the ERCOT region of Texas, the generation/supply business is under customer choice and market pricing and is conducted by Texas Retail Electric Providers (REPs).  Through our nonregulated subsidiaries, we enter into short and long-term wholesale transactions to buy or sell capacity, energy and ancillary services in the ERCOT market.  In addition, these nonregulated subsidiaries control certain wind and coal-fired generation assets, the power from which is marketed and sold in ERCOT.  Effective November 2009, we had no active REPs in ERCOT.  SWEPCo operates in the SPP area which includes a portion of Texas.  In 2009, the Texas legislature amended its restructuring legislation for the generation portion of SWEPCo’s Texas retail jurisdiction to delay indefinitely restructuring requirements.  As a result, SWEPCo reapplied accounting guidance for “Regulated Operations” to its Texas generation operations.

The FERC also regulates our wholesale transmission operations and rates.  The FERC claims jurisdiction over retail transmission rates when retail rates are unbundled in connection with restructuring.  OPCo’s retail transmission rates in Ohio, APCo’s retail transmission rates in Virginia, I&M’s retail transmission rates in Michigan and TCC’s and TNC’s retail transmission rates in Texas are unbundled.  OPCo’s retail transmission rates in Ohio, APCo’s retail transmission rates in Virginia and I&M’s retail transmission rates in Michigan are based on the FERC’s Open Access Transmission Tariff (OATT) rates that are cost-based.  Although TCC’s and TNC’s retail transmission rates in Texas are unbundled, retail transmission rates are regulated, on a cost basis, by the PUCT.  Bundled retail transmission rates are regulated, on a cost basis, by the state commissions.

In addition, the FERC regulates the SIA, the Interconnection Agreement, the CSW Operating Agreement, the System Transmission Integration Agreement, the Transmission Agreement, the Transmission Coordination Agreement and the AEP System Interim Allowance Agreement, all of which allocate shared system costs and revenues to the utility subsidiaries that are parties to each agreement.

Principles of Consolidation

Our consolidated financial statements include our wholly-owned and majority-owned subsidiaries and variable interest entities (VIEs) of which we are the primary beneficiary.  Intercompany items are eliminated in consolidation.  We use the equity method of accounting for equity investments where we exercise significant influence but do not hold a controlling financial interest.  Such investments are recorded as Deferred Charges and Other Noncurrent Assets on our balance sheets; equity earnings are included in Equity Earnings of Unconsolidated Subsidiaries on our statements of income.  We have ownership interests in generating units that are jointly-owned with nonaffiliated companies.  Our proportionate share of the operating costs associated with such facilities is included on our statements of income and our proportionate share of the assets and liabilities are reflected on our balance sheets.

Variable Interest Entities

The accounting guidance for “Variable Interest Entities” is a consolidation model that considers if a company has a controlling financial interest in a VIE.  A controlling financial interest will have both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.  Entities are required to consolidate a VIE when it is determined that they have a controlling financial interest in a VIE and therefore, are the primary beneficiary of that VIE, as defined by the accounting guidance for “Variable Interest Entities.”  In determining whether we are the primary beneficiary of a VIE, we consider factors such as equity at risk, the amount of the VIE’s variability we absorb, guarantees of indebtedness, voting rights including kick-out rights, the power to direct the VIE, variable interests held by related parties and other factors.  We believe that significant assumptions and judgments were applied consistently.

We are the primary beneficiary of Sabine, DCC Fuel, AEP Credit, Transition Funding and a protected cell of EIS.  In addition, we have not provided material financial or other support to Sabine, DCC Fuel, Transition Funding, our protected cell of EIS and AEP Credit that was not previously contractually required.  We hold a significant variable interest in DHLC and Potomac-Appalachian Transmission Highline, LLC West Virginia Series (West Virginia Series).

Sabine is a mining operator providing mining services to SWEPCo.  SWEPCo has no equity investment in Sabine but is Sabine’s only customer.  SWEPCo guarantees the debt obligations and lease obligations of Sabine.  Under the terms of the note agreements, substantially all assets are pledged and all rights under the lignite mining agreement are assigned to SWEPCo.  The creditors of Sabine have no recourse to any AEP entity other than SWEPCo.  Under the provisions of the mining agreement, SWEPCo is required to pay, as a part of the cost of lignite delivered, an amount equal to mining costs plus a management fee.  In addition, SWEPCo determines how much coal will be mined each year.  Based on these facts, management concluded that SWEPCo is the primary beneficiary and is required to consolidate Sabine.  SWEPCo’s total billings from Sabine for the years ended December 31, 2011, 2010 and 2009 were $128 million, $133 million and $99 million, respectively.  See the tables below for the classification of Sabine’s assets and liabilities on our balance sheets.

Our subsidiaries participate in one protected cell of EIS for approximately ten lines of insurance.  EIS has multiple protected cells.  Neither AEP nor its subsidiaries have an equity investment in EIS.  The AEP System is essentially this EIS cell’s only participant, but allows certain third parties access to this insurance.  Our subsidiaries and any allowed third parties share in the insurance coverage, premiums and risk of loss from claims.  Based on our control and the structure of the protected cell and EIS, management concluded that we are the primary beneficiary of the protected cell and are required to consolidate its assets and liabilities.  Our insurance premium expense to the protected cell for the years ended December 31, 2011, 2010 and 2009 were $48 million, $35 million and $30 million, respectively.  See the tables below for the classification of the protected cell’s assets and liabilities on our balance sheets.  The amount reported as equity is the protected cell’s policy holders’ surplus.

I&M has nuclear fuel lease agreements with DCC Fuel LLC, DCC Fuel II LLC, DCC Fuel III LLC and DCC IV LLC (collectively DCC Fuel).  DCC Fuel was formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.  DCC Fuel purchased the nuclear fuel from I&M with funds received from the issuance of notes to financial institutions.  Each entity is a single-lessee leasing arrangement with only one asset and is capitalized with all debt.  DCC Fuel LLC, DCC Fuel II LLC, DCC Fuel III LLC and DCC Fuel IV LLC are separate legal entities from I&M, the assets of which are not available to satisfy the debts of I&M.  Payments on the DCC Fuel LLC and DCC Fuel II LLC leases are made semi-annually and began in April 2010 and October 2010, respectively.  Payments on the DCC Fuel III LLC lease are made monthly and began in January 2011.  Payments on the DCC Fuel IV LLC lease are made quarterly and began in February 2012.  Payments on the leases for the years ended December 31, 2011 and 2010 were $85 million and $59 million, respectively.  No payments were made to DCC Fuel in 2009.  The leases were recorded as capital leases on I&M’s balance sheet as title to the nuclear fuel transfers to I&M at the end of the 48, 54, 54 and 54 month lease term, respectively.  Based on our control of DCC Fuel, management concluded that I&M is the primary beneficiary and is required to consolidate DCC Fuel.  The capital leases are eliminated upon consolidation.  See the tables below for the classification of DCC Fuel’s assets and liabilities on our balance sheets.

AEP Credit is a wholly-owned subsidiary of AEP.  AEP Credit purchases, without recourse, accounts receivable from certain utility subsidiaries of AEP to reduce working capital requirements.  AEP provides a minimum of 5% equity and up to 20% of AEP Credit’s short-term borrowing needs in excess of third party financings.  Any third party financing of AEP Credit only has recourse to the receivables securitized for such financing.  Based on our control of AEP Credit, management has concluded that we are the primary beneficiary and are required to consolidate its assets and liabilities.  See the tables below for the classification of AEP Credit’s assets and liabilities on our balance sheets.  See “Securitized Accounts Receivables – AEP Credit” section of Note 13.

Transition Funding was formed for the sole purpose of issuing and servicing securitization bonds related to Texas restructuring law.  Management has concluded that TCC is the primary beneficiary of Transition Funding because TCC has the power to direct the most significant activities of the VIE and TCC’s equity interest could potentially be significant.  Therefore, TCC is required to consolidate Transition Funding.  The securitized bonds totaled $1.7 billion and $1.8 billion at December 31, 2011 and 2010, respectively, and are included in current and long-term debt on the balance sheets.  Transition Funding has securitized transition assets of $1.6 billion and $1.7 billion at December 31, 2011 and 2010, respectively, which are presented separately on the face of the balance sheets.  The securitized transition assets represent the right to impose and collect Texas true-up costs from customers receiving electric transmission or distribution service from TCC under recovery mechanisms approved by the PUCT.  The securitization bonds are payable only from and secured by the securitized transition assets.  The bondholders have no recourse to TCC or any other AEP entity.  TCC acts as the servicer for Transition Funding’s securitized transition assets and remits all related amounts collected from customers to Transition Funding for interest and principal payments on the securitization bonds and related costs.  See the tables below for the classification of Transition Funding’s assets and liabilities on our balance sheets.

The balances below represent the assets and liabilities of the VIEs that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
VARIABLE INTEREST ENTITIES
December 31, 2011
(in millions)

					TCC
	SWEPCo	I&M	Protected Cell		Transition
	Sabine	DCC Fuel	of EIS	AEP Credit	Funding
ASSETS
Current Assets	$48	$118	$121	$910	$220
Net Property, Plant and Equipment	154	188	-	-	-
Other Noncurrent Assets	42	118	6	1	1,580
Total Assets	$244	$424	$127	$911	$1,800

LIABILITIES AND EQUITY
Current Liabilities	$68	$103	$40	$864	$229
Noncurrent Liabilities	176	321	71	1	1,557
Equity	-	-	16	46	14
Total Liabilities and Equity	$244	$424	$127	$911	$1,800

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
VARIABLE INTEREST ENTITIES
December 31, 2010
(in millions)

					TCC
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

DHLC is a mining operator that sells 50% of the lignite produced to SWEPCo and 50% to CLECO.  SWEPCo and CLECO share the executive board seats and voting rights equally.  Each entity guarantees 50% of DHLC’s debt.  SWEPCo and CLECO equally approve DHLC’s annual budget.  The creditors of DHLC have no recourse to any AEP entity other than SWEPCo.  As SWEPCo is the sole equity owner of DHLC, it receives 100% of the management fee.  SWEPCo’s total billings from DHLC for the years ended December 31, 2011, 2010 and 2009 were $62 million, $56 million and $43 million, respectively.  We are not required to consolidate DHLC as we are not the primary beneficiary, although we hold a significant variable interest in DHLC.  Our equity investment in DHLC is included in Deferred Charges and Other Noncurrent Assets on our balance sheets.

Our investment in DHLC was:

	December 31,
	2011		2010
	As Reported on	Maximum	As Reported on	Maximum
	the Balance Sheet	Exposure	the Balance Sheet	Exposure
	(in millions)
Capital Contribution from SWEPCo	$8	$8	$6	$6
Retained Earnings	1	1	2	2
SWEPCo's Guarantee of Debt	-	52	-	48

Total Investment in DHLC	$9	$61	$8	$56

We and FirstEnergy Corp. (FirstEnergy) have a joint venture in Potomac-Appalachian Transmission Highline, LLC (PATH).  In February 2011, PJM directed that work on the PATH project be suspended.  PATH is a series limited liability company and was created to construct, through its operating companies, a high-voltage transmission line project in the PJM region.  PATH consists of the “West Virginia Series (PATH-WV),” owned equally by subsidiaries of FirstEnergy and AEP, and the “Allegheny Series” which is 100% owned by a subsidiary of FirstEnergy.  Provisions exist within the PATH-WV agreement that make it a VIE.  The “Allegheny Series” is not considered a VIE.  We are not required to consolidate PATH-WV as we are not the primary beneficiary, although we hold a significant variable interest in PATH-WV.  Our equity investment in PATH-WV is included in Deferred Charges and Other Noncurrent Assets on our balance sheets.  We and FirstEnergy share the returns and losses equally in PATH-WV.  Our subsidiaries and FirstEnergy’s subsidiaries provide services to the PATH companies through service agreements.  As of December 31, 2011, PATH-WV had no debt outstanding.  However, when debt is issued, the debt to equity ratio in each series should be consistent with other regulated utilities.  The entities recover costs through regulated rates.

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

Our investment in PATH-WV was:

	December 31,
	2011		2010
	As Reported on	Maximum	As Reported on	Maximum
	the Balance Sheet	Exposure	the Balance Sheet	Exposure
		(in millions)
Capital Contribution from AEP	$19	$19	$18	$18
Retained Earnings	10	10	6	6

Total Investment in PATH-WV	$29	$29	$24	$24

Accounting for the Effects of Cost-Based Regulation

As the owner of rate-regulated electric public utility companies, our financial statements reflect the actions of regulators that result in the recognition of certain revenues and expenses in different time periods than enterprises that are not rate-regulated.  In accordance with accounting guidance for “Regulated Operations,” we record regulatory assets (deferred expenses) and regulatory liabilities (future revenue reductions or refunds) to reflect the economic effects of regulation by matching expenses with their recovery through regulated revenues and income with its passage to customers through the reduction of regulated revenues.  Due to the passage of legislation requiring restructuring and a transition to customer choice and market-based rates, we discontinued the application of “Regulated Operations” accounting treatment for the generation portion of our business in Ohio for OPCo and in Texas for TNC.  In 2009, the Texas legislature amended its restructuring legislation for the generation portion of SWEPCo’s Texas retail jurisdiction to delay indefinitely restructuring requirements.  As a result, SWEPCo reapplied accounting guidance for “Regulated Operations” to its Texas generation operations.

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

Other Temporary Investments

Other Temporary Investments include funds held by trustees primarily for the payment of securitization bonds, marketable securities that we intend to hold for less than one year and investments by our protected cell of EIS.

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

In evaluating potential impairment of securities with unrealized losses, we considered, among other criteria, the current fair value compared to cost, the length of time the security's fair value has been below cost, our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value and current economic conditions.  See “Fair Value Measurements of Other Temporary Investments” in Note 10.

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

We recognize revenue from electric power sales when we deliver power to our customers.  To the extent that deliveries have occurred but a bill has not been issued, we accrue and recognize, as Accrued Unbilled Revenues on our balance sheets, an estimate of the revenues for energy delivered since the last billing.

AEP Credit factors accounts receivable on a daily basis, excluding receivables from risk management activities, for I&M, KGPCo, KPCo, OPCo, PSO, SWEPCo and a portion of APCo.  Since APCo does not have regulatory authority to sell accounts receivable in its West Virginia regulatory jurisdiction, only a portion of APCo’s accounts receivable are sold to AEP Credit.  AEP Credit has a receivables securitization agreement with bank conduits.  Under the securitization agreement, AEP Credit receives financing from the bank conduits for the interest in the billed and unbilled receivables AEP Credit acquires from affiliated utility subsidiaries.

Allowance for Uncollectible Accounts

Generally, AEP Credit records bad debt expense based upon a 12-month rolling average of bad debt write-offs in proportion to gross accounts receivable purchased from participating AEP subsidiaries.  For receivables related to APCo’s West Virginia operations, the bad debt reserve is calculated based on a rolling two-year average write-off in proportion to gross accounts receivable.  For customer accounts receivables related to our risk management activities, accounts receivables are reviewed for bad debt reserves at a specific counterparty level basis.  For the wires business of TCC and TNC, bad debt reserves are calculated using the specific identification of receivable balances greater than 120 days delinquent, and for those balances less than 120 days where the collection is doubtful.  For miscellaneous accounts receivable, bad debt expense is recorded for all amounts outstanding 180 days or greater at 100%, unless specifically identified.  Miscellaneous accounts receivable items open less than 180 days may be reserved using specific identification for bad debt reserves.

Emission Allowances

In regulated jurisdictions, we record emission allowances at cost, including the annual SO2 and NOx emission allowance entitlements received at no cost from the Federal EPA.  In Ohio, we record allowances at the lower of cost or market for the period after our FAC expires in May 2015.  We follow the inventory model for these allowances.  We record allowances expected to be consumed within one year in Materials and Supplies and allowances with expected consumption beyond one year in Deferred Charges and Other Noncurrent Assets on our balance sheets.  We record the consumption of allowances in the production of energy in Fuel and Other Consumables Used for Electric Generation on our statements of income at an average cost.  We record allowances held for speculation in Prepayments and Other Current Assets on our balance sheets.  We report the purchases and sales of allowances in the Operating Activities section of the statements of cash flows.  We record the net margin on sales of emission allowances in Utility Operations Revenue on our statements of income because of its integral nature to the production process of energy and our revenue optimization strategy for our utility operations.  The net margin on sales of emission allowances affects the determination of deferred fuel or deferred emission allowance costs and the amortization of regulatory assets for certain jurisdictions.

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

Long-lived assets are required to be tested for impairment when it is determined that the carrying value of the assets may no longer be recoverable or when the assets meet the held-for-sale criteria under the accounting guidance for “Impairment or Disposal of Long-Lived Assets.”  When it becomes probable that an asset in service or an asset under construction will be abandoned and regulatory cost recovery has been disallowed, the cost of that asset shall be removed from plant-in-service or CWIP and charged to expense.  Equity investments are required to be tested for impairment when it is determined there may be an other-than-temporary loss in value.

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

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

AFUDC represents the estimated cost of borrowed and equity funds used to finance construction projects that is capitalized and recovered through depreciation over the service life of regulated electric utility plant.  For nonregulated operations, including generating assets owned by OPCo and certain generating assets in Texas, interest is capitalized during construction in accordance with the accounting guidance for “Capitalization of Interest”.  We record the equity component of AFUDC in Allowance for Equity Funds Used During Construction and the debt component of AFUDC as a reduction to Interest Expense.

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

We utilize our trustee’s external pricing service in our estimate of the fair value of the underlying investments held in the benefit plan and nuclear trusts.  Our investment managers review and validate the prices utilized by the trustee to determine fair value.  We perform our own valuation testing to verify the fair values of the securities.  We receive audit reports of our trustee’s operating controls and valuation processes.  The trustee uses multiple pricing vendors for the assets held in the trusts.

Assets in the benefits and nuclear trusts, Cash and Cash Equivalents and Other Temporary Investments are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets.  Items classified as Level 2 are primarily investments in individual fixed income securities and cash equivalents funds.  Fixed income securities do not trade on an exchange and do not have an official closing price but their valuation inputs are based on observable market data.  Pricing vendors calculate bond valuations using financial models and matrices.  The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Benefit plan assets included in Level 3 are primarily real estate and private equity investments that are valued using methods requiring judgment including appraisals.

Deferred Fuel Costs

The cost of fuel and related emission allowances and emission control chemicals/consumables is charged to Fuel and Other Consumables Used for Electric Generation expense when the fuel is burned or the allowance or consumable is utilized.  The cost of fuel also includes the cost of nuclear fuel burned which is computed primarily on the units-of-production method.  In regulated jurisdictions with an active FAC, fuel cost over-recoveries (the excess of fuel revenues billed to customers over applicable fuel costs incurred) are generally deferred as current regulatory liabilities and under-recoveries (the excess of applicable fuel costs incurred over fuel revenues billed to customers) are generally deferred as current regulatory assets.  These deferrals are amortized when refunded or when billed to customers in later months with the state regulatory commissions’ review and approval.  The amount of an over-recovery or under-recovery can also be affected by actions of the state regulatory commissions.  On a routine basis, state regulatory commissions review and/or audit our fuel procurement policies and practices, the fuel cost calculations and FAC deferrals.  When a fuel cost disallowance becomes probable, we adjust our FAC deferrals and record provisions for estimated refunds to recognize these probable outcomes.  Fuel cost over-recovery and under-recovery balances are classified as noncurrent when there is a phase-in plan or the FAC has been suspended or terminated.

Changes in fuel costs, including purchased power in Kentucky for KPCo, in Indiana and Michigan for I&M, in Ohio (beginning in 2012 through May 2015) for OPCo, in Arkansas, Louisiana and Texas for SWEPCo, in Oklahoma for PSO and in Virginia for APCo are reflected in rates in a timely manner through the FAC.  Changes in fuel costs, including purchased power in Ohio (beginning in 2009 through 2011) for OPCo and in West Virginia for APCo are reflected in rates through FAC phase-in plans.  The FAC generally includes some sharing of off-system sales.  In West Virginia for APCo, all of the profits from off-system sales are given to customers through the FAC.  None of the profits from off-system sales are given to customers through the FAC in Ohio for OPCo.  A portion of profits from off-system sales are given to customers through the FAC and other rate mechanisms in Oklahoma for PSO, Arkansas, Louisiana and Texas for SWEPCo, Kentucky for KPCo, Virginia for APCo and in Indiana and Michigan (all areas of Michigan beginning in December 2010) for I&M.  Where the FAC or off-system sales sharing mechanism is capped, frozen or non-existent, changes in fuel costs or sharing of off-system sales impacted earnings.

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

When regulatory assets are probable of recovery through regulated rates, we record them as assets on our balance sheets.  We test for probability of recovery at each balance sheet date or whenever new events occur.  Examples of new events include the issuance of a regulatory commission order or passage of new legislation.  If it is determined that recovery of a regulatory asset is no longer probable, we write off that regulatory asset as a charge against income.

Traditional Electricity Supply and Delivery Activities

Revenues are recognized from retail and wholesale electricity sales and electricity transmission and distribution delivery services.  We recognize the revenues on our statements of income upon delivery of the energy to the customer and include unbilled as well as billed amounts.  In accordance with the applicable state commission regulatory treatment, PSO and SWEPCo do not record the fuel portion of unbilled revenue.

Most of the power produced at the generation plants of the AEP East companies is sold to PJM, the RTO operating in the east service territory.  We purchase power from PJM to supply our customers.  Generally, these power sales and purchases are reported on a net basis as revenues on our statements of income.  However, purchases of power in excess of sales to PJM, on an hourly net basis, used to serve retail load are recorded gross as Purchased Electricity for Resale on our statements of income.  Other RTOs in which we participate do not function in the same manner as PJM.  They function as balancing organizations and not as exchanges.

Physical energy purchases arising from non-derivative contracts are accounted for on a gross basis in Purchased Electricity for Resale on our statements of income.  Energy purchases arising from non-trading derivative contracts are recorded based on the transaction’s economic substance.  Purchases under non-trading derivatives used to serve accrual based obligations are recorded in Purchased Electricity for Resale on our statements of income.  All other non-trading derivative purchases are recorded net in revenues.

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

Energy Marketing and Risk Management Activities

We engage in wholesale electricity, natural gas, coal and emission allowances marketing and risk management activities focused on wholesale markets where we own assets and adjacent markets.  Our activities include the purchase and sale of energy under forward contracts at fixed and variable prices and the buying and selling of financial energy contracts, which include exchange traded futures and options, as well as OTC options and swaps.  We engage in certain energy marketing and risk management transactions with RTOs.

We recognize revenues and expenses from wholesale marketing and risk management transactions that are not derivatives upon delivery of the commodity.  We use MTM accounting for wholesale marketing and risk management transactions that are derivatives unless the derivative is designated in a qualifying cash flow hedge relationship or a normal purchase or sale.  We include the unrealized and realized gains and losses on wholesale marketing and risk management transactions that are accounted for using MTM in Revenues on our statements of income on a net basis.  In jurisdictions subject to cost-based regulation, we defer the unrealized MTM amounts and some realized gains and losses as regulatory assets (for losses) and regulatory liabilities (for gains).  We include unrealized MTM gains and losses resulting from derivative contracts on our balance sheets as Risk Management Assets or Liabilities as appropriate.

Certain qualifying wholesale marketing and risk management derivative transactions are designated as hedges of variability in future cash flows as a result of forecasted transactions (cash flow hedge).  We initially record the effective portion of the cash flow hedge’s gain or loss as a component of AOCI.  When the forecasted transaction is realized and affects net income, we subsequently reclassify the gain or loss on the hedge from AOCI into revenues or expenses within the same financial statement line item as the forecasted transaction on our statements of income.  Excluding those jurisdictions subject to cost-based regulation, we recognize the ineffective portion of the gain or loss in revenues or expense immediately on our statements of income, depending on the specific nature of the associated hedged risk.  In regulated jurisdictions, we defer the ineffective portion as regulatory assets (for losses) and regulatory liabilities (for gains).  See “Accounting for Cash Flow Hedging Strategies” section of Note 9.

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

Levelization of Nuclear Refueling Outage Costs

In accordance with regulatory orders, I&M defers incremental operation and maintenance costs associated with periodic refueling outages at its Cook Plant and amortizes the costs over the period beginning with the month following the start of each unit’s refueling outage and lasting until the end of the month in which the same unit’s next scheduled refueling outage begins.  I&M adjusts the amortization amount as necessary to ensure full amortization of all deferred costs by the end of the refueling cycle.

Maintenance

We expense maintenance costs as incurred.  If it becomes probable that we will recover specifically-incurred costs through future rates, we establish a regulatory asset to match the expensing of those maintenance costs with their recovery in cost-based regulated revenues.  In certain regulatory jurisdictions, we defer costs above the level included in base rates and amortize those deferrals commensurate with recovery through rate riders.

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

Government Grants

For APCo’s commercial scale Carbon Capture and Sequestration facility at the Mountaineer Plant and OPCo’s gridSMART® demonstration program, APCo and OPCo are reimbursed by the Department of Energy for allowable costs incurred during the billing period.  These reimbursements result in the reduction of Other Operation and Maintenance expenses on our statements of income or a reduction in Construction Work in Progress on our balance sheets.

Debt

We defer gains and losses from the reacquisition of debt used to finance regulated electric utility plants and amortize the deferral over the remaining term of the reacquired debt in accordance with their rate-making treatment unless the debt is refinanced.  If we refinance the reacquired debt associated with the regulated business, the reacquisition costs attributable to the portions of the business subject to cost-based regulatory accounting are generally deferred and amortized over the term of the replacement debt consistent with its recovery in rates.  Some jurisdictions require that these costs be expensed upon reacquisition.  We report gains and losses on the reacquisition of debt for operations not subject to cost-based rate regulation in Interest Expense on our statements of income.

We defer debt discount or premium and debt issuance expenses and amortize generally utilizing the straight-line method over the term of the related debt.  The straight-line method approximates the effective interest method and is consistent with the treatment in rates for regulated operations.  We include the net amortization expense in Interest Expense on our statements of income.

Goodwill and Intangible Assets

When we acquire businesses, we record the fair value of all assets and liabilities, including intangible assets.  To the extent that consideration exceeds the fair value of identified assets, we record goodwill.  We do not amortize goodwill and intangible assets with indefinite lives.  We test acquired goodwill and other intangible assets with indefinite lives for impairment at least annually at their estimated fair value.  We test goodwill at the reporting unit level and other intangibles at the asset level.  Fair value is the amount at which an asset or liability could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.  Quoted market prices in active markets are the best evidence of fair value and are used as the basis for the measurement, if available.  In the absence of quoted prices for identical or similar assets in active markets, we estimate fair value using various internal and external valuation methods.  We amortize intangible assets with finite lives over their respective estimated lives to their estimated residual values.  We also review the lives of the amortizable intangibles with finite lives on an annual basis.

Investments Held in Trust for Future Liabilities

We have several trust funds with significant investments intended to provide for future payments of pension and OPEB benefits, nuclear decommissioning and spent nuclear fuel disposal.  All of our trust funds’ investments are diversified and managed in compliance with all laws and regulations.  Our investment strategy for trust funds is to use a diversified portfolio of investments to achieve an acceptable rate of return while managing the interest rate sensitivity of the assets relative to the associated liabilities.  To minimize investment risk, the trust funds are broadly diversified among classes of assets, investment strategies and investment managers.  We regularly review the actual asset allocations and periodically rebalance the investments to targeted allocations when appropriate.  Investment policies and guidelines allow investment managers in approved strategies to use financial derivatives to obtain or manage market exposures and to hedge assets and liabilities.  The investments are reported at fair value under the “Fair Value Measurements and Disclosures” accounting guidance.

Benefit Plans

All benefit plan assets are invested in accordance with each plan’s investment policy.  The investment policy outlines the investment objectives, strategies and target asset allocations by plan.

The investment philosophies for our benefit plans support the allocation of assets to minimize risks and optimize net returns.  Strategies used include:

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

The investment policy for the pension fund allocates assets based on the funded status of the pension plan.  The objective of the asset allocation policy is to reduce the investment volatility of the plan over time.  Generally, more of the investment mix will be allocated to fixed income investments as the plan becomes better funded.  Assets will be transferred away from equity investments into fixed income investments based on the market value of plan assets compared to the plan’s projected benefit obligation.  The current target asset allocations are as follows:

Pension Plan Assets	Target
Equity	45.0%
Fixed Income	45.0%
Other Investments	10.0%

OPEB Plans Assets	Target
Equity	66.0%
Fixed Income	33.0%
Cash	1.0%

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

For equity investments, the limits are as follows:

•	No security in excess of 5% of all equities.
•	Cash equivalents must be less than 10% of an investment manager's equity portfolio.
•	No individual stock may be more than 10% of each manager's equity portfolio.
•	No investment in excess of 5% of an outstanding class of any company.
•	No securities may be bought or sold on margin or other use of leverage.

For fixed income investments, the concentration limits must not exceed:

•	3% in any single issuer
•	5% private placements
•	5% convertible securities
•	60% for bonds rated AA+ or lower
•	50% for bonds rated A+ or lower
•	10% for bonds rated BBB- or lower

For obligations of non-government issuers, the following limitations apply:

•	AAA rated debt: a single issuer should account for no more than 5% of the portfolio.
•	AA+, AA, AA- rated debt: a single issuer should account for no more than 3% of the portfolio.
•	Debt rated A+ or lower: a single issuer should account for no more than 2% of the portfolio.
•	No more than 10% of the portfolio may be invested in high yield and emerging market debt combined at any time.

A portion of the pension assets is invested in real estate funds to provide diversification, add return and hedge against inflation.  Real estate properties are illiquid, difficult to value and not actively traded.  The pension plan uses external real estate investment managers to invest in commingled funds that hold real estate properties.  To mitigate investment risk in the real estate portfolio, commingled real estate funds are used to ensure that holdings are diversified by region, property type and risk classification.  Real estate holdings include core, value-added and development risk classifications and some investments in Real Estate Investment Trusts (REITs), which are publicly traded real estate securities classified as Level 1.

A portion of the pension assets is invested in private equity.  Private equity investments add return and provide diversification and typically require a long-term time horizon to evaluate investment performance.  Private equity is classified as an alternative investment because it is illiquid, difficult to value and not actively traded.  The pension plan uses limited partnerships and commingled funds to invest across the private equity investment spectrum.   Our private equity holdings are with 11 general partners who help monitor the investments and provide investment selection expertise.  The holdings are currently comprised of venture capital, buyout and hybrid debt and equity investment instruments.  Commingled private equity funds are used to enhance the holdings’ diversity.

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

We record securities held in these trust funds as Spent Nuclear Fuel and Decommissioning Trusts on our balance sheets.  We record these securities at fair value.  We classify securities in the trust funds as available-for-sale due to their long-term purpose.  Other-than-temporary impairments for investments in both debt and equity securities are considered realized losses as a result of securities being managed by an external investment management firm.  The external investment management firm makes specific investment decisions regarding the equity and debt investments held in these trusts and generally intends to sell debt securities in an unrealized loss position as part of a tax optimization strategy.  Impairments reduce the cost basis of the securities which will affect any future unrealized gain or realized gain or loss due to the adjusted cost of investment.  We record unrealized gains and other-than-temporary impairments from securities in these trust funds as adjustments to the regulatory liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the spent nuclear fuel disposal trust funds in accordance with their treatment in rates.  Consequently, changes in fair value of trust assets do not affect earnings or AOCI.  See the “Nuclear Contingencies” section of Note 5 for additional discussion of nuclear matters.  See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 10 for disclosure of the fair value of assets within the trusts.

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

Accumulated Other Comprehensive Income (Loss) (AOCI)

AOCI is included on our balance sheets in our equity section.  Our components of AOCI as of December 31, 2011 and 2010 are shown in the following table:

	December 31,
Components	2011	2010
	(in millions)
Cash Flow Hedges, Net of Tax	$(23)	$11
Securities Available for Sale, Net of Tax	2	4
Amortization of Pension and OPEB Deferred Costs, Net of Tax	81	57
Pension and OPEB Funded Status, Net of Tax	(530)	(453)
Total	$(470)	$(381)

Stock-Based Compensation Plans

At December 31, 2011, we had stock options, performance units, restricted shares and restricted stock units outstanding under The Amended and Restated American Electric Power System Long-Term Incentive Plan (LTIP).  This plan was last approved by shareholders in April 2010.

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

We recognize compensation expense for all share-based awards with service only vesting conditions granted on or after January 2006 using the straight-line single-option method.  Stock-based compensation expense recognized on our statements of income for the years ended December 31, 2011, 2010 and 2009 is based on awards ultimately expected to vest.  Therefore, stock-based compensation expense has been reduced to reflect estimated forfeitures.  Accounting guidance for “Compensation - Stock Compensation” requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For the years ended December 31, 2011, 2010 and 2009, compensation expense is included in Net Income for the performance units, career shares, restricted shares, restricted stock units and the non-employee director’s stock units.  See Note 15 for additional discussion.

Earnings Per Share (EPS)

Shown below are income statement amounts attributable to AEP common shareholders:

	Years Ended December 31,
Amounts Attributable to AEP Common Shareholders	2011	2010	2009
	(in millions)
Income Before Extraordinary Items	$1,568	$1,211	$1,362
Extraordinary Items, Net of Tax	373	-	(5)
Net Income	$1,941	$1,211	$1,357

Basic earnings per common share is calculated by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share is calculated by adjusting the weighted average outstanding common shares, assuming conversion of all potentially dilutive stock options and awards.

The following table presents our basic and diluted EPS calculations included on our statements of income:

	Years Ended December 31,
	2011		2010		2009
	(in millions, except per share data)
		$/share		$/share		$/share
Earnings Attributable to AEP Common
Shareholders	$1,941		$1,211		$1,357

Weighted Average Number of Basic Shares
Outstanding	482.2	$4.02	479.4	$2.53	458.7	$2.96
Weighted Average Dilutive Effect of:
Performance Share Units	-	-	0.1	-	0.3	-
Stock Options	0.1	-	-	-	-	-
Restricted Stock Units	0.2	-	0.1	-	-	-
Weighted Average Number of Diluted Shares
Outstanding	482.5	$4.02	479.6	$2.53	459.0	$2.96

Options to purchase 136,250 and 452,216 shares of common stock were outstanding at December 31, 2010 and 2009, respectively, but were not included in the computation of diluted earnings per share attributable to AEP common shareholders.  Since the options’ exercise prices were greater than the average market price of the common shares, the effect would have been antidilutive.  There were no antidilutive shares outstanding at December 31, 2011.

OPCo Revised Depreciation Rates

Effective December 1, 2011, we revised book depreciation rates for certain of OPCo’s generating plants consistent with shortened depreciable lives for the generating units.  This change in depreciable lives is expected to result in a $54 million increase in depreciation expense in 2012.

Supplementary Information

	Years Ended December 31,
Related Party Transactions	2011		2010		2009
	(in millions)
AEP Consolidated Revenues – Utility Operations:
Ohio Valley Electric Corporation (43.47% owned)	$-		$(20)	(a)	$-
AEP Consolidated Revenues – Other Revenues:
Ohio Valley Electric Corporation – Barging and Other
Transportation Services (43.47% Owned)	37		29		31
AEP Consolidated Expenses – Purchased Electricity
for Resale:
Ohio Valley Electric Corporation (43.47% Owned)	383	(b)	302	(b)	286

(a)	The AEP Power Pool purchased power from OVEC to serve off-system sales through an agreement that began in January 2010 and ended in June 2010.
(b)
The AEP Power Pool purchased power from OVEC to serve retail sales in 2011 and 2010.  The total amount reported in 2011 and 2010 includes $66 million and $10 million, respectively, related to these agreements.

	Years Ended December 31,
Cash Flow Information	2011	2010	2009
	(in millions)
Cash Paid (Received) for:
Interest, Net of Capitalized Amounts	$900	$958	$924
Income Taxes	(118)	(268)	(98)
Noncash Investing and Financing Activities:
Acquisitions Under Capital Leases	54	225	86
Construction Expenditures Included in Current Liabilities at December 31,	380	267	348

2.  NEW ACCOUNTING PRONOUNCEMENTS AND EXTRAORDINARY ITEMS

NEW ACCOUNTING PRONOUNCEMENTS

We review the new accounting literature to determine its relevance, if any, to our business.  The following represents a summary of final pronouncements that impact our financial statements.

Pronouncements Adopted During 2011

The following standards were adopted during 2011.  Consequently, their impact is reflected in the financial statements.  The following paragraphs discuss their impact.

ASU 2011-05 “Presentation of Comprehensive Income” (ASU 2011-05)

We adopted ASU 2011-05 effective for the 2011 Annual Report.  The standard requires other comprehensive income be presented as part of a single continuous statement of comprehensive income or in a statement of other comprehensive income immediately following the statement of net income.

This standard requires retrospective application to all reporting periods presented in the financial statements.  This standard changed the presentation of our financial statements but did not affect the calculation of net income, comprehensive income or earnings per share.  The FASB deferred the reclassification adjustment presentation provisions of ASU 2011-05 under the terms in ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income.”

EXTRAORDINARY ITEMS

TCC Texas Restructuring

In February 2006, the PUCT issued an order that denied recovery of capacity auction true-up amounts.  Based on the February 2006 PUCT order, TCC recorded the disallowance as a $421 million ($273 million, net of tax) extraordinary loss in the December 31, 2005 financial statements.  In July 2011, the Supreme Court of Texas reversed the PUCT’s February 2006 disallowance of capacity auction true-up amounts and remanded for reconsideration the treatment of certain tax balances under normalization rules.  Based upon the Supreme Court of Texas reversal of the PUCT’s capacity auction true-up disallowance, TCC recorded a pretax gain of $421 million ($273 million, net of tax) in Extraordinary Items, Net of Tax on the statements of income in the third quarter of 2011.

Following a remand proceeding, the PUCT allowed TCC to retain contested tax balances in full satisfaction of its true-up proceeding, including carrying charges.  Based upon the PUCT order, TCC recorded the reversal of regulatory credits of $65 million ($42 million, net of tax) and the reversal of $89 million of accumulated deferred investment tax credits ($58 million, net of tax) in Extraordinary Items, Net of Tax on the statements of income in the fourth quarter of 2011.  See “Texas Restructuring” section of Note AEP_RM.

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

OPCo Rate Matters

Ohio Electric Security Plan Filing

2009 – 2011 ESP

The PUCO issued an order in March 2009 that modified and approved the ESP which established rates at the start of the April 2009 billing cycle through 2011.  OPCo collected the 2009 annualized revenue increase over the last nine months of 2009.  The order also provided a phase-in FAC, which was authorized to be recovered through a non-bypassable surcharge over the period 2012 through 2018 or until securitized.  The net FAC deferral as of December 31, 2011 was $521 million, excluding unrecognized equity carrying costs.  Collection of the FAC began in January 2012.  If OPCo is not ultimately permitted to fully recover its FAC deferral, it would reduce future net income and cash flows and impact financial condition.  The PUCO’s March 2009 order was appealed to the Supreme Court of Ohio, which issued an opinion and remanded certain issues back to the PUCO.

In October 2011, the PUCO issued an order in the remand proceeding.  The order required OPCo to cease POLR billings and apply POLR collections since June 2011 first to the FAC deferral with any remaining balance to be credited to OPCo’s customers in November and December 2011.  As a result, OPCo recorded a pretax write-off of $47 million on the statement of income related to POLR for the period June 2011 through October 2011.  OPCo ceased collection of POLR billings in November 2011.  The PUCO order also agreed with OPCo’s position that the ESP statute provided a legal basis for reflecting an environmental carrying charge in OPCo’s base generation rates.  In addition, the PUCO rejected the intervenors’ proposed adjustments to the FAC deferral balance for POLR charges and environmental carrying charges for the period from April 2009 through May 2011.  In February 2012, the Ohio Consumers’ Counsel (OCC) and the Industrial Energy Users-Ohio (IEU) filed appeals with the Supreme Court of Ohio challenging various issues, including the PUCO’s refusal to order retrospective relief concerning the POLR charges collected during 2009 – 2011 and various aspects of the approved environmental carrying charge, which if ordered could total up to $698 million, excluding carrying costs.

In January 2011, the PUCO issued an order on the 2009 Significantly Excessive Earnings Test (SEET) filing and determined that 2009 earnings exceeded the PUCO determined threshold by 2.13%.  As a result, the PUCO ordered a $43 million refund of pretax earnings to customers, which was recorded in OPCo’s 2010 statement of income.  The PUCO ordered that the significantly excessive earnings be applied first to the FAC deferral, as of the date of the order, with any remaining balance to be credited to customers on a per kilowatt basis.  That credit began with the first billing cycle in February 2011 and continued through December 2011.  In May 2011, the IEU and the Ohio Energy Group (OEG) filed appeals with the Supreme Court of Ohio challenging the PUCO’s SEET decision.  The OEG’s appeal seeks the inclusion of off-system sales (OSS) in the calculation of SEET, which, if ordered, could require an additional refund of $22 million based on the PUCO approved SEET calculation.  The IEU’s appeal also sought the inclusion of OSS as well as other items in the determination of SEET, but did not quantify the amount.  Management is unable to predict the outcome of the appeals.  If the Supreme Court of Ohio ultimately determines that additional amounts should be refunded, it could reduce future net income and cash flows and impact financial condition.

In July 2011, OPCo filed its 2010 SEET filing with the PUCO based upon the approach in the PUCO’s 2009 order.  Subsequent testimony and legal briefs from intervenors recommended a refund of up to $62 million of 2010 earnings, which included OSS in the SEET calculation.  In December 2011, the PUCO staff filed testimony that recommended a $23 million refund of 2010 earnings.  In the fourth quarter of 2011, OPCo provided a reserve based upon management’s estimate of the probable amount for a PUCO ordered SEET refund.

OPCo is required to file its 2011 SEET filing with the PUCO in 2012.  Management does not currently believe that there are significantly excessive earnings in 2011.  Management is unable to predict the outcome of the unresolved litigation discussed above.  If these proceedings, including future SEET filings, result in adverse rulings, it could reduce future net income and cash flows and impact financial condition.

January 2012 – May 2016 ESP

In January 2011, OPCo filed an application with the PUCO to approve a new ESP that includes a standard service offer (SSO) pricing for generation.  The filed ESP also included alternative energy resource requirements and addressed provisions regarding distribution service, energy efficiency requirements, economic development, job retention in Ohio, generation resources and other matters.

In December 2011, a modified stipulation was approved by the PUCO which involved various issues pending before the PUCO.  Various parties, including OPCo, filed requests for rehearing with the PUCO.  In February 2012, the PUCO issued an entry on rehearing which rejected the modified stipulation and ordered a return to the 2011 ESP rates until a new rate plan is approved.  Under the February 2012 rehearing order, OPCo has 30 days to notify the PUCO whether it plans to modify or withdraw its original application as filed in January 2011.  Management is currently evaluating its options and the potential financial and operational impacts on OPCo.

2011 Ohio Distribution Base Rate Case

In February 2011, OPCo filed with the PUCO for an annual increase in distribution rates of $94 million based upon an 11.15% return on common equity to be effective January 2012.  In December 2011, a stipulation was approved by the PUCO which provided for no change in distribution rates and a new rider for a $15 million annual credit to residential ratepayers due principally to the inclusion of the rate base distribution investment in the Distribution Investment Rider (DIR).  See the “January 2012 – May 2016 ESP” section above.  The stipulation also approved recovery of certain distribution regulatory assets of $173 million as of December 31, 2011, excluding $154 million of unrecognized equity carrying costs.  These assets and unrecognized carrying costs will be recovered in a distribution asset recovery rider over seven years with an additional long term debt carrying charge, effective January 2012.

Due to the February 2012 PUCO ESP entry on rehearing which rejected the modified stipulation for a new ESP, collection of the DIR terminated.  OPCo has the right to withdraw from the stipulation in the distribution base rate case.  Management is currently evaluating all its options.  If OPCo is not ultimately permitted to fully recover its costs and deferrals, it would reduce future net income and cash flows and impact financial condition.

Sporn Unit 5

In October 2010, OPCo filed an application with the PUCO for the approval of a December 2010 closure of Sporn Unit 5 and the simultaneous establishment of a new non-bypassable distribution rider outside the rate caps established in the 2009 – 2011 ESP proceeding.

In the third quarter of 2011, management decided to no longer offer the output of Sporn Unit 5 into the PJM market.  Sporn Unit 5 is not expected to operate in the future, resulting in the removal of Sporn Unit 5 from the AEP Power Pool.  As a result, in the third quarter of 2011, OPCo recorded a pretax write-off of $48 million in Asset Impairments and Other Related Charges on the statement of income.  In January 2012, the PUCO issued an order which denied recovery of a new non-bypassable distribution rider and declined to exercise jurisdiction over the closure of Sporn Unit 5.

2009 Fuel Adjustment Clause Audit

As required under the ESP orders, the PUCO selected an outside consultant to conduct the audit of the FAC for OPCo for the period of January 2009 through December 2009.  In May 2010, the outside consultant provided its confidential audit report to the PUCO.  The audit report included a recommendation that the PUCO review whether any proceeds from a 2008 coal contract settlement agreement which totaled $72 million should reduce OPCo’s FAC under-recovery balance.  Of the total proceeds, approximately $58 million was recognized as a reduction to fuel expense prior to 2009 and $14 million was recognized as a reduction to fuel expense in 2009 and 2010, of which approximately $7 million was the retail jurisdictional share which reduced the FAC deferral in 2009 and 2010.

In January 2012, the PUCO ordered that the remaining $65 million in proceeds from the 2008 coal contract settlement be applied against OPCo’s under-recovered fuel balance pending a PUCO decision in OPCo's February 2012 rehearing request.  OPCo’s rehearing request stated that no additional gain should be credited to the FAC or at most only the retail share of the $58 million gain be applied to the FAC, which approximated $30 million.  Further, the January 2012 PUCO order stated that a consultant be hired to review the coal reserve valuation and recommend whether any additional value should benefit ratepayers.  Management is unable to predict the outcome of the consultant’s recommendation.  If the PUCO ultimately determines that additional amounts related to the coal reserve valuation should benefit ratepayers, it could reduce future net income and cash flows and impact financial condition.

2010 Fuel Adjustment Clause Audit

In May 2011, the PUCO-selected outside consultant issued its results of the 2010 FAC audit for OPCo.  The audit report included a recommendation that the PUCO reexamine the carrying costs on the deferred FAC balance and determine whether the carrying costs on the balance should be net of accumulated income taxes.  As of December 31, 2011, the amount of OPCo’s carrying costs that could potentially be at risk is estimated to be $15 million, excluding $17 million of unrecognized equity carrying costs.  A decision from the PUCO is pending.  Management is unable to predict the outcome of this proceeding.  If the PUCO order results in a reduction in the carrying charges related to the FAC deferrals, it would reduce future net income and cash flows and impact financial condition.

Ormet Interim Arrangement

OPCo and Ormet, a large aluminum company, filed an application with the PUCO for approval of an interim arrangement governing the provision of generation service to Ormet.  This interim arrangement was approved by the PUCO and was effective from January 2009 through September 2009.  In March 2009, the PUCO approved a FAC in the ESP filing and the FAC aspect of the ESP order was upheld by the Supreme Court of Ohio.  The approval of the FAC as part of the ESP, together with the PUCO approval of the interim arrangement, provided the basis to record a regulatory asset for the difference between the approved market price and the rate paid by Ormet.  Through September 2009, the last month of the interim arrangement, OPCo had $64 million of deferred FAC costs related to the interim arrangement, excluding $2 million of unrecognized equity carrying costs.  In November 2009, OPCo requested that the PUCO approve recovery of the deferral under the interim agreement plus a weighted average cost of capital carrying charge.  The interim arrangement deferral is included in OPCo’s FAC phase-in deferral balance.  In the ESP proceeding, intervenors requested that OPCo be required to refund the Ormet-related regulatory asset and requested that the PUCO prevent OPCo from collecting the Ormet-related revenues in the future.  The PUCO did not take any action on this request in the 2009-2011 ESP proceeding.  The intervenors raised the issue again in response to OPCo’s November 2009 filing to approve recovery of the deferral under the interim agreement and this issue remains pending before the PUCO.  If OPCo is not ultimately permitted to fully recover its requested deferrals under the interim arrangement, it would reduce future net income and cash flows and impact financial condition.

Economic Development Rider

In April 2010, the Industrial Energy Users-Ohio (IEU) filed a notice of appeal of the 2009 PUCO-approved Economic Development Rider (EDR) with the Supreme Court of Ohio.  The EDR collects from ratepayers the difference between the standard tariff and lower contract billings to qualifying industrial customers, subject to PUCO approval.  In June 2011, the Supreme Court of Ohio affirmed the PUCO’s decision and dismissed the IEU’s appeal.

In June 2010, the IEU filed a notice of appeal of the 2010 PUCO-approved EDR with the Supreme Court of Ohio raising the same issues as in the 2009 EDR appeal.  In addition, the IEU added a claim that OPCo should not be able to take the benefits of the higher ESP rates while simultaneously challenging the ESP orders.  In June 2011, the IEU voluntarily dismissed the 2010 EDR appeal issues that were the same issues dismissed by the Supreme Court of Ohio in its 2009 EDR appeal referenced above.  In August 2011, the Supreme Court of Ohio affirmed the PUCO’s decision on the remaining issues.

Ohio IGCC Plant

In March 2005, OPCo filed an application with the PUCO seeking authority to recover costs of building and operating an IGCC power plant.  Through December 31, 2011, OPCo has collected $24 million in pre-construction costs authorized in a June 2006 PUCO order and has incurred pre-construction costs.  Intervenors have filed motions with the PUCO requesting all collected pre-construction costs be refunded to Ohio ratepayers with interest.

Management cannot predict the outcome of any cost recovery litigation concerning the Ohio IGCC plant or what effect, if any, such litigation would have on future net income and cash flows.  However, if OPCo is required to refund pre-construction costs collected, it could reduce future net income and cash flows and impact financial condition.

SWEPCo Rate Matters

Turk Plant

SWEPCo is currently constructing the Turk Plant, a new base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which is expected to be in service in the fourth quarter of 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and will operate the completed facility.  The Turk Plant is currently estimated to cost $1.8 billion, excluding AFUDC, plus an additional $122 million for transmission, excluding AFUDC.  SWEPCo’s share is currently estimated to cost $1.3 billion, excluding AFUDC, plus the additional $122 million for transmission, excluding AFUDC.  As of December 31, 2011, excluding costs attributable to its joint owners and a provision for a Texas capital costs cap, SWEPCo has capitalized approximately $1.4 billion of expenditures (including AFUDC and capitalized interest of $220 million and related transmission costs of $104 million).  As of December 31, 2011, the joint owners and SWEPCo have contractual construction obligations of approximately $125 million (including related transmission costs of $8 million).  SWEPCo’s share of the contractual construction obligations is $94 million.

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

The PUCT issued an order approving a Certificate of Convenience and Necessity (CCN) for the Turk Plant with the following conditions: (a) a cap on the recovery of jurisdictional capital costs for the Turk Plant based on the previously estimated $1.522 billion projected construction cost, excluding AFUDC and related transmission costs, (b) a cap on recovery of annual CO2 emission costs at $28 per ton through the year 2030 and (c) a requirement to hold Texas ratepayers financially harmless from any adverse impact related to the Turk Plant not being fully subscribed to by other utilities or wholesale customers.  SWEPCo appealed the PUCT’s order contending the two cost cap restrictions are unlawful.  The Texas Industrial Energy Consumers filed an appeal contending that the PUCT’s grant of a conditional CCN for the Turk Plant should be revoked because the Turk Plant is unnecessary to serve retail customers.  In February 2010, the Texas District Court affirmed the PUCT’s order in all respects.  In March 2010, SWEPCo and the Texas Industrial Energy Consumers appealed this decision to the Texas Court of Appeals.  In November 2011, the Texas Court of Appeals affirmed the PUCT’s order in all respects.  As a result, in the fourth quarter of 2011, SWEPCo recorded a pretax write-off of $49 million in Asset Impairments and Other Related Charges on the statement of income related to the estimated excess of the Texas jurisdictional portion of the Turk Plant above the Texas jurisdictional capital costs cap.  In December 2011, SWEPCo and the Texas Industrial Energy Consumers filed motions for rehearing at the Texas Court of Appeals which were denied in January 2012.  SWEPCo intends to seek review of the Texas Court of Appeals decision at the Supreme Court of Texas.

Several parties, including the Hempstead County Hunting Club, the Sierra Club and the National Audubon Society had challenged the air permit, the wastewater discharge permit and the wetlands permit that were issued for the Turk Plant.  Those parties also sought a temporary restraining order and preliminary injunction to stop construction of the Turk Plant.  The motion for preliminary injunction was partially granted in 2010.  In 2011, SWEPCo entered into settlement agreements with these parties which resolved all outstanding issues related to the permits and the APSC’s grant of a CECPN.  The parties dismissed all pending permit and CECPN challenges at the APSC, other administrative agencies and the courts.

If SWEPCo cannot recover all of its investment and expenses related to the Turk Plant, it would materially reduce future net income and cash flows and materially impact financial condition.

Texas Turk Plant Rate Plan

In August 2011, SWEPCo requested approval of a plan from the PUCT for including the Turk Plant investment in Texas retail rates.  SWEPCo’s application was dismissed in December 2011.  The PUCT stated that, as a matter of policy, the PUCT would not order a return on CWIP outside of a full base rate case proceeding.    SWEPCo intends to file a full base rate case in 2012 with a proposed rate increase closely aligned with the commercial operation date of the Turk Plant.

TCC Rate Matters

TEXAS RESTRUCTURING

Texas Restructuring Appeals

Pursuant to PUCT restructuring orders, TCC securitized net recoverable stranded generation costs of $2.5 billion and is recovering the principal and interest on the securitization bonds through the end of 2020.  TCC also refunded other net true-up regulatory liabilities of $375 million during the period October 2006 through June 2008 via a CTC credit rate rider under PUCT restructuring orders.  TCC and intervenors appealed the PUCT’s true-up related orders.  After rulings from the Texas District Court and the Texas Court of Appeals, TCC, the PUCT and intervenors filed petitions for review with the Supreme Court of Texas.  In July 2011, the Supreme Court of Texas issued its opinion reversing the PUCT’s 2006 order denying recovery of capacity auction true-up amounts and remanding for reconsideration the treatment of certain tax balances under normalization rules.  In December 2011, the PUCT approved an unopposed stipulation allowing TCC to recover $800 million, including carrying charges, and retain contested tax balances in full satisfaction of its true-up proceeding.  The following actions resulted from these decisions:

•
Based upon the Supreme Court of Texas’ reversal of the PUCT’s capacity auction true-up disallowance, TCC recorded $421 million of pretax income ($273 million, net of tax) in Extraordinary Items, Net of Tax on the statement of income in the third quarter of 2011.

•
In 2011, TCC recorded $271 million in pretax Carrying Costs Income on the statement of income related to the debt component of carrying costs for the period from January 2002 through December 2011.  This carrying costs income represents previously unrecorded earnings associated with restructuring in Texas since 2002.  The total regulatory asset related to the capacity auction true-up as of December 31, 2011 was $692 million, excluding unrecognized equity carrying costs.  TCC plans to continue to recognize debt carrying costs income until securitization occurs and plans to recognize equity carrying costs income as collected from customers over the life of the securitization.

•
The PUCT allowed TCC to retain contested tax balances in full satisfaction of its true-up proceeding, including carrying charges.  TCC recorded the reversal of regulatory credits of $65 million ($42 million, net of tax) in Extraordinary Items, Net of Tax on the statement of income in the fourth quarter of 2011.  Also, in the fourth quarter of 2011, TCC recorded $52 million in pretax Carrying Costs Income on the statement of income.  TCC also recorded the reversal of $89 million of accumulated deferred investment tax credits ($58 million, net of tax) in Extraordinary Items, Net of Tax on the statement of income in the fourth quarter of 2011.  See the “TCC Deferred Investment Tax Credits and Excess Deferred Federal Income Taxes” section below.

•
The Supreme Court of Texas reversed the Texas Court of Appeals’ decision and found that the PUCT could adjust the net book value for what it determined to be commercially unreasonable conduct.  This portion of the decision is unfavorable, but was already reflected in the financial statements.

•
The Supreme Court of Texas affirmed the PUCT’s finding that the sales price should be used to value TCC’s nuclear generation.  This portion of the decision is favorable, but this issue will have no impact on TCC’s rate recovery as this was already reflected in the financial statements.

•
The Supreme Court of Texas reversed the Texas Court of Appeals’ decision and found it was appropriate for the PUCT to take into account previously refunded excess mitigation credits to affiliate retail electricity providers.  This portion of the decision upheld the PUCT’s decision.

•
The PUCT decisions allowing recovery of construction work in progress balances and specifying the interest rate on stranded costs were upheld.  These decisions are already reflected in the financial statements and were not addressed in the remand proceeding.

The approved stipulation resolved all remaining issues in these dockets.  In December 2011, TCC filed an application with the PUCT for a financing order to recover the $800 million through the issuance of securitization bonds as permitted by Texas statutory provisions.  In January 2012, the PUCT approved the request.  TCC anticipates issuing the bonds in March 2012.

TCC Deferred Investment Tax Credits and Excess Deferred Federal Income Taxes

In 2006, the PUCT reduced recovery of the amount securitized by $103 million of tax benefits including associated carrying costs related to TCC’s generation assets.  In 2006, TCC obtained a private letter ruling from the IRS which confirmed that such a reduction was an IRS normalization violation.  In 2008, the IRS issued final regulations, which supported the IRS’s private letter ruling which would make the refunding of or the reduction of the amount securitized by such tax benefits a normalization violation.  After the IRS issued its final regulations, the tax normalization issue was remanded to the PUCT for its consideration of additional evidence including the IRS regulations.  In December 2011, the PUCT approved an unopposed stipulation allowing TCC to retain contested tax balances in full satisfaction of its true-up proceeding, including carrying charges, in final resolution of this issue.  See the “Texas Restructuring Appeals” section above.

TCC Excess Earnings

In 2005, a Texas appellate court issued a decision finding that a PUCT order requiring TCC to refund to the Texas Retail Electric Providers excess earnings prior to and outside of the true-up process was unlawful under the Texas Restructuring Legislation.  From 2002 to 2005, TCC refunded $55 million of excess earnings, including interest, under the overturned PUCT order.  In the true-up proceeding, the PUCT adjusted stranded costs for TCC’s payment of excess earnings under the PUCT order.  However, the PUCT did not properly recognize TCC’s payment of interest under the prior order, causing TCC to refund interest twice.  The Supreme Court of Texas approved the PUCT treatment of these matters in the true-up case, noting that TCC could pursue its additional interest claim in further proceedings related to the excess earnings order.  TCC agreed to dismiss its claims as part of the stipulation approved by the PUCT in the true-up proceeding.  See the “Texas Restructuring Appeals” section above.  The dismissal did not have any impact on TCC’s rate recovery as this was already reflected in the financial statements.

APCo and WPCo Rate Matters

2011 Virginia Biennial Base Rate Case

In March 2011, APCo filed a generation and distribution base rate request with the Virginia SCC to increase annual base rates by $126 million based upon an 11.65% return on common equity.  The return on common equity included a requested 0.5% renewable portfolio standards (RPS) incentive as allowed by law.

In November 2011, the Virginia SCC issued an order which approved a $55 million increase in generation and distribution base rates, effective February 2012, and a 10.9% return on common equity, which included a 0.5% RPS incentive.  The $55 million increase included $39 million related to an increase in depreciation rates.

Rate Adjustment Clauses

In 2007, the Virginia law governing the regulation of electric utility service was amended to, among other items, provide for rate adjustment clauses (RACs) beginning in January 2009 for the timely and current recovery of costs of: (a) transmission services billed by an RTO, (b) demand side management and energy efficiency programs, (c) renewable energy programs, (d) environmental compliance projects and (e) new generation facilities, including major unit modifications.  In accordance with Virginia law, APCo is deferring incremental environmental costs incurred after December 2008 and renewable energy costs incurred after December 2007 which are not being recovered in current revenues.  As of December 31, 2011, APCo has deferred $24 million of environmental costs, excluding $6 million of unrecognized equity carrying costs, incurred from January 2009 through December 2010, $18 million of environmental costs, excluding $4 million of unrecognized equity carrying costs, incurred in 2011 and $44 million of renewable energy costs.

In March 2011, APCo filed for approval of an environmental RAC, a renewable energy program RAC and a generation RAC.  The environmental RAC requested recovery of $77 million of incremental environmental compliance costs incurred from January 2009 through December 2010.  The renewable energy program RAC requested recovery of $6 million for the incremental portion of deferred wind power costs for the Camp Grove and Fowler Ridge projects through December 2010.  The generation RAC requested recovery of the Dresden Plant, which was placed into service in January 2012.  With Virginia SCC approval, APCo purchased the Dresden Plant from AEGCo in August 2011 for $302 million.

In August 2011, a stipulation was filed with the Virginia SCC related to the generation RAC.  The stipulation requested recovery of the Dresden Plant costs totaling up to $27 million annually, effective March 2012.  In January 2012, the Virginia SCC issued an order which modified and approved the stipulation to allow APCo to recover $26 million annually, effective March 2012.

In November 2011, the Virginia SCC issued an order which approved recovery of $6 million for the incremental portion of deferred wind power costs for the Camp Grove and Fowler Ridge projects, effective February 2012.  In addition, the order found that APCo can recover the non-incremental deferred wind power costs of $27 million as of December 31, 2011 through the FAC.

Also in November 2011, the Virginia SCC issued an order which approved environmental RAC recovery of $30 million to be collected over one year beginning in February 2012.  The Virginia SCC denied recovery of certain environmental costs.  As a result, in the fourth quarter of 2011, APCo recorded a pretax write-off of $31 million on the statement of income related to environmental compliance costs incurred from January 2009 through December 2010.  In December 2011, APCo filed a notice of appeal with the Supreme Court of Virginia regarding the Virginia SCC’s environmental RAC decision.  If the Virginia SCC were to disallow a portion of APCo’s deferred environmental compliance costs incurred since January 2011, it would reduce future net income and cash flows.

2010 West Virginia Base Rate Case

In May 2010, APCo and WPCo filed a request with the WVPSC to increase annual base rates by $156 million based upon an 11.75% return on common equity.  In March 2011, the WVPSC modified and approved a settlement agreement which increased annual base rates by approximately $51 million based upon a 10% return on common equity, effective April 2011.  The settlement agreement also resulted in a pretax write-off of a portion of the Mountaineer Carbon Capture and Storage Product Validation Facility in March 2011.  See “Mountaineer Carbon Capture and Storage Project” section below.  In addition, the WVPSC allowed APCo to defer and amortize $18 million of previously expensed 2009 incremental storm expenses and allowed APCo and WPCo to defer and amortize $15 million of previously expensed costs related to the 2010 cost reduction initiatives, each over a period of seven years.

Mountaineer Carbon Capture and Storage Project

Product Validation Facility (PVF)

APCo and ALSTOM Power, Inc., an unrelated third party, jointly constructed a CO2 capture validation facility, which was placed into service in September 2009.  APCo also constructed and owns the necessary facilities to store the CO2.  In October 2009, APCo started injecting CO2 into the underground storage facilities.  The injection of CO2 required the recording of an asset retirement obligation and an offsetting regulatory asset.  In May 2011, the PVF ended operations.

In APCo’s and WPCo’s May 2010 West Virginia base rate filing, APCo and WPCo requested rate base treatment of the PVF, including recovery of the related asset retirement obligation regulatory asset amortization and accretion.  In March 2011, a WVPSC order denied the request for rate base treatment of the PVF largely due to its experimental operation.  The base rate order provided that should APCo construct a commercial scale carbon capture and sequestration (CCS) facility, only the West Virginia portion of the PVF costs, based on load sharing among certain AEP operating companies, may be considered used and useful plant in service and included in future rate base.  See “2010 West Virginia Base Rate Case” section above.  In 2011, APCo recorded a net pretax write-off of $14 million in Other Operation expense on the statement of income related to the write-off of a portion of the West Virginia jurisdictional share of the PVF offset by an asset retirement obligation adjustment.  As of December 31, 2011, APCo has recorded $14 million in Regulatory Assets on the balance sheet related to the PVF.  If APCo cannot recover its remaining PVF investment and related accretion expenses, it would reduce future net income and cash flows.

Carbon Capture and Sequestration Project with the Department of Energy (DOE) (Commercial Scale Project)

During 2010, AEPSC, on behalf of APCo, began the project definition stage for the potential construction of a new commercial scale CCS facility at the Mountaineer Plant.  The DOE agreed to fund 50% of allowable costs incurred for the CCS facility up to a maximum of $334 million.  A Front-End Engineering and Design (FEED) study was completed during the third quarter of 2011.  Management postponed any further CCS project activities because of the uncertainty about the regulation of CO2.  In June 2011, the FEED study costs were allocated among the AEP East companies, PSO and SWEPCo based on eligible plants that could potentially benefit from the carbon capture.  As of December 31, 2011, APCo has incurred $34 million in total project costs and has received $20 million of DOE and other eligible funding resulting in $14 million of net costs, of which $8 million was written off.  The remaining $6 million in net costs are recorded in Regulatory Assets on the balance sheet.  If the costs of the CCS project cannot be recovered, it would reduce future net income and cash flows.

APCo’s Filings for an IGCC Plant

Through December 31, 2011, APCo deferred for future recovery pre-construction IGCC costs of approximately $9 million applicable to its West Virginia jurisdiction, approximately $2 million applicable to its FERC jurisdiction and approximately $9 million applicable to its Virginia jurisdiction.  APCo will not start construction of the IGCC plant until sufficient assurance of full cost recovery exists in Virginia and West Virginia.  If the plant is cancelled, APCo plans to seek recovery of its prudently incurred deferred pre-construction costs.  If the costs are not recoverable, it would reduce future net income and cash flows and impact financial condition.

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

In June 2010, the WVPSC approved a settlement agreement for $96 million, including $10 million of construction surcharges related to APCo’s and WPCo’s second year ENEC increase.  The settlement agreement allows APCo to accrue a weighted average cost of a capital carrying charge on the excess under-recovery balance due to the ENEC phase-in as adjusted for the impacts of accumulated deferred income taxes.  The new rates became effective in July 2010.

In June 2011, the WVPSC issued an order approving a $98 million annual increase including $8 million of construction surcharges and $8 million of carrying charges related to APCo’s and WPCo’s third year ENEC increase.  The order also allows APCo to accrue a fixed annual carrying cost rate of 4%.  The new rates became effective in July 2011.  Additionally, the order approved APCo’s request to purchase the Dresden Plant from AEGCo and approved deferral of post in-service Dresden Plant costs, including a return, for future recovery.  APCo purchased the Dresden Plant from AEGCo in August 2011 for $302 million.  As of December 31, 2011, APCo’s ENEC under-recovery balance of $359 million was recorded in Regulatory Assets on the balance sheet, excluding $7 million of unrecognized equity carrying costs.  If the WVPSC were to disallow a portion of APCo’s and WPCo’s deferred ENEC costs, it could reduce future net income and cash flows and impact financial condition.

PSO Rate Matters

PSO 2008 Fuel and Purchased Power

In July 2009, the OCC initiated a proceeding to review PSO’s fuel and purchased power adjustment clause for the calendar year 2008 and also initiated a prudence review of the related costs.  In March 2010, the Oklahoma Attorney General and the Oklahoma Industrial Energy Consumers (OIEC) recommended the fuel clause adjustment rider be amended so that the shareholder’s portion of off-system sales margins decrease from 25% to 10%.  The OIEC also recommended that the OCC conduct a comprehensive review of all affiliate fuel transactions during 2007 and 2008.  In July 2010, additional testimony regarding the 2007 transfer of ERCOT trading contracts to AEPEP was filed.  The testimony included unquantified refund recommendations relating to re-pricing of those ERCOT trading contracts.  Hearings were held in June 2011.  If the OCC were to issue an unfavorable decision, it could reduce future net income and cash flows and impact financial condition.

I&M Rate Matters

Michigan 2009 and 2010 Power Supply Cost Recovery (PSCR) Reconciliation (Cook Plant Unit 1 Fire and Shutdown)

In March 2010, I&M filed its 2009 PSCR reconciliation with the MPSC.  The filing included an adjustment to exclude from the PSCR the incremental fuel cost of replacement power due to the Cook Plant Unit 1 (Unit 1) outage from mid-December 2008 through December 2009, the period during which I&M received and recognized accidental outage insurance proceeds.  In October 2010, a settlement agreement was filed with the MPSC which included deferring the Unit 1 outage issue to the 2010 PSCR reconciliation.  In November 2011, the MPSC approved a settlement agreement for the 2010 PSCR reconciliation which resolved the Unit 1 outage issue by ordering no disallowances associated with the Unit 1 outage issue.  See the “Cook Plant Unit 1 Fire and Shutdown” section of Note 5.

2011 Michigan Base Rate Case

In July 2011, I&M filed a request with the MPSC for an annual increase in Michigan base rates of $25 million and a return on common equity of 11.15%.  The request included an increase in depreciation rates that would result in a $6 million increase in annual depreciation expense.  An interim rate increase of $16 million annually was implemented in January 2012, subject to refund.

In February 2012, the MPSC approved a settlement agreement which increased annual base rates by approximately $15 million, effective April 2012, based upon a return on common equity of 10.2% and included a $5 million annual increase in depreciation rates.  The approved settlement agreement also excluded the Michigan jurisdictional share of the net costs of the Cook Plant Unit 1 (Unit 1) turbine replacement from rate base but provided for a return on and of the net cost as a regulatory asset, effective February 2012.  As of December 31, 2011, the Michigan jurisdictional share of the net costs of the Unit 1 turbine replacement was $9 million.  Future rate recovery of the regulatory asset will be reviewed in a future rate proceeding.

2011 Indiana Base Rate Case

In September 2011, I&M filed a request with the IURC for a net annual increase in Indiana base rates of $149 million based upon a return on common equity of 11.15%.  The request included an increase in depreciation rates that would result in a $25 million increase in annual depreciation expense.

FERC Rate Matters

Seams Elimination Cost Allocation (SECA) Revenue Subject to Refund

In 2004, AEP eliminated transaction-based through-and-out transmission service charges and collected, at the FERC’s direction, load-based charges, referred to as RTO SECA through March 2006.  Intervenors objected and the FERC set SECA rate issues for hearing and ordered that the SECA rate revenues be collected, subject to refund.  The AEP East companies recognized gross SECA revenues of $220 million.  In 2006, a FERC Administrative Law Judge issued an initial decision finding that the SECA rates charged were unfair, unjust and discriminatory and that new compliance filings and refunds should be made.

AEP filed briefs jointly with other affected companies asking the FERC to reverse the decision.  In May 2010, the FERC issued an order that generally supported AEP’s position and required a compliance filing to be filed with the FERC by August 2010.  In August 2010, the affected companies, including the AEP East companies, filed a compliance filing with the FERC.  If the compliance filing is accepted, the AEP East companies would have to pay refunds of approximately $20 million including estimated interest of $5 million.  The AEP East companies could also potentially receive payments up to approximately $10 million including estimated interest of $3 million.  A decision is pending from the FERC.

The FERC has approved settlements applicable to $112 million of SECA revenue.  The AEP East companies provided reserves for net refunds for SECA settlements applicable to the remaining $108 million of SECA revenues collected.  Based on the analysis of the May 2010 order and the compliance filing, management believes that the reserve is adequate to pay the refunds, including interest, that will be required should the compliance filing be made final.  Management cannot predict the ultimate outcome of this proceeding at the FERC which could impact future net income and cash flows.

Possible Termination of the Interconnection Agreement

In December 2010, each of the AEP Power Pool members gave notice to AEPSC and each other of their decision to terminate the Interconnection Agreement effective January 2014 or such other date approved by FERC, subject to state regulatory input.  In February 2012, an application was filed with the FERC proposing to establish a new power cost sharing agreement between APCo, I&M and KPCo.  If any of the AEP Power Pool members experience decreases in revenues or increases in costs as a result of the termination of the AEP Power Pool and are unable to recover the change in revenues and costs through rates, prices or additional sales, it could reduce future net income and cash flows.  As a result of the February 2012 ESP rehearing order, management is in the process of withdrawing the PUCO and FERC applications.  See “January 2012 – May 2016 ESP” section of the OPCo rate matters.

PJM/MISO Market Flow Calculation Settlement Adjustments

During 2009, an analysis conducted by MISO and PJM discovered several instances of unaccounted for power flows on numerous coordinated flowgates.  These flows affected the settlement data for congestion revenues and expenses and dated back to the start of the MISO market in 2005.  In January 2011, PJM and MISO reached a settlement agreement where the parties agreed to net various issues to zero.  In June 2011, the FERC approved the settlement agreement.

4.  EFFECTS OF REGULATION

Regulatory assets are comprised of the following items:
	December 31,		Remaining
	2011	2010	Recovery Period
Current Regulatory Assets	(in millions)
Under-recovered Fuel Costs - earns a return	$56	$73	1 year
Under-recovered Fuel Costs - does not earn a return	9	8	1 year
Total Current Regulatory Assets	$65	$81

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending future
proceedings to determine the recovery method and timing:

Regulatory Assets Currently Earning a Return
Storm Related Costs	$24	$55
Economic Development Rider	13	6
Customer Choice Deferrals	-	59
Line Extension Carrying Costs	-	55
Acquisition of Monongahela Power	-	8
Other Regulatory Assets Not Yet Being Recovered	-	1
Regulatory Assets Currently Not Earning a Return
Deferred Wind Power Costs	38	29
Environmental Rate Adjustment Clause	18	56
Mountaineer Carbon Capture and Storage Product Validation Facility	14	60
Special Rate Mechanism for Century Aluminum	13	13
Litigation Settlement	11	-
Storm Related Costs	10	45
Acquisition of Monongahela Power	-	4
Other Regulatory Assets Not Yet Being Recovered	14	4
Total Regulatory Assets Not Yet Being Recovered	155	395

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Capacity Auction True-Up	692	-	13 years
Fuel Adjustment Clause	521	476	7 years
Expanded Net Energy Charge	327	361	2 years
Distribution Asset Recovery Rider	173	-	7 years
Unamortized Loss on Reacquired Debt	92	93	32 years
Storm Related Costs	65	38	7 years
Meter Replacement Costs	39	4	29 years
Transmission Cost Recovery Rider	28	-	2 years
RTO Formation/Integration Costs	18	21	8 years
Economic Development Rider	12	1	1 year
Red Rock Generating Facility	10	10	45 years
Other Regulatory Assets Being Recovered	15	17	various
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	2,308	2,161	13 years
Income Taxes, Net	1,237	1,097	37 years
Postemployment Benefits	47	51	4 years
Cook Nuclear Plant Refueling Outage Levelization	41	54	2 years
Storm Related Costs	35	21	7 years
Expanded Net Energy Charge	32	-	6 years
Environmental Rate Adjustment Clause	24	-	2 years
Deferred PJM Fees	22	7	1 year
Transmission Rate Adjustment Clause	20	19	2 years
Deferred Restructuring Costs	18	6	7 years
Unrealized Loss on Forward Commitments	16	10	2 years
Asset Retirement Obligation	14	15	9 years
Vegetation Management	11	13	1 year
Restructuring Transition Costs	8	14	5 years
Off-system Sales Margin Sharing	-	13
Other Regulatory Assets Being Recovered	46	46	various
Total Regulatory Assets Being Recovered	5,871	4,548

Total Noncurrent Regulatory Assets	$6,026	$4,943

Regulatory liabilities are comprised of the following items:

	December 31,		Remaining
	2011	2010	Refund Period
Current Regulatory Liabilities	(in millions)
Over-recovered Fuel Costs - pays a return	$5	$16	1 year
Over-recovered Fuel Costs - does not pay a return	3	1	1 year
Total Current Regulatory Liabilities	$8	$17

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Paying a Return
Refundable Construction Financing Costs	$53	$20
Other Regulatory Liabilities Not Yet Being Paid	5	-
Regulatory Liabilities Currently Not Paying a Return
Over-recovery of Costs Related to gridSMART®	4	10
Other Regulatory Liabilities Not Yet Being Paid	4	11
Total Regulatory Liabilities Not Yet Being Paid	66	41

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	2,270	2,222	(a)
Advanced Metering Infrastructure Surcharge	78	61	9 years
Deferred Investment Tax Credits	27	32	11 years
Excess Earnings	13	13	42 years
Other Regulatory Liabilities Being Paid	4	4	various
Regulatory Liabilities Currently Not Paying a Return
Excess Asset Retirement Obligations for Nuclear Decommissioning
Liability	377	354	(b)
Deferred Investment Tax Credits	144	242	75 years
Spent Nuclear Fuel Liability	43	42	(b)
Unrealized Gain on Forward Commitments	41	60	5 years
Over-recovery of Transition Charges	41	38	10 years
Energy Efficiency/Peak Demand Reduction	40	10	1 year
Deferred State Income Tax Coal Credits	29	29	10 years
Over-recovery of PJM Expenses	-	12
Other Regulatory Liabilities Being Paid	22	11	various
Total Regulatory Liabilities Being Paid	3,129	3,130

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax
Credits	$3,195	$3,171

(a)	Relieved as removal costs are incurred.
(b)	Relieved when plant is decommissioned.

5.  COMMITMENTS, GUARANTEES AND CONTINGENCIES

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

COMMITMENTS

Construction and Commitments

The AEP System has substantial construction commitments to support its operations and environmental investments.  In managing the overall construction program and in the normal course of business, we contractually commit to third-party construction vendors for certain material purchases and other construction services.  We forecast approximately $3.1 billion of construction expenditures, excluding equity AFUDC and capitalized interest, for 2012.  The subsidiaries purchase fuel, materials, supplies, services and property, plant and equipment under contract as part of their normal course of business.  Certain supply contracts contain penalty provisions for early termination.

The following table summarizes our actual contractual commitments at December 31, 2011:

	Less Than 1			After
Contractual Commitments	year	2-3 years	4-5 years	5 years	Total
	(in millions)
Fuel Purchase Contracts (a)	$2,867	$3,918	$2,574	$3,108	$12,467
Energy and Capacity Purchase Contracts (b)	104	213	217	1,066	1,600
Construction Contracts for Capital Assets (c)	60	-	-	-	60
Total	$3,031	$4,131	$2,791	$4,174	$14,127

(a)	Represents contractual commitments to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.
(b)	Represents contractual commitments for energy and capacity purchase contracts.
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

We have credit facilities totaling $3.25 billion, under which we may issue up to $1.35 billion as letters of credit.  In July 2011, we replaced the $1.5 billion facility due in 2012 with a new $1.75 billion facility maturing in July 2016 and extended the $1.5 billion facility due in 2013 to expire in June 2015.  As of December 31, 2011, the maximum future payments for letters of credit issued under the two credit facilities were $134 million with maturities ranging from January 2012 to October 2012.

In March 2011, we terminated a $478 million credit agreement that was scheduled to mature in April 2011 and was used to support $472 million of variable rate Pollution Control Bonds.  In March 2011, we remarketed $357 million of variable rate Pollution Control Bonds supported by bilateral letters of credit for $361 million.  The letters of credit have maturities ranging from March 2013 to March 2014.  The remaining $115 million of Pollution Control Bonds were reacquired and are held by trustees.

In July 2011, we remarketed $45 million of variable rate Pollution Control Bonds supported by bilateral letters of credit for $46 million.  The letters of credit mature in July 2014.

Guarantees of Third-Party Obligations

SWEPCo

As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining, SWEPCo provides guarantees of mine reclamation.  In July 2011, SWEPCo’s guarantee was increased from $65 million to $100 million due to expansion of the mining area.  Since SWEPCo uses self-bonding, the guarantee provides for SWEPCo to commit to use its resources to complete the reclamation in the event the work is not completed by Sabine.  This guarantee ends upon depletion of reserves and completion of final reclamation.  Based on the latest study, we estimate the reserves will be depleted in 2036 with final reclamation completed by 2046 at an estimated cost of approximately $58 million.  As of December 31, 2011, SWEPCo has collected approximately $54 million through a rider for final mine closure and reclamation costs, of which $2 million is recorded in Other Current Liabilities, $22 million is recorded in Deferred Credits and Other Noncurrent Liabilities and $30 million is recorded in Asset Retirement Obligations on our balance sheets.

Sabine charges SWEPCo, its only customer, all of its costs.  SWEPCo passes these costs to customers through its fuel clause.

Indemnifications and Other Guarantees

Contracts

We enter into several types of contracts which require indemnifications.  Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements.  Generally, these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters.  With respect to sale agreements, our exposure generally does not exceed the sale price.  The status of certain sale agreements is discussed in the “Dispositions” section of Note 6.  As of December 31, 2011, there were no material liabilities recorded for any indemnifications.

Lease Obligations

We lease certain equipment under master lease agreements.  See “Master Lease Agreements” and “Railcar Lease” sections of Note 12 for disclosure of lease residual value guarantees.

ENVIRONMENTAL CONTINGENCIES

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

In September 2009, the Second Circuit Court of Appeals issued a ruling on appeal remanding the cases to the Federal District Court for the Southern District of New York.  The Second Circuit held that the issues of climate change and global warming do not raise political questions and that Congress’ refusal to regulate CO2 emissions does not mean that plaintiffs must wait for an initial policy determination by Congress or the President’s administration to secure the relief sought in their complaints.  In 2010, the U.S. Supreme Court granted the defendants’ petition for review.  In June 2011, the U.S. Supreme Court reversed and remanded the case to the Court of Appeals, finding that plaintiffs’ federal common law claims are displaced by the regulatory authority granted to the Federal EPA under the CAA.  After the remand, the plaintiffs asked the Second Circuit to return the case to the district court so that they could withdraw their complaints.  The cases were returned to the district court and the plaintiffs’ federal common law claims were dismissed in December 2011.

In October 2009, the Fifth Circuit Court of Appeals reversed a decision by the Federal District Court for the District of Mississippi dismissing state common law nuisance claims in a putative class action by Mississippi residents asserting that CO2 emissions exacerbated the effects of Hurricane Katrina.  The Fifth Circuit held that there was no exclusive commitment of the common law issues raised in plaintiffs’ complaint to a coordinate branch of government and that no initial policy determination was required to adjudicate these claims.  The court granted petitions for rehearing.  An additional recusal left the Fifth Circuit without a quorum to reconsider the decision and the appeal was dismissed, leaving the district court’s decision in place.  Plaintiffs filed a petition with the U.S. Supreme Court asking the court to remand the case to the Fifth Circuit and reinstate the panel decision.  The petition was denied in January 2011.  Plaintiffs refiled their complaint in federal district court.  The court ordered all defendants to respond to the refiled complaints in October 2011.  We believe the claims are without merit, and in addition to other defenses, are barred by the doctrine of collateral estoppel and the applicable statute of limitations.  We intend to defend against the claims.  We are unable to determine a range of potential losses that are reasonably possible of occurring.

Alaskan Villages’ Claims

In 2008, the Native Village of Kivalina and the City of Kivalina, Alaska filed a lawsuit in Federal Court in the Northern District of California against AEP, AEPSC and 22 other unrelated defendants including oil and gas companies, a coal company and other electric generating companies.  The complaint alleges that the defendants' emissions of CO2 contribute to global warming and constitute a public and private nuisance and that the defendants are acting together.  The complaint further alleges that some of the defendants, including AEP, conspired to create a false scientific debate about global warming in order to deceive the public and perpetuate the alleged nuisance.  The plaintiffs also allege that the effects of global warming will require the relocation of the village at an alleged cost of $95 million to $400 million.  In October 2009, the judge dismissed plaintiffs’ federal common law claim for nuisance, finding the claim barred by the political question doctrine and by plaintiffs’ lack of standing to bring the claim.  The judge also dismissed plaintiffs’ state law claims without prejudice to refiling in state court.  The plaintiffs appealed the decision.  The defendants requested that the court defer setting this case for oral argument until after the Supreme Court issues its decision in the CO2 public nuisance case discussed above.  The court accepted supplemental briefing on the impact of the Supreme Court’s decision and heard oral argument in November 2011.  We believe the action is without merit and intend to defend against the claims.  We are unable to determine a range of potential losses that are reasonably possible of occurring.

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

Superfund addresses clean-up of hazardous substances that have been released to the environment.  The Federal EPA administers the clean-up programs.  Several states have enacted similar laws.  At December 31, 2011, our subsidiaries are named by the Federal EPA as a Potentially Responsible Party (PRP) for four sites for which alleged liability is unresolved.  There are nine additional sites for which our subsidiaries have received information requests which could lead to PRP designation.  Our subsidiaries have also been named potentially liable at four sites under state law including the I&M site discussed in the next paragraph.  In those instances where we have been named a PRP or defendant, our disposal or recycling activities were in accordance with the then-applicable laws and regulations.  Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.  Liability has been resolved for a number of sites with no significant effect on net income.

In 2008, I&M received a letter from the Michigan Department of Environmental Quality (MDEQ) concerning conditions at a site under state law and requesting I&M take voluntary action necessary to prevent and/or mitigate public harm.  I&M started remediation work in accordance with a plan approved by MDEQ.  I&M’s provision is approximately $10 million.  As the remediation work is completed, I&M’s cost may continue to increase as new information becomes available concerning either the level of contamination at the site or changes in the scope of remediation required by the MDEQ.  We cannot predict the amount of additional cost, if any.

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

Amos Plant – State and Federal Enforcement Proceedings

In March 2010, we received a letter from the West Virginia Department of Environmental Protection, Division of Air Quality (DAQ), alleging that at various times in 2007 through 2009 the units at Amos Plant reported periods of excess opacity (indicator of compliance with PM emission limits) that lasted for more than 30 consecutive minutes in a 24-hour period and that certain required notifications were not made.  We met with representatives of DAQ to discuss these occurrences and the steps we have taken to prevent a recurrence.  DAQ indicated that additional enforcement action may be taken, including imposition of a civil penalty of approximately $240 thousand.  We have denied that violations of the reporting requirements occurred and maintain that the proper reporting was done.  In March 2011, we resolved these issues through the entry of a consent order that included the payment of a $75 thousand civil penalty and certain improvements in our opacity reports.

In March 2010, we received a request to show cause from the Federal EPA alleging that certain reporting requirements under Superfund and the Emergency Planning and Community Right-to-Know Act had been violated and inviting us to engage in settlement negotiations.  The request includes a proposed civil penalty of approximately $300 thousand.  We provided additional information to representatives of the Federal EPA.  Based on the information we submitted, the Federal EPA determined that it will not further pursue enforcement for several alleged violations and we agreed to resolve the remaining allegations through a consent order that includes payment of a $36 thousand civil penalty.

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

Decommissioning and Low Level Waste Accumulation Disposal

The cost to decommission a nuclear plant is affected by NRC regulations and the SNF disposal program.  Decommissioning costs are accrued over the service life of the Cook Plant.  The most recent decommissioning cost study was performed in 2009.  According to that study, the estimated cost of decommissioning and disposal of low-level radioactive waste ranges from $831 million to $1.5 billion in 2009 nondiscounted dollars.  The wide range in estimated costs is caused by variables in assumptions.  I&M recovers estimated decommissioning costs for the Cook Plant in its rates.  The amount recovered in rates was $14 million in 2011, $14 million in 2010 and $16 million in 2009.  Reduced annual decommissioning cost recovery amounts reflect the units’ longer estimated life and operating licenses granted by the NRC.  Decommissioning costs recovered from customers are deposited in external trusts.

At December 31, 2011 and 2010, the total decommissioning trust fund balance was $1.3 billion and $1.2 billion, respectively.  Trust fund earnings increase the fund assets and decrease the amount remaining to be recovered from ratepayers.  The decommissioning costs (including interest, unrealized gains and losses and expenses of the trust funds) increase or decrease the recorded liability.

I&M continues to work with regulators and customers to recover the remaining estimated costs of decommissioning the Cook Plant.  However, future net income, cash flows and possibly financial condition would be adversely affected if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

SNF Disposal

The Federal government is responsible for permanent SNF disposal and assesses fees to nuclear plant owners for SNF disposal.  A fee of one mill per KWH for fuel consumed after April 6, 1983 at the Cook Plant is being collected from customers and remitted to the U.S. Treasury.  At December 31, 2011 and 2010, fees and related interest of $265 million and $265 million, respectively, for fuel consumed prior to April 7, 1983 have been recorded as Long-term Debt and funds collected from customers along with related earnings totaling $308 million and $307 million, respectively, to pay the fee are recorded as part of Spent Nuclear Fuel and Decommissioning Trusts.  I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program.

In 2011, I&M signed a settlement agreement with the Federal government which permits I&M to make annual filings to recover certain SNF storage costs incurred as a result of the government’s delays in accepting SNF for permanent storage.  Under the settlement agreement, I&M received $14 million to recover costs and will be eligible to receive additional payment of annual claims for allowed costs that are incurred through December 31, 2013.  The proceeds reduced capital costs for dry cask storage.

See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 10 for disclosure of the fair value of assets within the trusts.

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

Cook Plant Unit 1 Fire and Shutdown

In September 2008, I&M shut down Cook Plant Unit 1 (Unit 1) due to turbine vibrations, caused by blade failure, which resulted in significant turbine damage and a small fire on the electric generator.  This equipment, located in the turbine building, is separate and isolated from the nuclear reactor.  The turbine rotors that caused the vibration were installed in 2006 and are within the vendor’s warranty period.  The warranty provides for the repair or replacement of the turbine rotors if the damage was caused by a defect in materials or workmanship.  Repair of the property damage and replacement of the turbine rotors and other equipment cost approximately $400 million.  Management believes that I&M should recover a significant portion of these costs through the turbine vendor’s warranty, insurance and the regulatory process.  Due to the extensive lead time required to manufacture and install new turbine rotors, I&M repaired Unit 1 and it resumed operations in December 2009 at slightly reduced power.  The installation of the new turbine rotors and other equipment occurred as planned during the fall 2011 refueling outage of Unit 1.

I&M maintains insurance through NEIL.  As of December 31, 2011, we recorded $64 million in Prepayments and Other Current Assets on our balance sheets representing amounts due from NEIL under the insurance policies.  Through December 31, 2011, I&M received partial payments of $203 million from NEIL for the cost incurred to date to repair the property damage.

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

Fort Wayne Lease

Since 1975, I&M has leased certain energy delivery assets from the City of Fort Wayne, Indiana under a long-term lease that expired on February 28, 2010.  I&M negotiated with Fort Wayne to purchase the assets at the end of the lease and reached an agreement (subject to IURC approval) in 2010.  The agreement required I&M to purchase the remaining leased property and settled claims Fort Wayne asserted.  The agreement provided that I&M pay Fort Wayne a total of $39 million, including interest, over 15 years and Fort Wayne recognized that I&M is the exclusive electricity supplier in the Fort Wayne area.   In August 2011, the IURC approved a settlement agreement with the Indiana Office of Utility Consumer Counselor.  The transaction is final.

Enron Bankruptcy

In 2001, we purchased Houston Pipeline Company (HPL) from Enron.  Various HPL-related contingencies and indemnities from Enron remained unsettled at the date of Enron’s bankruptcy.  In connection with our acquisition of HPL, we entered into an agreement with BAM Lease Company, which granted HPL the exclusive right to use approximately 55 billion cubic feet (BCF) of cushion gas required for the normal operation of the Bammel gas storage facility.  At the time of our acquisition of HPL, BOA and certain other banks (the BOA Syndicate) and Enron entered into an agreement granting HPL the exclusive use of the cushion gas.  Also at the time of our acquisition, Enron and the BOA Syndicate released HPL from all prior and future liabilities and obligations in connection with the financing arrangement.  After the Enron bankruptcy, the BOA Syndicate informed HPL of a purported default by Enron under the terms of the financing arrangement.  This dispute was litigated in the Enron bankruptcy proceedings and in federal courts in Texas and New York.

In 2007, the judge in the New York action issued a decision on all claims, including those that were pending trial in Texas, granting BOA summary judgment and dismissing our claims.  In August 2008, the New York court entered a final judgment of $346 million.  In May 2009, the judge awarded $20 million of attorneys’ fees to BOA.  We appealed these awards.  In October 2010, the Court of Appeals affirmed the New York district court’s decision as to the final judgment of $346 million plus interest and reversed the New York district court decision as to the judgment dismissing our claims against BOA in the Southern District of Texas.

In 2005, we sold our interest in HPL for approximately $1 billion.  Although the assets were legally transferred, we were unable to determine all costs associated with the transfer until the BOA litigation was resolved.  We indemnified the buyer of HPL against any damages up to the purchase price resulting from the BOA litigation, including the right to use the 55 BCF of natural gas through 2031.  As a result, we deferred the entire gain related to the sale of HPL (approximately $380 million) pending resolution of the Enron and BOA disputes.

The deferred gain related to the sale of HPL, plus accrued interest and attorneys’ fees related to the New York court’s judgment, was $448 million at December 31, 2010 and was included in Current Liabilities – Deferred Gain and Accrued Litigation Costs on the balance sheet.

In February 2011, we reached a settlement covering all claims with BOA and Enron for $425 million.  As part of the settlement, we received title to the 55 BCF of natural gas in the Bammel storage facility and recorded this asset at fair value.  Under the HPL sales agreement, we have a service obligation to the buyer for the right to use the cushion gas through May 2031.  We recognized the obligation as a liability and will amortize it over the life of the agreement.

The settlement resulted in a pretax gain of $51 million and a net loss after tax of $22 million primarily due to an unrealized capital loss valuation allowance of $56 million.

At the time of the settlement, the following table sets forth its impact on our 2011 financial statements:

Statement of Income:	(in millions)
Other Operation Expense - Pretax Gain on Settlement	$51
Income Tax Expense	73
Net Loss After Tax	$(22)

Cash Flow Statement:
Net Income - Loss on Settlement with BOA and Enron	$(22)
Deferred Income Taxes	91
Gain on Settlement with BOA and Enron	(51)
Settlement of Litigation with BOA and Enron	(211)
Accrued Taxes, Net	(18)
Acquisition of Cushion Gas from BOA	(214)
Cash Paid	$(425)

Balance Sheet:
Deferred Charges and Other Noncurrent Assets - Gas Acquired	$214
Deferred Credits and Other Noncurrent Liabilities - Gas Service Liability	187
Accrued Taxes - Tax Benefit on Settlement with BOA and Enron	18
Deferred Income Taxes - Deferred Tax Benefit on Gas Service Liability	66

Natural Gas Markets Lawsuits

In 2002, the Lieutenant Governor of California filed a lawsuit in Los Angeles County California Superior Court against numerous energy companies, including AEP, alleging violations of California law through alleged fraudulent reporting of false natural gas price and volume information with an intent to affect the market price of natural gas and electricity.  AEP was dismissed from the case.  A number of similar cases were also filed in California and in state and federal courts in several states making essentially the same allegations under federal or state laws against the same companies.  AEP (or a subsidiary) is among the companies named as defendants in some of these cases.  In 2008, we settled all of the cases pending against us in California.  In July 2011, the judge in the Federal District Court in Las Vegas granted summary judgment dismissing the cases where AEP companies were defendants.  Also in July 2011, the plaintiffs in these cases filed notices of appeal to the Ninth Circuit Court of Appeals.  We will continue to defend the remaining cases where an AEP company is a defendant, all of which were dismissed by the Federal District Court in Las Vegas and are currently on appeal.  We believe the provision we have for the remaining cases is adequate and the remaining exposure is immaterial.

6.  ACQUISITIONS, DISPOSITIONS AND IMPAIRMENTS

ACQUISITIONS

Acquisition Anticipated Being Completed During the First Quarter of 2012

BlueStar Energy (Generation and Marketing segment)

In January 2012, we entered into an agreement to acquire BlueStar Energy Holdings, Inc. (BlueStar) and its independent retail electric supplier BlueStar Energy Solutions for approximately $70 million.  BlueStar provides electric supply for retail customers in Ohio, Illinois and other deregulated electricity markets and also provides energy solutions, including demand response and energy efficiency services, nationwide.  BlueStar has approximately 21,000 customer accounts.  Consummation of the transaction is subject to regulatory and other approvals.  The transaction is expected to close in the first quarter of 2012.

2010

Valley Electric Membership Corporation (Utility Operations segment)

In October 2010, SWEPCo purchased certain transmission and distribution assets of Valley Electric Membership Corporation (VEMCO) for approximately $102 million and began serving VEMCO’s 30,000 customers in Louisiana.

2009

Oxbow Lignite Company and Red River Mining Company (Utility Operations segment)

In December 2009, SWEPCo purchased 50% of the Oxbow Lignite Company, LLC (OLC) membership interest for $13 million.  CLECO acquired the remaining 50% membership interest in the OLC for $13 million.  The Oxbow Mine is located near Coushatta, Louisiana and is used as one of the fuel sources for SWEPCo’s and CLECO’s jointly-owned Dolet Hills Generating Station.  SWEPCo accounts for OLC as an equity investment.  Also, in  December 2009, DHLC purchased mining equipment and assets for $16 million from the Red River Mining Company.

DISPOSITIONS

2010

Electric Transmission Texas LLC (ETT) (Utility Operations segment)

In 2010, TCC and TNC sold $66 million and $73 million, respectively, of transmission facilities to ETT.  There were no gains or losses recorded on these sale transactions.

Intercontinental Exchange, Inc. (ICE) (All Other)

In April 2010, we sold our remaining 138,000 shares of ICE and recognized a $16 million gain.  We recorded the gain in Interest and Investment Income on our statements of income for the year ended December 31, 2010.

2009

Electric Transmission Texas LLC (ETT) (Utility Operations segment)

In 2009, TCC and TNC sold $93 million and $2 million, respectively, of transmission facilities to ETT.  There were no gains or losses recorded on these sale transactions.

IMPAIRMENTS

2011

Turk Plant (Utility Operations segment)

In the fourth quarter of 2011, SWEPCo recorded a pretax write-off of $49 million in Asset Impairments and Other Related Charges on the statements of income related to the Texas jurisdictional portion of the Turk Plant as a result of the November 2011 Texas Court of Appeals decision upholding the Texas capital cost cap.

Muskingum River Plant Unit 5 FGD Project (MR5) (Utility Operations segment)

In September 2011, subsequent to the stipulation agreement filed with the PUCO, management determined that OPCo was not likely to complete the previously suspended MR5 project and that the project’s preliminary engineering costs were no longer probable of being recovered.  As a result, in the third quarter of 2011, OPCo recorded a pretax write-off of $42 million in Asset Impairments and Other Related Charges on the statements of income.

Sporn Plant Unit 5 (Utility Operations segment)

In the third quarter of 2011, management decided to no longer offer the output of Sporn Unit 5 into the PJM market.  Sporn Unit 5 is not expected to operate in the future, resulting in the removal of Sporn Unit 5 from the AEP Power Pool.  As a result, in the third quarter of 2011, OPCo recorded a pretax write-off of $48 million in Asset Impairments and Other Related Charges on the statements of income.

7.  BENEFIT PLANS

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

Actuarial Assumptions for Benefit Obligations

The weighted-average assumptions as of December 31 of each year used in the measurement of our benefit obligations are shown in the following table:

					Other Postretirement
	Pension Plans				Benefit Plans
Assumptions	2011		2010		2011	2010
Discount Rate	4.55%		5.05%		4.75%	5.25%
Rate of Compensation Increase	4.85%	(a)	4.95%	(a)	NA	NA

(a)	Rates are for base pay only. In addition, an amount is added to reflect target incentive compensation for exempt employees and overtime and incentive pay for nonexempt employees.
NA   Not applicable

We use a duration-based method to determine the discount rate for our plans.  A hypothetical portfolio of high quality corporate bonds similar to those included in the Moody’s Aa bond index is constructed with a duration matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.

For 2011, the rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 11.5% per year, with an average increase of 4.85%.

Actuarial Assumptions for Net Periodic Benefit Costs

The weighted-average assumptions as of January 1 of each year used in the measurement of our benefit costs are shown in the following table:

				Other Postretirement
	Pension Plans			Benefit Plans
	2011	2010	2009	2011	2010	2009
Discount Rate	5.05%	5.60%	6.00%	5.25%	5.85%	6.10%
Expected Return on Plan Assets	7.75%	8.00%	8.00%	7.50%	8.00%	7.75%
Rate of Compensation Increase	4.85%	4.60%	5.90%	NA	NA	NA

NA Not Applicable

The expected return on plan assets was determined by evaluating historical returns, the current investment climate (yield on fixed income securities and other recent investment market indicators), rate of inflation and current prospects for economic growth.

The health care trend rate assumptions as of January 1 of each year used for OPEB plans measurement purposes are shown below:

Health Care Trend Rates	2011	2010
Initial	7.50%	8.00%
Ultimate	5.00%	5.00%
Year Ultimate Reached	2016	2016

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(in millions)
Effect on Total Service and Interest Cost
Components of Net Periodic Postretirement Health
Care Benefit Cost	$23	$(18)

Effect on the Health Care Component of the
Accumulated Postretirement Benefit Obligation	274	(223)

Significant Concentrations of Risk within Plan Assets

In addition to establishing the target asset allocation of plan assets, the investment policy also places restrictions on securities to limit significant concentrations within plan assets.  The investment policy establishes guidelines that govern maximum market exposure, security restrictions, prohibited asset classes, prohibited types of transactions, minimum credit quality, average portfolio credit quality, portfolio duration and concentration limits.  The guidelines were established to mitigate the risk of loss due to significant concentrations in any investment.  We monitor the plans to control security diversification and ensure compliance with our investment policy.  At December 31, 2011, the assets were invested in compliance with all investment limits.  See “Investments Held in Trust for Future Liabilities” section of Note 1 for limit details.

Benefit Plan Obligations, Plan Assets and Funded Status as of December 31, 2011 and 2010

The following tables provide a reconciliation of the changes in the plans’ benefit obligations, fair value of plan assets and funded status as of December 31.  The benefit obligation for the defined benefit pension and OPEB plans are the projected benefit obligation and the accumulated benefit obligation, respectively.

			Other Postretirement
	Pension Plans		Benefit Plans
	2011	2010	2011	2010
Change in Benefit Obligation	(in millions)
Benefit Obligation at January 1	$4,807	$4,701	$2,125	$1,941
Service Cost	72	111	42	47
Interest Cost	237	253	109	113
Actuarial Loss	169	222	253	164
Plan Amendment Prior Service Credit	-	-	(196)	(36)
Curtailment	-	-	1	-
Benefit Payments	(294)	(480)	(150)	(142)
Participant Contributions	-	-	34	29
Medicare Subsidy	-	-	9	9
Benefit Obligation at December 31	$4,991	$4,807	$2,227	$2,125

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$3,858	$3,403	$1,461	$1,308
Actual Gain (Loss) on Plan Assets	282	420	(14)	149
Company Contributions	457	515	79	117
Participant Contributions	-	-	34	29
Benefit Payments	(294)	(480)	(150)	(142)
Fair Value of Plan Assets at December 31	$4,303	$3,858	$1,410	$1,461

Underfunded Status at December 31	$(688)	$(949)	$(817)	$(664)

Benefit Amounts Recognized on the Balance Sheets as of December 31, 2011 and 2010

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
	2011	2010	2011	2010
	(in millions)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(8)	$(8)	$(4)	$(4)
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(680)	(941)	(813)	(660)
Underfunded Status	$(688)	$(949)	$(817)	$(664)

Amounts Included in AOCI and Regulatory Assets as of December 31, 2011 and 2010

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
	2011	2010	2011	2010
Components	(in millions)
Net Actuarial Loss	$2,208	$2,129	$979	$638
Prior Service Cost (Credit)	10	11	(210)	(20)
Transition Obligation	-	-	1	3

Recorded as
Regulatory Assets	$1,818	$1,764	$479	$388
Deferred Income Taxes	140	132	102	81
Net of Tax AOCI	260	244	189	152

Components of the change in amounts included in AOCI and Regulatory Assets during the years ended December 31, 2011 and 2010 are as follows:

			Other Postretirement
	Pension Plans		Benefit Plans
	Years Ended December 31,
	2011	2010	2011	2010
Components	(in millions)
Actuarial Loss During the Year	$201	$121	$370	$121
Prior Service Credit	-	-	(191)	(36)
Amortization of Actuarial Loss	(122)	(89)	(29)	(29)
Amortization of Prior Service Credit (Cost)	(1)	-	1	-
Amortization of Transition Obligation	-	-	(2)	(27)
Change for the Year	$78	$32	$149	$29

Pension and Other Postretirement Plans’ Assets

The following table presents the classification of pension plan assets within the fair value hierarchy at December 31, 2011:

						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in millions)
Equities:
Domestic	$1,455	$-	$-	$-	$1,455	33.8%
International	399	-	-	-	399	9.3%
Real Estate Investment Trusts	104	-	-	-	104	2.4%
Common Collective Trust -
International	-	128	-	-	128	3.0%
Subtotal - Equities	1,958	128	-	-	2,086	48.5%

Fixed Income:
Common Collective Trust - Debt	-	26	-	-	26	0.6%
United States Government and
Agency Securities	-	566	-	-	566	13.2%
Corporate Debt	-	985	6	-	991	23.0%
Foreign Debt	-	190	-	-	190	4.4%
State and Local Government	-	48	-	-	48	1.1%
Other - Asset Backed	-	26	-	-	26	0.6%
Subtotal - Fixed Income	-	1,841	6	-	1,847	42.9%

Real Estate	-	-	163	-	163	3.8%

Alternative Investments	-	-	161	-	161	3.7%
Securities Lending	-	215	-	-	215	5.0%
Securities Lending Collateral (a)	-	-	-	(236)	(236)	(5.5	) %

Cash and Cash Equivalents	-	93	-	-	93	2.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	(26)	(26)	(0.6	) %

Total	$1,958	$2,277	$330	$(262)	$4,303	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay cash collateral received as part of the Securities Lending Program.
(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following table sets forth a reconciliation of changes in the fair value of assets classified as Level 3 in the fair value hierarchy for AEP’s pension assets:

	Corporate	Real	Alternative	Total
	Debt	Estate	Investments	Level 3
	(in millions)
Balance as of January 1, 2011	$-	$83	$130	$213
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	-	22	9	31
Relating to Assets Sold During the Period	-	-	3	3
Purchases and Sales	-	58	19	77
Transfers into Level 3	6	-	-	6
Transfers out of Level 3	-	-	-	-
Balance as of December 31, 2011	$6	$163	$161	$330

The following table presents the classification of OPEB plan assets within the fair value hierarchy at December 31, 2011:

						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in millions)
Equities:
Domestic	$348	$-	$-	$-	$348	24.7%
International	380	-	-	-	380	27.0%
Common Collective Trust -
Global	-	99	-	-	99	7.0%
Subtotal - Equities	728	99	-	-	827	58.7%

Fixed Income:
Common Collective Trust - Debt	-	69	-	-	69	4.9%
United States Government and
Agency Securities	-	81	-	-	81	5.7%
Corporate Debt	-	152	-	-	152	10.8%
Foreign Debt	-	32	-	-	32	2.3%
State and Local Government	-	9	-	-	9	0.6%
Other - Asset Backed	-	2	-	-	2	0.1%
Subtotal - Fixed Income	-	345	-	-	345	24.4%

Trust Owned Life Insurance:
International Equities	-	46	-	-	46	3.3%
United States Bonds	-	158	-	-	158	11.2%

Cash and Cash Equivalents	17	23	-	-	40	2.9%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	(6)	(6)	(0.5	) %

Total	$745	$671	$-	$(6)	$1,410	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following table presents the classification of pension plan assets within the fair value hierarchy at December 31, 2010:

						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in millions)
Equities:
Domestic	$1,350	$2	$-	$-	$1,352	35.1%
International	403	-	-	-	403	10.4%
Real Estate Investment Trusts	112	-	-	-	112	2.9%
Common Collective Trust -
International	-	163	-	-	163	4.2%
Subtotal - Equities	1,865	165	-	-	2,030	52.6%

Fixed Income:
United States Government and
Agency Securities	-	634	-	-	634	16.4%
Corporate Debt	-	672	-	-	672	17.4%
Foreign Debt	-	127	-	-	127	3.3%
State and Local Government	-	23	-	-	23	0.6%
Other - Asset Backed	-	51	-	-	51	1.3%
Subtotal - Fixed Income	-	1,507	-	-	1,507	39.0%

Real Estate	-	-	83	-	83	2.2%

Alternative Investments	-	-	130	-	130	3.4%
Securities Lending	-	254	-	-	254	6.6%
Securities Lending Collateral (a)	-	-	-	(276)	(276)	(7.1)%

Cash and Cash Equivalents (b)	-	127	-	2	129	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	1	1	-%

Total	$1,865	$2,053	$213	$(273)	$3,858	100.0%
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

	December 31,
Accumulated Benefit Obligation	2011	2010
	(in millions)
Qualified Pension Plan	$4,808	$4,659
Nonqualified Pension Plans	89	80
Total	$4,897	$4,739

For our underfunded pension plans that had an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets of these plans at December 31, 2011 and 2010 were as follows:

	Underfunded Pension Plans
	December 31,
	2011	2010
	(in millions)
Projected Benefit Obligation	$4,991	$4,807

Accumulated Benefit Obligation	$4,897	$4,739
Fair Value of Plan Assets	4,303	3,858
Underfunded Accumulated Benefit Obligation	$(594)	$(881)

Estimated Future Benefit Payments and Contributions

We expect contributions and payments for the pension plans of $208 million and the OPEB plans of $99 million during 2012.  The estimated pension benefit payments for the unfunded plan and contributions to the trust are at least the minimum amount required by the Employee Retirement Income Security Act plus payment of unfunded nonqualified benefits.  For the qualified pension plan, we may make additional discretionary contributions to maintain the funded status of the plan.  The contribution to the OPEB plans is generally based on the amount of the OPEB plans’ periodic benefit costs for accounting purposes as provided in agreements with state regulatory authorities, plus the additional discretionary contribution of our Medicare subsidy receipts.

The table below reflects the total benefits expected to be paid from the plan or from our assets.  The payments include the participants’ contributions to the plan for their share of the cost.  In December 2011, we amended the prescription drug program for certain participants.  The impact of the change is reflected in the Benefit Plan Obligation table as a plan amendment.  As a result of this amendment to the plan, the Medicare subsidy receipts in the following table are reduced from prior published estimates.  Future benefit payments are dependent on the number of employees retiring, whether the retiring employees elect to receive pension benefits as annuities or as lump sum distributions, future integration of the benefit plans with changes to Medicare and other legislation, future levels of interest rates and variances in actuarial results.  The estimated payments for pension benefits and OPEB are as follows:

	Pension Plans	Other Postretirement Benefit Plans
	Pension	Benefit	Medicare Subsidy
	Payments	Payments	Receipts
	(in millions)
2012	$327	$145	$9
2013	334	148	-
2014	354	153	-
2015	356	160	-
2016	360	168	-
Years 2017 to 2021, in Total	1,864	955	2

Components of Net Periodic Benefit Cost

The following table provides the components of our net periodic benefit cost for the plans for the years ended December 31, 2011, 2010 and 2009:

				Other Postretirement
	Pension Plans			Benefit Plans
	Years Ended December 31,
	2011	2010	2009	2011	2010	2009
	(in millions)
Service Cost	$72	$111	$104	$42	$47	$42
Interest Cost	237	253	254	109	113	110
Expected Return on Plan Assets	(314)	(312)	(321)	(109)	(105)	(80)
Curtailment	-	-	-	1	-	-
Amortization of Transition Obligation	-	-	-	2	27	27
Amortization of Prior Service Cost (Credit)	1	-	-	(1)	-	-
Amortization of Net Actuarial Loss	122	89	59	29	29	42
Net Periodic Benefit Cost	118	141	96	73	111	141
Capitalized Portion	(37)	(44)	(30)	(22)	(35)	(44)
Net Periodic Benefit Cost Recognized as
Expense	$81	$97	$66	$51	$76	$97

Estimated amounts expected to be amortized to net periodic benefit costs and the impact on the balance sheet during 2012 are shown in the following table:

		Other
		Postretirement
	Pension Plans	Benefit Plans
Components	(in millions)
Net Actuarial Loss	$145	$59
Prior Service Credit	(1)	(18)
Transition Obligation	-	1
Total Estimated 2012 Amortization	$144	$42

Expected to be Recorded as
Regulatory Asset	$116	$25
Deferred Income Taxes	10	6
Net of Tax AOCI	18	11
Total	$144	$42

American Electric Power System Retirement Savings Plan

We sponsor the American Electric Power System Retirement Savings Plan, a defined contribution retirement savings plan for substantially all employees who are not members of the United Mine Workers of America (UMWA).  It is a qualified plan offering participants an opportunity to contribute a portion of their pay with features under Section 401(k) of the Internal Revenue Code.  The matching contributions to the plan are 100% of the first 1% of eligible employee contributions and 70% of the next 5% of contributions.  The cost for matching contributions totaled $64 million in 2011, $61 million in 2010 and $74 million in 2009.

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

The UMWA pension benefits are administered through a multiemployer plan that is different from single-employer plans as an employer’s contributions may be used to provide benefits to employees of other participating employers.  Required contributions not made by an employer may result in other employers bearing the unfunded plan obligations, while a withdrawing employer may be subject to a withdrawal liability.  UMWA pension benefits are provided through the United Mine Workers of America 1974 Pension Plan (Employer Identification Number: 52-1050282, Plan Number 002), which under the Pension Protection Act of 2006 (PPA) was in Seriously Endangered Status for the plan years ending June 30, 2011 and 2010, without utilization of extended amortization provisions.  The Plan is required under the PPA to adopt a funding improvement plan by May 25, 2012.  Contributions in 2011, 2010 and 2009, which were made under a collective bargaining agreement that expires December 31, 2012, were immaterial and represent less than 5% of the total contributions in the plan’s latest annual report for the years ended June 30, 2011, 2010 and 2009.  Contributions did not include a surcharge, and there are no minimum contributions for future years.

8.  BUSINESS SEGMENTS

Our primary business is the generation, transmission and distribution of electricity.  Within our Utility Operations segment, we centrally dispatch generation assets and manage our overall utility operations on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight.  Intersegment sales and transfers are generally based on underlying contractual arrangements and agreements.

While our Utility Operations segment remains our primary business segment, the advancement of an area of our business prompted us to identify a new reportable segment.  Starting in the fourth quarter of 2011, we established our new Transmission Operations segment as described below:

Utility Operations

•	Generation of electricity for sale to U.S. retail and wholesale customers.
•	Transmission and distribution of electricity through assets owned and operated by our ten utility operating companies.

Transmission Operations

•
Development, construction and operation of transmission facilities through investments in our wholly-owned transmission subsidiaries that were established in 2009 and our transmission joint ventures.  These investments have FERC-approved returns on equity.

AEP River Operations

•	Commercial barging operations that transport coal and dry bulk commodities primarily on the Ohio, Illinois and lower Mississippi Rivers.

Generation and Marketing

•	Nonregulated generation in ERCOT.
•	Marketing and risk management activities primarily in ERCOT and, to a lesser extent, Ohio in PJM and MISO.

The remainder of our activities is presented as All Other.  While not considered a reportable segment, All Other includes:

•	Parent’s guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs.
•	Tax and interest expense adjustments related to our UK operations which were sold in 2004 and 2002.
•
Forward natural gas contracts that were not sold with our natural gas pipeline and storage operations in 2004 and 2005.  These contracts were financial derivatives which settled and expired in the fourth quarter of 2011.

•	Revenue sharing related to the Plaquemine Cogeneration Facility which ended in the fourth quarter of 2011.

The tables below present our reportable segment information for the years ended December 31, 2011, 2010 and 2009 and balance sheet information as of December 31, 2011 and 2010.  These amounts include certain estimates and allocations where necessary.  We reclassified prior year amounts to conform to the current year’s presentation.

			Nonutility Operations
				Generation
	Utility	Transmission	AEP River	and	All Other	Reconciling
	Operations	Operations	Operations	Marketing	(a)	Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2011
Revenues from:
External Customers	$14,088	$3	$696	$305	$24	$-		$15,116
Other Operating Segments	112	5	20	1	8	(146)		-
Total Revenues	$14,200	$8	$716	$306	$32	$(146)		$15,116

Depreciation and Amortization	$1,613	$-	$28	$25	$2	$(13)	(b)	$1,655
Interest Income	29	-	-	(1)	17	(18)		27
Carrying Costs Income	393	-	-	-	-	-		393
Interest Expense	886	1	18	18	43	(33)	(b)	933
Income Tax Expense (Credit)	722	2	24	(18)	88	-		818

Income (Loss) Before Extraordinary
Items	$1,549	$30	$45	$14	$(62)	$-		$1,576
Extraordinary Items, Net of Tax	373	-	-	-	-	-		373
Net Income (Loss)	$1,922	$30	$45	$14	$(62)	$-		$1,949

Gross Property Additions	$2,405	$263	$18	$2	$214	$-		$2,902

			Nonutility Operations
				Generation
	Utility	Transmission	AEP River	and	All Other	Reconciling
	Operations	Operations	Operations	Marketing	(a)	Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2010
Revenues from:
External Customers	$13,687	$-	$566	$173	$1	$-		$14,427
Other Operating Segments	105	1	22	-	14	(142)		-
Total Revenues	$13,792	$1	$588	$173	$15	$(142)		$14,427

Depreciation and Amortization	$1,598	$-	$24	$30	$2	$(13)	(b)	$1,641
Interest Income	8	-	-	2	31	(20)		21
Carrying Costs Income	70	-	-	-	-	-		70
Interest Expense	942	-	14	20	58	(35)	(b)	999
Income Tax Expense (Credit)	651	(1)	19	(20)	(6)	-		643

Net Income (Loss)	1,192	9	37	25	(45)	-		1,218

Gross Property Additions	2,440	35	23	1	1	-		2,500

				Nonutility Operations
					Generation
	Utility		Transmission	AEP River	and	All Other	Reconciling
	Operations		Operations	Operations	Marketing	(a)	Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2009
Revenues from:
External Customers	$12,733	(d)	$-	$490	$281	$(15)	$-		$13,489
Other Operating Segments	70	(d)	-	18	5	36	(129)		-
Total Revenues	$12,803		$-	$508	$286	$21	$(129)		$13,489

Depreciation and Amortization	$1,561		$-	$17	$29	$2	$(12)	(b)	$1,597
Interest Income	4		-	-	-	47	(40)		11
Carrying Costs Income	47		-	-	-	-	-		47
Interest Expense	916		-	5	21	86	(55)	(b)	973
Income Tax Expense (Credit)	553		-	23	-	(1)	-		575

Income (Loss) Before Extraordinary
Items	$1,325		$4	$47	$41	$(47)	$-		$1,370
Extraordinary Items, Net of Tax	(5)		-	-	-	-	-		(5)
Net Income (Loss)	$1,320		$4	$47	$41	$(47)	$-		$1,365

Gross Property Additions	$2,812		$1	$81	$1	$1	$-		$2,896

			Nonutility Operations
				Generation		Reconciling
	Utility	Transmission	AEP River	and	All Other	Adjustments
	Operations	Operations	Operations	Marketing	(a)	(b)		Consolidated
	(in millions)
December 31, 2011
Total Property, Plant and Equipment	$54,396	$323	$608	$590	$11	$(258)		$55,670
Accumulated Depreciation and
Amortization	18,393	-	136	219	10	(59)		18,699
Total Property, Plant and
Equipment - Net	$36,003	$323	$472	$371	$1	$(199)		$36,971

Total Assets	$50,093	$594	$659	$868	$16,751	$(16,742)	(c)	$52,223

Investments in Equity Method Investees	24	256	17	-	2	-		299

			Nonutility Operations
				Generation		Reconciling
	Utility	Transmission	AEP River	and	All Other	Adjustments
	Operations	Operations	Operations	Marketing	(a)	(b)		Consolidated
	(in millions)
December 31, 2010
Total Property, Plant and Equipment	$52,771	$51	$574	$584	$11	$(251)		$53,740
Accumulated Depreciation and
Amortization	17,795	-	110	198	9	(46)		18,066
Total Property, Plant and
Equipment - Net	$34,976	$51	$464	$386	$2	$(205)		$35,674

Total Assets	$48,658	$230	$621	$881	$15,942	$(15,877)	(c)	$50,455

Investments in Equity Method Investees	22	135	3	-	-	-		160

(a)	All Other includes:
•	Parent's guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs.
•	Tax and interest expense adjustments related to our UK operations which were sold in 2004 and 2002.
•
Forward natural gas contracts that were not sold with our natural gas pipeline and storage operations in 2004 and 2005.  These contracts were financial derivatives which settled and expired in the fourth quarter of 2011.

•	Revenue sharing related to the Plaquemine Cogeneration Facility which ended in the fourth quarter of 2011.
(b)	Includes eliminations due to an intercompany capital lease.
(c)
Reconciling Adjustments for Total Assets primarily include the elimination of intercompany advances to affiliates and intercompany accounts receivable along with the elimination of AEP's investments in subsidiary companies.

(d)
PSO and SWEPCo transferred certain existing ERCOT energy marketing contracts to AEP Energy Partners, Inc. (AEPEP) (Generation and Marketing segment) and entered into intercompany financial and physical purchase and sales agreements with AEPEP.  As a result, we reported third-party net purchases or sales activity for these energy marketing contracts as Revenues from External Customers for the Utility Operations segment.  This was offset by the Utility Operations segment's related net purchases for these contracts with AEPEP in Revenues from Other Operating Segments of $5 million for the years ended December 31, 2009.  The Generation and Marketing segment also reported these purchase or sales contracts with Utility Operations as Revenues from Other Operating Segments.  These affiliated contracts between PSO and SWEPCo with AEPEP ended in December 2009.

9.  DERIVATIVES AND HEDGING

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

The following table represents the gross notional volume of our outstanding derivative contracts as of December 31, 2011 and 2010:

Notional Volume of Derivative Instruments

	Volume
	December 31,		Unit of
Primary Risk Exposure	2011	2010	Measure
	(in millions)
Commodity:
Power	609	652	MWHs
Coal	21	63	Tons
Natural Gas	100	94	MMBtus
Heating Oil and Gasoline	6	6	Gallons
Interest Rate	$226	$171	USD

Interest Rate and Foreign Currency	$907	$907	USD

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

Our vehicle fleet and barge operations are exposed to gasoline and diesel fuel price volatility.  We enter into financial heating oil and gasoline derivative contracts in order to mitigate price risk of our future fuel purchases.  For disclosure purposes, these contracts are included with other hedging activities as “Commodity.”  We do not hedge all fuel price risk.

We enter into a variety of interest rate derivative transactions in order to manage interest rate risk exposure.  Some interest rate derivative transactions effectively modify our exposure to interest rate risk by converting a portion of our floating-rate debt to a fixed rate.  We also enter into interest rate derivative contracts to manage interest rate exposure related to future borrowings of fixed-rate debt.  Our forecasted fixed-rate debt offerings have a high probability of occurrence as the proceeds will be used to fund existing debt maturities and projected capital expenditures.  We do not hedge all interest rate exposure.

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

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND THE IMPACT ON OUR FINANCIAL STATEMENTS

The accounting guidance for “Derivatives and Hedging” requires recognition of all qualifying derivative instruments as either assets or liabilities on the balance sheets at fair value.  The fair values of derivative instruments accounted for using MTM accounting or hedge accounting are based on exchange prices and broker quotes.  If a quoted market price is not available, the estimate of fair value is based on the best information available including valuation models that estimate future energy prices based on existing market and broker quotes, supply and demand market data and assumptions.  In order to determine the relevant fair values of our derivative instruments, we also apply valuation adjustments for discounting, liquidity and credit quality.

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

According to the accounting guidance for “Derivatives and Hedging,” we reflect the fair values of our derivative instruments subject to netting agreements with the same counterparty net of related cash collateral.  For certain risk management contracts, we are required to post or receive cash collateral based on third party contractual agreements and risk profiles.  For the December 31, 2011 and 2010 balance sheets, we netted $26 million and $8 million, respectively, of cash collateral received from third parties against short-term and long-term risk management assets and $133 million and $109 million, respectively, of cash collateral paid to third parties against short-term and long-term risk management liabilities.

The following tables represent the gross fair value impact of our derivative activity on our balance sheets as of December 31, 2011 and 2010:

Fair Value of Derivative Instruments
December 31, 2011

	Risk Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in millions)
Current Risk Management Assets	$852	$24	$-	$(683)	$193
Long-term Risk Management Assets	641	15	-	(253)	403
Total Assets	1,493	39	-	(936)	596

Current Risk Management Liabilities	847	29	20	(746)	150
Long-term Risk Management Liabilities	483	15	22	(325)	195
Total Liabilities	1,330	44	42	(1,071)	345

Total MTM Derivative Contract Net Assets
(Liabilities)	$163	$(5)	$(42)	$135	$251

Fair Value of Derivative Instruments
December 31, 2010

	Risk Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in millions)
Current Risk Management Assets	$1,023	$18	$30	$(839)	$232
Long-term Risk Management Assets	546	12	2	(150)	410
Total Assets	1,569	30	32	(989)	642

Current Risk Management Liabilities	995	13	2	(881)	129
Long-term Risk Management Liabilities	387	6	3	(255)	141
Total Liabilities	1,382	19	5	(1,136)	270

Total MTM Derivative Contract Net Assets
(Liabilities)	$187	$11	$27	$147	$372

(a)
Derivative instruments within these categories are reported gross.  These instruments are subject to master netting agreements and are presented on the balance sheets on a net basis in accordance with the accounting guidance for "Derivatives and Hedging."

(b)
Amounts include counterparty netting of risk management and hedging contracts and associated cash collateral in accordance with the accounting guidance for "Derivatives and Hedging."  Amounts also include de-designated risk management contracts.

The table below presents our activity of derivative risk management contracts for the years ended December 31, 2011, 2010 and 2009:

Amount of Gain (Loss) Recognized on
Risk Management Contracts

	Years Ended December 31,
Location of Gain (Loss)	2011	2010	2009
	(in millions)
Utility Operations Revenues	$46	$85	$144
Other Revenues	20	9	19
Regulatory Assets (a)	(22)	(9)	(28)
Regulatory Liabilities (a)	(3)	38	(7)
Total Gain (Loss) on Risk Management Contracts	$41	$123	$128

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

We record realized and unrealized gains or losses on interest rate swaps that qualify for fair value hedge accounting treatment and any offsetting changes in the fair value of the debt being hedged in Interest Expense on our statements of income.  During 2011 and 2010, we recognized gains of $3 million and $6 million, respectively, on our hedging instruments and offsetting losses of $6 million and $6 million, respectively, on our long-term debt.  For 2011 and 2010, hedge ineffectiveness was immaterial.  During 2009, we did not employ any fair value hedging strategies.

Accounting for Cash Flow Hedging Strategies

For cash flow hedges (i.e. hedging the exposure to variability in expected future cash flows attributable to a particular risk), we initially report the effective portion of the gain or loss on the derivative instrument as a component of Accumulated Other Comprehensive Income (Loss) on our balance sheets until the period the hedged item affects Net Income.  We recognize any hedge ineffectiveness in Net Income immediately during the period of change, except in regulated jurisdictions where hedge ineffectiveness is recorded as a regulatory asset (for losses) or a regulatory liability (for gains).

Realized gains and losses on derivative contracts for the purchase and sale of power, coal, natural gas, and heating oil and gasoline designated as cash flow hedges are included in Revenues, Fuel and Other Consumables Used for Electric Generation or Purchased Electricity for Resale on our statements of income or in Regulatory Assets or Regulatory Liabilities on our balance sheets, depending on the specific nature of the risk being hedged.  During 2011, 2010 and 2009, we designated commodity derivatives as cash flow hedges.

We reclassify gains and losses on financial fuel derivative contracts designated as cash flow hedges from Accumulated Other Comprehensive Income (Loss) on our balance sheets into Other Operation expense, Maintenance expense or Depreciation and Amortization expense, as it relates to capital projects, on our statements of income.  During 2011, 2010 and 2009, we designated heating oil and gasoline derivatives as cash flow hedges.

We reclassify gains and losses on interest rate derivative hedges related to our debt financings from Accumulated Other Comprehensive Income (Loss) into Interest Expense in those periods in which hedged interest payments occur.  During 2011, 2010 and 2009, we designated interest rate derivatives as cash flow hedges.

The accumulated gains or losses related to our foreign currency hedges are reclassified from Accumulated Other Comprehensive Income (Loss) on our balance sheets into Depreciation and Amortization expense on our statements of income over the depreciable lives of the fixed assets designated as the hedged items in qualifying foreign currency hedging relationships.  During 2011, 2010 and 2009, we designated foreign currency derivatives as cash flow hedges.

During 2009, we recognized a $6 million gain in Interest Expense related to hedge ineffectiveness on interest rate derivatives designated in cash flow hedge strategies.  During 2011, 2010 and 2009, hedge ineffectiveness was immaterial or nonexistent for all of the other cash flow hedge strategies disclosed above.

The following tables provide details on designated, effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on our balance sheets and the reasons for changes in cash flow hedges for the years ended December 31, 2011, 2010 and 2009.  All amounts in the following tables are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2011

		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Balance in AOCI as of December 31, 2010	$7	$4	$11
Changes in Fair Value Recognized in AOCI	(5)	(28)	(33)
Amount of (Gain) or Loss Reclassified from AOCI
to Statement of Income/within Balance Sheet:
Utility Operations Revenues	3	-	3
Other Revenues	(5)	-	(5)
Purchased Electricity for Resale	(2)	-	(2)
Other Operation Expense	(1)	-	(1)
Maintenance Expense	(1)	-	(1)
Interest Expense	-	4	4
Property, Plant and Equipment	(1)	-	(1)
Regulatory Assets (a)	2	-	2
Regulatory Liabilities (a)	-	-	-
Balance in AOCI as of December 31, 2011	$(3)	$(20)	$(23)

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2010

		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Balance in AOCI as of December 31, 2009	$(2)	$(13)	$(15)
Changes in Fair Value Recognized in AOCI	9	13	22
Amount of (Gain) or Loss Reclassified from AOCI
to Statement of Income/within Balance Sheet:
Utility Operations Revenues	-	-	-
Other Revenues	(7)	-	(7)
Purchased Electricity for Resale	4	-	4
Interest Expense	-	4	4
Regulatory Assets (a)	3	-	3
Regulatory Liabilities (a)	-	-	-
Balance in AOCI as of December 31, 2010	$7	$4	$11

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2009

		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Balance in AOCI as of December 31, 2008	$7	$(29)	$(22)
Changes in Fair Value Recognized in AOCI	(6)	11	5
Amount of (Gain) or Loss Reclassified from AOCI
to Statement of Income/within Balance Sheet:
Utility Operations Revenues	(15)	-	(15)
Other Revenues	(15)	-	(15)
Purchased Electricity for Resale	29	-	29
Interest Expense	-	5	5
Regulatory Assets (a)	5	-	5
Regulatory Liabilities (a)	(7)	-	(7)
Balance in AOCI as of December 31, 2009	$(2)	$(13)	$(15)

(a) Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on our balance sheets at December 31, 2011 and 2010 were:

Impact of Cash Flow Hedges on the Balance Sheet
December 31, 2011

		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Hedging Assets (a)	$20	$-	$20
Hedging Liabilities (a)	25	42	67
AOCI Gain (Loss) Net of Tax	(3)	(20)	(23)
Portion Expected to be Reclassified to Net
Income During the Next Twelve Months	(3)	(2)	(5)

Impact of Cash Flow Hedges on the Balance Sheet
December 31, 2010

		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Hedging Assets (a)	$13	$25	$38
Hedging Liabilities (a)	2	4	6
AOCI Gain (Loss) Net of Tax	7	4	11
Portion Expected to be Reclassified to Net
Income During the Next Twelve Months	3	(2)	1

(a)	Hedging Assets and Hedging Liabilities are included in Risk Management Assets and Liabilities on our balance sheets.

The actual amounts that we reclassify from Accumulated Other Comprehensive Income (Loss) to Net Income can differ from the estimate above due to market price changes.  As of December 31, 2011, the maximum length of time that we are hedging (with contracts subject to the accounting guidance for “Derivatives and Hedging”) our exposure to variability in future cash flows related to forecasted transactions is 30 months.

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

Collateral Triggering Events

Under the tariffs of the RTOs and Independent System Operators (ISOs) and a limited number of derivative and non-derivative contracts primarily related to our competitive retail auction loads, we are obligated to post an additional amount of collateral if our credit ratings decline below investment grade.  The amount of collateral required fluctuates based on market prices and our total exposure.  On an ongoing basis, our risk management organization assesses the appropriateness of these collateral triggering items in contracts.  AEP and its subsidiaries have not experienced a downgrade below investment grade.  The following table represents: (a) our aggregate fair value of such derivative contracts, (b) the amount of collateral we would have been required to post for all derivative and non-derivative contracts if our credit ratings had declined below investment grade and (c) how much was attributable to RTO and ISO activities as of December 31, 2011 and 2010:

	December 31,
	2011	2010
	(in millions)
Liabilities for Derivative Contracts with Credit Downgrade Triggers	$32	$20
Amount of Collateral AEP Subsidiaries Would Have Been
Required to Post	39	45
Amount Attributable to RTO and ISO Activities	38	44

In addition, a majority of our non-exchange traded commodity contracts contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding payable.  These cross-default provisions could be triggered if there was a non-performance event by Parent or the obligor under outstanding debt or a third party obligation in excess of $50 million.  On an ongoing basis, our risk management organization assesses the appropriateness of these cross-default provisions in our contracts.  We do not anticipate a non-performance event under these provisions.  The following table represents: (a) the fair value of these derivative liabilities subject to cross-default provisions prior to consideration of contractual netting arrangements, (b) the amount this exposure has been reduced by cash collateral we have posted and (c) if a cross-default provision would have been triggered, the settlement amount that would be required after considering our contractual netting arrangements as of December 31, 2011 and 2010:

	December 31,
	2011	2010
	(in millions)
Liabilities for Contracts with Cross Default Provisions Prior to Contractual
Netting Arrangements	$515	$401
Amount of Cash Collateral Posted	56	81
Additional Settlement Liability if Cross Default Provision is Triggered	291	213

10.  FAIR VALUE MEASUREMENTS

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

The book values and fair values of Long-term Debt as of December 31, 2011 and 2010 are summarized in the following table:

	December 31,
	2011		2010
	Book Value	Fair Value	Book Value	Fair Value
	(in millions)
Long-term Debt	$16,516	$19,259	$16,811	$18,285

Fair Value Measurements of Other Temporary Investments

Other Temporary Investments include funds held by trustees primarily for the payment of securitization bonds, marketable securities that we intend to hold for less than one year and investments by our protected cell of EIS.  See “Other Temporary Investments” section of Note 1.

The following is a summary of Other Temporary Investments:

	December 31, 2011
		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
Other Temporary Investments	Cost	Gains	Losses	Value
	(in millions)
Restricted Cash (a)	$216	$-	$-	$216
Fixed Income Securities:
Mutual Funds	64	-	-	64
Equity Securities - Mutual Funds	11	3	-	14
Total Other Temporary Investments	$291	$3	$-	$294

	December 31, 2010
		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
Other Temporary Investments	Cost	Gains	Losses	Value
	(in millions)
Restricted Cash (a)	$225	$-	$-	$225
Fixed Income Securities:
Mutual Funds	69	-	-	69
Variable Rate Demand Notes	97	-	-	97
Equity Securities - Mutual Funds	18	7	-	25
Total Other Temporary Investments	$409	$7	$-	$416

(a)	Primarily represents amounts held for the payment of debt.

The following table provides the activity for our debt and equity securities within Other Temporary Investments for the years ended December 31, 2011, 2010 and 2009:

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Proceeds from Investment Sales	$268	$455	$35
Purchases of Investments	154	503	82
Gross Realized Gains on Investment Sales	4	16	-
Gross Realized Losses on Investment Sales	-	-	-

At December 31, 2011 and 2010, we had no Other Temporary Investments with an unrealized loss position.  In 2009, we recorded $9 million ($6 million, net of tax) of other-than-temporary impairments of Other Temporary Investments for equity investments of our protected cell captive insurance company.  At December 31, 2011, fixed income securities are primarily debt based mutual funds with short and intermediate maturities.  Mutual funds may be sold and do not contain maturity dates.

The following table provides details of Other Temporary Investments included in Accumulated Other Comprehensive Income (Loss) on our balance sheet and the reasons for changes for the year ended December 31, 2011.  All amounts in the following table are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Other Temporary Investments
Year Ended December 31, 2011

(in millions)
Balance in AOCI as of December 31, 2010	$4
Changes in Fair Value Recognized in AOCI	1
Amount of (Gain) or Loss Reclassified from AOCI to Statement of Income:
Interest Income	(3)
Balance in AOCI as of December 31, 2011	$2

Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal

I&M records securities held in trust funds for decommissioning nuclear facilities and for the disposal of SNF at fair value.  See “Nuclear Trust Funds” section of Note 1.

The following is a summary of nuclear trust fund investments at December 31, 2011 and December 31, 2010:

	December 31,
	2011			2010
	Estimated	Gross	Other-Than-	Estimated	Gross	Other-Than-
	Fair	Unrealized	Temporary	Fair	Unrealized	Temporary
	Value	Gains	Impairments	Value	Gains	Impairments
	(in millions)
Cash and Cash Equivalents	$18	$-	$-	$20	$-	$-
Fixed Income Securities:
United States Government	544	61	(1)	461	23	(1)
Corporate Debt	54	5	(2)	59	4	(2)
State and Local Government	330	-	(2)	341	(1)	-
Subtotal Fixed Income Securities	928	66	(5)	861	26	(3)
Equity Securities - Domestic	646	215	(80)	634	183	(123)
Spent Nuclear Fuel and
Decommissioning Trusts	$1,592	$281	$(85)	$1,515	$209	$(126)

The following table provides the securities activity within the decommissioning and SNF trusts for the years ended December 31, 2011, 2010 and 2009:

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Proceeds from Investment Sales	$1,111	$1,362	$713
Purchases of Investments	1,167	1,415	771
Gross Realized Gains on Investment Sales	33	12	28
Gross Realized Losses on Investment Sales	22	2	1
The adjusted cost of debt securities was $862 million and $835 million as of December 31, 2011 and 2010, respectively.  The adjusted cost of equity securities was $431 million and $451 million as of December 31, 2011 and 2010, respectively.

The fair value of debt securities held in the nuclear trust funds, summarized by contractual maturities, at December 31, 2011 was as follows:

Fair Value
of Debt
Securities
(in millions)
Within 1 year	$62
1 year – 5 years	285
5 years – 10 years	350
After 10 years	231
Total	$928

Fair Value Measurements of Financial Assets and Liabilities

For a discussion of fair value accounting and the classification of assets and liabilities within the fair value hierarchy, see the “Fair Value Measurements of Assets and Liabilities” section of Note 1.

The following tables set forth, by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2011 and 2010.  As required by the accounting guidance for “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.  There have not been any significant changes in AEP’s valuation techniques.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2011

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Cash and Cash Equivalents (a)	$6	$-	$-	$215	$221

Other Temporary Investments
Restricted Cash (a)	191	-	-	25	216
Fixed Income Securities:
Mutual Funds	64	-	-	-	64
Equity Securities - Mutual Funds (b)	14	-	-	-	14
Total Other Temporary Investments	269	-	-	25	294

Risk Management Assets
Risk Management Commodity Contracts (c) (f)	47	1,299	147	(945)	548
Cash Flow Hedges:
Commodity Hedges (c)	15	23	-	(18)	20
De-designated Risk Management Contracts (d)	-	-	-	28	28
Total Risk Management Assets	62	1,322	147	(935)	596

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (e)	-	5	-	13	18
Fixed Income Securities:
United States Government	-	544	-	-	544
Corporate Debt	-	54	-	-	54
State and Local Government	-	330	-	-	330
Subtotal Fixed Income Securities	-	928	-	-	928
Equity Securities - Domestic (b)	646	-	-	-	646
Total Spent Nuclear Fuel and Decommissioning Trusts	646	933	-	13	1,592

Total Assets	$983	$2,255	$147	$(682)	$2,703

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (f)	$43	$1,209	$78	$(1,052)	$278
Cash Flow Hedges:
Commodity Hedges (c)	-	43	-	(18)	25
Interest Rate/Foreign Currency Hedges	-	42	-	-	42
Total Risk Management Liabilities	$43	$1,294	$78	$(1,070)	$345

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Cash and Cash Equivalents (a)	$170	$-	$-	$124	$294

Other Temporary Investments
Restricted Cash (a)	184	-	-	41	225
Fixed Income Securities:
Mutual Funds	69	-	-	-	69
Variable Rate Demand Notes	-	97	-	-	97
Equity Securities - Mutual Funds (b)	25	-	-	-	25
Total Other Temporary Investments	278	97	-	41	416

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	20	1,432	112	(1,013)	551
Cash Flow Hedges:
Commodity Hedges (c)	11	17	-	(15)	13
Interest Rate/Foreign Currency Hedges	-	25	-	-	25
Fair Value Hedges	-	7	-	-	7
De-designated Risk Management Contracts (d)	-	-	-	46	46
Total Risk Management Assets	31	1,481	112	(982)	642

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (e)	-	8	-	12	20
Fixed Income Securities:
United States Government	-	461	-	-	461
Corporate Debt	-	59	-	-	59
State and Local Government	-	341	-	-	341
Subtotal Fixed Income Securities	-	861	-	-	861
Equity Securities - Domestic (b)	634	-	-	-	634
Total Spent Nuclear Fuel and Decommissioning Trusts	634	869	-	12	1,515

Total Assets	$1,113	$2,447	$112	$(805)	$2,867

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$25	$1,325	$27	$(1,114)	$263
Cash Flow Hedges:
Commodity Hedges (c)	4	13	-	(15)	2
Interest Rate/Foreign Currency Hedges	-	4	-	-	4
Fair Value Hedges	-	1	-	-	1
Total Risk Management Liabilities	$29	$1,343	$27	$(1,129)	$270

(a)	Amounts in "Other" column primarily represent cash deposits in bank accounts with financial institutions or with third parties. Level 1 amounts primarily represent investments in money market funds.
(b)	Amounts represent publicly traded equity securities and equity-based mutual funds.
(c)	Amounts in "Other" column primarily represent counterparty netting of risk management and hedging contracts and associated cash collateral under the accounting guidance for "Derivatives and Hedging."
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
(f)
The December 31, 2011 maturity of the net fair value of risk management contracts prior to cash collateral, assets/(liabilities), is as follows:  Level 1 matures $3 million in 2012, $7 million in periods 2013-2015 and ($6) million in periods 2016-2018;  Level 2 matures $21 million in 2012, $50 million in periods 2013-2015, $11 million in periods 2016-2017 and $8 million in periods 2018-2030;  Level 3 matures ($19) million in 2012, $44 million in periods 2013-2015, $18 million in periods 2016-2017 and $26 million in periods 2018-2030.  Risk management commodity contracts are substantially comprised of power contracts.

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

There have been no transfers between Level 1 and Level 2 during the years ended December 31, 2011 and 2010.

The following tables set forth a reconciliation of changes in the fair value of net trading derivatives and other investments classified as Level 3 in the fair value hierarchy:

Net Risk Management
Year Ended December 31, 2011	Assets (Liabilities)
(in millions)
Balance as of December 31, 2010	$85
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	(10)
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets)
Relating to Assets Still Held at the Reporting Date (a)	9
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	-
Purchases, Issuances and Settlements (c)	(3)
Transfers into Level 3 (d) (f)	13
Transfers out of Level 3 (e) (f)	(12)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	(13)
Balance as of December 31, 2011	$69

Net Risk Management
Year Ended December 31, 2010	Assets (Liabilities)
(in millions)
Balance as of December 31, 2009	$62
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	5
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets)
Relating to Assets Still Held at the Reporting Date (a)	63
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	-
Purchases, Issuances and Settlements (c)	(25)
Transfers into Level 3 (d) (f)	18
Transfers out of Level 3 (e) (f)	(53)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	15
Balance as of December 31, 2010	$85

Net Risk Management
Year Ended December 31, 2009	Assets (Liabilities)
(in millions)
Balance as of December 31, 2008	$49
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	(4)
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets)
Relating to Assets Still Held at the Reporting Date (a)	44
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	-
Purchases, Issuances and Settlements (c)	(17)
Transfers in and/or out of Level 3 (h)	(25)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	15
Balance as of December 31, 2009	$62

(a)	Included in revenues on our statements of income.
(b)	Represents the change in fair value between the beginning of the reporting period and the settlement of the risk management commodity contract.
(c)	Represents the settlement of risk management commodity contracts for the reporting period.
(d)	Represents existing assets or liabilities that were previously categorized as Level 2.
(e)	Represents existing assets or liabilities that were previously categorized as Level 3.
(f)	Transfers are recognized based on their value at the beginning of the reporting period that the transfer occurred.
(g)	Relates to the net gains (losses) of those contracts that are not reflected on our statements of income. These net gains (losses) are recorded as regulatory liabilities/assets.
(h)
Represents existing assets or liabilities that were either previously categorized as a higher level for which the inputs to the model became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period.

11.  INCOME TAXES

The details of our consolidated income taxes before extraordinary items as reported are as follows:

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Federal:
Current	$20	$(134)	$(575)
Deferred	786	760	1,171
Total Federal	806	626	596

State and Local:
Current	37	(20)	(76)
Deferred	(25)	38	55
Total State and Local	12	18	(21)

International:
Current	-	(1)	-
Deferred	-	-	-
Total International	-	(1)	-

Income Tax Expense	$818	$643	$575

The following is a reconciliation of our consolidated difference between the amount of federal income taxes computed by multiplying book income before income taxes by the federal statutory tax rate and the amount of income taxes reported.

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Net Income	$1,949	$1,218	$1,365
Extraordinary Items, Net of Tax of $(112) million and $3 million in 2011
and 2009, respectively	(373)	-	5
Income Before Extraordinary Items	1,576	1,218	1,370
Income Tax Expense	818	643	575
Pretax Income	$2,394	$1,861	$1,945

Income Taxes on Pretax Income at Statutory Rate (35%)	$838	$651	$681
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	41	47	31
Investment Tax Credits, Net	(15)	(16)	(19)
Energy Production Credits	(18)	(20)	(15)
State and Local Income Taxes, Net	(22)	11	(14)
Removal Costs	(20)	(19)	(19)
AFUDC	(42)	(33)	(36)
Medicare Subsidy	1	12	(11)
Valuation Allowance	86	-	-
Tax Reserve Adjustments	2	(16)	(6)
Other	(33)	26	(17)
Income Tax Expense	$818	$643	$575

Effective Income Tax Rate	34.2%	34.6%	29.6%

The following table shows elements of the net deferred tax liability and significant temporary differences:

	December 31,
	2011	2010
	(in millions)
Deferred Tax Assets	$2,855	$2,519
Deferred Tax Liabilities	(11,185)	(10,009)
Net Deferred Tax Liabilities	$(8,330)	$(7,490)

Property Related Temporary Differences	$(5,963)	$(5,301)
Amounts Due from Customers for Future Federal Income Taxes	(259)	(250)
Deferred State Income Taxes	(668)	(622)
Securitized Transition Assets	(621)	(651)
Regulatory Assets	(1,208)	(867)
Postretirement Benefits	424	356
Accrued Pensions	149	218
Deferred Income Taxes on Other Comprehensive Loss	254	207
Accrued Nuclear Decommissioning	(436)	(395)
Net Operating Loss Carryforward	125	-
Tax Credit Carryforward	182	-
Valuation Allowance	(86)	-
All Other, Net	(223)	(185)
Net Deferred Tax Liabilities	$(8,330)	$(7,490)

AEP System Tax Allocation Agreement

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

Federal and State Income Tax Audit Status

We are no longer subject to U.S. federal examination for years before 2009.  We completed the examination of the years 2007 and 2008 in April 2011 and settled all outstanding issues on appeal for the years 2001 through 2006 in October 2011.  The settlements did not have a material impact on net income, cash flows or financial condition.  The IRS examination of years 2009 and 2010 started in October 2011.  Although the outcome of tax audits is uncertain, in management’s opinion, adequate provisions for federal income taxes have been made for potential liabilities resulting from such matters.  In addition, we accrue interest on these uncertain tax positions.  We are not aware of any issues for open tax years that upon final resolution are expected to have a material effect on net income.

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

Net Income Tax Operating Loss Carryforward

In 2011, we sustained a federal net income tax operating loss of $226 million driven primarily by bonus depreciation, pension plan contributions and other book versus tax temporary differences.  We also had state net income tax operating loss carryforwards as indicated in the table below.  As a result, we accrued deferred federal, state and local income tax benefits in 2011.  We expect to realize the federal, state and local cash flow benefit in future periods as there was insufficient capacity in prior periods to carry the net operating loss back. We anticipate future taxable income will be sufficient to realize the net income tax operating loss tax benefits before the federal carryforward expires after 2031.

	State Net Income
	Tax Operating
	Loss	Year of
State	Carryforward	Expiration
	(in millions)
Oklahoma	$135	2031
Tennessee	13	2026
Virginia	358	2031
West Virginia	511	2031

We sustained federal, state and local net income tax operating losses in 2009 driven primarily by bonus depreciation, a change in tax accounting method related to units of property and other book versus tax temporary differences.  As a result, we accrued current federal, state and local income tax benefits in 2009.  We realized the federal cash flow benefit in 2010 as there was sufficient capacity in prior periods to carry the net operating loss back.  Most of our state and local jurisdictions do not provide for a net operating loss carry back, therefore the state and local losses were carried forward to future periods.

Tax Credit Carryforward

Federal and state net income tax operating losses sustained in 2009 and 2011 along with lower federal and state taxable income in 2010 resulted in unused federal and state income tax credits.  At December 31, 2011, we have total federal tax credit carryforwards of $182 million and total state tax credit carryforwards of $74 million, not all of which are subject to an expiration date.  If these credits are not utilized, the federal general business tax credits of $81 million will expire in the years 2028 through 2031 and the state coal tax credits of $29 million will expire in the years 2013 through 2021.

We anticipate future federal taxable income will be sufficient to realize the tax benefits of the federal tax credits before they expire unused.  We do not anticipate state taxable income will be sufficient in future periods to realize the tax benefits of all state income tax credits before they expire unused and we have provided a valuation allowance accordingly.

Valuation Allowance

We assess past results and future operations to estimate and evaluate available positive and negative evidence to evaluate whether sufficient future taxable income will be generated to use existing deferred tax assets.  A significant piece of objective negative information evaluated were the net income tax operating losses sustained in 2009 and 2011.  On the basis of this evaluation of available positive and negative evidence, as of December 31, 2011, a valuation allowance of $30 million for state tax credits, net of federal tax, and $56 million for an unrealized capital loss has been recorded in order to measure only the portion of the deferred tax assets that, more likely than not, will be realized.  The amount of the deferred tax assets considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence, such as our projections for growth.

For a discussion of the tax implications of the unrealized capital loss resulting from our settlement with BOA and Enron, see “Enron Bankruptcy” section of Note 5.

Uncertain Tax Positions

We recognize interest accruals related to uncertain tax positions in interest income or expense, as applicable, and penalties in Other Operation in accordance with the accounting guidance for “Income Taxes.”

The following table shows amounts reported for interest expense, interest income and reversal of prior period interest expense:

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Interest Expense	$8	$8	$1
Interest Income	22	11	5
Reversal of Prior Period Interest Expense	13	5	5

The following table shows balances for amounts accrued for the receipt of interest and the payment of interest and penalties:

	December 31,
	2011	2010
	(in millions)
Accrual for Receipt of Interest	$13	$42
Accrual for Payment of Interest and Penalties	6	21

The reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2011	2010	2009
	(in millions)
Balance at January 1,	$219	$237	$237
Increase - Tax Positions Taken During a Prior Period	51	40	56
Decrease - Tax Positions Taken During a Prior Period	(43)	(43)	(65)
Increase - Tax Positions Taken During the Current Year	10	-	16
Decrease - Tax Positions Taken During the Current Year	-	(6)	-
Increase - Settlements with Taxing Authorities	-	-	1
Decrease - Settlements with Taxing Authorities	(31)	(2)	-
Decrease - Lapse of the Applicable Statute of Limitations	(38)	(7)	(8)
Balance at December 31,	$168	$219	$237

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $111 million, $112 million and $137 million for 2011, 2010 and 2009, respectively.  We believe there will be no significant net increase or decrease in unrecognized tax benefits within 12 months of the reporting date.

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

In December of 2011 the U.S. Treasury Department issued guidance regarding the deduction and capitalization of expenditures related to tangible property.  The guidance was in the form of proposed and temporary regulations and generally is effective for tax years beginning in 2012.  These regulations did not have an impact on either net income or cash flow in 2011.  We are still evaluating the impact these regulations will have on future periods.

State Tax Legislation

Ohio House Bill 66 of 2005 imposed a commercial activity tax at a fully phased-in rate of 0.26% on all Ohio gross receipts.  The tax was phased-in over a five-year period that began July 1, 2005 at 23% of the full 0.26% rate.  As a result of this tax, expenses of approximately $14 million, $13 million and $11 million were recorded in 2011, 2010 and 2009, respectively, in Taxes Other Than Income Taxes.

Legislation was passed by the state of Indiana in May 2011 enacting a phased reduction in corporate income tax rates from 8.5% to 6.5%.  The current 8.5% Indiana corporate income tax rate is scheduled for a 0.5% reduction each year beginning after June 30, 2012 with the final reduction occurring in years beginning after June 30, 2015.

In May 2011, Michigan repealed its Business Tax regime and replaced it with a traditional corporate net income tax with a rate of 6%, effective January 1, 2012.

During the third quarter of 2011, the state of West Virginia determined that the state had achieved certain minimum levels of shortfall reserve funds and thus, the West Virginia corporate income tax rate will be reduced to 7.75% in 2012.  The enacted provisions will not have a material impact on net income, cash flows or financial condition.

12.  LEASES

Leases of property, plant and equipment are for periods up to 60 years and require payments of related property taxes, maintenance and operating costs.  The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

Lease rentals for both operating and capital leases are generally charged to Other Operation and Maintenance expense in accordance with rate-making treatment for regulated operations.  Additionally, for regulated operations with capital leases, a capital lease asset and offsetting liability are recorded at the present value of the remaining lease payments for each reporting period.  Capital leases for nonregulated property are accounted for as if the assets were owned and financed.  The components of rental costs are as follows:

	Years Ended December 31,
Lease Rental Costs	2011	2010	2009
	(in millions)
Net Lease Expense on Operating Leases	$343	$343	$354
Amortization of Capital Leases	72	97	83
Interest on Capital Leases	32	26	13
Total Lease Rental Costs	$447	$466	$450

The following table shows the property, plant and equipment under capital leases and related obligations recorded on our balance sheets.  Capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities on our balance sheets.

	December 31,
Property, Plant and Equipment Under Capital Leases	2011	2010
	(in millions)
Generation	$104	$97
Other Property, Plant and Equipment	485	482
Total Property, Plant and Equipment Under Capital Leases	589	579
Accumulated Amortization	137	108
Net Property, Plant and Equipment Under Capital Leases	$452	$471

Obligations Under Capital Leases
Noncurrent Liability	$384	$398
Liability Due Within One Year	74	76
Total Obligations Under Capital Leases	$458	$474

Future minimum lease payments consisted of the following at December 31, 2011:

		Noncancelable
Future Minimum Lease Payments	Capital Leases	Operating Leases
	(in millions)
2012	$96	$316
2013	81	288
2014	67	264
2015	55	245
2016	47	226
Later Years	285	1,235
Total Future Minimum Lease Payments	631	$2,574
Less Estimated Interest Element	173
Estimated Present Value of Future Minimum
Lease Payments	$458

Master Lease Agreements

We lease certain equipment under master lease agreements.  In December 2010, we signed a new master lease agreement with GE Capital Commercial Inc. (GE) for approximately $137 million to replace existing operating and capital leases with GE.  We refinanced $60 million of capital leases and $77 million of operating leases.  These assets were included in existing master lease agreements that were to be terminated in 2011 since GE exercised the termination provision related to these leases in 2008.  In January 2011, we purchased $5 million of previously leased assets that were not included in the 2010 refinancing.  In June 2011, we placed an additional $11 million of previously leased assets under a new capital lease.  These obligations are included in the future minimum lease payments schedule earlier in this note.

For equipment under the GE master lease agreements, the lessor is guaranteed receipt of up to 78% of the unamortized balance of the equipment at the end of the lease term.  If the fair value of the leased equipment is below the unamortized balance at the end of the lease term, we are committed to pay the difference between the fair value and the unamortized balance, with the total guarantee not to exceed 78% of the unamortized balance.  For equipment under other master lease agreements, the lessor is guaranteed a residual value up to a stated percentage of either the unamortized balance or the equipment cost at the end of the lease term.  If the actual fair value of the leased equipment is below the guaranteed residual value at the end of the lease term, we are committed to pay the difference between the actual fair value and the residual value guarantee.  At December 31, 2011, the maximum potential loss for these lease agreements was approximately $14 million assuming the fair value of the equipment is zero at the end of the lease term.  Historically, at the end of the lease term the fair value has been in excess of the unamortized balance.

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

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it equally to AEGCo and I&M.  The lease is accounted for as an operating lease with the payment obligations included in the future minimum lease payments schedule earlier in this note.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  AEP, AEGCo and I&M have no ownership interest in the Owner Trustee and do not guarantee its debt.  The future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2011 are as follows:

Future Minimum Lease Payments	AEGCo	I&M
	(in millions)
2012	$74	$74
2013	74	74
2014	74	74
2015	74	74
2016	74	74
Later Years	443	443
Total Future Minimum Lease Payments	$813	$813

Railcar Lease

In June 2003, AEP Transportation LLC (AEP Transportation), a subsidiary of AEP, entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The lease is accounted for as an operating lease.  In January 2008, AEP Transportation assigned the remaining 848 railcars under the original lease agreement to I&M (390 railcars) and SWEPCo (458 railcars).  The assignment is accounted for as operating leases for I&M and SWEPCo.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  I&M and SWEPCo intend to renew these leases for the full lease term of twenty years via the renewal options.  The future minimum lease obligations are $16 million for I&M and $18 million for SWEPCo for the remaining railcars as of December 31, 2011.  These obligations are included in the future minimum lease payments schedule earlier in this note.

Under the lease agreement, the lessor is guaranteed that the sale proceeds under a return-and-sale option will equal at least a lessee obligation amount specified in the lease, which declines from approximately 84% under the current five year lease term to 77% at the end of the 20-year term of the projected fair value of the equipment.  I&M and SWEPCo have assumed the guarantee under the return-and-sale option.  I&M’s maximum potential loss related to the guarantee is approximately $12 million and SWEPCo’s is approximately $13 million assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, we believe that the fair value would produce a sufficient sales price to avoid any loss.

Sabine Dragline Lease

During 2009, Sabine, an entity consolidated in accordance with the accounting guidance for “Variable Interest Entities,” entered into capital lease arrangements with a nonaffiliated company to finance the purchase of two electric draglines to be used for Sabine’s mining operations totaling $47 million.  The amounts included in the lease represented the aggregate fair value of the existing equipment and a sale-and-leaseback transaction for additional dragline rebuild costs required to keep the dragline operational.  In addition to the 2009 transactions, Sabine has one additional $53 million dragline completed in 2008 that was financed under a capital lease.  These capital lease assets are included in Other Property, Plant and Equipment on our December 31, 2011 and 2010 balance sheets.  The short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities on our December 31, 2011 and 2010 balance sheets.  The future payment obligations are included in our future minimum lease payments schedule earlier in this note.

I&M Nuclear Fuel Lease

In December 2007, I&M entered into a sale-and-leaseback transaction with Citicorp Leasing, Inc. (CLI), an unrelated, unconsolidated, wholly-owned subsidiary of Citibank, N.A. to lease nuclear fuel for I&M’s Cook Plant.  In December 2007, I&M sold a portion of its unamortized nuclear fuel inventory to CLI at cost for $85 million.  The lease has a variable rate based on one month LIBOR and is accounted for as a capital lease with lease terms up to 60 months.  The future payment obligations of $383 thousand are included in our future minimum lease payments schedule earlier in this note.  The net capital lease asset is included in Other Property, Plant and Equipment and the short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities, respectively, on our December 31, 2011 and 2010 balance sheets.  The future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2011 are $383 thousand for 2012, based on estimated fuel burn.

13.  FINANCING ACTIVITIES

AEP Common Stock

In April 2009, we issued 69 million shares of common stock at $24.50 per share for net proceeds of $1.64 billion, which were primarily used to repay cash drawn under our credit facilities in the second quarter of 2009.

Set forth below is a reconciliation of common stock share activity for the years ended December 31, 2011, 2010 and 2009:

		Held in
Shares of AEP Common Stock	Issued	Treasury
Balance, December 31, 2008	426,321,248	20,249,992
Issued	72,012,017	-
Treasury Stock Acquired	-	28,866
Balance, December 31, 2009	498,333,265	20,278,858
Issued	2,781,616	-
Treasury Stock Acquired	-	28,867
Balance, December 31, 2010	501,114,881	20,307,725
Issued	2,644,579	-
Treasury Stock Acquired	-	28,867
Balance, December 31, 2011	503,759,460	20,336,592

Preferred Stock

In December 2011, AEP subsidiaries redeemed all of their outstanding preferred stock with a par value of $60 million at a premium, resulting in a $2.8 million loss, which is included in Preferred Stock Dividend Requirements of Subsidiaries Including Capital Stock Expense on our statement of income.  The redeemed shares are no longer outstanding and represent only the right to receive the applicable redemption price, to the extent the shares have not yet been presented for payment.

Long-term Debt

	Weighted
	Average
	Interest
	Rate at			Outstanding at
	December 31,	Interest Rate Ranges at December 31,		December 31,
Type of Debt and Maturity	2011	2011	2010	2011	2010
				(in millions)
Senior Unsecured Notes
2011-2040	5.85%	0.955%-8.13%	0.702%-8.13%	$11,737	$11,669

Pollution Control Bonds (a)
2011-2038 (b)	3.57%	0.06%-6.30%	0.29%-6.30%	2,112	2,263

Notes Payable (c)
2011-2026	4.77%	2.029%-8.03%	2.07%-8.03%	402	396

Securitization Bonds
2013-2020	5.36%	4.98%-6.25%	4.98%-6.25%	1,688	1,847

Junior Subordinated Debentures (d)
2063	8.75%	8.75%	8.75%	315	315

Spent Nuclear Fuel Obligation (e)				265	265

Other Long-term Debt
2011-2059	6.07%	3.00%-13.718%	1.3125%-13.718%	29	91

Fair Value of Interest Rate Hedges				7	6
Unamortized Discount, Net				(39)	(41)
Total Long-term Debt Outstanding				16,516	16,811
Long-term Debt Due Within One Year				1,433	1,309
Long-term Debt				$15,083	$15,502

(a)
For certain series of pollution control bonds, interest rates are subject to periodic adjustment.  Certain series may be purchased on demand at periodic interest adjustment dates.  Letters of credit from banks, standby bond purchase agreements and insurance policies support certain series.

(b)
Certain pollution control bonds are subject to redemption earlier than the maturity date.  Consequently, these bonds have been classified for maturity purposes as Long-term Debt Due Within One Year on our balance sheets.

(c)
Notes payable represent outstanding promissory notes issued under term loan agreements and credit agreements with a number of banks and other financial institutions.  At expiration, all notes then issued and outstanding are due and payable.  Interest rates are both fixed and variable.  Variable rates generally relate to specified short-term interest rates.

(d)	Debentures will mature on March 1, 2063, subject to extensions to no later than March 1, 2068, and are callable at par any time on or after March 1, 2013.
(e)	Spent nuclear fuel obligation consists of a liability along with accrued interest for disposal of spent nuclear fuel (see "SNF Disposal" section of Note 5).

Long-term debt outstanding at December 31, 2011 is payable as follows:

						After
	2012	2013	2014	2015	2016	2016	Total
	(in millions)
Principal Amount	$1,433	$1,383	$1,074	$1,496	$712	$10,457	$16,555
Unamortized Discount, Net							(39)
Total Long-term Debt Outstanding							$16,516

In January 2012, TCC retired $98 million of its outstanding Securitization Bonds.

In January and February 2012, I&M retired $2 million and $12 million, respectively, of Notes Payable related to DCC Fuel.

In February 2012, SWEPCo issued $275 million of 3.55% Senior Unsecured Notes due in 2022 and $65 million of 4.58% Notes Payable due in 2032.

In February 2012, APCo retired $30 million of 6.05% Pollution Control Bonds due in 2024 and $19.5 million of 5% Pollution Control Bonds due in 2021.  As of December 31, 2011, these bonds were classified for maturity purposes as Long-term Debt Due Within One Year on our balance sheet.

As of December 31, 2011, trustees held, on our behalf, $478 million of our reacquired Pollution Control Bonds.

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

Utility Subsidiaries’ Restrictions

Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of dividends.  Specifically, several of our public utility subsidiaries have credit agreements that contain a covenant that limits their debt to capitalization ratio to 67.5%.  At December 31, 2011, the amount of restricted net assets of AEP’s subsidiaries that may not be distributed to Parent in the form of a loan, advance or dividend was approximately $6 billion.

The Federal Power Act prohibits the utility subsidiaries from participating “in the making or paying of any dividends of such public utility from any funds properly included in capital account.”  The term “capital account” is not defined in the Federal Power Act or its regulations.  Management understands “capital account” to mean the value of the common stock.  This restriction does not limit the ability of the utility subsidiaries to pay dividends out of retained earnings.

Lines of Credit and Short-term Debt

We use our commercial paper program to meet the short-term borrowing needs of our subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds the majority of the nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  As of December 31, 2011, we had credit facilities totaling $3.25 billion to support our commercial paper program.  The maximum amount of commercial paper outstanding during 2011 was $1.2 billion and the weighted average interest rate of commercial paper outstanding during the year was 0.4%.  Our outstanding short-term debt was as follows:

	December 31,
	2011		2010
	Outstanding	Interest	Outstanding	Interest
Type of Debt	Amount	Rate (a)	Amount	Rate (a)
	(in millions)		(in millions)
Securitized Debt for Receivables (b)	$666	0.27%	$690	0.31%
Commercial Paper	967	0.51%	650	0.52%
Line of Credit – Sabine (c)	17	1.79%	6	2.15%
Total Short-term Debt	$1,650		$1,346

(a)	Weighted average rate.
(b)	Amount of securitized debt for receivables as accounted for under the "Transfers and Servicing" accounting guidance.
(c)	This line of credit does not reduce available liquidity under AEP's credit facilities.

Credit Facilities

For a discussion of credit facilities, see “Letters of Credit” section of Note 5.

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

In July 2011, AEP Credit renewed its receivables securitization agreement.  The agreement provides commitments of $750 million from bank conduits to finance receivables from AEP Credit with an increase to $800 million for the months of July, August and September to accommodate seasonal demand.  A commitment of $375 million, with the seasonal increase to $425 million for the months of July, August and September, expires in June 2012 and the remaining commitment of $375 million expires in June 2014.

Accounts receivable information for AEP Credit is as follows:

	Years Ended December 31,
	2011		2010		2009
	(dollars in millions)
Proceeds from Sale of Accounts Receivable	$	NA	$	NA	$7,043
Loss on Sale of Accounts Receivable		NA		NA	3
Average Variable Discount Rate on Sale of
Accounts Receivable		NA		NA	0.57%
Effective Interest Rates on Securitization of
Accounts Receivable		0.27%		0.31%	NA
Net Uncollectible Accounts Receivable Written Off		37		22	28

NA Not Applicable

	December 31,
	2011	2010
	(in millions)
Accounts Receivable Retained Interest and Pledged as Collateral
Less Uncollectible Accounts	$902	$923
Total Principal Outstanding	666	690
Delinquent Securitized Accounts Receivable	38	50
Bad Debt Reserves Related to Securitization/Sale of Accounts Receivable	18	26
Unbilled Receivables Related to Securitization/Sale of Accounts Receivable	370	354

Customer accounts receivable retained and securitized for our operating companies are managed by AEP Credit.  AEP Credit’s delinquent customer accounts receivable represents accounts greater than 30 days past due.

14.  STOCK-BASED COMPENSATION

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

Stock Options

We did not grant stock options in 2011, 2010 or 2009 but we do have outstanding stock options from grants in earlier periods that vested or were exercised in these years.  The exercise price of all outstanding stock options equaled or exceeded the market price of AEP’s common stock on the date of grant.  All outstanding stock options were granted with a ten-year term and generally vested, subject to the participant’s continued employment, in approximately equal 1/3 increments on January 1st of the year following the first, second and third anniversary of the grant date.  We record compensation cost for stock options over the vesting period based on the fair value on the grant date.  The LTIP does not specify a maximum contractual term for stock options.

The total fair value of stock options vested and the total intrinsic value of options exercised are as follows:

	Years Ended December 31,
Stock Options	2011	2010	2009
	(in thousands)
Fair Value of Stock Options Vested	$-	$-	$25
Intrinsic Value of Options Exercised (a)	1,202	2,058	106

(a)	Intrinsic value is calculated as market price at exercise dates less the option exercise price.

A summary of AEP stock option transactions during the years ended December 31, 2011, 2010 and 2009 is as follows:

	2011		2010		2009
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
	(in thousands)		(in thousands)		(in thousands)
Outstanding at January 1,	551	$32.88	1,089	$32.78	1,128	$32.73
Granted	-	NA	-	NA	-	NA
Exercised/Converted	(104)	27.39	(448)	31.53	(21)	27.20
Forfeited/Expired	(126)	46.40	(90)	38.44	(18)	36.28
Outstanding at December 31,	321	29.35	551	32.88	1,089	32.78

Options Exercisable at December 31,	321	$29.35	551	$32.88	1,089	$32.78

NA Not Applicable

The following table summarizes information about AEP stock options outstanding and exercisable at December 31, 2011:

	Number	Weighted
	of Options	Average	Weighted
2011 Range of	Outstanding	Remaining	Average	Aggregate
Exercise Prices	and Exercisable	Life	Exercise Price	Intrinsic Value
	(in thousands)	(in years)		(in thousands)
$27.06-27.95	162	1.27	$27.47	$2,240
$30.76-38.65	159	2.12	31.26	1,599
Total	321	1.69	29.35	$3,839

We include the proceeds received from exercised stock options in common stock and paid-in capital.

Performance Units

Our performance units have a value upon vesting equal to the market value of shares of AEP common stock.  The number of performance units held is multiplied by the performance score to determine the actual number of performance units realized.  The performance score is determined at the end of the performance period based on performance measures, which include both performance and market conditions, established for each grant at the beginning of the performance period by the HR Committee and can range from 0% to 200%.  For the three-year performance and vesting period ending on December 31, 2009, performance units were paid in cash or stock at the employee’s election unless they were needed to satisfy a participant’s stock ownership requirement.  For the three-year performance and vesting periods ending on December 31, 2010 and 2011, performance units were paid in cash, unless they were needed to satisfy a participant’s stock ownership requirement.  In that case, the number of units needed to satisfy the participant’s largest stock ownership requirement was mandatorily deferred as AEP Career Shares until after the end of the participant’s AEP career.  AEP Career Shares are a form of non-qualified deferred compensation that have a value equivalent to shares of AEP common stock.  AEP Career Shares are paid in cash after the participant’s termination of employment.  Amounts equivalent to cash dividends on both performance units and AEP Career Shares accrue as additional units.  We recorded compensation cost for performance units over the three-year vesting period.  The liability for both the performance units and AEP Career Shares, recorded in Employee Benefits and Pension Obligations on our balance sheets, is adjusted for changes in value.  The fair value of performance unit awards is based on the estimated performance score and the current 20-day average closing price of AEP common stock at the date of valuation.

The HR Committee awarded performance units and reinvested dividends on outstanding performance units and AEP Career Shares for the years ended December 31, 2011, 2010 and 2009 as follows:

	Years Ended December 31,
Performance Units	2011	2010	2009
Awarded Units (in thousands)	7	736	1,179
Weighted Average Unit Fair Value at Grant Date	$38.39	$35.43	$34.32
Vesting Period (in years)	3	3	3

Performance Units and AEP Career Shares	Years Ended December 31,
(Reinvested Dividends Portion)	2011	2010	2009
Awarded Units (in thousands)	198	211	224
Weighted Average Grant Date Fair Value	$37.31	$34.70	$28.82
Vesting Period (in years)	(a)	(a)	(a)

(a)	The vesting period for the reinvested dividends on performance units is equal to the remaining life of the related performance units. Dividends on AEP Career Shares vest immediately upon grant.

In January 2012, the HR Committee awarded 545,685 units of performance units at a grant price of $41.38 for the three-year performance and vesting period ending on December 31, 2014.

Performance scores and final awards are determined and certified by the HR Committee in accordance with the pre-established performance measures within approximately a month after the end of the performance period.  The HR Committee has discretion to reduce or eliminate the value of final awards, but may not increase them.  The performance scores for all open performance periods are dependent on two equally-weighted performance measures: (a) three-year total shareholder return measured relative to the electric utility and multi utility sub-industry segments of the Standard and Poor’s 500 Index and (b) three-year cumulative earnings per share measured relative to an AEP Board of Directors approved target. The value of each performance unit earned is equal to the average closing price of AEP common stock for the last 20 trading days of the performance period.

The certified performance scores and units earned for the three-year period ended December 31, 2011, 2010 and 2009 were as follows:

	Years Ended December 31,
	2011	2010	2009
Certified Performance Score	89.8%	55.8%	73.5%
Performance Units Earned	1,216,926	489,013	593,175
Performance Units Mandatorily Deferred as AEP Career Shares	52,639	33,501	26,635
Performance Units Voluntarily Deferred into the Incentive
Compensation Deferral Program	42,502	6,583	27,855
Performance Units to be Paid in Cash	1,121,785	448,929	538,685

The cash payouts for the years ended December 31, 2011, 2010 and 2009 were as follows:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Cash Payouts for Performance Units	$15,985	$18,683	$30,034
Cash Payouts for AEP Career Share Distributions	2,777	3,594	2,184

Restricted Shares and Restricted Stock Units

The independent members of the AEP Board of Directors granted 300,000 restricted shares to the then Chairman, President and CEO on January 2, 2004 upon the commencement of his AEP employment.  Of these restricted shares, 50,000 vested on January 1, 2005, 50,000 vested on January 1, 2006, 66,666 vested on November 30, 2009, 66,667 vested on November 30, 2010 and 66,667 vested on November 30, 2011.   Compensation cost for restricted shares is measured at fair value on the grant date and recorded over the vesting period.  Fair value is determined by multiplying the number of shares granted by the grant date market closing price, which was $30.76.  The maximum term for these restricted shares was eight years and dividends on these restricted shares were paid in cash.  AEP has not granted other restricted shares.

The HR Committee also grants restricted stock units (RSUs), which generally vest, subject to the participant’s continued employment, over at least three years in approximately equal annual increments.  Additional RSUs granted as dividends vest on the same date as the underlying RSUs on which the dividends were awarded.  Compensation cost is measured at fair value on the grant date and recorded over the vesting period.  Fair value is determined by multiplying the number of units granted by the grant date market closing price.  The maximum contractual term of outstanding RSUs is six years from the grant date.

In 2010, the HR Committee granted a total of 165,520 of RSUs to four CEO succession candidates to better ensure the retention of these candidates.  These grants vest, subject to the candidates’ continuous employment, in three approximately equal installments on August 3, 2013, August 3, 2014 and August 3, 2015.

The HR Committee awarded RSUs, including units awarded for dividends, for the years ended December 31, 2011, 2010 and 2009 as follows:

	Years Ended December 31,
Restricted Stock Units	2011	2010	2009
Awarded Units (in thousands)	121	873	130
Weighted Average Grant Date Fair Value	$37.07	$35.24	$29.29

In January 2012, the HR Committee awarded 363,790 units of restricted stock units at a grant price of $41.38, which vest in three approximately equal annual increments on May 1, 2013, 2014 and 2015.

The total fair value and total intrinsic value of restricted shares and restricted stock units vested during the years ended December 31, 2011, 2010 and 2009 were as follows:

	Years Ended December 31,
Restricted Shares and Restricted Stock Units	2011	2010	2009
	(in thousands)
Fair Value of Restricted Shares and Restricted Stock Units Vested	$7,164	$6,044	$6,573
Intrinsic Value of Restricted Shares and Restricted Stock Units Vested (a)	8,017	5,993	5,445

(a)	Intrinsic value is calculated as market price at exercise date.

A summary of the status of our nonvested restricted shares and RSUs as of December 31, 2011 and changes during the year ended December 31, 2011 are as follows:

		Weighted
		Average
Nonvested Restricted Shares and		Grant Date
Restricted Stock Units	Shares/Units	Fair Value
	(in thousands)
Nonvested at January 1, 2011	1,026	$34.88
Granted	121	37.07
Vested	(213)	33.61
Forfeited	(31)	35.35
Nonvested at December 31, 2011	903	35.46

The total aggregate intrinsic value of nonvested restricted shares and RSUs as of December 31, 2011 was $37 million and the weighted average remaining contractual life was 2.32 years.

Other Stock-Based Plans

We also have a Stock Unit Accumulation Plan for Non-employee Directors providing each non-employee director with AEP stock units as a substantial portion of their quarterly compensation for their services as a director.  The number of stock units provided is based on the closing price of AEP common stock on the last trading day of the quarter for which the stock units were earned.  Amounts equivalent to cash dividends on the stock units accrue as additional AEP stock units.  The non-employee directors vest immediately upon award of the stock units.  Stock units are paid in cash upon termination of board service or up to 10 years later if the participant so elects.  Cash payments for stock units are calculated based on the average closing price of AEP common stock for the last 20 trading days prior to the distribution date.

We recorded the compensation cost for stock units when the units are awarded and adjusted the liability for changes in value based on the current 20-day average closing price of AEP common stock at the date of valuation.

We had no material cash payouts for stock unit distributions for the years ended December 31, 2011, 2010 and 2009.

The Board of Directors awarded stock units, including units awarded for dividends, for the years ended December 31, 2011, 2010 and 2009 as follows:

	Years Ended December 31,
Stock Unit Accumulation Plan for Non-Employee Directors	2011	2010	2009
Awarded Units (in thousands)	52	54	56
Weighted Average Grant Date Fair Value	$37.72	$34.67	$29.56

Share-based Compensation Plans

Compensation cost and the actual tax benefit realized for the tax deductions from compensation cost for share-based payment arrangements recognized in income and total compensation cost capitalized in relation to the cost of an asset for the years ended December 31, 2011, 2010 and 2009 were as follows:

	Years Ended December 31,
Share-based Compensation Plans	2011	2010	2009
	(in thousands)
Compensation Cost for Share-based Payment Arrangements (a)	$61,807	$28,116	$31,165
Actual Tax Benefit Realized	21,632	9,841	10,908
Total Compensation Cost Capitalized	11,608	4,689	5,956

(a)	Compensation cost for share-based payment arrangements is included in Other Operation and Maintenance expenses on our statements of income.

During the years ended December 31, 2011, 2010 and 2009, there were no significant modifications affecting any of our share-based payment arrangements.

As of December 31, 2011, there was $47 million of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the LTIP. Unrecognized compensation cost related to the performance units and AEP Career Shares will change as the fair value is adjusted each period and forfeitures for all award types are realized.  Our unrecognized compensation cost will be recognized over a weighted-average period of 1.49 years.

Cash received from stock options exercised and actual tax benefit realized for the tax deductions from stock options exercised during the years ended December 31, 2011, 2010 and 2009 were as follows:

	Years Ended December 31,
Share-based Compensation Plans	2011	2010	2009
	(in thousands)
Cash Received from Stock Options Exercised	$2,855	$14,134	$567
Actual Tax Benefit Realized for the Tax Deductions from Stock Options Exercised	411	706	35

Our practice is to use authorized but unissued shares to fulfill share commitments for stock option exercises and RSU vesting.  Although we do not currently anticipate any changes to this practice, we are permitted to use treasury shares, shares acquired in the open market specifically for distribution under the LTIP or any combination thereof for this purpose.  The number of new shares issued to fulfill vesting RSUs is generally reduced to offset our tax withholding obligation.

15.  PROPERTY, PLANT AND EQUIPMENT

Depreciation, Depletion and Amortization

We provide for depreciation of Property, Plant and Equipment, excluding coal-mining properties, on a straight-line basis over the estimated useful lives of property, generally using composite rates by functional class as follows:

2011	Regulated									Nonregulated
				Annual								Annual
Functional	Property,			Composite						Property,		Composite
Class of	Plant and		Accumulated	Depreciation			Depreciable			Plant and	Accumulated	Depreciation			Depreciable
Property	Equipment		Depreciation	Rate Ranges			Life Ranges			Equipment	Depreciation	Rate Ranges			Life Ranges
	(in millions)						(in years)			(in millions)					(in years)
Generation	$14,804		$6,692	1.6	-	3.8%	9	-	132	$10,134	$3,904	2.6	-	3.5%	20	-	66
Transmission	9,048		2,600	1.3	-	2.7%	25	-	87	-	-	-	-	-%	-	-	-
Distribution	14,783		3,828	2.4	-	4.0%	11	-	75	-	-	-	-	-%	-	-	-
CWIP	2,913	(a)	36	NM			NM			208	1	NM			NM
Other	2,587		1,246	1.7	-	9.3%	5	-	55	1,193	392	NM			NM
Total	$44,135		$14,402							$11,535	$4,297

2010	Regulated									Nonregulated
				Annual								Annual
Functional	Property,			Composite						Property,		Composite
Class of	Plant and		Accumulated	Depreciation			Depreciable			Plant and	Accumulated	Depreciation			Depreciable
Property	Equipment		Depreciation	Rate Ranges			Life Ranges			Equipment	Depreciation	Rate Ranges			Life Ranges
	(in millions)						(in years)			(in millions)					(in years)
Generation	$14,147		$6,537	1.6	-	3.8%	9	-	132	$10,205	$3,788	2.2	-	5.1%	20	-	70
Transmission	8,576		2,481	1.4	-	3.0%	25	-	87	-	-	-	-	-%	-	-	-
Distribution	14,208		3,607	2.4	-	3.9%	11	-	75	-	-	-	-	-%	-	-	-
CWIP	2,615	(a)	47	NM			NM			143	9	NM			NM
Other	2,685		1,268	3.0	-	12.5%	5	-	55	1,161	329	NM			NM
Total	$42,231		$13,940							$11,509	$4,126
2009	Regulated						Nonregulated
	Annual						Annual
	Composite						Composite
	Depreciation			Depreciable			Depreciation			Depreciable
Functional Class of Property	Rate Ranges			Life Ranges			Rate Ranges			Life Ranges
				(in years)						(in years)
Generation	1.6	-	3.8%	9	-	132	1.9	-	3.3%	20	-	70
Transmission	1.4	-	2.7%	25	-	87	-	-	-%	-	-	-
Distribution	2.4	-	3.9%	11	-	75	-	-	-%	-	-	-
CWIP	NM			NM			NM			NM
Other	4.2	-	12.8%	5	-	55	NM			NM

(a)	Includes CWIP related to SWEPCo's Arkansas jurisdictional share of the Turk Plant.
NM	Not Meaningful

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

The following is a reconciliation of the 2011 and 2010 aggregate carrying amounts of ARO:

Carrying
Amount
of ARO
(in millions)
ARO at December 31, 2009	$1,259
DHLC Deconsolidation (a)	(12)
Accretion Expense	75
Liabilities Incurred	32
Liabilities Settled	(20)
Revisions in Cash Flow Estimates	64
ARO at December 31, 2010 (b)	1,398
Accretion Expense	82
Liabilities Incurred	7
Liabilities Settled	(26)
Revisions in Cash Flow Estimates	13
ARO at December 31, 2011 (c)	$1,474

(a)
We deconsolidated DHLC effective January 1, 2010 in accordance with the accounting guidance for "Consolidations."  As a result, we record only 50% of the final reclamation based on our share of the obligation instead of the previous 100%.

(b)	The current portion of our ARO, totaling $4 million, is included in Other Current Liabilities on our 2010 balance sheet.
(c)	The current portion of our ARO, totaling $2 million, is included in Other Current Liabilities on our 2011 balance sheet.

As of December 31, 2011 and 2010, our ARO liability was $1.5 billion and $1.4 billion, respectively, and included $979 million and $930 million, respectively, for nuclear decommissioning of the Cook Plant.  As of December 31, 2011 and 2010, the fair value of assets that are legally restricted for purposes of settling the nuclear decommissioning liabilities totaled $1.3 billion and $1.2 billion, respectively, and are recorded in Spent Nuclear Fuel and Decommissioning Trusts on our balance sheets.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

Our amounts of allowance for borrowed, including interest capitalized, and equity funds used during construction is summarized in the following table:

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Allowance for Equity Funds Used During Construction	$98	$77	$82
Allowance for Borrowed Funds Used During Construction	63	53	67

Jointly-owned Electric Facilities

We have electric facilities that are jointly-owned with nonaffiliated companies.  Using our own financing, we are obligated to pay a share of the costs of these jointly-owned facilities in the same proportion as our ownership interest.  Our proportionate share of the operating costs associated with such facilities is included in our statements of income and the investments and accumulated depreciation are reflected in our balance sheets under Property, Plant and Equipment as follows:

			Company’s Share at December 31, 2011
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
	Type	Ownership	in Service	Progress	Depreciation
			(in millions)
W.C. Beckjord Generating Station (Unit No. 6) (a)	Coal	12.5%	$19	$-	$8
Conesville Generating Station (Unit No. 4) (b)	Coal	43.5%	310	12	54
J.M. Stuart Generating Station (c)	Coal	26.0%	529	13	172
Wm. H. Zimmer Generating Station (a)	Coal	25.4%	771	20	377
Dolet Hills Generating Station (Unit No. 1) (f)	Lignite	40.2%	264	-	193
Flint Creek Generating Station (Unit No. 1) (g)	Coal	50.0%	118	6	63
Pirkey Generating Station (Unit No. 1) (g)	Lignite	85.9%	513	1	362
Oklaunion Generating Station (Unit No. 1) (e)	Coal	70.3%	401	2	208
Turk Generating Plant (h)	Coal	73.33%	-	1,326	-
Transmission	NA	(d)	63	6	50

			Company’s Share at December 31, 2010
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
	Type	Ownership	in Service	Progress	Depreciation
			(in millions)
W.C. Beckjord Generating Station (Unit No. 6) (a)	Coal	12.5%	$19	$-	$8
Conesville Generating Station (Unit No. 4) (b)	Coal	43.5%	301	8	49
J.M. Stuart Generating Station (c)	Coal	26.0%	507	23	163
Wm. H. Zimmer Generating Station (a)	Coal	25.4%	771	10	366
Dolet Hills Generating Station (Unit No. 1) (f)	Lignite	40.2%	258	5	192
Flint Creek Generating Station (Unit No. 1) (g)	Coal	50.0%	116	7	62
Pirkey Generating Station (Unit No. 1) (g)	Lignite	85.9%	503	10	358
Oklaunion Generating Station (Unit No. 1) (e)	Coal	70.3%	395	4	201
Turk Generating Plant (h)	Coal	73.33%	-	971	-
Transmission	NA	(d)	63	3	48

(a)	Operated by Duke Energy Corporation, a nonaffiliated company.
(b)	Operated by OPCo.
(c)	Operated by The Dayton Power & Light Company, a nonaffiliated company.
(d)	Varying percentages of ownership.
(e)	Operated by PSO and also jointly-owned (54.7%) by TNC.
(f)	Operated by CLECO, a nonaffiliated company.
(g)	Operated by SWEPCo.
(h)	Turk Generating Plant is currently under construction with a projected commercial operation date in the fourth quarter of 2012. SWEPCo jointly owns the plant with Arkansas Electric Cooperative Corporation (11.67%), East Texas Electric Cooperative (8.33%) and Oklahoma Municipal Power Authority (6.67%). Through December 2011, construction costs totaling $374 million have been billed to the other owners.
NA	Not Applicable

16.  COST REDUCTION INITIATIVES

In April 2010, we began initiatives to decrease both labor and non-labor expenses with a goal of achieving significant reductions in operation and maintenance expenses.  A total of 2,461 positions was eliminated across the AEP System as a result of process improvements, streamlined organizational designs and other efficiencies.  Most of the affected employees terminated employment May 31, 2010.  The severance program provided two weeks of base pay for every year of service along with other severance benefits.

We recorded a charge of $293 million to Other Operation expense during 2010 primarily related to severance benefits as the result of headcount reduction initiatives.

The following table shows the cost reduction activity for the year ended December 31, 2011:

Total
(in millions)
Balance as of December 31, 2010	$17
Incurred	-
Settled	(15)
Adjustments	(2)
Balance as of December 31, 2011	$-

17.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

In our opinion, the unaudited quarterly information reflects all normal and recurring accruals and adjustments necessary for a fair presentation of our net income for interim periods.  Quarterly results are not necessarily indicative of a full year’s operations because of various factors.  Our unaudited quarterly financial information is as follows:

	2011 Quarterly Periods Ended
	March 31	June 30	September 30		December 31
	(in millions - except per share amounts)
Total Revenues	$3,730	$3,609	$4,333		$3,444
Operating Income	832	717	890	(a)	343	(b)
Income Before Extraordinary Items	355	353	657	(a) (c)	211	(b) (c)
Extraordinary Items, Net of Tax	-	-	273	(c)	100	(c)
Net Income	355	353	930	(a) (c)	311	(b) (c)

Amounts Attributable to AEP Common Shareholders:
Income Before Extraordinary Items	353	352	655	(a) (c)	208	(b) (c)
Extraordinary Items, Net of Tax	-	-	273	(c)	100	(c)
Net Income	353	352	928	(a) (c)	308	(b) (c)

Basic Earnings per Share Attributable to AEP
Common Shareholders:
Earnings per Share Before Extraordinary Items	0.73	0.73	1.35		0.43
Extraordinary Items per Share	-	-	0.57		0.20
Earnings per Share (f)	0.73	0.73	1.92		0.63

Diluted Earnings per Share Attributable to AEP
Common Shareholders:
Earnings per Share Before Extraordinary Items	0.73	0.73	1.35		0.43
Extraordinary Items per Share	-	-	0.57		0.20
Earnings per Share (f)	0.73	0.73	1.92		0.63

	2010 Quarterly Periods Ended
	March 31	June 30		September 30	December 31
	(in millions - except per share amounts)
Total Revenues	$3,569	$3,360		$4,064	$3,434
Operating Income	758	394	(d)	1,025	486	(e)
Net Income	346	137	(d)	557	178	(e)

Amounts Attributable to AEP Common Shareholders:
Net Income	344	136	(d)	555	176	(e)

Basic Earnings per Share Attributable to AEP
Common Shareholders:
Earnings per Share (f)	0.72	0.28		1.16	0.37

Diluted Earnings per Share Attributable to AEP
Common Shareholders:
Earnings per Share (f)	0.72	0.28		1.16	0.37

(a)	Includes pretax write-offs for plant impairments (see Note 6) and a provision for refund of POLR charges in Ohio (see Note 3).
(b)
Includes a refund of POLR charges in Ohio (see Note 3) and OPCo adjustments for fuel disallowances, the 2010 SEET and the obligation to contribute to Partnership with Ohio and Ohio Growth Fund.  Also includes a write-off for SWEPCo's Turk Plant (see Note 6).

(c)	See "TCC Texas Restructuring" section of Note 2 and "Texas Restructuring" section of Note 3 for discussion of gains recorded in the third and fourth quarters of 2011.
(d)	See Note 16 for discussion of expenses related to cost reduction initiatives in 2010.
(e)	Includes a $43 million refund provision for the 2009 SEET in addition to various other provisions for certain regulatory and legal matters.
(f)	Quarterly Earnings per Share amounts are meant to be stand-alone calculations and are not always additive to full-year amount due to rounding.

18.  GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The changes in our carrying amount of goodwill for the years ended December 31, 2011 and 2010 by operating segment are as follows:

	Utility	AEP River	AEP
	Operations	Operations	Consolidated
	(in millions)
Balance at December 31, 2009	$37	$39	$76
Impairment Losses	-	-	-
Balance at December 31, 2010	37	39	76
Impairment Losses	-	-	-
Balance at December 31, 2011	$37	$39	$76

In the fourth quarters of 2011 and 2010, we performed our annual impairment tests.  The fair values of the operations with goodwill were estimated using cash flow projections and other market value indicators.  There were no goodwill impairment losses.  We do not have any accumulated impairment on existing goodwill.

Other Intangible Assets

Acquired intangible assets subject to amortization were $1.2 million at December 31, 2010, net of accumulated amortization and are included in Deferred Charges and Other Noncurrent Assets on our balance sheets.  As of December 31, 2011, all acquired intangible assets were fully amortized.  The amortization life, gross carrying amount and accumulated amortization by major asset class are as follows:

		December 31,
		2011		2010
		Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Life	Amount	Amortization	Amount	Amortization
	(in years)	(in millions)
Easements	10	$2.2	$2.2	$2.2	$2.2
Purchased Technology	10	10.9	10.9	10.9	9.7
Total		$13.1	$13.1	$13.1	$11.9

Amortization of intangible assets was $1 million, $1 million and $3 million for 2011, 2010 and 2009, respectively.

Other than goodwill, we have no intangible assets that are not subject to amortization.

APPALACHIAN POWER COMPANY
AND SUBSIDIARIES

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
MANAGEMENT’S NARRATIVE FINANCIAL DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, APCo engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to 960,000 retail customers in its service territory in southwestern Virginia and southern West Virginia.  APCo consolidates Cedar Coal Company, Central Appalachian Coal Company and Southern Appalachian Coal Company, its wholly-owned subsidiaries.  APCo sells power at wholesale to municipalities.

In August 2011, APCo purchased the partially completed Dresden Plant at cost of $302 million from AEGCo following approval by the Virginia SCC and the WVPSC.  The Dresden Plant is located near Dresden, Ohio and is a natural gas, combined cycle power plant.  The Dresden Plant was placed into service in January 2012 and has a generating capacity of 580 MW.

The Interconnection Agreement establishes the AEP Power Pool which permits the AEP East companies to pool their generation assets on a cost basis.  It establishes an allocation method for generating capacity among its members based on relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity revenues.  AEP Power Pool members are compensated for their costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.  The capacity reserve relationship of the AEP Power Pool members changes as generating assets are added, retired or sold and relative peak demand changes.  The AEP Power Pool calculates each member’s prior twelve-month peak demand relative to the sum of the peak demands of all members as a basis for sharing revenues and costs.  The result of this calculation is the MLR, which determines each member’s percentage share of revenues and costs.  The addition of the Dresden Plant and removal of OPCo’s Sporn Unit 5 will change the capacity reserve relationship of the AEP Power Pool members.

The AEP East companies are parties to a Transmission Agreement defining how they share the revenues and costs associated with their relative ownership of transmission assets.  This sharing was based upon each company’s MLR until the FERC approved a new Transmission Agreement effective November 1, 2010.  The impacts of the new Transmission Agreement will be phased-in for retail rates, adds KGPCo and WPCo as parties to the agreement and changes the allocation method.

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

To minimize the credit requirements and operating constraints when operating within PJM, the AEP East companies as well as KGPCo and WPCo, agreed to a netting of all payment obligations incurred by any of the AEP East companies against all balances due to the AEP East companies and to hold PJM harmless from actions that any one or more AEP East companies may take with respect to PJM.

APCo is jointly and severally liable for activity conducted by AEPSC on behalf of the AEP East companies related to purchase power and sale activity pursuant to the SIA.

Applications to Amend Sharing Agreements

Based upon the PUCO’s January 2012 approval of OPCo’s corporate separation plan, applications were filed in February 2012 with the FERC proposing to establish a new power cost sharing agreement between APCo, I&M and KPCo and transfer OPCo’s generation assets to APCo, KPCo and a nonregulated AEP subsidiary.  In conjunction with these filings, APCo and KPCo, which are generation capacity deficit utilities, filed an application with the FERC to acquire approximately 2,400 MWs of OPCo’s 12,000 MW generation capacity at net book value.  This acquisition would allow APCo and KPCo to satisfy their capacity reserve requirements in PJM and provide baseload generation to meet their customers’ energy requirements.  The Ohio corporate separation plan was subsequently rejected on rehearing in February 2012.  Management is in the process of withdrawing the applications and intends to file new FERC and PUCO applications related to corporate separation.

If APCo experiences decreases in revenues or increases in costs as a result of changes to its relationship with affiliates and is unable to recover the change in revenues and costs through rates, prices or additional sales, it could have an adverse impact on future net income and cash flows.

Regulatory Activity

Virginia Regulatory Activity

In November 2011, the Virginia SCC issued an order which approved a $55 million increase in generation and distribution base rates, effective February 2012, and a 10.9% return on common equity, which included a 0.5% renewable portfolio standards incentive as allowed by law.  The $55 million increase included $39 million related to an increase in depreciation rates.  See “2011 Virginia Biennial Base Rate Case” section of Note 3.

In January 2012, the Virginia SCC issued an order related to a generation rate adjustment clause which requested recovery of the Dresden Plant costs.  The order allows APCo to recover $26 million annually, effective March 2012.  See “Rate Adjustment Clauses” section of Note 3.

West Virginia Regulatory Activity

In March 2011, the WVPSC modified and approved a settlement agreement which increased annual base rates by approximately $46 million based upon a 10% return on common equity, effective April 2011.  The approved settlement agreement also resulted in a pretax write-off of a portion of the Mountaineer Carbon Capture and Storage Product Validation Facility in March 2011.  In addition, the WVPSC allowed APCo to defer and amortize $18 million of previously expensed 2009 incremental storm expenses and $14 million of previously expensed costs related to the 2010 cost reduction initiatives, each over a period of seven years.  See “2010 West Virginia Base Rate Case” section of Note 3.

In a November 2009 proceeding established by the WVPSC to explore options to meet WPCo's future power supply requirements, the WVPSC issued an order approving a joint stipulation among APCo, WPCo, the WVPSC staff and the Consumer Advocate Division.  The order approved the recommendation of the signatories to the stipulation that WPCo merge into APCo and be supplied from APCo's existing power resources.  Merger approvals from the WVPSC, the Virginia SCC and the FERC are required.  In December 2011 and February 2012, APCo filed merger applications with the WVPSC and the FERC, respectively.  See “WPCo Merger with APCo” section of Note 3.

Litigation and Environmental Issues

In the ordinary course of business, APCo is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 3 – Rate Matters and Note 5 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 375 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2011	2010	2009
	(in millions of KWHs)
Retail:
Residential	12,011	13,127	12,218
Commercial	6,915	7,208	6,974
Industrial	10,811	10,774	10,388
Miscellaneous	828	869	835
Total Retail	30,565	31,978	30,415

Wholesale	8,376	6,578	5,648

Total KWHs	38,941	38,556	36,063

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2011	2010	2009
	(in degree days)

Actual - Heating (a)	1,996	2,636	2,214
Normal - Heating (b)	2,267	2,272	2,288

Actual - Cooling (c)	1,432	1,530	1,053
Normal - Cooling (b)	1,186	1,170	1,176

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2011 Compared to 2010

Reconciliation of Year Ended December 31, 2010 to Year Ended December 31, 2011
Net Income
(in millions)

Year Ended December 31, 2010	$137

Changes in Gross Margin:
Retail Margins	(131)
Off-system Sales	2
Transmission Revenues	9
Other Revenues	4
Total Change in Gross Margin	(116)

Changes in Expenses and Other:
Other Operation and Maintenance	127
Depreciation and Amortization	34
Taxes Other Than Income Taxes	4
Carrying Costs Income	(20)
Other Income	10
Interest Expense	3
Total Change in Expenses and Other	158

Income Tax Expense	(16)

Year Ended December 31, 2011	$163

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins decreased $131 million primarily due to the following:
	•	An $84 million decrease due to the expiration of E&R cost recovery in Virginia.
	•	A $47 million decrease in weather-related usage primarily due to a 24% decrease in heating degree days and a 6% decrease in cooling degree days.
	•	A $28 million decrease in other variable electric generation expenses.
	•	A $24 million write-off in the fourth quarter of 2011 related to the disallowance of certain Virginia environmental costs incurred in 2009 and 2010 as a result of the November 2011 Virginia SCC order.
	•	A $24 million decrease in residential and commercial margins primarily due to lower non-weather related usage.
These decreases were partially offset by:
	•	A $53 million increase due to lower capacity settlement expenses under the Interconnection Agreement net of recovery in West Virginia and environmental deferrals in Virginia.
	•	A $50 million increase due to higher base rates in West Virginia and Virginia.
	•	A $5 million increase primarily due to formula rate increases in Virginia.
•	Transmission Revenues increased $9 million primarily due to the Transmission Agreement modification effective November 2010.
•	Other Revenues increased $4 million primarily due to increased gains on emission allowances.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses decreased $127 million primarily due to the following:
	•	A $54 million decrease due to expenses related to the cost reduction initiatives recorded in 2010.
•
A $54 million decrease due to the second quarter 2010 write-off of the Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility as denied for recovery by the Virginia SCC.

•
A $32 million decrease due to the first quarter 2011 deferral of 2010 storm costs and costs related to 2010 cost reduction initiatives.  These costs were deferred as a result of the approved modified settlement agreement of APCo’s West Virginia base rate case in March 2011.

•
A $27 million decrease due to the favorable fourth quarter 2011 Asset Retirement Obligation adjustment related to the early closure and previous write-off of the Mountaineer Carbon Capture and Storage Product Validation Facility.

	•	A $16 million decrease in steam maintenance expenses primarily due to a planned outage at the Amos plant in 2010.
	•	A $9 million decrease in transmission expenses primarily due to the expiration of E&R amortization in Virginia.
These decreases were partially offset by:
•
A $41 million increase due to the first quarter 2011 write-off of a portion of the West Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility as denied for recovery by the WVPSC.

	•	A $25 million increase due to the second quarter 2010 deferral of 2009 storm costs as allowed by the Virginia SCC.
	•	A $19 million increase in transmission expenses primarily due to the Transmission Agreement modification effective November 2010.
	•	A $10 million increase in storm-related expenses.
•
Depreciation and Amortization expenses decreased $34 million primarily due to the expiration of E&R amortization of deferred carrying costs in Virginia, partially offset by an increased depreciation base resulting from environmental upgrades at the Amos Plant.

•
Taxes Other Than Income Taxes decreased $4 million primarily due to recording a West Virginia franchise tax audit settlement in 2010 and additional employer payroll taxes incurred related to cost reduction initiatives recorded in 2010.

•	Carrying Costs Income decreased $20 million primarily due to the following:
	•	A $15 million decrease due to the expiration of amortization of E&R deferrals in 2010.
	•	A $9 million write-off in the fourth quarter of 2011 related to the disallowance of certain Virginia environmental costs as a result of the November 2011 Virginia SCC order.
•	Other Income increased $10 million primarily due to the following:
	•	A $6 million increase due to an increase in the equity component of AFUDC as a result of construction at the Dresden Plant.
	•	A $3 million increase due to interest income recorded in the third quarter of 2011 for favorable adjustments related to the 2001-2006 federal income tax audit.
•	Interest Expense decreased $3 million primarily due to more favorable rates on AFUDC and a reduction in tax-related interest, partially offset by higher line of credit fees.
•
Income Tax Expense increased $16 million primarily due to an increase in pretax book income and the tax treatment associated with the future reimbursement of Medicare Part D retiree prescription drug benefits, partially offset by the recording of federal and state income tax adjustments resulting from the filing of prior year tax returns.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 375 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 375 for a discussion of the adoption and impact of new accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Appalachian Power Company:

We have audited the accompanying consolidated balance sheets of Appalachian Power Company and subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Appalachian Power Company and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2011 the Company changed its method of presenting comprehensive income due to the adoption of FASB Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The change in presentation has been applied retrospectively to all periods presented.

/s/   Deloitte & Touche LLP

Columbus, Ohio
February 28, 2012

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

Management assessed the effectiveness of APCo’s internal control over financial reporting as of December 31, 2011.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework.  Based on management’s assessment, APCo’s internal control over financial reporting was effective as of December 31, 2011.

This annual report does not include an attestation report of APCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit APCo to provide only management’s report in this annual report.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
REVENUES
Electric Generation, Transmission and Distribution	$2,835,481	$2,950,183	$2,604,494
Sales to AEP Affiliates	359,802	316,207	263,389
Other Revenues	9,942	8,713	8,772
TOTAL REVENUES	3,205,225	3,275,103	2,876,655

EXPENSES
Fuel and Other Consumables Used for Electric Generation	759,684	663,422	547,266
Purchased Electricity for Resale	305,647	257,349	246,742
Purchased Electricity from AEP Affiliates	819,182	917,616	803,116
Other Operation	316,995	429,107	266,763
Maintenance	197,002	211,486	274,543
Depreciation and Amortization	270,529	304,192	273,506
Taxes Other Than Income Taxes	106,606	110,908	92,194
TOTAL EXPENSES	2,775,645	2,894,080	2,504,130

OPERATING INCOME	429,580	381,023	372,525

Other Income (Expense):
Interest Income	5,016	1,477	1,403
Carrying Costs Income	13,433	33,080	22,761
Allowance for Equity Funds Used During Construction	9,212	2,967	7,000
Interest Expense	(204,623)	(207,649)	(202,426)

INCOME BEFORE INCOME TAX EXPENSE	252,618	210,898	201,263

Income Tax Expense	89,860	74,230	45,449

NET INCOME	162,758	136,668	155,814

Preferred Stock Dividend Requirements Including Capital
Stock Expense	1,745	900	900

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$161,013	$135,768	$154,914

The common stock of APCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
NET INCOME	$162,758	$136,668	$155,814

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $123 in 2011, $3,843 in 2010 and $970 in 2009	(229)	7,137	(1,801)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $1,674 in 2011,
$2,247 in 2010 and $2,642 in 2009	3,109	4,172	4,907
Pension and OPEB Funded Status, Net of Tax of $7,215 in 2011, $4,888 in 2010 and
$3,697 in 2009	(13,400)	(9,078)	6,865

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(10,520)	2,231	9,971

TOTAL COMPREHENSIVE INCOME	$152,238	$138,899	$165,785

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2008	$260,458	$1,225,292	$951,066	$(60,225)	$2,376,591

Capital Contribution from Parent		250,000			250,000
Common Stock Dividends			(20,000)		(20,000)
Preferred Stock Dividends			(799)		(799)
Capital Stock Expense		101	(101)		-
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					2,605,792

NET INCOME			155,814		155,814
OTHER COMPREHENSIVE INCOME				9,971	9,971
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2009	260,458	1,475,393	1,085,980	(50,254)	2,771,577

Common Stock Dividends			(88,000)		(88,000)
Preferred Stock Dividends			(799)		(799)
Capital Stock Expense		103	(101)		2
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					2,682,780

NET INCOME			136,668		136,668
OTHER COMPREHENSIVE INCOME				2,231	2,231
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2010	260,458	1,475,496	1,133,748	(48,023)	2,821,679

Capital Contribution from Parent		100,000			100,000
Common Stock Dividends			(135,000)		(135,000)
Preferred Stock Dividends			(732)		(732)
Loss on Reacquired Preferred Stock		(1,770)			(1,770)
Capital Stock Expense		26	(27)		(1)
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					2,784,176

NET INCOME			162,758		162,758
OTHER COMPREHENSIVE LOSS				(10,520)	(10,520)
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2011	$260,458	$1,573,752	$1,160,747	$(58,543)	$2,936,414

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2011 and 2010
(in thousands)

	2011	2010
CURRENT ASSETS
Cash and Cash Equivalents	$2,317	$951
Advances to Affiliates	22,008	-
Accounts Receivable:
Customers	158,382	166,878
Affiliated Companies	136,194	145,972
Accrued Unbilled Revenues	68,427	108,210
Miscellaneous	5,505	3,090
Allowance for Uncollectible Accounts	(5,289)	(6,667)
Total Accounts Receivable	363,219	417,483
Fuel	143,931	230,697
Materials and Supplies	101,724	89,370
Risk Management Assets	39,645	53,242
Accrued Tax Benefits	7,715	104,435
Regulatory Asset for Under-Recovered Fuel Costs	41,105	18,300
Prepayments and Other Current Assets	21,745	35,811
TOTAL CURRENT ASSETS	743,409	950,289

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	5,194,967	4,736,150
Transmission	1,943,969	1,852,415
Distribution	2,845,405	2,740,752
Other Property, Plant and Equipment	357,326	348,013
Construction Work in Progress	565,841	562,280
Total Property, Plant and Equipment	10,907,508	10,239,610
Accumulated Depreciation and Amortization	2,994,016	2,843,087
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	7,913,492	7,396,523

OTHER NONCURRENT ASSETS
Regulatory Assets	1,481,193	1,486,625
Long-term Risk Management Assets	39,226	38,420
Deferred Charges and Other Noncurrent Assets	122,187	125,296
TOTAL OTHER NONCURRENT ASSETS	1,642,606	1,650,341

TOTAL ASSETS	$10,299,507	$9,997,153

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
December 31, 2011 and 2010

	2011	2010
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$198,248	$128,331
Accounts Payable:
General	186,612	223,144
Affiliated Companies	137,376	166,884
Long-term Debt Due Within One Year – Nonaffiliated	594,525	479,672
Risk Management Liabilities	26,606	27,993
Customer Deposits	61,690	58,451
Deferred Income Taxes	14,255	44,180
Accrued Taxes	63,422	75,619
Accrued Interest	57,230	57,871
Other Current Liabilities	105,646	93,286
TOTAL CURRENT LIABILITIES	1,445,610	1,355,431

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	3,131,726	3,081,469
Long-term Risk Management Liabilities	12,923	10,873
Deferred Income Taxes	1,736,180	1,642,072
Regulatory Liabilities and Deferred Investment Tax Credits	576,792	562,381
Employee Benefits and Pension Obligations	302,182	306,460
Deferred Credits and Other Noncurrent Liabilities	157,680	199,041
TOTAL NONCURRENT LIABILITIES	5,917,483	5,802,296

TOTAL LIABILITIES	7,363,093	7,157,727

Cumulative Preferred Stock Not Subject to Mandatory Redemption	-	17,747

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

COMMON SHAREHOLDER’S EQUITY
Common Stock – No Par Value:
Authorized – 30,000,000 Shares
Outstanding – 13,499,500 Shares	260,458	260,458
Paid-in Capital	1,573,752	1,475,496
Retained Earnings	1,160,747	1,133,748
Accumulated Other Comprehensive Income (Loss)	(58,543)	(48,023)
TOTAL COMMON SHAREHOLDER’S EQUITY	2,936,414	2,821,679

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,299,507	$9,997,153

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
OPERATING ACTIVITIES
Net Income	$162,758	$136,668	$155,814
Adjustments to Reconcile Net Income to Net Cash Flows from (Used for)
Operating Activities:
Depreciation and Amortization	270,529	304,192	273,506
Deferred Income Taxes	107,565	144,413	322,626
Carrying Costs Income	(13,433)	(33,080)	(22,761)
Allowance for Equity Funds Used During Construction	(9,212)	(2,967)	(7,000)
Mark-to-Market of Risk Management Contracts	(26)	29,182	(15,346)
Pension Contributions to Qualified Plan Trust	(60,312)	(36,784)	-
Fuel Over/Under-Recovery, Net	(9,589)	(13,356)	(194,436)
Change in Regulatory Assets	(19,355)	38,475	(84,159)
Change in Other Noncurrent Assets	(2,402)	(15,668)	(2,926)
Change in Other Noncurrent Liabilities	10,392	1,757	3,895
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	59,352	(63,426)	(14,489)
Fuel, Materials and Supplies	80,191	116,530	(221,280)
Accounts Payable	(60,843)	(16,823)	(41,370)
Accrued Taxes, Net	71,610	76,881	(172,126)
Other Current Assets	15,570	1,287	(3,608)
Other Current Liabilities	3,933	(11,717)	(5,607)
Net Cash Flows from (Used for) Operating Activities	606,728	655,564	(29,267)

INVESTING ACTIVITIES
Construction Expenditures	(463,077)	(534,334)	(543,587)
Change in Advances to Affiliates, Net	(22,008)	-	-
Acquisitions of Assets	(302,512)	(2,485)	(1,116)
Other Investing Activities	15,096	12,871	14,745
Net Cash Flows Used for Investing Activities	(772,501)	(523,948)	(529,958)

FINANCING ACTIVITIES
Capital Contribution from Parent	100,000	-	250,000
Issuance of Long-term Debt – Nonaffiliated	739,393	363,726	447,883
Change in Advances from Affiliates, Net	69,917	(101,215)	34,658
Retirement of Long-term Debt – Nonaffiliated	(579,672)	(200,019)	(150,017)
Retirement of Long-term Debt – Affiliated	-	(100,000)	-
Retirement of Cumulative Preferred Stock	(19,517)	(4)	-
Principal Payments for Capital Lease Obligations	(7,447)	(7,001)	(3,479)
Dividends Paid on Common Stock	(135,000)	(88,000)	(20,000)
Dividends Paid on Cumulative Preferred Stock	(732)	(799)	(799)
Other Financing Activities	197	641	989
Net Cash Flows from (Used for) Financing Activities	167,139	(132,671)	559,235

Net Increase (Decrease) in Cash and Cash Equivalents	1,366	(1,055)	10
Cash and Cash Equivalents at Beginning of Period	951	2,006	1,996
Cash and Cash Equivalents at End of Period	$2,317	$951	$2,006

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$198,465	$202,884	$209,806
Net Cash Paid (Received) for Income Taxes	(66,520)	(153,205)	(81,508)
Noncash Acquisitions Under Capital Leases	2,692	22,772	2,572
Government Grants Included in Accounts Receivable at December 31,	1,048	1,049	-
Construction Expenditures Included in Current Liabilities at December 31,	65,308	66,048	108,077

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to APCo’s financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to APCo.  The footnotes begin on page 225.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Rate Matters	Note 3
Effects of Regulation	Note 4
Commitments, Guarantees and Contingencies	Note 5
Acquisitions and Impairments	Note 6
Benefit Plans	Note 7
Business Segments	Note 8
Derivatives and Hedging	Note 9
Fair Value Measurements	Note 10
Income Taxes	Note 11
Leases	Note 12
Financing Activities	Note 13
Related Party Transactions	Note 14
Property, Plant and Equipment	Note 15
Cost Reduction Initiatives	Note 16
Unaudited Quarterly Financial Information	Note 17

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

The Interconnection Agreement establishes the AEP Power Pool which permits the AEP East companies to pool their generation assets on a cost basis.  It establishes an allocation method for generating capacity among its members based on relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity revenues.  AEP Power Pool members are compensated for their costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.  The capacity reserve relationship of the AEP Power Pool members changes as generating assets are added, retired or sold and relative peak demand changes.  The AEP Power Pool calculates each member’s prior twelve-month peak demand relative to the sum of the peak demands of all members as a basis for sharing revenues and costs.  The result of this calculation is the MLR, which determines each member’s percentage share of revenues and costs.  APCo’s Dresden Plant was completed in January 2012.  The addition of the Dresden Plant and removal of OPCo’s Sporn Unit 5 will change the capacity reserve relationship of the AEP Power Pool members.

The AEP East companies are parties to a Transmission Agreement defining how they share the revenues and costs associated with their relative ownership of transmission assets.  This sharing was based upon each company’s MLR until the FERC approved a new Transmission Agreement effective November 1, 2010.  The new Transmission Agreement will be phased-in for retail rates over periods of up to four years, adds KGPCo and WPCo as parties to the agreement and changes the allocation method.  I&M’s recovery mechanism for transmission costs is through its base rates.  Changes in allocation under the new Transmission Agreement and state regulatory phase-in of the new agreement will limit I&M’s ability to fully recover its transmission costs.

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

I&M is jointly and severally liable for activity conducted by AEPSC on behalf of the AEP East companies related to purchase power and sale activity pursuant to the SIA.

Applications to Amend Sharing Agreements

Based upon the PUCO’s January 2012 approval of OPCo’s corporate separation plan, applications were filed in February 2012 with the FERC proposing to establish a new power cost sharing agreement between APCo, I&M and KPCo and transfer OPCo’s generation assets to APCo, KPCo and a nonregulated AEP subsidiary.  In conjunction with these filings, APCo and KPCo, which are generation capacity deficit utilities, filed an application with the FERC to acquire approximately 2,400 MWs of OPCo’s 12,000 MW generation capacity at net book value.  This acquisition would allow APCo and KPCo to satisfy their capacity reserve requirements in PJM and provide baseload generation to meet their customers’ energy requirements.  The Ohio corporate separation plan was subsequently rejected on rehearing in February 2012.  Management is in the process of withdrawing the applications and intends to file new FERC and PUCO applications related to corporate separation.

If I&M experiences decreases in revenues or increases in costs as a result of changes to its relationship with affiliates and is unable to recover the change in revenues and costs through rates, prices or additional sales, it could have an adverse impact on future net income and cash flows.

Regulatory Activity

Michigan Base Rate Case

In July 2011, I&M filed a request with the MPSC for an annual increase in Michigan base rates of $25 million and a return on common equity of 11.15%.  The request included an increase in depreciation rates that would result in a $6 million increase in annual depreciation expense.  An interim rate increase of $16 million annually was implemented in January 2012, subject to refund.

In February 2012, the MPSC approved a settlement agreement which increased annual base rates by approximately $15 million, effective April 2012, based upon a return on common equity of 10.2% and included a $5 million annual increase in depreciation rates.  See “2011 Michigan Base Rate Case” section of Note 3.

Indiana Base Rate Case

In September 2011, I&M filed a request with the IURC for a net annual increase in Indiana base rates of $149 million based upon a return on equity of 11.15%.  The request included an increase in depreciation rates that would result in a $25 million increase in annual depreciation expense.  See “2011 Indiana Base Rate Case” section of Note 3.

Cook Plant

In September 2008, I&M shut down Cook Plant Unit 1 (Unit 1) due to turbine vibrations, caused by blade failure, which resulted in a fire on the electric generator.  Repair of the property damage and replacement of the turbine rotors and other equipment cost approximately $400 million.  Management believes that I&M should recover a significant portion of repair and replacement costs through the turbine vendor’s warranty, insurance and the regulatory process.  Due to the extensive lead time required to manufacture and install new turbine rotors, I&M repaired Unit 1 and it resumed operations in December 2009.  The installation of the new turbine rotors and other equipment occurred during the refueling outage of Unit 1 in the fall of 2011.  If the ultimate costs of the incident are not covered by warranty, insurance or through the related regulatory process or if any future regulatory proceedings are adverse, it could have an adverse impact on net income, cash flows and financial condition.  See “Cook Plant Unit 1 Fire and Shutdown” section of Note 5.

As a result of the nuclear plant situation in Japan following a March 2011 earthquake, the Nuclear Regulatory Commission (NRC) initiated a review of safety procedures and requirements for nuclear generating facilities.  This review could increase procedures and testing requirements, require physical modifications to the plant and increase future operating costs at the Cook Plant.  The NRC is also looking into the fuel used at eleven reactors, including the units at the Cook Plant.  Their concern relates to fuel temperatures if abnormal conditions are experienced.  Management has been monitoring this issue and will respond to the NRC’s inquiry.  In addition to the review by the NRC, Congress could consider legislation tightening oversight of nuclear generating facilities.  Management is unable to predict the impact of potential future regulation of nuclear facilities.

Litigation and Environmental Issues

In the ordinary course of business, I&M is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 3 – Rate Matters and Note 5 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 375 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2011	2010	2009
	(in millions of KWHs)
Retail:
Residential	5,997	6,083	5,767
Commercial	5,045	5,121	5,038
Industrial	7,523	7,445	6,762
Miscellaneous	73	72	76
Total Retail	18,638	18,721	17,643

Wholesale	9,249	7,839	8,564

Total KWHs	27,887	26,560	26,207

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2011	2010	2009
	(in degree days)

Actual - Heating (a)	3,659	3,759	3,876
Normal - Heating (b)	3,766	3,774	3,788

Actual - Cooling (c)	1,075	1,165	580
Normal - Cooling (b)	848	832	844

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2011 Compared to 2010

Reconciliation of Year Ended December 31, 2010 to Year Ended December 31, 2011
Net Income
(in millions)

Year Ended December 31, 2010	$126

Changes in Gross Margin:
Retail Margins	(13)
FERC Municipals and Cooperatives	3
Off-system Sales	2
Transmission Revenues	(1)
Other Revenues	2
Total Change in Gross Margin	(7)

Changes in Expenses and Other:
Other Operation and Maintenance	12
Depreciation and Amortization	3
Taxes Other Than Income Taxes	(2)
Other Income	(1)
Interest Expense	7
Total Change in Expenses and Other	19

Income Tax Expense	12

Year Ended December 31, 2011	$150

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins decreased $13 million primarily due to the following:
	•	A $29 million decrease in capacity settlements under the Interconnection Agreement.
•
A $14 million decrease due to customer credits for a settlement relating to the Cook Plant Unit 1 (Unit 1) fire outage.  This decrease was offset by a decrease in Other Operation and Maintenance expenses.

These decreases were partially offset by:
	•	A $27 million increase due to rate relief primarily from the Michigan rate increase effective in 2010 and recovery of costs through trackers.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses decreased $12 million primarily due to the following:
	•	A $35 million decrease due to expenses related to the cost reduction initiatives recorded in 2010.
	•	A $14 million decrease in steam power expenses relating to the Unit 1 fire outage. This decrease was offset by a decrease in Retail Margins.
These decreases were partially offset by:
	•	A $25 million increase in transmission expense primarily due to the Transmission Agreement modification effective November 2010.
	•	A $9 million increase in customer service costs associated with higher demand side management expenses. This increase is offset by an increase in Retail Margins above.
•	Interest Expense decreased $7 million primarily due to lower outstanding debt.
•
Income Tax Expense decreased $12 million primarily due to the recording of federal and state income tax adjustments resulting from the filing of prior year tax returns and other book/tax differences which are accounted for on a flow-through basis, partially offset by an increase in pretax book income.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 375 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 375 for a discussion of the adoption and impact of new accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Indiana Michigan Power Company:

We have audited the accompanying consolidated balance sheets of Indiana Michigan Power Company and subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Indiana Michigan Power Company and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2011 the Company changed its method of presenting comprehensive income due to the adoption of FASB Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The change in presentation has been applied retrospectively to all periods presented.

/s/   Deloitte & Touche LLP

Columbus, Ohio
February 28, 2012

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

Management assessed the effectiveness of I&M’s internal control over financial reporting as of December 31, 2011.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework.  Based on management’s assessment, I&M’s internal control over financial reporting was effective as of December 31, 2011.

This annual report does not include an attestation report of I&M’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit I&M to provide only management’s report in this annual report.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
REVENUES
Electric Generation, Transmission and Distribution	$1,770,447	$1,735,338	$1,685,308
Sales to AEP Affiliates	320,184	330,951	196,151
Other Revenues - Affiliated	109,053	114,070	110,143
Other Revenues - Nonaffiliated	15,086	15,368	193,422
TOTAL REVENUES	2,214,770	2,195,727	2,185,024

EXPENSES
Fuel and Other Consumables Used for Electric Generation	472,080	465,482	409,845
Purchased Electricity for Resale	121,375	128,369	128,508
Purchased Electricity from AEP Affiliates	353,484	327,335	337,308
Other Operation	540,595	560,346	500,672
Maintenance	229,883	222,406	218,036
Depreciation and Amortization	133,394	136,443	134,690
Taxes Other Than Income Taxes	82,303	80,431	75,262
TOTAL EXPENSES	1,933,114	1,920,812	1,804,321

OPERATING INCOME	281,656	274,915	380,703

Other Income (Expense):
Interest Income	2,048	3,389	5,776
Allowance for Equity Funds Used During Construction	15,395	15,678	12,013
Interest Expense	(97,665)	(104,465)	(101,145)

INCOME BEFORE INCOME TAX EXPENSE	201,434	189,517	297,347

Income Tax Expense	51,760	63,426	81,037

NET INCOME	149,674	126,091	216,310

Preferred Stock Dividend Requirements Including Capital Stock Expense	626	339	339

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$149,048	$125,752	$215,971

The common stock of I&M is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
NET INCOME	$149,674	$126,091	$216,310

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $3,553 in 2011, $652 in 2010 and $462 in 2009	(6,599)	1,211	(857)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $510 in 2011,
$470 in 2010 and $445 in 2009	948	873	826
Pension and OPEB Funded Status, Net of Tax of $906 in 2011, $685 in 2010 and
$13 in 2009	(1,681)	(1,272)	24

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(7,332)	812	(7)

TOTAL COMPREHENSIVE INCOME	$142,342	$126,903	$216,303

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2008	$56,584	$861,291	$538,637	$(21,694)	$1,434,818

Capital Contribution from Parent		120,000			120,000
Common Stock Dividends			(98,000)		(98,000)
Preferred Stock Dividends			(339)		(339)
Gain on Reacquired Preferred Stock		1			1
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					1,456,480

NET INCOME			216,310		216,310
OTHER COMPREHENSIVE LOSS				(7)	(7)
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2009	56,584	981,292	656,608	(21,701)	1,672,783

Common Stock Dividends			(105,000)		(105,000)
Preferred Stock Dividends			(339)		(339)
Gain on Reacquired Preferred Stock		2			2
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					1,567,446

NET INCOME			126,091		126,091
OTHER COMPREHENSIVE INCOME				812	812
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2010	56,584	981,294	677,360	(20,889)	1,694,349

Common Stock Dividends			(75,000)		(75,000)
Preferred Stock Dividends			(313)		(313)
Loss on Reacquired Preferred Stock		(398)			(398)
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					1,618,638

NET INCOME			149,674		149,674
OTHER COMPREHENSIVE LOSS				(7,332)	(7,332)
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2011	$56,584	$980,896	$751,721	$(28,221)	$1,760,980

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2011 and 2010
(in thousands)

	2011	2010
CURRENT ASSETS
Cash and Cash Equivalents	$1,020	$361
Advances to Affiliates	95,714	-
Accounts Receivable:
Customers	72,461	76,193
Affiliated Companies	90,980	149,169
Accrued Unbilled Revenues	14,780	19,449
Miscellaneous	22,685	10,968
Allowance for Uncollectible Accounts	(1,750)	(1,692)
Total Accounts Receivable	199,156	254,087
Fuel	52,979	87,551
Materials and Supplies	175,924	178,331
Risk Management Assets	32,152	27,526
Accrued Tax Benefits	38,425	71,113
Deferred Cook Plant Fire Costs	63,809	45,752
Prepayments and Other Current Assets	35,395	33,713
TOTAL CURRENT ASSETS	694,574	698,434

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	3,932,472	3,774,262
Transmission	1,224,786	1,188,665
Distribution	1,481,608	1,411,095
Other Property, Plant and Equipment (including nuclear fuel and coal mining)	709,558	719,708
Construction Work in Progress	236,096	301,534
Total Property, Plant and Equipment	7,584,520	7,395,264
Accumulated Depreciation, Depletion and Amortization	3,179,920	3,124,998
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	4,404,600	4,270,266

OTHER NONCURRENT ASSETS
Regulatory Assets	602,979	556,254
Spent Nuclear Fuel and Decommissioning Trusts	1,591,732	1,515,227
Long-term Risk Management Assets	29,362	31,485
Deferred Charges and Other Noncurrent Assets	69,309	77,229
TOTAL OTHER NONCURRENT ASSETS	2,293,382	2,180,195

TOTAL ASSETS	$7,392,556	$7,148,895

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
December 31, 2011 and 2010
(dollars in thousands)

	2011	2010
CURRENT LIABILITIES
Advances from Affiliates	$-	$42,769
Accounts Payable:
General	113,063	121,665
Affiliated Companies	81,102	105,221
Long-term Debt Due Within One Year – Nonaffiliated	279,075	154,457
(December 31, 2011 and 2010 amount includes $101,620 and $77,457, respectively, related to DCC Fuel)
Risk Management Liabilities	16,980	16,785
Customer Deposits	30,696	29,264
Accrued Taxes	65,233	62,637
Accrued Interest	27,798	27,444
Other Current Liabilities	117,879	140,710
TOTAL CURRENT LIABILITIES	731,826	700,952

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	1,778,600	1,849,769
Long-term Risk Management Liabilities	18,871	6,530
Deferred Income Taxes	925,712	760,105
Regulatory Liabilities and Deferred Investment Tax Credits	875,202	852,197
Asset Retirement Obligations	1,013,122	963,029
Deferred Credits and Other Noncurrent Liabilities	288,243	313,892
TOTAL NONCURRENT LIABILITIES	4,899,750	4,745,522

TOTAL LIABILITIES	5,631,576	5,446,474

Cumulative Preferred Stock Not Subject to Mandatory Redemption	-	8,072

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

COMMON SHAREHOLDER’S EQUITY
Common Stock – No Par Value:
Authorized – 2,500,000 Shares
Outstanding – 1,400,000 Shares	56,584	56,584
Paid-in Capital	980,896	981,294
Retained Earnings	751,721	677,360
Accumulated Other Comprehensive Income (Loss)	(28,221)	(20,889)
TOTAL COMMON SHAREHOLDER’S EQUITY	1,760,980	1,694,349

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,392,556	$7,148,895

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
OPERATING ACTIVITIES
Net Income	$149,674	$126,091	$216,310
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	133,394	136,443	134,690
Accretion of Asset Retirement Obligations	11,668	11,905	11,178
Deferred Income Taxes	141,015	63,947	271,264
Amortization (Deferral) of Incremental Nuclear Refueling Outage Expenses, Net	13,244	(31,939)	3,110
Allowance for Equity Funds Used During Construction	(15,395)	(15,678)	(12,013)
Mark-to-Market of Risk Management Contracts	(1,590)	4,592	(10,533)
Amortization of Nuclear Fuel	136,707	139,438	62,699
Pension Contributions to Qualified Plan Trust	(52,588)	(71,681)	-
Fuel Over/Under Recovery, Net	(13,885)	(12,589)	34,676
Change in Other Noncurrent Assets	(22,977)	(12,597)	(16,555)
Change in Other Noncurrent Liabilities	50,371	56,592	45,276
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	57,661	(85,072)	19,338
Fuel, Materials and Supplies	40,239	(16,564)	(20,676)
Accounts Payable	(52,175)	46,579	(65,424)
Accrued Taxes, Net	15,508	77,075	(132,214)
Cook Plant Fire Costs, Net	18,282	87,347	(89,409)
Other Current Assets	6,409	5,056	(5,351)
Other Current Liabilities	6,167	4,149	(2,924)
Net Cash Flows from Operating Activities	621,729	513,094	443,442

INVESTING ACTIVITIES
Construction Expenditures	(301,242)	(333,238)	(332,775)
Change in Advances to Affiliates, Net	(95,714)	114,012	(114,012)
Purchases of Investment Securities	(1,166,690)	(1,414,473)	(770,919)
Sales of Investment Securities	1,110,909	1,361,813	712,742
Acquisitions of Nuclear Fuel	(105,703)	(90,903)	(169,138)
Other Investing Activities	47,169	17,105	21,004
Net Cash Flows Used for Investing Activities	(511,271)	(345,684)	(653,098)

FINANCING ACTIVITIES
Capital Contribution from Parent	-	-	120,000
Issuance of Long-term Debt - Nonaffiliated	185,972	152,464	670,060
Issuance of Long-term Debt - Affiliated	-	-	25,000
Change in Advances from Affiliates, Net	(42,769)	42,769	(476,036)
Retirement of Long-term Debt - Nonaffiliated	(160,645)	(202,011)	-
Retirement of Long-term Debt - Affiliated	-	(25,000)	-
Retirement of Cumulative Preferred Stock	(8,470)	(3)	(2)
Principal Payments for Capital Lease Obligations	(8,652)	(31,180)	(31,637)
Dividends Paid on Common Stock	(75,000)	(105,000)	(98,000)
Dividends Paid on Cumulative Preferred Stock	(313)	(339)	(339)
Other Financing Activities	78	472	661
Net Cash Flows from (Used for) Financing Activities	(109,799)	(167,828)	209,707

Net Increase (Decrease) in Cash and Cash Equivalents	659	(418)	51
Cash and Cash Equivalents at Beginning of Period	361	779	728
Cash and Cash Equivalents at End of Period	$1,020	$361	$779

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$95,124	$100,617	$99,079
Net Cash Paid (Received) for Income Taxes	(96,452)	(71,268)	(51,298)
Noncash Acquisitions Under Capital Leases	3,454	10,000	2,651
Construction Expenditures Included in Current Liabilities at December 31,	42,992	21,757	74,251
Acquisition of Nuclear Fuel Included in Current Liabilities at December 31,	715	308	15
Noncash Increase in Long-term Debt Through the Fort Wayne Lease Settlement	26,802	-	-

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to I&M’s financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to I&M.  The footnotes begin on page 225.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Rate Matters	Note 3
Effects of Regulation	Note 4
Commitments, Guarantees and Contingencies	Note 5
Benefit Plans	Note 7
Business Segments	Note 8
Derivatives and Hedging	Note 9
Fair Value Measurements	Note 10
Income Taxes	Note 11
Leases	Note 12
Financing Activities	Note 13
Related Party Transactions	Note 14
Property, Plant and Equipment	Note 15
Cost Reduction Initiatives	Note 16
Unaudited Quarterly Financial Information	Note 17

OHIO POWER COMPANY CONSOLIDATED

OHIO POWER COMPANY CONSOLIDATED
MANAGEMENT’S NARRATIVE FINANCIAL DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, OPCo engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to 1,460,000 retail customers in the northwestern, central, eastern and southern sections of Ohio.  OPCo consolidates Conesville Coal Preparation Company, its wholly-owned subsidiary.  OPCo consolidated JMG Funding LP, a variable interest entity, until it was dissolved in December 2009 at which time JMG’s assets were transferred to OPCo.

The Interconnection Agreement establishes the AEP Power Pool which permits the AEP East companies to pool their generation assets on a cost basis.  It establishes an allocation method for generating capacity among its members based on relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity revenues.  AEP Power Pool members are compensated for their costs of energy delivered to the AEP Power Pool and charged for energy received from the AEP Power Pool.  The capacity reserve relationship of the AEP Power Pool members changes as generating assets are added, retired or sold and relative peak demand changes.  The AEP Power Pool calculates each member’s prior twelve-month peak demand relative to the sum of the peak demands of all members as a basis for sharing revenues and costs.  The result of this calculation is the MLR, which determines each member’s percentage share of revenues and costs.  APCo’s Dresden Plant was completed in January 2012.  The addition of the Dresden Plant and removal of OPCo’s Sporn Unit 5 will change the capacity reserve relationship of the AEP Power Pool members.

The AEP East companies are parties to a Transmission Agreement defining how they share the revenues and costs associated with their relative ownership of transmission assets.  This sharing was based upon each company’s MLR until the FERC approved a new Transmission Agreement effective November 1, 2010.  The impacts of the new Transmission Agreement will be phased-in for retail rates, adds KGPCo and WPCo as parties to the agreement and changes the allocation method.

In 2007, OPCo and AEGCo entered into a 10-year unit power agreement for the entire output from the Lawrenceburg Plant with an option for an additional 2-year period.  OPCo pays AEGCo for the capacity, depreciation, fuel, operation and maintenance and tax expenses.  These payments are due regardless of whether the plant operates.

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

To minimize the credit requirements and operating constraints of operating within PJM, the AEP East companies as well as KGPCo and WPCo, agreed to a netting of all payment obligations incurred by any of the AEP East companies against all balances due to the AEP East companies and to hold PJM harmless from actions that any one or more AEP East companies may take with respect to PJM.

OPCo is jointly and severally liable for activity conducted by AEPSC on behalf of the AEP East companies related to purchase power and sale activity pursuant to the SIA.

CSPCo-OPCo Merger

On December 31, 2011, CSPCo merged into OPCo with OPCo being the surviving entity.  All prior reported amounts have been recast as if the merger occurred on the first day of the earliest reporting period.   All contracts and operations of CSPCo and its subsidiary are now part of OPCo.

January 2012 – May 2016 ESP

In December 2011, the PUCO approved a modified stipulation for a new ESP for the period January 2012 through May 2016 that includes a standard service offer (SSO) pricing for generation.  Various parties, including OPCo, filed requests for rehearing with the PUCO.  In February 2012, the PUCO issued an entry on rehearing which rejected the modified stipulation and ordered a return to the 2011 ESP rates until a new rate plan is approved.  Under the February 2012 rehearing order, OPCo has 30 days to notify the PUCO whether it plans to modify or withdraw its original application as filed in January 2011.  Management is currently evaluating its options and the potential financial and operational impacts on OPCo.  See “Ohio Electric Security Plan Filing” section of Note 3.

Ohio Customer Choice

In OPCo’s service territory, various competitive retail electric service (CRES) providers are targeting retail customers by offering alternative generation service.  As a result, in comparison to 2010, OPCo lost approximately $132 million of generation and transmission related gross margin.  OPCo is recovering a portion of lost margins through collection of capacity and transmission revenues from competitive CRES providers and off-system sales.  As a result of the February 2012 order on rehearing, OPCo is subject to significant risk of revenue loss associated with customer switching, which could materially reduce future net income and cash flows and materially impact financial condition.  Currently, there are no limitations on the obligation of OPCo to provide below cost capacity rate pricing to alternative suppliers to support customers switching in Ohio.  As a result of customer switching, for every 10% decline in the number of retail customers, management estimates OPCo could lose approximately $75 million of generation gross margin, net of estimated off-system sales.  On February 27, 2012, OPCo filed a Motion for Relief and Request for Expedited Ruling with the PUCO related to the review of capacity charges.  The filing seeks a decision within 90 days and the avoidance of an immediate change to pricing for capacity at the Reliability Pricing Model auction price, which is substantially below OPCo’s cost.  Management is evaluating its options to challenge this capacity pricing issue.
Corporate Separation

In January 2012, the PUCO approved a corporate separation plan of OPCo’s generation assets to complete the transition to a fully competitive generation market by June 2015, which includes the transfer of generation assets to a nonregulated AEP subsidiary at net book value.  In February 2012, as part of the PUCO’s entry on rehearing which rejected the ESP modified stipulation, the PUCO revoked its approval of OPCo’s corporate separation plan.  Any proposed corporate separation plan will require approval by the PUCO and the FERC.  Management intends to pursue Ohio corporate separation in future regulatory proceedings.

In February 2012, prior to the PUCO revoking OPCo’s corporate separation plan, applications were filed with the FERC proposing to establish a new power cost sharing agreement between APCo, I&M and KPCo and transfer OPCo’s generation assets to APCo, KPCo and a nonregulated AEP subsidiary.  In conjunction with these filings, APCo and KPCo, which are generation capacity deficit utilities, filed an application with the FERC to acquire approximately 2,400 MWs of OPCo’s 12,000 MW generation capacity at net book value.  This acquisition would allow APCo and KPCo to satisfy their capacity reserve requirements in PJM and provide baseload generation to meet their customers’ energy requirements.  As a result of the February 2012 ESP rehearing order, management is reviewing the recoverability of all OPCo generation assets and is in the process of withdrawing the PUCO and the FERC applications.  Management intends to file new FERC and PUCO applications related to corporate seperation.  To the extent existing generation assets and the cost of new equipment and converted facilities are not recoverable, it could materially reduce future net income and cash flows.  Upon receipt of all regulatory approvals, the remaining generation assets of OPCo will be owned by a nonregulated AEP subsidiary.

If OPCo receives all regulatory approvals without authority to transfer its generation, OPCo’s results of operations related to generation will be determined by its ability to sell power and capacity at a profit at rates determined by the prevailing market.  If OPCo experiences decreases in revenues or increases in costs as a result of changes to its relationship with affiliates and is unable to recover the change in revenues and costs through rates, prices or additional sales, it could have an adverse impact on future net income and cash flows.

Regulatory Activity

2009 – 2011 ESP

In 2011, the PUCO issued an order in the 2009 – 2011 ESP remand proceeding requiring OPCo to cease POLR billings and apply POLR collections since June 2011 first to the FAC deferral with any remaining balance to be credited to OPCo’s customers in November and December 2011.  As a result, in comparison to 2010, we lost approximately $71 million of pretax income related to POLR.  In February 2012, the Ohio Consumers’ Counsel (OCC) and the Industrial Energy Users-Ohio filed appeals with the Supreme Court of Ohio challenging various issues, including the PUCO’s refusal to order retrospective relief concerning the POLR charges collected during 2009 – 2011 and various aspects of the approved environmental carrying charge, which if ordered could total up to $698 million, excluding carrying costs.

OPCo filed its 2010 Significantly Excessive Earnings Test (SEET) with the PUCO based upon the approach in the PUCO’s 2009 order.  Subsequent testimony and legal briefs from intervenors recommended a refund of up to $62 million of 2010 earnings, which included off-system sales in the SEET calculation.  In December 2011, the PUCO staff filed testimony that recommended a $23 million refund of 2010 earnings.  In the fourth quarter of 2011, OPCo provided a reserve based upon management’s estimate of the probable amount for a PUCO ordered SEET refund.  OPCo is required to file its 2011 SEET filing with the PUCO in 2012.  Management does not currently believe that there are significantly excessive earnings in 2011.  See “Ohio Electric Security Plan Filing” section of Note 3.

Ohio Distribution Base Rate Case

In December 2011, a stipulation was approved by the PUCO which provided for no change in distribution rates and a new rider for a $15 million annual credit to residential ratepayers due principally to the inclusion of the rate base distribution investment in the Distribution Investment Rider (DIR).  The stipulation also approved recovery of certain distribution regulatory assets of $173 million as of December 31, 2011, excluding $154 million of unrecognized equity carrying costs.  These assets and unrecognized carrying costs will be recovered in a distribution asset recovery rider over seven years with an additional long term debt carrying charge, effective January 2012.

Due to the February 2012 PUCO ESP entry on rehearing which rejected the modified stipulation for a new ESP, collection of the DIR terminated.  OPCo has the right to withdraw from the stipulation in the distribution base rate case.  Management is currently evaluating all its options.  See “2011 Ohio Distribution Base Rate Case” section of Note 3.

Litigation and Environmental Issues

In the ordinary course of business, OPCo is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 3 – Rate Matters and Note 5 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 375 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2011	2010	2009
	(in millions of KWHs)
Retail:
Residential	15,082	15,386	14,642
Commercial	14,269	14,454	14,218
Industrial	18,946	17,455	16,605
Miscellaneous	123	129	131
Total Retail	48,420	47,424	45,596

Wholesale	12,229	8,466	6,958

Total KWHs	60,649	55,890	52,554

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2011	2010	2009
	(in degree days)
Actual - Heating (a)	3,107	3,488	3,336
Normal - Heating (b)	3,266	3,267	3,280

Actual - Cooling (c)	1,112	1,189	721
Normal - Cooling (b)	936	921	931

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2011 Compared to 2010

Reconciliation of Year Ended December 31, 2010 to Year Ended December 31, 2011
Net Income
(in millions)

Year Ended December 31, 2010	$542

Changes in Gross Margin:
Retail Margins	(146)
Off-system Sales	49
Transmission Revenues	20
Other Revenues	1
Total Change in Gross Margin	(76)

Changes in Expenses and Other:
Other Operation and Maintenance	(6)
Asset Impairments and Other Related Charges	(90)
Depreciation and Amortization	(32)
Taxes Other Than Income Taxes	(6)
Carrying Costs Income	22
Other Income	4
Interest Expense	20
Total Change in Expenses and Other	(88)

Income Tax Expense	87

Year Ended December 31, 2011	$465

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins decreased $146 million primarily due to the following:
	•	A $132 million decrease attributable to customers switching to alternative competitive retail electric service (CRES) providers.
	•	A $60 million decrease due to the elimination of POLR charges, effective June 2011, as a result of the October 2011 PUCO remand order.
	•	A $42 million net decrease due to unfavorable regulatory orders in 2011 and 2010.
	•	A $29 million decrease in capacity settlements under the Interconnection Agreement.
	•	A $23 million decrease in weather-related usage primarily due to an 11% decrease in heating degree days and a 7% decrease in cooling degree days.
These decreases were partially offset by:
	•	A $39 million increase in revenues due to the implementation of PUCO rider rates related to Environmental Investment Carrying Charge Rider revenues.
•
A $38 million increase in revenue due to the implementation of PUCO approved rider rates in June 2010 related to the Energy Efficiency & Peak Demand Reduction (EE/PDR) Programs.  This increase in Retail Margins was offset by increases in Other Operation and Maintenance as discussed below.

	•	A $29 million increase due to sales to Buckeye Power, Inc. to provide backup energy under the Cardinal Station Agreement.
•
A $20 million increase in revenues due to a January 2011 Universal Service Fund (USF) surcharge rate increase.  This increase in Retail Margins was offset by a corresponding increase in Other Operation and Maintenance as discussed below.

	•	An $18 million net increase in transmission rider revenues.
•	Margins from Off-system Sales increased $49 million primarily due to an increase in PJM capacity revenues and higher physical sales volumes, partially offset by lower trading and marketing margins.

•
Transmission Revenues increased $20 million primarily due to the Transmission Agreement modification effective November 2010, a portion of which is included in the Ohio Transmission Cost Recovery Rider and increased transmission revenues for customers who have switched to alternative CRES providers.  The increase in transmission revenues related to CRES providers offsets lost revenues included in Retail Margins above.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $6 million primarily due to:
	•	A $50 million increase in plant maintenance expense primarily related to work performed at the Kammer, Amos, Conesville and Mitchell plants.
•
A $40 million increase in expenses due to the implementation of PUCO approved EE/PDR programs.  This increase in Other Operation and Maintenance expense was partially offset by an increase in Retail Margins as discussed above.

•
A $35 million increase related to the fourth quarter 2011 recording of an obligation to contribute to Partnership with Ohio and Ohio Growth Fund as a result of the approved December 2011 Ohio stipulation agreement.

•
A $21 million increase in remitted USF surcharge payments to the Ohio Department of Development to fund an energy assistance program for qualified Ohio customers.  This increase in Other Operation and Maintenance expense was offset by a corresponding increase in Retail Margins as discussed above.

	•	A $9 million increase primarily due to removal costs at the Cardinal and Amos plants.
	•	An $8 million increase in expenses related to Cook Coal Terminal.
	•	A $6 million increase due to the 2011 write-off of Front-End Engineering and Design (FEED) study costs related to the Mountaineer Carbon Capture Project.
These increases were partially offset by:
	•	An $85 million decrease due to expenses related to the cost reduction initiatives recorded in 2010.
•
A $36 million decrease in transmission expense primarily due to the Transmission Agreement modification effective November 2010, a portion of which is included in the Ohio Transmission Cost Recovery Rider.

	•	A $28 million decrease in recoverable PJM expenses.
	•	An $11 million gain from the sale of land in January 2011.
•	Asset Impairments and Other Related Charges includes the third quarter 2011 plant impairments of Sporn Unit 5 ($48 million) and the FGD project at Muskingum River Unit 5 ($42 million).
•	Depreciation and Amortization increased $32 million primarily due to:
	•	A $23 million increase due to the amortization of carrying costs on deferred fuel as a result of the October 2011 POLR remand order.
	•	A $6 million increase due to higher depreciable property balances as a result of environmental and various other property additions.
	•	A $4 million increase as a result of accelerated depreciation on various plants beginning in the fourth quarter of 2011.
•
Taxes Other Than Income Taxes increased $6 million primarily due to an $8 million increase in real and property taxes, partially offset by a $3 million decrease due to the employer portion of payroll taxes incurred related to cost reduction initiatives recorded in 2010.

•	Carrying Costs Income increased $22 million primarily due to a higher under-recovered fuel balance in 2011.
•	Interest Expense decreased $20 million primarily due to the retirement of long-term debt in the fourth quarter of 2010.
•
Income Tax Expense decreased $87 million primarily due to a decrease in pretax book income, the recording of federal and state income tax adjustments resulting from the filing of prior year tax returns and the tax treatment associated with the future reimbursement of Medicare Part D retiree prescription drug benefits.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 375 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 375 for a discussion of the adoption and impact of new accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Ohio Power Company:

We have audited the accompanying consolidated balance sheets of Ohio Power Company Consolidated (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ohio Power Company Consolidated as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2011 the Company changed its method of presenting comprehensive income due to the adoption of FASB Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The change in presentation has been applied retrospectively to all periods presented.

/s/   Deloitte & Touche LLP

Columbus, Ohio
February 28, 2012

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

Management assessed the effectiveness of OPCo’s internal control over financial reporting as of December 31, 2011.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework.  Based on management’s assessment, OPCo’s internal control over financial reporting was effective as of December 31, 2011.

This annual report does not include an attestation report of OPCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit OPCo to provide only management’s report in this annual report.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
REVENUES
Electric Generation, Transmission and Distribution	$4,406,814	$4,222,461	$3,875,595
Sales to AEP Affiliates	977,999	991,285	921,089
Other Revenues - Affiliated	27,903	21,069	23,457
Other Revenues - Nonaffiliated	18,395	20,301	15,592
TOTAL REVENUES	5,431,111	5,255,116	4,835,733

EXPENSES
Fuel and Other Consumables Used for Electric Generation	1,597,410	1,488,474	1,286,718
Purchased Electricity for Resale	300,653	286,835	263,385
Purchased Electricity from AEP Affiliates	515,613	386,618	288,115
Other Operation	754,109	795,129	675,785
Maintenance	393,943	346,745	350,880
Asset Impairments and Other Related Charges	89,824	-	-
Depreciation and Amortization	545,376	513,168	496,470
Taxes Other Than Income Taxes	399,479	393,537	369,461
TOTAL EXPENSES	4,596,407	4,210,506	3,730,814

OPERATING INCOME	834,704	1,044,610	1,104,919

Other Income (Expense):
Interest Income	7,069	2,567	2,238
Carrying Costs Income	53,345	31,796	18,354
Allowance for Equity Funds Used During Construction	5,549	5,949	6,094
Interest Expense	(221,977)	(242,000)	(241,134)

INCOME BEFORE INCOME TAX EXPENSE	678,690	842,922	890,471

Income Tax Expense	213,697	301,306	310,195

NET INCOME	464,993	541,616	580,276

Net Income Attributable to Noncontrolling Interest	-	-	2,042

NET INCOME ATTRIBUTABLE TO OPCo
SHAREHOLDERS	464,993	541,616	578,234

Preferred Stock Dividend Requirements Including
Capital Stock Expense	1,259	881	889

EARNINGS ATTRIBUTABLE TO OPCo COMMON
SHAREHOLDER	$463,734	$540,735	$577,345

The common stock of OPCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
NET INCOME	$464,993	$541,616	$580,276

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $1,477 in 2011, $529 in 2010 and $3,365 in 2009	(2,743)	(981)	6,249
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $5,894 in 2011,
$5,128 in 2010 and $4,614 in 2009	10,946	9,522	8,568
Pension and OPEB Funded Status, Net of Tax of $13,876 in 2011, $10,901 in 2010
and $870 in 2009	(25,770)	(20,245)	1,615

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(17,567)	(11,704)	16,432

TOTAL COMPREHENSIVE INCOME	447,426	529,912	596,708

Total Comprehensive Income Attributable to Noncontrolling Interest	-	-	2,042

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO OPCo
SHAREHOLDERS	$447,426	$529,912	$594,666

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	OPCo Common Shareholder
				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive	Noncontrolling
	Stock	Capital	Earnings	Income (Loss)	Interest	Total

TOTAL EQUITY – DECEMBER 31, 2008	$321,201	$1,158,172	$2,372,720	$(184,883)	$16,799	$3,684,009

Capital Contribution from Parent		550,000				550,000
Common Stock Dividends – Affiliated			(245,000)			(245,000)
Common Stock Dividends – Nonaffiliated					(2,042)	(2,042)
Preferred Stock Dividends			(732)			(732)
Purchase of JMG		36,509			(17,910)	18,599
Capital Stock Expense		157	(157)			-
Noncash Dividend of Property to Parent			(8,123)			(8,123)
Other Changes in Equity					1,111	1,111
SUBTOTAL – EQUITY						3,997,822

NET INCOME			578,234		2,042	580,276
OTHER COMPREHENSIVE INCOME				16,432		16,432
TOTAL EQUITY – DECEMBER 31, 2009	321,201	1,744,838	2,696,942	(168,451)	-	4,594,530

Common Stock Dividends			(469,075)			(469,075)
Preferred Stock Dividends			(732)			(732)
Gain on Reacquired Preferred Stock		4				4
Capital Stock Expense		149	(149)			-
SUBTOTAL – EQUITY						4,124,727

NET INCOME			541,616			541,616
OTHER COMPREHENSIVE LOSS				(11,704)		(11,704)
TOTAL EQUITY – DECEMBER 31, 2010	321,201	1,744,991	2,768,602	(180,155)	-	4,654,639

Common Stock Dividends			(650,000)			(650,000)
Preferred Stock Dividends			(671)			(671)
Loss on Reacquired Preferred Stock		(1,216)				(1,216)
Capital Stock Expense		324	(324)			-
SUBTOTAL – EQUITY						4,002,752

NET INCOME			464,993			464,993
OTHER COMPREHENSIVE LOSS				(17,567)		(17,567)
TOTAL EQUITY – DECEMBER 31, 2011	$321,201	$1,744,099	$2,582,600	$(197,722)	$-	$4,450,178

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2011 and 2010
(in thousands)

	2011	2010
CURRENT ASSETS
Cash and Cash Equivalents	$2,095	$949
Advances to Affiliates	219,458	154,702
Accounts Receivable:
Customers	146,432	136,373
Affiliated Companies	162,830	252,851
Accrued Unbilled Revenues	19,012	60,749
Miscellaneous	16,994	15,042
Allowance for Uncollectible Accounts	(3,563)	(3,768)
Total Accounts Receivable	341,705	461,247
Fuel	262,886	330,171
Materials and Supplies	201,325	204,700
Risk Management Assets	54,293	54,547
Accrued Tax Benefits	11,975	77,818
Prepayments and Other Current Assets	41,560	77,884
TOTAL CURRENT ASSETS	1,135,297	1,362,018

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	9,502,614	9,576,404
Transmission	1,948,329	1,896,989
Distribution	3,545,574	3,422,413
Other Property, Plant and Equipment	546,642	562,847
Construction Work in Progress	354,465	325,903
Total Property, Plant and Equipment	15,897,624	15,784,556
Accumulated Depreciation and Amortization	5,742,561	5,533,889
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	10,155,063	10,250,667

OTHER NONCURRENT ASSETS
Regulatory Assets	1,370,504	1,232,122
Long-term Risk Management Assets	53,614	50,101
Deferred Charges and Other Noncurrent Assets	309,775	342,127
TOTAL OTHER NONCURRENT ASSETS	1,733,893	1,624,350

TOTAL ASSETS	$13,024,253	$13,237,035

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
December 31, 2011 and 2010

	2011	2010
	(in thousands)
CURRENT LIABILITIES
Accounts Payable:
General	$293,730	$269,165
Affiliated Companies	183,898	202,050
Long-term Debt Due Within One Year – Nonaffiliated	244,500	165,000
Risk Management Liabilities	36,561	38,133
Customer Deposits	55,785	57,669
Accrued Taxes	450,570	455,825
Accrued Interest	66,441	67,017
Other Current Liabilities	182,490	210,555
TOTAL CURRENT LIABILITIES	1,513,975	1,465,414

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	3,609,648	3,803,352
Long-term Debt – Affiliated	200,000	200,000
Long-term Risk Management Liabilities	17,890	14,626
Deferred Income Taxes	2,245,380	2,136,467
Regulatory Liabilities and Deferred Investment Tax Credits	301,124	290,291
Employee Benefits and Pension Obligations	335,029	383,160
Deferred Credits and Other Noncurrent Liabilities	351,029	272,470
TOTAL NONCURRENT LIABILITIES	7,060,100	7,100,366

TOTAL LIABILITIES	8,574,075	8,565,780

Cumulative Preferred Stock Not Subject to Mandatory Redemption	-	16,616

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

COMMON SHAREHOLDER'S EQUITY
Common Stock – No Par Value:
Authorized – 40,000,000 Shares
Outstanding – 27,952,473 Shares	321,201	321,201
Paid-in Capital	1,744,099	1,744,991
Retained Earnings	2,582,600	2,768,602
Accumulated Other Comprehensive Income (Loss)	(197,722)	(180,155)
TOTAL COMMON SHAREHOLDER’S EQUITY	4,450,178	4,654,639

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$13,024,253	$13,237,035

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
OPERATING ACTIVITIES
Net Income	$464,993	$541,616	$580,276
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	545,376	513,168	496,470
Deferred Income Taxes	119,184	292,831	514,201
Asset Impairments and Other Related Charges	89,824	-	-
Carrying Costs Income	(53,345)	(31,796)	(18,354)
Allowance for Equity Funds Used During Construction	(5,549)	(5,949)	(6,094)
Mark-to-Market of Risk Management Contracts	(3,695)	25,251	(10,271)
Pension Contributions to Qualified Plan Trust	(127,884)	(58,639)	-
Property Taxes	(5,722)	(19,324)	(14,474)
Fuel Over/Under-Recovery, Net	(727)	(131,850)	(333,598)
Change in Other Noncurrent Assets	(73,242)	3,797	(31,547)
Change in Other Noncurrent Liabilities	85,173	(17,079)	50,986
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	116,197	(126,071)	32,482
Fuel, Materials and Supplies	79,787	66,700	(198,124)
Accounts Payable	(17,059)	72,694	(189,103)
Accrued Taxes, Net	36,466	131,441	(136,746)
Other Current Assets	7,789	924	16,955
Other Current Liabilities	(15,821)	53,985	(34,048)
Net Cash Flows from Operating Activities	1,241,745	1,311,699	719,011

INVESTING ACTIVITIES
Construction Expenditures	(454,873)	(504,702)	(716,543)
Change in Advances to Affiliates, Net	(64,756)	283,650	(438,352)
Acquisitions of Assets	(2,229)	(5,801)	(1,429)
Proceeds from Sales of Assets	47,463	14,382	35,706
Other Investing Activities	29,014	26,400	21,680
Net Cash Flows Used for Investing Activities	(445,381)	(186,071)	(1,098,938)

FINANCING ACTIVITIES
Capital Contribution from Parent	-	-	550,000
Issuance of Long-term Debt – Nonaffiliated	49,748	351,824	584,936
Change in Advances from Affiliates, Net	-	(24,202)	(184,550)
Retirement of Long-term Debt – Nonaffiliated	(165,000)	(868,580)	(295,500)
Retirement of Long-term Debt – Affiliated	-	(100,000)	-
Retirement of Cumulative Preferred Stock	(17,831)	(7)	(1)
Principal Payments for Capital Lease Obligations	(11,854)	(11,617)	(6,976)
Dividends Paid on Common Stock – Nonaffiliated	-	-	(2,042)
Dividends Paid on Common Stock – Affiliated	(650,000)	(469,075)	(245,000)
Dividends Paid on Cumulative Preferred Stock	(671)	(732)	(732)
Acquisition of JMG Noncontrolling Interest	-	-	(28,221)
Other Financing Activities	390	(5,370)	(2,649)
Net Cash Flows from (Used for) Financing Activities	(795,218)	(1,127,759)	369,265

Net Increase (Decrease) in Cash and Cash Equivalents	1,146	(2,131)	(10,662)
Cash and Cash Equivalents at Beginning of Period	949	3,080	13,742
Cash and Cash Equivalents at End of Period	$2,095	$949	$3,080

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$226,711	$239,984	$241,627
Net Cash Paid (Received) for Income Taxes	81,740	(78,268)	(15,759)
Noncash Acquisitions Under Capital Leases	5,766	33,369	3,275
Government Grants Included in Accounts Receivable at December 31,	1,383	9,260	-
Construction Expenditures Included in Current Liabilities at December 31,	61,428	31,939	61,035
Noncash Dividend of Property to Parent	-	-	8,123

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

OHIO POWER COMPANY CONSOLIDATED
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to OPCo’s financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to OPCo.  The footnotes begin on page 225.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Rate Matters	Note 3
Effects of Regulation	Note 4
Commitments, Guarantees and Contingencies	Note 5
Acquisitions and Impairments	Note 6
Benefit Plans	Note 7
Business Segments	Note 8
Derivatives and Hedging	Note 9
Fair Value Measurements	Note 10
Income Taxes	Note 11
Leases	Note 12
Financing Activities	Note 13
Related Party Transactions	Note 14
Property, Plant and Equipment	Note 15
Cost Reduction Initiatives	Note 16
Unaudited Quarterly Financial Information	Note 17

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

PSO is jointly and severally liable for activity conducted by AEPSC on behalf of PSO and SWEPCo related to purchase power and sale activity pursuant to the SIA.

Litigation and Environmental Issues

In the ordinary course of business, PSO is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 3 – Rate Matters and Note 5 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 375 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2011	2010	2009
	(in millions of KWHs)
Retail:
Residential	6,741	6,595	6,004
Commercial	5,190	5,136	4,974
Industrial	4,956	4,921	4,742
Miscellaneous	1,310	1,265	1,236
Total Retail	18,197	17,917	16,956

Wholesale	1,113	1,190	982

Total KWHs	19,310	19,107	17,938

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2011	2010	2009
	(in degree days)

Actual - Heating (a)	1,879	1,993	1,840
Normal - Heating (b)	1,796	1,784	1,789

Actual - Cooling (c)	2,788	2,380	1,861
Normal - Cooling (b)	2,102	2,095	2,126

(a)	Western Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Western Region cooling degree days are calculated on a 65 degree temperature base.

2011 Compared to 2010

Reconciliation of Year Ended December 31, 2010 to Year Ended December 31, 2011
Net Income
(in millions)

Year Ended December 31, 2010	$73

Changes in Gross Margin:
Retail Margins (a)	15
Transmission Revenues	2
Total Change in Gross Margin	17

Changes in Expenses and Other:
Other Operation and Maintenance	32
Depreciation and Amortization	9
Taxes Other Than Income Taxes	1
Other Income	2
Interest Expense	9
Total Change in Expenses and Other	53

Income Tax Expense	(18)

Year Ended December 31, 2011	$125

(a) Includes firm wholesale sales to municipals and cooperatives.

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $15 million primarily due to the following:
	•	A $14 million increase in weather-related usage primarily due to a 17% increase in cooling degree days.
	•	A $6 million increase primarily due to decreased capacity and fuel costs.
These increases were partially offset by:
	•	A $7 million decrease primarily due to revenue decreases from rate riders. This decrease in retail margins had corresponding decreases to riders/trackers recognized in other expense items.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses decreased $32 million primarily due to the following:
• A $24 million decrease due to expenses related to cost reduction initiatives recorded in 2010.
•
A $9 million decrease in plant maintenance expenses resulting primarily from a decrease in planned generation plant maintenance in 2011 and from the 2011 deferral of generation maintenance expenses as a result of PSO’s base rate case.

• A $4 million decrease in operation expenses due to lower employee-related expenses.
These decreases were partially offset by:
• A $7 million increase in demand side management programs.
•	Depreciation and Amortization expenses decreased $9 million primarily due to a decrease in amortization of regulatory assets related to the Lawton Settlement which was fully recovered in August 2010.
•	Interest Expense decreased $9 million primarily due to lower long-term interest rates, lower long-term debt outstanding in 2011 and a reduction in tax-related interest.
•	Income Tax Expense increased $18 million primarily due to an increase in pretax book income and the recording of state income tax adjustments resulting from the filing of prior year tax returns.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 375 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 375 for a discussion of the adoption and impact of new accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Public Service Company of Oklahoma:

We have audited the accompanying balance sheets of Public Service Company of Oklahoma (the "Company") as of December 31, 2011 and 2010, and the related statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Public Service Company of Oklahoma as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, in 2011 the Company changed its method of presenting comprehensive income due to the adoption of FASB Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The change in presentation has been applied retrospectively to all periods presented.

/s/   Deloitte & Touche LLP

Columbus, Ohio
February 28, 2012

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

Management assessed the effectiveness of PSO’s internal control over financial reporting as of December 31, 2011.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework.  Based on management’s assessment, PSO’s internal control over financial reporting was effective as of December 31, 2011.

This annual report does not include an attestation report of PSO’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit PSO to provide only management’s report in this annual report.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF INCOME
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
REVENUES
Electric Generation, Transmission and Distribution	$1,345,551	$1,246,916	$1,075,014
Sales to AEP Affiliates	14,192	23,528	45,756
Other Revenues	3,645	3,218	3,980
TOTAL REVENUES	1,363,388	1,273,662	1,124,750

EXPENSES
Fuel and Other Consumables Used for Electric Generation	465,546	373,317	310,168
Purchased Electricity for Resale	163,550	187,106	180,055
Purchased Electricity from AEP Affiliates	50,092	46,013	19,331
Other Operation	201,247	222,396	185,575
Maintenance	104,732	115,788	108,020
Depreciation and Amortization	95,915	104,929	110,149
Taxes Other Than Income Taxes	41,295	42,121	41,144
TOTAL EXPENSES	1,122,377	1,091,670	954,442

OPERATING INCOME	241,011	181,992	170,308

Other Income (Expense):
Interest Income	596	308	1,879
Carrying Costs Income	4,033	3,145	4,642
Allowance for Equity Funds Used During Construction	1,317	804	1,787
Interest Expense	(54,700)	(63,362)	(59,093)

INCOME BEFORE INCOME TAX EXPENSE	192,257	122,887	119,523

Income Tax Expense	67,629	50,100	43,921

NET INCOME	124,628	72,787	75,602

Preferred Stock Dividend Requirements Including Capital Stock
Expense	434	200	212

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$124,194	$72,587	$75,390

The common stock of PSO is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
NET INCOME	$124,628	$72,787	$75,602

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $724 in 2011, $4,896 in 2010 and $57 in 2009	(1,345)	9,093	105

TOTAL COMPREHENSIVE INCOME	$123,283	$81,880	$75,707

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2008	$157,230	$340,016	$251,704	$(704)	$748,246

Capital Contribution from Parent		20,000			20,000
Common Stock Dividends			(32,000)		(32,000)
Preferred Stock Dividends			(212)		(212)
Gain on Reacquired Preferred Stock		1			1
Other Changes in Common Shareholder's Equity		4,214	(4,214)		-
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					736,035

NET INCOME			75,602		75,602
OTHER COMPREHENSIVE INCOME				105	105
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2009	157,230	364,231	290,880	(599)	811,742

Common Stock Dividends			(51,026)		(51,026)
Preferred Stock Dividends			(200)		(200)
Gain on Reacquired Preferred Stock		76			76
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					760,592

NET INCOME			72,787		72,787
OTHER COMPREHENSIVE INCOME				9,093	9,093
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2010	157,230	364,307	312,441	8,494	842,472

Common Stock Dividends			(72,500)		(72,500)
Preferred Stock Dividends			(180)		(180)
Loss on Reacquired Preferred Stock		(270)			(270)
SUBTOTAL – COMMON SHAREHOLDER'S EQUITY					769,522

NET INCOME			124,628		124,628
OTHER COMPREHENSIVE LOSS				(1,345)	(1,345)
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2011	$157,230	$364,037	$364,389	$7,149	$892,805

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

PUBLIC SERVICE COMPANY OF OKLAHOMA
BALANCE SHEETS
ASSETS
December 31, 2011 and 2010
(in thousands)

	2011	2010
CURRENT ASSETS
Cash and Cash Equivalents	$1,413	$470
Advances to Affiliates	39,876	-
Accounts Receivable:
Customers	39,977	43,049
Affiliated Companies	23,079	65,070
Miscellaneous	8,993	5,497
Allowance for Uncollectible Accounts	(777)	(971)
Total Accounts Receivable	71,272	112,645
Fuel	20,854	20,176
Materials and Supplies	50,347	46,247
Risk Management Assets	565	14,225
Accrued Tax Benefits	6,733	38,589
Regulatory Asset for Under-Recovered Fuel Costs	4,313	37,262
Prepayments and Other Current Assets	13,453	9,416
TOTAL CURRENT ASSETS	208,826	279,030

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	1,317,948	1,330,368
Transmission	692,644	663,994
Distribution	1,762,110	1,686,470
Other Property, Plant and Equipment	214,626	235,406
Construction Work in Progress	70,371	59,091
Total Property, Plant and Equipment	4,057,699	3,975,329
Accumulated Depreciation and Amortization	1,266,816	1,255,064
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	2,790,883	2,720,265

OTHER NONCURRENT ASSETS
Regulatory Assets	266,545	263,545
Long-term Risk Management Assets	314	252
Deferred Charges and Other Noncurrent Assets	13,536	20,979
TOTAL OTHER NONCURRENT ASSETS	280,395	284,776

TOTAL ASSETS	$3,280,104	$3,284,071

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

PUBLIC SERVICE COMPANY OF OKLAHOMA
BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
December 31, 2011 and 2010

	2011	2010
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$-	$91,382
Accounts Payable:
General	76,607	69,155
Affiliated Companies	45,029	53,179
Long-term Debt Due Within One Year – Nonaffiliated	311	25,000
Risk Management Liabilities	1,280	922
Customer Deposits	47,493	41,217
Accrued Taxes	21,660	25,390
Accrued Interest	12,637	9,238
Other Current Liabilities	43,586	38,095
TOTAL CURRENT LIABILITIES	248,603	353,578

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	947,053	946,186
Long-term Risk Management Liabilities	1,330	197
Deferred Income Taxes	726,463	660,783
Regulatory Liabilities and Deferred Investment Tax Credits	334,812	336,961
Employee Benefits and Pension Obligations	84,548	98,107
Deferred Credits and Other Noncurrent Liabilities	44,490	40,905
TOTAL NONCURRENT LIABILITIES	2,138,696	2,083,139

TOTAL LIABILITIES	2,387,299	2,436,717

Cumulative Preferred Stock Not Subject to Mandatory Redemption	-	4,882

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

COMMON SHAREHOLDER’S EQUITY
Common Stock – Par Value – $15 Per Share:
Authorized – 11,000,000 Shares
Issued – 10,482,000 Shares
Outstanding – 9,013,000 Shares	157,230	157,230
Paid-in Capital	364,037	364,307
Retained Earnings	364,389	312,441
Accumulated Other Comprehensive Income (Loss)	7,149	8,494
TOTAL COMMON SHAREHOLDER’S EQUITY	892,805	842,472

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,280,104	$3,284,071

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
OPERATING ACTIVITIES
Net Income	$124,628	$72,787	$75,602
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	95,915	104,929	110,149
Deferred Income Taxes	61,581	92,695	56,029
Carrying Costs Income	(4,033)	(3,145)	(4,642)
Allowance for Equity Funds Used During Construction	(1,317)	(804)	(1,787)
Mark-to-Market of Risk Management Contracts	1,290	160	1,791
Pension Contributions to Qualified Plan Trust	(33,189)	(12,848)	-
Fuel Over/Under-Recovery, Net	32,949	(88,349)	(59,462)
Unrealized Forward Commitments, Net	(1,402)	46	(1,928)
Change in Other Noncurrent Assets	16,304	(19,325)	7,713
Change in Other Noncurrent Liabilities	32,177	16,612	625
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	44,414	(10,094)	81,446
Fuel, Materials and Supplies	(4,778)	(617)	5,301
Accounts Payable	(20,068)	(20,601)	(16,431)
Accrued Taxes, Net	19,535	(23,605)	(10,230)
Other Current Assets	4,855	4,446	(5,927)
Other Current Liabilities	10,628	(18,341)	1,404
Net Cash Flows from Operating Activities	379,489	93,946	239,653

INVESTING ACTIVITIES
Construction Expenditures	(140,327)	(194,896)	(175,122)
Change in Advances to Affiliates, Net	(39,876)	62,695	(62,695)
Other Investing Activities	1,126	(368)	(158)
Net Cash Flows Used for Investing Activities	(179,077)	(132,569)	(237,975)

FINANCING ACTIVITIES
Capital Contribution from Parent	-	-	20,000
Issuance of Long-term Debt – Nonaffiliated	248,909	2,240	280,732
Change in Advances from Affiliates, Net	(91,382)	91,382	(70,308)
Retirement of Long-term Debt – Nonaffiliated	(275,000)	-	(200,000)
Retirement of Cumulative Preferred Stock	(5,152)	(300)	(2)
Principal Payments for Capital Lease Obligations	(4,189)	(3,991)	(1,485)
Dividends Paid on Common Stock	(72,500)	(51,026)	(32,000)
Dividends Paid on Cumulative Preferred Stock	(180)	(200)	(212)
Other Financing Activities	25	192	1,048
Net Cash Flows from (Used For) Financing Activities	(199,469)	38,297	(2,227)

Net Increase (Decrease) in Cash and Cash Equivalents	943	(326)	(549)
Cash and Cash Equivalents at Beginning of Period	470	796	1,345
Cash and Cash Equivalents at End of Period	$1,413	$470	$796

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$37,573	$57,970	$71,135
Net Cash Paid (Received) for Income Taxes	(16,043)	(16,770)	1,040
Noncash Acquisitions Under Capital Leases	1,078	13,794	3,478
Construction Expenditures Included in Current Liabilities at December 31,	28,427	6,842	11,901

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

PUBLIC SERVICE COMPANY OF OKLAHOMA
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to PSO’s financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to PSO.  The footnotes begin on page 225.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Rate Matters	Note 3
Effects of Regulation	Note 4
Commitments, Guarantees and Contingencies	Note 5
Benefit Plans	Note 7
Business Segments	Note 8
Derivatives and Hedging	Note 9
Fair Value Measurements	Note 10
Income Taxes	Note 11
Leases	Note 12
Financing Activities	Note 13
Related Party Transactions	Note 14
Property, Plant and Equipment	Note 15
Cost Reduction Initiatives	Note 16
Unaudited Quarterly Financial Information	Note 17

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
MANAGEMENT’S NARRATIVE FINANCIAL DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, SWEPCo engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to approximately 521,000 retail customers in its service territory in northeastern and panhandle of Texas, northwestern Louisiana and western Arkansas.  SWEPCo consolidates its wholly-owned subsidiary, Southwest Arkansas Utilities Corporation.  SWEPCo also consolidates Sabine Mining Company, a variable interest entity.  SWEPCo sells electric power at wholesale to other utilities, municipalities and electric cooperatives.

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

SWEPCo is jointly and severally liable for activity conducted by AEPSC on the behalf of PSO and SWEPCo related to purchase power and sale activity pursuant to the SIA.

Regulatory Activity

Turk Plant

SWEPCo is currently constructing the Turk Plant, a new base load 600 MW coal generating unit in Arkansas, which is expected to be in service in the fourth quarter of 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and will operate the completed facility.  SWEPCo’s share of construction costs is currently estimated to be $1.3 billion, excluding AFUDC, plus an additional $122 million for transmission, excluding AFUDC.  SWEPCo submitted applications with the APSC, the LPSC and the PUCT for approval to build the Turk Plant.  The APSC and the LPSC approved SWEPCo’s applications.  However, in June 2010, the APSC issued an order which reversed and set aside the previously granted Certificate of Environmental Compatibility and Public Need (CECPN).  The PUCT approved SWEPCo’s application with several conditions, including a Texas jurisdictional capital costs cap.  In November 2011, the Texas Court of Appeals affirmed the PUCT’s order in all respects.  As a result, in the fourth quarter of 2011, SWEPCo recorded a pretax write-off of $49 million in Asset Impairments and Other Related Charges on the statement of income related to the estimated excess of the Texas jurisdictional portion of the Turk

Plant above the Texas jurisdictional capital costs cap.  In December 2011, SWEPCo and the Texas Industrial Energy Consumers filed motions for rehearing at the Texas Court of Appeals which were denied in January 2012.  SWEPCo intends to seek review of the Texas Court of Appeals decision at the Supreme Court of Texas.

Several parties, including the Hempstead County Hunting Club, the Sierra Club and the National Audubon Society had challenged the air permit, the wastewater discharge permit and the wetlands permit that were issued for the Turk Plant.  In 2011, SWEPCo entered into settlement agreements with these parties which resolved all outstanding issues related to the permits and the APSC’s grant of a CECPN.  The parties dismissed all pending permit and CECPN challenges at the APSC, other administrative agencies and the courts.  See “Turk Plant” section of Note 3.

Litigation and Environmental Issues

In the ordinary course of business, SWEPCo is involved in employment, commercial, environmental and regulatory litigation.  Since it is difficult to predict the outcome of these proceedings, management cannot state what the eventual resolution will be or the timing and amount of any loss, fine or penalty may be.  Management assesses the probability of loss for each contingency and accrues a liability for cases which have a probable likelihood of loss if the loss can be estimated.  For details on regulatory proceedings and pending litigation, see Note 3 – Rate Matters and Note 5 – Commitments, Guarantees and Contingencies.  Adverse results in these proceedings have the potential to materially affect net income, financial condition and cash flows.

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 375 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWH Sales/Degree Days

Summary of KWH Energy Sales

	Years Ended December 31,
	2011	2010	2009
	(in millions of KWHs)
Retail:
Residential	6,908	6,361	5,587
Commercial	6,280	6,117	5,957
Industrial	5,408	5,254	4,460
Miscellaneous	82	81	82
Total Retail	18,678	17,813	16,086

Wholesale	7,947	7,333	6,527

Total KWHs	26,625	25,146	22,613

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2011	2010	2009
	(in degree days)

Actual - Heating (a)	1,271	1,543	1,270
Normal - Heating (b)	1,260	1,253	1,263

Actual - Cooling (c)	2,874	2,592	1,956
Normal - Cooling (b)	2,231	2,213	2,231

(a)	Western Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Western Region cooling degree days are calculated on a 65 degree temperature base.

2011 Compared to 2010

Reconciliation of Year Ended December 31, 2010 to Year Ended December 31, 2011
Net Income
(in millions)

Year Ended December 31, 2010	$147

Changes in Gross Margin:
Retail Margins (a)	71
Off-system Sales	(1)
Transmission Revenues	2
Other Revenues	3
Total Change in Gross Margin	75

Changes in Expenses and Other:
Other Operation and Maintenance	(16)
Asset Impairment and Other Related Charges	(49)
Depreciation and Amortization	(6)
Taxes Other Than Income Taxes	(2)
Interest Income	1
Allowance for Equity Funds Used During Construction	3
Interest Expense	5
Total Change in Expenses and Other	(64)

Income Tax Expense	7

Year Ended December 31, 2011	$165

(a) Includes firm wholesale sales to municipals and cooperatives.

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased power were as follows:

•	Retail Margins increased $71 million primarily due to:
	•	A $30 million increase in revenues primarily due to Stall Unit recovery riders in Arkansas and Louisiana, rate increases from wholesale customers on formula rates and base rate increases in Texas.
•
A $30 million increase due to increased gross margin from sales to customers previously served by Valley Electric Membership Corporation (VEMCO).  SWEPCo acquired VEMCO assets and began serving VEMCO customers in October 2010.

	•	A $5 million increase in weather-related usage primarily due to a 13% increase in cooling degree days, partially offset by an 18% decrease in heating degree days.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $16 million primarily due to:
•
A $38 million increase in maintenance expenses primarily due to planned and unplanned generation plant outages and increased distribution expenses resulting from vegetation management and storm-related expenses.

• A $4 million increase in customer-related expenses primarily due to higher demand side management activities in addition to increased customer record and collection expenses.
These increases were partially offset by:
• A $30 million decrease due to expenses related to the cost reduction initiatives recorded in 2010.
•
Asset Impairment and Other Related Charges included a fourth quarter 2011 write-off of $49 million related to the Texas jurisdictional portion of the Turk Plant as a result of the November 2011 Texas Court of Appeals decision upholding the Texas capital cost cap.

•	Depreciation and Amortization expenses increased $6 million primarily due to a greater depreciation base, including the addition of the Stall Unit which was placed into service in June 2010.
•	Allowance for Equity Funds Used During Construction increased $3 million primarily due to construction at the Turk Plant, partially offset by completed construction of the Stall Unit in June 2010.
•
Interest Expense decreased $5 million primarily due to an increase in the debt component of AFUDC due to the new Turk Plant generation project, partially offset by a decrease in the debt component of AFUDC due to completed construction of the Stall Unit in June 2010 and an increase in interest related to the issuance of senior unsecured notes in the first quarter of 2010.

•
Income Tax Expense decreased $7 million primarily due to the recording of federal and state income tax adjustments resulting from the filing of prior year tax returns and other book/tax differences which are accounted for on a flow-through basis, partially offset by an increase in pretax book income.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, NEW ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 375 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “New Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 375 for a discussion of the adoption and impact of new accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Southwestern Electric Power Company:

We have audited the accompanying consolidated balance sheets of Southwestern Electric Power Company Consolidated (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the  financial position of Southwestern Electric Power Company Consolidated as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2011 the Company changed its method of presenting comprehensive income due to the adoption of FASB Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  The change in presentation has been applied retrospectively to all periods presented. As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Accounting Standards Update No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, effective January 1, 2010.

/s/   Deloitte & Touche LLP

Columbus, Ohio
February 28, 2012

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

Management assessed the effectiveness of SWEPCo’s internal control over financial reporting as of December 31, 2011.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework.  Based on management’s assessment, SWEPCo’s internal control over financial reporting was effective as of December 31, 2011.

This annual report does not include an attestation report of SWEPCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit SWEPCo to provide only management’s report in this annual report.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
REVENUES
Electric Generation, Transmission and Distribution	$1,594,192	$1,469,514	$1,315,056
Sales to AEP Affiliates	57,615	51,870	29,318
Lignite Revenues – Nonaffiliated	-	-	43,239
Other Revenues	2,019	2,150	1,689
TOTAL REVENUES	1,653,826	1,523,534	1,389,302

EXPENSES
Fuel and Other Consumables Used for Electric Generation	626,599	587,058	495,928
Purchased Electricity for Resale	152,645	125,064	127,170
Purchased Electricity from AEP Affiliates	11,808	23,707	42,712
Other Operation	224,068	245,504	249,792
Maintenance	140,981	103,352	105,602
Asset Impairment and Other Related Charges	49,000	-	-
Depreciation and Amortization	133,229	126,901	145,144
Taxes Other Than Income Taxes	65,239	63,151	60,442
TOTAL EXPENSES	1,403,569	1,274,737	1,226,790

OPERATING INCOME	250,257	248,797	162,512

Other Income (Expense):
Interest Income	2,076	579	1,286
Allowance for Equity Funds Used During Construction	48,731	45,646	46,737
Interest Expense	(81,781)	(86,538)	(70,500)

INCOME BEFORE INCOME TAX EXPENSE AND EQUITY
EARNINGS	219,283	208,484	140,035

Income Tax Expense	56,903	64,214	17,511
Equity Earnings of Unconsolidated Subsidiary	2,746	2,414	4

INCOME BEFORE EXTRAORDINARY ITEM	165,126	146,684	122,528

EXTRAORDINARY ITEM, NET OF TAX	-	-	(5,325)

NET INCOME	165,126	146,684	117,203

Net Income Attributable to Noncontrolling Interest	3,841	4,093	3,130

NET INCOME ATTRIBUTABLE TO SWEPCo SHAREHOLDERS	161,285	142,591	114,073

Preferred Stock Dividend Requirements Including Capital Stock
Expense	579	229	229

EARNINGS ATTRIBUTABLE TO SWEPCo COMMON
SHAREHOLDER	$160,706	$142,362	$113,844

The common stock of SWEPCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
NET INCOME	$165,126	$146,684	$117,203

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $6,103 in 2011, $401 in 2010 and $533 in 2009	(11,334)	745	989
Reapplication of Regulated Operations Accounting Guidance for Pensions, Net of Tax
of $8,223 in 2009	-	-	15,271
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $275 in 2011, $505
in 2010 and $928 in 2009	511	937	1,724
Pension and OPEB Funded Status, Net of Tax of $1,885 in 2011, $636 in 2010 and
$617 in 2009	(3,501)	(1,182)	1,145

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(14,324)	500	19,129

TOTAL COMPREHENSIVE INCOME	150,802	147,184	136,332

Total Comprehensive Income Attributable to Noncontrolling Interest	3,841	4,093	3,130

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO SWEPCo
SHAREHOLDERS	$146,961	$143,091	$133,202

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	SWEPCo Common Shareholder
				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive	Noncontrolling
	Stock	Capital	Earnings	Income (Loss)	Interest	Total

TOTAL EQUITY – DECEMBER 31, 2008	$135,660	$530,003	$615,110	$(32,120)	$276	$1,248,929

Capital Contribution from Parent		142,500				142,500
Common Stock Dividends – Nonaffiliated					(3,375)	(3,375)
Preferred Stock Dividends			(229)			(229)
Other Changes in Equity		2,476	(2,476)			-
SUBTOTAL – EQUITY						1,387,825

NET INCOME			114,073		3,130	117,203
OTHER COMPREHENSIVE INCOME				19,129		19,129
TOTAL EQUITY – DECEMBER 31, 2009	135,660	674,979	726,478	(12,991)	31	1,524,157

Common Stock Dividends – Nonaffiliated					(3,763)	(3,763)
Preferred Stock Dividends			(229)			(229)
SUBTOTAL – EQUITY						1,520,165

NET INCOME			142,591		4,093	146,684
OTHER COMPREHENSIVE INCOME				500		500
TOTAL EQUITY – DECEMBER 31, 2010	135,660	674,979	868,840	(12,491)	361	1,667,349

Common Stock Dividends – Nonaffiliated					(3,811)	(3,811)
Preferred Stock Dividends			(210)			(210)
Loss on Reacquired Preferred Stock		(373)				(373)
SUBTOTAL – EQUITY						1,662,955

NET INCOME			161,285		3,841	165,126
OTHER COMPREHENSIVE LOSS				(14,324)		(14,324)
TOTAL EQUITY – DECEMBER 31, 2011	$135,660	$674,606	$1,029,915	$(26,815)	$391	$1,813,757

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2011 and 2010
(in thousands)

	2011	2010
CURRENT ASSETS
Cash and Cash Equivalents	$801	$1,514
Advances to Affiliates	-	86,222
Accounts Receivable:
Customers	35,054	34,434
Affiliated Companies	23,730	43,219
Miscellaneous	19,370	17,739
Allowance for Uncollectible Accounts	(989)	(588)
Total Accounts Receivable	77,165	94,804
Fuel
(December 31, 2011 and 2010 amounts include $32,651 and
$35,055, respectively, related to Sabine)	102,015	91,777
Materials and Supplies	55,325	50,395
Risk Management Assets	445	1,209
Deferred Income Tax Benefits	8,195	15,529
Accrued Tax Benefits	1,541	37,900
Regulatory Asset for Under-Recovered Fuel Costs	10,843	758
Prepayments and Other Current Assets	16,827	24,270
TOTAL CURRENT ASSETS	273,157	404,378

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	2,326,102	2,297,463
Transmission	988,534	943,724
Distribution	1,675,764	1,611,129
Other Property, Plant and Equipment
(December 31, 2011 and 2010 amounts include $232,948 and
$224,857, respectively, related to Sabine)	637,019	632,158
Construction Work in Progress	1,443,569	1,071,603
Total Property, Plant and Equipment	7,070,988	6,556,077
Accumulated Depreciation and Amortization
(December 31, 2011 and 2010 amounts include $103,586 and
$91,840, respectively, related to Sabine)	2,211,912	2,130,351
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	4,859,076	4,425,726

OTHER NONCURRENT ASSETS
Regulatory Assets	394,276	332,698
Long-term Risk Management Assets	282	438
Deferred Charges and Other Noncurrent Assets	74,992	80,327
TOTAL OTHER NONCURRENT ASSETS	469,550	413,463

TOTAL ASSETS	$5,601,783	$5,243,567

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2011 and 2010

	2011	2010
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$132,473	$-
Accounts Payable:
General	181,268	162,271
Affiliated Companies	59,201	64,474
Short-term Debt – Nonaffiliated	17,016	6,217
Long-term Debt Due Within One Year – Nonaffiliated	20,000	41,135
Risk Management Liabilities	24,359	4,067
Customer Deposits	52,095	48,245
Accrued Taxes	44,404	30,516
Accrued Interest	39,629	39,856
Obligations Under Capital Leases	15,058	13,265
Regulatory Liability for Over-Recovered Fuel Costs	5,032	16,432
Provision for Refund	4,404	7,698
Other Current Liabilities	60,009	59,420
TOTAL CURRENT LIABILITIES	654,948	493,596

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	1,708,637	1,728,385
Long-term Risk Management Liabilities	221	338
Deferred Income Taxes	665,668	624,333
Regulatory Liabilities and Deferred Investment Tax Credits	428,571	393,673
Asset Retirement Obligations	65,673	56,632
Employee Benefits and Pension Obligations	87,159	96,314
Obligations Under Capital Leases	112,802	115,399
Deferred Credits and Other Noncurrent Liabilities	64,347	62,852
TOTAL NONCURRENT LIABILITIES	3,133,078	3,077,926

TOTAL LIABILITIES	3,788,026	3,571,522

Cumulative Preferred Stock Not Subject to Mandatory Redemption	-	4,696

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

EQUITY
Common Stock – Par Value – $18 Per Share:
Authorized – 7,600,000 Shares
Outstanding – 7,536,640 Shares	135,660	135,660
Paid-in Capital	674,606	674,979
Retained Earnings	1,029,915	868,840
Accumulated Other Comprehensive Income (Loss)	(26,815)	(12,491)
TOTAL COMMON SHAREHOLDER’S EQUITY	1,813,366	1,666,988

Noncontrolling Interest	391	361

TOTAL EQUITY	1,813,757	1,667,349

TOTAL LIABILITIES AND EQUITY	$5,601,783	$5,243,567

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2011, 2010 and 2009
(in thousands)

	2011	2010	2009
OPERATING ACTIVITIES
Net Income	$165,126	$146,684	$117,203
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Depreciation and Amortization	133,229	126,901	145,144
Deferred Income Taxes	16,726	81,764	28,016
Extraordinary Item, Net of Tax	-	-	5,325
Asset Impairment and Other Related Charges	49,000	-	-
Allowance for Equity Funds Used During Construction	(48,731)	(45,646)	(46,737)
Mark-to-Market of Risk Management Contracts	1,732	4,826	650
Pension Contributions to Qualified Plan Trust	(31,263)	(29,065)	-
Fuel Over/Under-Recovery, Net	(21,485)	(6,089)	68,024
Change in Regulatory Liabilities	28,031	26,671	(2,310)
Change in Other Noncurrent Assets	24,519	(15,207)	20,333
Change in Other Noncurrent Liabilities	20,904	21,958	9,111
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	20,751	(21,507)	113,134
Fuel, Materials and Supplies	(15,168)	21,498	(26,190)
Accounts Payable	1,168	(23,004)	40,981
Accrued Taxes, Net	40,189	(18,788)	(25,252)
Accrued Interest	(910)	6,570	(3,468)
Other Current Assets	2,983	(3,182)	700
Other Current Liabilities	340	(1,433)	(33,844)
Net Cash Flows from Operating Activities	387,141	272,951	410,820

INVESTING ACTIVITIES
Construction Expenditures	(551,163)	(420,485)	(596,581)
Change in Advances to Affiliates, Net	86,222	(34,405)	(34,883)
Equity Investments	(1,460)	(200)	(12,873)
Acquisitions of Assets	(8,045)	(103,225)	(17,639)
Proceeds from Sales of Assets	1,197	5,356	105,999
Other Investing Activities	2,365	(211)	(510)
Net Cash Flows Used for Investing Activities	(470,884)	(553,170)	(556,487)

FINANCING ACTIVITIES
Capital Contribution from Parent	-	-	142,500
Issuance of Long-term Debt – Nonaffiliated	-	399,394	-
Credit Facility Borrowings	58,435	99,688	126,903
Change in Advances from Affiliates, Net	132,473	-	(2,526)
Retirement of Long-term Debt – Nonaffiliated	(41,135)	(53,500)	(4,406)
Retirement of Long-term Debt – Affiliated	-	(50,000)	-
Retirement of Cumulative Preferred Stock	(5,069)	(1)	-
Credit Facility Repayments	(47,636)	(100,361)	(127,185)
Proceeds from Sale/Leaseback	-	-	22,831
Principal Payments for Capital Lease Obligations	(13,675)	(12,183)	(10,952)
Dividends Paid on Common Stock – Nonaffiliated	(3,811)	(3,763)	(3,375)
Dividends Paid on Cumulative Preferred Stock	(210)	(229)	(229)
Other Financing Activities	3,658	1,027	1,857
Net Cash Flows from Financing Activities	83,030	280,072	145,418

Net Decrease in Cash and Cash Equivalents	(713)	(147)	(249)
Cash and Cash Equivalents at Beginning of Period	1,514	1,661	1,910
Cash and Cash Equivalents at End of Period	$801	$1,514	$1,661

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$71,713	$70,729	$80,671
Net Cash Paid (Received) for Income Taxes	(336)	8,350	19,615
Noncash Acquisitions Under Capital Leases	13,334	1,593	51,217
Construction Expenditures Included in Current Liabilities at December 31,	109,600	94,836	71,431
Noncash Assumption of Liabilities Related to Acquisitions of Assets	-	8,400	-

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 225.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to SWEPCo’s financial statements are combined with the notes to financial statements for other registrant subsidiaries. Listed below are the notes that apply to SWEPCo.  The footnotes begin on page 225.

Footnote Reference

Organization and Summary of Significant Accounting Policies	Note 1
New Accounting Pronouncements and Extraordinary Item	Note 2
Rate Matters	Note 3
Effects of Regulation	Note 4
Commitments, Guarantees and Contingencies	Note 5
Acquisitions and Impairments	Note 6
Benefit Plans	Note 7
Business Segments	Note 8
Derivatives and Hedging	Note 9
Fair Value Measurements	Note 10
Income Taxes	Note 11
Leases	Note 12
Financing Activities	Note 13
Related Party Transactions	Note 14
Property, Plant and Equipment	Note 15
Cost Reduction Initiatives	Note 16
Unaudited Quarterly Financial Information	Note 17

INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to financial statements that follow are a combined presentation for the Registrant Subsidiaries. The following list indicates the registrants to which the footnotes apply:

1.	Organization and Summary of Significant Accounting Policies	APCo, I&M, OPCo, PSO, SWEPCo
2.	New Accounting Pronouncements and Extraordinary Item	APCo, I&M, OPCo, PSO, SWEPCo
3.	Rate Matters	APCo, I&M, OPCo, PSO, SWEPCo
4.	Effects of Regulation	APCo, I&M, OPCo, PSO, SWEPCo
5.	Commitments, Guarantees and Contingencies	APCo, I&M, OPCo, PSO, SWEPCo
6.	Acquisitions and Impairments	APCo, OPCo, SWEPCo
7.	Benefit Plans	APCo, I&M, OPCo, PSO, SWEPCo
8.	Business Segments	APCo, I&M, OPCo, PSO, SWEPCo
9.	Derivatives and Hedging	APCo, I&M, OPCo, PSO, SWEPCo
10.	Fair Value Measurements	APCo, I&M, OPCo, PSO, SWEPCo
11.	Income Taxes	APCo, I&M, OPCo, PSO, SWEPCo
12.	Leases	APCo, I&M, OPCo, PSO, SWEPCo
13.	Financing Activities	APCo, I&M, OPCo, PSO, SWEPCo
14.	Related Party Transactions	APCo, I&M, OPCo, PSO, SWEPCo
15.	Property, Plant and Equipment	APCo, I&M, OPCo, PSO, SWEPCo
16.	Cost Reduction Initiatives	APCo, I&M, OPCo, PSO, SWEPCo
17.	Unaudited Quarterly Financial Information	APCo, I&M, OPCo, PSO, SWEPCo

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The principal business conducted by the Registrant Subsidiaries is the generation, transmission and distribution of electric power.  These companies are subject to regulation by the FERC under the Federal Power Act and the Energy Policy Act of 2005 and maintain accounts in accordance with the FERC and other regulatory guidelines.  These companies are subject to further regulation with regard to rates and other matters by state regulatory commissions.

The Registrant Subsidiaries also engage in wholesale electricity marketing and risk management activities in the United States.  I&M provides barging services to both affiliated and nonaffiliated companies.  SWEPCo, through consolidated and nonconsolidated affiliates, conducts lignite mining operations to fuel certain of its generation facilities.

CSPCo-OPCo Merger

On December 31, 2011, CSPCo was merged into OPCo with OPCo being the surviving entity.  All prior reported amounts have been recast as if the merger occurred on the first day of the earliest reporting period.   All contracts and operations of CSPCo and its subsidiary are now part of OPCo.

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

The FERC regulates wholesale power markets and wholesale power transactions.  The Registrant Subsidiaries’ wholesale power transactions are generally market-based.  Wholesale power transactions are cost-based regulated when the Registrant Subsidiaries negotiate and file a cost-based contract with the FERC or the FERC determines that the Registrant Subsidiaries have “market power” in the region where the transaction occurs.  The Registrant Subsidiaries have entered into wholesale power supply contracts with various municipalities and cooperatives that are FERC-regulated, cost-based contracts.  These contracts are generally formula rate mechanisms, which are trued up to actual costs annually.  PSO’s and SWEPCo’s wholesale power transactions in the SPP region are cost-based due to PSO and SWEPCo having market power in the SPP region.

The state regulatory commissions regulate all of the retail distribution operations and rates of the Registrant Subsidiaries on a cost basis.  The state regulatory commissions also regulate the retail generation/power supply operations and rates except in Ohio.  The ESP rates in Ohio continue the process of aligning generation/power supply rates over time with market rates.  SWEPCo operates in the SPP area which includes a portion of Texas.  In 2009, the Texas legislature amended its restructuring legislation for the generation portion of SWEPCo’s Texas retail jurisdiction to delay indefinitely restructuring requirements.  As a result, SWEPCo reapplied accounting guidance for “Regulated Operations” to its Texas generation operations.

The FERC also regulates the Registrant Subsidiaries’ wholesale transmission operations and rates.  The FERC claims jurisdiction over retail transmission rates when retail rates are unbundled in connection with restructuring.  OPCo’s retail transmission rates in Ohio, APCo’s retail transmission rates in Virginia and I&M’s retail transmission rates in Michigan are unbundled and are based on the FERC’s Open Access Transmission Tariff (OATT) rates that are cost-based.  Bundled retail transmission rates are regulated, on a cost basis, by the state commissions.

In addition, the FERC regulates the SIA, the Interconnection Agreement, the CSW Operating Agreement, the System Transmission Integration Agreement, the Transmission Agreement, the Transmission Coordination Agreement and the AEP System Interim Allowance Agreement, all of which allocate shared system costs and revenues to the Registrant Subsidiaries that are parties to each agreement.

Principles of Consolidation

The consolidated financial statements for APCo include the Registrant Subsidiary and its wholly-owned subsidiaries.  The consolidated financial statements for I&M include the Registrant Subsidiary, its wholly-owned subsidiaries and DCC Fuel (substantially-controlled variable interest entities (VIEs)).  The consolidated financial statements for OPCo include the Registrant Subsidiary and a wholly-owned subsidiary.  The consolidated financial statements for SWEPCo include the Registrant Subsidiary, its wholly-owned subsidiaries excluding DHLC (as of January 1, 2010, SWEPCo is no longer the primary beneficiary of DHLC and is no longer required to consolidate DHLC, in accordance with the accounting guidance for “Consolidations”) and Sabine (a substantially-controlled VIE).  Intercompany items are eliminated in consolidation.  The Registrant Subsidiaries use the equity method of accounting for equity investments where they exercise significant influence but do not hold a controlling financial interest.  Such investments are recorded as Deferred Charges and Other Noncurrent Assets on the balance sheets; equity earnings are included in Equity Earnings of Unconsolidated Subsidiaries on the statements of income.  OPCo, PSO and SWEPCo have ownership interests in generating units that are jointly-owned with nonaffiliated companies.  The proportionate share of the operating costs associated with such facilities is included in the income statements and the assets and liabilities are reflected in the balance sheets.  See “Variable Interest Entities” section of Note 14.

Accounting for the Effects of Cost-Based Regulation

As rate-regulated electric public utility companies, the Registrant Subsidiaries’ financial statements reflect the actions of regulators that result in the recognition of certain revenues and expenses in different time periods than enterprises that are not rate-regulated.  In accordance with accounting guidance for “Regulated Operations,” the Registrant Subsidiaries record regulatory assets (deferred expenses) and regulatory liabilities (future revenue reductions or refunds) to reflect the economic effects of regulation by matching expenses with their recovery through regulated revenues and income with its passage to customers through the reduction of regulated revenues.  Due to the passage of legislation requiring restructuring and a transition to customer choice and market-based rates, OPCo discontinued the application of “Regulated Operations” accounting treatment for the generation portion of its business.  In 2009, the Texas legislature amended its restructuring legislation for the generation portion of SWEPCo’s Texas retail jurisdiction to delay indefinitely restructuring requirements.  As a result, SWEPCo reapplied accounting guidance for “Regulated Operations” to its Texas generation operations.

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

Revenue is recognized from electric power sales when power is delivered to customers.  To the extent that deliveries have occurred but a bill has not been issued, the Registrant Subsidiaries accrue and recognize, as Accrued Unbilled Revenues on the balance sheets, an estimate of the revenues for energy delivered since the last billing.

AEP Credit factors accounts receivable on a daily basis, excluding receivables from risk management activities, through purchase agreements with I&M, KGPCo, KPCo, OPCo, PSO, SWEPCo and a portion of APCo.  Since APCo does not have regulatory authority to sell accounts receivable in its West Virginia regulatory jurisdiction, only a portion of APCo’s accounts receivable are sold to AEP Credit.  See “Sale of Receivables – AEP Credit” section of Note 13 for additional information.

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

Concentrations of Credit Risk and Significant Customers

The Registrant Subsidiaries do not have any significant customers that comprise 10% or more of their Operating Revenues as of December 31, 2011.

The Registrant Subsidiaries monitor credit levels and the financial condition of their customers on a continuing basis to minimize credit risk.  The regulatory commissions allow recovery in rates for a reasonable level of bad debt costs.  Management believes adequate provisions for credit loss have been made in the accompanying Registrant Subsidiary financial statements.

Emission Allowances

The Registrant Subsidiaries in regulated jurisdictions record emission allowances at cost, including the annual SO2 and NOx emission allowance entitlements received at no cost from the Federal EPA.  OPCo records allowances at the lower of cost or market for the period after our FAC expires in May 2015.  The Registrant Subsidiaries follow the inventory model for these allowances.  Allowances expected to be consumed within one year are reported in Materials and Supplies.  Allowances with expected consumption beyond one year are included in Deferred Charges and Other Noncurrent Assets.  These allowances are consumed in the production of energy and are recorded in Fuel and Other Consumables Used for Electric Generation at an average cost.  Allowances held for speculation are included in Prepayments and Other Current Assets.  The purchases and sales of allowances are reported in the Operating Activities section of the statements of cash flows.  The net margin on sales of emission allowances is included in Electric Generation, Transmission and Distribution Revenues for nonaffiliated transactions and in Sales to AEP Affiliates Revenues for affiliated transactions because of its integral nature to the production process of energy and the Registrant Subsidiaries’ revenue optimization strategy for their operations.  The net margin on sales of emission allowances affects the determination of deferred fuel or deferred emission allowance costs and the amortization of regulatory assets for certain jurisdictions.

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

Long-lived assets are required to be tested for impairment when it is determined that the carrying value of the assets may no longer be recoverable or when the assets meet the held-for-sale criteria under the accounting guidance for “Impairment or Disposal of Long-Lived Assets.”  When it becomes probable that an asset in service or an asset under construction will be abandoned and regulatory cost recovery has been disallowed, the cost of that asset shall be removed from plant-in-service or CWIP and charged to expense.  Equity investments are required to be tested for impairment when it is determined there may be an other-than-temporary loss in value.

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

Nonregulated

The generation operations of OPCo and the mining operations of SWEPCo generally follow the policies of cost-based rate-regulated operations listed above but with the following exceptions.  Property, plant and equipment are stated at fair value at acquisition (or as adjusted for any applicable impairments) plus the original cost of property acquired or constructed since the acquisition, less disposals.  Normal and routine retirements from the plant accounts, net of salvage, are charged to accumulated depreciation for most nonregulated operations under the group composite method of depreciation.  A gain or loss would be recorded if the retirement is not considered an interim routine replacement.  Removal costs are charged to expense.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

AFUDC represents the estimated cost of borrowed and equity funds used to finance construction projects that is capitalized and recovered through depreciation over the service life of regulated electric utility plant.  For nonregulated operations, including generating assets owned by OPCo and mining operations at SWEPCo, interest is capitalized during construction in accordance with the accounting guidance for “Capitalization of Interest.”  The Registrant Subsidiaries record the equity component of AFUDC in Allowance for Equity Funds Used During Construction and the debt component of AFUDC as a reduction to Interest Expense.

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

AEP utilizes its trustee’s external pricing service to estimate the fair value of the underlying investments held in the benefit plan and nuclear trusts.  AEP’s investment managers review and validate the prices utilized by the trustee to determine fair value.  AEP’s management performs its own valuation testing to verify the fair values of the securities.  AEP receives audit reports of the trustee’s operating controls and valuation processes.  The trustee uses multiple pricing vendors for the assets held in the trusts.

Assets in the benefits and nuclear trusts and Other Cash Deposits are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets.  Items classified as Level 2 are primarily investments in individual fixed income securities and cash equivalents funds.  Fixed income securities do not trade on an exchange and do not have an official closing price but their valuation inputs are based on observable market data.  Pricing vendors calculate bond valuations using financial models and matrices.  The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Benefit plan assets included in Level 3 are primarily real estate and private equity investments that are valued using methods requiring judgment including appraisals.

Deferred Fuel Costs

The cost of fuel and related emission allowances and emission control chemicals/consumables is charged to Fuel and Other Consumables Used for Electric Generation expense when the fuel is burned or the allowance or consumable is utilized.  The cost of fuel also includes the cost of nuclear fuel burned which is computed primarily on the units-of-production method.  In regulated jurisdictions with an active FAC, fuel cost over-recoveries (the excess of fuel revenues billed to customers over applicable fuel costs incurred) are generally deferred as current regulatory liabilities and under-recoveries (the excess of applicable fuel costs incurred over fuel revenues billed to customers) are generally deferred as current regulatory assets.  These deferrals are amortized when refunded or when billed to customers in later months with the state regulatory commissions’ review and approval.  The amount of an over-recovery or under-recovery can also be affected by actions of the state regulatory commissions.  On a routine basis, state regulatory commissions review and/or audit the Registrant Subsidiaries’ fuel procurement policies and practices, the fuel cost calculations and FAC deferrals.  When a fuel cost disallowance becomes probable, the Registrant Subsidiaries adjust their FAC deferrals and record provisions for estimated refunds to recognize these probable outcomes.  Fuel cost over-recovery and under-recovery balances are classified as noncurrent when there is a phase-in plan or the FAC has been suspended or terminated.

Changes in fuel costs, including purchased power in Indiana and Michigan for I&M, in Ohio (beginning in 2012 through May 2015) for OPCo, in Arkansas, Louisiana and Texas for SWEPCo, in Oklahoma for PSO and in Virginia for APCo are reflected in rates in a timely manner through the FAC.  Changes in fuel costs, including purchased power in Ohio (beginning in 2009 through 2011) for OPCo and in West Virginia for APCo are reflected in rates through FAC phase-in plans.  The FAC generally includes some sharing of off-system sales.  In West Virginia for APCo, all of the profits from off-system sales are given to customers through the FAC.  None of the profits from off-system sales are given to customers through the FAC in Ohio for OPCo.  A portion of profits from off-system sales are given to customers through the FAC and other rate mechanisms in Oklahoma for PSO, Arkansas, Louisiana and Texas for SWEPCo, Virginia for APCo and in Indiana and Michigan (all areas of Michigan beginning in December 2010) for I&M.  Where the FAC or off-system sales sharing mechanism is capped, frozen or non-existent, changes in fuel costs or sharing of off-system sales impacted earnings.

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

When regulatory assets are probable of recovery through regulated rates, the Registrant Subsidiaries record them as assets on the balance sheets.  The Registrant Subsidiaries test for probability of recovery at each balance sheet date or whenever new events occur.  Examples of new events include the issuance of a regulatory commission order or passage of new legislation.  If it is determined that recovery of a regulatory asset is no longer probable, the Registrant Subsidiaries write off that regulatory asset as a charge against income.

Traditional Electricity Supply and Delivery Activities

The Registrant Subsidiaries recognize revenues from retail and wholesale electricity sales and electricity transmission and distribution delivery services.  The Registrant Subsidiaries recognize the revenues on the statements of income upon delivery of the energy to the customer and include unbilled as well as billed amounts.  In accordance with the applicable state commission regulatory treatment, PSO and SWEPCo do not record the fuel portion of unbilled revenue.

Most of the power produced at the generation plants of the AEP East companies is sold to PJM, the RTO operating in the east service territory.  The AEP East companies purchase power from PJM to supply power to their customers.  Generally, these power sales and purchases are reported on a net basis as revenues on the statements of income.  However, purchases of power in excess of sales to PJM, on an hourly net basis, used to serve retail load are recorded gross as Purchased Electricity for Resale on the statements of income.  Other RTOs in which the Registrant Subsidiaries participate do not function in the same manner as PJM.  They function as balancing organizations and not as exchanges.

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

In general, the Registrant Subsidiaries record expenses when purchased electricity is received and when expenses are incurred, with the exception of certain power purchase contracts that are derivatives and accounted for using MTM accounting where generation/supply rates are not cost-based regulated, such as in Ohio for OPCo and until April 2009 in Texas for SWEPCo.  In jurisdictions where the generation/supply business is subject to cost-based regulation, the unrealized MTM amounts are deferred as regulatory assets (for losses) and regulatory liabilities (for gains).

Energy Marketing and Risk Management Activities

AEPSC, on behalf of the Registrant Subsidiaries, engages in wholesale electricity, coal, natural gas and emission allowances marketing and risk management activities focused on wholesale markets where the AEP System owns assets and adjacent markets.  These activities include the purchase and sale of energy under forward contracts at fixed and variable prices and the buying and selling of financial energy contracts which include exchange traded futures and options, as well as OTC options and swaps.  Certain energy marketing and risk management transactions are with RTOs.

The Registrant Subsidiaries recognize revenues and expenses from wholesale marketing and risk management transactions that are not derivatives upon delivery of the commodity.  The Registrant Subsidiaries use MTM accounting for wholesale marketing and risk management transactions that are derivatives unless the derivative is designated in a qualifying cash flow hedge relationship or a normal purchase or sale.  The Registrant Subsidiaries include realized gains and losses on wholesale marketing and risk management transactions in revenues on a net basis.  For OPCo, the unrealized gains and losses on wholesale marketing and risk management transactions that are accounted for using MTM are included in revenues on a net basis.  For APCo, I&M, PSO and SWEPCo, who are subject to cost-based regulation, the unrealized MTM amounts and some realized gains and losses are deferred as regulatory assets (for losses) and regulatory liabilities (for gains).  Unrealized MTM gains and losses are included on the balance sheets as Risk Management Assets or Liabilities as appropriate.

Certain qualifying wholesale marketing and risk management derivatives transactions are designated as hedges of variability in future cash flows as a result of forecasted transactions (cash flow hedge).  The Registrant Subsidiaries initially record the effective portion of the cash flow hedge’s gain or loss as a component of AOCI.  When the forecasted transaction is realized and affects net income, the Registrant Subsidiaries subsequently reclassify the gain or loss on the hedge from AOCI into revenues or expenses within the same financial statement line item as the forecasted transaction on their statements of income.  For OPCo, the ineffective portion of the gain or loss is recognized in revenues or expense on the income statements immediately.  APCo, I&M, PSO, and SWEPCo, who are subject to cost-based regulation, defer the ineffective portion as regulatory assets (for losses) and regulatory liabilities (for gains).  See “Accounting for Cash Flow Hedging Strategies” section of Note 9.

Levelization of Nuclear Refueling Outage Costs

In accordance with regulatory orders, I&M defers incremental operation and maintenance costs associated with periodic refueling outages at its Cook Plant and amortizes the costs over the period beginning with the month following the start of each unit’s refueling outage and lasting until the end of the month in which the same unit’s next scheduled refueling outage begins.  I&M adjusts the amortization amount as necessary to ensure full amortization of all deferred costs by the end of the refueling cycle.

Maintenance

The Registrant Subsidiaries expense maintenance costs as incurred.  If it becomes probable that the Registrant Subsidiaries will recover specifically-incurred costs through future rates, a regulatory asset is established to match the expensing of those maintenance costs with their recovery in cost-based regulated revenues.  In certain regulatory jurisdictions, the Registrant Subsidiaries defer costs above the level included in base rates and amortize those deferrals commensurate with recovery through rate riders.

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

Government Grants

For APCo’s commercial scale Carbon Capture and Sequestration facility at the Mountaineer Plant and OPCo’s gridSMART® demonstration program, APCo and OPCo are reimbursed by the Department of Energy for allowable costs incurred during the billing period.  These reimbursements result in the reduction of Other Operation and Maintenance expenses on the statements of income or a reduction in Construction Work in Progress on the balance sheets.

Debt

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

Investments Held in Trust for Future Liabilities

AEP has several trust funds with significant investments intended to provide for future payments of pension and OPEB benefits, nuclear decommissioning and spent nuclear fuel disposal.  All of the trust funds’ investments are diversified and managed in compliance with all laws and regulations.  The investment strategy for trust funds is to use a diversified portfolio of investments to achieve an acceptable rate of return while managing the interest rate sensitivity of the assets relative to the associated liabilities.  To minimize investment risk, the trust funds are broadly diversified among classes of assets, investment strategies and investment managers.  Management regularly reviews the actual asset allocations and periodically rebalances the investments to targeted allocations when appropriate.  Investment policies and guidelines allow investment managers in approved strategies to use financial derivatives to obtain or manage market exposures and to hedge assets and liabilities.  The investments are reported at fair value under the “Fair Value Measurements and Disclosures” accounting guidance.

Benefit Plans

All benefit plan assets are invested in accordance with each plan’s investment policy.  The investment policy outlines the investment objectives, strategies and target asset allocations by plan.

The investment philosophies for AEP’s benefit plans support the allocation of assets to minimize risks and optimize net returns.  Strategies used include:

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

The investment policy for the pension fund allocates assets based on the funded status of the pension plan.  The objective of the asset allocation policy is to reduce the investment volatility of the plan over time.  Generally, more of the investment mix will be allocated to fixed income investments as the plan becomes better funded.  Assets will be transferred away from equity investments into fixed income investments based on the market value of plan assets compared to the plan’s projected benefit obligation.  The current target asset allocations are as follows:

Pension Plan Assets	Target
Equity	45.0%
Fixed Income	45.0%
Other Investments	10.0%

OPEB Plans Assets	Target
Equity	66.0%
Fixed Income	33.0%
Cash	1.0%

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

For equity investments, the limits are as follows:

•	No security in excess of 5% of all equities.
•	Cash equivalents must be less than 10% of an investment manager's equity portfolio.
•	No individual stock may be more than 10% of each manager's equity portfolio.
•	No investment in excess of 5% of an outstanding class of any company.
•	No securities may be bought or sold on margin or other use of leverage.

For fixed income investments, the concentration limits must not exceed:

•	3% in one issuer
•	5% private placements
•	5% convertible securities
•	60% for bonds rated AA+ or lower
•	50% for bonds rated A+ or lower
•	10% for bonds rated BBB- or lower

For obligations of non-government issuers, the following limitations apply:

•	AAA rated debt: a single issuer should account for no more than 5% of the portfolio.
•	AA+, AA, AA- rated debt: a single issuer should account for no more than 3% of the portfolio.
•	Debt rated A+ or lower: a single issuer should account for no more than 2% of the portfolio.
•	No more than 10% of the portfolio may be invested in high yield and emerging market debt combined at any time.

A portion of the pension assets is invested in real estate funds to provide diversification, add return and hedge against inflation.  Real estate properties are illiquid, difficult to value and not actively traded.  The pension plan uses external real estate investment managers to invest in commingled funds that hold real estate properties.  To mitigate investment risk in the real estate portfolio, commingled real estate funds are used to ensure that holdings are diversified by region, property type and risk classification.  Real estate holdings include core, value-added and development risk classifications and some investments in Real Estate Investment Trusts (REITs), which are publicly traded real estate securities classified as Level 1.

A portion of the pension assets is invested in private equity.  Private equity investments add return and provide diversification and typically require a long-term time horizon to evaluate investment performance.  Private equity is classified as an alternative investment because it is illiquid, difficult to value and not actively traded.  The pension plan uses limited partnerships and commingled funds to invest across the private equity investment spectrum.   The private equity holdings are with eleven general partners who help monitor the investments and provide investment selection expertise.  The holdings are currently comprised of venture capital, buyout and hybrid debt and equity investment instruments.  Commingled private equity funds are used to enhance the holdings’ diversity.

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

I&M records securities held in these trust funds in Spent Nuclear Fuel and Decommissioning Trusts on its balance sheets.  I&M records these securities at fair value.  I&M classifies securities in the trust funds as available-for-sale due to their long-term purpose.  Other-than-temporary impairments for investments in both debt and equity securities are considered realized losses as a result of securities being managed by an external investment management firm.  The external investment management firm makes specific investment decisions regarding the equity and debt investments held in these trusts and generally intends to sell debt securities in an unrealized loss position as part of a tax optimization strategy.  Impairments reduce the cost basis of the securities which will affect any future unrealized gain or realized gains or losses due to the adjusted cost of investment.  I&M records unrealized gains and other-than-temporary impairments from securities in these trust funds as adjustments to the regulatory liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the SNF disposal trust funds in accordance with their treatment in rates.  Consequently, changes in fair value of trust assets do not affect earnings or AOCI.  See the “Nuclear Contingencies” section of Note 5 for additional discussion of nuclear matters.  See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 10 for disclosure of the fair value of assets within the trusts.

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

Accumulated Other Comprehensive Income (Loss) (AOCI)

AOCI is included on the balance sheets in the equity section.  Components of AOCI for the Registrant Subsidiaries as of December 31, 2011 and 2010 are shown in the following table:

	December 31,
	2011	2010
	(in thousands)
Cash Flow Hedges, Net of Tax
APCo	$(285)	$(56)
I&M	(15,284)	(8,685)
OPCo	7,706	10,449
PSO	7,149	8,494
SWEPCo	(15,524)	(4,190)

Amortization of Pension and OPEB Deferred Costs, Net of Tax
APCo	$15,521	$12,412
I&M	3,088	2,140
OPCo	32,977	22,031
SWEPCo	4,113	3,602

Pension and OPEB Funded Status, Net of Tax
APCo	$(73,779)	$(60,379)
I&M	(16,025)	(14,344)
OPCo	(238,405)	(212,635)
SWEPCo	(15,404)	(11,903)

Earnings Per Share (EPS)

The Registrant Subsidiaries are wholly-owned subsidiaries of AEP.  Therefore, none are required to report EPS.

OPCo Revised Depreciation Rates

Effective December 1, 2011, OPCo revised book depreciation rates for certain of OPCo’s generating plants consistent with shortened depreciable lives for the generating units.  This change in depreciable lives is expected to result in a $54 million increase in depreciation expense in 2012.

2.  NEW ACCOUNTING PRONOUNCEMENTS AND EXTRAORDINARY ITEM

NEW ACCOUNTING PRONOUNCEMENTS

Management reviews the new accounting literature to determine its relevance, if any, to the Registrant Subsidiaries’ business.  The following represents a summary of final pronouncements that impact the financial statements.

Pronouncements Adopted in 2011

The following standards were adopted during 2011.  Consequently, the financial statements reflect their impact. The following paragraphs discuss their impact.

ASU 2011-05 “Presentation of Comprehensive Income” (ASU 2011-05)
The Registrant Subsidiaries adopted ASU 2011-05 effective for the 2011 Annual Report.  The standard requires other comprehensive income be presented as part of a single continuous statement of comprehensive income or in a statement of other comprehensive income immediately following the statement of net income.

This standard requires retrospective application to all reporting periods presented in the financial statements.  This standard changed the presentation of the financial statements but did not affect the calculation of net income or comprehensive income.  The FASB deferred the reclassification adjustment presentation provisions of ASU 2011-05 under the terms in ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income.”

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

OPCo Rate Matters

Ohio Electric Security Plan Filing

2009 – 2011 ESP

The PUCO issued an order in March 2009 that modified and approved the ESP which established rates at the start of the April 2009 billing cycle through 2011.  OPCo collected the 2009 annualized revenue increase over the last nine months of 2009.  The order also provided a phase-in FAC, which was authorized to be recovered through a non-bypassable surcharge over the period 2012 through 2018 or until securitized.  The net FAC deferral as of December 31, 2011 was $507 million, excluding unrecognized equity carrying costs.  Collection of the FAC began in January 2012.  If OPCo is not ultimately permitted to fully recover its FAC deferral, it would reduce future net income and cash flows and impact financial condition.  The PUCO’s March 2009 order was appealed to the Supreme Court of Ohio, which issued an opinion and remanded certain issues back to the PUCO.

In October 2011, the PUCO issued an order in the remand proceeding.  The order required OPCo to cease POLR billings and apply POLR collections since June 2011 first to the FAC deferral with any remaining balance to be credited to OPCo’s customers in November and December 2011.  As a result, OPCo recorded a pretax write-off of $47 million on the statement of income related to POLR for the period June 2011 through October 2011.  OPCo ceased collection of POLR billings in November 2011.  The PUCO order also agreed with OPCo’s position that the ESP statute provided a legal basis for reflecting an environmental carrying charge in OPCo’s base generation rates.  In addition, the PUCO rejected the intervenors’ proposed adjustments to the FAC deferral balance for POLR charges and environmental carrying charges for the period from April 2009 through May 2011.  In February 2012, the Ohio Consumers’ Counsel (OCC) and the Industrial Energy Users-Ohio (IEU) filed appeals with the Supreme Court of Ohio challenging various issues, including the PUCO’s refusal to order retrospective relief concerning the POLR charges collected during 2009 – 2011 and various aspects of the approved environmental carrying charge, which if ordered could total up to $698 million, excluding carrying costs.

In January 2011, the PUCO issued an order on the 2009 Significantly Excessive Earnings Test (SEET) filing and determined that 2009 earnings exceeded the PUCO determined threshold by 2.13%.  As a result, the PUCO ordered a $43 million refund of pretax earnings to customers, which was recorded in OPCo’s 2010 statement of income.  The PUCO ordered that the significantly excessive earnings be applied first to the FAC deferral, as of the date of the order, with any remaining balance to be credited to customers on a per kilowatt basis.  That credit began with the first billing cycle in February 2011 and continued through December 2011.  In May 2011, the IEU and the Ohio Energy Group (OEG) filed appeals with the Supreme Court of Ohio challenging the PUCO’s SEET decision.  The OEG’s appeal seeks the inclusion of off-system sales (OSS) in the calculation of SEET, which, if ordered, could require an additional refund of $22 million based on the PUCO approved SEET calculation.  The IEU’s appeal also sought the inclusion of OSS as well as other items in the determination of SEET, but did not quantify the amount.  Management is unable to predict the outcome of the appeals.  If the Supreme Court of Ohio ultimately determines that additional amounts should be refunded, it could reduce future net income and cash flows and impact financial condition.

In July 2011, OPCo filed its 2010 SEET filing with the PUCO based upon the approach in the PUCO’s 2009 order.  Subsequent testimony and legal briefs from intervenors recommended a refund of up to $62 million of 2010 earnings, which included OSS in the SEET calculation.  In December 2011, the PUCO staff filed testimony that recommended a $23 million refund of 2010 earnings.  In the fourth quarter of 2011, OPCo provided a reserve based upon management’s estimate of the probable amount for a PUCO ordered SEET refund.

OPCo is required to file its 2011 SEET filing with the PUCO in 2012.  Management does not currently believe that there are significantly excessive earnings in 2011.  Management is unable to predict the outcome of the unresolved litigation discussed above.  If these proceedings, including future SEET filings, result in adverse rulings, it could reduce future net income and cash flows and impact financial condition.

January 2012 – May 2016 ESP

In January 2011, OPCo filed an application with the PUCO to approve a new ESP that includes a standard service offer (SSO) pricing for generation.  The filed ESP also included alternative energy resource requirements and addressed provisions regarding distribution service, energy efficiency requirements, economic development, job retention in Ohio, generation resources and other matters.

In December 2011, a modified stipulation was approved by the PUCO which involved various issues pending before the PUCO.  Various parties, including OPCo, filed requests for rehearing with the PUCO.  In February 2012, the PUCO issued an entry on rehearing which rejected the modified stipulation and ordered a return to the 2011 ESP rates until a new rate plan is approved.  Under the February 2012 rehearing order, OPCo has 30 days to notify the PUCO whether it plans to modify or withdraw its original application as filed in January 2011.  Management is currently evaluating its options and the potential financial and operational impacts on OPCo.

2011 Ohio Distribution Base Rate Case

In February 2011, OPCo filed with the PUCO for an annual increase in distribution rates of $94 million based upon an 11.15% return on common equity to be effective January 2012.  In December 2011, a stipulation was approved by the PUCO which provided for no change in distribution rates and a new rider for a $15 million annual credit to residential ratepayers due principally to the inclusion of the rate base distribution investment in the Distribution Investment Rider (DIR).  See the “January 2012 – May 2016 ESP” section above.  The stipulation also approved recovery of certain distribution regulatory assets of $173 million as of December 31, 2011, excluding $154 million of unrecognized equity carrying costs.  These assets and unrecognized carrying costs will be recovered in a distribution asset recovery rider over seven years with an additional long term debt carrying charge, effective January 2012.

Due to the February 2012 PUCO ESP entry on rehearing which rejected the modified stipulation for a new ESP, collection of the DIR terminated.  OPCo has the right to withdraw from the stipulation in the distribution base rate case.  Management is currently evaluating all its options.  If OPCo is not ultimately permitted to fully recover its costs and deferrals, it would reduce future net income and cash flows and impact financial condition.

Sporn Unit 5

In October 2010, OPCo filed an application with the PUCO for the approval of a December 2010 closure of Sporn Unit 5 and the simultaneous establishment of a new non-bypassable distribution rider outside the rate caps established in the 2009 – 2011 ESP proceeding.

In the third quarter of 2011, management decided to no longer offer the output of Sporn Unit 5 into the PJM market.  Sporn Unit 5 is not expected to operate in the future, resulting in the removal of Sporn Unit 5 from the AEP Power Pool.  As a result, in the third quarter of 2011, OPCo recorded a pretax write-off of $48 million in Asset Impairments and Other Related Charges on the statement of income.  In January 2012, the PUCO issued an order which denied recovery of a new non-bypassable distribution rider and declined to exercise jurisdiction over the closure of Sporn Unit 5.

2009 Fuel Adjustment Clause Audit

As required under the ESP orders, the PUCO selected an outside consultant to conduct the audit of the FAC for OPCo for the period of January 2009 through December 2009.  In May 2010, the outside consultant provided its confidential audit report to the PUCO.  The audit report included a recommendation that the PUCO review whether any proceeds from a 2008 coal contract settlement agreement which totaled $72 million should reduce OPCo’s FAC under-recovery balance.  Of the total proceeds, approximately $58 million was recognized as a reduction to fuel expense prior to 2009 and $14 million was recognized as a reduction to fuel expense in 2009 and 2010, of which approximately $7 million was the retail jurisdictional share which reduced the FAC deferral in 2009 and 2010.

In January 2012, the PUCO ordered that the remaining $65 million in proceeds from the 2008 coal contract settlement be applied against OPCo’s under-recovered fuel balance pending a PUCO decision in OPCo's February 2012 rehearing request.  OPCo’s rehearing request stated that no additional gain should be credited to the FAC or at most only the retail share of the $58 million gain be applied to the FAC, which approximated $30 million.  Further, the January 2012 PUCO order stated that a consultant be hired to review the coal reserve valuation and recommend whether any additional value should benefit ratepayers.  Management is unable to predict the outcome of the consultant’s recommendation.  If the PUCO ultimately determines that additional amounts related to the coal reserve valuation should benefit ratepayers, it could reduce future net income and cash flows and impact financial condition.

2010 Fuel Adjustment Clause Audit

In May 2011, the PUCO-selected outside consultant issued its results of the 2010 FAC audit for OPCo.  The audit report included a recommendation that the PUCO reexamine the carrying costs on the deferred FAC balance and determine whether the carrying costs on the balance should be net of accumulated income taxes.  As of December 31, 2011, the amount of OPCo’s carrying costs that could potentially be at risk is estimated to be $15 million, excluding $17 million of unrecognized equity carrying costs.  A decision from the PUCO is pending.  Management is unable to predict the outcome of this proceeding.  If the PUCO order results in a reduction in the carrying charges related to the FAC deferrals, it would reduce future net income and cash flows and impact financial condition.

Ormet Interim Arrangement

OPCo and Ormet, a large aluminum company, filed an application with the PUCO for approval of an interim arrangement governing the provision of generation service to Ormet.  This interim arrangement was approved by the PUCO and was effective from January 2009 through September 2009.  In March 2009, the PUCO approved a FAC in the ESP filing and the FAC aspect of the ESP order was upheld by the Supreme Court of Ohio.  The approval of the FAC as part of the ESP, together with the PUCO approval of the interim arrangement, provided the basis to record a regulatory asset for the difference between the approved market price and the rate paid by Ormet.  Through September 2009, the last month of the interim arrangement, OPCo had $64 million of deferred FAC costs related to the interim arrangement, excluding $2 million of unrecognized equity carrying costs.  In November 2009, OPCo requested that the PUCO approve recovery of the deferral under the interim agreement plus a weighted average cost of capital carrying charge.  The interim arrangement deferral is included in OPCo’s FAC phase-in deferral balance.  In the ESP proceeding, intervenors requested that OPCo be required to refund the Ormet-related regulatory asset and requested that the PUCO prevent OPCo from collecting the Ormet-related revenues in the future.  The PUCO did not take any action on this request in the 2009-2011 ESP proceeding.  The intervenors raised the issue again in response to OPCo’s November 2009 filing to approve recovery of the deferral under the interim agreement and this issue remains pending before the PUCO.  If OPCo is not ultimately permitted to fully recover its requested deferrals under the interim arrangement, it would reduce future net income and cash flows and impact financial condition.

Economic Development Rider

In April 2010, the Industrial Energy Users-Ohio (IEU) filed a notice of appeal of the 2009 PUCO-approved Economic Development Rider (EDR) with the Supreme Court of Ohio.  The EDR collects from ratepayers the difference between the standard tariff and lower contract billings to qualifying industrial customers, subject to PUCO approval.  In June 2011, the Supreme Court of Ohio affirmed the PUCO’s decision and dismissed the IEU’s appeal.

In June 2010, the IEU filed a notice of appeal of the 2010 PUCO-approved EDR with the Supreme Court of Ohio raising the same issues as in the 2009 EDR appeal.  In addition, the IEU added a claim that OPCo should not be able to take the benefits of the higher ESP rates while simultaneously challenging the ESP orders.  In June 2011, the IEU voluntarily dismissed the 2010 EDR appeal issues that were the same issues dismissed by the Supreme Court of Ohio in its 2009 EDR appeal referenced above.  In August 2011, the Supreme Court of Ohio affirmed the PUCO’s decision on the remaining issues.

Ohio IGCC Plant

In March 2005, OPCo filed an application with the PUCO seeking authority to recover costs of building and operating an IGCC power plant.  Through December 31, 2011, OPCo has collected $24 million in pre-construction costs authorized in a June 2006 PUCO order and has incurred pre-construction costs.  Intervenors have filed motions with the PUCO requesting all collected pre-construction costs be refunded to Ohio ratepayers with interest.

Management cannot predict the outcome of any cost recovery litigation concerning the Ohio IGCC plant or what effect, if any, such litigation would have on future net income and cash flows.  However, if OPCo is required to refund pre-construction costs collected, it could reduce future net income and cash flows and impact financial condition.

SWEPCo Rate Matters

Turk Plant

SWEPCo is currently constructing the Turk Plant, a new base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which is expected to be in service in the fourth quarter of 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and will operate the completed facility.  The Turk Plant is currently estimated to cost $1.8 billion, excluding AFUDC, plus an additional $122 million for transmission, excluding AFUDC.  SWEPCo’s share is currently estimated to cost $1.3 billion, excluding AFUDC, plus the additional $122 million for transmission, excluding AFUDC.  As of December 31, 2011, excluding costs attributable to its joint owners and a provision for a Texas capital costs cap, SWEPCo has capitalized approximately $1.4 billion of expenditures (including AFUDC and capitalized interest of $220 million and related transmission costs of $104 million).  As of December 31, 2011, the joint owners and SWEPCo have contractual construction obligations of approximately $125 million (including related transmission costs of $8 million).  SWEPCo’s share of the contractual construction commitments is $94 million.

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

The PUCT issued an order approving a Certificate of Convenience and Necessity (CCN) for the Turk Plant with the following conditions: (a) a cap on the recovery of jurisdictional capital costs for the Turk Plant based on the previously estimated $1.522 billion projected construction cost, excluding AFUDC and related transmission costs, (b) a cap on recovery of annual CO2 emission costs at $28 per ton through the year 2030 and (c) a requirement to hold Texas ratepayers financially harmless from any adverse impact related to the Turk Plant not being fully subscribed to by other utilities or wholesale customers.  SWEPCo appealed the PUCT’s order contending the two cost cap restrictions are unlawful.  The Texas Industrial Energy Consumers filed an appeal contending that the PUCT’s grant of a conditional CCN for the Turk Plant should be revoked because the Turk Plant is unnecessary to serve retail customers.  In February 2010, the Texas District Court affirmed the PUCT’s order in all respects.  In March 2010, SWEPCo and the Texas Industrial Energy Consumers appealed this decision to the Texas Court of Appeals.  In November 2011, the Texas Court of Appeals affirmed the PUCT’s order in all respects.  As a result, in the fourth quarter of 2011, SWEPCo recorded a pretax write-off of $49 million in Asset Impairment and Other Related Charges on the statement of income related to the estimated excess of the Texas jurisdictional portion of the Turk Plant above the Texas jurisdictional capital costs cap.  In December 2011, SWEPCo and the Texas Industrial Energy Consumers filed motions for rehearing at the Texas Court of Appeals which were denied in January 2012.  SWEPCo intends to seek review of the Texas Court of Appeals decision at the Supreme Court of Texas.

Several parties, including the Hempstead County Hunting Club (Hunting Club), the Sierra Club and the National Audubon Society had challenged the air permit, the wastewater discharge permit and the wetlands permit that were issued for the Turk Plant.  Those parties also sought a temporary restraining order and preliminary injunction to stop construction of the Turk Plant.  The motion for preliminary injunction was partially granted in 2010.  In 2011, SWEPCo entered into settlement agreements with these parties which resolved all outstanding issues related to the permits and the APSC’s grant of a CECPN.  The parties dismissed all pending permit and CECPN challenges at the APSC, other administrative agencies and the courts.

If SWEPCo cannot recover all of its investment and expenses related to the Turk Plant, it would materially reduce future net income and cash flows and materially impact financial condition.

Texas Turk Plant Rate Plan

In August 2011, SWEPCo requested approval of a plan from the PUCT for including the Turk Plant investment in Texas retail rates.  SWEPCo’s application was dismissed in December 2011.  The PUCT stated that, as a matter of policy, the PUCT would not order a return on CWIP outside of a full base rate case proceeding.    SWEPCo intends to file a full base rate case in 2012 with a proposed rate increase closely aligned with the commercial operation date of the Turk Plant.

Louisiana Fuel Adjustment Clause Audit

Consultants for the LPSC issued their audit report of SWEPCo’s Louisiana retail FAC recommending that the LPSC discontinue SWEPCo’s tiered sharing mechanism related to the off-system sales margins and reduce the FAC.  In April 2011, a settlement agreement was filed with the LPSC which resulted in an immaterial impact for SWEPCo.  The settlement agreement deferred the off-system sales issue to SWEPCo’s formula rate plan (FRP) extension filing, which was filed in January 2012.  In June 2011, the LPSC approved the settlement agreement.

Louisiana 2008 Formula Rate Filing

In April 2008, SWEPCo filed its first formula rate filing under an approved three-year FRP.  SWEPCo requested an increase in its annual Louisiana retail rates of $11 million to be effective in August 2008 in order to earn the approved formula return on common equity of 10.565%.  In August 2008, as provided by the FRP, SWEPCo implemented the FRP rates, subject to refund.  During 2009, SWEPCo recorded a provision for refund of approximately $1 million after reaching a settlement in principle with intervenors.  SWEPCo began refunding customers in August 2010.  In March 2011, the LPSC approved the settlement stipulation.

Louisiana 2009 Formula Rate Filing

In April 2009, SWEPCo filed the second FRP which would increase its annual Louisiana retail rates by an additional $4 million effective in August 2009.  SWEPCo implemented the FRP rate increase as filed in August 2009, subject to refund.  Consultants for the LPSC objected to certain components of SWEPCo’s FRP calculation.  A settlement stipulation was reached by the parties and approved by the LPSC in March 2011.  The settlement stipulation provided for a $2 million refund, which was recorded in 2010 as a provision in Other Current Liabilities on SWEPCo's balance sheets.  The refund to customers, with interest, began in August 2011.

Louisiana 2010 Formula Rate Filing

In April 2010, SWEPCo filed the third FRP which would decrease its annual Louisiana retail rates by $3 million effective in August 2010 pursuant to the approved FRP, subject to refund.  In October 2010 and September 2011, consultants for the LPSC filed testimony objecting to certain components of SWEPCo’s FRP calculations.  Hearings are scheduled for May 2012.  SWEPCo believes the rates as filed are in compliance with the FRP methodology previously approved by the LPSC.  If the LPSC disagrees with SWEPCo, it could result in refunds which could reduce future net income and cash flows.

APCo Rate Matters

2011 Virginia Biennial Base Rate Case

In March 2011, APCo filed a generation and distribution base rate request with the Virginia SCC to increase annual base rates by $126 million based upon an 11.65% return on common equity.  The return on common equity included a requested 0.5% renewable portfolio standards (RPS) incentive as allowed by law.

In November 2011, the Virginia SCC issued an order which approved a $55 million increase in generation and distribution base rates, effective February 2012, and a 10.9% return on common equity, which included a 0.5% RPS incentive.  The $55 million increase included $39 million related to an increase in depreciation rates.

Rate Adjustment Clauses

In 2007, the Virginia law governing the regulation of electric utility service was amended to, among other items, provide for rate adjustment clauses (RACs) beginning in January 2009 for the timely and current recovery of costs of: (a) transmission services billed by an RTO, (b) demand side management and energy efficiency programs, (c) renewable energy programs, (d) environmental compliance projects and (e) new generation facilities, including major unit modifications.  In accordance with Virginia law, APCo is deferring incremental environmental costs incurred after December 2008 and renewable energy costs incurred after December 2007 which are not being recovered in current revenues.  As of December 31, 2011, APCo has deferred $24 million of environmental costs, excluding $6 million of unrecognized equity carrying costs, incurred from January 2009 through December 2010, $18 million of environmental costs, excluding $4 million of unrecognized equity carrying costs, incurred in 2011 and $44 million of renewable energy costs.

In March 2011, APCo filed for approval of an environmental RAC, a renewable energy program RAC and a generation RAC.  The environmental RAC requested recovery of $77 million of incremental environmental compliance costs incurred from January 2009 through December 2010.  The renewable energy program RAC requested recovery of $6 million for the incremental portion of deferred wind power costs for the Camp Grove and Fowler Ridge projects through December 2010.  The generation RAC requested recovery of the Dresden Plant, which was placed into service in January 2012.  With Virginia SCC approval, APCo purchased the Dresden Plant from AEGCo in August 2011 for $302 million.

In August 2011, a stipulation was filed with the Virginia SCC related to the generation RAC.  The stipulation requested recovery of the Dresden Plant costs totaling up to $27 million annually, effective March 2012.  In January 2012, the Virginia SCC issued an order which modified and approved the stipulation to allow APCo to recover $26 million annually, effective March 2012.

In November 2011, the Virginia SCC issued an order which approved recovery of $6 million for the incremental portion of deferred wind power costs for the Camp Grove and Fowler Ridge projects, effective February 2012.  In addition, the order found that APCo can recover the non-incremental deferred wind power costs of $27 million as of December 31, 2011 through the FAC.

Also in November 2011, the Virginia SCC issued an order which approved environmental RAC recovery of $30 million to be collected over one year beginning in February 2012.  The Virginia SCC denied recovery of certain environmental costs.  As a result, in the fourth quarter of 2011, APCo recorded a pretax write-off of $31 million on the statement of income related to environmental compliance costs incurred from January 2009 through December 2010.  In December 2011, APCo filed a notice of appeal with the Supreme Court of Virginia regarding the Virginia SCC’s environmental RAC decision.  If the Virginia SCC were to disallow a portion of APCo’s deferred environmental compliance costs incurred since January 2011, it would reduce future net income and cash flows.

2010 West Virginia Base Rate Case

In May 2010, APCo filed a request with the WVPSC to increase APCo’s annual base rates by $140 million based upon an 11.75% return on common equity.  In March 2011, the WVPSC modified and approved a settlement agreement which increased annual base rates by approximately $46 million based upon a 10% return on common equity, effective April 2011.  The settlement agreement also resulted in a pretax write-off of a portion of the Mountaineer Carbon Capture and Storage Product Validation Facility in March 2011.  See “Mountaineer Carbon Capture and Storage Project” section below.  In addition, the WVPSC allowed APCo to defer and amortize $18 million of previously expensed 2009 incremental storm expenses and $14 million of previously expensed costs related to the 2010 cost reduction initiatives, each over a period of seven years.

Mountaineer Carbon Capture and Storage Project

Product Validation Facility (PVF)

APCo and ALSTOM Power, Inc., an unrelated third party, jointly constructed a CO2 capture validation facility, which was placed into service in September 2009.  APCo also constructed and owns the necessary facilities to store the CO2.  In October 2009, APCo started injecting CO2 into the underground storage facilities.  The injection of CO2 required the recording of an asset retirement obligation and an offsetting regulatory asset.  In May 2011, the PVF ended operations.

In APCo’s May 2010 West Virginia base rate filing, APCo requested rate base treatment of the PVF, including recovery of the related asset retirement obligation regulatory asset amortization and accretion.  In March 2011, a WVPSC order denied the request for rate base treatment of the PVF largely due to its experimental operation.  The base rate order provided that should APCo construct a commercial scale carbon capture and sequestration (CCS) facility, only the West Virginia portion of the PVF costs, based on load sharing among certain AEP operating companies, may be considered used and useful plant in service and included in future rate base.  See “2010 West Virginia Base Rate Case” section above.  In 2011, APCo recorded a net pretax write-off of $14 million in Other Operation expense on the statements of income related to the write-off of a portion of the West Virginia jurisdictional share of the PVF offset by an asset retirement obligation adjustment.  As of December 31, 2011, APCo has recorded $14 million in Regulatory Assets on the balance sheets related to the PVF.  If APCo cannot recover its remaining PVF investment and related accretion expenses, it would reduce future net income and cash flows.

Carbon Capture and Sequestration Project with the Department of Energy (DOE) (Commercial Scale Project)

During 2010, AEPSC, on behalf of APCo, began the project definition stage for the potential construction of a new commercial scale CCS facility at the Mountaineer Plant.  The DOE agreed to fund 50% of allowable costs incurred for the CCS facility up to a maximum of $334 million.  A Front-End Engineering and Design (FEED) study was completed during the third quarter of 2011.  Management postponed any further CCS project activities because of the uncertainty about the regulation of CO2.  In June 2011, the FEED study costs were allocated among the AEP East companies, PSO and SWEPCo based on eligible plants that could potentially benefit from the carbon capture.  As of December 31, 2011, the project has incurred $34 million in total project costs and has received $20 million of DOE and other eligible funding resulting in $14 million of net costs, of which $8 million was written off.  The remaining $6 million in net costs are recorded in Regulatory Assets on the balance sheets.  APCo’s, I&M’s, and SWEPCo’s portions of remaining net costs are as follows:

Company	(in millions)
APCo	$1.3
I&M	1.7
SWEPCo	2.4

If the costs of the CCS project cannot be recovered, it would reduce future net income and cash flows.

APCo’s Filings for an IGCC Plant

Through December 31, 2011, APCo deferred for future recovery pre-construction IGCC costs of approximately $9 million applicable to its West Virginia jurisdiction, approximately $2 million applicable to its FERC jurisdiction and approximately $9 million applicable to its Virginia jurisdiction.  APCo will not start construction of the IGCC plant until sufficient assurance of full cost recovery exists in Virginia and West Virginia.  If the plant is cancelled, APCo plans to seek recovery of its prudently incurred deferred pre-construction costs.  If the costs are not recoverable, it would reduce future net income and cash flows and impact financial condition.

APCo’s 2009 Expanded Net Energy Charge (ENEC) Filing

In September 2009, the WVPSC issued an order approving APCo’s March 2009 ENEC request.  The approved order provided for recovery of an under-recovered balance plus a projected increase in ENEC costs over a four-year phase-in period with an overall increase of $320 million and a first-year increase of $112 million, effective October 2009.

In June 2010, the WVPSC approved a settlement agreement for $86 million, including $9 million of construction surcharges related to APCo’s second year ENEC increase.  The settlement agreement allows APCo to accrue a weighted average cost of capital carrying charge on the excess under-recovery balance due to the ENEC phase-in as adjusted for the impacts of accumulated deferred income taxes.  The new rates became effective in July 2010.

In June 2011, the WVPSC issued an order approving an $88 million annual increase including $7 million of construction surcharges and $7 million of carrying charges related to APCo’s third year ENEC increase.  The order also allows APCo to accrue a fixed annual carrying cost rate of 4%.  The new rates became effective in July 2011.  Additionally, the order approved APCo’s request to purchase the Dresden Plant from AEGCo and approved deferral of post in-service Dresden Plant costs, including a return, for future recovery.  APCo purchased the Dresden Plant from AEGCo in August 2011 for $302 million.  As of December 31, 2011, APCo’s ENEC under-recovery balance of $359 million was recorded in Regulatory Assets on the balance sheet, excluding $7 million of unrecognized equity carrying costs.  If the WVPSC were to disallow a portion of APCo’s deferred ENEC costs, it could reduce future net income and cash flows and impact financial condition.

WPCo Merger with APCo

In a November 2009 proceeding established by the WVPSC to explore options to meet WPCo's future power supply requirements, the WVPSC issued an order approving a joint stipulation among APCo, WPCo, the WVPSC staff and the Consumer Advocate Division.  The order approved the recommendation of the signatories to the stipulation that WPCo merge into APCo and be supplied from APCo's existing power resources.  Merger approvals from the WVPSC, Virginia SCC and the FERC are required.  In December 2011 and February 2012, APCo filed merger applications with the WVPSC and the FERC, respectively.

PSO Rate Matters

PSO 2008 Fuel and Purchased Power

In July 2009, the OCC initiated a proceeding to review PSO’s fuel and purchased power adjustment clause for the calendar year 2008 and also initiated a prudence review of the related costs.  In March 2010, the Oklahoma Attorney General and the Oklahoma Industrial Energy Consumers (OIEC) recommended the fuel clause adjustment rider be amended so that the shareholder’s portion of off-system sales margins decrease from 25% to 10%.  The OIEC also recommended that the OCC conduct a comprehensive review of all affiliate fuel transactions during 2007 and 2008.  In July 2010, additional testimony regarding the 2007 transfer of ERCOT trading contracts to AEPEP was filed.  The testimony included unquantified refund recommendations relating to re-pricing of those ERCOT trading contracts.  Hearings were held in June 2011.  If the OCC were to issue an unfavorable decision, it could reduce future net income and cash flows and impact financial condition.

I&M Rate Matters

Michigan 2009 and 2010 Power Supply Cost Recovery (PSCR) Reconciliation (Cook Plant Unit 1 Fire and Shutdown)

In March 2010, I&M filed its 2009 PSCR reconciliation with the MPSC.  The filing included an adjustment to exclude from the PSCR the incremental fuel cost of replacement power due to the Cook Plant Unit 1 (Unit 1) outage from mid-December 2008 through December 2009, the period during which I&M received and recognized accidental outage insurance proceeds.  In October 2010, a settlement agreement was filed with the MPSC which included deferring the Unit 1 outage issue to the 2010 PSCR reconciliation.  In November 2011, the MPSC approved a settlement agreement for the 2010 PSCR reconciliation which resolved the Unit 1 outage issue by ordering no disallowances associated with the Unit 1 outage issue.  See the “Cook Plant Unit 1 Fire and Shutdown” section of Note 5.

2011 Michigan Base Rate Case

In July 2011, I&M filed a request with the MPSC for an annual increase in Michigan base rates of $25 million and a return on common equity of 11.15%.  The request included an increase in depreciation rates that would result in a $6 million increase in annual depreciation expense.  An interim rate increase of $16 million annually was implemented in January 2012, subject to refund.

In February 2012, the MPSC approved a settlement agreement which increased annual base rates by approximately $15 million, effective April 2012, based upon a return on common equity of 10.2% and included a $5 million annual increase in depreciation rates.  The approved settlement agreement also excluded the Michigan jurisdictional share of the net costs of the Cook Plant Unit 1 (Unit 1) turbine replacement from rate base but provided for a return on and of the net cost as a regulatory asset, effective February 2012.  As of December 31, 2011, the Michigan jurisdictional share of the net costs of the Unit 1 turbine replacement was $9 million.  Future rate recovery of the regulatory asset will be reviewed in a future rate proceeding.

2011 Indiana Base Rate Case

In September 2011, I&M filed a request with the IURC for a net annual increase in Indiana base rates of $149 million based upon a return on common equity of 11.15%.  The request included an increase in depreciation rates that would result in a $25 million increase in annual depreciation expense.

FERC Rate Matters

Seams Elimination Cost Allocation (SECA) Revenue Subject to Refund – Affecting APCo, I&M and OPCo

In 2004, AEP eliminated transaction-based through-and-out transmission service charges and collected, at the FERC’s direction, load-based charges, referred to as RTO SECA through March 2006.  Intervenors objected and the FERC set SECA rate issues for hearing and ordered that the SECA rate revenues be collected, subject to refund.  The AEP East companies recognized gross SECA revenues of $220 million.  APCo’s, I&M’s and OPCo’s portions of recognized gross SECA revenues are as follows:

Company	(in millions)
APCo	$70.2
I&M	41.3
OPCo	92.1

In 2006, a FERC Administrative Law Judge issued an initial decision finding that the SECA rates charged were unfair, unjust and discriminatory and that new compliance filings and refunds should be made.

AEP filed briefs jointly with other affected companies asking the FERC to reverse the decision.  In May 2010, the FERC issued an order that generally supported AEP’s position and required a compliance filing to be filed with the FERC by August 2010.

The AEP East companies provided reserves for net refunds for SECA settlements totaling $44 million applicable to the $220 million of SECA revenues collected.  APCo’s, I&M’s and OPCo’s portions of the provision are as follows:

Company	(in millions)
APCo	$14.1
I&M	8.3
OPCo	18.5

Settlements approved by the FERC consumed $10 million of the reserve for refunds applicable to $112 million of SECA revenue.  In December 2010, the FERC issued an order approving a settlement agreement resulting in the collection of $2 million of previously deemed uncollectible SECA revenue.  Therefore, the AEP East companies reduced their reserves for net refunds for SECA settlements by $2 million.  The balance in the reserve for future settlements as of December 31, 2011 was $32 million.  APCo’s, I&M’s and OPCo’s reserve balances as of December 31, 2011 were:

Company	December 31, 2011
(in millions)
APCo	$10.0
I&M	5.9
OPCo	13.2

In August 2010, the affected companies, including the AEP East companies, filed a compliance filing with the FERC.  If the compliance filing is accepted, the AEP East companies would have to pay refunds of approximately $20 million including estimated interest of $5 million.  The AEP East companies could also potentially receive payments up to approximately $10 million including estimated interest of $3 million.  A decision is pending from the FERC.  APCo’s, I&M’s and OPCo’s portions of potential refund payments and potential payments to be received are as follows:

	Potential	Potential
	Refund	Payments to
Company	Payments	be Received
	(in millions)
APCo	$6.4	$3.2
I&M	3.7	1.9
OPCo	8.3	4.2

Based on the analysis of the May 2010 order and the compliance filing, management believes that the reserve is adequate to pay the refunds, including interest, that will be required should the compliance filing be made final.  Management cannot predict the ultimate outcome of this proceeding at the FERC which could impact future net income and cash flows.

Possible Termination of the Interconnection Agreement – Affecting APCo, I&M and OPCo

In December 2010, each of the AEP Power Pool members gave notice to AEPSC and each other of their decision to terminate the Interconnection Agreement effective January 2014 or such other date approved by FERC, subject to state regulatory input.  In February 2012, an application was filed with the FERC proposing to establish a new power cost sharing agreement between APCo, I&M and KPCo.  If any of the AEP Power Pool members experience decreases in revenues or increases in costs as a result of the termination of the AEP Power Pool and are unable to recover the change in revenues and costs through rates, prices or additional sales, it could reduce future net income and cash flows.  As a result of the February 2012 ESP rehearing order, management is in the process of withdrawing the PUCO and FERC applications.  See “January 2012 – May 2016 ESP” section of the OPCo rate matters.

PJM/MISO Market Flow Calculation Settlement Adjustments - Affecting APCo, I&M and OPCo

During 2009, an analysis conducted by MISO and PJM discovered several instances of unaccounted for power flows on numerous coordinated flowgates.  These flows affected the settlement data for congestion revenues and expenses and dated back to the start of the MISO market in 2005.  In January 2011, PJM and MISO reached a settlement agreement where the parties agreed to net various issues to zero.  In June 2011, the FERC approved the settlement agreement.

Modification of the Transmission Coordination Agreement (TCA) – Affecting PSO and SWEPCo

PSO, SWEPCo and TNC are parties to the TCA, originally dated January 1, 1997, as amended.  The TCA provides for the allocation among the parties of revenues collected for transmission and ancillary services provided under the Open Access Transmission Tariff (OATT).

In April 2011, the FERC accepted proposed revisions to the TCA.  Under this amendment, TNC was removed from the TCA.  In addition, the amended TCA provides for the allocation of SPP OATT revenues between PSO and SWEPCo based on the SPP formula rate revenue requirements for transmission investment and related expenses of each company.  The amended TCA was effective May 1, 2011.

4.  EFFECTS OF REGULATION

Regulatory assets and liabilities are comprised of the following items:

	APCo			I&M
			Remaining			Remaining
	December 31,		Recovery	December 31,		Recovery
Regulatory Assets:	2011	2010	Period	2011	2010	Period
	(in thousands)			(in thousands)
Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$41,105	$18,300	1 year	$-	$-
Under-recovered Fuel Costs - does not earn a return	-	-		8,876	8,467	1 year
Total Current Regulatory Assets	$41,105	$18,300		$8,876	$8,467

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending
future proceedings to determine the recovery
method and timing:

Regulatory Assets Currently Not Earning a Return
Deferred Wind Power Costs	$38,192	$28,584		$-	$-
Virginia Environmental Rate Adjustment Clause	17,950	55,724		-	-
Mountaineer Carbon Capture and Storage
Product Validation Facility	14,155	59,866		-	-
Special Rate Mechanism for Century Aluminum	12,811	12,628		-	-
Transmission Agreement Phase-In	1,925	288		-	-
Mountaineer Carbon Capture and Storage
Commercial Scale Facility	1,335	-		1,680	-
Litigation Settlement	-	-		10,803	-
Storm Related Costs	-	25,225		-	-
Other Regulatory Assets Not Yet Being Recovered	1,010	316		-	-
Total Regulatory Assets Not Yet Being Recovered	87,378	182,631		12,483	-

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Expanded Net Energy Charge	326,766	361,314	2 years	-	-
Storm Related Costs	25,225	-	7 years	-	-
Unamortized Loss on Reacquired Debt	13,592	12,679	31 years	17,355	18,507	21 years
RTO Formation/Integration Costs	5,194	5,952	8 years	3,858	4,437	8 years
Customer Choice Implementation Costs	-	-		4,680	6,767	2 years
Other Regulatory Assets Being Recovered	-	-		-	1,103
Regulatory Assets Currently Not Earning a Return
Income Taxes, Net	512,025	523,009	30 years	188,749	159,453	37 years
Pension and OPEB Funded Status	362,322	335,105	13 years	291,392	268,080	13 years
Expanded Net Energy Charge	31,979	-	6 years	-	-
Virginia Environmental Rate Adjustment Clause	23,844	-	2 years	-	-
Postemployment Benefits	22,645	25,484	4 years	9,137	8,968	4 years
Virginia Transmission Rate Adjustment Clause	19,553	19,271	2 years	-	-
Storm Related Costs	16,324	-	7 years	-	-
Deferred Restructuring Costs	12,537	-	7 years	4,952	6,217	4 years
Asset Retirement Obligation	10,524	12,560	6 years	3,396	2,700	9 years
Deferred Wind Power Costs	6,284	-	2 years	-	-
Virginia Environmental and Reliability Costs
Recovery	3,838	4,421	2 years	-	-
Cook Nuclear Plant Refueling Outage Levelization	-	-		40,551	53,795	2 years
Deferred PJM Fees	-	-		21,746	7,078	1 year
River Transportation Division Expenses	-	-		1,899	339	1 year
West Virginia Reliability Expense	-	3,158		-	-
Off-system Sales Margin Sharing	-	-		-	13,091
Other Regulatory Assets Being Recovered	1,163	1,041	various	2,781	5,719	various
Total Regulatory Assets Being Recovered	1,393,815	1,303,994		590,496	556,254

Total Noncurrent Regulatory Assets	$1,481,193	$1,486,625		$602,979	$556,254

	APCo			I&M
			Remaining			Remaining
	December 31,		Refund	December 31,		Refund
Regulatory Liabilities:	2011	2010	Period	2011	2010	Period
	(in thousands)			(in thousands)
Current Regulatory Liabilities
Over-recovered Fuel Costs - pays a return	$-	$-		$25	$1	1 year
Total Current Regulatory Liabilities	$-	$-		$25	$1

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Paying a Return
Other Regulatory Liabilities Not Yet Being Paid	$-	$-		$318	$-
Regulatory Liabilities Currently Not Paying a Return
Other Regulatory Liabilities Not Yet Being Paid	327	-		136	147
Total Regulatory Liabilities Not Yet Being Paid	327	-		454	147

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	526,885	500,667	(a)	362,134	357,493	(a)
Deferred Investment Tax Credits	3,231	5,097	9 years	-	-
Regulatory Liabilities Currently Not Paying a Return
Deferred State Income Tax Coal Credits	28,727	28,900	10 years	-	-
Unrealized Gain on Forward Commitments	15,597	25,799	5 years	21,785	28,045	5 years
Deferred Investment Tax Credits	1,214	1,918	9 years	52,633	55,416	75 years
Energy Efficiency/Peak Demand Reduction	811	-	1 year	11,078	1,287	1 year
Excess Asset Retirement Obligations for Nuclear
Decommissioning Liability	-	-		377,162	353,689	(b)
Spent Nuclear Fuel Liability	-	-		42,603	41,932	(b)
Off-system Sales Margin Sharing	-	-		5,892	-	1 year
Indiana Clean Coal Technology Rider Liability	-	-		1,242	2,494	1 year
Over-recovery of PJM Expenses	-	-		-	11,671
Other Regulatory Liabilities Being Paid	-	-		219	23	various
Total Regulatory Liabilities Being Paid	576,465	562,381		874,748	852,050

Total Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits	$576,792	$562,381		$875,202	$852,197

(a)	Relieved as removal costs are incurred.
(b)	Relieved when plant is decommissioned.

	OPCo
			Remaining
	December 31,		Recovery
	2011	2010	Period
Regulatory Assets:	(in thousands)

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending future
proceedings to determine the recovery method and timing:

Regulatory Assets Currently Earning a Return
Economic Development Rider	$12,572	$6,114
Customer Choice Deferrals	-	58,857
Line Extension Carrying Costs	-	54,955
Storm Related Costs	-	30,143
Acquisition of Monongahela Power	-	7,929
Other Regulatory Assets Not Yet Being Recovered	-	678
Regulatory Assets Currently Not Earning a Return
Storm Related Costs	8,375	-
Acquisition of Monongahela Power	-	4,052
Other Regulatory Assets Not Yet Being Recovered	-	101
Total Regulatory Assets Not Yet Being Recovered	20,947	162,829

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Fuel Adjustment Clause	506,607	475,835	7 years
Distribution Asset Recovery Rider	173,274	-	7 years
Transmission Cost Recovery Rider	28,404	383	2 years
Unamortized Loss on Reacquired Debt	14,552	15,889	27 years
Economic Development Rider	11,738	1,406	1 year
RTO Formation/Integration Costs	7,836	8,967	8 years
Acquisition of Monongahela Power	-	504
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	389,712	363,831	13 years
Income Taxes, Net	190,981	182,286	20 years
Unrealized Loss on Forward Commitments	9,930	5,788	1 year
Postemployment Benefits	8,669	8,806	4 years
Enhanced Service Reliability Plan	4,454	3,377	1 year
Deferred Contribution Expense	3,400	-	4 years
Energy Efficiency/Peak Demand Reduction	-	2,221
Total Regulatory Assets Being Recovered	1,349,557	1,069,293

Total Noncurrent Regulatory Assets	$1,370,504	$1,232,122

	OPCo
			Remaining
	December 31,		Refund
	2011	2010	Period
Regulatory Liabilities:	(in thousands)

Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Paying a Return
IGCC Preconstruction Costs	$4,196	$-
Regulatory Liabilities Currently Not Paying a Return
Over-recovery of Costs Related to gridSMART®	-	6,182
Low Income Customers/Economic Recovery	-	3,420
Other Regulatory Liabilities Not Yet Being Paid	216	3,166
Total Regulatory Liabilities Not Yet Being Paid	4,412	12,768

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	251,100	256,546	(a)
Economic Development Rider	2,428	336	1 year
Deferred Investment Tax Credits	549	1,085	8 years
Transmission Cost Recovery Rider	542	2,419	1 year
Regulatory Liabilities Currently Not Paying a Return
Energy Efficiency/Peak Demand Reduction	19,124	2,245	3 years
Deferred Investment Tax Credits	12,944	14,787	13 years
Over-recovery of Costs Related to gridSMART®	7,504	-	2 years
Low Income Customers/Economic Recovery	2,521	-	5 years
Unrealized Gain on Forward Commitments	-	105
Total Regulatory Liabilities Being Paid	296,712	277,523

Total Noncurrent Regulatory Liabilities and Deferred Investment
Tax Credits	$301,124	$290,291

(a)	Relieved as removal costs are incurred.

	PSO			SWEPCo
			Remaining			Remaining
	December 31,		Recovery	December 31,		Recovery
	2011	2010	Period	2011	2010	Period
Regulatory Assets:	(in thousands)			(in thousands)

Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$4,313	$37,262	1 year	$10,843	$758	1 year

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending
future proceedings to determine the recovery
method and timing:

Regulatory Assets Currently Not Earning a Return
Mountaineer Carbon Capture and Storage
Commercial Scale Facility	$-	$-		$2,380	$-
Storm Related Costs	-	17,256		-	1,239
Other Regulatory Assets Not Yet Being Recovered	-	574		1,699	613
Total Regulatory Assets Not Yet Being Recovered	-	17,830		4,079	1,852

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Storm Related Costs	38,659	38,499	2 years	965	-	2 years
Unamortized Loss on Reacquired Debt	12,538	8,277	21 years	10,768	12,422	32 years
Red Rock Generating Facility	10,180	10,406	45 years	-	-
Acquisition of Valley Electric Membership
Corporation (VEMCO)	-	-		8,789	6,500	4 years
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	178,295	166,333	13 years	176,587	163,870	13 years
Vegetation Management	11,196	13,303	1 year	-	-
Deferral of Major Generation Overhauls	6,133	4,083	6 years	-	-
Energy Efficiency/Peak Demand Reduction	4,394	3,705	1 year	1,284	495	1 year
Income Taxes, Net	2,923	691	33 years	178,826	132,118	28 years
Unrealized Loss on Forward Commitments	1,706	285	2 years	4,684	2,975	2 years
Rate Case Expense	216	-	2 years	3,602	4,606	2 years
Storm Related Costs	-	-		2,556	4,800	2 years
Dolet Hills Deferred Fuel	-	-		1,886	2,725	3 years
Other Regulatory Assets Being Recovered	305	133	various	250	335	various
Total Regulatory Assets Being Recovered	266,545	245,715		390,197	330,846

Total Noncurrent Regulatory Assets	$266,545	$263,545		$394,276	$332,698

	PSO			SWEPCo
			Remaining			Remaining
	December 31,		Refund	December 31,		Refund
	2011	2010	Period	2011	2010	Period
Regulatory Liabilities:	(in thousands)			(in thousands)

Current Regulatory Liabilities
Over-recovered Fuel Costs - pays a return	$-	$-		$5,032	$16,432	1 year

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Paying a Return
Refundable Construction Financing Costs	$-	$-		$52,594	$20,139
Regulatory Liabilities Currently Not Paying a Return
Over-recovery of Costs Related to gridSMART®	4,232	3,806		-	-
Storm Related Costs	2,248	3,493		-	-
Other Regulatory Liabilities Not Yet Being Paid	-	-		806	806
Total Regulatory Liabilities Not Yet Being Paid	6,480	7,299		53,400	20,945

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	280,491	284,230	(a)	353,067	346,402	(a)
Excess Earnings	-	-		3,047	3,119	42 years
Other Regulatory Liabilities Being Paid	-	-		1,305	1,667	various
Regulatory Liabilities Currently Not Paying a Return
Deferred Investment Tax Credits	40,310	41,166	37 years	13,318	13,868	27 years
Energy Efficiency/Peak Demand Reduction	6,444	4,266	1 year	-	-
Vegetation Management	-	-		3,158	5,672	1 year
Other Regulatory Liabilities Being Paid	1,087	-	various	1,276	2,000	various
Total Regulatory Liabilities Being Paid	328,332	329,662		375,171	372,728

Total Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits	$334,812	$336,961		$428,571	$393,673

(a)	Relieved as removal costs are incurred.

5.  COMMITMENTS, GUARANTEES AND CONTINGENCIES

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

COMMITMENTS

Construction and Commitments – Affecting APCo,  I&M, OPCo, PSO and SWEPCo

The Registrant Subsidiaries have substantial construction commitments to support their operations and environmental investments.  In managing the overall construction program and in the normal course of business, the Registrant Subsidiaries contractually commit to third-party construction vendors for certain material purchases and other construction services.  The following table shows the forecasted construction expenditures, excluding equity AFUDC and capitalized interest, by Registrant Subsidiary for 2012:

Forecasted
Construction
Company	Expenditures
(in millions)
APCo	$449
I&M	468
OPCo	569
PSO	204
SWEPCo	475

The Registrant Subsidiaries also purchase fuel, materials, supplies, services and property, plant and equipment under contract as part of their normal course of business.  Certain supply contracts contain penalty provisions for early termination.

The following tables summarize the Registrant Subsidiaries’ actual contractual commitments at December 31, 2011:

	Less Than 1			After
Contractual Commitments - APCo	year	2-3 years	4-5 years	5 years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$702,667	$884,784	$444,453	$233,099	$2,265,003
Energy and Capacity Purchase Contracts (b)	14,154	26,779	27,508	172,766	241,207
Construction Contracts for Capital Assets (c)	3,891	-	-	-	3,891
Total	$720,712	$911,563	$471,961	$405,865	$2,510,101

	Less Than 1			After
Contractual Commitments - I&M	year	2-3 years	4-5 years	5 years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$331,673	$427,890	$276,480	$45,700	$1,081,743
Energy and Capacity Purchase Contracts (b)	1,068	612	326	-	2,006
Construction Contracts for Capital Assets (c)	1,217	-	-	-	1,217
Total	$333,958	$428,502	$276,806	$45,700	$1,084,966

	Less Than 1			After
Contractual Commitments - OPCo	year	2-3 years	4-5 years	5 years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$1,210,682	$2,120,731	$1,716,511	$2,732,577	$7,780,501
Energy and Capacity Purchase Contracts (b)	12,745	6,676	6,017	35,845	61,283
Construction Contracts for Capital Assets (c)	11,509	-	-	-	11,509
Total	$1,234,936	$2,127,407	$1,722,528	$2,768,422	$7,853,293

	Less Than 1			After
Contractual Commitments - PSO	year	2-3 years	4-5 years	5 years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$180,454	$137,450	$82,450	$41,225	$441,579
Energy and Capacity Purchase Contracts (b)	55,550	139,468	143,326	593,040	931,384
Construction Contracts for Capital Assets (c)	1,272	-	-	-	1,272
Total	$237,276	$276,918	$225,776	$634,265	$1,374,235

	Less Than 1			After
Contractual Commitments - SWEPCo	year	2-3 years	4-5 years	5 years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$260,709	$269,631	$50,567	$54,930	$635,837
Energy and Capacity Purchase Contracts (b)	19,349	39,169	39,946	264,706	363,170
Construction Contracts for Capital Assets (c)	10,712	-	-	-	10,712
Total	$290,770	$308,800	$90,513	$319,636	$1,009,719

(a)	Represents contractual commitments to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.
(b)	Represents contractual commitments for energy and capacity purchase contracts.
(c)
Represents only capital assets for which there are signed contracts.  Actual payments are dependent upon and may vary significantly based upon the decision to build, regulatory approval schedules, timing and escalation of projects costs.

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

AEP has credit facilities totaling $3.25 billion, under which up to $1.35 billion may be issued as letters of credit.  In July 2011, AEP replaced the $1.5 billion facility due in 2012 with a new $1.75 billion facility maturing in July 2016 and extended the $1.5 billion facility due in 2013 to expire in June 2015.  As of December 31, 2011, the maximum future payments of the letters of credit were as follows:

Company	Amount	Maturity
(in thousands)
I&M	$150	March 2012
SWEPCo	4,448	March 2012

In March 2011, the Registrant Subsidiaries and certain other companies in the AEP System terminated a $478 million credit agreement that was scheduled to mature in April 2011 and was used to support $472 million of variable rate Pollution Control Bonds. In March 2011, certain of these variable rate Pollution Control bonds were remarketed and supported by bilateral letters of credit for $361 million while others were reacquired and are being held in trust as follows:

		Reacquired	Bilateral	Maturity of
		and Held	Letters of	Bilateral Letters
Company	Remarketed	in Trust	Credit	of Credit
	(in thousands)
APCo	$229,650	$-	$232,293	March 2013 to March 2014
I&M	77,000	-	77,886	March 2013
OPCo	50,000	115,000	50,575	March 2013

Guarantees of Third-Party Obligations – Affecting SWEPCo

As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining, SWEPCo provides guarantees of mine reclamation.  In July 2011, SWEPCo’s guarantee was increased from $65 million to $100 million due to expansion of the mining area.  Since SWEPCo uses self-bonding, the guarantee provides for SWEPCo to commit to use its resources to complete the reclamation in the event the work is not completed by Sabine.  This guarantee ends upon depletion of reserves and completion of final reclamation.  Based on the latest study, it is estimated the reserves will be depleted in 2036 with final reclamation completed by 2046 at an estimated cost of approximately $58 million.  As of December 31, 2011, SWEPCo has collected approximately $54 million through a rider for final mine closure and reclamation costs, of which $2 million is recorded in Other Current Liabilities, $22 million is recorded in Deferred Credits and Other Noncurrent Liabilities and $30 million is recorded in Asset Retirement Obligations on SWEPCo’s balance sheets.

Sabine charges SWEPCo, its only customer, all of its costs.  SWEPCo passes these costs to customers through its fuel clause.

Indemnifications and Other Guarantees – Affecting APCo, I&M, OPCo, PSO and SWEPCo

Contracts

The Registrant Subsidiaries enter into certain types of contracts which require indemnifications.  Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements.  Generally, these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters.  With respect to sale agreements, exposure generally does not exceed the sale price.  As of December 31, 2011, there were no material liabilities recorded for any indemnifications.

APCo, I&M and OPCo are jointly and severally liable for activity conducted by AEPSC on behalf of the AEP East companies related to purchase power and sale activity pursuant to the SIA.  PSO and SWEPCo are jointly and severally liable for activity conducted by AEPSC on behalf of PSO and SWEPCo related to purchase power and sale activity pursuant to the SIA.

Lease Obligations

Certain Registrant Subsidiaries lease certain equipment under master lease agreements.  See “Master Lease Agreements” and “Railcar Lease” sections of Note 12 for disclosure of lease residual value guarantees.

ENVIRONMENTAL CONTINGENCIES

Carbon Dioxide Public Nuisance Claims – Affecting APCo, I&M, OPCo, PSO and SWEPCo

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

In September 2009, the Second Circuit Court of Appeals issued a ruling on appeal remanding the cases to the Federal District Court for the Southern District of New York.  The Second Circuit held that the issues of climate change and global warming do not raise political questions and that Congress’ refusal to regulate CO2 emissions does not mean that plaintiffs must wait for an initial policy determination by Congress or the President’s administration to secure the relief sought in their complaints.  In 2010, the U.S. Supreme Court granted the defendants’ petition for review.  In June 2011, the U.S. Supreme Court reversed and remanded the case to the Court of Appeals, finding that plaintiffs’ federal common law claims are displaced by the regulatory authority granted to the Federal EPA under the CAA.  After the remand, the plaintiffs asked the Second Circuit to return the case to the district court so that they could withdraw their complaints.  The cases were returned to the district court and the plaintiffs’ federal common law claims were dismissed in December 2011.

In October 2009, the Fifth Circuit Court of Appeals reversed a decision by the Federal District Court for the District of Mississippi dismissing state common law nuisance claims in a putative class action by Mississippi residents asserting that CO2 emissions exacerbated the effects of Hurricane Katrina.  The Fifth Circuit held that there was no exclusive commitment of the common law issues raised in plaintiffs’ complaint to a coordinate branch of government and that no initial policy determination was required to adjudicate these claims.  The court granted petitions for rehearing.  An additional recusal left the Fifth Circuit without a quorum to reconsider the decision and the appeal was dismissed, leaving the district court’s decision in place.  Plaintiffs filed a petition with the U.S. Supreme Court asking the court to remand the case to the Fifth Circuit and reinstate the panel decision.  The petition was denied in January 2011.  Plaintiffs refiled their complaint in federal district court.  The court ordered all defendants to respond to the refiled complaints in October 2011.  Management believes the claims are without merit, and in addition to other defenses, are barred by the doctrine of collateral estoppel and the applicable statute of limitations.  Management intends to defend against the claims.  Management is unable to determine a range of potential losses that are reasonably possible of occurring.

Alaskan Villages’ Claims – Affecting APCo, I&M, OPCo, PSO and SWEPCo

In 2008, the Native Village of Kivalina and the City of Kivalina, Alaska filed a lawsuit in Federal Court in the Northern District of California against AEP, AEPSC and 22 other unrelated defendants including oil and gas companies, a coal company and other electric generating companies.  The complaint alleges that the defendants' emissions of CO2 contribute to global warming and constitute a public and private nuisance and that the defendants are acting together.  The complaint further alleges that some of the defendants, including AEP, conspired to create a false scientific debate about global warming in order to deceive the public and perpetuate the alleged nuisance.  The plaintiffs also allege that the effects of global warming will require the relocation of the village at an alleged cost of $95 million to $400 million.  In October 2009, the judge dismissed plaintiffs’ federal common law claim for nuisance, finding the claim barred by the political question doctrine and by plaintiffs’ lack of standing to bring the claim.  The judge also dismissed plaintiffs’ state law claims without prejudice to refiling in state court.  The plaintiffs appealed the decision.  The defendants requested that the court defer setting this case for oral argument until after the Supreme Court issues its decision in the CO2 public nuisance case discussed above.  The court accepted supplemental briefing on the impact of the Supreme Court’s decision and heard oral argument in November 2011.  Management believes the action is without merit and intends to defend against the claims.  Management is unable to determine a range of potential losses that are reasonably possible of occurring.

The Comprehensive Environmental Response Compensation and Liability Act (Superfund) and State Remediation – Affecting APCo, I&M, OPCo, PSO and SWEPCo

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

Superfund addresses clean-up of hazardous substances that have been released to the environment.  The Federal EPA administers the clean-up programs.  Several states have enacted similar laws.  At December 31, 2011, APCo is named as a Potentially Responsible Party (PRP) for one site and OPCo is named a PRP for three sites by the Federal EPA.  There are eight additional sites for which APCo, I&M, OPCo, and SWEPCo have received information requests which could lead to PRP designation.  I&M and SWEPCo have also been named potentially liable at two sites each under state law including the I&M site discussed in the next paragraph.  In those instances where the Registrant Subsidiaries have been named a PRP or defendant, disposal or recycling activities were in accordance with the then-applicable laws and regulations.  Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.  Liability has been resolved for a number of sites with no significant effect on net income.

In 2008, I&M received a letter from the Michigan Department of Environmental Quality (MDEQ) concerning conditions at a site under state law and requesting I&M take voluntary action necessary to prevent and/or mitigate public harm.  I&M started remediation work in accordance with a plan approved by MDEQ and recorded a provision of approximately $10 million.  As the remediation work is completed, I&M’s cost may continue to increase as new information becomes available concerning either the level of contamination at the site or changes in the scope of remediation required by the MDEQ.  Management cannot predict the amount of additional cost, if any.

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

Amos Plant – State and Federal Enforcement Proceedings – Affecting APCo and OPCo

In March 2010, APCo and OPCo received a letter from the West Virginia Department of Environmental Protection, Division of Air Quality (DAQ), alleging that at various times in 2007 through 2009 the units at Amos Plant reported periods of excess opacity (indicator of compliance with particulate matter emission limits) that lasted for more than 30 consecutive minutes in a 24-hour period and that certain required notifications were not made.  Management met with representatives of DAQ to discuss these occurrences and the steps taken to prevent a recurrence.  DAQ indicated that additional enforcement action may be taken, including imposition of a civil penalty of approximately $240 thousand.  APCo and OPCo denied that violations of the reporting requirements occurred and maintain that the proper reporting was done.  In March 2011, APCo and OPCo resolved these issues through the entry of a consent order that included the payment of a $75 thousand civil penalty and certain improvements in the opacity reports.

In March 2010, APCo and OPCo received a request to show cause from the Federal EPA alleging that certain reporting requirements under Superfund and the Emergency Planning and Community Right-to-Know Act had been violated and inviting APCo and OPCo to engage in settlement negotiations.  The request includes a proposed civil penalty of approximately $300 thousand.  Management provided additional information to representatives of the Federal EPA.  Based on the information, the Federal EPA determined that it will not further pursue enforcement for several alleged violations and management agreed to resolve the remaining allegations through a consent order that includes payment of a $36 thousand civil penalty by APCo and OPCo.

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

Decommissioning and Low Level Waste Accumulation Disposal

The cost to decommission a nuclear plant is affected by NRC regulations and the SNF disposal program.  Decommissioning costs are accrued over the service life of the Cook Plant.  The most recent decommissioning cost study was performed in 2009.  According to that study, the estimated cost of decommissioning and disposal of low-level radioactive waste ranges from $831 million to $1.5 billion in 2009 nondiscounted dollars.  The wide range in estimated costs is caused by variables in assumptions.  I&M recovers estimated decommissioning costs for the Cook Plant in its rates.  The amount recovered in rates was $14 million in 2011, $14 million in 2010 and $16 million in 2009.  Reduced annual decommissioning cost recovery amounts reflect the units’ longer estimated life and operating licenses granted by the NRC.  Decommissioning costs recovered from customers are deposited in external trusts.

At December 31, 2011 and 2010, the total decommissioning trust fund balance was $1.3 billion and $1.2 billion, respectively.  Trust fund earnings increase the fund assets and decrease the amount remaining to be recovered from ratepayers.  The decommissioning costs (including interest, unrealized gains and losses and expenses of the trust funds) increase or decrease the recorded liability.

I&M continues to work with regulators and customers to recover the remaining estimated costs of decommissioning the Cook Plant.  However, future net income, cash flows and possibly financial condition would be adversely affected if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

SNF Disposal

The Federal government is responsible for permanent SNF disposal and assesses fees to nuclear plant owners for SNF disposal.  A fee of one mill per KWH for fuel consumed after April 6, 1983 at the Cook Plant is being collected from customers and remitted to the U.S. Treasury.  At December 31, 2011 and 2010, fees and related interest of $265 million and $265 million, respectively, for fuel consumed prior to April 7, 1983 have been recorded as Long-term Debt and funds collected from customers along with related earnings totaling $308 million and $307 million, respectively, to pay the fee are recorded as part of Spent Nuclear Fuel and Decommissioning Trusts.  I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program.

In 2011, I&M signed a settlement agreement with the Federal government which permits I&M to make annual filings to recover certain SNF storage costs incurred as a result of the government’s delays in accepting SNF for permanent storage.  Under the settlement agreement, I&M received $14 million to recover costs and will be eligible to receive additional payment of annual claims for allowed costs that are incurred through December 31, 2013.  The proceeds reduced capital costs for dry cask storage.

See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 10 for disclosure of the fair value of assets within the trusts.

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

Cook Plant Unit 1 Fire and Shutdown

In September 2008, I&M shut down Cook Plant Unit 1 (Unit 1) due to turbine vibrations, caused by blade failure, which resulted in significant turbine damage and a small fire on the electric generator.  This equipment, located in the turbine building, is separate and isolated from the nuclear reactor.  The turbine rotors that caused the vibration were installed in 2006 and are within the vendor’s warranty period.  The warranty provides for the repair or replacement of the turbine rotors if the damage was caused by a defect in materials or workmanship.  Repair of the property damage and replacement of the turbine rotors and other equipment cost approximately $400 million.  Management believes that I&M should recover a significant portion of these costs through the turbine vendor’s warranty, insurance and the regulatory process.  Due to the extensive lead time required to manufacture and install new turbine rotors, I&M repaired Unit 1 and it resumed operations in December 2009 at slightly reduced power.  The installation of the new turbine rotors and other equipment occurred as planned during the fall 2011 refueling outage of Unit 1.

I&M maintains insurance through NEIL.  As of December 31, 2011, I&M recorded $64 million on its balance sheet representing amounts due from NEIL under the insurance policies.  Through December 31, 2011, I&M received partial payments of $203 million from NEIL for the cost incurred to date to repair the property damage.

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

OPERATIONAL CONTINGENCIES

Insurance and Potential Losses – Affecting APCo, I&M, OPCo, PSO and SWEPCo

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

Fort Wayne Lease – Affecting I&M

Since 1975, I&M has leased certain energy delivery assets from the City of Fort Wayne, Indiana under a long-term lease that expired on February 28, 2010.  I&M negotiated with Fort Wayne to purchase the assets at the end of the lease and reached an agreement (subject to IURC approval) in 2010.  The agreement required I&M to purchase the remaining leased property and settled claims Fort Wayne asserted.  The agreement provided that I&M pay Fort Wayne a total of $39 million, including interest, over 15 years and Fort Wayne recognized that I&M is the exclusive electricity supplier in the Fort Wayne area.   In August 2011, the IURC approved a settlement agreement with the Indiana Office of Utility Consumer Counselor.  The transaction is final.

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

This matter was submitted to an arbitration board.  In April 2006, the arbitration board filed its decision, denying BNSF’s underpayments claim.  PSO filed a request for an order confirming the arbitration award and a request for entry of judgment on the award with the U.S. District Court for the Northern District of Oklahoma.  On July 14, 2006, the U.S. District Court issued an order confirming the arbitration award.  BNSF pursued the matter by filing a Motion to Reconsider, which was granted, but in August 2009, the U.S. District Court upheld the arbitration board’s decision.  BNSF further pursued the decision by appealing to the U.S. Court of Appeals, where in December 2010, the Tenth Circuit Court of Appeals affirmed the U.S. District Court’s order confirming the arbitration award.  PSO then sought and received approval for reimbursement for attorneys’ fees and expenses related to the proceedings at the district court and appellate courts.  This matter is resolved.

6.  ACQUISITIONS AND IMPAIRMENTS

2011

Dresden Plant  - Affecting APCo

In August 2011, APCo purchased the partially completed Dresden Plant from AEGCo, at cost, for $302 million.  The Dresden Plant was completed and placed in service in January 2012.  The Dresden Plant is located near Dresden, Ohio and is a natural gas, combined cycle power plant with a generating capacity of 580 MW.

2010

Valley Electric Membership Corporation – Affecting SWEPCo

In October 2010, SWEPCo purchased certain transmission and distribution assets of Valley Electric Membership Corporation (VEMCO) for approximately $102 million and began serving VEMCO’s 30,000 customers in Louisiana.

2009

Oxbow Lignite Company and Red River Mining Company – Affecting SWEPCo

In December 2009, SWEPCo purchased 50% of the Oxbow Lignite Company, LLC (OLC) membership interest for $13 million.  CLECO acquired the remaining 50% membership interest in the OLC for $13 million.  The Oxbow Mine is located near Coushatta, Louisiana and is used as one of the fuel sources for SWEPCo’s and CLECO’s jointly-owned Dolet Hills Generating Station.  SWEPCo accounts for OLC as an equity investment.  Also, in December 2009, DHLC purchased mining equipment and assets for $16 million from the Red River Mining Company.

IMPAIRMENTS

2011

Turk Plant (Utility Operations segment) – Affecting SWEPCo

In the fourth quarter of 2011, SWEPCo recorded a pretax write-off of $49 million in Asset Impairments and Other Related Charges on the statements of income related to the Texas jurisdictional portion of the Turk Plant as a result of the November 2011 Texas Court of Appeals decision upholding the Texas capital cost cap.

Muskingum River Plant Unit 5 FGD Project (MR5) – Affecting OPCo

In September 2011, subsequent to the stipulation agreement filed with the PUCO, management determined that OPCo was not likely to complete the previously suspended MR5 project and that the project’s preliminary engineering costs were no longer probable of being recovered.  As a result, in the third quarter of 2011, OPCo recorded a pretax write-off of $42 million in Asset Impairments and Other Related Charges on the statements of income.

Sporn Plant Unit 5 – Affecting OPCo

In the third quarter of 2011, management decided to no longer offer the output of Sporn Unit 5 into the PJM market.  Sporn Unit 5 is not expected to operate in the future, resulting in the removal of Sporn Unit 5 from the AEP Power Pool.  As a result, in the third quarter of 2011, OPCo recorded a pretax write-off of $48 million in Asset Impairments and Other Related Charges on the statements of income.

7.  BENEFIT PLANS

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

Actuarial Assumptions for Benefit Obligations

The weighted-average assumptions as of December 31 of each year used in the measurement of the Registrant Subsidiaries’ benefit obligations are shown in the following tables:

			Other Postretirement
	Pension Plans		Benefit Plans
Assumption	2011	2010	2011	2010
Discount Rate	4.55%	5.05%	4.75%	5.25%

	Pension Plans
Assumption - Rate of Compensation Increase (a)	2011	2010
APCo	4.65%	4.70%
I&M	4.90%	4.90%
OPCo	4.95%	5.05%
PSO	4.85%	4.95%
SWEPCo	4.70%	4.80%

(a)	Rates are for base pay only. In addition, an amount is added to reflect target incentive compensation for exempt employees and overtime and incentive pay for nonexempt employees.

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

For 2011, the rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 11.5% per year, with the average increase shown in the table above.  The compensation increase rates reflect variations in each Registrant Subsidiary’s population participating in the pension plan.

Actuarial Assumptions for Net Periodic Benefit Costs

The weighted-average assumptions as of January 1 of each year used in the measurement of each Registrant Subsidiary’s benefit costs are shown in the following tables:

				Other Postretirement
	Pension Plans			Benefit Plans
Assumptions	2011	2010	2009	2011	2010	2009
Discount Rate	5.05%	5.60%	6.00%	5.25%	5.85%	6.10%
Expected Return on Plan Assets	7.75%	8.00%	8.00%	7.50%	8.00%	7.75%

	Pension Plans
Assumption - Rate of Compensation Increase	2011	2010	2009
APCo	4.65%	4.35%	5.65%
I&M	4.90%	4.55%	5.85%
OPCo	4.95%	4.70%	6.00%
PSO	4.85%	4.60%	5.90%
SWEPCo	4.70%	4.45%	5.75%

The expected return on plan assets was determined by evaluating historical returns, the current investment climate (yield on fixed income securities and other recent investment market indicators), rate of inflation and current prospects for economic growth.  The expected return on plan assets is the same for each Registrant Subsidiary.

The health care trend rate assumptions as of January 1 of each year used for OPEB plans measurement purposes are shown below:

Health Care Trend Rates	2011	2010
Initial	7.50%	8.00%
Ultimate	5.00%	5.00%
Year Ultimate Reached	2016	2016

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Effect on Total Service and Interest Cost
Components of Net Periodic Postretirement
Health Care Benefit Cost:
1% Increase	$3,806	$2,972	$5,188	$1,300	$1,500
1% Decrease	(3,015)	(2,367)	(4,110)	(1,036)	(1,195)

Effect on the Health Care Component of the
Accumulated Postretirement Benefit
Obligation:
1% Increase	$50,216	$33,657	$65,251	$15,088	$17,499
1% Decrease	(40,748)	(27,448)	(53,015)	(12,314)	(14,281)

Significant Concentrations of Risk within Plan Assets

In addition to establishing the target asset allocation of plan assets, the investment policy also places restrictions on securities to limit significant concentrations within plan assets.  The investment policy establishes guidelines that govern maximum market exposure, security restrictions, prohibited asset classes, prohibited types of transactions, minimum credit quality, average portfolio credit quality, portfolio duration and concentration limits.  The guidelines were established to mitigate the risk of loss due to significant concentrations in any investment.  Management monitors the plans to control security diversification and ensure compliance with the investment policy.  At December 31, 2011, the assets were invested in compliance with all investment limits.  See “Investments Held in Trust for Future Liabilities” section of Note 1 for limit details.

Benefit Plan Obligations, Plan Assets and Funded Status as of December 31, 2011 and 2010

The following tables provide a reconciliation of the changes in the plans’ benefit obligations, fair value of plan assets and funded status as of December 31.  The benefit obligation for the defined benefit pension and OPEB plans are the projected benefit obligation and the accumulated benefit obligation, respectively.

APCo			Other Postretirement
	Pension Plans		Benefit Plans
	2011	2010	2011	2010
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$652,219	$632,832	$383,152	$348,787
Service Cost	7,199	12,908	4,983	5,722
Interest Cost	32,293	33,956	19,468	20,300
Actuarial Loss	29,137	28,909	41,306	33,656
Plan Amendment Prior Service Credit	-	-	(31,145)	(4,257)
Benefit Payments	(39,398)	(56,386)	(30,040)	(27,677)
Participant Contributions	-	-	6,005	4,782
Medicare Subsidy	-	-	1,753	1,839
Benefit Obligation at December 31	$681,450	$652,219	$395,482	$383,152

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$512,836	$474,657	$243,771	$217,160
Actual Gain (Loss) on Plan Assets	36,970	57,745	(4,102)	29,112
Company Contributions	60,348	36,820	14,101	20,394
Participant Contributions	-	-	6,005	4,782
Benefit Payments	(39,398)	(56,386)	(30,040)	(27,677)
Fair Value of Plan Assets at December 31	$570,756	$512,836	$229,735	$243,771

Underfunded Status at December 31	$(110,694)	$(139,383)	$(165,747)	$(139,381)

I&M			Other Postretirement
	Pension Plans		Benefit Plans
	2011	2010	2011	2010
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$560,982	$526,363	$266,742	$241,847
Service Cost	9,447	15,284	6,119	6,750
Interest Cost	27,726	29,085	13,610	14,164
Actuarial Loss	17,289	40,694	28,876	20,980
Plan Amendment Prior Service Credit	-	-	(24,846)	(4,273)
Benefit Payments	(33,767)	(50,444)	(18,387)	(17,439)
Participant Contributions	-	-	4,112	3,526
Medicare Subsidy	-	-	1,127	1,187
Benefit Obligation at December 31	$581,677	$560,982	$277,353	$266,742

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$451,688	$379,562	$188,690	$166,682
Actual Gain (Loss) on Plan Assets	32,773	50,811	(3,946)	20,983
Company Contributions	53,232	71,759	10,768	14,938
Participant Contributions	-	-	4,112	3,526
Benefit Payments	(33,767)	(50,444)	(18,387)	(17,439)
Fair Value of Plan Assets at December 31	$503,926	$451,688	$181,237	$188,690

Underfunded Status at December 31	$(77,751)	$(109,294)	$(96,116)	$(78,052)

OPCo			Other Postretirement
	Pension Plans		Benefit Plans
	2011	2010	2011	2010
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$984,089	$981,481	$506,255	$457,872
Service Cost	10,230	17,254	7,827	8,187
Interest Cost	48,350	51,900	25,497	26,498
Actuarial Loss	42,693	31,409	49,132	45,633
Plan Amendment Prior Service Credit	-	-	(42,357)	(6,039)
Curtailment	-	-	605	-
Benefit Payments	(64,472)	(97,955)	(38,347)	(35,673)
Participant Contributions	-	-	8,828	7,253
Medicare Subsidy	-	-	2,452	2,524
Benefit Obligation at December 31	$1,020,890	$984,089	$519,892	$506,255

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$799,281	$756,768	$333,198	$299,551
Actual Gain (Loss) on Plan Assets	63,181	81,765	(6,589)	38,466
Company Contributions	127,949	58,703	14,746	23,601
Participant Contributions	-	-	8,828	7,253
Benefit Payments	(64,472)	(97,955)	(38,347)	(35,673)
Fair Value of Plan Assets at December 31	$925,939	$799,281	$311,836	$333,198

Underfunded Status at December 31	$(94,951)	$(184,808)	$(208,056)	$(173,057)

PSO			Other Postretirement
	Pension Plans		Benefit Plans
	2011	2010	2011	2010
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$268,180	$285,592	$116,935	$108,220
Service Cost	5,760	6,052	2,621	2,815
Interest Cost	13,285	14,888	6,046	6,360
Actuarial (Gain) Loss	7,679	(1,047)	16,705	7,540
Plan Amendment Prior Service Credit	-	-	(11,612)	(2,408)
Benefit Payments	(17,456)	(37,305)	(8,110)	(8,049)
Participant Contributions	-	-	1,926	1,763
Medicare Subsidy	-	-	653	694
Benefit Obligation at December 31	$277,448	$268,180	$125,164	$116,935

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$213,576	$216,966	$83,917	$75,700
Actual Gain on Plan Assets	16,430	21,040	646	6,357
Company Contributions	33,219	12,875	4,711	8,146
Participant Contributions	-	-	1,926	1,763
Benefit Payments	(17,456)	(37,305)	(8,110)	(8,049)
Fair Value of Plan Assets at December 31	$245,769	$213,576	$83,090	$83,917

Underfunded Status at December 31	$(31,679)	$(54,604)	$(42,074)	$(33,018)

SWEPCo			Other Postretirement
	Pension Plans		Benefit Plans
	2011	2010	2011	2010
Change in Benefit Obligation	(in thousands)
Benefit Obligation at January 1	$267,206	$288,081	$129,726	$118,571
Service Cost	6,573	7,046	3,029	3,108
Interest Cost	13,331	15,093	6,969	6,940
Actuarial (Gain) Loss	7,861	(2,014)	24,547	9,084
Plan Amendment Prior Service Credit	-	-	(13,534)	(2,399)
Benefit Payments	(17,377)	(41,000)	(8,226)	(8,125)
Participant Contributions	-	-	2,041	1,907
Medicare Subsidy	-	-	608	640
Benefit Obligation at December 31	$277,594	$267,206	$145,160	$129,726

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at January 1	$224,618	$212,626	$93,097	$82,940
Actual Gain on Plan Assets	17,283	23,854	3,797	8,150
Company Contributions	31,337	29,138	5,655	8,225
Participant Contributions	-	-	2,041	1,907
Benefit Payments	(17,377)	(41,000)	(8,226)	(8,125)
Fair Value of Plan Assets at December 31	$255,861	$224,618	$96,364	$93,097

Underfunded Status at December 31	$(21,733)	$(42,588)	$(48,796)	$(36,629)

Amounts Recognized on the Registrant Subsidiaries' Balance Sheets as of December 31, 2011 and 2010

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
APCo	2011	2010	2011	2010
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(34)	$(34)	$(2,956)	$(2,854)
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(110,660)	(139,349)	(162,791)	(136,527)
Underfunded Status	$(110,694)	$(139,383)	$(165,747)	$(139,381)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
I&M	2011	2010	2011	2010
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(14)	$(57)	$(308)	$(313)
Deferred Credits and Other Noncurrent Liabilities
Accrued Long-term Benefit Liability	(77,737)	(109,237)	(95,808)	(77,739)
Underfunded Status	$(77,751)	$(109,294)	$(96,116)	$(78,052)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
OPCo	2011	2010	2011	2010
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(62)	$(59)	$(991)	$(667)
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(94,889)	(184,749)	(207,065)	(172,390)
Underfunded Status	$(94,951)	$(184,808)	$(208,056)	$(173,057)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
PSO	2011	2010	2011	2010
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(88)	$(68)	$-	$-
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(31,591)	(54,536)	(42,074)	(33,018)
Underfunded Status	$(31,679)	$(54,604)	$(42,074)	$(33,018)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
SWEPCo	2011	2010	2011	2010
	(in thousands)
Other Current Liabilities - Accrued Short-term
Benefit Liability	$(78)	$(73)	$-	$-
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(21,655)	(42,515)	(48,796)	(36,629)
Underfunded Status	$(21,733)	$(42,588)	$(48,796)	$(36,629)

Amounts Included in AOCI and Regulatory Assets as of December 31, 2011 and 2010

			Other Postretirement
APCo	Pension Plans		Benefit Plans
	December 31,
	2011	2010	2011	2010
Components	(in thousands)
Net Actuarial Loss	$308,223	$290,798	$174,615	$115,350
Prior Service Cost (Credit)	1,393	2,310	(33,060)	(2,086)
Transition Obligation	-	-	780	1,947

Recorded as
Regulatory Assets	$305,558	$289,214	$56,764	$45,891
Deferred Income Taxes	1,420	1,366	29,951	23,881
Net of Tax AOCI	2,638	2,528	55,620	45,439

			Other Postretirement
I&M	Pension Plans		Benefit Plans
	December 31,
	2011	2010	2011	2010
Components	(in thousands)
Net Actuarial Loss	$216,107	$208,879	$121,238	$78,483
Prior Service Cost (Credit)	1,307	2,051	(27,491)	(2,882)
Transition Obligation	-	-	132	320

Recorded as
Regulatory Assets	$207,237	$199,982	$84,155	$68,098
Deferred Income Taxes	3,561	3,830	3,403	2,737
Net of Tax AOCI	6,616	7,118	6,321	5,086

			Other Postretirement
OPCo	Pension Plans		Benefit Plans
	December 31,
	2011	2010	2011	2010
Components	(in thousands)
Net Actuarial Loss	$517,180	$497,032	$231,189	$158,876
Prior Service Cost (Credit)	2,025	3,499	(44,742)	(2,597)
Transition Obligation	-	-	104	254

Recorded as
Regulatory Assets	$305,240	$292,702	$84,472	$71,129
Deferred Income Taxes	74,888	72,741	35,728	29,888
Net of Tax AOCI	139,077	135,088	66,351	55,516

			Other Postretirement
PSO	Pension Plans		Benefit Plans
	December 31,
	2011	2010	2011	2010
Components	(in thousands)
Net Actuarial Loss	$136,056	$134,101	$54,516	$33,922
Prior Service Cost (Credit)	181	(769)	(12,458)	(921)

Recorded as
Regulatory Assets	$136,237	$133,332	$42,058	$33,001

			Other Postretirement
SWEPCo	Pension Plans		Benefit Plans
	December 31,
	2011	2010	2011	2010
Components	(in thousands)
Net Actuarial Loss	$133,542	$131,343	$59,541	$37,707
Prior Service Cost (Credit)	560	(235)	(10,762)	(1,095)

Recorded as
Regulatory Assets	$134,102	$131,108	$31,407	$23,842
Deferred Income Taxes	-	-	6,081	4,469
Net of Tax AOCI	-	-	11,291	8,301

Components of the change in amounts included in AOCI and Regulatory Assets by Registrant Subsidiary during the years ended December 31, 2011 and 2010 are as follows:

Pension Plans - Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Loss During the Year	$33,995	$21,372	$44,976	$8,712	$8,958
Amortization of Actuarial Loss	(16,570)	(14,144)	(24,828)	(6,757)	(6,759)
Amortization of Prior Service Cost (Credit)	(917)	(744)	(1,474)	950	795
Change for the Year Ended
December 31, 2011	$16,508	$6,484	$18,674	$2,905	$2,994

Pension Plans - Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Loss (Gain) During the Year	$14,769	$24,732	$26,308	$(2,346)	$(6,379)
Amortization of Actuarial Loss	(11,842)	(10,065)	(18,150)	(5,188)	(5,242)
Amortization of Prior Service Cost (Credit)	(917)	(744)	(1,474)	950	796
Change for the Year Ended
December 31, 2010	$2,010	$13,923	$6,684	$(6,584)	$(10,825)

Other Postretirement Benefit Plans - Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Loss During the Year	$65,104	$46,321	$79,611	$22,147	$23,619
Amortization of Actuarial Loss	(5,839)	(3,566)	(7,298)	(1,553)	(1,785)
Prior Service Credit	(31,145)	(24,846)	(42,357)	(11,612)	(9,409)
Amortization of Prior Service Cost (Credit)	171	237	212	75	(258)
Amortization of Transition Obligation	(1,167)	(188)	(150)	-	-
Change for the Year Ended
December 31, 2011	$27,124	$17,958	$30,018	$9,057	$12,167

Other Postretirement Benefit Plans - Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Loss During the Year	$23,876	$13,372	$31,207	$7,283	$7,570
Amortization of Actuarial Loss	(5,410)	(3,526)	(6,877)	(1,573)	(1,711)
Prior Service Credit	(4,257)	(4,273)	(6,039)	(2,408)	(2,399)
Amortization of Transition Obligation	(5,244)	(2,814)	(6,642)	(2,805)	(2,461)
Change for the Year Ended
December 31, 2010	$8,965	$2,759	$11,649	$497	$999

Pension and Other Postretirement Plans’ Assets

The following tables present the classification of pension plan assets within the fair value hierarchy by Registrant Subsidiary at December 31, 2011:

APCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$192,957	$-	$-	$-	$192,957	33.8%
International	52,904	-	-	-	52,904	9.3%
Real Estate Investment Trusts	13,794	-	-	-	13,794	2.4%
Common Collective Trust -
International	-	17,038	-	-	17,038	3.0%
Subtotal - Equities	259,655	17,038	-	-	276,693	48.5%

Fixed Income:
Common Collective Trust - Debt	-	3,483	-	-	3,483	0.6%
United States Government and
Agency Securities	-	75,042	-	-	75,042	13.2%
Corporate Debt	-	130,606	846	-	131,452	23.0%
Foreign Debt	-	25,289	-	-	25,289	4.4%
State and Local Government	-	6,374	-	-	6,374	1.1%
Other - Asset Backed	-	3,449	-	-	3,449	0.6%
Subtotal - Fixed Income	-	244,243	846	-	245,089	42.9%

Real Estate	-	-	21,666	-	21,666	3.8%

Alternative Investments	-	-	21,269	-	21,269	3.7%
Securities Lending	-	28,488	-	-	28,488	5.0%
Securities Lending Collateral (a)	-	-	-	(31,276)	(31,276)	(5.5)%

Cash and Cash Equivalents	-	12,306	-	-	12,306	2.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	(3,479)	(3,479)	(0.6)%

Total	$259,655	$302,075	$43,781	$(34,755)	$570,756	100.0%

I&M
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$170,364	$-	$-	$-	$170,364	33.8%
International	46,709	-	-	-	46,709	9.3%
Real Estate Investment Trusts	12,179	-	-	-	12,179	2.4%
Common Collective Trust -
International	-	15,043	-	-	15,043	3.0%
Subtotal - Equities	229,252	15,043	-	-	244,295	48.5%

Fixed Income:
Common Collective Trust - Debt	-	3,075	-	-	3,075	0.6%
United States Government and
Agency Securities	-	66,255	-	-	66,255	13.2%
Corporate Debt	-	115,313	747	-	116,060	23.0%
Foreign Debt	-	22,328	-	-	22,328	4.4%
State and Local Government	-	5,628	-	-	5,628	1.1%
Other - Asset Backed	-	3,045	-	-	3,045	0.6%
Subtotal - Fixed Income	-	215,644	747	-	216,391	42.9%

Real Estate	-	-	19,129	-	19,129	3.8%

Alternative Investments	-	-	18,779	-	18,779	3.7%
Securities Lending	-	25,153	-	-	25,153	5.0%
Securities Lending Collateral (a)	-	-	-	(27,614)	(27,614)	(5.5)%

Cash and Cash Equivalents	-	10,865	-	-	10,865	2.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	(3,072)	(3,072)	(0.6)%

Total	$229,252	$266,705	$38,655	$(30,686)	$503,926	100.0%

OPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$313,034	$-	$-	$-	$313,034	33.8%
International	85,825	-	-	-	85,825	9.3%
Real Estate Investment Trusts	22,379	-	-	-	22,379	2.4%
Common Collective Trust -
International	-	27,641	-	-	27,641	3.0%
Subtotal - Equities	421,238	27,641	-	-	448,879	48.5%

Fixed Income:
Common Collective Trust - Debt	-	5,650	-	-	5,650	0.6%
United States Government and
Agency Securities	-	121,741	-	-	121,741	13.2%
Corporate Debt	-	211,883	1,372	-	213,255	23.0%
Foreign Debt	-	41,027	-	-	41,027	4.4%
State and Local Government	-	10,341	-	-	10,341	1.1%
Other - Asset Backed	-	5,595	-	-	5,595	0.6%
Subtotal - Fixed Income	-	396,237	1,372	-	397,609	42.9%

Real Estate	-	-	35,148	-	35,148	3.8%

Alternative Investments	-	-	34,505	-	34,505	3.7%
Securities Lending	-	46,217	-	-	46,217	5.0%
Securities Lending Collateral (a)	-	-	-	(50,739)	(50,739)	(5.5)%

Cash and Cash Equivalents	-	19,964	-	-	19,964	2.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	(5,644)	(5,644)	(0.6)%

Total	$421,238	$490,059	$71,025	$(56,383)	$925,939	100.0%

PSO
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$83,086	$-	$-	$-	$83,086	33.8%
International	22,781	-	-	-	22,781	9.3%
Real Estate Investment Trusts	5,940	-	-	-	5,940	2.4%
Common Collective Trust -
International	-	7,337	-	-	7,337	3.0%
Subtotal - Equities	111,807	7,337	-	-	119,144	48.5%

Fixed Income:
Common Collective Trust - Debt	-	1,500	-	-	1,500	0.6%
United States Government and
Agency Securities	-	32,313	-	-	32,313	13.2%
Corporate Debt	-	56,239	364	-	56,603	23.0%
Foreign Debt	-	10,890	-	-	10,890	4.4%
State and Local Government	-	2,745	-	-	2,745	1.1%
Other - Asset Backed	-	1,485	-	-	1,485	0.6%
Subtotal - Fixed Income	-	105,172	364	-	105,536	42.9%

Real Estate	-	-	9,329	-	9,329	3.8%

Alternative Investments	-	-	9,159	-	9,159	3.7%
Securities Lending	-	12,267	-	-	12,267	5.0%
Securities Lending Collateral (a)	-	-	-	(13,467)	(13,467)	(5.5)%

Cash and Cash Equivalents	-	5,299	-	-	5,299	2.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	(1,498)	(1,498)	(0.6)%

Total	$111,807	$130,075	$18,852	$(14,965)	$245,769	100.0%

SWEPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$86,499	$-	$-	$-	$86,499	33.8%
International	23,716	-	-	-	23,716	9.3%
Real Estate Investment Trusts	6,184	-	-	-	6,184	2.4%
Common Collective Trust -
International	-	7,638	-	-	7,638	3.0%
Subtotal - Equities	116,399	7,638	-	-	124,037	48.5%

Fixed Income:
Common Collective Trust - Debt	-	1,561	-	-	1,561	0.6%
United States Government and
Agency Securities	-	33,640	-	-	33,640	13.2%
Corporate Debt	-	58,549	379	-	58,928	23.0%
Foreign Debt	-	11,337	-	-	11,337	4.4%
State and Local Government	-	2,857	-	-	2,857	1.1%
Other - Asset Backed	-	1,546	-	-	1,546	0.6%
Subtotal - Fixed Income	-	109,490	379	-	109,869	42.9%

Real Estate	-	-	9,712	-	9,712	3.8%

Alternative Investments	-	-	9,535	-	9,535	3.7%
Securities Lending	-	12,771	-	-	12,771	5.0%
Securities Lending Collateral (a)	-	-	-	(14,020)	(14,020)	(5.5)%

Cash and Cash Equivalents	-	5,517	-	-	5,517	2.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	(1,560)	(1,560)	(0.6)%

Total	$116,399	$135,416	$19,626	$(15,580)	$255,861	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay cash collateral received as part of the Securities Lending Program.
(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following tables set forth a reconciliation of changes in the fair value of assets classified as Level 3 in the fair value hierarchy by Registrant Subsidiary for pension assets:

	Corporate	Real	Alternative	Total
APCo	Debt	Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2011	$-	$11,060	$17,281	$28,341
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	-	2,952	1,142	4,094
Relating to Assets Sold During the Period	-	-	392	392
Purchases and Sales	-	7,654	2,454	10,108
Transfers into Level 3	846	-	-	846
Transfers out of Level 3	-	-	-	-
Balance as of December 31, 2011	$846	$21,666	$21,269	$43,781

	Corporate	Real	Alternative	Total
I&M	Debt	Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2011	$-	$9,742	$15,220	$24,962
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	-	2,612	1,019	3,631
Relating to Assets Sold During the Period	-	-	350	350
Purchases and Sales	-	6,775	2,190	8,965
Transfers into Level 3	747	-	-	747
Transfers out of Level 3	-	-	-	-
Balance as of December 31, 2011	$747	$19,129	$18,779	$38,655

	Corporate		Alternative	Total
OPCo	Debt	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2011	$-	$17,239	$26,933	$44,172
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	-	4,985	2,167	7,152
Relating to Assets Sold During the Period	-	-	744	744
Purchases and Sales	-	12,924	4,661	17,585
Transfers into Level 3	1,372	-	-	1,372
Transfers out of Level 3	-	-	-	-
Balance as of December 31, 2011	$1,372	$35,148	$34,505	$71,025

	Corporate	Real	Alternative	Total
PSO	Debt	Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2011	$-	$4,606	$7,197	$11,803
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	-	1,314	561	1,875
Relating to Assets Sold During the Period	-	-	193	193
Purchases and Sales	-	3,409	1,208	4,617
Transfers into Level 3	364	-	-	364
Transfers out of Level 3	-	-	-	-
Balance as of December 31, 2011	$364	$9,329	$9,159	$18,852

	Corporate	Real	Alternative	Total
SWEPCo	Debt	Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2011	$-	$4,844	$7,569	$12,413
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	-	1,355	563	1,918
Relating to Assets Sold During the Period	-	-	194	194
Purchases and Sales	-	3,513	1,209	4,722
Transfers into Level 3	379	-	-	379
Transfers out of Level 3	-	-	-	-
Balance as of December 31, 2011	$379	$9,712	$9,535	$19,626

The following tables present the classification of OPEB plan assets within the fair value hierarchy by Registrant Subsidiary at December 31, 2011:

APCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$56,670	$-	$-	$-	$56,670	24.7%
International	61,982	-	-	-	61,982	27.0%
Common Collective Trust -
Global	-	16,159	-	-	16,159	7.0%
Subtotal - Equities	118,652	16,159	-	-	134,811	58.7%

Fixed Income:
Common Collective Trust - Debt	-	11,279	-	-	11,279	4.9%
United States Government and
Agency Securities	-	13,165	-	-	13,165	5.7%
Corporate Debt	-	24,792	-	-	24,792	10.8%
Foreign Debt	-	5,256	-	-	5,256	2.3%
State and Local Government	-	1,371	-	-	1,371	0.6%
Other - Asset Backed	-	312	-	-	312	0.1%
Subtotal - Fixed Income	-	56,175	-	-	56,175	24.4%

Trust Owned Life Insurance:
International Equities	-	7,533	-	-	7,533	3.3%
United States Bonds	-	25,719	-	-	25,719	11.2%

Cash and Cash Equivalents	2,739	3,816	-	-	6,555	2.9%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	(1,058)	(1,058)	(0.5)%

Total	$121,391	$109,402	$-	$(1,058)	$229,735	100.0%

I&M
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$44,707	$-	$-	$-	$44,707	24.7%
International	48,897	-	-	-	48,897	27.0%
Common Collective Trust -
Global	-	12,748	-	-	12,748	7.0%
Subtotal - Equities	93,604	12,748	-	-	106,352	58.7%

Fixed Income:
Common Collective Trust - Debt	-	8,898	-	-	8,898	4.9%
United States Government and
Agency Securities	-	10,386	-	-	10,386	5.7%
Corporate Debt	-	19,558	-	-	19,558	10.8%
Foreign Debt	-	4,146	-	-	4,146	2.3%
State and Local Government	-	1,082	-	-	1,082	0.6%
Other - Asset Backed	-	246	-	-	246	0.1%
Subtotal - Fixed Income	-	44,316	-	-	44,316	24.4%

Trust Owned Life Insurance:
International Equities	-	5,943	-	-	5,943	3.3%
United States Bonds	-	20,290	-	-	20,290	11.2%

Cash and Cash Equivalents	2,161	3,010	-	-	5,171	2.9%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	(835)	(835)	(0.5)%

Total	$95,765	$86,307	$-	$(835)	$181,237	100.0%

OPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$76,921	$-	$-	$-	$76,921	24.7%
International	84,133	-	-	-	84,133	27.0%
Common Collective Trust -
Global	-	21,934	-	-	21,934	7.0%
Subtotal Equities	161,054	21,934	-	-	182,988	58.7%

Fixed Income:
Common Collective Trust - Debt	-	15,310	-	-	15,310	4.9%
United States Government and
Agency Securities	-	17,870	-	-	17,870	5.7%
Corporate Debt	-	33,652	-	-	33,652	10.8%
Foreign Debt	-	7,134	-	-	7,134	2.3%
State and Local Government	-	1,861	-	-	1,861	0.6%
Other - Asset Backed	-	424	-	-	424	0.1%
Subtotal Fixed Income	-	76,251	-	-	76,251	24.4%

Trust Owned Life Insurance:
International Equities	-	10,225	-	-	10,225	3.3%
United States Bonds	-	34,910	-	-	34,910	11.2%

Cash and Cash Equivalents	3,718	5,180	-	-	8,898	2.9%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	(1,436)	(1,436)	(0.5)%

Total	$164,772	$148,500	$-	$(1,436)	$311,836	100.0%

PSO
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$20,497	$-	$-	$-	$20,497	24.7%
International	22,417	-	-	-	22,417	27.0%
Common Collective Trust -
Global	-	5,844	-	-	5,844	7.0%
Subtotal - Equities	42,914	5,844	-	-	48,758	58.7%

Fixed Income:
Common Collective Trust - Debt	-	4,079	-	-	4,079	4.9%
United States Government and
Agency Securities	-	4,762	-	-	4,762	5.7%
Corporate Debt	-	8,967	-	-	8,967	10.8%
Foreign Debt	-	1,901	-	-	1,901	2.3%
State and Local Government	-	496	-	-	496	0.6%
Other - Asset Backed	-	113	-	-	113	0.1%
Subtotal - Fixed Income	-	20,318	-	-	20,318	24.4%

Trust Owned Life Insurance:
International Equities	-	2,724	-	-	2,724	3.3%
United States Bonds	-	9,302	-	-	9,302	11.2%

Cash and Cash Equivalents	991	1,380	-	-	2,371	2.9%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	(383)	(383)	(0.5)%

Total	$43,905	$39,568	$-	$(383)	$83,090	100.0%

SWEPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$23,770	$-	$-	$-	$23,770	24.7%
International	25,999	-	-	-	25,999	27.0%
Common Collective Trust -
Global	-	6,778	-	-	6,778	7.0%
Subtotal - Equities	49,769	6,778	-	-	56,547	58.7%

Fixed Income:
Common Collective Trust - Debt	-	4,731	-	-	4,731	4.9%
United States Government and
Agency Securities	-	5,522	-	-	5,522	5.7%
Corporate Debt	-	10,399	-	-	10,399	10.8%
Foreign Debt	-	2,205	-	-	2,205	2.3%
State and Local Government	-	575	-	-	575	0.6%
Other - Asset Backed	-	131	-	-	131	0.1%
Subtotal - Fixed Income	-	23,563	-	-	23,563	24.4%

Trust Owned Life Insurance:
International Equities	-	3,160	-	-	3,160	3.3%
United States Bonds	-	10,788	-	-	10,788	11.2%

Cash and Cash Equivalents	1,149	1,601	-	-	2,750	2.9%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	(444)	(444)	(0.5)%

Total	$50,918	$45,890	$-	$(444)	$96,364	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following tables present the classification of pension plan assets within the fair value hierarchy by Registrant Subsidiary at December 31, 2010:

APCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$179,421	$366	$-	$-	$179,787	35.1%
International	53,559	-	-	-	53,559	10.4%
Real Estate Investment Trusts	14,932	-	-	-	14,932	2.9%
Common Collective Trust -
International	-	21,619	-	-	21,619	4.2%
Subtotal - Equities	247,912	21,985	-	-	269,897	52.6%

Fixed Income:
United States Government and
Agency Securities	-	84,280	-	-	84,280	16.4%
Corporate Debt	-	89,296	-	-	89,296	17.4%
Foreign Debt	-	16,900	-	-	16,900	3.3%
State and Local Government	-	3,021	-	-	3,021	0.6%
Other - Asset Backed	-	6,798	-	-	6,798	1.3%
Subtotal - Fixed Income	-	200,295	-	-	200,295	39.0%

Real Estate	-	-	11,060	-	11,060	2.2%

Alternative Investments	-	-	17,281	-	17,281	3.4%
Securities Lending	-	33,804	-	-	33,804	6.6%
Securities Lending Collateral (a)	-	-	-	(36,664)	(36,664)	(7.1)%

Cash and Cash Equivalents (b)	-	16,870	-	212	17,082	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	81	81	-%

Total	$247,912	$272,954	$28,341	$(36,371)	$512,836	100.0%

I&M
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$158,027	$323	$-	$-	$158,350	35.1%
International	47,173	-	-	-	47,173	10.4%
Real Estate Investment Trusts	13,152	-	-	-	13,152	2.9%
Common Collective Trust -
International	-	19,041	-	-	19,041	4.2%
Subtotal - Equities	218,352	19,364	-	-	237,716	52.6%

Fixed Income:
United States Government and
Agency Securities	-	74,231	-	-	74,231	16.4%
Corporate Debt	-	78,649	-	-	78,649	17.4%
Foreign Debt	-	14,885	-	-	14,885	3.3%
State and Local Government	-	2,661	-	-	2,661	0.6%
Other - Asset Backed	-	5,987	-	-	5,987	1.3%
Subtotal - Fixed Income	-	176,413	-	-	176,413	39.0%

Real Estate	-	-	9,742	-	9,742	2.2%

Alternative Investments	-	-	15,220	-	15,220	3.4%
Securities Lending	-	29,773	-	-	29,773	6.6%
Securities Lending Collateral (a)	-	-	-	(32,292)	(32,292)	(7.1)%

Cash and Cash Equivalents (b)	-	14,859	-	186	15,045	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	71	71	-%

Total	$218,352	$240,409	$24,962	$(32,035)	$451,688	100.0%

OPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$279,635	$571	$-	$-	$280,206	35.1%
International	83,473	-	-	-	83,473	10.4%
Real Estate Investment Trusts	23,273	-	-	-	23,273	2.9%
Common Collective Trust -
International	-	33,695	-	-	33,695	4.2%
Subtotal - Equities	386,381	34,266	-	-	420,647	52.6%

Fixed Income:
United States Government and
Agency Securities	-	131,355	-	-	131,355	16.4%
Corporate Debt	-	139,172	-	-	139,172	17.4%
Foreign Debt	-	26,340	-	-	26,340	3.3%
State and Local Government	-	4,708	-	-	4,708	0.6%
Other - Asset Backed	-	10,594	-	-	10,594	1.3%
Subtotal - Fixed Income	-	312,169	-	-	312,169	39.0%

Real Estate	-	-	17,239	-	17,239	2.2%

Alternative Investments	-	-	26,933	-	26,933	3.4%
Securities Lending	-	52,686	-	-	52,686	6.6%
Securities Lending Collateral (a)	-	-	-	(57,142)	(57,142)	(7.1)%

Cash and Cash Equivalents (b)	-	26,293	-	330	26,623	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	126	126	-%

Total	$386,381	$425,414	$44,172	$(56,686)	$799,281	100.0%

PSO
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$74,721	$153	$-	$-	$74,874	35.1%
International	22,305	-	-	-	22,305	10.4%
Real Estate Investment Trusts	6,219	-	-	-	6,219	2.9%
Common Collective Trust -
International	-	9,004	-	-	9,004	4.2%
Subtotal - Equities	103,245	9,157	-	-	112,402	52.6%

Fixed Income:
United States Government and
Agency Securities	-	35,099	-	-	35,099	16.4%
Corporate Debt	-	37,188	-	-	37,188	17.4%
Foreign Debt	-	7,038	-	-	7,038	3.3%
State and Local Government	-	1,258	-	-	1,258	0.6%
Other - Asset Backed	-	2,831	-	-	2,831	1.3%
Subtotal - Fixed Income	-	83,414	-	-	83,414	39.0%

Real Estate	-	-	4,606	-	4,606	2.2%

Alternative Investments	-	-	7,197	-	7,197	3.4%
Securities Lending	-	14,078	-	-	14,078	6.6%
Securities Lending Collateral (a)	-	-	-	(15,269)	(15,269)	(7.1)%

Cash and Cash Equivalents (b)	-	7,026	-	88	7,114	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	34	34	-%

Total	$103,245	$113,675	$11,803	$(15,147)	$213,576	100.0%

SWEPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$78,585	$160	$-	$-	$78,745	35.1%
International	23,458	-	-	-	23,458	10.4%
Real Estate Investment Trusts	6,540	-	-	-	6,540	2.9%
Common Collective Trust -
International	-	9,469	-	-	9,469	4.2%
Subtotal - Equities	108,583	9,629	-	-	118,212	52.6%

Fixed Income:
United States Government and
Agency Securities	-	36,914	-	-	36,914	16.4%
Corporate Debt	-	39,111	-	-	39,111	17.4%
Foreign Debt	-	7,402	-	-	7,402	3.3%
State and Local Government	-	1,323	-	-	1,323	0.6%
Other - Asset Backed	-	2,977	-	-	2,977	1.3%
Subtotal - Fixed Income	-	87,727	-	-	87,727	39.0%

Real Estate	-	-	4,844	-	4,844	2.2%

Alternative Investments	-	-	7,569	-	7,569	3.4%
Securities Lending	-	14,806	-	-	14,806	6.6%
Securities Lending Collateral (a)	-	-	-	(16,058)	(16,058)	(7.1)%

Cash and Cash Equivalents (b)	-	7,389	-	93	7,482	3.3%
Other - Pending Transactions and
Accrued Income (c)	-	-	-	36	36	-%

Total	$108,583	$119,551	$12,413	$(15,929)	$224,618	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay cash collateral received as part of the Securities Lending Program.
(b)	Amounts in "Other" column primarily represent foreign currency holdings.
(c)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following tables set forth a reconciliation of changes in the fair value of real estate and alternative investments classified as Level 3 in the fair value hierarchy for pension assets by Registrant Subsidiary:

		Alternative	Total
APCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$12,623	$14,739	$27,362
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(1,563)	412	(1,151)
Relating to Assets Sold During the Period	-	134	134
Purchases and Sales	-	1,996	1,996
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$11,060	$17,281	$28,341

		Alternative	Total
I&M	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$10,094	$11,786	$21,880
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(352)	556	204
Relating to Assets Sold During the Period	-	181	181
Purchases and Sales	-	2,697	2,697
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$9,742	$15,220	$24,962

		Alternative	Total
OPCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$20,125	$23,498	$43,623
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(2,886)	557	(2,329)
Relating to Assets Sold During the Period	-	181	181
Purchases and Sales	-	2,697	2,697
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$17,239	$26,933	$44,172

		Alternative	Total
PSO	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$5,770	$6,737	$12,507
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(1,164)	75	(1,089)
Relating to Assets Sold During the Period	-	24	24
Purchases and Sales	-	361	361
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$4,606	$7,197	$11,803

		Alternative	Total
SWEPCo	Real Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2010	$5,654	$6,602	$12,256
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	(810)	156	(654)
Relating to Assets Sold During the Period	-	51	51
Purchases and Sales	-	760	760
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2010	$4,844	$7,569	$12,413

The following tables present the classification of OPEB plan assets within the fair value hierarchy by Registrant Subsidiary at December 31, 2010:

APCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$97,469	$-	$-	$-	$97,469	40.0%
International	36,792	-	-	-	36,792	15.1%
Common Collective Trust -
Global	-	19,153	-	-	19,153	7.9%
Subtotal - Equities	134,261	19,153	-	-	153,414	63.0%

Fixed Income:
Common Collective Trust - Debt	-	7,966	-	-	7,966	3.3%
United States Government and
Agency Securities	-	15,636	-	-	15,636	6.4%
Corporate Debt	-	18,365	-	-	18,365	7.5%
Foreign Debt	-	4,140	-	-	4,140	1.7%
State and Local Government	-	583	-	-	583	0.2%
Other - Asset Backed	-	158	-	-	158	0.1%
Subtotal - Fixed Income	-	46,848	-	-	46,848	19.2%

Trust Owned Life Insurance:
International Equities	-	8,189	-	-	8,189	3.3%
United States Bonds	-	27,130	-	-	27,130	11.1%

Cash and Cash Equivalents (a)	3,422	4,179	-	143	7,744	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	446	446	0.2%

Total	$137,683	$105,499	$-	$589	$243,771	100.0%

I&M
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$75,446	$-	$-	$-	$75,446	40.0%
International	28,479	-	-	-	28,479	15.1%
Common Collective Trust -
Global	-	14,825	-	-	14,825	7.9%
Subtotal - Equities	103,925	14,825	-	-	118,750	63.0%

Fixed Income:
Common Collective Trust - Debt	-	6,166	-	-	6,166	3.3%
United States Government and
Agency Securities	-	12,103	-	-	12,103	6.4%
Corporate Debt	-	14,215	-	-	14,215	7.5%
Foreign Debt	-	3,204	-	-	3,204	1.7%
State and Local Government	-	452	-	-	452	0.2%
Other - Asset Backed	-	122	-	-	122	0.1%
Subtotal - Fixed Income	-	36,262	-	-	36,262	19.2%

Trust Owned Life Insurance:
International Equities	-	6,338	-	-	6,338	3.3%
United States Bonds	-	21,000	-	-	21,000	11.1%

Cash and Cash Equivalents (a)	2,649	3,234	-	111	5,994	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	346	346	0.2%

Total	$106,574	$81,659	$-	$457	$188,690	100.0%

OPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$133,225	$-	$-	$-	$133,225	40.0%
International	50,290	-	-	-	50,290	15.1%
Common Collective Trust -
Global	-	26,179	-	-	26,179	7.9%
Subtotal - Equities	183,515	26,179	-	-	209,694	63.0%

Fixed Income:
Common Collective Trust - Debt	-	10,889	-	-	10,889	3.3%
United States Government and
Agency Securities	-	21,372	-	-	21,372	6.4%
Corporate Debt	-	25,102	-	-	25,102	7.5%
Foreign Debt	-	5,658	-	-	5,658	1.7%
State and Local Government	-	797	-	-	797	0.2%
Other - Asset Backed	-	216	-	-	216	0.1%
Subtotal - Fixed Income	-	64,034	-	-	64,034	19.2%

Trust Owned Life Insurance:
International Equities	-	11,192	-	-	11,192	3.3%
United States Bonds	-	37,082	-	-	37,082	11.1%

Cash and Cash Equivalents (a)	4,678	5,712	-	195	10,585	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	611	611	0.2%

Total	$188,193	$144,199	$-	$806	$333,198	100.0%

PSO
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$33,555	$-	$-	$-	$33,555	40.0%
International	12,666	-	-	-	12,666	15.1%
Common Collective Trust -
Global	-	6,593	-	-	6,593	7.9%
Subtotal - Equities	46,221	6,593	-	-	52,814	63.0%

Fixed Income:
Common Collective Trust - Debt	-	2,742	-	-	2,742	3.3%
United States Government and
Agency Securities	-	5,382	-	-	5,382	6.4%
Corporate Debt	-	6,322	-	-	6,322	7.5%
Foreign Debt	-	1,425	-	-	1,425	1.7%
State and Local Government	-	201	-	-	201	0.2%
Other - Asset Backed	-	54	-	-	54	0.1%
Subtotal - Fixed Income	-	16,126	-	-	16,126	19.2%

Trust Owned Life Insurance:
International Equities	-	2,819	-	-	2,819	3.3%
United States Bonds	-	9,339	-	-	9,339	11.1%

Cash and Cash Equivalents (a)	1,178	1,438	-	49	2,665	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	154	154	0.2%

Total	$47,399	$36,315	$-	$203	$83,917	100.0%

SWEPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$37,225	$-	$-	$-	$37,225	40.0%
International	14,051	-	-	-	14,051	15.1%
Common Collective Trust -
Global	-	7,314	-	-	7,314	7.9%
Subtotal - Equities	51,276	7,314	-	-	58,590	63.0%

Fixed Income:
Common Collective Trust - Debt	-	3,042	-	-	3,042	3.3%
United States Government and
Agency Securities	-	5,971	-	-	5,971	6.4%
Corporate Debt	-	7,014	-	-	7,014	7.5%
Foreign Debt	-	1,581	-	-	1,581	1.7%
State and Local Government	-	223	-	-	223	0.2%
Other - Asset Backed	-	60	-	-	60	0.1%
Subtotal - Fixed Income	-	17,891	-	-	17,891	19.2%

Trust Owned Life Insurance:
International Equities	-	3,127	-	-	3,127	3.3%
United States Bonds	-	10,361	-	-	10,361	11.1%

Cash and Cash Equivalents (a)	1,307	1,596	-	55	2,958	3.2%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	170	170	0.2%

Total	$52,583	$40,289	$-	$225	$93,097	100.0%

(a)	Amounts in "Other" column primarily represent foreign currency holdings.
(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

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

Accumulated Benefit Obligation	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Qualified Pension Plan	$672,967	$569,855	$1,005,608	$269,230	$269,809
Nonqualified Pension Plans	234	168	821	1,368	1,223
Total as of December 31, 2011	$673,201	$570,023	$1,006,429	$270,598	$271,032

Accumulated Benefit Obligation	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Qualified Pension Plan	$646,513	$551,702	$973,802	$261,535	$260,838
Nonqualified Pension Plans	221	994	799	1,326	1,133
Total as of December 31, 2010	$646,734	$552,696	$974,601	$262,861	$261,971

For the underfunded pension plans that had an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets of these plans at December 31, 2011 and 2010 were as follows:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Projected Benefit Obligation	$681,450	$581,677	$1,020,890	$277,448	$277,594

Accumulated Benefit Obligation	$673,201	$570,023	$1,006,429	$270,598	$271,032
Fair Value of Plan Assets	570,756	503,926	925,939	245,769	255,861
Underfunded Accumulated Benefit
Obligation as of December 31, 2011	$(102,445)	$(66,097)	$(80,490)	$(24,829)	$(15,171)

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Projected Benefit Obligation	$652,219	$560,982	$984,089	$268,180	$267,206

Accumulated Benefit Obligation	$646,734	$552,696	$974,601	$262,861	$261,971
Fair Value of Plan Assets	512,836	451,688	799,281	213,576	224,618
Underfunded Accumulated Benefit
Obligation as of December 31, 2010	$(133,898)	$(101,008)	$(175,320)	$(49,285)	$(37,353)

Estimated Future Benefit Payments and Contributions

The estimated pension benefit payments for the unfunded plan and contributions to the trust are at least the minimum amount required by the Employee Retirement Income Security Act plus payment of unfunded nonqualified benefits.  For the qualified pension plan, additional discretionary contributions may be made to the trust to maintain the funded status of the plan.  The contributions to the OPEB plans are generally based on the amount of the OPEB plans’ periodic benefit costs for accounting purposes as provided in agreements with state regulatory authorities, plus the additional discretionary contribution of the Medicare subsidy receipts.  The following table provides the estimated contributions and payments by Registrant Subsidiary for 2012:

		Other Postretirement
Company	Pension Plans	Benefit Plans
	(in thousands)
APCo	$33,442	$16,775
I&M	23,938	13,465
OPCo	39,095	19,705
PSO	11,612	5,982
SWEPCo	9,089	7,089

The tables below reflect the total benefits expected to be paid from the plan or from the Registrant Subsidiary’s assets.  The payments include the participants’ contributions to the plan for their share of the cost.  In December 2011, the prescription drug plan was amended for certain participants.  The impact of the change is reflected in the Benefit Plan Obligation table as a plan amendment.  As a result of this amendment to the plan, the Medicare subsidy receipts in the following table are reduced from prior published estimates.  Future benefit payments are dependent on the number of employees retiring, whether the retiring employees elect to receive pension benefits as annuities or as lump sum distributions, future integration of the benefit plans with changes to Medicare and other legislation, future levels of interest rates and variances in actuarial results.  The estimated payments for the pension benefits and OPEB are as follows:

Pension Plans	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2012	$44,506	$34,963	$69,978	$19,989	$19,329
2013	45,202	35,686	72,422	20,472	20,281
2014	47,192	37,289	76,712	22,199	22,080
2015	46,327	37,831	75,063	22,020	22,288
2016	48,178	39,781	75,042	21,847	22,331
Years 2017 to 2021, in Total	248,647	213,381	371,555	113,723	115,691

Other Postretirement Benefit Plans: Benefit Payments	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2012	$27,515	$17,849	$36,517	$7,833	$8,302
2013	27,741	18,289	36,412	8,120	8,628
2014	28,782	19,085	37,271	8,438	9,179
2015	29,668	20,117	38,306	8,934	9,598
2016	30,657	21,358	39,774	9,467	10,214
Years 2017 to 2021, in Total	168,810	123,258	218,695	54,491	61,146

Other Postretirement Benefit Plans: Medicare Subsidy Receipts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2012	$1,777	$1,096	$2,276	$618	$586
2013	272	28	43	-	-
2014	287	27	48	-	-
2015	298	26	59	-	-
2016	307	26	67	-	-
Years 2017 to 2021, in Total	1,578	110	536	-	-

Components of Net Periodic Benefit Cost

The following tables provide the components of net periodic benefit cost by Registrant Subsidiary for the years ended December 31, 2011, 2010 and 2009:

				Other Postretirement
APCo	Pension Plans			Benefit Plans
	Years Ended December 31,
	2011	2010	2009	2011	2010	2009
	(in thousands)
Service Cost	$7,199	$12,908	$12,689	$4,983	$5,722	$5,142
Interest Cost	32,293	33,956	34,050	19,468	20,300	19,710
Expected Return on Plan Assets	(41,833)	(43,805)	(44,885)	(17,985)	(17,628)	(13,531)
Amortization of Transition Obligation	-	-	-	1,167	5,244	5,244
Amortization of Prior Service Cost (Credit)	917	917	917	(171)	-	-
Amortization of Net Actuarial Loss	16,570	11,842	7,688	5,839	5,410	7,666
Net Periodic Benefit Cost	15,146	15,818	10,459	13,301	19,048	24,231
Capitalized Portion	(5,604)	(6,058)	(3,661)	(4,921)	(7,295)	(8,481)
Net Periodic Benefit Cost Recognized as
Expense	$9,542	$9,760	$6,798	$8,380	$11,753	$15,750

				Other Postretirement
I&M	Pension Plans			Benefit Plans
	Years Ended December 31,
	2011	2010	2009	2011	2010	2009
	(in thousands)
Service Cost	$9,447	$15,284	$14,002	$6,119	$6,750	$5,990
Interest Cost	27,726	29,085	28,520	13,610	14,164	13,675
Expected Return on Plan Assets	(36,856)	(35,040)	(35,733)	(13,886)	(13,397)	(10,259)
Amortization of Transition Obligation	-	-	-	188	2,814	2,814
Amortization of Prior Service Cost (Credit)	744	744	744	(237)	-	-
Amortization of Net Actuarial Loss	14,144	10,065	6,406	3,566	3,526	5,213
Net Periodic Benefit Cost	15,205	20,138	13,939	9,360	13,857	17,433
Capitalized Portion	(3,163)	(4,028)	(2,732)	(1,947)	(2,771)	(3,417)
Net Periodic Benefit Cost Recognized as
Expense	$12,042	$16,110	$11,207	$7,413	$11,086	$14,016
				Other Postretirement
OPCo	Pension Plans			Benefit Plans
	Years Ended December 31,
	2011	2010	2009	2011	2010	2009
	(in thousands)
Service Cost	$10,230	$17,254	$16,538	$7,827	$8,187	$7,347
Interest Cost	48,350	51,900	52,629	25,497	26,498	25,818
Expected Return on Plan Assets	(65,464)	(69,077)	(71,554)	(24,514)	(24,092)	(18,685)
Curtailment	-	-	-	605	-	-
Amortization of Transition Obligation	-	-	-	150	6,642	6,643
Amortization of Prior Service Cost (Credit)	1,474	1,474	1,475	(212)	-	-
Amortization of Net Actuarial Loss	24,828	18,150	11,931	7,298	6,877	9,988
Net Periodic Benefit Cost	19,418	19,701	11,019	16,651	24,112	31,111
Capitalized Portion	(6,932)	(6,843)	(3,901)	(5,944)	(8,334)	(10,913)
Net Periodic Benefit Cost Recognized as
Expense	$12,486	$12,858	$7,118	$10,707	$15,778	$20,198

				Other Postretirement
PSO	Pension Plans			Benefit Plans
	Years Ended December 31,
	2011	2010	2009	2011	2010	2009
	(in thousands)
Service Cost	$5,760	$6,052	$5,744	$2,621	$2,815	$2,522
Interest Cost	13,285	14,888	15,369	6,046	6,360	6,154
Expected Return on Plan Assets	(17,464)	(19,739)	(20,438)	(6,264)	(6,110)	(4,695)
Amortization of Transition Obligation	-	-	-	-	2,805	2,805
Amortization of Prior Service Credit	(950)	(950)	(1,082)	(75)	-	-
Amortization of Net Actuarial Loss	6,757	5,188	3,487	1,553	1,573	2,348
Net Periodic Benefit Cost	7,388	5,439	3,080	3,881	7,443	9,134
Capitalized Portion	(2,379)	(1,806)	(1,087)	(1,249)	(2,471)	(3,224)
Net Periodic Benefit Cost Recognized as
Expense	$5,009	$3,633	$1,993	$2,632	$4,972	$5,910

				Other Postretirement
SWEPCo	Pension Plans			Benefit Plans
	Years Ended December 31,
	2011	2010	2009	2011	2010	2009
	(in thousands)
Service Cost	$6,573	$7,046	$6,757	$3,029	$3,108	$2,817
Interest Cost	13,331	15,093	15,557	6,969	6,940	6,735
Expected Return on Plan Assets	(18,380)	(19,489)	(20,083)	(7,200)	(6,646)	(5,120)
Amortization of Transition Obligation	-	-	-	-	2,461	2,461
Amortization of Prior Service Cost (Credit)	(795)	(796)	(916)	258	-	-
Amortization of Net Actuarial Loss	6,759	5,242	3,516	1,785	1,711	2,560
Net Periodic Benefit Cost	7,488	7,096	4,831	4,841	7,574	9,453
Capitalized Portion	(2,636)	(2,406)	(1,546)	(1,704)	(2,568)	(3,025)
Net Periodic Benefit Cost Recognized as
Expense	$4,852	$4,690	$3,285	$3,137	$5,006	$6,428

Estimated amounts expected to be amortized to net periodic benefit costs and the impact on each Registrant Subsidiary’s balance sheet during 2012 are shown in the following tables:

	APCo	I&M	OPCo	PSO	SWEPCo
Pension Plan - Components	(in thousands)
Net Actuarial Loss	$19,816	$16,915	$29,690	$8,074	$8,077
Prior Service Cost (Credit)	475	407	743	(948)	(793)
Total Estimated 2012 Amortization	$20,291	$17,322	$30,433	$7,126	$7,284

Pension Plans -
Expected to be Recorded as
Regulatory Asset	$20,190	$16,303	$16,299	$7,126	$7,284
Deferred Income Taxes	35	357	4,947	-	-
Net of Tax AOCI	66	662	9,187	-	-
Total	$20,291	$17,322	$30,433	$7,126	$7,284

	APCo	I&M	OPCo	PSO	SWEPCo
Other Postretirement Benefit Plans -	(in thousands)
Components
Net Actuarial Loss	$10,671	$7,325	$13,951	$3,296	$3,822
Prior Service Credit	(2,862)	(2,383)	(3,873)	(1,079)	(933)
Transition Obligation	780	132	104	-	-
Total Estimated 2012 Amortization	$8,589	$5,074	$10,182	$2,217	$2,889

Other Postretirement Benefit Plans - Expected to be Recorded as
Regulatory Asset	$3,049	$4,400	$4,565	$2,217	$1,804
Deferred Income Taxes	1,939	236	1,966	-	380
Net of Tax AOCI	3,601	438	3,651	-	705
Total	$8,589	$5,074	$10,182	$2,217	$2,889

American Electric Power System Retirement Savings Plans

The Registrant Subsidiaries participate in an AEP sponsored defined contribution retirement savings plan, the American Electric Power System Retirement Savings Plan, for substantially all employees who are not members of the United Mine Workers of America (UMWA).  This qualified plan offers participants an opportunity to contribute a portion of their pay, includes features under Section 401(k) of the Internal Revenue Code and provides for company matching contributions.  The matching contributions to the plan are 100% of the first 1% of eligible employee contributions and 70% of the next 5% of contributions.

The 2009 contributions below for SWEPCo include a legacy savings plan of an acquired subsidiary.

The following table provides the cost for matching contributions to the retirement savings plans by Registrant Subsidiary for the years ended December 31, 2011, 2010 and 2009:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$7,432	$7,284	$8,673
I&M	9,541	8,969	10,315
OPCo	10,166	9,706	11,640
PSO	3,626	3,505	4,083
SWEPCo	4,438	3,866	5,269

UMWA Benefits

APCo, I&M and OPCo provide UMWA pension, health and welfare benefits for certain unionized mining employees, retirees and their survivors who meet eligibility requirements.  UMWA trustees make final interpretive determinations with regard to all benefits.  The pension benefits are administered by UMWA trustees and contributions are made to their trust funds.  APCo, I&M and OPCo administer the health and welfare benefits and pay them from their general assets.

The UMWA pension benefits are administered through a multiemployer plan that is different from single-employer plans as an employer’s contributions may be used to provide benefits to employees of other participating employers.  Required contributions not made by an employer may result in other employers bearing the unfunded plan obligations, while a withdrawing employer may be subject to a withdrawal liability.  UMWA pension benefits are provided through the United Mine Workers of America 1974 Pension Plan (Employer Identification Number: 52-1050282, Plan Number 002), which under the Pension Protection Act of 2006 (PPA) was in Seriously Endangered Status for the plan years ending June 30, 2011 and 2010, without utilization of extended amortization provisions.  The Plan is required under the PPA to adopt a funding improvement plan by May 25, 2012.  Contributions in 2011, 2010 and 2009, which were made under a collective bargaining agreement that expires December 31, 2012, were immaterial and represent less than 5% of the total contributions in the plan’s latest annual report for the years ended June 30, 2011, 2010 and 2009.  Contributions did not include a surcharge, and there are no minimum contributions for future years.

8.  BUSINESS SEGMENTS

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

9.  DERIVATIVES AND HEDGING

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

The following tables represent the gross notional volume of the Registrant Subsidiaries’ outstanding derivative contracts as of December 31, 2011 and 2010:

Notional Volume of Derivative Instruments
December 31, 2011

Primary Risk	Unit of
Exposure	Measure	APCo	I&M	OPCo	PSO	SWEPCo
		(in thousands)
Commodity:
Power	MWHs	169,459	109,326	229,468	39	49
Coal	Tons	3,714	1,920	8,337	3,574	2,974
Natural Gas	MMBtus	7,923	5,081	10,728	115	145
Heating Oil and
Gasoline	Gallons	1,057	525	1,254	618	569
Interest Rate	USD	$31,029	$19,890	$42,093	$175	$203

Interest Rate and
Foreign Currency	USD	$-	$200,000	$-	$-	$200,069

Notional Volume of Derivative Instruments
December 31, 2010

Primary Risk	Unit of
Exposure	Measure	APCo	I&M	OPCo	PSO	SWEPCo
		(in thousands)
Commodity:
Power	MWHs	194,217	117,862	248,616	21	34
Coal	Tons	11,195	6,571	28,583	4,936	8,777
Natural Gas	MMBtus	2,166	1,302	2,772	15	19
Heating Oil and
Gasoline	Gallons	1,054	521	1,243	616	564
Interest Rate	USD	$9,541	$5,732	$12,656	$609	$793

Interest Rate and
Foreign Currency	USD	$200,000	$-	$-	$200,000	$189

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

The Registrant Subsidiaries’ vehicle fleet is exposed to gasoline and diesel fuel price volatility.  AEPSC, on behalf of the Registrant Subsidiaries, enters into financial heating oil and gasoline derivative contracts in order to mitigate price risk of future fuel purchases.  For disclosure purposes, these contracts are included with other hedging activities as “Commodity.”  The Registrant Subsidiaries do not hedge all fuel price risk.

AEPSC, on behalf of the Registrant Subsidiaries, enters into a variety of interest rate derivative transactions in order to manage interest rate risk exposure.  Some interest rate derivative transactions effectively modify exposure to interest rate risk by converting a portion of floating-rate debt to a fixed rate.  AEPSC, on behalf of the Registrant Subsidiaries, also enters into interest rate derivative contracts to manage interest rate exposure related to future borrowings of fixed-rate debt.  The forecasted fixed-rate debt offerings have a high probability of occurrence as the proceeds will be used to fund existing debt maturities and projected capital expenditures.  The Registrant Subsidiaries do not hedge all interest rate exposure.

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

According to the accounting guidance for “Derivatives and Hedging,” the Registrant Subsidiaries reflect the fair values of derivative instruments subject to netting agreements with the same counterparty net of related cash collateral.  For certain risk management contracts, the Registrant Subsidiaries are required to post or receive cash collateral based on third party contractual agreements and risk profiles.  For the December 31, 2011 and 2010 balance sheets, the Registrant Subsidiaries netted cash collateral received from third parties against short-term and long-term risk management assets and cash collateral paid to third parties against short-term and long-term risk management liabilities as follows:

	December 31,
	2011		2010
	Cash Collateral	Cash Collateral	Cash Collateral	Cash Collateral
	Received	Paid	Received	Paid
	Netted Against	Netted Against	Netted Against	Netted Against
	Risk Management	Risk Management	Risk Management	Risk Management
Company	Assets	Liabilities	Assets	Liabilities
	(in thousands)
APCo	$4,291	$28,964	$1,809	$16,229
I&M	2,752	18,547	1,087	9,757
OPCo	5,810	39,183	2,314	20,908
PSO	53	130	-	44
SWEPCo	66	124	-	72

The following tables represent the gross fair value of the Registrant Subsidiaries’ derivative activity on the balance sheets as of December 31, 2011 and 2010:

Fair Value of Derivative Instruments
December 31, 2011

APCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in thousands)
Current Risk Management Assets	$232,784	$1,040	$-	$(194,179)	$39,645
Long-term Risk Management Assets	99,751	90	-	(60,615)	39,226
Total Assets	332,535	1,130	-	(254,794)	78,871

Current Risk Management Liabilities	235,354	2,767	-	(211,515)	26,606
Long-term Risk Management Liabilities	82,058	350	-	(69,485)	12,923
Total Liabilities	317,412	3,117	-	(281,000)	39,529

Total MTM Derivative Contract Net
Assets (Liabilities)	$15,123	$(1,987)	$-	$26,206	$39,342

Fair Value of Derivative Instruments
December 31, 2010

APCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in thousands)
Current Risk Management Assets	$267,702	$1,956	$11,888	$(228,304)	$53,242
Long-term Risk Management Assets	79,560	714	-	(41,854)	38,420
Total Assets	347,262	2,670	11,888	(270,158)	91,662

Current Risk Management Liabilities	262,027	2,363	-	(236,397)	27,993
Long-term Risk Management Liabilities	61,724	701	-	(51,552)	10,873
Total Liabilities	323,751	3,064	-	(287,949)	38,866

Total MTM Derivative Contract Net
Assets (Liabilities)	$23,511	$(394)	$11,888	$17,791	$52,796

Fair Value of Derivative Instruments
December 31, 2011

I&M
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in thousands)
Current Risk Management Assets	$154,628	$667	$-	$(123,143)	$32,152
Long-term Risk Management Assets	68,047	58	-	(38,743)	29,362
Total Assets	222,675	725	-	(161,886)	61,514

Current Risk Management Liabilities	149,466	1,747	-	(134,233)	16,980
Long-term Risk Management Liabilities	52,441	224	10,637	(44,431)	18,871
Total Liabilities	201,907	1,971	10,637	(178,664)	35,851

Total MTM Derivative Contract Net
Assets (Liabilities)	$20,768	$(1,246)	$(10,637)	$16,778	$25,663

Fair Value of Derivative Instruments
December 31, 2010

I&M
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in thousands)
Current Risk Management Assets	$162,896	$1,151	$-	$(136,521)	$27,526
Long-term Risk Management Assets	56,154	429	-	(25,098)	31,485
Total Assets	219,050	1,580	-	(161,619)	59,011

Current Risk Management Liabilities	156,750	1,421	-	(141,386)	16,785
Long-term Risk Management Liabilities	37,039	421	-	(30,930)	6,530
Total Liabilities	193,789	1,842	-	(172,316)	23,315

Total MTM Derivative Contract Net
Assets (Liabilities)	$25,261	$(262)	$-	$10,697	$35,696

Fair Value of Derivative Instruments
December 31, 2011

OPCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in thousands)
Current Risk Management Assets	$325,904	$1,409	$-	$(273,020)	$54,293
Long-term Risk Management Assets	136,519	122	-	(83,027)	53,614
Total Assets	462,423	1,531	-	(356,047)	107,907

Current Risk Management Liabilities	329,307	3,712	-	(296,458)	36,561
Long-term Risk Management Liabilities	112,454	474	-	(95,038)	17,890
Total Liabilities	441,761	4,186	-	(391,496)	54,451

Total MTM Derivative Contract Net
Assets (Liabilities)	$20,662	$(2,655)	$-	$35,449	$53,456

Fair Value of Derivative Instruments
December 31, 2010

OPCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in thousands)
Current Risk Management Assets	$412,637	$2,480	$-	$(360,570)	$54,547
Long-term Risk Management Assets	108,946	915	-	(59,760)	50,101
Total Assets	521,583	3,395	-	(420,330)	104,648

Current Risk Management Liabilities	406,175	3,025	-	(371,067)	38,133
Long-term Risk Management Liabilities	85,901	897	-	(72,172)	14,626
Total Liabilities	492,076	3,922	-	(443,239)	52,759

Total MTM Derivative Contract Net
Assets (Liabilities)	$29,507	$(527)	$-	$22,909	$51,889

Fair Value of Derivative Instruments
December 31, 2011

PSO
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in thousands)
Current Risk Management Assets	$6,980	$-	$-	$(6,415)	$565
Long-term Risk Management Assets	914	-	-	(600)	314
Total Assets	7,894	-	-	(7,015)	879

Current Risk Management Liabilities	7,665	107	-	(6,492)	1,280
Long-term Risk Management Liabilities	1,930	-	-	(600)	1,330
Total Liabilities	9,595	107	-	(7,092)	2,610

Total MTM Derivative Contract Net
Assets (Liabilities)	$(1,701)	$(107)	$-	$77	$(1,731)

Fair Value of Derivative Instruments
December 31, 2010

PSO
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in thousands)
Current Risk Management Assets	$19,174	$134	$13,558	$(18,641)	$14,225
Long-term Risk Management Assets	1,944	-	-	(1,692)	252
Total Assets	21,118	134	13,558	(20,333)	14,477

Current Risk Management Liabilities	19,607	-	-	(18,685)	922
Long-term Risk Management Liabilities	1,889	-	-	(1,692)	197
Total Liabilities	21,496	-	-	(20,377)	1,119

Total MTM Derivative Contract Net
Assets (Liabilities)	$(378)	$134	$13,558	$44	$13,358

Fair Value of Derivative Instruments
December 31, 2011

SWEPCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in thousands)
Current Risk Management Assets	$6,327	$-	$3	$(5,885)	$445
Long-term Risk Management Assets	818	-	-	(536)	282
Total Assets	7,145	-	3	(6,421)	727

Current Risk Management Liabilities	11,062	97	19,143	(5,943)	24,359
Long-term Risk Management Liabilities	757	-	-	(536)	221
Total Liabilities	11,819	97	19,143	(6,479)	24,580

Total MTM Derivative Contract Net
Assets (Liabilities)	$(4,674)	$(97)	$(19,140)	$58	$(23,853)

Fair Value of Derivative Instruments
December 31, 2010

SWEPCo
	Risk
	Management
	Contracts	Hedging Contracts
			Interest Rate
			and Foreign
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Other (b)	Total
	(in thousands)
Current Risk Management Assets	$33,284	$123	$-	$(32,198)	$1,209
Long-term Risk Management Assets	3,346	-	5	(2,913)	438
Total Assets	36,630	123	5	(35,111)	1,647

Current Risk Management Liabilities	36,338	-	-	(32,271)	4,067
Long-term Risk Management Liabilities	3,250	-	-	(2,912)	338
Total Liabilities	39,588	-	-	(35,183)	4,405

Total MTM Derivative Contract Net
Assets (Liabilities)	$(2,958)	$123	$5	$72	$(2,758)

(a)
Derivative instruments within these categories are reported gross.  These instruments are subject to master netting agreements and are presented on the balance sheets on a net basis in accordance with the accounting guidance for "Derivatives and Hedging.”

(b)
Amounts include counterparty netting of risk management and hedging contracts and associated cash collateral in accordance with the accounting guidance for "Derivatives and Hedging."  Amounts also include de-designated risk management contracts.

The tables below present the Registrant Subsidiaries’ activity of derivative risk management contracts for the years ended December 31, 2011, 2010 and 2009:

Amount of Gain (Loss) Recognized on
Risk Management Contracts
Year Ended December 31, 2011

Location of Gain (Loss)	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and
Distribution Revenues	$2,843	$12,786	$27,292	$297	$547
Sales to AEP Affiliates	154	92	196	3	4
Fuel and Other Consumables Used for
Electric Generation	-	-	(2)	-	-
Regulatory Assets (a)	373	(1,470)	(17,928)	(1,421)	(1,709)
Regulatory Liabilities (a)	2,552	(5,178)	(105)	708	(118)
Total Gain (Loss) on Risk Management
Contracts	$5,922	$6,230	$9,453	$(413)	$(1,276)

Amount of Gain (Loss) Recognized on
Risk Management Contracts
Year Ended December 31, 2010

Location of Gain (Loss)	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and
Distribution Revenues	$5,057	$21,834	$40,893	$3,156	$3,880
Sales to AEP Affiliates	(2,379)	(2,471)	5,043	(794)	(1,523)
Fuel and Other Consumables Used for
Electric Generation	-	-	-	-	-
Regulatory Assets (a)	(372)	(186)	(5,788)	46	(2,902)
Regulatory Liabilities (a)	27,790	8,217	3,451	878	351
Total Gain (Loss) on Risk Management
Contracts	$30,096	$27,394	$43,599	$3,286	$(194)

Amount of Gain (Loss) Recognized on
Risk Management Contracts
Year Ended December 31, 2009

Location of Gain (Loss)	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and
Distribution Revenues	$16,213	$39,188	$59,313	$(94)	$44
Sales to AEP Affiliates	(8,978)	(5,450)	(6,770)	912	750
Fuel and Other Consumables Used for
Electric Generation	-	-	-	-	-
Regulatory Assets (a)	-	(5,837)	(22,065)	(331)	(73)
Regulatory Liabilities (a)	6,908	(2,394)	(7,805)	(1,280)	190
Total Gain (Loss) on Risk Management
Contracts	$14,143	$25,507	$22,673	$(793)	$911

(a)	Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

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

For contracts that have not been designated as part of a hedging relationship, the accounting for changes in fair value depends on whether the derivative instrument is held for trading purposes.  Unrealized and realized gains and losses on derivative instruments held for trading purposes are included in revenues on a net basis on the statements of income.  Unrealized and realized gains and losses on derivative instruments not held for trading purposes are included in revenues or expenses on the statements of income depending on the relevant facts and circumstances.  However, unrealized and some realized gains and losses in regulated jurisdictions (APCo, I&M, PSO, the non-Texas portion of SWEPCo generation and, beginning in the second quarter of 2009, the Texas portion of SWEPCo generation) for both trading and non-trading derivative instruments are recorded as regulatory assets (for losses) or regulatory liabilities (for gains) in accordance with the accounting guidance for “Regulated Operations.”  SWEPCo re-applied the accounting guidance for “Regulated Operations” for the generation portion of SWEPCo’s Texas retail jurisdiction effective the second quarter of 2009.

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

The Registrant Subsidiaries record realized and unrealized gains or losses on interest rate swaps that qualify for fair value hedge accounting treatment and any offsetting changes in the fair value of the debt being hedged in Interest Expense on the statements of income.  During 2011, 2010 and 2009, the Registrant Subsidiaries did not employ any fair value hedging strategies.

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

Realized gains and losses on derivative contracts for the purchase and sale of power, coal, natural gas and heating oil and gasoline designated as cash flow hedges are included in Revenues, Fuel and Other Consumables Used for Electric Generation or Purchased Electricity for Resale on the statements of income or in Regulatory Assets or Regulatory Liabilities on the balance sheets, depending on the specific nature of the risk being hedged.  During 2011, 2010 and 2009, APCo, I&M and OPCo designated commodity derivatives as cash flow hedges.

The Registrant Subsidiaries reclassify gains and losses on financial fuel derivative contracts designated as cash flow hedges from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Other Operation expense, Maintenance expense or Depreciation and Amortization expense, as it relates to capital projects, on the statements of income.  During 2011, 2010 and 2009, the Registrant Subsidiaries designated heating oil and gasoline derivatives as cash flow hedges.

The Registrant Subsidiaries reclassify gains and losses on interest rate derivative hedges related to debt financings from Accumulated Other Comprehensive Income (Loss) into Interest Expense in those periods in which hedged interest payments occur.  During 2011, APCo, I&M and SWEPCo designated interest rate derivatives as cash flow hedges.  During 2010, APCo and PSO designated interest rate derivatives as cash flow hedges.  During 2009, OPCo designated interest rate derivatives as cash flow hedges.

The accumulated gains or losses related to foreign currency hedges are reclassified from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Depreciation and Amortization expense on the statements of income over the depreciable lives of the fixed assets that were designated as the hedged items in qualifying foreign currency hedging relationships.  During 2011, 2010 and 2009, SWEPCo designated foreign currency derivatives as cash flow hedges.

During 2009, OPCo recognized a $6 million gain in Interest Expense related to hedge ineffectiveness on interest rate derivatives designated in cash flow hedge strategies.  During 2011, 2010 and 2009, hedge ineffectiveness was immaterial or nonexistent for all of the other cash flow hedge strategies disclosed above.

The following tables provide details on designated, effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets and the reasons for changes in cash flow hedges for the years ended December 31, 2011, 2010 and 2009.  All amounts in the following tables are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2011

Commodity Contracts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2010	$(273)	$(178)	$(364)	$88	$82
Changes in Fair Value Recognized in AOCI	(2,077)	(1,294)	(2,748)	108	102
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Electric Generation, Transmission and
Distribution Revenues	249	544	1,457	-	-
Fuel and Other Consumables Used for
Electric Generation	-	-	-	-	-
Purchased Electricity for Resale	62	79	425	-	-
Other Operation Expense	(95)	(71)	(160)	(93)	(93)
Maintenance Expense	(169)	(64)	(141)	(62)	(65)
Property, Plant and Equipment	(175)	(90)	(217)	(110)	(88)
Regulatory Assets (a)	1,169	255	-	-	-
Regulatory Liabilities (a)	-	-	-	-	-
Balance in AOCI as of December 31, 2011	$(1,309)	$(819)	$(1,748)	$(69)	$(62)

Interest Rate and
Foreign Currency Contracts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2010	$217	$(8,507)	$10,813	$8,406	$(4,272)
Changes in Fair Value Recognized in AOCI	(373)	(6,913)	-	(475)	(12,438)
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Depreciation and Amortization
Expense	-	-	4	-	-
Other Operation Expense	-	-	-	-	-
Interest Expense	1,180	955	(1,363)	(713)	1,248
Balance in AOCI as of December 31, 2011	$1,024	$(14,465)	$9,454	$7,218	$(15,462)

Total Contracts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2010	$(56)	$(8,685)	$10,449	$8,494	$(4,190)
Changes in Fair Value Recognized in AOCI	(2,450)	(8,207)	(2,748)	(367)	(12,336)
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Electric Generation, Transmission and
Distribution Revenues	249	544	1,457	-	-
Fuel and Other Consumables Used for
Electric Generation	-	-	-	-	-
Purchased Electricity for Resale	62	79	425	-	-
Other Operation Expense	(95)	(71)	(160)	(93)	(93)
Maintenance Expense	(169)	(64)	(141)	(62)	(65)
Depreciation and Amortization
Expense	-	-	4	-	-
Interest Expense	1,180	955	(1,363)	(713)	1,248
Property, Plant and Equipment	(175)	(90)	(217)	(110)	(88)
Regulatory Assets (a)	1,169	255	-	-	-
Regulatory Liabilities (a)	-	-	-	-	-
Balance in AOCI as of December 31, 2011	$(285)	$(15,284)	$7,706	$7,149	$(15,524)

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2010

Commodity Contracts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2009	$(743)	$(382)	$(742)	$(78)	$112
Changes in Fair Value Recognized in AOCI	(1,450)	(901)	(1,958)	77	69
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Electric Generation, Transmission and
Distribution Revenues	51	87	229	-	-
Fuel and Other Consumables Used for
Electric Generation	-	-	(13)	197	-
Purchased Electricity for Resale	393	895	2,338	-	-
Other Operation Expense	(43)	(31)	(72)	(39)	(44)
Maintenance Expense	(70)	(28)	(54)	(24)	(23)
Property, Plant and Equipment	(71)	(36)	(87)	(45)	(32)
Regulatory Assets (a)	1,660	218	-	-	-
Regulatory Liabilities (a)	-	-	(5)	-	-
Balance in AOCI as of December 31, 2010	$(273)	$(178)	$(364)	$88	$82

Interest Rate and
Foreign Currency Contracts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2009	$(6,450)	$(9,514)	$12,172	$(521)	$(5,047)
Changes in Fair Value Recognized in AOCI	5,042	-	-	8,813	(74)
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Depreciation and Amortization
Expense	-	-	4	-	-
Other Operation Expense	-	-	-	-	21
Interest Expense	1,625	1,007	(1,363)	114	828
Balance in AOCI as of December 31, 2010	$217	$(8,507)	$10,813	$8,406	$(4,272)

Total Contracts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2009	$(7,193)	$(9,896)	$11,430	$(599)	$(4,935)
Changes in Fair Value Recognized in AOCI	3,592	(901)	(1,958)	8,890	(5)
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Electric Generation, Transmission and
Distribution Revenues	51	87	229	-	-
Fuel and Other Consumables Used for
Electric Generation	-	-	(13)	197	-
Purchased Electricity for Resale	393	895	2,338	-	-
Other Operation Expense	(43)	(31)	(72)	(39)	(23)
Maintenance Expense	(70)	(28)	(54)	(24)	(23)
Depreciation and Amortization
Expense	-	-	4	-	-
Interest Expense	1,625	1,007	(1,363)	114	828
Property, Plant and Equipment	(71)	(36)	(87)	(45)	(32)
Regulatory Assets (a)	1,660	218	-	-	-
Regulatory Liabilities (a)	-	-	(5)	-	-
Balance in AOCI as of December 31, 2010	$(56)	$(8,685)	$10,449	$8,494	$(4,190)

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2009

Commodity Contracts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2008	$2,726	$1,482	$3,429	$-	$-
Changes in Fair Value Recognized in AOCI	(669)	(435)	(984)	5	190
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Electric Generation, Transmission and
Distribution Revenues	(1,646)	(3,189)	(8,991)	-	-
Fuel and Other Consumables Used for
Electric Generation	(95)	(50)	(108)	(49)	(54)
Purchased Electricity for Resale	1,093	2,142	5,982	-	-
Other Operation Expense	-	-	-	-	-
Maintenance Expense	-	-	-	-	-
Property, Plant and Equipment	(58)	(29)	(70)	(34)	(24)
Regulatory Assets (a)	4,003	481	-	-	-
Regulatory Liabilities (a)	(6,097)	(784)	-	-	-
Balance in AOCI as of December 31, 2009	$(743)	$(382)	$(742)	$(78)	$112

Interest Rate and
Foreign Currency Contracts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2008	$(8,118)	$(10,521)	$1,752	$(704)	$(5,924)
Changes in Fair Value Recognized in AOCI	(1)	-	10,915	-	49
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Depreciation and Amortization
Expense	-	(4)	4	-	-
Other Operation Expense	-	-	-	-	-
Interest Expense	1,669	1,011	(499)	183	828
Balance in AOCI as of December 31, 2009	$(6,450)	$(9,514)	$12,172	$(521)	$(5,047)

Total Contracts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2008	$(5,392)	$(9,039)	$5,181	$(704)	$(5,924)
Changes in Fair Value Recognized in AOCI	(670)	(435)	9,931	5	239
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Electric Generation, Transmission and
Distribution Revenues	(1,646)	(3,189)	(8,991)	-	-
Fuel and Other Consumables Used for
Electric Generation	(95)	(50)	(108)	(49)	(54)
Purchased Electricity for Resale	1,093	2,142	5,982	-	-
Other Operation Expense	-	-	-	-	-
Maintenance Expense	-	-	-	-	-
Depreciation and Amortization
Expense	-	(4)	4	-	-
Interest Expense	1,669	1,011	(499)	183	828
Property, Plant and Equipment	(58)	(29)	(70)	(34)	(24)
Regulatory Assets (a)	4,003	481	-	-	-
Regulatory Liabilities (a)	(6,097)	(784)	-	-	-
Balance in AOCI as of December 31, 2009	$(7,193)	$(9,896)	$11,430	$(599)	$(4,935)

(a)	Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets at December 31, 2011 and 2010 were:

Impact of Cash Flow Hedges on the Registrant Subsidiaries’
Balance Sheets
December 31, 2011

	Hedging Assets (a)		Hedging Liabilities (a)		AOCI Gain (Loss) Net of Tax
		Interest Rate		Interest Rate		Interest Rate
		and Foreign		and Foreign		and Foreign
Company	Commodity	Currency	Commodity	Currency	Commodity	Currency
	(in thousands)
APCo	$431	$-	$2,418	$-	$(1,309)	$1,024
I&M	277	-	1,523	10,637	(819)	(14,465)
OPCo	584	-	3,239	-	(1,748)	9,454
PSO	-	-	107	-	(69)	7,218
SWEPCo	-	3	97	19,143	(62)	(15,462)

	Expected to be Reclassified to
	Net Income During the Next
	Twelve Months
			Maximum Term for
		Interest Rate	Exposure to
		and Foreign	Variability of Future
Company	Commodity	Currency	Cash Flows
	(in thousands)		(in months)
APCo	$(1,140)	$(1,052)	29
I&M	(712)	(595)	29
OPCo	(1,518)	1,359	29
PSO	(70)	759	12
SWEPCo	(63)	(1,864)	12

Impact of Cash Flow Hedges on the Registrant Subsidiaries’
Balance Sheets
December 31, 2010

	Hedging Assets (a)		Hedging Liabilities (a)		AOCI Gain (Loss) Net of Tax
		Interest Rate		Interest Rate		Interest Rate
		and Foreign		and Foreign		and Foreign
Company	Commodity	Currency	Commodity	Currency	Commodity	Currency
	(in thousands)
APCo	$333	$11,888	$727	$-	$(273)	$217
I&M	175	-	437	-	(178)	(8,507)
OPCo	403	-	930	-	(364)	10,813
PSO	134	13,558	-	-	88	8,406
SWEPCo	123	5	-	-	82	(4,272)

	Expected to be Reclassified to
	Net Income During the Next
	Twelve Months
		Interest Rate
		and Foreign
Company	Commodity	Currency
	(in thousands)
APCo	$(280)	$(1,173)
I&M	(184)	(955)
OPCo	(373)	1,359
PSO	88	735
SWEPCo	82	(829)

(a)	Hedging Assets and Hedging Liabilities are included in Risk Management Assets and Liabilities on the balance sheets.

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

Collateral Triggering Events

Under the tariffs of the RTOs and Independent System Operators (ISOs) and a limited number of derivative and non-derivative contracts primarily related to competitive retail auction loads, the Registrant Subsidiaries are obligated to post an additional amount of collateral if certain credit ratings decline below investment grade.  The amount of collateral required fluctuates based on market prices and total exposure.  On an ongoing basis, AEP’s risk management organization assesses the appropriateness of these collateral triggering items in contracts.  The Registrant Subsidiaries have not experienced a downgrade below investment grade.  The following tables represent: (a) the Registrant Subsidiaries’ aggregate fair values of such derivative contracts, (b) the amount of collateral the Registrant Subsidiaries would have been required to post for all derivative and non-derivative contracts if credit ratings of the Registrant Subsidiaries had declined below investment grade and (c) how much was attributable to RTO and ISO activities as of December 31, 2011 and  2010:

	December 31, 2011
	Liabilities for	Amount of Collateral the	Amount
	Derivative Contracts	Registrant Subsidiaries	Attributable to
	with Credit	Would Have Been	RTO and ISO
Company	Downgrade Triggers	Required to Post	Activities
	(in thousands)
APCo	$10,007	$6,211	$6,211
I&M	6,418	3,983	3,983
OPCo	13,550	8,410	8,410
PSO	-	856	414
SWEPCo	-	1,128	522

	December 31, 2010
	Liabilities for	Amount of Collateral the	Amount
	Derivative Contracts	Registrant Subsidiaries	Attributable to
	with Credit	Would Have Been	RTO and ISO
Company	Downgrade Triggers	Required to Post	Activities
	(in thousands)
APCo	$6,594	$12,607	$12,574
I&M	3,965	7,581	7,561
OPCo	8,441	16,138	16,095
PSO	16	1,785	1,385
SWEPCo	19	2,139	1,659

As of December 31, 2011 and 2010, the Registrant Subsidiaries were not required to post any collateral.

In addition, a majority of the Registrant Subsidiaries’ non-exchange traded commodity contracts contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding payable.  These cross-default provisions could be triggered if there was a non-performance event by Parent or the obligor under outstanding debt or a third party obligation in excess of $50 million.  On an ongoing basis, AEP’s risk management organization assesses the appropriateness of these cross-default provisions in the contracts.  Management does not anticipate a non-performance event under these provisions.  The following tables represent: (a) the fair value of these derivative liabilities subject to cross-default provisions prior to consideration of contractual netting arrangements, (b) the amount this exposure has been reduced by cash collateral posted by the Registrant Subsidiaries and (c) if a cross-default provision would have been triggered, the settlement amount that would be required after considering the Registrant Subsidiaries’ contractual netting arrangements as of December 31, 2011 and 2010:

	December 31, 2011
	Liabilities for		Additional
	Contracts with Cross		Settlement
	Default Provisions		Liability if Cross
	Prior to Contractual	Amount of Cash	Default Provision
Company	Netting Arrangements	Collateral Posted	is Triggered
	(in thousands)
APCo	$76,868	$8,107	$27,603
I&M	59,936	5,200	28,339
OPCo	104,091	10,978	37,380
PSO	142	-	61
SWEPCo	19,322	-	19,220

	December 31, 2010
	Liabilities for		Additional
	Contracts with Cross		Settlement
	Default Provisions		Liability if Cross
	Prior to Contractual	Amount of Cash	Default Provision
Company	Netting Arrangements	Collateral Posted	is Triggered
	(in thousands)
APCo	$76,810	$6,637	$23,748
I&M	46,188	3,991	14,280
OPCo	98,343	8,496	30,420
PSO	60	-	28
SWEPCo	75	-	37

10.  FAIR VALUE MEASUREMENTS

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

The book values and fair values of Long-term Debt for the Registrant Subsidiaries as of December 31, 2011 and 2010 are summarized in the following table:

	December 31,
	2011		2010
Company	Book Value	Fair Value	Book Value	Fair Value
	(in thousands)
APCo	$3,726,251	$4,431,912	$3,561,141	$3,878,557
I&M	2,057,675	2,339,344	2,004,226	2,169,520
OPCo	4,054,148	4,665,739	4,168,352	4,516,499
PSO	947,364	1,123,306	971,186	1,040,656
SWEPCo	1,728,637	2,019,094	1,769,520	1,931,516

Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal

I&M records securities held in trust funds for decommissioning nuclear facilities and for the disposal of SNF at fair value.  See “Nuclear Trust Funds” section of Note 1.

The following is a summary of nuclear trust fund investments at December 31, 2011 and 2010:

	December 31,
	2011			2010
	Estimated	Gross	Other-Than-	Estimated	Gross	Other-Than-
	Fair	Unrealized	Temporary	Fair	Unrealized	Temporary
	Value	Gains	Impairments	Value	Gains	Impairments
	(in thousands)
Cash and Cash Equivalents	$18,229	$-	$-	$20,039	$-	$-
Fixed Income Securities:
United States Government	543,506	60,946	(547)	461,084	22,582	(1,489)
Corporate Debt	53,979	4,932	(1,536)	59,463	3,716	(1,905)
State and Local Government	329,986	(430)	(2,236)	340,786	(975)	(340)
Subtotal Fixed Income Securities	927,471	65,448	(4,319)	861,333	25,323	(3,734)
Equity Securities - Domestic	646,032	214,748	(79,536)	633,855	183,447	(122,889)
Spent Nuclear Fuel and
Decommissioning Trusts	$1,591,732	$280,196	$(83,855)	$1,515,227	$208,770	$(126,623)

The following table provides the securities activity within the decommissioning and SNF trusts for the years ended December 31, 2011, 2010 and 2009:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Proceeds from Investment Sales	$1,110,909	$1,361,813	$712,742
Purchases of Investments	1,166,690	1,414,473	770,919
Gross Realized Gains on Investment Sales	33,382	11,570	28,218
Gross Realized Losses on Investment Sales	22,159	2,087	1,241

The adjusted cost of debt securities was $862 million and $835 million as of December 31, 2011 and 2010, respectively.  The adjusted cost of equity securities was $431 million and $451 million as of December 31, 2011 and 2010, respectively.

The fair value of debt securities held in the nuclear trust funds, summarized by contractual maturities, at December 31, 2011 was as follows:

Fair Value
of Debt
Securities
(in thousands)
Within 1 year	$62,383
1 year – 5 years	284,942
5 years – 10 years	349,587
After 10 years	230,559
Total	$927,471

Fair Value Measurements of Financial Assets and Liabilities

For a discussion of fair value accounting and the classification of assets and liabilities within the fair value hierarchy, see the “Fair Value Measurements of Assets and Liabilities” section of Note 1.

The following tables set forth, by level within the fair value hierarchy, the Registrant Subsidiaries’ financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2011 and 2010.  As required by the accounting guidance for “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.  There have not been any significant changes in management’s valuation techniques.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2011
APCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (f)	$4,680	$302,128	$25,423	$(255,324)	$76,907
Cash Flow Hedges:
Commodity Hedges (a)	-	1,095	-	(664)	431
De-designated Risk Management Contracts (b)	-	-	-	1,533	1,533
Total Risk Management Assets	$4,680	$303,223	$25,423	$(254,455)	$78,871

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (f)	$2,535	$291,194	$23,379	$(279,997)	$37,111
Cash Flow Hedges:
Commodity Hedges (a)	-	3,009	73	(664)	2,418
Total Risk Management Liabilities	$2,535	$294,203	$23,452	$(280,661)	$39,529

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
APCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (f)	$1,686	$330,605	$13,791	$(270,012)	$76,070
Cash Flow Hedges:
Commodity Hedges (a)	-	2,591	-	(2,258)	333
Interest Rate/Foreign Currency Hedges	-	11,888	-	-	11,888
De-designated Risk Management Contracts (b)	-	-	-	3,371	3,371
Total Risk Management Assets	$1,686	$345,084	$13,791	$(268,899)	$91,662

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (f)	$1,653	$312,258	$8,660	$(284,432)	$38,139
Cash Flow Hedges:
Commodity Hedges (a)	-	2,985	-	(2,258)	727
Total Risk Management Liabilities	$1,653	$315,243	$8,660	$(286,690)	$38,866

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2011
I&M
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (f)	$3,001	$203,175	$16,305	$(162,227)	$60,254
Cash Flow Hedges:
Commodity Hedges (a)	-	702	-	(425)	277
De-designated Risk Management Contracts (b)	-	-	-	983	983
Total Risk Management Assets	3,001	203,877	16,305	(161,669)	61,514

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (d)	-	5,431	-	12,798	18,229
Fixed Income Securities:
United States Government	-	543,506	-	-	543,506
Corporate Debt	-	53,979	-	-	53,979
State and Local Government	-	329,986	-	-	329,986
Subtotal Fixed Income Securities	-	927,471	-	-	927,471
Equity Securities - Domestic (e)	646,032	-	-	-	646,032
Total Spent Nuclear Fuel and Decommissioning Trusts	646,032	932,902	-	12,798	1,591,732

Total Assets	$649,033	$1,136,779	$16,305	$(148,871)	$1,653,246

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (f)	$1,626	$185,092	$14,995	$(178,022)	$23,691
Cash Flow Hedges:
Commodity Hedges (a)	-	1,901	47	(425)	1,523
Interest Rate/Foreign Currency Hedges	-	10,637	-	-	10,637
Total Risk Management Liabilities	$1,626	$197,630	$15,042	$(178,447)	$35,851

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
I&M
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (f)	$1,014	$209,031	$8,295	$(161,531)	$56,809
Cash Flow Hedges:
Commodity Hedges (a)	-	1,533	-	(1,358)	175
De-designated Risk Management Contracts (b)	-	-	-	2,027	2,027
Total Risk Management Assets	1,014	210,564	8,295	(160,862)	59,011

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (d)	-	7,898	-	12,141	20,039
Fixed Income Securities:
United States Government	-	461,084	-	-	461,084
Corporate Debt	-	59,463	-	-	59,463
State and Local Government	-	340,786	-	-	340,786
Subtotal Fixed Income Securities	-	861,333	-	-	861,333
Equity Securities - Domestic (e)	633,855	-	-	-	633,855
Total Spent Nuclear Fuel and Decommissioning Trusts	633,855	869,231	-	12,141	1,515,227

Total Assets	$634,869	$1,079,795	$8,295	$(148,721)	$1,574,238

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (f)	$994	$186,898	$5,187	$(170,201)	$22,878
Cash Flow Hedges:
Commodity Hedges (a)	-	1,795	-	(1,358)	437
Total Risk Management Liabilities	$994	$188,693	$5,187	$(171,559)	$23,315

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2011
OPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Other Cash Deposits (c)	$26	$-	$-	$22	$48

Risk Management Assets
Risk Management Commodity Contracts (a) (f)	6,339	421,249	34,425	(356,766)	105,247
Cash Flow Hedges:
Commodity Hedges (a)	-	1,483	-	(899)	584
De-designated Risk Management Contracts (b)	-	-	-	2,076	2,076
Total Risk Management Assets	6,339	422,732	34,425	(355,589)	107,907

Total Assets	$6,365	$422,732	$34,425	$(355,567)	$107,955

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (f)	$3,433	$406,259	$31,659	$(390,139)	$51,212
Cash Flow Hedges:
Commodity Hedges (a)	-	4,038	100	(899)	3,239
Total Risk Management Liabilities	$3,433	$410,297	$31,759	$(391,038)	$54,451

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
OPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Other Cash Deposits (c)	$26	$-	$-	$-	$26

Risk Management Assets
Risk Management Commodity Contracts (a) (f)	2,158	500,259	17,659	(420,146)	99,930
Cash Flow Hedges:
Commodity Hedges (a)	-	3,295	-	(2,892)	403
De-designated Risk Management Contracts (b)	-	-	-	4,315	4,315
Total Risk Management Assets	2,158	503,554	17,659	(418,723)	104,648

Total Assets	$2,184	$503,554	$17,659	$(418,723)	$104,674

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (f)	$2,116	$477,377	$11,076	$(438,740)	$51,829
Cash Flow Hedges:
Commodity Hedges (a)	-	3,822	-	(2,892)	930
Total Risk Management Liabilities	$2,116	$481,199	$11,076	$(441,632)	$52,759

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2011
PSO
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (f)	$97	$7,797	$-	$(7,015)	$879

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (f)	$53	$9,542	$-	$(7,092)	$2,503
Cash Flow Hedges:
Commodity Hedges	-	107	-	-	107
Total Risk Management Liabilities	$53	$9,649	$-	$(7,092)	$2,610

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
PSO
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (f)	$-	$21,119	$1	$(20,335)	$785
Cash Flow Hedges:
Commodity Hedges	-	134	-	-	134
Interest Rate/Foreign Currency Hedges	-	13,558	-	-	13,558
Total Risk Management Assets	$-	$34,811	$1	$(20,335)	$14,477

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (f)	$-	$21,498	$-	$(20,379)	$1,119

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2011
SWEPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (f)	$122	$7,023	$-	$(6,421)	$724
Cash Flow Hedges:
Interest Rate/Foreign Currency Hedges	-	3	-	-	3
Total Risk Management Assets	$122	$7,026	$-	$(6,421)	$727

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (f)	$66	$11,753	$-	$(6,479)	$5,340
Cash Flow Hedges:
Commodity Hedges	-	97	-	-	97
Interest Rate/Foreign Currency Hedges	-	19,143	-	-	19,143
Total Risk Management Liabilities	$66	$30,993	$-	$(6,479)	$24,580

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010
SWEPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (f)	$-	$36,632	$2	$(35,115)	$1,519
Cash Flow Hedges:
Commodity Hedges	-	123	-	-	123
Interest Rate/Foreign Currency Hedges	-	5	-	-	5
Total Risk Management Assets	$-	$36,760	$2	$(35,115)	$1,647

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (f)	$-	$39,592	$-	$(35,187)	$4,405

(a)	Amounts in “Other” column primarily represent counterparty netting of risk management and hedging contracts and associated cash collateral under the accounting guidance for “Derivatives and Hedging.”
(b)
Represents contracts that were originally MTM but were subsequently elected as normal under the accounting guidance for “Derivatives and Hedging.”  At the time of the normal election, the MTM value was frozen and no longer fair valued.  This MTM value will be amortized into revenues over the remaining life of the contracts.

(c)	Amounts in “Other” column primarily represent cash deposits with third parties. Level 1 amounts primarily represent investments in money market funds.
(d)	Amounts in “Other” column primarily represent accrued interest receivables from financial institutions. Level 2 amounts primarily represent investments in money market funds.
(e)        Amounts represent publicly traded equity securities and equity-based mutual funds.
(f)	Substantially comprised of power contracts for APCo, I&M and OPCo and coal contracts for PSO and SWEPCo.

There have been no transfers between Level 1 and Level 2 during the years ended December 31, 2011 and 2010.

The following tables set forth a reconciliation of changes in the fair value of net trading derivatives classified as Level 3 in the fair value hierarchy:

Year Ended December 31, 2011	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2010	$5,131	$3,108	$6,583	$1	$2
Realized Gain (Loss) Included in Net Income
(or Changes in Net Assets) (a) (b)	(2,154)	(1,261)	(2,711)	-	-
Unrealized Gain (Loss) Included in Net
Income (or Changes in Net Assets) Relating
to Assets Still Held at the Reporting Date (a)	-	-	7,741	-	-
Realized and Unrealized Gains (Losses)
Included in Other Comprehensive Income	(73)	(47)	(100)	-	-
Purchases, Issuances and Settlements (c)	1,574	847	1,858	-	-
Transfers into Level 3 (d) (f)	2,488	1,531	3,257	-	-
Transfers out of Level 3 (e) (f)	(3,003)	(1,906)	(4,032)	-	-
Changes in Fair Value Allocated to Regulated
Jurisdictions (g)	(1,992)	(1,009)	(9,930)	(1)	(2)
Balance as of December 31, 2011	$1,971	$1,263	$2,666	$-	$-

Year Ended December 31, 2010	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2009	$9,428	$4,816	$10,345	$2	$3
Realized Gain (Loss) Included in Net Income
(or Changes in Net Assets) (a) (b)	1,670	963	2,053	2	2
Unrealized Gain (Loss) Included in Net
Income (or Changes in Net Assets) Relating
to Assets Still Held at the Reporting Date (a)	-	-	21,314	-	-
Realized and Unrealized Gains (Losses)
Included in Other Comprehensive Income	-	-	-	-	-
Purchases, Issuances and Settlements (c)	(7,163)	(4,121)	(8,800)	(1)	(1)
Transfers into Level 3 (d) (f)	1,133	616	1,333	-	-
Transfers out of Level 3 (e) (f)	(10,999)	(6,558)	(13,978)	-	-
Changes in Fair Value Allocated to Regulated
Jurisdictions (g)	11,062	7,392	(5,684)	(2)	(2)
Balance as of December 31, 2010	$5,131	$3,108	$6,583	$1	$2

Year Ended December 31, 2009	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2008	$8,009	$4,352	$10,060	$(2)	$(3)
Realized Gain (Loss) Included in Net Income
(or Changes in Net Assets) (a) (b)	(1,324)	(719)	(1,664)	-	-
Unrealized Gain (Loss) Included in Net
Income (or Changes in Net Assets) Relating
to Assets Still Held at the Reporting Date (a)	-	-	9,181	-	-
Realized and Unrealized Gains (Losses)
Included in Other Comprehensive Income	-	-	-	-	-
Purchases, Issuances and Settlements (c)	(5,464)	(2,847)	(6,623)	-	-
Transfers in and/or out of Level 3 (h)	(500)	(263)	(609)	-	-
Changes in Fair Value Allocated to Regulated
Jurisdictions (g)	8,707	4,293	-	4	6
Balance as of December 31, 2009	$9,428	$4,816	$10,345	$2	$3

(a)	Included in revenues on the statements of income.
(b)	Represents the change in fair value between the beginning of the reporting period and the settlement of the risk management commodity contract.
(c)	Represents the settlement of risk management commodity contracts for the reporting period.
(d)	Represents existing assets or liabilities that were previously categorized as Level 2.
(e)        Represents existing assets or liabilities that were previously categorized as Level 3.
(f)	Transfers are recognized based on their value at the beginning of the reporting period that the transfer occurred.
(g)	Relates to the net gains (losses) of those contracts that are not reflected on the statements of income. These net gains (losses) are recorded as regulatory assets/liabilities.
(h)
Represents existing assets or liabilities that were either previously categorized as a higher level for which the inputs to the model became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period.

11.  INCOME TAXES

The details of the Registrant Subsidiaries’ income taxes before extraordinary item as reported are as follows:

Year Ended December 31, 2011	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$(15,136)	$(86,471)	$96,893	$6,904	$40,727
Deferred	107,565	141,014	119,184	61,581	16,726
Deferred Investment Tax Credits	(2,569)	(2,783)	(2,380)	(856)	(550)
Income Tax Expense	$89,860	$51,760	$213,697	$67,629	$56,903

Year Ended December 31, 2010	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$(66,216)	$1,795	$11,403	$(46,528)	$(16,066)
Deferred	144,413	63,947	292,831	92,695	81,764
Deferred Investment Tax Credits	(3,967)	(2,316)	(2,928)	3,933	(1,484)
Income Tax Expense	$74,230	$63,426	$301,306	$50,100	$64,214

Year Ended December 31, 2009	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$(273,084)	$(187,911)	$(201,077)	$(11,338)	$(6,963)
Deferred	322,626	271,264	514,201	56,029	28,016
Deferred Investment Tax Credits	(4,093)	(2,316)	(2,929)	(770)	(3,542)
Income Tax Expense	$45,449	$81,037	$310,195	$43,921	$17,511

Shown below for each Registrant Subsidiary is a reconciliation of the difference between the amounts of federal income taxes computed by multiplying book income before income taxes by the federal statutory rate and the amount of income taxes reported.

APCo	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Net Income	$162,758	$136,668	$155,814
Income Tax Expense	89,860	74,230	45,449
Pretax Income	$252,618	$210,898	$201,263

Income Taxes on Pretax Income at Statutory Rate (35%)	$88,416	$73,814	$70,442
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	17,923	18,134	11,357
AFUDC	(5,314)	(1,860)	(4,469)
Removal Costs	(4,447)	(6,709)	(6,424)
Investment Tax Credits, Net	(2,569)	(3,967)	(4,093)
State and Local Income Taxes, Net	(35,532)	(7,189)	(15,821)
Medicare Subsidy	4,908	(1,159)	(1,665)
Valuation Allowance	30,541	-	-
Conservation Easement	-	-	(5,250)
Other	(4,066)	3,166	1,372
Income Tax Expense	$89,860	$74,230	$45,449

Effective Income Tax Rate	35.6%	35.2%	22.6%

I&M	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Net Income	$149,674	$126,091	$216,310
Income Tax Expense	51,760	63,426	81,037
Pretax Income	$201,434	$189,517	$297,347

Income Taxes on Pretax Income at Statutory Rate (35%)	$70,502	$66,331	$104,071
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	7,895	11,419	9,550
Nuclear Fuel Disposal Costs	(1,400)	(1,655)	(3,249)
AFUDC	(9,223)	(9,032)	(7,413)
Removal Costs	(5,566)	(3,663)	(5,960)
Investment Tax Credits, Net	(2,783)	(2,316)	(2,316)
State and Local Income Taxes, Net	(1,376)	3,966	(15,059)
Other	(6,289)	(1,624)	1,413
Income Tax Expense	$51,760	$63,426	$81,037

Effective Income Tax Rate	25.7%	33.5%	27.3%

OPCo	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Net Income	$464,993	$541,616	$580,276
Income Tax Expense	213,697	301,306	310,195
Pretax Income	$678,690	$842,922	$890,471

Income Taxes on Pretax Income at Statutory Rate (35%)	$237,542	$295,023	$311,665
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	6,368	11,443	9,146
Investment Tax Credits, Net	(2,380)	(2,928)	(2,929)
State and Local Income Taxes, Net	(3,222)	906	7,646
Parent Company Loss Benefit	(7,117)	(9,583)	(2,986)
Tax Reserve Adjustments	(1,759)	(620)	(1,713)
Other	(15,735)	7,065	(10,634)
Income Tax Expense	$213,697	$301,306	$310,195

Effective Income Tax Rate	31.5%	35.7%	34.8%

PSO	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Net Income	$124,628	$72,787	$75,602
Income Tax Expense	67,629	50,100	43,921
Pretax Income	$192,257	$122,887	$119,523

Income Taxes on Pretax Income at Statutory Rate (35%)	$67,290	$43,010	$41,833
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	(165)	(166)	(174)
Investment Tax Credits, Net	(781)	(781)	(770)
State and Local Income Taxes, Net	4,744	10,307	6,025
Other	(3,459)	(2,270)	(2,993)
Income Tax Expense	$67,629	$50,100	$43,921

Effective Income Tax Rate	35.2%	40.8%	36.7%

SWEPCo	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Net Income	$165,126	$146,684	$117,203
Extraordinary Item, Net of Tax of $2,867 in 2009	-	-	5,325
Income Tax Expense	56,903	64,214	17,511
Pretax Income	$222,029	$210,898	$140,039

Income Taxes on Pretax Income at Statutory Rate (35%)	$77,710	$73,814	$49,014
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	(7)	1,223	1,506
Depletion	(1,506)	(1,506)	(3,150)
AFUDC	(16,962)	(15,856)	(16,243)
Investment Tax Credits, Net	(550)	(1,484)	(3,542)
State and Local Income Taxes, Net	4,004	(637)	647
Parent Company Loss Benefit	(1,948)	-	(4,232)
Other	(3,838)	8,660	(6,489)
Income Tax Expense	$56,903	$64,214	$17,511

Effective Income Tax Rate	25.6%	30.4%	12.5%

The following tables show elements of the net deferred tax liability and significant temporary differences for each Registrant Subsidiary:

APCo	December 31,
	2011	2010
	(in thousands)
Deferred Tax Assets	$591,379	$417,393
Deferred Tax Liabilities	(2,341,814)	(2,103,645)
Net Deferred Tax Liabilities	$(1,750,435)	$(1,686,252)

Property Related Temporary Differences	$(1,303,698)	$(1,151,667)
Amounts Due from Customers for Future Federal Income Taxes	(95,960)	(104,995)
Deferred State Income Taxes	(235,296)	(242,579)
Deferred Income Taxes on Other Comprehensive Loss	31,523	25,859
Deferred Fuel and Purchased Power	(131,137)	(129,671)
Accrued Pensions	45,782	52,406
Regulatory Assets	(194,161)	(179,686)
Postretirement Benefits	61,109	54,484
Net Operating Loss Carryforward	88,721	-
Tax Credit Carryforward	37,850	-
Valuation Allowance	(30,541)	-
All Other, Net	(24,627)	(10,403)
Net Deferred Tax Liabilities	$(1,750,435)	$(1,686,252)

I&M	December 31,
	2011	2010
	(in thousands)
Deferred Tax Assets	$773,679	$751,455
Deferred Tax Liabilities	(1,700,182)	(1,530,993)
Net Deferred Tax Liabilities	$(926,503)	$(779,538)

Property Related Temporary Differences	$(305,400)	$(246,395)
Amounts Due from Customers for Future Federal Income Taxes	(28,551)	(27,932)
Deferred State Income Taxes	(107,497)	(79,522)
Deferred Income Taxes on Other Comprehensive Loss	15,196	11,248
Accrued Nuclear Decommissioning	(435,916)	(394,441)
Postretirement Benefits	51,037	41,727
Accrued Pensions	27,819	36,564
Regulatory Assets	(116,474)	(108,842)
All Other, Net	(26,717)	(11,945)
Net Deferred Tax Liabilities	$(926,503)	$(779,538)

OPCo	December 31,
	2011	2010
	(in thousands)
Deferred Tax Assets	$574,007	$434,066
Deferred Tax Liabilities	(2,834,046)	(2,602,853)
Net Deferred Tax Liabilities	$(2,260,039)	$(2,168,787)

Property Related Temporary Differences	$(1,966,581)	$(1,839,786)
Amounts Due from Customers for Future Federal Income Taxes	(59,699)	(57,519)
Deferred State Income Taxes	(98,093)	(106,759)
Deferred Income Taxes on Other Comprehensive Loss	106,466	97,006
Deferred Fuel and Purchased Power	(194,509)	(182,794)
Postretirement Benefits	74,447	56,224
Accrued Pensions	(30,853)	(1,925)
Regulatory Assets	(205,925)	(149,842)
All Other, Net	114,708	16,608
Net Deferred Tax Liabilities	$(2,260,039)	$(2,168,787)

PSO	December 31,
	2011	2010
	(in thousands)
Deferred Tax Assets	$121,181	$90,750
Deferred Tax Liabilities	(840,631)	(751,592)
Net Deferred Tax Liabilities	$(719,450)	$(660,842)

Property Related Temporary Differences	$(626,456)	$(561,364)
Amounts Due from Customers for Future Federal Income Taxes	(1,023)	(242)
Deferred State Income Taxes	(89,605)	(76,254)
Deferred Income Taxes on Other Comprehensive Loss	(3,849)	(4,574)
Postretirement Benefits	25,607	20,858
DFIT on DSIT	36,018	31,345
Accrued Pensions	12,978	18,389
Regulatory Assets	(77,016)	(74,404)
Net Operating Loss Carryforward	5,247	-
Tax Credit Carryforward	6,872	-
All Other, Net	(8,223)	(14,596)
Net Deferred Tax Liabilities	$(719,450)	$(660,842)

SWEPCo	December 31,
	2011	2010
	(in thousands)
Deferred Tax Assets	$143,200	$104,444
Deferred Tax Liabilities	(800,673)	(713,248)
Net Deferred Tax Liabilities	$(657,473)	$(608,804)

Property Related Temporary Differences	$(588,612)	$(521,210)
Amounts Due from Customers for Future Federal Income Taxes	(36,289)	(25,800)
Deferred State Income Taxes	(70,211)	(56,315)
Deferred Income Taxes on Other Comprehensive Loss	14,440	6,726
Postretirement Benefits	21,654	17,589
Impairment Loss - Turk Plant	17,150	-
Accrued Pensions	5,861	9,821
Regulatory Assets	(35,349)	(41,956)
All Other, Net	13,883	2,341
Net Deferred Tax Liabilities	$(657,473)	$(608,804)

AEP System Tax Allocation Agreement

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

Federal and State Income Tax Audit Status

The Registrant Subsidiaries are no longer subject to U.S. federal examination for years before 2009.  The Registrant Subsidiaries completed the examination of the years 2007 and 2008 in April 2011 and settled all outstanding issues on appeal for the years 2001 through 2006 in October 2011.  The settlements did not have a material impact on the Registrant Subsidiaries’ net income, cash flows or financial condition.  The IRS examination of years 2009 and 2010 started in October 2011.  Although the outcome of tax audits is uncertain, in management’s opinion, adequate provisions for federal income taxes have been made for potential liabilities resulting from such matters.  In addition, the Registrant Subsidiaries accrue interest on these uncertain tax positions.  Management is not aware of any issues for open tax years that upon final resolution are expected to have a material effect on net income.

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

Net Income Tax Operating Loss Carryforward

In 2011, APCo and I&M sustained federal net income tax operating losses of $313 million and $123 million, respectively, driven primarily by bonus depreciation, pension plan contributions and other book versus tax temporary differences.  APCo, OPCo and PSO also had state net income tax operating loss carryforwards as indicated in the table below.  As a result, APCo, I&M, OPCo and PSO accrued deferred federal and/or state and local income tax benefits in 2011 and expect to realize the federal, state and local cash flow benefits in future periods as there was insufficient capacity in prior periods to carry the net operating losses back.  Management anticipates future taxable income will be sufficient to realize the net income tax operating loss tax benefits before the federal carryforward expires after 2031.

		State Net Income
		Tax Operating
		Loss	Year of
Company	State	Carryforward	Expiration
		(in thousands)
APCo	Tennessee	$13,406	2026
APCo	Virginia	358,469	2031
APCo	West Virginia	468,621	2031
OPCo	West Virginia	41,932	2031
PSO	Oklahoma	134,536	2031

		Federal Tax		State Tax
		Credit		Credit
	Total Federal	Carryforward	Total State	Carryforward
	Tax Credit	Subject to	Tax Credit	Subject to
Company	Carryforward	Expiration	Carryforward	Expiration
	(in thousands)
APCo	$36,966	$4,487	$61,307	$28,727
I&M	3,863	2,564	-	-
OPCo	51,703	1,500	-	-
PSO	6,982	214	13,303	-
SWEPCo	5,631	-	-	-

The Registrant Subsidiaries anticipate future federal taxable income will be sufficient to realize the tax benefits of the federal tax credits before they expire unused.  APCo does not anticipate that state taxable income will be sufficient in future periods to realize the tax benefits of all state tax credits before they expire unused and a valuation allowance has been provided accordingly.

Valuation Allowance

Management assesses past results and future operations to estimate and evaluate available positive and negative evidence to evaluate whether sufficient future taxable income will be generated to use existing deferred tax assets.  A significant piece of objective negative information evaluated were the net income tax operating losses sustained in 2009 and 2011.  On the basis of this evaluation of available positive and negative evidence, as of December 31, 2011, a valuation allowance of $30.5 million for state tax credits, net of federal tax, has been recorded by APCo in order to measure only the portion of the deferred tax assets that, more likely than not, will be realized.  The amount of the deferred tax assets considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence, such as projections for growth.

Uncertain Tax Positions

The Registrant Subsidiaries recognize interest accruals related to uncertain tax positions in interest income or expense as applicable and penalties in Other Operation in accordance with the accounting guidance for “Income Taxes.”

The following tables show amounts reported for interest expense, interest income and reversal of prior period interest expense:

	Years Ended December 31,
	2011			2010
			Reversal of			Reversal of
			Prior Period			Prior Period
	Interest	Interest	Interest	Interest	Interest	Interest
Company	Expense	Income	Expense	Expense	Income	Expense
	(in thousands)
APCo	$737	$3,229	$2,416	$2,330	$-	$1,146
I&M	-	2,681	638	-	209	159
OPCo	1,213	5,173	4,019	3,948	-	1,653
PSO	239	344	3,123	455	-	871
SWEPCo	1,382	1,991	2,255	749	-	320

	Year Ended December 31, 2009
			Reversal of
			Prior Period
	Interest	Interest	Interest
Company	Expense	Income	Expense
	(in thousands)
APCo	$593	$-	$1,803
I&M	-	4,090	119
OPCo	3,312	-	1,695
PSO	-	721	382
SWEPCo	12	424	428

The following table shows balances for amounts accrued for the receipt of interest:

	December 31,
Company	2011	2010
	(in thousands)
APCo	$70	$934
I&M	759	7,642
OPCo	869	2,790
PSO	134	-
SWEPCo	452	957

The following table shows balances for amounts accrued for the payment of interest and penalties:

	December 31,
Company	2011	2010
	(in thousands)
APCo	$120	$1,274
I&M	145	1,823
OPCo	1,513	6,077
PSO	426	877
SWEPCo	668	1,107

The reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance at January 1, 2011	$13,267	$17,871	$68,655	$9,845	$14,410
Increase - Tax Positions Taken During
a Prior Period	5,990	9,256	11,330	1,339	14,355
Decrease - Tax Positions Taken During
a Prior Period	(2,100)	(8,622)	(20,299)	(1,171)	(2,706)
Increase - Tax Positions Taken During
the Current Year	-	-	-	-	-
Decrease - Settlements with Taxing
Authorities	(2,587)	(1,424)	(6,935)	(1,178)	(12,997)
Decrease - Lapse of the Applicable
Statute of Limitations	(7,259)	(3,010)	(9,186)	(5,250)	(4,031)
Balance at December 31, 2011	$7,311	$14,071	$43,565	$3,585	$9,031

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance at January 1, 2010	$17,292	$20,007	$65,551	$12,216	$10,163
Increase - Tax Positions Taken During
a Prior Period	4,177	4,964	19,214	151	6,128
Decrease - Tax Positions Taken During
a Prior Period	(6,376)	(5,287)	(8,837)	(1,200)	(376)
Decrease - Tax Positions Taken During
the Current Year	(1,015)	(1,487)	(1,749)	(517)	(691)
Decrease - Settlements with Taxing
Authorities	(811)	(236)	(70)	(265)	(4)
Decrease - Lapse of the Applicable
Statute of Limitations	-	(90)	(5,454)	(540)	(810)
Balance at December 31, 2010	$13,267	$17,871	$68,655	$9,845	$14,410

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance at January 1, 2009	$20,573	$11,815	$73,517	$13,310	$10,252
Increase - Tax Positions Taken During
a Prior Period	5,339	8,336	18,038	2,304	4,102
Decrease - Tax Positions Taken During
a Prior Period	(8,263)	(14,921)	(24,024)	(2,322)	(3,065)
Increase - Tax Positions Taken During
the Current Year	2,471	14,398	890	-	-
Decrease - Tax Positions Taken During
the Current Year	-	-	(195)	(533)	(357)
Increase - Settlements with Taxing
Authorities	-	645	-	-	-
Decrease - Lapse of the Applicable
Statute of Limitations	(2,828)	(266)	(2,675)	(543)	(769)
Balance at December 31, 2009	$17,292	$20,007	$65,551	$12,216	$10,163

Management believes that there will be no significant net increase or decrease in unrecognized benefits within 12 months of the reporting date.  The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate for each Registrant Subsidiary was as follows:

Company	2011	2010	2009
	(in thousands)
APCo	$806	$1,109	$3,777
I&M	654	1,664	1,271
OPCo	21,177	28,749	33,504
PSO	1,882	1,977	2,985
SWEPCo	3,717	2,481	2,278

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

Federal Tax Legislation – Affecting APCo, I&M, OPCo, PSO and SWEPCo

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

Company	(in thousands)

APCo	$170,466
I&M	78,456
OPCo	141,111
PSO	10,741
SWEPCo	-

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

	Net Reduction	Tax
	to Deferred	Regulatory	Decrease in
Company	Tax Assets	Assets, Net	Net Income
	(in thousands)
APCo	$9,397	$8,831	$566
I&M	7,212	6,528	684
OPCo	12,771	6,990	5,781
PSO	3,172	3,172	-
SWEPCo	3,412	3,412	-

The Small Business Jobs Act (the Act) was enacted in September 2010.  Included in the Act was a one-year extension of the 50% bonus depreciation provision.  The Tax Relief, Unemployment Insurance Reauthorization and the Job Creation Act of 2010 extended the life of research and development, employment and several energy tax credits originally scheduled to expire at the end of 2010.  In addition, the Act extended the time for claiming bonus depreciation and increased the deduction to 100% for part of 2010 and 2011.  The enacted provisions did not have a material impact on the Registrant Subsidiaries’ net income or financial condition but had a favorable impact on cash flows in 2010 as follows:

Company	(in thousands)
APCo	$43,379
I&M	49,740
OPCo	124,637
PSO	-
SWEPCo	30,269

In December 2011, the U.S. Treasury Department issued guidance regarding the deduction and capitalization of expenditures related to tangible property.  The guidance was in the form of proposed and temporary regulations and generally is effective for tax years beginning in 2012.  These regulations did not have an impact on net income or cash flows in 2011.  We are still evaluating the impact these regulations will have on future periods.

State Tax Legislation – Affecting APCo, I&M, OPCo, PSO and SWEPCo

Under Ohio House Bill 66, in 2005, AEP reversed deferred state income tax liabilities that are not expected to reverse during the phase-out as follows:

	Other			Deferred State
	Regulatory	Regulatory	State Income	Income Tax
Company	Liabilities (a)	Asset, Net (b)	Tax Expense (c)	Liabilities (d)
	(in thousands)
APCo	$-	$10,945	$2,769	$13,714
I&M	-	5,195	-	5,195
OPCo	56,968	-	-	56,968
PSO	-	-	706	706
SWEPCo	-	582	119	701

(a)	The reversal of deferred state income taxes for OPCo was recorded as a regulatory liability pending rate-making treatment in Ohio.
(b)
Deferred state income tax adjustments related to those companies in which state income taxes flow through for rate-making purposes reduced the regulatory asset associated with the deferred state income tax liabilities.

(c)	These amounts were recorded as a reduction to Income Tax Expense.
(d)	Total deferred state income tax liabilities that reversed during 2005 related to Ohio law change.

The Ohio legislation also imposed a new commercial activity tax at a fully phased-in rate of 0.26% on all Ohio gross receipts.  The tax was phased-in over a five-year period that began July 1, 2005 at 23% of the full 0.26% rate.  As a result of this tax, expenses of approximately $12 million, $11 million and $10 million for OPCo were recorded in 2011, 2010 and 2009, respectively, in Taxes Other Than Income Taxes.

State Tax Legislation – Affecting APCo, I&M and OPCo

Legislation was passed by the state of Indiana in May 2011 enacting a phased reduction in corporate income tax rates from 8.5% to 6.5%.  The current 8.5% Indiana corporate income tax rate is scheduled for a 0.5% reduction each year beginning after June 30, 2012 with the final reduction occurring in years beginning after June 30, 2015.

In May 2011, Michigan repealed its Business Tax regime and replaced it with a traditional corporate net income tax with a rate of 6%, effective January 1, 2012.

During the third quarter of 2011, the state of West Virginia determined that the State had achieved certain minimum levels of shortfall reserve funds and thus, the West Virginia corporate income tax rate will be reduced to 7.75% in 2012.  The enacted provisions will not have a material impact on the Registrant Subsidiaries’ net income, cash flows or financial condition.

12.  LEASES

Leases of property, plant and equipment are for periods up to 60 years and require payments of related property taxes, maintenance and operating costs.  The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

Lease rentals for both operating and capital leases are generally charged to Other Operation and Maintenance expense in accordance with rate-making treatment for regulated operations.  Additionally, for regulated operations with capital leases, a capital lease asset and offsetting liability are recorded at the present value of the remaining lease payments for each reporting period.  Capital leases for nonregulated property are accounted for as if the assets were owned and financed.  The components of rental costs are as follows:

Year Ended December 31, 2011	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$13,488	$94,317	$59,983	$6,532	$5,990
Amortization of Capital Leases	7,880	8,762	13,118	4,438	12,694
Interest on Capital Leases	1,898	2,115	3,753	1,098	9,651
Total Lease Rental Costs	$23,266	$105,194	$76,854	$12,068	$28,335

Year Ended December 31, 2010	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$18,034	$91,973	$62,887	$2,649	$5,877
Amortization of Capital Leases	7,002	31,178	12,069	3,992	11,742
Interest on Capital Leases	1,598	2,298	3,132	1,057	9,892
Total Lease Rental Costs	$26,634	$125,449	$78,088	$7,698	$27,511

Year Ended December 31, 2009	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$21,001	$94,409	$73,458	$5,807	$8,052
Amortization of Capital Leases	3,480	31,612	7,403	1,485	10,739
Interest on Capital Leases	206	1,937	1,424	85	6,372
Total Lease Rental Costs	$24,687	$127,958	$82,285	$7,377	$25,163

The following table shows the property, plant and equipment under capital leases and related obligations recorded on the Registrant Subsidiaries’ balance sheets.  For SWEPCo, current and long-term capital lease obligations are included in Obligations Under Capital Leases on SWEPCo’s balance sheets.  For all other Registrant Subsidiaries, current capital lease obligations are included in Other Current Liabilities and long-term capital lease obligations are included in Deferred Credits and Other Noncurrent Liabilities on the balance sheets.

December 31, 2011	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Property, Plant and Equipment Under
Capital Leases:
Generation	$11,712	$16,100	$36,689	$3,617	$20,453
Other Property, Plant and Equipment	25,201	27,712	36,264	16,441	145,273
Total Property, Plant and Equipment	36,913	43,812	72,953	20,058	165,726
Accumulated Amortization	9,886	12,779	22,075	5,196	38,163
Net Property, Plant and Equipment
Under Capital Leases	$27,027	$31,033	$50,878	$14,862	$127,563

Obligations Under Capital Leases:
Noncurrent Liability	$19,293	$23,117	$40,152	$11,101	$112,802
Liability Due Within One Year	7,734	7,916	14,096	3,761	15,058

Total Obligations Under Capital Leases	$27,027	$31,033	$54,248	$14,862	$127,860
December 31, 2010	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Property, Plant and Equipment Under
Capital Leases:
Generation	$10,255	$19,147	$34,220	$3,471	$15,528
Other Property, Plant and Equipment	29,154	26,922	44,109	19,256	142,210
Total Property, Plant and Equipment	39,409	46,069	78,329	22,727	157,738
Accumulated Amortization	6,678	10,366	18,963	4,338	29,370
Net Property, Plant and Equipment
Under Capital Leases	$32,731	$35,703	$59,366	$18,389	$128,368

Obligations Under Capital Leases:
Noncurrent Liability	$24,617	$26,858	$46,202	$13,838	$115,399
Liability Due Within One Year	8,114	8,845	16,060	4,551	13,265

Total Obligations Under Capital Leases	$32,731	$35,703	$62,262	$18,389	$128,664

Future minimum lease payments consisted of the following at December 31, 2011:

Capital Leases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2012	$8,933	$9,246	$13,260	$4,484	$23,626
2013	6,443	5,519	12,613	3,938	22,496
2014	4,006	4,345	9,176	2,867	20,979
2015	3,276	3,025	6,075	1,633	18,947
2016	2,794	2,568	5,512	1,356	16,104
Later Years	5,430	13,998	19,898	2,909	69,586
Total Future Minimum Lease
Payments	30,882	38,701	66,534	17,187	171,738
Less Estimated Interest Element	3,855	7,668	12,286	2,325	43,879
Estimated Present Value of Future
Minimum Lease Payments	$27,027	$31,033	$54,248	$14,862	$127,859

Noncancelable Operating Leases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2012	$14,338	$99,114	$59,914	$2,563	$5,988
2013	13,683	98,625	55,820	1,969	5,261
2014	12,370	97,825	53,837	1,438	3,629
2015	9,443	94,694	50,881	1,107	3,020
2016	8,699	89,368	44,592	818	2,375
Later Years	53,149	506,585	106,540	1,769	10,882
Total Future Minimum Lease
Payments	$111,682	$986,211	$371,584	$9,664	$31,155

Master Lease Agreements

The Registrant Subsidiaries lease certain equipment under master lease agreements.  In December 2010, management signed a new master lease agreement with GE Capital Commercial Inc. (GE) to replace existing operating and capital leases with GE.  These assets were included in existing master lease agreements that were to be terminated in 2011 since GE exercised the termination provision related to these leases in 2008.  In January 2011, $5 million of previously leased assets not included in the 2010 refinancing were purchased.

For equipment under the GE master lease agreements, the lessor is guaranteed receipt of up to 78% of the unamortized balance of the equipment at the end of the lease term.  If the fair value of the leased equipment is below the unamortized balance at the end of the lease term, the Registrant Subsidiaries are committed to pay the difference between the fair value and the unamortized balance, with the total guarantee not to exceed 78% of the unamortized balance.  For equipment under other master lease agreements, the lessor is guaranteed a residual value up to a stated percentage of either the unamortized balance or the equipment cost at the end of the lease term.  If the actual fair value of the leased equipment is below the guaranteed residual value at the end of the lease term, the Registrant Subsidiaries are committed to pay the difference between the actual fair value and the residual value guarantee.  At December 31, 2011, the maximum potential loss by Registrant Subsidiary for these lease agreements assuming the fair value of the equipment is zero at the end of the lease term is as follows:

Maximum
Company	Potential Loss
(in thousands)
APCo	$2,055
I&M	2,139
OPCo	2,700
PSO	818
SWEPCo	2,092

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

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it equally to AEGCo and I&M.  The lease is accounted for as an operating lease with the payment obligations included in the future minimum lease payments schedule earlier in this note.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  AEP, AEGCo and I&M have no ownership interest in the Owner Trustee and do not guarantee its debt.  I&M’s future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2011 are as follows:

Future Minimum Lease Payments	I&M
(in millions)
2012	$74
2013	74
2014	74
2015	74
2016	74
Later Years	443
Total Future Minimum Lease Payments	$813

Railcar Lease

In June 2003, AEP Transportation LLC (AEP Transportation), a subsidiary of AEP, entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The lease is accounted for as an operating lease.  In January 2008, AEP Transportation assigned the remaining 848 railcars under the original lease agreement to I&M (390 railcars) and SWEPCo (458 railcars).  The assignment is accounted for as operating leases for I&M and SWEPCo.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  I&M and SWEPCo intend to renew these leases for the full lease term of twenty years via the renewal options.  The future minimum lease obligations are $16 million for I&M and $18 million for SWEPCo for the remaining railcars as of December 31, 2011.  These obligations are included in the future minimum lease payments schedule earlier in this note.

Under the lease agreement, the lessor is guaranteed that the sale proceeds under a return-and-sale option will equal at least a lessee obligation amount specified in the lease, which declines from approximately 84% under the current five year lease term to 77% at the end of the 20-year term of the projected fair value of the equipment.  I&M and SWEPCo have assumed the guarantee under the return-and-sale option.  I&M’s maximum potential loss related to the guarantee is approximately $12 million and SWEPCo’s is approximately $13 million assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, management believes that the fair value would produce a sufficient sales price to avoid any loss.

Sabine Dragline Lease

During 2009, Sabine, an entity consolidated in accordance with the accounting guidance for “Variable Interest Entities,” entered into capital lease arrangements with a nonaffiliated company to finance the purchase of two electric draglines to be used for Sabine’s mining operations totaling $47 million.  The amounts included in the lease represented the aggregate fair value of the existing equipment and a sale-and-leaseback transaction for additional dragline rebuild costs required to keep the dragline operational.  In addition to the 2009 transactions, Sabine has one additional $53 million dragline completed in 2008 that was financed under a capital lease.  These capital lease assets are included in Other Property, Plant and Equipment on SWEPCo’s December 31, 2011 and 2010 balance sheets.  The short-term and long-term capital lease obligations are included in Obligations Under Capital Leases on SWEPCo’s December 31, 2011 and 2010 balance sheets.  The future payment obligations are included in SWEPCo’s future minimum lease payments schedule earlier in this note.

I&M Nuclear Fuel Lease

In December 2007, I&M entered into a sale-and-leaseback transaction with Citicorp Leasing, Inc. (CLI), an unrelated, unconsolidated, wholly-owned subsidiary of Citibank, N.A. to lease nuclear fuel for I&M’s Cook Plant.  In December 2007, I&M sold a portion of its unamortized nuclear fuel inventory to CLI at cost for $85 million.  The lease has a variable rate based on one month LIBOR and is accounted for as a capital lease with lease terms up to 60 months.  The future payment obligations of $383 thousand are included in I&M’s future minimum lease payments schedule earlier in this note.  The net capital lease asset is included in Other Property, Plant and Equipment and the short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities, respectively, on I&M’s December 31, 2011 and 2010 balance sheets.  The future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2011 are $383 thousand for 2012, based on estimated fuel burn.

13.  FINANCING ACTIVITIES

Preferred Stock

In December 2011, the Registrant Subsidiaries redeemed all of their outstanding preferred stock, resulting in a loss, which is included in Preferred Stock Dividend Requirements Including Capital Stock Expense on the statements of income.  The redeemed shares are no longer outstanding and represent only the right to receive the applicable redemption price, to the extent the shares have not yet been presented for payment.  The par value of preferred stock redeemed and the loss recorded by the Registrant Subsidiaries was as follows:

	Par Value of	Loss on
Company	Stock Redeemed	Redemption
	(in thousands)
APCo	$17,736	$1,013
I&M	8,072	314
OPCo	16,613	488
PSO	4,882	254
SWEPCo	4,694	369

		Number of Shares Redeemed for
		the Years Ended December 31,
Company	Series	2011	2010	2009
APCo	4.50%	177,465	53	2
I&M	4.12%	11,055	-	-
I&M	4.125%	55,257	44	34
I&M	4.56%	14,412	-	-
OPCo	4.08%	14,495	100	-
OPCo	4.20%	22,824	-	-
OPCo	4.40%	31,482	-	-
OPCo	4.50%	97,357	6	10
PSO	4.00%	44,508	-	40
PSO	4.24%	4,310	3,759	-
SWEPCo	4.28%	7,386	-	-
SWEPCo	4.65%	1,907	-	-
SWEPCo	5.00%	37,665	8	-

Long-term Debt

There are certain limitations on establishing liens against the Registrant Subsidiaries’ assets under their respective indentures.  None of the long-term debt obligations of the Registrant Subsidiaries have been guaranteed or secured by AEP or any of its affiliates.

The following details long-term debt outstanding as of December 31, 2011 and 2010:

		Weighted
		Average
		Interest
		Rate at			Outstanding at
		December 31,	Interest Rate Ranges at December 31,		December 31,
Company	Maturity	2011	2011	2010	2011	2010
Senior Unsecured Notes					(in thousands)
APCo	2011-2038	5.86%	3.40%-7.95%	3.40%-7.95%	$3,141,843	$3,042,060
I&M	2012-2037	6.25%	5.05%-7.00%	5.05%-7.00%	1,270,599	1,270,116
OPCo	2012-2035	5.61%	0.955%-6.60%	0.702%-6.60%	3,291,823	3,291,027
PSO	2011-2037	5.52%	4.40%-6.625%	4.70%-6.625%	896,023	922,576
SWEPCo	2015-2040	5.92%	4.90%-6.45%	4.90%-6.45%	1,548,437	1,548,185

Pollution Control Bonds (a)
APCo	2011-2038 (b)	2.27%	0.07%-6.05%	0.29%-6.05%	582,000	516,650
I&M	2011-2025 (b)	4.02%	0.06%-6.25%	0.33%-6.25%	266,494	266,456
OPCo	2011-2038 (b)	3.81%	0.07%-5.80%	0.30%-5.80%	562,325	677,325
PSO	2014-2020	5.03%	4.45%-5.25%	4.45%-5.25%	46,360	46,360
SWEPCo	2011-2018	4.28%	3.25%-4.95%	3.25%-4.95%	135,200	176,335

Notes Payable - Affiliated
OPCo	2015	5.25%	5.25%	5.25%	200,000	200,000

Notes Payable - Nonaffiliated
I&M	2013-2016	3.01%	2.029%-5.44%	2.07%-5.44%	234,590	202,753
SWEPCo	2012-2024	6.66%	6.37%-7.03%	6.37%-7.03%	45,000	45,000

Spent Nuclear Fuel Obligation (c)
I&M					265,065	264,901

Other Long-term Debt
APCo	2026	13.718%	13.718%	13.718%	2,408	2,431
I&M	2025	6.00%	6.00%	-	20,927	-
PSO	2027	3.00%	3.00%	3.00%	4,981	2,250

(a)
For certain series of pollution control bonds, interest rates are subject to periodic adjustment.  Certain series may be purchased on demand at periodic interest adjustment dates.  Letters of credit from banks, standby bond purchase agreements and insurance policies support certain series.

(b)
Certain pollution control bonds are subject to redemption earlier than the maturity date.  Consequently, these bonds   have been classified for maturity purposes as Long-term Debt Due Within One Year – Nonaffiliated on the balance sheets.

(c)	Spent nuclear fuel obligation consists of a liability along with accrued interest for disposal of spent nuclear fuel (see “SNF Disposal” section of Note 5).

Long-term debt outstanding at December 31, 2011 is payable as follows:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2012	$594,525	$279,075	$244,500	$311	$20,000
2013	70,029	78,977	806,000	479	-
2014	100,033	322,972	403,580	34,193	-
2015	500,037	132,813	286,000	508	303,500
2016	43	2,662	350,000	150,523	-
After 2016	2,469,741	1,246,083	1,972,245	765,327	1,406,700
Principal Amount	3,734,408	2,062,582	4,062,325	951,341	1,730,200
Unamortized Discount, Net	(8,157)	(4,907)	(8,177)	(3,977)	(1,563)
Total Long-term Debt
Outstanding	$3,726,251	$2,057,675	$4,054,148	$947,364	$1,728,637

In January and February 2012, I&M retired $2 million and $12 million, respectively, of Notes Payable related to DCC Fuel.

In February 2012, SWEPCo issued $275 million of 3.55% Senior Unsecured Notes due in 2022 and $65 million of 4.58% Notes Payable due in 2032.

In February 2012, APCo retired $30 million of 6.05% Pollution Control Bonds due in 2024 and $19.5 million of 5% Pollution Control Bonds due in 2021.  As of December 31, 2011, these bonds were classified for maturity purposes as Long-term Debt Due Within One Year - Nonaffiliated on APCo’s balance sheet.

As of December 31, 2011, trustees held, on behalf of OPCo, $418 million of its reacquired Pollution Control Bonds.

Dividend Restrictions

The Registrant Subsidiaries pay dividends to Parent provided funds are legally available.  Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of the Registrant Subsidiaries to transfer funds to Parent in the form of dividends.

Federal Power Act

The Federal Power Act prohibits each of the Registrant Subsidiaries from participating “in the making or paying of any dividends of such public utility from any funds properly included in capital account.”  The term “capital account” is not defined in the Federal Power Act or its regulations.  As applicable, the Registrant Subsidiaries understand “capital account” to mean the value of the common stock.

Additionally, the Federal Power Act creates a reserve on earnings attributable to hydroelectric generating plants.  Because of their respective ownership of such plants, this reserve applies to APCo, I&M and OPCo.

None of these restrictions limit the ability of the Registrant Subsidiaries to pay dividends out of retained earnings.

Leverage Restrictions

Pursuant to the credit agreement leverage restrictions, APCo, I&M and OPCo must maintain a percentage of debt to total capitalization at a level that does not exceed 67.5%.  At December 31, 2011, $59 million of APCo’s retained earnings and none of I&M’s or OPCo’s retained earnings have restrictions related to the payment of dividends to Parent.

Utility Money Pool – AEP System

The AEP System uses a corporate borrowing program to meet the short-term borrowing needs of its subsidiaries.  The corporate borrowing program includes a Utility Money Pool, which funds the utility subsidiaries.  The AEP System Utility Money Pool operates in accordance with the terms and conditions approved in a regulatory order.  The amount of outstanding loans (borrowings) to/from the Utility Money Pool as of December 31, 2011 and 2010 is included in Advances to/from Affiliates on each of the Registrant Subsidiaries’ balance sheets.  The Utility Money Pool participants’ money pool activity and their corresponding authorized borrowing limits for the years ended December 31, 2011 and 2010 are described in the following tables:

Year Ended December 31, 2011:

					Net
					Loans
	Maximum	Maximum	Average	Average	(Borrowings)	Authorized
	Borrowings	Loans	Borrowings	Loans	to/from Utility	Short-term
	from Utility	to Utility	from Utility	to Utility	Money Pool as of	Borrowing
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2011	Limit
	(in thousands)
APCo	$217,876	$393,811	$117,378	$96,186	$(176,240)	$600,000
I&M	57,352	219,386	23,793	56,999	95,714	500,000
OPCo	46,761	452,187	31,365	225,728	219,458	600,000
PSO	96,034	255,611	41,971	88,805	39,876	300,000
SWEPCo	136,752	105,184	47,232	38,798	(132,473)	350,000

Year Ended December 31, 2010:

					Loans
	Maximum	Maximum	Average	Average	(Borrowings)	Authorized
	Borrowings	Loans	Borrowings	Loans	to/from Utility	Short-term
	from Utility	to Utility	from Utility	to Utility	Money Pool as of	Borrowing
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2010	Limit
	(in thousands)
APCo	$438,039	$-	$227,002	$-	$(128,331)	$600,000
I&M	42,769	223,111	17,972	107,123	(42,769)	500,000
OPCo	-	655,118	-	304,747	154,702	950,000
PSO	107,320	74,751	45,287	31,211	(91,382)	300,000
SWEPCo	78,616	274,958	39,458	184,126	86,222	350,000

The maximum and minimum interest rates for funds either borrowed from or loaned to the Utility Money Pool were as follows:

	Years Ended December 31,
	2011	2010	2009
Maximum Interest Rate	0.56%	0.55%	2.28%
Minimum Interest Rate	0.06%	0.09%	0.15%

The average interest rates for funds borrowed from and loaned to the Utility Money Pool for the years ended December 31, 2011, 2010 and 2009 are summarized for all Registrant Subsidiaries in the following table:

	Average Interest Rate			Average Interest Rate
	for Funds Borrowed			for Funds Loaned
	from Utility Money Pool for			to Utility Money Pool for
	Years Ended December 31,			Years Ended December 31,
Company	2011	2010	2009	2011	2010	2009
APCo	0.42%	0.26%	0.89%	0.32%	-%	-%
I&M	0.39%	0.43%	1.46%	0.38%	0.24%	0.26%
OPCo	0.45%	-%	1.19%	0.35%	0.22%	0.21%
PSO	0.41%	0.31%	2.01%	0.32%	0.17%	0.56%
SWEPCo	0.40%	0.19%	1.66%	0.33%	0.27%	0.52%

Interest expense related to the Utility Money Pool is included in Interest Expense on each of the Registrant Subsidiaries’ statements of income.  The Registrant Subsidiaries incurred interest expense for amounts borrowed from the Utility Money Pool as follows:

	Years Ended December 31,
Company	2011	2010	2009
		(in thousands)
APCo	$198	$611	$1,887
I&M	20	17	924
OPCo	12	16	3,156
PSO	85	102	86
SWEPCo	174	11	68

Interest income related to the Utility Money Pool is included in Interest Income on each of the Registrant Subsidiaries’ statements of income.  The Registrant Subsidiaries earned interest income for amounts advanced to the Utility Money Pool as follows:

	Years Ended December 31,
Company	2011	2010	2009
		(in thousands)
APCo	$313	$9	$-
I&M	226	219	129
OPCo	820	708	228
PSO	250	19	322
SWEPCo	32	438	278

Short-term Debt

The Registrant Subsidiaries’ outstanding short-term debt was as follows:

		December 31,
		2011		2010
		Outstanding	Interest	Outstanding	Interest
Company	Type of Debt	Amount	Rate (a)	Amount	Rate (a)
		(in thousands)		(in thousands)
SWEPCo	Line of Credit – Sabine	$17,016	1.79%	$6,217	2.15%

(a)		Weighted average rate.

Credit Facilities

For a discussion of credit facilities, see “Letters of Credit” section of Note 5.

Sale of Receivables – AEP Credit

Under a sale of receivables arrangement, the Registrant Subsidiaries sell, without recourse, certain of their customer accounts receivable and accrued unbilled revenue balances to AEP Credit and are charged a fee based on AEP Credit’s financing costs, administrative costs and uncollectible accounts experience for each Registrant Subsidiary’s receivables.  APCo does not have regulatory authority to sell its West Virginia accounts receivable.  The costs of customer accounts receivable sold are reported in Other Operation on the Registrant Subsidiaries’ income statements.  The Registrant Subsidiaries manage and service their customer accounts receivable sold.

In July 2011, AEP Credit renewed its receivables securitization agreement.  The agreement provides commitments of $750 million from bank conduits to finance receivables from AEP Credit with an increase to $800 million for the months of July, August and September to accommodate seasonal demand.  A commitment of $375 million, with the seasonal increase to $425 million for the months of July, August and September, expires in June 2012 and the remaining commitment of $375 million expires in June 2014.

The amount of accounts receivable and accrued unbilled revenues under the sale of receivables agreement for each Registrant Subsidiary as of December 31, 2011 and 2010 was as follows:

	December 31,
Company	2011	2010
	(in thousands)
APCo	$121,605	$145,515
I&M	121,597	123,366
OPCo	346,695	344,698
PSO	123,172	121,679
SWEPCo	140,440	135,092

The fees paid by the Registrant Subsidiaries to AEP Credit for customer accounts receivable sold were:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$9,612	$9,194	$5,132
I&M	6,168	6,770	6,191
OPCo	18,851	20,630	19,994
PSO	6,363	5,406	6,954
SWEPCo	5,672	5,688	6,171

The Registrant Subsidiaries’ proceeds on the sale of receivables to AEP Credit were:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$1,248,253	$1,418,487	$1,258,860
I&M	1,323,068	1,283,955	1,228,502
OPCo	3,461,758	3,495,609	3,201,767
PSO	1,299,190	1,196,586	1,028,770
SWEPCo	1,495,397	1,402,525	1,300,393

14.  RELATED PARTY TRANSACTIONS

For other related party transactions, also see “AEP System Tax Allocation Agreement” section of Note 11 in addition to “Utility Money Pool – AEP System” and “Sale of Receivables – AEP Credit” sections of Note 13.

AEP Power Pool

APCo, I&M, KPCo, OPCo and AEPSC are parties to the Interconnection Agreement, which defines the sharing of costs and benefits associated with the respective generating plants.  This sharing is based upon each AEP utility subsidiary’s MLR and is calculated monthly on the basis of each AEP utility subsidiary’s maximum peak demand in relation to the sum of the maximum peak demands of all four AEP utility subsidiaries during the preceding 12 months.  In addition, APCo, I&M, KPCo and OPCo are parties to the AEP System Interim Allowance Agreement, which provides, among other things, for the transfer of SO2 allowances associated with the transactions under the Interconnection Agreement.

Based upon the PUCO’s January 2012 approval of OPCo’s corporate separation plan, applications were filed in February 2012 with the FERC proposing to establish a new power cost sharing agreement between APCo, I&M and KPCo and transfer OPCo’s generation assets to APCo, KPCo and a nonregulated AEP subsidiary.  The Ohio corporate separation plan was subsequently rejected on rehearing in February 2012.  Management is in the process of withdrawing the applications and intends to file new FERC and PUCO applications related to corporate separation.

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

Affiliated Revenues and Purchases

The following tables show the revenues derived from sales to the pools, direct sales to affiliates, net transmission agreement sales, natural gas contracts with AEPES and other revenues for the years ended December 31, 2011, 2010 and 2009:

Related Party Revenues	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2011
Sales to AEP Power Pool	$186,788	$308,336	$823,703	$-	$-
Direct Sales to East Affiliates	126,737	-	115,120	124	3,535
Direct Sales to West Affiliates	1,492	908	1,936	10,624	43,714
Direct Sales to AEPEP	-	-	-	-	(637)
Transmission Agreement and Transmission
Coordination Agreement Sales	2,348	9,379	3,375	111	8,962
Natural Gas Contracts with AEPES	154	92	196	3	4
Other Revenues	42,283	1,469	33,669	3,330	2,037
Total Affiliated Revenues	$359,802	$320,184	$977,999	$14,192	$57,615

Related Party Revenues	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2010
Sales to AEP Power Pool	$158,873	$327,992	$839,441	$-	$-
Direct Sales to East Affiliates	123,832	-	115,406	1,210	1,248
Direct Sales to West Affiliates	3,471	1,931	4,125	19,629	39,851
Direct Sales to AEPEP	-	-	-	-	(286)
Direct Sales to Transmission Companies	44	1,848	236	30	1
Natural Gas Contracts with AEPES	(2,171)	(1,087)	(2,330)	2	3
Other Revenues	32,158	267	34,407	2,657	11,053
Total Affiliated Revenues	$316,207	$330,951	$991,285	$23,528	$51,870

Related Party Revenues	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2009
Sales to AEP Power Pool	$130,331	$198,579	$813,692	$-	$-
Direct Sales to East Affiliates	123,549	-	84,078	3,136	1,220
Direct Sales to West Affiliates	2,255	1,154	2,553	39,197	16,434
Direct Sales to AEPEP	-	-	-	-	(659)
Natural Gas Contracts with AEPES	(8,340)	(4,637)	(11,008)	(328)	(387)
Other Revenues	15,594	1,055	31,774	3,751	12,710
Total Affiliated Revenues	$263,389	$196,151	$921,089	$45,756	$29,318

The following tables show the purchased power expense incurred for purchases from the pools and affiliates for the years ended December 31, 2011, 2010 and 2009:

Related Party Purchases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2011
Purchases from AEP Power Pool	$818,943	$124,598	$326,871	$-	$-
Direct Purchases from East Affiliates	-	-	-	6,378	1,184
Direct Purchases from West Affiliates	239	147	312	43,714	10,624
Purchases from AEGCo	-	228,739	185,741	-	-
Gas Purchases from AEPES	-	-	2,689	-	-
Total Purchases	$819,182	$353,484	$515,613	$50,092	$11,808

Related Party Purchases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2010
Purchases from AEP Power Pool	$916,791	$91,129	$268,964	$-	$-
Direct Purchases from East Affiliates	-	-	-	6,162	4,078
Direct Purchases from West Affiliates	825	466	996	39,851	19,629
Purchases from AEGCo	-	235,740	113,801	-	-
Gas Purchases from AEPES	-	-	2,857	-	-
Total Purchases	$917,616	$327,335	$386,618	$46,013	$23,707

Related Party Purchases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2009
Purchases from AEP Power Pool	$801,624	$99,159	$209,606	$-	$-
Direct Purchases from East Affiliates	-	-	-	2,896	3,515
Direct Purchases from West Affiliates	1,492	777	1,789	16,435	39,197
Direct Purchases from AEGCo	-	237,372	75,469	-	-
Gas Purchases from AEPES	-	-	1,251	-	-
Total Purchases	$803,116	$337,308	$288,115	$19,331	$42,712

The above summarized related party revenues and expenses are reported in Sales to AEP Affiliates and Purchased Electricity from AEP Affiliates on the Registrant Subsidiaries’ statements of income.  Since the Registrant Subsidiaries are included in AEP’s consolidated results, the above summarized related party transactions are eliminated in total in AEP’s consolidated revenues and expenses.

System Transmission Integration Agreement

AEP’s System Transmission Integration Agreement provides for the integration and coordination of the planning, operation and maintenance of the transmission facilities of AEP East companies’ and AEP West companies’ zones.  Similar to the SIA, the System Transmission Integration Agreement functions as an umbrella agreement in addition to the Transmission Agreement (TA) and the Transmission Coordination Agreement (TCA).  The System Transmission Integration Agreement contains two service schedules that govern:

•	The allocation of transmission costs and revenues.
•	The allocation of third-party transmission costs and revenues and AEP System dispatch costs.

The System Transmission Integration Agreement anticipates that additional service schedules may be added as circumstances warrant.

APCo, I&M, KPCo and OPCo are parties to the TA, dated April 1, 1984, as amended, defining how they share the costs associated with their relative ownership of the extra-high-voltage transmission system (facilities rated 345 kV and above) and certain facilities operated at lower voltages (138 kV and above).  Like the Interconnection Agreement, this sharing is based upon each company’s MLR.  The FERC approved a new TA effective November 2010.  The impacts of the new TA will be phased-in for retail rates, adds KGPCo and WPCo as parties to the agreement and changes the allocation method.

The following table shows the net charges recorded by the Registrant Subsidiaries, party to the new TA, for the year ended December 31, 2011:

Year Ended December 31,
Company	2011
(in thousands)
APCo	$4,608
I&M	1,538
OPCo	17,186

The charges shown above are recorded in Other Operation expense on the statements of income.

The following table shows the net charges (credits) allocated among the Registrant Subsidiaries, party to the original TA, for the years ended December 31, 2010 and 2009:

	Years Ended December 31,
Company	2010	2009
	(in thousands)
APCo	$(16,079)	$(12,535)
I&M	(25,188)	(38,400)
OPCo	49,281	59,770

The net charges (credits) shown above are recorded in Other Operation expense on the statements of income.

PSO, SWEPCo and AEPSC are parties to the TCA, dated January 1, 1997, revised 1999 and 2011, as restated and amended, by and among PSO, SWEPCo and AEPSC, in connection with the operation of the transmission assets of the two AEP utility subsidiaries.  Effective May 2011, TNC is no longer a party to the agreement.  The TCA has been approved by the FERC and establishes a coordinating committee, which is charged with overseeing the coordinated planning of the transmission facilities of the parties to the agreement.  This includes the performance of transmission planning studies, the interaction of such companies with independent system operators (ISO) and other regional bodies interested in transmission planning and compliance with the terms of the Open Access Transmission Tariff (OATT) filed with the FERC and the rules of the FERC relating to such a tariff.

Under the TCA, the parties to the agreement delegated to AEPSC the responsibility of monitoring the reliability of their transmission systems and administering the OATT on their behalf.  The allocations have been governed by the FERC-approved OATT for the SPP (with respect to PSO and SWEPCo).

The following table shows the net (revenues) expenses allocated among parties to the TCA pursuant to the SPP OATT protocols as described above for the years ended December 31, 2011, 2010 and 2009:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
PSO	$9,000	$10,600	$11,100
SWEPCo	(9,000)	(10,500)	(11,100)

The net (revenues) expenses shown above are recorded in Sales to AEP Affiliates on SWEPCo’s statements of income and Other Operation expense on PSO’s statements of income.

Assignment from SWEPCo to AEPEP

In March 2008, SWEPCo assigned its portion of a 20-year Purchase Power Agreement (PPA) to AEPEP.  In addition to the PPA assignment, an intercompany agreement was executed between AEPEP and SWEPCo to provide SWEPCo with future margins related to its share.  SWEPCo also retained the rights to the Renewable Energy Credit Offsets from the PPA.  The PPA and intercompany agreements are effective through 2019.  SWEPCo recorded losses of $637 thousand, $286 thousand and $659 thousand from AEPEP in Sales to AEP Affiliates on the 2011, 2010 and 2009 statements of income, respectively.

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

PSO and SWEPCo have historically presented third party ERCOT trading and marketing activity on a net basis in Revenues - Electric Generation, Transmission and Distribution.  The applicable ERCOT third party trading and marketing contracts that were not transferred to AEPEP will remain until maturity on the balance sheets and will be presented on a net basis in Sales to AEP Affiliates on the statements of income.

The following tables indicate the sales to AEPEP and the amounts reclassified from third party to affiliates:

	Year Ended December 31, 2009
		Third Party Amounts	Net Amount
	Net Settlement	Reclassified to	Included in Sales
Company	with AEPEP	Affiliate	to AEP Affiliates
	(in thousands)
PSO	$(3,871)	$4,318	$447
SWEPCo	(4,569)	5,098	529

OPCo Transfer of Property

In May 2009, OPCo transferred a parking garage to AEP through a dividend.  AEP then transferred the property to AEPSC through a capital contribution.  The transfers were effective May 2009 and were recorded at net book value of $8 million.

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

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$866	$940	$431
I&M	523	547	224
OPCo	1,117	1,175	508

These purchases are reflected in Purchased Electricity for Resale on the statements of income.

Unit Power Agreements (UPA)

Lawrenceburg UPA between OPCo and AEGCo

In March 2007, OPCo and AEGCo entered into a 10-year UPA for the entire output from the Lawrenceburg Generating Station effective with AEGCo’s purchase of the plant in May 2007.  The UPA has an option for an additional 2-year period.  I&M operates the plant under an agreement with AEGCo.  Under the UPA, OPCo pays AEGCo for the capacity, depreciation, fuel, operation and maintenance and tax expenses.  These payments are due regardless of whether the plant is operating.  The fuel and operation and maintenance payments are based on actual costs incurred.  All expenses are trued up periodically.

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

Cook Coal Terminal

Cook Coal Terminal, a division of OPCo, performs coal transloading services at cost for APCo and I&M.  OPCo included revenues for these services in Other Revenues – Affiliated and expenses in Other Operation expense on the statements of income.  The coal transloading revenues in 2011, 2010 and 2009 were as follows:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$31	$-	$916
I&M	21,852	17,208	18,908

APCo and I&M recorded the cost of transloading services in Fuel on the balance sheets.

Cook Coal Terminal also performs railcar maintenance services at cost for APCo, I&M, PSO and SWEPCo.  OPCo included revenues for these services in Sales to AEP Affiliates and expenses in Other Operation expense on the statements of income.  The railcar maintenance revenues in 2011, 2010 and 2009 were as follows:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$9	$7	$98
I&M	3,012	1,870	2,045
PSO	542	522	510
SWEPCo	2,348	1,044	914

APCo, I&M, PSO and SWEPCo recorded the cost of the railcar maintenance services in Fuel on the balance sheets.

In addition, Cook Coal Terminal provides railcar maintenance services for OVEC.  OPCo recorded revenue in Other Revenues – Nonaffiliated on the statements of income in the amount of $1 million, for each year in 2011, 2010 and 2009.  OVEC is 43.47% owned by AEP (includes OPCo’s 4.3% ownership of OVEC).

SWEPCo Railcar Facility

SWEPCo operates a railcar maintenance facility in Alliance, Nebraska.  The facility performs maintenance on its own railcars as well as railcars belonging to I&M, PSO and third parties.  SWEPCo billed I&M $2.9 million and $1.8 million for railcar services provided in 2011 and 2010, respectively, and billed PSO $287 thousand and $655 thousand in 2011 and 2010, respectively.  These billings, for SWEPCo, and costs, for I&M and PSO, are recorded in Fuel on the balance sheets.

I&M Barging, Urea Transloading and Other Services

I&M provides barging, urea transloading and other transportation services to affiliates.  Urea is a chemical used to control NOx emissions at certain generation plants in the AEP System.  I&M recorded revenues from barging, transloading and other services in Other Revenues – Affiliated on the statements of income.  The affiliated companies recorded these costs paid to I&M as fuel expense or other operation expense.  The amount of affiliated revenues and affiliated expenses were:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
I&M – Revenue	$105,373	$105,811	$94,921
AEGCo – Expense	15,460	12,548	13,167
APCo – Expense	27,455	28,241	29,442
KPCo – Expense	122	133	112
OPCo – Expense	36,980	44,160	38,039
AEP River Operations LLC – Expense (Nonutility
Subsidiary of AEP)	25,356	20,729	14,161

In addition, I&M provided transloading services to OVEC.  I&M recorded revenues of $116 thousand, $112 thousand and $135 thousand for 2011, 2010 and 2009, respectively, in Other Revenues – Nonaffiliated on the statements of income.

Services Provided by AEP River Operations LLC

AEP River Operations LLC provides services for barge towing, chartering and general and administrative expenses to I&M.  The costs are recorded by I&M as Other Operation expense.  For the years ended December 31, 2011, 2010 and 2009, I&M recorded expenses of $24 million, $28 million and $24 million, respectively, for these activities.

Central Machine Shop

APCo operates a facility which repairs and rebuilds specialized components for the generation plants across the AEP System.  APCo defers the cost of performing these services on the balance sheet, then transfers the cost to the affiliate for reimbursement.  The AEP subsidiaries recorded these billings as capital or maintenance expense depending on the nature of the services received.  These billings are recoverable from customers.  The following table provides the amounts billed by APCo to the following affiliates:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
AEGCo	$102	$180	$31
I&M	2,157	2,112	2,818
KGPCo	-	-	5
KPCo	298	368	358
OPCo	3,684	3,665	4,137
PSO	53	412	848
SWEPCo	946	560	966

In addition, APCo billed OVEC and IKEC a total of $569 thousand, $541 thousand and $202 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

Affiliate Coal Purchases

In 2008, OPCo entered into contracts to sell excess coal purchases to certain AEP subsidiaries through 2010.  These sales (purchases) are reflected in Sales to AEP Affiliates on the statements of income.  The following table shows the realized and unrealized amounts recorded for the years ended December 31, 2010 and 2009:

	Years Ended December 31,
Company	2010	2009
	(in thousands)
APCo	$(2,830)	$(1,573)
I&M	(1,383)	(813)
KPCo	(837)	(340)
OPCo	7,372	4,239
PSO	(796)	(585)
SWEPCo	(1,526)	(928)

Affiliate Railcar Agreement

Certain AEP subsidiaries have an agreement providing for the use of each other’s leased or owned railcars when available.  The agreement specifies that the company using the railcar will be billed, at cost, by the company furnishing the railcar.  The AEP subsidiaries recorded these costs or reimbursements as costs or reduction of costs, respectively, in Fuel on the balance sheets and such costs are recoverable from customers.  The following tables show the net effect of the railcar agreement on the balance sheets:

December 31, 2011
Billing Company

Billed Company	APCo	I&M	OPCo	PSO	SWEPCo	Total
	(in thousands)
APCo	$-	$-	$1,373	$-	$-	$1,373
I&M	91	-	1,190	80	787	2,148
KPCo	289	-	355	-	-	644
OPCo	840	170	-	8	66	1,084
PSO	289	842	234	-	382	1,747
SWEPCo	12	2,662	605	91	-	3,370
Total	$1,521	$3,674	$3,757	$179	$1,235	$10,366

December 31, 2010
Billing Company

Billed Company	APCo	I&M	OPCo	PSO	SWEPCo	Total
	(in thousands)
APCo	$-	$-	$1,195	$1	$(1)	$1,195
I&M	142	-	1,536	123	502	2,303
KPCo	399	-	245	-	-	644
OPCo	919	418	-	21	106	1,464
PSO	177	921	191	-	493	1,782
SWEPCo	328	2,162	594	110	-	3,194
Total	$1,965	$3,501	$3,761	$255	$1,100	$10,582

Purchased Power from OVEC

The amounts of power purchased by the Registrant Subsidiaries from OVEC for the years ended December 31, 2011, 2010 and 2009 were:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$114,311	$105,307	$103,369
I&M	57,192	52,687	51,710
OPCo	145,207	133,776	131,318

The amounts shown above are recoverable from customers and are included in Purchased Electricity for Resale on the statements of income.

AEP Power Pool Purchases from OVEC

In 2011, the AEP Power Pool purchased power from OVEC to serve off-system sales and retail sales.  These purchases are reported in Purchased Electricity for Resale on the statements of income.  The following table shows the amounts recorded for the year ended December 31, 2011:

Year Ended
Company	December 31, 2011
(in thousands)
APCo	$21,110
I&M	12,942
OPCo	27,566

In January 2010, the AEP Power Pool began purchasing power from OVEC to serve off-system sales and retail sales through June 2010.  Purchases serving off-system sales are reported net as a reduction in Electric Generation, Transmission and Distribution revenues and purchases serving retail sales are reported in Purchased Electricity for Resale on the statements of income.  The following table shows the amounts recorded for the year ended December 31, 2010:

	Year Ended December 31, 2010
	Reported in	Reported in
Company	Revenues	Expenses
	(in thousands)
APCo	$6,631	$3,635
I&M	3,721	1,980
OPCo	7,937	4,231

SWEPCo Transactions with Oxbow Lignite Company

Oxbow Lignite Company, LLC (OLC) is jointly-owned by SWEPCo and CLECO, each owning 50%.  As joint-owners, SWEPCo and CLECO have equal representation in OLC regarding ownership, liability, profit and distributions.  OLC has surface lease and lignite and coal lease agreements which provide equal rights to each owner to mine the reserves and equal liability for the depletion costs.  DHLC is the exclusive miner of OLC’s reserves and 100% of the lignite mined is sold to SWEPCo and CLECO.  SWEPCo paid OLC $890 thousand and $465 thousand for land leases, lignite leases and administrative services in 2011 and 2010, respectively.  SWEPCo recorded these costs in Fuel on the balance sheets.  See “Oxbow Lignite Company and Red River Mining Company” section of Note 6 for additional information regarding the purchase of OLC.

Sales and Purchases of Property – Transmission Companies

In 2009, AEP Transmission Company, LLC (AEP Transco) formed seven wholly-owned transmission companies.  AEP Transco is the holding company for the seven transmission companies.  These seven companies (collectively Transcos) consist of:  AEP Appalachian Transmission Company, Inc., AEP Indiana Michigan Transmission Company, Inc. (IMTCo), AEP Kentucky Transmission Company, Inc., AEP Ohio Transmission Company, Inc. (OHTCo), AEP West Virginia Transmission Company, Inc., AEP Oklahoma Transmission Company, Inc. (OKTCo) and AEP Southwestern Transmission Company, Inc. (SWTCo).

In 2010, certain AEP subsidiaries began selling and purchasing transmission property to/from certain Transcos.  There were no gains or losses recorded on the transactions.  The following table shows the sales, that were recorded at net book value, for the years ended December 31, 2011 and 2010:

	Years Ended December 31,
Companies	2011	2010
	(in thousands)
IMTCo to I&M	$1,156	$-
OPCo to OHTCo	8,723	-
PSO to OKTCo	1	1,543
SWTCo to SWEPCo	27	-

The amounts above are recorded in Property, Plant and Equipment on the balance sheets.

Sales and Purchases of Property

Certain AEP subsidiaries had affiliated sales and purchases of electric property individually amounting to $100 thousand or more for the years ended December 31, 2011, 2010 and 2009 as shown in the following tables:

Year Ended
Companies	December 31, 2011
(in thousands)
APCo to I&M	$277
APCo to KPCo	555
APCo to OPCo	523
OPCo to APCo	438
OPCo to I&M	848
PSO to SWEPCo	271

Year Ended
Companies	December 31, 2010
(in thousands)
AEGCo to APCo	$332
AEGCo to OPCo	190
APCo to I&M	1,090
APCo to KPCo	209
I&M to APCo	444
I&M to OPCo	485
I&M to SWEPCo	218
OPCo to APCo	3,011
OPCo to I&M	2,435
OPCo to KPCo	960
SWEPCo to PSO	3,680
TCC to SWEPCo	360

Year Ended
Companies	December 31, 2009
(in thousands)
APCo to I&M	$155
I&M to APCo	4,004
I&M to OPCo	6,378
OPCo to APCo	908
OPCo to I&M	6,026
OPCo to TCC	526
PSO to SWEPCo	118
TCC to APCo	426
TCC to SWEPCo	684

In addition, certain AEP subsidiaries had aggregate affiliated sales and purchases of meters and transformers for the years ended December 31, 2011, 2010 and 2009 as shown in the following tables:

Year Ended December 31, 2011
	Purchaser
Seller	APCo	I&M	KGPCo	KPCo	OPCo	PSO	SWEPCo	TCC	TNC	WPCo	Total
	(in thousands)
APCo	$-	$38	$1,106	$119	$731	$3	$293	$333	$-	$-	$2,623
I&M	61	-	-	-	324	10	15	14	2	15	441
KGPCo	903	-	-	3	-	-	-	-	-	-	906
KPCo	289	10	1	-	91	-	8	2	3	-	404
OPCo	54	1,338	-	44	-	25	96	90	1	456	2,104
PSO	3	-	-	-	13	-	150	2	2	-	170
SWEPCo	14	-	-	-	63	402	-	145	26	-	650
TCC	550	11	-	240	568	19	1,410	-	2,106	11	4,915
TNC	-	-	-	12	539	16	723	2,021	-	-	3,311
WPCo	-	-	-	7	193	-	-	-	-	-	200
Total	$1,874	$1,397	$1,107	$425	$2,522	$475	$2,695	$2,607	$2,140	$482	$15,724

Year Ended December 31, 2010
	Purchaser
Seller	APCo	I&M	KGPCo	KPCo	OPCo	PSO	SWEPCo	TCC	TNC	WPCo	Total
	(in thousands)
APCo	$-	$112	$225	$139	$137	$61	$31	$-	$-	$-	$705
I&M	138	-	-	7	356	116	1	-	63	14	695
KGPCo	154	-	-	-	-	-	-	-	-	-	154
KPCo	364	6	23	-	92	-	2	-	-	-	487
OPCo	211	432	1	139	-	79	1,104	165	10	372	2,513
PSO	-	-	-	-	44	-	560	6	3	-	613
SWEPCo	48	4	-	3	214	1,203	-	70	11	-	1,553
TCC	22	38	-	-	23	6	266	-	966	-	1,321
TNC	8	-	-	-	-	1	70	642	-	4	725
WPCo	-	-	-	-	111	-	-	-	-	-	111
Total	$945	$592	$249	$288	$977	$1,466	$2,034	$883	$1,053	$390	$8,877
Year Ended December 31, 2009
	Purchaser
Seller	APCo	I&M	KGPCo	KPCo	OPCo	PSO	SWEPCo	TCC	TNC	WPCo	Total
	(in thousands)
APCo	$-	$87	$305	$161	$147	$-	$19	$44	$-	$-	$763
I&M	39	-	-	50	403	119	65	37	75	17	805
KGPCo	213	-	-	-	-	-	-	-	-	-	213
KPCo	505	64	7	-	156	3	8	-	-	1	744
OPCo	402	323	-	87	-	99	91	1	44	467	1,514
PSO	23	7	-	-	43	-	607	26	1	-	707
SWEPCo	38	21	-	26	85	1,360	-	162	28	-	1,720
TCC	13	72	-	-	19	2	87	-	873	-	1,066
TNC	8	10	-	-	17	18	25	750	-	-	828
WPCo	-	-	-	-	176	-	-	-	-	-	176
Total	$1,241	$584	$312	$324	$1,046	$1,601	$902	$1,020	$1,021	$485	$8,536

The amounts above are recorded in Property, Plant and Equipment.  Sales are recorded at cost.

Global Borrowing Notes

As of December 31, 2011 and 2010, AEP has an intercompany note in place with OPCo.  The debt is reflected in Long-term Debt – Affiliated on OPCo’s balance sheets.  OPCo accrues interest for its share of the global borrowing and remits the interest to AEP.  The accrued interest is reflected in Accrued Interest on OPCo’s balance sheets.

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

Variable Interest Entities

The accounting guidance for “Variable Interest Entities” is a consolidation model that considers if a company has a controlling financial interest in a VIE.  A controlling financial interest will have both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.  Entities are required to consolidate a VIE when it is determined that they have a controlling financial interest in a VIE and therefore, are the primary beneficiary of that VIE, as defined by the accounting guidance for “Variable Interest Entities.”  In determining whether they are the primary beneficiary of a VIE, management considers for each Registrant Subsidiary factors such as equity at risk, the amount of the VIE’s variability the Registrant Subsidiary absorbs, guarantees of indebtedness, voting rights including kick-out rights, the power to direct the VIE, variable interests held by related parties and other factors.  Management believes that significant assumptions and judgments were applied consistently.  In addition, the Registrant Subsidiaries have not provided financial or other support to any VIE that was not previously contractually required.

SWEPCo is the primary beneficiary of Sabine.  I&M is the primary beneficiary of DCC Fuel.  APCo, I&M, OPCo, PSO and SWEPCo each hold a significant variable interest in AEPSC.  I&M and OPCo each hold a significant variable interest in AEGCo.  SWEPCo holds a significant variable interest in DHLC.

Sabine is a mining operator providing mining services to SWEPCo.  SWEPCo has no equity investment in Sabine but is Sabine’s only customer.  SWEPCo guarantees the debt obligations and lease obligations of Sabine.  Under the terms of the note agreements, substantially all assets are pledged and all rights under the lignite mining agreement are assigned to SWEPCo.  The creditors of Sabine have no recourse to any AEP entity other than SWEPCo.  Under the provisions of the mining agreement, SWEPCo is required to pay, as a part of the cost of lignite delivered, an amount equal to mining costs plus a management fee.  In addition, SWEPCo determines how much coal will be mined each year.  Based on these facts, management concluded that SWEPCo is the primary beneficiary and is required to consolidate Sabine.  SWEPCo’s total billings from Sabine for the years ended December 31, 2011, 2010 and 2009 were $128 million, $133 million and $99 million, respectively.  See the tables below for the classification of Sabine’s assets and liabilities on SWEPCo’s balance sheets.

The balances below represent the assets and liabilities of Sabine that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
VARIABLE INTEREST ENTITIES
December 31, 2011 and 2010
(in millions)
	Sabine
	2011	2010
ASSETS
Current Assets	$48	$50
Net Property, Plant and Equipment	154	139
Other Noncurrent Assets	42	34
Total Assets	$244	$223

LIABILITIES AND EQUITY
Current Liabilities	$68	$33
Noncurrent Liabilities	176	190
Equity	-	-
Total Liabilities and Equity	$244	$223

I&M has nuclear fuel lease agreements with DCC Fuel LLC, DCC Fuel II LLC, DCC Fuel III LLC and DCC Fuel IV LLC (collectively DCC Fuel).  DCC Fuel was formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.  DCC Fuel purchased the nuclear fuel from I&M with funds received from the issuance of notes to financial institutions.  Each entity is a single-lessee leasing arrangement with only one asset and is capitalized with all debt.  DCC Fuel LLC, DCC Fuel II LLC, DCC Fuel III LLC and DCC Fuel IV LLC are separate legal entities from I&M, the assets of which are not available to satisfy the debts of I&M.  Payments on the DCC Fuel LLC and DCC Fuel II LLC leases are made semi-annually and began in April 2010 and October 2010, respectively.  Payments on the DCC Fuel III LLC lease are made monthly and began in January 2011.  Payments on the DCC Fuel IV LLC lease are made quarterly and began in February 2012.  Payments on the leases for the years ended December 31, 2011 and 2010 were $85 million and $59 million, respectively.  No payments were made to DCC Fuel in 2009.  The leases were recorded as capital leases on I&M’s balance sheet as title to the nuclear fuel transfers to I&M at the end of the 48, 54, 54 and 54 month lease term, respectively.  Based on I&M’s control of DCC Fuel, management concluded that I&M is the primary beneficiary and is required to consolidate DCC Fuel.  The capital leases are eliminated upon consolidation.  See the table below for the classification of DCC Fuel’s assets and liabilities on I&M’s balance sheets.

The balances below represent the assets and liabilities of DCC Fuel that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
VARIABLE INTEREST ENTITIES
December 31, 2011 and 2010
(in millions)
	DCC Fuel
ASSETS	2011	2010
Current Assets	$118	$92
Net Property, Plant and Equipment	188	173
Other Noncurrent Assets	118	112
Total Assets	$424	$377

LIABILITIES AND EQUITY
Current Liabilities	$103	$79
Noncurrent Liabilities	321	298
Equity	-	-
Total Liabilities and Equity	$424	$377

DHLC is a mining operator which sells 50% of the lignite produced to SWEPCo and 50% to CLECO.  SWEPCo and CLECO share the executive board seats and voting rights equally.  Each entity guarantees 50% of DHLC’s debt.  SWEPCo and CLECO equally approve DHLC’s annual budget.  The creditors of DHLC have no recourse to any AEP entity other than SWEPCo.  As SWEPCo is the sole equity owner of DHLC, it receives 100% of the management fee.  SWEPCo’s total billings from DHLC for the years ended December 31, 2011, 2010 and 2009 were $62 million, $56 million and $43 million, respectively.  SWEPCo is not required to consolidate DHLC as it is not the primary beneficiary, although SWEPCo holds a significant variable interest in DHLC.  SWEPCo’s equity investment in DHLC is included in Deferred Charges and Other Noncurrent Assets on SWEPCo’s balance sheets.

SWEPCo’s investment in DHLC was:

	December 31,
	2011		2010
	As Reported on	Maximum	As Reported on	Maximum
	the Balance Sheet	Exposure	the Balance Sheet	Exposure
	(in millions)
Capital Contribution from SWEPCo	$8	$8	$6	$6
Retained Earnings	1	1	2	2
SWEPCo's Guarantee of Debt	-	52	-	48

Total Investment in DHLC	$9	$61	$8	$56

AEPSC provides certain managerial and professional services to AEP’s subsidiaries.  AEP is the sole equity owner of AEPSC.  AEP management controls the activities of AEPSC.  The costs of the services are based on a direct charge or on a prorated basis and billed to the AEP subsidiary companies at AEPSC’s cost.  AEP subsidiaries have not provided financial or other support outside of the reimbursement of costs for services rendered.  AEPSC finances its operations through cost reimbursement from other AEP subsidiaries.  There are no other terms or arrangements between AEPSC and any of the AEP subsidiaries that could require additional financial support from an AEP subsidiary or expose them to losses outside of the normal course of business.  AEPSC and its billings are subject to regulation by the FERC.  AEP subsidiaries are exposed to losses to the extent they cannot recover the costs of AEPSC through their normal business operations.  AEP subsidiaries are considered to have a significant interest in AEPSC due to their activity in AEPSC’s cost reimbursement structure.  However, AEP subsidiaries do not have control over AEPSC.  AEPSC is consolidated by AEP.  In the event AEPSC would require financing or other support outside the cost reimbursement billings, this financing would be provided by AEP.

Total AEPSC billings to the Registrant Subsidiaries were as follows:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$195,787	$238,367	$200,828
I&M	126,505	139,920	128,372
OPCo	279,652	332,431	299,248
PSO	84,028	102,116	86,375
SWEPCo	130,148	147,928	129,887

The carrying amount and classification of variable interest in AEPSC's accounts payable are as follows:

	December 31,
	2011		2010
	As Reported on	Maximum	As Reported on	Maximum
Company	the Balance Sheet	Exposure	the Balance Sheet	Exposure
	(in thousands)
APCo	$20,812	$20,812	$23,230	$23,230
I&M	13,741	13,741	12,980	12,980
OPCo	29,823	29,823	29,603	29,603
PSO	9,280	9,280	9,384	9,384
SWEPCo	14,699	14,699	14,465	14,465

AEGCo, a wholly-owned subsidiary of AEP, is consolidated by AEP.  AEGCo owns a 50% ownership interest in Rockport Plant Unit 1, leases a 50% interest in Rockport Plant Unit 2 and owns 100% of the Lawrenceburg Generating Station.  AEGCo sells all the output from the Rockport Plant to I&M and KPCo.   AEGCo leases the Lawrenceburg Generating Station to OPCo.  AEP guarantees all the debt obligations of AEGCo.  I&M and OPCo are considered to have a significant interest in AEGCo due to these transactions.  I&M and OPCo are exposed to losses to the extent they cannot recover the costs of AEGCo through their normal business operations.  In the event AEGCo would require financing or other support outside the billings to I&M, OPCo and KPCo, this financing would be provided by AEP.  For additional information regarding AEGCo’s lease, see “Rockport Lease” section of Note 12.

Total billings from AEGCo were as follows:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
I&M	$228,739	$235,741	$237,372
OPCo	185,741	113,801	75,469

The carrying amount and classification of variable interest in AEGCo’s accounts payable are as follows:

	December 31,
	2011		2010
	As Reported on	Maximum	As Reported on	Maximum
Company	the Balance Sheet	Exposure	the Balance Sheet	Exposure
	(in thousands)
I&M	$25,731	$25,731	$27,899	$27,899
OPCo	22,139	22,139	18,165	18,165

15.  PROPERTY, PLANT AND EQUIPMENT

Depreciation, Depletion and Amortization

The Registrant Subsidiaries provide for depreciation of Property, Plant and Equipment, excluding coal-mining properties, on a straight-line basis over the estimated useful lives of property, generally using composite rates by functional class.  The following table provides the annual composite depreciation rates by functional class generally used by the Registrant Subsidiaries:

APCo

2011	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$5,194,967	$1,783,154	2.6%	40-121	$-	$-	-	-
Transmission	1,943,969	457,235	1.6%	25-87	-	-	-	-
Distribution	2,845,405	595,122	3.2%	11-52	-	-	-	-
CWIP	565,841	(9,918)	NM	NM	-	-	-	-
Other	323,630	155,688	6.6%	24-55	33,696	12,735	NM	NM
Total	$10,873,812	$2,981,281			$33,696	$12,735

2010	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$4,736,150	$1,701,839	2.4%	40-121	$-	$-	-	-
Transmission	1,852,415	445,671	1.6%	25-87	-	-	-	-
Distribution	2,740,752	562,139	3.2%	11-52	-	-	-	-
CWIP	562,280	(18,470)	NM	NM	-	-	-	-
Other	314,301	139,167	7.8%	24-55	33,712	12,741	NM	NM
Total	$10,205,898	$2,830,346			$33,712	$12,741

2009	Regulated		Nonregulated
	Annual Composite		Annual Composite
	Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate	Life Ranges	Rate	Life Ranges
		(in years)		(in years)
Generation	2.3%	40-121	-	-
Transmission	1.6%	25-87	-	-
Distribution	3.2%	11-52	-	-
CWIP	NM	NM	-	-
Other	8.9%	24-55	NM	NM

NM Not Meaningful

I&M

2011	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$3,932,472	$2,078,651	1.6%	59-132	$-	$-	-	-
Transmission	1,224,786	414,941	1.4%	46-75	-	-	-	-
Distribution	1,481,608	374,137	2.4%	14-70	-	-	-	-
CWIP	236,096	60,665	NM	NM	-	-	-	-
Other	559,698	143,312	7.4%	NM	149,860	108,214	NM	NM
Total	$7,434,660	$3,071,706			$149,860	$108,214

2010	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$3,774,262	$2,085,746	1.6%	59-132	$-	$-	-	-
Transmission	1,188,665	408,832	1.4%	46-75	-	-	-	-
Distribution	1,411,095	361,259	2.5%	14-70	-	-	-	-
CWIP	301,534	33,046	NM	NM	-	-	-	-
Other	572,328	129,703	11.7%	NM	147,380	106,412	NM	NM
Total	$7,247,884	$3,018,586			$147,380	$106,412

2009	Regulated		Nonregulated
	Annual Composite		Annual Composite
	Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate	Life Ranges	Rate	Life Ranges
		(in years)		(in years)
Generation	1.6%	59-132	-	-
Transmission	1.4%	46-75	-	-
Distribution	2.4%	14-70	-	-
CWIP	NM	NM	-	-
Other	12.8%	NM	NM	NM

NM Not Meaningful

OPCo

2011	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$-	$-	-	-	$9,502,614	$3,596,589	3.2%	35-66
Transmission	1,948,329	763,664	2.3%	27-70	-	-	-	-
Distribution	3,545,574	1,146,202	3.7%	12-56	-	-	-	-
CWIP	183,096	(3,371)	NM	NM	171,369	1,152	NM	NM
Other	407,044	222,368	8.7%	NM	139,598	15,957	NM	NM
Total	$6,084,043	$2,128,863			$9,813,581	$3,613,698

2010	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$-	$-	-	-	$9,576,404	$3,494,690	3.3%	35-70
Transmission	1,896,989	733,191	2.3%	27-70	-	-	-	-
Distribution	3,422,413	1,066,797	3.7%	12-56	-	-	-	-
CWIP	193,377	(1,540)	NM	NM	132,526	9,151	NM	NM
Other	420,514	217,286	9.2%	NM	142,333	14,314	NM	NM
Total	$5,933,293	$2,015,734			$9,851,263	$3,518,155

2009	Regulated		Nonregulated
	Annual Composite		Annual Composite
	Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate	Life Ranges	Rate	Life Ranges
		(in years)		(in years)
Generation	-	-	3.0%	35-70
Transmission	2.3%	27-70	-	-
Distribution	3.6%	12-56	-	-
CWIP	NM	NM	NM	NM
Other	10.9%	NM	NM	NM

NM Not Meaningful

PSO

2011	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$1,317,948	$652,526	1.8%	9-70	$-	$-	-	-
Transmission	692,644	167,827	1.9%	40-75	-	-	-	-
Distribution	1,762,110	329,041	2.4%	30-65	-	-	-	-
CWIP	70,371	(5,413)	NM	NM	-	-	-	-
Other	209,467	122,838	8.3%	5-35	5,159	(3)	NM	NM
Total	$4,052,540	$1,266,819			$5,159	$(3)

2010	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$1,330,368	$648,205	1.8%	9-70	$-	$-	-	-
Transmission	663,994	161,835	1.9%	40-75	-	-	-	-
Distribution	1,686,470	311,005	2.4%	27-65	-	-	-	-
CWIP	59,091	(1,958)	NM	NM	-	-	-	-
Other	230,286	135,977	8.3%	5-35	5,120	-	NM	NM
Total	$3,970,209	$1,255,064			$5,120	$-

2009	Regulated		Nonregulated
	Annual Composite		Annual Composite
	Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate	Life Ranges	Rate	Life Ranges
		(in years)		(in years)
Generation	1.8%	9-70	-	-
Transmission	2.0%	40-75	-	-
Distribution	2.4%	27-65	-	-
CWIP	NM	NM	-	-
Other	8.3%	5-35	NM	NM

NM Not Meaningful

SWEPCo

2011	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$2,326,102	$1,060,825	2.1%	35-68	$-	$-	-	-
Transmission	988,534	285,785	2.3%	50-70	-	-	-	-
Distribution	1,675,764	535,565	2.6%	25-65	-	-	-	-
CWIP	1,419,216	(a) (3,527)	NM	NM	24,353	-	NM	NM
Other	400,492	229,695	6.9%	7-47	236,527	103,569	NM	NM
Total	$6,810,108	$2,108,343			$260,880	$103,569

2010	Regulated				Nonregulated
			Annual				Annual
Functional	Property,		Composite		Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)	(in thousands)			(in years)
Generation	$2,297,463	$1,026,467	1.9%	35-68	$-	$-	-	-
Transmission	943,724	272,619	2.4%	50-70	-	-	-	-
Distribution	1,611,129	513,472	2.7%	25-65	-	-	-	-
CWIP	1,065,949	(a) 700	NM	NM	5,654	-	NM	NM
Other	403,881	248,544	7.7%	7-47	228,277	68,549	NM	NM
Total	$6,322,146	$2,061,802			$233,931	$68,549

2009	Regulated		Nonregulated
	Annual Composite		Annual Composite
	Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate	Life Ranges	Rate	Life Ranges
		(in years)		(in years)
Generation	2.7%	22-68	-	-
Transmission	2.6%	40-72	-	-
Distribution	3.6%	18-67	-	-
CWIP	NM	NM	NM	NM
Other	7.6%	7-48	NM	NM

(a) Includes CWIP related to SWEPCo's Arkansas jurisdictional share of the Turk Plant.
NM Not Meaningful

SWEPCo provides for depreciation, depletion and amortization of coal-mining assets over each asset's estimated useful life or the estimated life of each mine, whichever is shorter, using the straight-line method for mining structures and equipment.  SWEPCo uses either the straight-line method or the units-of-production method to amortize mine development costs and deplete coal rights based on estimated recoverable tonnages.  SWEPCo includes these costs in fuel expense.

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

Asset Retirement Obligations (ARO)

The Registrant Subsidiaries record ARO in accordance with the accounting guidance for “Asset Retirement and Environmental Obligations” for the retirement of certain ash disposal facilities, closure and monitoring of underground carbon storage facilities at Mountaineer Plant and coal mining facilities as well as asbestos removal.  I&M records ARO for the decommissioning of the Cook Plant.  The Registrant Subsidiaries have identified, but not recognized, ARO liabilities related to electric transmission and distribution assets as a result of certain easements on property on which assets are owned.  Generally, such easements are perpetual and require only the retirement and removal of assets upon the cessation of the property’s use.  The retirement obligation is not estimable for such easements since the Registrant Subsidiaries plan to use their facilities indefinitely.  The retirement obligation would only be recognized if and when the Registrant Subsidiaries abandon or cease the use of specific easements, which is not expected.

As of December 31, 2011 and 2010, I&M’s ARO liability for nuclear decommissioning of the Cook Plant was $979 million and $930 million, respectively.  These liabilities are reflected in Asset Retirement Obligations on I&M’s balance sheets.  As of December 31, 2011 and 2010, the fair value of I&M’s assets that are legally restricted for purposes of settling decommissioning liabilities totaled $1.3 billion and $1.2 billion, respectively.  These assets are included in Spent Nuclear Fuel and Decommissioning Trusts on I&M’s balance sheets.

The following is a reconciliation of the 2011 and 2010 aggregate carrying amounts of ARO by Registrant Subsidiary:

	ARO at					Revisions in	ARO at
	December 31,		Accretion	Liabilities	Liabilities	Cash Flow	December 31,
Company	2010		Expense	Incurred	Settled	Estimates	2011
	(in thousands)
APCo (a)(d)	$141,924		$9,534	$3	$(3,600)	$(35,094)	$112,767
I&M (a)(b)(d)	963,029		51,308	-	(1,370)	155	1,013,122
OPCo (a)(d)	189,271		13,499	165	(4,872)	43,765	241,828
PSO (a)(d)	21,557		1,708	-	(414)	(3,228)	19,623
SWEPCo (a)(c)(d)(e)	59,382		4,114	7,063	(14,947)	11,571	67,183

	ARO at					Revisions in	ARO at
	December 31,		Accretion	Liabilities	Liabilities	Cash Flow	December 31,
Company	2009		Expense	Incurred	Settled	Estimates	2010
	(in thousands)
APCo (a)(d)	$125,289		$8,541	$5,341	$(4,064)	$6,817	$141,924
I&M (a)(b)(d)	894,746		47,844	7,216	(1,694)	14,917	963,029
OPCo (a)(d)	134,743		11,434	5,031	(4,208)	42,271	189,271
PSO (a)(d)	15,652		1,332	4,746	(173)	-	21,557
SWEPCo (a)(c)(d)(e)	51,684	(f)	4,290	9,056	(7,709)	2,061	59,382

(a)	Includes ARO related to ash disposal facilities.
(b)	Includes ARO related to nuclear decommissioning costs for the Cook Plant ($979 million and $930 million at December 31, 2011 and 2010, respectively).
(c)	Includes ARO related to Sabine and DHLC.
(d)	Includes ARO related to asbestos removal.
(e)	The current portion of SWEPCo’s ARO, totaling $1.5 million and $2.6 million, at December 31, 2011 and
2010 respectively, is included in Other Current Liabilities on SWEPCo’s balance sheets.
(f)
SWEPCo deconsolidated DHLC effective January 1, 2010 in accordance with the accounting guidance for "Consolidations."  As a result, SWEPCo recorded only 50% ($12 million) of the final reclamation based on its share of the obligation instead of the previous 100%.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

The Registrant Subsidiaries’ amounts of allowance for equity funds used during construction are summarized in the following table:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$9,212	$2,967	$7,000
I&M	15,395	15,678	12,013
OPCo	5,549	5,949	6,094
PSO	1,317	804	1,787
SWEPCo	48,731	45,646	46,737

The Registrant Subsidiaries’ amounts of allowance for borrowed funds used during construction, including capitalized interest, are summarized in the following table:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$6,257	$2,251	$6,014
I&M	7,838	8,500	8,348
OPCo	2,350	3,786	16,506
PSO	822	572	1,142
SWEPCo	40,904	33,668	29,546

Jointly-owned Electric Facilities

APCo, I&M, OPCo, PSO and SWEPCo have electric facilities that are jointly-owned with affiliated and nonaffiliated companies. Using its own financing, each participating company is obligated to pay its share of the costs of any such jointly-owned facilities in the same proportion as its ownership interest.  Each Registrant Subsidiary’s proportionate share of the operating costs associated with such facilities is included in its statements of income and the investments and accumulated depreciation are reflected in its balance sheets under Property, Plant and Equipment as follows:

			Company’s Share at December 31, 2011
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
Company	Type	Ownership	in Service	Progress	Depreciation
			(in thousands)
APCo
John E. Amos Generating Station (Unit No. 3) (a)	Coal	33.33%	$554,555	$16,987	$93,404

I&M
Rockport Generating Plant (Unit No. 1) (e)	Coal	50.0%	$759,033	$19,357	$443,857

OPCo
John E. Amos Generating Station (Unit No. 3) (a)	Coal	66.67%	$988,510	$15,344	$188,820
W.C. Beckjord Generating Station	Coal	12.5%	19,131	108	8,476
(Unit No. 6) (b)
Conesville Generating Station (Unit No. 4) (c)	Coal	43.5%	309,771	11,633	53,980
J.M. Stuart Generating Station (d)	Coal	26.0%	528,271	13,292	171,830
Wm. H. Zimmer Generating Station (b)	Coal	25.4%	771,158	19,949	376,585
Transmission	NA	(f)	63,115	5,805	49,487
Total			$2,679,956	$66,131	$849,178

PSO
Oklaunion Generating Station (Unit No. 1) (g)	Coal	15.6%	$92,805	$446	$56,539

SWEPCo
Dolet Hills Generating Station (Unit No. 1) (h)	Lignite	40.2%	$264,487	$465	$193,565
Flint Creek Generating Station (Unit No. 1) (i)	Coal	50.0%	118,163	6,532	62,988
Pirkey Generating Station (Unit No. 1) (i)	Lignite	85.9%	512,557	674	361,667
Turk Generating Plant (j)	Coal	73.33%	-	1,326,013	-
Total			$895,207	$1,333,684	$618,220

			Company’s Share at December 31, 2010
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
Company	Type	Ownership	in Service	Progress	Depreciation
			(in thousands)
APCo
John E. Amos Generating Station (Unit No. 3) (a)	Coal	33.33%	$472,244	$5,638	$77,786

I&M
Rockport Generating Plant (Unit No. 1) (e)	Coal	50.0%	$742,538	$25,304	$437,371

OPCo
John E. Amos Generating Station (Unit No. 3) (a)	Coal	66.67%	$988,870	$6,354	$168,933
W.C. Beckjord Generating Station	Coal	12.5%	19,079	248	8,003
(Unit No. 6) (b)
Conesville Generating Station (Unit No. 4) (c)	Coal	43.5%	300,618	8,259	49,121
J.M. Stuart Generating Station (d)	Coal	26.0%	506,756	22,435	162,869
Wm. H. Zimmer Generating Station (b)	Coal	25.4%	771,236	9,636	365,989
Transmission	NA	(f)	62,952	3,008	47,957
Total			$2,649,511	$49,940	$802,872

PSO
Oklaunion Generating Station (Unit No. 1) (g)	Coal	15.6%	$91,275	$1,124	$56,160

SWEPCo
Dolet Hills Generating Station (Unit No. 1) (h)	Lignite	40.2%	$258,261	$4,648	$191,486
Flint Creek Generating Station (Unit No. 1) (i)	Coal	50.0%	115,742	6,725	61,750
Pirkey Generating Station (Unit No. 1) (i)	Lignite	85.9%	502,520	10,317	358,241
Turk Generating Plant (j)	Coal	73.33%	-	971,131	-
Total			$876,523	$992,821	$611,477

(a)         Operated by APCo.
(b)         Operated by Duke Energy Corporation, a nonaffiliated company.
(c)         Operated by OPCo.
(d)         Operated by The Dayton Power & Light Company, a nonaffiliated company.
(e)         Operated by I&M.
(f)          Varying percentages of ownership.
(g)         Operated by PSO and also jointly-owned (54.7%) by TNC.
(h)         Operated by CLECO Corporation, a nonaffiliated company.
(i)          Operated by SWEPCo.
(j)
Turk Generating Plant is currently under construction with a projected commercial operation date in the fourth quarter of 2012.  SWEPCo jointly owns the plant with Arkansas Electric Cooperative Corporation (11.67%), East Texas Electric Cooperative (8.33%) and Oklahoma Municipal Power Authority (6.67%).  Through December 2011, construction costs totaling $374 million have been billed to the other owners.

NA	Not Applicable

16.  COST REDUCTION INITIATIVES

In April 2010, management began initiatives to decrease both labor and non-labor expenses with a goal of achieving significant reductions in operation and maintenance expenses.  A total of 2,461 positions was eliminated across the AEP System as a result of process improvements, streamlined organizational designs and other efficiencies.  Most of the affected employees terminated employment May 31, 2010.  The severance program provided two weeks of base pay for every year of service along with other severance benefits.

The Registrant Subsidiaries recorded a charge to Other Operation expense during 2010 primarily related to severance benefits as the result of headcount reduction initiatives.  The total amount incurred in 2010 by Registrant Subsidiary was as follows:

Company	Total Cost Incurred
(in thousands)
APCo	$56,925
I&M	45,036
OPCo	85,400
PSO	24,005
SWEPCo	29,662

The Registrant Subsidiaries’ cost reduction activity for the year ended December 31, 2011 is described in the following table:

	Balance at				Balance at
Company	December 31, 2010	Incurred	Settled	Adjustments	December 31, 2011
	(in thousands)
APCo	$3,726	$-	$(3,030)	$(604)	$92
I&M	2,198	-	(2,006)	(192)	-
OPCo	4,373	-	(3,927)	(308)	138
PSO	1,526	-	(1,234)	(292)	-
SWEPCo	1,753	-	(1,593)	(160)	-

The remaining accruals are included primarily in Other Current Liabilities on the balance sheets.

17.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

In management’s opinion, the unaudited quarterly information reflects all normal and recurring accruals and adjustments necessary for a fair presentation of the results of operations for interim periods.  Quarterly results are not necessarily indicative of a full year’s operations because of various factors.  The unaudited quarterly financial information for each Registrant Subsidiary is as follows:

Quarterly Periods Ended:	APCo		I&M	OPCo		PSO	SWEPCo
	(in thousands)
March 31, 2011
Total Revenues	$831,820		$560,492	$1,394,190		$288,003	$362,955
Operating Income	116,061	(a)	95,994	299,396		38,881	54,528
Net Income	38,980	(a)	45,427	165,970		15,389	29,827

June 30, 2011
Total Revenues	$751,445		$521,478	$1,285,558		$328,588	$399,534
Operating Income	88,567		64,351	261,534		64,185	80,054
Net Income	31,627		31,386	142,194		31,560	51,071

September 30, 2011
Total Revenues	$858,336		$611,232	$1,540,231		$457,586	$534,982
Operating Income	122,716		100,352	210,453	(b)	103,006	128,406
Net Income	52,804		51,702	128,339	(b)	57,349	87,795

December 31, 2011
Total Revenues	$763,624		$521,568	$1,211,132		$289,211	$356,355
Operating Income (Loss)	102,236	(c)	20,959	63,321	(d)	34,939	(12,731)	(e)
Net Income (Loss)	39,347	(c)	21,159	28,490	(d)	20,330	(3,567)	(e)

Quarterly Periods Ended:	APCo		I&M		OPCo		PSO	SWEPCo
	(in thousands)
March 31, 2010
Total Revenues	$926,623		$553,056		$1,335,776		$237,755	$342,804
Operating Income	157,938		87,870		279,744		22,622	43,468
Net Income	70,282		45,058		143,553		4,139	31,083

June 30, 2010
Total Revenues	$703,274		$509,915		$1,220,236		$327,686	$361,467
Operating Income (f)	9,033	(g)	42,140		186,773		39,265	43,518
Net Income (Loss) (f)	(19,619)	(g)	14,602		89,664		15,489	26,705

September 30, 2010
Total Revenues	$840,622		$608,250		$1,474,401		$426,569	$480,982
Operating Income	112,060		115,904		376,907		104,654	128,428
Net Income	50,071		62,300		207,922		55,432	81,685

December 31, 2010
Total Revenues	$804,584		$524,506		$1,224,703		$281,652	$338,281
Operating Income	101,992		29,001	(h)	201,186	(i)	15,451	33,383
Net Income (Loss)	35,934		4,131	(h)	100,477	(i)	(2,273)	7,211
(a)
Includes a $41 million increase due to the pretax write-off of a portion of the Mountaineer Carbon Capture and Storage Product Validation Facility as denied for recovery by the WVPSC.  This increase was partially offset by the $32 million decrease due to the deferral of 2010 costs related to storms and our cost reduction initiatives as allowed by the WVPSC.

(b)
Includes a $48 million pretax write-off related to Sporn Unit 5 shutdown (see Note 6), a $42 million pretax write-off related to the FGD project at Muskingum River Unit 5 (see Note 6) and a $43 million provision for refund of POLR charges (see Note 3).

(c)
This increase was partially offset by a $31 million pretax write-off related to the disallowance of certain Virginia environmental costs incurred in 2009 and 2010 as a result of APCo’s November 2011 Virginia SCC order.  Includes a $27 million increase due to a favorable Asset Retirement Obligation adjustment related to the early closure and previous write-off of the Mountaineer Carbon Capture and Storage Product Validation Facility.

(d)	Includes provisions related to the FAC, the 2010 SEET and the obligation to contribute to Partnership with Ohio and Ohio Growth Fund.
(e)
Includes a $49 million pretax write-off related to SWEPCo’s Texas jurisdictional portion of the Turk Plant (see Note 6) as a result of the November 2011 Texas Court of Appeals decision upholding the Texas capital cost cap.

(f)	See Note 16 for discussion of expenses related to cost reduction initiatives in 2010.
(g)	Includes a $54 million pretax write-off of APCo’s Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility.
(h)	Includes provisions for certain regulatory and legal matters.
(i)	Includes a $43 million refund provision for the 2009 SEET.

COMBINED MANAGEMENT’S NARRATIVE DISCUSSION
AND ANALYSIS OF REGISTRANT SUBSIDIARIES

The following is a combined presentation of certain components of the Registrant Subsidiaries’ management’s discussion and analysis.  The information in this section completes the information necessary for management’s discussion and analysis of financial condition and net income and is meant to be read with (a) Management’s Narrative Financial Discussion and Analysis, (b) financial statements, (c) footnotes and (d) the schedules of each individual registrant.

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

ENVIRONMENTAL ISSUES

The Registrant Subsidiaries are implementing a substantial capital investment program and incurring additional operational costs to comply with new environmental control requirements.  The Registrant Subsidiaries will need to make additional investments and operational changes in response to existing and anticipated requirements such as CAA requirements to reduce emissions of SO2, NOx, PM and hazardous air pollutants (HAPs) from fossil fuel-fired power plants, new proposals governing the beneficial use and disposal of coal combustion products and proposed clean water rules.

The Registrant Subsidiaries are engaged in litigation about environmental issues, have been notified of potential responsibility for the clean-up of contaminated sites and incur costs for disposal of SNF and future decommissioning of I&M’s nuclear units.  Management is also engaged in the development of possible future requirements including the items discussed below and reductions of CO2 emissions to address concerns about global climate change.  AEP, various industry groups, affected states and other parties have challenged some of the Federal EPA requirements in court.  The U.S. House of Representatives passed legislation called the Transparency in Regulatory Analysis of Impacts on the Nation (the TRAIN Act) that would delay implementation of certain Federal EPA rules and facilitate a comprehensive analysis of their impacts.  The Senate is considering similar legislation.  Management believes that further analysis and better coordination of these future environmental requirements would facilitate planning and lower overall compliance costs while achieving the same environmental goals.

Management will seek recovery of expenditures for pollution control technologies and associated costs from customers through rates in regulated jurisdictions.  The Registrant Subsidiaries should be able to recover certain of these expenditures through market prices in deregulated jurisdictions.  If not, the costs of environmental compliance could adversely affect future net income, cash flows and possibly financial condition.

Environmental Controls Impact on the Generating Fleet

The rules and proposed environmental controls discussed in the next several sections will have a material impact on the generating units in the AEP System.  Management continues to evaluate the impact of these rules, project scope and technology available to achieve compliance.  As of December 31, 2011, the AEP System had a total generating capacity of nearly 37,200 MWs, of which 23,900 MWs are coal-fired.  Management continues to refine the cost estimates of complying with these rules and other impacts of the environmental proposals on the coal-fired generating facilities.  For the Registrant Subsidiaries, management’s current ranges of estimates of environmental investments to comply with these proposed requirements are listed below:

	2012 to 2020
	Estimated Environmental Investment
Company	Low	High
	(in millions)
APCo	$415	$515
I&M	1,490	1,710
OPCo	1,260	1,510
PSO	830	940
SWEPCo	1,250	1,450

For APCo, the projected environmental investments above include both the conversion of 470 MWs of coal generation to natural gas generation and the completion of 580 MWs of natural gas-fired generation in January 2012.  For OPCo, the investments above include the conversion of 585 MWs of coal generation to natural gas-fired generation.

The cost estimates will change depending on the timing of implementation and whether the Federal EPA provides flexibility in the final rules.  The cost estimates for each Registrant Subsidiary will also change based on: (a) the states’ implementation of these regulatory programs, including the potential for state implementation plans or federal implementation plans that impose standards more stringent than the proposed rules, (b) additional rulemaking activities in response to court decisions, (c) the actual performance of the pollution control technologies installed on the units, (d) changes in costs for new pollution controls, (e) new generating technology developments, (f) total MWs of capacity retired and replaced, including the type and amount of such replacement capacity and (g) other factors.

Subject to the factors listed above and based upon management’s continuing evaluation, the Registrant Subsidiaries may retire the following plants or units of plants before or during 2015:

		Generating
Company	Plant Name and Unit	Capacity
		(in MWs)
APCo	Clinch River Plant, Unit 3	235
APCo	Glen Lyn Plant	335
APCo	Kanawha River Plant	400
APCo/OPCo	Philip Sporn Plant, Units 1-4	600
I&M	Tanners Creek Plant, Units 1-3	495
OPCo	Conesville Plant, Unit 3	165
OPCo	Kammer Plant	630
OPCo	Muskingum River Plant, Units 1-4	840
OPCo	Picway Plant	100
SWEPCo	Welsh Plant, Unit 2	528

Duke Energy Corporation, the operator of W. C. Beckjord Generating Station, has announced its intent to close the facility in 2015.  OPCo owns 12.5% (54 MWs) of one unit at that station.

Effective December 1, 2011, book depreciation rates for certain OPCo generating units were revised consistent with shortened depreciable lives for the generating units.  This change in depreciable lives is expected to result in a $54 million increase in depreciation expense in 2012.  However, as a result of the January and February 2012 PUCO orders and the expected corporate separation of OPCo’s generation assets and the termination of the AEP Power Pool, management is reviewing the recoverability of all OPCo generation assets.

In February 2012, PSO retired Unit 3 of the 65 MW Tulsa Power Station, an older natural gas fired unit.

Plans for and the timing of conversion of some of the coal units to natural gas, installing emission control equipment on other units and closure of existing units will be impacted by changes in emission requirements and demand for power.  As part of environmental compliance, management is evaluating options related to maturity of the lease for Rockport Plant Unit 2 in 2022.

To the extent existing generation assets and the cost of new equipment and converted facilities are not recoverable, it could reduce materially future net income and cash flows.

Clean Air Act Requirements

The CAA establishes a comprehensive program to protect and improve the nation’s air quality and control sources of air emissions.  The states implement and administer many of these programs and could impose additional or more stringent requirements.

The Federal EPA issued the Clean Air Interstate Rule (CAIR) in 2005 requiring specific reductions in SO2 and NOx emissions from power plants.  In 2008, the D.C. Circuit Court of Appeals issued a decision remanding CAIR to the Federal EPA.  The Federal EPA issued the Cross-State Air Pollution Rule (CSAPR) (discussed in detail below) in August 2011 to replace CAIR.  The CSAPR has been challenged in the courts, and the United States Court of Appeals for the D.C. Circuit issued an order in December 2011 staying the effective date of the rule pending judicial review.  CAIR remains in effect while the litigation continues.  Nearly all of the states in which the Registrant Subsidiaries’ power plants are located are covered by CAIR.

The Federal EPA issued final maximum achievable control technology (MACT) standards for coal and oil-fired power plants (discussed in detail below) in February 2012.

The Federal EPA issued a Clean Air Visibility Rule (CAVR), detailing how the CAA’s requirement that certain facilities install best available retrofit technology (BART) to address regional haze in federal parks and other protected areas.  BART requirements apply to facilities built between 1962 and 1977 that emit more than 250 tons per year of certain pollutants in specific industrial categories, including power plants.  CAVR will be implemented through individual state implementation plans (SIPs) or, if SIPs are not adequate or are not developed on schedule, through federal implementation plans (FIPs).  The Federal EPA proposed disapproval of SIPs in a few states, including Arkansas and Oklahoma.  The Federal EPA finalized a FIP for Oklahoma that contains more stringent control requirements for SO2 emissions from affected units in that state.  PSO has challenged the FIP in the Tenth Circuit Court of Appeals.  No action has been finalized in Arkansas.  If the Federal EPA is upheld and similar action is taken in Arkansas, it could increase the costs of compliance, accelerate the installation of required controls and/or force the premature retirement of existing units.

In 2009, the Federal EPA issued a final mandatory reporting rule for CO2 and other greenhouse gases covering a broad range of facilities emitting in excess of 25,000 tons of CO2 emissions per year.   The Federal EPA issued a final endangerment finding for greenhouse gas emissions from new motor vehicles in 2009.  The Federal EPA determined that greenhouse gas emissions from stationary sources will be subject to regulation under the CAA beginning January 2011 and finalized its proposed scheme to streamline and phase-in regulation of stationary source CO2 emissions through the NSR prevention of significant deterioration and Title V operating permit programs through the issuance of final federal rules, SIP calls and FIPs.  The Federal EPA is reconsidering whether to include CO2 emissions in a number of stationary source standards, including standards that apply to new and modified electric utility units and announced a settlement agreement to issue proposed new source performance standards for utility boilers.

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

Notable developments in significant CAA regulatory requirements affecting the Registrant Subsidiaries’ operations are discussed in the following sections.

Cross-State Air Pollution Rule (formerly the Clean Air Act Transport Rule)

In July 2010, the Federal EPA issued a proposed rule to replace CAIR that would impose new and more stringent requirements to control SO2 and NOx emissions from fossil fuel-fired electric generating units in 31 states and the District of Columbia.

In August 2011, the Federal EPA issued the final rule, CSAPR.  The CSAPR relies on newly-created SO2 and NOx allowances and individual state budgets to compel further emission reductions from electric utility generating units in 28 states.  Interstate trading of allowances is allowed on a restricted sub-regional basis beginning in 2012.  Arkansas and Louisiana are subject only to the seasonal NOx program in the final rule.  Texas is subject to the annual programs for SO2 and NOx in addition to the seasonal NOx program.  The annual SO2 allowance budgets in Indiana, Ohio and West Virginia have been reduced significantly in the final rule.  A supplemental rule includes Oklahoma in the seasonal NOx program.  The supplemental rule was finalized in December 2011, with an increased NOx emission budget for the 2012 compliance year.

In October 2011, the Federal EPA released a proposed rule revising portions of the final CSAPR.  The proposed rule would correct errors in unit-specific assumptions and make available additional allowances in 10 states, including Louisiana and Texas, and provide additional allowances for the new unit set aside in Arkansas.  In addition, the proposed rule would make the allowance trading assurance provisions which restrict interstate trading of allowances effective January 1, 2014 instead of January 1, 2012.

Numerous affected entities, states and other parties filed petitions to review the CSAPR in the United States Court of Appeals for the District of Columbia Circuit.  Several of the petitioners filed motions to stay the implementation of the rule pending judicial review.  In December 2011, the court granted the motions for stay and ordered the parties to submit schedules for expedited briefing in order to allow the case to be heard in April 2012.  A final supplemental rule addressing seasonal NOx emissions in five states was finalized in December 2011, and has been the subject of separate appeals by certain Oklahoma entities, including PSO.  The Federal EPA has announced that the provisions of the supplemental rule will not be enforced while the stay of the final CSAPR remains in effect.

The time frames and stringency of the required emission reductions, coupled with the lack of robust interstate trading and the elimination of historic allowance banks, pose significant concerns for the AEP System and its electric utility customers.

Mercury and Other Hazardous Air Pollutants Regulation

In February 2012, the Federal EPA issued a rule addressing a broad range of HAPs from coal and oil-fired power plants.  The rule establishes unit-specific emission rates for mercury, PM (as a surrogate for particles of nonmercury metal) and hydrogen chloride (as a surrogate for acid gases) for units burning coal on a site-wide 30-day rolling average basis.  In addition, the rule proposes work practice standards, such as boiler tune-ups, for controlling emissions of organic HAPs and dioxin/furans.  The effective date of the final rule is April 16, 2012 and compliance is required within three years.

The final rule contains a slightly less stringent PM limit than the original proposal and allows operators to exclude periods of startup and shutdown from the emissions averaging periods.  The compliance time frame remains a serious concern.  A one-year administrative extension may be available if the extension is necessary for the installation of controls or to avoid a serious reliability problem.  In addition, the Federal EPA issued an enforcement policy describing the circumstances under which an administrative consent order might be issued to provide a fifth year for the installation of controls or completion of reliability upgrades.  Management is concerned about the availability of compliance extensions and the inability to foreclose citizen suits being filed under the CAA for failure to achieve compliance by the required deadlines.

Regional Haze – Oklahoma Affecting PSO

In March 2011, the Federal EPA proposed to approve in part and disapprove in part the regional haze SIP submitted by the State of Oklahoma through the Department of Environmental Quality.  The Federal EPA is proposing to approve all of the NOx control measures in the SIP and disapprove the SO2 control measures for six electric generating units, including two units owned by PSO.  The Federal EPA is proposing a FIP that would require these units to install technology capable of reducing SO2 emissions to 0.06 pounds per million British thermal units within three years of the effective date of the FIP.  PSO submitted comments on the proposed action demonstrating that the cost-effectiveness calculations performed by the Federal EPA were unsound, challenging the period for compliance with the final rule and showing that the visibility improvements secured by the proposed SIP were significant and cost-effective.  The Federal EPA finalized the FIP in December 2011.  PSO will appeal the FIP and pursue its claims in the Tenth Circuit Court of Appeals.

Coal Combustion Residual Rule

In June 2010, the Federal EPA published a proposed rule to regulate the disposal and beneficial re-use of coal combustion residuals, including fly ash and bottom ash generated at coal-fired electric generating units.  The rule contains two alternative proposals.  One proposal would impose federal hazardous waste disposal and management standards on these materials and another would allow states to retain primary authority to regulate the beneficial re-use and disposal of these materials under state solid waste management standards, including minimum federal standards for disposal and management.  Both proposals would impose stringent requirements for the construction of new coal ash landfills and would require existing unlined surface impoundments to upgrade to the new standards or stop receiving coal ash and initiate closure within five years of the issuance of a final rule.  In October 2011, the Federal EPA issued a notice of data availability requesting comments on a number of technical reports and other data received during the comment period for the original proposal and requesting comments on potential modeling analyses to update its risk assessment.

Currently, approximately 40% of the coal ash and other residual products from the AEP System’s generating facilities are re-used in the production of cement and wallboard, as structural fill or soil amendments, as abrasives or road treatment materials and for other beneficial uses.  Certain of these uses would no longer be available and others are likely to significantly decline if coal ash and related materials are classified as hazardous wastes.  In addition,  surface impoundments and landfills to manage these materials are currently used at the generating facilities. The Registrant Subsidiaries will incur significant costs to upgrade or close and replace their existing facilities under the proposed solid waste management alternative.  Regulation of these materials as hazardous wastes would significantly increase these costs.  As the rule is not final, management is unable to determine a range of potential costs that are reasonably possible of occurring but expect the costs to be significant.

Clean Water Act Regulations

In April 2011, the Federal EPA issued a proposed rule setting forth standards for existing power plants that will reduce mortality of aquatic organisms pinned against a plant’s cooling water intake screen (impingement) or entrained in the cooling water.  Entrainment is when small fish, eggs or larvae are drawn into the cooling water system and affected by heat, chemicals or physical stress.  The proposed standards affect all plants withdrawing more than two million gallons of cooling water per day and establish specific intake design and intake velocity standards meant to allow fish to avoid or escape impingement.  Compliance with this standard is required within eight years of the effective date of the final rule.  The proposed standard for entrainment for existing facilities requires a site-specific evaluation of the available measures for reducing entrainment.  The proposed entrainment standard for new units at existing facilities requires either intake flows commensurate with closed cycle cooling or achieving entrainment reductions equivalent to 90% or greater of the reductions that could be achieved with closed cycle cooling.  Plants withdrawing more than 125 million gallons of cooling water per day must submit a detailed technology study to be reviewed by the state permitting authority.  Management is evaluating the proposal and engaged in the collection of additional information regarding the feasibility of implementing this proposal at the AEP System’s facilities.  Comments on the proposal were submitted in July and August 2011.

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

While comprehensive economy-wide regulation of CO2 emissions might be achieved through future legislation, Congress has yet to enact such legislation.  The Federal EPA continues to take action to regulate CO2 emissions under the existing requirements of the CAA, permitting programs for new sources and is expected to propose new source emissions standards for fossil fuel-fired plants in 2012.

Several states have adopted programs that directly regulate CO2 emissions from power plants, but none of these programs are currently in effect in states where the Registrant Subsidiaries have generating facilities.  Certain states, including Michigan, Ohio, Texas and Virginia, passed legislation establishing renewable energy, alternative energy and/or energy efficiency requirements.  The Registrant Subsidiaries are taking steps to comply with these requirements.  In order to meet these requirements and as a key part of AEP’s corporate sustainability effort, management pledged to increase wind power from 2007 levels.  By the end of 2011, the AEP System secured, through power purchase agreements, 1,893 MW of wind and solar power.

The AEP System has taken measurable, voluntary actions to reduce and offset CO2 emissions.  The AEP System participates in a number of voluntary programs to monitor, mitigate and reduce CO2 emissions, but many of these programs have been discontinued due to anticipated legislative or regulatory actions.  Through the end of 2010, the AEP System reduced emissions by a cumulative 96 million metric tons from adjusted baseline levels in 1998 through 2001 under Chicago Climate Exchange (CCX) rules.  The AEP System’s total CO2 emissions in 2010, as reported to CCX, were 138 million metric tons.  Management estimates that 2011 emissions were approximately 139 million metric tons.

Certain groups have filed lawsuits alleging that emissions of CO2 are a “public nuisance” and seeking injunctive relief and/or damages from small groups of coal-fired electricity generators, petroleum refiners and marketers, coal companies and others.  The Registrant Subsidiaries have been named in pending lawsuits, which management is defending.  It is not possible to predict the outcome of these lawsuits or their impact on operations or financial condition.  See “Carbon Dioxide Public Nuisance Claims” and “Alaskan Villages’ Claims” sections of Note 5.

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

Global warming creates the potential for physical and financial risk.  The materiality of the risks depends on whether any physical changes occur quickly or over several decades and the extent and nature of those changes.  Physical risks from climate change could include changes in weather conditions.  Customers' energy needs currently vary with weather conditions, primarily temperature and humidity.  For residential customers, heating and cooling today represent their largest energy use.  To the extent weather patterns change significantly, customers' energy use could increase or decrease depending on the duration and magnitude of the changes.  Increased energy use due to weather changes could require the Registrant Subsidiaries to invest in more generating assets, transmission and other infrastructure to serve increased load, driving the cost of electricity higher.  Decreased energy use due to weather changes could affect financial condition through lower sales and decreased revenues.  Extreme weather conditions in general require more system backup, adding to costs, and can contribute to increased system stresses, including service interruptions and increased storm restoration costs.  The Registrant Subsidiaries may not recover all costs related to mitigating these physical and financial risks.  Weather conditions outside of the AEP System’s service territory could also have an impact on revenues, either directly through changes in the patterns of off-system power purchases and sales or indirectly through demographic changes as people adapt to changing weather.  The Registrant Subsidiaries buy and sell electricity depending upon system needs and market opportunities.  Extreme weather conditions that create high energy demand could raise electricity prices, which would increase the cost of energy the Registrant Subsidiaries provide to customers and could provide opportunity for increased wholesale sales and higher margins.

To the extent climate change impacts a region's economic health, it could also affect revenues.  The Registrant Subsidiaries’ financial performance is tied to the health of the regional economies served.  The price of energy, as a factor in a region's cost of living as well as an important input into the cost of goods, has an impact on the economic health of communities served.  The cost of additional regulatory requirements would normally be borne by consumers through higher prices for energy and purchased goods.

For additional information on climate change see Part I of the Annual Report under the headings entitled “Business – General – Environmental and Other Matters – Global Warming.”

FINANCIAL CONDITION

BUDGETED CONSTRUCTION EXPENDITURES

The 2012 estimated construction expenditures by Registrant Subsidiary include generation, transmission and distribution related investments, as well as expenditures for compliance with environmental regulations as follows:

	Budgeted Construction Expenditures
Company	Environmental	Generation	Transmission	Distribution	Other	Total
	(in millions)
APCo	$78	$123	$89	$147	$12	$449
I&M	90	235	32	94	17	468
OPCo	123	140	82	207	17	569
PSO	43	17	35	101	8	204
SWEPCo	76	242	72	76	9	475

For 2013 and 2014, management forecasts annual construction expenditures for the AEP System to average between $3.4 billion and $3.5 billion.  The projected increases are generally the result of required environmental investment to comply with Federal EPA rules and additional transmission spending.  Estimated construction expenditures are subject to periodic review and modification and may vary based on the ongoing effects of regulatory constraints, environmental regulations, business opportunities, market volatility, economic trends, weather, legal reviews and the ability to access capital.  The budgeted amounts exclude equity AFUDC and capitalized interest.  These construction expenditures will be funded through cash flows from operations and financing activities.  Generally, the Registrant Subsidiaries use cash or short-term borrowings under the money pool to fund these expenditures until long-term funding is arranged.  SWEPCo’s budgeted construction expenditures include an amount for scheduled completion of the Turk Plant in the fourth quarter of 2012.

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

These enacted provisions did not have a material impact on the Registrant Subsidiaries’ net income or financial condition but had a favorable impact on their cash flows in 2010 and 2011 and are expected to result in material future cash flow benefits in 2012.

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

Regulatory Accounting

Nature of Estimates Required

The financial statements of the Registrant Subsidiaries with cost-based rate-regulated operations (APCo, I&M, PSO, SWEPCo, and a portion of OPCo) reflect the actions of regulators that can result in the recognition of revenues and expenses in different time periods than enterprises that are not rate-regulated.

The Registrant Subsidiaries recognize regulatory assets (deferred expenses to be recovered in the future) and regulatory liabilities (deferred future revenue reductions or refunds) for the economic effects of regulation.  Specifically, the Registrant Subsidiaries match the timing of expense and income recognition with regulated revenues.  Liabilities are also recorded for refunds, or probable refunds, to customers that have not been made.

Assumptions and Approach Used

When incurred costs are probable of recovery through regulated rates, the Registrant Subsidiaries record them as regulatory assets on the balance sheet.  Management reviews the probability of recovery at each balance sheet date and whenever new events occur.  Similarly, the Registrant Subsidiaries record regulatory liabilities when a determination is made that a refund is probable or when ordered by a commission.   Examples of new events that affect probability include changes in the regulatory environment, issuance of a regulatory commission order or passage of new legislation.  The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs as well as the return of revenues, rate of return earned on invested capital and timing and amount of assets to be recovered through regulated rates.  If recovery of a regulatory asset is no longer probable, that regulatory asset is written-off as a charge against earnings.  A write-off of regulatory assets or establishment of a regulatory liability may also reduce future cash flows since there will be no recovery through regulated rates.

Effect if Different Assumptions Used

A change in the above assumptions may result in a material impact on net income.  Refer to Note 4 for further detail related to regulatory assets and liabilities.

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

The changes in unbilled electricity utility revenues included in Revenue for the years ended December 31, 2011, 2010 and 2009 were as follows:

	Years Ended December 31,
Company	2011	2010	2009
	(in thousands)
APCo	$(41,979)	$30,337	$25,378
I&M	(2,628)	2,194	2,695
OPCo	(20,449)	9,864	12,875
PSO	641	(4,159)	4,415
SWEPCo	643	(1,175)	(282)

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

For additional information regarding derivatives, hedging and fair value measurements, see Notes 9 and 10.  See “Fair Value Measurements of Assets and Liabilities” section of Note 1 for fair value calculation policy.

Long-Lived Assets

Nature of Estimates Required

In accordance with the requirements of “Property, Plant and Equipment” accounting guidance, the Registrant Subsidiaries evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any such assets may not be recoverable including planned abandonments and a probable disallowance for rate-making on a plant under construction or the assets meet the held-for-sale criteria.  The Registrant Subsidiaries utilize a group composite method of depreciation to estimate the useful lives of long-lived assets.  The evaluations of long-lived, held-and-used assets may result from abandonments, significant decreases in the market price of an asset, a significant adverse change in the extent or manner in which an asset is being used or in its physical condition, a significant adverse change in legal factors or in the business climate that could affect the value of an asset, as well as other economic or operations analyses.  If the carrying amount is not recoverable, the Registrant Subsidiary records an impairment to the extent that the fair value of the asset is less than its book value.  For assets held for sale, an impairment is recognized if the expected net sales price is less than its book value.  For regulated assets, the earnings impact of an impairment charge could be offset by the establishment of a regulatory asset, if rate recovery is probable.  For nonregulated assets, any impairment charge is recorded against earnings.

Assumptions and Approach Used

The fair value of an asset is the amount at which that asset could be bought or sold in a current transaction between willing parties other than in a forced or liquidation sale.  Quoted market prices in active markets are the best evidence of fair value and are used as the basis for the measurement, if available.  In the absence of quoted prices for identical or similar assets in active markets, management estimates fair value using various internal and external valuation methods including cash flow projections or other market indicators of fair value such as bids received, comparable sales or independent appraisals.  Management performs depreciation studies that include a review of any external factors that may affect the useful life to determine composite depreciation rates and related lives which are subject to periodic review by state regulatory commissions for cost-based regulated assets.  The fair value of the asset could be different using different estimates and assumptions in these valuation techniques.

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

Pension and Other Postretirement Benefits

AEP maintains a qualified, defined benefit pension plan (Qualified Plan), which covers substantially all nonunion and certain union employees, and unfunded, nonqualified supplemental plans (Nonqualified Plans) to provide benefits in excess of deductible amounts as permitted under the provisions of the tax law to be paid to participants in the Qualified Plan (collectively the Pension Plans).  Additionally, AEP entered into individual employment contracts with certain current and retired executives that provide additional retirement benefits as a part of the Nonqualified Plans.  AEP also sponsors other postretirement benefit plans to provide medical and life insurance benefits for retired employees (Postretirement Plans).  The Pension Plans and Postretirement Plans are collectively the Plans.

The Registrant Subsidiaries participate in the Plans.  The Plans cover all employees who meet eligibility requirements.

For a discussion of investment strategy, investment limitations, target asset allocations and the classification of investments within the fair value hierarchy, see “Investments Held in Trust for Future Liabilities” and “Fair Value Measurements of Assets and Liabilities” sections of Note 1.  See Note 7 for information regarding costs and assumptions for employee retirement and postretirement benefits.

The following table shows the net periodic cost for the years ended December 31, 2011, 2010 and 2009 by Registrant Subsidiary for the Plans:

				Other Postretirement
	Pension Plans			Benefit Plans
	Years Ended December 31,
Net Periodic Cost	2011	2010	2009	2011	2010	2009
	(in thousands)
APCo	$15,146	$15,818	$10,459	$13,301	$19,048	$24,231
I&M	15,205	20,138	13,939	9,360	13,857	17,433
OPCo	19,418	19,701	11,019	16,651	24,112	31,111
PSO	7,388	5,439	3,080	3,881	7,443	9,134
SWEPCo	7,488	7,096	4,831	4,841	7,574	9,453

The net periodic benefit cost is calculated based upon a number of actuarial assumptions, including expected long-term rates of return on the Plans’ assets.  In developing the expected long-term rate of return assumption for 2012, management evaluated input from actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions.  Management also considered historical returns of the investment markets.  Management anticipates that the investment managers employed for the Plans will invest the assets to generate future returns averaging 7.25%.

The expected long-term rate of return on the Plans’ assets is based on AEP’s targeted asset allocation and expected investment returns for each investment category.  Assumptions for the Plans are summarized in the following table:

			Other Postretirement
	Pension Plans		Benefit Plans
		Assumed/		Assumed/
	2012	Expected	2012	Expected
	Target	Long-Term	Target	Long-Term
	Asset	Rate of	Asset	Rate of
	Allocation	Return	Allocation	Return
Equity	45%	8.75%	66%	8.50%
Fixed Income	45%	5.25%	33%	5.08%
Other Investments	10%	8.75%	-%	-%
Cash and Cash Equivalents	-%	-%	1%	1.55%
Total	100%		100%

Management regularly reviews the actual asset allocation and periodically rebalances the investments to the targeted allocation.  Management believes that 7.25% is a reasonable estimate of the long-term rate of return on the Plans’ assets despite the recent market volatility.  The Pension Plans’ assets had an actual gain of 8.1% and 13.4% for the years ended December 31, 2011 and 2010, respectively.  The Postretirement Plans’ assets had an actual gain of 0.4% and 11.3% for the years ended December 31, 2011 and 2010, respectively.  Management will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust the assumptions as necessary.

AEP bases the determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.  As of December 31, 2011, AEP had cumulative losses of approximately $104 million that remain to be recognized in the calculation of the market-related value of assets.  These unrecognized net actuarial losses may result in increases in the future pension costs depending on several factors, including whether such losses at each measurement date exceed the corridor in accordance with “Compensation – Retirement Benefits” accounting guidance.  See the table below for the amount of cumulative losses by Registrant Subsidiary.

Cumulative Losses –
Deferred Asset Loss	December 31, 2011
(in thousands)
APCo	$13,764
I&M	12,152
OPCo	22,330
PSO	5,927
SWEPCo	6,170

The method used to determine the discount rate that AEP utilizes for determining future obligations is a duration-based method in which a hypothetical portfolio of high quality corporate bonds similar to those included in the Moody’s Aa bond index is constructed with a duration matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate at December 31, 2011 under this method was 4.55% for the Qualified Plan, 4.4% for the Nonqualified Plans and 4.75% for the Postretirement Plans.  Due to the effect of the unrecognized actuarial losses and based on an expected rate of return on the Pension Plans’ assets of 7.25%, a discount rate of 4.55% and 4.4% and various other assumptions, management estimates that the pension costs by Registrant Subsidiary for all pension plans will approximate the amounts in the following table.  Based on an expected rate of return on the OPEB plans’ assets of 7.25%, a discount rate of 4.75% and various other assumptions, management estimates Postretirement Plan costs by Registrant Subsidiary will approximate the amounts in the following table.

				Other Postretirement
	Pension Plans			Benefit Plans
Estimated Postretirement	Years Ended December 31,
Plan Costs	2012	2013	2014	2012	2013	2014
	(in thousands)
APCo	$16,131	$17,965	$14,072	$16,414	$14,253	$12,876
I&M	16,221	18,288	15,221	12,348	11,480	10,712
OPCo	18,335	22,007	16,468	21,298	19,675	18,165
PSO	7,598	10,293	9,221	5,248	4,907	4,551
SWEPCo	7,924	10,744	9,799	6,405	6,023	5,614

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

The value of AEP’s Pension Plans’ assets increased to $4.3 billion at December 31, 2011 from $3.9 billion at December 31, 2010 primarily due to a $450 million contribution.  During 2011, the Qualified Plan paid $287 million and the nonqualified plans paid $7 million in benefits to plan participants.  The value of AEP’s Postretirement Plans’ assets decreased to $1.4 billion at December 31, 2011 from $1.5 billion at December 31, 2010 primarily due to benefits paid exceeding contributions.  The Postretirement Plans paid $150 million in benefits to plan participants during 2011.  See Note 7 for complete details by Registrant Subsidiary.

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

Assumptions and Approach Used

The critical assumptions used in developing the required estimates include the following key factors:

•	Discount rate
•	Compensation increase rate
•	Cash balance crediting rate
•	Health care cost trend rate
•	Expected return on plan assets

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

APCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2011 Benefit Obligations
Discount Rate	$(35,309)	$38,790	$(23,643)	$26,307
Compensation Increase Rate	929	(835)	-	-
Cash Balance Crediting Rate	4,700	(3,927)	NA	NA
Health Care Cost Trend Rate	NA	NA	19,970	(18,143)

Effect on 2011 Periodic Cost
Discount Rate	(2,458)	2,662	(1,918)	2,132
Compensation Increase Rate	534	(484)	-	-
Cash Balance Crediting Rate	1,748	(1,596)	NA	NA
Health Care Cost Trend Rate	NA	NA	3,185	(2,849)
Expected Return on Plan Assets	(2,824)	2,824	(1,130)	1,136

I&M			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2011 Benefit Obligations
Discount Rate	$(31,941)	$35,245	$(17,539)	$19,622
Compensation Increase Rate	1,393	(1,266)	-	-
Cash Balance Crediting Rate	5,338	(4,600)	NA	NA
Health Care Cost Trend Rate	NA	NA	15,032	(13,586)

Effect on 2011 Periodic Cost
Discount Rate	(2,098)	2,273	(1,329)	1,473
Compensation Increase Rate	456	(414)	-	-
Cash Balance Crediting Rate	1,492	(1,363)	NA	NA
Health Care Cost Trend Rate	NA	NA	2,185	(1,960)
Expected Return on Plan Assets	(2,411)	2,411	(892)	896

OPCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2011 Benefit Obligations
Discount Rate	$(50,279)	$55,100	$(32,553)	$36,449
Compensation Increase Rate	1,559	(1,417)	-	-
Cash Balance Crediting Rate	6,277	(5,291)	NA	NA
Health Care Cost Trend Rate	NA	NA	27,815	(25,084)

Effect on 2011 Periodic Cost
Discount Rate	(3,682)	3,988	(2,513)	2,793
Compensation Increase Rate	800	(726)	-	-
Cash Balance Crediting Rate	2,618	(2,391)	NA	NA
Health Care Cost Trend Rate	NA	NA	4,165	(3,727)
Expected Return on Plan Assets	(4,229)	4,229	(1,534)	1,541

PSO			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2011 Benefit Obligations
Discount Rate	$(12,844)	$14,008	$(8,050)	$9,016
Compensation Increase Rate	837	(767)	-	-
Cash Balance Crediting Rate	3,926	(3,709)	NA	NA
Health Care Cost Trend Rate	NA	NA	6,798	(6,133)

Effect on 2011 Periodic Cost
Discount Rate	(998)	1,081	(599)	664
Compensation Increase Rate	218	(197)	-	-
Cash Balance Crediting Rate	709	(648)	NA	NA
Health Care Cost Trend Rate	NA	NA	983	(882)
Expected Return on Plan Assets	(1,445)	1,445	(409)	411

SWEPCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2011 Benefit Obligations
Discount Rate	$(12,940)	$14,115	$(9,712)	$10,897
Compensation Increase Rate	829	(750)	-	-
Cash Balance Crediting Rate	4,671	(4,407)	NA	NA
Health Care Cost Trend Rate	NA	NA	8,339	(7,516)

Effect on 2011 Periodic Cost
Discount Rate	(999)	1,082	(694)	770
Compensation Increase Rate	218	(197)	-	-
Cash Balance Crediting Rate	710	(648)	NA	NA
Health Care Cost Trend Rate	NA	NA	1,140	(1,023)
Expected Return on Plan Assets	(1,146)	1,146	(474)	476

NA   Not Applicable

NEW ACCOUNTING PRONOUNCEMENTS

New Accounting Pronouncement Adopted During 2011

The Registrant Subsidiaries adopted ASU 2011-5 “Presentation of Comprehensive Income” effective for the 2011 Annual Report including the deferral of  the reclassification adjustment presentation provisions of ASU 2011-05 under the terms in ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income.”  The standard requires other comprehensive income be presented as part of a single continuous statement of comprehensive income or in a statement of other comprehensive income immediately following the statement of net income.  This standard changed the presentation of the financial statements but did not affect the calculation of net income or comprehensive income.

See Note 2 for further discussion of accounting pronouncements.

Future Accounting Changes

The FASB’s standard-setting process is ongoing and until new standards have been finalized and issued, management cannot determine the impact on the reporting of the Registrant Subsidiaries’ operations and financial position that may result from any such future changes.  The FASB is currently working on several projects including revenue recognition, contingencies, financial instruments, leases, insurance, hedge accounting and consolidation policy.  Management also expects to see more FASB projects as a result of its desire to converge International Accounting Standards with GAAP.  The ultimate pronouncements resulting from these and future projects could have an impact on future net income and financial position.