Form 10-K, Exhibit 13
period 2013-12-31
AMERICAN ELECTRIC POWER CO INC; SOUTHWESTERN ELECTRIC POWER CO; PUBLIC SERVICE CO OF OKLAHOMA; OHIO POWER CO; INDIANA MICHIGAN POWER CO; APPALACHIAN POWER CO
filed 2014-02-25
CIK 4904, 92487, 81027, 73986, 50172, 6879

2013 Annual Reports

American Electric Power Company, Inc. and Subsidiary Companies
Appalachian Power Company and Subsidiaries
Indiana Michigan Power Company and Subsidiaries
Ohio Power Company and Subsidiaries
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

AEP System	American Electric Power System, an integrated electric utility system, owned and operated by AEP’s electric utility subsidiaries.
AEP Transmission Holdco	AEP Transmission Holding Company, LLC, a wholly-owned subsidiary of AEP.
AEP West Companies	PSO, SWEPCo, TCC and TNC.
AEPEP	AEP Energy Partners, Inc., a subsidiary of AEP dedicated to wholesale marketing and trading, asset management and commercial and industrial sales in the deregulated Texas market.
AEPES	AEP Energy Services, Inc., a subsidiary of AEP Resources, Inc.
AEPSC	American Electric Power Service Corporation, an AEP service subsidiary providing management and professional services to AEP and its subsidiaries.
AFUDC	Allowance for Funds Used During Construction.
AGR	AEP Generation Resources Inc., a nonregulated AEP subsidiary that acquired the generation assets and liabilities of OPCo.
AOCI	Accumulated Other Comprehensive Income.
APCo	Appalachian Power Company, an AEP electric utility subsidiary.
APSC	Arkansas Public Service Commission.
Appalachian Consumer Rate Relief Funding
Appalachian Consumer Rate Relief Funding LLC, a wholly-owned subsidiary of APCo and a consolidated variable interest entity formed for the purpose of issuing and servicing securitization bonds related to the under-recovered ENEC deferral balance.

BlueStar
BlueStar Energy Holdings, Inc., a wholly-owned retail electric supplier for customers in Ohio, Illinois and other deregulated electricity markets throughout the United States.  BlueStar began doing business as AEP Energy, Inc. in June 2012.

BOA	Bank of America Corporation.
CAA	Clean Air Act.
CLECO	Central Louisiana Electric Company, a nonaffiliated utility company.
CO2	Carbon dioxide and other greenhouse gases.
Cook Plant	Donald C. Cook Nuclear Plant, a two-unit, 2,191 MW nuclear plant owned by I&M.
CRES provider	Competitive Retail Electric Service providers under Ohio law that target retail customers by offering alternative generation service.
CSPCo	Columbus Southern Power Company, a former AEP electric utility subsidiary that was merged into OPCo effective December 31, 2011.
CWIP	Construction Work in Progress.

i

Term	Meaning

DCC Fuel
DCC Fuel LLC, DCC Fuel II LLC, DCC Fuel III LLC, DCC Fuel IV LLC, DCC Fuel V LLC and DCC Fuel VI LLC, consolidated variable interest entities formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.

DHLC	Dolet Hills Lignite Company, LLC, a wholly-owned lignite mining subsidiary of SWEPCo.
E&R	Environmental compliance and transmission and distribution system reliability.
EIS	Energy Insurance Services, Inc., a nonaffiliated captive insurance company and consolidated variable interest entity of AEP.
ENEC	Expanded Net Energy Charge.
ERCOT	Electric Reliability Council of Texas regional transmission organization.
ESP	Electric Security Plans, a PUCO requirement for electric utilities to adjust their rates by filing with the PUCO.
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

GAAP	Accounting Principles Generally Accepted in the United States of America.
I&M	Indiana Michigan Power Company, an AEP electric utility subsidiary.
IEU	Industrial Energy Users-Ohio.
IGCC	Integrated Gasification Combined Cycle, technology that turns coal into a cleaner-burning gas.
Interconnection Agreement	An agreement by and among APCo, I&M, KPCo and OPCo which defined the sharing of costs and benefits associated with their respective generation plants. This agreement was terminated January 1, 2014.
IRS	Internal Revenue Service.
IURC	Indiana Utility Regulatory Commission.
KGPCo	Kingsport Power Company, an AEP electric utility subsidiary.
KPCo	Kentucky Power Company, an AEP electric utility subsidiary.
KPSC	Kentucky Public Service Commission.
kV	Kilovolt.
KWh	Kilowatthour.
LPSC	Louisiana Public Service Commission.
MISO	Midwest Independent Transmission System Operator.
MLR	Member load ratio, the method used to allocate transactions among members of the Interconnection Agreement.
MMBtu	Million British Thermal Units.
MPSC	Michigan Public Service Commission.
MTM	Mark-to-Market.
MW	Megawatt.
MWh	Megawatthour.
NOx	Nitrogen oxide.
Nonutility Money Pool	Centralized funding mechanism AEP uses to meet the short-term cash requirements of certain nonutility subsidiaries.

Term	Meaning

NSR	New Source Review.
OATT	Open Access Transmission Tariff.
OCC	Corporation Commission of the State of Oklahoma.
Ohio Phase-in-Recovery Funding
Ohio Phase-in-Recovery Funding LLC, a wholly-owned subsidiary of OPCo and a consolidated variable interest entity formed for the purpose of issuing and servicing securitization bonds related to phase-in recovery property.

OPCo	Ohio Power Company, an AEP electric utility subsidiary.
OPEB	Other Postretirement Benefit Plans.
Operating Agreement
Agreement, dated January 1, 1997, as amended, by and among PSO and SWEPCo governing generating capacity allocation, energy pricing, and revenues and costs of third party sales.  AEPSC acts as the agent.

OTC	Over the counter.
OVEC	Ohio Valley Electric Corporation, which is 43.47% owned by AEP.
PCA	Power Coordination Agreement among APCo, I&M and KPCo.
PJM	Pennsylvania – New Jersey – Maryland regional transmission organization.
PM	Particulate Matter.
POLR	Provider of Last Resort revenues.
PSO	Public Service Company of Oklahoma, an AEP electric utility subsidiary.
PUCO	Public Utilities Commission of Ohio.
PUCT	Public Utility Commission of Texas.
Registrant Subsidiaries	AEP subsidiaries which are SEC registrants; APCo, I&M, OPCo, PSO and SWEPCo.
Risk Management Contracts	Trading and nontrading derivatives, including those derivatives designated as cash flow and fair value hedges.
Rockport Plant
A generation plant, consisting of two 1,310 MW coal-fired generating units near Rockport, Indiana.  AEGCo and I&M jointly-own Unit 1.  In 1989, AEGCo and I&M entered into a sale-and-leaseback transaction with Wilmington Trust Company, an unrelated, unconsolidated trustee for Rockport Plant, Unit 2.

RTO	Regional Transmission Organization, responsible for moving electricity over large interstate areas.
Sabine	Sabine Mining Company, a lignite mining company that is a consolidated variable interest entity for AEP and SWEPCo.
SEC	U.S. Securities and Exchange Commission.
SEET	Significantly Excessive Earnings Test.
SIA	System Integration Agreement, effective June 15, 2000, provides contractual basis for coordinated planning, operation and maintenance of the power supply sources of the combined AEP.
SNF	Spent Nuclear Fuel.
SO2	Sulfur dioxide.
SPP	Southwest Power Pool regional transmission organization.
SSO	Standard service offer.
Stall Unit	J. Lamar Stall Unit at Arsenal Hill Plant, a 534 MW natural gas unit owned by SWEPCo.
SWEPCo	Southwestern Electric Power Company, an AEP electric utility subsidiary.
TCC	AEP Texas Central Company, an AEP electric utility subsidiary.
Texas Restructuring Legislation	Legislation enacted in 1999 to restructure the electric utility industry in Texas.
TNC	AEP Texas North Company, an AEP electric utility subsidiary.

Term	Meaning

Transition Funding
AEP Texas Central Transition Funding I LLC, AEP Texas Central Transition Funding II LLC and AEP Texas Central Transition Funding III LLC, wholly-owned subsidiaries of TCC and consolidated variable interest entities formed for the purpose of issuing and servicing securitization bonds related to Texas restructuring law.

True-up Proceeding	A filing made under the Texas Restructuring Legislation to finalize the amount of stranded costs and other true-up items and the recovery of such amounts.
Turk Plant	John W. Turk, Jr. Plant, a 600 MW coal-fired plant in Arkansas that is 73% owned by SWEPCo.
Utility Money Pool	Centralized funding mechanism AEP uses to meet the short-term cash requirements of certain utility subsidiaries.
VIE	Variable Interest Entity.
Virginia SCC	Virginia State Corporation Commission.
WPCo	Wheeling Power Company, an AEP electric utility subsidiary.
WVPSC	Public Service Commission of West Virginia.

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

•	The availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material.
•	Electric load, customer growth and the impact of retail competition, particularly in Ohio.
•	Weather conditions, including storms and drought conditions, and our ability to recover significant storm restoration costs through applicable rate mechanisms.
•	Available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters.
•	Availability of necessary generation capacity and the performance of our generation plants.
•	Our ability to recover increases in fuel and other energy costs through regulated or competitive electric rates.
•
Our ability to build or acquire generation capacity and transmission lines and facilities (including our ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are cancelled) through applicable rate cases or competitive rates.

•
New legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances or additional regulation of fly ash and similar combustion products that could impact the continued operation, cost recovery and/or profitability of our generation plants and related assets.

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

•	Resolution of litigation.
•	Our ability to constrain operation and maintenance costs.
•	Our ability to develop and execute a strategy based on a view regarding prices of electricity and other energy-related commodities.
•	Prices and demand for power that we generate and sell at wholesale.
•	Changes in technology, particularly with respect to new, developing or alternative sources of generation.
•	Our ability to recover through rates or market prices any remaining unrecovered investment in generation units that may be retired before the end of their previously projected useful lives.
•	Volatility and changes in markets for capacity and electricity, coal and other energy-related commodities, particularly changes in the price of natural gas.

v

•	Changes in utility regulation and the allocation of costs within regional transmission organizations, including PJM and SPP.
•	The transition to market generation in Ohio, including the implementation of ESPs.
•	Our ability to successfully and profitably manage our Ohio generation assets in a startup, nonregulated merchant business.
•	Changes in the creditworthiness of the counterparties with whom we have contractual arrangements, including participants in the energy trading market.
•	Actions of rating agencies, including changes in the ratings of our debt.
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

AEP COMMON STOCK AND DIVIDEND INFORMATION

The AEP common stock quarterly high and low sales prices, quarter-end closing price and the cash dividends paid per share are shown in the following table:

			Quarter-End
Quarter Ended	High	Low	Closing Price	Dividend
December 31, 2013	$48.40	$43.01	$46.74	$0.50
September 30, 2013	47.59	41.83	43.35	0.49
June 30, 2013	51.60	42.83	44.78	0.49
March 31, 2013	48.68	42.92	48.63	0.47

December 31, 2012	$45.41	$40.56	$42.68	$0.47
September 30, 2012	44.84	39.62	43.94	0.47
June 30, 2012	40.46	36.97	39.90	0.47
March 31, 2012	41.98	37.46	38.58	0.47

AEP common stock is traded principally on the New York Stock Exchange.  As of December 31, 2013, AEP had approximately 78,000 registered shareholders.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA

	2013	2012	2011	2010		2009
	(dollars in millions, except per share amounts)
STATEMENTS OF INCOME DATA
Total Revenues	$15,357	$14,945	$15,116	$14,427		$13,489

Operating Income	$2,855	$2,656	$2,782	$2,663		$2,771

Income Before Extraordinary Items	$1,484	$1,262	$1,576	$1,218		$1,370
Extraordinary Items, Net of Tax	-	-	373	-		(5)
Net Income	1,484	1,262	1,949	1,218		1,365

Net Income Attributable to Noncontrolling Interests	4	3	3	4		5

NET INCOME ATTRIBUTABLE TO AEP SHAREHOLDERS	1,480	1,259	1,946	1,214		1,360

Preferred Stock Dividend Requirements of Subsidiaries Including
Capital Stock Expense	-	-	5	3		3

EARNINGS ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,480	$1,259	$1,941	$1,211		$1,357

BALANCE SHEETS DATA
Total Property, Plant and Equipment	$60,285	$57,454	$55,670	$53,740		$51,684
Accumulated Depreciation and Amortization	19,288	18,691	18,699	18,066		17,340
Total Property, Plant and Equipment – Net	$40,997	$38,763	$36,971	$35,674		$34,344

Total Assets	$56,414	$54,367	$52,223	$50,455		$48,348

Total AEP Common Shareholders’ Equity	$16,085	$15,237	$14,664	$13,622		$13,140

Noncontrolling Interests	$1	$-	$1	$-		$-

Cumulative Preferred Stock Not Subject to Mandatory Redemption	$-	$-	$-	$60		$61

Long-term Debt (a)	$18,377	$17,757	$16,516	$16,811		$17,498

Obligations Under Capital Leases (a)	$538	$449	$458	$474	(b)	$317

AEP COMMON STOCK DATA
Basic Earnings (Loss) per Share Attributable to AEP Common Shareholders:

Income Before Extraordinary Items	$3.04	$2.60	$3.25	$2.53		$2.97
Extraordinary Items, Net of Tax	-	-	0.77	-		(0.01)

Total Basic Earnings per Share Attributable to AEP Common Shareholders	$3.04	$2.60	$4.02	$2.53		$2.96

Weighted Average Number of Basic Shares Outstanding (in millions)	487	485	482	479		459

Market Price Range:
High	$51.60	$45.41	$41.71	$37.94		$36.51
Low	$41.83	$36.97	$33.09	$28.17		$24.00

Year-end Market Price	$46.74	$42.68	$41.31	$35.98		$34.79

Cash Dividends Declared per AEP Common Share	$1.95	$1.88	$1.85	$1.71		$1.64

Dividend Payout Ratio	64.14%	72.31%	46.02%	67.59%		55.41%

Book Value per AEP Common Share	$32.98	$31.35	$30.36	$28.32		$27.49

(a)	Includes portion due within one year.
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

Our subsidiaries operate an extensive portfolio of assets including:

•	Approximately 37,600 megawatts of generating capacity, one of the largest complements of generation in the United States.
•	More than 40,000 miles of transmission lines, including 2,110 miles of 765kV lines, the backbone of the electric interconnection grid in the Eastern United States.
•	Approximately 222,000 miles of distribution lines that deliver electricity to 5.3 million customers.
•
Substantial commodity transportation assets (more than 5,700 railcars, approximately 3,000 barges, 60 towboats, 25 harbor boats and a coal handling terminal with approximately 18 million tons of annual capacity).  Our commercial barging operations annually transport approximately 37 million tons of coal and dry bulk commodities.  Approximately 39% of the barging is for transportation of agricultural products, 26% for coal, 20% for steel and 15% for other commodities.

Corporate Separation

Background

On December 31, 2013, based on FERC and PUCO orders which approved corporate separation of generation assets and associated liabilities, OPCo transferred its generation assets and related generation liabilities at net book value to AGR.  In accordance with Ohio law, OPCo remains responsible to provide power and capacity to OPCo customers who have not switched electric providers.  Effective January 1, 2014, OPCo will purchase power from both affiliated and nonaffiliated entities, subject to PUCO approval, to meet the energy and capacity needs of customers.

On December 31, 2013, subsequent to the transfer of OPCo’s generation assets and associated liabilities to AGR, AGR transferred at net book value its ownership (867 MW) in Amos Plant, Unit 3 to APCo.  The transfer of these generation assets and associated liabilities was approved by the FERC, the Virginia SCC and the WVPSC.

On December 31, 2013, subsequent to the transfer of OPCo’s generation assets and associated liabilities to AGR, AGR transferred at net book value a one-half interest (780 MW) in the Mitchell Plant to KPCo.  The transfer of these generation assets and associated liabilities was approved by the FERC and the KPSC.

Other Impacts of Corporate Separation

In accordance with our December 2010 announcement and our October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.

Effective January 1, 2014, the FERC approved the following:

•	Power Coordination Agreement among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.
•	Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent to address open commitments related to the termination of the Interconnection Agreement and responsibilities to PJM.
•
Power Supply Agreement between AGR and OPCo for AGR to supply capacity for OPCo’s switched and non-switched retail load for the period January 1, 2014 through May 31, 2015 and to supply the energy needs of OPCo’s non-switched retail load that is not acquired through auctions from January 1, 2014 through December 31, 2014.

For a further discussion of corporate separation, see the “Corporate Separation” section of Note 1 and the “Corporate Separation and Termination of Interconnection Agreement” section of FERC Rate Matters in Note 4.

Ohio Electric Security Plan Filings

2009 – 2011 ESP

In August 2012, the PUCO issued an order in a separate proceeding which implemented a Phase-In Recovery Rider (PIRR) to recover OPCo’s deferred fuel costs in rates beginning September 2012.  As of December 31, 2013, OPCo’s net deferred fuel balance was $445 million, excluding unrecognized equity carrying costs.  Decisions from the Supreme Court of Ohio are pending related to various appeals which, if ordered, could reduce OPCo’s net deferred fuel costs balance.

June 2012 – May 2015 Ohio ESP Including Capacity Charge

In August 2012, the PUCO issued an order which adopted and modified a new ESP that establishes base generation rates through May 2015.  This ruling was generally upheld in PUCO rehearing orders in January and March 2013.

In July 2012, the PUCO issued an order in a separate capacity proceeding which stated that OPCo must charge CRES providers the Reliability Pricing Model (RPM) price and authorized OPCo to defer a portion of its incurred capacity costs not recovered from CRES providers up to $188.88/MW day.  The RPM price is approximately $33/MW day through May 2014 and $148/MW day from June 2014 through May 2015.  In December 2012, various parties filed notices of appeal of the capacity costs decision with the Supreme Court of Ohio.

As part of the August 2012 ESP order, the PUCO established a non-bypassable Retail Stability Rider (RSR), effective September 2012.  The RSR is being collected from customers at $3.50/MWh through May 2014 and will be collected at $4.00/MWh for the period June 2014 through May 2015, with $1.00/MWh applied to the recovery of deferred capacity costs.  In April and May 2013, OPCo and various intervenors filed appeals with the Supreme Court of Ohio challenging portions of the PUCO’s ESP order, including the RSR.  As of December 31, 2013, OPCo’s incurred deferred capacity costs balance was $288 million, including debt carrying costs.

In November 2013, the PUCO issued an order approving OPCo’s competitive bid process with modifications.  The modifications include the delay of the energy auctions that were originally ordered in the ESP order.  OPCo must conduct an energy-only auction for 10% of the SSO load with delivery beginning April 2014 through May 2015.  The PUCO also ordered OPCo to conduct energy-only auctions for an additional 50% of the SSO load with delivery beginning November 2014 through May 2015 and for the remaining 40% of the SSO load for delivery from January 2015 through May 2015.  OPCo will conduct energy and capacity auctions for its entire SSO load for delivery starting in June 2015.  The PUCO also approved the unbundling of the FAC into fixed and energy-related components and an intervenor proposal to blend the $188.88/MW day capacity price in proportion to the percentage of energy planned to be auctioned.  Additionally, the PUCO ordered that intervenor concerns related to the recovery of the fixed fuel costs through potentially both the FAC and the approved capacity charges be addressed in subsequent FAC proceedings.  Management believes that these intervenor concerns are without merit.  In December 2013, the PUCO granted applications for rehearing for further consideration filed by OPCo and intervenors.  In January 2014, the PUCO denied all rehearing requests and agreed to issue a supplemental request for an independent auditor in the 2012-2013 FAC proceeding to separately examine the recovery of the fixed fuel costs, including OVEC.

Proposed June 2015 – May 2018 ESP

In December 2013, OPCo filed an application with the PUCO to approve an ESP that includes proposed rate adjustments and the continuation and modification of certain existing riders effective June 2015 through May 2018.  This filing is consistent with the PUCO’s objective for a full transition from FAC and base generation rates to market.  The proposal includes a recommended auction schedule, a return on common equity of 10.65% on capital costs for certain riders and estimates an average decrease in rates of 9% over the three-year term of the plan for customers who receive their RPM and energy auction-based generation through OPCo.  Additionally, the application identifies OPCo’s intention to submit a separate application to continue the RSR established in the June 2012 – May 2015 ESP in which the unrecovered portion of the deferred capacity costs will continue to be collected at the rate of $4.00/MWh until the balance of the capacity deferrals has been collected.  Management intends to file this application in the first quarter of 2014.

If OPCo is ultimately not permitted to fully collect its ESP rates including the RSR, and its deferred capacity costs, it could reduce future net income and cash flows and impact financial condition.  See “Ohio Electric Security Plan Filing” section of Note 4.

Ohio Customer Choice

In our Ohio service territory, various CRES providers are targeting retail customers by offering alternative generation service.  The reduction in gross margin as a result of customer switching in Ohio is partially offset by (a) collection of capacity revenues from CRES providers, (b) off-system sales, (c) deferral of unrecovered capacity costs, (d) RSR collections and (e) revenues from AEP Energy.  AEP Energy is our CRES provider and part of our Generation & Marketing segment which targets retail customers, both within and outside of our retail service territory.

Customer Demand

In comparison to 2012, our weather-normalized retail sales decreased 1.6% for the year ended December 31, 2013.  Our industrial sales declined 4.5% partially due to lower production levels at Ormet, a large aluminum company.  Ormet had a contract to purchase power from OPCo through 2018.  In October 2013, Ormet announced that it was unable to emerge from bankruptcy and shut down its operations effective immediately.  The loss of Ormet's load will not have a material impact on future gross margin.  Power previously sold to Ormet will be available to be sold into wholesale markets.

In 2014, we anticipate weather-normalized retail sales will decline by 1.1%.  Excluding Ormet, total weather-normalized retail sales are projected to increase by 0.1% in 2014.  The largest decline is projected to occur in the industrial class, principally due to Ormet’s decision to shut down.  Excluding Ormet, the industrial class is projected to grow by 1.2% in 2014, primarily related to a number of new oil and natural gas expansions, especially around the major shale gas areas within AEP's footprint.  Weather-normalized residential sales are projected to decline by 0.9% in 2014, continuing the recent trend of declining use per customer related to higher saturations of energy efficient appliances and the promotion of utility sponsored energy efficiency programs.  The commercial class energy sales are projected to remain flat compared to 2013.

PJM Capacity Auction

AGR is required to offer all of its available generation in the PJM Reliability Pricing Model (RPM) auction, which is conducted three years in advance of the actual delivery year.  Therefore, the majority of AGR generation assets are subject to PJM capacity prices for periods after May 2015.  Through May 2015, AGR will provide generation capacity to OPCo for both switched and non-switched OPCo generation customers.  For switched customers, OPCo pays AGR $188.88/MW day.  For non-switched OPCo generation customers, OPCo pays AGR for capacity.  AGR’s non-OPCo load is subject to the PJM RPM auction.  Shown below are the current auction prices for capacity, as announced/settled by PJM:

PJM Base
PJM Auction Period	Auction Price
(per MW day)
June 2013 through May 2014	$27.73
June 2014 through May 2015	125.99
June 2015 through May 2016	136.00
June 2016 through May 2017	59.37

We formed a coalition with other utility companies to address mutual concerns related to the PJM capacity auction process, including: (a) import limits for power without firm transmission, (b) placing bidding caps on available demand response resources in comparison to base generation capacity, (c) modification and enforcement of the timing of demand response requirements to better reflect real-time capacity requirements and (d) tightened rules for incremental auctions in which speculative bidders sell resources in the base auction and buy back that capacity in an incremental auction, resulting in no additional capacity and lower market prices.  PJM has made three FERC filings related to the first three issues.  We anticipate that another filing will be made by PJM later in the first quarter of

2014 to address the fourth issue.  In January 2014, FERC accepted without modification PJM's filed recommendations on placing bidding caps on certain demand response products that are available only during the summer period.  We expect to receive FERC decisions on the other filings prior to the next RPM auction in May 2014.

Turk Plant

SWEPCo constructed the Turk Plant, a new base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which was placed into service in December 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and operates the facility.  As of December 31, 2013, SWEPCo’s share of incurred construction expenditures for the Turk Plant was approximately $1.758 billion.  As of December 31, 2013, a pretax provision of $59 million has been recorded for costs incurred in excess of a Texas cost cap, resulting in total net capitalized expenditures of $1.699 billion.

The APSC granted approval for SWEPCo to build the Turk Plant by issuing a Certificate of Environmental Compatibility and Public Need (CECPN) for the SWEPCo Arkansas jurisdictional share of the Turk Plant.  In June 2010, in response to an Arkansas Supreme Court decision, the APSC issued an order which reversed and set aside the previously granted CECPN.  This Turk Plant output that is currently not subject to cost-based rate recovery and is being sold into the wholesale market.  If SWEPCo cannot ultimately recover its investment and expenses related to the Turk Plant or transmission lines, it could reduce future net income and cash flows and impact financial condition.  See the “Turk Plant” section of Note 4.

2012 Texas Base Rate Case

In December 2013, the PUCT issued an order granting rehearing and reversed its decision on consolidated tax savings increasing SWEPCo’s annual revenues by $5 million.  In January 2014, the PUCT determined that AFUDC was excluded from the Turk Plant’s Texas jurisdictional capital cost cap.  As a result of these rulings, in the fourth quarter of 2013, SWEPCo reversed $114 million of previously recorded regulatory disallowances.  These rulings also increased SWEPCo’s previously approved annual base rates by a total of $13 million.  The resulting annual base rate increase is approximately $52 million.  See the “Turk Plant” and the “2012 Texas Base Rate Case” sections of Note 4.

2012 Louisiana Formula Rate Filing

In 2012, SWEPCo initiated a proceeding to establish new formula base rates in Louisiana, including recovery of the Louisiana jurisdictional share of the Turk Plant.  In February 2013, a settlement was approved by the LPSC that increased Louisiana total rates by approximately $2 million annually, effective March 2013.  The March 2013 base rates are based upon a 10% return on common equity and cost recovery of the Louisiana jurisdictional share of the Turk Plant and Stall Unit, subject to refund.  The settlement also provided that the LPSC will review base rates in 2014 and 2015 and that SWEPCo will recover non-fuel Turk Plant costs and a full weighted-average cost of capital return on the prudently incurred Turk Plant investment in jurisdictional rate base, effective January 2013.  In May 2013, SWEPCo filed testimony in the prudency review of the Turk Plant.  If the LPSC orders refunds based upon the pending staff review of the cost of service or the prudency review of the Turk Plant, it could reduce future net income and cash flows and impact financial condition.  See the “2012 Louisiana Formula Rate Filing” section of Note 4.

Welsh Plant, Units 1 and 3 - Environmental Projects

To comply with pending Federal EPA regulations, SWEPCo is currently constructing environmental control projects to meet Mercury and Air Toxics Standards for Welsh Plant, Units 1 and 3 at a cost of approximately $410 million, excluding AFUDC.  Management currently estimates that the total environmental projects to be completed through 2020 for Welsh Plant, Units 1 and 3 will cost approximately $600 million, excluding AFUDC.  As of December 31, 2013, SWEPCo has incurred $32 million in costs related to these projects.  SWEPCo will seek recovery of costs it incurs from these projects from its state commissions and FERC customers.

2011 Indiana Base Rate Case

In 2013, the IURC issued an order that granted a $92 million annual increase in base rates based upon a return on common equity of 10.2%.  In March 2013, the Indiana Office of Utility Consumer Counselor (OUCC) filed an appeal of the orders with the Indiana Court of Appeals.  In September 2013, the OUCC filed a brief on appeal that included objections to certain aspects of the rate case.  If any part of the IURC order is overturned by the Indiana Court of Appeals, it could reduce future net income and cash flows.  See the “2011 Indiana Base Rate Case” section of Note 4.

2014 Oklahoma Base Rate Case

In January 2014, PSO filed a request with the OCC to increase annual base rates by $38 million, based upon a 10.5% return on common equity.  This revenue increase includes a proposed increase in depreciation rates of $29 million.  In addition, the filing proposed recovery of advanced metering costs through a separate rider over a three-year deployment period requesting $7 million of revenues in year one, increasing to $28 million in year three.  The filing also proposed expansion of an existing transmission rider currently recovered in base rates to include additional types of transmission costs that are expected to increase over the next several years.

Rockport Plant Clean Coal Technology Project (CCT Project)

In April 2013, I&M filed an application with the IURC seeking approval of a Certificate of Public Convenience and Necessity (CPCN) to retrofit both units of the Rockport Plant with a dry sorbent injection system.  The estimated cost in the application was $285 million, excluding AFUDC to be shared equally between I&M and AEGCo.  In November 2013, the IURC approved a settlement agreement that included the approval of the CPCN with an updated estimated CCT Project cost of $258 million, excluding AFUDC, and the recovery of the Indiana jurisdictional share of I&M’s ownership share.  As of December 31, 2013, we have incurred costs of $109 million related to the CCT Project, including AFUDC.  See the “Rockport Plant Clean Coal Technology Project (CCT Project)” section of Note 4.

Cook Plant Life Cycle Management Project (LCM Project)

In April and May 2012, I&M filed a petition with the IURC and the MPSC, respectively, for approval of the LCM Project, which consists of a group of capital projects to ensure the safe and reliable operations of the Cook Plant through its licensed life (2034 for Unit 1 and 2037 for Unit 2).  The estimated cost of the LCM Project is $1.2 billion to be incurred through 2018, excluding AFUDC.  As of December 31, 2013, I&M has incurred costs of $380 million related to the LCM Project, including AFUDC.

In July 2013, the IURC approved I&M’s proposed project with the exception of an estimated $23 million related to certain items which the IURC stated I&M could seek recovery of in a subsequent base rate case.  I&M will recover approved costs through an LCM rider which will be determined in semi-annual proceedings.  The IURC authorized deferral accounting for costs incurred related to certain projects effective January 2012 to the extent such costs are not reflected in rates.  In October 2013, I&M filed an application with the IURC for LCM rider rates effective January 2014.  In December 2013, the IURC issued an interim order authorizing the implementation of LCM rider rates effective January 2014, subject to reconciliation upon the issuance of a final order by the IURC.

In January 2013, the MPSC approved a Certificate of Need (CON) for the LCM Project and authorized deferral accounting for costs incurred related to the approved projects effective January 2013 until these costs are included in rates.  In February 2013, intervenors filed appeals with the Michigan Court of Appeals objecting to the issuance of the CON.

If I&M is not ultimately permitted to recover its LCM Project costs, it could reduce future net income and cash flows and impact financial condition.  See “Cook Plant Life Cycle Management Project (LCM Project)” section of Note 4.

Repositioning Efforts

In April 2012, we initiated a process to identify strategic repositioning opportunities and efficiencies that resulted in sustainable cost savings.  This process included evaluations of our employee and retiree benefit programs as well as evaluations of the functional effectiveness and staffing levels of our finance and accounting, information technology, generation and supply chain and procurement organizations.  While we have completed certain aspects of this program, our continuous improvement initiatives in generation, distribution, transmission, supply chain, procurement and the corporate center continues to yield cost savings for many of our subsidiaries, allowing us to direct many of these savings into infrastructure and other areas of our business.

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

Rockport Plant Litigation

In July 2013, the Wilmington Trust Company filed a complaint in U.S. District Court for the Southern District of New York against AEGCo and I&M alleging that it will be unlawfully burdened by the terms of the modified NSR consent decree after the Rockport Plant, Unit 2 lease expiration in December 2022.  The terms of the consent decree allow the installation of environmental emission control equipment, repowering or retirement of the unit.  The plaintiff further alleges that the defendants’ actions constitute breach of the lease and participation agreement.  The plaintiff seeks a judgment declaring that the defendants breached the lease, must satisfy obligations related to installation of emission control equipment and indemnify the plaintiff.  The New York court has granted our motion to transfer this case to the U.S. District Court for the Southern District of Ohio.  Our motion to dismiss the case, filed in October 2013, is pending.  We will continue to defend against the claims.  We are unable to determine a range of potential losses that are reasonably possible of occurring.

ENVIRONMENTAL ISSUES

We are implementing a substantial capital investment program and incurring additional operational costs to comply with environmental control requirements.  We will need to make additional investments and operational changes in response to existing and anticipated requirements such as CAA requirements to reduce emissions of SO2, NOx, PM and hazardous air pollutants (HAPs) from fossil fuel-fired power plants, proposals governing the beneficial use and disposal of coal combustion products and proposed clean water rules.

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

We will seek recovery of expenditures for pollution control technologies and associated costs from customers through rates in regulated jurisdictions.  Environmental rules could result in accelerated depreciation, impairment of assets or regulatory disallowances.  If we are unable to recover the costs of environmental compliance, it would reduce future net income and cash flows and impact financial condition.

Environmental Controls Impact on the Generating Fleet

The rules and proposed environmental controls discussed in the next several sections will have a material impact on the generating units in the AEP System.  We continue to evaluate the impact of these rules, project scope and technology available to achieve compliance.  As of December 31, 2013, the AEP System had a total generating capacity of nearly 37,600 MWs, of which over 23,700 MWs are coal-fired.  We continue to refine the cost estimates of complying with these rules and other impacts of the environmental proposals on our coal-fired generating facilities.  Based upon our estimates, investment to meet these proposed requirements ranges from approximately $3 billion to $3.5 billion between 2013 and 2020.  These amounts include investments to convert some of our coal generation to natural gas.  If natural gas conversion is not completed, these units could be retired sooner than planned.

The cost estimates will change depending on the timing of implementation and whether the Federal EPA provides flexibility in the final rules.  The cost estimates will also change based on: (a) the states’ implementation of these regulatory programs, including the potential for state implementation plans or federal implementation plans that impose more stringent standards, (b) additional rulemaking activities in response to court decisions, (c) the actual performance of the pollution control technologies installed on our units, (d) changes in costs for new pollution controls, (e) new generating technology developments, (f) total MWs of capacity retired and replaced, including the type and amount of such replacement capacity and (g) other factors.  In addition, we are continuing to evaluate the economic feasibility of environmental investments on nonregulated plants.

Subject to the factors listed above and based upon our continuing evaluation, we intend to retire the following plants or units of plants before or during 2016:

		Generating
Company	Plant Name and Unit	Capacity
		(in MWs)
APCo	Clinch River Plant, Unit 3	235
APCo	Glen Lyn Plant	335
APCo	Kanawha River Plant	400
APCo/AGR	Sporn Plant, Units 1-4	600
I&M	Tanners Creek Plant, Units 1-4	995
KPCo	Big Sandy Plant, Unit 2	800
AGR	Kammer Plant	630
AGR	Muskingum River Plant, Units 1-5	1,440
AGR	Picway Plant	100
PSO	Northeastern Station, Unit 4	470
SWEPCo	Welsh Plant, Unit 2	528
Total		6,533

As of December 31, 2013, the net book value of the AGR units listed above was zero.  The net book value, before cost of removal, including related material and supplies inventory and CWIP balances of the other plants in the table above was $1 billion.  See Note 5 for further discussion.

In 2013, we re-evaluated potential courses of action with respect to the planned operation of Muskingum River Plant, Unit 5 and concluded that completion of a refueling project which would extend the unit’s useful life is remote.  As a result, in 2013, we completed an impairment analysis and recorded a $154 million pretax ($99 million, net of tax) impairment charge for AGR’s net book value of Muskingum River Plant, Unit 5.  We expect to retire the plant no later than 2015.  See “Muskingum River Plant, Unit 5” section of Note 7.

In addition, we are in the process of obtaining permits and other necessary regulatory approvals for either the conversion of some of our coal units to natural gas or installing emission control equipment on certain units.  The following table lists the plants or units that are either awaiting regulatory approval or are still being evaluated by management based on changes in emission requirements and demand for power:

		Generating
Company	Plant Name and Unit	Capacity
		(in MWs)
KPCo	Big Sandy Plant, Unit 1	278
PSO	Northeastern Station, Unit 3	470
Total		748

As of December 31, 2013, the net book value before cost of removal, including related material and supplies inventory and CWIP balances, of the plants in the table above was $295 million.

Volatility in natural gas prices, pending environmental rules and other market factors could also have an adverse impact on the accounting evaluation of the recoverability of the net book values of coal-fired units.  For regulated plants that we may close early, we are seeking regulatory recovery of remaining net book values.  To the extent existing generation assets and the cost of new equipment and converted facilities are not recoverable, it could materially reduce future net income and cash flows.

Modification of the NSR Litigation Consent Decree

In 2007, the U.S. District Court for the Southern District of Ohio approved a consent decree between the AEP subsidiaries in the eastern area of the AEP System and the Department of Justice, the Federal EPA, eight northeastern states and other interested parties to settle claims that the AEP subsidiaries violated the NSR provisions of the CAA when it undertook various equipment repair and replacement projects over a period of nearly 20 years.  The consent decree’s terms include installation of environmental control equipment on certain generating units, a declining cap on SO2 and NOx emissions from the AEP System and various mitigation projects.

The original consent decree required certain types of control equipment to be installed at Muskingum River Plant, Unit 5, Big Sandy Plant, Unit 2 and the two units of the Rockport Plant in 2015, 2017 and 2019, respectively.  In January 2013, an agreement to modify the consent decree was reached and filed with the court.  The terms of the agreement include more options for the affected units (including alternative control technologies, re-fueling and/or retirement), more stringent SO2 emission caps for the AEP System and additional mitigation measures.  The modified consent decree was approved by the court in May 2013.  For the units of the Rockport Plant, the modified decree requires installation of dry sorbent injection technology for SO2 control on both units in 2015.  In addition, the consent decree imposes a declining plant-wide cap on SO2 emissions beginning in 2016.

Oklahoma Environmental Compliance Plan

In September 2012, PSO filed an environmental compliance plan with the OCC reflecting the retirement of Northeastern Station (NES), Unit 4 in 2016 and additional environmental controls on NES, Unit 3 to continue operations through 2026.  As of December 31, 2013, the net book values of NES, Units 3 and 4 were $208 million and $106 million, respectively, before cost of removal, including materials and supplies inventory and CWIP.  In August 2013, the OCC dismissed PSO’s environmental compliance plan case without prejudice but will permit PSO to seek recovery in a future proceeding.  PSO will address the environmental compliance plan issues in future regulatory proceedings when it seeks cost recovery of the plan.  If PSO is ultimately not permitted to fully recover its net book value of NES, Units 3 and 4 and other environmental compliance costs, it could reduce future net income and cash flows and impact financial condition.

Clean Air Act Requirements

The CAA establishes a comprehensive program to protect and improve the nation’s air quality and control sources of air emissions.  The states implement and administer many of these programs and could impose additional or more stringent requirements.

The Federal EPA issued the Clean Air Interstate Rule (CAIR) in 2005 requiring specific reductions in SO2 and NOx emissions from power plants.  In 2008, the District of Columbia Circuit Court of Appeals issued a decision remanding CAIR to the Federal EPA.  The Federal EPA issued the Cross-State Air Pollution Rule (CSAPR) (discussed in detail below) in August 2011 to replace CAIR.  The CSAPR was challenged in the courts.  The U.S. Court of Appeals for the District of Columbia Circuit issued an order in December 2011 staying the effective date of the rule pending judicial review.  In 2012, a panel of the U.S. Court of Appeals for the District of Columbia Circuit issued a decision vacating and remanding CSAPR to the Federal EPA with instructions to continue implementing CAIR until a replacement rule is finalized.  That decision has been appealed to the U.S. Supreme Court.  Nearly all of the states in which our power plants are located are covered by CAIR.

The Federal EPA issued the final maximum achievable control technology (MACT) standards for coal and oil-fired power plants (discussed in detail below) in 2012.

The Federal EPA issued a Clean Air Visibility Rule (CAVR), detailing how the CAA’s requirement that certain facilities install best available retrofit technology (BART) to address regional haze in federal parks and other protected areas.  BART requirements apply to facilities built between 1962 and 1977 that emit more than 250 tons per year of certain pollutants in specific industrial categories, including power plants.  CAVR will be implemented through individual state implementation plans (SIPs) or, if SIPs are not adequate or are not developed on schedule, through federal implementation plans (FIPs).  The Federal EPA proposed disapproval of SIPs in a few states, including Arkansas.  The Arkansas SIP was disapproved and the state is developing a revised submittal.  In June 2012, the Federal EPA published revisions to the regional haze rules to allow states participating in the CSAPR trading programs to use those programs in place of source-specific BART for SO2 and NOx emissions based on its determination that CSAPR results in greater visibility improvements than source-specific BART in the CSAPR states.  This rule is being challenged in the U.S. Court of Appeals for the District of Columbia Circuit and its fate is uncertain given developments in the CSAPR litigation.

In 2009, the Federal EPA issued a final mandatory reporting rule for CO2 and other greenhouse gases covering a broad range of facilities emitting in excess of 25,000 tons of CO2 emissions per year.   The Federal EPA issued a final endangerment finding for greenhouse gas emissions from new motor vehicles in 2009.  The Federal EPA determined that greenhouse gas emissions from stationary sources will be subject to regulation under the CAA beginning January 2011 and finalized its proposed scheme to streamline and phase-in regulation of stationary source CO2 emissions through the NSR prevention of significant deterioration and Title V operating permit programs through the issuance of final federal rules, SIP calls and FIPs.  The Federal EPA has proposed to include CO2 emissions in standards that apply to new electric utility units and will consider whether such standards are appropriate for other source categories in the future.

The Federal EPA has also issued new, more stringent national ambient air quality standards (NAAQS) for PM, SO2, NOx and lead, and is currently reviewing the NAAQS for ozone.  States are in the process of evaluating the attainment status and need for additional control measures in order to attain and maintain the new NAAQS and may develop additional requirements for our facilities as a result of those evaluations.  We cannot currently predict the nature, stringency or timing of those requirements.

Notable developments in significant CAA regulatory requirements affecting our operations are discussed in the following sections.

Cross-State Air Pollution Rule (CSAPR)

In 2011, the Federal EPA issued CSAPR.  Certain revisions to the rule were finalized in 2012.  CSAPR relies on newly-created SO2 and NOx allowances and individual state budgets to compel further emission reductions from electric utility generating units in 28 states.  Interstate trading of allowances is allowed on a restricted sub-regional basis.  Arkansas and Louisiana are subject only to the seasonal NOx program in the rule.  Texas is subject to the annual programs for SO2 and NOx in addition to the seasonal NOx program.  The annual SO2 allowance budgets in Indiana, Ohio and West Virginia were reduced significantly in the rule.  A supplemental rule includes Oklahoma in the seasonal NOx program.  The supplemental rule was finalized in December 2011 with an increased NOx emission budget for the 2012 compliance year.  The Federal EPA issued a final Error Corrections Rule and further CSAPR revisions in 2012 to make corrections to state budgets and unit allocations and to remove the restrictions on interstate trading in the first phase of CSAPR.

Numerous affected entities, states and other parties filed petitions to review the CSAPR in the U.S. Court of Appeals for the District of Columbia Circuit.  Several of the petitioners filed motions to stay the implementation of the rule pending judicial review.  In 2011, the court granted the motions for stay.  In 2012, the panel issued a decision vacating and remanding CSAPR to the Federal EPA with instructions to continue implementing the Clean Air Interstate Rule until a replacement rule is finalized.  The majority determined that the CAA does not allow the Federal EPA to “overcontrol” emissions in an upwind state and that the Federal EPA exceeded its statutory authority by failing to allow states an opportunity to develop their own implementation plans before issuing a FIP.  The Federal EPA and other respondents filed petitions for rehearing but in January 2013, the U.S. Court of Appeals for the District of Columbia Circuit denied all petitions for rehearing.  The petition for further review filed by the Federal EPA and other parties in the U.S. Supreme Court was granted in June 2013.  Separate appeals of the supplemental rule, the Error Corrections Rule and the further revisions have been filed, but are being held in abeyance.

The time frames and stringency of the required emission reductions, coupled with the lack of robust interstate trading and the elimination of historic allowance banks, pose significant concerns for the AEP System and our electric utility customers.  We cannot predict the outcome of the pending litigation.

Mercury and Other Hazardous Air Pollutants Regulation

In 2012, the Federal EPA issued a rule addressing a broad range of HAPs from coal and oil-fired power plants.  The rule establishes unit-specific emission rates for mercury, PM (as a surrogate for particles of nonmercury metal) and hydrogen chloride (as a surrogate for acid gases) for units burning coal on a site-wide 30-day rolling average basis.  In addition, the rule proposes work practice standards, such as boiler tune-ups, for controlling emissions of organic HAPs and dioxin/furans.  The effective date of the final rule was April 16, 2012 and compliance is required within three years.  We are participating through various organizations in the petitions for administrative reconsideration and judicial review that have been filed.  In 2012, the Federal EPA published a notice announcing that it would accept comments on its reconsideration of certain issues related to the new source standards, including clarification of the requirements that apply during periods of start-up and shut down, measurement issues and the application of variability factors that may have an impact on the level of the standards.  The Federal EPA issued revisions to the new source standards consistent with the proposed rule, except the start-up and shut down provisions in March 2013.  The Federal EPA is still considering additional changes to the start-up and shut down provisions.

The final rule contains a slightly less stringent PM limit for existing sources than the original proposal and allows operators to exclude periods of start-up and shut down from the emissions averaging periods.  The compliance time frame remains a serious concern.  A one-year administrative extension may be available if the extension is necessary for the installation of controls or to avoid a serious reliability problem.  In addition, the Federal EPA issued an enforcement policy describing the circumstances under which an administrative consent order might be issued to provide a fifth year for the installation of controls or completion of reliability upgrades.  We are concerned about the availability of compliance extensions and the inability to foreclose citizen suits being filed under the CAA for failure to achieve compliance by the required deadlines.  We are participating in petitions for review filed in the U.S. Court of Appeals for the District of Columbia Circuit by several organizations of which we are members.  Certain issues related to the standards for new coal-fired units have been severed from the main case and are being held in abeyance pending completion of the Federal EPA’s reconsideration proceeding.  The case is briefed and argued, and remains pending before the court.

Regional Haze

In 2011, the Federal EPA proposed to approve in part and disapprove in part the regional haze SIP submitted by the State of Oklahoma through the Department of Environmental Quality.  The Federal EPA proposed to approve all of the NOx control measures in the SIP and disapprove the SO2 control measures for six electric generating units, including two units owned by PSO.  The Federal EPA finalized a FIP that would require these units to install technology capable of reducing SO2 emissions to 0.06 pounds per million British thermal units within five years of the effective date of the FIP.  PSO filed a petition for review of the FIP in the Tenth Circuit Court of Appeals and engaged in settlement discussions with the Federal EPA, the State of Oklahoma and other parties.  In November 2012, we notified the court that the parties had reached agreement on a settlement that would provide for submission of a revised Regional Haze SIP requiring the retirement of one coal-fired unit of PSO’s Northeastern Station no later than 2016, installation of emission controls on the second coal-fired Northeastern unit in 2016 and retirement of the second unit no later than 2026.  The Tenth Circuit Court of Appeals is holding the appeal in abeyance pending implementation of the settlement.  A revised regional haze SIP was adopted by the State of Oklahoma and the Federal EPA approved the revised SIP in February 2014.  Upon publication of the final approval and withdrawal of the FIP, the Tenth Circuit proceeding will be dismissed.

CO2 Regulation

In March 2012, the Federal EPA issued a proposal to regulate CO2 emissions from new fossil fuel-fired electricity generating units.  The proposed rule establishes a new source performance standard of 1,000 pounds of CO2 per megawatt hour of electricity generated, a rate that most natural gas combined cycle units can meet, but that is substantially below the emission rate of a new pulverized coal generator or an integrated gas combined cycle unit that uses coal for fuel.  As proposed, the rule does not apply to new gas-fired stationary combustion turbines used as peaking units, does not apply to existing, modified or reconstructed sources and does not apply to units whose CO2 emission rate increases as a result of the addition of pollution control equipment to control criteria pollutant emissions or HAPs.  The rule is not anticipated to have a significant immediate impact on the AEP System since it does not apply to existing units or units that have already commenced construction.  New source performance standards affect units that have not yet received permits.  The proposed standards were challenged in the U.S. Court of Appeals for the District of Columbia Circuit.  That case was dismissed because the court determined that no final agency action had yet been taken.

In June 2013, President Obama issued a memorandum to the Administrator of the Federal EPA directing the agency to develop and issue a new proposal regulating carbon emissions from new electric generating units in September 2013.  The new proposal was issued in September 2013 and requires new large natural gas units to meet 1,000 pounds of CO2 per MWh of electricity generated and small natural gas units to meet 1,100 pounds of CO2 per MWh.  New coal-fired units are required to meet the 1,100 pounds of CO2 per MWh limit, with the option to meet the tighter limits if they choose to average emissions over multiple years.  This proposal was published in the Federal Register in January 2014 and the March 2012 proposal has been withdrawn.

The Federal EPA was also directed to develop and issue a separate proposal regulating carbon emissions from existing, modified and reconstructed electric generating units before June 2014, to finalize those standards by June 2015 and to require states to submit revisions to their implementation plans including such standards no later than June 2016.  The President directed the Federal EPA, in developing this proposal, to directly engage states, leaders in the power sector, labor leaders and other stakeholders, to tailor the regulations to reduce costs, to develop market-based instruments and allow regulatory flexibilities and “assure that the standards are developed and implemented in a manner consistent with the continued provision of reliable and affordable electric power.”  We cannot currently predict the impact these programs may have on future resource plans or our existing generating fleet, but the costs may be substantial.

In June 2012, the U.S. Court of Appeals for the District of Columbia Circuit issued a decision upholding, in all material respects, the Federal EPA’s endangerment finding, its regulatory program for CO2 emissions from new motor vehicles and its plan to phase in regulation of CO2 emissions from stationary sources under the Prevention of Significant Deterioration (PSD) and Title V operating permit programs.  A petition for rehearing was filed which the court denied in December 2012.  The U.S. Supreme Court granted several petitions for review and will determine whether the Federal EPA made a reasonable determination that adoption of the motor vehicle standards trigger PSD and Title V permitting obligations for stationary sources.  A decision is expected by June 2014.

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

Coal Combustion Residual Rule

In 2010, the Federal EPA published a proposed rule to regulate the disposal and beneficial re-use of coal combustion residuals, including fly ash and bottom ash generated at coal-fired electric generating units.  The rule contains two alternative proposals.  One proposal would impose federal hazardous waste disposal and management standards on these materials and another would allow states to retain primary authority to regulate the beneficial re-use and disposal of these materials under state solid waste management standards, including minimum federal standards for disposal and management.  Both proposals would impose stringent requirements for the construction of new coal ash landfills and would require existing unlined surface impoundments to upgrade to the new standards or stop receiving coal ash and initiate closure within five years of the issuance of a final rule.  In 2011, the Federal EPA issued a notice of data availability requesting comments on a number of technical reports and other data received during the comment period for the original proposal and requesting comments on potential modeling analyses to update its risk assessment.  In 2013, the Federal EPA also issued a notice of data availability requesting comments on a narrow set of items.

Various environmental organizations and industry groups filed a petition seeking to establish deadlines for a final rule.  The Federal EPA opposed the petition and sought additional time to coordinate the issuance of a final rule with the issuance of new effluent limitations under the Clean Water Act for utility facilities.  In October 2013, the U.S. District Court for the District of Columbia issued a final order partially ruling in favor of the Federal EPA for dismissal of two counts, ruling in favor of the environmental organizations on one count and directing the Federal EPA to provide the court with a proposed schedule for completion of the rulemaking.  In January 2014, the parties filed a motion with the court to establish December 2014 as the Federal EPA’s deadline for publication of the rule.  The court will establish a deadline for the final rule following a comment period for interested parties.

In February 2014, the Federal EPA completed an evaluation of the beneficial uses of coal fly ash in concrete and wallboard and concluded that the Federal EPA supports these beneficial uses.  Currently, approximately 40% of the coal ash and other residual products from our generating facilities are re-used in the production of cement and wallboard, as structural fill or soil amendments, as abrasives or road treatment materials and for other beneficial uses.  Certain of these uses would no longer be available and others are likely to significantly decline if coal ash and related materials are classified as hazardous wastes.  In addition, we currently use surface impoundments and landfills to manage these materials at our generating facilities and will incur significant costs to upgrade or close and replace these existing facilities under the proposed solid waste management alternative.  Regulation of these materials as hazardous wastes would significantly increase these costs.  As the rule is not final, we are unable to determine a range of potential costs that are reasonably possible of occurring but expect the costs to be significant.

Clean Water Act Regulations

In 2011, the Federal EPA issued a proposed rule setting forth standards for existing power plants that will reduce mortality of aquatic organisms pinned against a plant’s cooling water intake screen (impingement) or entrained in the cooling water.  Entrainment is when small fish, eggs or larvae are drawn into the cooling water system and affected by heat, chemicals or physical stress.  The proposed standards affect all plants withdrawing more than two million gallons of cooling water per day and establish specific intake design and intake velocity standards meant to allow fish to avoid or escape impingement.  Compliance with this standard is required within eight years of the effective date of the final rule.  The proposed standard for entrainment for existing facilities requires a site-specific evaluation of the available measures for reducing entrainment.  The proposed entrainment standard for new units at existing facilities requires either intake flows commensurate with closed cycle cooling or achieving entrainment reductions equivalent to 90% or greater of the reductions that could be achieved with closed cycle cooling.  Plants withdrawing more than 125 million gallons of cooling water per day must submit a detailed technology study to be reviewed by the state permitting authority.  We are evaluating the proposal and engaged in the collection of additional information regarding the feasibility of implementing this proposal at our facilities.  In June 2012, the Federal EPA issued additional Notices of Data Availability and requested public comments.  We submitted comments in July 2012.  Issuance of a final rule is expected in 2014.  We are preparing to begin activities to implement the rule following its issuance and an analysis of the final requirements.

In addition, the Federal EPA issued an information collection request and is developing revised effluent limitation guidelines for electricity generating facilities.  A proposed rule was signed in April 2013 with a final rule expected in 2014.  The Federal EPA proposed eight options of increasing stringency and cost for fly ash and bottom ash transport water, scrubber wastewater, leachate from coal combustion byproduct landfills and impoundments and other wastewaters associated with coal-fired generating units, with four labeled preferred options.  Certain of the Federal EPA's preferred options have already been implemented or are part of our long-term plans.  We continue to review the proposal in detail to evaluate whether our plants are currently meeting the proposed limitations, what technologies have been incorporated into our long-range plans and what additional costs might be incurred if the Federal EPA's most stringent options were adopted.  We submitted detailed comments to the Federal EPA in September 2013 and participated in comments filed by various organizations of which we are members.

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

We have taken measurable, voluntary actions to reduce and offset our CO2 emissions.  We estimate that our 2013 emissions were approximately 115 million metric tons.  This represents a reduction of 21% compared to our 2005 CO2 emissions of approximately 145 million metric tons.

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

RESULTS OF OPERATIONS

SEGMENTS

Our primary business is the generation, transmission and distribution of electricity.  Within our Vertically Integrated Utilities segment, we centrally dispatch generation assets and manage our overall utility operations on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight.  Intersegment sales and transfers are generally based on underlying contractual arrangements and agreements.

During the fourth quarter of 2013, we realigned our business segments as a result of corporate separation and plant transfers.  We retrospectively adjusted 2012 and 2011 segment information to reflect our new business segments.  See the “Corporate Separation” section of Executive Overview.

Our reportable segments and their related business activities are outlined below:

Vertically Integrated Utilities

•	Generation, transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by AEGCo, APCo, I&M, KGPCo, KPCo, PSO, SWEPCo and WPCo.

Transmission and Distribution Utilities

•	Transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by OPCo, TCC and TNC.
•	OPCo purchases energy and capacity to serve remaining generation service customers.

Generation & Marketing

•	Nonregulated generation in ERCOT and PJM.
•	Marketing, risk management and retail activities in ERCOT, PJM and MISO.

AEP Transmission Holdco

•
Development, construction and operation of transmission facilities through investments in our wholly-owned transmission only subsidiaries and transmission only joint ventures.  These investments have PUCT-approved or FERC-approved returns on equity.

AEP River Operations

•	Commercial barging operations that transports liquids, coal and dry bulk commodities primarily on the Ohio, Illinois and lower Mississippi Rivers.

The table below presents Income Before Extraordinary Item by segment for the years ended December 31, 2013, 2012 and 2011.

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Vertically Integrated Utilities	$681	$803	$710
Transmission and Distribution Utilities	358	389	404
Generation & Marketing	228	100	439
AEP Transmission Holdco	80	43	30
AEP River Operations	12	15	45
Corporate and Other (a)	125	(88)	(52)
Income Before Extraordinary Item	$1,484	$1,262	$1,576

(a)
While not considered a reportable segment, Corporate and Other primarily includes management and professional services to AEP provided at cost to AEP subsidiaries and the purchasing of receivables from certain AEP utility subsidiaries.  This segment also includes parent’s guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs.

AEP CONSOLIDATED

2013 Compared to 2012

Income Before Extraordinary Item increased from $1,262 million in 2012 to $1,484 million in 2013 primarily due to:

•	Successful rate proceedings in our various jurisdictions.
•	2012 impairments of certain Ohio generation plants.
•	A decrease in Ohio depreciation expense due to impairments of certain Ohio generation plants.
•	A favorable U.K. Windfall Tax decision by the U.S. Supreme Court in 2013.

These increases were partially offset by:

•	Impairments during 2013 for the following:
	•	Muskingum River Plant, Unit 5.
	•	A write-off from a disallowance of a portion of Amos Plant, Unit 3 pursuant to a Virginia SCC order.
	•	A decision from the KPSC disallowing scrubber costs on KPCo's Big Sandy Plant.
•	The loss of retail generation customers in Ohio to various CRES providers.
•	2012 reversal of a 2011 recorded obligation to contribute to Partnership with Ohio and Ohio Growth Fund as a result of the PUCO's February 2012 rejection of OPCo's modified stipulation.

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

•	2012 impairments of certain Ohio generation plants.
•	The loss of retail generation customers in Ohio to various CRES providers.
•	A decrease in weather-related usage.
•
The elimination of POLR charges, effective June 2011, partially offset by the 2011 provision for refund of POLR charges.  The refund provision was recorded as a result of the October 2011 PUCO remand order.

•	Expenses associated with the early retirement of Parent debt in 2012.
•	Expenses related to the 2012 sustainable cost reductions.
•	The 2012 adjustment of a U.K. Windfall Tax provision as a result of a related Supreme Court case.

These decreases were partially offset by:

•	Successful rate proceedings in our various jurisdictions.
•	Lower spending in 2012 as a result of our cost containment efforts.
•
A 2011 recording and subsequent 2012 reversal of an obligation to contribute to Partnership with Ohio and Ohio Growth Fund as a result of the PUCO's February 2012 rejection of OPCo's modified stipulation.

•	The 2011 plant impairments for Sporn Plant, Unit 5 and for the FGD project at Muskingum River Plant, Unit 5.
•	The 2011 write-off related to SWEPCo's expected Texas jurisdictional portion of the Turk Plant in excess of the Texas capital cost cap as a result of the November 2011 Texas Court of Appeals decision.
•	A loss incurred in 2011 related to a settlement of litigation with BOA and Enron.

Our results of operations are discussed below by operating segment.

VERTICALLY INTEGRATED UTILITIES

	Years Ended December 31,
Vertically Integrated Utilities	2013	2012	2011
	(in millions)
Revenues	$9,992	$9,418	$9,702
Fuel and Purchased Electricity	4,770	4,408	4,870
Gross Margin	5,222	5,010	4,832
Other Operation and Maintenance	2,276	2,219	2,237
Asset Impairments and Other Related Charges	72	13	49
Depreciation and Amortization	941	873	785
Taxes Other Than Income Taxes	372	344	339
Operating Income	1,561	1,561	1,422
Interest and Investment Income	7	5	13
Carrying Costs Income	14	28	17
Allowance for Equity Funds Used During Construction	35	72	82
Interest Expense	(540)	(520)	(514)
Income Before Income Tax Expense and Equity Earnings	1,077	1,146	1,020
Income Tax Expense	398	345	312
Equity Earnings of Unconsolidated Subsidiaries	2	2	2
Income Before Extraordinary Item	$681	$803	$710

Summary of KWh Energy Sales for Vertically Integrated Utilities

	Years Ended December 31,
	2013	2012	2011
	(in millions of KWhs)
Retail:
Residential	33,851	33,199	35,135
Commercial	25,037	25,278	25,651
Industrial	34,216	34,692	34,333
Miscellaneous	2,284	2,356	2,349
Total Retail	95,388	95,525	97,468

Wholesale	31,919	28,671	28,290

Total KWhs	127,307	124,196	125,758

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.  In general, degree day changes in our eastern region have a larger effect on net income than changes in our western region due to the relative size of the two regions and the number of customers within each region.

Summary of Heating and Cooling Degree Days for Vertically Integrated Utilities

	Years Ended December 31,
	2013	2012	2011
	(in degree days)
Eastern Region
Actual - Heating (a)	2,949	2,216	2,566
Normal - Heating (b)	2,734	2,774	2,772

Actual - Cooling (c)	1,040	1,253	1,280
Normal - Cooling (b)	1,080	1,079	1,066

Western Region
Actual - Heating (a)	1,772	1,070	1,582
Normal - Heating (b)	1,501	1,537	1,534

Actual - Cooling (c)	2,163	2,635	2,830
Normal - Cooling (b)	2,202	2,186	2,165

(a)	Eastern Region and Western Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region and Western Region cooling degree days are calculated on a 65 degree temperature base.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Income from Vertically Integrated Utilities Before Extraordinary Item
(in millions)
Year Ended December 31, 2012	$803

Changes in Gross Margin:
Retail Margins	196
Off-system Sales	(26)
Transmission Revenues	41
Other Revenues	1
Total Change in Gross Margin	212

Changes in Expenses and Other:
Other Operation and Maintenance	(57)
Asset Impairments and Other Related Charges	(59)
Depreciation and Amortization	(68)
Taxes Other Than Income Taxes	(28)
Interest and Investment Income	2
Carrying Costs Income	(14)
Allowance for Equity Funds Used During Construction	(37)
Interest Expense	(20)
Total Change in Expenses and Other	(281)

Income Tax Expense	(53)

Year Ended December 31, 2013	$681

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins increased $196 million primarily due to the following:
	•	Successful rate proceedings in our service territories, which include:
• A $153 million rate increase for SWEPCo.
• A $112 million rate increase for I&M.
• A $9 million rate increase for APCo.
For the rate increases described above, $42 million relates to riders/trackers which have corresponding increases in other expense items below.
•
A $29 million increase in weather-related usage in our eastern and western regions primarily due to increases of 33% and 66%, respectively, in heating degree days partially offset by decreases in our eastern and western regions of 17% and 18%, respectively, in cooling degree days.

These increases were partially offset by:
	•	A $15 million decrease in SWEPCo's municipal and cooperative revenues primarily due to lower realizations from changes in sales volume mix.
	•	A $23 million decrease due to lower weather normalized retail sales.
	•	A $12 million increase in other variable electric generation expenses.
	•	A $9 million deferral of APCo's additional wind purchase costs in 2012 as a result of the June 2012 Virginia SCC fuel factor order.
•
A $9 million decrease due to adjustments for previously disallowed environmental costs by the November 2011 Virginia SCC order subsequently determined in 2012 to be appropriate for recovery by the Supreme Court of Virginia.

•	Margins from Off-system Sales decreased $26 million primarily due to lower PJM capacity revenue, reduced trading and marketing margins, partially offset by higher prices and volumes.
•
Transmission Revenues increased $41 million primarily due to increased investment in the PJM and SPP regions.  These increased revenues are offset-in-part in Other Operation and Maintenance expenses below.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $57 million primarily due to the following:
	•	A $33 million increase in recoverable PJM and other expenses currently recovered dollar-for-dollar in rate recovery riders/trackers.
	•	A $30 million write-off in 2013 of previously deferred 2012 Virginia storm costs resulting from the 2013 enactment of a Virginia law.
	•	A $22 million increase in storm-related expenses primarily in APCo's service territory.
	•	A $21 million increase in plant outage expenses.
These increases were partially offset by:
	•	A $26 million decrease due to expenses related to the 2012 sustainable cost reductions.
	•	A $25 million decrease due to an agreement reached to settle an insurance claim in 2013.
•	Asset Impairments and Other Related Charges increased $59 million primarily due to the following:
	•	A $39 million increase due to APCo's 2013 write-off from a regulatory disallowance of a portion of Amos Plant, Unit 3 pursuant to a Virginia SCC order approving the transfer of Amos Plant, Unit 3.
	•	A $33 million increase due to KPCo's 2013 write-off of scrubber costs on the Big Sandy Plant and other generation costs in accordance with a KPSC's October 2013 order.
These increases were partially offset by:
	•	A 2012 write-off of an additional $13 million related to SWEPCo's expected Texas jurisdictional portion of the Turk Plant in excess of the Texas capital cost cap.
•	Depreciation and Amortization expenses increased $68 million primarily due to the following:
	•	A $40 million increase due to the Turk Plant being placed in service in December 2012.
•
A $26 million increase due to higher depreciable base and higher depreciation rates reflecting a change in Tanners Creek Plant's estimated life approved by the MPSC effective April 2012 and by the IURC effective March 2013.  The majority of the increase in depreciation for Tanners Creek Plant's life is offset within Gross Margin.

	•	Overall higher depreciable property balances.
These increases were partially offset by:
•
A $13 million decrease in amortization as a result of the cessation of the Virginia Environmental and Reliability surcharge and the Virginia Environmental Rate Adjustment Clause in January 2013 and March 2013, respectively.

•	Taxes Other Than Income Taxes increased $28 million primarily due to increased property taxes as a result of increased capital investments.
•
Carrying Costs Income decreased $14 million primarily due to an increased recovery of Virginia environmental costs in new base rates as approved by the Virginia SCC in late January 2012 and decreased carrying charges related to the Dresden Plant.

•	Allowance for Equity Funds Used During Construction decreased $37 million primarily due to completed construction of the Turk Plant in December 2012.
•
Interest Expense increased $20 million primarily due to a decrease in the debt component of AFUDC due to completed construction of the Turk Plant in December 2012 partially offset by lower average outstanding long-term debt balances and an increase in the debt component of AFUDC related to projects at the Cook Plant.

•
Income Tax Expense increased $53 million primarily due to the recording of federal and state income tax adjustments and other book/tax differences which are accounted for on a flow-through basis, offset-in-part by a decrease in pretax book income.

2012 Compared to 2011

Reconciliation of Year Ended December 31, 2011 to Year Ended December 31, 2012
Income from Vertically Integrated Utilities Before Extraordinary Item
(in millions)

Year Ended December 31, 2011	$710

Changes in Gross Margin:
Retail Margins	181
Off-system Sales	(13)
Transmission Revenues	19
Other Revenues	(9)
Total Change in Gross Margin	178

Changes in Expenses and Other:
Other Operation and Maintenance	18
Asset Impairments and Other Related Charges	36
Depreciation and Amortization	(88)
Taxes Other Than Income Taxes	(5)
Interest and Investment Income	(8)
Carrying Costs Income	11
Allowance for Equity Funds Used During Construction	(10)
Interest Expense	(6)
Total Change in Expenses and Other	(52)

Income Tax Expense	(33)

Year Ended December 31, 2012	$803

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins increased $181 million primarily due to the following:
•
A $130 million increase due to lower capacity settlement expenses under the Interconnection Agreement, net of recovery in West Virginia and environmental deferrals in Virginia.  This increase was primarily a result of a mild winter in 2012 and its impact on APCo's winter peak, APCo's completion of the Dresden Plant in January 2012 and the removal of Sport Plant, Unit 5 from the Interconnection Agreement in September 2011.

	•	Successful rate proceedings in our service territories which include:
		•	An $87 million rate increase for APCo.
		•	A $17 million rate increase for I&M.
		•	A $13 million rate increase for PSO.
		•	An $11 million rate increase for WPCo.
For the rate increases described above, $99 million relates to riders/trackers which have corresponding increases in other expense items below.
	•	A $24 million write-off in 2011 related to APCo's disallowance of certain Virginia environmental costs incurred in 2009 and 2010 as a result of a November 2011 Virginia SCC order.
	•	A $9 million deferral of APCo's additional wind purchase costs in 2012 as a result of a June 2012 Virginia SCC fuel factor order.
•
A $9 million increase due to adjustments for previously disallowed environmental costs by the November 2011 Virginia SCC order subsequently determined in 2012 to be appropriate for recovery by the Supreme Court of Virginia.

These increases were partially offset by:
•
A $71 million decrease in weather-related usage in our eastern and western regions primarily due to decreases of 14% and 32%, respectively, in heating degree days and a 7% decrease in cooling degree days in our western region.

•	Margins from Off-system Sales decreased $13 million primarily due to lower PJM capacity revenue, reduced trading and marketing margins and lower power prices.
•	Transmission Revenues increased $19 million primarily due to increased investment in the PJM region. These increased revenues are offset-in-part in Other Operation and Maintenance expenses below.
•	Other Revenues decreased $9 million primarily due to a decrease in miscellaneous sales partially offset by a 2011 unfavorable provision for refund of outage insurance proceeds.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses decreased $18 million primarily due to the following:
	•	A $46 million decrease in plant outage and other plant operating and maintenance expenses.
	•	A $41 million decrease due to the 2011 write-off of a portion of the West Virginia share of the Mountaineer Carbon Capture and Storage Product Validation Facility as denied for recovery by the WVPSC.
	•	A $13 million decrease due to APCo's deferral of transmission costs for the Virginia Transmission Rate Adjustment Clause as allowed by the Virginia SCC recovered dollar-for-dollar within Gross Margin.
These decreases were partially offset by:
	•	A $33 million increase due to the 2011 deferral of 2009 storm costs and the 2010 cost reduction initiatives as allowed by the WVPSC.
•
A $27 million increase due to the favorable 2011 asset retirement obligation adjustment for APCo related to the early closure and previous write-off of the Mountaineer Carbon Capture and Storage Product Validation Facility.

	•	A $26 million increase due to expenses related to the 2012 sustainable cost reductions.
•
Asset Impairments and Other Related Charges decreased $36 million due to the 2011 write-off of $49 million related to SWEPCo's expected Texas jurisdictional portion of the Turk Plant in excess of the Texas capital cost cap as a result of a November 2011 Texas Court of Appeals decision.  This was partially offset by the 2012 write-off of an additional $13 million related to SWEPCo's Texas capital cost cap.

•	Depreciation and Amortization expenses increased $88 million primarily due to the following:
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
•
Carrying Costs Income increased $11 million due to adjustments for disallowed environmental costs as approved in a November 2011 Virginia SCC order and 2012 adjustments for certain costs subsequently determined by the Supreme Court of Virginia to be appropriate for recovery.

•
Allowance for Equity Funds Used During Construction decreased $10 million primarily due to the completion of APCo's Dresden Plant in January 2012 and I&M's nuclear fuel preparation for usage, partially offset by increases related to SWEPCo's construction of the Turk Plant.

•	Income Tax Expense increased $33 million primarily due to an increase in pretax book income offset-in-part by the recording of federal and state income tax adjustments.

TRANSMISSION AND DISTRIBUTION UTILITIES

	Years Ended December 31,
Transmission and Distribution Utilities	2013	2012	2011
	(in millions)
Revenues	$4,478	$4,819	$5,156
Purchased Electricity	1,627	2,072	2,711
Gross Margin	2,851	2,747	2,445
Other Operation and Maintenance	1,003	911	954
Depreciation and Amortization	591	561	549
Taxes Other Than Income Taxes	435	428	417
Operating Income	822	847	525
Interest and Investment Income	2	4	7
Carrying Costs Income	16	24	375
Allowance for Equity Funds Used During Construction	8	6	9
Interest Expense	(292)	(291)	(293)
Income Before Income Tax Expense	556	590	623
Income Tax Expense	198	201	219
Income Before Extraordinary Item	$358	$389	$404

Summary of KWh Energy Sales for Transmission and Distribution Utilities

	Years Ended December 31,
	2013	2012	2011
	(in millions of KWhs)
Retail:
Residential	25,531	25,581	26,520
Commercial	24,631	24,746	25,116
Industrial	22,668	24,902	25,334
Miscellaneous	710	716	751
Total Retail (a)	73,540	75,945	77,721

Wholesale	8	8	8

Total KWhs	73,548	75,953	77,729

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

Summary of Heating and Cooling Degree Days for Transmission and Distribution Utilities

	Years Ended December 31,
	2013	2012	2011
	(in degree days)
Eastern Region
Actual - Heating (a)	3,383	2,610	3,107
Normal - Heating (b)	3,229	3,276	3,266

Actual - Cooling (c)	1,029	1,248	1,112
Normal - Cooling (b)	954	948	936

Western Region
Actual - Heating (a)	368	177	394
Normal - Heating (b)	337	352	351

Actual - Cooling (d)	2,737	3,100	3,242
Normal - Cooling (b)	2,608	2,584	2,557

(a)	Heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.
(d)	Western Region cooling degree days are calculated on a 70 degree temperature base.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Income from Transmission and Distribution Utilities Before Extraordinary Item
(in millions)

Year Ended December 31, 2012	$389

Changes in Gross Margin:
Retail Margins	55
Off-System Sales	1
Transmission Revenues	46
Other Revenues	2
Total Change in Gross Margin	104

Changes in Expenses and Other:
Other Operation and Maintenance	(92)
Depreciation and Amortization	(30)
Taxes Other Than Income Taxes	(7)
Interest and Investment Income	(2)
Carrying Costs Income	(8)
Allowance for Equity Funds Used During Construction	2
Interest Expense	(1)
Total Change in Expenses and Other	(138)

Income Tax Expense	3

Year Ended December 31, 2013	$358

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of purchased electricity were as follows:

•	Retail Margins increased $55 million primarily due to the following:
•
A $123 million increase in revenues associated with OPCo's Universal Service Fund (USF) surcharge and Distribution Investment Recovery Rider.  A portion of these increases have corresponding increases in other expense items below.

• A $17 million increase related to favorable regulatory proceedings for OPCo.
These increases were partially offset by:
•
A $40 million decrease related to Ohio customers switching to alternative CRES providers.  This decrease in Retail Margins is partially offset by an increase in Transmission Revenues related to CRES providers detailed below.

• A $35 million decrease due to OPCo's partial reversal in 2012 of a 2011 fuel provision related to CRES providers.
•	Transmission Revenues increased $46 million primarily due to increased transmission revenues from Ohio customers who switched to alternative CRES providers.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $92 million primarily due to the following:
•
An $86 million increase in remitted USF surcharge payments to the Ohio Department of Development to fund an energy assistance program for qualified Ohio customers.  This increase was offset by a corresponding increase in retail margins above.

•
A $30 million net increase related to the reversal of an obligation to contribute to Partnership with Ohio and Ohio Growth Fund as a result of the PUCO's February 2012 rejection of the Ohio modified stipulation and the PUCO's August 2012 approval of the June 2012-May 2015 ESP.

These increases were partially offset by:
•	A $14 million decrease in expenses related to the 2012 sustainable cost reductions.
•	A $13 million decrease in Ohio's gridSMART® expenses primarily due to a reduction in the operation and maintenance component of the gridSMART® rider for prior years' over collections. This decrease was partially offset by a corresponding increase in Depreciation and Amortization.
•	Depreciation and Amortization expenses increased $30 million primarily due to the following:
•
An $8 million increase due to OPCo's and TCC's issuance of securitization bonds in August 2013 and March 2012, respectively.  This increase in OPCo's and TCC's securitization related amortizations are offset within Gross Margin.

• A $7 million increase due to increased investment in distribution and transmission plant.
•
A $4 million increase in Ohio's gridSMART® expenses primarily due to an increase in the depreciation component of the gridSMART® rider to recover prior years' under collections.  This increase was offset by a corresponding decrease in operation and maintenance expense above.

•	Taxes Other Than Income Taxes increased $7 million primarily due to increased property taxes.
•	Carrying Costs Income decreased $8 million primarily due to the first quarter 2012 recording of debt carrying costs prior to TCC's issuance of securitization bonds in March 2012.
•	Income Tax Expense decreased $3 million primarily due to a decrease in pretax book income offset-in-part by the recording of state income tax adjustments.

2012 Compared to 2011

Reconciliation of Year Ended December 31, 2011 to Year Ended December 31, 2012
Income from Transmission and Distribution Utilities Before Extraordinary Item
(in millions)

Year Ended December 31, 2011	$404

Changes in Gross Margin:
Retail Margins	192
Transmission Revenues	59
Other Revenues	51
Total Change in Gross Margin	302

Changes in Expenses and Other:
Other Operation and Maintenance	43
Depreciation and Amortization	(12)
Taxes Other Than Income Taxes	(11)
Interest and Investment Income	(3)
Carrying Costs Income	(351)
Allowance for Equity Funds Used During Construction	(3)
Interest Expense	2
Total Change in Expenses and Other	(335)

Income Tax Expense	18

Year Ended December 31, 2012	$389

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of purchased electricity were as follows:

•	Retail Margins increased $192 million primarily due to the following:
•
A $156 million increase in revenues primarily associated with OPCo's Retail Stability Rider, Deferred Asset Recovery Rider and Distribution Investment Recovery Rider.  A portion of these increases have corresponding increases in other expense items below.

• A $35 million increase due to OPCo's partial reversal in 2012 of a 2011 fuel provision related to CRES providers.
These increases were partially offset by:
•
A $46 million decrease related to Ohio customers switching to alternative CRES providers.  This decrease in Retail Margins is partially offset by an increase in Transmission Revenues related to CRES providers detailed below.

•	Transmission Revenues increased $59 million primarily due to increased transmission revenues from Ohio customers who switched to alternative CRES providers.
•
Other Revenues increased $51 million primarily due to an increase in revenues related to TCC's issuance of securitization bonds in March 2012.  This increase in revenues from securitization bonds is partially offset by an increase in Depreciation and Amortization expense.

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

These decreases were partially offset by:
	•	A $13 million increase in storm-related expenses primarily in Ohio.
	•	A $13 million increase due to expenses related to the 2012 sustainable cost reductions.
•	Depreciation and Amortization expenses increased $12 million primarily due to the following :
	•	A $51 million increase due to TCC's issuance of securitization bonds in March 2012. The increase in TCC's securitization related amortization is offset within Gross Margin.

•
An $11 million increase in amortization of Deferred Asset Recovery Rider assets as approved by the PUCO in the 2011 Ohio Distribution Base Rate Case effective January 2012.  This increase in amortization is offset within Gross Margin.

• A $9 million increase due to higher depreciable property balances primarily related to the Texas Automated Meter Infrastructure project.
These increases were partially offset by:
• A $39 million decrease due to amortization adjustment approved by the PUCO in the 2011 Ohio Distribution Base Rate Case effective January 2012.
•
A $23 million decrease due to amortization of carrying costs on deferred fuel as a result of the October 2011 PUCO remand order which allowed the POLR refund to be applied against any deferred fuel balances.  The equity amortization was offset by amounts recognized in Carrying Costs Income.

•	Taxes Other Than Income Taxes increased $11 million primarily due to increased property taxes.
•
Carrying Costs Income decreased $351 million primarily due to the recognition in 2011 of a regulatory asset related to TCC capacity auction true-up amounts that were originally written off in 2005 and a related favorable 2011 resolution of contested tax items related to the TCC stranded cost settlement.

•	Income Tax Expense decreased $18 million primarily due to a decrease in pretax book income and by the recording of state income tax adjustments.

GENERATION & MARKETING

	Years Ended December 31,
Generation & Marketing	2013	2012	2011
	(in millions)
Revenues	$3,665	$3,467	$3,894
Fuel, Purchased Electricity and Other	2,305	2,065	2,215
Gross Margin	1,360	1,402	1,679
Other Operation and Maintenance	523	507	537
Asset Impairments and Other Related Charges	154	287	90
Depreciation and Amortization	236	349	304
Taxes Other Than Income Taxes	54	62	60
Operating Income	393	197	688
Interest and Investment Income	2	1	4
Interest Expense	(55)	(83)	(87)
Income Before Income Tax Expense	340	115	605
Income Tax Expense	112	15	166
Income Before Extraordinary Item	$228	$100	$439

Summary of MWhs Generated for Generation & Marketing

	Years Ended December 31,
	2013	2012	2011
	(in millions of MWhs)
Fuel Type:
Coal	38	37	45
Natural Gas	6	11	7
Wind	1	1	1
Total MWhs	45	49	53

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Income from Generation & Marketing Before Extraordinary Item
(in millions)

Year Ended December 31, 2012	$100

Changes in Gross Margin:
Generation	(44)
Retail, Trading and Marketing	4
Other	(2)
Total Change in Gross Margin	(42)

Changes in Expenses and Other:
Other Operation and Maintenance	(16)
Asset Impairments and Other Related Charges	133
Depreciation and Amortization	113
Taxes Other Than Income Taxes	8
Interest and Investment Income	1
Interest Expense	28
Total Change in Expenses and Other	267

Income Tax Expense	(97)

Year Ended December 31, 2013	$228

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, purchased electricity and certain costs of service for retail operations were as follows:

•	Generation decreased $44 million primarily due to the following:
	•	A $336 million decrease in affiliated sales to OPCo primarily due to customers switching to alternative CRES providers as well as a reduction in industrial usage.
This decrease was partially offset by the following:
	•	A $221 million net increase in sales to AEP affiliates under the Interconnection Agreement.
	•	A $63 million decrease in fuel expenses due to a reduction in generation at the Lawrenceburg Plant.

Expenses and Other and Income Tax Expense changed between years as follows:

•
Other Operation and Maintenance expenses increased $16 million primarily due to a 2013 adjustment of $14 million to impaired plant investment as a result of changes to asset retirement obligations for asbestos removal and retirement of ash disposal facilities at impaired plants.

•	Asset Impairments and Other Related Charges decreased $133 million due to the following:
• A 2012 impairment of $287 million for certain Ohio generation plants, which includes $13 million of related materials and supplies inventory.
This decrease was partially offset by:
• A 2013 impairment of $154 million for Muskingum River Plant, Unit 5.
•	Depreciation and Amortization expenses decreased $113 million primarily due to depreciation ceasing on certain Ohio generation plants that were impaired in November 2012 and June 2013.
•	Interest Expense decreased $28 million primarily due to lower outstanding long-term debt balances and lower long-term interest rates.
•	Income Tax Expense increased $97 million primarily due to an increase in pretax book income and by the recording of state income tax adjustments.

2012 Compared to 2011

Reconciliation of Year Ended December 31, 2011 to Year Ended December 31, 2012
Income from Generation & Marketing Before Extraordinary Item
(in millions)

Year Ended December 31, 2011	$439

Changes in Gross Margin:
Generation	(363)
Retail, Trading and Marketing	86
Total Change in Gross Margin	(277)

Changes in Expenses and Other:
Other Operation and Maintenance	30
Asset Impairments and Other Related Charges	(197)
Depreciation and Amortization	(45)
Taxes Other Than Income Taxes	(2)
Interest and Investment Income	(3)
Interest Expense	4
Total Change in Expenses and Other	(213)

Income Tax Expense	151

Year Ended December 31, 2012	$100

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, purchased electricity and certain costs of service for retail operations were as follows:

•	Generation decreased $363 million primarily due to the following:
	•	A $396 million decrease in affiliated sales to OPCo primarily due to customer switching to alternative CRES providers.
This decrease was partially offset by:
	•	A $29 million increase in non-affiliated sales due to increased sales to Buckeye Power, Inc. for back-up energy under the Cardinal Station Agreement.
•	Retail, Trading and Marketing increased $86 million primarily due to the March 2012 acquisition of BlueStar.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses decreased $30 million primarily due to the following:
	•	A $78 million decrease in plant outage and other plant operating and maintenance expenses.
This decrease was partially offset by:
	•	A $47 million increase in AEP Energy labor and sales expenses due to the acquisition of BlueStar in March 2012.
•	Asset Impairments and Other Related Charges increased $197 million due to the following:
	•	A 2012 impairment of $287 million for certain Ohio generation plants, which includes $13 million of related materials and supplies inventory.
This increase was partially offset by:
	•	A 2011 plant impairment of $48 million for Sporn Plant, Unit 5.
	•	A 2011 plant impairment of $42 million for FGD project at Muskingum River Plant, Unit 5.
•	Depreciation and Amortization expenses increased $45 million primarily due to the following:
	•	A $58 million increase due to shortened depreciable lives for certain AGR generation plants effective December 2011. The book value of these plants was fully impaired in November 2012.
	•	Overall higher depreciable property balances.
These increases were partially offset by:
• A $13 million decrease in depreciation due to the 2011 plant impairment of Sporn Plant, Unit 5.
•	Income Tax Expense decreased $151 million primarily due to a decrease in pretax book income.

AEP TRANSMISSION HOLDCO

2013 Compared to 2012

Income Before Extraordinary Item from our AEP Transmission Holdco segment increased from $43 million in 2012 to $80 million in 2013 primarily due to an increase in investments by our wholly-owned transmission subsidiaries and ETT.

2012 Compared to 2011

Income Before Extraordinary Item from our AEP Transmission Holdco segment increased from $30 million in 2011 to $43 million in 2012 primarily due to an increase in investments by ETT and our wholly-owned transmission subsidiaries.

AEP RIVER OPERATIONS

2013 Compared to 2012

Income Before Extraordinary Item from our AEP River Operations segment decreased from $15 million in 2012 to $12 million in 2013 primarily due to significant reductions in export grain and coal demand.  In addition, low water levels in the first and fourth quarters of 2013 limited barge loads and tow sizes.

2012 Compared to 2011

Income Before Extraordinary Item from our AEP River Operations segment decreased from $45 million in 2011 to $15 million in 2012 primarily due to the 2012 drought, which had significant impacts on river conditions and crop yields, resulting in reduced grain exports.

CORPORATE AND OTHER

2013 Compared to 2012

Income Before Extraordinary Item from Corporate and Other increased from a loss of $88 million in 2012 to income of $125 million in 2013 primarily due to a favorable U.K. Windfall Tax decision by the U.S. Supreme Court in 2013 as well as a reduction in interest expense associated with the early retirement of debt in 2012.

2012 Compared to 2011

Income Before Extraordinary Item from Corporate and Other decreased from a loss of $52 million in 2011 to a loss of $88 million in 2012 primarily due to costs associated with the early retirement of debt in 2012 and the 2012 adjustment of a U.K. Windfall Tax provision as a result of a related Supreme Court case, partially offset by a loss incurred in 2011 related to the settlement of litigation with BOA and Enron.

AEP SYSTEM INCOME TAXES

2013 Compared to 2012

Income Tax Expense increased $80 million primarily due to an increase in pretax book income and the recording of state income tax adjustments partially offset by a favorable U.K. Windfall Tax decision by the U.S. Supreme Court in the second quarter of 2013.

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

LIQUIDITY AND CAPITAL RESOURCES

Debt and Equity Capitalization

	December 31,
	2013		2012
	(dollars in millions)
Long-term Debt, including amounts due within one year	$18,377	52.2%	$17,757	52.3%
Short-term Debt	757	2.1	981	2.9
Total Debt	19,134	54.3	18,738	55.2
AEP Common Equity	16,085	45.7	15,237	44.8
Noncontrolling Interests	1	-	-	-
Total Debt and Equity Capitalization	$35,220	100.0%	$33,975	100.0%

Our ratio of debt-to-total capital decreased from 55.2% as of December 31, 2012 to 54.3% as of December 31, 2013 primarily due to an increase in common equity, partially offset by a net increase in debt issuances, including the issuance of $647 million of securitization bonds.

Liquidity

Liquidity, or access to cash, is an important factor in determining our financial stability.  We believe we have adequate liquidity under our existing credit facilities.  As of December 31, 2013, we had $3.5 billion in aggregate credit facility commitments to support our operations.  Additional liquidity is available from cash from operations and a receivables securitization agreement.  We are committed to maintaining adequate liquidity.  We generally use short-term borrowings to fund working capital needs, property acquisitions and construction until long-term funding is arranged.  Sources of long-term funding include issuance of long-term debt, sale-leaseback or leasing agreements or common stock.

Commercial Paper Credit Facilities

We manage our liquidity by maintaining adequate external financing commitments.  As of December 31, 2013, our available liquidity was approximately $3.4 billion as illustrated in the table below:

		Amount	Maturity
		(in millions)

Commercial Paper Backup:
	Revolving Credit Facility	$1,750	June 2016
	Revolving Credit Facility	1,750	July 2017
Total		3,500
Cash and Cash Equivalents		118
Total Liquidity Sources		3,618
Less:	AEP Commercial Paper Outstanding	57
	Letters of Credit Issued	170

Net Available Liquidity		$3,391

We have credit facilities totaling $3.5 billion to support our commercial paper program.  The credit facilities allow us to issue letters of credit in an amount up to $1.2 billion.

We use our commercial paper program to meet the short-term borrowing needs of our subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds the majority of the nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  The maximum amount of commercial paper outstanding during 2013 was $904 million.  The weighted-average interest rate for our commercial paper during 2013 was 0.32%.

Other Credit Facilities

In July 2013, AGR, APCo, KPCo and OPCo entered into a $1 billion term credit facility due in May 2015 to fund certain OPCo maturities on an interim basis and to facilitate OPCo’s corporate separation of generation assets from transmission and distribution.  As of December 31, 2013, the $1 billion term credit facility was entirely drawn.  Repayments prior to maturity are permitted.  However, any amount that is repaid may not be re-borrowed and is a permanent reduction of the term credit facility.

In January 2014, we issued letters of credit utilizing the entire amount available under an $85 million uncommitted facility signed in October 2013.  An uncommitted facility gives the issuer of the facility the right to accept or decline each request we make under the facility.

Financing Plan

As of December 31, 2013, we have $1.5 billion of long-term debt due within one year which includes $879 million of Pollution Control Bonds with mandatory tender dates and credit support for variable interest rates that requires the debt be classified as current.  Also included in our long-term debt due within one year is $413 million of securitization bonds and DCC Fuel notes payable which will be repaid.  We plan to refinance the majority of our other maturities due within one year.

Securitized Accounts Receivables

In 2013, we amended our receivables securitization agreement to extend through June 2014.  The agreement provides a commitment of $700 million from bank conduits to purchase receivables.  A commitment of $385 million expires in June 2014 and the remaining commitment of $315 million expires in June 2015.  We intend to extend or replace the agreement expiring in June 2014 on or before its maturity.

West Virginia Securitization of Regulatory Assets

In September 2013, the WVPSC approved a settlement agreement filed by APCo, WPCo and intervenors which authorized APCo to securitize $376 million, plus upfront financing costs, related primarily to the December 2011 under-recovered Expanded Net Energy Charge (ENEC) deferral balance.  In November 2013, APCo issued $380 million of Securitization Bonds to securitize the under-recovered ENEC deferral balance, including $4 million of upfront financing costs, with a final maturity date of August 2031.  APCo implemented a new securitization rider which was offset by an equal reduction in ENEC revenues, with no overall change in total revenues.

Ohio Securitization of Regulatory Assets

In March 2013, the PUCO approved OPCo’s request to securitize the Deferred Asset Recovery Rider (DARR) balance.  In August 2013, OPCo issued $267 million of Securitization Bonds, with a final maturity date of July 2020, to securitize the DARR balance.  As a result of the securitization, recovery through the DARR has ceased and has been replaced by the Deferred Asset Phase-in Rider which will recover the securitized assets.

Debt Covenants and Borrowing Limitations

Our credit agreements contain certain covenants and require us to maintain our percentage of debt to total capitalization at a level that does not exceed 67.5%.  The method for calculating outstanding debt and capitalization is contractually defined in our credit agreements.  Debt as defined in the credit agreements excludes securitization bonds and debt of AEP Credit.  As of December 31, 2013, this contractually-defined percentage was 50.4%.  Nonperformance under these covenants could result in an event of default under these credit agreements.  As of

December 31, 2013, we complied with all of the covenants contained in these credit agreements.  In addition, the acceleration of our payment obligations, or the obligations of certain of our major subsidiaries, prior to maturity under any other agreement or instrument relating to debt outstanding in excess of $50 million, would cause an event of default under these credit agreements.  This condition also applies in a majority of our non-exchange traded commodity contracts and would similarly allow lenders and counterparties to declare the outstanding amounts payable.  However, a default under our non-exchange traded commodity contracts does not cause an event of default under our credit agreements.

The revolving credit facilities do not permit the lenders to refuse a draw on any facility if a material adverse change occurs.

Utility Money Pool borrowings and external borrowings may not exceed amounts authorized by regulatory orders.  As of December 31, 2013, we had not exceeded those authorized limits.

Dividend Policy and Restrictions

The Board of Directors declared a quarterly dividend of $0.50 per share in January 2014.  Future dividends may vary depending upon our profit levels, operating cash flow levels and capital requirements, as well as financial and other business conditions existing at the time.  Our income derives from our common stock equity in the earnings of our utility subsidiaries.  Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of dividends.  However, we do not believe these restrictions will have any significant impact on Parent’s ability to access cash to meet the payment of dividends on its common stock.

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

CASH FLOW

Managing our cash flows is a major factor in maintaining our liquidity strength.

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Cash and Cash Equivalents at Beginning of Period	$279	$221	$294
Net Cash Flows from Operating Activities	4,106	3,804	3,788
Net Cash Flows Used for Investing Activities	(3,818)	(3,391)	(2,890)
Net Cash Flows Used for Financing Activities	(449)	(355)	(971)
Net Increase (Decrease) in Cash and Cash Equivalents	(161)	58	(73)
Cash and Cash Equivalents at End of Period	$118	$279	$221

Cash from operations and short-term borrowings provides working capital and allows us to meet other short-term cash needs.

Operating Activities

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Net Income	$1,484	$1,262	$1,949
Depreciation and Amortization	1,743	1,782	1,655
Other	879	760	184
Net Cash Flows from Operating Activities	$4,106	$3,804	$3,788

Net Cash Flows from Operating Activities were $4.1 billion in 2013 consisting primarily of Net Income of $1.5 billion, $1.7 billion of noncash Depreciation and Amortization and $226 million of Asset Impairments related to Muskingum River Plant, Unit 5, Big Sandy and Amos Plants, partially offset by $214 million of Ohio capacity deferrals as a result of a 2012 PUCO order.  Other changes represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  Deferred Income Taxes increased primarily due to provisions in the Taxpayer Relief Act of 2012 and an increase in tax versus book temporary differences from operations.  Significant changes in other items include the favorable impact of a decrease in fuel inventory and net cash flows for Accrued Taxes as a result of the recognition of the tax benefit related to the U.K. Windfall Tax.

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

Investing Activities

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Construction Expenditures	$(3,624)	$(3,025)	$(2,669)
Acquisitions of Nuclear Fuel	(154)	(107)	(106)
Acquisitions of Assets/Businesses	(32)	(94)	(19)
Acquisitions of Cushion Gas from BOA	-	-	(214)
Proceeds from Sales of Assets	21	18	123
Other	(29)	(183)	(5)
Net Cash Flows Used for Investing Activities	$(3,818)	$(3,391)	$(2,890)

Net Cash Flows Used for Investing Activities were $3.8 billion in 2013 primarily due to Construction Expenditures for environmental, distribution and transmission investments.

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

Financing Activities

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Issuance of Common Stock, Net	$84	$83	$92
Issuance/Retirement of Debt, Net	385	544	(33)
Proceeds from Nuclear Fuel Sale/Leaseback	110	-	-
Retirement of Cumulative Preferred Stock	-	-	(64)
Dividends Paid on Common Stock	(954)	(916)	(898)
Other	(74)	(66)	(68)
Net Cash Flows Used for Financing Activities	$(449)	$(355)	$(971)

Net Cash Flows Used for Financing Activities in 2013 were $449 million.  Our net debt issuances were $385 million.  The net issuances included issuances of $745 million of senior unsecured notes, $1 billion draws on a $1 billion term credit facility, $647 million of securitization bonds, $328 million of notes payable and other debt and $305 million of pollution control bonds offset by retirements of $1.8 billion of senior unsecured and other debt notes, $331 million of pollution control bonds, $243 million of securitization bonds and a decrease in short-term borrowing of $224 million.  We paid common stock dividends of $954 million.  See Note 14  – Financing Activities.

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

The following financing activities occurred during 2013:

AEP Common Stock:

•	During 2013, we issued 2.1 million shares of common stock under our incentive compensation, employee savings and dividend reinvestment plans and received net proceeds of $84 million.

Debt:

•
During 2013, we issued approximately $3 billion of long-term debt, including $1 billion drawn on a term credit facility, $745 million of senior notes at interest rates ranging from 2.73% to 5.32% and $647 million of securitization bonds at interest rates ranging from 0.96% to 3.77%.  We also issued $190 million of pollution control revenue bonds at interest rates ranging from 3.25% to 4%, $115 million of pollution control revenue bonds at variable interest rates and $328 million of other debt at variable interest rates.  The proceeds from these issuances were used to fund long-term debt maturities and our construction programs.

•
During 2013, we entered no interest rate derivatives and settled $379 million of such transactions.  The settlements resulted in net cash payments of $26 million.  As of December 31, 2013, we had in place $820 million of notional interest rate derivatives designated as cash flow and fair value hedges.

In 2014:

•	In January 2014, TCC retired $112 million of Securitization Bonds.
•	In January and February 2014, I&M retired $24 million of Notes Payable related to DCC Fuel.
•	In January 2014, OPCo retired $225 million of 4.85% Senior Unsecured Notes due in 2014.

BUDGETED CONSTRUCTION EXPENDITURES

We forecast approximately $3.8 billion of construction expenditures excluding equity AFUDC for 2014.  For 2015 and 2016, we forecast construction expenditures of $3.8 billion each year.  The expenditures are generally for transmission, distribution and  required environmental investment to comply with Federal EPA rules.  Estimated construction expenditures are subject to periodic review and modification and may vary based on the ongoing effects of regulatory constraints, environmental regulations, business opportunities, market volatility, economic trends, weather, legal reviews and the ability to access capital.  We expect to fund these construction expenditures through cash flows from operations and financing activities.  Generally, the subsidiaries use cash or short-term borrowings under the money pool to fund these expenditures until long-term funding is arranged.  The 2014 estimated construction expenditures include generation, transmission and distribution related investments, as well as expenditures for compliance with environmental regulations as follows:

	2014 Budgeted Construction Expenditures
Segment	Environmental	Generation	Transmission	Distribution	Other	Total
	(in millions)
Vertically Integrated
Utilities	$467	$410	$465	$564	$67	$1,973
Transmission and
Distribution Utilities	7	5	340	494	36	882
Generation & Marketing	114	63	-	-	14	191
AEP Transmission Holdco	-	-	786	-	1	787
AEP River Operations	-	-	-	-	9	9
Corporate and Other	-	-	-	-	3	3
Total	$588	$478	$1,591	$1,058	$130	$3,845

OFF-BALANCE SHEET ARRANGEMENTS

Our current guidelines restrict the use of off-balance sheet financing entities or structures to traditional operating lease arrangements that we enter in the normal course of business.  The following identifies significant off-balance sheet arrangements.

Rockport Plant, Unit 2

AEGCo and I&M entered into a sale-and-leaseback transaction in 1989 with Wilmington Trust Company (Owner Trustee), an unrelated unconsolidated trustee for Rockport Plant, Unit 2 (the Plant).  The Owner Trustee was capitalized with equity from six owner participants with no relationship to AEP or any of its subsidiaries and debt from a syndicate of banks and certain institutional investors.  The future minimum lease payments for AEGCo and I&M are $665 million and $665 million, respectively, as of December 31, 2013.

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

Railcars

In June 2003, we entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  We intend to maintain the lease for the full lease term of twenty years via the renewal options.  The lease is accounted for as an operating lease.  The future minimum lease obligation is $28 million for the remaining railcars as of December 31, 2013.  Under a return-and-sale option, the lessor is guaranteed that the sale proceeds will equal at least a specified lessee obligation amount which declines with each five-year renewal.  As of December 31, 2013, the maximum potential loss was approximately $19 million assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, we believe that the fair value would produce a sufficient sales price to avoid any loss.  We have other railcar lease arrangements that do not utilize this type of financing structure.

CONTRACTUAL OBLIGATION INFORMATION

Our contractual cash obligations include amounts reported on the balance sheets and other obligations disclosed in our footnotes.  The following table summarizes our contractual cash obligations as of December 31, 2013:

Payments Due by Period

	Less Than			After
Contractual Cash Obligations	1 Year	2-3 Years	4-5 Years	5 Years	Total
	(in millions)
Short-term Debt (a)	$757	$-	$-	$-	$757
Interest on Fixed Rate Portion of Long-term
Debt (b)	784	1,442	1,250	6,283	9,759
Fixed Rate Portion of Long-term Debt (c)	988	2,284	2,853	10,328	16,453
Variable Rate Portion of Long-term Debt (d)	561	1,382	6	-	1,949
Capital Lease Obligations (e)	135	208	123	215	681
Noncancelable Operating Leases (e)	288	514	445	862	2,109
Fuel Purchase Contracts (f)	2,362	3,391	2,235	2,649	10,637
Energy and Capacity Purchase Contracts	195	410	457	2,634	3,696
Construction Contracts for Capital Assets (g)	807	1,123	931	1,797	4,658
Total	$6,877	$10,754	$8,300	$24,768	$50,699

(a)	Represents principal only excluding interest.
(b)
Interest payments are estimated based on final maturity dates of debt securities outstanding as of December 31, 2013 and do not reflect anticipated future refinancing, early redemptions or debt issuances.

(c)	See “Long-term Debt” section of Note 14. Represents principal only excluding interest.
(d)	See “Long-term Debt” section of Note 14. Represents principal only excluding interest. Variable rate debt had interest rates that ranged between 0.02% and 1.91% as of December 31, 2013.
(e)	See Note 13.
(f)	Represents contractual obligations to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.
(g)
Represents only capital assets for which we have signed contracts.  Actual payments are dependent upon and may vary significantly based upon the decision to build, regulatory approval schedules, timing and escalation of project costs.

Our $51 million liability related to uncertainty in Income Taxes is not included above because we cannot reasonably estimate the cash flows by period.

Our pension funding requirements are not included in the above table.  As of December 31, 2013, we expect to make contributions to our pension plans totaling $80 million in 2014.  Estimated contributions of $78 million in 2015 and $84 million in 2016 may vary significantly based on market returns, changes in actuarial assumptions and other factors.  Based upon the accumulated benefit obligation and fair value of assets available to pay pension benefits, our pension plans were 99.9% funded as of December 31, 2013.

In addition to the amounts disclosed in the contractual cash obligations table above, we make additional commitments in the normal course of business.  These commitments include standby letters of credit, guarantees for the payment of obligation performance bonds and other commitments.  As of December 31, 2013, our commitments outstanding under these agreements are summarized in the table below:

Amount of Commitment Expiration Per Period

	Less Than			After
Other Commercial Commitments	1 Year	2-3 Years	4-5 Years	5 Years	Total
	(in millions)
Standby Letters of Credit (a)	$170	$-	$-	$-	$170
Guarantees of the Performance of Outside Parties (b)	-	-	-	115	115
Guarantees of Our Performance (c)	592	-	10	58	660
Total Commercial Commitments	$762	$-	$10	$173	$945

(a)
We enter into standby letters of credit (LOCs) with third parties.  These LOCs cover items such as natural gas and electricity risk management contracts, construction contracts, insurance programs, security deposits and debt service reserves.  AEP, on behalf of our subsidiaries, and/or the subsidiaries issued all of these LOCs in the ordinary course of business.  There is no collateral held in relation to any guarantees in excess of our ownership percentages.  In the event any LOC is drawn, there is no recourse to third parties.  The maximum future payments of these LOCs are $170 million with maturities ranging from February 2014 to April 2015.  See “Letters of Credit” section of Note 6.

(b)	See “Guarantees of Third-Party Obligations” section of Note 6.
(c)	We issued performance guarantees and indemnifications for energy trading and various sale agreements.

SIGNIFICANT TAX LEGISLATION

The Small Business Jobs Act extended the time for claiming bonus depreciation and increased the deduction to 100% for 2011 and decreased the deduction to 50% for 2012.  The American Taxpayer Relief Act of 2012 provided for the extension of several business and energy industry tax deductions and credits, including the one-year extension of the 50% bonus depreciation to 2013.  The enacted provisions had no material impact on net income or financial condition but did have a favorable impact on cash flows in 2013.

CYBER SECURITY

Cyber security presents a heightened risk for electric utility systems because a cyber-attack could affect critical energy infrastructure.  Breaches to the cyber security of the grid or to our system are potentially disruptive to people, property and commerce and create risk for our business, investors and customers.  In February 2013, President Obama signed an executive order that addresses how government agencies will operate and support the functions in cyber security as well as redefine how the government interfaces with critical infrastructure, such as the electric grid.  We already operate under regulatory cyber security standards to protect critical infrastructure.  The cyber security framework that is being developed through this executive order will be reviewed by the FERC and the U.S. Department of Energy.  We are participating in the process by submitting feedback through our industry trade group and sharing best practices already in place.  We protect our critical cyber assets, such as our data centers, power plants, transmission operations centers and business network, using multiple layers of cyber security and authentication.  We constantly scan the system for risks or threats.

Cyber hackers have been able to breach a number of very secure facilities, from federal agencies, banks and retailers to social media sites.  As these events become known and develop, we continually assess our own cyber security tools and processes to determine where we might need to strengthen our defenses.

In recent years, we have taken additional steps to enhance our capabilities for identifying risks or threats and have shared those threats with our utility peers, industry and federal agencies.  We operate our own Cyber Security Operations Center.  Funding for this included a grant from the American Recovery and Reinvestment Act – U.S. Department of Energy Smart Grid Demonstration Program.  This facility was initially designed as a pilot cyber threat and information-sharing center specifically for the electric sector and today is fully operational.

In 2013, as part of our industry’s continuing program to advance threat sharing and coordination, we participated in the North American Electric Reliability Corporation (NERC) GridEx II exercise.  This effort, led by NERC, tested and developed the coordination and interaction between utilities and various government agencies relative to potential cyber and physical threats against the nation’s electric grid.

In 2012, we signed a cooperative research and development agreement with the Department of Homeland Security’s Office of Cyber Security and Communications, further enhancing our ability to directly exchange information about cyber threats.  In addition, we continue to partner with a number of federal and industry groups to advance the national capabilities of cyber security.  We are working with the U.S. Department of Energy on several projects covering advanced cyber security and assessment tools.

We have partnered with a major defense contractor who has significant cyber security experience and technical capabilities developed through their work with the U.S. Department of Defense.  We work with a consortium of other utilities across the country, learning how best to share information about potential threats and collaborating with each other.  We continue to work with a nonaffiliated entity to conduct several seminars each year about recognizing and investigating cyber vulnerabilities.  Through these types of efforts, we are working to protect ourselves while helping our industry advance its cyber security capabilities.

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

Effect if Different Assumptions Used

A change in the above assumptions may result in a material impact on our net income.  Refer to Note 5 for further detail related to regulatory assets and regulatory liabilities.

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

The changes in unbilled electric utility revenues for our Vertically Integrated Utilities segment were $(9) million, $13 million and $(57) million for the years ended December 31, 2013, 2012 and 2011, respectively.  The changes in unbilled electric revenues are primarily due to changes in weather and rate increases.  Accrued unbilled revenues for the Vertically Integrated Utilities segment were $283 million and $292 million as of December 31, 2013 and 2012, respectively.

The changes in unbilled electric utility revenues for our Transmission and Distribution Utilities segment were $(22) million, $(12) million and $(24) million for the years ended December 31, 2013, 2012 and 2011, respectively.  The changes in unbilled electric revenues are primarily due to changes in weather and rate increases.  Accrued unbilled revenues for the Transmission and Distribution Utilities segment were $165 million and $187 million as of December 31, 2013 and 2012, respectively.

In March 2012, our Generation & Marketing segment acquired an independent retail electric supplier.  The change in unbilled electric utility revenues for our Generation & Marketing segment was $10 million and $34 million for the years ended December 31, 2013 and 2012, respectively.  Accrued unbilled revenues for the Generation & Marketing segment were $41 million and $31 million as of December 31, 2013 and 2012, respectively.

Assumptions and Approach Used

For each operating company, we compute the monthly estimate for unbilled revenues as net generation (generation plus purchases less sales) less the current month’s billed KWh plus the prior month’s unbilled KWh.  However, due to meter reading issues, meter drift and other anomalies, a separate monthly calculation limits the unbilled estimate within a range of values.  This limiter calculation is derived from an allocation of billed KWh to the current month and previous month, on a cycle-by-cycle basis, and by dividing the current month aggregated result by the billed KWh.  The limits are statistically set at one standard deviation from this percentage to determine the upper and lower limits of the range.  The unbilled estimate is compared to the limiter calculation and adjusted for variances exceeding the upper and lower limits.

For certain contracts, we calculate unbilled revenues by contract using the most recent historic daily activity adjusted for significant known changes in usage.

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

The following table shows the net periodic cost (credit) of the Plans:

	Years Ended December 31,
Net Periodic Benefit Cost (Credit)	2013	2012	2011
	(in millions)
Pension Plans	$180	$134	$118
Postretirement Plans	(17)	89	73

The net periodic benefit cost is calculated based upon a number of actuarial assumptions, including expected long-term rates of return on the Plans’ assets.  In developing the expected long-term rate of return assumption for 2014, we evaluated input from actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions.  We also considered historical returns of the investment markets and changes in tax rates which affect a portion of the Postretirement Plans’ assets.  We anticipate that the investment managers we employ for the Plans will invest the assets to generate future returns averaging 6% for the Qualified Plan and 6.75% for the Postretirement Plans.

The expected long-term rate of return on the Plans’ assets is based on our targeted asset allocation and our expected investment returns for each investment category.  Our assumptions are summarized in the following table:

			Other Postretirement
	Pension Plans		Benefit Plans
		Assumed/		Assumed/
	2014	Expected	2014	Expected
	Target	Long-Term	Target	Long-Term
	Asset	Rate of	Asset	Rate of
	Allocation	Return	Allocation	Return
Equity	30%	8.00%	66%	7.80%
Fixed Income	55%	4.60%	33%	4.40%
Other Investments	15%	7.00%	-%	-%
Cash and Cash Equivalents	-%	-%	1%	3.00%
Total	100%		100%

We regularly review the actual asset allocation and periodically rebalance the investments to our targeted allocation.  We believe that 6% and 6.75% are reasonable estimates of the long-term rate of return on the Plans’ assets.  The Pension Plans’ assets had an actual gain of 8.1% and 13.8% for the years ended December 31, 2013 and 2012, respectively.  The Postretirement Plans’ assets had an actual gain of 14.3% and 15.4% for the years ended December 31, 2013 and 2012, respectively.  We will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust the assumptions as necessary.

We base our determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.  As of December 31, 2013, we had cumulative gains of approximately $207 million that remain to be recognized in the calculation of the market-related value of assets.  These unrecognized net actuarial gains may result in decreases in the future pension costs depending on several factors, including whether such gains at each measurement date exceed the corridor in accordance with “Compensation – Retirement Benefits” accounting guidance.

The method used to determine the discount rate that we utilize for determining future obligations is a duration-based method in which a hypothetical portfolio of high quality corporate bonds is constructed with cash flows matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate as of December 31, 2013 under this method was 4.7% for the Qualified Plan, 4.55% for the Nonqualified Plans and 4.7% for the Postretirement Plans.  Due to the effect of the unrecognized actuarial gains and based on an expected rate of return on the Pension Plans’ assets of 6%, discount rates of 4.7% and 4.55% and various other assumptions, we estimate that the pension costs for the Pension Plans will approximate $161 million,

$113 million and $109 million in 2014, 2015 and 2016, respectively.  Based on an expected rate of return on the Postretirement Plans’ assets of 6.75%, a discount rate of 4.7% and various other assumptions, we estimate credits will approximate $77 million, $82 million and $82 million in 2014, 2015 and 2016, respectively.  Future actual costs will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the Plans.  The actuarial assumptions used may differ materially from actual results.  The effects of a 50 basis point change to selective actuarial assumptions are included in the “Effect if Different Assumptions Used” section below.

In November 2012, we announced changes to our retiree medical coverage.  Effective for retirements after December 2012, our contribution to retiree medical costs was capped reducing our future exposure to medical cost inflation.  Effective for employees hired after December 2013, we will not provide retiree medical coverage.  This change reduced costs of the plan beginning in 2013 as shown by the estimated credits for Postretirement Plans in the previous paragraph.

The value of the Pension Plans’ assets remained unchanged at $4.7 billion as of December 31, 2013 and December 31, 2012 primarily due to investment returns offsetting benefit payments.  During 2013, the Qualified Plan paid $324 million and the Nonqualified Plans paid $7 million in benefits to plan participants.  The value of the Postretirement Plans’ assets increased to $1.7 billion as of December 31, 2013 from $1.6 billion as of December 31, 2012 primarily due to investment returns and contributions by the company and the participants in excess of benefit payments.  The Postretirement Plans paid $140 million in benefits to plan participants during 2013.

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

			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in millions)
Effect on December 31, 2013 Benefit Obligations
Discount Rate	$(233)	$254	$(71)	$78
Compensation Increase Rate	13	(12)	NA	NA
Cash Balance Crediting Rate	43	(39)	NA	NA
Health Care Cost Trend Rate	NA	NA	25	(28)

Effect on 2013 Periodic Cost
Discount Rate	(12)	13	(4)	4
Compensation Increase Rate	4	(4)	NA	NA
Cash Balance Crediting Rate	11	(11)	NA	NA
Health Care Cost Trend Rate	NA	NA	4	(4)
Expected Return on Plan Assets	(21)	21	(8)	8

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risks

Our Vertically Integrated Utilities segment is exposed to certain market risks as a major power producer and through its transactions in power, coal, natural gas and marketing contracts.  These risks include commodity price risk, interest rate risk and credit risk.  In addition, we are exposed to foreign currency exchange risk as we occasionally procure various services and materials used in our energy business from foreign suppliers.  These risks represent the risk of loss that may impact us due to changes in the underlying market prices or rates.

Our Transmission and Distribution Utilities segment is exposed to FTR price risk as it relates to congestion during the June 2012 – May 2015 Ohio ESP period.  Additional risk includes interest rate risk.

Our Generation & Marketing segment conducts marketing, risk management and retail activities in ERCOT, PJM and MISO.  This segment is exposed to certain market risks as a marketer of wholesale and retail electricity.  These risks include commodity price risk, interest rate risk and credit risk.  These risks represent the risk of loss that may impact us due to changes in the underlying market prices or rates.  In addition, our Generation & Marketing segment is also exposed to certain market risks as a major power producer and through its transactions in wholesale electricity, natural gas and coal trading and marketing contracts.

We employ risk management contracts including physical forward purchase-and-sale contracts and financial forward purchase-and-sale contracts.  We engage in risk management of power, coal, natural gas and, to a lesser extent, heating oil, gasoline and other commodity contracts to manage the risk associated with our energy business.  As a result, we are subject to price risk.  The amount of risk taken is determined by the Commercial Operations, Energy Supply, and Finance groups in accordance with our established risk management policies as approved by the Finance Committee of our Board of Directors.  Our market risk oversight staff independently monitors our risk policies, procedures and risk levels and provides members of the Commercial Operations Risk Committee (Regulated Risk Committee) and the Energy Supply Risk Committee (Competitive Risk Committee) various daily, weekly and/or monthly reports regarding compliance with policies, limits and procedures.  The Regulated Risk Committee consists of our Chief Operating Officer, Chief Financial Officer, Executive Vice President of Generation, Senior Vice President of Commercial Operations and Chief Risk Officer.  The Competitive Risk Committee consists of our Chief Operating Officer, Chief Financial Officer, Executive Vice President of Energy Supply, Senior Vice President of Commercial Operations and Chief Risk Officer.  When commercial activities exceed predetermined limits, we modify the positions to reduce the risk to be within the limits unless specifically approved by the respective committee.

The following table summarizes the reasons for changes in total mark-to-market (MTM) value as compared to December 31, 2012:

MTM Risk Management Contract Net Assets (Liabilities)
Year Ended December 31, 2013

		Transmission
	Vertically	and	Generation
	Integrated	Distribution	and
	Utilities	Utilities	Marketing	Total
	(in millions)
Total MTM Risk Management Contract Net Assets
as of December 31, 2012	$39	$(1)	$158	$196
(Gain) Loss from Contracts Realized/Settled During the
Period and Entered in a Prior Period	(16)	1	(32)	(47)
Fair Value of New Contracts at Inception When Entered
During the Period (a)	-	-	16	16
Changes in Fair Value Due to Market Fluctuations
During the Period (b)	-	-	15	15
Changes in Fair Value Allocated to Regulated
Jurisdictions (c)	9	3	-	12
Total MTM Risk Management Contract Net Assets
as of December 31, 2013	$32	$3	$157	192
Commodity Cash Flow Hedge Contracts				1
Interest Rate and Foreign Currency Cash Flow Hedge
Contracts				(2)
Fair Value Hedge Contracts				(10)
Collateral Deposits				9
Total MTM Derivative Contract Net Assets as of
December 31, 2013				$190

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

We have risk management contracts with numerous counterparties.  Since open risk management contracts are valued based on changes in market prices of the related commodities, our exposures change daily.  As of December 31, 2013, our credit exposure net of collateral to sub investment grade counterparties was approximately 8.7%, expressed in terms of net MTM assets, net receivables and the net open positions for contracts not subject to MTM (representing economic risk even though there may not be risk of accounting loss).  As of December 31, 2013, the following table approximates our counterparty credit quality and exposure based on netting across commodities, instruments and legal entities where applicable:

	Exposure			Number of	Net Exposure
	Before			Counterparties	of
	Credit	Credit	Net	>10% of	Counterparties
Counterparty Credit Quality	Collateral	Collateral	Exposure	Net Exposure	>10%
	(in millions, except number of counterparties)
Investment Grade	$630	$7	$623	2	$290
Split Rating	-	-	-	-	-
Noninvestment Grade	-	-	-	-	-
No External Ratings:
Internal Investment Grade	79	-	79	4	45
Internal Noninvestment Grade	78	11	67	3	46
Total as of December 31, 2013	$787	$18	$769	9	$381

Total as of December 31, 2012	$807	$13	$794	7	$338

In addition, we are exposed to credit risk related to our participation in RTOs.  For each of the RTOs in which we participate, this risk is generally determined based on our proportionate share of member gross activity over a specified period of time.

Value at Risk (VaR) Associated with Risk Management Contracts

We use a risk measurement model, which calculates VaR, to measure our commodity price risk in the risk management portfolio.  The VaR is based on the variance-covariance method using historical prices to estimate volatilities and correlations and assumes a 95% confidence level and a one-day holding period.  Based on this VaR analysis, as of December 31, 2013, a near term typical change in commodity prices is not expected to materially impact net income, cash flows or financial condition.

The following table shows the end, high, average and low market risk as measured by VaR for the trading portfolio for the periods indicated:

VaR Model

Twelve Months Ended				Twelve Months Ended
December 31, 2013				December 31, 2012
End	High	Average	Low	End	High	Average	Low
(in millions)				(in millions)
$-	$1	$-	$-	$-	$1	$-	$-

We back-test our VaR results against performance due to actual price movements.  Based on the assumed 95% confidence interval, the performance due to actual price movements would be expected to exceed the VaR at least once every 20 trading days.

As our VaR calculation captures recent price movements, we also perform regular stress testing of the portfolio to understand our exposure to extreme price movements.  We employ a historical-based method whereby the current portfolio is subjected to actual, observed price movements from the last several years in order to ascertain which historical price movements translated into the largest potential MTM loss.  We then research the underlying positions, price movements and market events that created the most significant exposure and report the findings to the Risk Executive Committee, Regulated Risk Committee, or Competitive Risk Committee as appropriate.

Interest Rate Risk

We utilize an Earnings at Risk (EaR) model to measure interest rate market risk exposure. EaR statistically quantifies the extent to which our interest expense could vary over the next twelve months and gives a probabilistic estimate of different levels of interest expense.  The resulting EaR is interpreted as the dollar amount by which actual interest expense for the next twelve months could exceed expected interest expense with a one-in-twenty chance of occurrence.  The primary drivers of EaR are from the existing floating rate debt (including short-term debt) as well as long-term debt issuances in the next twelve months.  As calculated on debt outstanding as of December 31, 2013 and 2012, the estimated EaR on our debt portfolio for the following twelve months was $32 million and $42 million, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
American Electric Power Company, Inc.:

We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and subsidiary companies (the "Company") as of December 31, 2013 and 2012,and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and subsidiary companies as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2014 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/  Deloitte & Touche LLP

Columbus, Ohio
February 25, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
American Electric Power Company, Inc.:

We have audited the internal control over financial reporting of American Electric Power Company, Inc. and subsidiary companies (the "Company") as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2013 of the Company and our report dated February 25, 2014 expressed an unqualified opinion on those financial statements.

/s/  Deloitte & Touche LLP

Columbus, Ohio
February 25, 2014

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

Management assessed the effectiveness of AEP’s internal control over financial reporting as of December 31, 2013.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 1992) in Internal Control – Integrated Framework.  Based on management’s assessment, AEP’s internal control over financial reporting was effective as of December 31, 2013.

AEP’s independent registered public accounting firm has issued an attestation report on AEP’s internal control over financial reporting.  The Report of Independent Registered Public Accounting Firm appears on the previous page.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2013, 2012 and 2011
(in millions, except per-share and share amounts)

	Years Ended December 31,
	2013	2012	2011
REVENUES
Vertically Integrated Utilities	$9,347	$8,785	$8,942
Transmission and Distribution Utilities	4,279	4,659	4,982
Generation & Marketing	1,208	882	563
Other Revenues	523	619	629
TOTAL REVENUES	15,357	14,945	15,116
EXPENSES
Fuel and Other Consumables Used for Electric Generation	4,068	4,111	4,421
Purchased Electricity for Resale	1,491	1,169	1,191
Other Operation	2,904	2,962	2,868
Maintenance	1,179	1,115	1,236
Asset Impairments and Other Related Charges	226	300	139
Depreciation and Amortization	1,743	1,782	1,655
Taxes Other Than Income Taxes	891	850	824
TOTAL EXPENSES	12,502	12,289	12,334

OPERATING INCOME	2,855	2,656	2,782

Other Income (Expense):
Interest and Investment Income	58	8	27
Carrying Costs Income	30	53	393
Allowance for Equity Funds Used During Construction	73	93	98
Interest Expense	(906)	(988)	(933)

INCOME BEFORE INCOME TAX EXPENSE AND EQUITY EARNINGS	2,110	1,822	2,367

Income Tax Expense	684	604	818
Equity Earnings of Unconsolidated Subsidiaries	58	44	27

INCOME BEFORE EXTRAORDINARY ITEM	1,484	1,262	1,576

EXTRAORDINARY ITEM, NET OF TAX	-	-	373

NET INCOME	1,484	1,262	1,949

Net Income Attributable to Noncontrolling Interests	4	3	3

NET INCOME ATTRIBUTABLE TO AEP SHAREHOLDERS	1,480	1,259	1,946

Preferred Stock Dividend Requirements of Subsidiaries Including Capital Stock Expense	-	-	5

EARNINGS ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,480	$1,259	$1,941

WEIGHTED AVERAGE NUMBER OF BASIC AEP COMMON SHARES OUTSTANDING	486,619,555	484,682,469	482,169,282

BASIC EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS
Income Before Extraordinary Item	$3.04	$2.60	$3.25
Extraordinary Item, Net of Tax	-	-	0.77

TOTAL BASIC EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$3.04	$2.60	$4.02

WEIGHTED AVERAGE NUMBER OF DILUTED AEP COMMON SHARES OUTSTANDING	487,040,956	485,084,694	482,460,328

DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS
Income Before Extraordinary Item	$3.04	$2.60	$3.25
Extraordinary Item, Net of Tax	-	-	0.77

TOTAL DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON
SHAREHOLDERS	$3.04	$2.60	$4.02

See Notes to Consolidated Financial Statements beginning on page 60.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2013, 2012 and 2011
(in millions)

	Years Ended December 31,
	2013	2012	2011
Net Income	$1,484	$1,262	$1,949

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $8, $8 and $18 in 2013, 2012 and 2011,
Respectively	15	(15)	(34)
Securities Available for Sale, Net of Tax of $1, $1 and $1 in 2013, 2012 and
2011, Respectively	3	2	(2)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $12, $16
and $13 in 2013, 2012 and 2011, Respectively	22	31	24
Pension and OPEB Funded Status, Net of Tax of $95, $62 and $41 in 2013,
2012 and 2011, Respectively	177	115	(77)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	217	133	(89)

TOTAL COMPREHENSIVE INCOME	1,701	1,395	1,860

Total Comprehensive Income Attributable to Noncontrolling Interests	4	3	3

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO AEP
SHAREHOLDERS	1,697	1,392	1,857

Preferred Stock Dividend Requirements of Subsidiaries Including
Capital Stock Expense	-	-	5

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO AEP
COMMON SHAREHOLDERS	$1,697	$1,392	$1,852

See Notes to Consolidated Financial Statements beginning on page 60.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2013, 2012 and 2011
(in millions)

	AEP Common Shareholders
	Common Stock				Accumulated
					Other
			Paid-in	Retained	Comprehensive	Noncontrolling
	Shares	Amount	Capital	Earnings	Income (Loss)	Interests	Total
TOTAL EQUITY – DECEMBER 31, 2010	501	$3,257	$5,904	$4,842	$(381)	$-	$13,622

Issuance of Common Stock	3	17	75				92
Common Stock Dividends ($1.85/share)				(894)		(4)	(898)
Preferred Stock Dividend Requirements of Subsidiaries				(2)			(2)
Loss on Reacquired Preferred Stock			(4)				(4)
Capital Stock Expense			(16)				(16)
Other Changes in Equity			11	(2)		2	11
Net Income				1,946		3	1,949
Other Comprehensive Loss					(89)		(89)
TOTAL EQUITY – DECEMBER 31, 2011	504	3,274	5,970	5,890	(470)	1	14,665

Issuance of Common Stock	2	15	68				83
Common Stock Dividends ($1.88/share)				(913)		(3)	(916)
Other Changes in Equity			11			(1)	10
Net Income				1,259		3	1,262
Other Comprehensive Income					133		133
TOTAL EQUITY – DECEMBER 31, 2012	506	3,289	6,049	6,236	(337)	-	15,237

Issuance of Common Stock	2	14	70				84
Common Stock Dividends ($1.95/share)				(950)		(4)	(954)
Other Changes in Equity			12			1	13
Net Income				1,480		4	1,484
Other Comprehensive Income					217		217
Pension and OPEB Adjustment Related to Mitchell Plant					5		5
TOTAL EQUITY – DECEMBER 31, 2013	508	$3,303	$6,131	$6,766	$(115)	$1	$16,086

See Notes to Consolidated Financial Statements beginning on page 60.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2013 and 2012
(in millions)

	December 31,
	2013	2012
CURRENT ASSETS
Cash and Cash Equivalents	$118	$279
Other Temporary Investments
(December 31, 2013 and 2012 Amounts Include $335 and $311, Respectively, Related to Transition Funding, Phase-in-Recovery Funding, Consumer Rate Relief Funding and EIS)	353	324
Accounts Receivable:
Customers	746	685
Accrued Unbilled Revenues	157	195
Pledged Accounts Receivable - AEP Credit	945	856
Miscellaneous	72	171
Allowance for Uncollectible Accounts	(60)	(36)
Total Accounts Receivable	1,860	1,871
Fuel	701	844
Materials and Supplies	722	675
Risk Management Assets	160	191
Regulatory Asset for Under-Recovered Fuel Costs	80	88
Margin Deposits	70	76
Prepayments and Other Current Assets	246	241
TOTAL CURRENT ASSETS	4,310	4,589

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	25,074	26,279
Transmission	10,893	9,846
Distribution	16,377	15,565
Other Property, Plant and Equipment (Including Plant to be Retired, Coal Mining
and Nuclear Fuel)	5,470	3,945
Construction Work in Progress	2,471	1,819
Total Property, Plant and Equipment	60,285	57,454
Accumulated Depreciation and Amortization	19,288	18,691
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	40,997	38,763

OTHER NONCURRENT ASSETS
Regulatory Assets	4,376	5,106
Securitized Assets	2,373	2,117
Spent Nuclear Fuel and Decommissioning Trusts	1,932	1,706
Goodwill	91	91
Long-term Risk Management Assets	297	368
Deferred Charges and Other Noncurrent Assets	2,038	1,627
TOTAL OTHER NONCURRENT ASSETS	11,107	11,015

TOTAL ASSETS	$56,414	$54,367

See Notes to Consolidated Financial Statements beginning on page 60.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2013 and 2012
(dollars in millions)

December 31,
2013	2012
CURRENT LIABILITIES
Accounts Payable	$1,266	$1,169
Short-term Debt:
Securitized Debt for Receivables - AEP Credit	700	657
Other Short-term Debt	57	324
Total Short-term Debt	757	981
Long-term Debt Due Within One Year
(December 31, 2013 and 2012 Amounts Include $416 and $367, Respectively, Related to Transition Funding, DCC Fuel, Phase-in-Recovery Funding, Consumer Rate Relief Funding and Sabine)	1,549	2,171
Risk Management Liabilities	90	155
Customer Deposits	299	316
Accrued Taxes	822	747
Accrued Interest	245	269
Regulatory Liability for Over-Recovered Fuel Costs	119	47
Other Current Liabilities	965	968
TOTAL CURRENT LIABILITIES	6,112	6,823

NONCURRENT LIABILITIES
Long-term Debt
(December 31, 2013 and 2012 Amounts Include $2,532 and $2,227, Respectively, Related to Transition Funding, DCC Fuel, Phase-in-Recovery Funding, Consumer Rate Relief Funding and Sabine)	16,828	15,586
Long-term Risk Management Liabilities	177	214
Deferred Income Taxes	10,300	9,252
Regulatory Liabilities and Deferred Investment Tax Credits	3,694	3,544
Asset Retirement Obligations	1,835	1,696
Employee Benefits and Pension Obligations	415	1,075
Deferred Credits and Other Noncurrent Liabilities	967	940
TOTAL NONCURRENT LIABILITIES	34,216	32,307

TOTAL LIABILITIES	40,328	39,130

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

EQUITY
Common Stock – Par Value – $6.50 Per Share:
2013	2012
Shares Authorized	600,000,000	600,000,000
Shares Issued	508,113,964	506,004,962
(20,336,592 Shares were Held in Treasury as of December 31, 2013 and 2012)	3,303	3,289
Paid-in Capital	6,131	6,049
Retained Earnings	6,766	6,236
Accumulated Other Comprehensive Income (Loss)	(115)	(337)
TOTAL AEP COMMON SHAREHOLDERS’ EQUITY	16,085	15,237

Noncontrolling Interests	1	-

TOTAL EQUITY	16,086	15,237

TOTAL LIABILITIES AND EQUITY	$56,414	$54,367

See Notes to Consolidated Financial Statements beginning on page 60.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013, 2012 and 2011
(in millions)

	Years Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES
Net Income	$1,484	$1,262	$1,949
Adjustments to Reconcile Net Income to Net Cash Flows
from Operating Activities:
Depreciation and Amortization	1,743	1,782	1,655
Deferred Income Taxes	709	636	794
Gain on Settlement with BOA and Enron	-	-	(51)
Settlement of Litigation with BOA and Enron	-	-	(211)
Extraordinary Item, Net of Tax	-	-	(373)
Asset Impairments and Other Related Charges	226	300	139
Carrying Costs Income	(30)	(53)	(393)
Allowance for Equity Funds Used During Construction	(73)	(93)	(98)
Mark-to-Market of Risk Management Contracts	38	57	37
Amortization of Nuclear Fuel	131	136	137
Pension Contributions to Qualified Plan Trust	-	(200)	(450)
Property Taxes	(35)	(19)	(15)
Fuel Over/Under-Recovery, Net	62	157	(25)
Deferral of Ohio Capacity Costs, Net	(214)	(65)	-
Change in Other Noncurrent Assets	(184)	(171)	(112)
Change in Other Noncurrent Liabilities	3	127	307
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	5	(16)	107
Fuel, Materials and Supplies	122	(224)	176
Accounts Payable	95	(60)	(44)
Accrued Taxes, Net	85	174	193
Other Current Assets	5	(3)	37
Other Current Liabilities	(66)	77	29
Net Cash Flows from Operating Activities	4,106	3,804	3,788

INVESTING ACTIVITIES
Construction Expenditures	(3,624)	(3,025)	(2,669)
Change in Other Temporary Investments, Net	(11)	(27)	8
Purchases of Investment Securities	(927)	(1,047)	(1,321)
Sales of Investment Securities	858	988	1,379
Acquisitions of Nuclear Fuel	(154)	(107)	(106)
Acquisitions of Assets/Businesses	(32)	(94)	(19)
Acquisition of Cushion Gas from BOA	-	-	(214)
Insurance Proceeds Related to Cook Plant Fire	72	-	-
Proceeds from Sales of Assets	21	18	123
Other Investing Activities	(21)	(97)	(71)
Net Cash Flows Used for Investing Activities	(3,818)	(3,391)	(2,890)

FINANCING ACTIVITIES
Issuance of Common Stock, Net	84	83	92
Issuance of Long-term Debt	3,207	2,856	1,328
Commercial Paper and Credit Facility Borrowings	17	25	488
Change in Short-term Debt, Net	(221)	(654)	744
Retirement of Long-term Debt	(2,598)	(1,643)	(1,665)
Retirement of Cumulative Preferred Stock	-	-	(64)
Proceeds from Nuclear Fuel Sale/Leaseback	110	-	-
Commercial Paper and Credit Facility Repayments	(20)	(40)	(928)
Principal Payments for Capital Lease Obligations	(82)	(71)	(71)
Dividends Paid on Common Stock	(954)	(916)	(898)
Dividends Paid on Cumulative Preferred Stock	-	-	(2)
Other Financing Activities	8	5	5
Net Cash Flows Used for Financing Activities	(449)	(355)	(971)

Net Increase (Decrease) in Cash and Cash Equivalents	(161)	58	(73)
Cash and Cash Equivalents at Beginning of Period	279	221	294
Cash and Cash Equivalents at End of Period	$118	$279	$221

See Notes to Consolidated Financial Statements beginning on page 60.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Our principal business is the generation, transmission and distribution of electric power.  The subsidiaries that conduct most of these activities are regulated by the FERC under the Federal Power Act and the Energy Policy Act of 2005 and maintain accounts in accordance with the FERC and other regulatory guidelines.  Most of these companies are subject to further regulation with regard to rates and other matters by state regulatory commissions.

We provide competitive electric supply for residential, commercial and industrial customers in Ohio, Illinois and other deregulated electricity markets and also provide energy management solutions throughout the United States, including energy efficiency services through our independent retail electric supplier.

We also engage in wholesale electricity, natural gas and other commodity marketing and risk management activities in the United States and provide various energy-related services.  In addition, our operations include nonregulated wind farms and barging operations.

Corporate Separation

Background

On December 31, 2013, based on FERC and PUCO orders which approved corporate separation of generation assets and associated liabilities, OPCo transferred its generation assets and related generation liabilities at net book value to AGR.  In accordance with Ohio law, OPCo remains responsible to provide power and capacity to OPCo customers who have not switched electric providers.  Effective January 1, 2014, OPCo will purchase power from both affiliated and nonaffiliated entities, subject to PUCO approval, to meet the energy and capacity needs of customers.

On December 31, 2013, subsequent to the transfer of OPCo’s generation assets and associated liabilities to AGR, AGR transferred at net book value its ownership (867 MW) in Amos Plant, Unit 3 to APCo.  The transfer of these generation assets and associated liabilities was approved by the FERC, the Virginia SCC and the WVPSC.

On December 31, 2013, subsequent to the transfer of OPCo’s generation assets and associated liabilities to AGR, AGR transferred at net book value a one-half interest (780 MW) in the Mitchell Plant to KPCo.  The transfer of these generation assets and associated liabilities was approved by the FERC and the KPSC.

Other Impacts of Corporate Separation

In accordance with our December 2010 announcement and our October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.

Effective January 1, 2014, the FERC approved:

•
PCA among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Under the PCA, APCo, I&M and KPCo will be individually responsible for planning their respective capacity obligations and there will be no capacity equalization charges/credits on deficit/surplus companies.   Further, the PCA allows, but does not obligate, APCo, I&M and KPCo to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

•
Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance

Agreement through the 2014/2015 PJM planning year. Under the Bridge Agreement, AGR is committed to meet capacity obligations of member companies through May 31, 2015.
•
Power Supply Agreement (PSA) between AGR and OPCo for AGR to supply capacity for OPCo’s switched (at $188.88/MW day) and non-switched retail load for the period January 1, 2014 through May 31, 2015 and to supply the energy needs of OPCo’s non-switched retail load that is not acquired through auctions from January 1, 2014 through December 31, 2014.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rates and Service Regulation

Our public utility subsidiaries’ rates are regulated by the FERC and state regulatory commissions in our eleven state operating territories.  The FERC also regulates our affiliated transactions, including AEPSC intercompany service billings which are generally at cost, under the 2005 Public Utility Holding Company Act and the Federal Power Act.  The FERC also has jurisdiction over the issuances and acquisitions of securities of our public utility subsidiaries, the acquisition or sale of certain utility assets and mergers with another electric utility or holding company.  For non-power goods and services, the FERC requires a nonregulated affiliate to bill an affiliated public utility company at no more than market while a public utility must bill the higher of cost or market to a nonregulated affiliate.  The state regulatory commissions also regulate certain intercompany transactions under various orders and affiliate statutes.  Both the FERC and state regulatory commissions are permitted to review and audit the relevant books and records of companies within a public utility holding company system.

The FERC regulates wholesale power markets and wholesale power transactions.  Our wholesale power transactions are generally market-based.  Wholesale power transactions are cost-based regulated when we negotiate and file a cost-based contract with the FERC or the FERC determines that we have “market power” in the region where the transaction occurs.  We have entered into wholesale power supply contracts with various municipalities and cooperatives that are FERC-regulated, cost-based contracts.  These contracts are generally formula rate mechanisms, which are trued up to actual costs annually.  Our wholesale power transactions in the SPP region are currently cost-based within our balancing authority due to the FERC’s finding that PSO and SWEPCo have market power in the SPP region.

The state regulatory commissions regulate all of the distribution operations and rates of our retail public utilities on a cost basis.  The state regulatory commissions also regulate the retail generation/power supply operations and rates except in Ohio and the ERCOT region of Texas.  The ESP rates in Ohio continue the process of transitioning generation/power supply rates over time to market rates.  In the ERCOT region of Texas, the generation/supply business is under customer choice and market pricing and is conducted by Texas Retail Electric Providers (REPs).  Through our nonregulated subsidiaries, we enter into short and long-term wholesale transactions to buy or sell capacity, energy and ancillary services in the ERCOT market.  In addition, these nonregulated subsidiaries control certain wind and coal-fired generation assets, the power from which is marketed and sold in ERCOT.  We have no active REPs in ERCOT.

The FERC also regulates our wholesale transmission operations and rates.  The FERC claims jurisdiction over retail transmission rates when retail rates are unbundled in connection with restructuring.  OPCo’s retail transmission rates in Ohio, APCo’s retail transmission rates in Virginia, I&M’s retail transmission rates in Michigan and TCC’s and TNC’s retail transmission rates in Texas are unbundled.  OPCo’s retail transmission rates in Ohio, APCo’s retail transmission rates in Virginia and I&M’s retail transmission rates in Michigan are based on formula rates included in the PJM OATT that are cost-based.  Although TCC’s and TNC’s retail transmission rates in Texas are unbundled, retail transmission rates are regulated, on a cost basis, by the PUCT.  Bundled retail transmission rates are regulated, on a cost basis, by the state commissions.  Transmission rates for our seven wholly-owned transmission subsidiaries within our AEP Transmission Holdco segment are based on formula rates included in the applicable RTO’s OATT that are cost-based.

In addition, the FERC regulates the SIA, the Operating Agreement, the System Transmission Integration Agreement, the Transmission Agreement and the Transmission Coordination Agreement, all of which are still active and allocate shared system costs and revenues to the utility subsidiaries that are parties to each agreement.  In accordance with management’s December 2010 announcement and October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance

Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.  In December 2013, the FERC issued orders approving the creation of a PCA, effective January 1, 2014.  Also effective January 1, 2014, the FERC approved the creation of a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as the agent.

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

Other Temporary Investments

Other Temporary Investments include funds held by trustees primarily for the payment of securitization bonds and Securities Available for Sale, including marketable securities that we intend to hold for less than one year and investments by our protected cell of EIS.

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

Inventory

Fossil fuel inventories are generally carried at average cost with the exception of AGR and TNC which are carried at the lower of average cost or market.  Materials and supplies inventories are carried at average cost.

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

Emission Allowances

In regulated jurisdictions, we record emission allowances at cost, including the annual SO2 and NOx emission allowance entitlements received at no cost from the Federal EPA.  For our nonregulated business, we record allowances at the lower of cost or market.  We follow the inventory model for these allowances.  We record allowances expected to be consumed within one year in Materials and Supplies and allowances with expected consumption beyond one year in Deferred Charges and Other Noncurrent Assets on the balance sheets.  We record the consumption of allowances in the production of energy in Fuel and Other Consumables Used for Electric Generation on the statements of income at an average cost.  We report the purchases and sales of allowances in the Operating Activities section of the statements of cash flows.  We record the net margin on sales of emission allowances in Vertically Integrated Utilities Revenue on the statements of income because of its integral nature to the production process of energy and our revenue optimization strategy for our utility operations.  The net margin on sales of emission allowances affects the determination of deferred fuel or deferred emission allowance costs and the amortization of regulatory assets for certain jurisdictions.

Property, Plant and Equipment and Equity Investments

Regulated

Electric utility property, plant and equipment for our rate-regulated operations are stated at original cost.  Additions, major replacements and betterments are added to the plant accounts.  Under the group composite method of depreciation, continuous interim routine replacements of items such as boiler tubes, pumps, motors, etc. result in original cost retirements, less salvage, being charged to accumulated depreciation.  The group composite method of depreciation assumes that on average, asset components are retired at the end of their useful lives and thus there is no gain or loss.  The equipment in each primary electric plant account is identified as a separate group.  The depreciation rates that are established take into account the past history of interim capital replacements and the amount of salvage received.  These rates and the related lives are subject to periodic review.  Removal costs are charged to regulatory liabilities.  The costs of labor, materials and overhead incurred to operate and maintain our plants are included in operating expenses.

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

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

For regulated operations, AFUDC represents the estimated cost of borrowed and equity funds used to finance construction projects that is capitalized and recovered through depreciation over the service life of regulated electric utility plant.  We record the equity component of AFUDC in Allowance for Equity Funds Used During Construction and the debt component of AFUDC as a reduction to Interest Expense.  For nonregulated operations, including  certain generating assets, interest is capitalized during construction in accordance with the accounting guidance for “Capitalization of Interest.”

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

Fair Value Measurements of Assets and Liabilities

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.  When quoted market prices are not available, pricing may be completed using comparable securities, dealer values, operating data and general market conditions to determine fair value.  Valuation models utilize various inputs such as commodity, interest rate and, to a lesser degree, volatility and credit that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, market corroborated inputs (i.e. inputs derived principally from, or correlated to, observable market data) and other observable inputs for the asset or liability. The amount of risk taken is determined by the Commercial Operations, Energy Supply and Finance groups in accordance with our established risk management policies as approved by the Finance Committee of our Board of Directors.  Our market risk oversight staff independently monitors our risk policies, procedures and risk levels and provides members of the Commercial Operations Risk Committee (Regulated Risk Committee) and the Energy Supply Risk Committee (Competitive Risk Committee) various daily, weekly and/or monthly reports regarding compliance with policies, limits and procedures.  The Regulated Risk Committee consists of our Chief Operating Officer, Chief Financial Officer, Executive Vice President of Generation, Senior Vice President of Commercial Operations and Chief Risk Officer.  The Competitive Risk Committee consists of our Chief Operating Officer, Chief Financial Officer, Executive Vice President of Energy Supply, Senior Vice President of Commercial Operations and Chief Risk Officer.

For our commercial activities, exchange traded derivatives, namely futures contracts, are generally fair valued based on unadjusted quoted prices in active markets and are classified as Level 1.  Level 2 inputs primarily consist of OTC broker quotes in moderately active or less active markets, as well as exchange traded contracts where there is insufficient market liquidity to warrant inclusion in Level 1.  We verify our price curves using these broker quotes and classify these fair values within Level 2 when substantially all of the fair value can be corroborated.  We typically obtain multiple broker quotes, which are nonbinding in nature, but are based on recent trades in the marketplace.  When multiple broker quotes are obtained, we average the quoted bid and ask prices.  In certain circumstances, we may discard a broker quote if it is a clear outlier.  We use a historical correlation analysis between the broker quoted location and the illiquid locations.  If the points are highly correlated we include these locations within Level 2 as well.  Certain OTC and bilaterally executed derivative instruments are executed in less active markets with a lower availability of pricing information.  Illiquid transactions, complex structured transactions, FTRs and counterparty credit risk may require nonmarket based inputs.  Some of these inputs may be internally developed or extrapolated and utilized to estimate fair value.  When such inputs have a significant impact on the measurement of fair value, the instrument is categorized as Level 3.  The main driver of our contracts being classified as Level 3 is the inability to substantiate our energy price curves in the market.  A significant portion of our Level 3 instruments have been economically hedged which greatly limits potential earnings volatility.

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

Deferred Fuel Costs

The cost of fuel and related emission allowances and emission control chemicals/consumables is charged to Fuel and Other Consumables Used for Electric Generation expense when the fuel is burned or the allowance or consumable is utilized.  The cost of fuel also includes the cost of nuclear fuel burned which is computed primarily on the units-of-production method.  In regulated jurisdictions with an active FAC, fuel cost over-recoveries (the excess of fuel revenues billed to customers over applicable fuel costs incurred) are generally deferred as current regulatory liabilities and under-recoveries (the excess of applicable fuel costs incurred over fuel revenues billed to customers) are generally deferred as current regulatory assets.  Fuel cost over-recovery and under-recovery balances are classified as noncurrent when there is a phase-in plan or the FAC has been suspended.  These deferrals are amortized when refunded or when billed to customers in later months with the state regulatory commissions’ review and approval.  The amount of an over-recovery or under-recovery can also be affected by actions of the state regulatory commissions.  On a routine basis, state regulatory commissions review and/or audit our fuel procurement policies and practices, the fuel cost calculations and FAC deferrals.  When a FAC under-recovery is no longer probable of recovery, we adjust our FAC deferrals and record provisions for estimated refunds to recognize these probable outcomes.

Changes in fuel costs, including purchased power in Kentucky for KPCo, in Indiana and Michigan for I&M, in Ohio (beginning in 2012 through the ESP related to non-auction standard service offer load served) for OPCo, in Arkansas, Louisiana and Texas for SWEPCo, in Oklahoma for PSO and in Virginia and West Virginia (upon securitization in November 2013) for APCo are reflected in rates in a timely manner generally through the FAC.  Changes in fuel costs, including purchased power in Ohio (beginning in 2009 through 2011) for OPCo and in West Virginia (prior to securitization in November 2013) for APCo are reflected in rates through FAC phase-in plans.  The FAC generally includes some sharing of off-system sales.  In West Virginia for APCo, all of the profits from off-system sales are given to customers through the FAC.  None of the profits from off-system sales are given to customers through the FAC in Ohio for OPCo.  A portion of profits from off-system sales are given to customers through the FAC and other rate mechanisms in Oklahoma for PSO, Arkansas, Louisiana and Texas for SWEPCo, Kentucky for KPCo, Virginia for APCo and in Indiana and Michigan for I&M.  Where the FAC or off-system sales sharing mechanism is capped, frozen or non-existent, changes in fuel costs or sharing of off-system sales impact earnings.

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

Most of the power produced at the generation plants in the east service territory is sold to PJM.  We purchase power from PJM to supply our customers.  Generally, these power sales and purchases are reported on a net basis as revenues on the statements of income.  However, purchases of power in excess of sales to PJM, on an hourly net basis, used to serve retail load are recorded gross as Purchased Electricity for Resale on the statements of income.  Other RTOs in which we participate do not function in the same manner as PJM.  They function as balancing organizations and not as exchanges.

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

Energy Marketing and Risk Management Activities

We engage in wholesale power, coal and natural gas marketing and risk management activities focused on wholesale markets where we own assets and adjacent markets.  Our activities include the purchase and sale of energy under forward contracts at fixed and variable prices.  These contracts include physical transactions, exchange-traded futures, and to a lesser extent, OTC swaps and options.  We engage in certain energy marketing and risk management transactions with RTOs.

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

Debt

We defer gains and losses from the reacquisition of debt used to finance regulated electric utility plants and amortize the deferral over the remaining term of the reacquired debt in accordance with their rate-making treatment unless the debt is refinanced.  If we refinance the reacquired debt associated with the regulated business, the reacquisition costs attributable to the portions of the business subject to cost-based regulatory accounting are generally deferred and amortized over the term of the replacement debt consistent with its recovery in rates.  Operations not subject to cost-based rate regulation report gains and losses on the reacquisition of debt in Interest Expense on the statements of income upon reacquisition.

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

Pension Plan Assets	Target
Equity	30.0%
Fixed Income	55.0%
Other Investments	15.0%

OPEB Plans Assets	Target
Equity	66.0%
Fixed Income	33.0%
Cash	1.0%

The investment policy for each benefit plan contains various investment limitations.  The investment policies establish concentration limits for securities and prohibit the purchase of securities issued by AEP (with the exception of proportionate and immaterial holdings of AEP securities in passive index strategies).  However, our investment policies do not preclude the benefit trust funds from receiving contributions in the form of AEP securities, provided that the AEP securities acquired by each plan may not exceed the limitations imposed by law.  Each investment manager's portfolio is compared to a diversified benchmark index.

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

A portion of the pension assets is invested in real estate funds to provide diversification, add return and hedge against inflation.  Real estate properties are illiquid, difficult to value and not actively traded.  The pension plan uses external real estate investment managers to invest in commingled funds that hold real estate properties.  To mitigate investment risk in the real estate portfolio, commingled real estate funds are used to ensure that holdings are diversified by region, property type and risk classification.  Real estate holdings include core, value-added and development risk classifications and some investments in Real Estate Investment Trusts (REITs), which are publicly traded real estate securities.

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

We record securities held in these trust funds as Spent Nuclear Fuel and Decommissioning Trusts on the balance sheets.  We record these securities at fair value.  We classify securities in the trust funds as available-for-sale due to their long-term purpose.  Other-than-temporary impairments for investments in both debt and equity securities are considered realized losses as a result of securities being managed by an external investment management firm.  The external investment management firm makes specific investment decisions regarding the debt and equity investments held in these trusts and generally intends to sell debt securities in an unrealized loss position as part of a tax optimization strategy.  Impairments reduce the cost basis of the securities which will affect any future unrealized gain or realized gain or loss due to the adjusted cost of investment.  We record unrealized gains and other-than-

temporary impairments from securities in these trust funds as adjustments to the regulatory liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the SNF disposal trust funds in accordance with their treatment in rates.  Consequently, changes in fair value of trust assets do not affect earnings or AOCI.  See the “Nuclear Contingencies” section of Note 6 for additional discussion of nuclear matters.  See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 11 for disclosure of the fair value of assets within the trusts.

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

Stock-Based Compensation Plans

As of December 31, 2013, we had performance units and restricted stock units outstanding under the Amended and Restated American Electric Power System Long-Term Incentive Plan (LTIP).  This plan was last approved by shareholders in April 2010.  Upon vesting, performance units are paid in cash and restricted stock units are settled in AEP Common Shares, except for restricted stock units granted after January 1, 2013 and vesting to executive officers, which are paid in cash.

We maintain a variety of tax qualified and nonqualified deferred compensation plans for employees and non-employee directors that include, among other options, an investment in or an investment return equivalent to that of AEP common stock.  This includes career share accounts maintained under the American Electric Power System Stock Ownership Requirement Plan, which facilitates executives in meeting minimum stock ownership requirements assigned to them by the Human Resources Committee of the Board of Directors.  Career shares are derived from vested performance units granted to employees under the LTIP.  Career shares are equal in value to shares of AEP common stock and become payable to executives in cash after their service ends.  Dividends paid on career shares are reinvested as additional career shares.

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

We recognize compensation expense for all share-based awards with service only vesting conditions granted on or after January 2006 using the straight-line single-option method.  Stock-based compensation expense recognized on the statements of income for the years ended December 31, 2013, 2012 and 2011 is based on awards ultimately expected to vest.  Therefore, stock-based compensation expense has been reduced to reflect estimated forfeitures.  Accounting guidance for “Compensation - Stock Compensation” requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For the years ended December 31, 2013, 2012 and 2011, compensation expense is included in Net Income for the performance units, career shares, restricted shares, restricted stock units and the non-employee director’s stock units.  See Note 15 for additional discussion.

Earnings Per Share (EPS)

Shown below are income statement amounts attributable to AEP common shareholders:

	Years Ended December 31,
Amounts Attributable to AEP Common Shareholders	2013	2012	2011
	(in millions)
Income Before Extraordinary Item	$1,480	$1,259	$1,568
Extraordinary Item, Net of Tax	-	-	373
Earnings Attributable to AEP Common Shareholders	$1,480	$1,259	$1,941
Basic earnings per common share is calculated by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share is calculated by adjusting the weighted average outstanding common shares, assuming conversion of all potentially dilutive stock options and awards.

The following table presents our basic and diluted EPS calculations included on the statements of income:

	Years Ended December 31,
	2013		2012		2011
	(in millions, except per share data)
		$/share		$/share		$/share
Earnings Attributable to AEP Common
Shareholders	$1,480		$1,259		$1,941

Weighted Average Number of Basic Shares
Outstanding	486.6	$3.04	484.7	$2.60	482.2	$4.02
Weighted Average Dilutive Effect of:
Stock Options	-	-	-	-	0.1	-
Restricted Stock Units	0.4	-	0.4	-	0.2	-
Weighted Average Number of Diluted Shares
Outstanding	487.0	$3.04	485.1	$2.60	482.5	$4.02

There were no antidilutive shares outstanding as of December 31, 2013, 2012 and 2011.

OPCo Revised Depreciation Rates

Effective December 1, 2011, we revised book depreciation rates for certain of OPCo’s generation plants consistent with shortened depreciable lives for the generating units.  This change in depreciable lives resulted in a $52 million increase in depreciation expense in 2012.

In the fourth quarter of 2012, we impaired certain Ohio generating units (see Note 7).  As a result of this impairment of the full book value of these assets, we ceased depreciation on these generating units effective December 1, 2012.

In the second quarter of 2013, we impaired Muskingum River Plant, Unit 5 (MR5).  As a result of this impairment of the full book value of this generating unit, we ceased depreciation on MR5 effective July 1, 2013.

Supplementary Related Party Information

AEP and several nonaffiliated utility companies jointly own OVEC.  As of December 31, 2013, AEP’s ownership and investment in OVEC were 43.47% and $4.4 million, respectively.

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

AEP and other nonaffiliated owners authorized environmental investments related to their ownership interests and OVEC’s Board of Directors authorized capital expenditures totaling $1.4 billion in connection with the engineering and construction of FGD projects and the associated waste disposal landfills at OVEC’s two generation plants.  These environmental projects were funded through debt issuances.  As of December 31, 2013, both generation plants were operating with new environmental controls.

The following details related party transactions for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
Related Party Transactions	2013	2012	2011
	(in millions)
AEP Consolidated Revenues – Other Revenues
OVEC – Barging and Other Transportation Services	$21	$30	$37
AEP Consolidated Expenses – Purchased Electricity
for Resale:
OVEC	289	273	383	(a)

(a)	The parties to the Interconnection Agreement purchased power from OVEC to serve retail sales in 2011. The total amount reported in 2011 includes $66 million related to this agreement.

Supplementary Cash Flow Information

	Years Ended December 31,
Cash Flow Information	2013	2012	2011
	(in millions)
Cash Paid (Received) for:
Interest, Net of Capitalized Amounts	$882	$931	$900
Income Taxes	(55)	(82)	(118)
Noncash Investing and Financing Activities:
Acquisitions Under Capital Leases	182	63	54
Construction Expenditures Included in Current Liabilities as of December 31,	492	439	380
Acquisition of Nuclear Fuel Included in Current Liabilities as of December 31,	-	35	1
Assumption of Liabilities Related to Acquisitions	-	56	-
Expected Reimbursement for Spent Nuclear Fuel Dry Cask Storage	4	30	-

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

3.  COMPREHENSIVE INCOME

Presentation of Comprehensive Income

The following table provides the components of changes in AOCI for the year ended December 31, 2013.  All amounts in the following table are presented net of related income taxes.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges			Pension and OPEB
		Interest Rate	Securities	Amortization	Changes
		and Foreign	Available	of Deferred	in Funded
	Commodity	Currency	for Sale	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2012	$(8)	$(30)	$4	$112	$(415)	$(337)
Change in Fair Value Recognized in AOCI	10	2	3	-	177	192
Amounts Reclassified from AOCI	(2)	5	-	22	-	25
Net Current Period Other
Comprehensive Income	8	7	3	22	177	217
Pension and OPEB Adjustment Related to
Mitchell Plant	-	-	-	-	5	5
Balance in AOCI as of December 31, 2013	$-	$(23)	$7	$134	$(233)	$(115)

Reclassifications from Accumulated Other Comprehensive Income

The following table provides details of reclassifications from AOCI for the year ended December 31, 2013.  The amortization of pension and OPEB AOCI components are included in the computation of net periodic pension and OPEB costs.  See Note 8 for additional details.

Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Year Ended December 31, 2013

Amount of
(Gain) Loss
Reclassified
from AOCI
Gains and Losses on Cash Flow Hedges	(in millions)
Commodity:
Vertically Integrated Utilities Revenues	$(1)
Generation & Marketing Revenues	(10)
Purchased Electricity for Resale	8
Property, Plant and Equipment	-
Regulatory Assets/(Liabilities), Net (a)	-
Subtotal - Commodity	(3)

Interest Rate and Foreign Currency:
Interest Expense	7
Subtotal - Interest Rate and Foreign Currency	7

Reclassifications from AOCI, before Income Tax (Expense) Credit	4
Income Tax (Expense) Credit	1
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	3

Gains and Losses on Securities Available for Sale
Interest Income	-
Interest Expense	-
Reclassifications from AOCI, before Income Tax (Expense) Credit	-
Income Tax (Expense) Credit	-
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	-

Pension and OPEB
Amortization of Prior Service Cost (Credit)	(21)
Amortization of Actuarial (Gains)/Losses	55
Reclassifications from AOCI, before Income Tax (Expense) Credit	34
Income Tax (Expense) Credit	12
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	22

Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$25

(a)	Represents realized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

The following tables provide details on designated, effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets and the reasons for changes in cash flow hedges for the years ended December 31, 2012 and 2011.  All amounts in the following tables are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2012

		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Balance in AOCI as of December 31, 2011	$(3)	$(20)	$(23)
Changes in Fair Value Recognized in AOCI	(15)	(14)	(29)
Amount of (Gain) or Loss Reclassified from AOCI
to Statement of Income/within Balance Sheet:
Vertically Integrated Utilities Revenues	-	-	-
Generation & Marketing Revenues	(5)	-	(5)
Purchased Electricity for Resale	13	-	13
Other Operation Expense	-	-	-
Maintenance Expense	-	-	-
Interest Expense	-	4	4
Property, Plant and Equipment	-	-	-
Regulatory Assets (a)	2	-	2
Balance in AOCI as of December 31, 2012	$(8)	$(30)	$(38)

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2011

		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Balance in AOCI as of December 31, 2010	$7	$4	$11
Changes in Fair Value Recognized in AOCI	(5)	(28)	(33)
Amount of (Gain) or Loss Reclassified from AOCI
to Statement of Income/within Balance Sheet:
Vertically Integrated Utilities Revenues	1	-	1
Generation & Marketing Revenues	(3)	-	(3)
Purchased Electricity for Resale	(2)	-	(2)
Other Operation Expense	(1)	-	(1)
Maintenance Expense	(1)	-	(1)
Interest Expense	-	4	4
Property, Plant and Equipment	(1)	-	(1)
Regulatory Assets (a)	2	-	2
Balance in AOCI as of December 31, 2011	$(3)	$(20)	$(23)

(a)	Represents realized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

The following table provides details of changes in unrealized gains and losses related to Securities Available for Sale and the reasons for changes for the year ended December 31, 2012.  All amounts in the following table are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Securities Available for Sale
Year Ended December 31, 2012

(in millions)
Balance in AOCI as of December 31, 2011	$2
Changes in Fair Value Recognized in AOCI	2
Amount of (Gain) or Loss Reclassified from AOCI to Statement of Income:
Interest Income	-
Balance in AOCI as of December 31, 2012	$4

4.  RATE MATTERS

Our subsidiaries are involved in rate and regulatory proceedings at the FERC and their state commissions.  Rate matters can have a material impact on net income, cash flows and possibly financial condition.  Our recent significant rate orders and pending rate filings are addressed in this note.

OPCo Rate Matters

Ohio Electric Security Plan Filings

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

In October 2011, the PUCO issued an order in the remand proceeding.  As a result, OPCo ceased collection of POLR billings in November 2011 and recorded a write-off in 2011 related to POLR collections for the period June 2011 through October 2011.  In February 2012, the Ohio Consumers’ Counsel (OCC) and the IEU filed appeals of that order with the Supreme Court of Ohio challenging various issues, including the PUCO’s refusal to order retrospective relief concerning the POLR charges collected during 2009 – 2011 and various aspects of the approved environmental carrying charge, which, if ordered, could reduce OPCo’s net deferred fuel costs up to the total balance.  As of December 31, 2013, OPCo’s net deferred fuel balance was $445 million, excluding unrecognized equity carrying costs.  In February 2014, the Supreme Court of Ohio affirmed the PUCO’s decision and rejected all appeals filed by the OCC and the IEU.  In February 2014, the IEU filed for reconsideration of the Supreme Court of Ohio decision.

In August 2012, the PUCO issued an order in a separate proceeding which implemented a Phase-In Recovery Rider (PIRR) to recover deferred fuel costs in rates beginning September 2012.  The PUCO ruled that carrying charges should be calculated without an offset for accumulated deferred income taxes and that a long-term debt rate should be applied when collections begin.  In November 2012, OPCo filed an appeal at the Supreme Court of Ohio related to the PUCO decision in the PIRR proceeding claiming a long-term debt rate modified the previously adjudicated 2009 – 2011 ESP order, which granted a weighted average cost of capital rate.  In November 2012, the IEU and the OCC filed appeals regarding the PUCO decision in the PIRR proceeding.  These appeals principally argued that the PUCO should have reduced the deferred fuel balance to reflect the prior “improper” collection of POLR revenues which could reduce OPCo’s net deferred fuel balance up to the total balance.  These intervenors’ appeals also argued that carrying costs should be reduced due to an accumulated deferred income tax credit which, as of December 31, 2013, could reduce carrying costs by $31 million including $16 million of unrecognized equity carrying costs.  A decision from the Supreme Court of Ohio is pending.

In January 2011, the PUCO issued an order on the 2009 SEET filing.  The order gave consideration for a future commitment to invest $20 million to support the development of a large solar farm.  In January 2013, the PUCO found there was not a need for the large solar farm.  The PUCO noted that OPCo remains obligated to spend $20 million on this solar project or another project.  In September 2013, a proposed second phase of OPCo’s gridSMART® program was filed with the PUCO which included a proposed project to satisfy this PUCO directive.  A decision from the PUCO is pending.

In July 2011, OPCo filed its 2010 SEET filing with the PUCO.  In October 2013, the PUCO issued an order on the 2010 SEET filing that determined there were excessive earnings of $7 million, which were primarily offset against deferred fuel, as ordered.  OPCo is required to file its 2011 SEET filing with the PUCO on a separate CSPCo and OPCo company basis.  In November 2013, OPCo filed its 2011 and 2012 SEET filings with the PUCO.  In February 2014, the PUCO staff filed testimony asserting that no significantly excessive earnings had occurred in 2011 for CSPCo or OPCo and that no significantly excessive earnings had occurred in 2012 for OPCo.  In February 2014, OPCo entered into a stipulation agreement with the PUCO staff in which both parties agree that there were no significantly excessive earnings in 2011 for CSPCo or OPCo.  A hearing at the PUCO related to the 2011 SEET filing is scheduled for February 2014.  Management does not believe that there were significantly excessive earnings in 2011 for either CSPCo or OPCo or in either 2012 or 2013 for OPCo.

Management is unable to predict the outcome of the unresolved litigation discussed above.  Depending on the rulings in these proceedings, it could reduce future net income and cash flows and impact financial condition.

June 2012 – May 2015 ESP Including Capacity Charge

In August 2012, the PUCO issued an order which adopted and modified a new ESP that establishes base generation rates through May 2015.  This ruling was generally upheld in rehearing orders in January and March 2013.

In July 2012, the PUCO issued an order in a separate capacity proceeding which stated that OPCo must charge CRES providers the Reliability Pricing Model (RPM) price and authorized OPCo to defer a portion of its incurred capacity costs not recovered from CRES providers up to $188.88/MW day.  The RPM price is approximately $33/MW day through May 2014 and $148/MW day from June 2014 through May 2015.  In December 2012, various parties filed notices of appeal of the capacity costs decision with the Supreme Court of Ohio.

As part of the August 2012 ESP order, the PUCO established a non-bypassable Retail Stability Rider (RSR), effective September 2012.  The RSR is being collected from customers at $3.50/MWh through May 2014 and will be collected at $4.00/MWh for the period June 2014 through May 2015, with $1.00/MWh applied to the recovery of deferred capacity costs.  As of December 31, 2013, OPCo’s incurred deferred capacity costs balance of $288 million, including debt carrying costs, was recorded in Regulatory Assets on the balance sheet.

In January and March 2013, the PUCO issued its Orders on Rehearing for the ESP which generally upheld its August 2012 order including the implementation of the RSR.  The PUCO clarified that a final reconciliation of revenues and expenses would be permitted for any over- or under-recovery on several riders including fuel.  In addition, the PUCO addressed certain issues around the energy auctions while other SSO issues related to the energy auctions were deferred to a separate docket related to the competitive bid process (CBP).  In April and May 2013, OPCo and various intervenors filed appeals with the Supreme Court of Ohio challenging portions of the PUCO’s ESP order, including the RSR.

In November 2013, the PUCO issued an order approving OPCo’s CBP with modifications.  The modifications include the delay of the energy auctions that were originally ordered in the ESP order.  OPCo must conduct an energy-only auction for 10% of the SSO load with delivery beginning April 2014 through May 2015.  The PUCO also ordered OPCo to conduct energy-only auctions for an additional 50% of the SSO load with delivery beginning November 2014 through May 2015 and for the remaining 40% of the SSO load for delivery from January 2015 through May 2015.  OPCo will conduct energy and capacity auctions for its entire SSO load for delivery starting in June 2015.  The PUCO also approved the unbundling of the FAC into fixed and energy-related components and an intervenor proposal to blend the $188.88/MW day capacity price in proportion to the percentage of energy planned to be auctioned.  Additionally, the PUCO ordered that intervenor concerns related to the recovery of the fixed fuel costs through potentially both the FAC and the approved capacity charges be addressed in subsequent FAC proceedings.  Management believes that these intervenor concerns are without merit.  In December 2013, the PUCO granted applications for rehearing for further consideration filed by OPCo and intervenors.  In January 2014, the PUCO denied all rehearing requests and agreed to issue a supplemental request for an independent auditor in the 2012-2013 FAC proceeding to separately examine the recovery of the fixed fuel costs, including OVEC.

If OPCo is ultimately not permitted to fully collect its ESP rates including the RSR, and its fixed fuel and deferred capacity costs, it could reduce future net income and cash flows and impact financial condition.

Proposed June 2015 – May 2018 ESP

In December 2013, OPCo filed an application with the PUCO to approve an ESP that includes proposed rate adjustments and the continuation and modification of certain existing riders, including the Distribution Investment Rider (DIR), effective June 2015 through May 2018.  This filing is consistent with the PUCO’s objective for a full transition from FAC and base generation rates to market.  The proposal includes a recommended auction schedule, a return on common equity of 10.65% on capital costs for certain riders and estimates an average decrease in rates of 9% over the three-year term of the plan for customers who receive their RPM and energy auction-based generation through OPCo.  Additionally, the application identifies OPCo’s intention to submit a separate application to continue the RSR established in the June 2012 – May 2015 ESP in which the unrecovered portion of the deferred capacity costs will continue to be collected at the rate of $4.00/MWh until the balance of the capacity deferrals has been collected.  Management intends to file this application in the first quarter of 2014.

Corporate Separation

In October 2012, the PUCO issued an order which approved the corporate separation of OPCo’s generation assets including the transfer of OPCo’s generation assets and associated generation liabilities at net book value to AGR.  In April 2013, the FERC issued orders approving the transfer of OPCo’s generation assets to AGR.  In June 2013, the IEU filed an appeal with the Supreme Court of Ohio claiming the PUCO order approving the corporate separation was unlawful.  A decision from the Supreme Court of Ohio is pending.  In December 2013, the PUCO approved OPCo’s application to amend the corporate separation plan by permitting OPCo to retain certain rights to purchase power from OVEC.  The approval is subject to the condition that energy from the OVEC entitlements are sold into the day-ahead or real-time PJM energy markets, or on a forward basis through a bilateral arrangement.  In December 2013, corporate separation of OPCo’s generation assets was completed.  See the “Corporate Separation and Termination of Interconnection Agreement” section of FERC Rate Matters.

Storm Damage Recovery Rider (SDRR)

In December 2012, OPCo submitted an application with the PUCO to establish initial SDRR rates.  The SDRR seeks recovery of 2012 incremental storm distribution expenses over twelve months starting with the effective date of the SDRR as approved by the PUCO.  In December 2013, a stipulation agreement was reached between OPCo, the PUCO staff and all intervenors except the OCC.  The stipulation included a $6 million reduction in the amount of 2012 storm expenses to be recovered and for recovery of those expenses to take place over a 12-month period.  The agreement also states that carrying charges using a long-term debt rate will be assessed from April 2013 until recovery begins, but no additional carrying charges will accrue during the actual recovery period.   In December 2013, the OCC filed testimony opposing the stipulation.  The testimony recommended the disallowance of approximately $18 million of the 2012 storm expenses and that the remaining 2012 storm expenses be offset by an additional $20 million that OPCo was ordered to spend on a solar project in OPCo’s 2009 SEET filing.  See the “2009-2011 ESP” section above.  Hearings were held at the PUCO in January 2014 related to the settlement agreement and to address issues presented in the OCC’s testimony.  As of December 31, 2013, OPCo has deferred $56 million in Regulatory Assets on the balance sheet related to 2012 storm damage.  If OPCo is not ultimately permitted to recover these storm costs, it could reduce future net income and cash flows and impact financial condition.

2009 Fuel Adjustment Clause Audit

In January 2012, the PUCO issued an order in OPCo’s 2009 FAC that the remaining $65 million in proceeds from a 2008 coal contract settlement agreement be applied against OPCo’s under-recovered fuel balance.  In April 2012, on rehearing, the PUCO ordered that the settlement credit only needed to reflect the Ohio retail jurisdictional share of the gain not already flowed through the FAC with carrying charges.  As a result, OPCo recorded a $30 million net favorable adjustment on the statement of income in 2012.  The January 2012 PUCO order also stated that a consultant should be hired to review the coal reserve valuation and recommend whether any additional value should benefit ratepayers.  Management is unable to predict the outcome of any future consultant recommendation regarding valuation of the coal reserve.  If the PUCO ultimately determines that additional amounts should benefit ratepayers as a result of the consultant’s review of the coal reserve valuation, it could reduce future net income and cash flows and impact financial condition.

In August 2012, intervenors filed an appeal with the Supreme Court of Ohio claiming the settlement credit ordered by the PUCO should have reflected the remaining gain not already flowed through the FAC with carrying charges, which, if ordered, would be $35 million plus carrying charges.  If the Supreme Court of Ohio ultimately determines that additional amounts should benefit ratepayers, it could reduce future net income and cash flows and impact financial condition.

2010 and 2011 Fuel Adjustment Clause Audits

The PUCO-selected outside consultant issued its 2010 and 2011 FAC audit reports which included a recommendation that the PUCO reexamine the carrying costs on the deferred FAC balance and determine whether the carrying costs on the balance should be net of accumulated income taxes with the use of a weighted average cost of capital (WACC).  The PUCO subsequently ruled in the PIRR proceeding that the fuel clause for these years was approved with a WACC carrying cost and that the carrying costs on the balance should not be net of accumulated income taxes.  Hearings at the PUCO were held in November 2013.  If the PUCO orders result in a reduction to the FAC deferral, it could reduce future net income and cash flows and impact financial condition.  See the 2009-2011 ESP section of the “Ohio Electric Security Plan Filing” related to the PUCO order in the PIRR proceeding.

Ormet

Ormet, a large aluminum company, had a contract to purchase power from OPCo through 2018.  In February 2013, Ormet filed Chapter 11 bankruptcy proceedings in the state of Delaware.  In October 2013, Ormet announced that it was unable to emerge from bankruptcy and shut down operations effective immediately.  Based upon previous PUCO rulings providing rate assistance to Ormet, the PUCO is expected to permit OPCo to recover unpaid Ormet amounts through the Economic Development Rider, except where recovery from ratepayers is limited to $20 million related to previously deferred payments from Ormet’s October and November 2012 power bills.  OPCo expects that any additional unpaid generation usage by Ormet will be recoverable as a regulatory asset through the Economic Development Rider (EDR).  In February 2014, a stipulation agreement between OPCo and Ormet was filed with the PUCO.  The stipulation recommends approval of OPCo’s right to fully recover approximately $49 million of foregone revenues through the EDR which, as of December 31, 2013, is recorded in regulatory assets on the balance sheet.  Also in February 2014, intervenor comments were filed objecting to full recovery of these forgone revenues.

In addition, in the 2009 – 2011 ESP proceeding, intervenors requested that OPCo be required to refund the Ormet-related revenues under a previous interim arrangement (effective from January 2009 through September 2009) and requested that the PUCO prevent OPCo from collecting Ormet-related revenues in the future.  Through September 2009, the last month of the interim arrangement, OPCo had $64 million of deferred FAC costs related to the interim arrangement, excluding $2 million of unrecognized equity carrying costs.  The PUCO did not take any action on this request.  The intervenors raised this issue again in response to OPCo’s November 2009 filing to approve recovery of the deferral under the interim agreement.

To the extent amounts discussed above are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Ohio IGCC Plant

In March 2005, OPCo filed an application with the PUCO seeking authority to recover costs of building and operating an IGCC power plant.  As of December 31, 2013, OPCo has collected $24 million in pre-construction costs authorized in a June 2006 PUCO order.  Intervenors have filed motions with the PUCO requesting that OPCo refund all collected pre-construction costs to Ohio ratepayers with interest.

Management cannot predict the outcome of this proceeding concerning the Ohio IGCC plant or what effect, if any, this proceeding could have on future net income and cash flows.  However, if OPCo is required to refund pre-construction costs collected, it could reduce future net income and cash flows and impact financial condition.

SWEPCo Rate Matters

Turk Plant

SWEPCo constructed the Turk Plant, a new base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which was placed into service in December 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and operates the facility.  As of December 31, 2013, SWEPCo’s share of incurred construction expenditures for the Turk Plant was approximately $1.758 billion.  As of December 31, 2013, a pretax provision of $59 million has been recorded for costs incurred in excess of a Texas cost cap, resulting in total net capitalized expenditures of $1.699 billion.

The APSC granted approval for SWEPCo to build the Turk Plant by issuing a Certificate of Environmental Compatibility and Public Need (CECPN) for the SWEPCo Arkansas jurisdictional share of the Turk Plant (approximately 20%).  Following an appeal by certain intervenors, the Arkansas Supreme Court issued a decision that reversed the APSC’s grant of the CECPN.  In June 2010, in response to an Arkansas Supreme Court decision, the APSC issued an order which reversed and set aside the previously granted CECPN.  This Turk Plant output that is currently not subject to cost-based rate recovery and is being sold into the wholesale market.

The PUCT approved a Certificate of Convenience and Necessity (CCN) for the Turk Plant with the following conditions: (a) a cap on the recovery of jurisdictional capital costs for the Turk Plant based on the previously estimated $1.522 billion projected cash construction cost, excluding related transmission costs, (b) a cap on recovery of annual CO2 emission costs at $28 per ton through the year 2030 and (c) a requirement to hold Texas ratepayers financially harmless from any adverse impact related to the Turk Plant not being fully subscribed to by other utilities or wholesale customers.  The PUCT decision was upheld on appeal. See the “2012 Texas Base Rate Case” disclosure below for a discussion of a PUCT order on the Texas capital cost cap.

If SWEPCo cannot ultimately recover its investment and expenses related to the Turk Plant or transmission lines, it could reduce future net income and cash flows and impact financial condition.

2012 Texas Base Rate Case

In July 2012, SWEPCo filed a request with the PUCT to increase annual base rates by $83 million, primarily due to the Turk Plant, based upon an 11.25% return on common equity to be effective January 2013.  The requested base rate increase included a return on and of the Texas jurisdictional share (approximately 33%) of the Turk Plant generation investment as of December 2011, total Turk Plant related estimated transmission investment costs and associated operation and maintenance costs.  The filing also (a) increased depreciation expense due to the decrease in the average remaining life of the Welsh Plant to account for the change in the retirement date of the Welsh Plant, Unit 2 from 2040 to 2016 and (b) included a return on and of the Stall Unit as of December 2011 and associated operation and maintenance costs.

In October 2013, the PUCT issued an order affirming the prudence of the Turk Plant but determining that the Turk Plant Texas capital cost cap established in the Certificate of Convenience and Necessity (CCN) case discussed above (the Texas capital cost cap) also limited SWEPCo’s recovery of AFUDC in addition to its recovery of cash construction costs.  As a result of the determination that AFUDC was to be included in the cap, in the third quarter of 2013, SWEPCo recorded an additional pretax regulatory disallowance of $111 million.  The order approved an annual rate increase of approximately $39 million based upon a return on common equity of 9.65%, including an unfavorable consolidated income tax adjustment of $5 million.  As a result of this approval, SWEPCo retroactively applied the rate increase to the end of January 2013.  The order also provided that there would be no disallowance to the existing book investment in the Stall Unit and that the Turk Plant related transmission line investment that was not in service at the end of the test year would be excluded from rate base.  SWEPCo has since sought approval to recover this transmission investment through a Transmission Cost Recovery Rider in a filing made in December 2013.  Additionally, the PUCT deferred consideration of the requested increase in depreciation expense related to the change in the 2016 retirement date of the Welsh Plant, Unit 2.  As of December 31, 2013, the net book value of Welsh Plant, Unit 2 was $87 million, before cost of removal, including materials and supplies inventory and CWIP.

In October 2013, SWEPCo filed a motion for rehearing with the PUCT.  In December 2013, the PUCT issued an order granting rehearing and reversed its decision on consolidated tax savings increasing SWEPCo’s annual revenues by $5 million.  In January 2014, the PUCT determined that AFUDC was excluded from the Turk Plant’s Texas jurisdictional capital cost cap.  As a result of these rulings, in the fourth quarter of 2013, SWEPCo reversed $114 million of previously recorded regulatory disallowances.  These rulings also increased SWEPCo’s previously approved annual base rates by a total of $13 million, which was also retroactively applied to the end of January 2013.  The resulting annual base rate increase is approximately $52 million.

If SWEPCo cannot ultimately recover its Texas jurisdictional share of the investment and expenses related to the Welsh Plant, Unit 2 and its retirement-related costs, it could reduce future net income and cash flows and impact financial condition.

2013 Texas Transmission Costs Recovery Factor Filing

In December 2013, SWEPCo filed an application to implement its initial transmission cost recovery factor (TCRF) requesting additional annual revenue of $10 million.  The TCRF is designed to recover increases from the amounts included in SWEPCo’s Texas retail base rates for transmission infrastructure improvement costs and wholesale transmission charges under a tariff approved by the FERC.  SWEPCo’s application included Turk Plant transmission-related costs.  In January and February 2014, intervenors filed motions with the PUCT opposing SWEPCo’s filing.  In February 2014, an Administrative Law Judge issued an order requesting additional information from SWEPCo related to this filing.  If the PUCT were to disallow any portion of the TCRF, it could reduce future net income and cash flows.

2012 Louisiana Formula Rate Filing

In 2012, SWEPCo initiated a proceeding to establish new formula base rates in Louisiana, including recovery of the Louisiana jurisdictional share (approximately 29%) of the Turk Plant.  In February 2013, a settlement was filed and approved by the LPSC.  The settlement increased Louisiana total rates by approximately $2 million annually, effective March 2013, which consisted of an increase in base rates of approximately $85 million annually offset by a decrease in fuel and other rates of approximately $83 million annually.  The March 2013 base rates are based on a 10% return on common equity and cost recovery of the Louisiana jurisdictional share of the Turk Plant and Stall Unit, subject to refund based on the staff review of the cost of service and the prudency review of the Turk Plant.  The settlement also provided that the LPSC will review base rates in 2014 and 2015 and that SWEPCo will recover non-fuel Turk Plant costs and a full weighted-average cost of capital return on the prudently incurred Turk Plant investment in jurisdictional rate base, effective January 2013.  In May 2013, SWEPCo filed testimony in the prudence review of the Turk Plant.  If the LPSC orders refunds based upon the pending staff review of the cost of service or the prudency review of the Turk Plant, it could reduce future net income and cash flows and impact financial condition.

Flint Creek Plant Environmental Controls

In February 2012, SWEPCo filed a petition with the APSC seeking a declaratory order to install environmental controls at the Flint Creek Plant to comply with the standards established by the CAA.  The estimated cost of the project is $408 million, excluding AFUDC and company overheads.  As a joint owner of the Flint Creek Plant, SWEPCo’s portion of those costs is estimated at $204 million.  In July 2013, the APSC approved the request to install environmental controls at the Flint Creek Plant.

APCo and WPCo Rate Matters

Plant Transfers

In October 2012, the AEP East Companies submitted several filings with the FERC regarding the transfer of certain generation plants within the AEP System.  See the “Corporate Separation and Termination of Interconnection Agreement” section of FERC Rate Matters.  In December 2012, APCo and WPCo filed requests with the Virginia SCC and the WVPSC for approval to transfer at net book value to APCo a two-thirds interest in Amos Plant, Unit 3 and a one-half interest in the Mitchell Plant, comprising 1,647 MW of generating capacity.  In July 2013, the Virginia SCC approved the transfer of the two-thirds interest in the Amos Plant, Unit 3 to APCo, but directed that an amount equal to $83 million pretax be removed from the proposed transfer price.  The Virginia jurisdictional share of the disallowance was approximately $39 million.  The Virginia SCC also denied the proposed transfer of the one-half interest in the Mitchell Plant to APCo.

In December 2013, the WVPSC approved the transfer of OPCo’s two-thirds interest in the Amos Plant, Unit 3 to APCo but deferred a final decision related to the recovery of West Virginia’s jurisdictional share of the $83 million pretax Virginia SCC disallowance until APCo’s next West Virginia base rate case which APCo has agreed to file no later than June 2014.  The West Virginia and FERC jurisdictional share of the potential disallowance is approximately $44 million pretax.  Additionally, the WVPSC order also approved a rate surcharge for Amos Plant, Unit 3 effective January 2014 and deferred ruling on the transfer of the one-half interest in the Mitchell Plant to APCo.  The surcharge was offset by an equal reduction in ENEC revenue with no overall change in total revenue.

In December 2013, the transfer of OPCo’s two-thirds interest in the Amos Plant, Unit 3 to APCo was completed.  As a result of the Virginia order, in the fourth quarter of 2013, APCo recorded a pretax regulatory disallowance of $39 million in Asset Impairments and Other Related Charges on the statement of income.  Management continues to review its options related to the remaining one-half interest in the Mitchell Plant currently owned by AGR.  If APCo and WPCo are not ultimately permitted to recover their Amos Plant, Unit 3 incurred costs in West Virginia and FERC, it could reduce future net income and cash flows and impact financial condition.

APCo IGCC Plant

As of December 31, 2013, APCo deferred for future recovery pre-construction IGCC costs of approximately $9 million applicable to its West Virginia jurisdiction, approximately $2 million applicable to its FERC jurisdiction and approximately $10 million applicable to its Virginia jurisdiction.  If the costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

2013 Virginia Environmental Rate Adjustment Clause (Environmental RAC) Filing

In March 2013, APCo filed with the Virginia SCC for approval of an environmental RAC to recover $39 million related to 2012 and 2011 environmental compliance costs, including carrying costs.  In March 2013, the environmental RAC surcharge expired related to the collection of 2009 and 2010 environmental compliance costs.  In November 2013, the Virginia SCC approved a settlement agreement which recommended approval of an environmental RAC to recover $38 million of the 2012 and 2011 environmental compliance costs, effective January 2014 for a one-year period.  The order also states that APCo must file its next environmental RAC petition on or before May 1, 2015.  As of December 31, 2013, APCo has deferred $28 million for the Virginia portion of unrecovered environmental RAC costs incurred in 2012 and 2011, excluding $10 million of unrecognized equity carrying costs.

2013 Virginia Generation Rate Adjustment Clause (Generation RAC)Filing

In March 2013, APCo filed with the Virginia SCC to increase its generation RAC revenues by $12 million for a total of $38 million to collect costs related to the Dresden Plant.  In December 2013, the Virginia SCC approved a settlement agreement that included an increase in the generation RAC to $39 million.  Per the approved settlement agreement, the generation RAC increase was effective in February 2014 for a period of one year at which time the component to collect an under-recovery of approximately $10 million will cease and the remaining annual $29 million revenue to recover on-going Dresden Plant costs will continue.  As of December 31, 2013, APCo has deferred $6 million for the Virginia portion of unrecovered costs of the Dresden Plant, excluding $5 million of unrecognized equity carrying costs.

2013 Virginia Transmission Rate Adjustment Clause (Transmission RAC)

In December 2013, APCo filed with the Virginia SCC to increase its transmission RAC revenues by $50 million annually.  The increase in the transmission RAC is expected to be effective May 2014.  In February 2014, a hearing was held at the Virginia SCC in which a stipulation agreement between APCo and the Virginia SCC staff was submitted to the Virginia SCC that recommended approval to increase the transmission RAC revenues by $49 million annually, subject to true-up. The stipulation included the Virginia SCC staff’s commitment to fully audit APCo’s transmission RAC under-recoveries and report its findings and recommendations in testimony in APCo’s next transmission RAC filing in 2015.  As of December 31, 2013, APCo has deferred $47 million for the Virginia portion of unrecovered transmission RAC costs.  If the Virginia SCC were to disallow any portion of the transmission RAC, it could reduce future net income and cash flows.

2013 West Virginia Expanded Net Energy Charge (ENEC) Filing

In March 2012, West Virginia passed securitization legislation which allowed the WVPSC to establish a regulatory framework for electric utilities to securitize certain deferred ENEC balances and other ENEC-related assets.  In August 2013, the WVPSC approved a settlement that included (a) a $56 million reduction in ENEC revenues, offset by a $6 million annual increase in construction surcharges, effective September 2013 and subject to true-up, (b) an agreement to file a base case no later than June 2014 and (c) the deferral of $21 million from the ENEC recovery balance with the ability to include that amount in the ENEC recovery balance upon reaching certain coal inventory levels at the Amos Plant.  In September 2013, the WVPSC approved a settlement agreement filed by APCo, WPCo and intervenors which authorized APCo to securitize $376 million, plus upfront financing costs, primarily related to the December 2011 under-recovered ENEC deferral balance.  In November 2013, APCo issued $380 million of Securitization Bonds to securitize the under-recovered ENEC deferral balance, including $4 million of upfront financing costs, with a final maturity date of August 2031.  APCo implemented a new securitization rider which was offset by an equal reduction in ENEC revenues, with no overall change in total revenues.

As of December 31, 2013, APCo’s ENEC net over-recovery balance was $86 million, of which $107 million was recorded in Regulatory Liabilities and $21 million was recorded in Regulatory Assets on the balance sheet.

Virginia Storm Costs

In March 2013, due to the 2013 enactment of a Virginia law, APCo wrote off $30 million of previously deferred 2012 Virginia storm costs.  The change in law affected the test years to be included in APCo's next biennial Virginia base rate filing in March 2014 and the determination of how these costs are treated in the Virginia jurisdictional biennial earnings test for 2012 and 2013.  As of December 31, 2013, APCo has not deferred any Virginia storm costs incurred in 2012 or 2013 based on actual 2012 and estimated 2013 Virginia jurisdictional earnings.  The 2012 and 2013 earnings test will be filed in the first quarter of 2014 as part of APCo’s biennial Virginia base rate filing.

PSO Rate Matters

2014 Oklahoma Base Rate Case

In January 2014, PSO filed a request with the OCC to increase annual base rates by $38 million, based upon a 10.5% return on common equity.  This revenue increase includes a proposed increase in depreciation rates of $29 million.  In addition, the filing proposed recovery of advanced metering costs through a separate rider over a three-year deployment period requesting $7 million of revenues in year one, increasing to $28 million in year three.  The filing also proposed expansion of an existing transmission rider currently recovered in base rates to include additional types of transmission costs that are expected to increase over the next several years.

Oklahoma Environmental Compliance Plan

In September 2012, PSO filed an environmental compliance plan with the OCC reflecting the retirement of Northeastern Station (NES), Unit 4 in 2016 and additional environmental controls on NES, Unit 3 to continue operations through 2026.  As of December 31, 2013, the net book values of NES, Units 3 and 4 were $208 million and $106 million, respectively, before cost of removal, including materials and supplies inventory and CWIP.  In August 2013, the OCC dismissed PSO’s environmental compliance plan case without prejudice but will permit PSO to seek recovery in a future proceeding.  PSO will address the environmental compliance plan issues in future regulatory proceedings when it seeks cost recovery of the plan.  If PSO is ultimately not permitted to fully recover its net book value of NES, Units 3 and 4 and other environmental compliance costs, it could reduce future net income and cash flows and impact financial condition.

I&M Rate Matters

2011 Indiana Base Rate Case

In February 2013, the IURC issued an order that granted an $85 million annual increase in base rates based upon a return on common equity of 10.2%.  In a March 2013 order, the IURC approved an adjustment which increased the authorized annual increase in base rates from $85 million to $92 million.  In March 2013, the Indiana Office of Utility Consumer Counselor (OUCC) filed a request for reconsideration with the IURC, which was denied.  Also in March 2013, the OUCC filed an appeal of the order with the Indiana Court of Appeals.  In September 2013, the OUCC filed a brief on appeal that included objections to the inclusion of a prepaid pension asset in rate base, the use of an end-of-test-year amount for materials and supplies instead of a thirteen-month average and the application of an “outdated” capital structure.  If any part of the IURC order is overturned by the Indiana Court of Appeals, it could reduce future net income and cash flows.

Cook Plant Life Cycle Management Project (LCM Project)

In April and May 2012, I&M filed a petition with the IURC and the MPSC, respectively, for approval of the LCM Project, which consists of a group of capital projects to ensure the safe and reliable operations of the Cook Plant through its licensed life (2034 for Unit 1 and 2037 for Unit 2).  The estimated cost of the LCM Project is $1.2 billion to be incurred through 2018, excluding AFUDC.  As of December 31, 2013, I&M has incurred costs of $380 million related to the LCM Project, including AFUDC.

In July 2013, the IURC approved I&M’s proposed project with the exception of an estimated $23 million related to certain items that might accommodate a future potential power uprate which the IURC stated I&M could seek recovery of in a subsequent base rate case.  I&M will recover approved costs through an LCM rider which will be determined in semi-annual proceedings.  The IURC authorized deferral accounting for costs incurred related to certain projects effective January 2012 to the extent such costs are not reflected in rates.  In October 2013, I&M filed an application with the IURC for LCM rider rates effective January 2014.  In November 2013, the OUCC filed testimony identifying concerns related to the LCM rider that included the use of forecasted capital expenditures and the method used to calculate carrying charges.  In December 2013, the IURC issued an interim order authorizing the implementation of LCM rider rates effective January 2014, subject to reconciliation upon the issuance of a final order by the IURC.

In January 2013, the MPSC approved a Certificate of Need (CON) for the LCM Project and authorized deferral accounting for costs incurred related to the approved projects effective January 2013 until these costs are included in rates.  In February 2013, intervenors filed appeals with the Michigan Court of Appeals objecting to the issuance of the CON as well as the amount of the CON related to the LCM Project.

If I&M is not ultimately permitted to recover its LCM Project costs, it could reduce future net income and cash flows and impact financial condition.

Rockport Plant Clean Coal Technology Project (CCT Project)

In April 2013, I&M filed an application with the IURC seeking approval of a Certificate of Public Convenience and Necessity (CPCN) to retrofit both units of the Rockport Plant with a dry sorbent injection system.  The estimated cost in the application was $285 million, excluding AFUDC, to be shared equally between I&M and AEGCo.  The application requested deferral treatment of any unrecovered carrying costs incurred during construction and incremental post in-service depreciation expense and operation and maintenance expenses until such costs are recognized and recovered in a rider.  I&M also requested cost recovery associated with the retrofit using the Clean Coal Technology Rider recovery mechanism.

In November 2013, the IURC approved a settlement agreement that included the approval of the CPCN with an updated estimated CCT Project cost of $258 million, excluding AFUDC, and the recovery of the Indiana jurisdictional share of I&M’s ownership share.  The settlement agreement specifies that 80% of the recoverable I&M direct ownership share of CCT Project costs will be recovered through a Federal Mandate Rider with the remaining 20% deferred until rates are established in a subsequent rate case.  I&M’s Indiana jurisdictional allocated share of the CCT Project costs received in the form of purchased power from AEGCo will be recovered in subsequent I&M rate cases.  As of December 31, 2013, we have incurred costs of $109 million related to the CCT Project, including AFUDC.

Tanners Creek Plant, Units 1 - 4

In 2011, I&M announced that it would retire Tanners Creek Plant, Units 1-3 by June 2015 to comply with proposed environmental regulations.  In September 2013, I&M announced that Tanners Creek Plant, Unit 4 would also be retired in mid-2015 rather than being converted from coal to natural gas.   I&M is currently recovering depreciation and a return on the net book value of the Tanners Creek Plant in base rates and plans to seek recovery of all of the plant’s retirement related costs in its next Indiana and Michigan base rate cases.

In December 2013, I&M filed an application with the MPSC seeking approval of revised depreciation rates for Rockport Plant, Unit 1 and Tanners Creek Plant due to the retirement of the Tanners Creek Plant in 2015.  Upon the retirement of the Tanners Creek Plant, I&M proposes that the net book value of the Tanners Creek Plant will be recovered over the remaining life of the Rockport Plant.  I&M requested to have the impact of these new depreciation rates incorporated into the rates set in its next rate case.  The new depreciation rates result in a decrease in I&M’s Michigan jurisdictional electric depreciation expense which I&M proposes to implement in the month following a MPSC order in the revised depreciation case.

As of December 31, 2013, the net book value of the Tanners Creek Plant was $341 million, before cost of removal, including materials and supplies inventory and CWIP.  If I&M is ultimately not permitted to fully recover its net book value of the Tanners Creek Plant and its retirement-related costs, it could reduce future net income and cash flows and impact financial condition.

KPCo Rate Matters

Plant Transfer

In October 2012, the AEP East Companies submitted several filings with the FERC.  See the “Corporate Separation and Termination of Interconnection Agreement” section of FERC Rate Matters.  In December 2012, KPCo filed a request with the KPSC for approval to transfer at net book value to KPCo a one-half interest in the Mitchell Plant, comprising 780 MW of average annual generating capacity.  KPCo also requested that costs related to the Big Sandy Plant, Unit 2 FGD project be established as a regulatory asset.  As of December 31, 2013, the net book value of Big Sandy Plant, Unit 2 was $249 million, before cost of removal, including materials and supplies inventory and CWIP.  In March 2013, KPCo issued a Request for Proposal (RFP) to purchase up to 250 MW of long-term capacity and energy to replace a portion of the capacity from Big Sandy Plant, Unit 1.  In June 2013, KPCo filed the results of its RFP with the KPSC.

In October 2013, the KPSC issued an order approving a modified settlement agreement between KPCo, Kentucky Industrial Utility Customers, Inc. and the Sierra Club.  The modified settlement approved the transfer of a one-half interest in the Mitchell Plant to KPCo at net book value on December 31, 2013 with the limitation that the net book value of the Mitchell Plant transfer not exceed the amount to be determined by a WVPSC order.  The WVPSC order was subsequently issued in December 2013, but the WVPSC deferred a decision on the transfer of the one-half interest in the Mitchell Plant to APCo.  The settlement also included the implementation of an Asset Transfer Rider to collect $44 million annually effective January 2014, subject to true-up, and allowed KPCo to retain any off-system sales margins above the $15.3 million annual level in base rates.  Additionally, the settlement allows for KPCo to file a Certificate of Public Convenience and Necessity to convert Big Sandy Plant, Unit 1 to natural gas, provided the cost is approximately $60 million, and addressed potential greenhouse gas initiatives on the Mitchell Plant.  The settlement also approved recovery, including a return, of coal-related retirement costs related to Big Sandy Plant over 25 years when base rates are set in the next base rate case (no earlier than June 2015), but rejected KPCo’s request to defer FGD project costs for Big Sandy Plant, Unit 2.  As a result of this order, in 2013, KPCo recorded a pretax regulatory disallowance of $33 million in Asset Impairments and Other Related Charges on the statement of income.  In November 2013, the KPSC denied the Attorney General’s petition for rehearing.  In December 2013, the Attorney General filed an appeal with the Franklin County Circuit Court.  In December 2013, KPCo filed motions with the Franklin County Circuit Court to dismiss the appeal.  A hearing on the motions to dismiss was held in January 2014.  In December 2013, the transfer of a one-half interest in the Mitchell Plant to KPCo was completed.

2013 Kentucky Base Rate Case

In June 2013, KPCo filed a request with the KPSC for an annual increase in base rates of $114 million based upon a return on common equity of 10.65% to be effective January 2014.  The proposed revenue increase included cost recovery of the proposed transfer of the one-half interest in the Mitchell Plant (780 MW).  In October 2013, the KPSC issued an order in the plant transfer case which modified and approved a settlement agreement that included the approval of the proposed transfer of the one-half interest in the Mitchell Plant to KPCo.  The modified and approved settlement agreement also included KPCo’s agreement to withdraw this base rate case request and file a base case proceeding no later than December 2014 with its current base rates to remain in effect until at least May 2015.  In November 2013, KPCo withdrew this base rate request and the withdrawal was approved by the KPSC.

FERC Rate Matters

Corporate Separation and Termination of Interconnection Agreement

In October 2012, the AEP East Companies submitted several filings with the FERC seeking approval to fully separate OPCo’s generation assets from its distribution and transmission operations.  The filings requested approval to transfer at net book value (NBV) approximately 9,200 MW of OPCo-owned generation assets and associated liabilities to AGR.  The AEP East Companies also requested FERC approval to transfer at NBV two-thirds ownership (867 MW) in Amos Plant, Unit 3 to APCo and transfer the Mitchell Plant at NBV to APCo and KPCo in equal one-half interests (780 MW each) to be effective December 31, 2013.  In April 2013, the FERC issued orders approving the transfer of OPCo’s generation assets to AGR, the transfers of the Amos Plant and Mitchell Plant to APCo and KPCo, respectively, and the merger of APCo and WPCo.  In January 2014, the FERC dismissed an IEU petition for rehearing of its order granting OPCo authority to implement corporate separation by transferring its generation assets to AGR.  Similar asset transfer filings were made at the KPSC, the Virginia SCC and the WVPSC.  In December 2013, corporate separation of OPCo’s generation assets was completed.  See the “Plant Transfers” section of APCo and WPCo Rate Matters and the “Plant Transfer” section of KPCo Rate Matters.

In accordance with our December 2010 announcement and our October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.

In December 2013, the FERC issued orders approving the creation of the PCA, effective January 1, 2014, conditioned upon certain compliance filings which were filed with the FERC in January 2014.  The PCA was established among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Under the PCA, APCo, I&M and KPCo would be individually responsible for planning their respective capacity obligations and there would be no capacity equalization charges/credits on deficit/surplus companies.  Further, the PCA allows, but does not obligate, APCo, I&M and KPCo to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

Also effective January 1, 2014, the FERC approved the creation of a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as the agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to meet capacity obligations of member companies through May 31, 2015.

Additionally, FERC approval was sought for a Power Supply Agreement (PSA) between AGR and OPCo.  This agreement provides for AGR to supply capacity for OPCo’s switched (at $188.88/MW day) and non-switched retail load for the period January 1, 2014 through May 31, 2015 and to supply the energy needs of OPCo’s non-switched retail load that is not acquired through an auction from January 1, 2014 through December 31, 2014.  In December 2013, the FERC issued an order approving the PSA.  The order conditioned the acceptance of the PSA on the revision of the agreement to reflect the PUCO’s current and future underlying rates and rate structure.  In January 2014, initial revisions to reflect current underlying rates and rate structure were filed at the FERC.

In October 2013, the AEP East Companies submitted additional filings with the FERC updating the October 2012 filings to reflect changes necessitated by orders from the Virginia SCC and the KPSC related to the proposed asset transfers and to position the company for the final stages of corporate separation.  In December 2013, the FERC issued an order approving these additional filings.  See the “Plant Transfers” section of APCo and WPCo Rate Matters and the “Plant Transfer” section of KPCo Rate Matters for a discussion of those orders.

If incurred costs are not ultimately recovered, it could reduce future net income and cash flows and impact financial condition.

5.  EFFECTS OF REGULATION

Regulated Generating Units to be Retired Before or During 2016

The following regulated generating units are probable of abandonment.  Accordingly, CWIP and Plant in Service has been reclassified as Other Property, Plant and Equipment on the balance sheet as of December 31, 2013.  The following table summarizes the plant investment and cost of removal, currently being recovered, for each generating unit as of December 31, 2013.

Plant Name and Unit	Company	Gross Investment	Accumulated Depreciation	Net Investment	Cost of Removal Regulatory Liability	Expected Retirement Date	Remaining Recovery Period
		(in millions)
Tanners Creek Plant,	I&M	$681	$354	$327	$87	2015	17 years
Units 1-4
Big Sandy Plant, Unit 2	KPCo	424	180	244	47	2015	27 years
Northeastern Station,	PSO	182	89	93	11	2016	27 years
Unit 4
Welsh Plant, Unit 2	SWEPCo	175	93	82	19	2016	27 years
Total		$1,462	$716	$746	$164

In accordance with accounting guidance for “Regulated Operations”, APCo regulated generating units expected to be retired before or during 2016 are not considered probable of abandonment.

Regulatory Assets

Regulatory assets are comprised of the following items:

	December 31,		Remaining
	2013	2012	Recovery Period
Current Regulatory Assets	(in millions)
Under-recovered Fuel Costs - earns a return	$61	$86	1 year
Under-recovered Fuel Costs - does not earn a return	19	2	1 year
Total Current Regulatory Assets	$80	$88

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending future
proceedings to determine the recovery method and timing:

Regulatory Assets Currently Earning a Return
Storm Related Costs	$22	$23
Ohio Economic Development Rider	14	13
Other Regulatory Assets Not Yet Being Recovered	4	1
Regulatory Assets Currently Not Earning a Return
Storm Related Costs	161	172
Ormet Special Rate Recovery Mechanism	36	5
Indiana Under-Recovered Capacity Costs	22	-
Expanded Net Energy Charge - Coal Inventory	21	-
Mountaineer Carbon Capture and Storage Product Validation Facility	13	14
Virginia Environmental Rate Adjustment Clause	2	29
Litigation Settlement	-	11
Other Regulatory Assets Not Yet Being Recovered	35	36
Total Regulatory Assets Not Yet Being Recovered	330	304

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Ohio Fuel Adjustment Clause	445	519	5 years
Ohio Capacity Deferral	288	66	5 years
Ohio Transmission Cost Recovery Rider	87	49	2 years
Unamortized Loss on Reacquired Debt	81	82	30 years
Texas Meter Replacement Costs	77	47	15 years
Ohio Distribution Decoupling	31	-	2 years
Storm Related Costs	17	36	5 years
RTO Formation/Integration Costs	12	15	6 years
Red Rock Generating Facility	10	10	43 years
West Virginia Expanded Net Energy Charge	-	273
Ohio Deferred Asset Recovery Rider	-	152
Other Regulatory Assets Being Recovered	18	15	various
Regulatory Assets Currently Not Earning a Return
Income Taxes, Net	1,390	1,353	55 years
Pension and OPEB Funded Status	1,157	1,896	11 years
Cook Nuclear Plant Refueling Outage Levelization	58	27	3 years
Medicare Subsidy	51	-	11 years
Virginia Transmission Rate Adjustment Clause	47	33	2 years
Peak Demand Reduction/Energy Efficiency	44	12	2 years
Postemployment Benefits	40	45	5 years
United Mine Workers of America Pension Withdrawal	27	-	12 years
Virginia Environmental Rate Adjustment Clause	27	8	1 year
Under-Recovery of Transmission Cost Recovery Factor	20	6	1 year
Storm Related Costs	18	27	5 years
Vegetation Management	14	13	1 year
Deferred Restructuring Costs	11	15	5 years
Litigation Settlement	10	-	12 years
Under-Recovered Distribution Investment Rider	9	1	1 year
Asset Retirement Obligation	8	9	33 years
West Virginia Expanded Net Energy Charge	-	26
Ohio Distribution Decoupling	-	16
Deferred PJM Fees	-	14
Unrealized Loss on Forward Commitments	-	8
Other Regulatory Assets Being Recovered	49	29	various
Total Regulatory Assets Being Recovered	4,046	4,802

Total Noncurrent Regulatory Assets	$4,376	$5,106

Regulatory Liabilities

Regulatory liabilities are comprised of the following items:

	December 31,		Remaining
	2013	2012	Refund Period
Current Regulatory Liabilities	(in millions)
Over-recovered Fuel Costs - pays a return	$9	$25	1 year
Over-recovered Fuel Costs - does not pay a return	110	22	1 year
Total Current Regulatory Liabilities	$119	$47

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Paying a Return
Louisiana Refundable Construction Financing Costs	$-	$96
Other Regulatory Liabilities Not Yet Being Paid	5	4
Regulatory Liabilities Currently Not Paying a Return
Other Regulatory Liabilities Not Yet Being Paid	3	9
Total Regulatory Liabilities Not Yet Being Paid	8	109

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	2,589	2,511	(a)
Louisiana Refundable Construction Financing Costs	78	-	5 years
Advanced Metering Infrastructure Surcharge	68	83	7 years
Deferred Investment Tax Credits	29	23	47 years
Excess Earnings	12	12	40 years
Other Regulatory Liabilities Being Paid	1	1	various
Regulatory Liabilities Currently Not Paying a Return
Excess Asset Retirement Obligations for
Nuclear Decommissioning Liability	597	436	(b)
Deferred Investment Tax Credits	121	136	49 years
Spent Nuclear Fuel Liability	43	43	(b)
Over-Recovery of Transition Charges	40	57	14 years
Unrealized Gain on Forward Commitments	35	46	4 years
Deferred State Income Tax Coal Credits	28	29	10 years
Peak Demand Reduction/Energy Efficiency	18	31	1 year
Over-Recovery of PJM Expense	14	-	2 years
Other Regulatory Liabilities Being Paid	13	27	various
Total Regulatory Liabilities Being Paid	3,686	3,435

Total Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits	$3,694	$3,544

(a)	Relieved as removal costs are incurred.
(b)	Relieved when plant is decommissioned.

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

The following table summarizes our actual contractual commitments as of December 31, 2013:

	Less Than 1			After
Contractual Commitments	Year	2-3 Years	4-5 Years	5 Years	Total
	(in millions)
Fuel Purchase Contracts (a)	$2,387	$3,358	$2,189	$2,480	$10,414
Energy and Capacity Purchase Contracts	195	410	457	2,634	3,696
Construction Contracts for Capital Assets (b)	146	-	-	-	146
Total	$2,728	$3,768	$2,646	$5,114	$14,256

(a)	Represents contractual commitments to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.
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

Letters of Credit

We enter into standby letters of credit with third parties.  As Parent, we issue all of these letters of credit in our ordinary course of business on behalf of our subsidiaries.  These letters of credit cover items such as natural gas and electricity risk management contracts, construction contracts, insurance programs, security deposits and debt service reserves.

We have two revolving credit facilities totaling $3.5 billion, under which we may issue up to $1.2 billion as letters of credit.  As of December 31, 2013, the maximum future payments for letters of credit issued under the revolving credit facilities were $170 million with maturities ranging from February 2014 to April 2015.

In January 2014, we issued letters of credit utilizing the entire amount available under an $85 million uncommitted facility signed in October 2013.  An uncommitted facility gives the issuer of the facility the right to accept or decline each request we make under the facility.

We have $352 million of variable rate Pollution Control Bonds supported by bilateral letters of credit for $356 million.  The letters of credit have maturities ranging from March 2014 to March 2015.  In February 2014, $106 million of bilateral letters of credit maturing in March 2014 were extended to March 2017.

Guarantees of Third-Party Obligations

SWEPCo

As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining, SWEPCo provides guarantees of mine reclamation of $115 million.  Since SWEPCo uses self-bonding, the guarantee provides for SWEPCo to commit to use its resources to complete the reclamation in the event the work is not completed by Sabine.  This guarantee ends upon depletion of reserves and completion of final reclamation.  Based on the latest study completed in 2010, we estimate the reserves will be depleted in 2036 with final reclamation completed by 2046 at an estimated cost of approximately $58 million.  Actual reclamation costs could vary due to period inflation and any changes to actual mine reclamation.  As of December 31, 2013, SWEPCo has collected approximately $62 million through a rider for final mine closure and reclamation costs, of which $16 million is recorded in Deferred Credits and Other Noncurrent Liabilities and $46 million is recorded in Asset Retirement Obligations on the balance sheets.

Sabine charges SWEPCo, its only customer, all of its costs.  SWEPCo passes these costs to customers through its fuel clause.

Indemnifications and Other Guarantees

Contracts

We enter into several types of contracts which require indemnifications.  Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements.  Generally, these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters.  With respect to sale agreements, our exposure generally does not exceed the sale price.  As of December 31, 2013, there were no material liabilities recorded for any indemnifications.

Lease Obligations

We lease certain equipment under master lease agreements.  See “Master Lease Agreements” and “Railcar Lease” sections of Note 13 for disclosure of lease residual value guarantees.

ENVIRONMENTAL CONTINGENCIES

Carbon Dioxide Public Nuisance Claims

In October 2009, the Fifth Circuit Court of Appeals reversed a decision by the Federal District Court for the District of Mississippi dismissing state common law nuisance claims in a putative class action by Mississippi residents asserting that CO2 emissions exacerbated the effects of Hurricane Katrina.  The Fifth Circuit held that there was no exclusive commitment of the common law issues raised in plaintiffs’ complaint to a coordinate branch of government and that no initial policy determination was required to adjudicate these claims.  The court granted petitions for rehearing.  An additional recusal left the Fifth Circuit without a quorum to reconsider the decision and the appeal was dismissed, leaving the district court’s decision in place.  Plaintiffs filed a petition with the U.S. Supreme Court asking the court to remand the case to the Fifth Circuit and reinstate the panel decision.  The petition was denied in January 2011.  Plaintiffs refiled their complaint in federal district court.  The court ordered all defendants to respond to the refiled complaints in October 2011.  In March 2012, the court granted the defendants’ motion for dismissal on several grounds, including the doctrine of collateral estoppel and the applicable statute of limitations.  In May 2013, the U.S. Court of Appeals for the Fifth Circuit affirmed the district court’s dismissal of the complaint.  The plaintiffs did not appeal to the U.S. Supreme Court.

Alaskan Villages’ Claims

In 2008, the Native Village of Kivalina and the City of Kivalina, Alaska filed a lawsuit in Federal Court in the Northern District of California against AEP, AEPSC and 22 other unrelated defendants including oil and gas companies, a coal company and other electric generating companies.  The complaint alleges that the defendants' emissions of CO2 contribute to global warming and constitute a public and private nuisance and that the defendants are acting together.  The complaint further alleges that some of the defendants, including AEP, conspired to create a false scientific debate about global warming in order to deceive the public and perpetuate the alleged nuisance.  The plaintiffs also allege that the effects of global warming will require the relocation of the village at an alleged cost of $95 million to $400 million.  In October 2009, the judge dismissed plaintiffs’ federal common law claim for nuisance, finding the claim barred by the political question doctrine and by plaintiffs’ lack of standing to bring the claim.  The judge also dismissed plaintiffs’ state law claims without prejudice to refiling in state court.  In September 2012, the Ninth Circuit Court of Appeals affirmed the trial court’s decision, holding that the CAA displaced Kivalina’s claims for damages.  Plaintiffs filed seeking further review in the U.S. Supreme Court.  In May 2013, the U.S. Supreme Court denied the plaintiffs’ request for review.

The Comprehensive Environmental Response Compensation and Liability Act (Superfund) and State Remediation

By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and SNF.  Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically treated and deposited in captive disposal facilities or are beneficially utilized.  In addition, our generation plants and transmission and distribution facilities have used asbestos, polychlorinated biphenyls and other hazardous and nonhazardous materials.  We currently incur costs to dispose of these substances safely.

Superfund addresses clean-up of hazardous substances that have been released to the environment.  The Federal EPA administers the clean-up programs.  Several states have enacted similar laws.  As of December 31, 2013, our subsidiaries are named by the Federal EPA as a Potentially Responsible Party (PRP) for five sites for which alleged liability is unresolved.  There are eight additional sites for which our subsidiaries have received information requests which could lead to PRP designation.  Our subsidiaries have also been named potentially liable at three sites under state law including the I&M site discussed in the next paragraph.  In those instances where we have been named a PRP or defendant, our disposal or recycling activities were in accordance with the then-applicable laws and regulations.  Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.  Liability has been resolved for a number of sites with no significant effect on net income.

In 2008, I&M received a letter from the Michigan Department of Environmental Quality (MDEQ) concerning conditions at a site under state law and requesting I&M take voluntary action necessary to prevent and/or mitigate public harm.  I&M started remediation work in accordance with a plan approved by MDEQ.  I&M’s reserve is approximately $8 million.  As the remediation work is completed, I&M’s cost may change as new information becomes available concerning either the level of contamination at the site or changes in the scope of remediation required by the MDEQ.  We cannot predict the amount of additional cost, if any.

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

Decommissioning and Low Level Waste Accumulation Disposal

The cost to decommission a nuclear plant is affected by NRC regulations and the SNF disposal program.  Decommissioning costs are accrued over the service life of the Cook Plant.  The most recent decommissioning cost study was performed in 2012.  According to that study, the estimated cost of decommissioning and disposal of low-level radioactive waste ranges from $1.3 billion to $1.7 billion in 2012 nondiscounted dollars.  The wide range in estimated costs is caused by variables in assumptions.  I&M recovers estimated decommissioning costs for the Cook Plant in its rates.  The amounts recovered in rates were $10 million, $14 million and $14 million for the years ended December 31, 2013, 2012 and 2011, respectively.  Decommissioning costs recovered from customers are deposited in external trusts.

As of December 31, 2013 and 2012, the total decommissioning trust fund balance was $1.6 billion and $1.4 billion, respectively.  Trust fund earnings increase the fund assets and decrease the amount remaining to be recovered from ratepayers.  The decommissioning costs (including interest, unrealized gains and losses and expenses of the trust funds) increase or decrease the recorded liability.

I&M continues to work with regulators and customers to recover the remaining estimated costs of decommissioning the Cook Plant.  However, future net income and cash flows would be reduced and financial condition could be impacted if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

SNF Disposal

The Federal government is responsible for permanent SNF disposal and assesses fees to nuclear plant owners for SNF disposal.  A fee of one mill per KWh for fuel consumed after April 6, 1983 at the Cook Plant is being collected from customers and remitted to the U.S. Treasury.  As of December 31, 2013 and 2012, fees and related interest of $265 million and $265 million, respectively, for fuel consumed prior to April 7, 1983 have been recorded as Long-term Debt and funds collected from customers along with related earnings totaling $309 million and $308 million, respectively, to pay the fee are recorded as part of Spent Nuclear Fuel and Decommissioning Trusts.  I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program.

In 2011, I&M signed a settlement agreement with the Federal government which permits I&M to make annual filings to recover certain SNF storage costs incurred as a result of the government’s delays in accepting SNF for permanent storage.  Under the settlement agreement, I&M received $31 million, $20 million and $14 million in 2013, 2012 and 2011, respectively, to recover costs and will be eligible to receive additional payment of annual claims for allowed costs that are incurred through December 31, 2016.  The proceeds reduced costs for dry cask storage.  As of December 31, 2013, I&M has deferred $22 million in Prepayments and Other Current Assets and $7 million in Deferred Charges and Other Noncurrent Assets on the balance sheet of dry cask storage and related operation and maintenance costs for recovery under this agreement.

See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 11 for disclosure of the fair value of assets within the trusts.

Nuclear Incident Liability

I&M carries insurance coverage for a nuclear incident at the Cook Plant for property damage, decommissioning and decontamination in the amount of $2.8 billion.  Insurance coverage for a nonnuclear incident at the Cook Plant is $1.7 billion.  Additional insurance provides coverage for a weekly indemnity payment resulting from an insured accidental outage.  I&M utilizes industry mutual insurers for the placement of this insurance coverage.  Participation in this mutual insurance requires a contingent financial obligation of up to $39 million for I&M which is assessable if the insurer’s financial resources would be inadequate to pay for losses.

The Price-Anderson Act, extended through December 31, 2025, establishes insurance protection for public liability arising from a nuclear incident at $13.6 billion and covers any incident at a licensed reactor in the U.S.  Commercially available insurance, which must be carried for each licensed reactor, provides $375 million of coverage.  In the event of a nuclear incident at any nuclear plant in the U.S., the remainder of the liability would be provided by a deferred premium assessment of $121 million on each licensed reactor in the U.S. payable in annual installments of $19 million.  As a result, I&M could be assessed $242 million per nuclear incident payable in annual installments of $38 million.  The number of incidents for which payments could be required is not limited.

In the event of an incident of a catastrophic nature, I&M is initially covered for the first $375 million through commercially available insurance.  The next level of liability coverage of up to $13.2 billion would be covered by claims made under the Price-Anderson Act.  If the liability were in excess of amounts recoverable from insurance and retrospective claim payments made under the Price-Anderson Act, I&M would seek to recover those amounts from customers through rate increases.  In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery from customers is not possible, it could reduce future net income and cash flows and impact financial condition.

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

Rockport Plant Litigation

In July 2013, the Wilmington Trust Company filed a complaint in U.S. District Court for the Southern District of New York against AEGCo and I&M alleging that it will be unlawfully burdened by the terms of the modified NSR consent decree after the Rockport Plant, Unit 2 lease expiration in December 2022.  The terms of the consent decree allow the installation of environmental emission control equipment, repowering or retirement of the unit.  The plaintiff further alleges that the defendants’ actions constitute breach of the lease and participation agreement.  The plaintiff seeks a judgment declaring that the defendants breached the lease, must satisfy obligations related to installation of emission control equipment and indemnify the plaintiff.  The New York court has granted our motion to transfer this case to the U.S. District Court for the Southern District of Ohio.  Our motion to dismiss, filed in October 2013, is pending.  We will continue to defend against the claims.  We are unable to determine a range of potential losses that are reasonably possible of occurring.

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

We settled, received summary judgment or were dismissed from all of these cases.  The plaintiffs appealed the Nevada federal district court's dismissal of several cases involving AEP companies to the U.S. Court of Appeals for the Ninth Circuit.  In April 2013, the appellate court reversed in part, and affirmed in part, the district court's orders in these cases.  The appellate court reversed the district court's holding that the state antitrust claims were preempted by the Natural Gas Act and the order dismissing AEP from two of the cases on personal jurisdiction grounds and affirmed the decision denying leave to the plaintiffs to amend their complaints in two of the cases.  AEP filed a motion with the appellate court for rehearing on the issue of whether the district court had personal jurisdiction of AEP in the two referenced cases.  No decision has been rendered on that motion.  Defendants in these cases, including AEP, filed a petition seeking further review with the U.S. Supreme Court on the preemption issue, which is pending.  We will continue to defend the cases.  We believe the provision we have is adequate.  We are unable to determine a range of potential losses that are reasonably possible of occurring.

7.  ACQUISITIONS AND IMPAIRMENTS

ACQUISITIONS

2012

BlueStar Energy (Generation & Marketing segment)

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

Other Matters

Enron Bankruptcy (Corporate and Other)

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

IMPAIRMENTS

2013

Amos Plant, Unit 3 (Vertically Integrated Utilities segment)

In July 2013, the Virginia SCC approved the transfer of a two-thirds interest in the Amos Plant, Unit 3 to APCo but, for rate purposes, reduced the proposed transfer price by $83 million pretax.  The Virginia jurisdictional share of the reduced price is approximately $39 million.  In December 2013, the WVPSC issued an order that approved the transfer of a two-thirds interest in the Amos Plant, Unit 3 to APCo but deferred a final decision related to the $83 million pretax reduction in transfer price until APCo’s next base rate case.  The West Virginia and FERC jurisdictional share of the potential reduced transfer price is approximately $44 million.  Upon evaluation, management believes the West Virginia jurisdictional share is probable of recovery.  As a result of the Virginia order, in the fourth quarter of 2013, we recorded a pretax impairment of $39 million in Asset Impairments and Other Related Charges on the statement of income.  See the “Plant Transfer” section of Note 4.

Big Sandy Plant, Unit 2 FGD Project (Vertically Integrated Utilities segment)

In the third quarter of 2013, KPCo recorded a pretax write-off of $33 million in Asset Impairments and Other Related Charges on the statement of income primarily related to the Big Sandy Plant, Unit 2 FGD project.  See the “Plant Transfer” section of Note 4.

Muskingum River Plant, Unit 5 (Generation & Marketing segment)

In May 2013, the U.S. District Court for the Southern District of Ohio approved a modification to the consent decree, which was initially entered into in 2007, requiring certain types of pollution control equipment to be installed at certain AEP plants, including the 600 MW Muskingum River Plant, Unit 5 (MR5) coal-fired generation plant.  Under the modification to the consent decree, we have the option to cease burning coal and retire MR5 in 2015 or to cease burning coal in 2015 and complete a natural gas refueling project no later than June 2017.  In the second quarter of 2013, based on the approval of the modified consent decree and changes in other market factors, we re-evaluated potential courses of action with respect to the planned operation of MR5 and concluded that completion of a refueling project, which would have extended the useful life of MR5, is remote.  As a result, management completed an impairment analysis and concluded that MR5 was impaired.  Under a market-based value approach, using level 3 unobservable inputs, management determined that the fair value of this generating unit was zero based on the lack of installed environmental control equipment and the nature and condition of this generating unit.  In the second quarter of 2013, we recorded a pretax impairment of $154 million in Asset Impairments and Other Related Charges on the statement of income which includes a $6 million pretax impairment of related material and supplies inventory.  Management expects to retire the plant in 2015.

2012

Beckjord Plant, Unit 6, Conesville Plant, Unit 3, Kammer Plant, Units 1-3, Muskingum River Plant, Units 1-4, Sporn Plant, Units 2 and 4 and Picway Plant, Unit 5 (Generation & Marketing segment)

In October 2012, we filed applications with the FERC proposing to terminate the Interconnection Agreement and seeking to complete the corporate separation of OPCo's generation assets.  Based on the intention to terminate the Interconnection Agreement and the FERC filing, we performed an evaluation of the recoverability of generation assets.  As a result, in November 2012, we, using generating unit specific estimated future cash flows, concluded that we had a material impairment of certain Ohio generation assets.  Under a market-based value approach, using level 3 unobservable inputs, we determined that the fair value of these generating units was zero based on the lack of installed environmental control equipment and the nature and condition of these generating units.  In the fourth quarter of 2012, we recorded a pretax impairment of $287 million in Asset Impairments and Other Related Charges on the statement of income related to Beckjord Plant, Unit 6, Conesville Plant, Unit 3, Kammer Plant, Units 1-3, Muskingum River Plant, Units 1-4, Sporn Plant, Units 2 and 4 and Picway Plant, Unit 5 generating units which includes $13 million of related material and supplies inventory.

Turk Plant (Vertically Integrated Utilities segment)

In 2012, SWEPCo recorded a pretax write-off of $13 million in Asset Impairments and Other Related Charges on the statement of income related to unrecoverable construction costs subject to the Texas capital costs cap portion of the Turk Plant.

2011

Turk Plant (Vertically Integrated Utilities segment)

In the fourth quarter of 2011, SWEPCo recorded a pretax write-off of $49 million in Asset Impairments and Other Related Charges on the statement of income related to the Texas jurisdictional portion of the Turk Plant as a result of the November 2011 Texas Court of Appeals decision upholding the Texas capital cost cap.

Muskingum River Plant, Unit 5 FGD Project (MR5) (Generation & Marketing segment)

In September 2011, subsequent to the stipulation agreement filed with the PUCO, we determined that we were not likely to complete the previously suspended MR5 project and that the project’s preliminary engineering costs were no longer probable of being recovered.  As a result, in the third quarter of 2011, we recorded a pretax write-off of $42 million in Asset Impairments and Other Related Charges on the statement of income.

Sporn Plant, Unit 5 (Generation & Marketing segment)

In the third quarter of 2011, we decided to no longer offer the output of Sporn Plant, Unit 5 into the PJM Reliability Pricing Model auction.  Sporn Plant, Unit 5 is not expected to operate in the future, resulting in the removal of Sporn Plant, Unit 5 from the Interconnection Agreement.  As a result, in the third quarter of 2011, we recorded a pretax write-off of $48 million in Asset Impairments and Other Related Charges on the statement of income.

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

Actuarial Assumptions for Benefit Obligations

The weighted-average assumptions as of December 31 of each year used in the measurement of our benefit obligations are shown in the following table:

					Other Postretirement
	Pension Plans				Benefit Plans
Assumptions	2013		2012		2013	2012
Discount Rate	4.70%		3.95%		4.70%	3.95%
Rate of Compensation Increase	4.85%	(a)	4.95%	(a)	NA	NA

(a)	Rates are for base pay only. In addition, an amount is added to reflect target incentive compensation for exempt employees and overtime and incentive pay for nonexempt employees.
NA	Not applicable.

We use a duration-based method to determine the discount rate for our plans.  A hypothetical portfolio of high quality corporate bonds is constructed with cash flows matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.

For 2013, the rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 11.5% per year, with an average increase of 4.85%.

Actuarial Assumptions for Net Periodic Benefit Costs

The weighted-average assumptions as of January 1 of each year used in the measurement of our benefit costs are shown in the following table:

				Other Postretirement
	Pension Plans			Benefit Plans
	2013	2012	2011	2013	2012	2011
Discount Rate	3.95%	4.55%	5.05%	3.95%	4.75%	5.25%
Expected Return on Plan Assets	6.50%	7.25%	7.75%	7.00%	7.25%	7.50%
Rate of Compensation Increase	4.95%	4.85%	4.85%	NA	NA	NA

NA Not applicable.

The expected return on plan assets was determined by evaluating historical returns, the current investment climate (yield on fixed income securities and other recent investment market indicators), rate of inflation and current prospects for economic growth.

The health care trend rate assumptions as of January 1 of each year used for OPEB plans measurement purposes are shown below:

Health Care Trend Rates	2013	2012
Initial	6.75%	7.00%
Ultimate	5.00%	5.00%
Year Ultimate Reached	2020	2020

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(in millions)
Effect on Total Service and Interest Cost
Components of Net Periodic Postretirement Health
Care Benefit Cost	$6	$(4)

Effect on the Health Care Component of the
Accumulated Postretirement Benefit Obligation	74	(59)

Significant Concentrations of Risk within Plan Assets

In addition to establishing the target asset allocation of plan assets, the investment policy also places restrictions on securities to limit significant concentrations within plan assets.  The investment policy establishes guidelines that govern maximum market exposure, security restrictions, prohibited asset classes, prohibited types of transactions, minimum credit quality, average portfolio credit quality, portfolio duration and concentration limits.  The guidelines were established to mitigate the risk of loss due to significant concentrations in any investment.  We monitor the plans to control security diversification and ensure compliance with our investment policy.  As of December 31, 2013, the assets were invested in compliance with all investment limits.  See “Investments Held in Trust for Future Liabilities” section of Note 1 for limit details.

Benefit Plan Obligations, Plan Assets and Funded Status as of December 31, 2013 and 2012

The following tables provide a reconciliation of the changes in the plans’ benefit obligations, fair value of plan assets and funded status as of December 31.  The benefit obligation for the defined benefit pension and OPEB plans are the projected benefit obligation and the accumulated benefit obligation, respectively.

			Other Postretirement
	Pension Plans		Benefit Plans
	2013	2012	2013	2012
Change in Benefit Obligation	(in millions)
Benefit Obligation as of January 1,	$5,205	$4,991	$1,849	$2,227
Service Cost	69	76	23	47
Interest Cost	203	223	71	103
Actuarial (Gain) Loss	(305)	299	(395)	148
Plan Amendment Prior Service Credit	-	-	-	(570)
Curtailment and Settlements	-	(1)	-	-
Benefit Payments	(331)	(383)	(140)	(151)
Participant Contributions	-	-	39	35
Medicare Subsidy	-	-	9	10
Benefit Obligation as of December 31,	$4,841	$5,205	$1,456	$1,849

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$4,696	$4,303	$1,568	$1,410
Actual Gain on Plan Assets	340	560	208	178
Company Contributions	6	216	24	96
Participant Contributions	-	-	39	35
Benefit Payments	(331)	(383)	(140)	(151)
Fair Value of Plan Assets as of December 31,	$4,711	$4,696	$1,699	$1,568

Funded (Underfunded) Status as of December 31,	$(130)	$(509)	$243	$(281)

Amounts Recognized on the Balance Sheets as of December 31, 2013 and 2012

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
	2013	2012	2013	2012
	(in millions)
Deferred Charges and Other Noncurrent Assets -
Prepaid Benefit Costs	$-	$-	$264	$-
Other Current Liabilities - Accrued Short-term
Benefit Liability	(7)	(7)	(4)	(4)
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(123)	(502)	(17)	(277)
Funded (Underfunded) Status	$(130)	$(509)	$243	$(281)

Amounts Included in AOCI and Regulatory Assets as of December 31, 2013 and 2012

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
	2013	2012	2013	2012
Components	(in millions)
Net Actuarial Loss	$1,561	$2,111	$428	$989
Prior Service Cost (Credit)	8	11	(693)	(762)

Recorded as
Regulatory Assets	$1,343	$1,774	$(191)	$108
Deferred Income Taxes	79	122	(26)	42
Net of Tax AOCI	147	226	(48)	77

Components of the change in amounts included in AOCI and Regulatory Assets during the years ended December 31, 2013 and 2012 are as follows:

			Other Postretirement
	Pension Plans		Benefit Plans
	Years Ended December 31,
	2013	2012	2013	2012
Components	(in millions)
Actuarial (Gain) Loss During the Year	$(367)	$58	$(496)	$67
Prior Service Credit	-	-	-	(570)
Amortization of Actuarial Loss	(183)	(155)	(65)	(57)
Amortization of Prior Service Credit (Cost)	(3)	1	69	18
Amortization of Transition Obligation	-	-	-	(1)
Change for the Year	$(553)	$(96)	$(492)	$(543)

Pension and Other Postretirement Plans’ Assets

The following table presents the classification of pension plan assets within the fair value hierarchy as of December 31, 2013:

						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in millions)
Equities:
Domestic	$1,092	$-	$-	$-	$1,092	23.2%
International	514	-	-	-	514	10.9%
Real Estate Investment Trusts	58	-	-	-	58	1.2%
Common Collective Trust -
International	-	10	-	-	10	0.2%
Subtotal - Equities	1,664	10	-	-	1,674	35.5%

Fixed Income:
Common Collective Trust - Debt	-	26	-	-	26	0.5%
United States Government and
Agency Securities	-	387	-	-	387	8.2%
Corporate Debt	-	1,600	-	-	1,600	34.0%
Foreign Debt	-	344	-	-	344	7.3%
State and Local Government	-	28	-	-	28	0.6%
Other - Asset Backed	-	33	-	-	33	0.7%
Subtotal - Fixed Income	-	2,418	-	-	2,418	51.3%

Real Estate	-	-	238	-	238	5.0%

Alternative Investments	-	-	330	-	330	7.0%
Securities Lending	-	35	-	-	35	0.8%
Securities Lending Collateral (a)	-	-	-	(45)	(45)	(0.9)%

Cash and Cash Equivalents	-	48	-	-	48	1.0%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	13	13	0.3%

Total	$1,664	$2,511	$568	$(32)	$4,711	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay cash collateral received as part of the Securities Lending Program.
(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following table sets forth a reconciliation of changes in the fair value of assets classified as Level 3 in the fair value hierarchy for the pension assets:

	Real	Alternative	Total
	Estate	Investments	Level 3

Balance as of January 1, 2013	$220	$195	$415
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	26	15	41
Relating to Assets Sold During the Period	-	15	15
Purchases and Sales	(8)	105	97
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2013	$238	$330	$568

The following table presents the classification of OPEB plan assets within the fair value hierarchy as of December 31, 2013:

						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in millions)
Equities:
Domestic	$473	$-	$-	$-	$473	27.9%
International	616	-	-	-	616	36.2%
Common Collective Trust -
Global	-	15	-	-	15	0.9%
Subtotal - Equities	1,089	15	-	-	1,104	65.0%

Fixed Income:
Common Collective Trust - Debt	-	88	-	-	88	5.2%
United States Government and
Agency Securities	-	56	-	-	56	3.3%
Corporate Debt	-	110	-	-	110	6.5%
Foreign Debt	-	22	-	-	22	1.2%
State and Local Government	-	5	-	-	5	0.3%
Other - Asset Backed	-	8	-	-	8	0.5%
Subtotal - Fixed Income	-	289	-	-	289	17.0%

Trust Owned Life Insurance:
International Equities	-	13	-	-	13	0.8%
United States Bonds	-	211	-	-	211	12.4%

Cash and Cash Equivalents	68	9	-	-	77	4.5%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	5	5	0.3%

Total	$1,157	$537	$-	$5	$1,699	100.0%
(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following table presents the classification of pension plan assets within the fair value hierarchy as of December 31, 2012:

						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in millions)
Equities:
Domestic	$1,308	$-	$-	$-	$1,308	27.9%
International	497	-	-	-	497	10.5%
Real Estate Investment Trusts	91	-	-	-	91	1.9%
Common Collective Trust -
International	-	4	-	-	4	0.1%
Subtotal - Equities	1,896	4	-	-	1,900	40.4%

Fixed Income:
Common Collective Trust - Debt	-	32	-	-	32	0.7%
United States Government and
Agency Securities	-	715	-	-	715	15.2%
Corporate Debt	-	1,235	-	-	1,235	26.3%
Foreign Debt	-	199	-	-	199	4.2%
State and Local Government	-	44	-	-	44	0.9%
Other - Asset Backed	-	36	-	-	36	0.8%
Subtotal - Fixed Income	-	2,261	-	-	2,261	48.1%

Real Estate	-	-	220	-	220	4.7%

Alternative Investments	-	-	195	-	195	4.2%
Securities Lending	-	80	-	-	80	1.7%
Securities Lending Collateral (a)	-	-	-	(91)	(91)	(1.9)%

Cash and Cash Equivalents	-	126	-	-	126	2.7%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	5	5	0.1%

Total	$1,896	$2,471	$415	$(86)	$4,696	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay cash collateral received as part of the Securities Lending Program.
(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

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

The accumulated benefit obligation for the pension plans is as follows:

	December 31,
Accumulated Benefit Obligation	2013	2012
	(in millions)
Qualified Pension Plan	$4,638	$5,001
Nonqualified Pension Plans	77	82
Total	$4,715	$5,083

For our underfunded pension plans that had an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets of these plans as of December 31, 2013 and 2012 were as follows:

	Underfunded Pension Plans
	December 31,
	2013	2012
	(in millions)
Projected Benefit Obligation	$4,841	$5,205

Accumulated Benefit Obligation	$4,715	$5,083
Fair Value of Plan Assets	4,711	4,696
Underfunded Accumulated Benefit Obligation	$(4)	$(387)

Estimated Future Benefit Payments and Contributions

We expect contributions and payments for the pension plans of $80 million and the OPEB plans of $6 million during 2014.  For the pension plans, this amount includes the payment of unfunded nonqualified benefits plus contributions to the qualified trust fund of at least the minimum amount required by the Employee Retirement Income Security Act.  For the qualified pension plan, we may also make additional discretionary contributions to maintain the funded status of the plan.  For the OPEB plans, expected payments include the payment of unfunded benefits.

The table below reflects the total benefits expected to be paid from the plan or from our assets.  The payments include the participants’ contributions to the plan for their share of the cost.  In November 2012, we announced changes to our retiree medical coverage.  Effective for retirements after December 2012, our contribution to retiree medical coverage was capped reducing our exposure to future medical cost inflation.  Effective for employees hired after December 2013, we will not provide retiree medical coverage.  The impact of the changes is reflected in the Benefit Plan Obligation table as plan amendments.  Future benefit payments are dependent on the number of employees retiring, whether the retiring employees elect to receive pension benefits as annuities or as lump sum distributions, future integration of the benefit plans with changes to Medicare and other legislation, future levels of interest rates and variances in actuarial results.  The estimated payments for pension benefits and OPEB are as follows:

	Pension Plans	Other Postretirement Benefit Plans
	Pension	Benefit	Medicare Subsidy
	Payments	Payments	Receipts
	(in millions)
2014	$355	$140	$-
2015	363	145	-
2016	368	149	-
2017	372	152	-
2018	377	156	-
Years 2019 to 2023, in Total	1,857	809	2

Components of Net Periodic Benefit Cost

The following table provides the components of our net periodic benefit cost (credit) for the plans for the years ended December 31, 2013, 2012 and 2011:

				Other Postretirement
	Pension Plans			Benefit Plans
	Years Ended December 31,
	2013	2012	2011	2013	2012	2011
	(in millions)
Service Cost	$69	$76	$72	$23	$47	$42
Interest Cost	203	223	237	71	103	109
Expected Return on Plan Assets	(278)	(319)	(314)	(107)	(101)	(109)
Curtailment	-	-	-	-	-	1
Amortization of Transition Obligation	-	-	-	-	1	2
Amortization of Prior Service Cost (Credit)	3	(1)	1	(69)	(18)	(1)
Amortization of Net Actuarial Loss	183	155	122	65	57	29
Net Periodic Benefit Cost (Credit)	180	134	118	(17)	89	73
Capitalized Portion	(56)	(42)	(37)	5	(28)	(22)
Net Periodic Benefit Cost (Credit)
Recognized in Expense	$124	$92	$81	$(12)	$61	$51

Estimated amounts expected to be amortized to net periodic benefit costs (credits) and the impact on the balance sheet during 2014 are shown in the following table:

		Other
		Postretirement
	Pension Plans	Benefit Plans
Components	(in millions)
Net Actuarial Loss	$125	$21
Prior Service Cost (Credit)	2	(69)
Total Estimated 2014 Amortization	$127	$(48)

Expected to be Recorded as
Regulatory Asset	$107	$(34)
Deferred Income Taxes	7	(5)
Net of Tax AOCI	13	(9)
Total	$127	$(48)

American Electric Power System Retirement Savings Plan

We sponsor the American Electric Power System Retirement Savings Plan, a defined contribution retirement savings plan for substantially all employees who are not members of the United Mine Workers of America (UMWA).  It is a qualified plan offering participants an opportunity to contribute a portion of their pay with features under Section 401(k) of the Internal Revenue Code.  The matching contributions to the plan are 100% of the first 1% of eligible employee contributions and 70% of the next 5% of contributions.  The cost for matching contributions totaled $67 million in 2013, $66 million in 2012 and $64 million in 2011.

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

The UMWA pension benefits are administered through a multiemployer plan that is different from single-employer plans as an employer’s contributions may be used to provide benefits to employees of other participating employers.  Required contributions not made by any employer may result in other employers bearing the unfunded plan obligations, while a withdrawing employer may be subject to a withdrawal liability.  UMWA pension benefits are provided through the United Mine Workers of America 1974 Pension Plan (Employer Identification Number: 52-

1050282, Plan Number 002), which under the Pension Protection Act of 2006 (PPA) was in Seriously Endangered Status for the plan years ending June 30, 2013 and 2012, without utilization of extended amortization provisions.  The Plan adopted a funding improvement plan in May 2012, as required under the PPA.

Contributions to the UMWA pension plan in 2013, 2012 and 2011 were made under a collective bargaining agreement that is scheduled to expire December 31, 2017.  We contributed immaterial amounts in 2013, 2012 and 2011 that represent less than 5% of the total contributions in the plan’s latest annual report for the years ended June 30, 2013, 2012 and 2011.  The contributions we made did not include a surcharge.  There are no minimum contributions for future years.

Based upon the plan to retrofit the Rockport Plant with dry sorbent injection technology to meet environmental emission control requirements, the timing of the closure of Cook Coal Terminal is expected to be in or after 2025.  Due to the estimated closure date and the ability to estimate the amount of the withdrawal liability, we recorded a liability of $39 million during 2013 and a related regulatory asset of $30 million.  The regulatory asset should be recovered in future billings for transloading services before the planned closure.

9.  BUSINESS SEGMENTS

Our primary business is the generation, transmission and distribution of electricity.  Within our Vertically Integrated Utilities segment, we centrally dispatch generation assets and manage our overall utility operations on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight.  Intersegment sales and transfers are generally based on underlying contractual arrangements and agreements.

During the fourth quarter of 2013, we changed the structure of our internal organization which resulted in a change in the composition of our reportable segments.  In accordance with authoritative accounting guidance for segment reporting, prior period financial information has been recast in the financial statements and footnotes to be comparable to the current year presentation of reportable segments.  See the “Corporate Separation” section of Executive Overview.

Our reportable segments and their related business activities are outlined below:

Vertically Integrated Utilities

•	Generation, transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by AEGCo, APCo, I&M, KGPCo, KPCo, PSO, SWEPCo and WPCo.

Transmission and Distribution Utilities

•	Transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by OPCo, TCC and TNC.
•	OPCo purchases energy and capacity to serve remaining generation service customers.

Generation & Marketing

•	Nonregulated generation in ERCOT and PJM.
•	Marketing, risk management and retail activities in ERCOT, PJM and MISO.

AEP Transmission Holdco

•
Development, construction and operation of transmission facilities through investments in our wholly-owned transmission only subsidiaries and transmission only joint ventures. These investments have PUCT-approved or FERC-approved returns on equity.

AEP River Operations

•	Commercial barging operations that transports liquids, coal and dry bulk commodities primarily on the Ohio, Illinois and lower Mississippi Rivers.

The remainder of our activities is presented as Corporate and Other.  While not considered a reportable segment, Corporate and Other primarily includes management and professional services to AEP provided at cost to AEP subsidiaries and the purchasing of receivables from certain AEP utility subsidiaries.  This segment also includes parent’s guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs.

The tables below present our reportable segment information for the years ended December 31, 2013, 2012 and 2011 and balance sheet information as of December 31, 2013 and 2012.  These amounts include certain estimates and allocations where necessary.

		Transmission
	Vertically	and	AEP		Generation	Corporate
	Integrated	Distribution	Transmission	AEP River	and	and Other	Reconciling
	Utilities	Utilities	Holdco	Operations	Marketing	(a)	Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2013
Revenues from:
External Customers	$9,347	$4,279	$27	$544	$1,208	$32	$(80)	(b)	$15,357
Other Operating Segments	645	199	51	19	2,457	57	(3,428)		-
Total Revenues	$9,992	$4,478	$78	$563	$3,665	$89	$(3,508)		$15,357

Asset Impairments and Other
Related Charges	$72	$-	$-	$-	$154	$-	$-		$226
Depreciation and Amortization	941	591	10	31	236	-	(66)	(c)	1,743
Interest Income	7	2	-	-	2	69	(22)		58
Carrying Costs Income	14	16	-	-	-	-	-		30
Interest Expense	540	292	10	17	55	27	(35)	(c)	906
Income Tax Expense	398	198	29	7	112	(60)	-		684

Net Income	681	358	80	12	228	125	-		1,484

Gross Property Additions	1,822	871	843	7	185	9	(81)		3,656

		Transmission
	Vertically	and	AEP		Generation	Corporate
	Integrated	Distribution	Transmission	AEP River	and	and Other	Reconciling
	Utilities	Utilities	Holdco	Operations	Marketing	(a)	Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2012
Revenues from:
External Customers	$8,785	$4,659	$7	$647	$882	$25	$(60)	(b)	$14,945
Other Operating Segments	633	159	17	20	2,585	58	(3,472)		-
Total Revenues	$9,418	$4,818	$24	$667	$3,467	$83	$(3,532)		$14,945

Asset Impairments and Other
Related Charges	$13	$-	$-	$-	$287	$-	$-		$300
Depreciation and Amortization	873	561	3	29	349	-	(33)	(c)	1,782
Interest Income	5	4	-	-	1	22	(24)		8
Carrying Costs Income	28	24	1	-	-	-	-		53
Interest Expense	520	291	3	17	83	112	(38)	(c)	988
Income Tax Expense	345	201	17	7	15	19	-		604

Net Income (Loss)	803	389	43	15	100	(88)	-		1,262

Gross Property Additions	1,801	664	392	31	249	2	(20)		3,119

		Transmission
	Vertically	and	AEP		Generation	Corporate
	Integrated	Distribution	Transmission	AEP River	and	and Other	Reconciling
	Utilities	Utilities	Holdco	Operations	Marketing	(a)	Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2011
Revenues from:
External Customers	$8,942	$4,982	$3	$697	$563	$24	$(95)	(b)	$15,116
Other Operating Segments	760	174	5	19	3,331	59	(4,348)		-
Total Revenues	$9,702	$5,156	$8	$716	$3,894	$83	$(4,443)		$15,116

Asset Impairments and Other
Related Charges	$49	$-	$-	$-	$90	$-	$-		$139
Depreciation and Amortization	785	549	-	28	304	2	(13)	(c)	1,655
Interest Income	13	7	-	-	4	22	(19)		27
Carrying Costs Income	17	376	-	-	-	-	-		393
Interest Expense	514	293	1	17	87	56	(35)	(c)	933
Income Tax Expense	312	220	2	24	166	94	-		818

Income (Loss) Before
Extraordinary Item	$710	$404	$30	$45	$439	$(52)	$-		$1,576
Extraordinary Item, Net of Tax	-	373	-	-	-	-	-		373
Net Income (Loss)	$710	$777	$30	$45	$439	$(52)	$-		$1,949

Gross Property Additions	$1,733	$544	$263	$18	$156	$219	$(31)		$2,902

		Transmission
	Vertically	and	AEP		Generation	Corporate	Reconciling
	Integrated	Distribution	Transmission	AEP River	and	and Other	Adjustments
	Utilities	Utilities	Holdco	Operations	Marketing	(a)	(c)		Consolidated
	(in millions)
December 31, 2013
Total Property, Plant and
Equipment	$37,545	$12,143	$1,636	$638	$8,277	$315	$(269)		$60,285
Accumulated Depreciation and
Amortization	12,250	3,342	10	189	3,409	173	(85)		19,288
Total Property, Plant and
Equipment - Net	$25,295	$8,801	$1,626	$449	$4,868	$142	$(184)		$40,997

Total Assets	$32,791	$14,165	$2,245	$673	$6,426	$19,645	$(19,531)	(d)	$56,414

Investments in Equity Method
Investees	24	-	480	54	-	11	-		569

		Transmission
	Vertically	and	AEP		Generation	Corporate	Reconciling
	Integrated	Distribution	Transmission	AEP River	and	and Other	Adjustments
	Utilities	Utilities	Holdco	Operations	Marketing	(a)	(c)		Consolidated
	(in millions)
December 31, 2012
Total Property, Plant and
Equipment	$36,066	$11,461	$748	$636	$8,529	$280	$(266)		$57,454
Accumulated Depreciation and
Amortization	11,733	3,232	4	161	3,465	168	(72)		18,691
Total Property, Plant and
Equipment - Net	$24,333	$8,229	$744	$475	$5,064	$112	$(194)		$38,763

Total Assets	$32,008	$13,516	$1,216	$670	$6,664	$19,179	$(18,886)	(d)	$54,367

Investments in Equity Method
Investees	24	-	393	43	-	5	-		465

(a)
Corporate and Other includes management and professional services to AEP provided at cost to AEP subsidiaries and the purchasing of receivables from certain AEP utility subsidiaries. This segment also includes parent’s guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs.

(b)	Reconciling Adjustments for External Customers primarily include eliminations as a result of corporate separation.
(c)	Includes eliminations due to an intercompany capital lease.
(d)
Reconciling Adjustments for Total Assets primarily include the elimination of intercompany advances to affiliates and intercompany accounts receivable along with the elimination of AEP's investments in subsidiary companies.

10.  DERIVATIVES AND HEDGING

OBJECTIVES FOR UTILIZATION OF DERIVATIVE INSTRUMENTS

We are exposed to certain market risks as a major power producer and marketer of wholesale electricity, natural gas, coal and emission allowances.  These risks include commodity price risk, interest rate risk, credit risk and, to a lesser extent, foreign currency exchange risk.  These risks represent the risk of loss that may impact us due to changes in the underlying market prices or rates.  We manage these risks using derivative instruments.

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

We enter into power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other commodity contracts to manage the risk associated with our energy business.  We enter into interest rate derivative contracts in order to manage the interest rate exposure associated with our commodity portfolio.  For disclosure purposes, such risks are grouped as “Commodity,” as they are related to energy risk management activities.  We also engage in risk management of interest rate risk associated with debt financing and foreign currency risk associated with future purchase obligations denominated in foreign currencies.  For disclosure purposes, these risks are grouped as “Interest Rate and Foreign Currency.”  The amount of risk taken is determined by the Commercial Operations and Finance groups in accordance with our established risk management policies as approved by the Finance Committee of our Board of Directors.

The following table represents the gross notional volume of our outstanding derivative contracts as of December 31, 2013 and 2012:

Notional Volume of Derivative Instruments

	Volume
	December 31,		Unit of
Primary Risk Exposure	2013	2012	Measure
	(in millions)
Commodity:
Power	406	498	MWhs
Coal	4	10	Tons
Natural Gas	127	147	MMBtus
Heating Oil and Gasoline	6	6	Gallons
Interest Rate	$191	$235	USD

Interest Rate and Foreign Currency	$820	$1,199	USD

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

According to the accounting guidance for “Derivatives and Hedging,” we reflect the fair values of our derivative instruments subject to netting agreements with the same counterparty net of related cash collateral.  For certain risk management contracts, we are required to post or receive cash collateral based on third party contractual agreements and risk profiles.  For the December 31, 2013 and 2012 balance sheets, we netted $4 million and $7 million, respectively, of cash collateral received from third parties against short-term and long-term risk management assets and $13 million and $50 million, respectively, of cash collateral paid to third parties against short-term and long-term risk management liabilities.

The following tables represent the gross fair value impact of our derivative activity on the balance sheets as of December 31, 2013 and 2012:

Fair Value of Derivative Instruments
December 31, 2013

				Gross Amounts	Gross	Net Amounts of
	Risk Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in millions)
Current Risk Management Assets	$347	$12	$4	$363	$(203)	$160
Long-term Risk Management Assets	368	3	-	371	(74)	297
Total Assets	715	15	4	734	(277)	457

Current Risk Management Liabilities	292	11	1	304	(214)	90
Long-term Risk Management Liabilities	237	3	15	255	(78)	177
Total Liabilities	529	14	16	559	(292)	267

Total MTM Derivative Contract Net
Assets (Liabilities)	$186	$1	$(12)	$175	$15	$190

Fair Value of Derivative Instruments
December 31, 2012

				Gross Amounts	Gross	Net Amounts of
	Risk Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in millions)
Current Risk Management Assets	$589	$32	$3	$624	$(433)	$191
Long-term Risk Management Assets	528	5	1	534	(166)	368
Total Assets	1,117	37	4	1,158	(599)	559

Current Risk Management Liabilities	546	43	35	624	(469)	155
Long-term Risk Management Liabilities	383	6	6	395	(181)	214
Total Liabilities	929	49	41	1,019	(650)	369

Total MTM Derivative Contract Net
Assets (Liabilities)	$188	$(12)	$(37)	$139	$51	$190

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

The table below presents our activity of derivative risk management contracts for the years ended December 31, 2013, 2012 and 2011:

Amount of Gain (Loss) Recognized on
Risk Management Contracts

	Years Ended December 31,
Location of Gain (Loss)	2013	2012	2011
	(in millions)
Vertically Integrated Utilities Revenues	$15	$10	$18
Generation & Marketing Revenues	49	50	48
Regulatory Assets (a)	(2)	(43)	(22)
Regulatory Liabilities (a)	(5)	8	(3)
Total Gain (Loss) on Risk Management Contracts	$57	$25	$41

(a)	Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

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

We record realized and unrealized gains or losses on interest rate swaps that qualify for fair value hedge accounting treatment and any offsetting changes in the fair value of the debt being hedged in Interest Expense on the statements of income.  During 2013, we recognized a loss of $10 million on our hedging instruments and an offsetting gain of $10 million on our long-term debt.  During 2012, the fair value changes for both our hedging instruments and hedged long-term debt were immaterial.  During 2011, we recognized a gain of $3 million on our hedging instruments and an offsetting loss of $6 million on our long-term debt.  For 2013, 2012 and 2011, hedge ineffectiveness was immaterial.

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

Realized gains and losses on derivative contracts for the purchase and sale of power, coal and natural gas designated as cash flow hedges are included in Revenues, Fuel and Other Consumables Used for Electric Generation or Purchased Electricity for Resale on the statements of income, or in Regulatory Assets or Regulatory Liabilities on the balance sheets, depending on the specific nature of the risk being hedged.  During 2013, 2012 and 2011, we designated power, coal and natural gas derivatives as cash flow hedges.

We reclassify gains and losses on heating oil and gasoline derivative contracts designated as cash flow hedges from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Other Operation expense, Maintenance expense or Depreciation and Amortization expense, as it relates to capital projects, on the statements of income.  During 2013, 2012 and 2011, we designated heating oil and gasoline derivatives as cash flow hedges.

We reclassify gains and losses on interest rate derivative hedges related to our debt financings from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Interest Expense on the statements of income in those periods in which hedged interest payments occur.  During 2013, 2012 and 2011, we designated interest rate derivatives as cash flow hedges.

The accumulated gains or losses related to our foreign currency hedges are reclassified from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Depreciation and Amortization expense on the statements of income over the depreciable lives of the fixed assets designated as the hedged items in qualifying foreign currency hedging relationships.  During 2013, we did not designate any foreign currency derivatives as cash flow hedges.  During 2012 and 2011, we designated foreign currency derivatives as cash flow hedges.

During 2013, 2012 and 2011, hedge ineffectiveness was immaterial or nonexistent for all cash flow hedge strategies disclosed above.

For details on designated, effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets and the reasons for changes in cash flow hedges for the years ended December 31, 2013, 2012 and 2011, see Note 3.

Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets as of December 31, 2013 and 2012 were:

Impact of Cash Flow Hedges on the Balance Sheet
December 31, 2013

		Interest Rate
		and Foreign
	Commodity	Currency	Total
	(in millions)
Hedging Assets (a)	$7	$-	$7
Hedging Liabilities (a)	6	2	8
AOCI Gain (Loss) Net of Tax	-	(23)	(23)
Portion Expected to be Reclassified to Net
Income During the Next Twelve Months	-	(4)	(4)

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

The actual amounts that we reclassify from Accumulated Other Comprehensive Income (Loss) to Net Income can differ from the estimate above due to market price changes.  As of December 31, 2013, the maximum length of time that we are hedging (with contracts subject to the accounting guidance for “Derivatives and Hedging”) our exposure to variability in future cash flows related to forecasted transactions was 44 months.

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

When we use standardized master agreements, these agreements may include collateral requirements.  These master agreements facilitate the netting of cash flows associated with a single counterparty.  Cash, letters of credit and parental/affiliate guarantees may be obtained as security from counterparties in order to mitigate credit risk.  The collateral agreements require a counterparty to post cash or letters of credit in the event an exposure exceeds our established threshold.  The threshold represents an unsecured credit limit which may be supported by a parental/affiliate guaranty, as determined in accordance with our credit policy.  In addition, collateral agreements allow for termination and liquidation of all positions in the event of a failure or inability to post collateral.

Collateral Triggering Events

Under the tariffs of the RTOs and Independent System Operators (ISOs) and a limited number of derivative and non-derivative contracts primarily related to our competitive retail auction loads, we are obligated to post an additional amount of collateral if our credit ratings decline below investment grade.  The amount of collateral required fluctuates based on market prices and our total exposure.  On an ongoing basis, our risk management organization assesses the appropriateness of these collateral triggering items in contracts.  AEP and its subsidiaries have not experienced a downgrade below investment grade.  The following table represents: (a) our fair value of such derivative contracts, (b) the amount of collateral we would have been required to post for all derivative and non-derivative contracts if our credit ratings had declined below investment grade and (c) how much was attributable to RTO and ISO activities as of December 31, 2013 and 2012:

	December 31,
	2013	2012
	(in millions)
Liabilities for Derivative Contracts with Credit Downgrade Triggers	$3	$7
Amount of Collateral AEP Subsidiaries Would Have Been
Required to Post	33	32
Amount Attributable to RTO and ISO Activities	28	31

In addition, a majority of our non-exchange traded commodity contracts contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding payable.  These cross-default provisions could be triggered if there was a non-performance event by Parent or the obligor under outstanding debt or a third party obligation in excess of $50 million.  On an ongoing basis, our risk management organization assesses the appropriateness of these cross-default provisions in our contracts.  The following table represents: (a) the fair value of these derivative liabilities subject to cross-default provisions prior to consideration of contractual netting arrangements, (b) the amount this exposure has been reduced by cash collateral we have posted and (c) if a cross-default provision would have been triggered, the settlement amount that would be required after considering our contractual netting arrangements as of December 31, 2013 and 2012:

	December 31,
	2013	2012
	(in millions)
Liabilities for Contracts with Cross Default Provisions Prior to Contractual
Netting Arrangements	$293	$469
Amount of Cash Collateral Posted	1	8
Additional Settlement Liability if Cross Default Provision is Triggered	235	328

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

The book values and fair values of Long-term Debt as of December 31, 2013 and 2012 are summarized in the following table:

	December 31,
	2013		2012
	Book Value	Fair Value	Book Value	Fair Value
	(in millions)
Long-term Debt	$18,377	$19,672	$17,757	$20,907

Fair Value Measurements of Other Temporary Investments

Other Temporary Investments include funds held by trustees primarily for the payment of securitization bonds and Securities Available for Sale, including marketable securities that we intend to hold for less than one year and investments by our protected cell of EIS.  See “Other Temporary Investments” section of Note 1.

The following is a summary of Other Temporary Investments:

	December 31, 2013
		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
Other Temporary Investments	Cost	Gains	Losses	Value
	(in millions)
Restricted Cash (a)	$250	$-	$-	$250
Fixed Income Securities:
Mutual Funds	80	-	-	80
Equity Securities - Mutual Funds	12	11	-	23
Total Other Temporary Investments	$342	$11	$-	$353

	December 31, 2012
		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
Other Temporary Investments	Cost	Gains	Losses	Value
	(in millions)
Restricted Cash (a)	$241	$-	$-	$241
Fixed Income Securities:
Mutual Funds	65	2	-	67
Equity Securities - Mutual Funds	10	6	-	16
Total Other Temporary Investments	$316	$8	$-	$324

(a)	Primarily represents amounts held for the repayment of debt.

The following table provides the activity for our fixed income and equity securities within Other Temporary Investments for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Proceeds from Investment Sales	$-	$-	$268
Purchases of Investments	17	2	154
Gross Realized Gains on Investment Sales	-	-	4
Gross Realized Losses on Investment Sales	-	-	-

As of December 31, 2013 and 2012, we had no Other Temporary Investments with an unrealized loss position.  As of December 31, 2013, fixed income securities were primarily debt based mutual funds with short and intermediate maturities.  Mutual funds may be sold and do not contain maturity dates.

Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal

I&M records securities held in trust funds for decommissioning nuclear facilities and for the disposal of SNF at fair value.  See “Nuclear Trust Funds” section of Note 1.

The following is a summary of nuclear trust fund investments as of December 31, 2013 and December 31, 2012:

	December 31,
	2013			2012
	Estimated	Gross	Other-Than-	Estimated	Gross	Other-Than-
	Fair	Unrealized	Temporary	Fair	Unrealized	Temporary
	Value	Gains	Impairments	Value	Gains	Impairments
	(in millions)
Cash and Cash Equivalents	$19	$-	$-	$17	$-	$-
Fixed Income Securities:
United States Government	609	26	(4)	648	58	(1)
Corporate Debt	37	2	(1)	35	5	(1)
State and Local Government	255	1	-	270	1	(1)
Subtotal Fixed Income Securities	901	29	(5)	953	64	(3)
Equity Securities - Domestic	1,012	506	(82)	736	285	(77)
Spent Nuclear Fuel and
Decommissioning Trusts	$1,932	$535	$(87)	$1,706	$349	$(80)

The following table provides the securities activity within the decommissioning and SNF trusts for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Proceeds from Investment Sales	$858	$988	$1,111
Purchases of Investments	910	1,045	1,167
Gross Realized Gains on Investment Sales	18	25	33
Gross Realized Losses on Investment Sales	8	9	22

The adjusted cost of fixed income securities was $872 million and $889 million as of December 31, 2013 and 2012, respectively.  The adjusted cost of equity securities was $506 million and $451 million as of December 31, 2013 and 2012, respectively.

The fair value of fixed income securities held in the nuclear trust funds, summarized by contractual maturities, as of December 31, 2013 was as follows:

Fair Value of
Fixed Income
Securities
(in millions)
Within 1 year	$79
1 year – 5 years	384
5 years – 10 years	188
After 10 years	250
Total	$901

Fair Value Measurements of Financial Assets and Liabilities

For a discussion of fair value accounting and the classification of assets and liabilities within the fair value hierarchy, see the “Fair Value Measurements of Assets and Liabilities” section of Note 1.

The following tables set forth, by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2013 and 2012.  As required by the accounting guidance for “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.  There have not been any significant changes in our valuation techniques.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Cash and Cash Equivalents (a)	$16	$1	$-	$101	$118

Other Temporary Investments
Restricted Cash (a)	231	8	-	11	250
Fixed Income Securities:
Mutual Funds	80	-	-	-	80
Equity Securities - Mutual Funds (b)	23	-	-	-	23
Total Other Temporary Investments	334	8	-	11	353

Risk Management Assets
Risk Management Commodity Contracts (c) (d)	22	549	142	(273)	440
Cash Flow Hedges:
Commodity Hedges (c)	-	15	-	(8)	7
Fair Value Hedges	-	1	-	3	4
De-designated Risk Management Contracts (e)	-	-	-	6	6
Total Risk Management Assets	22	565	142	(272)	457

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (f)	8	-	-	11	19
Fixed Income Securities:
United States Government	-	609	-	-	609
Corporate Debt	-	37	-	-	37
State and Local Government	-	255	-	-	255
Subtotal Fixed Income Securities	-	901	-	-	901
Equity Securities - Domestic (b)	1,012	-	-	-	1,012
Total Spent Nuclear Fuel and Decommissioning Trusts	1,020	901	-	11	1,932

Total Assets	$1,392	$1,475	$142	$(149)	$2,860

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (d)	$30	$475	$22	$(282)	$245
Cash Flow Hedges:
Commodity Hedges (c)	-	11	3	(8)	6
Interest Rate/Foreign Currency Hedges	-	2	-	-	2
Fair Value Hedges	-	11	-	3	14
Total Risk Management Liabilities	$30	$499	$25	$(287)	$267

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2012

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Cash and Cash Equivalents (a)	$6	$1	$-	$272	$279

Other Temporary Investments
Restricted Cash (a)	227	5	-	9	241
Fixed Income Securities:
Mutual Funds	67	-	-	-	67
Equity Securities - Mutual Funds (b)	16	-	-	-	16
Total Other Temporary Investments	310	5	-	9	324

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	47	938	131	(599)	517
Cash Flow Hedges:
Commodity Hedges (c)	8	28	-	(12)	24
Fair Value Hedges	-	2	-	2	4
De-designated Risk Management Contracts (e)	-	-	-	14	14
Total Risk Management Assets	55	968	131	(595)	559

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (f)	7	-	-	10	17
Fixed Income Securities:
United States Government	-	648	-	-	648
Corporate Debt	-	35	-	-	35
State and Local Government	-	270	-	-	270
Subtotal Fixed Income Securities	-	953	-	-	953
Equity Securities - Domestic (b)	736	-	-	-	736
Total Spent Nuclear Fuel and Decommissioning Trusts	743	953	-	10	1,706

Total Assets	$1,114	$1,927	$131	$(304)	$2,868

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$45	$838	$45	$(636)	$292
Cash Flow Hedges:
Commodity Hedges (c)	-	48	-	(12)	36
Interest Rate/Foreign Currency Hedges	-	37	-	-	37
Fair Value Hedges	-	2	-	2	4
Total Risk Management Liabilities	$45	$925	$45	$(646)	$369

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
(d)
The December 31, 2013 maturity of the net fair value of risk management contracts prior to cash collateral, assets/(liabilities), is as follows:  Level 1 matures $4 million in 2014, $(11) million in periods 2015-2017 and $(1) million in periods 2018-2019;  Level 2 matures $25 million in 2014, $37 million in periods 2015-2017, $7 million in periods 2018-2019 and $5 million in periods 2020-2030;  Level 3 matures $27 million in 2014, $60 million in periods 2015-2017, $14 million in periods 2018-2019 and $19 million in periods 2020-2030.  Risk management commodity contracts are substantially comprised of power contracts.

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
(g)
The December 31, 2012 maturity of the net fair value of risk management contracts prior to cash collateral, assets/(liabilities), is as follows:  Level 1 matures $9 million in 2013, $(3) million in periods 2014-2016 and $(4) million in periods 2017-2018;  Level 2 matures $16 million in 2013, $61 million in periods 2014-2016, $16 million in periods 2017-2018 and $7 million in periods 2019-2030;  Level 3 matures $18 million in 2013, $31 million in periods 2014-2016, $13 million in periods 2017-2018 and $24 million in periods 2019-2030.  Risk management commodity contracts are substantially comprised of power contracts.

There have been no transfers between Level 1 and Level 2 during the years ended December 31, 2013, 2012 and 2011.

The following tables set forth a reconciliation of changes in the fair value of net trading derivatives and other investments classified as Level 3 in the fair value hierarchy:

Net Risk Management
Year Ended December 31, 2013	Assets (Liabilities)
(in millions)
Balance as of December 31, 2012	$86
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	(9)
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets)
Relating to Assets Still Held at the Reporting Date (a)	37
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	(3)
Purchases, Issuances and Settlements (c)	(16)
Transfers into Level 3 (d) (e)	19
Transfers out of Level 3 (e) (f)	(4)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	7
Balance as of December 31, 2013	$117

Net Risk Management
Year Ended December 31, 2012	Assets (Liabilities)
(in millions)
Balance as of December 31, 2011	$69
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	(15)
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets)
Relating to Assets Still Held at the Reporting Date (a)	29
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	-
Purchases, Issuances and Settlements (c)	32
Transfers into Level 3 (d) (e)	1
Transfers out of Level 3 (e) (f)	(35)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	5
Balance as of December 31, 2012	$86

Net Risk Management
Year Ended December 31, 2011	Assets (Liabilities)
(in millions)
Balance as of December 31, 2010	$85
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	(10)
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets)
Relating to Assets Still Held at the Reporting Date (a)	9
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	-
Purchases, Issuances and Settlements (c)	(3)
Transfers into Level 3 (d) (e)	13
Transfers out of Level 3 (e) (f)	(12)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	(13)
Balance as of December 31, 2011	$69

(a)	Included in revenues on the statements of income.
(b)	Represents the change in fair value between the beginning of the reporting period and the settlement of the risk management commodity contract.
(c)	Represents the settlement of risk management commodity contracts for the reporting period.
(d)	Represents existing assets or liabilities that were previously categorized as Level 2.
(e)	Transfers are recognized based on their value at the beginning of the reporting period that the transfer occurred.
(f)	Represents existing assets or liabilities that were previously categorized as Level 3.
(g)	Relates to the net gains (losses) of those contracts that are not reflected on the statements of income. These net gains (losses) are recorded as regulatory liabilities/assets.

The following tables quantify the significant unobservable inputs used in developing the fair value of our Level 3 positions as of December 31, 2013 and 2012:

Significant Unobservable Inputs
December 31, 2013

	Fair Value		Valuation	Significant	Input/Range
	Assets	Liabilities	Technique	Unobservable Input	Low	High
	(in millions)
Energy Contracts	$132	$22	Discounted Cash Flow	Forward Market Price (a)	$11.42	$120.72
				Counterparty Credit Risk (b)	316
FTRs	10	3	Discounted Cash Flow	Forward Market Price (a)	(5.10)	10.44
Total	$142	$25

Significant Unobservable Inputs
December 31, 2012

	Fair Value		Valuation	Significant	Input/Range
	Assets	Liabilities	Technique	Unobservable Input	Low	High
	(in millions)
Energy Contracts	$124	$38	Discounted Cash Flow	Forward Market Price (a)	$9.40	$111.97
				Counterparty Credit Risk (b)	397
FTRs	7	7	Discounted Cash Flow	Forward Market Price (a)	(3.21)	14.79
Total	$131	$45

(a)   Represents market prices in dollars per MWh.
(b)   Represents average price of credit default swaps used to calculate counterparty credit risk, reported in basis points.

12.  INCOME TAXES

The details of our consolidated income taxes before extraordinary item as reported are as follows:

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Federal:
Current	$(45)	$(52)	$20
Deferred	676	698	786
Total Federal	631	646	806

State and Local:
Current	29	35	37
Deferred	24	(77)	(25)
Total State and Local	53	(42)	12

Income Tax Expense	$684	$604	$818

The following is a reconciliation of our consolidated difference between the amount of federal income taxes computed by multiplying book income before income taxes by the federal statutory tax rate and the amount of income taxes reported:

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Net Income	$1,484	$1,262	$1,949
Extraordinary Item, Net of Tax of $112 million in 2011	-	-	(373)
Income Before Extraordinary Item	1,484	1,262	1,576
Income Tax Expense	684	604	818
Pretax Income	$2,168	$1,866	$2,394

Income Taxes on Pretax Income at Statutory Rate (35%)	$759	$653	$838
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	47	39	41
Investment Tax Credits, Net	(14)	(14)	(15)
Energy Production Credits	-	-	(18)
State and Local Income Taxes, Net	29	(33)	(22)
Removal Costs	(21)	(18)	(20)
AFUDC	(31)	(39)	(42)
Valuation Allowance	5	6	86
U.K. Windfall Tax	(80)	15	-
Other	(10)	(5)	(30)
Income Tax Expense	$684	$604	$818

Effective Income Tax Rate	31.5%	32.4%	34.2%

The following table shows elements of the net deferred tax liability and significant temporary differences:

	December 31,
	2013	2012
	(in millions)
Deferred Tax Assets	$2,900	$2,900
Deferred Tax Liabilities	(13,088)	(12,098)
Net Deferred Tax Liabilities	$(10,188)	$(9,198)

Property Related Temporary Differences	$(7,508)	$(6,752)
Amounts Due from Customers for Future Federal Income Taxes	(273)	(289)
Deferred State Income Taxes	(765)	(683)
Securitized Assets	(870)	(780)
Regulatory Assets	(609)	(781)
Deferred Income Taxes on Other Comprehensive Loss	66	184
Accrued Nuclear Decommissioning	(554)	(475)
Net Operating Loss Carryforward	233	194
Tax Credit Carryforward	109	104
Valuation Allowance	(97)	(92)
All Other, Net	80	172
Net Deferred Tax Liabilities	$(10,188)	$(9,198)

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

Federal and State Income Tax Audit Status

We are no longer subject to U.S. federal examination for years before 2011.  We completed the examination of the years 2007 and 2008 in April 2011 and settled all outstanding issues on appeal for the years 2001 through 2006 in October 2011.  The settlements did not materially impact net income, cash flows or financial condition.  The IRS examination of years 2009 and 2010 started in October 2011 and was completed in the second quarter of 2013.  Although the outcome of tax audits is uncertain, in management’s opinion, adequate provisions for federal income taxes have been made for potential liabilities resulting from such matters.  In addition, we accrue interest on these uncertain tax positions.  We are not aware of any issues for open tax years that upon final resolution are expected to materially impact net income.

We, along with our subsidiaries, file income tax returns in various state, local and foreign jurisdictions.  These taxing authorities routinely examine our tax returns and we are currently under examination in several state and local jurisdictions.  However, it is possible that we have filed tax returns with positions that may be challenged by these tax authorities.  We believe that adequate provisions for income taxes have been made for potential liabilities resulting from such challenges and the ultimate resolution of these audits will not materially impact net income.  We are no longer subject to state, local or non-U.S. income tax examinations by tax authorities for years before 2009.

Net Income Tax Operating Loss Carryforward

In 2012 and 2011, we recognized federal net income tax operating losses of $366 million and $226 million, respectively, driven primarily by bonus depreciation, pension plan contributions and other book-versus-tax temporary differences.  We also had state net income tax operating loss carryforwards as indicated in the table below.

	State Net Income
	Tax Operating
	Loss	Year of
State	Carryforward	Expiration
	(in millions)
Indiana	$50	2033
Louisiana	428	2028
Oklahoma	241	2033
Tennessee	9	2026
Virginia	301	2031
West Virginia	725	2032

As a result, we recognized deferred federal, state and local income tax benefits in 2012 and 2011.  As of December 31, 2013, we have $156 million of unrealized federal net operating loss carryforward tax benefits.  We anticipate future taxable income will be sufficient to realize the remaining net income tax operating loss tax benefits before the federal carryforward expires after 2032.  We also anticipate future taxable income will be sufficient to realize the remaining state net income tax operating loss tax benefits before the state carryforward expires for each state.

At the end of 2013 and 2012, we had $121 million of uncertain tax positions netted against the federal net operating loss carryforward tax benefits.

Tax Credit Carryforward

Federal and state net income tax operating losses sustained in 2012, 2011 and 2009, along with lower federal and state taxable income in 2010, resulted in unused federal and state income tax credits.  As of December 31, 2013, we have total federal tax credit carryforwards of $108 million and total state tax credit carryforwards of $98 million, not all of which are subject to an expiration date.  If these credits are not utilized, the federal general business tax credits of $74 million will expire in the years 2028 through 2032 and the state coal tax credits of $29 million will expire in the years 2014 through 2022.

We anticipate future federal taxable income will be sufficient to realize the tax benefits of the federal tax credits before they expire unused.  We do not anticipate state taxable income will be sufficient in future periods to realize the tax benefits of all state income tax credits before they expire and we have provided a valuation allowance accordingly.

Valuation Allowance

We assess past results and future operations to estimate and evaluate available positive and negative evidence to determine whether sufficient future taxable income will be generated to use existing deferred tax assets.  A significant piece of objective negative information evaluated was the net income tax operating losses sustained in 2012, 2011 and 2009.  The positive evidence we considered is the history of positive pretax income and the fact that the tax losses resulted from temporary differences that will reverse in future periods.  On the basis of the evaluation of all available positive and negative evidence, as of December 31, 2013, a valuation allowance of $41 million for state tax credits, net of federal tax, and $56 million for an unrealized capital loss has been recorded in order to recognize only the portion of the deferred tax assets that, more likely than not, will be realized.  The amount of the deferred tax assets realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are materially impacted.

For a discussion of the tax implications of the unrealized capital loss resulting from our settlement with BOA and Enron, see “Enron Bankruptcy” section of Note 7.

Uncertain Tax Positions

In May 2013, the U.S. Supreme Court decided that the U.K. Windfall Tax imposed upon U.K. electric companies privatized between 1984 and 1996 is a creditable tax for U.S. federal income tax purposes.  We filed protective claims asserting the creditability of the tax, dependent upon the outcome of the case.  As a result of the favorable U.S. Supreme Court decision, we recognized a tax benefit of $80 million, plus $43 million of pretax interest income in the second quarter of 2013.  The tax benefit and interest income resulted in an increase in net income of $108 million, but did not result in the receipt of cash in 2013.

We recognize interest accruals related to uncertain tax positions in interest income or expense, as applicable, and penalties in Other Operation expense in accordance with the accounting guidance for “Income Taxes.”

The following table shows amounts reported for interest expense, interest income and reversal of prior period interest expense:

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Interest Expense	$1	$11	$8
Interest Income	51	-	22
Reversal of Prior Period Interest Expense	-	1	13

The following table shows balances for amounts accrued for the receipt of interest and the payment of interest and penalties:

	December 31,
	2013	2012
	(in millions)
Accrual for Receipt of Interest	$43	$-
Accrual for Payment of Interest and Penalties	5	7

The reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2013	2012	2011
	(in millions)
Balance as of January 1,	$267	$168	$219
Increase - Tax Positions Taken During a Prior Period	-	23	51
Decrease - Tax Positions Taken During a Prior Period	(94)	(16)	(43)
Increase - Tax Positions Taken During the Current Year	2	121	10
Decrease - Tax Positions Taken During the Current Year	-	-	-
Decrease - Settlements with Taxing Authorities	-	(25)	(31)
Decrease - Lapse of the Applicable Statute of Limitations	-	(4)	(38)
Balance as of December 31,	$175	$267	$168

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $87 million, $149 million and $111 million for 2013, 2012 and 2011, respectively.  We believe there will be no significant net increase or decrease in unrecognized tax benefits within 12 months of the reporting date.

Federal Tax Legislation

The American Taxpayer Relief Act of 2012 (the 2012 Act) was enacted in January 2013.  Included in the 2012 Act was a one-year extension of 50% bonus depreciation.  The 2012 Act also retroactively extended the life of research and development, employment and several energy tax credits, which expired at the end of 2011.  The enacted provisions will not materially impact net income or financial condition but did have a favorable impact on cash flows in 2013.

Federal Tax Regulations

In 2013, the U.S. Treasury Department issued final and re-proposed regulations regarding the deduction and capitalization of expenditures related to tangible property, effective for the tax years beginning in 2014.  In addition, the IRS issued Revenue Procedures under the Industry Issue Resolutions program that provides specific guidance for the implementation of the regulations for the electric utility industry.  The impact of these final regulations is not material to net income, cash flows or financial condition.

State Tax Legislation

Legislation was passed by the state of Indiana in May 2011 enacting a phased reduction in corporate income tax rate from 8.5% to 6.5%.  The 8.5% Indiana corporate income tax rate will be reduced 0.5% each year beginning after June 30, 2012 with the final reduction occurring in years beginning after June 30, 2015.

In May 2011, Michigan repealed its Business Tax regime and replaced it with a traditional corporate net income tax rate of 6%, effective January 1, 2012.

During the third quarter of 2013, it was determined that the state of West Virginia had achieved certain minimum levels of shortfall reserve funds.  As a result, the West Virginia corporate income tax rate will be reduced from 7.0% to 6.5% in 2014.  The enacted provisions will not materially impact net income, cash flows or financial condition.

13.  LEASES

Leases of property, plant and equipment are for remaining periods up to 36 years and require payments of related property taxes, maintenance and operating costs.  The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

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

	Years Ended December 31,
Lease Rental Costs	2013	2012	2011
	(in millions)
Net Lease Expense on Operating Leases	$327	$346	$343
Amortization of Capital Leases	74	73	72
Interest on Capital Leases	28	29	32
Total Lease Rental Costs	$429	$448	$447

The following table shows the property, plant and equipment under capital leases and related obligations recorded on the balance sheets.  Capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities on the balance sheets.

	December 31,
Property, Plant and Equipment Under Capital Leases	2013	2012
	(in millions)
Generation	$103	$117
Other Property, Plant and Equipment	627	495
Total Property, Plant and Equipment Under Capital Leases	730	612
Accumulated Amortization	197	173
Net Property, Plant and Equipment Under Capital Leases	$533	$439

Obligations Under Capital Leases
Noncurrent Liability	$428	$375
Liability Due Within One Year	110	74
Total Obligations Under Capital Leases	$538	$449

Future minimum lease payments consisted of the following as of December 31, 2013:

		Noncancelable
Future Minimum Lease Payments	Capital Leases	Operating Leases
	(in millions)
2014	$135	$288
2015	111	268
2016	97	246
2017	79	230
2018	44	215
Later Years	215	862
Total Future Minimum Lease Payments	681	$2,109
Less Estimated Interest Element	143
Estimated Present Value of Future Minimum
Lease Payments	$538

Master Lease Agreements

We lease certain equipment under master lease agreements.  Under the lease agreements, the lessor is guaranteed a residual value up to a stated percentage of either the unamortized balance or the equipment cost at the end of the lease term.  If the actual fair value of the leased equipment is below the guaranteed residual value at the end of the lease term, we are committed to pay the difference between the actual fair value and the residual value guarantee.  Historically, at the end of the lease term, the fair value has been in excess of the unamortized balance.  As of December 31, 2013, the maximum potential loss for these lease agreements was approximately $20 million assuming the fair value of the equipment is zero at the end of the lease term.

Rockport Lease

AEGCo and I&M entered into a sale-and-leaseback transaction in 1989 with Wilmington Trust Company (Owner Trustee), an unrelated, unconsolidated trustee for Rockport Plant, Unit 2 (the Plant).  The Owner Trustee was capitalized with equity from six owner participants with no relationship to AEP or any of its subsidiaries and debt from a syndicate of banks and securities in a private placement to certain institutional investors.

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it equally to AEGCo and I&M.  The lease is accounted for as an operating lease with the payment obligations included in the future minimum lease payments schedule earlier in this note.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  AEP, AEGCo and I&M have no ownership interest in the Owner Trustee and do not guarantee its debt.  The future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2013 are as follows:

Future Minimum Lease Payments	AEGCo	I&M
	(in millions)
2014	$74	$74
2015	74	74
2016	74	74
2017	74	74
2018	74	74
Later Years	295	295
Total Future Minimum Lease Payments	$665	$665

Railcar Lease

In June 2003, AEP Transportation LLC (AEP Transportation), a subsidiary of AEP, entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The lease is accounted for as an operating lease.  In January 2008, AEP Transportation assigned the remaining 848 railcars under the original lease agreement to I&M (390 railcars) and SWEPCo (458 railcars).  The assignment is accounted for as operating leases for I&M and SWEPCo.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  I&M and SWEPCo intend to renew these leases for the full lease term of twenty years via the renewal options.  The future minimum lease obligations are $13 million and $15 million for I&M and SWEPCo, respectively, for the remaining railcars as of December 31, 2013.  These obligations are included in the future minimum lease payments schedule earlier in this note.

Under the lease agreement, the lessor is guaranteed that the sale proceeds under a return-and-sale option will equal at least a lessee obligation amount specified in the lease, which declines from approximately 83% of the projected fair value of the equipment under the current five-year lease term to 77% at the end of the 20-year term.  I&M and SWEPCo have assumed the guarantee under the return-and-sale option.  The maximum potential losses related to the guarantee are approximately $9 million and $10 million for I&M and SWEPCo, respectively, assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, we believe that the fair value would produce a sufficient sales price to avoid any loss.

Sabine Dragline Lease

During 2009, Sabine entered into capital lease arrangements with a nonaffiliated company to finance the purchase of two electric draglines to be used for Sabine’s mining operations totaling $47 million.  The amounts included in the lease represented the aggregate fair value of the existing equipment and a sale-and-leaseback transaction for additional dragline rebuild costs required to keep the dragline operational.  These capital lease assets are included in Other Property, Plant and Equipment on our December 31, 2013 and 2012 balance sheets.  The short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities on our December 31, 2013 and 2012 balance sheets.  The future payment obligations are included in our future minimum lease payments schedule earlier in this note.

I&M Nuclear Fuel Lease

In November 2013, I&M entered into a sale-and-leaseback transaction with IMP 11-2013, a nonaffiliated Ohio Trust, to lease nuclear fuel for I&M’s Cook Plant.  In November 2013, I&M sold a portion of its unamortized nuclear fuel inventory to the trust for $110 million.  The lease has a variable rate based on one month LIBOR and is accounted for as a capital lease with lease terms up to 54 months. The future payment obligations of $110 million are included in our future minimum lease payments schedule earlier in this note.  The net capital lease asset is included in Other Property, Plant and Equipment and the short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities, respectively, on our December 31, 2013 balance sheet.  The future minimum lease payments for the sale-and-leaseback transaction as of December 31, 2013 are as follows, based on estimated fuel burn:

Future Minimum Lease Payments	I&M
(in millions)
2014	$43
2015	32
2016	27
2017	6
2018	2
Total Future Minimum Lease Payments	$110

14.  FINANCING ACTIVITIES

AEP Common Stock

Listed below is a reconciliation of common stock share activity for the years ended December 31, 2013, 2012 and 2011:

		Held in
Shares of AEP Common Stock	Issued	Treasury
Balance, December 31, 2010	501,114,881	20,307,725
Issued	2,644,579	-
Treasury Stock Acquired	-	28,867
Balance, December 31, 2011	503,759,460	20,336,592
Issued	2,245,502	-
Balance, December 31, 2012	506,004,962	20,336,592
Issued	2,109,002	-
Balance, December 31, 2013	508,113,964	20,336,592

Preferred Stock

In December 2011, AEP subsidiaries redeemed all of their outstanding preferred stock with a par value of $60 million at a premium, resulting in a $2.8 million loss, which is included in Preferred Stock Dividend Requirements of Subsidiaries Including Capital Stock Expense on the statement of income.

Long-term Debt

The following details long-term debt outstanding as of December 31, 2013 and 2012:

	Weighted
	Average
	Interest
	Rate as of	Interest Rate Ranges as of		Outstanding as of
	December 31,	December 31,		December 31,
Type of Debt and Maturity	2013	2013	2012	2013	2012
				(in millions)
Senior Unsecured Notes (a)
2013-2043	5.45%	1.65%-8.13%	0.685%-8.13%	$11,799	$12,712

Pollution Control Bonds (b)
2013-2038 (c)	3.29%	0.02%-6.30%	0.11%-6.30%	1,932	1,958

Notes Payable (d)
2013-2032	4.17%	1.164%-8.03%	1.913%-8.03%	369	427

Securitization Bonds (e)
2013-2031	3.72%	0.88%-6.25%	0.88%-6.25%	2,686	2,281

Spent Nuclear Fuel Obligation (f)				265	265

Other Long-term Debt (a) (g)
2015-2059	1.41%	1.15%-13.718%	1.72%-13.718%	1,360	140

Fair Value of Interest Rate Hedges				(9)	3
Unamortized Discount, Net				(25)	(29)
Total Long-term Debt Outstanding				18,377	17,757
Long-term Debt Due Within One Year				1,549	2,171
Long-term Debt				$16,828	$15,586

(a)
In July 2013, AGR, APCo, KPCo and OPCo entered into a $1 billion term credit facility due in May 2015 to provide liquidity during the corporate separation process.  In 2013, OPCo borrowed $1 billion under the credit facility and retired other certain debt.  On December 31, 2013, OPCo assigned the $1 billion in credit facility borrowings to AGR upon the transfer of OPCo’s generation assets to AGR.  Also on December 31, 2013, AGR subsequently assigned a portion of the borrowings to APCo and KPCo in the amounts of $300 million and $200 million, respectively, upon AGR’s transfer of certain of those generation assets.

(b)
For certain series of pollution control bonds, interest rates are subject to periodic adjustment.  Certain series may be purchased on demand at periodic interest adjustment dates.  Letters of credit from banks and insurance policies support certain series.

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

(e)	In 2013, APCo and OPCo issued $380 million and $267 million, respectively, of Securitization Bonds (see Note 16).
(f)	Spent nuclear fuel obligation consists of a liability along with accrued interest for disposal of spent nuclear fuel (see "SNF Disposal" section of Note 6).
(g)	In 2013, PSO, TCC and TNC issued $50 million, $100 million and $75 million three-year credit facilities, respectively, to be used for general corporate purposes.

Long-term debt outstanding as of December 31, 2013 is payable as follows:

						After
	2014	2015	2016	2017	2018	2018	Total
	(in millions)
Principal Amount	$1,549	$2,519	$1,147	$1,724	$1,135	$10,328	$18,402
Unamortized Discount, Net							(25)
Total Long-term Debt Outstanding							$18,377

In January 2014 and February 2014, I&M retired $5 million and $19 million, respectively, of Notes Payable related to DCC Fuel.

In January 2014, TCC retired $112 million of its outstanding Securitization Bonds.

In January 2014, OPCo retired $225 million of 4.85% Senior Unsecured Notes due in 2014.

As of December 31, 2013, trustees held, on our behalf, $500 million of our reacquired Pollution Control Bonds.

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

Utility Subsidiaries’ Restrictions

Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of dividends.  Specifically, several of our public utility subsidiaries have credit agreements that contain a covenant that limits their debt to capitalization ratio to 67.5%.  As of December 31, 2013, the amount of restricted net assets of AEP’s subsidiaries that may not be distributed to Parent in the form of a loan, advance or dividend was approximately $6 billion.

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

Lines of Credit and Short-term Debt

We use our commercial paper program to meet the short-term borrowing needs of our subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds the majority of the nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  As of December 31, 2013, we had credit facilities totaling $3.5 billion to support our commercial paper program.  The maximum amount of commercial paper outstanding during 2013 was $904 million and the weighted average interest rate of commercial paper outstanding during 2013 was 0.32%.  Our outstanding short-term debt was as follows:

	December 31,
	2013		2012
	Outstanding	Interest	Outstanding	Interest
Type of Debt	Amount	Rate (a)	Amount	Rate (a)
	(in millions)		(in millions)
Securitized Debt for Receivables (b)	$700	0.23%	$657	0.26%
Commercial Paper	57	0.29%	321	0.42%
Line of Credit – Sabine (c)	-	-%	3	1.82%
Total Short-term Debt	$757		$981

(a)	Weighted average rate.
(b)	Amount of securitized debt for receivables as accounted for under the "Transfers and Servicing" accounting guidance.
(c)	This line of credit does not reduce available liquidity under AEP's credit facilities.

Credit Facilities

For a discussion of credit facilities, see “Letters of Credit” section of Note 6.

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

In June 2013, we amended our receivables securitization agreement to extend through June 2014.  The agreement provides a commitment of $700 million from bank conduits to purchase receivables.  We amended a commitment of $385 million to now expire in June 2014.  The remaining commitment of $315 million expires in June 2015.  We intend to extend or replace the agreement expiring in June 2014 on or before its maturity.

Accounts receivable information for AEP Credit is as follows:

	Years Ended December 31,
	2013	2012	2011
	(dollars in millions)
Effective Interest Rates on Securitization of
Accounts Receivable	0.23%	0.26%	0.27%
Net Uncollectible Accounts Receivable Written Off	$35	$29	$37

	December 31,
	2013	2012
	(in millions)
Accounts Receivable Retained Interest and Pledged as Collateral
Less Uncollectible Accounts	$929	$835
Total Principal Outstanding	700	657
Delinquent Securitized Accounts Receivable	45	37
Bad Debt Reserves Related to Securitization/Sale of Accounts Receivable	16	21
Unbilled Receivables Related to Securitization/Sale of Accounts Receivable	331	316

Customer accounts receivable retained and securitized for our operating companies are managed by AEP Credit.  AEP Credit’s delinquent customer accounts receivable represents accounts greater than 30 days past due.

15.  STOCK-BASED COMPENSATION

As approved by shareholder vote, the Amended and Restated American Electric Power System Long-Term Incentive Plan (LTIP) authorizes the use of 20,000,000 shares of AEP common stock for various types of stock-based compensation awards to employees.  A maximum of 10,000,000 shares may be used under this plan for full value share awards, which includes performance units, restricted shares and restricted stock units.  As of December 31, 2013, 15,973,699 shares remained available for issuance under the LTIP plan.  The AEP Board of Directors and shareholders last approved the LTIP in 2010.  The following sections provide further information regarding each type of stock-based compensation award granted by the Human Resources Committee of the Board of Directors (HR Committee).

Stock Options

We did not grant stock options in 2013, 2012 or 2011 but we did have outstanding stock options from grants in earlier periods that were exercised in these years.  As of December 31, 2013 we have no outstanding stock options.  The exercise price of all outstanding stock options equaled or exceeded the market price of AEP’s common stock on the date of grant.  All outstanding stock options were granted with a ten-year term and generally vested, subject to the participant’s continued employment, in approximately equal 1/3 increments on January 1 of the year following the first, second and third anniversary of the grant date.  We record compensation cost for stock options over the vesting period based on the fair value on the grant date.  The LTIP does not specify a maximum contractual term for stock options.

The total intrinsic value of options exercised is as follows:

	Years Ended December 31,
Stock Options	2013	2012	2011
	(in thousands)
Intrinsic Value of Options Exercised (a)	$3,105	$1,699	$1,202

(a)	Intrinsic value is calculated as market price at exercise dates less the option exercise price.

A summary of AEP stock option transactions during the years ended December 31, 2013, 2012 and 2011 is as follows:

	2013		2012		2011
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
	(in thousands)		(in thousands)		(in thousands)
Outstanding as of January 1,	188	$30.17	321	$29.35	551	$32.88
Granted	-	NA	-	NA	-	NA
Exercised/Converted	(187)	30.18	(128)	28.21	(104)	27.39
Forfeited/Expired	(1)	27.95	(5)	27.26	(126)	46.40
Outstanding as of December 31,	-	NA	188	30.17	321	29.35

Options Exercisable as of December 31,	-	$ NA	188	$30.17	321	$29.35

NA Not applicable.

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

The HR Committee awarded performance units and reinvested dividends on outstanding performance units and AEP Career Shares for the years ended December 31, 2013, 2012 and 2011 as follows:

	Years Ended December 31,
Performance Units	2013	2012	2011
Awarded Units (in thousands)	1,284	546	7
Weighted Average Unit Fair Value at Grant Date	$46.23	$41.38	$38.39
Vesting Period (in years)	3	3	3

Performance Units and AEP Career Shares	Years Ended December 31,
(Reinvested Dividends Portion)	2013	2012	2011
Awarded Units (in thousands)	101	138	198
Weighted Average Grant Date Fair Value	$45.42	$40.97	$37.31
Vesting Period (in years)	(a)	(a)	(a)

(a)
The vesting period for the reinvested dividends on performance units is equal to the remaining life of the related performance units.  Dividends on AEP Career Shares vest immediately upon grant but are not paid in cash until after the participant’s termination of employment.

Performance scores and final awards are determined and certified by the HR Committee in accordance with the pre-established performance measures within approximately a month after the end of the performance period.  The HR Committee has discretion to reduce or eliminate the number of performance units earned but may not increase the number earned.  The performance scores for all open performance periods prior to those granted in 2012 are dependent on two equally-weighted performance measures: (a) three-year total shareholder return measured relative to the electric utility and multi utility sub-industry segments of the Standard and Poor’s 500 Index and (b) three-year cumulative earnings per share measured relative to an AEP Board of Directors approved target.  Starting with the performance units granted in 2012, the three-year total shareholder return peer group was changed to the S&P 500 Electric Utility Index.

The certified performance scores and units earned for the three-year periods ended December 31, 2013, 2012 and 2011 were as follows:

	Years Ended December 31,
Performance Units	2013	2012	2011
Certified Performance Score	118.8%	99.7%	89.8%
Performance Units Earned	749,219	1,096,572	1,216,926
Performance Units Mandatorily Deferred as AEP Career Shares	72,883	51,056	52,639
Performance Units Voluntarily Deferred into the Incentive
Compensation Deferral Program	39,691	26,337	42,502
Performance Units to be Paid in Cash	636,645	1,019,179	1,121,785

The cash payouts for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Years Ended December 31,
Performance Units and AEP Career Shares	2013	2012	2011
	(in thousands)
Cash Payouts for Performance Units	$43,925	$44,968	$15,985
Cash Payouts for AEP Career Share Distributions	3,675	11,027	2,777

Restricted Shares and Restricted Stock Units

In 2004, the independent members of the AEP Board of Directors granted restricted shares to the then Chairman, President and CEO upon the commencement of his AEP employment.  The final 66,667 shares vested on November 30, 2011.  Compensation cost for restricted shares is measured at fair value on the grant date and recorded over the vesting period.  Fair value is determined by multiplying the number of shares granted by the grant date market closing price, which was $30.76.  The maximum contractual term for these restricted shares was eight years and dividends on these restricted shares were paid in cash.  AEP has not granted other restricted shares.

The HR Committee also grants restricted stock units (RSUs), which generally vest, subject to the participant’s continued employment, over at least three years in approximately equal annual increments.  Additional RSUs granted as dividends vest on the same date as the underlying RSUs on which the dividends were awarded.  Upon vesting, RSUs are converted into a share of AEP common stock, with the exception of participants subject to the disclosure requirements set forth in Section 16 of the Securities Exchange Act of 1934, who are paid in cash.  For awards that are settled with shares, compensation cost is measured at fair value on the grant date and recorded over the vesting period.  Fair value is determined by multiplying the number of units granted by the grant date market closing price.  For awards that are paid in cash, compensation cost is recorded over the vesting period and adjusted for changes in value until vested.  The fair value at vesting is determined by multiplying the number of units vested by the 20-day average closing price of AEP common stock.  The maximum contractual term of outstanding RSUs is six years from the grant date.

In 2010, the HR Committee granted a total of 165,520 RSUs to four CEO succession candidates as a retention incentive for these candidates.  These grants vest, subject to the candidates’ continuous employment, in three approximately equal installments on August 3, 2013, August 3, 2014 and August 3, 2015.  Of these RSUs, 55,172 vested on August 3, 2013 and 110,348 remain outstanding, excluding dividends.

The HR Committee awarded RSUs, including units awarded for dividends, for the years ended December 31, 2013, 2012 and 2011 as follows:

	Years Ended December 31,
Restricted Stock Units	2013	2012	2011
Awarded Units (in thousands)	644	497	121
Weighted Average Grant Date Fair Value	$46.24	$40.69	$37.07

The total fair value and total intrinsic value of restricted shares and restricted stock units vested during the years ended December 31, 2013, 2012 and 2011 were as follows:

	Years Ended December 31,
Restricted Shares and Restricted Stock Units	2013	2012	2011
	(in thousands)
Fair Value of Restricted Shares and Restricted Stock Units Vested	$15,325	$10,608	$7,164
Intrinsic Value of Restricted Shares and Restricted Stock Units Vested (a)	20,378	12,157	8,017

(a)	Intrinsic value is calculated as market price at exercise date.

A summary of the status of our nonvested RSUs as of December 31, 2013 and changes during the year ended December 31, 2013 are as follows:

		Weighted
		Average
		Grant Date
Nonvested Restricted Stock Units	Shares/Units	Fair Value
	(in thousands)
Nonvested as of January 1, 2013	1,000	$38.22
Granted	644	46.24
Vested	(408)	37.57
Forfeited	(31)	39.97
Nonvested as of December 31, 2013	1,205	42.64

The total aggregate intrinsic value of nonvested RSUs as of December 31, 2013 was $56 million and the weighted average remaining contractual life was 2.09 years.

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

We had no material cash payouts for stock unit distributions for the years ended December 31, 2013, 2012 and 2011.

The Board of Directors awarded stock units, including units awarded for dividends, for the years ended December 31, 2013, 2012 and 2011 as follows:

	Years Ended December 31,
Stock Unit Accumulation Plan for Non-Employee Directors	2013	2012	2011
Awarded Units (in thousands)	33	52	52
Weighted Average Grant Date Fair Value	$45.81	$41.20	$37.72

Share-based Compensation Plans

Compensation cost and the actual tax benefit realized for the tax deductions from compensation cost for share-based payment arrangements recognized in income and total compensation cost capitalized in relation to the cost of an asset for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Years Ended December 31,
Share-based Compensation Plans	2013	2012	2011
	(in thousands)
Compensation Cost for Share-based Payment Arrangements (a)	$56,352	$51,767	$61,807
Actual Tax Benefit Realized	19,723	18,119	12,632
Total Compensation Cost Capitalized	13,165	10,707	11,608

(a)	Compensation cost for share-based payment arrangements is included in Other Operation and Maintenance expenses on the statements of income.

During the years ended December 31, 2013, 2012 and 2011, there were no significant modifications affecting any of our share-based payment arrangements.

As of December 31, 2013, there was $105 million of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the LTIP.  Unrecognized compensation cost related to the performance units and AEP Career Shares will change as the fair value is adjusted each period and forfeitures for all award types are realized.  Our unrecognized compensation cost will be recognized over a weighted-average period of 1.66 years.

Cash received from stock options exercised and actual tax benefit realized for the tax deductions from stock options exercised during the years ended December 31, 2013, 2012 and 2011 were as follows:

	Years Ended December 31,
Share-based Compensation Plans	2013	2012	2011
	(in thousands)
Cash Received from Stock Options Exercised	$5,659	$3,598	$2,855
Actual Tax Benefit Realized for the Tax Deductions from Stock Options
Exercised	1,040	618	411

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

16.  VARIABLE INTEREST ENTITIES

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

We are the primary beneficiary of Sabine, DCC Fuel, AEP Credit, Transition Funding, Ohio Phase-in-Recovery Funding, Appalachian Consumer Rate Relief Funding and a protected cell of EIS.  In addition, we have not provided material financial or other support to Sabine, DCC Fuel, AEP Credit, Transition Funding, Ohio Phase-in-Recovery Funding, Appalachian Consumer Rate Relief Funding and our protected cell of EIS that was not previously contractually required.  We hold a significant variable interest in DHLC and Potomac-Appalachian Transmission Highline, LLC West Virginia Series (West Virginia Series).

Sabine is a mining operator providing mining services to SWEPCo.  SWEPCo has no equity investment in Sabine but is Sabine’s only customer.  SWEPCo guarantees the debt obligations and lease obligations of Sabine.  Under the terms of the note agreements, substantially all assets are pledged and all rights under the lignite mining agreement are assigned to SWEPCo.  The creditors of Sabine have no recourse to any AEP entity other than SWEPCo.  Under the provisions of the mining agreement, SWEPCo is required to pay, as a part of the cost of lignite delivered, an amount equal to mining costs plus a management fee.  In addition, SWEPCo determines how much coal will be mined each year.  Based on these facts, management concluded that SWEPCo is the primary beneficiary and is required to consolidate Sabine.  SWEPCo’s total billings from Sabine for the years ended December 31, 2013, 2012 and 2011 were $155 million, $147 million and $128 million, respectively.  See the tables below for the classification of Sabine’s assets and liabilities on the balance sheets.

I&M has nuclear fuel lease agreements with DCC Fuel II LLC, DCC Fuel IV LLC, DCC Fuel V LLC and DCC Fuel VI LLC (collectively DCC Fuel).  DCC Fuel was formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.  DCC Fuel purchased the nuclear fuel from I&M with funds received from the issuance of notes to financial institutions.  Each entity is a single-lessee leasing arrangement with only one asset and is capitalized with all debt.  Each is a separate legal entity from I&M, the assets of which are not available to satisfy the debts of I&M.  Payments on the leases for the years ended December 31, 2013, 2012 and 2011 were $153 million, $127 million and $85 million, respectively.  The leases were recorded as capital leases on I&M’s balance sheet as title to the nuclear fuel transfers to I&M at the end of the respective lease terms, which do not exceed 54 months.  Based on our control of DCC Fuel, management concluded that I&M is the primary beneficiary and is required to consolidate DCC Fuel.  The capital leases are eliminated upon consolidation.  In October 2013, the lease agreements ended for DCC Fuel LLC and DCC Fuel III LLC.  See the tables below for the classification of DCC Fuel’s assets and liabilities on the balance sheets.

AEP Credit is a wholly-owned subsidiary of AEP.  AEP Credit purchases, without recourse, accounts receivable from certain utility subsidiaries of AEP to reduce working capital requirements.  AEP provides a minimum of 5% equity and up to 20% of AEP Credit’s short-term borrowing needs in excess of third party financings.  Any third party financing of AEP Credit only has recourse to the receivables securitized for such financing.  Based on our control of AEP Credit, management concluded that we are the primary beneficiary and are required to consolidate AEP Credit.  See the tables below for the classification of AEP Credit’s assets and liabilities on the balance sheets.  See “Securitized Accounts Receivables – AEP Credit” section of Note 14.

Transition Funding was formed for the sole purpose of issuing and servicing securitization bonds related to Texas Restructuring Legislation.  Management has concluded that TCC is the primary beneficiary of Transition Funding because TCC has the power to direct the most significant activities of the VIE and TCC’s equity interest could potentially be significant.  Therefore, TCC is required to consolidate Transition Funding.  The securitized bonds totaled $2 billion and $2.3 billion as of December 31, 2013 and 2012, respectively.  Transition Funding has securitized transition assets of $1.9 billion and $2.1 billion as of December 31, 2013 and 2012, respectively.  The securitized transition assets represent the right to impose and collect Texas true-up costs from customers receiving electric transmission or distribution service from TCC under recovery mechanisms approved by the PUCT.  The securitization bonds are payable only from and secured by the securitized transition assets.  The bondholders have no recourse to TCC or any other AEP entity.  TCC acts as the servicer for Transition Funding’s securitized transition assets and remits all related amounts collected from customers to Transition Funding for interest and principal payments on the securitization bonds and related costs.  See the tables below for the classification of Transition Funding’s assets and liabilities on the balance sheets.

Ohio Phase-in-Recovery Funding was formed for the sole purpose of issuing and servicing securitization bonds related to phase-in recovery property.  Management has concluded that OPCo is the primary beneficiary of Ohio Phase-in-Recovery Funding because OPCo has the power to direct the most significant activities of the VIE and OPCo's equity interest could potentially be significant.  Therefore, OPCo is required to consolidate Ohio Phase-in-Recovery Funding.  The securitized bonds totaled $267 million as of December 31, 2013.  Ohio Phase-in-Recovery Funding has securitized assets of $132 million as of December 31, 2013.  The phase-in recovery property represents the right to impose and collect Ohio deferred distribution charges from customers receiving electric transmission and distribution service from OPCo under a recovery mechanism approved by the PUCO.  In August 2013, securitization bonds were issued.  The securitization bonds are payable only from and secured by the securitized assets.  The bondholders have no recourse to OPCo or any other AEP entity.  OPCo acts as the servicer for Ohio Phase-in-Recovery Funding's securitized assets and remits all related amounts collected from customers to Ohio Phase-in-Recovery Funding for interest and principal payments on the securitization bonds and related costs.  See the table below for the classification of Ohio Phase-in-Recovery Funding's assets and liabilities on the balance sheet.

Appalachian Consumer Rate Relief Funding was formed for the sole purpose of issuing and servicing securitization bonds related to APCo's under-recovered ENEC deferral balance.  Management has concluded that APCo is the primary beneficiary of Appalachian Consumer Rate Relief Funding because APCo has the power to direct the most significant activities of the VIE and APCo's equity interest could potentially be significant.  Therefore, APCo is required to consolidate Appalachian Consumer Rate Relief Funding.  The securitized bonds totaled $380 million as of December 31, 2013.   Appalachian Consumer Rate Relief Funding has securitized assets of $369 million as of December 31, 2013.  The phase-in recovery property represents the right to impose and collect West Virginia deferred generation charges from customers receiving electric transmission, distribution and generation service from APCo under a recovery mechanism approved by the WVPSC.  In November 2013, securitization bonds were issued.  The securitization bonds are payable only from and secured by the securitized assets.  The bondholders have no recourse to APCo or any other AEP entity.  APCo acts as the servicer for Appalachian Consumer Rate Relief Funding's securitized assets and remits all related amounts collected from customers to Appalachian Consumer Rate Relief Funding for interest and principal payments on the securitization bonds and related costs.  See the table below for the classification of Appalachian Consumer Rate Relief Funding's assets and liabilities on the balance sheet.

The securitized bonds of Transition Funding, Ohio Phase-in-Recovery Funding and Appalachian Consumer Rate Relief Funding are included in current and long-term debt on the balance sheets.  The securitized assets of Transition Funding, Ohio Phase-in-Recovery Funding and Appalachian Consumer Rate Relief Funding are included in securitized assets on the balance sheets.

Our subsidiaries participate in one protected cell of EIS for approximately ten lines of insurance.  EIS has multiple protected cells.  Neither AEP nor its subsidiaries have an equity investment in EIS.  The AEP System is essentially this EIS cell’s only participant, but allows certain third parties access to this insurance.  Our subsidiaries and any allowed third parties share in the insurance coverage, premiums and risk of loss from claims.  Based on our control and the structure of the protected cell and EIS, management concluded that we are the primary beneficiary of the protected cell and are required to consolidate EIS.  Our insurance premium expense to the protected cell for the years ended December 31, 2013, 2012 and 2011 were $31 million, $32 million and $48 million, respectively.  See the tables below for the classification of the protected cell’s assets and liabilities on the balance sheets.  The amount reported as equity is the protected cell’s policy holders’ surplus.

The balances below represent the assets and liabilities of the VIEs that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
VARIABLE INTEREST ENTITIES
December 31, 2013
(in millions)

								APCo
						OPCo		Appalachian
						Ohio		Consumer
				TCC		Phase-in-		Rate		Protected
	SWEPCo	I&M	AEP	Transition		Recovery		Relief		Cell
	Sabine	DCC Fuel	Credit	Funding		Funding		Funding		of EIS
ASSETS
Current Assets	$67	$118	$935	$232		$23		$6		$143
Net Property, Plant and Equipment	157	157	-	-		-		-		-
Other Noncurrent Assets	51	60	1	1,918	(a)	252	(b)	378	(c)	3
Total Assets	$275	$335	$936	$2,150		$275		$384		$146

LIABILITIES AND EQUITY
Current Liabilities	$33	$108	$827	$312		$37		$14		$39
Noncurrent Liabilities	242	227	1	1,820		237		368		66
Equity	-	-	108	18		1		2		41
Total Liabilities and Equity	$275	$335	$936	$2,150		$275		$384		$146

(a)  Includes an intercompany item eliminated in consolidation of $82 million.
(b)  Includes an intercompany item eliminated in consolidation of $116 million.
(c)  Includes an intercompany item eliminated in consolidation of $4 million.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
VARIABLE INTEREST ENTITIES
December 31, 2012
(in millions)

				TCC
	SWEPCo	I&M		Transition		Protected Cell
	Sabine	DCC Fuel	AEP Credit	Funding		of EIS
ASSETS
Current Assets	$57	$133	$843	$250		$130
Net Property, Plant and Equipment	170	176	-	-		-
Other Noncurrent Assets	55	92	1	2,167	(a)	4
Total Assets	$282	$401	$844	$2,417		$134

LIABILITIES AND EQUITY
Current Liabilities	$32	$121	$800	$304		$43
Noncurrent Liabilities	250	280	1	2,095		66
Equity	-	-	43	18		25
Total Liabilities and Equity	$282	$401	$844	$2,417		$134

(a)  Includes an intercompany item eliminated in consolidation of $89 million.

DHLC is a mining operator that sells 50% of the lignite produced to SWEPCo and 50% to CLECO.  SWEPCo and CLECO share the executive board seats and voting rights equally.  Each entity guarantees 50% of DHLC’s debt.  SWEPCo and CLECO equally approve DHLC’s annual budget.  The creditors of DHLC have no recourse to any AEP entity other than SWEPCo.  As SWEPCo is the sole equity owner of DHLC, it receives 100% of the management fee.  SWEPCo’s total billings from DHLC for the years ended December 31, 2013, 2012 and 2011 were $60 million, $77 million and $62 million, respectively.  We are not required to consolidate DHLC as we are not the primary beneficiary, although we hold a significant variable interest in DHLC.  Our equity investment in DHLC is included in Deferred Charges and Other Noncurrent Assets on the balance sheets.

Our investment in DHLC was:

	December 31,
	2013		2012
	As Reported on	Maximum	As Reported on	Maximum
	the Balance Sheet	Exposure	the Balance Sheet	Exposure
	(in millions)
Capital Contribution from SWEPCo	$8	$8	$8	$8
Retained Earnings	1	1	1	1
SWEPCo's Guarantee of Debt	-	61	-	49

Total Investment in DHLC	$9	$70	$9	$58

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
In August 2012, the PJM board cancelled the PATH Project, our transmission joint venture with FirstEnergy, and removed it from the 2012 Regional Transmission Expansion Plan.  In September 2012, the PATH Project companies submitted an application to the FERC requesting authority to recover prudently-incurred costs associated with the PATH Project.  In November 2012, the FERC issued an order accepting the PATH Project’s abandonment cost recovery application, subject to settlement procedures and hearing.  The settlement proceedings are ongoing.

Our investment in PATH-WV was:

	December 31,
	2013		2012
	As Reported on	Maximum	As Reported on	Maximum
	the Balance Sheet	Exposure	the Balance Sheet	Exposure
		(in millions)
Capital Contribution from AEP	$19	$19	$19	$19
Retained Earnings	6	6	12	12

Total Investment in PATH-WV	$25	$25	$31	$31

As of December 31, 2013, our $25 million investment in PATH-WV is included in Deferred Charges and Other Noncurrent Assets on the balance sheet.  If we cannot ultimately recover our investment related to PATH-WV, it could reduce future net income and cash flows.

17.  PROPERTY, PLANT AND EQUIPMENT

Depreciation, Depletion and Amortization

We provide for depreciation of Property, Plant and Equipment, excluding coal-mining properties, on a straight-line basis over the estimated useful lives of property, generally using composite rates by functional class.  The following tables provide the annual property information:

2013	Regulated								Nonregulated
			Annual								Annual
Functional	Property,		Composite						Property,		Composite
Class of	Plant and	Accumulated	Depreciation			Depreciable			Plant and	Accumulated	Depreciation			Depreciable
Property	Equipment	Depreciation	Rate Ranges			Life Ranges			Equipment	Depreciation	Rate Ranges			Life Ranges
	(in millions)					(in years)			(in millions)					(in years)
Generation	$17,873	$7,168	1.7	-	3.7%	31	-	132	$7,201	$2,969	2.6	-	3.3%	35	-	66
Transmission	10,854	2,805	1.1	-	2.7%	25	-	87	39	16	2.5%			43	-	55
Distribution	16,377	3,988	2.3	-	3.8%	11	-	75	-	-	NA			NA
CWIP	2,326	(121)	NM			NM			145	1	NM			NM
Other	4,116	1,931	2.0	-	7.9%	5	-	75	1,354	531	NM			NM
Total	$51,546	$15,771							$8,739	$3,517

2012	Regulated	Nonregulated
Annual	Annual
Functional	Property,	Composite	Property,	Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate Ranges	Life Ranges	Equipment	Depreciation	Rate Ranges	Life Ranges
(in millions)	(in years)	(in millions)	(in years)
Generation	$16,973	$6,962	1.7	-	3.8%	31	-	132	$9,306	$3,526	2.6	-	3.3%	35	-	66
Transmission	9,846	2,720	1.2	-	2.8%	25	-	87	-	-	NA	NA
Distribution	15,565	3,837	2.4	-	3.9%	11	-	75	-	-	NA	NA
CWIP	1,600	(27)	NM	NM	219	1	NM	NM
Other	2,644	1,238	1.8	-	9.6%	5	-	75	1,301	434	NM	NM
Total	$46,628	$14,730	$10,826	$3,961

2011	Regulated	Nonregulated
Annual	Annual
Composite	Composite
Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate Ranges	Life Ranges	Rate Ranges	Life Ranges
(in years)	(in years)
Generation	1.6	-	3.8%	9	-	132	2.6	-	3.5%	20	-	66
Transmission	1.3	-	2.7%	25	-	87	NA	NA
Distribution	2.4	-	4.0%	11	-	75	NA	NA
CWIP	NM	NM	NM	NM
Other	1.7	-	9.3%	5	-	55	NM	NM

NA	Not applicable.
NM	Not meaningful.

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

For regulated operations, the composite depreciation rate generally includes a component for non-asset retirement obligation (non-ARO) removal costs, which is credited to Accumulated Depreciation and Amortization.  Actual removal costs incurred are charged to Accumulated Depreciation and Amortization.  Any excess of accrued non-ARO removal costs over actual removal costs incurred is reclassified from Accumulated Depreciation and Amortization and reflected as a regulatory liability.  For nonregulated operations, non-ARO removal costs are expensed as incurred.

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

The following is a reconciliation of the 2013 and 2012 aggregate carrying amounts of ARO:

Carrying
Amount
of ARO
(in millions)
ARO as of December 31, 2011 (a)	$1,474
Accretion Expense	85
Liabilities Incurred	17
Liabilities Settled	(24)
Revisions in Cash Flow Estimates	144
ARO as of December 31, 2012	1,696
Accretion Expense	103
Liabilities Incurred	4
Liabilities Settled	(22)
Revisions in Cash Flow Estimates	54
ARO as of December 31, 2013	$1,835

(a)	A current portion of ARO, totaling $2 million, is included in Other Current Liabilities on our 2011 balance sheet.

As of December 31, 2013 and 2012, our ARO liability included $1.2 billion and $1.2 billion, respectively, for nuclear decommissioning of the Cook Plant.  As of December 31, 2013 and 2012, the fair value of assets that are legally restricted for purposes of settling the nuclear decommissioning liabilities totaled $1.6 billion and $1.4 billion, respectively, and are recorded in Spent Nuclear Fuel and Decommissioning Trusts on the balance sheets.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

Our amounts of allowance for borrowed, including interest capitalized, and equity funds used during construction is summarized in the following table:

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Allowance for Equity Funds Used During Construction	$73	$93	$98
Allowance for Borrowed Funds Used During Construction	40	69	63

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

			Company’s Share as of December 31, 2013
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
	Type	Ownership	in Service	Progress	Depreciation
			(in millions)
W.C. Beckjord Generating Station, Unit 6 (a)	Coal	12.5%	$-	$-	$-
Conesville Generating Station, Unit 4 (b)	Coal	43.5%	335	2	55
J.M. Stuart Generating Station (c)	Coal	26.0%	544	11	190
Wm. H. Zimmer Generating Station (a)	Coal	25.4%	809	2	399
Dolet Hills Generating Station, Unit 1 (d)	Lignite	40.2%	262	47	198
Flint Creek Generating Station, Unit 1 (e)	Coal	50.0%	123	54	66
Pirkey Generating Station, Unit 1 (e)	Lignite	85.9%	519	29	376
Oklaunion Generating Station, Unit 1 (f)	Coal	70.3%	404	7	223
Turk Generating Plant (e)	Coal	73.33%	1,638	13	35
Transmission	NA	(g)	78	-	50
Total			$4,712	$165	$1,592

			Company’s Share as of December 31, 2012
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
	Type	Ownership	in Service	Progress	Depreciation
			(in millions)
W.C. Beckjord Generating Station, Unit 6 (a)	Coal	12.5%	$-	$-	$-
Conesville Generating Station, Unit 4 (b)	Coal	43.5%	310	26	59
J.M. Stuart Generating Station (c)	Coal	26.0%	542	11	181
Wm. H. Zimmer Generating Station (a)	Coal	25.4%	807	2	387
Dolet Hills Generating Station, Unit 1 (d)	Lignite	40.2%	263	8	195
Flint Creek Generating Station, Unit 1 (e)	Coal	50.0%	121	14	64
Pirkey Generating Station, Unit 1 (e)	Lignite	85.9%	514	16	371
Oklaunion Generating Station, Unit 1 (f)	Coal	70.3%	403	4	216
Turk Generating Plant (e)	Coal	73.33%	1,613	(3)	-
Transmission	NA	(g)	69	4	50
Total			$4,642	$82	$1,523

(a)	Operated by Duke Energy Corporation, a nonaffiliated company. AEP's portion of Beckjord Plant, Unit 6 was impaired in the fourth quarter of 2012. See "Impairments" section of Note 7.
(b)	Operated by AGR.
(c)	Operated by The Dayton Power & Light Company, a nonaffiliated company.
(d)	Operated by CLECO, a nonaffiliated company.
(e)	Operated by SWEPCo.
(f)	Operated by PSO and also jointly-owned (54.7%) by TNC.
(g)	Varying percentages of ownership.
NA	Not applicable.

18.  SUSTAINABLE COST REDUCTIONS

In April 2012, we initiated a process to identify strategic repositioning opportunities and efficiencies that will result in sustainable cost savings.  We selected a consulting firm to facilitate an organizational and process evaluation and a second firm to evaluate our current employee benefit programs.  The process resulted in involuntary severances and was completed by the end of the first quarter of 2013.  The severance program provides two weeks of base pay for every year of service along with other severance benefits.

We recorded a charge of $47 million to Other Operation expense in 2012 primarily related to severance benefits as a result of the sustainable cost reductions initiative.  In addition, the sustainable cost reduction activity for the year ended December 31, 2013 is described in the following table:

Sustainable Cost
Reduction Activity
(in millions)
Balance as of December 31, 2012	$25
Incurred	16
Settled	(31)
Adjustments	(9)
Balance as of December 31, 2013	$1

These expenses, net of adjustments, relate primarily to severance benefits and are included primarily in Other Operation expense on the statements of income.  Of the current period expense, approximately 43% was within the Generation & Marketing segment, 36% was within the Transmission and Distribution Utilities segment and 18% was within the Vertically Integrated Utilities segment.   Of the total cumulative expense, approximately 51% was within the Vertically Integrated Utilities segment, 27% was within the Transmission and Distribution Utilities segment and 19% was within the Generation & Marketing segment.  The remaining liability is included in Other Current Liabilities on the balance sheets.  We do not expect additional costs to be incurred related to this initiative.

19.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

In our opinion, the unaudited quarterly information reflects all normal and recurring accruals and adjustments necessary for a fair presentation of our results of operations for interim periods.  Quarterly results are not necessarily indicative of a full year’s operations because of various factors.  Our unaudited quarterly financial information is as follows:

	2013 Quarterly Periods Ended
	March 31	June 30		September 30		December 31
	(in millions - except per share amounts)
Total Revenues	$3,826	$3,582		$4,176		$3,773
Operating Income	755	547	(a)	875	(c)	678	(d)(e)
Net Income	364	339	(a)(b)	434	(c)	347	(d)(e)

Amounts Attributable to AEP Common Shareholders:
Net Income	363	338	(a)(b)	433	(c)	346	(d)(e)

Basic Earnings per Share Attributable to AEP
Common Shareholders:
Earnings per Share (f)	0.75	0.69		0.89		0.71

Diluted Earnings per Share Attributable to AEP
Common Shareholders:
Earnings per Share (f)	0.75	0.69		0.89		0.71

	2012 Quarterly Periods Ended
	March 31	June 30	September 30	December 31
	(in millions - except per share amounts)
Total Revenues	$3,625	$3,551	$4,156	$3,613
Operating Income	754	741	912	249	(g)(h)
Net Income	390	363	488	21	(g)(h)

Amounts Attributable to AEP Common Shareholders:
Net Income	389	362	487	21	(g)(h)

Basic Earnings per Share Attributable to AEP
Common Shareholders:
Earnings per Share (f)	0.80	0.75	1.00	0.05

Diluted Earnings per Share Attributable to AEP
Common Shareholders:
Earnings per Share (f)	0.80	0.75	1.00	0.05

(a)	Includes an impairment for Muskingum River Plant, Unit 5 (see Note 7).
(b)	Includes U.K. Windfall Tax benefit (see Note 12).
(c)	Includes regulatory disallowances for the Turk Plant (see Note 4) and for Big Sandy Plant, Unit 2 (see Note 7).
(d)	Includes a regulatory disallowance for Amos Plant, Unit 3 (see Note 7).
(e)	Includes the reversal of regulatory disallowance for the Turk Plant (see Note 4).
(f)	Quarterly Earnings per Share amounts are intended to be stand-alone calculations and are not always additive to full-year amount due to rounding.
(g)	Includes impairments for certain Ohio generation plants (see Note 7).
(h)	See Note 18 for discussion of cost reduction programs in 2012.

20.  GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The changes in our carrying amount of goodwill for the years ended December 31, 2013 and 2012 by operating segment are as follows:

	Vertically		Generation
	Integrated	AEP River	and	AEP
	Utilities	Operations	Marketing	Consolidated
	(in millions)
Balance as of December 31, 2011	$37	$39	$-	$76
Acquired Goodwill	-	-	15	15
Impairment Losses	-	-	-	-
Balance as of December 31, 2012	37	39	15	91
Impairment Losses	-	-	-	-
Balance as of December 31, 2013	$37	$39	$15	$91

In the fourth quarters of 2013 and 2012, we performed our annual impairment tests.  The fair values of the operations with goodwill were estimated using cash flow projections and other market value indicators.  There were no goodwill impairment losses.  We do not have any accumulated impairment on existing goodwill.

During 2012, the increase in goodwill of $15 million was due to the acquisition of BlueStar.

Other Intangible Assets

Acquired intangible assets subject to amortization were $10 million as of December 31, 2013, net of accumulated amortization and are included in Deferred Charges and Other Noncurrent Assets on the balance sheets.  During 2012, as a result of the acquisition of BlueStar, we acquired intangible assets associated with sales contracts and customer accounts of $58 million.  The amortization life, gross carrying amount and accumulated amortization by major asset class are as follows:

		December 31,
		2013		2012
		Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Life	Amount	Amortization	Amount	Amortization
	(in years)	(in millions)
Acquired Customer Contracts	5	$58	$48	$58	$34

Amortization of intangible assets was $14 million, $34 million and $1 million for the years ended December 31, 2013, 2012 and 2011, respectively.  Our estimated total amortization is $6 million, $3 million and $1 million for 2014, 2015 and 2016, respectively.

APPALACHIAN POWER COMPANY
AND SUBSIDIARIES

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
MANAGEMENT’S NARRATIVE DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, APCo engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to 960,000 retail customers in its service territory in southwestern Virginia and southern West Virginia.  APCo consolidates Cedar Coal Company, Central Appalachian Coal Company, Southern Appalachian Coal Company and Appalachian Consumer Rate Relief Funding LLC, its wholly-owned subsidiaries.  APCo sells power at wholesale to municipalities.

In accordance with management’s December 2010 announcement and an October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.

Effective January 1, 2014, the FERC approved a PCA among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Under the PCA, APCo, I&M and KPCo will be individually responsible for planning their respective capacity obligations and there will be no capacity equalization charges/credits on deficit/surplus companies.   Further, the PCA allows, but does not obligate, APCo, I&M and KPCo to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

Also effective January 1, 2014, the FERC approved the creation of a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to meet capacity obligations of member companies.

Effective January 1, 2014, AEPSC conducts power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on behalf of APCo, I&M and KPCo.  Power and natural gas risk management activities are allocated based on the three member companies’ respective equity positions and the SIA.  APCo shares in coal risk management activities based on its proportion of fossil fuels burned by the AEP System.  Risk management activities primarily involve the purchase and sale of electricity under physical forward contracts at fixed and variable prices and, to a lesser extent, the purchase and sale of natural gas and coal.  The power, natural gas and coal contracts include physical transactions, OTC options and financially-settled swaps and exchange-traded futures and options.  AEPSC settles the majority of the physical forward contracts by entering into offsetting contracts.  For contracts entered and settled prior to January 1, 2014, power and natural gas risk management activities were allocated based on the Interconnection Agreement and the SIA.  For contracts entered prior to January 1, 2014 and settled after January 1, 2014, power and natural gas risk management activities are allocated based on frozen MLR ratios as of December 31, 2013.  APCo shared in the revenues and expenses associated with these risk management activities with the other AEP East Companies, PSO and SWEPCo.

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East Companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East Companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

Prior to January 1, 2014, the Interconnection Agreement permitted the AEP East Companies to pool their generation assets on a cost basis.  It established an allocation method for generating capacity among its members based on relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity revenues.  Members of the Interconnection Agreement were compensated for their costs of energy delivered and charged for energy received.  The capacity reserve relationship of the Interconnection Agreement members changed as generating assets were added, retired or sold and relative peak demand changed.  The Interconnection Agreement calculated each member’s prior twelve-month peak demand relative to the sum of the peak demands of all members as a basis for sharing revenues and costs.  The result of this calculation was the MLR, which determined each member’s percentage share of revenues and costs.

To minimize the credit requirements and operating constraints when operating within PJM, participating AEP companies, including APCo, agreed to a netting of all payment obligations incurred by any of the AEP companies against all balances due to the AEP companies and to hold PJM harmless from actions that any one or more AEP companies may take with respect to PJM.

APCo is jointly and severally liable for activity conducted by AEPSC on behalf of AEP companies related to power purchase and sale activity pursuant to the SIA.

Regulatory Activity

Plant Transfers and Termination of Interconnection Agreement

Based upon the PUCO’s approval of OPCo’s corporate separation plan in October 2012, the AEP East Companies submitted several filings with the FERC seeking approval to fully separate OPCo’s generation assets from its distribution and transmission operations, transfer these generation assets and associated liabilities to AGR and subsequently transfer, at net book value (NBV), the two-thirds ownership in Amos Plant, Unit 3 to APCo and transfer at NBV the Mitchell Plant to APCo and KPCo in equal one-half interests.  In December 2012, APCo filed requests with the Virginia SCC and WVPSC for the approval of these plant transfers.

In April 2013, the FERC issued orders approving the transfers of the Amos Plant and Mitchell Plant to APCo and KPCo, respectively, to be effective December 31, 2013.  In June 2013, the IEU filed an appeal with the Supreme Court of Ohio claiming the PUCO order approving the corporate separation was unlawful.  A decision from the Supreme Court of Ohio is pending.  In July 2013, the Virginia SCC approved the transfer of the two-thirds interest in the Amos Plant, Unit 3 to APCo but directed that an amount equal to $83 million pretax, on a total APCo basis, be removed from the proposed transfer price.  Additionally, the Virginia SCC denied the proposed transfer of the one-half interest in the Mitchell Plant to APCo.  In December 2013, the WVPSC approved the transfer of the two-thirds interest in the Amos Plant, Unit 3 to APCo but deferred a final decision related to the recovery of the West Virginia jurisdictional share of the $83 million pretax Virginia SCC disallowance until APCo’s next West Virginia base rate case which APCo has agreed to file no later than June 2014.  Additionally, the WVPSC order also approved a rate surcharge for Amos Plant, Unit 3 effective January 2014 and deferred ruling on the transfer of the one-half interest in the Mitchell Plant to APCo.  As a result of the Virginia SCC order, in the fourth quarter of 2013, APCo recorded a pretax regulatory disallowance of $39 million in Asset Impairments and Other Related Charges on the statement of income.  See the “Plant Transfers” section of APCo Rate Matters  and the “Corporate Separation and Termination of the Interconnection Agreement” section of FERC Rate Matters in Note 3.

If APCo experiences decreases in revenues or is not ultimately permitted to recover its incurred costs, it could reduce future net income and cash flows and impact financial condition.

2013 Virginia Environmental Rate Adjustment Clause (Environmental RAC) Filing

In March 2013, APCo filed with the Virginia SCC for approval of an environmental RAC to recover $39 million related to 2012 and 2011 environmental compliance costs, including carrying costs.  In November 2013, the Virginia SCC approved a settlement agreement which recommended approval of an environmental RAC to recover $38 million of the 2012 and 2011 environmental compliance costs, effective January 2014 for a one-year period.   As of December 31, 2013, APCo has deferred $28 million for the Virginia portion of unrecovered environmental RAC costs incurred in 2012 and 2011, excluding $10 million of unrecognized equity carrying costs.  See “2013 Virginia Environmental Rate Adjustment Clause (Environmental RAC) Filing” section of Note 3.

2013 Virginia Generation Rate Adjustment Clause (Generation RAC) Filing

In March 2013, APCo filed with the Virginia SCC to increase its generation RAC revenues by $12 million for a total of $38 million to collect costs related to the Dresden Plant.  In December 2013, the Virginia SCC approved a settlement agreement that included an increase in the generation RAC to $39 million.  Per the approved settlement agreement, the generation RAC increase was effective February 2014 for a period of one year at which time the component to collect an under-recovery will cease and the remaining component to recover on-going Dresden Plant costs will continue.  As of December 31, 2013, APCo has deferred $6 million for the Virginia portion of unrecovered costs of the Dresden Plant, excluding $5 million of unrecognized equity carrying costs.  See “2013 Virginia Generation Rate Adjustment Clause (Generation RAC) Filing” section of Note 3.

2013 Virginia Transmission Rate Adjustment Clause (Transmission RAC) Filing

In December 2013, APCo filed with the Virginia SCC to increase its transmission RAC revenues by $50 million annually.  The increase in the transmission RAC is expected to be effective May 2014.  In February 2014, a hearing was held at the Virginia SCC in which a stipulation agreement between APCo and the Virginia SCC staff was submitted to the Virginia SCC that recommended approval to increase the transmission RAC revenues by $49 million annually, subject to true-up.  As of December 31, 2013, APCo has deferred $47 million for the Virginia portion of unrecovered transmission RAC costs.  If the Virginia SCC were to disallow any portion of the transmission RAC, it could reduce future net income and cash flows.  See “2013 Virginia Transmission Rate Adjustment Clause (Transmission RAC) Filing” section of Note 3.

Securitization of Regulatory Assets

In September 2013, the WVPSC approved a settlement agreement filed by APCo, WPCo and intervenors which authorized APCo to securitize $376 million, plus upfront financing costs, related primarily to the December 2011 under-recovered Expanded Net Energy Charge (ENEC) deferral balance.  In November 2013, APCo issued $380 million of Securitization Bonds to securitize the under-recovered ENEC deferral balance, including $4 million of upfront financing costs, with a final maturity date of August 2031.  APCo implemented a new securitization rider which was offset by an equal reduction in ENEC revenues, with no overall change in total revenues.  See the “2013 West Virginia Expanded Net Energy Charge (ENEC) Filing” section of Note 3.

WPCo Merger with APCo

In December 2011, APCo and WPCo filed an application with the WVPSC requesting authority to merge WPCo into APCo.  In December 2012, APCo and WPCo filed merger applications with the Virginia SCC and the FERC and in April 2013, the FERC approved the merger.  Also in December 2012, APCo and WPCo filed requests with the Virginia SCC and the WVPSC for approval of the transfers at NBV to APCo of OPCo’s two-thirds interest in Amos Plant, Unit 3 and one-half of OPCo’s interest in the Mitchell Plant.  In June 2013, the WVPSC issued an order consolidating the merger case with APCo’s plant asset transfer case.  In July 2013, the Virginia SCC approved the merger of WPCo into APCo and the transfer of the two-thirds interest in the Amos Plant, Unit 3 to APCo but denied the proposed transfer of the one-half interest in the Mitchell Plant to APCo.  Although the Virginia SCC authorized the merger of WPCo into APCo, denial of the Mitchell Plant ownership transfer will result in insufficient generation to serve the merged company.  In December 2013, the WVPSC issued an order that deferred ruling on the merger of WPCo into APCo.  Management continues to review its options and the feasibility related to the merger, the respective companies’ needs for generation and the remaining one-half interest in the Mitchell Plant currently owned by AGR.  See the “Plant Transfers” and “WPCo Merger with APCo” sections of APCo Rate Matters in Note 3.

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

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 376 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWh Sales/Degree Days

Summary of KWh Energy Sales

	Years Ended December 31,
	2013	2012	2011
	(in millions of KWhs)
Retail:
Residential	11,914	11,395	12,011
Commercial	6,828	6,794	6,915
Industrial	10,393	10,778	10,811
Miscellaneous	835	820	828
Total Retail	29,970	29,787	30,565

Wholesale	9,527	8,153	8,376

Total KWhs	39,497	37,940	38,941

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2013	2012	2011
	(in degree days)
Actual - Heating (a)	2,377	1,783	1,996
Normal - Heating (b)	2,225	2,265	2,267

Actual - Cooling (c)	1,150	1,354	1,432
Normal - Cooling (b)	1,206	1,201	1,186

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Net Income
(in millions)

Year Ended December 31, 2012	$258

Changes in Gross Margin:
Retail Margins	(7)
Off-system Sales	(2)
Transmission Revenues	12
Other Revenues	(8)
Total Change in Gross Margin	(5)

Changes in Expenses and Other:
Other Operation and Maintenance	(41)
Asset Impairments and Other Related Charges	(39)
Depreciation and Amortization	2
Taxes Other Than Income Taxes	(8)
Carrying Costs Income	(17)
Other Income	2
Interest Expense	9
Total Change in Expenses and Other	(92)

Income Tax Expense	32

Year Ended December 31, 2013	$193

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins decreased $7 million primarily due to the following:
	•	A $12 million increase in other variable electric generation expenses.
	•	An $11 million decrease in industrial usage.
	•	A $9 million deferral of additional wind purchase costs in 2012 as a result of the June 2012 Virginia SCC fuel factor order.
•
A $9 million decrease due to adjustments for previously disallowed environmental costs by the November 2011 Virginia SCC order subsequently determined in 2012 to be appropriate for recovery by the Supreme Court of Virginia.

	•	A $2 million increase in PJM expenses.
These decreases were partially offset by:
	•	A $33 million increase in weather-related usage primarily due to a 33% increase in heating degree days.
	•	A $9 million increase due to higher rates in Virginia and West Virginia. For this increase, $8 million have a corresponding increase in Depreciation and Amortization expenses below.
•	Transmission Revenues increased $12 million primarily due to increased investments in the PJM region. These increased revenues are offset in Other Operation and Maintenance expenses below.
•
Other Revenues decreased $8 million primarily due to resolution of contingencies related to pole attachments in 2013.  This decrease in Other Revenues is offset by a decrease in Other Operation and Maintenance expense detailed below.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $41 million primarily due to the following:
	•	A $34 million increase in distribution maintenance expense primarily due to storms in January and June 2013.
	•	A $30 million write-off in 2013 of previously deferred 2012 Virginia storm costs resulting from the 2013 enactment of a Virginia law.
	•	A $19 million increase in transmission expenses due to increased investment in the PJM region. These expenses are offset in Transmission Revenues.
These increases were partially offset by:
	•	A $14 million decrease in employee benefit expenses.
	•	An $11 million decrease in uncollectible accounts expense as a result of:
• An $8 million resolution of contingencies related to pole attachments in 2013. This decrease in Other Operation and Maintenance expense is offset by a decrease in Other Revenues detailed above.
· A $5 million provision for customer bankruptcy recorded in 2012.
	•	A $10 million decrease in transmission maintenance due to major storms in 2012.
	•	An $8 million decrease due to expenses related to the 2012 sustainable cost reductions.
•	Asset Impairments and Other Related Charges increased $39 million due to the 2013 write-off from a regulatory disallowance of a portion of Amos Plant, Unit 3 pursuant to a Virginia SCC order approving the transfer of Amos Plant, Unit 3.
·	Depreciation and Amortization expenses decreased $2 million primarily due to the following:
	•	A $13 million decrease in amortization as a result of the cessation of the Virginia Environmental and Reliability surcharge and the Virginia Environmental Rate Adjustment Clause in January 2013 and March 2013, respectively.
This decrease was partially offset by:
	•	A $10 million increase due to an increase in depreciable base.
•
Taxes Other Than Income Taxes expenses increased $8 million primarily due to a $5 million increase in the Virginia Minimum Tax and a $4 million increase in real and personal property taxes amortization.

•
Carrying Costs Income decreased $17 million primarily due to an increased recovery of Virginia environmental costs in new base rates as approved by the Virginia SCC in late January 2012 and decreased carrying charges related to the Dresden Plant.

•	Interest Expense decreased $9 million primarily due to lower average outstanding long-term debt balances.
•	Income Tax Expense decreased $32 million primarily due to a decrease in pretax book income.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 376 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 376 for a discussion of accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Appalachian Power Company:

We have audited the accompanying consolidated balance sheets of Appalachian Power Company and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Appalachian Power Company and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Columbus, Ohio
February 25, 2014

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

Management assessed the effectiveness of APCo’s internal control over financial reporting as of December 31, 2013.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 1992) in Internal Control – Integrated Framework.  Based on management’s assessment, APCo’s internal control over financial reporting was effective as of December 31, 2013.

This annual report does not include an attestation report of APCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit APCo to provide only management’s report in this annual report.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
REVENUES
Electric Generation, Transmission and Distribution	$3,059,577	$2,948,762	$2,835,481
Sales to AEP Affiliates	347,484	318,199	359,802
Other Revenues	10,345	9,970	9,942
TOTAL REVENUES	3,417,406	3,276,931	3,205,225

EXPENSES
Fuel and Other Consumables Used for Electric Generation	769,853	815,979	759,684
Purchased Electricity for Resale	232,702	211,133	305,647
Purchased Electricity from AEP Affiliates	830,959	661,238	819,182
Other Operation	311,975	332,936	316,995
Maintenance	273,164	211,702	197,002
Asset Impairments and Other Related Charges	39,283	-	-
Depreciation and Amortization	342,643	344,293	270,529
Taxes Other Than Income Taxes	110,549	102,190	106,606
TOTAL EXPENSES	2,911,128	2,679,471	2,775,645

OPERATING INCOME	506,278	597,460	429,580

Other Income (Expense):
Interest Income	2,411	1,358	5,016
Carrying Costs Income	8,086	24,602	13,433
Allowance for Equity Funds Used During Construction	2,353	1,684	9,212
Interest Expense	(192,982)	(202,074)	(204,623)

INCOME BEFORE INCOME TAX EXPENSE	326,146	423,030	252,618

Income Tax Expense	132,935	165,527	89,860

NET INCOME	193,211	257,503	162,758

Preferred Stock Dividend Requirements Including Capital
Stock Expense	-	-	1,745

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$193,211	$257,503	$161,013

The common stock of APCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net Income	$193,211	$257,503	$162,758

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $943, $925 and $123 in 2013, 2012 and 2011,
Respectively	1,751	1,718	(229)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $772, $1,937
and $1,674 in 2013, 2012 and 2011, Respectively	1,433	3,597	3,109
Pension and OPEB Funded Status, Net of Tax of $15,974, $12,562 and $7,215 in 2013,
2012 and 2011, Respectively	29,665	23,330	(13,400)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	32,849	28,645	(10,520)

TOTAL COMPREHENSIVE INCOME	$226,060	$286,148	$152,238

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2010	$260,458	$1,475,496	$1,133,748	$(48,023)	$2,821,679

Capital Contribution from Parent		100,000			100,000
Common Stock Dividends			(135,000)		(135,000)
Preferred Stock Dividends			(732)		(732)
Loss on Reacquired Preferred Stock		(1,770)			(1,770)
Capital Stock Expense		26	(27)		(1)
Net Income			162,758		162,758
Other Comprehensive Loss				(10,520)	(10,520)
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2011	260,458	1,573,752	1,160,747	(58,543)	2,936,414

Common Stock Dividends			(170,000)		(170,000)
Net Income			257,503		257,503
Other Comprehensive Income				28,645	28,645
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2012	260,458	1,573,752	1,248,250	(29,898)	3,052,562

Common Stock Dividends			(285,000)		(285,000)
Net Income			193,211		193,211
Other Comprehensive Income				32,849	32,849
Contribution of Amos Plant from Parent		235,810			235,810
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2013	$260,458	$1,809,562	$1,156,461	$2,951	$3,229,432

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2013 and 2012
(in thousands)

	December 31,
	2013	2012
CURRENT ASSETS
Cash and Cash Equivalents	$2,745	$3,576
Advances to Affiliates	92,485	23,024
Accounts Receivable:
Customers	142,010	158,380
Affiliated Companies	113,793	96,213
Accrued Unbilled Revenues	55,930	70,825
Miscellaneous	412	1,344
Allowance for Uncollectible Accounts	(2,443)	(6,087)
Total Accounts Receivable	309,702	320,675
Fuel	191,811	185,813
Materials and Supplies	128,843	105,208
Risk Management Assets	21,171	30,960
Accrued Tax Benefits	97	50,032
Regulatory Asset for Under-Recovered Fuel Costs	39,811	74,906
Prepayments and Other Current Assets	16,375	18,690
TOTAL CURRENT ASSETS	803,040	812,884

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	6,745,172	5,632,665
Transmission	2,160,660	2,042,144
Distribution	3,139,150	2,991,898
Other Property, Plant and Equipment	357,517	373,327
Construction Work in Progress	184,701	266,247
Total Property, Plant and Equipment	12,587,200	11,306,281
Accumulated Depreciation and Amortization	3,617,990	3,196,639
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	8,969,210	8,109,642

OTHER NONCURRENT ASSETS
Regulatory Assets	1,003,890	1,435,704
Securitized Assets	369,355	-
Long-term Risk Management Assets	16,948	34,360
Deferred Charges and Other Noncurrent Assets	148,205	115,078
TOTAL OTHER NONCURRENT ASSETS	1,538,398	1,585,142

TOTAL ASSETS	$11,310,648	$10,507,668

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND COMMON SHAREHOLDER’S EQUITY
December 31, 2013 and 2012

	December 31,
	2013	2012
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$-	$173,965
Accounts Payable:
General	169,184	195,203
Affiliated Companies	120,789	137,088
Long-term Debt Due Within One Year – Nonaffiliated	342,360	574,679
Risk Management Liabilities	8,892	16,698
Customer Deposits	66,040	67,339
Deferred Income Taxes	6,899	11,715
Accrued Taxes	114,699	74,967
Accrued Interest	51,899	51,442
Regulatory Liability for Over-Recovered Fuel Costs	107,048	-
Other Current Liabilities	97,566	110,657
TOTAL CURRENT LIABILITIES	1,085,376	1,413,753

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	3,765,997	3,127,763
Long-term Debt – Affiliated	86,000	-
Long-term Risk Management Liabilities	10,241	18,476
Deferred Income Taxes	2,232,441	1,928,683
Regulatory Liabilities and Deferred Investment Tax Credits	631,225	607,680
Employee Benefits and Pension Obligations	82,264	204,207
Deferred Credits and Other Noncurrent Liabilities	187,672	154,544
TOTAL NONCURRENT LIABILITIES	6,995,840	6,041,353

TOTAL LIABILITIES	8,081,216	7,455,106

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

COMMON SHAREHOLDER’S EQUITY
Common Stock – No Par Value:
Authorized – 30,000,000 Shares
Outstanding – 13,499,500 Shares	260,458	260,458
Paid-in Capital	1,809,562	1,573,752
Retained Earnings	1,156,461	1,248,250
Accumulated Other Comprehensive Income (Loss)	2,951	(29,898)
TOTAL COMMON SHAREHOLDER’S EQUITY	3,229,432	3,052,562

TOTAL LIABILITIES AND COMMON SHAREHOLDER’S EQUITY	$11,310,648	$10,507,668

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES
Net Income	$193,211	$257,503	$162,758
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	342,643	344,293	270,529
Deferred Income Taxes	75,714	138,460	107,565
Asset Impairments and Other Related Charges	39,283	-	-
Carrying Costs Income	(8,086)	(24,602)	(13,433)
Deferral of Storm Costs	36,068	(87,992)	(16,324)
Allowance for Equity Funds Used During Construction	(2,353)	(1,684)	(9,212)
Mark-to-Market of Risk Management Contracts	12,288	10,130	(26)
Pension Contributions to Qualified Plan Trust	-	(25,199)	(60,312)
Fuel Over/Under-Recovery, Net	59,174	96,774	(9,589)
Change in Regulatory Assets	(10,108)	(31,104)	(3,031)
Change in Other Noncurrent Assets	(22,894)	(21,724)	(2,402)
Change in Other Noncurrent Liabilities	15,707	24,206	10,392
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	12,470	42,161	59,352
Fuel, Materials and Supplies	28,042	(40,268)	80,191
Accounts Payable	(31,951)	12,547	(60,843)
Accrued Taxes, Net	81,228	(14,396)	71,610
Other Current Assets	5,626	3,706	15,570
Other Current Liabilities	(11,667)	7,234	3,933
Net Cash Flows from Operating Activities	814,395	690,045	606,728

INVESTING ACTIVITIES
Construction Expenditures	(380,974)	(469,052)	(463,077)
Change in Advances to Affiliates, Net	(69,461)	(1,016)	(22,008)
Acquisitions of Assets	(1,744)	(1,183)	(302,512)
Other Investing Activities	513	8,392	15,096
Net Cash Flows Used for Investing Activities	(451,666)	(462,859)	(772,501)

FINANCING ACTIVITIES
Capital Contribution from Parent	-	-	100,000
Issuance of Long-term Debt – Nonaffiliated	444,437	339,374	739,393
Change in Advances from Affiliates, Net	(173,965)	(24,283)	69,917
Retirement of Long-term Debt – Nonaffiliated	(345,029)	(364,875)	(579,672)
Retirement of Cumulative Preferred Stock	-	-	(19,517)
Principal Payments for Capital Lease Obligations	(5,550)	(6,496)	(7,447)
Dividends Paid on Common Stock	(285,000)	(170,000)	(135,000)
Dividends Paid on Cumulative Preferred Stock	-	-	(732)
Other Financing Activities	1,547	353	197
Net Cash Flows from (Used for) Financing Activities	(363,560)	(225,927)	167,139

Net Increase (Decrease) in Cash and Cash Equivalents	(831)	1,259	1,366
Cash and Cash Equivalents at Beginning of Period	3,576	2,317	951
Cash and Cash Equivalents at End of Period	$2,745	$3,576	$2,317

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$184,584	$200,383	$198,465
Net Cash Paid (Received) for Income Taxes	(27,759)	31,418	(66,520)
Noncash Acquisitions Under Capital Leases	4,351	3,366	2,692
Government Grants Included in Accounts Receivable as of December 31,	-	-	1,048
Construction Expenditures Included in Current Liabilities as of December 31,	50,829	62,177	65,308
Noncash Contribution of Amos Plant from Parent	235,810	-	-

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to APCo’s financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to APCo.  The footnotes begin on page 227.

INDIANA MICHIGAN POWER COMPANY
AND SUBSIDIARIES

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
MANAGEMENT’S NARRATIVE DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, I&M engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to 587,000 retail customers in its service territory in northern and eastern Indiana and a portion of southwestern Michigan.  I&M consolidates Blackhawk Coal Company and Price River Coal Company, its wholly-owned subsidiaries.  I&M also consolidates DCC Fuel.  I&M sells power at wholesale to municipalities and electric cooperatives.  I&M’s River Transportation Division provides barging services to affiliates and nonaffiliated companies.  The revenues from barging represent the majority of other revenues.

In accordance with management’s December 2010 announcement and an October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.

Effective January 1, 2014, the FERC approved a PCA among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Under the PCA, APCo, I&M and KPCo will be individually responsible for planning their respective capacity obligations and there will be no capacity equalization charges/credits on deficit/surplus companies.   Further, the PCA allows, but does not obligate, APCo, I&M and KPCo to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

Also effective January 1, 2014, the FERC approved the creation of a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to meet capacity obligations of member companies.

Effective January 1, 2014, AEPSC conducts power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on behalf of APCo, I&M and KPCo.  Power and natural gas risk management activities are allocated based on the three member companies’ respective equity positions and the SIA.  I&M shared in coal risk management activities based on its proportion of fossil fuels burned by the AEP System.  Risk management activities primarily involve the purchase and sale of electricity under physical forward contracts at fixed and variable prices and, to a lesser extent, the purchase and sale of natural gas and coal.  The power, natural gas and coal contracts include physical transactions, OTC options and financially-settled swaps and exchange-traded futures and options.  AEPSC settles the majority of the physical forward contracts by entering into offsetting contracts.  For contracts entered and settled prior to January 1, 2014, power and natural gas risk management activities were allocated based on the Interconnection Agreement and the SIA.  For contracts entered prior to January 1, 2014 and settled after January 1, 2014, power and natural gas risk management activities are allocated based on frozen MLR ratios as of December 31, 2013.  I&M shared in the revenues and expenses associated with these risk management activities with the other AEP East Companies, PSO and SWEPCo.

Under a unit power agreement, I&M purchases AEGCo’s 50% share of the 2,620 MW Rockport Plant capacity unless it is sold to other utilities.  Another unit power agreement between AEGCo and KPCo provides for the sale of 390 MW of AEGCo’s Rockport Plant capacity to KPCo through 2022.  Under these agreements, I&M purchases 910 MW of AEGCo’s 50% share of Rockport Plant capacity.

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East Companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East Companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

Prior to January 1, 2014, the Interconnection Agreement permitted the AEP East Companies to pool their generation assets on a cost basis.  It established an allocation method for generating capacity among its members based on relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity revenues.  Members of the Interconnection Agreement were compensated for their costs of energy delivered and charged for energy received.  The capacity reserve relationship of the Interconnection Agreement members changed as generating assets were added, retired or sold and relative peak demand changed.  The Interconnection Agreement calculated each member’s prior twelve-month peak demand relative to the sum of the peak demands of all members as a basis for sharing revenues and costs.  The result of this calculation was the MLR, which determined each member’s percentage share of revenues and costs.

To minimize the credit requirements and operating constraints when operating within PJM, participating AEP companies, including I&M, agreed to a netting of all payment obligations incurred by any of the AEP companies against all balances due to the AEP companies and to hold PJM harmless from actions that any one or more AEP companies may take with respect to PJM.

I&M is jointly and severally liable for activity conducted by AEPSC on behalf of AEP companies related to power purchase and sale activity pursuant to the SIA.

Regulatory Activity

2011 Indiana Base Rate Case

In 2013, the IURC issued an order that granted a $92 million annual increase in base rates based upon a return on common equity of 10.2%.  In March 2013, the Indiana Office of Utility Consumer Counselor (OUCC) filed an appeal of the orders with the Indiana Court of Appeals.  In September 2013, the OUCC filed a brief on appeal that included objections to certain aspects of the rate case.  If any part of the IURC order is overturned by the Indiana Court of Appeals, it could reduce future net income and cash flows.  See the “2011 Indiana Base Rate Case” section of Note 3.

Rockport Plant Clean Coal Technology Project (CCT Project)

In April 2013, I&M filed an application with the IURC seeking approval of a Certificate of Public Convenience and Necessity (CPCN) to retrofit both units of the Rockport Plant with a dry sorbent injection system.  The estimated cost in the application was $285 million, excluding AFUDC to be shared equally between I&M and AEGCo.  In November 2013, the IURC approved a settlement agreement that included the approval of the CPCN with an updated estimated CCT Project cost of $258 million, excluding AFUDC, and the recovery of the Indiana jurisdictional share of I&M’s ownership share.  As of December 31, 2013, I&M has incurred costs of $56 million related to the CCT Project, including AFUDC.  See the “Rockport Plant Clean Coal Technology Project (CCT Project)” section of Note 3.

Cook Plant Life Cycle Management Project (LCM Project)

In April and May 2012, I&M filed a petition with the IURC and the MPSC, respectively, for approval of the LCM Project, which consists of a group of capital projects to ensure the safe and reliable operations of the Cook Plant through its licensed life (2034 for Unit 1 and 2037 for Unit 2).  The estimated cost of the LCM Project is $1.2 billion to be incurred through 2018, excluding AFUDC.  As of December 31, 2013, I&M has incurred costs of $380 million related to the LCM Project, including AFUDC.

In July 2013, the IURC approved I&M’s proposed project with the exception of an estimated $23 million related to certain items which the IURC stated I&M could seek recovery of in a subsequent base rate case.  I&M will recover approved costs through an LCM rider which will be determined in semi-annual proceedings.  The IURC authorized deferral accounting for costs incurred related to certain projects effective January 2012 to the extent such costs are not reflected in rates.  In October 2013, I&M filed an application with the IURC for LCM rider rates to be effective January 2014.  In December 2013, the IURC issued an interim order authorizing the implementation of LCM rider rates effective January 2014, subject to reconciliation upon the issuance of a final order by the IURC.

In January 2013, the MPSC approved a Certificate of Need (CON) for the LCM Project and authorized deferral accounting for costs incurred related to certain projects effective January 2013 until these costs are included in rates.  In February 2013, intervenors filed appeals with the Michigan Court of Appeals objecting to the issuance of the CON.  If I&M is not ultimately permitted to recover its LCM Project costs, it could reduce future net income and cash flows and impact financial condition.  See “Cook Plant Life Cycle Management Project (LCM Project)” section of Note 3.

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

Rockport Plant Litigation

In July 2013, the Wilmington Trust Company filed a complaint in U.S. District Court for the Southern District of New York against AEGCo and I&M alleging that it will be unlawfully burdened by the terms of the modified NSR consent decree after the Rockport Plant, Unit 2 lease expiration in December 2022.  The terms of the consent decree allow the installation of environmental emission control equipment, repowering or retirement of the unit.  The plaintiff further alleges that the defendants’ actions constitute breach of the lease and participation agreement.  The plaintiff seeks a judgment declaring that the defendants breached the lease, must satisfy obligations related to installation of emission control equipment and indemnify the plaintiff.  The New York court has granted a motion to transfer this case to the U.S. District Court for the Southern District of Ohio.  A motion to dismiss the case, filed in October 2013, is pending.  Management will continue to defend against the claims.  Management is unable to determine a range of potential losses that are reasonably possible of occurring.

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 376 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWh Sales/Degree Days

Summary of KWh Energy Sales

	Years Ended December 31,
	2013	2012	2011
	(in millions of KWhs)
Retail:
Residential	5,778	5,771	5,997
Commercial	4,943	5,001	5,045
Industrial	7,522	7,556	7,523
Miscellaneous	72	75	73
Total Retail	18,315	18,403	18,638

Wholesale	10,499	9,782	9,249

Total KWhs	28,814	28,185	27,887

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2013	2012	2011
	(in degree days)
Actual - Heating (a)	4,076	3,042	3,659
Normal - Heating (b)	3,730	3,772	3,766

Actual - Cooling (c)	826	1,098	1,075
Normal - Cooling (b)	855	861	848

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Net Income
(in millions)

Year Ended December 31, 2012	$118

Changes in Gross Margin:
Retail Margins	84
FERC Municipals and Cooperatives	36
Off-system Sales	(9)
Transmission Revenues	3
Other Revenues	3
Total Change in Gross Margin	117

Changes in Expenses and Other:
Other Operation and Maintenance	(3)
Depreciation and Amortization	(31)
Taxes Other Than Income Taxes	(8)
Other Income	16
Interest Expense	5
Total Change in Expenses and Other	(21)

Income Tax Expense	(36)

Year Ended December 31, 2013	$178
The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•
Retail Margins increased $84 million primarily due to an increase of $56 million from a rate increase in Indiana effective March 2013, higher PJM revenue and higher Indiana Demand Side Management (DSM) revenue.  The PJM and DSM increases were partially offset in expense items below.

•	Margins from FERC Municipals and Cooperatives increased $36 million primarily due to the annual true-up adjustment of formula rates to actual costs and higher formula rates for 2013.
•	Margins from Off-system Sales decreased $9 million primarily due to lower PJM capacity revenues, reduced trading and marketing margins and true-up of prior period PJM expenses.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $3 million primarily due to the following:
	•	A $15 million increase in transmission expenses primarily due to increased PJM expenses. The increase in PJM expenses are partially offset by a corresponding increase in Retail Margins discussed above.
	·	An $8 million increase in customer service expenses primarily due to higher DSM expenses. The increase in DSM expenses was offset by a corresponding increase in Retail Margins discussed above.
These increases were partially offset by:
	·	A $12 million decrease in administrative and general operation expenses primarily related to employee benefit expenses.
	·	A $9 million decrease in accretion expense due to lower recovery from Indiana customers of decommissioning Asset Retirement Obligation (ARO) accretion and depreciation and an increase in deferral of decommissioning ARO costs. The lower recovery is offset in revenues and the increase in deferral is offset in Depreciation and Amortization expense.
•	Depreciation and Amortization increased $31 million primarily due to the following:
	·	A $26 million increase primarily due to higher depreciable base and higher depreciation rates reflecting a change in Tanners Creek Plant’s estimated life as approved in the Michigan base case settlement effective April 2012 and by the IURC effective March 2013. The majority of the increase in depreciation for Tanners Creek Plant’s life is offset within Gross Margin.

· A $5 million increase in ARO depreciation expense due to higher depreciation rates specified in the Indiana rate order in March 2013. This increase is offset by an increased deferral in accretion expense within Other Operation and Maintenance.
•	Other Income increased $16 million primarily due to an increase in the equity component of AFUDC.
•	Interest Expense decreased $5 million primarily due to an increase in the debt component of AFUDC related to projects at the Cook Plant.
•	Income Tax Expense increased $36 million primarily due to an increase in pretax book income.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 376 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 376 for a discussion of accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Indiana Michigan Power Company:

We have audited the accompanying consolidated balance sheets of Indiana Michigan Power Company and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Indiana Michigan Power Company and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Columbus, Ohio
February 25, 2014

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

Management assessed the effectiveness of I&M’s internal control over financial reporting as of December 31, 2013.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 1992) in Internal Control – Integrated Framework.  Based on management’s assessment, I&M’s internal control over financial reporting was effective as of December 31, 2013.

This annual report does not include an attestation report of I&M’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit I&M to provide only management’s report in this annual report.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
REVENUES
Electric Generation, Transmission and Distribution	$2,022,257	$1,810,069	$1,770,447
Sales to AEP Affiliates	219,399	268,408	320,184
Other Revenues - Affiliated	122,287	117,052	109,053
Other Revenues - Nonaffiliated	2,916	4,582	15,086
TOTAL REVENUES	2,366,859	2,200,111	2,214,770

EXPENSES
Fuel and Other Consumables Used for Electric Generation	434,078	464,420	472,080
Purchased Electricity for Resale	151,404	117,860	121,375
Purchased Electricity from AEP Affiliates	433,209	386,404	353,484
Other Operation	564,012	583,865	540,595
Maintenance	195,892	172,562	229,883
Depreciation and Amortization	177,727	146,619	133,394
Taxes Other Than Income Taxes	88,676	80,687	82,303
TOTAL EXPENSES	2,044,998	1,952,417	1,933,114

OPERATING INCOME	321,861	247,694	281,656

Other Income (Expense):
Interest Income	8,521	3,122	2,048
Allowance for Equity Funds Used During Construction	19,943	9,724	15,395
Interest Expense	(97,710)	(102,739)	(97,665)

INCOME BEFORE INCOME TAX EXPENSE	252,615	157,801	201,434

Income Tax Expense	75,111	39,344	51,760

NET INCOME	177,504	118,457	149,674

Preferred Stock Dividend Requirements Including Capital Stock Expense	-	-	626

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$177,504	$118,457	$149,048

The common stock of I&M is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net Income	$177,504	$118,457	$149,674

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $2,242, $2,590 and $3,553 in 2013, 2012 and
2011, Respectively	4,163	(4,809)	(6,599)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $377, $598 and
$510 in 2013, 2012 and 2011, Respectively	700	1,113	948
Pension and OPEB Funded Status, Net of Tax of $4,583, $1,634 and $906 in 2013,
2012 and 2011, Respectively	8,511	3,034	(1,681)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	13,374	(662)	(7,332)

TOTAL COMPREHENSIVE INCOME	$190,878	$117,795	$142,342

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2010	$56,584	$981,294	$677,360	$(20,889)	$1,694,349

Common Stock Dividends			(75,000)		(75,000)
Preferred Stock Dividends			(313)		(313)
Loss on Reacquired Preferred Stock		(398)			(398)
Net Income			149,674		149,674
Other Comprehensive Loss				(7,332)	(7,332)
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2011	56,584	980,896	751,721	(28,221)	1,760,980

Common Stock Dividends			(75,000)		(75,000)
Net Income			118,457		118,457
Other Comprehensive Loss				(662)	(662)
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2012	56,584	980,896	795,178	(28,883)	1,803,775

Common Stock Dividends			(72,500)		(72,500)
Net Income			177,504		177,504
Other Comprehensive Income				13,374	13,374
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2013	$56,584	$980,896	$900,182	$(15,509)	$1,922,153

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2013 and 2012
(in thousands)

	December 31,
	2013	2012
CURRENT ASSETS
Cash and Cash Equivalents	$1,317	$1,562
Advances to Affiliates	55,863	116,977
Accounts Receivable:
Customers	63,011	61,776
Affiliated Companies	78,282	79,886
Accrued Unbilled Revenues	17,293	11,218
Miscellaneous	5,064	12,260
Allowance for Uncollectible Accounts	(184)	(229)
Total Accounts Receivable	163,466	164,911
Fuel	53,807	53,406
Materials and Supplies	209,718	195,147
Risk Management Assets	15,388	26,974
Accrued Tax Benefits	48,832	20,547
Deferred Cook Plant Fire Costs	-	80,000
Prepayments and Other Current Assets	38,103	62,723
TOTAL CURRENT ASSETS	586,494	722,247

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	3,577,906	4,062,733
Transmission	1,304,225	1,278,236
Distribution	1,625,057	1,553,358
Other Property, Plant and Equipment (Including Plant to be Retired, Coal Mining
and Nuclear Fuel)	1,421,361	725,313
Construction Work in Progress	427,164	341,063
Total Property, Plant and Equipment	8,355,713	7,960,703
Accumulated Depreciation, Depletion and Amortization	3,299,349	3,232,135
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	5,056,364	4,728,568

OTHER NONCURRENT ASSETS
Regulatory Assets	524,114	540,019
Spent Nuclear Fuel and Decommissioning Trusts	1,931,610	1,705,772
Long-term Risk Management Assets	11,495	23,569
Deferred Charges and Other Noncurrent Assets	143,657	111,364
TOTAL OTHER NONCURRENT ASSETS	2,610,876	2,380,724

TOTAL ASSETS	$8,253,734	$7,831,539

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND COMMON SHAREHOLDER'S EQUITY
December 31, 2013 and 2012
(dollars in thousands)

	December 31,
	2013	2012
CURRENT LIABILITIES
Accounts Payable:
General	$142,219	$208,701
Affiliated Companies	93,773	104,631
Long-term Debt Due Within One Year – Nonaffiliated
(December 31, 2013 and 2012 Amounts Include $107,143 and $119,890
Respectively, Related to DCC Fuel)	294,845	203,953
Risk Management Liabilities	7,029	31,517
Customer Deposits	31,103	31,142
Accrued Taxes	73,292	67,675
Accrued Interest	27,686	26,859
Obligations Under Capital Leases	46,210	5,803
Other Current Liabilities	139,088	116,250
TOTAL CURRENT LIABILITIES	855,245	796,531

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	1,744,171	1,853,713
Long-term Risk Management Liabilities	6,946	13,898
Deferred Income Taxes	1,183,350	1,019,160
Regulatory Liabilities and Deferred Investment Tax Credits	1,112,645	948,292
Asset Retirement Obligations	1,255,184	1,192,313
Deferred Credits and Other Noncurrent Liabilities	174,040	203,857
TOTAL NONCURRENT LIABILITIES	5,476,336	5,231,233

TOTAL LIABILITIES	6,331,581	6,027,764

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

COMMON SHAREHOLDER’S EQUITY
Common Stock – No Par Value:
Authorized – 2,500,000 Shares
Outstanding – 1,400,000 Shares	56,584	56,584
Paid-in Capital	980,896	980,896
Retained Earnings	900,182	795,178
Accumulated Other Comprehensive Income (Loss)	(15,509)	(28,883)
TOTAL COMMON SHAREHOLDER’S EQUITY	1,922,153	1,803,775

TOTAL LIABILITIES AND COMMON SHAREHOLDER'S EQUITY	$8,253,734	$7,831,539

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES
Net Income	$177,504	$118,457	$149,674
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	177,727	146,619	133,394
Accretion of Asset Retirement Obligations	2,815	11,712	11,668
Deferred Income Taxes	129,109	53,067	141,015
Amortization (Deferral) of Incremental Nuclear Refueling Outage Expenses, Net	(31,328)	13,899	13,244
Allowance for Equity Funds Used During Construction	(19,943)	(9,724)	(15,395)
Mark-to-Market of Risk Management Contracts	12,496	12,164	(1,590)
Amortization of Nuclear Fuel	130,629	135,905	136,707
Pension Contributions to Qualified Plan Trust	-	(22,285)	(52,588)
Fuel Over/Under-Recovery, Net	3,254	4,175	(13,885)
Change in Other Noncurrent Assets	(57,106)	(2,347)	(22,977)
Change in Other Noncurrent Liabilities	34,495	47,097	50,371
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	1,445	34,431	57,661
Fuel, Materials and Supplies	(8,848)	(19,321)	40,239
Accounts Payable	(11,151)	15,959	(52,175)
Accrued Taxes, Net	(23,887)	16,897	15,508
Cook Plant Fire Costs, Net	-	(8,465)	18,282
Other Current Assets	21,287	(2,039)	6,409
Other Current Liabilities	575	11,717	6,167
Net Cash Flows from Operating Activities	539,073	557,918	621,729

INVESTING ACTIVITIES
Construction Expenditures	(508,857)	(317,284)	(301,242)
Change in Advances to Affiliates, Net	61,114	(21,263)	(95,714)
Purchases of Investment Securities	(909,998)	(1,045,422)	(1,166,690)
Sales of Investment Securities	858,406	987,550	1,110,909
Acquisitions of Nuclear Fuel	(153,730)	(106,714)	(105,703)
Insurance Proceeds Related to Cook Plant Fire	72,000	-	-
Other Investing Activities	32,635	29,324	47,169
Net Cash Flows Used for Investing Activities	(548,430)	(473,809)	(511,271)

FINANCING ACTIVITIES
Issuance of Long-term Debt - Nonaffiliated	348,874	217,900	185,972
Change in Advances from Affiliates, Net	-	-	(42,769)
Retirement of Long-term Debt - Nonaffiliated	(370,338)	(220,212)	(160,645)
Retirement of Cumulative Preferred Stock	-	-	(8,470)
Proceeds from Nuclear Fuel Sale/Leaseback	110,200	-	-
Principal Payments for Capital Lease Obligations	(8,030)	(6,536)	(8,652)
Dividends Paid on Common Stock	(72,500)	(75,000)	(75,000)
Dividends Paid on Cumulative Preferred Stock	-	-	(313)
Other Financing Activities	906	281	78
Net Cash Flows from (Used for) Financing Activities	9,112	(83,567)	(109,799)

Net Increase (Decrease) in Cash and Cash Equivalents	(245)	542	659
Cash and Cash Equivalents at Beginning of Period	1,562	1,020	361
Cash and Cash Equivalents at End of Period	$1,317	$1,562	$1,020

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$90,079	$98,130	$95,124
Net Cash Paid (Received) for Income Taxes	(31,271)	(21,196)	(96,452)
Noncash Acquisitions Under Capital Leases	114,077	6,243	3,454
Construction Expenditures Included in Current Liabilities as of December 31,	85,423	112,622	42,992
Acquisition of Nuclear Fuel Included in Current Liabilities as of December 31,	35	35,493	715
Noncash Increase in Long-term Debt Through the Fort Wayne Lease Settlement	-	-	26,802
Expected Reimbursement for Capital Cost of Spent Nuclear Fuel Dry Cask Storage	4,352	30,332	-

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to I&M’s financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to I&M.  The footnotes begin on page 227.

OHIO POWER COMPANY AND SUBSIDIARIES

OHIO POWER COMPANY AND SUBSIDIARIES
MANAGEMENT’S NARRATIVE DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, OPCo engages in the transmission and distribution of power to 1,464,000 retail customers in the northwestern, central, eastern and southern sections of Ohio.  OPCo purchases energy and capacity to serve its remaining generation service customers.  Prior to January 1, 2014, OPCo also engaged in the generation of electric power and the subsequent sale of that power to customers.  On December 31, 2013, based on FERC and PUCO orders which approved corporate separation of generation assets and associated liabilities, OPCo transferred its generation assets and related generation liabilities at net book value to AGR.  In accordance with the PUCO’s corporate separation order, OPCo remains responsible to provide power and capacity to OPCo customers who have not switched electric providers.  Effective January 1, 2014, OPCo will purchase power from both affiliated and nonaffiliated entities, subject to auction requirements and PUCO approval, to meet the energy and capacity needs of customers.  In April 2013 and in connection with corporate separation of OPCo’s generation assets, OPCo sold the majority of its assets related to its wholly-owned subsidiary, Conesville Coal Preparation Company (CCPC).  Also in connection with corporate separation, OPCo transferred its ownership of Cook Coal Terminal to AEGCo in August 2013.  OPCo consolidates Ohio Phase-in Recovery Funding LLC, its wholly-owned subsidiary.

In accordance with management’s December 2010 announcement and an October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.

Effective January 1, 2014, the FERC approved a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as the agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to meet capacity obligations of member companies.

Additionally, effective January 1, 2014, AGR and OPCo received approval for a Power Supply Agreement (PSA).  The PSA provides for AGR to supply capacity for OPCo’s switched (at $188.88/MW day) and non-switched retail load for the period January 1, 2014 through May 31, 2015 and to supply the energy needs of OPCo’s non-switched retail load that is not acquired through auctions from January 1, 2014 through December 31, 2014.

In 2007, OPCo and AEGCo entered into a 10-year unit power agreement for the entire output from the Lawrenceburg Plant with an option for an additional 2-year period.  OPCo paid AEGCo for the capacity, depreciation, fuel, operation, maintenance and tax expenses.  These payments were due regardless of whether the plant operated.  Effective January 1, 2014, OPCo assigned the unit power agreement to AGR.

Effective January 1, 2014, AEPSC conducts only gasoline, diesel fuel and FTR price risk management activities on OPCo’s behalf.  With the transfer of OPCo’s generation assets to AGR, OPCo will no longer participate in natural gas and coal risk management activities.  Prior to January 1, 2014, AEPSC also conducted power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on OPCo’s behalf.  OPCo shared in the revenues and expenses associated with these risk management activities, with the other AEP East Companies, PSO and SWEPCo.  Power and natural gas risk management activities were allocated based on the Interconnection Agreement and the SIA.  OPCo shared in coal risk management activities based on its proportion of fossil fuels burned by the AEP System.  Risk management activities primarily involved the purchase and sale of electricity under physical forward contracts at fixed and variable prices and, to a lesser extent, the purchase and sale of natural gas and coal.  The power, natural gas and coal contracts included physical transactions, OTC options and financially-settled swaps and exchange-traded futures and options.  AEPSC settled the majority of the physical forward contracts by entering into offsetting contracts.

Under the SIA, AEPSC allocated physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East Companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East Companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

Prior to January 1, 2014, the Interconnection Agreement permitted the AEP East Companies to pool their generation assets on a cost basis.  It established an allocation method for generating capacity among its members based on relative peak demands and generating reserves through the payment of capacity charges and the receipt of capacity revenues.  Members of the Interconnection Agreement were compensated for their costs of energy delivered and charged for energy received.  The capacity reserve relationship of the Interconnection Agreement members changed as generating assets were added, retired or sold and relative peak demand changed.  The Interconnection Agreement calculates each member’s prior twelve-month peak demand relative to the sum of the peak demands of all members as a basis for sharing revenues and costs.  The result of this calculation is the MLR, which determined each member’s percentage share of revenues and costs.

To minimize the credit requirements and operating constraints of operating within PJM, participating AEP companies, including OPCo, agreed to a netting of all payment obligations incurred by any of the AEP companies against all balances due to the AEP companies and to hold PJM harmless from actions that any one or more AEP companies may take with respect to PJM.

OPCo is jointly and severally liable for activity conducted by AEPSC on behalf of AEP companies related to power purchase and sale activity pursuant to the SIA.

Ohio Customer Choice

In OPCo’s service territory, various CRES providers are targeting retail customers by offering alternative generation service.  Prior to January 1, 2014, the reduction in gross margin as a result of customer switching in Ohio is partially offset by (a) collection of capacity revenues from CRES providers, (b) off-system sales, (c) deferral of unrecovered capacity costs and (d) Retail Stability Rider (RSR) collections.

Ormet

Ormet had a contract to purchase power from OPCo through 2018.  In October 2013, Ormet announced that it was unable to emerge from bankruptcy and shut down operations effective immediately.  The loss of Ormet's load will not have a material impact on future gross margin.

Regulatory Activity

Ohio Electric Security Plan Filings

2009 – 2011 ESP

In August 2012, the PUCO issued an order in a separate proceeding which implemented a Phase-In Recovery Rider (PIRR) to recover OPCo’s deferred fuel costs in rates beginning September 2012.  As of December 31, 2013, OPCo’s net deferred fuel balance was $445 million, excluding unrecognized equity carrying costs.  Decisions from the Supreme Court of Ohio are pending related to various appeals which, if ordered, could reduce OPCo’s net deferred fuel costs balance.

June 2012 – May 2015 Ohio ESP Including Capacity Charge

In August 2012, the PUCO issued an order which adopted and modified a new ESP that establishes base generation rates through May 2015, which was generally upheld in rehearing orders in January and March 2013.

In July 2012, the PUCO issued an order in a separate capacity proceeding which stated that OPCo must charge CRES providers the Reliability Pricing Model (RPM) price and authorized OPCo to defer a portion of its incurred capacity costs not recovered from CRES providers up to $188.88/MW day.  The RPM price is approximately $33/MW day through May 2014 and $148/MW day from June 2014 through May 2015.  In December 2012, various parties filed notices of appeal of the capacity costs decision with the Supreme Court of Ohio.

As part of the August 2012 ESP order, the PUCO established a non-bypassable RSR, effective September 2012.  The RSR is being collected from customers at $3.50/MWh through May 2014 and will be collected at $4.00/MWh for the period June 2014 through May 2015, with $1.00/MWh applied to the recovery of deferred capacity costs.  In April and May 2013, OPCo and various intervenors filed appeals with the Supreme Court of Ohio challenging portions of the PUCO’s ESP order, including the RSR.  As of December 31, 2013, OPCo’s incurred deferred capacity costs balance was $288 million, including debt carrying costs.

In November 2013, the PUCO issued an order approving OPCo’s competitive bid process with modifications.  The modifications include the delay of the energy auctions that were originally ordered in the ESP order.  OPCo must conduct an energy-only auction for 10% of the SSO load with delivery beginning April 2014 through May 2015.  The PUCO also ordered OPCo to conduct energy-only auctions for an additional 50% of the SSO load with delivery beginning November 2014 through May 2015 and for the remaining 40% of the SSO load for delivery from January 2015 through May 2015.  OPCo will conduct energy and capacity auctions for its entire SSO load for delivery starting in June 2015.  The PUCO also approved the unbundling of the FAC into fixed and energy-related components and an intervenor proposal to blend the $188.88/MW day capacity price in proportion to the percentage of energy planned to be auctioned.  Additionally, the PUCO ordered that intervenor concerns related to the recovery of the fixed fuel costs through potentially both the FAC and the approved capacity charges be addressed in subsequent FAC proceedings.  Management believes that these intervenor concerns are without merit.  In December 2013, the PUCO granted applications for rehearing for further consideration filed by OPCo and intervenors.  In January 2014, the PUCO denied all rehearing requests and agreed to issue a supplemental request for an independent auditor in the 2012-2013 FAC proceeding to separately examine the recovery of the fixed fuel costs, including OVEC.

Proposed June 2015 – May 2018 ESP

In December 2013, OPCo filed an application with the PUCO to approve an ESP that includes proposed rate adjustments and the continuation and modification of certain existing riders effective June 2015 through May 2018.  This filing is consistent with the PUCO’s objective for a full transition from FAC and base generation rates to market.  The proposal includes a recommended auction schedule, a return on common equity of 10.65% on capital costs for certain riders and estimates an average decrease in rates of 9% over the three-year term of the plan for customers who receive their RPM and energy auction-based generation through OPCo.  Additionally, the application identifies OPCo’s intention to submit a separate application to continue the RSR established in the June 2012 – May 2015 ESP in which the unrecovered portion of the deferred capacity costs will continue to be collected at the rate of $4.00/MWh until the balance of the capacity deferrals has been collected.  Management intends to file this application in the first quarter of 2014.

If OPCo is ultimately not permitted to fully collect its ESP rates including the RSR, and its deferred capacity costs, it could reduce future net income and cash flows and impact financial condition.  See “Ohio Electric Security Plan Filing” section of Note 3.

Corporate Separation, Plant Transfers and Termination of Interconnection Agreement

In October 2012, the PUCO issued an order which approved the corporate separation of OPCo’s generation assets including the transfer of OPCo’s generation assets and associated generation liabilities at net book value (NBV) to AGR.  In June 2013, the IEU filed an appeal with the Supreme Court of Ohio claiming the PUCO order approving the corporate separation was unlawful.  A decision from the Supreme Court of Ohio is pending.  In December 2013, the PUCO approved OPCo’s application to amend the corporate separation plan by permitting OPCo to retain certain rights to purchase power from OVEC.  The approval is subject to the condition that energy from the OVEC entitlements are sold into the day-ahead or real-time PJM energy markets, or on a forward basis through a bilateral arrangement.  In December 2013, corporate separation of OPCo’s generation assets was completed.  See the “Corporate Separation” section of OPCo Rate Matters and the “Corporate Separation and Termination of Interconnection Agreement” section FERC Rate Matters in Note 3.

Securitization of Regulatory Assets

In March 2013, the PUCO approved OPCo’s request to securitize the Deferred Asset Recovery Rider (DARR) balance.  In August 2013, OPCo issued $267 million of Securitization Bonds, with a final maturity date of July 2020, to securitize the DARR balance.  As a result of the securitization, recovery through the DARR has ceased and has been replaced by the Deferred Asset Phase-in Rider which will recover the securitized assets.

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

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 376 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWh Sales/Degree Days

Summary of KWh Energy Sales

	Years Ended December 31,
	2013	2012	2011
	(in millions of KWhs)
Retail:
Residential	14,486	14,485	15,082
Commercial	14,188	14,176	14,269
Industrial	15,915	18,122	18,946
Miscellaneous	125	120	123
Total Retail	44,714	46,903	48,420

Wholesale	12,828	13,221	12,229

Total KWhs	57,542	60,124	60,649

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2013	2012	2011
	(in degree days)
Actual - Heating (a)	3,383	2,610	3,107
Normal - Heating (b)	3,229	3,276	3,266

Actual - Cooling (c)	1,029	1,248	1,112
Normal - Cooling (b)	954	948	936

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Net Income
(in millions)

Year Ended December 31, 2012	$344

Changes in Gross Margin:
Retail Margins	(40)
Off-system Sales	(85)
Transmission Revenues	39
Other Revenues	(20)
Total Change in Gross Margin	(106)

Changes in Expenses and Other:
Other Operation and Maintenance	(39)
Asset Impairments and Other Related Charges	133
Depreciation and Amortization	128
Interest Expense	31
Total Change in Expenses and Other	253

Income Tax Expense	(81)

Year Ended December 31, 2013	$410

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins decreased $40 million primarily due to the following:
•
A $275 million decrease attributable to customers switching to alternative CRES providers.  This decrease in Retail Margins is partially offset by an increase in Transmission Revenues related to CRES providers detailed below.

	•	A $35 million decrease due to the second quarter 2012 partial reversal of a 2011 fuel provision based on an April 2012 PUCO order related to the 2009 FAC audit.
	•	A $29 million decrease due to a reduction in industrial usage.
	•	A $19 million decrease due to lower sales to Buckeye Power, Inc. to provide backup energy under the Cardinal Station Agreement.
These decreases were partially offset by:
•
A $228 million increase in revenues associated with the Universal Service Fund (USF) surcharge, Retail Stability Rider, Deferred Asset Recovery Rider and Distribution Investment Recovery Rider.  Of these increases, $134 million relate to riders/trackers which have corresponding increases in other expense items below.

	•	A $78 million increase due to the deferral of consumables and purchased power as a result of the PUCO’s July 2012 approval of the capacity deferral mechanism.
•
Margins from Off-system Sales decreased $85 million primarily due to lower CRES capacity revenues as a result of Reliability Pricing Model pricing effective August 2012, lower PJM capacity revenues, reduced trading and marketing margins and true-up of prior period PJM expenses.  The decrease in CRES capacity revenues is partially offset in other expense items below.

•
Transmission Revenues increased $39 million primarily due to increased transmission revenues from customers who have switched to alternative CRES providers.  The increase in transmission revenues related to CRES providers offsets lost revenues included in Retail Margins above.

•	Other Revenues decreased $20 million due to:
•
A $25 million decrease in revenues related to the Cook Coal Terminal which was transferred to AEGCo in August 2013.  This decrease in Other Revenues has a corresponding decrease in Other Operation and Maintenance expense below.

This decrease was partially offset by:
	•	A $5 million increase associated with billings to affiliated companies.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $39 million primarily due to the following:
•
An $86 million increase in remitted USF surcharge payments to the Ohio Department of Development to fund an energy assistance program for qualified Ohio customers.  This increase was offset by a corresponding increase in retail margins above.

•
A $30 million net increase related to the reversal of an obligation to contribute to Partnership with Ohio and Ohio Growth Fund as a result of the PUCO’s February 2012 rejection of the Ohio modified stipulation and the PUCO’s August 2012 approval of the June 2012-May 2015 ESP.

	•	A $14 million increase due to 2013 asset retirement obligation adjustments related to the OPCo impaired and closed facilities.
	•	A $12 million increase due to a December 2013 settlement agreement with Buckeye Power, Inc. extinguishing future NOx allowance purchase commitments.
These increases were partially offset by:
	•	A $29 million decrease due to the deferral of capacity-related costs as a result of the PUCO’s July 2012 approval of the capacity deferral mechanism.
•
A $26 million decrease in expenses related to Cook Coal Terminal which was transferred to AEGCo in August 2013.  This decrease in other operation and maintenance has a corresponding decrease in Other Revenues above.

	•	A $14 million decrease in recoverable PJM expenses.
•
A $13 million decrease in gridSMART® expenses due primarily to a reduction in the operation and maintenance component of the gridSMART® rider for prior years’ over collections.  This decrease was partially offset by a corresponding increase in Depreciation and Amortization.

	•	A $9 million decrease in expenses relating to the 2012 cost reductions.
	•	An $8 million decrease in advertising expenses.
	•	A $7 million decrease in plant maintenance expenses at various plants.
•	Asset Impairments and Other Related Charges decreased $133 million due to the following:
	•	A 2012 impairment of $287 million for certain Ohio generation plants, which includes $13 million of related materials and supplies inventory.
This decrease was partially offset by:
	•	A $154 million increase due to the second quarter 2013 impairment of Muskingum River Plant, Unit 5.
•	Depreciation and Amortization expenses decreased $128 million primarily due to the following:
	•	A $116 million decrease as a result of depreciation ceasing on certain generation plants that were impaired in November 2012 and June 2013.
	•	A $42 million decrease due to the deferral of capacity-related depreciation costs as a result of the PUCO’s July 2012 approval of the capacity deferral mechanism.
These decreases were partially offset by:
	•	A $10 million increase due to an increase in depreciable base.
•
A $4 million increase in gridSMART® expenses due primarily to an increase in the depreciation component of the gridSMART® rider to recover prior years’ over collections.  This increase was offset by a corresponding decrease in Other Operation and Maintenance expense above.

•	Interest Expense decreased $31 million primarily due to lower outstanding long-term debt balances and lower long-term interest rates.
•	Income Tax Expense increased $81 million primarily due to an increase in pretax book income and the recording of state income tax adjustments.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 376 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 376 for a discussion of accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Ohio Power Company:

We have audited the accompanying consolidated balance sheets of Ohio Power Company and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ohio Power Company and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Columbus, Ohio
February 25, 2014

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Ohio Power Company and Subsidiaries (OPCo) is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.  OPCo’s internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of OPCo’s internal control over financial reporting as of December 31, 2013.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 1992) in Internal Control – Integrated Framework.  Based on management’s assessment, OPCo’s internal control over financial reporting was effective as of December 31, 2013.

This annual report does not include an attestation report of OPCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit OPCo to provide only management’s report in this annual report.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
REVENUES
Electric Generation, Transmission and Distribution	$3,562,224	$4,022,116	$4,406,814
Sales to AEP Affiliates	1,166,854	847,294	977,999
Other Revenues – Affiliated	18,140	39,401	27,903
Other Revenues – Nonaffiliated	15,397	19,385	18,395
TOTAL REVENUES	4,762,615	4,928,196	5,431,111

EXPENSES
Fuel and Other Consumables Used for Electric Generation	1,496,856	1,471,316	1,597,410
Purchased Electricity for Resale	151,561	205,845	300,653
Purchased Electricity from AEP Affiliates	349,732	380,706	515,613
Other Operation	707,953	669,981	754,109
Maintenance	319,625	319,324	393,943
Asset Impairments and Other Related Charges	154,304	287,031	89,824
Depreciation and Amortization	382,570	511,070	545,376
Taxes Other Than Income Taxes	406,916	405,976	399,479
TOTAL EXPENSES	3,969,517	4,251,249	4,596,407

OPERATING INCOME	793,098	676,947	834,704

Other Income (Expense):
Interest Income	3,325	3,536	7,069
Carrying Costs Income	16,312	16,942	53,345
Allowance for Equity Funds Used During Construction	4,961	3,492	5,549
Interest Expense	(182,046)	(213,100)	(221,977)

INCOME BEFORE INCOME TAX EXPENSE	635,650	487,817	678,690

Income Tax Expense	225,670	144,283	213,697

NET INCOME	409,980	343,534	464,993

Preferred Stock Dividend Requirements Including
Capital Stock Expense	-	-	1,259

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$409,980	$343,534	$463,734

The common stock of OPCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net Income	$409,980	$343,534	$464,993

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $191, $282 and $1,477 in 2013, 2012
and 2011, Respectively	(355)	(523)	(2,743)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $6,736, $6,979 and
$5,894 in 2013, 2012 and 2011, Respectively	12,509	12,961	10,946
Pension and OPEB Funded Status, Net of Tax of $35,225, $10,533 and
$13,876 in 2013, 2012 and 2011, Respectively	65,418	19,559	(25,770)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	77,572	31,997	(17,567)

TOTAL COMPREHENSIVE INCOME	$487,552	$375,531	$447,426

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S
EQUITY – DECEMBER 31, 2010	$321,201	$1,744,991	$2,768,602	$(180,155)	$4,654,639

Common Stock Dividends			(650,000)		(650,000)
Preferred Stock Dividends			(671)		(671)
Loss on Reacquired Preferred Stock		(1,216)			(1,216)
Capital Stock Expense		324	(324)		-
Net Income			464,993		464,993
Other Comprehensive Loss				(17,567)	(17,567)
TOTAL COMMON SHAREHOLDER'S
EQUITY – DECEMBER 31, 2011	321,201	1,744,099	2,582,600	(197,722)	4,450,178

Common Stock Dividends			(300,000)		(300,000)
Net Income			343,534		343,534
Other Comprehensive Income				31,997	31,997
TOTAL COMMON SHAREHOLDER'S
EQUITY – DECEMBER 31, 2012	321,201	1,744,099	2,626,134	(165,725)	4,525,709

Common Stock Dividends			(375,000)		(375,000)
Net Income			409,980		409,980
Other Comprehensive Income				77,572	77,572
Deferred State Income Tax Rate Adjustment		(4,971)			(4,971)
Distribution of Cook Coal Terminal to Parent			(22,303)	19,652	(2,651)
Distribution of OPCo Generation to Parent		(1,075,346)	(2,005,608)	75,580	(3,005,374)
TOTAL COMMON SHAREHOLDER'S
EQUITY – DECEMBER 31, 2013	$321,201	$663,782	$633,203	$7,079	$1,625,265

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2013 and 2012
(in thousands)

	December 31,
	2013	2012
CURRENT ASSETS
Cash and Cash Equivalents	$3,004	$3,640
Advances to Affiliates	339,070	116,422
Accounts Receivable:
Customers	67,054	135,954
Affiliated Companies	74,771	176,590
Accrued Unbilled Revenues	36,353	57,887
Miscellaneous	1,559	9,327
Allowance for Uncollectible Accounts	(34,984)	(129)
Total Accounts Receivable	144,753	379,629
Notes Receivable Due Within One Year – Affiliated	178,580	-
Fuel	-	328,840
Materials and Supplies	53,711	186,269
Risk Management Assets	3,082	44,313
Accrued Tax Benefits	7,109	17,785
Prepayments and Other Current Assets	77,804	26,807
TOTAL CURRENT ASSETS	807,113	1,103,705

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	-	8,673,296
Transmission	2,011,289	2,013,737
Distribution	3,877,532	3,722,745
Other Property, Plant and Equipment	364,573	571,154
Construction Work in Progress	185,428	354,497
Total Property, Plant and Equipment	6,438,822	15,335,429
Accumulated Depreciation and Amortization	1,973,042	5,242,805
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	4,465,780	10,092,624

OTHER NONCURRENT ASSETS
Notes Receivable - Affiliated	118,245	-
Regulatory Assets	1,378,697	1,420,966
Securitized Assets	131,582	-
Long-term Risk Management Assets	-	48,288
Deferred Charges and Other Noncurrent Assets	260,141	320,026
TOTAL OTHER NONCURRENT ASSETS	1,888,665	1,789,280

TOTAL ASSETS	$7,161,558	$12,985,609

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND COMMON SHAREHOLDER'S EQUITY
December 31, 2013 and 2012

	December 31,
	2013	2012
	(in thousands)
CURRENT LIABILITIES
Accounts Payable:
General	$146,307	$276,220
Affiliated Companies	222,889	153,222
Long-term Debt Due Within One Year – Nonaffiliated	438,595	856,000
Risk Management Liabilities	-	24,155
Accrued Taxes	429,260	467,309
Accrued Interest	40,853	63,560
Other Current Liabilities	144,334	263,638
TOTAL CURRENT LIABILITIES	1,422,238	2,104,104

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	2,296,580	2,804,440
Long-term Debt – Affiliated	-	200,000
Long-term Risk Management Liabilities	-	25,965
Deferred Income Taxes	1,330,711	2,345,850
Regulatory Liabilities and Deferred Investment Tax Credits	435,499	451,071
Employee Benefits and Pension Obligations	28,329	178,620
Deferred Credits and Other Noncurrent Liabilities	22,936	349,850
TOTAL NONCURRENT LIABILITIES	4,114,055	6,355,796

TOTAL LIABILITIES	5,536,293	8,459,900

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

COMMON SHAREHOLDER'S EQUITY
Common Stock – No Par Value:
Authorized – 40,000,000 Shares
Outstanding – 27,952,473 Shares	321,201	321,201
Paid-in Capital	663,782	1,744,099
Retained Earnings	633,203	2,626,134
Accumulated Other Comprehensive Income (Loss)	7,079	(165,725)
TOTAL COMMON SHAREHOLDER’S EQUITY	1,625,265	4,525,709

TOTAL LIABILITIES AND COMMON SHAREHOLDER'S EQUITY	$7,161,558	$12,985,609

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES
Net Income	$409,980	$343,534	$464,993
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	382,570	511,070	545,376
Deferred Income Taxes	134,463	45,685	119,184
Asset Impairments and Other Related Charges	154,304	287,031	89,824
Carrying Costs Income	(16,312)	(16,942)	(53,345)
Deferral of Storm Costs	(1,822)	(53,453)	(8,375)
Allowance for Equity Funds Used During Construction	(4,961)	(3,492)	(5,549)
Mark-to-Market of Risk Management Contracts	17,597	12,143	(3,695)
Pension Contributions to Qualified Plan Trust	-	(43,189)	(127,884)
Property Taxes	(11,760)	(3,849)	(5,722)
Fuel Over/Under-Recovery, Net	36,165	10,598	(727)
Deferral of Ohio Capacity Costs, Net	(214,384)	(65,274)	-
Change in Other Noncurrent Assets	31,680	(3,650)	(64,867)
Change in Other Noncurrent Liabilities	(52,809)	(27,039)	85,173
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	86,640	(37,787)	116,197
Fuel, Materials and Supplies	80,250	(54,945)	79,787
Accounts Payable	(2,919)	(63,450)	(17,059)
Accrued Taxes, Net	23,839	41,475	36,466
Other Current Assets	7,804	9,977	7,789
Other Current Liabilities	(60,296)	17,669	(15,821)
Net Cash Flows from Operating Activities	1,000,029	906,112	1,241,745

INVESTING ACTIVITIES
Construction Expenditures	(640,050)	(517,744)	(454,873)
Change in Advances to Affiliates, Net	4,330	103,036	(64,756)
Acquisitions of Assets	(4,166)	(2,915)	(2,229)
Proceeds from Sales of Assets	62,975	7,320	47,463
Other Investing Activities	(17,017)	10,014	29,014
Net Cash Flows Used for Investing Activities	(593,928)	(400,289)	(445,381)

FINANCING ACTIVITIES
Issuance of Long-term Debt – Nonaffiliated	1,378,326	-	49,748
Issuance of Long-term Debt – Affiliated	200,000	-	-
Change in Advances from Affiliates, Net	1,143	-	-
Retirement of Long-term Debt – Nonaffiliated	(1,196,032)	(194,500)	(165,000)
Retirement of Long-term Debt – Affiliated	(400,000)	-	-
Retirement of Cumulative Preferred Stock	-	-	(17,831)
Principal Payments for Capital Lease Obligations	(17,199)	(10,072)	(11,854)
Dividends Paid on Common Stock	(375,000)	(300,000)	(650,000)
Dividends Paid on Cumulative Preferred Stock	-	-	(671)
Other Financing Activities	2,025	294	390
Net Cash Flows Used for Financing Activities	(406,737)	(504,278)	(795,218)

Net Increase (Decrease) in Cash and Cash Equivalents	(636)	1,545	1,146
Cash and Cash Equivalents at Beginning of Period	3,640	2,095	949
Cash and Cash Equivalents at End of Period	$3,004	$3,640	$2,095

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$195,677	$212,753	$226,711
Net Cash Paid for Income Taxes	93,324	69,771	81,740
Noncash Acquisitions Under Capital Leases	7,655	8,602	5,766
Government Grants Included in Accounts Receivable as of December 31,	300	660	1,383
Construction Expenditures Included in Current Liabilities as of December 31,	92,324	84,321	61,428
Noncash Distribution of Cook Coal Terminal to Parent	(22,303)	-	-
Noncash Distribution of OPCo Generation to Parent	(3,080,954)	-	-

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

OHIO POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to OPCo’s financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to OPCo.  The footnotes begin on page 227.

PUBLIC SERVICE COMPANY OF OKLAHOMA

PUBLIC SERVICE COMPANY OF OKLAHOMA
MANAGEMENT’S NARRATIVE DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, PSO engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to approximately 540,000 retail customers in its service territory in eastern and southwestern Oklahoma.  PSO sells electric power at wholesale to other utilities, municipalities and electric cooperatives.

PSO, as a party to the Operating Agreement, is compensated for energy delivered to the other member based upon the delivering member’s incremental cost plus a portion of the savings realized by the purchasing member that avoids the use of more costly alternatives.  PSO and SWEPCo share the revenues and costs of sales to neighboring utilities and power marketers made by AEPSC on their behalf based upon the relative magnitude of the energy each company provides to make such sales.  PSO shares off-system sales margins, if positive on an annual basis, with its customers.

AEPSC conducts power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on PSO’s behalf.  PSO shares in the revenues and expenses associated with these risk management activities, as described in the preceding paragraph, with the AEP East Companies and SWEPCo.  Power and natural gas risk management activities are allocated based on the Operating Agreement and the SIA.  PSO shares in coal allowance risk management activities based on its proportion of fossil fuels burned by the AEP System.  Risk management activities primarily involve the purchase and sale of electricity under physical forward contracts at fixed and variable prices and, to a lesser extent, the purchase and sale of natural gas and coal.  The power, natural gas and coal contracts include physical transactions, OTC options and financially-settled swaps and exchange-traded futures and options.  AEPSC settles the majority of the physical forward contracts by entering into offsetting contracts.
Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East Companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East Companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

PSO is jointly and severally liable for activity conducted by AEPSC on behalf of PSO and SWEPCo related to power purchase and sale activity pursuant to the SIA.

Regulatory Activity

2014 Oklahoma Base Rate Case

In January 2014, PSO filed a request with the OCC to increase annual base rates by $38 million, based upon a 10.5% return on common equity.  This revenue increase includes a proposed increase in depreciation rates of $29 million.  In addition, the filing proposed recovery of advanced metering costs through a separate rider over a three-year deployment period requesting $7 million of revenues in year one, increasing to $28 million in year three.  The filing also proposed expansion of an existing transmission rider currently recovered in base rates to include additional types of transmission costs that are expected to increase over the next several years.

Oklahoma Environmental Compliance Plan

In September 2012, PSO filed an environmental compliance plan with the OCC reflecting the retirement of Northeastern Station (NES), Unit 4 in 2016 and additional environmental controls on NES, Unit 3 to continue operations through 2026.  As of December 31, 2013, the net book values of NES, Units 3 and 4 were $208 million and $106 million, respectively, before cost of removal, including materials and supplies inventory and CWIP.  In August 2013, the OCC dismissed PSO’s environmental compliance plan case without prejudice but will permit PSO to seek recovery in a future proceeding.  PSO will address the environmental compliance plan issues in future regulatory proceedings when it seeks cost recovery of the plan.  If PSO is ultimately not permitted to fully recover its net book value of NES, Units 3 and 4 and other environmental compliance costs, it could reduce future net income and cash flows and impact financial condition.

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

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 376 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWh Sales/Degree Days

Summary of KWh Energy Sales

	Years Ended December 31,
	2013	2012	2011
	(in millions of KWhs)
Retail:
Residential	6,290	6,393	6,741
Commercial	5,066	5,178	5,190
Industrial	5,083	5,066	4,956
Miscellaneous	1,243	1,326	1,310
Total Retail	17,682	17,963	18,197

Wholesale	1,091	1,492	1,113

Total KWhs	18,773	19,455	19,310

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2013	2012	2011
	(in degree days)
Actual - Heating (a)	2,107	1,271	1,879
Normal - Heating (b)	1,763	1,803	1,796

Actual - Cooling (c)	2,082	2,663	2,788
Normal - Cooling (b)	2,133	2,119	2,102

(a)	Western Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Western Region cooling degree days are calculated on a 65 degree temperature base.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Net Income
(in millions)

Year Ended December 31, 2012	$114

Changes in Gross Margin:
Retail Margins (a)	(13)
Transmission Revenues	6
Other Revenues	2
Total Change in Gross Margin	(5)

Changes in Expenses and Other:
Other Operation and Maintenance	(13)
Taxes Other Than Income Taxes	(2)
Other Income	1
Interest Expense	2
Total Change in Expenses and Other	(12)

Income Tax Expense	1

Year Ended December 31, 2013	$98

(a)	Includes firm wholesale sales to municipals and cooperatives.

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins decreased $13 million primarily due to the following:
	•	A $13 million net decrease in weather-related usage primarily due to a 22% decrease in cooling degree days, partially offset by an increase in heating degree days.
	•	A $4 million decrease primarily due to lower weather-normalized retail sales.
These decreases were partially offset by:
	•	A $4 million increase primarily due to revenue increases from rate riders. This increase in retail margins has corresponding increases to riders/trackers recognized in other expense items below.
•	Transmission Revenues increased $6 million primarily due to increased investment in the SPP region.

Expenses and Other changed between years as follows:

•	Other Operation and Maintenance expenses increased $13 million primarily due to the following:
	•	A $19 million increase in transmission expenses primarily due to increased SPP transmission services.
This increase was partially offset by:
	•	A $5 million decrease in general and administrative expenses.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 376 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 376 for a discussion of accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Public Service Company of Oklahoma:

We have audited the accompanying balance sheets of Public Service Company of Oklahoma (the "Company") as of December 31, 2013 and 2012, and the related statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Public Service Company of Oklahoma as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Columbus, Ohio
February 25, 2014

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

Management assessed the effectiveness of PSO’s internal control over financial reporting as of December 31, 2013.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 1992) in Internal Control – Integrated Framework.  Based on management’s assessment, PSO’s internal control over financial reporting was effective as of December 31, 2013.

This annual report does not include an attestation report of PSO’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit PSO to provide only management’s report in this annual report.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF INCOME
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
REVENUES
Electric Generation, Transmission and Distribution	$1,277,711	$1,206,583	$1,345,551
Sales to AEP Affiliates	14,246	22,603	14,192
Other Revenues	3,565	3,752	3,645
TOTAL REVENUES	1,295,522	1,232,938	1,363,388

EXPENSES
Fuel and Other Consumables Used for Electric Generation	327,829	310,296	465,546
Purchased Electricity for Resale	246,109	208,676	163,550
Purchased Electricity from AEP Affiliates	36,891	24,378	50,092
Other Operation	225,500	213,195	201,247
Maintenance	107,076	106,835	104,732
Depreciation and Amortization	95,667	95,180	95,915
Taxes Other Than Income Taxes	45,215	43,428	41,295
TOTAL EXPENSES	1,084,287	1,001,988	1,122,377

OPERATING INCOME	211,235	230,950	241,011

Other Income (Expense):
Interest Income	1,096	1,308	596
Carrying Costs Income	338	1,856	4,033
Allowance for Equity Funds Used During Construction	4,187	2,007	1,317
Interest Expense	(53,175)	(55,286)	(54,700)

INCOME BEFORE INCOME TAX EXPENSE	163,681	180,835	192,257

Income Tax Expense	65,885	66,694	67,629

NET INCOME	97,796	114,141	124,628

Preferred Stock Dividend Requirements Including Capital Stock
Expense	-	-	434

EARNINGS ATTRIBUTABLE TO COMMON STOCK	$97,796	$114,141	$124,194

The common stock of PSO is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net Income	$97,796	$114,141	$124,628

OTHER COMPREHENSIVE LOSS, NET OF TAXES
Cash Flow Hedges, Net of Tax of $389, $360 and $724 in 2013, 2012 and 2011,
Respectively	(723)	(668)	(1,345)

TOTAL COMPREHENSIVE INCOME	$97,073	$113,473	$123,283

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total

TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2010	$157,230	$364,307	$312,441	$8,494	$842,472

Common Stock Dividends			(72,500)		(72,500)
Preferred Stock Dividends			(180)		(180)
Loss on Reacquired Preferred Stock		(270)			(270)
Net Income			124,628		124,628
Other Comprehensive Loss				(1,345)	(1,345)
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2011	157,230	364,037	364,389	7,149	892,805

Common Stock Dividends			(90,000)		(90,000)
Net Income			114,141		114,141
Other Comprehensive Loss				(668)	(668)
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2012	157,230	364,037	388,530	6,481	916,278

Common Stock Dividends			(71,250)		(71,250)
Net Income			97,796		97,796
Other Comprehensive Loss				(723)	(723)
TOTAL COMMON SHAREHOLDER'S EQUITY –
DECEMBER 31, 2013	$157,230	$364,037	$415,076	$5,758	$942,101

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

PUBLIC SERVICE COMPANY OF OKLAHOMA
BALANCE SHEETS
ASSETS
December 31, 2013 and 2012
(in thousands)

	December 31,
	2013	2012
CURRENT ASSETS
Cash and Cash Equivalents	$1,277	$1,367
Advances to Affiliates	-	10,558
Accounts Receivable:
Customers	32,314	31,047
Affiliated Companies	30,392	24,751
Miscellaneous	3,102	6,216
Allowance for Uncollectible Accounts	(462)	(872)
Total Accounts Receivable	65,346	61,142
Fuel	15,191	22,085
Materials and Supplies	52,707	52,183
Risk Management Assets	1,167	509
Deferred Income Tax Benefits	7,333	7,183
Accrued Tax Benefits	21,665	11,812
Regulatory Asset for Under-Recovered Fuel Costs	3,298	-
Prepayments and Other Current Assets	6,194	7,633
TOTAL CURRENT ASSETS	174,178	174,472

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	1,203,221	1,346,530
Transmission	731,312	706,917
Distribution	1,986,032	1,859,557
Other Property, Plant and Equipment (Including Plant to be Retired)	393,026	210,549
Construction Work in Progress	175,890	95,170
Total Property, Plant and Equipment	4,489,481	4,218,723
Accumulated Depreciation and Amortization	1,323,522	1,278,941
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	3,165,959	2,939,782

OTHER NONCURRENT ASSETS
Regulatory Assets	156,690	202,328
Long-term Risk Management Assets	-	31
Employee Benefits and Pension Assets	22,629	-
Deferred Charges and Other Noncurrent Assets	7,238	8,560
TOTAL OTHER NONCURRENT ASSETS	186,557	210,919

TOTAL ASSETS	$3,526,694	$3,325,173

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

PUBLIC SERVICE COMPANY OF OKLAHOMA
BALANCE SHEETS
LIABILITIES AND COMMON SHAREHOLDER'S EQUITY
December 31, 2013 and 2012

	December 31,
	2013	2012
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$36,772	$-
Accounts Payable:
General	150,184	87,050
Affiliated Companies	45,427	36,189
Long-term Debt Due Within One Year – Nonaffiliated	34,115	764
Risk Management Liabilities	85	5,848
Customer Deposits	45,379	46,533
Accrued Taxes	23,442	28,024
Accrued Interest	12,646	12,654
Regulatory Liability for Over-Recovered Fuel Costs	-	7,945
Other Current Liabilities	58,992	50,684
TOTAL CURRENT LIABILITIES	407,042	275,691

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	965,695	949,107
Long-term Risk Management Liabilities	-	31
Deferred Income Taxes	836,556	740,676
Regulatory Liabilities and Deferred Investment Tax Credits	327,673	344,817
Employee Benefits and Pension Obligations	10,561	34,906
Deferred Credits and Other Noncurrent Liabilities	37,066	63,667
TOTAL NONCURRENT LIABILITIES	2,177,551	2,133,204

TOTAL LIABILITIES	2,584,593	2,408,895

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

COMMON SHAREHOLDER’S EQUITY
Common Stock – Par Value – $15 Per Share:
Authorized – 11,000,000 Shares
Issued – 10,482,000 Shares
Outstanding – 9,013,000 Shares	157,230	157,230
Paid-in Capital	364,037	364,037
Retained Earnings	415,076	388,530
Accumulated Other Comprehensive Income (Loss)	5,758	6,481
TOTAL COMMON SHAREHOLDER’S EQUITY	942,101	916,278

TOTAL LIABILITIES AND COMMON SHAREHOLDER'S EQUITY	$3,526,694	$3,325,173

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES
Net Income	$97,796	$114,141	$124,628
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	95,667	95,180	95,915
Deferred Income Taxes	53,788	48,916	61,581
Carrying Costs Income	(338)	(1,856)	(4,033)
Allowance for Equity Funds Used During Construction	(4,187)	(2,007)	(1,317)
Mark-to-Market of Risk Management Contracts	(6,362)	3,740	1,290
Pension Contributions to Qualified Plan Trust	-	(12,306)	(33,189)
Fuel Over/Under-Recovery, Net	(12,643)	12,258	32,949
Change in Other Noncurrent Assets	(16,435)	7,436	14,883
Change in Other Noncurrent Liabilities	(15,271)	4,762	32,196
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(4,376)	4,422	44,414
Fuel, Materials and Supplies	6,370	(3,067)	(4,778)
Accounts Payable	37,248	3,158	(20,068)
Accrued Taxes, Net	332	5,006	19,535
Other Current Assets	1,450	(970)	4,855
Other Current Liabilities	5,877	5,538	10,628
Net Cash Flows from Operating Activities	238,916	284,351	379,489

INVESTING ACTIVITIES
Construction Expenditures	(259,449)	(224,295)	(140,327)
Change in Advances to Affiliates, Net	10,558	29,318	(39,876)
Other Investing Activities	(2,059)	1,723	1,126
Net Cash Flows Used for Investing Activities	(250,950)	(193,254)	(179,077)

FINANCING ACTIVITIES
Issuance of Long-term Debt – Nonaffiliated	49,709	2,395	248,909
Change in Advances from Affiliates, Net	36,772	-	(91,382)
Retirement of Long-term Debt – Nonaffiliated	(402)	(229)	(275,000)
Retirement of Cumulative Preferred Stock	-	-	(5,152)
Principal Payments for Capital Lease Obligations	(3,498)	(3,481)	(4,189)
Dividends Paid on Common Stock	(71,250)	(90,000)	(72,500)
Dividends Paid on Cumulative Preferred Stock	-	-	(180)
Other Financing Activities	613	172	25
Net Cash Flows from (Used for) Financing Activities	11,944	(91,143)	(199,469)

Net Increase (Decrease) in Cash and Cash Equivalents	(90)	(46)	943
Cash and Cash Equivalents at Beginning of Period	1,367	1,413	470
Cash and Cash Equivalents at End of Period	$1,277	$1,367	$1,413

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$51,387	$52,403	$37,573
Net Cash Paid (Received) for Income Taxes	8,671	27,229	(16,043)
Noncash Acquisitions Under Capital Leases	5,795	1,542	1,078
Construction Expenditures Included in Current Liabilities as of December 31,	63,648	27,118	28,427

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

PUBLIC SERVICE COMPANY OF OKLAHOMA
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to PSO’s financial statements are combined with the notes to financial statements for other registrant subsidiaries.  Listed below are the notes that apply to PSO.  The footnotes begin on page 227.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
MANAGEMENT’S NARRATIVE DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, SWEPCo engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to approximately 526,000 retail customers in its service territory in northeastern and panhandle of Texas, northwestern Louisiana and western Arkansas.  SWEPCo consolidates its wholly-owned subsidiary, Southwest Arkansas Utilities Corporation.  SWEPCo also consolidates Sabine Mining Company, a variable interest entity.  SWEPCo sells electric power at wholesale to other utilities, municipalities and electric cooperatives.

SWEPCo, as a party to the Operating Agreement, is compensated for energy delivered to the other member based upon the delivering member’s incremental cost plus a portion of the savings realized by the purchasing member that avoids the use of more costly alternatives.  PSO and SWEPCo share the revenues and costs for sales to neighboring utilities and power marketers made by AEPSC on their behalf based upon the relative magnitude of the energy each company provides to make such sales.  SWEPCo shares these margins with its customers.

AEPSC conducts power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on SWEPCo’s behalf.  SWEPCo shares in the revenues and expenses associated with these risk management activities, as described in the preceding paragraph, with the AEP East Companies and PSO.  Power and natural gas risk management activities are allocated based on the Operating Agreement and the SIA.  SWEPCo shares in coal risk management activities based on its proportion of fossil fuels burned by the AEP System.  Risk management activities primarily involve the purchase and sale of electricity under physical forward contracts at fixed and variable prices and, to a lesser extent, the purchase and sale of natural gas and coal.  The power, natural gas and coal contracts include physical transactions, OTC options and financially-settled swaps and exchange-traded futures and options.  AEPSC settles the majority of the physical forward contracts by entering into offsetting contracts.

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of the AEP East Companies and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among the AEP East Companies, PSO and SWEPCo in proportion to the marketing realization directly assigned to each zone for the current month plus the preceding eleven months.

SWEPCo is jointly and severally liable for activity conducted by AEPSC on the behalf of PSO and SWEPCo related to power purchase and sale activity pursuant to the SIA.

Regulatory Activity

Turk Plant

SWEPCo constructed the Turk Plant, a new base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which was placed into service in December 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and operates the facility.  As of December 31, 2013, SWEPCo’s share of incurred construction expenditures for the Turk Plant was approximately $1.758 billion.  As of December 31, 2013, a pretax provision of $59 million has been recorded for costs incurred in excess of a Texas cost cap, resulting in total net capitalized expenditures of $1.699 billion.  The APSC granted approval for SWEPCo to build the Turk Plant by issuing a Certificate of Environmental Compatibility and Public Need (CECPN) for the SWEPCo Arkansas jurisdictional share of the Turk Plant.  In June 2010, in response to an Arkansas Supreme Court decision, the APSC issued an order which reversed and set aside the previously granted CECPN.  This Turk Plant output that is currently not subject to cost-based rate recovery and is being sold into the wholesale market.  If SWEPCo cannot ultimately recover its investment and expenses related to the Turk Plant or transmission lines, it could reduce future net income and cash flows and impact financial condition.  See “Turk Plant” section of Note 3.

2012 Texas Base Rate Case

In December 2013, the PUCT issued an order granting rehearing and reversed its decision on consolidated tax savings increasing SWEPCo’s annual revenues by $5 million.  In January 2014, the PUCT determined that AFUDC was excluded from the Turk Plant’s Texas jurisdictional capital cost cap.  As a result of these rulings, in the fourth quarter of 2013, SWEPCo reversed $114 million of previously recorded regulatory disallowances.  These rulings also increased SWEPCo’s previously approved annual base rates by a total of $13 million.  The resulting annual base rate increase is approximately $52 million.  See the “Turk Plant” and the “2012 Texas Base Rate Case” sections of Note 3.

2012 Louisiana Formula Rate Filing

In 2012, SWEPCo initiated a proceeding to establish new formula base rates in Louisiana, including recovery of the Louisiana jurisdictional share of the Turk Plant.  In February 2013, a settlement was approved by the LPSC that increased Louisiana total rates by approximately $2 million annually, effective March 2013.  The March 2013 base rates are based upon a 10% return on common equity and cost recovery of the Louisiana jurisdictional share of the Turk Plant and Stall Unit, subject to refund.  The settlement also provided that the LPSC will review base rates in 2014 and 2015 and that SWEPCo will recover non-fuel Turk Plant costs and a full weighted-average cost of capital return on the prudently incurred Turk Plant investment in jurisdictional rate base, effective January 2013.  In May 2013, SWEPCo filed testimony in the prudency review of the Turk Plant.  If the LPSC orders refunds based upon the pending staff review of the cost of service or the prudency review of the Turk Plant, it could reduce future net income and cash flows and impact financial condition.  See “2012 Louisiana Formula Rate Filing” section of Note 3.

Welsh Plant, Units 1 and 3 - Environmental Projects

To comply with pending Federal EPA regulations, SWEPCo is currently constructing environmental control projects to meet Mercury and Air Toxics Standards for Welsh Plant, Units 1 and 3 at a cost of approximately $410 million, excluding AFUDC.  Management currently estimates that the total environmental projects to be completed through 2020 for Welsh Plant, Units 1 and 3 will cost approximately $600 million, excluding AFUDC.  As of December 31, 2013, SWEPCo has incurred $32 million in costs related to these projects.  SWEPCo will seek recovery of costs it incurs from these projects from its state commissions and FERC customers.

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

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 376 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWh Sales/Degree Days

Summary of KWh Energy Sales

	Years Ended December 31,
	2013	2012	2011
	(in millions of KWhs)
Retail:
Residential	6,431	6,301	6,908
Commercial	6,011	6,103	6,280
Industrial	5,612	5,661	5,408
Miscellaneous	81	81	82
Total Retail	18,135	18,146	18,678

Wholesale	9,018	7,762	7,947

Total KWhs	27,153	25,908	26,625

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2013	2012	2011
	(in degree days)
Actual - Heating (a)	1,421	860	1,271
Normal - Heating (b)	1,226	1,259	1,260

Actual - Cooling (c)	2,248	2,605	2,874
Normal - Cooling (b)	2,275	2,256	2,231

(a)	Western Region heating degree days are calculated on a 55 degree temperature base.
(b)	Normal Heating/Cooling represents the thirty-year average of degree days.
(c)	Western Region cooling degree days are calculated on a 65 degree temperature base.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Net Income
(in millions)

Year Ended December 31, 2012	$203

Changes in Gross Margin:
Retail Margins (a)	119
Off-system Sales	4
Transmission Revenues	13
Other Revenues	1
Total Change in Gross Margin	137

Changes in Expenses and Other:
Other Operation and Maintenance	(33)
Asset Impairments and Other Related Charges	13
Depreciation and Amortization	(40)
Taxes Other Than Income Taxes	(9)
Interest Income	(1)
Allowance for Equity Funds Used During Construction	(50)
Interest Expense	(42)
Total Change in Expenses and Other	(162)

Income Tax Expense	(24)

Year Ended December 31, 2013	$154

(a)	Includes firm wholesale sales to municipals and cooperatives.

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins increased $119 million primarily due to the following:
	•	A $153 million increase primarily due to the Louisiana and Texas rate orders related to the Turk Plant.
This increase was partially offset by:
	•	A $15 million decrease in municipal and cooperative revenues primarily due to lower realizations from changes in sales volume mix.
	•	A $9 million decrease primarily due to lower weather-normalized retail sales.
	•	A $9 million decrease due to fuel cost adjustments.
•	Margins from Off-system Sales increased $4 million primarily due to higher physical sales margins.
•	Transmission Revenues increased $13 million primarily due to increased investment in the SPP region.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $33 million primarily due to the following:
	•	A $21 million increase in transmission expenses primarily due to increased SPP transmission services.
	•	A $12 million increase in generation plant expenses primarily due to Turk Plant operations, partially offset by reduced planned and unplanned plant outage maintenance expenses.
	•	A $4 million increase in distribution expenses primarily due to increased storm-related and overhead line maintenance expenses.
These increases were partially offset by:
	•	A $6 million decrease in administrative and general expenses.
•
Asset Impairments and Other Related Charges decreased $13 million due to the 2012 write-off of the additional expected Texas jurisdictional portion of the Turk Plant in excess of the Texas capital cost cap.

•	Depreciation and Amortization expenses increased $40 million primarily due to the Turk Plant being placed in service in December 2012.
•	Taxes Other Than Income Taxes increased $9 million primarily due to higher property taxes related to the Turk Plant being placed in service in December 2012.
•	Allowance for Equity Funds Used During Construction decreased $50 million primarily due to completed construction of the Turk Plant in December 2012.
•	Interest Expense increased $42 million primarily due to a decrease in the debt component of AFUDC due to completed construction of the Turk Plant in December 2012.
•
Income Tax Expense increased $24 million primarily due to federal and state book/tax differences related to the Turk Plant which are accounted for on a flow-through basis, partially offset by a decrease in pretax book income.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 376 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, the valuation of long-lived assets and pension and other postretirement benefits.

See the “Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 376 for a discussion of accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Southwestern Electric Power Company:

We have audited the accompanying consolidated balance sheets of Southwestern Electric Power Company Consolidated (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Southwestern Electric Power Company Consolidated as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Columbus, Ohio
February 25, 2014

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

Management assessed the effectiveness of SWEPCo’s internal control over financial reporting as of December 31, 2013.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 1992) in Internal Control – Integrated Framework.  Based on management’s assessment, SWEPCo’s internal control over financial reporting was effective as of December 31, 2013.

This annual report does not include an attestation report of SWEPCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit SWEPCo to provide only management’s report in this annual report.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
REVENUES
Electric Generation, Transmission and Distribution	$1,742,575	$1,538,533	$1,594,192
Sales to AEP Affiliates	51,812	37,441	57,615
Other Revenues	1,416	1,860	2,019
TOTAL REVENUES	1,795,803	1,577,834	1,653,826

EXPENSES
Fuel and Other Consumables Used for Electric Generation	630,503	579,721	626,599
Purchased Electricity for Resale	169,954	131,706	152,645
Purchased Electricity from AEP Affiliates	11,172	19,229	11,808
Other Operation	250,676	230,078	224,068
Maintenance	129,742	117,415	140,981
Asset Impairments and Other Related Charges	-	13,000	49,000
Depreciation and Amortization	179,251	138,778	133,229
Taxes Other Than Income Taxes	80,662	72,011	65,239
TOTAL EXPENSES	1,451,960	1,301,938	1,403,569

OPERATING INCOME	343,843	275,896	250,257

Other Income (Expense):
Interest Income	58	1,230	2,076
Allowance for Equity Funds Used During Construction	7,338	57,054	48,731
Interest Expense	(130,282)	(88,318)	(81,781)

INCOME BEFORE INCOME TAX EXPENSE AND EQUITY
EARNINGS	220,957	245,862	219,283

Income Tax Expense	69,461	45,858	56,903
Equity Earnings of Unconsolidated Subsidiary	2,323	2,509	2,746

NET INCOME	153,819	202,513	165,126

Net Income Attributable to Noncontrolling Interest	4,008	3,622	3,841

NET INCOME ATTRIBUTABLE TO SWEPCo SHAREHOLDERS	149,811	198,891	161,285

Preferred Stock Dividend Requirements Including Capital Stock
Expense	-	-	579

EARNINGS ATTRIBUTABLE TO SWEPCo COMMON
SHAREHOLDER	$149,811	$198,891	$160,706

The common stock of SWEPCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net Income	$153,819	$202,513	$165,126

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $1,244, $13 and $6,103 in 2013, 2012 and 2011,
Respectively	2,311	(25)	(11,334)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $137, $358 and
$275 in 2013, 2012 and 2011, Respectively	(255)	665	511
Pension and OPEB Funded Status, Net of Tax of $3,963, $4,477 and $1,885 in 2013,
2012 and 2011, Respectively	7,360	8,315	(3,501)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	9,416	8,955	(14,324)

TOTAL COMPREHENSIVE INCOME	163,235	211,468	150,802

Total Comprehensive Income Attributable to Noncontrolling Interest	4,008	3,622	3,841

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO SWEPCo
SHAREHOLDERS	$159,227	$207,846	$146,961

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	SWEPCo Common Shareholder
				Accumulated
				Other
	Common	Paid-in	Retained	Comprehensive	Noncontrolling
	Stock	Capital	Earnings	Income (Loss)	Interest	Total

TOTAL EQUITY – DECEMBER 31, 2010	$135,660	$674,979	$868,840	$(12,491)	$361	$1,667,349

Common Stock Dividends – Nonaffiliated					(3,811)	(3,811)
Preferred Stock Dividends			(210)			(210)
Loss on Reacquired Preferred Stock		(373)				(373)
Net Income			161,285		3,841	165,126
Other Comprehensive Loss				(14,324)		(14,324)
TOTAL EQUITY – DECEMBER 31, 2011	135,660	674,606	1,029,915	(26,815)	391	1,813,757

Common Stock Dividends – Nonaffiliated					(3,752)	(3,752)
Net Income			198,891		3,622	202,513
Other Comprehensive Income				8,955		8,955
TOTAL EQUITY – DECEMBER 31, 2012	135,660	674,606	1,228,806	(17,860)	261	2,021,473

Common Stock Dividends			(125,000)			(125,000)
Common Stock Dividends – Nonaffiliated					(3,791)	(3,791)
Net Income			149,811		4,008	153,819
Other Comprehensive Income				9,416		9,416
TOTAL EQUITY – DECEMBER 31, 2013	$135,660	$674,606	$1,253,617	$(8,444)	$478	$2,055,917

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2013 and 2012
(in thousands)

	December 31,
	2013	2012
CURRENT ASSETS
Cash and Cash Equivalents	$17,241	$2,036
(December 31, 2013 Amount Includes $15,827 Related to Sabine)
Advances to Affiliates	-	153,829
Accounts Receivable:
Customers	86,263	39,349
Affiliated Companies	22,389	26,288
Miscellaneous	27,175	35,514
Allowance for Uncollectible Accounts	(1,418)	(2,041)
Total Accounts Receivable	134,409	99,110
Fuel
(December 31, 2013 and 2012 Amounts Include $37,518 and
$42,084, Respectively, Related to Sabine)	122,026	134,234
Materials and Supplies	74,862	69,212
Risk Management Assets	1,179	695
Deferred Income Tax Benefits	177,297	101,403
Accrued Tax Benefits	158	9,616
Regulatory Asset for Under-Recovered Fuel Costs	17,949	8,527
Prepayments and Other Current Assets	20,931	16,489
TOTAL CURRENT ASSETS	566,052	595,151

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	3,764,429	3,888,230
Transmission	1,165,167	1,115,795
Distribution	1,843,912	1,758,988
Other Property, Plant and Equipment (Including Plant to be Retired)
(December 31, 2013 and 2012 Amounts include $291,556 and
$287,032, Respectively, Related to Sabine)	869,230	688,254
Construction Work in Progress	281,849	99,783
Total Property, Plant and Equipment	7,924,587	7,551,050
Accumulated Depreciation and Amortization
(December 31, 2013 and 2012 Amounts Include $134,282 and
$116,597, Respectively, Related to Sabine)	2,391,652	2,284,258
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	5,532,935	5,266,792

OTHER NONCURRENT ASSETS
Regulatory Assets	369,905	403,278
Deferred Charges and Other Noncurrent Assets	92,890	76,432
TOTAL OTHER NONCURRENT ASSETS	462,795	479,710

TOTAL ASSETS	$6,561,782	$6,341,653

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2013 and 2012

	December 31,
	2013	2012
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$9,180	$-
Accounts Payable:
General	152,653	126,768
Affiliated Companies	56,923	62,835
Short-term Debt – Nonaffiliated	-	2,603
Long-term Debt Due Within One Year – Nonaffiliated	3,250	3,250
Risk Management Liabilities	-	1,128
Customer Deposits	56,375	69,393
Accrued Taxes	41,508	31,532
Accrued Interest	43,996	43,950
Obligations Under Capital Leases	17,899	17,599
Regulatory Liability for Over-Recovered Fuel Costs	7,275	16,761
Other Current Liabilities	79,622	64,997
TOTAL CURRENT LIABILITIES	468,681	440,816

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	2,040,082	2,042,978
Deferred Income Taxes	1,271,478	1,075,551
Regulatory Liabilities and Deferred Investment Tax Credits	472,128	476,471
Asset Retirement Obligations	87,630	78,017
Employee Benefits and Pension Obligations	14,602	38,240
Obligations Under Capital Leases	105,086	114,161
Deferred Credits and Other Noncurrent Liabilities	46,178	53,946
TOTAL NONCURRENT LIABILITIES	4,037,184	3,879,364

TOTAL LIABILITIES	4,505,865	4,320,180

Rate Matters (Note 3)
Commitments and Contingencies (Note 5)

EQUITY
Common Stock – Par Value – $18 Per Share:
Authorized – 7,600,000 Shares
Outstanding – 7,536,640 Shares	135,660	135,660
Paid-in Capital	674,606	674,606
Retained Earnings	1,253,617	1,228,806
Accumulated Other Comprehensive Income (Loss)	(8,444)	(17,860)
TOTAL COMMON SHAREHOLDER’S EQUITY	2,055,439	2,021,212

Noncontrolling Interest	478	261

TOTAL EQUITY	2,055,917	2,021,473

TOTAL LIABILITIES AND EQUITY	$6,561,782	$6,341,653

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013, 2012 and 2011
(in thousands)

	Years Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES
Net Income	$153,819	$202,513	$165,126
Adjustments to Reconcile Net Income to Net Cash Flows from
Operating Activities:
Depreciation and Amortization	179,251	138,778	133,229
Deferred Income Taxes	81,888	260,761	16,726
Asset Impairments and Other Related Charges	-	13,000	49,000
Allowance for Equity Funds Used During Construction	(7,338)	(57,054)	(48,731)
Mark-to-Market of Risk Management Contracts	(1,539)	(4,159)	1,732
Pension Contributions to Qualified Plan Trust	-	(13,192)	(31,263)
Fuel Over/Under-Recovery, Net	(18,916)	14,045	(21,485)
Change in Regulatory Liabilities	(12,806)	37,955	28,031
Change in Other Noncurrent Assets	34,559	21,309	24,519
Change in Other Noncurrent Liabilities	(634)	14,594	20,904
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(35,472)	(21,919)	20,751
Fuel, Materials and Supplies	6,558	(46,106)	(15,168)
Accounts Payable	12,816	3,813	1,168
Accrued Taxes, Net	25,341	(16,057)	40,189
Other Current Assets	(1,398)	(387)	2,983
Other Current Liabilities	1,634	(3,611)	(570)
Net Cash Flows from Operating Activities	417,763	544,283	387,141

INVESTING ACTIVITIES
Construction Expenditures	(411,512)	(542,427)	(551,163)
Change in Advances to Affiliates, Net	153,829	(153,829)	86,222
Acquisitions of Assets	(975)	(1,091)	(8,045)
Other Investing Activities	(1,099)	2,696	2,102
Net Cash Flows Used for Investing Activities	(259,757)	(694,651)	(470,884)

FINANCING ACTIVITIES
Issuance of Long-term Debt – Nonaffiliated	-	336,418	-
Credit Facility Borrowings	17,091	25,123	58,435
Change in Advances from Affiliates, Net	9,180	(132,473)	132,473
Retirement of Long-term Debt – Nonaffiliated	(3,250)	(21,625)	(41,135)
Retirement of Cumulative Preferred Stock	-	-	(5,069)
Credit Facility Repayments	(19,694)	(39,536)	(47,636)
Principal Payments for Capital Lease Obligations	(18,111)	(16,537)	(13,675)
Dividends Paid on Common Stock	(125,000)	-	-
Dividends Paid on Common Stock – Nonaffiliated	(3,791)	(3,752)	(3,811)
Dividends Paid on Cumulative Preferred Stock	-	-	(210)
Other Financing Activities	774	3,985	3,658
Net Cash Flows from (Used for) Financing Activities	(142,801)	151,603	83,030

Net Increase (Decrease) in Cash and Cash Equivalents	15,205	1,235	(713)
Cash and Cash Equivalents at Beginning of Period	2,036	801	1,514
Cash and Cash Equivalents at End of Period	$17,241	$2,036	$801

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$120,427	$68,918	$71,713
Net Cash Paid (Received) for Income Taxes	(35,363)	(191,638)	(336)
Noncash Acquisitions Under Capital Leases	9,376	20,547	13,334
Construction Expenditures Included in Current Liabilities as of December 31,	63,169	55,767	109,600

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 227.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to SWEPCo’s financial statements are combined with the notes to financial statements for other registrant subsidiaries. Listed below are the notes that apply to SWEPCo.  The footnotes begin on page 227.

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

Corporate Separation

Background

On December 31, 2013, based on FERC and PUCO orders which approved corporate separation of generation assets and associated liabilities, OPCo transferred its generation assets and related generation liabilities at net book value to AGR.  In accordance with Ohio law, OPCo remains responsible to provide power and capacity to OPCo customers who have not switched electric providers.  Effective January 1, 2014, OPCo will purchase power from both affiliated and nonaffiliated entities, subject to PUCO approval, to meet the energy and capacity needs of customers.

In April 2013 and in connection with corporate separation of OPCo’s generation assets and liabilities, OPCo sold the majority of its assets related to its wholly-owned subsidiary, Conesville Coal Preparation Company (CCPC).  Also in connection with corporate separation, OPCo transferred its ownership of Cook Coal Terminal to AEGCo in August 2013.

On December 31, 2013, subsequent to the transfer of OPCo’s generation assets and associated liabilities to AGR, AGR transferred at net book value its ownership (867 MW) in Amos Plant, Unit 3 to APCo.  The transfer of these generation assets and associated liabilities was approved by the FERC, the Virginia SCC and the WVPSC.

Significant Accounting Issues

Shown below are the carrying amounts of OPCo generation assets, liabilities and equity that were distributed to AGR on December 31, 2013:

December 31,
2013
ASSETS	(in thousands)
Current Assets	$777,677
Net Property, Plant and Equipment	5,685,415
Other Noncurrent Assets	259,801
Total Assets	$6,722,893

LIABILITIES AND EQUITY
Long-term Debt	$1,411,825
Other Current Liabilities	633,505
Other Noncurrent Liabilities	1,672,189
Equity	3,005,374
Total Liabilities and Equity	$6,722,893

As noted above, APCo’s acquisition of the two-thirds ownership in Amos Plant, Unit 3 qualifies as an acquisition of a business under common control, which is typically accounted for as if the transfer had occurred at the beginning of the earliest period presented, pursuant to accounting guidance for “Business Combinations.”  However, management determined the retrospective application of this transfer to be quantitatively and qualitatively immaterial when taken as a whole in relation to APCo’s financial statements.  As a result, APCo’s financial statements were not retrospectively adjusted to reflect the transfer.

All regulatory assets and regulatory liabilities related to OPCo’s generation activities remain on OPCo’s balance sheet subsequent to OPCo’s transfer of generation assets and associated liabilities to AGR.  As previously approved by the PUCO, these regulatory assets and liabilities will be recovered/refunded primarily through OPCo non-bypassable riders.

Substantially all of the current income tax receivables and payables related to OPCo’s generation activities prior to December 31, 2013 will remain on OPCo’s balance sheet.  These current income tax receivables and payables are the responsibility of OPCo.  Deferred tax assets and liabilities related to APCo’s acquired share of Amos Plant, Unit 3 and KPCo’s acquired share of the Mitchell Plant were transferred to APCo and KPCo, respectively, based upon their respective plant-related asset and liability values.  Following these transfers, APCo and KPCo adjusted their deferred tax balances and related regulatory assets to reflect their respective deferred state tax rates.

Long-term Debt

In the fourth quarter of 2013, OPCo:

•
Drew down an additional $400 million of Long-term Debt – Nonaffiliated on an existing $1 billion term credit facility and subsequently assigned $1 billion of Long-term Debt – Nonaffiliated that was drawn down on this term credit facility to AGR.

•	Received $297 million of Notes Receivable – Affiliated from AGR with terms and conditions similar to OPCo Pollution Control Bonds.
•	Retired $200 million of Long-term Debt – Affiliated in the fourth quarter of 2013.
•	Assigned $115 million of Long-term Debt – Nonaffiliated to AGR related to certain OPCo Pollution Control Bonds.
•	Retired $50 million of Long-term Debt – Nonaffiliated related to OPCo Pollution Control Bonds.

On December 31, 2013, APCo:

•	Was assigned $300 million of Long-term Debt – Nonaffiliated from AGR related to a term credit facility.
•	Issued $86 million in Long-term Debt – Affiliated to AGR.

Other Impacts of Corporate Separation

In accordance with the December 2010 announcement and the October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection agreement was also terminated.

Effective January 1, 2014, the FERC approved:

•
PCA among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Under the PCA, APCo, I&M and KPCo will be individually responsible for planning their respective capacity obligations and there will be no capacity equalization charges/credits on deficit/surplus companies.   Further, the PCA allows, but does not obligate, APCo, I&M and KPCo to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

•
Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b)

address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to meet capacity obligations of member companies.

•
Power Supply Agreement (PSA) between AGR and OPCo for AGR to supply capacity for OPCo’s switched (at $188.88/MW day) and non-switched retail load for the period January 1, 2014 through May 31, 2015 and to supply the energy needs of OPCo’s non-switched retail load that is not acquired through auctions from January 1, 2014 through December 31, 2014.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rates and Service Regulation

The Registrant Subsidiaries’ rates are regulated by the FERC and state regulatory commissions in the nine state operating territories in which they operate.  The FERC also regulates the Registrant Subsidiaries’ affiliated transactions, including AEPSC intercompany service billings which are generally at cost, under the 2005 Public Utility Holding Company Act and the Federal Power Act.  The FERC also has jurisdiction over the issuances and acquisitions of securities of the public utility subsidiaries, the acquisition or sale of certain utility assets and mergers with another electric utility or holding company.  For non-power goods and services, the FERC requires a nonregulated affiliate to bill an affiliated public utility company at no more than market while a public utility must bill the higher of cost or market to a nonregulated affiliate.  The state regulatory commissions also regulate certain intercompany transactions under various orders and affiliate statutes.  Both the FERC and state regulatory commissions are permitted to review and audit the relevant books and records of companies within a public utility holding company system.

The FERC regulates wholesale power markets and wholesale power transactions.  The Registrant Subsidiaries’ wholesale power transactions are generally market-based.  Wholesale power transactions are cost-based regulated when the Registrant Subsidiaries negotiate and file a cost-based contract with the FERC or the FERC determines that the Registrant Subsidiaries have “market power” in the region where the transaction occurs.  The Registrant Subsidiaries have entered into wholesale power supply contracts with various municipalities and cooperatives that are FERC-regulated, cost-based contracts.  These contracts are generally formula rate mechanisms, which are trued up to actual costs annually.  PSO’s and SWEPCo’s wholesale power transactions in the SPP region are currently cost-based within their balancing authority due to the FERC’s finding that PSO and SWEPCo have market power in the SPP region.

The state regulatory commissions regulate all of the retail distribution operations and rates of the Registrant Subsidiaries on a cost basis.  The state regulatory commissions also regulate the retail generation/power supply operations and rates except in Ohio.  The ESP rates in Ohio continue the process of transitioning generation/power supply rates over time to market rates.

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

In addition, the FERC regulates the SIA, the Operating Agreement, the System Transmission Integration Agreement, the Transmission Agreement and the Transmission Coordination Agreement, all of which are still active and allocate shared system costs and revenues to the Registrant Subsidiaries that are parties to each agreement.  In accordance with management’s December 2010 announcement and October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.  In December 2013, the FERC issued orders approving the creation of a PCA, effective January 1, 2014.  Also effective January 1, 2014, the FERC approved the creation of a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as the agent.

Principles of Consolidation

The consolidated financial statements for APCo include the Registrant Subsidiary, its wholly-owned subsidiaries and Appalachian Consumer Rate Relief Funding (a substantially-controlled VIE).  The consolidated financial statements for I&M include the Registrant Subsidiary, its wholly-owned subsidiaries and DCC Fuel (substantially-controlled VIEs).  The consolidated financial statements for OPCo include the Registrant Subsidiary, a wholly-owned subsidiary and Ohio Phase-in-Recovery Funding (a substantially-controlled VIE).  The consolidated financial statements for SWEPCo include the Registrant Subsidiary, a wholly-owned subsidiary and Sabine (a substantially-controlled VIE).  Intercompany items are eliminated in consolidation.  The Registrant Subsidiaries use the equity method of accounting for equity investments where they exercise significant influence but do not hold a controlling financial interest.  Such investments are recorded as Deferred Charges and Other Noncurrent Assets on the balance sheets; equity earnings are included in Equity Earnings of Unconsolidated Subsidiaries on the statements of income.  OPCo, PSO and SWEPCo have ownership interests in generating units that are jointly-owned with nonaffiliated companies.  The proportionate share of the operating costs associated with such facilities is included in the income statements and the assets and liabilities are reflected in the balance sheets.  See Note 15 − Variable Interest Entities.

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

Concentrations of Credit Risk and Significant Customers

The Registrant Subsidiaries do not have any significant customers that comprise 10% or more of their operating revenues as of December 31, 2013.

The Registrant Subsidiaries monitor credit levels and the financial condition of their customers on a continuing basis to minimize credit risk.  The regulatory commissions allow recovery in rates for a reasonable level of bad debt costs.  Management believes adequate provisions for credit loss have been made in the accompanying Registrant Subsidiary financial statements.

Emission Allowances

The Registrant Subsidiaries in regulated jurisdictions record emission allowances at cost, including the annual SO2 and NOx emission allowance entitlements received at no cost from the Federal EPA.  Prior to corporate separation and the distribution of all emission allowances to AGR on December 31, 2013, OPCo recorded allowances at the lower of cost or market.  The Registrant Subsidiaries follow the inventory model for these allowances.  Allowances expected to be consumed within one year are reported in Materials and Supplies.  Allowances with expected consumption beyond one year are included in Deferred Charges and Other Noncurrent Assets.  These allowances are consumed in the production of energy and are recorded in Fuel and Other Consumables Used for Electric Generation at an average cost.  The purchases and sales of allowances are reported in the Operating Activities section of the statements of cash flows.  The net margin on sales of emission allowances is included in Electric Generation, Transmission and Distribution Revenues for nonaffiliated transactions and in Sales to AEP Affiliates for affiliated transactions because of its integral nature to the production process of energy and the Registrant Subsidiaries’ revenue optimization strategy for their operations.  The net margin on sales of emission allowances affects the determination of deferred fuel or deferred emission allowance costs and the amortization of regulatory assets for certain jurisdictions.

Property, Plant and Equipment and Equity Investments

Regulated

Electric utility property, plant and equipment for rate-regulated operations are stated at original cost. Additions, major replacements and betterments are added to the plant accounts.  Under the group composite method of depreciation, continuous interim routine replacements of items such as boiler tubes, pumps, motors, etc. result in original cost retirements, less salvage, being charged to accumulated depreciation.  The group composite method of depreciation assumes that on average, asset components are retired at the end of their useful lives and thus there is no gain or loss.  The equipment in each primary electric plant account is identified as a separate group.  The depreciation rates that are established take into account the past history of interim capital replacements and the amount of salvage received.  These rates and the related lives are subject to periodic review.  Removal costs are charged to regulatory liabilities.  The costs of labor, materials and overhead incurred to operate and maintain plants are included in operating expenses.

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

Nonregulated

Nonregulated operations generally follow the policies of rate-regulated operations listed above but with the following exceptions.  Property, plant and equipment of nonregulated operations and equity investments (included in Deferred Charges and Other Noncurrent Assets) are stated at fair value at acquisition (or as adjusted for any applicable impairments) plus the original cost of property acquired or constructed since the acquisition, less disposals.  Normal and routine retirements from the plant accounts, net of salvage, are charged to accumulated depreciation for most nonregulated operations under the group composite method of depreciation.  A gain or loss would be recorded if the retirement is not considered an interim routine replacement.  Removal costs are charged to expense.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

For regulated operations, AFUDC represents the estimated cost of borrowed and equity funds used to finance construction projects that is capitalized and recovered through depreciation over the service life of regulated electric utility plant.  The Registrant Subsidiaries record the equity component of AFUDC in Allowance for Equity Funds Used During Construction and the debt component of AFUDC as a reduction to Interest Expense.  For nonregulated operations, including certain generating assets, interest is capitalized during construction in accordance with the accounting guidance for “Capitalization of Interest.”

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

Fair Value Measurements of Assets and Liabilities

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.  When quoted market prices are not available, pricing may be completed using comparable securities, dealer values, operating data and general market conditions to determine fair value.  Valuation models utilize various inputs such as commodity, interest rate and, to a lesser degree, volatility and credit that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, market corroborated inputs (i.e. inputs derived principally from, or correlated to, observable market data) and other observable inputs for the asset or liability.  The amount of risk taken is determined by the Commercial Operations and Finance groups in accordance with established risk management policies as approved by the Finance Committee of AEP’s Board of Directors.  The AEP System’s market risk oversight staff independently monitors risk policies, procedures and risk levels and provides members of the Commercial Operations Risk Committee (Regulated Risk Committee) various daily, weekly and/or monthly reports regarding compliance with policies, limits and procedures.  The Regulated Risk Committee consists of AEPSC’s Chief Operating Officer, Chief Financial Officer, Executive Vice President of Generation, Senior Vice President of Commercial Operations and Chief Risk Officer.

For commercial activities, exchange traded derivatives, namely futures contracts, are generally fair valued based on unadjusted quoted prices in active markets and are classified as Level 1.  Level 2 inputs primarily consist of OTC broker quotes in moderately active or less active markets, as well as exchange traded contracts where there is insufficient market liquidity to warrant inclusion in Level 1.  Management verifies price curves using these broker quotes and classifies these fair values within Level 2 when substantially all of the fair value can be corroborated.  Management typically obtains multiple broker quotes, which are nonbinding in nature but are based on recent trades in the marketplace.  When multiple broker quotes are obtained, the quoted bid and ask prices are averaged.  In certain circumstances, a broker quote may be discarded if it is a clear outlier.  Management uses a historical correlation analysis between the broker quoted location and the illiquid locations.  If the points are highly correlated, these locations are included within Level 2 as well.  Certain OTC and bilaterally executed derivative instruments are executed in less active markets with a lower availability of pricing information.  Illiquid transactions, complex structured transactions, FTRs and counterparty credit risk may require nonmarket based inputs.  Some of these inputs may be internally developed or extrapolated and utilized to estimate fair value.  When such inputs have a significant impact on the measurement of fair value, the instrument is categorized as Level 3.  The main driver of contracts being classified as Level 3 is the inability to substantiate energy price curves in the market.  A significant portion of the Level 3 instruments have been economically hedged which greatly limits potential earnings volatility.

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

Assets in the benefits and nuclear trusts, Other Cash Deposits and Cash and Cash Equivalents are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs, primarily unadjusted quoted prices in active markets for identical assets.  Items classified as Level 2 are primarily investments in individual fixed income securities and cash equivalent funds.  Fixed income securities do not trade on an exchange and do not have an official closing price but their valuation inputs are based on observable market data.  Pricing vendors calculate bond valuations using financial models and matrices.  The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Benefit plan assets included in Level 3 are primarily real estate and private equity investments that are valued using methods requiring judgment including appraisals.

Deferred Fuel Costs

The cost of fuel and related emission allowances and emission control chemicals/consumables is charged to Fuel and Other Consumables Used for Electric Generation expense when the fuel is burned or the allowance or consumable is utilized.  The cost of fuel also includes the cost of nuclear fuel burned which is computed primarily on the units-of-production method.  In regulated jurisdictions with an active FAC, fuel cost over-recoveries (the excess of fuel revenues billed to customers over applicable fuel costs incurred) are generally deferred as current regulatory liabilities and under-recoveries (the excess of applicable fuel costs incurred over fuel revenues billed to customers) are generally deferred as current regulatory assets.  Fuel cost over-recovery and under-recovery balances are classified as noncurrent when there is a phase-in plan or the FAC has been suspended.  These deferrals are amortized when refunded or when billed to customers in later months with the state regulatory commissions’ review and approval.  The amount of an over-recovery or under-recovery can also be affected by actions of the state regulatory commissions.  On a routine basis, state regulatory commissions review and/or audit the Registrant Subsidiaries’ fuel procurement policies and practices, the fuel cost calculations and FAC deferrals.  When a FAC under-recovery is no longer probable of recovery, the Registrant Subsidiaries adjust their FAC deferrals and record provisions for estimated refunds to recognize these probable outcomes.

Changes in fuel costs, including purchased power in Indiana and Michigan for I&M, in Ohio (beginning in 2012 through the ESP related to non-auction standard service offer load served) for OPCo, in Arkansas, Louisiana and Texas for SWEPCo, in Oklahoma for PSO and in Virginia and West Virginia (upon securitization in November 2013) for APCo are reflected in rates in a timely manner generally through the FAC.  Changes in fuel costs, including purchased power in Ohio (beginning in 2009 through 2011) for OPCo and in West Virginia (prior to securitization in November 2013) for APCo are reflected in rates through FAC phase-in plans.  The FAC generally includes some sharing of off-system sales.  In West Virginia for APCo, all of the profits from off-system sales are given to customers through the FAC.  None of the profits from off-system sales are given to customers through the FAC in Ohio for OPCo.  A portion of profits from off-system sales are given to customers through the FAC and other rate mechanisms in Oklahoma for PSO, Arkansas, Louisiana and Texas for SWEPCo, Virginia for APCo and in Indiana and Michigan for I&M.  Where the FAC or off-system sales sharing mechanism is capped, frozen or non-existent, changes in fuel costs or sharing of off-system sales impact earnings.

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

Most of the power produced at the generation plants of the AEP East Companies is sold to PJM.  The AEP East Companies purchase power from PJM to supply power to their customers.  Generally, these power sales and purchases are reported on a net basis as revenues on the statements of income.  However, purchases of power in excess of sales to PJM, on an hourly net basis, used to serve retail load are recorded gross as Purchased Electricity for Resale on the statements of income.  Other RTOs in which the Registrant Subsidiaries participate do not function in the same manner as PJM.  They function as balancing organizations and not as exchanges.

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

Energy Marketing and Risk Management Activities

AEPSC, on behalf of the Registrant Subsidiaries, engages in wholesale power, coal and natural gas marketing and risk management activities focused on wholesale markets where the AEP System owns assets and adjacent markets.  These activities include the purchase-and-sale of energy under forward contracts at fixed and variable prices.  These contracts include physical transactions, exchange-traded futures, and to a lesser extent, OTC swaps and options.  Certain energy marketing and risk management transactions are with RTOs.

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

Debt

Gains and losses from the reacquisition of debt used to finance regulated electric utility plants are deferred and amortized over the remaining term of the reacquired debt in accordance with their rate-making treatment unless the debt is refinanced.  If the reacquired debt associated with the regulated business is refinanced, the reacquisition costs attributable to the portions of the business that are subject to cost-based regulatory accounting are generally deferred and amortized over the term of the replacement debt consistent with its recovery in rates.  Operations not subject to cost-based rate regulation report gains and losses on the reacquisition of debt in Interest Expense on the statements of income upon reacquisition.

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

Pension Plan Assets	Target
Equity	30.0%
Fixed Income	55.0%
Other Investments	15.0%

OPEB Plans Assets	Target
Equity	66.0%
Fixed Income	33.0%
Cash	1.0%

The investment policy for each benefit plan contains various investment limitations.  The investment policies establish concentration limits for securities and prohibit the purchase of securities issued by AEP (with the exception of proportionate and immaterial holdings of AEP securities in passive index strategies).  However, the investment policies do not preclude the benefit trust funds from receiving contributions in the form of AEP securities, provided that the AEP securities acquired by each plan may not exceed the limitations imposed by law.  Each investment manager's portfolio is compared to a diversified benchmark index.

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

A portion of the pension assets is invested in real estate funds to provide diversification, add return and hedge against inflation.  Real estate properties are illiquid, difficult to value and not actively traded.  The pension plan uses external real estate investment managers to invest in commingled funds that hold real estate properties.  To mitigate investment risk in the real estate portfolio, commingled real estate funds are used to ensure that holdings are diversified by region, property type and risk classification.  Real estate holdings include core, value-added and development risk classifications and some investments in Real Estate Investment Trusts (REITs), which are publicly traded real estate securities.

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

I&M records securities held in these trust funds in Spent Nuclear Fuel and Decommissioning Trusts on its balance sheets.  I&M records these securities at fair value.  I&M classifies securities in the trust funds as available-for-sale due to their long-term purpose.  Other-than-temporary impairments for investments in both debt and equity securities are considered realized losses as a result of securities being managed by an external investment management firm.  The external investment management firm makes specific investment decisions regarding the debt and equity investments held in these trusts and generally intends to sell debt securities in an unrealized loss position as part of a tax optimization strategy.  Impairments reduce the cost basis of the securities which will affect any future unrealized gain or realized gain or loss due to the adjusted cost of investment.  I&M records unrealized gains and other-than-temporary impairments from securities in these trust funds as adjustments to the regulatory liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the SNF disposal trust funds in accordance with their treatment in rates.  Consequently, changes in fair value of trust assets do not affect earnings or AOCI.  See the “Nuclear Contingencies” section of Note 5 for additional discussion of nuclear matters.  See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 10 for disclosure of the fair value of assets within the trusts.

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

OPCo Revised Depreciation Rates

Effective December 1, 2011, OPCo revised book depreciation rates for certain of OPCo’s generation plants consistent with shortened depreciable lives for the generating units.  This change in depreciable lives resulted in a $52 million increase in depreciation expense in 2012.

In the fourth quarter of 2012, OPCo impaired the generating units discussed above (see Note 6).  As a result of this impairment of the full book value of these assets, OPCo ceased depreciation on these generating units effective December 1, 2012.

In the second quarter of 2013, OPCo impaired Muskingum River Plant, Unit 5 (MR5).  As a result of this impairment of the full book value of this generating unit, OPCo ceased depreciation on MR5 effective July 1, 2013.

2.  COMPREHENSIVE INCOME

Presentation of Comprehensive Income

The following tables provide the components of changes in AOCI for the year ended December 31, 2013.  All amounts in the following tables are presented net of related income taxes.

APCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges		Pension and OPEB
		Interest Rate	Amortization	Changes
		and Foreign	of Deferred	in Funded
	Commodity	Currency	Costs	Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2012	$(644)	$2,077	$19,118	$(50,449)	$(29,898)
Change in Fair Value Recognized in AOCI	768	-	-	29,665	30,433
Amounts Reclassified from AOCI	(30)	1,013	1,433	-	2,416
Net Current Period Other
Comprehensive Income	738	1,013	1,433	29,665	32,849
Balance in AOCI as of December 31, 2013	$94	$3,090	$20,551	$(20,784)	$2,951

I&M
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges		Pension and OPEB
		Interest Rate	Amortization	Changes
		and Foreign	of Deferred	in Funded
	Commodity	Currency	Costs	Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2012	$(446)	$(19,647)	$4,201	$(12,991)	$(28,883)
Change in Fair Value Recognized in AOCI	477	2,249	-	8,511	11,237
Amounts Reclassified from AOCI	15	1,422	700	-	2,137
Net Current Period Other
Comprehensive Income	492	3,671	700	8,511	13,374
Balance in AOCI as of December 31, 2013	$46	$(15,976)	$4,901	$(4,480)	$(15,509)

OPCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges		Pension and OPEB
		Interest Rate	Amortization	Changes
		and Foreign	of Deferred	in Funded
	Commodity	Currency	Costs	Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2012	$(912)	$8,095	$45,938	$(218,846)	$(165,725)
Change in Fair Value Recognized in AOCI	982	-	-	65,418	66,400
Amounts Reclassified from AOCI	22	(1,359)	12,509	-	11,172
Net Current Period Other
Comprehensive Income	1,004	(1,359)	12,509	65,418	77,572
Distribution of Cook Coal Terminal to Parent	-	-	-	19,652	19,652
Distribution of OPCo Generation to Parent	13	238	-	75,329	75,580
Balance in AOCI as of December 31, 2013	$105	$6,974	$58,447	$(58,447)	$7,079

PSO
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges
		Interest Rate and
	Commodity	Foreign Currency	Total
	(in thousands)
Balance in AOCI as of December 31, 2012	$21	$6,460	$6,481
Change in Fair Value Recognized in AOCI	68	-	68
Amounts Reclassified from AOCI	(32)	(759)	(791)
Net Current Period Other
Comprehensive Income	36	(759)	(723)
Balance in AOCI as of December 31, 2013	$57	$5,701	$5,758

SWEPCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges		Pension and OPEB
		Interest Rate	Amortization	Changes
		and Foreign	of Deferred	in Funded
	Commodity	Currency	Costs	Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2012	$22	$(15,571)	$4,778	$(7,089)	$(17,860)
Change in Fair Value Recognized in AOCI	83	-	-	7,360	7,443
Amounts Reclassified from AOCI	(39)	2,267	(255)	-	1,973
Net Current Period Other
Comprehensive Income	44	2,267	(255)	7,360	9,416
Balance in AOCI as of December 31, 2013	$66	$(13,304)	$4,523	$271	$(8,444)

Reclassifications from Accumulated Other Comprehensive Income

The following tables provide details of reclassifications from AOCI for the year ended December 31, 2013.  The amortization of pension and OPEB AOCI components are included in the computation of net periodic pension and OPEB costs.  See Note 7 for additional details.

APCo
Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Year Ended December 31, 2013

Amount of
(Gain) Loss
Reclassified
from AOCI
Gains and Losses on Cash Flow Hedges	(in thousands)
Commodity:
Electric Generation, Transmission and Distribution Revenues	$(80)
Purchased Electricity for Resale	90
Other Operation Expense	(37)
Maintenance Expense	(31)
Property, Plant and Equipment	(35)
Regulatory Assets/(Liabilities), Net (a)	47
Subtotal - Commodity	(46)

Interest Rate and Foreign Currency:
Interest Expense	1,559
Subtotal - Interest Rate and Foreign Currency	1,559

Reclassifications from AOCI, before Income Tax (Expense) Credit	1,513
Income Tax (Expense) Credit	530
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	983

Pension and OPEB
Amortization of Prior Service Cost (Credit)	(5,129)
Amortization of Actuarial (Gains)/Losses	7,334
Change in Funded Status	-
Reclassifications from AOCI, before Income Tax (Expense) Credit	2,205
Income Tax (Expense) Credit	772
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	1,433

Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$2,416

I&M
Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Year Ended December 31, 2013

Amount of
(Gain) Loss
Reclassified
from AOCI
Gains and Losses on Cash Flow Hedges	(in thousands)
Commodity:
Electric Generation, Transmission and Distribution Revenues	$(155)
Purchased Electricity for Resale	219
Other Operation Expense	(23)
Maintenance Expense	(14)
Property, Plant and Equipment	(20)
Regulatory Assets/(Liabilities), Net (a)	16
Subtotal - Commodity	23

Interest Rate and Foreign Currency:
Interest Expense	2,188
Subtotal - Interest Rate and Foreign Currency	2,188

Reclassifications from AOCI, before Income Tax (Expense) Credit	2,211
Income Tax (Expense) Credit	774
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	1,437

Pension and OPEB
Amortization of Prior Service Cost (Credit)	(794)
Amortization of Actuarial (Gains)/Losses	1,872
Change in Funded Status	-
Reclassifications from AOCI, before Income Tax (Expense) Credit	1,078
Income Tax (Expense) Credit	378
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	700

Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$2,137

OPCo
Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Year Ended December 31, 2013

Amount of
(Gain) Loss
Reclassified
from AOCI
Gains and Losses on Cash Flow Hedges	(in thousands)
Commodity:
Electric Generation, Transmission and Distribution Revenues	$(415)
Purchased Electricity for Resale	576
Other Operation Expense	(56)
Maintenance Expense	(26)
Property, Plant and Equipment	(45)
Regulatory Assets/(Liabilities), Net (a)	-
Subtotal - Commodity	34

Interest Rate and Foreign Currency:
Depreciation and Amortization Expense	7
Interest Expense	(2,098)
Subtotal - Interest Rate and Foreign Currency	(2,091)

Reclassifications from AOCI, before Income Tax (Expense) Credit	(2,057)
Income Tax (Expense) Credit	(720)
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(1,337)

Pension and OPEB
Amortization of Prior Service Cost (Credit)	(5,840)
Amortization of Actuarial (Gains)/Losses	25,085
Change in Funded Status	-
Reclassifications from AOCI, before Income Tax (Expense) Credit	19,245
Income Tax (Expense) Credit	6,736
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	12,509

Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$11,172

PSO
Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Year Ended December 31, 2013

Amount of
(Gain) Loss
Reclassified
from AOCI
Gains and Losses on Cash Flow Hedges	(in thousands)
Commodity:
Electric Generation, Transmission and Distribution Revenues	$-
Purchased Electricity for Resale	-
Other Operation Expense	(25)
Maintenance Expense	(10)
Property, Plant and Equipment	(15)
Regulatory Assets/(Liabilities), Net (a)	-
Subtotal - Commodity	(50)

Interest Rate and Foreign Currency:
Interest Expense	(1,167)
Subtotal - Interest Rate and Foreign Currency	(1,167)

Reclassifications from AOCI, before Income Tax (Expense) Credit	(1,217)
Income Tax (Expense) Credit	(426)
Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(791)

SWEPCo
Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Year Ended December 31, 2013

Amount of
(Gain) Loss
Reclassified
from AOCI
Gains and Losses on Cash Flow Hedges	(in thousands)
Commodity:
Electric Generation, Transmission and Distribution Revenues	$-
Purchased Electricity for Resale	-
Other Operation Expense	(29)
Maintenance Expense	(15)
Property, Plant and Equipment	(17)
Regulatory Assets/(Liabilities), Net (a)	-
Subtotal - Commodity	(61)

Interest Rate and Foreign Currency:
Interest Expense	3,488
Subtotal - Interest Rate and Foreign Currency	3,488

Reclassifications from AOCI, before Income Tax (Expense) Credit	3,427
Income Tax (Expense) Credit	1,199
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	2,228

Pension and OPEB
Amortization of Prior Service Cost (Credit)	(1,785)
Amortization of Actuarial (Gains)/Losses	1,393
Change in Funded Status	-
Reclassifications from AOCI, before Income Tax (Expense) Credit	(392)
Income Tax (Expense) Credit	(137)
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(255)

Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$1,973

(a)	Represents realized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

The following tables provide details on designated, effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets and the reasons for changes in cash flow hedges for the years ended December 31, 2012 and 2011.  All amounts in the following tables are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2012

Commodity	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2011	$(1,309)	$(819)	$(1,748)	$(69)	$(62)
Changes in Fair Value Recognized in AOCI	(1,310)	(987)	(2,002)	104	100
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Electric Generation, Transmission and
Distribution Revenues	(16)	(43)	(109)	-	-
Purchased Electricity for Resale	440	1,151	3,002	-	-
Other Operation Expense	(25)	(14)	(35)	(14)	(11)
Maintenance Expense	-	(2)	(5)	1	-
Property, Plant and Equipment	(14)	(10)	(15)	(1)	(5)
Regulatory Assets (a)	1,590	278	-	-	-
Balance in AOCI as of December 31, 2012	$(644)	$(446)	$(912)	$21	$22

Interest Rate and
Foreign Currency	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2011	$1,024	$(14,465)	$9,454	$7,218	$(15,462)
Changes in Fair Value Recognized in AOCI	-	(5,777)	-	-	(2,778)
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Depreciation and Amortization
Expense	-	-	4	-	-
Interest Expense	1,053	595	(1,363)	(758)	2,669
Balance in AOCI as of December 31, 2012	$2,077	$(19,647)	$8,095	$6,460	$(15,571)

Total – Cash Flow Hedges	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2011	$(285)	$(15,284)	$7,706	$7,149	$(15,524)
Changes in Fair Value Recognized in AOCI	(1,310)	(6,764)	(2,002)	104	(2,678)
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Electric Generation, Transmission and
Distribution Revenues	(16)	(43)	(109)	-	-
Purchased Electricity for Resale	440	1,151	3,002	-	-
Other Operation Expense	(25)	(14)	(35)	(14)	(11)
Maintenance Expense	-	(2)	(5)	1	-
Depreciation and Amortization
Expense	-	-	4	-	-
Interest Expense	1,053	595	(1,363)	(758)	2,669
Property, Plant and Equipment	(14)	(10)	(15)	(1)	(5)
Regulatory Assets (a)	1,590	278	-	-	-
Balance in AOCI as of December 31, 2012	$1,433	$(20,093)	$7,183	$6,481	$(15,549)

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2011

Commodity	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2010	$(273)	$(178)	$(364)	$88	$82
Changes in Fair Value Recognized in AOCI	(2,077)	(1,294)	(2,748)	108	102
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Electric Generation, Transmission and
Distribution Revenues	249	544	1,457	-	-
Purchased Electricity for Resale	62	79	425	-	-
Other Operation Expense	(95)	(71)	(160)	(93)	(93)
Maintenance Expense	(169)	(64)	(141)	(62)	(65)
Property, Plant and Equipment	(175)	(90)	(217)	(110)	(88)
Regulatory Assets (a)	1,169	255	-	-	-
Balance in AOCI as of December 31, 2011	$(1,309)	$(819)	$(1,748)	$(69)	$(62)

Interest Rate and
Foreign Currency	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2010	$217	$(8,507)	$10,813	$8,406	$(4,272)
Changes in Fair Value Recognized in AOCI	(373)	(6,913)	-	(475)	(12,438)
Amount of (Gain) or Loss Reclassified
from AOCI to Statement of Income/within
Balance Sheet:
Depreciation and Amortization
Expense	-	-	4	-	-
Interest Expense	1,180	955	(1,363)	(713)	1,248
Balance in AOCI as of December 31, 2011	$1,024	$(14,465)	$9,454	$7,218	$(15,462)

Total – Cash Flow Hedges	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2010	$(56)	$(8,685)	$10,449	$8,494	$(4,190)
Changes in Fair Value Recognized in AOCI	(2,450)	(8,207)	(2,748)	(367)	(12,336)
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

Ohio Electric Security Plan Filings

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

In October 2011, the PUCO issued an order in the remand proceeding.  As a result, OPCo ceased collection of POLR billings in November 2011 and recorded a write-off in 2011 related to POLR collections for the period June 2011 through October 2011.  In February 2012, the Ohio Consumers’ Counsel (OCC) and the IEU filed appeals of that order with the Supreme Court of Ohio challenging various issues, including the PUCO’s refusal to order retrospective relief concerning the POLR charges collected during 2009 – 2011 and various aspects of the approved environmental carrying charge, which, if ordered, could reduce OPCo’s net deferred fuel costs up to the total balance.  As of December 31, 2013, OPCo’s net deferred fuel balance was $445 million, excluding unrecognized equity carrying costs.  In February 2014, the Supreme Court of Ohio affirmed the PUCO’s decision and rejected all appeals filed by the OCC and the IEU.  In February 2014, the IEU filed for reconsideration of the Supreme Court of Ohio decision.

In August 2012, the PUCO issued an order in a separate proceeding which implemented a Phase-In Recovery Rider (PIRR) to recover deferred fuel costs in rates beginning September 2012.  The PUCO ruled that carrying charges should be calculated without an offset for accumulated deferred income taxes and that a long-term debt rate should be applied when collections begin.  In November 2012, OPCo filed an appeal at the Supreme Court of Ohio related to the PUCO decision in the PIRR proceeding claiming a long-term debt rate modified the previously adjudicated 2009 – 2011 ESP order, which granted a weighted average cost of capital rate.  In November 2012, the IEU and the OCC filed appeals regarding the PUCO decision in the PIRR proceeding.  These appeals principally argued that the PUCO should have reduced the deferred fuel balance to reflect the prior “improper” collection of POLR revenues which could reduce OPCo’s net deferred fuel balance up to the total balance.  These intervenors’ appeals also argued that carrying costs should be reduced due to an accumulated deferred income tax credit which, as of December 31, 2013, could reduce carrying costs by $31 million including $16 million of unrecognized equity carrying costs.  A decision from the Supreme Court of Ohio is pending.

In January 2011, the PUCO issued an order on the 2009 SEET filing.  The order gave consideration for a future commitment to invest $20 million to support the development of a large solar farm.  In January 2013, the PUCO found there was not a need for the large solar farm.  The PUCO noted that OPCo remains obligated to spend $20 million on this solar project or another project.  In September 2013, a proposed second phase of OPCo’s gridSMART® program was filed with the PUCO which included a proposed project to satisfy this PUCO directive.  A decision from the PUCO is pending.

In July 2011, OPCo filed its 2010 SEET filing with the PUCO.  In October 2013, the PUCO issued an order on the 2010 SEET filing that determined there were excessive earnings of $7 million, which were primarily offset against deferred fuel, as ordered.  OPCo is required to file its 2011 SEET filing with the PUCO on a separate CSPCo and OPCo company basis.  In November 2013, OPCo filed its 2011 and 2012 SEET filings with the PUCO.  In February 2014, the PUCO staff filed testimony asserting that no significantly excessive earnings had occurred in 2011 for CSPCo or OPCo and that no significantly excessive earnings had occurred in 2012 for OPCo.  In February 2014, OPCo entered into a stipulation agreement with the PUCO staff which both parties agree that there were no significantly excessive earnings in 2011 for CSPCo or OPCo.  A hearing at the PUCO related to the 2011 SEET filing is scheduled for February 2014.  Management does not believe that there were significantly excessive earnings in 2011 for either CSPCo or OPCo or in either 2012 or 2013 for OPCo.

Management is unable to predict the outcome of the unresolved litigation discussed above.  Depending on the rulings in these proceedings, it could reduce future net income and cash flows and impact financial condition.

June 2012 – May 2015 ESP Including Capacity Charge

In August 2012, the PUCO issued an order which adopted and modified a new ESP that establishes base generation rates through May 2015.  This ruling was generally upheld in rehearing orders in January and March 2013.

In July 2012, the PUCO issued an order in a separate capacity proceeding which stated that OPCo must charge CRES providers the Reliability Pricing Model (RPM) price and authorized OPCo to defer a portion of its incurred capacity costs not recovered from CRES providers up to $188.88/MW day.  The RPM price is approximately $33/MW day through May 2014 and $148/MW day from June 2014 through May 2015.  In December 2012, various parties filed notices of appeal of the capacity costs decision with the Supreme Court of Ohio.

As part of the August 2012 ESP order, the PUCO established a non-bypassable Retail Stability Rider (RSR), effective September 2012.  The RSR is being collected from customers at $3.50/MWh through May 2014 and will be collected at $4.00/MWh for the period June 2014 through May 2015, with $1.00/MWh applied to the recovery of deferred capacity costs.  As of December 31, 2013, OPCo’s incurred deferred capacity costs balance of $288 million, including debt carrying costs, was recorded in Regulatory Assets on the balance sheet.

In January and March 2013, the PUCO issued its Orders on Rehearing for the ESP which generally upheld its August 2012 order including the implementation of the RSR.  The PUCO clarified that a final reconciliation of revenues and expenses would be permitted for any over- or under-recovery on several riders including fuel.  In addition, the PUCO addressed certain issues around the energy auctions while other SSO issues related to the energy auctions were deferred to a separate docket related to the competitive bid process (CBP).  In April and May 2013, OPCo and various intervenors filed appeals with the Supreme Court of Ohio challenging portions of the PUCO’s ESP order, including the RSR.

In November 2013, the PUCO issued an order approving OPCo’s CBP with modifications.  The modifications include the delay of the energy auctions that were originally ordered in the ESP order.  OPCo must conduct an energy-only auction for 10% of the SSO load with delivery beginning April 2014 through May 2015.  The PUCO also ordered OPCo to conduct energy-only auctions for an additional 50% of the SSO load with delivery beginning November 2014 through May 2015 and for the remaining 40% of the SSO load for delivery from January 2015 through May 2015.  OPCo will conduct energy and capacity auctions for its entire SSO load for delivery starting in June 2015.  The PUCO also approved the unbundling of the FAC into fixed and energy-related components and an intervenor proposal to blend the $188.88/MW day capacity price in proportion to the percentage of energy planned to be auctioned.  Additionally, the PUCO ordered that intervenor concerns related to the recovery of the fixed fuel costs through potentially both the FAC and the approved capacity charges be addressed in subsequent FAC proceedings.  Management believes that these intervenor concerns are without merit.  In December 2013, the PUCO granted applications for rehearing for further consideration filed by OPCo and intervenors.  In January 2014, the PUCO denied all rehearing requests and agreed to issue a supplemental request for an independent auditor in the 2012-2013 FAC proceeding to separately examine the recovery of the fixed fuel costs, including OVEC.

If OPCo is ultimately not permitted to fully collect its ESP rates including the RSR, and its fixed fuel and deferred capacity costs, it could reduce future net income and cash flows and impact financial condition.

Proposed June 2015 – May 2018 ESP

In December 2013, OPCo filed an application with the PUCO to approve an ESP that includes proposed rate adjustments and the continuation and modification of certain existing riders, including the Distribution Investment Rider (DIR), effective June 2015 through May 2018.  This filing is consistent with the PUCO’s objective for a full transition from FAC and base generation rates to market.  The proposal includes a recommended auction schedule, a return on common equity of 10.65% on capital costs for certain riders and estimates an average decrease in rates of 9% over the three-year term of the plan for customers who receive their RPM and energy auction-based generation through OPCo.  Additionally, the application identifies OPCo’s intention to submit a separate application to continue the RSR established in the June 2012 – May 2015 ESP in which the unrecovered portion of the deferred capacity costs will continue to be collected at the rate of $4.00/MWh until the balance of the capacity deferrals has been collected.  Management intends to file this application in the first quarter of 2014.

Corporate Separation

In October 2012, the PUCO issued an order which approved the corporate separation of OPCo’s generation assets including the transfer of OPCo’s generation assets and associated generation liabilities at net book value to AGR.  In June 2013, the IEU filed an appeal with the Supreme Court of Ohio claiming the PUCO order approving the corporate separation was unlawful.  A decision from the Supreme Court of Ohio is pending.  In December 2013, the PUCO approved OPCo’s application to amend the corporate separation plan by permitting OPCo to retain certain rights to purchase power from OVEC.  The approval is subject to the condition that energy from the OVEC entitlements are sold into the day-ahead or real-time PJM energy markets, or on a forward basis through a bilateral arrangement.  In December 2013, corporate separation of OPCo’s generation assets was completed.

Also in October 2012, filings at the FERC were submitted related to corporate separation.  In April 2013, the FERC issued orders approving the transfer of OPCo’s generation assets to AGR.  See the “Corporate Separation and Termination of Interconnection Agreement” section of FERC Rate Matters.

Storm Damage Recovery Rider (SDRR)

In December 2012, OPCo submitted an application with the PUCO to establish initial SDRR rates.  The SDRR seeks recovery of 2012 incremental storm distribution expenses over twelve months starting with the effective date of the SDRR as approved by the PUCO.  In December 2013, a stipulation agreement was reached between OPCo, the PUCO staff and all intervenors except the OCC.  The stipulation included a $6 million reduction in the amount of 2012 storm expenses to be recovered and for recovery of those expenses to take place over a 12-month period.  The agreement also states that carrying charges using a long-term debt rate will be assessed from April 2013 until recovery begins, but no additional carrying charges will accrue during the actual recovery period.   In December 2013, the OCC filed testimony opposing the stipulation.  The testimony recommended the disallowance of approximately $18 million of the 2012 storm expenses and that the remaining 2012 storm expenses be offset by an additional $20 million that OPCo was ordered to spend on a solar project in OPCo’s 2009 SEET filing.  See the “2009-2011 ESP” section above.  Hearings were held at the PUCO in January 2014 related to the settlement agreement and to address issues presented in the OCC’s testimony.  As of December 31, 2013, OPCo has deferred $56 million in Regulatory Assets on the balance sheet related to 2012 storm damage.  If OPCo is not ultimately permitted to recover these storm costs, it could reduce future net income and cash flows and impact financial condition.

2009 Fuel Adjustment Clause Audit

In January 2012, the PUCO issued an order in OPCo’s 2009 FAC that the remaining $65 million in proceeds from a 2008 coal contract settlement agreement be applied against OPCo’s under-recovered fuel balance.  In April 2012, on rehearing, the PUCO ordered that the settlement credit only needed to reflect the Ohio retail jurisdictional share of the gain not already flowed through the FAC with carrying charges.  As a result, OPCo recorded a $30 million net favorable adjustment on the statement of income in 2012.  The January 2012 PUCO order also stated that a consultant should be hired to review the coal reserve valuation and recommend whether any additional value should benefit ratepayers.  Management is unable to predict the outcome of any future consultant recommendation regarding valuation of the coal reserve.  If the PUCO ultimately determines that additional amounts should benefit ratepayers as a result of the consultant’s review of the coal reserve valuation, it could reduce future net income and cash flows and impact financial condition.

In August 2012, intervenors filed an appeal with the Supreme Court of Ohio claiming the settlement credit ordered by the PUCO should have reflected the remaining gain not already flowed through the FAC with carrying charges, which, if ordered, would be $35 million plus carrying charges.  If the Supreme Court of Ohio ultimately determines that additional amounts should benefit ratepayers, it could reduce future net income and cash flows and impact financial condition.

2010 and 2011 Fuel Adjustment Clause Audits

The PUCO-selected outside consultant issued its 2010 and 2011 FAC audit reports which included a recommendation that the PUCO reexamine the carrying costs on the deferred FAC balance and determine whether the carrying costs on the balance should be net of accumulated income taxes with the use of a weighted average cost of capital (WACC).  The PUCO subsequently ruled in the PIRR proceeding that the fuel clause for these years was approved with a WACC carrying cost and that the carrying costs on the balance should not be net of accumulated income taxes.  Hearings at the PUCO were held in November 2013.  If the PUCO orders result in a reduction to the FAC deferral, it could reduce future net income and cash flows and impact financial condition.  See the 2009-2011 ESP section of the “Ohio Electric Security Plan Filing” related to the PUCO order in the PIRR proceeding.

Ormet

Ormet, a large aluminum company, had a contract to purchase power from OPCo through 2018.  In February 2013, Ormet filed Chapter 11 bankruptcy proceedings in the state of Delaware.  In October 2013, Ormet announced that it was unable to emerge from bankruptcy and shut down operations effective immediately.  Based upon previous PUCO rulings providing rate assistance to Ormet, the PUCO is expected to permit OPCo to recover unpaid Ormet amounts through the Economic Development Rider, except where recovery from ratepayers is limited to $20 million related to previously deferred payments from Ormet’s October and November 2012 power bills.  OPCo expects that any additional unpaid generation usage by Ormet will be recoverable as a regulatory asset through the Economic Development Rider (EDR).  In February 2014, a stipulation agreement between OPCo and Ormet was filed with the PUCO.  The stipulation recommends approval of OPCo’s right to fully recover approximately $49 million of foregone revenues through the EDR which, as of December 31, 2013, is recorded in regulatory assets on the balance sheet.  Also in February 2014, intervenor comments were filed objecting to full recovery of these forgone revenues.

In addition, in the 2009 – 2011 ESP proceeding, intervenors requested that OPCo be required to refund the Ormet-related revenues under a previous interim arrangement (effective from January 2009 through September 2009) and requested that the PUCO prevent OPCo from collecting Ormet-related revenues in the future.  Through September 2009, the last month of the interim arrangement, OPCo had $64 million of deferred FAC costs related to the interim arrangement, excluding $2 million of unrecognized equity carrying costs.  The PUCO did not take any action on this request.  The intervenors raised this issue again in response to OPCo’s November 2009 filing to approve recovery of the deferral under the interim agreement.

To the extent amounts discussed above are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Ohio IGCC Plant

In March 2005, OPCo filed an application with the PUCO seeking authority to recover costs of building and operating an IGCC power plant.  As of December 31, 2013, OPCo has collected $24 million in pre-construction costs authorized in a June 2006 PUCO order.  Intervenors have filed motions with the PUCO requesting that OPCo refund all collected pre-construction costs to Ohio ratepayers with interest.

Management cannot predict the outcome of this proceeding concerning the Ohio IGCC plant or what effect, if any, this proceeding could have on future net income and cash flows.  However, if OPCo is required to refund pre-construction costs collected, it could reduce future net income and cash flows and impact financial condition.

SWEPCo Rate Matters

Turk Plant

SWEPCo constructed the Turk Plant, a new base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which was placed into service in December 2012.  SWEPCo owns 73% (440 MW) of the Turk Plant and operates the facility.  As of December 31, 2013, SWEPCo’s share of incurred construction expenditures for the Turk Plant was approximately $1.758 billion.  As of December 31, 2013, a pretax provision of $59 million has been recorded for costs incurred in excess of a Texas cost cap, resulting in total net capitalized expenditures of $1.699 billion.

The APSC granted approval for SWEPCo to build the Turk Plant by issuing a Certificate of Environmental Compatibility and Public Need (CECPN) for the SWEPCo Arkansas jurisdictional share of the Turk Plant (approximately 20%).  Following an appeal by certain intervenors, the Arkansas Supreme Court issued a decision that reversed the APSC’s grant of the CECPN.  In June 2010, in response to an Arkansas Supreme Court decision, the APSC issued an order which reversed and set aside the previously granted CECPN.  This Turk Plant output that is currently not subject to cost-based rate recovery and is being sold into the wholesale market.

The PUCT approved a Certificate of Convenience and Necessity (CCN) for the Turk Plant with the following conditions: (a) a cap on the recovery of jurisdictional capital costs for the Turk Plant based on the previously estimated $1.522 billion projected cash construction cost, excluding related transmission costs, (b) a cap on recovery of annual CO2 emission costs at $28 per ton through the year 2030 and (c) a requirement to hold Texas ratepayers financially harmless from any adverse impact related to the Turk Plant not being fully subscribed to by other utilities or wholesale customers.  The PUCT decision was upheld on appeal. See the “2012 Texas Base Rate Case” disclosure below for a discussion of a PUCT order on the Texas capital cost cap.

If SWEPCo cannot ultimately recover its investment and expenses related to the Turk Plant or transmission lines, it could reduce future net income and cash flows and impact financial condition.

2012 Texas Base Rate Case

In July 2012, SWEPCo filed a request with the PUCT to increase annual base rates by $83 million, primarily due to the Turk Plant, based upon an 11.25% return on common equity to be effective January 2013.  The requested base rate increase included a return on and of the Texas jurisdictional share (approximately 33%) of the Turk Plant generation investment as of December 2011, total Turk Plant related estimated transmission investment costs and associated operation and maintenance costs.  The filing also (a) increased depreciation expense due to the decrease in the average remaining life of the Welsh Plant to account for the change in the retirement date of the Welsh Plant, Unit 2 from 2040 to 2016 and (b) included a return on and of the Stall Unit as of December 2011 and associated operation and maintenance costs.

In October 2013, the PUCT issued an order affirming the prudence of the Turk Plant but determining that the Turk Plant Texas capital cost cap established in the Certificate of Convenience and Necessity (CCN) case discussed above (the Texas capital cost cap) also limited SWEPCo’s recovery of AFUDC in addition to its recovery of cash construction costs.  As a result of the determination that AFUDC was to be included in the cap, in the third quarter of 2013, SWEPCo recorded an additional pretax regulatory disallowance of $111 million.  The order approved an annual rate increase of approximately $39 million based upon a return on common equity of 9.65%, including an unfavorable consolidated income tax adjustment of $5 million.  As a result of this approval, SWEPCo retroactively applied the rate increase to the end of January 2013.  The order also provided that there would be no disallowance to the existing book investment in the Stall Unit and that the Turk Plant related transmission line investment that was not in service at the end of the test year would be excluded from rate base.  SWEPCo has since sought approval to recover this transmission investment through a Transmission Cost Recovery Rider in a filing made in December 2013.  Additionally, the PUCT deferred consideration of the requested increase in depreciation expense related to the change in the 2016 retirement date of the Welsh Plant, Unit 2.  As of December 31, 2013, the net book value of Welsh Plant, Unit 2 was $87 million, before cost of removal, including materials and supplies inventory and CWIP.

In October 2013, SWEPCo filed a motion for rehearing with the PUCT.  In December 2013, the PUCT issued an order granting rehearing and reversed its decision on consolidated tax savings increasing SWEPCo’s annual revenues by $5 million.  In January 2014, the PUCT determined that AFUDC was excluded from the Turk Plant’s Texas jurisdictional capital cost cap.  As a result of these rulings, in the fourth quarter of 2013, SWEPCo reversed $114 million of previously recorded regulatory disallowances.  These rulings also increased SWEPCo’s previously approved annual base rates by a total of $13 million, which was also retroactively applied to the end of January 2013.  The resulting annual base rate increase is approximately $52 million.

If SWEPCo cannot ultimately recover its Texas jurisdictional share of the investment and expenses related to the Welsh Plant, Unit 2 and its retirement-related costs, it could reduce future net income and cash flows and impact financial condition.

2013 Texas Transmission Costs Recovery Factor Filing

In December 2013, SWEPCo filed an application to implement its initial transmission cost recovery factor (TCRF) requesting additional annual revenue of $10 million.  The TCRF is designed to recover increases from the amounts included in SWEPCo’s Texas retail base rates for transmission infrastructure improvement costs and wholesale transmission charges under a tariff approved by the FERC.  SWEPCo’s application included Turk Plant transmission-related costs.  In January and February 2014, intervenors filed motions with the PUCT opposing SWEPCo’s filing.  In February 2014, an Administrative Law Judge issued an order requesting additional information from SWEPCo related to this filing.  If the PUCT were to disallow any portion of the TCRF, it could reduce future net income and cash flows.

2012 Louisiana Formula Rate Filing

In 2012, SWEPCo initiated a proceeding to establish new formula base rates in Louisiana, including recovery of the Louisiana jurisdictional share (approximately 29%) of the Turk Plant.  In February 2013, a settlement was filed and approved by the LPSC.  The settlement increased Louisiana total rates by approximately $2 million annually, effective March 2013, which consisted of an increase in base rates of approximately $85 million annually offset by a decrease in fuel and other rates of approximately $83 million annually.  The March 2013 base rates are based on a 10% return on common equity and cost recovery of the Louisiana jurisdictional share of the Turk Plant and Stall Unit, subject to refund based on the staff review of the cost of service and the prudency review of the Turk Plant.  The settlement also provided that the LPSC will review base rates in 2014 and 2015 and that SWEPCo will recover non-fuel Turk Plant costs and a full weighted-average cost of capital return on the prudently incurred Turk Plant investment in jurisdictional rate base, effective January 2013.  In May 2013, SWEPCo filed testimony in the prudence review of the Turk Plant.  If the LPSC orders refunds based upon the pending staff review of the cost of service or the prudency review of the Turk Plant, it could reduce future net income and cash flows and impact financial condition.

Flint Creek Plant Environmental Controls

In February 2012, SWEPCo filed a petition with the APSC seeking a declaratory order to install environmental controls at the Flint Creek Plant to comply with the standards established by the CAA.  The estimated cost of the project is $408 million, excluding AFUDC and company overheads.  As a joint owner of the Flint Creek Plant, SWEPCo’s portion of those costs is estimated at $204 million.  In July 2013, the APSC approved the request to install environmental controls at the Flint Creek Plant.

APCo Rate Matters

Plant Transfers

In October 2012, the AEP East Companies submitted several filings with the FERC regarding the transfer of certain generation plants within the AEP System.  See the “Corporate Separation and Termination of Interconnection Agreement” section of FERC Rate Matters.  In December 2012, APCo and WPCo filed requests with the Virginia SCC and the WVPSC for approval to transfer at net book value to APCo a two-thirds interest in Amos Plant, Unit 3 and a one-half interest in the Mitchell Plant, comprising 1,647 MW of generating capacity.  In July 2013, the Virginia SCC approved the transfer of the two-thirds interest in the Amos Plant, Unit 3 to APCo, but directed that an amount equal to $83 million pretax be removed from the proposed transfer price.  The Virginia jurisdictional share of the disallowance was approximately $39 million.  The Virginia SCC also denied the proposed transfer of the one-half interest in the Mitchell Plant to APCo.

In December 2013, the WVPSC approved the transfer of OPCo’s two-thirds interest in the Amos Plant, Unit 3 to APCo but deferred a final decision related to the recovery of West Virginia’s jurisdictional share of the $83 million pretax Virginia SCC disallowance until APCo’s next West Virginia base rate case which APCo has agreed to file no later than June 2014.  The West Virginia and FERC jurisdictional share of the potential disallowance is approximately $44 million pretax.  Additionally, the WVPSC order also approved a rate surcharge for Amos Plant, Unit 3 effective January 2014 and deferred ruling on the transfer of the one-half interest in the Mitchell Plant to APCo.  The surcharge was offset by an equal reduction in ENEC revenue with no overall change in total revenue.

In December 2013, the transfer of OPCo’s two-thirds interest in the Amos Plant, Unit 3 to APCo was completed.  As a result of the Virginia order, in the fourth quarter of 2013, APCo recorded a pretax regulatory disallowance of $39 million in Asset Impairments and Other Related Charges on the statement of income.  Management continues to review its options related to the remaining one-half interest in the Mitchell Plant currently owned by AGR.  If APCo and WPCo are not ultimately permitted to recover their Amos Plant, Unit 3 incurred costs in West Virginia and FERC, it could reduce future net income and cash flows and impact financial condition.

APCo IGCC Plant

As of December 31, 2013, APCo deferred for future recovery pre-construction IGCC costs of approximately $9 million applicable to its West Virginia jurisdiction, approximately $2 million applicable to its FERC jurisdiction and approximately $10 million applicable to its Virginia jurisdiction.  If the costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

2013 Virginia Environmental Rate Adjustment Clause (Environmental RAC) Filing

In March 2013, APCo filed with the Virginia SCC for approval of an environmental RAC to recover $39 million related to 2012 and 2011 environmental compliance costs, including carrying costs.  In March 2013, the environmental RAC surcharge expired related to the collection of 2009 and 2010 environmental compliance costs.  In November 2013, the Virginia SCC approved a settlement agreement which recommended approval of an environmental RAC to recover $38 million of the 2012 and 2011 environmental compliance costs, effective January 2014 for a one-year period.  The order also states that APCo must file its next environmental RAC petition on or before May 1, 2015.  As of December 31, 2013, APCo has deferred $28 million for the Virginia portion of unrecovered environmental RAC costs incurred in 2012 and 2011, excluding $10 million of unrecognized equity carrying costs.

2013 Virginia Generation Rate Adjustment Clause (Generation RAC)Filing

In March 2013, APCo filed with the Virginia SCC to increase its generation RAC revenues by $12 million for a total of $38 million to collect costs related to the Dresden Plant.  In December 2013, the Virginia SCC approved a settlement agreement that included an increase in the generation RAC to $39 million.  Per the approved settlement agreement, the generation RAC increase was effective in February 2014 for a period of one year at which time the component to collect an under-recovery of approximately $10 million will cease and the remaining annual $29 million revenue to recover on-going Dresden Plant costs will continue.  As of December 31, 2013, APCo has deferred $6 million for the Virginia portion of unrecovered costs of the Dresden Plant, excluding $5 million of unrecognized equity carrying costs.

2013 Virginia Transmission Rate Adjustment Clause (Transmission RAC)

In December 2013, APCo filed with the Virginia SCC to increase its transmission RAC revenues by $50 million annually.  The increase in the transmission RAC is expected to be effective May 2014.  In February 2014, a hearing was held at the Virginia SCC in which a stipulation agreement between APCo and the Virginia SCC staff was submitted to the Virginia SCC that recommended approval to increase the transmission RAC revenues by $49 million annually, subject to true-up.  The stipulation included the Virginia SCC staff's commitment to fully audit APCo's transmission RAC under-recoveries and report its findings and recommendations in testimony in APCo's next transmission RAC filing in 2015.  As of December 31, 2013, APCo has deferred $47 million for the Virginia portion of unrecovered transmission RAC costs.  If the Virginia SCC were to disallow any portion of the transmission RAC, it could reduce future net income and cash flows.

2013 West Virginia Expanded Net Energy Charge (ENEC) Filing

In March 2012, West Virginia passed securitization legislation which allowed the WVPSC to establish a regulatory framework for electric utilities to securitize certain deferred ENEC balances and other ENEC-related assets.  In August 2013, the WVPSC approved a settlement that included (a) a $56 million reduction in ENEC revenues, offset by a $6 million annual increase in construction surcharges, effective September 2013 and subject to true-up, (b) an agreement to file a base case no later than June 2014 and (c) the deferral of $21 million from the ENEC recovery balance with the ability to include that amount in the ENEC recovery balance upon reaching certain coal inventory levels at the Amos Plant.  In September 2013, the WVPSC approved a settlement agreement filed by APCo, WPCo and intervenors which authorized APCo to securitize $376 million, plus upfront financing costs, primarily related to the December 2011 under-recovered ENEC deferral balance.  In November 2013, APCo issued $380 million of Securitization Bonds to securitize the under-recovered ENEC deferral balance, including $4 million of upfront financing costs, with a final maturity date of August 2031.  APCo implemented a new securitization rider which was offset by an equal reduction in ENEC revenues, with no overall change in total revenues.

As of December 31, 2013, APCo’s ENEC net over-recovery balance was $86 million, of which $107 million was recorded in Regulatory Liabilities and $21 million was recorded in Regulatory Assets on the balance sheet.

Virginia Storm Costs

In March 2013, due to the 2013 enactment of a Virginia law, APCo wrote off $30 million of previously deferred 2012 Virginia storm costs.  The change in law affected the test years to be included in APCo's next biennial Virginia base rate filing in March 2014 and the determination of how these costs are treated in the Virginia jurisdictional biennial earnings test for 2012 and 2013.  As of December 31, 2013, APCo has not deferred any Virginia storm costs incurred in 2012 or 2013 based on actual 2012 and estimated 2013 Virginia jurisdictional earnings.  The 2012 and 2013 earnings test will be filed in the first quarter of 2014 as part of APCo’s biennial Virginia base rate filing.

WPCo Merger with APCo

In December 2011, APCo and WPCo filed an application with the WVPSC requesting authority to merge WPCo into APCo.  In December 2012, APCo and WPCo filed merger applications with the Virginia SCC and the FERC.  In April 2013, the FERC approved the merger.  Also in December 2012, APCo and WPCo filed requests with the Virginia SCC and the WVPSC for approval to transfer at net book value to APCo a two-thirds interest in Amos Plant, Unit 3 and a one-half interest in the Mitchell Plant.  In June 2013, the WVPSC issued an order consolidating the merger case with APCo’s plant asset transfer case.  In July 2013, the Virginia SCC approved the merger of WPCo into APCo and the transfer of the two-thirds interest in the Amos Plant, Unit 3 to APCo but denied the proposed transfer of the one-half interest in the Mitchell Plant to APCo.  Although the Virginia SCC authorized the merger of WPCo into APCo, denial of the Mitchell Plant ownership transfer will result in insufficient generation to serve the merged company.  In December 2013, the WVPSC issued an order that deferred ruling on the merger of WPCo into APCo.  Management continues to review its options and the feasibility related to the merger, the respective companies’ needs for generation and the remaining one-half interest in the Mitchell Plant currently owned by AGR.  See the “Plant Transfers” section of APCo Rate Matters and the “Corporate Separation and Termination of Interconnection Agreement” section of FERC Rate Matters.

PSO Rate Matters

2014 Oklahoma Base Rate Case

In January 2014, PSO filed a request with the OCC to increase annual base rates by $38 million, based upon a 10.5% return on common equity.  This revenue increase includes a proposed increase in depreciation rates of $29 million.  In addition, the filing proposed recovery of advanced metering costs through a separate rider over a three-year deployment period requesting $7 million of revenues in year one, increasing to $28 million in year three.  The filing also proposed expansion of an existing transmission rider currently recovered in base rates to include additional types of transmission costs that are expected to increase over the next several years.

Oklahoma Environmental Compliance Plan

In September 2012, PSO filed an environmental compliance plan with the OCC reflecting the retirement of Northeastern Station (NES), Unit 4 in 2016 and additional environmental controls on NES, Unit 3 to continue operations through 2026.  As of December 31, 2013, the net book values of NES, Units 3 and 4 were $208 million and $106 million, respectively, before cost of removal, including materials and supplies inventory and CWIP.  In August 2013, the OCC dismissed PSO’s environmental compliance plan case without prejudice but will permit PSO to seek recovery in a future proceeding.  PSO will address the environmental compliance plan issues in future regulatory proceedings when it seeks cost recovery of the plan.  If PSO is ultimately not permitted to fully recover its net book value of NES, Units 3 and 4 and other environmental compliance costs, it could reduce future net income and cash flows and impact financial condition.

I&M Rate Matters

2011 Indiana Base Rate Case

In February 2013, the IURC issued an order that granted an $85 million annual increase in base rates based upon a return on common equity of 10.2%.  In a March 2013 order, the IURC approved an adjustment which increased the authorized annual increase in base rates from $85 million to $92 million.  In March 2013, the Indiana Office of Utility Consumer Counselor (OUCC) filed a request for reconsideration with the IURC, which was denied.  Also in March 2013, the OUCC filed an appeal of the order with the Indiana Court of Appeals.  In September 2013, the OUCC filed a brief on appeal that included objections to the inclusion of a prepaid pension asset in rate base, the use of an end-of-test-year amount for materials and supplies instead of a thirteen-month average and the application of an “outdated” capital structure.  If any part of the IURC order is overturned by the Indiana Court of Appeals, it could reduce future net income and cash flows.

Cook Plant Life Cycle Management Project (LCM Project)

In April and May 2012, I&M filed a petition with the IURC and the MPSC, respectively, for approval of the LCM Project, which consists of a group of capital projects to ensure the safe and reliable operations of the Cook Plant through its licensed life (2034 for Unit 1 and 2037 for Unit 2).  The estimated cost of the LCM Project is $1.2 billion to be incurred through 2018, excluding AFUDC.  As of December 31, 2013, I&M has incurred costs of $380 million related to the LCM Project, including AFUDC.

In July 2013, the IURC approved I&M’s proposed project with the exception of an estimated $23 million related to certain items that might accommodate a future potential power uprate which the IURC stated I&M could seek recovery of in a subsequent base rate case.  I&M will recover approved costs through an LCM rider which will be determined in semi-annual proceedings.  The IURC authorized deferral accounting for costs incurred related to certain projects effective January 2012 to the extent such costs are not reflected in rates.  In October 2013, I&M filed an application with the IURC for LCM rider rates effective January 2014.  In November 2013, the OUCC filed testimony identifying concerns related to the LCM rider that included the use of forecasted capital expenditures and the method used to calculate carrying charges.  In December 2013, the IURC issued an interim order authorizing the implementation of LCM rider rates effective January 2014, subject to reconciliation upon the issuance of a final order by the IURC.

In January 2013, the MPSC approved a Certificate of Need (CON) for the LCM Project and authorized deferral accounting for costs incurred related to the approved projects effective January 2013 until these costs are included in rates.  In February 2013, intervenors filed appeals with the Michigan Court of Appeals objecting to the issuance of the CON as well as the amount of the CON related to the LCM Project.

If I&M is not ultimately permitted to recover its LCM Project costs, it could reduce future net income and cash flows and impact financial condition.

Rockport Plant Clean Coal Technology Project (CCT Project)

In April 2013, I&M filed an application with the IURC seeking approval of a Certificate of Public Convenience and Necessity (CPCN) to retrofit both units of the Rockport Plant with a dry sorbent injection system.  The estimated cost of the CCT Project was $285 million, excluding AFUDC, to be shared equally between I&M and AEGCo.  The application requested deferral treatment of any unrecovered carrying costs incurred during construction and incremental post in-service depreciation expense and operation and maintenance expenses until such costs are recognized and recovered in a rider.  I&M also requested cost recovery associated with the retrofit using the Clean Coal Technology Rider recovery mechanism.

In November 2013, the IURC approved a settlement agreement that included the approval of the CPCN with an updated estimated CCT Project cost of $258 million, excluding AFUDC, and the recovery of the Indiana jurisdictional share of I&M’s ownership share of $129 million.  The settlement agreement specifies that 80% of the recoverable I&M direct ownership share of CCT Project costs will be recovered through a Federal Mandate Rider with the remaining 20% deferred until rates are established in a subsequent rate case.  I&M’s Indiana allocated share of the CCT Project costs received in the form of purchased power from AEGCo will be recovered in subsequent I&M rate cases.  As of December 31, 2013, I&M has incurred costs of $56 million related to the CCT Project, including AFUDC.

Tanners Creek Plant, Units 1 - 4

In 2011, I&M announced that it would retire Tanners Creek Plant, Units 1-3 by June 2015 to comply with proposed environmental regulations.  In September 2013, I&M announced that Tanners Creek Plant, Unit 4 would also be retired in mid-2015 rather than being converted from coal to natural gas.   I&M is currently recovering depreciation and a return on the net book value of the Tanners Creek Plant in base rates and plans to seek recovery of all of the plant’s retirement related costs in its next Indiana and Michigan base rate cases.

In December 2013, I&M filed an application with the MPSC seeking approval of revised depreciation rates for Rockport Plant, Unit 1 and Tanners Creek Plant due to the retirement of the Tanners Creek Plant in 2015.  Upon the retirement of the Tanners Creek Plant, I&M proposes that the net book value of the Tanners Creek Plant will be recovered over the remaining life of the Rockport Plant.  I&M requested to have the impact of these new depreciation rates incorporated into the rates set in its next rate case.  The new depreciation rates result in a decrease in I&M’s Michigan jurisdictional electric depreciation expense which I&M proposes to implement in the month following a MPSC order in the revised depreciation case.

As of December 31, 2013, the net book value of the Tanners Creek Plant was $341 million, before cost of removal, including materials and supplies inventory and CWIP.  If I&M is ultimately not permitted to fully recover its net book value of the Tanners Creek Plant and its retirement-related costs, it could reduce future net income and cash flows and impact financial condition.

FERC Rate Matters

Corporate Separation and Termination of Interconnection Agreement – Affecting APCo, I&M and OPCo

In October 2012, the AEP East Companies submitted several filings with the FERC seeking approval to fully separate OPCo’s generation assets from its distribution and transmission operations.  The filings requested approval to transfer at net book value (NBV) approximately 9,200 MW of OPCo-owned generation assets and associated liabilities to AGR.  The AEP East Companies also requested FERC approval to transfer at NBV two-thirds ownership (867 MW) in Amos Plant, Unit 3 to APCo and transfer the Mitchell Plant at NBV to APCo and KPCo in equal one-half interests (780 MW each) to be effective December 31, 2013.  In April 2013, the FERC issued orders approving the transfer of OPCo’s generation assets to AGR, the transfers of the Amos Plant and Mitchell Plant to APCo and KPCo, respectively, and the merger of APCo and WPCo.  In January 2014, the FERC dismissed an IEU petition for rehearing of its order granting OPCo authority to implement corporate separation by transferring its generation assets to AGR.  Similar asset transfer filings were made at the Virginia SCC and the WVPSC.  In December 2013, corporate separation of OPCo’s generation assets was completed.  See the “Plant Transfers” section of APCo Rate Matters.

In accordance with management’s December 2010 announcement and October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.

In December 2013, the FERC issued orders approving the creation of the PCA, effective January 1, 2014, conditioned upon certain compliance filings which were filed with the FERC in January 2014.  The PCA was established among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Under the PCA, APCo and I&M would be individually responsible for planning their respective capacity obligations and there would be no capacity equalization charges/credits on deficit/surplus companies.  Further, the PCA allows, but does not obligate, APCo and I&M to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

Also effective January 1, 2014, the FERC approved the creation of a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to meet capacity obligations of member companies through May 31, 2015.

Additionally, FERC approval was sought for a Power Supply Agreement (PSA) between AGR and OPCo.  This agreement provides for AGR to supply capacity for OPCo’s switched (at $188.88/MW day) and non-switched retail load for the period January 1, 2014 through May 31, 2015 and to supply the energy needs of OPCo’s non-switched retail load that is not acquired through an auction from January 1, 2014 through December 31, 2014.  In December 2013, the FERC issued an order approving the PSA.  The order conditioned the acceptance of the PSA on the revision of the agreement to reflect the PUCO’s current and future underlying rates and rate structure.  In January 2014, initial revisions to reflect current underlying rates and rate structure were filed at the FERC.

In October 2013, the AEP East Companies submitted additional filings with the FERC updating the October 2012 filings to reflect changes necessitated by orders from the Virginia SCC and the KPSC related to the proposed asset transfers and to position the company for the final stages of corporate separation.  In December 2013, the FERC issued an order approving these additional filings.  See the “Plant Transfers” section of APCo Rate Matters for a discussion of the Virginia SCC order.

If APCo and/or I&M experience decreases in revenues or increases in expenses as a result of changes to their relationship with affiliates and are unable to recover the change in revenues and costs through rates, prices or additional sales, it could reduce future net income and cash flows.

4.  EFFECTS OF REGULATION

Regulated Generating Units to be Retired Before or During 2016

The following regulated generating units are probable of abandonment.  Accordingly, CWIP and Plant in Service has been reclassified as Other Property, Plant and Equipment on the balance sheet as of December 31, 2013.  The following table summarizes the plant investment and cost of removal, currently being recovered, for each generating unit as of December 31, 2013.

Plant Name and Unit	Company	Gross Investment	Accumulated Depreciation	Net Investment	Cost of Removal Regulatory Liability	Expected Retirement Date	Remaining Recovery Period
		(in thousands)
Tanners Creek Plant,	I&M	$681,490	$353,800	$327,690	$87,102	2015	17 years
Units 1-4
Northeastern Station,	PSO	181,652	88,836	92,816	11,142	2016	27 years
Unit 4
Welsh Plant, Unit 2	SWEPCo	174,919	92,973	81,946	19,054	2016	27 years
Total		$1,038,061	$535,609	$502,452	$117,298

In accordance with accounting guidance for “Regulated Operations”, APCo regulated generating units expected to be retired before or during 2016 are not considered probable of abandonment.

Regulatory Assets

Regulatory assets and liabilities are comprised of the following items:

	APCo			I&M
			Remaining			Remaining
	December 31,		Recovery	December 31,		Recovery
Regulatory Assets:	2013	2012	Period	2013	2012	Period
	(in thousands)			(in thousands)
Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$39,811	$74,906	1 year	$-	$3,029
Under-recovered Fuel Costs - does not earn a return	-	-		3,397	1,647	1 year
Total Current Regulatory Assets	$39,811	$74,906		$3,397	$4,676

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending
future proceedings to determine the recovery
method and timing:

Regulatory Assets Currently Not Earning a Return
Storm Related Costs	$65,206	$94,458		$1,836	$-
Expanded Net Energy Charge - Coal Inventory	20,528	-		-	-
Mountaineer Carbon Capture and Storage
Product Validation Facility	13,264	14,155		-	-
Virginia Demand Response Program Costs	5,012	1,447		-	-
Transmission Agreement Phase-In	3,313	2,992		-	-
Virginia Environmental Rate Adjustment Clause	2,440	29,320		-	-
Mountaineer Carbon Capture and Storage
Commercial Scale Facility	1,287	1,287		-	1,380
Indiana Under-Recovered Capacity Costs	-	-		21,945	-
Indiana Deferred Cook Plant Life Cycle
Management Project Costs	-	-		4,093	-
Stranded Costs on Abandoned Plants	-	-		3,896	-
Dresden Plant Operating Costs	-	8,758		-	-
Deferred Wind Power Costs	-	5,143		-	-
Litigation Settlement	-	-		-	11,098
Other Regulatory Assets Not Yet Being Recovered	168	-		3,616	786
Total Regulatory Assets Not Yet Being Recovered	111,218	157,560		35,386	13,264

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Storm Related Costs	17,167	21,371	5 years	-	-
Unamortized Loss on Reacquired Debt	11,622	12,969	29 years	21,508	15,871	19 years
RTO Formation/Integration Costs	3,473	4,370	6 years	2,544	3,229	6 years
Cook Plant, Unit 2 Baffle Bolts	-	-		7,248	-	25 years
West Virginia Expanded Net Energy Charge	-	272,783		-	-
Customer Choice Implementation Costs	-	-		-	1,493
Other Regulatory Assets Being Recovered	665	-	various	522	-	various
Regulatory Assets Currently Not Earning a Return
Income Taxes, Net	531,302	525,549	26 years	250,478	222,252	30 years
Pension and OPEB Funded Status	192,464	312,645	11 years	100,132	220,797	11 years
Virginia Transmission Rate Adjustment Clause	47,322	32,992	2 years	-	-
Virginia Environmental Rate Adjustment Clause	27,426	8,347	1 year	-	-
Postemployment Benefits	19,772	22,663	5 years	9,096	8,897	5 years
Storm Related Costs	11,100	13,712	5 years	-	-
Deferred Restructuring Costs	8,525	10,531	5 years	2,423	3,688	2 years
Medicare Subsidy	6,477	-	11 years	11,221	-	11 years
Litigation Settlement	-	-		10,382	-	12 years
Asset Retirement Obligation	6,453	8,489	4 years	696	808	7 years
Virginia Generation Rate Adjustment Clause	6,491	3,469	2 years	-	-
West Virginia Expanded Net Energy Charge	-	25,932		-	-
Virginia Environmental and Reliability Costs	-	560		-	-
Cook Nuclear Plant Refueling Outage Levelization	-	-		57,979	26,652	3 years
Peak Demand Reduction/Energy Efficiency	-	-		4,457	2,608	1 year
Off-system Sales Margin Sharing	-	-		4,409	-	1 year
River Transportation Division Expenses	-	-		4,090	4,576	1 year
Deferred PJM Fees	-	-		-	13,998
Other Regulatory Assets Being Recovered	2,413	1,762	various	1,543	1,886	various
Total Regulatory Assets Being Recovered	892,672	1,278,144		488,728	526,755

Total Noncurrent Regulatory Assets	$1,003,890	$1,435,704		$524,114	$540,019

	APCo			I&M
			Remaining			Remaining
	December 31,		Refund	December 31,		Refund
Regulatory Liabilities:	2013	2012	Period	2013	2012	Period
	(in thousands)			(in thousands)
Current Regulatory Liabilities
Over-recovered Fuel Costs - does not pay a return	$107,048	$-	1 year	$-	$-
Over-recovered Fuel Costs - pays a return	-	-		1,976	-	1 year
Total Current Regulatory Liabilities	$107,048	$-		$1,976	$-

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Not Paying a Return
Other Regulatory Liabilities Not Yet Being Paid	$249	$249		$113	$124
Total Regulatory Liabilities Not Yet Being Paid	249	249		113	124

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	583,723	552,590	(a)	389,025	381,116	(a)
Deferred Investment Tax Credits	1,863	2,823	47 years	-	-
Regulatory Liabilities Currently Not Paying a Return
Deferred State Income Tax Coal Credits	28,255	29,296	10 years	-	-
Unrealized Gain on Forward Commitments	15,853	21,433	4 years	10,810	19,872	4 years
Deferred Investment Tax Credits	122	382	2 years	43,200	48,130	23 years
Peak Demand Reduction/Energy Efficiency	746	907	1 year	15,021	11,080	1 year
Excess Asset Retirement Obligations for Nuclear
Decommissioning Liability	-	-		597,113	435,717	(b)
Spent Nuclear Fuel Liability	-	-		43,416	42,898	(b)
Over-Recovery of PJM Expense	-	-		13,924	-	2 years
Off-system Sales Margin Sharing	-	-		-	7,611
Other Regulatory Liabilities Being Paid	414	-	various	23	1,744	various
Total Regulatory Liabilities Being Paid	630,976	607,431		1,112,532	948,168

Total Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits	$631,225	$607,680		$1,112,645	$948,292

(a)	Relieved as removal costs are incurred.
(b)	Relieved when plant is decommissioned.

	OPCo
			Remaining
	December 31,		Recovery
Regulatory Assets:	2013	2012	Period
	(in thousands)
Current Regulatory Assets
Under-recovered Fuel Costs - does not earn a return	$15,829	$-	1 year
Total Current Regulatory Assets	$15,829	$-

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending future proceedings to determine the recovery method and timing:

Regulatory Assets Currently Earning a Return
Ohio Economic Development Rider	$13,854	$13,213
Regulatory Assets Currently Not Earning a Return
Storm Related Costs	57,589	61,828
Ormet Special Rate Recovery Mechanism	35,631	5,453
Other Regulatory Assets Not Yet Being Recovered	-	30
Total Regulatory Assets Not Yet Being Recovered	107,074	80,524

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Ohio Fuel Adjustment Clause	444,959	518,595	5 years
Ohio Capacity Deferral	288,060	65,818	5 years
Ohio Transmission Cost Recovery Rider	86,621	49,391	2 years
Ohio Distribution Decoupling	31,329	-	2 years
Unamortized Loss on Reacquired Debt	13,033	13,215	25 years
RTO Formation/Integration Costs	5,232	6,594	6 years
Economic Development Rider	791	5,488	1 year
Ohio Deferred Asset Recovery Rider	-	152,039
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	188,722	309,685	11 years
Income Taxes, Net	150,183	190,685	29 years
Peak Demand Reduction/Energy Efficiency	18,529	-	2 years
Medicare Subsidy	11,354	-	11 years
Under-Recovered Distribution Investment Rider	8,677	1,304	1 year
Under-Recovered gridSMART® Costs	8,396	-	2 years
Enhanced Service Reliability Plan	6,836	557	2 years
Postemployment Benefits	6,198	7,658	5 years
Partnership with Ohio Contribution	1,410	2,405	2 years
Ohio Distribution Decoupling	-	16,198
Other Regulatory Assets Being Recovered	1,293	810	various
Total Regulatory Assets Being Recovered	1,271,623	1,340,442

Total Noncurrent Regulatory Assets	$1,378,697	$1,420,966

	OPCo
			Remaining
	December 31,		Refund
	2013	2012	Period
Regulatory Liabilities:	(in thousands)

Current Regulatory Liabilities
Over-recovered Fuel Costs - does not pay a return	$-	$14,848
Total Current Regulatory Liabilities	$-	$14,848

Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Paying a Return
IGCC Preconstruction Costs	$4,782	$4,411
Regulatory Liabilities Currently Not Paying a Return
Other Regulatory Liabilities Not Yet Being Paid	216	216
Total Regulatory Liabilities Not Yet Being Paid	4,998	4,627

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	421,061	416,461	(a)
Deferred Investment Tax Credits	165	322	8 years
Regulatory Liabilities Currently Not Paying a Return
Deferred Asset Phase-In Rider	4,334	-	7 years
Unrealized Gain on Forward Commitments	2,920	-	1 year
Low Income Customers/Economic Recovery	1,724	2,243	2 years
Deferred Investment Tax Credits	224	11,321	7 years
Over-Recovery of Costs Related to gridSMART®	73	3,501	2 years
Peak Demand Reduction/Energy Efficiency	-	12,596
Total Regulatory Liabilities Being Paid	430,501	446,444

Total Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits	$435,499	$451,071

(a)	Relieved as removal costs are incurred.

	PSO			SWEPCo
			Remaining			Remaining
	December 31,		Recovery	December 31,		Recovery
	2013	2012	Period	2013	2012	Period
Regulatory Assets:	(in thousands)			(in thousands)

Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$3,298	$-	1 year	$17,949	$8,527	1 year
Total Current Regulatory Assets	$3,298	$-		$17,949	$8,527

Noncurrent Regulatory Assets
Regulatory assets not yet being recovered pending
future proceedings to determine the recovery
method and timing:

Regulatory Assets Currently Not Earning a Return
Storm Related Costs	$18,743	$-		$-	$-
Rate Case Expense	-	-		7,934	4,517
Mountaineer Carbon Capture and Storage
Commercial Scale Facility	-	-		1,143	2,295
Other Regulatory Assets Not Yet Being Recovered	845	423		1,951	2,188
Total Regulatory Assets Not Yet Being Recovered	19,588	423		11,028	9,000

Regulatory assets being recovered:

Regulatory Assets Currently Earning a Return
Red Rock Generating Facility	9,728	9,954	43 years	-	-
Unamortized Loss on Reacquired Debt	9,455	10,923	19 years	8,165	9,379	30 years
Storm Related Costs	-	14,172		-	337
Acquisition of Valley Electric Membership
Corporation (VEMCO)	-	-		4,100	6,443	2 years
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	77,171	133,404	11 years	89,672	143,226	11 years
Peak Demand Reduction/Energy Efficiency	11,333	6,248	1 year	2,584	1,467	1 year
Vegetation Management	13,963	13,388	1 year	-	-
Base Load Purchase Power Contract	6,400	-	1 year	-	-
Medicare Subsidy	5,389	-	11 years	5,866	-	11 years
Deferral of Major Generation Overhauls	2,933	4,533	4 years	-	-
Income Taxes, Net	88	3,785	34 years	247,827	230,220	31 years
Unrealized Loss on Forward Commitments	2	5,347	1 year	3	427	1 year
Other Regulatory Assets Being Recovered	640	151	various	660	2,779	various
Total Regulatory Assets Being Recovered	137,102	201,905		358,877	394,278

Total Noncurrent Regulatory Assets (a)	$156,690	$202,328		$369,905	$403,278

(a)
Additionally, as of December 31, 2013, SWEPCo has recorded approximately $42 million in Customer Accounts Receivable on the balance sheet to reflect revenues, retroactive to January 2013, resulting from the PUCT decision in the Texas Base Rate Case.  These amounts will be collected from customers through a rider currently being billed to customers.

	PSO			SWEPCo
			Remaining			Remaining
	December 31,		Refund	December 31,		Refund
	2013	2012	Period	2013	2012	Period
Regulatory Liabilities:	(in thousands)			(in thousands)

Current Regulatory Liabilities
Over-recovered Fuel Costs - pays a return	$-	$7,945		$7,275	$16,761	1 year
Total Current Regulatory Liabilities	$-	$7,945		$7,275	$16,761

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities not yet being paid:

Regulatory Liabilities Currently Paying a Return
Louisiana Refundable Construction Financing Costs	$-	$-		$-	$96,094
Regulatory Liabilities Currently Not Paying a Return
Over-recovery of Costs Related to gridSMART®	2,635	3,964		-	-
Storm Related Costs	-	3,207		-	-
Other Regulatory Liabilities Not Yet Being Paid	248	1,613		-	-
Total Regulatory Liabilities Not Yet Being Paid	2,883	8,784		-	96,094

Regulatory liabilities being paid:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	276,418	280,446	(a)	372,381	362,838	(a)
Louisiana Refundable Construction Financing Costs	-	-		77,664	-	5 years
Excess Earnings	-	-		2,903	2,975	40 years
Other Regulatory Liabilities Being Paid	-	-		1,286	838	various
Regulatory Liabilities Currently Not Paying a Return
Deferred Investment Tax Credits	46,753	42,345	51 years	11,207	12,769	17 years
Vegetation Management	-	-		4,002	130	1 year
Peak Demand Reduction/Energy Efficiency	-	2,915		901	-	1 year
Base Load Purchase Power Contract	-	8,484		-	-
Other Regulatory Liabilities Being Paid	1,619	1,843	various	1,784	827	various
Total Regulatory Liabilities Being Paid	324,790	336,033		472,128	380,377

Total Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits	$327,673	$344,817		$472,128	$476,471

(a)	Relieved as removal costs are incurred.

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

The following tables summarize the Registrant Subsidiaries’ actual contractual commitments as of December 31, 2013:

	Less Than 1			After
Contractual Commitments - APCo	Year	2-3 Years	4-5 Years	5 Years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$402,442	$569,302	$510,386	$737,128	$2,219,258
Energy and Capacity Purchase Contracts	32,450	66,966	70,658	548,381	718,455
Construction Contracts for Capital Assets (b)	17,604	-	-	-	17,604
Total	$452,496	$636,268	$581,044	$1,285,509	$2,955,317

	Less Than 1			After
Contractual Commitments - I&M	Year	2-3 Years	4-5 Years	5 Years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$456,669	$477,289	$251,669	$427,000	$1,612,627
Energy and Capacity Purchase Contracts	107,567	216,716	219,249	819,754	1,363,286
Construction Contracts for Capital Assets (b)	7,544	-	-	-	7,544
Total	$571,780	$694,005	$470,918	$1,246,754	$2,983,457

	Less Than 1			After
Contractual Commitments - OPCo	Year	2-3 Years	4-5 Years	5 Years	Total
	(in thousands)
Energy and Capacity Purchase Contracts	$44,623	$92,369	$97,847	$868,305	$1,103,144
Construction Contracts for Capital Assets (b)	19,366	-	-	-	19,366
Total	$63,989	$92,369	$97,847	$868,305	$1,122,510

	Less Than 1			After
Contractual Commitments - PSO	Year	2-3 Years	4-5 Years	5 Years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$137,715	$160,540	$113,490	$173,880	$585,625
Energy and Capacity Purchase Contracts	70,252	149,977	170,418	475,431	866,078
Construction Contracts for Capital Assets (b)	8,082	-	-	-	8,082
Total	$216,049	$310,517	$283,908	$649,311	$1,459,785

	Less Than 1			After
Contractual Commitments - SWEPCo	Year	2-3 Years	4-5 Years	5 Years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$272,810	$470,596	$197,337	$302,382	$1,243,125
Energy and Capacity Purchase Contracts	19,455	45,911	61,833	248,035	375,234
Construction Contracts for Capital Assets (b)	4,911	-	-	-	4,911
Total	$297,176	$516,507	$259,170	$550,417	$1,623,270

(a)	Represents contractual commitments to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.
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

AEP has two revolving credit facilities totaling $3.5 billion, under which up to $1.2 billion may be issued as letters of credit.  As of December 31, 2013, the maximum future payments for letters of credit issued under the revolving credit facilities were as follows:

Company	Amount	Maturity
(in thousands)
I&M	$150	March 2014
OPCo	3,081	June 2014
SWEPCo	4,448	March 2014

The Registrant Subsidiaries have $307 million of variable rate Pollution Control Bonds supported by bilateral letters of credit for $310 million as follows:

		Bilateral		Maturity of
	Pollution	Letters		Bilateral Letters
Company	Control Bonds	of Credit		of Credit
	(in thousands)
APCo	$229,650	$232,293	(a)	March 2014 to March 2015
I&M	77,000	77,886		March 2015

(a)	In February 2014, $106 million of bilateral letters of credit maturing in March 2014 were extended to March 2017.

Guarantees of Third-Party Obligations – Affecting SWEPCo

As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining, SWEPCo provides guarantees of mine reclamation of $115 million.  Since SWEPCo uses self-bonding, the guarantee provides for SWEPCo to commit to use its resources to complete the reclamation in the event the work is not completed by Sabine.  This guarantee ends upon depletion of reserves and completion of final reclamation.  Based on the latest study completed in 2010, it is estimated the reserves will be depleted in 2036 with final reclamation completed by 2046 at an estimated cost of approximately $58 million.  Actual reclamation costs could vary due to period inflation and any changes to actual mine reclamation.  As of December 31, 2013, SWEPCo has collected approximately $62 million through a rider for final mine closure and reclamation costs, of which $16 million is recorded in Deferred Credits and Other Noncurrent Liabilities and $46 million is recorded in Asset Retirement Obligations on SWEPCo’s balance sheets.

Sabine charges SWEPCo, its only customer, all of its costs.  SWEPCo passes these costs to customers through its fuel clause.

Indemnifications and Other Guarantees – Affecting APCo, I&M, OPCo, PSO and SWEPCo

Contracts

The Registrant Subsidiaries enter into certain types of contracts which require indemnifications.  Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements.  Generally, these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters.  With respect to sale agreements, exposure generally does not exceed the sale price.  As of December 31, 2013, there were no material liabilities recorded for any indemnifications.

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

ENVIRONMENTAL CONTINGENCIES

Carbon Dioxide Public Nuisance Claims – Affecting APCo, I&M, OPCo, PSO and SWEPCo

In October 2009, the Fifth Circuit Court of Appeals reversed a decision by the Federal District Court for the District of Mississippi dismissing state common law nuisance claims in a putative class action by Mississippi residents asserting that CO2 emissions exacerbated the effects of Hurricane Katrina.  The Fifth Circuit held that there was no exclusive commitment of the common law issues raised in plaintiffs’ complaint to a coordinate branch of government and that no initial policy determination was required to adjudicate these claims.  The court granted petitions for rehearing.  An additional recusal left the Fifth Circuit without a quorum to reconsider the decision and the appeal was dismissed, leaving the district court’s decision in place.  Plaintiffs filed a petition with the U.S. Supreme Court asking the court to remand the case to the Fifth Circuit and reinstate the panel decision.  The petition was denied in January 2011.  Plaintiffs refiled their complaint in federal district court.  The court ordered all defendants to respond to the refiled complaints in October 2011.  In March 2012, the court granted the defendants’ motion for dismissal on several grounds, including the doctrine of collateral estoppel and the applicable statute of limitations.  In May 2013, the U.S. Court of Appeals for the Fifth Circuit affirmed the district court’s dismissal of the complaint.  The plaintiffs did not appeal to the U.S. Supreme Court.

Alaskan Villages’ Claims – Affecting APCo, I&M, OPCo, PSO and SWEPCo

In 2008, the Native Village of Kivalina and the City of Kivalina, Alaska filed a lawsuit in Federal Court in the Northern District of California against AEP, AEPSC and 22 other unrelated defendants including oil and gas companies, a coal company and other electric generating companies.  The complaint alleges that the defendants' emissions of CO2 contribute to global warming and constitute a public and private nuisance and that the defendants are acting together.  The complaint further alleges that some of the defendants, including AEP, conspired to create a false scientific debate about global warming in order to deceive the public and perpetuate the alleged nuisance.  The plaintiffs also allege that the effects of global warming will require the relocation of the village at an alleged cost of $95 million to $400 million.  In October 2009, the judge dismissed plaintiffs’ federal common law claim for nuisance, finding the claim barred by the political question doctrine and by plaintiffs’ lack of standing to bring the claim.  The judge also dismissed plaintiffs’ state law claims without prejudice to refiling in state court.  In September 2012, the Ninth Circuit Court of Appeals affirmed the trial court’s decision, holding that the CAA displaced Kivalina’s claims for damages.  Plaintiffs filed seeking further review in the U.S. Supreme Court.  In May 2013, the U.S. Supreme Court denied the plaintiffs’ request for review.

The Comprehensive Environmental Response Compensation and Liability Act (Superfund) and State Remediation - Affecting APCo, I&M, OPCo, PSO and SWEPCo

By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and SNF.  Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically treated and deposited in captive disposal facilities or are beneficially utilized.  In addition, the generation plants and transmission and distribution facilities have used asbestos, polychlorinated biphenyls and other hazardous and nonhazardous materials.  The Registrant Subsidiaries currently incur costs to dispose of these substances safely.

Superfund addresses clean-up of hazardous substances that have been released to the environment.  The Federal EPA administers the clean-up programs.  Several states have enacted similar laws.  As of December 31, 2013, APCo and OPCo are each named as a Potentially Responsible Party (PRP) for two sites by the Federal EPA.  There are seven additional sites for which APCo, I&M, OPCo and SWEPCo have received information requests which could lead to PRP designation.  I&M has also been named potentially liable at two sites under state law including the I&M site discussed in the next paragraph.  SWEPCo has also been named potentially liable at one site under state law.  In those instances where the Registrant Subsidiaries have been named a PRP or defendant, disposal or recycling activities were in accordance with the then-applicable laws and regulations.  Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.  Liability has been resolved for a number of sites with no significant effect on net income.

In 2008, I&M received a letter from the Michigan Department of Environmental Quality (MDEQ) concerning conditions at a site under state law and requesting I&M take voluntary action necessary to prevent and/or mitigate public harm.  I&M started remediation work in accordance with a plan approved by MDEQ.  I&M’s reserve is approximately $8 million.  As the remediation work is completed, I&M’s cost may change as new information becomes available concerning either the level of contamination at the site or changes in the scope of remediation required by the MDEQ.  Management cannot predict the amount of additional cost, if any.

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

Decommissioning and Low Level Waste Accumulation Disposal

The cost to decommission a nuclear plant is affected by NRC regulations and the SNF disposal program.  Decommissioning costs are accrued over the service life of the Cook Plant.  The most recent decommissioning cost study was performed in 2012.  According to that study, the estimated cost of decommissioning and disposal of low-level radioactive waste ranges from $1.3 billion to $1.7 billion in 2012 nondiscounted dollars.  The wide range in estimated costs is caused by variables in assumptions.  I&M recovers estimated decommissioning costs for the Cook Plant in its rates.  The amounts recovered in rates were $10 million, $14 million and $14 million for the years ended December 31, 2013, 2012 and 2011, respectively.  Decommissioning costs recovered from customers are deposited in external trusts.

As of December 31, 2013 and 2012, the total decommissioning trust fund balance was $1.6 billion and $1.4 billion, respectively.  Trust fund earnings increase the fund assets and decrease the amount remaining to be recovered from ratepayers.  The decommissioning costs (including interest, unrealized gains and losses and expenses of the trust funds) increase or decrease the recorded liability.

I&M continues to work with regulators and customers to recover the remaining estimated costs of decommissioning the Cook Plant.  However, future net income and cash flows would be reduced and financial condition could be impacted if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

SNF Disposal

The Federal government is responsible for permanent SNF disposal and assesses fees to nuclear plant owners for SNF disposal.  A fee of one mill per KWh for fuel consumed after April 6, 1983 at the Cook Plant is being collected from customers and remitted to the U.S. Treasury.  As of December 31, 2013 and 2012, fees and related interest of $265 million and $265 million, respectively, for fuel consumed prior to April 7, 1983 have been recorded as Long-term Debt and funds collected from customers along with related earnings totaling $309 million and $308 million, respectively, to pay the fee are recorded as part of Spent Nuclear Fuel and Decommissioning Trusts.  I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program.

In 2011, I&M signed a settlement agreement with the Federal government which permits I&M to make annual filings to recover certain SNF storage costs incurred as a result of the government’s delays in accepting SNF for permanent storage.  Under the settlement agreement, I&M received $31 million, $20 million and $14 million in 2013, 2012 and 2011, respectively, to recover costs and will be eligible to receive additional payment of annual claims for allowed costs that are incurred through December 31, 2016.  The proceeds reduced costs for dry cask storage.  As of December 31, 2013, I&M has deferred $22 million in Prepayments and Other Current Assets and $7 million in Deferred Charges and Other Noncurrent Assets on the balance sheet of dry cask storage and related operation and maintenance costs for recovery under this agreement.

See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 10 for disclosure of the fair value of assets within the trusts.

Nuclear Incident Liability

I&M carries insurance coverage for a nuclear incident at the Cook Plant for property damage, decommissioning and decontamination in the amount of $2.8 billion.  Insurance coverage for a nonnuclear incident at the Cook Plant is $1.7 billion.  Additional insurance provides coverage for a weekly indemnity payment resulting from an insured accidental outage.  I&M utilizes industry mutual insurers for the placement of this insurance coverage.  Participation in this mutual insurance requires a contingent financial obligation of up to $39 million for I&M which is assessable if the insurer’s financial resources would be inadequate to pay for losses.

The Price-Anderson Act, extended through December 31, 2025, establishes insurance protection for public liability arising from a nuclear incident at $13.6 billion and covers any incident at a licensed reactor in the U.S.  Commercially available insurance, which must be carried for each licensed reactor, provides $375 million of coverage.  In the event of a nuclear incident at any nuclear plant in the U.S., the remainder of the liability would be provided by a deferred premium assessment of $121 million on each licensed reactor in the U.S. payable in annual installments of $19 million.  As a result, I&M could be assessed $242 million per nuclear incident payable in annual installments of $38 million.  The number of incidents for which payments could be required is not limited.

In the event of an incident of a catastrophic nature, I&M is initially covered for the first $375 million through commercially available insurance.  The next level of liability coverage of up to $13.2 billion would be covered by claims made under the Price-Anderson Act.  If the liability were in excess of amounts recoverable from insurance and retrospective claim payments made under the Price-Anderson Act, I&M would seek to recover those amounts from customers through rate increases.  In the event nuclear losses or liabilities are underinsured or exceed accumulated funds and recovery from customers is not possible, it could reduce future net income and cash flows and impact financial condition.

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

Rockport Plant Litigation – Affecting I&M

In July 2013, the Wilmington Trust Company filed a complaint in U.S. District Court for the Southern District of New York against AEGCo and I&M alleging that it will be unlawfully burdened by the terms of the modified NSR consent decree after the Rockport Plant, Unit 2 lease expiration in December 2022.  The terms of the consent decree allow the installation of environmental emission control equipment, repowering or retirement of the unit.  The plaintiff further alleges that the defendants’ actions constitute breach of the lease and participation agreement.  The plaintiff seeks a judgment declaring that the defendants breached the lease, must satisfy obligations related to installation of emission control equipment and indemnify the plaintiff.  The New York court has granted the motion to transfer this case to the U.S. District Court for the Southern District of Ohio.  The motion to dismiss, filed in October 2013, is pending.  Management will continue to defend against the claims.  Management is unable to determine a range of potential losses that are reasonably possible of occurring.

6.  ACQUISITION, DISPOSITION AND IMPAIRMENTS

ACQUISITION

2011

Dresden Plant – Affecting APCo

In August 2011, APCo purchased the partially completed Dresden Plant from AEGCo, at cost, for $302 million.  The Dresden Plant was completed and placed in service in January 2012.  The Dresden Plant is located near Dresden, Ohio and is a natural gas, combined cycle power plant with a generating capacity of 608 MW.

DISPOSITION

2013

Conesville Coal Preparation Company – Affecting OPCo

In April 2013, OPCo closed on the sale of its Conesville Coal Preparation Company.  This sale did not have a significant impact on OPCo’s financial statements.

IMPAIRMENTS

2013

Amos Plant, Unit 3 – Affecting APCo

In July 2013, the Virginia SCC approved the transfer of OPCo’s two-thirds interest in the Amos Plant, Unit 3 to APCo but, for rate purposes, reduced the proposed transfer price by $83 million pretax.  The Virginia jurisdictional share of the reduced price is approximately $39 million.  In December 2013, the WVPSC issued an order that approved the transfer of OPCo’s two-thirds interest in the Amos Plant, Unit 3 to APCo but deferred a final decision related to the $83 million pretax reduction in transfer price until APCo’s next base rate case.  The West Virginia and FERC jurisdictional share of the potential reduced transfer price is approximately $44 million.  Upon evaluation, management believes the West Virginia jurisdictional share is probable of recovery.  As a result of the Virginia order, in the fourth quarter of 2013, management recorded a pretax impairment of $39 million in Asset Impairments and Other Related Charges on the statement of income.  See the “Plant Transfer” section of Note 3.

Muskingum River Plant, Unit 5 – Affecting OPCo

In May 2013, the U.S. District Court for the Southern District of Ohio approved a modification to the consent decree, which was initially entered into in 2007, requiring certain types of pollution control equipment to be installed at certain AEP plants, including OPCo’s 600 MW Muskingum River Plant, Unit 5 (MR5) coal-fired generation plant.  Under the modification to the consent decree, OPCo has the option to cease burning coal and retire MR5 in 2015 or to cease burning coal in 2015 and complete a natural gas refueling project no later than June 2017.  In the second quarter of 2013, based on the approval of the modified consent decree and changes in other market factors, management re-evaluated potential courses of action with respect to the planned operation of MR5 and concluded that completion of a refueling project, which would have extended the useful life of MR5, is remote.  As a result, management completed an impairment analysis and concluded that MR5 was impaired.  Under a market-based value approach, using level 3 unobservable inputs, management determined that the fair value of this generating unit was zero based on the lack of installed environmental control equipment and the nature and condition of this generating unit.  In the second quarter of 2013, OPCo recorded a pretax impairment of $154 million in Asset Impairments and Other Related Charges on the statement of income which includes a $6 million pretax impairment of related material and supplies inventory.  Management expects to retire the plant in 2015.

2012

Beckjord Plant, Unit 6, Conesville Plant, Unit 3, Kammer Plant, Units 1-3, Muskingum River Plant, Units 1-4, Sporn Plant, Units 2 and 4 and Picway Plant, Unit 5 – Affecting OPCo

In October 2012, management filed applications with the FERC proposing to terminate the Interconnection Agreement and seeking to complete the corporate separation of OPCo's generation assets.  Based on the intention to terminate the Interconnection Agreement and the FERC filing, management performed an evaluation of the recoverability of generation assets.  As a result, in November 2012, management, using generating unit specific estimated future cash flows, concluded that OPCo had a material impairment of certain generation assets.  Under a market-based value approach, using level 3 unobservable inputs, management determined that the fair value of these generating units was zero based on the lack of installed environmental control equipment and the nature and condition of these generating units.  In the fourth quarter of 2012, OPCo recorded a pretax impairment of $287 million in Asset Impairments and Other Related Charges on the statement of income related to Beckjord Plant, Unit 6, Conesville Plant, Unit 3, Kammer Plant, Units 1-3, Muskingum River Plant, Units 1-4, Sporn Plant, Units 2 and 4 and Picway Plant, Unit 5 generating units which includes $13 million of related material and supplies inventory.

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

Muskingum River Plant, Unit 5 FGD Project (MR5) – Affecting OPCo

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

Sporn Plant, Unit 5 – Affecting OPCo

In the third quarter of 2011, management decided to no longer offer the output of Sporn Plant, Unit 5 into the PJM Reliability Pricing Model auction.  Sporn Plant, Unit 5 is not expected to operate in the future, resulting in the removal of Sporn Plant, Unit 5 from the Interconnection Agreement.  As a result, in the third quarter of 2011, OPCo recorded a pretax write-off of $48 million in Asset Impairments and Other Related Charges on the statement of income.

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

Actuarial Assumptions for Benefit Obligations

The weighted-average assumptions as of December 31 of each year used in the measurement of the Registrant Subsidiaries’ benefit obligations are shown in the following tables:

			Other Postretirement
	Pension Plans		Benefit Plans
Assumption	2013	2012	2013	2012
Discount Rate	4.70%	3.95%	4.70%	3.95%

	Pension Plans
Assumption - Rate of Compensation Increase (a)	2013	2012
APCo	4.60%	4.70%
I&M	4.90%	5.00%
OPCo	5.00%	5.00%
PSO	4.90%	4.90%
SWEPCo	4.85%	4.75%

(a)	Rates are for base pay only. In addition, an amount is added to reflect target incentive compensation for exempt employees and overtime and incentive pay for nonexempt employees.

A duration-based method is used to determine the discount rate for the plans.  A hypothetical portfolio of high quality corporate bonds is constructed with cash flows matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate is the same for each Registrant Subsidiary.

For 2013, the rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 11.5% per year, with the average increase shown in the table above.  The compensation increase rates reflect variations in each Registrant Subsidiary’s population participating in the pension plan.

Actuarial Assumptions for Net Periodic Benefit Costs

The weighted-average assumptions as of January 1 of each year used in the measurement of each Registrant Subsidiary’s benefit costs are shown in the following tables:

				Other Postretirement
	Pension Plans			Benefit Plans
Assumptions	2013	2012	2011	2013	2012	2011
Discount Rate	3.95%	4.55%	5.05%	3.95%	4.75%	5.25%
Expected Return on Plan Assets	6.50%	7.25%	7.75%	7.00%	7.25%	7.50%

	Pension Plans
Assumption - Rate of Compensation Increase	2013	2012	2011
APCo	4.70%	4.70%	4.65%
I&M	5.00%	5.00%	4.90%
OPCo	5.00%	5.00%	4.95%
PSO	4.90%	4.90%	4.85%
SWEPCo	4.75%	4.75%	4.70%

The expected return on plan assets was determined by evaluating historical returns, the current investment climate (yield on fixed income securities and other recent investment market indicators), rate of inflation and current prospects for economic growth.  The expected return on plan assets is the same for each Registrant Subsidiary.

The health care trend rate assumptions as of January 1 of each year used for OPEB plans measurement purposes are shown below:

Health Care Trend Rates	2013	2012
Initial	6.75%	7.00%
Ultimate	5.00%	5.00%
Year Ultimate Reached	2020	2020

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Effect on Total Service and Interest Cost
Components of Net Periodic Postretirement
Health Care Benefit Cost:
1% Increase	$1,267	$579	$1,060	$262	$304
1% Decrease	(877)	(382)	(738)	(172)	(200)

Effect on the Health Care Component of the
Accumulated Postretirement Benefit
Obligation:
1% Increase	$18,179	$6,884	$7,077	$3,216	$3,597
1% Decrease	(14,552)	(5,603)	(5,760)	(2,617)	(2,927)

Significant Concentrations of Risk within Plan Assets

In addition to establishing the target asset allocation of plan assets, the investment policy also places restrictions on securities to limit significant concentrations within plan assets.  The investment policy establishes guidelines that govern maximum market exposure, security restrictions, prohibited asset classes, prohibited types of transactions, minimum credit quality, average portfolio credit quality, portfolio duration and concentration limits.  The guidelines were established to mitigate the risk of loss due to significant concentrations in any investment.  Management monitors the plans to control security diversification and ensure compliance with the investment policy.  As of December 31, 2013, the assets were invested in compliance with all investment limits.  See “Investments Held in Trust for Future Liabilities” section of Note 1 for limit details.

Benefit Plan Obligations, Plan Assets and Funded Status as of December 31, 2013 and 2012

The following tables provide a reconciliation of the changes in the plans’ benefit obligations, fair value of plan assets and funded status as of December 31.  The benefit obligation for the defined benefit pension and OPEB plans are the projected benefit obligation and the accumulated benefit obligation, respectively.

APCo			Other Postretirement
	Pension Plans		Benefit Plans
	2013	2012	2013	2012
Change in Benefit Obligation	(in thousands)
Benefit Obligation as of January 1,	$718,460	$681,450	$348,990	$395,482
Service Cost	6,171	7,565	2,566	5,387
Interest Cost	27,662	30,211	13,454	18,462
Actuarial (Gain) Loss	(45,619)	43,341	(66,056)	31,776
Plan Amendment Prior Service Credit	-	-	-	(80,528)
Benefit Payments	(43,443)	(44,107)	(27,220)	(29,228)
Participant Contributions	-	-	6,600	5,826
Medicare Subsidy	-	-	1,550	1,813
Benefit Obligation as of December 31,	$663,231	$718,460	$279,884	$348,990

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$621,570	$570,756	$267,758	$229,735
Actual Gain on Plan Assets	49,832	69,686	34,289	44,919
Company Contributions	36	25,235	3,413	16,506
Participant Contributions	-	-	6,600	5,826
Benefit Payments	(43,443)	(44,107)	(27,220)	(29,228)
Fair Value of Plan Assets as of December 31,	$627,995	$621,570	$284,840	$267,758

Funded (Underfunded) Status as of December 31,	$(35,236)	$(96,890)	$4,956	$(81,232)

I&M			Other Postretirement
	Pension Plans		Benefit Plans
	2013	2012	2013	2012
Change in Benefit Obligation	(in thousands)
Benefit Obligation as of January 1,	$618,973	$581,677	$218,553	$277,353
Service Cost	8,736	9,908	3,219	6,621
Interest Cost	24,100	26,245	8,221	12,785
Actuarial (Gain) Loss	(41,631)	44,475	(52,800)	13,638
Plan Amendment Prior Service Credit	-	-	-	(78,851)
Benefit Payments	(35,479)	(43,332)	(16,613)	(18,394)
Participant Contributions	-	-	4,745	4,226
Medicare Subsidy	-	-	1,172	1,175
Benefit Obligation as of December 31,	$574,699	$618,973	$166,497	$218,553

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$552,026	$503,926	$194,128	$181,237
Actual Gain on Plan Assets	42,584	69,136	23,844	14,357
Company Contributions	12	22,296	110	12,702
Participant Contributions	-	-	4,745	4,226
Benefit Payments	(35,479)	(43,332)	(16,613)	(18,394)
Fair Value of Plan Assets as of December 31,	$559,143	$552,026	$206,214	$194,128

Funded (Underfunded) Status as of December 31,	$(15,556)	$(66,947)	$39,717	$(24,425)

OPCo			Other Postretirement
	Pension Plans		Benefit Plans
	2013	2012	2013	2012
Change in Benefit Obligation	(in thousands)
Benefit Obligation as of January 1,	$1,068,186	$1,020,890	$466,290	$519,892
Transfer of OPCo Generation Benefit Obligation	(499,725)	-	(250,843)	-
Service Cost	5,285	11,003	2,882	8,748
Interest Cost	21,939	45,194	9,494	24,189
Actuarial (Gain) Loss	(34,373)	63,571	(44,149)	42,013
Plan Amendment Prior Service Credit	-	-	-	(101,384)
Benefit Payments	(37,669)	(72,472)	(18,844)	(38,269)
Participant Contributions	-	-	5,199	8,545
Medicare Subsidy	-	-	1,135	2,556
Benefit Obligation as of December 31,	$523,643	$1,068,186	$171,164	$466,290

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$1,015,115	$925,939	$366,301	$311,836
Transfer of OPCo Generation Plan Assets	(506,076)	-	(170,650)	-
Actual Gain on Plan Assets	30,264	118,395	29,576	65,125
Company Contributions	-	43,253	412	19,064
Participant Contributions	-	-	5,199	8,545
Benefit Payments	(37,669)	(72,472)	(18,844)	(38,269)
Fair Value of Plan Assets as of December 31,	$501,634	$1,015,115	$211,994	$366,301

Funded (Underfunded) Status as of December 31,	$(22,009)	$(53,071)	$40,830	$(99,989)

PSO			Other Postretirement
	Pension Plans		Benefit Plans
	2013	2012	2013	2012
Change in Benefit Obligation	(in thousands)
Benefit Obligation as of January 1,	$279,685	$277,448	$99,680	$125,164
Service Cost	5,562	5,951	1,372	2,836
Interest Cost	10,993	12,301	3,793	5,797
Actuarial (Gain) Loss	(15,381)	6,128	(22,070)	7,511
Plan Amendment Prior Service Credit	-	-	-	(35,971)
Benefit Payments	(20,149)	(22,143)	(7,741)	(8,363)
Participant Contributions	-	-	2,229	2,024
Medicare Subsidy	-	-	516	682
Benefit Obligation as of December 31,	$260,710	$279,685	$77,779	$99,680

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$264,823	$245,769	$90,521	$83,090
Actual Gain on Plan Assets	19,892	28,861	11,324	8,089
Company Contributions	31	12,336	-	5,681
Participant Contributions	-	-	2,229	2,024
Benefit Payments	(20,149)	(22,143)	(7,741)	(8,363)
Fair Value of Plan Assets as of December 31,	$264,597	$264,823	$96,333	$90,521

Funded (Underfunded) Status as of December 31,	$3,887	$(14,862)	$18,554	$(9,159)

SWEPCo			Other Postretirement
	Pension Plans		Benefit Plans
	2013	2012	2013	2012
Change in Benefit Obligation	(in thousands)
Benefit Obligation as of January 1,	$285,560	$277,594	$109,948	$145,160
Service Cost	7,011	7,099	1,693	3,324
Interest Cost	11,454	12,537	4,301	6,673
Actuarial (Gain) Loss	(12,818)	9,752	(23,852)	7,885
Plan Amendment Prior Service Credit	-	-	-	(47,309)
Benefit Payments	(20,643)	(21,422)	(8,057)	(8,610)
Participant Contributions	-	-	2,410	2,189
Medicare Subsidy	-	-	554	636
Benefit Obligation as of December 31,	$270,564	$285,560	$86,997	$109,948

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$279,699	$255,861	$99,846	$96,364
Actual Gain on Plan Assets	19,823	31,992	13,551	3,143
Company Contributions	67	13,268	-	6,760
Participant Contributions	-	-	2,410	2,189
Benefit Payments	(20,643)	(21,422)	(8,057)	(8,610)
Fair Value of Plan Assets as of December 31,	$278,946	$279,699	$107,750	$99,846

Funded (Underfunded) Status as of December 31,	$8,382	$(5,861)	$20,753	$(10,102)
Amounts Recognized on the Registrant Subsidiaries' Balance Sheets as of December 31, 2013 and 2012

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
APCo	2013	2012	2013	2012
	(in thousands)
Deferred Charges and Other Noncurrent Assets -
Prepaid Benefit Costs	$-	$-	$27,945	$-
Other Current Liabilities - Accrued Short-term
Benefit Liability	(34)	(34)	(2,970)	(2,836)
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(35,202)	(96,856)	(20,019)	(78,396)
Funded (Underfunded) Status	$(35,236)	$(96,890)	$4,956	$(81,232)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
I&M	2013	2012	2013	2012
	(in thousands)
Deferred Charges and Other Noncurrent Assets -
Prepaid Benefit Costs	$-	$-	$39,590	$-
Other Current Liabilities - Accrued Short-term
Benefit Liability	(43)	(15)	-	(290)
Deferred Credits and Other Noncurrent Liabilities -
Accrued Long-term Benefit Liability	(15,513)	(66,932)	127	(24,135)
Funded (Underfunded) Status	$(15,556)	$(66,947)	$39,717	$(24,425)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
OPCo	2013	2012	2013	2012
	(in thousands)
Deferred Charges and Other Noncurrent Assets -
Prepaid Benefit Costs	$-	$-	$39,496	$-
Other Current Liabilities - Accrued Short-term
Benefit Liability	(1)	(64)	-	(986)
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(22,008)	(53,007)	1,334	(99,003)
Funded (Underfunded) Status	$(22,009)	$(53,071)	$40,830	$(99,989)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
PSO	2013	2012	2013	2012
	(in thousands)
Employee Benefits and Pension Assets -
Prepaid Benefit Costs	$5,280	$-	$17,349	$-
Other Current Liabilities - Accrued Short-term
Benefit Liability	(107)	(89)	-	-
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(1,286)	(14,773)	1,205	(9,159)
Funded (Underfunded) Status	$3,887	$(14,862)	$18,554	$(9,159)

			Other Postretirement
	Pension Plans		Benefit Plans
	December 31,
SWEPCo	2013	2012	2013	2012
	(in thousands)
Deferred Charges and Other Noncurrent Assets -
Prepaid Benefit Costs	$9,506	$-	$19,210	$-
Other Current Liabilities - Accrued Short-term
Benefit Liability	(79)	(80)	-	-
Employee Benefits and Pension Obligations -
Accrued Long-term Benefit Liability	(1,045)	(5,781)	1,543	(10,102)
Funded (Underfunded) Status	$8,382	$(5,861)	$20,753	$(10,102)

Amounts Included in AOCI and Regulatory Assets as of December 31, 2013 and 2012

			Other Postretirement
APCo	Pension Plans		Benefit Plans
	December 31,
	2013	2012	2013	2012
Components	(in thousands)
Net Actuarial Loss	$220,047	$303,483	$72,732	$167,173
Prior Service Cost (Credit)	720	918	(100,676)	(110,726)

Recorded as
Regulatory Assets	$217,937	$299,456	$(25,473)	$13,189
Deferred Income Taxes	991	1,732	(865)	15,140
Net of Tax AOCI	1,839	3,213	(1,606)	28,118

			Other Postretirement
I&M	Pension Plans		Benefit Plans
	December 31,
	2013	2012	2013	2012
Components	(in thousands)
Net Actuarial Loss	$138,367	$211,443	$54,949	$125,935
Prior Service Cost (Credit)	705	900	(94,538)	(103,959)

Recorded as
Regulatory Assets	$134,560	$202,821	$(34,428)	$17,976
Deferred Income Taxes	1,579	3,332	(1,807)	1,400
Net of Tax AOCI	2,933	6,190	(3,354)	2,600

			Other Postretirement
OPCo	Pension Plans		Benefit Plans
	December 31,
	2013	2012	2013	2012
Components	(in thousands)
Net Actuarial Loss	$227,668	$500,318	$29,804	$216,350
Prior Service Cost (Credit)	550	1,282	(69,300)	(142,253)

Recorded as
Regulatory Assets	$228,218	$289,931	$(39,496)	$19,754
Deferred Income Taxes	-	74,084	-	19,020
Net of Tax AOCI	-	137,585	-	35,323

			Other Postretirement
PSO	Pension Plans		Benefit Plans
	December 31,
	2013	2012	2013	2012
Components	(in thousands)
Net Actuarial Loss	$93,688	$123,132	$25,712	$56,493
Prior Service Cost (Credit)	832	1,129	(43,061)	(47,350)

Recorded as
Regulatory Assets	$94,520	$124,261	$(17,349)	$9,143

			Other Postretirement
SWEPCo	Pension Plans		Benefit Plans
	December 31,
	2013	2012	2013	2012
Components	(in thousands)
Net Actuarial Loss	$95,492	$121,839	$32,772	$67,223
Prior Service Cost (Credit)	1,004	1,353	(51,982)	(57,138)

Recorded as
Regulatory Assets	$96,496	$123,192	$(11,836)	$6,528
Deferred Income Taxes	-	-	(2,580)	1,246
Net of Tax AOCI	-	-	(4,794)	2,311

Components of the change in amounts included in AOCI and Regulatory Assets by Registrant Subsidiary during the years ended December 31, 2013 and 2012 are as follows:

Pension Plans - Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Gain During the Year	$(58,411)	$(51,388)	$(253,392)	$(19,599)	$(16,133)
Amortization of Actuarial Loss	(25,025)	(21,688)	(19,833)	(9,845)	(10,214)
Amortization of Prior Service Cost	(198)	(195)	(157)	(297)	(349)
Change for the Year Ended
December 31, 2013	$(83,634)	$(73,271)	$(273,382)	$(29,741)	$(26,696)

Pension Plans - Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial (Gain) Loss During the Year	$15,599	$12,905	$13,577	$(4,718)	$(3,373)
Amortization of Actuarial Loss	(20,339)	(17,569)	(30,439)	(8,206)	(8,330)
Amortization of Prior Service Credit (Cost)	(475)	(407)	(743)	948	793
Change for the Year Ended
December 31, 2012	$(5,215)	$(5,071)	$(17,605)	$(11,976)	$(10,910)

Other Postretirement Benefit Plans - Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Gain During the Year	$(82,192)	$(63,460)	$(111,922)	$(27,305)	$(30,523)
Amortization of Actuarial Loss	(12,249)	(7,526)	(8,633)	(3,476)	(3,928)
Amortization of Prior Service Credit	10,050	9,421	6,962	4,289	5,156
Change for the Year Ended
December 31, 2013	$(84,391)	$(61,565)	$(113,593)	$(26,492)	$(29,295)

Other Postretirement Benefit Plans - Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial (Gain) Loss During the Year	$3,084	$11,747	$(1,170)	$5,166	$11,341
Amortization of Actuarial Loss	(10,526)	(7,050)	(13,669)	(3,189)	(3,659)
Prior Service Credit	(80,528)	(78,851)	(101,384)	(35,971)	(47,309)
Amortization of Prior Service Credit	2,862	2,383	3,873	1,079	933
Amortization of Transition Obligation	(780)	(132)	(104)	-	-
Change for the Year Ended
December 31, 2012	$(85,888)	$(71,903)	$(112,454)	$(32,915)	$(38,694)

Pension and Other Postretirement Plans’ Assets

The following tables present the classification of pension plan assets within the fair value hierarchy by Registrant Subsidiary as of December 31, 2013:

APCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$145,515	$-	$-	$-	$145,515	23.2%
International	68,591	-	-	-	68,591	10.9%
Real Estate Investment Trusts	7,718	-	-	-	7,718	1.2%
Common Collective Trust -
International	-	1,302	-	-	1,302	0.2%
Subtotal - Equities	221,824	1,302	-	-	223,126	35.5%

Fixed Income:
Common Collective Trust - Debt	-	3,456	-	-	3,456	0.5%
United States Government and
Agency Securities	-	51,556	-	-	51,556	8.2%
Corporate Debt	-	213,280	-	-	213,280	34.0%
Foreign Debt	-	45,818	-	-	45,818	7.3%
State and Local Government	-	3,730	-	-	3,730	0.6%
Other - Asset Backed	-	4,437	-	-	4,437	0.7%
Subtotal - Fixed Income	-	322,277	-	-	322,277	51.3%

Real Estate	-	-	31,757	-	31,757	5.0%

Alternative Investments	-	-	43,939	-	43,939	7.0%
Securities Lending	-	4,689	-	-	4,689	0.8%
Securities Lending Collateral (a)	-	-	-	(6,024)	(6,024)	(0.9)%

Cash and Cash Equivalents	-	6,476	-	-	6,476	1.0%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	1,755	1,755	0.3%

Total	$221,824	$334,744	$75,696	$(4,269)	$627,995	100.0%

I&M
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$129,561	$-	$-	$-	$129,561	23.2%
International	61,071	-	-	-	61,071	10.9%
Real Estate Investment Trusts	6,872	-	-	-	6,872	1.2%
Common Collective Trust -
International	-	1,159	-	-	1,159	0.2%
Subtotal - Equities	197,504	1,159	-	-	198,663	35.5%

Fixed Income:
Common Collective Trust - Debt	-	3,077	-	-	3,077	0.5%
United States Government and
Agency Securities	-	45,904	-	-	45,904	8.2%
Corporate Debt	-	189,896	-	-	189,896	34.0%
Foreign Debt	-	40,794	-	-	40,794	7.3%
State and Local Government	-	3,321	-	-	3,321	0.6%
Other - Asset Backed	-	3,951	-	-	3,951	0.7%
Subtotal - Fixed Income	-	286,943	-	-	286,943	51.3%

Real Estate	-	-	28,275	-	28,275	5.0%

Alternative Investments	-	-	39,121	-	39,121	7.0%
Securities Lending	-	4,175	-	-	4,175	0.8%
Securities Lending Collateral (a)	-	-	-	(5,363)	(5,363)	(0.9)%

Cash and Cash Equivalents	-	5,766	-	-	5,766	1.0%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	1,563	1,563	0.3%

Total	$197,504	$298,043	$67,396	$(3,800)	$559,143	100.0%

OPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$116,233	$-	$-	$-	$116,233	23.2%
International	54,790	-	-	-	54,790	10.9%
Real Estate Investment Trusts	6,165	-	-	-	6,165	1.2%
Common Collective Trust -
International	-	1,040	-	-	1,040	0.2%
Subtotal - Equities	177,188	1,040	-	-	178,228	35.5%

Fixed Income:
Common Collective Trust - Debt	-	2,761	-	-	2,761	0.5%
United States Government and
Agency Securities	-	41,183	-	-	41,183	8.2%
Corporate Debt	-	170,365	-	-	170,365	34.0%
Foreign Debt	-	36,599	-	-	36,599	7.3%
State and Local Government	-	2,980	-	-	2,980	0.6%
Other - Asset Backed	-	3,545	-	-	3,545	0.7%
Subtotal - Fixed Income	-	257,433	-	-	257,433	51.3%

Real Estate	-	-	25,367	-	25,367	5.0%

Alternative Investments	-	-	35,098	-	35,098	7.0%
Securities Lending	-	3,745	-	-	3,745	0.8%
Securities Lending Collateral (a)	-	-	-	(4,812)	(4,812)	(0.9)%

Cash and Cash Equivalents	-	5,173	-	-	5,173	1.0%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	1,402	1,402	0.3%

Total	$177,188	$267,391	$60,465	$(3,410)	$501,634	100.0%

PSO
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$61,309	$-	$-	$-	$61,309	23.2%
International	28,900	-	-	-	28,900	10.9%
Real Estate Investment Trusts	3,252	-	-	-	3,252	1.2%
Common Collective Trust -
International	-	548	-	-	548	0.2%
Subtotal - Equities	93,461	548	-	-	94,009	35.5%

Fixed Income:
Common Collective Trust - Debt	-	1,456	-	-	1,456	0.5%
United States Government and
Agency Securities	-	21,723	-	-	21,723	8.2%
Corporate Debt	-	89,863	-	-	89,863	34.0%
Foreign Debt	-	19,305	-	-	19,305	7.3%
State and Local Government	-	1,572	-	-	1,572	0.6%
Other - Asset Backed	-	1,870	-	-	1,870	0.7%
Subtotal - Fixed Income	-	135,789	-	-	135,789	51.3%

Real Estate	-	-	13,380	-	13,380	5.0%

Alternative Investments	-	-	18,513	-	18,513	7.0%
Securities Lending	-	1,976	-	-	1,976	0.8%
Securities Lending Collateral (a)	-	-	-	(2,538)	(2,538)	(0.9)%

Cash and Cash Equivalents	-	2,729	-	-	2,729	1.0%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	739	739	0.3%

Total	$93,461	$141,042	$31,893	$(1,799)	$264,597	100.0%

SWEPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$64,634	$-	$-	$-	$64,634	23.2%
International	30,467	-	-	-	30,467	10.9%
Real Estate Investment Trusts	3,428	-	-	-	3,428	1.2%
Common Collective Trust -
International	-	578	-	-	578	0.2%
Subtotal - Equities	98,529	578	-	-	99,107	35.5%

Fixed Income:
Common Collective Trust - Debt	-	1,535	-	-	1,535	0.5%
United States Government and
Agency Securities	-	22,901	-	-	22,901	8.2%
Corporate Debt	-	94,736	-	-	94,736	34.0%
Foreign Debt	-	20,352	-	-	20,352	7.3%
State and Local Government	-	1,657	-	-	1,657	0.6%
Other - Asset Backed	-	1,971	-	-	1,971	0.7%
Subtotal - Fixed Income	-	143,152	-	-	143,152	51.3%

Real Estate	-	-	14,106	-	14,106	5.0%

Alternative Investments	-	-	19,517	-	19,517	7.0%
Securities Lending	-	2,083	-	-	2,083	0.8%
Securities Lending Collateral (a)	-	-	-	(2,676)	(2,676)	(0.9)%

Cash and Cash Equivalents	-	2,877	-	-	2,877	1.0%
Other - Pending Transactions and
Accrued Income (b)	-	-	-	780	780	0.3%

Total	$98,529	$148,690	$33,623	$(1,896)	$278,946	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay cash collateral received as part of the Securities Lending Program.
(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following tables set forth a reconciliation of changes in the fair value of assets classified as Level 3 in the fair value hierarchy by Registrant Subsidiary for pension assets:

	Real	Alternative	Total
APCo	Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2013	$29,063	$25,888	$54,951
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	3,861	1,932	5,793
Relating to Assets Sold During the Period	-	1,949	1,949
Purchases and Sales	(1,167)	14,170	13,003
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2013	$31,757	$43,939	$75,696

	Real	Alternative	Total
I&M	Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2013	$25,811	$22,992	$48,803
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	3,531	1,727	5,258
Relating to Assets Sold During the Period	-	1,741	1,741
Purchases and Sales	(1,067)	12,661	11,594
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2013	$28,275	$39,121	$67,396

	Real	Alternative	Total
OPCo	Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2013	$47,464	$42,279	$89,743
Transfer of OPCo Generation Plan Assets	(26,218)	(36,275)	(62,493)
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	5,907	3,113	9,020
Relating to Assets Sold During the Period	-	3,142	3,142
Purchases and Sales	(1,786)	22,839	21,053
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2013	$25,367	$35,098	$60,465

	Real	Alternative	Total
PSO	Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2013	$12,382	$11,030	$23,412
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	1,430	801	2,231
Relating to Assets Sold During the Period	-	808	808
Purchases and Sales	(432)	5,874	5,442
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2013	$13,380	$18,513	$31,893

	Real	Alternative	Total
SWEPCo	Estate	Investments	Level 3
	(in thousands)
Balance as of January 1, 2013	$13,078	$11,649	$24,727
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	1,474	841	2,315
Relating to Assets Sold During the Period	-	850	850
Purchases and Sales	(446)	6,177	5,731
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Balance as of December 31, 2013	$14,106	$19,517	$33,623

The following tables present the classification of OPEB plan assets within the fair value hierarchy by Registrant Subsidiary as of December 31, 2013:

APCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$79,369	$-	$-	$-	$79,369	27.9%
International	103,188	-	-	-	103,188	36.2%
Common Collective Trust -
Global	-	2,463	-	-	2,463	0.9%
Subtotal - Equities	182,557	2,463	-	-	185,020	65.0%

Fixed Income:
Common Collective Trust - Debt	-	14,737	-	-	14,737	5.2%
United States Government and
Agency Securities	-	9,476	-	-	9,476	3.3%
Corporate Debt	-	18,458	-	-	18,458	6.5%
Foreign Debt	-	3,605	-	-	3,605	1.2%
State and Local Government	-	776	-	-	776	0.3%
Other - Asset Backed	-	1,362	-	-	1,362	0.5%
Subtotal - Fixed Income	-	48,414	-	-	48,414	17.0%

Trust Owned Life Insurance:
International Equities	-	2,219	-	-	2,219	0.8%
United States Bonds	-	35,470	-	-	35,470	12.4%

Cash and Cash Equivalents	11,441	1,470	-	-	12,911	4.5%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	806	806	0.3%

Total	$193,998	$90,036	$-	$806	$284,840	100.0%

I&M
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$57,460	$-	$-	$-	$57,460	27.9%
International	74,705	-	-	-	74,705	36.2%
Common Collective Trust -
Global	-	1,783	-	-	1,783	0.9%
Subtotal - Equities	132,165	1,783	-	-	133,948	65.0%

Fixed Income:
Common Collective Trust - Debt	-	10,669	-	-	10,669	5.2%
United States Government and
Agency Securities	-	6,860	-	-	6,860	3.3%
Corporate Debt	-	13,363	-	-	13,363	6.5%
Foreign Debt	-	2,610	-	-	2,610	1.2%
State and Local Government	-	562	-	-	562	0.3%
Other - Asset Backed	-	986	-	-	986	0.5%
Subtotal - Fixed Income	-	35,050	-	-	35,050	17.0%

Trust Owned Life Insurance:
International Equities	-	1,607	-	-	1,607	0.8%
United States Bonds	-	25,679	-	-	25,679	12.4%

Cash and Cash Equivalents	8,283	1,064	-	-	9,347	4.5%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	583	583	0.3%

Total	$140,448	$65,183	$-	$583	$206,214	100.0%

OPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$59,069	$-	$-	$-	$59,069	27.9%
International	76,799	-	-	-	76,799	36.2%
Common Collective Trust -
Global	-	1,833	-	-	1,833	0.9%
Subtotal - Equities	135,868	1,833	-	-	137,701	65.0%

Fixed Income:
Common Collective Trust - Debt	-	10,968	-	-	10,968	5.2%
United States Government and
Agency Securities	-	7,053	-	-	7,053	3.3%
Corporate Debt	-	13,738	-	-	13,738	6.5%
Foreign Debt	-	2,683	-	-	2,683	1.2%
State and Local Government	-	577	-	-	577	0.3%
Other - Asset Backed	-	1,014	-	-	1,014	0.5%
Subtotal - Fixed Income	-	36,033	-	-	36,033	17.0%

Trust Owned Life Insurance:
International Equities	-	1,652	-	-	1,652	0.8%
United States Bonds	-	26,399	-	-	26,399	12.4%

Cash and Cash Equivalents	8,515	1,094	-	-	9,609	4.5%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	600	600	0.3%

Total	$144,383	$67,011	$-	$600	$211,994	100.0%

PSO
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$26,842	$-	$-	$-	$26,842	27.9%
International	34,898	-	-	-	34,898	36.2%
Common Collective Trust -
Global	-	833	-	-	833	0.9%
Subtotal - Equities	61,740	833	-	-	62,573	65.0%

Fixed Income:
Common Collective Trust - Debt	-	4,984	-	-	4,984	5.2%
United States Government and
Agency Securities	-	3,205	-	-	3,205	3.3%
Corporate Debt	-	6,243	-	-	6,243	6.5%
Foreign Debt	-	1,219	-	-	1,219	1.2%
State and Local Government	-	262	-	-	262	0.3%
Other - Asset Backed	-	461	-	-	461	0.5%
Subtotal - Fixed Income	-	16,374	-	-	16,374	17.0%

Trust Owned Life Insurance:
International Equities	-	751	-	-	751	0.8%
United States Bonds	-	11,996	-	-	11,996	12.4%

Cash and Cash Equivalents	3,869	497	-	-	4,366	4.5%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	273	273	0.3%

Total	$65,609	$30,451	$-	$273	$96,333	100.0%

SWEPCo
						Year End
Asset Class	Level 1	Level 2	Level 3	Other	Total	Allocation
	(in thousands)
Equities:
Domestic	$30,022	$-	$-	$-	$30,022	27.9%
International	39,034	-	-	-	39,034	36.2%
Common Collective Trust -
Global	-	932	-	-	932	0.9%
Subtotal - Equities	69,056	932	-	-	69,988	65.0%

Fixed Income:
Common Collective Trust - Debt	-	5,575	-	-	5,575	5.2%
United States Government and
Agency Securities	-	3,585	-	-	3,585	3.3%
Corporate Debt	-	6,982	-	-	6,982	6.5%
Foreign Debt	-	1,364	-	-	1,364	1.2%
State and Local Government	-	294	-	-	294	0.3%
Other - Asset Backed	-	515	-	-	515	0.5%
Subtotal - Fixed Income	-	18,315	-	-	18,315	17.0%

Trust Owned Life Insurance:
International Equities	-	840	-	-	840	0.8%
United States Bonds	-	13,418	-	-	13,418	12.4%

Cash and Cash Equivalents	4,328	556	-	-	4,884	4.5%
Other - Pending Transactions and
Accrued Income (a)	-	-	-	305	305	0.3%

Total	$73,384	$34,061	$-	$305	$107,750	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

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

The accumulated benefit obligation for the pension plans is as follows:

Accumulated Benefit Obligation	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Qualified Pension Plan	$653,968	$560,443	$512,798	$248,472	$256,083
Nonqualified Pension Plans	200	326	6	1,387	1,115
Total as of December 31, 2013	$654,168	$560,769	$512,804	$249,859	$257,198

Accumulated Benefit Obligation	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Qualified Pension Plan	$708,476	$603,448	$1,048,796	$269,738	$273,860
Nonqualified Pension Plans	191	200	796	1,287	1,098
Total as of December 31, 2012	$708,667	$603,648	$1,049,592	$271,025	$274,958

For the underfunded pension plans that had an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets of these plans as of December 31, 2013 and 2012 were as follows:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Projected Benefit Obligation	$663,231	$574,699	$523,643	$1,394	$1,124

Accumulated Benefit Obligation	$654,168	$560,769	$512,804	$1,387	$1,115
Fair Value of Plan Assets	627,995	559,143	501,634	-	-
Underfunded Accumulated Benefit
Obligation as of December 31, 2013	$(26,173)	$(1,626)	$(11,170)	$(1,387)	$(1,115)

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Projected Benefit Obligation	$718,460	$618,973	$1,068,186	$279,685	$1,098

Accumulated Benefit Obligation	$708,667	$603,648	$1,049,592	$271,025	$1,098
Fair Value of Plan Assets	621,570	552,026	1,015,115	264,823	-
Underfunded Accumulated Benefit
Obligation as of December 31, 2012	$(87,097)	$(51,622)	$(34,477)	$(6,202)	$(1,098)

Estimated Future Benefit Payments and Contributions

The estimated pension benefit payments and contributions to the trust are at least the minimum amount required by the Employee Retirement Income Security Act plus payment of unfunded nonqualified benefits.  For the qualified pension plan, additional discretionary contributions may also be made to maintain the funded status of the plan.   For OPEB plans, expected payments include the payment of unfunded benefits.  The following table provides the estimated contributions and payments by Registrant Subsidiary for 2014:

		Other Postretirement
Company	Pension Plans	Benefit Plans
	(in thousands)
APCo	$12,231	$3,222
I&M	7,339	-
OPCo	8,717	-
PSO	3,530	-
SWEPCo	1,296	-

The tables below reflect the total benefits expected to be paid from the plan or from the Registrant Subsidiary’s assets.  The payments include the participants’ contributions to the plan for their share of the cost.  In November 2012, changes to the retiree medical coverage were announced.  Effective for retirements after December 2012, contributions to retiree medical coverage were capped reducing exposure to future medical cost inflation.  Effective for employees hired after December 2013, retiree medical coverage will not be provided.  The impact of the changes is reflected in the Benefit Plan Obligation tables as plan amendments.  Future benefit payments are dependent on the number of employees retiring, whether the retiring employees elect to receive pension benefits as annuities or as lump sum distributions, future integration of the benefit plans with changes to Medicare and other legislation, future levels of interest rates and variances in actuarial results.  The estimated payments for the pension benefits and OPEB are as follows:

Pension Plans	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2014	$48,130	$37,708	$40,701	$22,353	$23,013
2015	48,537	38,835	40,772	22,786	23,830
2016	49,024	39,293	40,857	23,234	23,751
2017	49,432	40,929	40,655	22,859	23,929
2018	50,990	41,453	40,225	23,705	24,658
Years 2019 to 2023, in Total	248,890	218,392	196,692	108,884	116,545

Other Postretirement Benefit Plans:
Benefit Payments	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2014	$26,823	$16,665	$18,026	$7,737	$8,343
2015	27,438	17,533	18,368	8,114	8,709
2016	27,976	18,350	18,622	8,380	9,098
2017	28,234	18,794	18,708	8,522	9,417
2018	28,884	19,124	18,957	8,609	9,718
Years 2019 to 2023, in Total	144,245	101,425	95,926	45,916	52,406

Other Postretirement Benefit Plans:
Medicare Subsidy Receipts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2014	$252	$-	$-	$-	$-
2015	260	-	-	-	-
2016	268	-	-	-	-
2017	271	-	-	-	-
2018	272	-	-	-	-
Years 2019 to 2023, in Total	1,378	-	-	-	-

Components of Net Periodic Benefit Cost

The following tables provide the components of net periodic benefit cost (credit) by Registrant Subsidiary for the years ended December 31, 2013, 2012 and 2011:

				Other Postretirement
APCo	Pension Plans			Benefit Plans
	Years Ended December 31,
	2013	2012	2011	2013	2012	2011
	(in thousands)
Service Cost	$6,171	$7,565	$7,199	$2,566	$5,387	$4,983
Interest Cost	27,662	30,211	32,293	13,454	18,462	19,468
Expected Return on Plan Assets	(37,041)	(41,944)	(41,833)	(18,147)	(16,753)	(17,985)
Amortization of Transition Obligation	-	-	-	-	780	1,167
Amortization of Prior Service Cost (Credit)	198	475	917	(10,050)	(2,862)	(171)
Amortization of Net Actuarial Loss	25,025	20,339	16,570	12,249	10,526	5,839
Net Periodic Benefit Cost	22,015	16,646	15,146	72	15,540	13,301
Capitalized Portion	(7,529)	(6,525)	(5,604)	(25)	(6,092)	(4,921)
Net Periodic Benefit Cost Recognized in
Expense	$14,486	$10,121	$9,542	$47	$9,448	$8,380

				Other Postretirement
I&M	Pension Plans			Benefit Plans
	Years Ended December 31,
	2013	2012	2011	2013	2012	2011
	(in thousands)
Service Cost	$8,736	$9,908	$9,447	$3,219	$6,621	$6,119
Interest Cost	24,100	26,245	27,726	8,221	12,785	13,610
Expected Return on Plan Assets	(32,826)	(37,566)	(36,856)	(13,183)	(12,847)	(13,886)
Amortization of Transition Obligation	-	-	-	-	132	188
Amortization of Prior Service Cost (Credit)	195	407	744	(9,421)	(2,383)	(237)
Amortization of Net Actuarial Loss	21,688	17,569	14,144	7,526	7,050	3,566
Net Periodic Benefit Cost (Credit)	21,893	16,563	15,205	(3,638)	11,358	9,360
Capitalized Portion	(4,576)	(3,114)	(3,163)	760	(2,135)	(1,947)
Net Periodic Benefit Cost (Credit)
Recognized in Expense	$17,317	$13,449	$12,042	$(2,878)	$9,223	$7,413

				Other Postretirement
OPCo	Pension Plans			Benefit Plans
	Years Ended December 31,
	2013	2012	2011	2013	2012	2011
	(in thousands)
Service Cost	$5,285	$11,003	$10,230	$2,882	$8,748	$7,827
Interest Cost	21,939	45,194	48,350	9,494	24,189	25,497
Expected Return on Plan Assets	(29,919)	(68,401)	(65,464)	(13,468)	(22,555)	(24,514)
Curtailment	-	-	-	-	-	605
Amortization of Transition Obligation	-	-	-	-	104	150
Amortization of Prior Service Cost (Credit)	157	743	1,474	(6,962)	(3,873)	(212)
Amortization of Net Actuarial Loss	19,833	30,439	24,828	8,633	13,669	7,298
Net Periodic Benefit Cost	17,295	18,978	19,418	579	20,282	16,651
Capitalized Portion	(6,192)	(7,060)	(6,932)	(207)	(7,545)	(5,944)
Net Periodic Benefit Cost Recognized in
Expense	$11,103	$11,918	$12,486	$372	$12,737	$10,707

				Other Postretirement
PSO	Pension Plans			Benefit Plans
	Years Ended December 31,
	2013	2012	2011	2013	2012	2011
	(in thousands)
Service Cost	$5,562	$5,951	$5,760	$1,372	$2,836	$2,621
Interest Cost	10,993	12,301	13,285	3,793	5,797	6,046
Expected Return on Plan Assets	(15,675)	(18,015)	(17,464)	(6,089)	(5,922)	(6,264)
Amortization of Prior Service Cost (Credit)	297	(948)	(950)	(4,289)	(1,079)	(75)
Amortization of Net Actuarial Loss	9,845	8,206	6,757	3,476	3,189	1,553
Net Periodic Benefit Cost (Credit)	11,022	7,495	7,388	(1,737)	4,821	3,881
Capitalized Portion	(3,384)	(2,533)	(2,379)	533	(1,629)	(1,249)
Net Periodic Benefit Cost (Credit)
Recognized in Expense	$7,638	$4,962	$5,009	$(1,204)	$3,192	$2,632

				Other Postretirement
SWEPCo	Pension Plans			Benefit Plans
	Years Ended December 31,
	2013	2012	2011	2013	2012	2011
	(in thousands)
Service Cost	$7,011	$7,099	$6,573	$1,693	$3,324	$3,029
Interest Cost	11,454	12,537	13,331	4,301	6,673	6,969
Expected Return on Plan Assets	(16,509)	(18,866)	(18,380)	(6,881)	(6,795)	(7,200)
Amortization of Prior Service Cost (Credit)	349	(793)	(795)	(5,156)	(933)	258
Amortization of Net Actuarial Loss	10,214	8,330	6,759	3,928	3,659	1,785
Net Periodic Benefit Cost (Credit)	12,519	8,307	7,488	(2,115)	5,928	4,841
Capitalized Portion	(3,518)	(2,924)	(2,636)	594	(2,087)	(1,704)
Net Periodic Benefit Cost (Credit)
Recognized in Expense	$9,001	$5,383	$4,852	$(1,521)	$3,841	$3,137

Estimated amounts expected to be amortized to net periodic benefit costs (credits) and the impact on each Registrant Subsidiary’s balance sheet during 2014 are shown in the following tables:

	APCo	I&M	OPCo	PSO	SWEPCo
Pension Plan - Components	(in thousands)
Net Actuarial Loss	$16,971	$14,708	$13,398	$6,682	$6,932
Prior Service Cost	198	195	157	296	349
Total Estimated 2014 Amortization	$17,169	$14,903	$13,555	$6,978	$7,281

Pension Plans -
Expected to be Recorded as
Regulatory Asset	$17,075	$14,010	$13,555	$6,978	$7,281
Deferred Income Taxes	33	313	-	-	-
Net of Tax AOCI	61	580	-	-	-
Total	$17,169	$14,903	$13,555	$6,978	$7,281

	APCo	I&M	OPCo	PSO	SWEPCo
Other Postretirement Benefit Plans -	(in thousands)
Components
Net Actuarial Loss	$4,339	$2,341	$2,406	$1,094	$1,223
Prior Service Credit	(10,050)	(9,421)	(6,922)	(4,290)	(5,156)
Total Estimated 2014 Amortization	$(5,711)	$(7,080)	$(4,516)	$(3,196)	$(3,933)

Other Postretirement Benefit Plans - Expected to be Recorded as
Regulatory Asset	$(3,344)	$(6,446)	$(4,516)	$(3,196)	$(2,485)
Deferred Income Taxes	(828)	(222)	-	-	(507)
Net of Tax AOCI	(1,539)	(412)	-	-	(941)
Total	$(5,711)	$(7,080)	$(4,516)	$(3,196)	$(3,933)

American Electric Power System Retirement Savings Plan

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

The following table provides the cost for matching contributions to the retirement savings plans by Registrant Subsidiary for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$7,366	$7,579	$7,432
I&M	10,010	9,706	9,541
OPCo	6,502	10,798	10,166
PSO	3,784	3,732	3,626
SWEPCo	4,970	4,890	4,438

UMWA Benefits

APCo and I&M provide UMWA pension, health and welfare benefits for certain unionized mining employees, retirees and their survivors who meet eligibility requirements.  UMWA trustees make final interpretive determinations with regard to all benefits.  The pension benefits are administered by UMWA trustees and contributions are made to their trust funds.  APCo and I&M administer the health and welfare benefits and pay them from their general assets.

The UMWA pension benefits are administered through a multiemployer plan that is different from single-employer plans as an employer’s contributions may be used to provide benefits to employees of other participating employers.  Required contributions not made by an employer may result in other employers bearing the unfunded plan obligations, while a withdrawing employer may be subject to a withdrawal liability.  UMWA pension benefits are provided through the United Mine Workers of America 1974 Pension Plan (Employer Identification Number: 52-1050282, Plan Number 002), which under the Pension Protection Act of 2006 (PPA) was in Seriously Endangered Status for the plan years ending June 30, 2013 and 2012, without utilization of extended amortization provisions.  The Plan adopted a funding improvement plan in May 2012, as required under the PPA.

Contributions to the UMWA pension plan in 2013, 2012 and 2011 were immaterial and represent less than 5% of the total contributions in the plan’s latest annual report for the years ended June 30, 2013, 2012 and 2011.  The contributions did not include a surcharge.  There are no minimum contributions for future years.

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

9.  DERIVATIVES AND HEDGING

OBJECTIVES FOR UTILIZATION OF DERIVATIVE INSTRUMENTS

The Registrant Subsidiaries are exposed to certain market risks as major power producers and marketers of wholesale electricity, natural gas, coal and emission allowances.  These risks include commodity price risk, interest rate risk, credit risk and, to a lesser extent, foreign currency exchange risk.  These risks represent the risk of loss that may impact the Registrant Subsidiaries due to changes in the underlying market prices or rates.  AEPSC, on behalf of the Registrant Subsidiaries, manages these risks using derivative instruments.

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

AEPSC, on behalf of the Registrant Subsidiaries, enters into power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other commodity contracts to manage the risk associated with the energy business.  AEPSC, on behalf of the Registrant Subsidiaries, enters into interest rate derivative contracts in order to manage the interest rate exposure associated with the Registrant Subsidiaries’ commodity portfolio.  For disclosure purposes, such risks are grouped as “Commodity,” as these risks are related to energy risk management activities.  AEPSC, on behalf of the Registrant Subsidiaries, also engages in risk management of interest rate risk associated with debt financing and foreign currency risk associated with future purchase obligations denominated in foreign currencies.  For disclosure purposes, these risks are grouped as “Interest Rate and Foreign Currency.”  The amount of risk taken is determined by the Commercial Operations and Finance groups in accordance with established risk management policies as approved by the Finance Committee of AEP’s Board of Directors.

As a result of corporate separation, OPCo’s December 31, 2013 FTR price risk relates to congestion during the June 2012 - May 2015 Ohio ESP period.  Additional risk includes interest rate risk.

The following tables represent the gross notional volume of the Registrant Subsidiaries’ outstanding derivative contracts as of December 31, 2013 and 2012:

Notional Volume of Derivative Instruments
December 31, 2013

Primary Risk	Unit of
Exposure	Measure	APCo	I&M	OPCo	PSO	SWEPCo
		(in thousands)
Commodity:
Power	MWhs	48,995	33,231	34,843	13,469	17,057
Coal	Tons	31	3,389	-	1,013	1,692
Natural Gas	MMBtus	2,477	1,680	-	-	-
Heating Oil and
Gasoline	Gallons	1,089	521	1,108	614	699
Interest Rate	USD	$12,720	$8,627	$-	$-	$-

Interest Rate and
Foreign Currency	USD	$-	$-	$-	$-	$-

Notional Volume of Derivative Instruments
December 31, 2012

Primary Risk	Unit of
Exposure	Measure	APCo	I&M	OPCo	PSO	SWEPCo
		(in thousands)
Commodity:
Power	MWhs	94,059	64,791	132,188	-	-
Coal	Tons	1,401	2,711	3,033	1,980	1,312
Natural Gas	MMBtus	10,077	6,922	14,163	-	-
Heating Oil and
Gasoline	Gallons	1,050	532	1,260	616	585
Interest Rate	USD	$24,146	$16,584	$33,934	$-	$-

Interest Rate and
Foreign Currency	USD	$-	$200,000	$-	$-	$-
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

According to the accounting guidance for “Derivatives and Hedging,” the Registrant Subsidiaries reflect the fair values of derivative instruments subject to netting agreements with the same counterparty net of related cash collateral.  For certain risk management contracts, the Registrant Subsidiaries are required to post or receive cash collateral based on third party contractual agreements and risk profiles.  For the December 31, 2013 and 2012 balance sheets, the Registrant Subsidiaries netted cash collateral received from third parties against short-term and long-term risk management assets and cash collateral paid to third parties against short-term and long-term risk management liabilities as follows:

	December 31,
	2013		2012
	Cash Collateral	Cash Collateral	Cash Collateral	Cash Collateral
	Received	Paid	Received	Paid
	Netted Against	Netted Against	Netted Against	Netted Against
	Risk Management	Risk Management	Risk Management	Risk Management
Company	Assets	Liabilities	Assets	Liabilities
	(in thousands)
APCo	$-	$2,993	$1,262	$11,029
I&M	-	2,030	867	7,576
OPCo	-	-	1,774	15,500
PSO	-	1	-	-
SWEPCo	-	3	-	-

The following tables represent the gross fair value of the Registrant Subsidiaries’ derivative activity on the balance sheets as of December 31, 2013 and 2012:

Fair Value of Derivative Instruments
December 31, 2013

APCo
	Risk			Gross Amounts	Gross	Net Amounts of
	Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in thousands)
Current Risk Management Assets	$46,431	$389	$-	$46,820	$(25,649)	$21,171
Long-term Risk Management Assets	20,948	-	-	20,948	(4,000)	16,948
Total Assets	67,379	389	-	67,768	(29,649)	38,119

Current Risk Management Liabilities	37,010	313	-	37,323	(28,431)	8,892
Long-term Risk Management Liabilities	14,452	-	-	14,452	(4,211)	10,241
Total Liabilities	51,462	313	-	51,775	(32,642)	19,133

Total MTM Derivative Contract Net
Assets (Liabilities)	$15,917	$76	$-	$15,993	$2,993	$18,986

Fair Value of Derivative Instruments
December 31, 2012

APCo
	Risk			Gross Amounts	Gross	Net Amounts of
	Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in thousands)
Current Risk Management Assets	$127,645	$338	$-	$127,983	$(97,023)	$30,960
Long-term Risk Management Assets	60,498	215	-	60,713	(26,353)	34,360
Total Assets	188,143	553	-	188,696	(123,376)	65,320

Current Risk Management Liabilities	119,430	1,182	-	120,612	(103,914)	16,698
Long-term Risk Management Liabilities	47,281	424	-	47,705	(29,229)	18,476
Total Liabilities	166,711	1,606	-	168,317	(133,143)	35,174

Total MTM Derivative Contract Net
Assets (Liabilities)	$21,432	$(1,053)	$-	$20,379	$9,767	$30,146

Fair Value of Derivative Instruments
December 31, 2013

I&M
	Risk			Gross Amounts	Gross	Net Amounts of
	Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in thousands)
Current Risk Management Assets	$33,229	$234	$-	$33,463	$(18,075)	$15,388
Long-term Risk Management Assets	14,208	-	-	14,208	(2,713)	11,495
Total Assets	47,437	234	-	47,671	(20,788)	26,883

Current Risk Management Liabilities	26,779	212	-	26,991	(19,962)	7,029
Long-term Risk Management Liabilities	9,802	-	-	9,802	(2,856)	6,946
Total Liabilities	36,581	212	-	36,793	(22,818)	13,975

Total MTM Derivative Contract Net
Assets (Liabilities)	$10,856	$22	$-	$10,878	$2,030	$12,908

Fair Value of Derivative Instruments
December 31, 2012

I&M
	Risk			Gross Amounts	Gross	Net Amounts of
	Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in thousands)
Current Risk Management Assets	$93,268	$220	$-	$93,488	$(66,514)	$26,974
Long-term Risk Management Assets	41,553	148	-	41,701	(18,132)	23,569
Total Assets	134,821	368	-	135,189	(84,646)	50,543

Current Risk Management Liabilities	82,433	807	19,524	102,764	(71,247)	31,517
Long-term Risk Management Liabilities	33,714	292	-	34,006	(20,108)	13,898
Total Liabilities	116,147	1,099	19,524	136,770	(91,355)	45,415

Total MTM Derivative Contract Net
Assets (Liabilities)	$18,674	$(731)	$(19,524)	$(1,581)	$6,709	$5,128

Fair Value of Derivative Instruments
December 31, 2013

OPCo
	Risk			Gross Amounts	Gross	Net Amounts of
	Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in thousands)
Current Risk Management Assets	$3,269	$162	$-	$3,431	$(349)	$3,082
Long-term Risk Management Assets	-	-	-	-	-	-
Total Assets	3,269	162	-	3,431	(349)	3,082

Current Risk Management Liabilities	349	-	-	349	(349)	-
Long-term Risk Management Liabilities	-	-	-	-	-	-
Total Liabilities	349	-	-	349	(349)	-

Total MTM Derivative Contract Net
Assets (Liabilities)	$2,920	$162	$-	$3,082	$-	$3,082

Fair Value of Derivative Instruments
December 31, 2012

OPCo
	Risk			Gross Amounts	Gross	Net Amounts of
	Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in thousands)
Current Risk Management Assets	$183,064	$464	$-	$183,528	$(139,215)	$44,313
Long-term Risk Management Assets	85,023	303	-	85,326	(37,038)	48,288
Total Assets	268,087	767	-	268,854	(176,253)	92,601

Current Risk Management Liabilities	171,397	1,658	-	173,055	(148,900)	24,155
Long-term Risk Management Liabilities	66,448	596	-	67,044	(41,079)	25,965
Total Liabilities	237,845	2,254	-	240,099	(189,979)	50,120

Total MTM Derivative Contract Net
Assets (Liabilities)	$30,242	$(1,487)	$-	$28,755	$13,726	$42,481

Fair Value of Derivative Instruments
December 31, 2013

PSO
	Risk			Gross Amounts	Gross	Net Amounts of
	Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in thousands)
Current Risk Management Assets	$1,078	$84	$-	$1,162	$5	$1,167
Long-term Risk Management Assets	-	-	-	-	-	-
Total Assets	1,078	84	-	1,162	5	1,167

Current Risk Management Liabilities	81	-	-	81	4	85
Long-term Risk Management Liabilities	-	-	-	-	-	-
Total Liabilities	81	-	-	81	4	85

Total MTM Derivative Contract Net
Assets (Liabilities)	$997	$84	$-	$1,081	$1	$1,082

Fair Value of Derivative Instruments
December 31, 2012

PSO
	Risk			Gross Amounts	Gross	Net Amounts of
	Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in thousands)
Current Risk Management Assets	$1,657	$42	$-	$1,699	$(1,190)	$509
Long-term Risk Management Assets	-	-	-	-	31	31
Total Assets	1,657	42	-	1,699	(1,159)	540

Current Risk Management Liabilities	7,021	17	-	7,038	(1,190)	5,848
Long-term Risk Management Liabilities	-	-	-	-	31	31
Total Liabilities	7,021	17	-	7,038	(1,159)	5,879

Total MTM Derivative Contract Net
Assets (Liabilities)	$(5,364)	$25	$-	$(5,339)	$-	$(5,339)

Fair Value of Derivative Instruments
December 31, 2013

SWEPCo
	Risk			Gross Amounts	Gross	Net Amounts of
	Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in thousands)
Current Risk Management Assets	$1,233	$97	$-	$1,330	$(151)	$1,179
Long-term Risk Management Assets	-	-	-	-	-	-
Total Assets	1,233	97	-	1,330	(151)	1,179

Current Risk Management Liabilities	154	-	-	154	(154)	-
Long-term Risk Management Liabilities	-	-	-	-	-	-
Total Liabilities	154	-	-	154	(154)	-

Total MTM Derivative Contract Net
Assets (Liabilities)	$1,079	$97	$-	$1,176	$3	$1,179

Fair Value of Derivative Instruments
December 31, 2012

SWEPCo
	Risk			Gross Amounts	Gross	Net Amounts of
	Management			of Risk	Amounts	Assets/Liabilities
	Contracts	Hedging Contracts		Management	Offset in the	Presented in the
			Interest Rate	Assets/	Statement of	Statement of
			and Foreign	Liabilities	Financial	Financial
Balance Sheet Location	Commodity (a)	Commodity (a)	Currency (a)	Recognized	Position (b)	Position (c)
	(in thousands)
Current Risk Management Assets	$2,804	$41	$-	$2,845	$(2,150)	$695
Long-term Risk Management Assets	-	-	-	-	-	-
Total Assets	2,804	41	-	2,845	(2,150)	695

Current Risk Management Liabilities	3,261	17	-	3,278	(2,150)	1,128
Long-term Risk Management Liabilities	-	-	-	-	-	-
Total Liabilities	3,261	17	-	3,278	(2,150)	1,128

Total MTM Derivative Contract Net
Assets (Liabilities)	$(457)	$24	$-	$(433)	$-	$(433)

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

The tables below present the Registrant Subsidiaries’ activity of derivative risk management contracts for the years ended December 31, 2013, 2012 and 2011:

Amount of Gain (Loss) Recognized on
Risk Management Contracts
Year Ended December 31, 2013

Location of Gain (Loss)	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and
Distribution Revenues	$2,019	$10,624	$4,886	$371	$647
Sales to AEP Affiliates	-	-	-	-	-
Fuel and Other Consumables Used for
Electric Generation	-	-	-	-	-
Regulatory Assets (a)	(4)	(26)	(5,795)	2,956	424
Regulatory Liabilities (a)	(338)	(9,062)	2,920	999	1,462
Total Gain (Loss) on Risk Management
Contracts	$1,677	$1,536	$2,011	$4,326	$2,533

Amount of Gain (Loss) Recognized on
Risk Management Contracts
Year Ended December 31, 2012

Location of Gain (Loss)	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and
Distribution Revenues	$(1,149)	$11,437	$11,978	$163	$398
Sales to AEP Affiliates	-	-	-	-	-
Fuel and Other Consumables Used for
Electric Generation	-	-	-	-	-
Regulatory Assets (a)	(7,835)	(9,204)	(14,104)	(5,304)	(6,274)
Regulatory Liabilities (a)	7,314	(889)	-	(19)	(13)
Total Gain (Loss) on Risk Management
Contracts	$(1,670)	$1,344	$(2,126)	$(5,160)	$(5,889)

Amount of Gain (Loss) Recognized on
Risk Management Contracts
Year Ended December 31, 2011

Location of Gain (Loss)	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and
Distribution Revenues	$2,843	$12,786	$27,292	$297	$547
Sales to AEP Affiliates	154	92	196	3	4
Fuel and Other Consumables Used for
Electric Generation	-	-	(2)	-	-
Regulatory Assets (a)	373	(1,470)	(17,928)	(1,421)	(1,709)
Regulatory Liabilities (a)	2,552	(5,178)	(105)	708	(118)
Total Gain (Loss) on Risk Management
Contracts	$5,922	$6,230	$9,453	$(413)	$(1,276)

(a)	Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

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

The Registrant Subsidiaries record realized and unrealized gains or losses on interest rate swaps that qualify for fair value hedge accounting treatment and any offsetting changes in the fair value of the debt being hedged in Interest Expense on the statements of income.  During 2013, 2012 and 2011, the Registrant Subsidiaries did not designate any fair value hedging strategies.

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

Realized gains and losses on derivative contracts for the purchase and sale of power, coal and natural gas designated as cash flow hedges are included in Revenues, Fuel and Other Consumables Used for Electric Generation or Purchased Electricity for Resale on the statements of income or in Regulatory Assets or Regulatory Liabilities on the balance sheets, depending on the specific nature of the risk being hedged.  During 2013, 2012 and 2011, APCo, I&M and OPCo designated power, coal and natural gas derivatives as cash flow hedges.

The Registrant Subsidiaries reclassify gains and losses on heating oil and gasoline derivative contracts designated as cash flow hedges from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Other Operation expense, Maintenance expense or Depreciation and Amortization expense, as it relates to capital projects, on the statements of income.  During 2013, 2012 and 2011, the Registrant Subsidiaries designated heating oil and gasoline derivatives as cash flow hedges.

The Registrant Subsidiaries reclassify gains and losses on interest rate derivative hedges related to debt financings from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Interest Expense on the statements of income in those periods in which hedged interest payments occur.  During 2013, I&M designated interest rate derivatives as cash flow hedges.  During 2012, I&M and SWEPCo designated interest rate derivatives as cash flow hedges.  During 2011, APCo, I&M and SWEPCo designated interest rate derivatives as cash flow hedges.

The accumulated gains or losses related to foreign currency hedges are reclassified from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Depreciation and Amortization expense on the statements of income over the depreciable lives of the fixed assets designated as the hedged items in qualifying foreign currency hedging relationships.  During 2013, the Registrant Subsidiaries did not designate any foreign currency derivatives as cash flow hedges.  During 2012 and 2011, SWEPCo designated foreign currency derivatives as cash flow hedges.

During 2013, 2012 and 2011, hedge ineffectiveness was immaterial or nonexistent for all of the hedge strategies disclosed above.

For details on designated, effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets and the reasons for changes in cash flow hedges, see Note 2.

Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets as of December 31, 2013 and 2012 were:

Impact of Cash Flow Hedges on the Registrant Subsidiaries’
Balance Sheets
December 31, 2013

	Hedging Assets (a)		Hedging Liabilities (a)		AOCI Gain (Loss) Net of Tax
		Interest Rate		Interest Rate		Interest Rate
		and Foreign		and Foreign		and Foreign
Company	Commodity	Currency	Commodity	Currency	Commodity	Currency
	(in thousands)
APCo	$363	$-	$287	$-	$94	$3,090
I&M	216	-	194	-	46	(15,976)
OPCo	162	-	-	-	105	6,974
PSO	84	-	-	-	57	5,701
SWEPCo	97	-	-	-	66	(13,304)

	Expected to be Reclassified to
	Net Income During the Next
	Twelve Months
			Maximum Term for
		Interest Rate	Exposure to
		and Foreign	Variability of Future
Company	Commodity	Currency	Cash Flows
	(in thousands)		(in months)
APCo	$94	$(806)	12
I&M	46	(1,568)	12
OPCo	105	1,363	12
PSO	57	759	12
SWEPCo	66	(2,267)	12

Impact of Cash Flow Hedges on the Registrant Subsidiaries’
Balance Sheets
December 31, 2012

	Hedging Assets (a)		Hedging Liabilities (a)		AOCI Gain (Loss) Net of Tax
		Interest Rate		Interest Rate		Interest Rate
		and Foreign		and Foreign		and Foreign
Company	Commodity	Currency	Commodity	Currency	Commodity	Currency
	(in thousands)
APCo	$302	$-	$1,355	$-	$(644)	$2,077
I&M	200	-	931	19,524	(446)	(19,647)
OPCo	416	-	1,903	-	(912)	8,095
PSO	25	-	-	-	21	6,460
SWEPCo	24	-	-	-	22	(15,571)

	Expected to be Reclassified to
	Net Income During the Next
	Twelve Months
		Interest Rate
		and Foreign
Company	Commodity	Currency
	(in thousands)
APCo	$(507)	$(1,013)
I&M	(355)	(1,600)
OPCo	(720)	1,359
PSO	21	759
SWEPCo	22	(2,267)

(a)	Hedging Assets and Hedging Liabilities are included in Risk Management Assets and Liabilities on the balance sheets.

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

When AEPSC, on behalf of the Registrant Subsidiaries, uses standardized master agreements, these agreements may include collateral requirements.  These master agreements facilitate the netting of cash flows associated with a single counterparty.  Cash, letters of credit and parental/affiliate guarantees may be obtained as security from counterparties in order to mitigate credit risk.  The collateral agreements require a counterparty to post cash or letters of credit in the event an exposure exceeds the established threshold.  The threshold represents an unsecured credit limit which may be supported by a parental/affiliate guaranty, as determined in accordance with AEP’s credit policy.  In addition, collateral agreements allow for termination and liquidation of all positions in the event of a failure or inability to post collateral.

Collateral Triggering Events

Under the tariffs of the RTOs and Independent System Operators (ISOs) and a limited number of derivative and non-derivative contracts primarily related to competitive retail auction loads, the Registrant Subsidiaries are obligated to post an additional amount of collateral if certain credit ratings decline below investment grade.  The amount of collateral required fluctuates based on market prices and total exposure.  On an ongoing basis, AEP’s risk management organization assesses the appropriateness of these collateral triggering items in contracts.  The Registrant Subsidiaries have not experienced a downgrade below investment grade.  The following tables represent: (a) the Registrant Subsidiaries’ fair values of such derivative contracts, (b) the amount of collateral the Registrant Subsidiaries would have been required to post for all derivative and non-derivative contracts if credit ratings of the Registrant Subsidiaries had declined below investment grade and (c) how much was attributable to RTO and ISO activities as of December 31, 2013 and 2012:

	December 31, 2013
	Liabilities for	Amount of Collateral the	Amount
	Derivative Contracts	Registrant Subsidiaries	Attributable to
	with Credit	Would Have Been	RTO and ISO
Company	Downgrade Triggers	Required to Post	Activities
	(in thousands)
APCo	$575	$2,747	$2,539
I&M	390	1,863	1,722
OPCo	349	-	-
PSO	-	2,930	410
SWEPCo	-	713	519

	December 31, 2012
	Liabilities for	Amount of Collateral the	Amount
	Derivative Contracts	Registrant Subsidiaries	Attributable to
	with Credit	Would Have Been	RTO and ISO
Company	Downgrade Triggers	Required to Post	Activities
	(in thousands)
APCo	$2,159	$3,699	$3,510
I&M	1,483	2,540	2,411
OPCo	3,034	5,198	4,933
PSO	-	1,509	1,429
SWEPCo	-	1,778	1,683

In addition, a majority of the Registrant Subsidiaries’ non-exchange traded commodity contracts contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding payable.  These cross-default provisions could be triggered if there was a non-performance event by Parent or the obligor under outstanding debt or a third party obligation in excess of $50 million.  On an ongoing basis, AEP’s risk management organization assesses the appropriateness of these cross-default provisions in the contracts.  The following tables represent: (a) the fair value of these derivative liabilities subject to cross-default provisions prior to consideration of contractual netting arrangements, (b) the amount this exposure has been reduced by cash collateral posted by the Registrant Subsidiaries and (c) if a cross-default provision would have been triggered, the settlement amount that would be required after considering the Registrant Subsidiaries’ contractual netting arrangements as of December 31, 2013 and 2012:

	December 31, 2013
	Liabilities for		Additional
	Contracts with Cross		Settlement
	Default Provisions		Liability if Cross
	Prior to Contractual	Amount of Cash	Default Provision
Company	Netting Arrangements	Collateral Posted	is Triggered
	(in thousands)
APCo	$19,648	$-	$18,568
I&M	13,326	-	12,594
OPCo	-	-	-
PSO	3	-	3
SWEPCo	3	-	3

	December 31, 2012
	Liabilities for		Additional
	Contracts with Cross		Settlement
	Default Provisions		Liability if Cross
	Prior to Contractual	Amount of Cash	Default Provision
Company	Netting Arrangements	Collateral Posted	is Triggered
	(in thousands)
APCo	$49,465	$1,822	$30,160
I&M	53,499	1,252	40,240
OPCo	69,516	2,561	42,386
PSO	-	-	-
SWEPCo	-	-	-

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

The book values and fair values of Long-term Debt for the Registrant Subsidiaries as of December 31, 2013 and 2012 are summarized in the following table:

	December 31,
	2013		2012
Company	Book Value	Fair Value	Book Value	Fair Value
	(in thousands)
APCo	$4,194,357	$4,587,079	$3,702,442	$4,555,143
I&M	2,039,016	2,174,891	2,057,666	2,372,017
OPCo	2,735,175	3,007,191	3,860,440	4,560,337
PSO	999,810	1,111,149	949,871	1,175,759
SWEPCo	2,043,332	2,214,730	2,046,228	2,400,509

Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal

I&M records securities held in trust funds for decommissioning nuclear facilities and for the disposal of SNF at fair value.  See “Nuclear Trust Funds” section of Note 1.

The following is a summary of nuclear trust fund investments as of December 31, 2013 and 2012:

	December 31,
	2013			2012
	Estimated	Gross	Other-Than-	Estimated	Gross	Other-Than-
	Fair	Unrealized	Temporary	Fair	Unrealized	Temporary
	Value	Gains	Impairments	Value	Gains	Impairments
	(in thousands)
Cash and Cash Equivalents	$18,804	$-	$-	$16,783	$-	$-
Fixed Income Securities:
United States Government	608,875	26,114	(3,824)	647,918	58,268	(747)
Corporate Debt	36,782	2,450	(1,123)	35,399	4,903	(1,352)
State and Local Government	254,638	748	(370)	270,090	1,006	(863)
Subtotal Fixed Income Securities	900,295	29,312	(5,317)	953,407	64,177	(2,962)
Equity Securities - Domestic	1,012,511	505,538	(81,677)	735,582	284,599	(76,557)
Spent Nuclear Fuel and
Decommissioning Trusts	$1,931,610	$534,850	$(86,994)	$1,705,772	$348,776	$(79,519)

The following table provides the securities activity within the decommissioning and SNF trusts for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Proceeds from Investment Sales	$858,406	$987,550	$1,110,909
Purchases of Investments	909,998	1,045,422	1,166,690
Gross Realized Gains on Investment Sales	18,326	24,605	33,382
Gross Realized Losses on Investment Sales	8,108	8,881	22,159

The adjusted cost of fixed income securities was $872 million and $889 million as of December 31, 2013 and 2012, respectively.  The adjusted cost of equity securities was $506 million and $451 million as of December 31, 2013 and 2012, respectively.

The fair value of fixed income securities held in the nuclear trust funds, summarized by contractual maturities, as of December 31, 2013 was as follows:

Fair Value of
Fixed Income
Securities
(in thousands)
Within 1 year	$79,100
1 year – 5 years	383,623
5 years – 10 years	187,800
After 10 years	249,772
Total	$900,295

Fair Value Measurements of Financial Assets and Liabilities

For a discussion of fair value accounting and the classification of assets and liabilities within the fair value hierarchy, see the “Fair Value Measurements of Assets and Liabilities” section of Note 1.

The following tables set forth, by level within the fair value hierarchy, the Registrant Subsidiaries’ financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2013 and 2012.  As required by the accounting guidance for “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.  There have not been any significant changes in management’s valuation techniques.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013
APCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Other Cash Deposits (e)	$2,714	$-	$-	$36	$2,750

Risk Management Assets
Risk Management Commodity Contracts (a) (b)	827	54,448	12,097	(29,616)	37,756
Cash Flow Hedges:
Commodity Hedges (a)	-	389	-	(26)	363
Total Risk Management Assets	827	54,837	12,097	(29,642)	38,119

Total Assets	$3,541	$54,837	$12,097	$(29,606)	$40,869

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (b)	$700	$49,220	$1,535	$(32,609)	$18,846
Cash Flow Hedges:
Commodity Hedges (a)	-	313	-	(26)	287
Total Risk Management Liabilities	$700	$49,533	$1,535	$(32,635)	$19,133

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2012
APCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (b)	$4,161	$166,916	$17,058	$(123,117)	$65,018
Cash Flow Hedges:
Commodity Hedges (a)	-	498	-	(196)	302
Total Risk Management Assets	$4,161	$167,414	$17,058	$(123,313)	$65,320

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (b)	$1,959	$158,665	$6,079	$(132,884)	$33,819
Cash Flow Hedges:
Commodity Hedges (a)	-	1,551	-	(196)	1,355
Total Risk Management Liabilities	$1,959	$160,216	$6,079	$(133,080)	$35,174

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013
I&M
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (b)	$561	$38,667	$8,205	$(20,766)	$26,667
Cash Flow Hedges:
Commodity Hedges (a)	-	234	-	(18)	216
Total Risk Management Assets	561	38,901	8,205	(20,784)	26,883

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (c)	8,082	-	-	10,722	18,804
Fixed Income Securities:
United States Government	-	608,875	-	-	608,875
Corporate Debt	-	36,782	-	-	36,782
State and Local Government	-	254,638	-	-	254,638
Subtotal Fixed Income Securities	-	900,295	-	-	900,295
Equity Securities - Domestic (d)	1,012,511	-	-	-	1,012,511
Total Spent Nuclear Fuel and Decommissioning Trusts	1,020,593	900,295	-	10,722	1,931,610

Total Assets	$1,021,154	$939,196	$8,205	$(10,062)	$1,958,493

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (b)	$475	$35,061	$1,041	$(22,796)	$13,781
Cash Flow Hedges:
Commodity Hedges (a)	-	212	-	(18)	194
Total Risk Management Liabilities	$475	$35,273	$1,041	$(22,814)	$13,975

	Assets and Liabilities Measured at Fair Value on a Recurring Basis
	December 31, 2012
I&M
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (b)	$2,858	$120,242	$11,717	$(84,474)	$50,343
Cash Flow Hedges:
Commodity Hedges (a)	-	330	-	(130)	200
Total Risk Management Assets	2,858	120,572	11,717	(84,604)	50,543

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (c)	6,508	-	-	10,275	16,783
Fixed Income Securities:
United States Government	-	647,918	-	-	647,918
Corporate Debt	-	35,399	-	-	35,399
State and Local Government	-	270,090	-	-	270,090
Subtotal Fixed Income Securities	-	953,407	-	-	953,407
Equity Securities - Domestic (d)	735,582	-	-	-	735,582
Total Spent Nuclear Fuel and Decommissioning Trusts	742,090	953,407	-	10,275	1,705,772

Total Assets	$744,948	$1,073,979	$11,717	$(74,329)	$1,756,315

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (b)	$1,346	$110,621	$4,176	$(91,183)	$24,960
Cash Flow Hedges:
Commodity Hedges (a)	-	1,061	-	(130)	931
Interest Rate/Foreign Currency Hedges	-	19,524	-	-	19,524
Total Risk Management Liabilities	$1,346	$131,206	$4,176	$(91,313)	$45,415

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013
OPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Other Cash Deposits (e)	$19,387	$-	$-	$12	$19,399

Risk Management Assets
Risk Management Commodity Contracts (a) (b)	-	-	3,269	(349)	2,920
Cash Flow Hedges:
Commodity Hedges (a)	-	162	-	-	162
Total Risk Management Assets	-	162	3,269	(349)	3,082

Total Assets	$19,387	$162	$3,269	$(337)	$22,481

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (b)	$-	$-	$349	$(349)	$-
Cash Flow Hedges:
Commodity Hedges (a)	-	-	-	-	-
Total Risk Management Liabilities	$-	$-	$349	$(349)	$-

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2012
OPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Other Cash Deposits (e)	$-	$26	$-	$39	$65

Risk Management Assets
Risk Management Commodity Contracts (a) (b)	5,848	238,254	23,973	(175,890)	92,185
Cash Flow Hedges:
Commodity Hedges (a)	-	688	-	(272)	416
Total Risk Management Assets	5,848	238,942	23,973	(176,162)	92,601

Total Assets	$5,848	$238,968	$23,973	$(176,123)	$92,666

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (b)	$2,753	$226,536	$8,544	$(189,616)	$48,217
Cash Flow Hedges:
Commodity Hedges (a)	-	2,175	-	(272)	1,903
Total Risk Management Liabilities	$2,753	$228,711	$8,544	$(189,888)	$50,120

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013
PSO
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (b)	$-	$1,078	$-	$5	$1,083
Cash Flow Hedges:
Commodity Hedges (a)	-	84	-	-	84
Total Risk Management Assets	$-	$1,162	$-	$5	$1,167

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (b)	$-	$81	$-	$4	$85
Cash Flow Hedges:
Commodity Hedges (a)	-	-	-	-	-
Total Risk Management Liabilities	$-	$81	$-	$4	$85

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2012
PSO
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (b)	$-	$1,657	$-	$(1,142)	$515
Cash Flow Hedges:
Commodity Hedges (a)	-	42	-	(17)	25
Total Risk Management Assets	$-	$1,699	$-	$(1,159)	$540

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (b)	$-	$7,021	$-	$(1,142)	$5,879
Cash Flow Hedges:
Commodity Hedges (a)	-	17	-	(17)	-
Total Risk Management Liabilities	$-	$7,038	$-	$(1,159)	$5,879

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013
SWEPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Cash and Cash Equivalents (e)	$15,871	$-	$-	$1,370	$17,241

Risk Management Assets
Risk Management Commodity Contracts (a) (b)	-	1,233	-	(151)	1,082
Cash Flow Hedges:
Commodity Hedges (a)	-	97	-	-	97
Total Risk Management Assets	-	1,330	-	(151)	1,179

Total Assets	$15,871	$1,330	$-	$1,219	$18,420

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (b)	$-	$154	$-	$(154)	$-
Cash Flow Hedges:
Commodity Hedges (a)	-	-	-	-	-
Total Risk Management Liabilities	$-	$154	$-	$(154)	$-

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2012
SWEPCo
	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (a) (b)	$-	$2,804	$-	$(2,133)	$671
Cash Flow Hedges:
Commodity Hedges (a)	-	41	-	(17)	24
Total Risk Management Assets	$-	$2,845	$-	$(2,150)	$695

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (a) (b)	$-	$3,261	$-	$(2,133)	$1,128
Cash Flow Hedges:
Commodity Hedges (a)	-	17	-	(17)	-
Total Risk Management Liabilities	$-	$3,278	$-	$(2,150)	$1,128

(a)	Amounts in “Other” column primarily represent counterparty netting of risk management and hedging contracts and associated cash collateral under the accounting guidance for “Derivatives and Hedging.”
(b)	Substantially comprised of power contracts for APCo, I&M and OPCo and coal contracts for PSO and SWEPCo.
(c)	Amounts in “Other” column primarily represent accrued interest receivables from financial institutions. Level 1 amounts primarily represent investments in money market funds.
(d)	Amounts represent publicly traded equity securities and equity-based mutual funds.
(e)	Amounts in “Other” column primarily represent cash deposits with third parties. Level 1 and Level 2 amounts primarily represent investments in money market funds.

There have been no transfers between Level 1 and Level 2 during the years ended December 31, 2013, 2012 and 2011.

The following tables set forth a reconciliation of changes in the fair value of net trading derivatives classified as Level 3 in the fair value hierarchy:

Year Ended December 31, 2013	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2012	$10,979	$7,541	$15,429	$-	$-
Realized Gain (Loss) Included in Net Income
(or Changes in Net Assets) (a) (b)	(3,568)	(2,466)	(5,042)	-	-
Unrealized Gain (Loss) Included in Net
Income (or Changes in Net Assets) Relating
to Assets Still Held at the Reporting Date (a)	-	-	328	-	-
Realized and Unrealized Gains (Losses)
Included in Other Comprehensive Income	-	-	-	-	-
Purchases, Issuances and Settlements (c)	481	390	765	-	-
Transfers into Level 3 (d) (e)	1,340	911	1,874	-	-
Transfers out of Level 3 (e) (f)	(925)	(637)	(1,303)	-	-
Transfer of OPCo Generation to Parent	-	-	(12,051)	-	-
Changes in Fair Value Allocated to Regulated
Jurisdictions (g)	2,255	1,425	2,920	-	-
Balance as of December 31, 2013	$10,562	$7,164	$2,920	$-	$-

Year Ended December 31, 2012	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2011	$1,971	$1,263	$2,666	$-	$-
Realized Gain (Loss) Included in Net Income
(or Changes in Net Assets) (a) (b)	(5,204)	(3,554)	(7,452)	-	-
Unrealized Gain (Loss) Included in Net
Income (or Changes in Net Assets) Relating
to Assets Still Held at the Reporting Date (a)	-	-	5,401	-	-
Realized and Unrealized Gains (Losses)
Included in Other Comprehensive Income	23	13	28	-	-
Purchases, Issuances and Settlements (c)	11,200	7,734	16,214	-	-
Transfers into Level 3 (d) (e)	1,392	860	1,909	-	-
Transfers out of Level 3 (e) (f)	(1,930)	(1,144)	(2,527)	-	-
Changes in Fair Value Allocated to Regulated
Jurisdictions (g)	3,527	2,369	(810)	-	-
Balance as of December 31, 2012	$10,979	$7,541	$15,429	$-	$-

Year Ended December 31, 2011	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2010	$5,131	$3,108	$6,583	$1	$2
Realized Gain (Loss) Included in Net Income
(or Changes in Net Assets) (a) (b)	(2,154)	(1,261)	(2,711)	-	-
Unrealized Gain (Loss) Included in Net
Income (or Changes in Net Assets) Relating
to Assets Still Held at the Reporting Date (a)	-	-	7,741	-	-
Realized and Unrealized Gains (Losses)
Included in Other Comprehensive Income	(73)	(47)	(100)	-	-
Purchases, Issuances and Settlements (c)	1,574	847	1,858	-	-
Transfers into Level 3 (d) (e)	2,488	1,531	3,257	-	-
Transfers out of Level 3 (e) (f)	(3,003)	(1,906)	(4,032)	-	-
Changes in Fair Value Allocated to Regulated
Jurisdictions (g)	(1,992)	(1,009)	(9,930)	(1)	(2)
Balance as of December 31, 2011	$1,971	$1,263	$2,666	$-	$-

(a)	Included in revenues on the statements of income.
(b)	Represents the change in fair value between the beginning of the reporting period and the settlement of the risk management commodity contract.
(c)	Represents the settlement of risk management commodity contracts for the reporting period.
(d)	Represents existing assets or liabilities that were previously categorized as Level 2.
(e)	Transfers are recognized based on their value at the beginning of the reporting period that the transfer occurred.
(f)	Represents existing assets or liabilities that were previously categorized as Level 3.
(g)	Relates to the net gains (losses) of those contracts that are not reflected on the statements of income. These net gains (losses) are recorded as regulatory assets/liabilities.

The following tables quantify the significant unobservable inputs used in developing the fair value of Level 3 positions as of December 31, 2013 and 2012:

Significant Unobservable Inputs
December 31, 2013
APCo
	Fair Value		Valuation	Significant	Forward Price Range
	Assets	Liabilities	Technique	Unobservable Input (a)	Low	High
	(in thousands)
Energy Contracts	$9,359	$960	Discounted Cash Flow	Forward Market Price	$13.04	$80.50
FTRs	2,738	575	Discounted Cash Flow	Forward Market Price	(5.10)	10.44
Total	$12,097	$1,535

Significant Unobservable Inputs
December 31, 2012
APCo
	Fair Value		Valuation	Significant	Forward Price Range
	Assets	Liabilities	Technique	Unobservable Input (a)	Low	High
	(in thousands)
Energy Contracts	$15,310	$3,920	Discounted Cash Flow	Forward Market Price	$9.40	$68.80
FTRs	1,748	2,159	Discounted Cash Flow	Forward Market Price	(3.21)	14.79
Total	$17,058	$6,079

Significant Unobservable Inputs
December 31, 2013
I&M
	Fair Value		Valuation	Significant	Forward Price Range
	Assets	Liabilities	Technique	Unobservable Input (a)	Low	High
	(in thousands)
Energy Contracts	$6,348	$651	Discounted Cash Flow	Forward Market Price	$13.04	$80.50
FTRs	1,857	390	Discounted Cash Flow	Forward Market Price	(5.10)	10.44
Total	$8,205	$1,041

Significant Unobservable Inputs
December 31, 2012
I&M
	Fair Value		Valuation	Significant	Forward Price Range
	Assets	Liabilities	Technique	Unobservable Input (a)	Low	High
	(in thousands)
Energy Contracts	$10,516	$2,693	Discounted Cash Flow	Forward Market Price	$9.40	$68.80
FTRs	1,201	1,483	Discounted Cash Flow	Forward Market Price	(3.21)	14.79
Total	$11,717	$4,176

Significant Unobservable Inputs
December 31, 2013
OPCo
	Fair Value		Valuation	Significant	Forward Price Range
	Assets	Liabilities	Technique	Unobservable Input (a)	Low	High
	(in thousands)
Energy Contracts	$-	$-	Discounted Cash Flow	Forward Market Price	$-	$-
FTRs	3,269	349	Discounted Cash Flow	Forward Market Price	(5.10)	10.44
Total	$3,269	$349

Significant Unobservable Inputs
December 31, 2012
OPCo
	Fair Value		Valuation	Significant	Forward Price Range
	Assets	Liabilities	Technique	Unobservable Input (a)	Low	High
	(in thousands)
Energy Contracts	$21,516	$5,510	Discounted Cash Flow	Forward Market Price	$9.40	$68.80
FTRs	2,457	3,034	Discounted Cash Flow	Forward Market Price	(3.21)	14.79
Total	$23,973	$8,544

(a)	Represents market prices in dollars per MWh.

11.  INCOME TAXES

The details of the Registrant Subsidiaries’ income taxes as reported are as follows:

Year Ended December 31, 2013	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$58,441	$(49,067)	$92,625	$7,689	$(10,866)
Deferred	75,714	129,109	134,463	53,788	81,888
Deferred Investment Tax Credits	(1,220)	(4,931)	(1,418)	4,408	(1,561)
Income Tax Expense	$132,935	$75,111	$225,670	$65,885	$69,461

Year Ended December 31, 2012	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$28,307	$(9,221)	$100,447	$18,634	$(214,353)
Deferred	138,460	53,067	45,685	48,916	260,761
Deferred Investment Tax Credits	(1,240)	(4,502)	(1,849)	(856)	(550)
Income Tax Expense	$165,527	$39,344	$144,283	$66,694	$45,858

Year Ended December 31, 2011	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$(15,136)	$(86,471)	$96,893	$6,904	$40,727
Deferred	107,565	141,014	119,184	61,581	16,726
Deferred Investment Tax Credits	(2,569)	(2,783)	(2,380)	(856)	(550)
Income Tax Expense	$89,860	$51,760	$213,697	$67,629	$56,903

Shown below for each Registrant Subsidiary is a reconciliation of the difference between the amounts of federal income taxes computed by multiplying book income before income taxes by the federal statutory tax rate and the amount of income taxes reported:

APCo	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Net Income	$193,211	$257,503	$162,758
Income Tax Expense	132,935	165,527	89,860
Pretax Income	$326,146	$423,030	$252,618

Income Taxes on Pretax Income at Statutory Rate (35%)	$114,151	$148,061	$88,416
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	20,286	20,424	17,923
Investment Tax Credits, Net	(1,220)	(1,240)	(2,569)
State and Local Income Taxes, Net	2,707	3,175	(35,532)
Removal Costs	(6,454)	(6,641)	(4,447)
AFUDC	(1,420)	(1,145)	(5,314)
Medicare Subsidy	-	382	4,908
Valuation Allowance	5,062	5,674	30,541
Other	(177)	(3,163)	(4,066)
Income Tax Expense	$132,935	$165,527	$89,860

Effective Income Tax Rate	40.8%	39.1%	35.6%

I&M	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Net Income	$177,504	$118,457	$149,674
Income Tax Expense	75,111	39,344	51,760
Pretax Income	$252,615	$157,801	$201,434

Income Taxes on Pretax Income at Statutory Rate (35%)	$88,415	$55,230	$70,502
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	10,057	8,659	7,895
Investment Tax Credits, Net	(4,931)	(4,502)	(2,783)
State and Local Income Taxes, Net	(882)	(1,559)	(1,376)
Removal Costs	(9,432)	(5,490)	(5,566)
AFUDC	(10,555)	(7,218)	(9,223)
Other	2,439	(5,776)	(7,689)
Income Tax Expense	$75,111	$39,344	$51,760

Effective Income Tax Rate	29.7%	24.9%	25.7%

OPCo	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Net Income	$409,980	$343,534	$464,993
Income Tax Expense	225,670	144,283	213,697
Pretax Income	$635,650	$487,817	$678,690

Income Taxes on Pretax Income at Statutory Rate (35%)	$222,478	$170,736	$237,542
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	6,759	5,239	6,368
Investment Tax Credits, Net	(1,418)	(1,849)	(2,380)
State and Local Income Taxes, Net	3,327	(18,291)	(3,222)
Parent Company Loss Benefit	(2,154)	(11,915)	(7,117)
Other	(3,322)	363	(17,494)
Income Tax Expense	$225,670	$144,283	$213,697

Effective Income Tax Rate	35.5%	29.6%	31.5%

PSO	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Net Income	$97,796	$114,141	$124,628
Income Tax Expense	65,885	66,694	67,629
Pretax Income	$163,681	$180,835	$192,257

Income Taxes on Pretax Income at Statutory Rate (35%)	$57,288	$63,292	$67,290
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	164	(10)	(165)
Investment Tax Credits, Net	(776)	(781)	(781)
State and Local Income Taxes, Net	5,423	6,953	4,744
Tax Adjustments	5,268	201	(1,827)
Other	(1,482)	(2,961)	(1,632)
Income Tax Expense	$65,885	$66,694	$67,629

Effective Income Tax Rate	40.3%	36.9%	35.2%

SWEPCo	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Net Income	$153,819	$202,513	$165,126
Income Tax Expense	69,461	45,858	56,903
Pretax Income	$223,280	$248,371	$222,029

Income Taxes on Pretax Income at Statutory Rate (35%)	$78,148	$86,930	$77,710
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	3,086	2,105	(7)
Depletion	(3,472)	(3,276)	(1,506)
Investment Tax Credits, Net	(1,561)	(550)	(550)
State and Local Income Taxes, Net	(1,453)	(18,010)	4,004
AFUDC	(2,381)	(19,879)	(16,962)
Other	(2,906)	(1,462)	(5,786)
Income Tax Expense	$69,461	$45,858	$56,903

Effective Income Tax Rate	31.1%	18.5%	25.6%

The following tables show elements of the net deferred tax liability and significant temporary differences for each Registrant Subsidiary:

APCo	December 31,
	2013	2012
	(in thousands)
Deferred Tax Assets	$548,966	$526,665
Deferred Tax Liabilities	(2,788,306)	(2,467,063)
Net Deferred Tax Liabilities	$(2,239,340)	$(1,940,398)

Property Related Temporary Differences	$(1,725,853)	$(1,416,426)
Amounts Due from Customers for Future Federal Income Taxes	(94,775)	(100,520)
Deferred State Income Taxes	(246,247)	(230,490)
Regulatory Assets	(104,824)	(161,274)
Securitized Assets	(130,834)	-
Deferred Income Taxes on Other Comprehensive Loss	(1,589)	16,099
Deferred Fuel and Purchased Power	24,646	(115,900)
Net Operating Loss Carryforward	45,177	69,580
Tax Credit Carryforward	21,940	13,199
Valuation Allowance	(41,277)	(36,215)
All Other, Net	14,296	21,549
Net Deferred Tax Liabilities	$(2,239,340)	$(1,940,398)

I&M	December 31,
	2013	2012
	(in thousands)
Deferred Tax Assets	$843,630	$831,724
Deferred Tax Liabilities	(2,043,810)	(1,842,791)
Net Deferred Tax Liabilities	$(1,200,180)	$(1,011,067)

Property Related Temporary Differences	$(390,829)	$(351,682)
Amounts Due from Customers for Future Federal Income Taxes	(39,137)	(37,633)
Deferred State Income Taxes	(137,162)	(112,388)
Deferred Income Taxes on Other Comprehensive Loss	8,351	15,553
Accrued Nuclear Decommissioning	(553,794)	(475,223)
Net Operating Loss Carryforward	15,690	31,233
Regulatory Assets	(59,008)	(88,696)
All Other, Net	(44,291)	7,769
Net Deferred Tax Liabilities	$(1,200,180)	$(1,011,067)

OPCo	December 31,
	2013	2012
	(in thousands)
Deferred Tax Assets	$183,085	$505,003
Deferred Tax Liabilities	(1,477,691)	(2,851,068)
Net Deferred Tax Liabilities	$(1,294,606)	$(2,346,065)

Property Related Temporary Differences	$(841,607)	$(2,061,841)
Amounts Due from Customers for Future Federal Income Taxes	(51,946)	(59,291)
Deferred State Income Taxes	(28,569)	(90,001)
Regulatory Assets	(215,535)	(190,273)
Deferred Income Taxes on Other Comprehensive Loss	(3,812)	89,236
Impairment Loss	-	100,459
Deferred Fuel and Purchased Power	(176,192)	(199,997)
All Other, Net	23,055	65,643
Net Deferred Tax Liabilities	$(1,294,606)	$(2,346,065)

PSO	December 31,
	2013	2012
	(in thousands)
Deferred Tax Assets	$107,567	$101,561
Deferred Tax Liabilities	(936,791)	(835,054)
Net Deferred Tax Liabilities	$(829,224)	$(733,493)

Property Related Temporary Differences	$(736,160)	$(640,859)
Amounts Due from Customers for Future Federal Income Taxes	(31)	(1,325)
Deferred State Income Taxes	(99,126)	(95,378)
Regulatory Assets	(39,414)	(57,367)
Deferred Income Taxes on Other Comprehensive Loss	(3,100)	(3,489)
Deferred Federal Income Taxes on Deferred State Income Taxes	40,362	39,050
Net Operating Loss Carryforward	4,314	3,892
Tax Credit Carryforward	565	401
All Other, Net	3,366	21,582
Net Deferred Tax Liabilities	$(829,224)	$(733,493)

SWEPCo	December 31,
	2013	2012
	(in thousands)
Deferred Tax Assets	$359,529	$286,133
Deferred Tax Liabilities	(1,453,710)	(1,260,281)
Net Deferred Tax Liabilities	$(1,094,181)	$(974,148)

Property Related Temporary Differences	$(1,172,431)	$(997,337)
Amounts Due from Customers for Future Federal Income Taxes	(43,116)	(43,090)
Deferred State Income Taxes	(118,179)	(98,630)
Regulatory Assets	(5,290)	(12,922)
Deferred Income Taxes on Other Comprehensive Loss	4,548	9,618
Impairment Loss - Turk Plant	21,295	21,700
Net Operating Loss Carryforward	189,128	104,738
All Other, Net	29,864	41,775
Net Deferred Tax Liabilities	$(1,094,181)	$(974,148)

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

Federal and State Income Tax Audit Status

The Registrant Subsidiaries are no longer subject to U.S. federal examination for years before 2011.  The Registrant Subsidiaries completed the examination of the years 2007 and 2008 in April 2011 and settled all outstanding issues on appeal for the years 2001 through 2006 in October 2011.  The settlements did not materially impact the Registrant Subsidiaries’ net income, cash flows or financial condition.  The IRS examination of years 2009 and 2010 started in October 2011 and was completed in the second quarter of 2013.  Although the outcome of tax audits is uncertain, in management’s opinion, adequate provisions for federal income taxes have been made for potential liabilities resulting from such matters.  In addition, the Registrant Subsidiaries accrue interest on these uncertain tax positions.  Management is not aware of any issues for open tax years that upon final resolution are expected to materially impact net income.

The Registrant Subsidiaries file income tax returns in various state and local jurisdictions.  These taxing authorities routinely examine their tax returns and the Registrant Subsidiaries are currently under examination in several state and local jurisdictions.  However, it is possible that previously filed tax returns have positions that may be challenged by these tax authorities.  Management believes that adequate provisions for income taxes have been made for potential liabilities resulting from such challenges and that the ultimate resolution of these audits will not materially impact net income.  The Registrant Subsidiaries are no longer subject to state or local income tax examinations by tax authorities for years before 2009.

Net Income Tax Operating Loss Carryforward

In 2011, APCo and I&M recognized federal net income tax operating losses of $313 million and $123 million, respectively, driven primarily by bonus depreciation, pension plan contributions and other book versus tax temporary differences.  In 2012, SWEPCo recognized a federal net income tax operating loss of $858 million driven primarily by bonus depreciation.  APCo, I&M, OPCo, PSO and SWEPCo also had state net income tax operating loss carryforwards as indicated in the table below.

		State Net Income
		Tax Operating
		Loss	Year of
Company	State	Carryforward	Expiration
		(in thousands)
APCo	Tennessee	$8,810	2026
APCo	Virginia	300,637	2031
APCo	West Virginia	489,860	2032
I&M	Indiana	50,425	2033
OPCo	West Virginia	235,636	2032
PSO	Oklahoma	110,615	2033
SWEPCo	Louisiana	422,946	2028
SWEPCo	Oklahoma	2,835	2033

As a result, APCo, I&M, OPCo, PSO and SWEPCo recognized deferred federal and/or state and local income tax benefits in 2011 and/or 2012 and/or 2013.  At the end of 2013, APCo, I&M and SWEPCo have $12 million, $13 million and $167 million, respectively, of unrealized federal net operating loss carryforward.  Management anticipates future taxable income will be sufficient to realize the remaining net income tax operating loss tax benefits before the federal carryforward expires after 2032.  Management also anticipates future taxable income will be sufficient to realize the remaining state net income tax operating loss tax benefits before the state carryforward expires for each state.

Tax Credit Carryforward

Federal and state net income tax operating losses sustained in 2011 and 2009 along with lower federal and state taxable income in 2010 resulted in unused federal and state income tax credits.  As of December 31, 2013, the Registrant Subsidiaries have federal tax credit carryforwards and APCo and PSO have state tax credit carryforwards as indicated in the table below.  If these credits are not utilized, federal general business tax credits will expire in the years 2029 through 2032 and state coal tax credits will expire in the years 2014 through 2022.

		Federal Tax		State Tax
		Credit		Credit
	Total Federal	Carryforward	Total State	Carryforward
	Tax Credit	Subject to	Tax Credit	Subject to
Company	Carryforward	Expiration	Carryforward	Expiration
	(in thousands)
APCo	$21,432	$8,504	$76,481	$28,255
I&M	2,587	2,587	-	-
OPCo	20,000	1,714	-	-
PSO	565	543	21,114	21,114
SWEPCo	884	759	-	-

The Registrant Subsidiaries anticipate future federal taxable income will be sufficient to realize the tax benefits of the federal tax credits before they expire unused.  APCo does not anticipate that state taxable income will be sufficient in future periods to realize the tax benefits of all state tax credits before they expire unused and a valuation allowance has been provided accordingly.

Valuation Allowance

Management assesses past results and future operations to estimate and evaluate available positive and negative evidence to determine whether sufficient future taxable income will be generated to use existing deferred tax assets.  A significant piece of objective negative information evaluated was the net income tax operating losses sustained in 2012, 2011 and 2009.  The positive evidence considered by management includes the history of positive pretax income and the fact that the tax losses resulted from temporary differences that will reverse in future periods.  On the basis of the evaluation of all available positive and negative evidence, as of December 31, 2013, a valuation allowance of $41.3 million for state tax credits, net of federal tax, has been recorded by APCo in order to recognize only the portion of the deferred tax assets that, more likely than not, will be realized.  The amount of the deferred tax assets realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are materially impacted.

Uncertain Tax Positions

The Registrant Subsidiaries recognize interest accruals related to uncertain tax positions in interest income or expense as applicable and penalties in Other Operation expense in accordance with the accounting guidance for “Income Taxes.”

The following tables show amounts reported for interest expense, interest income and reversal of prior period interest expense:

	Years Ended December 31,
	2013			2012
			Reversal of			Reversal of
			Prior Period			Prior Period
	Interest	Interest	Interest	Interest	Interest	Interest
Company	Expense	Income	Expense	Expense	Income	Expense
	(in thousands)
APCo	$-	$1,089	$-	$62	$-	$183
I&M	-	597	-	1,355	-	-
OPCo	-	1,892	-	266	-	504
PSO	-	135	-	259	-	294
SWEPCo	215	-	-	286	-	271

	Year Ended December 31, 2011
			Reversal of
			Prior Period
	Interest	Interest	Interest
Company	Expense	Income	Expense
	(in thousands)
APCo	$737	$3,229	$2,416
I&M	-	2,681	638
OPCo	1,213	5,173	4,019
PSO	239	344	3,123
SWEPCo	1,382	1,991	2,255

The following table shows balances for amounts accrued for the receipt of interest:

	December 31,
Company	2013	2012
	(in thousands)
APCo	$-	$-
I&M	-	-
OPCo	-	-
PSO	209	15
SWEPCo	172	-

The following table shows balances for amounts accrued for the payment of interest and penalties:

	December 31,
Company	2013	2012
	(in thousands)
APCo	$158	$271
I&M	957	1,337
OPCo	407	451
PSO	562	424
SWEPCo	1,167	1,061

The reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of January 1, 2013	$5,253	$15,085	$11,052	$2,273	$9,553
Increase - Tax Positions Taken During
a Prior Period	-	-	-	-	-
Decrease - Tax Positions Taken During
a Prior Period	(4,089)	(11,921)	(8,966)	(103)	(3,158)
Increase - Tax Positions Taken During
the Current Year	-	-	-	14	1,301
Decrease - Tax Positions Taken During
the Current Year	-	-	-	-	-
Decrease - Settlements with Taxing
Authorities	-	-	-	-	(94)
Decrease - Lapse of the Applicable
Statute of Limitations	-	-	-	-	-
Balance as of December 31, 2013	$1,164	$3,164	$2,086	$2,184	$7,602

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of January 1, 2012	$7,311	$14,071	$43,565	$3,585	$9,031
Increase - Tax Positions Taken During
a Prior Period	-	2,266	1,360	421	2,806
Decrease - Tax Positions Taken During
a Prior Period	(384)	(1,252)	(13,582)	(92)	(775)
Increase - Tax Positions Taken During
the Current Year	-	-	-	-	-
Decrease - Tax Positions Taken During
the Current Year	-	-	-	-	-
Decrease - Settlements with Taxing
Authorities	(1,674)	-	(20,291)	-	-
Decrease - Lapse of the Applicable
Statute of Limitations	-	-	-	(1,641)	(1,509)
Balance as of December 31, 2012	$5,253	$15,085	$11,052	$2,273	$9,553

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of January 1, 2011	$13,267	$17,871	$68,655	$9,845	$14,410
Increase - Tax Positions Taken During
a Prior Period	5,990	9,256	11,330	1,339	14,355
Decrease - Tax Positions Taken During
a Prior Period	(2,100)	(8,622)	(20,299)	(1,171)	(2,706)
Increase - Tax Positions Taken During
the Current Year	-	-	-	-	-
Decrease - Tax Positions Taken During
the Current Year	-	-	-	-	-
Decrease - Settlements with Taxing
Authorities	(2,587)	(1,424)	(6,935)	(1,178)	(12,997)
Decrease - Lapse of the Applicable
Statute of Limitations	(7,259)	(3,010)	(9,186)	(5,250)	(4,031)
Balance as of December 31, 2011	$7,311	$14,071	$43,565	$3,585	$9,031

Management believes that there will be no significant net increase or decrease in unrecognized benefits within 12 months of the reporting date.  The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate for each Registrant Subsidiary was as follows:

Company	2013	2012	2011
	(in thousands)
APCo	$-	$-	$806
I&M	1,220	1,220	654
OPCo	674	674	21,177
PSO	827	818	1,882
SWEPCo	4,357	3,512	3,717

Federal Tax Legislation – Affecting APCo, I&M, OPCo, PSO and SWEPCo

The American Taxpayer Relief Act of 2012 (the 2012 Act) was enacted in January 2013.  Included in the 2012 Act was a one-year extension of 50% bonus depreciation.  The 2012 Act also retroactively extended the life of research and development, employment and several energy tax credits, which expired at the end of 2011.  The enacted provisions will not materially impact the Registrant Subsidiaries’ net income or financial condition but did have a favorable impact on cash flows in 2013.

Federal Tax Regulations

In 2013, the U.S. Treasury Department issued final and re-proposed regulations regarding the deduction and capitalization of expenditures related to tangible property, effective for the tax years beginning in 2014.  In addition, the IRS issued Revenue Procedures under the Industry Issue Resolutions program that provides specific guidance for the implementation of the regulations for the electric utility industry.  The impact of these final regulations is not material to net income, cash flows or financial condition except for an approximate $10 million reduction to I&M’s cash flows in 2014.

State Tax Legislation – Affecting APCo, I&M and OPCo

Legislation was passed by the state of Indiana in May 2011 enacting a phased reduction in corporate income tax rate from 8.5% to 6.5%.  The 8.5% Indiana corporate income tax rate will be reduced 0.5% each year beginning after June 30, 2012 with the final reduction occurring in years beginning after June 30, 2015.

In May 2011, Michigan repealed its Business Tax regime and replaced it with a traditional corporate net income tax rate of 6%, effective January 1, 2012.

During the third quarter of 2013, it was determined that the state of West Virginia had achieved certain minimum levels of shortfall reserve funds.  As a result, the West Virginia corporate income tax rate will be reduced from 7.0% to 6.5% in 2014.  The enacted provisions will not materially impact the Registrant Subsidiaries’ net income, cash flows or financial condition.

12.  LEASES

Leases of property, plant and equipment are for remaining periods up to 36 years and require payments of related property taxes, maintenance and operating costs.  The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

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

Year Ended December 31, 2013	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$17,500	$95,606	$57,814	$4,131	$6,328
Amortization of Capital Leases	6,293	11,307	7,800	4,099	15,456
Interest on Capital Leases	1,410	1,870	4,125	782	8,153
Total Lease Rental Costs	$25,203	$108,783	$69,739	$9,012	$29,937

Year Ended December 31, 2012	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$15,633	$95,509	$59,836	$5,283	$5,797
Amortization of Capital Leases	7,429	8,429	10,906	3,839	14,793
Interest on Capital Leases	1,782	1,738	3,307	815	9,041
Total Lease Rental Costs	$24,844	$105,676	$74,049	$9,937	$29,631

Year Ended December 31, 2011	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$13,488	$94,317	$59,983	$6,532	$5,990
Amortization of Capital Leases	7,880	8,762	13,118	4,438	12,694
Interest on Capital Leases	1,898	2,115	3,753	1,098	9,651
Total Lease Rental Costs	$23,266	$105,194	$76,854	$12,068	$28,335

The following table shows the property, plant and equipment under capital leases and related obligations recorded on the Registrant Subsidiaries’ balance sheets.  Unless shown as a separate line on the balance sheet due to materiality, current capital lease obligations are included in Other Current Liabilities and long-term capital lease obligations are included in Deferred Credits and Other Noncurrent Liabilities on the Registrant Subsidiaries’ balance sheets.

December 31, 2013	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Property, Plant and Equipment Under
Capital Leases:
Generation	$13,531	$18,324	$-	$9,675	$34,476
Other Property, Plant and Equipment	18,720	130,249	26,532	15,413	157,853
Total Property, Plant and Equipment	32,251	148,573	26,532	25,088	192,329
Accumulated Amortization	11,379	15,356	9,800	10,957	66,637
Net Property, Plant and Equipment
Under Capital Leases	$20,872	$133,217	$16,732	$14,131	$125,692

Obligations Under Capital Leases:
Noncurrent Liability	$15,718	$87,000	$11,212	$10,222	$105,086
Liability Due Within One Year	5,154	46,210	5,520	3,909	17,899

Total Obligations Under Capital Leases	$20,872	$133,210	$16,732	$14,131	$122,985

December 31, 2012	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Property, Plant and Equipment Under
Capital Leases:
Generation	$11,798	$19,102	$39,080	$3,624	$27,745
Other Property, Plant and Equipment	20,944	22,697	35,666	15,614	154,166
Total Property, Plant and Equipment	32,742	41,799	74,746	19,238	181,911
Accumulated Amortization	10,282	13,154	27,513	6,738	50,440
Net Property, Plant and Equipment
Under Capital Leases	$22,460	$28,645	$47,233	$12,500	$131,471

Obligations Under Capital Leases:
Noncurrent Liability	$16,375	$22,842	$36,381	$8,864	$114,161
Liability Due Within One Year	6,085	5,803	14,707	3,636	17,599

Total Obligations Under Capital Leases	$22,460	$28,645	$51,088	$12,500	$131,760

Future minimum lease payments consisted of the following as of December 31, 2013:

Capital Leases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2014	$5,930	$49,685	$6,224	$4,548	$25,172
2015	4,789	39,468	3,217	3,174	22,837
2016	4,247	31,053	2,762	2,828	19,871
2017	3,610	9,512	2,697	2,834	21,247
2018	2,602	4,338	2,136	1,798	11,134
Later Years	2,079	10,244	1,914	1,127	55,475
Total Future Minimum Lease
Payments	23,257	144,300	18,950	16,309	155,736
Less Estimated Interest Element	2,385	11,090	2,218	2,178	32,751
Estimated Present Value of Future
Minimum Lease Payments	$20,872	$133,210	$16,732	$14,131	$122,985

Noncancelable Operating Leases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2014	$16,327	$98,819	$11,986	$2,241	$5,010
2015	12,976	95,935	10,817	2,004	4,369
2016	12,111	90,431	10,097	1,654	3,721
2017	11,661	84,624	9,575	1,487	3,338
2018	10,737	83,525	8,292	1,123	2,887
Later Years	46,452	341,472	31,627	2,031	14,823
Total Future Minimum Lease
Payments	$110,264	$794,806	$82,394	$10,540	$34,148

Master Lease Agreements

The Registrant Subsidiaries lease certain equipment under master lease agreements.  Under the lease agreements, the lessor is guaranteed a residual value up to a stated percentage of either the unamortized balance or the equipment cost at the end of the lease term.  If the actual fair value of the leased equipment is below the guaranteed residual value at the end of the lease term, the Registrant Subsidiaries are committed to pay the difference between the actual fair value and the residual value guarantee.  Historically, at the end of the lease term the fair value has been in excess of the unamortized balance.  As of December 31, 2013, the maximum potential loss by Registrant Subsidiary for these lease agreements assuming the fair value of the equipment is zero at the end of the lease term is as follows:

Maximum
Company	Potential Loss
(in thousands)
APCo	$3,696
I&M	2,548
OPCo	4,555
PSO	1,354
SWEPCo	2,366

Rockport Lease

AEGCo and I&M entered into a sale-and-leaseback transaction in 1989 with Wilmington Trust Company (Owner Trustee), an unrelated, unconsolidated trustee for Rockport Plant, Unit 2 (the Plant).  The Owner Trustee was capitalized with equity from six owner participants with no relationship to AEP or any of its subsidiaries and debt from a syndicate of banks and securities in a private placement to certain institutional investors.

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it equally to AEGCo and I&M.  The lease is accounted for as an operating lease with the payment obligations included in the future minimum lease payments schedule earlier in this note.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  AEP, AEGCo and I&M have no ownership interest in the Owner Trustee and do not guarantee its debt.  I&M’s future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2013 are as follows:

Future Minimum Lease Payments	I&M
(in thousands)
2014	$73,854
2015	73,854
2016	73,854
2017	73,854
2018	73,854
Later Years	295,416
Total Future Minimum Lease Payments	$664,686

Railcar Lease

In June 2003, AEP Transportation LLC (AEP Transportation), a subsidiary of AEP, entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The lease is accounted for as an operating lease.  In January 2008, AEP Transportation assigned the remaining 848 railcars under the original lease agreement to I&M (390 railcars) and SWEPCo (458 railcars).  The assignment is accounted for as operating leases for I&M and SWEPCo.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  I&M and SWEPCo intend to renew these leases for the full lease term of twenty years via the renewal options.  The future minimum lease obligations are $13 million and $15 million for I&M and SWEPCo, respectively, for the remaining railcars as of December 31, 2013.  These obligations are included in the future minimum lease payments schedule earlier in this note.

Under the lease agreement, the lessor is guaranteed that the sale proceeds under a return-and-sale option will equal at least a lessee obligation amount specified in the lease, which declines from approximately 83% of the projected fair value of the equipment under the current five-year lease term to 77% at the end of the 20-year term.  I&M and SWEPCo have assumed the guarantee under the return-and-sale option.  The maximum potential losses related to the guarantee are approximately $9 million and $10 million for I&M and SWEPCo, respectively, assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, management believes that the fair value would produce a sufficient sales price to avoid any loss.

Sabine Dragline Lease

During 2009, Sabine entered into capital lease arrangements with a nonaffiliated company to finance the purchase of two electric draglines to be used for Sabine’s mining operations totaling $47 million.  The amounts included in the lease represented the aggregate fair value of the existing equipment and a sale-and-leaseback transaction for additional dragline rebuild costs required to keep the dragline operational.  These capital lease assets are included in Other Property, Plant and Equipment on SWEPCo’s December 31, 2013 and 2012 balance sheets.  The short-term and long-term capital lease obligations are included in Obligations Under Capital Leases on SWEPCo’s December 31, 2013 and 2012 balance sheets.  The future payment obligations are included in SWEPCo’s future minimum lease payments schedule earlier in this note.

I&M Nuclear Fuel Lease

In November 2013, I&M entered into a sale-and-leaseback transaction with IMP 11-2013, a nonaffiliated Ohio trust, to lease nuclear fuel for I&M’s Cook Plant.  In November 2013, I&M sold a portion of its unamortized nuclear fuel inventory to the trust for $110 million.  The lease has a variable rate based on one month LIBOR and is accounted for as a capital lease with lease terms up to 54 months.  The future payment obligations of $110 million are included in I&M’s future minimum lease payments schedule earlier in this note.  The net capital lease asset is included in Other Property, Plant and Equipment and the short-term and long-term capital lease obligations are included in

Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities, respectively, on I&M’s December 31, 2013 balance sheet.  The future minimum lease payments for the sale-and-leaseback transaction as of December 31, 2013 are as follows, based on estimated fuel burn:

Future Minimum Lease Payments	I&M
(in thousands)
2014	$42,567
2015	32,198
2016	26,888
2017	5,762
2018	2,398
Total Future Minimum Lease Payments	$109,813

13.  FINANCING ACTIVITIES

Preferred Stock

In December 2011, the Registrant Subsidiaries redeemed all of their outstanding preferred stock, resulting in a loss, which is included in Preferred Stock Dividend Requirements Including Capital Stock Expense on the statements of income.  The par value of preferred stock redeemed and the loss recorded by the Registrant Subsidiaries was as follows:

	Par Value of	Loss on
Company	Stock Redeemed	Redemption
	(in thousands)
APCo	$17,736	$1,013
I&M	8,072	314
OPCo	16,613	488
PSO	4,882	254
SWEPCo	4,694	369

		Number of Shares Redeemed
		Year Ended December 31,
Company	Series	2011
APCo	4.50%	177,465
I&M	4.12%	11,055
I&M	4.125%	55,257
I&M	4.56%	14,412
OPCo	4.08%	14,495
OPCo	4.20%	22,824
OPCo	4.40%	31,482
OPCo	4.50%	97,357
PSO	4.00%	44,508
PSO	4.24%	4,310
SWEPCo	4.28%	7,386
SWEPCo	4.65%	1,907
SWEPCo	5.00%	37,665

Long-term Debt

There are certain limitations on establishing liens against the Registrant Subsidiaries’ assets under their respective indentures.  None of the long-term debt obligations of the Registrant Subsidiaries have been guaranteed or secured by AEP or any of its affiliates.

The following details long-term debt outstanding as of December 31, 2013 and 2012:

		Weighted
		Average
		Interest
		Rate as of			Outstanding as of
		December 31,	Interest Rate Ranges as of December 31,		December 31,
Company	Maturity	2013	2013	2012	2013	2012
Senior Unsecured Notes					(in thousands)
APCo (a)	2013-2038	5.88%	3.40%-7.95%	0.685%-7.95%	$2,893,220	$3,167,559
I&M	2014-2037	5.80%	3.20%-7.00%	5.05%-7.00%	1,246,235	1,171,080
OPCo (a)	2013-2035	5.87%	4.85%-6.60%	4.85%-6.60%	2,169,487	3,142,615
PSO	2016-2037	5.52%	4.40%-6.625%	4.40%-6.625%	896,705	896,364
SWEPCo	2015-2040	5.56%	3.55%-6.45%	3.55%-6.45%	1,823,007	1,822,653

Pollution Control Bonds (b)
APCo	2013-2038 (c)	1.76%	0.05%-5.375%	0.12%-5.375%	532,500	532,500
I&M	2013-2025 (c)	3.79%	0.04%-6.25%	0.11%-6.25%	226,569	266,531
OPCo	2013-2042 (c)	3.57%	2.875%-5.80%	0.13%-5.80%	296,825	517,825
PSO	2014-2020	5.03%	4.45%-5.25%	4.45%-5.25%	46,360	46,360
SWEPCo	2015-2018	4.28%	3.25%-4.95%	3.25%-4.95%	135,200	135,200

Notes Payable - Affiliated
APCo (d)	2015	3.125%	3.125%		86,000	-
OPCo (a)	2015			5.25%	-	200,000

Notes Payable - Nonaffiliated
I&M	2013-2017	1.68%	1.164%-4.00%	1.913%-5.44%	177,540	224,376
SWEPCo	2024-2032	5.11%	4.58%-6.37%	4.58%-6.37%	85,125	88,375

Securitization Bonds
APCo (e)	2024-2031	2.77%	2.008%-3.772%		380,282	-
OPCo (e)	2018-2020	1.38%	0.958%-2.049%		267,403	-

Spent Nuclear Fuel Obligation (f)
I&M					265,391	265,249

Other Long-term Debt
APCo (a)	2015-2026	1.29%	1.188%-13.718%	13.718%	302,355	2,383
I&M	2015-2025	2.35%	1.67%-6.00%	1.72%-6.00%	123,281	130,430
OPCo	2028	1.15%	1.15%		1,460	-
PSO (g)	2016-2027	1.67%	1.491%-3.00%	3.00%	56,745	7,147

(a)	In July 2013, AGR, APCo, KPCo and OPCo entered into a $1 billion term credit facility due in May 2015 to provide liquidity during the corporate separation process. In 2013, OPCo borrowed $1 billion under the credit facility and retired other certain debt. On December 31, 2013, OPCo assigned the $1 billion in credit facility borrowings to AGR upon the transfer of OPCo's generation assets to AGR. Also on December 31, 2013, AGR subsequently assigned a portion of the borrowings to APCo in the amount of $300 million upon AGR's transfer of certain of those generation assets.
(b)	For certain series of pollution control bonds, interest rates are subject to periodic adjustment. Certain series may be purchased on demand at periodic interest adjustment dates. Letters of credit from banks and insurance policies support certain series.
(c)	Certain pollution control bonds are subject to redemption earlier than the maturity date. Consequently, these bonds have been classified for maturity purposes as Long-term Debt Due Within One Year - Nonaffiliated on the balance sheets.
(d)	In 2013, APCo issued $86 million in Long Term Debt - Affiliated to AGR.
(e)	In 2013, APCo and OPCo issued $380 million and $267 million, respectively, of Securitization Bonds (see Note 15).
(f)	Spent nuclear fuel obligation consists of a liability along with accrued interest for disposal of spent nuclear fuel (see "SNF Disposal" section of Note 5).
(g)	In 2013, PSO issued a $50 million three-year credit facility to be used for general corporate purposes.

Long-term debt outstanding as of December 31, 2013 is payable as follows:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2014	$342,360	$294,845	$438,595	$34,115	$3,250
2015	908,562	267,729	131,504	427	306,750
2016	88,372	18,398	395,945	200,440	3,250
2017	273,492	7,310	46,387	454	253,250
2018	23,972	1,570	397,045	467	384,950
After 2018	2,564,396	1,453,359	1,331,217	767,201	1,093,875
Principal Amount	4,201,154	2,043,211	2,740,693	1,003,104	2,045,325
Unamortized Discount, Net	(6,797)	(4,195)	(5,518)	(3,294)	(1,993)
Total Long-term Debt
Outstanding	$4,194,357	$2,039,016	$2,735,175	$999,810	$2,043,332

In January 2014 and February 2014, I&M retired $5 million and $19 million, respectively, of Notes Payable related to DCC Fuel.

In January 2014, OPCo retired $225 million of 4.85% Senior Unsecured Notes due in 2014.

As of December 31, 2013, trustees held, on behalf of I&M and OPCo, $40 million and $460 million, respectively, of their reacquired Pollution Control Bonds.

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

Additionally, the Federal Power Act creates a reserve on earnings attributable to hydroelectric generation plants.  Because of their respective ownership of such plants, this reserve applies to APCo and I&M.

None of these restrictions limit the ability of the Registrant Subsidiaries to pay dividends out of retained earnings.

Leverage Restrictions

Pursuant to the credit agreement leverage restrictions, APCo, I&M and PSO must maintain a percentage of debt to total capitalization at a level that does not exceed 67.5%.  As of December 31, 2013, $12 million of I&M’s retained earnings and none of APCo’s or PSO’s retained earnings have restrictions related to the payment of dividends to Parent.

Utility Money Pool – AEP System

The AEP System uses a corporate borrowing program to meet the short-term borrowing needs of AEP’s subsidiaries.  The corporate borrowing program includes a Utility Money Pool, which funds AEP’s utility subsidiaries, and a Nonutility Money Pool, which funds a majority of AEP’s nonutility subsidiaries.  The AEP System Utility Money Pool operates in accordance with the terms and conditions of the AEP System Utility Money Pool agreement filed with the FERC.   The amounts of outstanding loans to (borrowings from) the Utility Money Pool as of December 31, 2013 and 2012 are included in Advances to Affiliates and Advances from Affiliates, respectively, on each of the Registrant Subsidiaries’ balance sheets.  The Utility Money Pool participants’ money pool activity and their corresponding authorized borrowing limits for the years ended December 31, 2013 and 2012 are described in the following tables:

Year Ended December 31, 2013:

					Net
					Loans to
	Maximum	Maximum	Average	Average	(Borrowings from)	Authorized
	Borrowings	Loans	Borrowings	Loans	the Utility	Short-term
	from the Utility	to the Utility	from the Utility	to the Utility	Money Pool as of	Borrowing
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2013	Limit
	(in thousands)
APCo	$331,771	$202,377	$141,128	$28,659	$92,485	$600,000
I&M	23,135	403,905	8,308	256,730	55,863	500,000
OPCo	410,456	415,605	190,384	50,230	339,070	600,000
PSO	46,806	109,607	18,754	28,771	(36,772)	300,000
SWEPCo	24,553	153,830	6,020	33,546	(9,180)	350,000

Year Ended December 31, 2012:

					Net
					Loans to
	Maximum	Maximum	Average	Average	(Borrowings from)	Authorized
	Borrowings	Loans	Borrowings	Loans	the Utility	Short-term
	from the Utility	to the Utility	from the Utility	to the Utility	Money Pool as of	Borrowing
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2012	Limit
	(in thousands)
APCo	$350,153	$23,504	$161,363	$22,821	$(150,941)	$600,000
I&M	-	362,733	-	202,439	116,977	500,000
OPCo	126,975	290,356	47,820	105,154	116,422	600,000
PSO	-	177,778	-	92,697	10,558	300,000
SWEPCo	227,087	173,778	147,338	78,994	153,829	350,000

The activity in the above table does not include short-term lending activity of OPCo’s former wholly-owned subsidiary, AGR.  In January 2013, AGR became a participant in the Nonutility Money Pool.  In November 2013, AGR’s participation in the Nonutility Money Pool ended as AGR became a direct borrower from Parent.  On December 31, 2013, OPCo contributed the assets and liabilities of AGR to Parent as part of corporate separation.  For the year ended December 31, 2013, AGR had the following activity in the Nonutility Money Pool or from Parent:

					Borrowings
Year Ended	Maximum	Maximum	Average	Average	From as of
December 31, 2013	Borrowings From	Loans To	Borrowings From	Loans To	December 31, 2013
	(in thousands)
Nonutility Money Pool	$1,047	$1,027	$316	$208	$-
Parent	1,178	-	1,078	-	-	(a)

(a)  The borrowings of AGR from Parent as of December 31, 2013 are no longer associated with OPCo.

The maximum and minimum interest rates for funds either borrowed from or loaned to the Utility Money Pool were as follows:

	Years Ended December 31,
	2013	2012	2011
Maximum Interest Rate	0.43%	0.56%	0.56%
Minimum Interest Rate	0.24%	0.39%	0.06%

The average interest rates for funds borrowed from and loaned to the Utility Money Pool for the years ended December 31, 2013, 2012 and 2011 are summarized for all Registrant Subsidiaries in the following table:

	Average Interest Rate			Average Interest Rate
	for Funds Borrowed			for Funds Loaned
	from the Utility Money Pool for			to the Utility Money Pool for
	Years Ended December 31,			Years Ended December 31,
Company	2013	2012	2011	2013	2012	2011
APCo	0.33%	0.47%	0.42%	0.33%	0.47%	0.32%
I&M	0.36%	-%	0.39%	0.32%	0.46%	0.38%
OPCo	0.33%	0.47%	0.45%	0.32%	0.47%	0.35%
PSO	0.34%	-%	0.41%	0.33%	0.46%	0.32%
SWEPCo	0.34%	0.53%	0.40%	0.36%	0.45%	0.33%

AGR’s maximum, minimum and average interest rates for funds either borrowed from or loaned to the Nonutility Money Pool or Parent for the year ended December 31, 2013 are summarized in the following table:

	Maximum	Minimum	Maximum	Minimum	Average	Average
	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate
Year Ended	for Funds	for Funds	for Funds	for Funds	for Funds	for Funds
December 31, 2013	Borrowed	Borrowed	Loaned	Loaned	Borrowed	Loaned
Nonutility Money Pool	0.66%	0.53%	0.35%	0.32%	0.58%	0.34%
Parent	0.34%	0.24%	-%	-%	0.28%	-%

Interest expense related to short-term borrowing activities with the Utility Money Pool, the Nonutility Money Pool and Parent is included in Interest Expense on each of the Registrant Subsidiaries’ statements of income.  The Registrant Subsidiaries incurred interest expense for all short-term borrowing activities as follows:

	Years Ended December 31,
Company	2013	2012	2011
		(in thousands)
APCo	$414	$772	$198
I&M	70	-	20
OPCo	503	555	12
PSO	25	11	85
SWEPCo	5	977	174

Interest income related to short-term lending activities with the Utility Money Pool, the Nonutility Money Pool and Parent is included in Interest Income on each of the Registrant Subsidiaries’ statements of income.  The Registrant Subsidiaries earned interest income for all short-term lending activities as follows:

	Years Ended December 31,
Company	2013	2012	2011
		(in thousands)
APCo	$109	$123	$313
I&M	924	963	226
OPCo	233	1,038	820
PSO	58	435	250
SWEPCo	113	320	32

Short-term Debt

The Registrant Subsidiaries’ outstanding short-term debt was as follows:

		December 31,
		2013		2012
		Outstanding	Interest	Outstanding	Interest
Company	Type of Debt	Amount	Rate (a)	Amount	Rate (a)
		(in thousands)		(in thousands)
SWEPCo	Line of Credit – Sabine	$-	-%	$2,603	1.82%

(a)		Weighted average rate.

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

In June 2013, AEP Credit amended its receivables securitization agreement to extend through June 2014.  The agreement provides a commitment of $700 million from bank conduits to purchase receivables.  AEP Credit amended a commitment of $385 million to now expire in June 2014.  The remaining commitment of $315 million expires in June 2015.  AEP Credit intends to extend or replace the agreement expiring in June 2014 on or before its maturity.

The amount of accounts receivable and accrued unbilled revenues under the sale of receivables agreement for each Registrant Subsidiary as of December 31, 2013 and 2012 was as follows:

	December 31,
Company	2013	2012
	(in thousands)
APCo	$156,599	$153,719
I&M	139,257	123,447
OPCo	324,287	300,675
PSO	115,260	85,530
SWEPCo	149,337	132,449

The fees paid by the Registrant Subsidiaries to AEP Credit for customer accounts receivable sold were:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$6,471	$6,883	$9,612
I&M	6,510	6,121	6,168
OPCo	21,573	20,312	18,851
PSO	5,604	7,054	6,363
SWEPCo	5,917	6,140	5,672

The Registrant Subsidiaries’ proceeds on the sale of receivables to AEP Credit were:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$1,442,983	$1,353,920	$1,248,253
I&M	1,458,803	1,344,260	1,323,068
OPCo	2,620,483	2,952,723	3,461,758
PSO	1,232,363	1,157,174	1,299,190
SWEPCo	1,533,840	1,481,925	1,495,397

14.  RELATED PARTY TRANSACTIONS

For other related party transactions, also see “AEP System Tax Allocation Agreement” section of Note 11 in addition to “Utility Money Pool – AEP System” and “Sale of Receivables – AEP Credit” sections of Note 13.

Interconnection Agreement

In accordance with management’s December 2010 announcement and October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.

APCo, I&M, KPCo, OPCo and AEPSC were parties to the Interconnection Agreement which defined the sharing of costs and benefits associated with the respective generation plants.  This sharing was based upon each AEP utility subsidiary’s MLR and was calculated monthly on the basis of each AEP utility subsidiary’s maximum peak demand in relation to the sum of the maximum peak demands of all four AEP utility subsidiaries during the preceding 12 months.

Effective January 1, 2014, the FERC approved the creation of the Power Coordination Agreement among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Also effective January 1, 2014, the FERC approved the Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent to address open commitments related to the termination of the Interconnection Agreement and responsibilities to PJM.  See “Corporate Separation and Termination of Interconnection Agreement” section of FERC Rate Matters in Note 3.

Prior to January 1, 2014, power, natural gas and risk management activities were conducted by AEPSC and profits and losses were allocated under the SIA to members of the Interconnection Agreement, PSO and SWEPCo.  Risk management activities involved the purchase and sale of power and natural gas under physical forward contracts at fixed and variable prices.  In addition, the risk management of power, and to a lesser extent natural gas contracts, included exchange traded futures and options and OTC options and swaps.  The majority of these transactions represented physical forward contracts in the AEP System’s traditional marketing area and were typically settled by entering into offsetting contracts.  In addition, AEPSC entered into transactions for the purchase and sale of power and natural gas options, futures and swaps, and for the forward purchase and sale of power outside of the AEP System’s traditional marketing area.

Operating Agreement

PSO, SWEPCo and AEPSC are parties to the Operating Agreement which was approved by the FERC.  The Operating Agreement requires PSO and SWEPCo to maintain adequate annual planning reserve margins and requires that capacity in excess of the required margins be made available for sale to other operating companies as capacity commitments.  Parties are compensated for energy delivered to recipients based upon the deliverer’s incremental cost plus a portion of the recipient’s savings realized by the purchaser that avoids more costly alternatives.  Revenues and costs arising from third party sales are generally shared based on the amount of energy PSO or SWEPCo contributes that is sold to third parties.  In January 2014, the FERC approved the modification of the Operating Agreement to address changes resulting from the anticipated March 2014 implementation of a “Day-Ahead” power market by the SPP.

System Integration Agreement (SIA)

The SIA provides for the integration and coordination of AEP East Companies’ and AEP West Companies’ zones.  This includes joint dispatch of generation within the AEP System and the distribution, between the two zones, of costs and benefits associated with the transfers of power between the two zones (including sales to third parties and risk management and trading activities).  The SIA is designed to function as an umbrella agreement in addition to the Interconnection Agreement (prior to January 1, 2014) and the Operating Agreement, each of which controls the distribution of costs and benefits within a zone.

Power generated, allocated or provided under the Interconnection Agreement or the Operating Agreement to any Registrant Subsidiary is primarily sold to customers by such Registrant Subsidiary at rates approved (other than in Ohio) by the public utility commission in the jurisdiction of sale.  In Ohio, such rates are based on a statutory formula as that jurisdiction transitions to the use of market rates for generation.

Under both the Interconnection Agreement and the Operating Agreement, power generated that is not needed to serve the native load of any Registrant Subsidiary is sold in the wholesale market by AEPSC on behalf of the generating subsidiary.

Affiliated Revenues and Purchases

The following tables show the revenues derived from sales under the Interconnection Agreement, direct sales to affiliates, net transmission agreement sales, natural gas contracts with AEPES and other revenues for the years ended December 31, 2013, 2012 and 2011:

Related Party Revenues	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2013
Sales under Interconnection Agreement	$193,651	$218,164	$924,313	$-	$-
Direct Sales to East Affiliates	129,014	-	152,689	14	1
Direct Sales to West Affiliates	578	391	804	10,761	35,410
Direct Sales to AEPEP	-	-	-	-	(136)
Transmission Agreement and Transmission
Coordination Agreement Sales	461	(681)	53,405	-	14,715
Other Revenues	23,780	1,525	35,643	3,471	1,822
Total Affiliated Revenues	$347,484	$219,399	$1,166,854	$14,246	$51,812

Related Party Revenues	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2012
Sales under Interconnection Agreement	$166,733	$265,923	$643,486	$-	$-
Direct Sales to East Affiliates	124,519	-	136,142	34	142
Direct Sales to West Affiliates	314	218	454	18,861	23,695
Direct Sales to AEPEP	-	-	-	-	(583)
Transmission Agreement and Transmission
Coordination Agreement Sales	(1,289)	758	26,295	8	12,338
Other Revenues	27,922	1,509	40,917	3,700	1,849
Total Affiliated Revenues	$318,199	$268,408	$847,294	$22,603	$37,441

Related Party Revenues	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2011
Sales under Interconnection Agreement	$186,788	$308,336	$823,703	$-	$-
Direct Sales to East Affiliates	126,737	-	115,120	124	3,535
Direct Sales to West Affiliates	1,492	908	1,936	10,624	43,714
Direct Sales to AEPEP	-	-	-	-	(637)
Transmission Agreement and Transmission
Coordination Agreement Sales	2,348	9,379	3,375	111	8,962
Natural Gas Contracts with AEPES	154	92	196	3	4
Other Revenues	42,283	1,469	33,669	3,330	2,037
Total Affiliated Revenues	$359,802	$320,184	$977,999	$14,192	$57,615

The following tables show the purchased power expenses incurred for purchases under the Interconnection Agreement and from affiliates for the years ended December 31, 2013, 2012 and 2011:

Related Party Purchases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2013
Purchases under Interconnection Agreement	$830,954	$181,688	$199,283	$-	$-
Direct Purchases from East Affiliates	-	-	-	1,481	411
Direct Purchases from West Affiliates	5	3	6	35,410	10,761
Purchases from AEGCo	-	251,518	148,459	-	-
Natural Gas Purchases from AEPES	-	-	1,984	-	-
Total Affiliated Purchases	$830,959	$433,209	$349,732	$36,891	$11,172

Related Party Purchases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2012
Purchases under Interconnection Agreement	$661,185	$147,502	$174,240	$-	$-
Direct Purchases from East Affiliates	-	-	-	683	368
Direct Purchases from West Affiliates	53	36	75	23,695	18,861
Purchases from AEGCo	-	238,866	203,583	-	-
Natural Gas Purchases from AEPES	-	-	2,808	-	-
Total Affiliated Purchases	$661,238	$386,404	$380,706	$24,378	$19,229

Related Party Purchases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2011
Purchases under Interconnection Agreement	$818,943	$124,598	$326,871	$-	$-
Direct Purchases from East Affiliates	-	-	-	6,378	1,184
Direct Purchases from West Affiliates	239	147	312	43,714	10,624
Purchases from AEGCo	-	228,739	185,741	-	-
Natural Gas Purchases from AEPES	-	-	2,689	-	-
Total Affiliated Purchases	$819,182	$353,484	$515,613	$50,092	$11,808

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

APCo, I&M, KGPCo, KPCo, OPCo and WPCo are parties to the TA, effective November 2010, which defines how transmission costs through PJM OATT are allocated among the AEP East Companies, KGPCo and WPCo on a 12-month average coincident peak basis.

The following table shows the net charges recorded by the Registrant Subsidiaries for the years ended December 31, 2013, 2012 and 2011 related to the TA:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$40,609	$20,264	$4,608
I&M	19,947	5,689	1,538
OPCo	8,946	6,090	17,186

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

The following table shows the net (revenues) expenses allocated among parties to the TCA pursuant to the SPP OATT protocols as described above for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
PSO	$14,700	$12,300	$9,000
SWEPCo	(14,700)	(12,300)	(9,000)

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

The Lawrenceburg UPA was assigned by OPCo to AGR effective January 1, 2014.  Also effective January 1, 2014, the FERC issued an order approving a Power Supply Agreement between AGR and OPCo.  See “Corporate Separation and Termination of Interconnection Agreement” section of FERC Rate Matters in Note 3.

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

Cook Coal Terminal

On August 1, 2013, OPCo transferred ownership of Cook Coal Terminal to AEGCo.  Cook Coal Terminal performs coal transloading services at cost for APCo, I&M and OPCo.  OPCo included revenues for these services in Other Revenues – Affiliated and expenses in Other Operation expenses on the statements of income.  The coal transloading expenses in 2013, 2012 and 2011 were as follows:

AEGCo
		Year Ended
		December 31,
	Company	2013
		(in thousands)
	I&M	$6,820
	OPCo	322

OPCo
	Years Ended December 31,
Company	2013		2012		2011
	(in thousands)
APCo	$(11)	(a)	$942		$31
I&M	15,596	(b)	32,639	(b)	21,852	(b)

(a)	Includes annual true-up of 2012 estimated revenues.
(b)	Includes $7.3 million, $14.5 million and $9.3 million in 2013, 2012 and 2011, respectively, of amounts purchased by I&M on behalf of AEGCo for Rockport Plant through July 31, 2013.

APCo, I&M and OPCo recorded the cost of transloading services in Fuel on the balance sheets.

Cook Coal Terminal also performs railcar maintenance services at cost for APCo, I&M, PSO and SWEPCo.  Beginning on August 1, 2013, Cook Coal Terminal also performs railcar maintenance services at cost for OPCo.  OPCo included revenues for these services in Sales to AEP Affiliates and expenses in Other Operation expenses on the statements of income.  The railcar maintenance revenues in 2013, 2012 and 2011 were as follows:

AEGCo
		Year Ended
		December 31,
	Company	2013
		(in thousands)
	I&M	$1,073
	OPCo	41
	PSO	106
	SWEPCo	1,237

OPCo
	Years Ended December 31,
Company	2013		2012		2011
	(in thousands)
APCo	$3		$88		$9
I&M	1,285	(a)	3,343	(a)	3,012	(a)
PSO	59		281		542
SWEPCo	1,204		2,102		2,348

(a)	Includes $608 thousand, $1.5 million and $1.3 million in 2013, 2012 and 2011, respectively, of amounts purchased by I&M on behalf of AEGCo for Rockport Plant through July 31, 2013.

APCo, I&M, OPCo, PSO and SWEPCo recorded the cost of the railcar maintenance services in Fuel on the balance sheets.

SWEPCo Railcar Facility

SWEPCo operates a railcar maintenance facility in Alliance, Nebraska.  The facility performs maintenance on its own railcars as well as railcars belonging to I&M, PSO and third parties.  SWEPCo billed I&M $873 thousand and $1.6 million for railcar services provided in 2013 and 2012, respectively, and billed PSO $279 thousand and $232 thousand in 2013 and 2012, respectively.  These billings for SWEPCo, and costs for I&M and PSO, are recorded in Fuel on the balance sheets.

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

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
AEGCo	$19,719	$19,961	$15,460
APCo	30,876	34,725	27,455
KPCo	50	74	122
OPCo	40,562	39,956	36,980
AEP River Operations LLC – (Nonutility
Subsidiary of AEP)	22,648	20,917	25,356

Services Provided by AEP River Operations LLC

AEP River Operations LLC provides services for barge towing, chartering and general and administrative expenses to I&M.  The costs are recorded by I&M as Other Operation expenses.  For the years ended December 31, 2013, 2012 and 2011, I&M recorded expenses of $24 million, $24 million and $24 million, respectively, for these activities.

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

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
AEGCo	$26	$80	$102
I&M	2,451	1,280	2,157
KPCo	687	277	298
OPCo	4,679	3,838	3,684
PSO	606	1,198	53
SWEPCo	168	145	946

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

December 31, 2013
Billing Company

Billed Company	AGR	APCo	I&M	PSO	SWEPCo
		(in thousands)
AGR	$-	$698	$33	$2	$19
APCo	775	-	-	-	-
I&M	(391)	507	-	195	854
PSO	(90)	20	595	-	329
SWEPCo	(245)	140	1,395	43	-

December 31, 2012
Billing Company

Billed Company	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
APCo	$-	$2	$1,960	$-	$2
I&M	148	-	889	48	843
KPCo	98	-	41	-	-
OPCo	854	170	-	5	99
PSO	204	322	74	-	176
SWEPCo	543	1,468	321	21	-

OVEC

AEP, OPCo and several nonaffiliated utility companies jointly own OVEC.  As of December 31, 2013, AEP’s and OPCo’s ownership and investment in OVEC were as follows:

	December 31, 2013
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

AEP, OPCo and other nonaffiliated owners authorized environmental investments related to their ownership interests and OVEC’s Board of Directors authorized capital expenditures totaling $1.4 billion in connection with the engineering and construction of FGD projects and the associated waste disposal landfills at OVEC’s two generation plants.  These environmental projects were funded through debt issuances.  As of December 31, 2013, both generation plants were operating with new environmental controls.

Purchased Power from OVEC

The amounts of power purchased by the Registrant Subsidiaries from OVEC for the years ended December 31, 2013, 2012 and 2011 were:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$104,396	$98,417	$114,311
I&M	52,230	49,239	57,192
OPCo	132,607	125,013	145,207

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

Sales and Purchases of Property

Certain AEP subsidiaries had affiliated sales and purchases of electric property individually amounting to $100 thousand or more, sales and purchases of meters and transformers, and sales and purchases of transmission property.  There were no gains or losses recorded on the transactions.  The following tables show the sales and purchases, recorded at net book value, for the years ended December 31, 2013, 2012 and 2011:

Sales
	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$3,212	$6,643	$3,978
I&M	5,031	3,296	441
OPCo	59,818	4,163	12,113
PSO	5,651	1,782	442
SWEPCo	1,617	1,731	650

Purchases
	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$5,199	$2,522	$2,312
I&M	964	285	3,678
OPCo	5,311	10,608	3,045
PSO	1,710	1,867	475
SWEPCo	8,440	7,266	2,993

The amounts above are recorded in Property, Plant and Equipment on the balance sheets.

Global Borrowing Notes

As of December 31, 2012, AEP had an intercompany note in place with OPCo.  The debt is reflected in Long-term Debt – Affiliated on OPCo’s balance sheet.  OPCo accrued interest for its share of the global borrowing and remitted the interest to AEP.  The accrued interest is reflected in Accrued Interest on OPCo’s balance sheet.

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

SWEPCo is the primary beneficiary of Sabine.  I&M is the primary beneficiary of DCC Fuel.  OPCo is the primary beneficiary of Ohio Phase-in-Recovery Funding.  APCo is the primary beneficiary of Appalachian Consumer Rate Relief Funding.  SWEPCo holds a significant variable interest in DHLC.  Each of the Registrant Subsidiaries hold a significant variable interest in AEPSC.  I&M and OPCo each hold a significant variable interest in AEGCo.

Sabine is a mining operator providing mining services to SWEPCo.  SWEPCo has no equity investment in Sabine but is Sabine’s only customer.  SWEPCo guarantees the debt obligations and lease obligations of Sabine.  Under the terms of the note agreements, substantially all assets are pledged and all rights under the lignite mining agreement are assigned to SWEPCo.  The creditors of Sabine have no recourse to any AEP entity other than SWEPCo.  Under the provisions of the mining agreement, SWEPCo is required to pay, as a part of the cost of lignite delivered, an amount equal to mining costs plus a management fee.  In addition, SWEPCo determines how much coal will be mined each year.  Based on these facts, management concluded that SWEPCo is the primary beneficiary and is required to consolidate Sabine.  SWEPCo’s total billings from Sabine for the years ended December 31, 2013, 2012 and 2011 were $155 million, $147 million and $128 million, respectively.  See the table below for the classification of Sabine’s assets and liabilities on SWEPCo’s balance sheets.

The balances below represent the assets and liabilities of Sabine that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
VARIABLE INTEREST ENTITIES
December 31, 2013 and 2012
(in thousands)
	Sabine
	2013	2012
ASSETS
Current Assets	$66,478	$56,535
Net Property, Plant and Equipment	157,274	170,436
Other Noncurrent Assets	51,211	55,076
Total Assets	$274,963	$282,047

LIABILITIES AND EQUITY
Current Liabilities	$32,812	$31,446
Noncurrent Liabilities	241,673	250,340
Equity	478	261
Total Liabilities and Equity	$274,963	$282,047

I&M has nuclear fuel lease agreements with DCC Fuel II LLC, DCC Fuel IV LLC, DCC Fuel V LLC and DCC Fuel VI LLC (collectively DCC Fuel).  DCC Fuel was formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.  DCC Fuel purchased the nuclear fuel from I&M with funds received from the issuance of notes to financial institutions.  Each entity is a single-lessee leasing arrangement with only one asset and is capitalized with all debt.  Each is a separate legal entity from I&M, the assets of which are not available to satisfy the debts of I&M.  Payments on the leases for the years ended December 31, 2013, 2012 and 2011 were $153 million, $127 million and $85 million, respectively.  The leases were recorded as capital leases on I&M’s balance sheet as title to the nuclear fuel transfers to I&M at the end of the respective lease terms, which do not exceed 54 months.  Based on I&M’s control of DCC Fuel, management concluded that I&M is the primary beneficiary and is required to consolidate DCC Fuel.  The capital leases are eliminated upon consolidation.  In October 2013, the lease agreements ended for DCC Fuel LLC and DCC Fuel III LLC.  See the table below for the classification of DCC Fuel’s assets and liabilities on I&M’s balance sheets.

The balances below represent the assets and liabilities of DCC Fuel that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
VARIABLE INTEREST ENTITIES
December 31, 2013 and 2012
(in thousands)
	DCC Fuel
ASSETS	2013	2012
Current Assets	$117,762	$132,886
Net Property, Plant and Equipment	156,820	176,065
Other Noncurrent Assets	60,450	92,473
Total Assets	$335,032	$401,424

LIABILITIES AND EQUITY
Current Liabilities	$107,815	$120,873
Noncurrent Liabilities	227,217	280,551
Equity	-	-
Total Liabilities and Equity	$335,032	$401,424

Ohio Phase-in-Recovery Funding was formed for the sole purpose of issuing and servicing securitization bonds related to phase-in recovery property.  Management has concluded that OPCo is the primary beneficiary of Ohio Phase-in-Recovery Funding because OPCo has the power to direct the most significant activities of the VIE and OPCo's equity interest could potentially be significant.  Therefore, OPCo is required to consolidate Ohio Phase-in-Recovery Funding.  The securitized bonds totaled $267 million as of December 31, 2013, and are included in current and long-term debt on the balance sheet.  Ohio Phase-in-Recovery Funding has securitized assets of $132 million as of December 31, 2013, which is presented separately on the face of the balance sheet.  The phase-in recovery property represents the right to impose and collect Ohio deferred distribution charges from customers receiving electric transmission and distribution service from OPCo under a recovery mechanism approved by the PUCO.  In August 2013, securitization bonds were issued.  The securitization bonds are payable only from and secured by the securitized assets.  The bondholders have no recourse to OPCo or any other AEP entity.  OPCo acts as the servicer for Ohio Phase-in-Recovery Funding's securitized assets and remits all related amounts collected from customers to Ohio Phase-in-Recovery Funding for interest and principal payments on the securitization bonds and related costs.

The balances below represent the assets and liabilities of Ohio Phase-in-Recovery Funding that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

OHIO POWER COMPANY AND SUBSIDIARIES
VARIABLE INTEREST ENTITIES
December 31, 2013
(in thousands)
Ohio
Phase-in-
Recovery
Funding
ASSETS	2013
Current Assets	$23,198
Other Noncurrent Assets (a)	251,409
Total Assets	$274,607

LIABILITIES AND EQUITY
Current Liabilities	$36,470
Noncurrent Liabilities	236,800
Equity	1,337
Total Liabilities and Equity	$274,607

(a) Includes an intercompany item eliminated in consolidation of $116 million.

Appalachian Consumer Rate Relief Funding was formed for the sole purpose of issuing and servicing securitization bonds related to APCo's under-recovered ENEC deferral balance.  Management has concluded that APCo is the primary beneficiary of Appalachian Consumer Rate Relief Funding because APCo has the power to direct the most significant activities of the VIE and APCo's equity interest could potentially be significant.  Therefore, APCo is required to consolidate Appalachian Consumer Rate Relief Funding.  The securitized bonds totaled $380 million as of December 31, 2013, and are included in current and long-term debt on the balance sheet.   Appalachian Consumer Rate Relief Funding has securitized assets of $369 million as of December 31, 2013, which is presented separately on the face of the balance sheet.  The phase-in recovery property represents the right to impose and collect WV deferred generation charges from customers receiving electric transmission, distribution and generation service from APCo under a recovery mechanism approved by the WVPSC.  In November 2013, securitization bonds were issued.  The securitization bonds are payable only from and secured by the securitized assets.  The bondholders have no recourse to APCo or any other AEP entity.  APCo acts as the servicer for Appalachian Consumer Rate Relief Funding's securitized assets and remits all related amounts collected from customers to Appalachian Consumer Rate Relief Funding for interest and principal payments on the securitization bonds and related costs.

The balances below represent the assets and liabilities of Appalachian Consumer Rate Relief Funding that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
VARIABLE INTEREST ENTITIES
December 31, 2013
(in thousands)
Appalachian
Consumer
Rate Relief
Funding
ASSETS	2013
Current Assets	$5,891
Net Property, Plant and Equipment	-
Other Noncurrent Assets (a)	378,029
Total Assets	$383,920

LIABILITIES AND EQUITY
Current Liabilities	$14,000
Noncurrent Liabilities	368,018
Equity	1,902
Total Liabilities and Equity	$383,920

(a) Includes an intercompany item eliminated in consolidation of $4 million.

DHLC is a mining operator which sells 50% of the lignite produced to SWEPCo and 50% to CLECO.  SWEPCo and CLECO share the executive board seats and voting rights equally.  Each entity guarantees 50% of DHLC’s debt.  SWEPCo and CLECO equally approve DHLC’s annual budget.  The creditors of DHLC have no recourse to any AEP entity other than SWEPCo.  As SWEPCo is the sole equity owner of DHLC, it receives 100% of the management fee.  SWEPCo’s total billings from DHLC for the years ended December 31, 2013, 2012 and 2011 were $60 million, $77 million and $62 million, respectively.  SWEPCo is not required to consolidate DHLC as it is not the primary beneficiary, although SWEPCo holds a significant variable interest in DHLC.  SWEPCo’s equity investment in DHLC is included in Deferred Charges and Other Noncurrent Assets on SWEPCo’s balance sheets.

SWEPCo’s investment in DHLC was:

	December 31,
	2013		2012
	As Reported on	Maximum	As Reported on	Maximum
	the Balance Sheet	Exposure	the Balance Sheet	Exposure
	(in thousands)
Capital Contribution from SWEPCo	$7,643	$7,643	$7,643	$7,643
Retained Earnings	1,600	1,600	946	946
SWEPCo's Guarantee of Debt	-	61,348	-	49,564

Total Investment in DHLC	$9,243	$70,591	$8,589	$58,153

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

Total AEPSC billings to the Registrant Subsidiaries were as follows:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$174,393	$195,176	$195,787
I&M	119,343	127,232	126,505
OPCo	255,485	277,232	279,652
PSO	85,974	89,199	84,028
SWEPCo	125,441	136,642	130,148

The carrying amount and classification of variable interest in AEPSC's accounts payable are as follows:

	December 31,
	2013		2012
	As Reported on	Maximum	As Reported on	Maximum
Company	the Balance Sheet	Exposure	the Balance Sheet	Exposure
	(in thousands)
APCo	$20,191	$20,191	$29,819	$29,819
I&M	12,864	12,864	17,911	17,911
OPCo	31,425	31,425	39,323	39,323
PSO	10,596	10,596	13,381	13,381
SWEPCo	13,520	13,520	19,669	19,669

AEGCo, a wholly-owned subsidiary of AEP, is consolidated by AEP.  AEGCo owns a 50% ownership interest in Rockport Plant, Unit 1, leases a 50% interest in Rockport Plant, Unit 2 and owns 100% of the Lawrenceburg Generating Station.  AEGCo sells all the output from the Rockport Plant to I&M and KPCo.   AEGCo has a UPA associated with the Lawrenceburg Generating Station which was assigned by OPCo to AGR effective January 1, 2014.  AEP has agreed to provide AEGCo with the funds necessary to satisfy all of the debt obligations of AEGCo.  I&M is considered to have a significant interest in AEGCo due to these transactions.  I&M is exposed to losses to the extent it cannot recover the costs of AEGCo through its normal business operations.  In the event AEGCo would require financing or other support outside the billings to I&M and KPCo, this financing would be provided by AEP.  For additional information regarding AEGCo’s lease, see “Rockport Lease” section of Note 12.

Total billings from AEGCo were as follows:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
I&M	$251,518	$238,865	$228,739
OPCo	148,459	203,582	185,741

The carrying amount and classification of variable interest in AEGCo's accounts payable are as follows:

	December 31,
	2013		2012
	As Reported on	Maximum	As Reported on	Maximum
Company	the Balance Sheet	Exposure	the Balance Sheet	Exposure
	(in thousands)
I&M	$23,916	$23,916	$25,498	$25,498
OPCo	12,810	12,810	16,302	16,302

16.  PROPERTY, PLANT AND EQUIPMENT

Depreciation, Depletion and Amortization

The Registrant Subsidiaries provide for depreciation of Property, Plant and Equipment, excluding coal-mining properties, on a straight-line basis over the estimated useful lives of property, generally using composite rates by functional class.  The following tables provide annual property information for the Registrant Subsidiaries:

APCo

2013	Regulated						Nonregulated
			Annual						Annual
Functional	Property,		Composite				Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable			Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges			Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$6,745,172	$2,306,545	3.0%	40	-	121	$-	$-	NA	NA
Transmission	2,160,660	490,143	1.6%	25	-	87	-	-	NA	NA
Distribution	3,139,150	674,351	3.5%	11	-	52	-	-	NA	NA
CWIP	184,701	(19,297)	NM	NM			-	-	NA	NA
Other	323,758	153,797	7.3%	24	-	55	33,759	12,451	NM	NM
Total	$12,553,441	$3,605,539					$33,759	$12,451

2012	Regulated						Nonregulated
			Annual						Annual
Functional	Property,		Composite				Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable			Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges			Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$5,632,665	$1,928,562	3.0%	40	-	121	$-	$-	NA	NA
Transmission	2,042,144	468,633	1.6%	25	-	87	-	-	NA	NA
Distribution	2,991,898	641,504	3.4%	13	-	57	-	-	NA	NA
CWIP	266,247	(19,379)	NM	NM			-	-	NA	NA
Other	340,027	164,932	6.8%	24	-	55	33,300	12,387	NM	NM
Total	$11,272,981	$3,184,252					$33,300	$12,387

2011	Regulated				Nonregulated
	Annual Composite	Depreciable			Annual Composite	Depreciable
Functional Class of Property	Depreciation Rate	Life Ranges			Depreciation Rate	Life Ranges
		(in years)				(in years)
Generation	2.6%	40	-	121	NA	NA
Transmission	1.6%	25	-	87	NA	NA
Distribution	3.2%	11	-	52	NA	NA
CWIP	NM	NM			NA	NA
Other	6.6%	24	-	55	NM	NM

NA	Not applicable.
NM	Not meaningful.

I&M

2013	Regulated						Nonregulated
			Annual						Annual
Functional	Property,		Composite				Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable			Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges			Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$3,577,906	$1,887,333	1.9%	59	-	132	$-	$-	NA	NA
Transmission	1,304,225	420,295	1.5%	50	-	75	-	-	NA	NA
Distribution	1,625,057	390,014	2.8%	15	-	70	-	-	NA	NA
CWIP	427,164	(18,824)	NM	NM			-	-	NA	NA
Other	1,268,597	509,426	4.9%	14	-	45	152,764	111,105	NM	NM
Total	$8,202,949	$3,188,244					$152,764	$111,105

2012	Regulated						Nonregulated
			Annual						Annual
Functional	Property,		Composite				Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable			Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges			Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$4,062,733	$2,130,136	1.7%	59	-	132	$-	$-	NA	NA
Transmission	1,278,236	411,825	1.5%	46	-	75	-	-	NA	NA
Distribution	1,553,358	373,342	2.5%	14	-	70	-	-	NA	NA
CWIP	341,063	65,449	NM	NM			-	-	NA	NA
Other	573,836	141,291	9.6%	14	-	40	151,477	110,092	NM	NM
Total	$7,809,226	$3,122,043					$151,477	$110,092

2011		Regulated				Nonregulated
		Annual Composite	Depreciable			Annual Composite	Depreciable
Functional Class of Property		Depreciable Rate	Life Ranges			Depreciable Rate	Life Ranges
			(in years)				(in years)
Generation		1.6%	59	-	132	NA	NA
Transmission		1.4%	46	-	75	NA	NA
Distribution		2.4%	14	-	70	NA	NA
CWIP		NM	NM			NA	NA
Other		7.4%	NM			NM	NM

NA	Not applicable.
NM	Not meaningful.

OPCo

2013	Regulated	Nonregulated
Annual	Annual
Functional	Property,	Composite	Property,	Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
(in thousands)	(in years)	(in thousands)	(in years)
Transmission	$2,011,289	$814,849	2.3%	39	-	60	$-	$-	NA	NA
Distribution	3,877,532	1,023,313	2.7%	12	-	60	-	-	NA	NA
CWIP	185,428	(29,825)	NM	NM	-	-	NM	NM
Other	354,195	163,894	7.5%	25	-	50	10,378	811	NM	NM
Total	$6,428,444	$1,972,231	$10,378	$811

2012	Regulated	Nonregulated
Annual	Annual
Functional	Property,	Composite	Property,	Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable	Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges	Equipment	Depreciation	Rate	Life Ranges
(in thousands)	(in years)	(in thousands)	(in years)
Generation	$-	$-	NA	NA	$8,673,296	$3,200,427	3.0%	35	-	66
Transmission	2,013,737	809,199	2.3%	39	-	60	-	-	NA	NA
Distribution	3,722,745	1,011,324	2.7%	12	-	60	-	-	NA	NA
CWIP	147,408	(21,198)	NM	NM	207,089	1,350	NM	NM
Other	427,412	224,153	7.3%	25	-	50	143,742	17,550	NM	NM
Total	$6,311,302	$2,023,478	$9,024,127	$3,219,327

2011	Regulated	Nonregulated
Annual Composite	Annual Composite
Depreciation	Depreciable	Depreciation	Depreciable
Functional Class of Property	Rate	Life Ranges	Rate	Life Ranges
(in years)	(in years)
Generation	NA	NA	3.2%	35	-	66
Transmission	2.3%	27	-	70	NA	NA
Distribution	3.7%	12	-	56	NA	NA
CWIP	NM	NM	NM	NM
Other	8.7%	NM	NM	NM

NA	Not applicable.
NM	Not meaningful.

PSO

2013	Regulated						Nonregulated
			Annual						Annual
Functional	Property,		Composite				Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable			Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges			Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$1,203,221	$583,486	1.7%	35	-	70	$-	$-	NA	NA
Transmission	731,312	186,040	1.9%	40	-	75	-	-	NA	NA
Distribution	1,986,032	365,299	2.3%	30	-	65	-	-	NA	NA
CWIP	175,890	(15,138)	NM	NM			-	-	NA	NA
Other	387,856	203,841	4.1%	5	-	40	5,170	(6)	NM	NM
Total	$4,484,311	$1,323,528					$5,170	$(6)

2012	Regulated						Nonregulated
			Annual						Annual
Functional	Property,		Composite				Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable			Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges			Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$1,346,530	$654,989	1.7%	35	-	70	$-	$-	NA	NA
Transmission	706,917	176,187	1.9%	40	-	75	-	-	NA	NA
Distribution	1,859,557	345,207	2.4%	30	-	65	-	-	NA	NA
CWIP	95,170	(9,281)	NM	NM			-	-	NA	NA
Other	205,373	111,837	6.6%	5	-	40	5,176	2	NM	NM
Total	$4,213,547	$1,278,939					$5,176	$2

2011		Regulated				Nonregulated
		Annual Composite				Annual Composite
		Depreciation	Depreciable			Depreciation	Depreciable
Functional Class of Property		Rate	Life Ranges			Rate	Life Ranges
			(in years)				(in years)
Generation		1.8%	9	-	70	NA	NA
Transmission		1.9%	40	-	75	NA	NA
Distribution		2.4%	30	-	65	NA	NA
CWIP		NM	NM			NA	NA
Other		8.3%	5	-	35	NM	NM

NA	Not applicable.
NM	Not meaningful.

SWEPCo

2013	Regulated						Nonregulated
			Annual						Annual
Functional	Property,		Composite				Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable			Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges			Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation (a)	$3,764,429	$1,062,166	2.2%	40	-	70	$-	$-	NA	NA
Transmission	1,165,167	312,567	2.3%	50	-	70	-	-	NA	NA
Distribution	1,843,912	563,087	2.6%	25	-	65	-	-	NA	NA
CWIP (a)	281,849	(7,355)	NM	NM			-	-	NA	NA
Other	574,131	326,871	5.0%	7	-	51	295,099	134,316	NM	NM
Total	$7,629,488	$2,257,336					$295,099	$134,316

2012	Regulated						Nonregulated
			Annual						Annual
Functional	Property,		Composite				Property,		Composite
Class of	Plant and	Accumulated	Depreciation	Depreciable			Plant and	Accumulated	Depreciation	Depreciable
Property	Equipment	Depreciation	Rate	Life Ranges			Equipment	Depreciation	Rate	Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation (a)	$3,888,230	$1,092,566	2.2%	35	-	65	$-	$-	NA	NA
Transmission	1,115,795	301,159	2.3%	50	-	70	-	-	NA	NA
Distribution	1,758,988	556,904	2.6%	25	-	65	-	-	NA	NA
CWIP (a)	99,783	(8,294)	NM	NM			-	-	NA	NA
Other	397,643	225,254	6.6%	7	-	47	290,611	116,669	NM	NM
Total	$7,260,439	$2,167,589					$290,611	$116,669

2011		Regulated				Nonregulated
		Annual Composite				Annual Composite
		Depreciation	Depreciable			Depreciation	Depreciable
Functional Class of Property		Rate	Life Ranges			Rate	Life Ranges
			(in years)				(in years)
Generation		2.1%	35	-	68	NA	NA
Transmission		2.3%	50	-	70	NA	NA
Distribution		2.6%	25	-	65	NA	NA
CWIP		NM	NM			NM	NM
Other		6.9%	7	-	47	NM	NM

(a)	SWEPCo's regulated section includes amounts related to SWEPCo's Arkansas jurisdictional share of the Turk Plant.
NA	Not applicable.
NM	Not meaningful.

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

For regulated operations, the composite depreciation rate generally includes a component for nonasset retirement obligation (non-ARO) removal costs, which is credited to Accumulated Depreciation and Amortization.  Actual removal costs incurred are charged to Accumulated Depreciation and Amortization.  Any excess of accrued non-ARO removal costs over actual removal costs incurred is reclassified from Accumulated Depreciation and Amortization and reflected as a regulatory liability.  For nonregulated operations, non-ARO removal costs are expensed as incurred.

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

As of December 31, 2013 and 2012, I&M’s ARO liability for nuclear decommissioning of the Cook Plant was $1.2 billion and $1.2 billion, respectively.  These liabilities are reflected in Asset Retirement Obligations on I&M’s balance sheets.  As of December 31, 2013 and 2012, the fair value of I&M’s assets that are legally restricted for purposes of settling decommissioning liabilities totaled $1.6 billion and $1.4 billion, respectively.  These assets are included in Spent Nuclear Fuel and Decommissioning Trusts on I&M’s balance sheets.

The following is a reconciliation of the 2013 and 2012 aggregate carrying amounts of ARO by Registrant Subsidiary:

						Contribution/
						(Distribution)
	ARO as of				Revisions in	of OPCo	ARO as of
	December 31,	Accretion	Liabilities	Liabilities	Cash Flow	Generation	December 31,
Company	2012	Expense	Incurred	Settled	Estimates	Assets	2013
	(in thousands)
APCo (a)(d)	$115,168	$7,343	$-	$(7,298)	$7,083	$30,311	$152,607
I&M (a)(b)(d)	1,192,313	72,658	-	(635)	(9,152)	-	1,255,184
OPCo (a)(d)	269,940	14,957	158	(9,788)	53,208	(327,178)	1,297
PSO (a)(d)	21,999	1,703	-	(755)	(19)	-	22,928
SWEPCo (a)(c)(d)	78,017	4,912	4,191	(2,699)	3,209	-	87,630

	ARO as of				Revisions in	ARO as of
	December 31,	Accretion	Liabilities	Liabilities	Cash Flow	December 31,
Company	2011	Expense	Incurred	Settled	Estimates	2012
	(in thousands)
APCo (a)(d)	$112,767	$7,264	$-	$(8,921)	$4,058	$115,168
I&M (a)(b)(d)	1,013,122	53,848	-	(806)	126,149	1,192,313
OPCo (a)(d)	241,828	15,113	-	(8,294)	21,293	269,940
PSO (a)(d)	19,623	1,572	84	(949)	1,669	21,999
SWEPCo (a)(c)(d)	67,183	5,511	17,380	(3,831)	(8,226)	78,017

(a)	Includes ARO related to ash disposal facilities.
(b)	Includes ARO related to nuclear decommissioning costs for the Cook Plant of $1.2 billion as of December 31, 2013 and 2012.
(c)	Includes ARO related to Sabine and DHLC.
(d)	Includes ARO related to asbestos removal.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

The Registrant Subsidiaries’ amounts of allowance for equity funds used during construction are summarized in the following table:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$2,353	$1,684	$9,212
I&M	19,943	9,724	15,395
OPCo	4,961	3,492	5,549
PSO	4,187	2,007	1,317
SWEPCo	7,338	57,054	48,731

The Registrant Subsidiaries’ amounts of allowance for borrowed funds used during construction, including capitalized interest, are summarized in the following table:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$1,522	$1,347	$6,257
I&M	9,752	4,717	7,838
OPCo	10,102	9,046	2,350
PSO	2,272	1,098	822
SWEPCo	4,262	48,499	40,904

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

			Company’s Share as of December 31, 2013
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
Company	Type	Ownership	in Service	Progress	Depreciation
			(in thousands)
I&M
Rockport Generating Plant, Unit 1 (b)	Coal	50.0%	$797,485	$54,577	$471,787

PSO
Oklaunion Generating Station, Unit 1 (g)	Coal	15.6%	$93,555	$1,844	$57,576

SWEPCo
Dolet Hills Generating Station, Unit 1 (h)	Lignite	40.2%	$261,685	$47,131	$197,720
Flint Creek Generating Station, Unit 1 (i)	Coal	50.0%	122,566	54,281	65,546
Pirkey Generating Station, Unit 1 (i)	Lignite	85.9%	519,158	28,833	375,718
Turk Generating Plant (i)	Coal	73.33%	1,638,044	13,081	35,455
Total			$2,541,453	$143,326	$674,439

			Company’s Share as of December 31, 2012
				Construction
	Fuel	Percent of	Utility Plant	Work in	Accumulated
Company	Type	Ownership	in Service	Progress	Depreciation
			(in thousands)
APCo
John E. Amos Generating Station, Unit 3 (a)	Coal	33.33%	$563,470	$14,188	$108,441

I&M
Rockport Generating Plant, Unit 1 (b)	Coal	50.0%	$762,737	$55,420	$456,436

OPCo
John E. Amos Generating Station, Unit 3 (a)	Coal	66.67%	$995,005	$14,093	$213,163
W.C. Beckjord Generating Station, Unit 6 (c)	Coal	12.5%	-	-	-
Conesville Generating Station, Unit 4 (d)	Coal	43.5%	310,342	26,067	58,677
J.M. Stuart Generating Station (e)	Coal	26.0%	541,719	11,151	180,687
Wm. H. Zimmer Generating Station (c)	Coal	25.4%	807,431	1,817	387,209
Transmission	NA	(f)	69,148	4,101	50,516
Total			$2,723,645	$57,229	$890,252

PSO
Oklaunion Generating Station, Unit 1 (g)	Coal	15.6%	$93,218	$939	$57,060

SWEPCo
Dolet Hills Generating Station, Unit 1 (h)	Lignite	40.2%	$262,649	$7,523	$195,336
Flint Creek Generating Station, Unit 1 (i)	Coal	50.0%	121,052	14,272	64,348
Pirkey Generating Station, Unit 1 (i)	Lignite	85.9%	513,833	16,029	371,015
Turk Generating Plant (i)	Coal	73.33%	1,612,618	(2,669)	59
Total			$2,510,152	$35,155	$630,758

(a)	Operated by APCo.
(b)	Operated by I&M.
(c)	Operated by Duke Energy Corporation, a nonaffiliated company. AEP's portion Beckjord Plant, Unit 6 was impaired in the fourth quarter of 2012. See "Impairments" section of Note 6.
(d)	Operated by OPCo.
(e)	Operated by The Dayton Power & Light Company, a nonaffiliated company.
(f)	Varying percentages of ownership.
(g)	Operated by PSO and also jointly-owned (54.7%) by TNC.
(h)	Operated by CLECO, a nonaffiliated company.
(i)	Operated by SWEPCo.
NA	Not applicable.

17.  SUSTAINABLE COST REDUCTIONS

In April 2012, management initiated a process to identify strategic repositioning opportunities and efficiencies that will result in sustainable cost savings.  Management selected a consulting firm to facilitate an organizational and process evaluation and a second firm to evaluate current employee benefit programs.  The process resulted in involuntary severances and was completed by the end of the first quarter of 2013.  The severance program provides two weeks of base pay for every year of service along with other severance benefits.

The Registrant Subsidiaries recorded charges to Other Operation expense in 2012 primarily related to severance benefits as a result of the sustainable cost reductions initiative.  The total amount incurred in 2012 by Registrant Subsidiary was as follows:

Company	Total Cost Incurred
(in thousands)
APCo	$8,472
I&M	5,678
OPCo	13,498
PSO	3,675
SWEPCo	5,709

The Registrant Subsidiaries’ sustainable cost reduction activity for the year ended December 31, 2013 is described in the following table:

		Expense	Incurred by			Remaining
	Balance as of	Allocation from	Registrant			Balance as of
Company	December 31, 2012	AEPSC	Subsidiaries	Settled	Adjustments	December 31, 2013
	(in thousands)
APCo	$1,321	$1,016	$-	$(1,574)	$(741)	$22
I&M	1,357	736	-	(1,690)	(381)	22
OPCo	3,450	1,354	6,114	(8,846)	(1,637)	435
PSO	652	325	-	(485)	(472)	20
SWEPCo	627	621	-	(1,628)	396	16

These expenses, net of adjustments, relate primarily to severance benefits and are included primarily in Other Operation expense on the statements of income.  The remaining liability is included in Other Current Liabilities on the balance sheets.  Management does not expect additional costs to be incurred related to this initiative.

18.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

In management’s opinion, the unaudited quarterly information reflects all normal and recurring accruals and adjustments necessary for a fair presentation of the results of operations for interim periods.  Quarterly results are not necessarily indicative of a full year’s operations because of various factors.  The unaudited quarterly financial information for each Registrant Subsidiary is as follows:

Quarterly Periods Ended:	APCo		I&M	OPCo		PSO	SWEPCo
	(in thousands)
March 31, 2013
Total Revenues	$951,494		$583,393	$1,233,790		$262,289	$394,317
Operating Income	164,560		81,230	244,813		33,552	50,639
Net Income	70,548		43,457	129,774		13,693	11,548

June 30, 2013
Total Revenues	$746,504		$549,501	$1,102,994		$324,687	$420,173
Operating Income	92,072		77,533	73,072	(a)	58,471	77,032
Net Income	29,862		40,754	21,056	(a)	28,432	30,227

September 30, 2013
Total Revenues	$849,733		$638,865	$1,279,176		$411,083	$552,933
Operating Income	147,692		102,364	312,795		95,832	52,359	(b)
Net Income	62,625		57,880	178,901		51,096	7,920	(b)

December 31, 2013
Total Revenues	$869,675		$595,100	$1,146,655		$297,463	$428,380
Operating Income	101,954	(c)	60,734	162,418		23,380	163,813	(d)
Net Income	30,176	(c)	35,413	80,249		4,575	104,124	(d)

Quarterly Periods Ended:	APCo	I&M	OPCo		PSO	SWEPCo
	(in thousands)
March 31, 2012
Total Revenues	$805,476	$546,207	$1,237,223		$300,531	$348,986
Operating Income	169,190	76,325	269,619		33,490	55,368
Net Income	75,311	39,221	150,830		12,648	36,395

June 30, 2012
Total Revenues	$716,461	$510,876	$1,113,750		$317,311	$390,946
Operating Income	143,426	64,803	210,004		69,299	72,976
Net Income	62,332	29,810	101,423		35,211	54,902

September 30, 2012
Total Revenues	$864,198	$598,204	$1,359,816		$372,872	$485,169
Operating Income	142,722	80,486	279,109		106,196	120,008
Net Income	63,191	39,254	151,510		58,103	89,218

December 31, 2012
Total Revenues	$890,796	$544,824	$1,217,407		$242,224	$352,733
Operating Income (Loss)	142,122	26,080	(81,785)	(e)	21,965	27,544
Net Income (Loss)	56,669	10,172	(60,229)	(e)	8,179	21,998

(a)     Includes an impairment for Muskingum River Plant, Unit 5 (see Note 6).
(b)     Includes a regulatory disallowance for the Turk Plant (see Note 3).
(c)     Includes a regulatory disallowance for Amos Plant, Unit 3 (see Note 6).
(d)     Includes the reversal of regulatory disallowance for the Turk Plant (see Note 3).
(e)     Includes impairments for certain Ohio generation plants (see Note 6).

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

EXECUTIVE OVERVIEW

Repositioning Efforts

In April 2012, management initiated a process to identify strategic repositioning opportunities and efficiencies that resulted in sustainable cost savings.  This process included evaluations of employee and retiree benefit programs as well as evaluations of the functional effectiveness and staffing levels of the AEP System’s finance and accounting, information technology, generation and supply chain and procurement organizations.  While certain aspects of this program have been completed, continuous improvement initiatives in generation, distribution, transmission, supply chain, procurement and the corporate center continues to yield cost savings for many of the Registrant Subsidiaries, allowing management to direct many of these savings into infrastructure and other areas of the AEP System.

Customer Demand

In comparison to 2012, AEP's weather-normalized retail sales decreased 1.6% for the year ended December 31, 2013.  AEP's industrial sales declined 4.5% partially due to lower production levels at Ormet, a large aluminum company.  Ormet had a contract to purchase power from OPCo through 2018.  In October 2013, Ormet announced that it was unable to emerge from bankruptcy and shut down its operations effective immediately.  The loss of Ormet's load will not have a material impact on future gross margin.  Power previously sold to Ormet will be available to be sold into wholesale markets.

In 2014, management anticipates AEP's weather-normalized retail sales will decline by 1.1%.  Excluding Ormet, total AEP weather-normalized retail sales are projected to increase by 0.1% in 2014.  The largest decline is projected to occur in AEP's industrial class, principally due to Ormet’s decision to shut down.  Excluding Ormet, the industrial class is projected to grow by 1.2% in 2014, primarily related to a number of new oil and natural gas expansions, especially around the major shale gas areas within AEP's footprint.  AEP's weather-normalized residential sales are projected to decline by 0.9% in 2014, continuing the recent trend of declining use per customer related to higher saturations of energy efficient appliances and the promotion of utility sponsored energy efficiency programs.  AEP's commercial class energy sales are projected to remain flat compared to 2013.

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

ENVIRONMENTAL ISSUES

The Registrant Subsidiaries are implementing a substantial capital investment program and incurring additional operational costs to comply with new environmental control requirements.  The Registrant Subsidiaries will need to make additional investments and operational changes in response to existing and anticipated requirements such as CAA requirements to reduce emissions of SO2, NOx, PM and hazardous air pollutants (HAPs) from fossil fuel-fired power plants, proposals governing the beneficial use and disposal of coal combustion products and proposed clean water rules.

The Registrant Subsidiaries are engaged in litigation about environmental issues, have been notified of potential responsibility for the clean-up of contaminated sites and incur costs for disposal of SNF and future decommissioning of I&M’s nuclear units.  AEP, along with various industry groups, affected states and other parties have challenged some of the Federal EPA requirements in court.  Management is also engaged in the development of possible future requirements including the items discussed below and reductions of CO2 emissions to address concerns about global climate change.  Management believes that further analysis and better coordination of these future environmental requirements would facilitate planning and lower overall compliance costs while achieving the same environmental goals.

Management will seek recovery of expenditures for pollution control technologies and associated costs from customers through rates in regulated jurisdictions.  Environmental rules could result in accelerated depreciation, impairment of assets or regulatory disallowances.  If the Registrant Subsidiaries are unable to recover the costs of environmental compliance, it would reduce future net income and cash flows and impact financial condition.

Environmental Controls Impact on the Generating Fleet

The rules and proposed environmental controls discussed in the next several sections will have a material impact on the generating units in the AEP System.  Management continues to evaluate the impact of these rules, project scope and technology available to achieve compliance.  As of December 31, 2013, the AEP System had a total generating capacity of nearly 37,600 MWs, of which over 23,700 MWs are coal-fired.  Management continues to refine the cost estimates of complying with these rules and other impacts of the environmental proposals on the coal-fired generating facilities.  For the Registrant Subsidiaries, management’s current ranges of estimates of environmental investments to comply with these proposed requirements are listed below:

	2013 to 2020
	Estimated Environmental Investment
Company	Low	High
	(in millions)
APCo	$310	$360
I&M	410	470
PSO	280	320
SWEPCo	910	1,060

For APCo, the projected environmental investments above include the conversions of 470 MWs of coal generation to natural gas capacity.  If natural gas conversion is not completed, the units could be retired sooner than planned.

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

Subject to the factors listed above and based upon management’s continuing evaluation, management has given notice to the applicable RTOs of intent to retire the following plants or units of plants before or during 2016:

		Generating
Company	Plant Name and Unit	Capacity
		(in MWs)
APCo	Clinch River Plant, Unit 3	235
APCo	Glen Lyn Plant	335
APCo	Kanawha River Plant	400
APCo/AGR	Sporn Plant, Units 1-4	600
I&M	Tanners Creek Plant, Units 1-4	995
PSO	Northeastern Station, Unit 4	470
SWEPCo	Welsh Plant, Unit 2	528

As of December 31, 2013, the net book value before cost of removal, including related material and supplies inventory and CWIP balances, of the plants in the table above was $750 million.

In addition, management is in the process of obtaining permits and other necessary regulatory approvals for either the conversion of some coal units to natural gas or installing emission control equipment on certain units.  The following table lists the plant that is either awaiting regulatory approval or is still being evaluated by management based on changes in emission requirements and demand for power:

		Generating
Company	Plant Name and Unit	Capacity
		(in MWs)
PSO	Northeastern Station, Unit 3	470

As of December 31, 2013, the net book value before cost of removal, including related material and supplies inventory and CWIP balances, of the plant in the table above was $208 million.

Volatility in natural gas prices, pending environmental rules and other market factors could also have an adverse impact on the accounting evaluation of the recoverability of the net book values of coal-fired units.  For regulated plants that may be closed early, management is seeking regulatory recovery of remaining net book values.  To the extent existing generation assets and the cost of new equipment and converted facilities are not recoverable, it could materially reduce future net income and cash flows.

Modification of the NSR Litigation Consent Decree

In 2007, the U.S. District Court for the Southern District of Ohio approved a consent decree between AEP subsidiaries in the eastern area of the AEP System and the Department of Justice, the Federal EPA, eight northeastern states and other interested parties to settle claims that the AEP subsidiaries violated the NSR provisions of the CAA when they undertook various equipment repair and replacement projects over a period of nearly 20 years.  The consent decree’s terms include installation of environmental control equipment on certain generating units, a declining cap on SO2 and NOx emissions from the AEP System and various mitigation projects.

The original consent decree requires certain types of control equipment to be installed at Muskingum River Plant, Unit 5, Big Sandy Plant, Unit 2 and the two units of the Rockport Plant in 2015, 2017 and 2019, respectively.  In January 2013, an agreement to modify the consent decree was reached and filed with the court.  The terms of the modification include more options for the affected units (including alternative control technologies, re-fueling and/or retirement), more stringent SO2 emission caps for the AEP System and additional mitigation measures.  The modified consent decree was approved by the court in May 2013.  For the units of the Rockport Plant, the modified decree requires installation of dry sorbent injection technology for SO2 control on both units in 2015.  In addition, the consent decree imposes a declining plant-wide cap on SO2 emissions beginning in 2016.

Clean Air Act Requirements

The CAA establishes a comprehensive program to protect and improve the nation’s air quality and control sources of air emissions.  The states implement and administer many of these programs and could impose additional or more stringent requirements.

The Federal EPA issued the Clean Air Interstate Rule (CAIR) in 2005 requiring specific reductions in SO2 and NOx emissions from power plants.  In 2008, the District of Columbia Circuit Court of Appeals issued a decision remanding CAIR to the Federal EPA.  The Federal EPA issued the Cross-State Air Pollution Rule (CSAPR) (discussed in detail below) in August 2011 to replace CAIR.  The CSAPR was challenged in the courts.  The U.S. Court of Appeals for the District of Columbia Circuit issued an order in December 2011 staying the effective date of the rule pending judicial review.  In 2012, a panel of the U.S. Court of Appeals for the District of Columbia Circuit issued a decision vacating and remanding CSAPR to the Federal EPA with instructions to continue implementing CAIR until a replacement rule is finalized.  That decision has been appealed to the U.S. Supreme Court.  Nearly all of the states in which the Registrant Subsidiaries’ power plants are located are covered by CAIR.

The Federal EPA issued final maximum achievable control technology (MACT) standards for coal and oil-fired power plants (discussed in detail below) in 2012.

The Federal EPA issued a Clean Air Visibility Rule (CAVR), detailing how the CAA’s requirement that certain facilities install best available retrofit technology (BART) to address regional haze in federal parks and other protected areas.  BART requirements apply to facilities built between 1962 and 1977 that emit more than 250 tons per year of certain pollutants in specific industrial categories, including power plants.  CAVR will be implemented through individual state implementation plans (SIPs) or, if SIPs are not adequate or are not developed on schedule, through federal implementation plans (FIPs).  The Federal EPA proposed disapproval of SIPs in a few states, including Arkansas.  The Arkansas SIP was disapproved and the state is developing a revised submittal.  In June 2012, the Federal EPA published revisions to the regional haze rules to allow states participating in the CSAPR trading programs to use those programs in place of source-specific BART for SO2 and NOx emissions based on its determination that CSAPR results in greater visibility improvements than source-specific BART in the CSAPR states.  This rule is being challenged in the U.S. Court of Appeals for the District of Columbia Circuit and its fate is uncertain given recent developments in the CSAPR litigation.

In 2009, the Federal EPA issued a final mandatory reporting rule for CO2 and other greenhouse gases covering a broad range of facilities emitting in excess of 25,000 tons of CO2 emissions per year.   The Federal EPA issued a final endangerment finding for greenhouse gas emissions from new motor vehicles in 2009.  The Federal EPA determined that greenhouse gas emissions from stationary sources will be subject to regulation under the CAA beginning January 2011 and finalized its proposed scheme to streamline and phase-in regulation of stationary source CO2 emissions through the NSR prevention of significant deterioration and Title V operating permit programs through the issuance of final federal rules, SIP calls and FIPs.  The Federal EPA has proposed to include CO2 emissions in standards that apply to new electric utility units and will consider whether such standards are appropriate for other source categories in the future.

The Federal EPA has also issued new, more stringent national ambient air quality standards (NAAQS) for PM, SO2, NO2 and lead, and is currently reviewing the NAAQS for ozone.  States are in the process of evaluating the attainment status and need for additional control measures in order to attain and maintain the new NAAQS and may develop additional requirements for facilities as a result of those evaluations.  Management cannot currently predict the nature, stringency or timing of those requirements.

Notable developments in significant CAA regulatory requirements affecting the Registrant Subsidiaries’ operations are discussed in the following sections.

Cross-State Air Pollution Rule (CSAPR)

In 2011, the Federal EPA issued CSAPR.  Certain revisions to the rule were finalized in 2012.  CSAPR relies on newly-created SO2 and NOx allowances and individual state budgets to compel further emission reductions from electric utility generating units in 28 states.  Interstate trading of allowances is allowed on a restricted sub-regional basis.  Arkansas and Louisiana are subject only to the seasonal NOx program in the rule.  Texas is subject to the annual programs for SO2 and NOx in addition to the seasonal NOx program.  The annual SO2 allowance budgets in Indiana, Ohio and West Virginia were reduced significantly in the rule.  A supplemental rule includes Oklahoma in the seasonal NOx program.  The supplemental rule was finalized in December 2011 with an increased NOx emission budget for the 2012 compliance year.  The Federal EPA issued a final Error Corrections Rule and further CSAPR revisions in 2012 to make corrections to state budgets and unit allocations and to remove the restrictions on interstate trading in the first phase of CSAPR.

Numerous affected entities, states and other parties filed petitions to review the CSAPR in the U.S. Court of Appeals for the District of Columbia Circuit.  Several of the petitioners filed motions to stay the implementation of the rule pending judicial review.  In 2011, the court granted the motions for stay.  In 2012, the panel issued a decision vacating and remanding CSAPR to the Federal EPA with instructions to continue implementing the Clean Air Interstate Rule until a replacement rule is finalized.  The majority determined that the CAA does not allow the Federal EPA to “overcontrol” emissions in an upwind state and that the Federal EPA exceeded its statutory authority by failing to allow states an opportunity to develop their own implementation plans before issuing a FIP.  The Federal EPA and other respondents filed petitions for rehearing but in January 2013, the U.S. Court of Appeals for the District of Columbia Circuit denied all petitions for rehearing.  The petition for further review filed by the Federal EPA and other parties in the U.S. Supreme Court was granted in June 2013.  Separate appeals of the supplemental rule, the Error Corrections Rule and the further revisions have been filed, but are being held in abeyance.

The time frames and stringency of the required emission reductions, coupled with the lack of robust interstate trading and the elimination of historic allowance banks, pose significant concerns for the AEP System and its electric utility customers.  Management cannot predict the outcome of the pending litigation.

Mercury and Other Hazardous Air Pollutants Regulation

In 2012, the Federal EPA issued a rule addressing a broad range of HAPs from coal and oil-fired power plants.  The rule establishes unit-specific emission rates for mercury, PM (as a surrogate for particles of nonmercury metal) and hydrogen chloride (as a surrogate for acid gases) for units burning coal on a site-wide 30-day rolling average basis.  In addition, the rule proposes work practice standards, such as boiler tune-ups, for controlling emissions of organic HAPs and dioxin/furans.  The effective date of the final rule was April 16, 2012 and compliance is required within three years.  The AEP System is participating through various organizations in the petitions for administrative reconsideration and judicial review that have been filed.  In 2012, the Federal EPA published a notice announcing that it would accept comments on its reconsideration of certain issues related to the new source standards, including clarification of the requirements that apply during periods of start-up and shut down, measurement issues and the application of variability factors that may have an impact on the level of the standards.  The Federal EPA issued revisions to the new source standards consistent with the proposed rule, except the start-up and shut down provisions in March 2013.  The Federal EPA is still considering additional changes to the start-up and shut down provisions.

The final rule contains a slightly less stringent PM limit for existing sources than the original proposal and allows operators to exclude periods of start-up and shut down from the emissions averaging periods.  The compliance time frame remains a serious concern.  A one-year administrative extension may be available if the extension is necessary for the installation of controls or to avoid a serious reliability problem.  In addition, the Federal EPA issued an enforcement policy describing the circumstances under which an administrative consent order might be issued to provide a fifth year for the installation of controls or completion of reliability upgrades.  Management is concerned about the availability of compliance extensions and the inability to foreclose citizen suits being filed under the CAA for failure to achieve compliance by the required deadlines.  The AEP System is participating in petitions for review filed in the U. S. Court of Appeals for the District of Columbia Circuit by several organizations of which companies in the AEP System are members.  Certain issues related to the standards for new coal-fired units have been severed from the main case and are being held in abeyance pending completion of the Federal EPA’s reconsideration proceeding.  The case is briefed and argued, and remains pending before the court.

Regional Haze – Oklahoma Affecting PSO

In 2011, the Federal EPA proposed to approve in part and disapprove in part the regional haze SIP submitted by the State of Oklahoma through the Department of Environmental Quality.  The Federal EPA proposed to approve all of the NOx control measures in the SIP and disapprove the SO2 control measures for six electric generating units, including two units owned by PSO.  The Federal EPA finalized a FIP that would require these units to install technology capable of reducing SO2 emissions to 0.06 pounds per million British thermal units within five years of the effective date of the FIP.  PSO filed a petition for review of the FIP in the Tenth Circuit Court of Appeals and engaged in settlement discussions with the Federal EPA, the State of Oklahoma and other parties.  In November 2012, PSO notified the court that the parties had reached agreement on a settlement that would provide for submission of a revised Regional Haze SIP requiring the retirement of one coal-fired unit of PSO’s Northeastern Station no later than 2016, installation of emission controls on the second coal-fired Northeastern unit in 2016 and retirement of the second unit no later than 2026.  The Tenth Circuit Court of Appeals is holding the appeal in abeyance pending implementation of the settlement.  A revised regional haze SIP was adopted by the State of Oklahoma and the Federal EPA approved the revised SIP in February 2014.  Upon publication of the final approval and withdrawal of the FIP, the Tenth Circuit proceeding will be dismissed.

CO2 Regulation

In March 2012, the Federal EPA issued a proposal to regulate CO2 emissions from new fossil fuel-fired electricity generating units.  The proposed rule establishes a new source performance standard of 1,000 pounds of CO2 per megawatt hour of electricity generated, a rate that most natural gas combined cycle units can meet, but that is substantially below the emission rate of a new pulverized coal generator or an integrated gas combined cycle unit that uses coal for fuel.  As proposed, the rule does not apply to new gas-fired stationary combustion turbines used as peaking units, does not apply to existing, modified or reconstructed sources and does not apply to units whose CO2 emission rate increases as a result of the addition of pollution control equipment to control criteria pollutant emissions or HAPs.  The rule is not anticipated to have a significant immediate impact on the AEP System since it does not apply to existing units or units that have already commenced construction.  New source performance standards affect units that have not yet received permits.  The proposed standards were challenged in the U.S. Court of Appeals for the District of Columbia Circuit.  That case was dismissed because the court determined that no final agency action had yet been taken.

In June 2013, President Obama issued a memorandum to the Administrator of the Federal EPA directing the agency to develop and issue a new proposal regulating carbon emissions from new electric generating units in September 2013.  The new proposal was issued in September 2013 and requires new large natural gas units to meet 1,000 pounds of CO2 per MWh of electricity generated and small natural gas units to meet 1,100 pounds of CO2 per MWh.  New coal-fired units are required to meet the 1,100 pounds of CO2 per MWh limit, with the option to meet the tighter limits if they choose to average emissions over multiple years.  This proposal was published in the Federal Register in January 2014 and the March 2012 proposal has been withdrawn.

The Federal EPA was also directed to develop and issue a separate proposal regulating carbon emissions from existing, modified and reconstructed electric generating units before June 2014, to finalize those standards by June 2015 and to require states to submit revisions to their implementation plans including such standards no later than June 2016.  The President directed the Federal EPA, in developing this proposal, to directly engage states, leaders in the power sector, labor leaders and other stakeholders, to tailor the regulations to reduce costs, to develop market-based instruments and allow regulatory flexibilities and “assure that the standards are developed and implemented in a manner consistent with the continued provision of reliable and affordable electric power.”  Management cannot currently predict the impact these programs may have on future resource plans or the existing generating fleet, but the costs may be substantial.

In June 2012, the U.S. Court of Appeals for the District of Columbia Circuit issued a decision upholding, in all material respects, the Federal EPA’s endangerment finding, its regulatory program for CO2 emissions from new motor vehicles and its plan to phase-in regulation of CO2 emissions from stationary sources under the Prevention of Significant Deterioration (PSD) and Title V operating permit programs. A petition for rehearing was filed which the court denied in December 2012. The U.S. Supreme Court granted several petitions for review and will determine whether the Federal EPA made a reasonable determination that adoption of the motor vehicle standards trigger PSD and Title V permitting obligations for stationary sources.  A decision is expected by June 2014.

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

Coal Combustion Residual Rule

In 2010, the Federal EPA published a proposed rule to regulate the disposal and beneficial re-use of coal combustion residuals, including fly ash and bottom ash generated at coal-fired electric generating units.  The rule contains two alternative proposals.  One proposal would impose federal hazardous waste disposal and management standards on these materials and another would allow states to retain primary authority to regulate the beneficial re-use and disposal of these materials under state solid waste management standards, including minimum federal standards for disposal and management.  Both proposals would impose stringent requirements for the construction of new coal ash landfills and would require existing unlined surface impoundments to upgrade to the new standards or stop receiving coal ash and initiate closure within five years of the issuance of a final rule.  In 2011, the Federal EPA issued a notice of data availability requesting comments on a number of technical reports and other data received during the comment period for the original proposal and requesting comments on potential modeling analyses to update its risk assessment.  In 2013, the Federal EPA also issued a notice of data availability requesting comments on a narrow set of items.

Various environmental organizations and industry groups filed a petition seeking to establish deadlines for a final rule.  The Federal EPA opposed the petition and sought additional time to coordinate the issuance of a final rule with the issuance of new effluent limitations under the Clean Water Act for utility facilities.  In October 2013, the U.S. District Court for the District of Columbia issued a final order partially ruling in favor of the Federal EPA for dismissal of two counts, ruling in favor of the environmental organizations on one count and directing the Federal EPA to provide the court with a proposed schedule for completion of the rulemaking.  In January 2014, the parties filed a motion with the court to establish December 2014 as the Federal EPA’s deadline for publication of the rule.  The court will establish a deadline for the final rule following a comment period for interested parties.

In February 2014, the Federal EPA completed an evaluation of the beneficial uses of coal fly ash in concrete and wallboard and concluded that the Federal EPA supports these beneficial uses.  Currently, approximately 40% of the coal ash and other residual products from the AEP System’s generating facilities are re-used in the production of cement and wallboard, as structural fill or soil amendments, as abrasives or road treatment materials and for other beneficial uses.  Certain of these uses would no longer be available and others are likely to significantly decline if coal ash and related materials are classified as hazardous wastes.  In addition,  surface impoundments and landfills to manage these materials are currently used at the generating facilities. The Registrant Subsidiaries will incur significant costs to upgrade or close and replace their existing facilities under the proposed solid waste management alternative.  Regulation of these materials as hazardous wastes would significantly increase these costs.  As the rule is not final, management is unable to determine a range of potential costs that are reasonably possible of occurring but expect the costs to be significant.

Clean Water Act Regulations

In 2011, the Federal EPA issued a proposed rule setting forth standards for existing power plants that will reduce mortality of aquatic organisms pinned against a plant’s cooling water intake screen (impingement) or entrained in the cooling water.  Entrainment is when small fish, eggs or larvae are drawn into the cooling water system and affected by heat, chemicals or physical stress.  The proposed standards affect all plants withdrawing more than two million gallons of cooling water per day and establish specific intake design and intake velocity standards meant to allow fish to avoid or escape impingement.  Compliance with this standard is required within eight years of the effective date of the final rule.  The proposed standard for entrainment for existing facilities requires a site-specific evaluation of the available measures for reducing entrainment.  The proposed entrainment standard for new units at existing facilities requires either intake flows commensurate with closed cycle cooling or achieving entrainment reductions equivalent to 90% or greater of the reductions that could be achieved with closed cycle cooling.  Plants withdrawing more than 125 million gallons of cooling water per day must submit a detailed technology study to be reviewed by the state permitting authority.  Management is evaluating the proposal and engaged in the collection of additional information regarding the feasibility of implementing this proposal at the AEP System’s facilities.  In June 2012, the Federal EPA issued additional Notices of Data Availability and requested public comments.  The AEP System submitted comments in July 2012.  Issuance of a final rule is expected in 2014.  Management is preparing to begin activities to implement the rule following its issuance and an analysis of the final requirements.

In addition, the Federal EPA issued an information collection request and is developing revised effluent limitation guidelines for electricity generating facilities.  A proposed rule was signed in April 2013 with a final rule expected in 2014.  The Federal EPA proposed eight options of increasing stringency and cost for fly ash and bottom ash transport water, scrubber wastewater, leachate from coal combustion byproduct landfills and impoundments and other wastewaters associated with coal-fired generating units, with four labeled preferred options.  Certain of the Federal EPA's preferred options have already been implemented or are part of the Registrant Subsidiaries’ long-term plans.  Management continues to review the proposal in detail to evaluate whether the plants are currently meeting the proposed limitations, what technologies have been incorporated into long-range plans and what additional costs might be incurred if the Federal EPA's most stringent options were adopted.  Management submitted detailed comments to the Federal EPA in September 2013 and participated in comments filed by various organizations of which the AEP System is a member.

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

The AEP System has taken measurable, voluntary actions to reduce and offset CO2 emissions.  Management estimates that 2013 emissions were approximately 115 million metric tons.  This represents a reduction of 21% compared to 2005 CO2 emissions of approximately 145 million metric tons.

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

FINANCIAL CONDITION

BUDGETED CONSTRUCTION EXPENDITURES

The 2014 estimated construction expenditures by Registrant Subsidiary include distribution, transmission and generation related investments, as well as expenditures for compliance with environmental regulations as follows:

	2014 Budgeted Construction Expenditures
Company	Environmental	Generation	Transmission	Distribution	Other	Total
	(in millions)
APCo	$48	$105	$180	$162	$21	$516
I&M	55	219	47	102	18	441
OPCo	-	-	90	292	24	406
PSO	66	38	67	164	11	346
SWEPCo	217	33	142	84	13	489

For 2014, 2015 and 2016, management forecasts annual construction expenditures for the AEP System of $3.8 billion each year.  The budgeted amounts exclude equity AFUDC.  The expenditures are generally for distribution, transmission and required environmental investment to comply with Federal EPA rules.  Estimated construction expenditures are subject to periodic review and modification and may vary based on the ongoing effects of regulatory constraints, environmental regulations, business opportunities, market volatility, economic trends, weather, legal reviews and the ability to access capital.  These construction expenditures will be funded through cash flows from operations and financing activities.  Generally, the Registrant Subsidiaries use cash or short-term borrowings under the money pool to fund these expenditures until long-term funding is arranged.

SIGNIFICANT TAX LEGISLATION

The Small Business Jobs Act extended the time for claiming bonus depreciation and increased the deduction to 100% for 2011 and decreased the deduction to 50% for 2012.  The American Taxpayer Relief Act of 2012 provided for the extension of several business and energy industry tax deductions and credits, including the one year extension of 50% bonus depreciation to 2013.  The enacted provisions had no material impact on the Registrant Subsidiaries’ net income or financial condition but did have a favorable impact on cash flows in 2013.

CYBER SECURITY

Cyber security presents a heightened risk for electric utility systems because a cyber-attack could affect critical energy infrastructure.  Breaches to the cyber security of the grid or to the AEP System are potentially disruptive to people, property and commerce and create risk for business, investors and customers.  In February 2013, President Obama signed an executive order that addresses how government agencies will operate and support the functions in cyber security as well as redefine how the government interfaces with critical infrastructure, such as the electric grid.  The AEP System already operates under regulatory cyber security standards to protect critical infrastructure.  The cyber security framework that is being developed through this executive order will be reviewed by the FERC and the U.S. Department of Energy.  AEP participates in the process by submitting feedback through its industry trade group and sharing best practices already in place.  Critical cyber assets, such as data centers, power plants, transmission operations centers and business networks, are protected using multiple layers of cyber security and authentication.  The AEP System is constantly scanned for risks or threats.

Cyber hackers have been able to breach a number of very secure facilities, from federal agencies, banks and retailers to social media sites.  As these events become known and develop, AEP continually assess its cyber security tools and processes to determine where to strengthen its defenses.

In recent years, management has taken additional steps to enhance AEP System’s capabilities for identifying risks or threats and has shared those threats with utility peers, industry and federal agencies.  The AEP System operates a Cyber Security Operations Center.  Funding for this included a grant from the American Recovery and Reinvestment Act – U.S. Department of Energy Smart Grid Demonstration Program.  This facility was initially designed as a pilot cyber threat and information-sharing center specifically for the electric sector and today is fully operational.

In 2013, as part of the industry’s continuing program to advance threat sharing and coordination, AEP participated in the North American Electric Reliability Corporation (NERC) GridEx II exercise.  This effort, led by NERC, tested and developed the coordination and interaction between utilities and various government agencies relative to potential cyber and physical threats against the nation’s electric grid.

In 2012, AEP signed a cooperative research and development agreement with the Department of Homeland Security’s Office of Cyber Security and Communications, further enhancing its ability to directly exchange information about cyber threats.  In addition, AEP continues to partner with a number of federal and industry groups to advance the national capabilities of cyber security.  AEP is working with the U.S. Department of Energy on several projects covering advanced cyber security and assessment tools.

AEP has partnered with a major defense contractor who has significant cyber security experience and technical capabilities developed through their work with the U.S. Department of Defense.  AEP works with a consortium of other utilities across the country, learning how best to share information about potential threats and collaborating with each other.  AEP continues to work with a nonaffiliated entity to conduct several seminars each year about recognizing and investigating cyber vulnerabilities.  Through these types of efforts, AEP is working to protect itself while helping its industry advance its cyber security capabilities.

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

The changes in unbilled electricity utility revenues for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Years Ended December 31,
Company	2013	2012	2011
	(in thousands)
APCo	$(11,600)	$8,047	$(41,979)
I&M	6,077	(1,233)	(2,628)
OPCo	(17,375)	(14,721)	(20,449)
PSO	(3,842)	5,213	641
SWEPCo	3,225	2,302	643

Assumptions and Approach Used

For each Registrant Subsidiary, the monthly estimate for unbilled revenues is computed as net generation (generation plus purchases less sales) less the current month’s billed KWh plus the prior month’s unbilled KWh.  However, due to meter reading issues, meter drift and other anomalies, a separate monthly calculation limits the unbilled estimate within a range of values.  This limiter calculation is derived from an allocation of billed KWh to the current month and previous month, on a cycle-by-cycle basis, and dividing the current month aggregated result by the billed KWh.  The limits are statistically set at one standard deviation from this percentage to determine the upper and lower limits of the range.  The unbilled estimate is compared to the limiter calculation and adjusted for variances exceeding the upper and lower limits.

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

The following table shows the net periodic cost (credit) by Registrant Subsidiary for the Plans:

				Other Postretirement
	Pension Plans			Benefit Plans
	Years Ended December 31,
Net Periodic Cost (Credit)	2013	2012	2011	2013	2012	2011
	(in thousands)
APCo	$22,015	$16,646	$15,146	$72	$15,540	$13,301
I&M	21,893	16,563	15,205	(3,638)	11,358	9,360
OPCo	17,295	18,978	19,418	579	20,282	16,651
PSO	11,022	7,495	7,388	(1,737)	4,821	3,881
SWEPCo	12,519	8,307	7,488	(2,115)	5,928	4,841

The net periodic benefit cost is calculated based upon a number of actuarial assumptions, including expected long-term rates of return on the Plans’ assets.  In developing the expected long-term rate of return assumption for 2014, management evaluated input from actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions.  Management also considered historical returns of the investment markets and changes in tax rates which affect a portion of the Postretirement Plans’ assets.  Management anticipates that the investment managers employed for the Plans will invest the assets to generate future returns averaging 6% for the Qualified Plan and 6.75% for the Postretirement Plans.

The expected long-term rate of return on the Plans’ assets is based on AEP’s targeted asset allocation and expected investment returns for each investment category.  Assumptions for the Plans are summarized in the following table:

			Other Postretirement
	Pension Plans		Benefit Plans
		Assumed/		Assumed/
	2014	Expected	2014	Expected
	Target	Long-Term	Target	Long-Term
	Asset	Rate of	Asset	Rate of
	Allocation	Return	Allocation	Return
Equity	30%	8.00%	66%	7.80%
Fixed Income	55%	4.60%	33%	4.40%
Other Investments	15%	7.00%	-%	-%
Cash and Cash Equivalents	-%	-%	1%	3.00%
Total	100%		100%

Management regularly reviews the actual asset allocation and periodically rebalances the investments to the targeted allocation.  Management believes that 6% and 6.75% are reasonable estimates of the long-term rate of return on the Plans’ assets.  The Pension Plans’ assets had an actual gain of 8.1% and 13.8% for the years ended December 31, 2013 and 2012, respectively.  The Postretirement Plans’ assets had an actual gain of 14.3% and 15.4% for the years ended December 31, 2013 and 2012, respectively.  Management will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust the assumptions as necessary.

AEP bases the determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.  As of December 31, 2013, AEP had cumulative gains of approximately $207 million that remain to be recognized in the calculation of the market-related value of assets.  These unrecognized net actuarial gains may result in decreases in the future pension costs depending on several factors, including whether such gains at each measurement date exceed the corridor in accordance with “Compensation – Retirement Benefits” accounting guidance.  See the table below for the amount of cumulative gains by Registrant Subsidiary.

Cumulative Gains –
Deferred Asset Gain	December 31, 2013
(in thousands)
APCo	$27,644
I&M	24,613
OPCo	22,082
PSO	11,648
SWEPCo	12,279

The method used to determine the discount rate that AEP utilizes for determining future obligations is a duration-based method in which a hypothetical portfolio of high quality corporate bonds is constructed with cash flows matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate as of December 31, 2013 under this method was 4.7% for the Qualified Plan, 4.55% for the Nonqualified Plans and 4.7% for the Postretirement Plans.  Due to the effect of the unrecognized actuarial gains and based on an expected rate of return on the Pension Plans’ assets of 6%, discount rates of 4.7% and 4.55% and various other assumptions, management estimates that the pension costs by Registrant Subsidiary for all pension plans will approximate the amounts in the following table.  Based on an expected rate of return on the OPEB plans’ assets of 6.75%, a discount rate of 4.7% and various other assumptions, management estimates Postretirement Plan credits by Registrant Subsidiary will approximate the amounts in the following table.

				Other Postretirement
	Pension Plans			Benefit Plans
Estimated Postretirement	Years Ended December 31,
Plan Costs (Credits)	2014	2015	2016	2014	2015	2016
	(in thousands)
APCo	$19,138	$12,538	$12,004	$(9,330)	$(10,987)	$(10,997)
I&M	19,447	13,574	12,946	(10,840)	(11,381)	(11,359)
OPCo	15,161	10,141	9,869	(9,369)	(9,812)	(9,755)
PSO	10,317	7,842	7,903	(5,048)	(5,294)	(5,280)
SWEPCo	11,823	9,343	9,446	(5,895)	(6,183)	(6,179)

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

The value of AEP’s Pension Plans’ assets remained unchanged at $4.7 billion as of December 31, 2013 and 2012 primarily due to investment returns offsetting benefit payments.  During 2013, the Qualified Plan paid $324 million and the Nonqualified Plans paid $7 million in benefits to plan participants.  The value of AEP’s Postretirement Plans’ assets increased to $1.7 billion as of December 31, 2013 from $1.6 billion as of December 31, 2012 primarily due to investment returns and contributions from AEP System companies and the participants in excess of benefit payments.  The Postretirement Plans paid $140 million in benefits to plan participants during 2013.  See Note 7 for complete details by Registrant Subsidiary.

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

APCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2013 Benefit Obligations
Discount Rate	$(32,426)	$35,496	$(13,669)	$14,960
Compensation Increase Rate	1,100	(1,004)	NA	NA
Cash Balance Crediting Rate	4,663	(3,961)	NA	NA
Health Care Cost Trend Rate	NA	NA	6,063	(6,225)

Effect on 2013 Periodic Cost
Discount Rate	(1,651)	1,773	(825)	908
Compensation Increase Rate	532	(489)	NA	NA
Cash Balance Crediting Rate	1,562	(1,464)	NA	NA
Health Care Cost Trend Rate	NA	NA	1,032	(1,070)
Expected Return on Plan Assets	(2,974)	2,974	(1,301)	1,301

I&M			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2013 Benefit Obligations
Discount Rate	$(29,714)	$32,660	$(7,866)	$8,594
Compensation Increase Rate	1,596	(1,466)	NA	NA
Cash Balance Crediting Rate	5,527	(4,857)	NA	NA
Health Care Cost Trend Rate	NA	NA	1,899	(2,469)

Effect on 2013 Periodic Cost
Discount Rate	(1,431)	1,536	(355)	381
Compensation Increase Rate	461	(424)	NA	NA
Cash Balance Crediting Rate	1,353	(1,268)	NA	NA
Health Care Cost Trend Rate	NA	NA	284	(368)
Expected Return on Plan Assets	(2,576)	2,576	(933)	933

OPCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2013 Benefit Obligations
Discount Rate	$(24,436)	$26,709	$(7,928)	$8,637
Compensation Increase Rate	1,145	(1,055)	NA	NA
Cash Balance Crediting Rate	3,436	(3,055)	NA	NA
Health Care Cost Trend Rate	NA	NA	2,456	(2,992)

Effect on 2013 Periodic Cost
Discount Rate	(1,304)	1,400	(369)	396
Compensation Increase Rate	420	(386)	NA	NA
Cash Balance Crediting Rate	1,234	(1,156)	NA	NA
Health Care Cost Trend Rate	NA	NA	295	(383)
Expected Return on Plan Assets	(2,349)	2,349	(970)	970

PSO			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2013 Benefit Obligations
Discount Rate	$(11,137)	$12,101	$(3,694)	$4,035
Compensation Increase Rate	975	(921)	NA	NA
Cash Balance Crediting Rate	3,515	(3,349)	NA	NA
Health Care Cost Trend Rate	NA	NA	918	(1,171)

Effect on 2013 Periodic Cost
Discount Rate	(647)	695	(166)	178
Compensation Increase Rate	210	(192)	NA	NA
Cash Balance Crediting Rate	612	(573)	NA	NA
Health Care Cost Trend Rate	NA	NA	133	(172)
Expected Return on Plan Assets	(1,163)	1,163	(437)	437

SWEPCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2013 Benefit Obligations
Discount Rate	$(11,676)	$12,694	$(4,212)	$4,607
Compensation Increase Rate	1,159	(1,091)	NA	NA
Cash Balance Crediting Rate	4,368	(4,159)	NA	NA
Health Care Cost Trend Rate	NA	NA	820	(1,119)

Effect on 2013 Periodic Cost
Discount Rate	(672)	721	(184)	198
Compensation Increase Rate	217	(199)	NA	NA
Cash Balance Crediting Rate	636	(595)	NA	NA
Health Care Cost Trend Rate	NA	NA	147	(191)
Expected Return on Plan Assets	(1,209)	1,209	(485)	485

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