Form 10-K, Exhibit 13
period 2014-12-31
AMERICAN ELECTRIC POWER CO INC; APPALACHIAN POWER CO; INDIANA MICHIGAN POWER CO; OHIO POWER CO; PUBLIC SERVICE CO OF OKLAHOMA; SOUTHWESTERN ELECTRIC POWER CO
filed 2015-02-20
CIK 4904, 6879, 50172, 73986, 81027, 92487

2014 Annual Reports

American Electric Power Company, Inc. and Subsidiary Companies
Appalachian Power Company and Subsidiaries
Indiana Michigan Power Company and Subsidiaries
Ohio Power Company and Subsidiaries
Public Service Company of Oklahoma
Southwestern Electric Power Company Consolidated

Audited Financial Statements and
Management’s Discussion and Analysis of Financial Condition and Results of Operations

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES

GLOSSARY OF TERMS

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below:

Term	Meaning

AEGCo	AEP Generating Company, an AEP electric utility subsidiary.
AEP or Parent	American Electric Power Company, Inc., an electric utility holding company.
AEP Consolidated	AEP and its majority owned consolidated subsidiaries and consolidated affiliates.
AEP Credit	AEP Credit, Inc., a consolidated variable interest entity of AEP which securitizes accounts receivable and accrued utility revenues for affiliated electric utility companies.
AEP East Companies	APCo, I&M, KPCo and OPCo.
AEP Energy	AEP Energy, Inc., a wholly-owned retail electric supplier for customers in Ohio, Illinois and other deregulated electricity markets throughout the United States.
AEP System	American Electric Power System, an electric system, owned and operated by AEP subsidiaries.
AEP Transmission Holdco	AEP Transmission Holding Company, LLC, a wholly-owned subsidiary of AEP.
AEPEP	AEP Energy Partners, Inc., a subsidiary of AEP dedicated to wholesale marketing and trading, asset management and commercial and industrial sales in the deregulated Texas market.
AEPES	AEP Energy Services, Inc., a subsidiary of AEP Resources, Inc.
AEPSC	American Electric Power Service Corporation, an AEP service subsidiary providing management and professional services to AEP and its subsidiaries.
AFUDC	Allowance for Funds Used During Construction.
AGR	AEP Generation Resources Inc., a nonregulated AEP subsidiary in the Generation & Marketing segment.
AOCI	Accumulated Other Comprehensive Income.
APCo	Appalachian Power Company, an AEP electric utility subsidiary.
APSC	Arkansas Public Service Commission.
Appalachian Consumer Rate Relief Funding
Appalachian Consumer Rate Relief Funding LLC, a wholly-owned subsidiary of APCo and a consolidated variable interest entity formed for the purpose of issuing and servicing securitization bonds related to the under-recovered ENEC deferral balance.

ASU	Accounting Standards Update.
BlueStar
BlueStar Energy Holdings, Inc., a wholly-owned retail electric supplier for customers in Ohio, Illinois and other deregulated electricity markets throughout the United States.  BlueStar began doing business as AEP Energy, Inc. in June 2012.

CAA	Clean Air Act.
CLECO	Central Louisiana Electric Company, a nonaffiliated utility company.
CO2	Carbon dioxide and other greenhouse gases.
Cook Plant	Donald C. Cook Nuclear Plant, a two-unit, 2,191 MW nuclear plant owned by I&M.
CRES provider	Competitive Retail Electric Service providers under Ohio law that target retail customers by offering alternative generation service.
CSPCo	Columbus Southern Power Company, a former AEP electric utility subsidiary that was merged into OPCo effective December 31, 2011.
CWIP	Construction Work in Progress.
DCC Fuel	DCC Fuel IV LLC, DCC Fuel V LLC, DCC Fuel VI LLC and DCC Fuel VII, consolidated variable interest entities formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.
DHLC	Dolet Hills Lignite Company, LLC, a wholly-owned lignite mining subsidiary of SWEPCo.
EIS	Energy Insurance Services, Inc., a nonaffiliated captive insurance company and consolidated variable interest entity of AEP.
ENEC	Expanded Net Energy Charge.

i

Term	Meaning

Energy Supply	AEP Energy Supply LLC, a nonregulated holding company for AEP’s competitive generation, wholesale and retail businesses, and a wholly-owned subsidiary of AEP.
ERCOT	Electric Reliability Council of Texas regional transmission organization.
ESP	Electric Security Plans, a PUCO requirement for electric utilities to adjust their rates by filing with the PUCO.
ETT	Electric Transmission Texas, LLC, an equity interest joint venture between AEP and Berkshire Hathaway Energy Company formed to own and operate electric transmission facilities in ERCOT.
FAC	Fuel Adjustment Clause.
FASB	Financial Accounting Standards Board.
Federal EPA	United States Environmental Protection Agency.
FERC	Federal Energy Regulatory Commission.
FGD	Flue Gas Desulfurization or scrubbers.
FTR
Financial Transmission Right, a financial instrument that entitles the holder to receive compensation for certain congestion-related transmission charges that arise when the power grid is congested resulting in differences in locational prices.

GAAP	Accounting Principles Generally Accepted in the United States of America.
I&M	Indiana Michigan Power Company, an AEP electric utility subsidiary.
IEU	Industrial Energy Users-Ohio.
IGCC	Integrated Gasification Combined Cycle, technology that turns coal into a cleaner-burning gas.
Interconnection Agreement	An agreement by and among APCo, I&M, KPCo and OPCo, which defined the sharing of costs and benefits associated with their respective generation plants. This agreement was terminated January 1, 2014.
IRS	Internal Revenue Service.
IURC	Indiana Utility Regulatory Commission.
KGPCo	Kingsport Power Company, an AEP electric utility subsidiary.
KPCo	Kentucky Power Company, an AEP electric utility subsidiary.
KPSC	Kentucky Public Service Commission.
kV	Kilovolt.
KWh	Kilowatthour.
LPSC	Louisiana Public Service Commission.
MISO	Midwest Independent Transmission System Operator.
MLR	Member load ratio, the method used to allocate transactions among members of the Interconnection Agreement.
MMBtu	Million British Thermal Units.
MPSC	Michigan Public Service Commission.
MTM	Mark-to-Market.
MW	Megawatt.
MWh	Megawatthour.
NOx	Nitrogen oxide.
Nonutility Money Pool	Centralized funding mechanism AEP uses to meet the short-term cash requirements of certain nonutility subsidiaries.
NSR	New Source Review.
OATT	Open Access Transmission Tariff.
OCC	Corporation Commission of the State of Oklahoma.
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

OTC	Over the counter.
OVEC	Ohio Valley Electric Corporation, which is 43.47% owned by AEP.
PCA	Power Coordination Agreement among APCo, I&M and KPCo.
PIRR	Phase-In Recovery Rider.
PJM	Pennsylvania – New Jersey – Maryland regional transmission organization.
PM	Particulate Matter.
POLR	Provider of Last Resort revenues.
PSO	Public Service Company of Oklahoma, an AEP electric utility subsidiary.
PUCO	Public Utilities Commission of Ohio.
PUCT	Public Utility Commission of Texas.
Registrant Subsidiaries	AEP subsidiaries which are SEC registrants; APCo, I&M, OPCo, PSO and SWEPCo.
Risk Management Contracts	Trading and nontrading derivatives, including those derivatives designated as cash flow and fair value hedges.
Rockport Plant
A generation plant, consisting of two 1,310 MW coal-fired generating units near Rockport, Indiana.  AEGCo and I&M jointly-own Unit 1.  In 1989, AEGCo and I&M entered into a sale-and-leaseback transaction with Wilmington Trust Company, an unrelated, unconsolidated trustee for Rockport Plant, Unit 2.

RPM	Reliability Pricing Model.
RSR	Retail Stability Rider.
RTO	Regional Transmission Organization, responsible for moving electricity over large interstate areas.
Sabine	Sabine Mining Company, a lignite mining company that is a consolidated variable interest entity for AEP and SWEPCo.
SEC	U.S. Securities and Exchange Commission.
SEET	Significantly Excessive Earnings Test.
SIA	System Integration Agreement, effective June 15, 2000, as amended, provides contractual basis for coordinated planning, operation and maintenance of the power supply sources of the combined AEP.
SNF	Spent Nuclear Fuel.
SO2	Sulfur dioxide.
SPP	Southwest Power Pool regional transmission organization.
SSO	Standard service offer.
Stall Unit	J. Lamar Stall Unit at Arsenal Hill Plant, a 534 MW natural gas unit owned by SWEPCo.
SWEPCo	Southwestern Electric Power Company, an AEP electric utility subsidiary.
TCC	AEP Texas Central Company, an AEP electric utility subsidiary.
Texas Restructuring Legislation	Legislation enacted in 1999 to restructure the electric utility industry in Texas.
TNC	AEP Texas North Company, an AEP electric utility subsidiary.
Transition Funding
AEP Texas Central Transition Funding I LLC, AEP Texas Central Transition Funding II LLC and AEP Texas Central Transition Funding III LLC, wholly-owned subsidiaries of TCC and consolidated variable interest entities formed for the purpose of issuing and servicing securitization bonds related to Texas Restructuring Legislation.

Transource Energy
Transource Energy, LLC, a consolidated variable interest entity formed for the purpose of investing in utilities which develop, acquire, construct, own and operate transmission facilities in accordance with FERC-approved rates.

Transource Missouri	A 100% wholly-owned subsidiary of Transource Energy.
Turk Plant	John W. Turk, Jr. Plant, a 600 MW coal-fired plant in Arkansas that is 73% owned by SWEPCo.

Term	Meaning

Utility Money Pool	Centralized funding mechanism AEP uses to meet the short-term cash requirements of certain utility subsidiaries.
VIE	Variable Interest Entity.
Virginia SCC	Virginia State Corporation Commission.
WPCo	Wheeling Power Company, an AEP electric utility subsidiary.
WVPSC	Public Service Commission of West Virginia.

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

•	The availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material.
•	Electric load, customer growth and the impact of competition, including competition for retail customers.
•	Weather conditions, including storms and drought conditions, and our ability to recover significant storm restoration costs.
•	Available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters.
•	Availability of necessary generation capacity and the performance of our generation plants.
•	Our ability to recover increases in fuel and other energy costs through regulated or competitive electric rates.
•
Our ability to build or acquire generation capacity and transmission lines and facilities (including our ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs.

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

•	Resolution of litigation.
•	Our ability to constrain operation and maintenance costs.
•	Our ability to develop and execute a strategy based on a view regarding prices of electricity and other energy-related commodities.
•	Prices and demand for power that we generate and sell at wholesale.
•	Changes in technology, particularly with respect to new, developing, alternative or distributed sources of generation.
•	Our ability to recover through rates or market prices any remaining unrecovered investment in generation units that may be retired before the end of their previously projected useful lives.
•	Volatility and changes in markets for capacity and electricity, coal and other energy-related commodities, particularly changes in the price of natural gas and capacity auction returns.
•	Changes in utility regulation and the allocation of costs within regional transmission organizations, including ERCOT, PJM and SPP.

v

•	The transition to market for generation in Ohio, including the implementation of ESPs and our ability to recover investments in our Ohio generation assets.
•	Our ability to successfully and profitably manage our separate competitive generation assets.
•	Changes in the creditworthiness of the counterparties with whom we have contractual arrangements, including participants in the energy trading market.
•	Actions of rating agencies, including changes in the ratings of our debt.
•
The impact of volatility in the capital markets on the value of the investments held by our pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact of such volatility on future funding requirements.

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

AEP COMMON STOCK AND DIVIDEND INFORMATION

The AEP common stock quarterly high and low sales prices, quarter-end closing price and the cash dividends paid per share are shown in the following table:

Quarter Ended	High	Low	Quarter-End Closing Price	Dividend
December 31, 2014	$63.22	$51.97	$60.72	$0.53
September 30, 2014	55.91	49.06	52.21	0.50
June 30, 2014	55.94	49.99	55.77	0.50
March 31, 2014	50.95	45.80	50.66	0.50

December 31, 2013	$48.40	$43.01	$46.74	$0.50
September 30, 2013	47.59	41.83	43.35	0.49
June 30, 2013	51.60	42.83	44.78	0.49
March 31, 2013	48.68	42.92	48.63	0.47

AEP common stock is traded principally on the New York Stock Exchange.  As of December 31, 2014, AEP had approximately 74,000 registered shareholders.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA

	2014	2013	2012	2011	2010
	(dollars in millions, except per share amounts)
STATEMENTS OF INCOME DATA
Total Revenues	$17,020	$15,357	$14,945	$15,116	$14,427

Operating Income	$3,232	$2,855	$2,656	$2,782	$2,663

Income Before Extraordinary Items	$1,638	$1,484	$1,262	$1,576	$1,218
Extraordinary Items, Net of Tax	—	—	—	373	—
Net Income	1,638	1,484	1,262	1,949	1,218

Net Income Attributable to Noncontrolling Interests	4	4	3	3	4

NET INCOME ATTRIBUTABLE TO AEP SHAREHOLDERS	1,634	1,480	1,259	1,946	1,214

Preferred Stock Dividend Requirements of Subsidiaries Including Capital Stock Expense	—	—	—	5	3

EARNINGS ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,634	$1,480	$1,259	$1,941	$1,211

BALANCE SHEETS DATA
Total Property, Plant and Equipment	$64,305	$60,285	$57,454	$55,670	$53,740
Accumulated Depreciation and Amortization	20,188	19,288	18,691	18,699	18,066
Total Property, Plant and Equipment – Net	$44,117	$40,997	$38,763	$36,971	$35,674

Total Assets	$59,633	$56,414	$54,367	$52,223	$50,455

Total AEP Common Shareholders’ Equity	$16,820	$16,085	$15,237	$14,664	$13,622

Noncontrolling Interests	$4	$1	$—	$1	$—

Cumulative Preferred Stock Not Subject to Mandatory Redemption	$—	$—	$—	$—	$60

Long-term Debt (a)	$18,684	$18,377	$17,757	$16,516	$16,811

Obligations Under Capital Leases (a)	$552	$538	$449	$458	$474

AEP COMMON STOCK DATA
Basic Earnings per Share Attributable to AEP Common Shareholders:

Income Before Extraordinary Items	$3.34	$3.04	$2.60	$3.25	$2.53
Extraordinary Items, Net of Tax	—	—	—	0.77	—

Total Basic Earnings per Share Attributable to AEP Common Shareholders	$3.34	$3.04	$2.60	$4.02	$2.53

Weighted Average Number of Basic Shares Outstanding (in millions)	489	487	485	482	479

Market Price Range:
High	$63.22	$51.60	$45.41	$41.71	$37.94
Low	$45.80	$41.83	$36.97	$33.09	$28.17

Year-end Market Price	$60.72	$46.74	$42.68	$41.31	$35.98

Cash Dividends Declared per AEP Common Share	$2.03	$1.95	$1.88	$1.85	$1.71

Dividend Payout Ratio	60.78%	64.14%	72.31%	46.02%	67.59%

Book Value per AEP Common Share	$34.37	$32.98	$31.35	$30.36	$28.32

(a)	Includes portion due within one year.

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

Our subsidiaries operate an extensive portfolio of assets including:

•	Approximately 37,600 megawatts of generating capacity, one of the largest complements of generation in the United States.

•	Approximately 40,000 miles of transmission lines, including 2,110 miles of 765 kV lines, the backbone of the electric interconnection grid in the Eastern United States.

•	Approximately 222,000 miles of distribution lines that deliver electricity to 5.3 million customers.

•
Substantial commodity transportation assets (approximately 4,990 railcars, approximately 2,800 barges, 47 towboats, 20 harbor boats and a coal handling terminal with approximately 18 million tons of annual capacity).  Our commercial barging operations annually transport approximately 48 million tons of coal and dry bulk commodities.  Approximately 35% of the barging is for transportation of agricultural products, 34% for coal, 17% for steel and 14% for other commodities.

Customer Demand

In comparison to 2013, our weather-normalized retail sales increased 1% for the year ended December 31, 2014. Our 2014 industrial sales increased 0.4% compared to 2013, despite the closure of Ormet, a large aluminum company in October 2013. Excluding Ormet, our industrial sales volumes increased by 3.9%. Our 2014 residential and commercial sales increased 1.1% and 1.7%, respectively, compared to 2013.
In 2015, we anticipate weather-normalized retail sales will increase by 0.6%. The industrial class is expected to grow by 2% in 2015, primarily related to a number of new oil and natural gas expansions, especially around the major shale gas areas within AEP’s footprint. Weather-normalized residential sales are projected to increase by 0.2%, primarily related to projected customer growth. Commercial class energy sales are projected to decrease by 0.4%.

Corporate Separation

Background

On December 31, 2013, as approved by the FERC and the PUCO, OPCo transferred its generation assets and related generation liabilities at net book value to AGR.  In accordance with Ohio law, OPCo remains responsible to provide power and capacity to OPCo customers who have not switched electric providers.  Effective January 1, 2014, OPCo began purchasing power from both affiliated and nonaffiliated entities, subject to PUCO approval, to meet the energy and capacity needs of customers. On December 31, 2013, subsequent to the transfer of OPCo’s generation assets and associated liabilities to AGR, AGR transferred at net book value its ownership (867 MW) in Amos Plant, Unit 3 to APCo and one-half of its interest (780 MW) in the Mitchell Plant to KPCo.

Other Impacts of Corporate Separation

The Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.

Effective January 1, 2014, the FERC approved the following:

•	A PCA among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.

•	A Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent to address open commitments related to the termination of the Interconnection Agreement and responsibilities to PJM.

•
A Power Supply Agreement between AGR and OPCo for AGR to supply capacity for OPCo’s switched (at $188.88/MW day) and non-switched retail load for the period January 1, 2014 through May 31, 2015 and to supply the energy needs of OPCo’s non-switched retail load that was not acquired through auctions in 2014.

For a further discussion of corporate separation, see the “Corporate Separation” section of Note 1.

Merchant Fleet Alternatives

AEP is evaluating strategic alternatives for its merchant generation fleet, which primarily includes AGR’s generation fleet and AEG's Lawrenceburg unit which operates in PJM as well as a 54.7% interest in the Oklaunion Plant which operates in ERCOT.  Potential alternatives may include, but are not limited to, continued ownership of the merchant generation fleet, executing a purchased power agreement with a regulated affiliate for certain merchant generation units in Ohio, a spin-off of the merchant generation fleet or a sale of the merchant generation fleet.  Management has not made a decision regarding the potential alternatives, nor has management set a specific time frame for a decision.  Certain of these alternatives could result in a loss which could reduce future net income and cash flow and impact financial condition.

Merchant Portion of Turk Plant

SWEPCo constructed the Turk Plant, a new base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which was placed into service in December 2012. SWEPCo owns 73% (440 MW) of the Turk Plant and operates the facility.

The APSC granted approval for SWEPCo to build the Turk Plant by issuing a Certificate of Environmental Compatibility and Public Need (CECPN) for the SWEPCo Arkansas jurisdictional share of the Turk Plant (approximately 20%). Following an appeal by certain intervenors, the Arkansas Supreme Court issued a decision that reversed the APSC’s grant of the CECPN. In June 2010, in response to an Arkansas Supreme Court decision, the APSC issued an order which reversed and set aside the previously granted CECPN. This Turk Plant output is currently not subject to cost-based rate recovery and is being sold into the wholesale market. Approximately 80% of the Turk plant is recovered under cost-based rate recovery in Texas, Louisiana, and through SWEPCo’s wholesale customers.

If SWEPCo cannot ultimately recover its investment and expenses related to the Turk Plant, it could reduce future net income and cash flows and impact financial condition.

Ohio Electric Security Plan Filings

2009 - 2011 ESP

In August 2012, the PUCO issued an order in a separate proceeding which implemented a PIRR to recover OPCo’s deferred fuel costs in rates beginning September 2012. Oral arguments at the Supreme Court of Ohio were held in February 2015. OPCo presented arguments to reinstate a weighted average cost of capital carrying charge and to defend against an intervenor argument that the carrying charges should be reduced due to an accumulated deferred income tax credit.

June 2012 - May 2015 Ohio ESP Including Capacity Charge

In August 2012, the PUCO issued an order which adopted and modified a new ESP that establishes base generation rates through May 2015. This ruling was generally upheld in PUCO rehearing orders in January and March 2013.

In July 2012, the PUCO issued an order in a separate capacity proceeding which stated that OPCo must charge CRES providers the RPM price and authorized OPCo to defer a portion of its incurred capacity costs not recovered from CRES providers up to $188.88/MW day. The OPCo RPM price collected from CRES providers, which includes reserve margins, was approximately $34/MW day through May 2014 and is $150/MW day from June 2014 through May 2015. In December 2012, various parties filed notices of appeal of the capacity costs decision with the Supreme Court of Ohio.

As part of the August 2012 ESP order, the PUCO established a non-bypassable RSR, effective September 2012. The RSR was collected from customers at $3.50/MWh through May 2014 and is currently collected at $4.00/MWh for the period June 2014 through May 2015, with $1.00/MWh applied to the recovery of deferred capacity costs. In April and May 2013, OPCo and various intervenors filed appeals with the Supreme Court of Ohio challenging portions of the PUCO’s ESP order, including the RSR. As of December 31, 2014, OPCo’s incurred deferred capacity costs balance was $422 million, including debt carrying costs.

In November 2013, the PUCO issued an order approving OPCo’s competitive bid process with modifications. As ordered, in 2014, OPCo conducted multiple energy-only auctions for a total of 100% of the SSO load with delivery beginning April 2014 through May 2015. For delivery starting in June 2015, OPCo will conduct energy and capacity auctions for its entire SSO load. The PUCO also approved the unbundling of the FAC into fixed and energy-related components and an intervenor proposal to blend the $188.88/MW day capacity price in proportion to the percentage of energy planned to be auctioned. Additionally, the PUCO ordered that intervenor concerns related to the recovery of the fixed fuel costs through potentially both the FAC and the approved capacity charges be addressed in subsequent FAC proceedings. Management believes that these intervenor concerns are without merit.

In January 2014, the PUCO denied all rehearing requests and agreed to issue a supplemental request for an independent auditor in the 2012 - 2013 FAC proceeding to separately examine the recovery of the fixed fuel costs, including OVEC. In March 2014, the PUCO approved OPCo’s request to implement riders related to the unbundling of the FAC. In October 2014, the independent auditor, selected by the PUCO, filed its report for the period August 2012 through May 2015 with the PUCO. If the PUCO ultimately concludes that a portion of the fixed fuel costs are also recovered through OPCo's $188.88 capacity charge, the independent auditor recommends a methodology for calculating a refund of a portion of certain fixed fuel costs. The retail share of these fixed fuel costs is approximately $90 million annually. A hearing related to this matter has not been scheduled. Management believes that no over-recovery of costs has occurred and intends to oppose the findings in the audit report.

If OPCo is ultimately not permitted to fully collect all components of its ESP rates, it could reduce future net income and cash flows and impact financial condition.

Proposed June 2015 - May 2018 ESP

In December 2013, OPCo filed an application with the PUCO to approve an ESP that includes proposed rate adjustments and the continuation and modification of certain existing riders effective June 2015 through May 2018. The proposal included a return on common equity of 10.65% on capital costs for certain riders and estimates an average decrease in rates of 9% over the three-year term of the plan for customers who receive their RPM capacity and energy auction-based generation through OPCo. The proposal also included a purchased power agreement (PPA) rider that would allow retail customers to receive a rate stabilizing charge or credit by hedging market-based prices with a cost-based purchase power agreement. In May 2014, intervenors and the PUCO staff filed testimony that provided various recommendations including the rejection and/or modification of various riders, including the Distribution Investment Rider and the proposed PPA. Hearings at the PUCO in the ESP case were held in June 2014.

In July 2014, OPCo submitted a separate application to continue the RSR established in the June 2012 - May 2015 ESP to collect the unrecovered portion of the deferred capacity costs at the rate of $4.00/MWh, until the balance of the capacity deferrals has been collected.

In October 2014, OPCo filed a separate application with the PUCO to propose a new extended PPA for inclusion in the PPA rider, discussed above. The new PPA would include an additional 2,671 MW to be purchased from AGR over the life of the respective generating units.

If OPCo is ultimately not permitted to fully collect all components of its ESP rates, it could reduce future net income and cash flows and impact financial condition. See “Ohio Electric Security Plan Filings” section of Note 4.

2012 Texas Base Rate Case

Upon rehearing in January 2014, the PUCT reversed its initial ruling and determined that AFUDC was excluded from the Turk Plant’s Texas jurisdictional capital cost cap.  As a result, in the fourth quarter of 2013, SWEPCo reversed $114 million of previously recorded regulatory disallowances.  The resulting annual base rate increase is approximately $52 million.  In May 2014, intervenors filed appeals of the order with the Texas District Court.  In June 2014, SWEPCo intervened in those appeals and filed initial responses.  If certain parts of the PUCT order are overturned it could reduce future net income and cash flows and impact financial condition.  See the “2012 Texas Base Rate Case” section of Note 4.

2012 Louisiana Formula Rate Filing

In 2012, SWEPCo initiated a proceeding to establish new formula base rates in Louisiana, including recovery of the Louisiana jurisdictional share of the Turk Plant. In February 2013, a settlement was approved by the LPSC that increased Louisiana total rates by approximately $2 million annually, effective March 2013. The March 2013 base rates are based upon a 10% return on common equity and cost recovery of the Louisiana jurisdictional share of the Turk Plant and Stall Unit, subject to refund. The settlement also provided that the LPSC will review base rates in 2014 and 2015 and that SWEPCo will recover non-fuel Turk Plant costs and a full weighted-average cost of capital return on the prudently incurred Turk Plant investment in jurisdictional rate base, effective January 2013. In December 2014, the LPSC approved a settlement agreement related to the staff review of the cost of service. The settlement agreement reduced the requested revenue increase by $3 million, primarily due to the timing of both the allowed recovery of certain existing regulatory assets and the establishment of a regulatory asset for certain previously expensed costs. See the “2012 Louisiana Formula Rate Filing” section of Note 4.

2014 Oklahoma Base Rate Case

In January 2014, PSO filed a request with the OCC to increase annual base rates by $38 million, based upon a 10.5% return on common equity. This revenue increase included a proposed increase in depreciation rates of $29 million. In addition, the filing proposed recovery of advanced metering costs through a separate rider over a three-year deployment period requesting $7 million of revenues in year one, increasing to $28 million in year three. The filing also proposed expansion of an existing transmission rider currently recovered in base rates to include additional transmission-related costs that are expected to increase over the next several years.

In June 2014, a non-unanimous stipulation agreement between PSO, the OCC staff and certain intervenors was filed with the OCC. The parties to the stipulation recommended no overall change to the transmission rider or to annual revenues, other than additional revenues through a separate rider related to advanced metering costs, and that the terms of the stipulation be effective November 2014. The advanced metering rider would provide $24 million of revenues over 14 months beginning in November 2014 and increase to $27 million in 2016. New depreciation rates are recommended for advanced metering investments and existing meters, also to be effective November 2014. Additionally, the stipulation recommends recovery of regulatory assets for 2013 storms and regulatory case expenses. In July 2014, the Attorney General joined in the stipulation agreement. In October 2014, the Administrative Law Judge (ALJ) recommended approval of the stipulation agreement and interim rates were implemented in November 2014, subject to refund. In November 2014, intervenors filed exceptions to the ALJ's report. An order is anticipated in the first quarter of 2015. If the OCC were to disallow any portion of this settlement agreement, it could reduce future net income and cash flows and impact financial condition. See the “2014 Oklahoma Base Rate Case” section of Note 4.

2014 Virginia Biennial Base Rate Case

In March 2014, APCo filed a biennial generation and distribution base rate case with the Virginia SCC. In accordance with a Virginia statute, APCo did not request an increase in base rates as its Virginia retail combined rate of return on common equity for 2012 and 2013 was within the statutory range of the approved return on common equity of 10.9%. The filing included a request to decrease generation depreciation rates, effective February 2015, primarily due to the change in the expected service life of certain plants. Additionally, the filing included a request to amortize $7 million annually for two years, beginning February 2015, related to IGCC and other deferred costs. APCo also requested approval to amortize $38 million related to an accumulated deferred Virginia state income tax (ADVSIT) liability over 20 years, beginning February 2015.

In November 2014, the Virginia SCC issued an order concluding that APCo's adjusted earned rate of return on common equity for 2012 and 2013, reflecting their ordered adjustments, was above the allowed threshold. The order included (a) a $6 million refund to customers for the years 2012 through 2013, (b) the write-off of $10 million of IGCC pre-construction costs, (c) approval to amortize a $38 million ADVSIT liability over 20 years, beginning February 2015 and (d) no change to generation depreciation rates with rates to be reviewed again in the next biennial rate case. The order also approved a new return on common equity of 9.7% effective for 2014 and 2015. The Virginia SCC did not rule on a Virginia SCC staff recommendation to write-down certain costs, for ratemaking purposes, for the biennial period based on APCo’s earnings within the statutory equity range. In January 2015, the Virginia SCC initiated a separate proceeding to address the proper treatment of APCo’s authorized regulatory assets. If any of these costs, or any additional costs that may be subject to review, are not recoverable, it could reduce future net income and cash flows and impact financial condition. See the “2014 Virginia Biennial Base Rate Case” section of Note 4.

Potential New Virginia Legislation Affecting Biennial Reviews

In February 2015, amendments to Virginia law governing the regulation of investor-owned electric utilities were approved by the Virginia General Assembly and have been sent to the Governor. If these amendments are enacted, APCo’s existing generation and distribution base rates would freeze until after the Virginia SCC rules on APCo’s next biennial review, which APCo would file in March 2020 for the 2018 and 2019 test years. These amendments would also preclude the Virginia SCC from performing biennial reviews of APCo’s earnings for the years 2014 through 2017. Management continues to monitor this potential new legislation in Virginia.

2014 West Virginia Base Rate Case

In June 2014, APCo filed a request with the WVPSC to increase annual base rates by $181 million, based upon a 10.62% return on common equity, to be effective in the second quarter of 2015.  The filing included a request to increase generation depreciation rates primarily due to the increase in plant investment and changes in the expected service lives of various generating units.  The filing also requested recovery of $89 million over five years related to 2012 West Virginia storm costs, IGCC and other deferred costs.  In addition to the base rate request, the filing also included a request to implement a rider of approximately $45 million annually to recover vegetation management costs, including a return on capital investment.  In December 2014 and January 2015, intervenors filed testimony which proposed total annual revenue increases ranging from $35 million to $59 million based upon returns on common equity ranging from 9% to 10% and regulatory asset disallowances ranging from $7 million to $9 million.  Additionally, other intervenors proposed that the revenue requirement be based on a return on common equity of 8.7% and that $89 million of regulatory assets be disallowed.  Intervenors also recommended a disallowance of approximately $44 million related to the December 2013 transfer of OPCo's two-thirds interest in the Amos Plant, Unit 3 to APCo.  Hearings at the WVPSC were held in January 2015.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition. See the “2014 West Virginia Base Rate Case” section of Note 4.

Plant Transfer

APCo and WPCo provide retail electric service at bundled rates approved by the WVPSC, with rates set on a cost-of-service basis, to their respective customers. West Virginia generally allows for timely recovery of fuel costs through an expanded net energy cost which trues-up to actual expenses. In March 2014, APCo and WPCo filed a request with the WVPSC for approval to transfer at net book value to WPCo a one-half interest in the Mitchell Plant, comprising 780 MW of average annual generating capacity presently owned by AGR. In April 2014, APCo and WPCo filed testimony that supported their request and proposed a base rate surcharge of $113 million, to be offset by an equal reduction in the ENEC revenues, to be effective upon the transfer of the Mitchell Plant to WPCo. In June 2014, the FERC issued an order approving a request by AGR and WPCo to transfer AGR’s one-half interest in the Mitchell Plant to WPCo.

In October 2014, a stipulation agreement between APCo, WPCo, the WVPSC staff and intervenors in the case was filed with the WVPSC. The stipulation agreement recommended approval for WPCo to acquire, at net book value, the one-half interest in the Mitchell Plant, excluding certain assets, and to pay AGR $20 million upon transfer, which WPCo will record as a regulatory asset, include in rate base and recover over the life of the plant. Additionally, the agreement stated that 82.5% of the costs associated with the acquired interest will be reflected in rates effective from the date of the transfer via a surcharge with an offset in ENEC revenues of $93 million. The remaining 17.5% of the costs associated with the acquired interest is to be included in rates by January 2020. The agreement also proposed that WPCo share the energy margins for 82.5% of the plant’s output with ratepayers and that WPCo retain all of the energy margins from sales into the wholesale market on the remaining 17.5%, to offset fixed costs associated with this portion, until the remaining portion is included in rates. In December 2014, the WVPSC issued an order that approved the settlement agreement, subject to certain modifications related to 82.5% of the energy and capacity margin sharing. The WVPSC determined that the sharing mechanism that was proposed is reasonable and will be adopted provided the result of the sharing mechanism will be adjusted, if necessary, so that the sharing mechanism does not result in a net cost to ratepayers that exceeds the actual variable cost of generation. In January 2015, the transfer of the one-half interest in the Mitchell Plant to WPCo was completed. See the “Plant Transfer” section of APCo Rate Matters in Note 4.

Kentucky Fuel Adjustment Clause Review

In August 2014, the KPSC issued an order initiating a review of KPCo's FAC from November 2013 through April 2014. In January 2015, the KPSC issued an order disallowing certain FAC costs during the period of January 2014 through May 2015 while KPCo owns and operates both Big Sandy Plant, Unit 2 and its one-half interest in the Mitchell Plant. Additionally, the KPSC directed KPCo to refund to customers $13 million of fuel costs, by the end of the second quarter of 2015, collected during the FAC review period of January 2014 through April 2014. As a result of this order, KPCo recorded a regulatory disallowance of $36 million in December 2014. In February 2015, KPCo filed an appeal of this order with the Franklin County Circuit Court.

2014 Kentucky Base Rate Case

In December 2014, KPCo filed a request with the KPSC for an increase in rates of $70 million, which consists of a $75 million increase in rider rates, offset by a $5 million decrease in annual base rates, to be effective July 2015. The net increase reflects KPCo's ownership interest in the Mitchell Plant, riders to recover the Big Sandy Plant retirement and operational costs and the inclusion of an environmental compliance plan related to the Mitchell Plant FGD. Additionally, the filing included a request to recover deferred storm costs. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

PJM Capacity Auction

AGR is required to offer all of its available generation capacity in the PJM RPM auction, which is conducted three years in advance of the actual delivery year.

Through May 2015, AGR will provide generation capacity to OPCo for both switched and non-switched OPCo generation customers.  For switched customers, OPCo pays AGR $188.88/MW day for capacity.  For non-switched OPCo generation customers, OPCo pays AGR its blended tariff rate for capacity consisting of $188.88/MW day for auctioned load and the non-fuel generation portion of its base rate for non-auctioned load.  AGR’s excess capacity is subject to the PJM RPM auction. After May 2015, AGR's generation assets will be subject to PJM capacity prices.  Shown below are the current auction prices for capacity, as announced/settled by PJM:

PJM Base
PJM Auction Period	Auction Price
(per MW day)
June 2013 through May 2014	$27.73
June 2014 through May 2015	125.99
June 2015 through May 2016	136.00
June 2016 through May 2017	59.37
June 2017 through May 2018	120.00

We expect a significant decline in AGR capacity revenues after May 2015 when the Power Supply Agreement between AGR and OPCo ends. We expect a further decline in AGR capacity revenues from June 2016 through May 2017 based upon the decrease in the PJM base auction price.

In conjunction with other utility companies, we continue to address mutual concerns related to the PJM capacity auction process. Through this advocacy effort, the FERC has accepted PJM recommendations which should have the impact of reducing capacity price volatility beginning in the June 2018 time period.

In December 2014, PJM filed with FERC for approval of a new type of capacity product, the Capacity Performance Product. The intent of the filing is to raise the level of capacity performance and reliability during emergency events by: (a) assessing higher penalties for non-performance during these events, (b) allowing higher price offers into the auction and (c) requiring generating units to provide fuel and operational assurances that they can perform reliably during emergency events.

In this same filing, PJM proposed with FERC supplemental capacity auctions for the June 2016 through May 2017 and June 2017 through May 2018 auction periods. These supplemental auctions would address capacity performance and reliability issues in these interim years, and if accepted, would allow AGR to re-offer at least part of the capacity already cleared for these years at a higher price. A FERC order is expected in the first half of 2015.

Welsh Plant, Units 1 and 3 - Environmental Projects

To comply with pending Federal EPA regulations, SWEPCo is currently constructing environmental control projects to meet mercury and air toxics standards for Welsh Plant, Units 1 and 3 at a cost of approximately $410 million, excluding AFUDC. Management currently estimates that the total environmental projects to be completed through 2020 for Welsh Plant, Units 1 and 3 will cost approximately $600 million, excluding AFUDC. As of December 31, 2014, SWEPCo has incurred costs of $164 million and has remaining contractual construction obligations of $108 million related to these projects.  SWEPCo will seek recovery of these project costs from customers through filings at the state commissions and the FERC. See "Climate Change, CO2 Regulation and Energy Policy" section of “Environmental Issues” below.  As of December 31, 2014, the net book value of Welsh Plant, Units 1 and 3 was $388 million, before cost of removal, including materials and supplies inventory and CWIP.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

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

Rockport Plant Litigation

In July 2013, the Wilmington Trust Company filed a complaint in U.S. District Court for the Southern District of New York against AEGCo and I&M alleging that it will be unlawfully burdened by the terms of the modified NSR consent decree after the Rockport Plant, Unit 2 lease expiration in December 2022.  The terms of the consent decree allow the installation of environmental emission control equipment, repowering or retirement of the unit.  The plaintiff further alleges that the defendants’ actions constitute breach of the lease and participation agreement.  The plaintiff seeks a judgment declaring that the defendants breached the lease, must satisfy obligations related to installation of emission control equipment and indemnify the plaintiff.  The New York court has granted our motion to transfer this case to the U.S. District Court for the Southern District of Ohio.  In October 2013, a motion to dismiss the case was filed on behalf of AEGCo and I&M. In January 2015, the court issued an opinion and order granting the motion in part and denying the motion in part. The court dismissed certain of the plaintiffs’ claims. Several claims remain, including the claim for breach of the participation agreement and a claim alleging breach of an implied covenant of good faith and fair dealing.  We will continue to defend against the remaining claims.  We are unable to determine a range of potential losses that are reasonably possible of occurring.

ENVIRONMENTAL ISSUES

We are implementing a substantial capital investment program and incurring additional operational costs to comply with environmental control requirements.  We will need to make additional investments and operational changes in response to existing and anticipated requirements such as CAA requirements to reduce emissions of SO2, NOx, PM and hazardous air pollutants (HAPs) from fossil fuel-fired power plants, proposals governing the beneficial use and disposal of coal combustion products, proposed clean water rules and renewal permits for certain water discharges that are currently under appeal.

We are engaged in litigation about environmental issues, have been notified of potential responsibility for the clean-up of contaminated sites and incur costs for disposal of SNF and future decommissioning of our nuclear units.  We, along with various industry groups, affected states and other parties have challenged some of the Federal EPA requirements in court.  We are also engaged in the development of future requirements including the items discussed below and reductions of CO2 emissions to address concerns about global climate change.  We believe that further analysis and better coordination of these environmental requirements would facilitate planning and lower overall compliance costs while achieving the same environmental goals.

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

Environmental Controls Impact on the Generating Fleet

The rules and proposed environmental controls discussed in the next several sections will have a material impact on the generating units in the AEP System.  We continue to evaluate the impact of these rules, project scope and technology available to achieve compliance.  As of December 31, 2014, the AEP System had a total generating capacity of nearly 37,600 MWs, of which over 23,700 MWs are coal-fired.  We continue to refine the cost estimates of complying with these rules and other impacts of the environmental proposals on our coal-fired generating facilities.  Based upon our estimates, additional investment to meet these proposed requirements ranges from approximately $2.8 billion to $3.3 billion through 2020.  These amounts include investments to convert some of our coal generation to natural gas.  If natural gas conversion is not completed, these units could be retired sooner than planned.

The cost estimates will change depending on the timing of implementation and whether the Federal EPA provides flexibility in the final rules.  The cost estimates will also change based on: (a) the states’ implementation of these regulatory programs, including the potential for state implementation plans (SIPs) or federal implementation plans (FIPs) that impose more stringent standards, (b) additional rulemaking activities in response to court decisions, (c) the actual performance of the pollution control technologies installed on our units, (d) changes in costs for new pollution controls, (e) new generating technology developments, (f) total MWs of capacity retired and replaced, including the type and amount of such replacement capacity and (g) other factors.  In addition, we are continuing to evaluate the economic feasibility of environmental investments on nonregulated plants.

Subject to the factors listed above and based upon our continuing evaluation, we intend to retire the following plants or units of plants before or during 2016:

Company	Plant Name and Unit	Generating Capacity
		(in MWs)
AGR	Kammer Plant	630
AGR	Muskingum River Plant	1,440
AGR	Picway Plant	100
APCo	Clinch River Plant, Unit 3	235
APCo	Glen Lyn Plant	335
APCo	Kanawha River Plant	400
APCo/AGR	Sporn Plant	600
I&M	Tanners Creek Plant	995
KPCo	Big Sandy Plant, Unit 2	800
PSO	Northeastern Station, Unit 4	470
SWEPCo	Welsh Plant, Unit 2	528
Total		6,533

As of December 31, 2014, the net book value of the AGR units listed above was zero.  The net book value, before cost of removal, including related material and supplies inventory and CWIP balances, of the regulated plants in the table above was $980 million.  See Note 5 for further discussion.

In addition, we are in the process of obtaining permits following the KPSC's approval for the conversion of KPCo's 278 MW Big Sandy Plant, Unit 1 to natural gas. As of December 31, 2014, the net book value, before cost of removal, including related material and supplies inventory and CWIP balances of Big Sandy Plant, Unit 1 was $114 million.

Volatility in fuel prices, pending environmental rules and other market factors could also have an adverse impact on the accounting evaluation of the recoverability of the net book values of coal-fired units.  For regulated plants that we may close early, we are seeking regulatory recovery of remaining net book values.  To the extent the book value of existing generation assets and the cost of new equipment and converted facilities are not recoverable, it could materially reduce future net income and cash flows and impact financial condition.

Clean Air Act Requirements

The CAA establishes a comprehensive program to protect and improve the nation’s air quality and control sources of air emissions.  The states implement and administer many of these programs and could impose additional or more stringent requirements.

The Federal EPA issued the Clean Air Interstate Rule (CAIR) in 2005 requiring specific reductions in SO2 and NOx emissions from power plants.  The Federal EPA issued the Cross-State Air Pollution Rule (CSAPR) in August 2011 to replace CAIR.  The CSAPR was challenged in the courts.  In 2012, a panel of the U.S. Court of Appeals for the District of Columbia Circuit issued a decision vacating and remanding CSAPR to the Federal EPA with instructions to continue implementing CAIR until a replacement rule is finalized.  That decision was appealed to the U.S. Supreme Court, which reversed the decision and remanded the case to the U.S. Court of Appeals for the District of Columbia Circuit.  All of the states in which our power plants are located are covered by CSAPR. See "Cross-State Air Pollution Rule (CSAPR)" section below.

The Federal EPA issued the final maximum achievable control technology (MACT) standards for coal and oil-fired power plants in 2012. See “Mercury and Other Hazardous Air Pollutants (HAPs) Regulation” section below.

The Federal EPA issued a Clean Air Visibility Rule (CAVR), detailing how the CAA’s requirement that certain facilities install best available retrofit technology (BART) to address regional haze in federal parks and other protected areas.  BART requirements apply to facilities built between 1962 and 1977 that emit more than 250 tons per year of certain pollutants in specific industrial categories, including power plants.  CAVR will be implemented through SIPs or, if SIPs are not adequate or are not developed on schedule, through FIPs.  The Federal EPA proposed disapproval of SIPs in a few states, including Arkansas.  Arkansas is developing a revised submittal.  In June 2012, the Federal EPA published revisions to the regional haze rules to allow states participating in the CSAPR trading programs to use those programs in place of source-specific BART for SO2 and NOx emissions based on its determination that CSAPR results in greater visibility improvements than source-specific BART in the CSAPR states.  This rule is being challenged in the U.S. Court of Appeals for the District of Columbia Circuit.

In 2009, the Federal EPA issued a final mandatory reporting rule for CO2 and other greenhouse gases covering a broad range of facilities emitting in excess of 25,000 tons of CO2 emissions per year.   The Federal EPA issued a final endangerment finding for greenhouse gas emissions from new motor vehicles in 2009.  The Federal EPA determined that greenhouse gas emissions from stationary sources will be subject to regulation under the CAA beginning January 2011 and finalized its proposed scheme to streamline and phase-in regulation of stationary source CO2 emissions through the NSR prevention of significant deterioration and Title V operating permit programs through the issuance of final federal rules, SIP calls and FIPs.  The Federal EPA has proposed to include CO2 emissions in standards that apply to new and existing electric utility units. See "Climate Change, CO2 Regulation and Energy Policy" section below.

The Federal EPA has also issued final, more stringent national ambient air quality standards (NAAQS) for PM, SO2 and proposed a more stringent NAAQS for ozone.  States are in the process of evaluating the attainment status and need for additional control measures in order to attain and maintain the new NAAQS and may develop additional requirements for our facilities as a result of those evaluations.  We cannot currently predict the nature, stringency or timing of those requirements.

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

Numerous affected entities, states and other parties filed petitions to review the CSAPR in the U.S. Court of Appeals for the District of Columbia Circuit.  In 2012, the court issued a decision vacating and remanding CSAPR to the Federal EPA with instructions to continue implementing the CAIR until a replacement rule is finalized.  The majority determined that the CAA does not allow the Federal EPA to “overcontrol” emissions in an upwind state and that the Federal EPA exceeded its statutory authority by failing to allow states an opportunity to develop their own implementation plans before issuing a FIP.  The petition for review filed by the Federal EPA and other parties in the U.S. Supreme Court was granted in June 2013. In April 2014, the U.S. Supreme Court issued a decision reversing in part the decision of the U.S. Court of Appeals for the District of Columbia Circuit and remanding the case for further proceedings consistent with the opinion. The Federal EPA filed a motion to lift the stay and allow Phase I of CSAPR to take effect on January 1, 2015 and Phase II to take effect on January 1, 2017. The court granted the Federal EPA's motion, established a briefing schedule and scheduled oral argument for March 2015 on the remaining issues. Separate appeals of the Error Corrections Rule and the further revisions have been filed but no briefing schedules have been established. We cannot predict the outcome of the pending litigation.

Mercury and Other Hazardous Air Pollutants (HAPs) Regulation

In 2012, the Federal EPA issued a rule addressing a broad range of HAPs from coal and oil-fired power plants.  The rule establishes unit-specific emission rates for mercury, PM (as a surrogate for particles of nonmercury metals) and hydrogen chloride (as a surrogate for acid gases) for units burning coal on a site-wide 30-day rolling average basis.  In addition, the rule proposes work practice standards, such as boiler tune-ups, for controlling emissions of organic HAPs and dioxin/furans.  The effective date of the final rule was April 16, 2012 and compliance is required within three years.  Petitions for administrative reconsideration and judicial review were filed.  In 2012, the Federal EPA published a notice announcing that it would accept comments on its reconsideration of certain issues related to the new source standards, including clarification of the requirements that apply during periods of start-up and shut down, measurement issues and the application of variability factors that may have an impact on the level of the standards.  The Federal EPA issued revisions to the new source standards consistent with the proposed rule, except the start-up and shut down provisions in March 2013.  The Federal EPA is still considering additional changes to the start-up and shut down provisions. In April 2014, the U.S. Court of Appeals for the District of Columbia Circuit denied all of the petitions for review of the April 2012 final rule. Industry trade groups and several states filed petitions for further review in the U.S. Supreme Court and the court granted those petitions in November 2014.

The final rule contains a slightly less stringent PM limit for existing sources than the original proposal and allows operators to exclude periods of start-up and shut down from the emissions averaging periods.  We have obtained a one-year administrative extension at several units to facilitate the installation of controls or to avoid a serious reliability problem.  In addition, the Federal EPA issued an enforcement policy describing the circumstances under which an administrative consent order might be issued to provide a fifth year for the installation of controls or completion of reliability upgrades.  We remain concerned about the availability of compliance extensions, the inability to foreclose citizen suits being filed under the CAA for failure to achieve compliance by the required deadlines and the lack of coordination among the Mercury and Air Toxics Standards schedule and other environmental requirements.

Climate Change, CO2 Regulation and Energy Policy

National public policy makers and regulators in the 11 states we serve have diverse views on climate change, carbon regulation and energy policy.  We are currently focused on responding to these emerging views with prudent actions across a range of plausible scenarios and outcomes.  We are active participants in both state and federal policy development to assure that any proposed new requirements are feasible and the economies of the states we serve are not placed at a competitive disadvantage.

Several states have adopted programs that directly regulate CO2 emissions from power plants.  The majority of the states where we have generating facilities have passed legislation establishing renewable energy, alternative energy and/or energy efficiency requirements that can assist in reducing carbon emissions.  We are taking steps to comply with these requirements, including increasing our wind power purchases and broadening our portfolio of energy efficiency programs.

We estimate that our 2014 emissions were approximately 120 million metric tons.  This represents a reduction of 18% compared to our 2005 CO2 emissions of approximately 146 million metric tons.

In the absence of comprehensive federal climate change or energy policy legislation, President Obama issued a memorandum to the Administrator of the Federal EPA directing the agency to develop and issue a new proposal regulating carbon emissions from new electric generating units under the CAA.  The new proposal was issued in September 2013 and requires new large natural gas units to meet a limit of 1,000 pounds of CO2 per MWh of electricity generated and small natural gas units to meet a limit of 1,100 pounds of CO2 per MWh.  New coal-fired units are required to meet a limit of 1,100 pounds of CO2 per MWh, with the option to meet a 1,000 pound per MWh limit if they choose to average emissions over multiple years.  This proposal was published in the Federal Register in January 2014 and the comment period has closed.

The Federal EPA was also directed to develop and issue a separate proposal regulating carbon emissions from modified and reconstructed electric generating units (EGUs) and to issue guidelines for existing EGUs before June 2014, to finalize those standards by June 2015 and to require states to submit revisions to their implementation plans including such standards no later than June 2016. The Federal EPA issued guidelines for the development of standards for existing sources in June 2014. The guidelines use a “portfolio” approach to reducing emissions from existing sources that includes efficiency improvements at coal plants, displacing coal-fired generation with increased utilization of natural gas combined cycle units, expanding renewable generation resources and increasing customer energy efficiency. Comments were due in December 2014. The Federal EPA also issued proposed regulations governing emissions of CO2 from modified and reconstructed EGUs in June 2014 and comments were due in October 2014. The standards for modified and reconstructed units include several options, including use of historic baselines or energy efficiency audits to establish source-specific CO2 emission rates or to limit CO2 emission rates which could be no less than 1,900 pounds per MWh at larger coal units and 2,100 pounds per MWh at smaller coal units. The Federal EPA announced in January 2015 that the schedule for finalizing its action on all of these standards will extend into the summer of 2015 and that it will develop and propose for public comment a model FIP that will be finalized for individual states that fail to submit a timely state plan to implement the existing source standards. We cannot currently predict the impact these programs may have on future resource plans or our existing generating fleet, but the costs may be substantial.

In 2012, the U.S. Court of Appeals for the District of Columbia Circuit issued a decision upholding, in all material respects, the Federal EPA’s endangerment finding, its regulatory program for CO2 emissions from new motor vehicles and its plan to phase in regulation of CO2 emissions from stationary sources under the Prevention of Significant Deterioration (PSD) and Title V operating permit programs. In June 2014, the U.S. Supreme Court determined that the Federal EPA was not compelled to regulate CO2 emissions from stationary sources under the Title V or PSD programs as a result of its adoption of the motor vehicle standards, but that sources otherwise required to obtain a PSD permit may be required to perform a Best Available Control Technology analysis for CO2 emissions if they exceed a reasonable level. The Federal EPA must undertake additional rulemaking to implement the court’s decision and establish an appropriate level.

Federal and state legislation or regulations that mandate limits on the emission of CO2 could result in significant increases in capital expenditures and operating costs, which in turn, could lead to increased liquidity needs and higher financing costs.  Excessive costs to comply with future legislation or regulations might force our utility subsidiaries to close some coal-fired facilities and could lead to possible impairment of assets.  Public perception may ultimately have a significant impact on future legislation and regulation.

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

Coal Combustion Residual Rule

In 2010, the Federal EPA published a proposed rule to regulate the disposal and beneficial re-use of coal combustion residuals (CCR), including fly ash and bottom ash generated at coal-fired electric generating units and also FGD gypsum generated at some coal-fired plants.  The proposed rule contained two alternative proposals.  One proposal would impose federal hazardous waste disposal and management standards on these materials and another would allow states to retain primary authority to regulate the beneficial re-use and disposal of these materials under state solid waste management standards, including minimum federal standards for disposal and management.  Both proposals would impose stringent requirements for the construction of new coal ash landfills and existing unlined surface impoundments.

Various environmental organizations and industry groups filed a petition seeking to establish deadlines for a final rule.  To comply with a court-ordered deadline, the Federal EPA issued a prepublication copy of its final rule in December 2014. The rule is expected to be published in the Federal Register during the first quarter of 2015 and become effective six months following publication.

In the final rule, the Federal EPA elected to regulate CCR as a non-hazardous solid waste and issued new minimum federal solid waste management standards. On the effective date, the rule applies to new and existing active CCR landfills and CCR surface impoundments at operating electric utility or independent power production facilities. The rule imposes new and additional construction and operating obligations, including location restrictions, liner criteria, structural integrity requirements for impoundments, operating criteria and additional groundwater monitoring requirements. The rule does not apply to inactive CCR landfills and inactive surface impoundments at retired generating stations or the beneficial use of CCR. The rule is self-implementing so state action is not required. Because of this self-implementing feature, the rule contains extensive record keeping, notice and internet posting requirements. Because we currently use surface impoundments and landfills to manage CCR materials at our generating facilities, we will incur significant costs to upgrade or close and replace these existing facilities at some point in the future as the new rule is implemented. We continue to review the new rule and evaluate its costs and impacts to our operations, including ongoing monitoring requirements.

In February 2014, the Federal EPA completed a risk evaluation of the beneficial uses of coal fly ash in concrete and FGD gypsum in wallboard and concluded that the Federal EPA supports these beneficial uses.  Currently, approximately 40% of the coal ash and other residual products from our generating facilities are re-used in the production of cement and wallboard, as structural fill or soil amendments, as abrasives or road treatment materials and for other beneficial uses.  Encapsulated beneficial uses are not materially impacted by the new rule but additional demonstrations may be required to continue land applications in significant amounts except in road construction projects.

Clean Water Act (CWA) Regulations

In 2014, the Federal EPA issued a final rule setting forth standards for existing power plants that is intended to reduce mortality of aquatic organisms pinned against a plant’s cooling water intake screen (impingement) or entrained in the cooling water.  Entrainment is when small fish, eggs or larvae are drawn into the cooling water system and affected by heat, chemicals or physical stress.  The final rule affects all plants withdrawing more than two million gallons of cooling water per day. The rule offers seven technology options to comply with the impingement standard and requires site-specific studies to determine appropriate entrainment compliance measures at facilities withdrawing more than 125 million gallons per day. Additional requirements may be imposed as a result of consultation with other federal agencies to protect threatened and endangered species and their habitats. Facilities with existing closed cycle recirculating cooling systems, as defined in the rule, are not expected to require any technology changes. Facilities subject to both the impingement standard and site-specific entrainment studies will typically be given at least three years to conduct and submit the results of those studies to the permit agency. Compliance timeframes will then be established by the permit agency through each facility’s National Pollutant Discharge Elimination System (NPDES) permit for installation of any required technology changes, as those permits are renewed over the next five to eight years. Petitions for review of the final rule have been filed by industry and environmental groups and are currently pending in the U.S. Court of Appeals for the Second Circuit.

In addition, the Federal EPA issued an information collection request and is developing revised effluent limitation guidelines for electricity generating facilities.  A proposed rule was signed in April 2013 with a final rule expected in September 2015.  The Federal EPA proposed eight options of increasing stringency and cost for fly ash and bottom ash transport water, scrubber wastewater, leachate from coal combustion byproduct landfills and impoundments and other wastewaters associated with coal-fired generating units, with four labeled preferred options.  Certain of the Federal EPA's preferred options have already been implemented or are part of our long-term plans.  We continue to review the proposal in detail to evaluate whether our plants are currently meeting the proposed limitations, what technologies have been incorporated into our long-range plans and what additional costs might be incurred if the Federal EPA's most stringent options were adopted.  We submitted detailed comments to the Federal EPA in September 2013 and participated in comments filed by various organizations of which we are members.

In April 2014, the Federal EPA and the U.S. Army Corps of Engineers jointly issued a proposed rule to clarify the scope of the regulatory definition of “waters of the United States” in light of recent U.S. Supreme Court cases and published the proposed rule in the Federal Register. The CWA provides for federal jurisdiction over “navigable waters” defined as “the waters of the United States.” This proposed jurisdictional definition will apply to all CWA programs, potentially impacting generation, transmission and distribution permitting and compliance requirements. Among those programs are: permits for wastewater and storm water discharges, permits for impacts to wetlands and water bodies and oil spill prevention planning. We agree that clarity and efficiency in the permitting process is needed. We are concerned that the proposed rule introduces new concepts and could subject more of our operations to CWA jurisdiction, thereby increasing the time and complexity of permitting. We submitted detailed comments to the Federal EPA in November 2014 and also participated in comments filed by various organizations of which we are members.

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

Our reportable segments and their related business activities are outlined below:

Vertically Integrated Utilities

•	Generation, transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by AEGCo, APCo, I&M, KGPCo, KPCo, PSO, SWEPCo and WPCo.

Transmission and Distribution Utilities

•	Transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by OPCo, TCC and TNC.

•	OPCo purchases energy to serve SSO customers, and provides capacity for all connected load.

AEP Transmission Holdco

•
Development, construction and operation of transmission facilities through investments in our wholly-owned transmission subsidiaries and transmission only joint ventures. These investments have PUCT-approved or FERC-approved returns on equity.

Generation & Marketing

•	Nonregulated generation in ERCOT and PJM.

•	Marketing, risk management and retail activities in ERCOT, PJM and MISO.

AEP River Operations

•	Commercial barging operations that transports liquids, coal and dry bulk commodities primarily on the Ohio, Illinois and lower Mississippi Rivers.

The table below presents Earnings Attributable to AEP Common Shareholders by segment for the years ended December 31, 2014, 2013 and 2012.

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Vertically Integrated Utilities	$708	$677	$800
Transmission and Distribution Utilities	355	358	389
AEP Transmission Holdco	151	80	43
Generation & Marketing	367	228	100
AEP River Operations	49	12	15
Corporate and Other (a)	4	125	(88)
Earnings Attributable to AEP Common Shareholders	$1,634	$1,480	$1,259

(a)
While not considered a reportable segment, Corporate and Other primarily includes the purchasing of receivables from certain AEP utility subsidiaries. This segment also includes Parent's guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs.

AEP CONSOLIDATED

2014 Compared to 2013

Earnings Attributable to AEP Common Shareholders increased from $1,480 million in 2013 to $1,634 million in 2014 primarily due to:

•	Impairments during 2013 for the following:

•	Muskingum River Plant, Unit 5.

•	A decision from the KPSC disallowing scrubber costs on KPCo's Big Sandy Plant.

•	A net increase in weather-related usage.

•	Higher market prices and increased sales volumes.

•	An increase in transmission investment which resulted in higher revenues and income.

•	Successful rate proceedings during 2014 in our various jurisdictions.

These increases were partially offset by:

•	A favorable U.K. Windfall Tax decision by the U.S. Supreme Court in 2013.

•	An increase in depreciation expense due to increased investments.

•	An increase in regulatory provisions in 2014.

•	An increase in fuel expense due to the termination of a long-term coal contract.

•	An increase in plant maintenance.

•	An increase in vegetation management expenses.

2013 Compared to 2012

Earnings Attributable to AEP Common Shareholders increased from $1,259 million in 2012 to $1,480 million in 2013 primarily due to:

•	Successful rate proceedings in our various jurisdictions.

•	2012 impairments of certain Ohio generation plants.

•	A decrease in Ohio depreciation expense due to impairments of certain Ohio generation plants.

•	A favorable U.K. Windfall Tax decision by the U.S. Supreme Court in 2013.

These increases were partially offset by:

•	Impairments during 2013 for the following:

•	Muskingum River Plant, Unit 5.

•	A write-off from a disallowance of a portion of Amos Plant, Unit 3 pursuant to a Virginia SCC order.

•	A decision from the KPSC disallowing scrubber costs on KPCo's Big Sandy Plant.

•	The loss of retail generation customers in Ohio to various CRES providers.

•	2012 reversal of a 2011 recorded obligation to contribute to Partnership with Ohio and Ohio Growth Fund as a result of the PUCO's February 2012 rejection of OPCo's modified stipulation.

Our results of operations by operating segment are discussed below.

VERTICALLY INTEGRATED UTILITIES

	Years Ended December 31,
Vertically Integrated Utilities	2014	2013	2012
	(in millions)
Revenues	$9,484	$9,992	$9,418
Fuel and Purchased Electricity	3,953	4,770	4,408
Gross Margin	5,531	5,222	5,010
Other Operation and Maintenance	2,515	2,276	2,219
Asset Impairments and Other Related Charges	—	72	13
Depreciation and Amortization	1,033	941	873
Taxes Other Than Income Taxes	370	372	344
Operating Income	1,613	1,561	1,561
Interest and Investment Income	4	7	5
Carrying Costs Income	6	14	28
Allowance for Equity Funds Used During Construction	47	35	72
Interest Expense	(526)	(540)	(520)
Income Before Income Tax Expense and Equity Earnings	1,144	1,077	1,146
Income Tax Expense	434	398	345
Equity Earnings of Unconsolidated Subsidiaries	2	2	2
Net Income	712	681	803
Net Income Attributable to Noncontrolling Interests	4	4	3
Earnings Attributable to AEP Common Shareholders	$708	$677	$800

Summary of KWh Energy Sales for Vertically Integrated Utilities

	Years Ended December 31,
	2014	2013		2012
	(in millions of KWhs)
Retail:
Residential	34,073	33,851		33,199
Commercial	25,048	25,037		25,278
Industrial	35,281	34,216		34,692
Miscellaneous	2,311	2,284		2,356
Total Retail	96,713	95,388		95,525

Wholesale (a)	34,241	NM	(b)	NM	(b)

Total KWhs	130,954	95,388		95,525

(a)	Includes off-system sales, municipalities and cooperatives, unit power and other wholesale customers.

(b)
2014 is not comparable to 2013 or 2012 due to the 2013 asset transfers related to corporate separation in Ohio on December 31, 2013 and the termination of the Interconnection Agreement effective January 1, 2014.

NM    Not meaningful.

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.  In general, degree day changes in our eastern region have a larger effect on net income than changes in our western region due to the relative size of the two regions and the number of customers within each region.

Summary of Heating and Cooling Degree Days for Vertically Integrated Utilities

	Years Ended December 31,
	2014	2013	2012
	(in degree days)
Eastern Region
Actual – Heating (a)	3,313	2,949	2,216
Normal – Heating (b)	2,740	2,734	2,774

Actual – Cooling (c)	932	1,040	1,253
Normal – Cooling (b)	1,080	1,080	1,079

Western Region
Actual – Heating (a)	1,840	1,772	1,070
Normal – Heating (b)	1,510	1,501	1,537

Actual – Cooling (c)	2,049	2,163	2,635
Normal – Cooling (b)	2,203	2,202	2,186

(a)	Eastern Region and Western Region heating degree days are calculated on a 55 degree temperature base.

(b)	Normal Heating/Cooling represents the thirty-year average of degree days.

(c)	Eastern Region and Western Region cooling degree days are calculated on a 65 degree temperature base.

2014 Compared to 2013

Reconciliation of Year Ended December 31, 2013 to Year Ended December 31, 2014
Earnings Attributable to AEP Common Shareholders from Vertically Integrated Utilities
(in millions)

Year Ended December 31, 2013	$677

Changes in Gross Margin:
Retail Margins	212
Off-system Sales	123
Transmission Revenues	22
Other Revenues	(48)
Total Change in Gross Margin	309

Changes in Expenses and Other:
Other Operation and Maintenance	(239)
Asset Impairments and Other Related Charges	72
Depreciation and Amortization	(92)
Taxes Other Than Income Taxes	2
Interest and Investment Income	(3)
Carrying Costs Income	(8)
Allowance for Equity Funds Used During Construction	12
Interest Expense	14
Total Change in Expenses and Other	(242)

Income Tax Expense	(36)

Year Ended December 31, 2014	$708

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins increased $212 million primarily due to the following:
	•	The effect of successful rate proceedings in our service territories, which include:
		•	A $129 million rate increase for APCo.
		•	A $55 million rate increase for KPCo.
		•	A $45 million rate increase for I&M.
		•	A $22 million rate increase for SWEPCo.
		•	A $12 million rate increase for PSO.
		•	A $9 million rate increase for WPCo.
For the rate increases described above, $153 million relates to riders/trackers which have corresponding increases in other expense items below.
	•	A $14 million increase due to favorable weather conditions.
These increases were partially offset by:
	•	A $43 million increase in PJM expenses net of recovery or offsets.
	•	A $36 million decrease due to a fuel proceeding disallowance.
•	Margins from Off-system Sales increased $123 million primarily due to higher market prices and changes in margin sharing.
•	Transmission Revenues increased $22 million primarily due to increased investment in the PJM region.
•
Other Revenues decreased $48 million primarily due to a decrease in barging because River Transportation Division (RTD) is no longer serving plants transferred from OPCo to AGR as of December 31, 2013 as a result of corporate separation in Ohio. This decrease in RTD revenue has a corresponding decrease in Other Operation and Maintenance expenses for barging as discussed below.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $239 million primarily due to the following:
	•	A $56 million increase in recoverable expenses, primarily including PJM expenses, currently fully recovered in rate recovery riders/trackers, partially offset by RTD expenses for barging activities.
	•	A $46 million increase in employee related expenses.
	•	A $45 million increase in transmission services related to PJM and SPP services.
	•	A $43 million increase in plant outage and maintenance expense primarily due to higher planned and advanced spending.
	•	A $26 million increase in distribution and transmission vegetation management expenses primarily due to higher advanced spending.
	•	A $25 million increase due to a favorable settlement of an insurance claim in the first quarter of 2013.
	•	A $10 million increase due to the write-off of IGCC costs in Virginia.
	•	An $8 million increase due to an accrual for future environmental remediation costs.
These increases were partially offset by:
	•	A $30 million write-off in the first quarter of 2013 of previously deferred 2012 Virginia storm costs resulting from the 2013 enactment of a Virginia law.
	•	A $23 million decrease in storm expense primarily in the APCo service territory.
•	Asset Impairments and Other Related Charges decreased $72 million primarily due to the following:
	•	A $39 million decrease due to APCo's 2013 write-off from a regulatory disallowance of a portion of Amos Plant, Unit 3 pursuant to a Virginia SCC order approving the transfer of Amos Plant, Unit 3.
	•	A $33 million decrease due to KPCo's 2013 write-off of scrubber costs on the Big Sandy Plant and other generation costs in accordance with the KPSC's October 2013 order.
•	Depreciation and Amortization expenses increased $92 million primarily due to higher depreciable base.
•	Carrying Cost Income decreased $8 million primarily due to the November 2013 securitization of the West Virginia ENEC deferral balance.
•	Allowance for Equity Funds Used During Construction increased $12 million primarily due to increases in environmental construction and transmission projects.
•	Interest Expense decreased $14 million primarily due to the following:
	•	A $6 million decrease due to the retirement of KPCo Senior Unsecured Notes in the third quarter of 2013.
	•	A $4 million decrease due to the redemption of I&M Senior Unsecured Notes in the fourth quarter of 2013.
	•	A $4 million decrease due to rate approvals in Louisiana and Texas as well as an increase in the debt component of AFUDC due to increased transmission and environmental projects.
•
Income Tax Expense increased $36 million primarily due to an increase in pretax book income, the recording of state income tax adjustments and other book/tax differences which are accounted for on a flow-through basis, partially offset by the recording of federal income tax adjustments.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Earnings Attributable to AEP Common Shareholders from Vertically Integrated Utilities
(in millions)

Year Ended December 31, 2012	$800

Changes in Gross Margin:
Retail Margins	196
Off-system Sales	(26)
Transmission Revenues	41
Other Revenues	1
Total Change in Gross Margin	212

Changes in Expenses and Other:
Other Operation and Maintenance	(57)
Asset Impairments and Other Related Charges	(59)
Depreciation and Amortization	(68)
Taxes Other Than Income Taxes	(28)
Interest and Investment Income	2
Carrying Costs Income	(14)
Allowance for Equity Funds Used During Construction	(37)
Interest Expense	(20)
Total Change in Expenses and Other	(281)

Income Tax Expense	(53)
Net Income Attributable to Noncontrolling Interests	(1)

Year Ended December 31, 2013	$677

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
•
A $29 million increase in weather-related usage in our eastern and western regions primarily due to increases of 33% and 66%, respectively, in heating degree days, partially offset by decreases in our eastern and western regions of 17% and 18%, respectively, in cooling degree days.

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
•
Transmission Revenues increased $41 million primarily due to increased investment in the PJM and SPP regions.  These increased revenues are partially offset by Other Operation and Maintenance expenses below.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $57 million primarily due to the following:
	•	A $33 million increase in recoverable PJM and other expenses currently recovered dollar-for-dollar in rate recovery riders/trackers.
	•	A $30 million write-off in 2013 of previously deferred 2012 Virginia storm costs resulting from the 2013 enactment of a Virginia law.
	•	A $22 million increase in storm-related expenses primarily in APCo's service territory.
	•	A $21 million increase in plant outage expenses.
These increases were partially offset by:
	•	A $26 million decrease due to expenses related to the 2012 sustainable cost reductions.
	•	A $25 million decrease due to an agreement reached to settle an insurance claim in 2013.
•	Asset Impairments and Other Related Charges increased $59 million primarily due to the following:
	•	A $39 million increase due to APCo's 2013 write-off from a regulatory disallowance of a portion of Amos Plant, Unit 3 pursuant to a Virginia SCC order approving the transfer of Amos Plant, Unit 3.
	•	A $33 million increase due to KPCo's 2013 write-off of scrubber costs on the Big Sandy Plant and other generation costs in accordance with the KPSC's October 2013 order.
These increases were partially offset by:
	•	A 2012 write-off of an additional $13 million related to SWEPCo's expected Texas jurisdictional portion of the Turk Plant in excess of the Texas capital cost cap.
•	Depreciation and Amortization expenses increased $68 million primarily due to the following:
	•	A $40 million increase due to the Turk Plant being placed in service in December 2012.
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
•
Interest Expense increased $20 million primarily due to a decrease in the debt component of AFUDC due to completed construction of the Turk Plant in December 2012, partially offset by lower average outstanding long-term debt balances and an increase in the debt component of AFUDC related to projects at the Cook Plant.

•
Income Tax Expense increased $53 million primarily due to the recording of federal and state income tax adjustments and other book/tax differences which are accounted for on a flow-through basis, partially offset by a decrease in pretax book income.

TRANSMISSION AND DISTRIBUTION UTILITIES

	Years Ended December 31,
Transmission and Distribution Utilities	2014	2013	2012
	(in millions)
Revenues	$4,814	$4,478	$4,818
Purchased Electricity	1,520	1,627	2,071
Amortization of Generation Deferrals	111	—	—
Gross Margin	3,183	2,851	2,747
Other Operation and Maintenance	1,276	1,003	911
Depreciation and Amortization	658	591	561
Taxes Other Than Income Taxes	453	435	428
Operating Income	796	822	847
Interest and Investment Income	11	2	4
Carrying Costs Income	27	16	24
Allowance for Equity Funds Used During Construction	12	8	6
Interest Expense	(280)	(292)	(291)
Income Before Income Tax Expense	566	556	590
Income Tax Expense	211	198	201
Net Income	355	358	389
Net Income Attributable to Noncontrolling Interests	—	—	—
Earnings Attributable to AEP Common Shareholders	$355	$358	$389

Summary of KWh Energy Sales for Transmission and Distribution Utilities

	Years Ended December 31,
	2014	2013		2012
	(in millions of KWhs)
Retail:
Residential	26,209	25,531		25,581
Commercial	25,307	24,631		24,746
Industrial	21,830	22,668		24,902
Miscellaneous	713	710		716
Total Retail (a)	74,059	73,540		75,945

Wholesale (b)	2,198	NM	(c)	NM	(c)

Total KWhs	76,257	73,540		75,945

(a)	Represents energy delivered to distribution customers.

(b)	Ohio's contractually obligated purchases of OVEC power sold into PJM.

(c)
2014 is not comparable to 2013 or 2012 due to the 2013 asset transfers related to corporate separation in Ohio on December 31, 2013 and the termination of the Interconnection Agreement effective January 1, 2014.

NM    Not meaningful.

Cooling degree days and heating degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.  In general, degree day changes in our eastern region have a larger effect on net income than changes in our western region due to the relative size of the two regions and the number of customers within each region.

Summary of Heating and Cooling Degree Days for Transmission and Distribution Utilities

	Years Ended December 31,
	2014	2013	2012
	(in degree days)
Eastern Region
Actual – Heating (a)	3,734	3,383	2,610
Normal – Heating (b)	3,230	3,229	3,276

Actual – Cooling (c)	949	1,029	1,248
Normal – Cooling (b)	960	954	948

Western Region
Actual – Heating (a)	428	368	177
Normal – Heating (b)	337	337	352

Actual – Cooling (d)	2,553	2,737	3,100
Normal – Cooling (b)	2,618	2,608	2,584

(a)	Heating degree days are calculated on a 55 degree temperature base.

(b)	Normal Heating/Cooling represents the thirty-year average of degree days.

(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

(d)	Western Region cooling degree days are calculated on a 70 degree temperature base.

2014 Compared to 2013

Reconciliation of Year Ended December 31, 2013 to Year Ended December 31, 2014
Earnings Attributable to AEP Common Shareholders from Transmission and Distribution Utilities
(in millions)

Year Ended December 31, 2013	$358

Changes in Gross Margin:
Retail Margins	236
Off-System Sales	3
Transmission Revenues	71
Other Revenues	22
Total Change in Gross Margin	332

Changes in Expenses and Other:
Other Operation and Maintenance	(273)
Depreciation and Amortization	(67)
Taxes Other Than Income Taxes	(18)
Interest and Investment Income	9
Carrying Costs Income	11
Allowance for Equity Funds Used During Construction	4
Interest Expense	12
Total Change in Expenses and Other	(322)

Income Tax Expense	(13)

Year Ended December 31, 2014	$355

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of purchased electricity and amortization of generation deferrals were as follows:

•	Retail Margins increased $236 million primarily due to the following:
•
A $106 million increase in revenues primarily associated with Ohio rate riders/trackers and PJM revenues, partially offset by regulatory provisions.  These increases have corresponding increases in expense items discussed below.

• A $96 million increase in TCC and TNC revenues primarily due to the recovery of ERCOT transmission expenses which is offset in Other Operation and Maintenance below.
•	Transmission Revenues increased $71 million primarily due to:
•
A $58 million increase primarily due to increased transmission revenues from customers who have switched to alternative CRES providers, rate increases for customers in the PJM region and increased transmission investment. This increase in transmission revenues related to CRES providers primarily offsets lost revenues included in Retail Margins above.

• A $14 million increase primarily due to increased transmission investment in ERCOT.
•	Other Revenues increased $22 million primarily due to an increase in Texas securitization revenues which is offset in Depreciation and Amortization and Interest Expense below.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $273 million primarily due to the following:
• A $213 million increase in recoverable expenses, including PJM expenses, ERCOT expenses and the Ohio storm amortization, currently fully recovered in rate recovery riders/trackers.
• A $19 million increase in expenses related to various distribution services as a result of advanced spending.
•
An $18 million increase in remitted Universal Service Fund (USF) surcharge payments to the Ohio Department of Development to fund an energy assistance program for qualified Ohio customers. This increase is offset by an increase in Retail Margins above.

• A $9 million increase in vegetation management expenses primarily due to advanced spending.
•	Depreciation and Amortization expenses increased $67 million primarily due to the following:
• A $39 million increase in amortization related to OPCo and TCC securitizations, which are partially offset in Retail Margins and Other Revenues above.
• A $28 million increase due to an increase in the depreciable base of transmission and distribution assets.
•	Taxes Other Than Income Taxes increased $18 million primarily due to increased property taxes.
•	Interest and Investment Income increased $9 million primarily due to interest on affiliated notes resulting from corporate separation.
•	Carrying Costs Income increased $11 million primarily due to increased capacity deferral carrying charges.
•	Interest Expense decreased $12 million primarily due to reduced TCC securitization long-term debt outstanding, which is partially offset in Other Revenues above.
•	Income Tax Expense increased $13 million primarily due to an increase in pretax book income and by the recording of federal and state income tax adjustments.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Earnings Attributable to AEP Common Shareholders from Transmission and Distribution Utilities
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
•
A $123 million increase in revenues associated with OPCo's USF surcharge and Distribution Investment Recovery Rider.  A portion of these increases have corresponding increases in other expense items below.

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
•
A $4 million increase in Ohio's gridSMART® expenses primarily due to an increase in the depreciation component of the gridSMART® rider to recover prior years' under collections.  This increase was offset by a corresponding decrease in Operation and Maintenance expenses above.

•	Taxes Other Than Income Taxes increased $7 million primarily due to increased property taxes.
•	Carrying Costs Income decreased $8 million primarily due to the first quarter 2012 recording of debt carrying costs prior to TCC's issuance of securitization bonds in March 2012.
•	Income Tax Expense decreased $3 million primarily due to a decrease in pretax book income, partially offset by the recording of state income tax adjustments.

AEP TRANSMISSION HOLDCO

	Years Ended December 31,
AEP Transmission Holdco	2014	2013	2012
	(in millions)
Transmission Revenues	$192	$78	$24
Gross Margin	192	78	24
Other Operation and Maintenance	29	12	9
Depreciation and Amortization	24	10	3
Taxes Other Than Income Taxes	32	20	5
Operating Income	107	36	7
Carrying Costs Income	—	—	1
Allowance for Equity Funds Used During Construction	45	30	14
Interest Expense	(23)	(10)	(3)
Income Before Income Tax Expense	129	56	19
Income Tax Expense	63	29	17
Equity Earnings of Unconsolidated Subsidiaries	85	53	41
Net Income	151	80	43
Net Income Attributable to Noncontrolling Interests	—	—	—
Earnings Attributable to AEP Common Shareholders	$151	$80	$43

Summary of Net Plant In Service and CWIP for Transmission Holdco

	As of December 31,
	2014	2013	2012
	(in millions)
Net Plant In Service	$1,801	$982	$374
CWIP	889	645	370

2014 Compared to 2013

Reconciliation of Year Ended December 31, 2013 to Year Ended December 31, 2014
Earnings Attributable to AEP Common Shareholders from Transmission Holdco
(in millions)

Year Ended December 31, 2013	$80

Changes in Transmission Revenues:
Transmission Revenues	114
Total Change in Transmission Revenues	114

Changes in Expenses and Other:
Other Operation and Maintenance	(17)
Depreciation and Amortization	(14)
Taxes Other Than Income Taxes	(12)
Allowance for Equity Funds Used During Construction	15
Interest Expense	(13)
Total Change in Expenses and Other	(41)

Income Tax Expense	(34)
Equity Earnings	32

Year Ended December 31, 2014	$151

The major components of the increase in transmission revenues, which consists of wholesale sales to affiliates and non-affiliates were as follows:

•	Transmission Revenues increased $114 million primarily due to an increase in projects placed in-service by our wholly-owned transmission subsidiaries.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $17 million primarily due to increased transmission investment.
•	Depreciation and Amortization expenses increased $14 million primarily due to higher depreciable base.
•	Taxes Other Than Income Taxes increased $12 million primarily due to increased property taxes.
•	Allowance for Equity Funds Used During Construction increased $15 million primarily due to increased transmission investment.
•	Interest Expense increased $13 million primarily due to higher outstanding long-term debt balances.
•	Income Tax Expense increased $34 million primarily due to an increase in pretax book income.
•	Equity Earnings increased $32 million primarily due to an increase in transmission investment by ETT.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Earnings Attributable to AEP Common Shareholders from Transmission Holdco
(in millions)

Year Ended December 31, 2012	$43

Changes in Transmission Revenues:
Transmission Revenues	54
Total Change in Transmission Revenues	54

Changes in Expenses and Other:
Other Operation and Maintenance	(3)
Depreciation and Amortization	(7)
Taxes Other Than Income Taxes	(15)
Carrying Costs Income	(1)
Allowance for Equity Funds Used During Construction	16
Interest Expense	(7)
Total Change in Expenses and Other	(17)

Income Tax Expense	(12)
Equity Earnings	12

Year Ended December 31, 2013	$80

The major components of the increase in transmission revenues, which consists of wholesale sales to affiliates and non-affiliates were as follows:

•	Transmission Revenues increased $54 million primarily due to an increase in projects placed in-service by our wholly-owned transmission subsidiaries.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $3 million primarily due increased transmission investment.
•	Depreciation and Amortization expenses increased $7 million primarily due to higher depreciable base.
•	Taxes Other Than Income Taxes increased $15 million primarily due to increased property taxes.
•	Allowance for Equity Funds Used During Construction increased $16 million primarily due to increased transmission investment.
•	Interest Expense increased $7 million primarily due to higher outstanding long-term debt balances.
•	Income Tax Expense increased $12 million primarily due to an increase in pretax book income, partially offset by other book/tax differences which are accounted for on a flow-through basis.
•	Equity Earnings increased $12 million primarily due to an increase in transmission investment by ETT.

GENERATION & MARKETING

	Years Ended December 31,
Generation & Marketing	2014	2013	2012
	(in millions)
Revenues	$3,850	$3,665	$3,467
Fuel, Purchased Electricity and Other	2,436	2,305	2,065
Gross Margin	1,414	1,360	1,402
Other Operation and Maintenance	550	523	507
Asset Impairments and Other Related Charges	—	154	287
Depreciation and Amortization	227	236	349
Taxes Other Than Income Taxes	50	54	62
Operating Income	587	393	197
Interest and Investment Income	5	2	1
Interest Expense	(46)	(55)	(83)
Income Before Income Tax Expense	546	340	115
Income Tax Expense	179	112	15
Net Income	367	228	100
Net Income Attributable to Noncontrolling Interests	—	—	—
Earnings Attributable to AEP Common Shareholders	$367	$228	$100

Summary of MWhs Generated for Generation & Marketing

	Years Ended December 31,
	2014	2013	2012
	(in millions of MWhs)
Fuel Type:
Coal	38	38	37
Natural Gas	7	6	11
Wind	1	1	1
Total MWhs	46	45	49

2014 Compared to 2013

Reconciliation of Year Ended December 31, 2013 to Year Ended December 31, 2014
Earnings Attributable to AEP Common Shareholders from Generation & Marketing
(in millions)

Year Ended December 31, 2013	$228

Changes in Gross Margin:
Generation	57
Retail, Trading and Marketing	(4)
Other	1
Total Change in Gross Margin	54

Changes in Expenses and Other:
Other Operation and Maintenance	(27)
Asset Impairments and Other Related Charges	154
Depreciation and Amortization	9
Taxes Other Than Income Taxes	4
Interest and Investment Income	3
Interest Expense	9
Total Change in Expenses and Other	152

Income Tax Expense	(67)

Year Ended December 31, 2014	$367

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, purchased electricity and certain cost of service for retail operations were as follows:

•
Generation increased $57 million primarily due to $111 million of increased demand and market prices driven by cold temperatures in the first quarter of 2014, partially offset by $54 million due to the termination of a long-term coal contract.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $27 million primarily due to increased ARO costs related to planned retirements.
•	Asset Impairments and Other Related Charges decreased by $154 million primarily due to the 2013 impairment of Muskingum River Plant, Unit 5.
•	Depreciation and Amortization expenses decreased $9 million primarily due to the 2013 impairment of Muskingum River Plant, Unit 5.
•	Interest Expense decreased $9 million primarily due to lower outstanding long-term debt balances and lower long-term interest rates.
•	Income Tax Expense increased $67 million primarily due to an increase in pretax book income.

2013 Compared to 2012

Reconciliation of Year Ended December 31, 2012 to Year Ended December 31, 2013
Earnings Attributable to AEP Common Shareholders from Generation & Marketing
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

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, purchased electricity and certain cost of service for retail operations were as follows:

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

AEP RIVER OPERATIONS

2014 Compared to 2013

Earnings attributable to AEP Common Shareholders from our AEP River Operations segment increased from $12 million in 2013 to $49 million in 2014 due to a 28% increase in barge freight revenue for 2014 compared to 2013. The increase in 2014 freight revenue over 2013 was driven by strong barge freight demand particularly for export grain, strong northbound imports of fertilizer, salt and steel and increased shipments of domestic coal.

2013 Compared to 2012

Earnings attributable to AEP Common Shareholders from our AEP River Operations segment decreased from $15 million in 2012 to $12 million in 2013 primarily due to significant reductions in export grain and coal demand.  In addition, low water levels in the first and fourth quarters of 2013 limited barge loads and tow sizes.

CORPORATE AND OTHER

2014 Compared to 2013

Earnings attributable to AEP Common Shareholders from Corporate and Other decreased from $125 million in 2013 to $4 million in 2014 primarily due to a favorable U.K. Windfall Tax decision by the U.S. Supreme Court in 2013.

2013 Compared to 2012

Earnings attributable to AEP Common Shareholders from Corporate and Other increased from a loss of $88 million in 2012 to income of $125 million in 2013 primarily due to a favorable U.K. Windfall Tax decision by the U.S. Supreme Court in 2013 as well as a reduction in interest expense associated with the early retirement of debt in 2012.

AEP SYSTEM INCOME TAXES

2014 Compared to 2013

Income Tax Expense increased $258 million primarily due to an increase in pretax book income and the recording of state income tax adjustments and by a favorable U.K. Windfall Tax decision by the U.S. Supreme Court in 2013.

2013 Compared to 2012

Income Tax Expense increased $80 million primarily due to an increase in pretax book income and the recording of state income tax adjustments, partially offset by a favorable U.K. Windfall Tax decision by the U.S. Supreme Court in 2013.

FINANCIAL CONDITION

We measure our financial condition by the strength of our balance sheet and the liquidity provided by our cash flows.

LIQUIDITY AND CAPITAL RESOURCES

Debt and Equity Capitalization

	December 31,
	2014		2013
	(dollars in millions)
Long-term Debt, including amounts due within one year	$18,684	50.7%	$18,377	52.2%
Short-term Debt	1,346	3.6	757	2.1
Total Debt	20,030	54.3	19,134	54.3
AEP Common Equity	16,820	45.7	16,085	45.7
Noncontrolling Interests	4	—	1	—
Total Debt and Equity Capitalization	$36,854	100.0%	$35,220	100.0%
Our ratio of debt-to-total capital remained unchanged at 54.3% as of December 31, 2014 and 2013.

Liquidity

Liquidity, or access to cash, is an important factor in determining our financial stability.  We believe we have adequate liquidity under our existing credit facilities.  As of December 31, 2014, we had $3.5 billion in aggregate credit facility commitments to support our operations.  Additional liquidity is available from cash from operations and a receivables securitization agreement.  We are committed to maintaining adequate liquidity.  We generally use short-term borrowings to fund working capital needs, property acquisitions and construction until long-term funding is arranged.  Sources of long-term funding include issuance of long-term debt, sale-leaseback or leasing agreements or common stock.

Commercial Paper Credit Facilities

We manage our liquidity by maintaining adequate external financing commitments.  As of December 31, 2014, our available liquidity was approximately $3 billion as illustrated in the table below:

	Amount	Maturity
	(in millions)
Commercial Paper Backup:
Revolving Credit Facility	$1,750	June 2017
Revolving Credit Facility	1,750	July 2018
Total	3,500
Cash and Cash Equivalents	163
Total Liquidity Sources	3,663
Less: AEP Commercial Paper Outstanding	602
Letters of Credit Issued	63

Net Available Liquidity	$2,998

We have credit facilities totaling $3.5 billion to support our commercial paper program.  The credit facilities allow us to issue letters of credit in an amount up to $1.2 billion.

We use our commercial paper program to meet the short-term borrowing needs of our subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds the majority of the nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  The maximum amount of commercial paper outstanding during 2014 was $877 million.  The weighted-average interest rate for our commercial paper during 2014 was 0.29%.

Other Credit Facilities

In January 2014, we issued letters of credit utilizing the entire amount available under an $85 million uncommitted facility. In October 2014, we renewed the uncommitted facility through October 2015 and increased the size of the facility to $100 million.  As of December 31, 2014, the maximum future payments issued under the uncommitted facility was $81 million with a maturity date of July 2015. An uncommitted facility gives the issuer of the facility the right to accept or decline each request we make under the facility.

Financing Plan

As of December 31, 2014, we have $2.5 billion of long-term debt due within one year which includes $785 million of Pollution Control Bonds with mandatory tender dates and credit support for variable interest rates that requires the debt be classified as current.  Also included in our long-term debt due within one year is $427 million of securitization bonds and DCC Fuel notes which will be repaid.  We plan to refinance the majority of our other maturities due within one year.

Securitized Accounts Receivables

Our receivables securitization agreement provides a commitment of $750 million from bank conduits to purchase receivables.  The agreement expires in June 2016.

Debt Covenants and Borrowing Limitations

Our credit agreements contain certain covenants and require us to maintain our percentage of debt to total capitalization at a level that does not exceed 67.5%.  The method for calculating outstanding debt and capitalization is contractually defined in our credit agreements.  Debt as defined in the credit agreements excludes securitization bonds and debt of AEP Credit.  As of December 31, 2014, this contractually-defined percentage was 51%.  Nonperformance under these covenants could result in an event of default under these credit agreements.  As of December 31, 2014, we complied with all of the covenants contained in these credit agreements.  In addition, the acceleration of our payment obligations, or the obligations of certain of our major subsidiaries, prior to maturity under any other agreement or instrument relating to debt outstanding in excess of $50 million, would cause an event of default under these credit agreements.  This condition also applies in a majority of our non-exchange traded commodity contracts and would similarly allow lenders and counterparties to declare the outstanding amounts payable.  However, a default under our non-exchange traded commodity contracts would not cause an event of default under our credit agreements.

The revolving credit facilities do not permit the lenders to refuse a draw on any facility if a material adverse change occurs.

Utility Money Pool borrowings and external borrowings may not exceed amounts authorized by regulatory orders and we manage our borrowings to stay within those authorized limits.

Dividend Policy and Restrictions

The Board of Directors declared a quarterly dividend of $0.53 per share in January 2015.  Future dividends may vary depending upon our profit levels, operating cash flow levels and capital requirements, as well as financial and other business conditions existing at the time.  Our income derives from our common stock equity in the earnings of our utility subsidiaries.  Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of dividends.  However, we do not believe these restrictions will have any significant impact on Parent’s ability to access cash to meet the payment of dividends on its common stock.

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

CASH FLOW

Managing our cash flows is a major factor in maintaining our liquidity strength.

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Cash and Cash Equivalents at Beginning of Period	$118	$279	$221
Net Cash Flows from Operating Activities	4,613	4,106	3,804
Net Cash Flows Used for Investing Activities	(4,406)	(3,818)	(3,391)
Net Cash Flows Used for Financing Activities	(162)	(449)	(355)
Net Increase (Decrease) in Cash and Cash Equivalents	45	(161)	58
Cash and Cash Equivalents at End of Period	$163	$118	$279

Cash from operations and short-term borrowings provides working capital and allows us to meet other short-term cash needs.

Operating Activities

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Net Income	$1,638	$1,484	$1,262
Depreciation and Amortization	1,929	1,743	1,782
Other	1,046	879	760
Net Cash Flows from Operating Activities	$4,613	$4,106	$3,804

Net Cash Flows from Operating Activities were $4.6 billion in 2014 consisting primarily of Net Income of $1.6 billion, and $1.9 billion of noncash Depreciation and Amortization.  Other changes represent items that had a current period cash flow impact, such as changes in working capital, as well as items that represent future rights or obligations to receive or pay cash, such as regulatory assets and liabilities.  Deferred Income Taxes increased primarily due to provisions in the Tax Increase Prevention Act of 2014 and an increase in tax versus book temporary differences from operations.  The reduction in Fuel, Material and Supplies balance reflect a decrease in fuel inventory due to cold winter weather and increased generation.

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

Investing Activities

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Construction Expenditures	$(4,134)	$(3,624)	$(3,025)
Acquisitions of Nuclear Fuel	(116)	(154)	(107)
Acquisitions of Assets/Businesses	(65)	(32)	(94)
Proceeds from Sales of Assets	6	21	18
Other	(97)	(29)	(183)
Net Cash Flows Used for Investing Activities	$(4,406)	$(3,818)	$(3,391)

Net Cash Flows Used for Investing Activities were $4.4 billion in 2014 primarily due to Construction Expenditures for environmental, distribution and transmission investments. We also purchased transmission assets for $38 million.

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

Financing Activities

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Issuance of Common Stock, Net	$73	$84	$83
Issuance/Retirement of Debt, Net	876	385	544
Proceeds from Nuclear Fuel Sale/Leaseback	—	110	—
Dividends Paid on Common Stock	(998)	(954)	(916)
Other	(113)	(74)	(66)
Net Cash Flows Used for Financing Activities	$(162)	$(449)	$(355)

Net Cash Flows Used for Financing Activities in 2014 were $162 million.  Our net debt issuances were $876 million.  The net issuances included issuances of $1.6 billion of senior unsecured notes and other debt notes, $444 million of pollution control bonds and an increase in short-term borrowing of $589 million offset by retirements of $1.1 billion of notes, $412 million of pollution control bonds and $306 million of securitization bonds.  We paid common stock dividends of $998 million.  See Note 14 – Financing Activities.

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

The following financing activities occurred during 2014:

AEP Common Stock:

•	During 2014, we issued 1.6 million shares of common stock under our incentive compensation, employee saving and dividend reinvestment plans and received net proceeds of $73 million.

Debt:

•
During 2014, we issued approximately $2.1 billion of long-term debt, including $1.3 billion of senior notes at interest rates ranging from 2.61% to 5.52% and $200 million of pollution control revenue bonds at interest rates ranging from 1.625% to 1.75%, $244 million of pollution control revenue bonds at variable interest rates and $359 million of other debt at variable interest rates.  The proceeds from these issuances were used to fund long-term debt maturities and our construction programs.

•
During 2014, we entered no interest rate derivatives and settled $4.7 million of such transactions.  The settlements resulted in net cash received of $3 million.  As of December 31, 2014, we had in place $815 million of notional interest rate derivatives designated as cash flow and fair value hedges.

In 2015:

•	In January 2015, TCC retired $120 million of Securitization Bonds.

•	In January 2015, OPCo retired $22 million of Securitization Bonds.

•	In January 2015, SWEPCo remarketed $54 million of 1.6% Pollution Control Bonds due in 2019.

•	In January 2015, PSO issued $87.5 million of 3.17% and $87.5 million of 4.09% Senior Unsecured Notes due in 2025 and 2045, respectively.

•	In January and February 2015, I&M retired $23 million of Notes Payable related to DCC Fuel.

•	In February 2015, APCo retired $11 million of Securitization Bonds.

BUDGETED CONSTRUCTION EXPENDITURES

We forecast approximately $4.5 billion of construction expenditures including debt AFUDC for 2015.  For 2016 and 2017, we forecast construction expenditures of $3.8 billion and $3.9 billion, respectively.  The expenditures are generally for transmission, generation, distribution and required environmental investment to comply with Federal EPA rules.  Estimated construction expenditures are subject to periodic review and modification and may vary based on the ongoing effects of regulatory constraints, environmental regulations, business opportunities, market volatility, economic trends, weather, legal reviews and the ability to access capital.  We expect to fund these construction expenditures through cash flows from operations and financing activities.  Generally, the subsidiaries use cash or short-term borrowings under the money pool to fund these expenditures until long-term funding is arranged.  The 2015 estimated construction expenditures include generation, transmission and distribution related investments, as well as expenditures for compliance with environmental regulations as follows:

	2015 Budgeted Construction Expenditures
Segment	Environmental	Generation	Transmission	Distribution	Other	Total
	(in millions)
Vertically Integrated Utilities	$594	$496	$472	$654	$110	$2,326
Transmission and Distribution Utilities	2	2	359	545	64	972
AEP Transmission Holdco	—	—	988	—	7	995
Generation & Marketing	65	70	—	—	10	145
AEP River Operations	—	9	—	—	—	9
Corporate and Other	—	—	—	—	12	12
Total	$661	$577	$1,819	$1,199	$203	$4,459

OFF-BALANCE SHEET ARRANGEMENTS

Our current guidelines restrict the use of off-balance sheet financing entities or structures to traditional operating lease arrangements that we enter in the normal course of business.  The following identifies significant off-balance sheet arrangements.

Rockport Plant, Unit 2

AEGCo and I&M entered into a sale-and-leaseback transaction in 1989 with Wilmington Trust Company (Owner Trustee), an unrelated unconsolidated trustee for Rockport Plant, Unit 2 (the Plant).  The Owner Trustee was capitalized with equity from six owner participants with no relationship to AEP or any of its subsidiaries and debt from a syndicate of banks and certain institutional investors.  The future minimum lease payments for AEGCo and I&M are $592 million each as of December 31, 2014.

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

Railcars

In June 2003, we entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  We intend to maintain the lease for the full lease term of twenty years via the renewal options.  The lease is accounted for as an operating lease.  The future minimum lease obligation is $24 million for the remaining railcars as of December 31, 2014.  Under a return-and-sale option, the lessor is guaranteed that the sale proceeds will equal at least a specified lessee obligation amount which declines with each five-year renewal.  As of

December 31, 2014, the maximum potential loss was approximately $19 million assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, we believe that the fair value would produce a sufficient sales price to avoid any loss.  We have other railcar lease arrangements that do not utilize this type of financing structure.

CONTRACTUAL OBLIGATION INFORMATION

Our contractual cash obligations include amounts reported on the balance sheets and other obligations disclosed in our footnotes.  The following table summarizes our contractual cash obligations as of December 31, 2014:

Payments Due by Period

Contractual Cash Obligations	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Short-term Debt (a)	$1,346	$—	$—	$—	$1,346
Interest on Fixed Rate Portion of Long-term Debt (b)	819	1,530	1,285	7,079	10,713
Fixed Rate Portion of Long-term Debt (c)	1,180	2,629	3,057	9,938	16,804
Variable Rate Portion of Long-term Debt (d)	1,323	548	33	—	1,904
Capital Lease Obligations (e)	134	218	109	239	700
Noncancelable Operating Leases (e)	293	520	462	693	1,968
Fuel Purchase Contracts (f)	2,154	2,815	1,931	2,501	9,401
Energy and Capacity Purchase Contracts	363	405	426	2,087	3,281
Construction Contracts for Capital Assets (g)	1,332	1,604	814	1,571	5,321
Total	$8,944	$10,269	$8,117	$24,108	$51,438

(a)	Represents principal only excluding interest.

(b)
Interest payments are estimated based on final maturity dates of debt securities outstanding as of December 31, 2014 and do not reflect anticipated future refinancing, early redemptions or debt issuances.

(c)	See “Long-term Debt” section of Note 14. Represents principal only, excluding interest.

(d)	See “Long-term Debt” section of Note 14. Represents principal only, excluding interest. Variable rate debt had interest rates that ranged between 0.04% and 1.89% as of December 31, 2014.

(e)	See Note 13.

(f)	Represents contractual obligations to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.

(g)
Represents only capital assets for which we have signed contracts.  Actual payments are dependent upon and may vary significantly based upon the decision to build, regulatory approval schedules, timing and escalation of project costs.

Our $124 million liability related to uncertainty in Income Taxes is not included above because we cannot reasonably estimate the cash flows by period.

Our pension funding requirements are not included in the above table.  As of December 31, 2014, we expect to make contributions to our pension plans totaling $93 million in 2015.  Estimated contributions of $93 million in 2016 and $97 million in 2017 may vary significantly based on market returns, changes in actuarial assumptions and other factors.  Based upon the projected benefit obligation and fair value of assets available to pay pension benefits, our pension plans were 95.1% funded as of December 31, 2014.

In addition to the amounts disclosed in the contractual cash obligations table above, we make additional commitments in the normal course of business.  These commitments include standby letters of credit, guarantees for the payment of obligation performance bonds and other commitments.  As of December 31, 2014, our commitments outstanding under these agreements are summarized in the table below:

Amount of Commitment Expiration Per Period

Other Commercial Commitments	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Standby Letters of Credit (a)	$63	$—	$—	$—	$63
Guarantees of the Performance of Outside Parties (b)	—	—	—	115	115
Guarantees of Our Performance (c)	991	12	—	59	1,062
Total Commercial Commitments	$1,054	$12	$—	$174	$1,240

(a)
We enter into standby letters of credit (LOCs) with third parties.  These LOCs cover items such as natural gas and electricity risk management contracts, construction contracts, insurance programs, security deposits and debt service reserves.  AEP, on behalf of our subsidiaries, and/or the subsidiaries issued all of these LOCs in the ordinary course of business.  There is no collateral held in relation to any guarantees in excess of our ownership percentages.  In the event any LOC is drawn, there is no recourse to third parties.  The maximum future payments of these LOCs are $63 million with maturities ranging from February 2015 to March 2016.  See “Letters of Credit” section of Note 6.

(b)	See “Guarantees of Third-Party Obligations” section of Note 6.

(c)	We issued performance guarantees and indemnifications for energy trading and various sale agreements.

SIGNIFICANT TAX LEGISLATION

The Small Business Jobs Act extended the time for claiming bonus depreciation and increased the deduction to 100% for 2011 and decreased the deduction to 50% for 2012.  The American Taxpayer Relief Act of 2012 provided for the extension of several business and energy industry tax deductions and credits, including the one-year extension of the 50% bonus depreciation to 2013.  The Tax Increase Prevention Act of 2014 also included a one-year extension of the 50% bonus depreciation and provided for the extension of research and development, employment and several energy tax credits for 2014. These enacted provisions had no material impact on net income or financial condition but did have a favorable impact on cash flows in 2013 and 2014 and are expected to have a favorable impact on cash flows in 2015.

CYBER SECURITY

Cyber security presents a growing risk for electric utility systems because a cyber-attack could affect critical energy infrastructure.  Breaches to the cyber security of the grid or to our system are potentially disruptive to people, property and commerce and create risk for our business, investors and customers.  In February 2013, President Obama signed an executive order that addresses how government agencies will operate and support the functions in cyber security as well as redefines how the government interfaces with critical infrastructure, such as the electric grid.  We already operate under regulatory cyber security standards to protect critical infrastructure.  The cyber security framework that is being developed through this executive order will be reviewed by FERC and the U.S. Department of Energy (DOE).  In 2014, the DOE developed an Energy Sector Cyber Security Framework Implementation Guide for utilities to use in adopting and implementing the National Institute of Standards and Technology framework. We are actively engaged in the framework adoption process.

The electric utility industry is one of the few critical infrastructure functions with mandatory cyber security requirements under the authority of FERC. The Energy Policy Act of 2005 gave FERC the authority to oversee reliability of the bulk power system, including the authority to approve mandatory cyber security reliability standards. North American Electric Reliability Corporation (NERC), which FERC certified as the nation's Electric Reliability Organization, developed critical infrastructure protection cyber security reliability standards. In 2013, as part of our industry’s continuing program to advance threat sharing and coordination, we participated in the NERC GridEx II exercise.  This effort, led by NERC, tested and developed the coordination and interaction between utilities and various government agencies relative to potential cyber and physical threats against the nation’s electric grid.

We protect our critical cyber assets, such as our data centers, power plants, transmission operations centers and business network, using multiple layers of cyber security and authentication.  We constantly scan the system for risks or threats. Cyber hackers have been able to breach a number of very secure facilities, from federal agencies, banks and retailers to social media sites.  As these events become known and develop, we continually assess our own cyber security tools and processes to determine where we might need to strengthen our defenses. We continually review our business continuity plan to develop an effective recovery effort that decreases our response times, limits financial impacts and maintains customer confidence following any business interruption. Management works closely with a broad range of departments, including Legal, Regulatory, Corporate Communications and Information Technology Security, to ensure the corporate response to consequences of any breach or potential breach is appropriate both for internal and external audiences based on the specific circumstances surrounding the event.

We continue to take steps to enhance our capabilities for identifying risks or threats and have shared that knowledge with our utility peers, industry and federal agencies.  We operate our own Cyber Security Operations Center.  Funding for this included a grant from the American Recovery and Reinvestment Act – U.S. Department of Energy Smart Grid Demonstration Program.  This facility was initially designed as a pilot cyber threat and information-sharing center specifically for the electric sector and is fully operational.

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

The changes in unbilled electric utility revenues for our Vertically Integrated Utilities segment were $(29) million, $(9) million and $13 million for the years ended December 31, 2014, 2013 and 2012, respectively.  The changes in unbilled electric revenues are primarily due to changes in weather and rate increases.  Accrued unbilled revenues for the Vertically Integrated Utilities segment were $254 million and $283 million as of December 31, 2014 and 2013, respectively.

The changes in unbilled electric utility revenues for our Transmission and Distribution Utilities segment were $16 million, $(22) million and $(12) million for the years ended December 31, 2014, 2013 and 2012, respectively.  The changes in unbilled electric revenues are primarily due to changes in weather and rate increases.  Accrued unbilled revenues for the Transmission and Distribution Utilities segment were $181 million and $165 million as of December 31, 2014 and 2013, respectively.

In March 2012, our Generation & Marketing segment acquired an independent retail electric supplier.  The change in unbilled electric utility revenues for our Generation & Marketing segment was $9 million, $10 million and $34 million for the years ended December 31, 2014, 2013 and 2012, respectively.  Accrued unbilled revenues for the Generation & Marketing segment were $50 million and $41 million as of December 31, 2014 and 2013, respectively.

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

The following table shows the net periodic cost (credit) of the Plans:

	Years Ended December 31,
Net Periodic Benefit Cost (Credit)	2014	2013	2012
	(in millions)
Pension Plans	$158	$180	$134
Postretirement Plans	(77)	(17)	89

The net periodic benefit cost is calculated based upon a number of actuarial assumptions, including expected long-term rates of return on the Plans’ assets.  In developing the expected long-term rate of return assumption for 2015, we evaluated input from actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions.  We also considered historical returns of the investment markets and changes in tax rates which affect a portion of the Postretirement Plans’ assets.  We anticipate that the investment managers we employ for the Plans will invest the assets to generate future returns averaging 6% for the Qualified Plan and 6.75% for the Postretirement Plans.

The expected long-term rate of return on the Plans’ assets is based on our targeted asset allocation and our expected investment returns for each investment category.  Our assumptions are summarized in the following table:

	Pension Plans		Other Postretirement Benefit Plans
		Assumed/		Assumed/
	2015	Expected	2015	Expected
	Target	Long-Term	Target	Long-Term
	Asset	Rate of	Asset	Rate of
	Allocation	Return	Allocation	Return
Equity	30%	8.50%	65%	8.50%
Fixed Income	55%	4.10%	33%	4.10%
Other Investments	15%	7.30%	—%	—%
Cash and Cash Equivalents	—%	—%	2%	2.80%
Total	100%		100%

We regularly review the actual asset allocation and periodically rebalance the investments to our targeted allocation.  We believe that 6% and 6.75% are reasonable estimates of the long-term rate of return on the Plans’ assets.  The Pension Plans’ assets had an actual gain of 10.6% and 8.1% for the years ended December 31, 2014 and 2013, respectively.  The Postretirement Plans’ assets had an actual gain of 7.2% and 14.3% for the years ended December 31, 2014 and 2013, respectively.  We will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust the assumptions as necessary.

We base our determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.  As of December 31, 2014, we had cumulative gains of approximately $270 million that remain to be recognized in the calculation of the market-related value of assets.  These unrecognized net actuarial gains may result in decreases in the future pension costs depending on several factors, including whether such gains at each measurement date exceed the corridor in accordance with “Compensation – Retirement Benefits” accounting guidance.

The method used to determine the discount rate that we utilize for determining future obligations is a duration-based method in which a hypothetical portfolio of high quality corporate bonds is constructed with cash flows matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate as of December 31, 2014 under this method was 4% for the Qualified Plan, 3.9% for the Nonqualified Plans and 4% for the Postretirement Plans.  Due to the effect of the unrecognized actuarial gains and based on an expected rate of return on the Pension Plans’ assets of 6%, discount rates of 4% and 3.9% and various other assumptions including adoption of updated mortality tables that the Society of Actuaries issued in October 2014, we estimate that the pension costs for the Pension Plans will approximate $129 million, $96 million and $66 million in 2015, 2016 and 2017, respectively.  Based on an expected rate of return on the Postretirement Plans’ assets of 6.75%, a discount rate of 4% and various other assumptions including adoption of updated mortality tables that the Society of Actuaries issued in October 2014, we estimate credits will approximate $94 million, $98 million and $103 million in 2015, 2016 and 2017, respectively.  Future actual costs will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the Plans.  The actuarial assumptions used may differ materially from actual results.  The effects of a 50 basis point change to selective actuarial assumptions are included in the “Effect if Different Assumptions Used” section below.

The value of the Pension Plans’ assets increased to $5 billion as of December 31, 2014 from $4.7 billion as of December 31, 2013 primarily due to investment returns and company contributions in excess of benefit payments.  During 2014, the Qualified Plan paid $289 million and the Nonqualified Plans paid $7 million in benefits to plan participants.  The value of the Postretirement Plans’ assets remained unchanged at $1.7 billion as of December 31, 2014 and 2013 primarily due to investment returns and contributions by the company and the participants offsetting benefit payments.  The Postretirement Plans paid $134 million in benefits to plan participants during 2014.

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

	Pension Plans		Other Postretirement Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in millions)
Effect on December 31, 2014 Benefit Obligations
Discount Rate	$(282)	$311	$(78)	$86
Compensation Increase Rate	20	(19)	NA	NA
Cash Balance Crediting Rate	70	(63)	NA	NA
Health Care Cost Trend Rate	NA	NA	34	(30)

Effect on 2014 Periodic Cost
Discount Rate	(17)	19	(5)	5
Compensation Increase Rate	5	(4)	NA	NA
Cash Balance Crediting Rate	14	(13)	NA	NA
Health Care Cost Trend Rate	NA	NA	5	(4)
Expected Return on Plan Assets	(22)	22	(8)	8

NA Not applicable.

ACCOUNTING PRONOUNCEMENTS

Pronouncements Adopted in 2015

The FASB issued ASU 2014-08 “Presentation of Financial Statements and Property, Plant and Equipment” changing the presentation of discontinued operations on the statements of income and other requirements for reporting discontinued operations. Under the new standard, a disposal of a component or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component meets the criteria to be classified as held-for-sale or is disposed. The amendments in this update also require additional disclosures about discontinued operations and disposal of an individually significant component of an entity that does not qualify for discontinued operations. We adopted ASU 2014-08 effective January 1, 2015. We expect no impact on the financial statements in the first quarter of 2015.

Pronouncements Effective in the Future

The FASB issued ASU 2014-09 "Revenue from Contracts with Customers" clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. The new accounting guidance is effective for interim and annual periods beginning after December 15, 2016. We are analyzing the impact of this new standard and, at this time, cannot estimate the impact of adoption on revenue or net income. We plan to adopt ASU 2014-09 effective January 1, 2017.

The FASB issued ASU 2015-01 “Income Statement – Extraordinary and Unusual Items” eliminating the concept of extraordinary items for presentation on the face of the income statement. Under the new standard, a material event or transaction that is unusual in nature, infrequent or both shall be reported as a separate component of income from continuing operations. Alternatively, it may be disclosed in the notes to financial statements. The new accounting guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted if applied from the beginning of a fiscal year. As applicable, this standard may change the presentation of amounts in the income statements. We plan to adopt ASU 2015-01 effective January 1, 2016.

Future Accounting Changes

The FASB’s standard-setting process is ongoing and until new standards have been finalized and issued, we cannot determine the impact on the reporting of our operations and financial position that may result from any such future changes.  The FASB is currently working on several projects including financial instruments, leases, insurance, hedge accounting and consolidation policy.  The ultimate pronouncements resulting from these and future projects could have an impact on our future net income and financial position.

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

Our Transmission and Distribution Utilities segment is exposed to FTR price risk as it relates to RTO congestion during the June 2012 – May 2015 Ohio ESP period.  Additional risks include energy procurement risk and interest rate risk.
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

We employ risk management contracts including physical forward purchase-and-sale contracts and financial forward purchase-and-sale contracts.  We engage in risk management of power, coal, natural gas and, to a lesser extent, heating oil, gasoline and other commodity contracts to manage the risk associated with our energy business.  As a result, we are subject to price risk.  The amount of risk taken is determined by the Commercial Operations, Energy Supply and Finance groups in accordance with our established risk management policies as approved by the Finance Committee of our Board of Directors.  Our market risk oversight staff independently monitors our risk policies, procedures and risk levels and provides members of the Commercial Operations Risk Committee (Regulated Risk Committee) and the Energy Supply Risk Committee (Competitive Risk Committee) various daily, weekly and/or monthly reports regarding compliance with policies, limits and procedures.  The Regulated Risk Committee consists of AEPSC’s Chief Operating Officer, Chief Financial Officer, Executive Vice President of Generation, Senior Vice President of Commercial Operations and Chief Risk Officer.  The Competitive Risk Committee consists of AEPSC’s Chief Operating Officer, Chief Financial Officer and Chief Risk Officer in addition to Energy Supply’s President and Vice President.  When commercial activities exceed predetermined limits, we modify the positions to reduce the risk to be within the limits unless specifically approved by the respective committee.

The following table summarizes the reasons for changes in total MTM value as compared to December 31, 2013:

MTM Risk Management Contract Net Assets (Liabilities)
Year Ended December 31, 2014

	Vertically Integrated Utilities	Transmission and Distribution Utilities	Generation & Marketing	Total
	(in millions)
Total MTM Risk Management Contract Net Assets as of December 31, 2013	$32	$3	$157	$192
Gain from Contracts Realized/Settled During the Period and Entered in a Prior Period	(17)	(3)	(39)	(59)
Fair Value of New Contracts at Inception When Entered During the Period (a)	—	—	12	12
Changes in Fair Value Due to Market Fluctuations During the Period (b)	—	—	10	10
Changes in Fair Value Allocated to Regulated Jurisdictions (c)	21	46	—	67
Total MTM Risk Management Contract Net Assets as of December 31, 2014	$36	$46	$140	222
Commodity Cash Flow Hedge Contracts				2
Interest Rate and Foreign Currency Cash Flow Hedge Contracts				(1)
Fair Value Hedge Contracts				(6)
Collateral Deposits				32
Total MTM Derivative Contract Net Assets as of December 31, 2014				$249

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

We have risk management contracts with numerous counterparties.  Since open risk management contracts are valued based on changes in market prices of the related commodities, our exposures change daily.  As of December 31, 2014, our credit exposure net of collateral to sub investment grade counterparties was approximately 8.4%, expressed in terms of net MTM assets, net receivables and the net open positions for contracts not subject to MTM (representing economic risk even though there may not be risk of accounting loss).  As of December 31, 2014, the following table approximates our counterparty credit quality and exposure based on netting across commodities, instruments and legal entities where applicable:

Counterparty Credit Quality	Exposure Before Credit Collateral	Credit Collateral	Net Exposure	Number of Counterparties >10% of Net Exposure	Net Exposure of Counterparties >10%
	(in millions, except number of counterparties)
Investment Grade	$628	$3	$625	2	$249
Split Rating	21	—	21	1	21
Noninvestment Grade	2	2	—	—	—
No External Ratings:
Internal Investment Grade	83	—	83	3	41
Internal Noninvestment Grade	83	16	67	2	36
Total as of December 31, 2014	$817	$21	$796	8	$347

Total as of December 31, 2013	$787	$18	$769	9	$381

In addition, we are exposed to credit risk related to our participation in RTOs.  For each of the RTOs in which we participate, this risk is generally determined based on our proportionate share of member gross activity over a specified period of time.

Value at Risk (VaR) Associated with Risk Management Contracts

We use a risk measurement model, which calculates VaR, to measure our commodity price risk in the risk management portfolio.  The VaR is based on the variance-covariance method using historical prices to estimate volatilities and correlations and assumes a 95% confidence level and a one-day holding period.  Based on this VaR analysis, as of December 31, 2014, a near term typical change in commodity prices is not expected to materially impact net income, cash flows or financial condition.

The following tables show the end, high, average and low market risk as measured by VaR for the periods indicated:

VaR Model
Trading Portfolio

Twelve Months Ended				Twelve Months Ended
December 31, 2014				December 31, 2013
End	High	Average	Low	End	High	Average	Low
(in millions)				(in millions)
$—	$3	$1	$—	$—	$1	$—	$—

VaR Model
Non-Trading Portfolio

Twelve Months Ended
December 31, 2014
End	High	Average	Low
(in millions)
$2	$3	$1	$—

We back-test our VaR results against performance due to actual price movements.  Based on the assumed 95% confidence interval, the performance due to actual price movements would be expected to exceed the VaR at least once every 20 trading days.

As our VaR calculation captures recent price movements, we also perform regular stress testing of the trading portfolio to understand our exposure to extreme price movements.  We employ a historical-based method whereby the current trading portfolio is subjected to actual, observed price movements from the last several years in order to ascertain which historical price movements translated into the largest potential MTM loss.  We then research the underlying positions, price movements and market events that created the most significant exposure and report the findings to the Risk Executive Committee, Regulated Risk Committee, or Competitive Risk Committee as appropriate.

Interest Rate Risk

We utilize an Earnings at Risk (EaR) model to measure interest rate market risk exposure. EaR statistically quantifies the extent to which our interest expense could vary over the next twelve months and gives a probabilistic estimate of different levels of interest expense.  The resulting EaR is interpreted as the dollar amount by which actual interest expense for the next twelve months could exceed expected interest expense with a one-in-twenty chance of occurrence.  The primary drivers of EaR are from the existing floating rate debt (including short-term debt) as well as long-term debt issuances in the next twelve months.  As calculated on debt outstanding as of December 31, 2014 and 2013, the estimated EaR on our debt portfolio for the following twelve months was $33 million and $32 million, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
American Electric Power Company, Inc.:

We have audited the accompanying consolidated balance sheets of American Electric Power Company, Inc. and subsidiary companies (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and subsidiary companies as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 20, 2015 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 20, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
American Electric Power Company, Inc.:

We have audited the internal control over financial reporting of American Electric Power Company, Inc. and subsidiary companies (the "Company") as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2014 of the Company and our report dated February 20, 2015 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 20, 2015

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

Management assessed the effectiveness of AEP’s internal control over financial reporting as of December 31, 2014.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 2013) in Internal Control – Integrated Framework.  Based on management’s assessment, AEP’s internal control over financial reporting was effective as of December 31, 2014.

AEP’s independent registered public accounting firm has issued an attestation report on AEP’s internal control over financial reporting.  The Report of Independent Registered Public Accounting Firm appears on the previous page.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2014, 2013 and 2012
 (in millions, except per-share and share amounts)

	Years Ended December 31,
	2014	2013	2012
REVENUES
Vertically Integrated Utilities	$9,397	$9,347	$8,785
Transmission and Distribution Utilities	4,553	4,279	4,659
Generation & Marketing	2,384	1,208	882
Other Revenues	686	523	619
TOTAL REVENUES	17,020	15,357	14,945
EXPENSES
Fuel and Other Consumables Used for Electric Generation	4,272	4,068	4,111
Purchased Electricity for Resale	2,086	1,491	1,169
Other Operation	3,225	2,904	2,962
Maintenance	1,361	1,179	1,115
Asset Impairments and Other Related Charges	—	226	300
Depreciation and Amortization	1,929	1,743	1,782
Taxes Other Than Income Taxes	915	891	850
TOTAL EXPENSES	13,788	12,502	12,289

OPERATING INCOME	3,232	2,855	2,656

Other Income (Expense):
Interest and Investment Income	7	58	8
Carrying Costs Income	33	30	53
Allowance for Equity Funds Used During Construction	103	73	93
Interest Expense	(885)	(906)	(988)

INCOME BEFORE INCOME TAX EXPENSE AND EQUITY EARNINGS	2,490	2,110	1,822

Income Tax Expense	942	684	604
Equity Earnings of Unconsolidated Subsidiaries	90	58	44

NET INCOME	1,638	1,484	1,262

Net Income Attributable to Noncontrolling Interests	4	4	3

EARNINGS ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,634	$1,480	$1,259

WEIGHTED AVERAGE NUMBER OF BASIC AEP COMMON SHARES OUTSTANDING	488,592,997	486,619,555	484,682,469

TOTAL BASIC EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$3.34	$3.04	$2.60

WEIGHTED AVERAGE NUMBER OF DILUTED AEP COMMON SHARES OUTSTANDING	488,899,840	487,040,956	485,084,694

TOTAL DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$3.34	$3.04	$2.60

See Notes to Consolidated Financial Statements beginning on page 65.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2014, 2013 and 2012
(in millions)

	Years Ended December 31,
	2014	2013	2012
Net Income	$1,638	$1,484	$1,262

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $3, $8 and $8 in 2014, 2013 and 2012, Respectively	5	15	(15)
Securities Available for Sale, Net of Tax of $0, $1 and $1 in 2014, 2013 and 2012, Respectively	1	3	2
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $3, $12 and $16 in 2014, 2013 and 2012, Respectively	5	22	31
Pension and OPEB Funded Status, Net of Tax of $1, $95 and $62 in 2014, 2013 and 2012, Respectively	1	177	115

TOTAL OTHER COMPREHENSIVE INCOME	12	217	133

TOTAL COMPREHENSIVE INCOME	1,650	1,701	1,395

Total Comprehensive Income Attributable to Noncontrolling Interests	4	4	3

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,646	$1,697	$1,392

See Notes to Consolidated Financial Statements beginning on page 65.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2014, 2013 and 2012
(in millions)

	AEP Common Shareholders
	Common Stock
	Shares	Amount	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total
TOTAL EQUITY – DECEMBER 31, 2011	504	$3,274	$5,970	$5,890	$(470)	$1	$14,665

Issuance of Common Stock	2	15	68				83
Common Stock Dividends ($1.88/share)				(913)		(3)	(916)
Other Changes in Equity			11			(1)	10
Net Income				1,259		3	1,262
Other Comprehensive Income					133		133
TOTAL EQUITY – DECEMBER 31, 2012	506	3,289	6,049	6,236	(337)	—	15,237

Issuance of Common Stock	2	14	70				84
Common Stock Dividends ($1.95/share)				(950)		(4)	(954)
Other Changes in Equity			12			1	13
Net Income				1,480		4	1,484
Other Comprehensive Income					217		217
Pension and OPEB Adjustment Related to Mitchell Plant					5		5
TOTAL EQUITY – DECEMBER 31, 2013	508	3,303	6,131	6,766	(115)	1	16,086

Issuance of Common Stock	2	10	63				73
Common Stock Dividends ($2.03/share)				(994)		(4)	(998)
Other Changes in Equity			10			3	13
Net Income				1,634		4	1,638
Other Comprehensive Income					12		12
TOTAL EQUITY – DECEMBER 31, 2014	510	$3,313	$6,204	$7,406	$(103)	$4	$16,824

See Notes to Consolidated Financial Statements beginning on page 65.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2014 and 2013
(in millions)

	December 31,
	2014	2013
CURRENT ASSETS
Cash and Cash Equivalents	$163	$118
Other Temporary Investments (December 31, 2014 and 2013 Amounts Include $371 and $335, Respectively, Related to Transition Funding, Ohio Phase-in-Recovery Funding, Appalachian Consumer Rate Relief Funding and EIS)	386	353
Accounts Receivable:
Customers	727	746
Accrued Unbilled Revenues	146	157
Pledged Accounts Receivable – AEP Credit	987	945
Miscellaneous	87	72
Allowance for Uncollectible Accounts	(21)	(60)
Total Accounts Receivable	1,926	1,860
Fuel	587	701
Materials and Supplies	738	722
Risk Management Assets	178	160
Regulatory Asset for Under-Recovered Fuel Costs	127	80
Margin Deposits	95	70
Prepayments and Other Current Assets	278	246
TOTAL CURRENT ASSETS	4,478	4,310

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	25,727	25,074
Transmission	12,433	10,893
Distribution	17,157	16,377
Other Property, Plant and Equipment (Including Plant to be Retired, Coal Mining and Nuclear Fuel)	5,770	5,470
Construction Work in Progress	3,218	2,471
Total Property, Plant and Equipment	64,305	60,285
Accumulated Depreciation and Amortization	20,188	19,288
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	44,117	40,997

OTHER NONCURRENT ASSETS
Regulatory Assets	4,264	4,376
Securitized Assets	2,072	2,373
Spent Nuclear Fuel and Decommissioning Trusts	2,096	1,932
Goodwill	91	91
Long-term Risk Management Assets	294	297
Deferred Charges and Other Noncurrent Assets	2,221	2,038
TOTAL OTHER NONCURRENT ASSETS	11,038	11,107

TOTAL ASSETS	$59,633	$56,414

See Notes to Consolidated Financial Statements beginning on page 65.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2014 and 2013
(dollars in millions)

			December 31,
			2014	2013
CURRENT LIABILITIES
Accounts Payable			$1,287	$1,266
Short-term Debt:
Securitized Debt for Receivables – AEP Credit			744	700
Other Short-term Debt			602	57
Total Short-term Debt			1,346	757
Long-term Debt Due Within One Year (December 31, 2014 and 2013 Amounts Include $431 and $416, Respectively, Related to Transition Funding, DCC Fuel, Ohio Phase-in-Recovery Funding, Appalachian Consumer Rate Relief Funding and Sabine)			2,503	1,549
Risk Management Liabilities			92	90
Customer Deposits			324	299
Accrued Taxes			871	822
Accrued Interest			239	245
Regulatory Liability for Over-Recovered Fuel Costs			55	119
Other Current Liabilities			1,250	965
TOTAL CURRENT LIABILITIES			7,967	6,112

NONCURRENT LIABILITIES
Long-term Debt (December 31, 2014 and 2013 Amounts Include $2,260 and $2,532, Respectively, Related to Transition Funding, DCC Fuel, Ohio Phase-in-Recovery Funding, Appalachian Consumer Rate Relief Funding, Transource Energy and Sabine)			16,181	16,828
Long-term Risk Management Liabilities			131	177
Deferred Income Taxes			10,986	10,300
Regulatory Liabilities and Deferred Investment Tax Credits			3,892	3,694
Asset Retirement Obligations			1,951	1,835
Employee Benefits and Pension Obligations			630	415
Deferred Credits and Other Noncurrent Liabilities			1,071	967
TOTAL NONCURRENT LIABILITIES			34,842	34,216

TOTAL LIABILITIES			42,809	40,328

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

EQUITY
Common Stock – Par Value – $6.50 Per Share:
	2014	2013
Shares Authorized	600,000,000	600,000,000
Shares Issued	509,739,159	508,113,964
(20,336,592 Shares were Held in Treasury as of December 31, 2014 and 2013)			3,313	3,303
Paid-in Capital			6,204	6,131
Retained Earnings			7,406	6,766
Accumulated Other Comprehensive Income (Loss)			(103)	(115)
TOTAL AEP COMMON SHAREHOLDERS’ EQUITY			16,820	16,085

Noncontrolling Interests			4	1

TOTAL EQUITY			16,824	16,086

TOTAL LIABILITIES AND EQUITY			$59,633	$56,414

See Notes to Consolidated Financial Statements beginning on page 65.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2014, 2013 and 2012
(in millions)

	Years Ended December 31,
	2014	2013	2012
OPERATING ACTIVITIES
Net Income	$1,638	$1,484	$1,262
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Depreciation and Amortization	1,929	1,743	1,782
Deferred Income Taxes	878	709	636
Asset Impairments and Other Related Charges	—	226	300
Carrying Costs Income	(33)	(30)	(53)
Allowance for Equity Funds Used During Construction	(103)	(73)	(93)
Mark-to-Market of Risk Management Contracts	(53)	38	57
Amortization of Nuclear Fuel	144	131	136
Pension and Postemployment Benefit Reserves	80	172	120
Pension Contributions to Qualified Plan Trust	(71)	—	(200)
Property Taxes	(42)	(35)	(19)
Fuel Over/Under-Recovery, Net	(36)	62	157
Deferral of Ohio Capacity Costs, Net	(114)	(214)	(65)
Change in Other Noncurrent Assets	26	(184)	(171)
Change in Other Noncurrent Liabilities	242	(169)	7
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(72)	5	(16)
Fuel, Materials and Supplies	102	122	(224)
Accounts Payable	(80)	95	(60)
Accrued Taxes, Net	4	85	174
Other Current Assets	(36)	5	(3)
Other Current Liabilities	210	(66)	77
Net Cash Flows from Operating Activities	4,613	4,106	3,804

INVESTING ACTIVITIES
Construction Expenditures	(4,134)	(3,624)	(3,025)
Change in Other Temporary Investments, Net	(31)	(11)	(27)
Purchases of Investment Securities	(1,088)	(927)	(1,047)
Sales of Investment Securities	1,032	858	988
Acquisitions of Nuclear Fuel	(116)	(154)	(107)
Acquisitions of Assets/Businesses	(65)	(32)	(94)
Insurance Proceeds Related to Cook Plant Fire	—	72	—
Proceeds from Sales of Assets	6	21	18
Other Investing Activities	(10)	(21)	(97)
Net Cash Flows Used for Investing Activities	(4,406)	(3,818)	(3,391)

FINANCING ACTIVITIES
Issuance of Common Stock, Net	73	84	83
Issuance of Long-term Debt	2,067	3,207	2,856
Commercial Paper and Credit Facility Borrowings	—	17	25
Change in Short-term Debt, Net	589	(221)	(654)
Retirement of Long-term Debt	(1,780)	(2,598)	(1,643)
Commercial Paper and Credit Facility Repayments	—	(20)	(40)
Proceeds from Nuclear Fuel Sale/Leaseback	—	110	—
Principal Payments for Capital Lease Obligations	(120)	(82)	(71)
Dividends Paid on Common Stock	(998)	(954)	(916)
Other Financing Activities	7	8	5
Net Cash Flows Used for Financing Activities	(162)	(449)	(355)

Net Increase (Decrease) in Cash and Cash Equivalents	45	(161)	58
Cash and Cash Equivalents at Beginning of Period	118	279	221
Cash and Cash Equivalents at End of Period	$163	$118	$279

See Notes to Consolidated Financial Statements beginning on page 65.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Our principal business is the generation, transmission and distribution of electric power.  The subsidiaries that conduct most of these activities are regulated by the FERC under the Federal Power Act and the Energy Policy Act of 2005 and maintain accounts in accordance with the FERC and other regulatory guidelines.  Most of these companies are subject to further regulation with regard to rates and other matters by state regulatory commissions except Energy Supply subsidiaries.

We provide competitive electric and gas supply for residential, commercial and industrial customers in Ohio, Illinois and other deregulated electricity markets and also provide energy management solutions throughout the United States, including energy efficiency services through our independent retail electric supplier.

We also engage in wholesale electricity, natural gas and other commodity marketing and risk management activities in the United States and provide various energy-related services.  In addition, our operations include nonregulated wind farms and barging operations.

Corporate Separation

Background

On December 31, 2013, as approved by the FERC and the PUCO, OPCo transferred its generation assets and related generation liabilities at net book value to AGR.  In accordance with Ohio law, OPCo remains responsible to provide power and capacity to OPCo customers who have not switched electric providers.  Effective January 1, 2014, OPCo began purchasing power from both affiliated and nonaffiliated entities, subject to PUCO approval, to meet the energy and capacity needs of customers. On December 31, 2013, subsequent to the transfer of OPCo’s generation assets and associated liabilities to AGR, AGR transferred at net book value its ownership (867 MW) in Amos Plant, Unit 3 to APCo and one-half of its interest (780 MW) in the Mitchell Plant to KPCo.

Other Impacts of Corporate Separation

The Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.

Effective January 1, 2014, the FERC approved:

•
A PCA among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Under the PCA, APCo, I&M and KPCo are individually responsible for planning their respective capacity obligations and there are no capacity equalization charges/credits under the PCA on deficit/surplus companies.   Further, the PCA allows, but does not obligate, APCo, I&M and KPCo to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

•
A Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to use its capacity to help meet the PJM capacity obligations of member companies through May 31, 2015.

•
A Power Supply Agreement (PSA) between AGR and OPCo for AGR to supply capacity for OPCo’s switched (at $188.88/MW day) and non-switched retail load for the period January 1, 2014 through May 31, 2015 and to supply the energy needs of OPCo’s non-switched retail load that was not acquired through auctions in 2014.

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

In addition, the FERC regulates the SIA, the Operating Agreement, the Transmission Agreement and the Transmission Coordination Agreement, all of which are still active and allocate shared system costs and revenues among the utility subsidiaries that are parties to each agreement.  In accordance with our October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.  In December 2013, the FERC issued orders approving the creation of a PCA, effective January 1, 2014.  Also effective January 1, 2014, the FERC approved the creation of a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as the agent. Effective June 1, 2014, the FERC approved the cancellation of the System Transmission Integration Agreement.

Principles of Consolidation

Our consolidated financial statements include our wholly-owned and majority-owned subsidiaries and VIEs of which we are the primary beneficiary.  Intercompany items are eliminated in consolidation.  We use the equity method of accounting for equity investments where we exercise significant influence but do not hold a controlling financial interest.  Such investments are initially recorded at cost in Deferred Charges and Other Noncurrent Assets on the balance sheets. Our proportionate share of the investee's equity earnings is included in Equity Earnings of Unconsolidated Subsidiaries on the statements of income. Equity method investments are required to be tested for impairment when it is determined there may be an other-than-temporary loss in value. We have ownership interests in generating units that are jointly-owned.  Our proportionate share of the operating costs associated with such facilities is included on the statements of income and our proportionate share of the assets and liabilities are reflected on the balance sheets.

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

Property, Plant and Equipment

Regulated

Electric utility property, plant and equipment for our rate-regulated operations are stated at original cost.  Additions, major replacements and betterments are added to the plant accounts.  Under the group composite method of depreciation, continuous interim routine replacements of items such as boiler tubes, pumps, motors, etc. result in original cost retirements, less salvage, being charged to accumulated depreciation.  The group composite method of depreciation assumes that on average, asset components are retired at the end of their useful lives and thus there is no gain or loss.  The equipment in each primary electric plant account is identified as a separate group.  The depreciation rates that are established take into account the past history of interim capital replacements and the amount of removal cost incurred and salvage received.  These rates and the related lives are subject to periodic review.  Removal costs are charged to regulatory liabilities.  The costs of labor, materials and overhead incurred to operate and maintain our plants are included in operating expenses.

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

Nonregulated

Our nonregulated operations generally follow the policies of our rate-regulated operations listed above but with the following exceptions.  Property, plant and equipment of nonregulated operations are stated at fair value at acquisition (or as adjusted for any applicable impairments) plus the original cost of property acquired or constructed since the acquisition, less disposals.  Normal and routine retirements from the plant accounts, net of salvage, are charged to accumulated depreciation for most nonregulated operations under the group composite method of depreciation.  For nonregulated plant assets, a gain or loss would be recorded if the retirement is not considered an interim routine replacement.  Removal costs are charged to expense.

Allowance for Funds Used During Construction and Interest Capitalization

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

Fair Value Measurements of Assets and Liabilities

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.  When quoted market prices are not available, pricing may be completed using comparable securities, dealer values, operating data and general market conditions to determine fair value.  Valuation models utilize various inputs such as commodity, interest rate and, to a lesser degree, volatility and credit that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, market corroborated inputs (i.e. inputs derived principally from, or correlated to, observable market data) and other observable inputs for the asset or liability. The amount of risk taken is determined by the Commercial Operations, Energy Supply and Finance groups in accordance with our established risk management policies as approved by the Finance Committee of our Board of Directors.  Our market risk oversight staff independently monitors our risk policies, procedures and risk levels and provides members of the Commercial Operations Risk Committee (Regulated Risk Committee) and the Energy Supply Risk Committee (Competitive Risk Committee) various daily, weekly and/or monthly reports regarding compliance with policies, limits and procedures.  The Regulated Risk Committee consists of AEPSC's Chief Operating Officer, Chief Financial Officer, Executive Vice President of Generation, Senior Vice President of Commercial Operations and Chief Risk Officer.  The Competitive Risk Committee consists of AEPSC's Chief Operating Officer, Chief Financial Officer and Chief Risk Officer in addition to Energy Supply's President and Vice President.

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

Assets in the benefits and nuclear trusts, Cash and Cash Equivalents and Other Temporary Investments are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets.  Items classified as Level 2 are primarily investments in individual fixed income securities and cash equivalents funds.  Fixed income securities generally do not trade on exchanges and do not have an official closing price but their valuation inputs are based on observable market data.  Pricing vendors calculate bond valuations using financial models and matrices.  The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Benefit plan assets included in Level 3 are primarily real estate and private equity investments that are valued using methods requiring judgment including appraisals. The fair value of real estate investments is measured using market capitalization rates, recent sales of comparable investments and independent third-party appraisals. The fair value of private equity investments is measured using cost and purchase multiples, operating results, discounted future cash flows and market based comparable data. Depending on the specific situation, one or multiple approaches are used to determine the valuation of a real estate or private equity investment.

Deferred Fuel Costs

The cost of fuel and related emission allowances and emission control chemicals/consumables is charged to Fuel and Other Consumables Used for Electric Generation expense when the fuel is burned or the allowance or consumable is utilized.  The cost of fuel also includes the cost of nuclear fuel burned which is computed primarily on the units-of-production method.  In regulated jurisdictions with an active FAC, fuel cost over-recoveries (the excess of fuel-related revenues over applicable fuel costs incurred) are generally deferred as current regulatory liabilities and under-recoveries (the excess of applicable fuel costs incurred over fuel-related revenues) are generally deferred as current regulatory assets.  Fuel cost over-recovery and under-recovery balances are classified as noncurrent when there is a phase-in plan or the FAC has been suspended.  These deferrals are amortized when refunded or when billed to customers in later months with the state regulatory commissions’ review and approval.  The amount of an over-recovery or under-recovery can also be affected by actions of the state regulatory commissions.  On a routine basis, state regulatory commissions review and/or audit our fuel procurement policies and practices, the fuel cost calculations and FAC deferrals.  When a FAC under-recovery is no longer probable of recovery, we adjust our FAC deferrals and record provisions for estimated refunds to recognize these probable outcomes.

Changes in fuel costs, including purchased power in Kentucky for KPCo, in Indiana and Michigan for I&M, in Ohio (through the ESP related to standard service offer load served) for OPCo, in Arkansas, Louisiana and Texas for SWEPCo, in Oklahoma for PSO and in Virginia and West Virginia (upon securitization in November 2013) for APCo are reflected in rates in a timely manner generally through the FAC.  Changes in fuel costs, including purchased power in Ohio (from 2009 through 2011) for OPCo and in West Virginia (prior to securitization in November 2013) for APCo are reflected in rates through FAC phase-in plans.  The FAC generally includes some sharing of off-system sales margins.  In West Virginia for APCo, all of the margins from off-system sales are given to customers through the FAC.  Prior to corporate separation, none of the margins from off-system sales were given to customers through the FAC in Ohio for OPCo.  A portion of margins from off-system sales are given to customers through the FAC and other rate mechanisms in Oklahoma for PSO, Arkansas, Louisiana and Texas for SWEPCo, Virginia for APCo and in Indiana and Michigan for I&M.  Where the FAC or off-system sales sharing mechanism is capped, frozen or non-existent, changes in fuel costs or sharing of off-system sales impact earnings.

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

Most of the power produced at our generation plants is sold to PJM or SPP.  We also purchase power from PJM and SPP to supply our customers.  Generally, these power sales and purchases for the regulated subsidiaries are reported on a net basis as revenues on the statements of income.  However, purchases of power in excess of sales to PJM or SPP, on an hourly net basis, used to serve retail load are recorded gross as Purchased Electricity for Resale on the statements of income. With the exception of certain dedicated load bilateral power supply contracts, the transactions of our nonregulated subsidiaries are reported as gross purchases or sales.

Physical energy purchases arising from non-derivative contracts are accounted for on a gross basis in Purchased Electricity for Resale on the statements of income.  Energy purchases arising from non-trading derivative contracts are recorded based on the transaction’s facts and circumstances.  Purchases under non-trading derivatives used to serve accrual based obligations are recorded in Purchased Electricity for Resale on the statements of income.  All other non-trading derivative purchases are recorded net in revenues.

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

We recognize revenues and expenses from wholesale marketing and risk management transactions that are not derivatives upon delivery of the commodity.  We use MTM accounting for wholesale marketing and risk management transactions that are derivatives unless the derivative is designated in a qualifying cash flow hedge relationship or a normal purchase or sale.  We include unrealized and realized gains and losses on wholesale marketing and risk management transactions that are accounted for using MTM in revenues or expense on the transaction's facts and circumstances.   In jurisdictions subject to cost-based regulation, we defer unrealized MTM amounts and some realized gains and losses as regulatory assets (for losses) and regulatory liabilities (for gains).  We include unrealized MTM gains and losses resulting from derivative contracts on the balance sheets as Risk Management Assets or Liabilities as appropriate.

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

SPP Integrated Power Market
In March 2014, SPP changed from an energy imbalance service market to a fully integrated power market. In the past, PSO and SWEPCo would satisfy their load requirements with their own generation resources or through the Operating Agreement. In the new integrated power market, PSO and SWEPCo operate as standalone entities by offering their respective generation into the SPP power market, which then economically dispatches the resources. This change further enables retail customers to obtain power through either internal generation or power purchases from the SPP market. The new integrated power market now operates in a similar manner as the PJM power market for the AEP East Companies. The change in the SPP integrated power market did not have a significant effect on the 2014 results of operations or cash flows.

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

Pension Plan Assets	Target
Equity	30.0%
Fixed Income	55.0%
Other Investments	15.0%

OPEB Plans Assets	Target
Equity	65.0%
Fixed Income	33.0%
Cash	2.0%
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

For equity investments, the limits are as follows:

•	No security in excess of 5% of all equities.

•	Cash equivalents must be less than 10% of an investment manager's equity portfolio.

•	No individual stock may be more than 10% and 7% for pension and OPEB investments, respectively, of each manager's equity portfolio.

•	No investment in excess of 5% of an outstanding class of any company.

•	No securities may be bought or sold on margin or other use of leverage.

For fixed income investments, the concentration limits must not exceed:

•	3% in any single issuer.

•	5% for private placements.

•	5% for convertible securities.

•	60% for bonds rated AA+ or lower.

•	50% for bonds rated A+ or lower.

•	10% for bonds rated BBB- or lower.

For obligations of non-government issuers within the fixed income portfolio, the following limitations apply:

•	AAA rated debt: a single issuer should account for no more than 5% of the portfolio.

•	AA+, AA, AA- rated debt: a single issuer should account for no more than 3% of the portfolio.

•	Debt rated A+ or lower: a single issuer should account for no more than 2% of the portfolio.

•	No more than 10% of the portfolio may be invested in high yield and emerging market debt combined at any time.

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

We participate in a securities lending program with BNY Mellon to provide incremental income on idle assets and to provide income to offset custody fees and other administrative expenses.  We lend securities to borrowers approved by BNY Mellon in exchange for collateral.  All loans are collateralized by at least 102% of the loaned asset’s market value and the collateral is invested.  The difference between the rebate owed to the borrower and the collateral rate of return determines the earnings on the loaned security.  The securities lending program’s objective is providing modest incremental income with a limited increase in risk.

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

Stock-Based Compensation Plans

As of December 31, 2014, we had performance units and restricted stock units outstanding under the Amended and Restated American Electric Power System Long-Term Incentive Plan (LTIP).  This plan was last approved by shareholders in April 2010.  Upon vesting, performance units are paid in cash and restricted stock units are settled in AEP Common Shares, except for restricted stock units granted after January 1, 2013 and vesting to executive officers, which are paid in cash.

We maintain a variety of tax qualified and nonqualified deferred compensation plans for employees and non-employee directors that include, among other options, an investment in or an investment return equivalent to that of AEP common stock.  This includes career share accounts maintained under the American Electric Power System Stock Ownership Requirement Plan, which facilitates executives in meeting minimum stock ownership requirements assigned to them by the Human Resources Committee of the Board of Directors.  Career shares are derived from vested performance units granted to employees under the LTIP.  Career shares are equal in value to shares of AEP common stock and become payable to executives in cash after their service ends.  Career shares accrue additional dividend shares in an amount equal to dividends paid on AEP Common shares, and are reinvested in such shares at the closing market price on the dividend payments date.

We compensate our non-employee directors, in part, with stock units under the American Electric Power Company, Inc. Stock Unit Accumulation Plan for Non-Employee Directors.  These stock units become payable in cash to directors after their service ends.

We measure and recognize compensation expense for all share-based payment awards to employees and directors, including stock options, based on estimated fair values. For share-based payment awards with service only vesting conditions, we recognize compensation expense using the straight-line single-option method.  Stock-based compensation expense recognized on the statements of income for the years ended December 31, 2014, 2013 and 2012 is based on awards ultimately expected to vest.  Therefore, stock-based compensation expense has been reduced to reflect estimated forfeitures.  Accounting guidance for “Compensation - Stock Compensation” requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For the years ended December 31, 2014, 2013 and 2012, compensation expense is included in Net Income for the performance units, career shares, restricted stock units and the non-employee director’s stock units.  See Note 15 for additional discussion.

Earnings Per Share (EPS)

Shown below are income statement amounts attributable to AEP common shareholders:

	Years Ended December 31,
Amounts Attributable to AEP Common Shareholders	2014	2013	2012
	(in millions)
Net Income	$1,638	$1,484	$1,262
Net Income Attributable to Noncontrolling Interests	4	4	3
Earnings Attributable to AEP Common Shareholders	$1,634	$1,480	$1,259

Basic EPS is calculated by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted EPS is calculated by adjusting the weighted average outstanding common shares, assuming conversion of all potentially dilutive stock options and awards.

The following table presents our basic and diluted EPS calculations included on the statements of income:

	Years Ended December 31,
	2014		2013		2012
	(in millions, except per share data)
		$/share		$/share		$/share
Earnings Attributable to AEP Common Shareholders	$1,634		$1,480		$1,259

Weighted Average Number of Basic Shares Outstanding	488.6	$3.34	486.6	$3.04	484.7	$2.60
Weighted Average Dilutive Effect of Restricted Stock Units	0.3	—	0.4	—	0.4	—
Weighted Average Number of Diluted Shares Outstanding	488.9	$3.34	487.0	$3.04	485.1	$2.60

There were no antidilutive shares outstanding as of December 31, 2014, 2013 and 2012.

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

The effect of these revised depreciation rates and impairments is reported in the Generation & Marketing segment.

Supplementary Related Party Information

AEP and several nonaffiliated utility companies jointly own OVEC.  As of December 31, 2014, AEP’s ownership and investment in OVEC were 43.47% and $4.4 million, respectively.

OVEC’s owners are members to an intercompany power agreement.  Participants of this agreement are entitled to receive and obligated to pay for all OVEC generating capacity, approximately 2,200 MWs, in proportion to their respective power participation ratios.  The aggregate power participation ratio of certain AEP utility subsidiaries is 43.47%.  The proceeds from the sale of power by OVEC are designed to be sufficient for OVEC to meet its operating expenses and fixed costs and provide a return on capital.  The intercompany power agreement ends in June 2040.

AEP and other nonaffiliated owners authorized environmental investments related to their ownership interests. OVEC financed capital expenditures totaling $1.3 billion in connection with the engineering and construction of FGD projects and the associated waste disposal landfills at its two generation plants.  These environmental projects were funded through debt issuances.  As of December 31, 2014, both generation plants were operating with environmental controls.

The following details related party transactions for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
Related Party Transactions	2014	2013	2012
	(in millions)
AEP Consolidated Revenues – Other Revenues:
OVEC – Barging and Other Transportation Services	$24	$21	$30
AEP Consolidated Expenses – Purchased Electricity for Resale:
OVEC	268	289	273

Supplementary Income Statement Information

The following table provides the components of Depreciation and Amortization for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
Depreciation and Amortization	2014	2013	2012
	(in millions)
Depreciation and Amortization of Property, Plant and Equipment	$1,605	$1,472	$1,505
Amortization of Certain Securitized Assets	310	248	224
Amortization of Regulatory Assets and Liabilities	14	23	53
Total Depreciation and Amortization	$1,929	$1,743	$1,782

Supplementary Cash Flow Information

	Years Ended December 31,
Cash Flow Information	2014	2013	2012
	(in millions)
Cash Paid (Received) for:
Interest, Net of Capitalized Amounts	$838	$882	$931
Income Taxes	117	(55)	(82)
Noncash Investing and Financing Activities:
Acquisitions Under Capital Leases	135	182	63
Construction Expenditures Included in Current Liabilities as of December 31,	559	492	439
Acquisition of Nuclear Fuel Included in Current Liabilities as of December 31,	45	—	35
Assumption of Liabilities Related to Acquisitions	—	—	56
Expected Reimbursement for Spent Nuclear Fuel Dry Cask Storage	3	4	30

2.  NEW ACCOUNTING PRONOUNCEMENTS

Upon issuance of final pronouncements, we review the new accounting literature to determine its relevance, if any, to our business. The following final pronouncements will impact our financial statements.

ASU 2014-08 “Presentation of Financial Statements and Property, Plant and Equipment” (ASU 2014-08)

In April 2014, the FASB issued ASU 2014-08 changing the presentation of discontinued operations on the statements of income and other requirements for reporting discontinued operations. Under the new standard, a disposal of a component or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component meets the criteria to be classified as held-for-sale or is disposed. The amendments in this update also require additional disclosures about discontinued operations and disposal of an individually significant component of an entity that does not qualify for discontinued operations. This standard must be prospectively applied to all reporting periods presented in financial reports issued after the effective date.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2014. If applicable, this standard will change the presentation of our financial statements but will not affect the calculation of net income, comprehensive income or earnings per share. We adopted ASU 2014-08 effective January 1, 2015. We expect no impact on the financial statements in the first quarter of 2015.

ASU 2014-09 “Revenue from Contracts with Customers” (ASU 2014-09)

In May 2014, the FASB issued ASU 2014-09 clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2016. Early adoption is not permitted. As applicable, this standard may change the amount of revenue recognized in the income statements in each reporting period. We are analyzing the impact of this new standard and, at this time, cannot estimate the impact of adoption on revenue or net income. We plan to adopt ASU 2014-09 effective January 1, 2017.

ASU 2015-01 “Income Statement – Extraordinary and Unusual Items” (ASU 2015-01)

In January 2015, the FASB issued ASU 2015-01 eliminating the concept of extraordinary items for presentation on the face of the income statement. Under the new standard, a material event or transaction that is unusual in nature, infrequent or both shall be reported as a separate component of income from continuing operations. Alternatively, it may be disclosed in the notes to financial statements.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted if applied from the beginning of a fiscal year. As applicable, this standard may change the presentation of amounts in the income statements. We plan to adopt ASU 2015-01 effective January 1, 2016.

3.  COMPREHENSIVE INCOME

Presentation of Comprehensive Income

The following tables provide the components of changes in AOCI for the years ended December 31, 2014 and 2013.  All amounts in the following tables are presented net of related income taxes.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2014

	Cash Flow Hedges			Pension and OPEB
	Commodity	Interest Rate and Foreign Currency	Securities Available for Sale	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in millions)
Balance in AOCI as of December 31, 2013	$—	$(23)	$7	$134	$(233)	$(115)
Change in Fair Value Recognized in AOCI	(10)	—	1	—	1	(8)
Amounts Reclassified from AOCI	11	4	—	5	—	20
Net Current Period Other Comprehensive Income	1	4	1	5	1	12
Balance in AOCI as of December 31, 2014	$1	$(19)	$8	$139	$(232)	$(103)

Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges			Pension and OPEB
	Commodity	Interest Rate and Foreign Currency	Securities Available for Sale	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in millions)
Balance in AOCI as of December 31, 2012	$(8)	$(30)	$4	$112	$(415)	$(337)
Change in Fair Value Recognized in AOCI	10	2	3	—	177	192
Amounts Reclassified from AOCI	(2)	5	—	22	—	25
Net Current Period Other Comprehensive Income	8	7	3	22	177	217
Pension and OPEB Adjustment Related to Mitchell Plant	—	—	—	—	5	5
Balance in AOCI as of December 31, 2013	$—	$(23)	$7	$134	$(233)	$(115)

Reclassifications from Accumulated Other Comprehensive Income

The following table provides details of reclassifications from AOCI for the years ended December 31, 2014 and 2013.  The amortization of pension and OPEB AOCI components are included in the computation of net periodic pension and OPEB costs.  See Note 8 for additional details.

Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Years Ended December 31, 2014 and 2013

	Amount of (Gain) Loss Reclassified from AOCI
	Years Ended December 31,
	2014	2013
Gains and Losses on Cash Flow Hedges	(in millions)
Commodity:
Vertically Integrated Utilities Revenues	$—	$(1)
Generation & Marketing Revenues	59	(10)
Purchased Electricity for Resale	(39)	8
Regulatory Assets/(Liabilities), Net (a)	(3)	—
Subtotal – Commodity	17	(3)

Interest Rate and Foreign Currency:
Interest Expense	6	7
Subtotal – Interest Rate and Foreign Currency	6	7

Reclassifications from AOCI, before Income Tax (Expense) Credit	23	4
Income Tax (Expense) Credit	8	1
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	15	3

Pension and OPEB
Amortization of Prior Service Cost (Credit)	(21)	(21)
Amortization of Actuarial (Gains)/Losses	29	55
Reclassifications from AOCI, before Income Tax (Expense) Credit	8	34
Income Tax (Expense) Credit	3	12
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	5	22

Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$20	$25

(a)	Represents realized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

The following table provides details on designated, effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets and the reasons for changes in cash flow hedges for the year ended December 31, 2012.  All amounts in the following table are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2012

	Commodity	Interest Rate and Foreign Currency	Total
	(in millions)
Balance in AOCI as of December 31, 2011	$(3)	$(20)	$(23)
Changes in Fair Value Recognized in AOCI	(15)	(14)	(29)
Amount of (Gain) or Loss Reclassified from AOCI to Statement of Income/within Balance Sheet:
Vertically Integrated Utilities Revenues	—	—	—
Generation & Marketing Revenues	(5)	—	(5)
Purchased Electricity for Resale	13	—	13
Other Operation Expense	—	—	—
Maintenance Expense	—	—	—
Interest Expense	—	4	4
Property, Plant and Equipment	—	—	—
Regulatory Assets (a)	2	—	2
Balance in AOCI as of December 31, 2012	$(8)	$(30)	$(38)

(a)	Represents realized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

The following table provides details of changes in unrealized gains and losses related to securities available for sale and the reasons for changes for the year ended December 31, 2012.  All amounts in the following table are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Securities Available for Sale
Year Ended December 31, 2012

(in millions)
Balance in AOCI as of December 31, 2011	$2
Changes in Fair Value Recognized in AOCI	2
Amount of (Gain) or Loss Reclassified from AOCI to Statement of Income:
Interest Income	—
Balance in AOCI as of December 31, 2012	$4

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

In October 2011, the PUCO issued an order in the remand proceeding, which was subsequently appealed. In February 2014, the Supreme Court of Ohio affirmed the PUCO’s decision and rejected all appeals.

In August 2012, the PUCO issued an order in a separate proceeding which implemented a PIRR to recover deferred fuel costs in rates beginning September 2012. The PUCO ruled that carrying charges should be calculated without an offset for accumulated deferred income taxes and that a long-term debt rate should be applied when collections begin. In November 2012, OPCo appealed that PUCO order to the Supreme Court of Ohio claiming a long-term debt rate modified the previously adjudicated 2009 - 2011 ESP order, which granted a weighted average cost of capital (WACC) rate. In November 2012, the IEU and the Ohio Consumers' Counsel (OCC) also filed appeals of the PUCO decision which principally argued that the PUCO should have reduced the deferred fuel balance to reflect the prior “improper” collection of POLR revenues. IEU's appeal also argued that carrying costs should be reduced due to an accumulated deferred income tax credit which, as of December 31, 2014, could reduce carrying costs by $26 million including $14 million of unrecognized equity carrying costs. In December 2014, IEU filed a motion to withdraw its argument related to the collection of POLR revenues. In January 2015, the OCC filed a request to dismiss its appeal altogether. Oral arguments at the Supreme Court of Ohio were held in February 2015. OPCo argued for a remand to reinstate the WACC carrying charges initially approved by the PUCO and challenged the IEU argument that the carrying charges should be reduced due to an accumulated deferred income tax credit. A decision from the Supreme Court of Ohio is pending.

Management is unable to predict the outcome of the unresolved litigation discussed above. Depending on the rulings in these proceedings, it could reduce future net income and cash flows and impact financial condition.

June 2012 – May 2015 ESP Including Capacity Charge

In August 2012, the PUCO issued an order which adopted and modified a new ESP that established base generation rates through May 2015. This ruling was generally upheld in rehearing orders in January and March 2013.

In July 2012, the PUCO issued an order in a separate capacity proceeding which stated that OPCo must charge CRES providers the RPM price and authorized OPCo to defer a portion of its incurred capacity costs not recovered from CRES providers up to $188.88/MW day.  The OPCo RPM price collected from CRES providers, which includes reserve margins, was approximately $34/MW day through May 2014 and is $150/MW day from June 2014 through May 2015.  In December 2012, various parties filed notices of appeal of the capacity costs decision with the Supreme Court of Ohio.

As part of the August 2012 ESP order, the PUCO established a non-bypassable RSR, effective September 2012.  The RSR was collected from customers at $3.50/MWh through May 2014 and is currently collected at $4.00/MWh for the period June 2014 through May 2015, with $1.00/MWh applied to the recovery of deferred capacity costs.  As of December 31, 2014, OPCo’s incurred deferred capacity costs balance of $422 million, including debt carrying costs, was recorded in regulatory assets on the balance sheet.

In 2013, the PUCO issued its Orders on Rehearing for the ESP which generally upheld its August 2012 order, including the implementation of the RSR. The PUCO clarified that a final reconciliation of revenues and expenses would be permitted for any over- or under-recovery on several riders including fuel. In addition, the PUCO addressed certain issues around the energy auctions while other SSO issues related to the energy auctions were deferred to a separate docket related to the competitive bid process (CBP). In 2013, OPCo and various intervenors filed appeals with the Supreme Court of Ohio challenging portions of the PUCO’s ESP order, including the RSR.

In November 2013, the PUCO issued an order approving OPCo’s CBP with modifications. As ordered, in 2014, OPCo conducted multiple energy-only auctions for a total of 100% of the SSO load with delivery beginning April 2014 through May 2015. For delivery starting in June 2015, OPCo will conduct energy and capacity auctions for its entire SSO load. The PUCO also approved the unbundling of the FAC into fixed and energy-related components and an intervenor proposal to blend the $188.88/MW day capacity price in proportion to the percentage of energy planned to be auctioned. Additionally, the PUCO ordered that intervenor concerns related to the recovery of the fixed fuel costs through potentially both the FAC and the approved capacity charges be addressed in subsequent FAC proceedings. Management believes that these intervenor concerns are without merit.

In January 2014, the PUCO denied all rehearing requests and agreed to issue a supplemental request for an independent auditor in the 2012 - 2013 FAC proceeding to separately examine the recovery of the fixed fuel costs, including OVEC. In March 2014, the PUCO approved OPCo’s request to implement riders related to the unbundling of the FAC. In October 2014, the independent auditor, selected by the PUCO, filed its report for the period August 2012 through May 2015 with the PUCO. If the PUCO ultimately concludes that a portion of the fixed fuel costs are also recovered through OPCo's $188.88/MW day capacity charge, the independent auditor recommends a methodology for calculating a refund of a portion of certain fixed fuel costs. The retail share of these fixed fuel costs is approximately $90 million annually. A hearing related to this matter has not been scheduled. Management believes that no over-recovery of costs has occurred and intends to oppose the findings in the audit report.

If OPCo is ultimately not permitted to fully collect all components of its ESP rates, it could reduce future net income and cash flows and impact financial condition.

Proposed June 2015 – May 2018 ESP

In December 2013, OPCo filed an application with the PUCO to approve an ESP that includes proposed rate adjustments and the continuation and modification of certain existing riders, including the Distribution Investment Rider (DIR), effective June 2015 through May 2018. The proposal included a return on common equity of 10.65% on capital costs for certain riders and estimates an average decrease in rates of 9% over the three-year term of the plan for customers who receive their RPM capacity and energy auction-based generation through OPCo. The proposal also included a purchased power agreement (PPA) rider that would allow retail customers to receive a rate stabilizing charge or credit by hedging market-based prices with a cost-based purchase power agreement. The PPA would initially be based upon the OVEC contractual entitlement and could, upon further approval, be expanded to include other contracts involving other Ohio legacy generation assets. In May 2014, intervenors and the PUCO staff filed testimony that provided various recommendations including the rejection and/or modification of various riders, including the DIR and the proposed PPA. Hearings at the PUCO in the ESP case were held in June 2014.

In July 2014, OPCo submitted a separate application to continue the RSR established in the June 2012 - May 2015 ESP to collect the unrecovered portion of the deferred capacity costs at the rate of $4.00/MWh until the balance of the capacity deferrals has been collected. In December 2014, the PUCO staff and intervenors filed comments related to the RSR application. The PUCO staff recommended approval of the application. Intervenors objected to the application and recommended approval of a pending motion to dismiss.

In October 2014, OPCo filed a separate application with the PUCO to propose a new extended PPA for inclusion in the PPA rider, discussed above. The new PPA would include an additional 2,671 MW to be purchased from AGR over the life of the respective generating units.

If OPCo is ultimately not permitted to fully collect all components of its ESP rates, it could reduce future net income and cash flows and impact financial condition.

Significantly Excessive Earnings Test Filings

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

In March 2014, the PUCO approved a stipulation agreement between OPCo and the PUCO staff that there were no significantly excessive earnings in 2011 for CSPCo or OPCo. In May 2014 and December 2014, the PUCO approved stipulation agreements between OPCo and the PUCO staff that there were no significantly excessive earnings for OPCo in 2012 and 2013, respectively.

Management believes its financial statements adequately address the impact of 2014 SEET requirements.

Corporate Separation

In October 2012, the PUCO issued an order which approved the corporate separation of OPCo’s generation assets including the transfer of OPCo’s generation assets and associated generation liabilities at net book value to AGR. In June 2013, the IEU filed an appeal with the Supreme Court of Ohio claiming the PUCO order approving the corporate separation was unlawful. A decision from the Supreme Court of Ohio is pending. In December 2013, corporate separation of OPCo’s generation assets was completed. If any part of the PUCO order is overturned, it could reduce future net income and cash flows and impact financial condition.

Storm Damage Recovery Rider (SDRR)

In December 2012, OPCo submitted an application with the PUCO to establish initial SDRR rates to recover 2012 incremental storm distribution expenses. In April 2014, the PUCO approved a stipulation agreement to recover $55 million over a 12-month period. The agreement also provided that carrying charges using a long-term debt rate will be assessed from April 2013 until recovery begins, but no additional carrying charges will accrue during the actual recovery period. Compliance tariffs were filed with the PUCO and new rates were implemented in April 2014. In May 2014, the PUCO upheld the settlement agreement on rehearing.

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

In August 2012, intervenors filed an appeal with the Supreme Court of Ohio claiming the settlement credit ordered by the PUCO should have reflected the remaining gain not already flowed through the FAC, with carrying charges. In September 2014, the Supreme Court of Ohio upheld the PUCO order. A review of the coal reserve valuation by an outside consultant is still pending. If the PUCO ultimately determines that additional amounts should benefit ratepayers as a result of the consultant’s review of the coal reserve valuation, it could reduce future net income and cash flows and impact financial condition.

2010 and 2011 Fuel Adjustment Clause Audits

The PUCO-selected outside consultant issued its 2010 and 2011 FAC audit reports which included a recommendation that the PUCO reexamine the carrying costs on the deferred FAC balance and determine whether the carrying costs on the balance should be net of accumulated income taxes with the use of a WACC. In May 2014, the PUCO issued an order that generally approved OPCo's 2010-2011 fuel costs and rejected the auditor recommendation to adjust the WACC carrying charges related to accumulated deferred income taxes. Additionally, the PUCO requested further review related to an affiliate barging agreement and the modification of certain fuel procurement processes and practices. Further, the order provided for the auditor to address any remaining concerns in the next audit report, as deemed necessary. In July 2014, the PUCO issued an order that denied all requests for rehearing.

2012 and 2013 Fuel Adjustment Clause Audits

In May 2014, the PUCO-selected outside consultant provided its final report related to its 2012 and 2013 FAC audit which included certain unfavorable recommendations related to the FAC recovery for 2012 and 2013. These recommendations are opposed by OPCo. In addition, the PUCO will consider the results of the final audit of the recovery of fixed fuel costs that was issued in October 2014. See the "June 2012 - May 2015 ESP Including Capacity Charge" section above. If the PUCO orders a reduction to the FAC deferral or a refund to customers, it could reduce future net income and cash flows and impact financial condition.

Ormet

Ormet, a large aluminum company, had a contract to purchase power from OPCo through 2018. In February 2013, Ormet filed for bankruptcy and subsequently shut down operations in October 2013. Based upon previous PUCO rulings providing rate assistance to Ormet, the PUCO is expected to permit OPCo to recover unpaid Ormet amounts through the Economic Development Rider (EDR), except where recovery from ratepayers is limited to $20 million related to previously deferred payments from Ormet’s October and November 2012 power bills. In February 2014, a stipulation agreement between OPCo and Ormet was filed with the PUCO. The stipulation recommended approval of OPCo’s right to fully recover approximately $49 million of foregone revenues through the EDR. Intervenor comments were also filed objecting to full recovery of these foregone revenues. In March 2014, the PUCO issued an order in OPCo’s EDR filing allowing OPCo to include $39 million of Ormet-related foregone revenues in the EDR effective April 2014. The order stated that if the stipulation agreement between OPCo and Ormet is subsequently adopted by the PUCO, OPCo could file an application to modify the EDR rate for the remainder of the period requesting recovery of the remaining $10 million of Ormet deferrals which, as of December 31, 2014, is recorded in regulatory assets on the balance sheet. In April 2014, an intervenor filed testimony objecting to $5 million of the remaining foregone revenues. A hearing at the PUCO related to the stipulation agreement was held in May 2014.

In addition, in the 2009 - 2011 ESP proceeding, intervenors requested that OPCo be required to refund the Ormet-related revenues under a previous interim arrangement (effective from January 2009 through September 2009) and requested that the PUCO prevent OPCo from collecting Ormet-related revenues in the future. Through September 2009, the last month of the interim arrangement, OPCo had $64 million of deferred FAC costs related to the interim arrangement, excluding $2 million of unrecognized equity carrying costs. The PUCO did not take any action on this request. The intervenors raised this issue again in response to OPCo’s November 2009 filing to approve recovery of the deferral under the interim agreement.

To the extent amounts discussed above are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Ohio IGCC Plant

In 2005, OPCo filed an application with the PUCO seeking authority to recover costs of building and operating an IGCC power plant. As of December 31, 2014, OPCo has collected $24 million in pre-construction costs authorized in a 2006 PUCO order. Intervenors filed motions and comments with the PUCO requesting that OPCo refund all collected pre-construction costs to Ohio ratepayers with interest. In December 2014, a stipulation agreement between OPCo, the PUCO staff and intervenors was filed at the PUCO. The parties to the stipulation agreement proposed that OPCo will refund $13 million to its customers. In February 2015, the PUCO approved the stipulation agreement.

SWEPCo Rate Matters

2012 Texas Base Rate Case

In July 2012, SWEPCo filed a request with the PUCT to increase annual base rates primarily due to the completion of the Turk Plant. In October 2013, the PUCT issued an order affirming the prudence of the Turk Plant but determined that the Turk Plant’s Texas jurisdictional capital cost cap established in a previous Certificate of Convenience and Necessity case also limited SWEPCo’s recovery of AFUDC in addition to limits on its recovery of cash construction costs. Additionally, the PUCT deferred consideration of the requested increase in depreciation expense related to the change in the 2016 retirement date of the Welsh Plant, Unit 2. As of December 31, 2014, the net book value of Welsh Plant, Unit 2 was $84 million, before cost of removal, including materials and supplies inventory and CWIP. See “Regulated Generating Units to be Retired Before or During 2016” section of Note 5.

Upon rehearing in January 2014, the PUCT reversed its initial ruling and determined that AFUDC was excluded from the Turk Plant’s Texas jurisdictional capital cost cap. As a result, in the fourth quarter of 2013, SWEPCo reversed $114 million of previously recorded regulatory disallowances. The resulting annual base rate increase is approximately $52 million. In March 2014, the PUCT issued an order related to the January 2014 PUCT ruling and in April 2014, this order became final. In May 2014, intervenors filed appeals of that order with the Texas District Court. In June 2014, SWEPCo intervened in those appeals and filed initial responses.

If certain parts of the PUCT order are overturned or if SWEPCo cannot ultimately recover its Texas jurisdictional share of the Turk Plant investment, including AFUDC, or its retirement-related costs and potential fuel or replacement power disallowances related to Welsh Plant, Unit 2, it could reduce future net income and cash flows and impact financial condition.

Texas Transmission Cost Recovery Factor Filing

In May 2014, SWEPCo filed an application with the PUCT to implement its transmission cost recovery factor (TCRF) requesting additional annual revenue of $15 million. The TCRF is designed to recover increases from the amounts included in SWEPCo’s Texas retail base rates for transmission infrastructure improvement costs and wholesale transmission charges under a tariff approved by the FERC. SWEPCo’s application included Turk Plant transmission-related costs. In November 2014, the PUCT issued an order approving a proposal for decision, issued by an Administrative Law Judge in October 2014, that recommended approval of SWEPCo's application with an increase in annual revenue of $14 million. In December 2014, the PUCT order became final and TCRF rates were implemented.

2012 Louisiana Formula Rate Filing

In 2012, SWEPCo initiated a proceeding to establish new formula base rates in Louisiana, including recovery of the Louisiana jurisdictional share (approximately 29%) of the Turk Plant. In February 2013, a settlement was filed and approved by the LPSC. The settlement increased Louisiana total rates by approximately $2 million annually, effective March 2013, which consisted of an increase in base rates of approximately $85 million annually offset by a decrease in fuel and other rates of approximately $83 million annually.  The March 2013 base rates are based on a 10% return on common equity and cost recovery of the Louisiana jurisdictional share of the Turk Plant and Stall Unit. The rates are subject to refund based on the staff review of the cost of service and the prudency review of the Turk Plant. The settlement also provided that the LPSC review base rates in 2014 and 2015 and that SWEPCo recover non-fuel Turk Plant costs and a full weighted-average cost of capital return on the prudently incurred Turk Plant investment in jurisdictional rate base, effective January 2013. In December 2014, the LPSC approved a settlement agreement related to the staff review of the cost of service. The settlement agreement reduced the requested revenue increase by $3 million, primarily due to the timing of both the allowed recovery of certain existing regulatory assets and the establishment of a regulatory asset for certain previously expensed costs. If the LPSC orders refunds based upon the pending prudence review of the Turk Plant investment, it could reduce future net income and cash flows and impact financial condition.

2014 Louisiana Formula Rate Filing

In April 2014, SWEPCo filed its annual formula rate plan for test year 2013 with the LPSC.  The filing included a $5 million annual increase, which was effective August 2014.  SWEPCo also proposed to increase rates by an additional $15 million annually, effective January 2015, for a total annual increase of $20 million. This additional increase reflects the cost of incremental generation to be used to serve Louisiana customers in 2015 due to the expiration of a purchase power agreement attributable to Louisiana customers.  In December 2014, the LPSC approved a partial settlement agreement that included the implementation of the $15 million annual increase in rates effective January 2015. These increases are subject to LPSC staff review and are subject to refund.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Welsh Plant, Units 1 and 3 - Environmental Projects

To comply with pending Federal EPA regulations, SWEPCo is currently constructing environmental control projects to meet mercury and air toxics standards for Welsh Plant, Units 1 and 3 at a cost of approximately $410 million, excluding AFUDC.  Management currently estimates that the total environmental projects to be completed through 2020 for Welsh Plant, Units 1 and 3 will cost approximately $600 million, excluding AFUDC.  As of December 31, 2014, SWEPCo has incurred costs of $164 million and has remaining contractual construction obligations of $108 million related to these projects.  SWEPCo will seek recovery of these project costs from customers through filings at the state commissions and the FERC. As of December 31, 2014, the net book value of Welsh Plant, Units 1 and 3 was $388 million, before cost of removal, including materials and supplies inventory and CWIP.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

 APCo and WPCo Rate Matters

Plant Transfer

APCo and WPCo provide retail electric service at bundled rates approved by the WVPSC, with rates set on a cost-of-service basis, to their respective customers. West Virginia generally allows for timely recovery of fuel costs through an expanded net energy cost which trues-up to actual expenses. In March 2014, APCo and WPCo filed a request with the WVPSC for approval to transfer at net book value to WPCo a one-half interest in the Mitchell Plant, comprising 780 MW of average annual generating capacity presently owned by AGR. In April 2014, APCo and WPCo filed testimony that supported their request and proposed a base rate surcharge of $113 million, to be offset by an equal reduction in the ENEC revenues, to be effective upon the transfer of the Mitchell Plant to WPCo until APCo's West Virginia base rates are updated. See the "2014 West Virginia Base Rate Case" below. In June 2014, the FERC issued an order approving a request by AGR and WPCo to transfer AGR’s one-half interest in the Mitchell Plant to WPCo.

In October 2014, a stipulation agreement between APCo, WPCo, the WVPSC staff and intervenors in the case was filed with the WVPSC. The stipulation agreement recommended approval for WPCo to acquire, at net book value, the one-half interest in the Mitchell Plant, excluding certain assets, and to pay AGR $20 million upon transfer, which WPCo will record as a regulatory asset, include in rate base and recover over the life of the plant. Additionally, the agreement stated that 82.5% of the costs associated with the acquired interest will be reflected in rates effective from the date of the transfer via a surcharge with an offset in ENEC revenues of $93 million. The remaining 17.5% of the costs associated with the acquired interest is to be included in rates by January 2020. The agreement also proposed that WPCo share the energy margins for 82.5% of the plant’s output with ratepayers and that WPCo retain all of the energy margins from sales into the wholesale market on the remaining 17.5%, to offset fixed costs associated with this portion, until the remaining portion is included in rates. In December 2014, the WVPSC issued an order that approved the settlement agreement, subject to certain modifications related to 82.5% of the energy and capacity margin sharing. The WVPSC determined that the sharing mechanism that was proposed is reasonable and will be adopted provided the result of the sharing mechanism will be adjusted, if necessary, so that the sharing mechanism does not result in a net cost to ratepayers that exceeds the actual variable cost of generation. In January 2015, the transfer of the one-half interest in the Mitchell Plant to WPCo was completed.

2014 Virginia Biennial Base Rate Case

In March 2014, APCo filed a biennial generation and distribution base rate case with the Virginia SCC. In accordance with a Virginia statute, APCo did not request a change in base rates as its Virginia retail combined rate of return on common equity for 2012 and 2013 was within the statutory range of the approved return on common equity of 10.9%. The filing included a request to decrease generation depreciation rates, effective February 2015, primarily due to changes in the expected service lives of various generating units and the extended recovery through 2040 of the net book value of certain planned 2015 plant retirements. Additionally, the filing included a request to amortize $7 million annually for two years, beginning February 2015, related to IGCC and other deferred costs. APCo also requested approval to amortize $38 million related to an accumulated deferred Virginia state income tax (ADVSIT) liability over 20 years, beginning February 2015.

In November 2014, the Virginia SCC issued an order concluding that APCo's adjusted earned rate of return on common equity for 2012 and 2013, reflecting their ordered adjustments, was above the allowed threshold. The order included (a) a $6 million refund to customers for the years 2012 through 2013, (b) the write-off of $10 million of IGCC pre-construction costs, (c) approval to amortize a $38 million ADVSIT liability over 20 years, beginning February 2015 and (d) no change to generation depreciation rates with rates to be reviewed again in the next biennial rate case. The order also approved a new return on common equity of 9.7% effective for 2014 and 2015. Management believes its financial statements adequately address the impact of this order for 2014.

The Virginia SCC did not rule on a Virginia SCC staff recommendation to write-down certain costs, for ratemaking purposes, for the biennial period based on APCo’s earnings within the statutory equity range. In January 2015, the Virginia SCC initiated a separate proceeding to address the proper treatment of APCo’s authorized regulatory assets. As of December 31, 2014, APCo’s authorized regulatory assets under review in the separate proceeding, based upon the Virginia SCC staff recommendation, are estimated to be $15 million. In February 2015, initial briefs related to this proceeding were filed by various parties. If any of these costs, or any additional costs that may be subject to review, are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Potential New Virginia Legislation Affecting Biennial Reviews

In February 2015, amendments to Virginia law governing the regulation of investor-owned electric utilities were approved by the Virginia General Assembly and have been sent to the Governor. If these amendments are enacted, APCo’s existing generation and distribution base rates would freeze until after the Virginia SCC rules on APCo’s next biennial review, which APCo would file in March 2020 for the 2018 and 2019 test years. These amendments would also preclude the Virginia SCC from performing biennial reviews of APCo’s earnings for the years 2014 through 2017. Management continues to monitor this potential new legislation in Virginia.

2014 West Virginia Base Rate Case

In June 2014, APCo filed a request with the WVPSC to increase annual base rates by $181 million, based upon a 10.62% return on common equity, to be effective in the second quarter of 2015.  The filing included a request to increase generation depreciation rates primarily due to the increase in plant investment and changes in the expected service lives of various generating units.  The filing also requested recovery of $89 million over five years related to 2012 West Virginia storm costs, IGCC and other deferred costs.  In addition to the base rate request, the filing also included a request to implement a rider of approximately $45 million annually to recover vegetation management costs, including a return on capital investment.  In October 2014, the WVPSC approved APCo's motion to revise the procedural schedule which included a request to change the date of implementation of the new rates to May 2015.  In December 2014 and January 2015, intervenors filed testimony which proposed total annual revenue increases ranging from $35 million to $59 million based upon returns on common equity ranging from 9% to 10% and regulatory asset disallowances ranging from $7 million to $9 million.  Additionally, other intervenors proposed that the revenue requirement be based on a return on common equity of 8.7% and that $89 million of regulatory assets be disallowed.  Intervenors also recommended a disallowance of approximately $44 million related to the December 2013 transfer of OPCo's two-thirds interest in the Amos Plant, Unit 3 to APCo.  Hearings at the WVPSC were held in January 2015.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

2013 Virginia Transmission Rate Adjustment Clause (Transmission RAC)

In December 2013, APCo filed with the Virginia SCC to increase its transmission RAC revenues by $50 million annually to be effective May 2014.  In March 2014, the Virginia SCC issued an order approving a stipulation agreement between APCo and the Virginia SCC staff increasing the transmission RAC revenues by $49 million annually, subject to true-up, effective May 2014. Pursuant to the order, the Virginia SCC staff will audit APCo’s transmission RAC under-recoveries and report its findings and recommendations in testimony in APCo’s next transmission RAC proceeding in 2015.

PSO Rate Matters

2014 Oklahoma Base Rate Case

In January 2014, PSO filed a request with the OCC to increase annual base rates by $38 million, based upon a 10.5% return on common equity.  This revenue increase includes a proposed increase in depreciation rates of $29 million.  In addition, the filing proposed recovery of advanced metering costs through a separate rider over a three-year deployment period requesting $7 million of revenues in year one, increasing to $28 million in year three.  The filing also proposed expansion of an existing transmission rider currently recovered in base rates to include additional transmission-related costs that are expected to increase over the next several years.

In April and May 2014, testimony was filed by the OCC staff and intervenors with recommendations that included adjustments to annual base rates ranging from an increase of $16 million to a reduction of $22 million, primarily based upon the determination of depreciation rates and a return on common equity between 9.18% and 9.5%. Additionally, the recommendations did not support the advanced metering rider or the expansion of the transmission rider. In May 2014, PSO filed rebuttal testimony that included an updated annual base rate increase request of $42 million to reflect certain updated costs.

In June 2014, a non-unanimous stipulation agreement between PSO, the OCC staff and certain intervenors was filed with the OCC. The parties to the stipulation recommended no overall change to the transmission rider or to annual revenues, other than additional revenues through a separate rider related to advanced metering costs, and that the terms of the stipulation be effective November 2014. The advanced metering rider would provide $24 million of revenues over 14 months beginning in November 2014 and increase to $27 million in 2016. New depreciation rates are recommended for advanced metering investments and existing meters, also to be effective November 2014. Further, the stipulation recommends a return on common equity of 9.85% to be used only in the formula to calculate AFUDC, factoring of customer receivables and for riders with an equity component. Additionally, the stipulation recommends recovery of regulatory assets for 2013 storms and regulatory case expenses. In July 2014, the Attorney General joined in the stipulation agreement. A hearing at the OCC was held in July 2014. In October 2014, the Administrative Law Judge (ALJ) recommended approval of the stipulation agreement and interim rates were implemented in November 2014, subject to refund. In November 2014, intervenors opposing the stipulation agreement filed exceptions to the ALJ's report and oral arguments were held at the OCC in December 2014. An order is anticipated in the first quarter of 2015. If the OCC were to disallow any portion of this settlement agreement, it could reduce future net income and cash flows and impact financial condition.

I&M Rate Matters

2011 Indiana Base Rate Case

In February 2013, the IURC issued an order that granted an $85 million annual increase in base rates based upon a return on common equity of 10.2% and adjusted the authorized annual increase in base rates to $92 million in March 2013. In April 2014, the Indiana Office of Utility Consumer Counselor (OUCC) filed an appeal to the Indiana Supreme Court related to the inclusion of a prepaid pension asset in rate base, which is approximately $7 million in annual revenues. In August 2014, the Indiana Supreme Court denied the appeal filed by the OUCC.

Cook Plant Life Cycle Management Project (LCM Project)

In 2012, I&M filed a petition with the IURC and the MPSC for approval of the LCM Project, which consists of a group of capital projects to ensure the safe and reliable operations of the Cook Plant through its licensed life (2034 for Unit 1 and 2037 for Unit 2). The estimated cost of the LCM Project is $1.2 billion to be incurred through 2018, excluding AFUDC.  As of December 31, 2014, I&M has incurred costs of $550 million related to the LCM Project, including AFUDC.

In July 2013, the IURC approved I&M’s proposed project with the exception of an estimated $23 million related to certain items that might accommodate a future potential power uprate which the IURC stated I&M could seek recovery of in a subsequent base rate case. I&M will recover approved costs through an LCM rider which will be determined in semi-annual proceedings. The IURC authorized deferral accounting for costs incurred related to certain projects effective January 2012 to the extent such costs are not reflected in rates. In May 2014, the IURC issued a final order approving the LCM rider rates that were implemented in January 2014.

In January 2013, the MPSC approved a Certificate of Need (CON) for the LCM Project and authorized deferral accounting for costs incurred related to the approved projects effective January 2013 until these costs are included in rates. In February 2013, intervenors filed appeals with the Michigan Court of Appeals objecting to the issuance of the CON as well as the amount of the CON related to the LCM Project. In October 2014, the Michigan Court of Appeals issued an order that affirmed the MPSC decision in part, but reversed the portion of the MPSC decision related to certain costs. The order indicated that I&M could recover those costs in a future Michigan base case if they can show that the costs were reasonable and prudent.

If I&M is not ultimately permitted to recover its LCM Project costs, it could reduce future net income and cash flows and impact financial condition.

Tanners Creek Plant

I&M announced that it would retire Tanners Creek Plant by June 2015 to comply with proposed environmental regulations. I&M is currently recovering depreciation and a return on the net book value of the Tanners Creek Plant in base rates and plans to seek recovery of all of the plant’s retirement related costs in its next Indiana and Michigan base rate cases.

In December 2013, I&M filed an application with the MPSC seeking approval of revised depreciation rates for Rockport Plant, Unit 1 and the Tanners Creek Plant due to the retirement of the Tanners Creek Plant in 2015. Upon the retirement of the Tanners Creek Plant, I&M proposed that, for purposes of determining its depreciation rates, the net book value of the Tanners Creek Plant be recovered over the remaining life of the Rockport Plant.

In September 2014, a settlement agreement was approved by the MPSC that included the authorization for I&M to implement revised depreciation rates for Rockport Plant, Unit 1, effective upon the retirement date of the Tanners Creek Plant. Upon implementation of the revised depreciation rates, I&M is authorized to reduce customer rates through a credit rider until the revised rates for Rockport Plant, Unit 1 are included in base rates.

In October 2014, I&M filed a similar application with the IURC seeking approval of revised depreciation rates for Rockport Plant, Unit 1 and the Tanners Creek Plant. Upon retirement of the Tanners Creek Plant, I&M proposed that, for purposes of determining its depreciation rates, the net book value of the Tanners Creek Plant be recovered over the remaining life of the Rockport Plant. The new depreciation rates would result in a decrease in I&M's Indiana jurisdictional electric depreciation expense which I&M proposed to reduce customer rates through a credit rider. In February 2015, the OUCC filed testimony that recommended approval of I&M's application. A hearing at the IURC is scheduled for March 2015.

As of December 31, 2014, the net book value of the Tanners Creek Plant was $340 million, before cost of removal, including material and supplies inventory and CWIP.  See “Regulated Generating Units to be Retired Before or During 2016” section of Note 5. If I&M is ultimately not permitted to fully recover its net book value of the Tanners Creek Plant and its retirement-related costs, it could reduce future net income and cash flows and impact financial condition.

Transmission, Distribution and Storage System Improvement Charge (TDSIC)

In October 2014, I&M filed petitions with the IURC for approval of a TDSIC Rider and approval of I&M’s seven-year TDSIC Plan, from 2015 through 2021, for eligible transmission, distribution and storage system improvements. The initial estimated cost of the capital improvements and associated operation and maintenance expenses included in the TDSIC Plan of $787 million, excluding AFUDC, will be updated annually. The TDSIC Plan included distribution investments specific to the Indiana jurisdiction. The TDSIC Rider will allow the periodic adjustment of I&M's rates to provide for timely recovery of 80% of approved TDSIC Plan costs. I&M will defer the remaining 20% of approved TDSIC Plan costs to be recovered in I&M's next general rate case. I&M is not seeking a rate adjustment in this proceeding but is seeking approval of a TDSIC Rider rate adjustment mechanism for subsequent proceedings. In January 2015, intervenors filed testimony that recommended denial of certain portions of the TDSIC Plan including recommended changes to the capital structure, recovery of requested operation and maintenance cost allocations and the rate design within the TDSIC Rider mechanism. A hearing at the IURC was held in February 2015. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

KPCo Rate Matters

Plant Transfer

In December 2012, KPCo filed a request with the KPSC for approval to transfer at net book value to KPCo a one-half interest in the Mitchell Plant, comprising 780 MW of average annual generating capacity. KPCo also requested that costs related to the Big Sandy Plant, Unit 2 FGD project be established as a regulatory asset. As of December 31, 2014, the net book value of Big Sandy Plant, Unit 2 was $253 million, before cost of removal, including materials and supplies inventory and CWIP. See “Regulated Generating Units to be Retired Before or During 2016” section of Note 5.

In October 2013, the KPSC issued an order approving a modified settlement agreement between KPCo, Kentucky Industrial Utility Customers, Inc. and the Sierra Club. The modified settlement approved the transfer of a one-half interest in the Mitchell Plant to KPCo at net book value on December 31, 2013 with the limitation that the net book value of the Mitchell Plant transfer not exceed the amount to be determined by a WVPSC order. In December 2014, the WVPSC issued the Mitchell Plant transfer order with no disallowances. See the "Plant Transfer" disclosure above within the APCo and WPCo Rate Matters section. The modified settlement agreement approved by the KPSC also included the implementation of an Asset Transfer Rider to collect $44 million annually effective January 2014, subject to true-up, and allowed KPCo to retain any off-system sales margins above the $15.3 million annual level in base rates. Additionally, the settlement allows for KPCo to file a Certificate of Public Convenience and Necessity to convert Big Sandy Plant, Unit 1 to natural gas, provided the cost is approximately $60 million, and addressed potential greenhouse gas initiatives on the Mitchell Plant. The settlement also approved recovery, including a return, of coal-related retirement costs related to Big Sandy Plant over 25 years when base rates are set (no earlier than June 2015) in the next base rate case, but rejected KPCo’s request to defer FGD project costs for Big Sandy Plant, Unit 2. In December 2013, the transfer of a one-half interest in the Mitchell Plant to KPCo was completed.

In December 2013, the Attorney General filed an appeal with the Franklin County Circuit Court. In May 2014, KPCo's motion to dismiss the appeal was denied. In May 2014, KPCo filed motions for reconsideration and clarification with the Franklin County Circuit Court. In June 2014, the motion for reconsideration was denied but the motion to clarify was granted, thereby limiting the appeal to the issues of law presented in the Attorney General's appeal. If any part of the KPSC order is overturned, it could reduce future net income and cash flows and impact financial condition.

Kentucky Fuel Adjustment Clause Review

In August 2014, the KPSC issued an order initiating a review of KPCo's FAC from November 2013 through April 2014. In January 2015, the KPSC issued an order disallowing certain FAC costs during the period of January 2014 through May 2015 while KPCo owns and operates both Big Sandy Plant, Unit 2 and its one-half interest in the Mitchell Plant. Additionally, the KPSC directed KPCo to refund to customers $13 million of fuel costs, by the end of the second quarter of 2015, collected during the FAC review period of January 2014 through April 2014. As a result of this order, KPCo recorded a regulatory disallowance of $36 million in December 2014. In February 2015, KPCo filed an appeal of this order with the Franklin County Circuit Court.

2014 Kentucky Base Rate Case

In December 2014, KPCo filed a request with the KPSC for an increase in rates of $70 million, which consists of a $75 million increase in rider rates, offset by a $5 million decrease in annual base rates, to be effective July 2015. The net increase reflects KPCo's ownership interest in the Mitchell Plant, riders to recover the Big Sandy Plant retirement and operational costs and the inclusion of an environmental compliance plan related to the Mitchell Plant FGD. Additionally, the filing included a request to recover deferred storm costs. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

5.  EFFECTS OF REGULATION

Regulated Generating Units to be Retired Before or During 2016

The following regulated generating units are probable of abandonment.  Accordingly, CWIP and Plant in Service has been reclassified as Other Property, Plant and Equipment on the balance sheet as of December 31, 2014.  The following table summarizes the plant investment and cost of removal, currently being recovered, for each generating unit as of December 31, 2014.

Plant Name and Unit	Company	Gross Investment	Accumulated Depreciation	Net Investment	Cost of Removal Regulatory Liability	Expected Retirement Date	Remaining Recovery Period
(in millions)
Tanners Creek Plant, Units 1-4	I&M	$711	$384	$327	$89	2015	16 years
Big Sandy Plant, Unit 2	KPCo	455	208	247	51	2015	26 years
Northeastern Station, Unit 4	PSO	182	91	91	11	2016	26 years
Welsh Plant, Unit 2	SWEPCo	175	96	79	20	2016	26 years
Total		$1,523	$779	$744	$171

In accordance with accounting guidance for “Regulated Operations,” APCo regulated generating units expected to be retired before or during 2016 are not considered probable of abandonment.

Regulatory Assets

Regulatory assets are comprised of the following items:

	December 31,		Remaining Recovery Period
	2014	2013
Current Regulatory Assets	(in millions)
Under-recovered Fuel Costs - earns a return	$121	$61	1 year
Under-recovered Fuel Costs - does not earn a return	6	19	1 year
Total Current Regulatory Assets	$127	$80

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Earning a Return
Storm Related Costs	$20	$22
West Virginia Vegetation Management Program	20	—
Ohio Economic Development Rider	—	14
Other Regulatory Assets Pending Final Regulatory Approval	—	4
Regulatory Assets Currently Not Earning a Return
Storm Related Costs	100	161
Carbon Capture and Storage Product Validation Facility	13	13
IGCC Pre-Construction Costs	11	—
Ormet Special Rate Recovery Mechanism	10	36
Expanded Net Energy Charge - Coal Inventory	3	21
Indiana Under-Recovered Capacity Costs	—	22
Other Regulatory Assets Pending Final Regulatory Approval	49	37
Total Regulatory Assets Pending Final Regulatory Approval	226	330

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Ohio Capacity Deferral	422	288	4 years
Ohio Fuel Adjustment Clause	378	445	4 years
Unamortized Loss on Reacquired Debt	66	81	29 years
Texas Meter Replacement Costs	59	77	13 years
Ohio Distribution Decoupling	35	31	2 years
Ohio Transmission Cost Recovery Rider	28	87	2 years
Storm Related Costs	13	17	4 years
Red Rock Generating Facility	10	10	42 years
RTO Formation/Integration Costs	9	12	5 years
Other Regulatory Assets Approved for Recovery	21	18	various
Regulatory Assets Currently Not Earning a Return
Income Taxes, Net	1,268	1,390	53 years
Pension and OPEB Funded Status	1,273	1,157	13 years
Peak Demand Reduction/Energy Efficiency	62	44	2 years
Virginia Transmission Rate Adjustment Clause	53	47	2 years
Medicare Subsidy	46	51	10 years
Postemployment Benefits	39	40	4 years
Cook Plant Nuclear Refueling Outage Levelization	38	58	2 years
Storm Related Costs	26	18	4 years
Indiana Under-Recovered Capacity Costs	25	—	1 year
United Mine Workers of America Pension Withdrawal	25	27	11 years
Under-Recovery of PJM Expense	22	—	2 years
Under-Recovered gridSMART® Costs	16	8	2 years
Under-Recovery of Transmission Cost Recovery Factor	15	20	1 year
Under-Recovered Distribution Investment Rider	10	9	2 years
Unrealized Loss on Forward Commitments	10	—	3 years
Litigation Settlement	9	10	11 years
Deferred Restructuring Costs	8	11	4 years
Vegetation Management	5	14	1 year
Virginia Environmental Rate Adjustment Clause	3	27	1 year
Other Regulatory Assets Approved for Recovery	44	49	various
Total Regulatory Assets Approved for Recovery	4,038	4,046

Total Noncurrent Regulatory Assets	$4,264	$4,376

Regulatory Liabilities

Regulatory liabilities are comprised of the following items:

	December 31,		Remaining
	2014	2013	Refund Period
Current Regulatory Liabilities	(in millions)
Over-recovered Fuel Costs - pays a return	$—	$9
Over-recovered Fuel Costs - does not pay a return	55	110	1 year
Total Current Regulatory Liabilities	$55	$119

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Paying a Return
Other Regulatory Liabilities Pending Final Regulatory Determination	$—	$5
Regulatory Liabilities Currently Not Paying a Return
Provision for Regulatory Loss	35	—
Other Regulatory Liabilities Pending Final Regulatory Determination	17	3
Total Regulatory Liabilities Pending Final Regulatory Determination	52	8

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	2,660	2,589	(a)
Louisiana Refundable Construction Financing Costs	58	78	4 years
Advanced Metering Infrastructure Surcharge	44	68	6 years
Deferred Investment Tax Credits	26	29	46 years
Excess Earnings	11	12	39 years
Other Regulatory Liabilities Approved for Payment	4	1	various
Regulatory Liabilities Currently Not Paying a Return
Excess Asset Retirement Obligations for Nuclear
Decommissioning Liability	695	597	(b)
Deferred Investment Tax Credits	112	121	50 years
Unrealized Gain on Forward Commitments	92	35	18 years
Over-Recovery of Transition Charges	47	40	13 years
Spent Nuclear Fuel Liability	44	43	(b)
Indiana Off-system Sales Margin Sharing	19	—	2 years
Peak Demand Reduction/Energy Efficiency	3	18	2 years
Deferred State Income Tax Coal Credits	—	28
Over-Recovery of PJM Expense	—	14
Other Regulatory Liabilities Approved for Payment	25	13	various
Total Regulatory Liabilities Approved for Payment	3,840	3,686

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$3,892	$3,694

(a)	Relieved as removal costs are incurred.

(b)	Relieved when plant is decommissioned.

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

The following table summarizes our actual contractual commitments as of December 31, 2014:

Contractual Commitments	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Fuel Purchase Contracts (a)	$2,240	$2,735	$1,825	$2,104	$8,904
Energy and Capacity Purchase Contracts	363	405	426	2,087	3,281
Construction Contracts for Capital Assets (b)	191	—	—	—	191
Total	$2,794	$3,140	$2,251	$4,191	$12,376

(a)	Represents contractual commitments to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.

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

We have two revolving credit facilities totaling $3.5 billion, under which we may issue up to $1.2 billion as letters of credit.  As of December 31, 2014, the maximum future payments for letters of credit issued under the revolving credit facilities were $63 million with maturities ranging from February 2015 to March 2016.

In January 2014, we issued letters of credit under an $85 million uncommitted facility.  In October 2014, the uncommitted facility was renewed through October 2015 and increased to $100 million. As of December 31, 2014, the maximum future payments for letters of credit issued under the revolving credit facilities were $81 million with a maturity of July 2015. An uncommitted facility gives the issuer of the facility the right to accept or decline each request we make under the facility.

We have $477 million of variable rate Pollution Control Bonds supported by bilateral letters of credit for $483 million.  The letters of credit have maturities ranging from March 2015 to July 2017.  In February 2015, $78 million of bilateral letters of credit maturing in March 2015 were extended to March 2017.

Guarantees of Third-Party Obligations

SWEPCo

As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining, SWEPCo provides guarantees of mine reclamation of $115 million.  Since SWEPCo uses self-bonding, the guarantee provides for SWEPCo to commit to use its resources to complete the reclamation in the event the work is not completed by Sabine.  This guarantee ends upon depletion of reserves and completion of final reclamation.  Based on the latest study completed in 2010, we estimate the reserves will be depleted in 2036 with final reclamation completed by 2046 at an estimated cost of approximately $58 million.  Actual reclamation costs could vary due to period inflation and any changes to actual mine reclamation.  As of December 31, 2014, SWEPCo has collected approximately $64 million through a rider for final mine closure and reclamation costs, of which $16 million is recorded in Deferred Credits and Other Noncurrent Liabilities and $48 million is recorded in Asset Retirement Obligations on the balance sheet.

Sabine charges SWEPCo, its only customer, all of its costs.  SWEPCo passes these costs to customers through its fuel clause.

Indemnifications and Other Guarantees

Contracts

We enter into several types of contracts which require indemnifications.  Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements.  Generally, these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters.  With respect to sale agreements, our exposure generally does not exceed the sale price.  As of December 31, 2014, there were no material liabilities recorded for any indemnifications.

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

Superfund addresses clean-up of hazardous substances that have been released to the environment.  The Federal EPA administers the clean-up programs.  Several states have enacted similar laws.  As of December 31, 2014, our subsidiaries are named by the Federal EPA as a Potentially Responsible Party (PRP) for four sites for which alleged liability is unresolved.  There are nine additional sites for which our subsidiaries have received information requests which could lead to PRP designation.  Our subsidiaries have also been named potentially liable at three sites under state law including the I&M site discussed in the next paragraph.  In those instances where we have been named a PRP or defendant, our disposal or recycling activities were in accordance with the then-applicable laws and regulations.  Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.  Liability has been resolved for a number of sites with no significant effect on net income.

In 2008, I&M received a letter from the Michigan Department of Environmental Quality (MDEQ) concerning conditions at a site under state law and requesting I&M take voluntary action necessary to prevent and/or mitigate public harm.  I&M started remediation work in accordance with a plan approved by MDEQ.  In September 2014, I&M recorded an accrual for remediation at certain additional sites in Michigan. As of December 31, 2014, I&M’s accrual for all of these sites is approximately $15 million.  As the remediation work is completed, I&M’s cost may change as new information becomes available concerning either the level of contamination at the site or changes in the scope of remediation.  We cannot predict the amount of additional cost, if any.

We evaluate the potential liability for each Superfund site separately, but several general statements can be made about our potential future liability.  Allegations that materials were disposed at a particular site are often unsubstantiated and the quantity of materials deposited at a site can be small and often nonhazardous.  Although Superfund liability has been interpreted by the courts as joint and several, typically many parties are named as PRPs for each site and several of the parties are financially sound enterprises.  At present, our estimates do not anticipate material cleanup costs for any of our identified Superfund sites, except the I&M sites discussed above.

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

Decommissioning and Low Level Waste Accumulation Disposal

The cost to decommission a nuclear plant is affected by NRC regulations and the SNF disposal program.  Decommissioning costs are accrued over the service life of the Cook Plant.  The most recent decommissioning cost study was performed in 2012.  According to that study, the estimated cost of decommissioning and disposal of low-level radioactive waste ranges from $1.3 billion to $1.7 billion in 2012 nondiscounted dollars.  The wide range in estimated costs is caused by variables in assumptions.  I&M recovers estimated decommissioning costs for the Cook Plant in its rates.  The amounts recovered in rates were $9 million, $10 million and $14 million for the years ended December 31, 2014, 2013 and 2012, respectively.  Decommissioning costs recovered from customers are deposited in external trusts.

As of December 31, 2014 and 2013, the total decommissioning trust fund balance was $1.8 billion and $1.6 billion, respectively.  Trust fund earnings increase the fund assets and decrease the amount remaining to be recovered from ratepayers.  The decommissioning costs (including interest, unrealized gains and losses and expenses of the trust funds) increase or decrease the recorded liability.

I&M continues to work with regulators and customers to recover the remaining estimated costs of decommissioning the Cook Plant.  However, future net income and cash flows would be reduced and financial condition could be impacted if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

SNF Disposal

The federal government is responsible for permanent SNF disposal and assesses fees to nuclear plant owners for SNF disposal.  A fee of one mill per KWh for fuel consumed after April 6, 1983 at the Cook Plant was being collected from customers and remitted to the U.S. Treasury. This fee was terminated in May 2014.  As of December 31, 2014 and 2013, fees and related interest of $266 million and $265 million, respectively, for fuel consumed prior to April 7, 1983 have been recorded as Long-term Debt and funds collected from customers along with related earnings totaling $309 million and $309 million, respectively, to pay the fee are recorded as part of Spent Nuclear Fuel and Decommissioning Trusts.  I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program.

In 2011, I&M signed a settlement agreement with the federal government which permits I&M to make annual filings to recover certain SNF storage costs incurred as a result of the government’s delays in accepting SNF for permanent storage.  Under the settlement agreement, I&M received $22 million, $31 million and $20 million in 2014, 2013 and 2012, respectively, to recover costs and will be eligible to receive additional payment of annual claims for allowed costs that are incurred through December 31, 2016.  The proceeds reduced costs for dry cask storage.  As of December 31, 2014, I&M has deferred $13 million in Prepayments and Other Current Assets and $2 million in Deferred Charges and Other Noncurrent Assets on the balance sheet of dry cask storage and related operation and maintenance costs for recovery under this agreement.

See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 11 for disclosure of the fair value of assets within the trusts.

Nuclear Incident Liability

I&M carries insurance coverage for a nuclear incident at the Cook Plant for property damage, decommissioning and decontamination in the amount of $2.8 billion.  Insurance coverage for a nonnuclear incident at the Cook Plant is $1.7 billion.  Additional insurance provides coverage for a weekly indemnity payment resulting from an insured accidental outage.  I&M utilizes industry mutual insurers for the placement of this insurance coverage.  Participation in this mutual insurance requires a contingent financial obligation of up to $44 million for I&M which is assessable if the insurer’s financial resources would be inadequate to pay for losses.

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

OPERATIONAL CONTINGENCIES

Insurance and Potential Losses

We maintain insurance coverage normal and customary for an integrated electric utility, subject to various deductibles.  We also maintain property and casualty insurance that may cover certain physical damage or third-party injuries caused by cyber security incidents. Our insurance includes coverage for all risks of physical loss or damage to our nonnuclear assets, subject to insurance policy conditions and exclusions.  Covered property generally includes power plants, substations, facilities and inventories.  Excluded property generally includes transmission and distribution lines, poles and towers.  Our insurance programs also generally provide coverage against loss arising from certain claims made by third parties and are in excess of retentions absorbed by us.  Coverage is generally provided by a combination of our protected cell of EIS and/or various industry mutual and/or commercial insurance carriers.

See “Nuclear Contingencies” section of this footnote for a discussion of nuclear exposures and related insurance.

Some potential losses or liabilities may not be insurable or the amount of insurance carried may not be sufficient to meet potential losses and liabilities, including, but not limited to, liabilities relating to a cyber security incident or damage to the Cook Plant and costs of replacement power in the event of an incident at the Cook Plant.  Future losses or liabilities, if they occur, which are not completely insured, unless recovered from customers, could reduce future net income and cash flows and impact financial condition.

Rockport Plant Litigation

In July 2013, the Wilmington Trust Company filed a complaint in U.S. District Court for the Southern District of New York against AEGCo and I&M alleging that it will be unlawfully burdened by the terms of the modified NSR consent decree after the Rockport Plant, Unit 2 lease expiration in December 2022.  The terms of the consent decree allow the installation of environmental emission control equipment, repowering or retirement of the unit.  The plaintiff further alleges that the defendants’ actions constitute breach of the lease and participation agreement.  The plaintiff seeks a judgment declaring that the defendants breached the lease, must satisfy obligations related to installation of emission control equipment and indemnify the plaintiff.  The New York court has granted our motion to transfer this case to the U.S. District Court for the Southern District of Ohio.  In October 2013, a motion to dismiss the case was filed on behalf of AEGCo and I&M. In January 2015, the court issued an opinion and order granting the motion in part and denying the motion in part. The court dismissed certain of the plaintiffs’ claims. Several claims remain, including the claim for breach of the participation agreement and a claim alleging breach of an implied covenant of good faith and fair dealing.  We will continue to defend against the remaining claims.  We are unable to determine a range of potential losses that are reasonably possible of occurring.

Natural Gas Markets Lawsuits

In 2002, the Lieutenant Governor of California filed a lawsuit in Los Angeles County California Superior Court against numerous energy companies, including AEP, alleging violations of California law through alleged fraudulent reporting of false natural gas price and volume information with an intent to affect the market price of natural gas and electricity.  AEP was dismissed from the case.  A number of similar cases were also filed in California and in state and federal courts in several states making essentially the same allegations under federal or state laws against the same companies.  AEP (or a subsidiary) is among the companies named as defendants in some of these cases.  We settled, received summary judgment or were dismissed from all of these cases.  The plaintiffs appealed the Nevada federal district court's dismissal of several cases involving AEP companies to the U.S. Court of Appeals for the Ninth Circuit.  In April 2013, the appellate court reversed in part, and affirmed in part, the district court's orders in these cases.  The appellate court reversed the district court's holding that the state antitrust claims were preempted by the Natural Gas Act and the order dismissing AEP from two of the cases on personal jurisdiction grounds and affirmed the decision denying leave to the plaintiffs to amend their complaints in two of the cases.  Defendants in these cases, including AEP, previously filed a petition seeking further review with the U.S. Supreme Court on the preemption issue. In June 2014, AEP filed a petition with the U.S. Supreme Court seeking review of the personal jurisdiction issue. In July 2014, the U.S. Supreme Court granted the defendants' previously filed petition for further review with the U.S. Supreme Court on the preemption issue. Oral argument occurred in January 2015.  We will continue to defend the cases.  We believe the provision we have is adequate. We are unable to determine the amount of potential additional losses that are reasonably possible of occurring.

Wage and Hours Lawsuit

In August 2013, PSO received an amended complaint filed in the U.S. District Court for the Northern District of Oklahoma by 36 current and former line and warehouse employees alleging that they have been denied overtime pay in violation of the Fair Labor Standards Act.  Plaintiffs claim that they are entitled to overtime pay for “on call” time. They allege that restrictions placed on them during on call hours are burdensome enough that they are entitled to compensation for these hours as hours worked.  Plaintiffs also filed a motion to conditionally certify this action as a class action, claiming there are an additional 70 individuals similarly situated to plaintiffs.  Plaintiffs seek damages in the amount of unpaid overtime over a three-year period and liquidated damages in the same amount.

In March 2014, the federal court granted plaintiffs’ motion to conditionally certify the action as a class action.  Notice was given to all potential class members and an additional 44 individuals opted in to the class, bringing the plaintiff class to 80 current and former employees. We will continue to defend the case. We are unable to determine a range of potential losses that are reasonably possible of occurring.

National Do Not Call Registry Lawsuit

In May 2014, AEP Energy was served with a complaint filed in the U.S. District Court for the Northern District of Illinois, alleging violations of the Telephone Consumer Protection Act (TCPA). The plaintiff alleges that he received telemarketing calls on behalf of AEP Energy despite having registered his telephone number on the National Do Not Call Registry. Plaintiff seeks to represent a class of persons who allegedly received such calls. Plaintiff seeks statutory damages under the TCPA on behalf of himself and the alleged class as well as injunctive relief. As a result of a mediation held in October 2014, the parties reached an agreement in principle, subject to final documentation and preliminary and final court approval. We will continue to defend the case. We believe the provision we have is adequate. We are unable to determine the amount of potential additional losses that are reasonably possible of occurring.

Gavin Landfill Litigation

In August 2014, a complaint was filed in the Mason County, West Virginia Circuit Court against AEP, AEPSC, OPCo and an individual supervisor alleging wrongful death and personal injury/illness claims arising out of purported exposure to coal combustion by-product waste at the Gavin Plant landfill.  The lawsuit was filed on behalf of 77 plaintiffs, consisting of 39 current and former contractors of the landfill and 38 family members of those contractors.  Eleven of the family members are pursuing personal injury/illness claims and the remainder are pursuing loss of consortium claims.  The plaintiffs seek compensatory and punitive damages, as well as medical monitoring.  In September 2014, we filed a motion to dismiss the complaint, contending the case should be filed in Ohio.  That motion is pending.  We will continue to defend against the claims.  We are unable to determine a range of potential losses that are reasonably possible of occurring.

7.  ACQUISITION AND IMPAIRMENTS

ACQUISITION

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

Big Sandy Plant, Unit 2 FGD Project (Vertically Integrated Utilities segment)

In the third quarter of 2013, KPCo recorded a pretax write-off of $33 million in Asset Impairments and Other Related Charges on the statement of income primarily related to the Big Sandy Plant, Unit 2 FGD project as disallowed by the KPSC.

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

Actuarial Assumptions for Benefit Obligations

The weighted-average assumptions as of December 31 of each year used in the measurement of our benefit obligations are shown in the following table:

	Pension Plans				Other Postretirement Benefit Plans
Assumptions	2014		2013		2014	2013
Discount Rate	4.00%		4.70%		4.00%	4.70%
Rate of Compensation Increase	4.80%	(a)	4.85%	(a)	NA	NA

(a)	Rates are for base pay only. In addition, an amount is added to reflect target incentive compensation for exempt employees and overtime and incentive pay for nonexempt employees.

NA	Not applicable.

We use a duration-based method to determine the discount rate for our plans.  A hypothetical portfolio of high quality corporate bonds is constructed with cash flows matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.

For 2014, the rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 12% per year, with an average increase of 4.8%.

We updated our mortality assumption for the December 31, 2014 benefit obligation measurements based on mortality tables issued by the Society of Actuaries in October 2014. These updates increased our benefit obligations by approximately $128 million for the pension plans and $8 million for the OPEB plans.

Actuarial Assumptions for Net Periodic Benefit Costs

The weighted-average assumptions as of January 1 of each year used in the measurement of our benefit costs are shown in the following table:

	Pension Plans			Other Postretirement Benefit Plans
	2014	2013	2012	2014	2013	2012
Discount Rate	4.70%	3.95%	4.55%	4.70%	3.95%	4.75%
Expected Return on Plan Assets	6.00%	6.50%	7.25%	6.75%	7.00%	7.25%
Rate of Compensation Increase	4.85%	4.95%	4.85%	NA	NA	NA

NA	Not applicable.

The expected return on plan assets was determined by evaluating historical returns, the current investment climate (yield on fixed income securities and other recent investment market indicators), rate of inflation and current prospects for economic growth.

The health care trend rate assumptions as of January 1 of each year used for OPEB plans measurement purposes are shown below:

Health Care Trend Rates	2014	2013
Initial	6.50%	6.75%
Ultimate	5.00%	5.00%
Year Ultimate Reached	2020	2020

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(in millions)
Effect on Total Service and Interest Cost Components of Net Periodic Postretirement Health Care Benefit Cost	$4	$(3)

Effect on the Health Care Component of the Accumulated Postretirement Benefit Obligation	77	(60)

Significant Concentrations of Risk within Plan Assets

In addition to establishing the target asset allocation of plan assets, the investment policy also places restrictions on securities to limit significant concentrations within plan assets.  The investment policy establishes guidelines that govern maximum market exposure, security restrictions, prohibited asset classes, prohibited types of transactions, minimum credit quality, average portfolio credit quality, portfolio duration and concentration limits.  The guidelines were established to mitigate the risk of loss due to significant concentrations in any investment.  We monitor the plans to control security diversification and ensure compliance with our investment policy.  As of December 31, 2014, the assets were invested in compliance with all investment limits.  See “Investments Held in Trust for Future Liabilities” section of Note 1 for limit details.

Benefit Plan Obligations, Plan Assets and Funded Status as of December 31, 2014 and 2013

The following tables provide a reconciliation of the changes in the plans’ benefit obligations, fair value of plan assets and funded status as of December 31.  The benefit obligation for the defined benefit pension and OPEB plans are the projected benefit obligation and the accumulated benefit obligation, respectively.

	Pension Plans		Other Postretirement Benefit Plans
	2014	2013	2014	2013
Change in Benefit Obligation	(in millions)
Benefit Obligation as of January 1,	$4,841	$5,205	$1,456	$1,849
Service Cost	72	69	14	23
Interest Cost	221	203	67	71
Actuarial (Gain) Loss	387	(305)	(14)	(395)
Benefit Payments	(296)	(331)	(134)	(140)
Participant Contributions	—	—	42	39
Medicare Subsidy	—	—	8	9
Benefit Obligation as of December 31,	$5,225	$4,841	$1,439	$1,456

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$4,711	$4,696	$1,699	$1,568
Actual Gain on Plan Assets	474	340	83	208
Company Contributions	79	6	4	24
Participant Contributions	—	—	42	39
Benefit Payments	(296)	(331)	(134)	(140)
Fair Value of Plan Assets as of December 31,	$4,968	$4,711	$1,694	$1,699

Funded (Underfunded) Status as of December 31,	$(257)	$(130)	$255	$243

Amounts Recognized on the Balance Sheets as of December 31, 2014 and 2013

	Pension Plans		Other Postretirement Benefit Plans
	December 31,
	2014	2013	2014	2013
	(in millions)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$—	$—	$337	$264
Other Current Liabilities – Accrued Short-term Benefit Liability	(6)	(7)	(4)	(4)
Employee Benefits and Pension Obligations – Accrued Long-term Benefit Liability	(251)	(123)	(78)	(17)
Funded (Underfunded) Status	$(257)	$(130)	$255	$243

Amounts Included in AOCI and Regulatory Assets as of December 31, 2014 and 2013

	Pension Plans		Other Postretirement Benefit Plans
	December 31,
	2014	2013	2014	2013
Components	(in millions)
Net Actuarial Loss	$1,612	$1,561	$420	$428
Prior Service Cost (Credit)	5	8	(624)	(693)

Recorded as
Regulatory Assets	$1,418	$1,343	$(149)	$(191)
Deferred Income Taxes	70	79	(19)	(26)
Net of Tax AOCI	129	147	(36)	(48)

Components of the change in amounts included in AOCI and Regulatory Assets during the years ended December 31, 2014 and 2013 are as follows:

	Pension Plans		Other Postretirement Benefit Plans
	Years Ended December 31,
	2014	2013	2014	2013
Components	(in millions)
Actuarial (Gain) Loss During the Year	$175	$(367)	$14	$(496)
Amortization of Actuarial Loss	(124)	(183)	(22)	(65)
Amortization of Prior Service Credit (Cost)	(3)	(3)	69	69
Change for the Year	$48	$(553)	$61	$(492)

Pension and Other Postretirement Benefits Plans’ Assets

The following table presents the classification of pension plan assets within the fair value hierarchy as of December 31, 2014:

Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in millions)
Equities:
Domestic	$589	$—	$—	$—	$589	11.9%
International	502	—	—	—	502	10.1%
Options	—	14	—	—	14	0.3%
Real Estate Investment Trusts	54	—	—	—	54	1.1%
Common Collective Trust – Global	—	377	—	—	377	7.6%
Common Collective Trust – International	—	19	—	—	19	0.4%
Subtotal – Equities	1,145	410	—	—	1,555	31.4%

Fixed Income:
Common Collective Trust – Debt	—	30	—	—	30	0.6%
United States Government and Agency Securities	—	450	—	—	450	9.0%
Corporate Debt	—	1,799	—	—	1,799	36.2%
Foreign Debt	—	401	—	—	401	8.1%
State and Local Government	—	15	—	—	15	0.3%
Other – Asset Backed	—	29	—	—	29	0.6%
Subtotal – Fixed Income	—	2,724	—	—	2,724	54.8%

Infrastructure	—	—	13	—	13	0.3%
Real Estate	—	—	236	—	236	4.7%
Alternative Investments	—	—	379	—	379	7.6%
Securities Lending	—	220	—	—	220	4.4%
Securities Lending Collateral (a)	—	—	—	(222)	(222)	(4.5)%
Cash and Cash Equivalents	—	53	—	—	53	1.1%
Other – Pending Transactions and Accrued Income (b)	—	—	—	10	10	0.2%

Total	$1,145	$3,407	$628	$(212)	$4,968	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following table sets forth a reconciliation of changes in the fair value of assets classified as Level 3 in the fair value hierarchy for the pension assets:

	Infrastructure	Real Estate	Alternative Investments	Total Level 3
	(in millions)
Balance as of January 1, 2014	$—	$238	$330	$568
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	—	6	32	38
Relating to Assets Sold During the Period	—	19	16	35
Purchases and Sales	13	(27)	1	(13)
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—
Balance as of December 31, 2014	$13	$236	$379	$628

The following table presents the classification of OPEB plan assets within the fair value hierarchy as of December 31, 2014:

Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in millions)
Equities:
Domestic	$466	$—	$—	$—	$466	27.5%
International	567	—	—	—	567	33.5%
Options	—	16	—	—	16	1.0%
Common Collective Trust – Global	—	30	—	—	30	1.8%
Subtotal – Equities	1,033	46	—	—	1,079	63.8%

Fixed Income:
Common Collective Trust – Debt	—	104	—	—	104	6.1%
United States Government and Agency Securities	—	71	—	—	71	4.2%
Corporate Debt	—	125	—	—	125	7.4%
Foreign Debt	—	21	—	—	21	1.3%
State and Local Government	—	6	—	—	6	0.3%
Other – Asset Backed	—	5	—	—	5	0.3%
Subtotal – Fixed Income	—	332	—	—	332	19.6%

Trust Owned Life Insurance:
International Equities	—	10	—	—	10	0.6%
United States Bonds	—	212	—	—	212	12.5%
Subtotal – Trust Owned Life Insurance	—	222	—	—	222	13.1%

Cash and Cash Equivalents	47	10	—	—	57	3.3%
Other – Pending Transactions and Accrued Income (a)	—	—	—	4	4	0.2%

Total	$1,080	$610	$—	$4	$1,694	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following table presents the classification of pension plan assets within the fair value hierarchy as of December 31, 2013:

Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in millions)
Equities:
Domestic	$1,092	$—	$—	$—	$1,092	23.2%
International	514	—	—	—	514	10.9%
Real Estate Investment Trusts	58	—	—	—	58	1.2%
Common Collective Trust – International	—	10	—	—	10	0.2%
Subtotal – Equities	1,664	10	—	—	1,674	35.5%

Fixed Income:
Common Collective Trust – Debt	—	26	—	—	26	0.5%
United States Government and Agency Securities	—	387	—	—	387	8.2%
Corporate Debt	—	1,600	—	—	1,600	34.0%
Foreign Debt	—	344	—	—	344	7.3%
State and Local Government	—	28	—	—	28	0.6%
Other – Asset Backed	—	33	—	—	33	0.7%
Subtotal – Fixed Income	—	2,418	—	—	2,418	51.3%

Real Estate	—	—	238	—	238	5.0%
Alternative Investments	—	—	330	—	330	7.0%
Securities Lending	—	35	—	—	35	0.8%
Securities Lending Collateral (a)	—	—	—	(45)	(45)	(0.9)%
Cash and Cash Equivalents	—	48	—	—	48	1.0%
Other – Pending Transactions and Accrued Income (b)	—	—	—	13	13	0.3%

Total	$1,664	$2,511	$568	$(32)	$4,711	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following table sets forth a reconciliation of changes in the fair value of assets classified as Level 3 in the fair value hierarchy for the pension assets:

	Real Estate	Alternative Investments	Total Level 3
	(in millions)
Balance as of January 1, 2013	$220	$195	$415
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	26	15	41
Relating to Assets Sold During the Period	—	15	15
Purchases and Sales	(8)	105	97
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Balance as of December 31, 2013	$238	$330	$568

The following table presents the classification of OPEB plan assets within the fair value hierarchy as of December 31, 2013:

Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in millions)
Equities:
Domestic	$473	$—	$—	$—	$473	27.9%
International	616	—	—	—	616	36.2%
Common Collective Trust – Global	—	15	—	—	15	0.9%
Subtotal – Equities	1,089	15	—	—	1,104	65.0%

Fixed Income:
Common Collective Trust – Debt	—	88	—	—	88	5.2%
United States Government and Agency Securities	—	56	—	—	56	3.3%
Corporate Debt	—	110	—	—	110	6.5%
Foreign Debt	—	22	—	—	22	1.2%
State and Local Government	—	5	—	—	5	0.3%
Other – Asset Backed	—	8	—	—	8	0.5%
Subtotal – Fixed Income	—	289	—	—	289	17.0%

Trust Owned Life Insurance:
International Equities	—	13	—	—	13	0.8%
United States Bonds	—	211	—	—	211	12.4%
Subtotal – Trust Owned Life Insurance	—	224	—	—	224	13.2%

Cash and Cash Equivalents	68	9	—	—	77	4.5%
Other – Pending Transactions and Accrued Income (a)	—	—	—	5	5	0.3%

Total	$1,157	$537	$—	$5	$1,699	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

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

The accumulated benefit obligation for the pension plans is as follows:

	December 31,
Accumulated Benefit Obligation	2014	2013
	(in millions)
Qualified Pension Plan	$4,982	$4,638
Nonqualified Pension Plans	76	77
Total	$5,058	$4,715

For our underfunded pension plans that had an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets of these plans as of December 31, 2014 and 2013 were as follows:

	Underfunded Pension Plans
	December 31,
	2014	2013
	(in millions)
Projected Benefit Obligation	$5,225	$4,841

Accumulated Benefit Obligation	$5,058	$4,715
Fair Value of Plan Assets	4,968	4,711
Underfunded Accumulated Benefit Obligation	$(90)	$(4)

Estimated Future Benefit Payments and Contributions

We expect contributions and payments for the pension plans of $93 million and the OPEB plans of $6 million during 2015.  For the pension plans, this amount includes the payment of unfunded nonqualified benefits plus contributions to the qualified trust fund of at least the minimum amount required by the Employee Retirement Income Security Act.  For the qualified pension plan, we may also make additional discretionary contributions to maintain the funded status of the plan.  For the OPEB plans, expected payments include the payment of unfunded benefits.

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

	Pension Plans	Other Postretirement Benefit Plans
	Pension Payments	Benefit Payments	Medicare Subsidy Receipts
	(in millions)
2015	$315	$129	$—
2016	323	129	—
2017	334	130	—
2018	341	132	—
2019	350	132	—
Years 2020 to 2024, in Total	1,822	688	2

Components of Net Periodic Benefit Cost

The following table provides the components of our net periodic benefit cost (credit) for the plans for the years ended December 31, 2014, 2013 and 2012:

	Pension Plans			Other Postretirement Benefit Plans
	Years Ended December 31,
	2014	2013	2012	2014	2013	2012
	(in millions)
Service Cost	$72	$69	$76	$14	$23	$47
Interest Cost	221	203	223	67	71	103
Expected Return on Plan Assets	(262)	(278)	(319)	(111)	(107)	(101)
Amortization of Transition Obligation	—	—	—	—	—	1
Amortization of Prior Service Cost (Credit)	3	3	(1)	(69)	(69)	(18)
Amortization of Net Actuarial Loss	124	183	155	22	65	57
Net Periodic Benefit Cost (Credit)	158	180	134	(77)	(17)	89
Capitalized Portion	(52)	(56)	(42)	25	5	(28)
Net Periodic Benefit Cost (Credit) Recognized in Expense	$106	$124	$92	$(52)	$(12)	$61

Estimated amounts expected to be amortized to net periodic benefit costs (credits) and the impact on the balance sheet during 2015 are shown in the following table:

	Pension Plans	Other Postretirement Benefit Plans
Components	(in millions)
Net Actuarial Loss	$108	$17
Prior Service Cost (Credit)	2	(69)
Total Estimated 2015 Amortization	$110	$(52)

Expected to be Recorded as
Regulatory Asset	$94	$(38)
Deferred Income Taxes	6	(5)
Net of Tax AOCI	10	(9)
Total	$110	$(52)

American Electric Power System Retirement Savings Plan

We sponsor the American Electric Power System Retirement Savings Plan, a defined contribution retirement savings plan for substantially all employees who are not covered by a retirement savings plan of the United Mine Workers of America (UMWA).  It is a qualified plan offering participants an opportunity to contribute a portion of their pay with features under Section 401(k) of the Internal Revenue Code.  The matching contributions to the plan are 100% of the first 1% of eligible employee contributions and 70% of the next 5% of contributions.  The cost for matching contributions totaled $70 million in 2014, $67 million in 2013 and $66 million in 2012.

UMWA Benefits

We provide UMWA pension, health and welfare benefits for certain unionized employees, retirees and their survivors who meet eligibility requirements.  UMWA trustees make final interpretive determinations with regard to all benefits.  The pension benefits are administered by UMWA trustees and contributions are made to their trust funds.  The health and welfare benefits are administered by us and benefits are paid from our general assets.

The UMWA pension benefits are administered through a multiemployer plan that is different from single-employer plans as an employer’s contributions may be used to provide benefits to employees of other participating employers.  Required contributions not made by any employer may result in other employers bearing the unfunded plan obligations, while a withdrawing employer may be subject to a withdrawal liability.  UMWA pension benefits are provided through the United Mine Workers of America 1974 Pension Plan (Employer Identification Number: 52-1050282, Plan Number 2), which under the Pension Protection Act of 2006 (PPA) was in Critical Status for the plan year ending June 30, 2014 and in Seriously Endangered Status for the plan year ending June 30, 2013, without utilization of extended amortization provisions.  The Plan adopted a funding improvement plan in May 2012, as required under the PPA.

Contributions to the UMWA pension plan in 2014, 2013 and 2012 were made under a collective bargaining agreement that is scheduled to expire December 31, 2017.  We contributed immaterial amounts in 2014, 2013 and 2012 that represent less than 5% of the total contributions in the plan’s latest annual report for the years ended June 30, 2014, 2013 and 2012.  The contributions we made included a surcharge of 5% beginning December 2014 and are scheduled to include a surcharge of 10% beginning July 2015.  There are no minimum contributions for future years.

Based upon the plan to retrofit the Rockport Plant with dry sorbent injection technology to meet environmental emission control requirements and the timing of the closure of Cook Coal Terminal expected to be in or after 2025, we recorded a UWMA withdrawal liability in 2013.  The withdrawal liability regulatory asset recorded on the balance sheet should be recovered in future billings for transloading services before the planned closure. As of December 31, 2014 and 2013, the regulatory asset balance was $25 million and $27 million, respectively.

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

Our reportable segments and their related business activities are outlined below:

Vertically Integrated Utilities

•	Generation, transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by AEGCo, APCo, I&M, KGPCo, KPCo, PSO, SWEPCo and WPCo.

Transmission and Distribution Utilities

•	Transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by OPCo, TCC and TNC.

•	OPCo purchases energy to serve SSO customers, and provides capacity for all connected load.

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

The remainder of our activities is presented as Corporate and Other.  While not considered a reportable segment, Corporate and Other primarily includes the purchasing of receivables from certain AEP utility subsidiaries.  This segment also includes Parent’s guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs.

The tables below present our reportable segment income statement information for the years ended December 31, 2014, 2013 and 2012 and reportable segment balance sheet information as of December 31, 2014 and 2013.  These amounts include certain estimates and allocations where necessary.

	Vertically Integrated Utilities		Transmission and Distribution Utilities	AEP Transmission Holdco	Generation & Marketing		AEP River Operations	Corporate and Other(a)	Reconciling Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2014
Revenues from:
External Customers	$9,397	(b)	$4,553	$74	$2,384	(b)	$642	$22	$(52)	(c)	$17,020
Other Operating Segments	87	(b)	261	118	1,466	(b)	58	73	(2,063)		—
Total Revenues	$9,484		$4,814	$192	$3,850		$700	$95	$(2,115)		$17,020

Depreciation and Amortization	1,033		658	24	227		31	—	(44)	(d)	1,929
Interest and Investment Income	4		11	—	5		—	7	(20)		7
Carrying Costs Income	6		27	—	—		—	—	—		33
Interest Expense	526		280	23	46		17	26	(33)	(d)	885
Income Tax Expense	434		211	63	179		40	15	—		942

Net Income	712		355	151	367		49	4	—		1,638

Gross Property Additions	2,055		1,038	948	165		4	17	(28)		4,199

	Vertically Integrated Utilities	Transmission and Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	AEP River Operations	Corporate and Other(a)	Reconciling Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2013
Revenues from:
External Customers	$9,347	$4,279	$27	$1,208	$544	$32	$(80)	(c)	$15,357
Other Operating Segments	645	199	51	2,457	19	57	(3,428)		—
Total Revenues	$9,992	$4,478	$78	$3,665	$563	$89	$(3,508)		$15,357

Asset Impairments and Other Related Charges	$72	$—	$—	$154	$—	$—	$—		$226
Depreciation and Amortization	941	591	10	236	31	—	(66)	(d)	1,743
Interest and Investment Income	7	2	—	2	—	69	(22)		58
Carrying Costs Income	14	16	—	—	—	—	—		30
Interest Expense	540	292	10	55	17	27	(35)	(d)	906
Income Tax Expense (Credit)	398	198	29	112	7	(60)	—		684

Net Income	681	358	80	228	12	125	—		1,484

Gross Property Additions	1,822	871	843	185	7	9	(81)		3,656

	Vertically Integrated Utilities	Transmission and Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	AEP River Operations	Corporate and Other(a)	Reconciling Adjustments		Consolidated
	(in millions)
Year Ended December 31, 2012
Revenues from:
External Customers	$8,785	$4,659	$7	$882	$647	$25	$(60)	(c)	$14,945
Other Operating Segments	633	159	17	2,585	20	58	(3,472)		—
Total Revenues	$9,418	$4,818	$24	$3,467	$667	$83	$(3,532)		$14,945

Asset Impairments and Other Related Charges	$13	$—	$—	$287	$—	$—	$—		$300
Depreciation and Amortization	873	561	3	349	29	—	(33)	(d)	1,782
Interest and Investment Income	5	4	—	1	—	22	(24)		8
Carrying Costs Income	28	24	1	—	—	—	—		53
Interest Expense	520	291	3	83	17	112	(38)	(d)	988
Income Tax Expense	345	201	17	15	7	19	—		604

Net Income (Loss)	803	389	43	100	15	(88)	—		1,262

Gross Property Additions	1,801	664	392	249	31	2	(20)		3,119

	Vertically Integrated Utilities	Transmission and Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	AEP River Operations	Corporate and Other(a)	Reconciling Adjustments		Consolidated
	(in millions)
December 31, 2014
Total Property, Plant and Equipment	$39,402	$13,024	$2,714	$8,394	$700	$343	$(272)	(d)	$64,305
Accumulated Depreciation and Amortization	12,773	3,481	25	3,603	217	188	(99)	(d)	20,188
Total Property, Plant and Equipment – Net	$26,629	$9,543	$2,689	$4,791	$483	$155	$(173)	(d)	$44,117

Total Assets	$33,750	$14,495	$3,575	$6,329	$749	$21,081	$(20,346)	(d) (e)	$59,633

Investments in Equity Method Investees	26	1	548	—	58	15	—		648

Long-term Debt Due Within One Year:
Affiliated	$111	$—	$—	$86	$—	$—	$(197)		$—
Non-Affiliated	1,352	405	—	740	3	3	—		2,503

Long-term Debt:
Affiliated	20	—	—	32	—	—	(52)		—
Non-Affiliated	8,634	5,256	1,153	217	80	841	—		16,181

Total Long-term Debt	$10,117	$5,661	$1,153	$1,075	$83	$844	$(249)		$18,684

	Vertically Integrated Utilities	Transmission and Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	AEP River Operations	Corporate and Other(a)	Reconciling Adjustments		Consolidated
	(in millions)
December 31, 2013
Total Property, Plant and Equipment	$37,545	$12,143	$1,636	$8,277	$638	$315	$(269)	(d)	$60,285
Accumulated Depreciation and Amortization	12,250	3,342	10	3,409	189	173	(85)	(d)	19,288
Total Property, Plant and Equipment – Net	$25,295	$8,801	$1,626	$4,868	$449	$142	$(184)	(d)	$40,997

Total Assets	$32,791	$14,165	$2,245	$6,426	$673	$19,645	$(19,531)	(d) (e)	$56,414

Investments in Equity Method Investees	24	—	480	—	54	11	—		569

Long-term Debt Due Within One Year:
Affiliated	$—	$—	$—	$179	$5	$—	$(184)		$—
Non-Affiliated	720	697	—	126	2	4	—		1,549

Long-term Debt:
Affiliated	151	—	—	118	10	—	(279)		—
Non-Affiliated	9,265	5,360	620	664	83	836	—		16,828

Total Long-term Debt	$10,136	$6,057	$620	$1,087	$100	$840	$(463)		$18,377

(a)
Corporate and Other primarily includes the purchasing of receivables from certain AEP utility subsidiaries. This segment also includes Parent's guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs.

(b)
Includes the impact of the corporate separation of OPCo's generation assets and liabilities that took effect December 31, 2013, as well as the impact of the termination of the Interconnection Agreement effective January 1, 2014.

(c)	Reconciling Adjustments for External Customers primarily include eliminations as a result of corporate separation in Ohio.

(d)	Includes eliminations due to an intercompany capital lease.

(e)
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

The following table represents the gross notional volume of our outstanding derivative contracts as of December 31, 2014 and 2013:

Notional Volume of Derivative Instruments

	Volume
	December 31,		Unit of
Primary Risk Exposure	2014	2013	Measure
	(in millions)
Commodity:
Power	334	406	MWhs
Coal	3	4	Tons
Natural Gas	106	127	MMBtus
Heating Oil and Gasoline	6	6	Gallons
Interest Rate	$152	$191	USD

Interest Rate and Foreign Currency	$815	$820	USD

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

Cash Flow Hedging Strategies

We enter into and designate as cash flow hedges certain derivative transactions for the purchase and sale of power and natural gas (“Commodity”) in order to manage the variable price risk related to the forecasted purchase and sale of these commodities. We monitor the potential impacts of commodity price changes and, where appropriate, enter into derivative transactions to protect profit margins for a portion of future electricity sales and energy purchases. We do not hedge all commodity price risk.

Our vehicle fleet and barge operations are exposed to gasoline and diesel fuel price volatility. We enter into financial heating oil and gasoline derivative contracts in order to mitigate price risk of our future fuel purchases. We discontinued cash flow hedge accounting for these derivative contracts effective March 31, 2014. During the year ended December 31, 2013, we designated financial heating oil and gasoline derivatives as cash flow hedges. For disclosure purposes, these contracts were included with other hedging activities as “Commodity” as of December 31, 2013. In March 2014, these contracts were grouped as "Commodity" with other risk management activities. We do not hedge all fuel price risk.

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

According to the accounting guidance for “Derivatives and Hedging,” we reflect the fair values of our derivative instruments subject to netting agreements with the same counterparty net of related cash collateral.  For certain risk management contracts, we are required to post or receive cash collateral based on third party contractual agreements and risk profiles.  For the December 31, 2014 and 2013 balance sheets, we netted $4 million and $4 million, respectively, of cash collateral received from third parties against short-term and long-term risk management assets and $35 million and $13 million, respectively, of cash collateral paid to third parties against short-term and long-term risk management liabilities.

The following tables represent the gross fair value impact of our derivative activity on the balance sheets as of December 31, 2014 and 2013:

Fair Value of Derivative Instruments
December 31, 2014

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in millions)
Current Risk Management Assets	$392	$30	$3	$425	$(247)	$178
Long-term Risk Management Assets	367	3	—	370	(76)	294
Total Assets	759	33	3	795	(323)	472

Current Risk Management Liabilities	329	23	1	353	(261)	92
Long-term Risk Management Liabilities	208	8	9	225	(94)	131
Total Liabilities	537	31	10	578	(355)	223

Total MTM Derivative Contract Net Assets (Liabilities)	$222	$2	$(7)	$217	$32	$249

Fair Value of Derivative Instruments
December 31, 2013

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in millions)
Current Risk Management Assets	$347	$12	$4	$363	$(203)	$160
Long-term Risk Management Assets	368	3	—	371	(74)	297
Total Assets	715	15	4	734	(277)	457

Current Risk Management Liabilities	292	11	1	304	(214)	90
Long-term Risk Management Liabilities	237	3	15	255	(78)	177
Total Liabilities	529	14	16	559	(292)	267

Total MTM Derivative Contract Net Assets (Liabilities)	$186	$1	$(12)	$175	$15	$190

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

The table below presents our activity of derivative risk management contracts for the years ended December 31, 2014, 2013 and 2012:

Amount of Gain (Loss) Recognized on
Risk Management Contracts

	Years Ended December 31,
Location of Gain (Loss)	2014	2013	2012
	(in millions)
Vertically Integrated Utilities Revenues	$35	$15	$10
Generation & Marketing Revenues	53	49	50
Regulatory Assets (a)	(11)	(2)	(43)
Regulatory Liabilities (a)	193	(5)	8
Total Gain on Risk Management Contracts	$270	$57	$25

(a)	Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

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

We record realized and unrealized gains or losses on interest rate swaps that qualify for fair value hedge accounting treatment and any offsetting changes in the fair value of the debt being hedged in Interest Expense on the statements of income.  The following table shows the results of our hedging gains (losses) during 2014, 2013, and 2012:

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Gain (Loss) on Fair Value Hedging Instruments	$4	$(10)	$—	(a)
Gain (Loss) on Fair Value Portion of Long-term Debt	(4)	10	—	(a)

(a)	The fair value changes were immaterial.

For 2014, 2013 and 2012, hedge ineffectiveness was immaterial.

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

Realized gains and losses on derivative contracts for the purchase and sale of power and natural gas designated as cash flow hedges are included in Revenues or Purchased Electricity for Resale on the statements of income, or in Regulatory Assets or Regulatory Liabilities on the balance sheets, depending on the specific nature of the risk being hedged.  During 2014, 2013 and 2012, we designated power and natural gas derivatives as cash flow hedges.

We reclassify gains and losses on heating oil and gasoline derivative contracts designated as cash flow hedges from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Other Operation expense, Maintenance expense or Depreciation and Amortization expense, as it relates to capital projects, on the statements of income.  During 2013 and 2012, we designated heating oil and gasoline derivatives as cash flow hedges. The impact of cash flow hedge accounting for these derivative contracts was immaterial and was discontinued effective March 31, 2014.

We reclassify gains and losses on interest rate derivative hedges related to our debt financings from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Interest Expense on the statements of income in those periods in which hedged interest payments occur.  During 2014, 2013 and 2012, we designated interest rate derivatives as cash flow hedges.

The accumulated gains or losses related to our foreign currency hedges are reclassified from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Depreciation and Amortization expense on the statements of income over the depreciable lives of the fixed assets designated as the hedged items in qualifying foreign currency hedging relationships.  During 2014 and 2013, we did not designate any foreign currency derivatives as cash flow hedges.  During 2012, we designated foreign currency derivatives as cash flow hedges.

During 2014, 2013 and 2012, hedge ineffectiveness was immaterial or nonexistent for all cash flow hedge strategies disclosed above.

For details on designated, effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets and the reasons for changes in cash flow hedges for the years ended December 31, 2014, 2013 and 2012, see Note 3.

Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets as of December 31, 2014 and 2013 were:

Impact of Cash Flow Hedges on the Balance Sheet
December 31, 2014

	Commodity	Interest Rate and Foreign Currency	Total
	(in millions)
Hedging Assets (a)	$16	$—	$16
Hedging Liabilities (a)	14	1	15
AOCI Gain (Loss) Net of Tax	1	(19)	(18)
Portion Expected to be Reclassified to Net Income During the Next Twelve Months	4	(2)	2

Impact of Cash Flow Hedges on the Balance Sheet
December 31, 2013

	Commodity	Interest Rate and Foreign Currency	Total
	(in millions)
Hedging Assets (a)	$7	$—	$7
Hedging Liabilities (a)	6	2	8
AOCI Loss Net of Tax	—	(23)	(23)
Portion Expected to be Reclassified to Net Income During the Next Twelve Months	—	(4)	(4)

(a)	Hedging Assets and Hedging Liabilities are included in Risk Management Assets and Liabilities on the balance sheets.

The actual amounts that we reclassify from Accumulated Other Comprehensive Income (Loss) to Net Income can differ from the estimate above due to market price changes.  As of December 31, 2014, the maximum length of time that we are hedging (with contracts subject to the accounting guidance for “Derivatives and Hedging”) our exposure to variability in future cash flows related to forecasted transactions was 72 months.

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

Collateral Triggering Events

Under the tariffs of the RTOs and Independent System Operators (ISOs), a limited number of derivative and non-derivative contracts primarily related to our competitive retail auction loads, and guaranties for contractual obligations, we are obligated to post an additional amount of collateral if our credit ratings decline below a specified rating threshold. The amount of collateral required fluctuates based on market prices and our total exposure. On an ongoing basis, our risk management organization assesses the appropriateness of these collateral triggering items in contracts. AEP and its subsidiaries have not experienced a downgrade below a specified rating threshold that would require the posting of additional collateral. The following table represents our exposure if our credit ratings were to decline below a specified rating threshold as of December 31, 2014 and 2013:

	December 31,
	2014	2013
	(in millions)
Fair Value of Contracts with Credit Downgrade Triggers	$—	$3
Amount of Collateral AEP Subsidiaries Would Have been Required to Post for Derivative Contracts as well as Derivative and Non-Derivative Contracts Subject to the Same Master Netting Arrangement	—	—
Amount of Collateral AEP Subsidiaries Would Have Been Required to Post Attributable to RTOs and ISOs	36	28
Amount of Collateral Attributable to Other Contracts (a)	281	5

(a)
Represents the amount of collateral AEP subsidiaries would have been required to post for other significant non-derivative contracts including AGR jointly owned plant contracts and various other commodity related contacts.

In addition, a majority of our non-exchange traded commodity contracts contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding payable.  These cross-default provisions could be triggered if there was a non-performance event by Parent or the obligor under outstanding debt or a third party obligation in excess of $50 million.  On an ongoing basis, our risk management organization assesses the appropriateness of these cross-default provisions in our contracts.  The following table represents: (a) the fair value of these derivative liabilities subject to cross-default provisions prior to consideration of contractual netting arrangements, (b) the amount this exposure has been reduced by cash collateral we have posted and (c) if a cross-default provision would have been triggered, the settlement amount that would be required after considering our contractual netting arrangements as of December 31, 2014 and 2013:

	December 31,
	2014	2013
	(in millions)
Liabilities for Contracts with Cross Default Provisions Prior to Contractual Netting Arrangements	$235	$293
Amount of Cash Collateral Posted	9	1
Additional Settlement Liability if Cross Default Provision is Triggered	178	235

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

The book values and fair values of Long-term Debt as of December 31, 2014 and 2013 are summarized in the following table:

	December 31,
	2014		2013
	Book Value	Fair Value	Book Value	Fair Value
	(in millions)
Long-term Debt	$18,684	$21,075	$18,377	$19,672

Fair Value Measurements of Other Temporary Investments

Other Temporary Investments include funds held by trustees primarily for the payment of securitization bonds and securities available for sale, including marketable securities that we intend to hold for less than one year and investments by our protected cell of EIS.  See “Other Temporary Investments” section of Note 1.

The following is a summary of Other Temporary Investments:

	December 31, 2014
Other Temporary Investments	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in millions)
Restricted Cash (a)	$280	$—	$—	$280
Fixed Income Securities – Mutual Funds	81	—	—	81
Equity Securities – Mutual Funds	13	12	—	25
Total Other Temporary Investments	$374	$12	$—	$386

	December 31, 2013
Other Temporary Investments	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in millions)
Restricted Cash (a)	$250	$—	$—	$250
Fixed Income Securities – Mutual Funds	80	—	—	80
Equity Securities – Mutual Funds	12	11	—	23
Total Other Temporary Investments	$342	$11	$—	$353

(a)	Primarily represents amounts held for the repayment of debt.

The following table provides the activity for our fixed income and equity securities within Other Temporary Investments for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Proceeds from Investment Sales	$—	$—	$—
Purchases of Investments	2	17	2
Gross Realized Gains on Investment Sales	—	—	—
Gross Realized Losses on Investment Sales	—	—	—

As of December 31, 2014 and 2013, we had no Other Temporary Investments with an unrealized loss position.  As of December 31, 2014, fixed income securities were primarily debt based mutual funds with short and intermediate maturities.  Mutual funds may be sold and do not contain maturity dates.

For details of the reasons for changes in securities available for sale included in Accumulated Other Comprehensive Income (Loss) for the years ended December 31, 2014 and 2013, see Note 3.

Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal

I&M records securities held in trust funds for decommissioning nuclear facilities and for the disposal of SNF at fair value.  See “Nuclear Trust Funds” section of Note 1.

The following is a summary of nuclear trust fund investments as of December 31, 2014 and 2013:

	December 31,
	2014			2013
	Estimated Fair Value	Gross Unrealized Gains	Other-Than-Temporary Impairments	Estimated Fair Value	Gross Unrealized Gains	Other-Than-Temporary Impairments
	(in millions)
Cash and Cash Equivalents	$20	$—	$—	$19	$—	$—
Fixed Income Securities:
United States Government	697	45	(5)	609	26	(4)
Corporate Debt	48	4	(1)	37	2	(1)
State and Local Government	208	1	—	255	1	—
Subtotal Fixed Income Securities	953	50	(6)	901	29	(5)
Equity Securities – Domestic	1,123	599	(79)	1,012	506	(82)

Spent Nuclear Fuel and Decommissioning Trusts	$2,096	$649	$(85)	$1,932	$535	$(87)

The following table provides the securities activity within the decommissioning and SNF trusts for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Proceeds from Investment Sales	$1,032	$858	$988
Purchases of Investments	1,086	910	1,045
Gross Realized Gains on Investment Sales	32	18	25
Gross Realized Losses on Investment Sales	15	8	9

The adjusted cost of fixed income securities was $903 million and $872 million as of December 31, 2014 and 2013, respectively.  The adjusted cost of equity securities was $524 million and $506 million as of December 31, 2014 and 2013, respectively.

The fair value of fixed income securities held in the nuclear trust funds, summarized by contractual maturities, as of December 31, 2014 was as follows:

Fair Value of Fixed Income Securities
(in millions)
Within 1 year	$154
1 year – 5 years	376
5 years – 10 years	179
After 10 years	244
Total	$953

Fair Value Measurements of Financial Assets and Liabilities

For a discussion of fair value accounting and the classification of assets and liabilities within the fair value hierarchy, see the “Fair Value Measurements of Assets and Liabilities” section of Note 1.

The following tables set forth, by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2014 and 2013.  As required by the accounting guidance for “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.  There have not been any significant changes in our valuation techniques.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2014

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Cash and Cash Equivalents (a)	$17	$1	$—	$145	$163

Other Temporary Investments
Restricted Cash (a)	234	9	—	37	280
Fixed Income Securities – Mutual Funds	81	—	—	—	81
Equity Securities – Mutual Funds (b)	25	—	—	—	25
Total Other Temporary Investments	340	9	—	37	386

Risk Management Assets
Risk Management Commodity Contracts (c) (d)	37	528	190	(302)	453
Cash Flow Hedges:
Commodity Hedges (c)	—	32	—	(16)	16
Fair Value Hedges	—	1	—	2	3
Total Risk Management Assets	37	561	190	(316)	472

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (f)	9	—	—	11	20
Fixed Income Securities:
United States Government	—	697	—	—	697
Corporate Debt	—	48	—	—	48
State and Local Government	—	208	—	—	208
Subtotal Fixed Income Securities	—	953	—	—	953
Equity Securities – Domestic (b)	1,123	—	—	—	1,123
Total Spent Nuclear Fuel and Decommissioning Trusts	1,132	953	—	11	2,096

Total Assets	$1,526	$1,524	$190	$(123)	$3,117

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (d)	$65	$432	$36	$(334)	$199
Cash Flow Hedges:
Commodity Hedges (c)	—	27	3	(16)	14
Interest Rate/Foreign Currency Hedges	—	1	—	—	1
Fair Value Hedges	—	7	—	2	9
Total Risk Management Liabilities	$65	$467	$39	$(348)	$223

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Cash and Cash Equivalents (a)	$16	$1	$—	$101	$118

Other Temporary Investments
Restricted Cash (a)	231	8	—	11	250
Fixed Income Securities – Mutual Funds	80	—	—	—	80
Equity Securities – Mutual Funds (b)	23	—	—	—	23
Total Other Temporary Investments	334	8	—	11	353

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	22	549	142	(273)	440
Cash Flow Hedges:
Commodity Hedges (c)	—	15	—	(8)	7
Fair Value Hedges	—	1	—	3	4
De-designated Risk Management Contracts (e)	—	—	—	6	6
Total Risk Management Assets	22	565	142	(272)	457

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (f)	8	—	—	11	19
Fixed Income Securities:
United States Government	—	609	—	—	609
Corporate Debt	—	37	—	—	37
State and Local Government	—	255	—	—	255
Subtotal Fixed Income Securities	—	901	—	—	901
Equity Securities – Domestic (b)	1,012	—	—	—	1,012
Total Spent Nuclear Fuel and Decommissioning Trusts	1,020	901	—	11	1,932

Total Assets	$1,392	$1,475	$142	$(149)	$2,860

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$30	$475	$22	$(282)	$245
Cash Flow Hedges:
Commodity Hedges (c)	—	11	3	(8)	6
Interest Rate/Foreign Currency Hedges	—	2	—	—	2
Fair Value Hedges	—	11	—	3	14
Total Risk Management Liabilities	$30	$499	$25	$(287)	$267

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

(d)
The December 31, 2014 maturity of the net fair value of risk management contracts prior to cash collateral, assets/(liabilities), is as follows:  Level 1 matures $(18) million in 2015 and $(10) million in periods 2016-2018;  Level 2 matures $31 million in 2015, $52 million in periods 2016-2018, $12 million in periods 2019-2020 and $1 million in periods 2021-2030;  Level 3 matures $50 million in 2015, $29 million in periods 2016-2018, $9 million in periods 2019-2020 and $66 million in periods 2021-2030.  Risk management commodity contracts are substantially comprised of power contracts.

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

(g)
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

There have been no transfers between Level 1 and Level 2 during the years ended December 31, 2014, 2013 and 2012.

The following tables set forth a reconciliation of changes in the fair value of net trading derivatives and other investments classified as Level 3 in the fair value hierarchy:

Year Ended December 31, 2014	Net Risk Management Assets (Liabilities)
(in millions)
Balance as of December 31, 2013	$117
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	90
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	6
Purchases, Issuances and Settlements (c)	(108)
Transfers into Level 3 (d) (e)	(8)
Transfers out of Level 3 (e) (f)	(21)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	75
Balance as of December 31, 2014	$151

Year Ended December 31, 2013	Net Risk Management Assets (Liabilities)
(in millions)
Balance as of December 31, 2012	$86
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	(9)
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets) Relating to Assets Still Held at the Reporting Date (a)	37
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	(3)
Purchases, Issuances and Settlements (c)	(16)
Transfers into Level 3 (d) (e)	19
Transfers out of Level 3 (e) (f)	(4)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	7
Balance as of December 31, 2013	$117

Year Ended December 31, 2012	Net Risk Management Assets (Liabilities)
(in millions)
Balance as of December 31, 2011	$69
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	(15)
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets) Relating to Assets Still Held at the Reporting Date (a)	29
Purchases, Issuances and Settlements (c)	32
Transfers into Level 3 (d) (e)	1
Transfers out of Level 3 (e) (f)	(35)
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	5
Balance as of December 31, 2012	$86

(a)	Included in revenues on the statements of income.

(b)	Represents the change in fair value between the beginning of the reporting period and the settlement of the risk management commodity contract.

(c)	Represents the settlement of risk management commodity contracts for the reporting period.

(d)	Represents existing assets or liabilities that were previously categorized as Level 2.

(e)	Transfers are recognized based on their value at the beginning of the reporting period that the transfer occurred.

(f)	Represents existing assets or liabilities that were previously categorized as Level 3.

(g)	Relates to the net gains (losses) of those contracts that are not reflected on the statements of income. These net gains (losses) are recorded as regulatory liabilities/assets.

The following tables quantify the significant unobservable inputs used in developing the fair value of our Level 3 positions as of December 31, 2014 and 2013:

Significant Unobservable Inputs
December 31, 2014

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input	Low	High	Average
	(in millions)
Energy Contracts	$157	$37	Discounted Cash Flow	Forward Market Price (a)	$11.37	$159.92	$57.18
				Counterparty Credit Risk (b)	303
FTRs	33	2	Discounted Cash Flow	Forward Market Price (a)	(14.63)	20.02	0.96
Total	$190	$39

Significant Unobservable Inputs
December 31, 2013

				Significant
	Fair Value		Valuation	Unobservable	Input/Range
	Assets	Liabilities	Technique	Input	Low	High
	(in millions)
Energy Contracts	$132	$22	Discounted Cash Flow	Forward Market Price (a)	$11.42	$120.72
				Counterparty Credit Risk (b)	316
FTRs	10	3	Discounted Cash Flow	Forward Market Price (a)	(5.10)	10.44
Total	$142	$25

(a)	Represents market prices in dollars per MWh.

(b)	Represents average price of credit default swaps used to calculate counterparty credit risk, reported in basis points.

The following table provides sensitivity of fair value measurements to increases (decreases) in significant unobservable inputs related to Energy Contracts and FTRs as of December 31, 2014:

Sensitivity of Fair Value Measurements
December 31, 2014

Significant Unobservable Input	Position	Change in Input	Impact on Fair Value Measurement
Forward Market Price	Buy	Increase (Decrease)	Higher (Lower)
Forward Market Price	Sell	Increase (Decrease)	Lower (Higher)
Counterparty Credit Risk	Loss	Increase (Decrease)	Higher (Lower)
Counterparty Credit Risk	Gain	Increase (Decrease)	Lower (Higher)

12.  INCOME TAXES

The details of our consolidated income taxes as reported are as follows:

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Federal:
Current	$51	$(45)	$(52)
Deferred	796	676	698
Total Federal	847	631	646

State and Local:
Current	25	29	35
Deferred	70	24	(77)
Total State and Local	95	53	(42)

Income Tax Expense	$942	$684	$604

The following is a reconciliation of our consolidated difference between the amount of federal income taxes computed by multiplying book income before income taxes by the federal statutory tax rate and the amount of income taxes reported:

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Net Income	$1,638	$1,484	$1,262
Income Tax Expense	942	684	604
Pretax Income	$2,580	$2,168	$1,866

Income Taxes on Pretax Income at Statutory Rate (35%)	$903	$759	$653
Increase (Decrease) in Income Taxes resulting from the following items:
Depreciation	54	47	39
Investment Tax Credits, Net	(13)	(14)	(14)
State and Local Income Taxes, Net	64	29	(33)
Removal Costs	(24)	(21)	(18)
AFUDC	(42)	(31)	(39)
Valuation Allowance	(2)	5	6
U.K. Windfall Tax	—	(80)	15
Other	2	(10)	(5)
Income Tax Expense	$942	$684	$604

Effective Income Tax Rate	36.5%	31.5%	32.4%

The following table shows elements of the net deferred tax liability and significant temporary differences:

	December 31,
	2014	2013
	(in millions)
Deferred Tax Assets	$2,653	$2,900
Deferred Tax Liabilities	(13,599)	(13,088)
Net Deferred Tax Liabilities	$(10,946)	$(10,188)

Property Related Temporary Differences	$(7,968)	$(7,508)
Amounts Due from Customers for Future Federal Income Taxes	(255)	(273)
Deferred State Income Taxes	(811)	(765)
Securitized Assets	(753)	(870)
Regulatory Assets	(694)	(609)
Deferred Income Taxes on Other Comprehensive Loss	60	66
Accrued Nuclear Decommissioning	(611)	(554)
Net Operating Loss Carryforward	47	233
Tax Credit Carryforward	144	109
Valuation Allowance	(56)	(97)
All Other, Net	(49)	80
Net Deferred Tax Liabilities	$(10,946)	$(10,188)

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

Federal and State Income Tax Audit Status

We are no longer subject to U.S. federal examination for years before 2011.  The IRS examination of years 2011, 2012 and 2013 started in April 2014.  Although the outcome of tax audits is uncertain, in our opinion, adequate provisions for federal income taxes have been made for potential liabilities resulting from such matters.  In addition, we accrue interest on these uncertain tax positions.  We are not aware of any issues for open tax years that upon final resolution are expected to materially impact net income.

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

Net Income Tax Operating Loss Carryforward

In 2012 and 2011, we recognized federal net income tax operating losses of $366 million and $226 million, respectively, driven primarily by bonus depreciation, pension plan contributions and other book-versus-tax temporary differences.  As of December 31, 2013, we had $156 million of unrealized federal net operating loss carryforward tax benefits.  Federal taxable income was sufficient enough in 2014 that these remaining federal net income tax operating loss tax benefits were realized in full. We recognized deferred state and local income tax benefits in 2012 and 2011. The state net income tax operating loss carryforwards as of December 31, 2014 are indicated in the table below:

State	State Net Income Tax Operating Loss Carryforward	Year of Expiration
	(in millions)
Louisiana	$431	2029
Missouri	9	2034
Oklahoma	322	2034
Tennessee	3	2026
West Virginia	286	2032

We anticipate future taxable income will be sufficient to realize the remaining state net income tax operating loss tax benefits before the state carryforward expires for each state.

As of December 31, 2013 we had $121 million of uncertain tax positions netted against the federal net income tax operating loss carryforward tax benefits. Due to the utilization of the net operating loss carryforward in 2014, $69 million is presented as a non-current uncertain tax position. As of December 31, 2014, we have $52 million of uncertain tax positions netted against tax credit and alternative minimum tax carryforward tax benefits.

Tax Credit Carryforward

Federal and state net income tax operating losses sustained in 2012, 2011 and 2009, along with lower federal and state taxable income in 2010, resulted in unused federal and state income tax credits.  As of December 31, 2014, we have total federal tax credit carryforwards of $144 million and total state tax credit carryforwards of $22 million, not all of which are subject to an expiration date.  If these credits are not utilized, the federal general business tax credits of $74 million will expire in the years 2028 through 2033.

We anticipate future federal taxable income will be sufficient to realize the tax benefits of the federal tax credits before they expire unused.

In November 2014, APCo received an order from the Virginia SCC for its 2014 Virginia Biennial Base Rate Case (see Note 4). As a result of the final determination pertaining to the ability to realize future tax benefits for certain state net income tax operating loss and credit carryforwards, we determined that APCo is subject to the Virginia Minimum Tax on electric suppliers and the Virginia State Income Tax is no longer applicable. As a result, we derecognized the related state income tax benefits, which had been subject to valuation allowances.

Valuation Allowance

We assess past results and future operations to estimate and evaluate available positive and negative evidence to evaluate whether sufficient future taxable income will be generated to use existing deferred tax assets.  The positive evidence we considered is the history of positive pretax income and the fact that the tax losses resulted from temporary differences that will reverse in future periods.  On the basis of the evaluation of all available positive and negative evidence, as of December 31, 2014, a valuation allowance of $56 million for an unrealized capital loss has been recorded in order to recognize only the portion of the deferred tax assets that, more likely than not, will be realized. The amount of the deferred tax assets realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are materially impacted.

Uncertain Tax Positions

In May 2013, the U.S. Supreme Court decided that the U.K. Windfall Tax imposed upon U.K. electric companies privatized between 1984 and 1996 is a creditable tax for U.S. federal income tax purposes.  We filed protective claims asserting the creditability of the tax, dependent upon the outcome of the case.  As a result of the favorable U.S. Supreme Court decision, we recognized a tax benefit of $80 million, plus $43 million of pretax interest income in the second quarter of 2013.  The tax benefit and interest income resulted in an increase in net income of $108 million, but did not result in the receipt of cash as of December 31, 2014. Due to the timing of the IRS audit cycle, receipt of cash is not expected within the next 12 months.

We recognize interest accruals related to uncertain tax positions in interest income or expense, as applicable, and penalties in Other Operation expense in accordance with the accounting guidance for “Income Taxes.”

The following table shows amounts reported for interest expense, interest income and reversal of prior period interest expense:

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Interest Expense	$3	$1	$11
Interest Income	1	51	—
Reversal of Prior Period Interest Expense	2	—	1

The following table shows balances for amounts accrued for the receipt of interest and the payment of interest and penalties:

	December 31,
	2014	2013
	(in millions)
Accrual for Receipt of Interest	$44	$43
Accrual for Payment of Interest and Penalties	6	5

The reconciliations of the beginning and ending amounts of unrecognized tax benefits are as follows:

	2014	2013	2012
	(in millions)
Balance as of January 1,	$175	$267	$168
Increase – Tax Positions Taken During a Prior Period	18	—	23
Decrease – Tax Positions Taken During a Prior Period	(1)	(94)	(16)
Increase – Tax Positions Taken During the Current Year	—	2	121
Decrease – Tax Positions Taken During the Current Year	—	—	—
Decrease – Settlements with Taxing Authorities	(1)	—	(25)
Decrease – Lapse of the Applicable Statute of Limitations	(9)	—	(4)
Balance as of December 31,	$182	$175	$267

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $97 million, $87 million and $149 million for 2014, 2013 and 2012, respectively.  We believe there will be no significant net increase or decrease in unrecognized tax benefits within 12 months of the reporting date.

Federal Tax Legislation

The American Taxpayer Relief Act of 2012 (the 2012 Act) was enacted in January 2013.  Included in the 2012 Act was a one-year extension of 50% bonus depreciation.  The 2012 Act also retroactively extended the life of research and development, employment and several energy tax credits, which expired at the end of 2011.  The enacted provisions did not materially impact net income or financial condition but did have a favorable impact on cash flows in 2013.

The Tax Increase Prevention Act of 2014 (the 2014 Act) was enacted in December 2014. Included in the 2014 Act was a one-year extension of the 50% bonus depreciation. The 2014 Act also retroactively extended the life of research and development, employment and several energy tax credits, which expired at the end of 2013. The enacted provisions did not materially impact net income or financial condition but will have a favorable impact on future cash flows.

Federal Tax Regulations

In 2013, the U.S. Treasury Department issued final and re-proposed regulations regarding the deduction and capitalization of expenditures related to tangible property, effective for the tax years beginning in 2014.  In addition, the IRS issued Revenue Procedures under the Industry Issue Resolutions program that provides specific guidance for the implementation of the regulations for the electric utility industry.  These final regulations did not materially impact net income, cash flows or financial condition.

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

During the third quarter of 2013, it was determined that the state of West Virginia had achieved certain minimum levels of shortfall reserve funds.  As a result, the West Virginia corporate income tax rate was reduced from 7% to 6.5% in 2014.

The enacted provisions did not materially impact net income, cash flows or financial condition.

13.  LEASES

Leases of property, plant and equipment are for remaining periods up to 35 years and require payments of related property taxes, maintenance and operating costs.  The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

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

	Years Ended December 31,
Lease Rental Costs	2014	2013	2012
	(in millions)
Net Lease Expense on Operating Leases	$304	$327	$346
Amortization of Capital Leases	109	74	73
Interest on Capital Leases	26	28	29
Total Lease Rental Costs	$439	$429	$448

The following table shows the property, plant and equipment under capital leases and related obligations recorded on the balance sheets.  Capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities on the balance sheets.

	December 31,
Property, Plant and Equipment Under Capital Leases	2014	2013
	(in millions)
Generation	$104	$103
Other Property, Plant and Equipment	683	627
Total Property, Plant and Equipment Under Capital Leases	787	730
Accumulated Amortization	240	197
Net Property, Plant and Equipment Under Capital Leases	$547	$533

Obligations Under Capital Leases
Noncurrent Liability	$441	$428
Liability Due Within One Year	111	110
Total Obligations Under Capital Leases	$552	$538

Future minimum lease payments consisted of the following as of December 31, 2014:

Future Minimum Lease Payments	Capital Leases	Noncancelable Operating Leases
	(in millions)
2015	$134	$293
2016	120	267
2017	98	253
2018	63	239
2019	46	223
Later Years	239	693
Total Future Minimum Lease Payments	700	$1,968
Less Estimated Interest Element	148
Estimated Present Value of Future Minimum Lease Payments	$552

Master Lease Agreements

We lease certain equipment under master lease agreements.  Under the lease agreements, the lessor is guaranteed a residual value up to a stated percentage of either the unamortized balance or the equipment cost at the end of the lease term.  If the actual fair value of the leased equipment is below the guaranteed residual value at the end of the lease term, we are committed to pay the difference between the actual fair value and the residual value guarantee.  Historically, at the end of the lease term, the fair value has been in excess of the unamortized balance.  As of December 31, 2014, the maximum potential loss for these lease agreements was approximately $26 million assuming the fair value of the equipment is zero at the end of the lease term.

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

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it equally to AEGCo and I&M.  The lease is accounted for as an operating lease with the payment obligations included in the future minimum lease payments schedule earlier in this note.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  AEP, AEGCo and I&M have no ownership interest in the Owner Trustee and do not guarantee its debt.  The future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2014 are as follows:

Future Minimum Lease Payments	AEGCo	I&M
	(in millions)
2015	$74	$74
2016	74	74
2017	74	74
2018	74	74
2019	74	74
Later Years	222	222
Total Future Minimum Lease Payments	$592	$592

Railcar Lease

In June 2003, AEP Transportation LLC (AEP Transportation), a subsidiary of AEP, entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The lease is accounted for as an operating lease.  In January 2008, AEP Transportation assigned the remaining 848 railcars under the original lease agreement to I&M (390 railcars) and SWEPCo (458 railcars).  The assignment is accounted for as operating leases for I&M and SWEPCo.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  I&M and SWEPCo intend to renew these leases for the full lease term of twenty years via the renewal options.  The future minimum lease obligations are $11 million and $13 million for I&M and SWEPCo, respectively, for the remaining railcars as of December 31, 2014.  These obligations are included in the future minimum lease payments schedule earlier in this note.

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

Sabine Dragline Lease

During 2009, Sabine entered into capital lease arrangements with a nonaffiliated company to finance the purchase of two electric draglines to be used for Sabine’s mining operations totaling $47 million.  The amounts included in the lease represented the aggregate fair value of the existing equipment and a sale-and-leaseback transaction for additional dragline rebuild costs required to keep the dragline operational.  These capital lease assets are included in Other Property, Plant and Equipment on our December 31, 2014 and 2013 balance sheets.  The short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities on our December 31, 2014 and 2013 balance sheets.  The future payment obligations are included in our future minimum lease payments schedule earlier in this note.

I&M Nuclear Fuel Lease

In November 2013, I&M entered into a sale-and-leaseback transaction with IMP 11-2013, a nonaffiliated Ohio Trust, to lease nuclear fuel for I&M’s Cook Plant.  In November 2013, I&M sold a portion of its unamortized nuclear fuel inventory to the trust for $110 million.  The lease has a variable rate based on one month LIBOR and is accounted for as a capital lease with lease terms up to 54 months. The future payment obligations of $67 million are included in our future minimum lease payments schedule earlier in this note.  The net capital lease asset is included in Other Property, Plant and Equipment and the short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities, respectively, on our December 31, 2014 balance sheet.  The future minimum lease payments for the sale-and-leaseback transaction as of December 31, 2014 are as follows, based on estimated fuel burn:

Future Minimum Lease Payments	I&M
(in millions)
2015	$32
2016	27
2017	6
2018	2
Total Future Minimum Lease Payments	$67

14.  FINANCING ACTIVITIES

AEP Common Stock

Listed below is a reconciliation of common stock share activity for the years ended December 31, 2014, 2013 and 2012:

Shares of AEP Common Stock	Issued	Held in Treasury
Balance, December 31, 2011	503,759,460	20,336,592
Issued	2,245,502	—
Balance, December 31, 2012	506,004,962	20,336,592
Issued	2,109,002	—
Balance, December 31, 2013	508,113,964	20,336,592
Issued	1,625,195	—
Balance, December 31, 2014	509,739,159	20,336,592

Long-term Debt

The following details long-term debt outstanding as of December 31, 2014 and 2013:

	Weighted
	Average
	Interest
	Rate as of	Interest Rate Ranges as of		Outstanding as of
	December 31,	December 31,		December 31,
Type of Debt and Maturity	2014	2014	2013	2014	2013
				(in millions)
Senior Unsecured Notes
2014-2044	5.34%	1.65%-8.13%	1.65%-8.13%	$12,647	$11,799

Pollution Control Bonds (a)
2014-2038 (b)	2.66%	0.04%-6.30%	0.02%-6.30%	1,963	1,932

Notes Payable (c)
2014-2032	3.84%	0.983%-8.03%	1.164%-8.03%	357	369

Securitization Bonds
2015-2031	3.69%	0.88%-6.25%	0.88%-6.25%	2,380	2,686

Spent Nuclear Fuel Obligation (d)				266	265

Other Long-term Debt
2015-2059	1.67%	1.15%-13.718%	1.15%-13.718%	1,101	1,360

Fair Value of Interest Rate Hedges				(6)	(9)
Unamortized Discount, Net				(24)	(25)
Total Long-term Debt Outstanding				18,684	18,377
Long-term Debt Due Within One Year				2,503	1,549
Long-term Debt				$16,181	$16,828

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

(d)	Spent nuclear fuel obligation consists of a liability along with accrued interest for disposal of spent nuclear fuel (see "SNF Disposal" section of Note 6).

Long-term debt outstanding as of December 31, 2014 is payable as follows:

	2015	2016	2017	2018	2019	After 2019	Total
	(in millions)
Principal Amount	$2,503	$1,306	$1,871	$1,417	$1,673	$9,938	$18,708
Unamortized Discount, Net							(24)
Total Long-term Debt Outstanding							$18,684

In January 2015 and February 2015, I&M retired $15 million and $8 million, respectively, of Notes Payable related to DCC Fuel.

In January 2015, OPCo retired $22 million of Securitization Bonds.

In January 2015, PSO issued $87.5 million of 3.17% and $87.5 million of 4.09% Senior Unsecured Notes due in 2025 and 2045, respectively.

In January 2015, SWEPCo remarketed $54 million of 1.6% Pollution Control Bonds due in 2019.

In January 2015, TCC retired $120 million of Securitization Bonds.

In February 2015, APCo retired $11 million of Securitization Bonds.

As of December 31, 2014, trustees held, on our behalf, $385 million of our reacquired Pollution Control Bonds.

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

Utility Subsidiaries’ Restrictions

Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of dividends.  Specifically, several of our public utility subsidiaries have credit agreements that contain a covenant that limits their debt to capitalization ratio to 67.5%.  As of December 31, 2014, the amount of restricted net assets of AEP’s subsidiaries that may not be distributed to Parent in the form of a loan, advance or dividend was approximately $7 billion.

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

Lines of Credit and Short-term Debt

We use our commercial paper program to meet the short-term borrowing needs of our subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds the majority of the nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  As of December 31, 2014, we had credit facilities totaling $3.5 billion to support our commercial paper program.  The maximum amount of commercial paper outstanding during 2014 was $877 million and the weighted average interest rate of commercial paper outstanding during 2014 was 0.29%.  Our outstanding short-term debt was as follows:

	December 31,
	2014		2013
Type of Debt	Outstanding Amount	Interest Rate (a)	Outstanding Amount	Interest Rate (a)
	(in millions)		(in millions)
Securitized Debt for Receivables (b)	$744	0.22%	$700	0.23%
Commercial Paper	602	0.59%	57	0.29%
Total Short-term Debt	$1,346		$757

(a)	Weighted average rate.

(b)	Amount of securitized debt for receivables as accounted for under the "Transfers and Servicing" accounting guidance.

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

Our receivables securitization agreement provides a commitment of $750 million from bank conduits to purchase receivables.  The agreement was increased in June 2014 from $700 million and expires in June 2016.

Accounts receivable information for AEP Credit is as follows:

	Years Ended December 31,
	2014	2013	2012
	(dollars in millions)
Effective Interest Rates on Securitization of Accounts Receivable	0.22%	0.23%	0.26%
Net Uncollectible Accounts Receivable Written Off	$40	$35	$29

	December 31,
	2014	2013
	(in millions)
Accounts Receivable Retained Interest and Pledged as Collateral Less Uncollectible Accounts	$975	$929
Total Principal Outstanding	744	700
Delinquent Securitized Accounts Receivable	44	45
Bad Debt Reserves Related to Securitization/Sale of Accounts Receivable	13	16
Unbilled Receivables Related to Securitization/Sale of Accounts Receivable	335	331

Customer accounts receivable retained and securitized for our operating companies are managed by AEP Credit.  AEP Credit’s delinquent customer accounts receivable represents accounts greater than 30 days past due.

15.  STOCK-BASED COMPENSATION

As approved by shareholder vote, the Amended and Restated American Electric Power System Long-Term Incentive Plan (LTIP) authorizes the use of 20 million shares of AEP common stock for various types of stock-based compensation awards to employees.  A maximum of 10 million shares may be used under this plan for full value share awards, which includes performance units, restricted shares and restricted stock units.  As of December 31, 2014, 15,825,643 shares remained available for issuance under the LTIP plan.  The AEP Board of Directors and shareholders last approved the LTIP in 2010.  The following sections provide further information regarding each type of stock-based compensation award granted by the Human Resources Committee of our Board of Directors (HR Committee).

Stock Options

We did not grant stock options in 2014, 2013 or 2012. We did have outstanding stock options from grants in earlier periods that were exercised in 2013 and 2012.  As of December 31, 2014, we have no outstanding stock options.  We recorded compensation cost for stock options over the vesting period based on the fair value on the grant date.  The LTIP does not specify a maximum contractual term for stock options.

The total intrinsic value of options exercised is as follows:

	Years Ended December 31,
Stock Options	2014	2013	2012
	(in thousands)
Intrinsic Value of Options Exercised (a)	$—	$3,105	$1,699

(a)	Intrinsic value is calculated as market price at exercise dates less the option exercise price.

A summary of AEP stock option transactions during the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014		2013		2012
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
	(in thousands)		(in thousands)		(in thousands)
Outstanding as of January 1,	—	NA	188	$30.17	321	$29.35
Granted	—	NA	—	NA	—	NA
Exercised/Converted	—	NA	(187)	30.18	(128)	28.21
Forfeited/Expired	—	NA	(1)	27.95	(5)	27.26
Outstanding as of December 31,	—	NA	—	NA	188	30.17

Options Exercisable as of December 31,	—	NA	—	NA	188	$30.17

NA Not applicable.

We include the proceeds received from exercised stock options in common stock and paid-in capital.

Performance Units

Our performance units have a fair value upon vesting equal to the average closing market price of AEP common stock for the last 20 trading days of the performance period.  The number of performance units held is multiplied by the performance score to determine the actual number of performance units realized.  The performance score can range from 0% to 200% and is determined at the end of the performance period based on performance measures, which include both performance and market conditions, established for each grant at the beginning of the performance period by the HR Committee.  Performance units are paid in cash, unless they are needed to satisfy a participant’s stock ownership requirement.  In that case, the number of units needed to satisfy the participant’s largest stock ownership requirement is mandatorily deferred as AEP Career Shares until after the end of the participant’s AEP career.  AEP

Career Shares are a form of non-qualified deferred compensation that has a value equivalent to shares of AEP common stock.  AEP Career Shares are paid in cash after the participant’s termination of employment.  Amounts equivalent to cash dividends on both performance units and AEP Career Shares accrue as additional units.  We record compensation cost for performance units over a three-year vesting period.  The liability for both the performance units and AEP Career Shares, recorded in Employee Benefits and Pension Obligations on the balance sheets, is adjusted for changes in value.  The fair value of performance unit awards is based on the estimated performance score and the current 20-day average closing price of AEP common stock at the date of valuation.

The HR Committee awarded performance units and reinvested dividends on outstanding performance units and AEP Career Shares for the years ended December 31, 2014, 2013 and 2012 as follows:

	Years Ended December 31,
Performance Units	2014	2013	2012
Awarded Units (in thousands)	17	1,284	546
Weighted Average Unit Fair Value at Grant Date	$49.73	$46.23	$41.38
Vesting Period (in years)	3	3	3

Performance Units and AEP Career Shares (Reinvested Dividends Portion)	Years Ended December 31,
	2014	2013	2012
Awarded Units (in thousands)	99	101	138
Weighted Average Fair Value at Grant Date	$53.35	$45.42	$40.97
Vesting Period (in years)	(a)	(a)	(a)

(a)
The vesting period for the reinvested dividends on performance units is equal to the remaining life of the related performance units.  Dividends on AEP Career Shares vest immediately upon grant but are not paid in cash until after the participant’s termination of employment.

Performance scores and final awards are determined and certified by the HR Committee in accordance with the pre-established performance measures within approximately a month after the end of the performance period.  The HR Committee has discretion to reduce or eliminate the number of performance units earned but may not increase the number earned.  The performance scores for all open performance periods are dependent on two equally-weighted performance measures: (a) three-year total shareholder return measured relative to the Electric Utilities Industry Standard and Poor’s 500 Index and (b) three-year cumulative earnings per share measured relative to an AEP Board of Directors approved target.

The certified performance scores and units earned for the three-year periods ended December 31, 2014, 2013 and 2012 were as follows:

	Years Ended December 31,
Performance Units	2014	2013	2012
Certified Performance Score	147.8%	118.8%	99.7%
Performance Units Earned	889,697	749,219	1,096,572
Performance Units Mandatorily Deferred as AEP Career Shares	40,831	72,883	51,056
Performance Units Voluntarily Deferred into the Incentive Compensation Deferral Program	39,526	39,691	26,337
Performance Units to be Paid in Cash	809,340	636,645	1,019,179

The cash payouts for the years ended December 31, 2014, 2013 and 2012 were as follows:

	Years Ended December 31,
Performance Units and AEP Career Shares	2014	2013	2012
	(in thousands)
Cash Payouts for Performance Units	$29,263	$43,925	$44,968
Cash Payouts for AEP Career Share Distributions	4,324	3,675	11,027

Restricted Stock Units

The HR Committee grants restricted stock units (RSUs), which generally vest, subject to the participant’s continued employment, over at least three years in approximately equal annual increments.  Additional RSUs granted as dividends vest on the same date as the underlying RSUs on which the dividends were awarded.  Upon vesting, RSUs are converted into a share of AEP common stock, with the exception of participants subject to the disclosure requirements set forth in Section 16 of the Securities Exchange Act of 1934, who are paid in cash.  In 2014, there were no RSUs granted to Section 16 participants as AEP deferred granting these and other awards until February 2015. For awards that are settled with shares, compensation cost is measured at fair value on the grant date and recorded over the vesting period.  Fair value is determined by multiplying the number of units granted by the grant date market closing price.  For awards that are paid in cash, compensation cost is recorded over the vesting period and adjusted for changes in fair value until vested.  The fair value at vesting is determined by multiplying the number of units vested by the 20-day average closing price of AEP common stock.  The maximum contractual term of outstanding RSUs is six years from the grant date.

In 2010, the HR Committee granted a total of 165,520 RSUs to four Chief Executive Officer succession candidates as a retention incentive for these candidates.  These grants vest, subject to the candidates’ continuous employment, in three approximately equal installments on August 3, 2013, August 3, 2014 and August 3, 2015.  Of these RSUs, 55,172 vested on August 3, 2013, 55,172 vested on August 3, 2014 and 55,176 remain outstanding, excluding dividends.

The HR Committee awarded RSUs, including units awarded for dividends, for the years ended December 31, 2014, 2013 and 2012 as follows:

	Years Ended December 31,
Restricted Stock Units	2014	2013	2012
Awarded Units (in thousands)	64	644	497
Weighted Average Grant Date Fair Value	$50.36	$46.24	$40.69

The total fair value and total intrinsic value of restricted stock units vested during the years ended December 31, 2014, 2013 and 2012 were as follows:

	Years Ended December 31,
Restricted Stock Units	2014	2013	2012
	(in thousands)
Fair Value of Restricted Stock Units Vested	$18,654	$15,325	$10,608
Intrinsic Value of Restricted Stock Units Vested (a)	24,894	20,378	12,157

(a)	Intrinsic value is calculated as market price at exercise date.

A summary of the status of our nonvested RSUs as of December 31, 2014 and changes during the year ended December 31, 2014 are as follows:

Nonvested Restricted Stock Units	Shares/Units	Weighted Average Grant Date Fair Value
	(in thousands)
Nonvested as of January 1, 2014	1,205	$42.64
Granted	64	50.36
Vested	(467)	39.97
Forfeited	(19)	44.57
Nonvested as of December 31, 2014	783	44.59

The total aggregate intrinsic value of nonvested RSUs as of December 31, 2014 was $48 million and the weighted average remaining contractual life was 1.61 years.

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

The cash payout for stock unit distributions was $5 million for the year ended December 31, 2014. We had no material cash payouts for stock unit distributions for the years ended December 31, 2013 and 2012.

The Board of Directors awarded stock units, including units awarded for dividends, for the years ended December 31, 2014, 2013 and 2012 as follows:

	Years Ended December 31,
Stock Unit Accumulation Plan for Non-Employee Directors	2014	2013	2012
Awarded Units (in thousands)	25	33	52
Weighted Average Grant Date Fair Value	$54.08	$45.81	$41.20

Share-based Compensation Plans

Compensation cost and the actual tax benefit realized for the tax deductions from compensation cost for share-based payment arrangements recognized in income and total compensation cost capitalized in relation to the cost of an asset for the years ended December 31, 2014, 2013 and 2012 were as follows:

	Years Ended December 31,
Share-based Compensation Plans	2014	2013	2012
	(in thousands)
Compensation Cost for Share-based Payment Arrangements (a)	$85,414	$56,352	$51,767
Actual Tax Benefit Realized	29,895	19,723	18,119
Total Compensation Cost Capitalized	23,063	13,165	10,707

(a)	Compensation cost for share-based payment arrangements is included in Other Operation and Maintenance expenses on the statements of income.

During the years ended December 31, 2014, 2013 and 2012, there were no significant modifications affecting any of our share-based payment arrangements.

As of December 31, 2014, there was $79 million of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the LTIP.  Unrecognized compensation cost related to the performance units and AEP Career Shares will change as the fair value is adjusted each period and forfeitures for all award types are realized.  Our unrecognized compensation cost will be recognized over a weighted-average period of 1.35 years.

Cash received from stock options exercised and actual tax benefit realized for the tax deductions from stock options exercised during the years ended December 31, 2014, 2013 and 2012 were as follows:

	Years Ended December 31,
Share-based Compensation Plans	2014	2013	2012
	(in thousands)
Cash Received from Stock Options Exercised	$—	$5,659	$3,598
Actual Tax Benefit Realized for the Tax Deductions from Stock Options Exercised	—	1,040	618

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

We are the primary beneficiary of Sabine, DCC Fuel, AEP Credit, Transition Funding, Ohio Phase-in-Recovery Funding, Appalachian Consumer Rate Relief Funding, a protected cell of EIS and Transource Energy.  In addition, we have not provided material financial or other support to any of these entities that was not previously contractually required.  We hold a significant variable interest in DHLC and Potomac-Appalachian Transmission Highline, LLC West Virginia Series (West Virginia Series).

Sabine is a mining operator providing mining services to SWEPCo.  SWEPCo has no equity investment in Sabine but is Sabine’s only customer.  SWEPCo guarantees the debt obligations and lease obligations of Sabine.  Under the terms of the note agreements, substantially all assets are pledged and all rights under the lignite mining agreement are assigned to SWEPCo.  The creditors of Sabine have no recourse to any AEP entity other than SWEPCo.  Under the provisions of the mining agreement, SWEPCo is required to pay, as a part of the cost of lignite delivered, an amount equal to mining costs plus a management fee.  In addition, SWEPCo determines how much coal will be mined each year.  Based on these facts, management concluded that SWEPCo is the primary beneficiary and is required to consolidate Sabine.  SWEPCo’s total billings from Sabine for the years ended December 31, 2014, 2013 and 2012 were $151 million, $155 million and $147 million, respectively.  See the tables below for the classification of Sabine’s assets and liabilities on the balance sheets.

I&M has nuclear fuel lease agreements with DCC Fuel IV LLC, DCC Fuel V LLC, DCC Fuel VI LLC and DCC Fuel VII (collectively DCC Fuel).  DCC Fuel was formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.  DCC Fuel purchased the nuclear fuel from I&M with funds received from the issuance of notes to financial institutions.  Each entity is a single-lessee leasing arrangement with only one asset and is capitalized with all debt.  Each is a separate legal entity from I&M, the assets of which are not available to satisfy the debts of I&M.  Payments on the leases for the years ended December 31, 2014, 2013 and 2012 were $109 million, $153 million and $127 million, respectively.  The leases were recorded as capital leases on I&M’s balance sheet as title to the nuclear fuel transfers to I&M at the end of the respective lease terms, which do not exceed 54 months.  Based on our control of DCC Fuel, management concluded that I&M is the primary beneficiary and is required to consolidate DCC Fuel.  The capital leases are eliminated upon consolidation.  The lease agreements ended for DCC Fuel LLC and DCC Fuel III LLC in October 2013 and for DCC Fuel II LLC in October 2014.  See the tables below for the classification of DCC Fuel’s assets and liabilities on the balance sheets.

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

Transition Funding was formed for the sole purpose of issuing and servicing securitization bonds related to Texas Restructuring Legislation.  Management has concluded that TCC is the primary beneficiary of Transition Funding because TCC has the power to direct the most significant activities of the VIE and TCC’s equity interest could potentially be significant.  Therefore, TCC is required to consolidate Transition Funding.  The securitized bonds totaled $1.8 billion and $2.0 billion as of December 31, 2014 and 2013, respectively.  Transition Funding has securitized transition assets of $1.6 billion and $1.9 billion as of December 31, 2014 and 2013, respectively.  The securitized transition assets represent the right to impose and collect Texas true-up costs from customers receiving electric transmission or distribution service from TCC under recovery mechanisms approved by the PUCT.  The securitization bonds are payable only from and secured by the securitized transition assets.  The bondholders have no recourse to TCC or any other AEP entity.  TCC acts as the servicer for Transition Funding’s securitized transition assets and remits all related amounts collected from customers to Transition Funding for interest and principal payments on the securitization bonds and related costs.  See the tables below for the classification of Transition Funding’s assets and liabilities on the balance sheets.

Ohio Phase-in-Recovery Funding was formed for the sole purpose of issuing and servicing securitization bonds related to phase-in recovery property.  Management has concluded that OPCo is the primary beneficiary of Ohio Phase-in-Recovery Funding because OPCo has the power to direct the most significant activities of the VIE and OPCo's equity interest could potentially be significant.  Therefore, OPCo is required to consolidate Ohio Phase-in-Recovery Funding.  The securitized bonds totaled $232 million and $267 million as of December 31, 2014 and 2013, respectively.  Ohio Phase-in-Recovery Funding has securitized assets of $110 million and $132 million as of December 31, 2014 and 2013, respectively.  The phase-in recovery property represents the right to impose and collect Ohio deferred distribution charges from customers receiving electric transmission and distribution service from OPCo under a recovery mechanism approved by the PUCO.  In August 2013, securitization bonds were issued.  The securitization bonds are payable only from and secured by the securitized assets.  The bondholders have no recourse to OPCo or any other AEP entity.  OPCo acts as the servicer for Ohio Phase-in-Recovery Funding's securitized assets and remits all related amounts collected from customers to Ohio Phase-in-Recovery Funding for interest and principal payments on the securitization bonds and related costs.  See the table below for the classification of Ohio Phase-in-Recovery Funding's assets and liabilities on the balance sheets.

Appalachian Consumer Rate Relief Funding was formed for the sole purpose of issuing and servicing securitization bonds related to APCo's under-recovered ENEC deferral balance.  Management has concluded that APCo is the primary beneficiary of Appalachian Consumer Rate Relief Funding because APCo has the power to direct the most significant activities of the VIE and APCo's equity interest could potentially be significant.  Therefore, APCo is required to consolidate Appalachian Consumer Rate Relief Funding.  The securitized bonds totaled $368 million and $380 million as of December 31, 2014 and 2013, respectively.   Appalachian Consumer Rate Relief Funding has securitized assets of $350 million and $369 million as of December 31, 2014 and 2013, respectively.  The phase-in recovery property represents the right to impose and collect West Virginia deferred generation charges from customers receiving electric transmission, distribution and generation service from APCo under a recovery mechanism approved by the WVPSC.  In November 2013, securitization bonds were issued.  The securitization bonds are payable only from and secured by the securitized assets.  The bondholders have no recourse to APCo or any other AEP entity.  APCo acts as the servicer for Appalachian Consumer Rate Relief Funding's securitized assets and remits all related amounts collected from customers to Appalachian Consumer Rate Relief Funding for interest and principal payments on the securitization bonds and related costs.  See the table below for the classification of Appalachian Consumer Rate Relief Funding's assets and liabilities on the balance sheets.

The securitized bonds of Transition Funding, Ohio Phase-in-Recovery Funding and Appalachian Consumer Rate Relief Funding are included in current and long-term debt on the balance sheets.  The securitized assets of Transition Funding, Ohio Phase-in-Recovery Funding and Appalachian Consumer Rate Relief Funding are included in securitized assets on the balance sheets.

Our subsidiaries participate in one protected cell of EIS for approximately ten lines of insurance.  EIS has multiple protected cells.  Neither AEP nor its subsidiaries have an equity investment in EIS.  The AEP System is essentially this EIS cell’s only participant, but allows certain third parties access to this insurance.  Our subsidiaries and any allowed third parties share in the insurance coverage, premiums and risk of loss from claims.  Based on our control and the structure of the protected cell of EIS, management concluded that we are the primary beneficiary of the protected cell and are required to consolidate the protected cell of EIS.  Our insurance premium expense to the protected cell for the years ended December 31, 2014, 2013 and 2012 were $32 million, $31 million and $32 million, respectively.  See the tables below for the classification of the protected cell’s assets and liabilities on the balance sheets.

Transource Energy was formed for the purpose of investing in utilities which develop, acquire, construct, own and operate transmission facilities in accordance with FERC-approved rates. AEP has equity and voting ownership of 86.5% with the other owner having 13.5% interest. Management has concluded that Transource Energy is a VIE and that AEP is the primary beneficiary because AEP has the power to direct the most significant activities of the entity. Therefore, AEP is required to consolidate Transource Energy. AEP’s equity interest could potentially be significant. In January 2014, Transource Missouri (a wholly-owned subsidiary of Transource Energy) acquired transmission assets from the non-controlling owner and issued debt and received a capital contribution to fund the acquisition. The majority of Transource Energy’s activity resulted from the asset acquisition, construction projects, debt issuance and capital contribution. AEP has provided capital contributions to Transource Energy of $23 million and $3 million, in 2014 and 2013, respectively. In the event a Transource Missouri project is abandoned by the RTO, AEP would be required to fund additional capital. See the tables below for the classification of Transource Energy’s assets and liabilities on the balance sheets.

The balances below represent the assets and liabilities of the VIEs that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
VARIABLE INTEREST ENTITIES
December 31, 2014
(in millions)

	SWEPCo Sabine	I&M DCC Fuel	AEP Credit	TCC Transition Funding		OPCo Ohio Phase-in- Recovery Funding		APCo Appalachian Consumer Rate Relief Funding		Protected Cell of EIS	Transource Energy
ASSETS
Current Assets	$68	$97	$980	$239		$33		$18		$149	$2
Net Property, Plant and Equipment	145	158	—	—		—		—		—	98
Other Noncurrent Assets	52	80	—	1,654	(a)	210	(b)	358	(c)	2	4
Total Assets	$265	$335	$980	$1,893		$243		$376		$151	$104

LIABILITIES AND EQUITY
Current Liabilities	$36	$86	$894	$322		$47		$27		$44	$21
Noncurrent Liabilities	228	249	—	1,553		195		347		62	55
Equity	1	—	86	18		1		2		45	28
Total Liabilities and Equity	$265	$335	$980	$1,893		$243		$376		$151	$104

(a)	Includes an intercompany item eliminated in consolidation of $75 million.

(b)	Includes an intercompany item eliminated in consolidation of $97 million.

(c)	Includes an intercompany item eliminated in consolidation of $4 million.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
VARIABLE INTEREST ENTITIES
December 31, 2013
(in millions)

	SWEPCo Sabine	I&M DCC Fuel	AEP Credit	TCC Transition Funding		OPCo Ohio Phase-in- Recovery Funding		APCo Appalachian Consumer Rate Relief		Protected Cell of EIS
ASSETS
Current Assets	$67	$118	$935	$232		$23		$6		$143
Net Property, Plant and Equipment	157	157	—	—		—		—		—
Other Noncurrent Assets	51	60	1	1,918	(a)	252	(b)	378	(c)	3
Total Assets	$275	$335	$936	$2,150		$275		$384		$146

LIABILITIES AND EQUITY
Current Liabilities	$33	$108	$827	$312		$37		$14		$39
Noncurrent Liabilities	242	227	1	1,820		237		368		66
Equity	—	—	108	18		1		2		41
Total Liabilities and Equity	$275	$335	$936	$2,150		$275		$384		$146

(a)	Includes an intercompany item eliminated in consolidation of $82 million.

(b)	Includes an intercompany item eliminated in consolidation of $116 million.

(c)	Includes an intercompany item eliminated in consolidation of $4 million.

DHLC is a mining operator that sells 50% of the lignite produced to SWEPCo and 50% to CLECO.  SWEPCo and CLECO share the executive board seats and voting rights equally.  Each entity guarantees 50% of DHLC’s debt.  SWEPCo and CLECO equally approve DHLC’s annual budget.  The creditors of DHLC have no recourse to any AEP entity other than SWEPCo.  As SWEPCo is the sole equity owner of DHLC, it receives 100% of the management fee.  SWEPCo’s total billings from DHLC for the years ended December 31, 2014, 2013 and 2012 were $56 million, $60 million and $77 million, respectively.  We are not required to consolidate DHLC as we are not the primary beneficiary, although we hold a significant variable interest in DHLC.  Our equity investment in DHLC is included in Deferred Charges and Other Noncurrent Assets on the balance sheets.

Our investment in DHLC was:

	2014		2013
	As Reported on the Balance Sheet	Maximum Exposure	As Reported on the Balance Sheet	Maximum Exposure
	(in millions)
Capital Contribution from SWEPCo	$8	$8	$8	$8
Retained Earnings	4	4	1	1
Advance Due to Parent	56	56	—	—
Guarantee of Debt	—	48	—	61

Total Investment in DHLC	$68	$116	$9	$70

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

In August 2012, the PJM board cancelled the PATH Project, the transmission project that PATH was intended to develop, and removed it from the 2012 Regional Transmission Expansion Plan.  In September 2012, the PATH Project companies submitted an application to the FERC requesting authority to recover prudently-incurred costs associated with the PATH Project.  In November 2012, the FERC issued an order accepting the PATH Project’s abandonment cost recovery application, subject to settlement procedures and hearing.  The parties to the case have been unable to reach a settlement agreement and in March 2014, settlement judge procedures were terminated.  Litigation is ongoing and a hearing at the FERC is scheduled for March 2015.

Our investment in PATH-WV was:

	December 31,
	2014		2013
	As Reported on the Balance Sheet	Maximum Exposure	As Reported on the Balance Sheet	Maximum Exposure
	(in millions)
Capital Contribution from AEP	$19	$19	$19	$19
Retained Earnings	2	2	6	6

Total Investment in PATH-WV	$21	$21	$25	$25

As of December 31, 2014, our $21 million investment in PATH-WV is included in Deferred Charges and Other Noncurrent Assets on the balance sheet.  If we cannot ultimately recover our investment related to PATH-WV, it could reduce future net income and cash flows.

17.  PROPERTY, PLANT AND EQUIPMENT

Depreciation, Depletion and Amortization

We provide for depreciation of Property, Plant and Equipment, excluding coal-mining properties, on a straight-line basis over the estimated useful lives of property, generally using composite rates by functional class.  The following tables provide the annual property information:

2014	Regulated				Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate Ranges	Depreciable Life Ranges	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate Ranges	Depreciable Life Ranges
	(in millions)			(in years)	(in millions)			(in years)
Generation	$18,394	$7,313	1.7 - 3.5%	31 - 132	$7,333	$3,135	2.6 - 3.4%	35 - 66
Transmission	12,395	2,877	1.4 - 2.7%	15 - 87	38	17	2.3%	43 - 55
Distribution	17,157	4,145	2.4 - 3.7%	7 - 75	—	—	NA	NA
CWIP	3,088	(126)	NM	NM	130	1	NM	NM
Other	4,361	2,254	2.1 - 8.6%	5 - 75	1,409	572	17.1%	25 - 50
Total	$55,395	$16,463			$8,910	$3,725

2013	Regulated				Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate Ranges	Depreciable Life Ranges	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate Ranges	Depreciable Life Ranges
	(in millions)			(in years)	(in millions)			(in years)
Generation	$17,873	$7,168	1.7 - 3.7%	31 - 132	$7,201	$2,969	2.6 - 3.3%	35 - 66
Transmission	10,854	2,805	1.1 - 2.7%	25 - 87	39	16	2.5%	43 - 55
Distribution	16,377	3,988	2.3 - 3.8%	11 - 75	—	—	NA	NA
CWIP	2,326	(121)	NM	NM	145	1	NM	NM
Other	4,116	1,931	2.0 - 7.9%	5 - 75	1,354	531	NM	NM
Total	$51,546	$15,771			$8,739	$3,517

2012	Regulated		Nonregulated
Functional Class of Property	Annual Composite Depreciation Rate Ranges	Depreciable Life Ranges	Annual Composite Depreciation Rate Ranges	Depreciable Life Ranges
		(in years)		(in years)
Generation	1.7 - 3.8%	31 - 132	2.6 - 3.3%	35 - 66
Transmission	1.2 - 2.8%	25 - 87	NA	NA
Distribution	2.4 - 3.9%	11 - 75	NA	NA
CWIP	NM	NM	NM	NM
Other	1.8 - 9.6%	5 - 75	NM	NM

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

The following is a reconciliation of the 2014 and 2013 aggregate carrying amounts of ARO:

Carrying Amount of ARO
(in millions)
ARO as of December 31, 2012	$1,696
Accretion Expense	103
Liabilities Incurred	4
Liabilities Settled	(22)
Revisions in Cash Flow Estimates	54
ARO as of December 31, 2013	1,835
Accretion Expense	95
Liabilities Incurred	42
Liabilities Settled	(34)
Revisions in Cash Flow Estimates	81
ARO as of December 31, 2014	$2,019

As of December 31, 2014 and 2013, our ARO liability included $1.3 billion and $1.2 billion, respectively, for nuclear decommissioning of the Cook Plant.  As of December 31, 2014 and 2013, the fair value of assets that are legally restricted for purposes of settling the nuclear decommissioning liabilities totaled $1.8 billion and $1.6 billion, respectively, and are recorded in Spent Nuclear Fuel and Decommissioning Trusts on the balance sheets.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

Our amounts of allowance for borrowed, including interest capitalized, and equity funds used during construction is summarized in the following table:

	Years Ended December 31,
	2014	2013	2012
	(in millions)
Allowance for Equity Funds Used During Construction	$103	$73	$93
Allowance for Borrowed Funds Used During Construction	44	40	69

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

			Company’s Share as of December 31, 2014
	Fuel Type	Percent of Ownership	Utility Plant in Service	Construction Work in Progress	Accumulated Depreciation
			(in millions)
W.C. Beckjord Generating Station, Unit 6 (a)	Coal	12.5%	$—	$—	$—
Conesville Generating Station, Unit 4 (b)	Coal	43.5%	336	2	66
J.M. Stuart Generating Station (c)	Coal	26.0%	553	12	206
Wm. H. Zimmer Generating Station (a)	Coal	25.4%	812	4	410
Dolet Hills Generating Station, Unit 1 (d)	Lignite	40.2%	330	4	201
Flint Creek Generating Station, Unit 1 (e)	Coal	50.0%	125	120	68
Pirkey Generating Station, Unit 1 (e)	Lignite	85.9%	531	36	381
Oklaunion Generating Station, Unit 1 (f)	Coal	70.3%	409	10	228
Turk Generating Plant (e)	Coal	73.33%	1,647	1	70
Transmission	NA	(g)	82	1	49
Total			$4,825	$190	$1,679

			Company’s Share as of December 31, 2013
	Fuel Type	Percent of Ownership	Utility Plant in Service	Construction Work in Progress	Accumulated Depreciation
			(in millions)
W.C. Beckjord Generating Station, Unit 6 (a)	Coal	12.5%	$—	$—	$—
Conesville Generating Station, Unit 4 (b)	Coal	43.5%	335	2	55
J.M. Stuart Generating Station (c)	Coal	26.0%	544	11	190
Wm. H. Zimmer Generating Station (a)	Coal	25.4%	809	2	399
Dolet Hills Generating Station, Unit 1 (d)	Lignite	40.2%	262	47	198
Flint Creek Generating Station, Unit 1 (e)	Coal	50.0%	123	54	66
Pirkey Generating Station, Unit 1 (e)	Lignite	85.9%	519	29	376
Oklaunion Generating Station, Unit 1 (f)	Coal	70.3%	404	7	223
Turk Generating Plant (e)	Coal	73.33%	1,638	13	35
Transmission	NA	(g)	78	—	50
Total			$4,712	$165	$1,592

(a)	Operated by Duke Energy Corporation, a nonaffiliated company. AEP's portion of Beckjord Plant, Unit 6 was impaired in the fourth quarter of 2012. See "Impairments" section of Note 7.

(b)	Operated by AGR.

(c)	Operated by The Dayton Power & Light Company, a nonaffiliated company.

(d)	Operated by CLECO, a nonaffiliated company.

(e)	Operated by SWEPCo.

(f)	Operated by PSO and also jointly-owned (54.7%) by TNC.

(g)	Varying percentages of ownership.

NA	Not applicable.

18.  COST REDUCTION PROGRAMS

2014 Disposition Plant Severance

AEP intends to retire several generation plants or units of plants during 2015. The plant closures will result in involuntary severances. The severance program provides two weeks of base pay for every year of service along with other severance benefits.

We recorded a charge to Other Operation expense in December 2014 primarily related to employees at the disposition plants.

Disposition Plant Severance Activity
(in millions)
Incurred	$29
Settled	—
Adjustments	—
Balance as of December 31, 2014	$29

These expenses, net of adjustments, relate primarily to severance benefits and are included primarily in Other Operation expense on the statements of income.  Of the current period expense, approximately 32% was within the Generation & Marketing segment and 68% was within the Vertically Integrated Utilities segment.   The remaining liability is included in Other Current Liabilities on the balance sheets.  We do not expect additional severance costs to be incurred related to this initiative.

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

We recorded charges to Other Operation expense of $7 million and $47 million for the years ended December 31, 2013 and 2012, respectively, primarily related to severance benefits as a result of the sustainable cost reductions initiative.

19.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

In our opinion, the unaudited quarterly information reflects all normal and recurring accruals and adjustments necessary for a fair presentation of our results of operations for interim periods.  Quarterly results are not necessarily indicative of a full year’s operations because of various factors.  Our unaudited quarterly financial information is as follows:

	2014 Quarterly Periods Ended
	March 31	June 30	September 30	December 31
	(in millions – except per share amounts)
Total Revenues	$4,648	$4,044	$4,302	$4,026
Operating Income	1,041	767	925	499	(a)
Net Income	561	391	494	192	(a)

Earnings Attributable to AEP Common Shareholders	560	390	493	191

Total Basic Earnings per Share Attributable to AEP Common Shareholders (b)	1.15	0.80	1.01	0.39

Total Diluted Earnings per Share Attributable to AEP Common Shareholders (b)	1.15	0.80	1.01	0.39

	2013 Quarterly Periods Ended
	March 31	June 30		September 30		December 31
	(in millions – except per share amounts)
Total Revenues	$3,826	$3,582		$4,176		$3,773
Operating Income	755	547	(c)	875	(e)	678	(f)(g)
Net Income	364	339	(c)(d)	434	(e)	347	(f)(g)

Earnings Attributable to AEP Common Shareholders	363	338	(c)(d)	433	(e)	346	(f)(g)

Total Basic Earnings per Share Attributable to AEP Common Shareholders (b)	0.75	0.69		0.89		0.71

Total Diluted Earnings per Share Attributable to AEP Common Shareholders (b)	0.75	0.69		0.89		0.71

(a)	Includes termination of a coal contract and a KPCo regulatory disallowance (see Note 4).

(b)	Quarterly Earnings per Share amounts are intended to be stand-alone calculations and are not always additive to full-year amount due to rounding.

(c)	Includes an impairment for Muskingum River Plant, Unit 5 (see Note 7).

(d)	Includes U.K. Windfall Tax benefit (see Note 12).

(e)	Includes regulatory disallowances for the Turk Plant (see Note 4) and for Big Sandy Plant, Unit 2 (see Note 7).

(f)	Includes a regulatory disallowance for Amos Plant, Unit 3 (see Note 7).

(g)	Includes the reversal of regulatory disallowance for the Turk Plant (see Note 4).

20.  GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The changes in our carrying amount of goodwill for the years ended December 31, 2014 and 2013 by operating segment are as follows:

	Vertically Integrated Utilities	AEP River Operations	Generation and Marketing	AEP Consolidated
	(in millions)
Balance as of December 31, 2012	$37	$39	$15	$91
Impairment Losses	—	—	—	—
Balance as of December 31, 2013	37	39	15	91
Impairment Losses	—	—	—	—
Balance as of December 31, 2014	$37	$39	$15	$91

In the fourth quarters of 2014 and 2013, we performed our annual impairment tests.  The fair values of the operations with goodwill were estimated using cash flow projections and other market value indicators.  There were no goodwill impairment losses.  We do not have any accumulated impairment on existing goodwill.

Other Intangible Assets

Acquired intangible assets subject to amortization were $5 million and $10 million as of December 31, 2014 and 2013, respectively, net of accumulated amortization and are included in Deferred Charges and Other Noncurrent Assets on the balance sheets.  The amortization life, gross carrying amount and accumulated amortization by major asset class are as follows:

		December 31,
		2014		2013
	Amortization Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in years)	(in millions)
Acquired Customer Contracts	5	$58	$53	$58	$48

Amortization of intangible assets was $5 million, $14 million and $34 million for the years ended December 31, 2014, 2013 and 2012, respectively.  Our estimated total amortization is $3 million and $2 million for 2015 and 2016, respectively.

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

Effective January 1, 2014, the Interconnection Agreement and the AEP System Interim Allowance Agreement were terminated. Also effective January 1, 2014, the FERC approved a PCA among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Under the PCA, APCo, I&M and KPCo will be individually responsible for planning their respective capacity obligations.   Further, the PCA allows, but does not obligate, APCo, I&M and KPCo to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

Also effective January 1, 2014, the FERC approved a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as the agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to meet capacity obligations of member companies.

Effective January 1, 2014, AEPSC conducts power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on behalf of APCo, I&M and KPCo.  Power and natural gas risk management activities are allocated based on the three member companies’ respective equity positions.  Risk management activities primarily include power and natural gas physical transactions, financially-settled swaps and exchange-traded futures.  AEPSC settles the majority of the physical forward contracts by entering into offsetting contracts.  APCo shared in the revenues and expenses associated with these risk management activities with I&M and KPCo.

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of APCo, I&M and KPCo and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among APCo, I&M, KPCo, PSO and SWEPCo based upon the common shareholder's equity of these companies.
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

Regulatory Activity

Plant Transfer

APCo and WPCo provide retail electric service at bundled rates approved by the WVPSC, with rates set on a cost-of-service basis, to their respective customers. West Virginia generally allows for timely recovery of fuel costs through an expanded net energy cost which trues-up to actual expenses. In March 2014, APCo and WPCo filed a request with the WVPSC for approval to transfer at net book value to WPCo a one-half interest in the Mitchell Plant, comprising 780 MW of average annual generating capacity presently owned by AGR. In April 2014, APCo and WPCo filed testimony that supported their request and proposed a base rate surcharge of $113 million, to be offset by an equal reduction in the ENEC revenues, to be effective upon the transfer of the Mitchell Plant to WPCo. In June 2014, the FERC issued an order approving a request by AGR and WPCo to transfer AGR’s one-half interest in the Mitchell Plant to WPCo.

In October 2014, a stipulation agreement between APCo, WPCo, the WVPSC staff and intervenors in the case was filed with the WVPSC. The stipulation agreement recommended approval for WPCo to acquire, at net book value, the one-half interest in the Mitchell Plant, excluding certain assets, and to pay AGR $20 million upon transfer, which WPCo will record as a regulatory asset, include in rate base and recover over the life of the plant. Additionally, the agreement stated that 82.5% of the costs associated with the acquired interest will be reflected in rates effective from the date of the transfer via a surcharge with an offset in ENEC revenues of $93 million. The remaining 17.5% of the costs associated with the acquired interest is to be included in rates by January 2020. The agreement also proposed that WPCo share the energy margins for 82.5% of the plant’s output with ratepayers and that WPCo retain all of the energy margins from sales into the wholesale market on the remaining 17.5%, to offset fixed costs associated with this portion, until the remaining portion is included in rates. In December 2014, the WVPSC issued an order that approved the settlement agreement, subject to certain modifications related to 82.5% of the energy and capacity margin sharing. The WVPSC determined that the sharing mechanism that was proposed is reasonable and will be adopted provided the result of the sharing mechanism will be adjusted, if necessary, so that the sharing mechanism does not result in a net cost to ratepayers that exceeds the actual variable cost of generation. In January 2015, the transfer of the one-half interest in the Mitchell Plant to WPCo was completed. See the “Plant Transfer” section of APCo Rate Matters in Note 4.

2014 Virginia Biennial Base Rate Case

In March 2014, APCo filed a biennial generation and distribution base rate case with the Virginia SCC. In accordance with a Virginia statute, APCo did not request an increase in base rates as its Virginia retail combined rate of return on common equity for 2012 and 2013 was within the statutory range of the approved return on common equity of 10.9%. The filing included a request to decrease generation depreciation rates, effective February 2015, primarily due to the change in the expected service life of certain plants. Additionally, the filing included a request to amortize $7 million annually for two years, beginning February 2015, related to IGCC and other deferred costs. APCo also requested approval to amortize $38 million related to an accumulated deferred Virginia state income tax (ADVSIT) liability over 20 years, beginning February 2015.

In November 2014, the Virginia SCC issued an order concluding that APCo's adjusted earned rate of return on common equity for 2012 and 2013, reflecting their ordered adjustments, was above the allowed threshold. The order included (a) a $6 million refund to customers for the years 2012 through 2013, (b) the write-off of $10 million of IGCC pre-construction costs, (c) approval to amortize a $38 million ADVSIT liability over 20 years, beginning February 2015 and (d) no change to generation depreciation rates with rates to be reviewed again in the next biennial rate case. The order also approved a new return on common equity of 9.7% effective for 2014 and 2015. The Virginia SCC did not rule on a Virginia SCC staff recommendation to write-down certain costs, for ratemaking purposes, for the biennial period based on APCo’s earnings within the statutory equity range. In January 2015, the Virginia SCC initiated a separate proceeding to address the proper treatment of APCo’s authorized regulatory assets. If any of these costs, or any additional costs that may be subject to review, are not recoverable, it could reduce future net income and cash flows and impact financial condition. See the “2014 Virginia Biennial Base Rate Case” section of Note 4.

Potential New Virginia Legislation Affecting Biennial Reviews

In February 2015, amendments to Virginia law governing the regulation of investor-owned electric utilities were approved by the Virginia General Assembly and have been sent to the Governor. If these amendments are enacted, APCo’s existing generation and distribution base rates would freeze until after the Virginia SCC rules on APCo’s next biennial review, which APCo would file in March 2020 for the 2018 and 2019 test years. These amendments would also preclude the Virginia SCC from performing biennial reviews of APCo’s earnings for the years 2014 through 2017. Management continues to monitor this potential new legislation in Virginia.

2014 West Virginia Base Rate Case

In June 2014, APCo filed a request with the WVPSC to increase annual base rates by $156 million, based upon a 10.62% return on common equity, to be effective in the second quarter of 2015.  The filing included a request to increase generation depreciation rates primarily due to the increase in plant investment and changes in the expected service lives of various generating units.  The filing also requested recovery of $77 million over five years related to 2012 West Virginia storm costs, IGCC and other deferred costs.  In addition to the base rate request, the filing also included a request to implement a rider of approximately $38 million annually to recover vegetation management costs, including a return on capital investment.  In December 2014 and January 2015, intervenors filed testimony which proposed total annual revenue increases ranging from $30 million to $51 million based upon returns on common equity ranging from 9% to 10% and regulatory asset disallowances ranging from $6 million to $8 million.  Additionally, other intervenors proposed that the revenue requirement be based on a return on common equity of 8.7% and that $77 million of regulatory assets be disallowed.  Intervenors also recommended a disallowance of approximately $38 million related to the December 2013 transfer of OPCo's two-thirds interest in the Amos Plant, Unit 3 to APCo.  Hearings at the WVPSC were held in January 2015.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition. See the “2014 West Virginia Base Rate Case” section of APCo Rate Matters in Note 4.

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

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 406 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWh Sales/Degree Days

Summary of KWh Energy Sales

	Years Ended December 31,
	2014	2013	2012
	(in millions of KWhs)
Retail:
Residential	12,183	11,914	11,395
Commercial	6,829	6,828	6,794
Industrial	10,314	10,393	10,778
Miscellaneous	857	835	820
Total Retail	30,183	29,970	29,787

Wholesale	3,087	9,527	8,153

Total KWhs	33,270	39,497	37,940

Heating degree days and cooling degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2014	2013	2012
	(in degree days)
Actual – Heating (a)	2,645	2,377	1,783
Normal – Heating (b)	2,232	2,225	2,265

Actual – Cooling (c)	1,056	1,150	1,354
Normal – Cooling (b)	1,206	1,206	1,201

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.

(b)	Normal Heating/Cooling represents the thirty-year average of degree days.

(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2014 Compared to 2013

Reconciliation of Year Ended December 31, 2013 to Year Ended December 31, 2014
Net Income
(in millions)

Year Ended December 31, 2013	$193

Changes in Gross Margin:
Retail Margins	215
Off-system Sales	(5)
Transmission Revenues	5
Other Revenues	(21)
Total Change in Gross Margin	194

Changes in Expenses and Other:
Other Operation and Maintenance	(63)
Depreciation and Amortization	(58)
Taxes Other Than Income Taxes	(12)
Carrying Costs Income	(5)
Other Income	4
Interest Expense	(16)
Total Change in Expenses and Other	(150)

Income Tax Expense	(22)

Year Ended December 31, 2014	$215

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins increased $215 million primarily due to the following:

•
A $129 million increase primarily due to increases in rates in West Virginia and Virginia.  Of these increases, $105 million relate to riders/trackers which have corresponding increases in other expense items below.

•	An $81 million decrease in capacity settlement expenses, net of West Virginia recovery, due to the termination of the Interconnection Agreement.

•	A $17 million increase in weather-related usage primarily due to an 11% increase in heating degree days.
These increases were partially offset by:

•	A $13 million increase in PJM expenses.

•	Margins from Off-system Sales decreased $5 million primarily due to reduced sales volumes.

•
Transmission Revenues increased $5 million primarily due to increased Network Integration Transmission Service (NITS) revenue requirements. These NITS revenues are partially offset in Other Operation and Maintenance expenses below.

•	Other Revenues decreased $21 million primarily due to the termination of the Interim Allowance Agreement in 2013.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $63 million primarily due to the following:

•	A $50 million increase in PJM transmission expenses. This increase was partially offset by a corresponding increase in Gross Margin above.

•
A $17 million increase in steam operation and maintenance expenses, primarily driven by APCo's increased ownership of the Amos Plant. This increase is partially offset by an increase in Retail Margins detailed above.

•	A $10 million increase due to the 2014 write-off of IGCC costs in Virginia.

•	An $8 million increase in Transmission and Distribution vegetation management expenses in Virginia.

•
An $8 million increase due to increased amortization of deferred transmission costs in accordance with the Virginia Transmission Rate Adjustment Clause effective May 2014. This increase in expense is offset within Retail Margins above.

•	A $6 million increase in other generation primarily due to higher miscellaneous power supply and hydro expenses.

•	A $5 million increase in employee-related expenses.

•	A $5 million increase due to the favorable 2013 Mountaineer Carbon Capture asset retirement obligation adjustment.

•	A $4 million increase in uncollectible accounts expense primarily as a result of the favorable resolution of contingencies related to pole attachments in the third quarter of 2013.
These increases were partially offset by:

•	A $30 million write-off in the first quarter of 2013 of previously deferred Virginia storm costs resulting from the 2013 enactment of a Virginia law.

•
A $24 million decrease in distribution maintenance expense due to $32 million of Virginia storm expenses in January and June 2013, partially offset by $8 million of West Virginia storm expenses in June 2014.

•	Depreciation and Amortization expenses increased $58 million primarily due to the following:

•	A $42 million increase due to an increase in depreciable base including the increased ownership in Amos Plant.

•	A $6 million increase due to amortization of Virginia environmental deferrals. This increase in expense is offset within Retail Margins above.

•	Taxes Other Than Income Taxes increased $12 million primarily due to the following:

•	A $7 million increase in state business occupation tax and state minimum tax expense.

•	A $5 million increase in amortization of real and personal property taxes.

•	Carrying Costs Income decreased $5 million primarily due to the November 2013 securitization of the West Virginia ENEC deferral balance.

•	Other Income increased $4 million primarily due to an increase in AFUDC income from increased transmission projects.

•
Interest Expense increased $16 million primarily due to the November 2013 issuance of securitization bonds and the assumption of debt related to APCo's increased ownership of Amos Plant in December 2013. This increase is partially offset by an increase in Retail Margins detailed above.

•	Income Tax Expense increased $22 million primarily due to an increase in pretax book income and by the recording of federal income tax adjustments.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 406 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, derivative instruments, the valuation of long-lived assets and pension and other postretirement benefits.

See the “Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 406 for a discussion of accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Appalachian Power Company:

We have audited the accompanying consolidated balance sheets of Appalachian Power Company and subsidiaries (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Appalachian Power Company and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 20, 2015

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

Management assessed the effectiveness of APCo’s internal control over financial reporting as of December 31, 2014.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 2013) in Internal Control – Integrated Framework.  Based on management’s assessment, APCo’s internal control over financial reporting was effective as of December 31, 2014.

This annual report does not include an attestation report of APCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit APCo to provide only management’s report in this annual report.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
REVENUES
Electric Generation, Transmission and Distribution	$2,899,402	$3,059,577	$2,948,762
Sales to AEP Affiliates	144,437	347,484	318,199
Other Revenues	9,239	10,345	9,970
TOTAL REVENUES	3,053,078	3,417,406	3,276,931

EXPENSES
Fuel and Other Consumables Used for Electric Generation	813,399	769,853	815,979
Purchased Electricity for Resale	456,622	232,702	211,133
Purchased Electricity from AEP Affiliates	4,661	830,959	661,238
Other Operation	427,726	311,975	332,936
Maintenance	259,348	273,164	211,702
Asset Impairments and Other Related Charges	—	39,283	—
Depreciation and Amortization	400,882	342,643	344,293
Taxes Other Than Income Taxes	122,254	110,549	102,190
TOTAL EXPENSES	2,484,892	2,911,128	2,679,471

OPERATING INCOME	568,186	506,278	597,460

Other Income (Expense):
Interest Income	1,629	2,411	1,358
Carrying Costs Income	3,045	8,086	24,602
Allowance for Equity Funds Used During Construction	7,053	2,353	1,684
Interest Expense	(209,570)	(192,982)	(202,074)

INCOME BEFORE INCOME TAX EXPENSE	370,343	326,146	423,030

Income Tax Expense	154,928	132,935	165,527

NET INCOME	$215,415	$193,211	$257,503

The common stock of APCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2014, 2013 and 2012
 (in thousands)

	Years Ended December 31,
	2014	2013	2012
Net Income	$215,415	$193,211	$257,503

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $383, $943 and $925 in 2014, 2013 and 2012, Respectively	712	1,751	1,718
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $718, $772 and $1,937 in 2014, 2013 and 2012, Respectively	(1,333)	1,433	3,597
Pension and OPEB Funded Status, Net of Tax of $1,455, $15,974 and $12,562 in 2014, 2013 and 2012, Respectively	2,702	29,665	23,330

TOTAL OTHER COMPREHENSIVE INCOME	2,081	32,849	28,645

TOTAL COMPREHENSIVE INCOME	$217,496	$226,060	$286,148

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2011	$260,458	$1,573,752	$1,160,747	$(58,543)	$2,936,414

Common Stock Dividends			(170,000)		(170,000)
Net Income			257,503		257,503
Other Comprehensive Income				28,645	28,645
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2012	260,458	1,573,752	1,248,250	(29,898)	3,052,562

Common Stock Dividends			(285,000)		(285,000)
Net Income			193,211		193,211
Other Comprehensive Income				32,849	32,849
Contribution of Amos Plant from Parent		235,810			235,810
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2013	260,458	1,809,562	1,156,461	2,951	3,229,432

Common Stock Dividends			(80,000)		(80,000)
Net Income			215,415		215,415
Other Comprehensive Income				2,081	2,081
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2014	$260,458	$1,809,562	$1,291,876	$5,032	$3,366,928

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2014 and 2013
(in thousands)

	December 31,
	2014	2013
CURRENT ASSETS
Cash and Cash Equivalents	$2,613	$2,745
Restricted Cash for Securitized Funding	15,599	2,714
Advances to Affiliates	48,519	92,485
Accounts Receivable:
Customers	114,711	142,010
Affiliated Companies	67,294	113,793
Accrued Unbilled Revenues	58,022	55,930
Miscellaneous	1,956	412
Allowance for Uncollectible Accounts	(2,364)	(2,443)
Total Accounts Receivable	239,619	309,702
Fuel	113,386	191,811
Materials and Supplies	131,285	128,843
Risk Management Assets	23,792	21,171
Deferred Income Tax Benefits	23,955	—
Regulatory Asset for Under-Recovered Fuel Costs	66,076	39,811
Prepayments and Other Current Assets	13,660	13,758
TOTAL CURRENT ASSETS	678,504	803,040

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	6,824,029	6,745,172
Transmission	2,228,029	2,160,660
Distribution	3,258,306	3,139,150
Other Property, Plant and Equipment	373,520	357,517
Construction Work in Progress	321,495	184,701
Total Property, Plant and Equipment	13,005,379	12,587,200
Accumulated Depreciation and Amortization	3,823,664	3,617,990
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	9,181,715	8,969,210

OTHER NONCURRENT ASSETS
Regulatory Assets	857,872	1,003,890
Securitized Assets	350,170	369,355
Long-term Risk Management Assets	4,891	16,948
Deferred Charges and Other Noncurrent Assets	159,230	148,205
TOTAL OTHER NONCURRENT ASSETS	1,372,163	1,538,398

TOTAL ASSETS	$11,232,382	$11,310,648

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND COMMON SHAREHOLDER’S EQUITY
December 31, 2014 and 2013

	December 31,
	2014	2013
	(in thousands)
CURRENT LIABILITIES
Accounts Payable:
General	$166,821	$169,184
Affiliated Companies	80,602	120,789
Long-term Debt Due Within One Year – Nonaffiliated	552,212	342,360
Long-term Debt Due Within One Year – Affiliated	86,000	—
Risk Management Liabilities	11,017	8,892
Customer Deposits	71,766	66,040
Deferred Income Taxes	—	6,899
Accrued Taxes	109,482	114,699
Accrued Interest	52,141	51,899
Regulatory Liability for Over-Recovered Fuel Costs	—	107,048
Other Current Liabilities	145,017	97,566
TOTAL CURRENT LIABILITIES	1,275,058	1,085,376

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	3,342,062	3,765,997
Long-term Debt – Affiliated	—	86,000
Long-term Risk Management Liabilities	2,057	10,241
Deferred Income Taxes	2,288,842	2,232,441
Regulatory Liabilities and Deferred Investment Tax Credits	652,867	631,225
Asset Retirement Obligations	122,300	152,608
Employee Benefits and Pension Obligations	127,980	82,264
Deferred Credits and Other Noncurrent Liabilities	54,288	35,064
TOTAL NONCURRENT LIABILITIES	6,590,396	6,995,840

TOTAL LIABILITIES	7,865,454	8,081,216

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

COMMON SHAREHOLDER’S EQUITY
Common Stock – No Par Value:
Authorized – 30,000,000 Shares
Outstanding – 13,499,500 Shares	260,458	260,458
Paid-in Capital	1,809,562	1,809,562
Retained Earnings	1,291,876	1,156,461
Accumulated Other Comprehensive Income (Loss)	5,032	2,951
TOTAL COMMON SHAREHOLDER’S EQUITY	3,366,928	3,229,432

TOTAL LIABILITIES AND COMMON SHAREHOLDER’S EQUITY	$11,232,382	$11,310,648

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
OPERATING ACTIVITIES
Net Income	$215,415	$193,211	$257,503
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Depreciation and Amortization	400,882	342,643	344,293
Deferred Income Taxes	144,651	75,714	138,460
Asset Impairments and Other Related Charges	—	39,283	—
Carrying Costs Income	(3,045)	(8,086)	(24,602)
Amortization (Deferral) of Storm Costs	6,816	36,068	(87,992)
Allowance for Equity Funds Used During Construction	(7,053)	(2,353)	(1,684)
Mark-to-Market of Risk Management Contracts	3,302	12,288	10,130
Pension Contributions to Qualified Plan Trust	(8,963)	—	(25,199)
Fuel Over/Under-Recovery, Net	(119,592)	59,174	96,774
Change in Regulatory Assets	(6,167)	(10,108)	(31,104)
Change in Other Noncurrent Assets	(12,532)	(22,894)	(21,724)
Change in Other Noncurrent Liabilities	48,748	15,707	24,206
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	68,586	12,470	42,161
Fuel, Materials and Supplies	75,983	28,042	(40,268)
Accounts Payable	(62,764)	(31,951)	12,547
Accrued Taxes, Net	(5,380)	81,228	(14,396)
Other Current Assets	(962)	5,626	3,706
Other Current Liabilities	23,812	(11,667)	7,234
Net Cash Flows from Operating Activities	761,737	814,395	690,045

INVESTING ACTIVITIES
Construction Expenditures	(497,400)	(380,974)	(469,052)
Change in Advances to Affiliates, Net	43,966	(69,461)	(1,016)
Other Investing Activities	(5,460)	(1,231)	7,209
Net Cash Flows Used for Investing Activities	(458,894)	(451,666)	(462,859)

FINANCING ACTIVITIES
Issuance of Long-term Debt – Nonaffiliated	394,189	444,437	339,374
Change in Advances from Affiliates, Net	—	(173,965)	(24,283)
Retirement of Long-term Debt – Nonaffiliated	(612,710)	(345,029)	(364,875)
Principal Payments for Capital Lease Obligations	(5,618)	(5,550)	(6,496)
Dividends Paid on Common Stock	(80,000)	(285,000)	(170,000)
Other Financing Activities	1,164	1,547	353
Net Cash Flows Used for Financing Activities	(302,975)	(363,560)	(225,927)

Net Increase (Decrease) in Cash and Cash Equivalents	(132)	(831)	1,259
Cash and Cash Equivalents at Beginning of Period	2,745	3,576	2,317
Cash and Cash Equivalents at End of Period	$2,613	$2,745	$3,576

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$196,716	$184,584	$200,383
Net Cash Paid (Received) for Income Taxes	15,899	(27,759)	31,418
Noncash Acquisitions Under Capital Leases	4,908	4,351	3,366
Construction Expenditures Included in Current Liabilities as of December 31,	72,009	50,829	62,177
Noncash Contribution of Amos Plant from Parent	—	235,810	—

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to APCo's financial statements are combined with the notes to financial statements for other registrant subsidiaries. Listed below are the notes that apply to APCo.  The footnotes begin on page 244.

INDIANA MICHIGAN POWER COMPANY
AND SUBSIDIARIES

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
MANAGEMENT’S NARRATIVE DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, I&M engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to 588,000 retail customers in its service territory in northern and eastern Indiana and a portion of southwestern Michigan.  I&M consolidates Blackhawk Coal Company and Price River Coal Company, its wholly-owned subsidiaries.  I&M also consolidates DCC Fuel.  I&M sells power at wholesale to municipalities and electric cooperatives.  I&M’s River Transportation Division provides barging services to affiliates and nonaffiliated companies.  The revenues from barging represent the majority of other revenues.

Effective January 1, 2014, the Interconnection Agreement and the AEP System Interim Allowance Agreement were terminated. Effective January 1, 2014, the FERC approved a PCA among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Under the PCA, APCo, I&M and KPCo will be individually responsible for planning their respective capacity obligations.   Further, the PCA allows, but does not obligate, APCo, I&M and KPCo to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

Also effective January 1, 2014, the FERC approved a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as the agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to meet capacity obligations of member companies.

Effective January 1, 2014, AEPSC conducts power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on behalf of APCo, I&M and KPCo.  Power and natural gas risk management activities are allocated based on the three member companies’ respective equity positions.  Risk management activities primarily include power and natural gas physical transactions, financially-settled swaps and exchange-traded futures.  AEPSC settles the majority of the physical forward contracts by entering into offsetting contracts.  I&M shared in the revenues and expenses associated with these risk management activities with APCo and KPCo.

Under a unit power agreement, I&M purchases AEGCo’s 50% share of the 2,620 MW Rockport Plant capacity unless it is sold to other utilities.  Another unit power agreement between AEGCo and KPCo provides for the sale of 390 MW of AEGCo’s Rockport Plant capacity to KPCo through 2022.  Under these agreements, I&M purchases 910 MW of AEGCo’s 50% share of Rockport Plant capacity.

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of APCo, I&M and KPCo and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among APCo, I&M, KPCo, PSO and SWEPCo based upon the common shareholder's equity of these companies.

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

Regulatory Activity

Transmission, Distribution and Storage System Improvement Charge (TDSIC)

In October 2014, I&M filed petitions with the IURC for approval of a TDSIC Rider and TDSIC Plan for eligible transmission, distribution and storage system improvements. The initial estimated cost of the capital improvements and associated operation and maintenance expenses included in the TDSIC Plan of $787 million, excluding AFUDC, will be updated annually. The TDSIC Rider will allow the periodic adjustment of I&M's rates to provide for timely recovery of 80% of approved TDSIC Plan costs. I&M will defer the remaining 20% of approved TDSIC Plan costs to be recovered in I&M's next general rate case. In January 2015, intervenors filed testimony that recommended denial of certain portions of the TDSIC Plan including recommended changes to the capital structure, recovery of requested operation and maintenance cost allocations and the rate design within the TDSIC Rider mechanism. A hearing at the IURC was held in February 2015. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition. See the “Transmission, Distribution and Storage System Improvement Charge (TDSIC)” section of I&M Rate Matters in Note 4.

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

Rockport Plant Litigation

In July 2013, the Wilmington Trust Company filed a complaint in U.S. District Court for the Southern District of New York against AEGCo and I&M alleging that it will be unlawfully burdened by the terms of the modified NSR consent decree after the Rockport Plant, Unit 2 lease expiration in December 2022.  The terms of the consent decree allow the installation of environmental emission control equipment, repowering or retirement of the unit.  The plaintiff further alleges that the defendants’ actions constitute breach of the lease and participation agreement.  The plaintiff seeks a judgment declaring that the defendants breached the lease, must satisfy obligations related to installation of emission control equipment and indemnify the plaintiff.  The New York court has granted a motion to transfer this case to the U.S. District Court for the Southern District of Ohio.  In October 2013, a motion to dismiss the case was filed on behalf of AEGCo and I&M. In January 2015, the court issued an opinion and order granting the motion in part and denying the motion in part. The court dismissed certain of the plaintiffs’ claims. Several claims remain, including the claim for breach of the participation agreement and a claim alleging breach of an implied covenant of good faith and fair dealing.   Management will continue to defend against the remaining claims.  Management is unable to determine a range of potential losses that are reasonably possible of occurring.

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 406 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWh Sales/Degree Days

Summary of KWh Energy Sales

	Years Ended December 31,
	2014	2013	2012
	(in millions of KWhs)
Retail:
Residential	5,776	5,778	5,771
Commercial	4,884	4,943	5,001
Industrial	7,640	7,522	7,556
Miscellaneous	71	72	75
Total Retail	18,371	18,315	18,403

Wholesale	16,468	10,499	9,782

Total KWhs	34,839	28,814	28,185

Heating degree days and cooling degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2014	2013	2012
	(in degree days)
Actual – Heating (a)	4,664	4,076	3,042
Normal – Heating (b)	3,737	3,730	3,772

Actual – Cooling (c)	714	826	1,098
Normal – Cooling (b)	853	855	861

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.

(b)	Normal Heating/Cooling represents the thirty-year average of degree days.

(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2014 Compared to 2013

Reconciliation of Year Ended December 31, 2013 to Year Ended December 31, 2014
Net Income
(in millions)

Year Ended December 31, 2013	$178

Changes in Gross Margin:
Retail Margins	20
Off-system Sales	60
Transmission Revenues	11
Other Revenues	(33)
Total Change in Gross Margin	58

Changes in Expenses and Other:
Other Operation and Maintenance	(54)
Depreciation and Amortization	(22)
Taxes Other Than Income Taxes	2
Other Income	(5)
Interest Expense	4
Total Change in Expenses and Other	(75)

Income Tax Expense	(5)

Year Ended December 31, 2014	$156

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins increased $20 million primarily due to the following:

•	A $30 million increase due to rate recovery primarily due to a return on assets under the Cook Plant Life Cycle Management Project rider effective January 2014.

•	A $14 million increase due to a rate increase in Indiana effective March 2013.

•	An $8 million increase due to an Indiana Capacity Tracker Rider effective August 2014.

•	A $5 million increase in weather related usage primarily due to a 14% increase in heating days, partially offset by a decrease in cooling degree days.
These increases were partially offset by:

•
A $27 million decrease due to lower Indiana recovery of energy efficiency program costs. The decrease in revenue was partially offset by a corresponding decrease in energy efficiency expense items discussed below.

•	A $14 million decrease in certain cost recovery revenues, including fuel and PJM costs.

•	Margins from Off-system Sales increased $60 million due to higher market prices and increased sales volumes.

•	Transmission Revenues increased by $11 million primarily due to increased investment in the PJM region.

•	Other Revenues decreased $33 million primarily due to the following:

•
A $29 million decrease in barging. This decrease in barging is a result of River Transportation Division (RTD) no longer serving plants transferred to AGR as a result of corporate separation in Ohio. The decrease in RTD revenue was offset by a corresponding decrease in Other Operation and Maintenance expenses for barging discussed below.

•	A $4 million decrease due to an MPSC order disallowing 2012 to 2014 lost revenue related to Demand Side Management (DSM).

Expenses and Other changed between years as follows:

•	Other Operation and Maintenance expenses increased $54 million primarily due to the following:

•	A $28 million increase in transmission expenses primarily due to increased PJM expenses.

•
An $18 million increase in nuclear expenses primarily due to a prior year deferral of $8 million in expenses, as regulatory assets, for future recovery as approved by the IURC effective March 2013 and $7 million of increased refueling amortization.

•	A $13 million increase in steam generation primarily due to increased employee-related expenses and increased boiler plant maintenance at Rockport Plant.

•	An $11 million increase in administrative and general expenses.

•	A $9 million increase in distribution expenses primarily due to metering expenses and maintenance of overhead lines.

•	An $8 million increase due to accrual for future environmental remediation costs.
These increases were partially offset by:

•	A $26 million decrease in RTD expenses for barging activities. The decrease in RTD expenses was offset by a corresponding decrease in Other Revenues from barging activities as discussed above.

•	A $16 million decrease in customer services expense related to energy efficiency. The decrease in expenses was offset by a corresponding decrease in Retail Margins discussed above.

•	Depreciation and Amortization expenses increased $22 million primarily due to a higher depreciable base.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 406 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, derivative instruments, the valuation of long-lived assets and pension and other postretirement benefits.

See the “Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 406 for a discussion of accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Indiana Michigan Power Company:

We have audited the accompanying consolidated balance sheets of Indiana Michigan Power Company and subsidiaries (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Indiana Michigan Power Company and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 20, 2015

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

Management assessed the effectiveness of I&M’s internal control over financial reporting as of December 31, 2014.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 2013) in Internal Control – Integrated Framework.  Based on management’s assessment, I&M’s internal control over financial reporting was effective as of December 31, 2014.

This annual report does not include an attestation report of I&M’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit I&M to provide only management’s report in this annual report.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
REVENUES
Electric Generation, Transmission and Distribution	$2,149,109	$2,022,257	$1,810,069
Sales to AEP Affiliates	4,198	219,399	268,408
Other Revenues – Affiliated	94,379	122,287	117,052
Other Revenues – Nonaffiliated	2,048	2,916	4,582
TOTAL REVENUES	2,249,734	2,366,859	2,200,111

EXPENSES
Fuel and Other Consumables Used for Electric Generation	476,628	434,078	464,420
Purchased Electricity for Resale	96,813	151,404	117,860
Purchased Electricity from AEP Affiliates	269,972	433,209	386,404
Other Operation	585,958	564,012	583,865
Maintenance	228,506	195,892	172,562
Depreciation and Amortization	200,196	177,727	146,619
Taxes Other Than Income Taxes	86,419	88,676	80,687
TOTAL EXPENSES	1,944,492	2,044,998	1,952,417

OPERATING INCOME	305,242	321,861	247,694

Other Income (Expense):
Interest Income	4,628	8,521	3,122
Allowance for Equity Funds Used During Construction	18,873	19,943	9,724
Interest Expense	(93,475)	(97,710)	(102,739)

INCOME BEFORE INCOME TAX EXPENSE	235,268	252,615	157,801

Income Tax Expense	79,621	75,111	39,344

NET INCOME	$155,647	$177,504	$118,457

The common stock of I&M is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2014, 2013 and 2012
 (in thousands)

	Years Ended December 31,
	2014	2013	2012
Net Income	$155,647	$177,504	$118,457

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $821, $2,242 and $2,590 in 2014, 2013 and 2012, Respectively	1,524	4,163	(4,809)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $92, $377 and $598 in 2014, 2013 and 2012, Respectively	171	700	1,113
Pension and OPEB Funded Status, Net of Tax of $294, $4,583 and $1,634 in 2014, 2013 and 2012, Respectively	(546)	8,511	3,034

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	1,149	13,374	(662)

TOTAL COMPREHENSIVE INCOME	$156,796	$190,878	$117,795

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2011	$56,584	$980,896	$751,721	$(28,221)	$1,760,980

Common Stock Dividends			(75,000)		(75,000)
Net Income			118,457		118,457
Other Comprehensive Loss				(662)	(662)
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2012	56,584	980,896	795,178	(28,883)	1,803,775

Common Stock Dividends			(72,500)		(72,500)
Net Income			177,504		177,504
Other Comprehensive Income				13,374	13,374
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2013	56,584	980,896	900,182	(15,509)	1,922,153

Common Stock Dividends			(125,000)		(125,000)
Net Income			155,647		155,647
Other Comprehensive Income				1,149	1,149
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2014	$56,584	$980,896	$930,829	$(14,360)	$1,953,949

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2014 and 2013
(in thousands)

	December 31,
	2014	2013
CURRENT ASSETS
Cash and Cash Equivalents	$1,020	$1,317
Advances to Affiliates	13,481	55,863
Accounts Receivable:
Customers	56,978	63,011
Affiliated Companies	72,582	78,282
Accrued Unbilled Revenues	503	17,293
Miscellaneous	1,625	5,064
Allowance for Uncollectible Accounts	(494)	(184)
Total Accounts Receivable	131,194	163,466
Fuel	54,623	53,807
Materials and Supplies	201,089	209,718
Risk Management Assets	22,328	15,388
Accrued Tax Benefits	24,788	48,832
Prepayments and Other Current Assets	27,968	38,103
TOTAL CURRENT ASSETS	476,491	586,494

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	3,741,831	3,577,906
Transmission	1,358,419	1,304,225
Distribution	1,698,409	1,625,057
Other Property, Plant and Equipment (Including Plant to be Retired, Coal Mining and Nuclear Fuel)	1,490,820	1,421,361
Construction Work in Progress	537,237	427,164
Total Property, Plant and Equipment	8,826,716	8,355,713
Accumulated Depreciation, Depletion and Amortization	3,410,341	3,299,349
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	5,416,375	5,056,364

OTHER NONCURRENT ASSETS
Regulatory Assets	536,152	524,114
Spent Nuclear Fuel and Decommissioning Trusts	2,095,732	1,931,610
Long-term Risk Management Assets	3,317	11,495
Deferred Charges and Other Noncurrent Assets	137,209	143,657
TOTAL OTHER NONCURRENT ASSETS	2,772,410	2,610,876

TOTAL ASSETS	$8,665,276	$8,253,734

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND COMMON SHAREHOLDER'S EQUITY
December 31, 2014 and 2013
(dollars in thousands)

	December 31,
	2014	2013
CURRENT LIABILITIES
Advances from Affiliates	$142,501	$—
Accounts Payable:
General	168,294	142,219
Affiliated Companies	76,010	93,773
Long-term Debt Due Within One Year – Nonaffiliated (December 31, 2014 and 2013 Amounts Include $85,657 and $107,143 Respectively, Related to DCC Fuel)	382,187	294,845
Risk Management Liabilities	5,223	7,029
Customer Deposits	35,206	31,103
Accrued Taxes	72,742	73,292
Accrued Interest	26,677	27,686
Obligations Under Capital Leases	42,050	46,210
Other Current Liabilities	150,566	139,088
TOTAL CURRENT LIABILITIES	1,101,456	855,245

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	1,645,210	1,744,171
Long-term Risk Management Liabilities	1,395	6,946
Deferred Income Taxes	1,264,167	1,183,350
Regulatory Liabilities and Deferred Investment Tax Credits	1,199,694	1,112,645
Asset Retirement Obligations	1,337,179	1,255,184
Deferred Credits and Other Noncurrent Liabilities	162,226	174,040
TOTAL NONCURRENT LIABILITIES	5,609,871	5,476,336

TOTAL LIABILITIES	6,711,327	6,331,581

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

COMMON SHAREHOLDER’S EQUITY
Common Stock – No Par Value:
Authorized – 2,500,000 Shares
Outstanding – 1,400,000 Shares	56,584	56,584
Paid-in Capital	980,896	980,896
Retained Earnings	930,829	900,182
Accumulated Other Comprehensive Income (Loss)	(14,360)	(15,509)
TOTAL COMMON SHAREHOLDER’S EQUITY	1,953,949	1,922,153

TOTAL LIABILITIES AND COMMON SHAREHOLDER'S EQUITY	$8,665,276	$8,253,734

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
OPERATING ACTIVITIES
Net Income	$155,647	$177,504	$118,457
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Depreciation and Amortization	200,196	177,727	146,619
Deferred Income Taxes	70,225	129,109	53,067
Amortization (Deferral) of Incremental Nuclear Refueling Outage Expenses, Net	19,967	(31,328)	13,899
Allowance for Equity Funds Used During Construction	(18,873)	(19,943)	(9,724)
Mark-to-Market of Risk Management Contracts	(6,141)	12,496	12,164
Amortization of Nuclear Fuel	144,236	130,629	135,905
Fuel Over/Under-Recovery, Net	7,791	3,254	4,175
Change in Other Noncurrent Assets	(72,900)	(57,106)	(2,347)
Change in Other Noncurrent Liabilities	83,147	37,310	36,524
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	32,272	1,445	34,431
Fuel, Materials and Supplies	7,813	(8,848)	(19,321)
Accounts Payable	(20,426)	(11,151)	15,959
Accrued Taxes, Net	24,812	(23,887)	16,897
Other Current Assets	10,575	21,287	(10,504)
Other Current Liabilities	6,929	575	11,717
Net Cash Flows from Operating Activities	645,270	539,073	557,918

INVESTING ACTIVITIES
Construction Expenditures	(484,721)	(508,857)	(317,284)
Change in Advances to Affiliates, Net	42,382	61,114	(21,263)
Purchases of Investment Securities	(1,086,437)	(909,998)	(1,045,422)
Sales of Investment Securities	1,031,793	858,406	987,550
Acquisitions of Nuclear Fuel	(116,168)	(153,730)	(106,714)
Insurance Proceeds Related to Cook Plant Fire	—	72,000	—
Other Investing Activities	10,498	32,635	29,324
Net Cash Flows Used for Investing Activities	(602,653)	(548,430)	(473,809)

FINANCING ACTIVITIES
Issuance of Long-term Debt – Nonaffiliated	205,616	348,874	217,900
Change in Advances from Affiliates, Net	142,501	—	—
Retirement of Long-term Debt – Nonaffiliated	(218,516)	(370,338)	(220,212)
Proceeds from Nuclear Fuel Sale/Leaseback	—	110,200	—
Principal Payments for Capital Lease Obligations	(48,164)	(8,030)	(6,536)
Dividends Paid on Common Stock	(125,000)	(72,500)	(75,000)
Other Financing Activities	649	906	281
Net Cash Flows from (Used for) Financing Activities	(42,914)	9,112	(83,567)

Net Increase (Decrease) in Cash and Cash Equivalents	(297)	(245)	542
Cash and Cash Equivalents at Beginning of Period	1,317	1,562	1,020
Cash and Cash Equivalents at End of Period	$1,020	$1,317	$1,562

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$81,580	$90,079	$98,130
Net Cash Paid (Received) for Income Taxes	(10,204)	(31,271)	(21,196)
Noncash Acquisitions Under Capital Leases	16,434	114,077	6,243
Construction Expenditures Included in Current Liabilities as of December 31,	66,114	85,423	112,622
Acquisition of Nuclear Fuel Included in Current Liabilities as of December 31,	44,529	35	35,493
Expected Reimbursement for Capital Cost of Spent Nuclear Fuel Dry Cask Storage	3,392	4,352	30,332

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to I&M's financial statements are combined with the notes to financial statements for other registrant subsidiaries. Listed below are the notes that apply to I&M.  The footnotes begin on page 244.

OHIO POWER COMPANY AND SUBSIDIARIES

OHIO POWER COMPANY AND SUBSIDIARIES
MANAGEMENT’S NARRATIVE DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, OPCo engages in the transmission and distribution of power to 1,466,000 retail customers in the northwestern, central, eastern and southern sections of Ohio.  OPCo purchases energy and capacity to serve its remaining generation service customers.  In accordance with the PUCO’s corporate separation order, OPCo remains responsible to provide power and capacity to OPCo customers who have not switched electric providers.  Effective January 1, 2014, OPCo purchased power from both affiliated and nonaffiliated entities, subject to auction requirements and PUCO approval, to meet the energy and capacity needs of customers.  OPCo consolidates Ohio Phase-in Recovery Funding LLC, its wholly-owned subsidiary.

Effective January 1, 2014, the Interconnection Agreement and the AEP System Interim Allowance Agreement were terminated. Also effective January 1, 2014, the FERC approved a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as the agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to meet capacity obligations of member companies.

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

Effective January 1, 2014, AEPSC conducts only gasoline, diesel fuel, energy procurement and FTR price risk management activities on OPCo’s behalf.  With the transfer of OPCo’s generation assets to AGR, OPCo will no longer participate in other risk management activities.

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

Regulatory Activity

Ohio Electric Security Plan Filings

2009 - 2011 ESP

In August 2012, the PUCO issued an order in a separate proceeding which implemented a PIRR to recover OPCo’s deferred fuel costs in rates beginning September 2012. Oral arguments at the Supreme Court of Ohio were held in February 2015. OPCo presented arguments to reinstate a WACC carrying charge and to defend against an intervenor argument that the carrying charges should be reduced due to an accumulated deferred income tax credit.

June 2012 - May 2015 Ohio ESP Including Capacity Charge

In August 2012, the PUCO issued an order which adopted and modified a new ESP that establishes base generation rates through May 2015. This ruling was generally upheld in PUCO rehearing orders in January and March 2013.

In July 2012, the PUCO issued an order in a separate capacity proceeding which stated that OPCo must charge CRES providers the RPM price and authorized OPCo to defer a portion of its incurred capacity costs not recovered from CRES providers up to $188.88/MW day. The OPCo RPM price collected from CRES providers, which includes reserve margins, was approximately $34/MW day through May 2014 and is $150/MW day from June 2014 through May 2015. In December 2012, various parties filed notices of appeal of the capacity costs decision with the Supreme Court of Ohio.

As part of the August 2012 ESP order, the PUCO established a non-bypassable RSR, effective September 2012. The RSR was collected from customers at $3.50/MWh through May 2014 and is currently collected at $4.00/MWh for the period June 2014 through May 2015, with $1.00/MWh applied to the recovery of deferred capacity costs. In April and May 2013, OPCo and various intervenors filed appeals with the Supreme Court of Ohio challenging portions of the PUCO’s ESP order, including the RSR. As of December 31, 2014, OPCo’s incurred deferred capacity costs balance was $422 million, including debt carrying costs.

In November 2013, the PUCO issued an order approving OPCo’s competitive bid process with modifications. As ordered, in 2014, OPCo conducted multiple energy-only auctions for a total of 100% of the SSO load with delivery beginning April 2014 through May 2015. For delivery starting in June 2015, OPCo will conduct energy and capacity auctions for its entire SSO load. The PUCO also approved the unbundling of the FAC into fixed and energy-related components and an intervenor proposal to blend the $188.88/MW day capacity price in proportion to the percentage of energy planned to be auctioned. Additionally, the PUCO ordered that intervenor concerns related to the recovery of the fixed fuel costs through potentially both the FAC and the approved capacity charges be addressed in subsequent FAC proceedings. Management believes that these intervenor concerns are without merit.

In January 2014, the PUCO denied all rehearing requests and agreed to issue a supplemental request for an independent auditor in the 2012 - 2013 FAC proceeding to separately examine the recovery of the fixed fuel costs, including OVEC. In March 2014, the PUCO approved OPCo’s request to implement riders related to the unbundling of the FAC. In October 2014, the independent auditor, selected by the PUCO, filed its report for the period August 2012 through May 2015 with the PUCO. If the PUCO ultimately concludes that a portion of the fixed fuel costs are also recovered through OPCo's $188.88 capacity charge, the independent auditor recommends a methodology for calculating a refund of a portion of certain fixed fuel costs. The retail share of these fixed fuel costs is approximately $90 million annually. A hearing related to this matter has not been scheduled. Management believes that no over-recovery of costs has occurred and intends to oppose the findings in the audit report.

If OPCo is ultimately not permitted to fully collect all components of its ESP rates, it could reduce future net income and cash flows and impact financial condition.

Proposed June 2015 - May 2018 ESP

In December 2013, OPCo filed an application with the PUCO to approve an ESP that includes proposed rate adjustments and the continuation and modification of certain existing riders effective June 2015 through May 2018. The proposal included a return on common equity of 10.65% on capital costs for certain riders and estimates an average decrease in rates of 9% over the three-year term of the plan for customers who receive their RPM capacity and energy auction-based generation through OPCo. The proposal also included a purchased power agreement (PPA) rider that would allow retail customers to receive a rate stabilizing charge or credit by hedging market-based prices with a cost-based purchase power agreement. In May 2014, intervenors and the PUCO staff filed testimony that provided various recommendations including the rejection and/or modification of various riders, including the Distribution Investment Rider and the proposed PPA. Hearings at the PUCO in the ESP case were held in June 2014.

In July 2014, OPCo submitted a separate application to continue the RSR established in the June 2012 - May 2015 ESP to collect the unrecovered portion of the deferred capacity costs at the rate of $4.00/MWh, until the balance of the capacity deferrals has been collected.

In October 2014, OPCo filed a separate application with the PUCO to propose a new extended PPA for inclusion in the PPA rider, discussed above. The new PPA would include an additional 2,671 MW to be purchased from AGR over the life of the respective generating units.

If OPCo is ultimately not permitted to fully collect all components of its ESP rates, it could reduce future net income and cash flows and impact financial condition. See “Ohio Electric Security Plan Filings” section of OPCo Rate Matters in Note 4.

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

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 406 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWh Sales/Degree Days

Summary of KWh Energy Sales

	Years Ended December 31,
	2014		2013	2012
	(in millions of KWhs)
Retail:
Residential	14,637		14,486	14,485
Commercial	14,400		14,188	14,176
Industrial	14,541		15,915	18,122
Miscellaneous	123		125	120
Total Retail (a)	43,701		44,714	46,903

Wholesale	2,198	(b)	12,828	13,221

Total KWhs	45,899		57,542	60,124

(a)	Represents energy delivered to distribution customers.

(b)	Ohio's contractually obligated purchases of OVEC power sold into PJM.

Heating degree days and cooling degree days are metrics commonly used in the utility industry as a measure of the impact of weather on revenues.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2014	2013	2012
	(in degree days)
Actual – Heating (a)	3,734	3,383	2,610
Normal – Heating (b)	3,230	3,229	3,276

Actual – Cooling (c)	949	1,029	1,248
Normal – Cooling (b)	960	954	948

(a)	Eastern Region heating degree days are calculated on a 55 degree temperature base.

(b)	Normal Heating/Cooling represents the thirty-year average of degree days.

(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

2014 Compared to 2013

Reconciliation of Year Ended December 31, 2013 to Year Ended December 31, 2014
Net Income
(in millions)

Year Ended December 31, 2013	$410

Changes in Gross Margin:
Retail Margins	(879)
Off-system Sales	(124)
Transmission Revenues	69
Other Revenues	(39)
Total Change in Gross Margin	(973)

Changes in Expenses and Other:
Other Operation and Maintenance	237
Asset Impairments and Other Related Charges	154
Depreciation and Amortization	169
Taxes Other Than Income Taxes	54
Other Income	8
Carrying Costs Income	10
Interest Expense	54
Total Change in Expenses and Other	686

Income Tax Expense	93

Year Ended December 31, 2014	$216

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, purchased electricity and amortization of generation deferrals were as follows:

•	Retail Margins decreased $879 million primarily due to the following:

•
A $781 million decrease due to the impacts of corporate separation of OPCo's generation assets and liabilities that took effect December 31, 2013 and an increase in regulatory provisions. In addition, this decrease includes customers switching to alternative CRES providers, partially offset by an increase in Transmission Revenues detailed below.

These decreases were partially offset by:

•
A $43 million increase in revenues associated with the Storm Damage Recovery Rider. This increase in Retail Margins is offset by an increase primarily in Other Operation and Maintenance expenses below.

•	Margins from Off-system Sales decreased $124 million due to corporate separation of OPCo's generation assets and liabilities that took effect December 31, 2013.

•
Transmission Revenues increased $69 million primarily due to customers who have switched to alternative CRES providers, rate increases for customers in the PJM region and increased transmission investment.  The increase in transmission revenues related to CRES providers primarily offsets lost revenues included in Retail Margins above.

•
Other Revenues decreased $39 million due to corporate separation of OPCo's generation assets and liabilities that took effect December 31, 2013. This decrease has a corresponding decrease in Other Operation and Maintenance expenses below.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses decreased $237 million primarily due to the following:

•	A $447 million decrease due to corporate separation of OPCo's generation assets and liabilities that took effect December 31, 2013.
This decrease was partially offset by:

•	A $129 million increase in PJM expenses. This increase was partially offset by a corresponding increase in Gross Margin above.

•	A $40 million increase due to the amortization of 2012 deferred storm expenses. This increase was offset by a corresponding increase in Retail Margins above.

•
An $18 million increase in remitted Universal Service Fund (USF) surcharge payments to the Ohio Department of Development to fund an energy assistance program for qualified Ohio customers. This increase was offset by a corresponding increase in Retail Margins above.

•	Asset Impairments and Other Related Charges decreased $154 million primarily due to the 2013 impairment of Muskingum River Plant, Unit 5.

•	Depreciation and Amortization expenses decreased $169 million primarily due to the following:

•	A $195 million decrease due to corporate separation of OPCo's generation assets and liabilities that took effect December 31, 2013.
This decrease was partially offset by:

•	A $10 million increase due to an increase in depreciable base of transmission and distribution assets.

•	A $9 million increase in amortization of securitized assets being recovered through the Deferred Asset Phase-In Rider. This increase was offset by a corresponding increase in Retail Margins above.

•	Taxes Other Than Income Taxes decreased $54 million due to the following:

•	A $62 million decrease due to corporate separation of OPCo's generation assets and liabilities that took effect December 31, 2013.
This decrease was partially offset by:

•	A $9 million increase in property taxes due to increased investment in transmission and distribution assets and increased tax rates.

•	Other Income increased $8 million due to corporate separation of OPCo's generation assets and liabilities that took effect December 31, 2013.

•	Carrying Costs Income increased $10 million primarily due to increased capacity deferral carrying charges.

•	Interest Expense decreased $54 million primarily due to corporate separation of OPCo's generation assets and liabilities that took effect December 31, 2013.

•	Income Tax Expense decreased $93 million primarily due to a decrease in pretax book income.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 406 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, derivative instruments, the valuation of long-lived assets and pension and other postretirement benefits.

See the “Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 406 for a discussion of accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Ohio Power Company:

We have audited the accompanying consolidated balance sheets of Ohio Power Company and subsidiaries (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ohio Power Company and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 20, 2015

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

Management assessed the effectiveness of OPCo’s internal control over financial reporting as of December 31, 2014.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 2013) in Internal Control – Integrated Framework.  Based on management’s assessment, OPCo’s internal control over financial reporting was effective as of December 31, 2014.

This annual report does not include an attestation report of OPCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit OPCo to provide only management’s report in this annual report.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
REVENUES
Electric Generation, Transmission and Distribution	$3,204,926	$3,562,224	$4,022,116
Sales to AEP Affiliates	165,216	1,166,854	847,294
Other Revenues – Affiliated	—	18,140	39,401
Other Revenues – Nonaffiliated	6,778	15,397	19,385
TOTAL REVENUES	3,376,920	4,762,615	4,928,196

EXPENSES
Fuel and Other Consumables Used for Electric Generation	—	1,496,856	1,471,316
Purchased Electricity for Resale	282,000	151,561	205,845
Purchased Electricity from AEP Affiliates	1,192,700	349,732	380,706
Amortization of Generation Deferrals	110,942	—	—
Other Operation	594,776	707,953	669,981
Maintenance	195,964	319,625	319,324
Asset Impairments and Other Related Charges	—	154,304	287,031
Depreciation and Amortization	213,669	382,570	511,070
Taxes Other Than Income Taxes	353,364	406,916	405,976
TOTAL EXPENSES	2,943,415	3,969,517	4,251,249

OPERATING INCOME	433,505	793,098	676,947

Other Income (Expense):
Interest Income	9,956	3,325	3,536
Carrying Costs Income	26,546	16,312	16,942
Allowance for Equity Funds Used During Construction	6,913	4,961	3,492
Interest Expense	(128,291)	(182,046)	(213,100)

INCOME BEFORE INCOME TAX EXPENSE	348,629	635,650	487,817

Income Tax Expense	132,207	225,670	144,283

NET INCOME	$216,422	$409,980	$343,534

The common stock of OPCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
Net Income	$216,422	$409,980	$343,534

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $796, $191 and $282 in 2014, 2013 and 2012, Respectively	(1,477)	(355)	(523)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $0, $6,736 and $6,979 in 2014, 2013 and 2012, Respectively	—	12,509	12,961
Pension and OPEB Funded Status, Net of Tax of $0, $35,225 and $10,533 in 2014, 2013 and 2012, Respectively	—	65,418	19,559

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(1,477)	77,572	31,997

TOTAL COMPREHENSIVE INCOME	$214,945	$487,552	$375,531

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2011	$321,201	$1,744,099	$2,582,600	$(197,722)	$4,450,178

Common Stock Dividends			(300,000)		(300,000)
Net Income			343,534		343,534
Other Comprehensive Income				31,997	31,997
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2012	321,201	1,744,099	2,626,134	(165,725)	4,525,709

Common Stock Dividends			(375,000)		(375,000)
Net Income			409,980		409,980
Other Comprehensive Income				77,572	77,572
Deferred State Income Tax Rate Adjustment		(4,971)			(4,971)
Distribution of Cook Coal Terminal to Parent			(22,303)	19,652	(2,651)
Distribution of OPCo Generation to Parent		(1,075,346)	(2,005,608)	75,580	(3,005,374)
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2013	321,201	663,782	633,203	7,079	1,625,265

Capital Contribution from Parent		175,000			175,000
Common Stock Dividends			(35,000)		(35,000)
Net Income			216,422		216,422
Other Comprehensive Loss				(1,477)	(1,477)
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2014	$321,201	$838,782	$814,625	$5,602	$1,980,210

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2014 and 2013
(in thousands)

	December 31,
	2014	2013
CURRENT ASSETS
Cash and Cash Equivalents	$2,870	$3,004
Restricted Cash for Securitized Funding	28,687	19,387
Advances to Affiliates	312,473	339,070
Accounts Receivable:
Customers	57,906	67,054
Affiliated Companies	79,822	74,771
Accrued Unbilled Revenues	35,755	36,353
Miscellaneous	927	1,559
Allowance for Uncollectible Accounts	(171)	(34,984)
Total Accounts Receivable	174,239	144,753
Notes Receivable Due Within One Year – Affiliated	86,000	178,580
Materials and Supplies	60,909	53,711
Risk Management Assets	7,242	3,082
Deferred Income Tax Benefits	49,306	36,105
Accrued Tax Benefits	6,100	7,109
Prepayments and Other Current Assets	8,997	22,312
TOTAL CURRENT ASSETS	736,823	807,113

PROPERTY, PLANT AND EQUIPMENT
Electric:
Transmission	2,104,613	2,011,289
Distribution	4,087,601	3,877,532
Other Property, Plant and Equipment	390,848	364,573
Construction Work in Progress	218,667	185,428
Total Property, Plant and Equipment	6,801,729	6,438,822
Accumulated Depreciation and Amortization	2,038,120	1,973,042
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	4,763,609	4,465,780

OTHER NONCURRENT ASSETS
Notes Receivable – Affiliated	32,245	118,245
Regulatory Assets	1,318,939	1,378,697
Securitized Assets	109,999	131,582
Long-term Risk Management Assets	45,102	—
Deferred Charges and Other Noncurrent Assets	264,150	260,141
TOTAL OTHER NONCURRENT ASSETS	1,770,435	1,888,665

TOTAL ASSETS	$7,270,867	$7,161,558

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND COMMON SHAREHOLDER'S EQUITY
December 31, 2014 and 2013
(dollars in thousands)

	December 31,
	2014	2013
CURRENT LIABILITIES
Accounts Payable:
General	$145,328	$146,307
Affiliated Companies	172,741	222,889
Long-term Debt Due Within One Year – Nonaffiliated (December 31, 2014 and 2013 Amounts Include $45,427 and $34,936, Respectively, Related to Ohio Phase-in-Recovery Funding)	131,497	438,595
Risk Management Liabilities	1,943	—
Customer Deposits	53,922	49,140
Accrued Taxes	420,772	429,260
Accrued Interest	34,279	40,853
Other Current Liabilities	179,093	95,194
TOTAL CURRENT LIABILITIES	1,139,575	1,422,238

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated (December 31, 2014 and 2013 Amounts Include $187,041 and $232,466, Respectively, Related to Ohio Phase-in-Recovery Funding)	2,165,626	2,296,580
Long-term Risk Management Liabilities	3,013	—
Deferred Income Taxes	1,405,620	1,330,711
Regulatory Liabilities and Deferred Investment Tax Credits	514,691	435,499
Employee Benefits and Pension Obligations	36,662	28,329
Deferred Credits and Other Noncurrent Liabilities	25,470	22,936
TOTAL NONCURRENT LIABILITIES	4,151,082	4,114,055

TOTAL LIABILITIES	5,290,657	5,536,293

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

COMMON SHAREHOLDER'S EQUITY
Common Stock – No Par Value:
Authorized – 40,000,000 Shares
Outstanding – 27,952,473 Shares	321,201	321,201
Paid-in Capital	838,782	663,782
Retained Earnings	814,625	633,203
Accumulated Other Comprehensive Income (Loss)	5,602	7,079
TOTAL COMMON SHAREHOLDER’S EQUITY	1,980,210	1,625,265

TOTAL LIABILITIES AND COMMON SHAREHOLDER'S EQUITY	$7,270,867	$7,161,558

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

OHIO POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
OPERATING ACTIVITIES
Net Income	$216,422	$409,980	$343,534
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Depreciation and Amortization	213,669	382,570	511,070
Amortization of Generation Deferrals	110,942	—	—
Deferred Income Taxes	74,391	134,463	45,685
Asset Impairments and Other Related Charges	—	154,304	287,031
Carrying Costs Income	(26,546)	(16,312)	(16,942)
Deferral of Storm Costs	—	(1,822)	(53,453)
Allowance for Equity Funds Used During Construction	(6,913)	(4,961)	(3,492)
Mark-to-Market of Risk Management Contracts	(44,469)	17,597	12,143
Pension Contributions to Qualified Plan Trust	(6,547)	—	(43,189)
Property Taxes	(4,589)	(11,760)	(3,849)
Fuel Over/Under-Recovery, Net	62,093	36,165	10,598
Deferral of Ohio Capacity Costs, Net	(156,986)	(214,384)	(65,274)
Change in Regulatory Assets	115,658	(14,362)	(72,879)
Change in Other Noncurrent Assets	(38,407)	46,042	69,229
Change in Other Noncurrent Liabilities	94,136	(52,809)	(27,039)
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	(29,788)	86,640	(37,787)
Fuel, Materials and Supplies	(7,198)	80,250	(54,945)
Accounts Payable	(30,338)	(2,919)	(63,450)
Customer Deposits	4,782	(784)	(4,821)
Accrued Taxes, Net	(7,212)	23,839	41,475
Other Current Assets	1,568	7,804	9,977
Other Current Liabilities	22,923	(59,512)	22,490
Net Cash Flows from Operating Activities	557,591	1,000,029	906,112

INVESTING ACTIVITIES
Construction Expenditures	(453,474)	(640,050)	(517,744)
Change in Restricted Cash for Securitized Funding	(9,300)	(19,387)	—
Change in Advances to Affiliates, Net	26,597	4,330	103,036
Acquisitions of Assets	(3,519)	(4,166)	(2,915)
Proceeds from Sales of Assets	1,212	62,975	7,320
Proceeds from Notes Receivable – Affiliated	178,580	—	—
Other Investing Activities	4,831	2,370	10,014
Net Cash Flows Used for Investing Activities	(255,073)	(593,928)	(400,289)

FINANCING ACTIVITIES
Capital Contribution from Parent	175,000	—	—
Issuance of Long-term Debt – Nonaffiliated	—	1,378,326	—
Issuance of Long-term Debt – Affiliated	—	200,000	—
Change in Advances from Affiliates, Net	—	1,143	—
Retirement of Long-term Debt – Nonaffiliated	(438,601)	(1,196,032)	(194,500)
Retirement of Long-term Debt – Affiliated	—	(400,000)	—
Principal Payments for Capital Lease Obligations	(5,092)	(17,199)	(10,072)
Dividends Paid on Common Stock	(35,000)	(375,000)	(300,000)
Other Financing Activities	1,041	2,025	294
Net Cash Flows Used for Financing Activities	(302,652)	(406,737)	(504,278)

Net Increase (Decrease) in Cash and Cash Equivalents	(134)	(636)	1,545
Cash and Cash Equivalents at Beginning of Period	3,004	3,640	2,095
Cash and Cash Equivalents at End of Period	$2,870	$3,004	$3,640

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$132,380	$195,677	$212,753
Net Cash Paid for Income Taxes	44,036	93,324	69,771
Noncash Acquisitions Under Capital Leases	4,842	7,655	8,602
Government Grants Included in Accounts Receivable as of December 31,	—	300	660
Construction Expenditures Included in Current Liabilities as of December 31,	43,350	92,324	84,321
Noncash Distribution of Cook Coal Terminal to Parent	—	(22,303)	—
Noncash Distribution of OPCo Generation to Parent	—	(3,080,954)	—

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

OHIO POWER COMPANY AND SUBSIDIARIES
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to OPCo’s financial statements are combined with the notes to financial statements for other registrant subsidiaries. Listed below are the notes that apply to OPCo.  The footnotes begin on page 244.

PUBLIC SERVICE COMPANY OF OKLAHOMA

PUBLIC SERVICE COMPANY OF OKLAHOMA
MANAGEMENT’S NARRATIVE DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, PSO engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to approximately 542,000 retail customers in its service territory in eastern and southwestern Oklahoma.  PSO sells electric power at wholesale to other utilities, municipalities and electric cooperatives. PSO shares off-system sales margins, if positive on an annual basis, with its customers.

In March 2014, SPP changed from an energy imbalance service market to a fully integrated power market. Previously, PSO and SWEPCo satisfied their load requirements with their own generation resources or through the Operating Agreement. In the new integrated power market, PSO and SWEPCo operate as standalone entities and offer their respective generation into the SPP power market. SPP then economically dispatches the resources.

AEPSC conducts power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on PSO’s behalf.  PSO shares in the revenues and expenses associated with these risk management activities, as described in the preceding paragraph, with SWEPCo.  Power and natural gas risk management activities are allocated based on the Operating Agreement.  Risk management activities primarily include power and natural gas and physical transactions, financially-settled swaps and exchange-traded futures.  AEPSC settles the majority of the physical forward contracts by entering into offsetting contracts.

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of APCo, I&M and KPCo and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among APCo, I&M, KPCo, PSO and SWEPCo based upon the common shareholder's equity of these companies.

PSO is jointly and severally liable for activity conducted by AEPSC on the behalf of PSO and SWEPCo related to power purchase and sale activity pursuant to the SIA.

Regulatory Activity

2014 Oklahoma Base Rate Case

In January 2014, PSO filed a request with the OCC to increase annual base rates by $38 million, based upon a 10.5% return on common equity. This revenue increase includes a proposed increase in depreciation rates of $29 million. In addition, the filing proposed recovery of advanced metering costs through a separate rider over a three-year deployment period requesting $7 million of revenues in year one, increasing to $28 million in year three. The filing also proposed expansion of an existing transmission rider currently recovered in base rates to include additional transmission-related costs that are expected to increase over the next several years.

In June 2014, a non-unanimous stipulation agreement between PSO, the OCC staff and certain intervenors was filed with the OCC. The parties to the stipulation recommended no overall change to the transmission rider or to annual revenues, other than additional revenues through a separate rider related to advanced metering costs, and that the terms of the stipulation be effective November 2014. The advanced metering rider would provide $24 million of revenues over 14 months beginning in November 2014 and increase to $27 million in 2016. New depreciation rates are recommended for advanced metering investments and existing meters, also to be effective November 2014. Additionally, the stipulation recommends recovery of regulatory assets for 2013 storms and regulatory case expenses. In July 2014, the Attorney General joined in the stipulation agreement. In October 2014, the Administrative Law Judge

(ALJ) recommended approval of the stipulation agreement and interim rates were implemented in November 2014, subject to refund. In November 2014, intervenors filed exceptions to the ALJ's report. An order is anticipated in the first quarter of 2015. If the OCC were to disallow any portion of this settlement agreement, it could reduce future net income and cash flows and impact financial condition. See the “2014 Oklahoma Base Rate Case” section of PSO Rate Matters in Note 4.

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

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 406 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWh Sales/Degree Days

Summary of KWh Energy Sales

	Years Ended December 31,
	2014	2013	2012
	(in millions of KWhs)
Retail:
Residential	6,321	6,290	6,393
Commercial	5,139	5,066	5,178
Industrial	5,237	5,083	5,066
Miscellaneous	1,250	1,243	1,326
Total Retail	17,947	17,682	17,963

Wholesale	405	1,091	1,492

Total KWhs	18,352	18,773	19,455

Heating degree days and cooling degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2014	2013	2012
	(in degree days)
Actual – Heating (a)	2,113	2,107	1,271
Normal – Heating (b)	1,777	1,763	1,803

Actual – Cooling (c)	2,054	2,082	2,663
Normal – Cooling (b)	2,130	2,133	2,119

(a)	Western Region heating degree days are calculated on a 55 degree temperature base.

(b)	Normal Heating/Cooling represents the thirty-year average of degree days.

(c)	Western Region cooling degree days are calculated on a 65 degree temperature base.

2014 Compared to 2013

Reconciliation of Year Ended December 31, 2013 to Year Ended December 31, 2014
Net Income
(in millions)

Year Ended December 31, 2013	$98

Changes in Gross Margin:
Retail Margins (a)	14
Off-system Sales	1
Other Revenues	(2)
Total Change in Gross Margin	13

Changes in Expenses and Other:
Other Operation and Maintenance	(38)
Depreciation and Amortization	(5)
Taxes Other Than Income Taxes	8
Other Income	(2)
Interest Expense	(2)
Total Change in Expenses and Other	(39)

Income Tax Expense	15

Year Ended December 31, 2014	$87

(a)	Includes firm wholesale sales to municipals and cooperatives.

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins increased $14 million primarily due to the following:

•	A $12 million increase primarily due to revenue increases from rate riders. This increase in retail margins has corresponding increases to riders/trackers recognized in other expense items below.

•	A $2 million net increase in weather-related usage primarily due to a 14% increase in heating degree days, partially offset by a 12% decrease in cooling degree days.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $38 million primarily due to the following:

•	An $18 million increase in transmission expenses primarily due to increased SPP transmission services.

•	A $9 million increase in energy efficiency program expenses.

•	An $8 million increase in generation plant expenses.

•	A $6 million increase in general and administrative expenses.
These increases were partially offset by:

•	A $5 million decrease in distribution expenses primarily related to amortization of the 2007 and 2010 storm deferrals which were fully recovered in 2013.

•	Depreciation and Amortization expenses increased $5 million primarily due to a higher depreciable base.

•	Taxes Other Than Income Taxes decreased $8 million primarily due to a 2014 property tax reduction resulting from a change in Oklahoma tax law.

•	Income Tax Expense decreased $15 million primarily due to a decrease in pretax book income and by the recording of federal income tax adjustments.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 406 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, derivative instruments, the valuation of long-lived assets and pension and other postretirement benefits.

See the “Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 406 for a discussion of accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Public Service Company of Oklahoma:

We have audited the accompanying balance sheets of Public Service Company of Oklahoma (the "Company") as of December 31, 2014 and 2013, and the related statements of income, comprehensive income (loss), changes in common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Public Service Company of Oklahoma as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 20, 2015

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

Management assessed the effectiveness of PSO’s internal control over financial reporting as of December 31, 2014.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 2013) in Internal Control – Integrated Framework.  Based on management’s assessment, PSO’s internal control over financial reporting was effective as of December 31, 2014.

This annual report does not include an attestation report of PSO’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit PSO to provide only management’s report in this annual report.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF INCOME
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
REVENUES
Electric Generation, Transmission and Distribution	$1,340,307	$1,277,711	$1,206,583
Sales to AEP Affiliates	7,054	14,246	22,603
Other Revenues	4,215	3,565	3,752
TOTAL REVENUES	1,351,576	1,295,522	1,232,938

EXPENSES
Fuel and Other Consumables Used for Electric Generation	257,996	327,829	310,296
Purchased Electricity for Resale	385,029	246,109	208,676
Purchased Electricity from AEP Affiliates	11,024	36,891	24,378
Other Operation	262,804	225,500	213,195
Maintenance	107,952	107,076	106,835
Depreciation and Amortization	100,977	95,667	95,180
Taxes Other Than Income Taxes	36,962	45,215	43,428
TOTAL EXPENSES	1,162,744	1,084,287	1,001,988

OPERATING INCOME	188,832	211,235	230,950

Other Income (Expense):
Interest Income	249	1,096	1,308
Carrying Costs Income	—	338	1,856
Allowance for Equity Funds Used During Construction	3,071	4,187	2,007
Interest Expense	(54,641)	(53,175)	(55,286)

INCOME BEFORE INCOME TAX EXPENSE	137,511	163,681	180,835

Income Tax Expense	50,582	65,885	66,694

NET INCOME	$86,929	$97,796	$114,141

The common stock of PSO is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2014, 2013 and 2012
 (in thousands)

	Years Ended December 31,
	2014	2013	2012
Net Income	$86,929	$97,796	$114,141

OTHER COMPREHENSIVE LOSS, NET OF TAXES
Cash Flow Hedges, Net of Tax of $439, $389 and $360 in 2014, 2013 and 2012, Respectively	(815)	(723)	(668)

TOTAL COMPREHENSIVE INCOME	$86,114	$97,073	$113,473

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF CHANGES IN COMMON SHAREHOLDER'S EQUITY
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2011	$157,230	$364,037	$364,389	$7,149	$892,805

Common Stock Dividends			(90,000)		(90,000)
Net Income			114,141		114,141
Other Comprehensive Loss				(668)	(668)
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2012	157,230	364,037	388,530	6,481	916,278

Common Stock Dividends			(71,250)		(71,250)
Net Income			97,796		97,796
Other Comprehensive Loss				(723)	(723)
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2013	157,230	364,037	415,076	5,758	942,101

Net Income			86,929		86,929
Other Comprehensive Loss				(815)	(815)
TOTAL COMMON SHAREHOLDER'S EQUITY – DECEMBER 31, 2014	$157,230	$364,037	$502,005	$4,943	$1,028,215

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

PUBLIC SERVICE COMPANY OF OKLAHOMA
BALANCE SHEETS
ASSETS
December 31, 2014 and 2013
(in thousands)

	December 31,
	2014	2013
CURRENT ASSETS
Cash and Cash Equivalents	$1,352	$1,277
Accounts Receivable:
Customers	28,448	32,314
Affiliated Companies	22,114	30,392
Miscellaneous	6,026	3,102
Allowance for Uncollectible Accounts	(147)	(462)
Total Accounts Receivable	56,441	65,346
Fuel	16,436	15,191
Materials and Supplies	50,880	52,707
Risk Management Assets	—	1,167
Deferred Income Tax Benefits	—	7,333
Accrued Tax Benefits	24,369	21,665
Regulatory Asset for Under-Recovered Fuel Costs	35,699	3,298
Prepayments and Other Current Assets	6,524	6,194
TOTAL CURRENT ASSETS	191,701	174,178

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	1,264,724	1,203,221
Transmission	788,911	731,312
Distribution	2,080,221	1,986,032
Other Property, Plant and Equipment (Including Plant to be Retired)	421,568	393,026
Construction Work in Progress	204,753	175,890
Total Property, Plant and Equipment	4,760,177	4,489,481
Accumulated Depreciation and Amortization	1,319,554	1,323,522
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	3,440,623	3,165,959

OTHER NONCURRENT ASSETS
Regulatory Assets	154,327	156,690
Employee Benefits and Pension Assets	19,335	22,629
Deferred Charges and Other Noncurrent Assets	7,557	7,238
TOTAL OTHER NONCURRENT ASSETS	181,219	186,557

TOTAL ASSETS	$3,813,543	$3,526,694

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

PUBLIC SERVICE COMPANY OF OKLAHOMA
BALANCE SHEETS
LIABILITIES AND COMMON SHAREHOLDER'S EQUITY
December 31, 2014 and 2013

	December 31,
	2014	2013
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$154,249	$36,772
Accounts Payable:
General	92,672	150,184
Affiliated Companies	51,744	45,427
Long-term Debt Due Within One Year – Nonaffiliated	427	34,115
Risk Management Liabilities	918	85
Customer Deposits	48,700	45,379
Accrued Taxes	20,887	23,442
Accrued Interest	12,699	12,646
Other Current Liabilities	58,878	58,992
TOTAL CURRENT LIABILITIES	441,174	407,042

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	1,040,609	965,695
Deferred Income Taxes	898,352	836,556
Regulatory Liabilities and Deferred Investment Tax Credits	334,479	327,673
Asset Retirement Obligations	37,030	22,928
Employee Benefits and Pension Obligations	20,095	10,561
Deferred Credits and Other Noncurrent Liabilities	13,589	14,138
TOTAL NONCURRENT LIABILITIES	2,344,154	2,177,551

TOTAL LIABILITIES	2,785,328	2,584,593

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

COMMON SHAREHOLDER’S EQUITY
Common Stock – Par Value – $15 Per Share:
Authorized – 11,000,000 Shares
Issued – 10,482,000 Shares
Outstanding – 9,013,000 Shares	157,230	157,230
Paid-in Capital	364,037	364,037
Retained Earnings	502,005	415,076
Accumulated Other Comprehensive Income (Loss)	4,943	5,758
TOTAL COMMON SHAREHOLDER’S EQUITY	1,028,215	942,101

TOTAL LIABILITIES AND COMMON SHAREHOLDER'S EQUITY	$3,813,543	$3,526,694

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

PUBLIC SERVICE COMPANY OF OKLAHOMA
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
OPERATING ACTIVITIES
Net Income	$86,929	$97,796	$114,141
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Depreciation and Amortization	100,977	95,667	95,180
Deferred Income Taxes	74,756	53,788	48,916
Carrying Costs Income	—	(338)	(1,856)
Allowance for Equity Funds Used During Construction	(3,071)	(4,187)	(2,007)
Mark-to-Market of Risk Management Contracts	1,916	(6,362)	3,740
Pension Contributions to Qualified Plan Trust	(4,439)	—	(12,306)
Fuel Over/Under-Recovery, Net	(32,401)	(12,643)	12,258
Change in Other Noncurrent Assets	(5,228)	(16,435)	7,436
Change in Other Noncurrent Liabilities	(4,545)	(15,271)	4,762
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	8,905	(4,376)	4,422
Fuel, Materials and Supplies	582	6,370	(3,067)
Accounts Payable	(26,336)	37,248	3,158
Accrued Taxes, Net	(5,562)	332	5,006
Other Current Assets	(843)	1,450	(970)
Other Current Liabilities	17,830	5,877	5,538
Net Cash Flows from Operating Activities	209,470	238,916	284,351

INVESTING ACTIVITIES
Construction Expenditures	(367,490)	(259,449)	(224,295)
Change in Advances to Affiliates, Net	—	10,558	29,318
Other Investing Activities	2,784	(2,059)	1,723
Net Cash Flows Used for Investing Activities	(364,706)	(250,950)	(193,254)

FINANCING ACTIVITIES
Issuance of Long-term Debt – Nonaffiliated	74,973	49,709	2,395
Change in Advances from Affiliates, Net	117,477	36,772	—
Retirement of Long-term Debt – Nonaffiliated	(34,115)	(402)	(229)
Principal Payments for Capital Lease Obligations	(3,653)	(3,498)	(3,481)
Dividends Paid on Common Stock	—	(71,250)	(90,000)
Other Financing Activities	629	613	172
Net Cash Flows from (Used for) Financing Activities	155,311	11,944	(91,143)

Net Increase (Decrease) in Cash and Cash Equivalents	75	(90)	(46)
Cash and Cash Equivalents at Beginning of Period	1,277	1,367	1,413
Cash and Cash Equivalents at End of Period	$1,352	$1,277	$1,367

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$52,766	$51,387	$52,403
Net Cash Paid (Received) for Income Taxes	(21,150)	8,671	27,229
Noncash Acquisitions Under Capital Leases	2,262	5,795	1,542
Construction Expenditures Included in Current Liabilities as of December 31,	38,581	63,648	27,118

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

PUBLIC SERVICE COMPANY OF OKLAHOMA
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to PSO's financial statements are combined with the notes to financial statements for other registrant subsidiaries. Listed below are the notes that apply to PSO.  The footnotes begin on page 244.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
MANAGEMENT’S NARRATIVE DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Company Overview

As a public utility, SWEPCo engages in the generation and purchase of electric power, and the subsequent sale, transmission and distribution of that power to approximately 528,000 retail customers in its service territory in northeastern and panhandle of Texas, northwestern Louisiana and western Arkansas.  SWEPCo consolidates its wholly-owned subsidiary, Southwest Arkansas Utilities Corporation.  SWEPCo also consolidates Sabine Mining Company, a variable interest entity.  SWEPCo sells electric power at wholesale to other utilities, municipalities and electric cooperatives. SWEPCo shares off-system sales margins with its customers.

In March 2014, SPP changed from an energy imbalance service market to a fully integrated power market. Previously, PSO and SWEPCo satisfied their load requirements with their own generation resources or through the Operating Agreement. In the new integrated power market, PSO and SWEPCo operate as standalone entities and offer their respective generation into the SPP power market. SPP then economically dispatches the resources.

AEPSC conducts power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on SWEPCo’s behalf.  SWEPCo shares in the revenues and expenses associated with these risk management activities, as described in the preceding paragraph, with PSO.  Power and natural gas risk management activities are allocated based on the Operating Agreement.  Risk management activities primarily include power and natural gas and physical transactions, financially-settled swaps and exchange-traded futures.  AEPSC settles the majority of the physical forward contracts by entering into offsetting contracts.

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity, with margins resulting from trading and marketing activities originating in PJM and MISO generally accruing to the benefit of APCo, I&M and KPCo and trading and marketing activities originating in SPP generally accruing to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among APCo, I&M, KPCo, PSO and SWEPCo based upon the common shareholder's equity of these companies.

SWEPCo is jointly and severally liable for activity conducted by AEPSC on the behalf of PSO and SWEPCo related to power purchase and sale activity pursuant to the SIA.

Regulatory Activity

2012 Texas Base Rate Case

Upon rehearing in January 2014, the PUCT reversed its initial ruling and determined that AFUDC was excluded from the Turk Plant’s Texas jurisdictional capital cost cap.  As a result, in the fourth quarter of 2013, SWEPCo reversed $114 million of previously recorded regulatory disallowances.  The resulting annual base rate increase is approximately $52 million.  In May 2014, intervenors filed appeals of the order with the Texas District Court.  In June 2014, SWEPCo intervened in those appeals and filed initial responses.  If certain parts of the PUCT order are overturned it could reduce future net income and cash flows and impact financial condition. See the “2012 Texas Base Rate Case” section of SWEPCo Rate Matters in Note 4.

2012 Louisiana Formula Rate Filing

In 2012, SWEPCo initiated a proceeding to establish new formula base rates in Louisiana, including recovery of the Louisiana jurisdictional share of the Turk Plant. In February 2013, a settlement was approved by the LPSC that increased Louisiana total rates by approximately $2 million annually, effective March 2013. The March 2013 base rates are based upon a 10% return on common equity and cost recovery of the Louisiana jurisdictional share of the Turk Plant and Stall Unit, subject to refund. The settlement also provided that the LPSC will review base rates in 2014 and 2015 and that SWEPCo will recover non-fuel Turk Plant costs and a full weighted-average cost of capital return on the prudently incurred Turk Plant investment in jurisdictional rate base, effective January 2013. In December 2014, the LPSC approved a settlement agreement related to the staff review of the cost of service. The settlement agreement reduced the requested revenue increase by $3 million, primarily due to the timing of both the allowed recovery of certain existing regulatory assets and the establishment of a regulatory asset for certain previously expensed costs. See the “2012 Louisiana Formula Rate Filing” section of SWEPCo Rate Matters in Note 4.

2014 Louisiana Formula Rate Filing

In April 2014, SWEPCo filed its annual formula rate plan for test year 2013 with the LPSC.  The filing included a $5 million annual increase, which was effective August 2014.  SWEPCo also proposed to increase rates by an additional $15 million annually, effective January 2015, for a total annual increase of $20 million. This additional increase reflects the cost of incremental generation to be used to serve Louisiana customers in 2015 due to the expiration of a purchase power agreement attributable to Louisiana customers.  In December 2014, the LPSC approved a partial settlement agreement that included the implementation of the $15 million annual increase in rates effective January 2015. These increases are subject to LPSC staff review and are subject to refund.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Welsh Plant, Units 1 and 3 - Environmental Projects

To comply with pending Federal EPA regulations, SWEPCo is currently constructing environmental control projects to meet mercury and air toxics standards for Welsh Plant, Units 1 and 3 at a cost of approximately $410 million, excluding AFUDC.  Management currently estimates that the total environmental projects to be completed through 2020 for Welsh Plant, Units 1 and 3 will cost approximately $600 million, excluding AFUDC.  As of December 31, 2014, SWEPCo has incurred costs of $164 million and has remaining contractual construction obligations of $108 million related to these projects.  SWEPCo will seek recovery of these project costs from customers through filings at the state commissions and the FERC. See "Climate Change, CO2 Regulation and Energy Policy" section of “Environmental Issues” within “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries”.  As of December 31, 2014, the net book value of Welsh Plant, Units 1 and 3 was $388 million, before cost of removal, including materials and supplies inventory and CWIP.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Merchant Portion of Turk Plant

SWEPCo constructed the Turk Plant, a new base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which was placed into service in December 2012. SWEPCo owns 73% (440 MW) of the Turk Plant and operates the facility.

The APSC granted approval for SWEPCo to build the Turk Plant by issuing a Certificate of Environmental Compatibility and Public Need (CECPN) for the SWEPCo Arkansas jurisdictional share of the Turk Plant (approximately 20%). Following an appeal by certain intervenors, the Arkansas Supreme Court issued a decision that reversed the APSC’s grant of the CECPN. In June 2010, in response to an Arkansas Supreme Court decision, the APSC issued an order which reversed and set aside the previously granted CECPN. This Turk Plant output is currently not subject to cost-based rate recovery and is being sold into the wholesale market. Approximately 80% of the Turk plant is recovered under cost-based rate recovery in Texas, Louisiana, and though SWEPCo’s wholesale customers.

If SWEPCo cannot ultimately recover its investment and expenses related to the Turk Plant, it could reduce future net income and cash flows and impact financial condition.

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

See the “Executive Overview” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” section beginning on page 406 for additional discussion of relevant factors.

RESULTS OF OPERATIONS

KWh Sales/Degree Days

Summary of KWh Energy Sales

	Years Ended December 31,
	2014	2013	2012
	(in millions of KWhs)
Retail:
Residential	6,311	6,431	6,301
Commercial	5,997	6,011	6,103
Industrial	5,901	5,612	5,661
Miscellaneous	80	81	81
Total Retail	18,289	18,135	18,146

Wholesale	9,411	9,018	7,762

Total KWhs	27,700	27,153	25,908

Heating degree days and cooling degree days are metrics commonly used in the utility industry as a measure of the impact of weather on net income.

Summary of Heating and Cooling Degree Days

	Years Ended December 31,
	2014	2013	2012
	(in degree days)
Actual – Heating (a)	1,553	1,421	860
Normal – Heating (b)	1,230	1,226	1,259

Actual – Cooling (c)	2,043	2,248	2,605
Normal – Cooling (b)	2,279	2,275	2,256

(a)	Western Region heating degree days are calculated on a 55 degree temperature base.

(b)	Normal Heating/Cooling represents the thirty-year average of degree days.

(c)	Western Region cooling degree days are calculated on a 65 degree temperature base.

2014 Compared to 2013

Reconciliation of Year Ended December 31, 2013 to Year Ended December 31, 2014
Earnings Attributable to SWEPCo Common Shareholder
(in millions)

Year Ended December 31, 2013	$150

Changes in Gross Margin:
Retail Margins (a)	22
Off-system Sales	10
Transmission Revenues	(5)
Other Revenues	3
Total Change in Gross Margin	30

Changes in Expenses and Other:
Other Operation and Maintenance	(42)
Depreciation and Amortization	(6)
Taxes Other Than Income Taxes	(4)
Allowance for Equity Funds Used During Construction	5
Interest Expense	4
Total Change in Expenses and Other	(43)

Income Tax Expense	3

Year Ended December 31, 2014	$140

(a)	Includes firm wholesale sales to municipals and cooperatives.

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins increased $22 million primarily due to the following:

•	A $22 million increase in municipal and cooperative revenues due to formula rate adjustments.

•	An $11 million net increase due to the Louisiana and Texas rate orders related to the Turk Plant.
These increases were partially offset by:

•	A $10 million net decrease in weather-related usage primarily due to a 9% decrease in cooling degree days, partially offset by an increase in heating degree days.

•	Margins from Off-system Sales increased $10 million primarily due to increased market prices and higher physical sales margins.

•	Transmission Revenues decreased $5 million primarily due to lower SPP margins.

Expenses and Other changed between years as follows:

•	Other Operation and Maintenance expenses increased $42 million primarily due to the following:

•	A $15 million increase in transmission expenses primarily due to increased SPP transmission services.

•	An $11 million increase in generation plant expenses.

•	An $8 million increase in general and administrative expenses.

•	A $4 million increase in distribution expenses primarily due to overhead line maintenance expenses.

•	Depreciation and Amortization expenses increased $6 million primarily due to a higher depreciable base.

•	Taxes Other Than Income Taxes increased $4 million primarily due to higher property taxes.

•	Allowance for Equity Funds Used During Construction increased $5 million primarily due to increased environmental and transmission projects.

•	Interest Expense decreased $4 million primarily due to an increase in the debt component of AFUDC due to increased environmental and transmission projects.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

See the “Critical Accounting Policies and Estimates” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 406 for a discussion of the estimates and judgments required for regulatory accounting, revenue recognition, derivative instruments, the valuation of long-lived assets and pension and other postretirement benefits.

See the “Accounting Pronouncements” section of “Combined Management’s Narrative Discussion and Analysis of Registrant Subsidiaries” beginning on page 406 for a discussion of accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
Southwestern Electric Power Company:

We have audited the accompanying consolidated balance sheets of Southwestern Electric Power Company Consolidated (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Southwestern Electric Power Company Consolidated as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 20, 2015

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

Management assessed the effectiveness of SWEPCo’s internal control over financial reporting as of December 31, 2014.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 2013) in Internal Control – Integrated Framework.  Based on management’s assessment, SWEPCo’s internal control over financial reporting was effective as of December 31, 2014.

This annual report does not include an attestation report of SWEPCo’s registered public accounting firm regarding internal control over financial reporting pursuant to the Securities and Exchange Commission rules that permit SWEPCo to provide only management’s report in this annual report.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
REVENUES
Electric Generation, Transmission and Distribution	$1,817,863	$1,742,575	$1,538,533
Sales to AEP Affiliates	26,278	51,812	37,441
Other Revenues	2,256	1,416	1,860
TOTAL REVENUES	1,846,397	1,795,803	1,577,834

EXPENSES
Fuel and Other Consumables Used for Electric Generation	650,437	630,503	579,721
Purchased Electricity for Resale	178,105	169,954	131,706
Purchased Electricity from AEP Affiliates	3,766	11,172	19,229
Other Operation	272,785	250,676	230,078
Maintenance	149,243	129,742	117,415
Asset Impairments and Other Related Charges	—	—	13,000
Depreciation and Amortization	185,134	179,251	138,778
Taxes Other Than Income Taxes	84,285	80,662	72,011
TOTAL EXPENSES	1,523,755	1,451,960	1,301,938

OPERATING INCOME	322,642	343,843	275,896

Other Income (Expense):
Interest Income	299	58	1,230
Allowance for Equity Funds Used During Construction	11,947	7,338	57,054
Interest Expense	(126,127)	(130,282)	(88,318)

INCOME BEFORE INCOME TAX EXPENSE AND EQUITY EARNINGS	208,761	220,957	245,862

Income Tax Expense	66,420	69,461	45,858
Equity Earnings of Unconsolidated Subsidiary	2,218	2,323	2,509

NET INCOME	144,559	153,819	202,513

Net Income Attributable to Noncontrolling Interest	4,190	4,008	3,622

EARNINGS ATTRIBUTABLE TO SWEPCo COMMON SHAREHOLDER	$140,369	$149,811	$198,891

The common stock of SWEPCo is wholly-owned by AEP.

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2014, 2013 and 2012
 (in thousands)

	Years Ended December 31,
	2014	2013	2012
Net Income	$144,559	$153,819	$202,513

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $1,186, $1,244 and $13 in 2014, 2013 and 2012, Respectively	2,202	2,311	(25)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $506, $137 and $358 in 2014, 2013 and 2012, Respectively	(939)	(255)	665
Pension and OPEB Funded Status, Net of Tax of $153, $3,963 and $4,477 in 2014, 2013 and 2012, Respectively	(285)	7,360	8,315

TOTAL OTHER COMPREHENSIVE INCOME	978	9,416	8,955

TOTAL COMPREHENSIVE INCOME	145,537	163,235	211,468

Total Comprehensive Income Attributable to Noncontrolling Interest	4,190	4,008	3,622

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO SWEPCo COMMON SHAREHOLDER	$141,347	$159,227	$207,846

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	SWEPCo Common Shareholder
	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
TOTAL EQUITY – DECEMBER 31, 2011	$135,660	$674,606	$1,029,915	$(26,815)	$391	$1,813,757

Common Stock Dividends – Nonaffiliated					(3,752)	(3,752)
Net Income			198,891		3,622	202,513
Other Comprehensive Income				8,955		8,955
TOTAL EQUITY – DECEMBER 31, 2012	135,660	674,606	1,228,806	(17,860)	261	2,021,473

Common Stock Dividends			(125,000)			(125,000)
Common Stock Dividends – Nonaffiliated					(3,791)	(3,791)
Net Income			149,811		4,008	153,819
Other Comprehensive Income				9,416		9,416
TOTAL EQUITY – DECEMBER 31, 2013	135,660	674,606	1,253,617	(8,444)	478	2,055,917

Common Stock Dividends			(100,000)			(100,000)
Common Stock Dividends – Nonaffiliated					(4,253)	(4,253)
Net Income			140,369		4,190	144,559
Other Comprehensive Income				978		978
TOTAL EQUITY – DECEMBER 31, 2014	$135,660	$674,606	$1,293,986	$(7,466)	$415	$2,097,201

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2014 and 2013
(in thousands)

	December 31,
	2014	2013
CURRENT ASSETS
Cash and Cash Equivalents (December 31, 2014 and 2013 Amounts Include $12,695 and $15,827, Respectively, Related to Sabine)	$14,356	$17,241
Advances to Affiliates	41,033	—
Accounts Receivable:
Customers	46,738	86,263
Affiliated Companies	37,114	22,389
Miscellaneous	25,625	27,175
Allowance for Uncollectible Accounts	(516)	(1,418)
Total Accounts Receivable	108,961	134,409
Fuel (December 31, 2014 and 2013 Amounts Include $38,920 and $37,518, Respectively, Related to Sabine)	116,955	122,026
Materials and Supplies	73,666	74,862
Risk Management Assets	31	1,179
Deferred Income Tax Benefits	9,041	177,297
Accrued Tax Benefits	15,408	158
Regulatory Asset for Under-Recovered Fuel Costs	24,024	17,949
Prepayments and Other Current Assets	25,779	20,931
TOTAL CURRENT ASSETS	429,254	566,052

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	3,864,543	3,764,429
Transmission	1,300,729	1,165,167
Distribution	1,894,572	1,843,912
Other Property, Plant and Equipment (Including Plant to be Retired) (December 31, 2014 and 2013 Amounts Include $288,183 and $291,556, Respectively, Related to Sabine)	878,753	869,230
Construction Work in Progress	471,980	281,849
Total Property, Plant and Equipment	8,410,577	7,924,587
Accumulated Depreciation and Amortization (December 31, 2014 and 2013 Amounts Include $142,983 and $134,282, Respectively, Related to Sabine)	2,503,290	2,391,652
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	5,907,287	5,532,935

OTHER NONCURRENT ASSETS
Regulatory Assets	393,602	369,905
Deferred Charges and Other Noncurrent Assets	86,750	92,890
TOTAL OTHER NONCURRENT ASSETS	480,352	462,795

TOTAL ASSETS	$6,816,893	$6,561,782

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2014 and 2013

	December 31,
	2014	2013
	(in thousands)
CURRENT LIABILITIES
Advances from Affiliates	$—	$9,180
Accounts Payable:
General	175,109	152,653
Affiliated Companies	67,410	56,923
Long-term Debt Due Within One Year – Nonaffiliated	306,750	3,250
Risk Management Liabilities	1,082	—
Customer Deposits	59,903	56,375
Accrued Taxes	43,965	41,508
Accrued Interest	44,328	43,996
Obligations Under Capital Leases	17,557	17,899
Regulatory Liability for Over-Recovered Fuel Costs	—	7,275
Other Current Liabilities	104,553	79,622
TOTAL CURRENT LIABILITIES	820,657	468,681

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	1,833,687	2,040,082
Deferred Income Taxes	1,351,111	1,271,478
Regulatory Liabilities and Deferred Investment Tax Credits	458,530	472,128
Asset Retirement Obligations	92,015	87,630
Employee Benefits and Pension Obligations	25,374	14,602
Obligations Under Capital Leases	91,044	105,086
Deferred Credits and Other Noncurrent Liabilities	47,274	46,178
TOTAL NONCURRENT LIABILITIES	3,899,035	4,037,184

TOTAL LIABILITIES	4,719,692	4,505,865

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

EQUITY
Common Stock – Par Value – $18 Per Share:
Authorized – 7,600,000 Shares
Outstanding – 7,536,640 Shares	135,660	135,660
Paid-in Capital	674,606	674,606
Retained Earnings	1,293,986	1,253,617
Accumulated Other Comprehensive Income (Loss)	(7,466)	(8,444)
TOTAL COMMON SHAREHOLDER’S EQUITY	2,096,786	2,055,439

Noncontrolling Interest	415	478

TOTAL EQUITY	2,097,201	2,055,917

TOTAL LIABILITIES AND EQUITY	$6,816,893	$6,561,782

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2014, 2013 and 2012
(in thousands)

	Years Ended December 31,
	2014	2013	2012
OPERATING ACTIVITIES
Net Income	$144,559	$153,819	$202,513
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities:
Depreciation and Amortization	185,134	179,251	138,778
Deferred Income Taxes	239,426	81,888	260,761
Asset Impairments and Other Related Charges	—	—	13,000
Allowance for Equity Funds Used During Construction	(11,947)	(7,338)	(57,054)
Mark-to-Market of Risk Management Contracts	2,133	(1,539)	(4,159)
Pension Contributions to Qualified Plan Trust	(3,832)	—	(13,192)
Fuel Over/Under-Recovery, Net	(13,350)	(18,916)	14,045
Change in Regulatory Liabilities	(24,559)	(12,806)	37,955
Change in Other Noncurrent Assets	(2,080)	34,559	21,309
Change in Other Noncurrent Liabilities	23,590	(634)	14,594
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	25,448	(35,472)	(21,919)
Fuel, Materials and Supplies	6,267	6,558	(46,106)
Accounts Payable	4,359	12,816	3,813
Accrued Taxes, Net	(12,802)	25,341	(16,057)
Other Current Assets	(4,356)	(1,398)	(387)
Other Current Liabilities	21,193	1,634	(3,611)
Net Cash Flows from Operating Activities	579,183	417,763	544,283

INVESTING ACTIVITIES
Construction Expenditures	(511,388)	(411,512)	(542,427)
Change in Advances to Affiliates, Net	(41,033)	153,829	(153,829)
Other Investing Activities	5,080	(2,074)	1,605
Net Cash Flows Used for Investing Activities	(547,341)	(259,757)	(694,651)

FINANCING ACTIVITIES
Issuance of Long-term Debt – Nonaffiliated	99,415	—	336,418
Credit Facility Borrowings	—	17,091	25,123
Change in Advances from Affiliates, Net	(9,180)	9,180	(132,473)
Retirement of Long-term Debt – Nonaffiliated	(3,250)	(3,250)	(21,625)
Credit Facility Repayments	—	(19,694)	(39,536)
Principal Payments for Capital Lease Obligations	(18,318)	(18,111)	(16,537)
Dividends Paid on Common Stock	(100,000)	(125,000)	—
Dividends Paid on Common Stock – Nonaffiliated	(4,253)	(3,791)	(3,752)
Other Financing Activities	859	774	3,985
Net Cash Flows from (Used for) Financing Activities	(34,727)	(142,801)	151,603

Net Increase (Decrease) in Cash and Cash Equivalents	(2,885)	15,205	1,235
Cash and Cash Equivalents at Beginning of Period	17,241	2,036	801
Cash and Cash Equivalents at End of Period	$14,356	$17,241	$2,036

SUPPLEMENTARY INFORMATION
Cash Paid for Interest, Net of Capitalized Amounts	$116,855	$120,427	$68,918
Net Cash Paid (Received) for Income Taxes	(152,213)	(35,363)	(191,638)
Noncash Acquisitions Under Capital Leases	4,130	9,376	20,547
Construction Expenditures Included in Current Liabilities as of December 31,	94,263	63,169	55,767

See Notes to Financial Statements of Registrant Subsidiaries beginning on page 244.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANT SUBSIDIARIES

The notes to SWEPCo’s financial statements are combined with the notes to financial statements for other registrant subsidiaries. Listed below are the notes that apply to SWEPCo.  The footnotes begin on page 244.

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

Corporate Separation

Background

On December 31, 2013, as approved by the FERC and the PUCO, OPCo transferred its generation assets and related generation liabilities at net book value to AGR.  In accordance with Ohio law, OPCo remains responsible to provide power and capacity to OPCo customers who have not switched electric providers.  Effective January 1, 2014, OPCo began purchasing power from both affiliated and nonaffiliated entities, subject to PUCO approval, to meet the energy and capacity needs of customers. In April 2013, and in connection with corporate separation of OPCo’s generation assets and liabilities, OPCo sold the majority of its assets related to its wholly-owned subsidiary, Conesville Coal Preparation Company (CCPC).  Also in connection with corporate separation, OPCo transferred its ownership of Cook Coal Terminal to AEGCo in August 2013. On December 31, 2013, subsequent to the transfer of OPCo’s generation assets and associated liabilities to AGR, AGR transferred at net book value its ownership (867 MW) in Amos Plant, Unit 3 to APCo.

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

All regulatory assets and regulatory liabilities related to OPCo’s generation activities remained on OPCo’s balance sheet subsequent to OPCo’s transfer of generation assets and associated liabilities to AGR.  As previously approved by the PUCO, these regulatory assets and liabilities will be recovered/refunded primarily through OPCo non-bypassable riders.

Substantially all of the current income tax receivables and payables related to OPCo’s generation activities prior to December 31, 2013 remained on OPCo’s balance sheet.  These current income tax receivables and payables are the responsibility of OPCo.  Deferred tax assets and liabilities related to APCo’s acquired share of Amos Plant, Unit 3 and KPCo’s acquired share of the Mitchell Plant were transferred to APCo and KPCo, respectively, based upon their respective plant-related asset and liability values.  Following these transfers, APCo and KPCo adjusted their deferred tax balances and related regulatory assets to reflect their respective deferred state tax rates.

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

Effective January 1, 2014, the FERC approved:

•
A PCA among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Under the PCA, APCo, I&M and KPCo are individually responsible for planning their respective capacity obligations and there are no capacity equalization charges/credits under the PCA on deficit/surplus companies.   Further, the PCA allows, but does not obligate, APCo, I&M and KPCo to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

•
A Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies will fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR is committed to use its capacity to help meet the PJM capacity obligations of member companies through May 31, 2015.

•
A Power Supply Agreement (PSA) between AGR and OPCo for AGR to supply capacity for OPCo’s switched (at $188.88/MW day) and non-switched retail load for the period January 1, 2014 through May 31, 2015 and to supply the energy needs of OPCo’s non-switched retail load that was not acquired through auctions in 2014.

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

In addition, the FERC regulates the SIA, the Operating Agreement, the Transmission Agreement and the Transmission Coordination Agreement, all of which are still active and allocate shared system costs and revenues among the Registrant Subsidiaries that are parties to each agreement.  In accordance with management's October 2012 filing with the FERC, the Interconnection Agreement was terminated effective January 1, 2014.  The AEP System Interim Allowance Agreement which provided for, among other things, the transfer of SO2 emission allowances associated with transactions under the Interconnection Agreement was also terminated.  In December 2013, the FERC issued orders approving the creation of a PCA, effective January 1, 2014.  Also effective January 1, 2014, the FERC approved the creation of a Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as the agent. Effective June 1, 2014, the FERC approved the cancellation of the System Transmission Integration Agreement.

Principles of Consolidation

The consolidated financial statements for APCo include the Registrant Subsidiary, its wholly-owned subsidiaries and Appalachian Consumer Rate Relief Funding (a substantially-controlled VIE).  The consolidated financial statements for I&M include the Registrant Subsidiary, its wholly-owned subsidiaries and DCC Fuel (substantially-controlled VIEs).  The consolidated financial statements for OPCo include the Registrant Subsidiary and Ohio Phase-in-Recovery Funding (a substantially-controlled VIE).  The consolidated financial statements for SWEPCo include the Registrant Subsidiary and Sabine (a substantially-controlled VIE).  Intercompany items are eliminated in consolidation.  The Registrant Subsidiaries use the equity method of accounting for equity investments where they exercise significant influence but do not hold a controlling financial interest.  Such investments are initially recorded at cost in Deferred Charges and Other Noncurrent Assets on the balance sheets. The proportionate share of the investee's equity earnings is included in Equity Earnings of Unconsolidated Subsidiaries on the statements of income.  Equity method investments are required to be tested for impairment when it is determined there may be an other-than-temporary loss in value. I&M, PSO and SWEPCo have ownership interests in generating units that are jointly-owned.  The proportionate share of the operating costs associated with such facilities is included in the income statements and the assets and liabilities are reflected in the balance sheets.  See Note 16 − Variable Interest Entities and Note 17 − Property, Plant and Equipment.

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

Restricted Cash for Securitized Funding

Restricted Cash for Securitized Funding includes funds held by trustees primarily for the payment of securitization bonds.

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

Concentrations of Credit Risk and Significant Customers

The Registrant Subsidiaries do not have any significant customers that comprise 10% or more of their operating revenues as of December 31, 2014.

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

Property, Plant and Equipment

Regulated

Electric utility property, plant and equipment for rate-regulated operations are stated at original cost. Additions, major replacements and betterments are added to the plant accounts.  Under the group composite method of depreciation, continuous interim routine replacements of items such as boiler tubes, pumps, motors, etc. result in original cost retirements, less salvage, being charged to accumulated depreciation.  The group composite method of depreciation assumes that on average, asset components are retired at the end of their useful lives and thus there is no gain or loss.  The equipment in each primary electric plant account is identified as a separate group.  The depreciation rates that are established take into account the past history of interim capital replacements and the amount of removal cost incurred and salvage received.  These rates and the related lives are subject to periodic review.  Removal costs are charged to regulatory liabilities.  The costs of labor, materials and overhead incurred to operate and maintain plants are included in operating expenses.

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

Nonregulated

Nonregulated operations generally follow the policies of rate-regulated operations listed above but with the following exceptions.  Property, plant and equipment of nonregulated operations are stated at fair value at acquisition (or as adjusted for any applicable impairments) plus the original cost of property acquired or constructed since the acquisition, less disposals.  Normal and routine retirements from the plant accounts, net of salvage, are charged to accumulated depreciation for most nonregulated operations under the group composite method of depreciation.  A gain or loss would be recorded if the retirement is not considered an interim routine replacement.  Removal costs are charged to expense.

Allowance for Funds Used During Construction and Interest Capitalization

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

Valuation of Nonderivative Financial Instruments

The book values of Cash and Cash Equivalents, Advances to/from Affiliates, Accounts Receivable and Accounts Payable approximate fair value because of the short-term maturity of these instruments.  The book value of the pre-April 1983 spent nuclear fuel disposal liability for I&M approximates the best estimate of its fair value.

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

Assets in the benefits and nuclear trusts, Restricted Cash for Securitized Funding and Cash and Cash Equivalents are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs, primarily unadjusted quoted prices in active markets for identical assets.  Items classified as Level 2 are primarily investments in individual fixed income securities and cash equivalent funds.  Fixed income securities generally do not trade on exchanges and do not have an official closing price but their valuation inputs are based on observable market data.  Pricing vendors calculate bond valuations using financial models and matrices.  The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Benefit plan assets included in Level 3 are primarily real estate and private equity investments that are valued using methods requiring judgment including appraisals. The fair value of real estate investments is measured using market capitalization rates, recent sales of comparable investments and independent third-party appraisals. The fair value of private equity investments is measured using cost and purchase multiples, operating results, discounted future cash flows and market based comparable data. Depending on the specific situation, one or multiple approaches are used to determine the valuation of a real estate or private equity investment.

Deferred Fuel Costs

The cost of fuel and related emission allowances and emission control chemicals/consumables is charged to Fuel and Other Consumables Used for Electric Generation expense when the fuel is burned or the allowance or consumable is utilized.  The cost of fuel also includes the cost of nuclear fuel burned which is computed primarily on the units-of-production method.  In regulated jurisdictions with an active FAC, fuel cost over-recoveries (the excess of fuel-related revenues over applicable fuel costs incurred) are generally deferred as current regulatory liabilities and under-recoveries (the excess of applicable fuel costs incurred over fuel-related revenues) are generally deferred as current regulatory assets.  Fuel cost over-recovery and under-recovery balances are classified as noncurrent when there is a phase-in plan or the FAC has been suspended.  These deferrals are amortized when refunded or when billed to customers in later months with the state regulatory commissions’ review and approval.  The amount of an over-recovery or under-recovery can also be affected by actions of the state regulatory commissions.  On a routine basis, state regulatory commissions review and/or audit the Registrant Subsidiaries’ fuel procurement policies and practices, the fuel cost calculations and FAC deferrals.  When a FAC under-recovery is no longer probable of recovery, the Registrant Subsidiaries adjust their FAC deferrals and record provisions for estimated refunds to recognize these probable outcomes.

Changes in fuel costs, including purchased power in Indiana and Michigan for I&M, in Ohio (through the ESP related to standard service offer load served) for OPCo, in Arkansas, Louisiana and Texas for SWEPCo, in Oklahoma for PSO and in Virginia and West Virginia (upon securitization in November 2013) for APCo are reflected in rates in a timely manner generally through the FAC.  Changes in fuel costs, including purchased power in Ohio (from 2009 through 2011) for OPCo and in West Virginia (prior to securitization in November 2013) for APCo are reflected in rates through FAC phase-in plans.  The FAC generally includes some sharing of off-system sales margins.  In West Virginia for APCo, all of the margins from off-system sales are given to customers through the FAC.  Prior to corporate separation, none of the margins from off-system sales were given to customers through the FAC in Ohio for OPCo.  A portion of margins from off-system sales are given to customers through the FAC and other rate mechanisms in Oklahoma for PSO, Arkansas, Louisiana and Texas for SWEPCo, Virginia for APCo and in Indiana and Michigan for I&M.  Where the FAC or off-system sales sharing mechanism is capped, frozen or non-existent, changes in fuel costs or sharing of off-system sales impact earnings.

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

Most of the power produced at the generation plants of APCo and I&M is sold to PJM.  Most of the power produced at the generation plants of PSO and SWEPCo is sold to SPP. The Regulated Subsidiaries purchase power from PJM and SPP to supply power to their customers.  Generally, these power sales and purchases are reported on a net basis as revenues on the statements of income.  However, purchases of power in excess of sales to PJM or SPP, on an hourly net basis, used to serve retail load are recorded gross as Purchased Electricity for Resale on the statements of income.

Physical energy purchases arising from non-derivative contracts are accounted for on a gross basis in Purchased Electricity for Resale on the statements of income.  Energy purchases arising from non-trading derivative contracts are recorded based on the transaction’s facts and circumstances.  Purchases under non-trading derivatives used to serve accrual based obligations are recorded in Purchased Electricity for Resale on the statements of income.  All other non-trading derivative purchases are recorded net in revenues.

In general, the Registrant Subsidiaries record expenses when purchased electricity is received and when expenses are incurred.  APCo, I&M, PSO and SWEPCo defer unrealized MTM amounts as regulatory assets (for losses) and regulatory liabilities (for gains).

Energy Marketing and Risk Management Activities

AEPSC, on behalf of APCo, I&M, PSO and SWEPCo, engages in wholesale power, coal and natural gas marketing and risk management activities focused on wholesale markets where the AEP System owns assets and adjacent markets.  These activities include the purchase-and-sale of energy under forward contracts at fixed and variable prices.  These contracts include physical transactions, exchange-traded futures, and to a lesser extent, OTC swaps and options.  Certain energy marketing and risk management transactions are with RTOs.

The Registrant Subsidiaries recognize revenues and expenses from wholesale marketing and risk management transactions that are not derivatives upon delivery of the commodity.  The Registrant Subsidiaries use MTM accounting for wholesale marketing and risk management transactions that are derivatives unless the derivative is designated in a qualifying cash flow hedge relationship or a normal purchase or sale.  The Registrant Subsidiaries include realized gains and losses on wholesale marketing and risk management transactions in revenues or expense based on the transaction's facts and circumstances.  For APCo, I&M, PSO and SWEPCo, unrealized MTM amounts and some realized gains and losses are deferred as regulatory assets (for losses) and regulatory liabilities (for gains).  Unrealized MTM gains and losses are included on the balance sheets as Risk Management Assets or Liabilities as appropriate.

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

SPP Integrated Power Market

In March 2014, SPP changed from an energy imbalance service market to a fully integrated power market. In the past, PSO and SWEPCo would satisfy their load requirements with their own generation resources or through the Operating Agreement. In the new integrated power market, PSO and SWEPCo operate as standalone entities by offering their respective generation into the SPP power market, which then economically dispatches the resources. This change further enables retail customers to obtain power through either internal generation or power purchases from the SPP market. The new integrated power market now operates in a similar manner as the PJM power market for the AEP East Companies. The change in the SPP integrated power market did not have a significant effect on the 2014 results of operations or cash flows.

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

Debt discount or premium and debt issuance expenses are deferred and amortized generally utilizing the straight-line method over the term of the related debt.  The straight-line method approximates the effective interest method and is consistent with the treatment in rates for regulated operations.  The net amortization expense is included in Interest Expense on the statements of income.

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

Pension Plan Assets	Target
Equity	30.0%
Fixed Income	55.0%
Other Investments	15.0%

OPEB Plans Assets	Target
Equity	65.0%
Fixed Income	33.0%
Cash	2.0%

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

For equity investments, the limits are as follows:

•	No security in excess of 5% of all equities.

•	Cash equivalents must be less than 10% of an investment manager's equity portfolio.

•	No individual stock may be more than 10% and 7% for pension and OPEB investments, respectively, of each manager's equity portfolio.

•	No investment in excess of 5% of an outstanding class of any company.

•	No securities may be bought or sold on margin or other use of leverage.

For fixed income investments, the concentration limits must not exceed:

•	3% in any single issuer.

•	5% for private placements.

•	5% for convertible securities.

•	60% for bonds rated AA+ or lower.

•	50% for bonds rated A+ or lower.

•	10% for bonds rated BBB- or lower.

For obligations of non-government issuers within the fixed income portfolio, the following limitations apply:

•	AAA rated debt: a single issuer should account for no more than 5% of the portfolio.

•	AA+, AA, AA- rated debt: a single issuer should account for no more than 3% of the portfolio.

•	Debt rated A+ or lower: a single issuer should account for no more than 2% of the portfolio.

•	No more than 10% of the portfolio may be invested in high yield and emerging market debt combined at any time.

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

AEP participates in a securities lending program with BNY Mellon to provide incremental income on idle assets and to provide income to offset custody fees and other administrative expenses.  AEP lends securities to borrowers approved by BNY Mellon in exchange for collateral.  All loans are collateralized by at least 102% of the loaned asset’s market value and the collateral is invested.  The difference between the rebate owed to the borrower and the collateral rate of return determines the earnings on the loaned security.  The securities lending program’s objective is providing modest incremental income with a limited increase in risk.

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

In the fourth quarter of 2012, OPCo impaired the generating units discussed above (see Note 7).  As a result of this impairment of the full book value of these assets, OPCo ceased depreciation on these generating units effective December 1, 2012.

In the second quarter of 2013, OPCo impaired Muskingum River Plant, Unit 5 (MR5).  As a result of this impairment of the full book value of this generating unit, OPCo ceased depreciation on MR5 effective July 1, 2013.

Supplementary Income Statement Information

The following tables provide the components of Depreciation and Amortization for the years ended December 31, 2014, 2013 and 2012:

2014

Depreciation and Amortization	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Depreciation and Amortization of Property, Plant and Equipment	$383,314	$199,249	$188,336	$99,670	$183,253
Amortization of Certain Securitized Assets	—	—	43,467	—	—
Amortization of Regulatory Assets and Liabilities	17,568	947	(18,134)	1,307	1,881
Total Depreciation and Amortization	$400,882	$200,196	$213,669	$100,977	$185,134

2013

Depreciation and Amortization	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Depreciation and Amortization of Property, Plant and Equipment	$334,251	$175,852	$358,023	$94,533	$177,352
Amortization of Certain Securitized Assets	—	—	19,992	—	—
Amortization of Regulatory Assets and Liabilities	8,392	1,875	4,555	1,134	1,899
Total Depreciation and Amortization	$342,643	$177,727	$382,570	$95,667	$179,251

2012

Depreciation and Amortization	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Depreciation and Amortization of Property, Plant and Equipment	$322,122	$143,674	$495,854	$90,642	$136,874
Amortization of Certain Securitized Assets	—	—	—	—	—
Amortization of Regulatory Assets and Liabilities	22,171	2,945	15,216	4,538	1,904
Total Depreciation and Amortization	$344,293	$146,619	$511,070	$95,180	$138,778

2. NEW ACCOUNTING PRONOUNCEMENTS

Upon issuance of final pronouncements, management reviews the new accounting literature to determine its relevance, if any, to the Registrant Subsidiaries’ business. The following final pronouncements will impact the financial statements.

ASU 2014-08 “Presentation of Financial Statements and Property, Plant and Equipment” (ASU 2014-08)

In April 2014, the FASB issued ASU 2014-08 changing the presentation of discontinued operations on the statements of income and other requirements for reporting discontinued operations. Under the new standard, a disposal of a component or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component meets the criteria to be classified as held-for-sale or is disposed. The amendments in this update also require additional disclosures about discontinued operations and disposal of an individually significant component of an entity that does not qualify for discontinued operations. This standard must be prospectively applied to all reporting periods presented in financial reports issued after the effective date.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2014. If applicable, this standard will change the presentation of financial statements but will not affect the calculation of net income, comprehensive income or earnings per share. Management adopted ASU 2014-08 effective January 1, 2015. Management expects no impact on the financial statements in the first quarter of 2015.

ASU 2014-09 “Revenue from Contracts with Customers” (ASU 2014-09)

In May 2014, the FASB issued ASU 2014-09 clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2016. Early adoption is not permitted. As applicable, this standard may change the amount of revenue recognized in the income statements in each reporting period. Management is analyzing the impact of this new standard and, at this time, cannot estimate the impact of adoption on revenue or net income. Management plans to adopt ASU 2014-09 effective January 1, 2017.

ASU 2015-01 “Income Statement – Extraordinary and Unusual Items” (ASU 2015-01)

In January 2015, the FASB issued ASU 2015-01 eliminating the concept of extraordinary items for presentation on the face of the income statement. Under the new standard, a material event or transaction that is unusual in nature, infrequent or both shall be reported as a separate component of income from continuing operations. Alternatively, it may be disclosed in the notes to financial statements.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted if applied from the beginning of a fiscal year. As applicable, this standard may change the presentation of amounts in the income statements. Management plans to adopt ASU 2015-01 effective January 1, 2016.

3.  COMPREHENSIVE INCOME

Presentation of Comprehensive Income

The following tables provide the components of changes in AOCI for the years ended December 31, 2014 and 2013.  All amounts in the following tables are presented net of related income taxes.

APCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2014

	Cash Flow Hedges		Pension and OPEB
	Commodity	Interest Rate and Foreign Currency	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2013	$94	$3,090	$20,551	$(20,784)	$2,951
Change in Fair Value Recognized in AOCI	1,686	—	—	2,702	4,388
Amounts Reclassified from AOCI	(1,780)	806	(1,333)	—	(2,307)
Net Current Period Other Comprehensive Income (Loss)	(94)	806	(1,333)	2,702	2,081
Balance in AOCI as of December 31, 2014	$—	$3,896	$19,218	$(18,082)	$5,032

APCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges		Pension and OPEB
	Commodity	Interest Rate and Foreign Currency	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2012	$(644)	$2,077	$19,118	$(50,449)	$(29,898)
Change in Fair Value Recognized in AOCI	768	—	—	29,665	30,433
Amounts Reclassified from AOCI	(30)	1,013	1,433	—	2,416
Net Current Period Other Comprehensive Income	738	1,013	1,433	29,665	32,849
Balance in AOCI as of December 31, 2013	$94	$3,090	$20,551	$(20,784)	$2,951

I&M
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2014

	Cash Flow Hedges		Pension and OPEB
	Commodity	Interest Rate and Foreign Currency	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2013	$46	$(15,976)	$4,901	$(4,480)	$(15,509)
Change in Fair Value Recognized in AOCI	1,130	—	—	(546)	584
Amounts Reclassified from AOCI	(1,176)	1,570	171	—	565
Net Current Period Other Comprehensive Income (Loss)	(46)	1,570	171	(546)	1,149
Balance in AOCI as of December 31, 2014	$—	$(14,406)	$5,072	$(5,026)	$(14,360)

I&M
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges		Pension and OPEB
	Commodity	Interest Rate and Foreign Currency	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2012	$(446)	$(19,647)	$4,201	$(12,991)	$(28,883)
Change in Fair Value Recognized in AOCI	477	2,249	—	8,511	11,237
Amounts Reclassified from AOCI	15	1,422	700	—	2,137
Net Current Period Other Comprehensive Income	492	3,671	700	8,511	13,374
Balance in AOCI as of December 31, 2013	$46	$(15,976)	$4,901	$(4,480)	$(15,509)

OPCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2014

	Cash Flow Hedges		Pension and OPEB
	Commodity	Interest Rate and Foreign Currency	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2013	$105	$6,974	$58,447	$(58,447)	$7,079
Change in Fair Value Recognized in AOCI	—	—	—	—	—
Amounts Reclassified from AOCI	(105)	(1,372)	—	—	(1,477)
Net Current Period Other Comprehensive Loss	(105)	(1,372)	—	—	(1,477)
Balance in AOCI as of December 31, 2014	$—	$5,602	$58,447	$(58,447)	$5,602

OPCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges		Pension and OPEB
	Commodity	Interest Rate and Foreign Currency	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2012	$(912)	$8,095	$45,938	$(218,846)	$(165,725)
Change in Fair Value Recognized in AOCI	982	—	—	65,418	66,400
Amounts Reclassified from AOCI	22	(1,359)	12,509	—	11,172
Net Current Period Other Comprehensive Income (Loss)	1,004	(1,359)	12,509	65,418	77,572
Distribution of Cook Coal Terminal to Parent	—	—	—	19,652	19,652
Distribution of OPCo Generation to Parent	13	238	—	75,329	75,580
Balance in AOCI as of December 31, 2013	$105	$6,974	$58,447	$(58,447)	$7,079

PSO
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2014

	Cash Flow Hedges
	Commodity	Interest Rate and Foreign Currency	Total
	(in thousands)
Balance in AOCI as of December 31, 2013	$57	$5,701	$5,758
Change in Fair Value Recognized in AOCI	—	—	—
Amounts Reclassified from AOCI	(57)	(758)	(815)
Net Current Period Other Comprehensive Loss	(57)	(758)	(815)
Balance in AOCI as of December 31, 2014	$—	$4,943	$4,943

PSO
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges
	Commodity	Interest Rate and Foreign Currency	Total
	(in thousands)
Balance in AOCI as of December 31, 2012	$21	$6,460	$6,481
Change in Fair Value Recognized in AOCI	68	—	68
Amounts Reclassified from AOCI	(32)	(759)	(791)
Net Current Period Other Comprehensive Income (Loss)	36	(759)	(723)
Balance in AOCI as of December 31, 2013	$57	$5,701	$5,758

SWEPCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2014

	Cash Flow Hedges		Pension and OPEB
	Commodity	Interest Rate and Foreign Currency	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2013	$66	$(13,304)	$4,523	$271	$(8,444)
Change in Fair Value Recognized in AOCI	—	—	—	(285)	(285)
Amounts Reclassified from AOCI	(66)	2,268	(939)	—	1,263
Net Current Period Other Comprehensive Income (Loss)	(66)	2,268	(939)	(285)	978
Balance in AOCI as of December 31, 2014	$—	$(11,036)	$3,584	$(14)	$(7,466)

SWEPCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2013

	Cash Flow Hedges		Pension and OPEB
	Commodity	Interest Rate and Foreign Currency	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in thousands)
Balance in AOCI as of December 31, 2012	$22	$(15,571)	$4,778	$(7,089)	$(17,860)
Change in Fair Value Recognized in AOCI	83	—	—	7,360	7,443
Amounts Reclassified from AOCI	(39)	2,267	(255)	—	1,973
Net Current Period Other Comprehensive Income (Loss)	44	2,267	(255)	7,360	9,416
Balance in AOCI as of December 31, 2013	$66	$(13,304)	$4,523	$271	$(8,444)

Reclassifications from Accumulated Other Comprehensive Income

The following tables provide details of reclassifications from AOCI for the years ended December 31, 2014 and 2013.  The amortization of pension and OPEB AOCI components are included in the computation of net periodic pension and OPEB costs.  See Note 8 for additional details.

APCo
Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Years Ended December 31, 2014 and 2013

	Amount of (Gain) Loss Reclassified from AOCI
	Years Ended December 31,
	2014	2013
Gains and Losses on Cash Flow Hedges	(in thousands)
Commodity:
Electric Generation, Transmission and Distribution Revenues	$—	$(80)
Purchased Electricity for Resale	(527)	90
Other Operation Expense	(10)	(37)
Maintenance Expense	(20)	(31)
Property, Plant and Equipment	(17)	(35)
Regulatory Assets/(Liabilities), Net (a)	(2,165)	47
Subtotal – Commodity	(2,739)	(46)

Interest Rate and Foreign Currency:
Interest Expense	1,241	1,559
Subtotal – Interest Rate and Foreign Currency	1,241	1,559

Reclassifications from AOCI, before Income Tax (Expense) Credit	(1,498)	1,513
Income Tax (Expense) Credit	(524)	530
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(974)	983

Pension and OPEB
Amortization of Prior Service Cost (Credit)	(5,129)	(5,129)
Amortization of Actuarial (Gains)/Losses	3,079	7,334
Reclassifications from AOCI, before Income Tax (Expense) Credit	(2,050)	2,205
Income Tax (Expense) Credit	(717)	772
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(1,333)	1,433

Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$(2,307)	$2,416

I&M
Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Years Ended December 31, 2014 and 2013

	Amount of (Gain) Loss Reclassified from AOCI
	Years Ended December 31,
	2014	2013
Gains and Losses on Cash Flow Hedges	(in thousands)
Commodity:
Electric Generation, Transmission and Distribution Revenues	$—	$(155)
Purchased Electricity for Resale	(812)	219
Other Operation Expense	(7)	(23)
Maintenance Expense	(7)	(14)
Property, Plant and Equipment	(10)	(20)
Regulatory Assets/(Liabilities), Net (a)	(973)	16
Subtotal – Commodity	(1,809)	23

Interest Rate and Foreign Currency:
Interest Expense	2,413	2,188
Subtotal – Interest Rate and Foreign Currency	2,413	2,188

Reclassifications from AOCI, before Income Tax (Expense) Credit	604	2,211
Income Tax (Expense) Credit	210	774
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	394	1,437

Pension and OPEB
Amortization of Prior Service Cost (Credit)	(794)	(794)
Amortization of Actuarial (Gains)/Losses	1,056	1,872
Reclassifications from AOCI, before Income Tax (Expense) Credit	262	1,078
Income Tax (Expense) Credit	91	378
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	171	700

Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$565	$2,137

OPCo
Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Years Ended December 31, 2014 and 2013

	Amount of (Gain) Loss Reclassified from AOCI
	Years Ended December 31,
	2014	2013
Gains and Losses on Cash Flow Hedges	(in thousands)
Commodity:
Electric Generation, Transmission and Distribution Revenues	$—	$(415)
Purchased Electricity for Resale	—	576
Other Operation Expense	(11)	(56)
Maintenance Expense	(11)	(26)
Property, Plant and Equipment	(18)	(45)
Regulatory Assets/(Liabilities), Net (a)	(122)	—
Subtotal – Commodity	(162)	34

Interest Rate and Foreign Currency:
Depreciation and Amortization Expense	(13)	7
Interest Expense	(2,098)	(2,098)
Subtotal – Interest Rate and Foreign Currency	(2,111)	(2,091)

Reclassifications from AOCI, before Income Tax (Expense) Credit	(2,273)	(2,057)
Income Tax (Expense) Credit	(796)	(720)
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(1,477)	(1,337)

Pension and OPEB
Amortization of Prior Service Cost (Credit)	—	(5,840)
Amortization of Actuarial (Gains)/Losses	—	25,085
Reclassifications from AOCI, before Income Tax (Expense) Credit	—	19,245
Income Tax (Expense) Credit	—	6,736
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	—	12,509

Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$(1,477)	$11,172

PSO
Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Years Ended December 31, 2014 and 2013

	Amount of (Gain) Loss Reclassified from AOCI
	Years Ended December 31,
	2014	2013
Gains and Losses on Cash Flow Hedges	(in thousands)
Commodity:
Other Operation Expense	$(8)	$(25)
Maintenance Expense	(9)	(10)
Property, Plant and Equipment	(13)	(15)
Regulatory Assets/(Liabilities), Net (a)	(58)	—
Subtotal – Commodity	(88)	(50)

Interest Rate and Foreign Currency:
Interest Expense	(1,167)	(1,167)
Subtotal – Interest Rate and Foreign Currency	(1,167)	(1,167)

Reclassifications from AOCI, before Income Tax (Expense) Credit	(1,255)	(1,217)
Income Tax (Expense) Credit	(440)	(426)
Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$(815)	$(791)

SWEPCo
Reclassifications from Accumulated Other Comprehensive Income (Loss)
For the Years Ended December 31, 2014 and 2013

	Amount of (Gain) Loss Reclassified from AOCI
	Years Ended December 31,
	2014	2013
Gains and Losses on Cash Flow Hedges	(in thousands)
Commodity:
Other Operation Expense	$(13)	$(29)
Maintenance Expense	(10)	(15)
Property, Plant and Equipment	(11)	(17)
Regulatory Assets/(Liabilities), Net (a)	(67)	—
Subtotal – Commodity	(101)	(61)

Interest Rate and Foreign Currency:
Interest Expense	3,488	3,488
Subtotal – Interest Rate and Foreign Currency	3,488	3,488

Reclassifications from AOCI, before Income Tax (Expense) Credit	3,387	3,427
Income Tax (Expense) Credit	1,185	1,199
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	2,202	2,228

Pension and OPEB
Amortization of Prior Service Cost (Credit)	(1,912)	(1,785)
Amortization of Actuarial (Gains)/Losses	468	1,393
Reclassifications from AOCI, before Income Tax (Expense) Credit	(1,444)	(392)
Income Tax (Expense) Credit	(505)	(137)
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(939)	(255)

Total Reclassifications from AOCI, Net of Income Tax (Expense) Credit	$1,263	$1,973

(a)	Represents realized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

The following table provide details on designated, effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets and the reasons for changes in cash flow hedges for the year ended December 31, 2012.  All amounts in the following table are presented net of related income taxes.

Total Accumulated Other Comprehensive Income (Loss) Activity for Cash Flow Hedges
Year Ended December 31, 2012

Commodity	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2011	$(1,309)	$(819)	$(1,748)	$(69)	$(62)
Changes in Fair Value Recognized in AOCI	(1,310)	(987)	(2,002)	104	100
Amount of (Gain) or Loss Reclassified from AOCI to Statement of Income/within Balance Sheet:
Electric Generation, Transmission and Distribution Revenues	(16)	(43)	(109)	—	—
Purchased Electricity for Resale	440	1,151	3,002	—	—
Other Operation Expense	(25)	(14)	(35)	(14)	(11)
Maintenance Expense	—	(2)	(5)	1	—
Property, Plant and Equipment	(14)	(10)	(15)	(1)	(5)
Regulatory Assets (a)	1,590	278	—	—	—
Balance in AOCI as of December 31, 2012	$(644)	$(446)	$(912)	$21	$22

Interest Rate and Foreign Currency	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2011	$1,024	$(14,465)	$9,454	$7,218	$(15,462)
Changes in Fair Value Recognized in AOCI	—	(5,777)	—	—	(2,778)
Amount of (Gain) or Loss Reclassified from AOCI to Statement of Income/within Balance Sheet:
Depreciation and Amortization Expense	—	—	4	—	—
Interest Expense	1,053	595	(1,363)	(758)	2,669
Balance in AOCI as of December 31, 2012	$2,077	$(19,647)	$8,095	$6,460	$(15,571)

Total – Cash Flow Hedges	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance in AOCI as of December 31, 2011	$(285)	$(15,284)	$7,706	$7,149	$(15,524)
Changes in Fair Value Recognized in AOCI	(1,310)	(6,764)	(2,002)	104	(2,678)
Amount of (Gain) or Loss Reclassified from AOCI to Statement of Income/within Balance Sheet:
Electric Generation, Transmission and Distribution Revenues	(16)	(43)	(109)	—	—
Purchased Electricity for Resale	440	1,151	3,002	—	—
Other Operation Expense	(25)	(14)	(35)	(14)	(11)
Maintenance Expense	—	(2)	(5)	1	—
Depreciation and Amortization Expense	—	—	4	—	—
Interest Expense	1,053	595	(1,363)	(758)	2,669
Property, Plant and Equipment	(14)	(10)	(15)	(1)	(5)
Regulatory Assets (a)	1,590	278	—	—	—
Balance in AOCI as of December 31, 2012	$1,433	$(20,093)	$7,183	$6,481	$(15,549)

(a)	Represents realized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

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

In October 2011, the PUCO issued an order in the remand proceeding, which was subsequently appealed. In February 2014, the Supreme Court of Ohio affirmed the PUCO’s decision and rejected all appeals.

In August 2012, the PUCO issued an order in a separate proceeding which implemented a PIRR to recover deferred fuel costs in rates beginning September 2012. The PUCO ruled that carrying charges should be calculated without an offset for accumulated deferred income taxes and that a long-term debt rate should be applied when collections begin. In November 2012, OPCo appealed that PUCO order to the Supreme Court of Ohio claiming a long-term debt rate modified the previously adjudicated 2009 - 2011 ESP order, which granted a weighted average cost of capital (WACC) rate. In November 2012, the IEU and the Ohio Consumers' Counsel (OCC) also filed appeals of the PUCO decision which principally argued that the PUCO should have reduced the deferred fuel balance to reflect the prior “improper” collection of POLR revenues. IEU's appeal also argued that carrying costs should be reduced due to an accumulated deferred income tax credit which, as of December 31, 2014, could reduce carrying costs by $26 million including $14 million of unrecognized equity carrying costs. In December 2014, IEU filed a motion to withdraw its argument related to the collection of POLR revenues. In January 2015, the OCC filed a request to dismiss its appeal altogether. Oral arguments at the Supreme Court of Ohio were held in February 2015. OPCo argued for a remand to reinstate the WACC carrying charges initially approved by the PUCO and challenged the IEU argument that the carrying charges should be reduced due to an accumulated deferred income tax credit. A decision from the Supreme Court of Ohio is pending.

Management is unable to predict the outcome of the unresolved litigation discussed above. Depending on the rulings in these proceedings, it could reduce future net income and cash flows and impact financial condition.

June 2012 – May 2015 ESP Including Capacity Charge

In August 2012, the PUCO issued an order which adopted and modified a new ESP that established base generation rates through May 2015. This ruling was generally upheld in rehearing orders in January and March 2013.

In July 2012, the PUCO issued an order in a separate capacity proceeding which stated that OPCo must charge CRES providers the RPM price and authorized OPCo to defer a portion of its incurred capacity costs not recovered from CRES providers up to $188.88/MW day.  The OPCo RPM price collected from CRES providers, which includes reserve margins, was approximately $34/MW day through May 2014 and is $150/MW day from June 2014 through May 2015.  In December 2012, various parties filed notices of appeal of the capacity costs decision with the Supreme Court of Ohio.

As part of the August 2012 ESP order, the PUCO established a non-bypassable RSR, effective September 2012.  The RSR was collected from customers at $3.50/MWh through May 2014 and is currently collected at $4.00/MWh for the period June 2014 through May 2015, with $1.00/MWh applied to the recovery of deferred capacity costs.  As of December 31, 2014, OPCo’s incurred deferred capacity costs balance of $422 million, including debt carrying costs, was recorded in regulatory assets on the balance sheet.

In 2013, the PUCO issued its Orders on Rehearing for the ESP which generally upheld its August 2012 order, including the implementation of the RSR. The PUCO clarified that a final reconciliation of revenues and expenses would be permitted for any over- or under-recovery on several riders including fuel. In addition, the PUCO addressed certain issues around the energy auctions while other SSO issues related to the energy auctions were deferred to a separate docket related to the competitive bid process (CBP). In 2013, OPCo and various intervenors filed appeals with the Supreme Court of Ohio challenging portions of the PUCO’s ESP order, including the RSR.

In November 2013, the PUCO issued an order approving OPCo’s CBP with modifications. As ordered, in 2014, OPCo conducted multiple energy-only auctions for a total of 100% of the SSO load with delivery beginning April 2014 through May 2015. For delivery starting in June 2015, OPCo will conduct energy and capacity auctions for its entire SSO load. The PUCO also approved the unbundling of the FAC into fixed and energy-related components and an intervenor proposal to blend the $188.88/MW day capacity price in proportion to the percentage of energy planned to be auctioned. Additionally, the PUCO ordered that intervenor concerns related to the recovery of the fixed fuel costs through potentially both the FAC and the approved capacity charges be addressed in subsequent FAC proceedings. Management believes that these intervenor concerns are without merit.

In January 2014, the PUCO denied all rehearing requests and agreed to issue a supplemental request for an independent auditor in the 2012 - 2013 FAC proceeding to separately examine the recovery of the fixed fuel costs, including OVEC. In March 2014, the PUCO approved OPCo’s request to implement riders related to the unbundling of the FAC. In October 2014, the independent auditor, selected by the PUCO, filed its report for the period August 2012 through May 2015 with the PUCO. If the PUCO ultimately concludes that a portion of the fixed fuel costs are also recovered through OPCo's $188.88/MW day capacity charge, the independent auditor recommends a methodology for calculating a refund of a portion of certain fixed fuel costs. The retail share of these fixed fuel costs is approximately $90 million annually. A hearing related to this matter has not been scheduled. Management believes that no over-recovery of costs has occurred and intends to oppose the findings in the audit report.

If OPCo is ultimately not permitted to fully collect all components of its ESP rates, it could reduce future net income and cash flows and impact financial condition.

Proposed June 2015 – May 2018 ESP

In December 2013, OPCo filed an application with the PUCO to approve an ESP that includes proposed rate adjustments and the continuation and modification of certain existing riders, including the Distribution Investment Rider (DIR), effective June 2015 through May 2018. The proposal included a return on common equity of 10.65% on capital costs for certain riders and estimates an average decrease in rates of 9% over the three-year term of the plan for customers who receive their RPM capacity and energy auction-based generation through OPCo. The proposal also included a purchased power agreement (PPA) rider that would allow retail customers to receive a rate stabilizing charge or credit by hedging market-based prices with a cost-based purchase power agreement. The PPA would initially be based upon the OVEC contractual entitlement and could, upon further approval, be expanded to include other contracts involving other Ohio legacy generation assets. In May 2014, intervenors and the PUCO staff filed testimony that provided various recommendations including the rejection and/or modification of various riders, including the DIR and the proposed PPA. Hearings at the PUCO in the ESP case were held in June 2014.

In July 2014, OPCo submitted a separate application to continue the RSR established in the June 2012 - May 2015 ESP to collect the unrecovered portion of the deferred capacity costs at the rate of $4.00/MWh until the balance of the capacity deferrals has been collected. In December 2014, the PUCO staff and intervenors filed comments related to the RSR application. The PUCO staff recommended approval of the application. Intervenors objected to the application and recommended approval of a pending motion to dismiss.

In October 2014, OPCo filed a separate application with the PUCO to propose a new extended PPA for inclusion in the PPA rider, discussed above. The new PPA would include an additional 2,671 MW to be purchased from AGR over the life of the respective generating units.

If OPCo is ultimately not permitted to fully collect all components of its ESP rates, it could reduce future net income and cash flows and impact financial condition.

Significantly Excessive Earnings Test Filings

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

In March 2014, the PUCO approved a stipulation agreement between OPCo and the PUCO staff that there were no significantly excessive earnings in 2011 for CSPCo or OPCo. In May 2014 and December 2014, the PUCO approved stipulation agreements between OPCo and the PUCO staff that there were no significantly excessive earnings for OPCo in 2012 and 2013, respectively.

Management believes its financial statements adequately address the impact of 2014 SEET requirements.

Corporate Separation

In October 2012, the PUCO issued an order which approved the corporate separation of OPCo’s generation assets including the transfer of OPCo’s generation assets and associated generation liabilities at net book value to AGR. In June 2013, the IEU filed an appeal with the Supreme Court of Ohio claiming the PUCO order approving the corporate separation was unlawful. A decision from the Supreme Court of Ohio is pending. In December 2013, corporate separation of OPCo’s generation assets was completed. If any part of the PUCO order is overturned, it could reduce future net income and cash flows and impact financial condition.

Storm Damage Recovery Rider (SDRR)

In December 2012, OPCo submitted an application with the PUCO to establish initial SDRR rates to recover 2012 incremental storm distribution expenses. In April 2014, the PUCO approved a stipulation agreement to recover $55 million over a 12-month period. The agreement also provided that carrying charges using a long-term debt rate will be assessed from April 2013 until recovery begins, but no additional carrying charges will accrue during the actual recovery period. Compliance tariffs were filed with the PUCO and new rates were implemented in April 2014. In May 2014, the PUCO upheld the settlement agreement on rehearing.

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

In August 2012, intervenors filed an appeal with the Supreme Court of Ohio claiming the settlement credit ordered by the PUCO should have reflected the remaining gain not already flowed through the FAC, with carrying charges. In September 2014, the Supreme Court of Ohio upheld the PUCO order. A review of the coal reserve valuation by an outside consultant is still pending. If the PUCO ultimately determines that additional amounts should benefit ratepayers as a result of the consultant’s review of the coal reserve valuation, it could reduce future net income and cash flows and impact financial condition.

2010 and 2011 Fuel Adjustment Clause Audits

The PUCO-selected outside consultant issued its 2010 and 2011 FAC audit reports which included a recommendation that the PUCO reexamine the carrying costs on the deferred FAC balance and determine whether the carrying costs on the balance should be net of accumulated income taxes with the use of a WACC. In May 2014, the PUCO issued an order that generally approved OPCo's 2010-2011 fuel costs and rejected the auditor recommendation to adjust the WACC carrying charges related to accumulated deferred income taxes. Additionally, the PUCO requested further review related to an affiliate barging agreement and the modification of certain fuel procurement processes and practices. Further, the order provided for the auditor to address any remaining concerns in the next audit report, as deemed necessary. In July 2014, the PUCO issued an order that denied all requests for rehearing.

2012 and 2013 Fuel Adjustment Clause Audits

In May 2014, the PUCO-selected outside consultant provided its final report related to its 2012 and 2013 FAC audit which included certain unfavorable recommendations related to the FAC recovery for 2012 and 2013. These recommendations are opposed by OPCo. In addition, the PUCO will consider the results of the final audit of the recovery of fixed fuel costs that was issued in October 2014. See the "June 2012 - May 2015 ESP Including Capacity Charge" section above. If the PUCO orders a reduction to the FAC deferral or a refund to customers, it could reduce future net income and cash flows and impact financial condition.

Ormet

Ormet, a large aluminum company, had a contract to purchase power from OPCo through 2018. In February 2013, Ormet filed for bankruptcy and subsequently shut down operations in October 2013. Based upon previous PUCO rulings providing rate assistance to Ormet, the PUCO is expected to permit OPCo to recover unpaid Ormet amounts through the Economic Development Rider (EDR), except where recovery from ratepayers is limited to $20 million related to previously deferred payments from Ormet’s October and November 2012 power bills. In February 2014, a stipulation agreement between OPCo and Ormet was filed with the PUCO. The stipulation recommended approval of OPCo’s right to fully recover approximately $49 million of foregone revenues through the EDR. Intervenor comments were also filed objecting to full recovery of these foregone revenues. In March 2014, the PUCO issued an order in OPCo’s EDR filing allowing OPCo to include $39 million of Ormet-related foregone revenues in the EDR effective April 2014. The order stated that if the stipulation agreement between OPCo and Ormet is subsequently adopted by the PUCO, OPCo could file an application to modify the EDR rate for the remainder of the period requesting recovery of the remaining $10 million of Ormet deferrals which, as of December 31, 2014, is recorded in regulatory assets on the balance sheet. In April 2014, an intervenor filed testimony objecting to $5 million of the remaining foregone revenues. A hearing at the PUCO related to the stipulation agreement was held in May 2014.

In addition, in the 2009 - 2011 ESP proceeding, intervenors requested that OPCo be required to refund the Ormet-related revenues under a previous interim arrangement (effective from January 2009 through September 2009) and requested that the PUCO prevent OPCo from collecting Ormet-related revenues in the future. Through September 2009, the last month of the interim arrangement, OPCo had $64 million of deferred FAC costs related to the interim arrangement, excluding $2 million of unrecognized equity carrying costs. The PUCO did not take any action on this request. The intervenors raised this issue again in response to OPCo’s November 2009 filing to approve recovery of the deferral under the interim agreement.

To the extent amounts discussed above are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Ohio IGCC Plant

In 2005, OPCo filed an application with the PUCO seeking authority to recover costs of building and operating an IGCC power plant. As of December 31, 2014, OPCo has collected $24 million in pre-construction costs authorized in a 2006 PUCO order. Intervenors filed motions and comments with the PUCO requesting that OPCo refund all collected pre-construction costs to Ohio ratepayers with interest. In December 2014, a stipulation agreement between OPCo, the PUCO staff and intervenors was filed at the PUCO. The parties to the stipulation agreement proposed that OPCo will refund $13 million to its customers. In February 2015, the PUCO approved the stipulation agreement.

SWEPCo Rate Matters

2012 Texas Base Rate Case

In July 2012, SWEPCo filed a request with the PUCT to increase annual base rates primarily due to the completion of the Turk Plant. In October 2013, the PUCT issued an order affirming the prudence of the Turk Plant but determined that the Turk Plant’s Texas jurisdictional capital cost cap established in a previous Certificate of Convenience and Necessity case also limited SWEPCo’s recovery of AFUDC in addition to limits on its recovery of cash construction costs. Additionally, the PUCT deferred consideration of the requested increase in depreciation expense related to the change in the 2016 retirement date of the Welsh Plant, Unit 2. As of December 31, 2014, the net book value of Welsh Plant, Unit 2 was $84 million, before cost of removal, including materials and supplies inventory and CWIP. See “Regulated Generating Units to be Retired Before or During 2016” section of Note 5.

Upon rehearing in January 2014, the PUCT reversed its initial ruling and determined that AFUDC was excluded from the Turk Plant’s Texas jurisdictional capital cost cap. As a result, in the fourth quarter of 2013, SWEPCo reversed $114 million of previously recorded regulatory disallowances. The resulting annual base rate increase is approximately $52 million. In March 2014, the PUCT issued an order related to the January 2014 PUCT ruling and in April 2014, this order became final. In May 2014, intervenors filed appeals of that order with the Texas District Court. In June 2014, SWEPCo intervened in those appeals and filed initial responses.

If certain parts of the PUCT order are overturned or if SWEPCo cannot ultimately recover its Texas jurisdictional share of the Turk Plant investment, including AFUDC, or its retirement-related costs and potential fuel or replacement power disallowances related to Welsh Plant, Unit 2, it could reduce future net income and cash flows and impact financial condition.

Texas Transmission Cost Recovery Factor Filing

In May 2014, SWEPCo filed an application with the PUCT to implement its transmission cost recovery factor (TCRF) requesting additional annual revenue of $15 million. The TCRF is designed to recover increases from the amounts included in SWEPCo’s Texas retail base rates for transmission infrastructure improvement costs and wholesale transmission charges under a tariff approved by the FERC. SWEPCo’s application included Turk Plant transmission-related costs. In November 2014, the PUCT issued an order approving a proposal for decision, issued by an Administrative Law Judge in October 2014, that recommended approval of SWEPCo's application with an increase in annual revenue of $14 million. In December 2014, the PUCT order became final and TCRF rates were implemented.

2012 Louisiana Formula Rate Filing

In 2012, SWEPCo initiated a proceeding to establish new formula base rates in Louisiana, including recovery of the Louisiana jurisdictional share (approximately 29%) of the Turk Plant. In February 2013, a settlement was filed and approved by the LPSC. The settlement increased Louisiana total rates by approximately $2 million annually, effective March 2013, which consisted of an increase in base rates of approximately $85 million annually offset by a decrease in fuel and other rates of approximately $83 million annually.  The March 2013 base rates are based on a 10% return on common equity and cost recovery of the Louisiana jurisdictional share of the Turk Plant and Stall Unit. The rates are subject to refund based on the staff review of the cost of service and the prudency review of the Turk Plant. The settlement also provided that the LPSC review base rates in 2014 and 2015 and that SWEPCo recover non-fuel Turk Plant costs and a full weighted-average cost of capital return on the prudently incurred Turk Plant investment in jurisdictional rate base, effective January 2013. In December 2014, the LPSC approved a settlement agreement related to the staff review of the cost of service. The settlement agreement reduced the requested revenue increase by $3 million, primarily due to the timing of both the allowed recovery of certain existing regulatory assets and the establishment of a regulatory asset for certain previously expensed costs. If the LPSC orders refunds based upon the pending prudence review of the Turk Plant investment, it could reduce future net income and cash flows and impact financial condition.

2014 Louisiana Formula Rate Filing

In April 2014, SWEPCo filed its annual formula rate plan for test year 2013 with the LPSC.  The filing included a $5 million annual increase, which was effective August 2014.  SWEPCo also proposed to increase rates by an additional $15 million annually, effective January 2015, for a total annual increase of $20 million. This additional increase reflects the cost of incremental generation to be used to serve Louisiana customers in 2015 due to the expiration of a purchase power agreement attributable to Louisiana customers.  In December 2014, the LPSC approved a partial settlement agreement that included the implementation of the $15 million annual increase in rates effective January 2015. These increases are subject to LPSC staff review and are subject to refund.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Welsh Plant, Units 1 and 3 - Environmental Projects

To comply with pending Federal EPA regulations, SWEPCo is currently constructing environmental control projects to meet mercury and air toxics standards for Welsh Plant, Units 1 and 3 at a cost of approximately $410 million, excluding AFUDC.  Management currently estimates that the total environmental projects to be completed through 2020 for Welsh Plant, Units 1 and 3 will cost approximately $600 million, excluding AFUDC.  As of December 31, 2014, SWEPCo has incurred costs of $164 million and has remaining contractual construction obligations of $108 million related to these projects.  SWEPCo will seek recovery of these project costs from customers through filings at the state commissions and the FERC. As of December 31, 2014, the net book value of Welsh Plant, Units 1 and 3 was $388 million, before cost of removal, including materials and supplies inventory and CWIP.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

APCo Rate Matters

Plant Transfer

APCo and WPCo provide retail electric service at bundled rates approved by the WVPSC, with rates set on a cost-of-service basis, to their respective customers. West Virginia generally allows for timely recovery of fuel costs through an expanded net energy cost which trues-up to actual expenses. In March 2014, APCo and WPCo filed a request with the WVPSC for approval to transfer at net book value to WPCo a one-half interest in the Mitchell Plant, comprising 780 MW of average annual generating capacity presently owned by AGR. In April 2014, APCo and WPCo filed testimony that supported their request and proposed a base rate surcharge of $113 million, to be offset by an equal reduction in the ENEC revenues, to be effective upon the transfer of the Mitchell Plant to WPCo until APCo's West Virginia base rates are updated. See the "2014 West Virginia Base Rate Case" below. In June 2014, the FERC issued an order approving a request by AGR and WPCo to transfer AGR’s one-half interest in the Mitchell Plant to WPCo.

In October 2014, a stipulation agreement between APCo, WPCo, the WVPSC staff and intervenors in the case was filed with the WVPSC. The stipulation agreement recommended approval for WPCo to acquire, at net book value, the one-half interest in the Mitchell Plant, excluding certain assets, and to pay AGR $20 million upon transfer, which WPCo will record as a regulatory asset, include in rate base and recover over the life of the plant. Additionally, the agreement stated that 82.5% of the costs associated with the acquired interest will be reflected in rates effective from the date of the transfer via a surcharge with an offset in ENEC revenues of $93 million. The remaining 17.5% of the costs associated with the acquired interest is to be included in rates by January 2020. The agreement also proposed that WPCo share the energy margins for 82.5% of the plant’s output with ratepayers and that WPCo retain all of the energy margins from sales into the wholesale market on the remaining 17.5%, to offset fixed costs associated with this portion, until the remaining portion is included in rates. In December 2014, the WVPSC issued an order that approved the settlement agreement, subject to certain modifications related to 82.5% of the energy and capacity margin sharing. The WVPSC determined that the sharing mechanism that was proposed is reasonable and will be adopted provided the result of the sharing mechanism will be adjusted, if necessary, so that the sharing mechanism does not result in a net cost to ratepayers that exceeds the actual variable cost of generation. In January 2015, the transfer of the one-half interest in the Mitchell Plant to WPCo was completed.

2014 Virginia Biennial Base Rate Case

In March 2014, APCo filed a biennial generation and distribution base rate case with the Virginia SCC. In accordance with a Virginia statute, APCo did not request a change in base rates as its Virginia retail combined rate of return on common equity for 2012 and 2013 was within the statutory range of the approved return on common equity of 10.9%. The filing included a request to decrease generation depreciation rates, effective February 2015, primarily due to changes in the expected service lives of various generating units and the extended recovery through 2040 of the net book value of certain planned 2015 plant retirements. Additionally, the filing included a request to amortize $7 million annually for two years, beginning February 2015, related to IGCC and other deferred costs. APCo also requested approval to amortize $38 million related to an accumulated deferred Virginia state income tax (ADVSIT) liability over 20 years, beginning February 2015.

In November 2014, the Virginia SCC issued an order concluding that APCo's adjusted earned rate of return on common equity for 2012 and 2013, reflecting their ordered adjustments, was above the allowed threshold. The order included (a) a $6 million refund to customers for the years 2012 through 2013, (b) the write-off of $10 million of IGCC pre-construction costs, (c) approval to amortize a $38 million ADVSIT liability over 20 years, beginning February 2015 and (d) no change to generation depreciation rates with rates to be reviewed again in the next biennial rate case. The order also approved a new return on common equity of 9.7% effective for 2014 and 2015. Management believes its financial statements adequately address the impact of this order for 2014.

The Virginia SCC did not rule on a Virginia SCC staff recommendation to write-down certain costs, for ratemaking purposes, for the biennial period based on APCo’s earnings within the statutory equity range. In January 2015, the Virginia SCC initiated a separate proceeding to address the proper treatment of APCo’s authorized regulatory assets. As of December 31, 2014, APCo’s authorized regulatory assets under review in the separate proceeding, based upon the Virginia SCC staff recommendation, are estimated to be $15 million. In February 2015, initial briefs related to this proceeding were filed by various parties. If any of these costs, or any additional costs that may be subject to review, are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Potential New Virginia Legislation Affecting Biennial Reviews

In February 2015, amendments to Virginia law governing the regulation of investor-owned electric utilities were approved by the Virginia General Assembly and have been sent to the Governor. If these amendments are enacted, APCo’s existing generation and distribution base rates would freeze until after the Virginia SCC rules on APCo’s next biennial review, which APCo would file in March 2020 for the 2018 and 2019 test years. These amendments would also preclude the Virginia SCC from performing biennial reviews of APCo’s earnings for the years 2014 through 2017. Management continues to monitor this potential new legislation in Virginia.

2014 West Virginia Base Rate Case

In June 2014, APCo filed a request with the WVPSC to increase annual base rates by $156 million, based upon a 10.62% return on common equity, to be effective in the second quarter of 2015.  The filing included a request to increase generation depreciation rates primarily due to the increase in plant investment and changes in the expected service lives of various generating units.  The filing also requested recovery of $77 million over five years related to 2012 West Virginia storm costs, IGCC and other deferred costs.  In addition to the base rate request, the filing also included a request to implement a rider of approximately $38 million annually to recover vegetation management costs, including a return on capital investment.  In October 2014, the WVPSC approved APCo's motion to revise the procedural schedule which included a request to change the date of implementation of the new rates to May 2015.  In December 2014 and January 2015, intervenors filed testimony which proposed total annual revenue increases ranging from $30 million to $51 million based upon returns on common equity ranging from 9% to 10% and regulatory asset disallowances ranging from $6 million to $8 million.  Additionally, other intervenors proposed that the revenue requirement be based on a return on common equity of 8.7% and that $77 million of regulatory assets be disallowed.  Intervenors also recommended a disallowance of approximately $38 million related to the December 2013 transfer of OPCo's two-thirds interest in the Amos Plant, Unit 3 to APCo.  Hearings at the WVPSC were held in January 2015.  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

2013 Virginia Transmission Rate Adjustment Clause (Transmission RAC)

In December 2013, APCo filed with the Virginia SCC to increase its transmission RAC revenues by $50 million annually to be effective May 2014.  In March 2014, the Virginia SCC issued an order approving a stipulation agreement between APCo and the Virginia SCC staff increasing the transmission RAC revenues by $49 million annually, subject to true-up, effective May 2014. Pursuant to the order, the Virginia SCC staff will audit APCo’s transmission RAC under-recoveries and report its findings and recommendations in testimony in APCo’s next transmission RAC proceeding in 2015.

WPCo Merger with APCo

In December 2011, APCo and WPCo filed an application with the WVPSC requesting authority to merge WPCo into APCo. In December 2014, the WVPSC issued an order that dismissed the docket related to the merger of WPCo into APCo. See the “Plant Transfer” section of APCo Rate Matters.

PSO Rate Matters

2014 Oklahoma Base Rate Case

In January 2014, PSO filed a request with the OCC to increase annual base rates by $38 million, based upon a 10.5% return on common equity.  This revenue increase includes a proposed increase in depreciation rates of $29 million.  In addition, the filing proposed recovery of advanced metering costs through a separate rider over a three-year deployment period requesting $7 million of revenues in year one, increasing to $28 million in year three.  The filing also proposed expansion of an existing transmission rider currently recovered in base rates to include additional transmission-related costs that are expected to increase over the next several years.

In April and May 2014, testimony was filed by the OCC staff and intervenors with recommendations that included adjustments to annual base rates ranging from an increase of $16 million to a reduction of $22 million, primarily based upon the determination of depreciation rates and a return on common equity between 9.18% and 9.5%. Additionally, the recommendations did not support the advanced metering rider or the expansion of the transmission rider. In May 2014, PSO filed rebuttal testimony that included an updated annual base rate increase request of $42 million to reflect certain updated costs.

In June 2014, a non-unanimous stipulation agreement between PSO, the OCC staff and certain intervenors was filed with the OCC. The parties to the stipulation recommended no overall change to the transmission rider or to annual revenues, other than additional revenues through a separate rider related to advanced metering costs, and that the terms of the stipulation be effective November 2014. The advanced metering rider would provide $24 million of revenues over 14 months beginning in November 2014 and increase to $27 million in 2016. New depreciation rates are recommended for advanced metering investments and existing meters, also to be effective November 2014. Further, the stipulation recommends a return on common equity of 9.85% to be used only in the formula to calculate AFUDC, factoring of customer receivables and for riders with an equity component. Additionally, the stipulation recommends recovery of regulatory assets for 2013 storms and regulatory case expenses. In July 2014, the Attorney General joined in the stipulation agreement. A hearing at the OCC was held in July 2014. In October 2014, the Administrative Law Judge (ALJ) recommended approval of the stipulation agreement and interim rates were implemented in November 2014, subject to refund. In November 2014, intervenors opposing the stipulation agreement filed exceptions to the ALJ's report and oral arguments were held at the OCC in December 2014. An order is anticipated in the first quarter of 2015. If the OCC were to disallow any portion of this settlement agreement, it could reduce future net income and cash flows and impact financial condition.

I&M Rate Matters

2011 Indiana Base Rate Case

In February 2013, the IURC issued an order that granted an $85 million annual increase in base rates based upon a return on common equity of 10.2% and adjusted the authorized annual increase in base rates to $92 million in March 2013. In April 2014, the Indiana Office of Utility Consumer Counselor (OUCC) filed an appeal to the Indiana Supreme Court related to the inclusion of a prepaid pension asset in rate base, which is approximately $7 million in annual revenues. In August 2014, the Indiana Supreme Court denied the appeal filed by the OUCC.

Cook Plant Life Cycle Management Project (LCM Project)

In 2012, I&M filed a petition with the IURC and the MPSC for approval of the LCM Project, which consists of a group of capital projects to ensure the safe and reliable operations of the Cook Plant through its licensed life (2034 for Unit 1 and 2037 for Unit 2). The estimated cost of the LCM Project is $1.2 billion to be incurred through 2018, excluding AFUDC.  As of December 31, 2014, I&M has incurred costs of $550 million related to the LCM Project, including AFUDC.

In July 2013, the IURC approved I&M’s proposed project with the exception of an estimated $23 million related to certain items that might accommodate a future potential power uprate which the IURC stated I&M could seek recovery of in a subsequent base rate case. I&M will recover approved costs through an LCM rider which will be determined in semi-annual proceedings. The IURC authorized deferral accounting for costs incurred related to certain projects effective January 2012 to the extent such costs are not reflected in rates. In May 2014, the IURC issued a final order approving the LCM rider rates that were implemented in January 2014.

In January 2013, the MPSC approved a Certificate of Need (CON) for the LCM Project and authorized deferral accounting for costs incurred related to the approved projects effective January 2013 until these costs are included in rates. In February 2013, intervenors filed appeals with the Michigan Court of Appeals objecting to the issuance of the CON as well as the amount of the CON related to the LCM Project. In October 2014, the Michigan Court of Appeals issued an order that affirmed the MPSC decision in part, but reversed the portion of the MPSC decision related to certain costs. The order indicated that I&M could recover those costs in a future Michigan base case if they can show that the costs were reasonable and prudent.

If I&M is not ultimately permitted to recover its LCM Project costs, it could reduce future net income and cash flows and impact financial condition.

Tanners Creek Plant

I&M announced that it would retire Tanners Creek Plant by June 2015 to comply with proposed environmental regulations. I&M is currently recovering depreciation and a return on the net book value of the Tanners Creek Plant in base rates and plans to seek recovery of all of the plant’s retirement related costs in its next Indiana and Michigan base rate cases.

In December 2013, I&M filed an application with the MPSC seeking approval of revised depreciation rates for Rockport Plant, Unit 1 and the Tanners Creek Plant due to the retirement of the Tanners Creek Plant in 2015. Upon the retirement of the Tanners Creek Plant, I&M proposed that, for purposes of determining its depreciation rates, the net book value of the Tanners Creek Plant be recovered over the remaining life of the Rockport Plant.

In September 2014, a settlement agreement was approved by the MPSC that included the authorization for I&M to implement revised depreciation rates for Rockport Plant, Unit 1, effective upon the retirement date of the Tanners Creek Plant. Upon implementation of the revised depreciation rates, I&M is authorized to reduce customer rates through a credit rider until the revised rates for Rockport Plant, Unit 1 are included in base rates.

In October 2014, I&M filed a similar application with the IURC seeking approval of revised depreciation rates for Rockport Plant, Unit 1 and the Tanners Creek Plant. Upon retirement of the Tanners Creek Plant, I&M proposed that, for purposes of determining its depreciation rates, the net book value of the Tanners Creek Plant be recovered over the remaining life of the Rockport Plant. The new depreciation rates would result in a decrease in I&M's Indiana jurisdictional electric depreciation expense which I&M proposed to reduce customer rates through a credit rider. In February 2015, the OUCC filed testimony that recommended approval of I&M's application. A hearing at the IURC is scheduled for March 2015.

As of December 31, 2014, the net book value of the Tanners Creek Plant was $340 million, before cost of removal, including material and supplies inventory and CWIP.  See “Regulated Generating Units to be Retired Before or During 2016” section of Note 5. If I&M is ultimately not permitted to fully recover its net book value of the Tanners Creek Plant and its retirement-related costs, it could reduce future net income and cash flows and impact financial condition.

Transmission, Distribution and Storage System Improvement Charge (TDSIC)

In October 2014, I&M filed petitions with the IURC for approval of a TDSIC Rider and approval of I&M’s seven-year TDSIC Plan, from 2015 through 2021, for eligible transmission, distribution and storage system improvements. The initial estimated cost of the capital improvements and associated operation and maintenance expenses included in the TDSIC Plan of $787 million, excluding AFUDC, will be updated annually. The TDSIC Plan included distribution investments specific to the Indiana jurisdiction. The TDSIC Rider will allow the periodic adjustment of I&M's rates to provide for timely recovery of 80% of approved TDSIC Plan costs. I&M will defer the remaining 20% of approved TDSIC Plan costs to be recovered in I&M's next general rate case. I&M is not seeking a rate adjustment in this proceeding but is seeking approval of a TDSIC Rider rate adjustment mechanism for subsequent proceedings. In January 2015, intervenors filed testimony that recommended denial of certain portions of the TDSIC Plan including recommended changes to the capital structure, recovery of requested operation and maintenance cost allocations and the rate design within the TDSIC Rider mechanism. A hearing at the IURC was held in February 2015. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

5.  EFFECTS OF REGULATION

Regulated Generating Units to be Retired Before or During 2016

The following regulated generating units are probable of abandonment.  Accordingly, CWIP and Plant in Service has been reclassified as Other Property, Plant and Equipment on the balance sheet as of December 31, 2014.  The following table summarizes the plant investment and cost of removal, currently being recovered, for each generating unit as of December 31, 2014.

Plant Name and Unit	Company	Gross Investment	Accumulated Depreciation	Net Investment	Cost of Removal Regulatory Liability	Expected Retirement Date	Remaining Recovery Period
		(in thousands)
Tanners Creek Plant, Units 1-4	I&M	$711,034	$383,643	$327,391	$89,333	2015	16 years
Northeastern Station, Unit 4	PSO	182,138	90,925	91,213	11,189	2016	26 years
Welsh Plant, Unit 2	SWEPCo	175,217	95,828	79,389	19,536	2016	26 years
Total		$1,068,389	$570,396	$497,993	$120,058

In accordance with accounting guidance for “Regulated Operations,” APCo regulated generating units expected to be retired before or during 2016 are not considered probable of abandonment.

Regulatory Assets

Regulatory assets and liabilities are comprised of the following items:

	APCo
	December 31,		Remaining Recovery Period
Regulatory Assets:	2014	2013
	(in thousands)
Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$60,726	$39,811	1 year
Under-recovered Fuel Costs - does not earn a return	5,350	—	1 year
Total Current Regulatory Assets	$66,076	$39,811

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Earning a Return
Vegetation Management Program - West Virginia	$19,089	$—

Regulatory Assets Currently Not Earning a Return
Storm Related Costs - West Virginia	65,206	65,206
Carbon Capture and Storage Product Validation Facility - West Virginia, FERC	13,264	13,264
IGCC Pre-Construction Costs - West Virginia, FERC	10,838	—
Demand Response Program Costs - Virginia	8,791	5,012
Expanded Net Energy Charge - Coal Inventory	3,421	20,528
Expanded Net Energy Charge - Construction Surcharge	2,307	—
Amos Plant Transfer Costs - West Virginia	1,377	—
Carbon Capture and Storage Commercial Scale Facility - West Virginia, FERC	1,287	1,287
Transmission Agreement Phase-In - West Virginia	—	3,313
Environmental Rate Adjustment Clause - Virginia	—	2,440
Other Regulatory Assets Pending Final Regulatory Approval	168	168
Total Regulatory Assets Pending Final Regulatory Approval	125,748	111,218

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Storm Related Costs - Virginia	12,963	17,167	4 years
Unamortized Loss on Reacquired Debt	11,067	11,622	28 years
RTO Formation/Integration Costs	2,498	3,473	5 years
Other Regulatory Assets Approved for Recovery	—	665
Regulatory Assets Currently Not Earning a Return
Income Taxes, Net	381,707	531,302	24 years
Pension and OPEB Funded Status	212,485	192,464	13 years
Virginia Transmission Rate Adjustment Clause	53,164	47,322	2 years
Postemployment Benefits	17,760	19,772	4 years
Storm Related Costs - West Virginia	8,488	11,100	4 years
Deferred Restructuring Costs - West Virginia	6,519	8,525	4 years
Medicare Subsidy - West Virginia, FERC	5,888	6,477	10 years
Asset Retirement Obligation	4,418	6,453	3 years
Unrealized Loss on Forward Commitments	4,081	4	3 years
Virginia Generation Rate Adjustment Clause	3,832	6,491	1 year
Virginia Environmental Rate Adjustment Clause	3,304	27,426	1 year
Transmission Agreement Phase-In	2,875	—	3 years
Other Regulatory Assets Approved for Recovery	1,075	2,409	various
Total Regulatory Assets Approved for Recovery	732,124	892,672

Total Noncurrent Regulatory Assets	$857,872	$1,003,890

	APCo
	December 31,		Remaining Refund Period
Regulatory Liabilities:	2014	2013
	(in thousands)
Current Regulatory Liabilities
Over-recovered Fuel Costs - does not pay a return	$—	$107,048
Total Current Regulatory Liabilities	$—	$107,048

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Not Paying a Return
Expanded Net Energy Charge - Construction Surcharge	$5,383	$—
Over-Recovered Deferred Wind Power Costs - Virginia	4,498	—
Felman Special Rate Mechanism - West Virginia	2,152	—
Other Regulatory Liabilities Pending Final Regulatory Determination	—	249
Total Regulatory Liabilities Pending Final Regulatory Determination	12,033	249

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	617,267	583,723	(a)
Deferred Investment Tax Credits	1,312	1,863	46 years
Regulatory Liabilities Currently Not Paying a Return
Unrealized Gain on Forward Commitments	19,660	15,853	3 years
Over-Recovered Customer Rate Relief - West Virginia	2,570	413	1 year
Deferred State Income Tax Coal Credits - Virginia	—	28,255
Other Regulatory Liabilities Approved for Payment	25	869	various
Total Regulatory Liabilities Approved for Payment	640,834	630,976

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$652,867	$631,225

(a)	Relieved as removal costs are incurred.

	I&M
	December 31,		Remaining Recovery Period
Regulatory Assets:	2014	2013
	(in thousands)
Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$773	$—	1 year
Under-recovered Fuel Costs - does not earn a return	—	3,397
Total Current Regulatory Assets	$773	$3,397

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Not Earning a Return
Cook Plant Turbine	$6,596	$3,452
Stranded Costs on Abandoned Plants	3,897	3,896
Deferred Cook Plant Life Cycle Management Project Costs - Michigan	1,222	164
Storm Related Costs - Indiana	1,074	1,836
Under-Recovered Capacity Costs - Indiana	—	21,945
Deferred Cook Plant Life Cycle Management Project Costs - Indiana	—	4,093
Other Regulatory Assets Pending Final Regulatory Approval	860	—
Total Regulatory Assets Pending Final Regulatory Approval	13,649	35,386

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Unamortized Loss on Reacquired Debt	13,272	21,508	18 years
Cook Plant, Unit 2 Baffle Bolts - Indiana	6,949	7,248	24 years
RTO Formation/Integration Costs	1,801	2,544	5 years
Other Regulatory Assets Approved for Recovery	764	522	various
Regulatory Assets Currently Not Earning a Return
Income Taxes, Net	255,002	250,478	28 years
Pension and OPEB Funded Status	107,857	100,132	13 years
Cook Plant Nuclear Refueling Outage Levelization	38,012	57,979	2 years
Under-Recovered Capacity Costs - Indiana	25,053	—	1 year
Under-Recovered PJM Expense - Indiana	21,872	—	2 years
Peak Demand Reduction/Energy Efficiency	16,616	4,457	2 years
Medicare Subsidy	10,201	11,221	10 years
Postemployment Benefits	9,999	9,096	4 years
Litigation Settlement	9,468	10,382	11 years
Deferred Cook Plant Life Cycle Management Project Costs - Indiana	2,162	—	5 years
Deferred Restructuring Costs - Michigan	1,159	2,423	1 year
Off-system Sales Margin Sharing	—	4,409
River Transportation Division Expenses	—	4,090
Other Regulatory Assets Approved for Recovery	2,316	2,239	various
Total Regulatory Assets Approved for Recovery	522,503	488,728

Total Noncurrent Regulatory Assets	$536,152	$524,114

	I&M
	December 31,		Remaining Refund Period
Regulatory Liabilities:	2014	2013
	(in thousands)
Current Regulatory Liabilities
Over-recovered Fuel Costs - does not pay a return	$7,142	$—	1 year
Over-recovered Fuel Costs - pays a return	—	1,976
Total Current Regulatory Liabilities	$7,142	$1,976

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Not Paying a Return
Other Regulatory Liabilities Pending Final Regulatory Determination	$102	$113
Total Regulatory Liabilities Pending Final Regulatory Determination	102	113

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	378,471	389,025	(a)
Regulatory Liabilities Currently Not Paying a Return
Excess Asset Retirement Obligations for Nuclear Decommissioning Liability	694,856	597,113	(b)
Spent Nuclear Fuel Liability	43,519	43,416	(b)
Deferred Investment Tax Credits	38,323	43,200	22 years
Unrealized Gain on Forward Commitments	19,646	10,810	3 years
Off-system Sales Margin Sharing - Indiana	19,409	—	2 years
Over-Recovered River Transportation Division Expenses	5,347	—	1 year
Peak Demand Reduction/Energy Efficiency	—	15,021
Over-Recovered PJM Expense	—	13,924
Other Regulatory Liabilities Approved for Payment	21	23	various
Total Regulatory Liabilities Approved for Payment	1,199,592	1,112,532

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$1,199,694	$1,112,645

(a)	Relieved as removal costs are incurred.

(b)	Relieved when plant is decommissioned.

	OPCo
	December 31,		Remaining Recovery Period
Regulatory Assets:	2014	2013
	(in thousands)
Current Regulatory Assets
Under-recovered Fuel Costs - does not earn a return	$—	$15,829
Total Current Regulatory Assets	$—	$15,829

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Earning a Return
Ohio Economic Development Rider	$—	$13,854
Regulatory Assets Currently Not Earning a Return
Ormet Special Rate Recovery Mechanism	10,483	35,631
Storm Related Costs	—	57,589
Total Regulatory Assets Pending Final Regulatory Approval	10,483	107,074

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Ohio Capacity Deferral	422,120	288,060	4 years
Ohio Fuel Adjustment Clause	377,500	444,959	4 years
Ohio Distribution Decoupling	35,069	31,329	2 years
Ohio Transmission Cost Recovery Rider	27,894	86,621	2 years
Unamortized Loss on Reacquired Debt	11,694	13,033	24 years
Ohio Economic Development Rider	4,129	791	1 year
RTO Formation/Integration Costs	3,740	5,232	5 years
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	195,422	188,722	13 years
Income Taxes, Net	137,462	150,183	27 years
Peak Demand Reduction/Energy Efficiency	29,067	18,529	2 years
Under-Recovered gridSMART® Costs	15,891	8,396	2 years
Storm Related Costs	15,215	—	1 year
Medicare Subsidy	10,322	11,354	10 years
Under-Recovered Distribution Investment Rider	9,873	8,677	2 years
Enhanced Service Reliability Plan	6,504	6,836	2 years
Postemployment Benefits	6,139	6,198	4 years
Partnership with Ohio Contribution	415	1,410	1 year
Other Regulatory Assets Approved for Recovery	—	1,293	various
Total Regulatory Assets Approved for Recovery	1,308,456	1,271,623

Total Noncurrent Regulatory Assets	$1,318,939	$1,378,697

	OPCo
	December 31,		Remaining Refund Period
	2014	2013
Regulatory Liabilities:	(in thousands)

Current Regulatory Liabilities
Over-recovered Fuel Costs - does not pay a return	$46,264	$—	1 year
Total Current Regulatory Liabilities	$46,264	$—

Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Paying a Return
IGCC Preconstruction Costs	$—	$4,782
Regulatory Liabilities Currently Not Paying a Return
Provision for Regulatory Loss	35,172	—
Other Regulatory Liabilities Pending Final Regulatory Determination	439	216
Total Regulatory Liabilities Pending Final Regulatory Determination	35,611	4,998

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	423,218	421,061	(a)
Deferred Investment Tax Credits	67	165	7 years
Regulatory Liabilities Currently Not Paying a Return
Unrealized Gain on Forward Commitments	47,287	2,920	18 years
Deferred Asset Phase-In Rider	7,121	4,334	6 years
Low Income Customers/Economic Recovery	1,307	1,724	1 year
Other Regulatory Liabilities Approved for Payment	80	297	various
Total Regulatory Liabilities Approved for Payment	479,080	430,501

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$514,691	$435,499

(a)    Relieved as removal costs are incurred.

	PSO
	December 31,		Remaining Recovery Period
	2014	2013
Regulatory Assets:	(in thousands)

Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$35,699	$3,298	1 year
Total Current Regulatory Assets	$35,699	$3,298

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Not Earning a Return
Storm Related Costs	$16,614	$18,743
Other Regulatory Assets Pending Final Regulatory Approval	1,079	845
Total Regulatory Assets Pending Final Regulatory Approval	17,693	19,588

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Red Rock Generating Facility	9,502	9,728	42 years
Unamortized Loss on Reacquired Debt	7,987	9,455	19 years
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	89,648	77,171	13 years
Peak Demand Reduction/Energy Efficiency	9,162	11,333	2 years
Deferred System Reliability Rider Expenses	8,296	—	1 year
Medicare Subsidy	4,899	5,389	10 years
Vegetation Management	2,898	13,963	1 year
Income Taxes, Net	1,937	88	35 years
Deferral of Major Generation Overhauls	1,333	2,933	3 years
Base Load Purchase Power Contract	—	6,400
Other Regulatory Assets Approved for Recovery	972	642	various
Total Regulatory Assets Approved for Recovery	136,634	137,102

Total Noncurrent Regulatory Assets	$154,327	$156,690

	PSO
	December 31,		Remaining Refund Period
	2014	2013
Regulatory Liabilities:	(in thousands)

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Not Paying a Return
Over-recovery of Costs Related to Advanced Metering	$3,942	$2,635
Other Regulatory Liabilities Pending Final Regulatory Determination	248	248
Total Regulatory Liabilities Pending Final Regulatory Determination	4,190	2,883

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	275,415	276,418	(a)
Regulatory Liabilities Currently Not Paying a Return
Deferred Investment Tax Credits	46,928	46,753	50 years
Base Load Purchase Power Contract	6,087	—	1 year
Over-Recovered Base Plan Funding Costs	1,393	—	2 years
Other Regulatory Liabilities Approved for Payment	466	1,619	various
Total Regulatory Liabilities Approved for Payment	330,289	324,790

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$334,479	$327,673

(a)	Relieved as removal costs are incurred.

	SWEPCo
	December 31,		Remaining Recovery Period
	2014	2013
Regulatory Assets:	(in thousands)

Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$24,024	$17,949	1 year
Total Current Regulatory Assets	$24,024	$17,949

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Not Earning a Return
Rate Case Expense	$8,126	$7,934
Shipe Road Transmission Project	2,287	—
Carbon Capture and Storage Commercial Scale Facility	440	1,143
Other Regulatory Assets Pending Final Regulatory Approval	1,262	1,951
Total Regulatory Assets Pending Final Regulatory Approval	12,115	11,028

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Unamortized Loss on Reacquired Debt	6,952	8,165	29 years
Acquisition of Valley Electric Membership Corporation (VEMCO)	1,756	4,100	1 year
Other Regulatory Assets Approved for Recovery	68	—	various
Regulatory Assets Currently Not Earning a Return
Income Taxes, Net	254,856	247,827	31 years
Pension and OPEB Funded Status	99,920	89,672	13 years
Medicare Subsidy	5,333	5,866	10 years
Deferred Restructuring Costs - Louisiana	5,129	—	4 years
Vegetation Management Program - Louisiana	2,522	—	1 year
Peak Demand Reduction/Energy Efficiency	2,176	2,584	2 years
Unrealized Loss on Forward Commitments	1,144	3	1 year
Other Regulatory Assets Approved for Recovery	1,631	660	various
Total Regulatory Assets Approved for Recovery	381,487	358,877

Total Noncurrent Regulatory Assets (a)	$393,602	$369,905

(a)
Additionally, as of December 31, 2013, SWEPCo has recorded approximately $42 million in Customer Accounts Receivable on the balance sheet to reflect revenues, retroactive to January 2013, resulting from the PUCT decision in the Texas Base Rate Case.  The majority of these amounts were collected through a rider that was billed to customers.

	SWEPCo
	December 31,		Remaining Refund Period
	2014	2013
Regulatory Liabilities:	(in thousands)

Current Regulatory Liabilities
Over-recovered Fuel Costs - pays a return	$—	$7,275
Total Current Regulatory Liabilities	$—	$7,275

Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	$384,268	$372,381	(a)
Refundable Construction Financing Costs - Louisiana	58,177	77,664	4 years
Excess Earnings - Texas	2,831	2,903	39 years
Over-Recovered Generation Recovery Rider Costs - Arkansas	1,724	1,254	2 years
Other Regulatory Liabilities Approved for Payment	—	32	various
Regulatory Liabilities Currently Not Paying a Return
Deferred Investment Tax Credits	9,831	11,207	16 years
Vegetation Management Program - Texas	556	4,002	1 year
Other Regulatory Liabilities Approved for Payment	1,143	2,685	various
Total Regulatory Liabilities Approved for Payment	458,530	472,128

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$458,530	$472,128

(a)	Relieved as removal costs are incurred.

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

The following tables summarize the Registrant Subsidiaries’ actual contractual commitments as of December 31, 2014:

Contractual Commitments - APCo	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$499,262	$568,842	$482,135	$479,243	$2,029,482
Energy and Capacity Purchase Contracts	32,584	66,454	70,306	502,176	671,520
Construction Contracts for Capital Assets (b)	41,043	—	—	—	41,043
Total	$572,889	$635,296	$552,441	$981,419	$2,742,045

Contractual Commitments - I&M	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$369,768	$443,603	$247,902	$443,053	$1,504,326
Energy and Capacity Purchase Contracts	111,138	225,965	242,359	755,621	1,335,083
Construction Contracts for Capital Assets (b)	11,316	—	—	—	11,316
Total	$492,222	$669,568	$490,261	$1,198,674	$2,850,725

Contractual Commitments - OPCo	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in thousands)
Energy and Capacity Purchase Contracts	$208,622	$57,146	$60,635	$513,136	$839,539
Construction Contracts for Capital Assets (b)	10,002	—	—	—	10,002
Total	$218,624	$57,146	$60,635	$513,136	$849,541

Contractual Commitments - PSO	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$165,303	$187,904	$94,800	$142,200	$590,207
Energy and Capacity Purchase Contracts	71,137	163,753	171,067	390,679	796,636
Construction Contracts for Capital Assets (b)	1,540	—	—	—	1,540
Total	$237,980	$351,657	$265,867	$532,879	$1,388,383

Contractual Commitments - SWEPCo	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in thousands)
Fuel Purchase Contracts (a)	$286,428	$309,213	$155,327	$187,548	$938,516
Energy and Capacity Purchase Contracts	19,798	56,582	62,240	216,311	354,931
Construction Contracts for Capital Assets (b)	18,284	—	—	—	18,284
Total	$324,510	$365,795	$217,567	$403,859	$1,311,731

(a)	Represents contractual commitments to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.

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

Letters of Credit – Affecting APCo, I&M and OPCo

Certain Registrant Subsidiaries enter into standby letters of credit with third parties.  These letters of credit are issued in the ordinary course of business and cover items such as insurance programs, security deposits and debt service reserves.

AEP has two revolving credit facilities totaling $3.5 billion, under which up to $1.2 billion may be issued as letters of credit.  As of December 31, 2014, the maximum future payments for letters of credit issued under the revolving credit facilities were as follows:

Company	Amount	Maturity
	(in thousands)
I&M	$150	March 2015
OPCo	4,200	June 2015

The Registrant Subsidiaries have $307 million of variable rate Pollution Control Bonds supported by bilateral letters of credit for $310 million as follows:

Company	Pollution Control Bonds	Bilateral Letters of Credit	Maturity of Bilateral Letters of Credit
	(in thousands)
APCo	$229,650	$232,293	March 2016 to March 2017
I&M	77,000	77,886	March 2015 (a)

(a) In February 2015, maturity dates were extended to March 2017.

Guarantees of Third-Party Obligations – Affecting SWEPCo

As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining, SWEPCo provides guarantees of mine reclamation of $115 million.  Since SWEPCo uses self-bonding, the guarantee provides for SWEPCo to commit to use its resources to complete the reclamation in the event the work is not completed by Sabine.  This guarantee ends upon depletion of reserves and completion of final reclamation.  Based on the latest study completed in 2010, it is estimated the reserves will be depleted in 2036 with final reclamation completed by 2046 at an estimated cost of approximately $58 million.  Actual reclamation costs could vary due to period inflation and any changes to actual mine reclamation.  As of December 31, 2014, SWEPCo has collected approximately $64 million through a rider for final mine closure and reclamation costs, of which $16 million is recorded in Deferred Credits and Other Noncurrent Liabilities and $48 million is recorded in Asset Retirement Obligations on SWEPCo’s balance sheet.

Sabine charges SWEPCo, its only customer, all of its costs.  SWEPCo passes these costs to customers through its fuel clause.

Indemnifications and Other Guarantees – Affecting APCo, I&M, OPCo, PSO and SWEPCo

Contracts

The Registrant Subsidiaries enter into certain types of contracts which require indemnifications.  Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements.  Generally, these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters.  With respect to sale agreements, exposure generally does not exceed the sale price.  As of December 31, 2014, there were no material liabilities recorded for any indemnifications.

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

Superfund addresses clean-up of hazardous substances that have been released to the environment.  The Federal EPA administers the clean-up programs.  Several states have enacted similar laws.  As of December 31, 2014, APCo and OPCo are named as a Potentially Responsible Party (PRP) for one site and three sites, respectively, by the Federal EPA.  There are seven additional sites for which APCo, I&M, OPCo and SWEPCo have received information requests which could lead to PRP designation.  I&M has also been named potentially liable at two sites under state law including the I&M site discussed in the next paragraph.  SWEPCo has also been named potentially liable at one site under state law.  In those instances where the Registrant Subsidiaries have been named a PRP or defendant, disposal or recycling activities were in accordance with the then-applicable laws and regulations.  Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.  Liability has been resolved for a number of sites with no significant effect on net income.

In 2008, I&M received a letter from the Michigan Department of Environmental Quality (MDEQ) concerning conditions at a site under state law and requesting I&M take voluntary action necessary to prevent and/or mitigate public harm.  I&M started remediation work in accordance with a plan approved by MDEQ.    In September 2014, I&M recorded an accrual for remediation at certain additional sites in Michigan. As of December 31, 2014, I&M’s accrual for all of these sites is approximately $15 million.  As the remediation work is completed, I&M’s cost may change as new information becomes available concerning either the level of contamination at the site or changes in the scope of remediation.  Management cannot predict the amount of additional cost, if any.

Management evaluates the potential liability for each Superfund site separately, but several general statements can be made about potential future liability.  Allegations that materials were disposed at a particular site are often unsubstantiated and the quantity of materials deposited at a site can be small and often nonhazardous.  Although Superfund liability has been interpreted by the courts as joint and several, typically many parties are named as PRPs for each site and several of the parties are financially sound enterprises.  At present, management’s estimates do not anticipate material cleanup costs for identified Superfund sites, except the I&M sites discussed above.

NUCLEAR CONTINGENCIES – AFFECTING I&M

I&M owns and operates the two-unit 2,191MW Cook Plant under licenses granted by the Nuclear Regulatory Commission (NRC).  I&M has a significant future financial commitment to dispose of SNF and to safely decommission and decontaminate the plant.  The licenses to operate the two nuclear units at the Cook Plant expire in 2034 and 2037.  The operation of a nuclear facility also involves special risks, potential liabilities and specific regulatory and safety requirements.  By agreement, I&M is partially liable, together with all other electric utility companies that own nuclear generating units, for a nuclear power plant incident at any nuclear plant in the U.S.  Should a nuclear incident occur at any nuclear power plant in the U.S., the liability could be substantial.

Decommissioning and Low Level Waste Accumulation Disposal

The cost to decommission a nuclear plant is affected by NRC regulations and the SNF disposal program.  Decommissioning costs are accrued over the service life of the Cook Plant.  The most recent decommissioning cost study was performed in 2012.  According to that study, the estimated cost of decommissioning and disposal of low-level radioactive waste ranges from $1.3 billion to $1.7 billion in 2012 nondiscounted dollars.  The wide range in estimated costs is caused by variables in assumptions.  I&M recovers estimated decommissioning costs for the Cook Plant in its rates.  The amounts recovered in rates were $9 million, $10 million and $14 million for the years ended December 31, 2014, 2013 and 2012, respectively.  Decommissioning costs recovered from customers are deposited in external trusts.

As of December 31, 2014 and 2013, the total decommissioning trust fund balance was $1.8 billion and $1.6 billion, respectively.  Trust fund earnings increase the fund assets and decrease the amount remaining to be recovered from ratepayers.  The decommissioning costs (including interest, unrealized gains and losses and expenses of the trust funds) increase or decrease the recorded liability.

I&M continues to work with regulators and customers to recover the remaining estimated costs of decommissioning the Cook Plant.  However, future net income and cash flows would be reduced and financial condition could be impacted if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

SNF Disposal

The federal government is responsible for permanent SNF disposal and assesses fees to nuclear plant owners for SNF disposal.  A fee of one mill per KWh for fuel consumed after April 6, 1983 at the Cook Plant is being collected from customers and remitted to the U.S. Treasury.  This fee was terminated in May 2014. As of December 31, 2014 and 2013, fees and related interest of $266 million and $265 million, respectively, for fuel consumed prior to April 7, 1983 have been recorded as Long-term Debt and funds collected from customers along with related earnings totaling $309 million and $309 million, respectively, to pay the fee are recorded as part of Spent Nuclear Fuel and Decommissioning Trusts.  I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program.

In 2011, I&M signed a settlement agreement with the federal government which permits I&M to make annual filings to recover certain SNF storage costs incurred as a result of the government’s delays in accepting SNF for permanent storage.  Under the settlement agreement, I&M received $22 million, $31 million and $20 million in 2014, 2013 and 2012, respectively, to recover costs and will be eligible to receive additional payment of annual claims for allowed costs that are incurred through December 31, 2016.  The proceeds reduced costs for dry cask storage.  As of December 31, 2014, I&M has deferred $13 million in Prepayments and Other Current Assets and $2 million in Deferred Charges and Other Noncurrent Assets on the balance sheet of dry cask storage and related operation and maintenance costs for recovery under this agreement.

See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 11 for disclosure of the fair value of assets within the trusts.

Nuclear Incident Liability

I&M carries insurance coverage for a nuclear incident at the Cook Plant for property damage, decommissioning and decontamination in the amount of $2.8 billion.  Insurance coverage for a nonnuclear incident at the Cook Plant is $1.7 billion.  Additional insurance provides coverage for a weekly indemnity payment resulting from an insured accidental outage.  I&M utilizes industry mutual insurers for the placement of this insurance coverage.  Participation in this mutual insurance requires a contingent financial obligation of up to $44 million for I&M which is assessable if the insurer’s financial resources would be inadequate to pay for losses.

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

OPERATIONAL CONTINGENCIES

Insurance and Potential Losses – Affecting APCo, I&M, OPCo, PSO and SWEPCo

The Registrant Subsidiaries maintain insurance coverage normal and customary for electric utilities, subject to various deductibles.  The Registrant Subsidiaries also maintain property and casualty insurance that may cover certain physical damage or third-party injuries caused by cyber security incidents. Insurance coverage includes all risks of physical loss or damage to nonnuclear assets, subject to insurance policy conditions and exclusions.  Covered property generally includes power plants, substations, facilities and inventories.  Excluded property generally includes transmission and distribution lines, poles and towers.  The insurance programs also generally provide coverage against loss arising from certain claims made by third parties and are in excess of retentions absorbed by the Registrant Subsidiaries.  Coverage is generally provided by a combination of the protected cell of EIS and/or various industry mutual and/or commercial insurance carriers.

See “Nuclear Contingencies” section of this footnote for a discussion of I&M’s nuclear exposures and related insurance.

Some potential losses or liabilities may not be insurable or the amount of insurance carried may not be sufficient to meet potential losses and liabilities, including, but not limited to, liabilities relating to a cyber security incident or damage to the Cook Plant and costs of replacement power in the event of an incident at the Cook Plant.  Future losses or liabilities, if they occur, which are not completely insured, unless recovered from customers, could reduce future net income and cash flows and impact financial condition.

Rockport Plant Litigation – Affecting I&M

In July 2013, the Wilmington Trust Company filed a complaint in U.S. District Court for the Southern District of New York against AEGCo and I&M alleging that it will be unlawfully burdened by the terms of the modified NSR consent decree after the Rockport Plant, Unit 2 lease expiration in December 2022.  The terms of the consent decree allow the installation of environmental emission control equipment, repowering or retirement of the unit.  The plaintiff further alleges that the defendants’ actions constitute breach of the lease and participation agreement.  The plaintiff seeks a judgment declaring that the defendants breached the lease, must satisfy obligations related to installation of emission control equipment and indemnify the plaintiff.  The New York court has granted the motion to transfer this case to the U.S. District Court for the Southern District of Ohio.  In October 2013, a motion to dismiss the case was filed on behalf of AEGCo and I&M. In January 2015, the court issued an opinion and order granting the motion in part and denying the motion in part. The court dismissed certain of the plaintiffs’ claims. Several claims remain, including the claim for breach of the participation agreement and a claim alleging breach of an implied covenant of good faith and fair dealing.   Management will continue to defend against the remaining claims.  Management is unable to determine a range of potential losses that are reasonably possible of occurring.

Wage and Hours Lawsuit – Affecting PSO

In August 2013, PSO received an amended complaint filed in the U.S. District Court for the Northern District of Oklahoma by 36 current and former line and warehouse employees alleging that they have been denied overtime pay in violation of the Fair Labor Standards Act.  Plaintiffs claim that they are entitled to overtime pay for “on call” time. They allege that restrictions placed on them during on call hours are burdensome enough that they are entitled to compensation for these hours as hours worked.  Plaintiffs also filed a motion to conditionally certify this action as a class action, claiming there are an additional 70 individuals similarly situated to plaintiffs.  Plaintiffs seek damages in the amount of unpaid overtime over a three-year period and liquidated damages in the same amount.

In March 2014, the federal court granted plaintiffs’ motion to conditionally certify the action as a class action.  Notice was given to all potential class members and an additional 44 individuals opted in to the class, bringing the plaintiff class to 80 current and former employees. Management will continue to defend the case. Management is unable to determine a range of potential losses that are reasonably possible of occurring.

Gavin Landfill Litigation – Affecting OPCo
In August 2014, a complaint was filed in the Mason County, West Virginia Circuit Court against AEP, AEPSC, OPCo and an individual supervisor alleging wrongful death and personal injury/illness claims arising out of purported exposure to coal combustion by-product waste at the Gavin Plant landfill.  The lawsuit was filed on behalf of 77 plaintiffs, consisting of 39 current and former contractors of the landfill and 38 family members of those contractors.  Eleven of the family members are pursuing personal injury/illness claims and the remainder are pursuing loss of consortium claims.  The plaintiffs seek compensatory and punitive damages, as well as medical monitoring.  In September 2014, management filed a motion to dismiss the complaint, contending the case should be filed in Ohio.  That motion is pending.  Management will continue to defend against the claims.  Management is unable to determine a range of potential losses that are reasonably possible of occurring.

7.  DISPOSITION AND IMPAIRMENTS

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

Muskingum River Plant, Unit 5 – Affecting OPCo

In May 2013, the U.S. District Court for the Southern District of Ohio approved a modification to the consent decree, which was initially entered into in 2007, requiring certain types of pollution control equipment to be installed at certain AEP plants, including OPCo’s 600MW Muskingum River Plant, Unit 5 (MR5) coal-fired generation plant.  Under the modification to the consent decree, OPCo has the option to cease burning coal and retire MR5 in 2015 or to cease burning coal in 2015 and complete a natural gas refueling project no later than June 2017.  In the second quarter of 2013, based on the approval of the modified consent decree and changes in other market factors, management re-evaluated potential courses of action with respect to the planned operation of MR5 and concluded that completion of a refueling project, which would have extended the useful life of MR5, is remote.  As a result, management completed an impairment analysis and concluded that MR5 was impaired.  Under a market-based value approach, using level 3 unobservable inputs, management determined that the fair value of this generating unit was zero based on the lack of installed environmental control equipment and the nature and condition of this generating unit.  In the second quarter of 2013, OPCo recorded a pretax impairment of $154 million in Asset Impairments and Other Related Charges on the statement of income which includes a $6 million pretax impairment of related material and supplies inventory.  Management expects to retire the plant in 2015.

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

Actuarial Assumptions for Benefit Obligations

The weighted-average assumptions as of December 31 of each year used in the measurement of the Registrant Subsidiaries’ benefit obligations are shown in the following tables:

	Pension Plans		Other Postretirement Benefit Plans
Assumption	2014	2013	2014	2013
Discount Rate	4.00%	4.70%	4.00%	4.70%

	Pension Plans
Assumption – Rate of Compensation Increase (a)	2014	2013
APCo	4.45%	4.60%
I&M	4.80%	4.90%
OPCo	4.80%	5.00%
PSO	4.80%	4.90%
SWEPCo	4.80%	4.85%

(a)	Rates are for base pay only. In addition, an amount is added to reflect target incentive compensation for exempt employees and overtime and incentive pay for nonexempt employees.

A duration-based method is used to determine the discount rate for the plans.  A hypothetical portfolio of high quality corporate bonds is constructed with cash flows matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate is the same for each Registrant Subsidiary.

For 2014, the rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 12% per year, with the average increase shown in the table above.  The compensation increase rates reflect variations in each Registrant Subsidiaries' population participating in the pension plan.

Updated mortality assumptions based on mortality tables issued by the Society of Actuaries in October 2014 were used for the December 31, 2014 benefit obligation measurements. These updates resulted in approximate benefit obligation increases by Registrant Subsidiary as shown in the following table:

	Pension Plans	Other Postretirement Benefit Plans
Increase in Benefit Obligation	(in thousands)
APCo	$17,946	$2,271
I&M	15,117	1,644
OPCo	14,525	310
PSO	6,811	555
SWEPCo	6,445	775

Actuarial Assumptions for Net Periodic Benefit Costs

The weighted-average assumptions as of January 1 of each year used in the measurement of each Registrant Subsidiaries’ benefit costs are shown in the following tables:

	Pension Plans			Other Postretirement Benefit Plans
Assumptions	2014	2013	2012	2014	2013	2012
Discount Rate	4.70%	3.95%	4.55%	4.70%	3.95%	4.75%
Expected Return on Plan Assets	6.00%	6.50%	7.25%	6.75%	7.00%	7.25%

	Pension Plans
Assumption – Rate of Compensation Increase	2014	2013	2012
APCo	4.60%	4.70%	4.70%
I&M	4.90%	5.00%	5.00%
OPCo	5.00%	5.00%	5.00%
PSO	4.90%	4.90%	4.90%
SWEPCo	4.85%	4.75%	4.75%

The expected return on plan assets was determined by evaluating historical returns, the current investment climate (yield on fixed income securities and other recent investment market indicators), rate of inflation and current prospects for economic growth.  The expected return on plan assets is the same for each Registrant Subsidiary.

The health care trend rate assumptions as of January 1 of each year used for OPEB plans measurement purposes are shown below:

Health Care Trend Rates	2014	2013
Initial	6.50%	6.75%
Ultimate	5.00%	5.00%
Year Ultimate Reached	2020	2020

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Effect on Total Service and Interest Cost Components of Net Periodic Postretirement Health Care Benefit Cost:
1% Increase	$902	$343	$308	$158	$179
1% Decrease	(691)	(264)	(237)	(121)	(138)

Effect on the Health Care Component of the Accumulated Postretirement Benefit Obligation:
1% Increase	$17,260	$7,117	$7,251	$3,377	$3,742
1% Decrease	(13,614)	(5,630)	(5,736)	(2,671)	(2,960)

Significant Concentrations of Risk within Plan Assets

In addition to establishing the target asset allocation of plan assets, the investment policy also places restrictions on securities to limit significant concentrations within plan assets.  The investment policy establishes guidelines that govern maximum market exposure, security restrictions, prohibited asset classes, prohibited types of transactions, minimum credit quality, average portfolio credit quality, portfolio duration and concentration limits.  The guidelines were established to mitigate the risk of loss due to significant concentrations in any investment.  Management monitors the plans to control security diversification and ensure compliance with the investment policy.  As of December 31, 2014, the assets were invested in compliance with all investment limits.  See “Investments Held in Trust for Future Liabilities” section of Note 1 for limit details.

Benefit Plan Obligations, Plan Assets and Funded Status as of December 31, 2014 and 2013

The following tables provide a reconciliation of the changes in the plans’ benefit obligations, fair value of plan assets and funded status as of December 31.  The benefit obligation for the defined benefit pension and OPEB plans are the projected benefit obligation and the accumulated benefit obligation, respectively.

APCo	Pension Plans		Other Postretirement Benefit Plans
	2014	2013	2014	2013
Change in Benefit Obligation	(in thousands)
Benefit Obligation as of January 1,	$663,231	$718,460	$279,884	$348,990
Service Cost	7,036	6,171	1,448	2,566
Interest Cost	29,624	27,662	12,788	13,454
Actuarial (Gain) Loss	41,671	(45,619)	(8,975)	(66,056)
Benefit Payments	(38,757)	(43,443)	(26,584)	(27,220)
Participant Contributions	—	—	7,196	6,600
Medicare Subsidy	—	—	1,391	1,550
Benefit Obligation as of December 31,	$702,805	$663,231	$267,148	$279,884

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$627,995	$621,570	$284,840	$267,758
Actual Gain on Plan Assets	44,052	49,832	11,836	34,289
Company Contributions	8,999	36	3,345	3,413
Participant Contributions	—	—	7,196	6,600
Benefit Payments	(38,757)	(43,443)	(26,584)	(27,220)
Fair Value of Plan Assets as of December 31,	$642,289	$627,995	$280,633	$284,840

Funded (Underfunded) Status as of December 31,	$(60,516)	$(35,236)	$13,485	$4,956

I&M	Pension Plans		Other Postretirement Benefit Plans
	2014	2013	2014	2013
Change in Benefit Obligation	(in thousands)
Benefit Obligation as of January 1,	$574,699	$618,973	$166,497	$218,553
Service Cost	10,068	8,736	1,947	3,219
Interest Cost	26,293	24,100	7,638	8,221
Actuarial (Gain) Loss	38,466	(41,631)	(4,925)	(52,800)
Benefit Payments	(31,578)	(35,479)	(15,730)	(16,613)
Participant Contributions	—	—	5,168	4,745
Medicare Subsidy	—	—	1,064	1,172
Benefit Obligation as of December 31,	$617,948	$574,699	$161,659	$166,497

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$559,143	$552,026	$206,214	$194,128
Actual Gain on Plan Assets	55,295	42,584	6,664	23,844
Company Contributions	8,877	12	92	110
Participant Contributions	—	—	5,168	4,745
Benefit Payments	(31,578)	(35,479)	(15,730)	(16,613)
Fair Value of Plan Assets as of December 31,	$591,737	$559,143	$202,408	$206,214

Funded (Underfunded) Status as of December 31,	$(26,211)	$(15,556)	$40,749	$39,717

OPCo	Pension Plans		Other Postretirement Benefit Plans
	2014	2013	2014	2013
Change in Benefit Obligation	(in thousands)
Benefit Obligation as of January 1,	$523,643	$1,068,186	$171,164	$466,290
Transfer of OPCo Generation Benefit Obligation	—	(499,725)	—	(250,843)
Service Cost	5,140	5,285	1,026	2,882
Interest Cost	22,105	21,939	7,601	9,494
Actuarial (Gain) Loss	6,761	(34,373)	(4,286)	(44,149)
Benefit Payments	(31,399)	(37,669)	(17,353)	(18,844)
Participant Contributions	—	—	5,564	5,199
Medicare Subsidy	—	—	981	1,135
Benefit Obligation as of December 31,	$526,250	$523,643	$164,697	$171,164

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$501,634	$1,015,115	$211,994	$366,301
Transfer of OPCo Generation Plan Assets	—	(506,076)	—	(170,650)
Actual Gain on Plan Assets	21,679	30,264	6,007	29,576
Company Contributions	6,547	—	—	412
Participant Contributions	—	—	5,564	5,199
Benefit Payments	(31,399)	(37,669)	(17,353)	(18,844)
Fair Value of Plan Assets as of December 31,	$498,461	$501,634	$206,212	$211,994

Funded (Underfunded) Status as of December 31,	$(27,789)	$(22,009)	$41,515	$40,830

PSO	Pension Plans		Other Postretirement Benefit Plans
	2014	2013	2014	2013
Change in Benefit Obligation	(in thousands)
Benefit Obligation as of January 1,	$260,710	$279,685	$77,779	$99,680
Service Cost	5,207	5,562	839	1,372
Interest Cost	12,057	10,993	3,574	3,793
Actuarial (Gain) Loss	25,708	(15,381)	(952)	(22,070)
Benefit Payments	(18,277)	(20,149)	(7,305)	(7,741)
Participant Contributions	—	—	2,304	2,229
Medicare Subsidy	—	—	467	516
Benefit Obligation as of December 31,	$285,405	$260,710	$76,706	$77,779

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$264,597	$264,823	$96,333	$90,521
Actual Gain on Plan Assets	24,607	19,892	4,709	11,324
Company Contributions	4,555	31	—	—
Participant Contributions	—	—	2,304	2,229
Benefit Payments	(18,277)	(20,149)	(7,305)	(7,741)
Fair Value of Plan Assets as of December 31,	$275,482	$264,597	$96,041	$96,333

Funded (Underfunded) Status as of December 31,	$(9,923)	$3,887	$19,335	$18,554

SWEPCo	Pension Plans		Other Postretirement Benefit Plans
	2014	2013	2014	2013
Change in Benefit Obligation	(in thousands)
Benefit Obligation as of January 1,	$270,564	$285,560	$86,997	$109,948
Service Cost	6,618	7,011	1,012	1,693
Interest Cost	12,651	11,454	3,992	4,301
Actuarial (Gain) Loss	27,511	(12,818)	(2,296)	(23,852)
Benefit Payments	(19,178)	(20,643)	(7,731)	(8,057)
Participant Contributions	—	—	2,532	2,410
Medicare Subsidy	—	—	499	554
Benefit Obligation as of December 31,	$298,166	$270,564	$85,005	$86,997

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$278,946	$279,699	$107,750	$99,846
Actual Gain on Plan Assets	26,482	19,823	3,881	13,551
Company Contributions	3,902	67	—	—
Participant Contributions	—	—	2,532	2,410
Benefit Payments	(19,178)	(20,643)	(7,731)	(8,057)
Fair Value of Plan Assets as of December 31,	$290,152	$278,946	$106,432	$107,750

Funded (Underfunded) Status as of December 31,	$(8,014)	$8,382	$21,427	$20,753

Amounts Recognized on the Registrant Subsidiaries' Balance Sheets as of December 31, 2014 and 2013

	Pension Plans		Other Postretirement Benefit Plans
	December 31,
APCo	2014	2013	2014	2013
	(in thousands)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$—	$—	$56,498	$27,945
Other Current Liabilities – Accrued Short-term Benefit Liability	(39)	(34)	(2,884)	(2,970)
Employee Benefits and Pension Obligations – Accrued Long-term Benefit Liability	(60,477)	(35,202)	(40,129)	(20,019)
Funded (Underfunded) Status	$(60,516)	$(35,236)	$13,485	$4,956

	Pension Plans		Other Postretirement Benefit Plans
	December 31,
I&M	2014	2013	2014	2013
	(in thousands)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$—	$—	$40,749	$39,590
Other Current Liabilities – Accrued Short-term Benefit Liability	(28)	(43)	—	—
Deferred Credits and Other Noncurrent Liabilities – Accrued Long-term Benefit Liability	(26,183)	(15,513)	—	127
Funded (Underfunded) Status	$(26,211)	$(15,556)	$40,749	$39,717

	Pension Plans		Other Postretirement Benefit Plans
	December 31,
OPCo	2014	2013	2014	2013
	(in thousands)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$—	$—	$41,515	$39,496
Other Current Liabilities – Accrued Short-term Benefit Liability	(1)	(1)	—	—
Employee Benefits and Pension Obligations – Accrued Long-term Benefit Liability	(27,788)	(22,008)	—	1,334
Funded (Underfunded) Status	$(27,789)	$(22,009)	$41,515	$40,830

	Pension Plans		Other Postretirement Benefit Plans
	December 31,
PSO	2014	2013	2014	2013
	(in thousands)
Employee Benefits and Pension Assets – Prepaid Benefit Costs	$—	$5,280	$19,335	$17,349
Other Current Liabilities – Accrued Short-term Benefit Liability	(190)	(107)	—	—
Employee Benefits and Pension Obligations – Accrued Long-term Benefit Liability	(9,733)	(1,286)	—	1,205
Funded (Underfunded) Status	$(9,923)	$3,887	$19,335	$18,554

	Pension Plans		Other Postretirement Benefit Plans
	December 31,
SWEPCo	2014	2013	2014	2013
	(in thousands)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$—	$9,506	$21,427	$19,210
Other Current Liabilities – Accrued Short-term Benefit Liability	(82)	(79)	—	—
Employee Benefits and Pension Obligations – Accrued Long-term Benefit Liability	(7,932)	(1,045)	—	1,543
Funded (Underfunded) Status	$(8,014)	$8,382	$21,427	$20,753

Amounts Included in AOCI and Regulatory Assets as of December 31, 2014 and 2013

APCo	Pension Plans		Other Postretirement Benefit Plans
	December 31,
	2014	2013	2014	2013
Components	(in thousands)
Net Actuarial Loss	$235,000	$220,047	$65,841	$72,732
Prior Service Cost (Credit)	523	720	(90,626)	(100,676)

Recorded as
Regulatory Assets	$232,815	$217,937	$(20,330)	$(25,473)
Deferred Income Taxes	948	991	(1,559)	(865)
Net of Tax AOCI	1,760	1,839	(2,896)	(1,606)

I&M	Pension Plans		Other Postretirement Benefit Plans
	December 31,
	2014	2013	2014	2013
Components	(in thousands)
Net Actuarial Loss	$137,945	$138,367	$54,444	$54,949
Prior Service Cost (Credit)	510	705	(85,117)	(94,538)

Recorded as
Regulatory Assets	$134,121	$134,560	$(26,264)	$(34,428)
Deferred Income Taxes	1,517	1,579	(1,543)	(1,807)
Net of Tax AOCI	2,817	2,933	(2,866)	(3,354)

OPCo	Pension Plans		Other Postretirement Benefit Plans
	December 31,
	2014	2013	2014	2013
Components	(in thousands)
Net Actuarial Loss	$226,755	$227,668	$30,651	$29,804
Prior Service Cost (Credit)	393	550	(62,377)	(69,300)

Recorded as
Regulatory Assets	$227,148	$228,218	$(31,726)	$(39,496)

PSO	Pension Plans		Other Postretirement Benefit Plans
	December 31,
	2014	2013	2014	2013
Components	(in thousands)
Net Actuarial Loss	$102,641	$93,688	$25,242	$25,712
Prior Service Cost (Credit)	536	832	(38,771)	(43,061)

Recorded as
Regulatory Assets	$103,177	$94,520	$(13,529)	$(17,349)

SWEPCo	Pension Plans		Other Postretirement Benefit Plans
	December 31,
	2014	2013	2014	2013
Components	(in thousands)
Net Actuarial Loss	$104,903	$95,492	$32,377	$32,772
Prior Service Cost (Credit)	655	1,004	(46,826)	(51,982)

Recorded as
Regulatory Assets	$105,558	$96,496	$(8,959)	$(11,836)
Deferred Income Taxes	—	—	(1,921)	(2,580)
Net of Tax AOCI	—	—	(3,569)	(4,794)

Components of the change in amounts included in AOCI and Regulatory Assets by Registrant Subsidiary during the years ended December 31, 2014 and 2013 are as follows:

Pension Plans – Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Loss During the Year	$31,546	$14,163	$11,509	$15,706	$16,457
Amortization of Actuarial Loss	(16,593)	(14,585)	(12,422)	(6,753)	(7,046)
Amortization of Prior Service Cost	(197)	(195)	(157)	(296)	(349)
Change for the Year Ended December 31, 2014	$14,756	$(617)	$(1,070)	$8,657	$9,062

Pension Plans – Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Gain During the Year	$(58,411)	$(51,388)	$(253,392)	$(19,599)	$(16,133)
Amortization of Actuarial Loss	(25,025)	(21,688)	(19,833)	(9,845)	(10,214)
Amortization of Prior Service Cost	(198)	(195)	(157)	(297)	(349)
Change for the Year Ended December 31, 2013	$(83,634)	$(73,271)	$(273,382)	$(29,741)	$(26,696)

Other Postretirement Benefit Plans – Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial (Gain) Loss During the Year	$(2,309)	$1,863	$3,226	$639	$840
Amortization of Actuarial Loss	(4,582)	(2,368)	(2,379)	(1,109)	(1,235)
Amortization of Prior Service Credit	10,050	9,421	6,923	4,290	5,156
Change for the Year Ended December 31, 2014	$3,159	$8,916	$7,770	$3,820	$4,761

Other Postretirement Benefit Plans – Components	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Actuarial Gain During the Year	$(82,192)	$(63,460)	$(111,922)	$(27,305)	$(30,523)
Amortization of Actuarial Loss	(12,249)	(7,526)	(8,633)	(3,476)	(3,928)
Amortization of Prior Service Credit	10,050	9,421	6,962	4,289	5,156
Change for the Year Ended December 31, 2013	$(84,391)	$(61,565)	$(113,593)	$(26,492)	$(29,295)

Pension and Other Postretirement Benefits Plans’ Assets

The following tables present the classification of pension plan assets within the fair value hierarchy by Registrant Subsidiary as of December 31, 2014:

APCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$76,107	$—	$—	$—	$76,107	11.9%
International	64,930	—	—	—	64,930	10.1%
Options	—	1,822	—	—	1,822	0.3%
Real Estate Investment Trusts	7,019	—	—	—	7,019	1.1%
Common Collective Trust – Global	—	48,751	—	—	48,751	7.6%
Common Collective Trust – International	—	2,390	—	—	2,390	0.4%
Subtotal – Equities	148,056	52,963	—	—	201,019	31.4%

Fixed Income:
Common Collective Trust – Debt	—	3,904	—	—	3,904	0.6%
United States Government and Agency Securities	—	58,164	—	—	58,164	9.0%
Corporate Debt	—	232,667	—	—	232,667	36.2%
Foreign Debt	—	51,806	—	—	51,806	8.1%
State and Local Government	—	1,927	—	—	1,927	0.3%
Other – Asset Backed	—	3,766	—	—	3,766	0.6%
Subtotal – Fixed Income	—	352,234	—	—	352,234	54.8%

Infrastructure	—	—	1,617	—	1,617	0.3%
Real Estate	—	—	30,487	—	30,487	4.7%
Alternative Investments	—	—	48,985	—	48,985	7.6%
Securities Lending	—	28,414	—	—	28,414	4.4%
Securities Lending Collateral (a)	—	—	—	(28,641)	(28,641)	(4.5)%
Cash and Cash Equivalents	—	6,888	—	—	6,888	1.1%
Other – Pending Transactions and Accrued Income (b)	—	—	—	1,286	1,286	0.2%

Total	$148,056	$440,499	$81,089	$(27,355)	$642,289	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

I&M
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$70,116	$—	$—	$—	$70,116	11.9%
International	59,820	—	—	—	59,820	10.1%
Options	—	1,678	—	—	1,678	0.3%
Real Estate Investment Trusts	6,467	—	—	—	6,467	1.1%
Common Collective Trust – Global	—	44,914	—	—	44,914	7.6%
Common Collective Trust – International	—	2,201	—	—	2,201	0.4%
Subtotal – Equities	136,403	48,793	—	—	185,196	31.4%

Fixed Income:
Common Collective Trust – Debt	—	3,597	—	—	3,597	0.6%
United States Government and Agency Securities	—	53,586	—	—	53,586	9.0%
Corporate Debt	—	214,355	—	—	214,355	36.2%
Foreign Debt	—	47,728	—	—	47,728	8.1%
State and Local Government	—	1,775	—	—	1,775	0.3%
Other – Asset Backed	—	3,470	—	—	3,470	0.6%
Subtotal – Fixed Income	—	324,511	—	—	324,511	54.8%

Infrastructure	—	—	1,490	—	1,490	0.3%
Real Estate	—	—	28,088	—	28,088	4.7%
Alternative Investments	—	—	45,130	—	45,130	7.6%
Securities Lending	—	26,178	—	—	26,178	4.4%
Securities Lending Collateral (a)	—	—	—	(26,386)	(26,386)	(4.5)%
Cash and Cash Equivalents	—	6,345	—	—	6,345	1.1%
Other – Pending Transactions and Accrued Income (b)	—	—	—	1,185	1,185	0.2%

Total	$136,403	$405,827	$74,708	$(25,201)	$591,737	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

OPCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$59,064	$—	$—	$—	$59,064	11.9%
International	50,390	—	—	—	50,390	10.1%
Options	—	1,414	—	—	1,414	0.3%
Real Estate Investment Trusts	5,448	—	—	—	5,448	1.1%
Common Collective Trust – Global	—	37,834	—	—	37,834	7.6%
Common Collective Trust – International	—	1,854	—	—	1,854	0.4%
Subtotal – Equities	114,902	41,102	—	—	156,004	31.4%

Fixed Income:
Common Collective Trust – Debt	—	3,030	—	—	3,030	0.6%
United States Government and Agency Securities	—	45,139	—	—	45,139	9.0%
Corporate Debt	—	180,566	—	—	180,566	36.2%
Foreign Debt	—	40,205	—	—	40,205	8.1%
State and Local Government	—	1,496	—	—	1,496	0.3%
Other – Asset Backed	—	2,923	—	—	2,923	0.6%
Subtotal – Fixed Income	—	273,359	—	—	273,359	54.8%

Infrastructure	—	—	1,255	—	1,255	0.3%
Real Estate	—	—	23,660	—	23,660	4.7%
Alternative Investments	—	—	38,016	—	38,016	7.6%
Securities Lending	—	22,051	—	—	22,051	4.4%
Securities Lending Collateral (a)	—	—	—	(22,227)	(22,227)	(4.5)%
Cash and Cash Equivalents	—	5,345	—	—	5,345	1.1%
Other – Pending Transactions and Accrued Income (b)	—	—	—	998	998	0.2%

Total	$114,902	$341,857	$62,931	$(21,229)	$498,461	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

PSO
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$32,642	$—	$—	$—	$32,642	11.9%
International	27,849	—	—	—	27,849	10.1%
Options	—	781	—	—	781	0.3%
Real Estate Investment Trusts	3,011	—	—	—	3,011	1.1%
Common Collective Trust - Global	—	20,910	—	—	20,910	7.6%
Common Collective Trust – International	—	1,025	—	—	1,025	0.4%
Subtotal – Equities	63,502	22,716	—	—	86,218	31.4%

Fixed Income:
Common Collective Trust – Debt	—	1,675	—	—	1,675	0.6%
United States Government and Agency Securities	—	24,947	—	—	24,947	9.0%
Corporate Debt	—	99,792	—	—	99,792	36.2%
Foreign Debt	—	22,220	—	—	22,220	8.1%
State and Local Government	—	827	—	—	827	0.3%
Other – Asset Backed	—	1,615	—	—	1,615	0.6%
Subtotal – Fixed Income	—	151,076	—	—	151,076	54.8%

Infrastructure	—	—	693	—	693	0.3%
Real Estate	—	—	13,076	—	13,076	4.7%
Alternative Investments	—	—	21,010	—	21,010	7.6%
Securities Lending	—	12,187	—	—	12,187	4.4%
Securities Lending Collateral (a)	—	—	—	(12,284)	(12,284)	(4.5)%
Cash and Cash Equivalents	—	2,954	—	—	2,954	1.1%
Other – Pending Transactions and Accrued Income (b)	—	—	—	552	552	0.2%

Total	$63,502	$188,933	$34,779	$(11,732)	$275,482	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

SWEPCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$34,382	$—	$—	$—	$34,382	11.9%
International	29,332	—	—	—	29,332	10.1%
Options	—	823	—	—	823	0.3%
Real Estate Investment Trusts	3,171	—	—	—	3,171	1.1%
Common Collective Trust – Global	—	22,023	—	—	22,023	7.6%
Common Collective Trust – International	—	1,079	—	—	1,079	0.4%
Subtotal – Equities	66,885	23,925	—	—	90,810	31.4%

Fixed Income:
Common Collective Trust – Debt	—	1,764	—	—	1,764	0.6%
United States Government and Agency Securities	—	26,275	—	—	26,275	9.0%
Corporate Debt	—	105,107	—	—	105,107	36.2%
Foreign Debt	—	23,403	—	—	23,403	8.1%
State and Local Government	—	871	—	—	871	0.3%
Other – Asset Backed	—	1,701	—	—	1,701	0.6%
Subtotal – Fixed Income	—	159,121	—	—	159,121	54.8%

Infrastructure	—	—	730	—	730	0.3%
Real Estate	—	—	13,772	—	13,772	4.7%
Alternative Investments	—	—	22,129	—	22,129	7.6%
Securities Lending	—	12,836	—	—	12,836	4.4%
Securities Lending Collateral (a)	—	—	—	(12,938)	(12,938)	(4.5)%
Cash and Cash Equivalents	—	3,111	—	—	3,111	1.1%
Other – Pending Transactions and Accrued Income (b)	—	—	—	581	581	0.2%

Total	$66,885	$198,993	$36,631	$(12,357)	$290,152	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following tables set forth a reconciliation of changes in the fair value of assets classified as Level 3 in the fair value hierarchy by Registrant Subsidiary for pension assets:

APCo	Infrastructure	Real Estate	Alternative Investments	Total Level 3
	(in thousands)
Balance as of January 1, 2014	$—	$31,757	$43,939	$75,696
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	—	2,829	3,276	6,105
Relating to Assets Sold During the Period	—	9,831	1,616	11,447
Purchases and Sales	1,617	(13,930)	154	(12,159)
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—
Balance as of December 31, 2014	$1,617	$30,487	$48,985	$81,089

I&M	Infrastructure	Real Estate	Alternative Investments	Total Level 3
	(in thousands)
Balance as of January 1, 2014	$—	$28,275	$39,121	$67,396
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	—	417	3,902	4,319
Relating to Assets Sold During the Period	—	1,448	1,924	3,372
Purchases and Sales	1,490	(2,052)	183	(379)
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—
Balance as of December 31, 2014	$1,490	$28,088	$45,130	$74,708

OPCo	Infrastructure	Real Estate	Alternative Investments	Total Level 3
	(in thousands)
Balance as of January 1, 2014	$—	$25,367	$35,098	$60,465
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	—	3,802	1,895	5,697
Relating to Assets Sold During the Period	—	13,219	934	14,153
Purchases and Sales	1,255	(18,728)	89	(17,384)
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—
Balance as of December 31, 2014	$1,255	$23,660	$38,016	$62,931

PSO	Infrastructure	Real Estate	Alternative Investments	Total Level 3
	(in thousands)
Balance as of January 1, 2014	$—	$13,380	$18,513	$31,893
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	—	683	1,622	2,305
Relating to Assets Sold During the Period	—	2,371	799	3,170
Purchases and Sales	693	(3,358)	76	(2,589)
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—
Balance as of December 31, 2014	$693	$13,076	$21,010	$34,779

SWEPCo	Infrastructure	Real Estate	Alternative Investments	Total Level 3
	(in thousands)
Balance as of January 1, 2014	$—	$14,106	$19,517	$33,623
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	—	745	1,696	2,441
Relating to Assets Sold During the Period	—	2,590	836	3,426
Purchases and Sales	730	(3,669)	80	(2,859)
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—
Balance as of December 31, 2014	$730	$13,772	$22,129	$36,631

The following tables present the classification of OPEB plan assets within the fair value hierarchy by Registrant Subsidiary as of December 31, 2014:

APCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$77,221	$—	$—	$—	$77,221	27.5%
International	93,871	—	—	—	93,871	33.5%
Options	—	2,712	—	—	2,712	1.0%
Common Collective Trust – Global	—	4,905	—	—	4,905	1.8%
Subtotal – Equities	171,092	7,617	—	—	178,709	63.8%

Fixed Income:
Common Collective Trust – Debt	—	17,188	—	—	17,188	6.1%
United States Government and Agency Securities	—	11,775	—	—	11,775	4.2%
Corporate Debt	—	20,787	—	—	20,787	7.4%
Foreign Debt	—	3,532	—	—	3,532	1.3%
State and Local Government	—	975	—	—	975	0.3%
Other – Asset Backed	—	820	—	—	820	0.3%
Subtotal – Fixed Income	—	55,077	—	—	55,077	19.6%

Trust Owned Life Insurance:
International Equities	—	1,709	—	—	1,709	0.6%
United States Bonds	—	35,131	—	—	35,131	12.5%
Subtotal – Trust Owned Life Insurance	—	36,840	—	—	36,840	13.1%

Cash and Cash Equivalents	7,751	1,586	—	—	9,337	3.3%
Other – Pending Transactions and Accrued Income (a)	—	—	—	670	670	0.2%

Total	$178,843	$101,120	$—	$670	$280,633	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

I&M
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$55,695	$—	$—	$—	$55,695	27.5%
International	67,705	—	—	—	67,705	33.5%
Options	—	1,956	—	—	1,956	1.0%
Common Collective Trust – Global	—	3,538	—	—	3,538	1.8%
Subtotal – Equities	123,400	5,494	—	—	128,894	63.8%

Fixed Income:
Common Collective Trust – Debt	—	12,397	—	—	12,397	6.1%
United States Government and Agency Securities	—	8,493	—	—	8,493	4.2%
Corporate Debt	—	14,993	—	—	14,993	7.4%
Foreign Debt	—	2,547	—	—	2,547	1.3%
State and Local Government	—	704	—	—	704	0.3%
Other – Asset Backed	—	592	—	—	592	0.3%
Subtotal – Fixed Income	—	39,726	—	—	39,726	19.6%

Trust Owned Life Insurance:
International Equities	—	1,232	—	—	1,232	0.6%
United States Bonds	—	25,339	—	—	25,339	12.5%
Subtotal – Trust Owned Life Insurance	—	26,571	—	—	26,571	13.1%

Cash and Cash Equivalents	5,590	1,144	—	—	6,734	3.3%
Other – Pending Transactions and Accrued Income (a)	—	—	—	483	483	0.2%

Total	$128,990	$72,935	$—	$483	$202,408	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

OPCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$56,743	$—	$—	$—	$56,743	27.5%
International	68,977	—	—	—	68,977	33.5%
Options	—	1,993	—	—	1,993	1.0%
Common Collective Trust – Global	—	3,604	—	—	3,604	1.8%
Subtotal – Equities	125,720	5,597	—	—	131,317	63.8%

Fixed Income:
Common Collective Trust – Debt	—	12,630	—	—	12,630	6.1%
United States Government and Agency Securities	—	8,653	—	—	8,653	4.2%
Corporate Debt	—	15,274	—	—	15,274	7.4%
Foreign Debt	—	2,595	—	—	2,595	1.3%
State and Local Government	—	717	—	—	717	0.3%
Other – Asset Backed	—	603	—	—	603	0.3%
Subtotal – Fixed Income	—	40,472	—	—	40,472	19.6%

Trust Owned Life Insurance:
International Equities	—	1,256	—	—	1,256	0.6%
United States Bonds	—	25,815	—	—	25,815	12.5%
Subtotal – Trust Owned Life Insurance	—	27,071	—	—	27,071	13.1%

Cash and Cash Equivalents	5,695	1,165	—	—	6,860	3.3%
Other – Pending Transactions and Accrued Income (a)	—	—	—	492	492	0.2%

Total	$131,415	$74,305	$—	$492	$206,212	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

PSO
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$26,425	$—	$—	$—	$26,425	27.5%
International	32,126	—	—	—	32,126	33.5%
Options	—	928	—	—	928	1.0%
Common Collective Trust – Global	—	1,679	—	—	1,679	1.8%
Subtotal – Equities	58,551	2,607	—	—	61,158	63.8%

Fixed Income:
Common Collective Trust – Debt	—	5,882	—	—	5,882	6.1%
United States Government and Agency Securities	—	4,030	—	—	4,030	4.2%
Corporate Debt	—	7,114	—	—	7,114	7.4%
Foreign Debt	—	1,209	—	—	1,209	1.3%
State and Local Government	—	334	—	—	334	0.3%
Other – Asset Backed	—	281	—	—	281	0.3%
Subtotal – Fixed Income	—	18,850	—	—	18,850	19.6%

Trust Owned Life Insurance:
International Equities	—	585	—	—	585	0.6%
United States Bonds	—	12,023	—	—	12,023	12.5%
Subtotal – Trust Owned Life Insurance	—	12,608	—	—	12,608	13.1%

Cash and Cash Equivalents	2,653	543	—	—	3,196	3.3%
Other – Pending Transactions and Accrued Income (a)	—	—	—	229	229	0.2%

Total	$61,204	$34,608	$—	$229	$96,041	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

SWEPCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$29,286	$—	$—	$—	$29,286	27.5%
International	35,601	—	—	—	35,601	33.5%
Options	—	1,029	—	—	1,029	1.0%
Common Collective Trust – Global	—	1,860	—	—	1,860	1.8%
Subtotal – Equities	64,887	2,889	—	—	67,776	63.8%

Fixed Income:
Common Collective Trust – Debt	—	6,519	—	—	6,519	6.1%
United States Government and Agency Securities	—	4,466	—	—	4,466	4.2%
Corporate Debt	—	7,884	—	—	7,884	7.4%
Foreign Debt	—	1,339	—	—	1,339	1.3%
State and Local Government	—	370	—	—	370	0.3%
Other – Asset Backed	—	311	—	—	311	0.3%
Subtotal – Fixed Income	—	20,889	—	—	20,889	19.6%

Trust Owned Life Insurance:
International Equities	—	648	—	—	648	0.6%
United States Bonds	—	13,324	—	—	13,324	12.5%
Subtotal – Trust Owned Life Insurance	—	13,972	—	—	13,972	13.1%

Cash and Cash Equivalents	2,940	601	—	—	3,541	3.3%
Other – Pending Transactions and Accrued Income (a)	—	—	—	254	254	0.2%

Total	$67,827	$38,351	$—	$254	$106,432	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following tables present the classification of pension plan assets within the fair value hierarchy by Registrant Subsidiary as of December 31, 2013:

APCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$145,515	$—	$—	$—	$145,515	23.2%
International	68,591	—	—	—	68,591	10.9%
Real Estate Investment Trusts	7,718	—	—	—	7,718	1.2%
Common Collective Trust – International	—	1,302	—	—	1,302	0.2%
Subtotal – Equities	221,824	1,302	—	—	223,126	35.5%

Fixed Income:
Common Collective Trust – Debt	—	3,456	—	—	3,456	0.5%
United States Government and Agency Securities	—	51,556	—	—	51,556	8.2%
Corporate Debt	—	213,280	—	—	213,280	34.0%
Foreign Debt	—	45,818	—	—	45,818	7.3%
State and Local Government	—	3,730	—	—	3,730	0.6%
Other – Asset Backed	—	4,437	—	—	4,437	0.7%
Subtotal – Fixed Income	—	322,277	—	—	322,277	51.3%

Real Estate	—	—	31,757	—	31,757	5.0%
Alternative Investments	—	—	43,939	—	43,939	7.0%
Securities Lending	—	4,689	—	—	4,689	0.8%
Securities Lending Collateral (a)	—	—	—	(6,024)	(6,024)	(0.9)%
Cash and Cash Equivalents	—	6,476	—	—	6,476	1.0%
Other – Pending Transactions and Accrued Income (b)	—	—	—	1,755	1,755	0.3%

Total	$221,824	$334,744	$75,696	$(4,269)	$627,995	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

I&M
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$129,561	$—	$—	$—	$129,561	23.2%
International	61,071	—	—	—	61,071	10.9%
Real Estate Investment Trusts	6,872	—	—	—	6,872	1.2%
Common Collective Trust – International	—	1,159	—	—	1,159	0.2%
Subtotal – Equities	197,504	1,159	—	—	198,663	35.5%

Fixed Income:
Common Collective Trust – Debt	—	3,077	—	—	3,077	0.5%
United States Government and Agency Securities	—	45,904	—	—	45,904	8.2%
Corporate Debt	—	189,896	—	—	189,896	34.0%
Foreign Debt	—	40,794	—	—	40,794	7.3%
State and Local Government	—	3,321	—	—	3,321	0.6%
Other – Asset Backed	—	3,951	—	—	3,951	0.7%
Subtotal – Fixed Income	—	286,943	—	—	286,943	51.3%

Real Estate	—	—	28,275	—	28,275	5.0%
Alternative Investments	—	—	39,121	—	39,121	7.0%
Securities Lending	—	4,175	—	—	4,175	0.8%
Securities Lending Collateral (a)	—	—	—	(5,363)	(5,363)	(0.9)%
Cash and Cash Equivalents	—	5,766	—	—	5,766	1.0%
Other – Pending Transactions and Accrued Income (b)	—	—	—	1,563	1,563	0.3%

Total	$197,504	$298,043	$67,396	$(3,800)	$559,143	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

OPCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$116,233	$—	$—	$—	$116,233	23.2%
International	54,790	—	—	—	54,790	10.9%
Real Estate Investment Trusts	6,165	—	—	—	6,165	1.2%
Common Collective Trust – International	—	1,040	—	—	1,040	0.2%
Subtotal – Equities	177,188	1,040	—	—	178,228	35.5%

Fixed Income:
Common Collective Trust – Debt	—	2,761	—	—	2,761	0.5%
United States Government and Agency Securities	—	41,183	—	—	41,183	8.2%
Corporate Debt	—	170,365	—	—	170,365	34.0%
Foreign Debt	—	36,599	—	—	36,599	7.3%
State and Local Government	—	2,980	—	—	2,980	0.6%
Other – Asset Backed	—	3,545	—	—	3,545	0.7%
Subtotal – Fixed Income	—	257,433	—	—	257,433	51.3%

Real Estate	—	—	25,367	—	25,367	5.0%
Alternative Investments	—	—	35,098	—	35,098	7.0%
Securities Lending	—	3,745	—	—	3,745	0.8%
Securities Lending Collateral (a)	—	—	—	(4,812)	(4,812)	(0.9)%
Cash and Cash Equivalents	—	5,173	—	—	5,173	1.0%
Other – Pending Transactions and Accrued Income (b)	—	—	—	1,402	1,402	0.3%

Total	$177,188	$267,391	$60,465	$(3,410)	$501,634	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

PSO
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$61,309	$—	$—	$—	$61,309	23.2%
International	28,900	—	—	—	28,900	10.9%
Real Estate Investment Trusts	3,252	—	—	—	3,252	1.2%
Common Collective Trust – International	—	548	—	—	548	0.2%
Subtotal – Equities	93,461	548	—	—	94,009	35.5%

Fixed Income:
Common Collective Trust – Debt	—	1,456	—	—	1,456	0.5%
United States Government and Agency Securities	—	21,723	—	—	21,723	8.2%
Corporate Debt	—	89,863	—	—	89,863	34.0%
Foreign Debt	—	19,305	—	—	19,305	7.3%
State and Local Government	—	1,572	—	—	1,572	0.6%
Other – Asset Backed	—	1,870	—	—	1,870	0.7%
Subtotal – Fixed Income	—	135,789	—	—	135,789	51.3%

Real Estate	—	—	13,380	—	13,380	5.0%
Alternative Investments	—	—	18,513	—	18,513	7.0%
Securities Lending	—	1,976	—	—	1,976	0.8%
Securities Lending Collateral (a)	—	—	—	(2,538)	(2,538)	(0.9)%
Cash and Cash Equivalents	—	2,729	—	—	2,729	1.0%
Other – Pending Transactions and Accrued Income (b)	—	—	—	739	739	0.3%

Total	$93,461	$141,042	$31,893	$(1,799)	$264,597	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

SWEPCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$64,634	$—	$—	$—	$64,634	23.2%
International	30,467	—	—	—	30,467	10.9%
Real Estate Investment Trusts	3,428	—	—	—	3,428	1.2%
Common Collective Trust – International	—	578	—	—	578	0.2%
Subtotal – Equities	98,529	578	—	—	99,107	35.5%

Fixed Income:
Common Collective Trust – Debt	—	1,535	—	—	1,535	0.5%
United States Government and Agency Securities	—	22,901	—	—	22,901	8.2%
Corporate Debt	—	94,736	—	—	94,736	34.0%
Foreign Debt	—	20,352	—	—	20,352	7.3%
State and Local Government	—	1,657	—	—	1,657	0.6%
Other – Asset Backed	—	1,971	—	—	1,971	0.7%
Subtotal – Fixed Income	—	143,152	—	—	143,152	51.3%

Real Estate	—	—	14,106	—	14,106	5.0%
Alternative Investments	—	—	19,517	—	19,517	7.0%
Securities Lending	—	2,083	—	—	2,083	0.8%
Securities Lending Collateral (a)	—	—	—	(2,676)	(2,676)	(0.9)%
Cash and Cash Equivalents	—	2,877	—	—	2,877	1.0%
Other – Pending Transactions and Accrued Income (b)	—	—	—	780	780	0.3%

Total	$98,529	$148,690	$33,623	$(1,896)	$278,946	100.0%

(a)	Amounts in "Other" column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

The following tables set forth a reconciliation of changes in the fair value of assets classified as Level 3 in the fair value hierarchy for pension assets by Registrant Subsidiary:

APCo	Real Estate	Alternative Investments	Total Level 3
	(in thousands)
Balance as of January 1, 2013	$29,063	$25,888	$54,951
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	3,861	1,932	5,793
Relating to Assets Sold During the Period	—	1,949	1,949
Purchases and Sales	(1,167)	14,170	13,003
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Balance as of December 31, 2013	$31,757	$43,939	$75,696

I&M	Real Estate	Alternative Investments	Total Level 3
	(in thousands)
Balance as of January 1, 2013	$25,811	$22,992	$48,803
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	3,531	1,727	5,258
Relating to Assets Sold During the Period	—	1,741	1,741
Purchases and Sales	(1,067)	12,661	11,594
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Balance as of December 31, 2013	$28,275	$39,121	$67,396

OPCo	Real Estate	Alternative Investments	Total Level 3
	(in thousands)
Balance as of January 1, 2013	$47,464	$42,279	$89,743
Transfer of OPCo Generation Plan Assets	(26,218)	(36,275)	(62,493)
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	5,907	3,113	9,020
Relating to Assets Sold During the Period	—	3,142	3,142
Purchases and Sales	(1,786)	22,839	21,053
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Balance as of December 31, 2013	$25,367	$35,098	$60,465

PSO	Real Estate	Alternative Investments	Total Level 3
	(in thousands)
Balance as of January 1, 2013	$12,382	$11,030	$23,412
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	1,430	801	2,231
Relating to Assets Sold During the Period	—	808	808
Purchases and Sales	(432)	5,874	5,442
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Balance as of December 31, 2013	$13,380	$18,513	$31,893

SWEPCo	Real Estate	Alternative Investments	Total Level 3
	(in thousands)
Balance as of January 1, 2013	$13,078	$11,649	$24,727
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	1,474	841	2,315
Relating to Assets Sold During the Period	—	850	850
Purchases and Sales	(446)	6,177	5,731
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Balance as of December 31, 2013	$14,106	$19,517	$33,623

The following tables present the classification of OPEB plan assets within the fair value hierarchy by Registrant Subsidiary as of December 31, 2013:

APCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$79,369	$—	$—	$—	$79,369	27.9%
International	103,188	—	—	—	103,188	36.2%
Common Collective Trust – Global	—	2,463	—	—	2,463	0.9%
Subtotal – Equities	182,557	2,463	—	—	185,020	65.0%

Fixed Income:
Common Collective Trust – Debt	—	14,737	—	—	14,737	5.2%
United States Government and Agency Securities	—	9,476	—	—	9,476	3.3%
Corporate Debt	—	18,458	—	—	18,458	6.5%
Foreign Debt	—	3,605	—	—	3,605	1.2%
State and Local Government	—	776	—	—	776	0.3%
Other – Asset Backed	—	1,362	—	—	1,362	0.5%
Subtotal – Fixed Income	—	48,414	—	—	48,414	17.0%

Trust Owned Life Insurance:
International Equities	—	2,219	—	—	2,219	0.8%
United States Bonds	—	35,470	—	—	35,470	12.4%
Subtotal – Trust Owned Life Insurance	—	37,689	—	—	37,689	13.2%

Cash and Cash Equivalents	11,441	1,470	—	—	12,911	4.5%
Other – Pending Transactions and Accrued Income (a)	—	—	—	806	806	0.3%

Total	$193,998	$90,036	$—	$806	$284,840	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

I&M
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$57,460	$—	$—	$—	$57,460	27.9%
International	74,705	—	—	—	74,705	36.2%
Common Collective Trust – Global	—	1,783	—	—	1,783	0.9%
Subtotal – Equities	132,165	1,783	—	—	133,948	65.0%

Fixed Income:
Common Collective Trust – Debt	—	10,669	—	—	10,669	5.2%
United States Government and Agency Securities	—	6,860	—	—	6,860	3.3%
Corporate Debt	—	13,363	—	—	13,363	6.5%
Foreign Debt	—	2,610	—	—	2,610	1.2%
State and Local Government	—	562	—	—	562	0.3%
Other – Asset Backed	—	986	—	—	986	0.5%
Subtotal – Fixed Income	—	35,050	—	—	35,050	17.0%

Trust Owned Life Insurance:
International Equities	—	1,607	—	—	1,607	0.8%
United States Bonds	—	25,679	—	—	25,679	12.4%
Subtotal – Trust Owned Life Insurance	—	27,286	—	—	27,286	13.2%

Cash and Cash Equivalents	8,283	1,064	—	—	9,347	4.5%
Other – Pending Transactions and Accrued Income (a)	—	—	—	583	583	0.3%

Total	$140,448	$65,183	$—	$583	$206,214	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

OPCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$59,069	$—	$—	$—	$59,069	27.9%
International	76,799	—	—	—	76,799	36.2%
Common Collective Trust – Global	—	1,833	—	—	1,833	0.9%
Subtotal – Equities	135,868	1,833	—	—	137,701	65.0%

Fixed Income:
Common Collective Trust – Debt	—	10,968	—	—	10,968	5.2%
United States Government and Agency Securities	—	7,053	—	—	7,053	3.3%
Corporate Debt	—	13,738	—	—	13,738	6.5%
Foreign Debt	—	2,683	—	—	2,683	1.2%
State and Local Government	—	577	—	—	577	0.3%
Other – Asset Backed	—	1,014	—	—	1,014	0.5%
Subtotal – Fixed Income	—	36,033	—	—	36,033	17.0%

Trust Owned Life Insurance:
International Equities	—	1,652	—	—	1,652	0.8%
United States Bonds	—	26,399	—	—	26,399	12.4%
Subtotal – Trust Owned Life Insurance	—	28,051	—	—	28,051	13.2%

Cash and Cash Equivalents	8,515	1,094	—	—	9,609	4.5%
Other – Pending Transactions and Accrued Income (a)	—	—	—	600	600	0.3%

Total	$144,383	$67,011	$—	$600	$211,994	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

PSO
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$26,842	$—	$—	$—	$26,842	27.9%
International	34,898	—	—	—	34,898	36.2%
Common Collective Trust – Global	—	833	—	—	833	0.9%
Subtotal – Equities	61,740	833	—	—	62,573	65.0%

Fixed Income:
Common Collective Trust – Debt	—	4,984	—	—	4,984	5.2%
United States Government and Agency Securities	—	3,205	—	—	3,205	3.3%
Corporate Debt	—	6,243	—	—	6,243	6.5%
Foreign Debt	—	1,219	—	—	1,219	1.2%
State and Local Government	—	262	—	—	262	0.3%
Other – Asset Backed	—	461	—	—	461	0.5%
Subtotal – Fixed Income	—	16,374	—	—	16,374	17.0%

Trust Owned Life Insurance:
International Equities	—	751	—	—	751	0.8%
United States Bonds	—	11,996	—	—	11,996	12.4%
Subtotal – Trust Owned Life Insurance	—	12,747	—	—	12,747	13.2%

Cash and Cash Equivalents	3,869	497	—	—	4,366	4.5%
Other – Pending Transactions and Accrued Income (a)	—	—	—	273	273	0.3%

Total	$65,609	$30,451	$—	$273	$96,333	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

SWEPCo
Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in thousands)
Equities:
Domestic	$30,022	$—	$—	$—	$30,022	27.9%
International	39,034	—	—	—	39,034	36.2%
Common Collective Trust – Global	—	932	—	—	932	0.9%
Subtotal – Equities	69,056	932	—	—	69,988	65.0%

Fixed Income:
Common Collective Trust – Debt	—	5,575	—	—	5,575	5.2%
United States Government and Agency Securities	—	3,585	—	—	3,585	3.3%
Corporate Debt	—	6,982	—	—	6,982	6.5%
Foreign Debt	—	1,364	—	—	1,364	1.2%
State and Local Government	—	294	—	—	294	0.3%
Other – Asset Backed	—	515	—	—	515	0.5%
Subtotal – Fixed Income	—	18,315	—	—	18,315	17.0%

Trust Owned Life Insurance:
International Equities	—	840	—	—	840	0.8%
United States Bonds	—	13,418	—	—	13,418	12.4%
Subtotal – Trust Owned Life Insurance	—	14,258	—	—	14,258	13.2%

Cash and Cash Equivalents	4,328	556	—	—	4,884	4.5%
Other – Pending Transactions and Accrued Income (a)	—	—	—	305	305	0.3%

Total	$73,384	$34,061	$—	$305	$107,750	100.0%

(a)	Amounts in "Other" column primarily represent accrued interest, dividend receivables and transactions pending settlement.

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

The accumulated benefit obligation for the pension plans is as follows:

Accumulated Benefit Obligation	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Qualified Pension Plan	$688,632	$598,190	$512,467	$270,059	$281,210
Nonqualified Pension Plans	464	470	69	2,750	1,749
Total as of December 31, 2014	$689,096	$598,660	$512,536	$272,809	$282,959

Accumulated Benefit Obligation	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Qualified Pension Plan	$653,968	$560,443	$512,798	$248,472	$256,083
Nonqualified Pension Plans	200	326	6	1,387	1,115
Total as of December 31, 2013	$654,168	$560,769	$512,804	$249,859	$257,198

For the underfunded pension plans that had an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets of these plans as of December 31, 2014 and 2013 were as follows:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Projected Benefit Obligation	$702,805	$617,948	$526,250	$2,770	$1,790

Accumulated Benefit Obligation	$689,096	$598,660	$512,536	$2,750	$1,749
Fair Value of Plan Assets	642,289	591,737	498,461	—	—
Underfunded Accumulated Benefit Obligation as of December 31, 2014	$(46,807)	$(6,923)	$(14,075)	$(2,750)	$(1,749)

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Projected Benefit Obligation	$663,231	$574,699	$523,643	$1,394	$1,124

Accumulated Benefit Obligation	$654,168	$560,769	$512,804	$1,387	$1,115
Fair Value of Plan Assets	627,995	559,143	501,634	—	—
Underfunded Accumulated Benefit Obligation as of December 31, 2013	$(26,173)	$(1,626)	$(11,170)	$(1,387)	$(1,115)

Estimated Future Benefit Payments and Contributions

The estimated pension benefit payments and contributions to the trust are at least the minimum amount required by the Employee Retirement Income Security Act plus payment of unfunded nonqualified benefits.  For the qualified pension plan, additional discretionary contributions may also be made to maintain the funded status of the plan.   For OPEB plans, expected payments include the payment of unfunded benefits.  The following table provides the estimated contributions and payments by Registrant Subsidiary for 2015:

Company	Pension Plans	Other Postretirement Benefit Plans
	(in thousands)
APCo	$11,631	$2,884
I&M	12,492	—
OPCo	7,847	—
PSO	6,656	—
SWEPCo	7,840	—

The tables below reflect the total benefits expected to be paid from the plan or from the Registrant Subsidiaries' assets.  The payments include the participants’ contributions to the plan for their share of the cost.  Effective for employees hired after December 2013, retiree medical coverage will not be provided.  Future benefit payments are dependent on the number of employees retiring, whether the retiring employees elect to receive pension benefits as annuities or as lump sum distributions, future integration of the benefit plans with changes to Medicare and other legislation, future levels of interest rates and variances in actuarial results.  The estimated payments for the pension benefits and OPEB are as follows:

Pension Plans	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2015	$42,859	$33,114	$36,277	$18,950	$18,872
2016	43,091	33,813	36,174	19,626	18,747
2017	43,484	35,748	35,571	20,175	20,407
2018	45,122	36,948	35,822	21,118	21,019
2019	45,488	38,727	36,179	21,732	22,059
Years 2020 to 2024, in Total	236,107	209,813	176,022	109,800	118,909

Other Postretirement Benefit Plans: Benefit Payments	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2015	$24,828	$15,088	$16,379	$6,989	$7,401
2016	24,603	15,363	16,289	7,067	7,504
2017	24,468	15,484	16,088	7,074	7,674
2018	24,820	15,637	16,122	7,132	7,840
2019	24,290	15,804	16,079	7,278	7,885
Years 2020 to 2024, in Total	121,401	84,026	80,066	38,852	43,503

Other Postretirement Benefit Plans: Medicare Subsidy Receipts	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2015	$232	$—	$—	$—	$—
2016	236	—	—	—	—
2017	234	—	—	—	—
2018	231	—	—	—	—
2019	230	—	—	—	—
Years 2020 to 2024, in Total	1,080	—	—	—	—

Components of Net Periodic Benefit Cost

The following tables provide the components of net periodic benefit cost (credit) by Registrant Subsidiary for the years ended December 31, 2014, 2013 and 2012:

APCo	Pension Plans			Other Postretirement Benefit Plans
	Years Ended December 31,
	2014	2013	2012	2014	2013	2012
	(in thousands)
Service Cost	$7,036	$6,171	$7,565	$1,448	$2,566	$5,387
Interest Cost	29,624	27,662	30,211	12,788	13,454	18,462
Expected Return on Plan Assets	(33,927)	(37,041)	(41,944)	(18,533)	(18,147)	(16,753)
Amortization of Transition Obligation	—	—	—	—	—	780
Amortization of Prior Service Cost (Credit)	197	198	475	(10,050)	(10,050)	(2,862)
Amortization of Net Actuarial Loss	16,593	25,025	20,339	4,582	12,249	10,526
Net Periodic Benefit Cost (Credit)	19,523	22,015	16,646	(9,765)	72	15,540
Capitalized Portion	(6,819)	(7,529)	(6,525)	3,411	(25)	(6,092)
Net Periodic Benefit Cost (Credit) Recognized in Expense	$12,704	$14,486	$10,121	$(6,354)	$47	$9,448

I&M	Pension Plans			Other Postretirement Benefit Plans
	Years Ended December 31,
	2014	2013	2012	2014	2013	2012
	(in thousands)
Service Cost	$10,068	$8,736	$9,908	$1,947	$3,219	$6,621
Interest Cost	26,293	24,100	26,245	7,638	8,221	12,785
Expected Return on Plan Assets	(30,993)	(32,826)	(37,566)	(13,454)	(13,183)	(12,847)
Amortization of Transition Obligation	—	—	—	—	—	132
Amortization of Prior Service Cost (Credit)	195	195	407	(9,421)	(9,421)	(2,383)
Amortization of Net Actuarial Loss	14,585	21,688	17,569	2,368	7,526	7,050
Net Periodic Benefit Cost (Credit)	20,148	21,893	16,563	(10,922)	(3,638)	11,358
Capitalized Portion	(4,638)	(4,576)	(3,114)	2,514	760	(2,135)
Net Periodic Benefit Cost (Credit) Recognized in Expense	$15,510	$17,317	$13,449	$(8,408)	$(2,878)	$9,223

OPCo	Pension Plans			Other Postretirement Benefit Plans
	Years Ended December 31,
	2014	2013	2012	2014	2013	2012
	(in thousands)
Service Cost	$5,140	$5,285	$11,003	$1,026	$2,882	$8,748
Interest Cost	22,105	21,939	45,194	7,601	9,494	24,189
Expected Return on Plan Assets	(26,427)	(29,919)	(68,401)	(13,519)	(13,468)	(22,555)
Amortization of Transition Obligation	—	—	—	—	—	104
Amortization of Prior Service Cost (Credit)	157	157	743	(6,923)	(6,962)	(3,873)
Amortization of Net Actuarial Loss	12,422	19,833	30,439	2,379	8,633	13,669
Net Periodic Benefit Cost (Credit)	13,397	17,295	18,978	(9,436)	579	20,282
Capitalized Portion	(5,479)	(6,192)	(7,060)	3,859	(207)	(7,545)
Net Periodic Benefit Cost (Credit) Recognized in Expense	$7,918	$11,103	$11,918	$(5,577)	$372	$12,737

PSO	Pension Plans			Other Postretirement Benefit Plans
	Years Ended December 31,
	2014	2013	2012	2014	2013	2012
	(in thousands)
Service Cost	$5,207	$5,562	$5,951	$839	$1,372	$2,836
Interest Cost	12,057	10,993	12,301	3,574	3,793	5,797
Expected Return on Plan Assets	(14,604)	(15,675)	(18,015)	(6,300)	(6,089)	(5,922)
Amortization of Prior Service Cost (Credit)	296	297	(948)	(4,290)	(4,289)	(1,079)
Amortization of Net Actuarial Loss	6,753	9,845	8,206	1,109	3,476	3,189
Net Periodic Benefit Cost (Credit)	9,709	11,022	7,495	(5,068)	(1,737)	4,821
Capitalized Portion	(3,320)	(3,384)	(2,533)	1,733	533	(1,629)
Net Periodic Benefit Cost (Credit) Recognized in Expense	$6,389	$7,638	$4,962	$(3,335)	$(1,204)	$3,192

SWEPCo	Pension Plans			Other Postretirement Benefit Plans
	Years Ended December 31,
	2014	2013	2012	2014	2013	2012
	(in thousands)
Service Cost	$6,618	$7,011	$7,099	$1,012	$1,693	$3,324
Interest Cost	12,651	11,454	12,537	3,992	4,301	6,673
Expected Return on Plan Assets	(15,427)	(16,509)	(18,866)	(7,016)	(6,881)	(6,795)
Amortization of Prior Service Cost (Credit)	349	349	(793)	(5,156)	(5,156)	(933)
Amortization of Net Actuarial Loss	7,046	10,214	8,330	1,235	3,928	3,659
Net Periodic Benefit Cost (Credit)	11,237	12,519	8,307	(5,933)	(2,115)	5,928
Capitalized Portion	(3,391)	(3,518)	(2,924)	1,791	594	(2,087)
Net Periodic Benefit Cost (Credit) Recognized in Expense	$7,846	$9,001	$5,383	$(4,142)	$(1,521)	$3,841

Estimated amounts expected to be amortized to net periodic benefit costs (credits) and the impact on each Registrant Subsidiaries’ balance sheet during 2015 are shown in the following tables:

	APCo	I&M	OPCo	PSO	SWEPCo
Pension Plans – Components	(in thousands)
Net Actuarial Loss	$14,457	$12,713	$10,823	$5,891	$6,146
Prior Service Cost	180	181	140	252	308
Total Estimated 2015 Amortization	$14,637	$12,894	$10,963	$6,143	$6,454

Pension Plans – Expected to be Recorded as
Regulatory Asset	$14,560	$12,114	$10,963	$6,143	$6,454
Deferred Income Taxes	27	273	—	—	—
Net of Tax AOCI	50	507	—	—	—
Total	$14,637	$12,894	$10,963	$6,143	$6,454

	APCo	I&M	OPCo	PSO	SWEPCo
Other Postretirement Benefit Plans – Components	(in thousands)
Net Actuarial Loss	$3,353	$1,814	$1,848	$861	$954
Prior Service Credit	(10,050)	(9,421)	(6,922)	(4,290)	(5,156)
Total Estimated 2015 Amortization	$(6,697)	$(7,607)	$(5,074)	$(3,429)	$(4,202)

Other Postretirement Benefit Plans – Expected to be Recorded as
Regulatory Asset	$(3,693)	$(6,934)	$(5,074)	$(3,429)	$(2,687)
Deferred Income Taxes	(1,051)	(236)	—	—	(530)
Net of Tax AOCI	(1,953)	(437)	—	—	(985)
Total	$(6,697)	$(7,607)	$(5,074)	$(3,429)	$(4,202)

American Electric Power System Retirement Savings Plan

The Registrant Subsidiaries participate in an AEP sponsored defined contribution retirement savings plan, the American Electric Power System Retirement Savings Plan, for substantially all employees who are not covered by a retirement savings plan of the United Mine Workers of America (UMWA).  This qualified plan offers participants an opportunity to contribute a portion of their pay, includes features under Section 401(k) of the Internal Revenue Code and provides for company matching contributions.  The matching contributions to the plan are 100% of the first 1% of eligible employee contributions and 70% of the next 5% of contributions.

The following table provides the cost for matching contributions to the retirement savings plans by Registrant Subsidiary for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$7,280	$7,366	$7,579
I&M	10,461	10,010	9,706
OPCo	5,207	6,502	10,798
PSO	4,026	3,784	3,732
SWEPCo	5,272	4,970	4,890

UMWA Benefits

APCo provides UMWA pension, health and welfare benefits for certain unionized mining retirees and their survivors who meet eligibility requirements.  UMWA trustees make final interpretive determinations with regard to all benefits.  The pension benefits are administered by UMWA trustees.  APCo administers the health and welfare benefits and pays them from its general assets.

The UMWA pension benefits are administered through a multiemployer plan that is different from single-employer plans as an employer’s contributions may be used to provide benefits to employees of other participating employers.  Required contributions not made by an employer may result in other employers bearing the unfunded plan obligations, while a withdrawing employer may be subject to a withdrawal liability.  UMWA pension benefits are provided through the United Mine Workers of America 1974 Pension Plan (Employer Identification Number: 52-1050282, Plan Number 002), which under the Pension Protection Act of 2006 (PPA) was in Critical Status for the plan year ending June 30, 2014 and in Seriously Endangered Status for the plan year ending June 30, 2013, without utilization of extended amortization provisions.  The Plan adopted a funding improvement plan in May 2012, as required under the PPA.

Contributions to the UMWA pension plan in 2014, 2013 and 2012 were immaterial and represent less than 5% of the total contributions in the plan’s latest annual report for the years ended June 30, 2014, 2013 and 2012.  UMWA pension contributions included a surcharge of 5% beginning December 2014 and are scheduled to include a surcharge of 10% beginning July 2015.  There are no minimum contributions for future years.

9.  BUSINESS SEGMENTS

The Registrant Subsidiaries each have one reportable segment, an integrated electricity generation, transmission and distribution business, except OPCo, an electricity transmission and distribution business starting in 2014.  The Registrant Subsidiaries’ other activities are insignificant.  The Registrant Subsidiaries’ operations are managed on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight on the business process, cost structures and operating results.

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

The following tables represent the gross notional volume of the Registrant Subsidiaries’ outstanding derivative contracts as of December 31, 2014 and 2013:

Notional Volume of Derivative Instruments
December 31, 2014

Primary Risk Exposure	Unit of Measure	APCo	I&M	OPCo	PSO	SWEPCo
			(in thousands)
Commodity:
Power	MWhs	32,479	23,774	20,334	16,765	20,469
Coal	Tons	279	500	—	—	1,500
Natural Gas	MMBtus	421	286	—	—	—
Heating Oil and Gasoline	Gallons	1,089	521	1,108	614	699
Interest Rate	USD	$5,094	$3,455	$—	$—	$—

Notional Volume of Derivative Instruments
December 31, 2013

Primary Risk Exposure	Unit of Measure	APCo	I&M	OPCo	PSO	SWEPCo
			(in thousands)
Commodity:
Power	MWhs	48,995	33,231	34,843	13,469	17,057
Coal	Tons	31	3,389	—	1,013	1,692
Natural Gas	MMBtus	2,477	1,680	—	—	—
Heating Oil and Gasoline	Gallons	1,089	521	1,108	614	699
Interest Rate	USD	$12,720	$8,627	$—	$—	$—

Cash Flow Hedging Strategies

AEPSC, on behalf of the Registrant Subsidiaries, enters into and designates as cash flow hedges certain derivative transactions for the purchase and sale of power (“Commodity”) in order to manage the variable price risk related to forecasted purchases and sales.  Management monitors the potential impacts of commodity price changes and, where appropriate, enters into derivative transactions to protect profit margins for a portion of future electricity sales and purchases.  The Registrant Subsidiaries do not hedge all commodity price risk.

The Registrant Subsidiaries’ vehicle fleet is exposed to gasoline and diesel fuel price volatility.  AEPSC, on behalf of the Registrant Subsidiaries, enters into financial heating oil and gasoline derivative contracts in order to mitigate price risk of future fuel purchases.  Cash flow hedge accounting for these derivative contracts was discontinued effective March 31, 2014. During the year ended December 31, 2013, the Registrant Subsidiaries designated financial heating oil and gasoline derivatives as cash flow hedges. For disclosure purposes, these contracts were included with other hedging activities as “Commodity” as of December 31, 2013.  In March 2014, these contracts were grouped as "Commodity" with other risk management activities. The Registrant Subsidiaries do not hedge all fuel price risk.

AEPSC, on behalf of the Registrant Subsidiaries, enters into a variety of interest rate derivative transactions in order to manage interest rate risk exposure.  AEPSC, on behalf of the Registrant Subsidiaries, enters into interest rate derivative contracts to manage interest rate exposure related to future borrowings of fixed-rate debt.  The Registrant Subsidiaries do not hedge all interest rate exposure.

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

According to the accounting guidance for “Derivatives and Hedging,” the Registrant Subsidiaries reflect the fair values of derivative instruments subject to netting agreements with the same counterparty net of related cash collateral.  For certain risk management contracts, the Registrant Subsidiaries are required to post or receive cash collateral based on third party contractual agreements and risk profiles.  For the December 31, 2014 and 2013 balance sheets, the Registrant Subsidiaries netted cash collateral received from third parties against short-term and long-term risk management assets and cash collateral paid to third parties against short-term and long-term risk management liabilities as follows:

	December 31,
	2014		2013
Company	Cash Collateral Received Netted Against Risk Management Assets	Cash Collateral Paid Netted Against Risk Management Liabilities	Cash Collateral Received Netted Against Risk Management Assets	Cash Collateral Paid Netted Against Risk Management Liabilities
	(in thousands)
APCo	$68	$98	$—	$2,993
I&M	163	47	—	2,030
OPCo	—	102	—	—
PSO	—	54	—	1
SWEPCo	—	62	—	3

The following tables represent the gross fair value of the Registrant Subsidiaries’ derivative activity on the balance sheets as of December 31, 2014 and 2013:

APCo

Fair Value of Derivative Instruments
December 31, 2014

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in thousands)
Current Risk Management Assets	$32,903	$—	$—	$32,903	$(9,111)	$23,792
Long-term Risk Management Assets	5,159	—	—	5,159	(268)	4,891
Total Assets	38,062	—	—	38,062	(9,379)	28,683

Current Risk Management Liabilities	20,161	—	—	20,161	(9,144)	11,017
Long-term Risk Management Liabilities	2,322	—	—	2,322	(265)	2,057
Total Liabilities	22,483	—	—	22,483	(9,409)	13,074

Total MTM Derivative Contract Net Assets (Liabilities)	$15,579	$—	$—	$15,579	$30	$15,609
APCo

Fair Value of Derivative Instruments
December 31, 2013

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in thousands)
Current Risk Management Assets	$46,431	$389	$—	$46,820	$(25,649)	$21,171
Long-term Risk Management Assets	20,948	—	—	20,948	(4,000)	16,948
Total Assets	67,379	389	—	67,768	(29,649)	38,119

Current Risk Management Liabilities	37,010	313	—	37,323	(28,431)	8,892
Long-term Risk Management Liabilities	14,452	—	—	14,452	(4,211)	10,241
Total Liabilities	51,462	313	—	51,775	(32,642)	19,133

Total MTM Derivative Contract Net Assets (Liabilities)	$15,917	$76	$—	$15,993	$2,993	$18,986

(a)
Derivative instruments within these categories are reported gross.  These instruments are subject to master netting agreements and are presented on the balance sheets on a net basis in accordance with the accounting guidance for "Derivatives and Hedging."

(b)	Amounts include counterparty netting of risk management and hedging contracts and associated cash collateral in accordance with the accounting guidance for "Derivatives and Hedging."

(c)	There are no derivative contracts subject to a master netting arrangement or similar agreement which are not offset in the statement of financial position.

I&M

Fair Value of Derivative Instruments
December 31, 2014

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in thousands)
Current Risk Management Assets	$28,545	$—	$—	$28,545	$(6,217)	$22,328
Long-term Risk Management Assets	3,499	—	—	3,499	(182)	3,317
Total Assets	32,044	—	—	32,044	(6,399)	25,645

Current Risk Management Liabilities	11,326	—	—	11,326	(6,103)	5,223
Long-term Risk Management Liabilities	1,575	—	—	1,575	(180)	1,395
Total Liabilities	12,901	—	—	12,901	(6,283)	6,618

Total MTM Derivative Contract Net Assets (Liabilities)	$19,143	$—	$—	$19,143	$(116)	$19,027

I&M

Fair Value of Derivative Instruments
December 31, 2013

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in thousands)
Current Risk Management Assets	$33,229	$234	$—	$33,463	$(18,075)	$15,388
Long-term Risk Management Assets	14,208	—	—	14,208	(2,713)	11,495
Total Assets	47,437	234	—	47,671	(20,788)	26,883

Current Risk Management Liabilities	26,779	212	—	26,991	(19,962)	7,029
Long-term Risk Management Liabilities	9,802	—	—	9,802	(2,856)	6,946
Total Liabilities	36,581	212	—	36,793	(22,818)	13,975

Total MTM Derivative Contract Net Assets (Liabilities)	$10,856	$22	$—	$10,878	$2,030	$12,908

(a)
Derivative instruments within these categories are reported gross.  These instruments are subject to master netting agreements and are presented on the balance sheets on a net basis in accordance with the accounting guidance for "Derivatives and Hedging."

(b)	Amounts include counterparty netting of risk management and hedging contracts and associated cash collateral in accordance with the accounting guidance for "Derivatives and Hedging."

(c)	There are no derivative contracts subject to a master netting arrangement or similar agreement which are not offset in the statement of financial position.

OPCo

Fair Value of Derivative Instruments
December 31, 2014

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in thousands)
Current Risk Management Assets	$7,242	$—	$—	$7,242	$—	$7,242
Long-term Risk Management Assets	45,102	—	—	45,102	—	45,102
Total Assets	52,344	—	—	52,344	—	52,344

Current Risk Management Liabilities	2,045	—	—	2,045	(102)	1,943
Long-term Risk Management Liabilities	3,013	—	—	3,013	—	3,013
Total Liabilities	5,058	—	—	5,058	(102)	4,956

Total MTM Derivative Contract Net Assets (Liabilities)	$47,286	$—	$—	$47,286	$102	$47,388

OPCo

Fair Value of Derivative Instruments
December 31, 2013

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in thousands)
Current Risk Management Assets	$3,269	$162	$—	$3,431	$(349)	$3,082
Long-term Risk Management Assets	—	—	—	—	—	—
Total Assets	3,269	162	—	3,431	(349)	3,082

Current Risk Management Liabilities	349	—	—	349	(349)	—
Long-term Risk Management Liabilities	—	—	—	—	—	—
Total Liabilities	349	—	—	349	(349)	—

Total MTM Derivative Contract Net Assets (Liabilities)	$2,920	$162	$—	$3,082	$—	$3,082

(a)
Derivative instruments within these categories are reported gross.  These instruments are subject to master netting agreements and are presented on the balance sheets on a net basis in accordance with the accounting guidance for "Derivatives and Hedging."

(b)	Amounts include counterparty netting of risk management and hedging contracts and associated cash collateral in accordance with the accounting guidance for "Derivatives and Hedging."

(c)	There are no derivative contracts subject to a master netting arrangement or similar agreement which are not offset in the statement of financial position.

PSO

Fair Value of Derivative Instruments
December 31, 2014

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in thousands)
Current Risk Management Assets	$360	$—	$—	$360	$(360)	$—
Long-term Risk Management Assets	—	—	—	—	—	—
Total Assets	360	—	—	360	(360)	—

Current Risk Management Liabilities	1,332	—	—	1,332	(414)	918
Long-term Risk Management Liabilities	—	—	—	—	—	—
Total Liabilities	1,332	—	—	1,332	(414)	918

Total MTM Derivative Contract Net Assets (Liabilities)	$(972)	$—	$—	$(972)	$54	$(918)

PSO

Fair Value of Derivative Instruments
December 31, 2013

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in thousands)
Current Risk Management Assets	$1,078	$84	$—	$1,162	$5	$1,167
Long-term Risk Management Assets	—	—	—	—	—	—
Total Assets	1,078	84	—	1,162	5	1,167

Current Risk Management Liabilities	81	—	—	81	4	85
Long-term Risk Management Liabilities	—	—	—	—	—	—
Total Liabilities	81	—	—	81	4	85

Total MTM Derivative Contract Net Assets (Liabilities)	$997	$84	$—	$1,081	$1	$1,082

(a)
Derivative instruments within these categories are reported gross.  These instruments are subject to master netting agreements and are presented on the balance sheets on a net basis in accordance with the accounting guidance for "Derivatives and Hedging."

(b)	Amounts include counterparty netting of risk management and hedging contracts and associated cash collateral in accordance with the accounting guidance for "Derivatives and Hedging."

(c)	There are no derivative contracts subject to a master netting arrangement or similar agreement which are not offset in the statement of financial position.

SWEPCo

Fair Value of Derivative Instruments
December 31, 2014

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in thousands)
Current Risk Management Assets	$471	$—	$—	$471	$(440)	$31
Long-term Risk Management Assets	—	—	—	—	—	—
Total Assets	471	—	—	471	(440)	31

Current Risk Management Liabilities	1,584	—	—	1,584	(502)	1,082
Long-term Risk Management Liabilities	—	—	—	—	—	—
Total Liabilities	1,584	—	—	1,584	(502)	1,082

Total MTM Derivative Contract Net Assets (Liabilities)	$(1,113)	$—	$—	$(1,113)	$62	$(1,051)

SWEPCo

Fair Value of Derivative Instruments
December 31, 2013

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate and Foreign Currency (a)
	(in thousands)
Current Risk Management Assets	$1,233	$97	$—	$1,330	$(151)	$1,179
Long-term Risk Management Assets	—	—	—	—	—	—
Total Assets	1,233	97	—	1,330	(151)	1,179

Current Risk Management Liabilities	154	—	—	154	(154)	—
Long-term Risk Management Liabilities	—	—	—	—	—	—
Total Liabilities	154	—	—	154	(154)	—

Total MTM Derivative Contract Net Assets (Liabilities)	$1,079	$97	$—	$1,176	$3	$1,179

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

The tables below present the Registrant Subsidiaries’ activity of derivative risk management contracts for the years ended December 31, 2014, 2013 and 2012:

Amount of Gain (Loss) Recognized on
Risk Management Contracts
 Year Ended December 31, 2014

Location of Gain (Loss)	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and Distribution Revenues	$8,732	$13,151	$40	$185	$56
Sales to AEP Affiliates	—	(854)	—	854	—
Regulatory Assets (a)	(4,077)	(503)	—	(970)	(1,142)
Regulatory Liabilities (a)	49,555	37,410	85,944	304	16,851
Total Gain on Risk Management Contracts	$54,210	$49,204	$85,984	$373	$15,765

Amount of Gain (Loss) Recognized on
Risk Management Contracts
 Year Ended December 31, 2013

Location of Gain (Loss)	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and Distribution Revenues	$2,019	$10,624	$4,886	$371	$647
Regulatory Assets (a)	(4)	(26)	(5,795)	2,956	424
Regulatory Liabilities (a)	(338)	(9,062)	2,920	999	1,462
Total Gain on Risk Management Contracts	$1,677	$1,536	$2,011	$4,326	$2,533

Amount of Gain (Loss) Recognized on
Risk Management Contracts
 Year Ended December 31, 2012

Location of Gain (Loss)	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Electric Generation, Transmission and Distribution Revenues	$(1,149)	$11,437	$11,978	$163	$398
Regulatory Assets (a)	(7,835)	(9,204)	(14,104)	(5,304)	(6,274)
Regulatory Liabilities (a)	7,314	(889)	—	(19)	(13)
Total Gain (Loss) on Risk Management Contracts	$(1,670)	$1,344	$(2,126)	$(5,160)	$(5,889)

(a)	Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

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

Realized gains and losses on derivative contracts for the purchase and sale of power designated as cash flow hedges are included in Revenues or Purchased Electricity for Resale on the statements of income or in Regulatory Assets or Regulatory Liabilities on the balance sheets, depending on the specific nature of the risk being hedged.  During 2014, APCo and I&M designated power derivatives as cash flow hedges. During 2013 and 2012, APCo, I&M and OPCo designated power derivatives as cash flow hedges.

The Registrant Subsidiaries reclassify gains and losses on heating oil and gasoline derivative contracts designated as cash flow hedges from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Other Operation expense, Maintenance expense or Depreciation and Amortization expense, as it relates to capital projects, on the statements of income.  During 2013 and 2012, the Registrant Subsidiaries designated heating oil and gasoline derivatives as cash flow hedges. The impact of cash flow hedge accounting for these derivative contracts was immaterial and discontinued effective March 31, 2014.

The Registrant Subsidiaries reclassify gains and losses on interest rate derivative hedges related to debt financings from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Interest Expense on the statements of income in those periods in which hedged interest payments occur.  During 2014 and 2013, I&M designated interest rate derivatives as cash flow hedges.  During 2012, I&M and SWEPCo designated interest rate derivatives as cash flow hedges.

The accumulated gains or losses related to foreign currency hedges are reclassified from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Depreciation and Amortization expense on the statements of income over the depreciable lives of the fixed assets designated as the hedged items in qualifying foreign currency hedging relationships.  During 2014 and 2013, the Registrant Subsidiaries did not designate any foreign currency derivatives as cash flow hedges.  During 2012, SWEPCo designated foreign currency derivatives as cash flow hedges.

During 2014, 2013 and 2012, hedge ineffectiveness was immaterial or nonexistent for all of the hedge strategies disclosed above.

For details on designated, effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets and the reasons for changes in cash flow hedges, see Note 3.

Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets as of December 31, 2014 and 2013 were:

Impact of Cash Flow Hedges on the Registrant Subsidiaries’
Balance Sheets
December 31, 2014

	Hedging Assets (a)		Hedging Liabilities (a)		AOCI Gain (Loss) Net of Tax
Company	Commodity	Interest Rate and Foreign Currency	Commodity	Interest Rate and Foreign Currency	Commodity	Interest Rate and Foreign Currency

APCo	$—	$—	$—	$—	$—	$3,896
I&M	—	—	—	—	—	(14,406)
OPCo	—	—	—	—	—	5,602
PSO	—	—	—	—	—	4,943
SWEPCo	—	—	—	—	—	(11,036)

	Expected to be Reclassified to Net Income During the Next Twelve Months
Company	Commodity	Interest Rate and Foreign Currency	Maximum Term for Exposure to Variability of Future Cash Flows
	(in thousands)		(in months)
APCo	$—	$275	0
I&M	—	(1,090)	0
OPCo	—	1,372	0
PSO	—	759	0
SWEPCo	—	(1,998)	0

Impact of Cash Flow Hedges on the Registrant Subsidiaries’
Balance Sheets
December 31, 2013

	Hedging Assets (a)		Hedging Liabilities (a)		AOCI Gain (Loss) Net of Tax
Company	Commodity	Interest Rate and Foreign Currency	Commodity	Interest Rate and Foreign Currency	Commodity	Interest Rate and Foreign Currency

APCo	$363	$—	$287	$—	$94	$3,090
I&M	216	—	194	—	46	(15,976)
OPCo	162	—	—	—	105	6,974
PSO	84	—	—	—	57	5,701
SWEPCo	97	—	—	—	66	(13,304)

	Expected to be Reclassified to Net Income During the Next Twelve Months
Company	Commodity	Interest Rate and Foreign Currency
	(in thousands)
APCo	$94	$(806)
I&M	46	(1,568)
OPCo	105	1,363
PSO	57	759
SWEPCo	66	(2,267)

(a)	Hedging Assets and Hedging Liabilities are included in Risk Management Assets and Liabilities on the balance sheets.

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

Collateral Triggering Events

Under the tariffs of the RTOs and Independent System Operators (ISOs) and a limited number of derivative and non-derivative contracts primarily related to competitive retail auction loads, the Registrant Subsidiaries are obligated to post an additional amount of collateral if certain credit ratings decline below investment grade.  The amount of collateral required fluctuates based on market prices and total exposure.  On an ongoing basis, AEP’s risk management organization assesses the appropriateness of these collateral triggering items in contracts.  The Registrant Subsidiaries have not experienced a downgrade below investment grade.  The following tables represent the Registrant Subsidiaries' exposure if credit ratings were to decline below a specified rating threshold as of December 31, 2014 and 2013:

	December 31, 2014
Company	Fair Value of Contracts with Credit Downgrade Triggers	Amount of Collateral Registrant Subsidiaries' Would Have Been Required to Post for Derivative Contracts as well as Non- Derivative Contracts Subject to the Same Master Netting Arrangement	Amount of Collateral the Registrant Subsidiaries' Would Have Been Required to Post Attributable to RTOs and ISOs	Amount of Collateral Attributable to Other Contracts
	(in thousands)
APCo	$—	$—	$6,339	$74
I&M	—	—	4,299	47
OPCo	—	—	—	—
PSO	—	—	693	4,111
SWEPCo	—	—	877	166

	December 31, 2013
Company	Fair Value of Contracts with Credit Downgrade Triggers	Amount of Collateral Registrant Subsidiaries' Would Have Been Required to Post for Derivative Contracts as well as Non- Derivative Contracts Subject to the Same Master Netting Arrangement	Amount of Collateral the Registrant Subsidiaries' Would Have Been Required to Post Attributable to RTOs and ISOs	Amount of Collateral Attributable to Other Contracts
	(in thousands)
APCo	$575	$—	$2,539	$208
I&M	390	—	1,722	141
OPCo	349	—	—	—
PSO	—	—	410	2,520
SWEPCo	—	—	519	194

In addition, a majority of the Registrant Subsidiaries’ non-exchange traded commodity contracts contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding payable.  These cross-default provisions could be triggered if there was a non-performance event by Parent or the obligor under outstanding debt or a third party obligation in excess of $50 million.  On an ongoing basis, AEP’s risk management organization assesses the appropriateness of these cross-default provisions in the contracts.  The following tables represent: (a) the fair value of these derivative liabilities subject to cross-default provisions prior to consideration of contractual netting arrangements, (b) the amount this exposure has been reduced by cash collateral posted by the Registrant Subsidiaries and (c) if a cross-default provision would have been triggered, the settlement amount that would be required after considering the Registrant Subsidiaries’ contractual netting arrangements as of December 31, 2014 and 2013:

	December 31, 2014
Company	Liabilities for Contracts with Cross Default Provisions Prior to Contractual Netting Arrangements	Amount of Cash Collateral Posted	Additional Settlement Liability if Cross Default Provision is Triggered
	(in thousands)
APCo	$9,043	$—	$9,012
I&M	6,134	—	6,113
OPCo	—	—	—
PSO	—	—	—
SWEPCo	—	—	—

	December 31, 2013
Company	Liabilities for Contracts with Cross Default Provisions Prior to Contractual Netting Arrangements	Amount of Cash Collateral Posted	Additional Settlement Liability if Cross Default Provision is Triggered
	(in thousands)
APCo	$19,648	$—	$18,568
I&M	13,326	—	12,594
OPCo	—	—	—
PSO	3	—	3
SWEPCo	3	—	3

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

The book values and fair values of Long-term Debt for the Registrant Subsidiaries as of December 31, 2014 and 2013 are summarized in the following table:

	December 31,
	2014		2013
Company	Book Value	Fair Value	Book Value	Fair Value
	(in thousands)
APCo	$3,980,274	$4,711,210	$4,194,357	$4,587,079
I&M	2,027,397	2,255,124	2,039,016	2,174,891
OPCo	2,297,123	2,709,452	2,735,175	3,007,191
PSO	1,041,036	1,216,205	999,810	1,111,149
SWEPCo	2,140,437	2,402,639	2,043,332	2,214,730

Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal

I&M records securities held in trust funds for decommissioning nuclear facilities and for the disposal of SNF at fair value.  See “Nuclear Trust Funds” section of Note 1.

The following is a summary of nuclear trust fund investments as of December 31, 2014 and 2013:

	December 31,
	2014			2013
	Estimated Fair Value	Gross Unrealized Gains	Other-Than- Temporary Impairments	Estimated Fair Value	Gross Unrealized Gains	Other-Than- Temporary Impairments
	(in thousands)
Cash and Cash Equivalents	$19,966	$—	$—	$18,804	$—	$—
Fixed Income Securities:
United States Government	697,042	44,615	(5,016)	608,875	26,114	(3,824)
Corporate Debt	47,792	4,523	(1,018)	36,782	2,450	(1,123)
State and Local Government	208,553	1,206	(319)	254,638	748	(370)
Subtotal Fixed Income Securities	953,387	50,344	(6,353)	900,295	29,312	(5,317)
Equity Securities – Domestic	1,122,379	598,788	(79,142)	1,012,511	505,538	(81,677)
Spent Nuclear Fuel and Decommissioning Trusts	$2,095,732	$649,132	$(85,495)	$1,931,610	$534,850	$(86,994)

The following table provides the securities activity within the decommissioning and SNF trusts for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Proceeds from Investment Sales	$1,031,793	$858,406	$987,550
Purchases of Investments	1,086,437	909,998	1,045,422
Gross Realized Gains on Investment Sales	32,305	18,326	24,605
Gross Realized Losses on Investment Sales	15,410	8,108	8,881

The adjusted cost of fixed income securities was $903 million and $872 million as of December 31, 2014 and 2013, respectively.  The adjusted cost of equity securities was $524 million and $506 million as of December 31, 2014 and 2013, respectively.

The fair value of fixed income securities held in the nuclear trust funds, summarized by contractual maturities, as of December 31, 2014 was as follows:

Fair Value of Fixed Income Securities
(in thousands)
Within 1 year	$154,447
1 year – 5 years	376,291
5 years – 10 years	178,436
After 10 years	244,213
Total	$953,387

Fair Value Measurements of Financial Assets and Liabilities

For a discussion of fair value accounting and the classification of assets and liabilities within the fair value hierarchy, see the “Fair Value Measurements of Assets and Liabilities” section of Note 1.

The following tables set forth, by level within the fair value hierarchy, the Registrant Subsidiaries’ financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2014 and 2013.  As required by the accounting guidance for “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.  There have not been any significant changes in management’s valuation techniques.

APCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2014

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Restricted Cash for Securitized Funding (a)	$15,599	$—	$—	$33	$15,632

Risk Management Assets
Risk Management Commodity Contracts (b) (c)	206	20,197	17,654	(9,374)	28,683

Total Assets	$15,805	$20,197	$17,654	$(9,341)	$44,315

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (b) (c)	$227	$20,339	$1,912	$(9,404)	$13,074

APCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Restricted Cash for Securitized Funding (a)	$2,714	$—	$—	$36	$2,750

Risk Management Assets
Risk Management Commodity Contracts (b) (c)	827	54,448	12,097	(29,616)	37,756
Cash Flow Hedges:
Commodity Hedges (b)	—	389	—	(26)	363
Total Risk Management Assets	827	54,837	12,097	(29,642)	38,119

Total Assets	$3,541	$54,837	$12,097	$(29,606)	$40,869

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (b) (c)	$700	$49,220	$1,535	$(32,609)	$18,846
Cash Flow Hedges:
Commodity Hedges (b)	—	313	—	(26)	287
Total Risk Management Liabilities	$700	$49,533	$1,535	$(32,635)	$19,133

I&M

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2014

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (b) (c)	$140	$15,893	$16,008	$(6,396)	$25,645

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (d)	9,418	—	—	10,548	19,966
Fixed Income Securities:
United States Government	—	697,042	—	—	697,042
Corporate Debt	—	47,792	—	—	47,792
State and Local Government	—	208,553	—	—	208,553
Subtotal Fixed Income Securities	—	953,387	—	—	953,387
Equity Securities – Domestic (e)	1,122,379	—	—	—	1,122,379
Total Spent Nuclear Fuel and Decommissioning Trusts	1,131,797	953,387	—	10,548	2,095,732

Total Assets	$1,131,937	$969,280	$16,008	$4,152	$2,121,377

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (b) (c)	$154	$11,440	$1,304	$(6,280)	$6,618

I&M

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (b) (c)	$561	$38,667	$8,205	$(20,766)	$26,667
Cash Flow Hedges:
Commodity Hedges (b)	—	234	—	(18)	216
Total Risk Management Assets	561	38,901	8,205	(20,784)	26,883

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (d)	8,082	—	—	10,722	18,804
Fixed Income Securities:
United States Government	—	608,875	—	—	608,875
Corporate Debt	—	36,782	—	—	36,782
State and Local Government	—	254,638	—	—	254,638
Subtotal Fixed Income Securities	—	900,295	—	—	900,295
Equity Securities – Domestic (e)	1,012,511	—	—	—	1,012,511
Total Spent Nuclear Fuel and Decommissioning Trusts	1,020,593	900,295	—	10,722	1,931,610

Total Assets	$1,021,154	$939,196	$8,205	$(10,062)	$1,958,493

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (b) (c)	$475	$35,061	$1,041	$(22,796)	$13,781
Cash Flow Hedges:
Commodity Hedges (b)	—	212	—	(18)	194
Total Risk Management Liabilities	$475	$35,273	$1,041	$(22,814)	$13,975

OPCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2014

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Restricted Cash for Securitized Funding (a)	$408	$—	$—	$28,288	$28,696

Risk Management Assets
Risk Management Commodity Contracts (b) (c)	—	—	52,343	1	52,344

Total Assets	$408	$—	$52,343	$28,289	$81,040

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (b) (c)	$—	$1,116	$3,941	$(101)	$4,956

OPCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Restricted Cash for Securitized Funding (a)	$19,387	$—	$—	$12	$19,399

Risk Management Assets
Risk Management Commodity Contracts (b) (c)	—	—	3,269	(349)	2,920
Cash Flow Hedges:
Commodity Hedges (b)	—	162	—	—	162
Total Risk Management Assets	—	162	3,269	(349)	3,082

Total Assets	$19,387	$162	$3,269	$(337)	$22,481

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (b) (c)	$—	$—	$349	$(349)	$—

PSO

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2014

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (b) (c)	$—	$—	$360	$(360)	$—

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (b) (c)	$—	$595	$737	$(414)	$918

PSO

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Risk Management Assets
Risk Management Commodity Contracts (b) (c)	$—	$1,078	$—	$5	$1,083
Cash Flow Hedges:
Commodity Hedges (b)	—	84	—	—	84
Total Risk Management Assets	$—	$1,162	$—	$5	$1,167

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (b) (c)	$—	$81	$—	$4	$85

SWEPCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2014

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Cash and Cash Equivalents (a)	$12,660	$—	$—	$1,696	$14,356

Risk Management Assets
Risk Management Commodity Contracts (b) (c)	—	31	439	(439)	31

Total Assets	$12,660	$31	$439	$1,257	$14,387

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (b) (c)	$—	$684	$899	$(501)	$1,082

SWEPCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2013

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in thousands)

Cash and Cash Equivalents (a)	$15,871	$—	$—	$1,370	$17,241

Risk Management Assets
Risk Management Commodity Contracts (b) (c)	—	1,233	—	(151)	1,082
Cash Flow Hedges:
Commodity Hedges (b)	—	97	—	—	97
Total Risk Management Assets	—	1,330	—	(151)	1,179

Total Assets	$15,871	$1,330	$—	$1,219	$18,420

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (b) (c)	$—	$154	$—	$(154)	$—

(a)	Amounts in "Other" column primarily represent cash deposits in bank accounts with financial institutions or with third parties. Level 1 amounts primarily represent investment in money market funds.

(b)	Amounts in “Other” column primarily represent counterparty netting of risk management and hedging contracts and associated cash collateral under the accounting guidance for “Derivatives and Hedging.”

(c)	Substantially comprised of power contracts for APCo, I&M and OPCo and coal contracts for PSO and SWEPCo.

(d)	Amounts in “Other” column primarily represent accrued interest receivables from financial institutions. Level 1 amounts primarily represent investments in money market funds.

(e)	Amounts represent publicly traded equity securities and equity-based mutual funds.

There have been no transfers between Level 1 and Level 2 during the years ended December 31, 2014, 2013 and 2012.

The following tables set forth a reconciliation of changes in the fair value of net trading derivatives classified as Level 3 in the fair value hierarchy:

Year Ended December 31, 2014	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2013	$10,562	$7,164	$2,920	$—	$—
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	29,694	18,593	30,768	—	—
Purchases, Issuances and Settlements (c)	(32,584)	(20,553)	(33,688)	—	—
Transfers into Level 3 (d) (e)	(3,648)	(2,475)	—	—	—
Transfers out of Level 3 (e) (f)	(32)	(22)	—	—	—
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	11,750	11,997	48,402	(377)	(460)
Balance as of December 31, 2014	$15,742	$14,704	$48,402	$(377)	$(460)

Year Ended December 31, 2013	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2012	$10,979	$7,541	$15,429	$—	$—
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	(3,568)	(2,466)	(5,042)	—	—
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets) Relating to Assets Still Held at the Reporting Date (a)	—	—	328	—	—
Purchases, Issuances and Settlements (c)	481	390	765	—	—
Transfers into Level 3 (d) (e)	1,340	911	1,874	—	—
Transfers out of Level 3 (e) (f)	(925)	(637)	(1,303)	—	—
Transfer of OPCo Generation to Parent	—	—	(12,051)	—	—
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	2,255	1,425	2,920	—	—
Balance as of December 31, 2013	$10,562	$7,164	$2,920	$—	$—

Year Ended December 31, 2012	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of December 31, 2011	$1,971	$1,263	$2,666	$—	$—
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (a) (b)	(5,204)	(3,554)	(7,452)	—	—
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets) Relating to Assets Still Held at the Reporting Date (a)	—	—	5,401	—	—
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	23	13	28	—	—
Purchases, Issuances and Settlements (c)	11,200	7,734	16,214	—	—
Transfers into Level 3 (d) (e)	1,392	860	1,909	—	—
Transfers out of Level 3 (e) (f)	(1,930)	(1,144)	(2,527)	—	—
Changes in Fair Value Allocated to Regulated Jurisdictions (g)	3,527	2,369	(810)	—	—
Balance as of December 31, 2012	$10,979	$7,541	$15,429	$—	$—

(a)	Included in revenues on the statements of income.

(b)	Represents the change in fair value between the beginning of the reporting period and the settlement of the risk management commodity contract.

(c)	Represents the settlement of risk management commodity contracts for the reporting period.

(d)	Represents existing assets or liabilities that were previously categorized as Level 2.

(e)	Transfers are recognized based on their value at the beginning of the reporting period that the transfer occurred.

(f)	Represents existing assets or liabilities that were previously categorized as Level 3.

(g)	Relates to the net gains (losses) of those contracts that are not reflected on the statements of income. These net gains (losses) are recorded as regulatory assets/liabilities.

The following tables quantify the significant unobservable inputs used in developing the fair value of Level 3 positions as of December 31, 2014 and 2013:

Significant Unobservable Inputs
December 31, 2014
APCo

				Significant	Forward Price Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
	(in thousands)
Energy Contracts	$5,801	$1,799	Discounted Cash Flow	Forward Market Price	$13.43	$123.02	$52.47
FTRs	11,853	113	Discounted Cash Flow	Forward Market Price	(14.63)	20.02	1.01
Total	$17,654	$1,912

Significant Unobservable Inputs
December 31, 2013
APCo

				Significant
	Fair Value		Valuation	Unobservable	Forward Price Range
	Assets	Liabilities	Technique	Input (a)	Low	High
	(in thousands)
Energy Contracts	$9,359	$960	Discounted Cash Flow	Forward Market Price	$13.04	$80.50
FTRs	2,738	575	Discounted Cash Flow	Forward Market Price	(5.10)	10.44
Total	$12,097	$1,535

Significant Unobservable Inputs
December 31, 2014
I&M

				Significant	Forward Price Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input(a)	Low	High	Average
	(in thousands)
Energy Contracts	$6,375	$1,219	Discounted Cash Flow	Forward Market Price	$13.43	$123.02	$52.47
FTRs	9,633	85	Discounted Cash Flow	Forward Market Price	(14.63)	20.02	1.01
Total	$16,008	$1,304

Significant Unobservable Inputs
December 31, 2013
I&M

				Significant
	Fair Value		Valuation	Unobservable	Forward Price Range
	Assets	Liabilities	Technique	Input (a)	Low	High
	(in thousands)
Energy Contracts	$6,348	$651	Discounted Cash Flow	Forward Market Price	$13.04	$80.50
FTRs	1,857	390	Discounted Cash Flow	Forward Market Price	(5.10)	10.44
Total	$8,205	$1,041

Significant Unobservable Inputs
December 31, 2014
OPCo

				Significant	Forward Price Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
	(in thousands)
Energy Contracts	$45,101	$3,941	Discounted Cash Flow	Forward Market Price	$48.25	$159.92	$84.04
FTRs	7,242	—	Discounted Cash Flow	Forward Market Price	(14.63)	20.02	1.01
Total	$52,343	$3,941

Significant Unobservable Inputs
December 31, 2013
OPCo

				Significant
	Fair Value		Valuation	Unobservable	Forward Price Range
	Assets	Liabilities	Technique	Input (a)	Low	High
	(in thousands)
FTRs	$3,269	$349	Discounted Cash Flow	Forward Market Price	$(5.10)	$10.44

Significant Unobservable Inputs
December 31, 2014
PSO

				Significant	Forward Price Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
(in thousands)
FTRs	$360	$737	Discounted Cash Flow	Forward Market Price	$(14.63)	$20.02	$1.01

Significant Unobservable Inputs
December 31, 2014
SWEPCo

				Significant	Forward Price Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
(in thousands)
FTRs	$439	$899	Discounted Cash Flow	Forward Market Price	$(14.63)	$20.02	$1.01

(a)	Represents market prices in dollars per MWh.

The following table provides sensitivity of fair value measurements to increases (decreases) in significant unobservable inputs related to Energy Contracts and FTRs for the Registrant Subsidiaries as of December 31, 2014:

Sensitivity of Fair Value Measurements
December 31, 2014

Significant Unobservable Input	Position	Change in Input	Impact on Fair Value Measurement
Forward Market Price	Buy	Increase (Decrease)	Higher (Lower)
Forward Market Price	Sell	Increase (Decrease)	Lower (Higher)

12.  INCOME TAXES

The details of the Registrant Subsidiaries’ income taxes as reported are as follows:

Year Ended December 31, 2014	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$10,926	$14,273	$58,057	$(24,349)	$(171,629)
Deferred	144,651	70,225	74,391	74,756	239,426
Deferred Investment Tax Credits	(649)	(4,877)	(241)	175	(1,377)
Income Tax Expense	$154,928	$79,621	$132,207	$50,582	$66,420

Year Ended December 31, 2013	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$58,441	$(49,067)	$92,625	$7,689	$(10,866)
Deferred	75,714	129,109	134,463	53,788	81,888
Deferred Investment Tax Credits	(1,220)	(4,931)	(1,418)	4,408	(1,561)
Income Tax Expense	$132,935	$75,111	$225,670	$65,885	$69,461

Year Ended December 31, 2012	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Income Tax Expense (Credit):
Current	$28,307	$(9,221)	$100,447	$18,634	$(214,353)
Deferred	138,460	53,067	45,685	48,916	260,761
Deferred Investment Tax Credits	(1,240)	(4,502)	(1,849)	(856)	(550)
Income Tax Expense	$165,527	$39,344	$144,283	$66,694	$45,858

Shown below for each Registrant Subsidiary is a reconciliation of the difference between the amounts of federal income taxes computed by multiplying book income before income taxes by the federal statutory tax rate and the amount of income taxes reported:

APCo	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Net Income	$215,415	$193,211	$257,503
Income Tax Expense	154,928	132,935	165,527
Pretax Income	$370,343	$326,146	$423,030

Income Taxes on Pretax Income at Statutory Rate (35%)	$129,620	$114,151	$148,061
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	23,527	20,286	20,424
Investment Tax Credits, Net	(649)	(1,220)	(1,240)
State and Local Income Taxes, Net	6,531	2,707	3,175
Removal Costs	(6,844)	(6,454)	(6,641)
AFUDC	(3,768)	(1,420)	(1,145)
Valuation Allowance	(2,498)	5,062	5,674
Other	9,009	(177)	(2,781)
Income Tax Expense	$154,928	$132,935	$165,527

Effective Income Tax Rate	41.8%	40.8%	39.1%

I&M	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Net Income	$155,647	$177,504	$118,457
Income Tax Expense	79,621	75,111	39,344
Pretax Income	$235,268	$252,615	$157,801

Income Taxes on Pretax Income at Statutory Rate (35%)	$82,344	$88,415	$55,230
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	12,885	10,057	8,659
Investment Tax Credits, Net	(4,877)	(4,931)	(4,502)
State and Local Income Taxes, Net	7,668	(882)	(1,559)
Removal Costs	(11,272)	(9,432)	(5,490)
AFUDC	(9,994)	(10,555)	(7,218)
Other	2,867	2,439	(5,776)
Income Tax Expense	$79,621	$75,111	$39,344

Effective Income Tax Rate	33.8%	29.7%	24.9%

OPCo	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Net Income	$216,422	$409,980	$343,534
Income Tax Expense	132,207	225,670	144,283
Pretax Income	$348,629	$635,650	$487,817

Income Taxes on Pretax Income at Statutory Rate (35%)	$122,020	$222,478	$170,736
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	6,665	6,759	5,239
Investment Tax Credits, Net	(241)	(1,418)	(1,849)
State and Local Income Taxes, Net	8,866	3,327	(18,291)
Parent Company Loss Benefit	(996)	(2,154)	(11,915)
Other	(4,107)	(3,322)	363
Income Tax Expense	$132,207	$225,670	$144,283

Effective Income Tax Rate	37.9%	35.5%	29.6%

PSO	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Net Income	$86,929	$97,796	$114,141
Income Tax Expense	50,582	65,885	66,694
Pretax Income	$137,511	$163,681	$180,835

Income Taxes on Pretax Income at Statutory Rate (35%)	$48,129	$57,288	$63,292
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	176	164	(10)
Investment Tax Credits, Net	(770)	(776)	(781)
State and Local Income Taxes, Net	4,777	5,423	6,953
Tax Adjustments	(1,241)	5,268	201
Other	(489)	(1,482)	(2,961)
Income Tax Expense	$50,582	$65,885	$66,694

Effective Income Tax Rate	36.8%	40.3%	36.9%

SWEPCo	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Net Income	$144,559	$153,819	$202,513
Income Tax Expense	66,420	69,461	45,858
Pretax Income	$210,979	$223,280	$248,371

Income Taxes on Pretax Income at Statutory Rate (35%)	$73,843	$78,148	$86,930
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	2,944	3,086	2,105
Depletion	(4,143)	(3,472)	(3,276)
Investment Tax Credits, Net	(1,377)	(1,561)	(550)
State and Local Income Taxes, Net	3,083	(1,453)	(18,010)
AFUDC	(4,182)	(2,381)	(19,879)
Other	(3,748)	(2,906)	(1,462)
Income Tax Expense	$66,420	$69,461	$45,858

Effective Income Tax Rate	31.5%	31.1%	18.5%

The following tables show elements of the net deferred tax liability and significant temporary differences for each Registrant Subsidiary:

APCo	December 31,
	2014	2013
	(in thousands)
Deferred Tax Assets	$446,346	$548,966
Deferred Tax Liabilities	(2,711,233)	(2,788,306)
Net Deferred Tax Liabilities	$(2,264,887)	$(2,239,340)

Property Related Temporary Differences	$(1,801,885)	$(1,725,853)
Amounts Due from Customers for Future Federal Income Taxes	(70,417)	(94,775)
Deferred State Income Taxes	(239,724)	(246,247)
Regulatory Assets	(113,671)	(104,824)
Securitized Assets	(122,559)	(130,834)
Deferred Income Taxes on Other Comprehensive Loss	(2,710)	(1,589)
Net Operating Loss Carryforward	9,796	45,177
Tax Credit Carryforward	46,162	21,940
Valuation Allowance	—	(41,277)
All Other, Net	30,121	38,942
Net Deferred Tax Liabilities	$(2,264,887)	$(2,239,340)

I&M	December 31,
	2014	2013
	(in thousands)
Deferred Tax Assets	$911,811	$843,630
Deferred Tax Liabilities	(2,190,002)	(2,043,810)
Net Deferred Tax Liabilities	$(1,278,191)	$(1,200,180)

Property Related Temporary Differences	$(418,724)	$(390,829)
Amounts Due from Customers for Future Federal Income Taxes	(40,580)	(39,137)
Deferred State Income Taxes	(138,907)	(137,162)
Deferred Income Taxes on Other Comprehensive Loss	7,732	8,351
Accrued Nuclear Decommissioning	(610,955)	(553,794)
Net Operating Loss Carryforward	—	15,690
Regulatory Assets	(74,690)	(59,008)
All Other, Net	(2,067)	(44,291)
Net Deferred Tax Liabilities	$(1,278,191)	$(1,200,180)

OPCo	December 31,
	2014	2013
	(in thousands)
Deferred Tax Assets	$171,816	$183,085
Deferred Tax Liabilities	(1,528,130)	(1,477,691)
Net Deferred Tax Liabilities	$(1,356,314)	$(1,294,606)

Property Related Temporary Differences	$(926,520)	$(841,607)
Amounts Due from Customers for Future Federal Income Taxes	(47,598)	(51,946)
Deferred State Income Taxes	(34,232)	(28,569)
Regulatory Assets	(242,391)	(215,535)
Deferred Income Taxes on Other Comprehensive Loss	(3,016)	(3,812)
Deferred Fuel and Purchased Power	(145,515)	(176,192)
All Other, Net	42,958	23,055
Net Deferred Tax Liabilities	$(1,356,314)	$(1,294,606)

PSO	December 31,
	2014	2013
	(in thousands)
Deferred Tax Assets	$110,758	$107,567
Deferred Tax Liabilities	(1,016,721)	(936,791)
Net Deferred Tax Liabilities	$(905,963)	$(829,224)

Property Related Temporary Differences	$(805,193)	$(736,160)
Amounts Due from Customers for Future Federal Income Taxes	(678)	(31)
Deferred State Income Taxes	(109,285)	(99,126)
Regulatory Assets	(39,620)	(39,414)
Deferred Income Taxes on Other Comprehensive Loss	(2,661)	(3,100)
Deferred Federal Income Taxes on Deferred State Income Taxes	43,918	40,362
Net Operating Loss Carryforward	6,365	4,314
Tax Credit Carryforward	681	565
All Other, Net	510	3,366
Net Deferred Tax Liabilities	$(905,963)	$(829,224)

SWEPCo	December 31,
	2014	2013
	(in thousands)
Deferred Tax Assets	$186,176	$359,529
Deferred Tax Liabilities	(1,528,246)	(1,453,710)
Net Deferred Tax Liabilities	$(1,342,070)	$(1,094,181)

Property Related Temporary Differences	$(1,235,136)	$(1,172,431)
Amounts Due from Customers for Future Federal Income Taxes	(44,119)	(43,116)
Deferred State Income Taxes	(124,147)	(118,179)
Regulatory Assets	(19,388)	(5,290)
Deferred Income Taxes on Other Comprehensive Loss	4,021	4,548
Impairment Loss - Turk Plant	21,052	21,295
Net Operating Loss Carryforward	21,925	189,128
All Other, Net	33,722	29,864
Net Deferred Tax Liabilities	$(1,342,070)	$(1,094,181)

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

Federal and State Income Tax Audit Status

The Registrant Subsidiaries are no longer subject to U.S. federal examination for years before 2011.  The IRS examination of years 2011, 2012 and 2013 started in April 2014. Although the outcome of tax audits is uncertain, in management’s opinion, adequate provisions for federal income taxes have been made for potential liabilities resulting from such matters.  In addition, the Registrant Subsidiaries accrue interest on these uncertain tax positions.  Management is not aware of any issues for open tax years that upon final resolution are expected to materially impact net income.

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

Net Income Tax Operating Loss Carryforward

In 2011, APCo and I&M recognized federal net income tax operating losses of $313 million and $123 million, respectively, driven primarily by bonus depreciation, pension plan contributions and other book versus tax temporary differences.  In 2012, SWEPCo recognized a federal net income tax operating loss of $858 million driven primarily by bonus depreciation.  APCo, OPCo, PSO and SWEPCo also have state net income tax operating loss carryforwards as indicated in the table below:

Company	State	State Net Income Tax Operating Loss Carryforward	Year of Expiration
		(in thousands)
APCo	Tennessee	$2,695	2026
APCo	West Virginia	235,341	2032
OPCo	West Virginia	50,228	2032
PSO	Oklahoma	163,212	2034
SWEPCo	Louisiana	419,384	2029
SWEPCo	Oklahoma	2,994	2034

As a result, APCo, OPCo, PSO and SWEPCo recognized deferred state and local income tax benefits in 2011, and/or 2012, and/or 2013 and/or 2014.  At the end of 2013, APCo, I&M and SWEPCo had $12 million, $13 million and $167 million, respectively, of unrealized federal net operating loss carryforward.  Federal taxable income was sufficient enough in 2014 that these remaining federal net income tax operating loss tax benefits were realized in full.  Management also anticipates future taxable income will be sufficient to realize the remaining state net income tax operating loss tax benefits before the state carryforward expires for each state.

Tax Credit Carryforward

Federal and state net income tax operating losses sustained in 2011 and 2009 along with lower federal and state taxable income in 2010 resulted in unused federal and state income tax credits.  As of December 31, 2014, the Registrant Subsidiaries have federal tax credit carryforwards and PSO has state tax credit carryforwards as indicated in the table below.  If these credits are not utilized, federal general business tax credits will expire in the years 2029 through 2033.

Company	Total Federal Tax Credit Carryforward	Federal Tax Credit Carryforward Subject to Expiration	Total State Tax Credit Carryforward	State Tax Credit Carryforward Subject to Expiration
	(in thousands)
APCo	$45,654	$4,046	$—	$—
I&M	3,418	2,877	—	—
OPCo	25,679	1,962	—	—
PSO	681	660	22,141	22,141
SWEPCo	3,254	899	—	—

The Registrant Subsidiaries anticipate future federal taxable income will be sufficient to realize the tax benefits of the federal tax credits before they expire unused.  In November 2014, APCo received an order from the Virginia SCC for its 2014 Virginia Biennial Base Rate Case (see Note 4). As a result of the final determination pertaining to the ability to realize future tax benefits for certain state net income tax operating loss and credit carryforwards, management determined that APCo is subject to the Virginia Minimum Tax on electric suppliers and the Virginia State Income Tax is no longer applicable. As a result, management derecognized the related state income tax benefits, which had been subject to valuation allowances.

Uncertain Tax Positions

The Registrant Subsidiaries recognize interest accruals related to uncertain tax positions in interest income or expense as applicable and penalties in Other Operation expense in accordance with the accounting guidance for “Income Taxes.”

The following tables show amounts reported for interest expense, interest income and reversal of prior period interest expense:

	Years Ended December 31,
	2014			2013
Company	Interest Expense	Interest Income	Reversal of Prior Period Interest Expense	Interest Expense	Interest Income	Reversal of Prior Period Interest Expense
	(in thousands)
APCo	$—	$—	$193	$—	$1,089	$—
I&M	—	—	289	—	597	—
OPCo	129	—	245	—	1,892	—
PSO	88	—	137	—	135	—
SWEPCo	172	—	154	215	—	—

	Year Ended December 31, 2012
Company	Interest Expense	Interest Income	Reversal of Prior Period Interest Expense
	(in thousands)
APCo	$62	$—	$183
I&M	1,355	—	—
OPCo	266	—	504
PSO	259	—	294
SWEPCo	286	—	271

The following table shows balances for amounts accrued for the receipt of interest:

	December 31,
Company	2014	2013
	(in thousands)
APCo	$—	$—
I&M	—	—
OPCo	—	—
PSO	—	209
SWEPCo	—	172

The following table shows balances for amounts accrued for the payment of interest and penalties:

	December 31,
Company	2014	2013
	(in thousands)
APCo	$—	$158
I&M	526	957
OPCo	382	407
PSO	310	562
SWEPCo	1,010	1,167

The reconciliations of the beginning and ending amounts of unrecognized tax benefits are as follows:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of January 1, 2014	$1,164	$3,164	$2,086	$2,184	$7,602
Increase – Tax Positions Taken During a Prior Period	—	1,431	6,335	64	1,602
Decrease – Tax Positions Taken During a Prior Period	—	—	—	(18)	(832)
Increase – Tax Positions Taken During the Current Year	—	—	—	—	—
Decrease – Tax Positions Taken During the Current Year	—	—	—	—	—
Increase – Settlements with Taxing Authorities	1	—	70	37	—
Decrease – Settlements with Taxing Authorities	—	(660)	—	—	(30)
Decrease – Lapse of the Applicable Statute of Limitations	(1,165)	(1,640)	(1,566)	(948)	(845)
Balance as of December 31, 2014	$—	$2,295	$6,925	$1,319	$7,497

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of January 1, 2013	$5,253	$15,085	$11,052	$2,273	$9,553
Increase – Tax Positions Taken During a Prior Period	—	—	—	—	—
Decrease – Tax Positions Taken During a Prior Period	(4,089)	(11,921)	(8,966)	(103)	(3,158)
Increase – Tax Positions Taken During the Current Year	—	—	—	14	1,301
Decrease – Tax Positions Taken During the Current Year	—	—	—	—	—
Decrease – Settlements with Taxing Authorities	—	—	—	—	(94)
Decrease – Lapse of the Applicable Statute of Limitations	—	—	—	—	—
Balance as of December 31, 2013	$1,164	$3,164	$2,086	$2,184	$7,602

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Balance as of January 1, 2012	$7,311	$14,071	$43,565	$3,585	$9,031
Increase – Tax Positions Taken During a Prior Period	—	2,266	1,360	421	2,806
Decrease – Tax Positions Taken During a Prior Period	(384)	(1,252)	(13,582)	(92)	(775)
Increase – Tax Positions Taken During the Current Year	—	—	—	—	—
Decrease – Tax Positions Taken During the Current Year	—	—	—	—	—
Decrease – Settlements with Taxing Authorities	(1,674)	—	(20,291)	—	—
Decrease – Lapse of the Applicable Statute of Limitations	—	—	—	(1,641)	(1,509)
Balance as of December 31, 2012	$5,253	$15,085	$11,052	$2,273	$9,553

Management believes that there will be no significant net increase or decrease in unrecognized benefits within 12 months of the reporting date.  The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate for each Registrant Subsidiary was as follows:

Company	2014	2013	2012
	(in thousands)
APCo	$—	$—	$—
I&M	1,591	1,220	1,220
OPCo	4,462	674	674
PSO	858	827	818
SWEPCo	4,873	4,357	3,512

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

The Tax Increase Prevention Act of 2014 (the 2014 Act) was enacted in December 2014. Included in the 2014 Act was a one-year extension of the 50% bonus depreciation. The 2014 Act also retroactively extended the life of research and development, employment and several energy tax credits, which expired at the end of 2013. The enacted provisions did not materially impact the Registrant Subsidiaries' net income or financial condition but will have a favorable impact on future cash flows.

Federal Tax Regulations

In 2013, the U.S. Treasury Department issued final and re-proposed regulations regarding the deduction and capitalization of expenditures related to tangible property, effective for the tax years beginning in 2014.  In addition, the IRS issued Revenue Procedures under the Industry Issue Resolutions program that provides specific guidance for the implementation of the regulations for the electric utility industry.  These final regulations did not materially impact the Registrant Subsidiaries' net income, cash flows or financial condition.

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

During the third quarter of 2013, it was determined that the state of West Virginia had achieved certain minimum levels of shortfall reserve funds.  As a result, the West Virginia corporate income tax rate was reduced from 7% to 6.5% in 2014.

The enacted provisions did not materially impact the Registrant Subsidiaries’ net income, cash flows or financial condition.

13.  LEASES

Leases of property, plant and equipment are for remaining periods up to 35 years and require payments of related property taxes, maintenance and operating costs.  The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

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

Year Ended December 31, 2014	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$18,348	$93,440	$6,610	$3,171	$5,465
Amortization of Capital Leases	5,525	44,369	5,714	4,227	14,960
Interest on Capital Leases	1,012	2,834	1,189	747	7,369
Total Lease Rental Costs	$24,885	$140,643	$13,513	$8,145	$27,794

Year Ended December 31, 2013	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$17,500	$95,606	$57,814	$4,131	$6,328
Amortization of Capital Leases	6,293	11,307	7,800	4,099	15,456
Interest on Capital Leases	1,410	1,870	4,125	782	8,153
Total Lease Rental Costs	$25,203	$108,783	$69,739	$9,012	$29,937

Year Ended December 31, 2012	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Net Lease Expense on Operating Leases	$15,633	$95,509	$59,836	$5,283	$5,797
Amortization of Capital Leases	7,429	8,429	10,906	3,839	14,793
Interest on Capital Leases	1,782	1,738	3,307	815	9,041
Total Lease Rental Costs	$24,844	$105,676	$74,049	$9,937	$29,631

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

December 31, 2014	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Property, Plant and Equipment Under Capital Leases:
Generation	$14,166	$18,681	$—	$9,625	$35,442
Other Property, Plant and Equipment	19,414	100,419	22,569	16,472	159,472
Total Property, Plant and Equipment	33,580	119,100	22,569	26,097	194,914
Accumulated Amortization	14,040	15,956	8,003	11,796	80,155
Net Property, Plant and Equipment Under Capital Leases	$19,540	$103,144	$14,566	$14,301	$114,759

Obligations Under Capital Leases:
Noncurrent Liability	$14,435	$61,094	$10,996	$10,929	$91,044
Liability Due Within One Year	5,105	42,050	3,570	3,372	17,557

Total Obligations Under Capital Leases	$19,540	$103,144	$14,566	$14,301	$108,601

December 31, 2013	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Property, Plant and Equipment Under Capital Leases:
Generation	$13,531	$18,324	$—	$9,675	$34,476
Other Property, Plant and Equipment	18,720	130,249	26,532	15,413	157,853
Total Property, Plant and Equipment	32,251	148,573	26,532	25,088	192,329
Accumulated Amortization	11,379	15,356	9,800	10,957	66,637
Net Property, Plant and Equipment Under Capital Leases	$20,872	$133,217	$16,732	$14,131	$125,692

Obligations Under Capital Leases:
Noncurrent Liability	$15,718	$87,000	$11,212	$10,222	$105,086
Liability Due Within One Year	5,154	46,210	5,520	3,909	17,899

Total Obligations Under Capital Leases	$20,872	$133,210	$16,732	$14,131	$122,985

Future minimum lease payments consisted of the following as of December 31, 2014:

Capital Leases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2015	$5,668	$42,724	$4,140	$4,001	$23,721
2016	5,063	35,817	3,634	3,575	20,700
2017	4,171	11,419	3,381	3,425	21,863
2018	3,166	6,025	2,854	2,391	11,751
2019	1,146	2,718	747	1,173	10,463
Later Years	1,815	22,467	1,489	1,925	46,016
Total Future Minimum Lease Payments	21,029	121,170	16,245	16,490	134,514
Less Estimated Interest Element	1,489	18,026	1,679	2,189	25,913
Estimated Present Value of Future Minimum Lease Payments	$19,540	$103,144	$14,566	$14,301	$108,601

Noncancelable Operating Leases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2015	$15,817	$95,357	$13,471	$3,031	$5,392
2016	15,101	89,448	9,575	2,922	4,679
2017	14,669	87,031	9,036	2,760	4,225
2018	13,886	85,858	7,906	2,391	3,754
2019	11,818	85,130	6,765	1,800	3,457
Later Years	42,866	262,263	24,743	5,094	14,819
Total Future Minimum Lease Payments	$114,157	$705,087	$71,496	$17,998	$36,326
Master Lease Agreements

The Registrant Subsidiaries lease certain equipment under master lease agreements.  Under the lease agreements, the lessor is guaranteed a residual value up to a stated percentage of either the unamortized balance or the equipment cost at the end of the lease term.  If the actual fair value of the leased equipment is below the guaranteed residual value at the end of the lease term, the Registrant Subsidiaries are committed to pay the difference between the actual fair value and the residual value guarantee.  Historically, at the end of the lease term the fair value has been in excess of the unamortized balance.  As of December 31, 2014, the maximum potential loss by Registrant Subsidiary for these lease agreements assuming the fair value of the equipment is zero at the end of the lease term is as follows:

Company	Maximum Potential Loss
(in thousands)
APCo	$4,026
I&M	2,861
OPCo	4,829
PSO	2,214
SWEPCo	2,774

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

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it equally to AEGCo and I&M.  The lease is accounted for as an operating lease with the payment obligations included in the future minimum lease payments schedule earlier in this note.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  AEP, AEGCo and I&M have no ownership interest in the Owner Trustee and do not guarantee its debt.  I&M’s future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2014 are as follows:

Future Minimum Lease Payments	I&M
(in thousands)
2015	$73,854
2016	73,854
2017	73,854
2018	73,854
2019	73,854
Later Years	221,562
Total Future Minimum Lease Payments	$590,832

Railcar Lease

In June 2003, AEP Transportation LLC (AEP Transportation), a subsidiary of AEP, entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The lease is accounted for as an operating lease.  In January 2008, AEP Transportation assigned the remaining 848 railcars under the original lease agreement to I&M (390 railcars) and SWEPCo (458 railcars).  The assignment is accounted for as operating leases for I&M and SWEPCo.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  I&M and SWEPCo intend to renew these leases for the full lease term of twenty years via the renewal options.  The future minimum lease obligations are $11 million and $13 million for I&M and SWEPCo, respectively, for the remaining railcars as of December 31, 2014.  These obligations are included in the future minimum lease payments schedule earlier in this note.

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

Sabine Dragline Lease

During 2009, Sabine entered into capital lease arrangements with a nonaffiliated company to finance the purchase of two electric draglines to be used for Sabine’s mining operations totaling $47 million.  The amounts included in the lease represented the aggregate fair value of the existing equipment and a sale-and-leaseback transaction for additional dragline rebuild costs required to keep the dragline operational.  These capital lease assets are included in Other Property, Plant and Equipment on SWEPCo’s December 31, 2014 and 2013 balance sheets.  The short-term and long-term capital lease obligations are included in Obligations Under Capital Leases on SWEPCo’s December 31, 2014 and 2013 balance sheets.  The future payment obligations are included in SWEPCo’s future minimum lease payments schedule earlier in this note.

I&M Nuclear Fuel Lease

In November 2013, I&M entered into a sale-and-leaseback transaction with IMP 11-2013, a nonaffiliated Ohio trust, to lease nuclear fuel for I&M’s Cook Plant.  In November 2013, I&M sold a portion of its unamortized nuclear fuel inventory to the trust for $110 million.  The lease has a variable rate based on one month LIBOR and is accounted for as a capital lease with lease terms up to 54 months.  The future payment obligations of $67 million are included in I&M’s future minimum lease payments schedule earlier in this note.  The net capital lease asset is included in Other Property, Plant and Equipment and the short-term and long-term capital lease obligations are included in Other Current Liabilities and Deferred Credits and Other Noncurrent Liabilities, respectively, on I&M’s December 31, 2014 balance sheet.  The future minimum lease payments for the sale-and-leaseback transaction as of December 31, 2014 are as follows, based on estimated fuel burn:

Future Minimum Lease Payments	I&M
(in thousands)
2015	$32,173
2016	26,879
2017	5,760
2018	2,397
Total Future Minimum Lease Payments	$67,209

14.  FINANCING ACTIVITIES

Long-term Debt

The following details long-term debt outstanding as of December 31, 2014 and 2013:

		Weighted
		Average
		Interest
		Rate as of	Interest Rate Ranges as of		Outstanding as of
		December 31,	December 31,		December 31,
Company	Maturity	2014	2014	2013	2014	2013
Senior Unsecured Notes					(in thousands)
APCo	2015-2044	5.80%	3.40%-7.95%	3.40%-7.95%	$2,991,846	$2,893,220
I&M	2015-2037	5.80%	3.20%-7.00%	3.20%-7.00%	1,246,683	1,246,235
OPCo	2014-2035	5.98%	5.375%-6.60%	4.85%-6.60%	1,945,036	2,169,487
PSO	2016-2037	5.52%	4.40%-6.625%	4.40%-6.625%	897,046	896,705
SWEPCo	2015-2040	5.56%	3.55%-6.45%	3.55%-6.45%	1,823,362	1,823,007

Pollution Control Bonds (a)
APCo	2014-2038 (b)	1.68%	0.04%-5.375%	0.05%-5.375%	532,500	532,500
I&M	2014-2025 (b)	1.80%	0.04%-4.625%	0.04%-6.25%	226,607	226,569
OPCo	2014-2038 (b)	3.85%	3.125%-5.80%	2.875%-5.80%	118,245	296,825
PSO	2014-2020	4.45%	4.45%	4.45%-5.25%	12,660	46,360
SWEPCo	2015-2018 (b)	4.28%	3.25%-4.95%	3.25%-4.95%	135,200	135,200

Notes Payable – Affiliated
APCo	2015	3.125%	3.125%	3.125%	86,000	86,000

Notes Payable – Nonaffiliated
I&M	2014-2019	1.14%	0.983%-2.12%	1.164%-4.00%	176,697	177,540
SWEPCo	2024-2032	5.13%	4.58%-6.37%	4.58%-6.37%	81,875	85,125

Securitization Bonds
APCo	2024-2031	2.80%	2.008%-3.772%	2.008%-3.772%	367,606	380,282
OPCo	2018-2020	1.44%	0.958%-2.049%	0.958%-2.049%	232,467	267,403

Spent Nuclear Fuel Obligation (c)
I&M					265,502	265,391

Other Long-term Debt
APCo (d)	2015-2026	13.718%	13.718%	1.188%-13.718%	2,322	302,355
I&M	2015-2025	2.28%	1.55%-6.00%	1.67%-6.00%	111,908	123,281
OPCo	2028	1.15%	1.15%	1.15%	1,375	1,460
PSO (e)	2016-2027	1.57%	1.482%-3.00%	1.491%-3.00%	131,330	56,745
SWEPCo (f)	2017	1.73%	1.73%		100,000	—

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

(c)	Spent nuclear fuel obligation consists of a liability along with accrued interest for disposal of spent nuclear fuel (see "SNF Disposal" section of Note 6).

(d)	In 2014, APCo retired a $300 million credit facility due in 2015.

(e)	In 2014, PSO drew the remaining $75 million on an existing $125 million three-year credit facility.

(f)	In 2014, SWEPCo issued a $100 million three-year credit facility.

Long-term debt outstanding as of December 31, 2014 is payable as follows:

	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
2015	$638,212	$382,187	$131,497	$427	$306,750
2016	88,372	49,189	395,946	275,440	3,250
2017	273,492	37,131	46,387	454	353,250
2018	123,972	106,444	397,045	467	384,950
2019	94,463	479,353	48,016	250,482	403,250
After 2019	2,769,933	976,803	1,283,200	516,720	690,625
Principal Amount	3,988,444	2,031,107	2,302,091	1,043,990	2,142,075
Unamortized Discount, Net	(8,170)	(3,710)	(4,968)	(2,954)	(1,638)
Total Long-term Debt Outstanding	$3,980,274	$2,027,397	$2,297,123	$1,041,036	$2,140,437

In January 2015 and February 2015, I&M retired $15 million and $8 million, respectively, of Notes Payable related to DCC Fuel.

In January 2015, OPCo retired $22 million of Securitization Bonds.

In January 2015, PSO issued $87.5 million of 3.17% and $87.5 million of 4.09% Senior Unsecured Notes due in 2025 and 2045, respectively.

In January 2015, SWEPCo remarketed $54 million of 1.6% Pollution Control Bonds due in 2019.

In February 2015, APCo retired $11 million of Securitization Bonds.

As of December 31, 2014, trustees held, on behalf of I&M and OPCo, $40 million and $345 million, respectively, of their reacquired Pollution Control Bonds.

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

Leverage Restrictions

Pursuant to the credit agreement leverage restrictions, APCo, I&M, PSO and SWEPCo must maintain a percentage of debt to total capitalization at a level that does not exceed 67.5%.  As of December 31, 2014, $50 million, $61 million and $277 million of I&M, PSO and SWEPCo's retained earnings, respectively, have restrictions related to the payment of dividends to Parent. None of APCo’s retained earnings have restrictions related to the payment of dividends to Parent.

Utility Money Pool – AEP System

The AEP System uses a corporate borrowing program to meet the short-term borrowing needs of AEP’s subsidiaries.  The corporate borrowing program includes a Utility Money Pool, which funds AEP’s utility subsidiaries, and a Nonutility Money Pool, which funds a majority of AEP’s nonutility subsidiaries.  The AEP System Utility Money Pool operates in accordance with the terms and conditions of the AEP System Utility Money Pool agreement filed with the FERC.   The amounts of outstanding loans to (borrowings from) the Utility Money Pool as of December 31, 2014 and 2013 are included in Advances to Affiliates and Advances from Affiliates, respectively, on each of the Registrant Subsidiaries’ balance sheets.  The Utility Money Pool participants’ money pool activity and their corresponding authorized borrowing limits for the years ended December 31, 2014 and 2013 are described in the following tables:

Year Ended December 31, 2014:

	Maximum		Average		Net Loans to
	Borrowings	Maximum	Borrowings	Average	(Borrowings from)	Authorized
	from the	Loans to the	from the	Loans to the	the Utility Money	Short-term
	Utility	Utility	Utility	Utility	Pool as of	Borrowing
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2014	Limit
	(in thousands)
APCo	$44,215	$542,186	$12,566	$104,469	$48,519	$600,000
I&M	150,714	158,857	73,192	39,118	(129,020)	500,000
OPCo	120,264	405,350	34,841	107,275	312,473	400,000
PSO	176,950	—	93,732	—	(154,249)	300,000
SWEPCo	153,503	51,319	71,009	24,392	41,033	350,000

Year Ended December 31, 2013:

	Maximum		Average		Net Loans to
	Borrowings	Maximum	Borrowings	Average	(Borrowings from)	Authorized
	from the	Loans to the	from the	Loans to the	the Utility Money	Short-term
	Utility	Utility	Utility	Utility	Pool as of	Borrowing
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2013	Limit
	(in thousands)
APCo	$331,771	$202,377	$141,128	$28,659	$92,485	$600,000
I&M	23,135	403,905	8,308	256,730	55,863	500,000
OPCo	410,456	415,605	190,384	50,230	339,070	600,000
PSO	46,806	109,607	18,754	28,771	(36,772)	300,000
SWEPCo	24,553	153,830	6,020	33,546	(9,180)	350,000

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

					Borrowings
Year Ended	Maximum	Maximum	Average	Average	From as of
December 31, 2013	Borrowings From	Loans To	Borrowings From	Loans To	December 31, 2013
	(in thousands)
Nonutility Money Pool	$1,047	$1,027	$316	$208	$—
Parent	1,178	—	1,078	—	—	(a)

(a)	The borrowings of AGR from Parent as of December 31, 2013 are no longer associated with OPCo.

The maximum and minimum interest rates for funds either borrowed from or loaned to the Utility Money Pool were as follows:

	Years Ended December 31,
	2014	2013	2012
Maximum Interest Rate	0.59%	0.43%	0.56%
Minimum Interest Rate	0.24%	0.24%	0.39%

The average interest rates for funds borrowed from and loaned to the Utility Money Pool for the years ended December 31, 2014, 2013 and 2012 are summarized for all Registrant Subsidiaries in the following table:

	Average Interest Rate for Funds Borrowed from the Utility Money Pool for Years Ended December 31,			Average Interest Rate for Funds Loaned to the Utility Money Pool for Years Ended December 31,
Company	2014	2013	2012	2014	2013	2012
APCo	0.29%	0.33%	0.47%	0.29%	0.33%	0.47%
I&M	0.31%	0.36%	—%	0.30%	0.32%	0.46%
OPCo	0.27%	0.33%	0.47%	0.34%	0.32%	0.47%
PSO	0.29%	0.34%	—%	—%	0.33%	0.46%
SWEPCo	0.29%	0.34%	0.53%	0.32%	0.36%	0.45%

AGR’s maximum, minimum and average interest rates for funds either borrowed from or loaned to the Nonutility Money Pool or Parent for the year ended December 31, 2013 are summarized in the following table:

Year Ended December 31, 2013	Maximum Interest Rate for Funds Borrowed	Minimum Interest Rate for Funds Borrowed	Maximum Interest Rate for Funds Loaned	Minimum Interest Rate for Funds Loaned	Average Interest Rate for Funds Borrowed	Average Interest Rate for Funds Loaned
Nonutility Money Pool	0.66%	0.53%	0.35%	0.32%	0.58%	0.34%
Parent	0.34%	0.24%	—%	—%	0.28%	—%

Interest expense related to short-term borrowing activities with the Utility Money Pool, the Nonutility Money Pool and Parent is included in Interest Expense on each of the Registrant Subsidiaries’ statements of income.  The Registrant Subsidiaries incurred interest expense for all short-term borrowing activities as follows:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$6	$414	$772
I&M	135	70	—
OPCo	43	503	555
PSO	275	25	11
SWEPCo	168	5	977

Interest income related to short-term lending activities with the Utility Money Pool, the Nonutility Money Pool and Parent is included in Interest Income on each of the Registrant Subsidiaries’ statements of income.  The Registrant Subsidiaries earned interest income for all short-term lending activities as follows:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$317	$109	$123
I&M	127	924	963
OPCo	202	233	1,038
PSO	—	58	435
SWEPCo	14	113	320

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

AEP Credit's receivables securitization agreement provides a commitment of $750 million from bank conduits to purchase receivables.  The agreement was increased in June 2014 from $700 million and expires in June 2016.

The amount of accounts receivable and accrued unbilled revenues under the sale of receivables agreement for each Registrant Subsidiary as of December 31, 2014 and 2013 was as follows:

	December 31,
Company	2014	2013
	(in thousands)
APCo	$159,823	$156,599
I&M	137,459	139,257
OPCo	365,834	324,287
PSO	112,905	115,260
SWEPCo	148,668	149,337

The fees paid by the Registrant Subsidiaries to AEP Credit for customer accounts receivable sold were:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$8,896	$6,471	$6,883
I&M	7,900	6,510	6,121
OPCo	28,809	21,573	20,312
PSO	5,926	5,604	7,054
SWEPCo	6,750	5,917	6,140

The Registrant Subsidiaries’ proceeds on the sale of receivables to AEP Credit were:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$1,519,266	$1,442,983	$1,353,920
I&M	1,488,561	1,458,803	1,344,260
OPCo	2,647,643	2,620,483	2,952,723
PSO	1,321,068	1,232,363	1,157,174
SWEPCo	1,655,753	1,533,840	1,481,925

15.  RELATED PARTY TRANSACTIONS

For other related party transactions, also see “AEP System Tax Allocation Agreement” section of Note 12 in addition to “Utility Money Pool – AEP System” and “Sale of Receivables – AEP Credit” sections of Note 14.

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

Effective January 1, 2014, the FERC approved the following agreements. See "Corporate Separation" section of Note 1.

•	A Power Coordination Agreement among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.

•	A Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as the agent to address open commitments related to the termination of the Interconnection Agreement and responsibilities to PJM.

•	A Power Supply Agreement between AGR and OPCo for AGR to supply capacity and the energy needs of OPCo's retail load.

AEPSC conducts power, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on behalf of APCo, I&M, KPCo, PSO and SWEPCo. Effective January 1, 2014, power and natural gas risk management activities for APCo, I&M and KPCo are allocated based on the three member companies’ respective equity positions, while power and natural gas risk management activities for PSO and SWEPCo are allocated based on the Operating Agreement. Prior to January 1, 2014, power and natural gas risk management activities were allocated under the SIA to former members of the Interconnection Agreement, PSO and SWEPCo. Risk management activities primarily include power and natural gas physical transactions, financially-settled swaps and exchange-traded futures.  AEPSC settles the majority of the physical forward contracts by entering into offsetting contracts. Effective January 1, 2014 and with the transfer of OPCo’s generation assets to AGR, AEPSC conducts only gasoline, diesel fuel, energy procurement and FTR price risk management activities on OPCo’s behalf.
Operating Agreement

PSO, SWEPCo and AEPSC are parties to the Operating Agreement which was approved by the FERC.  The Operating Agreement requires PSO and SWEPCo to maintain adequate annual planning reserve margins and requires that capacity in excess of the required margins be made available for sale to other operating companies as capacity commitments. In January 2014, the FERC approved a modification of the Operating Agreement to address changes resulting from an anticipated March 2014 SPP power market change. Subsequently and in March 2014, SPP changed from an energy imbalance service market to a fully integrated power market. In alignment with the new SPP integrated power market and according to the modified Operating Agreement, PSO and SWEPCo operate as standalone entities and offer their respective generation into the SPP power market. SPP then economically dispatches resources. By offering their resources separately, PSO and SWEPCo no longer purchase or sell energy to each other to serve their respective internal load or off-system sales.

System Integration Agreement (SIA)

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity. Margins resulting from trading and marketing activities originating in PJM and MISO generally accrue to the benefit of APCo, I&M and KPCo, while trading and marketing activities originating in SPP generally accrue to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among APCo, I&M, KPCo, PSO and SWEPCo based upon the equity positions of these companies.

The SIA was designed to function as an umbrella agreement in addition to the Interconnection Agreement (prior to January 1, 2014) and the Operating Agreement, each of which controlled the distribution of revenues and expenses.

Affiliated Revenues and Purchases

The following tables show the revenues derived from sales under the Interconnection Agreement, direct sales to affiliates, net transmission agreement sales and other revenues for the years ended December 31, 2014, 2013 and 2012:

Related Party Revenues	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2014
Sales under Interconnection Agreement (a)	$184	$503	$1,121	$—	$—
Direct Sales to East Affiliates	141,721	—	—	3,765	10,048
Direct Sales to West Affiliates	614	363	—	—	328
Direct Sales to AEPEP	—	—	44,121	—	—
Transmission Agreement and Transmission Coordination Agreement Sales	(1,665)	1,675	104,052	8	14,119
Other Revenues	3,583	1,657	15,922	3,281	1,783
Total Affiliated Revenues	$144,437	$4,198	$165,216	$7,054	$26,278

Related Party Revenues	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2013
Sales under Interconnection Agreement	$193,651	$218,164	$924,313	$—	$—
Direct Sales to East Affiliates	129,014	—	152,689	14	1
Direct Sales to West Affiliates	578	391	804	10,761	35,410
Direct Sales to AEPEP	—	—	—	—	(136)
Transmission Agreement and Transmission Coordination Agreement Sales	461	(681)	53,405	—	14,715
Other Revenues	23,780	1,525	35,643	3,471	1,822
Total Affiliated Revenues	$347,484	$219,399	$1,166,854	$14,246	$51,812

Related Party Revenues	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2012
Sales under Interconnection Agreement	$166,733	$265,923	$643,486	$—	$—
Direct Sales to East Affiliates	124,519	—	136,142	34	142
Direct Sales to West Affiliates	314	218	454	18,861	23,695
Direct Sales to AEPEP	—	—	—	—	(583)
Transmission Agreement and Transmission Coordination Agreement Sales	(1,289)	758	26,295	8	12,338
Other Revenues	27,922	1,509	40,917	3,700	1,849
Total Affiliated Revenues	$318,199	$268,408	$847,294	$22,603	$37,441

(a)    Includes December 2013 true-up activity subsequent to agreement termination.

The following tables show the purchased power expenses incurred for purchases under the Interconnection Agreement and from affiliates for the years ended December 31, 2014, 2013 and 2012:

Related Party Purchases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2014
Purchases under Interconnection Agreement (a)	$4,661	$1,635	$140	$—	$—
Direct Purchases from East Affiliates	—	—	—	976	1
Direct Purchases from West Affiliates	—	—	—	10,048	3,765
Direct Purchases from AGR	—	—	1,148,216	—	—
Direct Purchases from AEPEP	—	—	44,344	—	—
Direct Purchases from AEGCo	—	268,337	—	—	—
Total Affiliated Purchases	$4,661	$269,972	$1,192,700	$11,024	$3,766

Related Party Purchases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2013
Purchases under Interconnection Agreement	$830,954	$181,688	$199,283	$—	$—
Direct Purchases from East Affiliates	—	—	—	1,481	411
Direct Purchases from West Affiliates	5	3	6	35,410	10,761
Direct Purchases from AEGCo	—	251,518	148,459	—	—
Natural Gas Purchases from AEPES	—	—	1,984	—	—
Total Affiliated Purchases	$830,959	$433,209	$349,732	$36,891	$11,172

Related Party Purchases	APCo	I&M	OPCo	PSO	SWEPCo
	(in thousands)
Year Ended December 31, 2012
Purchases under Interconnection Agreement	$661,185	$147,502	$174,240	$—	$—
Direct Purchases from East Affiliates	—	—	—	683	368
Direct Purchases from West Affiliates	53	36	75	23,695	18,861
Direct Purchases from AEGCo	—	238,866	203,583	—	—
Natural Gas Purchases from AEPES	—	—	2,808	—	—
Total Affiliated Purchases	$661,238	$386,404	$380,706	$24,378	$19,229

(a)    Includes December 2013 true-up activity subsequent to agreement termination.

The above summarized related party revenues and expenses are reported in Sales to AEP Affiliates and Purchased Electricity from AEP Affiliates on the Registrant Subsidiaries’ statements of income.  Since the Registrant Subsidiaries are included in AEP’s consolidated results, the above summarized related party transactions are eliminated in total in AEP’s consolidated revenues and expenses.

System Transmission Integration Agreement (STIA)

AEP’s STIA provided for the integration and coordination of the planning, operation and maintenance of transmission facilities. Since the FERC approved the cancellation of the STIA effective June 1, 2014, the coordinated planning, operation and maintenance of transmission facilities are the responsibility of the RTOs and the STIA is no longer necessary. Similar to the SIA, the STIA functioned as an umbrella agreement in addition to the Transmission Agreement (TA) and the Transmission Coordination Agreement (TCA). The TA and TCA are both still active. The STIA contained two service schedules that governed:

•	The allocation of transmission costs and revenues.

•	The allocation of third-party transmission costs and revenues and AEP System dispatch costs.

APCo, I&M, KGPCo, KPCo, OPCo and WPCo are parties to the TA, effective November 2010, which defines how transmission costs through PJM OATT are allocated among the AEP East Companies, KGPCo and WPCo on a 12-month average coincident peak basis.

The following table shows the net charges recorded by the Registrant Subsidiaries for the years ended December 31, 2014, 2013 and 2012 related to the TA:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$84,667	$40,609	$20,264
I&M	39,707	19,947	5,689
OPCo	16,989	8,946	6,090

The charges shown above are recorded in Other Operation expenses on the statements of income.

PSO, SWEPCo and AEPSC are parties to the TCA, dated January 1, 1997, by and among PSO, SWEPCo and AEPSC, in connection with the operation of the transmission assets of the two AEP utility subsidiaries.  The TCA has been approved by the FERC and establishes a coordinating committee, which is charged with overseeing the coordinated planning of the transmission facilities of the parties to the agreement.  This includes the performance of transmission planning studies, the interaction of such companies with independent system operators (ISO) and other regional bodies interested in transmission planning and compliance with the terms of the OATT filed with the FERC and the rules of the FERC relating to such a tariff.

Under the TCA, the parties to the agreement delegated to AEPSC the responsibility of monitoring the reliability of their transmission systems and administering the OATT on their behalf.  The allocations have been governed by the FERC-approved OATT for the SPP.

The following table shows the net (revenues) expenses allocated among parties to the TCA pursuant to the SPP OATT protocols as described above for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
PSO	$14,100	$14,700	$12,300
SWEPCo	(14,100)	(14,700)	(12,300)

The net (revenues) expenses shown above are recorded in Sales to AEP Affiliates on SWEPCo’s statements of income and Other Operation expenses on PSO’s statements of income.

Unit Power Agreements (UPA)

Lawrenceburg UPA

In March 2007, OPCo and AEGCo entered into a 10-year UPA for the entire output from the Lawrenceburg Generating Station effective with AEGCo’s purchase of the plant in May 2007.  Effective January 1, 2014, the Lawrenceburg UPA was assigned by OPCo to AGR. The UPA has an option for an additional two-year period.  I&M operates the plant under an agreement with AEGCo.  Under the UPA, AGR pays AEGCo for the capacity, depreciation, fuel, operation and maintenance and tax expenses.  These payments are due regardless of whether the plant is operating.  The fuel and operation and maintenance payments are based on actual costs incurred.  All expenses are trued up periodically.

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

Cook Coal Terminal

On August 1, 2013, OPCo transferred ownership of Cook Coal Terminal to AEGCo.  Cook Coal Terminal performs coal transloading and storage services at cost for APCo, I&M and OPCo.  OPCo included revenues for these services in Other Revenues – Affiliated and expenses in Other Operation expenses on the statements of income.  The coal transloading expenses in 2014, 2013 and 2012 were as follows:

AEGCo

	Years Ended December 31,
Company	2014	2013
	(in thousands)
APCo	$1	$—
I&M	16,186	6,820
OPCo	—	322

OPCo

	Years Ended December 31,
Company	2013		2012
	(in thousands)
APCo	$(11)	(a)	$942
I&M	15,596	(b)	32,639	(b)

(a)	Includes annual true-up of 2012 estimated revenues.

(b)	Includes $7.3 million and $14.5 million in 2013 and 2012, respectively, of amounts purchased by I&M on behalf of AEGCo for Rockport Plant through July 31, 2013.

APCo, I&M and OPCo recorded the cost of transloading services in Fuel on the balance sheet.

Cook Coal Terminal also performs railcar maintenance services at cost for APCo, I&M, PSO and SWEPCo.  Beginning on August 1, 2013, Cook Coal Terminal also performs railcar maintenance services at cost for OPCo.  OPCo included revenues for these services in Sales to AEP Affiliates and expenses in Other Operation expenses on the statements of income.  The railcar maintenance revenues in 2014, 2013 and 2012 were as follows:

AEGCo

	Years Ended December 31,
Company	2014	2013
	(in thousands)
I&M	$2,497	$1,073
OPCo	—	41
PSO	310	106
SWEPCo	3,275	1,237

OPCo

	Years Ended December 31,
Company	2013		2012
	(in thousands)
APCo	$3		$88
I&M	1,285	(a)	3,343	(a)
PSO	59		281
SWEPCo	1,204		2,102

(a)	Includes $608 thousand and $1.5 million in 2013 and 2012, respectively, of amounts purchased by I&M on behalf of AEGCo for Rockport Plant through July 31, 2013.

APCo, I&M, OPCo, PSO and SWEPCo recorded the cost of the railcar maintenance services in Fuel on the balance sheets.

SWEPCo Railcar Facility

SWEPCo operates a railcar maintenance facility in Alliance, Nebraska.  The facility performs maintenance on its own railcars as well as railcars belonging to I&M, PSO and third parties.  SWEPCo billed I&M $508 thousand and $873 thousand for railcar services provided in 2014 and 2013, respectively, and billed PSO $496 thousand and $279 thousand in 2014 and 2013, respectively.  These billings for SWEPCo, and costs for I&M and PSO, are recorded in Fuel on the balance sheets.

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

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
AEGCo	$22,746	$19,719	$19,961
AGR	5,195	—	—
APCo	36,064	30,876	34,725
KPCo	5,031	50	74
OPCo	—	40,562	39,956
AEP River Operations LLC – (Nonutility Subsidiary of AEP)	25,253	22,648	20,917

Services Provided by AEP River Operations LLC

AEP River Operations LLC provides services for barge towing, chartering and general and administrative expenses to I&M.  The costs are recorded by I&M as Other Operation expenses.  For the years ended December 31, 2014, 2013 and 2012, I&M recorded expenses of $24 million, $24 million and $24 million, respectively, for these activities.

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

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
AEGCo	$70	$26	$80
AGR	2,842	—	—
I&M	1,704	2,451	1,280
KPCo	1,180	687	277
OPCo	—	4,679	3,838
PSO	321	606	1,198
SWEPCo	72	168	145

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

December 31, 2014
Billing Company

Billed Company	APCo	I&M	PSO	SWEPCo
	(in thousands)
AGR	$(27)	$—	$—	$—
I&M	331	—	133	1,078
PSO	56	1,275	—	652
SWEPCo	96	2,159	183	—

December 31, 2013
Billing Company

Billed Company	AGR	APCo	I&M	PSO	SWEPCo
	(in thousands)
AGR	$—	$698	$33	$2	$19
APCo	775	—	—	—	—
I&M	(391)	507	—	195	854
PSO	(90)	20	595	—	329
SWEPCo	(245)	140	1,395	43	—

OVEC

AEP, OPCo and several nonaffiliated utility companies jointly own OVEC.  As of December 31, 2014, AEP’s and OPCo’s ownership and investment in OVEC were as follows:

	December 31, 2014
Company	Ownership	Investment
		(in thousands)
AEP	39.17%	$3,978
OPCo	4.30%	430
Total	43.47%	$4,408

OVEC’s owners, along with APCo and I&M, are members to an intercompany power agreement.  Participants of this agreement are entitled to receive and obligated to pay for all OVEC generating capacity, approximately 2,200 MWs, in proportion to their respective power participation ratios.  The aggregate power participation ratio of certain AEP utility subsidiaries, including APCo, I&M and OPCo, is 43.47%.  The proceeds from the sale of power by OVEC are designed to be sufficient for OVEC to meet its operating expenses and fixed costs and provide a return on capital.  The intercompany power agreement ends in June 2040.

AEP, OPCo and other nonaffiliated owners authorized environmental investments related to their ownership interests. OVEC financed capital expenditures totaling $1.3 billion in connection with the engineering and construction of FGD projects and the associated waste disposal landfills at its two generation plants.  These environmental projects were funded through debt issuances.  As of December 31, 2014, both generation plants were operating with environmental controls.

Purchased Power from OVEC

The amounts of power purchased by the Registrant Subsidiaries from OVEC for the years ended December 31, 2014, 2013 and 2012 were:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$96,905	$104,396	$98,417
I&M	48,487	52,230	49,239
OPCo	123,101	132,607	125,013

The amounts shown above are recoverable from customers and are included in Purchased Electricity for Resale on the statements of income.

Sales and Purchases of Property

Certain AEP subsidiaries had affiliated sales and purchases of electric property individually amounting to $100 thousand or more, sales and purchases of meters and transformers, and sales and purchases of transmission property.  There were no gains or losses recorded on the transactions.  The following tables show the sales and purchases, recorded at net book value, for the years ended December 31, 2014, 2013 and 2012:

Sales

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$3,031	$3,212	$6,643
I&M	1,256	5,031	3,296
OPCo	532	59,818	4,163
PSO	510	5,651	1,782
SWEPCo	1,216	1,617	1,731

Purchases

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$860	$5,199	$2,522
I&M	1,352	964	285
OPCo	1,902	5,311	10,608
PSO	2,079	1,710	1,867
SWEPCo	4,023	8,440	7,266

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

SWEPCo is the primary beneficiary of Sabine.  I&M is the primary beneficiary of DCC Fuel.  OPCo is the primary beneficiary of Ohio Phase-in-Recovery Funding.  APCo is the primary beneficiary of Appalachian Consumer Rate Relief Funding.  SWEPCo holds a significant variable interest in DHLC.  Each of the Registrant Subsidiaries hold a significant variable interest in AEPSC.  In 2013, I&M and OPCo each held a significant variable interest in AEGCo.

Sabine is a mining operator providing mining services to SWEPCo.  SWEPCo has no equity investment in Sabine but is Sabine’s only customer.  SWEPCo guarantees the debt obligations and lease obligations of Sabine.  Under the terms of the note agreements, substantially all assets are pledged and all rights under the lignite mining agreement are assigned to SWEPCo.  The creditors of Sabine have no recourse to any AEP entity other than SWEPCo.  Under the provisions of the mining agreement, SWEPCo is required to pay, as a part of the cost of lignite delivered, an amount equal to mining costs plus a management fee.  In addition, SWEPCo determines how much coal will be mined each year.  Based on these facts, management concluded that SWEPCo is the primary beneficiary and is required to consolidate Sabine.  SWEPCo’s total billings from Sabine for the years ended December 31, 2014, 2013 and 2012 were $151 million, $155 million and $147 million, respectively.  See the table below for the classification of Sabine’s assets and liabilities on SWEPCo’s balance sheets.

The balances below represent the assets and liabilities of Sabine that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
VARIABLE INTEREST ENTITIES
December 31, 2014 and 2013
(in thousands)
	Sabine
	2014	2013
ASSETS
Current Assets	$67,981	$66,478
Net Property, Plant and Equipment	145,491	157,274
Other Noncurrent Assets	51,578	51,211
Total Assets	$265,050	$274,963

LIABILITIES AND EQUITY
Current Liabilities	$36,286	$32,812
Noncurrent Liabilities	228,349	241,673
Equity	415	478
Total Liabilities and Equity	$265,050	$274,963

I&M has nuclear fuel lease agreements with DCC Fuel IV LLC, DCC Fuel V LLC, DCC Fuel VI LLC and DCC Fuel VII (collectively DCC Fuel).  DCC Fuel was formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.  DCC Fuel purchased the nuclear fuel from I&M with funds received from the issuance of notes to financial institutions.  Each entity is a single-lessee leasing arrangement with only one asset and is capitalized with all debt.  Each is a separate legal entity from I&M, the assets of which are not available to satisfy the debts of I&M.  Payments on the leases for the years ended December 31, 2014, 2013 and 2012 were $109 million, $153 million and $127 million, respectively.  The leases were recorded as capital leases on I&M’s balance sheet as title to the nuclear fuel transfers to I&M at the end of the respective lease terms, which do not exceed 54 months.  Based on I&M’s control of DCC Fuel, management concluded that I&M is the primary beneficiary and is required to consolidate DCC Fuel.  The capital leases are eliminated upon consolidation.  The lease agreements ended for DCC Fuel LLC and DCC Fuel III LLC in October 2013 and for DCC Fuel II LLC in October 2014.  See the table below for the classification of DCC Fuel’s assets and liabilities on I&M’s balance sheets.

The balances below represent the assets and liabilities of DCC Fuel that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
VARIABLE INTEREST ENTITIES
December 31, 2014 and 2013
(in thousands)
	DCC Fuel
ASSETS	2014	2013
Current Assets	$97,361	$117,762
Net Property, Plant and Equipment	158,121	156,820
Other Noncurrent Assets	79,705	60,450
Total Assets	$335,187	$335,032

LIABILITIES AND EQUITY
Current Liabilities	$86,026	$107,815
Noncurrent Liabilities	249,161	227,217
Equity	—	—
Total Liabilities and Equity	$335,187	$335,032

Ohio Phase-in-Recovery Funding was formed for the sole purpose of issuing and servicing securitization bonds related to phase-in recovery property.  Management has concluded that OPCo is the primary beneficiary of Ohio Phase-in-Recovery Funding because OPCo has the power to direct the most significant activities of the VIE and OPCo's equity interest could potentially be significant.  Therefore, OPCo is required to consolidate Ohio Phase-in-Recovery Funding.  The securitized bonds totaled $232 million and $267 million as of December 31, 2014 and 2013, respectively, and are included in current and long-term debt on the balance sheet.  Ohio Phase-in-Recovery Funding has securitized assets of $110 million and $132 million as of December 31, 2014 and 2013, respectively, which is presented separately on the face of the balance sheet.  The phase-in recovery property represents the right to impose and collect Ohio deferred distribution charges from customers receiving electric transmission and distribution service from OPCo under a recovery mechanism approved by the PUCO.  In August 2013, securitization bonds were issued.  The securitization bonds are payable only from and secured by the securitized assets.  The bondholders have no recourse to OPCo or any other AEP entity.  OPCo acts as the servicer for Ohio Phase-in-Recovery Funding's securitized assets and remits all related amounts collected from customers to Ohio Phase-in-Recovery Funding for interest and principal payments on the securitization bonds and related costs.

The balances below represent the assets and liabilities of Ohio Phase-in-Recovery Funding that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

OHIO POWER COMPANY AND SUBSIDIARIES
VARIABLE INTEREST ENTITIES
December 31, 2014 and 2013
(in thousands)

	Ohio Phase-in-Recovery Funding
ASSETS	2014	2013
Current Assets	$32,676	$23,198
Other Noncurrent Assets (a)	209,922	251,409
Total Assets	$242,598	$274,607

LIABILITIES AND EQUITY
Current Liabilities	$47,099	$36,470
Noncurrent Liabilities	194,162	236,800
Equity	1,337	1,337
Total Liabilities and Equity	$242,598	$274,607

(a)	Includes an intercompany item eliminated in consolidation as of December 31, 2014 and 2013 of $97 million and $116 million, respectively.

Appalachian Consumer Rate Relief Funding was formed for the sole purpose of issuing and servicing securitization bonds related to APCo's under-recovered ENEC deferral balance.  Management has concluded that APCo is the primary beneficiary of Appalachian Consumer Rate Relief Funding because APCo has the power to direct the most significant activities of the VIE and APCo's equity interest could potentially be significant.  Therefore, APCo is required to consolidate Appalachian Consumer Rate Relief Funding.  The securitized bonds totaled $368 million and $380 million as of December 31, 2014 and 2013, respectively, and are included in current and long-term debt on the balance sheet.   Appalachian Consumer Rate Relief Funding has securitized assets of $350 million and $369 million as of December 31, 2014 and 2013, respectively, which is presented separately on the face of the balance sheet.  The phase-in recovery property represents the right to impose and collect WV deferred generation charges from customers receiving electric transmission, distribution and generation service from APCo under a recovery mechanism approved by the WVPSC.  In November 2013, securitization bonds were issued.  The securitization bonds are payable only from and secured by the securitized assets.  The bondholders have no recourse to APCo or any other AEP entity.  APCo acts as the servicer for Appalachian Consumer Rate Relief Funding's securitized assets and remits all related amounts collected from customers to Appalachian Consumer Rate Relief Funding for interest and principal payments on the securitization bonds and related costs.

The balances below represent the assets and liabilities of Appalachian Consumer Rate Relief Funding that are consolidated.  These balances include intercompany transactions that are eliminated upon consolidation.

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
VARIABLE INTEREST ENTITIES
December 31, 2014 and 2013
(in thousands)

	Appalachian Consumer Rate Relief Funding
ASSETS	2014	2013
Current Assets	$18,099	$5,891
Other Noncurrent Assets (a)	358,264	378,029
Total Assets	$376,363	$383,920

LIABILITIES AND EQUITY
Current Liabilities	$26,809	$14,000
Noncurrent Liabilities	347,652	368,018
Equity	1,902	1,902
Total Liabilities and Equity	$376,363	$383,920

(a)	Includes an intercompany item eliminated in consolidation as of December 31, 2014 and 2013 of $4 million and $4 million, respectively.

DHLC is a mining operator which sells 50% of the lignite produced to SWEPCo and 50% to CLECO.  SWEPCo and CLECO share the executive board seats and voting rights equally.  Each entity guarantees 50% of DHLC’s debt.  SWEPCo and CLECO equally approve DHLC’s annual budget.  The creditors of DHLC have no recourse to any AEP entity other than SWEPCo.  As SWEPCo is the sole equity owner of DHLC, it receives 100% of the management fee.  SWEPCo’s total billings from DHLC for the years ended December 31, 2014, 2013 and 2012 were $56 million, $60 million and $77 million, respectively.  SWEPCo is not required to consolidate DHLC as it is not the primary beneficiary, although SWEPCo holds a significant variable interest in DHLC.  SWEPCo’s equity investment in DHLC is included in Deferred Charges and Other Noncurrent Assets on SWEPCo’s balance sheets.

SWEPCo’s investment in DHLC was:

	December 31,
	2014			2013
	As Reported on the Balance Sheet	Maximum Exposure		As Reported on the Balance Sheet	Maximum Exposure
	(in thousands)
Capital Contribution from SWEPCo	$7,643	$7,643		$7,643	$7,643
Retained Earnings	3,819	3,819		1,600	1,600
SWEPCo's Guarantee of Debt	—	104,334	(a)	—	61,348

Total Investment in DHLC	$11,462	$115,796		$9,243	$70,591

(a)	Includes affiliate advances due to Parent related to participation in the Utility Money Pool of $56 million in 2014.

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

Total AEPSC billings to the Registrant Subsidiaries were as follows:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$216,470	$174,393	$195,176
I&M	133,194	119,343	127,232
OPCo	168,956	255,485	277,232
PSO	101,421	85,974	89,199
SWEPCo	140,286	125,441	136,642

The carrying amount and classification of variable interest in AEPSC's accounts payable are as follows:

	December 31,
	2014		2013
Company	As Reported on the Balance Sheet	Maximum Exposure	As Reported on the Balance Sheet	Maximum Exposure
	(in thousands)
APCo	$30,692	$30,692	$20,191	$20,191
I&M	22,480	22,480	12,864	12,864
OPCo	24,695	24,695	31,425	31,425
PSO	15,338	15,338	10,596	10,596
SWEPCo	20,772	20,772	13,520	13,520

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

Total billings from AEGCo were as follows:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
I&M	$268,337	$251,518	$238,865
OPCo	—	148,459	203,582

The carrying amount and classification of variable interest in AEGCo's accounts payable are as follows:

	December 31,
	2014		2013
Company	As Reported on the Balance Sheet	Maximum Exposure	As Reported on the Balance Sheet	Maximum Exposure
	(in thousands)
I&M	$20,031	$20,031	$23,916	$23,916
OPCo	—	—	12,810	12,810

17.  PROPERTY, PLANT AND EQUIPMENT

Depreciation, Depletion and Amortization

The Registrant Subsidiaries provide for depreciation of Property, Plant and Equipment, excluding coal-mining properties, on a straight-line basis over the estimated useful lives of property, generally using composite rates by functional class.  The following tables provide annual property information for the Registrant Subsidiaries:

APCo

2014	Regulated						Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges			Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$6,824,029	$2,433,231	3.1%	40	-	121	$—	$—	NA	NA
Transmission	2,228,029	507,542	1.7%	15	-	87	—	—	NA	NA
Distribution	3,258,306	722,665	3.5%	13	-	57	—	—	NA	NA
CWIP	321,495	(19,405)	NM	NM			—	—	NA	NA
Other	339,175	167,171	6.9%	24	-	55	34,345	12,460	NM	NM
Total	$12,971,034	$3,811,204					$34,345	$12,460

2013	Regulated						Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges			Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$6,745,172	$2,306,545	3.0%	40	-	121	$—	$—	NA	NA
Transmission	2,160,660	490,143	1.6%	25	-	87	—	—	NA	NA
Distribution	3,139,150	674,351	3.5%	11	-	52	—	—	NA	NA
CWIP	184,701	(19,297)	NM	NM			—	—	NA	NA
Other	323,758	153,797	7.3%	24	-	55	33,759	12,451	NM	NM
Total	$12,553,441	$3,605,539					$33,759	$12,451

2012	Regulated				Nonregulated
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)
Generation	3.0%	40	-	121	NA	NA
Transmission	1.6%	25	-	87	NA	NA
Distribution	3.4%	13	-	57	NA	NA
CWIP	NM	NM			NA	NA
Other	6.8%	24	-	55	NM	NM

NA	Not applicable.

NM	Not meaningful.

I&M

2014	Regulated						Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges			Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$3,741,831	$1,855,162	2.0%	59	-	132	$—	$—	NA	NA
Transmission	1,358,419	432,927	1.7%	50	-	75	—	—	NA	NA
Distribution	1,698,409	413,040	2.8%	15	-	70	—	—	NA	NA
CWIP	537,237	(27,858)	NM	NM			—	—	NA	NA
Other	1,342,813	628,991	6.1%	14	-	45	148,007	108,079	NM	NM
Total	$8,678,709	$3,302,262					$148,007	$108,079

2013	Regulated						Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges			Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$3,577,906	$1,887,333	1.9%	59	-	132	$—	$—	NA	NA
Transmission	1,304,225	420,295	1.5%	50	-	75	—	—	NA	NA
Distribution	1,625,057	390,014	2.8%	15	-	70	—	—	NA	NA
CWIP	427,164	(18,824)	NM	NM			—	—	NA	NA
Other	1,268,597	509,426	4.9%	14	-	45	152,764	111,105	NM	NM
Total	$8,202,949	$3,188,244					$152,764	$111,105

2012	Regulated				Nonregulated
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)
Generation	1.7%	59	-	132	NA	NA
Transmission	1.5%	46	-	75	NA	NA
Distribution	2.5%	14	-	70	NA	NA
CWIP	NM	NM			NA	NA
Other	9.6%	14	-	40	NM	NM

NA	Not applicable.

NM	Not meaningful.

OPCo

2014	Regulated						Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges			Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Transmission	$2,104,613	$844,353	2.3%	39	-	60	$—	$—	NA	NA
Distribution	4,087,601	1,050,888	2.7%	7	-	57	—	—	NA	NA
CWIP	218,667	(39,218)	NM	NM			—	—	NA	NA
Other	380,453	181,258	7.0%	7	-	50	10,395	839	NM	NM
Total	$6,791,334	$2,037,281					$10,395	$839

2013	Regulated						Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges			Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Transmission	$2,011,289	$814,849	2.3%	39	-	60	$—	$—	NA	NA
Distribution	3,877,532	1,023,313	2.7%	12	-	60	—	—	NA	NA
CWIP	185,428	(29,825)	NM	NM			—	—	NA	NA
Other	354,195	163,894	7.5%	25	-	50	10,378	811	NM	NM
Total	$6,428,444	$1,972,231					$10,378	$811

2012	Regulated	Nonregulated
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges	Annual Composite Depreciation Rate	Depreciable Life Ranges
(in years)	(in years)
Generation	NA	NA	3.0%	35	-	66
Transmission	2.3%	39	-	60	NA	NA
Distribution	2.7%	12	-	60	NA	NA
CWIP	NM	NM	NM	NM
Other	7.3%	25	-	50	NM	NM

NA	Not applicable.

NM	Not meaningful.

PSO

2014	Regulated						Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges			Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$1,264,724	$585,653	1.7%	35	-	70	$—	$—	NA	NA
Transmission	788,911	161,056	1.9%	40	-	75	—	—	NA	NA
Distribution	2,080,221	366,325	2.4%	30	-	65	—	—	NA	NA
CWIP	204,753	(11,055)	NM	NM			—	—	NA	NA
Other	416,398	217,583	4.1%	5	-	40	5,170	(8)	NM	NM
Total	$4,755,007	$1,319,562					$5,170	$(8)

2013	Regulated						Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges			Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation	$1,203,221	$583,486	1.7%	35	-	70	$—	$—	NA	NA
Transmission	731,312	186,040	1.9%	40	-	75	—	—	NA	NA
Distribution	1,986,032	365,299	2.3%	30	-	65	—	—	NA	NA
CWIP	175,890	(15,138)	NM	NM			—	—	NA	NA
Other	387,856	203,841	4.1%	5	-	40	5,170	(6)	NM	NM
Total	$4,484,311	$1,323,528					$5,170	$(6)

2012	Regulated				Nonregulated
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)
Generation	1.7%	35	-	70	NA	NA
Transmission	1.9%	40	-	75	NA	NA
Distribution	2.4%	30	-	65	NA	NA
CWIP	NM	NM			NA	NA
Other	6.6%	5	-	40	NM	NM

NA	Not applicable.

NM	Not meaningful.

SWEPCo

2014	Regulated						Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges			Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation (a)	$3,864,543	$1,101,244	2.2%	40	-	70	$—	$—	NA	NA
Transmission	1,300,729	328,783	2.2%	50	-	70	—	—	NA	NA
Distribution	1,894,572	576,808	2.7%	25	-	65	—	—	NA	NA
CWIP (a)	471,689	(8,454)	NM	NM			291	—	NA	NA
Other	587,027	361,892	4.8%	7	-	51	291,726	143,017	NM	NM
Total	$8,118,560	$2,360,273					$292,017	$143,017

2013	Regulated						Nonregulated
Functional Class of Property	Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges			Property, Plant and Equipment	Accumulated Depreciation	Annual Composite Depreciation Rate	Depreciable Life Ranges
	(in thousands)			(in years)			(in thousands)			(in years)
Generation (a)	$3,764,429	$1,062,166	2.2%	40	-	70	$—	$—	NA	NA
Transmission	1,165,167	312,567	2.3%	50	-	70	—	—	NA	NA
Distribution	1,843,912	563,087	2.6%	25	-	65	—	—	NA	NA
CWIP (a)	281,849	(7,355)	NM	NM			—	—	NA	NA
Other	574,131	326,871	5.0%	7	-	51	295,099	134,316	NM	NM
Total	$7,629,488	$2,257,336					$295,099	$134,316

2012	Regulated				Nonregulated
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)
Generation (a)	2.2%	35	-	65	NA	NA
Transmission	2.3%	50	-	70	NA	NA
Distribution	2.6%	25	-	65	NA	NA
CWIP (a)	NM	NM			NA	NA
Other	6.6%	7	-	47	NM	NM

(a)	SWEPCo's regulated section includes amounts related to SWEPCo's Arkansas jurisdictional share of the Turk Plant.

NA	Not applicable.

NM	Not meaningful.

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

As of December 31, 2014 and 2013, I&M’s ARO liability for nuclear decommissioning of the Cook Plant was $1.3 billion and $1.2 billion, respectively.  These liabilities are reflected in Asset Retirement Obligations on I&M’s balance sheets.  As of December 31, 2014 and 2013, the fair value of I&M’s assets that are legally restricted for purposes of settling decommissioning liabilities totaled $1.8 billion and $1.6 billion, respectively.  These assets are included in Spent Nuclear Fuel and Decommissioning Trusts on I&M’s balance sheets.

The following is a reconciliation of the 2014 and 2013 aggregate carrying amounts of ARO by Registrant Subsidiary:

Company	ARO as of December 31, 2013	Accretion Expense	Liabilities Incurred	Liabilities Settled	Revisions in Cash Flow Estimates	Contribution/ (Distribution) of OPCo Generation Assets	ARO as of December 31, 2014
(in thousands)
APCo (a)(d)	$152,607	$9,081	$—	$(23,992)	$10,681	$—	$148,377
I&M (a)(b)(d)	1,255,184	60,005	—	(1,380)	28,740	—	1,342,549
OPCo (a)(d)	1,297	80	—	(26)	10	—	1,361
PSO (a)(d)	22,928	1,786	—	(749)	14,055	—	38,020
SWEPCo (a)(c)(d)	87,630	5,156	—	(1,102)	2,710	—	94,394

Company	ARO as of December 31, 2012	Accretion Expense	Liabilities Incurred	Liabilities Settled	Revisions in Cash Flow Estimates	Contribution/ (Distribution) of OPCo Generation Assets	ARO as of December 31, 2013
(in thousands)
APCo (a)(d)	$115,168	$7,343	$—	$(7,298)	$7,083	$30,311	$152,607
I&M (a)(b)(d)	1,192,313	72,658	—	(635)	(9,152)	—	1,255,184
OPCo (a)(d)	269,940	14,957	158	(9,788)	53,208	(327,178)	1,297
PSO (a)(d)	21,999	1,703	—	(755)	(19)	—	22,928
SWEPCo (a)(c)(d)	78,017	4,912	4,191	(2,699)	3,209	—	87,630

(a)	Includes ARO related to ash disposal facilities.

(b)	Includes ARO related to nuclear decommissioning costs for the Cook Plant of $1.3 billion and $1.2 billion as of December 31, 2014 and 2013.

(c)	Includes ARO related to Sabine and DHLC.

(d)	Includes ARO related to asbestos removal.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalization

The Registrant Subsidiaries’ amounts of allowance for equity funds used during construction are summarized in the following table:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$7,053	$2,353	$1,684
I&M	18,873	19,943	9,724
OPCo	6,913	4,961	3,492
PSO	3,071	4,187	2,007
SWEPCo	11,947	7,338	57,054

The Registrant Subsidiaries’ amounts of allowance for borrowed funds used during construction, including capitalized interest, are summarized in the following table:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$3,810	$1,522	$1,347
I&M	8,015	9,752	4,717
OPCo	4,436	10,102	9,046
PSO	1,792	2,272	1,098
SWEPCo	6,949	4,262	48,499

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

			Company’s Share as of December 31, 2014
Company	Fuel Type	Percent of Ownership	Utility Plant in Service	Construction Work in Progress	Accumulated Depreciation
			(in thousands)
I&M
Rockport Generating Plant (a)(e)	Coal	50.0%	$801,536	$119,921	$492,184

PSO
Oklaunion Generating Station, Unit 1 (b)	Coal	15.6%	$94,678	$2,558	$57,490

SWEPCo
Dolet Hills Generating Station, Unit 1 (c)	Lignite	40.2%	$329,706	$3,739	$201,321
Flint Creek Generating Station, Unit 1 (d)	Coal	50.0%	125,114	119,629	67,948
Pirkey Generating Station, Unit 1 (d)	Lignite	85.9%	531,064	36,490	381,058
Turk Generating Plant (d)	Coal	73.33%	1,647,005	889	69,820
Total			$2,632,889	$160,747	$720,147

			Company’s Share as of December 31, 2013
Company	Fuel Type	Percent of Ownership	Utility Plant in Service	Construction Work in Progress	Accumulated Depreciation
			(in thousands)
I&M
Rockport Generating Plant (a)(e)	Coal	50%	$797,485	$54,577	$471,787

PSO
Oklaunion Generating Station, Unit 1 (b)	Coal	15.6%	$93,555	$1,844	$57,576

SWEPCo
Dolet Hills Generating Station, Unit 1 (c)	Lignite	40.2%	$261,685	$47,131	$197,720
Flint Creek Generating Station, Unit 1 (d)	Coal	50%	122,566	54,281	65,546
Pirkey Generating Station, Unit 1 (d)	Lignite	85.9%	519,158	28,833	375,718
Turk Generating Plant (d)	Coal	73.33%	1,638,044	13,081	35,455
Total			2,541,453	143,326	674,439

(a)	Operated by I&M.

(b)	Operated by PSO and also jointly-owned (54.7%) by TNC.

(c)	Operated by CLECO, a nonaffiliated company.

(d)	Operated by SWEPCo.

(e)	Amounts include I&M's 50% ownership of both Unit 1 and capital additions for Unit 2. Unit 2 is subject to an operating lease with a nonaffiliated company. See the "Rockport Lease" section of Note 13.

18.  COST REDUCTION PROGRAMS

2014 Disposition Plant Severance

Management intends to retire several generation plants or units of plants during 2015. The plant closures will result in involuntary severances. The severance program provides two weeks of base pay for every year of service along with other severance benefits.

The Registrant Subsidiaries recorded charges to Other Operation expense in December 2014 primarily related to employees at the disposition plants.

	Expense Allocation from	Incurred by Registrant				Remaining Balance as of
Company	AEPSC	Subsidiaries	Settled		Adjustments	December 31, 2014
(in thousands)
APCo	$292	$6,820	$2,192	(a)	$—	$9,304
I&M	162	8,023	(162)		—	8,023
OPCo	80	—	(80)		—	—
PSO	154	134	(154)		—	134
SWEPCo	205	84	(205)		—	84

(a) Settled includes amounts received from affiliates for expenses related to joint plant.

These expenses, net of adjustments, relate primarily to severance benefits and are included primarily in Other Operation expense on the statements of income.  The remaining liability is included in Other Current Liabilities on the balance sheets.  Management does not expect additional severance costs to be incurred related to this initiative.

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

The Registrant Subsidiaries recorded charges to Other Operation expense for the years ended December 31, 2013 and 2012 primarily related to severance benefits as a result of the sustainable cost reductions initiative. The amounts incurred by Registrant Subsidiary were as follows:

	Cost Incurred
	Years Ended December 31,
Company	2013	2012
	(in thousands)
APCo	$275	$8,472
I&M	355	5,678
OPCo	5,831	13,498
PSO	(147)	3,675
SWEPCo	1,017	5,709

19.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

In management’s opinion, the unaudited quarterly information reflects all normal and recurring accruals and adjustments necessary for a fair presentation of the results of operations for interim periods.  Quarterly results are not necessarily indicative of a full year’s operations because of various factors.  The unaudited quarterly financial information for each Registrant Subsidiary is as follows:

Quarterly Periods Ended:	APCo		I&M	OPCo (a)		PSO	SWEPCo
	(in thousands)
March 31, 2014
Total Revenues	$913,391		$641,854	$880,192		$301,385	$440,590
Operating Income	220,010		146,024	115,719		25,326	64,726
Net Income	101,851		87,089	60,774		8,448	22,962

June 30, 2014
Total Revenues	$694,668		$533,876	$786,161		$318,815	$449,283
Operating Income	110,677		57,133	114,021		48,878	78,787
Net Income	36,247		27,334	56,535		22,449	32,823

September 30, 2014
Total Revenues	$709,884		$542,863	$839,197		$416,991	$531,771
Operating Income	130,236		62,851	104,679		87,414	133,131
Net Income	48,758		26,626	54,060		45,086	74,547

December 31, 2014
Total Revenues	$735,135		$531,141	$871,370		$314,385	$424,753
Operating Income	107,263		39,234	99,086		27,214	45,998
Net Income	28,559		14,598	45,053		10,946	14,227

Quarterly Periods Ended:	APCo		I&M	OPCo		PSO	SWEPCo
	(in thousands)
March 31, 2013
Total Revenues	$951,494		$583,393	$1,233,790		$262,289	$394,317
Operating Income	164,560		81,230	244,813		33,552	50,639
Net Income	70,548		43,457	129,774		13,693	11,548

June 30, 2013
Total Revenues	$746,504		$549,501	$1,102,994		$324,687	$420,173
Operating Income	92,072		77,533	73,072	(b)	58,471	77,032
Net Income	29,862		40,754	21,056	(b)	28,432	30,227

September 30, 2013
Total Revenues	$849,733		$638,865	$1,279,176		$411,083	$552,933
Operating Income	147,692		102,364	312,795		95,832	52,359	(c)
Net Income	62,625		57,880	178,901		51,096	7,920	(c)

December 31, 2013
Total Revenues	$869,675		$595,100	$1,146,655		$297,463	$428,380
Operating Income	101,954	(d)	60,734	162,418		23,380	163,813	(e)
Net Income	30,176	(d)	35,413	80,249		4,575	104,124	(e)

(a)	Prior to January 1, 2014, OPCo engaged in the generation of electric power and the subsequent sale of that power to customers.

(b)	Includes an impairment for Muskingum River Plant, Unit 5 (see Note 7).

(c)	Includes a regulatory disallowance for the Turk Plant (see Note 4).

(d)	Includes a regulatory disallowance for Amos Plant, Unit 3 (see Note 7).

(e)	Includes the reversal of regulatory disallowance for the Turk Plant (see Note 4).

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

EXECUTIVE OVERVIEW

Customer Demand

In comparison to 2013, AEP's weather-normalized retail sales increased 1% for the year ended December 31, 2014. AEP's 2014 industrial sales increased 0.4% compared to 2013, despite the closure of Ormet, a large aluminum company in October 2013. Excluding Ormet, AEP's industrial sales volumes increased by 3.9%. AEP's 2014 residential and commercial sales increased 1.1% and 1.7%, respectively, compared to 2013.
In 2015, AEP anticipates weather-normalized retail sales will increase by 0.6%. The industrial class is expected to grow by 2% in 2015, primarily related to a number of new oil and natural gas expansions, especially around the major shale gas areas within AEP’s footprint. Weather-normalized residential sales are projected to increase by 0.2%, primarily related to projected customer growth. Commercial class energy sales are projected to decrease by 0.4%.

LITIGATION

Potential Uninsured Losses

Some potential losses or liabilities may not be insurable or the amount of insurance carried may not be sufficient to meet potential losses and liabilities, including, but not limited to, liabilities relating to a cyber security incident or damage to the Cook Plant and costs of replacement power in the event of a nuclear incident at the Cook Plant.  Future losses or liabilities, which are not completely insured, unless recovered from customers, could reduce future net income and cash flows and impact financial condition.

ENVIRONMENTAL ISSUES

The Registrant Subsidiaries are implementing a substantial capital investment program and incurring additional operational costs to comply with environmental control requirements.  The Registrant Subsidiaries will need to make additional investments and operational changes in response to existing and anticipated requirements such as CAA requirements to reduce emissions of SO2, NOx, PM and hazardous air pollutants (HAPs) from fossil fuel-fired power plants, proposals governing the beneficial use and disposal of coal combustion products, proposed clean water rules and renewal permits for certain water discharges that are currently under appeal.

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

Environmental Controls Impact on the Generating Fleet

The rules and proposed environmental controls discussed in the next several sections will have a material impact on the generating units in the AEP System.  Management continues to evaluate the impact of these rules, project scope and technology available to achieve compliance.  As of December 31, 2014, the AEP System had a total generating capacity of nearly 37,600 MWs, of which over 23,700 MWs are coal-fired.  Management continues to refine the cost estimates of complying with these rules and other impacts of the environmental proposals on the coal-fired generating facilities.  For the Registrant Subsidiaries, management’s current ranges of estimates of environmental investments to comply with these proposed requirements are listed below:

Through 2020 Estimated Environmental Investment
Company	Low	High
	(in millions)
APCo	$310	$360
I&M	370	430
PSO	270	310
SWEPCo	900	1,000

For APCo, the projected environmental investments above include the conversions of 470 MWs of coal generation to natural gas.  If natural gas conversion is not completed, the units could be retired sooner than planned.

The cost estimates will change depending on the timing of implementation and whether the Federal EPA provides flexibility in the final rules.  The cost estimates for each Registrant Subsidiary will also change based on: (a) the states’ implementation of these regulatory programs, including the potential for state implementation plans (SIPs) or federal implementation plans (FIPs) that impose standards more stringent than the proposed rules, (b) additional rulemaking activities in response to court decisions, (c) the actual performance of the pollution control technologies installed on the units, (d) changes in costs for new pollution controls, (e) new generating technology developments, (f) total MWs of capacity retired and replaced, including the type and amount of such replacement capacity and (g) other factors.

Subject to the factors listed above and based upon management’s continuing evaluation, management intends to retire the following plants or units of plants before or during 2016:

Company	Plant Name and Unit	Generating Capacity
		(in MWs)
APCo	Clinch River Plant, Unit 3	235
APCo	Glen Lyn Plant	335
APCo	Kanawha River Plant	400
APCo/AGR	Sporn Plant	600
I&M	Tanners Creek Plant	995
PSO	Northeastern Station, Unit 4	470
SWEPCo	Welsh Plant, Unit 2	528

As of December 31, 2014, the net book value, before cost of removal, including related material and supplies inventory and CWIP balances, of the plants in the table above was $727 million. See Note 5 for further discussion.

Volatility in fuel prices, pending environmental rules and other market factors could also have an adverse impact on the accounting evaluation of the recoverability of the net book values of coal-fired units.  For regulated plants that may be closed early, management is seeking regulatory recovery of remaining net book values.  To the extent the book value of existing generation assets and the cost of new equipment and converted facilities are not recoverable, it could materially reduce future net income and cash flows and impact financial condition.

Clean Air Act Requirements

The CAA establishes a comprehensive program to protect and improve the nation’s air quality and control sources of air emissions.  The states implement and administer many of these programs and could impose additional or more stringent requirements.

The Federal EPA issued the Clean Air Interstate Rule (CAIR) in 2005 requiring specific reductions in SO2 and NOx emissions from power plants.  The Federal EPA issued the Cross-State Air Pollution Rule (CSAPR) in August 2011 to replace CAIR.  The CSAPR was challenged in the courts.  In 2012, a panel of the U.S. Court of Appeals for the District of Columbia Circuit issued a decision vacating and remanding CSAPR to the Federal EPA with instructions to continue implementing CAIR until a replacement rule is finalized.  That decision has been appealed to the U.S. Supreme Court, which reversed the decision and remanded the case to the U.S. Court of Appeals for the District of Columbia Circuit.
All of the states in which the Registrant Subsidiaries’ power plants are located are covered by CSAPR. See "Cross-State Air Pollution Rule (CSAPR)" section below.

The Federal EPA issued final maximum achievable control technology (MACT) standards for coal and oil-fired power plants in 2012. See “Mercury and Other Hazardous Air Pollutants (HAPs) Regulation” section below.

The Federal EPA issued a Clean Air Visibility Rule (CAVR), detailing how the CAA’s requirement that certain facilities install best available retrofit technology (BART) to address regional haze in federal parks and other protected areas.  BART requirements apply to facilities built between 1962 and 1977 that emit more than 250 tons per year of certain pollutants in specific industrial categories, including power plants.  CAVR will be implemented through SIPs or, if SIPs are not adequate or are not developed on schedule, through FIPs.  The Federal EPA proposed disapproval of SIPs in a few states, including Arkansas.  Arkansas is developing a revised submittal.  In June 2012, the Federal EPA published revisions to the regional haze rules to allow states participating in the CSAPR trading programs to use those programs in place of source-specific BART for SO2 and NOx emissions based on its determination that CSAPR results in greater visibility improvements than source-specific BART in the CSAPR states.  This rule is being challenged in the U.S. Court of Appeals for the District of Columbia Circuit.

In 2009, the Federal EPA issued a final mandatory reporting rule for CO2 and other greenhouse gases covering a broad range of facilities emitting in excess of 25,000 tons of CO2 emissions per year.   The Federal EPA issued a final endangerment finding for greenhouse gas emissions from new motor vehicles in 2009.  The Federal EPA determined that greenhouse gas emissions from stationary sources will be subject to regulation under the CAA beginning January 2011 and finalized its proposed scheme to streamline and phase-in regulation of stationary source CO2 emissions through the NSR prevention of significant deterioration and Title V operating permit programs through the issuance of final federal rules, SIP calls and FIPs.  The Federal EPA has proposed to include CO2 emissions in standards that apply to new and existing electric utility units. See "Climate Change, CO2 Regulation and Energy Policy" section below.

The Federal EPA has also issued new, more stringent national ambient air quality standards (NAAQS) for PM, SO2, and proposed a more stringent NAAQS for ozone.  States are in the process of evaluating the attainment status and need for additional control measures in order to attain and maintain the new NAAQS and may develop additional requirements for facilities as a result of those evaluations.  Management cannot currently predict the nature, stringency or timing of those requirements.

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

Numerous affected entities, states and other parties filed petitions to review the CSAPR in the U.S. Court of Appeals for the District of Columbia Circuit.  In 2012, the court issued a decision vacating and remanding CSAPR to the Federal EPA with instructions to continue implementing the CAIR until a replacement rule is finalized.  The majority determined that the CAA does not allow the Federal EPA to “overcontrol” emissions in an upwind state and that the Federal EPA exceeded its statutory authority by failing to allow states an opportunity to develop their own implementation plans before issuing a FIP.  The petition for review filed by the Federal EPA and other parties in the U.S. Supreme Court was granted in June 2013. In April 2014, the U.S. Supreme Court issued a decision reversing in part the decision of the U.S. Court of Appeals for the District of Columbia Circuit and remanding the case for further proceedings consistent with the opinion. The Federal EPA filed a motion to lift the stay and allow Phase I of CSAPR to take effect on January 1, 2015 and Phase II to take effect on January 1, 2017. The court granted the Federal EPA's motion, established a briefing schedule and scheduled oral argument for March 2015 on the remaining issues. Separate appeals of the Error Corrections Rule and the further revisions have been filed but no briefing schedules have been established. Management cannot predict the outcome of the pending litigation.

Mercury and Other Hazardous Air Pollutants Regulation

In 2012, the Federal EPA issued a rule addressing a broad range of HAPs from coal and oil-fired power plants.  The rule establishes unit-specific emission rates for mercury, PM (as a surrogate for particles of nonmercury metal) and hydrogen chloride (as a surrogate for acid gases) for units burning coal on a site-wide 30-day rolling average basis.  In addition, the rule proposes work practice standards, such as boiler tune-ups, for controlling emissions of organic HAPs and dioxin/furans.  The effective date of the final rule was April 16, 2012 and compliance is required within three years.  Petitions for administrative reconsideration and judicial review were filed.  In 2012, the Federal EPA published a notice announcing that it would accept comments on its reconsideration of certain issues related to the new source standards, including clarification of the requirements that apply during periods of start-up and shut down, measurement issues and the application of variability factors that may have an impact on the level of the standards.  The Federal EPA issued revisions to the new source standards consistent with the proposed rule, except the start-up and shut down provisions in March 2013.  The Federal EPA is still considering additional changes to the start-up and shut down provisions. In April 2014, the U.S. Court of Appeals for the District of Columbia Circuit denied all of the petitions for review of the April 2012 final rule. Industry trade groups and several states filed petitions for further review in the U.S. Supreme Court and the court granted those petitions in November 2014.

The final rule contains a slightly less stringent PM limit for existing sources than the original proposal and allows operators to exclude periods of start-up and shut down from the emissions averaging periods.  The AEP System has obtained a one-year administrative extension at several units to facilitate the installation of controls or to avoid a serious reliability problem.  In addition, the Federal EPA issued an enforcement policy describing the circumstances under which an administrative consent order might be issued to provide a fifth year for the installation of controls or completion of reliability upgrades.  Management remains concerned about the availability of compliance extensions, the inability to foreclose citizen suits being filed under the CAA for failure to achieve compliance by the required deadlines and the lack of coordination among the Mercury and Air Toxics Standards schedule and other environmental requirements.

Climate Change, CO2 Regulation and Energy Policy

National public policy makers and regulators in the 10 states the Registrant Subsidiaries serve have diverse views on climate change, carbon regulation and energy policy.  Management is currently focused on responding to these emerging views with prudent actions across a range of plausible scenarios and outcomes.  Management is an active participant in both state and federal policy development to assure that any proposed new requirements are feasible and the economies of the states served are not placed at a competitive disadvantage.

Several states have adopted programs that directly regulate CO2 emissions from power plants.  The majority of the states where the Registrant Subsidiaries have generating facilities have passed legislation establishing renewable energy, alternative energy and/or energy efficiency requirements that can assist in reducing carbon emissions.  The Registrant Subsidiaries are taking steps to comply with these requirements, including increasing wind power purchases and broadening the AEP System's portfolio of energy efficiency programs.

Management estimates that 2014 emissions were approximately 120 million metric tons.  This represents a reduction of 18% compared to 2005 CO2 emissions of approximately 146 million metric tons.

In the absence of comprehensive federal climate change or energy policy legislation, President Obama issued a memorandum to the Administrator of the Federal EPA directing the agency to develop and issue a new proposal regulating carbon emissions from new electric generating units under the CAA.  The new proposal was issued in September 2013 and requires new large natural gas units to meet a limit of 1,000 pounds of CO2 per MWh of electricity generated and small natural gas units to meet a limit of 1,100 pounds of CO2 per MWh.  New coal-fired units are required to meet a limit of 1,100 pounds of CO2 per MWh, with the option to meet a 1,000 pound per MWh limits if they choose to average emissions over multiple years.  This proposal was published in the Federal Register in January 2014 and the comment period has closed.

The Federal EPA was also directed to develop and issue a separate proposal regulating carbon emissions from modified and reconstructed electric generating units (EGUs) and to issue guidelines for existing EGUs before June 2014, to finalize those standards by June 2015 and to require states to submit revisions to their implementation plans including such standards no later than June 2016. The Federal EPA issued guidelines for the development of standards for existing sources in June 2014. The guidelines use a “portfolio” approach to reducing emissions from existing sources that includes efficiency improvements at coal plants, displacing coal-fired generation with increased utilization of natural gas combined cycle units, expanding renewable generation resources and increasing customer energy efficiency. Comments were due in December 2014. The Federal EPA also issued proposed regulations governing emissions of CO2 from modified and reconstructed EGUs in June 2014 and comments were due in October 2014. The standards for modified and reconstructed units include several options, including use of historic baselines or energy efficiency audits to establish source-specific CO2 emission rates or to limit CO2 emission rates which could be no less than 1,900 pounds per MWh at larger coal units and 2,100 pounds per MWh at smaller coal units. The Federal EPA announced in January 2015 that the schedule for finalizing its action on all of these standards will extend into the summer of 2015 and that it will develop and propose for public comment a model FIP that will be finalized for individual states that fail to submit a timely state plan to implement the existing source standards. Management cannot currently predict the impact these programs may have on future resource plans or the existing generating fleet, but the costs may be substantial.

In 2012, the U.S. Court of Appeals for the District of Columbia Circuit issued a decision upholding, in all material respects, the Federal EPA’s endangerment finding, its regulatory program for CO2 emissions from new motor vehicles and its plan to phase in regulation of CO2 emissions from stationary sources under the Prevention of Significant Deterioration (PSD) and Title V operating permit programs. In June 2014, the U.S. Supreme Court determined that the Federal EPA was not compelled to regulate CO2 emissions from stationary sources under the Title V or PSD programs as a result of its adoption of the motor vehicle standards, but that sources otherwise required to obtain a PSD permit may be required to perform a Best Available Control Technology analysis for CO2 emissions if they exceed a reasonable level. The Federal EPA must undertake additional rulemaking to implement the court’s decision and establish an appropriate level.

Federal and state legislation or regulations that mandate limits on the emission of CO2 could result in significant increases in capital expenditures and operating costs, which in turn, could lead to increased liquidity needs and higher financing costs.  Excessive costs to comply with future legislation or regulations might force the Registrant Subsidiaries to close some coal-fired facilities and could lead to possible impairment of assets.  Public perception may ultimately have a significant impact on future legislation and regulation.

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

Coal Combustion Residual Rule

In 2010, the Federal EPA published a proposed rule to regulate the disposal and beneficial re-use of coal combustion residuals (CCR), including fly ash and bottom ash generated at coal-fired electric generating units and also FGD gypsum generated at some coal-fired plants.  The proposed rule contained two alternative proposals.  One proposal would impose federal hazardous waste disposal and management standards on these materials and another would allow states to retain primary authority to regulate the beneficial re-use and disposal of these materials under state solid waste management standards, including minimum federal standards for disposal and management.  Both proposals would impose stringent requirements for the construction of new coal ash landfills and existing unlined surface impoundments.

Various environmental organizations and industry groups filed a petition seeking to establish deadlines for a final rule. To comply with a court-ordered deadline, the Federal EPA issued a prepublication copy of its final rule in December 2014. The rule is expected to be published in the Federal Register during the first quarter of 2015 and become effective six months following publication.

In the final rule, the Federal EPA elected to regulate CCR as a non-hazardous solid waste and issued new minimum federal solid waste management standards. On the effective date, the rule applies to new and existing active CCR landfills and CCR surface impoundments at operating electric utility or independent power production facilities. The rule imposes new and additional construction and operating obligations, including location restrictions, liner criteria, structural integrity requirements for impoundments, operating criteria and additional groundwater monitoring requirements. The rule does not apply to inactive CCR landfills and inactive surface impoundments at retired generating stations or the beneficial use of CCR. The rule is self-implementing so state action is not required. Because of this self-implementing feature, the rule contains extensive record keeping, notice and internet posting requirements. Because the Registrant Subsidiaries currently use surface impoundments and landfills to manage CCR materials at the generating facilities, they will incur significant costs to upgrade or close and replace these existing facilities at some point in the future as the new rule is implemented. Management continues to review the new rule and evaluate its costs and impacts on operations, including ongoing monitoring requirements.

In February 2014, the Federal EPA completed a risk evaluation of the beneficial uses of coal fly ash in concrete and FGD gypsum in wallboard and concluded that the Federal EPA supports these beneficial uses.  Currently, approximately 40% of the coal ash and other residual products from the AEP System’s generating facilities are re-used in the production of cement and wallboard, as structural fill or soil amendments, as abrasives or road treatment materials and for other beneficial uses.  Encapsulated beneficial uses are not materially impacted by the new rule but additional demonstrations may be required to continue land applications in significant amounts except in road construction projects.

Clean Water Act (CWA) Regulations

In 2014, the Federal EPA issued a final rule setting forth standards for existing power plants that is intended to reduce mortality of aquatic organisms pinned against a plant’s cooling water intake screen (impingement) or entrained in the cooling water.  Entrainment is when small fish, eggs or larvae are drawn into the cooling water system and affected by heat, chemicals or physical stress.  The final rule affects all plants withdrawing more than two million gallons of cooling water per day. The rule offers seven technology options to comply with the impingement standard and requires site-specific studies to determine appropriate entrainment compliance measures at facilities withdrawing more than 125 million gallons per day. Additional requirements may be imposed as a result of consultation with other federal agencies to protect threatened and endangered species and their habitats. Facilities with existing closed cycle recirculating cooling systems, as defined in the rule, are not expected to require any technology changes. Facilities subject to both the impingement standard and site-specific entrainment studies will typically be given at least three years to conduct and submit the results of those studies to the permit agency. Compliance timeframes will then be established by the permit agency through each facility’s National Pollutant Discharge Elimination System (NPDES) permit for installation of any required technology changes, as those permits are renewed over the next five to eight years. Petitions for review of the final rule have been filed by industry and environmental groups and are currently pending in the U.S. Court of Appeals for the Second Circuit.

In addition, the Federal EPA issued an information collection request and is developing revised effluent limitation guidelines for electricity generating facilities.  A proposed rule was signed in April 2013 with a final rule expected in September 2015.  The Federal EPA proposed eight options of increasing stringency and cost for fly ash and bottom ash transport water, scrubber wastewater, leachate from coal combustion byproduct landfills and impoundments and other wastewaters associated with coal-fired generating units, with four labeled preferred options.  Certain of the Federal EPA's preferred options have already been implemented or are part of long-term plans.  Management continues to review the proposal in detail to evaluate whether the plants are currently meeting the proposed limitations, what technologies have been incorporated into long-range plans and what additional costs might be incurred if the Federal EPA's most stringent options were adopted.  Management submitted detailed comments to the Federal EPA in September 2013 and participated in comments filed by various organizations of which the AEP System is a member.

In April 2014, the Federal EPA and the U.S. Army Corps of Engineers jointly issued a proposed rule to clarify the scope of the regulatory definition of “waters of the United States” in light of recent U.S. Supreme Court cases and published the proposed rule in the Federal Register. The CWA provides for federal jurisdiction over “navigable waters” defined as “the waters of the United States.” This proposed jurisdictional definition will apply to all CWA programs, potentially impacting generation, transmission and distribution permitting and compliance requirements. Among those programs are: permits for wastewater and storm water discharges, permits for impacts to wetlands and water bodies and oil spill prevention planning. Management agrees that clarity and efficiency in the permitting process is needed. Management is concerned that the proposed rule introduces new concepts and could subject more operations to CWA jurisdiction, thereby increasing the time and complexity of permitting. Management submitted detailed comments to the Federal EPA in November 2014 and also participated in comments filed by various organizations of which the AEP System is a member.

FINANCIAL CONDITION

BUDGETED CONSTRUCTION EXPENDITURES

The 2015 estimated construction expenditures by Registrant Subsidiary include distribution, transmission and generation related investments, as well as expenditures for compliance with environmental regulations as follows:

	2015 Budgeted Construction Expenditures
Company	Environmental	Generation	Transmission	Distribution	Other	Total
	(in millions)
APCo	$70	$72	$255	$197	$30	$624
I&M	40	259	63	122	33	517
OPCo	—	—	94	268	36	398
PSO	85	88	24	185	17	399
SWEPCo	316	47	109	98	20	590

For 2015, 2016 and 2017, management forecasts annual construction expenditures for the AEP System of $4.5 billion, $3.8 billion and $3.9 billion, respectively.  The budgeted amounts for 2015 include debt AFUDC.  The expenditures are generally for distribution, transmission, generation and required environmental investment to comply with Federal EPA rules.  Estimated construction expenditures are subject to periodic review and modification and may vary based on the ongoing effects of regulatory constraints, environmental regulations, business opportunities, market volatility, economic trends, weather, legal reviews and the ability to access capital.  These construction expenditures will be funded through cash flows from operations and financing activities.  Generally, the Registrant Subsidiaries use cash or short-term borrowings under the money pool to fund these expenditures until long-term funding is arranged.

SIGNIFICANT TAX LEGISLATION

The Small Business Jobs Act extended the time for claiming bonus depreciation and increased the deduction to 100% for 2011 and decreased the deduction to 50% for 2012.  The American Taxpayer Relief Act of 2012 provided for the extension of several business and energy industry tax deductions and credits, including the one-year extension of 50% bonus depreciation to 2013.  The Tax Increase Prevention Act of 2014 also included a one-year extension of the 50% bonus depreciation and provided for the extension of research and development, employment and several energy tax credits for 2014. These enacted provisions had no material impact on the Registrant Subsidiaries’ net income or financial condition but did have a favorable impact on cash flows in 2013 and 2014 and are expected to have a favorable impact on cash flows in 2015.

CYBER SECURITY

Cyber security presents a growing risk for electric utility systems because a cyber-attack could affect critical energy infrastructure.  Breaches to the cyber security of the grid or to the AEP System are potentially disruptive to people, property and commerce and create risk for business, investors and customers.  In February 2013, President Obama signed an executive order that addresses how government agencies will operate and support the functions in cyber security as well as redefines how the government interfaces with critical infrastructure, such as the electric grid.  The AEP System already operates under regulatory cyber security standards to protect critical infrastructure.  The cyber security framework that is being developed through this executive order will be reviewed by FERC and the U.S. Department of Energy (DOE).  In 2014, the DOE developed an Energy Sector Cyber Security Framework Implementation Guide for utilities to use in adopting and implementing the National Institute of Standards and Technology framework. AEP is actively engaged in the framework adoption process.

The electric utility industry is one of the few critical infrastructure functions with mandatory cyber security requirements under the authority of FERC. The Energy Policy Act of 2005 gave FERC the authority to oversee reliability of the bulk power system, including the authority to approve mandatory cyber security reliability standards. North American Electric Reliability Corporation (NERC), which FERC certified as the nation's Electric Reliability Organization, developed critical infrastructure protection cyber security reliability standards. In 2013, as part of the industry’s continuing program to advance threat sharing and coordination, AEP participated in the NERC GridEx II exercise.  This effort, led by NERC, tested and developed the coordination and interaction between utilities and various government agencies relative to potential cyber and physical threats against the nation’s electric grid.

Critical cyber assets, such as data centers, power plants, transmission operations centers and business networks are protected using multiple layers of cyber security and authentication.  The AEP System is constantly scanned for risks or threats. Cyber hackers have been able to breach a number of very secure facilities, from federal agencies, banks and retailers to social media sites.  As these events become known and develop, AEP continually assesses its cyber security tools and processes to determine where to strengthen its defenses. Management continually reviews the business continuity plan to develop an effective recovery effort that decreases response times, limits financial impacts and maintains customer confidence following any business interruption. Management works closely with a broad range of departments, including Legal, Regulatory, Corporate Communications and Information Technology Security, to ensure the corporate response to consequences of any breach or potential breach is appropriate both for internal and external audiences based on the specific circumstances surrounding the event.

Management continues to take steps to enhance the AEP System’s capabilities for identifying risks or threats and has shared that knowledge threats with utility peers, industry and federal agencies.  The AEP System operates a Cyber Security Operations Center.  Funding for this included a grant from the American Recovery and Reinvestment Act – U.S. Department of Energy Smart Grid Demonstration Program.  This facility was initially designed as a pilot cyber threat and information-sharing center specifically for the electric sector and is fully operational.

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

The changes in unbilled electricity utility revenues for the years ended December 31, 2014, 2013 and 2012 were as follows:

	Years Ended December 31,
Company	2014	2013	2012
	(in thousands)
APCo	$4,540	$(11,600)	$8,047
I&M	(22,506)	6,077	(1,233)
OPCo	5,055	(17,375)	(14,721)
PSO	(3,149)	(3,842)	5,213
SWEPCo	(3,602)	3,225	2,302

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

The following table shows the net periodic cost (credit) by Registrant Subsidiary for the Plans:

	Pension Plans			Other Postretirement Benefit Plans
	Years Ended December 31,
Net Periodic Cost (Credit)	2014	2013	2012	2014	2013	2012
	(in thousands)
APCo	$19,523	$22,015	$16,646	$(9,765)	$72	$15,540
I&M	20,148	21,893	16,563	(10,922)	(3,638)	11,358
OPCo	13,397	17,295	18,978	(9,436)	579	20,282
PSO	9,709	11,022	7,495	(5,068)	(1,737)	4,821
SWEPCo	11,237	12,519	8,307	(5,933)	(2,115)	5,928

The net periodic benefit cost is calculated based upon a number of actuarial assumptions, including expected long-term rates of return on the Plans’ assets.  In developing the expected long-term rate of return assumption for 2015, management evaluated input from actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions.  Management also considered historical returns of the investment markets and changes in tax rates which affect a portion of the Postretirement Plans’ assets.  Management anticipates that the investment managers employed for the Plans will invest the assets to generate future returns averaging 6% for the Qualified Plan and 6.75% for the Postretirement Plans.

The expected long-term rate of return on the Plans’ assets is based on AEP’s targeted asset allocation and expected investment returns for each investment category.  Assumptions for the Plans are summarized in the following table:

	Pension Plans		Other Postretirement Benefit Plans
	2015 Target Asset Allocation	Assumed/ Expected Long-Term Rate of Return	2015 Target Asset Allocation	Assumed/ Expected Long-Term Rate of Return
Equity	30%	8.50%	65%	8.50%
Fixed Income	55%	4.10%	33%	4.10%
Other Investments	15%	7.30%	—%	—%
Cash and Cash Equivalents	—%	—%	2%	2.80%
Total	100%		100%

Management regularly reviews the actual asset allocation and periodically rebalances the investments to the targeted allocation.  Management believes that 6% and 6.75% are reasonable estimates of the long-term rate of return on the Plans’ assets.  The Pension Plans’ assets had an actual gain of 10.6% and 8.1% for the years ended December 31, 2014 and 2013, respectively.  The Postretirement Plans’ assets had an actual gain of 7.2% and 14.3% for the years ended December 31, 2014 and 2013, respectively.  Management will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust the assumptions as necessary.

AEP bases the determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.  As of December 31, 2014, AEP had cumulative gains of approximately $270 million that remain to be recognized in the calculation of the market-related value of assets.  These unrecognized net actuarial gains may result in decreases in the future pension costs depending on several factors, including whether such gains at each measurement date exceed the corridor in accordance with “Compensation – Retirement Benefits” accounting guidance.  See the table below for the amount of cumulative gains by Registrant Subsidiary.

Cumulative Gains – Deferred Asset Gain	December 31, 2014
(in thousands)
APCo	$34,949
I&M	32,198
OPCo	27,123
PSO	14,990
SWEPCo	15,788

The method used to determine the discount rate that AEP utilizes for determining future obligations is a duration-based method in which a hypothetical portfolio of high quality corporate bonds is constructed with cash flows matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate as of December 31, 2014 under this method was 4% for the Qualified Plan, 3.9% for the Nonqualified Plans and 4% for the Postretirement Plans.  Due to the effect of the unrecognized actuarial gains and based on an expected rate of return on the Pension Plans’ assets of 6%, discount rates of 4% and 3.9% and various other assumptions including adoption of updated mortality tables that the Society of Actuaries issued in October 2014, management estimates that the pension costs by Registrant Subsidiary for all pension plans will approximate the amounts in the following table.  Based on an expected rate of return on the OPEB plans’ assets of 6.75%, a discount rate of 4% and various other assumptions including adoption of updated mortality tables that the Society of Actuaries issued in October 2014, management estimates Postretirement Plan credits by Registrant Subsidiary will approximate the amounts in the following table.

	Pension Plans			Other Postretirement Benefit Plans
Estimated Postretirement Plan Costs (Credits)	Years Ended December 31,
	2015	2016	2017	2015	2016	2017
	(in thousands)
APCo	$15,260	$10,934	$6,273	$(13,464)	$(14,259)	$(15,064)
I&M	16,962	12,599	9,104	(12,782)	(13,291)	(13,818)
OPCo	10,213	7,216	4,299	(11,292)	(11,724)	(12,164)
PSO	8,531	6,648	5,312	(5,974)	(6,212)	(6,458)
SWEPCo	10,343	8,274	6,727	(6,943)	(7,221)	(7,517)

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

The value of AEP’s Pension Plans’ assets increased to $5 billion as of December 31, 2014 from $4.7 billion as of December 31, 2013 primarily due to investment returns and contributions from AEP System companies in excess of benefit payments.  During 2014, the Qualified Plan paid $289 million and the Nonqualified Plans paid $7 million in benefits to plan participants.  The value of AEP’s Postretirement Plans’ assets remained unchanged at $1.7 billion as of December 31, 2014 and 2013 primarily due to investment returns and contributions from AEP System companies and the participants offsetting benefit payments.  The Postretirement Plans paid $134 million in benefits to plan participants during 2014.  See Note 8 for complete details by Registrant Subsidiary.

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

APCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2014 Benefit Obligations
Discount Rate	$(37,985)	$41,855	$(13,735)	$15,081
Compensation Increase Rate	1,696	(1,522)	NA	NA
Cash Balance Crediting Rate	7,823	(6,818)	NA	NA
Health Care Cost Trend Rate	NA	NA	7,093	(6,433)

Effect on 2014 Periodic Cost
Discount Rate	(2,360)	2,561	(978)	1,078
Compensation Increase Rate	650	(591)	NA	NA
Cash Balance Crediting Rate	1,902	(1,779)	NA	NA
Health Care Cost Trend Rate	NA	NA	1,086	(948)
Expected Return on Plan Assets	(2,916)	2,916	(1,378)	1,378

I&M			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2014 Benefit Obligations
Discount Rate	$(36,018)	$39,913	$(8,443)	$9,301
Compensation Increase Rate	2,627	(2,375)	NA	NA
Cash Balance Crediting Rate	9,530	(8,381)	NA	NA
Health Care Cost Trend Rate	NA	NA	2,979	(2,624)

Effect on 2014 Periodic Cost
Discount Rate	(2,075)	2,251	(506)	551
Compensation Increase Rate	571	(520)	NA	NA
Cash Balance Crediting Rate	1,672	(1,563)	NA	NA
Health Care Cost Trend Rate	NA	NA	415	(361)
Expected Return on Plan Assets	(2,563)	2,563	(983)	983

OPCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2014 Benefit Obligations
Discount Rate	$(26,978)	$29,695	$(8,242)	$9,031
Compensation Increase Rate	1,652	(1,484)	NA	NA
Cash Balance Crediting Rate	5,257	(4,603)	NA	NA
Health Care Cost Trend Rate	NA	NA	3,632	(3,293)

Effect on 2014 Periodic Cost
Discount Rate	(1,768)	1,918	(522)	568
Compensation Increase Rate	486	(443)	NA	NA
Cash Balance Crediting Rate	1,424	(1,332)	NA	NA
Health Care Cost Trend Rate	NA	NA	428	(372)
Expected Return on Plan Assets	(2,184)	2,184	(1,013)	1,013

PSO			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
	(in thousands)
Effect on December 31, 2014 Benefit Obligations
Discount Rate	$(14,011)	$15,348	$(3,998)	$4,402
Compensation Increase Rate	1,556	(1,453)	NA	NA
Cash Balance Crediting Rate	5,139	(4,835)	NA	NA
Health Care Cost Trend Rate	NA	NA	1,418	(1,254)

Effect on 2014 Periodic Cost
Discount Rate	(954)	1,035	(240)	262
Compensation Increase Rate	265	(241)	NA	NA
Cash Balance Crediting Rate	767	(718)	NA	NA
Health Care Cost Trend Rate	NA	NA	197	(171)
Expected Return on Plan Assets	(1,174)	1,174	(467)	467

SWEPCo			Other Postretirement
	Pension Plans		Benefit Plans
	+0.5%	-0.5%	+0.5%	-0.5%
		(in thousands)
Effect on December 31, 2014 Benefit Obligations
Discount Rate	$(15,113)	$16,576	$(4,551)	$5,019
Compensation Increase Rate	1,849	(1,721)	NA	NA
Cash Balance Crediting Rate	6,416	(6,043)	NA	NA
Health Care Cost Trend Rate	NA	NA	1,388	(1,206)

Effect on 2014 Periodic Cost
Discount Rate	(999)	1,084	(265)	289
Compensation Increase Rate	277	(251)	NA	NA
Cash Balance Crediting Rate	804	(752)	NA	NA
Health Care Cost Trend Rate	NA	NA	218	(189)
Expected Return on Plan Assets	(1,231)	1,231	(515)	515

NA	Not applicable.

ACCOUNTING PRONOUNCEMENTS

Pronouncements Adopted in 2015

The FASB issued ASU 2014-08 “Presentation of Financial Statements and Property, Plant and Equipment” changing the presentation of discontinued operations on the statements of income and other requirements for reporting discontinued operations. Under the new standard, a disposal of a component or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component meets the criteria to be classified as held-for-sale or is disposed. The amendments in this update also require additional disclosures about discontinued operations and disposal of an individually significant component of an entity that does not qualify for discontinued operations. Management adopted ASU 2014-08 effective January 1, 2015. Management expects no impact on the financial statements in the first quarter of 2015.

Pronouncements Effective in the Future

The FASB issued ASU 2014-09 "Revenue from Contracts with Customers" clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. The new accounting guidance is effective for interim and annual periods beginning after December 15, 2016. Management is analyzing the impact of this new standard and, at this time, cannot estimate the impact of adoption on revenue or net income. Management plans to adopt ASU 2014-09 effective January 1, 2017.

The FASB issued ASU 2015-01 “Income Statement – Extraordinary and Unusual Items” eliminating the concept of extraordinary items for presentation on the face of the income statement. Under the new standard, a material event or transaction that is unusual in nature, infrequent or both shall be reported as a separate component of income from continuing operations. Alternatively, it may be disclosed in the notes to financial statements. The new accounting guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted if applied from the beginning of a fiscal year. As applicable, this standard may change the presentation of amounts in the income statements. Management plans to adopt ASU 2015-01 effective January 1, 2016.

Future Accounting Changes

The FASB’s standard-setting process is ongoing and until new standards have been finalized and issued, management cannot determine the impact on the reporting of the Registrant Subsidiaries’ operations and financial position that may result from any such future changes.  The FASB is currently working on several projects including financial instruments, leases, insurance, hedge accounting and consolidation policy.  The ultimate pronouncements resulting from these and future projects could have an impact on future net income and financial position.